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                       MORGAN STANLEY ABS CAPITAL I INC.,

                                  as Depositor,

                     WELLS FARGO BANK, NATIONAL ASSOCIATION,

                as Master Servicer and Securities Administrator,

                          SAXON MORTGAGE SERVICES, INC.

                                  as Servicer,

                         IXIS REAL ESTATE CAPITAL INC.,

                             as Unaffiliated Seller,

                                       and

                      DEUTSCHE BANK NATIONAL TRUST COMPANY,

                            as Trustee and Custodian.

                         POOLING AND SERVICING AGREEMENT

                           Dated as of January 1, 2007

                     IXIS REAL ESTATE CAPITAL TRUST 2007-HE1

                       MORTGAGE PASS-THROUGH CERTIFICATES,
                                 SERIES 2007-HE1

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                                                                                                      Page
                                                                                                      ----

   Section 2.03  Representations, Warranties and Covenants of the Unaffiliated Seller and the
                 Servicer..........................................................................     80
   Section 2.04  The Depositor and the Mortgage Loans..............................................     85
   Section 2.05  Delivery of Opinion of Counsel or Officer's Certificate in Connection with

   Section 3.20  Documents, Records and Funds in Possession of the Servicer to be Held for the

                                        i

   Section 3.23  Annual Independent Public Accountants' Servicing Statement; Financial Statements..    114

                                       ii

   Section 8.11  Tax Matters.......................................................................    157
   Section 8.12  Periodic Filings..................................................................    159
   Section 8.13  Tax Classification of the Supplemental Interest Trust, the Excess Reserve Fund

                                       iii

SCHEDULES

Schedule I      Mortgage Loan Schedule
Schedule IA     [Reserved]
Schedule IB     Schedule of Saxon Serviced Loans
Schedule II     [Reserved]
Schedule IIA    [Reserved]
Schedule III    Representations and Warranties of Saxon
Schedule IIIA   Further Representations and Warranties of Saxon
Schedule IV     Representations and Warranties as to the Unaffiliated Seller

EXHIBITS

Exhibit         A Form of Class A-1, Class A-2, Class A-3, Class A-4, Class
                M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6,
                Class B-1, Class B-2 and Class B-3
Exhibit B       Form of Class B-4 Certificate
Exhibit C       Form of Class P Certificate
Exhibit D       Form of Class R Certificate
Exhibit E       Form of Class X Certificate
Exhibit F       Form of Initial Certification of Custodian
Exhibit G       Form of Final Certification of Custodian
Exhibit H       Form of Residual Transfer Affidavit
Exhibit I       Form of Transferor Certificate
Exhibit J       Form of Rule 144A Letter
Exhibit K       Form of Request for Release
Exhibit L       Form of Subsequent Transfer Agreement
Exhibit M       Depositor Certification
Exhibit N-1     Servicer Certification to be provided to Depositor
Exhibit N-2     Master Servicer Certification to be provided to Depositor
Exhibit O       Trustee Certification to be provided to Depositor
Exhibit P       Form for Calculation of Realized Loss/Gain
Exhibit Q       Servicing Criteria
Exhibit R       Additional Form 10-D Disclosure
Exhibit S       Additional Form 10-K Disclosure
Exhibit T       Form 8-K Disclosure Information
Exhibit U       Interest Rate Swap Agreement
Exhibit V       Interest Rate Cap Agreement
Exhibit W       Form of Advance Reimbursement Notice
Exhibit X       Form of Master Servicer's Report
Exhibit Y       Accredited Agreements

                                       iv

Exhibit Z       CIT Agreements
Exhibit AA      First Bank Agreements
Exhibit BB      First Horizon Agreements
Exhibit CC      First NLC Agreements
Exhibit DD      FlexPoint Agreements
Exhibit EE      Funding America Agreements
Exhibit FF      Lenders Direct Agreements
Exhibit GG      Lime Financial Agreements
Exhibit HH      Mandalay Agreements
Exhibit II      Master Financial Agreements
Exhibit JJ      Maxim Agreements
Exhibit KK      NC Capital Agreements
Exhibit LL      Platinum Agreements
Exhibit MM      Quick Loan Agreements
Exhibit NN      Rose Agreements
Exhibit OO      Sebring Purchase Agreement

                                        v

          THIS POOLING AND SERVICING AGREEMENT, dated as of January 1, 2007, among MORGAN STANLEY ABS CAPITAL I INC., a Delaware corporation, as depositor
(the "Depositor"), WELLS FARGO BANK, NATIONAL ASSOCIATION, a banking association organized under the laws of the United States, as master servicer and securities administrator (in each such capacity, respectively, the "Master Servicer" and the "Securities Administrator"), SAXON MORTGAGE SERVICES, INC., a Texas
corporation ("Saxon" or the "Servicer"), IXIS REAL ESTATE CAPITAL INC. (f/k/a
CDC Mortgage Capital Inc.), a New York corporation, as unaffiliated seller (the
"Unaffiliated Seller") and DEUTSCHE BANK NATIONAL TRUST COMPANY, a national banking association, as trustee and custodian (in each such capacity respectively, the "Trustee" and the "Custodian").

                                   WITNESSETH:

In consideration of the mutual agreements herein contained, the parties hereto agree as follows:

                              PRELIMINARY STATEMENT

          The Securities Administrator on behalf of the Trustee shall elect that five segregated asset pools within the Trust Fund be treated for federal income tax purposes as comprising five REMICs (each a "REMIC" or, in the alternative,
REMIC I, REMIC II, REMIC III, REMIC IV and REMIC V, respectively). Each Class of
Certificates, other than the Class P and Class R Certificates and other than the right of each Class of LIBOR Certificates to receive Basis Risk Carry Forward
Amounts and the right of the Class X Certificates to receive payments from the
Interest Rate Swap Agreement, the Interest Rate Cap Agreement and the
Pre-Funding Reserve Account, represents ownership of one or more regular interests in REMIC V for purposes of the REMIC Provisions. Additionally, the
Class X Certificates represent the obligation to make certain payments of Basis
Risk Carry Forward Amounts to Holders of LIBOR Certificates, and the LIBOR
Certificates represent the obligation to make certain payments to the Class X
Certificateholder to the extent that the interest accrued on its corresponding
REMIC V Regular Interest is in excess of the interest accrued on such LIBOR
Certificate. The Class P Certificates represent beneficial ownership of the
Prepayment Charges, which portion of the Trust Fund shall be treated as a grantor trust. The Class I Interests are uncertificated REMIC V Regular
Interests and are designed to fund net swap payments, in full or in part, on the
Interest Rate Swap Agreement. The Class R Certificate represents ownership of the sole class of residual interest in each of REMIC I, REMIC II, REMIC III,
REMIC IV and REMIC V for purposes of the REMIC Provisions. The Class R-V, Class
R-IV, Class R-III, Class R-II and Class R-I Interests comprise the Class R
Certificate. The Startup Day for each REMIC described herein is the Closing
Date. The latest possible maturity date for each regular interest is the date referenced for such regular interest in this preliminary statement.

          REMIC V shall hold as assets the several classes of uncertificated
REMIC IV Regular Interests. Each such REMIC IV Regular Interest is hereby designated as a regular interest in REMIC IV. The Class IV-A-1, Class IV-A-2,
Class IV-A-3, Class IV-A-4, Class IV-M-1, Class IV-M-2, Class IV-M-3, Class
IV-M-4, Class IV-M-5, Class IV-M-6, Class IV-B-1,

                                        1

Class IV-B-2, Class IV-B-3, and Class IV-B-4 Interests are hereby designated the
REMIC IV Accretion Directed Classes.

          REMIC IV shall hold as assets the several classes of uncertificated
REMIC III Regular Interests. Each such REMIC III Regular Interest is hereby designated as a regular interest in REMIC III.

          REMIC III shall hold as assets the several classes of uncertificated
REMIC II Regular Interests. Each such REMIC II Regular Interest is hereby designated as a regular interest in REMIC II.

          REMIC II shall hold as assets the several classes of uncertificated
REMIC I Regular Interests. Each such REMIC I Regular Interest is hereby designated as a regular interest in REMIC I.

          REMIC I shall hold as assets all of the assets included in the Trust
Fund other than the Prepayment Charges, the Supplemental Interest Trust, the
Excess Reserve Fund Account, the Swap Account, the Pre-Funding Account, the
Pre-Funding Reserve Account, the Capitalized Interest Account, the Interest Rate
Cap Agreement and the Interest Rate Swap Agreement.

          The REMIC I Regular Interests and the Class R-I Interest shall have the following tier interest rate, initial tier principal amount and latest possible maturity date as set forth in the table below.

REMIC I CLASS   TIER INTEREST   INITIAL TIER PRINCIPAL    LATEST POSSIBLE
 DESIGNATION         RATE               AMOUNT             MATURITY DATE
-------------   -------------   ----------------------   ----------------
Class I-C1           (1)            $649,793,393.95        May 25, 2037
Class I-PO1          (2)            $145,206,606.05        May 25, 2037
Class I-N            (3)                  (4)            April 25, 2007
Class R-I            (5)                  (5)

(1)  The interest rate with respect to any Distribution Date for this Class I-C1
     Interest is (i) for the first three Distribution Dates, a per annum variable rate equal to the weighted average of the Adjusted Net Mortgage
     Rates then in effect at the beginning of the related Prepayment Period on the Initial Mortgage Loans, and (ii) thereafter, a per annum variable rate equal to the weighted average of the Adjusted Net Mortgage Rates then in effect at the beginning of the related Prepayment Period on the Mortgage
     Loans.

(2)  The interest rate with respect to any Distribution Date for the Class I-PO1
     Interest is (i) for the first three Distribution Dates, 0.00% and (ii)
     thereafter, a per annum variable rate equal to the weighted average of the
     Adjusted Net Mortgage Rates then in effect at the beginning of the related
     Prepayment Period on the Mortgage Loans.

                                        2

(3)  The interest rate with respect to any Distribution Date for the Class I-N
     Interest is (i) for the first three Distribution Dates, all interest on the
     Subsequent Mortgage Loans for such Distribution Date divided by
     $145,206,606.05 and (ii) thereafter, 0.00%.

(4)  The Class I-N Interest will have a notional principal balance equal to
     $145,206,606.05.

(5)  The Class R-I Interest is the sole class of residual interest in REMIC I.
     The Class R-I does not have a principal amount or an interest rate.

          During the Pre-Funding Period, all principal payments (scheduled and prepaid) and Realized Losses with respect to the Initial Mortgage Loans shall be allocated to the Class I-C1 Interest, until such Class is paid in full or eliminated by such losses. All principal payments (scheduled and prepaid) and
Realized Losses generated with respect to the Subsequent Mortgage Loans and any amounts transferred from the Pre-Funding Account to REMIC I shall be allocated to the Class I-PO1 Interest.

          On each Distribution Date thereafter, all principal payments
(scheduled and prepaid) and Realized Losses generated with respect to the
Mortgage Loans shall be allocated, pro rata, to the Class I-C1 and Class I-PO1
Interests, until such Classes are paid in full or eliminated by such losses..

          The REMIC II Regular Interests and the Class R-II Interest shall have the following tier interest rate, initial tier principal amount and latest possible maturity date as set forth in the table below.

REMIC II CLASS   TIER INTEREST   INITIAL TIER PRINCIPAL   LATEST POSSIBLE
  DESIGNATION         RATE               AMOUNT            MATURITY DATE
--------------   -------------   ----------------------   ----------------
Class II-C1           (1)           $ 21,848,018.30         May 25, 2037
Class II-C2           (1)           $ 21,165,492.00         May 25, 2037
Class II-C3           (1)           $ 20,453,385.90         May 25, 2037
Class II-C4           (1)           $ 19,751,451.70         May 25, 2037
Class II-C5           (1)           $ 18,863,516.40         May 25, 2037
Class II-C6           (1)           $ 35,798,061.50         May 25, 2037
Class II-C7           (1)           $ 37,518,606.30         May 25, 2037
Class II-C8           (1)           $ 19,983,395.30         May 25, 2037
Class II-C9           (1)           $ 24,276,866.20         May 25, 2037
Class II-C10          (1)           $ 53,088,625.00         May 25, 2037

                                        3

Class II-C11          (1)           $ 17,161,009.20         May 25, 2037
Class II-C12          (1)           $ 16,703,818.30         May 25, 2037
Class II-C13          (1)           $ 15,026,406.40         May 25, 2037
Class II-C14          (1)           $ 13,934,763.10         May 25, 2037
Class II-C15          (1)           $ 18,474,501.60         May 25, 2037
Class II-C16          (1)           $ 47,825,248.60         May 25, 2037
Class II-C17          (1)           $ 11,632,187.70         May 25, 2037
Class II-C18          (1)           $ 11,346,918.00         May 25, 2037
Class II-C19          (1)           $  9,893,387.30         May 25, 2037
Class II-C20          (1)           $  7,551,006.00         May 25, 2037
Class II-C21          (1)           $ 10,156,370.90         May 25, 2037
Class II-C22          (1)           $ 27,448,617.00         May 25, 2037
Class II-C23          (1)           $  9,351,583.60         May 25, 2037
Class II-C24          (1)           $  7,019,121.20         May 25, 2037
Class II-C25          (1)           $  5,555,409.80         May 25, 2037
Class II-C26          (1)           $  2,888,583.90         May 25, 2037
Class II-C27          (1)           $  2,522,876.40         May 25, 2037
Class II-C28          (1)           $  2,902,737.70         May 25, 2037
Class II-C29          (1)           $  5,322,823.20         May 25, 2037
Class II-C30          (1)           $  3,089,245.20         May 25, 2037
Class II-C31          (1)           $  2,355,432.20         May 25, 2037
Class II-C32          (1)           $  1,979,033.80         May 25, 2037

                                        4

Class II-C33          (1)           $  1,685,879.30         May 25, 2037
Class II-C34          (1)           $  1,901,240.70         May 25, 2037
Class II-C35          (1)           $  3,289,302.50         May 25, 2037
Class II-C36          (1)           $  2,006,419.80         May 25, 2037
Class II-C37          (1)           $  1,571,495.10         May 25, 2037
Class II-C38          (1)           $  1,360,861.10         May 25, 2037
Class II-C39          (1)           $  1,176,127.60         May 25, 2037
Class II-C40          (1)           $  1,095,065.30         May 25, 2037
Class II-C41          (1)           $  1,046,772.80         May 25, 2037
Class II-C42          (1)           $  1,010,354.00         May 25, 2037
Class II-C43          (1)           $    975,193.10         May 25, 2037
Class II-C44          (1)           $    941,247.00         May 25, 2037
Class II-C45          (1)           $    908,468.50         May 25, 2037
Class II-C46          (1)           $    876,821.90         May 25, 2037
Class II-C47          (1)           $    857,031.20         May 25, 2037
Class II-C48          (1)           $    852,653.50         May 25, 2037
Class II-C49          (1)           $    797,161.00         May 25, 2037
Class II-C50          (1)           $    763,960.50         May 25, 2037
Class II-C51          (1)           $    736,578.50         May 25, 2037
Class II-C52          (1)           $    708,301.50         May 25, 2037
Class II-C53          (1)           $    694,070.90         May 25, 2037
Class II-54           (1)           $    695,436.40         May 25, 2037

                                        5

Class II-55           (1)           $    643,744.00         May 25, 2037
Class II-56           (1)           $    615,481.30         May 25, 2037
Class II-57           (1)           $    593,129.90         May 25, 2037
Class II-58           (1)           $    569,704.70         May 25, 2037
Class II-59           (1)           $    555,563.90         May 25, 2037
Class II-60           (1)           $    550,753.70         May 25, 2037
Class II-61           (1)           $    515,895.70         May 25, 2037
Class II-62           (1)           $ 13,957,632.10         May 25, 2037
Class II-J1           (1)           $228,159,152.80         May 25, 2037
Class II-N            (2)                  (3)            April 25, 2007
Class R-II            (4)                  (4)

(1)  The interest rate with respect to any Distribution Date for these interests is the weighted average of the interest rates of the Class I-C1 and Class
     I-PO1 Interests.

(2)  The Class II-N Interest is entitled to all distributions of interest on the
     Class I-N Interest.

(3)  The Class II-N Interest will have a notional principal balance equal to the notional principal balance of the Class I-N Interest.

(4)  The Class R-II Interest is the sole class of residual interest in REMIC II.
     The Class R-II Interest does not have a principal amount or an interest rate.

          On each Distribution Date, all principal payments (scheduled and prepaid) and Realized Losses generated with respect to the Mortgage Loans and any amounts transferred from the Pre-Funding Account to REMIC I shall be allocated in the following order: (i) first, to the Class II-J1 Interest until such Class is paid in full or eliminated by such losses, (ii) second, to the
Class II-C1, Class II-C2, Class II-C3 and Class II-C4, in reverse numerical order, until such Classes are paid in full or eliminated by such losses and
(iii) third to the Class II-C5 through Class II-C62 Interests, sequentially, until such Classes are paid in full or eliminated by such losses.

                                        6

          The REMIC III Regular Interests and the Class R-III Interest shall have the following, Corresponding REMIC II Regular Interest, tier interest rate, initial tier principal amount and latest possible maturity date as set forth in the table below.

                    CORRESPONDING                    INITIAL TIER
REMIC III CLASS   REMIC II REGULAR   TIER INTEREST     PRINCIPAL    LATEST POSSIBLE MATURITY
  DESIGNATION         INTEREST            RATE          AMOUNT                DATE
---------------   ----------------   -------------   ------------   ------------------------

Class III-C1a        Class II-C1           (1)            (2)             May 25, 2037
Class III-C1b        Class II-C1           (5)            (3)             May 25, 2037
Class III-C1c        Class II-C1           (6)            (4)             May 25, 2037
Class III-C2a        Class II-C2           (1)            (2)             May 25, 2037
Class III-C2b        Class II-C2           (5)            (3)             May 25, 2037
Class III-C2c        Class II-C2           (6)            (4)             May 25, 2037
Class III-C3a        Class II-C3           (1)            (2)             May 25, 2037
Class III-C3b        Class II-C3           (5)            (3)             May 25, 2037
Class III-C3c        Class II-C3           (6)            (4)             May 25, 2037
Class III-C4a        Class II-C4           (1)            (2)             May 25, 2037
Class III-C4b        Class II-C4           (5)            (3)             May 25, 2037
Class III-C4c        Class II-C4           (6)            (4)             May 25, 2037
Class III-C5a        Class II-C5           (1)            (2)             May 25, 2037
Class III-C5b        Class II-C5           (5)            (3)             May 25, 2037
Class III-C5c        Class II-C5           (6)            (4)             May 25, 2037
Class III-C6a        Class II-C6           (1)            (2)             May 25, 2037
Class III-C6b        Class II-C6           (5)            (3)             May 25, 2037
Class III-C6c        Class II-C6           (6)            (4)             May 25, 2037
Class III-C7a        Class II-C7           (1)            (2)             May 25, 2037
Class III-C7b        Class II-C7           (5)            (3)             May 25, 2037
Class III-C7c        Class II-C7           (6)            (4)             May 25, 2037
Class III-C8a        Class II-C8           (1)            (2)             May 25, 2037
Class III-C8b        Class II-C8           (5)            (3)             May 25, 2037
Class III-C8c        Class II-C8           (6)            (4)             May 25, 2037
Class III-C9a        Class II-C9           (1)            (2)             May 25, 2037
Class III-C9b        Class II-C9           (5)            (3)             May 25, 2037
Class III-C9c        Class II-C9           (6)            (4)             May 25, 2037
Class III-C10a       Class II-C10          (1)            (2)             May 25, 2037

                                        7

                    CORRESPONDING                    INITIAL TIER
REMIC III CLASS   REMIC II REGULAR   TIER INTEREST     PRINCIPAL    LATEST POSSIBLE MATURITY
  DESIGNATION         INTEREST            RATE          AMOUNT                DATE
---------------   ----------------   -------------   ------------   ------------------------

Class III-C10b      Class II-C10           (5)            (3)             May 25, 2037
Class III-C10c      Class II-C10           (6)            (4)             May 25, 2037
Class III-C11a      Class II-C11           (1)            (2)             May 25, 2037
Class III-C11b      Class II-C11           (5)            (3)             May 25, 2037
Class III-C11c      Class II-C11           (6)            (4)             May 25, 2037
Class III-C12a      Class II-C12           (1)            (2)             May 25, 2037
Class III-C12b      Class II-C12           (5)            (3)             May 25, 2037
Class III-C12c      Class II-C12           (6)            (4)             May 25, 2037
Class III-C13a      Class II-C13           (1)            (2)             May 25, 2037
Class III-C13b      Class II-C13           (5)            (3)             May 25, 2037
Class III-C13c      Class II-C13           (6)            (4)             May 25, 2037
Class III-C14a      Class II-C14           (1)            (2)             May 25, 2037
Class III-C14b      Class II-C14           (5)            (3)             May 25, 2037
Class III-C14c      Class II-C14           (6)            (4)             May 25, 2037
Class III-C15a      Class II-C15           (1)            (2)             May 25, 2037
Class III-C15b      Class II-C15           (5)            (3)             May 25, 2037
Class III-C15c      Class II-C15           (6)            (4)             May 25, 2037
Class III-C16a      Class II-C16           (1)            (2)             May 25, 2037
Class III-C16b      Class II-C16           (5)            (3)             May 25, 2037
Class III-C16c      Class II-C16           (6)            (4)             May 25, 2037
Class III-C17a      Class II-C17           (1)            (2)             May 25, 2037
Class III-C17b      Class II-C17           (5)            (3)             May 25, 2037
Class III-C17c      Class II-C17           (6)            (4)             May 25, 2037
Class III-C18a      Class II-C18           (1)            (2)             May 25, 2037
Class III-C18b      Class II-C18           (5)            (3)             May 25, 2037
Class III-C18c      Class II-C18           (6)            (4)             May 25, 2037
Class III-C19a      Class II-C19           (1)            (2)             May 25, 2037
Class III-C19b      Class II-C19           (5)            (3)             May 25, 2037

                                       8

                    CORRESPONDING                    INITIAL TIER
REMIC III CLASS   REMIC II REGULAR   TIER INTEREST     PRINCIPAL    LATEST POSSIBLE MATURITY
  DESIGNATION         INTEREST            RATE          AMOUNT                DATE
---------------   ----------------   -------------   ------------   ------------------------

Class III-C19c      Class II-C19           (6)            (4)             May 25, 2037
Class III-C20a      Class II-C20           (1)            (2)             May 25, 2037
Class III-C20b      Class II-C20           (5)            (3)             May 25, 2037
Class III-C20c      Class II-C20           (6)            (4)             May 25, 2037
Class III-C21a      Class II-C21           (1)            (2)             May 25, 2037
Class III-C21b      Class II-C21           (5)            (3)             May 25, 2037
Class III-C21c      Class II-C21           (6)            (4)             May 25, 2037
Class III-C22a      Class II-C22           (1)            (2)             May 25, 2037
Class III-C22b      Class II-C22           (5)            (3)             May 25, 2037
Class III-C22c      Class II-C22           (6)            (4)             May 25, 2037
Class III-C23a      Class II-C23           (1)            (2)             May 25, 2037
Class III-C23b      Class II-C23           (5)            (3)             May 25, 2037
Class III-C23c      Class II-C23           (6)            (4)             May 25, 2037
Class III-C24a      Class II-C24           (1)            (2)             May 25, 2037
Class III-C24b      Class II-C24           (5)            (3)             May 25, 2037
Class III-C24c      Class II-C24           (6)            (4)             May 25, 2037
Class III-C25a      Class II-C25           (1)            (2)             May 25, 2037
Class III-C25b      Class II-C25           (5)            (3)             May 25, 2037
Class III-C25c      Class II-C25           (6)            (4)             May 25, 2037
Class III-C26a      Class II-C26           (1)            (2)             May 25, 2037
Class III-C26b      Class II-C26           (5)            (3)             May 25, 2037
Class III-C26c      Class II-C26           (6)            (4)             May 25, 2037
Class III-C27a      Class II-C27           (1)            (2)             May 25, 2037
Class III-C27b      Class II-C27           (5)            (3)             May 25, 2037
Class III-C27c      Class II-C27           (6)            (4)             May 25, 2037
Class III-C28a      Class II-C28           (1)            (2)             May 25, 2037
Class III-C28b      Class II-C28           (5)            (3)             May 25, 2037
Class III-C28c      Class II-C28           (6)            (4)             May 25, 2037

                                       9

                    CORRESPONDING                    INITIAL TIER
REMIC III CLASS   REMIC II REGULAR   TIER INTEREST     PRINCIPAL    LATEST POSSIBLE MATURITY
  DESIGNATION         INTEREST            RATE          AMOUNT                DATE
---------------   ----------------   -------------   ------------   ------------------------

Class III-C29a      Class II-C29           (1)            (2)             May 25, 2037
Class III-C29b      Class II-C29           (5)            (3)             May 25, 2037
Class III-C29c      Class II-C29           (6)            (4)             May 25, 2037
Class III-C30a      Class II-C30           (1)            (2)             May 25, 2037
Class III-C30b      Class II-C30           (5)            (3)             May 25, 2037
Class III-C30c      Class II-C30           (6)            (4)             May 25, 2037
Class III-C31a      Class II-C31           (1)            (2)             May 25, 2037
Class III-C31b      Class II-C31           (5)            (3)             May 25, 2037
Class III-C31c      Class II-C31           (6)            (4)             May 25, 2037
Class III-C32a      Class II-C32           (1)            (2)             May 25, 2037
Class III-C32b      Class II-C32           (5)            (3)             May 25, 2037
Class III-C32c      Class II-C32           (6)            (4)             May 25, 2037
Class III-C33a      Class II-C33           (1)            (2)             May 25, 2037
Class III-C33b      Class II-C33           (5)            (3)             May 25, 2037
Class III-C33c      Class II-C33           (6)            (4)             May 25, 2037
Class III-C34a      Class II-C34           (1)            (2)             May 25, 2037
Class III-C34b      Class II-C34           (5)            (3)             May 25, 2037
Class III-C34c      Class II-C34           (6)            (4)             May 25, 2037
Class III-C35a      Class II-C35           (1)            (2)             May 25, 2037
Class III-C35b      Class II-C35           (5)            (3)             May 25, 2037
Class III-C35c      Class II-C35           (6)            (4)             May 25, 2037
Class III-C36a      Class II-C36           (1)            (2)             May 25, 2037
Class III-C36b      Class II-C36           (5)            (3)             May 25, 2037
Class III-C36c      Class II-C36           (6)            (4)             May 25, 2037
Class III-C37a      Class II-C37           (1)            (2)             May 25, 2037
Class III-C37b      Class II-C37           (5)            (3)             May 25, 2037
Class III-C37c      Class II-C37           (6)            (4)             May 25, 2037
Class III-C38a      Class II-C38           (1)            (2)             May 25, 2037

                                       10

                    CORRESPONDING                    INITIAL TIER
REMIC III CLASS   REMIC II REGULAR   TIER INTEREST     PRINCIPAL    LATEST POSSIBLE MATURITY
  DESIGNATION         INTEREST            RATE          AMOUNT                DATE
---------------   ----------------   -------------   ------------   ------------------------

Class III-C38b      Class II-C38           (5)            (3)             May 25, 2037
Class III-C38c      Class II-C38           (6)            (4)             May 25, 2037
Class III-C39a      Class II-C39           (1)            (2)             May 25, 2037
Class III-C39b      Class II-C39           (5)            (3)             May 25, 2037
Class III-C39c      Class II-C39           (6)            (4)             May 25, 2037
Class III-C40a      Class II-C40           (1)            (2)             May 25, 2037
Class III-C40b      Class II-C40           (5)            (3)             May 25, 2037
Class III-C40c      Class II-C40           (6)            (4)             May 25, 2037
Class III-C41a      Class II-C41           (1)            (2)             May 25, 2037
Class III-C41b      Class II-C41           (5)            (3)             May 25, 2037
Class III-C41c      Class II-C41           (6)            (4)             May 25, 2037
Class III-C42a      Class II-C42           (1)            (2)             May 25, 2037
Class III-C42b      Class II-C42           (5)            (3)             May 25, 2037
Class III-C42c      Class II-C42           (6)            (4)             May 25, 2037
Class III-C43a      Class II-C43           (1)            (2)             May 25, 2037
Class III-C43b      Class II-C43           (5)            (3)             May 25, 2037
Class III-C43c      Class II-C43           (6)            (4)             May 25, 2037
Class III-C44a      Class II-C44           (1)            (2)             May 25, 2037
Class III-C44b      Class II-C44           (5)            (3)             May 25, 2037
Class III-C44c      Class II-C44           (6)            (4)             May 25, 2037
Class III-C45a      Class II-C45           (1)            (2)             May 25, 2037
Class III-C45b      Class II-C45           (5)            (3)             May 25, 2037
Class III-C45c      Class II-C45           (6)            (4)             May 25, 2037
Class III-C46a      Class II-C46           (1)            (2)             May 25, 2037
Class III-C46b      Class II-C46           (5)            (3)             May 25, 2037
Class III-C46c      Class II-C46           (6)            (4)             May 25, 2037
Class III-C47a      Class II-C47           (1)            (2)             May 25, 2037
Class III-C47b      Class II-C47           (5)            (3)             May 25, 2037

                                       11

                    CORRESPONDING                    INITIAL TIER
REMIC III CLASS   REMIC II REGULAR   TIER INTEREST     PRINCIPAL    LATEST POSSIBLE MATURITY
  DESIGNATION         INTEREST            RATE          AMOUNT                DATE
---------------   ----------------   -------------   ------------   ------------------------

Class III-C47c      Class II-C47           (6)           (4)             May 25, 2037
Class III-C48a      Class II-C48           (1)           (2)             May 25, 2037
Class III-C48b      Class II-C48           (5)           (3)             May 25, 2037
Class III-C48c      Class II-C48           (6)           (4)             May 25, 2037
Class III-C49a      Class II-C49           (1)           (2)             May 25, 2037
Class III-C49b      Class II-C49           (5)           (3)             May 25, 2037
Class III-C49c      Class II-C49           (6)           (4)             May 25, 2037
Class III-C50a      Class II-C50           (1)           (2)             May 25, 2037
Class III-C50b      Class II-C50           (5)           (3)             May 25, 2037
Class III-C50c      Class II-C50           (6)           (4)             May 25, 2037
Class III-C51a      Class II-C51           (1)           (2)             May 25, 2037
Class III-C51b      Class II-C51           (5)           (3)             May 25, 2037
Class III-C51c      Class II-C51           (6)           (4)             May 25, 2037
Class III-C52a      Class II-C52           (1)           (2)             May 25, 2037
Class III-C52b      Class II-C52           (5)           (3)             May 25, 2037
Class III-C52c      Class II-C52           (6)           (4)             May 25, 2037
Class III-C53a      Class II-C53           (1)           (2)             May 25, 2037
Class III-C53b      Class II-C53           (5)           (3)             May 25, 2037
Class III-C53c      Class II-C53           (6)           (4)             May 25, 2037
Class III-C54a      Class II-C54           (1)           (2)             May 25, 2037
Class III-C54b      Class II-C54           (5)           (3)             May 25, 2037
Class III-C54c      Class II-C54           (6)           (4)             May 25, 2037
Class III-C55a      Class II-C55           (1)           (2)             May 25, 2037
Class III-C55b      Class II-C55           (5)           (3)             May 25, 2037
Class III-C55c      Class II-C55           (6)           (4)             May 25, 2037
Class III-C56a      Class II-C56           (1)           (2)             May 25, 2037
Class III-C56b      Class II-C56           (5)           (3)             May 25, 2037
Class III-C56c      Class II-C56           (6)           (4)             May 25, 2037

                                       12

                    CORRESPONDING                    INITIAL TIER
REMIC III CLASS   REMIC II REGULAR   TIER INTEREST     PRINCIPAL    LATEST POSSIBLE MATURITY
  DESIGNATION         INTEREST            RATE          AMOUNT                DATE
---------------   ----------------   -------------   ------------   ------------------------

Class III-C57a      Class II-C57           (1)           (2)             May 25, 2037
Class III-C57b      Class II-C57           (5)           (3)             May 25, 2037
Class III-C57c      Class II-C57           (6)           (4)             May 25, 2037
Class III-C58a      Class II-C58           (1)           (2)             May 25, 2037
Class III-C58b      Class II-C58           (5)           (3)             May 25, 2037
Class III-C58c      Class II-58            (6)           (4)             May 25, 2037
Class III-C59a      Class II-C59           (1)           (2)             May 25, 2037
Class III-C59b      Class II-C59           (5)           (3)             May 25, 2037
Class III-C59c      Class II-C59           (6)           (4)             May 25, 2037
Class III-C60a      Class II-C60           (1)           (2)             May 25, 2037
Class III-C60b      Class II-C60           (5)           (3)             May 25, 2037
Class III-C60c      Class II-60            (6)           (4)             May 25, 2037
Class III-C61a      Class II-C61           (1)           (2)             May 25, 2037
Class III-C61b      Class II-C61           (5)           (3)             May 25, 2037
Class III-C61c      Class II-61            (6)           (4)             May 25, 2037
Class III-C62a      Class II-C62           (1)           (2)             May 25, 2037
Class III-C62b      Class II-C62           (5)           (3)             May 25, 2037
Class III-C62c      Class II-62            (6)           (4)             May 25, 2037
Class III-J1        Class II-J1            (7)           (8)             May 25, 2037
Class III-N         Class II-N             (9)          (10)           April 25, 2006
Class R-III                               (11)          (11)

(1)  The interest rate for these REMIC III Regular Interests will be as follows:
     (i) for all Distribution Dates commencing on the first Distribution Date through and including the Distribution Date in November 2007, REMIC III Net
     WAC, (ii) for all Distribution Dates commencing on the Distribution Date in
     December 2007 through and including the Corresponding Distribution Date,
     1.5 multiplied by (REMIC III Net WAC minus 4.883%) and (iii) for all other
     Distribution Dates, REMIC III Net WAC.

(2)  These REMIC III Regular Interests will have an initial principal balance equal to the product of (i) the initial principal balance of the
     Corresponding REMIC II Regular Interest and (ii) two divided by three.

(3)  These REMIC III Regular Interests will have an initial principal balance equal to the initial principal balance of the Corresponding REMIC II
     Regular Interest divided by three.

(4)  These REMIC III Regular Interests will have a notional principal balance equal to the principal balance of the Corresponding REMIC II Regular
     Interest.

(5)  The interest rate for these REMIC III Regular Interests will be as follows:
     (i) for all Distribution Dates commencing on the first Distribution Date through and including the Distribution Date in November 2007, REMIC III Net
     WAC, (ii) for all Distribution Dates commencing on the Distribution Date in
     December 2007 through and including the Corresponding Distribution Date, 3 multiplied by 1 Month LIBOR, subject to a cap of 14.65% and (iii) for all other Distribution Dates, REMIC III Net WAC.

(6)  The interest rate for these REMIC III Regular Interests will be as follows:
     (i) for all Distribution Dates commencing on the first Distribution Date through and including the Distribution Date in November 2007, REMIC III Net
     WAC, (ii) for all Distribution Dates commencing on the Distribution Date in
     December 2007 through and including the Corresponding Distribution Date,
     14.65% minus 1 month LIBOR, subject to a floor of zero and (ii) for all other Distribution Dates, zero.

(7)  The interest rate for this REMIC III Regular Interest will be equal to the
     REMIC III Net WAC.

(8)  These REMIC III Regular Interests will have an initial principal balance equal to the initial principal balance of the Corresponding REMIC II
     Regular Interest.

(9)  The Class III-N Interest is entitled to all distributions of interest on the Class II-N Interest.

(10) The Class III-N Interest will have a notional principal balance equal to the notional principal balance of the Class II-N Interest.

(11) The Class R-III Interest is the sole class of residual interest in REMIC
     III. The Class R-III Interest does not have a principal amount or an interest rate.

          On each Distribution Date, all principal payments (scheduled and prepaid) and Realized Losses generated with respect to the Mortgage Loans and any amounts transferred from the Pre-Funding Account to REMIC I shall be allocated in the following order: (i) first, to the Class III-J1 Interest until such Class is paid in full or eliminated by such losses, (ii) second, to the
Class III-C1a through Class III-C62a and Class III-C1b through Class III-C62b
Interests, first, pro rata between the two subsets of interests, and second, in reverse numerical order among the subsets of interests, until such Classes are paid in full or eliminated by such losses.

          The REMIC IV Regular Interests and the Class R-IV Interest shall have the following tier interest rate, initial principal amount, Corresponding REMIC
V Interest, and latest possible maturity date as set forth in the table below.

                   TIER                                   CORRESPONDING
REMIC IV CLASS   INTEREST    INITIAL TIER PRINCIPAL      REMIC V INTEREST/   LATEST POSSIBLE
 DESIGNATION       RATE              AMOUNT            CORRESPONDING CLASS    MATURITY DATE
--------------   --------   ------------------------   -------------------   ---------------

Class IV-A-1       (1)      1/2 of the Corresponding        Class A-1         May 25, 2037
                            Class initial principal
                                    balance
Class IV-A-2       (1)      1/2 of the Corresponding        Class A-2         May 25, 2037
                            Class initial principal
                                    balance
Class IV-A-3       (1)             1/2 of the               Class A-3         May 25, 2037

                                       13

                   TIER                                   CORRESPONDING
REMIC IV CLASS   INTEREST    INITIAL TIER PRINCIPAL      REMIC V INTEREST/   LATEST POSSIBLE
 DESIGNATION       RATE              AMOUNT            CORRESPONDING CLASS    MATURITY DATE
--------------   --------   ------------------------   -------------------   ---------------

                              Corresponding Class
                               initial principal
                                    balance
Class IV-A-4        (1)     1/2 of the Corresponding        Class A-4           May 25, 2037
                            Class initial principal
                                    balance
Class IV-M-1        (1)     1/2 of the Corresponding        Class M-1           May 25, 2037
                            Class initial principal
                                    balance
Class IV-M-2        (1)     1/2 of the Corresponding        Class M-2           May 25, 2037
                            Class initial principal
                                    balance
Class IV-M-3        (1)     1/2 of the Corresponding        Class M-3           May 25, 2037
                            Class initial principal
                                    balance
Class IV-M-4        (1)     1/2 of the Corresponding        Class M-4           May 25, 2037
                            Class initial principal
                                    balance
Class IV-M-5        (1)     1/2 of the Corresponding        Class M-5           May 25, 2037
                            Class initial principal
                                    balance
Class IV-M-6        (1)     1/2 of the Corresponding        Class M-6           May 25, 2037
                            Class initial principal
                                    balance
Class IV-B-1        (1)     1/2 of the Corresponding        Class B-1           May 25, 2037
                            Class initial principal
                                    balance
Class IV-B-2        (1)     1/2 of the Corresponding        Class B-2           May 25, 2037
                            Class initial principal
                                    balance

                                       14

                   TIER                                   CORRESPONDING
REMIC IV CLASS   INTEREST    INITIAL TIER PRINCIPAL      REMIC V INTEREST/   LATEST POSSIBLE
 DESIGNATION       RATE              AMOUNT            CORRESPONDING CLASS    MATURITY DATE
--------------   --------   ------------------------   -------------------   ---------------

Class IV-B-3        (1)     1/2 of the Corresponding        Class B-3           May 25, 2037
                            Class initial principal
                                    balance
Class IV-B-4        (1)     1/2 of the Corresponding        Class B-4           May 25, 2037
                            Class initial principal
                                    balance
Class IV-           (1)               (2)                      N/A              May 25, 2037
Accrual
Class IV-N          (3)               (4)                   Class X-2         April 25, 2006
Class IV-I1         (5)               (5)                   Class I-1        August 25, 2007
Class IV-I2         (6)               (6)                   Class I-2        August 25, 2008
Class IV-I3         (7)               (7)                   Class I-3        August 25, 2009
Class IV-I4         (8)               (8)                   Class I-4        August 25, 2010
Class IV-I5         (9)               (9)                   Class I-5          June 25, 2011
Class R-IV         (10)              (10)                   Class R

(1)  The interest rate with respect to any Distribution Date for these REMIC IV
     Regular Interests is the REMIC IV Net WAC.

(2)  The Class IV-Accrual Interest will have an initial principal balance equal to the product of (a) 50% and (b) the sum of (i) the Pool Stated Principal
     Balance (ii) the Subordinated Amount and (ii) the Initial Pre-Funded
     Amount.

(3)  The Class IV-N Interest is entitled to all distributions of interest on the
     Class III-N Interest.

(4)  The Class IV-N Interest will have a notional principal balance equal to the notional principal balance of the Class III-N Interest.

(5)  The Class IV-I1 Interest will be an interest-only regular interest and will be entitled to receive, on each Distribution Date, the amount distributable on the Class III-C1c through Class III-C13c Interests on such Distribution
     Date.

                                       15

(6)  The Class IV-I2 Interest will be an interest-only regular interest and will be entitled to receive, on each Distribution Date, the sum of the amounts distributable on the Class III-C14c through Class III-C25c Interests on such Distribution Date.

(7)  The Class IV-I3 Interest will be an interest-only regular interest and will be entitled to receive, on each Distribution Date, the sum of the amounts distributable on the Class III-C26c through Class III-C37c Interests on such Distribution Date.

(8)  The Class IV-I4 Interest will be an interest-only regular interest and will be entitled to receive, on each Distribution Date, the sum of the amounts distributable on the Class III-C38c through Class III-C49c Interests on such Distribution Date.

(9)  The Class IV-I5 Interest will be an interest-only regular interest and will be entitled to receive, on each Distribution Date, the sum of the amounts distributable on the Class III-C50c through Class III-C62c Interests on such Distribution Date.

(10) The Class R-IV Interest is the sole class of residual interest in REMIC IV.
     The Class R-IV Interest does not have a principal amount or an interest rate.

          On each Distribution Date, 50% of the increase in the Subordinated
Amount will be payable as a reduction of the principal balances of the REMIC IV
Accretion Directed Classes and will be accrued and added to the principal balance of the Class IV-Accrual Interest. To this end, each REMIC IV Accretion
Directed Class will be reduced by an amount equal to 50% of any increase in the
Subordinated Amount that is attributable to a reduction in the principal balance of its Corresponding Class. On each Distribution Date, the increase in the principal balance of the Class IV-Accrual Interest may not exceed interest accruals for such Distribution Date for the Class IV-Accrual Interest. If, with respect to any Distribution Date, 50% of the increase in the Subordinated Amount exceeds accrued interest on the Class IV-Accrual Interest, the excess
(accumulated with all such excess for all prior Distribution Dates) will be added to any increase in the Subordinated Amount for purposes of calculating accrued interest on the Class IV-Accrual Interest payable as principal on the
REMIC IV Accretion Directed Classes on the next Distribution Date.

          On each Distribution Date, all principal payments (scheduled and prepaid) on the Mortgage Loans and any amounts transferred from the Pre-Funding
Account to REMIC I shall be allocated as follows: 50% to the Class IV-Accrual
Interest and 50% to the REMIC IV Accretion Directed Classes, until such interests are paid in full. To this end, principal payments shall be allocated among such REMIC IV Accretion Directed Classes in an amount equal to 50% of the principal amounts allocated to their respective Corresponding Classes.
Notwithstanding the foregoing, principal payments allocated to the Class X
Certificates that result in the reduction in the Subordinated Amount shall be allocated to the Class IV-Accrual Interest until paid in full. On each
Distribution Date, Realized Losses shall be applied so that after all distributions have been made on each Distribution Date (i) the principal balance of each REMIC IV Accretion Directed Class is equal to 50% of the principal balance of its Corresponding Class, and (ii) the principal balance of the Class
IV-Accrual Interest is equal to 50% of the sum of (1) the Pool Stated Principal
Balance, (2) the Subordinated Amount and (3) the Pre-Funding Amount.

                                       16

          The REMIC V Regular Interests and the Class R-V Interest shall have the following tier interest rate, initial tier principal amount, corresponding classes, and latest possible maturity date as set forth in the table below.

                  TIER
REMIC V CLASS   INTEREST   INITIAL TIER PRINCIPAL                         LATEST POSSIBLE MATURITY
 DESIGNATION      RATE             AMOUNT           CORRESPONDING CLASS             DATE
-------------   --------   ----------------------   -------------------   ------------------------

Class A-1          (1)          $306,010,000            Class A-1(8)            May 25, 2037
Class A-2          (1)          $102,870,000            Class A-2(8)            May 25, 2037
Class A-3          (1)          $133,770,000            Class A-3(8)            May 25, 2037
Class A-4          (1)          $ 92,155,000            Class A-4(8)            May 25, 2037
Class M-1          (1)          $ 32,993,000            Class M-1(8)            May 25, 2037
Class M-2          (1)          $ 24,645,000            Class M-2(8)            May 25, 2037
Class M-3          (1)          $ 15,503,000            Class M-3(8)            May 25, 2037
Class M-4          (1)          $ 13,118,000            Class M-4(8)            May 25, 2037
Class M-5          (1)          $ 12,720,000            Class M-5(8)            May 25, 2037
Class M-6          (1)          $ 11,528,000            Class M-6(8)            May 25, 2037
Class B-1          (1)          $ 11,130,000            Class B-1(8)            May 25, 2037
Class B-2          (1)          $  7,950,000            Class B-2(8)            May 25, 2037
Class B-3          (1)          $  5,963,000            Class B-3(8)            May 25, 2037
Class B-4          (1)          $  7,950,000            Class B-4(8)            May 25, 2037
Class X-1(7)       (2)               (2)                  Class X(9)            May 25, 2037
Class X-2(7)       (3)               (4)                  Class X(9)            May 25, 2037
Class V-I1         (5)               (5)                  Class I-1             May 25, 2037
Class V-I2         (5)               (5)                  Class I-2             May 25, 2037
Class V-I3         (5)               (5)                  Class I-3             May 25, 2037
Class V-I4         (5)               (5)                  Class I-4             May 25, 2037
Class V-I5         (5)               (5)                  Class I-5             May 25, 2037
Class R-V          (6)               (6)                  Class R

(1)  These Certificates will bear interest during each Interest Accrual Period at a per annum variable rate equal to the least of (a) one-month LIBOR plus the applicable Pass-Through Margin or (c) the REMIC Adjusted WAC Cap.

                                       17

(2)  The Class X-1 Interest has an initial principal balance of $16,694,900 but it will not accrue interest on such balance but will accrue interest on a notional principal balance. As of any Distribution Date, the Class X-1
     Interest shall have a notional principal balance equal to the sum of (i)
     the Pool Stated Principal Balance and (ii) any amount remaining in the
     Pre-Funding Account as of the first day of the related Interest Accrual
     Period. With respect to any Interest Accrual Period, the Class X-1 Interest
     shall bear interest at a rate equal to the excess, if any, of the REMIC
     Adjusted WAC Cap over the product of (i) 2 and (ii) the weighted average interest rates of the REMIC IV Accretion Direction Classes and the Class
     IV-Accrual Interest, where each REMIC IV Accretion Directed Class is subject to a cap equal to the interest rate on its Corresponding REMIC V
     Interest and the Class IV-Accrual Interest is subject to a cap of zero.
     With respect to any Distribution Date, interest that so accrues on the notional principal balance of the Class X-1 Interest shall be deferred in an amount equal to any increase in the Subordinated Amount on such
     Distribution Date. Such deferred interest shall not itself bear interest.

(3)  The Class X-2 Interest is entitled to all distributions of interest on the
     Class IV-N Interest.

(4)  The Class X-2 Interest will have a notional principal balance equal to the notional principal balance of the Class IV-N Interest.

(5)  These REMIC V Regular Interests will be interest-only regular interests and will be entitled to receive on each Distribution Date all distribution on its corresponding REMIC IV Regular Interest for such Distribution Date.

(6)  The Class R-V Interest is the sole class of residual interest in REMIC V.
     The Class R-V Interest does not have a principal amount or an interest rate.

(7)  The Class X Certificates will represent two REMIC V Regular Interests, the
     Class X-1 and Class X-2 Interests.

(8)  Each of these Certificates will represent not only the ownership of the
     Corresponding Class of REMIC V Regular Interest but also the right to receive payments from the Excess Reserve Fund Account (including amounts in respect of the Interest Rate Cap Agreement) and the Swap Account in respect of any Basis Risk Carry Forward Amounts. For federal income tax purposes, the Trustee will treat a Certificateholder's right to receive of Basis Risk
     Carry Forward Amounts (including amounts in respect of the Interest Rate
     Cap Agreement) as payments made pursuant to a notional principal contract written by the Class X Certificateholders. Each of these Certificates will also represent the obligation to make certain payments on such notional principal contract to the extent that the interest accrued on its
     Corresponding REMIC V Regular Interest is in excess of the related Accrued
     Certificate Interest.

(9)  The Class X Certificates also represent the right to receive payments from the Interest Rate Swap Agreement, the Interest Rate Cap Agreement, the
     Pre-Funding Reserve Account and certain payments from Holders of the LIBOR
     Certificates as described in footnote 8 and the obligation to fund certain
     Basis Risk Carry Forward Amounts.

                                       18

          Set forth below are designations of Classes of Certificates to the categories used herein:

Book-Entry Certificates............   All Classes of Certificates other than the
                                      Physical Certificates.

Delay Certificates.................   None.

ERISA-Restricted Certificates......   Class B-4 Certificates, Class R
                                      Certificates, Class P Certificate and
                                      Class X Certificate; any certificate with
                                      a rating below the lowest applicable
                                      permitted rating under the Underwriters'
                                      Exemption.

LIBOR Certificates.................   Class A-1, Class A-2, Class A-3, Class A-4
                                      and Subordinated Certificates.

Non-Delay Certificates.............   Class A-1, Class A-2, Class A-3, Class
                                      A-4, Class X and Subordinated
                                      Certificates.

Offered Certificates...............   All Classes of Certificates other than the
                                      Private Certificates.

Physical Certificates..............   Class P, Class X and Class R Certificates.

Private Certificates...............   Class B-4, Class P, Class X and Class R
                                      Certificates.

Rating Agencies....................   Moody's, Fitch and Standard & Poor's.

Regular Certificates...............   All Classes of Certificates other than the
                                      Class P and Class R Certificates.

Residual Certificates..............   Class R Certificates.

Subordinated Certificates..........   Class M-1, Class M-2, Class M-3, Class
                                      M-4, Class M-5, Class M-6, Class B-1,
                                      Class B-2, Class B-3 and Class B-4
                                      Certificates.

                                       19

                                   ARTICLE I

                                   DEFINITIONS

          Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

          10-K Filing Deadline: As defined in Section 8.12(c).

          60+ Day Delinquent Loan: Each Mortgage Loan with respect to which any portion of a Scheduled Payment is, as of the last day of the prior Due Period, two months or more past due (without giving effect to any grace period), including Mortgage Loans related to REO Property.

          Accepted Servicing Practices: With respect to the Servicer and any
Mortgage Loan, those mortgage servicing practices set forth in Section 3.01.

          Account: Any of the Capitalized Interest Account, the Collection
Account, the Distribution Account, any Escrow Account, the Excess Reserve Fund
Account, the Swap Account, the Pre-Funding Account or the Pre-Funding Reserve
Account. Each Account shall be an Eligible Account.

          Accredited: Accredited Home Lenders, Inc., a California corporation, and its successors in interest.

          Accredited Agreements: The Accredited Purchase Agreement and the
Accredited Assignment Agreement, copies of which are attached hereto as Exhibit
Y.

          Accredited Assignment Agreement: The Assignment and Recognition
Agreement, dated as of January 30, 2007, by and among the Unaffiliated Seller, the Depositor and Accredited, and each other Assignment and Recognition
Agreement, by and among the Unaffiliated Seller, the Depositor and Accredited in
connection with any Subsequent Transfer of Accredited Mortgage Loans.

          Accredited Mortgage Loan: A Mortgage Loan which was acquired from
Accredited by the Unaffiliated Seller pursuant to the Accredited Purchase
Agreement, and which has been acquired by the Trust Fund.

          Accredited Purchase Agreement: The Third Amended and Restated Mortgage
Loan Purchase and Warranties Agreement, dated as of August 1, 2006, as amended to date, by and between the Unaffiliated Seller and Accredited.

          Accrued Certificate Interest: With respect to any Distribution Date for each Class of Certificates (other than the Class P, Class R and Class X
Certificates), the amount of interest accrued during the related Interest
Accrual Period at the applicable Pass-Through Rate on the related Class
Certificate Balance immediately prior to such Distribution Date, as reduced by such Class's share of Net Prepayment Interest Shortfalls and Relief Act
Shortfalls for such Distribution Date allocated to such Class pursuant to
Section 4.02.

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          Additional Form 10-D Disclosure: As defined in Section 8.12(b).

          Additional Form 10-K Disclosure: As defined in Section 8.12(c).

          Addition Notice: A written notice from the Unaffiliated Seller to the
Trustee, the Rating Agencies and the Securities Administrator that the
Unaffiliated Seller desires to make a Subsequent Transfer.

          Adjustable Rate Mortgage Loan: A Mortgage Loan bearing interest at an adjustable rate.

          Adjusted Mortgage Rate: As to each Mortgage Loan and at any time, the per annum rate equal to the Mortgage Rate less the Servicing Fee Rate.

          Adjusted Net Mortgage Rate: As to each Mortgage Loan and at any time, the per annum rate equal to the Mortgage Rate less the Expense Fee Rate.

          Adjustment Date: As to any Adjustable Rate Mortgage Loan, the first
Due Date on which the related Mortgage Rate adjusts as set forth in the related
Mortgage Note and each Due Date thereafter on which the Mortgage Rate adjusts as set forth in the related Mortgage Note.

          Advances: Collectively, the P&I Advances and Servicing Advances.

          Advance Facility: As defined in Section 3.27.

          Advance Facility Notice: As defined in Section 3.27.

          Advance Facility Termination Notice: As defined in Section 3.27.

          Advance Reimbursement Amount: As defined in Section 3.27.

          Advancing Person: As defined in Section 3.27.

          Affiliate: With respect to any Person, any other Person controlling, controlled by or under common control with such first Person. For the purposes of this definition, "control" means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and
"controlled" have meanings correlative to the foregoing.

          Agreement: This Pooling and Servicing Agreement and all amendments or supplements hereto.

          Amount Held for Future Distribution: As to the Certificates on any
Distribution Date, the aggregate amount held in each Collection Account at the close of business on the related Determination Date on account of (i) Principal
Prepayments, Insurance Proceeds, Condemnation Proceeds and Liquidation Proceeds
on the Mortgage Loans received after the end

                                       21

of the related Prepayment Period and (ii) all Scheduled Payments on the Mortgage
Loans due after the end of the related Due Period.

          Analytics Company: Intex Solutions, Inc., or any other bond analytics service provider identified to the Securities Administrator by the Depositor.

          Applied Realized Loss Amount: With respect to any Distribution Date, the amount, if any, by which the aggregate Class Certificate Balance of the
LIBOR Certificates after distributions of principal on such Distribution Date exceeds the aggregate Stated Principal Balance of the Mortgage Loans for such
Distribution Date.

          Appraised Value: The value set forth in an appraisal made in connection with the origination of the related Mortgage Loan as the value of the
Mortgaged Property.

          Assignment and Recognition Agreement: The Accredited Assignment
Agreement, the CIT Assignment Agreement, the First Bank Assignment Agreement,
the First Horizon Assignment Agreement, the First NLC Assignment Agreement, the
FlexPoint Assignment Agreement, the Funding America Assignment Agreement, the
Lenders Direct Assignment Agreement, the Lime Financial Assignment Agreement,
the Mandalay Assignment Agreement, the Master Financial Assignment Agreement,
the Maxim Assignment Agreement, the NC Capital Assignment Agreement, the Quick
Loan Assignment Agreement, the Platinum Assignment Agreement, the Rose
Assignment Agreement or the Sebring Assignment Agreement, as applicable.

          Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form (other than the assignee's name and recording information not yet returned from the recording office), reflecting the sale of the Mortgage to the Trustee.

          Available Funds: With respect to any Distribution Date and the
Mortgage Loans, to the extent received by the Securities Administrator (x) the sum of (i) the aggregate amount of Scheduled Payments on the Mortgage Loans due on the related Due Date (net of the related Expense Fees) and received by the
Servicer on or prior to the related Determination Date, together with any P&I
Advance in respect thereof, (ii) certain unscheduled payments in respect of the
Mortgage Loans received by the Servicer during the related Prepayment Period and remitted to the Master Servicer, including all partial or full prepayments,
Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds (excluding
Prepayment Charges), (iii) Compensating Interest payments from the Servicer to the Master Servicer in respect of Prepayment Interest Shortfalls for that
Distribution Date, (iv) for any Distribution Date on or prior to April 25, 2007, any funds required to be paid from the Capitalized Interest Account to make up for any interest shortfalls on the Initial Mortgage Loans, (v) immediately following the end of the Pre-Funding Period, all amounts, if any, on deposit in the Pre-Funding Account, (vi) the proceeds from repurchases of Mortgage Loans, and any Substitution Adjustment Amounts received in connection with respect to the substitutions of Mortgage Loans that occur during the month in which such
Distribution Date occurs at the Repurchase Price and (vii) all proceeds received with respect to the termination of the Trust Fund pursuant to Section 11.01 hereof, reduced by (y) amounts in reimbursement for Advances previously made with respect to the

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Mortgage Loans and other amounts, in each case, as to which the Master Servicer, the Securities Administrator, the Servicer, the Depositor, the Custodian or the
Trustee are entitled to be paid or reimbursed pursuant to this Agreement and any costs associated with a transfer of servicing to the extent not paid by the predecessor servicer.

          Balloon Loan: Any Mortgage Loan that requires only payments of interest until the stated maturity date of the Mortgage Loan or Scheduled
Payments of principal which (not including the payment due on its stated
maturity date) are based on an amortization schedule that would be insufficient to fully amortize the principal thereof by the stated maturity date of the
Mortgage Loan.

          Basic Principal Distribution Amount: With respect to any Distribution
Date, the excess of (i) the aggregate Principal Remittance Amount for such
Distribution Date over (ii) the sum of the Excess Subordinated Amount, if any, for such Distribution Date and any Net Swap Payment to the extent not covered by the Interest Remittance Amount.

          Basis Risk Carry Forward Amount: With respect to each Class of LIBOR
Certificates, as of any Distribution Date, the sum of (A) if on such
Distribution Date the Pass-Through Rate for any Class of LIBOR Certificates is
based upon the WAC Cap, the excess of (i) the amount of interest such Class of
Certificates would otherwise be entitled to receive on such Distribution Date had such rate been calculated as the sum of LIBOR and the applicable
Pass-Through Margin on such Class of Certificates for such Distribution Date, over (ii) the amount of interest payable on such Class of Certificates calculated at the WAC Cap for such Distribution Date and (B) the Basis Risk
Carry Forward Amount for such Class of Certificates for all previous
Distribution Dates not previously paid, together with interest thereon at a rate equal to the sum of LIBOR and the applicable Pass-Through Margin for such Class of Certificates for such Distribution Date. For federal income tax purposes, with respect to each Class of LIBOR Certificates, as of any Distribution Date,
the sum of (A) if on such Distribution Date, the interest rate for any
Corresponding REMIC V Regular Interest is based upon the REMIC Adjusted WAC Cap, the excess of (i) the amount of interest such Class of Certificates would otherwise be entitled to receive on such Distribution Date had such rate been calculated as the sum of LIBOR and the applicable Pass-Through Margin on such
Class of Certificates for such Distribution Date, over (ii) the amount of interest payable on such REMIC V Regular Interest calculated at the REMIC
Adjusted WAC Cap for such Distribution Date and (B) the Basis Risk Carry Forward
Amount for such Class of Certificates for all previous Distribution Dates not previously paid, together with interest thereon at a rate equal to the sum of
LIBOR and the applicable Pass-Through Margin for such Class of Certificates for such Distribution Date.

          Basis Risk Payment: For any Distribution Date, a payment in an amount equal to any Basis Risk Carry Forward Amount; provided, however, that with respect to any Distribution Date, the payment cannot exceed the amounts otherwise available for distribution on the Class X Certificates (prior to any reduction for (x) amounts paid from the Excess Reserve Fund Account to pay any
Basis Risk Carry Forward Amount or (y) any Defaulted Swap Termination Payment).

          Best's: Best's Key Rating Guide, as the same shall be amended from time to time.

          Book-Entry Certificates: As specified in the Preliminary Statement.

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          Business Day: Any day other than (i) Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions, in (a) the States of
California, Minnesota, New York, Utah, New Jersey and Florida, (b) the
applicable states in which the Servicer's servicing operations are located, (c)
the State in which the Securities Administrator's or Master Servicer's operations are located or (d) the State in which the Custodian's operations are located, are authorized or obligated by law or executive order to be closed.

          Cap Provider: IXIS Financial Products Inc., a Delaware corporation, and any successor thereto.

          Capitalized Interest Account: The separate Eligible Account created and maintained by the Securities Administrator pursuant to Section 3.07(e) in the name of the Securities Administrator for the benefit of the LIBOR
Certificateholders and designated "Wells Fargo Bank, National Association, in trust for registered holders of IXIS Real Estate Capital Trust 2007-HE1,
Mortgage Pass-Through Certificates, Series 2007-HE1".

          Capitalized Interest Requirement: With respect to the Distribution
Dates occurring in February 2007, March 2007 or April 2007, the excess, if any, of (x) the Accrued Certificate Interests for all classes of the LIBOR
Certificates for such Distribution Date over (y) all scheduled installments of interest (net of the related Expense Fees) due on the Mortgage Loans in the related Due Period. In no event will the Capitalized Interest Requirement be less than zero.

          Certificate: Any one of the Certificates executed by the Securities
Administrator in substantially the forms attached hereto as exhibits.

          Certificate Balance: With respect to any Class of Certificates, other than the Class X and Class R Certificates, at any date, the maximum dollar amount of principal to which the Holder thereof is then entitled hereunder, such amount being equal to the Denomination thereof minus all distributions of principal previously made with respect thereto and in the case of any
Certificates, reduced by any Applied Realized Loss Amounts allocated to such
Class of Certificates pursuant to Section 4.07; provided, however, that immediately following the Distribution Date on which a Subsequent Recovery is distributed, the Class Certificate Balances of any Class or Classes of
Certificates that have been previously reduced by Applied Realized Loss Amounts will be increased, in order of seniority, by the amount of the Subsequent
Recovery distributed on such Distribution Date (up to the amount of Unpaid
Realized Loss Amounts for such Class or Classes for such Distribution Date);
provided, that the Certificate Balance of any Class of Certificates that had previously been reduced to zero shall not be increased as a result of any
Subsequent Recoveries. The Class X and Class R Certificates have no Certificate
Balance.

          Certificate Owner: With respect to a Book-Entry Certificate, the
Person who is the beneficial owner of such Book-Entry Certificate.

          Certificate Register: The register maintained pursuant to Section
5.02.

          Certificateholder or Holder: The person in whose name a Certificate is registered in the Certificate Register, except that, solely for the purpose of giving any consent pursuant to

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this Agreement, any Certificate registered in the name of the Unaffiliated
Seller, Depositor or any of their respective Affiliates shall be deemed not to be Outstanding and the Percentage Interest evidenced thereby shall not be taken into account in determining whether the requisite amount of Percentage Interests necessary to effect such consent has been obtained; provided, however, that if the Unaffiliated Seller (together with its Affiliates) or the Depositor
(together with its Affiliates) owns 100% of the Percentage Interests evidenced by a Class of Certificates, such Certificates shall be deemed to be Outstanding for the purposes of any provision hereof that requires the consent of the
Holders of Certificates of a particular Class as a condition to the taking of any action hereunder. The Securities Administrator is entitled to rely conclusively on a certification of the Unaffiliated Seller, the Depositor or any
such Affiliate in determining which Certificates are registered in the name of an Affiliate of Unaffiliated Seller or the Depositor.

          Charge-off Date: As defined in Section 3.07(o).

          CIT: The CIT Group/Consumer Finance Inc., a New York Corporation (and
its Affiliates and their respective successors in interest),.

          CIT Agreements: The CIT Purchase Agreement and the CIT Assignment
Agreement, copies of which are attached hereto as Exhibit Z.

          CIT Assignment Agreement: The Assignment and Recognition Agreement,
dated as of January 30, 2007, by and among the Unaffiliated Seller, the
Depositor and CIT, and each other Assignment and Recognition Agreement by and among the Unaffiliated Seller, the Depositor and CIT in connection with any
Subsequent Transfer of CIT Mortgage Loans.

          CIT Mortgage Loan: A Mortgage Loan which was acquired from CIT by the
Unaffiliated Seller pursuant to the CIT Purchase Agreement, and which has been acquired by the Trust Fund.

          CIT Purchase Agreement: The Amended and Restated Mortgage Loan
Purchase and Warranties Agreement, dated as of January 1, 2007 as amended to date, by and between the Unaffiliated Seller and CIT.

          Class: All Certificates bearing the same class designation as set forth in the Preliminary Statement.

          Class A Certificates: The Class A-1, Class A-2, Class A-3 and Class
A-4 Certificates.

          Class A Principal Distribution Amount: With respect to any
Distribution Date, an amount equal to the excess of (x) the aggregate Class
Certificate Balances of the Class A Certificates immediately prior to such
Distribution Date over (y) the lesser of (A) 59.70% of the Current Maximum
Amount and (B) the excess, if any, of the Current Maximum Amount over
$3,975,000.

          Class A-1 Certificates: All Certificates bearing the class designation of "Class A-1."

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          Class A-2 Certificates: All Certificates bearing the class designation of "Class A-2."

          Class A-3 Certificates: All Certificates bearing the class designation of "Class A-3."

          Class A-4 Certificates: All Certificates bearing the class designation of "Class A-4."

          Class B Certificates: The Class B-1, Class B-2, Class B-3 and Class
B-4 Certificates.

          Class B-1 Certificates: All Certificates bearing the class designation of "Class B-1."

          Class B-1 Principal Distribution Amount: With respect to any
Distribution Date, an amount equal to the excess of (i) the sum of (A) the aggregate Class Certificate Balances of the Class A Certificates (after taking into account the distribution of the Class A Principal Distribution Amount on such Distribution Date), (B) the Class Certificate Balance of the Class M-1
Certificates (after taking into account the distribution of the Class M-1
Principal Distribution Amount on such Distribution Date), (C) the Class
Certificate Balance of the Class M-2 Certificates (after taking into account the distribution of the Class M-2 Principal Distribution Amount on such Distribution
Date), (D) the Class Certificate Balance of the Class M-3 Certificates (after taking into account the distribution of the Class M-3 Principal Distribution
Amount on such Distribution Date), (E) the Class Certificate Balance of the
Class M-4 Certificates (after taking into account the distribution of the Class
M-4 Principal Distribution Amount on such Distribution Date), (F) the Class
Certificate Balance of the Class M-5 Certificates (after taking into account the distribution of the Class M-5 Principal Distribution Amount on such Distribution
Date), (G) the Class Certificate Balance of the Class M-6 Certificates (after taking into account the distribution of the Class M-6 Principal Distribution
Amount on such Distribution Date), and (H) the Class Certificate Balance of the
Class B-1 Certificates immediately prior to such Distribution Date over (ii) the lesser of (A) 90.30% of the Current Maximum Amount and (B) the excess, if any, of the Current Maximum Amount over $3,975,000.

          Class B-2 Certificates: All Certificates bearing the class designation of "Class B-2".

          Class B-2 Principal Distribution Amount: With respect to any
Distribution Date, an amount equal to the excess of (i) the sum of (A) the aggregate Class Certificate Balances of the Class A Certificates (after taking into account the distribution of the Class A Principal Distribution Amount on such Distribution Date), (B) the Class Certificate Balance of the Class M-1
Certificates (after taking into account the distribution of the Class M-1
Principal Distribution Amount on such Distribution Date), (C) the Class
Certificate Balance of the Class M-2 Certificates (after taking into account the distribution of the Class M-2 Principal Distribution Amount on such Distribution
Date), (D) the Class Certificate Balance of the Class M-3 Certificates (after taking into account the distribution of the Class M-3 Principal

                                       26

Distribution Amount on such Distribution Date), (E) the Class Certificate
Balance of the Class M-4 Certificates (after taking into account the distribution of the Class M-4 Principal Distribution Amount on such Distribution
Date), (F) the Class Certificate Balance of the Class M-5 Certificates (after taking into account the distribution of the Class M-5 Principal Distribution
Amount on such Distribution Date), (G) the Class Certificate Balance of the
Class M-6 Certificates (after taking into account the distribution of the Class
M-6 Principal Distribution Amount on such Distribution Date), (H) the Class
Certificate Balance of the Class B-1 Certificates (after taking into account the distribution of the Class B-1 Principal Distribution Amount on such Distribution
Date), and (I) the Class Certificate Balance of the Class B-2 Certificates
immediately prior to such Distribution Date over (ii) the lesser of (A) 92.30%
of the Current Maximum Amount and (B) the excess, if any, of the Current Maximum
Amount over $3,975,000.

          Class B-3 Certificates: All Certificates bearing the class designation of "Class B-3".

          Class B-3 Principal Distribution Amount: With respect to any
Distribution Date, an amount equal to the excess of (i) the sum of (A) the aggregate Class Certificate Balances of the Class A Certificates (after taking into account the distribution of the Class A Principal Distribution Amount on such Distribution Date), (B) the Class Certificate Balance of the Class M-1
Certificates (after taking into account the distribution of the Class M-1
Principal Distribution Amount on such Distribution Date), (C) the Class
Certificate Balance of the Class M-2 Certificates (after taking into account the distribution of the Class M-2 Principal Distribution Amount on such Distribution
Date), (D) the Class Certificate Balance of the Class M-3 Certificates (after taking into account the distribution of the Class M-3 Principal Distribution
Amount on such Distribution Date), (E) the Class Certificate Balance of the
Class M-4 Certificates (after taking into account the distribution of the Class
M-4 Principal Distribution Amount on such Distribution Date), (F) the Class
Certificate Balance of the Class M-5 Certificates (after taking into account the distribution of the Class M-5 Principal Distribution Amount on such Distribution
Date), (G) the Class Certificate Balance of the Class M-6 Certificates (after taking into account the distribution of the Class M-6 Principal Distribution
Amount on such Distribution Date), (H) the Class Certificate Balance of the
Class B-1 Certificates (after taking into account the distribution of the Class
B-1 Principal Distribution Amount on such Distribution Date), (I) the Class
Certificate Balance of the Class B-2 Certificates (after taking into account the distribution of the Class B-2 Principal Distribution Amount on such Distribution
Date), and (J) the Class Certificate Balance of the Class B-3 Certificates
immediately prior to such Distribution Date over (ii) the lesser of (A) 93.80%
of the Current Maximum Amount and (B) the excess, if any, of the Current Maximum
Amount over $3,975,000.

          Class B-4 Certificates: All Certificates bearing the class designation of "Class B-4".

          Class B-4 Principal Distribution Amount: With respect to any
Distribution Date, an amount equal to the excess of (i) the sum of (A) the aggregate Class Certificate Balances of the Class A Certificates (after taking into account the distribution of the Class A Principal Distribution Amount on such Distribution Date), (B) the Class Certificate Balance of the Class

                                       27

M-1 Certificates (after taking into account the distribution of the Class M-1
Principal Distribution Amount on such Distribution Date), (C) the Class
Certificate Balance of the Class M-2 Certificates (after taking into account the distribution of the Class M-2 Principal Distribution Amount on such Distribution
Date), (D) the Class Certificate Balance of the Class M-3 Certificates (after taking into account the distribution of the Class M-3 Principal Distribution
Amount on such Distribution Date), (E) the Class Certificate Balance of the
Class M-4 Certificates (after taking into account the distribution of the Class
M-4 Principal Distribution Amount on such Distribution Date), (F) the Class
Certificate Balance of the Class M-5 Certificates (after taking into account the distribution of the Class M-5 Principal Distribution Amount on such Distribution
Date), (G) the Class Certificate Balance of the Class M-6 Certificates (after taking into account the distribution of the Class M-6 Principal Distribution
Amount on such Distribution Date), (H) the Class Certificate Balance of the
Class B-1 Certificates (after taking into account the distribution of the Class
B-1 Principal Distribution Amount on such Distribution Date), (I) the Class
Certificate Balance of the Class B-2 Certificates (after taking into account the distribution of the Class B-2 Principal Distribution Amount on such Distribution
Date), (J) the Class Certificate Balance of the Class B-3 Certificates (after taking into account the distribution of the Class B-3 Principal Distribution
Amount on such Distribution Date), and (K) the Class Certificate Balance of the
Class B-4 Certificates immediately prior to such Distribution Date over (ii) the lesser of (A) approximately 95.80% of the Current Maximum Amount and (B) the
excess, if any, of the Current Maximum Amount over approximately $3,975,000.

          Class Certificate Balance: With respect to any Class and as to any date of determination, the aggregate of the Certificate Balances of all
Certificates of such Class as of such date.

          Class I Interests: As described in the Preliminary Statement.

          Class M Certificates: The Class M-1, Class M-2, Class M-3, Class M-4,
Class M-5 and Class M-6 Certificates.

          Class M-1 Certificates: All Certificates bearing the class designation of "Class M-1".

          Class M-1 Enhancement Percentage: With respect to any Distribution
Date, the percentage obtained by dividing (x) the sum of (i) the aggregate Class
Certificate Balance of the Class M-2, Class M-3, Class M-4, Class M-5, Class
M-6, Class B-1, Class B-2, Class B-3, Class B-4 Certificates and (ii) the
Subordinated Amount (in each case after taking into account the allocation of the Principal Distribution Amount and any principal payments on those classes of certificates from the Swap Account for such Distribution Date) by (y) the
Current Maximum Amount for that Distribution Date.

          Class M-1 Principal Distribution Amount: With respect to any
Distribution Date, an amount equal to the excess of (i) the sum of (A) the aggregate Class Certificate Balances of the Class A Certificates (after taking into account the distribution of the Class A Principal Distribution Amount on such Distribution Date) and (B) the Class Certificate Balance of the Class M-1
Certificates immediately prior to such Distribution Date over (ii) the lesser of
(A)

                                       28

68.00% of the Current Maximum Amount and (B) the excess, if any, of the Current
Maximum Amount over $3,975,000.

          Class M-2 Certificates: All Certificates bearing the class designation of "Class M-2."

          Class M-2 Principal Distribution Amount: With respect to any
Distribution Date, an amount equal to the excess of (i) the sum of (A) the aggregate Class Certificate Balances of the Class A Certificates (after taking into account the distribution of the Class A Principal Distribution Amount on such Distribution Date), (B) the Class Certificate Balance of the Class M-1
Certificates (after taking into account the distribution of the Class M-1
Principal Distribution Amount on such Distribution Date) and (C) the Class
Certificate Balance of the Class M-2 Certificates immediately prior to such
Distribution Date over (ii) the lesser of (A) 74.20% of the Current Maximum
Amount and (B) the excess, if any, of the Current Maximum Amount over
$3,975,000.

          Class M-3 Certificates: All Certificates bearing the class designation of "Class M-3".

          Class M-3 Principal Distribution Amount: With respect to any
Distribution Date, an amount equal to the excess of (i) the sum of (A) the aggregate Class Certificate Balances of the Class A Certificates (after taking into account the distribution of the Class A Principal Distribution Amount on such Distribution Date), (B) the Class Certificate Balance of the Class M-1
Certificates (after taking into account the distribution of the Class M-1
Principal Distribution Amount on such Distribution Date), (C) the Class
Certificate Balance of the Class M-2 Certificates (after taking into account the distribution of the Class M-2 Principal Distribution Amount on such Distribution
Date), and (D) the Class Certificate Balance of the Class M-3 Certificates
immediately prior to such Distribution Date over (ii) the lesser of (A) 78.10%
of the Current Maximum Amount and (B) the excess, if any, of the Current Maximum
Amount over $3,975,000.

          Class M-4 Certificates: All Certificates bearing the class designation of "Class M-4".

          Class M-4 Principal Distribution Amount: With respect to any
Distribution Date, an amount equal to the excess of (i) the sum of (A) the aggregate Class Certificate Balances of the Class A Certificates (after taking into account the distribution of the Class A Principal Distribution Amount on such Distribution Date), (B) the Class Certificate Balances of the Class M-1
Certificates (after taking into account the distribution of the Class M-1
Principal Distribution Amount on such Distribution Date), (C) the Class
Certificate Balances of the Class M-2 Certificates (after taking into account the distribution of the Class M-2 Principal Distribution Amount on such
Distribution Date), (D) the Class Certificate Balances of the Class M-3
Certificates (after taking into account the distribution of the Class M-3
Principal Distribution Amount on such Distribution Date) and (E) the Class
Certificate Balances of the Class M-4 Certificates immediately prior to such
Distribution Date over (ii) the lesser of (A) 81.40% of the Current Maximum
Amount and (B) the excess, if any, of the Current Maximum Amount over
$3,975,000.

                                       29

          Class M-5 Certificates: All Certificates bearing the class designation of "Class M-5".

          Class M-5 Principal Distribution Amount: With respect to any
Distribution Date, an amount equal to the excess of (i) the sum of (A) aggregate
Class Certificate Balances of the Class A Certificates (after taking into account the distribution of the Class A Principal Distribution Amount on such
Distribution Date), (B) the Certificate Principal Balance of the Class M-1
Certificates (after taking into account the distribution of the Class M-1
Principal Distribution Amount on such Distribution Date), (C) the Certificate
Principal Balance of the Class M-2 Certificates (after taking into account the distribution of the Class M-2 Principal Distribution Amount on such Distribution
Date), (D) the Certificate Principal Balance of the Class M-3 Certificates
(after taking into account the distribution of the Class M-3 Principal
Distribution Amount on such Distribution Date), (E) the Certificate Principal
Balance of the Class M-4 Certificates (after taking into account the distribution of the Class M-4 Principal Distribution Amount on such Distribution
Date) and (F) the Certificate Principal Balance of the Class M-5 Certificates
immediately prior to such Distribution Date over (i) the lesser of (A) 84.60% of the Current Maximum Amount and (B) the excess, if any, of the Current Maximum
Amount over $3,975,000.

          Class M-6 Certificates: All Certificates bearing the class designation of "Class M-6".

          Class M-6 Principal Distribution Amount: With respect to any
Distribution Date, an amount equal to the excess of (i) the sum of (A) the aggregate Class Certificate Balances of the Class A Certificates (after taking into account the distribution of the Class A Principal Distribution Amount on such Distribution Date), (B) the Class Certificate Balance of the Class M-1
Certificates (after taking into account the distribution of the Class M-1
Principal Distribution Amount on such Distribution Date), (C) the Class
Certificate Balance of the Class M-2 Certificates (after taking into account the distribution of the Class M-2 Principal Distribution Amount on such Distribution
Date), (D) the Class Certificate Balance of the Class M-3 Certificates (after taking into account the distribution of the Class M-3 Principal Distribution
Amount on such Distribution Date), (E) the Class Certificate Balance of the
Class M-4 Certificates (after taking into account the distribution of the Class
M-4 Principal Distribution Amount on such Distribution Date), (F) the Class
Certificate Balance of the Class M-5 Certificates (after taking into account the distribution of the Class M-5 Principal Distribution Amount on such Distribution
Date) and (G) the Class Certificate Balance of the Class M-6 Certificates
immediately prior to such Distribution Date over (ii) the lesser of (A) 87.50%
of the Current Maximum Amount and (B) the excess, if any, of the Current Maximum
Amount over $3,975,000.

          Class P Certificates: All Certificates bearing the class designation of "Class P".

          Class R Certificates: All Certificates bearing the class designation of "Class R".

          Class X Certificates: All Certificates bearing the class designation of "Class X".

                                       30

          Class X Distributable Amount: On any Distribution Date, the sum of (i)
as a distribution in respect of interest, the amount of interest that has accrued on the Class X Regular Interests and not applied as an Extra Principal
Distribution Amount on such Distribution Date, plus any such accrued interest remaining undistributed from prior Distribution Dates, plus, without duplication, (ii) as a distribution in respect of principal, any portion of the principal balance of the Class X Regular Interest which is distributable as a
Subordination Reduction Amount, less (iii) any amounts paid as a Basis Risk
Payment and any Defaulted Swap Termination Payment that is not a Senior Swap
Termination Payment.

          Class X Regular Interest: The REMIC V Regular Interests represented by the Class X Certificates as specified and described in the Preliminary Statement and the related footnote thereto.

          Closing Date: January 30, 2007.

          Code: The Internal Revenue Code of 1986, including any successor or amendatory provisions.

          Collection Accounts: As defined in Section 3.10(a).

          Commission: The United States Securities and Exchange Commission.

          Compensating Interest: For any Distribution Date, the lesser of (a)
the amount by which the Prepayment Interest Shortfall, if any, for such
Distribution Date exceeds all Prepayment Interest Excesses for such Distribution
Date, with respect to voluntary Principal Prepayments in Full (excluding any payments made upon liquidation of the Mortgage Loan) and (b) the Servicing Fee payable to the Servicer for such Distribution Date.

          Condemnation Proceeds: All awards of settlements in respect of a
Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation.

          Corporate Trust Office: With respect to the Securities Administrator
(i) for the transfer, presentation or surrender of Certificates, the office at
Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479, Attention:
Corporate Trust Services - IXIS 2007-HE1, and (ii) for all other purposes 9062
Old Annapolis Road, Columbia, Maryland 21045, Attention: Corporate Trust
Services IXIS 2007-HE1. The designated office in the State of California at which at any particular time the Trustee's corporate trust business with respect to this Agreement is administered, which office at the date of the execution of this Agreement is located at 1761 East St. Andrew Place, Santa Ana, California
92705, Attn: Trust Administration IX0701, facsimile no. (714) 247-6285 and which is the address to which notices to and correspondence with the Trustee should be directed.

          Corresponding Class: As described in the Preliminary Statement.

          Corresponding Distribution Date:

                                       31

REMIC III Regular   Corresponding Distribution Date is the
Interest                Distribution Date occurring in:
-----------------   --------------------------------------
Class III-C1a-c                  December 2007
Class III-C2a-c                   January 2008
Class III-C3a-c                  February 2008
Class III-C4a-c                    March 2008
Class III-C5a-c                    April 2008
Class III-C6a-c                     May 2008
Class III-C7a-c                    June 2008
Class III-C8a-c                    July 2008
Class III-C9a-c                   August 2008
Class III-C10a-c                 September 2008
Class III-C11a-c                  October 2008
Class III-C12a-c                 November 2008
Class III-C13a-c                 December 2008
Class III-C14a-c                  January 2009
Class III-C15a-c                 February 2009
Class III-C16a-c                   March 2009
Class III-C17a-c                   April 2009
Class III-C18a-c                    May 2009
Class III-C19a-c                   June 2009
Class III-C20a-c                   July 2009
Class III-C21a-c                  August 2009
Class III-C22a-c                 September 2009
Class III-C23a-c                  October 2009

                                       32

Class III-C24a-c                 November 2009
Class III-C25a-c                 December 2009
Class III-C26a-c                  January 2010
Class III-C27a-c                 February 2010
Class III-C28a-c                   March 2010
Class III-C29a-c                   April 2010
Class III-C30a-c                    May 2010
Class III-C31a-c                   June 2010
Class III-C32a-c                   July 2010
Class III-C33a-c                  August 2010
Class III-C34a-c                 September 2010
Class III-C35a-c                  October 2010
Class III-C36a-c                 November 2010
Class III-C37a-c                 December 2010
Class III-C38a-c                  January 2011
Class III-C39a-c                 February 2011
Class III-C40a-c                   March 2011
Class III-C41a-c                   April 2011
Class III-C42a-c                    May 2011
Class III-C43a-c                   June 2011
Class III-C44a-c                   July 2011
Class III-C45a-c                  August 2011
Class III-C46a-c                 September 2011
Class III-C47a-c                  October 2011

                                       33

Class III-C48a-c                 November 2011
Class III-C49a-c                 December 2011
Class III-C50a-c                  January 2012
Class III-C51a-c                 February 2012
Class III-C52a-c                   March 2012
Class III-C53a-c                   April 2012
Class III-C54a-c                    May 2012
Class III-C55a-c                   June 2012
Class III-C56a-c                   July 2012
Class III-C57a-c                  August 2012
Class III-C58a-c                 September 2012
Class III-C59a-c                  October 2012
Class III-C60a-c                 November 2012
Class III-C61a-c                 December 2012
Class III-C62a-c                  January 2013

          Corresponding REMIC V Interest: As described in the Preliminary
Statement.

          Covered Loan: A Mortgage Loan categorized as Covered pursuant to
Appendix E of Standard and Poor's Glossary.

          Cumulative Loss Percentage: With respect to any Distribution Date, the percentage equivalent of a fraction, the numerator of which is the aggregate amount of Realized Losses incurred from the Cut-off Date through the last day of the related Prepayment Period and the denominator of which is the Cut-off Date
Pool Principal Balance of the Mortgage Loans.

          Cumulative Loss Trigger Event: With respect to any Distribution Date, a Cumulative Loss Trigger Event exists if the quotient (expressed as a percentage) of the aggregate amount of Realized Losses incurred since the related Cut-off Date through the last day of the related Prepayment Period divided by the Maximum Pool Principal Balance exceeds the applicable cumulative loss percentage as follows with respect to such Distribution Date:

DISTRIBUTION DATE OCCURRING IN       CUMULATIVE LOSS PERCENTAGE
----------------------------------   --------------------------------------------------------------------

February 2009 through January 2010   1.450% for the first month,  plus an additional 1/12th of 1.750% for each month thereafter (e.g., 2.325% in August 2009)
February 2010 through January 2011   3.200% for the first month,  plus an additional 1/12th of 1.800% for each month thereafter (e.g., 4.100% in August  2010)
February 2011 through January 2012   5.000% for the first month,  plus an additional 1/12th of 1.500% for each month thereafter (e.g., 5.750% in August  2011)
February 2012 through January 2013   6.500% for the first month,  plus an additional 1/12th of 0.750% for each month thereafter (e.g., 6.875% in August 2012)
February 2013 through January 2014   7.250% for the first month,  plus an additional 1/12th of 0.050% for each month thereafter (e.g., 7.275% in August 2013)
February 2014 and thereafter         7.300%

                                       34

          Current Maximum Amount: With respect to any date of determination, the sum of (i) the aggregate of the Stated Principal Balances of the Mortgage Loans
held by the Trust at such time, and (ii) with respect to each date of determination prior to the Distribution Date on or prior to April 25, 2007, the
Pre-Funding Amount immediately prior to such Distribution Date, net of investment earnings on deposit therein.

          Custodian: Deutsche Bank National Trust Company, a national banking association, and its successors in interest.

          Custodial File: With respect to each Mortgage Loan, the file retained by the Custodian consisting of items (i) - (viii) of Section 2.01(b).

          Cut-off Date: With respect to the Initial Mortgage Loans, January 1,
2007, and with respect to each Subsequent Mortgage Loan, the related Subsequent
Cut-off Date.

          Cut-off Date Pool Principal Balance: The aggregate Stated Principal
Balances of all Mortgage Loans as of the Cut-off Date (after giving effect to payments of principal due on that date, whether or not received).

          Cut-off Date Principal Balance: As to any Mortgage Loan, the Stated
Principal Balance thereof as of the close of business on the Cut-off Date.

          Data Tape Information: The information provided by the Unaffiliated
Seller as of January 1, 2007 to the Depositor setting forth the following information with respect to each Mortgage Loan: (1) the Mortgagor's name; (2) as to each Mortgage Loan, the Scheduled Principal Balance as of the Cut-off Date;
(3) the Mortgage Rate Cap; (4) the Index; (5) a code indicating whether the
Mortgaged Property is owner-occupied; (6) the type of Mortgaged Property; (7)
the first date on which the Scheduled Payment was due on the Mortgage Loan and,
if such date is not consistent with the Due Date currently in effect, such Due
Date; (8) the "paid through date" based on payments received from the related
Mortgagor; (9) the original principal amount of the Mortgage Loan; (10) with respect to Adjustable Rate Mortgage Loans, the Maximum Mortgage Rate; (11) the
type of Mortgage Loan (i.e., Fixed Rate Mortgage Loan, Adjustable Rate Mortgage
Loan, First Lien Mortgage Loan or Second Lien Mortgage Loan); (12) a code indicating the purpose of the loan (i.e., purchase, rate and term refinance, equity take-out refinance); (13) a code indicating the documentation style
(i.e., full, asset verification, income verification and no documentation); (14)
the credit risk score (FICO score); (15) the loan credit grade classification
(as described in the Underwriting Guidelines); (16) with respect to each
Adjustable Rate Mortgage Loan, the Minimum Mortgage Rate; (17) the Mortgage Rate
at origination; (18) with respect to each Adjustable Rate Mortgage Loan, the first Adjustment Date immediately following the Cut-off Date; (19) the value of the Mortgaged Property; (20) a code indicating the type and term of Prepayment
Charges applicable to such Mortgage Loan, if any; and (21) with respect to each
Adjustable Rate Mortgage Loan, the Periodic Mortgage Rate Cap. With respect to the Mortgage Loans in the aggregate, the Data Tape Information shall set forth the following information, as of the Cut-off Date: (1) the number of Mortgage
Loans; (2) the current aggregate outstanding principal balance of the Mortgage
Loans; (3) the weighted average Mortgage Rate of the Mortgage Loans; and (4) the weighted average maturity of the Mortgage Loans.

                                       35

          Debt Service Reduction: With respect to any Mortgage Loan, a reduction by a court of competent jurisdiction in a proceeding under the United States
Bankruptcy Code in the Scheduled Payment for such Mortgage Loan which became final and non-appealable, except such a reduction resulting from a Deficient
Valuation or any reduction that results in a permanent forgiveness of principal.

          Defaulted Swap Termination Payment: Any termination payment required to be made by the Trust to the Swap Provider pursuant to the Interest Rate Swap
Agreement as a result of: either (i) an event of default under the Interest Rate
Swap Agreement with respect to which the Swap Provider is the defaulting party or (ii) an additional termination event or a tax event upon merger under the
Interest Rate Swap Agreement with respect to which the Swap Provider is the sole affected party.

          Deficiency Collection: As defined in Section 3.07(o).

          Deficiency Collection Agent: As defined in Section 3.07(o).

          Deficient Valuation: With respect to any Mortgage Loan, a valuation of the related Mortgaged Property by a court of competent jurisdiction in an amount less than the then- outstanding principal balance of the Mortgage Loan, which valuation results from a proceeding initiated under the United States Bankruptcy
Code.

          Definitive Certificates: Any Certificate evidenced by a Physical
Certificate and any Certificate issued in lieu of a Book-Entry Certificate pursuant to Section 5.02(e).

          Delay Certificates: As specified in the Preliminary Statement.

          Deleted Mortgage Loan: A Mortgage Loan that is repurchased by the
Unaffiliated Seller or the related Originator, as applicable, or replaced with a
Substitute Mortgage Loan in accordance with the terms hereof and the related
Mortgage Loan Purchase Agreement.

          Delinquency Trigger Event: With respect to a Distribution Date after the Stepdown Date, the event that is in effect if the quotient (expressed as a percentage) of (x) the three-month rolling daily average of the aggregate Stated
Principal Balance of 60+ Day Delinquent Loans as of the last day of the related
Due Period, over (y) the Current Maximum Amount of the Mortgage Loans as of the
last day of the related Due Period exceeds (a) 39.70% of the prior period's
Senior Enhancement Percentage while any Class A Certificates remain outstanding, or (b) 50.00% of the prior period's Class M-1 Enhancement Percentage if the
Class A Certificates are no longer outstanding.

          Delinquent: A mortgage loan is "Delinquent" if any Scheduled Payment due on a due date is not made by the close of business on the next scheduled due date for that mortgage loan (including all Mortgage Loans in foreclosure,
Mortgage Loans in respect of REO Properties and Mortgage Loans for which the related Mortgagor has declared bankruptcy). A mortgage loan is "30 days
Delinquent" if the Scheduled Payment has not been received by the close of business on the corresponding day of the month immediately succeeding the month in which that Scheduled Payment was due or, if there was no corresponding date
(e.g., as when a 30-day

                                       36

month follows a 31-day month in which the payment was due on the 31st day of that month), then on the last day of that immediately preceding month; and
similarly for "60 days Delinquent" and "90 days Delinquent," etc.

          Delivery Date: With respect to the Initial Mortgage Loans, the Closing
Date; with respect to any Subsequent Mortgage Loans, the related Subsequent
Transfer Date therefor.

          Denomination: With respect to each Certificate, the amount set forth on the face thereof as the "Initial Certificate Balance of this Certificate" or the Percentage Interest appearing on the face thereof.

          Depositor: Morgan Stanley ABS Capital I Inc., a Delaware corporation, and its successors in interest.

          Depository: The initial Depository shall be The Depository Trust
Company, the nominee of which is CEDE & Co., as the registered Holder of the
Book-Entry Certificates. The Depository shall at all times be a "clearing corporation" as defined in Section 8-102(a)(5) of the Uniform Commercial Code of
the State of New York.

          Depository Participant: A broker, dealer, bank or other financial institution or other Person for whom from time to time a Depository effects book-entry transfers and pledges of securities deposited with the Depository.

          Determination Date: With respect to each Remittance Date, the 15th of each month, or if the 15th is not a Business Day, the immediately preceding
Business Day.

          Distribution Account: The separate Eligible Account created and maintained by the Securities Administrator pursuant to Section 3.07(d) in the name of the Securities Administrator for the benefit of the Certificateholders and designated "Wells Fargo Bank, National Association, in trust for registered holders of IXIS Real Estate Capital Trust 2007-HE1, Mortgage Pass-Through
Certificates, Series 2007-HE1". Funds in the Distribution Account shall be held in trust for the Certificateholders for the uses and purposes set forth in this
Agreement.

          Distribution Date: The 25th day of each calendar month, or if such day is not a Business Day, the next succeeding Business Day, commencing in February
2007.

          Document Certification and Exception Report: The report attached to
Exhibit F hereto.

          Due Date: The day of the month on which the Scheduled Payment is due on a Mortgage Loan, exclusive of any days of grace.

          Due Period: With respect to each Distribution Date, the period commencing on the second day of the calendar month preceding the month in which such Distribution Date occurs and ending on the first day of the calendar month in which such Distribution Date occurs.

          Eligible Account: Any of (i) an account or accounts maintained with a federal or state chartered depository institution or trust company the commercial paper, short-term debt

                                       37

obligations, demand deposits or other short-term deposits of which are rated in one of the two highest rating categories by each of the Rating Agencies at the time any amounts are held on deposit therein, (ii) an account or accounts the deposits in which are fully insured by the FDIC (to the limits established by such corporation), the uninsured deposits in which account are otherwise secured such that, as evidenced by an Opinion of Counsel delivered to each Rating
Agency, the Certificateholders will have a claim with respect to the funds in such account or a perfected first priority security interest against such collateral (which shall be limited to Permitted Investments) securing such funds that is superior to claims of any other depositors or creditors of the depository institution with which such account is maintained, (iii) a trust account or accounts maintained with the trust department of a federal or state chartered depository institution, national banking association or trust company acting in its fiduciary capacity, (iv) an account otherwise acceptable to each
Rating Agency or (v) an account maintained with a "qualified depository".
Eligible Accounts may bear interest.

          Eligible Institution: A federal or state chartered depository institution or trust company, which (x) with respect to any Eligible Account, the amounts on deposit in which will be held for less than 30 days, the commercial paper, short-term debt obligations, or other short-term deposits of which are rated at least "F1" by Fitch, "P-1" by Moody's, and either "A-1+" or
"A-1", if the amounts on deposit represent less than 20% of the initial par value of the securities, are not intended to be used as credit enhancement and are to be held for less than 30 days, by Standard & Poor's (or a comparable rating if another Rating Agency is specified by the Depositor by written notice to the Servicer and the Securities Administrator) or (y) with respect to any
Eligible Account, the amounts on deposit in which will be held for no more than
365 days, the long-term unsecured debt obligations of which are rated at least
"A" by Fitch, "A" by Standard & Poor's and "A2" by Moody's (or a comparable rating if another Rating Agency is specified by the Depositor by written notice to the Servicer and the Securities Administrator).

          ERISA: The Employee Retirement Income Security Act of 1974, as
amended.

          ERISA-Restricted Certificate: As specified in the Preliminary
Statement.

          Escrow Account: The Eligible Account or Accounts established and maintained pursuant to Section 3.09(b).

          Escrow Payments: As defined in Section 3.09(b).

          Event of Default: As defined in Section 7.01.

          Excess Reserve Fund Account: The separate Eligible Account created and maintained by the Securities Administrator pursuant to Sections 3.07(b) and
3.07(c) in the name of the Securities Administrator, on behalf of the
Supplemental Interest Trust, for the benefit of the Holders of the Regular
Certificates and designated "Wells Fargo Bank, National Association, in trust for registered holders of IXIS Real Estate Capital Trust 2007-HE1, Mortgage
Pass-Through Certificates, Series 2007-HE1". Funds in the Excess Reserve Fund
Account shall be held in trust for the Holders of the Regular Certificates for the uses and purposes set forth in this Agreement. Amounts on deposit in the
Excess Reserve Fund Account shall not be invested.

                                       38

          Excess Subordinated Amount: With respect to any Distribution Date, the excess, if any, of (a) the Subordinated Amount on such Distribution Date over
(b) the Specified Subordinated Amount for such Distribution Date.

          Exchange Act: The Securities Exchange Act of 1934, as amended.

          Expense Fee Rate: As to each Mortgage Loan, a per annum rate equal to the sum of the Servicing Fee Rate and the Securities Administrator and Master
Servicer Fee Rate.

          Expense Fees: As to each Mortgage Loan, the sum of the Servicing Fee and the Securities Administrator and Master Servicer Fee.

          Extra Principal Distribution Amount: As of any Distribution Date, the
lesser of (x) the related Total Monthly Excess Spread for such Distribution Date and (y) the Subordination Deficiency for such Distribution Date.

          Fannie Mae: The Federal National Mortgage Association, or any
successor thereto.

          Fannie Mae Guides: The Fannie Mae Sellers' Guide and the Fannie Mae
Servicers' Guide and all amendments or additions thereto.

          FDIC: The Federal Deposit Insurance Corporation, or any successor thereto.

          FHLMC: The Federal Home Loan Mortgage Corporation, a corporate instrumentality of the United States created and existing under Title III of the
Emergency Home Finance Act of 1970, as amended, or any successor thereto.

          Final Certification: A certification submitted by the Custodian in substantially the form of Exhibit G hereto.

          Final Recovery Determination: With respect to any defaulted Mortgage
Loan or any REO Property (other than a Mortgage Loan or REO Property purchased by an Originator as contemplated by the Assignment and Recognition Agreements), a determination made by the Servicer that all Insurance Proceeds, Condemnation
Proceeds, Liquidation Proceeds and other payments or recoveries which the
Servicer, in its reasonable good faith judgment, expects to be finally recoverable in respect thereof have been so recovered. The Servicer shall maintain records, prepared by a Servicing Officer, of each Final Recovery
Determination made thereby.

          Final Scheduled Distribution Date: The Final Scheduled Distribution
Date for each Class of Certificates is the Distribution Date in each of the following months:

                                                        FINAL SCHEDULED
                                                       DISTRIBUTION DATE
                                                       -----------------
Class A-1 Certificates..............................        May 2037
Class A-2 Certificates..............................        May 2037
Class A-3 Certificates..............................        May 2037
Class A-4 Certificates..............................        May 2037

                                       39

                                                        FINAL SCHEDULED
                                                       DISTRIBUTION DATE
                                                       -----------------
Class M-1 Certificates..............................        May 2037
Class M-2 Certificates..............................        May 2037
Class M-3 Certificates..............................        May 2037
Class M-4 Certificates..............................        May 2037
Class M-5 Certificates..............................        May 2037
Class M-6 Certificates..............................        May 2037
Class B-1 Certificates..............................        May 2037
Class B-2 Certificates..............................        May 2037
Class B-3 Certificates..............................        May 2037
Class B-4 Certificates..............................        May 2037
Class X Certificates................................        May 2037
Class P Certificates................................        May 2037
Class R Certificates................................        May 2037

          First Bank: First Bank Mortgage, a Missouri corporation, and its successors in interest.

          First Bank Agreements: The First Bank Purchase Agreement and the First
Bank Assignment Agreement, copies of which are attached hereto as Exhibit AA.

          First Bank Assignment Agreement: The Assignment and Recognition
Agreement, dated as of January 30, 2007, by and among the Unaffiliated Seller, the Depositor and First Bank, and each other Assignment and Recognition
Agreement by and among the Unaffiliated Seller, the Depositor and First Bank in
connection with any Subsequent Transfer of First Bank Mortgage Loans.

          First Bank Mortgage Loan: A Mortgage Loan which was acquired from
First Bank by the Unaffiliated Seller pursuant to the First Bank Purchase
Agreement, and which has been acquired by the Trust Fund.

          First Bank Purchase Agreement: The First Amended and Restated Mortgage
Loan Purchase and Warranties Agreement, dated as of January 1, 2006, as amended to date, by and between the Unaffiliated Seller and First Bank.

          First Horizon: First Horizon Home Loan Corp., a Kansas corporation, and its successors in interest.

          First Horizon Agreements: The First Horizon Purchase Agreement and the
First Horizon Assignment Agreement, copies of which are attached hereto as
Exhibit BB.

          First Horizon Assignment Agreement: The Assignment and Recognition
Agreement, dated as of January 30, 2007, by and among the Unaffiliated Seller, the Depositor and First Horizon, and each other Assignment and Recognition
Agreement by and among the

                                       40

Unaffiliated Seller, the Depositor and First Horizon in connection with any
Subsequent Transfer of First Horizon Mortgage Loans.

          First Horizon Mortgage Loan: A Mortgage Loan which was acquired from
First Horizon by the Unaffiliated Seller pursuant to the First Horizon Purchase
Agreement, and which has been acquired by the Trust Fund.

          First Horizon Purchase Agreement: The Second Amended and Restated
Mortgage Loan Purchase and Warranties Agreement, dated as of July 1, 2006, as amended to date, by and between the Unaffiliated Seller and First Horizon.

          First Lien Mortgage Loan: A Mortgage Loan secured by a first lien
Mortgage on the related Mortgaged Property.

          First NLC: First NLC Financial Services., a Florida limited liability company, and its successors in interest.

          First NLC Agreements: The First NLC Purchase Agreement and the First
NLC Assignment Agreement, copies of which are attached hereto as Exhibit CC.

          First NLC Assignment Agreement: The Assignment and Recognition
Agreement, dated as of January 30, 2007, by and among the Unaffiliated Seller, the Depositor and First NLC, and each other Assignment and Recognition Agreement by and among the Unaffiliated Seller, the Depositor and First NLC in connection with any Subsequent Transfer of First Bank Mortgage Loans.

          First NLC Mortgage Loan: A Mortgage Loan which was acquired from First
NLC by the Unaffiliated Seller pursuant to the First NLC Purchase Agreement, and which has been acquired by the Trust Fund.

          First NLC Purchase Agreement: The Third Amended Mortgage Loan Purchase
and Warranties Agreement, dated as of May 1, 2006, as amended to date, by and between the Unaffiliated Seller and First NLC.

          Fitch: Fitch, Inc., and its successors in interest. If Fitch is designated as a Rating Agency in the Preliminary Statement, for purposes of
Section 10.06 the address for notices to Fitch shall be Fitch, Inc., One State
Street Plaza, New York, New York 10004, Attention: Residential Mortgage
Surveillance Group - IXIS Real Estate Capital Trust 2007-HE1, or such other address as Fitch may hereafter furnish to the Depositor, the Securities
Administrator, the Trustee and the Servicer.

          Fixed Rate Mortgage Loan: A Mortgage Loan bearing interest at a fixed rate.

          FlexPoint: FlexPoint Funding Corp., a California corporation, and its successors in interest.

          FlexPoint Agreements: The FlexPoint Purchase Agreement and the
FlexPoint Assignment Agreement, copies of which are attached hereto as Exhibit
DD.

                                       41

          FlexPoint Assignment Agreement: The Assignment and Recognition
Agreement, dated as of January 30, 2007, by and among the Unaffiliated Seller, the Depositor and FlexPoint, and each other Assignment and Recognition Agreement by and among the Unaffiliated Seller, the Depositor and FlexPoint in connection with any Subsequent Transfer of FlexPoint Mortgage Loans.

          FlexPoint Mortgage Loan: A Mortgage Loan which was acquired from
FlexPoint by the Unaffiliated Seller pursuant to the FlexPoint Purchase
Agreement, and which has been acquired by the Trust Fund.

          FlexPoint Purchase Agreement: The Second Amended and Restated Mortgage
Loan Purchase and Warranties Agreement, dated as of February 1, 2006, as amended to date, by and between the Unaffiliated Seller and FlexPoint.

          Floor Amount: An amount equal to the product of (x) 0.50% and (y) the
Maximum Pool Principal Balance.

          Form 8-K Disclosure Information: As defined in Section 8.12(g).

          Funding America: Funding America Mortgage Warehouse Trust, a Delaware
statutory trust and/or Funding America Mortgage Warehouse Trust I, a Delaware
statutory trust, each a wholly owned subsidiary of Funding America, LLC, and their respective successors in interest.

          Funding America Agreements: The Funding America Purchase Agreement and
the Funding America Assignment Agreement, copies of which are attached hereto as
Exhibit EE.

          Funding America Assignment Agreement: The Assignment and Recognition
Agreement, dated as of January 30, 2007, by and among the Unaffiliated Seller, the Depositor and Funding America, and each other Assignment and Recognition
Agreement by and among the Unaffiliated Seller, the Depositor and Funding
America in connection with any Subsequent Transfer of Funding America Mortgage
Loans.

          Funding America Mortgage Loan: A Mortgage Loan which was acquired from
Funding America by the Unaffiliated Seller pursuant to the Funding America
Purchase Agreement, and which has been acquired by the Trust Fund.

          Funding America Purchase Agreement: The Second Amended and Restated
Mortgage Loan Purchase and Warranties Agreement, dated as of May 1, 2006, as amended to date, by and between the Unaffiliated Seller and Funding America
Mortgage Warehouse Trust, and the Mortgage Loan Purchase and Warranties
Agreement, dated as of October 1, 2006, by and between the Unaffiliated Seller,
Ocwen Loan Servicing LLC and Funding America Mortgage Warehouse Trust I.

          Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note to be added to the applicable Index to determine the Mortgage Rate.

                                       42

          High Cost Loan: A Mortgage Loan classified as (a) a "high cost" loan under the Home Ownership and Equity Protection Act of 1994, (b) a "high cost home," "threshold," "covered," (excluding New Jersey "Covered Home Loans" as that term is defined in clause (1) of the definition of that term in the New
Jersey Home Ownership Security Act of 2002), "high risk home," "predatory" or similar loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or (c) a Mortgage
Loan categorized as High Cost pursuant to Appendix E of Standard & Poor's
Glossary.

          Home Loan: A Mortgage Loan categorized as Home Loan pursuant to
Appendix E of Standard & Poor's Glossary.

          Index: As to each Adjustable Rate Mortgage Loan, the index from time to time in effect for the adjustment of the Mortgage Rate set forth as such on the related Mortgage Note.

          Initial Cut-off Date: January 1, 2007.

          Initial Mortgage Loans: The Mortgage Loans delivered by the Depositor on the Startup Day.

          Initial Pre-Funded Amount: $145,206,606

          Insurance Policy: With respect to any Mortgage Loan included in the
Trust Fund, any insurance policy, including all riders and endorsements thereto in effect, including any replacement policy or policies for any Insurance
Policies.

          Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

          Interest Accrual Period: With respect to any Distribution Date, the period beginning with the preceding Distribution Date (or in the case of the first Distribution Date, the period from and including the Closing Date to but excluding such first Distribution Date) through and including the day immediately preceding the current Distribution Date (on an actual/360 day count basis).

          Interest Rate Cap Agreement: The Interest Rate Cap Agreement dated as of January 30, 2007, between the Supplemental Interest Trust and the Cap
Provider, a copy if which is attached hereto as Exhibit V.

          Interest Rate Cap Payment: With respect to any Distribution Date, the payment, if any, required to be made by the Cap Provider under the Interest Rate
Cap Agreement with respect to such Distribution Date.

          Interest Rate Swap Agreement: The Interest Rate Swap Agreement dated as of January 30, 2007, between the Supplemental Interest Trust and the Swap
Provider, a copy if which is attached hereto as Exhibit U.

                                       43

          Interest Remittance Amount: With respect to any Distribution Date, the sum of (a) the sum, without duplication, of the following amounts received by the Master Servicer from the Servicer on the related Remittance Date:

          (i) all installments of interest due on the Mortgage Loans during the related Prepayment Period and received or advanced by the Servicer on or prior to the related Remittance Date;

          (ii) Compensating Interest paid by the Servicer on such Remittance
Date;

          (iii) the interest component of all Substitution Adjustment Amounts and Repurchase Prices received by the Servicer during the related Prepayment
Period;

          (iv) the interest component of all Condemnation Proceeds, Insurance
Proceeds and Liquidation Proceeds received by the Servicer during the related
Prepayment Period (in each case, net (but not to be reduced below zero) of unreimbursed expenses incurred in connection with a liquidation or foreclosure and unreimbursed Advances, if any); and

          (v) the interest component of the proceeds of any termination of the
Trust Fund;

          reduced by the Securities Administrator and Master Servicer Fee and
the Servicing Fee for the related Prepayment Period for the related Distribution
Date, together with amounts in reimbursement for Advances previously made with respect to the Mortgage Loans and other amounts as to which the Servicer, or the
Trustee, Securities Administrator, Master Servicer and Custodian is entitled to be reimbursed pursuant to the Agreement; and

          (b) the Capitalized Interest Requirement, if any, deposited into the
Distribution Account on such Distribution Date.

          Investment Account: As defined in Section 3.12(a).

          Investor: With respect to each MERS Designated Mortgage Loan, the
Person named on the MERS System as the investor pursuant to the MERS Procedures
Manual.

          Investor-Based Exemption: Prohibited Transaction Class Exemption
84-14, Prohibited Transaction Class Exemption 90-1, Prohibited Transaction Class
Exemption 91-38, PTCE 95-60 or Prohibited Transaction Class Exemption 96-23, as
each may be amended from time to time, or any similar prohibited transaction class exemption granted by the U.S. Department of Labor or, with respect to any governmental plan (as defined in Section 3(32) of ERISA), granted pursuant to any federal, state or local law materially similar to Title I of ERISA or
Section 4975 of the Code.

          Late Collections: With respect to any Mortgage Loan and any Due
Period, all amounts received subsequent to the Determination Date immediately following such Due Period, whether as late payments of Scheduled Payments or as
Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds or otherwise, which represent late payments or collections of

                                       44

principal and/or interest due (without regard to any acceleration of payments under the related Mortgage and Mortgage Note) but delinquent for such Due Period and not previously recovered.

          Lenders Direct: Lenders Direct Capital Corp., a California
corporation, and its successors in interest.

          Lenders Direct Agreements: The Lenders Direct Purchase Agreement and
the Lenders Direct Assignment Agreement, copies of which are attached hereto as
Exhibit FF.

          Lenders Direct Assignment Agreement: The Assignment and Recognition
Agreement, dated as of January 30, 2007, by and among the Unaffiliated Seller, the Depositor and Lenders Direct, and each other Assignment and Recognition
Agreement by and among the Unaffiliated Seller, the Depositor and Lenders Direct
in connection with any Subsequent Transfer of Lenders Mortgage Loans.

          Lenders Direct Mortgage Loan: A Mortgage Loan which was acquired from
Lenders Direct by the Unaffiliated Seller pursuant to the Lenders Direct
Purchase Agreement, and which has been acquired by the Trust Fund.

          Lenders Direct Purchase Agreement: The Second Amended and Restated
Mortgage Loan Purchase and Warranties Agreement, dated as of December 1, 2005, as amended to date, by and between the Unaffiliated Seller and Lenders Direct.

          LIBOR: With respect to any Interest Accrual Period for the LIBOR
Certificates, the rate determined by the Securities Administrator on the related
LIBOR Determination Date on the basis of the offered rate for one-month U.S.
dollar deposits as such rate appears on Telerate Page 3750 as of 11:00 a.m.
(London time) on such date; provided that if such rate does not appear on
Telerate Page 3750, the rate for such date will be determined on the basis of the rates at which one-month U.S. dollar deposits are offered by the Reference
Banks at approximately 11:00 a.m. (London time) on such date to prime banks in the London interbank market. In such event, the Securities Administrator shall request that the principal London office of each of the Reference Banks to provide a quotation of its rate. If at least two such quotations are provided, the rate for that date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that date will be the arithmetic mean of the rates quoted by major banks in New York City, selected by the Securities Administrator, after consultation with the Depositor, at approximately 11:00 a.m. (New York City time) on such date for one-month U.S.
dollar loans to leading European banks. LIBOR for the initial Interest Accrual
Period shall be 5.320%.

          LIBOR Certificates: As specified in the Preliminary Statement.

          LIBOR Determination Date: With respect to any Interest Accrual Period
(other than the initial Interest Accrual Period) for the LIBOR Certificates, the
second London Business Day preceding the commencement of such Interest Accrual
Period.

          Lime Financial: Lime Financial Services, Ltd., an Oregon corporation, and its successors in interest.

                                       45

          Lime Financial Agreements: The Lime Financial Purchase Agreement and
the Lime Financial Assignment Agreement, copies of which are attached hereto as
Exhibit GG.

          Lime Financial Assignment Agreement: The Assignment and Recognition
Agreement, dated as of January 30, 2007, by and among the Unaffiliated Seller, the Depositor and Lime Financial, and each other Assignment and Recognition
Agreement by and among the Unaffiliated Seller, the Depositor and Lime Financial
in connection with any Subsequent Transfer of Lime Financial Mortgage Loans.

          Lime Financial Mortgage Loan: A Mortgage Loan which was acquired from
Lime Financial by the Unaffiliated Seller pursuant to the Lime Financial
Purchase Agreement, and which has been acquired by the Trust Fund.

          Lime Financial Purchase Agreement: The Second Amended and Restated
Mortgage Loan Purchase and Warranties Agreement, dated as of April 27, 2006, as amended to date, by and between the Unaffiliated Seller and Lime Financial.

          Liquidated Mortgage Loan: With respect to any Distribution Date, a defaulted Mortgage Loan (including any REO Property) which either (a) was liquidated in the calendar month preceding the month of such Distribution Date and as to which the Servicer has certified to the Securities Administrator and the Master Servicer that it has received all amounts it expects to receive in connection with the liquidation of such Mortgage Loan including the final disposition of an REO Property ; or (b) is a Second Lien Mortgage Loan (1) that is delinquent 180 days or longer, (2) for which the related first lien mortgage loan is not a Mortgage Loan, and (3) as to which the Servicer has certified to the Master Servicer that it does not believe there is a reasonable likelihood that any further net proceeds will be received or recovered with respect to such
Second Lien Mortgage Loan.

          Liquidation Event: With respect to any Mortgage Loan, any of the following events: (i) such Mortgage Loan is paid in full; (ii) a Final Recovery
Determination is made as to such Mortgage Loan; or (iii) such Mortgage Loan is removed from coverage under this Agreement by reason of its being purchased, sold or replaced pursuant to or as contemplated by this Agreement. With respect to any REO Property, either of the following events: (i) a Final Recovery
Determination is made as to such REO Property; or (ii) such REO Property is removed from coverage under this Agreement by reason of its being purchased pursuant to this Agreement.

          Liquidation Proceeds: Cash received in connection with the liquidation of a Liquidated Mortgage Loan, whether through a trustee's sale, foreclosure sale or otherwise, including any Subsequent Recoveries.

          Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio (expressed as a percentage) of the original outstanding principal amount of the Mortgage Loan as of the Cut-off Date (unless otherwise indicated), to the lesser of (a) the Appraised Value of the Mortgaged Property at origination, and
(b) if the Mortgage Loan was made to finance the acquisition of the related
Mortgaged Property, the purchase price of the Mortgaged Property.

                                       46

          London Business Day: Any day on which dealings in deposits of United
States dollars are transacted in the London interbank market.

          Mandalay: Mandalay Mortgage, LLC, a Delaware limited liability company, and its successors in interest.

          Mandalay Agreements: The Mandalay Purchase Agreement and the Mandalay
Assignment Agreement, copies of which are attached hereto as Exhibit HH.

          Mandalay Assignment Agreement: The Assignment and Recognition
Agreement, dated as of January 30, 2007, by and among the Unaffiliated Seller, the Depositor and Mandalay, and each other Assignment and Recognition Agreement by and among the Unaffiliated Seller, the Depositor and Mandalay in connection with any Subsequent Transfer of Mandalay Mortgage Loans.

          Mandalay Mortgage Loan: A Mortgage Loan which was acquired from
Mandalay by the Unaffiliated Seller pursuant to the Mandalay Purchase Agreement, and which has been acquired by the Trust Fund.

          Mandalay Purchase Agreement: The Amended and Restated Mortgage Loan
Purchase and Warranties Agreement, dated as of June 1, 2006, as amended to date, by and between the Unaffiliated Seller and Mandalay.

          Master Financial: Master Financial, Inc., a California corporation, and its successors in interest.

          Master Financial Agreements: The Master Financial Purchase Agreement
and the Master Financial Assignment Agreement, copies of which are attached hereto as Exhibit II.

          Master Financial Assignment Agreement: The Assignment and Recognition
Agreement, dated as of January 30, 2007, by and among the Unaffiliated Seller, the Depositor and Master Financial, and each other Assignment and Recognition
Agreement by and among the Unaffiliated Seller, the Depositor and Master
Financial in connection with any Subsequent Transfer of Master Financial
Mortgage Loans.

          Master Financial Mortgage Loan: A Mortgage Loan which was acquired from Master Financial by the Unaffiliated Seller pursuant to the Master
Financial Purchase Agreement, and which has been acquired by the Trust Fund.

          Master Financial Purchase Agreement: The Second Amended and Restated
Mortgage Loan Purchase and Warranties Agreement, dated as of February 1, 2006, as amended to date, by and between the Unaffiliated Seller and Master Financial.

          Master Servicer: Wells Fargo Bank, National Association, a banking association organized under the laws of the United States, and its successors in interest and, if a successor master servicer is appointed hereunder, such successor master servicer.

          Master Servicer Events of Default: As defined in Section 9.04.

                                       47

          Maxim: Maxim Mortgage Corp., a Texas corporation, and its successors in interest.

          Maxim Agreements: The Maxim Purchase Agreement and the Maxim
Assignment Agreement, copies of which are attached hereto as Exhibit JJ.

          Maxim Assignment Agreement: The Assignment and Recognition Agreement,
dated as of January 30, 2007, by and among the Unaffiliated Seller, the
Depositor and Maxim, and each other Assignment and Recognition Agreement by and among the Unaffiliated Seller, the Depositor and Maxim in connection with any
Subsequent Transfer of Maxim Mortgage Loans.

          Maxim Mortgage Loan: A Mortgage Loan which was acquired from Maxim by the Unaffiliated Seller pursuant to the Maxim Purchase Agreement, and which has been acquired by the Trust Fund.

          Maxim Purchase Agreement: The Mortgage Loan Purchase and Warranties
Agreement, dated as of August 1, 2006, as amended to date, by and between the
Unaffiliated Seller and Maxim.

          Maximum Mortgage Rate: With respect to each Adjustable Rate Mortgage
Loan, a rate that (i) is set forth on the Data Tape Information and in the related Mortgage Note and (ii) is the maximum interest rate to which the
Mortgage Rate on such Adjustable Rate Mortgage Loan may be increased during the lifetime of such Adjustable Rate Mortgage Loan.

          Maximum Pool Principal Balance: The aggregate Stated Principal
Balances of all Initial Mortgage Loans as of the Initial Cut-off Date plus the
Initial Pre-Funded Amount.

          MERS: Mortgage Electronic Registration System, Inc, and its successors in interest, or any designee thereof.

          MERS Designated Mortgage Loan: Mortgage Loans for which (a) the
Originators have designated or will designate MERS as, and have taken or will take such action as is necessary to cause MERS to be, the mortgagee of record, as nominee for the Originators, in accordance with the MERS Procedure Manual and
(b) the Originators have designated or will designate the Trustee as the
Investor on the MERS(R) System.

          MERS Procedures Manual: The MERS Procedures Manual, as it may be
amended, supplemented or otherwise modified from time to time.

          MERS(R) System: MERS mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.

          Minimum Mortgage Rate: With respect to each Adjustable Rate Mortgage
Loan, a rate that (i) is set forth on the Data Tape Information and in the related Mortgage Note and (ii) is the minimum interest rate to which the
Mortgage Rate on such Adjustable Rate Mortgage Loan may be decreased during the lifetime of such Adjustable Rate Mortgage Loan.

                                       48

          Monthly Statement: The statement delivered to the Certificateholders and other parties as specified in and pursuant to Section 4.03(a).

          Moody's: Moody's Investors Service, Inc, and its successors in interest. If Moody's is designated as a Rating Agency in the Preliminary
Statement, for purposes of Section 10.06 the address for notices to Moody's shall be Moody's Investors Service, Inc., 99 Church Street, New York, New York
10007, Attention: Residential Mortgage Pass-Through Group, or such other address as Moody's may hereafter furnish to the Depositor, the Trustee, and the
Servicer.

          Mortgage: The mortgage, deed of trust or other instrument identified on the Mortgage Loan Schedule as securing a Mortgage Note.

          Mortgage File: The items pertaining to a particular Mortgage Loan contained in either the Servicing File or Custodial File.

          Mortgage Loan: An individual Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the Mortgage Loan Schedule, which Mortgage Loan includes, without limitation, the Mortgage File, the Scheduled Payments, Principal
Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds,
REO Disposition proceeds, Prepayment Charges, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased Mortgage Loans. As applicable, "Mortgage Loan"
shall be deemed to refer to REO Property.

          Mortgage Loan Purchase Agreement: The Accredited Purchase Agreement,
the CIT Purchase Agreement, the First Bank Purchase Agreement, the First Horizon
Purchase Agreement, the First NLC Purchase Agreement, the FlexPoint Purchase
Agreement, the Funding America Purchase Agreement, the Lenders Direct Purchase
Agreement, the Lime Financial Purchase Agreement, the Mandalay Purchase
Agreement, the Master Financial Purchase Agreement, the Maxim Purchase
Agreement, the NC Capital Purchase Agreement, the Quick Loan Purchase Agreement,
the Platinum Purchase Agreement, the Rose Purchase Agreement or the Sebring
Purchase Agreement, as applicable.

          Mortgage Loan Schedule: A schedule of Mortgage Loans annexed hereto as
Schedule I, such schedule setting forth the following information with respect to each Mortgage Loan: (1) the Originator's Mortgage Loan number; (2) the city, state and zip code of the Mortgaged Property; (3) a code indicating whether the
Mortgaged Property is a single family residence, two-family residence, three-family residence, four-family residence, PUD or condominium; (4) the current Mortgage Rate; (5) the current net Mortgage Rate; (6) the current
Scheduled Payment; (7) with respect to each Adjustable Rate Mortgage Loan, the
Gross Margin; (8) the original term to maturity; (9) the scheduled maturity date; (10) the principal balance of the Mortgage Loan as of the Cut-off Date after deduction of payments of principal due on or before the Cut-off Date whether or not collected; (11) the Loan-to-Value Ratio; (12) the next Interest
Rate Adjustment Date; (13) with respect to each Adjustable Rate Mortgage Loan, the lifetime mortgage interest rate cap; (14) whether the Mortgage Loan is convertible or not; (15) a code indicating the mortgage guaranty insurance company; (16) the Servicing Fee; (17) the

                                       49

identity of the related Originator of such Mortgage Loan; (18) the Mortgagor's name; (19) the "paid-through" date (based on payments received from the related
Mortgagor) as of the Cut-off Date; (20) the Servicing Transfer Date; (21)
whether such Mortgage Loan has been 30 days Delinquent since the applicable
Servicing Transfer Date; and (22) whether such Mortgage Loan provides for a
Prepayment Charge as well as the term and amount of such Prepayment Charge, if any.

          Mortgage Note: The note or other evidence of the indebtedness of a
Mortgagor under a Mortgage Loan.

          Mortgage Rate: The annual rate of interest borne on a Mortgage Note, which shall be adjusted from time to time with respect to Adjustable Rate
Mortgage Loans.

          Mortgage Rate Caps: With respect to an Adjustable Rate Mortgage Loan, the Periodic Mortgage Rate Cap, the Maximum Mortgage Rate, and the Minimum
Mortgage Rate for such Mortgage Loan.

          Mortgaged Property: With respect to each Mortgage Loan, the real property (or leasehold estate, if applicable) identified on the Mortgage Loan
Schedule as securing repayment of the debt evidenced by the related Mortgage
Note.

          Mortgagor: The obligor(s) on a Mortgage Note.

          NC Capital: NC Capital Corporation, a California corporation, and its successors in interest.

          NC Capital Agreements: The NC Capital Purchase Agreement and the NC
Capital Assignment Agreement, copies of which are attached hereto as Exhibit KK.

          NC Capital Assignment Agreement: The Assignment and Recognition
Agreement, dated as of January 30, 2007, by and among the Unaffiliated Seller, the Depositor and NC Capital, and each other Assignment and Recognition
Agreement by and among the Unaffiliated Seller, the Depositor and NC Capital in
connection with any Subsequent Transfer of NC Capital Mortgage Loans.

          NC Capital Mortgage Loan: A Mortgage Loan which was acquired from NC
Capital by the Unaffiliated Seller pursuant to the NC Capital Purchase
Agreement, and which has been acquired by the Trust Fund.

          NC Capital Purchase Agreement: The Third Amended and Restated Mortgage
Loan Purchase and Warranties Agreement, dated as of April 1, 2006, as amended to date, by and between the Unaffiliated Seller and NC Capital.

          Net Monthly Excess Cash Flow: For any Distribution Date the amount remaining for distribution pursuant to subsection 4.02(a)(iii) (before giving effect to distributions pursuant to such subsection).

                                       50

          Net Prepayment Interest Shortfall: For any Distribution Date, the
amount by which the sum of the Prepayment Interest Shortfalls for such
Distribution Date exceeds the sum of (i) the Compensating Interest payments made with respect to such Distribution Date and (ii) all Prepayment Interest Excesses
for such Distribution Date.

          Net Swap Payment: With respect to any Distribution Date, any net payment (other than a Swap Termination Payment) payable by the Supplemental
Interest Trust to the Swap Provider on the related Fixed Rate Payer Payment Date
(as defined in the Interest Rate Swap Agreement).

          Net Swap Receipt: With respect to any Distribution Date, any net payment (other than a Swap Termination Payment) payable by the Swap Provider to the Supplemental Interest Trust on the related Floating Rate Payer Payment Date
(as defined in the Interest Rate Swap Agreement).

          NIM Issuer: Any entity established as the issuer of a series of NIM
Securities.

          NIM Indenture: The Indenture, dated as of January 30, 2007, between
IXIS Real Estate Capital Inc. NIM Trust 2007-HE1N, as co-issuer, and Wells Fargo
Bank, National Association, as indenture trustee.

          NIM Securities: Any debt securities secured or otherwise backed by some or all of the Class X and Class P Certificates that are rated by one or more Rating Agencies.

          NIM Trustee: The trustee for any series of NIM Securities.

          Non-Delay Certificates: As specified in the Preliminary Statement.

          Non-Permitted Transferee: A Person other than a Permitted Transferee.

          Nonrecoverable P&I Advance: Any P&I Advance previously made or proposed to be made in respect of a Mortgage Loan or REO Property that, in the good faith business judgment of the Servicer or the Master Servicer or any successor Master Servicer, will not or, in the case of a proposed P&I Advance, would not be ultimately recoverable from related late payments, Insurance
Proceeds, Condemnation Proceeds, Liquidation Proceeds or otherwise on such
Mortgage Loan or REO Property as provided herein.

          Nonrecoverable Servicing Advance: Any Servicing Advances previously made or proposed to be made in respect of a Mortgage Loan or REO Property, which, in the good faith business judgment of the Servicer, or the Master
Servicer or any successor Master Servicer, will not or, in the case of a proposed Servicing Advance, would not, be ultimately recoverable from related late payments, Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds
or otherwise on such Mortgage Loan or REO Property. The determination by the
Servicer or the Master Servicer or any successor Master Servicer that it has made a Nonrecoverable Servicing Advance or that any proposed Servicing Advances, if made, would constitute a Nonrecoverable Servicing Advance, shall be evidenced by an Officers' Certificate delivered to the Securities Administrator and the
Master Servicer.

                                       51

          Notice of Final Distribution: The notice to be provided pursuant to
Section 11.02 to the effect that final distribution on any of the Certificates shall be made only upon presentation and surrender thereof.

          Offered Certificates: As specified in the Preliminary Statement.

          Officer's Certificate: A certificate signed by an officer of the
Servicer or Subservicer responsibility for the servicing of the Mortgage Loans required to be serviced by the Servicer or Subservicer and listed on a list delivered to the Securities Administrator pursuant to this Agreement.

          Opinion of Counsel: A written opinion of counsel, who may be in-house counsel for the Servicer or the Subservicer, reasonably acceptable to the
Trustee and the Securities Administrator; provided that any Opinion of Counsel relating to (a) qualification of the Mortgage Loans in a REMIC or (b) compliance with the REMIC Provisions, must be (unless otherwise stated in such Opinion of
Counsel) an opinion of counsel who (i) is in fact independent of the Servicer,
(ii) does not have any material direct or indirect financial interest in the
Servicer or in an Affiliate thereof and (iii) is not connected with the Servicer as an officer, employee, director or person performing similar functions.

          Optional Termination Date: means:

          (i) For so long as the Class X Certificates are 100% owned, either directly or indirectly, by the Unaffiliated Seller or any Affiliate thereof, then the Servicer may cause the Optional Termination Date to occur on any
Distribution Date when the aggregate Stated Principal Balance of the Mortgage
Loans is 5.00% or less of the Maximum Pool Principal Balance; provided, that if the Servicer does not exercise its right to cause the Optional Termination Date to occur, the Master Servicer may cause the Optional Termination Date to occur on any Distribution Date when the aggregate Stated Principal Balance of the
Mortgage Loans is 5.00% or less of the Maximum Pool Principal Balance; and

          (ii) If the Class X Certificates are not 100% owned, either directly or indirectly, by the Unaffiliated Seller or any Affiliate thereof, then the
Holders of a majority in Class Certificate Balance of the Class X Certificates
may cause the Optional Termination Date to occur on any Distribution Date when the aggregate Stated Principal Balance of the Mortgage Loans is 5.00% or less of the Maximum Pool Principal Balance, and, if such Class X Certificateholders do not do so, then the Servicer shall also have such right; provided, however, that the Unaffiliated Seller or any of its Affiliates, may only participate in the exercise of the clean-up call by the majority owners of the Class X Certificates if the Unaffiliated Seller or any of its Affiliates, is not the majority owner of the Class X Certificates, either directly or indirectly.

          Originator: The party that originated or acquired a Mortgage Loan and, more specifically, (i) with respect to any Accredited Mortgage Loan, Accredited,
(ii) with respect to any CIT Mortgage Loan, CIT, (iii) with respect to any First
Bank Mortgage, Inc., First Bank, (iv) with respect to any First Horizon Mortgage
Loan, First Horizon, (v) with respect to any First NLC Mortgage Loan, First NLC,
(vi) with respect to any FlexPoint Mortgage Loan, FlexPoint, (vii) with respect to any Funding America, LLC, Funding America, (viii) with respect to any

                                       52

Lenders Direct Mortgage Loan, Lenders Direct, (ix) with respect to any Lime
Financial Mortgage Loan, Lime Financial, (x) with respect to Mandalay Mortgage,
LLC, Mandalay, (xi) with respect to any Master Financial Mortgage Loan, Master
Financial, (xii) with respect to any Maxim Mortgage Loan, Maxim, (xiii) with respect to any NC Capital Mortgage Loan, NC Capital, (xiv) with respect to any
Quick Loan Mortgage Loan, Quick Loan, (xv) with respect to any Platinum Mortgage
Loan, Platinum, (xvi) with respect to any Rose Mortgage Loan, Rose and (xvii)
with respect to any Sebring Mortgage Loan, Sebring.

          OTS: Office of Thrift Supervision, and any successor thereto.

          Outstanding: With respect to the Certificates as of any date of determination, all Certificates theretofore executed and authenticated under this Agreement except:

          (i) Certificates theretofore canceled by the Securities Administrator or delivered to the Securities Administrator for cancellation; and

          (ii) Certificates in exchange for which or in lieu of which other
Certificates have been executed and delivered by the Securities Administrator pursuant to this Agreement.

          Outstanding Mortgage Loan: As of any Due Date, a Mortgage Loan with a
Stated Principal Balance greater than zero which was not the subject of a
Principal Prepayment in Full prior to such Due Date and which did not become a
Liquidated Mortgage Loan prior to such Due Date.

          Ownership Interest: As to any Residual Certificate, any ownership interest in such Certificate including any interest in such Certificate as the
Holder thereof and any other interest therein, whether direct or indirect, legal or beneficial.

          P&I Advance: As to any Mortgage Loan or REO Property, any advance made by the Servicer or the Master Servicer (including the Trustee as successor
Master Servicer and any other successor Master Servicer, as applicable) in respect of any Remittance Date with respect to any Mortgage Loan representing the aggregate of all payments of principal and/or interest on such Mortgage
Loan, net of the related Servicing Fee, that were due during the related Due
Period on the Mortgage Loan, and that were delinquent or unpaid on the related
Determination Date, plus certain amounts representing assumed payments not covered by any current net income on the Mortgaged Properties acquired by foreclosure or deed in lieu of foreclosure as determined pursuant to Section
4.01.

          Pass-Through Margin: With respect to each Class of Regular
Certificates, on or prior to the Optional Termination Date the following percentages: Class A-1, 0.0600%; Class A-2, 0.1100%; Class A-3, 0.1600%; Class
A-4, 0.2300%; Class M-1, 0.2800%; Class M-2, 0.2900%; Class M-3, 0.3300%; Class
M-4, 0.3800%; Class M-5, 0.4000%; Class M-6, 0.4600%; Class B-1, 1.1000%; Class
B-2, 1.8000%; Class B-3, 2.4000%; and Class B-4, 2.4000% On the first
Distribution Date after the Optional Termination Date, the Pass-Through Margins
shall increase to the following percentages: Class A-1, 0.1200%; Class A-2,
0.2200%; Class A-3, 0.3200%; Class A-4, 0.4600%; Class M-1, 0.4200%; Class M-2,
0.4350%; Class M-3, 0.4950%; Class M-4, 0.5700%; Class M-5, 0.6000%; Class M-6,
0.6900%; Class B-1, 1.6500%; Class B-2, 2.7000%; Class B-3, 3.6000%; and Class
B-4, 3.6000%.

                                       53

          Pass-Through Rate: For any Distribution Date, the "Pass-Through Rate"
for each class of LIBOR Certificates will be a per annum rate equal to the lesser of (1) One-Month LIBOR plus the related Pass-Through Margin for such classes and that Distribution Date and (2) the WAC Cap.

          PCAOB: The Public Company Accounting Oversight Board.

          Percentage Interest: As to any Certificate, the percentage interest evidenced thereby in distributions required to be made on the related Class, such percentage interest being set forth on the face thereof or equal to the percentage obtained by dividing the Denomination of such Certificate by the aggregate of the Denominations of all Certificates of the same Class.

          Periodic Mortgage Rate Cap: With respect to an Adjustable Rate
Mortgage Loan, the periodic limit on each Mortgage Rate adjustment as set forth in the related Mortgage Note.

          Permitted Investments: Any one or more of the following obligations or securities acquired at a purchase price of not greater than par, regardless of whether issued by the Servicer, the Trustee, the Securities Administrator or any
of their respective Affiliates:

          (i) direct obligations of, or obligations fully guaranteed as to timely payment of principal and interest by, the United States or any agency or instrumentality thereof; provided such obligations are backed by the full faith and credit of the United States;

          (ii) demand and time deposits in, certificates of deposit of, or bankers' acceptances (which shall each have an original maturity of not more than 90 days and, in the case of bankers' acceptances, shall in no event have an original maturity of more than 365 days or a remaining maturity of more than 30 days) denominated in United States dollars and issued by, any Eligible Institution;

          (iii) repurchase obligations with respect to any security described in clause (i) above entered into with an Eligible Institution (acting as principal);

          (iv) securities bearing interest or sold at a discount that are issued by any corporation incorporated under the laws of the United States of
     America or any state thereof and that are rated by each Rating Agency that rates such securities in its highest long-term unsecured rating categories at the time of such investment or contractual commitment providing for such investment;

          (v) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than 30 days after the date of acquisition thereof)
     that is rated by each Rating Agency that rates such securities in its highest short-term unsecured debt rating available at the time of such investment;

          (vi) any demand, money market fund, common trust fund or time deposit or obligation, or interest-bearing or other security or investment, (A)
     rated in the highest rating category by each Rating Agency (if rated by such Rating Agency) or (B) that would not adversely affect the then current rating by either Rating Agency of any of the

                                       54

     Certificates. Such investments in this subsection (vi) may include money market mutual funds or common trust funds, including, without limitation, the Wells Fargo Advantage Prime Money Market Fund or any other fund for which Wells Fargo Bank, National Association, the Trustee or an affiliate thereof serves as an investment advisor, administrator, shareholder servicing agent, and/or custodian or subcustodian, notwithstanding that (i)
     Wells Fargo Bank, National Association, or an affiliate thereof charges and collects fees and expenses from such funds for services rendered, (ii)
     Wells Fargo Bank, National Association, or an affiliate thereof charges and collects fees and expenses for services rendered pursuant to this
     Agreement, and (iii) services performed for such funds and pursuant to this
     Agreement may converge at any time. The Trustee specifically authorizes
     Wells Fargo Bank, National Association, or an affiliate thereof to charge and collect from the Trust Fund such fees as are collected from all investors in such funds for services rendered to such funds (but not to exceed investment earnings thereon); and

          (vii) if previously confirmed in writing to the Securities
     Administrator, any other demand, money market or time deposit, or any other obligation, security or investment, as may be acceptable to the Rating
     Agencies as a permitted investment of funds backing "Aaa" or "AAA" rated securities;

provided, however, that no instrument described hereunder shall evidence either the right to receive (a) only interest with respect to the obligations underlying such instrument or (b) both principal and interest payments derived from obligations underlying such instrument and the interest and principal payments with respect to such instrument provide a yield to maturity at par greater than 120% of the yield to maturity at par of the underlying obligations.

          Permitted Transferee: Any Person other than (i) the United States, any
State or political subdivision thereof, or any agency or instrumentality of any of the foregoing, (ii) a foreign government, international organization or any agency or instrumentality of either of the foregoing, (iii) an organization
(except certain farmers' cooperatives described in section 521 of the Code)
which is exempt from tax imposed by Chapter 1 of the Code (including the tax imposed by section 511 of the Code on unrelated business taxable income) on any excess inclusions (as defined in section 860E(c)(1) of the Code) with respect to any Residual Certificate, (iv) rural electric and telephone cooperatives described in section 1381(a)(2)(C) of the Code, (v) a Person that is not a U.S.
Person, (vi) an "electing large partnership" within the meaning of section 775 of the Code and (vii) any other Person so designated by the Depositor based upon an Opinion of Counsel that the Transfer of an Ownership Interest in a Residual
Certificate to such Person may cause any REMIC created hereunder to fail to qualify as a REMIC at any time that the Certificates are outstanding. The terms
"United States," "State" and "international organization" shall have the meanings set forth in section 7701 of the Code or successor provisions. A corporation will not be treated as an instrumentality of the United States or of any State or political subdivision thereof for these purposes if all of its activities are subject to tax and, with the exception of the Federal Home Loan
Mortgage Corporation, a majority of its board of directors is not selected by such government unit.

                                       55

          Person: Any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, unincorporated organization or government, or any agency or political subdivision thereof.

          Physical Certificates: As specified in the Preliminary Statement.

          Plan: As defined in Section 5.02(b).

          Platinum: Platinum Capital Group, a California corporation, and its successors in interest.

          Platinum Agreements: The Platinum Purchase Agreement and the Platinum
Assignment Agreement, copies of which are attached hereto as Exhibit LL.

          Platinum Assignment Agreement: The Assignment and Recognition
Agreement, dated as of January 30, 2007, by and among the Unaffiliated Seller, the Depositor and Platinum, and each other Assignment and Recognition Agreement by and among the Unaffiliated Seller, the Depositor and Platinum in connection with any Subsequent Transfer of Platinum Mortgage Loans.

          Platinum Mortgage Loan: A Mortgage Loan which was acquired from
Platinum by the Unaffiliated Seller pursuant to the Platinum Purchase Agreement, and which has been acquired by the Trust Fund.

          Platinum Purchase Agreement: The Amended and Restated Mortgage Loan
Purchase and Warranties Agreement, dated as of December 1, 2006, as amended to date, by and between the Unaffiliated Seller and Platinum.

          Pool Stated Principal Balance: As to any Distribution Date, the
aggregate of the Stated Principal Balances of the Mortgage Loans for such
Distribution Date which were Outstanding Mortgage Loans as of the last day of the related Due Period.

          Pre-Funding Account: The separate Eligible Account created and maintained by the Securities Administrator pursuant to Section 3.07(f) in the name of Securities Administrator for the benefit of the Certificateholders, and designated in trust for registered holders of IXIS Real Estate Capital Trust
2007-HE1, Mortgage Pass Through Certificates, Series 2007-HE1, the funds of which, during the Pre-Funding Period, shall be applied solely to the purchase of
Subsequent Mortgage Loans.

          Pre-Funding Amount: With respect to any date, the amount on deposit in the Pre-Funding Account, which amount the Securities Administrator shall evidence to the Custodian upon request.

          Pre-Funding Earnings: The actual investment earnings realized on amounts deposited in the Pre-Funding Account.

          Pre-Funding Period: The period commencing on the Startup Day and ending on the earliest to occur of (i) the date on which the amount on deposit in the Pre-Funding Account

                                       56

(exclusive of any investment earnings) is less than $100,000, (ii) the date on which any Event of Default occurs and (iii) April 25, 2007.

          Pre-Funding Reserve Account: The separate Eligible Account created and maintained by the Securities Administrator pursuant to Section 3.07(j) in the name of the Securities Administrator, for the benefit of the Class X
Certificateholders and designated "Wells Fargo Bank, National Association, in trust for holders of IXIS Real Estate Capital Trust 2007-HE1, Mortgage
Pass-Through Certificates, Series 2007-HE1, Class X".

          Prepayment Charge: Any prepayment premium, penalty or charge collected by the Servicer with respect to a Mortgage Loan from a Mortgagor in connection with any voluntary Principal Prepayment pursuant to the terms of the related
Mortgage Note.

          Prepayment Interest Excess: With respect to any Distribution Date, any interest collected by the Servicer with respect to any Mortgage Loan as to which a Principal Prepayment in Full occurs from the 1st day of the month through the
15th day of the month in which such Distribution Date occurs and that represents interest that accrues from the 1st day of such month to the date of such
Principal Prepayment in Full.

          Prepayment Interest Shortfall: With respect to any Remittance Date, the sum of, for each Mortgage Loan that was during the portion of the Prepayment
Period from and including the 16th day of the month preceding the month in which such Distribution Date occurs (or from the day following the Cut-off Date, in the case of the first Distribution Date) through the last day of such month the subject of a Principal Prepayment in Full, that was applied by the Servicer to reduce the outstanding principal balance of such Mortgage Loan on a date preceding the Due Date in the succeeding Prepayment Period, an amount equal to interest at the applicable Adjusted Net Mortgage Rate on the amount of such
Principal Prepayment for the number of days commencing on the date on which the prepayment is applied and ending on the last day of the calendar month preceding such Distribution date.

          Prepayment Period: With respect to any Distribution Date, the period from and including the 16th day of the month preceding the month in which such
Distribution Date occurs (or, in the case of the first Distribution Date, from and including the Cut-off Date) to and including the 15th day of the month in which such Distribution Date occurs.

          Principal Distribution Amount: For any Distribution Date, the sum of
(i) the Basic Principal Distribution Amount for such Distribution Date and (ii)
the Extra Principal Distribution Amount for such Distribution Date.

          Principal Prepayment: Any full or partial payment or other recovery of principal on a Mortgage Loan (including upon liquidation of a Mortgage Loan)
which is received in advance of its scheduled Due Date, excluding any Prepayment
Charge thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

          Principal Prepayment in Full: Any Principal Prepayment made by a
Mortgagor of the entire principal balance of a Mortgage Loan.

                                       57

          Principal Remittance Amount: With respect to any Distribution Date, the amount equal to the sum of the following amounts (without duplication) with respect to the related Due Period, of: (i) each Scheduled Payment of principal on a Mortgage Loan during the related Due Period and received by the Servicer on or prior to the related Determination Date or advanced by the Servicer for the related Remittance Date and all Principal Prepayments received during the related Prepayment Period; (ii) the principal component of all Condemnation
Proceeds, Insurance Proceeds and Liquidation Proceeds during the related Due
Period (in each case, net of remaining (i.e., not deducted from the Interest
Remittance Amount) unreimbursed expenses incurred in connection with a liquidation or foreclosure and unreimbursed Advances, if any); (iii) all partial or full prepayments on the Mortgage Loans received during the related Prepayment
Period; (iv) the principal component of all Substitution Adjustment Amounts allocable to principal and Repurchase Prices received by the Servicer with respect to such Distribution Date; and (v) the proceeds of any termination of the Trust Fund pursuant to Section 11.01 (to the extent such proceeds relate to principal); reduced by remaining amounts (i.e., not deducted from the Interest
Remittance Amount) in reimbursement for Advances previously made with respect to the Mortgage Loans and other amounts as to which the Servicer is entitled to be reimbursed pursuant to this Agreement.

          Private Certificates: As specified in the Preliminary Statement.

          Prospectus Supplement: The Prospectus Supplement, dated January 23,
2007, relating to the Offered Certificates.

          PTCE 95-60: As defined in Section 5.02(b).

          PUD: Planned Unit Development.

          Qualified Insurer: A mortgage guaranty insurance company duly qualified as such under the laws of the state of its principal place of business and each state having jurisdiction over such insurer in connection with the insurance policy issued by such insurer, duly authorized and licensed in such states to transact a mortgage guaranty insurance business in such states and to write the insurance provided by the insurance policy issued by it, approved as a
FNMA- or FHLMC-approved mortgage insurer or having a claims paying ability rating of at least "AA" or equivalent rating by a nationally recognized statistical rating organization. Any replacement insurer with respect to a
Mortgage Loan must have at least as high a claims paying ability rating as the insurer it replaces had on the Closing Date.

          Quick Loan: Quick Loan Funding Inc., a California corporation, and its successors in interest.

          Quick Loan Agreements: The Quick Loan Purchase Agreement and the Quick
Loan Assignment Agreement, copies of which are attached hereto as Exhibit MM.

          Quick Loan Assignment Agreement: The Assignment and Recognition
Agreement, dated as of January 30, 2007, by and among the Unaffiliated Seller, the Depositor and Quick Loan, and each other Assignment and Recognition
Agreement by and among the Unaffiliated Seller, the Depositor and Quick Loan in
connection with any Subsequent Transfer of Quick Loan Mortgage Loans.

                                       58

          Quick Loan Mortgage Loan: A Mortgage Loan which was acquired from
Quick Loan by the Unaffiliated Seller pursuant to the Quick Loan Purchase
Agreement, and which has been acquired by the Trust Fund.

          Quick Loan Purchase Agreement: The Mortgage Loan Purchase and
Warranties Agreement, dated as of May 1, 2006, as amended to date, by and between the Unaffiliated Seller and Quick Loan.

          Rating Agency: Each of Standard & Poor's, Fitch and Moody's. If such organization or a successor is no longer in existence, "Rating Agency" shall be such nationally recognized statistical rating organization, or other comparable
Person, as is designated by the Depositor, notice of which designation shall be given to the Trustee and the Securities Administrator. References herein to a given rating or rating category of a Rating Agency shall mean such rating category without giving effect to any modifiers. For purposes of Section 10.06, the addresses for notices to each Rating Agency shall be the address specified therefor in the definition corresponding to the name of such Rating Agency, or such other address as such Rating Agency may hereafter furnish to the Depositor, the Trustee, the Securities Administrator, and the Servicer.

          Realized Loss: With respect to each Liquidated Mortgage Loan the excess (not less than zero or more than the Stated Principal Balance of the
Mortgage Loan) of the unpaid principal balance of a Liquidated Mortgage Loan together with accrued and unpaid interest thereon over the Liquidation Proceeds, net of customary out-of-pocket expenses incurred by the Servicer in connection with the liquidation of such Liquidated Mortgage Loan and net of the amount of any unreimbursed Servicing Advances with respect to such Liquidated Mortgage
Loan.

          Record Date: With respect to any Distribution Date, the close of business on the Business Day immediately preceding such Distribution Date;
provided, however, that for any Certificate issued in definitive form, the
Record Date shall be the close of business on the last Business Day of the month immediately preceding the month in which such applicable Distribution Date occurs.

          Reference Bank: As defined in Section 4.04.

          Regular Certificates: As specified in the Preliminary Statement.

          Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation
AB), 17 C.F.R. Sections 229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities
Act Release No. 33-8518, 70 Fed. Reg. 1506-1631 (January 7, 2005)) or by the
staff of the Commission, or as may be provided by the Commission or its staff from time to time.

          Relief Act Shortfall: With respect to any Distribution Date and any
Mortgage Loan, any reduction in the amount of interest or principal collectible on such Mortgage Loan for the most recently ended Due Period as a result of the application of the Servicemembers Civil Relief Act and similar state laws.

                                       59

          Remainder Amount: As defined in Section 11.01.

          REMIC: A "real estate mortgage investment conduit" within the meaning of section 860D of the Code.

          REMIC Adjusted WAC Cap: The weighted average of the interest rates on the REMIC IV Accretion Directed Classes and the Class IV-Accrual Interest.

          REMIC Provisions: Provisions of the federal income tax law relating to
REMICs, which appear at sections 860A through 860G of Subchapter M of Chapter 1 of the Code, and related provisions, and regulations promulgated thereunder, as the foregoing may be in effect from time to time as well as provisions of applicable state laws.

          REMIC Trust: The segregated pool of assets consisting of the Trust
Fund, exclusive of Prepayment Charges, the Supplemental Interest Trust, the
Excess Reserve Fund Account, the Pre-Funding Account, the Swap Account, the
Pre-Funding Reserve Account, the Capitalized Interest Account, the Interest Rate
Cap Agreement and the Interest Rate Swap Agreement.

          REMIC I: As described in the Preliminary Statement.

          REMIC I Regular Interest: As described in the Preliminary Statement.

          REMIC II: As described in the Preliminary Statement.

          REMIC II Regular Interest: As described in the Preliminary Statement.

          REMIC III: As described in the Preliminary Statement.

          REMIC III Net WAC: The weighted average of the interest rates on the
Class II C1 through Class II C62 Interests and the Class II J1 Interests.

          REMIC III Regular Interest: As described in the Preliminary Statement.

          REMIC IV: As described in the Preliminary Statement.

          REMIC IV Accretion Directed Class: As described in the Preliminary
Statement.

          REMIC IV Net WAC: The weighted average of the interest rates on the
Class III-C1a through Class III-C62a, Class III-C1b through Class III-C62b
Interests and the Class III-J1 Interests.

          REMIC IV Regular Interest: As described in the Preliminary Statement.

          REMIC V: As described in the Preliminary Statement.

          REMIC V Regular Interest: As described in the Preliminary Statement.

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          Remittance Date: With respect to any Distribution Date, the 21st day
(or if such day is a Saturday, then the first business day immediately preceding that day, or if such day is a Sunday or otherwise not a Business Day, then the immediately following Business Day) of the month of the related Distribution
Date.

          REO Disposition: The final sale by the Servicer of any REO Property.

          REO Imputed Interest: As to any REO Property, for any period, an amount equivalent to interest (at the Mortgage Rate net of the Servicing Fee
Rate that would have been applicable to the related Mortgage Loan had it been outstanding) on the unpaid principal balance of the Mortgage Loan as of the date of acquisition thereof (as such balance is reduced pursuant to Section 3.17 by any income from the REO Property treated as a recovery of principal).

          REO Property: A Mortgaged Property acquired by the Trust Fund through foreclosure or deed-in-lieu of foreclosure in connection with a defaulted
Mortgage Loan.

          Replacement Swap Provider Payment: Any payments that have been received by the Supplemental Interest Trust as a result of entering into a replacement interest rate swap agreement following an Additional Termination
Event described in Part 1(q)(iv) or (v) of the Schedule to the Interest Rate
Swap Agreement.

          Reportable Event: As defined in Section 8.12(g).

          Representative: Morgan Stanley & Co. Incorporated, as representative on behalf of itself and IXIS Securities LLC.

          Repurchase Price: With respect to any Mortgage Loan, an amount equal to the sum (without duplication) of (i) the unpaid principal balance of such
Mortgage Loan as of the date of repurchase and (ii) (x) if such Mortgage Loan is being repurchased by the Unaffiliated Seller, the sum of (A) interest on such unpaid principal balance of such Mortgage Loan at the Mortgage Rate from the last date through which interest has been paid and distributed to the Trustee to the last day of the month in which such repurchase occurs, (B) all unreimbursed
P&I Advances and Servicing Advances, (C) all unpaid Servicing Fees, (D) all expenses reasonably incurred by the Servicer, the Trustee, the Custodian, the
Securities Administrator, the Master Servicer or the Unaffiliated Seller, as the
case may be, in respect of a breach or defect, including, without limitation, expenses arising out of any such party's enforcement of the Originator's repurchase obligation, to the extent not included in (B), and (E) all costs and expenses incurred by, or on behalf of, the Trust Fund in connection with any violation by such Mortgage Loan of a predatory or abusive-lending law or (y) if such Mortgage Loan is being repurchased by the related Originator, the repurchase price specified in the related Mortgage Loan Purchase Agreement.

          Request for Release: The Request for Release submitted by the Servicer to the Trustee and Custodian, substantially in the form of Exhibit K.

          Residual Certificates: As specified in the Preliminary Statement.

                                       61

          Responsible Officer: When used with respect to the Trustee, the Master
Servicer or the Securities Administrator, as applicable, any vice president, any assistant vice president, any assistant secretary, any assistant treasurer or any other officer of the Trustee, the Master Servicer or the Securities
Administrator, as applicable, customarily performing functions similar to those performed by any of the above designated officers who at such time shall be officers to whom, with respect to a particular matter, such matter is referred because of such officer's knowledge of and familiarity with the particular subject and who, in each case, shall have direct responsibility for the administration of this Agreement.

          Rose: Rose Mortgage, Inc., a New Jersey corporation, and its successors in interest.

          Rose Agreements: The Rose Purchase Agreement and the Rose Assignment
Agreement, copies of which are attached hereto as Exhibit NN.

          Rose Assignment Agreement: The Assignment and Recognition Agreement,
dated as of January 30, 2007, by and among the Unaffiliated Seller, the
Depositor and Rose, and each other Assignment and Recognition Agreement by and among the Unaffiliated Seller, the Depositor and Rose in connection with any
Subsequent Transfer of Rose Mortgage Loans.

          Rose Mortgage Loan: A Mortgage Loan which was acquired from Rose by the Unaffiliated Seller pursuant to the Rose Purchase Agreement, and which has been acquired by the Trust Fund.

          Rose Purchase Agreement: The Third Amended and Restated Mortgage Loan
Purchase and Warranties Agreement, dated as of August 1, 2006, as amended to date, by and between the Unaffiliated Seller and Rose.

          Rule 144A Letter: As defined in Section 5.02(b).

          Sarbanes Certification: As defined in Section 8.12(c).

          Saxon: Saxon Mortgage Services, Inc., a Texas corporation, and it successors in interest.

          Scheduled Payment: The scheduled monthly payment on a Mortgage Loan due on any Due Date allocable to principal and/or interest on such Mortgage Loan which, unless otherwise specified herein, shall give effect to any related Debt
Service Reduction and any Deficient Valuation that affects the amount of the scheduled payment due on such Mortgage Loan.

          Scheduled Principal Balance: With respect to any Mortgage Loan: (a) as of the Cut-off Date, the outstanding principal balance of such Mortgage Loan as of such date, net of the principal portion of all unpaid Scheduled Payments, if any, due on or before such date; (b) as of any Due Date subsequent to the
Cut-off Date up to and including the Due Date in the calendar month in which a
Liquidation Event occurs with respect to such Mortgage Loan, the Scheduled
Principal Balance of such Mortgage Loan as of the Cut-off Date, minus the sum of
(i) the principal portion of each Scheduled Payment due on or before such Due
Date but subsequent to

                                       62

the Cut-off Date, whether or not received, (ii) all Principal Prepayments received before such Due Date but after the Cut-off Date, (iii) the principal portion of all Liquidation Proceeds and Insurance Proceeds received before such
Due Date but after the Cut-off Date, net of any portion thereof that represents principal due (without regard to any acceleration of payments under the related
Mortgage and Mortgage Note) on a Due Date occurring on or before the date on which such proceeds were received and (iv) any reduction in the principal balance of such Mortgage Loan incurred with respect thereto as a result of a
Deficient Valuation occurring before such Due Date, but only to the extent such reduction in principal balance represents a reduction in the portion of principal of such Mortgage Loan not yet due (without regard to any acceleration of payments under the related Mortgage and Mortgage Note) as of the date of such
Deficient Valuation; and (c) as of any Due Date subsequent to the occurrence of a Liquidation Event with respect to such Mortgage Loan, zero.

          Sebring: Sebring Capital Partners, LP, a Delaware limited partnership, and its successors in interest.

          Sebring Mortgage Loan: A Mortgage Loan which was acquired from Sebring by the Unaffiliated Seller pursuant to the Sebring Purchase Agreement, and which has been acquired by the Trust Fund.

          Sebring Purchase Agreement: The Mortgage Loan Purchase and Warranties
Agreement, dated as of October 1, 2006, as amended to date, by and between the
Unaffiliated Seller and Sebring , a copy of which is attached hereto as Exhibit
OO.

          Second Lien Mortgage Loan: A Mortgage Loan secured by a second lien
Mortgage on the related Mortgaged Property.

          Securities Act: The Securities Act of 1933, as amended.

          Securities Administrator: Wells Fargo Bank, National Association, a
banking association organized under the laws of the United States, and its successors and assigns, in its capacity as Securities Administrator hereunder.

          Securities Administrator and Master Servicer Fee: With respect to any
Distribution Date, an amount equal to the product of (a) one-twelfth of the
Securities Administrator and Master Servicer Fee Rate and (b) the sum of (i) the
Stated Principal Balance of the Mortgage Loans as of the prior Distribution Date
(or as of the Cut-off Date in the case of the first Distribution Date) and (ii)
the Pre-Funding Amount.

          Securities Administrator and Master Servicer Fee Rate: With respect to each Mortgage Loan, 0.0050% per annum.

          Senior Defaulted Swap Termination Payment: As of any date, the lesser of (x) any Replacement Swap Provider Payment and (y) any Defaulted Swap
Termination Payment owed to the Swap Provider.

          Senior Enhancement Percentage: With respect to any Distribution Date, the percentage obtained by dividing (x) the sum of (i) the aggregate Class
Certificate Balance of the

                                       63

Subordinated Certificates and (ii) the Subordinated Amount (in each case after taking into account the distribution of the Principal Distribution Amount and any principal payments on those Classes of Certificates from the Swap Account for such Distribution Date) by (y) the Current Maximum Amount for that
Distribution Date.

          Senior Specified Enhancement Percentage: As of any date of determination, 40.30%.

          Servicer: Saxon Mortgage Services, Inc., a Texas corporation, its successors and assigns, in its capacity as the Servicer hereunder.

          Servicer Remittance Report: As defined in Section 4.03(c).

          Servicing Advances: The reasonable "out-of-pocket" costs and expenses
(including legal fees) incurred by the Servicer in the performance of its servicing obligations in connection with a default, delinquency or other unanticipated event, including, but not limited to, the cost of (i) the preservation, restoration, inspection and protection of a Mortgaged Property,
(ii) any enforcement, administrative or judicial proceedings, including foreclosures and litigation, in respect of a particular Mortgage Loan, (iii) the management (including reasonable fees in connection therewith) and liquidation of any REO Property and (iv) the performance of its obligations under Section
3.01, Section 3.09, Section 3.13 and Section 3.15. Servicing Advances also include any reasonable "out-of-pocket" costs and expenses (including legal fees)
incurred by the Servicer in connection with executing and recording instruments of satisfaction, deeds of reconveyance or Assignments of Mortgage in connection with any foreclosure in respect of any Mortgage Loan to the extent not recovered from the Mortgagor or otherwise payable under this Agreement. The Servicer shall not be required to make any Nonrecoverable Servicing Advances.

          Servicing Criteria: The "servicing criteria" set forth in Item 1122(d)
of Regulation AB, which as of the Closing Date are listed on Exhibit Q hereto.

          Servicing Fee: With respect to the Servicer and each Mortgage Loan and for any calendar month, an amount equal to one month's interest (or in the event of any payment of interest which accompanies a Principal Prepayment in Full made by the Mortgagor during such calendar month, interest for the number of days covered by such payment of interest) at the Servicing Fee Rate on the applicable
Stated Principal Balance of such Mortgage Loan as of the first day of the related Due Period (or the Cut-off Date, in the case of the First Distribution
Date). Such fee shall be payable monthly, and shall be pro rated for any portion of a month during which the Mortgage Loan is serviced by the Servicer under this
Agreement. The Servicing Fee is payable solely from, the interest portion
(including recoveries with respect to interest from Liquidation Proceeds,
Insurance Proceeds, Condemnation Proceeds and proceeds received with respect to
REO Properties, to the extent permitted by Section 3.11) of such Scheduled
Payment collected by the Servicer, or as otherwise provided under Section 3.11.

          Servicing Fee Rate: With respect to each Mortgage Loan, 0.50% per annum.

          Servicing File: With respect to each Mortgage Loan, the file retained by the Servicer consisting of originals or copies of all documents in the
Mortgage File which are not

                                       64

delivered to the Custodian in the Custodial File and copies of each of the other
Mortgage Loan documents required to be delivered by the related Originator pursuant to the terms of the related Mortgage Loan Purchase Agreement.

          Servicing Function Participant: As defined in Section 3.23(a).

          Servicing Officer: Any officer of the Servicer involved in, or responsible for, the administration and servicing of the Mortgage Loans whose name and facsimile signature appear on a list of servicing officers furnished to the Trustee, the Securities Administrator, the Master Servicer and the Custodian
by the Servicer on the Closing Date pursuant to this Agreement, as such list may from time to time be amended.

          Servicing Transfer Date: With respect to each Mortgage Loan, the date on which Saxon commenced servicing such Mortgage Loan, as set forth on the
Mortgage Loan Schedule.

          Servicing Trigger Event: With respect to each Determination Date, a
Servicing Trigger Event exists if total Cumulative Loss Percentage exceeds: (i)
8.50% on any Determination Date up to, and including, the fifth anniversary of the Cut-off Date; or (ii) 10.82% on any Determination Date from the fifth to, and including, the tenth anniversary of the Cut-off Date. Following the tenth anniversary of the Cut-off Date, no Servicing Trigger Event shall exist.

          Specified Subordinated Amount: With respect to any Distribution Date prior to the Stepdown Date, an amount equal to 2.10% of the Maximum Pool
Principal Balance; and with respect to any Distribution Date on and after the
Stepdown Date, an amount equal to 4.20% of the Current Maximum Amount for that
Distribution Date subject to a minimum amount equal to 0.50% of the Maximum Pool
Principal Balance; provided, however, that if, on any Distribution Date, a
Trigger Event exists, the Specified Subordinated Amount shall not be reduced to the applicable percentage of the Current Maximum Amount, but instead will remain the same as the prior period's Specified Subordinated Amount until the
Distribution Date on which a Trigger Event no longer exists. When the Class
Certificate Balance of each Class of LIBOR Certificates has been reduced to zero, the Specified Subordinated Amount shall thereafter equal zero.

          Standard & Poor's: Standard & Poor's Ratings Services, a division of
The McGraw-Hill Companies, Inc., and its successors in interest. If Standard &
Poor's is designated as a Rating Agency in the Preliminary Statement, for
purposes of Section 10.06 the address for notices to Standard & Poor's shall be
Standard & Poor's, 55 Water Street, New York, New York 10041, Attention:
Residential Mortgage Surveillance Group - IXIS Real Estate Capital Trust
2007-HE1, or such other address as Standard & Poor's may hereafter furnish to the Depositor, the Trustee, the Securities Administrator and the Servicer.

          Standard & Poor's Glossary: The Standard & Poor's LEVELS(R) Glossary,
as may be in effect from time to time.

          Startup Day: For each REMIC created hereunder, the Closing Date.

          Stated Principal Balance: As to each Mortgage Loan and as of any date of determination, (i) the principal balance of the Mortgage Loan at the Cut-off
Date after giving

                                       65

effect to payments of principal due on or before such date, to the extent actually received, minus (ii) all amounts previously remitted to the Securities
Administrator with respect to the related Mortgage Loan representing payments or recoveries of principal, including Advances in respect of Scheduled Payments of principal. For purposes of any Distribution Date, the Stated Principal Balance
of any Mortgage Loan will give effect to any Scheduled Payments of principal received by the Servicer on or prior to the related Determination Date or advanced by the Servicer prior to the related Remittance Date and any unscheduled principal payments and other unscheduled principal collections received during the related Prepayment Period, and the Stated Principal Balance of any Mortgage Loan that has prepaid in full or has become a Liquidated
Mortgage Loan during the related Prepayment Period shall be zero.

          Stepdown Date: The later to occur of (i) the earlier to occur of (a)
the Distribution Date in February 2010 and (b) the Distribution Date on which the aggregate Class Certificate Balance of the Class A Certificates have been reduced to zero and (ii) the first Distribution Date on which the Senior
Enhancement Percentage (calculated for this purpose only after taking into account scheduled and unscheduled payments of principal on the Mortgage Loans on the last day of the related Due Period but prior to any allocation of the
Principal Distribution Amount together with any principal payments from the Swap
Account to the LIBOR Certificates on the applicable Distribution Date) is greater than or equal to the Senior Specified Enhancement Percentage.

          Subcontractor: Any third-party or Affiliated vendor, subcontractor or other Person utilized by the Servicer, a Subservicer, or the Master Servicer or
the Securities Administrator, as applicable, that is not responsible for the overall servicing (as "servicing" is commonly understood by participants in the mortgage-backed securities market) of Mortgage Loans but performs one or more discrete functions identified in Item 1122(d) of Regulation AB with respect to
Mortgage Loans.

          Subordinated Amount: With respect to any Distribution Date, the excess, if any, of (a) the Current Maximum Amount for that Distribution Date on such Distribution Date over (b) the aggregate of the Class Certificate Balances of the LIBOR Certificates as of such Distribution Date plus, except for federal income tax purposes, the Class Certificate Balances of the Class P Certificates
(after giving effect to the payment of the Principal Remittance Amount on such
Certificates on such Distribution Date).

          Subordinated Certificates: As specified in the Preliminary Statement.

          Subordination Deficiency: With respect to any Distribution Date, the excess, if any, of (a) the Specified Subordinated Amount applicable to such
Distribution Date over (b) the Subordinated Amount applicable to such
Distribution Date.

          Subordination Reduction Amount: With respect to any Distribution Date, an amount equal to the lesser of (a) the Excess Subordinated Amount and (b) the
Net Monthly Excess Cash Flow.

          Subsequent Recovery: With respect to any Mortgage Loan or related
Mortgaged Property that became a Liquidated Mortgage Loan or was otherwise disposed of, all amounts

                                       66

received in respect of such Liquidated Mortgage Loan after an Applied Realized
Loss Amount related to such Mortgage Loan or Mortgaged Property is allocated to reduce the Class Certificate Balance of any Class of Subordinated Certificates.
Any Subsequent Recovery that is received during a Prepayment Period will be treated as Liquidation Proceeds and included as part of the Principal Remittance
Amount for the related Distribution Date.

          Subsequent Cut-off Date: As to any Subsequent Mortgage Loans, the date specified in the addition notice delivered in connection therewith, which date shall be the close of business on the first day of the month in which such
Subsequent Mortgage Loans will be conveyed to the Trust Fund.

          Subsequent Mortgage Loans: The Mortgage Loans hereafter transferred and assigned to the Trust Fund pursuant to Section 2.01(c), each of which shall have been purchased by the Unaffiliated Seller under a Mortgage Loan Purchase
Agreement.

          Subsequent Transfer: The transfer and assignment by the Depositor to the Trust of the Subsequent Mortgage Loans pursuant to the terms hereof.

          Subsequent Transfer Agreement: A subsequent transfer agreement in substantially the form of Exhibit L.

          Subsequent Transfer Date: The Business Day on which a Subsequent
Transfer occurs.

          Subservicer: Any Person that services Mortgage Loans on behalf of the
Servicer or any Subservicer and is responsible for the performance (whether directly or through Subservicers or Subcontractors) of a substantial portion of the material servicing functions required to be performed by the Servicer under this Agreement, with respect to some or all of the Mortgage Loans, that are identified in Item 1122(d) of Regulation AB.

          Subservicing Account: As defined in Section 3.08.

          Subservicing Agreement: As defined in Section 3.02(a).

          Substitute Mortgage Loan: A Mortgage Loan substituted by the
Unaffiliated Seller or an Originator for a Deleted Mortgage Loan in accordance with the terms of this Agreement or the related Mortgage Loan Purchase
Agreement, as applicable, which must, on the date of such substitution, as confirmed in a Request for Release, substantially in the form of Exhibit K, (i)
have a Stated Principal Balance, after deduction of the principal portion of the
Scheduled Payment due in the month of substitution, not in excess of, and not more than 10% less than, the Stated Principal Balance of the Deleted Mortgage
Loan; (ii) be accruing interest at a rate no lower than and not more than 1% per annum higher than, that of the Deleted Mortgage Loan; (iii) have a Loan-to-Value
Ratio no higher than that of the Deleted Mortgage Loan; (iv) have a remaining term to maturity no greater than (and not more than one year less than that of)
the Deleted Mortgage Loan; and (v) comply with each representation and warranty set forth in Sections 3.01(f), 3.01(h), 3.01(n), 3.01(o), 3.01(p) and 3.03 of
the Unaffiliated Seller's Agreement, each representation and warranty set forth in the applicable Mortgage Loan Purchase Agreement and each of the requirements set forth in Sections 2.01(c) hereof.

                                       67

          Substitution Adjustment Amount: The meaning ascribed to such term pursuant to Section 2.03(d).

          Supplemental Interest Trust: IXIS Real Estate Capital Supplemental
Interest Trust 2007-HE1 established pursuant to Section 2.01(d).

          Swap Account: The separate Eligible Account created and maintained by the Securities Administrator pursuant to Section 3.07(m) in the name of the
Securities Administrator, on behalf of the Supplemental Interest Trust, for the benefit of the Certificateholders and the Swap Provider, and designated "Wells
Fargo Bank, National Association, in trust for registered holders of IXIS Real
Estate Capital Trust 2007-HE1, Mortgage Pass-Through Certificates, Series
2007-HE1 and IXIS Financial Products, Inc.".

          Swap Payment Rate: For any Distribution Date, a fraction, the numerator of which is any Net Swap Payment or Swap Termination Payment (other than a Defaulted Swap Termination Payment) owed to the Swap Provider for such
Distribution Date and the denominator of which is the Stated Principal Balance of the mortgage loans at the beginning of the related Due Period plus amounts in the Pre-Funding Account, multiplied by 12.

          Swap Provider: IXIS Financial Products Inc., a Delaware corporation, and any successor thereto.

          Swap Termination Payment: A termination payment required to be made by either the Supplemental Interest Trust or the Swap Provider pursuant to the
Interest Rate Swap Agreement as a result an Event of Default (as defined in the
Interest Rate Swap Agreement) or a Termination Event (as defined in the Interest
Rate Swap Agreement).

          Tax Matters Person: The Holder of the Class R Certificates designated as "tax matters person" of REMIC I, REMIC II, REMIC III, REMIC IV and REMIC V,
respectively, in the manner provided under Treasury regulations section
1.860F-4(d) and Treasury regulations section 301.6231(a)(7)-1.

          Tax Service Contract: As defined in Section 3.09(a).

          Telerate Page 3750: The display page currently so designated on the
Bridge Telerate Service (or such other page as may replace that page on that service for displaying comparable rates or prices).

          Termination Price: As defined in Section 11.01.

          Total Monthly Excess Spread: As to any Distribution Date, an amount equal to the excess if any, of (i) the interest on the Mortgage Loans received by the Servicer on or prior to the related Determination Date (other than
Prepayment Interest Excesses) or advanced by the Servicer for the related
Remittance Date (net of Expense Fees) over (ii) the sum of the amounts payable to the LIBOR Certificates pursuant to Section 4.02(a)(i) and Net Swap Payments and Swap Termination Payment (other than a Defaulted Swap Termination Payment that is not a Senior Defaulted Swap Termination Payment) to the Swap Provider on
such Distribution Date.

                                       68

          Transfer: Any direct or indirect transfer or sale of any Ownership
Interest in a Residual Certificate.

          Transfer Affidavit: As defined in Section 5.02(c).

          Transferor Certificate: As defined in Section 5.02(b).

          Trigger Event: The occurrence of either a Delinquency Trigger Event or a Cumulative Loss Trigger Event.

          Trust: The express trust created hereunder in Section 2.01(d).

          Trust Fund: The corpus of the trust created hereunder consisting of
(i) the Mortgage Loans and all interest and principal received on or with respect thereto after the related Cut-off Date, other than such amounts which were due on the Mortgage Loans on or before the related Cut-off Date; (ii) each
Account, other than the Swap Account and the Excess Reserve Fund Account, and
all amounts deposited therein pursuant to the applicable provisions of this
Agreement; (iii) property that secured a Mortgage Loan and has been acquired by foreclosure, deed-in-lieu of foreclosure or otherwise; (iv) all rights of the
Depositor against the Unaffiliated Seller under the Unaffiliated Seller's
Agreement; (v) all rights of the Depositor against each Originator under the related Assignment and Recognition Agreement and the related Mortgage Loan
Purchase Agreement; (vi) the Interest Rate Swap Agreement and the Interest Rate
Cap Agreement; and (vi) all proceeds of the conversion, voluntary or involuntary, of any of the foregoing.

          Trustee: Deutsche Bank National Trust Company, a national banking association, and its successors in interest and, if a successor trustee is appointed hereunder, such successor.

          Unaffiliated Seller's Agreement: The Unaffiliated Seller's Agreement,
dated as of the date hereof, among the Unaffiliated Seller and the Depositor relating to the sale of the Mortgage Loans from the Unaffiliated Seller to the
Depositor.

          Underwriter: Morgan Stanley & Co. Incorporated.

          Underwriters' Exemption: Prohibited Transaction Exemption 90-24, as
amended.

          Unpaid Interest Amount: As of any Distribution Date and any Class of
Certificates, the sum of (a) the excess of (i) the sum of the Accrued
Certificate Interest for such Distribution Date and any portion of such Accrued
Certificate Interest from prior Distribution Dates remaining unpaid over (ii)
the amount in respect of interest on such Class of Certificates actually distributed on that Distribution Date and (b) 30 days' interest on the amount in clause (a) above at the applicable Pass-Through Rate (to the extent permitted by applicable law).

          Unpaid Realized Loss Amount: With respect to any Class of Subordinated
Certificates and as to any Distribution Date, is the excess of (i) the Applied
Realized Loss Amount with respect to such Class over (ii) the sum of (without duplication) (a) all distributions in reduction of such Applied Realized Loss
Amounts on all previous Distribution Dates and (b) the amount by which the Class
Certificate Balance of such Class has been increased due to

                                       69

the distribution of any Subsequent Recoveries on all previous Distribution
Dates. Any amounts distributed to a Class of Subordinated Certificates in respect of any Unpaid Realized Loss Amount will not be applied to reduce the
Class Certificate Balance of such Class.

          U.S. Person: (i) A citizen or resident of the United States; (ii) a corporation (or entity treated as a corporation for tax purposes) created or organized in the United States or under the laws of the United States or of any
State thereof, including, for this purpose, the District of Columbia; (iii) a partnership (or entity treated as a partnership for tax purposes) organized in the United States or under the laws of the United States or of any State thereof, including, for this purpose, the District of Columbia (unless provided otherwise by future Treasury regulations); (iv) an estate whose income is includible in gross income for United States income tax purposes regardless of its source; or (v) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. Persons have authority to control substantial decisions of the trust.
Notwithstanding the last clause of the preceding sentence, to the extent provided in Treasury regulations, certain trusts in existence on August 20,
1996, and treated as U.S. Persons prior to such date, may elect to continue to be U.S. Persons.

          Voting Rights: The portion of the voting rights of all of the
Certificates which is allocated to any Certificate. As of any date of determination, (a) 1% of all Voting Rights shall be allocated to the Class X
Certificates, if any (such Voting Rights to be allocated among the Holders of
Certificates of each such Class in accordance with their respective Percentage
Interests), (b) 1% of all Voting Rights shall be allocated to the Class P
Certificates, if any, and (c) the remaining Voting Rights shall be allocated among Holders of the remaining Classes of Certificates in proportion to the
Certificate Balances of their respective Certificates on such date.

          WAC Cap: With respect to the Mortgage Loans as of any Distribution
Date, the product of (i) the weighted average of the Adjusted Net Mortgage Rates then in effect on the beginning of the related Due Period on the Mortgage Loans, less the Swap Payment Rate, and (ii) a fraction, the numerator of which is 30 and the denominator of which is the actual number of days in the Interest
Accrual Period related to such Distribution Date.

                                   ARTICLE II

                          CONVEYANCE OF MORTGAGE LOANS;
                         REPRESENTATIONS AND WARRANTIES

          Section 2.01 Conveyance of Mortgage Loans.

          (a) The Depositor, concurrently with the execution and delivery hereof, hereby sells, transfers, assigns, sets over and otherwise conveys to the
Trustee for the benefit of the Certificateholders, without recourse, all the right, title and interest of the Depositor in and to the Trust Fund and the
Trustee, on behalf of the Trust, hereby accepts the Trust Fund, other than any
Subsequent Mortgage Loans, which will be so sold, transferred, assigned, set-over and conveyed on the related Subsequent Transfer Date. The Mortgage
Loans permitted by the terms of this Agreement to be included in the Trust Fund are limited to (i) the Initial Mortgage Loans (which the Depositor is required hereunder to have acquired pursuant to Subsequent Transfer

                                       70

Agreements) and (iii) Substitute Mortgage Loans. It is agreed and understood by the parties hereto that it is not intended that any Mortgage Loan be included in the Trust Fund that is a High Cost Loan. On the Closing Date, the Depositor shall pay, without any right of reimbursement from the Trust, to the Cap
Provider the "Fixed Amount" (as defined in the Interest Rate Cap Agreement) due and payable to the Cap Provider pursuant to the terms of the Interest Rate Cap
Agreement.

          (b) In connection with the transfer and assignment of each Mortgage
Loan, the Unaffiliated Seller has delivered or caused to be delivered to the
Custodian for the benefit of the Certificateholders the following documents or instruments with respect to each Mortgage Loan so assigned (to the extent such documents or instruments are required to be delivered by the related Originator under each Mortgage Loan Purchase Agreement):

               (i) the original Mortgage Note bearing all intervening
     endorsements evidencing a complete chain of assignment from the originator to the related Originator, endorsed "Pay to the order of _________, without recourse" and signed in the name of the related Originator by an authorized officer. To the extent that there is no room on the face of the Mortgage
     Notes for endorsements, the endorsement may be contained on an allonge, unless the Trustee and the Custodian are advised by the related Originator that state law does not so allow. If the Mortgage Loan was acquired by an
     Originator in a merger, the endorsement must be by "[related Originator], successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by the related Originator while doing business under another name, the endorsement must be by "[related Originator], formerly known as [previous name]";

               (ii) the original of any guarantee executed in connection with the Mortgage Note;

               (iii) the original Mortgage with evidence of recording thereon.
     If in connection with any Mortgage Loan, the original Mortgage with evidence of recording thereon cannot be delivered on or prior to the related Delivery Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, then the related Originator, as required by the terms of the related Mortgage Loan Purchase Agreement, will be required to deliver to the Custodian, on behalf of the Trustee, a photocopy of such
     Mortgage and (i) the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage promptly upon receipt thereof by the related
     Originator (but in any event within 360 days from the related Delivery
     Date); or (ii) in the case of a Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such
     Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage;

                                       71

               (iv) the originals of all assumption, modification, consolidation or extension agreements, if any, with evidence of recording thereon;

               (v) the original Assignment of Mortgage for each Mortgage Loan endorsed in blank, in form and substance acceptable for recording (except with respect to MERS Designated Mortgage Loans);

               (vi) the originals of all intervening assignments of mortgage, evidencing a complete chain of assignment from the originator (or MERS with respect to each MERS Designated Mortgage Loan) to the related Originator, with evidence of recording thereon or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of mortgage;

               (vii) the original or duplicate lender's title policy and all riders thereto or, if such original is unavailable, either an original title binder or an original or copy of the title commitment, and if copies then certified to be true and complete by the title company; and

               (viii) the security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage, if any.

          If any Mortgage has been recorded in the name of MERS, no Assignment of Mortgage in favor of the Trustee will be required to be prepared or delivered and instead, the Servicer shall take all reasonable actions as are necessary at the expense of the applicable Originator to the extent permitted under the related Purchase Agreement and otherwise at the expense of the Depositor to cause the Trustee to be shown as Investor of the related Mortgage Loan on the records of MERS for the purpose of the system of recording transfers of beneficial ownership of mortgages maintained by MERS. Within 90 days after the
Closing Date, the Trustee shall, for the benefit of the Holders of the
Certificates, based solely on the list of MERS Designated Mortgage Loans and screen printouts from the MERS system provided to the Trustee by the
Unaffiliated Seller (such to be provided to the Trustee no later than 45 days from the Closing Date), the Trustee shall confirm, on behalf of the Trust, that the Trustee is shown as the Investor with respect to each MERS Designated
Mortgage Loan on such screen printouts. If the Trustee is not shown as the
Investor with respect to any MERS Designated Mortgage Loans on such screen printouts, the Trustee shall promptly notify the Unaffiliated Seller of such fact and the Unaffiliated Seller shall then either cure such defect or repurchase such Mortgage Loan in accordance with Section 2.03.

          From time to time, the Servicer shall forward to the Custodian additional original documents, additional documents evidencing an assumption, modification, consolidation or extension of a Mortgage Loan approved by the
Servicer, in accordance with the terms of this Agreement. All such mortgage documents held by the Custodian as to each Mortgage Loan shall constitute the
"Custodial File".

                                       72

          On or prior to the related Delivery Date, the Unaffiliated Seller shall deliver, or cause the related Originator to deliver, to the Custodian
Assignments of Mortgage, in blank, for each Mortgage Loan. If an Assignment of
Mortgage is required to be recorded pursuant to the terms hereof, the Servicer, or the Servicer's designee shall direct the Custodian to promptly forward such
Assignment of Mortgage to the Servicer for recording. No later than thirty (30)
Business Days following the date of receipt by the Servicer of all necessary recording information for a Mortgage, the Servicer shall promptly submit or cause to be submitted for recording, at the expense of the Unaffiliated Seller
(the Unaffiliated Seller to seek reimbursement from the related Originator under the applicable Mortgage Loan Purchase Agreement) in the appropriate public office for real property records, each Assignment of Mortgage referred to in
Section 2.01(b)(v). Notwithstanding the foregoing, however, for administrative convenience and facilitation of servicing and to reduce closing costs, the
Assignment of Mortgage shall not be required to be completed and submitted for recording with respect to any MERS Designated Mortgage Loan or any Mortgage Loan
(other than any Mortgage Loan where the Mortgaged Property is located in any state where recordation is required by any Rating Agency to obtain the initial ratings on the Certificates, which states as of the date hereof, are Florida and
Maryland) upon a determination by the Servicer that recordation is necessary for the enforcement of rights under, or satisfaction or assignment of, the related
Mortgage, at which time, the Servicer shall record any such Assignment of
Mortgage in accordance with the terms hereof. If any Assignment of Mortgage is required to be recorded pursuant to the terms hereof, the Mortgage shall be assigned from the related Originator, to "Deutsche Bank National Trust Company,
as trustee under the Pooling and Servicing Agreement dated as of January 1,
2007, IXIS Real Estate Capital Trust 2007-HE1." In the event that any such assignment is lost or returned unrecorded because of a defect therein, the
Unaffiliated Seller shall cause the related Originator to promptly prepare a substitute assignment to cure such defect and thereafter cause each such assignment to be duly recorded. In the event the Unaffiliated Seller does not pay or otherwise reimburse the Servicer for any of the foregoing costs of recording any such Assignment of Mortgage, the Servicer shall be entitled to be reimbursed from the Trust Fund from amounts on deposit in its Collection
Account. In the event the related Originator fails to reimburse the Unaffiliated
Seller for the recording costs described above, upon receipt of written direction from the Unaffiliated Seller, the Trustee shall assign its rights under the applicable Mortgage Loan Purchase Agreement solely with respect to payment of such expenses to the Unaffiliated Seller.

          The Unaffiliated Seller shall use commercially reasonable efforts to assist the Servicer in causing the related Originator to deliver (at the expense of such Originator pursuant to the related Mortgage Loan Purchase Agreement) to the Servicer copies of all trailing documents required to be included in the
Custodial File at the same time the originals or certified copies thereof are delivered to the Custodian, such documents, including, but not limited to, the mortgagee policy of title insurance and any mortgage loan documents upon return from the recording office. The Unaffiliated Seller shall use commercially reasonable efforts to assist the Servicer in seeking reimbursement from the related Originator pursuant to the related Mortgage Loan Purchase Agreement for any fees or costs incurred by the Servicer in obtaining such documents.

          On or prior to the Closing Date, the Unaffiliated Seller shall deliver to the Trustee, the Custodian, the Securities Administrator, the Master Servicer
and the Servicer a copy of the Data Tape Information in electronic, machine readable medium in a form mutually

                                       73

acceptable to the Custodian, the Trustee, the Securities Administrator, the
Master Servicer and the Servicer. Within ten days of the Closing Date, the
Unaffiliated Seller shall deliver a copy of the complete Mortgage Loan Schedule to the Custodian, the Trustee, the Securities Administrator, the Master Servicer
and the Servicer.

          In the event that such original or copy of any document submitted for recordation to the appropriate public recording office is not so delivered to the Custodian within 90 days following the related Delivery Date, as evidenced by the Custodian's Final Certification, and in the event that the Originator does not cure such failure within 30 days of discovery or receipt of written notification of such failure from the Depositor, the Trustee, the Securities
Administrator, the Master Servicer or the Custodian, then the Trustee shall notify the related Originator to repurchase the Mortgage Loan pursuant to the related Mortgage Loan Purchase Agreement, upon the request of the Depositor, the
Trustee or the Securities Administrator, at the Repurchase Price and in the
manner specified in Section 2.03. The foregoing repurchase provision shall not apply in the event that the related Originator cannot deliver such original or copy of any document submitted for recordation to the appropriate public recording office within the specified period due to a delay caused by the recording office in the applicable jurisdiction; provided that the related
Originator shall instead be required to deliver a recording receipt of such recording office or, if such recording receipt is not available, an officer's certificate of a servicing officer of the Originator confirming that such document has been accepted for recording.

          (c) Purchase and Sale of Subsequent Mortgage Loans.

               (i) Subject to the satisfaction of the conditions set forth in paragraph (ii) below, and upon the Securities Administrator's receipt of a
     Subsequent Transfer Agreement executed by all other parties thereto, in consideration of the Securities Administrator's delivery on the related
     Subsequent Transfer Dates to or upon the order of the Depositor of all or a portion of the balance of funds in the Pre-Funding Account, the Depositor shall on any Subsequent Transfer Date sell, transfer, assign, set over and convey to the Trustee without recourse but subject to terms and provisions of this Agreement, all of the right, title and interest of the Depositor in and to the Subsequent Mortgage Loans, including the outstanding principal of and interest due on such Subsequent Mortgage Loans, and all other related assets included or to be included in the Trust Fund with respect thereto.

          The amount released from the Pre-Funding Account with respect to a transfer of Subsequent Mortgage Loans shall be one-hundred percent (100%)
     of the aggregate Stated Principal Balances as of the related Subsequent
     Cut-off Date of the Subsequent Mortgage Loans so transferred.

               (ii) The Subsequent Mortgage Loans and the other property and rights related thereto described in paragraph (a) above shall be transferred by the Depositor to the Trust Fund only upon the satisfaction of each of the following conditions on or prior to the related Subsequent
     Transfer Date:

                                       74

          (a)  the Unaffiliated Seller shall have provided the Depositor, the
               Trustee, the Securities Administrator and the Rating Agencies
               with a timely addition notice, which shall include a Mortgage
               Loan Schedule, listing the Subsequent Mortgage Loans and shall have provided any other information reasonably requested by any of the foregoing with respect to the Subsequent Mortgage Loans;

          (b)  the Servicer shall have deposited in the Collection Account all collections of (x) principal in respect of the Subsequent
               Mortgage Loans received and due after the related Subsequent
               Cut-off Date and (y) interest due on the Subsequent Mortgage
               Loans after the related Subsequent Cut-off Date;

          (c)  as of each Subsequent Transfer Date, the Unaffiliated Seller was not insolvent nor will be made insolvent by such transfer nor is the Unaffiliated Seller aware of any pending insolvency;

          (d)  such addition will not result in a "prohibited transaction" (as defined in the REMIC Provisions) for any REMIC created hereunder, and will not cause any REMIC created hereunder to cease to qualify as a REMIC, as evidenced by an Opinion of Counsel with respect to such matters (which may be a blanket opinion dated the
               Closing Date);

          (e)  the Pre-Funding Period shall not have terminated;

          (f)  the Unaffiliated Seller shall have delivered to the Securities
               Administrator an executed Assignment and Recognition Agreement with respect to each related Originator of Subsequent Mortgage
               Loans to be added to the Trust Fund on such Subsequent Transfer
               Date (which Assignment and Recognition Agreement shall include a representation and warranty from the related Originator that none of the Subsequent Mortgage Loans is a High Cost Loan, none of the
               Subsequent Mortgage Loans is covered by the Home Ownership and
               Equity Protection Act of 1994 and none of the Subsequent Mortgage
               Loans is in violation of any comparable state law);

          (g)  each of the Rating Agencies shall have notified the Unaffiliated
               Seller of its consent to the transfer of the Subsequent Mortgage
               Loans to the Trust Fund which will be evidenced to the Trustee in writing;.

          (h)  the parties to this Agreement shall have delivered to the
               Securities Administrator an executed copy of a Subsequent
               Transfer Agreement, substantially in the form of Exhibit L hereto;

          (i)  the Unaffiliated Seller shall have delivered to the Securities
               Administrator an Officer's Certificate confirming the
               satisfaction of each condition precedent specified in this paragraph (ii), and the Opinion of Counsel referenced in clause
               (d);

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          The Trustee shall have no obligation to monitor or otherwise determine the compliance of any other party with the foregoing conditions, and shall have no liability for any such noncompliance.

               (iii) The obligation of the Trust Fund to purchase the Subsequent
     Mortgage Loans on a Subsequent Transfer Date is subject to the requirements that, following the purchase of such Subsequent Mortgage Loans, with respect to the entire mortgage loan pool:

          (A)  no more than 5.00% may be second lien mortgage loans;

          (B)  no more than 37.00% may be first lien mortgage loans which are secured by Mortgaged Properties which also secure second lien mortgage loans;

          (C)  no less than 18.00% and no more than 23.00% may be Fixed Rate
               Mortgage Loans;

          (D)  the weighted average original term to maturity may not exceed 360 months;

          (E)  the weighted average gross Mortgage Rate must not be less than
               8.300%, or more than 8.700%;

          (F)  the weighted average original LTV must not exceed 81.50%, and no more than 32.50% of the Mortgage Loans may have LTVs in excess of
               80.00%;

          (G)  at least 75.00% of the Mortgage Loans must have Prepayment
               Charges;

          (H)  the weighted average Gross Margin for the Adjustable Rate
               Mortgage Loans must be at least 6.100%;

          (I)  the weighted average credit score (FICO Score) must be at least
               620, and none of the Mortgage Loans may have credit scores below
               500;

          (J)  the weighted average credit score for the second-lien mortgage loans must be at least 645;

          (K)  no more than 25.00% may have an interest-only period;

          (L)  the weighted average initial periodic rate cap for the Adjustable
               Rate Mortgage Loans may not exceed 3.100%

          (M)  no mortgage loan is classified as a "high cost" loan under the
               Home Ownership and Equity Protection Act of 1994 ("HOEPA") and no
               mortgage loan is in violation of, or classified as a "high cost,"
               "threshold," "predatory" or similar loan under, any other
               applicable state, federal or local law;

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          Any of the requirements set forth in clauses (ii) and (iii) above may be waived or modified in any respect with the consent of the Rating
     Agencies.

               (iv) In connection with the transfer and assignment of the
     Subsequent Mortgage Loans, the Unaffiliated Seller shall satisfy the document delivery requirements set forth in Section 2.01(b).

          (d) The Depositor does hereby establish, pursuant to the further provisions of the Agreement and the laws of the State of New York, an express trust (the "Trust") to be known, for convenience, as "IXIS REAL ESTATE CAPITAL
TRUST 2007-HE1" and Deutsche Bank National Trust Company is hereby appointed as
Trustee in accordance with the provisions of this Agreement. The parties hereto acknowledge and agree that it is the policy and intention of the Trust to acquire only Mortgage Loans meeting the requirements set forth in this
Agreement. In addition Depositor does hereby establish, pursuant to the further provisions of the Agreement and the laws of the State of New York, an express trust (the "Supplemental Interest Trust") to be known, for convenience, as "IXIS
REAL ESTATE CAPITAL SUPPLEMENTAL INTEREST TRUST 2007-HE1", which, as a subtrust of the Trust Fund, will hold the Interest Rate Swap Agreement, the Swap Account and the Excess Reserve Fund Account.

          (e) The Trust shall have the capacity, power and authority, and the
Trustee on behalf of the Trust is hereby authorized, to accept the sale, transfer, assignment, set over and conveyance by the Depositor to the Trust of all the right, title and interest of the Depositor in and to the Trust Fund
(including, without limitation, the Mortgage Loans) pursuant to Section 2.01(a).
The Securities Administrator is hereby authorized and directed to execute the
Interest Rate Swap Agreement on behalf of the Supplemental Interest Trust.

          Section 2.02 Acceptance by the Custodian of the Mortgage Loans.

          The Custodian shall acknowledge, on each Delivery Date, receipt of the documents identified in the Initial Certification in the form annexed hereto as
Exhibit F, and declares that it holds and will hold such documents and the other documents delivered to it pursuant to Section 2.01, and that it holds or will hold such other assets as are included in the Trust Fund, on behalf of the
Trustee, in trust for the exclusive use and benefit of all present and future
Certificateholders. The Custodian acknowledges that it will maintain possession of the related Mortgage Notes in the State of California, unless otherwise permitted under this Agreement or by the Rating Agencies.

          In connection with each Delivery, the Custodian shall deliver or cause to be delivered via facsimile or original to the Depositor, the Trustee, the
Securities Administrator, the Unaffiliated Seller and the Servicer an Initial
Certification on or prior to the related Delivery Date, certifying receipt of the related Mortgage Notes and Assignments of Mortgage for each related Mortgage
Loan. The Custodian shall not be responsible for verifying the validity, sufficiency or genuineness of any document in any Custodial File.

          Within 120 days after the related Delivery Date, the Custodian shall ascertain that all documents required to be reviewed by it are in its possession, and shall deliver to the Depositor, the Unaffiliated Seller, the
Servicer, the Trustee and the Securities Administrator a

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Final Certification to the effect that, as to each Mortgage Loan listed in the
Mortgage Loan Schedule (other than any Mortgage Loan paid in full or any
Mortgage Loan specifically identified in such certification as an exception and not covered by such certification): (i) all documents required to be reviewed by it are in its possession; (ii) such documents have been reviewed by it and appear regular on their face and relate to such Mortgage Loan; (iii) based on its examination and only as to the foregoing documents, the information set forth in items (1), (2) and (18) of the Mortgage Loan Schedule and items (1),
(9) and (17) of the Data Tape Information respecting such Mortgage Loan is correct; (iv) each Mortgage Note has been endorsed as provided in Section 2.01 of this Agreement; and (v) upon receipt of the screen printouts specified in
Section 2.01, with respect to each MERS Designated Loan, the Trustee, on behalf of the Trust Fund, is listed as the Investor of such MERS Designated Loan on the
MERS System. The Custodian shall not be responsible to verify the validity, sufficiency or genuineness of any document in any Custodial File. Upon receipt of such Final Certification, if the Depositor or the Unaffiliated Seller
determines that any noncompliance identified by the Custodian is a breach of a representation or warranty relating to such Mortgage Loan, such party shall give written notice to the Trustee and the Securities Administrator thereof.

          The Custodian shall retain possession and custody of each Custodial
File in accordance with and subject to the terms and conditions set forth herein. The Servicer shall promptly deliver to the Custodian, upon the execution or receipt thereof, the originals of such other documents or instruments constituting the Custodial File as come into the possession of the Servicer from time to time.

          Section 2.03 Representations, Warranties and Covenants of the
Unaffiliated Seller and the Servicer.

          (a) [Reserved]

          (b) Saxon hereby makes the representations and warranties set forth in
(i) Schedule III hereto to the Depositor, the Unaffiliated Seller, the
Custodian, the Securities Administrator and the Trustee and (ii) Schedule IIIA
hereto to the Unaffiliated Seller, in each case, as of the Closing Date, and with respect to Subsequent Mortgage Loans, as of the related Subsequent Transfer
Date; provided, however, that in the case of clause (ii), Saxon only makes representations and warranties with respect to those Mortgage Loans on Schedule
IB hereto for which the Servicing Transfer Date has occurred prior to the
Closing Date or the related Subsequent Transfer Date, as applicable.

          (c) IXIS Real Estate Capital Inc., in its capacity as the Unaffiliated
Seller, hereby makes the representations and warranties set forth in Schedule IV hereto to the Depositor, the Trustee, the Securities Administrator and the
Custodian as of the Closing Date.

          (d) It is understood and agreed by the Servicer and the Unaffiliated
Seller that the representations and warranties set forth in Section 2.03 shall survive the transfer of the Mortgage Loans to the Trust Fund, and shall inure to the benefit of the Trust Fund notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination or failure to examine any Mortgage File. Upon discovery by any of the Depositor, the Unaffiliated Seller, the Trustee, the Securities Administrator or the

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Servicer of a breach by the Unaffiliated Seller of any of the foregoing representations or any of the representations and warranties made pursuant to
Sections 3.01(f), 3.01(h), 3.01(n), 3.01(o), 3.01(p) or 3.03 of the Unaffiliated
Seller's Agreement or by any Originator of the representations and warranties made pursuant to the related Assignment and Recognition Agreement, the party discovering such breach shall give prompt written notice to the others.

          Within 90 days of the earlier of either discovery by or notice to the
Unaffiliated Seller of any breach of a representation or warranty set forth in
Section 3.01(f), 3.01(h), 3.01(n), 3.01(o), 3.01(p) or 3.03 of the Unaffiliated
Seller's Agreement that materially and adversely affects the value of the
Mortgage Loans or the interest of the Trustee or the Certificateholders therein, the Unaffiliated Seller shall use its best efforts to cure such breach in all material respects and, if such breach cannot be remedied, the Unaffiliated
Seller shall, (i) if such 90-day period expires prior to the second anniversary of the related Delivery Date, remove such Mortgage Loan from the Trust Fund and substitute in its place a Substitute Mortgage Loan, in the manner and subject to the conditions set forth in this Section 2.03; or (ii) repurchase such Mortgage
Loan at the Repurchase Price; provided, however, that any such substitution pursuant to (i) above shall not be effected prior to the delivery to the Trustee of the Opinion of Counsel or Officer's Certificate, as applicable, as required by Section 2.05 and a Request for Release substantially in the form of Exhibit
K, and the Mortgage File for any such Substitute Mortgage Loan. The Trustee shall forward such Request for Release to the Custodian and the Custodian shall release the related Mortgage File.

          In the event there is a breach of a representation or warranty by
Accredited with respect to an Accredited Home Loan that materially and adversely affects the value of such Mortgage Loan or the interest of the Trustee and the
Certificateholders therein, and, upon discovery or receipt of notice, Accredited fails to cure, substitute or repurchase such Mortgage Loan within the period specified in either the Accredited Assignment Agreement or the Accredited
Purchase Agreement, the Unaffiliated Seller shall cure, substitute or repurchase such Mortgage Loan subject to the conditions set forth in this Section 2.03. In the event there is a breach of a representation or warranty by CIT with respect to a CIT Home Loan that materially and adversely affects the value of such
Mortgage Loan or the interest of the Trustee and the Certificateholders therein, and, upon discovery or receipt of notice, CIT fails to cure, substitute or repurchase such Mortgage Loan within the period specified in either the CIT
Assignment Agreement or the CIT Purchase Agreement, the Unaffiliated Seller
shall cure, substitute or repurchase such Mortgage Loan subject to the conditions set forth in this Section 2.03. In the event there is a breach of a representation or warranty by First Bank with respect to a First Bank Mortgage
Loan that materially and adversely affects the value of such Mortgage Loan or the interest of the Trustee and the Certificateholders therein, and, upon discovery or receipt of notice, First Bank fails to cure, substitute or repurchase such Mortgage Loan within the period specified in either the First
Bank Assignment Agreement or the First Bank Purchase Agreement, the Unaffiliated
Seller shall cure, substitute or repurchase such Mortgage Loan subject to the conditions set forth in this Section 2.03. In the event there is a breach of a representation or warranty by First NLC with respect to a First NLC Mortgage
Loan that materially and adversely affects the value of such Mortgage Loan or the interest of the Trustee and the Certificateholders therein, and, upon discovery or receipt of notice, First NLC fails to cure, substitute or repurchase such Mortgage Loan within the period specified in either the First
NLC Assignment Agreement or the First NLC Purchase Agreement, the Unaffiliated
Seller shall cure, substitute or repurchase

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such Mortgage Loan subject to the conditions set forth in this Section 2.03. In the event there is a breach of a representation or warranty by FlexPoint with respect to a FlexPoint Mortgage Loan that materially and adversely affects the value of such Mortgage Loan or the interest of the Trustee and the
Certificateholders therein, and, upon discovery or receipt of notice, FlexPoint fails to cure, substitute or repurchase such Mortgage Loan within the period specified in either the FlexPoint Assignment Agreement or the FlexPoint Purchase
Agreement, the Unaffiliated Seller shall cure, substitute or repurchase such
Mortgage Loan subject to the conditions set forth in this Section 2.03. In the event there is a breach of a representation or warranty by Funding America with respect to a Funding America Mortgage Loan that materially and adversely affects the value of such Mortgage Loan or the interest of the Trustee and the
Certificateholders therein, and, upon discovery or receipt of notice, Funding
America fails to cure, substitute or repurchase such Mortgage Loan within the period specified in either the Funding America Assignment Agreement or the
Funding America Purchase Agreement, the Unaffiliated Seller shall cure, substitute or repurchase such Mortgage Loan subject to the conditions set forth in this Section 2.03. In the event there is a breach of a representation or warranty by Lenders Direct with respect to a Lenders Direct Mortgage Loan that materially and adversely affects the value of such Mortgage Loan or the interest of the Trustee and the Certificateholders therein, and, upon discovery or receipt of notice, Lenders Direct fails to cure, substitute or repurchase such
Mortgage Loan within the period specified in either the Lenders Direct
Assignment Agreement or the Lenders Direct Purchase Agreement, the Unaffiliated
Seller shall cure, substitute or repurchase such Mortgage Loan subject to the conditions set forth in this Section 2.03. In the event there is a breach of a representation or warranty by Lime Financial with respect to a Lime Financial
Mortgage Loan that materially and adversely affects the value of such Mortgage
Loan or the interest of the Trustee and the Certificateholders therein, and, upon discovery or receipt of notice, Lime Financial fails to cure, substitute or repurchase such Mortgage Loan within the period specified in either the Lime
Financial Assignment Agreement or the Lime Financial Purchase Agreement, the
Unaffiliated Seller shall cure, substitute or repurchase such Mortgage Loan subject to the conditions set forth in this Section 2.03. In the event there is a breach of a representation or warranty by Mandalay with respect to a Mandalay
Mortgage Loan that materially and adversely affects the value of such Mortgage
Loan or the interest of the Trustee and the Certificateholders therein, and, upon discovery or receipt of notice, Mandalay fails to cure, substitute or repurchase such Mortgage Loan within the period specified in either the Mandalay
Assignment Agreement or the Mandalay Purchase Agreement, the Unaffiliated Seller
shall cure, substitute or repurchase such Mortgage Loan subject to the conditions set forth in this Section 2.03. In the event there is a breach of a representation or warranty by Master Financial with respect to a Master
Financial Mortgage Loan that materially and adversely affects the value of such
Mortgage Loan or the interest of the Trustee and the Certificateholders therein, and, upon discovery or receipt of notice, Master Financial fails to cure, substitute or repurchase such Mortgage Loan within the period specified in either the Master Financial Assignment Agreement or the Master Financial
Purchase Agreement, the Unaffiliated Seller shall cure, substitute or repurchase such Mortgage Loan subject to the conditions set forth in this Section 2.03. In the event there is a breach of a representation or warranty by Maxim with respect to a Maxim Mortgage Loan that materially and adversely affects the value of such Mortgage Loan or the interest of the Trustee and the Certificateholders therein, and, upon discovery or receipt of notice, Maxim fails to cure, substitute or repurchase such Mortgage Loan within the period specified in either the Maxim Assignment Agreement or the Maxim Purchase Agreement, the

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Unaffiliated Seller shall cure, substitute or repurchase such Mortgage Loan subject to the conditions set forth in this Section 2.03. In the event there is a breach of a representation or warranty by Platinum with respect to a Platinum
Home Loan that materially and adversely affects the value of such Mortgage Loan or the interest of the Trustee and the Certificateholders therein, and, upon discovery or receipt of notice, Platinum fails to cure, substitute or repurchase such Mortgage Loan within the period specified in either the Platinum Assignment
Agreement or the Platinum Purchase Agreement, the Unaffiliated Seller shall cure, substitute or repurchase such Mortgage Loan subject to the conditions set forth in this Section 2.03. In the event there is a breach of a representation or warranty by Quick Loan with respect to a Quick Loan Mortgage Loan that materially and adversely affects the value of such Mortgage Loan or the interest of the Trustee and the Certificateholders therein, and, upon discovery or receipt of notice, Quick Loan fails to cure, substitute or repurchase such
Mortgage Loan within the period specified in either the Quick Loan Assignment
Agreement or the Quick Loan Purchase Agreement, the Unaffiliated Seller shall cure, substitute or repurchase such Mortgage Loan subject to the conditions set forth in this Section 2.03. In the event there is a breach of a representation or warranty by Rose with respect to a Rose Mortgage Loan that materially and adversely affects the value of such Mortgage Loan or the interest of the Trustee and the Certificateholders therein, and, upon discovery or receipt of notice,
Rose fails to cure, substitute or repurchase such Mortgage Loan within the period specified in either the Rose Assignment Agreement or the Rose Purchase
Agreement, the Unaffiliated Seller shall cure, substitute or repurchase such
Mortgage Loan subject to the conditions set forth in this Section 2.03. In the event there is a breach of a representation or warranty by Sebring with respect to a Sebring Home Loan that materially and adversely affects the value of such
Mortgage Loan or the interest of the Trustee and the Certificateholders therein, and, upon discovery or receipt of notice, Sebring fails to cure, substitute or repurchase such Mortgage Loan within the period specified in the Sebring
Purchase Agreement, the Unaffiliated Seller shall cure, substitute or repurchase such Mortgage Loan subject to the conditions set forth in this Section 2.03.
Notwithstanding the Unaffiliated Seller's lack of knowledge, in the event it is discovered by the Unaffiliated Seller, the Depositor or the Trust (including the
Trustee and the Servicer acting on the Trust's behalf), that the substance of a representation or warranty was inaccurate as of the applicable date of such representation or warranty and such inaccuracy materially and adversely affects the value of the related Mortgage Loan, the Unaffiliated Seller shall use its best efforts to cure such breach or substitute or repurchase such Mortgage Loan in accordance with this Section 2.03(d).

          With respect to any Substitute Mortgage Loan or Loans, the
Unaffiliated Seller shall deliver to the Custodian, on behalf of the Trustee, for the benefit of the Certificateholders the Mortgage Note, the Mortgage, the
related Assignment of the Mortgage, and such other documents and agreements as are required by Section 2.01, with the Mortgage Note endorsed and the Mortgage assigned as required by Section 2.01. No substitution is permitted to be made in any calendar month after the Determination Date for such month. Scheduled
Payments due with respect to Substitute Mortgage Loans in the Due Period of substitution shall not be part of the Trust Fund and will be retained by the related Originator on the next succeeding Distribution Date. For the Due Period of substitution, distributions to Certificateholders will include the Scheduled
Payment due on any Deleted Mortgage Loan for such Due Period and thereafter the related Originator shall be entitled to retain all amounts received in respect of such Deleted Mortgage Loan.

                                       81

          For any month in which the Unaffiliated Seller substitutes one or more
Substitute Mortgage Loans for one or more Deleted Mortgage Loans, the Servicer will determine the amount (if any) by which the aggregate principal balance of all such Substitute Mortgage Loans as of the date of substitution is less than the aggregate unpaid principal balance of all such Deleted Mortgage Loans. The
Unaffiliated Seller shall deposit the amount of such shortage plus an amount equal to the aggregate of any unreimbursed Advances and accrued and unpaid
Servicing Fee with respect to such Deleted Mortgage Loans (the "Substitution
Adjustment Amount") into the Collection Account on or before the Remittance Date for the Distribution Date in the month succeeding the calendar month during which the related Mortgage Loan became required to be purchased or replaced hereunder.

          Upon receipt of written notice (x) from the Custodian that any document does not comply with the requirements set forth in clauses (i) through
(iv) of the Custodian's review of the Custodial Files pursuant to Section 2.02 or (y) of a breach of a representation and warranty, the Trustee shall in turn promptly notify the applicable Originator (with a copy to the Servicer, the
Custodian and the Unaffiliated Seller) in writing of such non-compliance or breach and request that the related Originator cure such non-compliance or breach within the time period set forth in the applicable Mortgage Loan Purchase
Agreement (but in any event, within 60 days from the date the related Originator is notified of such non-compliance or breach) and if the related Originator does not cure such non-compliance or breach in all material respects during such period, the Securities Administrator shall notify such Originator to repurchase such Mortgage Loan from the Trust Fund at the Repurchase Price. In the event the
Trustee receives written notice (x) of a breach by any Originator of a representation and warranty that is subject to an automatic sixty-day repurchase obligation pursuant to Section 9.03 of the related Mortgage Loan Purchase
Agreement, which representations and warranties relate to Prepayment Fees,
Predatory Lending Regulations, Single Premium Credit Insurance, the Georgia Fair
Lending Act, the Fair Credit Reporting Act, New York State Banking Law or (y)
that a Mortgage Loan does not constitute a "qualified mortgage" within the meaning of Section 860G(a)(3) of the Code, the Trustee shall notify such
Originator to repurchase the Mortgage Loan at the Repurchase Price within sixty
(60) days of such Originator's receipt of such notice.

          (e) Upon receipt of the Final Certification with respect to each
Mortgage Loan, the Trustee will notify the related Originator within 5 Business
Days of such delivery of any missing documents from the Custodial File and if the related Originator does not deliver such missing documents within 60 days from the date the related Originator is notified of such noncompliance or breach, the Trustee shall notify such Originator to repurchase such Mortgage
Loan from the Trust Fund at the Repurchase Price.

          (f) Based solely on information received with respect to any
Substitute Mortgage Loan from the Unaffiliated Seller or the related Originator, as applicable, the Servicer shall amend the Mortgage Loan Schedule to reflect the removal of such Deleted Mortgage Loan and the substitution of the Substitute
Mortgage Loan or Loans and the Servicer shall deliver the amended Mortgage Loan
Schedule to the Securities Administrator. Upon such substitution, the Substitute
Mortgage Loan or Loans shall be subject to the terms of this Agreement in all respects, and the Unaffiliated Seller shall be deemed to have made with respect to such Substitute Mortgage Loan or Loans, as of the date of substitution, the representations and warranties made pursuant to Sections 3.01(f), 3.01(h),
3.01(n), 3.01(o), 3.01(p) and 3.03 of the

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Unaffiliated Seller's Agreement with respect to such Mortgage Loan. Upon any such substitution and the deposit to the Collection Account of the amount required to be deposited therein in connection with such substitution as described in this Section 2.03, the Securities Administrator shall forward the
Request for Release from the Servicer to the Custodian and the Custodian shall release the Mortgage File relating to such Deleted Mortgage Loan to the
Unaffiliated Seller or the related Originator, as applicable, and shall execute and deliver at the Unaffiliated Seller's or related Originator's direction, as applicable, such instruments of transfer or assignment prepared by such party, in each case without recourse, as shall be necessary to vest title in the
Unaffiliated Seller or the related Originator, or its designee, as applicable, the Trustee's interest in any Deleted Mortgage Loan substituted for pursuant to this Section 2.03.

          (g) In the event that the Unaffiliated Seller or the related
Originator, as applicable, shall have repurchased a Mortgage Loan, the
Repurchase Price therefor shall be deposited in the Collection Account pursuant to Section 3.10 on or before the Remittance Date for the Distribution Date in the month following the month during which the Unaffiliated Seller or the related Originator, as applicable, became obligated hereunder to repurchase or replace such Mortgage Loan and upon such deposit of the Repurchase Price, the delivery of the Opinion of Counsel or Officer's Certificate, as applicable, required by Section 2.05 and receipt of a Request for Release in the form of
Exhibit K hereto, the Trustee shall forward the Request for Release from the
Servicer to the Custodian, and the Custodian shall release the related Custodial
File to such Person as directed by the Servicer, and the Trustee shall execute and deliver at such Person's direction such instruments of transfer or assignment prepared by such Person, in each case without recourse, as shall be necessary to transfer title from the Trustee. It is understood and agreed that the obligation under this Agreement of any Person to cure, repurchase or replace any Mortgage Loan as to which a breach has occurred and is continuing shall constitute the sole remedy against such Persons respecting such breach available to Certificateholders, the Depositor, the Unaffiliated Seller, the Custodian,
the Securities Administrator or the Trustee on their behalf. In the event such required repurchase or replacement does not occur, the Securities Administrator shall take such actions as directed upon written direction from the Depositor and the provision of reasonable indemnity satisfactory to the Securities
Administrator in accordance with Sections 6.03 and 10.02.

          (h) If the Unaffiliated Seller is required to repurchase or replace a
Mortgage Loan pursuant to the terms hereof, upon receipt by the Trustee of written direction from the Unaffiliated Seller and either written certification from the Unaffiliated Seller that it has deposited the related Repurchase Price with the Securities Administrator or receipt by the Trustee of a Substitute
Mortgage Loan, as applicable, the Trustee shall assign to the Unaffiliated
Seller its rights under the related Mortgage Loan Purchase Agreement solely with respect to such Mortgage Loan by an assignment in form and substance mutually satisfactory to the Unaffiliated Seller, the Trustee and the Securities
Administrator.

          (i) The representations and warranties made pursuant to this Section
2.03 shall survive delivery of the respective Custodial Files to the Custodian.

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          Section 2.04 The Depositor and the Mortgage Loans.

          The Depositor hereby represents and warrants to the Trustee and the
Securities Administrator with respect to each Mortgage Loan as of the date hereof or such other date set forth herein that as of the related Delivery Date, and following the transfer of the Mortgage Loans to it by the Unaffiliated
Seller, the Depositor had good title to the Mortgage Loans and the Mortgage
Notes were subject to no offsets, defenses or counterclaims.

          The Depositor hereby assigns, transfers and conveys to the Trustee all of its rights with respect to the Initial Mortgage Loans and shall, on each
Subsequent Transfer Date, convey all of its right, title and interest with respect to the related subsequent Mortgage Loans.

          Section 2.05 Delivery of Opinion of Counsel or Officer's Certificate
in Connection with Substitutions and Non-Qualified Mortgages.

          Notwithstanding any contrary provision of this Agreement, no substitution pursuant to Section 2.03 shall be made more than 30 days after the related Delivery Date unless the Unaffiliated Seller delivers, or causes the related Originator to deliver, as applicable, to the Securities Administrator and the Trustee (i) with respect to any substitution occurring in the first 23 months following the Startup Day, an Officer's Certificate stating that the
Deleted Mortgage Loan was in violation of a representation or warranty that was made with respect to such loan as of the Closing Date or related Subsequent
Transfer Date, as applicable (ii) with respect to any substitution occurring in the 24th month following the Startup Day and thereafter, an Opinion of Counsel, at the expense of the Unaffiliated Seller or the related Originator, as applicable, addressed to the Trustee and the Securities Administrator, to the
effect that such substitution will not (i) result in the imposition of the tax on "prohibited transactions" on the Trust Fund or contributions after the
Startup Day, as defined in Sections 860F(a)(2) and 860G(d) of the Code, respectively, or (ii) cause any REMIC created hereunder to fail to qualify as one or more REMICs at any time that any Certificates are outstanding.

          Section 2.06 Execution and Delivery of Certificates.

          The Trustee acknowledges the transfer and assignment to it of the
Trust Fund and, concurrently with such transfer and assignment, the Securities
Administrator has executed and delivered to or upon the order of the Depositor, the Certificates in authorized denominations evidencing directly or indirectly the entire ownership of the Trust Fund. The Trustee agrees to hold the Trust
Fund and exercise the rights referred to above for the benefit of all present and future Holders of the Certificates.

          Section 2.07 REMIC Matters.

          The Preliminary Statement sets forth the designations for federal income tax purposes of all interests created hereby. The "Startup Day" for purposes of the REMIC Provisions shall be the Closing Date. Unless otherwise stated, the "latest possible maturity date" is May 25, 2038, which is the
Distribution Date in the thirteenth month following the month in which the latest maturity date of any Mortgage Loan occurs.

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          Section 2.08 Representations and Warranties of the Depositor.

          The Depositor hereby represents, warrants and covenants to the
Trustee, the Custodian, the Securities Administrator, the Master Servicer, the
Unaffiliated Seller and the Servicer that as of the date of this Agreement or as of such date specifically provided herein:

          (a) The Depositor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;

          (b) The Depositor has the corporate power and authority to convey the
Mortgage Loans and to execute, deliver and perform, and to enter into and consummate the transactions contemplated by, this Agreement;

          (c) This Agreement has been duly and validly authorized, executed and delivered by the Depositor, all requisite corporate action having been taken, and, assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes or will constitute the legal, valid and binding agreement of the Depositor, enforceable against the Depositor in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally, and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law);

          (d) No consent, approval, authorization or order of or registration or filing with, or notice to, any governmental authority or court is required for the execution, delivery and performance of or compliance by the Depositor with this Agreement or the consummation by the Depositor of any of the transactions contemplated hereby, except as have been made on or prior to the Closing Date;

          (e) None of the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby or thereby, or the fulfillment of or compliance with the terms and conditions of this Agreement,
(i) conflicts or will conflict with or results or will result in a breach of, or constitutes or will constitute a default or results or will result in an acceleration under (A) the charter or by-laws of the Depositor, or (B) of any term, condition or provision of any material indenture, deed of trust, contract or other agreement or instrument to which the Depositor or any of its subsidiaries is a party or by which it or any of its subsidiaries is bound; (ii)
results or will result in a violation of any law, rule, regulation, order, judgment or decree applicable to the Depositor of any court or governmental authority having jurisdiction over the Depositor or its subsidiaries; or (iii)
results in the creation or imposition of any lien, charge or encumbrance which would have a material adverse effect upon the Mortgage Loans or any documents or instruments evidencing or securing the Mortgage Loans;

          (f) There are no actions, suits or proceedings before or against or investigations of, the Depositor pending, or to the knowledge of the Depositor, threatened, before any court, administrative agency or other tribunal, and no notice of any such action, which, in the Depositor's reasonable judgment, might materially and adversely affect the performance by the Depositor of its obligations under this Agreement, or the validity or enforceability of this
Agreement;

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          (g) The Depositor is not in default with respect to any order or decree of any court or any order, regulation or demand of any federal, state, municipal or governmental agency that may materially and adversely affect its performance hereunder; and

          (h) Immediately prior to the transfer and assignment by the Depositor to the Trustee, the Depositor had, or, with respect to the Subsequent Mortgage
Loans, will have, good title to, and was, or will be, the sole owner of each
Mortgage Loan, free of any interest of any other Person, and the Depositor has transferred, or shall transfer, all right, title and interest in each Mortgage
Loan to the Trustee. The transfer of the Mortgage Note and the Mortgage to the
Custodian, on behalf of the Trustee, as and in the manner contemplated by this
Agreement is sufficient either (i) fully to transfer to the Trustee, for the benefit of the Certificateholders, all right, title, and interest of the
Depositor thereto as note holder and mortgagee or (ii) to grant to the Trustee, for the benefit of the Certificateholders and the security interest referred to in Section 10.04.

          (i) The Depositor has caused any payment to the Swap Provider or the
Cap Provider due and payable on or prior to the Closing Date to have been fully paid on or prior to the Closing Date.

          It is understood and agreed that the representations, warranties and covenants set forth in this Section 2.08 shall survive delivery of the respective Custodial Files to the Custodian and shall inure to the benefit of the Trustee.

                                  ARTICLE III

                          ADMINISTRATION AND SERVICING
                                OF MORTGAGE LOANS

          Section 3.01 Servicer to Service Mortgage Loans.

          (a) For and on behalf of the Certificateholders, the Servicer shall service and administer the Mortgage Loans for which it is acting as Servicer in accordance with the terms of this Agreement and the respective Mortgage Loans and, to the extent consistent with such terms, in the same manner in which it services and administers similar mortgage loans for its own portfolio, giving due consideration to customary and usual standards of practice of prudent mortgage lenders and loan servicers administering similar mortgage loans but without regard to:

               (i) any relationship that the Servicer, any Subservicer or any
     Affiliate of the Servicer or any Subservicer may have with the related
     Mortgagor;

               (ii) the ownership or non-ownership of any Certificate by the
     Servicer or any Affiliate of the Servicer;

               (iii) the Servicer's obligation to make P&I Advances or Servicing
     Advances; or

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               (iv) the Servicer's or any Subservicer's right to receive
     compensation for its services hereunder or with respect to any particular transaction.

          To the extent consistent with the foregoing, the Servicer shall seek to maximize the timely and complete recovery of principal and interest on the
Mortgage Notes. Subject only to the above-described servicing standards and the terms of this Agreement and of the respective Mortgage Loans, the Servicer shall have full power and authority, acting alone or through Subservicers as provided in Section 3.02, to do or cause to be done any and all things in connection with such servicing and administration which it may deem necessary or desirable.
Without limiting the generality of the foregoing, the Servicer, in its own name or in the name of a Subservicer, is hereby authorized and empowered by the
Trustee when the Servicer believes it appropriate in its best judgment in accordance with the servicing standards set forth above, to execute and deliver any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the
Mortgage Loans and the Mortgaged Properties and to institute foreclosure proceedings or obtain a deed-in-lieu of foreclosure so as to convert the ownership of such properties, and to hold or cause to be held title to such properties, on behalf of the Trustee. The Servicer shall service and administer the Mortgage Loans in accordance with applicable state and federal law and shall provide to the Mortgagors any reports required to be provided to them thereby.
The Servicer covenants that its computer and other systems used in servicing the
Mortgage Loans operate in a manner such that the Servicer can service the
Mortgage Loans in accordance with the terms of this Agreement. The Servicer shall also comply in the performance of this Agreement with all reasonable rules and requirements of each insurer under any standard hazard insurance policy.
Subject to Section 3.15, the Trustee shall execute, at the written request of the Servicer, and furnish, or cause to be furnished, to the Servicer and any
Subservicer such documents as are necessary or appropriate to enable the
Servicer or any Subservicer to carry out their servicing and administrative duties hereunder, and the Trustee hereby grants to the Servicer, and this
Agreement shall constitute, a power of attorney to carry out such duties including a power of attorney to take title to Mortgaged Properties after foreclosure on behalf of the Trustee. The Trustee shall execute a separate power of attorney in favor of the Servicer for the purposes described herein to the extent necessary or desirable to enable the Servicer to perform its duties hereunder. The Trustee shall not be liable for the actions of the Servicer or any Subservicers under such powers of attorney.

          (b) Subject to Section 3.09(b), in accordance with the standards of the preceding paragraph, the Servicer shall advance or cause to be advanced funds as necessary for the purpose of effecting the timely payment of taxes and assessments on the Mortgaged Properties, which advances shall be Servicing
Advances reimbursable in the first instance from related collections from the
Mortgagors pursuant to Section 3.09(b), and further as provided in Section 3.11.
Any cost incurred by the Servicer or by Subservicers in effecting the timely payment of taxes and assessments on a Mortgaged Property shall not be added to the unpaid principal balance of the related Mortgage Loan, notwithstanding that the terms of such Mortgage Loan so permit.

          (c) Notwithstanding anything in this Agreement to the contrary, the
Servicer may not make any future advances with respect to a Mortgage Loan
(except as provided in Section 4.01) and the Servicer shall not (i) permit any modification with respect to any Mortgage Loan (except in the case of a defaulted Mortgage Loan) that would change the Mortgage Rate,

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reduce or increase the principal balance (except for reductions resulting from actual payments of principal) or change the final maturity date on such Mortgage
Loan (except for a reduction of interest payments resulting from the application of the Servicemembers Civil Relief Act or any similar state statutes) or (ii)
permit any modification, waiver or amendment of any term of any Mortgage Loan that would both (A) effect an exchange or reissuance of such Mortgage Loan under
Section 1001 of the Code (or final, temporary or proposed Department of the
Treasury regulations promulgated thereunder) and (B) cause any REMIC created hereunder to fail to qualify as a REMIC under the Code or the imposition of any tax on "prohibited transactions" or "contributions after the startup day" under the REMIC Provisions, or (iii) except as provided in Section 3.07(a), waive any
Prepayment Charges.

          (d) The Servicer may delegate its responsibilities under this
Agreement; provided, however, that no such delegation shall release the Servicer from the responsibilities or liabilities arising under this Agreement.

          (e) In the event that the Mortgage Loan Documents relating to any
Mortgage Loan contain provisions requiring the related Mortgagor to submit to binding arbitration of any disputes arising in connection with such Mortgage
Loan, the Servicer shall be entitled at its sole discretion to waive any such provisions on behalf of the Trust and to send written notice of such waiver to the related Mortgagor, although the Mortgagor may still require arbitration of such disputes at its option.

          (f) [Reserved]

          (g) [Reserved]

          Section 3.02 Subservicing Agreements Between the Servicer and
Subservicers.

          (a) The Servicer may enter into subservicing agreements with
Subservicers for the servicing and administration of the Mortgage Loans
("Subservicing Agreements"). The Servicer represents and warrants to the other parties hereto that, except as otherwise set forth herein, no Subservicing
Agreement is in effect as of the Closing Date. The Servicer shall give notice to the Depositor, the Securities Administrator, the Master Servicer and the Trustee
of any such Subservicer and Subservicing Agreement, which notice shall contain all information (including without limitation a copy of the Subservicing
Agreement) reasonably necessary to enable the Securities Administrator, pursuant to Section 8.12(g), to accurately and timely report the event under Item 6.02 of
Form 8-K pursuant to the Exchange Act (if such reports under the Exchange Act are required to be filed under the Exchange Act). No Subservicing Agreement shall be effective until 30 days after such written notice is received by both the Depositor, the Securities Administrator, the Master Servicer and the
Trustee. The Securities Administrator, Master Servicer, the Back-up Servicer and
the Trustee shall not be required to review or consent to such Subservicing
Agreements and shall have no liability in connection therewith.

          Each Subservicer shall be (i) authorized to transact business in the state or states in which the related Mortgaged Properties it is to service are situated, if and to the extent required by applicable law to enable the
Subservicer to perform its obligations hereunder and under the Subservicing
Agreement, (ii) an institution approved as a mortgage loan originator by

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the Federal Housing Administration or an institution that has deposit accounts insured by the FDIC and (iii) a Freddie Mac or Fannie Mae approved mortgage servicer. Each Subservicing Agreement must impose on the Subservicer requirements conforming to the provisions set forth in Section 3.08 and provide for servicing of the Mortgage Loans consistent with the terms of this Agreement.
The Servicer will examine each Subservicing Agreement to which it is a party and will be familiar with the terms thereof. The terms of any Subservicing Agreement will not be inconsistent with any of the provisions of this Agreement. The
Servicer and the Subservicers may enter into and make amendments to the
Subservicing Agreements or enter into different forms of Subservicing
Agreements; provided, however, that any such amendments or different forms shall be consistent with and not violate the provisions of this Agreement, and that no such amendment or different form shall be made or entered into which could be reasonably expected to be materially adverse to the interests of the Trustee.
Any variation from the provisions set forth in Section 3.08 relating to insurance or priority requirements of Subservicing Accounts, or credits and charges to the Subservicing Accounts or the timing and amount of remittances by the Subservicers to the Servicer, are conclusively deemed to be inconsistent with this Agreement and therefore prohibited. The Servicer shall deliver to the
Securities Administrator, the Trustee, the Master Servicer, the Unaffiliated
Seller and the Depositor copies of all Subservicing Agreements, and any amendments or modifications thereof, promptly upon the Servicer's execution and delivery of such instruments.

          (b) As part of its servicing activities hereunder, the Servicer
(except as otherwise provided in the last sentence of this paragraph), for the benefit of the Trustee, shall enforce the obligations of each Subservicer under the related Subservicing Agreement, including, without limitation, any obligation to make advances in respect of delinquent payments as required by a
Subservicing Agreement. Such enforcement, including, without limitation, the legal prosecution of claims, termination of Subservicing Agreements, and the pursuit of other appropriate remedies, shall be in such form and carried out to such an extent and at such time as the Servicer, in its good faith business judgment, would require were it the owner of the related Mortgage Loans. The
Servicer shall pay the costs of such enforcement at its own expense, and shall be reimbursed therefor only (i) from a general recovery resulting from such enforcement, to the extent, if any, that such recovery exceeds all amounts due in respect of the related Mortgage Loans or (ii) from a specific recovery of costs, expenses or attorneys' fees against the party against whom such enforcement is directed.

          (c) The Servicer shall cause any Subservicer engaged by the Servicer
(or by any Subservicer) for the benefit of the Depositor, the Securities
Administrator, the Master Servicer and the Trustee to comply with the provisions of this Section 3.02 and with Sections 3.22, 3.23, 6.02 and 6.05 of this
Agreement to the same extent as if such Subservicer were the Servicer, and to provide the information required with respect to such Subservicer under Section
8.12 of this Agreement. The Servicer shall be responsible for obtaining from each such Subservicer and delivering to applicable Persons the Servicer compliance statement required to be delivered by such Subservicer under Section
3.22 and any assessment of compliance report and related accountant's attestation required to be delivered by such Subservicer under Section 3.23, in each case as and when required to be delivered.

          (d) Subject to the conditions set forth in this Section 3.02(d), the
Servicer and any Subservicer engaged by the Servicer is permitted to utilize one or more Subcontractors to

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perform certain of its obligations hereunder. The Servicer shall promptly upon request provide to the Depositor a written description (in form and substance satisfactory to the Depositor) of the role and function of each Subcontractor utilized by the Servicer or any such Subservicer, specifying, not later than the date specified for delivery of the annual report on assessment of compliance set forth in Section 3.23(b) (i) the identity of each such Subcontractor, if any, that is materially "participating in the servicing function" (with respect to more than 5% of the pool assets) within the meaning of Item 1122 of Regulation
AB, and (ii) which elements of the Servicing Criteria will be addressed in assessments of compliance provided by each Subcontractor identified pursuant to clause (i) of this paragraph. As a condition to the utilization by the Servicer or any such Subservicer of any Subcontractor determined to be materially
"participating in the servicing function" (with respect to more than 5% of the pool assets)within the meaning of Item 1122 of Regulation AB, the Servicer shall cause any such Subcontractor used by the Servicer (or by any such Subservicer)
for the benefit of the Depositor, the Securities Administrator, the Master
Servicer and the Trustee to comply with the provisions of Section 3.23 of this
Agreement to the same extent as if such Subcontractor were the Servicer. The
Servicer shall be responsible for obtaining from each such Subcontractor and delivering to the applicable Persons any assessment of compliance report and related accountant's attestation required to be delivered by such Subcontractor under Section 3.23, in each case as and when required to be delivered.

          (e) Notwithstanding the foregoing, if the Servicer engages a
Subcontractor in connection with the performance of any of its duties under this
Agreement, the Servicer shall be responsible for determining whether such
Subcontractor is a "servicer" within the meaning of Item 1101 of Regulation AB and whether any such affiliate or third-party vendor meets the criteria in Item
1108(a)(2)(i) through (iii) of Regulation AB. If the Servicer determines, pursuant to the preceding sentence, that such Subcontractor is a "servicer"
within the meaning of Item 1101 of Regulation AB and meets the criteria in Item
1108(a)(2)(i) through (iii) of Regulation AB, then such Subcontractor shall be deemed to be a Subservicer for purposes of this Agreement, the engagement of such Subservicer shall not be effective unless and until notice is given pursuant to Section 3.02(a) and the Servicer shall comply with Section 3.02(c)
with respect thereto.

          Section 3.03 Successor Subservicers.

          The Servicer shall be entitled to terminate any Subservicing Agreement to which it is a party and the rights and obligations of any Subservicer pursuant to any Subservicing Agreement in accordance with the terms and conditions of such Subservicing Agreement provided, however, that the termination, resignation or removal of a Subservicer shall be not be effective until 30 days after written notice is received by the Depositor and the
Securities Administrator that contains all information reasonably necessary to enable the Securities Administrator, pursuant to Section 8.12(g), to accurately and timely report the event under Item 6.02 of Form 8-K pursuant to the Exchange
Act (if such reports under the Exchange Act are required to be filed under the
Exchange Act). In the event of termination of any Subservicer, all servicing obligations of such Subservicer shall be assumed simultaneously by the Servicer without any act or deed on the part of such Subservicer or the Servicer, and the
Servicer either shall service directly the related Mortgage Loans or shall enter into a Subservicing Agreement with a successor Subservicer which qualifies under
Section 3.02.

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          Any Subservicing Agreement shall include the provision that such agreement may be immediately terminated by the Depositor, the Master Servicer or the Securities Administrator without fee, in accordance with the terms of this
Agreement, in the event that the Servicer shall, for any reason, no longer be the Servicer (including termination due to an Event of Default).

          Section 3.04 Liability of the Servicer.

          Notwithstanding any Subservicing Agreement, any of the provisions of this Agreement relating to agreements or arrangements between the Servicer and a
Subservicer or reference to actions taken through a Subservicer or otherwise, the Servicer shall remain obligated and primarily liable to the Trustee for the servicing and administering of the Mortgage Loans in accordance with the provisions of Section 3.01 without diminution of such obligation or liability by virtue of such Subservicing Agreements or arrangements or by virtue of indemnification from the Subservicer and to the same extent and under the same terms and conditions as if the Servicer alone were servicing and administering the Mortgage Loans. The Servicer shall be entitled to enter into any agreement with a Subservicer for indemnification of the Servicer by such Subservicer and nothing contained in this Agreement shall be deemed to limit or modify such indemnification.

          Section 3.05 No Contractual Relationship Between Subservicers and the
Trustee.

          Any Subservicing Agreement that may be entered into and any transactions or services relating to the Mortgage Loans involving a Subservicer in its capacity as such shall be deemed to be between the Subservicer and the
Servicer alone, and neither the Trustee nor the Securities Administrator (or any successor Servicer) shall not be deemed a party thereto and shall have no claims, rights, obligations, duties or liabilities with respect to the
Subservicer except as set forth in Section 3.06. The Servicer shall be solely liable for all fees owed by it to any Subservicer, irrespective of whether the
Servicer's compensation pursuant to this Agreement is sufficient to pay such fees.

          Section 3.06 Assumption or Termination of Subservicing Agreements by
Master Servicer.

          In the event that Saxon at any time shall for any reason no longer be the Servicer (including by reason of the occurrence of an Event of Default), the
Master Servicer or its designee shall thereupon assume all of the rights and obligations of the Servicer under each Subservicing Agreement that the Servicer may have entered into, with copies thereof provided to the Master Servicer, prior to the Master Servicer assuming such rights and obligations, unless the
Master Servicer elects to terminate any Subservicing Agreement in accordance with its terms as provided in Section 3.03.

          Upon such assumption, the Master Servicer, its designee or the successor Servicer shall be deemed, subject to Section 3.03, to have assumed all of the Servicer's interest therein and to have replaced the Servicer as a party to each Subservicing Agreement to which the predecessor Servicer was a party to the same extent as if each Subservicing Agreement had been assigned to the assuming party, except that (i) the Servicer shall not thereby be relieved of any

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liability or obligations under any Subservicing Agreement that arose before it ceased to be the Servicer and (ii) none of the Depositor, the Trustee, the
Master Servicer, their designees or any successor Servicer shall be deemed to have assumed any liability or obligation of the Servicer (including, but without limitation, any and all Advances made by the predecessor Servicer) that arose before such predecessor Servicer ceased to be the Servicer.

          The Servicer at its expense shall, upon request of the Master
Servicer, deliver to the assuming party all documents and records relating to the Subservicing Agreement to which it is a party and the Mortgage Loans then being serviced by it and an accounting of amounts collected and held by or on behalf of it, and otherwise use its best efforts to effect the orderly and efficient transfer of the Subservicing Agreements to the assuming party.

          Section 3.07 Collection of Certain Mortgage Loan Payments;
Establishment of Certain Accounts.

          (a) Subject to Section 3.07(o), the Servicer shall make reasonable efforts to collect all payments called for under the terms and provisions of the
Mortgage Loans, and shall, to the extent such procedures shall be consistent with this Agreement and the terms and provisions of any applicable Insurance
Policies, follow such collection procedures as it would follow with respect to mortgage loans comparable to the Mortgage Loans and held for its own account.
Consistent with the foregoing and Accepted Servicing Practices, in the event that any Mortgage Loan is in default or, in the judgment of the Servicer, such default is reasonably foreseeable, the Servicer may waive, modify or vary any term of such Mortgage Loan (including, but not limited to, modifications that change the Mortgage Rate, forgive the payment of principal or interest or extend the final maturity date of such Mortgage Loan), accept payment from the related
Mortgagor of an amount less than the Stated Principal Balance in final satisfaction of such Mortgage Loan or consent to the postponement of strict compliance with any such term or otherwise grant indulgence to any Mortgagor
(any and all such waivers, modifications, variances, forgiveness of principal or interest, postponements, or indulgences collectively referred to herein as
"forbearance"). The Servicer's analysis supporting any forbearance and the conclusion that any forbearance meets the Accepted Servicing Practices shall be reflected in writing in the Mortgage File. In the event of any such arrangement pursuant to clause (ii) above, the Servicer shall make timely advances on such
Mortgage Loan during such extension pursuant to Section 4.01 and in accordance with the amortization schedule of such Mortgage Loan without modification thereof by reason of such arrangements, subject to Section 4.01(d) pursuant to which the Servicer shall not be required to make any such advances that are
Nonrecoverable P&I Advances. Notwithstanding the foregoing, the Servicer may not waive, in whole or in part, a Prepayment Charge, except under the following circumstances: (i) such waiver relates to a default or a reasonably foreseeable default and would, in the reasonable judgment of the Servicer, maximize recovery of total proceeds taking into account the value of such Prepayment Charge and the related Mortgage Loan, and doing so is standard and customary in servicing mortgage loans similar to the Mortgage Loans (including any waiver of a
Prepayment Charge in connection with a refinancing of a Mortgage Loan that is related to a default or a reasonably foreseeable default), and in no event will the Servicer waive a Prepayment Charge in connection with a refinancing of a
Mortgage Loan that is not related to a default or a reasonably foreseeable default, or (ii) such Prepayment Charge is not permitted to be collected by applicable law. If a Prepayment Charge is waived other than as permitted by the prior sentence, then the Servicer is

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required to pay the amount of such waived Prepayment Charge, for the benefit of the Holders of the Class P Certificates, by depositing such amount into the
Collection Account together with and at the time that the amount prepaid on the related Mortgage Loan is required to be deposited into the Collection Account.
Notwithstanding any provision in this Agreement to the contrary, in the event the Prepayment Charge payable under the terms of the Mortgage Note is less than the amount of the Prepayment Charge set forth in the Mortgage Loan Schedule or other information provided to the Servicer, the Servicer shall not have any liability or obligation with respect to such difference, and in addition shall not have any liability or obligation to pay the amount of any uncollected
Prepayment Charge if the failure to collect such amount is the direct result of inaccurate or incomplete information on the Mortgage Loan Schedule.

          (b) (i) The Securities Administrator shall establish and maintain the
Excess Reserve Fund Account, on behalf of the Class X Certificateholders to receive any Basis Risk Payment and any Interest Rate Cap Payment and to secure their limited recourse obligation to pay to the LIBOR Certificateholders Basis
Risk Carry Forward Amounts.

               (ii) On each Distribution Date, the Securities Administrator shall deposit the amount of any Basis Risk Payment made for the benefit of the
Certificateholders made for the benefit of the LIBOR Certificates for such date into the Excess Reserve Fund Account.

          (c) (i) On each Distribution Date on which there exists a Basis Risk
Carry Forward Amount on any Class of Certificates, the Securities Administrator
shall (1) withdraw from the Distribution Account and deposit in the Excess
Reserve Fund Account, as set forth in Section 4.02(a)(iii)(U), the lesser of (a)
the Class X Distributable Amount (without regard to the reduction in the definition thereof with respect to the Basis Risk Payment) (to the extent remaining after the distributions specified in Sections 4.02(a)(iii)(A)-(T), and
(b) the Basis Risk Payment and (2) withdraw from the Excess Reserve Fund Account amounts necessary to pay to such Class or Classes of Certificates the Basis Risk
Carry Forward Amount. Such payments shall be allocated to those Classes on a pro rata basis based upon the amount of Basis Risk Carry Forward Amount owed to each such Class and shall be paid in the priority set forth in Section
4.02(a)(iii)(W).

               (ii) The Securities Administrator shall account for each of the
Supplemental Interest Trust, the Excess Reserve Fund Account and the Swap
Account as an outside reserve fund within the meaning of Treasury regulations section 1.860G-2(h) and not as an asset of any REMIC created pursuant to this
Agreement. The beneficial owners of the Supplemental Interest Trust, the Excess
Reserve Fund Account and the Swap Account are the Class X Certificateholders.
For all federal tax purposes, amounts transferred by REMIC V to the Excess
Reserve Fund Account shall be treated as distributions by the Securities
Administrator to the Class X Certificateholders. For all federal tax purposes, amounts transferred by REMIC V to the Swap Account shall be treated as distributions by the Securities Administrator on the Class I Interests.

               (iii) Any Basis Risk Carry Forward Amounts paid by the Securities
Administrator to the LIBOR Certificateholders shall be accounted for by the
Securities

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Administrator as amounts paid first to the Holders of the Class X Certificates and then to the respective Class or Classes of LIBOR Certificates.

               (iv) Notwithstanding any provision contained in this Agreement, the Securities Administrator shall not be required to make any payments from the
Excess Reserve Fund Account except as expressly set forth in this Section
3.07(c) and Sections 4.02(a)(iii)(V), (W) and (Y).

          (d) The Securities Administrator, on behalf of the Trustee, shall establish and maintain the Distribution Account on behalf of the
Certificateholders. The Securities Administrator shall segregate and hold all funds in the Distribution Account separate and apart from its own funds and general assets. The Securities Administrator shall, promptly upon receipt, deposit in the Distribution Account and retain therein the following:

               (i) the aggregate amount remitted by the Servicer to the Master
     Servicer pursuant to Section 3.11(a)(i) which amounts the Master Servicer will then remit to the Securities Administrator prior to the related distribution date;

               (ii) any amount deposited by the Servicer pursuant to Section
     3.10 in connection with any losses on Permitted Investments; and

               (iii) any other amounts deposited hereunder which are required to be deposited in the Distribution Account.

          In the event that the Servicer remit any amount not required to be remitted, it may at any time direct the Securities Administrator in writing to withdraw such amount from the Distribution Account, any provision herein to the contrary notwithstanding. Such direction may be accomplished by delivering notice to the Securities Administrator which describes the amounts deposited in error in the Distribution Account. All funds deposited in the Distribution
Account shall be held by the Securities Administrator in trust for the
Certificateholders until disbursed in accordance with this Agreement or withdrawn in accordance with Section 4.02. In no event shall the Securities
Administrator incur liability for withdrawals from the Distribution Account at the direction of the Servicer.

          (e) The Securities Administrator, on behalf of the Trustee, shall establish and maintain the Capitalized Interest Account, on behalf of the
Certificateholders. On the Closing Date, the Securities Administrator shall deposit $100.00 into the Capitalized Interest Account received from the
Unaffiliated Seller. Withdrawals from the Capitalized Interest Account shall be made in accordance with Sections 4.02(c) and (d). The Securities Administrator shall account for the Capitalized Interest Account as an outside reserve fund within the meaning of Treasury regulations section 1.860G-2(h) and not as an asset of any REMIC created pursuant to this Agreement. The beneficial owner of the Capitalized Interest Account shall be the Unaffiliated Seller.

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          (f) The Securities Administrator, on behalf of the Trustee, shall establish and maintain the Pre-Funding Account on behalf of the
Certificateholders. On the Closing Date, the Securities Administrator shall deposit the Initial Pre-Funded Amount into the Pre-Funding Account from the proceeds of the sale of the LIBOR Certificates. Withdrawals from the Pre-Funding
Account shall be made in accordance with Sections 4.02(e) and (f).

          (g) The Securities Administrator may invest the funds in the Accounts, other than the Collection Account, the Excess Reserve Fund Account or the
Distribution Account, with prior written investment direction. With respect to the Distribution Account and the Excess Reserve Fund Account such funds shall be held uninvested. With respect to the Pre-Funding Account and the Capitalized
Interest Account such direction shall be provided by the Unaffiliated Seller, and shall be in Permitted Investments and such directions shall be in accordance with Section 3.12.

          (h) The Servicer shall give prior written notice to the Trustee, the
Securities Administrator, the Master Servicer, each Rating Agency and the
Depositor of any proposed change of the location of the Collection Account.

          (i) To help fight the funding of terrorism and money laundering activities, the Trustee will obtain, verify, and record information that identifies individuals or entities that establish a relationship or open an account with the Trustee. The Trustee will ask for the name, address, tax identification number and other information that will allow the Trustee to identify the individual or entity who is establishing the relationship or opening the account. The Trustee may also ask for formation documents such as articles or incorporation, an offering memorandum, or other identifying documents to be provided.

          (j) The Securities Administrator shall establish and maintain the
Pre-Funding Reserve Account, on behalf of the Class X Certificateholders. On the
Closing Date, the Unaffiliated Seller shall remit to the Securities
Administrator and the Securities Administrator shall deposit $4,949,810 into the
Pre-Funding Reserve Account. The Securities Administrator shall account for the
Pre-Funding Reserve Account as an outside reserve fund within the meaning of
Treasury regulations section 1.860G-2(h) and not as an asset of any REMIC created pursuant to this Agreement. For federal income tax purposes, the beneficial owner of the funds in the Pre-Funding Reserve Account shall be the
Unaffiliated Seller. On the Closing Date, the Class X Certificateholders' rights in the Pre-Funding Reserve Account will be conveyed to Wells Fargo Bank,
National Association, as indenture trustee on behalf of the Noteholders of the
IXIS Real Estate Capital Inc. NIM 2007-HE1N Notes and shall be subject to the terms of the NIM Indenture.

          (k) On each Subsequent Transfer Date, the amount required to remain on deposit in the Pre-Funding Reserve Account will be permitted to step down to an amount equal to the product of (a) $4,949,810 multiplied by (b) a fraction, the numerator of which is the amount remaining in the Pre-Funding Account (after giving effect to any withdrawals on such Subsequent Transfer Date) and the denominator of which is the Initial Pre-Funded Amount. Any excess amount that is not required to remain in the Pre-Funding Reserve Account will be withdrawn by the Securities Administrator from the Pre-Funding Reserve Account and released to the Unaffiliated Seller.

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          (l) On any Subsequent Transfer Date on which at least 99% of the
Initial Pre-Funded Amount has been used to purchase Subsequent Mortgage Loans, the Securities Administrator shall withdraw and release to the Unaffiliated
Seller any remaining amounts in the Pre-Funding Reserve Account. If less than
99% of the Initial Pre-Funded Amount has been used to purchase Subsequent
Mortgage Loans, then on the Distribution Date following the end of the
Pre-Funding Period, the Securities Administrator shall (a) withdraw an amount equal to (i) the percentage of the Initial Pre-Funded Amount not used to purchase Subsequent Mortgage Loans multiplied by (ii) $4,949,810 and remit such amount to the Class X Certificateholders and (b) withdraw any remaining amounts in the Pre-Funding Reserve Account and release such amounts to the Unaffiliated
Seller, and thereafter the Pre-Funding Reserve Account shall be terminated.

          (m) The Securities Administrator, on behalf of the Trustee, shall establish and maintain the Swap Account, on behalf of the Supplemental Interest
Trust and the Swap Provider. Withdrawals from the Swap Account shall be made in accordance with Section 4.02(h) and all funds therein shall be held uninvested.

          (n) The Securities Administrator shall pay the Trustee an annual fee based on a separate fee schedule. The fee of the Trustee shall be payable solely by the Securities Administrator from its own funds. The expenses of the Trustee, if any, shall be paid from the Trust Fund and the fees and expenses of the
Custodian shall be paid in accordance with Section 8.05.

          (o) The Servicer shall pursue collection efforts on Mortgage Loans which are Delinquent in accordance with the provisions of this Agreement until the date on which the Mortgage Loan becomes 180 days Delinquent (the "Charge-off
Date"). If the Servicer determines in its sole discretion that net Liquidation
Proceeds with respect to such Mortgage Loan are unlikely to exceed the costs and expenses of such foreclosure, the Servicer shall charge-off such Mortgage Loan as of the applicable Charge-off Date. Once a Mortgage Loan is so charged-off, unless foreclosure proceedings are ongoing or the related Mortgagor has commenced bankruptcy proceedings, the Servicer shall have the right to appoint
(and to subsequently terminate) one or more agents (none of which may be an
Affiliate of the Servicer) (each a "Deficiency Collection Agent") for the purpose of pursuing additional collections relating to such charged-off Mortgage
Loans (any such collection, a "Deficiency Collection"); provided, however, that the Servicer shall not make any such appointment unless the applicable
Deficiency Collection Agent enters into a written agreement with the Servicer
(with a copy to the Trustee) to (i) promptly remit any Deficiency Collection
(net of any fees and expenses the Deficiency Collection Agent is permitted to retain, as set forth in such agreement) to the Servicer promptly upon receipt by such Deficiency Collection Agent, (ii) indemnify the Servicer, Trust Fund, the
Trustee, the Unaffiliated Seller and the Depositor and hold them harmless against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, liability, fees and expenses that they may incur or sustain as a result of any act or omission by the
Deficiency Collection Agent, and (iii) make the Trust Fund and the Trustee third-party beneficiaries of such agreement. The Trustee shall reasonably cooperate with the Deficiency Collection Agent with respect to its reasonable requests in connection obtaining any Deficiency Collection. The Trustee shall have no obligation to approve of, or consent to, the appointment or termination of any Deficiency Collection Agent and shall have no obligation or

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responsibility to supervise or monitor any of its activities or actions, or to verify compliance with any written agreement with such Deficiency Collection
Agent.

          To the extent a Deficiency Collection Agent recovers any Deficiency
Collection, such Deficiency Collection (net of any fees and expenses the
Deficiency Collection Agent is permitted to retain) shall be remitted by the
Servicer to the Master Servicer on the next Remittance Date and such amount shall be first, applied as a Subsequent Recovery, if applicable, and second, distributed by the Securities Administrator on the next Distribution Date as part of the Available Funds in accordance with Section 4.02.

          Section 3.08 Subservicing Accounts.

          In those cases where a Subservicer is servicing a Mortgage Loan pursuant to a Subservicing Agreement, the Subservicer will be required to establish and maintain one or more accounts (collectively, the "Subservicing
Account"). The Subservicing Account shall be an Eligible Account and shall otherwise be acceptable to the Servicer. The Subservicer shall deposit in the clearing account (which account must be an Eligible Account) in which it customarily deposits payments and collections on mortgage loans in connection with its mortgage loan servicing activities on a daily basis, and in no event more than one Business Day after the Subservicer's receipt thereof, all proceeds of Mortgage Loans received by the Subservicer less its servicing compensation to the extent permitted by the Subservicing Agreement, and shall thereafter deposit such amounts in the Subservicing Account, in no event more than two Business
Days after the deposit of such funds into the clearing account. The Subservicer shall thereafter deposit such proceeds in the Collection Account or remit such proceeds to the Servicer for deposit in the Collection Account not later than two Business Days after the deposit of such amounts in the Subservicing Account.
For purposes of this Agreement, the Servicer shall be deemed to have received payments on the Mortgage Loans when the Subservicer receives such payments.

          Section 3.09 Collection of Taxes, Assessments and Similar Items;
Escrow Accounts.

          (a) The Servicer shall ensure that each of the first lien Mortgage
Loans serviced by the Servicer shall be covered by a paid-in-full, life-of-the-loan tax service contract with a nationally recognized provider acceptable to the Servicer (each, a "Tax Service Contract"). Each Tax Service
Contract shall be assigned to the Trustee, or its designee, at the Servicer's expense in the event that the Servicer is terminated as servicer of the related
Mortgage Loan.

          (b) To the extent that the services described in this paragraph (b)
are not otherwise provided pursuant to the Tax Service Contracts described in paragraph (a) hereof, the Servicer undertakes to perform such functions. The
Servicer shall establish and maintain, or cause to be established and maintained, one or more accounts (the "Escrow Accounts"), which shall be
Eligible Accounts. The Servicer shall deposit in the clearing account (which account must be an Eligible Account) in which it customarily deposits payments and collections on mortgage loans in connection with its mortgage loan servicing activities on a daily basis, and in

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no event more than two Business Days after the Servicer's receipt thereof, all collections from the Mortgagors (or related advances from Subservicers) for the payment of taxes, assessments, hazard insurance premiums and comparable items for the account of the Mortgagors ("Escrow Payments") collected on account of the Mortgage Loans and shall thereafter deposit such Escrow Payments in the
Escrow Accounts, in no event more than one Business Day after the deposit of such funds in the clearing account, for the purpose of effecting the payment of any such items as required under the terms of this Agreement. Withdrawals of amounts from an Escrow Account may be made only to (i) effect payment of taxes, assessments, hazard insurance premiums, and comparable items; (ii) reimburse the
Servicer (or a Subservicer to the extent provided in the related Subservicing
Agreement) out of related collections for any advances made pursuant to Section
3.01 (with respect to taxes and assessments) and Section 3.13 (with respect to hazard insurance); (iii) refund to Mortgagors any sums as may be determined to be overages; (iv) pay interest, if required and as described below, to
Mortgagors on balances in the Escrow Account, and the Servicer shall be entitled to withdraw from the Escrow Account any interest earned and not required to be paid to Mortgagors; (v) clear and terminate the Escrow Account at the termination of the Servicer's obligations and responsibilities in respect of the
Mortgage Loans under this Agreement, and the Servicer shall be entitled to withdraw from the Escrow Account any interest earned and not required to be paid to the Mortgagors; (vi) to transfer such funds to a replacement Escrow Account that meets the requirements hereof; or (vii) recover amounts deposited in error.
As part of its servicing duties, the Servicer or Subservicer shall pay to the
Mortgagors interest on funds in Escrow Accounts, to the extent required by law and, to the extent that interest earned on funds in the Escrow Accounts is insufficient, to pay such interest from its or their own funds, without any reimbursement therefor. To the extent that a Mortgage does not provide for
Escrow Payments, the Servicer shall determine whether any such payments are made by the Mortgagor in a manner and at a time that avoids the loss of the Mortgaged
Property due to a tax sale or the foreclosure of a tax lien. The Servicer assumes full responsibility for the payment of all such bills within such time and shall effect payments of all such bills irrespective of the Mortgagor's faithful performance in the payment of same or the making of the Escrow Payments and shall make advances from its own funds to effect such payments; provided, however, that such advances are deemed to be Servicing Advances.

          Section 3.10 Collection Accounts.

          (a) On behalf of the Trustee, the Servicer shall establish and maintain, or cause to be established and maintained, a separate Eligible Account
(such account, a "Collection Account"), held in trust for the benefit of the
Trustee entitled "Deutsche Bank National Trust Company on behalf of IXIS Real
Estate Capital Trust 2007-HE1". On behalf of the Trustee, the Servicer shall deposit or cause to be deposited in the clearing account (which account must be an Eligible Account) in which it customarily deposits payments and collections on mortgage loans in connection with its mortgage loan servicing activities on a daily basis, and in no event more than two Business Days after the Servicer's receipt thereof, and shall thereafter deposit in the Collection Account, in no event more than one Business Day after the deposit of such funds into the clearing account, as and when received or as otherwise required hereunder, the following payments and collections received or made by it subsequent to the related Cut-off Date (other than Principal Prepayments) received by it on or prior to the related Cut-off Date but allocable to a Due Period subsequent thereto:

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               (i) all payments on account of principal, including Principal
     Prepayments, on the Mortgage Loans;

               (ii) all payments on account of interest (net of the related
     Servicing Fee) on each Mortgage Loan;

               (iii) all Insurance Proceeds and Condemnation Proceeds to the
     extent such Insurance Proceeds and Condemnation Proceeds are not to be
     applied to the restoration of the related Mortgaged Property or released to the related Mortgagor in accordance with the express requirements of law or in accordance with Accepted Servicing Practices, and Liquidation Proceeds;

               (iv) any amounts required to be deposited pursuant to Section
     3.12 in connection with any losses realized on Permitted Investments with respect to funds held in the Collection Account;

               (v) any amounts required to be deposited by the Servicer pursuant to the second paragraph of Section 3.13(a) in respect of any blanket policy deductibles;

               (vi) all proceeds of any Mortgage Loan repurchased or purchased in accordance with this Agreement;

               (vii) all Prepayment Charges collected by the Servicer; and

               (viii) any amounts collected or received by the Servicer pursuant to Section 3.07(o) hereof.

          The foregoing requirements for deposit in the Collection Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges, NSF fees, reconveyance fees, assumption fees and other similar fees and charges need not be deposited by the Servicer in the Collection Account and shall, upon collection, belong to the Servicer as additional compensation for its servicing activities. In the event that the Servicer shall deposit in the Collection
Account any amount not required to be deposited therein, the Servicer may at any time withdraw such amount from the Collection Account, any provision herein to the contrary notwithstanding.

          (b) Funds in the Collection Account may be invested in Permitted
Investments in accordance with the provisions set forth in Section 3.12. The
Servicer shall give notice to the Trustee, the Securities Administrator, the
Master Servicer and the Depositor of the location of the Collection Account maintained when established and prior to any change thereof.

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          Section 3.11 Withdrawals from the Collection Account.

          (a) The Servicer shall, from time to time, make withdrawals from the
Collection Account for any of the following purposes or as described in Section
4.01:

               (i) On or prior to each Remittance Date, to remit to the Master
     Servicer the Interest Remittance Amount and the Principal Remittance Amount
     in respect of the related Distribution Date together with all amounts representing Prepayment Charges from the Mortgage Loans received during the related Prepayment Period;

               (ii) to reimburse the Servicer or the Master Servicer for
     unreimbursed P&I Advances, but only to the extent of amounts received which represent Late Collections (net of the related Servicing Fee) of Scheduled
     Payments on Mortgage Loans that it Services with respect to which such P&I
     Advances were made in accordance with the provisions of Section 4.01;

               (iii) to pay the Servicer, the Master Servicer or any Subservicer
     (a) any unpaid Servicing Fee or (b) any unreimbursed Servicing Advances with respect to each Mortgage Loan that it services, but only to the extent of any Late Collections, Liquidation Proceeds, Condemnation Proceeds,
     Insurance Proceeds, or other amounts as may be collected by the Servicer from the related Mortgagor, or otherwise received with respect to such
     Mortgage Loan (or the related REO Property);

               (iv) to pay to the Servicer as servicing compensation (in
     addition to the Servicing Fee) on the Remittance Date any interest or investment income earned on funds deposited in the Collection Account and any Prepayment Interest Excesses;

               (v) to pay to the Unaffiliated Seller or the related Originator, as applicable, with respect to each Mortgage Loan that it services that has previously been purchased or replaced by the Unaffiliated Seller or such
     Originator, as applicable, pursuant to this Agreement, all amounts received thereon subsequent to the date of purchase or substitution, as the case may be;

               (vi) to reimburse the Servicer or the Master Servicer for (a) any
     P&I Advance or Servicing Advance previously made which the Servicer has determined to be a Nonrecoverable P&I Advance or Nonrecoverable Servicing
     Advance in accordance with the provisions of Section 4.01 and (b) any unpaid Servicing Fee to the extent not recoverable from Late Collections,
     Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, or other amounts received with respect to the related Mortgage Loan under Section
     3.11(a)(iii); provided, that this clause (b) shall only apply with respect to the Servicing Fee for second lien Mortgage Loans;

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               (vii) to pay, or to reimburse the Servicer for advances in respect of, expenses incurred in connection with any Mortgage Loan pursuant to Section 3.15;

               (viii) to reimburse the Servicer, the Master Servicer, the
     Depositor, the Custodian, the Securities Administrator or the Trustee for
     expenses and/or indemnities incurred by or reimbursable to the Servicer, the Depositor, the Custodian, the Securities Administrator or the Trustee,
     as the case may be, pursuant to Section 6.03;

               (ix) to reimburse the Servicer, the Unaffiliated Seller, the
     Depositor, the Custodian, the Master Servicer, the Securities Administrator
     or the Trustee, as the case may be, for expenses reasonably incurred in respect of the breach or defect giving rise to the repurchase obligation under Section 2.03 of this Agreement that were included in the Repurchase
     Price of the Mortgage Loan, including any expenses arising out of the enforcement of the repurchase obligation to the extent not otherwise paid pursuant to the terms hereof;

               (x) to invest funds in Permitted Investments in accordance with
     Section 3.12;

               (xi) to withdraw any amounts deposited in the Collection Account in error; and

               (xii) to clear and terminate the Collection Account upon
     termination of this Agreement.

          (b) The Servicer shall keep and maintain separate accounting, on a
Mortgage Loan by Mortgage Loan basis, for the purpose of justifying any withdrawal from its Collection Account, to the extent held by or on behalf of it, pursuant to subclauses (a)(ii), (iii), (v), (vi), (vii), (viii) and (ix)
above. The Servicer shall provide written notification to the Master Servicer, on or prior to the next succeeding Remittance Date, upon making any withdrawals from the Collection Account pursuant to subclause (a)(vi) above.

          (c) The Servicer shall be responsible for reviewing and reconciling the Collection Account in accordance with Accepted Servicing Practices. The
Servicer shall act promptly to resolve any discrepancies.

          Section 3.12 Investment of Funds in the Accounts.

          (a) The Servicer may invest funds in its Collection Account and the
Master Servicer may direct the Securities Administrator to invest funds in the
Distribution Account, and the Unaffiliated Seller may direct the Securities
Administrator to invest the funds in the Pre-Funding Account, the Pre-Funding
Reserve Account and the Capitalized Interest Account (each of such Accounts, for purposes of this Section 3.12, an "Investment Account"), in one or more
Permitted Investments bearing interest or sold at a discount, and maturing, unless payable on

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demand no later than the second Business Day immediately preceding the date on which such funds are required to be withdrawn from such account pursuant to this
Agreement. All such investment directions shall be in writing and if the
Securities Administrator does not receive such written instructions the
Securities Administrator shall invest such amounts in the Wells Fargo Advantage
Prime Money Market Fund. All such Permitted Investments shall be held to maturity, unless payable on demand. Any investment of funds in an Investment
Account (other than the Collection Account) shall be made in the name of the
Securities Administrator. The Securities Administrator shall be entitled to sole possession (except with respect to investment direction of funds held in the related Account and any income and gain realized thereon) over each such investment, and any certificate or other instrument evidencing any such investment shall be delivered directly to the Securities Administrator or its agent, together with any document of transfer necessary to transfer title to such investment to the Securities Administrator. Any investment of funds in the
Collection Account shall be made in the name of the Servicer. The Servicer shall be entitled to sole possession (except with respect to investment direction of funds held in the related Account and any income and gain realized thereon) over each such investment, and any certificate or other instrument evidencing any such investment shall be delivered directly to the Servicer or its agent, together with any document of transfer necessary to transfer title to such investment to the Servicer. In the event amounts on deposit in an Investment
Account are at any time invested in a Permitted Investment payable on demand, the Securities Administrator may:

          (i)  consistent with any notice required to be given thereunder, demand that payment thereon be made on the last day such
               Permitted Investment may otherwise mature hereunder in an amount equal to the lesser of (1) all amounts then payable thereunder and (2) the amount required to be withdrawn on such date; and

          (ii) demand payment of all amounts due thereunder that such Permitted
               Investment would not constitute a Permitted Investment in respect of funds thereafter on deposit in the Investment Account.

          (b) (i) All income and gain realized from the investment of funds deposited in the Collection Account shall be for the benefit of the Servicer and shall be subject to its withdrawal in the manner set forth in Section 3.11. The
Servicer shall deposit in the Collection Account the amount of any loss of principal incurred in respect of any such Permitted Investment directed by the
Servicer made with funds in such accounts immediately upon realization of such loss. (ii) All income and gain realized from the investment of funds deposited in the Pre-Funding Account, the Pre-Funding Reserve Account and the Capitalized
Interest Account held by or on behalf of the Unaffiliated Seller shall be retained in such Investment Account, subject to withdrawal as provided in
Section 4.02. Whether in regard to the Pre-Funding Account or the Capitalized
Interest Account, the Unaffiliated Seller shall deposit in the Pre-Funding
Account or the Capitalized Interest Account, as applicable, the amount of any loss of principal incurred in respect of any such Permitted Investment made with funds in such accounts immediately upon realization of such loss.

          (c) Except as otherwise expressly provided in this Agreement, if any default occurs in the making of a payment due under any Permitted Investment, or if a default occurs in

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any other performance required under any Permitted Investment, the Securities
Administrator shall take such action as may be appropriate to enforce such payment or performance, including the institution and prosecution of appropriate proceedings. The Securities Administrator shall not be liable for the amount of any loss incurred in respect of any investment or lack of investment of funds held in any Investment Account or the Distribution Account if made in accordance with this Section 3.12.

          (d) The Securities Administrator and Master Servicer or any of their
Affiliates shall be permitted to receive additional compensation that could be deemed to be in the Securities Administrator's or Master Servicer's economic self-interest for (i) serving as investment adviser, administrator, shareholder, servicing agent, custodian or sub-custodian with respect to certain of the
Permitted Investments, (ii) using Affiliates to effect transactions in certain
Permitted Investments and (iii) effecting transactions in certain Permitted
Investments. Such compensation shall not be considered an amount that is reimbursable or payable pursuant to this Agreement.

          Section 3.13 Maintenance of Hazard Insurance and Errors and Omissions
and Fidelity Coverage.

          (a) The Servicer shall cause to be maintained for each Mortgaged
Property securing any Mortgage Loan serviced by the Servicer fire insurance with extended coverage on the related Mortgaged Property in an amount which is at least equal to the least of (i) the outstanding principal balance of such
Mortgage Loan, (ii) the amount necessary to fully compensate for any damage or loss to the improvements that are a part of such property on a replacement cost basis and (iii) the maximum insurable value of the improvements which are a part of such Mortgaged Property, in each case in an amount not less than such amount as is necessary to avoid the application of any coinsurance clause contained in the related hazard insurance policy. The Servicer shall also cause to be maintained fire insurance with extended coverage on each REO Property serviced by the Servicer in an amount which is at least equal to the lesser of (i) the maximum insurable value of the improvements which are a part of such property and (ii) the outstanding principal balance of the related Mortgage Loan at the time it became an REO Property, plus accrued interest at the Mortgage Rate and related Servicing Advances. The Servicer will comply in the performance of this
Agreement with all reasonable rules and requirements of each insurer under any such hazard policies. Any amounts to be collected by the Servicer under any such policies (other than amounts to be applied to the restoration or repair of the property subject to the related Mortgage or amounts to be released to the
Mortgagor in accordance with the procedures that the Servicer would follow in servicing loans held for its own account, subject to the terms and conditions of the related Mortgage and Mortgage Note) shall be deposited in the Collection
Account, subject to withdrawal pursuant to Section 3.11. Any cost incurred by the Servicer in maintaining any such insurance shall not, for the purpose of calculating distributions to the Securities Administrator, be added to the unpaid principal balance of the related Mortgage Loan, notwithstanding that the terms of such Mortgage Loan so permit. It is understood and agreed that no earthquake or other additional insurance is to be required of any Mortgagor other than pursuant to such applicable laws and regulations as shall at any time be in force and as shall require such additional insurance. If the Mortgaged
Property or REO Property is at any time in an area identified in the Federal
Register by the Federal Emergency Management Agency as having special flood hazards and flood insurance has been

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made available, the Servicer will cause to be maintained a flood insurance policy in respect thereof. Such flood insurance shall be in an amount equal to the lesser of (i) the unpaid principal balance of the related Mortgage Loan and
(ii) the maximum amount of such insurance available for the related Mortgaged
Property under the national flood insurance program (assuming that the area in which such Mortgaged Property is located is participating in such program).

          In the event that the Servicer shall obtain and maintain a blanket policy with an insurer having a General Policy Rating of A:X or better from
Best's (or such other rating that is comparable to such rating) insuring against hazard losses on all of the Mortgage Loans, it shall conclusively be deemed to have satisfied its obligations as set forth in the first two sentences of this
Section 3.13, it being understood and agreed that such policy may contain a deductible clause, in which case the Servicer shall, in the event that there shall not have been maintained on the related Mortgaged Property or REO Property a policy complying with the first two sentences of this Section 3.13, and there shall have been one or more losses which would have been covered by such policy, deposit to the Collection Account from its own funds the amount not otherwise payable under the blanket policy because of such deductible clause. In connection with its activities as administrator and servicer of the Mortgage
Loans, the Servicer agrees to prepare and present, on behalf of itself, the
Trustee claims under any such blanket policy in a timely fashion in accordance with the terms of such policy.

          (b) The Servicer shall keep in force during the term of this Agreement a policy or policies of insurance covering errors and omissions for failure in the performance of the Servicer's obligations under this Agreement, which policy or policies shall be in such form and amount that would meet the requirements of
Fannie Mae or Freddie Mac if it were the purchaser of the Mortgage Loans, unless the Servicer has obtained a waiver of such requirements from Fannie Mae or
Freddie Mac. The Servicer shall also maintain a fidelity bond in the form and amount that would meet the requirements of Fannie Mae or Freddie Mac, unless the
Servicer has obtained a waiver of such requirements from Fannie Mae or Freddie
Mac. The Servicer shall provide the Master Servicer with copies of any such insurance policies and fidelity bond upon the Master Servicer's request. The
Servicer shall be deemed to have complied with this provision if an Affiliate of the Servicer has such errors and omissions and fidelity bond coverage and, by the terms of such insurance policy or fidelity bond, the coverage afforded thereunder extends to the Servicer. Any such errors and omissions policy and fidelity bond shall by its terms not be canceled by the Servicer without thirty days' prior written notice to the Master Servicer. The Servicer shall also cause each Subservicer to maintain a policy of insurance covering errors and omissions and a fidelity bond which would meet such requirements.

          Section 3.14 Enforcement of Due-On-Sale Clauses Assumption Agreements.

          The Servicer will, to the extent it has knowledge of any conveyance or prospective conveyance of any Mortgaged Property by any Mortgagor (whether by absolute conveyance or by contract of sale, and whether or not the Mortgagor remains or is to remain liable under the Mortgage Note and/or the Mortgage), exercise its rights to accelerate the maturity of such Mortgage Loan under the
"due-on-sale" clause, if any, applicable thereto; provided, however, that the
Servicer shall not be required to take such action if, in its sole business judgment, the Servicer believes it is not in the best interests of the Trust
Fund and shall not exercise any such rights if prohibited by law from doing so.
If the Servicer reasonably

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believes it is unable under applicable law to enforce such "due-on-sale" clause or if any of the other conditions set forth in the proviso to the preceding sentence apply, the Servicer will enter into an assumption and modification agreement from or with the person to whom such property has been conveyed or is proposed to be conveyed, pursuant to which such person becomes liable under the
Mortgage Note and, to the extent permitted by applicable state law, the
Mortgagor remains liable thereon. The Servicer is also authorized to enter into a substitution of liability agreement with such person, pursuant to which the original Mortgagor is released from liability and such person is substituted as the Mortgagor and becomes liable under the Mortgage Note; provided that no such substitution shall be effective unless such person satisfies the underwriting criteria of the Servicer, and such substitution is in the best interest of the
Certificateholders as determined by the Servicer. In connection with any assumption, modification or substitution, the Servicer shall apply such underwriting standards and follow such practices and procedures as shall be normal and usual in its general mortgage servicing activities and as it applies to other mortgage loans owned solely by it. The Servicer shall not take or enter into any assumption and modification agreement, however, unless (to the extent practicable in the circumstances) it shall have received confirmation, in writing, of the continued effectiveness of any applicable hazard insurance policy, or a new policy meeting the requirements of this Section is obtained.
Any fee collected by the Servicer in respect of an assumption or substitution of liability agreement will be retained by the Servicer as additional servicing compensation. In connection with any such assumption, no material term of the
Mortgage Note (including, but not limited to, the related Mortgage Rate and the amount of the Scheduled Payment) may be amended or modified, except as otherwise required pursuant to the terms thereof. The Servicer shall notify the Trustee, the Securities Administrator, the Master Servicer and the Custodian that any such substitution, modification or assumption agreement has been completed and forward to the Custodian the executed original of such substitution or assumption agreement, which document shall be added to the related Mortgage File and shall, for all purposes, be considered a part of such Mortgage File to the same extent as all other documents and instruments constituting a part thereof.

          Notwithstanding the foregoing paragraph or any other provision of this
Agreement, the Servicer shall not be deemed to be in default, breach or any other violation of its obligations hereunder by reason of any assumption of a
Mortgage Loan by operation of law or by the terms of the Mortgage Note or any assumption which the Servicer may be restricted by law from preventing, for any reason whatsoever. For purposes of this Section 3.14, the term "assumption" is deemed to also include a sale (of the Mortgaged Property) subject to the
Mortgage that is not accompanied by an assumption or substitution of liability agreement.

          Section 3.15 Realization Upon Defaulted Mortgage Loans.

          The Servicer shall use its best efforts, consistent with Accepted
Servicing Practices, to, except with respect to Mortgage Loans that have been charged-off pursuant to Section 3.07(o), foreclose upon or otherwise comparably convert (which may include an acquisition of REO Property) the ownership of properties securing such of the Mortgage Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments pursuant to Section 3.07, and which are not released from this Agreement pursuant to any other provision hereof. The Servicer shall use reasonable efforts to realize upon such defaulted Mortgage Loans in such manner as will maximize the receipt of principal and interest, taking into account, among other things, the timing of foreclosure

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proceedings. The foregoing is subject to the provisions that, in any case in which Mortgaged Property shall have suffered damage from an uninsured cause, the
Servicer shall not be required to expend its own funds toward the restoration of such property unless it shall determine in its sole discretion (i) that such restoration will increase the net proceeds of liquidation of the related
Mortgage Loan, after reimbursement to itself for such expenses, and (ii) that such expenses will be recoverable by the Servicer through Insurance Proceeds,
Condemnation Proceeds or Liquidation Proceeds from the related Mortgaged
Property, as contemplated in Section 3.11. The Servicer shall be responsible for all other costs and expenses incurred by it in any such proceedings; provided, however, that it shall be entitled to reimbursement thereof from the related property, as contemplated in Section 3.11.

          The proceeds of any liquidation or REO Disposition, as well as any recovery resulting from a partial collection of Insurance Proceeds, Condemnation
Proceeds or Liquidation Proceeds or any income from an REO Property, will be applied in the following order of priority: first, to reimburse the Servicer or any Subservicer for any related unreimbursed Servicing Advances, pursuant to
Section 3.11 or 3.17; second, to reimburse the Servicer for any related unreimbursed P&I Advances, pursuant to Section 3.11; third, to accrued and unpaid interest on the Mortgage Loan or REO Imputed Interest, at the Mortgage
Rate, to the date of the liquidation or REO Disposition, or to the Due Date prior to the Remittance Date on which such amounts are to be distributed if not in connection with a liquidation or REO Disposition and fourth, as a recovery of principal of the Mortgage Loan. If the amount of the recovery so allocated to interest is less than a full recovery thereof, that amount will be allocated as follows: first, to unpaid Servicing Fee; and second, as interest at the Mortgage
Rate (net of the Servicing Fee Rate). The portion of the recovery so allocated to unpaid Servicing Fee shall be reimbursed to the Servicer or any Subservicer pursuant to Section 3.11 or 3.17. The portions of the recovery so allocated to interest at the Mortgage Rate (net of the Servicing Fee Rate) and to principal of the Mortgage Loan shall be applied as follows: first, to reimburse the
Servicer or any Subservicer for any related unreimbursed Servicing Advances in accordance with Section 3.11 or 3.17, and second, to the Securities
Administrator in accordance with the provisions of Section 4.02, subject to the last paragraph of Section 3.17 with respect to certain excess recoveries from an
REO Disposition.

          Notwithstanding anything to the contrary contained herein, in connection with a foreclosure or acceptance of a deed in lieu of foreclosure, in the event the Servicer has received actual notice of, or has actual knowledge of the presence of, hazardous or toxic substances or wastes on the related
Mortgaged Property, or if the Master Servicer otherwise requests, the Servicer shall cause an environmental inspection or review of such Mortgaged Property to be conducted by a qualified inspector. Upon completion of the inspection, the
Servicer shall promptly provide the Master Servicer with a written report of the environmental inspection.

          After reviewing the environmental inspection report, the Servicer shall determine consistent with Accepted Servicing Practices, how to proceed with respect to the Mortgaged Property. In the event (a) the environmental inspection report indicates that the Mortgaged Property is contaminated by hazardous or toxic substances or wastes and (b) the Servicer determines, consistent with Accepted Servicing Practices, to proceed with foreclosure or acceptance of a deed in lieu of foreclosure, the Servicer shall be reimbursed for all reasonable costs associated with such foreclosure or acceptance of a deed in lieu of foreclosure and any

                                       106

related environmental clean-up costs, as applicable, from the related
Liquidation Proceeds, or if the Liquidation Proceeds are insufficient to fully reimburse the Servicer, the Servicer shall be entitled to be reimbursed from amounts in the Collection Account pursuant to Section 3.11. In the event the
Servicer determines not to proceed with foreclosure or acceptance of a deed in lieu of foreclosure, the Servicer shall be reimbursed from general collections for all Servicing Advances made with respect to the related Mortgaged Property from the Collection Account pursuant to Section 3.11.

          Section 3.16 Release of Mortgage Files.

          (a) Upon the payment in full of any Mortgage Loan, or the receipt by the Servicer of a notification that payment in full shall be escrowed in a manner customary for such purposes, the Servicer will, within five (5) Business
Days of the payment in full, notify the Trustee, the Securities Administrator and the Custodian by a certification (which certification shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the
Collection Account pursuant to Section 3.10 have been or will be so deposited)
of a Servicing Officer and shall request delivery to it of the Custodial File.
Upon receipt of such certification and Request for Release, the Custodian shall promptly release the related Custodial File to the Servicer within five (5)
Business Days. No expenses incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to the Collection
Account.

          (b) From time to time and as appropriate for the servicing or foreclosure of any Mortgage Loan, including, for this purpose, collection under any Insurance Policy relating to the Mortgage Loans, the Custodian shall, upon request of the Servicer and delivery to the Custodian, of a Request for Release, release the related Custodial File to the Servicer, and the Trustee shall, at the direction of the Servicer, execute such documents as shall be necessary to the prosecution of any such proceedings and the Servicer shall retain the
Mortgage File in trust for the benefit of the Trustee. Such Request for Release shall obligate the Servicer to return each and every document previously requested from the Custodial File to the Custodian when the need therefor by the
Servicer no longer exists, unless the Mortgage Loan has been charged-off or liquidated and the Liquidation Proceeds relating to the Mortgage Loan have been deposited in the Collection Account or the Mortgage File or such document has been delivered to an attorney, or to a public trustee or other public official as required by law, for purposes of initiating or pursuing legal action or other proceedings for the foreclosure of the Mortgaged Property either judicially or non-judicially, and the Servicer has delivered to the Custodian a certificate of a Servicing Officer certifying as to the name and address of the Person to which such Mortgage File or such document was delivered and the purpose or purposes of such delivery. Upon receipt of a certificate of a Servicing Officer stating that such Mortgage Loan was charged-off or liquidated and that all amounts received or to be received in connection with such liquidation that are required to be deposited into the Collection Account have been so deposited, or that such
Mortgage Loan has become an REO Property, a copy of the Request for Release of documents shall be released by the Custodian to the Servicer or its designee.

          Upon written certification of a Servicing Officer, the Trustee shall execute and deliver to the Servicer any court pleadings, requests for trustee's sale or other documents reasonably necessary to the foreclosure or trustee's sale in respect of a Mortgaged Property or to

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any legal action brought to obtain judgment against any Mortgagor on the
Mortgage Note or Mortgage or to obtain a deficiency judgment, or to enforce any other remedies or rights provided by the Mortgage Note or Mortgage or otherwise available at law or in equity, or shall exercise and deliver to the Servicer a power of attorney sufficient to authorize the Servicer to execute such documents on its behalf. Each such certification shall include a request that such pleadings or documents be executed by the Trustee and a statement as to the reason such documents or pleadings are required and that the execution and delivery thereof by the Trustee will not invalidate or otherwise affect the lien of the Mortgage, except for the termination of such a lien upon completion of the foreclosure or trustee's sale.

          Upon receipt of a Request for Release under this Section 3.16, the
Custodian shall deliver the related Custodial File to the Servicer by regular mail, unless the Servicer requests that the Custodian deliver such Custodial
File to the Servicer by overnight courier (in which case such delivery shall be at the Servicer's expense). To the extent that the Servicer requires an overnight courier for such delivery and incurs the related expense due to the
Servicer not having previously received copies of the documents required to be delivered to the Servicer hereunder, the Unaffiliated Seller shall use commercially reasonable efforts to assist the Servicer in causing the related
Originator pursuant to the related Mortgage Loan Purchase Agreement to reimburse the Servicer for such expense.

          Section 3.17 Title, Conservation and Disposition of REO Property.

          (a) This Section shall apply only to REO Properties acquired for the account of the Trustee and shall not apply to any REO Property relating to a
Mortgage Loan which was purchased or repurchased from the Trustee pursuant to any provision hereof. In the event that title to any such REO Property is acquired, the Servicer shall cause the deed or certificate of sale to be issued in the name of the Trustee, on behalf of the Certificateholders. Upon written request by the Servicer, the Trustee shall provide the Servicer with a power of attorney prepared by the Servicer with respect to such REO Property.

          (b) The Servicer shall manage, conserve, protect and operate each REO
Property for the Trustee solely for the purpose of its prompt disposition and sale. The Servicer, either itself or through an agent selected by the Servicer, shall manage, conserve, protect and operate the REO Property in the same manner that it manages, conserves, protects and operates other foreclosed property for its own account, and in the same manner that similar property in the same locality as the REO Property is managed. The Servicer shall attempt to sell the same (and may temporarily rent the same for a period not greater than one year, except as otherwise provided below) on such terms and conditions as the Servicer deems to be in the best interest of the Trustee on behalf of the
Certificateholders. The Servicer shall notify the Trustee, the Master Servicer and the Securities Administrator from time to time as to the status of each REO
Property.

          (c) [Reserved].

          (d) [Reserved].

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          (e) The Servicer shall segregate and hold all funds collected and received in connection with the operation of any REO Property separate and apart from its own funds and general assets and shall deposit such funds in the
Collection Account.

          (f) The Servicer shall deposit net of reimbursement to the Servicer for any related outstanding P&I Advances, Servicing Advances and unpaid
Servicing Fee provided in Section 3.11, or cause to be deposited, on a daily basis in the Collection Account all revenues received with respect to the related REO Property and shall withdraw therefrom funds necessary for the proper operation, management and maintenance of the REO Property. The Master Servicer shall retain all initial proceeds from REO Properties until all liquidation proceeds with respect to such REO Properties have been received.

          (g) The Servicer, upon an REO Disposition, shall be entitled to reimbursement for any related unreimbursed P&I Advances and Servicing Advances as well as any unpaid Servicing Fee from proceeds received in connection with the REO Disposition, as further provided in Section 3.11.

          (h) Any net proceeds from a REO Disposition which are in excess of the applicable Stated Principal Balance plus all unpaid REO Imputed Interest thereon through the date of the REO Disposition shall be retained by the Servicer as additional servicing compensation.

          (i) The Servicer shall use its reasonable best efforts to sell, or cause the Subservicer to sell, any REO Property as soon as possible, but in no event later than the conclusion of the third calendar year beginning after the year of its acquisition by REMIC I unless (i) the Servicer applies for an extension of such period from the Internal Revenue Service pursuant to the REMIC
Provisions and Code Section 856(e)(3), in which event such REO Property shall be sold within the applicable extension period, or (ii) the Servicer obtains for the Trustee and the Securities Administrator an Opinion of Counsel, addressed to the Depositor, the Trustee, the Securities Administrator and the Servicer, to
the effect that the holding by REMIC I of such REO Property subsequent to such period will not result in the imposition of taxes on "prohibited transactions"
as defined in Section 860F of the Code or cause any REMIC created hereunder to fail to qualify as a REMIC under the REMIC Provisions or comparable provisions of relevant state laws at any time. The Servicer shall manage, conserve, protect and operate each REO Property that it services for the Trustee solely for the purpose of its prompt disposition and sale in a manner which does not cause such
REO Property to fail to qualify as "foreclosure property" within the meaning of
Section 860G(a)(8) or result in the receipt by any REMIC created hereunder of any "income from non-permitted assets" within the meaning of Section
860F(a)(2)(B) of the Code or any "net income from foreclosure property" which is subject to taxation under Section 860G(a)(1) of the Code. Pursuant to its efforts to sell such REO Property, the Servicer shall either itself or through an agent selected by the Servicer protect and conserve such REO Property in the same manner and to such extent as is customary in the locality where such REO
Property is located and may, incident to its conservation and protection of the interests of the Trustee on behalf of the Certificateholders, rent the same, or any part thereof, as the Servicer deems to be in the best interest of the
Trustee on behalf of the Certificateholders for the period prior to the sale of such REO Property; provided, however, that any rent received or

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accrued with respect to such REO Property qualifies as "rents from real property" as defined in Section 856(d) of the Code.

          Section 3.18 Notification of Adjustments.

          With respect to each Adjustable Rate Mortgage Loan that it services, the Servicer shall adjust the Mortgage Rate on the related Adjustment Date and shall adjust the Scheduled Payment on the related mortgage payment adjustment date, if applicable, in compliance with the requirements of applicable law and the related Mortgage and Mortgage Note. The Servicer shall execute and deliver any and all necessary notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Rate and Scheduled
Payment adjustments. The Servicer shall promptly, upon written request therefor, deliver to the Master Servicer such notifications and any additional applicable data regarding such adjustments and the methods used to calculate and implement such adjustments. Upon the discovery by the Servicer or the receipt of notice from the Master Servicer that the Servicer has failed to adjust a Mortgage Rate or Scheduled Payment in accordance with the terms of the related Mortgage Note, the Servicer shall deposit in its Collection Account from its own funds the amount of any interest loss caused as such interest loss occurs.

          Section 3.19 Access to Certain Documentation and Information Regarding
the Mortgage Loans.

          The Servicer shall provide, or cause the applicable Subservicer to provide, to the Depositor, the Custodian, the Unaffiliated Seller, the
Securities Administrator, the Master Servicer, the Trustee, the OTS or the FDIC
and the examiners and supervisory agents thereof access to the documentation regarding the Mortgage Loans in its possession. Such access shall be afforded without charge, but only upon reasonable and prior written request and during normal business hours at the offices of the Servicer or any Subservicer. Nothing in this Section shall derogate from the obligation of any such party to observe any applicable law prohibiting disclosure of information regarding the
Mortgagors and the failure of any such party to provide access as provided in this Section as a result of such obligation shall not constitute a breach of this Section.

          Section 3.20 Documents, Records and Funds in Possession of the
Servicer to be Held for the Securities Administrator.

          The Servicer shall account fully to the Trustee, the Master Servicer, the Securities Administrator for any funds received by the Servicer or which otherwise are collected by the Servicer as Liquidation Proceeds, Condemnation
Proceeds or Insurance Proceeds in respect of any Mortgage Loan. All Mortgage
Files and funds collected or held by, or under the control of, the Servicer in respect of any Mortgage Loans, whether from the collection of principal and interest payments or from Liquidation Proceeds, including, but not limited to, any funds on deposit in the Collection Account, shall be held by the Servicer for and on behalf of the Trustee and shall be and remain the sole and exclusive property of the Trustee, subject to the applicable provisions of this Agreement.
The Servicer also agrees that it shall not create, incur or subject any Mortgage
File or any funds that are deposited in any Account, or any funds that otherwise are or may become due or payable to the Securities Administrator for the benefit of the

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Certificateholders, to any claim, lien, security interest, judgment, levy, writ of attachment or other encumbrance, or assert by legal action or otherwise any claim or right of setoff against any Mortgage File or any funds collected on, or in connection with, a Mortgage Loan, except, however, that the Servicer shall be entitled to set off against and deduct from any such funds any amounts that are properly due and payable to the Servicer under this Agreement.

          Section 3.21 Servicing Compensation.

          (a) As compensation for its activities hereunder, the Servicer shall, with respect to each Mortgage Loan, be entitled to retain from deposits to its
Collection Account and from Liquidation Proceeds, Condemnation Proceeds,
Insurance Proceeds and REO Proceeds related to such Mortgage Loan, the Servicing
Fee with respect to each Mortgage Loan that it services (less any portion of such amounts retained by any Subservicer). In addition, the Servicer shall be entitled to recover unpaid Servicing Fee out of related late collections and as otherwise permitted under Section 3.11. The right to receive the Servicing Fee may not be transferred in whole or in part except in connection with the transfer of all of the Servicer's responsibilities and obligations under this
Agreement; provided, however, that the Servicer may pay from the Servicing Fee any amounts due to a Subservicer pursuant to a Subservicing Agreement entered into under Section 3.02.

          (b) Additional servicing compensation in the form of assumption or modification fees, late payment charges, NSF fees, reconveyance fees and other similar fees and charges (other than Prepayment Charges) shall be retained by the Servicer only to the extent such fees or charges are received by the
Servicer. The Servicer shall also be entitled pursuant to Section 3.11(a)(iv) to withdraw from the Collection Account, as additional servicing compensation, interest or other income earned on deposits therein. In addition, the Servicer shall be entitled to retain Prepayment Interest Excesses (to the extent not required to offset Prepayment Interest Shortfalls), but only to the extent such amounts are received by the Servicer.

          (c) The Servicer shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder (including payment of premiums for any blanket policy insuring against hazard losses pursuant to
Section 3.13, servicing compensation of the Subservicer to the extent not retained by it and the fees and expenses of independent accountants and any agents appointed by the Servicer), and shall not be entitled to reimbursement therefor from the Trust Fund except as specifically provided in Section 3.11.

          Section 3.22 Annual Statement as to Compliance.

          The Servicer shall deliver, and shall cause each Subservicer engaged by the Servicer to deliver or cause to be delivered, and the Master Servicer shall deliver, to the Depositor, the Securities Administrator and the Trustee on
or before March 15th of each calendar year, commencing in 2008, an Officer's
Certificate stating, as to each signatory thereof, that (i) a review of the activities of such Master Servicer, Servicer or Subservicer, as applicable, during the preceding calendar year and of its performance under this Agreement or the applicable Subservicing Agreement, as the case may be, has been made under such officers' supervision, and (ii) to the best of such officers'
knowledge, based on such review, the Master Servicer, the Servicer or such
Subservicer, as applicable, has fulfilled all of its obligations under this

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Agreement or the applicable Subservicing Agreement, as the case may be, in all material respects, throughout such year, or, if there has been a default in the fulfillment of any such obligation in any material respect, specifying each such default known to such officers and the nature and status thereof including the steps being taken by the Master Servicer, Servicer or Subservicer, as applicable. Promptly after receipt of each such Officer's Certificate, the
Depositor shall review such Officer's Certificate and, if applicable, consult with the Master Servicer, the Servicer or the applicable Subservicer as to the nature of any defaults by the Master Servicer, the Servicer or such Subservicer in the fulfillment of any of the Master Servicer's, the Servicer's or such
Subservicer's obligations. The obligations of the Master Servicer, the Servicer and each Subservicer under this Section apply to each Master Servicer, Servicer and Subservicer that acted as Master Servicer or serviced a Mortgage Loan, as applicable, during the applicable period, whether or not the Master Servicer, the Servicer or any Subservicer is acting as Master Servicer, the Servicer or a
Subservicer, as applicable, at the time such Officer's Certificate is required to be delivered. None of the Master Servicer, the Servicer or any Subservicer
shall be required to cause the delivery of any Officer's Certificate required by this Section until March 24th in any given year so long as it has received written confirmation from the Depositor that a Form 10-K is not required to be filed in respect of the Trust for the preceding calendar year.

          Section 3.23 Annual Independent Public Accountants' Servicing
Statement; Financial Statements.

          (a) Not later than March 15th of each calendar year commencing in
2008, the Servicer, the Master Servicer and the Securities Administrator shall deliver, and the Servicer shall cause each Subservicer engaged by the Servicer and the Servicer, the Master Servicer and the Securities Administrator shall cause each Subcontractor utilized by the Servicer (or by any such Subservicer)
or the Master Servicer or the Securities Administrator, as applicable, and determined by the Servicer, the Master Servicer or the Securities Administrator,
as applicable, pursuant to Section 3.02(e) to be materially "participating in a servicing function" within the meaning of Item 1122 of Regulation AB (in each case, a "Servicing Function Participant"), to deliver, each at its own expense, to the Depositor and the Securities Administrator, a report on an assessment of compliance with the Servicing Criteria applicable to it that contains (A) a statement by such party of its responsibility for assessing compliance with the
Servicing Criteria applicable to it, (B) a statement that such party used the
Servicing Criteria to assess compliance with the applicable Servicing Criteria,
(C) such party's assessment of compliance with the applicable Servicing Criteria as of and for the period ending the end of the fiscal year covered by the Form
10-K required to be filed pursuant to Section 8.12, setting forth any material instance of noncompliance with the applicable Servicing Criteria, a discussion of each such failure and the nature and status thereof, and (D) a statement that a registered public accounting firm has issued an attestation report on such
Person's assessment of compliance with the applicable Servicing Criteria as of and for such period. Each such assessment of compliance report shall be signed by an authorized officer of the applicable company, and shall address each of the applicable Servicing Criteria set forth on Exhibit Q hereto, or as set forth in the notification furnished to the Depositor and the Trustee pursuant to
Section 3.23(c). The parties to this Agreement acknowledge that where a particular Servicing Criteria has multiple components, each party's assessment of compliance (and related attestation of compliance) will relate only to those components that are applicable to such party. The Servicer, the Securities
Administrator and the Master Servicer hereby acknowledge and agree that their respective assessments of compliance

                                      112

will cover the items identified on Exhibit Q hereto as being covered by such party. Promptly after receipt of each such report on assessment of compliance,
(i) the Depositor shall review each such report and, if applicable, consult with the Servicer, the Securities Administrator or the Master Servicer as to the
nature of any material instance of noncompliance with the Servicing Criteria applicable to it (and each Subservicer or Servicing Function Participant engaged or utilized by the Servicer, such Subservicer, the Master Servicer or the
Securities Administrator, as applicable), as the case may be. None of the
Servicer, the Securities Administrator or the Master Servicer or any Subservicer
or Servicing Function Participant shall be required to cause the delivery of any such assessments if a Form 10-K is not required to be filed in respect of the
Trust for the preceding calendar year.

          (b) Not later than March 15th of each calendar year commencing in
2008, the Servicer, the Securities Administrator and the Master Servicer shall cause, and the Servicer shall cause each Subservicer engaged by the Servicer and the Servicer, the Securities Administrator and the Master Servicer shall cause each Servicing Function Participant utilized by the Servicer, the Securities
Administrator or the Master Servicer, as applicable (or by any Subservicer engaged by the Servicer), to cause, each at its own expense, a registered public accounting firm (which may also render other services to such party) and that is a member of the American Institute of Certified Public Accountants to furnish a report to the Securities Administrator and the Depositor to the effect that (i)
it has obtained a representation regarding certain matters from the management of such Person, which includes an assertion that such Person has complied with the Servicing Criteria applicable to it pursuant to Section 3.23(a) and (ii) on the basis of an examination conducted by such firm in accordance with standards for attestation engagements issued or adopted by the PCAOB, that attests to and reports on such Person's assessment of compliance with the Servicing Criteria applicable to it. In the event that an overall opinion cannot be expressed, such registered public accounting firm shall state in such report why it was unable to express such an opinion. Each such related accountant's attestation report shall be made in accordance with Rules 1-02(a)(3) and 2-02(g) of Regulation S-X under the Securities Act and the Exchange Act. Such report must be available for general use and not contain restricted use language. Promptly after receipt of each such accountants' attestation report, the Depositor shall review the report and, if applicable, consult with the Servicer, the Securities Administrator or the Master Servicer as to the nature of any material instance of noncompliance with the Servicing Criteria applicable to it (and each Subservicer or Servicing
Function Participant engaged or utilized by the Servicer, the Securities
Administrator or the Master Servicer, as applicable, or by any Subservicer engaged by the Servicer), as the case may be, in the fulfillment of any of the
Servicer's, the Securities Administrator's, the Master Servicer's or the
applicable Subservicer's or Servicing Function Participant's obligations hereunder or under any applicable sub-servicing agreement. None of the Servicer, the Securities Administrator or the Master Servicer or any Subservicer or
Servicing Function Participant shall be required to cause the delivery of any such attestation required by this paragraph if a Form 10-K is not required to be filed in respect of the Trust for the preceding calendar year.

          (c) No later than February 1 of each fiscal year, commencing in 2008, the Servicer shall notify the Securities Administrator and the Depositor as to the name of each Subservicer engaged by it and each Servicing Function
Participant utilized by it and by each Subservicer engaged by it, and each of the Master Servicer and the Securities Administrator shall notify the Depositor as to the name of each Servicing Function Participant utilized by it, and

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each such notice will specify what specific Servicing Criteria will be addressed in the report on assessment of compliance prepared by such Servicing Function
Participant in each case, to the extent of any change from the prior year's notice, if any. When the Servicer, the Master Servicer or the Securities
Administrator submits its assessment pursuant to Section 3.23(a), the Servicer, the Master Servicer or the Securities Administrator, as applicable, will also at such time include the assessment (and related attestation pursuant to Section
3.23(b)) of each Servicing Function Participant utilized by it and by each
Subservicer engaged by it.

          Section 3.24 Master Servicer to Act as Servicer.

          (a) [Reserved]

          (b) In the event that Saxon shall for any reason no longer be the
Servicer hereunder (including by reason of an Event of Default), except as provided under Section 7.02, the Master Servicer or its successor shall, within
90 days, assume all of the rights and obligations of Saxon hereunder arising thereafter (except that the Master Servicer shall not be (i) liable for losses of Saxon pursuant to Section 3.10 or any acts or omissions of the predecessor
Servicer hereunder, (ii) obligated to make Advances if it is prohibited from doing so by applicable law, (iii) obligated to effectuate repurchases or substitutions of Mortgage Loans hereunder, including, but not limited to, repurchases or substitutions pursuant to Section 2.03, (iv) responsible for expenses incurred by, or advances made by, the predecessor Servicer or (v)
deemed to have made any representations and warranties of the Servicer hereunder).

          Every subservicing agreement entered into by the Servicer shall contain a provision giving the successor Servicer the option to terminate such agreement in the event a successor Servicer is appointed.

          If the Servicer shall for any reason no longer be the Servicer
(including by reason of any Event of Default), the Master Servicer (or any other successor Servicer) may, at its option, succeed to any rights and obligations of the Servicer under any subservicing agreement in accordance with the terms thereof; provided that the Master Servicer (or any other successor Servicer)
shall not incur any liability or have any obligations in its capacity as successor Servicer under a subservicing agreement arising prior to the date of such succession unless it expressly elects to succeed to the rights and obligations of the Servicer thereunder; and the Servicer shall not thereby be relieved of any liability or obligations under the subservicing agreement arising prior to the date of such succession.

          The Servicer shall, upon request of the Master Servicer, as applicable, but at the expense of the Servicer, deliver to the assuming party all documents and records relating to each subservicing agreement (if any) and the Mortgage Loans then being serviced thereunder and an accounting of amounts collected and held by it and otherwise use its best efforts to effect the orderly and efficient transfer of the subservicing agreement to the assuming party.

          Section 3.25 Compensating Interest.

          The Servicer shall remit to the Master Servicer on each Remittance
Date an amount from its own funds equal to the Compensating Interest payable by the Servicer for the related Distribution Date.

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          Section 3.26 Credit Reporting; Gramm-Leach-Bliley Act.

          (a) With respect to each Mortgage Loan that it services, the Servicer agrees to fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (i.e., favorable and unfavorable) on its borrower credit files to Equifax, Experian, and Trans
Union Credit Information Company (three of the national credit repositories), on a monthly basis.

          (b) The Servicer shall comply with Title V of the Gramm-Leach-Bliley
Act of 1999 and all applicable regulations promulgated thereunder, relating to the Mortgage Loans that it services and the related borrowers and shall provide all required notices thereunder.

          Section 3.27 Advance Facilities.

          The Servicer is hereby authorized to enter into a financing or other facility (an "Advance Facility") under which (l) the Servicer sells, assigns or pledges to another Person (an "Advancing Person") the Servicer's rights under this Agreement to be reimbursed for any Advances and/or (2) an Advancing Person agrees to fund some or all P&I Advances or Servicing Advances required to be made by the Servicer pursuant to this Agreement. The Servicer may enter into an
Advance Facility without the consent of any Person. Upon entering into any such
Advance Facility, the Servicer shall promptly notify the Securities
Administrator with a notice substantively in the form attached hereto as Exhibit
W and the Securities Administrator shall execute an acknowledgement of such
Advance Facility Notice promptly upon the receipt of such notice from the
Servicer. Notwithstanding the existence of any Advance Facility under which an
Advancing Person agrees to fund P&I Advances and/or Servicing Advances on the
Servicer's behalf, the Servicer shall remain obligated pursuant to this
Agreement to make P&I Advances and Servicing Advances pursuant to and as required by this Agreement, and shall not be relieved of such obligations by virtue of such Advance Facility.

          An Advancing Person shall not be required to meet the criteria for qualification of a subservicer set forth in this Agreement. An Advancing Person shall be permitted to finance, or otherwise sell, assign, pledge or otherwise transfer, any rights to reimbursement for Advances funded, financed or acquired under the Advance Facility.

          If the Servicer enters into an Advance Facility, the Servicer shall deliver to the Trustee, the Securities Administrator and the Master Servicer a
notice (an "Advance Facility Notice") stating (a) the identity of the Advancing
Person and (b) the identity of the Person (the "Servicer's Assignee"), which may be the Advancing Person, that will have the right to be reimbursed by the
Securities Administrator or the Master Servicer directly, or to make withdrawals from the Servicer's Collection Account pursuant to Section 3.11 to reimburse itself, for previously unreimbursed P&I Advances and/or Servicing Advances
("Advance Reimbursement Amounts"). Advance Reimbursement Amounts shall consist solely of amounts in respect of P&I Advances and/or Servicing Advances for which the Servicer would be permitted to reimburse itself in accordance with Section
3.11, assuming the Servicer had made the related P&I Advance(s) and/or Servicing
Advance(s). An Advance Facility may be terminated by the joint written direction of the Servicer and the related Advancing Person. Upon any such termination, the
Servicer shall deliver to the Trustee, the Securities Administrator and

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the Master Servicer a notice (an "Advance Facility Termination Notice") stating
(a) the identity of the terminated Advancing Person and (b) the identity of the
Servicer's Assignee that will have the right to be reimbursed by the Securities
Administrator or the Master Servicer directly, or to make withdrawals from the
Servicer's Collection Account pursuant to Section 3.11 to reimburse itself, for
Advance Reimbursement Amounts.

          Notwithstanding the existence of an Advance Facility, the Servicer, on behalf of the Advancing Person, shall be entitled to receive reimbursements of
P&I Advances and/or Servicing Advances in accordance with Section 3.11, which entitlement may be terminated by the Advancing Person pursuant to a written notice to the Servicer, the Trustee, the Securities Administrator and the Master
Servicer. Upon receipt of such written notice, the Servicer shall no longer be entitled to receive reimbursement for any Advance Reimbursement Amounts and the
Servicer's Assignee shall immediately have the right to receive from the
Collection Account all Advance Reimbursement Amounts. None of the Trustee, the
Securities Administrator, the Master Servicer or any Certificateholder shall have any right to, or otherwise be entitled to, receive any Advance
Reimbursement Amounts to which the Servicer or Servicer's Assignee, as applicable, shall be entitled pursuant to Section 3.11. Without limiting the foregoing, none of the Trustee, the Securities Administrator, the Master
Servicer, any successor Servicer or other Person shall have any right of set-off against Advance Reimbursement Amounts hereunder.

          The Servicer shall maintain and provide to any successor Servicer a detailed accounting on a loan-by-loan basis as to amounts advanced by, pledged or assigned to, and reimbursed to any Advancing Person. The successor Servicer shall be entitled to rely on any such information provided by the predecessor
Servicer, and the successor Servicer shall not be liable for any errors in such information.

          As between a predecessor Servicer and its Advancing Person, on the one hand, and a successor Servicer and/or its Advancing Person, if any, on the other hand, Advance Reimbursement Amounts on a loan-by-loan basis with respect to each
Mortgage Loan as to which a P&I Advance and/or Servicing Advance shall have been made and be outstanding shall be allocated on a "first-in, first out" basis. In the event the Servicer's Assignee shall have received some or all of an Advance
Reimbursement Amount related to P&I Advances and/or Servicing Advances that were made by a Person other than such predecessor Servicer or its related Advancing
Person in error, then the Servicer's Assignee shall be required to remit any portion of such Advance Reimbursement Amount to each Person entitled to such portion of such Advance Reimbursement Amount. The Servicer shall remain entitled to be reimbursed pursuant to the Advance Facility by the Advancing Person for all P&I Advances and Servicing Advances funded by the Servicer to the extent the related rights to be reimbursed therefor have not been sold, assigned or pledged to an Advancing Person.

          Any amendment to this Section 3.27 or to any other provision of this
Agreement that may be necessary or appropriate to effect the terms of an Advance
Facility as described generally in this Section 3.27, including amendments to add provisions relating to successor Servicers, may be entered into by the
Trustee, the Securities Administrator, the Master Servicer, the Depositor, the
Unaffiliated Seller and the Servicer without the consent of any
Certificateholder notwithstanding anything to the contrary in this Agreement.
Notwithstanding anything to the contrary contained in this Agreement, this
Agreement shall not be amended,

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waived or modified in any respect without the prior written consent of an
Advancing Person if such amendment, waiver or modification would adversely affect the rights of the Advancing Person hereunder in any material respect, it being understood that the Advancing Person is an intended third party beneficiary under this Agreement. The Securities Administrator shall be entitled to rely on an Opinion of Counsel (which Opinion of Counsel shall not be an expense of the Securities Administrator, the Master Servicer, the Trustee or the
Trust) as to whether the amendment will adversely affect the Advancing Person.
None of the Trustee, the Securities Administrator, or the Master Servicer is
obligated or liable to repay from its own funds any Advances financed, funded or otherwise acquired by the Advancing Person, and none of the Master Servicer, the
Trustee or the Securities Administrator shall have any responsibility to track or monitor the administration of the financing arrangement between the Servicer and the Advancing Person. If the Servicer is replaced by a successor Servicer, the Advancing Person shall continue to be entitled to receive reimbursements as provided herein but shall have no further right to make further advances under this Agreement. The pledge, if any, of Servicer's rights to the Applicable
Person under the Advance Facility conveys no other rights (such as a right to fees after the removal of the Servicer or the right to become a substitute
Servicer) under this Agreement, or against the Trust Fund or any
Certificateholder or any other party to this Agreement other than the Servicer.

                                   ARTICLE IV

                                DISTRIBUTIONS AND
                            ADVANCES BY THE SERVICER

          Section 4.01 Advances.

          (a) The amount of P&I Advances to be made by the Servicer for any
Remittance Date shall equal, subject to Section 4.01(c), the sum of (i) with respect to the Mortgage Loans, the aggregate amount of Scheduled Payments (with each interest portion thereof net of the related Servicing Fee), due on the Due
Date immediately preceding such Remittance Date in respect of such Mortgage
Loans, which Scheduled Payments were not received as of the related
Determination Date, plus (ii) with respect to each REO Property, which REO
Property was acquired during or prior to the related Prepayment Period and as to which such REO Property an REO Disposition did not occur during the related
Prepayment Period, an amount equal to the excess, if any, of the Scheduled
Payments (with each interest portion thereof net of the related Servicing Fee)
that would have been due on the related Due Date in respect of the related
Mortgage Loans, over the net income from such REO Property transferred to the
Collection Account for distribution on such Remittance Date.

          (b) On the Remittance Date, the Servicer shall remit in immediately available funds to the Master Servicer an amount equal to the aggregate amount of P&I Advances, if any, to be made in respect of the Mortgage Loans and REO
Properties serviced by the Servicer for the related Remittance Date either (i)
from its own funds, (ii) from the Collection Account, to the extent of funds held therein for future distribution (in which case, it will cause to be made an appropriate entry in the records of the Collection Account that Amounts Held for
Future Distribution have been, as permitted by this Section 4.01, used by the
Servicer in discharge of any such P&I Advance) or (iii) in the form of any combination of (i) and (ii) aggregating the

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total amount of P&I Advances to be made by the Servicer with respect to the
Mortgage Loans and REO Properties. Any Amounts Held For future Distribution and so used shall be appropriately reflected in the Servicer's records and replaced by the Servicer by deposit in the Collection Account on or before any future
Remittance Date to the extent required.

          (c) The obligation of the Servicer to make such P&I Advances is mandatory, notwithstanding any other provision of this Agreement but subject to paragraph (d) below, and, with respect to any Mortgage Loan or REO Property, shall continue until a Final Recovery Determination in connection therewith or the removal thereof from coverage under this Agreement, except as otherwise provided in this Section.

          (d) Notwithstanding anything herein to the contrary, no P&I Advance or
Servicing Advance shall be required to be made hereunder by the Servicer if such
P&I Advance or Servicing Advance would, if made, constitute a Nonrecoverable P&I
Advance or Nonrecoverable Servicing Advance. The Servicer may determine at any time that an Advance made constitutes a Nonrecoverable P&I Advance or a
Nonrecoverable Servicing Advance, as applicable. The determination by the
Servicer that it has made a Nonrecoverable P&I Advance or a Nonrecoverable
Servicing Advance or that any proposed P&I Advance or Servicing Advance, if made, would constitute a Nonrecoverable P&I Advance or a Nonrecoverable
Servicing Advance, respectively, shall be evidenced by an Officers' Certificate of the Servicer delivered to the Securities Administrator and Master Servicer.

          (e) The Servicer shall be entitled to reimbursement for P&I Advances and Servicing Advances as and to the extent set forth in Section 3.11.

          (f) On each Remittance Date, the Master Servicer shall deposit all funds remitted to it by the Servicer pursuant to Sections 3.11(a)(i) and 3.25 and this Section 4.01 in a segregated Eligible Account for the benefit of the
Certificateholders and, prior to each Distribution Date, will remit such amounts to the Securities Administrator for deposit in the Distribution Account. The
Master Servicer may retain or withdraw from the Distribution Account, (i) the
Securities Administrator and Master Servicer Fee, (ii) amounts necessary to reimburse it for any previously unreimbursed Advances and any Advances the
Master Servicer deems to be nonrecoverable from the related Mortgage Loan proceeds, (iii) an amount to indemnify itself for amounts due in accordance with this Agreement, and (iv) any other amounts that it is entitled to receive hereunder for reimbursement, indemnification or otherwise. The amounts remitted by the Servicer to the Master Servicer on the Servicer Remittance Date shall be credited to the Master Servicing Account within 2 Business Days once the amounts are identified as a remittance in connection with the trust and reconciled to the reports provided by the Servicer.

          Section 4.02 Priorities of Distribution.

          (a) On each Distribution Date, the Securities Administrator shall, solely in accordance with the information provided by the Master Servicer, allocate from amounts then on deposit in the Distribution Account in the following order of priority and to the extent of the Available Funds remaining:

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               (i) to the Holders of each class of LIBOR Certificates and the
     Swap Account in the following order of priority:

          (A)  to the Swap Account, first, from the Interest Remittance Amount and, second from the Principal Remittance Amount, the sum of (x)
               all Net Swap Payments and (y) any Swap Termination Payment owed to the Swap Provider other than a Defaulted Swap Termination
               Payment owed to the Swap Provider, if any;

          (B)  from the Interest Remittance Amount, after taking into account payment to the Swap Account pursuant to Section 4.02(a)(i)(A), in the following order of priority:

               (1)  concurrently, to the holders of the Class A Certificates, pro rata, based on their respective Class Certificate
                    Balances, the Accrued Certificate Interest and any Unpaid
                    Interest Amount for each class of Class A Certificates;

               (2)  payable from any remaining Interest Remittance Amount, to the Class M-1 Certificates, the Accrued Certificate Interest
                    for such Class on such Distribution Date;

               (3)  payable from any remaining Interest Remittance Amount, to the Class M-2 Certificates, the Accrued Certificate Interest
                    for such Class on such Distribution Date;

               (4)  payable from any remaining Interest Remittance Amount, to the Class M-3 Certificates, the Accrued Certificate Interest
                    for such Class on such Distribution Date;

               (5)  payable from any remaining Interest Remittance Amount, to the Class M-4 Certificates, the Accrued Certificate Interest
                    for such Class on such Distribution Date;

               (6)  payable from any remaining Interest Remittance Amount, to the Class M-5 Certificates, the Accrued Certificate Interest
                    for such Class on such Distribution Date;

               (7)  payable from any remaining Interest Remittance Amount, to the Class M-6 Certificates, the Accrued Certificate Interest
                    for such Class on such Distribution Date;

               (8)  payable from any remaining Interest Remittance Amount, to the Class B-1 Certificates, the Accrued Certificate Interest
                    for such Class on such Distribution Date;

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               (9)  payable from any remaining Interest Remittance Amount, to the Class B-2 Certificates, the Accrued Certificate Interest
                    for such Class on such Distribution Date;

               (10) payable from any remaining Interest Remittance Amount, to the Class B-3 Certificates, the Accrued Certificate Interest
                    for such Class on such Distribution Date; and

               (11) payable from any remaining Interest Remittance Amount, to the Class B-4 Certificates, the Accrued Certificate Interest
                    for such Class on such Distribution Date.

               (ii) (x) on each Distribution Date (A) before the Stepdown Date or (B) with respect to which a Trigger Event is in effect, to the Holders of the Class or Classes of LIBOR Certificates then entitled to distributions of principal as set forth below from the amounts remaining on deposit in the Distribution Account after making distributions pursuant to clause (i) above, in an amount equal to the Principal Distribution Amount in the following order of priority:

          (A)  to the Holders of the Class A Certificates, first, to the Class
               A-1 Certificates until the Certificate Balance of the Class A-1
               Certificates has been reduced to zero, second, to the Class A-2
               Certificates until the Certificate Balance of the Class A-2
               Certificates has been reduced to zero, third, to the Class A-3
               Certificates until the Certificate Balance of the Class A-3
               Certificates has been reduced to zero and fourth, to the Class
               A-4 Certificates until the Certificate Principal Balance of the
               Class A-4 Certificates has been reduced to zero; provided, however, that on and after the Distribution Date on which the aggregate Class Certificate Balances of the Subordinated
               Certificates and the principal balance of the Class X
               Certificates have been reduced to zero, any principal
               distributions allocated to the Class A Certificates shall be allocated pro rata among the Class A-1, Class A-2, Class A-3 and
               Class A-4 Certificates, based on their respective Class
               Certificate Balances, and distributed concurrently to the Class
               A-1, Class A-2, Class A-3 and Class A-4 Certificates;

          (B)  sequentially to the Class M-1, Class M-2, Class M-3, Class M-4,
               Class M-5, Class M-6, Class B-1, Class B-2, Class B-3 and Class
               B-4 Certificates, in that order, until the respective Class
               Certificate Balances are reduced to zero;

               (y) on each Distribution Date (1) on and after the Stepdown Date and (2) as long as a Trigger Event is not in effect, to the Holders of the related Class or Classes of LIBOR Certificates then entitled to distribution of principal from amounts remaining on deposit in the
     Distribution Account after making distributions pursuant to clause (i)
     above, in an amount equal to, in the aggregate, the Principal Distribution
     Amount in the following amounts and order of priority:

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          (A)  to the Class A Certificates, the lesser of the Principal
               Distribution Amount and the Class A Principal Distribution
               Amount, allocated among the Class A Certificates, first, to the
               Class A-1 Certificates until the Certificate Balance of the Class
               A-1 Certificates has been reduced to zero, second, to the Class
               A-2 Certificates until the Certificate Balance of the Class A-2
               Certificates has been reduced to zero, third, to the Class A-3
               Certificates until the Certificate Balance of the Class A-3
               Certificates has been reduced to zero and fourth, to the Class
               A-4 Certificates until the Certificate Balance of the Class A-4
               Certificates has been reduced to zero; provided, however, that on and after the Distribution Date on which the aggregate Class
               Certificate Balances of the Subordinated Certificates and the
               principal balance of the Class X Certificates have been reduced to zero, any principal distributions allocated to the Class A
               Certificates shall be allocated pro rata among the Class A-1,
               Class A-2, Class A-3 and Class A-4 Certificates, based on their respective Class Certificate Balances, and distributed
               concurrently to the Class A-1, Class A-2, Class A-3 and Class A-4
               Certificates;

          (B)  to the Class M-1 Certificates, the lesser of the remaining
               Principal Distribution Amount and the Class M-1 Principal
               Distribution Amount, until the Class Certificate Balance thereof has been reduced to zero;

          (C)  to the Class M-2 Certificates, the lesser of the remaining
               Principal Distribution Amount and the Class M-2 Principal
               Distribution Amount, until the Class Certificate Balance thereof has been reduced to zero;

          (D)  to the Class M-3 Certificates, the lesser of the remaining
               Principal Distribution Amount and the Class M-3 Principal
               Distribution Amount, until the Class Certificate Balance thereof has been reduced to zero;

          (E)  to the Class M-4 Certificates, the lesser of the remaining
               Principal Distribution Amount and the Class M-4 Principal
               Distribution Amount, until the Class Certificate Balance thereof has been reduced to zero;

          (F)  to the Class M-5 Certificates, the lesser of the remaining
               Principal Distribution Amount and the Class M-5 Principal
               Distribution Amount, until the Class Certificate Balance thereof has been reduced to zero;

          (G)  to the Class M-6 Certificates, the lesser of the remaining
               Principal Distribution Amount and the Class M-6 Principal
               Distribution Amount, until the Class Certificate Balance thereof has been reduced to zero;

          (H)  to the Class B-1 Certificates, the lesser of the remaining
               Principal Distribution Amount and the Class B-1 Principal
               Distribution Amount, until the Class Certificate Balance thereof has been reduced to zero;

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          (I)  to the Class B-2 Certificates, the lesser of the remaining
               Principal Distribution Amount and the Class B-2 Principal
               Distribution Amount, until the Class Certificate Balance thereof has been reduced to zero;

          (J)  to the Class B-3 Certificates, the lesser of the remaining
               Principal Distribution Amount and the Class B-3 Principal
               Distribution Amount, until the Class Certificate Balance thereof has been reduced to zero; and

          (K)  to the Class B-4 Certificates, the lesser of the remaining
               Principal Distribution Amount and the Class B-4 Principal
               Distribution Amount, until the Class Certificate Balance thereof has been reduced to zero;

               (iii) any amount remaining in the Distribution Account after the distributions in clauses (i) and (ii) above, plus as specifically indicated
     below, from amounts on deposit in the Excess Reserve Fund Account, shall be distributed in the following order of priority:

          (A)  to the Holders of the Class M-1 Certificates, any Unpaid Interest
               Amount for such Class;

          (B)  to the Holders of the Class M-1 Certificates, any Unpaid Realized
               Loss Amount for such Class;

          (C)  to the Holders of the Class M-2 Certificates, any Unpaid Interest
               Amount for such Class;

          (D)  to the Holders of the Class M-2 Certificates, any Unpaid Realized
               Loss Amount for such Class;

          (E)  to the Holders of the Class M-3 Certificates, any Unpaid Interest
               Amount for such Class;

          (F)  to the Holders of the Class M-3 Certificates, any Unpaid Realized
               Loss Amount for such Class;

          (G)  to the Holders of the Class M-4 Certificates, any Unpaid Interest
               Amount for such Class;

          (H)  to the Holders of the Class M-4 Certificates, any Unpaid Realized
               Loss Amount for such Class;

          (I)  to the Holders of the Class M-5 Certificates, any Unpaid Interest
               Amount for such Class;

          (J)  to the Holders of the Class M-5 Certificates, any Unpaid Realized
               Loss Amount for such Class;

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          (K)  to the Holders of the Class M-6 Certificates, any Unpaid Interest
               Amount for such Class;

          (L)  to the Holders of the Class M-6 Certificates, any Unpaid Realized
               Loss Amount for such Class;

          (M)  to the Holders of the Class B-1 Certificates, any Unpaid Interest
               Amount for such Class;

          (N)  to the Holders of the Class B-1 Certificates, any Unpaid Realized
               Loss Amount for such Class;

          (O)  to the Holders of the Class B-2 Certificates, any Unpaid Interest
               Amount for such Class;

          (P)  to the Holders of the Class B-2 Certificates, any Unpaid Realized
               Loss Amount for such Class;

          (Q)  to the Holders of the Class B-3 Certificates, any Unpaid Interest
               Amount for such Class;

          (R)  to the Holders of the Class B-3 Certificates, any Unpaid Realized
               Loss Amount for such Class;

          (S)  to the Holders of the Class B-4 Certificates, any Unpaid Interest
               Amount for such Class;

          (T)  to the Holders of the Class B-4 Certificates, any Unpaid Realized
               Loss Amount for such Class;

          (U)  to the Excess Reserve Fund Account, the amount of any Basis Risk
               Payment for such Distribution Date;

          (V)  from any Interest Rate Cap Payment on deposit in the Excess
               Reserve Fund Account with respect to that Distribution Date, an amount equal to any unpaid Basis Risk Carry Forward Amount with respect to the LIBOR Certificates for that Distribution Date, allocated first, among those Classes of Certificates, pro rata, based upon their respective Class Certificate Balances, and second, any remaining amounts allocated among those Classes of
               Certificates, pro rata, based on any Basis Risk Carry Forward
               Amounts remaining unpaid, in order to reimburse such unpaid amounts;

          (W)  from amounts on deposit in the Excess Reserve Fund Account (not including any Interest Rate Cap Payment on deposit therein), an amount equal to any unpaid Basis Risk Carry Forward Amount, prior to application of any amounts on deposit in the Swap Account
               (after taking into account any payments made pursuant to Section
               4.02(a)(iii)(V) above), with respect to any LIBOR Certificates allocated to the LIBOR

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               Certificates in the same order and priority in which Accrued
               Certificate Interest is allocated among those Classes of
               Certificates, with the allocation to the Class A Certificates being further allocated: first, between the Class A-1, Class A-2,
               Class A-3 and Class A-4 Certificates pro rata, based upon their respective Class Certificate Balances and second, any remaining amounts to the Class A-1, Class A-2, Class A-3 and Class A-4
               Certificates, pro rata, based on any Basis Risk Carry Forward
               Amounts remaining unpaid, in order to reimburse such unpaid amounts;

          (X)  to the Swap Account, the amount of any Defaulted Swap Termination
               Payment owed to the Swap Provider;

          (Y)  to the Holders of the Class P Certificates (as a payment from
               REMIC V to the Class X Certificates), the outstanding principal balance thereof, if any, and to the Holders of the Class X
               Certificates, the remainder of the Class X Distributable Amount not distributed pursuant to Sections 4.02(a)(iii)(A)-(X) (to the extent stated in clause (i) of the definition of Class X
               Distributable Amount, as interest, and to the extent stated in clause (ii) of the definition of Class X Distributable Amount, as principal); and

          (Z)  to the Holders of the Class R Certificates, any remaining amount.

          (b) On each Distribution Date prior to any distributions on any other
Class of Certificates, all amounts representing Prepayment Charges from the
Mortgage Loans received during the related Prepayment Period shall be distributed by the Securities Administrator to the Holders of the Class P
Certificates.

          (c) On the February 2007 and March 2007 Distribution Dates and on
April 24, 2007, the Securities Administrator shall transfer from the Capitalized
Interest Account to the Distribution Account the Capitalized Interest
Requirement, if any, for such Distribution Date.

          (d) On either the Distribution Date following the final Subsequent
Transfer Date or April 24, 2007, whichever date is earlier, any amounts remaining in the Capitalized Interest Account and all Pre-Funding Earnings in
the Pre-Funding Account, after taking into account the transfers in respect of the Distribution Date described in clause (c) above, shall be paid by the
Securities Administrator to the Unaffiliated Seller.

          (e) On each Subsequent Transfer Date, the Unaffiliated Seller shall instruct in writing the Securities Administrator to withdraw from the
Pre-Funding Account an amount equal to 100% of the aggregate Stated Principal
Balances as of the related Subsequent Cut-off Date of the Subsequent Mortgage
Loans sold to the Trust Fund on such Subsequent Transfer Date and pay such amount to or upon the order of the Unaffiliated Seller upon satisfaction of the conditions set forth in Section 2.01(c) with respect to such transfer. The
Securities Administrator may conclusively rely on such written instructions from the Unaffiliated Seller.

          (f) If the Pre-Funding Amount available in the Pre-Funding Account
(exclusive of Pre-Funding Earnings) has been reduced to $100,000 or less by the close of

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business on March 24, 2007 then, on the March 25, 2007 Distribution Date, after giving effect to any reductions in such Pre-Funding Amount on such date, the
Securities Administrator shall withdraw from the Pre-Funding Account on such date and deposit in the Distribution Account the amount on deposit in such
Pre-Funding Account other than any Pre-Funding Earnings; if the Pre-Funding
Amount available in such Pre-Funding Account has not been reduced to zero by the close of business on April 24, 2007, the Securities Administrator shall withdraw from such Pre-Funding Account the amount on deposit therein, other than the
Pre-Funding Earnings, and deposit such amount into the Distribution Account on such day for distribution on the April 25, 2007 Distribution Date into the
Distribution Account. Any amount deposited into the Distribution Account pursuant to the preceding sentence from the Pre-Funding Account shall be distributed to the Class A Certificates until those Certificates are reduced to zero; provided that amounts allocated to the Class A Certificates shall be allocated as follows: first, to the Class A-1 Certificates until the Certificate
Balance of the Class A-1 Certificates has been reduced to zero, second, to the
Class A-2 Certificates until the Certificate Balance of the Class A-2
Certificates has been reduced to zero, and third, to the Class A-3 Certificates until the Certificate Balance of the Class A-3 Certificates has been reduced to zero, as a separate payment of principal, on the related Distribution Date.

          (g) On any Distribution Date, any Relief Act Shortfalls and Net
Prepayment Interest Shortfalls for such Distribution Date shall be allocated by the Securities Administrator as a reduction in the following order:

          (1) first, to the amount of interest payable to the Class X
     Certificates; and

          (2) second, pro rata, as a reduction of the Accrued Certificate
     Interest for the Class A-1, Class A-2, Class A-3, Class A-4, Class M-1,
     Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class B-1, Class
     B-2, Class B-3 and Class B-4 Certificates, based on the amount of interest to which such Classes would otherwise be entitled.

          (h) On any Distribution Date any funds on deposit in the Swap Account shall be distributed in the following order of priority:

          (i) to the Swap Provider, all Net Swap Payments, if any, owed to the
     Swap Provider for that Distribution Date;

          (ii) to the Swap Provider, any Swap Termination Payment, including, without limitation, any Senior Defaulted Swap Termination Payment but not
     including any other Defaulted Swap Termination Payment, if any, owed to the
     Swap Provider for that Distribution Date;

          (iii) to the Class A Certificates, to pay Accrued Certificate Interest
     and, if applicable, any Unpaid Interest Amounts to the extent unpaid from
     Available Funds;

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          (iv) sequentially, to the Class M-1, Class M-2, Class M-3, Class M-4,
     Class M-5, Class M-6, Class B-1, Class B-2, Class B-3 and Class B-4, in
     that order to pay to pay Accrued Certificate Interest and, if applicable, any Unpaid Interest Amounts the extent unpaid from Available Funds;

          (v) to the LIBOR Certificates, to pay principal but only to the extent necessary to restore the Subordinated Amount to the Specified Subordinated
     Amount as a result of prior or current Realized Losses not previously reimbursed, after giving effect to payments and distributions from
     Available Funds;

          (vi) to the Class A certificates, to pay any Basis Risk Carry Forward
     Amounts, pro rata, based on their Class Certificate Balances for such
     Distribution Date, up to the Swap Payment Allocation for each class of
     Class A certificates and to the extent unpaid from Available Funds
     (including funds on deposit in the Excess Reserve Fund Account);

          (vii) sequentially, to the Class M-1, Class M-2, Class M-3, Class M-4,
     Class M-5, Class M-6, Class B-1, Class B-2, Class B-3 and Class B-4
     certificates, to pay any Basis Risk Carry Forward Amounts, up to the Swap
     Payment Allocation for each class of Class M and Class B certificates and to the extent unpaid from Available Funds (including funds on deposit in the Excess Reserve Fund Account);

          (viii) to the LIBOR Certificates, any remaining unpaid Basis Risk
     Carry Forward Amount, pro rata, based on their respective remaining unpaid
     Basis Risk Carry Forward Amount after the allocation of payments as set forth in clauses (vi) and (vii) above;

          (ix) sequentially, to the Class M-1, Class M-2, Class M-3, Class M-4,
     Class M-5, Class M-6, Class B-1, Class B-2, Class B-3 and Class B-4
     certificates, to pay any Unpaid Realized Loss Amounts, to the extent unpaid from Available Funds;

          (x) to the Swap Provider, any Defaulted Swap Termination Payment other than a Senior Defaulted Swap Termination Payment owed to the Swap Provider for that Distribution Date; and

          (xi) to the holders of the Class X certificates, any remaining amounts.

          (i) Following the applicable Final Scheduled Distribution Date, no
Class of Certificates other than the Class R Certificates shall be entitled to receive any remaining amounts. Any amounts remaining in any of the Accounts shall be applied (i) to the Securities Administrator, the Master Servicer and
the Servicer pro rata to the extent of any remaining

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unpaid amounts then owed to them, and then (ii) to the Class R Certificates, any remaining amount.

          Section 4.03 Monthly Statements to Certificateholders.

          (a) Not later than each Distribution Date, the Securities
Administrator shall make available to each Certificateholder, the Servicer, the
Depositor, the Unaffiliated Seller, the Trustee, the Master Servicer, the Swap
Provider, the Cap Provider and each Rating Agency a statement (the "Monthly
Statement"), based solely on the information provided by the Master Servicer two
Business Days prior to the Distribution Date, setting forth with respect to the related distribution:

          (i) the amount thereof allocable to principal, separately identifying the aggregate amount of any Principal Prepayments and Liquidation Proceeds included therein;

          (ii) the amount thereof allocable to interest, any Unpaid Interest
     Amounts included in such distribution and any remaining Unpaid Interest
     Amounts after giving effect to such distribution, any Basis Risk Carry
     Forward Amount for such Distribution Date and the amount of all Basis Risk
     Carry Forward Amount covered by withdrawals from the Excess Reserve Fund
     Account on such Distribution Date;

          (iii) if the distribution to the Holders of such Class of Certificates is less than the full amount that would be distributable to such Holders if there were sufficient funds available therefor, the amount of the shortfall and the allocation thereof as between principal and interest, including any
     Basis Risk Carry Forward Amount not covered by amounts in the Excess
     Reserve Fund Account;

          (iv) the Class Certificate Balance of each Class of Certificates after giving effect to the distribution of principal on such Distribution Date;

          (v) the Pool Stated Principal Balance for the following Distribution
     Date;

          (vi) the amount of the Expense Fees (stated separately and in the aggregate) paid to or retained by (i) the Servicer with respect to such
     Distribution Date and (ii) the Master Servicer and the Securities
     Administrator;

          (vii) the Pass-Through Rate for each such Class of Certificates with respect to such Distribution Date;

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          (viii) the amount of Advances included in the distribution on such
     Distribution Date and the aggregate amount of Advances reported by the
     Servicer and the Master Servicer as outstanding as of the close of business on such Distribution Date;

          (ix) the number and aggregate Scheduled Principal Balances of Mortgage
     Loans (1) as to which the Scheduled Payment is Delinquent 31 to 60 days, 61 to 90 days and 91 or more days, (2) that have become REO Property, (3) that are in foreclosure and (4) that are in bankruptcy, in each case as of the close of business on the last Business Day of the immediately preceding calendar month as reported in the OTS methodology;

          (x) with respect to any Mortgage Loan that became an REO Property during the preceding calendar month, the loan number and Stated Principal
     Balance of such Mortgage Loan as of the close of business on the last
     Business Day of the immediately preceding calendar month and the date of acquisition thereof;

          (xi) the total number and aggregate principal balance of any REO
     Properties (and market value, if available) as of the close of business on the last Business Day of the immediately preceding month;

          (xii) whether a Trigger Event has occurred and is continuing
     (including the calculation of thereof and the aggregate outstanding balance of all 60+ Day Delinquent Loans);

          (xiii) the amount on deposit in the Excess Reserve Fund Account (after giving effect to distributions on such Distribution Date);

          (xiv) for each Class of Certificates, the amount of Applied Realized
     Loss Amounts incurred during the preceding calendar month and aggregate
     Applied Realized Loss Amounts through such Distribution Date;

          (xv) the aggregate amount of Subsequent Recoveries incurred during the preceding calendar month and aggregate Subsequent Recoveries through such
     Distribution Date;

          (xvi) the amount of any Net Monthly Excess Cash Flow on such
     Distribution Date and the allocation thereof to the Certificateholders with respect to Applied Realized Loss Amounts and Unpaid Interest Amounts;

          (xvii) the Subordinated Amount and Specified Subordinated Amount;

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          (xviii) the Interest Remittance Amount, the Principal Remittance
     Amount and the Prepayment Charges remitted by the Servicer with respect to that Distribution Date;

          (xix) the Pre-Funded Amount as of the end of the prior Due Period;

          (xx) the amount of any principal prepayment on the Certificates resulting from the application of unused moneys in the Pre-Funding Account;

          (xxi) the Net Swap Payment or Net Swap Receipt, as applicable, or any
     Defaulted Swap Termination Payment, if any, for such Distribution Date; and

          (xxii) any Interest Rate Cap Payments for such Distribution Date.

In addition, each Form 10-D prepared and filed by the Securities Administrator pursuant to Section 8.12 shall include the following information with respect to the related distribution:

     (i) material breaches of Mortgage Loan representations and warranties of which the Securities Administrator has received written instruction to include in the Form 10-D; and

     (ii) material breaches of any covenants under this Agreement of which the
     Securities Administrator has received written instruction to include in the
     Form 10-D.

          (b) The Securities Administrator's responsibility for providing the above statement is limited to the availability, timeliness and accuracy of the information derived from the Master Servicer. The Master Servicer's responsibility for providing the above information is limited to the availability, timeliness and accuracy of the information provided to the Master
Servicer by the Servicer in the Servicer Remittance Reports upon which the
Master Servicer's information provided to the Securities Administrator shall be based. The Securities Administrator will provide the above statement via the
Securities Administrator's internet website. The Securities Administrator's website will initially be located at www.CTSLink.com and assistance in using the website can be obtained by calling the Securities Administrator's investor relations desk at 1-301-815-6600. A paper copy of the statement will also be made available upon written request. Upon timely and adequate prior notice to the Depositor and each Certificateholder, the Securities Administrator may change the manner in which statements are distributed in order to make such distributions more convenient and or more accessible to the Depositor and each
Certificateholder.

          The Securities Administrator shall make available to each Analytics
Company via its website each statement to Certificateholders prepared pursuant to Section 4.03(a). The Securities Administrator, the Master Servicer and the
Servicer shall cooperate in good faith with the Depositor to reconcile any discrepancies in such statements, and the Securities Administrator

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shall provide any corrections to such statements to each Analytics Company as soon as reasonably practicable after the such discrepancies have been identified and resolved.

          The Securities Administrator will also be entitled to rely on but shall not be responsible for the content or accuracy of any information provided by third parties for purposes of preparing the monthly statement to
Certificateholders and may affix thereto any disclaimer it deems appropriate in its reasonable discretion (without suggesting liability on the part of any other party hereto).

          (c) Within a reasonable period of time after the end of each calendar year, the Securities Administrator shall cause to be made available to each
Person who at any time during the calendar year was a Certificateholder, a statement containing the information set forth in clauses (a)(i) and (a)(ii) of this Section 4.03 aggregated for such calendar year or applicable portion thereof during which such Person was a Certificateholder. Such obligation of the
Securities Administrator shall be deemed to have been satisfied to the extent that substantially comparable information shall have been previously provided by the Securities Administrator.

          Not later than the 18th day of each month (or if such day is a
Saturday, the prior Business Day and if such day is a Sunday or otherwise not a
Business Day, prior to, the following Business Day), the Servicer shall furnish to Depositor with respect to clause (i) below and the Master Servicer and the
Swap Provider with respect to clause (ii) below, a monthly remittance advice statement (the "Servicer Remittance Report") (in a format mutually agreed upon by the Servicer, the Master Servicer and the Depositor) and including the information as provided in Exhibit X hereto, containing such information as shall be reasonably requested (i) by the Depositor to enable the Depositor to disclose "static pool information", as required by Item 1105 of Regulation AB, with respect to the Mortgage Loans, and (ii) by the Securities Administrator
(and including the information as provided in Exhibit X hereto) to enable the
Securities Administrator to provide the reports required by Section 4.03(a) as to the accompanying remittance and the period ending on the close of business on the last day of the preceding month. The Servicer shall deliver to the Depositor a data tape containing a supplemental report of principal prepayment made during such period, in form and substance reasonably satisfactory to the Depositor, containing the information required pursuant to this Section 4.03(d) on a loan-by-loan basis for all of the Mortgage Loans.

          Not later than the 18th day of each month (or if such day is a
Saturday, the prior Business Day and if such day is a Sunday or otherwise not a
Business Day, prior to, the following Business Day), the Servicer shall furnish, subject to the terms of the confidentiality agreement between the Servicer and the Unaffiliated Seller, the Unaffiliated Seller, an individual loan accounting report, which may be the same as the Servicer Remittance Report described in the previous paragraph, as of the Determination Date of each month to document
Mortgage Loan payment activity on an individual Mortgage Loan basis. The corresponding individual loan accounting report (in electronic format) shall contain the following:

          (i) with respect to each Scheduled Payment, the amount of such remittance allocable to principal (including a separate breakdown of any
     Principal Prepayment);

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          (ii) with respect to each Scheduled Payment, the amount of such remittance allocable to interest and assumption fees;

          (iii) the amount of servicing compensation received by the Servicer during the related distribution period;

          (iv) the individual and aggregate Stated Principal Balance of the
     Mortgage Loans;

          (v) the individual and aggregate Scheduled Principal Balances of the
     Mortgage Loans;

          (vi) the aggregate of any expenses reimbursed to the Servicer during the prior distribution period pursuant to Section 3.05 and 3.11;

          (vii) the number and aggregate Scheduled Principal Balances of
     Mortgage Loans (a) as to which the Scheduled Payment is Delinquent (1) 31 to 60 days, (2) 61 to 90 days and (3) 91 days or more; (b) as to which foreclosure has commenced; (c) as to which REO Property has been acquired and (d) that are in bankruptcy.

          Section 4.04 Certain Matters Relating to the Determination of LIBOR.

          LIBOR shall be calculated by the Securities Administrator in accordance with the definition of LIBOR. Until all of the LIBOR Certificates are paid in full, the Securities Administrator will at all times retain at least four Reference Banks for the purpose of determining LIBOR with respect to each
LIBOR Determination Date. The Securities Administrator, after consultation with the Depositor, initially shall designate the Reference Banks. Each "Reference
Bank" shall be a leading bank engaged in transactions in Eurodollar deposits in the international Eurocurrency market, shall not control, be controlled by, or be under common control with, the Securities Administrator and shall have an established place of business in London. If any such Reference Bank should be unwilling or unable to act as such or if the Securities Administrator should terminate a Reference Bank, the Securities Administrator, after consultation with the Depositor, shall promptly appoint or cause to be appointed another
Reference Bank. The Securities Administrator shall have no liability or responsibility to any Person for (i) the selection of any Reference Bank for purposes of determining LIBOR or (ii) any inability to retain at least four
Reference Banks which is caused by circumstances beyond its reasonable control.

          The Pass-Through Rate for each Class of LIBOR Certificates for each
Interest Accrual Period shall be determined by the Securities Administrator on each LIBOR Determination Date so long as the LIBOR Certificates are outstanding on the basis of LIBOR and the respective formulae appearing in footnotes corresponding to the LIBOR Certificates in the table relating to the
Certificates in the Preliminary Statement. The Securities Administrator

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shall not have any liability or responsibility to any Person for its inability, following a good-faith reasonable effort, to obtain quotations from the
Reference Banks or to determine the arithmetic mean referred to in the definition of LIBOR, all as provided for in this Section 4.04 and the definition of LIBOR. The establishment of LIBOR and each Pass-Through Rate for the LIBOR
Certificates by the Securities Administrator shall (in the absence of manifest error) be final, conclusive and binding upon each Holder of a Certificate and the Securities Administrator.

          Section 4.05 [Reserved]

          Section 4.06 [Reserved]

          Section 4.07 Allocation of Applied Realized Loss Amounts.

          Any Applied Realized Loss Amounts shall be allocated by the Securities
Administrator to the most junior Class of Subordinated Certificates then outstanding in reduction of the Class Certificate Balance thereof.

                                   ARTICLE V

                                THE CERTIFICATES

          Section 5.01 The Certificates.

          The Certificates shall be substantially in the forms attached hereto as exhibits. The Certificates shall be issuable in registered form, in the minimum denominations, integral multiples in excess thereof (except that one
Certificate in each Class may be issued in a different amount and aggregate denominations per Class set forth in the Preliminary Statement).

          The Depositor hereby directs the Securities Administrator to register the Class X Certificates and the Class P Certificates initially to Wells Fargo
Bank, National Association, as indenture trustee on behalf of the Noteholders of the IXIS Real Estate Capital Inc. NIM 2007-HE1N Notes, and to deliver such Class
X Certificates and Class P Certificates on the Closing Date to Wells Fargo Bank
National Association, or as otherwise directed by the Depositor.

          Subject to Section 11.02 respecting the final distribution on the
Certificates, on each Distribution Date the Securities Administrator shall make distributions to each Certificateholder of record on the preceding Record Date
(x) by wire transfer in immediately available funds to the account of such holder at a bank or other entity having appropriate facilities therefor, or (y)
upon the request, in writing, of the applicable Certificateholder, by check mailed by first class mail to such Certificateholder at the address of such holder appearing in the Certificate Register.

          The Certificates shall be executed by manual or facsimile signature on behalf of the Trustee by an authorized officer and authenticated by the
Securities Administrator by manual or facsimile signature by an authorized officer. Certificates bearing the manual or facsimile signatures of individuals who were, at the time such signatures were affixed, authorized to sign on behalf of the Trustee or Securities Administrator, respectively, shall bind the Trustee and the Securities Administrator, respectively, notwithstanding that such individuals or any of them have

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ceased to be so authorized prior to the execution, authentication and delivery of any such Certificates or did not hold such offices at the date of such
Certificate. No Certificate shall be entitled to any benefit under this
Agreement, or be valid for any purpose, unless authenticated by the Securities
Administrator by manual signature, and such authentication upon any Certificate shall be conclusive evidence, and the only evidence, that such Certificate has been duly executed and delivered hereunder. All Certificates shall be dated the date of their authentication. On the Closing Date, the Securities Administrator
shall authenticate the Certificates to be issued at the direction of the
Depositor, or any affiliate thereof.

          Section 5.02 Certificate Register; Registration of Transfer and
Exchange of Certificates.

          (a) The Securities Administrator, on behalf of the Trustee, shall maintain, or cause to be maintained in accordance with the provisions of Section
5.06, a Certificate Register for the Trust Fund in which, subject to the provisions of subsections (b) and (c) below and to such reasonable regulations as it may prescribe, the Securities Administrator shall provide for the registration of Certificates and of transfers and exchanges of Certificates as herein provided. Upon surrender for registration of transfer of any Certificate, the Securities Administrator shall execute and deliver, in the name of the designated transferee or transferees, one or more new Certificates of the same
Class and aggregate Percentage Interest.

          At the option of a Certificateholder, Certificates may be exchanged for other Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest upon surrender of the
Certificates to be exchanged at the office or agency of the Securities
Administrator. Whenever any Certificates are so surrendered for exchange, the
Securities Administrator shall execute, authenticate, and deliver the
Certificates which the Certificateholder making the exchange is entitled to receive. Every Certificate presented or surrendered for registration of transfer or exchange shall be accompanied by a written instrument of transfer in form satisfactory to the Securities Administrator duly executed by the holder thereof or his attorney duly authorized in writing.

          No service charge to the Certificateholders shall be made for any registration of transfer or exchange of Certificates, but payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer or exchange of Certificates may be required.

          All Certificates surrendered for registration of transfer or exchange shall be cancelled and subsequently destroyed by the Securities Administrator in accordance with the Securities Administrator's customary procedures.

          (b) No transfer of a Private Certificate shall be made unless such transfer is made pursuant to an effective registration statement under the
Securities Act and any applicable state securities laws or is exempt from the registration requirements under said Act and such state securities laws. Except with respect to (i) the transfer of Class X, Class P or Class R Certificates to the Depositor or an Affiliate of the Depositor, (ii) the transfer of the Class X and Class P Certificates to the NIM Issuer, if any, or the NIM Trustee, if any,
or (iii) a transfer of the Class X or Class P Certificates from the NIM Issuer, if any, or the NIM Trustee, if any, to the

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Depositor, Unaffiliated Seller or an Affiliate of the Depositor or the
Unaffiliated Seller, in the event that a transfer of a Private Certificate which is a Physical Certificate is to be made in reliance upon an exemption from the
Securities Act and such laws, in order to assure compliance with the Securities
Act and such laws, the Certificateholder desiring to effect such transfer shall certify to the Securities Administrator in writing the facts surrounding the transfer in substantially the form set forth in Exhibit I (the "Transferor
Certificate") and either (i) there shall be delivered to the Securities
Administrator a letter in substantially the form of Exhibit J (the "Rule 144A
Letter") or (ii) there shall be delivered to the Securities Administrator at the expense of the transferor an Opinion of Counsel that such transfer may be made without registration under the Securities Act. In the event that a transfer of a
Private Certificate which is a Book-Entry Certificate is to be made in reliance upon an exemption from the Securities Act and such laws, in order to assure compliance with the Securities Act and such laws, the Certificateholder desiring to effect such transfer will be deemed to have made as of the transfer date each of the certifications set forth in the Transferor Certificate in respect of such
Certificate and the transferee will be deemed to have made as of the transfer date each of the certifications set forth in the Rule 144A Letter in respect of such Certificate, in each case as if such Certificate were evidenced by a
Physical Certificate. The Depositor shall, and the Unaffiliated Seller may, provide to any Holder of a Private Certificate and any prospective transferee designated by any such Holder, information regarding the related Certificates and the Mortgage Loans and such other information as shall be necessary to satisfy the condition to eligibility set forth in Rule 144A(d)(4) for transfer of any such Certificate without registration thereof under the Securities Act pursuant to the registration exemption provided by Rule 144A. The Trustee, the
Securities Administrator, the Master Servicer and the Servicer shall cooperate with the Depositor and the Unaffiliated Seller in providing the Rule 144A information referenced in the preceding sentence, including providing to the
Depositor such information regarding the Certificates, the Mortgage Loans and other matters regarding the Trust Fund as the Depositor and the Unaffiliated
Seller shall reasonably request to meet its obligation under the preceding sentence. Each Holder of a Private Certificate desiring to effect such transfer shall, and does hereby agree to, indemnify the Trustee, the Securities
Administrator, the Depositor, the Servicer, the Master Servicer and the
Unaffiliated Seller against any liability that may result if the transfer is not so exempt or is not made in accordance with such federal and state laws.

          Except with respect to (i) the transfer of Class X, Class P or Class R
Certificates to the Depositor or an Affiliate of the Depositor, (ii) a transfer of the Class X and Class P Certificates to the NIM Issuer, if any, or the NIM
Trustee, if any, or (iii) a transfer of the Class X or Class P Certificates from the NIM Issuer, if any, or the NIM Trustee, if any, to the Depositor,
Unaffiliated Seller or an Affiliate of the Depositor or the Unaffiliated Seller,
no transfer of an ERISA-Restricted Certificate shall be made unless the
Securities Administrator shall have received a representation letter from the transferee in substantially the form of Exhibit J, to the effect that either (A)
such transferee is not an employee benefit plan or arrangement subject to Title
I of ERISA, Section 4975 of the Code or any Federal, state or local law materially similar to the foregoing provisions of ERISA or the Code (each, a
"Plan"), and is not acting on behalf of any Plan or using the assets of any Plan to effect such transfer or (B) with respect to the transfer of an
ERISA-Restricted Certificate that is not a Class P, Class X or Class R
Certificate, such transferee is an insurance company that is purchasing the
Certificate with funds contained in an "insurance company general account" (as such term is defined in Section V(e) of Prohibited Transaction Class Exemption
95-60 ("PTCE 95-60")) and the conditions for exemptive relief

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under Sections I and III of PTCE 95-60 are satisfied with respect to the purchase and holding of such Certificate. For purposes of the preceding sentence, with respect to (i) the transfer of an ERISA-Restricted Certificate that is not a Physical Certificate and (ii) the transfer of the Class X or Class
P Certificates from the NIM Issuer, if any, or the NIM Trustee, if any, to an
Affiliate of the Depositor or Unaffiliated Seller, in the event the representation letter referred to in the preceding sentence is not furnished, such representation shall be deemed to have been made to the Securities
Administrator by the transferee's (including an initial acquiror's) acceptance of the ERISA-Restricted Certificate. In the event that such representation is violated, such attempted transfer or acquisition shall be void and of no effect.

          Each purchaser or transferee of an Offered Certificate that is a Plan, or that is acting on behalf of a Plan or using the assets of a Plan to acquire such Offered Certificate, shall be deemed to represent that (i) it qualifies as an accredited investor as defined in Rule 501(a)(1) of Regulation D of the
Securities and Exchange Commission under the Securities Act and, for so long as either of the Interest Rate Swap Agreement or the Interest Rate Cap Agreement is
in effect, (ii) its acquisition and holding of an interest in the Supplemental
Interest Trust will be eligible for the exemptive relief available under either an Investor-Based Exemption or the statutory exemption under Section 408(b)(17)
of ERISA and Section 4975(d)(20) of the Code.

          To the extent permitted under applicable law (including, but not limited to, ERISA), the Securities Administrator shall be under no liability to any Person for any registration of transfer of any ERISA-Restricted Certificate that is in fact not permitted by this Section 5.02(b) or for making any payments due on such Certificate to the Holder thereof or taking any other action with respect to such Holder under the provisions of this Agreement so long as the transfer was registered by the Securities Administrator in accordance with the foregoing requirements.

          (c) Each Person who has or who acquires any Ownership Interest in a
Residual Certificate shall be deemed by the acceptance or acquisition of such
Ownership Interest to have agreed to be bound by the following provisions, and the rights of each Person acquiring any Ownership Interest in a Residual
Certificate are expressly subject to the following provisions:

          (i) Each Person holding or acquiring any Ownership Interest in a
     Residual Certificate shall be a Permitted Transferee and shall promptly notify the Securities Administrator of any change or impending change in its status as a Permitted Transferee;

          (ii) Other than in the case of the Depositor or an Affiliate of the
     Depositor, no Ownership Interest in a Residual Certificate may be
     registered on the Closing Date or thereafter transferred, and the
     Securities Administrator shall not register the Transfer of any Residual
     Certificate unless, in addition to the certificates required to be delivered to the Securities Administrator under subparagraph (b) above, the
     Securities Administrator shall have been furnished with an affidavit (a
     "Transfer Affidavit") of the initial owner or the proposed transferee in the form attached hereto as Exhibit H;

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          (iii) Each Person holding or acquiring any Ownership Interest in a
     Residual Certificate shall agree (A) to obtain a Transfer Affidavit from any other Person to whom such Person attempts to Transfer its Ownership
     Interest in a Residual Certificate, (B) to obtain a Transfer Affidavit from any Person for whom such Person is acting as nominee, trustee or agent in connection with any Transfer of a Residual Certificate, and (C) not to
     Transfer its Ownership Interest in a Residual Certificate or to cause the
     Transfer of an Ownership Interest in a Residual Certificate to any other
     Person if it has actual knowledge that such Person (i) is a Non-Permitted
     Transferee;

          (iv) Any attempted or purported Transfer of any Ownership Interest in a Residual Certificate in violation of the provisions of Section 5.02(b)
     and this Section 5.02(c) shall be absolutely null and void and shall vest no rights in the purported Transferee. If any purported transferee shall become a Holder of a Residual Certificate in violation of the provisions of
     Section 5.02(b) and this Section 5.02(c), then the last preceding Permitted
     Transferee shall be restored to all rights as Holder thereof retroactive to the date of registration of Transfer of such Residual Certificate. The
     Securities Administrator shall be under no liability to any Person for any registration of Transfer of a Residual Certificate that is in fact not permitted by Section 5.02(b) and this Section 5.02(c) or for making any payments due on such Certificate to the Holder thereof or taking any other action with respect to such Holder under the provisions of this Agreement so long as the Transfer was registered after receipt of the related
     Transfer Affidavit, Transferor Certificate and the Rule 144A Letter. The
     Securities Administrator shall be entitled but not obligated to recover from any Holder of a Residual Certificate that was in fact a Non-Permitted
     Transferee at the time it became a Holder or, at such subsequent time as it became a Non-Permitted Transferee, all payments made on such Residual
     Certificate at and after either such time. Any such payments so recovered by the Securities Administrator shall be paid and delivered by the
     Securities Administrator to the last preceding Permitted Transferee of such
     Certificate; and

          (v) The Depositor shall use its best efforts to make available, upon receipt of written request from the Securities Administrator, all information necessary to compute any tax imposed under Section 860E(e) of the Code as a result of a Transfer of an Ownership Interest in a Residual
     Certificate to any Holder who is a Non-Permitted Transferee.

          The restrictions on Transfers of a Residual Certificate set forth in this Section 5.02(c) shall cease to apply (and the applicable portions of the legend on a Residual Certificate may be deleted) with respect to Transfers occurring after delivery to the Securities Administrator of an Opinion of
Counsel, which Opinion of Counsel shall not be an expense of the Trust Fund, the
Trustee, the Securities Administrator, the Unaffiliated Seller or the Servicer,
to the effect that the elimination of such restrictions will not cause the transfer to be disregarded under Treasury regulations section 1.860E-1(c), cause any REMIC created hereunder to fail to qualify as a REMIC at any time that the
Certificates are outstanding or result in the imposition of any tax on the Trust
Fund, a Certificateholder or another Person. Each Person holding or acquiring any Ownership Interest in a Residual Certificate hereby consents to any amendment of this

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Agreement which, based on an Opinion of Counsel furnished to the Securities
Administrator, is reasonably necessary (a) to ensure that the record ownership of, or any beneficial interest in, a Residual Certificate is not transferred, directly or indirectly, to a Person that is a Non-Permitted Transferee and (b)
to provide for a means to compel the Transfer of a Residual Certificate which is held by a Person that is a Non-Permitted Transferee to a Holder that is a
Permitted Transferee.

          (d) The preparation and delivery of all certificates and opinions referred to above in this Section 5.02 in connection with transfer shall be at the expense of the parties to such transfers.

          (e) Except as provided below, the Book-Entry Certificates shall at all times remain registered in the name of the Depository or its nominee and at all times: (i) registration of the Certificates may not be transferred by the
Securities Administrator except to another Depository; (ii) the Depository shall maintain book-entry records with respect to the Certificate Owners and with respect to ownership and transfers of such Book-Entry Certificates; (iii)
ownership and transfers of registration of the Book-Entry Certificates on the books of the Depository shall be governed by applicable rules established by the
Depository; (iv) the Depository may collect its usual and customary fees, charges and expenses from its Depository Participants; (v) the Securities
Administrator shall deal with the Depository, Depository Participants and indirect participating firms as representatives of the Certificate Owners of the
Book-Entry Certificates for purposes of exercising the rights of Holders under this Agreement, and requests and directions for and votes of such representatives shall not be deemed to be inconsistent if they are made with respect to different Certificate Owners; and (vi) the Securities Administrator
may rely and shall be fully protected in relying upon information furnished by the Depository with respect to its Depository Participants and furnished by the
Depository Participants with respect to indirect participating firms and persons shown on the books of such indirect participating firms as direct or indirect
Certificate Owners.

          All transfers by Certificate Owners of Book-Entry Certificates shall be made in accordance with the procedures established by the Depository
Participant or brokerage firm representing such Certificate Owner. Each
Depository Participant shall only transfer Book-Entry Certificates of
Certificate Owners it represents or of brokerage firms for which it acts as agent in accordance with the Depository's normal procedures.

          If (x) (i) the Depository or the Depositor advises the Securities
Administrator in writing that the Depository is no longer willing or able to properly discharge its responsibilities as Depository, and (ii) the Securities
Administrator or the Depositor is unable to locate a qualified successor or (y)
after the occurrence of an Event of Default, Certificate Owners representing at least a majority of the Certificate Balance of the Book-Entry Certificates
together advise the Securities Administrator and the Depository through the
Depository Participants in writing that the continuation of a book-entry system through the Depository is no longer in the best interests of the Certificate
Owners, the Securities Administrator shall notify all Certificate Owners, through the Depository, of the occurrence of any such event and of the availability of definitive, fully-registered Certificates (the "Definitive
Certificates") to Certificate Owners requesting the same. Upon surrender to the
Securities Administrator of the related Class of Certificates by the Depository, accompanied by the instructions from the Depository for registration, the
Securities Administrator shall issue the Definitive Certificates. None of the

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Servicer, the Depositor, the Securities Administrator nor the Trustee shall be liable for any delay in delivery of such instruction and each may conclusively rely on, and shall be protected in relying on, such instructions. The Depositor shall provide the Securities Administrator with an adequate inventory of
Certificates to facilitate the issuance and transfer of Definitive Certificates.
Upon the issuance of Definitive Certificates all references herein to obligations imposed upon or to be performed by the Depository shall be deemed to be imposed upon and performed by the Securities Administrator, to the extent applicable with respect to such Definitive Certificates and the Securities
Administrator shall recognize the Holders of the Definitive Certificates as
Certificateholders hereunder; provided, that the Securities Administrator shall not by virtue of its assumption of such obligations become liable to any party for any act or failure to act of the Depository.

          (f) Each Private Certificate presented or surrendered for registration of transfer or exchange shall be accompanied by a written instrument of transfer and accompanied by IRS Form W-8ECI, W-8BEN, W-8IMY (and all appropriate attachments) or W-9 in form satisfactory to the Securities Administrator, duly executed by the Certificateholder or his attorney duly authorized in writing.
Each Certificate presented or surrendered for registration of transfer or exchange shall be canceled and subsequently disposed of by the Securities
Administrator in accordance with its customary practice. No service charge shall be made for any registration of transfer or change of Private Certificates, but the Securities Administrator may require payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer or exchange of private Certificates.

          Section 5.03 Mutilated, Destroyed, Lost or Stolen Certificates.

          If (a) any mutilated Certificate is surrendered to the Securities
Administrator, or the Securities Administrator receives evidence to its satisfaction of the destruction, loss or theft of any Certificate and (b) there is delivered to the Depositor, the Servicer, the Securities Administrator and
the Trustee such security or indemnity as may be required by them to hold each of them harmless, then, in the absence of notice to the Securities Administrator that such Certificate has been acquired by a bona fide purchaser, the Securities
Administrator shall execute, authenticate and deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Certificate, a new
Certificate of like Class, tenor and Percentage Interest. In connection with the issuance of any new Certificate under this Section 5.03, the Securities
Administrator may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Securities Administrator and its counsel) connected therewith. Any replacement Certificate issued pursuant to this Section 5.03 shall constitute complete and indefeasible evidence of ownership, as if originally issued, whether or not the lost, stolen or destroyed
Certificate shall be found at any time.

          Section 5.04 Persons Deemed Owners.

          The Servicer, the Trustee, the Securities Administrator, the Master
Servicer and the Depositor and any agent of the Servicer, the Depositor, the
Securities Administrator, the Master Servicer or the Trustee may treat the
Person in whose name any Certificate is registered as the owner of such
Certificate for the purpose of receiving distributions as provided in this

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Agreement and for all other purposes whatsoever, and none of the Servicer, the
Trustee, the Securities Administrator, the Master Servicer and the Depositor nor
any agent of the Servicer, the Depositor, the Securities Administrator, the
Master Servicer or the Trustee shall be affected by any notice to the contrary.

          Section 5.05 Access to List of Certificateholders' Names and
Addresses.

          If three or more Certificateholders (a) request in writing such information from the Securities Administrator, (b) state that such
Certificateholders desire to communicate with other Certificateholders with respect to their rights under this Agreement or under the Certificates, and (c)
provide a copy of the communication which such Certificateholders propose to transmit, or if the Depositor or the Servicer shall request such information in writing from the Securities Administrator, then the Securities Administrator shall, within ten Business Days after the receipt of such request, provide the
Depositor, the Servicer or such Certificateholders at such recipients' expense the most recent list of the Certificateholders of such Trust Fund held by the
Securities Administrator, if any. The Depositor and every Certificateholder, by receiving and holding a Certificate, agree that the Securities Administrator shall not be held accountable by reason of the disclosure of any such information as to the list of the Certificateholders hereunder, regardless of the source from which such information was derived.

          Section 5.06 Maintenance of Office or Agency.

          The Securities Administrator will maintain or cause to be maintained at its expense an office or offices or agency or agencies in Minnesota where
Certificates may be surrendered for registration of transfer or exchange. The
Securities Administrator initially designates its office for such purposes located at Sixth Street and Marquette Avenue, Minneapolis, MN 55479. The
Securities Administrator shall give prompt written notice to the
Certificateholders of any change in such location of any such office or agency.

                                   ARTICLE VI

                         THE DEPOSITOR AND THE SERVICER

          Section 6.01 Respective Liabilities of the Depositor and the Servicer.

          The Depositor and the Servicer shall each be liable in accordance herewith only to the extent of the obligations specifically and respectively imposed upon and undertaken by them herein.

          Section 6.02 Merger or Consolidation of the Depositor or the Servicer.

          The Depositor and the Servicer will each keep in full effect its existence, rights and franchises as a corporation or limited partnership, as the case may be, under the laws of the United States or under the laws of one of the states thereof and will each obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its respective duties under this Agreement.

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          Any Person into which the Depositor or the Servicer may be merged or consolidated, or any Person resulting from any merger or consolidation to which the Depositor or the Servicer shall be a party, or any person succeeding to the business of the Depositor or the Servicer, shall be the successor of the
Depositor or the Servicer, as the case may be, hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person to the Servicer shall be qualified to sell mortgage loans to, and to service mortgage loans on behalf of, Fannie Mae or
FHLMC.

          The Servicer is and shall continue to be an institution which is a
Fannie Mae and FHLMC approved seller/servicer in good standing.

          Section 6.03 Limitation on Liability of the Depositor, the Servicer
and Others.

          None of the Depositor, the Servicer, the Custodian, the Securities
Administrator, the Trustee, the Master Servicer nor any of their respective directors, officers, employees or agents shall be under any liability to the
Certificateholders for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment;
provided, however, that this provision shall not protect the Depositor, the
Servicer, the Custodian, the Securities Administrator, the Trustee, the Master
Servicer or any such Person against any breach of representations or warranties made by it herein or protect the Depositor, the Servicer, the Custodian, the
Securities Administrator, the Trustee, the Master Servicer or any such Person from any liability which would otherwise be imposed by reasons of willful misfeasance, bad faith or negligence (or with respect to the Depositor, gross negligence) in the performance of duties or by reason of reckless disregard of obligations and duties hereunder. The Depositor and any director, officer, employee or agent of the Depositor may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder. The Depositor, the Servicer, the Custodian, the
Securities Administrator, the Trustee, the Master Servicer and any director, officer, employee or agent of the Depositor, the Servicer, the Custodian, the
Securities Administrator, the Master Servicer or the Trustee shall be indemnified by the Trust Fund and held harmless against any loss, liability or expense incurred in connection with any audit, controversy or judicial proceeding relating to a governmental taxing authority or any legal action and, in the case of the Trustee, the Master Servicer and the Securities
Administrator, other matters (other than standard administrative expenses incurred in its role as Securities Administrator) relating to this Agreement or the Certificates (including, as to the Trustee and the Securities Administrator,
the undertaking of actions as directed by the Unaffiliated Seller pursuant to
Section 2.03), other than any loss, liability or expense incurred by reason of willful misfeasance, bad faith or negligence (or with respect to the Depositor, gross negligence) in the performance of their respective duties hereunder or by reason of reckless disregard of their respective obligations and duties hereunder. The Depositor shall not be under any obligation to appear in, prosecute or defend any legal action that is not incidental to its respective duties hereunder and which in its opinion may involve it in any expense or liability; provided, however, that the Depositor may in its discretion undertake any such action (or direct the Securities Administrator to undertake any such actions pursuant to Section 2.03 hereof for the benefit of the
Certificateholders) that it may deem necessary or desirable in respect of this
Agreement and the rights and duties of the parties hereto and interests of the
Securities Administrator and the Certificateholders hereunder. In such event,

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the legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities of the Trust Fund, and the
Depositor shall be entitled to be reimbursed therefor out of the Collection
Account.

          Neither the Servicer nor any of the officers, employees or agents of the Servicer shall be under any liability to the Trustee, the Custodian, the
Securities Administrator, the Master Servicer or the Depositor for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement; provided, however, that this provision shall not protect the
Servicer or any such person against any breach of warranties or representations made herein, or failure to perform its obligations in compliance with the terms of this Agreement, or any liability which would otherwise be imposed by reason of any breach of the terms and conditions of this Agreement. The Servicer and any officer, employee or agent of the Servicer may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder. The Servicer shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to service the Mortgage Loans in accordance with this
Agreement and which in its opinion may involve it in any expenses or liability;
provided, however, that the Servicer may undertake any such action which it may deem necessary or desirable in respect to this Agreement and the rights and duties of the parties hereto. In such event, the legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities of the Trust Fund, and the Servicer shall be entitled to be reimbursed therefor out of its Collection Account. In the event the Servicer agrees, at the request of the Depositor, to act on behalf of the Depositor in any litigation relating to the origination of a Mortgage Loan, the Depositor shall pay all expenses associated with the defense and management of such claim
(without reimbursement from the Trust Fund).

          Section 6.04 Limitation on Resignation of the Servicer.

          The Servicer shall not assign this Agreement or resign from the obligations and duties hereby imposed on it except by mutual consent of the
Servicer, the Securities Administrator, the Master Servicer, the Depositor and
the Trustee (and written notice to the Custodian) or upon the determination that its duties hereunder are no longer permissible under applicable law and such incapacity cannot be cured by the Servicer. Any such determination permitting the resignation of the Servicer shall be evidenced by an Opinion of Counsel to such effect delivered to the Depositor and the Securities Administrator which
Opinion of Counsel shall be in form and substance acceptable to the Depositor and the Securities Administrator. No such resignation shall become effective until a successor shall have assumed the Servicer's responsibilities and obligations hereunder. Notwithstanding anything to the contrary herein, the
Servicer may pledge or assign as collateral all its rights, title and interest under this Agreement to a lender (the "Lender"); provided that the Lender may only terminate the Servicer under this Agreement if there has been an Event of
Default under this Agreement, in which event the Lender may replace the Servicer in the same manner and subject to the same conditions applicable in the event the Servicer is appointing a successor Servicer upon a servicer termination pursuant to Section 7.02.

          Notwithstanding the provisions of Section 6.04 herein to the contrary, in the event that the Servicer determines that it will no longer engage in the business of servicing mortgage

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loans, the Servicer may assign its rights under this Agreement, provided that,
(i) the Rating Agencies' ratings of the Certificates in effect immediately prior to such action will not be qualified, reduced or withdrawn as a result thereof
(as evidenced by a letter to such effect from the Rating Agencies) and (ii) the
Servicer shall be liable for all costs and expenses associated with the transfer of servicing, provided further, that the Servicer shall indemnify and hold each of the Trust Fund, the Master Servicer, the Trustee, the Custodian, the
Depositor, any sub-servicer, the successor Servicer and each Certificateholder harmless against any and all claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, fees and expenses that such party may sustain in any way related to such assignment except with respect to a successor Servicer's failure to comply with the terms of this Agreement. No assignment by the Servicer shall become effective until a successor Servicer acceptable to the Depositor and the Master Servicer shall have assumed in writing the Servicer's responsibilities, duties, liabilities
(other than those liabilities arising prior to the appointment of such successor) and obligations under this Agreement. Any such assignment shall not relieve the Servicer of responsibility for any of the obligations specified herein except to the extent that such responsibilities have been expressly assumed by the successor Servicer.

          Section 6.05 Additional Indemnification by the Servicer; Third Party
Claims.

          (a) The Servicer shall indemnify the Depositor (and its Affiliate,
Morgan Stanley Mortgage Capital Inc.), the Unaffiliated Seller, the Custodian,
the Securities Administrator, the Master Servicer and the Trustee and any
director, officer, employee, or agent of the Depositor (or its Affiliate, Morgan
Stanley Mortgage Capital Inc.), the Unaffiliated Seller, the Custodian, the
Securities Administrator, the Master Servicer and the Trustee and hold them harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that any of them may sustain in any way related to any breach by the Servicer, of any of its representations and warranties referred to in Section 2.03(a)(i) or the failure of the Servicer to perform its duties and service the Mortgage Loans in compliance with the terms of this Agreement (including without limitation, the failure to deliver accurate and complete information on a timely basis pursuant to Section 4.03(d)). The
Servicer shall indemnify the Unaffiliated Seller and any director, officer, employee, or agent of the Unaffiliated Seller and the Trust Fund and hold it harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that it may sustain in any way related to any breach by the Servicer, of any of its representations and warranties referred to in Section 2.03(a)(ii). The Servicer immediately shall notify the
Depositor, the Unaffiliated Seller, the Custodian, the Securities Administrator,
the Master Servicer and the Trustee if a claim is made by a third party with respect to any such breach or failure by the Servicer under this Agreement, assume (with the prior written consent of the Depositor, the Unaffiliated
Seller, the Custodian, the Securities Administrator, the Master Servicer and the
Trustee, as applicable) the defense of any such claim and pay all expenses in connection therewith, including reasonable counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or the Depositor, the Unaffiliated Seller, the Custodian, the Securities
Administrator, the Master Servicer or the Trustee in respect of such claim;
provided, that if it is determined that the Servicer is not obligated to indemnify such parties in accordance with this Section 6.05, each such party (or the Trust Fund, if applicable)

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shall promptly reimburse the Servicer in connection with each of the foregoing payments made to such party by the Servicer. This indemnity shall survive the termination of this Agreement or the earlier resignation or removal of the
Servicer.

          (b) Notwithstanding anything to the contrary contained in this
Agreement, the Servicer shall indemnify the Depositor (and its Affiliate Morgan
Stanley Mortgage Capital Inc.), the Unaffiliated Seller, the Custodian, the
Trustee, the Securities Administrator, the Master Servicer and any director, officer, employee or agent of the Depositor (and its Affiliate Morgan Stanley
Mortgage Capital Inc.), the Unaffiliated Seller, the Custodian, the Trustee, the
Securities Administrator and the Master Servicer and hold them harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that any of them may sustain in any way related to any failure by the Servicer or any Subservicer engaged by the Servicer or any Subcontractor utilized by the Servicer to deliver any information, report, certification or accountants' letter when and as required under Sections 3.22, 3.23, 6.02 or
8.12, including without limitation any failure by the Servicer to identify pursuant to Section 3.02(e) any Subcontractor "participating in the servicing function" within the meaning of Item 1122 of Regulation AB.

          (c) If the indemnification provided for in this Section 6.05 is unavailable or insufficient to hold harmless any Person entitled to indemnification thereunder, then the Servicer shall contribute to the amount paid or payable by the Person entitled to indemnification as a result of the losses, claims, damages or liabilities of such Person in such proportion as is appropriate to reflect the relative fault of such Person on the one hand and the
Servicer, on the other, in connection with the Servicer's obligations pursuant to this Section 6.05. This Section 6.05 shall survive the termination of this
Agreement or the earlier resignation or removal of the Servicer.

                                   ARTICLE VII

                                     DEFAULT

          Section 7.01 Events of Default.

          "Event of Default," wherever used herein, means with respect to the
Servicer individually, any one of the following events:

          (a) any failure by the Servicer to remit to the Securities
Administrator or the Master Servicer any payment required to be made under the terms of this Agreement which continues unremedied for a period of one Business
Day after the date upon which written notice of such failure, requiring the same to be remedied, shall have been given to the Servicer by the Depositor, by the
Securities Administrator, by the Master Servicer or by the Trustee or to the
Servicer, the Trustee, the Depositor, the Securities Administrator or the Master
Servicer by Certificateholders entitled to at least 25% of the Voting Rights in the Certificates; or

          (b) failure on the part of the Servicer to duly observe or perform in any material respect any other of the covenants or agreements on the part of the
Servicer set forth in

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this Agreement which continues unremedied for a period of forty-five days
(except that (x) such number of days shall be fifteen in the case of a failure to pay any premium for any insurance policy required to be maintained under this
Agreement and (y) such number of days shall be ten in the case of a failure to observe or perform any of the obligations set forth in Sections 3.02, 3.22,
3.23, 6.02 or 8.12 (provided that with respect to Sections 3.22, 3.23 and 8.12, the number of days shall in no case result in the Servicer's delivery of the required documents thereunder to be delivered after March 1 of each year)) after the earlier of (i) the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Servicer by the Depositor, by the Securities Administrator, the Master Servicer or by the Trustee, or to
the Master Servicer by Certificateholders entitled to at least 25% of the Voting
Rights in the Certificates and (ii) actual knowledge of such failure by a
Servicing Officer of the Servicer; or

          (c) a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Servicer and such decree or order shall have remained in force undischarged or unstayed for a period of sixty days; or

          (d) the Servicer shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to the Servicer or of or relating to all or substantially all of its property; or

          (e) the Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

          (f) Fitch reduces its servicer rating of the Servicer to "RPS2-" or lower, Moody's reduces its servicer rating of the Servicer to "SQ3" or lower, or
Standard & Poor's reduces its servicer rating of the Servicer to "Average" or lower; or

          (g) any failure of the Servicer to make any P&I Advance on any
Remittance Date required to be made from its own funds pursuant to Section 4.01 which continues unremedied for one Business Day immediately following the
Remittance Date; or

          (h) a breach of any representation and warranty of the Servicer referred to in Section 2.03(a), which materially and adversely affects the interests of the Certificateholders and which continues unremedied for a period of thirty days after the earlier of (i) the date upon which written notice of such breach is given to the Servicer by the Trustee, by the Securities
Administrator, by the Master Servicer or by the Depositor, or to the Servicer,
the Depositor, the Master Servicer, the Securities Administrator and the Trustee
by any Certificateholders entitled to at least 25% of the Voting Rights in the
Certificates and (ii) actual knowledge of such breach by a Servicing Officer of the Servicer; or

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          (i) any reduction, withdrawal or qualification of the Servicer's servicer rating by any Rating Agency which results in the Servicer being deemed unacceptable by any Rating Agency to act as a primary servicer for this transaction or a primary servicer or a special servicer for any other mortgage-backed or asset-backed transaction rated or to be rated by any such
Rating Agency; or

          (j) the occurrence of a Servicing Trigger Event.

          If an Event of Default shall occur, then, and in each and every such case, so long as such Event of Default shall not have been remedied, the Master
Servicer may, or at the direction of Holders holding a majority of the Voting
Rights, the Master Servicer shall, by notice in writing to the Servicer (with a copy to each Rating Agency), terminate all of the rights and obligations of the
Servicer under this Agreement and in and to the Mortgage Loans and the proceeds thereof, other than its rights as a Certificateholder hereunder; provided, however, that the Master Servicer shall not be required to give written notice to the Servicer of the occurrence of an Event of Default described in clauses
(b) through (i) of this Section 7.01 unless and until a Responsible Officer of the Master Servicer has actual knowledge of the occurrence of such an Event of
Default. In the event that a Responsible Officer of the Master Servicer has actual knowledge of the occurrence of an event of default described in clause
(a) of this Section 7.01, the Master Servicer shall give written notice to the
Servicer and the Unaffiliated Seller of the occurrence of such an event within one Business Day of the first day on which such Responsible Officer obtains actual knowledge of such occurrence; provided, however, that the failure of the
Master Servicer to provide such notice within one Business Day will not affect the rights of the Depositor or the Certificateholders to provide notice as required pursuant to clause (a) of this Section 7.01. On and after the receipt by the Servicer of such written notice, all authority and power of the Servicer hereunder, whether with respect to the Mortgage Loans serviced by the Servicer or otherwise, shall pass to and be vested the Master Servicer within a period of time not to exceed 90 days. If an Event of Default described in clause (g) shall occur, and shall not have been cured at least two (2) Business Days, prior to the related Distribution Date, the Master Servicer shall, prior to the related
Distribution Date, immediately terminate the rights and obligations of the
Servicer hereunder and the Master Servicer, as the case may be, shall succeed to the rights and obligations of the Servicer hereunder pursuant to Section 7.02, including the obligation to immediately make any P&I Advances, which the
Servicer failed to make subject to Section 4.01 pursuant to the terms hereof prior to such Distribution Date. Any costs related to the transfer of servicing from the Servicer to the Master Servicer shall be reimbursable by the Trust
Fund. The Master Servicer is hereby authorized and empowered to execute and deliver, on behalf of the Servicer, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise. Unless expressly provided in such written notice, no such termination shall affect any obligation of the Servicer to pay amounts owed pursuant to Article VIII. The Servicer agrees to cooperate with the Master Servicer in effecting the termination of the
Servicer's responsibilities and rights hereunder, including, without limitation, the transfer to the Master Servicer, as applicable, of all cash amounts which shall at the time be credited to the Collection Account of such predecessor
Servicer, or thereafter be received with respect to the Mortgage Loans serviced by such predecessor Servicer.

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          Notwithstanding any termination of the activities of the Servicer hereunder, the Servicer shall be entitled to receive, out of any late collection of a Scheduled Payment on a Mortgage Loan which was due prior to the notice terminating the Servicer's rights and obligations as the Servicer hereunder and received after such notice, that portion thereof to which the Servicer would have been entitled pursuant to Section 3.11, and any other amounts payable to the Servicer hereunder the entitlement to which arose prior to the termination of its activities hereunder in accordance with Section 3.11 and in the time period specified in Section 3.11. The Servicer shall continue to be entitled to the benefits of Section 6.03, notwithstanding any termination hereunder, with respect to events occurring prior to such termination.

          Section 7.02 Master Servicer to Act; Appointment of Successor.

          On and after the time the Servicer receives a notice of termination pursuant to Section 3.24 or Section 7.01, subject to the third paragraph of this
Section 7.02, the Master Servicer shall, subject to and to the extent provided in Section 3.24, be the successor to the Servicer in its capacity as servicer under this Agreement and the transactions set forth or provided for herein and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Servicer by the terms and provisions hereof and applicable law including the obligation to make P&I Advances and Servicing Advances pursuant to Section 4.01. As compensation therefor, the Master Servicer shall be entitled to all funds relating to the Mortgage Loans that the Servicer would have been entitled to charge to the Collection Account or the Distribution
Account if the Servicer had continued to act hereunder including, if the
Servicer was receiving the Servicing Fee, the Servicing Fee and the income on investments or gain related to the Collection Account and the Distribution
Account. The predecessor Servicer shall pay all costs and expenses incurred in connection with a transfer of servicing in the event of termination of the
Servicer for cause to a successor Servicer. In the event the full costs associated with the transition of servicing responsibilities to the Master
Servicer are not paid by the predecessor Servicer, such costs shall be paid by the Trust.

          Notwithstanding the foregoing, if the Master Servicer has become the successor to the Servicer in accordance with Section 7.01, the Master Servicer, as applicable, may, if it shall be unwilling to so act, or shall, if it is prohibited by applicable law from making P&I Advances and Servicing Advances pursuant to Section 4.01, if it is otherwise unable to so act, or at the direction of Holders holding a majority of the Voting Rights, appoint, or petition a court of competent jurisdiction to appoint, any established mortgage loan servicing institution the appointment of which does not adversely affect the then current rating of the Certificates by each Rating Agency, as the successor to the Servicer hereunder in the assumption of all or any part of the responsibilities, duties or liabilities of the Servicer hereunder. Any successor to the Servicer shall be an institution which is a Fannie Mae and FHLMC approved seller/servicer in good standing, which is willing to service the Mortgage Loans and which executes and delivers to the Depositor and the Trustee an agreement accepting such delegation and assignment, containing an assumption by such
Person of the rights, powers, duties, responsibilities, obligations and liabilities of the Servicer (other than liabilities of the Servicer under
Section 6.03 incurred prior to termination of the Servicer under Section 7.01), with like effect as if originally named as a party to this Agreement; provided that each Rating Agency acknowledges that its rating of the Certificates in effect immediately prior to such assignment and delegation will not be qualified or reduced, as a result of such assignment and delegation. Pending appointment of a successor to

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the Servicer hereunder, the Master Servicer, unless the Master Servicer is prohibited by law from so acting, shall, subject to Section 3.05, act in such capacity as hereinabove provided. In connection with such appointment and assumption, the Master Servicer may make such arrangements for the compensation of such successor out of payments on Mortgage Loans serviced by such predecessor
Servicer as it and such successor shall agree; provided, however, that no such compensation shall be in excess of the Servicing Fee Rate and amounts paid to the predecessor Servicer from investments. The Master Servicer and such successor shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession. Neither the Master Servicer nor any other successor Servicer shall be deemed to be in default hereunder by reason of any failure to make, or any delay in making, any distribution hereunder or any portion thereof or any failure to perform, or any delay in performing, any duties or responsibilities hereunder, in either case caused by the failure of the predecessor Servicer to deliver or provide, or any delay in delivering or providing, any cash, information, documents or records to it. If no successor
Servicer meeting such qualifications shall have been approved by the Depositor within 30 days after the giving of such notice or resignation, the Master
Servicer may petition any court of competent jurisdiction for the appointment of a successor Servicer meeting the qualifications set forth in Section 7.02.

          Notwithstanding any provision in this Agreement to the contrary, prior to the 20th day following the notice of termination of the Servicer, the terminated Servicer may appoint a successor Servicer that satisfies the eligibility criteria of a successor Servicer set forth in this Section 7.02;
provided any successor Servicer hereunder agrees to fully effect the servicing transfer within 30 days following the termination of the predecessor Servicer and to make all P&I Advances, Servicing Advances and payments pursuant to
Section 7.01(a) that would otherwise be made by the Servicer under this Section
7.02 as of the date of such appointment and prior thereto, the terminated
Servicer makes all P&I Advances, Servicing Advances and payments pursuant to
Section 7.02; provided, however, that, in the event that such terminated
Servicer does not make such P&I Advances, Servicing Advances or payments under
Section 7.01(a), the provisions of this paragraph shall not apply; otherwise the
Master Servicer shall appoint a successor Servicer as otherwise set forth in this Section 7.02. Any proceeds received in connection with the appointment of such successor Servicer shall be the property of the terminated Servicer or its designee.

          Any successor to the Servicer as servicer shall give notice to the related Mortgagors of such change of servicer and shall, during the term of its service as servicer, maintain in force the policy or policies that the Servicer is required to maintain pursuant to Section 3.13.

          Section 7.03 Notification to Certificateholders.

          (a) Upon any termination of or appointment of a successor to the
Servicer, the Securities Administrator shall give prompt written notice thereof to Certificateholders, the Unaffiliated Seller, the Swap Provider, the Cap
Provider and to each Rating Agency.

          (b) Within 60 days after the occurrence of any Event of Default, the
Securities Administrator shall transmit by mail to all Certificateholders, the
Unaffiliated Seller, the Cap Provider, the Swap Provider and each Rating Agency notice of each such Event of Default

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hereunder known to the Securities Administrator, unless such Event of Default shall have been cured or waived.

                                  ARTICLE VIII

                             CONCERNING THE TRUSTEE

          Section 8.01 Duties of the Trustee.

          The Trustee, before the occurrence of a Master Servicer Event of
Default and after the curing of Master Servicer Events of Default that may have occurred, shall undertake to perform such duties and only such duties as are specifically set forth in this Agreement. In case a Master Servicer Event of
Default has occurred and remains uncured, the Trustee shall exercise such of the rights and powers vested in it by this Agreement, and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs.

          The Trustee, upon receipt of all resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Trustee that are specifically required to be furnished pursuant to any provision of this Agreement shall examine them to determine whether they are in the form required by this Agreement. The Trustee shall not be responsible for the accuracy or content of any resolution, certificate, statement, opinion, report, document, order, or other instrument.

          No provision of this Agreement shall be construed to relieve the
Trustee from liability for its own negligent action, its own negligent failure to act or its own willful misconduct.

          Unless a Master Servicer Event of Default of which a Responsible
Officer of the Trustee has actual knowledge or written notice has occurred and is continuing,

          (a) the duties and obligations of the Trustee shall be determined solely by the express provisions of this Agreement, the Trustee shall not be liable except for the performance of the duties and obligations specifically set forth in this Agreement, no implied covenants or obligations shall be read into this Agreement against the Trustee, and the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Trustee and conforming to the requirements of this Agreement which it believed in good faith to be genuine and to have been duly executed by the proper authorities respecting any matters arising hereunder;

          (b) the Trustee shall not be liable for an error of judgment made in good faith by a Responsible Officer or Responsible Officers of the Trustee,
unless it is finally proven that the Trustee was negligent in ascertaining the pertinent facts;

          (c) the Trustee shall not be liable with respect to any action taken, suffered, or omitted to be taken by it in good faith in accordance with the direction of the Holders of Certificates evidencing not less than 25% of the
Voting Rights of Certificates relating to the

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time, method, and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee under this Agreement; and

          (d) none of the provisions contained in this Agreement shall in any event require the Trustee to perform, or be responsible for the manner of performance of, any of the obligations of the Master Servicer under this
Agreement except during such time, if any, as the Trustee shall be the successor to, and be vested with the rights, duties, powers and privileges of, the Master
Servicer in accordance with the terms of this Agreement.

          Section 8.02 Certain Matters Affecting the Trustee and the Custodian.

Except as otherwise provided in Section 8.01:

          (a) the Trustee may request and rely upon and shall be protected in acting or refraining from acting upon any resolution, Officer's Certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties and the Trustee shall have no responsibility to ascertain or confirm the genuineness of any signature of any such party or parties;

          (b) the Trustee may consult with counsel, financial advisers or accountants and the advice of any such counsel, financial advisers or accountants and any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance with such Opinion of Counsel;

          (c) the Trustee shall not be liable for any action taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

          (d) the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing to do so by the Holders of Certificates evidencing not less than 25% of the Voting Rights allocated to each Class of
Certificates; provided, however, that if the payment within a reasonable time to the Trustee of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Trustee, not assured to the Trustee by the security afforded to it by the terms of this Agreement, the Trustee may require indemnity satisfactory to the Trustee against such cost, expense or liability as a condition to taking any such action;

          (e) the Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, accountants or attorneys and the Trustee shall not be responsible for any misconduct or negligence on the part of any agents, accountants or attorneys appointed with due care by it hereunder;

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          (f) the Trustee shall not be required to risk or expend its own funds or otherwise incur any financial liability in the performance of any of its duties or in the exercise of any of its rights or powers hereunder if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not assured to it;

          (g) the Trustee shall not be liable for any loss on any investment of funds pursuant to this Agreement;

          (h) except as otherwise provided in Section 7.01 or if a Responsible
Officer of the Trustee has actual knowledge or written notice of the occurrence of a Master Servicer Event of Default, the Trustee shall not be deemed to have knowledge of a Master Servicer Event of Default until a Responsible Officer of the Trustee shall have received written notice thereof;

          (i) the Trustee shall be under no obligation to exercise any of the trusts, rights or powers vested in it by this Agreement or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Certificateholders, pursuant to this Agreement, unless such Certificateholders shall have offered to the Trustee reasonable security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which may be incurred therein or thereby;

          (j) the right of the Trustee to perform any discretionary act enumerated in this Agreement shall not be construed as a duty, and the Trustee shall not be answerable for other than its negligence or willful misconduct in the performance of such act;

          (k) the Trustee shall not be required to give any bond or surety in respect of the execution of the Trust Fund created hereby or the powers granted hereunder; and

          (l) the Custodian shall be entitled to the same protections, immunities and indemnities afforded the Trustee in and under this Agreement.

          (m) the Custodian shall be permitted to utilize one or more
Subcontractors for the performance of certain of its obligations under this
Agreement, provided that the Custodian complies with Section 3.02(e) as if the
Custodian were a "Servicer" pursuant to that Section. The Custodian shall indemnify the Depositor (and its Affiliate Morgan Stanley Mortgage Capital
Inc.), the Unaffiliated Seller, the Trustee, the Securities Administrator, the
Master Servicer and any director, officer, employee or agent of the Depositor
(and its Affiliate Morgan Stanley Mortgage Capital Inc.), the Unaffiliated
Seller, the Trustee, the Securities Administrator and the Master Servicer and
hold them harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that any of them may sustain in any way related to the failure of the Custodian to perform any of its obligations under Section 3.23, including without limitation any failure by the
Custodian to identify pursuant to Section 3.02(e) any Subcontractor that is a
Servicing Function Participant. This indemnity shall survive the termination of this Agreement or the earlier resignation or removal of the Custodian.

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          Section 8.03 Trustee Not Liable for Certificates or Mortgage Loans.

          The recitals contained herein and in the Certificates shall be taken as the statements of the Depositor and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Agreement or of the Certificates or of any Mortgage Loan or
related document other than with respect solely as to the Trustee's execution of the Certificates. The Trustee shall not be accountable for the use or application by the Depositor, the Master Servicer, the Securities Administrator
or the Servicer of any funds paid to the Depositor, the Master Servicer, the
Securities Administrator or the Servicer in respect of the Mortgage Loans or deposited in or withdrawn from the Distribution Account or any Collection
Account by the Depositor, the Master Servicer, the Securities Administrator or
the Servicer.

          The Trustee, the Securities Administrator, and the Master Servicer
shall have no responsibility for filing or recording any financing or continuation statement in any public office at any time or to otherwise perfect or maintain the perfection of any security interest or lien granted to it hereunder.

          Section 8.04 Trustee May Own Certificates.

          The Trustee in its individual or any other capacity may become the owner or pledgee of Certificates with the same rights as it would have if it were not the Trustee.

          Section 8.05 Trustee's and Custodian's Fees and Expenses.

          (a) As compensation for its activities under this Agreement, the
Trustee and the Custodian each shall be paid its fee by the Securities
Administrator from the Securities Administrator's own funds pursuant to a separate fee schedule and shall have no lien on the Trust Fund for the payment of such fees. The Custodian, the Trustee and any director, officer, employee, or agent of the Custodian or the Trustee shall be indemnified by the Servicer against any loss, liability, or expense (including reasonable attorney's fees)
resulting from any failure by the Servicer to perform their obligations under this Agreement. This indemnity shall survive the termination of this Agreement or the resignation or removal of the Trustee and the Custodian, as applicable, under this Agreement.

          (b) [Reserved].

          (c) Each of the undertakings and agreements made on the part of the
Trustee on behalf of the Trust Fund in the Certificates is made and intended not as a personal undertaking or agreement by the Trustee but is made and intended for the purpose of binding only the Trust Fund.

          Section 8.06 Eligibility Requirements for the Trustee.

          The Trustee hereunder shall at all times be a corporation or association organized and doing business under the laws of a state or the United
States of America, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least $50,000,000, subject to supervision or examination by federal or state authority and with a credit

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rating which would not cause any of the Rating Agencies to reduce their respective then current ratings of the Certificates (or having provided such security from time to time as is sufficient to avoid such reduction) as evidenced in writing by each Rating Agency. If such corporation or association publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section 8.06 the combined capital and surplus of such corporation or association shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. In case at any time the Trustee shall cease to be eligible in accordance with this
Section 8.06, the Trustee shall resign immediately in the manner and with the effect specified in Section 8.07. The entity serving as Trustee may have normal banking and trust relationships with the Depositor and its affiliates or the
Servicer and its affiliates; provided, however, that such entity cannot be an affiliate of the Depositor, the Unaffiliated Seller or the Servicer.

          Section 8.07 Resignation and Removal of the Trustee.

          The Trustee may at any time resign and be discharged from the trusts hereby created by giving written notice of resignation to the Depositor, the
Servicer, the Swap Provider, the Cap Provider, the Custodian, the Unaffiliated
Seller, the Securities Administrator, the Master Servicer and each Rating Agency not less than 60 days before the date specified in such notice, when, subject to
Section 8.08, such resignation is to take effect, and acceptance by a successor trustee in accordance with Section 8.08 meeting the qualifications set forth in
Section 8.06. If no successor trustee meeting such qualifications shall have been so appointed and have accepted appointment within 30 days after the giving of such notice or resignation, the resigning Trustee may petition any court of competent jurisdiction for the appointment of a successor trustee.

          If at any time the Trustee shall cease to be eligible in accordance with Section 8.06 and shall fail to resign after written request thereto by the
Depositor, or if at any time the Trustee shall become incapable of acting, or shall be adjudged as bankrupt or insolvent, or a receiver of the Trustee or of its property shall be appointed, or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, or a tax is imposed with respect to the Trust Fund by any state in which the Trustee or the Trust Fund is located and the imposition of such tax would be avoided by the appointment of a different trustee, then the Depositor may remove the Trustee and appoint a successor trustee by written instrument, in triplicate, one copy of which shall be delivered to the Trustee, one copy to the Servicer, one copy to the Master
Servicer and one copy to the successor trustee.

          The Holders of Certificates entitled to at least a majority of the
Voting Rights may at any time remove the Trustee and appoint a successor trustee by written instrument or instruments, in triplicate, signed by such Holders or their attorneys-in-fact duly authorized, one complete set of which shall be delivered by the successor Trustee to the Servicer, one complete set to the
Trustee so removed and one complete set to the successor so appointed. The successor trustee shall notify the Swap Provider, the Cap Provider and each
Rating Agency of any removal of the Trustee.

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          Any resignation or removal of the Trustee and appointment of a successor trustee pursuant to this Section 8.07 shall become effective upon acceptance of appointment by the successor trustee as provided in Section 8.08.

          Section 8.08 Successor Trustee.

          Any successor trustee appointed as provided in Section 8.07 shall execute, acknowledge and deliver to the Swap Provider, the Cap Provider, the
Depositor and to its predecessor trustee and the Servicer an instrument accepting such appointment hereunder and thereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with the like effect as if originally named as trustee herein. The Depositor, the
Servicer, Securities Administrator and the predecessor trustee shall execute and deliver such instruments and do such other things as may reasonably be required for more fully and certainly vesting and confirming in the successor trustee all such rights, powers, duties, and obligations.

          No successor trustee shall accept appointment as provided in this
Section 8.08 unless at the time of its acceptance, the successor trustee is eligible under Section 8.06 and its appointment does not adversely affect the then current rating of the Certificates.

          Upon acceptance of appointment by a successor trustee as provided in this Section 8.08, the Depositor shall mail notice of the succession of such trustee hereunder to all Holders of Certificates. If the Depositor fails to mail such notice within 10 days after acceptance of appointment by the successor trustee, the successor trustee shall cause such notice to be mailed at the expense of the Depositor.

          Section 8.09 Merger or Consolidation of the Trustee.

          Any corporation into which the Trustee may be merged or converted or with which it may be consolidated or any corporation resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation succeeding to the business of the Trustee, shall be the successor of the Trustee hereunder; provided that such corporation shall be eligible under
Section 8.06 without the execution or filing of any paper or further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding. In connection with the succession to the Trustee under this
Agreement by any Person (i) into which the Trustee may be merged or consolidated, or (ii) which may be appointed as a successor to the Trustee, the
Trustee shall notify the Securities Administrator and the Depositor of such succession or appointment and shall furnish to the Securities Administrator and the Depositor in writing and in form and substance reasonably satisfactory to the Securities Administrator and the Depositor, all information reasonably necessary for the Securities Administrator to accurately and timely report, pursuant to Section 8.12(g), the event under Item 6.02 of Form 8-K pursuant to the Exchange Act (if such reports under the Exchange Act are required to be filed under the Exchange Act).

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          Section 8.10 Appointment of Co-Trustee or Separate Trustee.

          Notwithstanding any other provisions of this Agreement, at any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Trust Fund or property securing any Mortgage Note may at the time be located, the Servicer and the Trustee acting jointly shall have the power and shall execute and deliver all instruments to appoint one or more
Persons approved by the Trustee to act as co-trustee or co-trustees jointly with the Trustee, or separate trustee or separate trustees, of all or any part of the
Trust Fund, and to vest in such Person or Persons, in such capacity and for the benefit of the Certificateholders, such title to the Trust Fund or any part thereof, whichever is applicable, and, subject to the other provisions of this
Section 8.10, such powers, duties, obligations, rights and trusts as the
Servicer and the Trustee may consider appropriate. If the Servicer shall not have joined in such appointment within 15 days after the receipt by it of a request to do so, or in the case an Event of Default shall have occurred and be continuing, the Trustee alone shall have the power to make such appointment. No co-trustee or separate trustee hereunder shall be required to meet the terms of eligibility as a successor trustee under Section 8.06 and no notice to
Certificateholders of the appointment of any co-trustee or separate trustee shall be required under Section 8.08.

          Every separate trustee and co-trustee shall, to the extent permitted by law, be appointed and act subject to the following provisions and conditions:

          (a) To the extent necessary to effectuate the purposes of this Section
8.10, all rights, powers, duties and obligations conferred or imposed upon the
Trustee (except for the obligation of the Trustee as successor Master Servicer under this Agreement to advance funds), shall be conferred or imposed upon and exercised or performed by the Trustee and such separate trustee or co-trustee jointly (it being understood that such separate trustee or co-trustee is not authorized to act separately without the Trustee joining in such act), except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed (whether as Trustee hereunder or as successor to the
Master Servicer hereunder), the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the applicable Trust Fund or any portion thereof in any such jurisdiction) shall be exercised and performed singly by such separate trustee or co-trustee, but solely at the direction of the Trustee;

          (b) No trustee hereunder shall be held personally liable because of any act or omission of any other trustee hereunder and such appointment shall not, and shall not be deemed to, constitute any such separate trustee or co-trustee as agent of the Trustee;

          (c) The Trustee may at any time accept the resignation of or remove any separate trustee or co-trustee; and

          (d) The Trust, and not the Master Servicer, shall be liable for the payment of reasonable compensation and expenses to any such separate trustee or co-trustee on each Distribution Date.

          Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the separate trustees and co-trustees, when and as effectively as if given to

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each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Agreement and the conditions of this Article VIII. Each separate trustee and co-trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this Agreement, specifically including every provision of this Agreement relating to the conduct of, affecting the liability of, or affording protection and indemnity to, the Trustee. Every such instrument shall be filed with the Trustee and a copy thereof given to the
Servicer and the Depositor.

          Any separate trustee or co-trustee may, at any time, constitute the
Trustee its agent or attorney-in-fact, with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this
Agreement on its behalf and in its name. If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the
Trustee, to the extent permitted by law, without the appointment of a new or successor trustee.

          Section 8.11 Tax Matters.

          As set forth in the Preliminary Statement, the assets within the Trust
Fund for which any REMIC election is to be made shall constitute, and the conduct of matters relating to such assets shall be consistent with the treatment of such assets as, a REMIC. To this end, the Securities Administrator covenants and agrees to act as agent (and the Securities Administrator is hereby appointed to act as agent) on behalf of any REMIC created hereunder, and that in such capacity it shall:

          (a) prepare and file in a timely manner, a U.S. Real Estate Mortgage
Investment Conduit Income Tax Return (Form 1066 or any successor form adopted by the Internal Revenue Service) and prepare and file with the Internal Revenue
Service and applicable state or local tax authorities income tax or information returns for each taxable year with respect to any REMIC described in the
Preliminary Statement containing such information and at the times and in the manner as may be required by the Code or state or local tax laws, regulations, or rules, and furnish to Certificateholders the schedules, statements or information at such times and in such manner as may be required thereby;

          (b) within thirty days of the Closing Date, furnish to the Internal
Revenue Service on Form 8811 or as otherwise may be required by the Code, the name, title, address, and telephone number of the person that the Holders of the
Certificates may contact for tax information relating thereto, together with such additional information as may be required by such Form, and update such information at the time or times in the manner required by the Code;

          (c) make an election that each of REMIC I, REMIC II, REMIC III, REMIC
IV and REMIC V be treated as a REMIC on the federal tax return for its first taxable year (and, if necessary, under applicable state law);

          (d) prepare and forward to the Certificateholders and to the Internal
Revenue Service and, if necessary, state tax authorities, all information returns and reports as and when required to be provided to them in accordance with the REMIC Provisions, including the

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calculation of any original issue discount using the prepayment assumption (as described in the Prospectus Supplement);

          (e) provide information necessary for the computation of tax imposed on the transfer of a Residual Certificate to a Person that is a Non-Permitted
Transferee, or an agent (including a broker, nominee or other middleman) of a
Non-Permitted Transferee, or a pass-through entity in which a Non-Permitted
Transferee is the record holder of an interest (the reasonable cost of computing and furnishing such information may be charged to the Person liable for such tax);

          (f) to the extent that they are under its control, conduct matters relating to such assets at all times that any Certificates are outstanding so as to maintain the status of any REMIC created hereunder as a REMIC under the REMIC
Provisions;

          (g) not knowingly or intentionally take any action or omit to take any action that would cause the termination of the REMIC status of any REMIC created hereunder;

          (h) pay, from the sources specified in the last paragraph of this
Section 8.11, the amount of any federal or state tax, including prohibited transaction taxes as described below, imposed on any REMIC created hereunder before its termination when and as the same shall be due and payable (but such obligation shall not prevent the Securities Administrator or any other appropriate Person from contesting any such tax in appropriate proceedings and shall not prevent the Securities Administrator from withholding payment of such tax, if permitted by law, pending the outcome of such proceedings);

          (i) cause federal, state or local income tax or information returns to be signed by the Trustee or the Securities Administrator or such other person as may be required to sign such returns by the Code or state or local laws, regulations or rules;

          (j) maintain records relating to each REMIC created hereunder, including the income, expenses, assets, and liabilities thereof on a calendar year basis and on the accrual method of accounting and the fair market value and adjusted basis of the assets determined at such intervals as may be required by the Code, as may be necessary to prepare the foregoing returns, schedules, statements or information; and

          The Holder of the largest Percentage Interest of the Class R
Certificates shall act as Tax Matters Person for REMIC I, REMIC II, REMIC III,
REMIC IV and REMIC V, within the meaning of Treasury regulations section
1.860F-4(d), and the Securities Administrator is hereby designated as agent of such Certificateholder for such purpose (or if the Securities Administrator is not so permitted, such Holder shall be the Tax Matters Person in accordance with the REMIC Provisions). In such capacity, the Securities Administrator shall, as and when necessary and appropriate, represent each REMIC created hereunder in any administrative or judicial proceedings relating to an examination or audit by any governmental taxing authority, request an administrative adjustment as to any taxable year of each REMIC created hereunder, enter into settlement agreements with any governmental taxing agency, extend any statute of limitations relating to any tax item of any REMIC created hereunder, and otherwise act on behalf of the REMIC in relation to any tax matter or controversy involving it.

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          The Securities Administrator shall treat the rights of the Class P
Certificateholders to Prepayment Charges as the beneficial ownership of interests in a grantor trust, and not as an obligation of any REMIC created hereunder, for federal income tax purposes.

          To enable the Securities Administrator to perform its duties under this Agreement, the Depositor shall provide to the Securities Administrator within ten days after the Closing Date all information or data that the
Securities Administrator requests in writing and determines to be relevant for tax purposes to the valuations and offering prices of the Certificates, including the price, yield, prepayment assumption, and projected cash flows of the Certificates and the Mortgage Loans. Moreover, the Depositor shall provide information to the Securities Administrator concerning the value to each Class of Certificates of the right to receive Basis Risk Carry Forward Amounts from the Excess Reserve Fund Account and the Swap Account. Thereafter, the Depositor
shall provide to the Securities Administrator promptly upon written request therefor any additional information or data that the Securities Administrator may, from time to time, reasonably request to enable the Securities
Administrator to perform its duties under this Agreement. The Depositor hereby indemnifies the Securities Administrator for any losses, liabilities, damages, claims, or expenses of the Securities Administrator arising from any errors or miscalculations of the Securities Administrator that result from any failure of the Depositor to provide, or to cause to be provided, accurate information or data to the Securities Administrator on a timely basis.

          If any tax is imposed on "prohibited transactions" of any REMIC created hereunder as defined in Section 860F(a)(2) of the Code, on the "net income from foreclosure property" of such REMIC as defined in Section 860G(c) of the Code, on any contribution to the REMIC after the Startup Day pursuant to
Section 860G(d) of the Code, or any other tax is imposed, including any minimum tax imposed on the REMIC pursuant to Sections 23153 and 24874 of the California
Revenue and Taxation Code, if not paid as otherwise provided for herein, the tax shall be paid by (i) the Master Servicer or the Securities Administrator if such tax arises out of or results from negligence of the Securities Administrator in the performance of any of its obligations under this Agreement, (ii) the
Servicer if such tax arises out of or results from a breach by the Servicer of any of its obligations under this Agreement, (iii) the Unaffiliated Seller shall pay if such tax arises out of or results from the Unaffiliated Seller's obligation to repurchase a Mortgage Loan pursuant to Section 2.03, or (iv) in all other cases, or if the Master Servicer, the Securities Administrator, the
Servicer or the Unaffiliated Seller fails to honor its obligations under the preceding clauses (i), (ii) or (iii), any such tax will be paid with amounts otherwise to be distributed to the Certificateholders, as provided in Section
4.02(a).

          Section 8.12 Periodic Filings.

          (a) The Securities Administrator, the Master Servicer and the Servicer
shall reasonably cooperate with the Depositor in connection with the reporting requirements of the Trust under the Exchange Act. The Securities Administrator shall prepare for execution by the Depositor any Forms 8-K, 10-D and 10-K required by the Exchange Act and the rules and regulations of the Commission thereunder, in order to permit the timely filing thereof, pursuant to the terms of this Section 8.12, and the Securities Administrator shall file (via the

                                       157

Commission's Electronic Data Gathering and Retrieval System) such Forms executed by the Depositor.

          (b) The Securities Administrator shall compile all such information provided to it in a Form 10-D prepared by it.

          As set forth on Exhibit R hereto, by the related Distribution Date, certain parties to this Agreement, within five (5) calendar days after the related Distribution Date, shall be required to provide to the Securities
Administrator, in EDGAR compatible form, or in such other form as agreed upon by the Securities Administrator and such party and shall be required to provide to the Securities Administrator and the Depositor, to the extent known by such additional parties, any additional information required to be disclosed on Form
10-D ("Additional Form 10-D Disclosure"), if applicable and the Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Additional Form 10-D Disclosure. Within 10 days after each
Distribution Date (subject to permitted extensions under the Exchange Act), the
Securities Administrator shall prepare and provide to the Depositor for approval on behalf of the Trust any Form 10-D required by the Exchange Act, in form and substance as required by the Exchange Act, including, without limitation the
Additional Form 10-D Disclosure, as applicable. The Securities Administrator will have no duty or liability for any failure hereunder to determine or prepare any Additional Form 10-D Disclosure, except as set forth in the next paragraph.

          (c) Each 10-D filing prepared by the Securities Administrator shall be submitted to the Depositor for approval no later than the fifth calendar day preceding the filing deadline for such 10-D filing. Upon receipt of written notice via electronic mail from the Depositor that the 10-D has been approved, the Securities Administrator shall submit such 10-D for filing with the commission. If a Form 10-D cannot be filed on time or if a previously filed Form
10-D needs to be amended, the Securities Administrator will follow the procedures set forth in Section 8.12(f)(ii). The signing party at the Depositor can be contacted at 1585 Broadway, 10th Floor, New York, New York, 10036, or
such other address as to which the Depositor has provided prior written notice to the Securities Administrator. The Depositor, the Master Servicer and the
Servicer acknowledge that the performance by the Securities Administrator of its duties under this Section 8.12(c) related to the timely preparation and filing of Form 10-D is contingent upon the Servicer, the Master Servicer and the
Depositor and any other Person obligated to provide Additional Form 10-D
Disclosure as set forth on Exhibit R hereto observing all applicable deadlines in the performance of their duties under this Section 8.12(c). The Securities
Administrator shall have no liability for any loss, expense, damage, or claim arising out of or with respect to any failure to properly prepare and/or timely file such Form 10-D, where such failure results from the Securities
Administrator's inability or failure to obtain or receive, on a timely basis, any information or signatures from any party hereto (other than the Securities
Administrator or any Subcontractor utilized by the Securities Administrator)
needed to prepare, arrange for execution or file such Form 10-D, not resulting from its own negligence, bad faith or willful misconduct. The Depositor shall be responsible for reasonable fees and expenses assessed or incurred by the
Securities Administrator in connection with the preparation of such Form 10-D.
Promptly (but no later than one Business Day) after filing with the SEC, the
Securities Administrator will make available on its internet website a final executed copy of each Form 10-D prepared and filed by the Securities
Administrator.

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          Form 10-D requires the registrant to indicate (by checking "yes" or
"no") that it (1) has filed all reports required to be filed by Section 13 and
15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. The Depositor shall notify the Securities Administrator in writing, no later than the fifth calendar day after the related Distribution Date with respect to the filing of a report on Form 10-D if the answer to the questions should be "no".

          Within 90 days after the end of each fiscal year of the Trust or such earlier date as may be required by the Exchange Act (the "10-K Filing
Deadline"), commencing in March 2008, the Securities Administrator shall prepare and file on behalf of the Trust a Form 10-K, in form and substance as required by the Exchange Act. Each such Form 10-K shall include the following items, in each case to the extent they have been delivered to the Securities Administrator within the applicable time frames set forth in this Agreement, (i) an annual compliance statement for the Servicer, the Master Servicer and each Subservicer engaged by the Servicer or the Master Servicer, as described under Section 3.22,
(ii)(A) the annual reports on assessment of compliance with servicing criteria for the Securities Administrator, the Servicer, the Master Servicer, each
Subservicer engaged by the Servicer and each Servicing Function Participant utilized by the Servicer, the Master Servicer or the Securities Administrator,
as described under Section 3.23, and (B) if any such report on assessment of compliance with servicing criteria described under Section 3.23 identifies any material instance of noncompliance, disclosure identifying such instance of noncompliance, or such report on assessment of compliance with servicing criteria described under Section 3.23 is not included as an exhibit to such Form
10-K, disclosure that such report is not included, (iii)(A) the registered public accounting firm attestation report for the Securities Administrator, the
Servicer, the Master Servicer, each Subservicer engaged by the Servicer and each
Servicing Function Participant utilized by the Servicer, the Master Servicer or the Securities Administrator, as described under Section 3.23, and (B) if any registered public accounting firm attestation report described under Section
3.23 identifies any material instance of noncompliance, disclosure identifying such instance of noncompliance, or if any such registered public accounting firm attestation report is not included as an exhibit to such Form 10-K, disclosure that such report is not included, and (iv) a certification in the form attached hereto as Exhibit M, with such changes as may be necessary or appropriate as a result of changes promulgated by the Commission (the "Sarbanes Certification"),
which shall be signed by the officer of the Depositor in charge of securitization. Any disclosure or information in addition to (i) through (iv)
above that is required to be included on Form 10-K ("Additional Form 10-K
Disclosure") shall be delivered to the Securities Administrator by the
Depositor. Pursuant to the following paragraph, the Securities Administrator will have no duty or liability for any failure hereunder to determine or prepare any Additional Form 10-K Disclosure, except as set forth in the next paragraph.

          All materials delivered to the Securities Administrator for purposes of this Section 8.12 shall be provided in electronic format compatible with the
EDGAR system. As set forth on Exhibit S hereto, no later than March 1st of each year that the Trust is subject to the Exchange Act reporting requirements, commencing in 2008, certain parties to this Agreement shall be required to provide to the Securities Administrator and the Depositor, to the extent known by such applicable parties, any Additional Form 10-K Disclosure, which is identified as such, if applicable. The Securities Administrator shall compile all such information provided to it in a

                                       159

Form 10-K prepared by it. The Depositor will review the Additional Form 10-K
Disclosure and either approve or disapprove the information and inclusion. The
Depositor shall be responsible for reasonable fees and expenses assessed or incurred by the Securities Administrator in connection with the preparation of such Additional Form 10-K Disclosure.

          After preparing the Form 10-K, the Securities Administrator shall forward electronically a draft copy of the Form 10-K to the Depositor for review. On the 3rd Business Day prior to the 10-K Filing Deadline, an officer of the Depositor shall sign the Form 10-K and return an electronic or fax copy of such signed Form 10-K (with an original executed hard copy to follow by overnight mail) to the Securities Administrator. If a Form 10-K cannot be filed on time or if a previously filed Form 10-K needs to be amended, the Securities
Administrator will follow the procedures set forth in Section 8.12(f)(ii). The signing party at the Depositor can be contacted at 1585 Broadway, 10th Floor,
New York, New York, 10036, or such other address as to which the Depositor has provided prior written notice to the Securities Administrator. The Depositor, the Servicer and the Master Servicer acknowledge that the performance by the
Securities Administrator of its duties under this Section 8.12(c) related to the timely preparation and filing of Form 10-K is contingent upon the Servicer, the
Master Servicer (and any Subservicer or Servicing Function Participant engaged by the Servicer) and the Depositor and any other Person obligated to provide
Additional Form 10-K Disclosure as set forth on Exhibit R hereto, observing all applicable deadlines in the performance of their duties under this Section
8.12(c), Section 8.12(e), Section 3.22 and Section 3.23. The Securities
Administrator shall have no liability for any loss, expense, damage or claim arising out of or with respect to any failure to properly prepare and/or timely file such Form 10-K, where such failure results from the Securities
Administrator's inability or failure to obtain or receive, on a timely basis, any information or signatures from any party hereto (other than the Securities
Administrator or any Subcontractor utilized by the Securities Administrator)
needed to prepare, arrange for execution or file such Form 10-K, not resulting from its own negligence, bad faith or willful misconduct. Promptly (but no later than on Business Day) after filing with the SEC, the Securities Administrator will make available on its internet website a final executed copy of each Form
10-K prepared and filed by the Securities Administrator.

          Form 10-K requires the registrant to indicate (by checking "yes" or
"no") that it (1) has filed all reports required to be filed by Section 13 and
15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. The Depositor shall notify the Securities Administrator in writing, no later than the fifth calendar day after the related Distribution Date with respect to the filing of a report on Form 10-K if the answer to the questions should be "no".

          (d) In connection with the execution of a Sarbanes Certification, the
Securities Administrator shall sign a certification (in the form attached hereto as Exhibit O, with such changes as may be necessary or appropriate as a result of changes promulgated by the Commission) for the benefit of the Depositor and its officers and directors and the Master Servicer and the Servicer shall sign a certification solely with respect to the Master Servicer or the Servicer, as the case may be, (in the form attached hereto as Exhibit N, with such changes as may be necessary or appropriate as a result of changes promulgated by the
Commission) for the benefit of the Depositor, the Securities Administrator and their respective officers, directors and

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Affiliates. Each such certification shall be delivered to the Depositor no later than March 15th of each year (or if such day is not a Business Day, the immediately following Business Day) and the Depositor shall deliver the Sarbanes
Certification no later than the time set forth for the delivery to the
Securities Administrator of the signed Form 10-K pursuant to Section 8.12(e) for such year). In the event that prior to the filing date of the Form 10-K in March of each year, a Responsible Officer of the Securities Administrator, the Master
Servicer or the Servicer has actual knowledge of information material to the
Sarbanes Certification, that party shall promptly notify the Depositor and each of the other parties signing the certifications. In addition, (i) the Securities
Administrator shall indemnify and hold harmless the Depositor and its officers, directors, employees, agents and Affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses arising out of or based upon any breach of the Securities Administrator's obligations under this Section
8.12(d) or the Securities Administrator's negligence, bad faith or willful misconduct in connection therewith, (ii) the Servicer, severally and not jointly, shall indemnify and hold harmless the Depositor, the Securities
Administrator, the Master Servicer and their respective officers, directors, employees, agents and Affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses arising out of or based upon any breach of the Servicer's obligations under this Section 8.12(d) or any negligence, bad faith or willful misconduct of the Servicer in connection therewith, and (iii) the Master Servicer shall indemnify and hold harmless the
Depositor, the Securities Administrator and their respective officers, directors, employees, agents and Affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses arising out of or based upon any breach of the Servicer's obligations under this Section 8.12(d) or any negligence, bad faith or willful misconduct of the Servicer in connection therewith. If the indemnification provided for herein is unavailable or insufficient to hold harmless any indemnified party, then (i) the Securities
Administrator agrees in connection with a breach of the Securities
Administrator's obligations under this Section 8.12(d) or the Securities
Administrator's negligence, bad faith or willful misconduct in connection therewith that it shall contribute to the amount paid or payable by the
Depositor as a result of the losses, claims, damages or liabilities of the
Depositor in such proportion as is appropriate to reflect the relative fault of the Depositor on the one hand and the Securities Administrator on the other and
(ii) the Servicer agrees that it shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities of such indemnified party in such proportion as is appropriate to reflect the relative fault of such indemnified party, on the one hand, and the
Servicer, on the other hand, in connection with a breach of the Servicer's obligations under this Section 8.12(d) or any material misstatement or omission, negligence, bad faith or willful misconduct of the Servicer in connection therewith.

          (e) Upon any filing with the Commission, the Securities Administrator shall promptly notify the Depositor of such filing.

          (f) (i) The obligations set forth in paragraphs (a) through (e) of this Section shall only apply with respect to periods for which reports are required to be filed with respect to the Trust under the Exchange Act. Prior to
January 30 of the first year in which the Securities Administrator is able to do so under applicable law, the Securities Administrator shall file a Form 15
Suspension Notification with respect to the Trust, with a copy to the Depositor.
At any

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time after the filing of a Form 15 Suspension Notification, if the number of
Holders of the Offered Certificates of record exceeds the number set forth in
Section 15(d) of the Exchange Act or the regulations promulgated pursuant thereto which would cause the Trust to again become subject to the reporting requirements of the Exchange Act, the Securities Administrator shall, solely at the written direction and expense of the Depositor, recommence preparing and filing reports on Form 10-K, 10-D and 8-K as required pursuant to this Section
8.12 and the parties hereto shall again have the obligations set forth in this
Section.

               (ii) In the event that the Securities Administrator is unable to timely file with the Commission all or any required portion of any Form 8-K,
10-D or 10-K required to be filed pursuant to this Agreement because required disclosure information was either not delivered to it or delivered to it after the delivery deadlines set forth in this Agreement, the Securities Administrator will immediately notify the Depositor and, to the extent affected thereby, the
Servicer and the Master Servicer. In the case of Form 10-D and 10-K, the
Depositor, the Servicer, the Master Servicer and Securities Administrator will thereupon cooperate to prepare and file a Form 12b-25 and a 10-DA and 10-KA as applicable, pursuant to Rule 12b-25 of the Exchange Act. In the case of Form
8-K, the Securities Administrator will, upon receipt of all disclosure information required to be included on Form 8-K, include such disclosure information on the next Form 10-D. In the event that any previously filed Form
8-K, 10-D or 10-K needs to be amended, the party to this Agreement deciding that an amendment to such Form 8-K, 10-D or 10-K is required will notify the
Depositor, the Securities Administrator and, to the extent affected thereby, and, to the extent affected thereby, the Servicer and the Master Servicer and such parties will cooperate to prepare any necessary Form 8-KA, 10-DA or 10-KA.
Any Form 15, Form 12b-25 or any amendment to Form 8-K, 10-D or 10-K shall be signed by an officer of the Depositor. The Depositor, the Master Servicer and
Servicer acknowledge that the performance by the Securities Administrator of its duties under this Section 8.12(f) related to the timely preparation and filing of Form 15, a Form 12b-25 or any amendment to Form 8-K, 10-D or 10-K is contingent upon the Master Servicer, the Servicer and the Depositor observing all applicable deadlines in the performance of their duties under this Section
8.12 and Sections 3.22 and 3.23. The Securities Administrator shall have no liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare and/or timely file any such Form 15, Form 12b-25 or any amendments to Forms 8-K, 10-D or 10-K, where such failure results from the Securities Administrator's inability or failure to obtain or receive, on a timely basis, any information or signatures from any party hereto (other than the Securities Administrator or any Subcontractor utilized by the Securities
Administrator) needed to prepare, arrange for execution or file such Form 15,
Form 12b-25 or any amendments to Forms 8-K, 10-D or 10-K, not resulting from its own negligence, bad faith or willful misconduct.

          (g) Within four (4) Business Days after the occurrence of an event requiring disclosure on Form 8-K (each such event, a "Reportable Event"), solely upon the prior written request and at the expense of the Depositor, the
Securities Administrator shall prepare and file on behalf of the Trust any Form
8-K, as required by the Exchange Act, provided that the Depositor shall file the initial Form 8-K in connection with the issuance of the Certificates. Any disclosure or information related to a Reportable Event or that is otherwise required to be included on Form 8-K ("Form 8-K Disclosure Information") shall be prepared by the party responsible for preparing such disclosure as set forth on
Exhibit T hereto and compiled by the Securities Administrator at the direction of the Depositor pursuant to the following paragraph and the

                                       162

Securities Administrator will have no duty or liability for any failure hereunder to determine or prepare any Form 8-K Disclosure Information or any
Form 8-K, except as set forth in the next paragraph. The Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Form 8-K Disclosure Information. The Depositor shall be responsible for reasonable fees and expenses assessed or incurred by the Securities
Administrator in connection with the preparation of such Form 8-K Disclosure
Information.

          As set forth on Exhibit T hereto, for so long as the Trust is subject to the Exchange Act reporting requirements, no later than the end of business on the 2nd Business Day after the occurrence of a Reportable Event, certain parties to this Agreement shall be required to provide to the Depositor and the
Securities Administrator, to the extent known by such applicable parties, any
Form 8-K Disclosure Information which shall be identified as such, if applicable. The Securities Administrator shall compile all such information provided to it in a Form 8-K prepared by it.

          After preparing the Form 8-K, the Securities Administrator shall forward electronically a draft copy of the Form 8-K to the Depositor for review.
No later than 12:00 noon on the 4th Business Day after the Reportable Event, an officer of the Depositor shall sign the Form 8-K and return an electronic or fax copy of such signed Form 8-K (with an original executed hard copy to follow by overnight mail) to the Securities Administrator. If a Form 8-K cannot be filed on time or if a previously filed Form 8-K needs to be amended, the Securities
Administrator will follow the procedures set forth in Section 8.12(f)(ii).
Promptly (but in any case within one Business Day) after filing with the
Commission, the Securities Administrator will, make available on its internet website a final executed copy of each Form 8-K prepared and filed by the
Securities Administrator. The signing party at the Depositor can be contacted at
1585 Broadway, New York, NY 10036, Attention: Steve Shapiro, or such other address as to which the Depositor has provided prior written notice to the
Securities Administrator. The Depositor, the Master Servicer and the Servicer
acknowledge that the performance by the Securities Administrator of its duties under this Section 8.12(g) related to the timely preparation and filing of Form
8-K is contingent upon the Master Servicer, the Servicer and the Depositor and any other Person obligated to proved Form 8-K Disclosure Information as set forth on Exhibit T hereto, observing all applicable deadlines in the performance of their duties under this Section 8.12(g). The Securities Administrator shall have no liability for any loss, expense, damage or claim arising out of or with respect to any failure to properly prepare and/or timely file such Form 8-K, where such failure results from the Securities Administrator's inability or failure to obtain or receive, on a timely basis, any information or signatures from any party hereto (other than the Securities Administrator or any
Subcontractor utilized by the Securities Administrator) needed to prepare, arrange for execution or file such Form 8-K, not resulting from its own negligence, bad faith or willful misconduct.

          (h) The Securities Administrator shall have no liability for any loss, expense, damage or claim arising out of or resulting from (i) the accuracy or inaccuracy of any Additional Form 10-D Disclosure, Additional Form 10-K
Disclosure or Form 8-K Disclosure Information (excluding any information therein provided by the Securities Administrator or any Subcontractor utilized by the
Securities Administrator) provided to the Securities Administrator in connection with the preparation of Forms 10-D, 10-K and 8-K pursuant to this Section 8.12, or (ii) the failure of the Depositor to approve for filing any Forms 10-D, 10-K and 8-K required to

                                       163

be prepared by the Securities Administrator pursuant to this Section 8.12, in either case, not resulting from the Securities Administrator's own negligence, bad faith or misconduct.

          (i) To the extent no notice is provided to the Securities
Administrator as described in this section 8.12 of events or in formation set forth in this section 8.12, the Securities Administrator shall, without further notice, conclude that there is no event or information to be reported pursuant to this Section 8.12.

          Section 8.13 Tax Classification of the Supplemental Interest Trust,
the Excess Reserve Fund Account and the Swap Account.

          For federal income tax purposes, the Securities Administrator shall treat each of the Supplemental Interest Trust, the Excess Reserve Fund Account
and the Swap Account as an outside reserve fund, within the meaning of Treasury
Regulation Section 1.860G-2(h), that is beneficially owned by the holder of the
Class X Certificate. The Securities Administrator shall treat the rights that each Class of LIBOR Certificates has to receive payments of Basis Risk Carry
Forward Amounts from the Excess Reserve Fund Account and the Swap Account as rights to receive payments under a notional principal contract written by the
Class X Certificateholder in favor of each Class. Accordingly, each Class of
Certificates (excluding the Class X, Class P and Class R Certificates) will be comprised of two components - a REMIC V Regular Interest and an interest in a notional principal contract. The Securities Administrator shall allocate the issue price for a Class of Certificates between such two components for purposes of determining the issue price of the REMIC V Regular Interest component based on information received from the Depositor.

          Section 8.14 Interest Rate Swap Agreement.

          The Securities Administrator is hereby authorized and directed to execute and deliver the Interest Rate Swap Agreement not in its individual capacity but solely on behalf of the Supplemental Interest Trust of the Trust and to acknowledge the provisions thereof. The Securities Administrator is directed to administer the Interest Rate Swap Agreement in accordance with the terms thereof and hereof. The Securities Administrator shall not enter into any amendment to the Interest Rate Swap Agreement other than pursuant to the terms thereof. In the event that the Swap Provider fails to make a payment as required pursuant to the Interest Rate Swap Agreement, the Securities Administrator shall make a demand for such payment from the guarantor of the Interest Rate Swap
Agreement.

          Section 8.15 Interest Rate Cap Agreement.

          The Securities Administrator is hereby authorized and directed to execute and deliver the Interest Rate Cap Agreement not in its individual capacity but solely on behalf of the Supplemental Interest Trust of the Trust and to acknowledge the provisions thereof. The Securities Administrator is directed to administer the Interest Rate Cap Agreement in accordance with the terms thereof and hereof. The Securities Administrator shall not enter into any amendment to the Interest Rate Cap Agreement other than pursuant to the terms thereof. In the event that the Cap Provider fails to make a payment as required pursuant to the Interest Rate Cap

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Agreement, the Securities Administrator shall make a demand for such payment from the guarantor of the Interest Rate Cap Agreement.

                                   ARTICLE IX

                      ADMINISTRATION OF THE MORTGAGE LOANS
                             BY THE MASTER SERVICER

          Section 9.01 Duties of the Master Servicer; Enforcement of the
Servicer's Obligations. (a) In addition to the other duties of the Master
Servicer set forth in this Agreement, the Master Servicer, on behalf of the
Trustee, the Securities Administrator, the Depositor and the Certificateholders,
shall monitor the performance of the Servicer under this Agreement (other than in connection with defaulted or REO Properties), and (except as set forth below)
shall use its reasonable good faith efforts to cause the Servicer to duly and punctually perform their duties and obligations hereunder as applicable. Upon the occurrence of an Event of Default of which a Responsible Officer of the
Master Servicer has actual knowledge, the Master Servicer shall promptly notify the Securities Administrator and the Trustee and shall specify in such notice the action, if any, the Master Servicer plans to take in respect of such default. So long as an Event of Default shall occur and be continuing, the
Master Servicer shall take the actions specified in Article VII.

          (b) The Master Servicer shall bear the costs of monitoring the
Servicer as required hereunder. The costs associated with (i) termination of the
Servicer, (ii) the appointment of a successor Servicer or (iii) the transfer to and assumption of, the servicing by the Master Servicer shall be paid by the terminated Servicer. In the event the full costs associated with the transition of servicing responsibilities to the Master Servicer are not paid for by the predecessor or successor Servicer (provided such successor Servicer is not the
Master Servicer), such costs shall be paid by the Trust.

          (c) If the Master Servicer assumes the servicing with respect to any of the Mortgage Loans, it will not assume liability for the representations and warranties of the Servicer it replaces or for any errors or omissions of the
Servicer.

          (d) Neither the Depositor nor the Securities Administrator shall consent to the assignment by the Servicer of the Servicer's rights and obligations under the Agreement without the prior written consent of the Master
Servicer and the Depositor, which consent, in the case of the Depositor, shall not be unreasonably withheld.

          Section 9.02 Maintenance of Fidelity Bond and Errors and Omissions
Insurance. (a) The Master Servicer, at its expense, shall maintain in effect a blanket fidelity bond and an errors and omissions insurance policy, affording coverage with respect to all directors, officers, directors, employees and other
Persons acting on such Master Servicer's behalf, and covering errors and omissions in the performance of the Master Servicer's obligations hereunder. The errors and omissions insurance policy and the fidelity bond shall be in such form and amount generally acceptable for entities serving as master servicers or trustees.

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          Section 9.03 Representations and Warranties of the Master Servicer.
(a) The Master Servicer hereby represents and warrants to the Depositor, the
Securities Administrator and the Trustee, for the benefit of the
Certificateholders, as of the Closing Date that:

               (i) it is a banking association organized under the laws of the
     United States of America, validly existing and in good standing under the laws of the United States of America, and as Master Servicer has full power and authority to transact any and all business contemplated by this
     Agreement and to execute, deliver and comply with its obligations under the terms of this Agreement, the execution, delivery and performance of which have been duly authorized by all necessary corporate action on the part of the Master Servicer;

               (ii) the execution and delivery of this Agreement by the Master
     Servicer and its performance and compliance with the terms of this
     Agreement will not (A) violate the Master Servicer's charter or bylaws, (B)
     violate any law or regulation or any administrative decree or order to which it is subject or (C) constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material contract, agreement or other instrument to which the Master Servicer is a party or by which it is bound or to which any of its assets are subject, which violation, default or breach would materially and adversely affect the Master Servicer's ability to perform its obligations under this Agreement;

               (iii) this Agreement constitutes, assuming due authorization, execution and delivery hereof by the other respective parties hereto, a legal, valid and binding obligation of the Master Servicer, enforceable against it in accordance with the terms hereof, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors' rights in general, and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law);

               (iv) the Master Servicer is not in default with respect to any order or decree of any court or any order or regulation of any federal, state, municipal or governmental agency to the extent that any such default would materially and adversely affect its performance hereunder;

               (v) the Master Servicer is not a party to or bound by any
     agreement or instrument or subject to any charter provision, bylaw or any other corporate restriction or any judgment, order, writ, injunction, decree, law or regulation that may materially and adversely affect its ability as Master Servicer to perform its obligations under this Agreement or that requires the consent of any third person to the execution of this
     Agreement or the performance by the Master Servicer of its obligations under this Agreement;

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               (vi) no litigation is pending or, to the best of the Master
     Servicer's knowledge, threatened against the Master Servicer which would prohibit its entering into this Agreement or performing its obligations under this Agreement;

               (vii) [Reserved];

               (viii) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Master Servicer of or compliance by the Master Servicer with this Agreement or the consummation of the transactions contemplated by this Agreement, except for such consents, approvals, authorizations and orders (if any) as have been obtained; and

               (ix) the consummation of the transactions contemplated by this
     Agreement are in the ordinary course of business of the Master Servicer.

          (b) It is understood and agreed that the representations and warranties set forth in this Section shall survive the execution and delivery of this Agreement. The Master Servicer shall indemnify the Depositor, Securities
Administrator, the Trustee and the Trust and hold them harmless against any loss, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and other reasonable costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a material breach of the Master Servicer's representations and warranties contained in Section 9.03(a) above. It is understood and agreed that the enforcement of the obligation of the Master Servicer set forth in this Section
9.03 to indemnify the Depositor, Securities Administrator, the Trustee and the
Trust constitutes the sole remedy of the Depositor and the Trustee, respecting a breach of the foregoing representations and warranties. Such indemnification shall survive any termination of the Master Servicer as Master Servicer hereunder and any termination of this Agreement.

          Any cause of action against the Master Servicer relating to or arising out of the breach of any representations and warranties made in this Section shall accrue upon discovery of such breach by either the Depositor, the Master
Servicer, Securities Administrator or the Trustee or notice thereof by any one of such parties to the other parties.

          Section 9.04 Master Servicer Events of Default. Each of the following shall constitute a "Master Servicer Event of Default":

          (a) any failure by the Master Servicer to remit to the Securities
Administrator for deposit in the Distribution Account any payment received by it from the Servicer or required to be made by the Master Servicer under the terms of this Agreement which continues unremedied for a period of two (2) Business
Days after the date upon which written notice of such failure, requiring the same to be remedied, shall have been given to the Master Servicer by any other party hereto;

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          (b) failure by the Master Servicer to duly observe or perform, in any material respect, any other covenants, obligations or agreements of the Master
Servicer as set forth in this Agreement which failure continues unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Master
Servicer by the Trustee or to the Master Servicer and Trustee by the holders of
Certificates evidencing at least 25% of the Voting Rights;

          (c) a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Master Servicer and such decree or order shall have remained in force, undischarged or unstayed for a period of sixty (60) days;

          (d) the Master Servicer shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Master Servicer or relating to all or substantially all of its property;

          (e) the Master Servicer shall admit in writing its inability to pay its debts as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations for three (3) Business Days;

          (f) Except as otherwise set forth herein, the Master Servicer attempts to assign this Agreement or its responsibilities hereunder or to delegate its duties hereunder (or any portion thereof) without the consent of the Trustee,
Securities Administrator and the Depositor; or

          (g) the indictment of the Master Servicer for the taking of any action by the Master Servicer, any employee thereof, any Affiliate or any director or employee thereof that constitutes fraud or criminal activity in the performance of its obligations under this Agreement, in each case, where such indictment materially and adversely affects the ability of the Master Servicer to perform its obligations under this Agreement (subject to the condition that such indictment is not dismissed within ninety (90) days).

          In each and every such case, so long as a Master Servicer Event of
Default shall not have been remedied, in addition to whatever rights the
Securities Administrator may have at law or equity to damages, including injunctive relief and specific performance, the Securities Administrator, by notice in writing to the Master Servicer may, and at the direction of the
Holders of Certificates representing at least 51% of the Voting Rights, shall, terminate with cause all the rights and obligations of the Master Servicer under this Agreement.

          Upon receipt by the Master Servicer of such written notice, all authority and power of the Master Servicer under this Agreement, shall pass to and be vested in any successor master servicer appointed hereunder which accepts such appointments. Upon written request from the Trustee or the Depositor, the
Master Servicer shall prepare, execute and deliver to the

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successor entity designated by the Trustee any and all documents and other instruments related to the performance of its duties hereunder as the Master
Servicer and place in such successor's possession all such documents with respect to the master servicing of the Mortgage Loans and do or cause to be done all other acts or things necessary or appropriate to effect the purposes of such notice of termination, at the Master Servicer's sole expense. The Master
Servicer shall cooperate with the Trustee and such successor master servicer in effecting the termination of the Master Servicer's responsibilities and rights hereunder, including without limitation, the transfer to such successor master servicer for administration by it of all cash amounts which shall at the time be credited to the Distribution Account or are thereafter received with respect to the Mortgage Loans.

          Section 9.05 Waiver of Default. By a written notice, the Trustee may, with the consent of a Holders of Certificates evidencing at least 51% of the
Voting Rights waive any default by the Master Servicer in the performance of its obligations hereunder and its consequences. Upon any waiver of a past default, such default shall cease to exist, and any Master Servicer Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived.

          Section 9.06 Successor to the Master Servicer. Upon termination of the
Master Servicer's responsibilities and duties under this Agreement, the Trustee shall appoint a successor, which shall succeed to all rights and assume all of the responsibilities, duties and liabilities of the Master Servicer under this
Agreement, except liabilities incurred by the terminated Master Servicer (unless such terminated Master Servicer is the Trustee) for which the terminated Master
Servicer shall still be responsible. Any successor shall be a Fannie Mae and
Freddie Mac approved servicer in good standing and acceptable to the Depositor and the Rating Agencies. In connection with such appointment and assumption, the
Trustee may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as it and such successor shall agree; provided, however, that in no event shall the master servicing fee paid to such successor master servicer exceed the Securities Administrator and Master Servicer Fee paid to the Master Servicer hereunder. In the event that the Master Servicer's duties, responsibilities and liabilities under this Agreement are terminated, the Master Servicer shall continue to discharge its duties and responsibilities hereunder until the effective date of such termination with the same degree of diligence and prudence which it is obligated to exercise under this Agreement and shall take no action whatsoever that might impair or prejudice the rights of its successor. The termination of the Master Servicer shall not become effective until a successor shall be appointed pursuant hereto and shall in no event (i)
relieve the Master Servicer of responsibility for the representations and warranties made pursuant to Section 9.03(a) hereof and the remedies available to the Trustee under Section 9.03(b) hereof, it being understood and agreed that the provisions of Section 9.03 hereof shall be applicable to the Master Servicer notwithstanding any such sale, assignment, resignation or termination of the
Master Servicer or the termination of this Agreement; or (ii) affect the right of the Master Servicer to receive payment and/or reimbursement of any amounts accruing to it hereunder prior to the date of termination (or during any transition period in which the Master Servicer continues to perform its duties hereunder prior to the date the successor master servicer fully assumes its duties).

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          If no successor Master Servicer has accepted its appointment within 90 days of the time the Trustee receives the resignation of the Master Servicer, the Trustee shall become the successor Master Servicer in all respects under this Agreement until another successor Master Servicer is appointed, and shall have all the rights and powers and be subject to all the responsibilities, duties and liabilities, except liabilities incurred by the terminated Master
Servicer (unless such terminated Master Servicer is the Trustee) for which the terminated Master Servicer shall still be responsible, including the obligation to make P&I Advances; provided, however, that any failure to perform any duties or responsibilities caused by the Master Servicer's failure to provide information required by this Agreement shall not be considered a default by the
Trustee hereunder. In the Trustee's capacity as such successor Master Servicer, the Trustee shall have the same limitations on liability herein granted to the
Master Servicer. As compensation therefor, the Trustee shall be entitled to receive the compensation, reimbursement and indemnities otherwise payable to the
Master Servicer, including the fees and other amounts payable pursuant to
Section 9.07 hereof.

          Any successor master servicer appointed as provided herein, shall execute, acknowledge and deliver to the predecessor Master Servicer and to the
Trustee an instrument accepting such appointment, wherein the successor shall make the representations and warranties set forth in Section 9.03 hereof, and whereupon such successor shall become fully vested with all of the rights, powers, duties, responsibilities, obligations and liabilities of the Master
Servicer, with like effect as if originally named as a party to this Agreement.
Any termination or resignation of the Master Servicer or termination of this
Agreement shall not affect any claims that the Trustee may have against the
Master Servicer arising out of the Master Servicer's actions or failure to act prior to any such termination or resignation or in connection with the Trustee's assumption of such obligations, duties and responsibilities.

          Upon a successor's acceptance of appointment as such, the Master
Servicer shall notify by mail the Trustee of such appointment.

          Section 9.07 Compensation of the Master Servicer. As compensation for its activities under this Agreement, the Master Servicer shall be paid the
Securities Administrator and Master Servicer Fee.

          Section 9.08 Merger or Consolidation. Any Person into which the Master
Servicer may be merged or consolidated, or any Person resulting from any merger, conversion, other change in form or consolidation to which the Master Servicer shall be a party, or any Person succeeding to the business of the Master
Servicer, shall be the successor to the Master Servicer hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or resulting Person to the Master Servicer shall (i)
be a Person (or have an Affiliate) that is qualified and approved to service mortgage loans for Fannie Mae and FHLMC (provided further that a successor
Master Servicer that satisfies subclause (i) through an Affiliate agrees to service the Mortgage Loans in accordance with all applicable Fannie Mae and
FHLMC guidelines) and (ii) have a net worth of not less than $25,000,000. In connection with the succession to the Master Servicer under this Agreement by any Person (i) into which the Master Servicer may be merged or consolidated, or
(ii) which may be appointed as a successor to the Master Servicer, the Master
Servicer shall notify the Securities Administrator and the Depositor

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of such succession or appointment and shall furnish to the Securities
Administrator and the Depositor, all information reasonably necessary for the
Securities Administrator to accurately and timely report, pursuant to Section
8.12(g), the event under Item 6.02 of Form 8-K pursuant to the Exchange Act (if such reports under the Exchange Act are required to be filed under the Exchange
Act).

          Section 9.09 Resignation of the Master Servicer. Except as otherwise provided in Sections 9.08 and 9.10 hereof, the Master Servicer shall not resign from the obligations and duties hereby imposed on it unless the Master
Servicer's duties hereunder are no longer permissible under applicable law or are in material conflict by reason of applicable law with any other activities carried on by it and cannot be cured. Any such determination permitting the resignation of the Master Servicer shall be evidenced by an Opinion of Counsel that shall be independent to such effect delivered to the Trustee. No such resignation shall become effective until the Trustee shall have assumed, or a successor master servicer satisfactory to the Trustee and the Depositor shall have assumed, the Master Servicer's responsibilities and obligations under this
Agreement. Notice of such resignation shall be given promptly by the Master
Servicer and the Depositor to the Trustee.

          If at any time, Wells Fargo Bank, National Association, as Master
Servicer, resigns under this Section 9.09, or is removed as Master Servicer pursuant to Section 9.04, then at such time Wells Fargo Bank, National
Association, shall also resign (and shall be entitled to resign) as Securities
Administrator under this Agreement.

          Section 9.10 Assignment or Delegation of Duties by the Master
Servicer. Except as expressly provided herein, the Master Servicer shall not assign or transfer any of its rights, benefits or privileges hereunder to any other Person, or delegate to or subcontract with, or authorize or appoint any other Person to perform any of the duties, covenants or obligations to be performed by the Master Servicer; provided, however, that the Master Servicer shall have the right with the prior written consent of the Depositor (which shall not be unreasonably withheld or delayed), and upon delivery to the
Trustee, the Securities Administrator and the Depositor of a letter from each
Rating Agency to the effect that such action shall not result in a downgrade of the ratings assigned to any of the Certificates, to delegate or assign to or subcontract with or authorize or appoint any qualified Person to perform and carry out any duties, covenants or obligations to be performed and carried out by the Master Servicer hereunder, provided, further, that the Master Servicer complies with Section 3.02(e) as if the Master Servicer were a "Servicer"
pursuant to that Section. Notice of such permitted assignment shall be given promptly by the Master Servicer to the Depositor, the Securities Administrator
and the Trustee. If, pursuant to any provision hereof, the duties of the Master
Servicer are transferred to a successor master servicer, the entire compensation payable to the Master Servicer pursuant hereto shall thereafter be payable to such successor master servicer but in no event shall the fee payable to the successor master servicer exceed that payable to the predecessor master servicer.

          Section 9.11 Limitation on Liability of the Master Servicer. Neither
the Master Servicer, nor any of the directors, officers, employees or agents of the Master Servicer shall be under any liability to the Trustee, Securities
Administrator, the Servicer or the Certificateholders for any action taken or for refraining from the taking of any action in good faith pursuant to this
Agreement, or for errors in judgment; provided, however, that this provision shall not protect the

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Master Servicer or any such person against any liability that would otherwise be imposed by reason of willful malfeasance, bad faith or negligence in the performance of its duties or by reason of reckless disregard for its obligations and duties under this Agreement. The Master Servicer and any director, officer, employee or agent of the Master Servicer may rely in good faith on any document prima facie properly executed and submitted by any Person respecting any matters arising hereunder. The Master Servicer shall be under no obligation to appear in, prosecute or defend any legal action that is not incidental to its duties as
Master Servicer with respect to the Mortgage Loans under this Agreement and that in its opinion may involve it in any expenses or liability; provided, however, that the Master Servicer may in its sole discretion undertake any such action that it may deem necessary or desirable in respect to this Agreement and the rights and duties of the parties hereto and the interests of the
Certificateholders hereunder. In such event, the legal expenses and costs of such action and any liability resulting therefrom, shall be liabilities of the
Trust Fund, and the Master Servicer shall be entitled to be reimbursed therefor out of the Master Servicer Account in accordance with the provisions of Section
9.07 and Section 9.12.

          The Master Servicer shall not be liable for any acts or omissions of the Servicer except to the extent that damages or expenses are incurred as a result of such act or omissions and such damages and expenses would not have been incurred but for the negligence, willful malfeasance, bad faith or recklessness of the Master Servicer in supervising, monitoring and overseeing the obligations of the Servicer as required under this Agreement.

          Section 9.12 Indemnification; Third Party Claims. The Master Servicer
agrees to indemnify the Depositor, the Servicer, the Trustee, the Custodian, the
Securities Administrator and the Trust Fund, and hold them harmless against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, liability, fees and expenses that the
Depositor, the Servicer, the Trustee, the Custodian, the Securities
Administrator or the Trust Fund may sustain as a result of the Master Servicer's willful malfeasance, bad faith or negligence in the performance of its duties hereunder or by reason of its reckless disregard for its obligations and duties under this Agreement, including, without limitation, its obligations under
Sections 3.02(e), 3.22 and 3.23 notwithstanding any transfer to a successor master servicer or securities administrator, as the case may be. The Depositor,
Securities Administrator, the Servicer, the Custodian and the Trustee shall immediately notify the Master Servicer if a claim is made by a third party with respect to this Agreement or the Mortgage Loans which would entitle the
Depositor, the Servicer, the Trustee, the Securities Administrator, the
Custodian or the Trust Fund to indemnification under this Section 9.12, whereupon the Master Servicer shall assume the defense of any such claim and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim.

          The Master Servicer agrees to indemnify and hold harmless the Trustee from and against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, liability, fees and expenses (including reasonable attorneys' fees) that the Trustee may sustain as a result of such respective liability or obligations of the Master Servicer and in connection with the Trustee's assumption (not including the Trustee's performance, except to the extent that costs or liability of the Trustee are created or increased as a result of negligent or wrongful acts or omissions of the Master Servicer prior to its replacement

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as Master Servicer) of the Master Servicer's obligations, duties or responsibilities under such agreement.

          The Trust Fund will indemnify the Master Servicer and hold it harmless against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses that the Master Servicer, as applicable may incur or sustain in connection with, arising out of or related to this Agreement or the
Certificates, except to the extent that any such loss, liability or expense is related to (i) a material breach of the Master Servicer's representations and warranties in this Agreement or (ii) the Master Servicer's willful malfeasance, bad faith or negligence or by reason of its reckless disregard of its duties and obligations under any such agreement; provided that any such loss, liability or expense constitutes an "unanticipated expense incurred by the REMIC" within the meaning of Treasury Regulations Section 1.860G-1(b)(3)(ii). The Master Servicer
shall be entitled to reimbursement for any such indemnified amount from funds on deposit in the Distribution Account.

                                   ARTICLE X

                     CONCERNING THE SECURITIES ADMINISTRATOR

          Section 10.01 Duties of Securities Administrator. The Securities
Administrator shall undertake to perform such duties and only such duties as are specifically set forth in this Agreement.

          The Securities Administrator, upon receipt of all resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Securities Administrator that are specifically required to be furnished pursuant to any provision of this Agreement shall examine them to determine whether they are in the form required by this
Agreement; provided, however, that the Securities Administrator shall not be responsible for the accuracy or content of any such resolution, certificate, statement, opinion, report, document, order or other instrument. If any such instrument is found not to conform in any material respect to the requirements of this Agreement, the Securities Administrator shall notify the
Certificateholders of such non conforming instrument in the event the Securities
Administrator, after so requesting, does not receive a satisfactorily corrected instrument.

          No provision of this Agreement shall be construed to relieve the
Securities Administrator from liability for its own negligent action, its own negligent failure to act or its own willful misconduct; provided, however, that:

          (i) the duties and obligations of the Securities Administrator shall be determined solely by the express provisions of this Agreement, the
     Securities Administrator shall not be liable except for the performance of such duties and obligations as are specifically set forth in this
     Agreement, no implied covenants or obligations shall be read into this
     Agreement against the Securities Administrator and the Securities
     Administrator may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Securities Administrator and conforming to the requirements of this Agreement

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     which it believed in good faith to be genuine and to have been duly executed by the proper authorities respecting any matters arising hereunder;

          (ii) the Securities Administrator shall not be liable for an error of judgment made in good faith by a Responsible Officer or Responsible
     Officers of the Securities Administrator, unless it shall be conclusively determined by a court of competent jurisdiction, such determination no longer subject to appeal, that the Securities Administrator was negligent in ascertaining the pertinent facts;

          (iii) the Securities Administrator shall not be liable with respect to any action or inaction taken, suffered or omitted to be taken by it in good faith in accordance with the direction of the Holders of Certificates evidencing not less than 25% of the Voting Rights of Certificates relating to the time, method and place of conducting any proceeding for any remedy available to the Securities Administrator, or exercising or omitting to exercise any trust or power conferred upon the Securities Administrator under this Agreement; and

          (iv) the Securities Administrator shall not be accountable, shall have no liability and makes no representation as to any acts or omissions hereunder of the Master Servicer or the Trustee.

          Section 10.02 Certain Matters Affecting the Securities Administrator.
Except as otherwise provided in Section 10.01:

          (i) the Securities Administrator may request and conclusively rely upon and shall be fully protected in acting or refraining from acting upon any resolution, Officer's Certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties and the Securities Administrator shall have no responsibility to ascertain or confirm the genuineness of any signature of any such party or parties;

          (ii) the Securities Administrator may consult with counsel, financial advisers or accountants and the advice of any such counsel, financial advisers or accountants and any advice or Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance with such advice or Opinion of Counsel;

          (iii) the Securities Administrator shall not be liable for any action or inaction taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

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          (iv) the Securities Administrator shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing so to do by Holders of Certificates evidencing not less than 25%
     of the Voting Rights allocated to each Class of Certificates; provided, however, that if the payment within a reasonable time to the Securities
     Administrator of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the
     Securities Administrator, not reasonably assured to the Securities
     Administrator by the security afforded to it by the terms of this
     Agreement, the Securities Administrator may require reasonable indemnity against such expense or liability as a condition to so proceeding. Nothing in this clause (iv) shall derogate from the obligation of the Master
     Servicer to observe any applicable law prohibiting disclosure of information regarding the Mortgagors, provided that the Master Servicer shall have no liability for disclosure required by this Agreement;

          (v) the Securities Administrator may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys or a custodian and the Securities Administrator shall not be responsible for any misconduct or negligence on the part of any such agent, attorney or custodian appointed by the Securities
     Administrator with due care;

          (vi) the Securities Administrator shall not be required to risk or expend its own funds or otherwise incur any financial liability in the performance of any of its duties or in the exercise of any of its rights or powers hereunder if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not assured to it, and none of the provisions contained in this Agreement shall in any event require the Securities Administrator to perform, or be responsible for the manner of performance of, any of the obligations of the Master Servicer under this Agreement;

          (vii) the Securities Administrator shall be under no obligation to exercise any of the trusts, rights or powers vested in it by this Agreement or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Certificateholders, pursuant to the provisions of this Agreement, unless such
     Certificateholders shall have offered to the Securities Administrator reasonable security or indemnity satisfactory to the Securities
     Administrator against the costs, expenses and liabilities which may be incurred therein or thereby;

          (viii) the Securities Administrator shall have no obligation to appear in, prosecute or defend any legal action that is not incidental to its duties hereunder and which in its opinion may involve it in any expense or liability; provided, however, that the Securities Administrator may in its discretion undertake any such action that it may deem necessary or desirable in respect of this Agreement and the rights and duties of the parties hereto and the interests of the Trustee, the Securities
     Administrator and the

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     Certificateholders hereunder. In such event, the legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities of the Trust Fund, and the Securities Administrator
     shall be entitled to be reimbursed therefor out of the Distribution
     Account;

          (ix) the right of the Securities Administrator to perform any discretionary act enumerated in this Agreement shall not be construed as a duty, and the Securities Administrator shall not be answerable for other than its negligence, bad faith or willful misconduct in the performance of such act; and

          (x) the Securities Administrator shall not be required to give any bond or surety in respect of the execution of the Trust Fund created hereby or the powers granted hereunder.

          The Securities Administrator shall have no duty (A) to see to any recording, filing, or depositing of this Agreement or any agreement referred to herein or any financing statement or continuation statement evidencing a security interest, or to see to the maintenance of any such recording or filing or depositing or to any rerecording, refiling or redepositing thereof, (B) to see to the provision of any insurance or (C) to see to the payment or discharge of any tax, assessment, or other governmental charge or any lien or encumbrance of any kind owing with respect to, assessed or levied against, any part of the
Trust Fund other than from funds available in the Distribution Account.

          Section 10.03 Securities Administrator Not Liable for Certificates or
Mortgage Loans. The recitals contained herein and in the Certificates shall not be taken as the statements of the Securities Administrator, and the Securities
Administrator assumes no responsibility for their correctness. The Securities
Administrator makes no representations as to the validity or sufficiency of this
Agreement or of the Certificates or of any Mortgage Loan or related document other than with respect to the Securities Administrator's execution and authentication of the Certificates. The Securities Administrator shall not be accountable for the use or application by the Depositor or the Master Servicer of any funds paid to the Depositor or the Master Servicer in respect of the
Mortgage Loans or deposited in or withdrawn from the Distribution Account by the
Depositor or the Master Servicer.

          Section 10.04 Securities Administrator May Own Certificates. The
Securities Administrator in its individual or any other capacity may become the owner or pledgee of Certificates and may transact business with the parties hereto and their Affiliates with the same rights as it would have if it were not the Securities Administrator.

          Section 10.05 Securities Administrator's Fees and Expenses. The
Securities Administrator shall be entitled to the investment income earned on amounts in the Distribution Account. The Securities Administrator and any
director, officer, employee, agent or "control person" within the meaning of the
Securities Act of 1933, as amended, and the Securities Exchange of 1934, as amended ("Control Person"), of the Securities Administrator shall be indemnified by the Trust and held harmless against any loss, liability or expense (including

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reasonable attorney's fees) (i) incurred in connection with any claim or legal action relating to (a) this Agreement, (b) the Mortgage Loans or (c) the
Certificates, other than any loss, liability or expense incurred by reason of willful misfeasance, bad faith or negligence in the performance of any of the
Securities Administrator's duties hereunder, (ii) incurred in connection with the performance of any of the Securities Administrator's duties hereunder, other than any loss, liability or expense incurred by reason of willful misfeasance, bad faith or negligence in the performance of any of the Securities
Administrator's duties hereunder or (iii) incurred by reason of any action of the Securities Administrator taken at the direction of the Certificateholders, provided that any such loss, liability or expense constitutes an "unanticipated expense incurred by the REMIC" within the meaning of Treasury Regulations
Section 1.860G 1(b)(3)(ii). Such indemnity shall survive the termination of this
Agreement or the resignation or removal of the Securities Administrator hereunder. Without limiting the foregoing, and except for any such expense, disbursement or advance as may arise from the Securities Administrator's negligence, bad faith or willful misconduct, or which would not be an
"unanticipated expense" within the meaning of the second preceding sentence, the
Securities Administrator shall be reimbursed by the Trust for all reasonable expenses, disbursements and advances incurred or made by the Securities
Administrator in accordance with any of the provisions of this Agreement with respect to: (A) the reasonable compensation and the expenses and disbursements of its counsel not associated with the closing of the issuance of the
Certificates, (B) the reasonable compensation, expenses and disbursements of any accountant, engineer, appraiser or other agent that is not regularly employed by the Securities Administrator, to the extent that the Securities Administrator must engage such Persons to perform acts or services hereunder and (C) printing and engraving expenses in connection with preparing any Definitive Certificates.
The Trust shall fulfill its obligations under this paragraph from amounts on deposit from time to time in the Distribution Account. The Securities
Administrator shall be required to pay all expenses incurred by it in connection with its activities hereunder and shall not be entitled to reimbursement therefor except as provided in this Agreement.

          The Securities Administrator shall not be entitled to payment or reimbursement from the Unaffiliated Seller for any routine ongoing expenses incurred by Wells Fargo Bank, National Association, in its capacity as
Securities Administrator and/or Master Servicer in the ordinary course of its duties as Securities Administrator, Master Servicer, Registrar, or paying agent under this Agreement or for any other expenses, including indemnification payments, except as set forth herein.

          The Trustee executes the Certificates and the Securities Administrator authenticates the Certificates not in its individual capacity but solely as
Trustee and Securities Administrator, respectively, of the Trust Fund created by this Agreement, in the exercise of the powers and authority conferred and vested in it by this Agreement.

          Section 10.06 Eligibility Requirements for Securities Administrator.
The Securities Administrator hereunder shall at all times be a corporation or association organized and doing business under the laws the United States of
America or any state thereof, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at

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least $50,000,000, subject to supervision or examination by federal or state authority and with a credit rating of at least investment grade. If such corporation or association publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section 10.06 the combined capital and surplus of such corporation or association shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. In case at any time the Securities Administrator shall cease to be eligible in accordance with the provisions of this Section 10.06, the Securities
Administrator shall resign immediately in the manner and with the effect specified in Section 10.07 hereof. The entity serving as Securities
Administrator may have normal banking and trust relationships with the Depositor and its affiliates or the Trustee and its affiliates.

          Any successor Securities Administrator (i) may not be an originator, the Master Servicer, the Servicer, the Depositor or an affiliate of the
Depositor unless the Securities Administrator functions are operated through an institutional trust department of the Securities Administrator, (ii) must be authorized to exercise corporate trust powers under the laws of its jurisdiction of organization, and (iii) must be rated at least "A/F1" by Fitch, if Fitch is a
Rating Agency and rates such successor, or the equivalent rating by S&P or
Moody's. If no successor Securities Administrator shall have been appointed and shall have accepted appointment within 60 days after the Securities
Administrator ceases to be the Securities Administrator pursuant to Section
10.07, then the Trustee may (but shall not be obligated to) become the successor
Securities Administrator. The Depositor shall appoint a successor to the
Securities Administrator in accordance with Section 10.07. The Trustee shall notify the Rating Agencies of any change of Securities Administrator.

          Section 10.07 Resignation and Removal of Securities Administrator. The
Securities Administrator may at any time resign by giving written notice of resignation to the Depositor, the Swap Provider and the Trustee and each Rating
Agency not less than 60 days before the date specified in such notice when, subject to Section 10.08, such resignation is to take effect, and acceptance by a successor Securities Administrator in accordance with Section 10.08 meeting the qualifications set forth in Section 10.06. If no successor Securities
Administrator meeting such qualifications shall have been so appointed by the
Depositor and have accepted appointment within 30 days after the giving of such notice of resignation, the resigning Securities Administrator may petition any court of competent jurisdiction for the appointment of a successor Securities
Administrator.

          If at any time the Securities Administrator shall cease to be eligible in accordance with the provisions of Section 10.06 hereof and shall fail to resign after written request thereto by the Depositor, or if at any time the
Securities Administrator shall become incapable of acting, or shall be adjudged as bankrupt or insolvent, or a receiver of the Securities Administrator or of its property shall be appointed, or any public officer shall take charge or control of the Securities Administrator or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, or a tax is imposed with respect to the Trust Fund by any state in which the Securities Administrator or the Trust Fund is located and the imposition of such tax would be avoided by the appointment of a different Securities Administrator, then the Depositor may remove the Securities Administrator and appoint a successor Securities
Administrator by written instrument, in triplicate, one copy of which instrument shall be delivered to the Securities

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Administrator so removed, one copy of which shall be delivered to the Master
Servicer and one copy to the successor Securities Administrator.

          Any resignation or removal of the Securities Administrator and appointment of a successor Securities Administrator pursuant to any of the provisions of this Section 10.07 shall become effective upon acceptance by the successor Securities Administrator of appointment as provided in Section 10.08 hereof.

          Section 10.08 Successor Securities Administrator. Any successor
Securities Administrator (which may be the Trustee) appointed as provided in
Section 10.07 hereof shall execute, acknowledge and deliver to the Swap Provider and the Depositor and to its predecessor Securities Administrator and the
Trustee an instrument accepting such appointment hereunder and thereupon the resignation or removal of the predecessor Securities Administrator shall become effective and such successor Securities Administrator, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with the like effect as if originally named as Securities Administrator herein. The Depositor, the Trustee, the Master Servicer and the predecessor Securities Administrator shall execute and deliver such instruments and do such other things as may reasonably be required for more fully and certainly vesting and confirming in the successor
Securities Administrator all such rights, powers, duties, and obligations.

          No successor Securities Administrator shall accept appointment as provided in this Section 10.08 unless at the time of such acceptance such successor Securities Administrator shall be eligible under the provisions of
Section 10.06 hereof and its appointment shall not adversely affect the then current rating of the Certificates, as confirmed in writing by each Rating
Agency.

          Upon acceptance by a successor Securities Administrator of appointment as provided in this Section 10.08, the Depositor shall mail notice of the succession of such Securities Administrator hereunder to all Holders of
Certificates. If the Depositor fails to mail such notice within 10 days after acceptance by the successor Securities Administrator of appointment, the successor Securities Administrator shall cause such notice to be mailed at the expense of the Depositor.

          Section 10.09 Merger or Consolidation of Securities Administrator. Any
corporation or other entity into which the Securities Administrator may be merged or converted or with which it may be consolidated or any corporation or other entity resulting from any merger, conversion or consolidation to which the
Securities Administrator shall be a party, or any corporation or other entity succeeding to the business of the Securities Administrator, shall be the successor of the Securities Administrator hereunder, provided that such corporation or other entity shall be eligible under the provisions of Section
10.06 hereof, without the execution or filing of any paper or further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding. In connection with the succession to the Securities
Administrator under this Agreement by any Person (i) into which the Securities
Administrator may be merged or consolidated, or (ii) which may be appointed as a successor to the Securities Administrator, the Securities Administrator shall notify the Depositor of such succession or appointment and shall furnish to the
Depositor all information reasonably necessary for the Securities

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Administrator to accurately and timely report, pursuant to Section 8.12(g), the event under Item 6.02 of Form 8-K pursuant to the Exchange Act (if such reports under the Exchange Act are required to be filed under the Exchange Act).

          Section 10.10 Assignment or Delegation of Duties by the Securities
Administrator. Except as expressly provided herein, the Securities Administrator shall not assign or transfer any of its rights, benefits or privileges hereunder to any other Person, or delegate to or subcontract with, or authorize or appoint any other Person to perform any of the duties, covenants or obligations to be performed by the Securities Administrator; provided, however, that the
Securities Administrator shall have the right with the prior written consent of the Depositor (which shall not be unreasonably withheld or delayed) and upon delivery to the Trustee and the Depositor of a letter from each Rating Agency to the effect that such action shall not result in a downgrade of the ratings assigned to any of the Certificates, to delegate or assign to or subcontract with or authorize or appoint any qualified Person to perform and carry out any duties, covenants or obligations to be performed and carried out by the
Securities Administrator hereunder, provided, further, that the Securities
Administrator complies with Section 3.02(e) as if the Securities Administrator were a "Servicer" pursuant to that Section. Notice of such permitted assignment shall be given promptly by the Securities Administrator to the Depositor, the
Swap Provider and the Trustee. If, pursuant to any provision hereof, the duties of the Securities Administrator are transferred to a successor securities administrator, the entire compensation payable to the Securities Administrator pursuant hereto shall thereafter be payable to such successor securities administrator but in no event shall the fee payable to the successor Securities
Administrator exceed that payable to the predecessor Securities Administrator.

                                   ARTICLE XI
                                  TERMINATION

          Section 11.01 Termination upon Liquidation or Purchase of the Mortgage
Loans.

          Subject to Section 11.03, the obligations and responsibilities of the
Depositor, the Servicer, the Securities Administrator and the Trustee created hereby with respect to the Trust Fund shall terminate upon the earlier of (a)
the purchase, on or after the applicable Optional Termination Date, by the
Servicer, the Master Servicer or the Class X Certificateholders (subject to the restrictions set forth in the definition of "Optional Termination Date") of all
Mortgage Loans (and REO Properties) at the price equal to the sum of (i) 100% of the unpaid principal balance of each Mortgage Loan (other than in respect of REO
Property) plus accrued and unpaid interest thereon at the applicable Mortgage
Rate, (ii) the lesser of (x) the appraised value of any REO Property as determined by the higher of two appraisals completed by two independent appraisers selected by the party exercising the optimal termination at the expense of the party exercising the optimal termination plus, accrued and unpaid interest on each Mortgage Loan at the applicable Mortgage Rate and (y) the unpaid principal balance of each Mortgage Loan related to any REO Property, in each case plus accrued and unpaid interest thereon at the applicable Mortgage
Rate, (iii) all costs and expenses incurred by, or on behalf of, the Trust Fund, of which the Securities Administrator has actual knowledge, in connection with any violation by such Mortgage Loan of any predatory or abusive-lending law and
(iv) any Swap Termination Payment, other than a Defaulted Swap Termination
Payment, owed to the Swap

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Provider (the "Termination Price") and (b) the later of (i) the maturity or other liquidation of the last Mortgage Loan remaining in the Trust Fund and the disposition of all REO Property and (ii) the distribution to Certificateholders of all amounts required to be distributed to them pursuant to this Agreement. In no event shall the trusts created hereby continue beyond the expiration of 21 years from the death of the survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James's, living on the date hereof.

          Notwithstanding the foregoing, if Standard & Poor's has rated a class of debt securities ("NIM Securities") that are backed by the Class X
Certificates and Class P Certificates and that are outstanding on any date on which the Servicer intends to exercise its option to purchase the Mortgage
Loans, the Servicer will be permitted to exercise such option only if one of the following additional conditions is met: (i) after distribution of the
Termination Price to the Certificateholders (other than the Holders of the Class
X Certificates, Class P Certificates and Class R Certificates) to redeem the related Certificates, the remainder of the Termination Price (the "Remainder
Amount") is distributed to the Holders of the Class X Certificates and Class P
Certificates and is sufficient to pay the outstanding principal amount of and accrued and unpaid interest on the NIM Securities to the extent the NIM
Securities are then outstanding; or (ii) (A) at the same time that the Servicer remits the Termination Price to the Master Servicer, it also remits to the
Securities Administrator an additional amount which, in combination with the
Remainder Amount, is sufficient to pay the outstanding principal amount of and accrued and unpaid interest on the NIM Securities, to the extent the NIM
Securities are then outstanding, and (B) the Securities Administrator remits the
Remainder Amount to the Holders of the Class X Certificates and Class P
Certificates and remits that additional amount directly to the NIM Trustee (plus any outstanding fees and expenses due and owing to the NIM Trustee) under the indenture creating the NIM Securities.

          Section 11.02 Final Distribution on the Certificates.

          If on any Remittance Date, the Servicer determines that there are no
Outstanding Mortgage Loans and no other funds or assets in the Trust Fund other than the funds in the Collection Accounts, the Servicer shall direct the
Securities Administrator promptly to send a Notice of Final Distribution to each
Certificateholder and the Swap Provider. If the Servicer so elects to terminate, by the 25th day of the month preceding the month of the final distribution, the
Servicer shall notify the Depositor, the Securities Administrator and the
Trustee of the final Distribution Date the Servicer or the Class X
Certificateholder of the date the Servicer intends to terminate the Trust Fund and of the applicable repurchase price of the Mortgage Loans and REO Properties.

          A Notice of Final Distribution, specifying the Distribution Date on which Certificateholders may surrender their Certificates for payment of the final distribution and cancellation, shall be given promptly by the Securities
Administrator by letter to Certificateholders mailed not earlier than the 10th day and not later than the 15th day of the month of such final distribution. Any such Notice of Final Distribution shall specify (a) the Distribution Date upon which final distribution on the Certificates will be made upon presentation and surrender of Certificates at the office therein designated, (b) the amount of such final distribution, (c) the location of the office or agency at which such presentation and

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surrender must be made, and (d) that the Record Date otherwise applicable to such Distribution Date is not applicable, distributions being made only upon presentation and surrender of the Certificates at the office therein specified.
The Servicer will give such Notice of Final Distribution to each Rating Agency and the Swap Provider at the time such Notice of Final Distribution is given to
Certificateholders.

          In the event such Notice of Final Distribution is given, the Servicer shall cause all funds in its Collection Account to be remitted to the Master
Servicer for deposit in the Distribution Account on the Business Day prior to the applicable Distribution Date in an amount equal to the final distribution in respect of the Certificates. Upon such final deposit with respect to the Trust
Fund and the receipt by the Securities Administrator of a Request for Release
therefor, the Securities Administrator shall forward the Request for Release to the Custodian and the Custodian shall promptly release to the Servicer the
Custodial Files for the Mortgage Loans.

          Upon presentation and surrender of the Certificates, the Securities
Administrator shall cause to be distributed to the Certificateholders of each
Class (after reimbursement of all amounts due to the Servicer, the Depositor, the Swap Provider and the Trustee hereunder), in each case on the final
Distribution Date and in the order set forth in Section 4.02, in proportion to their respective Percentage Interests, with respect to Certificateholders of the same Class, up to an amount equal to (i) as to each Class of Regular
Certificates (except the Class X Certificates), the Certificate Balance thereof plus for each such Class and the Class X Certificates accrued interest thereon in the case of an interest-bearing Certificate and all other amounts to which such Classes are entitled pursuant to Section 4.02 and (ii) as to the Residual
Certificates, the amount, if any, which remains on deposit in the Distribution
Account (other than the amounts retained to meet claims) after application pursuant to clause (i) above.

          In the event that any affected Certificateholders shall not surrender
Certificates for cancellation within six months after the date specified in the above mentioned written notice, the Securities Administrator shall give a second written notice to the remaining Certificateholders to surrender their
Certificates for cancellation and receive the final distribution with respect thereto. If within six months after the second notice all the applicable
Certificates shall not have been surrendered for cancellation, the Securities
Administrator may take appropriate steps, or may appoint an agent to take appropriate steps, to contact the remaining Certificateholders concerning surrender of their Certificates, and the cost thereof shall be paid out of the funds and other assets which remain a part of the Trust Fund. If within one year after the second notice all Certificates shall not have been surrendered for cancellation, the Class R Certificateholders shall be entitled to all unclaimed funds and other assets of the Trust Fund which remain subject hereto.

          Section 11.03 Additional Termination Requirements.

          In the event the Servicer exercises its purchase option with respect to the Mortgage Loans as provided in Section 11.01, the Trust Fund shall be terminated in accordance with the following additional requirements, unless the
Securities Administrator has been supplied with an Opinion of Counsel, at the expense of the Servicer or the Class X Certificateholder, as

                                      182

applicable, to the effect that the failure to comply with the requirements of this Section 11.03 will not (i) result in the imposition of taxes on "prohibited transactions" on any REMIC created hereunder as defined in Section 860F of the
Code, or (ii) cause any REMIC created hereunder to fail to qualify as a REMIC at any time that any Certificates are outstanding:

          (a) The Securities Administrator on behalf of the Trustee shall sell all of the assets of the Trust Fund to the Servicer and, no later than the next
Distribution Date after such sale (and in no event more than 90 days after such sale), shall, in the order set forth in Section 4.02 and subject to the payment of all amounts payable under Section 4.02, distribute to the Certificateholders the proceeds of such sale in complete liquidation of each of the REMICs created hereunder; and

          (b) The Securities Administrator shall attach a statement to the final federal income tax return for each of the REMICs created hereunder stating that pursuant to Treasury regulations section 1.860F-1, the first day of the 90-day liquidation period for each such REMIC was the date on which the Securities
Administrator on behalf of the Trustee sold the assets of the Trust Fund to the
Servicer.

                                  ARTICLE XII

                            MISCELLANEOUS PROVISIONS

          Section 12.01 Amendment.

          This Agreement may be amended from time to time (x) by the Depositor, the Servicer, the Custodian, the Securities Administrator, the Master Servicer
and the Trustee (y) with the consent of the Unaffiliated Seller unless the
Securities Administrator and the Trustee receive an Opinion of Counsel (which
Opinion of Counsel shall not be an expense of the Securities Administrator, the
Master Servicer, the Trustee or the Trust) stating that the amendment will not adversely affect the Unaffiliated Seller, but (z) without the consent of any of the Certificateholders (i) to cure any ambiguity or mistake, (ii) to correct any defective provision herein or to supplement any provision herein which may be inconsistent with any other provision herein, (iii) to add to the duties of the
Depositor, the Master Servicer, the Securities Administrator or the Servicer,
(iv) to add any other provisions with respect to matters or questions arising hereunder or (v) to modify, alter, amend, add to or rescind any of the terms or provisions contained in this Agreement; provided, that any action pursuant to clauses (iv) or (v) above shall not, as evidenced by an Opinion of Counsel
(which Opinion of Counsel shall not be an expense of the Securities
Administrator, the Trustee, the Master Servicer or the Trust), adversely affect in any material respect the interests of any Certificateholder (it being understood that any Opinion of Counsel with respect to income tax matters will be limited to an opinion that such amendment will not cause the imposition of any federal income tax on any REMIC created hereunder or the Certificateholders or cause any REMIC created hereunder to fail to qualify as a REMIC at any time that any Certificates are outstanding); and provided, further, that any such action pursuant to clause (iv) or (v) above shall not be deemed to adversely affect in any material respect the interests of the Swap Provider, the Cap
Provider or the Certificateholders if the Person requesting the amendment obtains a letter from each Rating Agency stating that the amendment would not result in the downgrading or withdrawal of the respective ratings then

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assigned to the Certificates; it being understood and agreed that any such letter in and of itself will not represent a determination as to the materiality of any such amendment and will represent a determination only as to the credit issues affecting any such rating.

          In addition, this Agreement may also be amended from time to time (x)
by the Trustee, the Depositor, the Custodian, the Securities Administrator, the
Master Servicer and the Servicer and (y) with the consent of the Unaffiliated
Seller unless the Trustee and the Securities Administrator receive an Opinion of
Counsel (which Opinion of Counsel shall not be an expense of the Securities
Administrator, the Master Servicer, the Trustee or the Trust) stating that the amendment will not adversely affect the Unaffiliated Seller, but (z) without the consent of the Certificateholders, to modify, eliminate or add to any of its provisions to such extent as shall be necessary or helpful to (i) maintain the qualification of REMIC I, REMIC II, REMIC III, REMIC IV and REMIC V under the
Code, (ii) avoid or minimize the risk of the imposition of any tax on REMIC I,
REMIC II, REMIC III, REMIC IV or REMIC V pursuant to the Code that would be a claim at any time prior to the final redemption of the Certificates or (iii)
comply with any other requirements of the Code; provided, that the Trustee and the Securities Administrator has been provided an Opinion of Counsel, which opinion shall be an expense of the party requesting such opinion but in any case shall not be an expense of the Securities Administrator, the Master Servicer,
the Trustee or the Trust, to the effect that such action is necessary or helpful to, as applicable, (i) maintain such qualification, (ii) avoid or minimize the risk of the imposition of such a tax or (iii) comply with any such requirements of the Code.

          This Agreement may also be amended from time to time (x) by the
Depositor, the Servicer, the Master Servicer, the Custodian, the Securities
Administrator and the Trustee (y) with the consent of the Unaffiliated Seller unless the Securities Administrator receives an Opinion of Counsel (which
Opinion of Counsel shall not be an expense of the Securities Administrator, the
Master Servicer, the Trustee or the Trust) stating that the amendment will not adversely affect the Unaffiliated Seller, and (z), except as set forth in
Section 3.27, with the consent of the Holders of Certificates evidencing
Percentage Interests aggregating not less than 66-2/3% of each Class of
Certificates (based on the aggregate outstanding principal balance of such class at such time) affected thereby, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Holders of Certificates; provided, however, that no such amendment shall (i) reduce in any manner the amount of, or delay the timing of, payments required to be distributed on any Certificate without the consent of the Holder of such Certificate, (ii) adversely affect in any material respect the interests of the Holders of any Class of Certificates in a manner other than as described in (i), without the consent of the Holders of Certificates of such Class evidencing, as to such Class, Percentage Interests aggregating not less than 66-2/3%, or (iii) reduce the aforesaid percentages of
Certificates the Holders of which are required to consent to any such amendment, without the consent of the Holders of all such Certificates then outstanding.

          Notwithstanding any contrary provision of this Agreement, the Trustee shall not consent to any amendment to this Agreement unless it shall have first received an Opinion of Counsel, which opinion shall not be an expense of the
Securities Administrator, the Master Servicer, the Trustee or the Trust, to the
effect that such amendment will not cause the imposition of any federal income tax on any REMIC or the Certificateholders or cause any

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REMIC created hereunder to fail to qualify as a REMIC at any time that any
Certificates are outstanding.

          Notwithstanding the foregoing provisions of this Section 12.01, with respect to any amendment that significantly modifies the permitted activities of the Trustee, the Securities Administrator, the Master Servicer or the Servicer,
any Certificate beneficially owned by the Depositor, the Unaffiliated Seller or any of their respective Affiliates shall be deemed not to be outstanding (and shall not be considered when determining the percentage of Certificateholders consenting or when calculating the total number of Certificates entitled to consent) for purposes of determining if the requisite consents of
Certificateholders under this Section 12.01 have been obtained.

          Notwithstanding any contrary provision of this Agreement, the
Securities Administrator shall not consent to any amendment, modification or change to this Agreement without the prior written consent of the Swap Provider or the Cap Provider, as applicable, if such amendment, modification or change could reasonably be expected to have a material adverse effect on the rights or obligations of the Swap Provider or the Cap Provider, as applicable, under this
Agreement or under the Interest Rate Swap Agreement or the Interest Rate Cap
Agreement, as applicable. Unless notified by the Swap Provider or the Cap
Provider, as applicable, that the Swap Provider or the Cap Provider, as applicable, could reasonably be materially and adversely affected by such amendment, modification or change, for purposes of determining whether an amendment, modification or change could reasonably be expected to have a material adverse effect on the Swap Provider or the Cap Provider, as applicable, the Trustee and the Securities Administrator shall be entitled to rely on an
Opinion of Counsel (which Opinion of Counsel shall not be an expense of the
Securities Administrator or the Trustee) after giving notice of such amendment, modification or change to the Swap Provider. The Securities Administrator shall furnish to the Swap Provider and the Cap Provider a copy of each proposed amendment, modification or change to this Agreement at least ten Business Days prior to the execution thereof and a copy of each executed amendment, modification or change to this Agreement promptly upon execution thereof, along with copies of the letter from each Rating Agency stating that the amendment, modification or change would not result in the downgrading or withdrawal of the respective ratings then assigned to the Certificates.

          Promptly after the execution of any amendment to this Agreement requiring the consent of Certificateholders, the Securities Administrator shall furnish written notification of the substance or a copy of such amendment to the
Swap Provider, the Cap Provider, each Certificateholder and each Rating Agency.

          It shall not be necessary for the consent of Certificateholders under this Section 12.01 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof. The manner of obtaining such consents and of evidencing the authorization of the execution thereof by Certificateholders shall be subject to such reasonable regulations as the Trustee may prescribe.

          Nothing in this Agreement shall require the Securities Administrator, the Trustee or the Custodian to enter into an amendment without receiving an
Opinion of Counsel (which Opinion shall not be an expense of the Trustee, the
Custodian, the Securities Administrator, the

                                      185

Master Servicer or the Trust), satisfactory to the Trustee, the Securities
Administrator, the Master Servicer and the Custodian that (i) such amendment is permitted and is not prohibited by this Agreement and that all requirements for amending this Agreement have been complied with; and (ii) either (A) the amendment does not adversely affect in any material respect the interests of any
Certificateholder or (B) the conclusion set forth in the immediately preceding clause (A) is not required to be reached pursuant to this Section 12.01.

          Section 12.02 Recordation of Agreement; Counterparts.

          This Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Servicer at its expense, but only upon receipt of an
Opinion of Counsel to the effect that such recordation materially and beneficially affects the interests of the Certificateholders.

          For the purpose of facilitating the recordation of this Agreement as herein provided and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

          Section 12.03 Governing Law.

          THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY
THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND
TO BE PERFORMED IN THE STATE OF NEW YORK AND THE OBLIGATIONS, RIGHTS AND
REMEDIES OF THE PARTIES HERETO AND THE CERTIFICATEHOLDERS SHALL BE DETERMINED IN
ACCORDANCE WITH SUCH LAWS.

          Section 12.04 Intention of Parties.

          It is the express intent of the parties hereto that the conveyance (i)
of the Mortgage Loans by the Depositor and (ii) of the Trust Fund by the
Depositor to the Trustee each be, and be construed as, an absolute sale thereof.
It is, further, not the intention of the parties that such conveyances be deemed a pledge thereof. However, in the event that, notwithstanding the intent of the parties, such assets are held to be the property of the Depositor, as the case may be, or if for any other reason this Agreement is held or deemed to create a security interest in either such assets, then (i) this Agreement shall be deemed to be a security agreement within the meaning of the Uniform Commercial Code of the State of New York and (ii) the conveyances provided for in this Agreement shall be deemed to be an assignment and a grant by the Depositor to the Trustee, for the benefit of the Certificateholders, of a security interest in all of the assets transferred, whether now owned or hereafter acquired.

          The Depositor, for the benefit of the Certificateholders and the Swap
Provider, shall, to the extent consistent with this Agreement, take such actions as may be necessary to ensure that, if this Agreement were deemed to create a security interest in the Trust Fund, such security interest would be deemed to be a perfected security interest of first priority under

                                      186

applicable law and will be maintained as such throughout the term of the
Agreement. The Depositor shall arrange for filing any Uniform Commercial Code continuation statements in connection with any security interest granted or assigned to the Trustee for the benefit of the Certificateholders.

          Section 12.05 Notices.

          (a) The Securities Administrator shall use its best efforts to promptly provide notice to each Rating Agency with respect to each of the following of which it has actual knowledge:

          1.   Any material change or amendment to this Agreement;

          2.   The occurrence of any Event of Default that has not been cured;

          3.   The resignation or termination of the Servicer, the Securities
               Administrator, the Master Servicer or the Trustee and the
               appointment of any successor;

          4.   The repurchase or substitution of Mortgage Loans pursuant to
               Section 2.03; and

          5.   The final payment to Certificateholders.

          (b) In addition, the Securities Administrator shall promptly furnish to each Rating Agency copies of the following:

          1.   Each report to Certificateholders described in Section 4.03; and

          2.   Any notice of a purchase of a Mortgage Loan pursuant to Section
               2.02, 2.03 or 3.11.

All directions, demands, consents, notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered to (a) in the case of the Depositor or the Representative, Morgan Stanley ABS
Capital I Inc. or Morgan Stanley & Co. Incorporated, 1585 Broadway, 10th Floor,
New York, New York, 10036, Attention: Valerie Kay, with a copy to James Lee,
Esq., 1585 Broadway, 38th Floor, New York, New York 10036, (b) in the case of the Servicer, Saxon Mortgage Services, Inc. 4708 Mercantile Drive, Fort Worth,
Texas, 76137, Attention: David Dill, President, with a copy to Saxon Capital,
Inc., 4860 Cox Road, Suite 300, Glen Allen, Virginia 23060, Attention: General
Counsel, or such other address as may be hereafter furnished to the parties hereto in writing, (c) in the case of the Securities Administrator or Master
Servicer to the Corporate Trust Office or such other address as the Securities
Administrator or Master Servicer may hereafter furnish to the parties hereto,
(d) in the case of the Trustee and the Custodian to Deutsche Bank National Trust
Company, 1761 East St. Andrew Place, Santa Ana, California 92705-4934,
Attention: Trust Administration - IX0701, (e) in the case of the Unaffiliated
Seller, IXIS Real Estate Capital, Inc., 9 West 57th Street, New York, New York
10019, Attention: General Counsel, or such other address as the Unaffiliated
Seller may hereafter furnish to the parties hereto, (f) in the case of each of the Rating Agencies,

                                      187

the address specified therefor in the definition corresponding to the name of such Rating Agency, (g) in the case of any Originator, the address specified therefor in the applicable Mortgage Loan Purchase Agreement and (h) in the case of the Swap Provider, the address specified therefor in the Interest Rate Swap
Agreement. Notices to Certificateholders shall be deemed given when mailed, first class postage prepaid, to their respective addresses appearing in the
Certificate Register.

          Section 12.06 Severability of Provisions.

          If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this
Agreement or of the Certificates or the rights of the Holders thereof.

          Section 12.07 Assignment.

          Notwithstanding anything to the contrary contained herein, except as provided in Section 6.04, this Agreement may not be assigned by the Servicer without the prior written consent of the Trustee, the Securities Administrator and the Depositor; provided, however, that, subject to Section 3.27, the
Servicer may pledge or sell its interest in any reimbursements for P&I Advances or Servicing Advances hereunder.

          Section 12.08 Limitation on Rights of Certificateholders.

          The death or incapacity of any Certificateholder shall not operate to terminate this Agreement or the trust created hereby, nor entitle such
Certificateholder's legal representative or heirs to claim an accounting or to take any action or commence any proceeding in any court for a petition or winding up of the trust created hereby, or otherwise affect the rights, obligations and liabilities of the parties hereto or any of them.

          No Certificateholder shall have any right to vote (except as provided herein) or in any manner otherwise control the operation and management of the
Trust Fund, or the obligations of the parties hereto, nor shall anything herein set forth or contained in the terms of the Certificates be construed so as to constitute the Certificateholders from time to time as partners or members of an association; nor shall any Certificateholder be under any liability to any third party by reason of any action taken by the parties to this Agreement pursuant to any provision hereof.

          No Certificateholder shall have any right by virtue or by availing itself of any provisions of this Agreement to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Agreement, unless such Holder previously shall have given to the Trustee a written notice of an Event of Default and of the continuance thereof, as herein provided, and unless the Holders of Certificates evidencing not less than 25% of the Voting
Rights evidenced by the Certificates shall also have made written request to the
Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder and shall have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses,

                                      188

and liabilities to be incurred therein or thereby, and the Trustee, for 60 days after its receipt of such notice, request and offer of indemnity shall have neglected or refused to institute any such action, suit or proceeding; it being understood and intended, and being expressly covenanted by each
Certificateholder with every other Certificateholder and the Trustee, that no one or more Holders of Certificates shall have any right in any manner whatever by virtue or by availing itself or themselves of any provisions of this
Agreement to affect, disturb or prejudice the rights of the Holders of any other of the Certificates, or to obtain or seek to obtain priority over or preference to any other such Holder or to enforce any right under this Agreement, except in the manner herein provided and for the common benefit of all Certificateholders.
For the protection and enforcement of the provisions of this Section 12.08, each and every Certificateholder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

          Section 12.09 Inspection and Audit Rights.

          The Servicer agrees that, on reasonable prior notice, it will permit any representative of the Depositor, the Unaffiliated Seller, the Securities
Administrator, the Master Servicer or the Trustee during the Servicer's normal business hours, to examine all the books of account, records, reports and other papers of the Servicer relating to the Mortgage Loans, to make copies and extracts therefrom, to cause such books to be audited by independent certified public accountants selected by the party conducting the inspection and to discuss its affairs, finances and accounts relating to the Mortgage Loans with its officers, employees and independent public accountants (and by this provision the Servicer hereby authorizes said accountants to discuss with such representative such affairs, finances and accounts), all at such reasonable times and as often as may be reasonably requested. Any customary out-of-pocket expense of the Servicer incident to the exercise by the Depositor, the
Unaffiliated Seller, the Securities Administrator or the Trustee of any right under this Section 12.09 shall be borne by the Servicer.

          Section 12.10 Certificates Nonassessable and Fully Paid.

          It is the intention of the Depositor that Certificateholders shall not be personally liable for obligations of the Trust Fund, that the interests in the Trust Fund represented by the Certificates shall be nonassessable for any reason whatsoever, and that the Certificates, upon due authentication thereof by the Securities Administrator pursuant to this Agreement, are and shall be deemed fully paid.

          Section 12.11 [Reserved]

          Section 12.12 Third Party Beneficiary.

          The parties agree that each of the Swap Provider and the Cap Provider is intended and shall have all rights of a third-party beneficiary of this
Agreement. Notwithstanding anything to the contrary herein, any notices required to be provided to the Swap Provider or the Cap Provider under this Agreement shall no longer be required following the termination of the Swap Agreement or the Cap Agreement, as applicable.

                                      189

          Section 12.13 Waiver of Jury Trial.

          EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY, WAIVES (TO
THE EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY
OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT AND AGREES THAT ANY
SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.

          Section 12.14 Regulation AB Compliance; Intent of the Parties;
Reasonableness. The parties hereto acknowledge that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agree to comply with reasonable requests made by the Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with the Trust, the Master
Servicer, the Servicer, the Securities Administrator, the Trustee and the
Custodian shall cooperate fully with the Depositor to deliver to the Depositor
(including its assignees or designees), any and all statements, reports, certifications, records and any other information available to such party and reasonably necessary in the good faith determination of the parties hereto to permit the Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Master Servicer, the Servicer, the
Securities Administrator, the Trustee and the Custodian, as applicable, reasonably believed by the Depositor to be necessary in order to effect such compliance.

                                      190

          IN WITNESS WHEREOF, the Depositor, the Trustee, the Unaffiliated
Seller, the Servicer, the Securities Administrator, the Master Servicer and the
Custodian have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

                                        MORGAN STANLEY ABS CAPITAL I INC.,
                                        as Depositor

                                        By:
                                            ------------------------------------
                                        Name:
                                        Title:

                                        WELLS FARGO BANK, National Association,
                                        as Master Servicer and Securities
                                        Administrator

                                        By:
                                            ------------------------------------
                                        Name:
                                        Title:

                                        DEUTSCHE BANK NATIONAL TRUST COMPANY,
                                        solely as Trustee and not in its
                                        individual capacity, and as Custodian

                                        By:
                                            ------------------------------------
                                        Name:
                                        Title:

                                        By:
                                            ------------------------------------
                                        Name:
                                        Title:

                                        SAXON MORTGAGE SERVICES, INC.,
                                        as Servicer

                                        By:
                                            ------------------------------------
                                        Name:
                                        Title:

                                        IXIS REAL ESTATE CAPITAL INC.,
                                        as Unaffiliated Seller

                                        By:
                                            ------------------------------------
                                        Name:
                                        Title:

                                        By:
                                            ------------------------------------
                                        Name:
                                        Title:

                Signature Page to Pooling and Servicing Agreement

                                      191

                                   SCHEDULE I

                             MORTGAGE LOAN SCHEDULE

                       [ON FILE WITH DEWEY BALLANTINE LLP]

                                      I-A-1

                                   SCHEDULE IA

                                   [RESERVED]

                                      IA-1

                                   SCHEDULE IB

                        SCHEDULE OF SAXON SERVICED LOANS

                       [ON FILE WITH DEWEY BALLANTINE LLP]

                                      IB-1

                                   SCHEDULE II

                                   [Reserved]

                                      II-1

                                  SCHEDULE IIA

                                   [Reserved]

                                     II-A-1

                                  SCHEDULE III

                     IXIS REAL ESTATE CAPITAL TRUST 2007-HE1

                       MORTGAGE PASS-THROUGH CERTIFICATES,
                                 SERIES 2007-HE1

                     REPRESENTATIONS AND WARRANTIES OF SAXON

          (1) The Servicer is duly organized as a corporation and is validly existing and in good standing under the laws of the state of Texas and is licensed and qualified to transact any and all business contemplated by this Pooling and Servicing Agreement to be conducted by the Servicer in any state in which a Mortgaged Property securing a Mortgage Loan is located or is otherwise not required under applicable law to effect such qualification and, in any event, is in compliance with the doing business laws of any such State, to the extent necessary to ensure its ability to enforce each
     Mortgage Loan and to service the Mortgage Loans in accordance with the terms of this Pooling and Servicing Agreement;

          (2) The Servicer has the full power and authority to service each
     Mortgage Loan, and to execute, deliver and perform, and to enter into and consummate the transactions contemplated by this Pooling and Servicing
     Agreement and has duly authorized by all necessary action on the part of the Servicer the execution, delivery and performance of this Pooling and
     Servicing Agreement; and this Pooling and Servicing Agreement, assuming the due authorization, execution and delivery thereof by the other parties thereto, constitutes a legal, valid and binding obligation of the Servicer, enforceable against the Servicer in accordance with its terms, except to the extent that (a) the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors' rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought;

          (3) The execution and delivery of this Pooling and Servicing Agreement by the Servicer, the servicing of the Mortgage Loans by the Servicer hereunder, the consummation by the Servicer of any other of the transactions herein contemplated, and the fulfillment of or compliance with the terms hereof are in the ordinary course of business of the Servicer and will not (A) result in a breach of any term or provision of the organizational documents of the Servicer or (B) conflict with, result in a breach, violation or acceleration of, or result in a default under, the terms of any other material agreement or instrument to which the Servicer is a party or by which it may be bound, or any statute, order or regulation applicable to the Servicer of any court, regulatory body, administrative agency or governmental body having jurisdiction over the Servicer; and the
     Servicer is not a party to, bound by, or in breach or violation of any indenture or other agreement or instrument, or subject to or in violation of any statute, order or regulation of any court, regulatory body, administrative agency or governmental body having jurisdiction over it, which materially and adversely affects or, to the Servicer's

                                      III-1

     knowledge, would in the future materially and adversely affect, (x) the ability of the Servicer to perform its obligations under this Pooling and
     Servicing Agreement or (y) the business, operations, financial condition, properties or assets of the Servicer taken as a whole;

          (4) The Servicer is an approved seller/servicer for Fannie Mae or
     Freddie Mac;

          (5) No action, suit, proceeding or investigation is pending or, to the best of the Servicer's knowledge, threatened against the Servicer, before any court, administrative agency or other tribunal asserting the invalidity of this Pooling and Servicing Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Pooling and
     Servicing Agreement or which, either in any one instance or in the aggregate, may result in any material adverse change in business, operations, financial conditions, properties or assets of the Servicer, or in any material impairment of the right or ability of the Servicer to carry on its business substantially as now conducted, or in any material liability on the part of the Servicer, or which would draw into question the validity of this Pooling and Servicing Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Servicer contemplated herein, or which would be likely to impair materially the ability of the Servicer to perform under the terms of this
     Pooling and Servicing Agreement;

          (6) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Servicer of, or compliance by the Servicer with, this
     Pooling and Servicing Agreement or the consummation by the Servicer of the transactions contemplated by this Pooling and Servicing Agreement, except for such consents, approvals, authorizations or orders, if any, that have been obtained prior to the Closing Date;

          (7) The Servicer represents that its computer and other systems used in servicing the Mortgage Loans operate in a manner such that the Servicer can service the Mortgage Loans in accordance with the terms of this Pooling and Servicing Agreement; and

          (8) With respect to each Mortgage Loan, to the extent the Servicer serviced such Mortgage Loan and to the extent the Servicer provided monthly reports to the three credit repositories, the Servicer has fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulation, accurate and compete information (i.e., favorable and unfavorable) on its borrower credit files to Equifax, Experian, and Trans
     Union Credit Information Company (three of the national credit repositories), on a monthly basis.

                                      III-2

                                  SCHEDULE IIIA

                 FURTHER REPRESENTATIONS AND WARRANTIES OF SAXON

          (1) Mortgage Loan Schedule. With respect to each Mortgage Loan, as of the applicable Cut-off Date, each of (1) the last Due Date on which a payment was actually applied to the outstanding principal balance of each
     Mortgage Loan; (2) the Stated Principal Balance of each Mortgage Loan, after deduction of payments of principal due and collected on or before the applicable Cut-off Date; and (3) the Servicing Transfer Date for each
     Mortgage Loan, in each case, as listed on the Mortgage Loan Schedule, is true and correct;

          (2) Payments Current. Unless otherwise indicated on the related
     Mortgage Loan Schedule, with respect to each Mortgage Loan, no Scheduled
     Payment is 30 days or more Delinquent as of the Cut-off Date nor has any
     Payment been 30 days or more Delinquent at any time from and after the
     Servicing Transfer Date through the Cut-off Date;

          (3) Original Terms Unmodified. With respect to each Mortgage Loan, the terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified by or on behalf of the Servicer from and after the
     Servicing Transfer Date;

          (4) No Satisfaction of Mortgage. With respect to each Mortgage Loan, since the related Servicing Transfer Date and except for prepayments in full, the Mortgage has not been satisfied, cancelled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. From and after the Servicing Transfer Date, the Servicer has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage
     Loan to be in default, nor has the Servicer waived any default resulting from any action or inaction by the Mortgagor;

          (5) No Defaults. With respect to each Mortgage Loan, to the best knowledge of the Servicer, other than payments due but not yet 30 days
     Delinquent, there is no material default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note;

          (6) Escrow Payments/Interest Rate Adjustments. With respect to each
     Mortgage Loan, since the Servicing Transfer Date, the servicing and collection practices used by the Servicer with respect to such Mortgage
     Loan have been in all material respects in compliance with Accepted
     Servicing Practices, applicable laws and regulations, and have been in all material respects legal and proper. With respect to escrow deposits and
     Escrow Payments, if any, all such deposits and payments received by the
     Servicer are in the possession of, or under the control of, the Servicer and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All Escrow Payments have been collected in full

                                     III-A-1

     compliance with state and federal law and the provisions of the related
     Mortgage Note and Mortgage (to the extent not otherwise prohibited by law).
     From and after the Servicing Transfer Date, all Mortgage Rate adjustments
     (if any) have been made in strict compliance with state and federal law and the terms of the related Mortgage Note;

          (7) Other Insurance Policies. The improvements upon each Mortgaged
     Property are covered by a valid and existing hazard insurance policy with a generally acceptable carrier that provides for fire and extended coverage and coverage for such other hazards as are customary in the area where the
     Mortgaged Property is located; and

          (8) Servicemembers Civil Relief Act. With respect to each Mortgage
     Loan, from and after the Servicing Transfer Date, no Mortgagor has notified the Servicer, and the Servicer has no knowledge, of any relief requested and allowed to the Mortgagor under the Servicemembers Civil Relief Act or any similar state or local law.

                                     III-A-2

                                   SCHEDULE IV

(a)  Due Organization and Authority. The Unaffiliated Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of New York and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state wherein it owns or leases any material properties or where a
     Mortgaged Property is located, if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the
     Unaffiliated Seller, and in any event the Unaffiliated Seller is in compliance with the laws of any such state to the extent necessary; the
     Unaffiliated Seller has the full corporate power, authority and legal right to execute and deliver this Agreement and to perform its obligations hereunder; the execution, delivery and performance of this Agreement by the
     Unaffiliated Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized; this Agreement and all agreements contemplated hereby have been duly executed and delivered and constitute the valid, legal, binding and enforceable obligations of the
     Unaffiliated Seller, regardless of whether such enforcement is sought in a proceeding in equity or at law; and all requisite corporate action has been taken by the Unaffiliated Seller to make this Agreement and all agreements contemplated hereby valid and binding upon the Unaffiliated Seller in accordance with their terms;

(b)  No Conflicts. Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Unaffiliated Seller's charter or by-laws or any legal restriction or any agreement or instrument to which the Unaffiliated Seller is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, except such unfulfillment, non-compliance or default or acceleration does not in the aggregate have a material adverse effect on the operation, business, condition (business or otherwise) of the Unaffiliated Seller or result in the violation of any law, rule, regulation, order, judgment or decree to which the Unaffiliated
     Seller or its property is subject, except such violation does not in the aggregate have a material adverse effect on the operation, business, condition (business or otherwise) of the Unaffiliated Seller or result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument;

(c)  No Litigation Pending. There is no action, suit, proceeding or investigation pending nor, to the Unaffiliated Seller's knowledge, threatened against the Unaffiliated Seller, before any court, administrative agency or other tribunal asserting the invalidity of this
     Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Unaffiliated
     Seller, or in any material impairment of the right or ability of the
     Unaffiliated Seller to carry on its business substantially as now conducted, or which would draw into question the validity of this Agreement or of any action taken or to be taken in connection with the obligations of the Unaffiliated Seller contemplated herein, or

                                      IV-1

     which would be likely to impair materially the ability of the Unaffiliated
     Seller to perform under the terms of this Agreement; and

(d)  No Consent Required. No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body including HUD, the FHA or the VA is required for the execution, delivery and performance by the Unaffiliated Seller of or compliance by the
     Unaffiliated Seller with this Agreement or the consummation of the transactions contemplated by this Agreement, or if required, such approval has been obtained prior to the Closing Date.

                                      IV-2

                                    EXHIBIT A

Unless this Certificate is presented by an authorized representative of the
Depository Trust Company, a New York corporation ("DTC"), to Issuer or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY
TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON
IS WRONGFUL inasmuch as the registered owner hereof, Cede, has an interest herein.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS AN
INTEREST IN ONE OR MORE CLASSES OF "REGULAR INTERESTS" IN A "REAL ESTATE
MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN
SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE
"CODE") AND CERTAIN OTHER ASSETS.

EACH PURCHASER OR TRANSFEREE OF THIS CERTIFICATE THAT IS AN EMPLOYEE BENEFIT
PLAN OR ARRANGEMENT SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME
SECURITY ACT OF 1974, AS AMENDED ("ERISA"), SECTION 4975 OF THE CODE, OR ANY
FEDERAL, STATE OR LOCAL LAW MATERIALLY SIMILAR TO THE FOREGOING PROVISIONS OF
ERISA OR THE CODE, (EACH, A "PLAN"), OR THAT IS ACTING ON BEHALF OF A PLAN OR
USING THE ASSETS OF A PLAN TO ACQUIRE THIS CERTIFICATE, SHALL BE DEEMED TO
REPRESENT THAT (I) IT QUALIFIES AS AN ACCREDITED INVESTOR AS DEFINED IN RULE
501(A)(1) OF REGULATION D OF THE SECURITIES AND EXCHANGE COMMISSION UNDER THE
SECURITIES ACT OF 1933 AND, FOR SO LONG AS EITHER OF THE INTEREST RATE SWAP
AGREEMENT (AS DEFINED IN THE AGREEMENT) OR THE INTEREST RATE CAP AGREEMENT (AS
DEFINED IN THE AGREEMENT) IS IN EFFECT, (II) ITS ACQUISITION AND HOLDING OF AN
INTEREST IN THE SUPPLEMENTAL INTEREST TRUST (AS DEFINED IN THE AGREEMENT) WILL
BE ELIGIBLE FOR THE EXEMPTIVE RELIEF AVAILABLE UNDER EITHER AN INVESTOR-BASED
EXEMPTION (AS DEFINED IN THE AGREEMENT) OR THE STATUTORY EXEMPTION UNDER SECTION
408(b)(17) OF ERISA AND SECTION 4975(d)(20) OF THE CODE.

Certificate No.                     : [A-1-1/A-2-1/A-3-1/A-4-1//M-1-1/M-2-1/
                                      M-3-1/M-4-1/M-5-1/M-6-1/B-1-1/B-2-1/B-3-1]
Cut-off Date                        : January 1, 2007
First Distribution Date             : February 26, 2007
Initial Certificate Balance of this
Certificate ("Denomination")        :
Initial Certificate Balances of all
Certificates of this Class          :
CUSIP                               :
ISIN                                :

                                      A-1

                        MORGAN STANLEY ABS CAPITAL I INC.

                     IXIS REAL ESTATE CAPITAL TRUST 2007-HE1
               MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2007-HE1
                 [CLASS A-1] [CLASS A-2] [CLASS A-3] [CLASS A-4]
                   [CLASS M-1] [CLASS M-2] [CLASS M-3] [CLASS
                    M-4] [CLASS M-5] [CLASS M-6] [CLASS B-1]
                             [CLASS B-2] [CLASS B-3]

          evidencing a percentage interest in the distributions allocable to the
          Certificates of the above-referenced Class.

Principal in respect of this Certificate is distributable monthly as set forth herein. Accordingly, the Certificate Balance at any time may be less than the
Certificate Balance as set forth herein. This Certificate does not evidence an obligation of, or an interest in, and is not guaranteed by the Depositor, the
Unaffiliated Seller, the Securities Administrator, the Master Servicer, any
Originator, the Servicer or the Trustee referred to below or any of their respective affiliates. Neither this Certificate nor the Mortgage Loans are guaranteed or insured by any governmental agency or instrumentality.

This certifies that CEDE & CO. is the registered owner of the Percentage
Interest evidenced by this Certificate (obtained by dividing the denomination of this Certificate by the aggregate of the denominations of all Certificates of the Class to which this Certificate belongs) in certain monthly distributions pursuant to a Pooling and Servicing Agreement dated as of the Cut-off Date specified above (the "Agreement") among Morgan Stanley ABS Capital I Inc., as depositor (the "Depositor"), Saxon Mortgage Services, Inc., as servicer ("Saxon"
and the "Servicer"), IXIS Real Estate Capital Inc., as unaffiliated seller (the
"Unaffiliated Seller"), Deutsche Bank National Trust Company, as trustee and custodian (in each such capacity, respectively, the "Trustee" and the
"Custodian") and Wells Fargo Bank, National Association, as securities administrator and master servicer (in each such capacity, respectively, the
"Securities Administrator" and the "Master Servicer"). To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the
Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such
Holder is bound.

Reference is hereby made to the further provisions of this Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

This Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose unless manually authenticated by an authorized signatory of the Securities Administrator.

                                      * * *

                                      A-2

          IN WITNESS WHEREOF, the Securities Administrator has caused this
Certificate to be duly executed.

Dated:_____________

                                         WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                         not in its individual capacity,
                                         but solely as Securities Administrator

                                         By:
                                            ------------------------------------

Authenticated:

By:
   -----------------------------------
   Authorized Signatory of
   WELLS FARGO BANK, NATIONAL
   ASSOCIATION,
   not in its individual capacity,
   but solely as Certificate Registrar

                                      A-3

                        MORGAN STANLEY ABS CAPITAL I INC.
                     IXIS REAL ESTATE CAPITAL TRUST 2007-HE1
               MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2007-HE1

This Certificate is one of a duly authorized issue of Certificates designated as
IXIS Real Estate Capital Trust 2007-HE1 Mortgage Pass-Through Certificates,
Series 2007-HE1 (herein collectively called the "Certificates"), and representing a beneficial ownership interest in the Trust Fund created by the
Agreement.

The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the funds on deposit in the Distribution Account for payment hereunder and that the Securities Administrator is not liable to the
Certificateholders for any amount payable under this Certificate or the
Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced thereby, and the rights, duties and immunities of the Trustee and the Securities Administrator.

Pursuant to the terms of the Agreement, a distribution will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following (the "Distribution Date"), commencing on the first
Distribution Date specified on the face hereof, to the Person in whose name this
Certificate is registered at the close of business on the applicable Record Date in an amount equal to the product of the Percentage Interest evidenced by this
Certificate and the amount required to be distributed to Holders of Certificates of the Class to which this Certificate belongs on such Distribution Date pursuant to the Agreement. The Record Date applicable to each Distribution Date is the Business Day immediately preceding such Distribution Date; provided, however, that for any Definitive Certificates, the Record Date shall be the last
Business Day of the month next preceding the month of such Distribution Date.

Distributions on this Certificate shall be made by wire transfer of immediately available funds to the account of the Holder hereof at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have so notified the Securities Administrator in writing at least five Business Days prior to the related Record Date and such Certificateholder shall satisfy the conditions to receive such form of payment set forth in the Agreement, or, if not, by check mailed by first class mail to the address of such
Certificateholder appearing in the Certificate Register. The final distribution on each Certificate will be made in like manner, but only upon presentment and surrender of such Certificate at the offices designated by the Securities
Administrator for such purposes, or such other location specified in the notice to Certificateholders of such final distribution.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Trustee, the
Securities Administrator and the rights of the Certificateholders under the
Agreement at any time by the parties to the Agreement, with the consent of the
Holders of Certificates affected by such amendment evidencing the requisite
Percentage Interest, as provided in the Agreement. Any such consent by the
Holder of

                                      A-4

this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate
Register of the Securities Administrator upon surrender of this Certificate for registration of transfer at the offices designated by the Securities
Administrator for such purposes, accompanied by a written instrument of transfer in form satisfactory to the Securities Administrator and the Certificate
Registrar duly executed by the holder hereof or such holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same
Class in authorized denominations and evidencing the same aggregate Percentage
Interest in the Trust Fund will be issued to the designated transferee or transferees.

The Certificates are issuable only as registered Certificates without coupons in denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

No service charge will be made for any such registration of transfer or exchange, but the Securities Administrator may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Depositor, the Servicer, the Unaffiliated Seller, the Securities
Administrator, the Master Servicer and the Trustee and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and no such party shall be affected by any notice to the contrary.

On any Distribution Date on which the aggregate Stated Principal Balance of the
Mortgage Loans, as of the last day of the related Due Period, is less than or equal to 5% of the Maximum Pool Principal Balance, the Servicer and/or the Class
X Certificateholders will have the option to repurchase, in whole, from the
Trust Fund all remaining Mortgage Loans and all property acquired in respect of the Mortgage Loans at a purchase price determined as provided in the Agreement.
The obligations and responsibilities created by the Agreement will terminate as provided in Section 11.01 of the Agreement.

Any term used herein that is defined in the Agreement shall have the meaning assigned in the Agreement, and nothing herein shall be deemed inconsistent with that meaning.

                                      A-5

                                   ASSIGNMENT

          FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto _______________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
(Please print or typewrite name and address including postal zip code of assignee)

the Percentage Interest evidenced by the within Certificate and hereby authorizes the transfer of registration of such Percentage Interest to assignee on the Certificate Register of the Trust Fund.

I (We) further direct the Trustee to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address: _____________________________________________________.

Dated: __________

                                         ---------------------------------------
                                         Signature by or on behalf of assignor

                                      A-6

                            DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _____________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
for the account of______________________________________________________________
account number _______, or, if mailed by check, to _____________________________
Applicable statements should be mailed to ______________________________________
________________________________________________________________________________

This information is provided by ________________________________________________
the assignee named above, or ___________________________________________________
as its agent.

                                      A-7

                                    EXHIBIT B

IF THIS CERTIFICATE IS A PHYSICAL CERTIFICATE, NEITHER THIS CERTIFICATE NOR ANY
INTEREST HEREIN MAY BE TRANSFERRED UNLESS THE PROPOSED TRANSFEROR DELIVERS TO
THE SECURITIES ADMINISTRATOR A TRANSFEROR LETTER (THE "TRANSFEROR LETTER") IN
THE FORM OF EXHIBIT I TO THE AGREEMENT REFERRED TO HEREIN AND EITHER (I) THE
SECURITIES ADMINISTRATOR RECEIVES A RULE 144A LETTER (THE "144A LETTER") IN THE
FORM OF EXHIBIT J TO THE AGREEMENT REFERRED TO HEREIN OR (II) THE SECURITIES
ADMINISTRATOR RECEIVES AN OPINION OF COUNSEL, DELIVERED AT THE EXPENSE OF THE
TRANSFEROR, THAT SUCH TRANSFER MAY BE MADE WITHOUT REGISTRATION UNDER THE
SECURITIES ACT OF 1933, AS AMENDED.

IF THIS CERTIFICATE IS A BOOK-ENTRY CERTIFICATE, THE PROPOSED TRANSFEROR WILL BE
DEEMED TO HAVE MADE EACH OF THE CERTIFICATIONS SET FORTH IN THE TRANSFEROR
LETTER AND THE PROPOSED TRANSFEREE WILL BE DEEMED TO HAVE MADE EACH OF THE
CERTIFICATIONS SET FORTH IN THE RULE 144A LETTER, IN EACH CASE AS IF SUCH
CERTIFICATE WERE EVIDENCED BY A PHYSICAL CERTIFICATE

IF THIS CERTIFICATE IS A PHYSICAL CERTIFICATE, NEITHER THIS CERTIFICATE NOR ANY
INTEREST HEREIN MAY BE TRANSFERRED UNLESS THE TRANSFEREE DELIVERS TO THE
SECURITIES ADMINISTRATOR A REPRESENTATION LETTER TO THE EFFECT THAT EITHER (I)
SUCH TRANSFEREE IS NOT AN EMPLOYEE BENEFIT PLAN OR ARRANGEMENT SUBJECT TO TITLE
I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"),
SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR
ANY FEDERAL, STATE OR LOCAL LAW MATERIALLY SIMILAR TO THE FOREGOING PROVISIONS
OF ERISA OR THE CODE (EACH, A "PLAN"), AND IS NOT ACTING ON BEHALF OF ANY PLAN
OR USING THE ASSETS OF ANY PLAN TO ACQUIRE THIS CERTIFICATE, OR (II) SUCH
TRANSFEREE IS AN INSURANCE COMPANY AND IS PURCHASING THIS CERTIFICATE WITH FUNDS
CONTAINED IN AN "INSURANCE COMPANY GENERAL ACCOUNT" (AS SUCH TERM IS DEFINED IN
SECTION V(E) OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60 ("PTCE 95-60")) AND
THE CONDITIONS FOR EXEMPTIVE RELIEF UNDER SECTIONS I AND III OF PTCE 95-60 ARE
SATISFIED WITH RESPECT TO ITS PURCHASE AND HOLDING OF THIS CERTIFICATE. IF THIS
CERTIFICATE IS A BOOK-ENTRY CERTIFICATE, EACH TRANSFEREE WILL BE DEEMED TO HAVE
MADE THE FOREGOING REPRESENTATION.

                                      B-1

Unless this Certificate is presented by an authorized representative of the
Depository Trust Company, a New York corporation ("DTC"), to Issuer or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY
TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON
IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS AN
INTEREST IN ONE OR MORE CLASSES OF "REGULAR INTERESTS" IN A "REAL ESTATE
MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN
SECTIONS 860G AND 860D OF THE CODE AND CERTAIN OTHER ASSETS.

Certificate No.                     : B-4-1
Cut-off Date                        : January 1, 2007
First Distribution Date             : February 26, 2007
Initial Certificate Balance of this
Certificate ("Denomination")        :
Initial Certificate Balances of all
Certificates of this Class          : $
CUSIP
ISIN                                :

                                      B-2

                        MORGAN STANLEY ABS CAPITAL I INC.

                     IXIS REAL ESTATE CAPITAL TRUST 2007-HE1
               MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2007-HE1
                                    CLASS B-4

evidencing a percentage interest in the distributions allocable to the
Certificates of the above-referenced Class.

          Principal in respect of this Certificate is distributable monthly as set forth herein. Accordingly, the Certificate Balance at any time may be less than the Certificate Balance as set forth herein. This Certificate does not evidence an obligation of, or an interest in, and is not guaranteed by the
Depositor, the Unaffiliated Seller, any Originator, the Servicer, the Securities
Administrator, the Master Servicer or the Trustee referred to below or any of their respective affiliates. Neither this Certificate nor the Mortgage Loans are guaranteed or insured by any governmental agency or instrumentality.

          This certifies that CEDE & CO., is the registered owner of the
Percentage Interest evidenced by this Certificate (obtained by dividing the denomination of this Certificate by the aggregate of the denominations of all
Certificates of the Class to which this Certificate belongs) in certain monthly distributions pursuant to a Pooling and Servicing Agreement dated as of the
Cut-off Date specified above (the "Agreement") among Morgan Stanley ABS Capital
I Inc., as depositor (the "Depositor"), Saxon Mortgage Services, Inc., as a
servicer ("Saxon" and the "Servicer"), IXIS Real Estate Capital Inc., as
unaffiliated seller (the "Unaffiliated Seller"), Deutsche Bank National Trust
Company, as trustee and custodian (in each such capacity, respectively, the
"Trustee" and the "Custodian") and Wells Fargo Bank, National Association, as
securities administrator and master servicer (in each such capacity, respectively, the "Securities Administrator" and the "Master Servicer"). To the
extent not defined herein, the capitalized terms used herein shall have the meanings assigned to them in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which
Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

          Reference is hereby made to the further provisions of this Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

          This Certificate shall not be entitled to any benefit under the
Agreement or be valid for any purpose unless manually authenticated by an authorized signatory of the Securities Administrator.

                                      * * *

                                      B-3

          IN WITNESS WHEREOF, the Securities Administrator has caused this
Certificate to be duly executed.

          Dated: __________

                                         WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                         not in its individual capacity,
                                         but solely as Securities Administrator

                                         By:
                                            ------------------------------------

Authenticated:

By:
   -----------------------------------
   Authorized Signatory of
   WELLS FARGO BANK, NATIONAL
   ASSOCIATION,
   not in its individual capacity,
   but solely as Certificate Registrar

                                      B-4

                        MORGAN STANLEY ABS CAPITAL I INC.
                     IXIS REAL ESTATE CAPITAL TRUST 2007-HE1
               MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2007-HE1

          This Certificate is one of a duly authorized issue of Certificates designated as IXIS Real Estate Capital Trust 2007-HE1 Mortgage Pass-Through
Certificates, Series 2007-HE1 (herein collectively called the "Certificates"), and representing a beneficial ownership interest in the Trust Fund created by the Agreement.

          The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the funds on deposit in the Distribution Account for payment hereunder and that the Securities Administrator is not liable to the
Certificateholders for any amount payable under this Certificate or the
Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

          This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced thereby, and the rights, duties and immunities of the Trustee and the Securities Administrator.

          Pursuant to the terms of the Agreement, a distribution will be made on the 25th day of each month or, if such 25th day is not a Business Day, the
Business Day immediately following (the "Distribution Date"), commencing on the first Distribution Date specified on the face hereof, to the Person in whose name this Certificate is registered at the close of business on the applicable
Record Date in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to
Holders of Certificates of the Class to which this Certificate belongs on such
Distribution Date pursuant to the Agreement. The Record Date applicable to each
Distribution Date is the Business Day immediately preceding such Distribution
Date; provided, however, that for any Definitive Certificates, the Record Date shall be the last Business Day of the month next preceding the month of such
Distribution Date.

          Distributions on this Certificate shall be made by wire transfer of immediately available funds to the account of the Holder hereof at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have so notified the Securities Administrator in writing at least five
Business Days prior to the related Record Date and such Certificateholder shall satisfy the conditions to receive such form of payment set forth in the
Agreement, or, if not, by check mailed by first class mail to the address of such Certificateholder appearing in the Certificate Register. The final distribution on each Certificate will be made in like manner, but only upon presentment and surrender of such Certificate at the offices designated by the
Securities Administrator for such purposes, or such other location specified in the notice to Certificateholders of such final distribution.

          The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the
Securities Administrator and the rights of the Certificateholders under the
Agreement at any time by the parties to the Agreement, with the consent of the
Holders of Certificates affected by such amendment evidencing the

                                      B-5

requisite Percentage Interest, as provided in the Agreement. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

          As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the
Certificate Register of the Securities Administrator upon surrender of this
Certificate for registration of transfer at the offices designated by the
Securities Administrator for such purposes, accompanied by a written instrument of transfer in form satisfactory to the Securities Administrator and the
Certificate Registrar duly executed by the holder hereof or such holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations and evidencing the same aggregate
Percentage Interest in the Trust Fund will be issued to the designated transferee or transferees.

          The Certificates are issuable only as registered Certificates without coupons in denominations specified in the Agreement. As provided in the
Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest, as requested by the
Holder surrendering the same.

          No service charge will be made for any such registration of transfer or exchange, but the Securities Administrator may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

          The Depositor, the Servicer, the Unaffiliated Seller, the Securities
Administrator, the Master Servicer and the Trustee and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and no such party shall be affected by any notice to the contrary.

          On any Distribution Date on which the aggregate Stated Principal
Balance of the Mortgage Loans, as of the last day of the related Due Period, is less than or equal to 5% of the Maximum Pool Principal Balance, the Servicer
and/or the Class X Certificateholders will have the option to repurchase, in whole, from the Trust Fund all remaining Mortgage Loans and all property acquired in respect of the Mortgage Loans at a purchase price determined as provided in the Agreement. The obligations and responsibilities created by the
Agreement will terminate as provided in Section 11.01 of the Agreement.

          Any term used herein that is defined in the Agreement shall have the meaning assigned in the Agreement, and nothing herein shall be deemed inconsistent with that meaning.

                                      B-6

                                   ASSIGNMENT

          FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto _______________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
(Please print or typewrite name and address including postal zip code of assignee)

the Percentage Interest evidenced by the within Certificate and hereby authorizes the transfer of registration of such Percentage Interest to assignee on the Certificate Register of the Trust Fund.

          I (We) further direct the Securities Administrator to issue a new
Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

                                         Dated: __________

                                         Signature by or on behalf of assignor

                                      B-7

                            DISTRIBUTION INSTRUCTIONS

          The assignee should include the following for purposes of
distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _____________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
for the account of _____________________________________________________________
account number _______, or, if mailed by check, to _____________________________
Applicable statements should be mailed to_______________________________________
________________________________________________________________________________

This information is provided by ________________________________________________
the assignee named above, or ___________________________________________________
as its agent.

                                      B-8

                                    EXHIBIT C

NEITHER THIS CERTIFICATE NOR ANY INTEREST HEREIN MAY BE TRANSFERRED UNLESS THE
PROPOSED TRANSFEROR DELIVERS TO THE SECURITIES ADMINISTRATOR A TRANSFEROR LETTER
IN THE FORM OF EXHIBIT H TO THE AGREEMENT REFERRED TO HEREIN AND EITHER (I) THE
SECURITIES ADMINISTRATOR RECEIVES A RULE 144A LETTER IN THE FORM OF EXHIBIT I TO
THE AGREEMENT REFERRED TO HEREIN OR (II) THE SECURITIES ADMINISTRATOR RECEIVES
AN OPINION OF COUNSEL, DELIVERED AT THE EXPENSE OF THE TRANSFEROR, THAT SUCH
TRANSFER MAY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS
AMENDED.

EXCEPT AS PROVIDED IN THE AGREEMENT, NEITHER THIS CERTIFICATE NOR ANY INTEREST
HEREIN MAY BE TRANSFERRED UNLESS THE TRANSFEREE DELIVERS TO THE SECURITIES
ADMINISTRATOR A REPRESENTATION LETTER TO THE EFFECT THAT SUCH TRANSFEREE IS NOT
AN EMPLOYEE BENEFIT PLAN OR ARRANGEMENT SUBJECT TO TITLE I OF THE EMPLOYEE
RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), SECTION 4975 OF
THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR ANY FEDERAL,
STATE OR LOCAL LAW MATERIALLY SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR
THE CODE, (EACH, A "PLAN"), AND IS NOT ACTING ON BEHALF OF ANY PLAN OR USING THE
ASSETS OF ANY PLAN TO EFFECT SUCH TRANSFER. ANY PURPORTED TRANSFER OF THIS
CERTIFICATE IN VIOLATION OF THE TRANSFER RESTRICTIONS SET FORTH IN THE AGREEMENT
SHALL BE VOID AND OF NO EFFECT.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS AN
INTEREST IN ONE OR MORE CLASSES OF "REGULAR INTERESTS" IN A "REAL ESTATE
MORTGAGE INVESTMENT CONDUIT", AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN
SECTIONS 860G AND 860D OF THE CODE.

Certificate No.                     : P-1

Cut-off Date                        : January 1, 2007

First Distribution Date             : February 26, 2007

Initial Certificate Balance of this
Certificate ("Denomination")        : $100

Initial Certificate Balance of all
Certificates of this Class          : $100

CUSIP                               : N/A

                                      C-1

                        MORGAN STANLEY ABS CAPITAL I INC.
                     IXIS REAL ESTATE CAPITAL TRUST 2007-HE1
               MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2007-HE1

                                     CLASS P

          evidencing a percentage interest in the distributions allocable to the
          Certificates of the above-referenced Class.

Distributions in respect of this Certificate are distributable monthly as set forth herein. This Certificate does not evidence an obligation of, or an interest in, and is not guaranteed by the Depositor, the Unaffiliated Seller, the Securities Administrator, the Master Servicer, any Originator, the Servicer
or the Trustee referred to below or any of their respective affiliates. Neither this Certificate nor the Mortgage Loans are guaranteed or insured by any governmental agency or instrumentality.

This certifies that WELLS FARGO BANK, NATIONAL ASSOCIATION, AS INDENTURE TRUSTEE
is the registered owner of the Percentage Interest evidenced by this Certificate
(obtained by dividing the denomination of this Certificate by the aggregate of the denominations of all Certificates of the Class to which this Certificate belongs) in certain monthly distributions pursuant to a Pooling and Servicing
Agreement dated as of the Cut-off Date specified above (the "Agreement") among
Morgan Stanley ABS Capital I Inc., as depositor (the "Depositor"), Saxon
Mortgage Services, Inc., as the servicer ("Saxon" and the "Servicer"), IXIS Real
Estate Capital Inc., as unaffiliated seller (the "Unaffiliated Seller"),
Deutsche Bank National Trust Company, as trustee and custodian (in each such capacity, respectively, the "Trustee" and the "Custodian") and Wells Fargo Bank,
National Association, as securities administrator and master servicer (in each such capacity, respectively, the "Securities Administrator" and the "Master
Servicer"). To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

This Certificate does not have a Pass-Through Rate and will be entitled to distributions only to the extent set forth in the Agreement. In addition, any distribution of the proceeds of any remaining assets of the Trust will be made only upon presentment and surrender of this Certificate at the offices designated by the Securities Administrator for such purposes, or such other location specified in the notice to Certificateholders of such final distribution.

No transfer of a Certificate of this Class shall be made unless such disposition is exempt from the registration requirements of the Securities Act of 1933, as amended (the "1933 Act"), and any applicable state securities laws or is made in accordance with the 1933 Act and such laws. In the event of any such transfer, the Securities Administrator shall require the transferor to execute a transferor certificate (in substantially the form attached to the Agreement) and deliver either (i) a Rule 144A Letter, in either case substantially in the form attached to the Agreement, or (ii) a written Opinion of Counsel to the
Securities Administrator that such transfer may be made pursuant to an exemption, describing the applicable exemption and the basis therefor, from the

                                      C-2

1933 Act or is being made pursuant to the 1933 Act, which Opinion of Counsel shall be an expense of the transferor.

Except as provided in the Agreement, no transfer of a Certificate of this Class shall be made unless the Securities Administrator shall have received a representation letter from the transferee of this Certificate, acceptable to and in form and substance satisfactory to the Securities Administrator, to the effect that such transferee is not a Plan, and is not acting on behalf of any
Plan or using the assets of any Plan to effect such transfer. Any purported transfer of a Certificate of this Class in violation of the transfer restrictions set forth in the Agreement shall be void and of no effect.

Reference is hereby made to the further provisions of this Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

This Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose unless manually authenticated by an authorized signatory of the Securities Administrator.

                                      * * *

                                      C-3

          IN WITNESS WHEREOF, the Securities Administrator has caused this
Certificate to be duly executed. Dated: __________

                                        WELLS FARGO BANK, NATIONAL
                                        ASSOCIATION, not in its individual
                                        capacity, but solely as Securities
                                        Administrator

                                        By:
                                            ------------------------------------

Authenticated:

By:
    ------------------------------------
    Authorized Signatory of
    WELLS FARGO BANK, NATIONAL ASSOCIATION,
    not in its individual capacity,
    but solely as Certificate Registrar

                                      C-4

                        MORGAN STANLEY ABS CAPITAL I INC.
                     IXIS REAL ESTATE CAPITAL TRUST 2007-HE1
               MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2007-HE1

This Certificate is one of a duly authorized issue of Certificates designated as
IXIS Real Estate Capital Trust 2007-HE1 Mortgage Pass-Through Certificates,
Series 2007-HE1 (herein collectively called the "Certificates"), and representing a beneficial ownership interest in the Trust Fund created by the
Agreement.

The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the funds on deposit in the Distribution Account for payment hereunder and that the Securities Administrator is not liable to the
Certificateholders for any amount payable under this Certificate or the
Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced thereby, and the rights, duties and immunities of the Securities Administrator.

Pursuant to the terms of the Agreement, a distribution will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following (the "Distribution Date"), commencing on the first
Distribution Date specified on the face hereof, to the Person in whose name this
Certificate is registered at the close of business on the applicable Record Date in an amount equal to the product of the Percentage Interest evidenced by this
Certificate and the amount required to be distributed to Holders of Certificates of the Class to which this Certificate belongs on such Distribution Date pursuant to the Agreement. The Record Date applicable to each Distribution Date is the last Business Day of the month next preceding the month of such
Distribution Date.

Distributions on this Certificate shall be made by wire transfer of immediately available funds to the account of the Holder hereof at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have so notified the Securities Administrator in writing at least five Business Days prior to the related Record Date and such Certificateholder shall satisfy the conditions to receive such form of payment set forth in the Agreement, or, if not, by check mailed by first class mail to the address of such
Certificateholder appearing in the Certificate Register. The final distribution on each Certificate will be made in like manner, but only upon presentment and surrender of such Certificate at the offices designated by the Securities
Administrator for such purposes or such other location specified in the notice to Certificateholders of such final distribution.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Trustee, the
Securities Administrator and the rights of the Certificateholders under the
Agreement at any time by the parties to the Agreement, with the consent of the
Holders of Certificates affected by such amendment evidencing the requisite
Percentage Interest, as provided in the Agreement. Any such consent by the
Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or

                                       C-5

in lieu hereof whether or not notation of such consent is made upon this
Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the
Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate
Register of the Securities Administrator upon surrender of this Certificate for registration of transfer at the offices designated by the Securities
Administrator for such purposes, accompanied by a written instrument of transfer in form satisfactory to the Securities Administrator and the Certificate
Registrar duly executed by the holder hereof or such holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same
Class in authorized denominations and evidencing the same aggregate Percentage
Interest in the Trust Fund will be issued to the designated transferee or transferees.

The Certificates are issuable only as registered Certificates without coupons in denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

No service charge will be made for any such registration of transfer or exchange, but the Securities Administrator may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Depositor, the Servicer, the Unaffiliated Seller, the Securities
Administrator, the Master Servicer and the Trustee and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and no such party shall be affected by any notice to the contrary.

On any Distribution Date on which the aggregate Stated Principal Balance of the
Mortgage Loans, as of the last day of the related Due Period, is less than or equal to 5% of the Maximum Pool Principal Balance, the Servicer and/or the Class
X Certificateholders will have the option to repurchase, in whole, from the
Trust Fund all remaining Mortgage Loans and all property acquired in respect of the Mortgage Loans at a purchase price determined as provided in the Agreement.
The obligations and responsibilities created by the Agreement will terminate as provided in Section 11.01 of the Agreement.

Any term used herein that is defined in the Agreement shall have the meaning assigned in the Agreement, and nothing herein shall be deemed inconsistent with that meaning.

                                      C-6

                                   ASSIGNMENT

          FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto _______________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
(Please print or typewrite name and address including postal zip code of assignee)

the Percentage Interest evidenced by the within Certificate and hereby authorizes the transfer of registration of such Percentage Interest to assignee on the Certificate Register of the Trust Fund.

I (We) further direct the Securities Administrator to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such
Certificate to the following address:

________________________________________________________________________________

Dated: __________

                                        ----------------------------------------
                                        Signature by or on behalf of assignor

                                      C-7

                            DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

          Distributions shall be made, by wire transfer or otherwise, in immediately available funds to ________________________________________________,
_______________________________________________________________________________,
for the account of ____________________________________________________________,
account number ________, or, if mailed by check, to ___________________________,
Applicable statements should be mailed to _____________________________________,
_______________________________________________________________________________.

          This information is provided by _____________________________________, the assignee named above, or __________________________________________________,
as its agent.

                                      C-8

                                    EXHIBIT D

SOLELY FOR FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS "RESIDUAL
INTERESTS" IN FIVE "REAL ESTATE MORTGAGE INVESTMENT CONDUITS" ("REMICs") AS
THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL
REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), ASSUMING COMPLIANCE WITH THE
REMIC PROVISIONS (SECTIONS 860A THROUGH 860G) OF THE CODE.

TRANSFER OF THIS CLASS R CERTIFICATE IS RESTRICTED AS SET FORTH IN THE POOLING
AND SERVICING AGREEMENT. NO TRANSFER OF THIS CLASS R CERTIFICATE MAY BE MADE TO
A "DISQUALIFIED ORGANIZATION" AS DEFINED IN SECTION 860E(5) OF THE CODE. SUCH
TERM INCLUDES THE UNITED STATES, ANY STATE OR POLITICAL SUBDIVISION THEREOF, ANY
FOREIGN GOVERNMENT, ANY INTERNATIONAL ORGANIZATION, ANY AGENCY OR
INSTRUMENTALITY OF ANY OF THE FOREGOING (OTHER THAN CERTAIN TAXABLE
INSTRUMENTALITIES), ANY COOPERATIVE ORGANIZATION FURNISHING ELECTRIC ENERGY OR
PROVIDING THEREOF SERVICE TO PERSONS IN RURAL AREAS, OR ANY ORGANIZATION (OTHER
THAN A FARMERS' COOPERATIVE) THAT IS EXEMPT FROM FEDERAL INCOME TAX UNLESS SUCH
ORGANIZATION IS SUBJECT TO THE TAX ON UNRELATED BUSINESS INCOME. NO TRANSFER OF
THIS CLASS R CERTIFICATE WILL BE REGISTERED BY THE TRUSTEE UNLESS THE PROPOSED
TRANSFEREE HAS DELIVERED AN AFFIDAVIT AFFIRMING, AMONG OTHER THINGS, THAT THE
PROPOSED TRANSFEREE IS NOT A DISQUALIFIED ORGANIZATION AND IS NOT ACQUIRING THE
CLASS R CERTIFICATE FOR THE ACCOUNT OF A DISQUALIFIED ORGANIZATION. A COPY OF
THE FORM OF AFFIDAVIT REQUIRED OF EACH PROPOSED TRANSFEREE IS ON FILE AND
AVAILABLE FROM THE TRUSTEE.

A TRANSFER IN VIOLATION OF THE APPLICABLE RESTRICTIONS MAY GIVE RISE TO A
SUBSTANTIAL TAX UPON THE TRANSFEROR OR, IN CERTAIN CASES, UPON AN AGENT ACTING
FOR THE TRANSFEREE. A PASS-THRU ENTITY THAT HOLDS THIS CLASS R CERTIFICATE AND
THAT HAS A DISQUALIFIED ORGANIZATION AS A RECORD OWNER IN ANY TAXABLE YEAR
GENERALLY WILL BE SUBJECT TO A TAX FOR EACH SUCH YEAR EQUAL TO THE PRODUCT OF
(A) THE AMOUNT OF EXCESS INCLUSIONS WITH RESPECT TO THE PORTION OF THIS
CERTIFICATE OWNED THROUGH SUCH PASS-THRU ENTITY BY SUCH DISQUALIFIED
ORGANIZATION AND (B) THE HIGHEST MARGINAL FEDERAL TAX RATE ON CORPORATIONS. FOR
PURPOSES OF THE PRECEDING SENTENCE, THE TERM "PASS-THRU" ENTITY INCLUDES
REGULATED INVESTMENT COMPANIES, REAL ESTATE INVESTMENT TRUSTS, COMMON TRUST
FUNDS, PARTNERSHIPS, TRUSTS, ESTATES, COOPERATIVES TO WHICH PART I OF SUBCHAPTER
T, CHAPTER 1 OF THE CODE APPLIES AND, EXCEPT AS PROVIDED IN REGULATIONS,
NOMINEES.

                                      D-1

EXCEPT AS PROVIDED IN THE AGREEMENT, NEITHER THIS CERTIFICATE NOR ANY INTEREST
HEREIN MAY BE TRANSFERRED UNLESS THE TRANSFEREE DELIVERS TO THE SECURITIES
ADMINISTRATOR A REPRESENTATION LETTER TO THE EFFECT THAT SUCH TRANSFEREE IS NOT
AN EMPLOYEE BENEFIT PLAN OR ARRANGEMENT SUBJECT TO TITLE I OF THE EMPLOYEE
RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), SECTION 4975 OF
CODE, OR ANY FEDERAL, STATE OR LOCAL LAW MATERIALLY SIMILAR TO THE FOREGOING
PROVISIONS OF ERISA OR THE CODE (EACH, A "PLAN"), AND IS NOT ACTING ON BEHALF OF
ANY PLAN OR USING THE ASSETS OF ANY PLAN TO EFFECT SUCH TRANSFER. ANY PURPORTED
TRANSFER OF THIS CERTIFICATE IN VIOLATION OF THE TRANSFER RESTRICTIONS SET FORTH
IN THE AGREEMENT SHALL BE VOID AND OF NO EFFECT.

Certificate No.              : R-1

Cut-off Date                 : January 1, 2007

First Distribution Date      : February 26, 2007

Percentage Interest of this
Certificate ("Denomination") : 100%

CUSIP                        : N/A

                                      D-2

                        MORGAN STANLEY ABS CAPITAL I INC.
                     IXIS REAL ESTATE CAPITAL TRUST 2007-HE1
               MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2007-HE1

                                     CLASS R

          evidencing a percentage interest in the distributions allocable to the
          Certificates of the above-referenced Class.

Distributions in respect of this Certificate are distributable monthly as set forth herein. This Class R Certificate has no Certificate Balance and is not
entitled to distributions in respect of principal or interest. This Certificate does not evidence an obligation of, or an interest in, and is not guaranteed by the Depositor, the Unaffiliated Seller, the Securities Administrator, the Master
Servicer, any Originator, the Servicer or the Trustee referred to below or any of their respective affiliates. Neither this Certificate nor the Mortgage Loans are guaranteed or insured by any governmental agency or instrumentality.

This certifies that IXIS REAL ESTATE CAPITAL INC. is the registered owner of the
Percentage Interest specified above of any monthly distributions due to the
Class R Certificates pursuant to a Pooling and Servicing Agreement dated as of the Cut-off Date specified above (the "Agreement") among Morgan Stanley ABS
Capital I Inc., as depositor (the "Depositor"), Saxon Mortgage Services, Inc., as the servicer ("Saxon" and the "Servicer"), IXIS Real Estate Capital Inc., as
unaffiliated seller (the "Unaffiliated Seller"), Deutsche Bank National Trust
Company, as trustee and custodian (in each such capacity, respectively, the
"Trustee" and the "Custodian") and Wells Fargo Bank, National Association, as
securities administrator and master servicer (in each such capacity, respectively, the "Securities Administrator" and the "Master Servicer"). To the
extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the
Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

Any distribution of the proceeds of any remaining assets of the Trust Fund will be made only upon presentment and surrender of this Class R Certificate at the offices designated by the Securities Administrator for such purposes or such other location specified in the notice to Certificateholders of such final distribution.

Except as provided in the Agreement, no transfer of a Class R Certificate shall be made unless the Securities Administrator shall have received a representation letter from the transferee of this Certificate, acceptable to and in form and substance satisfactory to the Securities Administrator, to the effect that such transferee is not a Plan, and is not acting on behalf of any Plan or using the assets of any Plan to effect such transfer. Any purported transfer of a Class R
Certificate in violation of the transfer restrictions set forth in the Agreement shall be void and of no effect.

Each Holder of this Class R Certificate shall be deemed by the acceptance or acquisition of an Ownership Interest in this Class R Certificate to have agreed to be bound by the following provisions, and the rights of each Person acquiring any Ownership Interest in this Class R Certificate are expressly subject to the following provisions: (i) each Person holding or

                                       D-3

acquiring any Ownership Interest in this Class R Certificate shall be a
Permitted Transferee and shall promptly notify the Securities Administrator of any change or impending change in its status as a Permitted Transferee, (ii) no
Ownership Interest in this Class R Certificate may be registered on the Closing
Date or thereafter transferred, and the Securities Administrator shall not register the Transfer of this Certificate unless, in addition to the certificates required to be delivered to the Securities Administrator under
Section 5.02(b) of the Agreement, the Securities Administrator shall have been furnished with a Transfer Affidavit of the initial owner or the proposed transferee in the form attached as Exhibit H to the Agreement, (iii) each Person holding or acquiring any Ownership Interest in this Class R Certificate shall agree (A) to obtain a Transfer Affidavit from any other Person to whom such
Person attempts to Transfer its Ownership Interest this Class R Certificate, (B)
to obtain a Transfer Affidavit from any Person for whom such Person is acting as nominee, trustee or agent in connection with any Transfer of this Class R
Certificate and (C) not to Transfer the Ownership Interest in this Class R
Certificate or to cause the Transfer of the Ownership Interest in this Class R
Certificate to any other Person if it has actual knowledge that such Person is a
Non-Permitted Transferee and (iv) any attempted or purported Transfer of the
Ownership Interest in this Class R Certificate in violation of the provisions herein shall be absolutely null and void and shall vest no rights in the purported Transferee.

Reference is hereby made to the further provisions of this Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

This Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose unless manually authenticated by an authorized signatory of the Securities Administrator.

                                       D-4

IN WITNESS WHEREOF, the Securities Administrator has caused this Certificate to be duly executed.

Dated: ________________

                                        WELLS FARGO BANK, NATIONAL
                                        ASSOCIATION, not in its individual
                                        capacity, but solely as Securities
                                        Administrator

                                        By:
                                            ------------------------------------

Authenticated:

By:
    ------------------------------------
    Authorized Signatory of
    WELLS FARGO BANK, NATIONAL ASSOCIATION,
    not in its individual capacity,
    but solely as Certificate Registrar

                                       D-5

                        MORGAN STANLEY ABS CAPITAL I INC.
                     IXIS REAL ESTATE CAPITAL TRUST 2007-HE1
               MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2007-HE1

This Certificate is one of a duly authorized issue of Certificates designated as
IXIS Real Estate Capital Trust 2007-HE1 Mortgage Pass-Through Certificates,
Series 2007-HE1 (herein collectively called the "Certificates"), and representing a beneficial ownership interest in the Trust Fund created by the
Agreement.

The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the funds on deposit in the Distribution Account for payment hereunder and that the Securities Administrator is not liable to the
Certificateholders for any amount payable under this Certificate or the
Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced thereby, and the rights, duties and immunities of the Securities Administrator.

Pursuant to the terms of the Agreement, a distribution will be made on the 25th day of each month or, if such day is not a Business Day, the Business Day immediately following (the "Distribution Date"), commencing on the first
Distribution Date specified on the face hereof, to the Person in whose name this
Certificate is registered at the close of business on the applicable Record Date in an amount equal to the product of the Percentage Interest evidenced by this
Certificate and the amount required to be distributed to Holders of Certificates of the Class to which this Certificate belongs on such Distribution Date pursuant to the Agreement. The Record Date applicable to each Distribution Date is the last Business Day of the month next preceding the month of such
Distribution Date.

Distributions on this Certificate shall be made by wire transfer of immediately available funds to the account of the Holder hereof at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have so notified the Securities Administrator in writing at least five Business Days prior to the related Record Date and such Certificateholder shall satisfy the conditions to receive such form of payment set forth in the Agreement, or, if not, by check mailed by first class mail to the address of such
Certificateholder appearing in the Certificate Register. The final distribution on each Certificate will be made in like manner, but only upon presentment and surrender of such Certificate at the offices designated by the Securities
Administrator for such purposes or such other location specified in the notice to Certificateholders of such final distribution.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Trustee, the
Securities Administrator and the rights of the Certificateholders under the
Agreement at any time by the parties to the Agreement, with the consent of the
Holders of Certificates affected by such amendment evidencing the requisite
Percentage Interest, as provided in the Agreement. Any such consent by the
Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or

                                       D-6

in lieu hereof whether or not notation of such consent is made upon this
Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the
Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate
Register of the Securities Administrator upon surrender of this Certificate for registration of transfer at the offices designated by the Securities
Administrator for such purposes, accompanied by a written instrument of transfer in form satisfactory to the Securities Administrator and the Certificate
Registrar duly executed by the holder hereof or such holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same
Class in authorized denominations and evidencing the same aggregate Percentage
Interest in the Trust Fund will be issued to the designated transferee or transferees.

The Certificates are issuable only as registered Certificates without coupons in denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

No service charge will be made for any such registration of transfer or exchange, but the Securities Administrator may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Depositor, the Servicer, the Securities Administrator, the Master Servicer,
the Unaffiliated Seller and the Trustee and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and no such party shall be affected by any notice to the contrary.

On any Distribution Date on which the aggregate Stated Principal Balance of the
Mortgage Loans, as of the last day of the related Due Period, is less than or equal to 5% of the Maximum Pool Principal Balance, the Servicer and/or the Class
X Certificateholder will have the option to repurchase, in whole, from the Trust
Fund all remaining Mortgage Loans and all property acquired in respect of the
Mortgage Loans at a purchase price determined as provided in the Agreement. The obligations and responsibilities created by the Agreement will terminate as provided in Section 11.01 of the Agreement.

Any term used herein that is defined in the Agreement shall have the meaning assigned in the Agreement, and nothing herein shall be deemed inconsistent with that meaning.

                                       D-7

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s)
unto ____________________________________________________
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
(Please print or typewrite name and address including postal zip code of assignee)

the Percentage Interest evidenced by the within Certificate and hereby authorizes the transfer of registration of such Percentage Interest to assignee on the Certificate Register of the Trust Fund.

I (We) further direct the Securities Administrator to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such
Certificate to the following address:

________________________________________________________________________________

     Dated: ____________

                                        ----------------------------------------
                                        Signature by or on behalf of assignor

                                       D-8

                            DISTRIBUTION INSTRUCTIONS

          The assignee should include the following for purposes of
distribution:

          Distributions shall be made, by wire transfer or otherwise, in immediately available funds to ________________________________________________,
_______________________________________________________________________________,
for the account of ____________________________________________________________,
account number _______, or, if mailed by check, to ____________________________,
Applicable statements should be mailed to _____________________________________,
_______________________________________________________________________________.

          This information is provided by _____________________________, the assignee named above, or __________________________________________________, as
its agent.

                                       D-9

                                    EXHIBIT E

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS AN
INTEREST IN ONE OR MORE CLASSES OF "REGULAR INTERESTS" IN A "REAL ESTATE
MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN
SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE
"CODE") AND CERTAIN OTHER ASSETS.

NEITHER THIS CERTIFICATE NOR ANY INTEREST HEREIN MAY BE TRANSFERRED UNLESS THE
PROPOSED TRANSFEROR DELIVERS TO THE SECURITIES ADMINISTRATOR A TRANSFEROR LETTER
IN THE FORM OF EXHIBIT I TO THE AGREEMENT REFERRED TO HEREIN AND EITHER (I) THE
SECURITIES ADMINISTRATOR RECEIVES A RULE 144A LETTER IN THE FORM OF EXHIBIT J TO
THE AGREEMENT REFERRED TO HEREIN OR (II) THE SECURITIES ADMINISTRATOR RECEIVES
AN OPINION OF COUNSEL, DELIVERED AT THE EXPENSE OF THE TRANSFEROR, THAT SUCH
TRANSFER MAY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS
AMENDED.

EXCEPT AS PROVIDED IN THE AGREEMENT, NEITHER THIS CERTIFICATE NOR ANY INTEREST
HEREIN MAY BE TRANSFERRED UNLESS THE TRANSFEREE DELIVERS TO THE SECURITIES
ADMINISTRATOR A REPRESENTATION LETTER TO THE EFFECT THAT SUCH TRANSFEREE IS NOT
AN EMPLOYEE BENEFIT PLAN OR ARRANGEMENT SUBJECT TO TITLE I OF THE EMPLOYEE
RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), SECTION 4975 OF
THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR ANY FEDERAL,
STATE OR LOCAL LAW MATERIALLY SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR
THE CODE (EACH, A "PLAN"), AND IS NOT ACTING ON BEHALF OF ANY PLAN OR USING THE
ASSETS OF ANY PLAN TO EFFECT SUCH TRANSFER. ANY PURPORTED TRANSFER OF THIS
CERTIFICATE IN VIOLATION OF THE TRANSFER RESTRICTIONS SET FORTH IN THE AGREEMENT
SHALL BE VOID AND OF NO EFFECT.

Certificate No.              : X-1

Cut-off Date                 : January 1, 2007

First Distribution Date      : February 26, 2007

Percentage Interest of this
Certificate ("Denomination") : 100%

CUSIP                        : N/A

                                       E-1

                        MORGAN STANLEY ABS CAPITAL I INC.

                     IXIS REAL ESTATE CAPITAL TRUST 2007-HE1
               MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2007-HE1

                                     CLASS X

          evidencing a percentage interest in the distributions allocable to the
          Certificates of the above-referenced Class.

Distributions in respect of this Certificate are distributable monthly as set forth herein. This Certificate does not evidence an obligation of, or an interest in, and is not guaranteed by the Depositor, the Unaffiliated Seller, the Securities Administrator, the Master Servicer, any Originator, the Servicer
or the Trustee referred to below or any of their respective affiliates. Neither this Certificate nor the Mortgage Loans are guaranteed or insured by any governmental agency or instrumentality.

This certifies that WELLS FARGO BANK, NATIONAL ASSOCIATION, AS INDENTURE TRUSTEE
is the registered owner of the Percentage Interest evidenced by this Certificate
(obtained by dividing the denomination of this Certificate by the aggregate of the denominations of all Certificates of the Class to which this Certificate belongs) in certain monthly distributions pursuant to a Pooling and Servicing
Agreement dated as of the Cut-off Date specified above (the "Agreement") among
Morgan Stanley ABS Capital I Inc., as depositor (the "Depositor"), Saxon
Mortgage Services, Inc., as the servicer ("Saxon" and the "Servicer"), IXIS Real
Estate Capital Inc., as unaffiliated seller (the "Unaffiliated Seller"),
Deutsche Bank National Trust Company, as trustee and custodian (in each such capacity, respectively, the "Trustee" and the "Custodian") and Wells Fargo Bank,
National Association, as securities administrator and master servicer (in each such capacity, respectively, the "Securities Administrator" and the "Master
Servicer"). To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

This Certificate does not have a Certificate Balance or a Pass-Through Rate and will be entitled to distributions only to the extent set forth in the Agreement.
In addition, any distribution of the proceeds of any remaining assets of the
Trust will be made only upon presentment and surrender of this Certificate at the offices designated by the Securities Administrator for such purposes, or such other location specified in the notice to Certificateholders of such final distribution.

No transfer of a Certificate of this Class shall be made unless such disposition is exempt from the registration requirements of the Securities Act of 1933, as amended (the "1933 Act"), and any applicable state securities laws or is made in accordance with the 1933 Act and such laws. In the event of any such transfer, the Securities Administrator shall require the transferor to execute a transferor certificate (in substantially the form attached to the Agreement) and deliver either (i) a Rule 144A Letter, in either case substantially in the form attached to the Agreement, or (ii) a written Opinion of Counsel to the
Securities Administrator that such transfer may be made pursuant to an exemption, describing the applicable exemption and the basis therefor, from the

                                       E-2

1933 Act or is being made pursuant to the 1933 Act, which Opinion of Counsel shall be an expense of the transferor.

Except as provided in the Agreement, no transfer of a Certificate of this Class shall be made unless the Securities Administrator shall have received a representation letter from the transferee of this Certificate, acceptable to and in form and substance satisfactory to the Securities Administrator, to the effect that such transferee is not a Plan, and is not acting on behalf of any
Plan or using the assets of any Plan to effect such transfer. Any purported transfer of a Certificate of this Class in violation of the transfer restrictions set forth in the Agreement shall be void and of no effect.

Reference is hereby made to the further provisions of this Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

This Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose unless manually authenticated by an authorized signatory of the Securities Administrator.

                                      * * *

                                       E-3

IN WITNESS WHEREOF, the Securities Administrator has caused this Certificate to be duly executed.

Dated: ___________

                                        WELLS FARGO BANK, NATIONAL
                                        ASSOCIATION, not in its individual
                                        capacity, but solely as Securities
                                        Administrator

                                        By:
                                            ------------------------------------

Authenticated:

By:
    -----------------------------------
    Authorized Signatory of
    WELLS FARGO BANK, NATIONAL ASSOCIATION,
    not in its individual capacity,
    but solely as Certificate Registrar

                                       E-4

                        MORGAN STANLEY ABS CAPITAL I INC.
                     IXIS REAL ESTATE CAPITAL TRUST 2007-HE1
               MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2007-HE1

This Certificate is one of a duly authorized issue of Certificates designated as
IXIS Real Estate Capital Trust 2007-HE1 Mortgage Pass-Through Certificates,
Series 2007-HE1 (herein collectively called the "Certificates"), and representing a beneficial ownership interest in the Trust Fund created by the
Agreement.

The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the funds on deposit in the Distribution Account for payment hereunder and that the Securities Administrator is not liable to the
Certificateholders for any amount payable under this Certificate or the
Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced thereby, and the rights, duties and immunities of the Securities Administrator.

Pursuant to the terms of the Agreement, a distribution will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following (the "Distribution Date"), commencing on the first
Distribution Date specified on the face hereof, to the Person in whose name this
Certificate is registered at the close of business on the applicable Record Date in an amount equal to the product of the Percentage Interest evidenced by this
Certificate and the amount required to be distributed to Holders of Certificates of the Class to which this Certificate belongs on such Distribution Date pursuant to the Agreement. The Record Date applicable to each Distribution Date is the last Business Day of the month next preceding the month of such
Distribution Date.

Distributions on this Certificate shall be made by wire transfer of immediately available funds to the account of the Holder hereof at a bank or other entity having appropriate facilities therefor, if such Certificateholder shall have so notified the Securities Administrator in writing at least five Business Days prior to the related Record Date and such Certificateholder shall satisfy the conditions to receive such form of payment set forth in the Agreement, or, if not, by check mailed by first class mail to the address of such
Certificateholder appearing in the Certificate Register. The final distribution on each Certificate will be made in like manner, but only upon presentment and surrender of such Certificate at the offices designated by the Securities
Administrator for such purposes or such other location specified in the notice to Certificateholders of such final distribution.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Trustee, the
Securities Administrator and the rights of the Certificateholders under the
Agreement at any time by the parties to the Agreement, with the consent of the
Holders of Certificates affected by such amendment evidencing the requisite
Percentage Interest, as provided in the Agreement. Any such consent by the
Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or

                                       E-5

in lieu hereof whether or not notation of such consent is made upon this
Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the
Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate
Register of the Securities Administrator upon surrender of this Certificate for registration of transfer at the offices designated by the Securities
Administrator for such purposes, accompanied by a written instrument of transfer in form satisfactory to the Securities Administrator and the Certificate
Registrar duly executed by the holder hereof or such holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same
Class in authorized denominations and evidencing the same aggregate Percentage
Interest in the Trust Fund will be issued to the designated transferee or transferees.

The Certificates are issuable only as registered Certificates without coupons in denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

No service charge will be made for any such registration of transfer or exchange, but the Securities Administrator may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Depositor, the Servicer, the Unaffiliated Seller, the Securities
Administrator, the Master Servicer and the Trustee and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and no such party shall be affected by any notice to the contrary.

On any Distribution Date on which the aggregate Stated Principal Balance of the
Mortgage Loans, as of the last day of the related Due Period, is less than or equal to 5% of the Maximum Pool Principal Balance, the Servicer and/or the Class
X Certificateholders will have the option to repurchase, in whole, from the
Trust Fund all remaining Mortgage Loans and all property acquired in respect of the Mortgage Loans at a purchase price determined as provided in the Agreement.
The obligations and responsibilities created by the Agreement will terminate as provided in Section 11.01 of the Agreement.

Any term used herein that is defined in the Agreement shall have the meaning assigned in the Agreement, and nothing herein shall be deemed inconsistent with that meaning.

                                       E-6

                                   ASSIGNMENT

          FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto _______________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
(Please print or typewrite name and address including postal zip code of assignee)

the Percentage Interest evidenced by the within Certificate and hereby authorizes the transfer of registration of such Percentage Interest to assignee on the Certificate Register of the Trust Fund.

          I (We) further direct the Securities Administrator to issue a new
Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:
_______________________________________________________________________________.

Dated: __________

                                        ----------------------------------------
                                          Signature by or on behalf of assignor

                                       E-7

                            DISTRIBUTION INSTRUCTIONS

          The assignee should include the following for purposes of
distribution:

          Distributions shall be made, by wire transfer or otherwise, in immediately available funds to ________________________________________________,
_______________________________________________________________________________,
for the account of ____________________________________________________________,
account number _______, or, if mailed by check, to ____________________________,
Applicable statements should be mailed to _____________________________________,
_______________________________________________________________________________.

This information is provided by _______________________________________________, the assignee named above, or __________________________________________________,
as its agent.

                                       E-8

                                    EXHIBIT F

                   FORM OF INITIAL CERTIFICATION OF CUSTODIAN

                                     [DATE]

Morgan Stanley ABS Capital I Inc.
1585 Broadway, 10th Floor
New York, New York  10036

Saxon Mortgage Services, Inc.
4708 Mercantile Drive,
Fort Worth, Texas  76137

IXIS Real Estate Capital Inc.
9 West 57th Street, 36th Floor
New York, New York  10019

Wells Fargo Bank, National Association
Sixth Street and Marquette Avenue
Minneapolis, Minnesota  55479

Deutsche Bank National Trust Company
1761 East St. Andrew Place
Santa Ana, California 92705-4934

     Re:  Pooling and Servicing Agreement, dated as of January 1, 2007 (the
          "Pooling and Servicing Agreement"), among IXIS Real Estate Capital
          Inc., as unaffiliated seller, Saxon Mortgage Services, Inc., as servicer, Wells Fargo Bank, National Association, as securities administrator and master servicer, and Deutsche Bank National Trust
          Company, as trustee and custodian of the IXIS Real Estate Capital
          Trust 2007-HE1

Ladies and Gentlemen:

          In accordance with Section 2.02 of the above-captioned Pooling and
Servicing Agreement, for each Mortgage Loan listed in the Mortgage Loan Schedule
(other than any Mortgage Loan listed in the attached schedule), it has received:

          (i) the original Mortgage Note, endorsed as provided in the following form: "Pay to the order of ________, without recourse"; and

          (ii) an executed assignment of the Mortgage (which may be included in a blanket assignment or assignments) except for the MERS Designated
     Mortgage Loans.

                                       F-1

          Based on its review and examination and only as to the foregoing documents, such documents appear regular on their face and related to such
Mortgage Loan.

          The Custodian has made no independent examination of any documents contained in each Mortgage File beyond the review specifically required in the
Pooling and Servicing Agreement. The Custodian makes no representations as to:
(i) the validity, legality, sufficiency, enforceability or genuineness of any of the documents contained in each Mortgage File of any of the Mortgage Loans identified on the Mortgage Loan Schedule, or (ii) the collectability, insurability, perfection, priority, effectiveness or suitability of any such
Mortgage Loan. Notwithstanding anything herein to the contrary, the Custodian has made no determination and makes no representations as to whether (i) any endorsement is sufficient to transfer all right, title and interest of the party so endorsing, as Noteholder or assignee thereof, in and to that Mortgage Note or
(ii) any assignment is in recordable form or sufficient to effect the assignment of and transfer to the assignee thereof, under the Mortgage to which the assignment relates.

          Capitalized words and phrases used herein shall have the respective meanings assigned to them in the Pooling and Servicing Agreement.

                                        DEUTSCHE BANK NATIONAL TRUST COMPANY,
                                           as Custodian

                                        By:
                                            ------------------------------------
                                        Name:
                                        Title:

                                       F-2

                                    EXHIBIT G

                    FORM OF FINAL CERTIFICATION OF CUSTODIAN

                                     [DATE]

Morgan Stanley ABS Capital I Inc.
1585 Broadway, 10th Floor
New York, New York  10036

Saxon Mortgage Services, Inc.
4708 Mercantile Drive,
Fort Worth, Texas  76137

IXIS Real Estate Capital Inc.
9 West 57th Street, 36th Floor
New York, New York  10019

Wells Fargo Bank, National Association
Sixth Street and Marquette Avenue
Minneapolis, Minnesota  55479

Deutsche Bank National Trust Company
1761 East St. Andrew Place
Santa Ana, California 92705-4934

----------

     Re:  Pooling and Servicing Agreement, dated as of January 1, 2007, among
          Morgan Stanley ABS Capital I Inc., as Depositor, Saxon Mortgage
          Services, Inc., as the Servicer, IXIS Real Estate Capital Inc., as
          Unaffiliated Seller, Deutsche Bank National Trust Company, as Trustee
          and Custodian and Wells Fargo Bank, National Association, as
          Securities Administrator and Master Servicer, IXIS Real Estate Capital
          Trust Series 2007-HE1

Ladies and Gentlemen:

In accordance with Section 2.02 of the above-captioned Pooling and Servicing
Agreement (the "Pooling and Servicing Agreement"), the undersigned, as
Custodian, hereby certifies that as to each Mortgage Loan listed in the Mortgage
Loan Schedule (other than any Mortgage Loan paid in full or listed on the attached Document Exception Report) it has received:

          (i) The original Mortgage Note, endorsed in the form provided in
     Section 2.01 of the Pooling and Servicing Agreement, with all intervening endorsements showing a complete chain of endorsement from the originator to the last endorsee.

          (ii) The original recorded Mortgage.

                                       G-1

          (iii) Except with respect to MERS Designated Mortgage Loans, a duly executed assignment of the Mortgage in the form provided in Section 2.01 of the Pooling and Servicing Agreement; or, if the Unaffiliated Seller has
     certified or the Custodian otherwise knows that the related Mortgage has not been returned from the applicable recording office, a copy of the assignment of the Mortgage (excluding information to be provided by the recording office).

          (iv) Except with respect to MERS Designated Mortgage Loans, the original or duplicate original recorded assignment or assignments of the
     Mortgage showing a complete chain of assignment from the originator to the last endorsee.

          (v) The original or duplicate lender's title policy and all riders thereto or, if such original is unavailable, any one of an original title binder, either an original title binder or an original or copy of the title commitment, and if copies then certified to be true and complete by the title company.

Based on its review and examination and only as to the foregoing documents, (a)
such documents appear regular on their face and related to such Mortgage Loan, and (b) the information set forth in items (1), (2) and (18) of the Mortgage
Loan Schedule and items (1), (9) and (17) of the Data Tape Information accurately reflects information set forth in the Custodial File.

The Custodian has made no independent examination of any documents contained in each Mortgage File beyond the review of the Custodial File specifically required in the Pooling and Servicing Agreement. The Custodian makes no representations as to: (i) the validity, legality, sufficiency, enforceability or genuineness of any of the documents contained in each Mortgage File of any of the Mortgage
Loans identified on the Mortgage Loan Schedule, or (ii) the collectability, insurability, perfection, priority, effectiveness or suitability of any such
Mortgage Loan. Notwithstanding anything herein to the contrary, the Custodian has made no determination and makes no representations as to whether (i) any endorsement is sufficient to transfer all right, title and interest of the party so endorsing, as Noteholder or assignee thereof, in and to that Mortgage Note or
(ii) any assignment is in recordable form or sufficient to effect the assignment of and transfer to the assignee thereof, under the Mortgage to which the assignment relates.

Capitalized words and phrases used herein shall have the respective meanings assigned to them in the Pooling and Servicing Agreement.

                                         DEUTSCHE BANK NATIONAL TRUST COMPANY,
                                            as Custodian,

                                         By:
                                             -----------------------------------
                                         Name:
                                               ---------------------------------
                                         Title:
                                                --------------------------------

                                       G-2

                                    EXHIBIT H

                           RESIDUAL TRANSFER AFFIDAVIT

                    IXIS REAL ESTATE CAPITAL TRUST 2007-HE1,
                       MORTGAGE PASS-THROUGH CERTIFICATES,
                                 SERIES 2007-HE1

STATE OF                     )
                             ) ss.:
COUNTY OF                    )

The undersigned, being first duly sworn, deposes and says as follows:

1. The undersigned is an officer of ___________________, the proposed Transferee of an Ownership Interest in a Class R Certificate (the "Certificate") issued pursuant to the Pooling and Servicing Agreement dated as of January 1, 2007 (the
"Agreement"), relating to the above-referenced Series, by and among Morgan
Stanley ABS Capital I Inc., as depositor (the "Depositor"), Saxon Mortgage
Services Inc., as the servicer ("Saxon" and the "Servicer"), IXIS Real Estate
Capital Inc., as unaffiliated seller (the "Unaffiliated Seller"), Deutsche Bank
National Trust Company, as trustee and custodian (in each such capacity, respectively, the "Trustee" and the "Custodian") and Wells Fargo Bank, National
Association, as securities administrator and master servicer (in each such capacity, respectively, the "Securities Administrator" and the "Master
Servicer"). Capitalized terms used, but not defined herein or in Exhibit 1 hereto, shall have the meanings ascribed to such terms in the Agreement. The
Transferee has authorized the undersigned to make this affidavit on behalf of the Transferee for the benefit of the Depositor and the Securities
Administrator.

2. The Transferee is not, as of the date hereof, and will not be, as of the date of the Transfer, a "disqualified organization" within the meaning of Section
860E(e)(5) of the Internal Revenue Code of 1986. The Transferee will endeavor to remain other than a disqualified organization for so long as it retains its
Ownership Interest in the Certificate.

3. The Transferee has historically paid its debts as they came due and will continue to pay its debts as they come due in the future.

4. The Transferee has no present knowledge or expectation that it will be unable to pay any United States taxes owed by it or become insolvent or subject to a bankruptcy proceeding for so long as the Certificate remains outstanding.

5. The Transferee has been advised of, and understands that as the holder of a noneconomic residual interest it may incur tax liabilities in excess of any cash flows generated by the interest. The Transferee intends to pay such taxes associated with holding the Certificate as they become due.

6. The Transferee will not cause income from the Certificate to be attributable to a foreign permanent establishment or fixed base (within the meaning of an applicable income tax treaty) of the Transferee or another U.S. taxpayer.

                                       H-1

(1)7. [A. Formula Test] The Transferee agrees that the present value of the anticipated tax liabilities associated with holding the Certificate does not exceed the sum of the present value of any consideration given to the Transferee to acquire the Certificate, the present value of the expected future distributions on the Certificate, and the present value of the anticipated tax savings associated with holding the interest as the REMIC generates losses. The
Transferee agrees that it complied with U.S. Treasury regulations section
1.860E-1(c)(8) in making such representation.

     The Transferee agrees that it is not a foreign permanent establishment or fixed base (within the meaning of an applicable income tax treaty) of the
Transferor or another U.S. taxpayer.

     [B. Asset Test] The Transferee, at the time of the transfer, and at the close of the Transferee's two fiscal years preceding the year of the transfer, had gross assets for financial reporting purposes in excess of $100 million and net assets in excess of $10 million (excluding any obligation of a person related to the Transferee within the meaning of U.S. Treasury regulations section 1.860E-1(c)(6)(ii) or any other asset if a principle purpose for holding or acquiring the other asset was to permit the Transferee to satisfy the above stated minimum asset requirements).

The Transferee is an "eligible corporation," as defined in U.S. Treasury regulations section 1.860E-1(c)(6)(i). The Transferee agrees, in connection with any subsequent transfer of its Ownership Interest in the Certificate, to transfer its Ownership Interest only to another "eligible corporation," as defined in U.S. Treasury regulations section 1.860E-1(c)(6)(i), and to honor the restrictions on subsequent transfers of the Certificate by transferring its
Ownership Interest only in a transaction that satisfies the requirements of U.S.
Treasury regulations section 1.860E-1(c)(4)(i), (ii) (iii) and U.S. Treasury regulations section 1.860E-1(c)(5).

The Transferee determined the consideration paid to it to acquire the
Certificate in good faith and based on reasonable market assumptions (including, but not limited to, borrowing and investment rates, prepayment and loss assumptions, expense and reinvestment assumptions, tax rates and other factors specific to the Transferee).

8. The Transferee is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in, or under the laws of, the
United States or any political subdivision thereof, or an estate or trust whose income from sources without the United States is includable in gross income for
United States federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States.

9. The Transferee's taxpayer identification number is ____________.

10. The Transferee is not a Plan and is not acting on behalf of any Plan, or using the assets of any Plan to effect the Transfer.

----------
(1)  Insert either section 7A or 7B.

                                       H-2

11. The Transferee has reviewed the provisions of Section 5.02(c) of the
Agreement and understands the legal consequences of the acquisition of an
Ownership Interest in the Certificate, including, without limitation, the restrictions on subsequent Transfers and the provisions regarding voiding the
Transfer and mandatory sales. The Transferee expressly agrees to be bound by and to abide by the provisions of Section 5.02(c) of the Agreement and the restrictions noted on the face of the Certificate. The Transferee understands and agrees that any breach of any of the representations included herein shall render the Transfer to the Transferee contemplated hereby null and void.

12. The Transferee consents to any additional restrictions or arrangements that shall be deemed necessary upon advice of counsel to constitute a reasonable arrangement to ensure that the Certificate will only be owned, directly or indirectly, by a Transferee that is not a disqualified organization.

13. The Transferee will not transfer its interest in the Certificate for the purpose of impeding the assessment or collection of any tax.

14. The Transferee will not transfer such Certificate unless (i) it has received from any subsequent transferee an affidavit in substantially the same form as this affidavit containing the same representations set forth herein, and (ii) as of the time of the transfer, it does not have actual knowledge that such affidavit is false. The Transferee will deliver such affidavit to the Securities
Administrator upon receipt.

                                      * * *

                                       H-3

IN WITNESS WHEREOF, the Transferee has caused this instrument to be executed on its behalf, pursuant to authority of its Board of Directors, by its duly authorized officer and its corporate seal to be hereunto affixed, duly attested, this __ day of ________, 20__.

                                         _______________________________________
                                         Print Name of Transferee

                                         By:
                                             -----------------------------------
                                         Name:
                                         Title:

[Corporate Seal]

ATTEST:

--------------------------------------
[Assistant] Secretary

Personally appeared before me the above-named __________, known or proved to me to be the same person who executed the foregoing instrument and to be the
___________ of the Transferee, and acknowledged that he executed the same as his free act and deed and the free act and deed of the Transferee.

Subscribed and sworn before me this __ day of ________, 20__.

                                         ---------------------------------------
                                         NOTARY PUBLIC

                                         My Commission expires the __ day
                                         of _________, 20__

                                       H-4

                                    EXHIBIT I

                         FORM OF TRANSFEROR CERTIFICATE

                                                                __________, 20__

Morgan Stanley ABS Capital I Inc.
1585 Broadway, 10th Floor
New York, New York  10036

Wells Fargo Bank, National Association
Sixth Street and Marquette Avenue
Minneapolis, Minnesota  55479

          Re:  IXIS Real Estate Capital Trust, Series 2007-HE1, Mortgage
               Pass-Through Certificates, Series 2007-HE1, Class ___

Ladies and Gentlemen:

In connection with our disposition of the above Certificates we certify that (a)
we understand that the Certificates have not been registered under the
Securities Act of 1933, as amended (the "Act"), and are being disposed by us in a transaction that is exempt from the registration requirements of the Act, (b)
we have not offered or sold any Certificates to, or solicited offers to buy any
Certificates from, any person, or otherwise approached or negotiated with any person with respect thereto, in a manner that would be deemed, or taken any other action which would result in, a violation of Section 5 of the Act and (c)
to the extent we are disposing of a Residual Certificate, we have no knowledge the Transferee is a Non-Permitted Transferee.

                                         Very truly yours,

                                         _______________________________________
                                         Print Name of Transferor

                                         By:
                                             -----------------------------------
                                                    Authorized Officer

                                       I-1

                                    EXHIBIT J

                            FORM OF RULE 144A LETTER

                                                              ____________, 20__

Morgan Stanley ABS Capital I Inc.
1585 Broadway, 10th Floor
New York, New York  10036

Wells Fargo Bank, National Association
Sixth Street and Marquette Avenue
Minneapolis, Minnesota  55479

          Re:  IXIS Real Estate Capital Trust, Series 2007-HE1, Mortgage
               Pass-Through Certificates, Series 2007-HE1, Class____

Ladies and Gentlemen:

In connection with our acquisition of the above Certificates we certify that (a)
we understand that the Certificates are not being registered under the
Securities Act of 1933, as amended (the "Act"), or any state securities laws and are being transferred to us in a transaction that is exempt from the registration requirements of the Act and any such laws, (b) we have such knowledge and experience in financial and business matters that we are capable of evaluating the merits and risks of investments in the Certificates, (c) we have had the opportunity to ask questions of and receive answers from the
Depositor concerning the purchase of the Certificates and all matters relating thereto or any additional information deemed necessary to our decision to purchase the Certificates, (d) either (i) we are not an employee benefit plan or arrangement that is subject to Title I of the Employee Retirement Income
Security Act of 1974, as amended ("ERISA"), Section 4975 of the Internal Revenue
Code of 1986, as amended (the "Code"), or any federal, state or local law materially similar to the foregoing provisions of ERISA or the Code (each, a
"Plan"), and we are not acting on behalf of any Plan or using the assets of any
Plan to effect our purchase of the Certificates or (ii) with respect to any
Certificates other than Class P, Class R and Class X Certificates, we are an insurance company and are purchasing the Certificates with funds contained in an
"insurance company general account" (as defined term is defined in Section V(e)
of Prohibited Transaction Class Exemption 95-60 ("PTCE 95-60")), and the
conditions for exemptive relief under Sections I and III of PTCE 95-60 are satisfied with respect to our purchase and holding of the Certificates, (e) we have not, nor has anyone acting on our behalf offered, transferred, pledged, sold or otherwise disposed of the Certificates, any interest in the Certificates or any other similar security to, or solicited any offer to buy or accept a transfer,

                                       J-1

pledge or other disposition of the Certificates, any interest in the
Certificates or any other similar security from, or otherwise approached or negotiated with respect to the Certificates, any interest in the Certificates or any other similar security with, any person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action, that would constitute a distribution of the Certificates under the Securities Act or that would render the disposition of the Certificates a violation of Section 5 of the Securities Act or require registration pursuant thereto, nor will act, nor has authorized or will authorize any person to act, in such manner with respect to the Certificates, and (f) we are a "qualified institutional buyer" as that term is defined in Rule 144A under the Securities
Act and have completed either of the forms of certification to that effect attached hereto as Annex 1 or Annex 2. We are aware that the sale to us is being made in reliance on Rule 144A. We are acquiring the Certificates for our own account or for resale pursuant to Rule 144A and further, understand that such
Certificates may be resold, pledged or transferred only (i) to a person reasonably believed to be a qualified institutional buyer that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that the resale, pledge or transfer is being made in reliance on Rule
144A, or (ii) pursuant to another exemption from registration under the
Securities Act.

          In connection with our purchase of the Certificates, we acknowledge and agree that (i) none of you nor any of your affiliates is acting as a fiduciary or financial or investment adviser for us; (ii) we are not relying
(for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of any of you or your affiliates with respect to the Certificates; (iii) none of you nor any of your affiliates has given to us (directly or indirectly through any other person) any assurance, guarantee or representation whatsoever as to the expected or projected success, profitability, return, performance, result, effect, consequence, or benefit (including legal, regulatory, tax, financial, accounting or otherwise) of our purchase of the Certificates; (iv) we have performed our own diligence to the extent we have deemed necessary and we have consulted with our own legal, regulatory, tax, business, investment, financial and accounting advisers to the extent that we have deemed necessary, and we have made our own investment decisions based upon our own judgment and upon any advice from such advisers as we have deemed necessary and appropriate and not upon any view expressed by any of you or your affiliates with respect to the Certificates; (v)
none of you nor any of your affiliates will be obligated to make payments on the
Certificates in the event that the assets of the trust is insufficient to provide for such payments; (vi) you and your affiliates may have positions and may effect transactions in any of the Series 2007-HE1 securities; and (vii) we are familiar with the Certificates and have reviewed and understand the related pooling and servicing agreement, the prospectus supplement and prospectus relating to Series 2007-HE1 and the other material transaction documents related thereto.

                                       J-2

                                                            ANNEX 1 TO EXHIBIT J

            QUALIFIED INSTITUTIONAL BUYER STATUS UNDER SEC RULE 144A

          [FOR TRANSFEREES OTHER THAN REGISTERED INVESTMENT COMPANIES]

The undersigned (the "Buyer") hereby certifies as follows to the parties listed in the Rule 144A Transferee Certificate to which this certification relates with respect to the Certificates described therein:

1. As indicated below, the undersigned is the President, Chief Financial
Officer, Senior Vice President or other executive officer of the Buyer.

2. In connection with purchases by the Buyer, the Buyer is a "qualified institutional buyer" as that term is defined in Rule 144A under the Securities
Act of 1933, as amended ("Rule 144A") because (i) the Buyer owned and/or invested on a discretionary basis $_________ in securities (except for the excluded securities referred to below) as of the end of the Buyer's most recent fiscal year (such amount being calculated in accordance with Rule 144A and (ii)
the Buyer satisfies the criteria in the category marked below.

          _____ Corporation, etc. The Buyer is a corporation (other than a bank, savings and loan association or similar institution),
                Massachusetts or similar business trust, partnership, or
                charitable organization described in Section 501(c)(3) of the
                Internal Revenue Code of 1986, as amended.

          _____ Bank. The Buyer (a) is a national bank or banking institution organized under the laws of any State, territory or the District of Columbia, the business of which is substantially confined to banking and is supervised by the State or territorial banking commission or similar official or is a foreign bank or
                equivalent institution, and (b) has an audited net worth of at least $25,000,000 as demonstrated in its latest annual financial statements, a copy of which is attached hereto.

          _____ Savings and Loan. The Buyer (a) is a savings and loan association, building and loan association, cooperative bank, homestead association or similar institution, which is
                supervised and examined by a State or Federal authority having supervision over any such institutions or is a foreign savings and loan association or equivalent institution and (b) has an audited net worth of at least $25,000,000 as demonstrated in its latest annual financial statements, a copy of which is attached hereto.

          _____ Broker-dealer. The Buyer is a dealer registered pursuant to
                Section 15 of the Securities Exchange Act of 1934.

                                       J-3

          _____ Insurance Company. The Buyer is an insurance company whose primary and predominant business activity is the writing of insurance or the reinsuring of risks underwritten by insurance companies and which is subject to supervision by the insurance commissioner or a similar official or agency of a State,
                territory or the District of Columbia.

          _____ State or Local Plan. The Buyer is a plan established and maintained by a State, its political subdivisions, or any agency or instrumentality of the State or its political subdivisions, for the benefit of its employees.

          _____ ERISA Plan. The Buyer is an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security
                Act of 1974.

          _____ Investment Advisor. The Buyer is an investment advisor registered under the Investment Advisors Act of 1940.

          _____ Small Business Investment Company. Buyer is a small business investment company licensed by the U.S. Small Business
                Administration under Section 301(c) or (d) of the Small Business
                Investment Act of 1958.

          _____ Business Development Company. Buyer is a business development company as defined in Section 202(a)(22) of the Investment
                Advisors Act of 1940.

3. The term "securities" as used herein does not include (i) securities of issuers that are affiliated with the Buyer, (ii) securities that are part of an unsold allotment to or subscription by the Buyer, if the Buyer is a dealer,
(iii) securities issued or guaranteed by the U.S. or any instrumentality thereof, (iv) bank deposit notes and certificates of deposit, (v) loan participations, (vi) repurchase agreements, (vii) securities owned but subject to a repurchase agreement and (viii) currency, interest rate and commodity swaps.

4. For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by the Buyer, the Buyer used the cost of such securities to the Buyer and did not include any of the securities referred to in the preceding paragraph, except (i) where the Buyer reports its securities holdings in its financial statements on the basis of their market value, and
(ii) no current information with respect to the cost of those securities has been published. If clause (ii) in the preceding sentence applies, the securities may be valued at market. Further, in determining such aggregate amount, the
Buyer may have included securities owned by subsidiaries of the Buyer, but only if such subsidiaries are consolidated with the Buyer in its financial statements prepared in accordance with generally accepted accounting principles and if the investments of such subsidiaries are managed under the Buyer's direction.
However, such securities were not included if the Buyer is a majority-owned, consolidated subsidiary of another enterprise and the Buyer is not itself a reporting company under the Securities Exchange Act of 1934, as amended.

                                       J-4

5. The Buyer acknowledges that it is familiar with Rule 144A and understands that the seller to it and other parties related to the Certificates are relying and will continue to rely on the statements made herein because one or more sales to the Buyer may be in reliance on Rule 144A.

6. Until the date of purchase of the Rule 144A Securities, the Buyer will notify each of the parties to which this certification is made of any changes in the information and conclusions herein. Until such notice is given, the Buyer's purchase of the Certificates will constitute a reaffirmation of this certification as of the date of such purchase. In addition, if the Buyer is a bank or savings and loan is provided above, the Buyer agrees that it will furnish to such parties updated annual financial statements promptly after they become available.

                                         _______________________________________
                                         Print Name of Transferee

                                         By:
                                             -----------------------------------
                                             Name:
                                             Title:

                                         Date: _________________________________

                                       J-5

                                                            ANNEX 2 TO EXHIBIT J

            QUALIFIED INSTITUTIONAL BUYER STATUS UNDER SEC RULE 144A

           [FOR TRANSFEREES THAT ARE REGISTERED INVESTMENT COMPANIES]

The undersigned (the "Buyer") hereby certifies as follows to the parties listed in the Rule 144A Transferee Certificate to which this certification relates with respect to the Certificates described therein:

1. As indicated below, the undersigned is the President, Chief Financial Officer or Senior Vice President of the Buyer or, if the Buyer is a "qualified institutional buyer" as that term is defined in Rule 144A under the Securities
Act of 1933, as amended ("Rule 144A") because Buyer is part of a Family of
Investment Companies (as defined below), is such an officer of the Adviser.

2. In connection with purchases by Buyer, the Buyer is a "qualified institutional buyer" as defined in SEC Rule 144A because (i) the Buyer is an investment company registered under the Investment Company Act of 1940, as amended and (ii) as marked below, the Buyer alone, or the Buyer's Family of
Investment Companies, owned at least $100,000,000 in securities (other than the excluded securities referred to below) as of the end of the Buyer's most recent fiscal year. For purposes of determining the amount of securities owned by the
Buyer or the Buyer's Family of Investment Companies, the cost of such securities was used, except (i) where the Buyer or the Buyer's Family of Investment
Companies reports its securities holdings in its financial statements on the basis of their market value, and (ii) no current information with respect to the cost of those securities has been published. If clause (ii) in the preceding sentence applies, the securities may be valued at market.

          _____ The Buyer owned $______ in securities (other than the excluded securities referred to below) as of the end of the Buyer's most recent fiscal year (such amount being calculated in accordance with Rule 144A).

          _____ The Buyer is part of a Family of Investment Companies which owned in the aggregate $ ________ in securities (other than the excluded securities referred to below) as of the end of the
                Buyer's most recent fiscal year (such amount being calculated in accordance with Rule 144A).

3. The term "Family of Investment Companies" as used herein means two or more registered investment companies (or series thereof) that have the same investment adviser or investment advisers that are affiliated (by virtue of being majority owned subsidiaries of the same parent or because one investment adviser is a majority owned subsidiary of the other).

4. The term "securities" as used herein does not include (i) securities of issuers that are affiliated with the Buyer or are part of the Buyer's Family of
Investment Companies, (ii) securities issued or guaranteed by the U.S. or any instrumentality thereof, (iii) bank deposit notes and certificates of deposit,
(iv) loan participations, (v) repurchase agreements, (vi) securities

                                       J-6

owned but subject to a repurchase agreement and (vii) currency, interest rate and commodity swaps.

5. The Buyer is familiar with Rule 144A and understands that the parties listed in the Rule 144A Transferee Certificate to which this certification relates are relying and will continue to rely on the statements made herein because one or more sales to the Buyer will be in reliance on Rule 144A. In addition, the Buyer will only purchase for the Buyer's own account.

6. Until the date of purchase of the Certificates, the undersigned will notify the parties listed in the Rule 144A Transferee Certificate to which this certification relates of any changes in the information and conclusions herein.
Until such notice is given, the Buyer's purchase of the Certificates will constitute a reaffirmation of this certification by the undersigned as of the date of such purchase.

                                         _______________________________________
                                         Print Name of Transferee

                                         By:
                                             -----------------------------------
                                             Name:
                                             Title:

                                         IF AN ADVISER:

                                         ---------------------------------------
                                                   Print Name of Buyer

                                         Date: _________________________________

                                       J-7

                                    EXHIBIT K

                           FORM OF REQUEST FOR RELEASE

     To:  Wells Fargo Bank, National Association
          Sixth Street and Marquette Avenue
          Minneapolis, Minnesota 55479

          Deutsche Bank National Trust Company
          1761 East St. Andrew Place
          Santa Ana, California 92705-4934

          Re:

In connection with the administration of the Mortgage Loans held by Deutsche
Bank National Trust Company as the Custodian on behalf of the
Certificateholders, we request the release, and acknowledge receipt, of the
(Custodial File/[specify documents]) for the Mortgage Loan described below, for the reason indicated.

Mortgagor's Name, Address & Zip Code:

Mortgage Loan Number:

Send Custodial File to:

Reason for Requesting Documents (check one)

     _____ 1. Mortgage Loan Paid in Full. (The undersigned hereby certifies that all amounts received in connection therewith have been credited to the applicable Collection Account as provided in the Pooling and
           Servicing Agreement.)

     _____ 2. Mortgage Loan Repurchase Pursuant to Subsection 2.03 of the
           Pooling and Servicing Agreement. (The undersigned hereby certifies that the repurchase price has been credited to the applicable
           Collection Account as provided in the Pooling and Servicing
           Agreement.)

     _____ 3. Mortgage Loan Liquidated By _________________. (The undersigned hereby certifies that all proceeds of foreclosure, insurance, condemnation or other liquidation have been finally received and credited to the applicable Collection Account pursuant to the Pooling and Servicing Agreement.)

     _____ 4. Mortgage Loan in Foreclosure.

     _____ 5. Other (explain).

                                       K-1

If box 1, 2 or 3 above is checked, and if all or part of the Custodial File was previously released to us, please release to us our previous request and receipt on file with you, as well as any additional documents in your possession relating to the specified Mortgage Loan.

If box 4 or 5 above is checked, upon our return of all of the above documents to you as the Custodian, please acknowledge your receipt by signing in the space indicated below, and returning this form if requested.

                                        [SERVICER]

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:
                                            Date:

                                      K-2

                                    EXHIBIT L

                      FORM OF SUBSEQUENT TRANSFER AGREEMENT

                     IXIS REAL ESTATE CAPITAL TRUST 2007-HE1

Pursuant to separate Mortgage Loan Purchase Agreements, First NLC Financial
Services LLC ("First NLC"), Master Financial, Inc.("Master Financial"), Lenders
Direct Capital Corp. ("Lenders Direct"), Rose Mortgage, Inc. ("Rose Mortgage"),
Funding America, LLC ("Funding America"), NC Capital Corporation ("NC Capital"),
Maxim Mortgage Corp. ("Maxim"), Sebring Capital Partners, LP ("Sebring"),
Accredited Home Lenders, Inc. ("Accredited"), First Horizon Home Loan
Corporation ("First Horizon"), Platinum Capital Group ("Platinum"), Lime
Financial Services, Ltd. ("Lime"), Mandalay Mortgage LLC ("Mandalay"), FlexPoint
Funding Corporation ("FlexPoint"), Quick Loan Funding Inc. ("Quick Loan"), First
Bank Mortgage, Inc ("First Bank") and The CIT Group/Consumer Finance Inc ("CIT")
(collectively, the "Originators") have agreed to sell to IXIS Real Estate
Capital Inc. (the "Unaffiliated Seller") certain mortgage loans (each, a
"Mortgage Loan"). These Mortgage Loans may in turn be sold by the Unaffiliated
Seller to Morgan Stanley ABS Capital I Inc. (the "Depositor") and then sold by the Depositor to the IXIS Real Estate Capital Trust 2007-HE1 (the "Trust Fund").
The Trust Fund was established pursuant to a Pooling and Servicing Agreement dated as of January 1, 2007 (the "Pooling and Servicing Agreement") among Morgan
Stanley ABS Capital I Inc., as depositor (the "Depositor"), Saxon Mortgage
Services, Inc., as the servicer ("Saxon" and the "Servicer"), IXIS Real Estate
Capital Inc., as unaffiliated seller (the "Unaffiliated Seller"), Deutsche Bank
National Trust Company, as trustee and custodian (in each such capacity, respectively, the "Trustee" and the "Custodian") and Wells Fargo Bank, National
Association, as securities administrator and master servicer (in each such capacity, respectively, the "Securities Administrator" and the "Master
Servicer"). The Pooling and Servicing Agreement permits a Pre-Funding feature, allowing for the acquisition by the Trust Fund of Subsequent Mortgage Loans during the Pre-Funding Period. Representations and warranties with respect to the Mortgage Loans have been made by the Originators pursuant to separate
Assignment and Recognition Agreements.

Capitalized terms used herein and not defined herein have their respective meanings as set forth in the Pooling and Servicing Agreement.

Conveyance of Subsequent Mortgage Loans.

The Unaffiliated Seller does hereby irrevocably sell, transfer, assign, set over and otherwise convey to the Depositor, without recourse (except as otherwise explicitly provided for herein) all of its right, title and interest in and to the Subsequent Mortgage Loans, exclusive of the obligations of the Unaffiliated
Seller or any other Person with respect to the Subsequent Mortgage Loans but including specifically, without limitation, the Mortgages, the Custodial Files and all other documents, materials and properties appurtenant thereto and the
Mortgage Notes, including all interest and principal collected by the
Unaffiliated Seller on or with respect to the Subsequent Mortgage Loans after the related Subsequent Cut-off Date, together with all of its right, title and interest in and to the proceeds received after such Subsequent Cut-off Date of any related insurance policies on behalf of the Depositor.

                                       L-1

The Depositor does hereby irrevocably sell, transfer, assign, set over and otherwise convey to the Trust Fund, without recourse (except as otherwise explicitly provided for herein) all of its right, title and interest in and to the Subsequent Mortgage Loans, exclusive of the obligations of the Depositor or any other Person with respect to the Subsequent Mortgage Loans but including specifically, without limitation, the Mortgages, the Custodial Files and all other documents, materials and properties appurtenant thereto and the Mortgage
Notes, including all interest and principal collected by the Depositor on or with respect to the Subsequent Mortgage Loans after the related Subsequent
Cut-off Date, together with all of its right, title and interest in and to the proceeds received after such Subsequent Cut-off Date of any related insurance policies on behalf of the Trust Fund.

The expenses and costs relating to the delivery of the Subsequent Mortgage Loans specified in this Subsequent Transfer Agreement and the Pooling and Servicing
Agreement shall be borne by the Unaffiliated Seller.

The Unaffiliated Seller hereby affirms the representation and warranty set forth in Sections 3.01(f), 3.01(h), 3.01(n), 3.01(o), 3.01(p) and 3.03 of the
Unaffiliated Seller's Agreement with respect to the Subsequent Mortgage Loans as of the date hereof. The Unaffiliated Seller hereby delivers notice and confirms that each of the conditions set forth in Section 2.01(c) of the Pooling and
Servicing Agreement are satisfied as of the date hereof.

Saxon hereby affirms the representations and warranties set forth in Schedule
IIIA to the Pooling and Servicing Agreement with respect to the Subsequent
Mortgage Loans as of the date hereof.

Additional terms of the sale are attached hereto as Attachment A.

To the extent permitted by applicable law, this Subsequent Transfer Agreement, or a memorandum thereof if permitted under applicable law, is subject to recordation in all appropriate public offices for real property records in all counties or other comparable jurisdictions in which any or all of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Servicer at the Unaffiliated Seller's expense, but only when accompanied by an opinion of counsel to the effect that such recordation materially and beneficially affects the interests of the Certificateholders or is necessary for the administration or servicing of the Mortgage Loans.

This Agreement shall be construed in accordance with the laws of the State of
New York and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws, without giving effect to the principles of conflicts of laws.

This Agreement may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same Agreement.

All terms and conditions of the Pooling and Servicing Agreement are hereby ratified, confirmed and incorporated herein; provided, that in the event of any conflict the provisions of this Subsequent Transfer Agreement shall control over the conflicting provisions of the Pooling and Servicing Agreement.

                  [Remainder of Page Intentionally Left Blank]

                                       L-2

                                        IXIS REAL ESTATE CAPITAL INC.,
                                             as Unaffiliated Seller

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                        MORGAN STANLEY ABS CAPITAL I INC.,
                                             as Depositor

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                        SAXON MORTGAGE SERVICES, INC.,
                                             as the Servicer

                                        BY: [__________________________________]

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                        WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                             as Securities Administrator and
                                             Master Servicer

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                        DEUTSCHE BANK NATIONAL TRUST COMPANY,
                                             as Trustee

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                       L-3

                                    EXHIBIT M

                           FORM OF CERTIFICATION TO BE
                              PROVIDED BY DEPOSITOR

Re:  IXIS Real Estate Capital Trust 2007-HE1 Mortgage Pass-Through Certificates,
     Series 2007-HE1, issued pursuant to the Pooling and Servicing Agreement dated as of January 1, 2007 (the "Pooling and Servicing Agreement"), among
     Morgan Stanley ABS Capital I Inc., as depositor (the "Depositor"), Saxon
     Mortgage Services, Inc., as the servicer ("Saxon" and the "Servicer"), IXIS
     Real Estate Capital Inc., as unaffiliated seller (the "Unaffiliated
     Seller"), Deutsche Bank National Trust Company, as trustee and custodian
     (in each such capacity, respectively, the "Trustee" and the "Custodian")
     and Wells Fargo Bank, National Association, as securities administrator and master servicer (in each such capacity, respectively, the "Securities
     Administrator" and the "Master Servicer").

I, [identify the certifying individual], certify that:

     1.   I have reviewed this annual report on Form 10-K ("Annual Report"), and all reports on Form 10-D containing distribution or servicing reports
          (collectively with this Annual Report, the "Reports") required to be filed in the periods covered by this Annual Report of the Depositor relating to the above-referenced trust and series of certificates;

     2.   Based on my knowledge, the Reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this Annual Report;

     3.   Based on my knowledge, all of the distribution, servicing and other information required to be provided on Form 10-D for the period covered by this Annual Report is included in the Reports;

     4.   Based on my knowledge and the compliance statements required in this
          Annual Report under Item 1123 of Regulation AB, and except as disclosed in the Reports, the Servicer and the Master Servicer has
          fulfilled its obligations under the Pooling and Servicing Agreement;
          and

     5.   All of the reports on assessment of compliance with servicing criteria for asset-backed securities and their related attestation reports on assessment of compliance with servicing criteria required to be included in this Annual Report in accordance with Item 1122 of
          Regulation AB and Exchange Act Rules 13a-18 and 15d-18 have been included as an exhibit to this Annual Report, except as otherwise disclosed in this Annual Report. Any material instances of non-compliance described in such reports have been disclosed in this
          Annual Report.

                                       M-1

In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties: the Securities
Administrator, the Master Servicer and the Servicer.

Date: __________

-------------------------------
[Signature]
[Title]

                                       M-2

                                   EXHIBIT N-1

   SERVICER CERTIFICATIONS TO BE PROVIDED TO THE MASTER SERVICER AND DEPOSITOR

Re: IXIS Real Estate Capital Trust 2007-HE1 Mortgage Pass-Through Certificates,
Series 2007-HE1, issued pursuant to the Pooling and Servicing Agreement, dated as of January 1, 2007 (the "Pooling and Servicing Agreement"), among Morgan
Stanley ABS Capital I Inc., as depositor (the "Depositor")", IXIS Real Estate
Capital Inc., as unaffiliated seller (the "Unaffiliated Seller"), Deutsche Bank
National Trust Company, as trustee and custodian (in each such capacity, respectively, the "Trustee" and the "Custodian"), Wells Fargo Bank, National
Association, as securities administrator and master servicer (in each such capacity, respectively, the "Securities Administrator" and the "Master
Servicer"), Saxon Mortgage Services, Inc., as a servicer ("Saxon").

[NAME OF SERVICER] (the "Servicer"), certifies to the Depositor, the Master
Servicer and the Securities Administrator, as applicable, and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

     1.   The Servicer has reviewed the servicer compliance statement of the
          Servicer and the compliance statements of each Subservicer, if any, engaged by Servicer provided to the Depositor and the Securities
          Administrator for the Trust's fiscal year [___] in accordance with
          Item 1123 of Regulation AB (each a "Compliance Statement"), the report on assessment of the Servicer's compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB (the
          "Servicing Criteria") and reports on assessment of compliance with servicing criteria for asset-backed securities of the Servicer and of each Subservicer or Subcontractor, if any, engaged or utilized by the
          Servicer provided to the Depositor and the Securities Administrator for the Trust's fiscal year [___] in accordance with Rules 13a-18 and
          15d-18 under Securities Exchange Act of 1934, as amended (the
          "Exchange Act") and Item 1122 of Regulation AB (each a "Servicing
          Assessment"), the registered public accounting firm's attestation report provided in accordance with Rules 13a-18 and 15d-18 under the
          Exchange Act and Section 1122(b) of Regulation AB related to each
          Servicing Assessment (each an "Attestation Report"), and all servicing reports, officer's certificates and other information relating to the servicing of the Mortgage Loans by the Servicer, if any, during
          [_____] that were delivered or caused to be delivered by the Servicer pursuant to the Agreement (collectively, the "Servicing Information");

     2.   Based on the Servicer's knowledge, the Servicing Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in the light of the circumstances under which such statements were made, not misleading with respect to the period of time covered by the
          Servicing Information;

                                      N-1-1

     3.   Based on the Servicer's knowledge, the Servicing Information required to be provided to the Securities Administrator by the Servicer pursuant to the Pooling and Servicing Agreement has been provided to the Securities Administrator;

     4.   Based on the Servicer's knowledge and the compliance review conducted in preparing Compliance Statement of the Servicer and, if applicable, reviewing each Compliance Statement of each Subservicer, if any, engaged by the Servicer, and except as disclosed in such Compliance
          Statement[(s)], the Servicer [(directly and through its Subservicers, if any)] has fulfilled its obligations under the Pooling and Servicing
          Agreement in all material respects; and

     5.   Each Servicing Assessment of the Servicer and of each Subservicer or
          Subcontractor, if any, engaged or utilized by the Servicer and its related Attestation Report required to be included in the Annual
          Report in accordance with Item 1122 of Regulation AB and Exchange Act
          Rules 13a-18 and 15d-18 has been provided to the Depositor, the Master
          Servicer and the Securities Administrator. Any material instances of non-compliance are described in any such Servicing Assessment or
          Attestation Report.

Date: __________

By:
    ---------------------------------------
Name:
      -------------------------------------
Title:
       ------------------------------------

                                      N-1-2

                                   EXHIBIT N-2

           MASTER SERVICER CERTIFICATIONS TO BE PROVIDED TO DEPOSITOR

Re: IXIS Real Estate Capital Trust 2007-HE1 Mortgage Pass-Through Certificates,
Series 2007-HE1, issued pursuant to the Pooling and Servicing Agreement, dated as of January 1, 2007 (the "Pooling and Servicing Agreement"), among Morgan
Stanley ABS Capital I Inc., as depositor (the "Depositor)", IXIS Real Estate
Capital Inc., as unaffiliated seller (the "Unaffiliated Seller"), Deutsche Bank
National Trust Company, as trustee and custodian (in each such capacity, respectively, the "Trustee" and the "Custodian"), Wells Fargo Bank, National
Association, as securities administrator and master servicer (in each such capacity, respectively, the "Securities Administrator" and the "Master
Servicer"), Saxon Mortgage Services, Inc., as the servicer ("Saxon" and the
"Servicer").

[NAME OF MASTER SERVICER] (the "Master Servicer"), certifies to the Depositor and the Securities Administrator, as applicable, and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

     1.   The Master Servicer has reviewed the servicer compliance statement of the Master Servicer provided to the Depositor and the Securities
          Administrator for the Trust's fiscal year [___] in accordance with
          Item 1123 of Regulation AB (each a "Compliance Statement"), the report on assessment of the Master Servicer's compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB (the
          "Servicing Assessment") and all servicing reports, officer's certificates and other information relating to the servicing of the
          Mortgage Loans by the Master Servicer, if any, during 200[_] that were delivered or caused to be delivered by the Master Servicer pursuant to the Agreement (collectively, the "Servicing Information");

     2.   Based on the Master Servicer's knowledge, the Servicing Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in the light of the circumstances under which such statements were made, not misleading with respect to the period of time covered by the Servicing Information;

     3.   Based on the Master Servicer's knowledge, the Servicing Information required to be provided to the Securities Administrator by the Master
          Servicer pursuant to the Pooling and Servicing Agreement has been provided to the Securities Administrator;

     4.   Based on the Master Servicer's knowledge and the compliance review conducted in preparing Compliance Statement of the Master Servicer, and except as disclosed in such Compliance Statement or Servicing
          Assessment, the Master Servicer has fulfilled its obligations under the Pooling and Servicing Agreement in all material respects; and

                                      N-2-1

     5.   Each required Servicing Assessment and Compliance Statement has been provided to the Depositor and the Securities Administrator. Any
          material instances of non-compliance are described in such reports.

In making this certification, the Master Servicer is relying upon the information provided by the Servicer.

Date: __________

By:
    ---------------------------------------
Name:
      -------------------------------------
Title:
       ------------------------------------

                                      N-2-2

                                    EXHIBIT O

       SECURITIES ADMINISTRATOR CERTIFICATIONS TO BE PROVIDED TO DEPOSITOR

Re: IXIS Real Estate Capital Trust 2007-HE1 Mortgage Pass-Through Certificates,
Series 2007-HE1, issued pursuant to the Pooling and Servicing Agreement, dated as of January 1, 2007 (the "Pooling and Servicing Agreement"), among Morgan
Stanley ABS Capital I Inc., as depositor (the "Depositor)", IXIS Real Estate
Capital Inc., as unaffiliated seller (the "Unaffiliated Seller"), Saxon Mortgage
Services, Inc., as the servicer ("Saxon" and the "Servicer"), Deutsche Bank
National Trust Company, as custodian and trustee (respectively, the "Custodian"
and "Trustee"), and Wells Fargo Bank, National Association, as securities administrator and master servicer (in each such capacity, respectively, the
"Securities Administrator" and the "Master Servicer").

     Wells Fargo Bank, National Association, not in its individual capacity but solely as securities administrator, certifies to the Depositor, and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

     1.   It has reviewed the annual report on Form 10-K for the fiscal year
          20__ (the "Annual Report"), and all reports on Form 10-D required to be filed in respect of period covered by the Annual Report
          (collectively with this Annual Report, the "Reports"), of the
          Depositor relating to the above-referenced trust;

     2.   Based on its knowledge, the distribution information in the distribution reports contained in all Form 10-D prepared by the
          Securities Administrator, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by the Annual Report;

     3.   Based on its knowledge, the distribution information required to be provided to the Securities Administrator by the Master Servicer or the
          Servicer, as the case may be, under the Pooling and Servicing
          Agreement for inclusion in the Reports is included in the Reports; and

     5.   The report on assessment of compliance with servicing criteria for asset-backed securities of the Securities Administrator and its related attestation report on assessment of compliance with servicing criteria applicable to it required to be included in the Annual Report in accordance with Item 1122 of Regulation AB and Exchange Act Rules
          13a-18 and 15d-18 has been included as an exhibit to the Annual
          Report. Any material instances of non-compliance are described in such report and have been disclosed in the Annual Report.

     In compiling the distribution information and making the foregoing certifications, the Securities Administrator has relied upon information furnished to it by the Master Servicer or the Servicer, as the case may be, under the Pooling and Servicing Agreement. The Securities Administrator shall have no responsibility or liability for any inaccuracy in such reports resulting from information so provided by the Master Servicer or the Servicer, as the case may be.

                                       O-1

                                           WELLS FARGO BANK, NATIONAL
                                           ASSOCIATION, not in its individual
                                           capacity, but solely as Securities
                                           Administrator

                                           By:
                                               ---------------------------------
                                           Name:
                                           Title:

                                       O-2

                                    EXHIBIT P

[Company Letter head]

                        CALCULATION OF REALIZED LOSS/GAIN

Prepared By:                                      Date:
Phone:
Servicer Loan #                                           Servicer Name:
Pool:                                                     Borrower Name:
Investor loan #                                           Property Address:

TYPE OF LIQUIDATION:                REO                   SHORT SALE
                                    THIRD PARTY           CHARGEOFF

CREDITS:
               Proceeds from Sale of Acquired Property                            $0.00
               Escrow Balance
               HIP Refund
               Rental Receipts
               Hazard Loss Proceeds
               Primary Mortgage Insurance Proceeds
               Other (itemize):

TOTAL CREDITS:                                                                    $0.00

LESS EXPENSES:
               Attorney's Fees
               Bankruptcy Fees
               Court Costs (Recording, Filing Fees, Etc.)
               Advertising/Sheriff's fees
               Title Policy/Report
               Real Estate Taxes
               Hazard Insurance Premiums
               MI Insurance Premiums
               Inspections

                                       P-1

               Property Preservation (Securing, Winterization, Lawn Care, Etc.)
               Appraisal/BPO Fees
               Repairs
               Hazard Loss Expenses
               Other (itemize)

               SUBTOTAL EXPENSES:                                                 $0.00

LESS INTEREST ADVANCED:
               Interest Advanced to date at Net Rate                              $0.00
               Last Month's Advanced Net Interest                                 $0.00
               Accrued Servicing Fees                                             $0.00
               Last month Servicing Fees                                          $0.00

               SUBTOTAL EXPENSES:                                                 $0.00

TOTAL EXPENSES:                                                                   $0.00

GROSS LIQUIDATION PROCEEDS                                                        $0.00

SCHEDULED PRINCIPAL BALANCE OF MORTGAGE LOAN                                      $0.00
PRINCIPAL ADVANCES PASSED THROUGH TO INVESTOR                                     $0.00
TOTAL REALIZED (LOSS) OR AMOUNT OF GAIN:                                          $0.00

ACTUAL UNPAID PRINCIPAL BALANCE OF MORTGAGE LOAN                                   0.00
LAST MONTH'S ADVANCED NET INTEREST                                                 0.00
LESS PRINCIPAL ADVANCES                                                            0.00
REALIZED GAIN/LOSS                                                                 0.00
REMITTANCE DUE TO INVESTOR                                                         0.00

AMOUNT ALREADY REMITTED (OR GAIN NOT DUE TO INVESTOR)                              0.00
ADJUSTED AMOUNT DUE FROM SERVICER                                                  0.00

This letter certifies that in accordance with the provisions of the respective
Pooling and Servicing Agreement, the attached "Realized Loss Calculation" is loan level detail of this realized loss for the above referenced deal.

Authorized Signature                                     Printed Name and Title

                                       P-2

                                    EXHIBIT Q

         SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

The assessment of compliance to be delivered by Securities Administrator, the
Master Servicer, [the Servicer], [each Subservicer] and [each Subcontractor]
shall address, at a minimum, the criteria identified as below as "Applicable
Servicing Criteria":

                                                                          APPLICABLE SERVICING
SERVICING CRITERIA                                                              CRITERIA
------------------------------------------------------------------------------------------------
Reference          Criteria

                   General Servicing Considerations

1122(d)(1)(i)      Policies and procedures are instituted to monitor   Master Servicer
                   any performance or other triggers and events of
                   default in accordance with the transaction
                   agreements.

1122(d)(1)(ii)     If any material servicing activities are            Master
                   outsourced to third parties, policies and           Servicer/Servicer
                   procedures are instituted to monitor the third
                   party's performance and compliance with such
                   servicing activities.

1122(d)(1)(iii)    Any requirements in the transaction agreements to   N/A
                   maintain a back-up servicer for the mortgage
                   loans are maintained.

1122(d)(1)(iv)     A fidelity bond and errors and omissions policy     Servicer
                   is in effect on the party participating in the
                   servicing function throughout the reporting
                   period in the amount of coverage required by and
                   otherwise in accordance with the terms of the
                   transaction agreements.

                   Cash Collection and Administration

1122(d)(2)(i)      Payments on mortgage loans are deposited into the   Servicer
                   appropriate custodial bank accounts and related
                   bank clearing accounts no more than two business
                   days following receipt, or such other number of
                   days specified in the transaction agreements.

1122(d)(2)(ii)     Disbursements made via wire transfer on behalf of   Securities Administrator/
                   an obligor or to an investor are made only by       Servicer
                   authorized personnel.

1122(d)(2)(iii)    Advances of funds or guarantees regarding           Servicer
                   collections, cash flows or distributions, and any
                   interest or other fees charged for such advances,
                   are made, reviewed and approved as specified in
                   the transaction agreements.

1122(d)(2)(iv)     The related accounts for the transaction, such as   Servicer/Master
                   cash reserve accounts or accounts established as    Servicer/Securities
                   a form of overcollateralization, are separately     Administrator
                   maintained (e.g.,

                                       Q-1

                                                                          APPLICABLE SERVICING
SERVICING CRITERIA                                                              CRITERIA
------------------------------------------------------------------------------------------------
Reference          Criteria

                   with respect to commingling of cash) as set forth
                   in the transaction agreements.

1122(d)(2)(v)      Each custodial account is maintained at a           Servicer/Master
                   federally insured depository institution as set     Servicer/Securities
                   forth in the transaction agreements. For purposes   Administrator(2)
                   of this criterion, "federally insured depository
                   institution" with respect to a foreign financial
                   institution means a foreign financial institution
                   that meets the requirements of Rule 13k-1(b)(1)
                   of the Securities Exchange Act.

1122(d)(2)(vi)     Unissued checks are safeguarded so as to prevent    N/A
                   unauthorized access.

1122(d)(2)(vii)    Reconciliations are prepared on a monthly basis     Servicer/Master Servicer
                   for all asset-backed securities related bank
                   accounts, including custodial accounts and
                   related bank clearing accounts. These
                   reconciliations are (A) mathematically accurate;
                   (B) prepared within 30 calendar days after the
                   bank statement cutoff date, or such other number
                   of days specified in the transaction agreements;
                   (C) reviewed and approved by someone other than
                   the person who prepared the reconciliation; and
                   (D) contain explanations for reconciling items.
                   These reconciling items are resolved within 90
                   calendar days of their original identification,
                   or such other number of days specified in the
                   transaction agreements.

                   Investor Remittances and Reporting

1122(d)(3)(i)      Reports to investors, including those to be filed   Master Servicer/
                   with the Commission, are maintained in accordance   Securities Administrator/
                   with the transaction agreements and applicable      Servicer
                   Commission requirements. Specifically, such
                   reports (A) are prepared in accordance with
                   timeframes and other terms set forth in the
                   transaction agreements; (B) provide information
                   calculated in accordance with the terms specified
                   in the transaction agreements; (C) are filed with
                   the Commission as required by its rules and
                   regulations; and (D) agree with investors' or the
                   trustee's records as to the total unpaid
                   principal balance

--------
(2)  This will only be provided by the Master Servicer and
     Securities Administrator if it is deemed that such account maintained by the Master Servicer or Securities Administrator,
     as applicable, is a custodial account for purposes of these servicing criteria and is further subject to clarification from the SEC.

                                       Q-2

                                                                          APPLICABLE SERVICING
SERVICING CRITERIA                                                              CRITERIA
------------------------------------------------------------------------------------------------
Reference          Criteria

                   and number of mortgage loans serviced by the
                   Servicer.

1122(d)(3)(ii)     Amounts due to investors are allocated and          Securities Administrator/
                   remitted in accordance with timeframes,             Master Servicer/
                   distribution priority and other terms set forth     Servicer
                   in the transaction agreements.

1122(d)(3)(iii)    Disbursements made to an investor are posted        Securities Administrator/
                   within two business days to the Servicer's          Servicer
                   investor records, or such other number of days
                   specified in the transaction agreements.

1122(d)(3)(iv)     Amounts remitted to investors per the investor      Securities Administrator/
                   reports agree with cancelled checks, or other       Master Servicer/
                   form of payment, or custodial bank statements.      Servicer

                   Pool Asset Administration

1122(d)(4)(i)      Collateral or security on mortgage loans is         Custodian/Servicer
                   maintained as required by the transaction
                   agreements or related mortgage loan documents.

1122(d)(4)(ii)     Mortgage loan and related documents are             Custodian
                   safeguarded as required by the transaction
                   agreements

1122(d)(4)(iii)    Any additions, removals or substitutions to the     Servicer/Securities
                   asset pool are made, reviewed and approved in       Administrator
                   accordance with any conditions or requirements in
                   the transaction agreements.

1122(d)(4)(iv)     Payments on mortgage loans, including any           Servicer
                   payoffs, made in accordance with the related
                   mortgage loan documents are posted to the
                   Servicer's obligor records maintained no more
                   than two business days after receipt, or such
                   other number of days specified in the transaction
                   agreements, and allocated to principal, interest
                   or other items (e.g., escrow) in accordance with
                   the related mortgage loan documents.

1122(d)(4)(v)      The Servicer's records regarding the mortgage       Servicer
                   loans agree with the Servicer's records with
                   respect to an obligor's unpaid principal balance.

                                       Q-3

                                                                          APPLICABLE SERVICING
SERVICING CRITERIA                                                              CRITERIA
------------------------------------------------------------------------------------------------
Reference          Criteria

1122(d)(4)(vi)     Changes with respect to the terms or status of an   Servicer
                   obligor's mortgage loans (e.g., loan
                   modifications or re-agings) are made, reviewed
                   and approved by authorized personnel in
                   accordance with the transaction agreements and
                   related pool asset documents.

1122(d)(4)(vii)    Loss mitigation or recovery actions (e.g.,          Servicer
                   forbearance plans, modifications and deeds in
                   lieu of foreclosure, foreclosures and
                   repossessions, as applicable) are initiated,
                   conducted and concluded in accordance with the
                   timeframes or other requirements established by
                   the transaction agreements.

1122(d)(4)(viii)   Records documenting collection efforts are          Servicer
                   maintained during the period a mortgage loan is
                   delinquent in accordance with the transaction
                   agreements. Such records are maintained on at
                   least a monthly basis, or such other period
                   specified in the transaction agreements, and
                   describe the entity's activities in monitoring
                   delinquent mortgage loans including, for example,
                   phone calls, letters and payment rescheduling
                   plans in cases where delinquency is deemed
                   temporary (e.g., illness or unemployment).

1122(d)(4)(ix)     Adjustments to interest rates or rates of return    Servicer
                   for mortgage loans with variable rates are
                   computed based on the related mortgage loan
                   documents.

1122(d)(4)(x)      Regarding any funds held in trust for an obligor    Servicer
                   (such as escrow accounts): (A) such funds are
                   analyzed, in accordance with the obligor's
                   mortgage loan documents, on at least an annual
                   basis, or such other period specified in the
                   transaction agreements; (B) interest on such
                   funds is paid, or credited, to obligors in
                   accordance with applicable mortgage loan
                   documents and state laws; and (C) such funds are
                   returned to the obligor within 30 calendar days
                   of full repayment of the related mortgage loans,
                   or such other number of days specified in the
                   transaction agreements.

1122(d)(4)(xi)     Payments made on behalf of an obligor (such as      Servicer
                   tax or insurance payments) are made on or before
                   the related penalty or expiration dates, as
                   indicated on the appropriate bills or notices for
                   such payments, provided that such support has
                   been received by the servicer at least 30
                   calendar days prior to these dates, or such

                                       Q-4

                                                                          APPLICABLE SERVICING
SERVICING CRITERIA                                                              CRITERIA
------------------------------------------------------------------------------------------------
Reference          Criteria

                   other number of days specified in the transaction
                   agreements.

1122(d)(4)(xii)    Any late payment penalties in connection with any   Servicer
                   payment to be made on behalf of an obligor are
                   paid from the servicer's funds and not charged to
                   the obligor, unless the late payment was due to
                   the obligor's error or omission.

1122(d)(4)(xiii)   Disbursements made on behalf of an obligor are      Servicer
                   posted within two business days to the obligor's
                   records maintained by the servicer, or such other
                   number of days specified in the transaction
                   agreements.

1122(d)(4)(xiv)    Delinquencies, charge-offs and uncollectible        Servicer
                   accounts are recognized and recorded in
                   accordance with the transaction agreements.

1122(d)(4)(xv)     Any external enhancement or other support,          Servicer
                   identified in Item 1114(a)(1) through (3) or Item
                   1115 of Regulation AB, is maintained as set forth
                   in the transaction agreements.

                                       Q-5

                                    EXHIBIT R

                         ADDITIONAL FORM 10-D DISCLOSURE

Item on Form 10-D                         Party Responsible
---------------------------------------   --------------------------------------
Item 1: Distribution and Pool             Servicer
Performance Information                   Securities Administrator

Any information required by Item 1121     Servicer
of Regulation AB which is NOT included
on the Monthly Statement

Item 2: Legal Proceedings                 (i) All parties to the Agreement (as
                                          to themselves to the extent
                                          applicable), (ii) the Depositor as to
per Item 1117 of Regulation AB            the sponsor, and each Originator
                                          (other than a Responsible Party) or
                                          any Regulation AB Item 1100(d)(1)
                                          party

Item 3: Sale of Securities and Use of     Depositor
Proceeds

Item 4: Defaults Upon Senior Securities   Securities Administrator

Item 5: Submission of Matters to a Vote   Depositor or the party to this
of Security Holders                       Agreement submitting such matter to a
                                          vote of Certificateholders

Item 6: Significant Obligors of Pool      N/A
Assets

Item 7: Significant Enhancement           Depositor
Provider Information

Item 8: Other Information                 Any party to the Agreement responsible
                                          for disclosure items on Form 8-K to
                                          the extent applicable

Item 9: Exhibits

To the extent no notice is provided to the Securities Administrator as described under the Pooling and Servicing Agreement of the events or information set forth above in this Exhibit R, the Securities Administrator shall, without such further notice, conclude that there is no event or information to be reported.

                                       R-1

                                    EXHIBIT S

                         ADDITIONAL FORM 10-K DISCLOSURE

Item on Form 10-K                         Party Responsible
---------------------------------------   --------------------------------------
Item 9B: Other Information                Any party to the Agreement responsible
                                          for disclosure items on Form 8-K to
                                          the extent applicable

Item 15: Exhibits, Financial Statement    Depositor
Schedules

Additional Item:                          (i) All parties to the Agreement (as
                                          to themselves to the extent
Disclosure per Item 1117 of               applicable), (ii) the Depositor as to
Regulation AB                             the sponsor and each Originator (other
                                          than a Responsible Party) or any
                                          1100(d)(1) party

Additional Item:                          (i) All parties to the Agreement as to
Disclosure per Item 1119 of               themselves to the extent applicable,
Regulation AB                             (ii) the Depositor as to the sponsor,
                                          or any derivative provider

Additional Item:                          N/A
Disclosure per Item 1112(b) of
Regulation AB

Additional Item:                          Depositor
Disclosure per Items 1114(b) and
1115(b) of Regulation AB

To the extent no notice is provided to the Securities Administrator as described under the Pooling and Servicing Agreement of the events or information set forth above in this Exhibit S, the Securities Administrator shall, without such further notice, conclude that there is no event or information to be reported.

                                       S-1

                                    EXHIBIT T

                         FORM 8-K DISCLOSURE INFORMATION

Item on Form 8-K                          Party Responsible
---------------------------------------   --------------------------------------
Item 1.01- Entry into a Material          The party to this Agreement entering
Definitive Agreement                      into such material definitive
                                          agreement

Item 1.02- Termination of a Material      The party to this Agreement requesting
Definitive Agreement                      termination of a material definitive
                                          agreement

Item 1.03- Bankruptcy or Receivership     (i) All parties to the Agreement (as
                                          to themselves to the extent
                                          applicable), (ii) the Servicer as to
                                          the Trust, (iii) the Depositor as to
                                          the sponsor and each Originator (other
                                          than a Responsible Party) or any
                                          1100(d)(1) party

Item 2.04- Triggering Events that         Master Servicer/Securities
Accelerate or Increase a Direct           Administrator/Depositor
Financial Obligation or an Obligation
under an Off-Balance Sheet Arrangement

Item 3.03- Material Modification to       Securities Administrator/Depositor
Rights of Security Holders

Item 5.03- Amendments of Articles of      Depositor
Incorporation or Bylaws; Change of
Fiscal Year

Item 6.01- ABS Informational and          Depositor
Computational Material

Item 6.02- Change of Servicer or          Servicer
Trustee

Item 6.03- Change in Credit Enhancement   Depositor
or External Support

Item 6.04- Failure to Make a Required     Securities Administrator
Distribution

Item 6.05- Securities Act Updating        Depositor
Disclosure

Item 7.01- Regulation FD Disclosure       Depositor

Item 8.01                                 Depositor

To the extent no notice is provided to the Securities Administrator as described under the Pooling and Servicing Agreement of the events or information set forth above in this Exhibit T, the Securities Administrator shall, without such further notice, conclude that there is no event or information to be reported.

                                       T-1

                                    EXHIBIT U

                          Interest Rate Swap Agreement

                                       U-1

                                    EXHIBIT V

                           Interest Rate Cap Agreement

                                       V-1

                                    EXHIBIT W

                      FORM OF ADVANCE REIMBURSEMENT NOTICE

                              [__________], 200[_]

Wells Fargo Bank, National Association
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479

     Re:  Loan and Security Agreement, dated as of [__________], 200[_] (the
          "Loan and Security Agreement"), by and between [__________] and
          [__________] ("Advancing Person").

Ladies and Gentlemen:

[__________] ("[__________]") currently acts as the servicer (a "Servicer") for a pool of Mortgage Loans (a "Trust") owned by Deutsche Bank National Trust
Company as trustee on behalf of IXIS Real Estate Capital Trust 2007-HE1 (the
"Owner"). The servicing arrangements regarding [__________]'s duties as the
Servicer of such Trust on behalf of the Owner are governed by a pooling and servicing agreement dated as of January 1, 2007, among Morgan Stanley ABS
Capital I Inc. as depositor, Wells Fargo Bank, National Association as master servicer and securities administrator (in its capacity as securities administrator, the "Securities Administrator"), Saxon Mortgage Services, Inc. as
servicer, IXIS Real Estate Capital, Inc. as unaffiliated seller and Deutsche
Bank National Trust Company as trustee and custodian (the "Pooling and Servicing
Agreement").

Pursuant to the Loan and Security Agreement referenced above, the Advancing
Person has agreed to finance the principal and interest advances and the servicing advances (collectively, the "Advances") [__________] is required to make with respect to the Mortgage Loans under the terms of the Pooling and
Servicing Agreement. In exchange therefore, [__________] has pledged its right of reimbursement for such Advances to the Advancing Person.

In furtherance of the foregoing, [__________] and the Advancing Person agree, and the Owner and the Securities Administrator acknowledge (and, with respect to paragraph (5) below, agree) as follows:

     (1)  Notwithstanding the Advancing Person's financing of the Advances related to the Trust, the parties hereto are not releasing
          [__________] from any of its obligations under the Pooling and
          Servicing Agreement and neither the Owner nor the Securities
          Administrator has any right or ability to require the Advancing Person to make any advances.

     (2)  The parties acknowledge that the reimbursement obligations pledged to the Advancing Person for Advances financed by it are obligations owed only to [__________] on a non-recourse basis payable only from the cash flows and proceeds (liquidation or otherwise) of the related
          Mortgage Loans pursuant to the terms of the Pooling and Servicing
          Agreement. Neither the Owner nor the

                                       W-1

          Securities Administrator is obligated or liable to repay any Advances made by [__________] or financed by the Advancing Person.

     (3)  The parties acknowledge that neither the Owner nor the Securities
          Administrator shall have any rights or remedies against the Advancing
          Person for any failure by the Servicer to service the Mortgage Loans in accordance with the terms of the Pooling and Servicing Agreement;
          provided, that such acknowledgement does not excuse the Advancing
          Person from performing its obligations as a seller under the Pooling and Servicing Agreement.

     (4)  [__________] will be responsible for remitting the applicable amounts collected by it on a Mortgage Loan to the Advancing Person as
          reimbursement for any Advances funded by the Advancing Person related to such Mortgage Loan, subject to the restrictions and priorities created by the Pooling and Servicing Agreement. Neither the Owner nor
          the Securities Administrator shall have any responsibility to track or monitor the administration of this financing vehicle between
          [__________] and the Advancing Person.

     (5)  If [__________] resigns or is otherwise removed as the Servicer of the
          Trust, the Owner or the Securities Administrator, as applicable, will cooperate in good faith with the Advancing Person and [__________] to assist in the reimbursement of any amounts then outstanding to the
          Advancing Person for Advances previously financed by the Advancing
          Person with respect to the Mortgage Loans in such Trust.

     (6)  The Advancing Person is an intended third party beneficiary of this letter agreement.

                      [SIGNATURE PAGES FOLLOW ON NEXT PAGE]

                                       W-2

                                          [__________].

                                          By:
                                              ----------------------------------
                                              Name:
                                              Title:

Acknowledged and Agreed:

WELLS FARGO BANK, NATIONAL
ASSOCIATION,
   not in its individual capacity but
   solely as securities administrator
   for the benefit of the holders of
   the certificates issued by IXIS Real
   Estate Capital Trust 2007-HE1

By:
    -----------------------------------
    Name:
    Title:

                                       W-3

                                    EXHIBIT X

                        FORM OF MASTER SERVICER'S REPORT

                     STANDARD FILE LAYOUT - MASTER SERVICING

                                                                                                        MAX
COLUMN NAME              DESCRIPTION                              DECIMAL   FORMAT COMMENT             SIZE
----------------------   --------------------------------------   -------   ------------------------   ----

SER_INVESTOR_NBR         A value assigned by the Servicer to                Text up to 10 digits         20
                         define a group of loans.

LOAN_NBR                 A unique identifier assigned to each               Text up to 10 digits         10
                         loan by the investor.

SERVICER_LOAN_NBR        A unique number assigned to a loan by              Text up to 10 digits         10
                         the Servicer.  This may be different
                         than the LOAN_NBR.

BORROWER_NAME            The borrower name as received in the               Maximum length of 30         30
                         file.  It is not separated by first                (Last, First)
                         and last name.

SCHED_PAY_AMT            Scheduled monthly principal and             2      No commas(,) or dollar       11
                         scheduled interest payment that a                  signs ($)
                         borrower is expected to pay, P&I
                         constant.

NOTE_INT_RATE            The loan interest rate as reported by       4      Max length of 6               6
                         the Servicer.

NET_INT_RATE             The loan gross interest rate less the       4      Max length of 6               6
                         service fee rate as reported by the
                         Servicer.

SERV_FEE_RATE            The servicer's fee rate for a loan as       4      Max length of 6               6
                         reported by the Servicer.

SERV_FEE_AMT             The servicer's fee amount for a loan        2      No commas(,) or dollar       11
                         as reported by the Servicer.                       signs ($)

NEW_PAY_AMT              The new loan payment amount as              2      No commas(,) or dollar       11
                         reported by the Servicer.                          signs ($)

NEW_LOAN_RATE            The new loan rate as reported by the        4      Max length of 6               6
                         Servicer.

ARM_INDEX_RATE           The index the Servicer is using to          4      Max length of 6               6
                         calculate a forecasted rate.

ACTL_BEG_PRIN_BAL        The borrower's actual principal             2      No commas(,) or dollar       11
                         balance at the beginning of the                    signs ($)
                         processing cycle.

ACTL_END_PRIN_BAL        The borrower's actual principal             2      No commas(,) or dollar       11
                         balance at the end of the processing               signs ($)
                         cycle.

BORR_NEXT_PAY_DUE_DATE   The date at the end of processing                  MM/DD/YYYY                   10
                         cycle that the borrower's next payment
                         is due to the Servicer, as reported by
                         Servicer.

SERV_CURT_AMT_1          The first curtailment amount to be          2      No commas(,) or dollar       11
                         applied.                                           signs ($)

SERV_CURT_DATE_1         The curtailment date associated with               MM/DD/YYYY                   10
                         the first curtailment amount.

CURT_ADJ_ AMT_1          The curtailment interest on the first       2      No commas(,) or dollar       11
                         curtailment amount, if applicable.                 signs ($)

SERV_CURT_AMT_2          The second curtailment amount to be         2      No commas(,) or dollar       11
                         applied.                                           signs ($)

SERV_CURT_DATE_2         The curtailment date associated with               MM/DD/YYYY                   10
                         the second curtailment amount.

CURT_ADJ_ AMT_2          The curtailment interest on the second      2      No commas(,) or dollar       11
                         curtailment amount, if applicable.                 signs ($)

SERV_CURT_AMT_3          The third curtailment amount to be          2      No commas(,) or dollar       11
                         applied.                                           signs ($)

SERV_CURT_DATE_3         The curtailment date associated with               MM/DD/YYYY                   10
                         the third curtailment amount.

CURT_ADJ_AMT_3           The curtailment interest on the third       2      No commas(,) or dollar       11
                         curtailment amount, if applicable.                 signs ($)

PIF_AMT                  The loan "paid in full" amount as           2      No commas(,) or dollar       11
                         reported by the Servicer.                          signs ($)

PIF_DATE                 The paid in full date as reported by               MM/DD/YYYY                   10
                         the Servicer.

                                       Y-1

                                                                                                        MAX
COLUMN NAME              DESCRIPTION                              DECIMAL   FORMAT COMMENT             SIZE
----------------------   --------------------------------------   -------   ------------------------   ----

ACTION_CODE              The standard FNMA numeric code used to             Action Code Key:              2
                         indicate the default/delinquent status             15=Bankruptcy,
                         of a particular loan.                              30=Foreclosure,
                                                                            60=PIF, 63=Substitution,
                                                                            65=Repurchase,70=REO

INT_ADJ_AMT              The amount of the interest adjustment       2      No commas(,) or dollar       11
                         as reported by the Servicer.                       signs ($)

SOLDIER_SAILOR_ADJ_AMT   The Soldier and Sailor Adjustment           2      No commas(,) or dollar       11
                         amount, if applicable.                             signs ($)

NON_ADV_LOAN_AMT         The Non Recoverable Loan Amount, if         2      No commas(,) or dollar       11
                         applicable.                                        signs ($)

LOAN_LOSS_AMT            The amount the Servicer is passing as       2      No commas(,) or dollar       11
                         a loss, if applicable.                             signs ($)

SCHED_BEG_PRIN_BAL       The scheduled outstanding principal         2      No commas(,) or dollar       11
                         amount due at the beginning of the                 signs ($)
                         cycle date to be passed through to
                         investors.

SCHED_END_PRIN_BAL       The scheduled principal balance due to      2      No commas(,) or dollar       11
                         investors at the end of a processing               signs ($)
                         cycle.

SCHED_PRIN_AMT           The scheduled principal amount as           2      No commas(,) or dollar       11
                         reported by the Servicer for the                   signs ($)
                         current cycle -- only applicable for
                         Scheduled/Scheduled Loans.

SCHED_NET_INT            The scheduled gross interest amount         2      No commas(,) or dollar       11
                         less the service fee amount for the                signs ($)
                         current cycle as reported by the
                         Servicer -- only applicable for
                         Scheduled/Scheduled Loans.

ACTL_PRIN_AMT            The actual principal amount collected       2      No commas(,) or dollar       11
                         by the Servicer for the current                    signs ($)
                         reporting cycle -- only applicable for
                         Actual/Actual Loans.

ACTL_NET_INT             The actual gross interest amount less       2      No commas(,) or dollar       11
                         the service fee amount for the current             signs ($)
                         reporting cycle as reported by the
                         Servicer -- only applicable for
                         Actual/Actual Loans.

PREPAY_PENALTY_ AMT      The penalty amount received when a          2      No commas(,) or dollar       11
                         borrower prepays on his loan as                    signs ($)
                         reported by the Servicer.

PREPAY_PENALTY_ WAIVED   The prepayment penalty amount for the       2      No commas(,) or dollar       11
                         loan waived by the servicer.                       signs ($)

MOD_DATE                 The Effective Payment Date of the                  MM/DD/YYYY                   10
                         Modification for the loan.

MOD_TYPE                 The Modification Type.                             Varchar - value can be       30
                                                                            alpha or numeric

DELINQ_P&I_ADVANCE_AMT   The current outstanding principal and       2      No commas(,) or dollar       11
                         interest advances made by Servicer.                signs ($)

                                       Y-2

                                    EXHIBIT Y

                              ACCREDITED AGREEMENTS

                                       Y-1

                                                                  EXECUTION COPY

                      ASSIGNMENT AND RECOGNITION AGREEMENT

          THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated January 30, 2007
("Agreement"), among IXIS Real Estate Capital Inc. ("Assignor"), Morgan Stanley
ABS Capital I Inc. ("Assignee") and Accredited Home Lenders, Inc. (the
"Company"):

          For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance

          1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the
"Mortgage Loans") and (b) except as described below, that certain Third Amended and Restated Mortgage Loan Purchase and Warranties Agreement (the "Purchase
Agreement"), dated as of August 1, 2006, between the Assignor, as purchaser (the
"Purchaser"), and the Company, as seller, solely insofar as the Purchase
Agreement relates to the Mortgage Loans and (c) other than as provided below with respect to the enforcement of representations and warranties, none of the obligations of the Assignor under the Purchase Agreement.

          The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the
Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage
Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser (a) under Subsection 9.04 of the Purchase Agreement or (b) to any
premium recapture (i.e., the excess, if any, of the purchase price percentage over par) in connection with any repurchase pursuant to Subsections 9.03 and
9.05 of the Purchase Agreement.

Recognition of the Company

          2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the
Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to IXIS Real Estate Capital Trust
2007-HE1 (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of January 1, 2007 (the "Pooling Agreement"), among the Assignee, the
Assignor, Deutsche Bank National Trust Company, as trustee (in such capacity, including its successors in interest and any successor trustees under the
Pooling Agreement, the "Trustee"), Wells Fargo Bank, National Association, as
securities administrator (in such capacity, including its successors in interest and any successor securities administrators under the Pooling Agreement, the
"Securities Administrator"), master servicer (in such capacity, including its successors in interest and any successor master servicers under the Pooling
Agreement, the "Master Servicer") and Saxon Mortgage Services, Inc., as servicer
(including its successors in interest and any successor servicer under the
Pooling Agreement, the "Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust

will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the enforcement of the representations, warranties and covenants with respect to the Mortgage Loans, (iii) the Trust (including the Trustee,
Securities Administrator, Master Servicer and the Servicer acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser
(insofar as they relate to the rights, title and interest and, with respect to obligations of the Purchaser, only insofar as they relate to the enforcement of the representations, warranties and covenants of the Company), the Custodian or the Bailee under the Purchase Agreement insofar as they relate to the Mortgage
Loans, shall be deemed to refer to the Trust (including the Trustee, Securities
Administrator, Master Servicer and the Servicer acting on the Trust's behalf).
Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase
Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Purchase
Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company

          3. The Company warrants and represents to the Assignor, the Assignee and the Trust as of the date hereof that:

          The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

          The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the
     Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

                                       2

          Except as has already been obtained, no consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

          Except as disclosed in public filings with the Securities Exchange
     Commission by the Company or its affiliates, there is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

          4. Pursuant to Section 13 of the Purchase Agreement, the Company
hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that (i) the representations and warranties set forth in
Subsection 9.01 of the Purchase Agreement are true and correct as of the date hereof as if such representations and warranties were made on the date hereof,
(ii) the information set forth in the Mortgage Loan Schedule, to the extent provided by the Company, attached hereto as Exhibit A is true and correct as of the date hereof, and (iii) the representations and warranties set forth on
Exhibit B attached hereto are true and correct as of the date or dates set forth thereon.

Remedies for Breach of Representations and Warranties

          5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee,
Securities Administrator, Master Servicer and the Servicer acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in
Subsection 9.03 of the Purchase Agreement as if they were set forth herein
(including without limitation the repurchase and indemnity obligations set forth therein); provided, however, that the Assignor specifically reserves and does not assign to the Assignee hereunder any and all right, title and interest in the Premium Percentage, if any, due in connection with the repurchase of a
Mortgage Loan pursuant to Subsections 9.03, 9.04 and 9.05.

Miscellaneous

          6. The Assignor specifically reserves and does not assign to the
Assignee hereunder any and all right, title and interest in the Premium
Percentage, if any, due in connection with the repurchase of a Mortgage Loan pursuant to Subsections 9.03, 9.04 and 9.05.

          7. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

          8. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

                                       3

          9. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee,
Securities Administrator, Master Servicer and the Servicer acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed
Assignor, Assignee or Company, respectively, hereunder.

          10. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase
Agreement (to the extent assigned hereunder) by Assignor to Assignee and by
Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Purchase Agreement.

          11. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

          12. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

          13. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

                            [SIGNATURE PAGE FOLLOWS]

                                       4

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                        ACCREDITED HOME LENDERS, INC.

                                        By: /s/ Melissa G. Dant
                                            ------------------------------------
                                            Name: Melissa G. Dant
                                            Its: Associate General Counsel-
                                                 Finance AVP & Ass't Sec'y

                                        IXIS REAL ESTATE CAPITAL INC.

                                        By: /s/ F. Rene Mendez
                                            ------------------------------------
                                            Name: F. Rene Mendez
                                            Its: Managing Director

                                        By: /s/ Christopher Hayden
                                            ------------------------------------
                                            Name: Christopher Hayden
                                            Its: Managing Director

                                        MORGAN STANLEY ABS CAPITAL I INC.

                                        By: /s/ Valerie Kay
                                            ------------------------------------
                                            Name: Valerie Kay
                                            Its: Vice President

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT

                             MORTGAGE LOAN SCHEDULE

                                    EXHIBIT B

             REPRESENTATIONS AND WARRANTIES AS TO THE MORTGAGE LOANS

          The Company hereby represents and warrants as to each Mortgage Loan, as of the date on which the Company transferred servicing of the Mortgage Loan to the Assignee or its designee (the "Transfer Date"), unless otherwise set forth below:

          (a)[Reserved];

          (b) Payments Current. Except as set forth on the Mortgage Loan
Schedule delivered to the Purchaser by the Company on the Transfer Date, no
payment required to be made up to the Transfer Date under the Mortgage Loan is
30 days or more delinquent nor has any payment under the Mortgage Loan been 30 days or more delinquent at any time since the origination of the Mortgage Loan;

          (c) No Outstanding Charges. Except as set forth on the Mortgage Loan
Schedule delivered to the Purchaser by the Company on the Transfer Date, to the
Company's knowledge as of the Transfer Date there are no defaults in complying with the terms of the Mortgage securing the Mortgage Loan, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. As of the closing date for the
Securitization Transaction (the "Securitization Closing Date"), except for (A)
payments in the nature of escrow payments and (B) interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier to the day which precedes by one month the Due Date of the first installment of principal and/or interest, including, without limitation, taxes and insurance payments, the Company has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the
Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan;

          (d) Original Terms Unmodified. The terms of the Mortgage Note and
Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the Mortgage Loan
Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the Mortgage Loan Schedule, if applicable. No
Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the Mortgage Loan
Schedule;

          (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the

                                      B-1

operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the
Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at, or subsequent to, the time the Mortgage Loan was funded;

          (f) Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are customary in the area where the Mortgaged Property is located, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement. If required by the National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance
Administration in effect, as well as all additional requirements set forth in
Section 2.10 of the Interim Servicing Agreement. All individual insurance policies contain a standard mortgagee clause naming the Company and its successors and assigns as mortgagee, and all premiums thereon have been paid and such policies may not be reduced, terminated or cancelled without 30 days' prior written notice to the mortgagee. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or
"blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development.
The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the purchase transactions contemplated by this Agreement. As of the Securitization Closing Date, the
Company has not engaged in, and has no knowledge of the Mortgagor's or any servicer's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of such policy, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Company;

          (g) Compliance with Applicable Laws. As of the Securitization Closing
Date, any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, predatory and abusive lending, equal credit opportunity and disclosure laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to Prepayment Charges, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Company shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements. Notwithstanding the foregoing, the Company shall not be responsible for a breach of a federal, state or local law, other than those

                                      B-2

governing (i) the origination and (ii) servicing of the Mortgage Loans by the
Company during the interim servicing period, following the Transfer Date;

          (h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated (except to a senior mortgage in the case of a Second Lien
Loan) or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Company has not waived the performance by the
Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the Company waived any default resulting from any action or inaction by the Mortgagor;

          (i) Location and Type of Mortgaged Property. The Mortgaged Property is
a fee simple property located in the state identified in the related Mortgage
Loan Schedule, except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the Mortgaged Property may be a leasehold estate, and consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a condominium project, or an individual unit in a planned unit development; provided, however, that no residence or dwelling is a mobile home and any condominium unit or planned unit development shall not fall within any of the "Ineligible Projects" of part XII, Section 102 of the
Fannie Mae Selling Guide and shall conform with the Underwriting Guidelines. In the case of any Mortgaged Properties that are manufactured homes (a
"Manufactured Home Mortgage Loans"), (i) such Manufactured Home Mortgage Loan conforms with the applicable Fannie Mae or Freddie Mac requirements regarding mortgage loans related to manufactured dwellings, (ii) the related manufactured dwelling is permanently affixed to the land, (iii) the related manufactured dwelling and the related land are subject to a Mortgage properly filed in the appropriate public recording office and naming Company as mortgagee, (iv) the applicable laws of the jurisdiction in which the related Mortgaged Property is located will deem the manufactured dwelling located on such Mortgaged Property to be a part of the real property on which such dwelling is located, and (v)
such Manufactured Home Mortgage Loan is (x) a qualified mortgage under Section
860G(a)(3) of the Internal Revenue Code of 1986, as amended and (y) secured by manufactured housing treated as a single family residence under Section
25(e)(10) of the Code. As of the date of origination, no portion of the
Mortgaged Property was used for commercial purposes, and, to the Company's knowledge as of the Transfer Date, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes;

          (j) Valid First and Second Lien. Each Mortgage is a valid and subsisting first lien, with respect to First Lien Loans, or second lien, with respect to Second Lien Loans, of record on a single parcel of real estate constituting the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time, subject in all cases to

                                      B-3

the exceptions to title set forth in the title insurance policy with respect to the related Mortgage Loan, which exceptions are generally acceptable to prudent mortgage lending companies, and such other exceptions to which similar properties are commonly subject and which do not individually, or in the aggregate, materially and adversely affect the benefits of the security intended to be provided by such Mortgage. In no event shall any Mortgage Loan be in a lien position more junior than a second lien. The lien of the Mortgage is subject only to:

               (i) with respect to Second Lien Loans, the lien of the first mortgage on the Mortgaged Property;

               (ii) the lien of current real property taxes and assessments not yet due and payable;

               (iii) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (a)
          specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

               (iv) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable (subject to bankruptcy, insolvency and similar laws affecting the rights of creditors and general principles of equity) and perfected (A) first lien and first priority security interest with respect to each First Lien Loan, or (B) second lien and second priority security interest with respect to each Second Lien Loan, in either case, on the property described therein and Company has full right to sell and assign the same to Purchaser.
With respect to each Second Lien Loan, the Mortgaged Property was not, as of the
date of origination of such Second Lien Loan, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the Mortgage;

          (k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage
and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the rights of creditors and general principles of equity (including, without limitation, any provisions therein relating to Prepayment Charges). All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any other related agreement, and the
Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. The documents,

                                      B-4

instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. As of the Securitization Closing Date, no fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination or servicing of the Mortgage Loan.
The Company has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

          (l) Full Disbursement of Proceeds. Except to the extent the Mortgage
Loan is subject to completion escrows which have been disclosed to and acknowledged by the Purchaser and which meet the requirements of the
Underwriting Guidelines and as to which a completed Fannie Mae Form 442 has been delivered to the Purchaser within sixty (60) days after the related Closing
Date, as of the Securitization Closing Date, the Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. As of the Securitization Closing
Date, all costs, fees and expenses incurred in making or closing the Mortgage
Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or
Mortgage;

          (m) Ownership. As of the Closing Date, the Company or MERS was the
sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the
Purchaser, the Company retained the Mortgage Files or any part thereof with respect thereto not delivered to the Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. As of the Closing Date, upon payment of the related Purchase Price, the Mortgage Loan was not assigned or pledged, and the
Company had good, indefeasible and marketable title thereto, and had full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and had full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each
Mortgage Loan pursuant to the Purchase Agreement and immediately following the sale of each Mortgage Loan, the Purchaser owned such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest related to the Company. As of the Closing Date, the
Company intended to relinquish all rights to possess, control and monitor the
Mortgage Loan. Since the Closing Date, the Company has had and will have no right to modify or alter the terms of the sale of the Mortgage Loan and the
Company has had and will have no obligation or right to repurchase the Mortgage
Loan or substitute another Mortgage Loan, except as provided in the Purchase
Agreement;

          (n) Doing Business. As of the Closing Date, all parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do

                                      B-5

business, or exempt from such qualification, in such state, or (iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

          (o) CLTV, LTV; FICO Score. As of the Securitization Closing Date, no
Mortgage Loan that is a Second Lien Loan has a CLTV in excess of 100% and no
Mortgage Loan has an LTV greater than 100%. At origination of the Mortgage Loan, the Mortgagor did not have a FICO score of less than 500;

          (p) Title Insurance. The Mortgage Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Company, its successors and assigns, as to the first priority lien
(with respect to First Lien Loans) or second priority lien (with respect to
Second Lien Loans) of the Mortgage in the original principal amount of the
Mortgage Loan, subject only to the exceptions contained in clauses (1), (2) and
(3) of paragraph (j) of this Exhibit B, and in the case of Adjustable Rate
Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein.
The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. The Company, its successor and assigns, are the sole insureds of such lender's title insurance policy, and to the Company's knowledge as of the Transfer Date, such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the purchase transactions contemplated by this Agreement. Except as disclosed in writing by the Company to the Purchaser on or prior to the
Transfer Date, no claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Company, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Company;

          (q) No Defaults. Other than payments due but not yet 30 days or more delinquent, as of the Closing Date and to the Company's knowledge as of the
Transfer Date (except as set forth on the Mortgage Loan Schedule delivered by the Company to the Purchaser on the Transfer Date), there is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the
Company nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration.
With respect to each Second Lien Loan, as

                                      B-6

of the Closing Date and to the Company's knowledge as of the Transfer Date, (i)
the prior mortgage is in full force and effect, (ii) there is no default, breach, violation or event of acceleration existing under such prior mortgage or the related mortgage note and (iii) there is no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder, and either (A) the prior mortgage contains a provision which allows or (B)
applicable law or the related Mortgage requires, the mortgagee under the Second
Lien Loan to receive notice of, and affords such mortgagee an opportunity to cure any default by payment in full or otherwise under the prior mortgage;

          (r) No Mechanics' Liens. Except as insured against by the related title insurance, as of the Closing Date and to the Company's knowledge as of the
Transfer Date (except as disclosed in writing by the Company to the Purchaser on or prior to the Transfer Date), there are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

          (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay
wholly within the boundaries and building restriction lines of the Mortgaged
Property, and no improvements on adjoining properties encroach upon the
Mortgaged Property. As of the Closing Date and to the Company's knowledge as of the Transfer Date (except as disclosed in writing by the Company to the
Purchaser on or prior to the Transfer Date), the Mortgaged Property and all improvements located on or being part of the Mortgaged Property are in compliance with all applicable zoning and building laws, ordinances and regulations;

          (t) Origination; Payment Terms. As of the Securitization Closing Date,
the Mortgage Loan was originated by a mortgagee approved by the Secretary of
Housing and Urban Development pursuant to Sections 203 and 211 of the Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No Mortgage Loan contains terms or provisions which would result in negative amortization. Principal and/or interest payments on the Mortgage Loan commenced or will commence no more than sixty days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate as well as, with respect to Adjustable Rate Mortgage Loans, the Lifetime Rate Cap, the Periodic
Rate Floor and the Periodic Rate Cap are as set forth on the related Mortgage
Loan Schedule. The Mortgage Interest Rate is required to be adjusted, with respect to Adjustable Rate Mortgage Loans, on each Interest Rate Adjustment Date to equal the Index plus the Gross Margin (rounded up or down to the nearest
0.125%), subject to the Periodic Rate Cap, the Periodic Rate Floor and the
Lifetime Rate Cap. Subject to a "balloon" payment in the case of a Balloon
Mortgage Loan, the Mortgage Note is payable in equal monthly installments of principal and/or interest, which installments are subject to change due to adjustments to the Mortgage Interest Rate and/or Monthly Payment on each
Interest Rate Adjustment Date or Monthly Payment Adjustment Date,

                                      B-7

with interest calculated and payable in arrears, sufficient to amortize the
Mortgage Loan fully by the stated maturity date (unless the Mortgage Loan is identified on the Mortgage Loan Schedule as a Balloon Mortgage Loan or an
Interest Only Mortgage Loan), over an original term of not more than thirty years from commencement of amortization. Unless otherwise specified on the related Mortgage Loan Schedule, the Mortgage Loan is payable on the first day of each month. There are no Convertible Mortgage Loans which contain a provision allowing the Mortgagor to convert the Mortgage Note from an adjustable interest rate Mortgage Note to a fixed interest rate Mortgage Note. The Due Date of the first payment under the Mortgage Note is no more than 60 days from the date of the Mortgage Note;

          (u) Customary Provisions. The Mortgage contains customary and enforceable provisions (subject to bankruptcy, insolvency, and similar laws affecting the rights of creditors and general principles of equity) such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the
Mortgage Loan will be able to deliver good and merchantable title to the
Mortgaged Property. There is no homestead or other exemption available to a
Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

          (v) Conformance with Agency and Underwriting Guidelines. The Mortgage
Loan was underwritten in accordance with the related Underwriting Guidelines.
The Mortgage Note and Mortgage are on forms acceptable in the secondary mortgage market and no representations have been made to a Mortgagor that are inconsistent with the mortgage instruments used;

          (w) Occupancy of the Mortgaged Property. As of the Closing Date, and
to the Company's knowledge as of the Transfer Date, the Mortgaged Property is capable of being lawfully occupied under applicable law. As of the Closing Date, and to the Company's knowledge as of the Transfer Date, all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. The Company has not received notification from any
Governmental Authority that the Mortgaged Property is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be. The Company has not received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate. If the Mortgage Loan is identified as "owner-occupied" in the related Mortgage Loan Schedule, the Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgaged
Property as the Mortgagor's primary residence;

                                      B-8

          (x) No Additional Collateral. The Mortgage Note is not and has not
been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (j) above;

          (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and as of the Closing Date, and to the
Company's knowledge as of the Transfer Date, so serves and is named in the
Mortgage (or in the case of a substitution of trustee, is named in a properly recorded substitution of trustee), and no fees or expenses are or will become payable by the Purchaser, the Custodian or the Interim Servicer to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

          (z) Acceptable Investment. To the Company's knowledge as of the
Transfer Date, there are no circumstances or conditions with respect to the
Mortgage, the Mortgaged Property, the Mortgagor, the Mortgage File or the
Mortgagor's credit standing that can reasonably be expected to cause private institutional investors who invest in mortgage loans similar to the Mortgage
Loan to regard the Mortgage Loan as an unacceptable investment, cause the
Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan, or cause the Mortgage Loan to prepay during any period materially faster or slower than the mortgage loans originated by the
Company generally except for the non-prime nature of the Mortgage Loans and the related Mortgagor's credit. No Mortgaged Property is located in a state, city, county or other local jurisdiction as described in the related Purchase Price and Terms Agreement which the Purchaser has determined in its reasonable good faith discretion would cause the related Mortgage Loan to be ineligible for whole loan sale or securitization in a transaction consistent with the prevailing sale and securitization industry (including, without limitation, the practice of the rating agencies) with respect to substantially similar mortgage loans;

          (aa) Delivery of Mortgage Documents. The Mortgage Note, the Mortgage,
the Assignment of Mortgage, if any, and any other documents required to be delivered to the Custodian under this Agreement for each Mortgage Loan have been delivered to the Custodian. The Company is in possession of a complete, true and accurate Mortgage File in compliance with Exhibit A to the Purchase Agreement, except for such documents the originals of which have been delivered to the
Custodian, and the Company has retained copies thereof;

          (bb) Condominiums/Planned Unit Developments. As of the Securitization
Closing Date, if the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project is in conformance with the related
Underwriting Guidelines;

          (cc) Transfer of Mortgage Loans. As of the Securitization Closing
Date, except with respect to MERS Designated Mortgage Loans, the Assignment of
Mortgage with respect to each Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the
Mortgaged Property is located. The transfer, assignment and conveyance of the
Mortgage Notes and the Mortgages by the Company are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

                                      B-9

          (dd) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the
Mortgage contains an enforceable provision (subject to applicable law) for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder, and such provision is enforceable, subject to applicable law;

          (ee) No Balloon Mortgage Loans. The Mortgage Loan is not a Balloon
Mortgage Loan unless specifically listed on the Mortgage Loan Schedule;

          (ff) No Buydown Provisions; No Graduated Payments or Contingent
Interests. The Mortgage Loan does not contain provisions pursuant to which
Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Company, the Mortgagor, or anyone on behalf of the
Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The
Mortgage Loan is not a graduated payment mortgage loan, and the Mortgage Loan does not have a shared appreciation or other contingent interest feature. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and the Company has not
financed nor does it own directly or indirectly, any equity of any form in the
Mortgaged Property or the Mortgagor;

          (gg) Consolidation of Future Advances. As of the Securitization
Closing Date, any future advances made to the Mortgagor prior to the applicable
Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first or second, as applicable, lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence acceptable to Fannie Mae and Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage
Loan;

          (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. As of
the Closing Date, and to the Company's knowledge as of the Securitization
Closing Date (except as disclosed in writing by the Company to the Purchaser on or prior to the Securitization Closing Date), there is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. As of the Closing Date, and to the Company's knowledge as of the Securitization
Closing Date (except as disclosed in writing by the Company to the Purchaser on or prior to the Securitization Closing Date), the Mortgaged Property is
undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged
Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair. As of the Closing
Date, there have not been any condemnation proceedings with respect to the
Mortgaged Property.

          (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments.
The origination, servicing and collection practices with respect to the Mortgage
Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper.
With respect to escrow deposits and Escrow

                                      B-10

Payments (other than with respect to Second Lien Loans for which the mortgagee under the prior mortgage lien is collecting Escrow Payments), all such payments are in the possession of, or under the control of, the Company through the
Transfer Date, and, as of such date, there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made that will be assigned without penalty, premium or cost to the Purchaser.
Each Mortgage Loan is covered by a paid in full, life of loan, tax service contract that will be assigned without penalty, premium or cost to the
Purchaser. All Escrow Payments collected by the Company have been collected in full compliance with state and federal law and the provisions of the related
Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and all escrows that have been established have been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Company have been capitalized by the
Company under the Mortgage or the Mortgage Note. All Mortgage Interest Rate
adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate
Adjustment Date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the Mortgage Interest Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note.
Any and all notices required under applicable law and the terms of the related
Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly
Payment adjustments have been delivered. Any interest required to be paid by the
Company to the Mortgagor pursuant to state, federal and local law has been properly paid and credited;

          (jj) Mortgage Loan Attributes: The Mortgage Loan fits within the characteristics set forth on Exhibit B to the related Assignment and Conveyance
Agreement;

          (kk) Other Insurance Policies; No Defense to Coverage. Except as
disclosed in writing by the Company to the Purchaser on or prior to the Transfer
Date, to the Company's knowledge, no action, inaction or event has occurred and no state of facts exists or has existed that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable primary mortgage insurance policy, hazard insurance policy or bankruptcy bond
(including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured), irrespective of the cause of such failure of coverage. The Company has caused or, before or in connection with the transfer of servicing, will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the
Company or by any officer, director, or employee of the Company or any designee of the Company or any corporation in which the Company or any officer, director, or employee had a financial interest at the time of placement of such insurance;

          (ll) No Violation of Environmental Laws. As of the Closing Date, and
to the Company's knowledge as of the Transfer Date (except as disclosed in writing by the Company to

                                      B-11

the Purchaser on or prior to the Transfer Date), the Mortgaged Property is free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation. As of the
Closing Date, and to the Company's knowledge as of the Transfer Date (except as disclosed in writing by the Company to the Purchaser on or prior to the Transfer
Date), there is no pending action or proceeding directly involving the Mortgaged
Property in which compliance with any environmental law, rule or regulation is an issue. As of the Closing Date, based upon customary and prudent residential mortgage industry underwriting standards, and as of the Transfer Date (except as disclosed in writing by the Company to the Purchaser on or prior to the Transfer
Date), in each case to the Company's knowledge, there is no violation of any environmental law, rule or regulation with respect to the Mortgage Property, and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

          (mm) Servicemembers Civil Relief Act. The Mortgagor has not notified the Company, and the Company has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers Civil Relief Act, or any similar state statute;

          (nn) Appraisal. The Company has delivered to the Purchaser an appraisal of the Mortgaged Property signed prior to the approval of the Mortgage application by an appraiser who (i) was licensed in the state where the
Mortgaged Property is located, (ii) had no interest, direct or indirect, in the
Mortgaged Property or in any Mortgage Loan or the security therefor, and (iii)
did not receive compensation that affected the approval or disapproval of the
Mortgage Loan. The appraisal shall have been made within one hundred and eighty
(180) days of the origination of the Mortgage Loan and shall be completed in compliance with the Uniform Standards of Professional Appraisal Practice, and
all applicable federal and state laws and regulations. If the appraisal was made more than one hundred and twenty (120) days before the origination of the
Mortgage Loan, the Company shall have received and delivered to the Purchaser a recertification of the appraisal;

          (oo) Disclosure Materials. As of the Securitization Closing Date, the
Mortgagor has, to the extent required by applicable law, executed one or more statements to the effect that the Mortgagor has, received all disclosure materials required by applicable law and the Company has complied with all applicable law with respect to the making of the Mortgage Loans. The Company shall cause the Interim Servicer to maintain such statement(s) in the Mortgage
File;

          (pp) Construction or Rehabilitation of Mortgaged Property. As of the
Securitization Closing Date, the Mortgage Loan was not made to finance the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property;

          (qq) Qualified Mortgage. As of the Closing Date, the Mortgage Loan is
a qualified mortgage under Section 860G(a)(3) of the Code;

          (rr) Credit Information. As to each consumer report (as defined in the
Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Company

                                      B-12

to the Purchaser, the Company has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the
Purchaser is not precluded by the terms of the Mortgage Loan Documents from furnishing the same to any subsequent or prospective purchaser of such Mortgage.
The Company shall hold the Purchaser harmless from any and all damages, losses, costs and expenses (including attorney's fees) arising from disclosure of credit information in connection with the Purchaser's secondary marketing operations and the purchase and sale of mortgages. The Company has in its capacity as a servicer, for each Mortgage Loan, fully furnished, in accordance with the Fair
Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to
Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis;

          (ss) Leaseholds. As of the Closing Date, and to the Company's
knowledge as of the Transfer Date, if the Mortgage Loan is secured by a long-term residential lease, (1) the lessor under the lease holds a fee simple interest in the land; (2) the terms of such lease expressly permit the mortgaging of the leasehold estate and the acquisition by the holder of the
Mortgage of the rights of the lessee upon foreclosure or assignment in lieu of foreclosure or provide the holder of the Mortgage with substantially similar protections; (3) the terms of such lease do not (a) allow the termination thereof upon the lessee's default without the holder of the Mortgage being entitled to receive written notice of, and opportunity to cure, such default,
(b) allow the termination of the lease in the event of damage or destruction as long as the Mortgage is in existence, (c) prohibit the holder of the Mortgage from being insured (or receiving proceeds of insurance) under the hazard insurance policy or policies relating to the Mortgaged Property or (d) permit any increase in rent other than pre-established increases set forth in the lease; (4) the original term of such lease is not less than 15 years; (5) the term of such lease does not terminate earlier than five years after the maturity date of the Mortgage Note; and (6) the Mortgaged Property is located in a jurisdiction in which the use of leasehold estates in transferring ownership in residential properties is a widely accepted practice;

          (tt) Prepayment Penalty. The Mortgage Loan is subject to a prepayment penalty as provided in the related Mortgage Note except as set forth on the related Mortgage Loan Schedule. With respect to each Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable (subject to bankruptcy, insolvency, and similar laws affecting the rights of creditors and general principles of equity) for the benefit of the Purchaser, and each prepayment penalty is permitted pursuant to applicable law. Each such prepayment penalty is in an amount not greater than the maximum amount permitted under applicable law and no such prepayment penalty may be imposed for a term in excess of five (5) years;

          (uu) Conversion to Fixed Interest Rate. With respect to Adjustable
Rate Mortgage Loans, the Mortgage Loan is not a Convertible Mortgage Loan;

          (vv) Escrow Analysis. With respect to each Mortgage, the Company has within the twelve months preceding the Closing Date (unless such Mortgage was originated within such twelve month period) analyzed the required Escrow
Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or

                                      B-13

any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

          (ww) Predatory Lending Regulations. No Mortgage Loan is a High Cost
Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after
October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending
Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law. The Mortgaged Property is not located in a jurisdiction where a breach of this representation with respect to the related Mortgage Loan may result in additional assignee liability to the Purchaser, as determined by Purchaser in its reasonable discretion and as described in the related Purchase Price and
Terms Agreement;

          (xx) Single-premium credit life insurance policy. As of the
Securitization Closing Date, in connection with the origination of the Mortgage
Loan, no proceeds from such Mortgage Loan were used to finance or acquire a single-premium credit life insurance policy, credit disability, credit unemployment or credit property insurance policy;

          (yy) Regarding the Mortgagor. The Mortgagor is one or more natural persons and/or an Illinois land trust or a "living trust" and such "living trust" is in compliance with Fannie Mae guidelines for such trusts;

          (zz) Insurance. The Company has caused or, before or in connection with the transfer of servicing, will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser;

          (aaa) Simple Interest Mortgage Loans. The Mortgage Loan is not a
simple interest Mortgage Loan;

          (bbb) Flood Certification Contract. The Mortgage Loan is covered by a paid in full, life of loan, transferable flood certification contract that has been or will be assigned without penalty, cost or premium to the Purchaser;

          (ccc) Consent. Either (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File;

          (ddd) Origination Date. Except as shown on the related Mortgage Loan
Schedule, the date of origination of the Mortgage Loan shall be no earlier than three (3) months prior to the date such Mortgage Loan was first purchased by the
Purchaser;

          (eee) Mortgage Submitted for Recordation. As of the Closing Date, and
to the Company's knowledge as of the Transfer Date, the Mortgage either has been or will promptly be submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located;

                                      B-14

          (fff) Endorsements. The Mortgage Note has been endorsed by Company for its own account and not as a fiduciary, trustee, trustor or beneficiary under a trust agreement;

          (ggg) Accuracy of Information. All information provided to the
Purchaser by the Company with respect to the Mortgage Loan was accurate in all material respects;

          (hhh) No Construction Loans. No Mortgage Loan was made to (a)
facilitate the trade-in or exchange of a Mortgaged Property or (b) finance the construction or rehabilitation of a Mortgaged Property, unless the Mortgage Loan is a construction-to-permanent mortgage loan which has been fully disbursed, all construction work is complete and a completion certificate has been issued;

          (iii) No Equity Participation. No document relating to the Mortgage
Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the
Mortgaged Property or the Mortgagor and Company has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the
Mortgagor; and

          (jjj) No Arbitration. No Mortgagor with respect to any Mortgage Loan originated on or after August 1, 2004 agreed to submit to arbitration to resolve any dispute arising out of or relating in any way to the mortgage loan transaction.

                                      B-15

                                                                  EXECUTION COPY

===============================================================================

              THIRD AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND
                              WARRANTIES AGREEMENT

                                   ----------

                         IXIS REAL ESTATE CAPITAL INC.,

                                    Purchaser

                         ACCREDITED HOME LENDERS, INC.,

                                     Seller

                                   ----------

                           Dated as of August 1, 2006

         Adjustable-Rate and Fixed-Rate, B/C Residential Mortgage Loans

===============================================================================

                                                                            Page
                                                                            ----

   Subsection 6.01.  Conveyance of Mortgage Loans; Possession of

SECTION 9.  REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE
              SELLER; REMEDIES FOR BREACH................................     21

   Subsection 9.01.  Representations and Warranties Regarding
                     the Seller..........................................     21

   Subsection 9.02.  Representations and Warranties Regarding
                     Individual Mortgage Loans...........................     24

   Subsection 9.03.  Remedies for Breach of Representations and
                     Warranties..........................................     39

   Subsection 9.04.  Repurchase of Mortgage Loans That Prepay
                     in Full.............................................     42

   Subsection 9.05.  Repurchase of Mortgage Loans with First

   Subsection 14.01. Additional Indemnification by the Seller;

SECTION 20. GOVERNING LAW JURISDICTION; CONSENT TO SERVICE
            OF PROCESS...................................................     50

SECTION 21. INTENTION OF THE PARTIES.....................................     51

SECTION 22. SUCCESSORS AND ASSIGNS; ASSIGNMENT OF PURCHASE

                                      -ii-

   Subsection 31.02. Additional Representations and Warranties

                                     -iii-

                                    EXHIBITS

EXHIBIT A   CONTENTS OF EACH MORTGAGE FILE

EXHIBIT B   [RESERVED]

EXHIBIT C   FORM OF SELLER'S OFFICER'S CERTIFICATE

EXHIBIT D   FORM OF OPINION OF COUNSEL TO THE SELLER AND THE INTERIM SERVICER

EXHIBIT E   FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT F   FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT G   [RESERVED]

EXHIBIT H   FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT

EXHIBIT I   FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

EXHIBIT J   FORM OF INDEMNIFICATION AND CONTRIBUTION AGREEMENT

                                      -iv-

                           THIRD AMENDED AND RESTATED
                 MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT

          This THIRD AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND WARRANTIES
AGREEMENT (the "Agreement"), dated as of August 1, 2006, by and between IXIS
Real Estate Capital Inc. f/k/a CDC Mortgage Capital Inc., a New York
corporation, having an office at 9 West 57th Street, 36th Floor, New York, New
York 10019 (the "Purchaser"), and Accredited Home Lenders, Inc., a California
corporation, having an office at 15090 Avenue of Science, San Diego, California
92128 (the "Seller").

                                   WITNESSETH:

          WHEREAS, the Purchaser and the Seller are parties to that certain
Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement,
dated as of March 1, 2006 (the "Original Purchase Agreement"), pursuant to which the Seller desires to sell, from time to time, to the Purchaser, and the
Purchaser desires to purchase, from time to time, from the Seller, certain first and second lien, adjustable-rate and fixed-rate B/C residential mortgage loans
(the "Mortgage Loans") on a servicing released basis as described herein, and which shall be delivered in pools of whole loans (each, a "Mortgage Loan
Package") on various dates as provided herein (each, a "Closing Date"); and

          WHEREAS, at the present time, the Purchaser and the Seller desire to amend and restate the Original Purchase Agreement to make certain modifications as set forth herein, and upon the execution and delivery of this Agreement by the Purchaser and the Seller this Agreement shall supercede the Original
Purchase Agreement and supplant the Original Purchase Agreement;

          NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Seller agree as follows:

          SECTION 1. Definitions.

          For purposes of this Agreement the following capitalized terms shall have the respective meanings set forth below.

          Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located and incorporating the Delinquency Collection Policies and Procedures.

          Act: The National Housing Act, as amended from time to time.

          Adjustable Rate Mortgage Loan: An adjustable rate Mortgage Loan purchased pursuant to this Agreement.

          Affiliate: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person.
For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such
Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and
"controlled" have meanings correlative to the foregoing.

          Agency Transfer: A Fannie Mae Transfer or a Freddie Mac Transfer.

          Agreement: This Third Amended and Restated Mortgage Loan Purchase and
Warranties Agreement and all amendments hereof and supplements hereto.

          ALTA: The American Land Title Association and its successors in interest.

          Appraised Value: (i) With respect to any First Lien Loan, the value of the related Mortgaged Property based upon the appraisal made, if any, for the originator at the time of origination of the Mortgage Loan or the sales price of the Mortgaged Property if purchased at or within twelve months prior to such time of origination, whichever is less, and (ii) with respect to any Second Lien
Loan, the value, determined pursuant to the Seller's Underwriting Guidelines, of the related Mortgaged Property as of the origination of the Second Lien Loan.

          Assignment and Conveyance Agreement: As defined in Subsection 6.01.

          Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser.

          Balloon Mortgage Loan: Any Mortgage Loan that requires only payments of interest until the stated maturity date of the Mortgage Loan or the Monthly
Payments of principal which (not including the payment due on its stated
maturity date) are based on an amortization schedule that would be insufficient to fully amortize the principal thereof by the stated maturity date of the
Mortgage Loan.

          Business Day: Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions, in the State of New York or the state in which the Interim Servicer's servicing operations are located, are authorized or obligated by law or executive order to be closed.

          Closing Date: The date or dates on which the Purchaser from time to time shall purchase and the Seller from time to time shall sell the Mortgage
Loans listed on the related Mortgage Loan Schedule with respect to the related
Mortgage Loan Package.

          CLTV: As of any date and as to (1) any Second Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the Second Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are senior or equal in priority to the Second Lien Loan and which are secured by the same Mortgaged
Property to (b) the Appraised Value and (2) any First Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the First Lien Loan and

                                      -2-

(ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are junior or equal in priority to the First Lien Loan and which are secured by the same Mortgaged Property to (b) the Appraised Value.

          Code: Internal Revenue Code of 1986, as amended.

          Commission: The United States Securities and Exchange Commission.

          Condemnation Proceeds: All awards or settlements in respect of a
Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

          Convertible Mortgage Loan: Any individual Adjustable Rate Mortgage
Loan purchased pursuant to this Agreement which contains a provision whereby the
Mortgagor is permitted to convert the Adjustable Rate Mortgage Loan to a Fixed
Rate Mortgage Loan in accordance with the terms of the related Mortgage Note.

          Covered Loan: A Mortgage Loan categorized as Covered pursuant to
Appendix E of Standard & Poor's Glossary.

          Credit Files: As defined in Section 5 herein.

          Custodial Account: The separate account or accounts created and maintained pursuant to Section 2.04 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

          Custodial Agreement: The agreement governing the retention of the originals of each Mortgage Note, Mortgage, Assignment of Mortgage and other
Mortgage Loan Documents, to be executed between the Purchaser and the Custodian and to be dated as of the related Cut-Off Date.

          Custodian: The custodian under the Custodial Agreement, or its successor in interest or assigns, or any successor to the Custodian under the
Custodial Agreement, as therein provided. If at any time there is no Custodial
Agreement in effect with respect to a Mortgage Loan, all references to the
Custodian herein and in the Interim Servicing Agreement shall be deemed to refer to the Purchaser (or its designee) with respect to such Mortgage Loan.

          Cut-off Date: The date or dates designated as such on the related
Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

          Deemed Material Breach Representation: Each representation identified as such in Subsection 9.02.

          Deleted Mortgage Loan: A Mortgage Loan that is repurchased or replaced or to be replaced with a Qualified Substitute Mortgage Loan by the Seller in accordance with the terms of this Agreement.

                                      -3-

          Delinquency Collection Policies and Procedures: The delinquency collection policies and procedures of the Seller, a copy of which is attached to the Interim Servicing Agreement.

          Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

          Determination Date: The date specified in the Interim Servicing
Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

          Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

          Eligible Account: Any of (i) an account maintained with a federal or state chartered depository institution or trust company the short-term unsecured debt obligations of which (or, in the case of a depository institution or trust company that is a subsidiary of a holding company, the short-term unsecured debt obligations of such holding company) are rated A-1 by Standard & Poor's or
Prime-1 by Moody's (or a comparable rating if another Rating Agency is specified by the Purchaser by written notice to the Seller) at the time any amounts are held on deposit therein, (ii) an account or accounts the deposits in which are fully insured by the FDIC, or (iii) a trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity.

          Escrow Account: The separate account or accounts created and maintained pursuant to Section 2.06 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

          Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

          Exchange Act. The Securities Exchange Act of 1934, as amended.

          Fannie Mae: The Federal National Mortgage Association and its
successors in interest.

          Fannie Mae Guides: The Fannie Mae Sellers' Guide and the Fannie Mae
Servicers' Guide and all amendments or additions thereto.

          Fannie Mae Transfer: As defined in Section 13 hereof.

          FDIC: The Federal Deposit Insurance Corporation and its successors in interest.

          FHA: The Federal Housing Administration, an agency within the United
States Department of Housing and Urban Development and its successors in interest and including the

                                      -4-

Federal Housing Commissioner and the Secretary of Housing and Urban Development
where appropriate under the FHA Regulations.

          First Lien Loan: Any Mortgage Loan secured by a first lien Mortgage on the related Mortgaged Property.

          Fitch: Fitch, Inc. and its successors in interest.

          Fixed Rate Mortgage Loan: A fixed rate mortgage loan purchased pursuant to this Agreement.

          Freddie Mac: The Federal Home Loan Mortgage Corporation and its
successors in interest.

          Freddie Mac Transfer: As defined in Section 13 hereof.

          Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note which amount is added to the Index in accordance with the terms of the related Mortgage Note to determine on each Interest Rate Adjustment Date the Mortgage Interest Rate for
such Mortgage Loan.

          High Cost Loan: A Mortgage Loan (a) covered by the Home Ownership and
Equity Protection Act of 1994 ("HOEPA"), (b) with an "annual percentage rate" or total "points and fees" payable by the related Mortgagor (as each such term is calculated under HOEPA) that exceed the thresholds set forth by HOEPA and its implementing regulations, including 12 C.F.R. Section 226.32(a)(1)(i) and (ii),
(c) classified as a "high cost home," "threshold," "covered," "high risk home,"
"predatory" or similar loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or
(d) a Mortgage Loan categorized as High Cost pursuant to Appendix E of Standard
& Poor's Glossary. For avoidance of doubt, the parties agree that this definition shall apply to any law regardless of whether such law is presently, or in the future becomes, the subject of judicial review or litigation.

          Home Loan: A Mortgage Loan categorized as Home Loan pursuant to
Appendix E of Standard & Poor's Glossary.

          HUD: The Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with regard to FHA Mortgage Insurance. The term "HUD," for purposes of this Agreement, is also deemed to include subdivisions thereof such as the FHA and Government National Mortgage Association.

          Index: With respect to each Adjustable Rate Mortgage Loan, the index identified in the related Mortgage Note, as set forth in the related Mortgage
Loan Schedule and as set forth on Exhibit B to each Assignment and Conveyance
Agreement.

                                      -5-

          Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

          Interest Only Mortgage Loan: A Mortgage Loan which only requires payments of interest for an initial period of time specified in the related
Mortgage Note.

          Interest Rate Adjustment Date: With respect to each Adjustable Rate
Mortgage Loan, the date, specified in the related Mortgage Note and the Mortgage
Loan Schedule, on which the Mortgage Interest Rate is adjusted.

          Interim Funder: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS(R) System as the interim funder pursuant to the
MERS Procedures Manual.

          Interim Servicer: Accredited Home Lenders, Inc., a California
corporation, and its successors in interest, and any successor interim servicer under the Interim Servicing Agreement.

          Interim Servicing Agreement: The Interim Servicing Agreement, dated as of October 1, 2003, between the Purchaser and the Interim Servicer, providing for the Interim Servicer to service the Mortgage Loans for an interim period as specified by the Interim Servicing Agreement.

          Investor: With respect to each MERS Designated Mortgage Loan, the
Person named on the MERS(R) System as the investor pursuant to the MERS
Procedures Manual.

          Lifetime Rate Cap: The provision of each Mortgage Note related to an
Adjustable Rate Mortgage Loan which provides for an absolute maximum Mortgage
Interest Rate thereunder. The Mortgage Interest Rate during the terms of each
Adjustable Rate Mortgage Loan is not at any time to exceed the Mortgage Interest
Rate at the time of origination of such Adjustable Rate Mortgage Loan by more than the Lifetime Rate Cap.

          Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such
Mortgage Loan, trustee's sale, foreclosure sale or otherwise, or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan.

          Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio (expressed as a percentage) of the outstanding principal amount of the
Mortgage Loan as of the Cut-off Date (unless otherwise indicated), to the
Appraised Value of the Mortgaged Property.

          MERS: Mortgage Electronic Registration Systems, Inc., a Delaware
corporation, and its successors and assigns.

          MERS Designated Mortgage Loan: Mortgage Loans for which (a) the Seller has designated or will designate MERS as, and has taken or will take such action as is necessary to cause MERS to be, the mortgagee of record, as nominee for the
Seller, in accordance with

                                      -6-

MERS Procedure Manual and (b) the Seller has designated or will designate the
Purchaser as the Investor on the MERS(R) System.

          MERS Procedure Manual: The MERS Procedures Manual, as it may be
amended, supplemented or otherwise modified from time to time.

          MERS Report: The report from the MERS System listing MERS Designated
Mortgage Loans and other information.

          MERS(R) System: MERS mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.

          Monthly Payment: The scheduled monthly payment of principal and/or interest on a Mortgage Loan.

          Monthly Payment Adjustment Date: With respect to each Interest Only
Mortgage Loan which is also a Fixed Rate Mortgage Loan, the date, specified in the related Mortgage Note and the Mortgage Loan Schedule, on which the Monthly
Payment is adjusted.

          Moody's: Moody's Investors Service, Inc. and its successors in interest.

          Mortgage: The mortgage, deed of trust or other instrument securing a
Mortgage Note, which creates a first lien, in the case of a First Lien Loan, or a second lien, in the case of a Second Lien Loan, on the Mortgaged Property.

          Mortgage File: The items pertaining to a particular Mortgage Loan referred to in Exhibit A annexed hereto, and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

          Mortgage Interest Rate: The annual rate of interest borne on a
Mortgage Note with respect to each Mortgage Loan.

          Mortgage Loan: An individual Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the applicable Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal
Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds,
Servicing Rights, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

          Mortgage Loan Documents: The documents required to be delivered to the
Custodian pursuant to Section 6.03 hereof with respect to any Mortgage Loan.

          Mortgage Loan Package: Each pool of Mortgage Loans, which shall be purchased by the Purchaser from the Seller from time to time on each Closing
Date.

          Mortgage Loan Schedule: The schedule of Mortgage Loans setting forth the following information with respect to each Mortgage Loan in the related
Mortgage Loan

                                      -7-

Package: (1) the Seller's Mortgage Loan identifying number; (2) the Mortgagor's name; (3) the street address of the Mortgaged Property including the city, state and zip code; (4) a code indicating whether the Mortgaged Property is owner-occupied, a second home or investment property; (5) the number and type of residential units constituting the Mortgaged Property (i.e., a single family residence, a 2-4 family residence, a unit in a condominium project or a unit in a planned unit development, manufactured housing); (6) the Mortgage Loan origination date; (7) the original months to maturity or the remaining months to maturity from the related Cut-off Date, in any case based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule; (8) the Loan-to-Value
Ratio at origination; (9) with respect to First Lien Loans, the LTV and with respect to Second Lien Loans, the CLTV; (10) the Mortgage Interest Rate as of
the related Cut-off Date; (11) the date on which the Monthly Payment was due on the Mortgage Loan and, if such date is not consistent with the Due Date currently in effect, such Due Date; (12) the stated maturity date; (13) the amount of the Monthly Payment as of the related Cut-off Date; (14) the last payment date as of which a payment was actually applied to the outstanding principal balance; (15) the original principal amount of the Mortgage Loan; (16)
the principal balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due and collected on or before the Cut-off Date; (17) the Interest Rate Adjustment Date; (18) the
Gross Margin; (19) the Lifetime Rate Cap under the terms of the Mortgage Note;
(20) a code indicating the type of Index; (21) the Mortgage Interest Rate as of origination; (22) the type of Mortgage Loan (i.e., fixed-rate, adjustable-rate,
First Lien, Second Lien); (23) a code indicating the purpose of the loan (i.e., purchase, rate and term refinance, equity take-out refinance); (24) a code indicating the documentation style (i.e., full or stated income); (25) the loan credit classification (as described in the Underwriting Guidelines); (26) the applicable Cut-off Date; (27) the applicable Closing Date; (28) the credit risk score (FICO score); (29) with respect to the related Mortgagor, the debt-to-income ratio; (30) with respect to Second Lien Loans, the outstanding principal balance of the superior lien; (31) the Appraised Value of the
Mortgaged Property; (32) the sale price of the Mortgaged Property if the
Mortgage Loan was originated in connection with the purchase of the Mortgaged
Property; (33) the Periodic Rate Cap under the terms of the Mortgage Note; (34)
the Periodic Rate Floor under the terms of the Mortgage Note; (35) whether such
Mortgage Loan provides for a prepayment penalty; (36) the prepayment penalty period of such Mortgage Loan, if applicable; (37) a description of the type of prepayment penalty, if applicable; (38) the MERS Identification Number; (39)
whether the Mortgagor represented that the Mortgagor would occupy the Mortgaged
Property as its primary residence; (40) a code indicating if the Mortgage Loan is a Balloon Mortgage Loan [and (41) a field indicating whether such Mortgage
Loan is a Home Loan]. With respect to the Mortgage Loans in the aggregate, the
Mortgage Loan Schedule shall set forth the following information, as of the related Cut-off Date: (1) the number of Mortgage Loans; (2) the current aggregate outstanding principal balance of the Mortgage Loans; (3) the weighted average Mortgage Interest Rate of the Mortgage Loans; and (4) the weighted average maturity of the Mortgage Loans.

          Mortgage Note: The note or other evidence of the indebtedness of a
Mortgagor secured by a Mortgage.

          Mortgaged Property: With respect to each Mortgage Loan, the
Mortgagor's real property securing repayment of a related Mortgage Note, consisting of an unsubordinated estate in fee simple or, with respect to real property located in jurisdictions in which the use of

                                      -8-

leasehold estates for residential properties is a widely-accepted practice, a leasehold estate, in a single parcel or multiple parcels of real property improved by a residential dwelling as further described in this Agreement.

          Mortgagor: The obligor on a Mortgage Note.

          OCC: Office of the Comptroller of the Currency and its successors in interest.

          Officer's Certificate: A certificate signed by the Chairman of the
Board or the Vice Chairman of the Board or a President or a Vice President and
by the Treasurer or the Secretary or one of the Assistant Treasurers or
Assistant Secretaries of the Seller, and delivered to the Purchaser as required by this Agreement.

          Opinion of Counsel: A written opinion of counsel, who may be in-house counsel for the Seller, reasonably acceptable to the Purchaser, provided that any Opinion of Counsel relating to (a) the qualification of any account required to be maintained pursuant to this Agreement as an Eligible Account, (b)
qualification of the Mortgage Loans in a REMIC or (c) compliance with the REMIC
Provisions, must be (unless otherwise stated in such Opinion of Counsel) an opinion of counsel who (i) is in fact independent of the Seller and any servicer of the Mortgage Loans, (ii) does not have any material direct or indirect financial interest in the Seller or any servicer of the Mortgage Loans or in an
Affiliate of either and (iii) is not connected with the Seller or any servicer of the Mortgage Loans as an officer, employee, director or person performing similar functions.

          OTS: Office of Thrift Supervision and its successors in interest.

          Periodic Rate Cap: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may increase on an Interest
Rate Adjustment Date above the Mortgage Interest Rate previously in effect.

          Periodic Rate Floor: With respect to each Adjustable Rate Mortgage
Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may decrease on an Interest
Rate Adjustment Date below the Mortgage Interest Rate previously in effect.

          Person: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

          Points Schedule: A schedule which sets forth, with respect to each
Mortgage Loan, the following data points: (1) the loan identification number;
(2) the pool name; (3) the Seller's points; (4) the Seller's rebate; (5) the
Seller's fees; (6) the broker fees and (7) the broker points. All information on the Points Schedule shall be true, correct and complete.

          Preliminary Mortgage Schedule: As defined in Section 3.

                                      -9-

          Premium Percentage: With respect to any Mortgage Loan, a percentage equal to the excess of the Purchase Price Percentage over 100%.

          Prepayment Charges: With respect to each Mortgage Loan, the charge if the Mortgagor prepays such Mortgage Loan as provided in the related Mortgage
Note or Mortgage.

          Principal Prepayment: Any payment or other recovery of principal on a
Mortgage Loan which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

          Purchase Price: The price paid on the related Closing Date by the
Purchaser to the Seller in exchange for the Mortgage Loans purchased on such
Closing Date as calculated in Section 4 of this Agreement.

          Purchase Price and Terms Agreement: Those certain agreements setting forth the general terms and conditions of the transactions consummated herein and identifying the Mortgage Loans to be purchased from time to time hereunder, by and among the Seller, the Purchaser and the Interim Servicer (if applicable).
All of the individual Purchase Price and Terms Agreements shall collectively be referred to as the "Purchase Price and Terms Agreement."

          Purchase Price Percentage: With respect to any Mortgage Loan, an amount equal to the percentage of par as stated in the Purchase Price and Terms
Agreement (subject to adjustment as provided therein) related to such Mortgage
Loan.

          Purchaser: IXIS Real Estate Capital Inc., a New York corporation, and its successors in interest and assigns, or any successor to the Purchaser under this Agreement as herein provided.

          Qualified Correspondent: Any Person from which the Seller purchased
Mortgage Loans, provided that the following conditions are satisfied: (i) such
Mortgage Loans were originated pursuant to an agreement between the Seller and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to the Seller, in accordance with underwriting guidelines designated by the Seller ("Designated Guidelines") or guidelines that do not vary materially from such Designated Guidelines; (ii) such Mortgage Loans were in fact underwritten as described in clause (i) above and were acquired by the Seller within one hundred eighty (180) days after origination; (iii) either
(x) the Designated Guidelines were, at the time such Mortgage Loans were originated, used by the Seller in origination of mortgage loans of the same type as the Mortgage Loans for the Seller's own account or (y) the Designated
Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Seller on a consistent basis for use by lenders in originating mortgage loans to be purchased by the Seller; and (iv) the Seller employed, at the time such Mortgage Loans were acquired by the Seller, pre purchase or post purchase quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time

                                      -10-

period or through particular channels) designed to ensure that Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the Seller.

          Qualified Substitute Mortgage Loan: A mortgage loan eligible to be substituted by the Seller for a Deleted Mortgage Loan which must, on the date of such substitution, (i) have an outstanding principal balance, after deduction of all scheduled payments due in the month of substitution (or in the case of a substitution of more than one mortgage loan for a Deleted Mortgage Loan, an aggregate principal balance), not in excess of the outstanding principal balance of the Deleted Mortgage Loan (the amount of any shortfall will be deposited in the Custodial Account by the Seller in the month of substitution); (ii) have a
Mortgage Interest Rate not less than and not more than 1% greater than the
Mortgage Interest Rate of the Deleted Mortgage Loan; (iii) have a remaining term to maturity not greater than and not more than one (1) year less than that of the Deleted Mortgage Loan; (iv) be of the same type as the Deleted Mortgage Loan
(i.e., fixed-rate, adjustable-rate with same Periodic Rate Cap, Index and lien priority); and (v) comply with each representation and warranty (respecting individual Mortgage Loans) set forth in Section 9 hereof.

          Rating Agency: Any of Fitch, Moody's or Standard & Poor's, or their respective successors designated by the Purchaser.

          Reconstitution: Any Securitization Transaction or Whole Loan Transfer.

          Reconstitution Agreements: The agreement or agreements entered into by the Seller and/or the Interim Servicer and the Purchaser and/or certain third parties on the Reconstitution Date or Dates with respect to any or all of the
Mortgage Loans sold hereunder, in connection with a Whole Loan Transfer, Agency
Transfer or a Securitization Transaction pursuant to Section 13, including, but not limited to, a seller's warranties and servicing agreement with respect to a
Whole Loan Transfer, and a trust and servicing agreement and related custodial/trust agreement and documents with respect to a Securitization
Transaction.

          Reconstitution Date: As defined in Section 13.

          Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation
AB), 17 C.F.R. Sections 229.1100 229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset Backed Securities, Securities
Act Release No. 33 8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the
staff of the Commission, or as may be provided by the Commission or its staff from time to time.

          REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

          REMIC Provisions: Provisions of the federal income tax law relating to a REMIC, which appear at Section 860A through 860G of Subchapter M of Chapter 1,
Subtitle A of the Code, and related provisions and regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

                                      -11-

          Remittance Date: The date specified in the Interim Servicing Agreement
(with respect to each Mortgage Loan, for an interim period, as specified therein).

          Repurchase Price: With respect to any Mortgage Loan for which a breach of a representation or warranty from the Agreement or the Interim Servicing
Agreement is found, a price equal to the then outstanding principal balance of the Mortgage Loan to be repurchased, plus accrued interest thereon at the
Mortgage Interest Rate from the date to which interest had last been paid through the date of such repurchase, plus the amount of any outstanding advances owed to any servicer, and plus all costs and expenses reasonably incurred by the
Purchaser or any servicer arising out of or based upon such breach, including without limitation costs and expenses incurred in the enforcement of the
Seller's repurchase obligation hereunder.

          RESPA: Real Estate Settlement Procedures Act, as amended from time to time.

          Second Lien Loan: A Mortgage Loan secured by a second lien Mortgage on the related Mortgaged Property.

          Securities Act: The Securities Act of 1933, as amended.

          Securitization Transaction. Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage backed securities or (2)
an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

          Seller: Accredited Home Lenders, Inc., a California corporation, and its successors in interest.

          Seller Information: As defined in Subsection 31.04(a).

          Servicing Fee: With respect to each Mortgage Loan subject to the
Interim Servicing Agreement, an amount equal to 0.50% per annum computed on the basis of the outstanding principal balance of the related Mortgage Loan. Such fee shall be payable monthly and shall be pro rated for any portion of a month, other than the month in which the related Closing Date occurs, during which the
Mortgage Loan is serviced by the Interim Servicer under the Interim Servicing
Agreement. The obligation of the Purchaser to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion
(including recoveries with respect to interest from Liquidation Proceeds, to the extent permitted by this Agreement) of such Monthly Payment collected by the
Interim Servicer, or as otherwise provided under this Agreement.

          Servicing File: With respect to each Mortgage Loan, the file retained by the Interim Servicer consisting of originals of all documents in the Mortgage
File which are not delivered to the Purchaser or the Custodian and copies of the
Mortgage Loan Documents.

                                      -12-

          Servicing Rights: Any and all of the following: (a) any and all rights to service the Mortgage Loans; (b) any payments to or monies received by the
Interim Servicer for servicing the Mortgage Loans; (c) any late fees, penalties or similar payments with respect to the Mortgage Loans; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of the Interim
Servicer thereunder; (e) Escrow Payments or other similar payments with respect to the Mortgage Loans and any amounts actually collected by the Interim Servicer with respect thereto; (f) all accounts and other rights to payment related to any of the property described in this paragraph; and (g) any and all documents, files, records, servicing files, servicing documents, servicing records, data tapes, computer records, or other information pertaining to the Mortgage Loans or pertaining to the past, present or prospective servicing of the Mortgage
Loans.

          Sponsor: The sponsor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

          Standard & Poor's: Standard & Poor's Ratings Services, a division of
The McGraw-Hill Companies Inc., and its successors in interest.

          Standard & Poor's Glossary: The Standard & Poor's LEVELS(R) Glossary,
as may be in effect from time to time.

          Stated Principal Balance: As to each Mortgage Loan on any date of determination, (i) the principal balance of such Mortgage Loan at the related
Cut-off Date after giving effect to payments of principal due on or before such date, to the extent actually received, minus (ii) all amounts previously distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal on such Mortgage Loan.

          Static Pool Information: Static pool information as described in Item
1105(a)(1) (3) and 1105(c) of Regulation AB.

          Successor Servicer: Any servicer of one or more Mortgage Loans designated by the Purchaser as being entitled to the benefits of the indemnifications set forth in Sections 9.03 and 14.01.

          Third Party Originator: Each Person, other than a Qualified
Correspondent, that originated Mortgage Loans acquired by the Seller.

          Transfer Date: The date on which the Purchaser, or its designee, shall receive the transfer of servicing responsibilities and begin to perform the servicing of the Mortgage Loans with respect to the related Mortgage Loan
Package, and the Interim Servicer shall cease all servicing responsibilities.
Such date shall occur on the day indicated by the Purchaser to the Interim
Servicer in accordance with the Interim Servicing Agreement.

          Underwriting Guidelines: With respect to each Mortgage Loan Package, the underwriting guidelines of the Seller, a copy of which shall be attached as an Exhibit to the related Assignment and Conveyance Agreement.

                                      -13-

          VA: The Department of Veterans Affairs, an agency of the United States of America, or any successor thereto including the Administrator of Veterans
Affairs.

          Whole Loan Transfer: Any sale or transfer of some or all of the
Mortgage Loans, other than a Securitization Transaction.

          SECTION 2. Agreement to Purchase.

          The Seller agrees to sell from time to time, and the Purchaser agrees to purchase from time to time, Mortgage Loans having an aggregate principal balance on the related Cut-off Date in an amount as set forth in the related
Purchase Price and Terms Agreement, or in such other amount as agreed by the
Purchaser and the Seller as evidenced by the actual aggregate principal balance of the Mortgage Loans accepted by the Purchaser on each Closing Date.

          SECTION 3. Mortgage Schedules.

          The Seller from time to time shall provide the Purchaser with certain information constituting a preliminary listing of the Mortgage Loans to be purchased on each Closing Date in accordance with the related Purchase Price and
Terms Agreement and this Agreement (each, a "Preliminary Mortgage Schedule").

          The Seller shall deliver the Mortgage Loan Schedule and the related
Points Schedule for the Mortgage Loans to be purchased on a particular Closing
Date to the Purchaser at least two (2) Business Days prior to the related
Closing Date or such later date on which the Purchaser has identified to the
Seller the final list of Mortgage Loans the Purchaser desires to purchase.

          SECTION 4. Purchase Price.

          The Purchase Price for the Mortgage Loans shall be equal to (a) the
Purchase Price Percentage multiplied by the Cut-off Date Balance, plus (b)
accrued and unpaid interest on such principal balance at the weighted average
Mortgage Interest Rate (net of the Servicing Fee) of those Mortgage Loans from the related Cut-off Date through the day prior to the related Closing Date, inclusive. For purposes hereof, "Cut-off Date Balance" means the aggregate principal balance, as of the related Cut-off Date, of the Mortgage Loans listed on the related Mortgage Loan Schedule, after application of scheduled payments of principal due on or before the related Cut-off Date, to the extent such payments were actually received, together with any unscheduled principal payments collected prior to the Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to the Cut-off Date, but to be applied on a due date beyond the related Cut-off Date, shall not be applied to the principal balance as of the related Cut-off Date. If so provided in the related Purchase Price and Terms Agreement, portions of the Mortgage Loans shall be priced separately. The Purchase Price as so determined shall be paid to the
Seller on the related Closing Date by wire transfer of immediately available funds to an account or accounts designated by the Seller in writing.

          The Purchaser shall be entitled to (l) all principal paid after the related Cut-off Date, (2) all other recoveries of principal collected on or after the related Cut-off Date, and (3) all payments of interest on the Mortgage
Loans net of applicable Servicing Fees (minus that

                                      -14-

portion of any such payment which is allocable to the period prior to the related Cut-off Date). The outstanding principal balance of each Mortgage Loan as of the related Cut-off Date is determined after application of payments of principal due on or before the related Cut-off Date, to the extent actually collected, together with any unscheduled principal prepayments collected prior to the Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to the Cut-off Date, but to be applied on a due date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date. Such prepaid amounts shall be the property of the
Purchaser. The Seller shall deposit any such prepaid amounts into the Custodial
Account, which account is established for the benefit of the Purchaser for subsequent remittance by the Seller to the Purchaser.

          SECTION 5. Examination of Mortgage Files.

          At least seven (7) Business Days prior to the related Closing Date, the Seller shall either deliver to the Purchaser or its designee in escrow, for examination with respect to each Mortgage Loan to be purchased, or make available to the Purchaser for examination at such other location as shall otherwise be acceptable to the Purchaser and Seller, copies or originals of the credit and servicing files, including the Mortgage File (collectively, the
"Credit Files"). Such examination of the Credit Files may be made by the
Purchaser or its designee at any reasonable time before or after the related
Closing Date. If the Purchaser makes such examination prior to the related
Closing Date and determines, in its sole discretion, that any Mortgage Loans are unacceptable under the terms of the related Purchase Price and Terms Agreement, such Mortgage Loans shall be deleted from the related Mortgage Loan Schedule, and may be replaced by a Qualified Substitute Mortgage Loan (or Loans)
acceptable to the Purchaser. The Purchaser may, at its option and without notice to the Seller, purchase some or all of the Mortgage Loans without conducting any partial or complete examination. The fact that the Purchaser or its designee has conducted or has failed to conduct any partial or complete examination of the
Mortgage Files or the Credit Files shall not impair in any way the Purchaser's
(or any of its successor's) rights to demand repurchase, substitution or other remedy as provided in this Agreement. Notwithstanding the foregoing, the
Purchaser may not demand a repurchase or other relief or remedy due to the failure of a Mortgage Loan to comply with the Underwriting Guidelines if the
Purchaser or its designee has previously examined such Mortgage Loan and certain exceptions to the Underwriting Guidelines were noted and accepted by the
Purchaser prior to the purchase of such Mortgage Loan. In the event that the
Seller fails to deliver the Credit Files with respect to any Mortgage Loan, the
Seller shall, upon the request of the Purchaser, repurchase such Mortgage Loan at the price and in the manner specified in Subsection 9.03.

          SECTION 6. Conveyance from Seller to Purchaser.

          Subsection 6.01. Conveyance of Mortgage Loans; Possession of Servicing
Files.

          The Seller, simultaneously with the delivery of the Mortgage Loan
Schedule with respect to the related Mortgage Loan Package to be purchased on each Closing Date, shall execute and deliver an Assignment and Conveyance
Agreement in the form attached hereto as Exhibit H (the "Assignment and
Conveyance Agreement"). The Seller shall cause the Servicing File retained by the Interim Servicer pursuant to this Agreement to be appropriately identified in

                                      -15-

the Seller's computer system and/or books and records, as appropriate, to clearly reflect the sale of the related Mortgage Loan to the Purchaser. The
Seller shall cause the Interim Servicer to release from its custody the contents of any Servicing File retained by it only in accordance with this Agreement or the Interim Servicing Agreement, except when such release is required in connection with a repurchase of any such Mortgage Loan pursuant to Subsection
9.03.

          Subsection 6.02. Books and Records.

          Record title to each Mortgage as of the related Closing Date shall be in the name of the Seller or MERS. Notwithstanding the foregoing, each Mortgage and related Mortgage Note shall be beneficially possessed solely by the
Purchaser or the appropriate designee of the Purchaser, as the case may be. All rights arising out of the Mortgage Loans including, but not limited to, all funds received by the Seller or the Interim Servicer after the related Cut-off
Date on or in connection with a Mortgage Loan shall be vested in the Purchaser or one or more designees of the Purchaser; provided, however, that all funds received on or in connection with a Mortgage Loan shall be received and held by the Seller or the Interim Servicer in trust for the benefit of the Purchaser or the appropriate designee of the Purchaser, as the case may be, as the owner of the Mortgage Loans pursuant to the terms of this Agreement.

          The sale of each Mortgage Loan shall be reflected on the Seller's balance sheet and other financial statements as a sale of assets by the Seller.

          The Seller shall or shall cause the Interim Servicer to be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be marked clearly to reflect the ownership of each Mortgage Loan by the Purchaser. In particular, the Seller shall or shall cause the Interim Servicer to maintain in its possession, available for inspection by the Purchaser, and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and applicable requirements of Fannie Mae or Freddie Mac, including but not limited to documentation as to the method used in determining the applicability of the provisions of the National Flood Insurance Act of 1968, as amended, to the Mortgaged Property, documentation evidencing insurance coverage and periodic inspection reports, as required by Accepted Servicing Practices. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the
Seller or the Interim Servicer may be in the form of microfilm or microfiche so long as the Seller or the Interim Servicer complies with Accepted Servicing
Practices.

          Subsection 6.03. Delivery of Mortgage Loan Documents.

          The Seller shall deliver and release to the Custodian no later than five (5) Business Days prior to the related Closing Date those Mortgage Loan
Documents set forth on Exhibit A hereto with respect to each Mortgage Loan set forth on the related Mortgage Loan Schedule.

          The Custodian shall certify its receipt of all such Mortgage Loan
Documents required to be delivered pursuant to the Custodial Agreement for the related Closing Date, as evidenced by the Certification and Trust Receipt of the
Custodian in the form annexed to the

                                      -16-

Custodial Agreement. The Purchaser shall pay all fees and expenses of the
Custodian from and after the Closing Date.

          The Seller shall or shall cause the Interim Servicer to forward to the
Custodian, or to such other Person as the Purchaser shall designate in writing, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with this Agreement within two (2) weeks of their execution, provided, however, that the Seller shall provide the Custodian, or to such other Person as the Purchaser shall designate in writing, with a certified true copy of any such document submitted for recordation within two (2) weeks of its execution, and shall promptly provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within ninety (90) days of its submission for recordation.

          In the event any document required to be delivered to the Custodian pursuant to the previous paragraph, including an original or copy of any document submitted for recordation to the appropriate public recording office, is not so delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, within ninety (90) days following the Closing Date
(other than with respect to the Assignments of Mortgage which shall be delivered to the Custodian in blank and recorded subsequently by the Purchaser or its designee), and in the event that the Seller does not cure such failure within thirty (30) days of discovery or receipt of written notification of such failure from the Purchaser, the related Mortgage Loan shall, upon the request of the
Purchaser, be repurchased by the Seller at the price and in the manner specified in Subsection 9.03. The foregoing repurchase obligation shall not apply in the event that the Seller cannot deliver such original or copy of any document submitted for recordation to the appropriate public recording office within the specified period due to a delay caused by the recording office in the applicable jurisdiction, provided that (i) the Seller shall deliver a recording receipt of such recording office or, if such recording receipt is not available, an officer's certificate of a servicing officer of the Seller, confirming that such documents have been accepted for recording (upon request of the Purchaser and delivery by the Purchaser to the Seller of a schedule of the related Mortgage
Loans, the Seller shall reissue and deliver to the Purchaser or its designee said officer's certificate relating to the related Mortgage Loans), and (ii)
such document is delivered within twelve (12) months of the related Closing
Date.

          The Seller shall pay all initial recording fees, if any, for the assignments of mortgage and any other fees or costs for a one-time transfer of all original documents to the Custodian or, upon written request of the
Purchaser, to the Purchaser or the Purchaser's designee. The Purchaser, or the
Purchaser's designee, shall be responsible for recording any Assignments of
Mortgage and shall be reimbursed by the Seller for the costs associated therewith pursuant to the preceding sentence.

          Subsection 6.04. Quality Control Procedures.

          The Seller shall, or shall cause the Interim Servicer to, have an internal quality control program that verifies in a manner consistent with accepted industry procedures, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program shall include evaluating and monitoring the

                                      -17-

overall quality of the Seller's loan production and the servicing activities of the Interim Servicer. The program is to ensure that the Mortgage Loans are originated and serviced in accordance with Accepted Servicing Practices and the
Underwriting Guidelines; guard against dishonest, fraudulent, or negligent acts;
and guard against errors and omissions by officers, employees, or other authorized persons.

          Subsection 6.05. MERS Designated Mortgage Loans.

          With respect to each MERS Designated Mortgage Loan, the Seller shall, on or prior to the related Closing Date, designate the Purchaser as the Investor and the Custodian as custodian, and, no later than one Business Day following the related Closing Date, no Person shall be listed as Interim Funder on the
MERS System. In addition, no later than one Business Day following the related
Closing Date, Seller shall provide the Custodian and the Purchaser with a MERS
Report listing the Purchaser as the Investor, the Custodian as custodian and no
Person as Interim Funder with respect to each MERS Designated Mortgage Loan.

          SECTION 7. Servicing of the Mortgage Loans.

          The Mortgage Loans have been sold by the Seller to the Purchaser on a servicing released basis. Subject to, and upon the terms and conditions of this
Agreement and the Interim Servicing Agreement (with respect to each Mortgage
Loan, for an interim period, as specified therein), the Seller hereby sells, transfers, assigns, conveys and delivers to the Purchaser the Servicing Rights.

          The Purchaser shall retain the Interim Servicer as contract servicer of the Mortgage Loans for an interim period pursuant to and in accordance with the terms and conditions contained in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).
Except as set forth in the Interim Servicing Agreement, the Interim Servicer
shall service the Mortgage Loans on an "actual/actual" basis and otherwise in material compliance with Accepted Servicing Practices. The Purchaser and Seller shall cause the Interim Servicer to execute the Interim Servicing Agreement on the initial Closing Date.

          Pursuant to the Interim Servicing Agreement (with respect to each
Mortgage Loan, for an interim period, as specified therein), the Interim
Servicer shall begin servicing the Mortgage Loans on behalf of the Purchaser and shall be entitled to a Servicing Fee with respect to such Mortgage Loans until the applicable Transfer Date. The Interim Servicer shall conduct such servicing in accordance with the Interim Servicing Agreement.

          SECTION 8. Transfer of Servicing.

          On the applicable Transfer Date, the Purchaser, or its designee, shall assume all servicing responsibilities related to, and the Seller shall cause the
Interim Servicer to cease all servicing responsibilities related to, the related
Mortgage Loans subject to such Transfer Date. The Transfer Date shall be the date determined in accordance with Section 6.02 of the Interim Servicing
Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

                                      -18-

          On or prior to the applicable Transfer Date, or such later date provided for below, the Seller shall, at its sole cost and expense, take such steps as may be necessary or appropriate to effectuate and evidence the transfer of the servicing of the related Mortgage Loans to the Purchaser, or its designee, including but not limited to the following:

          (a) Notice to Mortgagors. The Seller shall cause the Interim Servicer to mail to the Mortgagor of each related Mortgage Loan a letter advising such
Mortgagor of the transfer of the servicing of the related Mortgage Loan to the
Purchaser, or its designee, in accordance with the Cranston Gonzales National
Affordable Housing Act of 1990; provided, however, the content and format of the letter shall have the prior approval of the Purchaser, such approval not to be unreasonably withheld. The Seller shall cause the Interim Servicer to provide the Purchaser with copies of all such related notices within five Business Days following the related Transfer Date.

          (b) Notice to Taxing Authorities and Insurance Companies. The Seller
shall cause the Interim Servicer to transmit to the applicable taxing authorities and insurance companies (including primary mortgage insurance policy insurers, if applicable) and/or agents, notification of the transfer of the servicing to the Purchaser, or its designee, and instructions to deliver all notices, tax bills and insurance statements, as the case may be, to the
Purchaser from and after the Transfer Date. The Seller shall cause the Interim
Servicer to provide the Purchaser with copies of all such notices within five
Business Days following the related Transfer Date.

          (c) Delivery of Servicing Records. Within five Business Days following the related Transfer Date, the Seller shall cause the Interim Servicer to forward to the Purchaser, or its designee, all servicing records and the
Servicing File in the Interim Servicer's possession relating to each related
Mortgage Loan including the information enumerated in the Interim Servicing
Agreement (with respect to each such Mortgage Loan, for an interim period, as specified therein).

          (d) Escrow Payments. Within five Business Days following the related
Transfer Date, the Seller shall cause the Interim Servicer to provide the
Purchaser, or its designee, with immediately available funds by wire transfer in the amount of the net Escrow Payments and suspense balances and all loss draft balances associated with the related Mortgage Loans. Within five Business Days following the related Transfer Date, the Seller shall cause the Interim Servicer to provide the Purchaser with an accounting statement, in electronic format acceptable to the Purchaser in its sole discretion, of Escrow Payments and suspense balances and loss draft balances sufficient to enable the Purchaser to reconcile the amount of such payment with the accounts of the Mortgage Loans.
Additionally, the Seller shall, within five Business Days following the related
Transfer Date, cause the Interim Servicer to wire transfer to the Purchaser the amount of any agency, trustee or prepaid Mortgage Loan payments and all other similar amounts held by the Interim Servicer.

          (e) Payoffs and Assumptions. Within five Business Days following the related Transfer Date, the Seller shall cause the Interim Servicer to provide to the Purchaser, or its designee, copies of all assumption and payoff statements generated by the Interim Servicer on the related Mortgage Loans from the related
Cut-off Date to the Transfer Date.

                                      -19-

          (f) Mortgage Payments Received Prior to Transfer Date. Prior to the
Transfer Date all payments received by the Interim Servicer or the Seller on each related Mortgage Loan shall be properly applied by the Seller to the account of the particular Mortgagor.

          (g) Mortgage Payments Received after Transfer Date. The amount of any related Monthly Payments received by the Seller after the Transfer Date shall be forwarded to the Purchaser by overnight mail on the date of receipt. The Seller shall notify the Purchaser of the particulars of the payment, which notification requirement shall be satisfied if the Seller forwards with its payment sufficient information to permit appropriate processing of the payment by the
Purchaser. The Seller shall assume full responsibility for the necessary and appropriate legal application of such Monthly Payments received by the Seller after the Transfer Date with respect to related Mortgage Loans then in foreclosure or bankruptcy; provided, for purposes of this Agreement, necessary and appropriate legal application of such Monthly Payments shall include, but not be limited to, endorsement of a Monthly Payment to the Purchaser with the particulars of the payment such as the account number, dollar amount, date received and any special Mortgagor application instructions and the Seller shall cause the Interim Servicer to comply with the foregoing requirements with respect to all Monthly Payments received by the Interim Servicer after the
Transfer Date.

          (h) Misapplied Payments. Misapplied payments shall be processed as follows:

          (i) All parties shall cooperate in correcting misapplication errors;

          (ii) The party receiving notice of a misapplied payment occurring prior to the applicable Transfer Date and discovered after the Transfer
     Date shall immediately notify the other party;

          (iii) If a misapplied payment which occurred prior to the Transfer
     Date cannot be identified and said misapplied payment has resulted in a shortage in a Custodial Account or Escrow Account, the Seller shall be liable for the amount of such shortage. The Seller shall reimburse the
     Purchaser for the amount of such shortage within thirty (30) days after receipt of written demand therefor from the Purchaser;

          (iv) If a misapplied payment which occurred prior to the Transfer Date has created an improper Purchase Price as the result of an inaccurate outstanding principal balance, a check shall be issued to the party shorted by the improper payment application within five (5) Business Days after notice thereof by the other party; and

          (v) Any check issued under the provisions of this Section 8(h) shall be accompanied by a statement indicating the corresponding Seller and/or the Purchaser Mortgage Loan identification number and an explanation of the allocation of any such payments.

          (i) Books and Records. On the Transfer Date, the books, records and accounts of the Seller with respect to the related Mortgage Loans shall be in accordance with all applicable Purchaser requirements as set forth in this
Agreement.

                                      -20-

          (j) Reconciliation. The Seller shall, on or before the Transfer Date, reconcile principal balances and make any monetary adjustments required by the
Purchaser in accordance with this Agreement. Any such monetary adjustments will be transferred between the Seller and the Purchaser as appropriate.

          (k) IRS Forms. The Seller shall or shall cause the Interim Servicer to file all IRS forms 1099, 1099A, 1098 or 1041 and K-1 which are required to be filed on or before the Transfer Date in relation to the servicing and ownership of the related Mortgage Loans. The Seller shall provide copies of such forms to the Purchaser upon request and shall reimburse the Purchaser for any costs or penalties incurred by the Purchaser due to the Seller's failure to comply with this paragraph.

          SECTION 9. Representations, Warranties and Covenants of the Seller;
Remedies for Breach.

          Subsection 9.01. Representations and Warranties Regarding the
Seller.

          The Seller represents, warrants and covenants to the Purchaser that as of the date hereof and as of each Closing Date:

          (a) Due Organization and Authority. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of
California and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state wherein it owns or leases any material properties or where a Mortgaged Property is located, if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Seller, and in any event the
Seller is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of the related Mortgage Loan and the servicing of such Mortgage Loan in accordance with the terms of this Agreement and the
Interim Servicing Agreement; the Seller has the full corporate power, authority and legal right to hold, transfer and convey the Mortgage Loans and to execute and deliver this Agreement and to perform its obligations hereunder and thereunder; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the
Seller and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized; this Agreement and all agreements contemplated hereby have been duly executed and delivered and constitute the valid, legal, binding and enforceable obligations of the Seller, regardless of whether such enforcement is sought in a proceeding in equity or at law, subject to bankruptcy, insolvency, and similar laws affecting the rights of creditors generally and to general principles of equity; and all requisite corporate or other action has been taken by the Seller to make this Agreement and all agreements contemplated hereby valid and binding upon the Seller in accordance with their terms;

          (b) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the
Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

                                      -21-

          (c) No Conflicts. Neither the execution and delivery of this
Agreement, the acquisition or origination of the Mortgage Loans by the Seller, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby and thereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the
Seller's charter, by-laws or other organizational documents or any legal restriction or any agreement or instrument to which the Seller is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject, or result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or impair the ability of the Purchaser to realize on the Mortgage Loans, impair the value of the
Mortgage Loans, or impair the ability of the Purchaser to realize the full amount of any insurance benefits accruing pursuant to this Agreement;

          (d) Ability to Service. The Interim Servicer has the facilities, procedures, and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Mortgage Loans. The Interim Servicer is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws, and regulations, if applicable, meets the minimum capital requirements set forth by the OTS, the OCC or the FDIC, and is in good standing to enforce, originate, sell mortgage loans to, and service mortgage loans in each jurisdiction wherein the Mortgaged Properties are located;

          (e) Reasonable Servicing Fee. The Seller acknowledges and agrees that the Servicing Fee, represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Interim
Servicer, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement and the Interim
Servicing Agreement;

          (f) Ability to Perform; Solvency. The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. The Seller is solvent and the sale of the Mortgage Loans will not cause the Seller to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of Seller's creditors;

          (g) No Litigation Pending. Except as disclosed in filings with the
Securities Exchange Commission by the Seller or its Affiliates, there is no action, suit, proceeding or investigation pending or threatened against the
Seller, before any court, administrative agency or other tribunal asserting the invalidity of this Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Seller, or in any material impairment of the right or ability of the Seller to carry on its business substantially as now conducted, or in any material liability on the part of the Seller, or which would draw into question the validity of this
Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Seller contemplated herein, or which would be likely to impair the ability of the Seller to perform under the terms of this Agreement;

                                      -22-

          (h) No Consent Required. No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body including HUD, the FHA or the Department of Veterans Affairs is
required for the execution, delivery and performance by the Seller of or compliance by the Seller with this Agreement or the Mortgage Loans, the delivery of a portion of the Mortgage Files to the Custodian or the sale of the Mortgage
Loans or the consummation of the transactions contemplated by this Agreement, or if required, such consent, approval, authorization or order of, or registration or filing with, or notice has been obtained prior to the need therefore;

          (i) Selection Process. The Mortgage Loans were selected from among the outstanding one- to four-family mortgage loans in the Seller's portfolio at the related Closing Date as to which the representations and warranties set forth in
Subsection 9.02 could be made and such selection was not made on behalf of the
Seller in a manner so as to affect adversely the interests of the Purchaser;

          (j) Mortgage Loan Package Characteristics. The characteristics of the related Mortgage Loan Package are as set forth on the description of the pool characteristics for the applicable Mortgage Loan Package delivered pursuant to
Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement;

          (k) No Untrue Information. Neither this Agreement nor any information, statement, tape, diskette, report, form, or other document furnished or to be furnished by Seller pursuant to this Agreement or any Reconstitution Agreement or in connection with the transactions contemplated hereby (including any
Securitization Transaction or Whole Loan Transfer) contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading;

          (l) Financial Statements. Any financial statements delivered pursuant to Section 15 fairly present the pertinent results of operations and changes in financial position for each of such periods and the financial position at the end of each such period of the Seller and its subsidiaries and have been prepared in accordance with generally accepted accounting principles of the
United States consistently applied throughout the periods involved, except as set forth in the notes thereto. Except as disclosed in filings with the
Securities Exchange Commission by the Seller or its Affiliates, there has been no change in the business, operations, financial condition, properties or assets of the Seller since the date of the Seller's financial statements most recently delivered to Purchaser that would have an adverse effect on its ability to perform its obligations under this Agreement;

          (m) No Brokers. The Seller has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

          (n) Sale Treatment. The Seller has been advised by its independent certified public accountants that under generally accepted accounting principles the transfer of the Mortgage Loans may be treated as a sale on the books and records of the Seller and the Seller has determined that the disposition of the
Mortgage Loans pursuant to this Agreement will be afforded sale treatment for tax and accounting purposes;

                                      -23-

          (o) Reasonable Purchase Price. The consideration received by the
Seller upon the sale of the Mortgage Loans under this Agreement constitutes fair consideration and reasonably equivalent value for the Mortgage Loans;

          (p) Owner of Record. The Seller is the owner of record of each
Mortgage and the indebtedness evidenced by each Mortgage Note (other than for each MERS Designated Mortgage Loan), and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files with respect thereto in trust only for the purpose of servicing and supervising the servicing of each
Mortgage Loan;

          (q) Seller's Origination. The Seller's decision to originate any mortgage loan or to deny any mortgage loan application is an independent decision based upon Seller's underwriting guidelines, and is in no way made as a result of Purchaser's decision to purchase, or not to purchase, or the price
Purchaser may offer to pay for, any such mortgage loan, if originated;

          (r) Compliance with Anti-Money Laundering Laws. The Seller has complied with all applicable anti-money laundering laws, regulations and executive orders, including without limitation the USA Patriot Act of 2001
(collectively, the "Anti-Money Laundering Laws");

          (s) Delivery to the Custodian. The Mortgage Note, the Mortgage, any
Assignment of Mortgage and any other documents required to be delivered with respect to each Mortgage Loan pursuant to this Agreement shall be delivered to the Custodian or as otherwise instructed by the Purchaser all in compliance with the specific requirements of this Agreement. With respect to each Mortgage Loan, the Seller will be in possession of a complete Mortgage File in compliance with
Exhibit A hereto, except for such documents as will be delivered to the
Custodian or as otherwise instructed by the Purchaser; and

          (t) Credit Reporting. The Seller, for so long as it is the Interim
Servicer for each Mortgage Loan will fully furnish, in accordance with the Fair
Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to
Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis.

          Subsection 9.02. Representations and Warranties Regarding Individual
Mortgage Loans.

          The Seller hereby represents and warrants to the Purchaser that, as to each Mortgage Loan, as of the related Closing Date for such Mortgage Loan:

          (a) Mortgage Loans as Described. The information set forth in the
Mortgage Loan Schedule and in the Points Schedule is complete, true and correct;

          (b) Payments Current. As of the Closing Date, no payment required under the Mortgage Loan is thirty (30) days or more delinquent nor has any payment under the Mortgage Loan been thirty (30) days or more delinquent at any time since the origination of the Mortgage

                                      -24-

Loan. The first Monthly Payment due to the Purchaser shall be made with respect to the Mortgage Loan within the calendar month in which its Due Date occurs and prior to the Due Date next occurring for such Mortgage Loan;

          (c) No Outstanding Charges. There are no defaults in complying with the terms of the Mortgage securing the Mortgage Loan, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. Except for (A) payments in the nature of escrow payments and (B) interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier to the day which precedes by one (1) month the Due Date of the first installment of principal and interest, including, without limitation, taxes and insurance payments, the Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan;

          (d) Original Terms Unmodified. The terms of the Mortgage Note and
Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the Mortgage Loan
Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the Mortgage Loan Schedule, if applicable. No
Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the Mortgage Loan
Schedule;

          (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage
Note or the Mortgage, or the exercise of any right thereunder, render either the
Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at, or subsequent to, the time the Mortgage Loan was funded;

          (f) Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are customary in the area where the Mortgaged Property is located, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement. If required by the National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance
Administration in effect, as well as all additional requirements set forth in
Section 2.10 of the Interim Servicing Agreement.

                                      -25-

All individual insurance policies contain a standard mortgagee clause naming the
Seller and its successors and assigns as mortgagee, and all premiums currently due thereon have been paid and such policies may not be reduced, terminated or cancelled without thirty (30) days' prior written notice to the mortgagee. The
Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the purchase transactions contemplated by this Agreement.
The Seller has not engaged in, and has no knowledge of the Mortgagor's or any servicer's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of such policy, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

          (g) Compliance with Applicable Laws. (i) Any and all requirements of any federal, state or local law including, without limitation, usury, truth in lending, real estate settlement procedures, consumer credit protection, predatory, abusive and fair lending, equal credit opportunity and disclosure laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to prepayment penalties, have been complied with, (ii) the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and (iii) the Seller shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements.
Clause (i) of this representation and warranty is a Deemed Material Breach
Representation;

          (h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated (except to a senior mortgage in the case of a Second Lien
Loan) or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the
Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor;

          (i) Location and Type of Mortgaged Property. The Mortgaged Property is
a fee simple property located in the state identified in the related Mortgage
Loan Schedule, except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the Mortgaged Property may be a leasehold estate, and consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit

                                      -26-

in a condominium project, or an individual unit in a planned unit development;
provided, however, that no residence or dwelling is a mobile home and any condominium unit or planned unit development shall not fall within any of the
"Ineligible Projects" of part XII, Section 102 of the Fannie Mae Selling Guide and shall conform with the Underwriting Guidelines. In the case of any Mortgaged
Properties that are manufactured homes (a "Manufactured Home Mortgage Loans"),
(i) such Manufactured Home Mortgage Loan conforms with the applicable Fannie Mae or Freddie Mac requirements regarding mortgage loans related to manufactured dwellings, (ii) the related manufactured dwelling is permanently affixed to the land, (iii) the related manufactured dwelling and the related land are subject to a Mortgage properly filed in the appropriate public recording office and naming Seller as mortgagee, (iv) the applicable laws of the jurisdiction in which the related Mortgaged Property is located will deem the manufactured dwelling located on such Mortgaged Property to be a part of the real property on which such dwelling is located, (v) as of the origination date of the related
Manufactured Home Mortgage Loan, the related manufactured housing unit that secures such Mortgage Loan either (x) was the principal residence of the related
Mortgagor or (y) was classified as real property under applicable state law, and
(vi) such Manufactured Home Mortgage Loan is (x) a qualified mortgage under
Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended, and (y)
secured by manufactured housing treated as a single family residence under
Section 25(e)(10) of the Code. As of the date of origination, no portion of the
Mortgaged Property was used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged
Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes. Clause (v) of this representation and warranty is a Deemed Material Breach Representation;

          (j) Valid First and Second Lien. Each Mortgage is a valid and subsisting first lien, with respect to First Lien Loans, or second lien, with respect to Second Lien Loans, of record on a single parcel of real estate constituting the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time, subject in all cases to the exceptions to title set forth in the title insurance policy with respect to the related Mortgage Loan, which exceptions are generally acceptable to prudent mortgage lending companies, and such other exceptions to which similar properties are commonly subject and which do not individually, or in the aggregate, materially and adversely affect the benefits of the security intended to be provided by such Mortgage. In no event shall any Mortgage Loan be in a lien position more junior than a second lien. The lien of the Mortgage is subject only to:

                    (1) with respect to Second Lien Loans, the lien of the first mortgage on the Mortgaged Property;

                    (2) the lien of current real property taxes and assessments not yet due and payable;

                                      -27-

                    (3) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (a) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b)
               which do not adversely affect the Appraised Value of the
               Mortgaged Property set forth in such appraisal; and

                    (4) other matters to which like properties are commonly
               subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged
               Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable (subject to bankruptcy, insolvency and similar laws affecting the rights of creditors and general principles of equity) and perfected (A) first lien and first priority security interest with respect to each First Lien Loan, or (B) second lien and second priority security interest with respect to each Second Lien Loan, in either case, on the property described therein and Seller has full right to sell and assign the same to Purchaser. With respect to each Second Lien Loan, the Mortgaged Property was not, as of the date of origination of such Second Lien Loan, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the Mortgage;

          (k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage
and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the rights of creditors and general principles of equity (including, without limitation, any provisions therein relating to Prepayment Charges). All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any other related agreement, and the
Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination or servicing of the Mortgage Loan. The Seller has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

          (l) Full Disbursement of Proceeds. Except to the extent the Mortgage
Loan is subject to completion escrows which have been disclosed to and acknowledged by the Purchaser

                                      -28-

and which meet the requirements of the Underwriting Guidelines and as to which a completed Fannie Mae Form 442 has been delivered to the Purchaser within sixty
(60) days after the related Closing Date, the Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the
Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

          (m) Ownership. The Seller or MERS is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage Files or any part thereof with respect thereto not delivered to the
Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. Except for the lien of the Seller's warehouse lender, which lien will be released upon payment of the related Purchase Price, the Mortgage Loan is not assigned or pledged, and the Seller has good, indefeasible and marketable title thereto, and has full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest related to the Seller. The Seller intends to relinquish all rights to possess, control and monitor the Mortgage Loan. After the Closing
Date, the Seller will have no right to modify or alter the terms of the sale of the Mortgage Loan and the Seller will have no obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement;

          (n) Doing Business. All parties which have had any interest in the
Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business, or exempt from such qualification, in such state, or (iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

          (o) CLTV, LTV; FICO Score. No Mortgage Loan that is a Second Lien Loan has a CLTV in excess of 100%. No Mortgage Loan has an LTV greater than 100%. At origination of the Mortgage Loan, the Mortgagor did not have a FICO score of less than 500;

          (p) Title Insurance. The Mortgage Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller, its successors and assigns, as to the first priority lien
(with respect to First Lien Loans) or second priority lien

                                      -29-

(with respect to Second Lien Loans) of the Mortgage in the original principal amount of the Mortgage Loan, subject only to the exceptions contained in clauses
(1), (2) and (3) of paragraph (j) of this Subsection 9.02, and in the case of
Adjustable Rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment.
Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance.
Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The title policy does not contain any special exceptions
(other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. The Seller, its successor and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the purchase transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

          (q) No Defaults. Other than payments due but not yet thirty (30) days or more delinquent, there is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration. With respect to each
Second Lien Loan, (i) the prior mortgage is in full force and effect, (ii) there is no default, breach, violation or event of acceleration existing under such prior mortgage or the related mortgage note and (iii) there is no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder, and either (A) the prior mortgage contains a provision which allows or (B) applicable law or the related Mortgage requires, the mortgagee under the
Second Lien Loan to receive notice of, and affords such mortgagee an opportunity to cure any default by payment in full or otherwise under the prior mortgage;

          (r) No Mechanics' Liens. Except as insured against by the related title insurance, there are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

          (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay
wholly within the boundaries and building restriction lines of the Mortgaged
Property, and no

                                      -30-

improvements on adjoining properties encroach upon the Mortgaged Property. The
Mortgaged Property and all improvements located on or being part of the
Mortgaged Property are in compliance with all applicable zoning and building laws, ordinances and regulations;

          (t) Origination; Payment Terms. The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to
Sections 203 and 211 of the Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No Mortgage Loan contains terms or provisions which would result in negative amortization. Principal or interest payments on the Mortgage Loan commenced or will commence no more than sixty (60) days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest
Rate as well as, with respect to Adjustable Rate Mortgage Loans, the Lifetime
Rate Cap, the Periodic Rate Floor and the Periodic Rate Cap are as set forth on the related Mortgage Loan Schedule. The Mortgage Interest Rate is required to be adjusted, with respect to Adjustable Rate Mortgage Loans, on each Interest Rate
Adjustment Date to equal the Index plus the Gross Margin (rounded up or down to the nearest 0.125%), subject to the Periodic Rate Cap, the Periodic Rate Floor and the Lifetime Rate Cap. Subject to a "balloon" payment in the case of a
Balloon Mortgage Loan, the Mortgage Note is payable in equal monthly installments of principal and/or interest, which installments are subject to change due to adjustments to the Mortgage Interest Rate and/or Monthly Payment
on each Interest Rate Adjustment Date or Monthly Payment Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage
Loan fully by the stated maturity date (unless the Mortgage Loan is identified on the Mortgage Loan Schedule as a Balloon Mortgage Loan), over an original term of not more than thirty (30) years from commencement of amortization. Unless otherwise specified on the related Mortgage Loan Schedule, the Mortgage Loan is payable on the first day of each month. There are no Convertible Mortgage Loans which contain a provision allowing the Mortgagor to convert the Mortgage Note from an adjustable interest rate Mortgage Note to a fixed interest rate Mortgage
Note. The Due Date of the first payment under the Mortgage Note is no more than sixty (60) days from the date of the Mortgage Note;

          (u) Customary Provisions. The Mortgage contains customary and enforceable provisions (subject to bankruptcy, insolvency, and similar laws affecting the rights of creditors and general principles of equity) such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the
Mortgage Loan will be able to deliver good and merchantable title to the
Mortgaged Property. There is no homestead or other exemption available to a
Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

                                      -31-

          (v) Conformance with Agency and Underwriting Guidelines. The Mortgage
Loan was underwritten in accordance with the related Underwriting Guidelines (a copy of which is attached to the related Assignment and Conveyance Agreement as
Exhibit C). The Mortgage Note and Mortgage are on forms acceptable in the secondary mortgage market and no representations have been made to a Mortgagor that are inconsistent with the mortgage instruments used;

          (w) Occupancy of the Mortgaged Property. As of the related Closing
Date the Mortgaged Property is capable of being lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. The Seller has not received notification from any Governmental Authority that the Mortgaged Property is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be. The Seller has not received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate. If the Mortgage Loan is identified as
"owner-occupied" in the related Mortgage Loan Schedule, the Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor's primary residence;

          (x) No Additional Collateral. The Mortgage Note is not and has not
been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (j) above;

          (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the
Mortgage (or in the case of a substitution of trustee, is named in a properly recorded substitution of trustee), and no fees or expenses are or will become payable by the Purchaser, the Custodian or the Interim Servicer to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

          (z) Acceptable Investment. To the Seller's knowledge, there are no circumstances or conditions with respect to the Mortgage, the Mortgaged
Property, the Mortgagor, the Mortgage File or the Mortgagor's credit standing that can reasonably be expected to cause private institutional investors who invest in mortgage loans similar to the Mortgage Loan to regard the Mortgage
Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan, or cause the Mortgage Loan to prepay during any period materially faster or slower than the mortgage loans originated by the Seller generally except for the non-prime nature of the Mortgage Loans and the related Mortgagor's credit. No
Mortgaged Property is located in a state, city, county or other local jurisdiction as described in the related Purchase Price and Terms Agreement which the Purchaser has determined in its reasonable good faith discretion would cause the related Mortgage Loan to be ineligible for whole loan sale or securitization in a transaction consistent with the prevailing sale and securitization industry (including, without limitation, the practice of the rating agencies) with respect to substantially similar mortgage loans;

                                      -32-

          (aa) Delivery of Mortgage Documents. The Mortgage Note, the Mortgage,
the Assignment of Mortgage, if any, and any other documents required to be delivered to the Custodian under this Agreement for each Mortgage Loan have been delivered to the Custodian. The Seller is in possession of a complete, true and accurate Mortgage File in compliance with Exhibit A hereto, except for such documents the originals of which have been delivered to the Custodian, and the
Seller has retained copies thereof;

          (bb) Condominiums/Planned Unit Developments. If the Mortgaged Property
is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project is in conformance with the related Underwriting Guidelines;

          (cc) Transfer of Mortgage Loans. Except with respect to MERS
Designated Mortgage Loans, the Assignment of Mortgage with respect to each
Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

          (dd) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the
Mortgage contains an enforceable provision (subject to applicable law) for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder;

          (ee) No Balloon Mortgage Loans. The Mortgage Loan is not a Balloon
Mortgage Loan unless specifically listed on the Mortgage Loan Schedule;

          (ff) No Buydown Provisions; No Graduated Payments or Contingent
Interests. The Mortgage Loan does not contain provisions pursuant to which
Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the
Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The
Mortgage Loan is not a graduated payment mortgage loan, and the Mortgage Loan does not have a shared appreciation or other contingent interest feature. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and the Seller has not
financed nor does it own directly or indirectly, any equity of any form in the
Mortgaged Property or the Mortgagor;

          (gg) Consolidation of Future Advances. Any future advances made to the
Mortgagor prior to the applicable Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term.
The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first or second, as applicable, lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence acceptable to Fannie Mae and
Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

                                      -33-

          (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. The
Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair. There have not been any condemnation proceedings with respect to the Mortgaged
Property. Additionally, there is no proceeding pending for the total or partial condemnation of the Mortgaged Property and the Seller has no knowledge of any such proceedings in the future;

          (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments.
The origination, servicing and collection practices with respect to the Mortgage
Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper.
With respect to escrow deposits and Escrow Payments (other than with respect to
Second Lien Loans for which the mortgagee under the prior mortgage lien is collecting Escrow Payments), all such payments are in the possession of Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. Each Mortgage Loan is covered by a paid in full, life of loan, tax service contract that will be assigned without penalty, premium or cost to the Purchaser. All Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and, if established for the Mortgage Loan, has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or
Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate
adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate
Adjustment Date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the Mortgage Interest Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note.
Any and all notices required under applicable law and the terms of the related
Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly
Payment adjustments have been delivered. Any interest required to be paid by the
Seller to the Mortgagor pursuant to state, federal and local law has been properly paid and credited;

          (jj) Mortgage Loan Attributes: The Mortgage Loan fits within the characteristics set forth on Exhibit B to the related Assignment and Conveyance
Agreement;

          (kk) Other Insurance Policies; No Defense to Coverage. No action, inaction or event has occurred and no state of facts exists or has existed on or prior to the related Closing Date that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable primary mortgage insurance policy, hazard insurance policy or bankruptcy bond
(including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured), irrespective of the cause of such failure of coverage. The Seller has caused or, before or in connection with the transfer of servicing, will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers,

                                      -34-

assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or by any officer, director, or employee of the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

          (ll) No Violation of Environmental Laws. The Mortgaged Property is
free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation.
There is no pending action or proceeding directly involving the Mortgaged
Property in which compliance with any environmental law, rule or regulation is an issue; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

          (mm) Servicemembers' Civil Relief Act. The Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers' Civil Relief Act of 1940, as amended, or any similar state statute;

          (nn) Appraisal. The Seller has delivered to the Purchaser an appraisal of the Mortgaged Property signed prior to the approval of the Mortgage application by an appraiser who (i) was licensed in the state where the
Mortgaged Property is located, (ii) had no interest, direct or indirect, in the
Mortgaged Property or in any Loan or the security therefor, and (iii) did not receive compensation that affected the approval or disapproval of the Mortgage
Loan. The appraisal shall have been made within one hundred and eighty (180)
days of the origination of the Mortgage Loan and shall be completed in compliance with the Uniform Standards of Professional Appraisal Practice, and
all applicable federal and state laws and regulations. If the appraisal was made more than one hundred and twenty (120) days before the origination of the
Mortgage Loan, the Seller shall have received and delivered to the Purchaser a recertification of the appraisal;

          (oo) Disclosure Materials. The Mortgagor has, to the extent required by applicable law, executed one or more statements to the effect that the
Mortgagor has, received all disclosure materials required by applicable law and the Seller has complied with all applicable law with respect to the making of the Mortgage Loans. The Seller shall cause the Interim Servicer to maintain such statement(s) in the Mortgage File;

          (pp) Construction or Rehabilitation of Mortgaged Property. The
Mortgage Loan was not made to finance the construction or rehabilitation of a
Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged
Property;

          (qq) [Reserved].

          (rr) Qualified Mortgage. The Mortgage Loan is a qualified mortgage under Section 860G(a)(3) of the Code;

          (ss) Credit Information; Fair Credit Reporting Act. As to each consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508)
or other credit information

                                      -35-

furnished by the Seller to the Purchaser, the Seller has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded by the terms of the Mortgage Loan Documents from furnishing the same to any subsequent or prospective purchaser of such Mortgage. The Seller shall hold the Purchaser harmless from any and all damages, losses, costs and expenses (including attorney's fees) arising from disclosure of credit information in connection with the Purchaser's secondary marketing operations and the purchase and sale of mortgages. The Seller has in its capacity as servicer, for each Mortgage Loan, fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union
Credit Information Company (three of the credit repositories), on a monthly basis. The last sentence of the representation is a Deemed Material Breach
Representation;

          (tt) Leaseholds. If the Mortgage Loan is secured by a long-term residential lease, (1) the lessor under the lease holds a fee simple interest in the land; (2) the terms of such lease expressly permit the mortgaging of the leasehold estate and the acquisition by the holder of the Mortgage of the rights of the lessee upon foreclosure or assignment in lieu of foreclosure or provide the holder of the Mortgage with substantially similar protections; (3) the terms of such lease do not (a) allow the termination thereof upon the lessee's default without the holder of the Mortgage being entitled to receive written notice of, and opportunity to cure, such default, (b) allow the termination of the lease in the event of damage or destruction as long as the Mortgage is in existence, (c)
prohibit the holder of the Mortgage from being insured (or receiving proceeds of insurance) under the hazard insurance policy or policies relating to the
Mortgaged Property or (d) permit any increase in rent other than pre-established increases set forth in the lease; (4) the original term of such lease is not less than fifteen (15) years; (5) the term of such lease does not terminate earlier than five years after the maturity date of the Mortgage Note; and (6)
the Mortgaged Property is located in a jurisdiction in which the use of leasehold estates in transferring ownership in residential properties is a widely accepted practice;

          (uu) Prepayment Penalty. The Mortgage Loan is subject to a prepayment penalty as provided in the related Mortgage Note except as set forth on the related Mortgage Loan Schedule. With respect to each Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable (subject to bankruptcy, insolvency, and similar laws affecting the rights of creditors and general principles of equity) for the benefit of the Purchaser, and each prepayment penalty is permitted pursuant to applicable law. Each such prepayment penalty (x) is in an amount not greater than the maximum amount permitted under applicable law and (y) may not be imposed for a term in excess of five (5)
years. With respect to any Mortgage Loan that contains a provision permitting imposition of a prepayment penalty upon a prepayment prior to maturity: (i) the
Mortgage Loan provides some benefit to the Mortgagor (e.g., a rate or fee reduction) in exchange for accepting such prepayment penalty, (ii) prior to the
Mortgage Loan origination, the Mortgagor had the option of obtaining a mortgage loan that did not require payment of such a penalty and (iii) the prepayment penalty was adequately disclosed to the Mortgagor pursuant to applicable state, local and federal law. Clause (y) of the third sentence of this representation and warranty is a Deemed Material and Adverse Representation;

          (vv) Conversion to Fixed Interest Rate. With respect to Adjustable
Rate Mortgage Loans, the Mortgage Loan is not a Convertible Mortgage Loan;

                                      -36-

          (ww) Escrow Analysis. With respect to each Mortgage, the Seller has within the last twelve (12) months (unless such Mortgage was originated within such twelve month period) analyzed the required Escrow Payments for each
Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the
Mortgagor, in accordance with RESPA and any other applicable law;

          (xx) Predatory Lending Regulations. No Mortgage Loan is a High Cost
Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after
October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending
Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law. The Mortgaged Property is not located in a jurisdiction where a breach of this representation with respect to the related Mortgage Loan may result in additional assignee liability to the Purchaser, as determined by Purchaser in its reasonable discretion and as described in the related Purchase Price and
Terms Agreement. The first two sentences of this representation are Deemed
Material Breach Representations;

          (yy) Purchase of Insurance. No Mortgagor was required to purchase any credit life, disability, accident or health insurance product as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single-premium credit life, disability, accident or health insurance policy in connection with the origination of the Mortgage Loan. No proceeds from any
Mortgage Loan were used to purchase single premium credit insurance policies as part of the origination of, or as a condition to closing, such Mortgage Loan.
This representation and warranty is a Deemed Material Breach Representation;

          (zz) Regarding the Mortgagor. The Mortgagor is one or more natural persons and/or an Illinois land trust or a "living trust" and such "living trust" is in compliance with Fannie Mae guidelines for such trusts;

          (aaa) Insurance. The Seller has caused or, before or in connection with the transfer of servicing, will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser;

          (bbb) Simple Interest Mortgage Loans. The Mortgage Loan is not a
simple interest Mortgage Loan;

          (ccc) Flood Certification Contract. The Mortgage Loan is covered by a paid in full, life of loan, transferable flood certification contract that has been or will be assigned without penalty, cost or premium to the Purchaser;

          (ddd) Consent. Either (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File;

                                      -37-

          (eee) Origination Date. Except as shown on the related Mortgage Loan
Schedule, the date of origination of the Mortgage Loan shall be no earlier than three (3) months prior to the date such Mortgage Loan is first purchased by the
Purchaser;

          (fff) Mortgage Submitted for Recordation. The Mortgage either has been or will promptly be submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located;

          (ggg) Endorsements. The Mortgage Note has been endorsed by Seller for its own account and not as a fiduciary, trustee, trustor or beneficiary under a trust agreement;

          (hhh) Accuracy of Information. All information provided to the
Purchaser by the Seller with respect to the Mortgage Loan is accurate in all material respects;

          (iii) No Construction Loans. No Mortgage Loan was made to (a)
facilitate the trade-in or exchange of a Mortgaged Property or (b) finance the construction or rehabilitation of a Mortgaged Property, unless the Mortgage Loan is a construction-to-permanent mortgage loan which has been fully disbursed, all construction work is complete and a completion certificate has been issued;

          (jjj) No Equity Participation. No document relating to the Mortgage
Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the
Mortgaged Property or the Mortgagor and Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the
Mortgagor;

          (kkk) No Arbitration. No Mortgage Loan originated on or after August
1, 2004 requires the Mortgagor to submit to arbitration to resolve any dispute arising out of or relating in any way to the mortgage loan transaction. This representation is a Deemed Material Breach Representation;

          (lll) Origination Practices/No Steering. The Mortgagor was not
encouraged or required to select a Mortgage Loan product offered by the Mortgage
Loan's originator which is a higher cost product designed for less creditworthy borrowers, unless at the time of the Mortgage Loan's origination, such Mortgagor did not qualify taking into account such facts as, without limitation, the
Mortgage Loan's requirements and the Mortgagor's credit history, income, assets and liabilities and debt-to-income ratios for a lower-cost credit product then offered by the Mortgage Loan's originator or any affiliate of the Mortgage
Loan's originator. If, at the time of loan application, the Mortgagor may have qualified for a lower-cost credit product then offered by any mortgage lending affiliate of the Mortgage Loan's originator, the Mortgage Loan's originator referred the Mortgagor's application to such affiliate for underwriting consideration. This representation is a Deemed Material Breach Representation;

          (mmm) Underwriting Methodology. The methodology used in underwriting the extension of credit for each Mortgage Loan does not rely solely on the extent of the Mortgagor's equity in the collateral as the principal determining factor in approving such extension of credit.

                                      -38-

The methodology employed objective criteria such facts as, without limitation, the Mortgagor's income, assets and liabilities (except in the case of loan programs which do not require the Mortgagor to report the Mortgagor's income or assets, such as "no income, no assets" lending programs) or which rely on the
Mortgagor's representation of the Mortgagor's income, such as "stated income"
lending programs) to the proposed mortgage payment and, based on such methodology, the Mortgage Loan's originator made a reasonable determination that at the time of origination the Mortgagor had the ability to make timely payments on the Mortgage Loan. This representation is a Deemed Material Breach
Representation;

          (nnn) Fees Charges. All fees and charges (including finance charges)
and whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan have been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. This representation is a Deemed Material Breach
Representation; and

          (ooo) Second Lien Mortgage Loans. With respect to each Second Lien
Loan: (1) the related First Lien Loan does not permit negative amortization; (2)
where required or customary in the jurisdiction in which the Mortgaged Property is located, the original lender has filed for record a request for notice of any action by the related senior lienholder, and the Seller has notified such second lienholder in writing of the existence of the Second Lien Loan and requested notification of any action to be taken against the Mortgagor by such senior lienholder; either (a) no consent for the Second Lien Loan is required by the holder of the related First Lien Loan or (b) such consent has been obtained and is contained in the related Mortgage File; (3) the related first lien Mortgage contains a provision which provides for giving notice of default or breach to the mortgagee under the Mortgage Loan and allows such mortgagee to cure any default under the related First Lien Mortgage; and (4) except as set forth on the related Mortgage Loan Schedule, the related Mortgaged Property was the
Mortgagor's principal residence at the time of the origination of such Second
Lien Loan. Item (4) of this representation is a Deemed Material Breach
Representation.

          Subsection 9.03. Remedies for Breach of Representations and
Warranties.

          It is understood and agreed that the representations and warranties set forth in Subsections 9.01 and 9.02 shall survive the sale of the Mortgage
Loans to the Purchaser and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or
Assignment of Mortgage or, subject to Section 5, the examination or failure to examine any Mortgage File. Upon discovery by either the Seller or the Purchaser of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other.

          Within sixty (60) days of the earlier of either discovery by or notice to the Seller of any breach of a representation or warranty which materially and adversely affects the value of the Mortgage Loans or the interest of the
Purchaser therein (or which materially and adversely affects the value of the applicable Mortgage Loan or the interest of the Purchaser therein in the case of a representation and warranty relating to a particular Mortgage Loan), the
Seller shall use its best efforts promptly to cure such breach in all material respects and, if such breach cannot be cured, the Seller shall, at the
Purchaser's option, repurchase such Mortgage Loan at the

                                      -39-

Repurchase Price. Notwithstanding the above sentence, (i) within sixty (60) days of the earlier of either discovery by, or notice to, the Seller of any breach of the representation and warranty set forth in clause (rr) of Subsection 9.02, the
Seller shall repurchase such Mortgage Loan at the Repurchase Price and (ii) any breach of a Deemed Material Breach Representation shall automatically be deemed to materially and adversely affect the value of the Mortgage Loan and the interest of the Purchaser therein. In the event that a breach shall involve any representation or warranty set forth in Subsection 9.01, and (except as provided in the preceding sentence with respect to certain breaches for which no cure is permitted) such breach cannot be cured within sixty (60) days of the earlier of either discovery by or notice to the Seller of such breach, all of the Mortgage
Loans materially and adversely affected thereby shall, at the Purchaser's option, be repurchased by the Seller at the Repurchase Price. However, if the
breach shall involve a representation or warranty set forth in Subsection 9.02
(other than the representations and warranties set forth in clause (rr) of such
Subsection or any Deemed Material Breach Representation) and the Seller
discovers or receives notice of any such breach within one hundred twenty (120)
days of the related Closing Date, the Seller shall, at the Purchaser's option and provided that the Seller has a Qualified Substitute Mortgage Loan, rather than repurchase the Mortgage Loan as provided above, remove such Mortgage Loan
(a "Deleted Mortgage Loan") and substitute in its place a Qualified Substitute
Mortgage Loan or Loans, provided that any such substitution shall be effected not later than one hundred twenty (120) days after the related Closing Date. If the Seller has no Qualified Substitute Mortgage Loan, it shall repurchase the deficient Mortgage Loan. Any repurchase of a Mortgage Loan or Loans pursuant to the foregoing provisions of this Subsection 9.03 shall be accomplished by either
(a) if the Interim Servicing Agreement has been entered into and is in effect, deposit in the Custodial Account of the amount of the Repurchase Price for distribution to the Purchaser on the next scheduled Remittance Date, after deducting therefrom any amount received in respect of such repurchased Mortgage
Loan or Loans and being held in the Custodial Account for future distribution or
(b) if the Interim Servicing Agreement has not been entered into or is no longer in effect, by direct remittance of the Repurchase Price to the Purchaser or its designee in accordance with the Purchaser's instructions.

          With respect to any repurchase under this Section 9.03: (i) the repurchase request must be made by the Purchaser in a prompt and timely manner and must contain reasonably sufficient information to enable the Seller to evaluate the request, including in the case of a first payment default, the payment history, collection comments and such other information to the extent reasonably requested by Seller and available to the Purchaser, (ii) with respect to any Mortgage Loan that was never included in a Securitization Transaction, the Purchaser shall use best efforts to notify the Seller of any known breach of a representation and warranty and require the Seller to repurchase such Mortgage
Loan prior to foreclosure procedures commencing on such Mortgage Loan.

          Upon Purchaser's receipt of the related Repurchase Price, Purchaser shall (i) promptly release its interest in the Deleted Mortgage Loan to the
Seller, free and clear of any lien, charge or encumbrance suffered or incurred by the Purchaser, and (ii) promptly, but in no event later than twenty (20) days after payment of the Repurchase Price, deliver or cause to be delivered to the
Seller any documents held by the Custodian, servicer or other designee relating to the Deleted Mortgage Loan. In the event of a repurchase or substitution, the
Seller shall, simultaneously with such reassignment, give written notice to the
Purchaser that such repurchase

                                      -40-

or substitution has taken place, and, in the case of substitution, identify a
Qualified Substitute Mortgage Loan and amend the Mortgage Loan Schedule to reflect the addition of such Qualified Substitute Mortgage Loan to this
Agreement. In connection with any such substitution, the Seller shall be deemed to have made as to such Qualified Substitute Mortgage Loan the representations and warranties set forth in this Agreement except that all such representations and warranties set forth in this Agreement shall be deemed made as of the date of such substitution. The Seller shall effect such substitution by delivering to the Custodian or to such other party as the Purchaser may designate in writing for such Qualified Substitute Mortgage Loan the documents required by Subsection
6.03, with the Mortgage Note endorsed as required by Subsection 6.03. No substitution will be made in any calendar month after the Determination Date for such month. The Seller shall cause the Interim Servicer to remit directly to the
Purchaser, or its designee in accordance with the Purchaser's instructions the
Monthly Payment less the Servicing Fee due, if any, on such Qualified Substitute
Mortgage Loan or Loans in the month following the date of such substitution.
Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution shall be retained by the Seller. For the month of substitution, distributions to the Purchaser shall include the Monthly Payment due on any Deleted Mortgage Loan in the month of substitution, and the Seller shall thereafter be entitled to retain all amounts subsequently received by the
Seller in respect of such Deleted Mortgage Loan.

          For any month in which the Seller substitutes a Qualified Substitute
Mortgage Loan for a Deleted Mortgage Loan, the Seller shall determine the amount
(if any) by which the aggregate principal balance of all Qualified Substitute
Mortgage Loans as of the date of substitution is less than the aggregate Stated
Principal Balance of all Deleted Mortgage Loans (after application of scheduled principal payments due in the month of substitution). The amount of such shortfall shall be distributed by the Seller directly to the Purchaser or its designee in accordance with the Purchaser's instructions within two (2) Business
Days of such substitution.

          In addition to such repurchase or substitution obligation, the Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents and hold such parties harmless against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of the Seller representations and warranties contained in this Agreement or any Reconstitution Agreement. It is understood and agreed that the obligations of the Seller set forth in this Subsection 9.03 to cure, substitute for or repurchase a defective Mortgage Loan and to indemnify the Purchaser and
Successor Servicer as provided in this Subsection 9.03 and Subsection 14.01 constitute the sole remedies of the Purchaser and Successor Servicer respecting a breach of the foregoing representations and warranties. For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the
Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

          Any cause of action against the Seller relating to or arising out of the breach of any representations and warranties made in Subsections 9.01 and
9.02 shall accrue as to any

                                      -41-

Mortgage Loan upon (i) discovery of such breach by the Purchaser or notice thereof by the Seller to the Purchaser, (ii) failure by the Seller to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Seller by the Purchaser for compliance with this Agreement.

          Subsection 9.04. Repurchase of Mortgage Loans That Prepay in Full.

          If any Mortgage Loan is prepaid in full within sixty (60) days from and after the related Closing Date, the Seller shall pay to the Purchaser, within five (5) business days following the Seller's receipt of written demand therefore, which demand must be made within forty-five (45) days following the date of such prepayment in full, an amount equal to (a) the Premium Percentage multiplied by the outstanding principal balance of such Mortgage Loan as of the date of such prepayment in full, less (b) the amount of any prepayment penalty enforceable in connection with such prepayment.

          Subsection 9.05. Repurchase of Mortgage Loans with First Payment
Defaults.

          If the related Mortgagor is thirty (30) or more days delinquent with respect to either the Mortgage Loan's Monthly Payment due in the month in which the Closing Date occurs or the Monthly Payment due in the month following the month of the Closing Date, the Seller, at the Purchaser's option exercised in its sole discretion within forty-five (45) days following the occurrence of such delinquency, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the percentage of par as stated in the related Purchase Price and Terms
Agreement (subject to adjustment as provided therein) multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such Mortgage Loan.

          Subsection 9.06. Purchaser's Right to Review.

          Prior to the related Closing Date, the Purchaser shall have the right to review each Mortgage File and Credit File, to conduct property inspections, obtain appraisal recertifications, drive-by appraisals, brokers price opinions and otherwise to underwrite the Mortgage Loans and to reject any Mortgage Loan which in the Purchaser's sole opinion is an unacceptable investment. Any rejected Mortgage Loan shall be removed from the terms of this Agreement.

          All rights of the Purchaser under this Subsection 9.06 shall terminate upon the transfer of any Mortgage Loan to any other Purchaser.

          Notwithstanding the foregoing, the fact that the Purchaser or its designee has conducted or failed to conduct the review/due diligence procedures specified above or any other partial or complete examination of the Mortgage
Files or Credit Files shall not impair in any way the Purchaser's or any of its successors' rights to demand repurchase, substitution or any other remedy provided under this Agreement; provided, however, that Purchaser may not demand a repurchase or other relief or remedy due to the failure of a Mortgage Loan to comply with the Underwriting Guidelines if the Purchaser or its designee has previously examined such Mortgage

                                      -42-

Loan and certain exceptions to the Underwriting Guidelines were noted and accepted by the Purchaser prior to the purchase of such Mortgage Loan.

          SECTION 10. Closing.

          The closing for the purchase and sale of each Mortgage Loan Package shall take place on the related Closing Date. At the Purchaser's option, the
Closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

          The closing for the Mortgage Loans to be purchased on each Closing
Date shall be subject to each of the following conditions:

          (a)  at least two (2) Business Days prior to the related Closing Date, or such later date on which the Purchaser has identified to the
               Seller the final list of Mortgage Loans the Purchaser desires to purchase, the Seller shall deliver to the Purchaser, in
               electronic format acceptable to the Purchaser in its sole
               discretion, a listing on a loan-level basis of the necessary information to compute the Purchase Price of the Mortgage Loans delivered on the Closing Date (including accrued interest), and prepare a Mortgage Loan Schedule;

          (b)  all of the representations and warranties of the Seller under this Agreement and of the Interim Servicer under the Interim
               Servicing Agreement (with respect to each Mortgage Loan for an interim period, as specified therein) shall be true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement or an Event of Default under the
               Interim Servicing Agreement;

          (c)  the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all closing documents as specified in Section 11 of this Agreement, in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

          (d)  the Seller shall have delivered and released to the Custodian all documents required pursuant to this Agreement; and

          (e)  all other terms and conditions of this Agreement and the related
               Purchase Price and Terms Agreement shall have been complied with.

          Subject to the foregoing conditions, the Purchaser shall pay to the
Seller on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 4 of this Agreement, by wire transfer of immediately available funds to the account(s) designated by the Seller.

                                      -43-

          SECTION 11. Closing Documents.

          The Closing Documents for the Mortgage Loans to be purchased on each
Closing Date shall consist of fully executed originals of the following documents:

          1.   this Agreement (to be executed and delivered only for the initial
               Closing Date);

          2.   a copy of the Interim Servicing Agreement, dated as of October 1,
               2003;

          3.   a copy of the Custodial Agreement, dated as of October 1, 2003;

          4.   the related Mortgage Loan Schedule and Points Schedule,
               segregated by Mortgage Loan Package, one copy to be attached to the Custodian's counterpart of the Custodial Agreement, and one copy to be attached to the related Assignment and Conveyance as the Mortgage Loan Schedule thereto;

          5.   a Custodian's Certification, as required under the Custodial
               Agreement, in the form of Exhibit G-1 to the Custodial Agreement;

          6.   with respect to the initial Closing Date, an Officer's
               Certificate, in the form of Exhibit C hereto with respect to each of the Seller and the Interim Servicer, including all attachments hereto; with respect to subsequent Closing Dates, an Officer's
               Certificate upon request of the Purchaser;

          7.   with respect to the initial Closing Date, an Opinion of Counsel of each of the Seller and the Interim Servicer (who may be an employee of the Seller or the Interim Servicer, as applicable), in the form of Exhibit D hereto ("Opinion of Counsel of the
               Seller"); with respect to subsequent Closing Dates, an Opinion of
               Counsel of the Seller upon request of the Purchaser;

          8.   a Security Release Certification, substantially in the form of
               Exhibit E or F, as applicable, hereto executed by any person, as requested by the Purchaser, if any of the Mortgage Loans have at any time been subject to any security interest, pledge or
               hypothecation for the benefit of such person;

          9.   a certificate or other evidence of merger or change of name, signed or stamped by the applicable regulatory authority, if any of the Mortgage Loans were acquired by the Seller by merger or acquired or originated by the Seller while conducting business under a name other than its present name, if applicable;

          10.  the related Underwriting Guidelines to be attached to the related
               Assignment and Conveyance as Exhibit C;

          11.  Assignment and Conveyance Agreement in the form of Exhibit H hereto;

                                      -44-

          12.  Exhibit B to the related Assignment and Conveyance Agreement; and

          13.  a MERS Report reflecting the Purchaser as Investor and no Person as Interim Funder for each MERS Designated Mortgage Loan (to be delivered within one Business Day of each Closing Date).

          The Seller shall bear the risk of loss of the closing documents until such time as they are received by the Purchaser or its attorneys.

          SECTION 12. Costs.

          The Purchaser shall pay any commissions due its salesmen and the legal fees and expenses of its attorneys and custodial fees and the fees and expenses of the Custodian. All other costs and expenses incurred in connection with the one-time transfer and delivery of the Mortgage Loans and the Servicing Rights including recording fees, fees for title policy endorsements and continuations, fees for recording Assignments of Mortgage, and the Seller's attorney's fees, shall be paid by the Seller.

          SECTION 13. Cooperation of Seller with a Reconstitution.

          The Seller and the Purchaser agree that with respect to some or all of the Mortgage Loans, after each Closing Date, on one or more dates (each, a
"Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect six (6) Reconstitutions within twelve (12) months following the related Closing
Date of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

          a)   Fannie Mae under its Cash Purchase Program or MBS Program
               (Special Servicing Option) (each, a "Fannie Mae Transfer"); or

          b)   Freddie Mac (the "Freddie Mac Transfer"); or

          c)   one or more third party purchasers in one or more Whole Loan
               Transfers; or

          d)   one or more trusts or other entities to be formed as part of one or more Securitization Transactions.

          The Seller agrees to execute in connection with any Agency Transfer, any and all reasonably acceptable pool purchase contracts, and/or agreements among the Purchaser, the Seller, Fannie Mae or Freddie Mac (as the case may be)
and any servicer in connection with a Whole Loan Transfer, a seller's warranties and servicing agreement or a participation and servicing agreement in form and substance reasonably acceptable to the parties, and in connection with a
Securitization Transaction, an Assignment and Recognition Agreement
substantially in the form attached hereto as Exhibit I (collectively, the agreements referred to herein are designated, the "Reconstitution Agreements"), together with an opinion of counsel as to customary corporate matters (which may be an in house opinion of counsel) with respect to such Reconstitution
Agreements but only to the extent that such opinions are customarily delivered and reasonably necessary; provided, however that Seller shall not be required to

                                      -45-

service into a securitization and/or be a party to the pooling and servicing agreement unless Seller consents in its sole discretion.

          With respect to each Whole Loan Transfer and each Securitization
Transaction entered into by the Purchaser, the Seller agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements reasonably required by the Purchaser; (3)
to restate the representations and warranties as set forth in the Assignment and
Recognition Agreement, a form which is attached as Exhibit I. The Seller shall use its reasonable best efforts to provide to such master servicer or issuing entity, as the case may be, and any other participants or purchasers in such
Reconstitution: (i) any and all appropriate information and appropriate verification of information which may be reasonably available to the Seller or its affiliates, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall reasonably request; and (ii) such additional representations, warranties, covenants and certificates of public officials or officers of the Seller or the Interim
Servicer as are reasonably believed necessary by the Purchaser or any such other participant and as are reasonably acceptable to the Seller; and (iii) shall execute, and deliver an Indemnification and Contribution Agreement in substantially the form attached hereto as Exhibit J. Moreover, the Seller agrees to cooperate with all reasonable requests made by the Purchaser to effect such
Reconstitution Agreements. The Seller shall indemnify the Purchaser, each affiliate of the Purchaser participating in the Reconstitution and each Person who controls the Purchaser or such affiliate and their respective present and former directors, officers, employees and agents, and hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that each of them may sustain in any way related to any information provided by or on behalf of the Seller regarding the Seller, the Seller's servicing practices or performance, the Mortgage Loans or the Underwriting
Guidelines set forth in any offering document prepared in connection with any
Reconstitution. For purposes of the previous sentence, "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all
Persons who previously were "Purchasers" under this Agreement.

          If the Seller is required to engage a third party to fulfill a request pursuant to the foregoing paragraphs of this section, the Purchaser shall reimburse the Seller for any reasonable out-of-pocket costs incurred by the
Seller with respect to such third party.

          Except with respect to each MERS Designated Mortgage Loan, in the event the Purchaser has elected to have the Interim Servicer or the Seller hold record title to the Mortgages, prior to the Reconstitution Date, the Interim
Servicer or the Seller shall, to the extent not previously performed, prepare an assignment of mortgage in blank or to the prospective purchaser or trustee, as applicable, from the Interim Servicer or the Seller, as applicable, in form and substance required by this Agreement, for each Mortgage Loan that is part of the
Reconstitution and shall pay all preparation and recording costs associated therewith. In connection with the Reconstitution, the Interim Servicer shall execute or shall cause the Seller to execute each such Assignment of Mortgage, track such Assignments of Mortgage to ensure they have been recorded and deliver them as required by the prospective purchaser or trustee, as applicable, upon the Interim Servicer's receipt thereof.

                                      -46-

          All Mortgage Loans not sold or transferred pursuant to a
Reconstitution shall remain subject to this Agreement and, if the Interim
Servicing Agreement shall remain in effect with respect to the related Mortgage
Loan Package, shall continue to be serviced in accordance with the terms of this
Agreement and the Interim Servicing Agreement and with respect thereto this
Agreement shall remain in full force and effect.

          SECTION 14. The Seller.

          Subsection 14.01. Additional Indemnification by the Seller; Third
Party Claims.

          (a) The Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents, and hold such parties harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable legal fees (including legal fees incurred in connection with the enforcement of the Seller's indemnification obligation under this
Section 14.01) and related costs, judgments, and any other reasonable costs, fees and expenses that such parties may sustain in any way related to the failure of the Seller to perform its duties and the Interim Servicer to service the Mortgage Loans in strict compliance with the terms of this Agreement or any
Reconstitution Agreement entered into pursuant to Section 13 or any breach of any of Seller's representations, warranties and covenants set forth in this
Agreement (provided that such costs shall not include any lost profits). For purposes of this paragraph "Purchaser" shall mean the Person then acting as the
Purchaser under this Agreement and any and all Persons who previously were
"Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all
Persons who previously were "Successor Servicers" pursuant to this Agreement.

          (b) Promptly after receipt by an indemnified party under this Section
14.01 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 14.01, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party under this Section 14.01, except to the extent that it has been prejudiced in any material respect, or from any liability which it may have, otherwise than under this Section 14.01. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party or parties shall have reasonably concluded that there may be legal defenses available to it or them and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the

                                      -47-

indemnifying party will not be liable to such indemnified party for expenses incurred by the indemnified party in connection with the defense thereof unless
(i) the indemnified party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with one local counsel, if applicable)), (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party; and except that, if clause (i) or (iii) is applicable, such liability shall be only in respect of the counsel referred to in such clause (i) or (iii).

          Subsection 14.02. Merger or Consolidation of the Seller.

          The Seller will keep in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

          Any Person into which the Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the
Seller shall be a party, or any Person succeeding to the business of the Seller, shall be the successor of the Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall have a net worth of at least $30,000,000.

          SECTION 15. Financial Statements.

          The Seller understands that in connection with the Purchaser's marketing of the Mortgage Loans, the Purchaser shall make available to prospective purchasers audited financial statements of the Seller for the most recently completed three (3) fiscal years respecting which such statements are available, as well as a Consolidated Statement of Condition of the Seller at the
end of the last two (2) fiscal years covered by such Consolidated Statement of
Operations. Upon reasonable request, the Seller shall also make available any comparable interim statements to the extent any such statements have been prepared by the Seller (and are available upon request to members or stockholders of the Seller or the public at large). The Seller, if it has not already done so, agrees to furnish promptly to the Purchaser copies of the statements specified above. The Seller shall also make available information on its servicing performance with respect to loans serviced for others, including delinquency ratios.

          The Seller also agrees to allow reasonable access to a knowledgeable financial or accounting officer for the purpose of answering questions asked by any prospective purchaser regarding recent developments affecting the Seller or the financial statements of the Seller.

                                      -48-

          SECTION 16. Mandatory Delivery; Grant of Security Interest.

          The sale and delivery on the related Closing Date of the Mortgage
Loans described on the related Mortgage Loan Schedule is mandatory from and after the date of the execution of the related Purchase Price and Terms
Agreement, it being specifically understood and agreed that each Mortgage Loan is unique and identifiable on the date hereof and that an award of money damages would be insufficient to compensate the Purchaser for the losses and damages incurred by the Purchaser (including damages to prospective purchasers of the
Mortgage Loans) in the event of the Seller's failure to deliver (i) each of the related Mortgage Loans or (ii) one or more Qualified Substitute Mortgage Loans or (iii) one or more Mortgage Loans otherwise acceptable to the Purchaser on or before the related Closing Date. Immediately following the release of the lien of the Seller's warehouse lender on each Mortgage Loan, the Seller hereby grants to the Purchaser a lien on and a continuing security interest in each Mortgage
Loan and each document and instrument evidencing each such Mortgage Loan to secure the performance by the Seller of its obligations under the related
Purchase Price and Terms Agreement, and the Seller agrees that it shall hold such Mortgage Loans in custody for the Purchaser subject to the Purchaser's (i)
right to reject any Mortgage Loan (or Qualified Substitute Mortgage Loan) under the terms of this Agreement and to require another Mortgage Loan (or Qualified
Substitute Mortgage Loan) to be substituted therefor, and (ii) obligation to pay the Purchase Price for the Mortgage Loans. All rights and remedies of the
Purchaser under this Agreement are distinct from, and cumulative with, any other rights or remedies under this Agreement or afforded by law or equity and all such rights and remedies may be exercised concurrently, independently or successively.

          SECTION 17. Notices.

          All demands, notices and communications hereunder shall be in writing and shall be given via email, facsimile transmission or registered or certified mail to the person at the address set forth below:

               (i)  if to the Seller:

                    Accredited Home Lenders, Inc.
                    15090 Avenue of Science
                    San Diego, California  92128
                    Attention:  Jeff Crawford
                    Fax:  858-676-8114
                    Email: jcrawford@accredhome.com

                    with a copy to:

                    Accredited Home Lenders, Inc.
                    15090 Avenue Science
                    San Diego, California 92128
                    Attention:  Melissa Dant
                    Fax:  858-521-0614
                    Email:  mdant@accredhome.com

                                      -49-

               (ii) if to the Purchaser:

                    IXIS Real Estate Capital Inc.
                    9 West 57th Street
                    New York, New York 10019
                    Attention:  Christopher Connelly
                    Fax:  212-891-6288
                    Email:  c.connelly@ixiscm.com

                    with a copy to:

                    IXIS Real Estate Capital Inc.
                    9 West 57th Street
                    New York, New York 10019
                    Attention:  General Counsel
                    Fax:  212-891-1922
                    Email:  a.zakes@ixiscm.com

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

          SECTION 18. Severability Clause.

          Any part, provision representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this
Agreement without regard to such invalidity.

          SECTION 19. Counterparts.

          This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

          SECTION 20. Governing Law Jurisdiction; Consent to Service of Process.

          THIS AGREEMENT SHALL BE DEEMED IN EFFECT WHEN A FULLY EXECUTED
COUNTERPART THEREOF IS RECEIVED BY THE PURCHASER IN THE STATE OF NEW YORK AND
SHALL BE DEEMED TO HAVE BEEN MADE IN THE

                                      -50-

STATE OF NEW YORK. THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE
STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW RULES AND
PRINCIPLES. EACH OF THE PURCHASER AND THE SELLER IRREVOCABLY (I) SUBMITS TO THE
EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL
COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK FOR
THE PURPOSE OF ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT; (II) WAIVES,
TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM IN
ANY ACTION OR PROCEEDING IN ANY SUCH COURT; (III) AGREES THAT A FINAL JUDGMENT
IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE
ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER
MANNER PROVIDED BY LAW; AND (IV) CONSENTS TO SERVICE OF PROCESS UPON IT BY
MAILING A COPY THEREOF BY CERTIFIED MAIL ADDRESSED TO IT AS PROVIDED FOR NOTICES
HEREUNDER.

          SECTION 21. Intention of the Parties.

          It is the intention of the parties that the Purchaser is purchasing, and the Seller is selling the Mortgage Loans and not a debt instrument of the
Seller or another security. Accordingly, the parties hereto each intend to treat the transaction for federal income tax purposes as a sale by the Seller, and a purchase by the Purchaser, of the Mortgage Loans. The Purchaser shall have the right to review the Mortgage Loans and the related Mortgage Loan Files to determine the characteristics of the Mortgage Loans which shall affect the federal income tax consequences of owning the Mortgage Loans and the Seller shall cooperate with all reasonable requests made by the Purchaser in the course of such review.

          SECTION 22. Successors and Assigns; Assignment of Purchase Agreement.

          This Agreement shall bind and inure to the benefit of and be enforceable by the Seller and the Purchaser and the respective permitted successors and assigns of the Seller and the successors and assigns of the
Purchaser. Except as set forth under Section 14.02 above, this Agreement shall not be assigned, pledged or hypothecated by the Seller to a third party without the prior written consent of the Purchaser, which consent may not be unreasonably withheld. This Agreement may be assigned, pledged or hypothecated by the Purchaser in whole or in part, and with respect to one or more of the
Mortgage Loans, without the consent of the Seller. There shall be no limitation on the number of assignments or transfers allowable by the Purchaser with respect to the Mortgage Loans and this Agreement. In the event the Purchaser assigns this Agreement, and the assignee assumes any of the Purchaser's obligations hereunder, the Seller acknowledges and agrees to look solely to such assignee, and not to the Purchaser, for performance of the obligations so assumed and the Purchaser shall be relieved from any liability to the Seller with respect thereto.

                                      -51-

          SECTION 23. Waivers.

          No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

          SECTION 24. Exhibits.

          The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

          SECTION 25. General Interpretive Principles.

          For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

          (a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

          (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

          (c) references herein to "Articles," "Sections," "Subsections,"
"Paragraphs," and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

          (d) reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

          (e) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

          (f) the term "include" or "including" shall mean without limitation by reason of enumeration.

          SECTION 26. Reproduction of Documents.

          This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any

                                      -52-

enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

          SECTION 27. Further Agreements.

          The Seller and the Purchaser each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this
Agreement.

          SECTION 28. Recordation of Assignments of Mortgage.

          To the extent permitted by applicable law, for Mortgage Loans which are not registered with MERS, each of the Assignments of Mortgage is subject to recordation in the appropriate public offices for real property records in the county or other comparable jurisdictions in which the related Mortgaged Property is situated, such recordation to be effected at the Seller's expense in the event recordation is either necessary under applicable law or requested by the
Purchaser at its sole option (other than with respect to the MERS Designated
Mortgage Loans).

          SECTION 29. No Solicitation.

          From and after the Closing Date, the Seller agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors on the Seller's behalf, to personally, by telephone or mail (via electronic means or otherwise), solicit the borrower or obligor under any Mortgage Loan for any purpose whatsoever, including to refinance a Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. It is understood and agreed that all rights and benefits relating to the solicitation of any Mortgagors and the attendant rights, title and interest in and to the list of such Mortgagors and data relating to their Mortgages (including insurance renewal dates) shall be transferred to the Purchaser pursuant hereto on the Closing Date and the Seller shall take no action to undermine these rights and benefits. Notwithstanding the foregoing, it is understood and agreed that promotions undertaken by the Seller or any affiliate of the Seller which are directed to the general public at large, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements shall not constitute solicitation under this Section 29.

          SECTION 30. Waiver of Trial by Jury.

          THE SELLER AND THE PURCHASER EACH KNOWINGLY, VOLUNTARILY AND
INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT
IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS
AGREEMENT.

                                      -53-

          SECTION 31. Compliance with Regulation AB

          Subsection 31.01. Intent of the Parties; Reasonableness.

          The Purchaser and the Seller acknowledge and agree that the purpose of
Section 31 of this Agreement is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. Although Regulation AB is applicable by its terms only to offerings of asset-backed securities that are registered under the
Securities Act, the Seller acknowledges that investors in privately offered securities may require that the Purchaser or any Depositor provide comparable disclosure in unregistered offerings. References in this Agreement to compliance with Regulation AB include provision of comparable disclosure in private offerings.

          Neither the Purchaser nor any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the
Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder (or the provision in a private offering of disclosure comparable to that required under the Securities Act). The Seller acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Purchaser or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB.
Furthermore, the Purchaser and the Seller agree that if any such changes in the interpretations of the requirements of Regulation AB materially affect this
Article 31, then the Purchaser and the Seller will amend such affected provisions in accordance with this Section 31. In connection with any
Securitization Transaction, the Seller shall cooperate fully with the Purchaser to deliver to the Purchaser (including any of its assignees or designees) and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Purchaser or any Depositor to permit the Purchaser or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the
Seller, any Third-Party Originator and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Purchaser or any Depositor to be necessary in order to effect such compliance.

          The Purchaser (including any of its assignees or designees) shall cooperate with the Seller by providing timely notice of requests for information under these provisions and by reasonably limiting such requests to information required, in the Purchaser's reasonable judgment, to comply with Regulation AB.

          Subsection 31.02. Additional Representations and Warranties of the
Seller.

          (a) The Seller shall be deemed to represent to the Purchaser and to any Depositor, as of the date on which information is first provided to the
Purchaser or any Depositor under Subsection 31.03 that, except as disclosed in writing to the Purchaser or such Depositor prior to such date: (i) there are no material legal or governmental proceedings pending (or known to be contemplated)
against the Seller or any Third-Party Originator; and (vii) there are no

                                      -54-

affiliations, relationships or transactions relating to the Seller or any
Third-Party Originator with respect to any Securitization Transaction and any party thereto identified by the related Depositor of a type described in Item
1119 of Regulation AB.

          (b) If so requested by the Purchaser or any Depositor on any date following the date on which information is first provided to the Purchaser or any Depositor under Subsection 31.03, the Seller shall, within five (5) Business
Days following such request, confirm in writing the accuracy of the representations and warranties set forth in paragraph (a) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

          Subsection 31.03. Information to Be Provided by the Seller.

          In connection with any Securitization Transaction the Seller shall (i)
within five (5) Business Days following request by the Purchaser or any
Depositor, provide to the Purchaser and such Depositor (or, as applicable, cause each Third Party Originator to provide), in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, the information and materials specified in paragraphs (a) and (b) of this Subsection, and (ii) as promptly as practicable following notice to or discovery by the Seller, provide to the Purchaser and any Depositor (in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor) the information specified in paragraph (d) of this Subsection. Notwithstanding the foregoing, it is understood and agreed that (1) the information required pursuant to Items
1103(a)(1), 1110(a) and 1119 of Regulation AB (including the information required pursuant to subparts (a)(A), (a)(D) and (c)(i)(B) of this Subsection
33.03) shall only be required to the extent that mortgage loans originated by the Seller or a Third Party Originator, as the case may be, in the related
Securitization Transaction comprise 10% or more (or such other percentage as may be required from time to time under Regulation AB) of the aggregate pool of mortgage loans in such Securitization Transaction, (2) the information required pursuant to Items 1110(b) and 1117 of Regulation AB (including the information required pursuant to subparts (a)(B), (a)(C) and (c)(i)(A) of this Subsection
33.03) shall only be required to the extent that mortgage loans originated by the Seller or a Third Party Originator, as the case may be, in the related
Securitization Transaction comprise 20% or more (or such other percentage as may be required from time to time under Regulation AB) of the aggregate pool of mortgage loans in such Securitization Transaction and (3) the information required pursuant to Item 1105 of Regulation AB (including the information required pursuant to subpart (b) below) shall only be required in Securitization
Transactions in which such Static Pool Information is material, as determined by the Purchaser or Depositor in its sole reasonable determination of the requirements of Regulation AB. Notwithstanding the foregoing, neither the
Purchaser nor any Depositor shall exercise its right to request delivery of such information or other performance under these provisions other than in good faith or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder.

          (a) Subject to the provisions of the preceding paragraph, if so requested by the Purchaser or any Depositor, the Seller shall provide such information regarding (i) the Seller, as originator of the Mortgage Loans
(including as an acquirer of Mortgage Loans from a Qualified Correspondent), or
(ii) each Third Party Originator, as is requested for the purpose of compliance

                                      -55-

with Items 1103(a)(1), 1105, 1110, 1117 and 1119 of Regulation AB. Such
information shall include, at a minimum.

          (i) the originator's form of organization;

          (ii) a description of the originator's origination program and how long the originator has been engaged in originating residential mortgage loans, which description shall include a discussion of the originator's experience in originating mortgage loans of a similar type as the Mortgage
     Loans; information regarding the size and composition of the originator's origination portfolio; and information that may be material, in the good faith judgment of the Purchaser or any Depositor, to an analysis of the performance of the Mortgage Loans, including the originator's credit granting or underwriting criteria for mortgage loans of similar type(s) as the Mortgage Loans and such other information as the Purchaser or any
     Depositor may reasonably request for the purpose of compliance with Item
     1110(b)(2) of Regulation AB;

          (iii) a description of any material legal or governmental proceedings pending (or known to be contemplated) against the Seller and each Third
     Party Originator; and

          (iv) a description of any affiliation or relationship between the
     Seller, each Third Party Originator and any of the following parties to a
     Securitization Transaction, as such parties are identified to the Seller by the Purchaser or any Depositor in writing in advance of such Securitization
     Transaction:

          (1) the sponsor;

          (2) the depositor;

          (3) the issuing entity;

          (4) any servicer;

          (5) any trustee;

          (6) any originator;

          (7) any significant obligor;

          (8) any enhancement or support provider; and

          (9) any other material transaction party.

          (b) Subject to the provisions of the initial paragraph of this
Section, if so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third Party Originator to provide) Static
Pool Information with respect to the mortgage loans (of a similar type as the
Mortgage Loans, as reasonably identified by the Purchaser as provided below)
originated by (i) the Seller, if the Seller is an originator of Mortgage Loans
(including as an acquirer of Mortgage Loans from a Qualified Correspondent), and/or (ii) each

                                      -56-

Third Party Originator. Such Static Pool Information shall be prepared by the
Seller (or Third Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(1) (3) of Regulation AB. To the extent that there is reasonably available to the Seller (or Third Party
Originator) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. The content of such Static Pool Information may be in the form customarily provided by the Seller, and need not be customized for the Purchaser or any Depositor.
Such Static Pool Information for each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than 135 days prior to the date of the prospectus or other offering document in which the Static Pool Information is to be included or incorporated by reference. The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format reasonably required by the Purchaser or the Depositor, as applicable.

          Promptly following notice or discovery of a material error in Static
Pool Information provided pursuant to the immediately preceding paragraph
(including an omission to include therein information required to be provided pursuant to such paragraph), the Seller shall provide corrected Static Pool
Information to the Purchaser or any Depositor, as applicable, in the same format in which Static Pool Information was previously provided to such party by the
Seller.

          If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), such agreed upon procedures letters of certified public accountants reasonably acceptable to the
Purchaser or Depositor, as applicable, pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after
January 1, 2006 or, in the case of Static Pool Information with respect to the
Seller's or Third Party Originator's originations or purchases, to calendar months commencing January 1, 2006, as the Purchaser or such Depositor shall reasonably request. Such letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which may include, by way of example, any Sponsor, any Depositor and any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a
Securitization Transaction. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such
Depositor.

          (c) [Reserved].

          (d) Subject to the provisions of the initial paragraph of this
Section, if so requested by the Purchaser or any Depositor for the purpose of satisfying its reporting obligation under the Exchange Act with respect to any class of asset backed securities, the Seller shall (or shall cause each Third
Party Originator to) (i) notify the Purchaser and any Depositor in writing of
(A) any material litigation or governmental proceedings pending against the
Seller or any Third Party Originator and (B) any affiliations or relationships that develop following the closing

                                      -57-

date of a Securitization Transaction between the Seller or any Third Party
Originator and any of the parties specified in clause (vi) of paragraph (a) of this Subsection (and any other parties identified in writing by the requesting party) with respect to such Securitization Transaction, and (ii) provide to the
Purchaser and any Depositor a description of such proceedings, affiliations or relationships.

          (e) With respect to those Mortgage Loans that were sold to the
Purchaser pursuant to this Agreement, the Purchaser shall, to the extent consistent with then-current industry practice, cause the servicer (or another party) to be obligated to provide information, upon request by Seller in the form customarily provided by such servicer or other party (which need not be customized for the Seller) with respect to the Mortgage Loans reasonably necessary for the Seller to comply with its obligations under Regulation AB, including, without limitation, providing to the Seller Static Pool Information, as set forth in Item 1105(a)(2) and (3) of Regulation AB (such information provided by the servicer or such other party, the "Loan Performance
Information").

          Subsection 31.04. Indemnification; Remedies.

          (a) The Seller shall indemnify the Purchaser, each affiliate of the
Purchaser, the Depositor, and each of the following parties participating in a
Securitization Transaction: each sponsor and issuing entity; each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a 14(d) or Rule 15d 14(d)
under the Exchange Act with respect to such Securitization Transaction; each broker dealer acting as underwriter, placement agent or initial purchaser, each
Person who controls any of such parties or the Depositor (within the meaning of
Section 15 of the Securities Act and Section 20 of the Exchange Act); and the
respective present and former directors, officers, employees and agents of each of the foregoing and of the Depositor, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

          (i) (A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, accountants'
     letter or other material provided in written or electronic form under this
     Section 31 by or on behalf of the Seller, or provided under this Section 31 by or on behalf of any Third Party Originator (collectively, the "Seller
     Information"), or (B) the omission or alleged omission to state in the
     Seller Information a material fact required to be stated in the Seller
     Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;
     provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Seller Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Seller Information or any portion thereof is presented together with or separately from such other information;

                                      -58-

          (ii) any failure by the Seller or any Third Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 31; or

          (iii) any breach by the Seller of a representation or warranty set forth in Subsection 31.02(a) or in a writing furnished pursuant to
     Subsection 31.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection 31.02(b) to the extent made as of a date subsequent to such closing date.

          (b) In the case of any failure of performance described in clause
(a)(ii) of this Section, the Seller shall promptly reimburse the Purchaser, any
Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a 14(d) or Rule 15d 14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants' letter or other material not delivered as required by the Seller or any Third Party Originator.

          (c) The Purchaser shall indemnify the Seller, each affiliate of the
Seller and the respective present and former directors, officers, employees and agents of each of the foregoing, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

          (i) (A) any untrue statement of a material fact contained or alleged to be contained in the Loan Performance Information or (B) the omission or alleged omission to state in the Loan Performance Information a material fact required to be stated in the Loan Performance Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Loan Performance Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Loan Performance Information or any portion thereof is presented together with or separately from such other information; or

          (ii) any failure by the Purchaser or by the related servicer to deliver any Loan Performance Information as required under Subsection
     31.03(e).

                    [SIGNATURES COMMENCE ON FOLLOWING PAGE]

                                      -59-

          IN WITNESS WHEREOF, the Seller and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

                                        IXIS REAL ESTATE CAPITAL INC.
                                              (Purchaser)

                                        By:  /s/ Kathy Lynch
                                             -----------------------------------
                                        Name:  Kathy Lynch
                                        Title:  Director

                                        By:  /s/ F. Rene Mendez
                                             -----------------------------------
                                        Name:  F. Rene Mendez
                                        Title:  Managing Director

                                        ACCREDITED HOME LENDERS, INC.
                                             (Seller)

                                        By:  /s/ Lars Nielsen
                                             -----------------------------------
                                        Name:  Lars Nielsen
                                        Title:  Secondary Marketing Manager

                                      -60-

                                                                       Exhibit A

                                   EXHIBIT A

                         CONTENTS OF EACH MORTGAGE FILE

          With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the
Purchaser and any prospective Purchaser, and which shall be delivered to the
Custodian, or to such other Person as the Purchaser shall designate in writing, pursuant to Section 6 of the Third Amended and Restated Mortgage Loan Purchase
and Warranties Agreement to which this Exhibit is attached (the "Agreement"):

          (a) the original Mortgage Note bearing all intervening endorsements evidencing a complete chain of assignment from the originator to the Seller, endorsed "Pay to the order of _________, without recourse" and signed in the name of the Seller by an authorized officer. To the extent that there is no room on the face of the Mortgage Notes for endorsements, the endorsement may be contained on an allonge, if state law so allows and the Custodian is so advised.
If the Mortgage Loan was acquired by the Seller in a merger, the endorsement must be by "[Seller], successor by merger to [name of predecessor]." If the
Mortgage Loan was acquired or originated by the Seller while doing business under another name, the endorsement must be by "[Seller], formerly known as
[previous name]";

          (b) the original of any guarantee executed in connection with the
Mortgage Note;

          (c) the original Mortgage with evidence of recording thereon;

          (d) the originals of all assumption, modification, consolidation or extension agreements, if any, with evidence of recording thereon;

          (e) except with respect to each MERS Designated Mortgage Loan, the original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording. The Assignment of Mortgage must be duly recorded only if recordation is either necessary under applicable law or commonly required by private institutional mortgage investors in the area where the Mortgaged
Property is located or on direction of the Purchaser as provided in this
Agreement. If the Assignment of Mortgage is to be recorded, the Mortgage shall be assigned to the Purchaser. If the Assignment of Mortgage is not to be
recorded, the Assignment of Mortgage shall be delivered in blank. If the
Mortgage Loan was acquired by the Seller in a merger, the Assignment of Mortgage must be made by "[Seller], successor by merger to [name of predecessor]". If the
Mortgage Loan was acquired or originated by the Seller while doing business under another name, the Assignment of Mortgage must be by "[Seller], formerly known as [previous name]";

          (f) the originals of all intervening assignments of mortgage, evidencing a complete chain of assignment from the originator to the Seller (or
MERS with respect to each MERS Designated Mortgage Loan), with evidence of recording thereon;

                                      A-1

          (g) the original mortgagee policy of title insurance or, in the event such original title policy is unavailable, a true copy of the related policy binder, preliminary report or commitment for title; and

          (h) any security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage.

          Notwithstanding the foregoing, in connection with any item described above in clauses (c) or (f), if the Seller cannot deliver or cause to be delivered the original of any such item with evidence of recording thereon on or prior to the related Closing Date because of a delay caused by the public recording office where such item has been delivered for recordation or because such item has been lost or because such public recording office retains the original recorded item (each such item, a "Delayed Document"), the Seller shall deliver or cause to be delivered to the Custodian, (i) in the case of a delay caused by the public recording office, a photocopy of such Delayed Document, together with an Officer's Certificate of the Seller (or certified by the title company, escrow agent, or closing attorney) to the effect that such copy is a true and correct copy of the Delayed Document that has been dispatched to the appropriate public recording office for recordation (and the original recorded
Delayed Document or a copy of such Delayed Document certified by such public recording office to be a true and complete copy of the original recorded Delayed
Document will be promptly delivered to the Custodian upon receipt thereof by the
Seller); or (ii) in the case of a Delayed Document where a public recording office retains the original recorded Delayed Document or in the case where a
Delayed Document is lost after recordation in a public recording office, a copy of such Delayed Document certified by such public recording office to be a true and complete copy of the original recorded Delayed Document.

          In the event of a delay caused by the public recording office in returning any recorded document, the Seller shall deliver to the Purchaser, within ninety (90) days of the Closing Date, an Officer's Certificate which shall (i) identify the recorded document, (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay caused by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document will be delivered to the Custodian; provided, however, that any recorded document shall in any event be delivered no later than one (1) year from the applicable Closing
Date. An extension of the date specified in (iv) above may be requested from the
Purchaser, which consent shall not be unreasonably withheld.

                                      A-2

                                                                       Exhibit B

                                   EXHIBIT B

                                   [RESERVED]

                                      B-1

                                                                       Exhibit C

                                   EXHIBIT C

                     FORM OF SELLER'S OFFICER'S CERTIFICATE

          I, ____________________, hereby certify that I am the duly elected
[Executive/Assistant] [Vice] President of Accredited Home Lenders, Inc., a state chartered institution organized under the laws of the [State of ____________]
(the "Company"), and further as follows:

          1. Attached hereto as Exhibit 1 is a true, correct and complete copy of the charter of the Company which is in full force and effect on the date hereof without amendment, waiver, rescission or modification.

          2. Attached hereto as Exhibit 2 is a true, correct and complete copy of the bylaws of the Company which are in effect on the date hereof without amendment, waiver, rescission or modification.

          3. Attached hereto as Exhibit 3 is an original certificate of good standing of the Company issued within ten (10) days of the date hereof, and no event has occurred since the date thereof which would impair such standing.

          4. Attached hereto as Exhibit 4 is a true, correct and complete copy of the corporate resolutions of the Board of Directors of the Company authorizing the Company to execute and deliver agreements such as the Third
     Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of August 1, 2006, by and between IXIS Real Estate Capital Inc. (the
     "Purchaser") and the Company (the "Purchase Agreement"), the Interim
     Servicing Agreement, dated as of October 1, 2003, by and between the
     Company and the Purchaser (the "Interim Servicing Agreement") and to
     endorse the Mortgage Notes and execute the Assignments of Mortgages by original signature, and such resolutions are in effect on the date hereof without amendment, waiver, rescission or modification.

          5. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the Purchase Agreement, the Interim Servicing Agreement, the sale of the mortgage loans or the consummation of the transactions contemplated by the agreements; or (ii) any required consent, approval, authorization or order has been obtained by the Company.

          6. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of the Purchase Agreement and the Interim
     Servicing Agreement conflicts or will conflict with or results or will result in a material breach of or constitutes or will constitute a material default under the charter or by-laws of the Company, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

                                      C-1

          7. To the best of my knowledge, except as disclosed in filings with the Securities Exchange Commission by the Seller or its Affiliates, there is no action, suit, proceeding or investigation pending or threatened against the Company which, in my judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the Purchase Agreement and the Interim Servicing Agreement, or the mortgage loans or of any action taken or to be taken in connection with the transactions contemplated hereby, or which would be likely to impair materially the ability of the Company to perform under the terms of the
     Purchase Agreement and the Interim Servicing Agreement.

          8. Each person listed on Exhibit 5 attached hereto who, as an officer or representative of the Company, signed (a) the Purchase Agreement, (b)
     the Interim Servicing Agreement and (c) any other document delivered before or on the date hereof in connection with any purchase described in the agreements set forth above, other than endorsements of Mortgage Notes, was, at the respective times of such signing and delivery, a duly elected or appointed, qualified and acting officer or representative of the Company, who holds the office set forth opposite his or her name on Exhibit 5, and the signatures of such persons appearing on such documents are their genuine signatures.

          9. The Company is duly authorized to engage in the transactions described and contemplated in the Purchase Agreement and the Interim
     Servicing Agreement.

                                      C-2

          IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Company.

Dated: ________________            By:
                                      ------------------------------------------
                                   Name:
                                         ---------------------------------------
[Seal]                             Title: [Executive/Assistant] [Vice] President

          I, ________________________, an [Assistant] Secretary of Accredited
Home Lenders, Inc., hereby certify that ____________ is the duly elected, qualified and acting [Vice] President of the Company and that the signature appearing above is [her] [his] genuine signature.

          IN WITNESS WHEREOF, I have hereunto signed my name.

Dated:_______________________      By:
                                       -----------------------------------------
                                   Name:
                                        ----------------------------------------
                                   Title: [Assistant] Secretary

                                      C-3

                                  EXHIBIT 5 to
                        Company's Officer's Certificate

NAME                                TITLE                     SIGNATURE
------------------------   ------------------------   ------------------------

________________________   ________________________   ________________________

________________________   ________________________   ________________________

________________________   ________________________   ________________________

________________________   ________________________   ________________________

________________________   ________________________   ________________________

________________________   ________________________   ________________________

                                      C-4

                                                                       Exhibit D

                                   EXHIBIT D

                    FORM OF OPINION OF COUNSEL TO THE SELLER
                          AND INTERIM SERVICER (DATE)

IXIS Real Estate Capital Inc.
9 West 57th Street, 36th Floor
New York, New York 10019

Dear Sirs:

          You have requested [our] [my] opinion, as [Assistant] General Counsel to Accredited Home Lenders, Inc. (the "Company"), with respect to certain matters in connection with the sale by the Company of the Mortgage Loans pursuant to that certain Third Amended and Restated Mortgage Loan Purchase and
Warranties Agreement by and between the Company and IXIS Real Estate Capital
Inc. (the "Purchaser"), dated as of August 1, 2006 (the "Purchase Agreement")
which sale is in the form of whole loans, and serviced pursuant to an Interim
Servicing Agreement, dated as of October 1, 2003 by and between the Interim
Servicer and the Purchaser (the "Interim Servicing Agreement" and, collectively with the Purchase Agreement, the "Agreements"). Capitalized terms not otherwise defined herein have the meanings set forth in the Purchase Agreement and the
Interim Servicing Agreement.

          [We] [I] have examined the following documents:

          1.   the Purchase Agreement;

          2.   the Interim Servicing Agreement;

          3.   the form of Assignment of Mortgage [for a Mortgage Loan secured by a Mortgaged Property located in the State of California];

          4.   the form of endorsement of the Mortgage Notes; and

          5.   such other documents, records and papers as we have deemed necessary and relevant as a basis for this opinion.

          To the extent [we] [I] have deemed necessary and proper, [we] [I] have relied upon the representations and warranties of the Company and the Interim
Servicer contained in the Purchase Agreement and in the Interim Servicing
Agreement, as applicable. [We] [I] have assumed the authenticity of all documents submitted to [us] [me] as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents.

          Based upon the foregoing, it is [our] [my] opinion that:

     1.   The Company and the Interim Servicer is a corporation duly organized, validly existing and in good standing under the laws of the United
          States and is qualified

                                      D-1

          to transact business in, and is in good standing under, the laws of the State of California.

     2.   Each of the Company and the Interim Servicer has the power to engage in the transactions contemplated by the Agreements to which it is a party and all requisite power, authority and legal right to execute and deliver such Agreements and to perform and observe the terms and conditions of such Agreements.

     3.   Each of the Agreements to which it is a party has been duly authorized, executed and delivered by the Company and the Interim
          Servicer, as applicable, and is a legal, valid and binding agreement enforceable in accordance with its respective terms against the
          Company and the Interim Servicer, as applicable, subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance, none of which will materially interfere with the realization of the benefits provided thereunder or with the Purchaser's ownership of the
          Mortgage Loans.

     4.   Each of the Company and the Interim Servicer has been duly authorized to allow certain of its officers to execute any and all documents by original signature in order to complete the transactions contemplated by the Agreements to which it is a party and to execute the endorsements to the Mortgage Notes and the Assignments of Mortgages,
          and the original [or facsimile] signature of the officers of the
          Company executing the endorsements to the Mortgage Notes and any
          Assignments of Mortgages represents the legal and valid signatures of said officers of the Company.

     5.   Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company or the Interim Servicer of or compliance by the Company or the Interim Servicer with the Agreements to which it is a party and the sale of the Mortgage Loans by the
          Company or the consummation of the transactions contemplated by the
          Agreements to which each is a party or (ii) any required consent, approval, authorization or order has been obtained by the Company or the Interim Servicer.

     6.   Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of, the Agreements to which it is a party conflicts or will conflict with or results or will result in a material breach of or constitutes or will constitute a material default under the charter, by-laws or other organizational documents of the Company or the Interim Servicer, as applicable, the terms of any indenture or other agreement or instrument to which the Company or the Interim Servicer is a party or by which it is bound or to which it is subject, or violates any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company or the Interim Servicer is subject or by which it is bound.

                                      D-2

     7.   Except as disclosed in filings with the Securities Exchange Commission by the Company or its Affiliates, there is no action, suit, proceeding or investigation pending or, to my knowledge, threatened against the
          Company or the Interim Servicer which, in [our] [my] judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or the Interim Servicer or in any material impairment of the right or ability of the Company or the
          Interim Servicer to carry on its business substantially as now conducted or in any material liability on the part of the Company or the Interim Servicer or which would draw into question the validity of the Agreements to which it is a party or the Mortgage Loans or of any action taken or to be taken in connection with the transactions contemplated thereby, or which would be likely to impair the ability of the Company or the Interim Servicer to perform under the terms of the Agreements to which it is a party.

     8.   The sale of each Mortgage Note and Mortgage as and in the manner contemplated by the Agreements is sufficient to fully transfer to the
          Purchaser all right, title and interest of the Company thereto as noteholder and mortgagee.

     9.   The endorsement of the Mortgage Notes, the delivery to the Purchaser, or its designee, of any Assignments of Mortgage, the transfer to the
          Purchaser, or its designee, in the MERS System of beneficial ownership of each MERS Designated Mortgage Loan, and the delivery of the original endorsed Mortgage Notes to the Purchaser, or its designee, are sufficient to permit the Purchaser to avail itself of all protection available under applicable law against the claims of any present or future creditors of the Company, and are sufficient to prevent any other sale, transfer, assignment, pledge or hypothecation of the Mortgages and the Mortgage Notes by the Company from being enforceable.

          I am admitted to the bar of the State of California, and I express no opinion as to the laws of any other jurisdiction except as to matters that are governed by federal law. This opinion is given to you for your sole benefit, and no other person or entity is entitled to rely hereon except that the purchaser or purchasers to which you initially and directly resell the Mortgage Loans may rely on this opinion as if it were addressed to them as of its date. I make no undertaking to supplement or update this opinion if, after the date hereof, facts or circumstances come to my attention or changes in the law occur which could affect such opinion.

                                        Very truly yours,

                                        ---------------------------------------
                                                        [Name]
                                              [Assistant] General Counsel

                                      D-3

                                                                       Exhibit E

                                   EXHIBIT E

                     FORM OF SECURITY RELEASE CERTIFICATION

                                                          ________________, ____

________________________
________________________
________________________

Attention:   ____________________________
             ____________________________

               Re:  Notice of Sale and Release of Collateral

Dear Sirs:

          This letter serves as notice that Accredited Home Lenders, Inc., a corporation organized pursuant to the laws of the State of California (the
"Company") has committed to sell to IXIS Real Estate Capital Inc. under an Third
Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of August 1, 2006, certain mortgage loans originated by the Company. The Company warrants that the mortgage loans to be sold to IXIS Real Estate Capital Inc. are in addition to and beyond any collateral required to secure advances made by you to the Company.

          The Company acknowledges that the mortgage loans to be sold to IXIS
Real Estate Capital Inc. shall not be used as additional or substitute collateral for advances made by [____________]. IXIS Real Estate Capital Inc.
understands that the balance of the Company's mortgage loan portfolio may be used as collateral or additional collateral for advances made by [___________], and confirms that it has no interest therein.

                                      E-1

          Execution of this letter by [___________] shall constitute a full and complete release of any security interest, claim, or lien which [___________]
may have against the mortgage loans to be sold to IXIS Real Estate Capital Inc.

                                        Very truly yours,

                                        ---------------------------------------

                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------
                                        Date:
                                              ----------------------------------

Acknowledged and approved:

---------------------------------------

By:
    -----------------------------------
Name:
     ----------------------------------
Title:
      ---------------------------------
Date:
      ---------------------------------

                                      E-2

                                                                       Exhibit F

                                   EXHIBIT F

                     FORM OF SECURITY RELEASE CERTIFICATION

                        I. Release of Security Interest

          Upon receipt of the sum of $________ in immediately available funds in accordance with wiring instructions separately provided, the financial institution named below hereby relinquishes any and all right, title and interest it may have in the Mortgage Loans identified in the attached schedule to be purchased by IXIS Real Estate Capital Inc. from Accredited Home Lenders,
Inc. (the "Company"), and certifies that all notes, mortgages, assignments and other documents in its possession relating to such Mortgage Loans have been delivered and released to the Company named below or its designees, as of the date and time of the sale of such Mortgage Loans to IXIS Real Estate Capital
Inc.

Name and Address of Financial Institution

       --------------------------------
                  (Name)

       --------------------------------
                 (Address)

       By:-----------------------------

                                      F-1

                          II. Certification of Release

          The Company named below hereby certifies to IXIS Real Estate Capital
Inc. that, as of the date and time of the sale of the above-mentioned Mortgage
Loans to IXIS Real Estate Capital Inc., the security interests in the Mortgage
Loans released by the above-named financial institution comprise all security interests relating to or affecting any and all such Mortgage Loans. The Company warrants that, as of such time, there are and will be no other security interests affecting any or all of such Mortgage Loans.

                                        ---------------------------------------

                                        By:
                                            ------------------------------------
                                        Title:
                                               ---------------------------------
                                        Date:
                                              ----------------------------------

                                      F-2

                                                                       Exhibit G

                                    EXHIBIT G

                                   [RESERVED]

                                      G-1

                                                                       Exhibit I

                                    EXHIBIT H

                            ASSIGNMENT AND CONVEYANCE

          On this ___ day of __________, ____, ___________________ ("Seller"),
as (i) the Seller under that certain Purchase Price and Terms Agreement, dated as of ___________, _____ (the "PPTA"), (ii) the Seller under that certain Third
Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of August 1, 2006 (the "Purchase Agreement") and (iii) the Seller/Interim
Servicer under that certain Interim Servicing Agreement, dated as of October 1,
2003 (the "Interim Servicing Agreement" and, together with the PPTA and the
Purchase Agreement, the "Agreements") does hereby sell, transfer, assign, set over and convey to IXIS Real Estate Capital Inc. ("Purchaser") as the Purchaser
under the Agreements, without recourse, but subject to the terms of the
Agreements, all right, title and interest of, in and to the Mortgage Loans listed on the Mortgage Loan Schedule attached hereto as Exhibit A (the "Mortgage
Loans"), together with the Mortgage Files and all rights and obligations arising under the documents contained therein. Each Mortgage Loan subject to the
Agreements was underwritten in accordance with, and conforms to, the
Underwriting Guidelines attached hereto as Exhibit C. Pursuant to Section 6 of the Purchase Agreement, the Seller has delivered to the Custodian the documents for each Mortgage Loan to be purchased as set forth in the Purchase Agreement.
The contents of each Servicing File required to be retained by Accredited Home
Lenders, Inc. ("Interim Servicer") to service the Mortgage Loans pursuant to the
Interim Servicing Agreement and thus not delivered to the Purchaser are and shall be held in trust by the Seller in its capacity as Interim Servicer for the benefit of the Purchaser as the owner thereof. The Interim Servicer's possession of any portion of the Servicing File is at the will of the Purchaser for the sole purpose of facilitating servicing of the related Mortgage Loan pursuant to the Interim Servicing Agreement, and such retention and possession by the
Interim Servicer shall be in a custodial capacity only. The ownership of each
Mortgage Note, Mortgage, the Servicing Rights and the contents of the Mortgage
File and Servicing File is vested in the Purchaser and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the Seller or the Interim Servicer shall immediately vest in the Purchaser and shall be retained and maintained, in trust, by the Seller at the will of the Purchaser in such custodial capacity only.

          The Mortgage Loan Package characteristics of the Mortgage Loans subject hereto are set forth on Exhibit B hereto.

          In accordance with Section 6 of the Purchase Agreement, the Purchaser accepts the Mortgage Loans listed on Exhibit A attached hereto. Notwithstanding the foregoing the Purchaser does not waive any rights or remedies it may have under the Agreements.

          Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.

                            [SIGNATURE PAGE FOLLOWS]

                                      H-1

                                        ACCREDITED HOME LENDERS, INC.

                                        By: -----------------------------------
                                        Name:
                                        Title:

Accepted and Agreed:

IXIS REAL ESTATE CAPITAL INC.

By: -----------------------------------
    Name:
    Title:

By: -----------------------------------
    Name:
    Title:

                                      H-2

                                   EXHIBIT A
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                               THE MORTGAGE LOANS

                                      H-3

                                    EXHIBIT B
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

             REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE POOL
                 CHARACTERISTICS OF EACH MORTGAGE LOAN PACKAGE

          Pool Characteristics of the Mortgage Loan Package as delivered on the related Closing Date:

          No Mortgage Loan has: (1) an outstanding principal balance less than
$_________; (2) an origination date earlier than _ months prior to the related
Cut-off Date; (3) a CLTV of greater than _____%; (4) a FICO Score of less than
___; or (5) a debt-to-income ratio of more than __%. Each First Lien Loan has a
Mortgage Interest Rate of at least ___% per annum and an outstanding principal balance less than $_________. Each Second Lien Loan has a Mortgage Interest Rate
of at least ______% per annum and an outstanding principal balance less than
$________. Each Adjustable Rate Mortgage Loan has an Index of [_______].

                                      H-4

                                    EXHIBIT C
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                             UNDERWRITING GUIDELINES

                                      H-5

                                   EXHIBIT I

                  FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

          THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated [____________ __,
20__] ("Agreement"), among IXIS Real Estate Capital Inc. ("Assignor"),
[____________________] ("Assignee") and Accredited Home Lenders, Inc. (the
"Company"):

          For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance

          1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the
"Mortgage Loans") and (b) except as described below, that certain Third Amended and Restated Mortgage Loan Purchase and Warranties Agreement (the "Purchase
Agreement"), dated as of August 1, 2006, between the Assignor, as purchaser (the
"Purchaser"), and the Company, as seller, solely insofar as the Purchase
Agreement relates to the Mortgage Loans.

          The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the
Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage
Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser under Section 9.04 of the Purchase Agreement.

Recognition of the Company

          2. From and after the date hereof (the "Securitization Closing
Date"), the Company shall and does hereby recognize that the Assignee will transfer the Mortgage Loans and assign its rights under the Purchase Agreement
(solely to the extent set forth herein) and this Agreement to
[__________________] (the "Trust") created pursuant to a Pooling and Servicing
Agreement, dated as of [______], 200[_] (the "Pooling Agreement"), among the
Assignee, the Assignor, [___________________], as trustee (including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"), [____________________], as servicer (including its successors in interest and any successor servicer under the Pooling Agreement, the
"Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the
Company shall look solely to the Trust for performance of any obligations of the
Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust
(including the Trustee and the Servicer acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder

                                      I-1

insofar as they relate to the Mortgage Loans, and (iv) all references to the
Purchaser, the Custodian or the Bailee under the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust
(including the Trustee and the Servicer acting on the Trust's behalf). Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the
Mortgage Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company

          3. The Company warrants and represents to the Assignor, the
Assignee and the Trust as of the date hereof that:

     (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

     (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the
     Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

     (c) Except as has already been obtained, no consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

     (d) Except as disclosed in public filings with the Securities Exchange
     Commission by the Company or its affiliates, there is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

                                      I-2

          4. Pursuant to Section 13 of the Purchase Agreement, the Company
hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that the representations and warranties set forth in Subsection
9.01 of the Purchase Agreement are true and correct as of the date hereof as if such representations and warranties were made on the date hereof, and that the representations and warranties set forth on Exhibit B attached hereto are true and correct as of the date or dates set forth thereon.

Remedies for Breach of Representations and Warranties

          5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee and the Servicer acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Miscellaneous

          6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

          7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

          8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee and the
Servicer acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

          9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement
(to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the
Purchase Agreement.

          10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

          11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

          12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

                                      I-3

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                        ACCREDITED HOME LENDERS, INC.

                                        By:
                                           -------------------------------------
                                        Name:
                                             -----------------------------------
                                        Its:
                                            ------------------------------------

                                        IXIS REAL ESTATE CAPITAL INC.

                                        By:
                                           -------------------------------------
                                        Name:
                                             -----------------------------------
                                        Its:
                                            ------------------------------------

                                        By:
                                           -------------------------------------
                                        Name:
                                             -----------------------------------
                                        Its:
                                            ------------------------------------

                                        [ASSIGNEE]

                                        By:
                                           -------------------------------------
                                        Name:
                                             -----------------------------------
                                        Its:
                                            ------------------------------------

                                      I-4

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT

                             MORTGAGE LOAN SCHEDULE

                                      I-5

                EXHIBIT B TO ASSIGNMENT AND RECOGNITION AGREEMENT

             REPRESENTATIONS AND WARRANTIES AS TO THE MORTGAGE LOANS

          The Company hereby represents and warrants as to each Mortgage Loan, as of the date on which the Company transferred servicing of the Mortgage Loan to the Purchaser, or its designee (the "Servicing Transfer Date"), unless otherwise set forth below:

          (a) [Reserved];

          (b) Payments Current. Except as set forth on the Mortgage Loan
Schedule delivered to the Purchaser by the Company on the Servicing Transfer
Date, no payment required to be made up to the Transfer Date under the Mortgage
Loan is 30 days or more delinquent nor has any payment under the Mortgage Loan been 30 days or more delinquent at any time since the origination of the
Mortgage Loan;

          (c) No Outstanding Charges. Except as set forth on the Mortgage
Loan Schedule delivered to the Purchaser by the Company on the Servicing
Transfer Date, to the Company's knowledge as of the Servicing Transfer Date there are no defaults in complying with the terms of the Mortgage securing the
Mortgage Loan, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. As of the closing date for the Securitization Transaction (the "Securitization Closing
Date"), except for (A) payments in the nature of escrow payments and (B)
interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier to the day which precedes by one month the Due Date of the first installment of principal and/or interest, including, without limitation, taxes and insurance payments, the Company has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan;

          (d) Original Terms Unmodified. The terms of the Mortgage Note and
Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the Mortgage Loan
Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the Mortgage Loan Schedule, if applicable. As no
Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the Mortgage Loan
Schedule;

          (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the

                                      I-6

operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the
Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at, or subsequent to, the time the Mortgage Loan was funded;

          (f) Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are customary in the area where the Mortgaged Property is located, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement. If required by the National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance
Administration in effect, as well as all additional requirements set forth in
Section 2.10 of the Interim Servicing Agreement. All individual insurance policies contain a standard mortgagee clause naming the Company and its successors and assigns as mortgagee, and all premiums thereon have been paid and such policies may not be reduced, terminated or cancelled without 30 days' prior written notice to the mortgagee. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or
"blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development.
The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the purchase transactions contemplated by this Agreement. As of the Securitization Closing Date, the
Company has not engaged in, and has no knowledge of the Mortgagor's or any servicer's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of such policy, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Company;

          (g) Compliance with Applicable Laws. As of the Securitization
Closing Date, any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, predatory and abusive lending, equal credit opportunity and disclosure laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to Prepayment Charges, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the
Company shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements. Notwithstanding the foregoing, the
Company shall not be responsible for a breach of a federal, state or local law, other than those

                                      I-7

governing (i) the origination and (ii) servicing of the Mortgage Loans by the
Company during the interim servicing period, following the Transfer Date;

          (h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated (except to a senior mortgage in the case of a
Second Lien Loan) or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Company has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the
Company waived any default resulting from any action or inaction by the
Mortgagor;

          (i) Location and Type of Mortgaged Property. The Mortgaged
Property is a fee simple property located in the state identified in the related
Mortgage Loan Schedule, except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the Mortgaged Property may be a leasehold estate, and consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a condominium project, or an individual unit in a planned unit development; provided, however, that no residence or dwelling is a mobile home and any condominium unit or planned unit development shall not fall within any of the "Ineligible Projects" of part XII, Section 102 of the
Fannie Mae Selling Guide and shall conform with the Underwriting Guidelines. In the case of any Mortgaged Properties that are manufactured homes (a
"Manufactured Home Mortgage Loans"), (i) such Manufactured Home Mortgage Loan conforms with the applicable Fannie Mae or Freddie Mac requirements regarding mortgage loans related to manufactured dwellings, (ii) the related manufactured dwelling is permanently affixed to the land, (iii) the related manufactured dwelling and the related land are subject to a Mortgage properly filed in the appropriate public recording office and naming Company as mortgagee, (iv) the applicable laws of the jurisdiction in which the related Mortgaged Property is located will deem the manufactured dwelling located on such Mortgaged Property to be a part of the real property on which such dwelling is located, and (v)
such Manufactured Home Mortgage Loan is (x) a qualified mortgage under Section
860G(a)(3) of the Internal Revenue Code of 1986, as amended and (y) secured by manufactured housing treated as a single family residence under Section
25(e)(10) of the Code. As of the date of origination, no portion of the
Mortgaged Property was used for commercial purposes, and, to the Company's knowledge as of the Servicing Transfer Date, no portion of the Mortgaged
Property has been used for commercial purposes; provided, that Mortgaged
Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes;

          (j) Valid First and Second Lien. Each Mortgage is a valid and subsisting first lien, with respect to First Lien Loans, or second lien, with respect to Second Lien Loans, of record on a single parcel of real estate constituting the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time, subject in all cases to

                                      I-8

the exceptions to title set forth in the title insurance policy with respect to the related Mortgage Loan, which exceptions are generally acceptable to prudent mortgage lending companies, and such other exceptions to which similar properties are commonly subject and which do not individually, or in the aggregate, materially and adversely affect the benefits of the security intended to be provided by such Mortgage. In no event shall any Mortgage Loan be in a lien position more junior than a second lien. The lien of the Mortgage is subject only to:

               (i)  with respect to Second Lien Loans, the lien of the first mortgage on the Mortgaged Property;

               (ii) the lien of current real property taxes and assessments not yet due and payable;

               (iii)covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending
                    institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (a) specifically referred to or
                    otherwise considered in the appraisal made for the
                    originator of the Mortgage Loan or (b) which do not
                    adversely affect the Appraised Value of the Mortgaged
                    Property set forth in such appraisal; and

               (iv) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged
                    Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable (subject to bankruptcy, insolvency and similar laws affecting the rights of creditors and general principles of equity) and perfected (A) first lien and first priority security interest with respect to each First Lien Loan, or (B) second lien and second priority security interest with respect to each Second Lien Loan, in either case, on the property described therein and Company has full right to sell and assign the same to Purchaser.
With respect to each Second Lien Loan, the Mortgaged Property was not, as of the
date of origination of such Second Lien Loan, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the Mortgage;

          (k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage
and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the rights of creditors and general principles of equity (including,

                                      I-9

without limitation, any provisions therein relating to Prepayment Charges). All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any other related agreement, and the
Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. As of the Securitization Closing Date, no fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a
Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination or servicing of the Mortgage Loan. The Company has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

          (l) Full Disbursement of Proceeds. Except to the extent the Mortgage
Loan is subject to completion escrows which have been disclosed to and acknowledged by the Purchaser and which meet the requirements of the
Underwriting Guidelines and as to which a completed Fannie Mae Form 442 has been delivered to the Purchaser within sixty (60) days after the related Closing
Date, as of the Securitization Closing Date, the Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. As of the Securitization Closing
Date, all costs, fees and expenses incurred in making or closing the Mortgage
Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or
Mortgage;

          (m) Ownership. As of the Closing Date, the Company or MERS was the
sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the
Purchaser, the Company retained the Mortgage Files or any part thereof with respect thereto not delivered to the Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. As of the Closing Date, upon payment of the related Purchase Price, the Mortgage Loan was not assigned or pledged, and the
Company had good, indefeasible and marketable title thereto, and had full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and had full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each
Mortgage Loan pursuant to the Purchase Agreement and immediately following the sale of each Mortgage Loan, the Purchaser owned such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest related to the Company. As of the Closing Date, the
Company intended to relinquish all rights to possess, control and monitor the
Mortgage Loan. Since the Closing Date, the Company has had and will have no right to modify or alter the terms of the sale of the Mortgage Loan and the
Company has had and will have no obligation or right to repurchase the Mortgage
Loan or substitute another Mortgage Loan, except as provided in the Purchase
Agreement;

                                      I-10

          (n) Doing Business. As of the Closing Date, all parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business, or exempt from such qualification, in such state, or (iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

          (o) CLTV, LTV; FICO Score. As of the Securitization Closing Date, no
Mortgage Loan that is a Second Lien Loan has a CLTV in excess of 100% and no
Mortgage Loan has an LTV greater than 100%. At origination of the Mortgage Loan, the Mortgagor did not have a FICO score of less than 500;

          (p) Title Insurance. The Mortgage Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Company, its successors and assigns, as to the first priority lien
(with respect to First Lien Loans) or second priority lien (with respect to
Second Lien Loans) of the Mortgage in the original principal amount of the
Mortgage Loan, subject only to the exceptions contained in clauses (1), (2) and
(3) of paragraph (j) of this Exhibit B, and in the case of Adjustable Rate
Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein.
The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. The Company, its successor and assigns, are the sole insureds of such lender's title insurance policy, and to the Company's knowledge as of the Servicing Transfer Date, such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the purchase transactions contemplated by this Agreement. Except as disclosed in writing by the Company to the Purchaser on or prior to the
Servicing Transfer Date, no claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the
Company, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Company;

          (q) No Defaults. Other than payments due but not yet 30 days or more delinquent, as of the Closing Date and to the Company's knowledge as of the
Servicing Transfer Date (except as set forth on the Mortgage Loan Schedule delivered by the Company to the Purchaser on the Servicing Transfer Date), there is no default, breach, violation or event which

                                      I-11

would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Company nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration. With respect to each
Second Lien Loan, as of the Closing Date and to the Company's knowledge as of the Servicing Transfer Date, (i) the prior mortgage is in full force and effect,
(ii) there is no default, breach, violation or event of acceleration existing under such prior mortgage or the related mortgage note and (iii) there is no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder, and either (A) the prior mortgage contains a provision which allows or (B) applicable law or the related Mortgage requires, the mortgagee under the Second Lien Loan to receive notice of, and affords such mortgagee an opportunity to cure any default by payment in full or otherwise under the prior mortgage;

          (r) No Mechanics' Liens. Except as insured against by the related title insurance, as of the Closing Date and to the Company's knowledge as of the
Servicing Transfer Date (except as disclosed in writing by the Company to the
Purchaser on or prior to the Servicing Transfer Date), there are no mechanics'
or similar liens or claims which have been filed for work, labor or material
(and no rights are outstanding that under the law could give rise to such liens)
affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

          (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay
wholly within the boundaries and building restriction lines of the Mortgaged
Property, and no improvements on adjoining properties encroach upon the
Mortgaged Property. As of the Closing Date and to the Company's knowledge as of the Servicing Transfer Date (except as disclosed in writing by the Company to the Purchaser on or prior to the Servicing Transfer Date), the Mortgaged
Property and all improvements located on or being part of the Mortgaged Property are in compliance with all applicable zoning and building laws, ordinances and regulations;

          (t) Origination; Payment Terms. As of the Securitization Closing Date,
the Mortgage Loan was originated by a mortgagee approved by the Secretary of
Housing and Urban Development pursuant to Sections 203 and 211 of the Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No Mortgage Loan contains terms or provisions which would result in negative amortization. Principal and/or interest payments on the Mortgage Loan commenced or will commence no more than sixty days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate as well as, with respect to Adjustable Rate Mortgage Loans, the Lifetime Rate Cap, the Periodic
Rate Floor and the Periodic Rate Cap are as set forth on the related Mortgage
Loan Schedule. The Mortgage Interest Rate is required to be adjusted, with respect to Adjustable Rate Mortgage Loans, on each Interest Rate Adjustment Date to equal the Index plus the Gross Margin (rounded

                                      I-12

up or down to the nearest 0.125%), subject to the Periodic Rate Cap, the
Periodic Rate Floor and the Lifetime Rate Cap. Subject to a "balloon" payment in the case of a Balloon Mortgage Loan, the Mortgage Note is payable in equal monthly installments of principal and/or interest, which installments are subject to change due to adjustments to the Mortgage Interest Rate and/or
Monthly Payment on each Interest Rate Adjustment Date or Monthly Payment
Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date (unless the
Mortgage Loan is identified on the Mortgage Loan Schedule as a Balloon Mortgage
Loan or an Interest Only Mortgage Loan), over an original term of not more than thirty years from commencement of amortization. Unless otherwise specified on the related Mortgage Loan Schedule, the Mortgage Loan is payable on the first day of each month. There are no Convertible Mortgage Loans which contain a provision allowing the Mortgagor to convert the Mortgage Note from an adjustable interest rate Mortgage Note to a fixed interest rate Mortgage Note. The Due Date of the first payment under the Mortgage Note is no more than 60 days from the date of the Mortgage Note;

          (u) Customary Provisions. The Mortgage contains customary and enforceable provisions (subject to bankruptcy, insolvency, and similar laws affecting the rights of creditors and general principles of equity) such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the
Mortgage Loan will be able to deliver good and merchantable title to the
Mortgaged Property. There is no homestead or other exemption available to a
Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

          (v) Conformance with Agency and Underwriting Guidelines. The Mortgage
Loan was underwritten in accordance with the related Underwriting Guidelines.
The Mortgage Note and Mortgage are on forms acceptable in the secondary mortgage market and no representations have been made to a Mortgagor that are inconsistent with the mortgage instruments used;

          (w) Occupancy of the Mortgaged Property. As of the Closing Date, and
to the Company's knowledge as of the Servicing Transfer Date, the Mortgaged
Property is capable of being lawfully occupied under applicable law. As of the
Closing Date, and to the Company's knowledge as of the Servicing Transfer Date, all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. The Company has not received notification from any
Governmental Authority that the Mortgaged Property is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be. The Company has not received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate. If the Mortgage Loan is identified as "owner-occupied" in the related Mortgage Loan Schedule, the

                                      I-13

Mortgagor represented at the time of origination of the Mortgage Loan that the
Mortgagor would occupy the Mortgaged Property as the Mortgagor's primary residence;

          (x) No Additional Collateral. The Mortgage Note is not and has not
been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (j) above;

          (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and as of the Closing Date, and to the
Company's knowledge as of the Servicing Transfer Date, so serves and is named in the Mortgage (or in the case of a substitution of trustee, is named in a properly recorded substitution of trustee), and no fees or expenses are or will become payable by the Purchaser, the Custodian or the Interim Servicer to the
trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

          (z) Acceptable Investment. To the Company's knowledge as of the
Servicing Transfer Date, there are no circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor, the Mortgage File or the
Mortgagor's credit standing that can reasonably be expected to cause private institutional investors who invest in mortgage loans similar to the Mortgage
Loan to regard the Mortgage Loan as an unacceptable investment, cause the
Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan, or cause the Mortgage Loan to prepay during any period materially faster or slower than the mortgage loans originated by the
Company generally except for the non-prime nature of the Mortgage Loans and the related Mortgagor's credit. No Mortgaged Property is located in a state, city, county or other local jurisdiction as described in the related Purchase Price and Terms Agreement which the Purchaser has determined in its reasonable good faith discretion would cause the related Mortgage Loan to be ineligible for whole loan sale or securitization in a transaction consistent with the prevailing sale and securitization industry (including, without limitation, the practice of the rating agencies) with respect to substantially similar mortgage loans;

          (aa) Delivery of Mortgage Documents. The Mortgage Note, the Mortgage,
the Assignment of Mortgage, if any, and any other documents required to be delivered to the Custodian under this Agreement for each Mortgage Loan have been delivered to the Custodian. The Company is in possession of a complete, true and accurate Mortgage File in compliance with Exhibit A to the Purchase Agreement, except for such documents the originals of which have been delivered to the
Custodian, and the Company has retained copies thereof;

          (bb) Condominiums/Planned Unit Developments. As of the Securitization
Closing Date, if the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project is in conformance with the related
Underwriting Guidelines;

          (cc) Transfer of Mortgage Loans. As of the Securitization Closing
Date, except with respect to MERS Designated Mortgage Loans, the Assignment of
Mortgage with respect to each Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the
Mortgaged Property is located. The transfer, assignment

                                      I-14

and conveyance of the Mortgage Notes and the Mortgages by the Company are not
subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

          (dd) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the
Mortgage contains an enforceable provision (subject to applicable law) for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder, and such provision is enforceable, subject to applicable law;

          (ee) No Balloon Mortgage Loans. The Mortgage Loan is not a Balloon
Mortgage Loan unless specifically listed on the Mortgage Loan Schedule;

          (ff) No Buydown Provisions; No Graduated Payments or Contingent
Interests. The Mortgage Loan does not contain provisions pursuant to which
Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Company, the Mortgagor, or anyone on behalf of the
Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The
Mortgage Loan is not a graduated payment mortgage loan, and the Mortgage Loan does not have a shared appreciation or other contingent interest feature. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and the Company has not
financed nor does it own directly or indirectly, any equity of any form in the
Mortgaged Property or the Mortgagor;

          (gg) Consolidation of Future Advances. As of the Securitization
Closing Date, any future advances made to the Mortgagor prior to the applicable
Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first or second, as applicable, lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence acceptable to Fannie Mae and Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage
Loan;

          (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. As of
the Closing Date, and to the Company's knowledge as of the Securitization
Closing Date (except as disclosed in writing by the Company to the Purchaser on or prior to the Securitization Closing Date), there is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. As of the Closing Date, and to the Company's knowledge as of the Securitization
Closing Date (except as disclosed in writing by the Company to the Purchaser on or prior to the Securitization Closing Date), the Mortgaged Property is
undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged
Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair. As of the Closing
Date, there have not been any condemnation proceedings with respect to the
Mortgaged Property.

                                      I-15

          (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments.
The origination, servicing and collection practices with respect to the Mortgage
Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper.
With respect to escrow deposits and Escrow Payments (other than with respect to
Second Lien Loans for which the mortgagee under the prior mortgage lien is collecting Escrow Payments), all such payments are in the possession of, or under the control of, the Company through the Servicing Transfer Date, and, as of such date, there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made that will be assigned without penalty, premium or cost to the Purchaser. Each Mortgage Loan is covered by a paid in full, life of loan, tax service contract that will be assigned without penalty, premium or cost to the Purchaser. All Escrow Payments collected by the Company have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and all escrows that have been established have been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable.
No escrow deposits or Escrow Payments or other charges or payments due the
Company have been capitalized by the Company under the Mortgage or the Mortgage
Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage
Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the Mortgage
Interest Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. Any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments have been delivered. Any interest required to be paid by the Company to the Mortgagor pursuant to state, federal and local law has been properly paid and credited;

          (jj) Mortgage Loan Attributes: The Mortgage Loan fits within the characteristics set forth on Exhibit B to the related Assignment and Conveyance
Agreement;

          (kk) Other Insurance Policies; No Defense to Coverage. Except as
disclosed in writing by the Company to the Purchaser on or prior to the
Servicing Transfer Date, to the Company's knowledge, no action, inaction or event has occurred and no state of facts exists or has existed that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable primary mortgage insurance policy, hazard insurance policy or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured), irrespective of the cause of such failure of coverage. The Company has caused or, before or in connection with the transfer of servicing, will cause to be performed any and all acts required to preserve the rights and remedies of the
Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Company or by any officer, director, or employee of the
Company or any

                                      I-16

designee of the Company or any corporation in which the Company or any officer, director, or employee had a financial interest at the time of placement of such insurance;

          (ll) No Violation of Environmental Laws. As of the Closing Date, and
to the Company's knowledge as of the Servicing Transfer Date (except as disclosed in writing by the Company to the Purchaser on or prior to the
Servicing Transfer Date), the Mortgaged Property is free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation. As of the Closing Date, and to the Company's knowledge as of the Servicing Transfer Date (except as disclosed in writing by the Company to the Purchaser on or prior to the Servicing Transfer
Date), there is no pending action or proceeding directly involving the Mortgaged
Property in which compliance with any environmental law, rule or regulation is an issue. As of the Closing Date, based upon customary and prudent residential mortgage industry underwriting standards, and as of the Servicing Transfer Date
(except as disclosed in writing by the Company to the Purchaser on or prior to the Servicing Transfer Date), in each case to the Company's knowledge, there is no violation of any environmental law, rule or regulation with respect to the
Mortgage Property, and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

          (mm) Servicemembers Civil Relief Act. The Mortgagor has not notified the Company, and the Company has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers Civil Relief Act, or any similar state statute;

          (nn) Appraisal. The Company has delivered to the Purchaser an appraisal of the Mortgaged Property signed prior to the approval of the Mortgage application by an appraiser who (i) was licensed in the state where the
Mortgaged Property is located, (ii) had no interest, direct or indirect, in the
Mortgaged Property or in any Mortgage Loan or the security therefor, and (iii)
did not receive compensation that affected the approval or disapproval of the
Mortgage Loan. The appraisal shall have been made within one hundred and eighty
(180) days of the origination of the Mortgage Loan and shall be completed in compliance with the Uniform Standards of Professional Appraisal Practice, and
all applicable federal and state laws and regulations. If the appraisal was made more than one hundred and twenty (120) days before the origination of the
Mortgage Loan, the Company shall have received and delivered to the Purchaser a recertification of the appraisal; (oo) Disclosure Materials. As of the
Securitization Closing Date, the Mortgagor has, to the extent required by applicable law, executed one or more statements to the effect that the Mortgagor has, received all disclosure materials required by applicable law and the
Company has complied with all applicable law with respect to the making of the
Mortgage Loans. The Company shall cause the Interim Servicer to maintain such statement(s) in the Mortgage File;

          (pp) Construction or Rehabilitation of Mortgaged Property. As of the
Securitization Closing Date, the Mortgage Loan was not made to finance the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property;

                                      I-17

          (qq) Qualified Mortgage. As of the Closing Date, the Mortgage Loan is
a qualified mortgage under Section 860G(a)(3) of the Code;

          (rr) Credit Information. As to each consumer report (as defined in the
Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Company to the Purchaser, the Company has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded by the terms of the Mortgage Loan Documents from furnishing the same to any subsequent or prospective purchaser of such Mortgage. The Company shall hold the Purchaser harmless from any and all damages, losses, costs and expenses (including attorney's fees) arising from disclosure of credit information in connection with the Purchaser's secondary marketing operations and the purchase and sale of mortgages. The Company has in its capacity as a servicer, for each Mortgage
Loan, fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union
Credit Information Company (three of the credit repositories), on a monthly basis;

          (ss) Leaseholds. As of the Closing Date, and to the Company's
knowledge as of the Servicing Transfer Date, if the Mortgage Loan is secured by a long-term residential lease, (1) the lessor under the lease holds a fee simple interest in the land; (2) the terms of such lease expressly permit the mortgaging of the leasehold estate and the acquisition by the holder of the
Mortgage of the rights of the lessee upon foreclosure or assignment in lieu of foreclosure or provide the holder of the Mortgage with substantially similar protections; (3) the terms of such lease do not (a) allow the termination thereof upon the lessee's default without the holder of the Mortgage being entitled to receive written notice of, and opportunity to cure, such default,
(b) allow the termination of the lease in the event of damage or destruction as long as the Mortgage is in existence, (c) prohibit the holder of the Mortgage from being insured (or receiving proceeds of insurance) under the hazard insurance policy or policies relating to the Mortgaged Property or (d) permit any increase in rent other than pre-established increases set forth in the lease; (4) the original term of such lease is not less than 15 years; (5) the term of such lease does not terminate earlier than five years after the maturity date of the Mortgage Note; and (6) the Mortgaged Property is located in a jurisdiction in which the use of leasehold estates in transferring ownership in residential properties is a widely accepted practice;

          (tt) Prepayment Penalty. The Mortgage Loan is subject to a prepayment penalty as provided in the related Mortgage Note except as set forth on the related Mortgage Loan Schedule. With respect to each Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable (subject to bankruptcy, insolvency, and similar laws affecting the rights of creditors and general principles of equity) for the benefit of the Purchaser, and each prepayment penalty is permitted pursuant to applicable law. Each such prepayment penalty is in an amount not greater than the maximum amount permitted under applicable law and no such prepayment penalty may be imposed for a term in excess of five (5) years;

          (uu) Conversion to Fixed Interest Rate. With respect to Adjustable
Rate Mortgage Loans, the Mortgage Loan is not a Convertible Mortgage Loan;

                                      I-18

          (vv) Escrow Analysis. With respect to each Mortgage, the Company has within the twelve months preceding the Closing Date (unless such Mortgage was originated within such twelve month period) analyzed the required Escrow
Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

          (ww) Predatory Lending Regulations. No Mortgage Loan is a High Cost
Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after
October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending
Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law. The Mortgaged Property is not located in a jurisdiction where a breach of this representation with respect to the related Mortgage Loan may result in additional assignee liability to the Purchaser, as determined by Purchaser in its reasonable discretion and as described in the related Purchase Price and
Terms Agreement;

          (xx) Single-premium credit life insurance policy. As of the
Securitization Closing Date, in connection with the origination of the Mortgage
Loan, no proceeds from such Mortgage Loan were used to finance or acquire a single-premium credit life insurance policy, credit disability, credit unemployment or credit property insurance policy;

          (yy) Regarding the Mortgagor. The Mortgagor is one or more natural persons and/or an Illinois land trust or a "living trust" and such "living trust" is in compliance with Fannie Mae guidelines for such trusts; (zz)
Insurance. The Company has caused or, before or in connection with the transfer of servicing, will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser;

          (aaa) Simple Interest Mortgage Loans. The Mortgage Loan is not a
simple interest Mortgage Loan;

          (bbb) Flood Certification Contract. The Mortgage Loan is covered by a paid in full, life of loan, transferable flood certification contract that has been or will be assigned without penalty, cost or premium to the Purchaser;

          (ccc) Consent. Either (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File;

          (ddd) Origination Date. Except as shown on the related Mortgage Loan
Schedule, the date of origination of the Mortgage Loan shall be no earlier than three (3) months prior to the date such Mortgage Loan was first purchased by the
Purchaser;

                                      I-19

          (eee) Mortgage Submitted for Recordation. As of the Closing Date, and
to the Company's knowledge as of the Servicing Transfer Date, the Mortgage either has been or will promptly be submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located;

          (fff) Endorsements. The Mortgage Note has been endorsed by Company for its own account and not as a fiduciary, trustee, trustor or beneficiary under a trust agreement;

          (ggg) Accuracy of Information. All information provided to the
Purchaser by the Company with respect to the Mortgage Loan was accurate in all material respects;

          (hhh) No Construction Loans. No Mortgage Loan was made to (a)
facilitate the trade-in or exchange of a Mortgaged Property or (b) finance the construction or rehabilitation of a Mortgaged Property, unless the Mortgage Loan is a construction-to-permanent mortgage loan which has been fully disbursed, all construction work is complete and a completion certificate has been issued;

          (iii) No Equity Participation. No document relating to the Mortgage
Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the
Mortgaged Property or the Mortgagor and Company has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the
Mortgagor; and

          (jjj) No Arbitration. No Mortgagor with respect to any Mortgage Loan originated on or after August 1, 2004 agreed to submit to arbitration to resolve any dispute arising out of or relating in any way to the mortgage loan transaction.

                                      I-20

                                                                       Exhibit J

                                   EXHIBIT J

                        FORM OF INDEMNIFICATION AGREEMENT

          This INDEMNIFICATION AND CONTRIBUTION AGREEMENT ("Agreement"), dated as of [_______], 200_, between IXIS Real Estate Capital Inc., a New York corporation ("IXIS"), and Accredited Home Lenders, Inc., a [__________]
corporation (the "Seller").

          WHEREAS, [________________] (the "Depositor"), is acting as depositor and registrant with respect to the Prospectus, dated [________________], and the
Prospectus Supplement to the Prospectus, [________________] (the "Prospectus
Supplement"), relating to [________________] Certificates (the "Certificates")
to be issued pursuant to a Pooling and Servicing Agreement, dated as of
[________________] (the "P&S"), among the Depositor, as depositor,
[________________], as servicer (the "Servicer"), and [________________], as trustee (the "Trustee");

          WHEREAS, as an inducement to the Depositor to enter into the P&S, and
[____________________] (the "Underwriter[s]") to enter into the Underwriting
Agreement, dated [____________________] (the "Underwriting Agreement") between the Depositor and the Underwriter[s], Seller has agreed to provide for indemnification and contribution on the terms and conditions hereinafter set forth;

          WHEREAS, IXIS purchased from Seller certain of the Mortgage Loans underlying the Certificates (the "Mortgage Loans") from Seller pursuant to an
Third Amended and Restated Mortgage Loan Purchase and Warranties Agreement,
dated as of August 1, 2006 (the "Purchase Agreement"), by and between IXIS and
Seller; and

          WHEREAS, pursuant to Section 13 of the Purchase Agreement, Seller has agreed to indemnify IXIS, the Depositor, the Underwriter[s] and their respective affiliates, present and former directors, officers, employees and agents.

          NOW THEREFORE, in consideration of the agreements contained herein, and other valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and IXIS agree as follows:

          1. Indemnification and Contribution.

          (a) Seller agrees to indemnify and hold harmless IXIS, the Depositor, the Underwriter[s] and their respective affiliates, present and former directors, officers, employees and agents and each person, if any, who controls
IXIS, the Depositor, the Underwriter[s] or such affiliate within the meaning of either Section 15 of the Securities Act of 1933, as amended (the "1933 Act"), or
Section 20 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), against any and all losses, claims, damages or liabilities, joint or several, to which they or

                                      J-1

any of them may become subject under the 1933 Act, the 1934 Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof)
arise out of or are based in whole or in part upon (i) any violation of the representation and warranty set forth in Section 2(vii) below or (ii) any untrue statement or alleged untrue statement of a material fact contained in the
Prospectus Supplement, ABS Informational and Computational Material or in the
Free Writing Prospectus or any omission or alleged omission to state in the
Prospectus Supplement, ABS Informational and Computational Material or in the
Free Writing Prospectus a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any such untrue statement or omission or alleged untrue statement or alleged omission made in any amendment of or supplement to the Prospectus Supplement, ABS Informational and Computational
Material or the Free Writing Prospectus and agrees to reimburse IXIS, the
Depositor, the Underwriter[s] or such affiliates and each such officer, director, employee, agent and controlling person promptly upon demand for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that Seller shall be liable in any such case only to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with the Seller Information. The foregoing indemnity agreement is in addition to any liability which Seller may otherwise have to IXIS, the Depositor, the Underwriter[s] its affiliates or any such director, officer, employee, agent or controlling person of IXIS, the
Depositor, the Underwriter[s] or their respective affiliates.

          As used herein:

          "ABS Informational and Computational Material" means any written communication as defined in Item 1101(a) of Regulation AB under the 1933 Act and the 1934 Act, as amended from time to time.

          "Free Writing Prospectus" means any written communication that constitutes a "free writing prospectus," as defined in Rule 405 under the 1933
Act.

          "Regulation AB" means Subpart 229.1100 - Asset Backed Securities
(Regulation AB), 17 C.F.R. Sections 229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed
Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan.
7, 2005)) or by the staff of the Commission, or as may be provided by the
Commission or its staff from time to time.

          "Seller Information" means any information relating to Seller, the
Mortgage Loans and/or the underwriting guidelines relating to the Mortgage Loans set forth in the Prospectus Supplement, ABS Informational and Computational
Material or the Free Writing Prospectus [and static pool information regarding mortgage loans originated or acquired by the Seller [and included in the
Prospectus Supplement, ABS Informational and Computational Material, the
Offering Circular or the Free Writing Prospectus] [incorporated by reference from the website located at [______________]].

                                      I-2

          (b) Promptly after receipt by any indemnified party under this Section
1 of notice of any claim or the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 1, notify the indemnifying party in writing of the claim or the commencement of that action; provided, however, that the failure to notify an indemnifying party shall not relieve it from any liability which it may have under this Section 1 except to the extent it has been materially prejudiced by such failure; and provided, further, however, that the failure to notify any indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under this
Section 1.

          If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, except as provided in the following paragraph, the indemnifying party shall not be liable to the indemnified party under this Section 1 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation.

          Any indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless: (i) the employment thereof has been specifically authorized by the indemnifying party in writing; (ii) such indemnified party shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party and in the reasonable judgment of such counsel it is necessary or appropriate for such indemnified party to employ separate counsel;
or (iii) the indemnifying party has failed to assume the defense of such action and employ counsel reasonably satisfactory to the indemnified party, in which case, if such indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party, it being understood, however, the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to local counsel) at any time for all such indemnified parties.

          Each indemnified party, as a condition of the indemnity agreements contained in this Section 1, shall cooperate with the indemnifying party in the defense of any such action or claim. No indemnifying party shall be liable for any settlement of any such action effected without its written consent (which consent shall not be unreasonably withheld), but if settled with its written consent or if there be a final judgment for the plaintiff in any such action, the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment.

                                      I-3

          Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for reasonable fees and expenses of counsel, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than thirty (30)
days after receipt by such indemnifying party of the aforesaid request and (ii)
such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement.

          (c) If the indemnification provided for in this Section 1 is unavailable to an indemnified party, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities, in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, respectively, in connection with the statements or omissions that result in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the indemnified party and indemnifying party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission and any other equitable considerations.

          (d) The indemnity and contribution agreements contained in this
Section 1 and the representations and warranties set forth in Section 2 shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by IXIS, the Depositor, the
Underwriter[s] their respective affiliates, directors, officers, employees or agents or any person controlling IXIS, the Depositor, the Underwriter[s] or any such affiliate and (iii) acceptance of and payment for any of the Offered
Certificates.

          2. Representations and Warranties. Seller represents and warrants that:

          (i) Seller is validly existing and in good standing under the laws of its jurisdiction of formation or incorporation, as applicable, and has full power and authority to own its assets and to transact the business in which it is currently engaged. Seller is duly qualified to do business and is in good standing in each jurisdiction in which the character of the business transacted by it or any properties owned or leased by it requires such qualification and in which the failure so to qualify would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of Seller;

          (ii) Seller is not required to obtain the consent of any other person or any consent, license, approval or authorization from, or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Agreement;

          (iii) the execution, delivery and performance of this Agreement by
     Seller will not violate any provision of any existing law or regulation or any order decree of any court applicable to Seller or any provision of the charter or bylaws of Seller, or constitute

                                      I-4

     a material breach of any mortgage, indenture, contract or other agreement to which Seller is a party or by which it may be bound;

          (iv) except as disclosed in public filings with the Securities
     Exchange Commission by Seller or its affiliates, (a) no proceeding of or before any court, tribunal or governmental body is currently pending or,
     (b) to the knowledge of Seller, threatened against Seller or any of its properties or with respect to this Agreement or the Offered Certificates, in either case, which would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of Seller];

          (v) Seller has full power and authority to make, execute, deliver and perform this Agreement and all of the transactions contemplated hereunder, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. When executed and delivered, this Agreement will constitute the legal, valid and binding obligation of each of Seller enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors'
     rights generally, by the availability of equitable remedies, and by limitations of public policy under applicable securities law as to rights of indemnity and contribution thereunder;

          (vi) this Agreement has been duly executed and delivered by Seller
     [and Initial Servicer]; and

          (vii) This representation should only be included if the Mortgage
     Loans comprise 20% or more of the loans in the pool. The Indemnifying Party represents that except as disclosed in writing to the Underwriters or the
     Depositor: (i) there are no material legal or governmental proceedings pending (or known to be contemplated) against the Indemnifying Party or any
     Third-Party Originator (as defined in the Purchase Agreement); and (ii)
     there are no affiliations, relationships or transactions relating to the
     Indemnifying Party or any Third-Party Originator with respect to any
     Securitization Transaction (as defined in the Accredited Purchase
     Agreement) and the list of parties provided to the Indemnifying Party in writing by the Depositor on or prior to the date hereof.

          3. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to Seller will be mailed, delivered or telegraphed and confirmed to Accredited Home Lenders, Inc., 15090 Avenue of
Science, San Diego, California 92128; or, if sent to IXIS, will be mailed, delivered or telegraphed and confirmed to IXIS, 9 West 57th Street, New York,
New York 10019, Attention: General Counsel.

          4. Miscellaneous. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws provisions thereof. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns and the controlling persons referred to herein, and no other person shall have any right or obligation hereunder. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or

                                      I-5

termination is sought. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be considered an original, and all such counterparts shall constitute one and the same instrument. Capitalized terms used but not defined herein shall have the meanings provided in the P&S.

                  [Remainder of Page Intentionally Left Blank]

                                      I-6

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers hereunto duly authorized, this
__th day of [_____________].

                                        IXIS REAL ESTATE CAPITAL INC.

                                        By:
                                           -------------------------------------
                                        Name:
                                        Title:

                                        By:
                                           -------------------------------------
                                        Name:
                                        Title:

                                        ACCREDITED HOME LENDERS, INC.

                                        By:
                                           -------------------------------------
                                        Name:
                                        Title:

                                      J-7

                                    EXHIBIT Z

                                 CIT AGREEMENTS

                                       Z-1

                                   EXHIBIT AA

                              FIRST BANK AGREEMENTS

                                      AA-1

                                                                  EXECUTION COPY

                      ASSIGNMENT AND RECOGNITION AGREEMENT

          THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated January 30, 2007
("Agreement"), among IXIS Real Estate Capital Inc. (f/k/a CDC Mortgage Capital
Inc.) ("Assignor"), Morgan Stanley ABS Capital I Inc. ("Assignee") and First
Bank Mortgage (the "Company"):

     For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance

          1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee (x) all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed as being originated by the Company on the schedule (the "Mortgage Loan Schedule")
attached hereto as Exhibit A (the "Mortgage Loans") and (b) except as described below, that certain First Amended and Restated Mortgage Loan Purchase and
Warranties Agreement (the "Purchase Agreement"), dated as of January 1, 2006, between the Assignor, as purchaser (the "Purchaser"), and the Company, as seller, as amended by Amendment No. 1, dated as of May 1, 2006, solely insofar as the Purchase Agreement relates to the Mortgage Loans and (y) other than as provided below with respect to the enforcement of representations and warranties, none of the obligations of the Assignor under the Purchase
Agreement.

     The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the
Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage
Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser (a) under Subsection 9.04 of the Purchase Agreement or (b) to any
premium recapture (i.e., the excess, if any, of the purchase price percentage over par) in connection with any repurchase pursuant to Subsections 9.03 and
9.05 of the Purchase Agreement.

Recognition of the Company

          2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the
Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to IXIS Real Estate Capital Trust
2007-HE1 (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of January 1, 2007 (the "Pooling Agreement"), among the Assignee, the
Assignor, Deutsche Bank National Trust Company, as trustee (in such capacity, including its successors in interest and any successor trustees under the
Pooling Agreement, the "Trustee"), Wells Fargo Bank, National Association, as
securities administrator (in such capacity, including its successors in interest and any successor securities administrators under the Pooling Agreement, the
"Securities Administrator"), master servicer (in such capacity, including its successors in interest and any successor master servicers under the Pooling
Agreement, the "Master Servicer") and Saxon Mortgage Services, Inc., as servicer
(including its successors in interest and any successor servicer under the
Pooling Agreement, the "Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the
Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the enforcement of the representations, warranties and covenants with respect to the Mortgage
Loans, (iii) the Trust (including the Trustee, Securities Administrator, Master
Servicer and the Servicer acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the
Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the
Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv)
all references to the Purchaser (insofar as they relate to the rights, title and interest and, with respect to obligations of the Purchaser, only insofar as they relate to the enforcement of the representations, warranties and covenants of the Company), the Custodian or the Bailee under the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust
(including the Trustee, Securities Administrator, Master Servicer and the
Servicer acting on the Trust's behalf). Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the
Company's performance under the Purchase Agreement with respect to the Mortgage
Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company

          3. The Company warrants and represents to the Assignor, the Assignee and the Trust (including the Trustee, Securities Administrator, Master Servicer
and the Servicer acting on the Trust's behalf) as of the date hereof that:

               (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

               (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the
     Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization,

                                      -2-

     insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

               (c) No consent, approval, order or authorization of, or
     declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

               (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this
     Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

          4. Pursuant to Section 13 of the Purchase Agreement, the Company
hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust (including the Trustee, Securities Administrator, Master Servicer
and the Servicer acting on the Trust's behalf), that the representations and warranties set forth in Section 9.02 of the Purchase Agreement are true and correct as of the date hereof as if such representations and warranties were made on the date hereof unless otherwise specifically stated in such representations and warranties, except that (i) the representation and warranty set forth in Section 9.02(a) shall, for purposes of this Agreement, relate to the Mortgage Loan Schedule attached hereto , and (ii) the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the
Trust, that the following representation and warranty is true and correct as of the date here of as if such representation and warranty was made of the date hereof: No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act. No Mortgage Loan is covered by the
Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in
violation of any comparable state or local law.

Remedies for Breach of Representations and Warranties

          5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee,
Securities Administrator, Master Servicer and the Servicer acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in
Subsection 9.03 of the Purchase Agreement as if they were set forth herein
(including without limitation the repurchase and indemnity obligations set forth therein); provided, however, that the Assignor specifically reserves and does not assign to the Assignee hereunder any and all right, title and interest in the Premium Percentage, if any, due in connection with the repurchase of a
Mortgage Loan pursuant to Subsections 9.03, 9.04 and 9.05.

                                      -3-

Miscellaneous

          6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

          7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

          8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee,
Securities Administrator, Master Servicer and the Servicer acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed
Assignor, Assignee or Company, respectively, hereunder.

          9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement
(to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the
Purchase Agreement.

          10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

          11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

          12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

                            [SIGNATURE PAGE FOLLOWS]

                                      -4-

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                      MORGAN STANLEY ABS CAPITAL I INC.

                                      By: /s/ Valerie Kay
                                          --------------------------------------
                                          Name: Valerie Kay
                                          Its: Vice President

                                      IXIS REAL ESTATE CAPITAL INC.

                                      By: /s/ F. Rene Mendez
                                          --------------------------------------
                                          Name: F. Rene Mendez
                                          Its:  Managing Director

                                      By: /s/ Christopher Hayden
                                          --------------------------------------
                                          Name: Christopher Hayden
                                          Its: Managing Director

                                      FIRST BANK MORTGAGE

                                      By: /s/ Christina M. Dorsa
                                          --------------------------------------
                                          Name:  Christina M. Dorsa
                                          Its:  Vice President - Loan Operations

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT

                             MORTGAGE LOAN SCHEDULE

                                                                  EXECUTION COPY

================================================================================

              FIRST AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND
                              WARRANTIES AGREEMENT

                                   ----------

                         IXIS REAL ESTATE CAPITAL INC.,

                                    Purchaser

                            FIRST BANC MORTGAGE, INC.

                                     Seller

                                   ----------

                           Dated as of January 1, 2006

         Adjustable-Rate and Fixed-Rate, B/C Residential Mortgage Loans

================================================================================

                                                                            Page
                                                                            ----

   Subsection 6.01    Conveyance of Mortgage Loans; Possession of

SECTION 9.    REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER;
              REMEDIES FOR BREACH........................................    21

   Subsection 9.01    Representations and Warranties Regarding the
                      Seller.............................................    21
   Subsection 9.02    Representations and Warranties Regarding Individual
                      Mortgage Loans.....................................    25
   Subsection 9.03    Remedies for Breach of Representations and
                      Warranties.........................................    40
   Subsection 9.04    Repurchase of Mortgage Loans That Prepay in Full...    43
   Subsection 9.05    Repurchase of Mortgage Loans with First Payment

                                       -i-

SECTION 13.   COOPERATION OF SELLER WITH A RECONSTITUTION................    46

SECTION 14.   THE SELLER.................................................    48

   Subsection 14.01   Additional Indemnification by the Seller; Third

SECTION 20.   GOVERNING LAW JURISDICTION; CONSENT TO SERVICE OF PROCESS..    51

                                      -ii-

SECTION 31.   COMPLIANCE WITH REGULATION AB..............................    54

   Subsection 31.01   Intent of the Parties; Reasonableness..............    54
   Subsection 31.02   Additional Representations and Warranties of the

EXHIBITS

EXHIBIT A   CONTENTS OF EACH MORTGAGE FILE

EXHIBIT B   FORM OF INTERIM SERVICING AGREEMENT

EXHIBIT C   FORM OF SELLER'S OFFICER'S CERTIFICATE

EXHIBIT D   FORM OF OPINION OF COUNSEL TO THE SELLER AND THE INTERIM
            SERVICER

EXHIBIT E   FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT F   FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT G   [RESERVED]

EXHIBIT H   FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT

EXHIBIT I   SELLER'S UNDERWRITING GUIDELINES

EXHIBIT J   FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

EXHIBIT K   FORM OF INDEMNIFICATION AND CONTRIBUTION AGREEMENT

                                      -iii-

                           FIRST AMENDED AND RESTATED
                 MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT

          This FIRST AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND WARRANTIES
AGREEMENT (the "Agreement"), dated as of January 1, 2006, by and between IXIS
Real Estate Capital Inc., a New York corporation, having an office at 9 West
57th Street, 36th Floor, New York, New York 10019 (the "Purchaser"), and First
Banc Mortgage, Inc., a Missouri corporation, having an office at 18302 Irvine
Blvd., Suite 100, Tustin, California 92780 (the "Seller").

                                   WITNESSETH:

          WHEREAS, the Purchaser and the Seller are parties to that certain
Mortgage Loan Purchase and Warranties Agreement, dated as of April, 1 2003, as amended by Amendment No. 1 dated as of April 1, 2003, as amended by Amendment
No. 2 dated as of March 24, 2004, as amended by Amendment No. 3 dated as of
August 1, 2004 (the "Original Purchase Agreement") and the Seller desires to sell, from time to time, to the Purchaser, and the Purchaser desires to purchase, from time to time, from the Seller, certain first and second lien, adjustable-rate and fixed-rate B/C residential mortgage loans (the "Mortgage
Loans") on a servicing released basis as described herein, and which shall be delivered in pools of whole loans (each, a "Mortgage Loan Package") on various dates as provided herein (each, a "Closing Date");

          WHEREAS, each Mortgage Loan is secured by a mortgage, deed of trust or other security instrument creating a first or second lien on a residential dwelling located in the jurisdiction indicated on the Mortgage Loan Schedule for the related Mortgage Loan Package;

          WHEREAS, the Purchaser and the Seller wish to prescribe the manner of the conveyance, servicing by the Interim Servicer and control of the Mortgage
Loans; and

          WHEREAS, following its purchase of the Mortgage Loans from the Seller, the Purchaser desires to sell some or all of the Mortgage Loans to one or more purchasers as a whole loan transfer or a public or private, rated or unrated mortgage pass-through transaction; and

          WHEREAS, the Purchaser and the Seller desire to amend the Original
Purchase Agreement as set forth herein;

          NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Seller agree as follows:

          SECTION 1. Definitions.

          For purposes of this Agreement the following capitalized terms shall have the respective meanings set forth below.

          Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located and incorporating the Delinquency Collection Policies and Procedures.

          Act: The National Housing Act, as amended from time to time.

          Adjustable Rate Mortgage Loan: An adjustable rate Mortgage Loan purchased pursuant to this Agreement.

          Affiliate: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person.
For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such
Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and
"controlled" have meanings correlative to the foregoing.

          Agency Transfer: A Fannie Mae Transfer or a Freddie Mac Transfer.

          Agreement: This Mortgage Loan Purchase and Warranties Agreement and
all amendments hereof and supplements hereto.

          ALTA: The American Land Title Association and its successors in interest.

          Appraised Value: (i) With respect to any First Lien Loan, the value of the related Mortgaged Property based upon the appraisal made, if any, for the originator at the time of origination of the Mortgage Loan or the sales price of the Mortgaged Property at such time of origination, whichever is less; provided, however, that in the case of a refinanced Mortgage Loan, such value is based solely upon the appraisal made, if any, at the time of origination of such refinanced Mortgage Loan, and (ii) with respect to any Second Lien Loan, the value, determined pursuant to the Seller's Underwriting Guidelines, of the related Mortgaged Property as of the origination of the Second Lien Loan.

          Assignment and Conveyance Agreement: As defined in Subsection 6.01.

          Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser.

          Balloon Mortgage Loan: Any Mortgage Loan which by its original terms or any modifications thereof provides for amortization beyond its scheduled maturity date.

                                      -2-

          Business Day: Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions, in the State of New York or the state in which the Interim Servicer's servicing operations are located, are authorized or obligated by law or executive order to be closed.

          Closing Date: The date or dates on which the Purchaser from time to time shall purchase and the Seller from time to time shall sell the Mortgage
Loans listed on the related Mortgage Loan Schedule with respect to the related
Mortgage Loan Package.

          CLTV: As of any date and as to (1) any Second Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the Second Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are senior or equal in priority to the Second Lien Loan and which are secured by the same Mortgaged
Property to (b) the Appraised Value and (2) any First Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the First Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are junior or equal in priority to the First Lien Loan and which are secured by the same Mortgaged
Property to (b) the Appraised Value.

          Code: Internal Revenue Code of 1986, as amended.

          Commission: The United States Securities and Exchange Commission.

          Condemnation Proceeds: All awards or settlements in respect of a
Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

          Convertible Mortgage Loan: Any individual Adjustable Rate Mortgage
Loan purchased pursuant to this Agreement which contains a provision whereby the
Mortgagor is permitted to convert the Adjustable Rate Mortgage Loan to a Fixed
Rate Mortgage Loan in accordance with the terms of the related Mortgage Note.

          Covered Loan: A Mortgage Loan categorized as Covered pursuant to
Appendix E of Standard & Poor's Glossary.

          Credit Files: As defined in Section 5 herein.

          Custodial Account: The separate account or accounts created and maintained pursuant to Section 2.04 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

          Custodial Agreement: The agreement governing the retention of the originals of each Mortgage Note, Mortgage, Assignment of Mortgage and other
Mortgage Loan Documents, to be executed between the Purchaser and the Custodian and to be dated as of the related Cut-Off Date.

                                      -3-

          Custodian: The custodian under the Custodial Agreement, or its successor in interest or assigns, or any successor to the Custodian under the
Custodial Agreement, as therein provided. If at any time there is no Custodial
Agreement in effect with respect to a Mortgage Loan, all references to the
Custodian herein and in the Interim Servicing Agreement shall be deemed to refer to the Purchaser (or its designee) with respect to such Mortgage Loan.

          Cut-off Date: The date or dates designated as such on the related
Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

          Deemed MaterialBreach Representation: Each representation identified as such in Section 9.02 of this Agreement.

          Deleted Mortgage Loan: A Mortgage Loan that is repurchased or replaced or to be replaced with a Qualified Substitute Mortgage Loan by the Seller in accordance with the terms of this Agreement.

          Delinquency Collection Policies and Procedures: The delinquency collection policies and procedures of the Seller, a copy of which is attached to the Interim Servicing Agreement.

          Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

          Determination Date: The date specified in the Interim Servicing
Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

          Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

          Eligible Account: Any of (i) an account maintained with a federal or state chartered depository institution or trust company the short-term unsecured debt obligations of which (or, in the case of a depository institution or trust company that is a subsidiary of a holding company, the short-term unsecured debt obligations of such holding company) are rated A-1 by Standard & Poor's or
Prime-1 by Moody's (or a comparable rating if another Rating Agency is specified by the Purchaser by written notice to the Seller) at the time any amounts are held on deposit therein, (ii) an account or accounts the deposits in which are fully insured by the FDIC, or (iii) a trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity.

          Escrow Account: The separate account or accounts created and maintained pursuant to Section 2.06 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

          Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

                                      -4-

          Exchange Act: The Securities Exchange Act of 1934, as amended.

          Fannie Mae: The Federal National Mortgage Association and its
successors in interest.

          Fannie Mae Guides: The Fannie Mae Sellers' Guide and the Fannie Mae
Servicers' Guide and all amendments or additions thereto.

          Fannie Mae Transfer: As defined in Section 13 hereof.

          FDIC: The Federal Deposit Insurance Corporation and its successors in interest.

          FHA: The Federal Housing Administration, an agency within the United
States Department of Housing and Urban Development and its successors in interest and including the Federal Housing Commissioner and the Secretary of
Housing and Urban Development where appropriate under the FHA Regulations.

          First Lien Loan: Any Mortgage Loan secured by a first lien Mortgage on the related Mortgaged Property.

          Fitch: Fitch Inc. and its successors in interest.

          Fixed Rate Mortgage Loan: A fixed rate mortgage loan purchased pursuant to this Agreement.

          Freddie Mac: The Federal Home Loan Mortgage Corporation and its
successors in interest.

          Freddie Mac Transfer: As defined in Section 13 hereof.

          GEMICO: General Electric Mortgage Insurance Corporation, a North
Carolina corporation and its successors in interest.

          Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note which amount is added to the Index in accordance with the terms of the related Mortgage Note to determine on each Interest Rate Adjustment Date the Mortgage Interest Rate for
such Mortgage Loan.

          High Cost Loan: A Mortgage Loan (a) covered by the Home Ownership and
Equity Protection Act of 1994, (b) classified as a "high cost home,"
"threshold," "covered," "high risk home," "predatory" or similar loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or (c) categorized as High Cost pursuant to
Appendix E of Standard & Poor's Glossary. For avoidance of doubt, the parties agree that this definition shall apply to any law regardless of whether such law is presently, or in the future becomes, the subject of judicial review or litigation.

                                      -5-

          Home Loan: A Mortgage Loan categorized as Home Loan pursuant to
Appendix E of Standard & Poor's Glossary.

          HUD: The Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with regard to FHA Mortgage Insurance. The term "HUD," for purposes of this Agreement, is also deemed to include subdivisions thereof such as the FHA and Government National Mortgage Association.

          Index: With respect to each Adjustable Rate Mortgage Loan, a rate per annum set forth on Exhibit B to each related Assignment and Conveyance
Agreement.

          Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

          Interest Rate Adjustment Date: With respect to each Adjustable Rate
Mortgage Loan, the date, specified in the related Mortgage Note and the Mortgage
Loan Schedule, on which the Mortgage Interest Rate is adjusted.

          Interim Funder: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS(R) System as the interim funder pursuant to the
MERS Procedures Manual.

          Interim Servicer: First Banc Mortgage, Inc., a Missouri corporation, and its successors in interest, and any successor interim servicer under the
Interim Servicing Agreement.

          Interim Servicing Agreement: The agreement, attached as Exhibit B hereto, to be entered into by the Purchaser and the Interim Servicer, providing for the Interim Servicer to service the Mortgage Loans for an interim period as specified by the Interim Servicing Agreement.

          Investor: With respect to each MERS Designated Mortgage Loan, the
Person named on the MERS(R) System as the investor pursuant to the MERS
Procedures Manual.

          Lifetime Rate Cap: The provision of each Mortgage Note related to an
Adjustable Rate Mortgage Loan which provides for an absolute maximum Mortgage
Interest Rate thereunder. The Mortgage Interest Rate during the terms of each
Adjustable Rate Mortgage Loan shall not at any time exceed the Mortgage Interest
Rate at the time of origination of such Adjustable Rate Mortgage Loan by more than the amount per annum set forth on the related Mortgage Loan Schedule.

          Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such
Mortgage Loan, trustee's sale, foreclosure sale or otherwise, or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan.

                                      -6-

          Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio (expressed as a percentage) of the outstanding principal amount of the
Mortgage Loan as of the Cut-off Date (unless otherwise indicated), to the
Appraised Value of the Mortgaged Property.

          MERS: MERSCORP, Inc., its successors and assigns.

          MERS Designated Mortgage Loan: Mortgage Loans for which (a) the Seller has designated or will designate MERS as, and has taken or will take such action as is necessary to cause MERS to be, the mortgagee of record, as nominee for the
Seller, in accordance with MERS Procedure Manual and (b) the Seller has designated or will designate the Purchaser as the Investor on the MERS(R)
System.

          MERS Procedure Manual: The MERS Procedures Manual, as it may be
amended, supplemented or otherwise modified from time to time.

          MERS Report: The report from the MERS System listing MERS Designated
Mortgage Loans and other information.

          MERS(R) System: MERS mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.

          Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan.

          Moody's: Moody's Investors Service, Inc. and its successors in interest.

          Mortgage: The mortgage, deed of trust or other instrument securing a
Mortgage Note, which creates a first lien, in the case of a First Lien Loan, or a second lien, in the case of a Second Lien Loan, on an unsubordinated estate in fee simple in real property securing the Mortgage Note; except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely accepted practice, the mortgage, deed of trust or other instrument securing the Mortgage Note may secure and create a first lien, in the case of a First Lien Loan, or a second lien, in the case of a
Second Lien Loan, upon a leasehold estate of the Mortgagor.

          Mortgage File: The items pertaining to a particular Mortgage Loan referred to in Exhibit A annexed hereto, and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

          Mortgage Interest Rate: The annual rate of interest borne on a
Mortgage Note with respect to each Mortgage Loan.

          Mortgage Loan: An individual Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the applicable Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal
Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds,
Servicing Rights, and all other rights, benefits,

                                      -7-

proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

          Mortgage Loan Documents: The documents required to be delivered to the
Custodian pursuant to Section 6.03 hereof with respect to any Mortgage Loan.

          Mortgage Loan Package: Each pool of Mortgage Loans, which shall be purchased by the Purchaser from the Seller from time to time on each Closing
Date.

          Mortgage Loan Schedule: The schedule of Mortgage Loans setting forth the following information with respect to each Mortgage Loan in the related
Mortgage Loan Package: (1) the Seller's Mortgage Loan identifying number; (2)
the Mortgagor's name; (3) the street address of the Mortgaged Property including the city, state and zip code; (4) a code indicating whether the Mortgaged
Property is owner-occupied, a second home or investment property; (5) the number and type of residential units constituting the Mortgaged Property (i.e., a single family residence, a 2-4 family residence, a unit in a condominium project or a unit in a planned unit development, manufactured housing); (6) the Mortgage
Loan origination date; (7) the original months to maturity or the remaining months to maturity from the related Cut-off Date, in any case based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule; (8) the Loan-to-Value
Ratio at origination; (9) with respect to First Lien Loans, the LTV and with respect to Second Lien Loans, the CLTV; (10) the Mortgage Interest Rate as of
the related Cut-off Date; (11) the date on which the Monthly Payment was due on the Mortgage Loan and, if such date is not consistent with the Due Date currently in effect, such Due Date; (12) the stated maturity date; (13) the amount of the Monthly Payment as of the related Cut-off Date; (14) the last payment date as of which a payment was actually applied to the outstanding principal balance; (15) the original principal amount of the Mortgage Loan; (16)
the principal balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due and collected on or before the Cut-off Date; (17) the Interest Rate Adjustment Date; (18) the
Gross Margin; (19) the Lifetime Rate Cap under the terms of the Mortgage Note;
(20) a code indicating the type of Index; (21) the Mortgage Interest Rate as of origination; (22) the type of Mortgage Loan (i.e., fixed-rate, adjustable-rate,
First Lien, Second Lien); (23) a code indicating the purpose of the loan (i.e., purchase, rate and term refinance, equity take-out refinance); (24) a code indicating the documentation style (i.e., full or stated income); (25) the loan credit classification (as described in the Underwriting Guidelines); (26) the applicable Cut-off Date; (27) the applicable Closing Date; (28) a code indicating whether the Mortgage Loan is a Home Loan; (29) the credit risk score
(FICO score); (30) with respect to the related Mortgagor, the debt-to-income ratio; (31) with respect to Second Lien Loans, the outstanding principal balance of the superior lien; (32) the Appraised Value of the Mortgaged Property; (33)
the sale price of the Mortgaged Property if the Mortgage Loan was originated in connection with the purchase of the Mortgaged Property; (34) the Periodic Rate
Cap under the terms of the Mortgage Note; (35) the Periodic Rate Floor under the terms of the Mortgage Note; (36) whether such Mortgage Loan provides for a prepayment penalty; (37) the prepayment penalty period of such Mortgage Loan, if applicable; (38) a description of the type of prepayment penalty, if applicable;
(39) the MERS Identification Number; (40) whether the Mortgagor represented that the Mortgagor would occupy the Mortgaged Property as its primary residence; and
(41) a code indicating if the Mortgage Loan is a Balloon Mortgage Loan. With
respect to the Mortgage Loans in the

                                      -8-

aggregate, the Mortgage Loan Schedule shall set forth the following information, as of the related Cut-off Date: (1) the number of Mortgage Loans; (2) the current aggregate outstanding principal balance of the Mortgage Loans; (3) the weighted average Mortgage Interest Rate of the Mortgage Loans; and (4) the
weighted average maturity of the Mortgage Loans.

          Mortgage Note: The note or other evidence of the indebtedness of a
Mortgagor secured by a Mortgage.

          Mortgaged Property: The real property (or leasehold estate, if applicable) securing repayment of the debt evidenced by a Mortgage Note.

          Mortgagor: The obligor on a Mortgage Note.

          OCC: Office of the Comptroller of the Currency and its successors in interest.

          Officer's Certificate: A certificate signed by the Chairman of the
Board or the Vice Chairman of the Board or a President or a Vice President and
by the Treasurer or the Secretary or one of the Assistant Treasurers or
Assistant Secretaries of the Seller, and delivered to the Purchaser as required by this Agreement.

          Opinion of Counsel: A written opinion of counsel, who may be counsel for the Seller, reasonably acceptable to the Purchaser, provided that any
Opinion of Counsel relating to (a) the qualification of any account required to be maintained pursuant to this Agreement as an Eligible Account, (b)
qualification of the Mortgage Loans in a REMIC or (c) compliance with the REMIC
Provisions, must be (unless otherwise stated in such Opinion of Counsel) an opinion of counsel who (i) is in fact independent of the Seller and any servicer of the Mortgage Loans, (ii) does not have any material direct or indirect financial interest in the Seller or any servicer of the Mortgage Loans or in an
Affiliate of either and (iii) is not connected with the Seller or any servicer of the Mortgage Loans as an officer, employee, director or person performing similar functions.

          OTS: Office of Thrift Supervision and its successors in interest.

          Periodic Rate Cap: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may increase on an Interest
Rate Adjustment Date above the Mortgage Interest Rate previously in effect.

          Periodic Rate Floor: With respect to each Adjustable Rate Mortgage
Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may decrease on an Interest
Rate Adjustment Date below the Mortgage Interest Rate previously in effect.

          Person: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

          Preliminary Mortgage Schedule: As defined in Section 3.

                                      -9-

          Premium Percentage: With respect to any Mortgage Loan, a percentage equal to the excess of the Purchase Price Percentage over 100%.

          Principal Prepayment: Any payment or other recovery of principal on a
Mortgage Loan which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

          Purchase Price: The price paid on the related Closing Date by the
Purchaser to the Seller in exchange for the Mortgage Loans purchased on such
Closing Date as calculated in Section 4 of this Agreement.

          Purchase Price and Terms Agreement: Those certain agreements setting forth the general terms and conditions of the transaction consummated herein and identifying the Mortgage Loans to be purchased from time to time hereunder, by and among the Seller, the Purchaser and the Interim Servicer (if applicable).
All of the individual Purchase Price and Terms Agreements shall collectively be referred to as the "Purchase Price and Terms Agreement."

          Purchase Price Percentage: With respect to any Mortgage Loan, an amount equal to the percentage of par as stated in the Purchase Price and Terms
Agreement (subject to adjustment as provided therein) related to such Mortgage
Loan.

          Purchaser: IXIS Real Estate Capital Inc., a New York corporation, and its successors in interest and assigns, or any successor to the Purchaser under this Agreement as herein provided.

          Qualified Correspondent: Any Person from which the Seller purchased
Mortgage Loans, provided that the following conditions are satisfied: (i) such
Mortgage Loans were originated pursuant to an agreement between the Seller and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to the Seller, in accordance with underwriting guidelines designated by the Seller ("Designated Guidelines") or guidelines that do not vary materially from such Designated Guidelines; (ii) such Mortgage Loans were in fact underwritten as described in clause (i) above and were acquired by the Seller within 180 days after origination; (iii) either (x) the Designated
Guidelines were, at the time such Mortgage Loans were originated, used by the
Seller in origination of mortgage loans of the same type as the Mortgage Loans for the Seller's own account or (y) the Designated Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Seller on a consistent basis for use by lenders in originating mortgage loans to be purchased by the
Seller; and (iv) the Seller employed, at the time such Mortgage Loans were acquired by the Seller, pre purchase or post purchase quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time period or through particular channels) designed to ensure that Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the Seller.

                                      -10-

          Qualified Substitute Mortgage Loan: A mortgage loan eligible to be substituted by the Seller for a Deleted Mortgage Loan which must, on the date of such substitution, (i) have an outstanding principal balance, after deduction of all scheduled payments due in the month of substitution (or in the case of a substitution of more than one mortgage loan for a Deleted Mortgage Loan, an aggregate principal balance), not in excess of the outstanding principal balance of the Deleted Mortgage Loan (the amount of any shortfall will be deposited in the Custodial Account by the Seller in the month of substitution); (ii) have a
Mortgage Interest Rate not less than and not more than 1% greater than the
Mortgage Interest Rate of the Deleted Mortgage Loan; (iii) have a remaining term to maturity not greater than and not more than one year less than that of the
Deleted Mortgage Loan; (iv) be of the same type as the Deleted Mortgage Loan
(i.e., fixed-rate, adjustable-rate with same Periodic Rate Cap, Index and lien priority); and (v) comply with each representation and warranty (respecting individual Mortgage Loans) set forth in Section 9 hereof.

          Rating Agency: Any of Fitch, Moody's or Standard & Poor's, or their respective successors designated by the Purchaser.

          Reconstitution: Any Securitization Transaction or Whole Loan Transfer.

          Reconstitution Agreements: The agreement or agreements entered into by the Seller and/or the Interim Servicer and the Purchaser and/or certain third parties on the Reconstitution Date or Dates with respect to any or all of the
Mortgage Loans sold hereunder, in connection with a Whole Loan Transfer, Agency
Transfer or a Securitization Transaction pursuant to Section 13, including, but not limited to, a seller's warranties and servicing agreement with respect to a
Whole Loan Transfer, and a trust and servicing agreement, pooling and servicing agreement and/or seller/servicer agreements and related custodial/trust agreement and documents with respect to a Securitization Transaction.

          Reconstitution Date: As defined in Section 13.

          Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation
AB), 17 C.F.R. Sections 229.1100 229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset Backed Securities, Securities
Act Release No. 33 8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the
staff of the Commission, or as may be provided by the Commission or its staff from time to time.

          REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

          REMIC Provisions: Provisions of the federal income tax law relating to a REMIC, which appear at Section 860A through 860G of Subchapter M of Chapter 1,
Subtitle A of the Code, and related provisions and regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

          Remittance Date: The date specified in the Interim Servicing Agreement
(with respect to each Mortgage Loan, for an interim period, as specified therein).

                                      -11-

          Repurchase Price: With respect to any Mortgage Loan for which a breach of a representation or warranty from the Agreement or the Interim Servicing
Agreement is found, a price equal to the then outstanding principal balance of the Mortgage Loan to be repurchased, plus accrued interest thereon at the
Mortgage Interest Rate from the date to which interest had last been paid through the date of such repurchase, plus the amount of any outstanding advances owed to any servicer, and plus all costs and expenses incurred by the Purchaser or any servicer arising out of or based upon such breach, including without limitation costs and expenses incurred in the enforcement of the Seller's repurchase obligation hereunder.

          RESPA: Real Estate Settlement Procedures Act, as amended from time to time.

          Second Lien Loan: A Mortgage Loan secured by a second lien Mortgage on the related Mortgaged Property.

          Securities Act: The Securities Act of 1933, as amended.

          Securitization Transaction: Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage backed securities or (2)
an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

          Seller: First Banc Mortgage, Inc., a Missouri corporation, and its successors in interest.

          Seller Information: As defined in Subsection 31.04(a).

          Servicing Fee: With respect to each Mortgage Loan subject to the
Interim Servicing Agreement, an amount equal to 0.50% per annum computed on the basis of the outstanding principal balance of the related Mortgage Loan. Such fee shall be payable monthly and shall be pro rated for any portion of a month during which the Mortgage Loan is serviced by the Interim Servicer under the
Interim Servicing Agreement. The obligation of the Purchaser to pay the
Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion (including recoveries with respect to interest from Liquidation
Proceeds, to the extent permitted by this Agreement) of such Monthly Payment collected by the Interim Servicer, or as otherwise provided under this
Agreement.

          Servicing File: With respect to each Mortgage Loan, the file retained by the Interim Servicer consisting of originals of all documents in the Mortgage
File which are not delivered to the Purchaser or the Custodian and copies of the
Mortgage Loan Documents.

          Servicing Rights: Any and all of the following: (a) any and all rights to service the Mortgage Loans; (b) any payments to or monies received by the
Interim Servicer for servicing the Mortgage Loans; (c) any late fees, penalties or similar payments with respect to the Mortgage Loans; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of the Interim

                                      -12-

Servicer thereunder; (e) Escrow Payments or other similar payments with respect to the Mortgage Loans and any amounts actually collected by the Interim Servicer with respect thereto; (f) all accounts and other rights to payment related to any of the property described in this paragraph; and (g) any and all documents, files, records, servicing files, servicing documents, servicing records, data tapes, computer records, or other information pertaining to the Mortgage Loans or pertaining to the past, present or prospective servicing of the Mortgage
Loans.

          Sponsor: The sponsor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

          Standard & Poor's: Standard & Poor's Ratings Services, a division of
The McGraw-Hill Companies Inc., and its successors in interest.

          Standard & Poor's Glossary: The Standard & Poor's LEVELS(R) Glossary,
as may be in effect from time to time.

          Stated Principal Balance: As to each Mortgage Loan on any date of determination, (i) the principal balance of such Mortgage Loan at the related
Cut-off Date after giving effect to payments of principal due on or before such date, to the extent actually received, minus (ii) all amounts previously distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal on such Mortgage Loan.

          Static Pool Information: Static pool information as described in Item
1105(a)(1)-(3) and 1105(c) of Regulation AB.

          Successor Servicer: Any servicer of one or more Mortgage Loans designated by the Purchaser as being entitled to the benefits of the indemnifications set forth in Sections 9.03 and 14.01.

          Third Party Originator: Each Person, other than a Qualified
Correspondent, that originated Mortgage Loans acquired by the Seller.

          Transfer Date: The date on which the Purchaser, or its designee, shall receive the transfer of servicing responsibilities and begin to perform the servicing of the Mortgage Loans with respect to the related Mortgage Loan
Package, and the Interim Servicer shall cease all servicing responsibilities.
Such date shall occur on the day indicated by the Purchaser to the Interim
Servicer in accordance with the Interim Servicing Agreement.

          Underwriting Guidelines: The underwriting guidelines of the Seller, a copy of which is attached hereto as Exhibit I and a then-current copy of which shall be attached as an exhibit to the related Assignment and Conveyance.

          VA: The Department of Veterans Affairs, an agency of the United States of America, or any successor thereto including the Administrator of Veterans
Affairs.

          Whole Loan Transfer: Any sale or transfer of some or all of the
Mortgage Loans, other than a Securitization Transaction.

                                      -13-

          SECTION 2. Agreement to Purchase.

          The Seller agrees to sell from time to time, and the Purchaser agrees to purchase from time to time, Mortgage Loans having an aggregate principal balance on the related Cut-off Date in an amount as set forth in the related
Purchase Price and Terms Agreement, or in such other amount as agreed by the
Purchaser and the Seller as evidenced by the actual aggregate principal balance of the Mortgage Loans accepted by the Purchaser on each Closing Date. SECTION 3.
Mortgage Schedules.

          The Seller from time to time shall provide the Purchaser with certain information constituting a preliminary listing of the Mortgage Loans to be purchased on each Closing Date in accordance with the related Purchase Price and
Terms Agreement and this Agreement (each, a "Preliminary Mortgage Schedule").

          The Seller is obligated to deliver those Mortgage Loans funded by the
Seller pursuant to the original terms of the Seller's commitment to the mortgagor. The Seller shall deliver the Mortgage Loan Schedule for the Mortgage
Loans to be purchased on a particular Closing Date to the Purchaser at least two
(2) Business Days prior to the related Closing Date. The Mortgage Loan Schedule shall be the related Preliminary Mortgage Schedule with those Mortgage Loans which the Seller has not funded prior to the related Closing Date deleted.

          SECTION 4. Purchase Price.

          The Purchase Price for the Mortgage Loans shall be equal to (a) the
Purchase Price Percentage multiplied by the Cut-off Date Balance, plus (b)
accrued and unpaid interest on such principal balance at the weighted average
Mortgage Interest Rate (net the Servicing Fee) of those Mortgage Loans from the related Cut-off Date through the day prior to the related Closing Date, inclusive. For purposes hereof, "Cut-off Date Balance" means the aggregate principal balance, as of the related Cut-off Date, of the Mortgage Loans listed on the related Mortgage Loan Schedule, after application of scheduled payments of principal due on or before the related Cut-off Date, to the extent such payments were actually received, together with any unscheduled principal payments collected prior to the Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to the Cut-off Date, but to be applied on a due date beyond the related Cut-off Date, shall not be applied to the principal balance as of the related Cut-off Date. If so provided in the related Purchase Price and Terms Agreement, portions of the Mortgage Loans shall be priced separately. The Purchase Price as so determined shall be paid to the
Seller on the related Closing Date by wire transfer of immediately available funds to an account designated by the Seller in writing.

          In addition to the Purchase Price as described above, the Purchaser shall pay to the Seller, at closing, accrued interest on the current principal amount of the related Mortgage Loans as of the Cut-off Date at the weighted average Mortgage Interest Rate of those Mortgage Loans, minus any amounts attributable to Servicing Fees as provided in the Interim Servicing Agreement from the related Cut-off Date through the day prior to the related Closing Date, inclusive. The Purchase Price plus accrued interest as set forth in the preceding paragraph shall

                                      -14-

be paid to the Seller by wire transfer of immediately available funds to an account designated by the Seller in writing.

          The Purchaser shall be entitled to (l) all principal paid after the related Cut-off Date, (2) all other recoveries of principal collected on or after the related Cut-off Date, and (3) all payments of interest on the Mortgage
Loans net of applicable Servicing Fees (minus that portion of any such payment which is allocable to the period prior to the related Cut-off Date). The outstanding principal balance of each Mortgage Loan as of the related Cut-off
Date is determined after application of payments of principal due on or before the related Cut-off Date, to the extent actually collected, together with any unscheduled principal prepayments collected prior to the Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to the
Cut-off Date, but to be applied on a due date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date.
Such prepaid amounts shall be the property of the Purchaser. The Seller shall deposit any such prepaid amounts into the Custodial Account, which account is established for the benefit of the Purchaser for subsequent remittance by the
Seller to the Purchaser.

          SECTION 5. Examination of Mortgage Files.

          At least seven (7) Business Days prior to the related Closing Date, the Seller shall (i) either (a) deliver to the Purchaser or its designee in escrow, for examination with respect to each Mortgage Loan to be purchased, the related Mortgage File, including a copy of the Assignment of Mortgage (except with respect to each MERS Designated Mortgage Loan), pertaining to each Mortgage
Loan, or (b) make the related Mortgage File available to the Purchaser for examination at such other location as shall otherwise be acceptable to the
Purchaser and (ii) deliver to the Purchaser copies of the credit and servicing files (collectively, the "Credit Files"). Such examination of the Mortgage Files may be made by the Purchaser or its designee at any reasonable time before or after the related Closing Date. If the Purchaser makes such examination prior to the related Closing Date and determines, in its sole discretion, that any
Mortgage Loans are unacceptable to the Purchaser for any reason, such Mortgage
Loans shall be deleted from the related Mortgage Loan Schedule, and may be replaced by a Qualified Substitute Mortgage Loan (or Loans) acceptable to the
Purchaser. The Purchaser may, at its option and without notice to the Seller, purchase some or all of the Mortgage Loans without conducting any partial or complete examination. The fact that the Purchaser or its designee has conducted or has failed to conduct any partial or complete examination of the Mortgage
Files or the Credit Files shall not impair in any way the Purchaser's (or any of its successor's) rights to demand repurchase, substitution or other remedy as provided in this Agreement. In the event that the Seller fails to deliver the
Credit Files with respect to any Mortgage Loan, the Seller shall, upon the request of the Purchaser, repurchase such Mortgage Loan at the price and in the manner specified in Subsection 9.03.

          SECTION 6. Conveyance from Seller to Purchaser.

          Subsection 6.01 Conveyance of Mortgage Loans; Possession of Servicing
Files.

                                      -15-

          The Seller, simultaneously with the delivery of the Mortgage Loan
Schedule with respect to the related Mortgage Loan Package to be purchased on each Closing Date, shall execute and deliver an Assignment and Conveyance
Agreement in the form attached hereto as Exhibit H (the "Assignment and
Conveyance Agreement"). The Seller shall cause the Servicing File retained by the Interim Servicer pursuant to this Agreement to be appropriately identified in the Seller's computer system and/or books and records, as appropriate, to clearly reflect the sale of the related Mortgage Loan to the Purchaser. The
Seller shall cause the Interim Servicer to release from its custody the contents of any Servicing File retained by it only in accordance with this Agreement or the Interim Servicing Agreement, except when such release is required in connection with a repurchase of any such Mortgage Loan pursuant to Subsection
9.03.

          Subsection 6.02 Books and Records.

          Record title to each Mortgage as of the related Closing Date shall be in the name of the Seller, the Purchaser or one or more designees of the
Purchaser, as the Purchaser shall select. Notwithstanding the foregoing, each
Mortgage and related Mortgage Note shall be possessed solely by the Purchaser or the appropriate designee of the Purchaser, as the case may be. All rights arising out of the Mortgage Loans including, but not limited to, all funds received by the Seller or the Interim Servicer after the related Cut-off Date on or in connection with a Mortgage Loan shall be vested in the Purchaser or one or more designees of the Purchaser; provided, however, that all funds received on or in connection with a Mortgage Loan shall be received and held by the Seller or the Interim Servicer in trust for the benefit of the Purchaser or the appropriate designee of the Purchaser, as the case may be, as the owner of the
Mortgage Loans pursuant to the terms of this Agreement.

          The sale of each Mortgage Loan shall be reflected on the Seller's balance sheet and other financial statements as a sale of assets by the Seller.

          The Seller shall or shall cause the Interim Servicer to be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be marked clearly to reflect the ownership of each Mortgage Loan by the Purchaser. In particular, the Seller shall or shall cause the Interim Servicer to maintain in its possession, available for inspection by the Purchaser, and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or Freddie Mac, including but not limited to documentation as to the method used in determining the applicability of the provisions of the National Flood Insurance Act of 1968, as amended, to the Mortgaged Property, documentation evidencing insurance coverage and periodic inspection reports, as required by the Fannie Mae Guides. To the extent that original documents are not required for purposes of realization of Liquidation
Proceeds or Insurance Proceeds, documents maintained by the Seller or the
Interim Servicer may be in the form of microfilm or microfiche so long as the
Seller or the Interim Servicer complies with the requirements of the Fannie Mae
Guides.

          Subsection 6.03 Delivery of Mortgage Loan Documents.

          The Seller shall deliver and release to the Custodian no later than seven (7) Business Days prior to the related Closing Date those Mortgage Loan
Documents set forth on

                                      -16-

Exhibit A hereto with respect to each Mortgage Loan set forth on the related
Mortgage Loan Schedule.

          The Custodian shall certify its receipt of all such Mortgage Loan
Documents required to be delivered pursuant to the Custodial Agreement for the related Closing Date, as evidenced by the Certification and Trust Receipt of the
Custodian in the form annexed to the Custodial Agreement. The Purchaser shall pay all fees and expenses of the Custodian from and after the Closing Date.

          The Seller shall or shall cause the Interim Servicer to forward to the
Custodian, or to such other Person as the Purchaser shall designate in writing, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with this Agreement within two weeks of their execution, provided, however, that the Seller shall provide the Custodian, or to such other Person as the Purchaser shall designate in writing, with a certified true copy of any such document submitted for recordation within two weeks of its execution, and shall promptly provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within ninety days of its submission for recordation.

          In the event any document required to be delivered to the Custodian pursuant to the previous paragraph, including an original or copy of any document submitted for recordation to the appropriate public recording office, is not so delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, within 90 days following the Closing Date (other than with respect to the Assignments of Mortgage which shall be delivered to the
Custodian in blank and recorded subsequently by the Purchaser or its designee), and in the event that the Seller does not cure such failure within 30 days of discovery or receipt of written notification of such failure from the Purchaser, the related Mortgage Loan shall, upon the request of the Purchaser, be repurchased by the Seller at the price and in the manner specified in Subsection
9.03. The foregoing repurchase obligation shall not apply in the event that the
Seller cannot deliver such original or copy of any document submitted for recordation to the appropriate public recording office within the specified period due to a delay caused by the recording office in the applicable jurisdiction, provided that (i) the Seller shall deliver a recording receipt of such recording office or, if such recording receipt is not available, an officer's certificate of a servicing officer of the Seller, confirming that such documents have been accepted for recording (upon request of the Purchaser and delivery by the Purchaser to the Seller of a schedule of the related Mortgage
Loans, the Seller shall reissue and deliver to the Purchaser or its designee said officer's certificate relating to the related Mortgage Loans), and (ii)
such document is delivered within twelve (12) months of the related Closing
Date.

          The Seller shall pay all initial recording fees, if any, for the assignments of mortgage and any other fees or costs in transferring all original documents to the Custodian or, upon written request of the Purchaser, to the
Purchaser or the Purchaser's designee. The Purchaser or the Purchaser's designee shall be responsible for recording the Assignments of Mortgage and shall be reimbursed by the Seller for the costs associated therewith pursuant to the preceding sentence.

          Subsection 6.04 Quality Control Procedures.

                                      -17-

          The Seller shall, or shall cause the Interim Servicer to, have an internal quality control program that verifies in a manner consistent with accepted industry procedures, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program shall include evaluating and monitoring the overall quality of the Seller's loan production and the servicing activities of the
Interim Servicer. The program is to ensure that the Mortgage Loans are originated and serviced in accordance with Accepted Servicing Practices and the
Underwriting Guidelines; guard against dishonest, fraudulent, or negligent acts;
and guard against errors and omissions by officers, employees, or other authorized persons.

          Subsection 6.05 MERS Designated Mortgage Loans.

          With respect to each MERS Designated Mortgage Loan, the Seller shall, on or prior to the related Closing Date, designate the Purchaser as the Investor and the Custodian as custodian, and no Person shall be listed as Interim Funder on the MERS System. In addition, on or prior to the related Closing Date, Seller shall provide the Custodian and the Purchaser with a MERS Report listing the
Purchaser as the Investor, the Custodian as custodian and no Person as Interim
Funder with respect to each MERS Designated Mortgage Loan.

          SECTION 7. Servicing of the Mortgage Loans.

          The Mortgage Loans have been sold by the Seller to the Purchaser on a servicing released basis. Subject to, and upon the terms and conditions of this
Agreement and the Interim Servicing Agreement (with respect to each Mortgage
Loan, for an interim period, as specified therein), the Seller hereby sells, transfers, assigns, conveys and delivers to the Purchaser the Servicing Rights.

          The Purchaser shall retain the Interim Servicer as contract servicer of the Mortgage Loans for an interim period pursuant to and in accordance with the terms and conditions contained in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).
Except as set forth in the Interim Servicing Agreement, the Interim Servicer
shall service the Mortgage Loans on an "actual/actual" basis and otherwise in strict compliance with the servicing provisions related to the Fannie Mae MBS
Program (Special Servicing Option) of the Fannie Mae Guides (except as otherwise set forth in the Interim Servicing Agreement); provided, however, that in the event that the Interim Servicer continues to service a Mortgage Loan after the time when such Mortgage Loan is sold or transferred pursuant to a Securitization
Transaction, the Interim Servicer shall, at the Purchaser's option, service the
Mortgage Loans on a "scheduled/scheduled" basis. The Purchaser and Seller shall cause the Interim Servicer to execute the Interim Servicing Agreement on the initial Closing Date.

          Pursuant to the Interim Servicing Agreement (with respect to each
Mortgage Loan, for an interim period, as specified therein), the Interim
Servicer shall begin servicing the Mortgage Loans on behalf of the Purchaser and shall be entitled to a Servicing Fee with respect to such Mortgage Loans until the applicable Transfer Date. The Interim Servicer shall conduct such servicing in accordance with the Interim Servicing Agreement.

                                      -18-

          SECTION 8. Transfer of Servicing.

          On the applicable Transfer Date, the Purchaser, or its designee, shall assume all servicing responsibilities related to, and the Seller shall cause the
Interim Servicer to cease all servicing responsibilities related to, the related
Mortgage Loans subject to such Transfer Date. The Transfer Date shall be the date determined in accordance with Section 6.02 of the Interim Servicing
Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

          On or prior to the applicable Transfer Date, the Seller shall, at its sole cost and expense, take such steps as may be necessary or appropriate to effectuate and evidence the transfer of the servicing of the related Mortgage
Loans to the Purchaser, or its designee, including but not limited to the following:

          (a) Notice to Mortgagors. The Seller shall cause the Interim Servicer to mail to the Mortgagor of each related Mortgage Loan a letter advising such
Mortgagor of the transfer of the servicing of the related Mortgage Loan to the
Purchaser, or its designee, in accordance with the Cranston Gonzales National
Affordable Housing Act of 1990; provided, however, the content and format of the letter shall have the prior approval of the Purchaser. The Seller shall cause the Interim Servicer to provide the Purchaser with copies of all such related notices no later than the Transfer Date.

          (b) Notice to Taxing Authorities and Insurance Companies. The Seller
shall cause the Interim Servicer to transmit to the applicable taxing authorities and insurance companies (including primary mortgage insurance policy insurers, if applicable) and/or agents, notification of the transfer of the servicing to the Purchaser, or its designee, and instructions to deliver all notices, tax bills and insurance statements, as the case may be, to the
Purchaser from and after the Transfer Date. The Seller shall cause the Interim
Servicer to provide the Purchaser with copies of all such notices no later than the Transfer Date.

          (c) Delivery of Servicing Records. The Seller shall cause the Interim
Servicer to forward to the Purchaser, or its designee, all servicing records and the Servicing File in the Interim Servicer's possession relating to each related
Mortgage Loan including the information enumerated in the Interim Servicing
Agreement (with respect to each such Mortgage Loan, for an interim period, as specified therein).

          (d) Escrow Payments. The Seller shall cause the Interim Servicer to provide the Purchaser, or its designee, with immediately available funds by wire transfer in the amount of the net Escrow Payments and suspense balances and all loss draft balances associated with the related Mortgage Loans. The Seller shall cause the Interim Servicer to provide the Purchaser with an accounting statement, in electronic format acceptable to the Purchaser in its sole discretion, of Escrow Payments and suspense balances and loss draft balances sufficient to enable the Purchaser to reconcile the amount of such payment with the accounts of the Mortgage Loans. Additionally, the Seller shall cause the
Interim Servicer to wire transfer to the Purchaser the amount of any agency, trustee or prepaid Mortgage Loan payments and all other similar amounts held by the Interim Servicer.

                                      -19-

          (e) Payoffs and Assumptions. The Seller shall cause the Interim
Servicer to provide to the Purchaser, or its designee, copies of all assumption and payoff statements generated by the Interim Servicer on the related Mortgage
Loans from the related Cut-off Date to the Transfer Date.

          (f) Mortgage Payments Received Prior to Transfer Date. Prior to the
Transfer Date all payments received by the Interim Servicer or the Seller on each related Mortgage Loan shall be properly applied by the Seller to the account of the particular Mortgagor.

          (g) Mortgage Payments Received after Transfer Date. The amount of any related Monthly Payments received by the Seller after the Transfer Date shall be forwarded to the Purchaser by overnight mail on the date of receipt. The Seller shall notify the Purchaser of the particulars of the payment, which notification requirement shall be satisfied if the Seller forwards with its payment sufficient information to permit appropriate processing of the payment by the
Purchaser. The Seller shall assume full responsibility for the necessary and appropriate legal application of such Monthly Payments received by the Seller after the Transfer Date with respect to related Mortgage Loans then in foreclosure or bankruptcy; provided, for purposes of this Agreement, necessary and appropriate legal application of such Monthly Payments shall include, but not be limited to, endorsement of a Monthly Payment to the Purchaser with the particulars of the payment such as the account number, dollar amount, date received and any special Mortgagor application instructions and the Seller shall cause the Interim Servicer to comply with the foregoing requirements with respect to all Monthly Payments received by the Interim Servicer after the
Transfer Date.

          (h) Misapplied Payments. Misapplied payments shall be processed as follows:

          (i) All parties shall cooperate in correcting misapplication errors;

          (i) The party receiving notice of a misapplied payment occurring prior to the applicable Transfer Date and discovered after the Transfer Date shall immediately notify the other party;

          (ii) If a misapplied payment which occurred prior to the Transfer Date cannot be identified and said misapplied payment has resulted in a shortage in a Custodial Account or Escrow Account, the Seller shall be liable for the amount of such shortage. The Seller shall reimburse the Purchaser for the amount of such shortage within thirty (30) days after receipt of written demand therefor from the Purchaser;

          (iii) If a misapplied payment which occurred prior to the Transfer
     Date has created an improper Purchase Price as the result of an inaccurate outstanding principal balance, a check shall be issued to the party shorted by the improper payment application within five (5) Business Days after notice thereof by the other party; and

          (iv) Any check issued under the provisions of this Section 8(h) shall be accompanied by a statement indicating the corresponding Seller and/or the Purchaser Mortgage Loan identification number and an explanation of the allocation of any such payments.

                                      -20-

          (v) Books and Records. On the Transfer Date, the books, records and accounts of the Seller with respect to the related Mortgage Loans shall be in accordance with all applicable Purchaser requirements.

          (j) Reconciliation. The Seller shall, on or before the Transfer Date, reconcile principal balances and make any monetary adjustments required by the
Purchaser. Any such monetary adjustments will be transferred between the Seller and the Purchaser as appropriate.

          (k) IRS Forms. The Seller shall or shall cause the Interim Servicer to file all IRS forms 1099, 1099A, 1098 or 1041 and K-1 which are required to be filed on or before the Transfer Date in relation to the servicing and ownership of the related Mortgage Loans. The Seller shall provide copies of such forms to the Purchaser upon request and shall reimburse the Purchaser for any costs or penalties incurred by the Purchaser due to the Seller's failure to comply with this paragraph.

          SECTION 9. Representations, Warranties and Covenants of the Seller;
Remedies for Breach.

          Subsection 9.01 Representations and Warranties Regarding the Seller.

          The Seller represents, warrants and covenants to the Purchaser that as of the date hereof and as of each Closing Date:

          (a) Due Organization and Authority. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of
Missouri and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state wherein it owns or leases any material properties or where a Mortgaged Property is located, if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Seller, and in any event the
Seller is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of the related Mortgage Loan and the servicing of such Mortgage Loan in accordance with the terms of this Agreement and the
Interim Servicing Agreement; the Seller has the full corporate power, authority and legal right to hold, transfer and convey the Mortgage Loans and to execute and deliver this Agreement and to perform its obligations hereunder and thereunder; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the
Seller and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized; this Agreement and all agreements contemplated hereby have been duly executed and delivered and constitute the valid, legal, binding and enforceable obligations of the Seller, regardless of whether such enforcement is sought in a proceeding in equity or at law; and all requisite corporate or other action has been taken by the Seller to make this
Agreement and all agreements contemplated hereby valid and binding upon the
Seller in accordance with their terms;

          (b) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the
Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller

                                      -21-

pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

          (c) No Conflicts. Neither the execution and delivery of this
Agreement, the acquisition or origination of the Mortgage Loans by the Seller, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby and thereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the
Seller's charter, by-laws or other organizational documents or any legal restriction or any agreement or instrument to which the Seller is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject, or result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or impair the ability of the Purchaser to realize on the Mortgage Loans, impair the value of the
Mortgage Loans, or impair the ability of the Purchaser to realize the full amount of any insurance benefits accruing pursuant to this Agreement;

          (d) Ability to Service. The Interim Servicer has the facilities, procedures, and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Mortgage Loans. The Interim Servicer is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws, and regulations, if applicable, meets the minimum capital requirements set forth by the OTS, the OCC or the FDIC, and is in good standing to enforce, originate, sell mortgage loans to, and service mortgage loans in each jurisdiction wherein the Mortgaged Properties are located;

          (e) Reasonable Servicing Fee. The Seller acknowledges and agrees that the Servicing Fee, represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Interim
Servicer, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement and the Interim
Servicing Agreement;

          (f) Ability to Perform; Solvency. The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. The Seller is solvent and the sale of the Mortgage Loans will not cause the Seller to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of Seller's creditors;

          (g) No Litigation Pending. There is no action, suit, proceeding or investigation pending or threatened against the Seller, before any court, administrative agency or other tribunal asserting the invalidity of this
Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Seller, or in any material impairment of the right or ability of the Seller to carry on its business substantially as now conducted, or in any material liability on the part of the Seller, or which would draw into question the validity of this
Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the

                                      -22-

Seller contemplated herein, or which would be likely to impair the ability of the Seller to perform under the terms of this Agreement;

          (h) No Consent Required. No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body including HUD, the FHA or the Department of Veterans Affairs is
required for the execution, delivery and performance by the Seller of or compliance by the Seller with this Agreement or the Mortgage Loans, the delivery of a portion of the Mortgage Files to the Custodian or the sale of the Mortgage
Loans or the consummation of the transactions contemplated by this Agreement, or if required, such approval has been obtained prior to the related Closing Date;

          (i) Selection Process. The Mortgage Loans were selected from among the outstanding one- to four-family mortgage loans in the Seller's portfolio at the related Closing Date as to which the representations and warranties set forth in
Subsection 9.02 could be made and such selection was not made in a manner so as to affect adversely the interests of the Purchaser;

          (j) Mortgage Loan Package Characteristics. The characteristics of the related Mortgage Loan Package are as set forth on the description of the pool characteristics for the applicable Mortgage Loan Package delivered pursuant to
Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement;

          (k) No Untrue Information. Neither this Agreement nor any information, statement, tape, diskette, report, form, or other document furnished or to be furnished pursuant to this Agreement or any Reconstitution Agreement or in connection with the transactions contemplated hereby (including any
Securitization Transaction or Whole Loan Transfer) contains or will contain any untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained herein or therein not misleading;

          (l) Financial Statements. The Seller has delivered to the Purchaser financial statements as to its last three complete fiscal years and any later quarter ended more than 60 days prior to the execution of this Agreement. All such financial statements fairly present the pertinent results of operations and changes in financial position for each of such periods and the financial position at the end of each such period of the Seller and its subsidiaries and have been prepared in accordance with generally accepted accounting principles of the United States consistently applied throughout the periods involved, except as set forth in the notes thereto. In addition, the Seller has delivered information as to its loan gain and loss experience in respect of foreclosures and its loan delinquency experience for the immediately preceding three-year period, in each case with respect to mortgage loans owned by it and mortgage loans serviced for others during such period, and all such information so delivered shall be true and correct in all material respects. There has been no change in the business, operations, financial condition, properties or assets of the Seller since the date of the Seller's financial statements that would have a adverse effect on its ability to perform its obligations under this Agreement.
The Seller has completed any forms requested by the Purchaser in a timely manner and in accordance with the provided instructions;

                                      -23-

          (m) No Brokers. The Seller has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

          (n) Sale Treatment. The Seller has been advised by its independent certified public accountants that under generally accepted accounting principles the transfer of the Mortgage Loans may be treated as a sale on the books and records of the Seller and the Seller has determined that the disposition of the
Mortgage Loans pursuant to this Agreement will be afforded sale treatment for tax and accounting purposes;

          (o) Reasonable Purchase Price. The consideration received by the
Seller upon the sale of the Mortgage Loans under this Agreement constitutes fair consideration and reasonably equivalent value for the Mortgage Loans;

          (p) Owner of Record. The Seller is the owner of record of each
Mortgage and the indebtedness evidenced by each Mortgage Note, and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage
Files with respect thereto in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan;

          (q) Seller's Origination. The Seller's decision to originate any mortgage loan or to deny any mortgage loan application is an independent decision based upon Seller's underwriting guidelines, and is in no way made as a result of Purchaser's decision to purchase, or not to purchase, or the price
Purchaser may offer to pay for, any such mortgage loan, if originated;

          (r) Compliance with Anti-Money Laundering Laws. The Seller has complied with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 (collectively, the
"Anti-Money Laundering Laws"); the Seller has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each
Mortgage Loan for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable
Mortgagor for purposes of the Anti-Money Laundering Laws;

          (s) Reports. On or prior to the related Closing Date, Seller has provided the Custodian and the Purchaser with a MERS Report listing the
Purchaser as the Investor with respect to each MERS Designated Mortgage Loan;

          (t) MERS Designations. With respect to each MERS Designated Mortgage
Loan, Seller shall designate the Purchaser as the Investor and no Person shall be listed as Interim Funder on the MERS(R) System; and

          (u) Credit Reporting. The Seller, for so long as it is the Interim
Servicer for each Mortgage Loan, will fully furnish, in accordance with the Fair
Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable)

                                      -24-

on its borrower credit files to Equifax, Experian and Trans Union Credit
Information Company (three of the credit repositories), on a monthly basis.

          Subsection 9.02 Representations and Warranties Regarding Individual
Mortgage Loans.

          The Seller hereby represents and warrants to the Purchaser that, as to each Mortgage Loan, as of the related Closing Date for such Mortgage Loan:

          (a) Mortgage Loans as Described. The information set forth in the
Mortgage Loan Schedule is complete, true and correct;

          (b) Payments Current. All payments required to be made up to the
Closing Date under the terms of the Mortgage Note have been made and credited.
As of the Closing Date, no payment required under the Mortgage Loan is 30 days or more delinquent nor has any payment under the Mortgage Loan been 30 days or more delinquent at any time since the origination of the Mortgage Loan. The first Monthly Payment due in the calendar month succeeding the calendar month in which the Closing Date occurs shall be made with respect to the Mortgage Loan on its Due Date or within the grace period, all in accordance with the terms of the related Mortgage Note;

          (c) No Outstanding Charges. There are no defaults in complying with the terms of the Mortgage securing the Mortgage Loan, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. Except for (A) payments in the nature of escrow payments and (B) interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier to the day which precedes by one month the Due Date of the first installment of principal and interest, including, without limitation, taxes and insurance payments, the Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan;

          (d) Original Terms Unmodified. The terms of the Mortgage Note and
Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the Mortgage Loan
Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the Mortgage Loan Schedule, if applicable. No
Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the Mortgage Loan
Schedule;

                                      -25-

          (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage
Note or the Mortgage, or the exercise of any right thereunder, render either the
Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at, or subsequent to, the time the Mortgage Loan was originated;

          (f) Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae Guides or by
Freddie Mac, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement attached hereto as Exhibit B. If required by the
National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in effect, which policy conforms to
Fannie Mae and Freddie Mac, as well as all additional requirements set forth in
Section 2.10 of the Interim Servicing Agreement attached hereto as Exhibit B.
All individual insurance policies contain a standard mortgagee clause naming the
Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid and such policies may not be reduced, terminated or cancelled without 30 days' prior written notice to the mortgagee. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the
Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the
Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement. The Seller has not engaged in, and has no knowledge of the Mortgagor's or any servicer's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of such policy, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

          (g) Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth in lending, real estate settlement procedures, consumer credit protection, predatory and abusive lending, equal credit opportunity and disclosure laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to prepayment penalties, have been complied with, and the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller shall maintain in its possession, available for the Purchaser's

                                      -26-

inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements. This representation is a Deemed Material
Breach Representation;

          (h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged
Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the
Seller waived any default resulting from any action or inaction by the
Mortgagor;

          (i) Location and Type of Mortgaged Property. The Mortgaged Property is
a fee simple property located in the state identified in the Mortgage Loan
Schedule except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the Mortgaged Property may be a leasehold estate and consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a low-rise condominium project, or an individual unit in a planned unit development and that no residence or dwelling is (i) a mobile home or (ii) a manufactured home; provided, however, that any condominium unit or planned unit development shall not fall within any of the "Ineligible
Projects" of part XII, Section 102 of the Fannie Mae Selling Guide and shall conform with the Underwriting Guidelines. In the case of any Mortgaged
Properties that are manufactured homes (a "Manufactured Home Mortgage Loans"),
(i) such Manufactured Home Mortgage Loan conforms with the applicable Fannie Mae or Freddie Mac requirements regarding mortgage loans related to manufactured dwellings, (ii) the related manufactured dwelling is permanently affixed to the land, (iii) the related manufactured dwelling and the related land are subject to a Mortgage properly filed in the appropriate public recording office and naming Seller as mortgagee, (iv) the applicable laws of the jurisdiction in which the related Mortgaged Property is located will deem the manufactured dwelling located on such Mortgaged Property to be a part of the real property on which such dwelling is located, (v) as of the origination date of the related
Mortgage Loan, the related Mortgagor occupied the related manufactured home as its primary residence, and (vi) such Manufactured Home Mortgage Loan is (x) a qualified mortgage under Section 860G(a)(3) of the Internal Revenue Code of
1986, as amended and (y) secured by manufactured housing treated as a single family residence under Section 25(e)(10) of the Code. As of the date of origination, no portion of the Mortgaged Property was used for commercial purposes, and since the date of origination, no portion of the Mortgaged
Property has been used for commercial purposes; provided, that Mortgaged
Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes.
This representation is a Deemed Material Breach Representation;

          (j) Valid First and Second Lien. Each Mortgage is a valid and subsisting first lien, with respect to First Lien Loans, or second lien, with respect to Second Lien Loans, of record on a single parcel of real estate constituting the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical,

                                      -27-

electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time, subject in all cases to the exceptions to title set forth in the title insurance policy with respect to the related Mortgage Loan, which exceptions are generally acceptable to prudent mortgage lending companies, and such other exceptions to which similar properties are commonly subject and which do not individually, or in the aggregate, materially and adversely affect the benefits of the security intended to be provided by such Mortgage. In no event shall any
Mortgage Loan be in a lien position more junior than a second lien. The lien of the Mortgage is subject only to:

                    (1) with respect to Second Lien Loans, the lien of the first mortgage on the Mortgaged Property;

                    (2) the lien of current real property taxes and assessments not yet due and payable;

                    (3) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (a) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b)
               which do not adversely affect the Appraised Value of the
               Mortgaged Property set forth in such appraisal; and

                    (4) other matters to which like properties are commonly
               subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged
               Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected (A) first lien and first priority security interest with respect to each First Lien Loan, or (B) second lien and second priority security interest with respect to each Second Lien Loan, in either case, on the property described therein and Seller has full right to sell and assign the same to Purchaser. The Mortgaged Property was not, as of the date of origination of the Mortgage Loan, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the Mortgage;

          (k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage
and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions therein relating to prepayment penalties). All parties to the Mortgage Note, the
Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any other related agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. The documents, instruments and

                                      -28-

agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination or servicing of the Mortgage Loan. The Seller has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

          (l) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the
Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

          (m) Ownership. The Seller is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the
Mortgage Files or any part thereof with respect thereto not delivered to the
Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. The
Mortgage Loan is not assigned or pledged, and the Seller has good, indefeasible and marketable title thereto, and has full right to transfer and sell the
Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The
Seller intends to relinquish all rights to possess, control and monitor the
Mortgage Loan. After the Closing Date, the Seller will have no right to modify or alter the terms of the sale of the Mortgage Loan and the Seller will have no obligation or right to repurchase the Mortgage Loan or substitute another
Mortgage Loan, except as provided in this Agreement;

          (n) Doing Business. All parties which have had any interest in the
Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state, or
(iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

          (o) CLTV, LTV; FICO Score. No Mortgage Loan that is a Second Lien Loan has a CLTV in excess of 100%. No Mortgage Loan has an LTV greater than 100%. At origination of the Mortgage Loan, the Mortgagor did not have a FICO score of less than 500;

                                      -29-

          (p) Title Insurance. The Mortgage Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller, its successors and assigns, as to the first priority lien
(with respect to First Lien Loans) or second priority lien (with respect to
Second Lien Loans) of the Mortgage in the original principal amount of the
Mortgage Loan, subject only to the exceptions contained in clauses (1) and (2)
of paragraph (j) of this Subsection 9.02, and in the case of Adjustable Rate
Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein.
The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. The Seller, its successor and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this
Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the
Seller;

          (q) No Defaults. There is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration. With respect to each
Second Lien Loan, (i) the prior mortgage is in full force and effect, (ii) there is no default, breach, violation or event of acceleration existing under such prior mortgage or the related mortgage note, (iii) no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder, and either (A) the prior mortgage contains a provision which allows or (B) applicable law requires, the mortgagee under the Second Lien Loan to receive notice of, and affords such mortgagee an opportunity to cure any default by payment in full or otherwise under the prior mortgage;

          (r) No Mechanics' Liens. There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

                                      -30-

          (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay
wholly within the boundaries and building restriction lines of the Mortgaged
Property, and no improvements on adjoining properties encroach upon the
Mortgaged Property. The Mortgaged Property and all improvements located on or being part of the Mortgaged Property are in compliance with all applicable zoning and building laws, ordinances and regulations;

          (t) Origination; Payment Terms. The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to
Sections 203 and 211 of the Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No Mortgage Loan contains terms or provisions which would result in negative amortization. Principal payments on the Mortgage
Loan commenced no more than sixty days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate as well as, with respect to
Adjustable Rate Mortgage Loans, the Lifetime Rate Cap, the Periodic Rate Floor
and the Periodic Rate Cap are as set forth on Exhibit B to each related
Assignment and Conveyance Agreement. The Mortgage Interest Rate is adjusted, with respect to Adjustable Rate Mortgage Loans, on each Interest Rate Adjustment
Date to equal the Index plus the Gross Margin (rounded up or down to the nearest
0.125%), subject to the Periodic Rate Cap. The Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the
Mortgage Loan fully by the stated maturity date, over an original term of not more than thirty years from commencement of amortization. Unless otherwise specified on the description of pool characteristics for the applicable Mortgage
Loan Package delivered pursuant to Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement, the Mortgage Loan is payable on the first day of each month. There are no
Convertible Mortgage Loans which contain a provision allowing the Mortgagor to convert the Mortgage Note from an adjustable interest rate Mortgage Note to a fixed interest rate Mortgage Note. The Due Date of the first payment under the
Mortgage Note is no more than 60 days from the date of the Mortgage Note;

          (u) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a
Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the
Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

                                      -31-

          (v) Conformance with Agency and Underwriting Guidelines. The Mortgage
Loan was underwritten in accordance with the Underwriting Guidelines (a copy of which is attached to the related Assignment and Conveyance Agreement as Exhibit
C). The Mortgage Note and Mortgage are on forms acceptable to Freddie Mac or
Fannie Mae and neither the Seller nor the Interim Servicer has made any representations to a Mortgagor that are inconsistent with the mortgage instruments used;

          (w) Occupancy of the Mortgaged Property. As of the Closing Date the
Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. The Seller has not received notification from any
Governmental Authority that the Mortgaged Property is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be. The Seller has not received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate. Unless otherwise noted on the Mortgage Loan Schedule, the Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor's primary residence;

          (x) No Additional Collateral. The Mortgage Note is not and has not
been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (j) above;

          (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the
Mortgage (or in the case of a substitution of trustee, is named in a properly recorded substitution of trustee), and no fees or expenses are or will become payable by the Purchaser, the Custodian or the Interim Servicer to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

          (z) Acceptable Investment. There are no circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor, the
Mortgage File or the Mortgagor's credit standing that can reasonably be expected to cause private institutional investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan, or cause the
Mortgage Loan to prepay during any period materially faster or slower than the mortgage loans originated by the Seller generally;

          (aa) Delivery of Mortgage Documents. The Mortgage Note, the Mortgage,
the Assignment of Mortgage and any other documents required to be delivered under this Agreement for each Mortgage Loan have been delivered to the
Custodian. The Seller is in possession of a complete, true and accurate Mortgage
File in compliance with Exhibit A hereto, except for such documents the originals of which have been delivered to the Custodian, and the Seller has retained copies thereof;

                                      -32-

          (bb) Condominiums/Planned Unit Developments. If the Mortgaged Property
is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project is (i) acceptable to Fannie Mae or Freddie Mac or (ii) located in a condominium or planned unit development project which has received project approval from
Fannie Mae or Freddie Mac. The representations and warranties required by Fannie
Mae with respect to such condominium or planned unit development have been satisfied and remain true and correct;

          (cc) Transfer of Mortgage Loans. Except with respect to MERS
Designated Mortgage Loans, the Assignment of Mortgage with respect to each
Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

          (dd) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the
Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the
Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder, and to the best of the Seller's knowledge, such provision is enforceable;

          (ee) No Balloon Mortgage Loans. The Mortgage Loan is not a Balloon
Mortgage Loan unless specifically listed on the Mortgage Loan Schedule;

          (ff) No Buydown Provisions; No Graduated Payments or Contingent
Interests. The Mortgage Loan does not contain provisions pursuant to which
Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the
Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The
Mortgage Loan is not a graduated payment mortgage loan, and the Mortgage Loan does not have a shared appreciation or other contingent interest feature. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and the Seller has not
financed nor does it own directly or indirectly, any equity of any form in the
Mortgaged Property or the Mortgagor;

          (gg) Consolidation of Future Advances. Any future advances made to the
Mortgagor prior to the Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first or second, as applicable, lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence acceptable to Fannie Mae and Freddie Mac.
The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

          (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. There
is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged

                                      -33-

Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair. There have not been any condemnation proceedings with respect to the Mortgaged Property and the Seller has no knowledge of any such proceedings in the future;

          (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments.
The origination, servicing and collection practices with respect to the Mortgage
Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper.
With respect to escrow deposits and Escrow Payments (other than with respect to
Second Lien Loans for which the mortgagee under the prior mortgage lien is collecting Escrow Payments), all such payments are in the possession of Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. Each Mortgage Loan is covered by a paid in full, life of loan, tax service contract that has been assigned without penalty, premium or cost to the Purchaser. All Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage or the Mortgage Note.
All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the
Mortgage Note, another index was selected for determining the Mortgage Interest
Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. Any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage
Interest Rate and the Monthly Payment adjustments have been delivered. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

          (jj) Mortgage Loan Attributes: The Mortgage Loan has the
characteristics set forth on Exhibit B to the related Assignment and Conveyance
Agreement;

          (kk) Other Insurance Policies; No Defense to Coverage. No action, inaction or event has occurred and no state of facts exists or has existed on or prior to the Closing Date that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable primary mortgage insurance policy, hazard insurance policy or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured), irrespective of the cause of such failure of coverage. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser. In connection with the placement of any such insurance, no commission, fee, or other

                                      -34-

compensation has been or will be received by the Seller or by any officer, director, or employee of the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

          (ll) No Violation of Environmental Laws. The Mortgaged Property is
free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation.
There is no pending action or proceeding directly involving the Mortgaged
Property in which compliance with any environmental law, rule or regulation is an issue; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

          (mm) Servicemembers' Civil Relief Act. The Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers' Civil Relief Act of 1940, as amended, or any similar state statute;

          (nn) Appraisal. The Seller has delivered to the Purchaser an appraisal of the Mortgaged Property signed prior to the approval of the Mortgage application by an appraiser qualified under Fannie Mae and Freddie Mac guidelines who (i) is licensed in the state where the Mortgaged Property is located, (ii) has no interest, direct or indirect, in the Mortgaged Property or in any Loan or the security therefor, and (iii) does not receive compensation that is affected by the approval or disapproval of the Mortgage Loan. The appraisal shall have been made within one hundred and eighty (180) days of the origination of the Mortgage Loan and shall be completed in compliance with the
Uniform Standards of Professional Appraisal Practice, and all applicable Federal and state laws and regulations. If the appraisal was made more than one hundred and twenty (120) days before the origination of the Mortgage Loan, the Seller shall have received and delivered to the Purchaser a recertification of the appraisal;

          (oo) Disclosure Materials. The Mortgagor has, and has executed a statement to the effect that the Mortgagor has, received all disclosure materials required by applicable law and the Seller has complied with all applicable law with respect to the making of the Mortgage Loans. The Seller shall cause the Interim Servicer to maintain such statement in the Mortgage
File;

          (pp) Construction or Rehabilitation of Mortgaged Property. The
Mortgage Loan was not made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged
Property;

          (qq) No Defense to Insurance Coverage. No action has been taken or failed to be taken, no event has occurred and no state of facts exists or has existed on or prior to the Closing Date (whether or not known to the Seller on or prior to such date) which has resulted or will result in an exclusion from, denial of, or defense to coverage under any primary mortgage insurance
(including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Seller, the related Mortgagor or any party involved in the application for such coverage, including the appraisal, plans and specifications and other exhibits or

                                      -35-

documents submitted therewith to the insurer under such insurance policy, or for any other reason under such coverage, but not including the failure of such insurer to pay by reason of such insurer's breach of such insurance policy or such insurer's financial inability to pay. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

          (rr) Qualified Mortgage. The Mortgage Loan is a qualified mortgage under Section 860G(a)(3) of the Code;

          (ss) Credit Information. As to each consumer report (as defined in the
Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Seller to the Purchaser, that Seller has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded by the terms of the Mortgage Loan Documents from furnishing the same to any subsequent or prospective purchaser of such Mortgage. The Seller shall hold the Purchaser harmless from any and all damages, losses, costs and expenses (including attorney's fees) arising from disclosure of credit information in connection with the Purchaser's secondary marketing operations and the purchase and sale of mortgages. The Seller has in its capacity as servicer, for each Mortgage Loan, fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union
Credit Information Company (three of the credit repositories), on a monthly basis. This representation is a Deemed Material Breach Representation;

          (tt) Leaseholds. If the Mortgage Loan is secured by a long-term residential lease, (1) the lessor under the lease holds a fee simple interest in the land; (2) the terms of such lease expressly permit the mortgaging of the leasehold estate, the assignment of the lease without the lessor's consent and the acquisition by the holder of the Mortgage of the rights of the lessee upon foreclosure or assignment in lieu of foreclosure or provide the holder of the
Mortgage with substantially similar protections; (3) the terms of such lease do not (a) allow the termination thereof upon the lessee's default without the holder of the Mortgage being entitled to receive written notice of, and opportunity to cure, such default, (b) allow the termination of the lease in the event of damage or destruction as long as the Mortgage is in existence, (c)
prohibit the holder of the Mortgage from being insured (or receiving proceeds of insurance) under the hazard insurance policy or policies relating to the
Mortgaged Property or (d) permit any increase in rent other than pre-established increases set forth in the lease; (4) the original term of such lease is not less than 15 years; (5) the term of such lease does not terminate earlier than five years after the maturity date of the Mortgage Note; and (6) the Mortgaged
Property is located in a jurisdiction in which the use of leasehold estates in transferring ownership in residential properties is a widely accepted practice;

          (uu) Prepayment Penalty. The Mortgage Loan is subject to a prepayment penalty as provided in the related Mortgage Note except as set forth on Exhibit
B to each related Assignment and Conveyance Agreement. With respect to each
Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable and will be enforced

                                      -36-

by the Seller for the benefit of the Purchaser, and each prepayment penalty is permitted pursuant to federal, state and local law. Each such prepayment penalty is in an amount equal to the maximum amount permitted under applicable law and no such prepayment penalty may be imposed for a term in excess of five (5) years with respect to Mortgage Loans originated prior to October, 1, 2002. With respect to Mortgage Loans originated on or after October 1, 2002, the duration of the prepayment period shall not exceed three (3) years from the date of the
Mortgage Note unless the Mortgage Loan was modified to reduce the prepayment period to no more than three (3) years from the date of such Mortgage Note and the Mortgagor was notified in writing of such reduction in prepayment period.
With respect to any Mortgage Loan that contains a provision permitting imposition of a premium upon a prepayment prior to maturity: (i) prior to the
Mortgage Loan's origination, the Mortgagor agreed to such premium in exchange for a monetary benefit, including but not limited to a rate or fee reduction, and (ii) prior to the Mortgage Loan's origination, the Mortgagor was offered the option of obtaining a mortgage loan that did not require payment of such a premium, (iii) the prepayment premium is disclosed to the Mortgagor in the loan documents pursuant to applicable state, local and federal law. This representation is a Deemed Material Breach Representation;

          (vv) Assumability. With respect to each Adjustable Rate Mortgage Loan, the Mortgage Loan Documents provide that after the related first Interest Rate
Adjustment Date, a related Mortgage Loan may only be assumed if the party assuming such Mortgage Loan meets certain credit requirements stated in the
Mortgage Loan Documents;

          (ww) Conversion to Fixed Interest Rate. With respect to Adjustable
Rate Mortgage Loans, the Mortgage Loan is not a Convertible Mortgage Loan;

          (xx) [Reserved];

          (yy) Predatory Lending Regulations. No Mortgage Loan is a High Cost
Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after
October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending
Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law. The Mortgaged Property is not located in a jurisdiction where a breach of this representation with respect to the related Mortgage Loan may result in additional assignee liability to the Purchaser, as determined by Purchaser in its reasonable discretion. This representation is a Deemed Material Breach
Representation;

          (zz) Single-premium credit life insurance policy. No Mortgagor was required to purchase any single premium credit insurance policy (e.g., life, mortgage, disability, property, accident, unemployment or health insurance product) or debt cancellation agreement as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single premium credit insurance policy (e.g., life, mortgage, disability, property, accident, unemployment, mortgage or health insurance) in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies or debt cancellation agreements as part of the origination of, or as a condition to closing, such Mortgage Loan. This representation is a Deemed Material Breach Representation;

                                      -37-

          (aaa) Regarding the Mortgagor. The Mortgagor is one or more natural persons and/or trustees for an Illinois land trust or a trustee under a "living trust" and such "living trust" is in compliance with Fannie Mae guidelines for such trusts;

          (bbb) Insurance. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser;

          (ccc) Simple Interest Mortgage Loans. The Mortgage Loan is not a
simple interest Mortgage Loan;

          (ddd) Flood Certification Contract. The Mortgage Loan is covered by a paid in full, life of loan, transferable flood certification contract that has been assigned without penalty, cost or premium to the Purchaser;

          (eee) Consent. Either (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File;

          (fff) Origination Date. The date of origination of the Mortgage Loan shall be no earlier than three (3) months prior to the date such Mortgage Loan is first purchased by the Purchaser;

          (ggg) No Exception. The Custodian has not noted any material exceptions on an Exception Report (as defined in the Custodial Agreement) with respect to the Mortgage Loan which would materially adversely affect the
Mortgage Loan or the Purchaser's ownership of the Mortgage Loan, unless consented to by the Purchaser;

          (hhh) Mortgage Submitted for Recordation. The Mortgage either has been or will promptly be submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located;

          (iii) Endorsements. The Mortgage Note has been endorsed by Seller for its own account and not as a fiduciary, trustee, trustor or beneficiary under a trust agreement;

          (jjj) Accuracy of Information. All information provided to the
Purchaser by the Seller with respect to the Mortgage Loan is accurate in all material respects;

          (kkk) Mortgagor Bankruptcy. On or prior to the date 60 days after the related Closing Date, the Mortgagor has not filed or will not file a bankruptcy petition or has not become the subject or will not become the subject of involuntary bankruptcy proceedings or has not consented to or will not consent to the filing of a bankruptcy proceeding against it or to a receiver being appointed in respect of the related Mortgaged Property;

          (lll) No Construction Loans. No Mortgage Loan was made in connection with (a) facilitating the trade-in or exchange of a Mortgaged Property or (b)
the construction or

                                      -38-

rehabilitation of a Mortgaged Property, unless the Mortgage
Loan is a construction-to-permanent mortgage loan listed on the Mortgage Loan
Schedule which has been fully disbursed, all construction work is complete and a completion certificate has been issued;

          (mmm) No Equity Participation. No document relating to the Mortgage
Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the
Mortgaged Property or the Mortgagor and Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the
Mortgagor;

          (nnn) Proceeds of Mortgage Loan. The proceeds of the Mortgage Loan have not been and shall not be used to satisfy, in whole or in part, any debt owed or owing by the Mortgagor to Seller or any Affiliate or correspondent thereof unless such debt was originated more than 24 months prior to the origination of such Mortgage Loan;

          (ooo) No Arbitration. No Mortgagor with respect to any Mortgage Loan originated on or after August 1, 2004 agreed to submit to arbitration to resolve any dispute arising out of or relating in any way to the mortgage loan transaction. This representation is a Deemed Material Breach Representation;

          (ppp) Origination Practices/No Steering. No Mortgagor was encouraged or required to select a Mortgage Loan product offered by the Mortgage Loan's originator which is a higher cost product designed for less creditworthy borrowers, unless at the time of the Mortgage Loan's origination, such Mortgagor did not qualify taking into account credit history and debt-to-income ratios for a lower-cost credit product then offered by the Mortgage Loan's originator or any affiliate of the Mortgage Loan's originator. If, at the time of loan application, the Mortgagor may have qualified for a lower-cost credit product then offered by any mortgage lending affiliate of the Mortgage Loan's originator, the Mortgage Loan's originator referred the Mortgagor's application to such affiliate for underwriting consideration. This representation is a
Deemed Material Breach Representation;

          (qqq) Underwriting Methodology. The methodology used in underwriting the extension of credit for each Mortgage Loan employs, in part, objective mathematical principles which relate the Mortgagor's income, assets and liabilities to the proposed payment and such underwriting methodology does not rely on the extent of the Mortgagor's equity in the collateral as the principal determining factor in approving such credit extension. Such underwriting methodology confirmed that at the time of origination (application/approval) the
Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan.
This representation is a Deemed Material Breach Representation;

          (rrr) Points and Fees. No Mortgagor was charged "points and fees"
(whether or not financed) in an amount greater than (i) $1,000 or (ii) 5% of the principal amount of such Mortgage Loan, whichever is greater. For purposes of this representation, "points and fees" (x) include origination, underwriting, broker and finder fees and charges paid to the mortgage or a third party; and
(y) exclude bona fide discount points, fees paid for actual services rendered in connection with the origination of the Mortgage Loan (such attorneys' fees, notaries fees and

                                      -39-

fees paid for property appraisals, credit reports, surveys, title examinations and extracts, flood and tax certifications and home inspections); the costs of mortgage insurance or credit-risk price adjustments; the costs of title, hazard and flood insurance policies; state and local transfer taxes or fees; escrow deposits for the future payment of taxes and insurance premiums; and other miscellaneous fees and charges that, in total, do not exceed 0.25% of the principal amount of such Mortgage Loan. This representation is a Deemed Material
Breach Representation;

          (sss) Fees Charges. All fees and charges (including finance charges)
and whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan has been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. This representation is a Deemed Material Breach
Representation; and

          (ttt) Second Lien Mortgage Loans. With respect to each Second Lien
Loan: (1) the related First Lien Loan does not permit negative amortization; (2)
where required or customary in the jurisdiction in which the Mortgaged Property is located, the original lender has filed for record a request for notice of any action by the related senior lienholder, and the Seller has notified such second lienholder in writing of the existence of the Second Lien Loan and requested notification of any action to be taken against the Mortgagor by such senior lienholder; either (a) no consent for the Second Lien Loan is required by the holder of the related First Lien Loan or (b) such consent has been obtained and is contained in the related Mortgage File; (3) to the best of Seller's knowledge, the related First Lien Loan is in full force and effect, and there is no default, lien, breach, violation or event which would permit acceleration existing under such First Lien Loan or Mortgage Note, and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration under such First Lien Loan; (4) the related first lien
Mortgage contains a provision which provide for giving notice of default or breach to the mortgagee under the Mortgage Loan and allows such mortgagee to cure any default under the related first lien Mortgage; and (5) the related
Mortgaged Property was the Mortgagor's principal residence at the time of the origination of the such Second Lien Loan. This representation is a Deemed
Material Breach Representation.

          Subsection 9.03 Remedies for Breach of Representations and Warranties.

          It is understood and agreed that the representations and warranties set forth in Subsections 9.01 and 9.02 shall survive the sale of the Mortgage
Loans to the Purchaser and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or
Assignment of Mortgage or the examination or failure to examine any Mortgage
File. Upon discovery by either the Seller or the Purchaser of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other.

          Within 60 days of the earlier of either discovery by or notice to the
Seller of any breach of a representation or warranty which materially and adversely affects the value of the Mortgage Loans or the interest of the
Purchaser therein (or which materially and adversely affects the value of the applicable Mortgage Loan or the interest of the Purchaser therein in the case of a representation and warranty relating to a particular Mortgage Loan), the
Seller shall use

                                      -40-

its best efforts promptly to cure such breach in all material respects and, if such breach cannot be cured, the Seller shall, at the Purchaser's option, repurchase such Mortgage Loan at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase.
Notwithstanding the above sentence, (i) within 60 days of the earlier of either discovery by, or notice to, the Seller of any breach of the representation or warranty set forth in clause (rr) of Subsection 9.02, the Seller shall repurchase such Mortgage Loan at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase and (ii) any breach of a Deemed Material Breach Representation shall automatically be deemed to materially and adversely affect the value of the Mortgage Loans or the interest of the Purchaser therein. In the event that a breach shall involve any representation or warranty set forth in Subsection 9.01, and (except as provided in the preceding sentence with respect to certain breaches for which no cure is permitted) such breach cannot be cured within 60 days of the earlier of either discovery by or notice to the Seller of such breach, all of the Mortgage Loans shall, at the Purchaser's option, be repurchased by the Seller at the Repurchase
Price, together with all expenses incurred by the Purchaser as a result of such repurchase. However, if the breach shall involve a representation or warranty set forth in Subsection 9.02 (other than the representation and warranty set forth in clause (rr) or a Deemed Material Breach Representation of such
Subsection) and the Seller discovers or receives notice of any such breach within 120 days of the related Closing Date, the Seller shall, at the
Purchaser's option and provided that the Seller has a Qualified Substitute
Mortgage Loan, rather than repurchase the Mortgage Loan as provided above, remove such Mortgage Loan (a "Deleted Mortgage Loan") and substitute in its place a Qualified Substitute Mortgage Loan or Loans, provided that any such substitution shall be effected not later than 120 days after the related Closing
Date. If the Seller has no Qualified Substitute Mortgage Loan, it shall repurchase the deficient Mortgage Loan. Any repurchase of a Mortgage Loan or
Loans pursuant to the foregoing provisions of this Subsection 9.03 shall be accomplished by either (a) if the Interim Servicing Agreement has been entered into and is in effect, deposit in the Custodial Account of the amount of the
Repurchase Price for distribution to the Purchaser on the next scheduled
Remittance Date, after deducting therefrom any amount received in respect of such repurchased Mortgage Loan or Loans and being held in the Custodial Account for future distribution or (b) if the Interim Servicing Agreement has not been entered into or is no longer in effect, by direct remittance of the Repurchase
Price to the Purchaser or its designee in accordance with the Purchaser's instructions.

          At the time of repurchase or substitution, the Purchaser and the
Seller shall arrange for the reassignment of the Deleted Mortgage Loan to the
Seller and the delivery to the Seller of any documents held by the Custodian relating to the Deleted Mortgage Loan. In the event of a repurchase or substitution, the Seller shall, simultaneously with such reassignment, give written notice to the Purchaser that such repurchase or substitution has taken place, amend the Mortgage Loan Schedule to reflect the withdrawal of the Deleted
Mortgage Loan from this Agreement, and, in the case of substitution, identify a
Qualified Substitute Mortgage Loan and amend the Mortgage Loan Schedule to reflect the addition of such Qualified Substitute Mortgage Loan to this
Agreement. In connection with any such substitution, the Seller shall be deemed to have made as to such Qualified Substitute Mortgage Loan the representations and warranties set forth in this Agreement except that all such representations and warranties set forth in this Agreement shall be deemed made as of the date of such substitution. The Seller shall effect such substitution by delivering to the Custodian or to such other party as the Purchaser may designate

                                      -41-

in writing for such Qualified Substitute Mortgage Loan the documents required by
Subsection 6.03, with the Mortgage Note endorsed as required by Subsection 6.03.
No substitution will be made in any calendar month after the Determination Date for such month. The Seller shall cause the Interim Servicer to remit directly to the Purchaser, or its designee in accordance with the Purchaser's instructions the Monthly Payment less the Servicing Fee due, if any, on such Qualified
Substitute Mortgage Loan or Loans in the month following the date of such substitution. Monthly Payments due with respect to Qualified Substitute Mortgage
Loans in the month of substitution shall be retained by the Seller. For the month of substitution, distributions to the Purchaser shall include the Monthly
Payment due on any Deleted Mortgage Loan in the month of substitution, and the
Seller shall thereafter be entitled to retain all amounts subsequently received by the Seller in respect of such Deleted Mortgage Loan.

          For any month in which the Seller substitutes a Qualified Substitute
Mortgage Loan for a Deleted Mortgage Loan, the Seller shall determine the amount
(if any) by which the aggregate principal balance of all Qualified Substitute
Mortgage Loans as of the date of substitution is less than the aggregate Stated
Principal Balance of all Deleted Mortgage Loans (after application of scheduled principal payments due in the month of substitution). The amount of such shortfall shall be distributed by the Seller directly to the Purchaser or its designee in accordance with the Purchaser's instructions within two (2) Business
Days of such substitution.

          In addition to such repurchase or substitution obligation, the Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents and hold such parties harmless against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of the Seller representations and warranties contained in this Agreement or any Reconstitution Agreement. It is understood and agreed that the obligations of the Seller set forth in this Subsection 9.03 and Subsection 14.01 to cure, substitute for or repurchase a defective Mortgage Loan and to indemnify the Purchaser and Successor Servicer as provided in this Subsection 9.03 constitute the sole remedies of the Purchaser and Successor Servicer respecting a breach of the foregoing representations and warranties. For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the
Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

          Any cause of action against the Seller relating to or arising out of the breach of any representations and warranties made in Subsections 9.01 and
9.02 shall accrue as to any Mortgage Loan upon (i) discovery of such breach by the Purchaser or notice thereof by the Seller to the Purchaser, (ii) failure by the Seller to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Seller by the Purchaser for compliance with this Agreement.

                                      -42-

          Subsection 9.04 Repurchase of Mortgage Loans That Prepay in Full.

          If any Mortgage Loan is prepaid within thirty (30) days from and after the related Closing Date, the Seller shall pay to the Purchaser, within thirty
(30) business days of such prepayment in full, an amount equal to the Premium
Percentage multiplied by the outstanding principal balance of such Mortgage Loan as of the date of such prepayment in full (less, in the case of any prepayment accompanied by a prepayment premium, the amount of such prepayment premium).

          Subsection 9.05 Repurchase of Mortgage Loans with First Payment
Defaults.

          (a) If the related Mortgagor is delinquent with respect to the
Mortgage Loan's first Monthly Payment after origination of such Mortgage Loan, the Seller, at the Purchaser's option exercised in its sole discretion, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the percentage of par as stated in the related Purchase Price and Terms Agreement
(subject to adjustment as provided therein) multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such Mortgage Loan.

          (b) If the related Mortgagor is delinquent with respect to the
Mortgage Loan's Monthly Payment due in the month in which the related Closing
Date occurs or the Monthly Payment due in the first calendar month following the month in which the related Closing Date occurs, in each case on its due date or within the grace period, all in accordance with the terms of the related
Mortgage Note, the Seller, at the Purchaser's option exercised in its sole discretion, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the percentage of par as stated in the related Purchase Price and Terms
Agreement (subject to adjustment as provided therein) multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such Mortgage Loan.

          SECTION 10. Closing.

          The closing for the purchase and sale of each Mortgage Loan Package shall take place on the related Closing Date. At the Purchaser's option, the
Closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

          The closing for the Mortgage Loans to be purchased on each Closing
Date shall be subject to each of the following conditions:

          (a)  at least two Business Days prior to the related Closing Date, the
               Seller shall deliver to the Purchaser, in electronic format acceptable to the Purchaser in its sole discretion, a listing on a loan-level basis of the

                                      -43-

               necessary information to compute the Purchase Price of the
               Mortgage Loans delivered on the Closing Date (including accrued interest), and prepare a Mortgage Loan Schedule;

          (b)  all of the representations and warranties of the Seller under this Agreement and of the Interim Servicer under the Interim
               Servicing Agreement (with respect to each Mortgage Loan for an interim period, as specified therein) shall be true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement or an Event of Default under the
               Interim Servicing Agreement;

          (c)  the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all closing documents as specified in Section 11 of this Agreement, in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

          (d)  the Seller shall have delivered and released to the Custodian all documents required pursuant to this Agreement; and

          (e)  all other terms and conditions of this Agreement and the related
               Purchase Price and Terms Agreement shall have been complied with.

          Subject to the foregoing conditions, the Purchaser shall pay to the
Seller on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 4 of this Agreement, by wire transfer of immediately available funds to the account designated by the Seller.

          SECTION 11. Closing Documents.

          The Closing Documents for the Mortgage Loans to be purchased on each
Closing Date shall consist of fully executed originals of the following documents:

          (1) this Agreement (to be executed and delivered only for the initial
Closing Date);

          (2) the Interim Servicing Agreement, dated as of the initial Cut-off
Date, in the form of Exhibit B hereto (to be executed and delivered only for the initial Closing Date);

          (3) with respect to the initial Closing Date, the Custodial Agreement, dated as of the initial Cut-off Date;

          (4) the related Mortgage Loan Schedule, segregated by Mortgage Loan
Package, one copy to be attached hereto, one copy to be attached to the
Custodian's counterpart of the Custodial Agreement, and one copy to be attached to the related Assignment and Conveyance as the Mortgage Loan Schedule thereto;

                                      -44-

          (5) a Custodian's Certification, as required under the Custodial
Agreement, in the form of Exhibit G-1 to the Custodial Agreement;

          (6) with respect to the initial Closing Date, a Custodial Account
Letter Agreement or a Custodial Account Certification, as applicable, as required under the Interim Servicing Agreement;

          (7) with respect to the initial Closing Date, an Escrow Account Letter
Agreement or an Escrow Account Certification, as applicable, as required under the Interim Servicing Agreement;

          (8) with respect to the initial Closing Date, an Officer's
Certificate, in the form of Exhibit C hereto with respect to each of the Seller and the Interim Servicer, including all attachments hereto; with respect to subsequent Closing Dates, an Officer's Certificate upon request of the
Purchaser;

          (9) with respect to the initial Closing Date, an Opinion of Counsel of each of the Seller and the Interim Servicer (who may be an employee of the
Seller or the Interim Servicer, as applicable), in the form of Exhibit D hereto
("Opinion of Counsel of the Seller"); with respect to subsequent Closing Dates, an Opinion of Counsel of the Seller upon request of the Purchaser;

          (10) with respect to the initial Closing Date, an Opinion of Counsel of the Custodian (who may be an employee of the Custodian), in the form of an exhibit to the Custodial Agreement;

          (11) a Security Release Certification, in the form of Exhibit E or F, as applicable, hereto executed by any person, as requested by the Purchaser, if any of the Mortgage Loans have at any time been subject to any security interest, pledge or hypothecation for the benefit of such person;

          (12) a certificate or other evidence of merger or change of name, signed or stamped by the applicable regulatory authority, if any of the Mortgage
Loans were acquired by the Seller by merger or acquired or originated by the
Seller while conducting business under a name other than its present name, if applicable;

          (13) with respect to the initial Closing Date, the Underwriting
Guidelines to be attached to the related Assignment and Conveyance as Exhibit C;

          (14) Assignment and Conveyance Agreement in the form of Exhibit H hereto;

          (15) Exhibit B to the related Assignment and Conveyance Agreement; and

          (16) a MERS Report reflecting the Purchaser as Investor and no Person as Interim Funder for each MERS Designated Mortgage Loan.

          The Seller shall bear the risk of loss of the closing documents until such time as they are received by the Purchaser or its attorneys. SECTION 12.
Costs.

                                      -45-

          The Purchaser shall pay any commissions due its salesmen and the legal fees and expenses of its attorneys and custodial fees. All other costs and expenses incurred in connection with the transfer and delivery of the Mortgage
Loans and the Servicing Rights including recording fees, fees for title policy endorsements and continuations, fees for recording Assignments of Mortgage, and the Seller's attorney's fees, shall be paid by the Seller.

          SECTION 13. Cooperation of Seller with a Reconstitution.

          The Seller and the Purchaser agree that with respect to some or all of the Mortgage Loans, after each Closing Date, on one or more dates (each, a
"Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a Reconstitution of some or all of the Mortgage Loans then subject to this
Agreement, without recourse, to:

          (a)  Fannie Mae under its Cash Purchase Program or MBS Program
               (Special Servicing Option) (each, a "Fannie Mae Transfer"); or

          (b)  Freddie Mac (the "Freddie Mac Transfer"); or

          (c)  one or more third party purchasers in one or more Whole Loan
               Transfers; or

          (d)  one or more trusts or other entities to be formed as part of one or more Securitization Transactions.

          The Seller agrees to execute in connection with any Agency Transfer, any and all reasonably acceptable pool purchase contracts, and/or agreements among the Purchaser, the Seller, Fannie Mae or Freddie Mac (as the case may be)
and any servicer in connection with a Whole Loan Transfer, a seller's warranties and servicing agreement or a participation and servicing agreement in form and substance reasonably acceptable to the parties, and in connection with a
Securitization Transaction, a pooling and servicing agreement in form and substance reasonably acceptable to the parties or an Assignment and Recognition
Agreement substantially in the form attached hereto as Exhibit J (collectively, the agreements referred to herein are designated, the "Reconstitution
Agreements"), together with an opinion of counsel with respect to such
Reconstitution Agreements.

          With respect to each Whole Loan Transfer and each Securitization
Transaction entered into by the Purchaser, the Seller agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser; (3) to restate the representations and warranties set forth in this Agreement and the Interim
Servicing Agreement as of the related Reconstitution Date or make the representations and warranties set forth in the related selling/servicing guide of the servicer or issuer, as the case may be, or such representations or warranties as may be required by any Rating Agency or prospective purchaser of the related securities or such Mortgage Loans, in connection with such
Reconstitution. The Seller shall provide to such servicer or issuer, as the case may be, and any other participants or

                                      -46-

purchasers in such Reconstitution: (i) any and all information and appropriate verification of information which may be reasonably available to the Seller or its affiliates, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request; and
(ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Seller or the Interim Servicer as are reasonably believed necessary by the Purchaser or any such other participant; and (iii) to execute, deliver and satisfy all conditions set forth in any indemnity agreement required by the
Purchaser or any such participant, including, without limitation, an
Indemnification and Contribution Agreement in substantially the form attached hereto as Exhibit K. Moreover, the Seller agrees to cooperate with all reasonable requests made by the Purchaser to effect such Reconstitution
Agreements. The Seller shall indemnify the Purchaser, each affiliate of the
Purchaser participating in the Reconstitution and each person who controls the
Purchaser or such affiliate and their respective present and former directors, officers, employees and agents, and hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that each of them may sustain in any way related to any information provided by or on behalf of the Seller regarding the Seller, the Seller's servicing practices or performance, the Mortgage Loans or the Underwriting Guidelines set forth in any offering document prepared in connection with any Reconstitution. For purposes of the previous sentence, "Purchaser" shall mean the Person then acting as the
Purchaser under this Agreement and any and all Persons who previously were
"Purchasers" under this Agreement.

          In the event the Purchaser has elected to have the Interim Servicer or the Seller hold record title to the Mortgages, prior to the Reconstitution Date, the Interim Servicer or the Seller shall prepare an assignment of mortgage in blank or to the prospective purchaser or trustee, as applicable, from the
Interim Servicer or the Seller, as applicable, acceptable to the prospective purchaser or trustee, as applicable, for each Mortgage Loan that is part of the
Reconstitution and shall pay all preparation and recording costs associated therewith. In connection with the Reconstitution, the Interim Servicer shall execute or shall cause the Seller to execute each Assignment of Mortgage (except with respect to each MERS Designated Mortgage Loan), track such Assignments of
Mortgage to ensure they have been recorded and deliver them as required by the prospective purchaser or trustee, as applicable, upon the Interim Servicer's receipt thereof. Additionally, the Interim Servicer shall prepare and execute or shall cause the Seller to execute, at the direction of the Purchaser, any note endorsement in connection with any and all seller/servicer agreements.

          All Mortgage Loans not sold or transferred pursuant to a
Reconstitution shall remain subject to this Agreement and, if the Interim
Servicing Agreement shall remain in effect with respect to the related Mortgage
Loan Package, shall continue to be serviced in accordance with the terms of this
Agreement and the Interim Servicing Agreement and with respect thereto this
Agreement shall remain in full force and effect.

                                      -47-

          SECTION 14. The Seller.

          Subsection 14.01 Additional Indemnification by the Seller; Third Party
Claims.

          (a) The Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents, and hold such parties harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees (including legal fees incurred in connection with the enforcement of the Seller's indemnification obligation under this Section 14.01)
and related costs, judgments, and any other costs, fees and expenses that such parties may sustain in any way related to the failure of the Seller to perform its duties and the Interim Servicer to service the Mortgage Loans in strict compliance with the terms of this Agreement or any Reconstitution Agreement entered into pursuant to Section 13 or any breach of any of Seller's representations, warranties and covenants set forth in this Agreement (provided that such costs shall not include any lost profits). For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the
Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

          (b) Promptly after receipt by an indemnified party under this Section
14.01 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 14.01, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party under this Section 14.01, except to the extent that it has been prejudiced in any material respect, or from any liability which it may have, otherwise than under this Section 14.01. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party or parties shall have reasonably concluded that there may be legal defenses available to it or them and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party for expenses incurred by the indemnified party in connection with the defense thereof unless
(i) the indemnified party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with one local counsel, if applicable)), (ii) the indemnifying party shall not have

                                      -48-

employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party; and except that, if clause (i) or (iii) is applicable, such liability shall be only in respect of the counsel referred to in such clause (i)
or (iii).

          Subsection 14.02 Merger or Consolidation of the Seller.

          The Seller will keep in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

          Any Person into which the Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the
Seller shall be a party, or any Person succeeding to the business of the Seller, shall be the successor of the Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall have a net worth of at least $30,000,000.

          SECTION 15. Financial Statements.

          The Seller understands that in connection with the Purchaser's marketing of the Mortgage Loans, the Purchaser shall make available to prospective purchasers audited financial statements of the Seller for the most recently completed three fiscal years respecting which such statements are available, as well as a Consolidated Statement of Condition of the Seller at the
end of the last two fiscal years covered by such Consolidated Statement of
Operations. The Seller shall also make available any comparable interim statements to the extent any such statements have been prepared by the Seller
(and are available upon request to members or stockholders of the Seller or the public at large). The Seller, if it has not already done so, agrees to furnish promptly to the Purchaser copies of the statements specified above. The Seller shall also make available information on its servicing performance with respect to loans serviced for others, including delinquency ratios.

          The Seller also agrees to allow reasonable access to a knowledgeable financial or accounting officer for the purpose of answering questions asked by any prospective purchaser regarding recent developments affecting the Seller or the financial statements of the Seller.

          SECTION 16. Mandatory Delivery; Grant of Security Interest.

          The sale and delivery on the related Closing Date of the Mortgage
Loans described on the related Mortgage Loan Schedule is mandatory from and after the date of the execution of the related Purchase Price and Terms
Agreement, it being specifically understood and agreed that each Mortgage Loan is unique and identifiable on the date hereof and that an award of money damages would be insufficient to compensate the Purchaser for the losses and damages incurred by the Purchaser (including damages to prospective purchasers of the

                                      -49-

Mortgage Loans) in the event of the Seller's failure to deliver (i) each of the related Mortgage Loans or (ii) one or more Qualified Substitute Mortgage Loans or (iii) one or more Mortgage Loans otherwise acceptable to the Purchaser on or before the related Closing Date. The Seller hereby grants to the Purchaser a lien on and a continuing security interest in each Mortgage Loan and each document and instrument evidencing each such Mortgage Loan to secure the performance by the Seller of its obligations under the related Purchase Price and Terms Agreement, and the Seller agrees that it shall hold such Mortgage
Loans in custody for the Purchaser subject to the Purchaser's (i) right to reject any Mortgage Loan (or Qualified Substitute Mortgage Loan) under the terms of this Agreement and to require another Mortgage Loan (or Qualified Substitute
Mortgage Loan) to be substituted therefor, and (ii) obligation to pay the
Purchase Price for the Mortgage Loans. All rights and remedies of the Purchaser under this Agreement are distinct from, and cumulative with, any other rights or remedies under this Agreement or afforded by law or equity and all such rights and remedies may be exercised concurrently, independently or successively.

          SECTION 17. Notices.

          All demands, notices and communications hereunder shall be in writing and shall be given via email, facsimile transmission or registered or certified mail to the person at the address set forth below:

          (i)  if to the Seller:

               First Bank Mortgage
               1 Technology Drive, Building A
               Irvine, California 92618
               Attention: Christina Dorsa
               Fax: 949-754-0303
               E-mail: Chris.Dorsa-Smith@fbol.com

          (ii) if to the Purchaser:

               IXIS Real Estate Capital Inc.
               9 West 57th Street
               New York, New York 10019
               Attention: Christopher Connelly
               Fax: 212-891-6288
               Email: c.connelly@ixiscm.com

               with a copy to:

               IXIS Real Estate Capital Inc.
               9 West 57th Street
               New York, New York 10019
               Attention: General Counsel
               Fax: 212-891-1922
               Email: albert.zakes@ixiscm.com

                                      -50-

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

          SECTION 18. Severability Clause.

          Any part, provision representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this
Agreement without regard to such invalidity. SECTION 19. Counterparts.

          This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

          SECTION 20. Governing Law Jurisdiction; Consent to Service of Process.

          THIS AGREEMENT SHALL BE DEEMED IN EFFECT WHEN A FULLY EXECUTED
COUNTERPART THEREOF IS RECEIVED BY THE PURCHASER IN THE STATE OF NEW YORK AND
SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF NEW YORK. THIS AGREEMENT SHALL
BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT
TO ITS CHOICE OF LAW RULES AND PRINCIPLES. EACH OF THE PURCHASER AND THE SELLER
IRREVOCABLY (I) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE
STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE
SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING
RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW,
THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH
COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY
SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY
SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS
TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL
ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER.

                                      -51-

          SECTION 21. Intention of the Parties.

          It is the intention of the parties that the Purchaser is purchasing, and the Seller is selling the Mortgage Loans and not a debt instrument of the
Seller or another security. Accordingly, the parties hereto each intend to treat the transaction for Federal income tax purposes as a sale by the Seller, and a purchase by the Purchaser, of the Mortgage Loans. Moreover, the arrangement under which the Mortgage Loans are held shall be consistent with classification of such arrangement as a grantor trust in the event it is not found to represent direct ownership of the Mortgage Loans. The Purchaser shall have the right to review the Mortgage Loans and the related Mortgage Loan Files to determine the characteristics of the Mortgage Loans which shall affect the Federal income tax consequences of owning the Mortgage Loans and the Seller shall cooperate with all reasonable requests made by the Purchaser in the course of such review.

          SECTION 22. Successors and Assigns; Assignment of Purchase Agreement.

          This Agreement shall bind and inure to the benefit of and be enforceable by the Seller and the Purchaser and the respective permitted successors and assigns of the Seller and the successors and assigns of the
Purchaser. This Agreement shall not be assigned, pledged or hypothecated by the
Seller to a third party without the prior written consent of the Purchaser, which consent may be withheld by the Purchaser in its sole discretion. This
Agreement may be assigned, pledged or hypothecated by the Purchaser in whole or in part, and with respect to one or more of the Mortgage Loans, without the consent of the Seller. There shall be no limitation on the number of assignments or transfers allowable by the Purchaser with respect to the Mortgage Loans and this Agreement. In the event the Purchaser assigns this Agreement, and the assignee assumes any of the Purchaser's obligations hereunder, the Seller acknowledges and agrees to look solely to such assignee, and not to the
Purchaser, for performance of the obligations so assumed and the Purchaser shall be relieved from any liability to the Seller with respect thereto.

          SECTION 23. Waivers.

          No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

          SECTION 24. Exhibits.

          The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

          SECTION 25. General Interpretive Principles.

          For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

                                      -52-

          (a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

          (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

          (c) references herein to "Articles," "Sections," "Subsections,"
"Paragraphs," and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

          (d) reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

          (e) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

          (f) the term "include" or "including" shall mean without limitation by reason of enumeration.

          SECTION 26. Reproduction of Documents.

          This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

          SECTION 27. Further Agreements.

          The Seller and the Purchaser each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this
Agreement.

          SECTION 28. Recordation of Assignments of Mortgage.

          To the extent permitted by applicable law, each of the Assignments of
Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or their comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be

                                      -53-

effected at the Seller's expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option.

          SECTION 29. No Solicitation.

          From and after the Closing Date, the Seller agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors on the Seller's behalf, to personally, by telephone or mail, solicit the borrower or obligor under any
Mortgage Loan for any purpose whatsoever, including to refinance a Mortgage
Loan, in whole or in part, without the prior written consent of the Purchaser.
It is understood and agreed that all rights and benefits relating to the solicitation of any Mortgagors and the attendant rights, title and interest in and to the list of such Mortgagors and data relating to their Mortgages
(including insurance renewal dates) shall be transferred to the Purchaser pursuant hereto on the Closing Date and the Seller shall take no action to undermine these rights and benefits. Notwithstanding the foregoing, it is understood and agreed that promotions undertaken by the Seller or any affiliate of the Seller which are directed to the general public at large, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements shall not constitute solicitation under this Section 29.

          SECTION 30. Waiver of Trial by Jury.

          THE SELLER AND THE PURCHASER EACH KNOWINGLY, VOLUNTARILY AND
INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT
IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS
AGREEMENT.

          SECTION 31. Compliance with Regulation AB

          Subsection 31.01 Intent of the Parties; Reasonableness.

          The Purchaser and the Seller acknowledge and agree that the purpose of
Section 31 of this Agreement is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. Although Regulation AB is applicable by its terms only to offerings of asset-backed securities that are registered under the
Securities Act, the Seller acknowledges that investors in privately offered securities may require that the Purchaser or any Depositor provide comparable disclosure in unregistered offerings. References in this Agreement to compliance with Regulation AB include provision of comparable disclosure in private offerings.

          Neither the Purchaser nor any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the
Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder (or the provision in a private offering of disclosure comparable to that required under the Securities Act). The Seller acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with

                                      -54-

requests made by the Purchaser or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of
Regulation AB. In connection with any Securitization Transaction, the Seller shall cooperate fully with the Purchaser to deliver to the Purchaser (including any of its assignees or designees) and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Purchaser or any Depositor to permit the Purchaser or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Seller, any Third-Party Originator and the
Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Purchaser or any Depositor to be necessary in order to effect such compliance.

          The Purchaser (including any of its assignees or designees) shall cooperate with the Seller by providing timely notice of requests for information under these provisions and by reasonably limiting such requests to information required, in the Purchaser's reasonable judgment, to comply with Regulation AB.
Subsection 31.02 Additional Representations and Warranties of the Seller.

          (a) The Seller shall be deemed to represent to the Purchaser and to any Depositor, as of the date on which information is first provided to the
Purchaser or any Depositor under Subsection 31.03 that, except as disclosed in writing to the Purchaser or such Depositor prior to such date: (i) the Seller is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Seller; (ii) the Interim Servicer has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; (iii) no material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Interim Servicer as servicer has been disclosed or reported by the
Seller; (iv) no material changes to the Interim Servicer's policies or procedures with respect to the servicing function it will perform under the
Interim Servicing Agreement and any Reconstitution Agreement for mortgage loans of a type similar to the Mortgage Loans have occurred during the three-year period immediately preceding the related Securitization Transaction; (v) there are no aspects of the Interim Servicer's financial condition that could have a material adverse effect on the performance by the Interim Servicer of its servicing obligations under the Interim Servicing Agreement or any
Reconstitution Agreement; (vi) there are no material legal or governmental proceedings pending (or known to be contemplated) against the Seller, Interim
Servicer, any Subservicer or any Third-Party Originator; and (vii) there are no affiliations, relationships or transactions relating to the Seller, Interim
Servicer, any Subservicer or any Third-Party Originator with respect to any
Securitization Transaction and any party thereto identified by the related
Depositor of a type described in Item 1119 of Regulation AB.

          (b) If so requested by the Purchaser or any Depositor on any date following the date on which information is first provided to the Purchaser or any Depositor under Subsection 31.03, the Seller shall, within five Business
Days following such request, confirm in writing the accuracy of the representations and warranties set forth in paragraph (a) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

                                      -55-

          Subsection 31.03 Information to Be Provided by the Seller.

          In connection with any Securitization Transaction the Seller shall (i)
within five Business Days following request by the Purchaser or any Depositor, provide to the Purchaser and such Depositor (or, as applicable, cause each
Third-Party Originator to provide), in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, the information and materials specified in paragraphs (a) and (b) of this Section, and (ii) as promptly as practicable following notice to or discovery by the Seller, provide to the Purchaser and any Depositor (in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor) the information specified in paragraph (d) of this Section.

          (a) If so requested by the Purchaser or any Depositor, the Seller shall provide such information regarding (i) the Seller, as originator of the
Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified
Correspondent), or (ii) each Third-Party Originator, as is requested for the purpose of compliance with Items 1103(a)(1), 1105, 1110, 1117 and 1119 of
Regulation AB. Such information shall include, at a minimum:

               (A) the originator's form of organization;

               (B) a description of the originator's origination program and how long the originator has been engaged in originating residential mortgage loans, which description shall include a discussion of the originator's experience in originating mortgage loans of a similar type as the Mortgage
     Loans; information regarding the size and composition of the originator's origination portfolio; and information that may be material, in the good faith judgment of the Purchaser or any Depositor, to an analysis of the performance of the Mortgage Loans, including the originators'
     credit-granting or underwriting criteria for mortgage loans of similar type(s) as the Mortgage Loans and such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with
     Item 1110(b)(2) of Regulation AB;

               (C) a description of any material legal or governmental
     proceedings pending (or known to be contemplated) against the Seller and each Third-Party Originator; and

               (D) a description of any affiliation or relationship between the
     Seller, each Third-Party Originator and any of the following parties to a
     Securitization Transaction, as such parties are identified to the Seller by the Purchaser or any Depositor in writing in advance of such Securitization
     Transaction:

                    (1)  the sponsor;

                    (2)  the depositor;

                    (3)  the issuing entity;

                    (4)  any servicer;

                    (5)  any trustee;

                                      -56-

                    (6)  any originator;

                    (7)  any significant obligor;

                    (8)  any enhancement or support provider; and

                    (9)  any other material transaction party.

          (b) If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide)
Static Pool Information with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below)
originated by (i) the Seller, if the Seller is an originator of Mortgage Loans
(including as an acquirer of Mortgage Loans from a Qualified Correspondent), and/or (ii) each Third-Party Originator. Such Static Pool Information shall be prepared by the Seller (or Third-Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(1)-(3)
of Regulation AB. To the extent that there is reasonably available to the Seller
(or Third-Party Originator) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. The content of such Static Pool Information may be in the form customarily provided by the Seller, and need not be customized for the Purchaser or any Depositor. Such Static Pool Information for each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than 135 days prior to the date of the prospectus or other offering document in which the Static Pool Information is to be included or incorporated by reference. The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format reasonably required by the Purchaser or the Depositor, as applicable.

          Promptly following notice or discovery of a material error in Static
Pool Information provided pursuant to the immediately preceding paragraph
(including an omission to include therein information required to be provided pursuant to such paragraph), the Seller shall provide corrected Static Pool
Information to the Purchaser or any Depositor, as applicable, in the same format in which Static Pool Information was previously provided to such party by the
Seller.

          If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), such agreed-upon procedures letters of certified public accountants reasonably acceptable to the
Purchaser or Depositor, as applicable, pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after
January 1, 2006 or, in the case of Static Pool Information with respect to the
Seller's or Third-Party Originator's originations or purchases, to calendar months commencing January 1, 2006, as the Purchaser or such Depositor shall reasonably request. Such letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which may include, by way of

                                      -57-

example, any Sponsor, any Depositor and any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a Securitization
Transaction. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such Depositor.

          (c) [Reserved].

          (d) If so requested by the Purchaser or any Depositor for the purpose of satisfying its reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Seller shall (or shall cause each
Third-Party Originator to) (i) notify the Purchaser and any Depositor in writing of (A) any material litigation or governmental proceedings pending against the
Seller or any Third-Party Originator and (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between the Seller or any Third-Party Originator and any of the parties specified in clause (D) of paragraph (a) of this Section (and any other parties identified in writing by the requesting party) with respect to such Securitization
Transaction, and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships.

          Subsection 31.04 Indemnification; Remedies.

          (a) The Seller shall indemnify the Purchaser, each affiliate of the
Purchaser, and each of the following parties participating in a Securitization
Transaction: each sponsor and issuing entity; each Person responsible for the preparation, execution or filing of any report required to be filed with the
Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange
Act with respect to such Securitization Transaction; each broker dealer acting as underwriter, placement agent or initial purchaser, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the
Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees and agents of each of the foregoing and of the Depositor, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

          (i) (A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, accountants'
     letter or other material provided in written or electronic form under this
     Section 31 by or on behalf of the Seller, or provided under this Section 31 by or on behalf of any Third-Party Originator (collectively, the "Seller
     Information"), or (B) the omission or alleged omission to state in the
     Seller Information a material fact required to be stated in the Seller
     Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;
     provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Seller Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Seller Information or any portion thereof is presented together with or separately from such other information;

                                      -58-

          (ii) any failure by the Seller or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 31; or

          (iii) any breach by the Seller of a representation or warranty set forth in Subsection 31.02(a) or in a writing furnished pursuant to
     Subsection 31.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection 31.02(b) to the extent made as of a date subsequent to such closing date.

          In the case of any failure of performance described in clause (a)(ii)
of this Section, the Seller shall promptly reimburse the Purchaser, any
Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants' letter or other material not delivered as required by the Seller or any Third-Party Originator.

          (b) (i) Any failure by the Seller or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 31, or any breach by the Seller of a representation or warranty set forth in Subsection 31.02(a) or in a writing furnished pursuant to Subsection 31.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection
31.02(b) to the extent made as of a date subsequent to such closing date, shall immediately and automatically, without notice or grace period, constitute an
Event of Default with respect to the Seller under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Purchaser or
Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Interim Servicer as servicer under the Interim Servicing
Agreement and/or any applicable Reconstitution Agreement without payment
(notwithstanding anything in this Agreement or any applicable Reconstitution
Agreement to the contrary) of any compensation to the Interim Servicer; provided that to the extent that any provision of this Agreement and/or any applicable
Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Interim Servicer as servicer, such provision shall be given effect.

                     [Signatures Commence on Following Page]

                                      -59-

          IN WITNESS WHEREOF, the Seller and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

                                      IXIS REAL ESTATE CAPITAL INC.
                                          (Purchaser)

                                      By: /s/ Kathy Lynch
                                          --------------------------------------
                                         Name:  Kathy Lynch
                                         Title:  Director

                                      By: /s/ Anthony Malanga
                                          --------------------------------------
                                         Name:  Anthony Malanga
                                         Title:  Managing Director

                                      FIRST BANC MORTGAGE, INC.
                                          (Seller)

                                      By: /s/ Christina M. Dorsa
                                          --------------------------------------
                                         Name:  Christina M. Dorsa
                                         Its:  Vice President - Loan Operations

                                                                       Exhibit A

                                    EXHIBIT A

                         CONTENTS OF EACH MORTGAGE FILE

          With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the
Purchaser and any prospective Purchaser, and which shall be delivered to the
Custodian, or to such other Person as the Purchaser shall designate in writing, pursuant to Section 6 of the Mortgage Loan Purchase and Warranties Agreement to
which this Exhibit is attached (the "Agreement"):

          (c) the original Mortgage Note bearing all intervening
endorsements evidencing a complete chain of assignment from the originator to the Seller, endorsed "Pay to the order of _________, without recourse" and signed in the name of the Seller by an authorized officer. To the extent that there is no room on the face of the Mortgage Notes for endorsements, the endorsement may be contained on an allonge, if state law so allows and the
Custodian is so advised by the Seller that state law so allows. If the Mortgage
Loan was acquired by the Seller in a merger, the endorsement must be by
"[Seller], successor by merger to [name of predecessor]." If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the endorsement must be by "[Seller], formerly known as [previous name]";

          (d) the original of any guarantee executed in connection with the
Mortgage Note;

          (e) the original Mortgage with evidence of recording thereon. If in connection with any Mortgage Loan, the Seller cannot deliver or cause to be delivered the original Mortgage with evidence of recording thereon on or prior to the Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, the Seller shall deliver or cause to be delivered to the
Custodian, a photocopy of such Mortgage, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the
Seller stating that such Mortgage has been dispatched to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or (ii) in the case of a
Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage;

          (f) the originals of all assumption, modification, consolidation or extension agreements, if any, with evidence of recording thereon;

          (g) except with respect to each MERS Designated Mortgage Loan, the original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording. The Assignment of Mortgage must be duly recorded only if recordation is either

                                       A-1

necessary under applicable law or commonly required by private institutional mortgage investors in the area where the Mortgaged Property is located or on direction of the Purchaser as provided in this Agreement. If the Assignment of
Mortgage is to be recorded, the Mortgage shall be assigned to the Purchaser. If the Assignment of Mortgage is not to be recorded, the Assignment of Mortgage shall be delivered in blank. If the Mortgage Loan was acquired by the Seller in a merger, the Assignment of Mortgage must be made by "[Seller], successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the Assignment of Mortgage must be by "[Seller], formerly known as [previous name]";

          (h) the originals of all intervening assignments of mortgage, evidencing a complete chain of assignment from the originator to the Seller (or
MERS with respect to each MERS Designated Mortgage Loan), with evidence of recording thereon, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of mortgage, the
Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such intervening assignment, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller stating that such intervening assignment of mortgage has been dispatched to the appropriate public recording office for recordation and that such original recorded intervening assignment of mortgage or a copy of such intervening assignment of mortgage certified by the appropriate public recording office to be a true and complete copy of the original recorded intervening assignment of mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or
(ii) in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment;

          (i) The original mortgagee policy of title insurance or, in the event such original title policy is unavailable, a certified true copy of the related policy binder or commitment for title certified to be true and complete by the title insurance company; and

          (j) security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage.

          In the event an Officer's Certificate of the Seller is delivered to the Purchaser because of a delay caused by the public recording office in returning any recorded document, the Seller shall deliver to the Purchaser, within 90 days of the Closing Date, an Officer's Certificate which shall (i)
identify the recorded document, (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay caused by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document will be delivered to the Custodian; provided, however, that any recorded document shall in any event be delivered no later than 1 year from the applicable Closing Date.
An extension of the date specified in (iv) above may be requested from the
Purchaser, which consent shall not be unreasonably withheld.

                                       A-2

                                                                       Exhibit B

                                    EXHIBIT B

                       FORM OF INTERIM SERVICING AGREEMENT

                                      B-1

                                                                       Exhibit C

                                    EXHIBIT C

                     FORM OF SELLER'S OFFICER'S CERTIFICATE

          I, ____________________, hereby certify that I am the duly elected
[Vice] President of ________________ [COMPANY], a [state] [federally] chartered institution organized under the laws of the [State of ____________] [United
States] (the "Company"), and further as follows:

1.   Attached hereto as Exhibit 1 is a true, correct and complete copy of the charter of the Company which is in full force and effect on the date hereof and which has been in effect without amendment, waiver, rescission or modification since ___________.

2.   Attached hereto as Exhibit 2 is a true, correct and complete copy of the bylaws of the Company which are in effect on the date hereof and which have been in effect without amendment, waiver, rescission or modification since
     ___________.

3.   Attached hereto as Exhibit 3 is an original certificate of good standing of the Company issued within ten days of the date hereof, and no event has occurred since the date thereof which would impair such standing.

4.   Attached hereto as Exhibit 4 is a true, correct and complete copy of the corporate resolutions of the Board of Directors of the Company authorizing the Company to execute and deliver each of the First Amended and Restated
     Mortgage Loan Purchase and Warranties Agreement, dated as of January 1,
     2006, by and between IXIS Real Estate Capital Inc. (the "Purchaser") and the Company (the "Purchase Agreement"), the First Amended and Restated
     Interim Servicing Agreement, dated as of January 1, 2006, by and between the Company and the Purchaser (the "Interim Servicing Agreement") [and to
     endorse the Mortgage Notes and execute the Assignments of Mortgages by original [or facsimile] signature,]] and such resolutions are in effect on the date hereof and have been in effect without amendment, waiver, rescission or modification since ____________.

5.   Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the
     Purchase Agreement, the Interim Servicing Agreement the sale of the mortgage loans or the consummation of the transactions contemplated by the agreements; or (ii) any required consent, approval, authorization or order has been obtained by the Company.

6.   Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of the Purchase Agreement and the Interim
     Servicing Agreement conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter or by-laws of the Company, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

                                       C-1

7.   To the best of my knowledge, there is no action, suit, proceeding or investigation pending or threatened against the Company which, in my judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the Purchase Agreement and the Interim Servicing Agreement, or the mortgage loans or of any action taken or to be taken in connection with the transactions contemplated hereby, or which would be likely to impair materially the ability of the
     Company to perform under the terms of the Purchase Agreement and the
     Interim Servicing Agreement.

8.   Each person listed on Exhibit 5 attached hereto who, as an officer or representative of the Company, signed (a) the Purchase Agreement, (b) the
     Interim Servicing Agreement and (c) any other document delivered or on the date hereof in connection with any purchase described in the agreements set forth above was, at the respective times of such signing and delivery, and is now, a duly elected or appointed, qualified and acting officer or representative of the Company, who holds the office set forth opposite his or her name on Exhibit 5, and the signatures of such persons appearing on such documents are their genuine signatures.

9.   The Company is duly authorized to engage in the transactions described and contemplated in the Purchase Agreement, the Interim Servicing Agreement and
     the Custodial Agreement.

                                       C-2

          IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Company.

Dated:                                  By:
       ----------------------               ------------------------------------
                                            Name:
                                                  ------------------------------
[Seal]                                      Title: [Vice] President

          I, ________________________, an [Assistant] Secretary of
______________ [COMPANY], hereby certify that ____________ is the duly elected, qualified and acting [Vice] President of the Company and that the signature appearing above is [her] [his] genuine signature.

          IN WITNESS WHEREOF, I have hereunto signed my name.

                                        By:
                                            ------------------------------------
                                            Name:
                                                  ------------------------------
Dated:                                      Title: [Assistant] Secretary
       ----------------------

                                       C-3

                                  EXHIBIT 5 to
                         Company's Officer's Certificate

NAME                                TITLE                    SIGNATURE
------------------------   ------------------------   ------------------------

________________________   ________________________   ________________________

________________________   ________________________   ________________________

________________________   ________________________   ________________________

________________________   ________________________   ________________________

________________________   ________________________   ________________________

________________________   ________________________   ________________________

                                       C-4

                                                                       Exhibit D

                                    EXHIBIT D

                    FORM OF OPINION OF COUNSEL TO THE SELLER
                           AND INTERIM SERVICER (DATE)

IXIS Real Estate Capital Inc.
9 West 57th Street, 36th Floor
New York, New York 10019

Dear Sirs:

          You have requested [our] [my] opinion, as [Assistant] General Counsel to First Banc Mortgage, Inc. (the "Company"), with respect to certain matters in connection with the sale by the Company of the Mortgage Loans pursuant to that certain Mortgage Loan Purchase and Warranties Agreement by and between the
Company and IXIS Real Estate Capital Inc. (the "Purchaser"), dated as of April
1, 2003 (the "Purchase Agreement") which sale is in the form of whole loans, delivered pursuant to a Custodial Agreement dated as of April 1, 2003 among the
Purchaser, the Company, _______________________________ (the "Interim Servicer")
and ______________________ [CUSTODIAN] (the "Custodial Agreement") and serviced pursuant to a First Amended and Restated Interim Servicing Agreement, dated as of January 1, 2006, by and between the Interim Servicer and the Purchaser (the
"Interim Servicing Agreement" and, collectively with the Purchase Agreement and the Custodial Agreement, the "Agreements"). Capitalized terms not otherwise defined herein have the meanings set forth in the Purchase Agreement and the
Interim Servicing Agreement.

          [We] [I] have examined the following documents:

          1.   the Purchase Agreement;

          2.   the Interim Servicing Agreement;

          3.   the Custodial Agreement;

          4.   the form of Assignment of Mortgage;

          5.   the form of endorsement of the Mortgage Notes; and

          6.   such other documents, records and papers as we have deemed necessary and relevant as a basis for this opinion.

          To the extent [we] [I] have deemed necessary and proper, [we] [I] have relied upon the representations and warranties of the Company and the Interim
Servicer contained in the Purchase Agreement and in the Interim Servicing
Agreement, as applicable. [We] [I] have assumed the authenticity of all documents submitted to [us] [me] as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents.

                                       D-1

          Based upon the foregoing, it is [our] [my] opinion that:

     1.   The Company and the Interim Servicer is [type of entity] duly organized, validly existing and in good standing under the laws of the
          [United States] and are qualified to transact business in, and is in good standing under, the laws of [the state of incorporation].

     2.   Each of the Company and the Interim Servicer has the power to engage in the transactions contemplated by the Agreements to which it is a party and all requisite power, authority and legal right to execute and deliver such Agreements and to perform and observe the terms and conditions of such Agreements.

     3.   Each of the Agreements to which it is a party has been duly authorized, executed and delivered by the Company and the Interim
          Servicer, as applicable, and is a legal, valid and binding agreement enforceable in accordance with its respective terms against the
          Company and the Interim Servicer, as applicable, subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance, none of which will materially interfere with the realization of the benefits provided thereunder or with the Purchaser's ownership of the
          Mortgage Loans.

     4.   Each of the Company and the Interim Servicer has been duly authorized to allow any of its officers to execute any and all documents by original signature in order to complete the transactions contemplated by the Agreements to which it is a party by original [or facsimile]
          signature in order to execute the endorsements to the Mortgage Notes and the Assignments of Mortgages, and the original [or facsimile]
          signature of the officer at the Company executing the endorsements to the Mortgage Notes and the Assignments of Mortgages represents the legal and valid signature of said officer of the Company.

     5.   Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company or the Interim Servicer of or compliance by the Company or the Interim Servicer with the Agreements to which it is a party and the sale of the Mortgage Loans by the
          Company or the consummation of the transactions contemplated by the
          Agreements to which each is a party or (ii) any required consent, approval, authorization or order has been obtained by the Company or the Interim Servicer.

     6.   Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of, the Agreements to which it is a party conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter, by-laws or other organizational documents of the Company or the
          Interim Servicer, as applicable, the terms of any indenture or other agreement or instrument to which the Company or the Interim Servicer is a party or by which it is bound or to which it is subject, or violates any statute or

                                       D-2

          order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company or the
          Interim Servicer is subject or by which it is bound.

     7.   There is no action, suit, proceeding or investigation pending or threatened against the Company or the Interim Servicer which, in [our]
          [my] judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or the
          Interim Servicer or in any material impairment of the right or ability of the Company or the Interim Servicer to carry on its business substantially as now conducted or in any material liability on the part of the Company or the Interim Servicer or which would draw into question the validity of the Agreements to which it is a party or the
          Mortgage Loans or of any action taken or to be taken in connection with the transactions contemplated thereby, or which would be likely to impair the ability of the Company or the Interim Servicer to perform under the terms of the Agreements to which it is a party.

     8.   The sale of each Mortgage Note and Mortgage as and in the manner contemplated by the Agreements is sufficient to fully transfer to the
          Purchaser all right, title and interest of the Company thereto as noteholder and mortgagee.

     9.   The Mortgages have been duly assigned and the Mortgage Notes have been duly endorsed as provided in the Custodial Agreement. The Assignments of Mortgage are in recordable form, except for the insertion of the name of the assignee, and upon the name of the assignee being inserted, are acceptable for recording under the laws of the state where each related Mortgaged Property is located. The endorsement of the Mortgage Notes, the delivery to the Purchaser, or its designee, of the Assignments of Mortgage, and the delivery of the original endorsed
          Mortgage Notes to the Purchaser, or its designee, are sufficient to permit the Purchaser to avail itself of all protection available under applicable law against the claims of any present or future creditors of the Company, and are sufficient to prevent any other sale, transfer, assignment, pledge or hypothecation of the Mortgages and the
          Mortgage Notes by the Company from being enforceable.

          This opinion is given to you for your sole benefit, and no other person or entity is entitled to rely hereon except that the purchaser or purchasers to which you initially and directly resell the Mortgage Loans may rely on this opinion as if it were addressed to them as of its date.

                                        Very truly yours,

                                        ----------------------------------------
                                        [Name]
                                        [Assistant] General Counsel

                                       D-3

                                                                       Exhibit E

                                    EXHIBIT E

                     FORM OF SECURITY RELEASE CERTIFICATION

                                                      ____________________,_____

_________________________
_________________________
_________________________

Attention: _________________________________
           _________________________________

     Re: Notice of Sale and Release of Collateral

Dear Sirs:

          This letter serves as notice that First Banc Mortgage, Inc. a Missouri corporation, organized pursuant to the laws of [the state of incorporation] (the
"Company") has committed to sell to IXIS Real Estate Capital Inc. under a First
Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of January 1, 2006, certain mortgage loans originated by the Company. The
Company warrants that the mortgage loans to be sold to IXIS Real Estate Capital
Inc. are in addition to and beyond any collateral required to secure advances made by you to the Company.

          The Company acknowledges that the mortgage loans to be sold to IXIS
Real Estate Capital Inc. shall not be used as additional or substitute collateral for advances made by [____________]. IXIS Real Estate Capital Inc.
understands that the balance of the Company's mortgage loan portfolio may be used as collateral or additional collateral for advances made by [___________], and confirms that it has no interest therein.

                                       E-1

          Execution of this letter by [___________] shall constitute a full and complete release of any security interest, claim, or lien which [___________]
may have against the mortgage loans to be sold to IXIS Real Estate Capital Inc.

                                        Very truly yours,

                                        ----------------------------------------

                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------
                                                              Date:

Acknowledged and approved:

--------------------------

By:
    ---------------------------------------------------
Name:
      -------------------------------------------------
Title:
       ------------------------------------------------
Date:
      -------------------------------------------------

                                       E-2

                                                                       Exhibit F

                                    EXHIBIT F

                     FORM OF SECURITY RELEASE CERTIFICATION

                         I. Release of Security Interest

          The financial institution named below hereby relinquishes any and all right, title and interest it may have in all Mortgage Loans to be purchased by
IXIS Real Estate Capital Inc. from the Company named below pursuant to that certain First Amended and Restated Mortgage Loan Purchase and Warranties
Agreement, dated as of January 1, 2006, and certifies that all notes, mortgages, assignments and other documents in its possession relating to such Mortgage
Loans have been delivered and released to the Company named below or its designees, as of the date and time of the sale of such Mortgage Loans to IXIS
Real Estate Capital Inc.

Name and Address of Financial Institution

     ----------------------------------------
                      (Name)

     ----------------------------------------
                    (Address)

     By:
         ------------------------------------

                                       F-1

                          II. Certification of Release

          The Company named below hereby certifies to IXIS Real Estate Capital
Inc. that, as of the date and time of the sale of the above-mentioned Mortgage
Loans to IXIS Real Estate Capital Inc. the security interests in the Mortgage
Loans released by the above-named financial institution comprise all security interests relating to or affecting any and all such Mortgage Loans. The Company warrants that, as of such time, there are and will be no other security interests affecting any or all of such Mortgage Loans.

                                        ---------------------------

                                        By:
                                            ------------------------------------
                                        Title:
                                               ---------------------------------
                                        Date:
                                              ----------------------------------

                                       F-2

                                                                       Exhibit G

                                    EXHIBIT G

                                   [RESERVED]

                                       G-1

                                    EXHIBIT H

                            ASSIGNMENT AND CONVEYANCE

          On this ___ day of __________, ____, First Banc Mortgage, Inc.
("Seller"), as (i) the Seller under that certain Purchase Price and Terms
Agreement, dated as of [_______] (the "PPTA"), (ii) the Seller under that certain First Amended and Restated Mortgage Loan Purchase and Warranties
Agreement, dated as of January 1, 2006 (the "Purchase Agreement"), and (iii) the
Seller/Interim Servicer under that certain First Amended and Restated Interim
Servicing Agreement, dated as of January 1, 2006 (the "Interim Servicing
Agreement" and, together with the PPTA and the Purchase Agreement, the
"Agreements"), does hereby sell, transfer, assign, set over and convey to IXIS
Real Estate Capital Inc. ("Purchaser") as the Purchaser under the Agreements, without recourse, but subject to the terms of the Agreements, all right, title and interest of, in and to the Mortgage Loans listed on the Mortgage Loan
Schedule attached hereto as Exhibit A (the "Mortgage Loans"), together with the
Mortgage Files and all rights and obligations arising under the documents contained therein. Each Mortgage Loan subject to the Agreements was underwritten in accordance with, and conforms to, the Underwriting Guidelines attached hereto as Exhibit C. Pursuant to Section 6 of the Purchase Agreement, the Seller has
delivered to the Custodian the documents for each Mortgage Loan to be purchased as set forth in the Custodial Agreement. The contents of each Servicing File required to be retained by __________________________ ("Interim Servicer") to
service the Mortgage Loans pursuant to the Interim Servicing Agreement and thus not delivered to the Purchaser are and shall be held in trust by the Seller in its capacity as Interim Servicer for the benefit of the Purchaser as the owner thereof. The Interim Servicer's possession of any portion of the Servicing File is at the will of the Purchaser for the sole purpose of facilitating servicing of the related Mortgage Loan pursuant to the Interim Servicing Agreement, and such retention and possession by the Interim Servicer shall be in a custodial capacity only. The ownership of each Mortgage Note, Mortgage, the Servicing
Rights and the contents of the Mortgage File and Servicing File is vested in the
Purchaser and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the
Seller or the Interim Servicer shall immediately vest in the Purchaser and shall be retained and maintained, in trust, by the Seller at the will of the Purchaser in such custodial capacity only.

          The Mortgage Loan Package characteristics of the Mortgage Loans subject hereto are set forth on Exhibit B hereto.

          In accordance with Section 6 of the Purchase Agreement, the Purchaser accepts the Mortgage Loans listed on Exhibit A attached hereto. Notwithstanding the foregoing the Purchaser does not waive any rights or remedies it may have under the Agreements.

          Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.

                            [SIGNATURE PAGE FOLLOWS]

                                       H-1

                                        FIRST BANC MORTGAGE, INC.

                                        By:
                                            ------------------------------------
                                            Name:
                                                  ------------------------------
                                            Title:

Accepted and Agreed:

IXIS REAL ESTATE CAPITAL INC.

By:
    ----------------------------------
    Name:
          ----------------------------
    Title:
          ----------------------------

By:
    ----------------------------------
    Name:
          ----------------------------
    Title:
          ----------------------------

                                       H-2

                                    EXHIBIT A
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                               THE MORTGAGE LOANS

                                       H-3

                                    EXHIBIT B
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

             REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE POOL
                  CHARACTERISTICS OF EACH MORTGAGE LOAN PACKAGE

          Pool Characteristics of the Mortgage Loan Package as delivered on the related Closing Date:

          No Mortgage Loan has: (1) an outstanding principal balance less than
$_________; (2) an origination date earlier than _ months prior to the related
Cut-off Date; (3) a CLTV of greater than _____%; (4) a FICO Score of less than
___; or (5) a debt-to-income ratio of more than __%. Each First Lien Loan has a
Mortgage Interest Rate of at least ___% per annum and an outstanding principal balance less than $_________. Each Second Lien Loan has a Mortgage Interest Rate
of at least ______% per annum and an outstanding principal balance less than
$________. Each Adjustable Rate Mortgage Loan has an Index of [_______].

                                       H-4

                                    EXHIBIT C
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                             UNDERWRITING GUIDELINES

                                       H-5

                                                                       Exhibit I

                                    EXHIBIT I

                        SELLER'S UNDERWRITING GUIDELINES

                                       I-1

                                                                       Exhibit J

                                    EXHIBIT J

                  FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

          THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated [____________ __,
20__] ("Agreement"), among IXIS Real Estate Capital Inc. ("Assignor"),
[____________________] ("Assignee") and [SELLER] (the "Company"):

          For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance

          1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the
"Mortgage Loans") and (b) except as described below, that certain Mortgage Loan
Purchase and Warranties Agreement (the "Purchase Agreement"), dated as of
[DATE], between the Assignor, as purchaser (the "Purchaser"), and the Company, as seller, solely insofar as the Purchase Agreement relates to the Mortgage
Loans.

          The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the
Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage
Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser under Section 9.04 of the Purchase Agreement.

Recognition of the Company

          2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the
Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to [__________________] (the
"Trust") created pursuant to a Pooling and Servicing Agreement, dated as of
[______], 2006 (the "Pooling Agreement"), among the Assignee, the Assignor,
[___________________], as trustee (including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"),
[____________________], as servicer (including its successors in interest and any successor servicer under the Pooling Agreement, the "Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust (including the Trustee and the
Servicer acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser, the

                                       J-1

Custodian or the Bailee under the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Neither the Company nor the
Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage
Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company

          3. The Company warrants and represents to the Assignor, the Assignee and the Trust as of the date hereof that:

          (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

          (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the
Company of this Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this
Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the
Assignee, will constitute the valid and legally binding obligation of the
Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

          (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

          (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the
Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the
Company is solvent.

          4. Pursuant to Section 13 of the Purchase Agreement, the Company
hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that the representations and warranties set forth in Section 9.02 of the Purchase Agreement are true and

                                       J-2

correct as of the date hereof as if such representations and warranties were made on the date hereof unless otherwise specifically stated in such representations and warranties.

Remedies for Breach of Representations and Warranties

          5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee and the Servicer acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Miscellaneous

          6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

          7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

          8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee and the
Servicer acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

          9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement
(to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the
Purchase Agreement.

          10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

          11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

          12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                       J-3

                                        [SELLER]

                                        By:
                                            ------------------------------------
                                            Name:
                                                  ------------------------------
                                            Its:
                                                 -------------------------------

                                        IXIS Real Estate Capital Inc.

                                        By:
                                            ------------------------------------
                                            Name:
                                                  ------------------------------
                                            Its:
                                                 -------------------------------

                                        By:
                                            ------------------------------------
                                            Name:
                                                  ------------------------------
                                            Its:
                                                 -------------------------------

                                        [--------------------------]

                                        By:
                                            ------------------------------------
                                            Name:
                                                  ------------------------------
                                            Its:
                                                 -------------------------------

                                       J-4

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT

                             Mortgage Loan Schedule

                                       J-5

                                                                       Exhibit K

                                    EXHIBIT K

                        FORM OF INDEMNIFICATION AGREEMENT

          This INDEMNIFICATION AND CONTRIBUTION AGREEMENT ("Agreement"), dated as of [_______], 200_, [among/between] IXIS Real Estate Capital Inc., a New York corporation ("IXIS"), [_____________], a [_______________] (the "Seller") and
[_____________], a [_______________] [(the "Initial Servicer")].

          WHEREAS, [________________] (the "Depositor"), is acting as depositor and registrant with respect to the Prospectus, dated [________________], and the
Prospectus Supplement to the Prospectus, [________________] (the "Prospectus
Supplement"), relating to [________________] Certificates (the "Certificates")
to be issued pursuant to a Pooling and Servicing Agreement, dated as of
[________________] (the "P&S"), among the Depositor, as depositor,
[________________], as servicer (the "Servicer"), and
[________________], as trustee (the "Trustee");

          WHEREAS, as an inducement to the Depositor to enter into the P&S, and
[____________________] (the "Underwriter[s]") to enter into the Underwriting
Agreement, dated [____________________] (the "Underwriting Agreement") between the Depositor and the Underwriter[s], Seller has agreed to provide for indemnification and contribution on the terms and conditions hereinafter set forth;

          WHEREAS, IXIS purchased from Seller certain of the Mortgage Loans underlying the Certificates (the "Mortgage Loans") from Seller pursuant to a
Mortgage Loan Purchase and Warranties Agreement, dated as of [DATE] (the
"Purchase Agreement"), by and between IXIS and Seller; and

          WHEREAS, pursuant to Section 13 of the Purchase Agreement, Seller has agreed to indemnify IXIS, the Depositor, the Underwriter[s] and their respective affiliates, present and former directors, officers, employees and agents.

          NOW THEREFORE, in consideration of the agreements contained herein, and other valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and IXIS agree as follows:

          1. Indemnification and Contribution.

          (a) Seller [and Initial Servicer] agrees to indemnify and hold harmless IXIS, the Depositor, the Underwriter[s] and their respective affiliates, present and former directors, officers, employees and agents and each person, if any, who controls IXIS, the Depositor, the Underwriter[s] or such affiliate within the meaning of either Section 15 of the Securities Act of
1933, as amended (the "1933 Act"), or Section 20 of the Securities Exchange Act
of 1934, as

                                       K-1

amended (the "1934 Act"), against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the 1933 Act, the 1934 Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based in whole or in part upon any untrue statement or alleged untrue statement of a material fact contained in the Prospectus Supplement, ABS Informational and
Computational Material or in the Free Writing Prospectus or any omission or alleged omission to state in the Prospectus Supplement, ABS Informational and
Computational Material or in the Free Writing Prospectus a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any such untrue statement or omission or alleged untrue statement or alleged omission made in any amendment of or supplement to the Prospectus Supplement, ABS
Informational and Computational Material or the Free Writing Prospectus and
agrees to reimburse IXIS, the Depositor, the Underwriter[s] or such affiliates and each such officer, director, employee, agent and controlling person promptly upon demand for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred;
provided, however, that Seller [and Initial Servicer] shall be liable in any such case only to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with the Seller Information[ and Servicer Information]. The foregoing indemnity agreement is in addition to any liability which Seller[ and the
Initial Servicer] may otherwise have to IXIS, the Depositor, the Underwriter[s]
its affiliates or any such director, officer, employee, agent or controlling person of IXIS, the Depositor, the Underwriter[s] or their respective affiliates.

          As used herein:

          "Seller Information" means any information relating to Seller, the
Mortgage Loans and/or the underwriting guidelines[ and/or servicing guidelines]
relating to the Mortgage Loans set forth in the Prospectus Supplement, ABS
Informational and Computational Material or the Free Writing Prospectus [and
static pool information regarding mortgage loans originated or acquired by the
Seller [and included in the Prospectus Supplement, ABS Informational and
Computational Material, the Offering Circular or the Free Writing Prospectus]
[incorporated by reference from the website located at [______________]].

          "Free Writing Prospectus" means any written communication that constitutes a "free writing prospectus," as defined in Rule 405 under the 1933
Act.

          "ABS Informational and Computational Material" means any written communication as defined in Item 1101(a) of Regulation AB under the 1933 Act and the 1934 Act, as amended from time to time.

          ["Servicer Information" means any information relating to Initial
Servicer, the Mortgage Loans and/or the servicing guidelines relating to the
Mortgage Loans set forth in the Prospectus Supplement, ABS Informational and
Computational Material or the Free Writing Prospectus [and static pool information regarding mortgage loans originated or acquired by the Initial
Servicer [and included in the Prospectus Supplement, the Offering Circular, ABS

                                       K-2

Informational and Computational Material or the Free Writing Prospectus]
[incorporated by reference from the website located at [______________]].]

          (b)______Promptly after receipt by any indemnified party under this
Section 1 of notice of any claim or the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 1, notify the indemnifying party in writing of the claim or the commencement of that action; provided, however, that the failure to notify an indemnifying party shall not relieve it from any liability which it may have under this Section 1 except to the extent it has been materially prejudiced by such failure; and provided, further, however, that the failure to notify any indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under this
Section 1.

          If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, except as provided in the following paragraph, the indemnifying party shall not be liable to the indemnified party under this Section 1 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation.

          Any indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless: (i) the employment thereof has been specifically authorized by the indemnifying party in writing; (ii) such indemnified party shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party and in the reasonable judgment of such counsel it is necessary or appropriate for such indemnified party to employ separate counsel;
or (iii) the indemnifying party has failed to assume the defense of such action and employ counsel reasonably satisfactory to the indemnified party, in which case, if such indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party, it being understood, however, the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to local counsel) at any time for all such indemnified parties.

          Each indemnified party, as a condition of the indemnity agreements contained in this Section 1, shall cooperate with the indemnifying party in the defense of any such action or claim. No indemnifying party shall be liable for any settlement of any such action effected without its written consent (which consent shall not be unreasonably withheld), but if settled with its written consent or if there be a final judgment for the plaintiff in any such action, the

                                       K-3

indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment.

          Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for reasonable fees and expenses of counsel, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement.

          (c) If the indemnification provided for in this Section 1 is unavailable to an indemnified party, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities, in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, respectively, in connection with the statements or omissions that result in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the indemnified party and indemnifying party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission and any other equitable considerations.

          (d) The indemnity and contribution agreements contained in this
Section 1 and the representations and warranties set forth in Section 2 shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by IXIS, the Depositor, the
Underwriter[s] their respective affiliates, directors, officers, employees or agents or any person controlling IXIS, the Depositor, the Underwriter[s] or any such affiliate and (iii) acceptance of and payment for any of the Offered
Certificates.

          2. Representations and Warranties. Seller [and Initial Servicer]
represents and warrants that:

          (i) Seller [and Initial Servicer] is validly existing and in good standing under the laws of its jurisdiction of formation or incorporation, as applicable, and has full power and authority to own its assets and to transact the business in which it is currently engaged. Seller [and Initial Servicer] is duly qualified to do business and is in good standing in each jurisdiction in which the character of the business transacted by it or any properties owned or leased by it requires such qualification and in which the failure so to qualify would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of Seller
          [and Initial Servicer];

          (ii) Seller [and Initial Servicer] is not required to obtain the consent of any other person or any consent, license, approval or authorization from, or registration or declaration with, any governmental authority, bureau or agency in

                                       K-4

          connection with the execution, delivery, performance, validity or enforceability of this Agreement;

          (iii) the execution, delivery and performance of this Agreement by
          Seller [and Initial Servicer] will not violate any provision of any existing law or regulation or any order decree of any court applicable to Seller [and Initial Servicer] or any provision of the charter or bylaws of Seller [and Initial Servicer], or constitute a material breach of any mortgage, indenture, contract or other agreement to which Seller [and Initial Servicer] is a party or by which it may be bound;

          (iv) (a) no proceeding of or before any court, tribunal or governmental body is currently pending or, (b) to the knowledge of
          Seller [and Initial Servicer], threatened against Seller [and Initial
          Servicer] or any of its properties or with respect to this Agreement or the Offered Certificates, in either case, which would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of Seller [and Initial Servicer];

          (v) Seller [and Initial Servicer] has full power and authority to make, execute, deliver and perform this Agreement and all of the transactions contemplated hereunder, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. When executed and delivered, this Agreement will constitute the legal, valid and binding obligation of each of Seller
          [and Initial Servicer] enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, by the availability of equitable remedies, and by limitations of public policy under applicable securities law as to rights of indemnity and contribution thereunder; and

          (vi) this Agreement has been duly executed and delivered by Seller
          [and Initial Servicer].

          3. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to Seller [and Initial Servicer], will be mailed, delivered or telegraphed and confirmed [______________________]; or, if sent to IXIS, will be mailed, delivered or telegraphed and confirmed to IXIS
Real Estate Capital Inc., 9 West 57th Street, New York, New York 10019,
Attention: General Counsel.

          4. Miscellaneous. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws provisions thereof. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns and the controlling persons referred to herein, and no other person shall have any right or obligation hereunder. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be considered an original, and all such counterparts shall constitute

                                       K-5

one and the same instrument. Capitalized terms used but not defined herein shall have the meanings provided in the P&S.

                  [Remainder of Page Intentionally Left Blank]

                                       K-6

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers hereunto duly authorized, this
__th day of [_____________].

                                        IXIS REAL ESTATE CAPITAL INC.

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                        [SELLER]

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                        [INITIAL SERVICER]

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                                                  EXECUTION COPY

                                 AMENDMENT NO. 1

          AMENDMENT NO. 1, dated as of May 1, 2006 ("Amendment"), to the First
Amended and Restated Flow Mortgage Loan Purchase and Warranties Agreement, dated as of January 1, 2006, and as further amended, modified and supplemented from time to time (the "Purchase Agreement"), between IXIS Real Estate Capital Inc.
(the "Purchaser") and First Bank Mortgage f/k/a First Banc Mortgage, Inc. (the
"Seller").

                                    RECITALS

          WHEREAS, the parties hereto have entered into the Purchase Agreement;

          WHEREAS, the parties hereto desire to modify the Purchase Agreement as set forth in this Amendment;

          NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          1. Defined Terms. Unless otherwise defined herein, terms defined in the Purchase Agreement are used herein as therein defined.

          2. Amendments.

          (a) Amendment of the Definition of High Cost Loan. Section 1 of the
Purchase Agreement is hereby amended by deleting the definition of "High Cost
Loan" therein in its entirety and replacing it with the following definition:

          "High Cost Loan: A Mortgage Loan (a) covered by the Home Ownership and
          Equity Protection Act of 1994 ("HOEPA"), (b) with an "annual percentage rate" or total "points and fees" payable by the related
          Mortgagor (as each such term is calculated under HOEPA) that exceed the thresholds set forth by HOEPA and its implementing regulations, including 12 C.F.R. Section 226.32(a)(1)(i) and (ii), (c) classified as a "high cost home," "threshold," "covered," "high risk home,"
          "predatory" or similar loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or (d) a Mortgage Loan categorized as High Cost pursuant to Appendix E of Standard & Poor's Glossary. For avoidance of doubt, the parties agree that this definition shall apply to any law regardless of whether such law is presently, or in the future becomes, the subject of judicial review or litigation."

          (b) Amendment of Compliance with Applicable Laws Representation.
Subsection 9.02(g) of the Purchase Agreement is hereby amended by deleting the first sentence thereof in its entirety and replacing it with the following sentence:

          "Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, predatory, abusive and fair lending, equal credit opportunity and disclosure laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to prepayment penalties, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements."

          (c) Amendment of Prepayment Penalty Representation. Subsection
9.02(uu) of the Purchase Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

          "Prepayment Penalty.

          The Mortgage Loan is subject to a prepayment penalty as provided in the related Mortgage Note except as set forth on Exhibit B to each related Assignment and Conveyance Agreement. With respect to each
          Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable and will be enforced by the Seller for the benefit of the Purchaser, and each prepayment penalty is permitted pursuant to federal, state and local law. Each such prepayment penalty is in an amount equal to the maximum amount permitted under applicable law and no such prepayment penalty may provide for a term in excess of five (5) years with respect to
          Mortgage Loans originated prior to October, 1, 2002. With respect to
          Mortgage Loans originated on or after October 1, 2002, the duration of the prepayment period shall not exceed three (3) years from the date of the Mortgage Note unless the Mortgage Loan was modified to reduce the prepayment period to no more than three (3) years from the date of such Mortgage Note and the Mortgagor was notified in writing of such reduction in prepayment period. With respect to any Mortgage Loan that contains a provision permitting imposition of a prepayment penalty upon a prepayment prior to maturity: (i) the Mortgage Loan provides some benefit to the Mortgagor (e.g., a rate or fee reduction) in exchange for accepting such prepayment penalty, (ii) the Mortgage
          Loan's originator had a written policy of offering the Mortgagor or requiring third-party brokers to offer the Mortgagor, the option of obtaining a mortgage loan that did not require payment of such a penalty and (iii) the prepayment penalty was adequately disclosed to the Mortgagor in the loan documents pursuant to applicable state, local and federal law. This representation is a Deemed Material Breach
          Representation;"

                                       2

          (d) Amendment of Single Premium Credit Life Insurance Policy
Representation. Subsection 9.02(zz) of the Purchase Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

          "Single Premium Credit Life Insurance Policy. No Mortgagor was
required to purchase any single-premium credit insurance policy (e.g., life, disability, accident, unemployment or property insurance policy) or debt cancellation agreement as a condition of obtaining the extension of credit. No
Mortgagor obtained a prepaid single-premium credit insurance policy (e.g., life, disability, accident, unemployment or property insurance policy) in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies or debt cancellation agreements as part of the origination of, or as a condition to closing, such Mortgage Loan. This representation is a Deemed Material Breach
Representation;"

          (e) Amendment of Origination Practices/No Steering Representation.
Subsection 9.02(ppp) of the Purchase Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

          "Origination Practices/No Steering.

          The Mortgagor was not encouraged or required to select a Mortgage Loan product offered by the Mortgage Loan's originator which is a higher cost product designed for less creditworthy borrowers, unless at the time of the Mortgage Loan's origination, such Mortgagor did not qualify taking into account such facts as, without limitation, the
          Mortgage Loan's requirements and the Mortgagor's credit history, income, assets and liabilities and debt-to-income ratios for a lower-cost credit product then offered by the Mortgage Loan's originator or any affiliate of the Mortgage Loan's originator. For a
          Mortgagor who seeks financing through a Mortgage Loan originator's higher-priced subprime lending channel, the Mortgagor was directed towards or offered the Mortgage Loan originator's standard mortgage line if the Mortgagor was able to qualify for one of the standard products. This representation is a Deemed Material Breach
          Representation;"

          (f) Amendment of Underwriting Methodology Representation. Subsection
9.02(qqq) of the Purchase Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

          "Underwriting Methodology.

          The methodology used in underwriting the extension of credit for each
          Mortgage Loan does not rely on the extent of the Mortgagor's equity in the collateral as the principal determining factor in approving such extension of credit. The methodology employed objective criteria that related such facts as, without limitation, the Mortgagor's credit history, income, assets or liabilities, to the proposed mortgage payment and, based on such methodology, the Mortgage Loan's originator made a reasonable determination that at the time of origination

                                       3

          the Mortgagor had the ability to make timely payments on the Mortgage
          Loan. Such underwriting methodology confirmed that at the time of origination (application/approval) the Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan. This representation is a Deemed Material Breach Representation;"

          (g) Amendment of Second Lien Mortgage Loans. Subsection 9.02(ttt) of
          the Purchase Agreement is hereby amended by deleting clause (5) in its entirety and replacing it with the following:

          (5) the related Mortgaged Property is the Mortgagor's principal residence.

          3. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY NEW YORK LAW
          WITHOUT REFERENCE TO CHOICE OF LAW DOCTRINE.

                            [SIGNATURE PAGES FOLLOW]

                                       4

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

                                        SELLER:

                                        FIRST BANK MORTGAGE

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                        PURCHASER:

                                        IXIS REAL ESTATE CAPITAL INC.

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                   EXHIBIT BB

                            FIRST HORIZON AGREEMENTS

                                      BB-1

                                                                  EXECUTION COPY

                      ASSIGNMENT AND RECOGNITION AGREEMENT

          THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated January 30, 2007
("Agreement"), among IXIS Real Estate Capital Inc. ("Assignor"), Morgan Stanley
ABS Capital I Inc. ("Assignee") and First Horizon Home Loan Corporation (the
"Company"):

          For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance

          1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the
"Mortgage Loans") and (b) except as described below, that certain Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement (the "Purchase
Agreement"), dated as of July 1, 2006, between the Assignor, as purchaser (the
"Purchaser"), and the Company, as seller, solely insofar as the Purchase
Agreement relates to the Mortgage Loans.

          The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the
Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage
Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser (a) under Subsection 9.04 of the Purchase Agreement or (b) to any
premium recapture (i.e., the excess, if any, of the purchase price percentage over par) in connection with any repurchase pursuant to Subsections 9.03 and
9.05 of the Purchase Agreement.

Recognition of the Company

          2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the
Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to IXIS Real Estate Capital Trust
2007-HE1 (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of January 1, 2007 (the "Pooling Agreement"), among the Assignee, the
Assignor, Deutsche Bank National Trust Company, as trustee (in such capacity, including its successors in interest and any successor trustees under the
Pooling Agreement, the "Trustee"), Wells Fargo Bank, National Association, as
securities administrator (in such capacity, including its successors in interest and any successor securities administrators under the Pooling Agreement, the
"Securities Administrator"), master servicer (in such capacity, including its successors in interest and any successor master servicers under the Pooling
Agreement, the "Master Servicer") and Saxon Mortgage Services, Inc., as servicer
(including its successors in interest and any successor servicer under the
Pooling Agreement, the "Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the
Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the
Mortgage Loans, (iii) the Trust (including the Trustee, Securities
Administrator, Master Servicer and the Servicer acting on the Trust's behalf)
shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the
Mortgage Loans, and (iv) all references to the Purchaser, the Custodian or the
Bailee under the Purchase Agreement insofar as they relate to the Mortgage
Loans, shall be deemed to refer to the Trust (including the Trustee, Securities
Administrator, Master Servicer and the Servicer acting on the Trust's behalf).
Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase
Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Purchase
Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company

          3. The Company warrants and represents to the Assignor, the Assignee and the Trust (including the Trustee, Securities Administrator, Master Servicer
and the Servicer acting on the Trust's behalf) as of the date hereof that:

               (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

               (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the
     Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

               (c) No consent, approval, order or authorization of, or
     declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

               (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this
     Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

          4. Pursuant to Section 13 of the Purchase Agreement, the Company
hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust (including the Trustee, Securities Administrator, Master Servicer
and the Servicer acting on the Trust's behalf), that the representations and warranties set forth in Section 9.02 of the Purchase Agreement are true and correct as of the date hereof (or, with respect to the Servicing Transfer
Representations, the Transfer Date) as if such representations and warranties were made on the date hereof unless otherwise specifically stated in such representations and warranties.

Remedies for Breach of Representations and Warranties

          5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee,
Securities Administrator, Master Servicer and the Servicer acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in
Subsection 9.03 of the Purchase Agreement as if they were set forth herein
(including without limitation the repurchase and indemnity obligations set forth therein); provided, however, that the Assignor specifically reserves and does not assign to the Assignee hereunder any and all right, title and interest in the Premium Percentage, if any, due in connection with the repurchase of a
Mortgage Loan pursuant to Subsections 9.03, 9.04 and 9.05.

Miscellaneous

          6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

          7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

          8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee,
Securities Administrator, Master Servicer and the Servicer acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed
Assignor, Assignee or Company, respectively, hereunder.

          9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement
(to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the
Purchase Agreement.

          10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

          11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

          12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

                            [SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                        FIRST HORIZON
                                        HOME LOAN CORPORATION

                                        By: /s/ Kenton T. Smith
                                            ------------------------------------
                                            Name: Kenton T. Smith
                                            Its: Dir. V.P.

                                        IXIS REAL ESTATE CAPITAL INC.

                                        By: /s/ F. Rene Mendez
                                            ------------------------------------
                                            Name: F. Rene Mendez
                                            Its: Managing Director

                                        By: /s/ Christopher Hayden
                                            ------------------------------------
                                            Name: Christopher Hayden
                                            Its: Managing Director

                                        MORGAN STANLEY ABS CAPITAL I INC.

                                        By: /s/ Valerie Kay
                                        ----------------------------------------
                                            Name: Valerie Kay
                                            Its: Vice President

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT

                             MORTGAGE LOAN SCHEDULE

                                      A-1

                                                                  EXECUTION COPY

================================================================================

             SECOND AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND
                              WARRANTIES AGREEMENT

                                   ----------

                         IXIS REAL ESTATE CAPITAL INC.,

                                    Purchaser

                      FIRST HORIZON HOME LOAN CORPORATION,

                                     Seller

                                   ----------

                            Dated as of July 1, 2006

         Adjustable-Rate and Fixed-Rate, B/C Residential Mortgage Loans

================================================================================

                                                                                                Page
                                                                                                ----

                                      -ii-

                                    EXHIBITS

EXHIBIT A   CONTENTS OF EACH MORTGAGE FILE

EXHIBIT B   FORM OF INTERIM SERVICING AGREEMENT

EXHIBIT C   FORM OF SELLER'S OFFICER'S CERTIFICATE

EXHIBIT D   FORM OF OPINION OF COUNSEL TO THE SELLER AND THE INTERIM SERVICER

EXHIBIT E   FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT F   FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT G   LIST OF PROHIBITED STATES

EXHIBIT H   FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT

EXHIBIT I   SELLER'S UNDERWRITING GUIDELINES

EXHIBIT J   FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

EXHIBIT K   FORM OF INDEMNIFICATION AND CONTRIBUTION AGREEMENT

                                      -iii-

   SECOND AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT

          This SECOND AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND WARRANTIES
AGREEMENT (the "Agreement"), dated as of July 1, 2006, by and between IXIS Real
Estate Capital Inc., a New York corporation, having an office at 9 West 57th
Street, 36th Floor, New York, New York 10019 (the "Purchaser"), and First
Horizon Home Loan Corporation, a Kansas corporation, having an office at 5901
College Boulevard, Overland Park, Kansas 66211 (the "Seller").

                                   WITNESSETH:

          WHEREAS, the Purchaser and the Seller are parties to that certain
Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of October 1, 2005 (the "Original Purchase Agreement"), pursuant to which the
Seller desires to sell, from time to time, to the Purchaser, and the Purchaser desires to purchase, from time to time, from the Seller, certain first and second lien, adjustable-rate and fixed-rate B/C residential mortgage loans (the
"Mortgage Loans") on a servicing released basis as described herein, and which shall be delivered in pools of whole loans (each, a "Mortgage Loan Package") on various dates as provided herein (each, a "Closing Date");

          WHEREAS, at the present time, the Purchaser and the Seller desire to amend and restate the Original Purchase Agreement to make certain modifications as set forth herein and upon the execution and delivery of this Agreement by the
Purchaser and the Seller this Agreement shall supercede the Original Purchase
Agreement and supplant the Original Purchase Agreement.

          NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Seller agree as follows:

          SECTION 1. Definitions.

          For purposes of this Agreement the following capitalized terms shall have the respective meanings set forth below.

          Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located and incorporating the Delinquency Collection Policies and Procedures.

          Act: The National Housing Act, as amended from time to time.

          Adjustable Rate Mortgage Loan: An adjustable rate Mortgage Loan purchased pursuant to this Agreement.

          Affiliate: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person.
For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such
Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and
"controlled" have meanings correlative to the foregoing.

          Agency Transfer: A Fannie Mae Transfer or a Freddie Mac Transfer.

          Agreement: This Mortgage Loan Purchase and Warranties Agreement and
all amendments hereof and supplements hereto.

          ALTA: The American Land Title Association and its successors in interest.

          Appraised Value: (i) With respect to any First Lien Loan, the value of the related Mortgaged Property based upon the appraisal made, if any, for the originator at the time of origination of the Mortgage Loan or the sales price of the Mortgaged Property at such time of origination, whichever is less; provided, however, that in the case of a refinanced Mortgage Loan, such value is based solely upon the appraisal made, if any, at the time of origination of such refinanced Mortgage Loan, and (ii) with respect to any Second Lien Loan, the value, determined pursuant to the Seller's Underwriting Guidelines, of the related Mortgaged Property as of the origination of the Second Lien Loan.

          Assignment and Conveyance Agreement: As defined in Subsection 6.01.

          Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser.

          Balloon Mortgage Loan: Any Mortgage Loan that requires only payments of interest until the stated maturity date of the Mortgage Loan or the Monthly
Payments of principal which (not including the payment due on its stated
maturity date) are based on an amortization schedule that would be insufficient to fully amortize the principal thereof by stated maturity date of the Mortgage
Loan.

          Business Day: Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions, in the State of New York or the state in which the Interim Servicer's servicing operations are located, are authorized or obligated by law or executive order to be closed.

          Closing Date: The date or dates on which the Purchaser from time to time shall purchase and the Seller from time to time shall sell the Mortgage
Loans listed on the related Mortgage Loan Schedule with respect to the related
Mortgage Loan Package.

          CLTV: As of any date and as to (1) any Second Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the Second Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are senior or equal in priority to the Second Lien Loan and which are secured by the same

                                      -2-

Mortgaged Property to (b) the Appraised Value and (2) any First Lien Loan, the
ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the First Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are junior or equal in priority to the First Lien Loan and which are secured by the same
Mortgaged Property to (b) the Appraised Value.

          Code: Internal Revenue Code of 1986, as amended.

          Commission: The United States Securities and Exchange Commission.

          Condemnation Proceeds: All awards or settlements in respect of a
Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

          Convertible Mortgage Loan: Any individual Adjustable Rate Mortgage
Loan purchased pursuant to this Agreement which contains a provision whereby the
Mortgagor is permitted to convert the Adjustable Rate Mortgage Loan to a Fixed
Rate Mortgage Loan in accordance with the terms of the related Mortgage Note.

          Covered Loan: A Mortgage Loan categorized as Covered pursuant to
Appendix E of Standard & Poor's Glossary.

          Credit Files: As defined in Section 5 herein.

          Custodial Account: The separate account or accounts created and maintained pursuant to Section 2.04 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

          Custodial Agreement: The agreement governing the retention of the originals of each Mortgage Note, Mortgage, Assignment of Mortgage and other
Mortgage Loan Documents, to be executed between the Purchaser and the Custodian and to be dated as of the related Cut-Off Date.

          Custodian: The custodian under the Custodial Agreement, or its successor in interest or assigns, or any successor to the Custodian under the
Custodial Agreement, as therein provided. If at any time there is no Custodial
Agreement in effect with respect to a Mortgage Loan, all references to the
Custodian herein and in the Interim Servicing Agreement shall be deemed to refer to the Purchaser (or its designee) with respect to such Mortgage Loan.

          Cut-off Date: The date or dates designated as such on the related
Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

          Deemed Material Breach Representation: Each representation identified as such in Subsection 9.02.

                                      -3-

          Deleted Mortgage Loan: A Mortgage Loan that is repurchased or replaced or to be replaced with a Qualified Substitute Mortgage Loan by the Seller in accordance with the terms of this Agreement.

          Delinquency Collection Policies and Procedures: The delinquency collection policies and procedures of the Seller, a copy of which is attached to the Interim Servicing Agreement.

          Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

          Determination Date: The date specified in the Interim Servicing
Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

          Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

          Eligible Account: Any of (i) an account maintained with a federal or state chartered depository institution or trust company the short-term unsecured debt obligations of which (or, in the case of a depository institution or trust company that is a subsidiary of a holding company, the short-term unsecured debt obligations of such holding company) are rated A-1 by Standard & Poor's or
Prime-1 by Moody's (or a comparable rating if another Rating Agency is specified by the Purchaser by written notice to the Seller) at the time any amounts are held on deposit therein, (ii) an account or accounts the deposits in which are fully insured by the FDIC, or (iii) a trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity.

          Escrow Account: The separate account or accounts created and maintained pursuant to Section 2.06 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

          Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

          Exchange Act: The Securities Exchange Act of 1934, as amended.

          Fannie Mae: The Federal National Mortgage Association and its
successors in interest.

          Fannie Mae Guides: The Fannie Mae Sellers' Guide and the Fannie Mae
Servicers' Guide and all amendments or additions thereto.

          Fannie Mae Transfer: As defined in Section 13 hereof.

          FDIC: The Federal Deposit Insurance Corporation and its successors in interest.

                                      -4-

          FHA: The Federal Housing Administration, an agency within the United
States Department of Housing and Urban Development and its successors in interest and including the Federal Housing Commissioner and the Secretary of
Housing and Urban Development where appropriate under the FHA Regulations.

          First Lien Loan: Any Mortgage Loan secured by a first lien Mortgage on the related Mortgaged Property.

          Fitch: Fitch, Inc. and its successors in interest.

          Fixed Rate Mortgage Loan: A fixed rate mortgage loan purchased pursuant to this Agreement.

          Freddie Mac: The Federal Home Loan Mortgage Corporation and its
successors in interest.

          Freddie Mac Transfer: As defined in Section 13 hereof.

          Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note which amount is added to the Index in accordance with the terms of the related Mortgage Note to determine on each Interest Rate Adjustment Date the Mortgage Interest Rate for
such Mortgage Loan.

          High Cost Loan: A Mortgage Loan (a) covered by the Home Ownership and
Equity Protection Act of 1994 ("HOEPA"), (b) with an "annual percentage rate" or total "points and fees" payable by the related Mortgagor (as each such term is calculated under HOEPA) that exceed the thresholds set forth by HOEPA and its implementing regulations, including 12 C.F.R. Section 226.32(a)(1)(i) and (ii),
(c) classified as a "high cost home," "threshold," "covered," "high risk home,"
"predatory" or similar loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or
(d) a Mortgage Loan categorized as High Cost pursuant to Appendix E of Standard
& Poor's Glossary. For avoidance of doubt, the parties agree that this definition shall apply to any applicable law regardless of whether such law is presently, or in the future becomes, the subject of judicial review or litigation.

          Home Loan: A Mortgage Loan categorized as Home Loan pursuant to
Appendix E of Standard & Poor's Glossary.

          HUD: The Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with regard to FHA Mortgage Insurance. The term "HUD," for purposes of this Agreement, is also deemed to include subdivisions thereof such as the FHA and Government National Mortgage Association.

          Index: With respect to each Adjustable Rate Mortgage Loan, a rate per annum set forth on Exhibit B to each related Assignment and Conveyance
Agreement.

                                      -5-

          Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

          Interest Rate Adjustment Date: With respect to each Adjustable Rate
Mortgage Loan, the date, specified in the related Mortgage Note and the Mortgage
Loan Schedule, on which the Mortgage Interest Rate is adjusted.

          Interim Funder: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS(R) System as the interim funder pursuant to the
MERS Procedures Manual.

          Interim Servicer: First Horizon Home Loan Corporation, a Kansas
corporation, and its successors in interest, and any successor interim servicer under the Interim Servicing Agreement.

          Interim Servicing Agreement: The agreement, attached as Exhibit B hereto, to be entered into by the Purchaser and the Interim Servicer, providing for the Interim Servicer to service the Mortgage Loans for an interim period as specified by the Interim Servicing Agreement.

          Investor: With respect to each MERS Designated Mortgage Loan, the
Person named on the MERS(R) System as the investor pursuant to the MERS
Procedures Manual.

          Lifetime Rate Cap: The provision of each Mortgage Note related to an
Adjustable Rate Mortgage Loan which provides for an absolute maximum Mortgage
Interest Rate thereunder. The Mortgage Interest Rate during the terms of each
Adjustable Rate Mortgage Loan shall not at any time exceed the Mortgage Interest
Rate at the time of origination of such Adjustable Rate Mortgage Loan by more than the amount per annum set forth on the related Mortgage Loan Schedule.

          Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such
Mortgage Loan, trustee's sale, foreclosure sale or otherwise, or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan.

          Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio (expressed as a percentage) of the outstanding principal amount of the
Mortgage Loan as of the Cut-off Date (unless otherwise indicated), to the
Appraised Value of the Mortgaged Property.

          MERS: Mortgage Electronic Registration Systems, Inc., a Delaware
corporation, and its successors and assigns.

          MERS Designated Mortgage Loan: Mortgage Loans for which (a) the Seller has designated or will designate MERS as, and has taken or will take such action as is necessary to cause MERS to be, the mortgagee of record, as nominee for the
Seller, in accordance with MERS Procedure Manual and (b) the Seller has designated or will designate the Purchaser as the Investor on the MERS(R)
System.

                                      -6-

          MERS Procedure Manual: The MERS Procedures Manual, as it may be
amended, supplemented or otherwise modified from time to time.

          MERS Report: The report from the MERS System listing MERS Designated
Mortgage Loans and other information.

          MERS(R) System: MERS mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.

          Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan.

          Moody's: Moody's Investors Service, Inc. and its successors in interest.

          Mortgage: The mortgage, deed of trust or other instrument securing a
Mortgage Note, which creates a first lien, in the case of a First Lien Loan, or a second lien, in the case of a Second Lien Loan, on the Mortgaged Property.

          Mortgage File: The items pertaining to a particular Mortgage Loan referred to in Exhibit A annexed hereto, and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

          Mortgage Interest Rate: The annual rate of interest borne on a
Mortgage Note with respect to each Mortgage Loan.

          Mortgage Loan: An individual Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the applicable Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal
Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds,
Servicing Rights, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

          Mortgage Loan Documents: The documents required to be delivered to the
Custodian pursuant to Section 6.03 hereof with respect to any Mortgage Loan.

          Mortgage Loan Package: Each pool of Mortgage Loans, which shall be purchased by the Purchaser from the Seller from time to time on each Closing
Date.

          Mortgage Loan Schedule: The schedule of Mortgage Loans forwarded in an electronic format setting forth the following information with respect to each
Mortgage Loan in the related Mortgage Loan Package: (1) the Seller's Mortgage
Loan identifying number; (2) the Mortgagor's name; (3) the street address of the
Mortgaged Property including the city, state and zip code; (4) a code indicating whether the Mortgaged Property is owner-occupied, a second home or investment property; (5) the number and type of residential units constituting the
Mortgaged Property (i.e., a single family residence, a 2-4 family residence, a unit in a condominium project or a unit in a planned unit development, manufactured housing); (6) the Mortgage Loan origination date; (7) the original months to maturity or the remaining months to

                                      -7-

maturity from the related Cut-off Date, in any case based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule; (8) the Loan-to-Value
Ratio at origination; (9) with respect to First Lien Loans, the LTV and with respect to Second Lien Loans, the CLTV; (10) the Mortgage Interest Rate as of
the related Cut-off Date; (11) the date on which the Monthly Payment was due on the Mortgage Loan and, if such date is not consistent with the Due Date currently in effect, such Due Date; (12) the stated maturity date; (13) the amount of the Monthly Payment as of the related Cut-off Date; (14) the last payment date as of which a payment was actually applied to the outstanding principal balance; (15) the original principal amount of the Mortgage Loan; (16)
the principal balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due and collected on or before the Cut-off Date; (17) the Interest Rate Adjustment Date; (18) the
Gross Margin; (19) the Lifetime Rate Cap under the terms of the Mortgage Note;
(20) a code indicating the type of Index; (21) the Mortgage Interest Rate as of origination; (22) the type of Mortgage Loan (i.e., fixed-rate, adjustable-rate,
First Lien, Second Lien); (23) a code indicating the purpose of the loan (i.e., purchase, rate and term refinance, equity take-out refinance); (24) a code indicating the documentation style (i.e., full or stated income); (25) the loan credit classification (as described in the Underwriting Guidelines); (26) the applicable Cut-off Date; (27) the applicable Closing Date; (28) a code indicating whether the Mortgage Loan is a Home Loan; (29) the credit risk score
(FICO score); (30) with respect to the related Mortgagor, the debt-to-income ratio; (31) with respect to Second Lien Loans, the outstanding principal balance of the superior lien; (32) the Appraised Value of the Mortgaged Property; (33)
the sale price of the Mortgaged Property if the Mortgage Loan was originated in connection with the purchase of the Mortgaged Property; (34) the Periodic Rate
Cap under the terms of the Mortgage Note; (35) the Periodic Rate Floor under the terms of the Mortgage Note; (36) whether such Mortgage Loan provides for a prepayment penalty; (37) the prepayment penalty period of such Mortgage Loan, if applicable; (38) a description of the type of prepayment penalty, if applicable;
(39) the MERS Identification Number; (40) whether the Mortgagor represented that the Mortgagor would occupy the Mortgaged Property as its primary residence and
(41) a code indicating if the Mortgage Loan is a Balloon Mortgage Loan. With
respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule shall set forth the following information, as of the related Cut-off Date: (1) the number of Mortgage Loans; (2) the current aggregate outstanding principal balance of the Mortgage Loans; (3) the weighted average Mortgage Interest Rate of the Mortgage Loans; and (4) the weighted average maturity of the Mortgage
Loans.

          Mortgage Note: The note or other evidence of the indebtedness of a
Mortgagor secured by a Mortgage.

          Mortgaged Property: With respect to each Mortgage Loan, the
Mortgagor's real property securing repayment of a related Mortgage Note, consisting of an unsubordinated estate in fee simple or, with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, a leasehold estate, in a single parcel or multiple parcels of real property improved by a residential dwelling as further described in this Agreement.

          Mortgagor: The obligor on a Mortgage Note.

                                      -8-

          OCC: Office of the Comptroller of the Currency and its successors in interest.

          Officer's Certificate: A certificate signed by the Chairman of the
Board or the Vice Chairman of the Board or a President or a Vice President and
by the Treasurer or the Secretary or one of the Assistant Treasurers or
Assistant Secretaries of the Seller, and delivered to the Purchaser as required by this Agreement.

          Opinion of Counsel: A written opinion of counsel, who may be counsel for the Seller, reasonably acceptable to the Purchaser, provided that any
Opinion of Counsel relating to (a) the qualification of any account required to be maintained pursuant to this Agreement as an Eligible Account, (b)
qualification of the Mortgage Loans in a REMIC or (c) compliance with the REMIC
Provisions, must be (unless otherwise stated in such Opinion of Counsel) an opinion of counsel who (i) is in fact independent of the Seller and any servicer of the Mortgage Loans, (ii) does not have any material direct or indirect financial interest in the Seller or any servicer of the Mortgage Loans or in an
Affiliate of either and (iii) is not connected with the Seller or any servicer of the Mortgage Loans as an officer, employee, director or person performing similar functions.

          OTS: Office of Thrift Supervision and its successors in interest.

          Periodic Rate Cap: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may increase on an Interest
Rate Adjustment Date above the Mortgage Interest Rate previously in effect.

          Periodic Rate Floor: With respect to each Adjustable Rate Mortgage
Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may decrease on an Interest
Rate Adjustment Date below the Mortgage Interest Rate previously in effect.

          Person: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

          Preliminary Mortgage Schedule: As defined in Section 3.

          Premium Percentage: With respect to any Mortgage Loan, a percentage equal to the excess of the Purchase Price Percentage over 100%.

          Principal Prepayment: Any payment or other recovery of principal on a
Mortgage Loan which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

          Purchase Price: The price paid on the related Closing Date by the
Purchaser to the Seller in exchange for the Mortgage Loans purchased on such
Closing Date as calculated in Section 4 of this Agreement.

                                      -9-

          Purchase Price and Terms Agreement: Those certain agreements setting forth the general terms and conditions of the transaction consummated herein and identifying the Mortgage Loans to be purchased from time to time hereunder, by and among the Seller, the Purchaser and the Interim Servicer (if applicable).
All of the individual Purchase Price and Terms Agreements shall collectively be referred to as the "Purchase Price and Terms Agreement."

          Purchase Price Percentage: With respect to any Mortgage Loan, an amount equal to the percentage of par as stated in the Purchase Price and Terms
Agreement (subject to adjustment as provided therein) related to such Mortgage
Loan.

          Purchaser: IXIS Real Estate Capital Inc., a New York corporation, and its successors in interest and assigns, or any successor to the Purchaser under this Agreement as herein provided.

          Qualified Correspondent: Any Person from which the Seller purchased
Mortgage Loans, provided that the following conditions are satisfied: (i) such
Mortgage Loans were originated pursuant to an agreement between the Seller and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to the Seller, in accordance with underwriting guidelines designated by the Seller ("Designated Guidelines") or guidelines that do not vary materially from such Designated Guidelines; (ii) such Mortgage Loans were in fact underwritten as described in clause (i) above and were acquired by the Seller within one hundred eighty (180) days after origination; (iii) either
(x) the Designated Guidelines were, at the time such Mortgage Loans were originated, used by the Seller in origination of mortgage loans of the same type as the Mortgage Loans for the Seller's own account or (y) the Designated
Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Seller on a consistent basis for use by lenders in originating mortgage loans to be purchased by the Seller; and (iv) the Seller employed, at the time such Mortgage Loans were acquired by the Seller, pre purchase or post purchase quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time period or through particular channels) designed to ensure that Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the
Seller.

          Qualified Substitute Mortgage Loan: A mortgage loan eligible to be substituted by the Seller for a Deleted Mortgage Loan which must, on the date of such substitution, (i) have an outstanding principal balance, after deduction of all scheduled payments due in the month of substitution (or in the case of a substitution of more than one mortgage loan for a Deleted Mortgage Loan, an aggregate principal balance), not in excess of the outstanding principal balance of the Deleted Mortgage Loan (the amount of any shortfall will be deposited in the Custodial Account by the Seller in the month of substitution); (ii) have a
Mortgage Interest Rate not less than and not more than 1% greater than the
Mortgage Interest Rate of the Deleted Mortgage Loan; (iii) have a remaining term to maturity not greater than and not more than one (1) year less than that of the Deleted Mortgage Loan; (iv) be of the same type as the Deleted Mortgage Loan
(i.e., fixed-rate, adjustable-rate with same Periodic Rate Cap, Index and lien priority); and (v) comply with each representation and warranty (respecting individual Mortgage Loans) set forth in Section 9 hereof.

                                      -10-

          Rating Agency: Any of Fitch, Moody's or Standard & Poor's, or their respective successors designated by the Purchaser.

          Reconstitution: Any Securitization Transaction or Whole Loan Transfer.

          Reconstitution Agreements: The agreement or agreements entered into by the Seller and/or the Interim Servicer and the Purchaser and/or certain third parties on the Reconstitution Date or Dates with respect to any or all of the
Mortgage Loans sold hereunder, in connection with a Whole Loan Transfer, Agency
Transfer or a Securitization Transaction pursuant to Section 13, including, but not limited to, a seller's warranties and servicing agreement with respect to a
Whole Loan Transfer, and a trust and servicing agreement, pooling and servicing agreement and/or seller/servicer agreements and related custodial/trust agreement and documents with respect to a Securitization Transaction.

          Reconstitution Date: As defined in Section 13.

          Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation
AB), 17 C.F.R. Sections 229.1100 229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset Backed Securities, Securities
Act Release No. 33 8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the
staff of the Commission, or as may be provided by the Commission or its staff from time to time.

          REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

          REMIC Provisions: Provisions of the federal income tax law relating to a REMIC, which appear at Section 860A through 860G of Subchapter M of Chapter 1,
Subtitle A of the Code, and related provisions and regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

          Remittance Date: The date specified in the Interim Servicing Agreement
(with respect to each Mortgage Loan, for an interim period, as specified therein).

          Repurchase Price: With respect to any Mortgage Loan for which a breach of a representation or warranty from the Agreement or the Interim Servicing
Agreement is found, a price equal to the then outstanding principal balance of the Mortgage Loan to be repurchased, plus accrued interest thereon at the
Mortgage Interest Rate from the date to which interest had last been paid through the date of such repurchase, plus the amount of any outstanding advances owed to any servicer, and plus all out of pocket costs and expenses incurred by the Purchaser or any servicer arising out of or based upon such breach, including without limitation costs and expenses incurred in the enforcement of the Seller's repurchase obligation hereunder, and plus, in the event a Mortgage
Loan is repurchased during the first twelve (12) months following the related
Closing Date, an amount equal to the product of (i) an amount equal to (A) a fraction, whose numerator is equal to 12 less the number of full calendar months since the Closing Date and whose denominator is equal to 12, multiplied by (B)
the Premium Percentage, multiplied by (ii) the then outstanding principal balance of the Mortgage Loan to be repurchased as of the date of such repurchase.

                                      -11-

          RESPA: Real Estate Settlement Procedures Act, as amended from time to time.

          Second Lien Loan: A Mortgage Loan secured by a second lien Mortgage on the related Mortgaged Property.

          Securities Act: The Securities Act of 1933, as amended.

          Securitization Transaction. Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately-placed, rated or unrated mortgage backed securities or (2)
an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

          Seller: First Horizon Home Loan Corporation, a Kansas corporation, and its successors in interest.

          Seller Information: As defined in Subsection 31.04(a).

          Servicing Fee: With respect to each Mortgage Loan subject to the
Interim Servicing Agreement, an amount equal to 0.50% per annum computed on the basis of the outstanding principal balance of the related Mortgage Loan. Such fee shall be payable monthly and shall be pro rated for any portion of a month during which the Mortgage Loan is serviced by the Interim Servicer under the
Interim Servicing Agreement. The obligation of the Purchaser to pay the
Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion (including recoveries with respect to interest from Liquidation
Proceeds, to the extent permitted by this Agreement) of such Monthly Payment collected by the Interim Servicer, or as otherwise provided under this
Agreement.

          Servicing File: With respect to each Mortgage Loan, the file retained by the Interim Servicer consisting of copies of the Mortgage Loan Documents.

          Servicing Rights: Any and all of the following: (a) any and all rights to service the Mortgage Loans; (b) any payments to or monies received by the
Interim Servicer for servicing the Mortgage Loans; (c) any late fees, penalties or similar payments with respect to the Mortgage Loans; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of the Interim
Servicer thereunder; (e) Escrow Payments or other similar payments with respect to the Mortgage Loans and any amounts actually collected by the Interim Servicer with respect thereto; (f) all accounts and other rights to payment related to any of the property described in this paragraph; and (g) any and all documents, files, records, servicing files, servicing documents, servicing records, data tapes, computer records, or other information pertaining to the Mortgage Loans or pertaining to the past, present or prospective servicing of the Mortgage
Loans.

          Servicing Transfer Representation: Each representation set forth in
Subsections 9.01(t) and 9.02(b), (c), (d), (f), (h), the last sentence of (p),
(q), (r), (z), (hh), (ii), (kk), (ll), (mm), (qq), (xx), (bbb), (kkk), (ttt)(3)
and (ttt)(4).

                                      -12-

          Sponsor: The sponsor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

          Standard & Poor's: Standard & Poor's Ratings Services, a division of
The McGraw-Hill Companies Inc., and its successors in interest.

          Standard & Poor's Glossary: The Standard & Poor's LEVELS(R) Glossary,
as may be in effect from time to time.

          Stated Principal Balance: As to each Mortgage Loan on any date of determination, (i) the principal balance of such Mortgage Loan at the related
Cut-off Date after giving effect to payments of principal due on or before such date, to the extent actually received, minus (ii) all amounts previously distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal on such Mortgage Loan.

          Static Pool Information: Static pool information as described in Item
1105(a)(1)-(3) and 1105(c) of Regulation AB.

          Successor Servicer: Any servicer of one or more Mortgage Loans designated by the Purchaser as being entitled to the benefits of the indemnifications set forth in Sections 9.03 and 14.01.

          Third Party Originator: Each Person, other than a Qualified
Correspondent, that originated Mortgage Loans acquired by the Seller.

          Transfer Date: The date on which the Purchaser, or its designee, shall receive the transfer of servicing responsibilities and begin to perform the servicing of the Mortgage Loans with respect to the related Mortgage Loan
Package, and the Interim Servicer shall cease all servicing responsibilities.
Such date shall occur on the day indicated by the Purchaser to the Interim
Servicer in accordance with the Interim Servicing Agreement.

          Underwriting Guidelines: The underwriting guidelines of the Seller, a copy of which is attached hereto as Exhibit I and a then-current copy of which shall be attached as an Exhibit to the related Assignment and Conveyance.

          Whole Loan Transfer: Any sale or transfer of some or all of the
Mortgage Loans other than a Securitization Agreement.

          SECTION 2. Agreement to Purchase.

          The Seller agrees to sell from time to time, and the Purchaser agrees to purchase from time to time, Mortgage Loans having an aggregate principal balance on the related Cut-off Date in an amount as set forth in the related
Purchase Price and Terms Agreement, or in such other amount as agreed by the
Purchaser and the Seller as evidenced by the actual aggregate principal balance of the Mortgage Loans accepted by the Purchaser on each Closing Date.

                                      -13-

          SECTION 3. Mortgage Schedules.

          The Seller from time to time shall provide in an electronic format the
Purchaser with certain information constituting a preliminary listing of the
Mortgage Loans to be purchased on each Closing Date in accordance with the related Purchase Price and Terms Agreement and this Agreement (each, a
"Preliminary Mortgage Schedule").

          The Seller shall deliver the Mortgage Loan Schedule for the Mortgage
Loans to be purchased on a particular Closing Date to the Purchaser at least two
(2) Business Days prior to the related Closing Date. The Mortgage Loan Schedule shall be the related Preliminary Mortgage Schedule with those Mortgage Loans which the Seller has not funded prior to the related Closing Date deleted.

          SECTION 4. Purchase Price.

          The Purchase Price for the Mortgage Loans shall be equal to (a) the
Purchase Price Percentage multiplied by the Cut-off Date Balance, plus (b)
accrued and unpaid interest on such principal balance at the weighted average
Mortgage Interest Rate (net of the Servicing Fee) of those Mortgage Loans from the related Cut-off Date through the day prior to the related Closing Date, inclusive. For purposes hereof, "Cut-off Date Balance" means the aggregate principal balance, as of the related Cut-off Date, of the Mortgage Loans listed on the related Mortgage Loan Schedule, after application of payments of principal due on or before the related Cut-off Date, to the extent such payments were actually received, together with any unscheduled principal payments collected prior to the Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to the Cut-off Date, but to be applied on a due date beyond the related Cut-off Date, shall not be applied to the principal balance as of the related Cut-off Date. If so provided in the related Purchase Price and Terms Agreement, portions of the Mortgage Loans shall be priced separately. The Purchase Price as so determined shall be paid to the
Seller on the related Closing Date by wire transfer of immediately available funds to an account designated by the Seller in writing.

          The Purchaser shall be entitled to (l) all principal paid after the related Cut-off Date, (2) all other recoveries of principal collected on or after the related Cut-off Date, and (3) all payments of interest on the Mortgage
Loans net of applicable Servicing Fees (minus that portion of any such payment which is allocable to the period prior to the related Cut-off Date). The outstanding principal balance of each Mortgage Loan as of the related Cut-off
Date is determined after application of payments of principal due on or before the related Cut-off Date, to the extent actually collected, together with any unscheduled principal prepayments collected prior to the Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to the
Cut-off Date, but to be applied on a due date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date.
Such prepaid amounts shall be the property of the Purchaser. The Seller shall deposit any such prepaid amounts into the Custodial Account, which account is established for the benefit of the Purchaser for subsequent remittance by the
Seller to the Purchaser.

                                      -14-

          SECTION 5. Examination of Mortgage Files.

          At least seven (7) Business Days prior to the related Closing Date, the Seller shall (i) either (a) deliver to the Purchaser or its designee in escrow, for examination with respect to each Mortgage Loan to be purchased, the related Mortgage File, including a copy of the Assignment of Mortgage (except with respect to each MERS Designated Mortgage Loan), pertaining to each Mortgage
Loan, or (b) make the related Mortgage File available to the Purchaser for examination at such other location as shall otherwise be acceptable to the
Purchaser and (ii) deliver to the Purchaser in an electronic format copies of the credit and servicing files (collectively, the "Credit Files"). Such examination of the Mortgage Files may be made by the Purchaser or its designee at any reasonable time before or after the related Closing Date. If the
Purchaser makes such examination prior to the related Closing Date and determines, in its sole discretion, that any Mortgage Loans are unacceptable to the Purchaser for any reason, such Mortgage Loans shall be deleted from the related Mortgage Loan Schedule, and may be replaced by a Qualified Substitute
Mortgage Loan (or Loans) acceptable to the Purchaser. The Purchaser may, at its option and without notice to the Seller, purchase some or all of the Mortgage
Loans without conducting any partial or complete examination. The fact that the
Purchaser or its designee has conducted or has failed to conduct any partial or complete examination of the Mortgage Files or the Credit Files shall not impair in any way the Purchaser's (or any of its successor's) rights to demand repurchase, substitution or other remedy as provided in this Agreement. In the event that the Seller fails to deliver the Credit Files with respect to any
Mortgage Loan, the Seller shall, upon the request of the Purchaser, repurchase such Mortgage Loan at the price and in the manner specified in Subsection 9.03.

          SECTION 6. Conveyance from Seller to Purchaser.

          Subsection 6.01 Conveyance of Mortgage Loans; Possession of Servicing
Files.

          The Seller, simultaneously with the delivery of the Mortgage Loan
Schedule with respect to the related Mortgage Loan Package to be purchased on each Closing Date, shall execute and deliver an Assignment and Conveyance
Agreement in the form attached hereto as Exhibit H (the "Assignment and
Conveyance Agreement"). The Seller shall cause the Servicing File retained by the Interim Servicer pursuant to this Agreement to be appropriately identified in the Seller's computer system and/or books and records, as appropriate, to clearly reflect the sale of the related Mortgage Loan to the Purchaser. The
Seller shall cause the Interim Servicer to release from its custody the contents of any Servicing File retained by it only in accordance with this Agreement or the Interim Servicing Agreement, except when such release is required in connection with a repurchase of any such Mortgage Loan pursuant to Subsection
9.03.

          Subsection 6.02 Books and Records.

          Record title to each Mortgage as of the related Closing Date shall be in the name of the Seller, the Purchaser or one or more designees of the
Purchaser, as the Purchaser shall select. Notwithstanding the foregoing, each
Mortgage and related Mortgage Note shall be possessed solely by the Purchaser or the appropriate designee of the Purchaser, as the case may be. All rights arising out of the Mortgage Loans including, but not limited to, all funds received

                                      -15-

by the Seller or the Interim Servicer after the related Cut-off Date on or in connection with a Mortgage Loan shall be vested in the Purchaser or one or more designees of the Purchaser; provided, however, that all funds received on or in connection with a Mortgage Loan shall be received and held by the Seller or the
Interim Servicer in trust for the benefit of the Purchaser or the appropriate designee of the Purchaser, as the case may be, as the owner of the Mortgage
Loans pursuant to the terms of this Agreement.

          The sale of each Mortgage Loan shall be reflected on the Seller's balance sheet and other financial statements as a sale of assets by the Seller.

          The Seller shall or shall cause the Interim Servicer to be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be marked clearly to reflect the ownership of each Mortgage Loan by the Purchaser. In particular, the Seller shall or shall cause the Interim Servicer to maintain in its possession, available for inspection by the Purchaser, and shall deliver to the Purchaser upon demand, evidence of compliance with all applicable federal, state and local laws, rules and regulations, including but not limited to documentation as to the method used in determining the applicability of the provisions of the National Flood
Insurance Act of 1968, as amended, to the Mortgaged Property, documentation evidencing insurance coverage and periodic inspection reports, as would be customarily maintained by prudent sellers and servicers of Mortgage Loans similar to the Mortgage Loans in the respective jurisdictions.

          Subsection 6.03 Delivery of Mortgage Loan Documents.

          The Seller shall deliver and release to the Custodian no later than seven (7) Business Days prior to the related Closing Date those Mortgage Loan
Documents set forth on Exhibit A hereto with respect to each Mortgage Loan set forth on the related Mortgage Loan Schedule.

          The Custodian shall certify its receipt of all such Mortgage Loan
Documents required to be delivered pursuant to the Custodial Agreement for the related Closing Date, as evidenced by the Certification and Trust Receipt of the
Custodian in the form annexed to the Custodial Agreement. The Purchaser shall pay all fees and expenses of the Custodian from and after the Closing Date.

          The Seller shall or shall cause the Interim Servicer to forward to the
Custodian, or to such other Person as the Purchaser shall designate in writing, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with this Agreement within two (2) weeks of their execution, provided, however, that the Seller shall provide the Custodian, or to such other Person as the Purchaser shall designate in writing, with a certified true copy of any such document submitted for recordation within two (2) weeks of its execution, and shall promptly provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within ninety (90) days of its submission for recordation.

                                      -16-

          In the event any document required to be delivered to the Custodian pursuant to the previous paragraph, including an original or copy of any document submitted for recordation to the appropriate public recording office, is not so delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, within one hundred and eighty (180) days following the Closing Date (other than with respect to the Assignments of Mortgage which shall be delivered to the Custodian in blank and recorded subsequently by the
Purchaser or its designee), and in the event that the Seller does not cure such failure within thirty (30) days of discovery or receipt of written notification of such failure from the Purchaser, the related Mortgage Loan shall, upon the request of the Purchaser, be repurchased by the Seller at the price and in the manner specified in Subsection 9.03. The foregoing repurchase obligation shall not apply in the event that the Seller cannot deliver such original or copy of any document submitted for recordation to the appropriate public recording office within the specified period due to a delay caused by the recording office in the applicable jurisdiction, provided that (i) the Seller shall deliver a recording receipt of such recording office or, if such recording receipt is not available, a Seller certified copy of such document, confirming that such documents have been accepted for recording, and (ii) such document is delivered within twelve (12) months of the related Closing Date.

          The Seller shall pay all initial recording fees, if any, for the assignments of mortgage and any other fees or costs in transferring all original documents to the Custodian or, upon written request of the Purchaser, to the
Purchaser or the Purchaser's designee. The Purchaser or the Purchaser's designee shall be responsible for recording the Assignments of Mortgage and shall be reimbursed by the Seller for the costs associated therewith pursuant to the preceding sentence.

          Subsection 6.04 Quality Control Procedures.

          The Seller shall, or shall cause the Interim Servicer to, have an internal quality control program that verifies in a manner consistent with accepted industry procedures, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program shall include evaluating and monitoring the overall quality of the Seller's loan production and the servicing activities of the
Interim Servicer. The program is to ensure that the Mortgage Loans are originated and serviced in accordance with Accepted Servicing Practices and the
Underwriting Guidelines; guard against dishonest, fraudulent, or negligent acts;
and guard against errors and omissions by officers, employees, or other authorized persons.

          Subsection 6.05 MERS Designated Mortgage Loans.

          With respect to each MERS Designated Mortgage Loan, the Seller shall, on or prior to the related Closing Date, designate the Purchaser as the
Investor, and no Person shall be listed as Interim Funder on the MERS System. In addition, on or prior to the related Closing Date, Seller shall provide the
Custodian and the Purchaser with a MERS Report listing the Purchaser as the
Investor and no Person as Interim Funder with respect to each MERS Designated
Mortgage Loan.

                                      -17-

          SECTION 7. Servicing of the Mortgage Loans.

          The Mortgage Loans have been sold by the Seller to the Purchaser on a servicing released basis. Subject to, and upon the terms and conditions of this
Agreement and the Interim Servicing Agreement (with respect to each Mortgage
Loan, for an interim period, as specified therein), the Seller hereby sells, transfers, assigns, conveys and delivers to the Purchaser the Servicing Rights.

          The Purchaser shall retain the Interim Servicer as contract servicer of the Mortgage Loans for an interim period pursuant to and in accordance with the terms and conditions contained in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).
Except as set forth in the Interim Servicing Agreement, the Interim Servicer
shall service the Mortgage Loans on an "actual/actual" basis and otherwise in strict compliance with the servicing provisions related to the Fannie Mae MBS
Program (Special Servicing Option) of the Fannie Mae Guides (except as otherwise set forth in the Interim Servicing Agreement). The Purchaser and Seller shall cause the Interim Servicer to execute the Interim Servicing Agreement on the initial Closing Date.

          Pursuant to the Interim Servicing Agreement (with respect to each
Mortgage Loan, for an interim period, as specified therein), the Interim
Servicer shall begin servicing the Mortgage Loans on behalf of the Purchaser and shall be entitled to a Servicing Fee with respect to such Mortgage Loans until the applicable Transfer Date. The Interim Servicer shall conduct such servicing in accordance with the Interim Servicing Agreement.

          SECTION 8. Transfer of Servicing.

          On the applicable Transfer Date, the Purchaser, or its designee, shall assume all servicing responsibilities related to, and the Seller shall cause the
Interim Servicer to cease all servicing responsibilities related to, the related
Mortgage Loans subject to such Transfer Date. The Transfer Date shall be the date determined in accordance with Section 6.02 of the Interim Servicing
Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

          On or prior to the applicable Transfer Date, the Seller shall, at its sole cost and expense, take such steps as may be necessary or appropriate to effectuate and evidence the transfer of the servicing of the related Mortgage
Loans to the Purchaser, or its designee, including but not limited to the following:

          (a) Notice to Mortgagors. The Seller shall cause the Interim Servicer to mail to the Mortgagor of each related Mortgage Loan a letter advising such
Mortgagor of the transfer of the servicing of the related Mortgage Loan to the
Purchaser, or its designee, in accordance with the Cranston Gonzales National
Affordable Housing Act of 1990; provided, however, the content and format of the letter shall have the prior approval of the Purchaser. The Seller shall provide the Purchaser with a form of such notices on or prior to the Transfer Date and shall provide the Purchaser with an electronic file of all such notices within 5
Business Days of the Transfer Date.

                                      -18-

          (b) Notice to Taxing Authorities and Insurance Companies. The Seller
shall cause the Interim Servicer to transmit to the applicable taxing authorities and insurance companies (including primary mortgage insurance policy insurers, if applicable) and/or agents, notification of the transfer of the servicing to the Purchaser, or its designee, and instructions to deliver all notices, tax bills and insurance statements, as the case may be, to the
Purchaser from and after the Transfer Date. The Seller shall provide the
Purchaser with a form of such notices on or prior to the Transfer Date and shall provide the Purchaser with an electronic file of all such notices no later than five (5) Business Days of the Transfer Date.

          (c) Delivery of Servicing Records. The Seller shall cause the Interim
Servicer to forward to the Purchaser, or its designee, in electronic format all servicing records and the Servicing File in the Interim Servicer's possession
(which includes scanned copies of all documents in the Servicing File) relating to each related Mortgage Loan including the information enumerated in the
Interim Servicing Agreement (with respect to each such Mortgage Loan, for an interim period, as specified therein).

          (d) Escrow Payments. The Seller shall cause the Interim Servicer to provide the Purchaser, or its designee, with immediately available funds by wire transfer in the amount of the net Escrow Payments and suspense balances and all loss draft balances associated with the related Mortgage Loans. The Seller shall cause the Interim Servicer to provide the Purchaser with an accounting statement, in electronic format acceptable to the Purchaser in its sole discretion, of Escrow Payments and suspense balances and loss draft balances sufficient to enable the Purchaser to reconcile the amount of such payment with the accounts of the Mortgage Loans. Additionally, the Seller shall cause the
Interim Servicer to wire transfer to the Purchaser the amount of any agency, trustee or prepaid Mortgage Loan payments and all other similar amounts held by the Interim Servicer.

          (e) Payoffs and Assumptions. The Seller shall cause the Interim
Servicer to provide to the Purchaser, or its designee, copies of all assumption and payoff statements generated by the Interim Servicer on the related Mortgage
Loans from the related Cut-off Date to the Transfer Date.

          (f) Mortgage Payments Received Prior to Transfer Date. Prior to the
Transfer Date all payments received by the Interim Servicer or the Seller on each related Mortgage Loan shall be properly applied by the Seller to the account of the particular Mortgagor.

          (g) Mortgage Payments Received after Transfer Date. The amount of any related Monthly Payments received by the Seller after the Transfer Date shall be forwarded to the Purchaser by overnight mail within 2 Business Days of the date of receipt. The Seller shall notify the Purchaser of the particulars of the payment, which notification requirement shall be satisfied if the Seller forwards with its payment sufficient information to permit appropriate processing of the payment by the Purchaser. The Seller shall assume full responsibility for the necessary and appropriate legal application of such
Monthly Payments received by the Seller after the Transfer Date with respect to related Mortgage Loans then in foreclosure or bankruptcy; provided, for purposes of this Agreement, necessary and appropriate legal application of such Monthly
Payments shall include, but not be limited to, endorsement of a Monthly Payment to the Purchaser with the particulars of the payment such as the account number, dollar amount, date

                                      -19-

received and any special Mortgagor application instructions and the Seller shall cause the Interim Servicer to comply with the foregoing requirements with respect to all Monthly Payments received by the Interim Servicer after the
Transfer Date.

          (h) Misapplied Payments. Misapplied payments shall be processed as follows:

          (i) All parties shall cooperate in correcting misapplication errors;

          (ii) The party receiving notice of a misapplied payment occurring prior to the applicable Transfer Date and discovered after the Transfer
     Date shall immediately notify the other party;

          (iii) If a misapplied payment which occurred prior to the Transfer
     Date cannot be identified and said misapplied payment has resulted in a shortage in a Custodial Account or Escrow Account, the Seller shall be liable for the amount of such shortage. The Seller shall reimburse the
     Purchaser for the amount of such shortage within thirty (30) days after receipt of written demand therefor from the Purchaser;

          (iv) If a misapplied payment which occurred prior to the Transfer Date has created an improper Purchase Price as the result of an inaccurate outstanding principal balance, a check shall be issued to the party shorted by the improper payment application within five (5) Business Days after notice thereof by the other party; and

          (v) Any check issued under the provisions of this Section 8(h) shall be accompanied by a statement indicating the corresponding Seller and/or the Purchaser Mortgage Loan identification number and an explanation of the allocation of any such payments.

          (i) Books and Records. On the Transfer Date, the books, records and accounts of the Seller with respect to the related Mortgage Loans shall be in accordance with all applicable Purchaser requirements.

          (j) Reconciliation. The Seller shall, on or before the Transfer Date, reconcile principal balances and make any monetary adjustments required by the
Purchaser. Any such monetary adjustments will be transferred between the Seller and the Purchaser as appropriate.

          (k) IRS Forms. The Seller shall or shall cause the Interim Servicer to file all IRS forms 1099, 1099A, 1098 or 1041 and K-1 and all other forms required to be filed which are required to be filed on or before the Transfer
Date in relation to the servicing and ownership of the related Mortgage Loans.
The Seller shall provide copies of such forms to the Purchaser upon request and shall reimburse the Purchaser for any costs or penalties incurred by the
Purchaser due to the Seller's failure to comply with this paragraph.

                                      -20-

          SECTION 9. Representations, Warranties and Covenants of the Seller;
Remedies for Breach.

          Subsection 9.01 Representations and Warranties Regarding the Seller.

          The Seller represents, warrants and covenants to the Purchaser that as of the date hereof and as of each Closing Date:

          (a) Due Organization and Authority. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of
Kansas and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state wherein it owns or leases any material properties or where a Mortgaged Property is located, if the applicable laws of such state require licensing or qualification in order to conduct business of the type conducted by the Seller, and in any event the Seller is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of the related Mortgage Loan and the servicing of such Mortgage Loan in accordance with the terms of this Agreement and the Interim Servicing Agreement; the Seller has the full corporate power, authority and legal right to hold, transfer and convey the Mortgage Loans and to execute and deliver this Agreement and to perform its obligations hereunder and thereunder; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the
Seller and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized; this Agreement and all agreements contemplated hereby have been duly executed and delivered and constitute the valid, legal, binding and enforceable obligations of the Seller, regardless of whether such enforcement is sought in a proceeding in equity or at law; and all requisite corporate or other action has been taken by the Seller to make this
Agreement and all agreements contemplated hereby valid and binding upon the
Seller in accordance with their terms;

          (b) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the
Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

          (c) No Conflicts. Neither the execution and delivery of this
Agreement, the acquisition or origination of the Mortgage Loans by the Seller, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby and thereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the
Seller's charter, by-laws or other organizational documents or any legal restriction or any agreement or instrument to which the Seller is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject, or result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or impair the ability of the Purchaser to realize on the Mortgage Loans, impair the value of the

                                      -21-

Mortgage Loans, or impair the ability of the Purchaser to realize the full amount of any insurance benefits accruing pursuant to this Agreement;

          (d) Ability to Service. The Interim Servicer has the facilities, procedures, and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Mortgage Loans. The Interim Servicer is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws, and regulations, if applicable, meets the minimum capital requirements set forth by the OTS, the OCC or the FDIC, and is in good standing to enforce, originate, sell mortgage loans to, and service mortgage loans in each jurisdiction wherein the Mortgaged Properties are located;

          (e) Reasonable Servicing Fee. The Seller as Interim Servicer,
acknowledges and agrees that the Servicing Fee, represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Interim Servicer, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement and the Interim Servicing Agreement;

          (f) Ability to Perform; Solvency. The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. The Seller is solvent and the sale of the Mortgage Loans will not cause the Seller to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of Seller's creditors;

          (g) No Litigation Pending. There is no action, suit, proceeding or investigation pending or threatened against the Seller, before any court, administrative agency or other tribunal asserting the invalidity of this
Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Seller, or in any material impairment of the right or ability of the Seller to carry on its business substantially as now conducted, or in any material liability on the part of the Seller, or which would draw into question the validity of this
Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Seller contemplated herein, or which would be likely to impair the ability of the Seller to perform under the terms of this Agreement;

          (h) No Consent Required. No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body including HUD, the FHA or the Department of Veterans Affairs is
required for the execution, delivery and performance by the Seller of or compliance by the Seller with this Agreement or the Mortgage Loans, the delivery of a portion of the Mortgage Files to the Custodian or the sale of the Mortgage
Loans or the consummation of the transactions contemplated by this Agreement, or if required, such approval has been obtained prior to the related Closing Date;

          (i) Selection Process. The Mortgage Loans were selected from among the outstanding one- to four-family mortgage loans in the Seller's portfolio at the related Closing Date as to which the representations and warranties set forth in
Subsection 9.02 could be made

                                      -22-

and such selection was not made in a manner so as to affect adversely the interests of the Purchaser;

          (j) Mortgage Loan Package Characteristics. The characteristics of the related Mortgage Loan Package are as set forth on the description of the pool characteristics for the applicable Mortgage Loan Package delivered pursuant to
Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement;

          (k) No Untrue Information. Neither this Agreement nor any information, statement, tape, diskette, report, form, or other document furnished or to be furnished pursuant to this Agreement or any Reconstitution Agreement or in connection with the transactions contemplated hereby (including any
Securitization Transaction or Whole Loan Transfer) contains or will contain any untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained herein or therein not misleading;

          (l) Financial Statements. The Seller has delivered to the Purchaser financial statements as to its last three (3) complete fiscal years and any later quarter ended more than sixty (60) days prior to the execution of this
Agreement. All such financial statements fairly present the pertinent results of operations and changes in financial position for each of such periods and the financial position at the end of each such period of the Seller and its subsidiaries and have been prepared in accordance with generally accepted accounting principles of the United States consistently applied throughout the periods involved, except as set forth in the notes thereto. In addition, the
Seller has delivered information as to its loan gain and loss experience in respect of foreclosures and its loan delinquency experience for the immediately preceding three-year period, in each case with respect to mortgage loans owned by it and mortgage loans serviced for others during such period, and all such information so delivered shall be true and correct in all material respects to the extent requested by the Purchaser and available to the Seller. There has been no change in the business, operations, financial condition, properties or assets of the Seller since the date of the Seller's financial statements that would have an adverse effect on its ability to perform its obligations under this Agreement. The Seller has completed any forms requested by the Purchaser in a timely manner and in accordance with the provided instructions;

          (m) No Brokers. The Seller has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

          (n) Sale Treatment. The Seller has been advised by its independent certified public accountants that under generally accepted accounting principles the transfer of the Mortgage Loans may be treated as a sale on the books and records of the Seller and the Seller has determined that the disposition of the
Mortgage Loans pursuant to this Agreement will be afforded sale treatment for tax and accounting purposes;

          (o) Reasonable Purchase Price. The consideration received by the
Seller upon the sale of the Mortgage Loans under this Agreement constitutes fair consideration and reasonably equivalent value for the Mortgage Loans;

                                      -23-

          (p) Owner of Record. The Seller is the owner of record of each
Mortgage and the indebtedness evidenced by each Mortgage Note, and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage
Files with respect thereto in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan;

          (q) Seller's Origination. The Seller's decision to originate any mortgage loan or to deny any mortgage loan application is an independent decision based upon Seller's underwriting guidelines, and is in no way made as a result of Purchaser's decision to purchase, or not to purchase, or the price
Purchaser may offer to pay for, any such mortgage loan, if originated; and

          (r) Compliance with Anti-Money Laundering Laws. The Seller has complied with all applicable anti-money laundering laws, regulations and executive orders, including without limitation the USA Patriot Act of 2001
(collectively, the "Anti-Money Laundering Laws"); the Seller has established an anti-money laundering compliance program as required by the Anti-Money
Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering
Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws;

          (s) Delivery to the Custodian. The Mortgage Note, the Mortgage, the
Assignment of Mortgage and any other documents required to be delivered with respect to each Mortgage Loan pursuant to this Agreement shall be delivered to the Custodian all in compliance with the specific requirements of this
Agreement. With respect to each Mortgage Loan, the Seller will be in possession of a complete Mortgage File in compliance with Exhibit A hereto, except for such documents as will be delivered to the Custodian; and

          (a) Credit Reporting. The Seller, for so long as it is the Interim
Servicer for each Mortgage Loan will fully furnish, in accordance with the Fair
Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to
Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis.

          Subsection 9.02 Representations and Warranties Regarding Individual
Mortgage Loans.

          The Seller hereby represents and warrants to the Purchaser that, as to each Mortgage Loan, as of the related Closing Date for such Mortgage Loan:

          (a) Mortgage Loans as Described. The information set forth in the
Mortgage Loan Schedule is complete, true and correct;

          (b) Payments Current. All payments required to be made up to the
Closing Date under the terms of the Mortgage Note have been made and credited.
As of the Closing Date, no payment required under the Mortgage Loan is thirty
(30) days or more delinquent nor has any payment under the Mortgage Loan been thirty (30) days or more delinquent at any time

                                      -24-

since the origination of the Mortgage Loan. The first Monthly Payment after the
Cut-off Date shall be made with respect to the Mortgage Loan on its Due Date or within the grace period, all in accordance with the terms of the related
Mortgage Note;

          (c) No Outstanding Charges. There are no defaults in complying with the terms of the Mortgage securing the Mortgage Loan, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. Except for (A) payments in the nature of escrow payments and (B) interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier to the day which precedes by one (1) month the Due Date of the first installment of principal and interest, including, without limitation, taxes and insurance payments, the Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan;

          (d) Original Terms Unmodified. The terms of the Mortgage Note and
Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the Mortgage Loan
Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the Mortgage Loan Schedule, if applicable. No
Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the Mortgage Loan
Schedule;

          (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage
Note or the Mortgage, or the exercise of any right thereunder, render either the
Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at, or subsequent to, the time the Mortgage Loan was originated;

          (f) Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae Guides or by
Freddie Mac, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement attached hereto as Exhibit B. If required by the
National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in effect, which policy conforms to
Fannie Mae and Freddie Mac, as well as all

                                      -25-

additional requirements set forth in Section 2.10 of the Interim Servicing
Agreement attached hereto as Exhibit B. All individual insurance policies contain a standard mortgagee clause naming the Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid and such policies may not be reduced, terminated or cancelled without thirty (30) days' prior written notice to the mortgagee. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or
"blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development.
The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement. The Seller has not engaged in, and has no knowledge of the Mortgagor's or any servicer's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of such policy, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

          (g) Compliance with Applicable Laws. Any and all requirements of any applicable federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, predatory, abusive and fair lending, equal credit opportunity and disclosure laws, including, without limitation, any provisions relating to prepayment penalties, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller shall maintain in its possession, available for the
Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements. This representation is a Deemed
Material Breach Representation;

          (h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged
Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the
Seller waived any default resulting from any action or inaction by the
Mortgagor;

          (i) Location and Type of Mortgaged Property. The Mortgaged Property is
a fee simple property located in the state identified in the Mortgage Loan
Schedule except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the Mortgaged Property may be a leasehold estate and consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a low-rise condominium project, or an individual unit in a planned unit development and that

                                      -26-

no residence or dwelling is a mobile home, provided, however, that any condominium unit or planned unit development shall not fall within any of the
"Ineligible Projects" of part XII, Section 102 of the Fannie Mae Selling Guide and shall conform with the Underwriting Guidelines. In the case of any Mortgaged
Properties that are manufactured homes (a "Manufactured Home Mortgage Loans"),
(A) (i) such Manufactured Home Mortgage Loan conforms with the applicable Fannie
Mae or Freddie Mac requirements regarding mortgage loans related to manufactured dwellings, (ii) the related manufactured dwelling is permanently affixed to the land, (iii) the related manufactured dwelling and the related land are subject to a Mortgage properly filed in the appropriate public recording office and naming Seller as mortgagee, (iv) the applicable laws of the jurisdiction in which the related Mortgaged Property is located will deem the manufactured dwelling located on such Mortgaged Property to be a part of the real property on which such dwelling is located, (v) such Manufactured Home Mortgage Loan is (x)
a qualified mortgage under Section 860G(a)(3) of the Internal Revenue Code of
1986, as amended and (y) secured by manufactured housing treated as a single family residence under Section 25(e)(10) of the Code (i.e., such manufactured home has a minimum of 400 square feet of living space, a minimum width in excess of 102 inches and which is of a kind customarily used at a fixed location) and
(vi) as of the origination date of the related Mortgage Loan, the related manufactured housing unit that secures such Mortgage Loan either (x) was the principal residence of the Mortgagor or (y) was classified as real property under applicable state law. As of the date of origination, no portion of the
Mortgaged Property was used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged
Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes. This representation is a Deemed Material
Breach Representation;

          (j) Valid First and Second Lien. Each Mortgage is a valid and subsisting first lien, with respect to First Lien Loans, or second lien, with respect to Second Lien Loans, of record on a single parcel of real estate constituting the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time, subject in all cases to the exceptions to title set forth in the title insurance policy with respect to the related Mortgage Loan, which exceptions are generally acceptable to prudent mortgage lending companies, and such other exceptions to which similar properties are commonly subject and which do not individually, or in the aggregate, materially and adversely affect the benefits of the security intended to be provided by such Mortgage. In no event shall any Mortgage Loan be in a lien position more junior than a second lien. The lien of the Mortgage is subject only to:

                    (1) with respect to Second Lien Loans, the lien of the first mortgage on the Mortgaged Property;

                    (2) the lien of current real property taxes and assessments not yet due and payable;

                                      -27-

                    (3) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (a) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b)
               which do not adversely affect the Appraised Value of the
               Mortgaged Property set forth in such appraisal; and

                    (4) other matters to which like properties are commonly
               subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged
               Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected (A) first lien and first priority security interest with respect to each First Lien Loan, or (B) second lien and second priority security interest with respect to each Second Lien Loan, in either case, on the property described therein and Seller has full right to sell and assign the same to Purchaser;

          (k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage
and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions therein relating to prepayment penalties). All parties to the Mortgage Note, the
Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any other related agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a
Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination or servicing of the Mortgage Loan. The Seller has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

          (l) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the
Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

                                      -28-

          (m) Ownership. The Seller is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the
Mortgage Files or any part thereof with respect thereto not delivered to the
Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. The
Mortgage Loan is not assigned or pledged, and the Seller has good, indefeasible and marketable title thereto, and has full right to transfer and sell the
Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The
Seller intends to relinquish all rights to possess, control and monitor the
Mortgage Loan. After the Closing Date, the Seller will have no right to modify or alter the terms of the sale of the Mortgage Loan and the Seller will have no obligation or right to repurchase the Mortgage Loan or substitute another
Mortgage Loan, except as provided in this Agreement;

          (n) Doing Business. All parties which have had any interest in the
Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state to the extent required by applicable law to do business in such state, or (iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

          (o) CLTV, LTV; FICO Score. No Mortgage Loan that is a Second Lien Loan has a CLTV in excess of 100%. No Mortgage Loan has an LTV greater than 100%. At origination of the Mortgage Loan, the Mortgagor did not have a FICO score of less than 500;

          (p) Title Insurance. The Mortgage Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller, its successors and assigns, as to the first priority lien
(with respect to First Lien Loans) or second priority lien (with respect to
Second Lien Loans) of the Mortgage in the original principal amount of the
Mortgage Loan, subject only to the exceptions contained in clauses (1) and (2)
of paragraph (j) of this Subsection 9.02, and in the case of Adjustable Rate
Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein.
The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. The Seller, its successor

                                      -29-

and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

          (q) No Defaults. There is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration. With respect to each
Second Lien Loan, (i) the prior mortgage is in full force and effect, (ii) there is no default, breach, violation or event of acceleration existing under such prior mortgage or the related mortgage note, (iii) there is no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder, and either (A) the prior mortgage contains a provision which allows or (B) applicable law requires, the mortgagee under the Second Lien Loan to receive notice of, and affords such mortgagee an opportunity to cure any default by payment in full or otherwise under the prior mortgage;

          (r) No Mechanics' Liens. There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

          (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay
wholly within the boundaries and building restriction lines of the Mortgaged
Property, and no improvements on adjoining properties encroach upon the
Mortgaged Property. The Mortgaged Property and all improvements located on or being part of the Mortgaged Property are in compliance with all applicable zoning and building laws, ordinances and regulations;

          (t) Origination; Payment Terms. The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to
Sections 203 and 211 of the Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No Mortgage Loan contains terms or provisions which would result in negative amortization. Unless otherwise noted on the
Mortgage Loan Schedule, principal payments on the Mortgage Loan commenced no more than sixty (60) days after funds were disbursed in connection with the
Mortgage Loan. The Mortgage Interest Rate as well as,

                                      -30-

with respect to Adjustable Rate Mortgage Loans, the Lifetime Rate Cap, the
Periodic Rate Floor and the Periodic Rate Cap are as set forth on Exhibit B to each related Assignment and Conveyance Agreement. The Mortgage Interest Rate is
adjusted, with respect to Adjustable Rate Mortgage Loans, on each Interest Rate
Adjustment Date to equal the Index plus the Gross Margin (rounded up or down to the nearest 0.125%), subject to the Periodic Rate Cap. Unless specified on the related Mortgage Loan Schedule as an interest-only loan, the Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each
Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date
(unless the Mortgage Loan is identified on the Mortgage Loan Schedule as a
Balloon Mortgage Loan), over an original term of not more than thirty (30) years from commencement of amortization. Unless otherwise specified on the description of pool characteristics for the applicable Mortgage Loan Package delivered pursuant to Section 11 on the related Closing Date in the form attached as
Exhibit B to each related Assignment and Conveyance Agreement, the Mortgage Loan
is payable on the first day of each month. There are no Convertible Mortgage
Loans which contain a provision allowing the Mortgagor to convert the Mortgage
Note from an adjustable interest rate Mortgage Note to a fixed interest rate
Mortgage Note. Unless otherwise noted on the Mortgage Loan Schedule, the Due
Date of the first payment under the Mortgage Note is no more than sixty (60)
days from the date of the Mortgage Note;

          (u) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a
Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the
Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

          (v) Conformance with Agency and Underwriting Guidelines. The Mortgage
Loan was underwritten in accordance with the Underwriting Guidelines (a copy of which is attached to the related Assignment and Conveyance Agreement as Exhibit
C). The Mortgage Note and Mortgage are on forms acceptable to Freddie Mac or
Fannie Mae and no representations have been made to a Mortgagor that are inconsistent with the mortgage instruments used;

          (w) Occupancy of the Mortgaged Property. As of the Closing Date the
Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. The Seller has not received notification from any
Governmental Authority that the Mortgaged Property is in material non-compliance with such laws or

                                      -31-

regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be.
The Seller has not received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate. Unless otherwise noted on the Mortgage Loan Schedule, the Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the
Mortgaged Property as the Mortgagor's primary residence;

          (x) No Additional Collateral. The Mortgage Note is not and has not
been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (j) above;

          (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the
Mortgage (or in the case of a substitution of trustee, is named in a properly recorded substitution of trustee), and no fees or expenses are or will become payable by the Purchaser, the Custodian or the Interim Servicer to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

          (z) Acceptable Investment. To the knowledge of the Seller, there are no circumstances or conditions with respect to the Mortgage, the Mortgaged
Property, the Mortgagor, the Mortgage File or the Mortgagor's credit standing that can reasonably be expected to cause private institutional investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the
Mortgage Loan, or cause the Mortgage Loan to prepay during any period materially faster or slower than the mortgage loans originated by the Seller generally;

          (aa) Delivery of Mortgage Documents. The Mortgage Note, the Mortgage,
the Assignment of Mortgage and any other documents required to be delivered under this Agreement for each Mortgage Loan have been delivered to the
Custodian. The Seller is in possession of a complete, true and accurate Mortgage
File in compliance with Exhibit A hereto, except for such documents the originals of which have been delivered to the Custodian, and the Seller has retained copies thereof;

          (bb) Condominiums/Planned Unit Developments. If the Mortgaged Property
is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project is (i) acceptable to Fannie Mae or Freddie Mac or (ii) located in a condominium or planned unit development project which has received project approval from
Fannie Mae or Freddie Mac. The representations and warranties required by Fannie
Mae with respect to such condominium or planned unit development have been satisfied and remain true and correct;

          (cc) Transfer of Mortgage Loans. Except with respect to MERS
Designated Mortgage Loans, the Assignment of Mortgage with respect to each
Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

                                      -32-

          (dd) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the
Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the
Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder, and to the best of the Seller's knowledge, such provision is enforceable;

          (ee) No Balloon Mortgage Loans. The Mortgage Loan is not a Balloon
Mortgage Loan unless specifically listed on the Mortgage Loan Schedule;

          (ff) No Buydown Provisions; No Graduated Payments or Contingent
Interests. The Mortgage Loan does not contain provisions pursuant to which
Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the
Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The
Mortgage Loan is not a graduated payment mortgage loan, and the Mortgage Loan does not have a shared appreciation or other contingent interest feature. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and the Seller has not
financed nor does it own directly or indirectly, any equity of any form in the
Mortgaged Property or the Mortgagor;

          (gg) Consolidation of Future Advances. Any future advances made to the
Mortgagor prior to the applicable Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term.
The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first or second, as applicable, lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence acceptable to Fannie Mae and
Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

          (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. There
is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the
Mortgage Loan or the use for which the premises were intended and each Mortgaged
Property is in good repair. There have not been any condemnation proceedings with respect to the Mortgaged Property and the Seller has no knowledge of any such proceedings in the future;

          (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments.
The origination, servicing and collection practices with respect to the Mortgage
Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper.
With respect to escrow deposits and Escrow Payments (other than with respect to
Second Lien Loans for which the mortgagee under the prior mortgage lien is collecting Escrow Payments), all such payments are in the possession of Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. Each Mortgage Loan is covered by a paid in full, life of

                                      -33-

loan, tax service contract that has been assigned without penalty, premium or cost to the Purchaser. All Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage
Note and Mortgage. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate
adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate
Adjustment Date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the Mortgage Interest Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note.
Any and all notices required under applicable law and the terms of the related
Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly
Payment adjustments have been delivered. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

          (jj) Mortgage Loan Attributes: The Mortgage Loan has the
characteristics set forth on Exhibit B to the related Assignment and Conveyance
Agreement;

          (kk) Other Insurance Policies; No Defense to Coverage. No action, inaction or event has occurred and no state of facts exists or has existed on or prior to the Closing Date that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable primary mortgage insurance policy, hazard insurance policy or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured), irrespective of the cause of such failure of coverage. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or by any officer, director, or employee of the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

          (ll) No Violation of Environmental Laws. The Mortgaged Property is
free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation.
There is no pending action or proceeding directly involving the Mortgaged
Property in which compliance with any environmental law, rule or regulation is an issue; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

          (mm) Servicemembers' Civil Relief Act. The Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers' Civil Relief Act of 1940, as amended, or any similar state statute;

                                      -34-

          (nn) Appraisal. The Seller has delivered to the Purchaser an appraisal of the Mortgaged Property signed prior to the approval of the Mortgage application by an appraiser qualified under Fannie Mae and Freddie Mac guidelines who (i) is licensed in the state where the Mortgaged Property is located, (ii) has no interest, direct or indirect, in the Mortgaged Property or in any Loan or the security therefor, and (iii) does not receive compensation that is affected by the approval or disapproval of the Mortgage Loan. The appraisal shall have been made within one hundred eighty (180) days of the origination of the Mortgage Loan and shall be completed in compliance with the
Uniform Standards of Professional Appraisal Practice, and all applicable Federal and state laws and regulations. If the appraisal was made more than one hundred twenty (120) days before the origination of the Mortgage Loan, the Seller shall have received and delivered to the Purchaser a recertification of the appraisal;

          (oo) Disclosure Materials. The Mortgagor has, to the extent required by applicable law, executed a statement to the effect that the Mortgagor has, received all disclosure materials required by applicable law and the Seller has complied with all applicable law with respect to the making of the Mortgage
Loans. The Seller shall cause the Interim Servicer to maintain such statement in the Mortgage File;

          (pp) Construction or Rehabilitation of Mortgaged Property. The
Mortgage Loan was not made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged
Property;

          (qq) No Defense to Insurance Coverage. No action has been taken or failed to be taken, no event has occurred and no state of facts exists or has existed on or prior to the Closing Date (whether or not known to the Seller on or prior to such date) which has resulted or will result in an exclusion from, denial of, or defense to coverage under any primary mortgage insurance
(including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Seller, the related Mortgagor or any party involved in the application for such coverage, including the appraisal, plans and specifications and other exhibits or documents submitted therewith to the insurer under such insurance policy, or for any other reason under such coverage, but not including the failure of such insurer to pay by reason of such insurer's breach of such insurance policy or such insurer's financial inability to pay. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

          (rr) Qualified Mortgage. The Mortgage Loan is a qualified mortgage under Section 860G(a)(3) of the Code;

          (ss) Credit Information. As to each consumer report (as defined in the
Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Seller to the Purchaser, that Seller has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded by the terms of the Mortgage Loan Documents from furnishing the same to any subsequent or prospective

                                      -35-

purchaser of such Mortgage. The Seller has in its capacity as servicer, for each
Mortgage Loan, fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and
Trans Union Credit Information Company (three of the credit repositories), on a monthly basis. This representation is a Deemed Material Breach Representation;

          (tt) Leaseholds. If the Mortgage Loan is secured by a long-term residential lease, (1) the lessor under the lease holds a fee simple interest in the land; (2) the terms of such lease expressly permit the mortgaging of the leasehold estate, the assignment of the lease without the lessor's consent and the acquisition by the holder of the Mortgage of the rights of the lessee upon foreclosure or assignment in lieu of foreclosure or provide the holder of the
Mortgage with substantially similar protections; (3) the terms of such lease do not (a) allow the termination thereof upon the lessee's default without the holder of the Mortgage being entitled to receive written notice of, and opportunity to cure, such default, (b) allow the termination of the lease in the event of damage or destruction as long as the Mortgage is in existence, (c)
prohibit the holder of the Mortgage from being insured (or receiving proceeds of insurance) under the hazard insurance policy or policies relating to the
Mortgaged Property or (d) permit any increase in rent other than pre-established increases set forth in the lease; (4) the original term of such lease is not less than fifteen (15) years; (5) the term of such lease does not terminate earlier than five (5) years after the maturity date of the Mortgage Note; and
(6) the Mortgaged Property is located in a jurisdiction in which the use of leasehold estates in transferring ownership in residential properties is a widely accepted practice;

          (uu) Prepayment Penalty. The Mortgage Loan is subject to a prepayment penalty as provided in the related Mortgage Note except as set forth on Exhibit
B to each related Assignment and Conveyance Agreement. With respect to each
Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable and will be enforced by the Seller for the benefit of the
Purchaser, and each prepayment penalty is permitted pursuant to applicable federal, state and local law. Each such prepayment penalty is in an amount equal to the maximum amount permitted under applicable law and no such prepayment penalty may provide for a term in excess of five (5) years with respect to
Mortgage Loans originated prior to October, 1, 2002. With respect to Mortgage
Loans originated on or after October 1, 2002, the duration of the prepayment period shall not exceed three (3) years from the date of the Mortgage Note unless the Mortgage Loan was modified to reduce the prepayment period to no more than three (3) years from the date of such Mortgage Note and the Mortgagor was notified in writing of such reduction in prepayment period. With respect to any
Mortgage Loan that contains a provision permitting imposition of a prepayment penalty upon a prepayment prior to maturity: (i) the Mortgage Loan provides some benefit to the Mortgagor (e.g., a rate or fee reduction) in exchange for accepting such prepayment penalty, (ii) prior to the Mortgage Loan origination, the Mortgagor was offered the option of obtaining a mortgage loan that did not require payment of such a penalty and (iii) the prepayment penalty was adequately disclosed to the Mortgagor in the loan documents pursuant to applicable state, local and federal law. This representation is a Deemed
Material Breach Representation;

          (vv) Assumability. With respect to each Adjustable Rate Mortgage Loan, the Mortgage Loan Documents provide that after the related first Interest Rate
Adjustment Date, a

                                      -36-

related Mortgage Loan may only be assumed if the party assuming such Mortgage
Loan meets certain credit requirements stated in the Mortgage Loan Documents;

          (ww) Conversion to Fixed Interest Rate. With respect to Adjustable
Rate Mortgage Loans, the Mortgage Loan is not a Convertible Mortgage Loan;

          (xx) Escrow Analysis. With respect to each Mortgage, the Seller has within the last twelve (12) months (unless such Mortgage was originated within such twelve month period) analyzed the required Escrow Payments for each
Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the
Mortgagor, in accordance with RESPA and any other applicable law;

          (yy) Predatory Lending Regulations. No Mortgage Loan is a High Cost
Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after
October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending
Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any applicable comparable state or local law. The Mortgaged Property is not located in a jurisdiction where a breach of this representation with respect to the related Mortgage Loan may result in additional assignee liability to the Purchaser, as determined by
Purchaser in its reasonable discretion, as set forth on Exhibit G, as may be changed from time to time upon 10 days prior notice from Buyer to Seller. This representation is a Deemed Material Breach Representation;

          (zz) Single Premium Credit Life Insurance Policy. No Mortgagor was
required to purchase any single-premium credit insurance policy (e.g., life, disability, accident, unemployment or property insurance policy) or debt cancellation agreement as a condition of obtaining the extension of credit. No
Mortgagor obtained a prepaid single-premium credit insurance policy (e.g., life, disability, accident, unemployment or property insurance policy) in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies or debt cancellation agreements as part of the origination of, or as a condition to closing, such Mortgage Loan. This representation is a Deemed Material Breach
Representation;

          (aaa) Regarding the Mortgagor. The Mortgagor is one or more natural persons and/or trustees for an Illinois land trust or a trustee under a "living trust" and such "living trust" is in compliance with Fannie Mae guidelines for such trusts;

          (bbb) Insurance. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser;

          (ccc) Simple Interest Mortgage Loans. The Mortgage Loan is not a
simple interest Mortgage Loan;

                                      -37-

          (ddd) Flood Certification Contract. The Mortgage Loan is covered by a paid in full, life of loan, transferable flood certification contract that has been assigned without penalty, cost or premium to the Purchaser;

          (eee) Consent. Either (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File;

          (fff) Origination Date. Unless otherwise noted on the related Mortgage
Loan Schedule, the date of origination of the Mortgage Loan shall be no earlier than three (3) months prior to the date such Mortgage Loan is first purchased by the Purchaser unless agreed in writing by Purchaser in its sole discretion;

          (ggg) No Exception. The Custodian has not noted any material exceptions on an Exception Report (as defined in the Custodial Agreement) with respect to the Mortgage Loan which would materially adversely affect the
Mortgage Loan or the Purchaser's ownership of the Mortgage Loan, unless consented to by the Purchaser;

          (hhh) Mortgage Submitted for Recordation. The Mortgage either has been or will promptly be submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located;

          (iii) Endorsements. The Mortgage Note has been endorsed by Seller for its own account and not as a fiduciary, trustee, trustor or beneficiary under a trust agreement;

          (jjj) Accuracy of Information. All information provided to the
Purchaser by the Seller with respect to the Mortgage Loan is accurate in all material respects;

          (kkk) Mortgagor Bankruptcy. On or prior to the date thirty (30) days after the related Closing Date, the Mortgagor has not filed or will not file a bankruptcy petition or has not become the subject or will not become the subject of involuntary bankruptcy proceedings or has not consented to or will not consent to the filing of a bankruptcy proceeding against it or to a receiver being appointed in respect of the related Mortgaged Property;

          (lll) No Construction Loans. No Mortgage Loan was made in connection with (a) facilitating the trade-in or exchange of a Mortgaged Property or (b)
the construction or rehabilitation of a Mortgaged Property, unless the Mortgage
Loan is a construction-to-permanent mortgage loan listed on the Mortgage Loan
Schedule which has been fully disbursed, all construction work is complete and a completion certificate has been issued;

          (mmm) No Equity Participation. No document relating to the Mortgage
Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the
Mortgaged Property or the Mortgagor and Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the
Mortgagor;

                                      -38-

          (nnn) Proceeds of Mortgage Loan. The proceeds of the Mortgage Loan have not been and shall not be used to satisfy, in whole or in part, any debt owed or owing by the Mortgagor to Seller or any Affiliate or correspondent thereof unless such debt was originated more than twenty-four (24) months prior to the origination of such Mortgage Loan;

          (ooo) No Arbitration. No Mortgagor with respect to any Mortgage Loan originated on or after August 1, 2004 agreed to submit to arbitration to resolve any dispute arising out of or relating in any way to the mortgage loan transaction. This representation is a Deemed Material Breach Representation;

          (ppp) Origination Practices/No Steering. The Mortgagor was not
encouraged or required to select a Mortgage Loan product offered by the Mortgage
Loan's originator which is a higher cost product designed for less creditworthy borrowers, unless at the time of the Mortgage Loan's origination, such Mortgagor did not qualify taking into account such facts as, without limitation, the
Mortgage Loan's requirements and the Mortgagor's credit history, income, assets and liabilities and debt-to-income ratios for a lower-cost credit product then offered by the Mortgage Loan's originator or any affiliate of the Mortgage
Loan's originator. If, at the time of loan application, the Mortgagor may have qualified for a lower-cost credit product then offered by any mortgage lending affiliate of the Mortgage Loan's originator, the Mortgage Loan's originator referred the Mortgagor's application to such affiliate for underwriting consideration. For a Mortgagor who seeks financing through a Mortgage Loan originator's higher-priced subprime lending channel, the Mortgagor was directed towards or offered the Mortgage Loan originator's standard mortgage line if the
Mortgagor was able to qualify for one of the standard products. This representation is a Deemed Material Breach Representation;

          (qqq) Underwriting Methodology. The methodology used in underwriting the extension of credit for each Mortgage Loan does not rely solely on the extent of the Mortgagor's equity in the collateral as the principal determining factor in approving such extension of credit. The methodology employed objective criteria such as the Mortgagor's income, assets and liabilities, to the proposed mortgage payment and, based on such methodology, the Mortgage Loan's originator made a reasonable determination that at the time of origination the Mortgagor had the ability to make timely payments on the Mortgage Loan. Such underwriting methodology confirmed that at the time of origination (application/approval) the
Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan.
This representation is a Deemed Material Breach Representation;

          (rrr) Points and Fees. No Mortgagor was charged "points and fees"
(whether or not financed) in an amount greater than (i) $1,000, or (ii) 5% of the principal amount of such Mortgage Loan, whichever is greater. For purposes of this representation, such 5% limitation is calculated in accordance with
Fannie Mae's anti-predatory lending requirements as set forth in the Fannie Mae
Guides and "points and fees" (x) include origination, underwriting, broker and finder fees and charges that the mortgagee imposed as a condition of making the
Mortgage Loan, whether they are paid to the mortgagee or a third party; and (y)
exclude bona fide discount points, fees paid for actual services rendered in connection with the origination of the Mortgage Loan (such as attorneys' fees, notaries fees and fees paid for property appraisals, credit reports, surveys, title examinations and extracts, flood and tax certifications, and home inspections), the cost of mortgage insurance or credit-risk price adjustments, the costs of title, hazard, and flood

                                      -39-

insurance policies, state and local transfer taxes or fees, escrow deposits for the future payment of taxes and insurance premiums, and other miscellaneous fees and charges which miscellaneous fees and charges, in total, do not exceed 0.25%
of the principal amount of such Mortgage Loan. This representation and warranty is a Deemed Breach Representation;

          (sss) Fees Charges. All fees and charges (including finance charges)
and whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan has been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. This representation is a Deemed Material Breach
Representation; and

          (ttt) Second Lien Mortgage Loans. With respect to each Second Lien
Loan: (1) the related First Lien Loan does not permit negative amortization; (2)
where required or customary in the jurisdiction in which the Mortgaged Property is located, the original lender has filed for record a request for notice of any action by the related senior lienholder, and the Seller has notified such second lienholder in writing of the existence of the Second Lien Loan and requested notification of any action to be taken against the Mortgagor by such senior lienholder; either (a) no consent for the Second Lien Loan is required by the holder of the related First Lien Loan or (b) such consent has been obtained and is contained in the related Mortgage File; (3) to the best of Seller's knowledge, the related First Lien Loan is in full force and effect, and there is no default, lien, breach, violation or event which would permit acceleration existing under such First Lien Loan or Mortgage Note, and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration under such First Lien Loan; (4) the related first lien
Mortgage contains a provision which provides for giving notice of default or breach to the mortgagee under the Mortgage Loan and allows such mortgagee to cure any default under the related first lien Mortgage; and (5) the related
Mortgaged Property is the Mortgagor's principal residence. This representation is a Deemed Material Breach Representation.

          Subsection 9.03 Remedies for Breach of Representations and Warranties.

          It is understood and agreed that the representations and warranties set forth in Subsections 9.01 and 9.02 shall survive the sale of the Mortgage
Loans to the Purchaser and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or
Assignment of Mortgage or the examination or failure to examine any Mortgage
File. Upon discovery by either the Seller or the Purchaser of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other.

          Within sixty (60) days of the earlier of either discovery by or notice to the Seller of any breach of a representation or warranty which materially and adversely affects the value of the Mortgage Loans or the interest of the
Purchaser therein (or which materially and adversely affects the value of the applicable Mortgage Loan or the interest of the Purchaser therein in the case of a representation and warranty relating to a particular Mortgage Loan), the
Seller shall use its best efforts promptly to cure such breach in all material respects and, if such breach cannot be cured, the Seller shall, at the
Purchaser's option, repurchase such Mortgage Loan at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such

                                      -40-

repurchase. Notwithstanding the above sentence, (i) within sixty (60) days of the earlier of either discovery by, or notice to, the Seller of any breach of the representation or warranty set forth in clause (rr) of Subsection 9.02, the
Seller shall repurchase such Mortgage Loan at the Repurchase Price, together with all out-of-pocket expenses incurred by the Purchaser as a result of such repurchase and (ii) any breach of a Deemed Material Breach Representation shall automatically be deemed to materially and adversely affect the value of the
Mortgage Loan and the interest of the Purchaser therein. In the event that a breach shall involve any representation or warranty set forth in Subsection
9.01, and (except as provided in the preceding sentence with respect to certain breaches for which no cure is permitted) such breach cannot be cured within sixty (60) days of the earlier of either discovery by or notice to the Seller of such breach, all of the Mortgage Loans shall, at the Purchaser's option, be repurchased by the Seller at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase. However, if the breach shall involve a representation or warranty set forth in Subsection 9.02 (other than the representations and warranties set forth in clause (rr) of such
Subsection or any Deemed Material Breach Representation) and the Seller
discovers or receives notice of any such breach within one hundred twenty (120)
days of the related Closing Date, the Seller shall, at the Purchaser's option and provided that the Seller has a Qualified Substitute Mortgage Loan, rather than repurchase the Mortgage Loan as provided above, remove such Mortgage Loan
(a "Deleted Mortgage Loan") and substitute in its place a Qualified Substitute
Mortgage Loan or Loans, provided that any such substitution shall be effected not later than one hundred twenty (120) days after the related Closing Date. If the Seller has no Qualified Substitute Mortgage Loan, it shall repurchase the deficient Mortgage Loan. Any repurchase of a Mortgage Loan or Loans pursuant to the foregoing provisions of this Subsection 9.03 shall be accomplished by either
(a) if the Interim Servicing Agreement has been entered into and is in effect, deposit in the Custodial Account of the amount of the Repurchase Price for distribution to the Purchaser on the next scheduled Remittance Date, after deducting therefrom any amount received in respect of such repurchased Mortgage
Loan or Loans and being held in the Custodial Account for future distribution or
(b) if the Interim Servicing Agreement has not been entered into or is no longer in effect, by direct remittance of the Repurchase Price to the Purchaser or its designee in accordance with the Purchaser's instructions.

          At the time of repurchase or substitution, the Purchaser and the
Seller shall arrange for the reassignment of the Deleted Mortgage Loan to the
Seller and the delivery to the Seller of any documents held by the Custodian relating to the Deleted Mortgage Loan. In the event of a repurchase or substitution, the Seller shall, simultaneously with such reassignment, give written notice to the Purchaser that such repurchase or substitution has taken place, amend the Mortgage Loan Schedule to reflect the withdrawal of the Deleted
Mortgage Loan from this Agreement, and, in the case of substitution, identify a
Qualified Substitute Mortgage Loan and amend the Mortgage Loan Schedule to reflect the addition of such Qualified Substitute Mortgage Loan to this
Agreement. In connection with any such substitution, the Seller shall be deemed to have made as to such Qualified Substitute Mortgage Loan the representations and warranties set forth in this Agreement except that all such representations and warranties set forth in this Agreement shall be deemed made as of the date of such substitution. The Seller shall effect such substitution by delivering to the Custodian or to such other party as the Purchaser may designate in writing for such Qualified Substitute Mortgage Loan the documents required by Subsection
6.03, with the Mortgage Note endorsed as required by Subsection 6.03. No substitution will be made in any calendar month after the Determination Date for such month.

                                      -41-

The Seller shall cause the Interim Servicer to remit directly to the
Purchaser, or its designee in accordance with the Purchaser's instructions the
Monthly Payment less the Servicing Fee due, if any, on such Qualified Substitute
Mortgage Loan or Loans in the month following the date of such substitution.
Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution shall be retained by the Seller. For the month of substitution, distributions to the Purchaser shall include the Monthly Payment due on any Deleted Mortgage Loan in the month of substitution, and the Seller shall thereafter be entitled to retain all amounts subsequently received by the
Seller in respect of such Deleted Mortgage Loan.

          For any month in which the Seller substitutes a Qualified Substitute
Mortgage Loan for a Deleted Mortgage Loan, the Seller shall determine the amount
(if any) by which the aggregate principal balance of all Qualified Substitute
Mortgage Loans as of the date of substitution is less than the aggregate Stated
Principal Balance of all Deleted Mortgage Loans (after application of scheduled principal payments due in the month of substitution). The amount of such shortfall shall be distributed by the Seller directly to the Purchaser or its designee in accordance with the Purchaser's instructions within two (2) Business
Days of such substitution.

          In addition to such repurchase or substitution obligation, the Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents and hold such parties harmless against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of the Seller representations and warranties contained in this Agreement or any Reconstitution Agreement. It is understood and agreed that the obligations of the Seller set forth in this Subsection 9.03 to cure, substitute for or repurchase a defective Mortgage Loan and to indemnify the Purchaser and
Successor Servicer as provided in this Subsection 9.03 and Subsection 14.01 constitute the sole remedies of the Purchaser and Successor Servicer respecting a breach of the foregoing representations and warranties. For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the
Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

          Any cause of action against the Seller relating to or arising out of the breach of any representations and warranties made in Subsections 9.01 and
9.02 shall accrue as to any Mortgage Loan upon (i) discovery of such breach by the Purchaser or notice thereof by the Seller to the Purchaser, (ii) failure by the Seller to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Seller by the Purchaser for compliance with this Agreement.

          Subsection 9.04 Repurchase of Mortgage Loans That Prepay in Full.

          If any Mortgage Loan is prepaid within ninety (90) days from and after the related Closing Date, the Seller shall pay to the Purchaser, within thirty
(30) days of notice from Purchaser, an amount equal to the Premium Percentage multiplied by the outstanding principal balance of such Mortgage Loan as of the date of such prepayment in full less any prepayment

                                      -42-

penalty actually received by Purchaser. The Purchaser shall notify and invoice the Seller of any obligation to remit such premium for such Mortgage Loan pursuant to this Subsection 9.04 within one hundred eighty (180) days following the Closing Date for claim to be valid and enforceable; provided that Seller, as
Interim Servicer, has notified Purchaser that such Mortgage Loan prepaid in
Seller's monthly reports in its capacity as interim servicer.

          Subsection 9.05 Repurchase of Mortgage Loans with First Payment
Defaults.

          (a) If the related Mortgagor is delinquent with respect to the
Mortgage Loan's first Monthly Payment after origination of such Mortgage Loan, the Seller, at the Purchaser's option exercised in its sole discretion, shall acknowledge the delinquency and its obligations under this Section 9.05 within ten (10) days of such Mortgage Loan's delinquency and shall repurchase such
Mortgage Loan from the Purchaser within twenty-five (25) days of such delinquency at a price equal to the percentage of par as stated in the related
Purchase Price and Terms Agreement (subject to adjustment as provided therein)
multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage
Interest Rate, plus any outstanding advances owed to any servicer in connection with such Mortgage Loan.

          (b) If the related Mortgagor is delinquent with respect to the
Mortgage Loan's Monthly Payment due in the month in which the related Closing
Date occurs or the Monthly Payment due in the first calendar month following the month in which the related Closing Date occurs, in each case on its due date, all in accordance with the terms of the related Mortgage Note, the Seller shall repurchase such Mortgage Loan from the Purchaser within twenty-five (25) days of
Purchaser's repurchase request at a price equal to the percentage of par as stated in the related Purchase Price and Terms Agreement (subject to adjustment as provided therein) multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such Mortgage Loan.

          The Purchaser shall notify and invoice the Seller of any obligation to repurchase such Mortgage Loan pursuant to this Subsection 9.05 within one hundred eighty (180) days following the Closing Date for claim to be valid and enforceable; provided that Seller, as Interim Servicer, properly reported such delinquency to Purchaser in its monthly reports.

          Subsection 9.06 [Reserved].

          SECTION 10. Closing.

          The closing for the purchase and sale of each Mortgage Loan Package shall take place on the related Closing Date. At the Purchaser's option, the
Closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

                                      -43-

          The closing for the Mortgage Loans to be purchased on each Closing
Date shall be subject to each of the following conditions:

          (a)  at least two (2) Business Days prior to the related Closing Date, the Seller shall deliver to the Purchaser, in electronic format acceptable to the Purchaser in its sole discretion, a listing on a loan-level basis of the necessary information to compute the
               Purchase Price of the Mortgage Loans delivered on the Closing
               Date (including accrued interest), and prepare a Mortgage Loan
               Schedule;

          (b)  all of the representations and warranties of the Seller under this Agreement and of the Interim Servicer under the Interim
               Servicing Agreement (with respect to each Mortgage Loan for an interim period, as specified therein) shall be true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement or an Event of Default under the
               Interim Servicing Agreement;

          (c)  the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all closing documents as specified in Section 11 of this Agreement, in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

          (d)  the Seller shall have delivered and released to the Custodian all documents required pursuant to this Agreement; and

          (e)  all other terms and conditions of this Agreement and the related
               Purchase Price and Terms Agreement shall have been complied with.

          Subject to the foregoing conditions, the Purchaser shall pay to the
Seller on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 4 of this Agreement, by wire transfer of immediately available funds to the account designated by the Seller.

          SECTION 11. Closing Documents.

          The Closing Documents for the Mortgage Loans to be purchased on each
Closing Date shall consist of fully executed originals of the following documents:

          1.   this Agreement (to be executed and delivered only for the initial
               Closing Date);

          2.   [Reserved];

          3.   [Reserved];

                                      -44-

          4.   the related Mortgage Loan Schedule, segregated by Mortgage Loan
               Package;

          5.   a Custodian's Certification, as required under the Custodial
               Agreement, in the form of Exhibit G-1 to the Custodial Agreement unless such Custodian Certification has not been provided due to
               Custodian's default under the Custodial Agreement;

          6.   [Reserved];

          7.   [Reserved];

          8.   with respect to the initial Closing Date, an Officer's
               Certificate, in the form of Exhibit C hereto with respect to each of the Seller and the Interim Servicer, including all attachments hereto; with respect to subsequent Closing Dates, an Officer's
               Certificate upon request of the Purchaser;

          9.   with respect to the initial Closing Date, an Opinion of Counsel of each of the Seller and the Interim Servicer (who may be an employee of the Seller or the Interim Servicer, as applicable), in the form of Exhibit D hereto ("Opinion of Counsel of the
               Seller"); with respect to subsequent Closing Dates, an Opinion of
               Counsel of the Seller upon request of the Purchaser;

          10.  [Reserved];

          11.  a Security Release Certification, in the form of Exhibit E or F, as applicable, hereto executed by any person, as requested by the
               Purchaser, if any of the Mortgage Loans have at any time been subject to any security interest, pledge or hypothecation for the benefit of such person;

          12.  a certificate or other evidence of merger or change of name, signed or stamped by the applicable regulatory authority, if any of the Mortgage Loans were acquired by the Seller by merger or acquired or originated by the Seller while conducting business under a name other than its present name, if applicable;

          13.  with respect to the initial Closing Date, the Underwriting
               Guidelines to be attached to the related Assignment and
               Conveyance as Exhibit C;

          14.  Assignment and Conveyance Agreement in the form of Exhibit H hereto; and

          15.  Exhibit B to the related Assignment and Conveyance Agreement.

          The Seller shall bear the risk of loss of the closing documents until such time as they are received by the Purchaser or its attorneys.

                                      -45-

          SECTION 12. Costs.

          The Purchaser shall pay any commissions due its salesmen and the legal fees and expenses of its attorneys and custodial fees. All other costs and expenses incurred in connection with the transfer and delivery of the Mortgage
Loans and the Servicing Rights including recording fees, fees for title policy endorsements and continuations, fees for recording Assignments of Mortgage, and the Seller's attorney's fees, shall be paid by the Seller.

          SECTION 13. Cooperation of Seller with a Reconstitution.

          The Seller and the Purchaser agree that with respect to some or all of the Mortgage Loans, after each Closing Date, on one or more dates (each, a
"Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect
Reconstitution of some or all of the Mortgage Loans then subject to this
Agreement, without recourse, to:

          a)   Fannie Mae under its Cash Purchase Program or MBS Program
               (Special Servicing Option) (each, a "Fannie Mae Transfer"); or

          b)   Freddie Mac (the "Freddie Mac Transfer"); or

          c)   one or more third party purchasers in one or more Whole Loan
               Transfers; or

          d)   one or more trusts or other entities to be formed as part of one or more Securitization Transactions.

          The Seller agrees to execute in connection with any Agency Transfer, any and all reasonably acceptable pool purchase contracts, and/or agreements among the Purchaser, the Seller, Fannie Mae or Freddie Mac (as the case may be)
and any servicer in connection with a Whole Loan Transfer, a seller's warranties and servicing agreement or a participation and servicing agreement in form and substance reasonably acceptable to the parties, and in connection with a
Securitization Transaction, a pooling and servicing agreement in form and substance reasonably acceptable to the parties or an Assignment and Recognition
Agreement substantially in the form attached hereto as Exhibit J (collectively, the agreements referred to herein are designated, the "Reconstitution
Agreements"), together with an opinion of counsel with respect to such
Reconstitution Agreements.

          With respect to each Whole Loan Transfer and each Securitization
Transfer entered into by the Purchaser, the Seller agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all
Reconstitution Agreements required by the Purchaser; (3) to restate the representations and warranties set forth in this Agreement and the Interim
Servicing Agreement as of the related Reconstitution Date (or, with respect to the Servicing Transfer Representations, the Transfer Date) or make the representations and warranties set forth in the related selling/servicing guide of the servicer or issuer, as the case may be, or such representations or warranties as may be required by any Rating Agency or prospective purchaser of the related securities or such Mortgage Loans, in connection with such
Reconstitution

                                      -46-

provided, however, that Purchaser provides notice of any such additional representation (in addition to, and other than in, the assignment, assumption and recognition agreement) and that any such representations and/or warranties shall not conflict with the representations and warranties made by the Seller in this Agreement and shall not in any event materially expand or increase the duties, obligations and/or liabilities of Seller beyond the duties, obligations and liabilities agreed to by Seller in this Agreement without the written consent of Seller (which shall not be unreasonably withheld). The Seller shall provide to such servicer or issuer, as the case may be, and any other participants or purchasers in such Reconstitution: (i) any and all information and appropriate verification of information which may be reasonably available to the Seller or its affiliates, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request; and (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Seller or the Interim Servicer as are reasonably believed necessary by the Purchaser or any such other participant provided, however, that
Purchaser provides notice of any such additional representation (in addition to, and other than in, the assignment, assumption and recognition agreement) and that any such representations and/or warranties shall not conflict with the representations and warranties made by the Seller in this Agreement and shall not in any event materially expand or increase the duties, obligations and/or liabilities of Seller beyond the duties, obligations and liabilities agreed to by Seller in this Agreement without the written consent of Seller (which shall not be unreasonably withheld); and (iii) to execute, deliver and satisfy all conditions set forth in any indemnity agreement required by the Purchaser or any such participant, including, without limitation, an Indemnification and
Contribution Agreement in substantially the form attached hereto as Exhibit K.
Moreover, the Seller agrees to cooperate with all reasonable requests made by the Purchaser to effect such Reconstitution Agreements. The Seller shall indemnify the Purchaser, each affiliate of the Purchaser participating in the
Reconstitution and each Person who controls the Purchaser or such affiliate and their respective present and former directors, officers, employees and agents, and hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that each of them may sustain in any way related to any information provided by or on behalf of the Seller regarding the
Seller, the Seller's servicing practices or performance, the Mortgage Loans or the Underwriting Guidelines set forth in any offering document prepared in connection with any Reconstitution. For purposes of the previous sentence,
"Purchaser" shall mean the Person then acting as the Purchaser under this
Agreement and any and all Persons who previously were "Purchasers" under this
Agreement.

          In the event the Purchaser has elected to have the Interim Servicer or the Seller hold record title to the Mortgages, prior to the Reconstitution Date, the Interim Servicer or the Seller shall prepare an assignment of mortgage in blank or to the prospective purchaser or trustee, as applicable, from the
Interim Servicer or the Seller, as applicable, acceptable to the prospective purchaser or trustee, as applicable, for each Mortgage Loan that is part of the
Reconstitution and shall pay all preparation and recording costs associated therewith. In connection with the Reconstitution, the Interim Servicer shall execute or shall cause the Seller to execute each Assignment of Mortgage (except with respect to each MERS Designated Mortgage Loan), track such Assignments of
Mortgage to ensure they have been recorded and deliver them as required by the prospective purchaser or trustee, as applicable, upon the Interim Servicer's receipt thereof. Additionally, the Interim Servicer shall prepare and execute or shall cause the

                                      -47-

Seller to execute, at the direction of the Purchaser, any note endorsement in connection with any and all seller/servicer agreements.

          All Mortgage Loans not sold or transferred pursuant to a
Reconstitution shall remain subject to this Agreement and, if the Interim
Servicing Agreement shall remain in effect with respect to the related Mortgage
Loan Package, shall continue to be serviced in accordance with the terms of this
Agreement and the Interim Servicing Agreement and with respect thereto this
Agreement shall remain in full force and effect.

          SECTION 14. The Seller.

          Subsection 14.01 Additional Indemnification by the Seller; Third Party
Claims.

          (a) The Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents, and hold such parties harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees (including legal fees incurred in connection with the enforcement of the Seller's indemnification obligation under this Section 14.01)
and related costs, judgments, and any other costs, fees and expenses that such parties may sustain in any way related to the failure of the Seller to perform its duties and the Interim Servicer to service the Mortgage Loans in strict compliance with the terms of this Agreement or any Reconstitution Agreement entered into pursuant to Section 13 or any breach of any of Seller's representations, warranties and covenants set forth in this Agreement (provided that such costs shall not include any lost profits). For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the
Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

          (b) Promptly after receipt by an indemnified party under this Section
14.01 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 14.01, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party under this Section 14.01, except to the extent that it has been prejudiced in any material respect, or from any liability which it may have, otherwise than under this Section 14.01. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party or parties shall have reasonably concluded that there may be legal defenses available to it or them and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to

                                      -48-

otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party for expenses incurred by the indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with one local counsel, if applicable)), (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party; and except that, if clause (i) or (iii) is applicable, such liability shall be only in respect of the counsel referred to in such clause (i)
or (iii).

          Subsection 14.02 Merger or Consolidation of the Seller.

          The Seller will keep in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

          Any Person into which the Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the
Seller shall be a party, or any Person succeeding to the business of the Seller, shall be the successor of the Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall have a net worth of at least $10,000,000.

          SECTION 15. Financial Statements.

          The Seller understands that in connection with the Purchaser's marketing of the Mortgage Loans, the Purchaser shall make available to prospective purchasers audited financial statements of the Seller's parent company and unaudited financial statements of the Seller for the most recently completed three (3) fiscal years respecting which such statements are available, as well as a Consolidated Statement of Condition of the Seller at the end of the
last two (2) fiscal years covered by such Consolidated Statement of Operations.
The Seller shall also make available any comparable interim statements to the extent any such statements have been prepared by the Seller (and are available upon request to members or stockholders of the Seller or the public at large).
The Seller, if it has not already done so, agrees to furnish promptly to the
Purchaser copies of the statements specified above. The Seller shall also make available information on its servicing performance with respect to loans serviced for others, including delinquency ratios.

          The Seller also agrees to allow reasonable access to a knowledgeable financial or accounting officer for the purpose of answering questions asked by any prospective purchaser

                                      -49-

regarding recent developments affecting the Seller or the financial statements of the Seller to the extent such information is public information.

          SECTION 16. Mandatory Delivery; Grant of Security Interest.

          The sale and delivery on the related Closing Date of the Mortgage
Loans described on the related Mortgage Loan Schedule is mandatory from and after the date of the execution of the related Purchase Price and Terms
Agreement, it being specifically understood and agreed that each Mortgage Loan is unique and identifiable on the date hereof and that an award of money damages would be insufficient to compensate the Purchaser for the losses and damages incurred by the Purchaser (including damages to prospective purchasers of the
Mortgage Loans) in the event of the Seller's failure to deliver (i) each of the related Mortgage Loans or (ii) one or more Qualified Substitute Mortgage Loans or (iii) one or more Mortgage Loans otherwise acceptable to the Purchaser on or before the related Closing Date. The Seller hereby grants to the Purchaser a lien on and a continuing security interest in each Mortgage Loan and each document and instrument evidencing each such Mortgage Loan to secure the performance by the Seller of its obligations under the related Purchase Price and Terms Agreement, and the Seller agrees that it shall hold such Mortgage
Loans in custody for the Purchaser subject to the Purchaser's (i) right to reject any Mortgage Loan (or Qualified Substitute Mortgage Loan) under the terms of this Agreement and to require another Mortgage Loan (or Qualified Substitute
Mortgage Loan) to be substituted therefor, and (ii) obligation to pay the
Purchase Price for the Mortgage Loans. All rights and remedies of the Purchaser under this Agreement are distinct from, and cumulative with, any other rights or remedies under this Agreement or afforded by law or equity and all such rights and remedies may be exercised concurrently, independently or successively.

          SECTION 17. Notices.

          All demands, notices and communications hereunder shall be in writing and shall be given via email, facsimile transmission or registered or certified mail to the person at the address set forth below:

          (i)  if to the Seller:

               First Horizon Home Loan Corporation
               5901 College Boulevard
               Overland Park, Kansas, 66211
               Attention: Kent Smith
               Fax: (913) 261-0509
               Phone: (913) 339-5655
               Email: kentonsmith@firsthorizon.com

                                      -50-

          (ii) if to the Purchaser:

               IXIS Real Estate Capital Inc.
               9 West 57th Street
               New York, New York 10019
               Attention: Christopher Connelly
               Fax: (212)-891-6288
               Email: c.connelly@ixiscm.com

               with a copy to:

               IXIS Real Estate Capital Inc.
               9 West 57th Street
               New York, New York 10019
               Attention: General Counsel
               Fax: (212)-891-1922
               Email: albert.zakes@ixiscm.com

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

          SECTION 18. Severability Clause.

          Any part, provision representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this
Agreement without regard to such invalidity.

          SECTION 19. Counterparts.

          This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

                                      -51-

          SECTION 20. Governing Law Jurisdiction; Consent to Service of Process.

          THIS AGREEMENT SHALL BE DEEMED IN EFFECT WHEN A FULLY EXECUTED
COUNTERPART THEREOF IS RECEIVED BY THE PURCHASER IN THE STATE OF NEW YORK AND
SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF NEW YORK. THIS AGREEMENT SHALL
BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT
TO ITS CHOICE OF LAW RULES AND PRINCIPLES. EACH OF THE PURCHASER AND THE SELLER
IRREVOCABLY (I) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE
STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE
SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING
RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW,
THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH
COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY
SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY
SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS
TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL
ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER.

          SECTION 21. Intention of the Parties.

          It is the intention of the parties that the Purchaser is purchasing, and the Seller is selling the Mortgage Loans and not a debt instrument of the
Seller or another security. Accordingly, the parties hereto each intend to treat the transaction for Federal income tax purposes as a sale by the Seller, and a purchase by the Purchaser, of the Mortgage Loans. Moreover, the arrangement under which the Mortgage Loans are held shall be consistent with classification of such arrangement as a grantor trust in the event it is not found to represent direct ownership of the Mortgage Loans. The Purchaser shall have the right to review the Mortgage Loans and the related Mortgage Loan Files to determine the characteristics of the Mortgage Loans which shall affect the Federal income tax consequences of owning the Mortgage Loans and the Seller shall cooperate with all reasonable requests made by the Purchaser in connection with the review of such tax consequences. Regardless of such review, provided that Seller shall have reasonably cooperated on such review, Seller shall have no obligation to either repurchase such Mortgage Loan or indemnify Purchaser for such Mortgage
Loan in the event there is an adverse tax consequence to Seller, except as specifically provided herein.

          SECTION 22. Successors and Assigns; Assignment of Purchase Agreement.

          This Agreement shall bind and inure to the benefit of and be enforceable by the Seller and the Purchaser and the respective permitted successors and assigns of the Seller and the successors and assigns of the
Purchaser. This Agreement shall not be assigned, pledged or hypothecated by the
Seller to a third party without the prior written consent of the Purchaser, which consent may be withheld by the Purchaser in its sole discretion. This
Agreement may be assigned, pledged or hypothecated by the Purchaser in whole or in part, and with respect to one

                                      -52-

or more of the Mortgage Loans, without the consent of the Seller. There shall be no limitation on the number of assignments or transfers allowable by the
Purchaser with respect to the Mortgage Loans and this Agreement. In the event the Purchaser assigns this Agreement, and the assignee assumes any of the
Purchaser's obligations hereunder, the Seller acknowledges and agrees to look solely to such assignee, and not to the Purchaser, for performance of the obligations so assumed and the Purchaser shall be relieved from any liability to the Seller with respect thereto.

          SECTION 23. Waivers.

          No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

          SECTION 24. Exhibits.

          The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

          SECTION 25. General Interpretive Principles.

          For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

          (a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

          (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

          (c) references herein to "Articles," "Sections," "Subsections,"
"Paragraphs," and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

          (d) reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

          (e) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

          (f) the term "include" or "including" shall mean without limitation by reason of enumeration.

                                      -53-

          SECTION 26. Reproduction of Documents.

          This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

          SECTION 27. Further Agreements.

          The Seller and the Purchaser each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this
Agreement.

          SECTION 28. Recordation of Assignments of Mortgage.

          To the extent permitted by applicable law, each of the Assignments of
Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or their comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected at the Seller's expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option (other than with respect to the MERS Designated Mortgage Loans).

          SECTION 29. No Solicitation.

          From and after the Closing Date, the Seller agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors on the Seller's behalf, to personally, by telephone or mail (via electronic means or otherwise), solicit the borrower or obligor under any Mortgage Loan for any purpose whatsoever related to such Mortgage Loan, including to refinance a Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. It is understood and agreed that all rights and benefits relating to the solicitation of any
Mortgagors and the attendant rights, title and interest in and to the list of such Mortgagors and data relating to their Mortgages (including insurance renewal dates) shall be transferred to the Purchaser pursuant hereto on the
Closing Date and the Seller shall take no action to undermine these rights and benefits. Notwithstanding the foregoing, it is understood and agreed that promotions undertaken by the Seller or any affiliate of the Seller which are directed to the general public at large, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements shall not constitute solicitation under this Section
29.

                                      -54-

          SECTION 30. Waiver of Trial by Jury.

          THE SELLER AND THE PURCHASER EACH KNOWINGLY, VOLUNTARILY AND
INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT
IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS
AGREEMENT.

          SECTION 31. Compliance with Regulation AB

          Subsection 31.01 Intent of the Parties; Reasonableness.

          The Purchaser and the Seller acknowledge and agree that the purpose of
Section 31 of this Agreement is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. Although Regulation AB is applicable by its terms only to offerings of asset-backed securities that are registered under the
Securities Act, the Seller acknowledges that investors in privately offered securities may require that the Purchaser or any Depositor provide comparable disclosure in unregistered offerings. References in this Agreement to compliance with Regulation AB include provision of comparable disclosure in private offerings.

          Neither the Purchaser nor any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the
Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder (or the provision in a private offering of disclosure comparable to that required under the Securities Act). The Seller acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Purchaser or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Securitization Transaction, the Seller shall cooperate fully with the Purchaser to deliver to the Purchaser (including any of its assignees or designees) and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Purchaser or any Depositor to permit the Purchaser or such
Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Seller, any Third Party Originator and the Mortgage
Loans, or the servicing of the Mortgage Loans, reasonably believed by the
Purchaser or any Depositor to be necessary in order to effect such compliance.

          The Purchaser (including any of its assignees or designees) shall cooperate with the Seller by providing timely notice of requests for information under these provisions and by reasonably limiting such requests to information required, in the Purchaser's reasonable judgment, to comply with Regulation AB.

          Subsection 31.02 Additional Representations and Warranties of the
Seller.

                                      -55-

          (a) The Seller shall be deemed to represent to the Purchaser and to any Depositor, as of the date on which information is first provided to the
Purchaser or any Depositor under Subsection 31.03 that, except as disclosed in writing to the Purchaser or such Depositor prior to such date: (i) the Seller is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Seller; (ii) the Interim Servicer has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; (iii) no material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Interim Servicer as servicer has been disclosed or reported by the
Seller; (iv) no material changes to the Interim Servicer's policies or procedures with respect to the servicing function it will perform under the
Interim Servicing Agreement and any Reconstitution Agreement for mortgage loans of a type similar to the Mortgage Loans have occurred during the three year period immediately preceding the related Securitization Transaction; (v) there are no aspects of the Interim Servicer's financial condition that could have a material adverse effect on the performance by the Interim Servicer of its servicing obligations under the Interim Servicing Agreement or any
Reconstitution Agreement; (vi) there are no material legal or governmental proceedings pending (or known to be contemplated) against the Seller, Interim
Servicer, any Subservicer or any Third Party Originator; and (vii) there are no affiliations, relationships or transactions relating to the Seller, Interim
Servicer, any Subservicer or any Third Party Originator with respect to any
Securitization Transaction and any party thereto identified by the related
Depositor of a type described in Item 1119 of Regulation AB.

          (b) If so requested by the Purchaser or any Depositor on any date following the date on which information is first provided to the Purchaser or any Depositor under Subsection 31.03, the Seller shall, within five (5) Business
Days following such request, confirm in writing the accuracy of the representations and warranties set forth in paragraph (a) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

          Subsection 31.03 Information To Be Provided by the Seller.

          In connection with any Securitization Transaction the Seller shall (i)
within five (5) Business Days following request by the Purchaser or any
Depositor, provide to the Purchaser and such Depositor (or, as applicable, cause each Third Party Originator to provide), in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, the information and materials specified in paragraphs (a) and (b) of this Section, and (ii) as promptly as practicable following notice to or discovery by the Seller, provide to the Purchaser and any Depositor (in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor) the information specified in paragraph (d) of this Section.

          (a) If so requested by the Purchaser or any Depositor, the Seller shall provide such information regarding (i) the Seller, as originator of the
Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified
Correspondent), or (ii) each Third Party Originator, as is requested for the purpose of compliance with Items 1103(a)(1), 1105, 1110, 1117 and 1119 of
Regulation AB. Such information shall include, at a minimum:

                                      -56-

          (A) the originator's form of organization;

          (B) a description of the originator's origination program and how long the originator has been engaged in originating residential mortgage loans, which description shall include a discussion of the originator's experience in originating mortgage loans of a similar type as the Mortgage Loans; information regarding the size and composition of the originator's origination portfolio;
and information that may be material, in the good faith judgment of the
Purchaser or any Depositor, to an analysis of the performance of the Mortgage
Loans, including the originators' credit granting or underwriting criteria for mortgage loans of similar type(s) as the Mortgage Loans and such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with Item 1110(b)(2) of Regulation AB;

          (C) a description of any material legal or governmental proceedings pending (or known to be contemplated) against the Seller and each Third Party
Originator; and

          (D) a description of any affiliation or relationship between the
Seller, each Third Party Originator and any of the following parties to a
Securitization Transaction, as such parties are identified to the Seller by the
Purchaser or any Depositor in writing in advance of such Securitization
Transaction:

               (1) the sponsor;

               (2) the depositor;

               (3) the issuing entity;

               (4) any servicer;

               (5) any trustee;

               (6) any originator;

               (7) any significant obligor;

               (8) any enhancement or support provider; and

               (9) any other material transaction party.

          (b) If so requested by the Purchaser or any Depositor, to the extent required by Regulation AB, the Seller shall provide (or, as applicable, cause each Third Party Originator to provide), to the extent available to the Seller or such Third-Party Originator (and not otherwise available to the Purchaser)
without unreasonable effort or expense, Static Pool Information with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below) originated by (i) the Seller, if the Seller is an originator of Mortgage Loans (including as an acquirer of
Mortgage Loans from a Qualified Correspondent), and/or (ii) each Third Party
Originator. Such Static Pool Information shall be prepared by the Seller (or
Third Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(1) (3) of Regulation AB. To the extent that there is reasonably

                                      -57-

available to the Seller (or Third Party Originator) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. The content of such Static Pool Information may be in the form customarily provided by the Seller, and need not be customized for the Purchaser or any Depositor. Such Static Pool Information for
each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than one hundred thirty-five (135) days prior to the date of the prospectus or other offering document in which the Static Pool Information is to be included or incorporated by reference. The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format reasonably required by the Purchaser or the Depositor, as applicable. The
Purchaser agrees that it will cooperate with the Seller and provide sufficient and timely notice of any information requirement pertaining to a Securitization
Transaction. The Purchaser will make all reasonable efforts to contain requests for information, reports or any other materials to items required for compliance with Regulation AB, and will refrain from requesting information that is not required for such compliance. The Seller shall use commercially reasonable efforts to provide the Static Pool Information required hereunder; provided, however, that failure of the Seller to perform such obligations, after applying commercially reasonable efforts, shall not result in a breach by the Seller of the provisions of this Agreement.

          Promptly following notice or discovery of a material error in Static
Pool Information provided pursuant to the immediately preceding paragraph
(including an omission to include therein information required to be provided pursuant to such paragraph), the Seller shall provide corrected Static Pool
Information to the Purchaser or any Depositor, as applicable, in the same format in which Static Pool Information was previously provided to such party by the
Seller.

          If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), such agreed upon procedures letters of certified public accountants reasonably acceptable to the
Purchaser or Depositor, as applicable, pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after
January 1, 2006 or, in the case of Static Pool Information with respect to the
Seller's or Third Party Originator's originations or purchases, to calendar months commencing January 1, 2006, as the Purchaser or such Depositor shall reasonably request. Such letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which may include, by way of example, any Sponsor, any Depositor and any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a
Securitization Transaction. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such
Depositor.

          (c) With respect to those Mortgage Loans that were sold to the
Purchaser pursuant to this Agreement, the Purchaser shall provide or cause the servicer (or another party)

                                      -58-

to be obligated to provide information, upon request by Seller in the form customarily provided by the Purchaser, the servicer or such other party (which need not be customized for the Seller) with respect to the Mortgage Loans reasonably necessary for the Seller to comply with its obligations under
Regulation AB, including, without limitation, providing to the Seller Static
Pool Information, as set forth in Item 1105(a)(2) and (3) of Regulation AB (such information provided by the Purchaser, the servicer or such other party, the
"Loan Performance Data"). The Purchaser shall, or shall cause the servicer (or another party) to be obligated to, indemnify the Seller for any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon (A) any untrue statement of a material fact contained or alleged to be contained in the Loan Performance Data or (B) the omission or alleged omission to state in the Loan Performance Data a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Loan Performance Data.

          (d) If so requested by the Purchaser or any Depositor for the purpose of satisfying its reporting obligation under the Exchange Act with respect to any class of asset backed securities, the Seller shall (or shall cause each
Third Party Originator to) (i) notify the Purchaser and any Depositor in writing of (A) any material litigation or governmental proceedings pending against the
Seller or any Third Party Originator and (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between the Seller or any Third Party Originator and any of the parties specified in clause (D) of paragraph (a) of this Section (and any other parties identified in writing by the requesting party) with respect to such Securitization
Transaction, and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships.

          Subsection 31.04 Indemnification; Remedies.

          (a) The Seller shall indemnify the Purchaser, each affiliate of the
Purchaser, the Depositor, and each of the following parties participating in a
Securitization Transaction: each sponsor and issuing entity; each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a 14(d) or Rule 15d 14(d)
under the Exchange Act with respect to such Securitization Transaction; each broker dealer acting as underwriter, placement agent or initial purchaser, each
Person who controls any of such parties or the Depositor (within the meaning of
Section 15 of the Securities Act and Section 20 of the Exchange Act); and the
respective present and former directors, officers, employees and agents of each of the foregoing and of the Depositor, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

          (i) (A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, accountants'
     letter or other material provided in written or electronic form under this
     Section 31 by or on behalf of the Seller, or provided under this Section 31 by or on behalf of any Third Party Originator

                                      -59-

     (collectively, the "Seller Information"), or (B) the omission or alleged omission to state in the Seller Information a material fact required to be stated in the Seller Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Seller
     Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Seller
     Information or any portion thereof is presented together with or separately from such other information;

          (ii) any failure by the Seller or any Third Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 31; or

          (iii) any breach by the Seller of a representation or warranty set forth in Subsection 31.02(a) or in a writing furnished pursuant to
     Subsection 31.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection 31.02(b) to the extent made as of a date subsequent to such closing date.

          In the case of any failure of performance described in clause (a)(ii)
of this Section, the Seller shall promptly reimburse the Purchaser, any
Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a 14(d) or Rule 15d 14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants' letter or other material not delivered as required by the Seller or any Third Party Originator.

          (b) (i) Any failure by the Seller or any Third Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 31, or any breach by the Seller of a representation or warranty set forth in Subsection 31.02(a) or in a writing furnished pursuant to Subsection 31.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection
31.02(b) to the extent made as of a date subsequent to such closing date, shall immediately and automatically, without notice or grace period, constitute an
Event of Default with respect to the Seller under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Purchaser or
Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Interim Servicer as servicer under the Interim Servicing
Agreement and/or any applicable Reconstitution Agreement without payment
(notwithstanding anything in this Agreement or any applicable Reconstitution
Agreement to the contrary) of any compensation to the Interim Servicer; provided that to the extent that any provision of this Agreement and/or any applicable
Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Interim Servicer as servicer, such provision shall be given effect.

                                      -60-

                     [SIGNATURES COMMENCE ON FOLLOWING PAGE]

                                      -61-

          IN WITNESS WHEREOF, the Seller and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

                                            IXIS REAL ESTATE CAPITAL INC.
                                               (Purchaser)

                                        By: /s/ Kathy Lynch
                                            ------------------------------------
                                            Name: Kathy Lynch
                                            Title: Director

                                        By: /s/ F. Rene Mendez
                                            ------------------------------------
                                            Name: F. Rene Mendez
                                            Title: Managing Director

                                            FIRST HORIZON HOME LOAN CORPORATION
                                               (Seller)

                                        By: /s/ Alfred Chang
                                            ------------------------------------
                                            Name: Alfred Chang
                                            Title: Vice President

                                                                       Exhibit A

                                    EXHIBIT A

                         CONTENTS OF EACH MORTGAGE FILE

          With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the
Purchaser and any prospective Purchaser, and which shall be delivered to the
Custodian, or to such other Person as the Purchaser shall designate in writing, pursuant to Section 6 of the Second Amended and Restated Mortgage Loan Purchase
and Warranties Agreement to which this Exhibit is attached (the "Agreement"):

          (a) the original Mortgage Note bearing all intervening endorsements evidencing a complete chain of assignment from the originator to the Seller, endorsed "Pay to the order of _________, without recourse" and signed in the name of the Seller by an authorized officer. The endorsement may be contained on an allonge, if state law so allows. If the Mortgage Loan was acquired by the
Seller in a merger, the endorsement must be by "[Seller], successor by merger to
[name of predecessor]." If the Mortgage Loan was acquired or originated by the
Seller while doing business under another name, the endorsement must be by
"[Seller], formerly known as [previous name]";

          (b) if applicable, the original of any guarantee executed in connection with the Mortgage Note;

          (c) the original Mortgage with evidence of recording thereon. If in connection with any Mortgage Loan, the Seller cannot deliver or cause to be delivered the original Mortgage with evidence of recording thereon on or prior to the Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, the Seller shall deliver or cause to be delivered to the
Custodian, (i) a Seller certified photocopy of such Mortgage; or (ii) in the case of a Mortgage where a public recording office retains the original recorded
Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage;

          (d) the originals of all assumption, modification, consolidation or extension agreements, if any, with evidence of recording thereon;

          (e) except with respect to each MERS Designated Mortgage Loan, the original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording. The Assignment of Mortgage must be duly recorded only if recordation is either necessary under applicable law or commonly required by private institutional mortgage investors in the area where the Mortgaged
Property is located or on direction of the Purchaser as provided in this
Agreement. If the Assignment of Mortgage is to be recorded, the Mortgage shall be assigned to the Purchaser. If the Assignment of Mortgage is not to be
recorded, the Assignment of Mortgage shall be delivered in blank. If the
Mortgage Loan was acquired by the Seller in a

                                      A-1

merger, the Assignment of Mortgage must be made by "[Seller], successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the Assignment of Mortgage must be by "[Seller], formerly known as [previous name]";

          (f) the originals of all intervening assignments of mortgage, evidencing a complete chain of assignment from the originator to the Seller (or
MERS with respect to each MERS Designated Mortgage Loan), with evidence of recording thereon, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of mortgage, the
Seller shall deliver or cause to be delivered to the Custodian, (i) a Seller certified photocopy of such intervening assignment; or (ii) in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment;

          (g) The original mortgagee policy of title insurance or, in the event such original title policy is unavailable, a certified true copy of the related policy binder or commitment for title certified to be true and complete by the title insurance company; and

          (h) security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage.

          In the event an Officer's Certificate of the Seller is delivered to the Purchaser because of a delay caused by the public recording office in returning any recorded document, the Seller shall deliver to the Purchaser, within ninety (90) days of the Closing Date, an Officer's Certificate which shall (i) identify the recorded document and (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay caused by the public recording office; provided, however, that any recorded document shall in any event be delivered no later than one (1) year from the applicable Closing
Date. An extension of the date specified in (iv) above may be requested from the
Purchaser, which consent shall not be unreasonably withheld.

                                      A-2

                                                                       Exhibit B

                                    EXHIBIT B

                       FORM OF INTERIM SERVICING AGREEMENT

                                      B-1

                                                                       Exhibit C

                                    EXHIBIT C

                     FORM OF SELLER'S OFFICER'S CERTIFICATE

          I, ____________________, hereby certify that I am the duly elected
[Vice] President of First Horizon Home Loan Corporation, a corporation organized under the laws of the state of Kansas (the "Company"), and further as follows:

          1. Attached hereto as Exhibit 1 is a true, correct and complete copy of the charter of the Company which is in full force and effect on the date hereof and which has been in effect without amendment, waiver, rescission or modification since ___________.

          2. Attached hereto as Exhibit 2 is a true, correct and complete copy of the bylaws of the Company which are in effect on the date hereof and which have been in effect without amendment, waiver, rescission or modification since ___________.

          3. Attached hereto as Exhibit 3 is an original certificate of good standing of the Company issued within ten (10) days of the date hereof, and no event has occurred since the date thereof which would impair such standing.

          4. Attached hereto as Exhibit 4 is a true, correct and complete copy of the corporate resolutions of the Board of Directors of the Company authorizing the Company to execute and deliver each of the Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of
     July 1, 2006, by and between IXIS Real Estate Capital Inc. (the
     "Purchaser") and the Company (the "Purchase Agreement"), and the Amended
     and Restated Interim Servicing Agreement, dated as of October 1, 2005, by and between the Company and the Purchaser (the "Interim Servicing
     Agreement") and to endorse the Mortgage Notes and execute the Assignments of Mortgages by original [or facsimile] signature, and such resolutions are in effect on the date hereof and have been in effect without amendment, waiver, rescission or modification since ____________.

          5. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the Purchase Agreement or the Interim Servicing Agreement, the sale of the mortgage loans or the consummation of the transactions contemplated by the agreements; or (ii) any required consent, approval, authorization or order has been obtained by the Company.

          6. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of the Purchase Agreement or the Interim
     Servicing Agreement conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter or by-laws of the Company, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

                                      C-1

          7. There is no action, suit, proceeding or investigation pending or threatened against the Company which, in my judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the
     Company or in any material impairment of the right or ability of the
     Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the Purchase Agreement or the Interim Servicing
     Agreement, or the mortgage loans or of any action taken or to be taken in connection with the transactions contemplated thereby, or which would be likely to impair materially the ability of the Company to perform under the terms of the Purchase Agreement or the Interim Servicing Agreement.

          8. Each person listed on Exhibit 5 attached hereto who, as an officer or representative of the Company, signed (a) the Purchase Agreement, (b)
     the Interim Servicing Agreement and (c) any other document delivered or on the date hereof in connection with any purchase described in the agreements set forth above was, at the respective times of such signing and delivery, and is now, a duly elected or appointed, qualified and acting officer or representative of the Company, who holds the office set forth opposite his or her name on Exhibit 5, and the signatures of such persons appearing on such documents are their genuine signatures.

          9. The Company is duly authorized to engage in the transactions described and contemplated in the Purchase Agreement and the Interim
     Servicing Agreement.

                                      C-2

          IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Company.

Dated: ____________________             By:
                                            ------------------------------------
                                            Name:
                                                  ------------------------------
[Seal]                                      Title: [Vice] President

          I, ________________________, an [Assistant] Secretary of First Horizon
Home Loan Corporation, hereby certify that ____________ is the duly elected, qualified and acting [Vice] President of the Company and that the signature appearing above is [her] [his] genuine signature.

          IN WITNESS WHEREOF, I have hereunto signed my name.

Dated: ____________________             By:
                                            ------------------------------------
                                            Name:
                                                  ------------------------------
                                            Title: [Assistant] Secretary

                                      C-3

                                                                       Exhibit C

                                  EXHIBIT 5 to
                         Company's Officer's Certificate

          NAME                      TITLE                      SIGNATURE
------------------------   -------------------------   -------------------------

________________________   _________________________   _________________________

________________________   _________________________   _________________________

________________________   _________________________   _________________________

________________________   _________________________   _________________________

________________________   _________________________   _________________________

________________________   _________________________   _________________________

                                      C-4

                                                                       Exhibit D

                                    EXHIBIT D

                    FORM OF OPINION OF COUNSEL TO THE SELLER
                           AND INTERIM SERVICER (DATE)

IXIS Real Estate Capital Inc.
9 West 57th Street, 36th Floor
New York, New York 10019

Dear Sirs:

          You have requested [our] [my] opinion, as [Assistant] General Counsel to First Horizon Home Loan Corporation (the "Company"), with respect to certain matters in connection with the sale by the Company of the Mortgage Loans pursuant to that certain Second Amended and Restated Mortgage Loan Purchase and
Warranties Agreement by and between the Company and IXIS Real Estate Capital
Inc. (the "Purchaser"), dated as of July 1, 2006 (the "Purchase Agreement")
which sale is in the form of whole loans and serviced pursuant to an Amended and
Restated Interim Servicing Agreement, dated as of October 1, 2005 by and between
First Horizon Home Loan Corporation (the Interim Servicer) and the Purchaser
(the "Interim Servicing Agreement" and, collectively with the Purchase
Agreement, the "Agreements"). Capitalized terms not otherwise defined herein have the meanings set forth in the Purchase Agreement and the Interim Servicing
Agreement.

          [We][I] have examined the following documents:

          1.   the Purchase Agreement;

          2.   the Interim Servicing Agreement;

          3.   the form of Assignment of Mortgage;

          4.   the form of endorsement of the Mortgage Notes; and

          5.   such other documents, records and papers as we have deemed necessary and relevant as a basis for this opinion.

          To the extent [we] [I] have deemed necessary and proper, [we] [I] have relied upon the representations and warranties of the Company and the Interim
Servicer contained in the Purchase Agreement and in the Interim Servicing
Agreement, as applicable. [We] [I] have assumed the authenticity of all documents submitted to [us] [me] as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents.

          Based upon the foregoing, it is [our] [my] opinion that:

     1.   The Company and the Interim Servicer is [type of entity] duly organized, validly existing and in good standing under the laws of the
          [United States] and are

                                      D-1

          qualified to transact business in, and is in good standing under, the laws of [the state of incorporation].

     2.   Each of the Company and the Interim Servicer has the power to engage in the transactions contemplated by the Agreements to which it is a party and all requisite power, authority and legal right to execute and deliver such Agreements and to perform and observe the terms and conditions of such Agreements.

     3.   Each of the Agreements to which it is a party has been duly authorized, executed and delivered by the Company and the Interim
          Servicer, as applicable, and is a legal, valid and binding agreement enforceable in accordance with its respective terms against the
          Company and the Interim Servicer, as applicable, subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance, none of which will materially interfere with the realization of the benefits provided thereunder or with the Purchaser's ownership of the
          Mortgage Loans.

     4.   Each of the Company and the Interim Servicer has been duly authorized to allow any of its officers to execute any and all documents by original signature in order to complete the transactions contemplated by the Agreements to which it is a party by original [or facsimile]
          signature in order to execute the endorsements to the Mortgage Notes and the Assignments of Mortgages, and the original [or facsimile]
          signature of the officer at the Company executing the endorsements to the Mortgage Notes and the Assignments of Mortgages represents the legal and valid signature of said officer of the Company.

     5.   Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company or the Interim Servicer of or compliance by the Company or the Interim Servicer with the Agreements to which it is a party and the sale of the Mortgage Loans by the
          Company or the consummation of the transactions contemplated by the
          Agreements to which each is a party or (ii) any required consent, approval, authorization or order has been obtained by the Company or the Interim Servicer.

     6.   Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of, the Agreements to which it is a party conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter, by-laws or other organizational documents of the Company or the
          Interim Servicer, as applicable, the terms of any indenture or other agreement or instrument to which the Company or the Interim Servicer is a party or by which it is bound or to which it is subject, or violates any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company or the Interim Servicer is subject or by which it is bound.

                                      D-2

     7.   There is no action, suit, proceeding or investigation pending or, to my knowledge, threatened against the Company or the Interim Servicer which, in [our] [my] judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or the Interim Servicer or in any material impairment of the right or ability of the Company or the Interim Servicer to carry on its business substantially as now conducted or in any material liability on the part of the Company or the Interim Servicer or which would draw into question the validity of the Agreements to which it is a party or the Mortgage Loans or of any action taken or to be taken in connection with the transactions contemplated thereby, or which would be likely to impair the ability of the Company or the Interim Servicer to perform under the terms of the Agreements to which it is a party.

     8.   The sale of each Mortgage Note and Mortgage as and in the manner contemplated by the Agreements is sufficient to fully transfer to the
          Purchaser all right, title and interest of the Company thereto as noteholder and mortgagee.

     9.   The Mortgages have been duly assigned and the Mortgage Notes have been duly endorsed as provided in the Purchase Agreement. The Assignments of Mortgage are in recordable form, except for the insertion of the name of the assignee, and upon the name of the assignee being inserted, are acceptable for recording under the laws of the state where each related Mortgaged Property is located. The endorsement of the Mortgage Notes, the delivery to the Purchaser, or its designee, of the Assignments of Mortgage, and the delivery of the original endorsed
          Mortgage Notes to the Purchaser, or its designee, are sufficient to permit the Purchaser to avail itself of all protection available under applicable law against the claims of any present or future creditors of the Company, and are sufficient to prevent any other sale, transfer, assignment, pledge or hypothecation of the Mortgages and the
          Mortgage Notes by the Company from being enforceable.

          This opinion is given to you for your sole benefit, and no other person or entity is entitled to rely hereon except that the purchaser or purchasers to which you initially and directly resell the Mortgage Loans may rely on this opinion as if it were addressed to them as of its date.

                                        Very truly yours,

                                        ----------------------------------------
                                                         [Name]
                                              [Assistant] General Counsel

                                      D-3

                                                                       Exhibit E

                                   EXHIBIT E

                     FORM OF SECURITY RELEASE CERTIFICATION

                                                       ____________________, ___

________________________
________________________
________________________

Attention:   ________________________
             ________________________

             Re: Notice of Sale and Release of Collateral

Dear Sirs:

          This letter serves as notice that First Horizon Home Loan Corporation a [type of entity], organized pursuant to the laws of [the state of incorporation] (the "Company") has committed to sell to IXIS Real Estate Capital
Inc. under a Second Amended and Restated Mortgage Loan Purchase and Warranties
Agreement, dated as of July 1, 2006, certain mortgage loans originated by the
Company. The Company warrants that the mortgage loans to be sold to IXIS Real
Estate Capital Inc. are in addition to and beyond any collateral required to secure advances made by you to the Company.

          The Company acknowledges that the mortgage loans to be sold to IXIS
Real Estate Capital Inc. shall not be used as additional or substitute collateral for advances made by [_________]. IXIS Real Estate Capital Inc.
understands that the balance of the Company's mortgage loan portfolio may be used as collateral or additional collateral for advances made by [________], and confirms that it has no interest therein.

                                      E-1

          Execution of this letter by [__________] shall constitute a full and complete release of any security interest, claim, or lien which [_________] may have against the mortgage loans to be sold to IXIS Real Estate Capital Inc.

                                        Very truly yours,

                                        ----------------------------------------

                                        By:
                                           -------------------------------------
                                        Name:
                                             -----------------------------------
                                        Title:
                                             -----------------------------------
                                        Date:
                                             -----------------------------------

Acknowledged and approved:

--------------------------

By:
   -------------------------------------
Name:
     -----------------------------------
Title:
     -----------------------------------
Date:
     -----------------------------------

                                      E-2

                                                                       Exhibit F

                                   EXHIBIT F

                     FORM OF SECURITY RELEASE CERTIFICATION

                        I. Release of Security Interest

          The financial institution named below hereby relinquishes any and all right, title and interest it may have in all Mortgage Loans to be purchased by
IXIS Real Estate Capital Inc. from the Company named below pursuant to that certain Second Amended and Restated Mortgage Loan Purchase and Warranties
Agreement, dated as of July 1, 2006, and certifies that all notes, mortgages, assignments and other documents in its possession relating to such Mortgage
Loans have been delivered and released to the Company named below or its designees, as of the date and time of the sale of such Mortgage Loans to IXIS
Real Estate Capital Inc.

Name and Address of Financial Institution

          ------------------------------
               (Name)

          ------------------------------
               (Address)

          By:
               -------------------------

                                      F-1

                          II. Certification of Release

          The Company named below hereby certifies to IXIS Real Estate Capital
Inc. that, as of the date and time of the sale of the above-mentioned Mortgage
Loans to IXIS Real Estate Capital Inc. the security interests in the Mortgage
Loans released by the above-named financial institution comprise all security interests relating to or affecting any and all such Mortgage Loans. The Company warrants that, as of such time, there are and will be no other security interests affecting any or all of such Mortgage Loans.

                                        ----------------------------------------

                                        By:
                                            -----------------------------------
                                        Title:
                                             -----------------------------------
                                        Date:
                                             -----------------------------------

                                      F-2

                                                                       Exhibit G

                                   EXHIBIT G

                           LIST OF PROHIBITED STATES

1.   New Jersey Owner Occupied Refinance Loans Originated between November 27,
     2003 and July 6, 2004;

2.   New Jersey Manufactured Housing Properties;

3.   Georgia Loans Originated Between October 1, 2002 and March 7, 2003.

                                      G-1

                                                                       Exhibit H

                                   EXHIBIT H

                            ASSIGNMENT AND CONVEYANCE

          On this ___ day of __________, ____, ___________________ ("Seller"),
as (i) the Seller under that certain Purchase Price and Terms Agreement, dated as of ___________, _____ (the "PPTA"), (ii) the Seller under that certain Second
Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of July 1, 2006 (the "Purchase Agreement") and (iii) the Seller/Interim Servicer
under that certain Amended and Restated Interim Servicing Agreement, dated as of
October 1, 2005 (the "Interim Servicing Agreement" and, together with the PPTA and the Purchase Agreement, the "Agreements") does hereby sell, transfer, assign, set over and convey to IXIS Real Estate Capital Inc. ("Purchaser") as the Purchaser under the Agreements, without recourse, but subject to the terms of the Agreements, all right, title and interest of, in and to the Mortgage
Loans listed on the Mortgage Loan Schedule attached hereto as Exhibit A (the
"Mortgage Loans"), together with the Mortgage Files and all rights and obligations arising under the documents contained therein. Each Mortgage Loan subject to the Agreements was underwritten in accordance with, and conforms to, the Underwriting Guidelines attached hereto as Exhibit C. Pursuant to Section 6 of the Purchase Agreement, the Seller has delivered to the Custodian the documents for each Mortgage Loan to be purchased as set forth in the Custodial
Agreement. The contents of each Servicing File required to be retained by First
Horizon Home Loan Corporation ("Interim Servicer") to service the Mortgage Loans pursuant to the Interim Servicing Agreement and thus not delivered to the
Purchaser are and shall be held in trust by the Seller in its capacity as
Interim Servicer for the benefit of the Purchaser as the owner thereof. The
Interim Servicer's possession of any portion of the Servicing File is at the will of the Purchaser for the sole purpose of facilitating servicing of the related Mortgage Loan pursuant to the Interim Servicing Agreement, and such retention and possession by the Interim Servicer shall be in a custodial capacity only. The ownership of each Mortgage Note, Mortgage, the Servicing
Rights and the contents of the Mortgage File and Servicing File is vested in the
Purchaser and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the
Seller or the Interim Servicer shall immediately vest in the Purchaser and shall be retained and maintained, in trust, by the Seller at the will of the Purchaser in such custodial capacity only.

          The Mortgage Loan Package characteristics of the Mortgage Loans subject hereto are set forth on Exhibit B hereto.

          In accordance with Section 6 of the Purchase Agreement, the Purchaser accepts the Mortgage Loans listed on Exhibit A attached hereto. Notwithstanding the foregoing the Purchaser does not waive any rights or remedies it may have under the Agreements.

          Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.

                            [SIGNATURE PAGE FOLLOWS]

                                      H-1

                                        FIRST HORIZON
                                           HOME LOAN CORPORATION

                                        By:
                                           -------------------------------------

                                           Name:
                                                --------------------------------

                                           Title:
                                                 -------------------------------

Accepted and Agreed:

IXIS REAL ESTATE CAPITAL INC.

     By:
        --------------------------------

        Name:
             ---------------------------

        Title:
              --------------------------

     By:
        --------------------------------

        Name:
             ---------------------------

        Title:
              --------------------------

                                      H-2

                                   EXHIBIT A
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                               THE MORTGAGE LOANS

                                      H-3

                                   EXHIBIT B
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

            REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE POOL
                 CHARACTERISTICS OF EACH MORTGAGE LOAN PACKAGE

          Pool Characteristics of the Mortgage Loan Package as delivered on the related Closing Date:

          No Mortgage Loan has: (1) an outstanding principal balance less than
$_________; (2) an origination date earlier than _ months prior to the related
Cut-off Date; (3) a CLTV of greater than _____%; (4) a FICO Score of less than
___; or (5) a debt-to-income ratio of more than __%. Each First Lien Loan has a
Mortgage Interest Rate of at least ___% per annum and an outstanding principal balance less than $_________. Each Second Lien Loan has a Mortgage Interest Rate
of at least ______% per annum and an outstanding principal balance less than
$________. Each Adjustable Rate Mortgage Loan has an Index of [_______].

                                      H-4

                                   EXHIBIT C
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                            UNDERWRITING GUIDELINES

                                      H-5

                                                                       Exhibit I

                                   EXHIBIT I

                        SELLER'S UNDERWRITING GUIDELINES

                                      I-1

                                                                       Exhibit J

                                    EXHIBIT J

                  FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

          THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated [___________ __,
20__] ("Agreement"), among IXIS Real Estate Capital Inc. ("Assignor"),
[____________________] ("Assignee") and First Horizon Home Loan Corporation (the
"Company"):

          For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance

          1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the
"Mortgage Loans") and (b) except as described below, that certain Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement (the "Purchase
Agreement"), dated as of July 1, 2006, between the Assignor, as purchaser (the
"Purchaser"), and the Company, as seller, solely insofar as the Purchase
Agreement relates to the Mortgage Loans.

          The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the
Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage
Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser under Section 9.04 of the Purchase Agreement.

Recognition of the Company

          2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the
Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to [__________________] (the
"Trust") created pursuant to a Pooling and Servicing Agreement, dated as of
[__________], 2006 (the "Pooling Agreement"), among the Assignee, the Assignor,
[___________________], as trustee (including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"),
[____________________], as servicer (including its successors in interest and any successor servicer under the Pooling Agreement, the "Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust (including the Trustee and the
Servicer acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase

                                      J-1

Agreement, and shall be entitled to enforce all of the obligations of the
Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser, the Custodian or the Bailee under the Purchase
Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the
Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company

          3. The Company warrants and represents to the Assignor, the Assignee and the Trust as of the date hereof or such other date specified herein that:

     (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

     (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the
     Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

     (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

     (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this
     Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

                                      J-2

          4. Pursuant to Section 13 of the Purchase Agreement, the Company
hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that the representations and warranties set forth in Section 9.02 of the Purchase Agreement are true and correct as of the date hereof (or, with respect to the Servicing Transfer Representations, the Transfer Date) as if such representations and warranties were made on the date hereof unless otherwise specifically stated in such representations and warranties.

Remedies for Breach of Representations and Warranties

          5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee and the Servicer acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Miscellaneous

          6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

          7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

          8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee and the
Servicer acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

          9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement
(to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the
Purchase Agreement.

          10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

          11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

          12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

                                      J-3

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                        FIRST HORIZON
                                            HOME LOAN CORPORATION

                                        By:
                                            ------------------------------------
                                            Name:
                                                  ------------------------------
                                            Its:
                                                 -------------------------------

                                        IXIS REAL ESTATE CAPITAL INC.

                                        By:
                                            ------------------------------------
                                            Name:
                                                  ------------------------------
                                            Its:
                                                 -------------------------------

                                        By:
                                            ------------------------------------
                                            Name:
                                                  ------------------------------
                                            Its:
                                                 -------------------------------

                                        [___________________________]

                                        By:
                                            ------------------------------------
                                            Name:
                                                  ------------------------------
                                            Its:
                                                 -------------------------------

                                      J-4

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT

                             MORTGAGE LOAN SCHEDULE

                                      J-5

                                                                       Exhibit K

                                    EXHIBIT K

                        FORM OF INDEMNIFICATION AGREEMENT

          This INDEMNIFICATION AND CONTRIBUTION AGREEMENT ("Agreement"), dated as of [_______], 200_, among/between IXIS Real Estate Capital Inc., a New York corporation ("IXIS"), First Horizon Home Loan Corporation, a Kansas corporation
(the "Seller") and [_____________], a [_______________] [(the "Initial
Servicer")].

          WHEREAS, [________________] (the "Depositor"), is acting as depositor and registrant with respect to the Prospectus, dated [________________], and the
Prospectus Supplement to the Prospectus, [________________] (the "Prospectus
Supplement"), relating to [________________] Certificates (the "Certificates")
to be issued pursuant to a Pooling and Servicing Agreement, dated as of
[________________] (the "P&S"), among the Depositor, as depositor,
[________________], as servicer (the "Servicer"), and [________________], as trustee (the "Trustee");

          WHEREAS, as an inducement to the Depositor to enter into the P&S, and
[____________________] (the "Underwriter[s]") to enter into the Underwriting
Agreement, dated [____________________] (the "Underwriting Agreement") between the Depositor and the Underwriter[s], Seller has agreed to provide for indemnification and contribution on the terms and conditions hereinafter set forth;

          WHEREAS, IXIS purchased from Seller certain of the Mortgage Loans underlying the Certificates (the "Mortgage Loans") from Seller pursuant to a
Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement,
dated as of July 1, 2006 (the "Purchase Agreement"), by and between IXIS and
Seller; and

          WHEREAS, pursuant to Section 13 of the Purchase Agreement, Seller has agreed to indemnify IXIS, the Depositor, the Underwriter[s] and their respective affiliates, present and former directors, officers, employees and agents.

          NOW THEREFORE, in consideration of the agreements contained herein, and other valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and IXIS agree as follows:

          1. Indemnification and Contribution.

          (a) Seller [and Initial Servicer] agrees to indemnify and hold harmless IXIS, the Depositor, the Underwriter[s] and their respective affiliates, present and former directors, officers, employees and agents and each person, if any, who controls IXIS, the Depositor, the Underwriter[s] or such affiliate within the meaning of either Section 15 of the Securities Act of
1933, as amended (the "1933 Act"), or Section 20 of the Securities Exchange Act
of 1934, as amended (the "1934 Act"), against any and all losses, claims, damages or liabilities, joint or

                                      K-1

several, to which they or any of them may become subject under the 1933 Act, the
1934 Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based in whole or in part upon (i) any violation of the representation and warranty set forth in Section 2(vii) below or (ii) any untrue statement or alleged untrue statement of a material fact contained in the Prospectus Supplement, ABS Informational and Computational
Material or in the Free Writing Prospectus or any omission or alleged omission to state in the Prospectus Supplement, ABS Informational and Computational
Material or in the Free Writing Prospectus a material fact required to be stated
therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any such untrue statement or omission or alleged untrue statement or alleged omission made in any amendment of or supplement to the Prospectus Supplement, ABS Informational and Computational Material or the Free Writing Prospectus and agrees to reimburse IXIS, the Depositor, the Underwriter[s] or such affiliates and each such officer, director, employee, agent and controlling person promptly upon demand for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred;
provided, however, that Seller [and Initial Servicer] shall be liable in any such case only to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with the Seller Information [and Servicer Information]. The foregoing indemnity agreement is in addition to any liability which Seller [and the
Initial Servicer] may otherwise have to IXIS, the Depositor, the Underwriter[s]
its affiliates or any such director, officer, employee, agent or controlling person of IXIS, the Depositor, the Underwriter[s] or their respective affiliates.

          As used herein:

          "ABS Informational and Computational Material" means any written communication as defined in Item 1101(a) of Regulation AB under the 1933 Act and the 1934 Act, as amended from time to time.

          "Free Writing Prospectus" means any written communication that constitutes a "free writing prospectus," as defined in Rule 405 under the 1933
Act.

          "Regulation AB" means Subpart 229.1100 - Asset Backed Securities
(Regulation AB), 17 C.F.R. Sections 229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed
Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan.
7, 2005)) or by the staff of the Commission, or as may be provided by the
Commission or its staff from time to time.

          "Seller Information" means any information relating to Seller, the
Mortgage Loans and/or the underwriting guidelines [and/or servicing guidelines]
relating to the Mortgage Loans set forth in the Prospectus Supplement, ABS
Informational and Computational Material or the Free Writing Prospectus [and
static pool information regarding mortgage loans originated or acquired by the
Seller [and included in the Prospectus Supplement, ABS Informational and

                                      K-2

Computational Material, the Offering Circular or the Free Writing Prospectus]
[incorporated by reference from the website located at [______________]].

          ["Servicer Information" means any information relating to Initial
Servicer, the Mortgage Loans and/or the servicing guidelines relating to the
Mortgage Loans set forth in the Prospectus Supplement, ABS Informational and
Computational Material or the Free Writing Prospectus [and static pool information regarding mortgage loans originated or acquired by the Initial
Servicer [and included in the Prospectus Supplement, the Offering Circular, ABS
Informational and Computational Material or the Free Writing Prospectus]
[incorporated by reference from the website located at [______________]].]

          (b)______Promptly after receipt by any indemnified party under this
Section 1 of notice of any claim or the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 1, notify the indemnifying party in writing of the claim or the commencement of that action; provided, however, that the failure to notify an indemnifying party shall not relieve it from any liability which it may have under this Section 1 except to the extent it has been materially prejudiced by such failure; and provided, further, however, that the failure to notify any indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under this
Section 1.

          If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, except as provided in the following paragraph, the indemnifying party shall not be liable to the indemnified party under this Section 1 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation.

          Any indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless: (i) the employment thereof has been specifically authorized by the indemnifying party in writing; (ii) such indemnified party shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party and in the reasonable judgment of such counsel it is necessary or appropriate for such indemnified party to employ separate counsel;
or (iii) the indemnifying party has failed to assume the defense of such action and employ counsel reasonably satisfactory to the indemnified party, in which case, if such indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party, it being understood, however, the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one

                                      K-3

separate firm of attorneys (in addition to local counsel) at any time for all such indemnified parties.

          Each indemnified party, as a condition of the indemnity agreements contained in this Section 1, shall cooperate with the indemnifying party in the defense of any such action or claim. No indemnifying party shall be liable for any settlement of any such action effected without its written consent (which consent shall not be unreasonably withheld), but if settled with its written consent or if there be a final judgment for the plaintiff in any such action, the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment.

          Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for reasonable fees and expenses of counsel, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than thirty (30)
days after receipt by such indemnifying party of the aforesaid request and (ii)
such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement.

          (c) If the indemnification provided for in this Section 1 is unavailable to an indemnified party, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities, in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, respectively, in connection with the statements or omissions that result in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the indemnified party and indemnifying party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission and any other equitable considerations.

          (d) The indemnity and contribution agreements contained in this
Section 1 and the representations and warranties set forth in Section 2 shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by IXIS, the Depositor, the
Underwriter[s] their respective affiliates, directors, officers, employees or agents or any person controlling IXIS, the Depositor, the Underwriter[s] or any such affiliate and (iii) acceptance of and payment for any of the Offered
Certificates.

          2. Representations and Warranties. Seller [and Initial Servicer]
represents and warrants that:

          (i) Seller [and Initial Servicer] is validly existing and in good standing under the laws of its jurisdiction of formation or incorporation, as applicable, and has full power and authority to own its assets and to transact the business in which it is currently engaged. Seller [and Initial
     Servicer] is duly qualified to do business and is in good standing in each jurisdiction in which the character of the business transacted by it or any

                                      K-4

     properties owned or leased by it requires such qualification and in which the failure so to qualify would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of
     Seller [and Initial Servicer];

          (ii) Seller [and Initial Servicer] is not required to obtain the consent of any other person or any consent, license, approval or authorization from, or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Agreement;

          (iii) the execution, delivery and performance of this Agreement by
     Seller [and Initial Servicer] will not violate any provision of any existing law or regulation or any order decree of any court applicable to
     Seller [and Initial Servicer] or any provision of the charter or bylaws of
     Seller [and Initial Servicer], or constitute a material breach of any mortgage, indenture, contract or other agreement to which Seller [and
     Initial Servicer] is a party or by which it may be bound;

          (iv) (a) no proceeding of or before any court, tribunal or governmental body is currently pending or, (b) to the knowledge of Seller
     [and Initial Servicer], threatened against Seller [and Initial Servicer] or any of its properties or with respect to this Agreement or the Offered
     Certificates, in either case, which would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of
     Seller [and Initial Servicer];

          (v) Seller [and Initial Servicer] has full power and authority to make, execute, deliver and perform this Agreement and all of the transactions contemplated hereunder, and has taken all necessary corporate action to authorize the execution, delivery and performance of this
     Agreement. When executed and delivered, this Agreement will constitute the legal, valid and binding obligation of each of Seller [and Initial
     Servicer] enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors'
     rights generally, by the availability of equitable remedies, and by limitations of public policy under applicable securities law as to rights of indemnity and contribution thereunder;

          (vi) this Agreement has been duly executed and delivered by Seller
     [and Initial Servicer]; and

          (viii) the [Seller Information] [Servicer Information] satisfies the requirements of the applicable provisions of Regulation AB.

          3. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to Seller [and Initial Servicer], will be mailed, delivered or telegraphed and confirmed [______________________]; or, if sent to IXIS, will be mailed, delivered or telegraphed and confirmed to IXIS
Real Estate Capital Inc., 9 West 57th Street, New York, New York 10019,
Attention: General Counsel.

          4. Miscellaneous. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws

                                      K-5

provisions thereof. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns and the controlling persons referred to herein, and no other person shall have any right or obligation hereunder. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be considered an original, and all such counterparts shall constitute one and the same instrument. Capitalized terms used but not defined herein shall have the meanings provided in the P&S.

                  [Remainder of Page Intentionally Left Blank]

                                      K-6

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers hereunto duly authorized, this
__th day of [_____________].

                                        IXIS REAL ESTATE CAPITAL INC.

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                        FIRST HORIZON
                                            HOME LOAN CORPORATION

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                        [INITIAL SERVICER]

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                   EXHIBIT CC

                              FIRST NLC AGREEMENTS

                                      CC-1

                                                                  EXECUTION COPY

                      ASSIGNMENT AND RECOGNITION AGREEMENT

          THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated January 30, 2007
("Agreement"), among IXIS Real Estate Capital Inc. ("Assignor"), Morgan Stanley
ABS Capital I Inc. ("Assignee") and First NLC Financial Services, LLC (the
"Company"):

          For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance

          1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the
"Mortgage Loans") and (b) except as described below, that certain Third Amended and Restated Mortgage Loan Purchase and Warranties Agreement (the "Purchase
Agreement"), dated as of May 1, 2006, between the Assignor, as purchaser (the
"Purchaser"), and the Company, as seller, solely insofar as the Purchase
Agreement relates to the Mortgage Loans.

          The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the
Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage
Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser (a) under Subsection 9.04 of the Purchase Agreement or (b) to any
premium recapture (i.e., the excess, if any, of the purchase price percentage over par) in connection with any repurchase pursuant to Subsections 9.03 and
9.05 of the Purchase Agreement.

Recognition of the Company

          2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the
Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to IXIS Real Estate Capital Trust
2007-HE1 (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of January 1, 2007 (the "Pooling Agreement"), among the Assignee, the
Assignor, Deutsche Bank National Trust Company, as trustee (in such capacity, including its successors in interest and any successor trustees under the
Pooling Agreement, the "Trustee"), Wells Fargo Bank, National Association, as
securities administrator (in such capacity, including its successors in interest and any successor securities administrators under the Pooling Agreement, the
"Securities Administrator"), master servicer (in such capacity, including its successors in interest and any successor master servicers under the Pooling
Agreement, the "Master Servicer") and Saxon Mortgage Services, Inc., as servicer
(including its successors in interest and any successor servicer under the
Pooling Agreement, the "Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the
Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the enforcement of the representations, warranties and covenants with respect to the
Mortgage Loans, (iii) the Trust (including the Trustee, Securities
Administrator, Master Servicer and the Servicer acting on the Trust's behalf)
shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the
Mortgage Loans, and (iv) all references to the Purchaser (insofar as they relate to the rights, title and interest and, with respect to obligations of the
Purchaser, only insofar as they relate to the enforcement of the representations, warranties and covenants of the Company), the Custodian or the
Bailee under the Purchase Agreement insofar as they relate to the Mortgage
Loans, shall be deemed to refer to the Trust (including the Trustee, Securities
Administrator, Master Servicer and the Servicer acting on the Trust's behalf).
Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase
Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Purchase
Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company

          3. The Company warrants and represents to the Assignor, the Assignee and the Trust (including the Trustee, Securities Administrator, Master Servicer
and the Servicer acting on the Trust's behalf) as of the date hereof that:

               (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

               (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the
     Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

                                      -2-

               (c) No consent, approval, order or authorization of, or
     declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

               (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this
     Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

          4. Pursuant to Section 13 of the Purchase Agreement, the Company
hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust (including the Trustee, Securities Administrator, Master Servicer
and the Servicer acting on the Trust's behalf), that the representations and warranties set forth in Section 9.02 of the Purchase Agreement are true and correct as of the date hereof as if such representations and warranties were made on the date hereof unless (i) otherwise specifically stated in such representations and warranties or (ii) with respect to the last sentence of (b), the first sentence of (c), (d), (e), the last sentence of (f), (h), the last sentence of (i), (m), (n), the last sentence of (p), (q), (r), the third and fourth sentences of (w), (x), (z), (hh), (ii), (kk), (ll), (mm), (rr), (xx),
(bbb) and (kkk), such representations and warranties are true and correct as of the related Transfer Date (as defined in the Purchase Agreement).

Remedies for Breach of Representations and Warranties

          5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee,
Securities Administrator, Master Servicer and the Servicer acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in
Subsection 9.03 of the Purchase Agreement as if they were set forth herein
(including without limitation the repurchase and indemnity obligations set forth therein); provided, however, that the Assignor specifically reserves and does not assign to the Assignee hereunder any and all right, title and interest in the Premium Percentage, if any, due in connection with the repurchase of a
Mortgage Loan pursuant to Subsections 9.03, 9.04 and 9.05.

Miscellaneous

          6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

          7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

          8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee,
Securities Administrator, Master

                                      -3-

Servicer and the Servicer acting on the Trust's behalf). Any entity into which
Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

          9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement
(to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the
Purchase Agreement.

          10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

          11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

          12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

                            [SIGNATURE PAGE FOLLOWS]

                                      -4-

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                        FIRST NLC FINANCIAL SERVICES, LLC

                                        By: /s/ Jeffrey M. Henschel
                                            ------------------------------------
                                            Name: Jeffrey M. Henschel
                                            Its: President & COO

                                        IXIS REAL ESTATE CAPITAL INC.

                                        By: /s/ F. Rene Mendez
                                            ------------------------------------
                                            Name: F. Rene Mendez
                                            Its: Managing Director

                                        By: /s/ Christopher Hayden
                                            ------------------------------------
                                            Name: Christopher Hayden
                                            Its: Managing Director

                                        MORGAN STANLEY ABS CAPITAL I INC.

                                        By: /s/ Valerie Kay
                                            ------------------------------------
                                            Name: Valerie Kay
                                            Its: Vice President

                                      -5-

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT

                             MORTGAGE LOAN SCHEDULE

                                      -6-

                                                                  EXECUTION COPY

================================================================================

              THIRD AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND
                              WARRANTIES AGREEMENT

                                   ----------

                         IXIS REAL ESTATE CAPITAL INC.,

                                    Purchaser

                       FIRST NLC FINANCIAL SERVICES, LLC,

                                     Seller

                                   ----------

                             Dated as of May 1, 2006

         Adjustable-Rate and Fixed-Rate, B/C Residential Mortgage Loans

================================================================================

                                                                            Page
                                                                            ----

   Subsection 6.01    Conveyance of Mortgage Loans;

SECTION 9    REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER;
             REMEDIES FOR BREACH.........................................    20

   Subsection 9.01    Representations and Warranties Regarding the
                      Seller.............................................    20

   Subsection 9.02    Representations and Warranties Regarding
                      Individual Mortgage Loans..........................    24

   Subsection 9.03    Remedies for Breach of Representations and
                      Warranties.........................................    39

   Subsection 9.04    Repurchase of Mortgage Loans That Prepay in
                      Full...............................................    41

   Subsection 9.05    Repurchase of Mortgage Loans with First Payment

                                      -i-

SECTION 13   COOPERATION OF SELLER WITH A RECONSTITUTION.................    45

SECTION 14   THE SELLER..................................................    47

   Subsection 14.01   Additional Indemnification by the Seller;

SECTION 20   GOVERNING LAW JURISDICTION; CONSENT TO SERVICE OF

   Subsection 31.02   Additional Representations and Warranties of
                      the Seller.........................................    54

   Subsection 31.03   Information to Be Provided by the Seller...........    55

                                      -ii-

   Subsection 31.04   Indemnification; Remedies..........................    58

                                    EXHIBITS

EXHIBIT A    CONTENTS OF EACH MORTGAGE FILE

EXHIBIT B    FORM OF INTERIM SERVICING AGREEMENT

EXHIBIT C    FORM OF SELLER'S OFFICER'S CERTIFICATE

EXHIBIT D    FORM OF OPINION OF COUNSEL TO THE SELLER AND THE INTERIM
             SERVICER

EXHIBIT E    FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT F    FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT G    [RESERVED]

EXHIBIT H    FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT

EXHIBIT I    SELLER'S UNDERWRITING GUIDELINES

EXHIBIT J    FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

EXHIBIT K    FORM OF INDEMNIFICATION AND CONTRIBUTION AGREEMENT

                                      -iii-

              THIRD AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND
                              WARRANTIES AGREEMENT

          This THIRD AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND WARRANTIES
AGREEMENT (the "Agreement"), dated as of May 1, 2006, between IXIS Real Estate
Capital Inc., a New York corporation, having an office at 9 West 57th Street,
36th Floor, New York, New York 10019 (the "Purchaser"), and First NLC Financial
Services, LLC, a Florida limited liability company, having an office at 700 West
Hillsboro Boulevard, Building One, Deerfield Beach, Florida (the "Seller").

                                   WITNESSETH:

          WHEREAS, the Purchaser and the Seller are parties to that certain
Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement,
dated as of November 1, 2005 (the "Original Agreement"), between the Purchaser and the Seller.

          WHEREAS, at the present time, the Purchaser and the Seller desire to amend the Original Agreement to make certain modifications as set forth herein with respect to all Mortgage Loans acquired pursuant to this Agreement or the
Original Agreement.

          NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Seller agree as follows:

          SECTION 1. Definitions.

          For purposes of this Agreement the following capitalized terms shall have the respective meanings set forth below.

          Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located and incorporating the Delinquency Collection Policies and Procedures.

          Act: The National Housing Act, as amended from time to time.

          Adjustable Rate Mortgage Loan: An adjustable rate Mortgage Loan purchased pursuant to this Agreement.

          Affiliate: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person.
For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such
Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and
"controlled" have meanings correlative to the foregoing.

          Agency Transfer: A Fannie Mae Transfer or a Freddie Mac Transfer.

          Agreement: This Mortgage Loan Purchase and Warranties Agreement and
all amendments hereof and supplements hereto.

          ALTA: The American Land Title Association and its successors in interest.

          Appraised Value: (i) With respect to any First Lien Loan, the value of the related Mortgaged Property based upon the appraisal made, if any, for the originator at the time of origination of the Mortgage Loan or the sales price of the Mortgaged Property at such time of origination, whichever is less; provided, however, that in the case of a refinanced Mortgage Loan, such value is based solely upon the appraisal made, if any, at the time of origination of such refinanced Mortgage Loan, and (ii) with respect to any Second Lien Loan, the value, determined pursuant to the Seller's Underwriting Guidelines, of the related Mortgaged Property as of the origination of the Second Lien Loan.

          Assignment and Conveyance Agreement: As defined in Subsection 6.01.

          Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser.

          Balloon Mortgage Loan: Any Mortgage Loan that requires only payments of interest until the stated maturity date of the Mortgage Loan or the Monthly
Payments of principal which (not including the payment due on its stated
maturity date) are based on an amortization schedule that would be insufficient to fully amortize the principal thereof by stated maturity date of the Mortgage
Loan.

          Business Day: Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions, in the State of New York or the state in which the Interim Servicer's servicing operations are located, are authorized or obligated by law or executive order to be closed.

          Closing Date: The date or dates on which the Purchaser from time to time shall purchase and the Seller from time to time shall sell the Mortgage
Loans listed on the related Mortgage Loan Schedule with respect to the related
Mortgage Loan Package.

          CLTV: As of any date and as to (1) any Second Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the Second Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are senior or equal in priority to the Second Lien Loan and which are secured by the same Mortgaged
Property to (b) the Appraised Value and (2) any First Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the First Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are junior or equal in priority to the First Lien Loan and which are secured by the same Mortgaged
Property to (b) the Appraised Value.

          Code: Internal Revenue Code of 1986, as amended.

                                      -2-

          Commission: The United States Securities and Exchange Commission.

          Condemnation Proceeds: All awards or settlements in respect of a
Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

          Convertible Mortgage Loan: Any individual Adjustable Rate Mortgage
Loan purchased pursuant to this Agreement which contains a provision whereby the
Mortgagor is permitted to convert the Adjustable Rate Mortgage Loan to a Fixed
Rate Mortgage Loan in accordance with the terms of the related Mortgage Note.

          Covered Loan: A Mortgage Loan categorized as Covered pursuant to
Appendix E of Standard & Poor's Glossary.

          Credit Files: As defined in Section 5 herein.

          Custodial Account: The separate account or accounts created and maintained pursuant to Section 2.04 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

          Custodial Agreement: The agreement governing the retention of the originals of each Mortgage Note, Mortgage, Assignment of Mortgage and other
Mortgage Loan Documents, dated as of October 14, 2002, between the Purchaser and the Custodian.

          Custodian: The custodian under the Custodial Agreement, or its successor in interest or assigns, or any successor to the Custodian under the
Custodial Agreement, as therein provided. If at any time there is no Custodial
Agreement in effect with respect to a Mortgage Loan, all references to the
Custodian herein and in the Interim Servicing Agreement shall be deemed to refer to the Purchaser (or its designee) with respect to such Mortgage Loan.

          Cut-off Date: The date or dates designated as such on the related
Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

          Deemed Material Breach Representation: Each representation identified as such in Subsection 9.02.

          Deleted Mortgage Loan: A Mortgage Loan that is repurchased or replaced or to be replaced with a Qualified Substitute Mortgage Loan by the Seller in accordance with the terms of this Agreement.

          Delinquency Collection Policies and Procedures: The delinquency collection policies and procedures of the Seller, a copy of which is attached to the Interim Servicing Agreement.

          Delinquent: A Mortgage Loan in which the Monthly Payment has not been received by the date that is one day prior to the Due Date occurring in the immediately

                                      -3-

succeeding month (i.e. if Monthly Payment due on September 1 is not received prior to October 1, such Mortgage Loan would be Delinquent).

          Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

          Determination Date: The date specified in the Interim Servicing
Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

          Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

          Eligible Account: Any of (i) an account maintained with a federal or state chartered depository institution or trust company the short-term unsecured debt obligations of which (or, in the case of a depository institution or trust company that is a subsidiary of a holding company, the short-term unsecured debt obligations of such holding company) are rated A-1 by Standard & Poor's or
Prime-1 by Moody's (or a comparable rating if another Rating Agency is specified by the Purchaser by written notice to the Seller) at the time any amounts are held on deposit therein, (ii) an account or accounts the deposits in which are fully insured by the FDIC, or (iii) a trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity.

          Escrow Account: The separate account or accounts created and maintained pursuant to Section 2.06 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

          Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

          Exchange Act: The Securities Exchange Act of 1934, as amended.

          Fannie Mae: The Federal National Mortgage Association and its
successors in interest.

          Fannie Mae Guides: The Fannie Mae Sellers' Guide and the Fannie Mae
Servicers' Guide and all amendments or additions thereto.

          Fannie Mae Transfer: As defined in Section 13 hereof.

          FDIC: The Federal Deposit Insurance Corporation and its successors in interest.

          FHA: The Federal Housing Administration, an agency within the United
States Department of Housing and Urban Development and its successors in interest and including the Federal Housing Commissioner and the Secretary of
Housing and Urban Development where appropriate under the FHA Regulations.

                                      -4-

          First Lien Loan: Any Mortgage Loan secured by a first lien Mortgage on the related Mortgaged Property.

          Fitch: Fitch, Inc. and its successors in interest.

          Fixed Rate Mortgage Loan: A fixed rate mortgage loan purchased pursuant to this Agreement.

          Freddie Mac: The Federal Home Loan Mortgage Corporation and its
successors in interest.

          Freddie Mac Transfer: As defined in Section 13 hereof.

          GEMICO: General Electric Mortgage Insurance Corporation, a North
Carolina corporation and its successors in interest.

          Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note which amount is added to the Index in accordance with the terms of the related Mortgage Note to determine on each Interest Rate Adjustment Date the Mortgage Interest Rate for
such Mortgage Loan.

          High Cost Loan: A Mortgage Loan (a) covered by the Home Ownership and
Equity Protection Act of 1994 ("HOEPA"), (b) with an "annual percentage rate" or total "points and fees" payable by the related Mortgagor (as each such term is calculated under HOEPA) that exceed the thresholds set forth by HOEPA and its implementing regulations, including 12 C.F.R. Section 226.32(a)(1)(i) and (ii),
(c) classified as a "high cost home," "threshold," "covered," "high risk home,"
"predatory" or similar loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or
(d) a Mortgage Loan categorized as High Cost pursuant to Appendix E of Standard
& Poor's Glossary. For avoidance of doubt, the parties agree that this definition shall apply to any law regardless of whether such law is presently, or in the future becomes, the subject of judicial review or litigation.

          Home Loan: A Mortgage Loan categorized as Home Loan pursuant to
Appendix E of Standard & Poor's Glossary.

          HUD: The Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with regard to FHA Mortgage Insurance. The term "HUD," for purposes of this Agreement, is also deemed to include subdivisions thereof such as the FHA and Government National Mortgage Association.

          Index: With respect to each Adjustable Rate Mortgage Loan, a rate per annum set forth on Exhibit B to each related Assignment and Conveyance
Agreement.

          Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

                                      -5-

          Interest Rate Adjustment Date: With respect to each Adjustable Rate
Mortgage Loan, the date, specified in the related Mortgage Note and the Mortgage
Loan Schedule, on which the Mortgage Interest Rate is adjusted.

          Interim Funder: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS(R) System as the interim funder pursuant to the
MERS Procedures Manual.

          Interim Servicer: First NLC Financial Services, LLC, a Florida limited liability company and its successors in interest, and any successor interim servicer under the Interim Servicing Agreement.

          Interim Servicing Agreement: The Second Amended and Restated Interim
Servicing Agreement, dated as of November 1, 2005 by and between the Purchaser and the Interim Servicer, providing for the Interim Servicer to service the
Mortgage Loans for an interim period as specified therein.

          Investor: With respect to each MERS Designated Mortgage Loan, the
Person named on the MERS(R) System as the investor pursuant to the MERS
Procedures Manual.

          Lifetime Rate Cap: The provision of each Mortgage Note related to an
Adjustable Rate Mortgage Loan which provides for an absolute maximum Mortgage
Interest Rate thereunder. The Mortgage Interest Rate during the terms of each
Adjustable Rate Mortgage Loan shall not at any time exceed the Mortgage Interest
Rate at the time of origination of such Adjustable Rate Mortgage Loan by more than the amount per annum set forth on the related Mortgage Loan Schedule.

          Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such
Mortgage Loan, trustee's sale, foreclosure sale or otherwise, or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan.

          Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio (expressed as a percentage) of the outstanding principal amount of the
Mortgage Loan as of the Cut-off Date (unless otherwise indicated), to the
Appraised Value of the Mortgaged Property.

          MERS: Mortgage Electronic Registration Systems, Inc., a Delaware
corporation, and its successors and assigns.

          MERS Designated Mortgage Loan: Mortgage Loans for which (a) the Seller has designated or will designate MERS as, and has taken or will take such action as is necessary to cause MERS to be, the mortgagee of record, as nominee for the
Seller, in accordance with MERS Procedure Manual and (b) the Seller has designated or will designate the Purchaser as the Investor on the MERS(R)
System.

          MERS Procedure Manual: The MERS Procedures Manual, as it may be
amended, supplemented or otherwise modified from time to time.

                                      -6-

          MERS Report: The report from the MERS System listing MERS Designated
Mortgage Loans and other information.

          MERS(R) System: MERS mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.

          Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan.

          Moody's: Moody's Investors Service, Inc. and its successors in interest.

          Mortgage: The mortgage, deed of trust or other instrument securing a
Mortgage Note, which creates a first lien, in the case of a First Lien Loan, or a second lien, in the case of a Second Lien Loan, on the Mortgaged Property.

          Mortgage File: The items pertaining to a particular Mortgage Loan referred to in Exhibit A annexed hereto, and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

          Mortgage Interest Rate: The annual rate of interest borne on a
Mortgage Note with respect to each Mortgage Loan.

          Mortgage Loan: An individual Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the applicable Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal
Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds,
Servicing Rights, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

          Mortgage Loan Documents: The documents required to be delivered to the
Custodian pursuant to Section 6.03 hereof with respect to any Mortgage Loan.

          Mortgage Loan Package: Each pool of Mortgage Loans, which shall be purchased by the Purchaser from the Seller from time to time on each Closing
Date.

          Mortgage Loan Schedule: The schedule of Mortgage Loans setting forth the following information with respect to each Mortgage Loan in the related
Mortgage Loan Package: (1) the Seller's Mortgage Loan identifying number; (2)
the Mortgagor's name; (3) the street address of the Mortgaged Property including the city, state and zip code; (4) a code indicating whether the Mortgaged
Property is owner-occupied, a second home or investment property; (5) the number and type of residential units constituting the Mortgaged Property (i.e., a single family residence, a 2-4 family residence, a unit in a condominium project or a unit in a planned unit development, manufactured housing); (6) the Mortgage
Loan origination date; (7) the original months to maturity or the remaining months to maturity from the related Cut-off Date, in any case based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule; (8) the Loan-to-Value
Ratio at origination; (9) with respect to First Lien Loans, the LTV and with respect to

                                      -7-

Second Lien Loans, the CLTV; (10) the Mortgage Interest Rate as of the related
Cut-off Date; (11) the date on which the Monthly Payment was due on the Mortgage
Loan and, if such date is not consistent with the Due Date currently in effect, such Due Date; (12) the stated maturity date; (13) the amount of the Monthly
Payment as of the related Cut-off Date; (14) the last payment date as of which a payment was actually applied to the outstanding principal balance; (15) the original principal amount of the Mortgage Loan; (16) the principal balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due and collected on or before the Cut-off
Date; (17) the Interest Rate Adjustment Date; (18) the Gross Margin; (19) the
Lifetime Rate Cap under the terms of the Mortgage Note; (20) a code indicating the type of Index; (21) the Mortgage Interest Rate as of origination; (22) the type of Mortgage Loan (i.e., fixed-rate, adjustable-rate, First Lien, Second
Lien); (23) a code indicating the purpose of the loan (i.e., purchase, rate and term refinance, equity take-out refinance); (24) a code indicating the documentation style (i.e., full or stated income); (25) the loan credit classification (as described in the Underwriting Guidelines); (26) the applicable Cut-off Date; (27) the applicable Closing Date; (28) a code indicating the type of prepayment penalty, if any; (29) a code indicating whether the Mortgage Loan is a Home Loan; (30) the credit risk score (FICO score); (31) with respect to the related Mortgagor, the debt-to-income ratio;
(32) with respect to Second Lien Loans, the outstanding principal balance of the superior lien; (33) the Appraised Value of the Mortgaged Property; (34) the sale price of the Mortgaged Property if the Mortgage Loan was originated in connection with the purchase of the Mortgaged Property; (35) the Periodic Rate
Cap under the terms of the Mortgage Note; (36) the Periodic Rate Floor under the terms of the Mortgage Note; (37) whether such Mortgage Loan provides for a prepayment penalty; (38) the prepayment penalty period of such Mortgage Loan, if applicable; (39) a description of the type of prepayment penalty, if applicable;
(40) the MERS Identification Number; (41) whether the Mortgagor represented that the Mortgagor would occupy the Mortgaged Property as its primary residence and
(42) a code indicating if the Mortgage Loan is a Balloon Mortgage Loan. With
respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule shall set forth the following information, as of the related Cut-off Date: (1) the number of Mortgage Loans; (2) the current aggregate outstanding principal balance of the Mortgage Loans; (3) the weighted average Mortgage Interest Rate of the Mortgage Loans; and (4) the weighted average maturity of the Mortgage
Loans.

          Mortgage Note: The note or other evidence of the indebtedness of a
Mortgagor secured by a Mortgage.

          Mortgaged Property: With respect to each Mortgage Loan, the
Mortgagor's real property securing repayment of a related Mortgage Note, consisting of an unsubordinated estate in fee simple or, with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, a leasehold estate, in a single parcel or multiple parcels of real property improved by a residential dwelling as further described in this Agreement.

          Mortgagor: The obligor on a Mortgage Note.

          OCC: Office of the Comptroller of the Currency and its successors in interest.

                                      -8-

          Officer's Certificate: A certificate signed by the Chairman of the
Board or the Vice Chairman of the Board or a President or a Vice President and
by the Treasurer or the Secretary or one of the Assistant Treasurers or
Assistant Secretaries of the Seller, and delivered to the Purchaser as required by this Agreement.

          Opinion of Counsel: A written opinion of counsel, who may be counsel for the Seller, reasonably acceptable to the Purchaser, provided that any
Opinion of Counsel relating to (a) the qualification of any account required to be maintained pursuant to this Agreement as an Eligible Account, (b)
qualification of the Mortgage Loans in a REMIC or (c) compliance with the REMIC
Provisions, must be (unless otherwise stated in such Opinion of Counsel) an opinion of counsel who (i) is in fact independent of the Seller and any servicer of the Mortgage Loans, (ii) does not have any material direct or indirect financial interest in the Seller or any servicer of the Mortgage Loans or in an
Affiliate of either and (iii) is not connected with the Seller or any servicer of the Mortgage Loans as an officer, employee, director or person performing similar functions.

          OTS: Office of Thrift Supervision and its successors in interest.

          Periodic Rate Cap: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may increase on an Interest
Rate Adjustment Date above the Mortgage Interest Rate previously in effect.

          Periodic Rate Floor: With respect to each Adjustable Rate Mortgage
Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may decrease on an Interest
Rate Adjustment Date below the Mortgage Interest Rate previously in effect.

          Person: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

          Preliminary Mortgage Schedule: As defined in Section 3.

          Premium Percentage: With respect to any Mortgage Loan, a percentage equal to the excess of the Purchase Price Percentage over 100%.

          Principal Prepayment: Any payment or other recovery of principal on a
Mortgage Loan which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

          Purchase Price: The price paid on the related Closing Date by the
Purchaser to the Seller in exchange for the Mortgage Loans purchased on such
Closing Date as calculated in Section 4 of this Agreement.

                                      -9-

          Purchase Price and Terms Agreement: Those certain agreements setting forth the general terms and conditions of the transaction consummated herein and identifying the Mortgage Loans to be purchased from time to time hereunder, by and among the Seller, the Purchaser and the Interim Servicer (if applicable).
All of the individual Purchase Price and Terms Agreements shall collectively be referred to as the "Purchase Price and Terms Agreement."

          Purchase Price Percentage: With respect to any Mortgage Loan, an amount equal to the percentage of par as stated in the Purchase Price and Terms
Agreement (subject to adjustment as provided therein) related to such Mortgage
Loan.

          Purchaser: IXIS Real Estate Capital Inc., a New York corporation, and its successors in interest or assigns or any successor to the Purchaser under this Agreement as herein provided.

          Qualified Correspondent: Any Person from which the Seller purchased
Mortgage Loans, provided that the following conditions are satisfied: (i) such
Mortgage Loans were originated pursuant to an agreement between the Seller and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to the Seller, in accordance with underwriting guidelines designated by the Seller ("Designated Guidelines") or guidelines that do not vary materially from such Designated Guidelines; (ii) such Mortgage Loans were in fact underwritten as described in clause (i) above and were acquired by the Seller within 180 days after origination; (iii) either (x) the Designated
Guidelines were, at the time such Mortgage Loans were originated, used by the
Seller in origination of mortgage loans of the same type as the Mortgage Loans for the Seller's own account or (y) the Designated Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Seller on a consistent basis for use by lenders in originating mortgage loans to be purchased by the
Seller; and (iv) the Seller employed, at the time such Mortgage Loans were acquired by the Seller, pre-purchase or post-purchase quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time period or through particular channels) designed to ensure that Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the Seller.

          Qualified Substitute Mortgage Loan: A mortgage loan eligible to be substituted by the Seller for a Deleted Mortgage Loan which must, on the date of such substitution, (i) have an outstanding principal balance, after deduction of all scheduled payments due in the month of substitution (or in the case of a substitution of more than one mortgage loan for a Deleted Mortgage Loan, an aggregate principal balance), not in excess of the outstanding principal balance of the Deleted Mortgage Loan (the amount of any shortfall will be deposited in the Custodial Account by the Seller in the month of substitution); (ii) have a
Mortgage Interest Rate not less than and not more than 1% greater than the
Mortgage Interest Rate of the Deleted Mortgage Loan; (iii) have a remaining term to maturity not greater than and not more than one year less than that of the
Deleted Mortgage Loan; (iv) be of the same type as the Deleted Mortgage Loan
(i.e., fixed-rate, adjustable-rate with same Periodic Rate Cap, Index and lien priority); and (v) comply with each representation and warranty (respecting individual Mortgage Loans) set forth in Section 9 hereof.

                                      -10-

          Rating Agency: Any of Fitch, Moody's or Standard & Poor's, or their respective successors designated by the Purchaser.

          Reconstitution: Any Securitization Transaction or Whole Loan Transfer.

          Reconstitution Agreements: The agreement or agreements entered into by the Seller and/or the Interim Servicer and the Purchaser and/or certain third parties on the Reconstitution Date or Dates with respect to any or all of the
Mortgage Loans sold hereunder, in connection with a Whole Loan Transfer, Agency
Transfer or a Securitization Transaction pursuant to Section 13, including, but not limited to, a seller's warranties and servicing agreement with respect to a
Whole Loan Transfer, and a trust and servicing agreement, pooling and servicing agreement and/or seller/servicer agreements and related custodial/trust agreement and documents with respect to a Securitization Transaction.

          Reconstitution Date: As defined in Section 13.

          Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation
AB), 17 C.F.R. Sections 229.1100 through 229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities,
Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or
by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

          REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

          REMIC Provisions: Provisions of the federal income tax law relating to a REMIC, which appear at Section 860A through 860G of Subchapter M of Chapter 1,
Subtitle A of the Code, and related provisions and regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

          Remittance Date: The date specified in the Interim Servicing Agreement
(with respect to each Mortgage Loan, for an interim period, as specified therein).

          Repurchase Price: With respect to any Mortgage Loan for which a breach of a representation or warranty from the Agreement or the Interim Servicing
Agreement is found, a price equal to the then outstanding principal balance of the Mortgage Loan to be repurchased, plus accrued interest thereon at the
Mortgage Interest Rate from the date to which interest had last been paid through the date of such repurchase, plus the amount of any outstanding advances owed to any servicer, and plus all costs and expenses incurred by the Purchaser or any servicer arising out of or based upon such breach, including without limitation costs and expenses incurred in the enforcement of the Seller's repurchase obligation hereunder.

          RESPA: Real Estate Settlement Procedures Act, as amended from time to time.

          Second Lien Loan: A Mortgage Loan secured by a second lien Mortgage on the related Mortgaged Property.

                                      -11-

          Securities Act: The Securities Act of 1933, as amended.

          Securitization Transaction. Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (2)
an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

          Seller: First NLC Financial Services, LLC, a Florida limited liability company, and its successors in interest.

          Seller Information: As defined in Subsection 31.04(a).

          Servicing Fee: With respect to each Mortgage Loan subject to the
Interim Servicing Agreement, an amount equal to 0.50% per annum computed on the basis of the outstanding principal balance of the related Mortgage Loan. Such fee shall be payable monthly and shall be pro rated for any portion of a month during which the Mortgage Loan is serviced by the Interim Servicer under the
Interim Servicing Agreement. The obligation of the Purchaser to pay the
Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion (including recoveries with respect to interest from Liquidation
Proceeds, to the extent permitted by this Agreement) of such Monthly Payment collected by the Interim Servicer, or as otherwise provided under this
Agreement.

          Servicing File: With respect to each Mortgage Loan, the file retained by the Interim Servicer consisting of originals of all documents in the Mortgage
File which are not delivered to the Purchaser or the Custodian and copies of the
Mortgage Loan Documents.

          Servicing Rights: Any and all of the following: (a) any and all rights to service the Mortgage Loans; (b) any payments to or monies received by the
Interim Servicer for servicing the Mortgage Loans; (c) any late fees, penalties or similar payments with respect to the Mortgage Loans; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of the Interim
Servicer thereunder; (e) Escrow Payments or other similar payments with respect to the Mortgage Loans and any amounts actually collected by the Interim Servicer with respect thereto; (f) all accounts and other rights to payment related to any of the property described in this paragraph; and (g) any and all documents, files, records, servicing files, servicing documents, servicing records, data tapes, computer records, or other information pertaining to the Mortgage Loans or pertaining to the past, present or prospective servicing of the Mortgage
Loans.

          Sponsor: The sponsor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

          Standard & Poor's: Standard & Poor's Ratings Services, a division of
The McGraw-Hill Companies Inc., and its successors in interest.

                                      -12-

          Standard & Poor's Glossary: The Standard & Poor's LEVELS(R) Glossary,
as may be in effect from time to time.

          Stated Principal Balance: As to each Mortgage Loan on any date of determination, (i) the principal balance of such Mortgage Loan at the related
Cut-off Date after giving effect to payments of principal due on or before such date, to the extent actually received, minus (ii) all amounts previously distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal on such Mortgage Loan.

          Static Pool Information: Static pool information as described in Item
1105(a)(1)-(3) and 1105(c) of Regulation AB.

          Successor Servicer: Any servicer of one or more Mortgage Loans designated by the Purchaser as being entitled to the benefits of the indemnifications set forth in Sections 9.03 and 14.01.

          Third-Party Originator: Each Person, other than a Qualified
Correspondent, that originated Mortgage Loans acquired by the Seller.

          Transfer Date: The date on which the Purchaser, or its designee, shall receive the transfer of servicing responsibilities and begin to perform the servicing of the Mortgage Loans with respect to the related Mortgage Loan
Package, and the Interim Servicer shall cease all servicing responsibilities.
Such date shall occur on the day indicated by the Purchaser to the Interim
Servicer in accordance with the Interim Servicing Agreement.

          Underwriting Guidelines: The underwriting guidelines of the Seller, a copy of which is attached hereto as Exhibit I and a then-current copy of which shall be attached as an exhibit to the related Assignment and Conveyance.

          VA: The Department of Veterans Affairs, an agency of the United States of America, or any successor thereto including the Administrator of Veterans
Affairs.

          Whole Loan Transfer: Any sale or transfer of some or all of the
Mortgage Loans, other than a Securitization Transaction.

          SECTION 2. Agreement to Purchase.

          The Seller agrees to sell from time to time, and the Purchaser agrees to purchase from time to time, Mortgage Loans having an aggregate principal balance on the related Cut-off Date in an amount as set forth in the related
Purchase Price and Terms Agreement, or in such other amount as agreed by the
Purchaser and the Seller as evidenced by the actual aggregate principal balance of the Mortgage Loans accepted by the Purchaser on each Closing Date.

          SECTION 3. Mortgage Schedules.

          The Seller from time to time shall provide the Purchaser with certain information constituting a preliminary listing of the Mortgage Loans to be purchased on each Closing Date in

                                      -13-

accordance with the related Purchase Price and Terms Agreement and this
Agreement (each, a "Preliminary Mortgage Schedule").

          The Seller shall deliver the Mortgage Loan Schedule for the Mortgage
Loans to be purchased on a particular Closing Date to the Purchaser at least two
(2) Business Days prior to the related Closing Date. The Mortgage Loan Schedule shall be the related Preliminary Mortgage Schedule with those Mortgage Loans which the Seller has not funded prior to the related Closing Date deleted.

          SECTION 4. Purchase Price.

          The Purchase Price for the Mortgage Loans shall be equal to (a) the
Purchase Price Percentage multiplied by the Cut-off Date Balance, plus (b)
accrued and unpaid interest on such principal balance at the weighted average
Mortgage Interest Rate (net of the Servicing Fee) of those Mortgage Loans from the related Cut-off Date through the day prior to the related Closing Date, inclusive. For purposes hereof, "Cut-off Date Balance" means the aggregate principal balance, as of the related Cut-off Date, of the Mortgage Loans listed on the related Mortgage Loan Schedule, after application of scheduled payments of principal due on or before the related Cut-off Date, to the extent such payments were actually received, together with any unscheduled principal payments collected prior to the Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to the Cut-off Date, but to be applied on a due date beyond the related Cut-off Date, shall not be applied to the principal balance as of the related Cut-off Date. If so provided in the related Purchase Price and Terms Agreement, portions of the Mortgage Loans shall be priced separately. The Purchase Price as so determined shall be paid to the
Seller on the related Closing Date by wire transfer of immediately available funds to an account designated by the Seller in writing.

          The Purchaser shall be entitled to (l) all principal paid after the related Cut-off Date, (2) all other recoveries of principal collected on or after the related Cut-off Date, and (3) all payments of interest on the Mortgage
Loans net of applicable Servicing Fees (minus that portion of any such payment which is allocable to the period prior to the related Cut-off Date). The outstanding principal balance of each Mortgage Loan as of the related Cut-off
Date is determined after application of payments of principal due on or before the related Cut-off Date, to the extent actually collected, together with any unscheduled principal prepayments collected prior to the Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to the
Cut-off date, but to be applied on a due date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date.
Such prepaid amounts shall be the property of the Purchaser. The Seller shall deposit any such prepaid amounts into the Custodial Account, which account is established for the benefit of the Purchaser for subsequent remittance by the
Seller to the Purchaser.

          SECTION 5. Examination of Mortgage Files.

          At least five (5) Business Days prior to the related Closing Date, the
Seller shall (i) either (a) deliver to the Purchaser or its designee in escrow, for examination with respect to each Mortgage Loan to be purchased, the related
Mortgage File, including a copy of the Assignment of Mortgage (except with respect to each MERS Designated Mortgage Loan),

                                      -14-

pertaining to each Mortgage Loan, or (b) make the related Mortgage File available to the Purchaser for examination at such other location as shall otherwise be acceptable to the Purchaser and (ii) deliver to the Purchaser copies of the credit and servicing files (collectively, the "Credit Files").
Such examination of the Mortgage Files may be made by the Purchaser or its designee at any reasonable time before or after the related Closing Date. If the
Purchaser makes such examination prior to the related Closing Date and determines, in its sole discretion, that any Mortgage Loans are unacceptable to the Purchaser for any reason, such Mortgage Loans shall be deleted from the related Mortgage Loan Schedule, and may be replaced by a Qualified Substitute
Mortgage Loan (or Loans) acceptable to the Purchaser. The Purchaser may, at its option and without notice to the Seller, purchase some or all of the Mortgage
Loans without conducting any partial or complete examination. The fact that the
Purchaser or its designee has conducted or has failed to conduct any partial or complete examination of the Mortgage Files or the Credit Files shall not impair in any way the Purchaser's (or any of its successor's) rights to demand repurchase, substitution or other remedy as provided in this Agreement. In the event that the Seller fails to deliver the Credit Files with respect to any
Mortgage Loan, the Seller shall, upon the request of the Purchaser, repurchase such Mortgage Loan at the price and in the manner specified in Subsection 9.03.

          SECTION 6. Conveyance from Seller to Purchaser.

          Subsection 6.01. Conveyance of Mortgage Loans; Possession of Servicing
Files.

          The Seller, simultaneously with the delivery of the Mortgage Loan
Schedule with respect to the related Mortgage Loan Package to be purchased on each Closing Date, shall execute and deliver an Assignment and Conveyance
Agreement in the form attached hereto as Exhibit H (the "Assignment and
Conveyance Agreement"). The Seller shall cause the Servicing File retained by the Interim Servicer pursuant to this Agreement to be appropriately identified in the Seller's computer system and/or books and records, as appropriate, to clearly reflect the sale of the related Mortgage Loan to the Purchaser. The
Seller shall cause the Interim Servicer to release from its custody the contents of any Servicing File retained by it only in accordance with this Agreement or the Interim Servicing Agreement, except when such release is required in connection with a repurchase of any such Mortgage Loan pursuant to Subsection
9.03.

          Subsection 6.02. Books and Records.

          Record title to each Mortgage as of the related Closing Date shall be in the name of the Seller, the Purchaser or one or more designees of the
Purchaser, as the Purchaser shall select. Notwithstanding the foregoing, each
Mortgage and related Mortgage Note shall be possessed solely by the Purchaser or the appropriate designee of the Purchaser, as the case may be. All rights arising out of the Mortgage Loans including, but not limited to, all funds received by the Seller or the Interim Servicer after the related Cut-off Date on or in connection with a Mortgage Loan shall be vested in the Purchaser or one or more designees of the Purchaser; provided, however, that all funds received on or in connection with a Mortgage Loan shall be received and held by the Seller or the Interim Servicer in trust for the benefit of the Purchaser or the appropriate designee of the Purchaser, as the case may be, as the owner of the
Mortgage Loans pursuant to the terms of this Agreement.

                                      -15-

          The sale of each Mortgage Loan shall be reflected on the Seller's balance sheet and other financial statements as a sale of assets by the Seller.

          The Seller shall or shall cause the Interim Servicer to be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be marked clearly to reflect the ownership of each Mortgage Loan by the Purchaser. In particular, the Seller shall or shall cause the Interim Servicer to maintain in its possession, available for inspection by the Purchaser, and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or Freddie Mac, including but not limited to documentation as to the method used in determining the applicability of the provisions of the National Flood Insurance Act of 1968, as amended, to the Mortgaged Property, documentation evidencing insurance coverage and periodic inspection reports, as required by the Fannie Mae Guides. To the extent that original documents are not required for purposes of realization of Liquidation
Proceeds or Insurance Proceeds, documents maintained by the Seller or the
Interim Servicer may be in the form of microfilm or microfiche so long as the
Seller or the Interim Servicer complies with the requirements of the Fannie Mae
Guides.

          Subsection 6.03. Delivery of Mortgage Loan Documents.

          The Seller shall deliver and release to the Custodian no later than seven (7) Business Days prior to the related Closing Date those Mortgage Loan
Documents set forth on Exhibit A hereto with respect to each Mortgage Loan set forth on the related Mortgage Loan Schedule.

          The Custodian shall certify its receipt of all such Mortgage Loan
Documents required to be delivered pursuant to the Custodial Agreement for the related Closing Date, as evidenced by the Certification and Trust Receipt of the
Custodian in the form annexed to the Custodial Agreement. The Purchaser shall pay all fees and expenses of the Custodian from and after the Closing Date.

          The Seller shall or shall cause the Interim Servicer to forward to the
Custodian, or to such other Person as the Purchaser shall designate in writing, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with this Agreement within two weeks of their execution, provided, however, that the Seller shall provide the Custodian, or to such other Person as the Purchaser shall designate in writing, with a certified true copy of any such document submitted for recordation within two weeks of its execution, and shall promptly provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within ninety days of its submission for recordation.

          In the event any document required to be delivered to the Custodian pursuant to the previous paragraph, including an original or copy of any document submitted for recordation to the appropriate public recording office, is not so delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, within 90 days following the Closing Date (other than with respect to the Assignments of Mortgage which shall be delivered to the
Custodian in blank and recorded subsequently by the Purchaser or its designee), and in the event

                                      -16-

that the Seller does not cure such failure within 30 days of discovery or receipt of written notification of such failure from the Purchaser, the related
Mortgage Loan shall, upon the request of the Purchaser, be repurchased by the
Seller at the price and in the manner specified in Subsection 9.03. The foregoing repurchase obligation shall not apply in the event that the Seller cannot deliver such original or copy of any document submitted for recordation to the appropriate public recording office within the specified period due to a delay caused by the recording office in the applicable jurisdiction, provided that (i) the Seller shall deliver a recording receipt of such recording office or, if such recording receipt is not available, an officer's certificate of a servicing officer of the Seller, confirming that such documents have been accepted for recording (upon request of the Purchaser and delivery by the
Purchaser to the Seller of a schedule of the related Mortgage Loans, the Seller shall reissue and deliver to the Purchaser or its designee said officer's certificate relating to the related Mortgage Loans), and (ii) such document is delivered within twelve (12) months of the related Closing Date.

          The Seller shall pay all initial recording fees, if any, for the assignments of mortgage and any other fees or costs in transferring all original documents to the Custodian or, upon written request of the Purchaser, to the
Purchaser or the Purchaser's designee.

          Subsection 6.04. Quality Control Procedures.

          The Seller shall, or shall cause the Interim Servicer to, have an internal quality control program that verifies in a manner consistent with accepted industry procedures, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program shall include evaluating and monitoring the overall quality of the Seller's loan production and the servicing activities of the
Interim Servicer. The program is to ensure that the Mortgage Loans are originated and serviced in accordance with Accepted Servicing Practices and the
Underwriting Guidelines; guard against dishonest, fraudulent, or negligent acts;
and guard against errors and omissions by officers, employees, or other authorized persons.

          Subsection 6.05. MERS Designated Mortgage Loans.

          With respect to each MERS Designated Mortgage Loan, the Seller shall, on or prior to the related Closing Date, designate the Purchaser as the Investor and the Custodian as custodian, and no Person shall be listed as Interim Funder on the MERS System. In addition, on or prior to the related Closing Date, Seller shall provide the Custodian and the Purchaser with a MERS Report listing the
Purchaser as the Investor, the Custodian as custodian and no Person as Interim
Funder with respect to each MERS Designated Mortgage Loan.

          SECTION 7. Servicing of the Mortgage Loans.

          The Mortgage Loans have been sold by the Seller to the Purchaser on a servicing released basis. Subject to, and upon the terms and conditions of this
Agreement and the Interim Servicing Agreement (with respect to each Mortgage
Loan, for an interim period, as specified therein), the Seller hereby sells, transfers, assigns, conveys and delivers to the Purchaser the Servicing Rights.

                                      -17-

          The Purchaser shall retain the Interim Servicer as contract servicer of the Mortgage Loans for an interim period pursuant to and in accordance with the terms and conditions contained in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).
Except as set forth in the Interim Servicing Agreement, the Interim Servicer
shall service the Mortgage Loans on an "actual/actual" basis and otherwise in strict compliance with the servicing provisions related to the Fannie Mae MBS
Program (Special Servicing Option) of the Fannie Mae Guides (except as otherwise set forth in the Interim Servicing Agreement). The Purchaser and Seller shall cause the Interim Servicer to execute the Interim Servicing Agreement on the initial Closing Date.

          Pursuant to the Interim Servicing Agreement (with respect to each
Mortgage Loan, for an interim period, as specified therein), the Interim
Servicer shall begin servicing the Mortgage Loans on behalf of the Purchaser and shall be entitled to a Servicing Fee with respect to such Mortgage Loans until the applicable Transfer Date. The Interim Servicer shall conduct such servicing in accordance with the Interim Servicing Agreement.

          SECTION 8. Transfer of Servicing.

          On the applicable Transfer Date, the Purchaser, or its designee, shall assume all servicing responsibilities related to, and the Seller shall cause the
Interim Servicer to cease all servicing responsibilities related to, the related
Mortgage Loans subject to such Transfer Date. The Transfer Date shall be the date determined in accordance with Section 6.02 of the Interim Servicing
Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

          On or prior to the applicable Transfer Date, the Seller shall, at its sole cost and expense, take such steps as may be necessary or appropriate to effectuate and evidence the transfer of the servicing of the related Mortgage
Loans to the Purchaser, or its designee, including but not limited to the following:

          (a) Notice to Mortgagors. The Seller shall cause the Interim Servicer to mail to the Mortgagor of each related Mortgage Loan a letter advising such
Mortgagor of the transfer of the servicing of the related Mortgage Loan to the
Purchaser, or its designee, in accordance with the Cranston Gonzales National
Affordable Housing Act of 1990; provided, however, the content and format of the letter shall have the prior approval of the Purchaser. The Seller shall cause the Interim Servicer to provide the Purchaser with copies of all such related notices no later than the Transfer Date.

          (b) Notice to Taxing Authorities and Insurance Companies. The Seller
shall cause the Interim Servicer to transmit to the applicable taxing authorities and insurance companies (including primary mortgage insurance policy insurers, if applicable) and/or agents, notification of the transfer of the servicing to the Purchaser, or its designee, and instructions to deliver all notices, tax bills and insurance statements, as the case may be, to the
Purchaser from and after the Transfer Date. The Seller shall cause the Interim
Servicer to provide the Purchaser with copies of all such notices no later than the Transfer Date.

                                      -18-

          (c) Delivery of Servicing Records. The Seller shall cause the Interim
Servicer to forward to the Purchaser, or its designee, all servicing records and the Servicing File in the Interim Servicer's possession relating to each related
Mortgage Loan including the information enumerated in the Interim Servicing
Agreement (with respect to each such Mortgage Loan, for an interim period, as specified therein).

          (d) Escrow Payments. The Seller shall cause the Interim Servicer to provide the Purchaser, or its designee, with immediately available funds by wire transfer in the amount of the net Escrow Payments and suspense balances and all loss draft balances associated with the related Mortgage Loans. The Seller shall cause the Interim Servicer to provide the Purchaser with an accounting statement, in electronic format acceptable to the Purchaser in its sole discretion, of Escrow Payments and suspense balances and loss draft balances sufficient to enable the Purchaser to reconcile the amount of such payment with the accounts of the Mortgage Loans. Additionally, the Seller shall cause the
Interim Servicer to wire transfer to the Purchaser the amount of any agency, trustee or prepaid Mortgage Loan payments and all other similar amounts held by the Interim Servicer.

          (e) Payoffs and Assumptions. The Seller shall cause the Interim
Servicer to provide to the Purchaser, or its designee, copies of all assumption and payoff statements generated by the Interim Servicer on the related Mortgage
Loans from the related Cut-off Date to the Transfer Date.

          (f) Mortgage Payments Received Prior to Transfer Date. Prior to the
Transfer Date all payments received by the Interim Servicer or the Seller on each related Mortgage Loan shall be properly applied by the Seller to the account of the particular Mortgagor.

          (g) Mortgage Payments Received after Transfer Date. The amount of any related Monthly Payments received by the Seller after the Transfer Date shall be forwarded to the Purchaser by overnight mail on the date of receipt. The Seller shall notify the Purchaser of the particulars of the payment, which notification requirement shall be satisfied if the Seller forwards with its payment sufficient information to permit appropriate processing of the payment by the
Purchaser. The Seller shall assume full responsibility for the necessary and appropriate legal application of such Monthly Payments received by the Seller after the Transfer Date with respect to related Mortgage Loans then in foreclosure or bankruptcy; provided, for purposes of this Agreement, necessary and appropriate legal application of such Monthly Payments shall include, but not be limited to, endorsement of a Monthly Payment to the Purchaser with the particulars of the payment such as the account number, dollar amount, date received and any special Mortgagor application instructions and the Seller shall cause the Interim Servicer to comply with the foregoing requirements with respect to all Monthly Payments received by the Interim Servicer after the
Transfer Date.

          (h) Misapplied Payments. Misapplied payments shall be processed as follows:

          (i) All parties shall cooperate in correcting misapplication errors;

                                      -19-

          (ii) The party receiving notice of a misapplied payment occurring prior to the applicable Transfer Date and discovered after the Transfer
     Date shall immediately notify the other party;

          (iii) If a misapplied payment which occurred prior to the Transfer
     Date cannot be identified and said misapplied payment has resulted in a shortage in a Custodial Account or Escrow Account, the Seller shall be liable for the amount of such shortage. The Seller shall reimburse the
     Purchaser for the amount of such shortage within thirty (30) days after receipt of written demand therefor from the Purchaser;

          (iv) If a misapplied payment which occurred prior to the Transfer Date has created an improper Purchase Price as the result of an inaccurate outstanding principal balance, a check shall be issued to the party shorted by the improper payment application within five (5) Business Days after notice thereof by the other party; and

          (v) Any check issued under the provisions of this Section 8(h) shall be accompanied by a statement indicating the corresponding Seller and/or the Purchaser Mortgage Loan identification number and an explanation of the allocation of any such payments.

          (i) Books and Records. On the Transfer Date, the books, records and accounts of the Seller with respect to the related Mortgage Loans shall be in accordance with all applicable Purchaser requirements.

          (j) Reconciliation. The Seller shall, on or before the Transfer Date, reconcile principal balances and make any monetary adjustments required by the
Purchaser. Any such monetary adjustments will be transferred between the Seller and the Purchaser as appropriate.

          (k) IRS Forms. The Seller shall or shall cause the Interim Servicer to file all IRS forms 1099, 1099A, 1098 or 1041 and K-1 which are required to be filed on or before the Transfer Date in relation to the servicing and ownership of the related Mortgage Loans. The Seller shall provide copies of such forms to the Purchaser upon request and shall reimburse the Purchaser for any costs or penalties incurred by the Purchaser due to the Seller's failure to comply with this paragraph.

          SECTION 9. Representations, Warranties and Covenants of the Seller;
Remedies for Breach.

          Subsection 9.01. Representations and Warranties Regarding the Seller.

          The Seller represents, warrants and covenants to the Purchaser that as of the date hereof and as of each Closing Date:

          (a) Due Organization and Authority. The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Florida and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state wherein it owns or leases any material properties or where a Mortgaged
Property is located, if the laws of such state require licensing or qualification

                                      -20-

in order to conduct business of the type conducted by the Seller, and in any event the Seller is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of the related Mortgage Loan and the servicing of such Mortgage Loan in accordance with the terms of this Agreement and the Interim Servicing Agreement; the Seller has the full organizational power, authority and legal right to hold, transfer and convey the Mortgage Loans and to execute and deliver this Agreement and to perform its obligations hereunder and thereunder; the execution, delivery and performance of this
Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Seller and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized; this
Agreement and all agreements contemplated hereby have been duly executed and delivered and constitute the valid, legal, binding and enforceable obligations of the Seller, regardless of whether such enforcement is sought in a proceeding in equity or at law; and all requisite corporate or other action has been taken by the Seller to make this Agreement and all agreements contemplated hereby valid and binding upon the Seller in accordance with their terms;

          (b) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the
Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

          (c) No Conflicts. Neither the execution and delivery of this
Agreement, the acquisition or origination of the Mortgage Loans by the Seller, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby and thereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the
Seller's charter, by-laws or other organizational documents or any legal restriction or any agreement or instrument to which the Seller is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject, or result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or impair the ability of the Purchaser to realize on the Mortgage Loans, impair the value of the
Mortgage Loans, or impair the ability of the Purchaser to realize the full amount of any insurance benefits accruing pursuant to this Agreement;

          (d) Ability to Service. The Interim Servicer has the facilities, procedures, and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Mortgage Loans. The Interim Servicer is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws, and regulations, if applicable, meets the minimum capital requirements set forth by the OTS, the OCC or the FDIC, and is in good standing to enforce, originate, sell mortgage loans to, and service mortgage loans in each jurisdiction wherein the Mortgaged Properties are located;

          (e) Reasonable Servicing Fee. The Seller, on behalf of the Interim
Servicer, acknowledges and agrees that the Servicing Fee, represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Interim

                                      -21-

Servicer, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement and the Interim
Servicing Agreement;

          (f) Ability to Perform; Solvency. The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. The Seller is solvent and the sale of the Mortgage Loans will not cause the Seller to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of Seller's creditors;

          (g) No Litigation Pending. There is no action, suit, proceeding or investigation pending or threatened against the Seller, before any court, administrative agency or other tribunal asserting the invalidity of this
Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Seller, or in any material impairment of the right or ability of the Seller to carry on its business substantially as now conducted, or in any material liability on the part of the Seller, or which would draw into question the validity of this
Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Seller contemplated herein, or which would be likely to impair the ability of the Seller to perform under the terms of this Agreement;

          (h) No Consent Required. No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body including HUD, the FHA or the Department of Veterans Affairs is
required for the execution, delivery and performance by the Seller of or compliance by the Seller with this Agreement or the Mortgage Loans, the delivery of a portion of the Mortgage Files to the Custodian or the sale of the Mortgage
Loans or the consummation of the transactions contemplated by this Agreement, or if required, such approval has been obtained prior to the related Closing Date;

          (i) Selection Process. The Mortgage Loans were selected from among the outstanding one- to four-family mortgage loans in the Seller's portfolio at the related Closing Date as to which the representations and warranties set forth in
Subsection 9.02 could be made and such selection was not made in a manner so as to affect adversely the interests of the Purchaser;

          (j) Mortgage Loan Package Characteristics. The characteristics of the related Mortgage Loan Package are as set forth on the description of the pool characteristics for the applicable Mortgage Loan Package delivered pursuant to
Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement;

          (k) No Untrue Information. Neither this Agreement nor any information, statement, tape, diskette, report, form, or other document furnished or to be furnished pursuant to this Agreement or any Reconstitution Agreement or in connection with the transactions contemplated hereby (including any
Securitization Transaction or Whole Loan Transfer) contains or will contain any untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained herein or therein not misleading;

                                      -22-

          (l) Financial Statements. The Seller has delivered to the Purchaser financial statements as to its last three complete fiscal years and any later quarter ended more than 60 days prior to the execution of this Agreement. All such financial statements fairly present the pertinent results of operations and changes in financial position for each of such periods and the financial position at the end of each such period of the Seller and its subsidiaries and have been prepared in accordance with generally accepted accounting principles of the United States consistently applied throughout the periods involved, except as set forth in the notes thereto. In addition, the Seller has delivered information as to its loan gain and loss experience in respect of foreclosures and its loan delinquency experience for the immediately preceding three-year period, in each case with respect to mortgage loans owned by it and mortgage loans serviced for others during such period, and all such information so delivered shall be true and correct in all material respects. There has been no change in the business, operations, financial condition, properties or assets of the Seller since the date of the Seller's financial statements that would have an adverse effect on its ability to perform its obligations under this
Agreement. The Seller has completed any forms requested by the Purchaser in a timely manner and in accordance with the provided instructions;

          (m) No Brokers. The Seller has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

          (n) Sale Treatment. The Seller has been advised by its independent certified public accountants that under generally accepted accounting principles the transfer of the Mortgage Loans may be treated as a sale on the books and records of the Seller and the Seller has determined that the disposition of the
Mortgage Loans pursuant to this Agreement will be afforded sale treatment for tax and accounting purposes;

          (o) Reasonable Purchase Price. The consideration received by the
Seller upon the sale of the Mortgage Loans under this Agreement constitutes fair consideration and reasonably equivalent value for the Mortgage Loans;

          (p) Owner of Record. The Seller is the owner of record of each
Mortgage and the indebtedness evidenced by each Mortgage Note, and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage
Files with respect thereto in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan;

          (q) Seller's Origination. The Seller's decision to originate any mortgage loan or to deny any mortgage loan application is an independent decision based upon Seller's underwriting guidelines, and is in no way made as a result of Purchaser's decision to purchase, or not to purchase, or the price
Purchaser may offer to pay for, any such mortgage loan, if originated;

          (r) Compliance with Anti-Money Laundering Laws. The Seller has complied with all applicable anti-money laundering laws, regulations and executive orders, including without limitation the USA Patriot Act of 2001
(collectively, the "Anti-Money Laundering Laws"); the Seller has established an anti-money laundering compliance program as required by the Anti-Money
Laundering Laws, has conducted the requisite due diligence in connection with

                                      -23-

the origination of each Mortgage Loan for purposes of the Anti-Money Laundering
Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws;

          (s) Delivery to the Custodian. The Mortgage Note, the Mortgage, the
Assignment of Mortgage and any other documents required to be delivered with respect to each Mortgage Loan pursuant to the Custodial Agreement shall be delivered to the Custodian all in compliance with the specific requirements of the Custodial Agreement. With respect to each Mortgage Loan, the Seller will be in possession of a complete Mortgage File in compliance with Exhibit A hereto, except for such documents as will be delivered to the Custodian; and

          (t) Credit Reporting. The Seller, for so long as it is the Interim
Servicer for each Mortgage Loan, will fully furnish, in accordance with the Fair
Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to
Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis.

          Subsection 9.02. Representations and Warranties Regarding Individual
Mortgage Loans.

          The Seller hereby represents and warrants to the Purchaser that, as to each Mortgage Loan, as of the related Closing Date for such Mortgage Loan:

          (a) Mortgage Loans as Described. The information set forth in the
Mortgage Loan Schedule is complete, true and correct;

          (b) Payments Current. All payments required to be made up to the
Closing Date under the terms of the Mortgage Note have been made and credited.
As of the Closing Date, no payment required under the Mortgage Loan is 30 days or more delinquent nor has any payment under the Mortgage Loan been 30 days or more delinquent at any time since the origination of the Mortgage Loan;

          (c) No Outstanding Charges. There are no defaults in complying with the terms of the Mortgage securing the Mortgage Loan, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. Except for (A) payments in the nature of escrow payments and (B) interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier to the day which precedes by one month the Due Date of the first installment of principal and interest, including, without limitation, taxes and insurance payments, the Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan;

                                      -24-

          (d) Original Terms Unmodified. The terms of the Mortgage Note and
Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the Mortgage Loan
Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the Mortgage Loan Schedule, if applicable. No
Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the Mortgage Loan
Schedule;

          (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage
Note or the Mortgage, or the exercise of any right thereunder, render either the
Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at, or subsequent to, the time the Mortgage Loan was originated;

          (f) Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae Guides or by
Freddie Mac, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement attached hereto as Exhibit B. If required by the
National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in effect, which policy conforms to
Fannie Mae and Freddie Mac, as well as all additional requirements set forth in
Section 2.10 of the Interim Servicing Agreement attached hereto as Exhibit B.
All individual insurance policies contain a standard mortgagee clause naming the
Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid and such policies may not be reduced, terminated or cancelled without 30 days' prior written notice to the mortgagee. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the
Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the
Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement. The Seller has not engaged in, and has no knowledge of the Mortgagor's or any servicer's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity

                                      -25-

and binding effect of such policy, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

          (g) Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth in lending, real estate settlement procedures, consumer credit protection, predatory, abusive and fair lending, equal credit opportunity and disclosure laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to prepayment penalties, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the
Purchaser upon demand, evidence of compliance with all such requirements. This representation is a Deemed Material Breach Representation;

          (h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged
Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the
Seller waived any default resulting from any action or inaction by the
Mortgagor;

          (i) Location and Type of Mortgaged Property. The Mortgaged Property is
a fee simple property located in the state identified in the Mortgage Loan
Schedule except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the Mortgaged Property may be a leasehold estate and consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a low-rise condominium project, or an individual unit in a planned unit development and that no residence or dwelling is (i) a mobile home or (ii) a manufactured home, provided, however, that any condominium unit or planned unit development shall not fall within any of the "Ineligible
Projects" of part XII, Section 102 of the Fannie Mae Selling Guide and shall conform with the Underwriting Guidelines. As of the date of origination, no portion of the Mortgaged Property was used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes;

          (j) Valid First and Second Lien. Each Mortgage is a valid and subsisting first lien, with respect to First Lien Loans, or second lien, with respect to Second Lien Loans, of record on a single parcel of real estate constituting the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time, subject in all cases to

                                      -26-

the exceptions to title set forth in the title insurance policy with respect to the related Mortgage Loan, which exceptions are generally acceptable to prudent mortgage lending companies, and such other exceptions to which similar properties are commonly subject and which do not individually, or in the aggregate, materially and adversely affect the benefits of the security intended to be provided by such Mortgage. In no event shall any Mortgage Loan be in a lien position more junior than a second lien. The lien of the Mortgage is subject only to:

                    (1) with respect to Second Lien Loans, the lien of the first mortgage on the Mortgaged Property;

                    (2) the lien of current real property taxes and assessments not yet due and payable;

                    (3) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (a) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b)
               which do not adversely affect the Appraised Value of the
               Mortgaged Property set forth in such appraisal; and

                    (4) other matters to which like properties are commonly
               subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged
               Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected (A) first lien and first priority security interest with respect to each First Lien Loan, or (B) second lien and second priority security interest with respect to each Second Lien Loan, in either case, on the property described therein and Seller has full right to sell and assign the same to Purchaser. The Mortgaged Property was not, as of the date of origination of the Mortgage Loan, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the Mortgage;

          (k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage
and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions therein relating to prepayment penalties). All parties to the Mortgage Note, the
Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any other related agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the

                                      -27-

information and statements therein not misleading. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage
Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination or servicing of the Mortgage Loan. The Seller has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

          (l) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the
Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

          (m) Ownership. The Seller is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the
Mortgage Files or any part thereof with respect thereto not delivered to the
Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. The
Mortgage Loan is not assigned or pledged, and the Seller has good, indefeasible and marketable title thereto, and has full right to transfer and sell the
Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The
Seller intends to relinquish all rights to possess, control and monitor the
Mortgage Loan. After the Closing Date, the Seller will have no right to modify or alter the terms of the sale of the Mortgage Loan and the Seller will have no obligation or right to repurchase the Mortgage Loan or substitute another
Mortgage Loan, except as provided in this Agreement;

          (n) Doing Business. All parties which have had any interest in the
Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state, or
(iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

          (o) CLTV, LTV; FICO Score. No Mortgage Loan that is a Second Lien Loan has a CLTV in excess of 90%. No Mortgage Loan has an LTV greater than 100%. At origination of the Mortgage Loan, the Mortgagor did not have a FICO score of less than 500;

          (p) Title Insurance. The Mortgage Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to

                                      -28-

Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller, its successors and assigns, as to the first priority lien (with respect to First Lien Loans) or second priority lien (with respect to Second Lien Loans) of the Mortgage in the original principal amount of the Mortgage Loan, subject only to the exceptions contained in clauses (1) and (2) of paragraph (j) of this Subsection 9.02, and in the case of Adjustable Rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the
Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly
Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance.
Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The title policy does not contain any special exceptions
(other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. The Seller, its successor and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this
Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the
Seller;

          (q) No Defaults. There is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration. With respect to each
Second Lien Loan, (i) the prior mortgage is in full force and effect, (ii) there is no default, breach, violation or event of acceleration existing under such prior mortgage or the related mortgage note, (iii) there is no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder, and either (A) the prior mortgage contains a provision which allows or (B) applicable law requires, the mortgagee under the Second Lien Loan to receive notice of, and affords such mortgagee an opportunity to cure any default by payment in full or otherwise under the prior mortgage;

          (r) No Mechanics' Liens. There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

          (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay
wholly within the boundaries and building restriction lines of the Mortgaged
Property, and no improvements on adjoining properties encroach upon the
Mortgaged Property. The Mortgaged

                                      -29-

Property and all improvements located on or being part of the Mortgaged Property are in compliance with all applicable zoning and building laws, ordinances and regulations;

          (t) Origination; Payment Terms. The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to
Sections 203 and 211 of the Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No Mortgage Loan contains terms or provisions which would result in negative amortization. Principal payments on the Mortgage
Loan commenced no more than sixty days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate as well as, with respect to
Adjustable Rate Mortgage Loans, the Lifetime Rate Cap, the Periodic Rate Floor
and the Periodic Rate Cap are as set forth on Exhibit B to each related
Assignment and Conveyance Agreement. The Mortgage Interest Rate is adjusted, with respect to Adjustable Rate Mortgage Loans, on each Interest Rate Adjustment
Date to equal the Index plus the Gross Margin (rounded up or down to the nearest
0.125%), subject to the Periodic Rate Cap. The Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the
Mortgage Loan fully by the stated maturity date (unless the Mortgage Loan is identified on the Mortgage Loan Schedule as a Balloon Mortgage Loan), over an original term of not more than thirty years from commencement of amortization.
Unless otherwise specified on the description of pool characteristics for the applicable Mortgage Loan Package delivered pursuant to Section 11 on the related
Closing Date in the form attached as Exhibit B to each related Assignment and
Conveyance Agreement, the Mortgage Loan is payable on the first day of each month. There are no Convertible Mortgage Loans which contain a provision allowing the Mortgagor to convert the Mortgage Note from an adjustable interest rate Mortgage Note to a fixed interest rate Mortgage Note. The Due Date of the first payment under the Mortgage Note is no more than 60 days from the date of the Mortgage Note;

          (u) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a
Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the
Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

          (v) Conformance with Agency and Underwriting Guidelines. The Mortgage
Loan was underwritten in accordance with the Underwriting Guidelines (a copy of which is

                                      -30-

attached to the related Assignment and Conveyance Agreement as Exhibit C). The
Mortgage Note and Mortgage are on forms acceptable to Freddie Mac or Fannie Mae and no representations have been made to a Mortgagor that are inconsistent with the mortgage instruments used;

          (w) Occupancy of the Mortgaged Property. As of the Closing Date the
Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. The Seller has not received notification from any
Governmental Authority that the Mortgaged Property is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be. The Seller has not received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate. The Mortgagor represented at the time of origination of the
Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the
Mortgagor's primary residence;

          (x) No Additional Collateral. The Mortgage Note is not and has not
been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (j) above;

          (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the
Mortgage (or in the case of a substitution of trustee, is named in a properly recorded substitution of trustee), and no fees or expenses are or will become payable by the Purchaser, the Custodian or the Interim Servicer to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

          (z) Acceptable Investment. There are no circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor, the
Mortgage File or the Mortgagor's credit standing that can reasonably be expected to cause private institutional investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan, or cause the
Mortgage Loan to prepay during any period materially faster or slower than the mortgage loans originated by the Seller generally. No Mortgaged Property is located in a state, city, county or other local jurisdiction which the Purchaser has determined in its sole good faith discretion would cause the related
Mortgage Loan to be ineligible for whole loan sale or securitization in a transaction consistent with the prevailing sale and securitization industry
(including, without limitation, the practice of the rating agencies) with respect to substantially similar mortgage loans;

          (aa) Delivery of Mortgage Documents. The Mortgage Note, the Mortgage,
the Assignment of Mortgage and any other documents required to be delivered under this Agreement for each Mortgage Loan have been delivered to the
Custodian. The Seller is in possession of a complete, true and accurate Mortgage
File in compliance with Exhibit A hereto, except for such

                                      -31-

documents the originals of which have been delivered to the Custodian, and the
Seller has retained copies thereof;

          (bb) Condominiums/Planned Unit Developments. If the Mortgaged Property
is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project is (i) acceptable to Fannie Mae or Freddie Mac or (ii) located in a condominium or planned unit development project which has received project approval from
Fannie Mae or Freddie Mac. The representations and warranties required by Fannie
Mae with respect to such condominium or planned unit development have been satisfied and remain true and correct;

          (cc) Transfer of Mortgage Loans. Except with respect to MERS
Designated Mortgage Loans, the Assignment of Mortgage with respect to each
Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

          (dd) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the
Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the
Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder; (ee) No Balloon Mortgage Loans. The Mortgage Loan is
not a Balloon Mortgage Loan unless specifically listed on the Mortgage Loan
Schedule;

          (ff) No Buydown Provisions; No Graduated Payments or Contingent
Interests. The Mortgage Loan does not contain provisions pursuant to which
Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the
Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The
Mortgage Loan is not a graduated payment mortgage loan, and the Mortgage Loan does not have a shared appreciation or other contingent interest feature. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and the Seller has not
financed nor does it own directly or indirectly, any equity of any form in the
Mortgaged Property or the Mortgagor;

          (gg) Consolidation of Future Advances. Any future advances made to the
Mortgagor prior to the applicable Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term.
The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first or second, as applicable, lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence acceptable to Fannie Mae and
Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

                                      -32-

          (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. There
is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the
Mortgage Loan or the use for which the premises were intended and each Mortgaged
Property is in good repair. There have not been any condemnation proceedings with respect to the Mortgaged Property and the Seller has no knowledge of any such proceedings in the future;

          (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments.
The origination, servicing and collection practices with respect to the Mortgage
Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper.
With respect to escrow deposits and Escrow Payments (other than with respect to
Second Lien Loans for which the mortgagee under the prior mortgage lien is collecting Escrow Payments), all such payments are in the possession of Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. Each Mortgage Loan is covered by a paid in full, life of loan, tax service contract that has been assigned without penalty, premium or cost to the Purchaser. All Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage or the Mortgage Note.
All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the
Mortgage Note, another index was selected for determining the Mortgage Interest
Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. Any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage
Interest Rate and the Monthly Payment adjustments have been delivered. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

          (jj) Mortgage Loan Attributes: The Mortgage Loan has the
characteristics set forth on Exhibit B to the related Assignment and Conveyance
Agreement;

          (kk) Other Insurance Policies; No Defense to Coverage. No action, inaction or event has occurred and no state of facts exists or has existed on or prior to the Closing Date that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable primary mortgage insurance policy, hazard insurance policy or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured), irrespective of the cause of such failure of coverage. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein,

                                      -33-

and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the
Seller or by any officer, director, or employee of the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

          (ll) No Violation of Environmental Laws. The Mortgaged Property is
free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation.
There is no pending action or proceeding directly involving the Mortgaged
Property in which compliance with any environmental law, rule or regulation is an issue; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

          (mm) Servicemembers' Civil Relief Act. The Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers' Civil Relief Act as amended, or any similar state statute;

          (nn) Appraisal. The Seller has delivered to the Purchaser an appraisal of the Mortgaged Property signed prior to the approval of the Mortgage application by an appraiser qualified under Fannie Mae and Freddie Mac guidelines who (i) is licensed in the state where the Mortgaged Property is located, (ii) has no interest, direct or indirect, in the Mortgaged Property or in any Loan or the security therefor, and (iii) does not receive compensation that is affected by the approval or disapproval of the Mortgage Loan. The appraisal shall have been made within one hundred and eighty (180) days of the origination of the Mortgage Loan and shall be completed in compliance with the
Uniform Standards of Professional Appraisal Practice, and all applicable Federal and state laws and regulations. If the appraisal was made more than one hundred and twenty (120) days before the origination of the Mortgage Loan, the Seller shall have received and delivered to the Purchaser a recertification of the appraisal;

          (oo) Disclosure Materials. The Mortgagor has, to the extent required by applicable law, executed a statement to the effect that the Mortgagor has, received all disclosure materials required by applicable law and the Seller has complied with all applicable law with respect to the making of the Mortgage
Loans. The Seller shall cause the Interim Servicer to maintain such statement in the Mortgage File;

          (pp) Construction or Rehabilitation of Mortgaged Property. The
Mortgage Loan was not made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged
Property;

          (qq) No Defense to Insurance Coverage. No action has been taken or failed to be taken, no event has occurred and no state of facts exists or has existed on or prior to the Closing Date (whether or not known to the Seller on or prior to such date) which has resulted or will result in an exclusion from, denial of, or defense to coverage under any primary mortgage insurance
(including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions,

                                      -34-

negligence, or fraud of the Seller, the related Mortgagor or any party involved in the application for such coverage, including the appraisal, plans and specifications and other exhibits or documents submitted therewith to the insurer under such insurance policy, or for any other reason under such coverage, but not including the failure of such insurer to pay by reason of such insurer's breach of such insurance policy or such insurer's financial inability to pay. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

          (rr) Qualified Mortgage. The Mortgage Loan is a qualified mortgage under Section 860G(a)(3) of the Code;

          (ss) Credit Information. As to each consumer report (as defined in the
Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Seller to the Purchaser, that Seller has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded by the terms of the Mortgage Loan Documents from furnishing the same to any subsequent or prospective purchaser of such Mortgage. The Seller shall hold the Purchaser harmless from any and all damages, losses, costs and expenses (including attorney's fees) arising from disclosure of credit information in connection with the Purchaser's secondary marketing operations and the purchase and sale of mortgages. The Seller has in its capacity as servicer, for each Mortgage Loan, fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union
Credit Information Company (three of the credit repositories), on a monthly basis. This representation is a Deemed Material Breach Representation;

          (tt) Leaseholds. If the Mortgage Loan is secured by a long-term residential lease, (1) the lessor under the lease holds a fee simple interest in the land; (2) the terms of such lease expressly permit the mortgaging of the leasehold estate, the assignment of the lease without the lessor's consent and the acquisition by the holder of the Mortgage of the rights of the lessee upon foreclosure or assignment in lieu of foreclosure or provide the holder of the
Mortgage with substantially similar protections; (3) the terms of such lease do not (a) allow the termination thereof upon the lessee's default without the holder of the Mortgage being entitled to receive written notice of, and opportunity to cure, such default, (b) allow the termination of the lease in the event of damage or destruction as long as the Mortgage is in existence, (c)
prohibit the holder of the Mortgage from being insured (or receiving proceeds of insurance) under the hazard insurance policy or policies relating to the
Mortgaged Property or (d) permit any increase in rent other than pre-established increases set forth in the lease; (4) the original term of such lease is not less than 15 years; (5) the term of such lease does not terminate earlier than five years after the maturity date of the Mortgage Note; and (6) the Mortgaged
Property is located in a jurisdiction in which the use of leasehold estates in transferring ownership in residential properties is a widely accepted practice;

          (uu) Prepayment Penalty. The Mortgage Loan is subject to a prepayment penalty as provided in the related Mortgage Note except as set forth on Exhibit
B to each related

                                      -35-

Assignment and Conveyance Agreement. With respect to each Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable and, subject to Section 9.04, will be enforced by the Seller for the benefit of the
Purchaser, and each prepayment penalty is permitted pursuant to federal, state and local law. Each such prepayment penalty is in an amount equal to the maximum amount permitted under applicable law and no such prepayment penalty may provide for a term in excess of five (5) years with respect to Mortgage Loans originated prior to October, 1, 2002. With respect to Mortgage Loans originated on or after
October 1, 2002, the duration of the prepayment period shall not exceed three
(3) years from the date of the Mortgage Note unless the Mortgage Loan was modified to reduce the prepayment period to no more than three (3) years from the date of such Mortgage Note and the Mortgagor was notified in writing of such reduction in prepayment period. With respect to any Mortgage Loan that contains a provision permitting imposition of a prepayment penalty upon a prepayment prior to maturity: (i) the Mortgage Loan provides some benefit to the Mortgagor
(e.g., a rate or fee reduction) in exchange for accepting such prepayment penalty, (ii) the Mortgage Loan's originator had a written policy of offering the Mortgagor or requiring third-party brokers to offer the Mortgagor, the option of obtaining a mortgage loan that did not require payment of such a penalty and (iii) the prepayment penalty was adequately disclosed to the
Mortgagor in the loan documents pursuant to applicable state, local and federal law. This representation is a Deemed Material Breach Representation;

          (vv) Assumability. With respect to each Adjustable Rate Mortgage Loan, the Mortgage Loan Documents provide that after the related first Interest Rate
Adjustment Date, a related Mortgage Loan may only be assumed if the party assuming such Mortgage Loan meets certain credit requirements stated in the
Mortgage Loan Documents;

          (ww) Conversion to Fixed Interest Rate. With respect to Adjustable
Rate Mortgage Loans, the Mortgage Loan is not a Convertible Mortgage Loan;

          (xx) Escrow Analysis. With respect to each Mortgage, the Seller has within the last twelve months (unless such Mortgage was originated within such twelve month period) analyzed the required Escrow Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

          (yy) Predatory Lending Regulations. No Mortgage Loan is a High Cost
Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after
October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending
Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law. The Mortgaged Property is not located in a jurisdiction where a breach of this representation with respect to the related Mortgage Loan may result in additional assignee liability to the Purchaser, as determined by Purchaser in its reasonable discretion. This representation is a Deemed Material Breach
Representation;

          (zz) Single-Premium Credit Life Insurance Policy. No Mortgagor was
required to purchase any single-premium credit insurance policy (e.g., life, disability, accident, unemployment or property insurance policy) or debt cancellation agreement as a condition of

                                      -36-

obtaining the extension of credit. No Mortgagor obtained a prepaid single premium credit insurance policy (e.g., life, disability, accident, unemployment or property insurance policy) in connection with the origination of the Mortgage
Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies or debt cancellation agreements as part of the origination of, or as a condition to closing, such Mortgage Loan. This representation is a Deemed Material Breach Representation;

          (aaa) Regarding the Mortgagor. The Mortgagor is one or more natural persons and/or trustees for an Illinois land trust or a trustee under a "living trust" and such "living trust" is in compliance with Fannie Mae guidelines for such trusts;

          (bbb) Insurance. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser;

          (ccc) Simple Interest Mortgage Loans. The Mortgage Loan is not a
simple interest Mortgage Loan;

          (ddd) Flood Certification Contract. The Mortgage Loan is covered by a paid in full, life of loan, transferable flood certification contract that has been assigned without penalty cost or premium to the Purchaser;

          (eee) Consent. Either (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File;

          (fff) Origination Date. The date of origination of the Mortgage Loan shall be no earlier than three (3) months prior to the date such Mortgage Loan is first purchased by the Purchaser;

          (ggg) No Exception. The Custodian has not noted any material exceptions on an Exception Report (as defined in the Custodial Agreement) with respect to the Mortgage Loan which would materially adversely affect the
Mortgage Loan or the Purchaser's ownership of the Mortgage Loan, unless consented to by the Purchaser;

          (hhh) Mortgage Submitted for Recordation. The Mortgage either has been or will promptly be submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located;

          (iii) Endorsements. The Mortgage Note has been endorsed by Seller for its own account and not as a fiduciary, trustee, trustor or beneficiary under a trust agreement;

          (jjj) Accuracy of Information. All information provided to the
Purchaser by the Seller with respect to the Mortgage Loan is accurate in all material respects;

                                      -37-

          (kkk) Mortgagor Bankruptcy. On or prior to the date 60 days after the related Closing Date, the Mortgagor has not filed or will not file a bankruptcy petition or has not become the subject or will not become the subject of involuntary bankruptcy proceedings or has not consented to or will not consent to the filing of a bankruptcy proceeding against it or to a receiver being appointed in respect of the related Mortgaged Property;

          (lll) No Construction Loans. No Mortgage Loan was made in connection with (a) facilitating the trade-in or exchange of a Mortgaged Property or (b)
the construction or rehabilitation of a Mortgaged Property, unless the Mortgage
Loan is a construction-to-permanent mortgage loan listed on the Mortgage Loan
Schedule which has been fully disbursed, all construction work is complete and a completion certificate has been issued;

          (mmm) No Equity Participation. No document relating to the Mortgage
Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the
Mortgaged Property or the Mortgagor and Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the
Mortgagor; and

          (nnn) Proceeds of Mortgage Loan. The proceeds of the Mortgage Loan have not been and shall not be used to satisfy, in whole or in part, any debt owed or owing by the Mortgagor to Seller or any Affiliate or correspondent thereof unless such debt was originated more than 24 months prior to the origination of such Mortgage Loan; (ooo) No Arbitration. No Mortgagor with respect to any Mortgage Loan originated on or after August 1, 2004 agreed to submit to arbitration to resolve any dispute arising out of or relating in any way to the mortgage loan transaction. This representation is a Deemed Material
Breach Representation;

          (ppp) Origination Practices/No Steering. The Mortgagor was not
encouraged or required to select a Mortgage Loan product offered by the Mortgage
Loan's originator which is a higher cost product designed for less creditworthy borrowers, unless at the time of the Mortgage Loan's origination, such Mortgagor did not qualify taking into account such facts as, without limitation, the
Mortgage Loan's requirements and the Mortgagor's credit history, income, assets and liabilities and debt-to-income ratios for a lower-cost credit product then offered by the Mortgage Loan's originator or any affiliate of the Mortgage
Loan's originator. For a Mortgagor who seeks financing through a Mortgage Loan originator's higher-priced subprime lending channel, the Mortgagor was directed towards or offered the Mortgage Loan originator's standard mortgage line if the
Mortgagor was able to qualify for one of the standard products. This representation is a Deemed Material Breach Representation;

          (qqq) Underwriting Methodology. The methodology used in underwriting the extension of credit for each Mortgage Loan does not rely on the extent of the Mortgagor's equity in the collateral as the principal determining factor in approving such extension of credit. The methodology employed objective criteria that related such facts as, without limitation, the Mortgagor's credit history, income, assets or liabilities, to the proposed mortgage payment and, based on such methodology, the Mortgage Loan's originator made a reasonable determination

                                      -38-

that at the time of origination the Mortgagor had the ability to make timely payments on the Mortgage Loan. Such underwriting methodology confirmed that at the time of origination (application/approval) the Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan. This representation is a
Deemed Material Breach Representation;

          (rrr) [Reserved].

          (sss) Fees Charges. All fees and charges (including finance charges)
and whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan has been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. This representation is a Deemed Material Breach
Representation; and

          (ttt) Second Lien Mortgage Loans. With respect to each Second Lien
Loan: (1) the related First Lien Loan does not permit negative amortization; (2)
where required or customary in the jurisdiction in which the Mortgaged Property is located, the original lender has filed for record a request for notice of any action by the related senior lienholder, and the Seller has notified such second lienholder in writing of the existence of the Second Lien Loan and requested notification of any action to be taken against the Mortgagor by such senior lienholder; either (a) no consent for the Second Lien Loan is required by the holder of the related First Lien Loan or (b) such consent has been obtained and is contained in the related Mortgage File; (3) to the best of Seller's knowledge, the related First Lien Loan is in full force and effect, and there is no default, lien, breach, violation or event which would permit acceleration existing under such First Lien Loan or Mortgage Note, and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration under such First Lien Loan; (4) the related first lien
Mortgage contains a provision which provides for giving notice of default or breach to the mortgagee under the Mortgage Loan and allows such mortgagee to cure any default under the related first lien Mortgage; and (5) the related
Mortgaged Property is the Mortgagor's principal residence. This representation is a Deemed Material Breach Representation.

          Subsection 9.03. Remedies for Breach of Representations and
Warranties.

          It is understood and agreed that the representations and warranties set forth in Subsections 9.01 and 9.02 shall survive the sale of the Mortgage
Loans to the Purchaser and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or
Assignment of Mortgage or the examination or failure to examine any Mortgage
File. Upon discovery by either the Seller or the Purchaser of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other.

          Within sixty (60) days of the earlier of either discovery by or notice to the Seller of any breach of a representation or warranty which materially and adversely affects the value of the Mortgage Loans or the interest of the
Purchaser therein (or which materially and adversely affects the value of the applicable Mortgage Loan or the interest of the Purchaser therein in the case of a representation and warranty relating to a particular Mortgage Loan), the
Seller shall use its best efforts promptly to cure such breach in all material respects and, if such breach cannot be

                                      -39-

cured, the Seller shall, at the Purchaser's option, repurchase such Mortgage
Loan at the Repurchase Price, together with all expenses incurred by the
Purchaser as a result of such repurchase. Notwithstanding the above sentence,
(i) within sixty (60) days of the earlier of either discovery by, or notice to, the Seller of any breach of the representation and warranty set forth in clause
(rr) of Subsection 9.02, the Seller shall repurchase such Mortgage Loan at the
Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase and (ii) any breach of a Deemed Material Breach
Representation shall automatically be deemed to materially and adversely affect the value of the Mortgage Loan and the interest of the Purchaser therein. In the event that a breach shall involve any representation or warranty set forth in
Subsection 9.01, and (except as provided in the preceding sentence with respect to certain breaches for which no cure is permitted) such breach cannot be cured within sixty (60) days of the earlier of either discovery by or notice to the
Seller of such breach, all of the Mortgage Loans shall, at the Purchaser's option, be repurchased by the Seller at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase. However, if the breach shall involve a representation or warranty set forth in Subsection
9.02 (other than the representations and warranties set forth in clause (rr) of such Subsection or any Deemed Material Breach Representation) and the Seller
discovers or receives notice of any such breach within one hundred twenty (120)
days of the related Closing Date, the Seller shall, at the Purchaser's option and provided that the Seller has a Qualified Substitute Mortgage Loan, rather than repurchase the Mortgage Loan as provided above, remove such Mortgage Loan
(a "Deleted Mortgage Loan") and substitute in its place a Qualified Substitute
Mortgage Loan or Loans, provided that any such substitution shall be effected not later than one hundred twenty (120) days after the related Closing Date. If the Seller has no Qualified Substitute Mortgage Loan, it shall repurchase the deficient Mortgage Loan. Any repurchase of a Mortgage Loan or Loans pursuant to the foregoing provisions of this Subsection 9.03 shall be accomplished by either
(a) if the Interim Servicing Agreement has been entered into and is in effect, deposit in the Custodial Account of the amount of the Repurchase Price for distribution to the Purchaser on the next scheduled Remittance Date, after deducting therefrom any amount received in respect of such repurchased Mortgage
Loan or Loans and being held in the Custodial Account for future distribution or
(b) if the Interim Servicing Agreement has not been entered into or is no longer in effect, by direct remittance of the Repurchase Price to the Purchaser or its designee in accordance with the Purchaser's instructions.

          At the time of repurchase or substitution, the Purchaser and the
Seller shall arrange for the reassignment of the Deleted Mortgage Loan to the
Seller and the delivery to the Seller of any documents held by the Custodian relating to the Deleted Mortgage Loan. In the event of a repurchase or substitution, the Seller shall, simultaneously with such reassignment, give written notice to the Purchaser that such repurchase or substitution has taken place, amend the Mortgage Loan Schedule to reflect the withdrawal of the Deleted
Mortgage Loan from this Agreement, and, in the case of substitution, identify a
Qualified Substitute Mortgage Loan and amend the Mortgage Loan Schedule to reflect the addition of such Qualified Substitute Mortgage Loan to this
Agreement. In connection with any such substitution, the Seller shall be deemed to have made as to such Qualified Substitute Mortgage Loan the representations and warranties set forth in this Agreement except that all such representations and warranties set forth in this Agreement shall be deemed made as of the date of such substitution. The Seller shall effect such substitution by delivering to the Custodian or to such other party as the Purchaser may designate in writing for such Qualified Substitute Mortgage Loan the documents required by

                                      -40-

Subsection 6.03 with the Mortgage Note endorsed as required by Subsection 6.03.
No substitution will be made in any calendar month after the Determination Date for such month. The Seller shall cause the Interim Servicer to remit directly to the Purchaser, or its designee in accordance with the Purchaser's instructions the Monthly Payment less the Servicing Fee due, if any, on such Qualified
Substitute Mortgage Loan or Loans in the month following the date of such substitution. Monthly Payments due with respect to Qualified Substitute Mortgage
Loans in the month of substitution shall be retained by the Seller. For the month of substitution, distributions to the Purchaser shall include the Monthly
Payment due on any Deleted Mortgage Loan in the month of substitution, and the
Seller shall thereafter be entitled to retain all amounts subsequently received by the Seller in respect of such Deleted Mortgage Loan.

          For any month in which the Seller substitutes a Qualified Substitute
Mortgage Loan for a Deleted Mortgage Loan, the Seller shall determine the amount
(if any) by which the aggregate principal balance of all Qualified Substitute
Mortgage Loans as of the date of substitution is less than the aggregate Stated
Principal Balance of all Deleted Mortgage Loans (after application of scheduled principal payments due in the month of substitution). The amount of such shortfall shall be distributed by the Seller directly to the Purchaser or its designee in accordance with the Purchaser's instructions within two (2) Business
Days of such substitution.

          In addition to such repurchase or substitution obligation, the Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents and hold such parties harmless against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of any representation or warranty contained in this Agreement or any
Reconstitution Agreement. It is understood and agreed that the obligations of the Seller set forth in this Subsection 9.03 to cure, substitute for or repurchase a defective Mortgage Loan and to indemnify the Purchaser and
Successor Servicer as provided in this Subsection 9.03 and Subsection 14.01 constitute the sole remedies of the Purchaser and Successor Servicer respecting a breach of the foregoing representations and warranties. For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean the Person then acting as the
Successor Servicer under this Agreement and any and all Persons who previously were "Successor Servicers" under this Agreement.

          Any cause of action against the Seller relating to or arising out of the breach of any representations and warranties made in Subsections 9.01 and
9.02 shall accrue as to any Mortgage Loan upon (i) discovery of such breach by the Purchaser or notice thereof by the Seller to the Purchaser, (ii) failure by the Seller to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Seller by the Purchaser for compliance with this Agreement.

          Subsection 9.04. Repurchase of Mortgage Loans That Prepay in Full.

          If any Mortgage Loan is prepaid within sixty (60) days from and after the related Closing Date, the Seller shall pay to the Purchaser, within three
(3) business days of such

                                      -41-

prepayment in full, an amount equal to the Premium Percentage multiplied by the outstanding principal balance of such Mortgage Loan as of the date of such prepayment in full, less the amount of any prepayment penalty on such Mortgage
Loan actually received by the Purchaser (or, in the event that the servicing of such Mortgage Loan has been transferred from the Interim Servicer to a servicer approved by the Purchaser, less the amount of any prepayment penalty which has been waived by the successor servicer). Notwithstanding the foregoing, if the
Seller is the Interim Servicer, the Seller may waive a prepayment penalty payable by a Mortgagor during the 60 days from and after the related Closing
Date.

          Subsection 9.05. Repurchase of Mortgage Loans with First Payment
Defaults.

          (a) If the related Mortgagor is Delinquent with respect to the
Mortgage Loan's first Monthly Payment after origination of such Mortgage Loan, the Seller, at the Purchaser's option exercised in its sole discretion, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the percentage of par as stated in the related Purchase Price and Terms Agreement
(subject to adjustment as provided therein) multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such Mortgage Loan.

          (b) (b) If the related Mortgagor is Delinquent with respect to the
Mortgage Loan's Monthly Payment due in the month in which the related Closing
Date occurs or the Monthly Payment due in the month following the month in which the related Closing Date occurs, in each case, on its due date or within the grace period, all in accordance with the terms of the related Mortgage Note, the
Seller, at the Purchaser's option exercised in its sole discretion, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the percentage of par as stated in the related Purchase Price and Terms Agreement
(subject to adjustment as provided therein) multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such Mortgage Loan;
provided, however, that the Purchaser shall provide written notification to the
Seller of any delinquent payment described above.

          SECTION 10. Closing.

          The closing for the purchase and sale of each Mortgage Loan Package shall take place on the related Closing Date. At the Purchaser's option, the
Closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

                                      -42-

          The closing for the Mortgage Loans to be purchased on each Closing
Date shall be subject to each of the following conditions:

          (a) at least two Business Days prior to the related Closing Date, the
Seller shall deliver to the Purchaser, in electronic format acceptable to the
Purchaser in its sole discretion, a listing on a loan-level basis of the necessary information to compute the Purchase Price of the Mortgage Loans delivered on the Closing Date (including accrued interest), and prepare a
Mortgage Loan Schedule;

          (b) all of the representations and warranties of the Seller under this
Agreement and of the Interim Servicer under the Interim Servicing Agreement
(with respect to each Mortgage Loan for an interim period, as specified therein)
shall be true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement or an Event of Default under the Interim Servicing
Agreement;

          (c) the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all closing documents as specified in Section 11 of this Agreement, in such forms as are agreed upon and acceptable to the
Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

          (d) the Seller shall have delivered and released to the Custodian all documents required pursuant to this Agreement; and

          (e) all other terms and conditions of this Agreement and the related
Purchase Price and Terms Agreement shall have been complied with.

          Subject to the foregoing conditions, the Purchaser shall pay to the
Seller on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 4 of this Agreement, by wire transfer of immediately available funds to the account designated by the Seller.

          SECTION 11. Closing Documents.

          The Closing Documents for the Mortgage Loans to be purchased on each
Closing Date shall consist of fully executed originals of the following documents:

          1.   this Agreement (to be executed and delivered only for the initial
               Closing Date);

          2.   the Amended and Restated Interim Servicing Agreement, dated as of the initial Cut-off Date, in the form of Exhibit B hereto (to be executed and delivered only for the initial Closing Date);

          3.   with respect to the initial Closing Date, the Custodial
               Agreement, dated as of the initial Cut-off Date;

                                      -43-

          4.   the related Mortgage Loan Schedule, segregated by Mortgage Loan
               Package, one copy to be attached hereto, one copy to be attached to the Custodian's counterpart of the Custodial Agreement, and one copy to be attached to the related Assignment and Conveyance as the Mortgage Loan Schedule thereto;

          5.   a Custodian's Certification, as required under the Custodial
               Agreement, in the form of Exhibit G-1 to the Custodial Agreement;

          6.   with respect to the initial Closing Date, a Custodial Account
               Letter Agreement or a Custodial Account Certification, as
               applicable, as required under the Interim Servicing Agreement;

          7.   with respect to the initial Closing Date, an Escrow Account
               Letter Agreement or an Escrow Account Certification, as
               applicable, as required under the Interim Servicing Agreement;

          8.   with respect to the initial Closing Date, an Officer's
               Certificate, in the form of Exhibit C hereto with respect to each of the Seller and the Interim Servicer, including all attachments hereto; with respect to subsequent Closing Dates, an Officer's
               Certificate upon request of the Purchaser;

          9.   with respect to the initial Closing Date, an Opinion of Counsel of each of the Seller and the Interim Servicer (who may be an employee of the Seller or the Interim Servicer, as applicable), in the form of Exhibit D hereto ("Opinion of Counsel of the
               Seller"); with respect to subsequent Closing Dates, an Opinion of
               Counsel of the Seller upon request of the Purchaser;

          10.  with respect to the initial Closing Date, an Opinion of Counsel of the Custodian (who may be an employee of the Custodian), in the form of an exhibit to the Custodial Agreement;

          11.  a Security Release Certification, in the form of Exhibit E or F, as applicable, hereto executed by any person, as requested by the
               Purchaser, if any of the Mortgage Loans have at any time been subject to any security interest, pledge or hypothecation for the benefit of such person;

          12.  a certificate or other evidence of merger or change of name, signed or stamped by the applicable regulatory authority, if any of the Mortgage Loans were acquired by the Seller by merger or acquired or originated by the Seller while conducting business under a name other than its present name, if applicable;

          13.  with respect to the initial Closing Date, the Underwriting
               Guidelines to be attached to the related Assignment and
               Conveyance as Exhibit C;

          14.  Assignment and Conveyance Agreement in the form of Exhibit H hereto;

                                      -44-

          15.  Exhibit B to the related Assignment and Conveyance Agreement; and

          16.  a MERS Report reflecting the Purchaser as Investor and no Person as Interim Funder for each MERS Designated Mortgage Loan.

          The Seller shall bear the risk of loss of the closing documents until such time as they are received by the Purchaser or its attorneys.

          SECTION 12. Costs.

          The Purchaser shall pay any commissions due its salesmen and the legal fees and expenses of its attorneys and custodial fees. All other costs and expenses incurred in connection with the transfer and delivery of the Mortgage
Loans and the Servicing Rights including recording fees, fees for title policy endorsements and continuations, fees for recording Assignments of Mortgage, and the Seller's attorney's fees, shall be paid by the Seller.

          SECTION 13. Cooperation of Seller with a Reconstitution.

          The Seller and the Purchaser agree that with respect to some or all of the Mortgage Loans, after each Closing Date, on one or more dates (each, a
"Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a Reconstitution of some or all of the Mortgage Loans then subject to this
Agreement, without recourse, to:

          a)   Fannie Mae under its Cash Purchase Program or MBS Program
               (Special Servicing Option) (each, a "Fannie Mae Transfer"); or

          b)   Freddie Mac (the "Freddie Mac Transfer"); or

          c)   one or more third party purchasers in one or more Whole Loan
               Transfers; or

          d)   one or more trusts or other entities to be formed as part of one or more Securitization Transactions.

          The Seller agrees to execute in connection with any Agency Transfer, any and all reasonably acceptable pool purchase contracts, and/or agreements among the Purchaser, the Seller, Fannie Mae or Freddie Mac (as the case may be)
and any servicer in connection with a Whole Loan Transfer, a seller's warranties and servicing agreement or a participation and servicing agreement in form and substance reasonably acceptable to the parties, and in connection with a
Securitization Transaction, a pooling and servicing agreement in form and substance reasonably acceptable to the parties or an Assignment and Recognition
Agreement substantially in the form attached hereto as Exhibit J (collectively, the agreements referred to herein are designated, the "Reconstitution
Agreements"), together with an opinion of counsel with respect to such
Reconstitution Agreements.

          With respect to each Whole Loan Transfer and each Securitization
Transaction entered into by the Purchaser, the Seller agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to

                                      -45-

execute, deliver and perform all Reconstitution Agreements required by the
Purchaser; and (3) to restate the representations and warranties set forth in this Agreement and the Interim Servicing Agreement as of the related
Reconstitution Date or make representations and warranties as may be reasonably required by the issuer, any Rating Agency or prospective purchaser of the related securities or such Mortgage Loans, in connection with such
Reconstitution; provided that the Seller shall make the representations and warranties set forth in Section 9.02(a), the last sentence of (b), the first sentence of (c), (d), (e), the last sentence of (f), (h), the last sentence of
(i), (m), (n), the last sentence of (p), (q), (r), the third and fourth sentences of (w), (x), (z), (hh), (ii), (kk), (ll), (mm), (rr), (xx), (bbb) and
(kkk) as of the related Transfer Date. With respect to each additional requested representation and warranty required pursuant to the preceding sentence, the
Seller and the Purchaser shall negotiate such representations and warranties in good faith and shall determine the reasonableness of such requirement after consultation with each other. The Seller shall provide to such servicer or issuer, as the case may be, and any other participants or purchasers in such
Reconstitution: (i) any and all information and appropriate verification of information which may be reasonably available to the Seller or its affiliates, whether through letters of its auditors and counsel or otherwise, as the
Purchaser or any such other participant shall request; and (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Seller or the
Interim Servicer as are reasonably believed necessary by the Purchaser or any such other participant; and (iii) to execute, deliver and satisfy all conditions set forth in any indemnity agreement required by the Purchaser or any such participant, including, without limitation, an Indemnification and Contribution
Agreement in substantially the form attached hereto as Exhibit K. Moreover, the
Seller agrees to cooperate with all reasonable requests made by the Purchaser to effect such Reconstitution Agreements. The Seller shall indemnify the Purchaser, each affiliate of the Purchaser participating in the Reconstitution and each
Person who controls the Purchaser or such affiliate and their respective present and former directors, officers, employees and agents, and hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that each of them may sustain in any way related to any information provided by or on behalf of the Seller regarding the Seller, the Seller's servicing practices or performance, the Mortgage Loans or the Underwriting
Guidelines set forth in any offering document prepared in connection with any
Reconstitution. For purposes of the previous sentence, "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all
Persons who previously were "Purchasers" under this Agreement.

          In the event the Purchaser has elected to have the Interim Servicer or the Seller hold record title to the Mortgages, prior to the Reconstitution Date, the Interim Servicer or the Seller shall prepare an assignment of mortgage in blank or to the prospective purchaser or trustee, as applicable, from the
Interim Servicer or the Seller, as applicable, acceptable to the prospective purchaser or trustee, as applicable, for each Mortgage Loan that is part of the
Reconstitution and shall pay all preparation and recording costs associated therewith. In connection with the Reconstitution, the Interim Servicer shall execute or shall cause the Seller to execute each Assignment of Mortgage (except with respect to each MERS Designated Mortgage Loan), track such Assignments of
Mortgage to ensure they have been recorded and deliver them as required by the prospective purchaser or trustee, as applicable, upon the Interim Servicer's receipt thereof. Additionally, the Interim Servicer shall prepare and execute or shall cause the

                                      -46-

Seller to execute, at the direction of the Purchaser, any note endorsement in connection with any and all seller/servicer agreements.

          All Mortgage Loans not sold or transferred pursuant to a
Reconstitution shall remain subject to this Agreement and, if the Interim
Servicing Agreement shall remain in effect with respect to the related Mortgage
Loan Package, shall continue to be serviced in accordance with the terms of this
Agreement and the Interim Servicing Agreement and with respect thereto this
Agreement shall remain in full force and effect.

          SECTION 14. The Seller.

          Subsection 14.01. Additional Indemnification by the Seller; Third
Party Claims.

          (a) The Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents, and hold such parties harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees (including legal fees incurred in connection with the enforcement of the Seller's indemnification obligation under this Section 14.01)
and related costs, judgments, and any other costs, fees and expenses that such parties may sustain in any way related to the failure of the Seller to perform its duties and the Interim Servicer to service the Mortgage Loans in strict compliance with the terms of this Agreement or any Reconstitution Agreement entered into pursuant to Section 13 or any breach of any of Seller's representations, warranties and covenants set forth in this Agreement (provided that such costs shall not include any lost profits). For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean the Person then acting as the
Successor Servicer under this Agreement and any and all Persons who previously were "Successor Servicers" under this Agreement.

          (b) Promptly after receipt by an indemnified party under this Section
14.01 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 14.01, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party under this Section 14.01, except to the extent that it has been prejudiced in any material respect, or from any liability which it may have, otherwise than under this Section 14.01. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party or parties shall have reasonably concluded that there may be legal defenses available to it or them and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to

                                      -47-

otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party for expenses incurred by the indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with one local counsel, if applicable)), (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party; and except that, if clause (i) or (iii) is applicable, such liability shall be only in respect of the counsel referred to in such clause (i)
or (iii).

          Subsection 14.02. Merger or Consolidation of the Seller.

          The Seller will keep in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

          Any Person into which the Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the
Seller shall be a party, or any Person succeeding to the business of the Seller, shall be the successor of the Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall have a net worth of at least $30,000,000.

          SECTION 15. Financial Statements.

          The Seller understands that in connection with the Purchaser's marketing of the Mortgage Loans, the Purchaser shall make available to prospective purchasers audited financial statements of the Seller for the most recently completed three fiscal years respecting which such statements are available, as well as a Consolidated Statement of Condition of the Seller at the
end of the last two fiscal years covered by such Consolidated Statement of
Operations. The Seller shall also make available any comparable interim statements to the extent any such statements have been prepared by the Seller
(and are available upon request to members or stockholders of the Seller or the public at large). The Seller, if it has not already done so, agrees to furnish promptly to the Purchaser copies of the statements specified above. The Seller shall also make available information on its servicing performance with respect to loans serviced for others, including delinquency ratios.

          The Seller also agrees to allow reasonable access to a knowledgeable financial or accounting officer for the purpose of answering questions asked by any prospective purchaser regarding recent developments affecting the Seller or the financial statements of the Seller.

                                      -48-

          SECTION 16. Mandatory Delivery; Grant of Security Interest.

          The sale and delivery on the related Closing Date of the Mortgage
Loans described on the related Mortgage Loan Schedule is mandatory from and after the date of the execution of the related Purchase Price and Terms
Agreement, it being specifically understood and agreed that each Mortgage Loan is unique and identifiable on the date hereof and that an award of money damages would be insufficient to compensate the Purchaser for the losses and damages incurred by the Purchaser (including damages to prospective purchasers of the
Mortgage Loans) in the event of the Seller's failure to deliver (i) each of the related Mortgage Loans or (ii) one or more Qualified Substitute Mortgage Loans or (iii) one or more Mortgage Loans otherwise acceptable to the Purchaser on or before the related Closing Date. The Seller hereby grants to the Purchaser a lien on and a continuing security interest in each Mortgage Loan and each document and instrument evidencing each such Mortgage Loan to secure the performance by the Seller of its obligations under the related Purchase Price and Terms Agreement, and the Seller agrees that it shall hold such Mortgage
Loans in custody for the Purchaser subject to the Purchaser's (i) right to reject any Mortgage Loan (or Qualified Substitute Mortgage Loan) under the terms of this Agreement and to require another Mortgage Loan (or Qualified Substitute
Mortgage Loan) to be substituted therefor, and (ii) obligation to pay the
Purchase Price for the Mortgage Loans. All rights and remedies of the Purchaser under this Agreement are distinct from, and cumulative with, any other rights or remedies under this Agreement or afforded by law or equity and all such rights and remedies may be exercised concurrently, independently or successively.

          SECTION 17. Notices.

          All demands, notices and communications hereunder shall be in writing and shall be given via email, facsimile transmission or registered or certified mail to the person at the address set forth below:

               (i)  if to the Seller:

                    First NLC Financial Services, LLC
                    700 West Hillsboro
                    Boulevard, Building 1
                    Deerfield Beach, Florida 33441
                    Attention: Jeff Henschel and Robert Bello
                    Fax: 954-360-2803
                    Email: rbello@firstnlc.net,
                    jhenschel@firstnlc.net

               (ii) if to the Purchaser:

                    IXIS Real Estate Capital Inc.
                    9 West 57th Street
                    New York, New York 10019
                    Attention: Christopher Connelly
                    Fax: 212-891-6288
                    Email: c.connelly@ixiscm.com

                                      -49-

                    with a copy to:

                    IXIS Real Estate Capital Inc.
                    9 West 57th Street
                    New York, New York 10019
                    Attention: General Counsel
                    Fax: 212-891-1922
                    Email: albert.zakes@ixiscm.com

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

          SECTION 18. Severability Clause.

          Any part, provision representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this
Agreement without regard to such invalidity.

          SECTION 19. Counterparts.

          This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

          SECTION 20. Governing Law Jurisdiction; Consent to Service of Process.

          THIS AGREEMENT SHALL BE DEEMED IN EFFECT WHEN A FULLY EXECUTED
COUNTERPART THEREOF IS RECEIVED BY THE PURCHASER IN THE STATE OF NEW YORK AND
SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF NEW YORK. THIS AGREEMENT SHALL
BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT
TO ITS CHOICE OF LAW RULES AND PRINCIPLES. EACH OF THE PURCHASER AND THE SELLER
IRREVOCABLY (I) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE
STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE
SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING
RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW,
THE DEFENSE OF AN

                                      -50-

INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT; (III) AGREES
THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE
CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT
OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS TO SERVICE OF PROCESS
UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL ADDRESSED TO IT AS PROVIDED
FOR NOTICES HEREUNDER.

          SECTION 21. Intention of the Parties.

          It is the intention of the parties that the Purchaser is purchasing, and the Seller is selling the Mortgage Loans and not a debt instrument of the
Seller or another security. Accordingly, the parties hereto each intend to treat the transaction for Federal income tax purposes as a sale by the Seller, and a purchase by the Purchaser, of the Mortgage Loans. Moreover, the arrangement under which the Mortgage Loans are held shall be consistent with classification of such arrangement as a grantor trust in the event it is not found to represent direct ownership of the Mortgage Loans. The Purchaser shall have the right to review the Mortgage Loans and the related Mortgage Loan Files to determine the characteristics of the Mortgage Loans which shall affect the Federal income tax consequences of owning the Mortgage Loans and the Seller shall cooperate with all reasonable requests made by the Purchaser in the course of such review.

          SECTION 22. Successors and Assigns; Assignment of Purchase Agreement.

          This Agreement shall bind and inure to the benefit of and be enforceable by the Seller and the Purchaser and the respective permitted successors and assigns of the Seller and the successors and assigns of the
Purchaser. This Agreement shall not be assigned, pledged or hypothecated by the
Seller to a third party without the prior written consent of the Purchaser, which consent may be withheld by the Purchaser in its sole discretion. This
Agreement may be assigned, pledged or hypothecated by the Purchaser in whole or in part, and with respect to one or more of the Mortgage Loans, without the consent of the Seller. There shall be no limitation on the number of assignments or transfers allowable by the Purchaser with respect to the Mortgage Loans and this Agreement. In the event the Purchaser assigns this Agreement, and the assignee assumes any of the Purchaser's obligations hereunder, the Seller acknowledges and agrees to look solely to such assignee, and not to the
Purchaser, for performance of the obligations so assumed and the Purchaser shall be relieved from any liability to the Seller with respect thereto.

          SECTION 23. Waivers.

          No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

          SECTION 24. Exhibits.

          The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

                                      -51-

          SECTION 25. General Interpretive Principles.

          For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

          (a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

          (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

          (c) references herein to "Articles," "Sections," "Subsections,"
"Paragraphs," and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

          (d) reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

          (e) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

          (f) the term "include" or "including" shall mean without limitation by reason of enumeration.

          SECTION 26. Reproduction of Documents.

          This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

          SECTION 27. Further Agreements.

          The Seller and the Purchaser each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this
Agreement.

                                      -52-

          SECTION 28. Recordation of Assignments of Mortgage.

          To the extent permitted by applicable law, each of the Assignments of
Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or their comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected at the Seller's expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option (other than with respect to the MERS Designated Mortgage Loans).

          SECTION 29. No Solicitation.

          From and after the Closing Date, the Seller agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors on the Seller's behalf, to personally, by telephone or mail (via electronic means or otherwise), solicit the borrower or obligor under any Mortgage Loan for any purpose whatsoever, including to refinance a Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. It is understood and agreed that all rights and benefits relating to the solicitation of any Mortgagors and the attendant rights, title and interest in and to the list of such Mortgagors and data relating to their Mortgages (including insurance renewal dates) shall be transferred to the Purchaser pursuant hereto on the Closing Date and the Seller shall take no action to undermine these rights and benefits. Notwithstanding the foregoing, it is understood and agreed that (i) promotions undertaken by the
Seller or any affiliate of the Seller which are directed to the general public at large, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements shall not constitute solicitation under this Section 29 and (ii) any solicitation in any manner from a publicly purchased list shall not constitute solicitation under this Section 29; provided that the publicly purchased list was purchased after the origination date of the related Mortgage Loan.

          SECTION 30. Waiver of Trial by Jury.

          THE SELLER AND THE PURCHASER EACH KNOWINGLY, VOLUNTARILY AND
INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT
IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS
AGREEMENT.

          SECTION 31. Compliance with Regulation AB.

          Subsection 31.01. Intent of the Parties; Reasonableness.

          The Purchaser and the Seller acknowledge and agree that the purpose of
Section 31 of this Agreement is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. Although Regulation AB is applicable by its terms only to offerings of asset-backed securities that are registered under the
Securities Act, the Seller acknowledges that investors in privately offered securities may require that the Purchaser or any Depositor provide comparable disclosure in unregistered offerings. References in this Agreement to compliance with Regulation AB include provision of comparable disclosure in private offerings.

                                      -53-

          Neither the Purchaser nor any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the
Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder (or the provision in a private offering of disclosure comparable to that required under the Securities Act). The Seller acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Purchaser or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB, subject to
Section 1105(f) of Regulation AB. In connection with any Securitization
Transaction, the Seller shall cooperate fully with the Purchaser to deliver to the Purchaser (including any of its assignees or designees) and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Purchaser or any
Depositor to permit the Purchaser or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the
Seller, any Third-Party Originator and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Purchaser or any Depositor to be necessary in order to effect such compliance, subject to Section 1105(f) of
Regulation AB.

          The Purchaser (including any of its assignees or designees) shall cooperate with the Seller by providing timely notice of requests for information under these provisions and by reasonably limiting such requests to information required, in the Purchaser's reasonable judgment, to comply with Regulation AB.

          Subsection 31.02. Additional Representations and Warranties of the
Seller.

          (a) The Seller shall be deemed to represent to the Purchaser and to any Depositor, as of the date on which information is first provided to the
Purchaser or any Depositor under Subsection 31.03 that, except as disclosed in writing to the Purchaser or such Depositor prior to such date: (i) the Seller is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Seller; (ii) the Interim Servicer has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; (iii) no material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Interim Servicer as servicer has been disclosed or reported by the
Seller; (iv) no material changes to the Interim Servicer's policies or procedures with respect to the servicing function it will perform under the
Interim Servicing Agreement and any Reconstitution Agreement for mortgage loans of a type similar to the Mortgage Loans have occurred during the three-year period immediately preceding the related Securitization Transaction; (v) there are no aspects of the Interim Servicer's financial condition that could have a material adverse effect on the performance by the Interim Servicer of its servicing obligations under the Interim Servicing Agreement or any
Reconstitution Agreement; (vi) there are no material legal or governmental proceedings pending (or known to be contemplated) against the Seller, Interim
Servicer, any Subservicer or any Third-Party Originator; and (vii) there are no affiliations, relationships or transactions relating to the Seller, Interim
Servicer, any Subservicer or any Third-Party

                                      -54-

Originator with respect to any Securitization Transaction and any party thereto identified by the related Depositor of a type described in Item 1119 of
Regulation AB.

          (b) If so requested by the Purchaser or any Depositor on any date following the date on which information is first provided to the Purchaser or any Depositor under Subsection 31.03, the Seller shall, within five (5) Business
Days following such request, confirm in writing the accuracy of the representations and warranties set forth in paragraph (a) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

          Subsection 31.03. Information to Be Provided by the Seller.

          In connection with any Securitization Transaction the Seller shall (i)
within five (5) Business Days following request by the Purchaser or any
Depositor, provide to the Purchaser and such Depositor (or, as applicable, cause each Third-Party Originator to provide), in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, the information and materials specified in paragraphs (a) and (b) of this Section, and (ii) as promptly as practicable following notice to or discovery by the Seller, provide to the Purchaser and any Depositor (in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor) the information specified in paragraph (d) of this Section.

          (a) If so requested by the Purchaser or any Depositor, the Seller shall provide such information regarding (i) the Seller, as originator of the
Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified
Correspondent), or (ii) each Third-Party Originator, as is requested for the purpose of compliance with Items 1103(a)(1), 1105, 1110, 1117 and 1119 of
Regulation AB. Such information shall include, at a minimum:

                                      -55-

               (A) the originator's form of organization;

               (B) a description of the originator's origination program and how long the originator has been engaged in originating residential mortgage loans, which description shall include a discussion of the originator's experience in originating mortgage loans of a similar type as the Mortgage
     Loans; information regarding the size and composition of the originator's origination portfolio; and information that may be material, in the good faith judgment of the Purchaser or any Depositor, to an analysis of the performance of the Mortgage Loans, including the originators'
     credit-granting or underwriting criteria for mortgage loans of similar type(s) as the Mortgage Loans and such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with
     Item 1110(b)(2) of Regulation AB;

               (C) a description of any material legal or governmental
     proceedings pending (or known to be contemplated) against the Seller and each Third-Party Originator; and

               (D) a description of any affiliation or relationship between the
     Seller, each Third-Party Originator and any of the following parties to a
     Securitization Transaction, as such parties are identified to the Seller by the Purchaser or any Depositor in writing in advance of such Securitization
     Transaction:

                    (1)  the sponsor;

                    (2)  the depositor;

                    (3)  the issuing entity;

                    (4)  any servicer;

                    (5)  any trustee;

                    (6)  any originator;

                    (7)  any significant obligor;

                    (8)  any enhancement or support provider; and

                    (9)  any other material transaction party.

          (b) If so requested by the Purchaser or any Depositor, the Seller shall use reasonable good faith efforts to acquire, and to the extent the data is available to Seller, to provide (or, as applicable, cause each Third-Party
Originator to provide) Static Pool Information with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the
Purchaser as provided below) originated by (i) the Seller, if the Seller is an originator of Mortgage Loans (including as an acquirer of Mortgage Loans from a
Qualified Correspondent), and/or (ii) each Third-Party Originator. Such Static
Pool Information shall be prepared by the Seller (or Third-Party Originator) on the basis of its reasonable, good faith

                                      -56-

interpretation of the requirements of Item 1105(a)(1)-(3) of Regulation AB. To the extent that there is reasonably available to the Seller (or Third-Party
Originator) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. The content of such Static Pool Information may be in the form customarily provided by the Seller, and need not be customized for the Purchaser or any Depositor.
Such Static Pool Information for each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than one hundred thirty-five (135) days prior to the date of the prospectus or other offering document in which the
Static Pool Information is to be included or incorporated by reference. The
Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format reasonably required by the
Purchaser or the Depositor, as applicable.

          Promptly following notice or discovery of a material error in Static
Pool Information provided pursuant to the immediately preceding paragraph
(including an omission to include therein information required to be provided pursuant to such paragraph), the Seller shall provide corrected Static Pool
Information to the Purchaser or any Depositor, as applicable, in the same format in which Static Pool Information was previously provided to such party by the
Seller.

          If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), such agreed-upon procedures letters of certified public accountants reasonably acceptable to the
Purchaser or Depositor, as applicable, pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after
January 1, 2006 or, in the case of Static Pool Information with respect to the
Seller's or Third-Party Originator's originations or purchases, to calendar months commencing January 1, 2006, as the Purchaser or such Depositor shall reasonably request. Such letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which may include, by way of example, any Sponsor, any Depositor and any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a
Securitization Transaction. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such
Depositor.

          (c) [Reserved].

          (d) If so requested by the Purchaser or any Depositor for the purpose of satisfying its reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Seller shall (or shall cause each
Third-Party Originator to) (i) notify the Purchaser and any Depositor in writing of (A) any material litigation or governmental proceedings pending against the
Seller or any Third-Party Originator and (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between the Seller or any Third-Party Originator and any of the parties specified in clause (D) of paragraph

                                      -57-

(a) of this Section (and any other parties identified in writing by the requesting party) with respect to such Securitization Transaction, and (ii)
provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships.

          (e) With respect to those Mortgage Loans that were originated by the
Seller (including as an acquirer of Mortgage Loans from a Qualified
Correspondent) and sold to the Purchaser pursuant to this Agreement, the
Purchaser shall, to the extent consistent with then-current industry practice, cause the servicer (or another party) to be obligated to provide information, in the form customarily provided by such servicer or other party (which need not be customized for the Seller) with respect to the Mortgage Loans reasonably necessary for the Seller to comply with its obligations under regulation AB, including, without limitation, providing to the Seller static pool information, as set forth in Item 1105(a)(2), provided in the manner specified in Item
1105(a)(3) of Regulation AB (such information provided by the servicer or such other party, the "Loan Performance Information").

          Subsection 31.04. Indemnification; Remedies.

          (a) The Seller shall indemnify the Purchaser, each affiliate of the
Purchaser, the Depositor and each of the following parties participating in a
Securitization Transaction: each sponsor and issuing entity; each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d)
under the Exchange Act with respect to such Securitization Transaction; each broker dealer acting as underwriter, placement agent or initial purchaser, each
Person who controls any of such parties or the Depositor (within the meaning of
Section 15 of the Securities Act and Section 20 of the Exchange Act); and the
respective present and former directors, officers, employees and agents of each of the foregoing and of the Depositor, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

               (i) (A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, accountants' letter or other material provided in written or electronic form under this Section 31 by or on behalf of the Seller, or provided under this Section 31 by or on behalf of any Third-Party Originator
     (collectively, the "Seller Information"), or (B) the omission or alleged omission to state in the Seller Information a material fact required to be stated in the Seller Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Seller
     Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Seller
     Information or any portion thereof is presented together with or separately from such other information;

               (ii) any failure by the Seller or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 31; or

                                      -58-

               (iii) any breach by the Seller of a representation or warranty set forth in Subsection 31.02(a) or in a writing furnished pursuant to
     Subsection 31.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection 31.02(b) to the extent made as of a date subsequent to such closing date.

          In the case of any failure of performance described in clause (a)(ii)
of this Section, the Seller shall promptly reimburse the Purchaser, any
Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants' letter or other material not delivered as required by the Seller or any Third-Party Originator.

          (b) (i) Any failure by the Seller or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 31, or any breach by the Seller of a representation or warranty set forth in Subsection 31.02(a) or in a writing furnished pursuant to Subsection 31.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection
31.02(b) to the extent made as of a date subsequent to such closing date, shall immediately and automatically, without notice or grace period, constitute an
Event of Default with respect to the Seller under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Purchaser or
Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Interim Servicer as servicer under the Interim Servicing
Agreement and/or any applicable Reconstitution Agreement without payment
(notwithstanding anything in this Agreement or any applicable Reconstitution
Agreement to the contrary) of any compensation to the Interim Servicer; provided that to the extent that any provision of this Agreement and/or any applicable
Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Interim Servicer as servicer, such provision shall be given effect.

          (c) The Purchaser shall indemnify the Sellers, each affiliate of the
Sellers and the respective present and former directors, officers, employees and agents of each of the foregoing, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

          (i) (A) any untrue statement of a material fact contained or alleged to be contained in the Loan Performance Information or (B) the omission or alleged omission to state in the Loan Performance Information a material fact required to be stated in the Loan Performance Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Loan Performance Information and not to any other information

                                      -59-

     communicated in connection with a sale or purchase of securities, without regard to whether the Loan Performance Information or any portion thereof is presented together with or separately from such other information; or

          (ii) any failure by the Purchaser or by the related servicer to deliver any Loan Performance Information as required under Subsection
     31.03(e).

                     [SIGNATURES COMMENCE ON FOLLOWING PAGE]

                                      -60-

          IN WITNESS WHEREOF, the Seller and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

                                        IXIS REAL ESTATE CAPITAL INC.
                                           (Purchaser)

                                        By: /s/ Anthony Malanga
                                            ------------------------------------
                                           Name:  Anthony Malanga
                                           Title:  Managing Director

                                        By: /s/ Kathy Lynch
                                            ------------------------------------
                                           Name:  Kathy Lynch
                                           Title:  Director

                                        FIRST NLC FINANCIAL SERVICES, LLC
                                           (Seller)

                                        By: /s/ Lesley Hackett
                                            ------------------------------------
                                           Name:  Lesley Hackett
                                           Title:  Sr. Vice President

                                    EXHIBIT A

                         CONTENTS OF EACH MORTGAGE FILE

          With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the
Purchaser and any prospective Purchaser, and which shall be delivered to the
Custodian, or to such other Person as the Purchaser shall designate in writing, pursuant to Section 6 of the Mortgage Loan Purchase and Warranties Agreement to
which this Exhibit is attached (the "Agreement"):

          (a) the original Mortgage Note bearing all intervening endorsements evidencing a complete chain of assignment from the originator to the Seller, endorsed "Pay to the order of _________, without recourse" and signed in the name of the Seller by an authorized officer. To the extent that there is no room on the face of the Mortgage Notes for endorsements, the endorsement may be contained on an allonge, if state law so allows and the Custodian is so advised by the Seller that state law so allows. If the Mortgage Loan was acquired by the
Seller in a merger, the endorsement must be by "[Seller], successor by merger to
[name of predecessor]." If the Mortgage Loan was acquired or originated by the
Seller while doing business under another name, the endorsement must be by
"[Seller], formerly known as [previous name]";

          (b) the original of any guarantee executed in connection with the
Mortgage Note;

          (c) the original Mortgage with evidence of recording thereon. If in connection with any Mortgage Loan, the Seller cannot deliver or cause to be delivered the original Mortgage with evidence of recording thereon on or prior to the Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, the Seller shall deliver or cause to be delivered to the
Custodian, a photocopy of such Mortgage, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the
Seller stating that such Mortgage has been dispatched to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or (ii) in the case of a
Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage;

          (d) the originals of all assumption, modification, consolidation or extension agreements, if any, with evidence of recording thereon;

          (e) except with respect to each MERS Designated Mortgage Loan, the original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording. The Assignment of Mortgage must be duly recorded only if recordation is either

                                       A-1

necessary under applicable law or commonly required by private institutional mortgage investors in the area where the Mortgaged Property is located or on direction of the Purchaser as provided in this Agreement. If the Assignment of
Mortgage is to be recorded, the Mortgage shall be assigned to the Purchaser. If the Assignment of Mortgage is not to be recorded, the Assignment of Mortgage shall be delivered in blank. If the Mortgage Loan was acquired by the Seller in a merger, the Assignment of Mortgage must be made by "[Seller], successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the Assignment of Mortgage must be by "[Seller], formerly known as [previous name]";

          (f) the originals of all intervening assignments of mortgage, evidencing a complete chain of assignment from the originator to the Seller (or
MERS with respect to each MERS Designated Mortgage Loan), with evidence of recording thereon, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of mortgage, the
Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such intervening assignment, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller stating that such intervening assignment of mortgage has been dispatched to the appropriate public recording office for recordation and that such original recorded intervening assignment of mortgage or a copy of such intervening assignment of mortgage certified by the appropriate public recording office to be a true and complete copy of the original recorded intervening assignment of mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or
(ii) in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment;

          (g) The original mortgagee policy of title insurance or, in the event such original title policy is unavailable, a certified true copy of the related policy binder or commitment for title certified to be true and complete by the title insurance company; and

          (h) security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage.

          In the event an Officer's Certificate of the Seller is delivered to the Purchaser because of a delay caused by the public recording office in returning any recorded document, the Seller shall deliver to the Purchaser, within 90 days of the Closing Date, an Officer's Certificate which shall (i)
identify the recorded document, (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay caused by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document will be delivered to the Custodian; provided, however, that any recorded document shall in any event be delivered no later than one year from the applicable Closing
Date. An extension of the date specified in (iv) above may be requested from the
Purchaser, which consent shall not be unreasonably withheld.

                                       A-2

                                    EXHIBIT B

                       FORM OF INTERIM SERVICING AGREEMENT

                                       B-1

                                    EXHIBIT C

                     FORM OF SELLER'S OFFICER'S CERTIFICATE

          I, ____________________, hereby certify that I am the duly elected
[Vice] President of ________________[COMPANY], a [state] [federally] chartered institution organized under the laws of the [state of ____________] [United
States] (the "Company"), and further as follows:

          1. Attached hereto as Exhibit 1 is a true, correct and complete copy of the charter of the Company which is in full force and effect on the date hereof and which has been in effect without amendment, waiver, rescission or modification since ___________.

          2. Attached hereto as Exhibit 2 is a true, correct and complete copy of the bylaws of the Company which are in effect on the date hereof and which have been in effect without amendment, waiver, rescission or modification since
___________.

          3. Attached hereto as Exhibit 3 is an original certificate of good standing of the Company issued within ten days of the date hereof, and no event has occurred since the date thereof which would impair such standing.

          4. Attached hereto as Exhibit 4 is a true, correct and complete copy of the corporate resolutions of the Board of Directors of the Company authorizing the Company to execute and deliver [each of [the Mortgage Loan
Purchase and Warranties Agreement, dated as of _______ __, ____, by and between
IXIS Real Estate Capital Inc. (the "Purchaser") and the Company (the "Purchase
Agreement"),] [the Interim Servicing Agreement, dated as of _______ __, ____, by and between the Company and the Purchaser (the "Interim Servicing Agreement")]
[and to endorse the Mortgage Notes and execute the Assignments of Mortgages by original [or facsimile] signature,]] and such resolutions are in effect on the date hereof and have been in effect without amendment, waiver, rescission or modification since ______________.

          5. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the [Purchase
Agreement and the Interim Servicing Agreement,] the sale of the mortgage loans or the consummation of the transactions contemplated by the agreements; or (ii)
any required consent, approval, authorization or order has been obtained by the
Company.

          6. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of the [Purchase Agreement and the Interim
Servicing Agreement] conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter or by-laws of the Company, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or any statute or order, rule, regulations,

                                       C-1

writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

          7. To the best of my knowledge, there is no action, suit, proceeding or investigation pending or threatened against the Company which, in my judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the [Purchase Agreement and the Interim
Servicing Agreement,] or the mortgage loans or of any action taken or to be taken in connection with the transactions contemplated hereby, or which would be likely to impair materially the ability of the Company to perform under the terms of the [Purchase Agreement and the Interim Servicing Agreement].

          8. Each person listed on Exhibit 5 attached hereto who, as an officer or representative of the Company, signed (a) the Purchase Agreement, (b) the
Interim Servicing Agreement and (c) any other document delivered or on the date hereof in connection with any purchase described in the agreements set forth above was, at the respective times of such signing and delivery, and is now, a duly elected or appointed, qualified and acting officer or representative of the
Company, who holds the office set forth opposite his or her name on Exhibit 5, and the signatures of such persons appearing on such documents are their genuine signatures.

          9. The Company is duly authorized to engage in the transactions described and contemplated in the [Purchase Agreement, the Interim Servicing
Agreement and the Custodial Agreement].

                                       C-2

          IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Company.

Dated:                                  By:
       ------------------------------       ------------------------------------
                                            Name:
      [Seal]                                Title: [Vice] President

          I, ________________________, an [Assistant] Secretary of
______________[COMPANY], hereby certify that ____________ is the duly elected, qualified and acting [Vice] President of the Company and that the signature appearing above is [her] [his] genuine signature.

               IN WITNESS WHEREOF, I have hereunto signed my name.

Dated:                                  By:
       ------------------------------       ------------------------------------
                                            Name:
                                            Title: [Assistant] Secretary

                                       C-3

                                  EXHIBIT 5 to

                         Company's Officer's Certificate

           NAME                       TITLE                    SIGNATURE
----------------------------   --------------------   --------------------------

____________________________   ____________________   __________________________

____________________________   ____________________   __________________________

____________________________   ____________________   __________________________

____________________________   ____________________   __________________________

____________________________   ____________________   __________________________

____________________________   ____________________   __________________________

                                       C-4

                                    EXHIBIT D

                    FORM OF OPINION OF COUNSEL TO THE SELLER
                           AND INTERIM SERVICER (DATE)

IXIS Real Estate Capital Inc.
9 West 57th Street, 36th Floor
New York, New York 10019

Dear Sirs:

          You have requested [our] [my] opinion, as [Assistant] General Counsel to ___________________ (the "Company"), with respect to certain matters in connection with the sale by the Company of the Mortgage Loans pursuant to that certain Mortgage Loan Purchase and Warranties Agreement by and between the
Company and IXIS Real Estate Capital Inc. (the "Purchaser"), dated as of
_________ __, ____ (the "Purchase Agreement") which sale is in the form of whole loans, delivered pursuant to a Custodial Agreement dated as of _____ __, ____
among the Purchaser, the Company, ________________________ (the "Interim
Servicer") and ______________________[CUSTODIAN] (the "Custodial Agreement") and
serviced pursuant to an Interim Servicing Agreement, dated as of ______ __, ____
by and between the Interim Servicer and the Purchaser (the "Interim Servicing
Agreement" and, collectively with the Purchase Agreement and the Custodial
Agreement, the "Agreements"). Capitalized terms not otherwise defined herein have the meanings set forth in the Purchase Agreement and the Interim Servicing
Agreement.

          [We] [I] have examined the following documents:

          1.   the Purchase Agreement;

          2.   the Interim Servicing Agreement;

          3.   the Custodial Agreement;

          4.   the form of Assignment of Mortgage;

          5.   the form of endorsement of the Mortgage Notes; and

          6.   such other documents, records and papers as we have deemed necessary and relevant as a basis for this opinion.

          To the extent [we] [I] have deemed necessary and proper, [we] [I] have relied upon the representations and warranties of the Company and the Interim
Servicer contained in the Purchase Agreement and in the Interim Servicing
Agreement, as applicable. [We] [I] have assumed the authenticity of all documents submitted to [us] [me] as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents.

                                       D-1

          Based upon the foregoing, it is [our] [my] opinion that:

          1.   The Company and the Interim Servicer is [type of entity] duly organized, validly existing and in good standing under the laws of the [United States] and are qualified to transact business in, and is in good standing under, the laws of [the state of
               incorporation].

          2.   Each of the Company and the Interim Servicer has the power to engage in the transactions contemplated by the Agreements to which it is a party and all requisite power, authority and legal right to execute and deliver such Agreements and to perform and observe the terms and conditions of such Agreements.

          3.   Each of the Agreements to which it is a party has been duly authorized, executed and delivered by the Company and the Interim
               Servicer, as applicable, and is a legal, valid and binding agreement enforceable in accordance with its respective terms against the Company and the Interim Servicer, as applicable, subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance, none of which will materially interfere with the realization of the benefits
               provided thereunder or with the Purchaser's ownership of the
               Mortgage Loans.

          4.   Each of the Company and the Interim Servicer has been duly authorized to allow any of its officers to execute any and all documents by original signature in order to complete the
               transactions contemplated by the Agreements to which it is a party by original [or facsimile] signature in order to execute the endorsements to the Mortgage Notes and the Assignments of
               Mortgages, and the original [or facsimile] signature of the officer at the Company executing the endorsements to the Mortgage
               Notes and the Assignments of Mortgages represents the legal and valid signature of said officer of the Company.

          5.   Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the
               execution, delivery and performance by the Company or the Interim
               Servicer of or compliance by the Company or the Interim Servicer with the Agreements to which it is a party and the sale of the
               Mortgage Loans by the Company or the consummation of the
               transactions contemplated by the Agreements to which each is a party or (ii) any required consent, approval, authorization or order has been obtained by the Company or the Interim Servicer.

          6.   Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of, the Agreements to which it is a party conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter, by-laws or other organizational

                                       D-2

               documents of the Company or the Interim Servicer, as applicable, the terms of any indenture or other agreement or instrument to which the Company or the Interim Servicer is a party or by which it is bound or to which it is subject, or violates any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the
               Company or the Interim Servicer is subject or by which it is bound.

          7.   There is no action, suit, proceeding or investigation pending or threatened against the Company or the Interim Servicer which, in
               [our] [my] judgment, either in any one instance or in the
               aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or the Interim Servicer or in any material
               impairment of the right or ability of the Company or the Interim
               Servicer to carry on its business substantially as now conducted or in any material liability on the part of the Company or the
               Interim Servicer or which would draw into question the validity of the Agreements to which it is a party or the Mortgage Loans or of any action taken or to be taken in connection with the
               transactions contemplated thereby, or which would be likely to impair the ability of the Company or the Interim Servicer to perform under the terms of the Agreements to which it is a party.

          8.   The sale of each Mortgage Note and Mortgage as and in the manner contemplated by the Agreements is sufficient to fully transfer to the Purchaser all right, title and interest of the Company thereto as noteholder and mortgagee.

          9.   The Mortgages have been duly assigned and the Mortgage Notes have been duly endorsed as provided in the Custodial Agreement. The
               Assignments of Mortgage are in recordable form, except for the insertion of the name of the assignee, and upon the name of the assignee being inserted, are acceptable for recording under the laws of the state where each related Mortgaged Property is located. The endorsement of the Mortgage Notes, the delivery to the Purchaser, or its designee, of the Assignments of Mortgage, and the delivery of the original endorsed Mortgage Notes to the
               Purchaser, or its designee, are sufficient to permit the
               Purchaser to avail itself of all protection available under applicable law against the claims of any present or future creditors of the Company, and are sufficient to prevent any other sale, transfer, assignment, pledge or hypothecation of the
               Mortgages and the Mortgage Notes by the Company from being enforceable.

          This opinion is given to you for your sole benefit, and no other person or entity is entitled to rely hereon except that the purchaser or purchasers to which you initially and directly resell the Mortgage Loans may rely on this opinion as if it were addressed to them as of its date.

                                       D-3

                                        Very truly yours,

                                        ----------------------------------------
                                                         [Name]
                                               [Assistant] General Counsel

                                       D-4

                                    EXHIBIT E

                     FORM OF SECURITY RELEASE CERTIFICATION

                                                      ___________________, _____

____________________________
____________________________
____________________________

Attention: ___________________________
           ___________________________

     Re: Notice of Sale and Release of Collateral

Dear Sirs:

          This letter serves as notice that ________________________ [COMPANY] a
[type of entity], organized pursuant to the laws of [the state of incorporation]
(the "Company") has committed to sell to IXIS Real Estate Capital Inc. under that certain Third Amended and Restated Mortgage Loan Purchase and Warranties
Agreement, dated as of May 1, 2006, certain mortgage loans originated by the
Company. The Company warrants that the mortgage loans to be sold to IXIS Real
Estate Capital Inc. are in addition to and beyond any collateral required to secure advances made by you to the Company.

          The Company acknowledges that the mortgage loans to be sold to IXIS
Real Estate Capital Inc. shall not be used as additional or substitute collateral for advances made by [____________]. IXIS Real Estate Capital Inc.
understands that the balance of the Company's mortgage loan portfolio may be used as collateral or additional collateral for advances made by [___________], and confirms that it has no interest therein.

                                       E-1

          Execution of this letter by [___________] shall constitute a full and complete release of any security interest, claim, or lien which [___________]
may have against the mortgage loans to be sold to IXIS Real Estate Capital Inc.

                                        Very truly yours,

                                        ----------------------------------------

                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------
                                        Date:
                                              ----------------------------------

Acknowledged and approved:

----------------------------------------

By:
    ------------------------------------
Name:
      ----------------------------------
Title:
       ---------------------------------
Date:
      ----------------------------------

                                       E-2

                                    EXHIBIT F

                     FORM OF SECURITY RELEASE CERTIFICATION

                         I. Release of Security Interest

          The financial institution named below hereby relinquishes any and all right, title and interest it may have in all Mortgage Loans to be purchased by
IXIS Real Estate Capital Inc. from the Company named below pursuant to that certain Third Amended and Restated Mortgage Loan Purchase and Warranties
Agreement, dated as of May 1, 2006, and certifies that all notes, mortgages, assignments and other documents in its possession relating to such Mortgage
Loans have been delivered and released to the Company named below or its designees, as of the date and time of the sale of such Mortgage Loans to IXIS
Real Estate Capital Inc.

Name and Address of Financial Institution

----------------------------------------
                (Name)

----------------------------------------
               (Address)

By:
    ------------------------------------

                                       F-1

                          II. Certification of Release

          The Company named below hereby certifies to IXIS Real Estate Capital
Inc. that, as of the date and time of the sale of the above-mentioned Mortgage
Loans to IXIS Real Estate Capital Inc. the security interests in the Mortgage
Loans released by the above-named financial institution comprise all security interests relating to or affecting any and all such Mortgage Loans. The Company warrants that, as of such time, there are and will be no other security interests affecting any or all of such Mortgage Loans.

                                        ----------------------------------------

                                        By:
                                            ------------------------------------
                                        Title:
                                               ---------------------------------
                                        Date:
                                              ----------------------------------

                                       F-2

                                    EXHIBIT G

                                   [RESERVED]

                                       G-1

                                    EXHIBIT H

                            ASSIGNMENT AND CONVEYANCE

          On this ___ day of __________, ____, First NLC Financial Services, LLC
("Seller"), as (i) the Seller under that certain Purchase Price and Terms
Agreement, dated as of ___________, _____ (the "PPTA"), (ii) the Seller under that certain Third Amended and Restated Mortgage Loan Purchase and Warranties
Agreement, dated as of May 1, 2006 (the "Purchase Agreement") and (iii) the
Seller/Interim Servicer under that certain Second Amended and Restated Interim
Servicing Agreement, dated as of November 1, 2005 (the "Interim Servicing
Agreement" and, together with the PPTA and the Purchase Agreement, the
"Agreements") does hereby sell, transfer, assign, set over and convey to IXIS
Real Estate Capital Inc. ("Purchaser") as the Purchaser under the Agreements, without recourse, but subject to the terms of the Agreements, all right, title and interest of, in and to the Mortgage Loans listed on the Mortgage Loan
Schedule attached hereto as Exhibit A (the "Mortgage Loans"), together with the
Mortgage Files and all rights and obligations arising under the documents contained therein. Each Mortgage Loan subject to the Agreements was underwritten in accordance with, and conforms to, the Underwriting Guidelines attached hereto as Exhibit C. Pursuant to Section 6 of the Purchase Agreement, the Seller has
delivered to the Custodian the documents for each Mortgage Loan to be purchased as set forth in the Custodial Agreement. The contents of each Servicing File required to be retained by First NLC Financial Services, LLC ("Interim
Servicer") to service the Mortgage Loans pursuant to the Interim Servicing
Agreement and thus not delivered to the Purchaser are and shall be held in trust by the Seller in its capacity as Interim Servicer for the benefit of the
Purchaser as the owner thereof. The Interim Servicer's possession of any portion of the Servicing File is at the will of the Purchaser for the sole purpose of facilitating servicing of the related Mortgage Loan pursuant to the Interim
Servicing Agreement, and such retention and possession by the Interim Servicer shall be in a custodial capacity only. The ownership of each Mortgage Note,
Mortgage, the Servicing Rights and the contents of the Mortgage File and
Servicing File is vested in the Purchaser and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the Seller or the Interim Servicer shall immediately vest in the Purchaser and shall be retained and maintained, in trust, by the Seller at the will of the Purchaser in such custodial capacity only.

          The Mortgage Loan Package characteristics of the Mortgage Loans subject hereto are set forth on Exhibit B hereto.

          In accordance with Section 6 of the Purchase Agreement, the Purchaser accepts the Mortgage Loans listed on Exhibit A attached hereto. Notwithstanding the foregoing the Purchaser does not waive any rights or remedies it may have under the Agreements.

          Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.

                            [SIGNATURE PAGE FOLLOWS]

                                      H-1

                                        FIRST NLC FINANCIAL SERVICES, LLC

                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

Accepted and Agreed:

IXIS REAL ESTATE CAPITAL INC.

By:
    ---------------------------------
Name:
      -------------------------------
Title:
       ------------------------------

By:
    ---------------------------------
Name:
      -------------------------------
Title:
       ------------------------------

                                      H-2

                                    EXHIBIT A
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                               THE MORTGAGE LOANS

                                      H-3

                                    EXHIBIT B
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

             REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE POOL
                 CHARACTERISTICS OF EACH MORTGAGE LOAN PACKAGE

          Pool Characteristics of the Mortgage Loan Package as delivered on the related Closing Date:

          No Mortgage Loan has: (1) an outstanding principal balance less than
$_________; (2) an origination date earlier than _ months prior to the related
Cut-off Date; (3) a CLTV of greater than _____%; (4) a FICO Score of less than
___; or (5) a debt-to-income ratio of more than __%. Each First Lien Loan has a
Mortgage Interest Rate of at least ___% per annum and an outstanding principal balance less than $_________. Each Second Lien Loan has a Mortgage Interest Rate
of at least ______% per annum and an outstanding principal balance less than
$________. Each Adjustable Rate Mortgage Loan has an Index of [_______].

                                      H-4

                                    EXHIBIT C
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                             UNDERWRITING GUIDELINES

                                      H-5

                                    EXHIBIT I

                        SELLER'S UNDERWRITING GUIDELINES

                                      I-1

                                    EXHIBIT J

                  FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

          THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated [____________ __,
20__] ("Agreement"), among IXIS Real Estate Capital Inc. ("Assignor"),
[____________________] ("Assignee") and [SELLER] (the "Company"):

          For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance

          1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the
"Mortgage Loans") and (b) except as described below, that certain Mortgage Loan
Purchase and Warranties Agreement (the "Purchase Agreement"), dated as of
[DATE], between the Assignor, as purchaser (the "Purchaser"), and the Company, as seller, solely insofar as the Purchase Agreement relates to the Mortgage
Loans.

          The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the
Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage
Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser under Section 9.04 of the Purchase Agreement.

Recognition of the Company

          2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the
Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to [__________________] (the
"Trust") created pursuant to a Pooling and Servicing Agreement, dated as of
[______], 2002 (the "Pooling Agreement"), among the Assignee, the Assignor,
[___________________], as trustee (including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"),
[____________________], as servicer (including its successors in interest and any successor servicer under the Pooling Agreement, the "Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust (including the Trustee and the
Servicer acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser, the

                                      J-1

Custodian or the Bailee under the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Neither the Company nor the
Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage
Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company

          3. The Company warrants and represents to the Assignor, the Assignee and the Trust as of the date hereof that:

          (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

          (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the
     Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

          (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

          (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this
     Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

                                      J-2

          4. Pursuant to Section 13 of the Purchase Agreement, the Company
hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that the representations and warranties set forth in Section 9.02 of the Purchase Agreement are true and correct as of the date hereof as if such representations and warranties were made on the date hereof unless (i) otherwise specifically stated in such representations and warranties or (ii) with respect to the last sentence of (b), the first sentence of (c), (d), (e), the last sentence of (f), (h), the last sentence of (i), (m), (n), the last sentence of
(p), (q), (r), the third and fourth sentences of (w), (x), (z), (hh), (ii),
(kk), (ll), (mm), (rr), (xx), (bbb) and (kkk), such representations and warranties are true and correct as of the related Transfer Date (as defined in the Purchase Agreement).

Remedies for Breach of Representations and Warranties

          5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee and the Servicer acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Miscellaneous

          6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

          7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

          8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee and the
Servicer acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

          9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement
(to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the
Purchase Agreement.

          10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

          11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

                                      J-3

          12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

                                      J-4

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                        [SELLER]

                                        By:
                                            ------------------------------------
                                            Name:
                                                  ------------------------------
                                            Its:
                                                 -------------------------------

                                        IXIS REAL ESTATE CAPITAL INC.

                                        By:
                                            ------------------------------------
                                            Name:
                                                  ------------------------------
                                            Its:
                                                 -------------------------------

                                        By:
                                            ------------------------------------
                                            Name:
                                                  ------------------------------
                                            Its:
                                                 -------------------------------

                                        [                          ]
                                         --------------------------

                                        By:
                                            ------------------------------------
                                            Name:
                                                  ------------------------------
                                            Its:
                                                 -------------------------------

                                      J-5

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT

                             MORTGAGE LOAN SCHEDULE

                                      J-6

                                    EXHIBIT K

                        FORM OF INDEMNIFICATION AGREEMENT

          This INDEMNIFICATION AND CONTRIBUTION AGREEMENT ("Agreement"), dated as of [_______], 200_, [among/between] IXIS Real Estate Capital Inc., a New York corporation ("IXIS"), [_____________], a [_______________] (the "Seller") and
[_____________], a [_______________] [(the "Initial Servicer")].

          WHEREAS, [________________] (the "Depositor"), is acting as depositor and registrant with respect to the Prospectus, dated [________________], and the
Prospectus Supplement to the Prospectus, [________________] (the "Prospectus
Supplement"), relating to [________________] Certificates (the "Certificates")
to be issued pursuant to a Pooling and Servicing Agreement, dated as of
[________________] (the "P&S"), among the Depositor, as depositor,
[________________], as servicer (the "Servicer"), and [________________], as trustee (the "Trustee");

          WHEREAS, as an inducement to the Depositor to enter into the P&S, and
[____________________] (the "Underwriter[s]") to enter into the Underwriting
Agreement, dated [____________________] (the "Underwriting Agreement") between the Depositor and the Underwriter[s], Seller has agreed to provide for indemnification and contribution on the terms and conditions hereinafter set forth;

          WHEREAS, IXIS purchased from Seller certain of the Mortgage Loans underlying the Certificates (the "Mortgage Loans") from Seller pursuant to that certain Third Amended and Restated Mortgage Loan Purchase and Warranties
Agreement, dated as of May 1, 2006 (the "Purchase Agreement"), by and between
IXIS and Seller; and

          WHEREAS, pursuant to Section 13 of the Purchase Agreement, Seller has agreed to indemnify IXIS, the Depositor, the Underwriter[s] and their respective affiliates, present and former directors, officers, employees and agents.

          NOW THEREFORE, in consideration of the agreements contained herein, and other valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and IXIS agree as follows:

          1. Indemnification and Contribution.

          (a) Seller [and Initial Servicer] agrees to indemnify and hold harmless IXIS, the Depositor, the Underwriter[s] and their respective affiliates, and their respective present and former directors, officers, employees and agents and each person, if any, who controls IXIS, the Depositor, the Underwriter[s] or such affiliates within the meaning of either Section 15 of the Securities Act of 1933, as amended (the "1933 Act"), or Section 20 of the
Securities Exchange Act of 1934, as amended (the "1934 Act"), against any and all losses, claims, damages or

                                      K-1

liabilities, joint or several, to which they or any of them may become subject under the 1933 Act, the 1934 Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based in whole or in part upon (i) any violation of the representation and warranty set forth in Section 2(vii) below or (ii) any untrue statement or alleged untrue statement of a material fact contained in the Prospectus Supplement, ABS
Informational and Computational Material or in the Free Writing Prospectus or
any omission or alleged omission to state in the Prospectus Supplement, ABS
Informational and Computational Material or in the Free Writing Prospectus a
material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any such untrue statement or omission or alleged untrue statement or alleged omission made in any amendment of or supplement to the Prospectus Supplement,
ABS Informational and Computational Material or the Free Writing Prospectus and
agrees to reimburse IXIS, the Depositor, the Underwriter[s] or such affiliates and each such officer, director, employee, agent and controlling person promptly upon demand for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred;
provided, however, that Seller [and Initial Servicer] shall be liable in any such case only to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement or omission or alleged omission of a material fact made in reliance upon and in conformity with the Seller Information[ and Servicer Information].
The foregoing indemnity agreement is in addition to any liability which Seller[
and the Initial Servicer] may otherwise have to IXIS, the Depositor, the
Underwriter[s] its affiliates or any such director, officer, employee, agent or controlling person of IXIS, the Depositor, the Underwriter[s] or their respective affiliates.

          As used herein:

          "ABS Informational and Computational Material" means any written communication as defined in Item 1101(a) of Regulation AB under the 1933 Act and the 1934 Act, as amended from time to time.

          "Free Writing Prospectus" means any written communication that constitutes a "free writing prospectus," as defined in Rule 405 under the 1933
Act.

          "Regulation AB" means Subpart 229.1100 - Asset Backed Securities
(Regulation AB), 17 C.F.R. Sections 229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed
Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan.
7, 2005)) or by the staff of the Commission, or as may be provided by the
Commission or its staff from time to time.

          "Seller Information" means any information relating to Seller, the
Mortgage Loans and/or the underwriting guidelines[ and/or servicing guidelines]
relating to the Mortgage Loans set forth in the Prospectus Supplement, ABS
Informational and Computational Material or the Free Writing Prospectus [and
static pool information regarding mortgage loans originated or acquired by the
Seller [and included in the Prospectus Supplement, ABS Informational and

                                      K-2

Computational Material, the Offering Circular or the Free Writing Prospectus]
[incorporated by reference from the website located at [______________]].

          ["Servicer Information" means any information relating to Initial
Servicer, the Mortgage Loans and/or the servicing guidelines relating to the
Mortgage Loans set forth in the Prospectus Supplement, ABS Informational and
Computational Material or the Free Writing Prospectus [and static pool information regarding mortgage loans originated or acquired by the Initial
Servicer [and included in the Prospectus Supplement, the Offering Circular, ABS
Informational and Computational Material or the Free Writing Prospectus]
[incorporated by reference from the website located at [______________]].]

          (b) Promptly after receipt by any indemnified party under this Section
1 of notice of any claim or the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 1, notify the indemnifying party in writing of the claim or the commencement of that action; provided, however, that the failure to notify an indemnifying party shall not relieve it from any liability which it may have under this Section 1 except to the extent it has been materially prejudiced by such failure; and provided, further, however, that the failure to notify any indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under this
Section 1.

          If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, except as provided in the following paragraph, the indemnifying party shall not be liable to the indemnified party under this Section 1 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation.

          Any indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless: (i) the employment thereof has been specifically authorized by the indemnifying party in writing; (ii) such indemnified party shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party and in the reasonable judgment of such counsel it is necessary or appropriate for such indemnified party to employ separate counsel;
or (iii) the indemnifying party has failed to assume the defense of such action and employ counsel reasonably satisfactory to the indemnified party, in which case, if such indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party, it being understood, however, the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one

                                      K-3

separate firm of attorneys (in addition to local counsel) at any time for all such indemnified parties.

          Each indemnified party, as a condition of the indemnity agreements contained in this Section 1, shall cooperate with the indemnifying party in the defense of any such action or claim. No indemnifying party shall be liable for any settlement of any such action effected without its written consent (which consent shall not be unreasonably withheld), but if settled with its written consent or if there be a final judgment for the plaintiff in any such action, the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment.

          Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for reasonable fees and expenses of counsel, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement.

          (c) If the indemnification provided for in this Section 1 is unavailable to an indemnified party, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities, in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, respectively, in connection with the statements or omissions that result in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the indemnified party and indemnifying party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission and any other equitable considerations.

          (d) The indemnity and contribution agreements contained in this
Section 1 and the representations and warranties set forth in Section 2 shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by IXIS, the Depositor, the
Underwriter[s] their respective affiliates, directors, officers, employees or agents or any person controlling IXIS, the Depositor, the Underwriter[s] or any such affiliate and (iii) acceptance of and payment for any of the Offered
Certificates.

          2. Representations and Warranties. Seller [and Initial Servicer]
represents and warrants that:

          (i) Seller [and Initial Servicer] is validly existing and in good standing under the laws of its jurisdiction of formation or incorporation, as applicable, and has full power and authority to own its assets and to transact the business in which it is currently engaged. Seller [and Initial
     Servicer] is duly qualified to do business and is in good standing in each jurisdiction in which the character of the business transacted by it or any

                                      K-4

     properties owned or leased by it requires such qualification and in which the failure so to qualify would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of
     Seller [and Initial Servicer];

          (ii) Seller [and Initial Servicer] is not required to obtain the consent of any other person or any consent, license, approval or authorization from, or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Agreement;

          (iii) the execution, delivery and performance of this Agreement by
     Seller [and Initial Servicer] will not violate any provision of any existing law or regulation or any order decree of any court applicable to
     Seller [and Initial Servicer] or any provision of the charter or bylaws of
     Seller [and Initial Servicer], or constitute a material breach of any mortgage, indenture, contract or other agreement to which Seller [and
     Initial Servicer] is a party or by which it may be bound;

          (iv) (a) no proceeding of or before any court, tribunal or governmental body is currently pending or, (b) to the knowledge of Seller
     [and Initial Servicer], threatened against Seller [and Initial Servicer] or any of its properties or with respect to this Agreement or the Offered
     Certificates, in either case, which would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of
     Seller [and Initial Servicer];

          (v) Seller [and Initial Servicer] has full power and authority to make, execute, deliver and perform this Agreement and all of the transactions contemplated hereunder, and has taken all necessary corporate action to authorize the execution, delivery and performance of this
     Agreement. When executed and delivered, this Agreement will constitute the legal, valid and binding obligation of each of Seller [and Initial
     Servicer] enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors'
     rights generally, by the availability of equitable remedies, and by limitations of public policy under applicable securities law as to rights of indemnity and contribution thereunder;

          (vi) this Agreement has been duly executed and delivered by Seller
     [and Initial Servicer];

          (vii) the Due Diligence Answers given by the Indemnifying Party are true, correct and complete in all material respects. "Due Diligence
     Answers" means the answers given by the Seller to due diligence questions asked by [______], which questions were prepared by [______]'s counsel based upon the requirements of Regulation AB. Due Diligence Answers and the related due diligence questions are evidenced by a writing that is attached hereto as Exhibit A; and

          (viii) the [Seller Information][Servicer Information] satisfies the requirements of the applicable provisions of Regulation AB.

                                      K-5

          3. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to Seller [and Initial Servicer], will be mailed, delivered or telegraphed and confirmed to First NLC Financial
Services, LLC, 700 West Hillsboro Boulevard, Building 1, Deerfield Beach,
Florida 33441, Attention: Jeffrey M. Henschel, President; or, if sent to IXIS, will be mailed, delivered or telegraphed and confirmed to IXIS Real Estate
Capital Inc., 9 West 57th Street, New York, New York 10019, Attention: General
Counsel.

          4. Miscellaneous. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws provisions thereof. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns and the controlling persons referred to herein, and no other person shall have any right or obligation hereunder. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be considered an original, and all such counterparts shall constitute one and the same instrument. Capitalized terms used but not defined herein shall have the meanings provided in the P&S.

                  [Remainder of Page Intentionally Left Blank]

                                      K-6

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers hereunto duly authorized, this
__th day of [_____________].

                                        IXIS REAL ESTATE CAPITAL INC.

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                        [SELLER]

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                        [INITIAL SERVICER]

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                      K-7

                                   EXHIBIT DD

                              FLEXPOINT AGREEMENTS

                                      DD-1

                                                                  EXECUTION COPY

                      ASSIGNMENT AND RECOGNITION AGREEMENT

          THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated January 30, 2007
("Agreement"), among IXIS Real Estate Capital Inc. ("Assignor"), Morgan Stanley
ABS Capital I Inc. ("Assignee") and FlexPoint Funding Corporation (the
"Company"):

          For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance

          1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the
"Mortgage Loans") and (b) except as described below, that certain Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement (the "Purchase
Agreement"), dated as of February 1, 2006, between the Assignor, as purchaser
(the "Purchaser"), and the Company, as seller, as amended by Amendment No. 1, dated as of May 1, 2006, solely insofar as the Purchase Agreement relates to the
Mortgage Loans.

          The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the
Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage
Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser (a) under Section 13, Subsection 9.04 and Subsection 14.01 of the
Purchase Agreement or (b) to any premium recapture (i.e., the excess, if any, of the purchase price percentage over par) in connection with any repurchase pursuant to Subsections 9.03 and 9.05 of the Purchase Agreement.

Recognition of the Company

          2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the
Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to IXIS Real Estate Capital Trust
2007-HE1 (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of January 1, 2007 (the "Pooling Agreement"), among the Assignee, the
Assignor, Deutsche Bank National Trust Company, as trustee (in such capacity, including its successors in interest and any successor trustees under the
Pooling Agreement, the "Trustee"), Wells Fargo Bank, National Association, as
securities administrator (in such capacity, including its successors in interest and any successor securities administrators under the Pooling Agreement, the
"Securities Administrator"), master servicer (in such capacity, including its successors in interest and any successor master servicers under the Pooling
Agreement, the "Master Servicer") and Saxon Mortgage Services, Inc., as servicer
(including its successors in interest and any successor servicer under the
Pooling Agreement, the "Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the
Mortgage Loans, (ii) the Company shall look solely to the Trust for

                                       1

performance of any obligations of the Assignor insofar as they relate to the
Mortgage Loans, (iii) the Trust (including the Trustee, Securities
Administrator, Master Servicer and the Servicer acting on the Trust's behalf)
shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the
Mortgage Loans, and (iv) all references to the Purchaser, the Custodian or the
Bailee under the Purchase Agreement insofar as they relate to the Mortgage
Loans, shall be deemed to refer to the Trust (including the Trustee, Securities
Administrator, Master Servicer and the Servicer acting on the Trust's behalf).
Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase
Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Purchase
Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company

          3. The Company warrants and represents to the Assignor, the Assignee and the Trust (including the Trustee, Securities Administrator, Master Servicer
and the Servicer acting on the Trust's behalf) as of the date hereof that:

               (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

               (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the
     Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

               (c) No consent, approval, order or authorization of, or
     declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

                                       2

               (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this
     Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

          4. Pursuant to Section 13 of the Purchase Agreement, the Company
hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust (including the Trustee, Securities Administrator, Master Servicer
and the Servicer acting on the Trust's behalf), that the representations and warranties set forth in Section 9.02 of the Purchase Agreement are true and correct as of the date hereof as if such representations and warranties were made on the date hereof unless otherwise specifically stated in such representations and warranties.

Remedies for Breach of Representations and Warranties

          5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee,
Securities Administrator, Master Servicer and the Servicer acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in
Subsection 9.03 of the Purchase Agreement as if they were set forth herein
(including without limitation the repurchase and indemnity obligations set forth therein); provided, however, that the Assignor specifically reserves and does not assign to the Assignee hereunder any and all right, title and interest in the Premium Percentage, if any, due in connection with the repurchase of a
Mortgage Loan pursuant to Subsections 9.03, 9.04 and 9.05.

Miscellaneous

          6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

          7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

          8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee,
Securities Administrator, Master Servicer and the Servicer acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed
Assignor, Assignee or Company, respectively, hereunder.

          9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement
(to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the
Purchase Agreement.

                                       3

          10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

          11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

          12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

                                       4

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                        FLEXPOINT FUNDING CORPORATION

                                        By: /s/ Dennis Regan
                                            ------------------------------------
                                            Name: Dennis Regan
                                            Its: EVP of Capital Markets

                                        IXIS REAL ESTATE CAPITAL INC.

                                        By: /s/ F. Rene Mendez
                                            ------------------------------------
                                            Name: F. Rene Mendez
                                            Its: Managing Director

                                        By: /s/ Christopher Hayden
                                            ------------------------------------
                                            Name: Christopher Hayden
                                            Its: Managing Director

                                        MORGAN STANLEY ABS CAPITAL I INC.

                                        By: /s/ Valerie Kay
                                            ------------------------------------
                                            Name: Valerie Kay
                                            Its: Vice President

                                       5

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT

                             MORTGAGE LOAN SCHEDULE

                                                                  EXECUTION COPY

================================================================================

                    SECOND AMENDED AND RESTATED MORTGAGE LOAN
                        PURCHASE AND WARRANTIES AGREEMENT

                         IXIS REAL ESTATE CAPITAL INC.,

                                    Purchaser

                         FLEXPOINT FUNDING CORPORATION,

                                     Seller

                          Dated as of February 1, 2006

         Adjustable-Rate and Fixed-Rate, B/C Residential Mortgage Loans

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       Subsection 6.01    Conveyance of Mortgage Loans; Possession of

SECTION 9.   Representations, Warranties and Covenants of the Seller;
             Remedies for Breach............................................  20

       Subsection 9.01    Representations and Warranties Regarding
                          the Seller........................................  20
       Subsection 9.02    Representations and Warranties Regarding
                          Individual Mortgage Loans.........................  24
       Subsection 9.03    Remedies for Breach of Representations and
                          Warranties........................................  39
       Subsection 9.04    Repurchase of Mortgage Loans That Prepay
                          in Full...........................................  41
       Subsection 9.05    Repurchase of Mortgage Loans with First

       Subsection 14.01    Additional Indemnification by the Seller;

       Subsection 31.02    Additional Representations and Warranties

EXHIBITS
EXHIBIT A    CONTENTS OF EACH MORTGAGE FILE
EXHIBIT B    FORM OF INTERIM SERVICING AGREEMENT
EXHIBIT C    FORM OF SELLER'S OFFICER'S CERTIFICATE
EXHIBIT D    FORM OF OPINION OF COUNSEL TO THE SELLER AND THE
             INTERIM SERVICER
EXHIBIT E    FORM OF SECURITY RELEASE CERTIFICATION
EXHIBIT F    FORM OF SECURITY RELEASE CERTIFICATION
EXHIBIT G    [RESERVED]
EXHIBIT H    FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT
EXHIBIT I    SELLER'S UNDERWRITING GUIDELINES
EXHIBIT J    FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT
EXHIBIT K    FORM OF INDEMNIFICATION AND CONTRIBUTION AGREEMENT

                    SECOND AMENDED AND RESTATED MORTGAGE LOAN
                        PURCHASE AND WARRANTIES AGREEMENT

          This SECOND AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND WARRANTIES
AGREEMENT (the "Agreement"), dated as of February 1, 2006, by and between IXIS
Real Estate Capital Inc., a New York corporation, having an office at 9 West
57th Street, 36th Floor, New York, New York 10019 (the "Purchaser"), and
FlexPoint Funding Corporation, a California corporation, having an office at 30
Executive Park, Suite 200, Irvine, California 92614 (the "Seller").

                                   WITNESSETH:

          WHEREAS, the Purchaser and the Seller are parties to that certain
Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of October 1, 2005 (the "Original Agreement"), between the Purchaser and the
Seller.

          WHEREAS, at the present time, the Purchaser and the Seller desire to amend the Original Agreement to make certain modifications as set forth herein with respect to all Mortgage Loans acquired pursuant to this Agreement or the
Original Agreement.

          NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Seller agree as follows:

          SECTION 1. Definitions. For purposes of this Agreement the following capitalized terms shall have the respective meanings set forth below.

          Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located and incorporating the Delinquency Collection Policies and Procedures.

          Act: The National Housing Act, as amended from time to time.

          Adjustable Rate Mortgage Loan: An adjustable rate Mortgage Loan purchased pursuant to this Agreement.

          Affiliate: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person.
For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such
Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and
"controlled" have meanings correlative to the foregoing.

          Agency Transfer: A Fannie Mae Transfer or a Freddie Mac Transfer.

          Agreement: This Second and Amended Mortgage Loan Purchase and
Warranties Agreement and all amendments hereof and supplements hereto.

          ALTA: The American Land Title Association and its successors in interest.

          Appraised Value: (i) With respect to any First Lien Loan, the value of the related Mortgaged Property based upon the appraisal made, if any, for the originator at the time of origination of the Mortgage Loan or the sales price of the Mortgaged Property at such time of origination, whichever is less; provided, however, that in the case of a refinanced Mortgage Loan, such value is based solely upon the appraisal made, if any, at the time of origination of such refinanced Mortgage Loan, and (ii) with respect to any Second Lien Loan, the value, determined pursuant to the Seller's Underwriting Guidelines, of the related Mortgaged Property as of the origination of the Second Lien Loan.

          Assignment and Conveyance Agreement: As defined in Subsection 6.01.

          Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser.

          Balloon Mortgage Loan: Any Mortgage Loan that requires only payments of interest until the stated maturity date of the Mortgage Loan or the Monthly
Payments of principal which (not including the payment due on its stated
maturity date) are based on an amortization schedule that would be insufficient to fully amortize the principal thereof by stated maturity date of the Mortgage
Loan.

          Business Day: Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions, in the State of New York or the state in which the Interim Servicer's servicing operations are located, are authorized or obligated by law or executive order to be closed.

          Closing Date: The date or dates on which the Purchaser from time to time shall purchase and the Seller from time to time shall sell the Mortgage
Loans listed on the related Mortgage Loan Schedule with respect to the related
Mortgage Loan Package.

          CLTV: As of any date and as to (1) any Second Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the Second Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are senior or equal in priority to the Second Lien Loan and which are secured by the same Mortgaged
Property to (b) the Appraised Value and (2) any First Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the First Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are junior or equal in priority to the First Lien Loan and which are secured by the same Mortgaged
Property to (b) the Appraised Value.

          Code: Internal Revenue Code of 1986, as amended.

          Commission: The United States Securities and Exchange Commission.

                                        2

          Condemnation Proceeds: All awards or settlements in respect of a
Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

          Convertible Mortgage Loan: Any individual Adjustable Rate Mortgage
Loan purchased pursuant to this Agreement which contains a provision whereby the
Mortgagor is permitted to convert the Adjustable Rate Mortgage Loan to a Fixed
Rate Mortgage Loan in accordance with the terms of the related Mortgage Note.

          Covered Loan: A Mortgage Loan categorized as Covered pursuant to
Appendix E of Standard & Poor's Glossary.

          Credit Files: As defined in Section 5 herein.

          Custodial Account: The separate account or accounts created and maintained pursuant to Section 2.04 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

          Custodial Agreement: The agreement governing the retention of the originals of each Mortgage Note, Mortgage, Assignment of Mortgage and other
Mortgage Loan Documents, to be executed between the Purchaser and the Custodian and to be dated as of the related Cut-Off Date.

          Custodian: The custodian under the Custodial Agreement, or its successor in interest or assigns, or any successor to the Custodian under the
Custodial Agreement, as therein provided. If at any time there is no Custodial
Agreement in effect with respect to a Mortgage Loan, all references to the
Custodian herein and in the Interim Servicing Agreement shall be deemed to refer to the Purchaser (or its designee) with respect to such Mortgage Loan.

          Cut-off Date: The date or dates designated as such on the related
Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

          Deemed Material Breach Representation: Each representation identified as such in Subsection 9.02.

          Deleted Mortgage Loan: A Mortgage Loan that is repurchased or replaced or to be replaced with a Qualified Substitute Mortgage Loan by the Seller in accordance with the terms of this Agreement.

          Delinquency Collection Policies and Procedures: The delinquency collection policies and procedures of the Seller, a copy of which is attached to the Interim Servicing Agreement.

          Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

                                        3

          Determination Date: The date specified in the Interim Servicing
Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

          Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

          Eligible Account: Any of (i) an account maintained with a federal or state chartered depository institution or trust company the short-term unsecured debt obligations of which (or, in the case of a depository institution or trust company that is a subsidiary of a holding company, the short-term unsecured debt obligations of such holding company) are rated A-1 by Standard & Poor's or
Prime-1 by Moody's (or a comparable rating if another Rating Agency is specified by the Purchaser by written notice to the Seller) at the time any amounts are held on deposit therein, (ii) an account or accounts the deposits in which are fully insured by the FDIC, or (iii) a trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity.

          Escrow Account: The separate account or accounts created and maintained pursuant to Section 2.06 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

          Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

          Exchange Act: The Securities Exchange Act of 1934, as amended.

          Fannie Mae: The Federal National Mortgage Association and its
successors in interest.

          Fannie Mae Guides: The Fannie Mae Sellers' Guide and the Fannie Mae
Servicers' Guide and all amendments or additions thereto.

          Fannie Mae Transfer: As defined in Section 13 hereof.

          FDIC: The Federal Deposit Insurance Corporation and its successors in interest.

          FHA: The Federal Housing Administration, an agency within the United
States Department of Housing and Urban Development and its successors in interest and including the Federal Housing Commissioner and the Secretary of
Housing and Urban Development where appropriate under the FHA Regulations.

          First Lien Loan: Any Mortgage Loan secured by a first lien Mortgage on the related Mortgaged Property.

          Fitch: Fitch, Inc. and its successors in interest.

                                        4

          Fixed Rate Mortgage Loan: A fixed rate mortgage loan purchased pursuant to this  Agreement.

          Freddie Mac: The Federal Home Loan Mortgage Corporation and its
successors in interest.

          Freddie Mac Transfer: As defined in Section 13 hereof.

          GEMICO: General Electric Mortgage Insurance Corporation, a North
Carolina corporation and its successors in interest.

          Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note which amount is added to the Index in accordance with the terms of the related Mortgage Note to determine on each Interest Rate Adjustment Date the Mortgage Interest Rate for
such Mortgage Loan.

          High Cost Loan: A Mortgage Loan (a) covered by the Home Ownership and
Equity Protection Act of 1994, (b) classified as a "high cost home,"
"threshold," "covered," "high risk home," "predatory" or similar loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or (c) categorized as High Cost pursuant to
Appendix E of Standard & Poor's Glossary. For avoidance of doubt, the parties agree that this definition shall apply to any law regardless of whether such law is presently, or in the future becomes, the subject of judicial review or litigation.

          Home Loan: A Mortgage Loan categorized as Home Loan pursuant to
Appendix E of Standard & Poor's Glossary.

          HUD: The Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with regard to FHA Mortgage Insurance. The term "HUD," for purposes of this Agreement, is also deemed to include subdivisions thereof such --- as the
FHA and Government National Mortgage Association.

          Index: With respect to each Adjustable Rate Mortgage Loan, a rate per annum set forth on Exhibit B to each related Assignment and Conveyance
Agreement.

          Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

          Interest Rate Adjustment Date: With respect to each Adjustable Rate
Mortgage Loan, the date, specified in the related Mortgage Note and the Mortgage
Loan Schedule, on which the Mortgage Interest Rate is adjusted.

          Interim Funder: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS(R) System as the interim funder pursuant to the
MERS Procedures Manual.

                                        5

          Interim Servicer: FlexPoint Funding Corporation, a California
corporation, and its successors in interest, and any successor interim servicer under the Interim Servicing Agreement.

          Interim Servicing Agreement: The agreement, attached as Exhibit B hereto, to be entered into by the Purchaser and the Interim Servicer, providing for the Interim Servicer to service the Mortgage Loans for an interim period as specified by the Interim Servicing Agreement.

          Investor: With respect to each MERS Designated Mortgage Loan, the
Person named on the MERS(R) System as the investor pursuant to the MERS
Procedures Manual.

          Lifetime Rate Cap: The provision of each Mortgage Note related to an
Adjustable Rate Mortgage Loan which provides for an absolute maximum Mortgage
Interest Rate thereunder. The Mortgage Interest Rate during the terms of each
Adjustable Rate Mortgage Loan shall not at any time exceed the Mortgage Interest
Rate at the time of origination of such Adjustable Rate Mortgage Loan by more than the amount per annum set forth on the related Mortgage Loan Schedule.

          Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such
Mortgage Loan, trustee's sale, foreclosure sale or otherwise, or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan.

          Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio (expressed as a percentage) of the outstanding principal amount of the
Mortgage Loan as of the Cut-off Date (unless otherwise indicated), to the
Appraised Value of the Mortgaged Property.

          MERS: Mortgage Electronic Registration Systems, Inc., a Delaware
corporation, and its successors and assigns.

          MERS Designated Mortgage Loan: Mortgage Loans for which (a) the Seller has designated or will designate MERS as, and has taken or will take such action as is necessary to cause MERS to be, the mortgagee of record, as nominee for the
Seller, in accordance with MERS Procedure Manual and (b) the Seller has designated or will designate the Purchaser as the Investor on the MERS(R)
System.

          MERS Procedure Manual: The MERS Procedures Manual, as it may be
amended, supplemented or otherwise modified from time to time.

          MERS Report: The report from the MERS System listing MERS Designated
Mortgage Loans and other information.

          MERS(R) System: MERS mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.

          Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan.

                                        6

          Moody's: Moody's Investors Service, Inc. and its successors in interest.

          Mortgage: The mortgage, deed of trust or other instrument securing a
Mortgage Note, which creates a first lien, in the case of a First Lien Loan, or a second lien, in the case of a Second Lien Loan, on the Mortgaged Property.

          Mortgage File: The items pertaining to a particular Mortgage Loan referred to in Exhibit A annexed hereto, and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

          Mortgage Interest Rate: The annual rate of interest borne on a
Mortgage Note with respect to each Mortgage Loan.

          Mortgage Loan: An individual Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the applicable Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal
Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds,
Servicing Rights, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

          Mortgage Loan Documents: The documents required to be delivered to the
Custodian pursuant to Section 6.03 hereof with respect to any Mortgage Loan.

          Mortgage Loan Package: Each pool of Mortgage Loans, which shall be purchased by the Purchaser from the Seller from time to time on each Closing
Date.

          Mortgage Loan Schedule: The schedule of Mortgage Loans setting forth the following information with respect to each Mortgage Loan in the related
Mortgage Loan Package: (1) the Seller's Mortgage Loan identifying number; (2)
the Mortgagor's name; (3) the street address of the Mortgaged Property including the city, state and zip code; (4) a code indicating whether the Mortgaged
Property is owner-occupied, a second home or investment property; (5) the number and type of residential units constituting the Mortgaged Property (i.e., a single family residence, a 2-4 family residence, a unit in a condominium project or a unit in a planned unit development, manufactured housing); (6) the Mortgage
Loan origination date; (7) the original months to maturity or the remaining months to maturity from the related Cut-off Date, in any case based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule; (8) the Loan-to-Value
Ratio at origination; (9) with respect to First Lien Loans, the LTV and with respect to Second Lien Loans, the CLTV; (10) the Mortgage Interest Rate as of
the related Cut-off Date; (11) the date on which the Monthly Payment was due on the Mortgage Loan and, if such date is not consistent with the Due Date currently in effect, such Due Date; (12) the stated maturity date; (13) the amount of the Monthly Payment as of the related Cut-off Date; (14) the last payment date as of which a payment was actually applied to the outstanding principal balance; (15) the original principal amount of the Mortgage Loan; (16)
the principal balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due and collected on or before the Cut-off Date; (17) the Interest Rate Adjustment Date; (18) the

                                        7

Gross Margin; (19) the Lifetime Rate Cap under the terms of the Mortgage Note;
(20) a code indicating the type of Index; (21) the Mortgage Interest Rate as of origination; (22) the type of Mortgage Loan (i.e., fixed-rate, adjustable-rate,
First Lien, Second Lien); (23) a code indicating the purpose of the loan (i.e., purchase, rate and term refinance, equity take-out refinance); (24) a code indicating the documentation style (i.e., full or stated income); (25) the loan credit classification (as described in the Underwriting Guidelines); (26) the applicable Cut-off Date; (27) the applicable Closing Date; (28) a code indicating whether the Mortgage Loan is a Home Loan; (29) the credit risk score
(FICO score); (30) with respect to the related Mortgagor, the debt-to-income ratio; (31) with respect to Second Lien Loans, the outstanding principal balance of the superior lien; (32) the Appraised Value of the Mortgaged Property; (33)
the sale price of the Mortgaged Property if the Mortgage Loan was originated in connection with the purchase of the Mortgaged Property; (34) the Periodic Rate
Cap under the terms of the Mortgage Note; (35) the Periodic Rate Floor under the terms of the Mortgage Note; (36) whether such Mortgage Loan provides for a prepayment penalty; (37) the prepayment penalty period of such Mortgage Loan, if applicable; (38) a description of the type of prepayment penalty, if applicable;
(39) the MERS Identification Number; (40) whether the Mortgagor represented that the Mortgagor would occupy the Mortgaged Property as its primary residence and
(41) a code indicating if the Mortgage Loan is a Balloon Mortgage Loan. With
respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule shall set forth the following information, as of the related Cut-off Date: (1) the number of Mortgage Loans; (2) the current aggregate outstanding principal balance of the Mortgage Loans; (3) the weighted average Mortgage Interest Rate of the Mortgage Loans; and (4) the weighted average maturity of the Mortgage
Loans.

          Mortgage Note: The note or other evidence of the indebtedness of a
Mortgagor secured by a Mortgage.

          Mortgaged Property: With respect to each Mortgage Loan, the
Mortgagor's real property securing repayment of a related Mortgage Note, consisting of an unsubordinated estate in fee simple or, with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, a leasehold estate, in a single parcel or multiple parcels of real property improved by a residential dwelling as further described in this Agreement.

          Mortgagor: The obligor on a Mortgage Note.

          OCC: Office of the Comptroller of the Currency and its successors in interest.

          Officer's Certificate: A certificate signed by the Chairman of the
Board or the Vice Chairman of the Board or a President or a Vice President and
by the Treasurer or the Secretary or one of the Assistant Treasurers or
Assistant Secretaries of the Seller, and delivered to the Purchaser as required by this Agreement.

          Opinion of Counsel: A written opinion of counsel, who may be counsel for the Seller, reasonably acceptable to the Purchaser, provided that any
Opinion of Counsel relating to (a) the qualification of any account required to be maintained pursuant to this Agreement as an Eligible Account, (b)
qualification of the Mortgage Loans in a REMIC or (c) compliance with the REMIC
Provisions, must be (unless otherwise stated in such Opinion of Counsel) an opinion

                                        8

of counsel who (i) is in fact independent of the Seller and any servicer of the
Mortgage Loans, (ii) does not have any material direct or indirect financial interest in the Seller or any servicer of the Mortgage Loans or in an Affiliate of either and (iii) is not connected with the Seller or any servicer of the
Mortgage Loans as an officer, employee, director or person performing similar functions.

          OTS: Office of Thrift Supervision and its successors in interest. ---

          Periodic Rate Cap: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may increase on an Interest
Rate Adjustment Date above the Mortgage Interest Rate previously in effect.

          Periodic Rate Floor: With respect to each Adjustable Rate Mortgage
Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may decrease on an Interest
Rate Adjustment Date below the Mortgage Interest Rate previously in effect.

          Person: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

          Preliminary Mortgage Schedule: As defined in Section 3.

          Premium Percentage: With respect to any Mortgage Loan, a percentage equal to the excess of the Purchase Price Percentage over 100%.

          Principal Prepayment: Any payment or other recovery of principal on a
Mortgage Loan which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

          Purchase Price: The price paid on the related Closing Date by the
Purchaser to the Seller in exchange for the Mortgage Loans purchased on such
Closing Date as calculated in Section 4 of this Agreement.

          Purchase Price and Terms Agreement: Those certain agreements setting forth the general terms and conditions of the transaction consummated herein and identifying the Mortgage Loans to be purchased from time to time hereunder, by and among the Seller, the Purchaser and the Interim Servicer (if applicable).
All of the individual Purchase Price and Terms Agreements shall collectively be referred to as the "Purchase Price and Terms Agreement."

          Purchase Price Percentage: With respect to any Mortgage Loan, an amount equal to the percentage of par as stated in the Purchase Price and Terms
Agreement (subject to adjustment as provided therein) related to such Mortgage
Loan.

                                        9

          Purchaser: IXIS Real Estate Capital Inc., a New York corporation, and its successors in interest and assigns, or any successor to the Purchaser under this Agreement as herein provided.

          Qualified Correspondent: Any Person from which the Seller purchased
Mortgage Loans, provided that the following conditions are satisfied: (i) such
Mortgage Loans were originated pursuant to an agreement between the Seller and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to the Seller, in accordance with underwriting guidelines designated by the Seller ("Designated Guidelines") or guidelines that do not vary materially from such Designated Guidelines; (ii) such Mortgage Loans were in fact underwritten as described in clause (i) above and were acquired by the Seller within one hundred eighty (180) days after origination; (iii) either
(x) the Designated Guidelines were, at the time such Mortgage Loans were originated, used by the Seller in origination of mortgage loans of the same type as the Mortgage Loans for the Seller's own account or (y) the Designated
Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Seller on a consistent basis for use by lenders in originating mortgage loans to be purchased by the Seller; and (iv) the Seller employed, at the time such Mortgage Loans were acquired by the Seller, pre-purchase or post-purchase quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time period or through particular channels) designed to ensure that Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the
Seller.

          Qualified Substitute Mortgage Loan: A mortgage loan eligible to be substituted by the Seller for a Deleted Mortgage Loan which must, on the date of such substitution, (i) have an outstanding principal balance, after deduction of all scheduled payments due in the month of substitution (or in the case of a substitution of more than one mortgage loan for a Deleted Mortgage Loan, an aggregate principal balance), not in excess of the outstanding principal balance of the Deleted Mortgage Loan (the amount of any shortfall will be deposited in the Custodial Account by the Seller in the month of substitution); (ii) have a
Mortgage Interest Rate not less than and not more than 1% greater than the
Mortgage Interest Rate of the Deleted Mortgage Loan; (iii) have a remaining term to maturity not greater than and not more than one year less than that of the
Deleted Mortgage Loan; (iv) be of the same type as the Deleted Mortgage Loan
(i.e., fixed-rate, adjustable-rate with same Periodic Rate Cap, Index and lien priority); and (v) comply with each representation and warranty (respecting individual Mortgage Loans) set forth in Section 9 hereof.

          Rating Agency: Any of Fitch, Moody's or Standard & Poor's, or their respective successors designated by the Purchaser.

          Reconstitution: Any Securitization Transaction or Whole Loan Transfer.

          Reconstitution Agreements: The agreement or agreements entered into by the Seller and/or the Interim Servicer and the Purchaser and/or certain third parties on the Reconstitution Date or Dates with respect to any or all of the
Mortgage Loans sold hereunder, in connection with a Whole Loan Transfer, Agency
Transfer or a Securitization Transaction pursuant to Section 13, including, but not limited to, a seller's warranties and servicing agreement with respect to a
Whole Loan Transfer, and a trust and servicing agreement, pooling

                                       10

and servicing agreement and/or seller/servicer agreements and related custodial/trust agreement and documents with respect to a Securitization
Transaction.

          Reconstitution Date: As defined in Section 13.

          Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation
AB), 17 C.F.R. Sections 229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities
Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the
staff of the Commission, or as may be provided by the Commission or its staff from time to time.

          REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

          REMIC Provisions: Provisions of the federal income tax law relating to a REMIC, which appear at Section 860A through 860G of Subchapter M of Chapter 1,
Subtitle A of the Code, and related provisions and regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

          Remittance Date: The date specified in the Interim Servicing Agreement
(with respect to each Mortgage Loan, for an interim period, as specified therein). Repurchase Price: With respect to any Mortgage Loan for which a breach of a representation or warranty from the Agreement or the Interim Servicing
Agreement is found, a price equal to the then outstanding principal balance of the Mortgage Loan to be repurchased, plus accrued interest thereon at the
Mortgage Interest Rate from the date to which interest had last been paid through the date of such repurchase, plus the amount of any outstanding advances owed to any servicer, and plus all costs and expenses incurred by the Purchaser or any servicer arising out of or based upon such breach, including without limitation costs and expenses incurred in the enforcement of the Seller's repurchase obligation hereunder, and plus, in the event a Mortgage Loan is repurchased during the first twelve months following the related Closing Date, an amount equal to the Premium Percentage multiplied by the outstanding principal balance of such Mortgage Loan as of the date of such repurchase.

          RESPA: Real Estate Settlement Procedures Act, as amended from time to time.

          Second Lien Loan: A Mortgage Loan secured by a second lien Mortgage on the related Mortgaged Property.

          Securities Act: The federal Securities Act of 1933, as amended.

          Securitization Transaction: Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly-offered or privately-placed, rated or unrated mortgage backed securities or (2) an issuance of publicly-offered or privately-placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more

                                       11

portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

          Seller: FlexPoint Funding Corporation, a California corporation, and its successors in interest.

          Seller Information: As defined in Subsection 31.04(a).

          Servicing Fee: With respect to each Mortgage Loan subject to the
Interim Servicing Agreement, an amount equal to 0.50% per annum computed on the basis of the outstanding principal balance of the related Mortgage Loan. Such fee shall be payable monthly and shall be pro rated for any portion of a month during which the Mortgage Loan is serviced by the Interim Servicer under the
Interim Servicing Agreement. The obligation of the Purchaser to pay the
Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion (including recoveries with respect to interest from Liquidation
Proceeds, to the extent permitted by this Agreement) of such Monthly Payment collected by the Interim Servicer, or as otherwise provided under this
Agreement.

          Servicing File: With respect to each Mortgage Loan, the file retained by the Interim Servicer consisting of originals of all documents in the Mortgage
File which are not delivered to the Purchaser or the Custodian and copies of the
Mortgage Loan Documents.

          Servicing Rights: Any and all of the following: (a) any and all rights to service the Mortgage Loans; (b) any payments to or monies received by the
Interim Servicer for servicing the Mortgage Loans; (c) any late fees, penalties or similar payments with respect to the Mortgage Loans; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of the Interim
Servicer thereunder; (e) Escrow Payments or other similar payments with respect to the Mortgage Loans and any amounts actually collected by the Interim Servicer with respect thereto; (f) all accounts and other rights to payment related to any of the property described in this paragraph; and (g) any and all documents, files, records, servicing files, servicing documents, servicing records, data tapes, computer records, or other information pertaining to the Mortgage Loans or pertaining to the past, present or prospective servicing of the Mortgage
Loans.

          Sponsor: The sponsor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

          Standard & Poor's: Standard & Poor's Ratings Services, a division of
The McGraw-Hill Companies Inc., and its successors in interest.

          Standard & Poor's Glossary: The Standard & Poor's LEVELS(R) Glossary,
as may be in effect from time to time.

          Stated Principal Balance: As to each Mortgage Loan on any date of determination, (i) the principal balance of such Mortgage Loan at the related
Cut-off Date after giving effect to payments of principal due on or before such date, to the extent actually received,

                                       12

minus (ii) all amounts previously distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal on such Mortgage Loan.

          Static Pool Information: Static pool information as described in Item
1105(a)(1)-(3) and 1105(c) of Regulation AB.

          Successor Servicer: Any servicer of one or more Mortgage Loans designated by the Purchaser as being entitled to the benefits of the indemnifications set forth in Sections 9.03 and 14.01.

          Third-Party Originator: Each Person, other than a Qualified
Correspondent, that originated Mortgage Loans acquired by the Seller.

          Transfer Date: The date on which the Purchaser, or its designee, shall receive the transfer of servicing responsibilities and begin to perform the servicing of the Mortgage Loans with respect to the related Mortgage Loan
Package, and the Interim Servicer shall cease all servicing responsibilities.
Such date shall occur on the day indicated by the Purchaser to the Interim
Servicer in accordance with the Interim Servicing Agreement.

          Underwriting Guidelines: The underwriting guidelines of the Seller, a copy of which is attached hereto as Exhibit I and a then-current copy of which shall be attached as an Exhibit to the related Assignment and Conveyance.

          VA: The Department of Veterans Affairs, an agency of the United States of America, or any successor thereto including the Administrator of Veterans
Affairs.

          Whole Loan Transfer: Any sale or transfer of some or all of the
Mortgage Loans, other than a Securitization Transaction.

          SECTION 2. Agreement to Purchase. The Seller agrees to sell from time to time, and the Purchaser agrees to purchase from time to time, Mortgage Loans having an aggregate principal balance on the related Cut-off Date in an amount as set forth in the related Purchase Price and Terms Agreement, or in such other amount as agreed by the Purchaser and the Seller as evidenced by the actual aggregate principal balance of the Mortgage Loans accepted by the Purchaser on each Closing Date.

          SECTION 3. Mortgage Schedules. The Seller from time to time shall provide the Purchaser with certain information constituting a preliminary listing of the Mortgage Loans to be purchased on each Closing Date in accordance with the related Purchase Price and Terms Agreement and this Agreement (each, a
"Preliminary Mortgage Schedule").

          The Seller shall deliver the Mortgage Loan Schedule for the Mortgage
Loans to be purchased on a particular Closing Date to the Purchaser at least two
(2) Business Days prior to the related Closing Date. The Mortgage Loan Schedule shall be the related Preliminary Mortgage Schedule with those Mortgage Loans which the Seller has not funded prior to the related Closing Date deleted.

                                       13

          SECTION 4. Purchase Price. The Purchase Price for the Mortgage Loans
shall be equal to (a) the Purchase Price Percentage multiplied by the Cut-off
Date Balance, plus (b) accrued and unpaid interest on such principal balance at the weighted average Mortgage Interest Rate (net of the Servicing Fee) of those
Mortgage Loans from the related Cut-off Date through the day prior to the related Closing Date, inclusive. For purposes hereof, "Cut-off Date Balance"
means the aggregate principal balance, as of the related Cut-off Date, of the
Mortgage Loans listed on the related Mortgage Loan Schedule, after application of scheduled payments of principal due on or before the related Cut-off Date, to the extent such payments were actually received, together with any unscheduled principal payments collected prior to the Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to the Cut-off Date, but to be applied on a due date beyond the related Cut-off Date, shall not be applied to the principal balance as of the related Cut-off Date. If so provided in the related Purchase Price and Terms Agreement, portions of the Mortgage
Loans shall be priced separately. The Purchase Price as so determined shall be paid to the Seller on the related Closing Date by wire transfer of immediately available funds to an account designated by the Seller in writing.

          The Purchaser shall be entitled to (l) all principal paid after the related Cut-off Date, (2) all other recoveries of principal collected on or after the related Cut-off Date, and (3) all payments of interest on the Mortgage
Loans net of applicable Servicing Fees (minus that portion of any such payment which is allocable to the period prior to the related Cut-off Date). The outstanding principal balance of each Mortgage Loan as of the related Cut-off
Date is determined after application of payments of principal due on or before the related Cut-off Date, to the extent actually collected, together with any unscheduled principal prepayments collected prior to the Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to the
Cut-off Date, but to be applied on a due date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date.
Such prepaid amounts shall be the property of the Purchaser. The Seller shall deposit any such prepaid amounts into the Custodial Account, which account is established for the benefit of the Purchaser for subsequent remittance by the
Seller to the Purchaser.

     SECTION 5. Examination of Mortgage Files. At least seven 14 days prior to the related Closing Date, the Seller shall (i) either (a) deliver to the
Purchaser or its designee in escrow, for examination with respect to each
Mortgage Loan to be purchased, the related Mortgage File, including a copy of the Assignment of Mortgage (except with respect to each MERS Designated Mortgage
Loan), pertaining to each Mortgage Loan, or (b) make the related Mortgage File available to the Purchaser for examination at such other location as shall otherwise be acceptable to the Purchaser and (ii) deliver to the Purchaser copies of the credit and servicing files (collectively, the "Credit Files").
Such examination of the Mortgage Files may be made by the Purchaser or its designee at any reasonable time before or after the related Closing Date. If the
Purchaser makes such examination prior to the related Closing Date and determines, in its sole discretion, that any Mortgage Loans are unacceptable to the Purchaser for any reason, such Mortgage Loans shall be deleted from the related Mortgage Loan Schedule, and may be replaced by a Qualified Substitute
Mortgage Loan (or Loans) acceptable to the Purchaser. The Purchaser may, at its option and without notice to the Seller, purchase some or all of the Mortgage
Loans without conducting any partial or complete examination. The fact that the
Purchaser or its designee has conducted or has failed to conduct any partial or complete

                                       14

examination of the Mortgage Files or the Credit Files shall not impair in any way the Purchaser's (or any of its successor's) rights to demand repurchase, substitution or other remedy as provided in this Agreement. In the event that the Seller fails to deliver the Credit Files with respect to any Mortgage Loan, the Seller shall, upon the request of the Purchaser, repurchase such Mortgage
Loan at the price and in the manner specified in Subsection 9.03.

          SECTION 6. Conveyance from Seller to Purchaser. Subsection 6.01
Conveyance of Mortgage Loans; Possession of Servicing Files.

          The Seller, simultaneously with the delivery of the Mortgage Loan
Schedule with respect to the related Mortgage Loan Package to be purchased on each Closing Date, shall execute and deliver an Assignment and Conveyance
Agreement in the form attached hereto as Exhibit H (the "Assignment and
Conveyance Agreement"). The Seller shall cause the Servicing File retained by the Interim Servicer pursuant to this Agreement to be appropriately identified in the Seller's computer system and/or books and records, as appropriate, to clearly reflect the sale of the related Mortgage Loan to the Purchaser. The
Seller shall cause the Interim Servicer to release from its custody the contents of any Servicing File retained by it only in accordance with this Agreement or the Interim Servicing Agreement, except when such release is required in connection with a repurchase of any such Mortgage Loan pursuant to Subsection
9.03.

          Subsection 6.02 Books and Records. Record title to each Mortgage as of the related Closing Date shall be in the name of the Seller, the Purchaser or one or more designees of the Purchaser, as the Purchaser shall select.
Notwithstanding the foregoing, each Mortgage and related Mortgage Note shall be possessed solely by the Purchaser or the appropriate designee of the Purchaser, as the case may be. All rights arising out of the Mortgage Loans including, but not limited to, all funds received by the Seller or the Interim Servicer after the related Cut-off Date on or in connection with a Mortgage Loan shall be vested in the Purchaser or one or more designees of the Purchaser; provided, however, that all funds received on or in connection with a Mortgage Loan shall be received and held by the Seller or the Interim Servicer in trust for the benefit of the Purchaser or the appropriate designee of the Purchaser, as the case may be, as the owner of the Mortgage Loans pursuant to the terms of this
Agreement.

          The sale of each Mortgage Loan shall be reflected on the Seller's balance sheet and other financial statements as a sale of assets by the Seller.

          The Seller shall or shall cause the Interim Servicer to be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be marked clearly to reflect the ownership of each Mortgage Loan by the Purchaser. In particular, the Seller shall or shall cause the Interim Servicer to maintain in its possession, available for inspection by the Purchaser, and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or Freddie Mac, including but not limited to documentation as to the method used in determining the applicability of the provisions of the National Flood Insurance Act of 1968, as amended, to the Mortgaged Property, documentation evidencing insurance coverage and periodic inspection reports, as required by the Fannie Mae Guides. To the extent

                                       15

that original documents are not required for purposes of realization of
Liquidation Proceeds or Insurance Proceeds, documents maintained by the Seller or the Interim Servicer may be in the form of microfilm or microfiche so long as the Seller or the Interim Servicer complies with the requirements of the Fannie
Mae Guides.

          Subsection 6.03 Delivery of Mortgage Loan Documents. The Seller shall deliver and release to the Custodian no later than seven (7) Business Days prior to the related Closing Date those Mortgage Loan Documents set forth on Exhibit A hereto with respect to each Mortgage Loan set forth on the related Mortgage Loan
Schedule.

          The Custodian shall certify its receipt of all such Mortgage Loan
Documents required to be delivered pursuant to the Custodial Agreement for the related Closing Date, as evidenced by the Certification and Trust Receipt of the
Custodian in the form annexed to the Custodial Agreement. The Purchaser shall pay all fees and expenses of the Custodian from and after the Closing Date.

          The Seller shall or shall cause the Interim Servicer to forward to the
Custodian, or to such other Person as the Purchaser shall designate in writing, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with this Agreement within two weeks of their execution, provided, however, that the Seller shall provide the Custodian, or to such other Person as the Purchaser shall designate in writing, with a certified true copy of any such document submitted for recordation within two weeks of its execution, and shall promptly provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within ninety days of its submission for recordation.

          In the event any document required to be delivered to the Custodian pursuant to the previous paragraph, including an original or copy of any document submitted for recordation to the appropriate public recording office, is not so delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, within 90 days following the Closing Date (other than with respect to the Assignments of Mortgage which shall be delivered to the
Custodian in blank and recorded subsequently by the Purchaser or its designee), and in the event that the Seller does not cure such failure within 30 days of discovery or receipt of written notification of such failure from the Purchaser, the related Mortgage Loan shall, upon the request of the Purchaser, be repurchased by the Seller at the price and in the manner specified in Subsection
9.03. The foregoing repurchase obligation shall not apply in the event that the
Seller cannot deliver such original or copy of any document submitted for recordation to the appropriate public recording office within the specified period due to a delay caused by the recording office in the applicable jurisdiction, provided that (i) the Seller shall deliver a recording receipt of such recording office or, if such recording receipt is not available, an officer's certificate of a servicing officer of the Seller, confirming that such documents have been accepted for recording (upon request of the Purchaser and delivery by the Purchaser to the Seller of a schedule of the related Mortgage
Loans, the Seller shall reissue and deliver to the Purchaser or its designee said officer's certificate relating to the related Mortgage Loans), and (ii)
such document is delivered within twelve (12) months of the related Closing
Date.

                                       16

          The Seller shall pay all initial recording fees, if any, for the assignments of mortgage and any other fees or costs in transferring all original documents to the Custodian or, upon written request of the Purchaser, to the
Purchaser or the Purchaser's designee. The Purchaser or the Purchaser's designee shall be responsible for recording the Assignments of Mortgage and shall be reimbursed by the Seller for the costs associated therewith pursuant to the preceding sentence.

          Subsection 6.04 Quality Control Procedures. The Seller shall, or shall cause the Interim Servicer to, have an internal quality control program that verifies in a manner consistent with accepted industry procedures, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program shall include evaluating and monitoring the overall quality of the Seller's loan production and the servicing activities of the Interim Servicer. The program is to ensure that the Mortgage Loans are originated and serviced in accordance with Accepted
Servicing Practices and the Underwriting Guidelines; guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.

          Subsection 6.05 MERS Designated Mortgage Loans. With respect to each
MERS Designated Mortgage Loan, the Seller shall, on or prior to the related
Closing Date, designate the Purchaser as the Investor and the Custodian as custodian, and no Person shall be listed as Interim Funder on the MERS System.
In addition, on or prior to the related Closing Date, Seller shall provide the
Custodian and the Purchaser with a MERS Report listing the Purchaser as the
Investor, the Custodian as custodian and no Person as Interim Funder with respect to each MERS Designated Mortgage Loan. SECTION 7. Servicing of the
Mortgage Loans. The Mortgage Loans have been sold by the Seller to the Purchaser on a servicing released basis. Subject to, and upon the terms and conditions of this Agreement and the Interim Servicing Agreement (with respect to each
Mortgage Loan, for an interim period, as specified therein), the Seller hereby sells, transfers, assigns, conveys and delivers to the Purchaser the Servicing
Rights.

          The Purchaser shall retain the Interim Servicer as contract servicer of the Mortgage Loans for an interim period pursuant to and in accordance with the terms and conditions contained in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).
Except as set forth in the Interim Servicing Agreement, the Interim Servicer
shall service the Mortgage Loans on an "actual/actual" basis and otherwise in strict compliance with the servicing provisions related to the Fannie Mae MBS
Program (Special Servicing Option) of the Fannie Mae Guides (except as otherwise set forth in the Interim Servicing Agreement). The Purchaser and Seller shall cause the Interim Servicer to execute the Interim Servicing Agreement on the initial Closing Date.

          Pursuant to the Interim Servicing Agreement (with respect to each
Mortgage Loan, for an interim period, as specified therein), the Interim
Servicer shall begin servicing the Mortgage Loans on behalf of the Purchaser and shall be entitled to a Servicing Fee with respect to such Mortgage Loans until the applicable Transfer Date. The Interim Servicer shall conduct such servicing in accordance with the Interim Servicing Agreement.

                                       17

          SECTION 8. Transfer of Servicing. On the applicable Transfer Date, the
Purchaser, or its designee, shall assume all servicing responsibilities related to, and the Seller shall cause the Interim Servicer to cease all servicing responsibilities related to, the related Mortgage Loans subject to such Transfer
Date. The Transfer Date shall be the date determined in accordance with Section
6.02 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

          On or prior to the applicable Transfer Date, the Seller shall, at its sole cost and expense, take such steps as may be necessary or appropriate to effectuate and evidence the transfer of the servicing of the related Mortgage
Loans to the Purchaser, or its designee, including but not limited to the following:

          (a) Notice to Mortgagors. The Seller shall cause the Interim Servicer to mail to the Mortgagor of each related Mortgage Loan a letter advising such
Mortgagor of the transfer of the servicing of the related Mortgage Loan to the
Purchaser, or its designee, in accordance with the Cranston Gonzales National
Affordable Housing Act of 1990; provided, however, the content and format of the letter shall have the prior approval of the Purchaser. The Seller shall cause the Interim Servicer to provide the Purchaser with copies of all such related notices no later than the Transfer Date.

          (b) Notice to Taxing Authorities and Insurance Companies. The Seller
shall cause the Interim Servicer to transmit to the applicable taxing authorities and insurance companies (including primary mortgage insurance policy insurers, if applicable) and/or agents, notification of the transfer of the servicing to the Purchaser, or its designee, and instructions to deliver all notices, tax bills and insurance statements, as the case may be, to the
Purchaser from and after the Transfer Date. The Seller shall cause the Interim
Servicer to provide the Purchaser with copies of all such notices no later than the Transfer Date.

          (c) Delivery of Servicing Records. The Seller shall cause the Interim
Servicer to forward to the Purchaser, or its designee, all servicing records and the Servicing File in the Interim Servicer's possession relating to each related
Mortgage Loan including the information enumerated in the Interim Servicing
Agreement (with respect to each such Mortgage Loan, for an interim period, as specified therein).

          (d) Escrow Payments. The Seller shall cause the Interim Servicer to provide the Purchaser, or its designee, with immediately available funds by wire transfer in the amount of the net Escrow Payments and suspense balances and all loss draft balances associated with the related Mortgage Loans. The Seller shall cause the Interim Servicer to provide the Purchaser with an accounting statement, in electronic format acceptable to the Purchaser in its sole discretion, of Escrow Payments and suspense balances and loss draft balances sufficient to enable the Purchaser to reconcile the amount of such payment with the accounts of the Mortgage Loans. Additionally, the Seller shall cause the
Interim Servicer to wire transfer to the Purchaser the amount of any agency, trustee or prepaid Mortgage Loan payments and all other similar amounts held by the Interim Servicer.

          (e) Payoffs and Assumptions. The Seller shall cause the Interim
Servicer to provide to the Purchaser, or its designee, copies of all assumption and payoff statements

                                       18

generated by the Interim Servicer on the related Mortgage Loans from the related
Cut-off Date to the Transfer Date.

          (f) Mortgage Payments Received Prior to Transfer Date. Prior to the
Transfer Date all payments received by the Interim Servicer or the Seller on each related Mortgage Loan shall be properly applied by the Seller to the account of the particular Mortgagor.

          (g) Mortgage Payments Received after Transfer Date. The amount of any related Monthly Payments received by the Seller after the Transfer Date shall be forwarded to the Purchaser by overnight mail on the date of receipt. The Seller shall notify the Purchaser of the particulars of the payment, which notification requirement shall be satisfied if the Seller forwards with its payment sufficient information to permit appropriate processing of the payment by the
Purchaser. The Seller shall assume full responsibility for the necessary and appropriate legal application of such Monthly Payments received by the Seller after the Transfer Date with respect to related Mortgage Loans then in foreclosure or bankruptcy; provided, for purposes of this Agreement, necessary and appropriate legal application of such Monthly Payments shall include, but not be limited to, endorsement of a Monthly Payment to the Purchaser with the particulars of the payment such as the account number, dollar amount, date received and any special Mortgagor application instructions and the Seller shall cause the Interim Servicer to comply with the foregoing requirements with respect to all Monthly Payments received by the Interim Servicer after the
Transfer Date.

          (h) Misapplied Payments. Misapplied payments shall be processed as follows:

               (i) All parties shall cooperate in correcting misapplication errors;

               (ii) The party receiving notice of a misapplied payment occurring prior to the applicable Transfer Date and discovered after the Transfer
     Date shall immediately notify the other party;

               (iii) If a misapplied payment which occurred prior to the
     Transfer Date cannot be identified and said misapplied payment has resulted in a shortage in a Custodial Account or Escrow Account, the Seller shall be liable for the amount of such shortage. The Seller shall reimburse the
     Purchaser for the amount of such shortage within thirty (30) days after receipt of written demand therefor from the Purchaser;

               (iv) If a misapplied payment which occurred prior to the Transfer
     Date has created an improper Purchase Price as the result of an inaccurate outstanding principal balance, a check shall be issued to the party shorted by the improper payment application within five (5) Business Days after notice thereof by the other party; and

               (v) Any check issued under the provisions of this Section 8(h)
     shall be accompanied by a statement indicating the corresponding Seller and/or the Purchaser Mortgage Loan identification number and an explanation of the allocation of any such payments.

                                       19

          (i) Books and Records. On the Transfer Date, the books, records and accounts of the Seller with respect to the related Mortgage Loans shall be in accordance with all applicable Purchaser requirements.

          (j) Reconciliation. The Seller shall, on or before the Transfer Date, reconcile principal balances and make any monetary adjustments required by the
Purchaser. Any such monetary adjustments will be transferred between the Seller and the Purchaser as appropriate.

          (k) IRS Forms. The Seller shall or shall cause the Interim Servicer to file all IRS forms 1099, 1099A, 1098 or 1041 and K-1 which are required to be filed on or before the Transfer Date in relation to the servicing and ownership of the related Mortgage Loans. The Seller shall provide copies of such forms to the Purchaser upon request and shall reimburse the Purchaser for any costs or penalties incurred by the Purchaser due to the Seller's failure to comply with this paragraph. SECTION 9. Representations, Warranties and Covenants of the
Seller; Remedies for Breach. Subsection 9.01 Representations and Warranties
Regarding the Seller. The Seller represents, warrants and covenants to the
Purchaser that as of the date hereof and as of each Closing Date:

          (a) Due Organization and Authority. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of
California and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state wherein it owns or leases any material properties or where a Mortgaged Property is located, if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Seller, and in any event the
Seller is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of the related Mortgage Loan and the servicing of such Mortgage Loan in accordance with the terms of this Agreement and the
Interim Servicing Agreement; the Seller has the full corporate power, authority and legal right to hold, transfer and convey the Mortgage Loans and to execute and deliver this Agreement and to perform its obligations hereunder and thereunder; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the
Seller and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized; this Agreement and all agreements contemplated hereby have been duly executed and delivered and constitute the valid, legal, binding and enforceable obligations of the Seller, regardless of whether such enforcement is sought in a proceeding in equity or at law; and all requisite corporate or other action has been taken by the Seller to make this
Agreement and all agreements contemplated hereby valid and binding upon the
Seller in accordance with their terms;

          (b) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the
Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

                                       20

          (c) No Conflicts. Neither the execution and delivery of this
Agreement, the acquisition or origination of the Mortgage Loans by the Seller, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby and thereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the
Seller's charter, by-laws or other organizational documents or any legal restriction or any agreement or instrument to which the Seller is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject, or result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or impair the ability of the Purchaser to realize on the Mortgage Loans, impair the value of the
Mortgage Loans, or impair the ability of the Purchaser to realize the full amount of any insurance benefits accruing pursuant to this Agreement;

          (d) Ability to Service. The Interim Servicer has the facilities, procedures, and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Mortgage Loans. The Interim Servicer is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws, and regulations, if applicable, meets the minimum capital requirements set forth by the OTS, the OCC or the FDIC, and is in good standing to enforce, originate, sell mortgage loans to, and service mortgage loans in each jurisdiction wherein the Mortgaged Properties are located;

          (e) Reasonable Servicing Fee. The Seller, in its capacity as the
Interim Servicer, acknowledges and agrees that the Servicing Fee, represents reasonable compensation for performing such services and that the entire
Servicing Fee shall be treated by the Interim Servicer, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage
Loans pursuant to this Agreement and the Interim Servicing Agreement;

          (f) Ability to Perform; Solvency. The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. The Seller is solvent and the sale of the Mortgage Loans will not cause the Seller to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of Seller's creditors;

          (g) No Litigation Pending. There is no action, suit, proceeding or investigation pending or threatened against the Seller, before any court, administrative agency or other tribunal asserting the invalidity of this
Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Seller, or in any material impairment of the right or ability of the Seller to carry on its business substantially as now conducted, or in any material liability on the part of the Seller, or which would draw into question the validity of this
Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Seller contemplated herein, or which would be likely to impair the ability of the Seller to perform under the terms of this Agreement;

                                      -21-

          (h) No Consent Required. No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body including HUD, the FHA or the Department of Veterans Affairs is
required for the execution, delivery and performance by the Seller of or compliance by the Seller with this Agreement or the Mortgage Loans, the delivery of a portion of the Mortgage Files to the Custodian or the sale of the Mortgage
Loans or the consummation of the transactions contemplated by this Agreement, or if required, such approval has been obtained prior to the related Closing Date;

          (i) Selection Process. The Mortgage Loans were selected from among the outstanding one- to four-family mortgage loans in the Seller's portfolio at the related Closing Date as to which the representations and warranties set forth in
Subsection 9.02 could be made and such selection was not made in a manner so as to affect adversely the interests of the Purchaser;

          (j) Mortgage Loan Package Characteristics. The characteristics of the related Mortgage Loan Package are as set forth on the description of the pool characteristics for the applicable Mortgage Loan Package delivered pursuant to
Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement;

          (k) No Untrue Information. Neither this Agreement nor any information, statement, tape, diskette, report, form, or other document furnished or to be furnished pursuant to this Agreement or any Reconstitution Agreement or in connection with the transactions contemplated hereby (including any
Securitization Transaction or Whole Loan Transfer) contains or will contain any untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained herein or therein not misleading;

          (l) Financial Statements. The Seller has delivered to the Purchaser financial statements as to its last three complete fiscal years and any later quarter ended more than 60 days prior to the execution of this Agreement. All such financial statements fairly present the pertinent results of operations and changes in financial position for each of such periods and the financial position at the end of each such period of the Seller and its subsidiaries and have been prepared in accordance with generally accepted accounting principles of the United States consistently applied throughout the periods involved, except as set forth in the notes thereto. In addition, the Seller has delivered information as to its loan gain and loss experience in respect of foreclosures and its loan delinquency experience for the immediately preceding three-year period, in each case with respect to mortgage loans owned by it and mortgage loans serviced for others during such period, and all such information so delivered shall be true and correct in all material respects. There has been no change in the business, operations, financial condition, properties or assets of the Seller since the date of the Seller's financial statements that would have a adverse effect on its ability to perform its obligations under this Agreement.
The Seller has completed any forms requested by the Purchaser in a timely manner and in accordance with the provided instructions;

          (m) No Brokers. The Seller has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

                                      -22-

          (n) Sale Treatment. The Seller has been advised by its independent certified public accountants that under generally accepted accounting principles the transfer of the Mortgage Loans may be treated as a sale on the books and records of the Seller and the Seller has determined that the disposition of the
Mortgage Loans pursuant to this Agreement will be afforded sale treatment for tax and accounting purposes;

          (o) Reasonable Purchase Price. The consideration received by the
Seller upon the sale of the Mortgage Loans under this Agreement constitutes fair consideration and reasonably equivalent value for the Mortgage Loans;

          (p) Owner of Record. The Seller is the owner of record of each
Mortgage and the indebtedness evidenced by each Mortgage Note, and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage
Files with respect thereto in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan;

          (q) Seller's Origination. The Seller's decision to originate any mortgage loan or to deny any mortgage loan application is an independent decision based upon Seller's underwriting guidelines, and is in no way made as a result of Purchaser's decision to purchase, or not to purchase, or the price
Purchaser may offer to pay for, any such mortgage loan, if originated; and

          (r) Compliance with Anti-Money Laundering Laws. The Seller has complied with all applicable anti-money laundering laws, regulations and executive orders, including without limitation the USA Patriot Act of 2001
(collectively, the "Anti-Money Laundering Laws"); the Seller has established an anti-money laundering compliance program as required by the Anti-Money
Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering
Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws;

          (s) Delivery to the Custodian. The Mortgage Note, the Mortgage, the
Assignment of Mortgage and any other documents required to be delivered with respect to each Mortgage Loan pursuant to the Custodial Agreement shall be delivered to the Custodian all in compliance with the specific requirements of the Custodial Agreement. With respect to each Mortgage Loan, the Seller will be in possession of a complete Mortgage File in compliance with Exhibit A hereto, except for such documents as will be delivered to the Custodian; and

          (a) Credit Reporting. The Seller, for so long as it is the Interim
Servicer for each Mortgage Loan, will fully furnish, in accordance with the Fair
Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to
Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis.

                                      -23-

          Subsection 9.02 Representations and Warranties Regarding Individual
Mortgage Loans. The Seller hereby represents and warrants to the Purchaser that, as to each Mortgage Loan, as of the related Closing Date for such Mortgage Loan:

          (a) Mortgage Loans as Described. The information set forth in the
Mortgage Loan Schedule is complete, true and correct;

          (b) Payments Current. All payments required to be made up to the
Closing Date under the terms of the Mortgage Note have been made and credited.
As of the Closing Date, no payment required under the Mortgage Loan is thirty
(30) days or more delinquent nor has any payment under the Mortgage Loan been thirty (30) days or more delinquent at any time since the origination of the
Mortgage Loan. The first Monthly Payment after the Cut-off Date shall be made with respect to the Mortgage Loan on its Due Date or within the grace period, all in accordance with the terms of the related Mortgage Note;

          (c) No Outstanding Charges. There are no defaults in complying with the terms of the Mortgage securing the Mortgage Loan, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. Except for (A) payments in the nature of escrow payments and (B) interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier to the day which precedes by one month the Due Date of the first installment of principal and interest, including, without limitation, taxes and insurance payments, the Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan;

          (d) Original Terms Unmodified. The terms of the Mortgage Note and
Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the Mortgage Loan
Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the Mortgage Loan Schedule, if applicable. No
Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the Mortgage Loan
Schedule;

          (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage
Note or the Mortgage, or the exercise of any right thereunder, render either the
Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation

                                      -24-

the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at, or subsequent to, the time the Mortgage Loan was originated;

          (f) Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae Guides or by
Freddie Mac, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement attached hereto as Exhibit B. If required by the
National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in effect, which policy conforms to
Fannie Mae and Freddie Mac, as well as all additional requirements set forth in
Section 2.10 of the Interim Servicing Agreement attached hereto as Exhibit B.
All individual insurance policies contain a standard mortgagee clause naming the
Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid and such policies may not be reduced, terminated or cancelled without thirty (30) days' prior written notice to the mortgagee. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the
Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement. The Seller has not engaged in, and has no knowledge of the Mortgagor's or any servicer's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of such policy, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

          (g) Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, predatory and abusive lending, equal credit opportunity and disclosure laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to prepayment penalties, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements. This representation is a
Deemed Material Breach Representation;

          (h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged
Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been

                                      -25-

executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the
Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor;

          (i) Location and Type of Mortgaged Property. The Mortgaged Property is
a fee simple property located in the state identified in the Mortgage Loan
Schedule except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the Mortgaged Property may be a leasehold estate and consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a low-rise condominium project, or an individual unit in a planned unit development and that no residence or dwelling is a mobile home, provided, however, that any condominium unit or planned unit development shall not fall within any of the "Ineligible Projects" of part XII, Section 102 of the Fannie Mae Selling Guide and shall conform with the Underwriting
Guidelines. In the case of any Mortgaged Properties that are manufactured homes
(a "Manufactured Home Mortgage Loans"), (A) (i) such Manufactured Home Mortgage
Loan conforms with the applicable Fannie Mae or Freddie Mac requirements regarding mortgage loans related to manufactured dwellings, (ii) the related manufactured dwelling is permanently affixed to the land, (iii) the related manufactured dwelling and the related land are subject to a Mortgage properly filed in the appropriate public recording office and naming Seller as mortgagee,
(iv) the applicable laws of the jurisdiction in which the related Mortgaged
Property is located will deem the manufactured dwelling located on such
Mortgaged Property to be a part of the real property on which such dwelling is located, (v) such Manufactured Home Mortgage Loan is (x) a qualified mortgage under Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended and
(y) secured by manufactured housing treated as a single family residence under
Section 25(e)(10) of the Code (i.e., such manufactured home has a minimum of 400 square feet of living space, a minimum width in excess of 102 inches and which is of a kind customarily used at a fixed location) and (vi) as of the origination date of the related Mortgage Loan, the related Mortgagor occupied the related manufactured home as its primary residence. As of the date of origination, no portion of the Mortgaged Property was used for commercial purposes, and since the date of origination, no portion of the Mortgaged
Property has been used for commercial purposes; provided, that Mortgaged
Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes.
This representation is a Deemed Material Breach Representation;

          (j) Valid First and Second Lien. Each Mortgage is a valid and subsisting first lien, with respect to First Lien Loans, or second lien, with respect to Second Lien Loans, of record on a single parcel of real estate constituting the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time, subject in all cases to the exceptions to title set forth in the title insurance policy with respect to the related Mortgage Loan, which exceptions are generally acceptable to prudent mortgage lending companies, and such other exceptions to which similar properties are commonly subject and which do not

                                      -26-

individually, or in the aggregate, materially and adversely affect the benefits of the security intended to be provided by such Mortgage. In no event shall any
Mortgage Loan be in a lien position more junior than a second lien. The lien of the Mortgage is subject only to:

                    (1) with respect to Second Lien Loans, the lien of the first mortgage on the Mortgaged Property;

                    (2) the lien of current real property taxes and assessments not yet due and payable;

                    (3) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (a)
          specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

                    (4) other matters to which like properties are commonly
          subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected (A) first lien and first priority security interest with respect to each First Lien Loan, or (B) second lien and second priority security interest with respect to each Second Lien Loan, in either case, on the property described therein and Seller has full right to sell and assign the same to Purchaser. The Mortgaged Property was not, as of the date of origination of the Mortgage Loan, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the Mortgage;

          (k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage
and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions therein relating to prepayment penalties). All parties to the Mortgage Note, the
Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any other related agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a
Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer,

                                      -27-

or any other party involved in the origination or servicing of the Mortgage
Loan. The Seller has reviewed all of the documents constituting the Servicing
File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

          (l) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the
Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

          (m) Ownership. The Seller is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the
Mortgage Files or any part thereof with respect thereto not delivered to the
Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. The
Mortgage Loan is not assigned or pledged, and the Seller has good, indefeasible and marketable title thereto, and has full right to transfer and sell the
Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The
Seller intends to relinquish all rights to possess, control and monitor the
Mortgage Loan. After the Closing Date, the Seller will have no right to modify or alter the terms of the sale of the Mortgage Loan and the Seller will have no obligation or right to repurchase the Mortgage Loan or substitute another
Mortgage Loan, except as provided in this Agreement;

          (n) Doing Business. All parties which have had any interest in the
Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state, or
(iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

          (o) CLTV, LTV; FICO Score. No Mortgage Loan that is a Second Lien Loan has a CLTV in excess of 100%. No Mortgage Loan has an LTV greater than 100%. At origination of the Mortgage Loan, the Mortgagor did not have a FICO score of less than 500;

          (p) Title Insurance. The Mortgage Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller, its successors and assigns, as to the first priority lien
(with respect to First Lien Loans) or second priority lien (with respect to
Second Lien Loans) of

                                      -28-

the Mortgage in the original principal amount of the Mortgage Loan, subject only to the exceptions contained in clauses (1) and (2) of paragraph (j) of this
Subsection 9.02, and in the case of Adjustable Rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest
Rate and Monthly Payment. Where required by state law or regulation, the
Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. The
Seller, its successor and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related
Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

          (q) No Defaults. There is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration. With respect to each
Second Lien Loan, (i) the prior mortgage is in full force and effect, (ii) there is no default, breach, violation or event of acceleration existing under such prior mortgage or the related mortgage note, (iii) there is no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder, and either (A) the prior mortgage contains a provision which allows or (B) applicable law requires, the mortgagee under the Second Lien Loan to receive notice of, and affords such mortgagee an opportunity to cure any default by payment in full or otherwise under the prior mortgage;

          (r) No Mechanics' Liens. There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

          (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay
wholly within the boundaries and building restriction lines of the Mortgaged
Property, and no improvements on adjoining properties encroach upon the
Mortgaged Property. The Mortgaged Property and all improvements located on or being part of the Mortgaged Property are in compliance with all applicable zoning and building laws, ordinances and regulations;

                                      -29-

          (t) Origination; Payment Terms. The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to
Sections 203 and 211 of the Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No Mortgage Loan contains terms or provisions which would result in negative amortization. Principal payments on the Mortgage
Loan commenced no more than sixty days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate as well as, with respect to
Adjustable Rate Mortgage Loans, the Lifetime Rate Cap, the Periodic Rate Floor
and the Periodic Rate Cap are as set forth on Exhibit B to each related
Assignment and Conveyance Agreement. The Mortgage Interest Rate is adjusted, with respect to Adjustable Rate Mortgage Loans, on each Interest Rate Adjustment
Date to equal the Index plus the Gross Margin (rounded up or down to the nearest
0.125%), subject to the Periodic Rate Cap. The Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the
Mortgage Loan fully by the stated maturity date (unless the Mortgage Loan is identified on the Mortgage Loan Schedule as a Balloon Mortgage Loan), over an original term of not more than thirty years from commencement of amortization.
Unless otherwise specified on the description of pool characteristics for the applicable Mortgage Loan Package delivered pursuant to Section 11 on the related
Closing Date in the form attached as Exhibit B to each related Assignment and
Conveyance Agreement, the Mortgage Loan is payable on the first day of each month. There are no Convertible Mortgage Loans which contain a provision allowing the Mortgagor to convert the Mortgage Note from an adjustable interest rate Mortgage Note to a fixed interest rate Mortgage Note. The Due Date of the first payment under the Mortgage Note is no more than 60 days from the date of the Mortgage Note;

          (u) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a
Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the
Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

          (v) Conformance with Agency and Underwriting Guidelines. The Mortgage
Loan was underwritten in accordance with the Underwriting Guidelines (a copy of which is attached to the related Assignment and Conveyance Agreement as Exhibit
C). The Mortgage Note and Mortgage are on forms acceptable to Freddie Mac or
Fannie Mae and no

                                      -30-

representations have been made to a Mortgagor that are inconsistent with the mortgage instruments used;

          (w) Occupancy of the Mortgaged Property. As of the Closing Date the
Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. The Seller has not received notification from any
Governmental Authority that the Mortgaged Property is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be. The Seller has not received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate. The Mortgagor represented at the time of origination of the
Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the
Mortgagor's primary residence;

          (x) No Additional Collateral. The Mortgage Note is not and has not
been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (j) above;

          (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the
Mortgage (or in the case of a substitution of trustee, is named in a properly recorded substitution of trustee), and no fees or expenses are or will become payable by the Purchaser, the Custodian or the Interim Servicer to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

          (z) Acceptable Investment. There are no circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor, the
Mortgage File or the Mortgagor's credit standing that can reasonably be expected to cause private institutional investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan, or cause the
Mortgage Loan to prepay during any period materially faster or slower than the mortgage loans originated by the Seller generally. No Mortgaged Property is located in a state, city, county or other local jurisdiction which the Purchaser has determined in its sole good faith discretion would cause the related
Mortgage Loan to be ineligible for whole loan sale or securitization in a transaction consistent with the prevailing sale and securitization industry
(including, without limitation, the practice of the rating agencies) with respect to substantially similar mortgage loans;

          (aa) Delivery of Mortgage Documents. The Mortgage Note, the Mortgage,
the Assignment of Mortgage and any other documents required to be delivered under this Agreement for each Mortgage Loan have been delivered to the
Custodian. The Seller is in possession of a complete, true and accurate Mortgage
File in compliance with Exhibit A hereto, except for such documents the originals of which have been delivered to the Custodian, and the Seller has retained copies thereof;

                                      -31-

          (bb) Condominiums/Planned Unit Developments. If the Mortgaged Property
is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project is underwritten in accordance with the Underwriting Guidelines;

          (cc) Transfer of Mortgage Loans. Except with respect to MERS
Designated Mortgage Loans, the Assignment of Mortgage with respect to each
Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

          (dd) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the
Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the
Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder;

          (ee) No Balloon Mortgage Loans. The Mortgage Loan is not a Balloon
Mortgage Loan unless specifically listed on the Mortgage Loan Schedule;

          (ff) No Buydown Provisions; No Graduated Payments or Contingent
Interests. The Mortgage Loan does not contain provisions pursuant to which
Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the
Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The
Mortgage Loan is not a graduated payment mortgage loan, and the Mortgage Loan does not have a shared appreciation or other contingent interest feature. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and the Seller has not
financed nor does it own directly or indirectly, any equity of any form in the
Mortgaged Property or the Mortgagor;

          (gg) Consolidation of Future Advances. Any future advances made to the
Mortgagor prior to the applicable Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term.
The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first or second, as applicable, lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence acceptable to Fannie Mae and
Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

          (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. There
is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the
Mortgage Loan or the use for which the premises were intended and each Mortgaged
Property is in good repair. There have not been any condemnation proceedings

                                      -32-

with respect to the Mortgaged Property and the Seller has no knowledge of any such proceedings in the future;

          (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments.
The origination, servicing and collection practices with respect to the Mortgage
Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper.
With respect to escrow deposits and Escrow Payments (other than with respect to
Second Lien Loans for which the mortgagee under the prior mortgage lien is collecting Escrow Payments), all such payments are in the possession of Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. Each Mortgage Loan is covered by a paid in full, life of loan, tax service contract that has been assigned without penalty, premium or cost to the Purchaser. All Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage or the Mortgage Note.
All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the
Mortgage Note, another index was selected for determining the Mortgage Interest
Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. Any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage
Interest Rate and the Monthly Payment adjustments have been delivered. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

          (jj) Mortgage Loan Attributes: The Mortgage Loan has the
characteristics set forth on Exhibit B to the related Assignment and Conveyance
Agreement;

          (kk) Other Insurance Policies; No Defense to Coverage. No action, inaction or event has occurred and no state of facts exists or has existed on or prior to the Closing Date that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable primary mortgage insurance policy, hazard insurance policy or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured), irrespective of the cause of such failure of coverage. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or by any officer, director, or employee of the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

                                      -33-

          (ll) No Violation of Environmental Laws. The Mortgaged Property is
free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation.
There is no pending action or proceeding directly involving the Mortgaged
Property in which compliance with any environmental law, rule or regulation is an issue; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

          (mm) Servicemembers' Civil Relief Act. The Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers' Civil Relief Act of 1940, as amended, or any similar state statute;

          (nn) Appraisal. The Seller has delivered to the Purchaser an appraisal of the Mortgaged Property signed prior to the approval of the Mortgage application by an appraiser qualified under Fannie Mae and Freddie Mac guidelines who (i) is licensed in the state where the Mortgaged Property is located, (ii) has no interest, direct or indirect, in the Mortgaged Property or in any Loan or the security therefor, and (iii) does not receive compensation that is affected by the approval or disapproval of the Mortgage Loan. The appraisal shall have been made within one hundred and eighty (180) days of the origination of the Mortgage Loan and shall be completed in compliance with the
Uniform Standards of Professional Appraisal Practice, and all applicable Federal and state laws and regulations. If the appraisal was made more than one hundred and twenty (120) days before the origination of the Mortgage Loan, the Seller shall have received and delivered to the Purchaser a recertification of the appraisal;

          (oo) Disclosure Materials. The Mortgagor has, to the extent required by applicable law, executed a statement to the effect that the Mortgagor has, received all disclosure materials required by applicable law and the Seller has complied with all applicable law with respect to the making of the Mortgage
Loans. The Seller shall cause the Interim Servicer to maintain such statement in the Mortgage File;

          (pp) Construction or Rehabilitation of Mortgaged Property. The
Mortgage Loan was not made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged
Property;

          (qq) No Defense to Insurance Coverage. No action has been taken or failed to be taken, no event has occurred and no state of facts exists or has existed on or prior to the Closing Date (whether or not known to the Seller on or prior to such date) which has resulted or will result in an exclusion from, denial of, or defense to coverage under any primary mortgage insurance
(including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Seller, the related Mortgagor or any party involved in the application for such coverage, including the appraisal, plans and specifications and other exhibits or documents submitted therewith to the insurer under such insurance policy, or for any other reason under such coverage, but not including the failure of such insurer to pay by reason of such insurer's breach of such insurance policy or such insurer's financial inability to pay. In connection with the placement of any such insurance, no commission, fee, or other compensation

                                      -34-

has been or will be received by the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

          (rr) Qualified Mortgage. The Mortgage Loan is a qualified mortgage under Section 860G(a)(3) of the Code;

          (ss) Credit Information. As to each consumer report (as defined in the
Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Seller to the Purchaser, that Seller has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded by the terms of the Mortgage Loan Documents from furnishing the same to any subsequent or prospective purchaser of such Mortgage. The Seller shall hold the Purchaser harmless from any and all damages, losses, costs and expenses (including attorney's fees) arising from disclosure of credit information in connection with the Purchaser's secondary marketing operations and the purchase and sale of mortgages. The Seller has in its capacity as servicer, for each Mortgage Loan, fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union
Credit Information Company (three of the credit repositories), on a monthly basis. This representation is a Deemed Material Breach Representation;

          (tt) Leaseholds. If the Mortgage Loan is secured by a long-term residential lease, (1) the lessor under the lease holds a fee simple interest in the land; (2) the terms of such lease expressly permit the mortgaging of the leasehold estate, the assignment of the lease without the lessor's consent and the acquisition by the holder of the Mortgage of the rights of the lessee upon foreclosure or assignment in lieu of foreclosure or provide the holder of the
Mortgage with substantially similar protections; (3) the terms of such lease do not (a) allow the termination thereof upon the lessee's default without the holder of the Mortgage being entitled to receive written notice of, and opportunity to cure, such default, (b) allow the termination of the lease in the event of damage or destruction as long as the Mortgage is in existence, (c)
prohibit the holder of the Mortgage from being insured (or receiving proceeds of insurance) under the hazard insurance policy or policies relating to the
Mortgaged Property or (d) permit any increase in rent other than pre-established increases set forth in the lease; (4) the original term of such lease is not less than 15 years; (5) the term of such lease does not terminate earlier than five years after the maturity date of the Mortgage Note; and (6) the Mortgaged
Property is located in a jurisdiction in which the use of leasehold estates in transferring ownership in residential properties is a widely accepted practice;

          (uu) Prepayment Penalty. The Mortgage Loan is subject to a prepayment penalty as provided in the related Mortgage Note except as set forth on Exhibit
B to each related Assignment and Conveyance Agreement. With respect to each
Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable and will be enforced by the Seller for the benefit of the
Purchaser, and each prepayment penalty is permitted pursuant to federal, state and local law. Each such prepayment penalty is in an amount equal to the maximum amount permitted under applicable law and no such prepayment penalty may be imposed for a term in excess of five (5) years with respect to Mortgage Loans originated prior to

                                      -35-

October, 1, 2002. With respect to Mortgage Loans originated on or after October
1, 2002, the duration of the prepayment period shall not exceed three (3)
years from the date of the Mortgage Note unless the Mortgage Loan was modified to reduce the prepayment period to no more than three (3) years from the date of such Mortgage Note and the Mortgagor was notified in writing of such reduction in prepayment period. With respect to any Mortgage Loan that contains a provision permitting imposition of a premium upon a prepayment prior to maturity: (i) prior to the Mortgage Loan's origination, the Mortgagor agreed to such premium in exchange for a monetary benefit, including but not limited to a rate or fee reduction, (ii) prior to the Mortgage Loan's origination, the
Mortgagor was offered the option of obtaining a mortgage loan that did not require payment of such a premium and (iii) the prepayment premium is disclosed to the Mortgagor in the loan documents pursuant to applicable state, local and federal law. This representation is a Deemed Material Breach Representation;

          (vv) Assumability. With respect to each Adjustable Rate Mortgage Loan, the Mortgage Loan Documents provide that after the related first Interest Rate
Adjustment Date, a related Mortgage Loan may only be assumed if the party assuming such Mortgage Loan meets certain credit requirements stated in the
Mortgage Loan Documents;

          (ww) Conversion to Fixed Interest Rate. With respect to Adjustable
Rate Mortgage Loans, the Mortgage Loan is not a Convertible Mortgage Loan;

          (xx) Escrow Analysis. With respect to each Mortgage, the Seller has within the last twelve (12) months (unless such Mortgage was originated within such twelve month period) analyzed the required Escrow Payments for each
Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the
Mortgagor, in accordance with RESPA and any other applicable law;

          (yy) Predatory Lending Regulations. No Mortgage Loan is a High Cost
Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after
October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending
Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law. The Mortgaged Property is not located in a jurisdiction where a breach of this representation with respect to the related Mortgage Loan may result in additional assignee liability to the Purchaser, as determined by Purchaser in its reasonable discretion. This representation is a Deemed Material Breach
Representation;

          (zz) Single-Premium Credit Life Insurance Policy. No Mortgagor was
required to purchase any single premium credit insurance policy (e.g., life, mortgage, disability, property, accident, unemployment or health insurance product) or debt cancellation agreement as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single-premium credit insurance policy (e.g., life, mortgage, disability, property, accident, unemployment, mortgage or health insurance) in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies or debt cancellation agreements as part of the origination of, or as a condition to closing, such Mortgage Loan. This representation is a Deemed Material Breach Representation;

                                      -36-

          (aaa) Regarding the Mortgagor. The Mortgagor is one or more natural persons and/or trustees for an Illinois land trust or a trustee under a "living trust" and such "living trust" is in compliance with Fannie Mae guidelines for such trusts;

          (bbb) Insurance. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser;

          (ccc) Simple Interest Mortgage Loans. The Mortgage Loan is not a
simple interest Mortgage Loan;

          (ddd) Flood Certification Contract. The Mortgage Loan is covered by a paid in full, life of loan, transferable flood certification contract that has been assigned without penalty, cost or premium to the Purchaser;

          (eee) Consent. Either (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File;

          (fff) Origination Date. The date of origination of the Mortgage Loan shall be no earlier than three (3) months prior to the date such Mortgage Loan is first purchased by the Purchaser;

          (ggg) No Exception. The Custodian has not noted any material exceptions on an Exception Report (as defined in the Custodial Agreement) with respect to the Mortgage Loan which would materially adversely affect the
Mortgage Loan or the Purchaser's ownership of the Mortgage Loan, unless consented to by the Purchaser;

          (hhh) Mortgage Submitted for Recordation. The Mortgage either has been or will promptly be submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located;

          (iii) Endorsements. The Mortgage Note has been endorsed by Seller for its own account and not as a fiduciary, trustee, trustor or beneficiary under a trust agreement;

          (jjj) Accuracy of Information. All information provided to the
Purchaser by the Seller with respect to the Mortgage Loan is accurate in all material respects;

          (kkk) Mortgagor Bankruptcy. On or prior to the date sixty (60) days after the related Closing Date, the Mortgagor has not filed or will not file a bankruptcy petition or has not become the subject or will not become the subject of involuntary bankruptcy proceedings or has not consented to or will not consent to the filing of a bankruptcy proceeding against it or to a receiver being appointed in respect of the related Mortgaged Property;

          (lll) No Construction Loans. No Mortgage Loan was made in connection with (a) facilitating the trade-in or exchange of a Mortgaged Property or (b)
the construction or

                                      -37-

rehabilitation of a Mortgaged Property, unless the Mortgage Loan is a construction-to-permanent mortgage loan listed on the Mortgage Loan Schedule which has been fully disbursed, all construction work is complete and a completion certificate has been issued;

          (mmm) No Equity Participation. No document relating to the Mortgage
Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the
Mortgaged Property or the Mortgagor and Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the
Mortgagor;

          (nnn) Proceeds of Mortgage Loan. The proceeds of the Mortgage Loan have not been and shall not be used to satisfy, in whole or in part, any debt owed or owing by the Mortgagor to Seller or any Affiliate or correspondent thereof unless such debt was originated more than 24 months prior to the origination of such Mortgage Loan;

          (ooo) No Arbitration. No Mortgagor with respect to any Mortgage Loan originated on or after August 1, 2004 agreed to submit to arbitration to resolve any dispute arising out of or relating in any way to the mortgage loan transaction. This representation is a Deemed Material Breach Representation;

          (ppp) Origination Practices/No Steering. No Mortgagor was encouraged or required to select a Mortgage Loan product offered by the Mortgage Loan's originator which is a higher cost product designed for less creditworthy borrowers, unless at the time of the Mortgage Loan's origination, such Mortgagor did not qualify taking into account credit history and debt-to-income ratios for a lower-cost credit product then offered by the Mortgage Loan's originator or any affiliate of the Mortgage Loan's originator. If, at the time of loan application, the Mortgagor may have qualified for a lower-cost credit product then offered by any mortgage lending affiliate of the Mortgage Loan's originator, the Mortgage Loan's originator referred the Mortgagor's application to such affiliate for underwriting consideration. This representation is a
Deemed Material Breach Representation;

          (qqq) Underwriting Methodology. The methodology used in underwriting the extension of credit for each Mortgage Loan employs, in part, objective mathematical principles which relate the Mortgagor's income, assets and liabilities to the proposed payment and such underwriting methodology does not rely on the extent of the Mortgagor's equity in the collateral as the principal determining factor in approving such credit extension. Such underwriting methodology confirmed that at the time of origination (application/approval) the
Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan.
This representation is a Deemed Material Breach Representation;

          (rrr) Points and Fees. No Mortgagor was charged "points and fees"
(whether or not financed) in an amount greater than (i) $1,000 or (ii) 5% of the principal amount of such Mortgage Loan, whichever is greater. For purposes of this representation, "points and fees" (x) include origination, underwriting, broker and finder fees and charges paid to the mortgage or a third party, and
(y) exclude bona fide discount points, fees paid for actual services rendered in connection with the origination of the Mortgage Loan (such attorneys' fees, notaries fees and

                                      -38-

fees paid for property appraisals, credit reports, surveys, title examinations and extracts, flood and tax certifications and home inspections), the costs of mortgage insurance or credit-risk price adjustments, the costs of title, hazard and flood insurance policies, state and local transfer taxes or fees, escrow deposits for the future payment of taxes and insurance premiums, and other miscellaneous fees and charges that, in total, do not exceed 0.25% of the principal amount of such Mortgage Loan. This representation is a Deemed Material
Breach Representation;

          (sss) Fees Charges. All fees and charges (including finance charges)
and whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan has been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. This representation is a Deemed Material Breach
Representation; and

          (ttt) Second Lien Mortgage Loans. With respect to each Second Lien
Loan: (1) the related First Lien Loan does not permit negative amortization; (2)
where required or customary in the jurisdiction in which the Mortgaged Property is located, the original lender has filed for record a request for notice of any action by the related senior lienholder, and the Seller has notified such second lienholder in writing of the existence of the Second Lien Loan and requested notification of any action to be taken against the Mortgagor by such senior lienholder; either (a) no consent for the Second Lien Loan is required by the holder of the related First Lien Loan or (b) such consent has been obtained and is contained in the related Mortgage File; (3) to the best of Seller's knowledge, the related First Lien Loan is in full force and effect, and there is no default, lien, breach, violation or event which would permit acceleration existing under such First Lien Loan or Mortgage Note, and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration under such First Lien Loan; (4) the related first lien
Mortgage contains a provision which provide for giving notice of default or breach to the mortgagee under the Mortgage Loan and allows such mortgagee to cure any default under the related first lien Mortgage; and (5) the related
Mortgaged Property was the Mortgagor's principal residence at the time of the origination of the such Second Lien Loan. This representation is a Deemed
Material Breach Representation.

          Subsection 9.03 Remedies for Breach of Representations and Warranties.
It is understood and agreed that the representations and warranties set forth in
Subsections 9.01 and 9.02 shall survive the sale of the Mortgage Loans to the
Purchaser and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of
Mortgage or the examination or failure to examine any Mortgage File. Upon discovery by either the Seller or the Purchaser of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other.

          Within 60 days of the earlier of either discovery by or notice to the
Seller of any breach of a representation or warranty which materially and adversely affects the value of the Mortgage Loans or the interest of the
Purchaser therein (or which materially and adversely affects the value of the applicable Mortgage Loan or the interest of the Purchaser therein in the case of a representation and warranty relating to a particular Mortgage Loan), the
Seller shall use its best efforts promptly to cure such breach in all material respects and, if such breach cannot be cured, the Seller shall, at the
Purchaser's option, repurchase such Mortgage Loan at the

                                      -39-

Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase. Notwithstanding the above sentence, (i) within sixty
(60) days of the earlier of either discovery by, or notice to, the Seller of any breach of the representation and warranty set forth in clause (rr) of Subsection
9.02, the Seller shall repurchase such Mortgage Loan at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase and (ii) any breach of a Deemed Material Breach Representation shall automatically be deemed to materially and adversely affect the value of the
Mortgage Loan and the interest of the Purchaser therein. In the event that a breach shall involve any representation or warranty set forth in Subsection
9.01, and (except as provided in the preceding sentence with respect to certain breaches for which no cure is permitted) such breach cannot be cured within sixty (60) days of the earlier of either discovery by or notice to the Seller of such breach, all of the Mortgage Loans shall, at the Purchaser's option, be repurchased by the Seller at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase. However, if the breach shall involve a representation or warranty set forth in Subsection 9.02 (other than the representations and warranties set forth in clause (rr) of such
Subsection or any Deemed Material Breach Representation) and the Seller
discovers or receives notice of any such breach within one hundred twenty (120)
days of the related Closing Date, the Seller shall, at the Purchaser's option and provided that the Seller has a Qualified Substitute Mortgage Loan, rather than repurchase the Mortgage Loan as provided above, remove such Mortgage Loan
(a "Deleted Mortgage Loan") and substitute in its place a Qualified Substitute
Mortgage Loan or Loans, provided that any such substitution shall be effected not later than one hundred twenty (120) days after the related Closing Date. If the Seller has no Qualified Substitute Mortgage Loan, it shall repurchase the deficient Mortgage Loan. Any repurchase of a Mortgage Loan or Loans pursuant to the foregoing provisions of this Subsection 9.03 shall be accomplished by either
(a) if the Interim Servicing Agreement has been entered into and is in effect, deposit in the Custodial Account of the amount of the Repurchase Price for distribution to the Purchaser on the next scheduled Remittance Date, after deducting therefrom any amount received in respect of such repurchased Mortgage
Loan or Loans and being held in the Custodial Account for future distribution or
(b) if the Interim Servicing Agreement has not been entered into or is no longer in effect, by direct remittance of the Repurchase Price to the Purchaser or its designee in accordance with the Purchaser's instructions.

          At the time of repurchase or substitution, the Purchaser and the
Seller shall arrange for the reassignment of the Deleted Mortgage Loan to the
Seller and the delivery to the Seller of any documents held by the Custodian relating to the Deleted Mortgage Loan. In the event of a repurchase or substitution, the Seller shall, simultaneously with such reassignment, give written notice to the Purchaser that such repurchase or substitution has taken place, amend the Mortgage Loan Schedule to reflect the withdrawal of the Deleted
Mortgage Loan from this Agreement, and, in the case of substitution, identify a
Qualified Substitute Mortgage Loan and amend the Mortgage Loan Schedule to reflect the addition of such Qualified Substitute Mortgage Loan to this
Agreement. In connection with any such substitution, the Seller shall be deemed to have made as to such Qualified Substitute Mortgage Loan the representations and warranties set forth in this Agreement except that all such representations and warranties set forth in this Agreement shall be deemed made as of the date of such substitution. The Seller shall effect such substitution by delivering to the Custodian or to such other party as the Purchaser may designate in writing for such Qualified Substitute Mortgage Loan the documents required by Subsection
6.03, with the Mortgage Note endorsed as required by Subsection 6.03. No

                                      -40-

substitution will be made in any calendar month after the Determination Date for such month. The Seller shall cause the Interim Servicer to remit directly to the
Purchaser, or its designee in accordance with the Purchaser's instructions the
Monthly Payment less the Servicing Fee due, if any, on such Qualified Substitute
Mortgage Loan or Loans in the month following the date of such substitution.
Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution shall be retained by the Seller. For the month of substitution, distributions to the Purchaser shall include the Monthly Payment due on any Deleted Mortgage Loan in the month of substitution, and the Seller shall thereafter be entitled to retain all amounts subsequently received by the
Seller in respect of such Deleted Mortgage Loan.

          For any month in which the Seller substitutes a Qualified Substitute
Mortgage Loan for a Deleted Mortgage Loan, the Seller shall determine the amount
(if any) by which the aggregate principal balance of all Qualified Substitute
Mortgage Loans as of the date of substitution is less than the aggregate Stated
Principal Balance of all Deleted Mortgage Loans (after application of scheduled principal payments due in the month of substitution). The amount of such shortfall shall be distributed by the Seller directly to the Purchaser or its designee in accordance with the Purchaser's instructions within two (2) Business
Days of such substitution.

          In addition to such repurchase or substitution obligation, the Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents and hold such parties harmless against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of any representation or warranty contained in this Agreement or any
Reconstitution Agreement. It is understood and agreed that the obligations of the Seller set forth in this Subsection 9.03 to cure, substitute for or repurchase a defective Mortgage Loan and to indemnify the Purchaser and
Successor Servicer as provided in this Subsection 9.03 and Subsection 14.01 constitute the sole remedies of the Purchaser and Successor Servicer respecting a breach of the foregoing representations and warranties. For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the
Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

          Any cause of action against the Seller relating to or arising out of the breach of any representations and warranties made in Subsections 9.01 and
9.02 shall accrue as to any Mortgage Loan upon (i) discovery of such breach by the Purchaser or notice thereof by the Seller to the Purchaser, (ii) failure by the Seller to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Seller by the Purchaser for compliance with this Agreement.

          Subsection 9.04 Repurchase of Mortgage Loans That Prepay in Full. If
any Mortgage Loan is prepaid within one hundred and eighty (180) days from and after the related Closing Date, the Seller shall pay to the Purchaser, within three (3) business days of such prepayment in full, an amount equal to the
Premium Percentage multiplied by the outstanding principal balance of such
Mortgage Loan as of the date of such prepayment in full.

                                      -41-

          Subsection 9.05 Repurchase of Mortgage Loans with First Payment
Defaults.

          (a) If the related Mortgagor is delinquent with respect to the
Mortgage Loan's first Monthly Payment after origination of such Mortgage Loan, the Seller, at the Purchaser's option exercised in its sole discretion, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the percentage of par as stated in the related Purchase Price and Terms Agreement
(subject to adjustment as provided therein) multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such Mortgage Loan.

          (b) If the related Mortgagor is delinquent with respect to the
Mortgage Loan's Monthly Payment due in the month in which the related Closing
Date occurs or the Monthly Payment due in the first two calendar months following the month in which the related Closing Date occurs, in each case on its due date or within the grace period, all in accordance with the terms of the related Mortgage Note, the Seller, at the Purchaser's option exercised in its sole discretion, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the percentage of par as stated in the related Purchase Price and
Terms Agreement (subject to adjustment as provided therein) multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such
Mortgage Loan.

          Subsection 9.06 Purchaser's Right to Review. From the related Closing
Date until ninety (90) days after such Closing Date, the Purchaser shall have the right to review each Mortgage File and Credit File, to conduct property inspections, obtain appraisal recertifications, drive-by appraisals, brokers price opinions and otherwise to underwrite the Mortgage Loans and to reject any
Mortgage Loan which in the Purchaser's sole opinion is an unacceptable investment. In the event that the Purchaser so rejects any Mortgage Loan, the
Seller shall, no later than five (5) Business Days following receipt of notice of such rejection, repurchase the rejected Mortgage Loan in the manner prescribed in Subsection 9.03 hereof at the Purchase Price, together with accrued and unpaid interest at the Mortgage Interest Rate through the date of repurchase. Any rejected Mortgage Loan shall be removed from the terms of this
Agreement.

          All rights of the Purchaser under this Subsection 9.06 shall terminate upon the transfer of any Mortgage Loan to any other Purchaser.

          Notwithstanding the foregoing, the fact that the Purchaser or its designee has conducted or failed to conduct the review/due diligence procedures specified above or any other partial or complete examination of the Mortgage
Files or Credit Files shall not impair in any way the Purchaser's or any of its successors' rights to demand repurchase, substitution or any other remedy provided under this Agreement.

                                      -42-

          SECTION 10. Closing. The closing for the purchase and sale of each
Mortgage Loan Package shall take place on the related Closing Date. At the
Purchaser's option, the Closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

          The closing for the Mortgage Loans to be purchased on each Closing
Date shall be subject to each of the following conditions:

          (a) at least two (2) Business Days prior to the related Closing Date, the Seller shall deliver to the Purchaser, in electronic format acceptable to the Purchaser in its sole discretion, a listing on a loan-level basis of the necessary information to compute the Purchase Price of the Mortgage Loans delivered on the Closing Date (including accrued interest), and prepare a
Mortgage Loan Schedule;

          (b) all of the representations and warranties of the Seller under this
Agreement and of the Interim Servicer under the Interim Servicing Agreement
(with respect to each Mortgage Loan for an interim period, as specified therein)
shall be true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement or an Event of Default under the Interim Servicing
Agreement;

          (c) the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all closing documents as specified in Section 11 of this Agreement, in such forms as are agreed upon and acceptable to the
Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

          (d) the Seller shall have delivered and released to the Custodian all documents required pursuant to this Agreement; and

          (e) all other terms and conditions of this Agreement and the related
Purchase Price and Terms Agreement shall have been complied with.

          Subject to the foregoing conditions, the Purchaser shall pay to the
Seller on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 4 of this Agreement, by wire transfer of immediately available funds to the account designated by the Seller.

          SECTION 11. Closing Documents. The Closing Documents for the Mortgage
Loans to be purchased on each Closing Date shall consist of fully executed originals of the following documents:

                    (1) this Agreement (to be executed and delivered only for
          the initial Closing Date);

                    (2) the Interim Servicing Agreement, dated as of the initial
          Cut-off Date, in the form of Exhibit B hereto (to be executed and delivered only for the initial Closing Date);

                                      -43-

                    (3) with respect to the initial Closing Date, the Custodial
          Agreement, dated as of the initial Cut-off Date;

                    (4) the related Mortgage Loan Schedule, segregated by
          Mortgage Loan Package, one copy to be attached hereto, one copy to be attached to the Custodian's counterpart of the Custodial Agreement, and one copy to be attached to the related Assignment and Conveyance as the Mortgage Loan Schedule thereto;

                    (5) a Custodian's Certification, as required under the
          Custodial Agreement, in the form of Exhibit G-1 to the Custodial
          Agreement;

                    (6) with respect to the initial Closing Date, a Custodial
          Account Letter Agreement or a Custodial Account Certification, as
          applicable, as required under the Interim Servicing Agreement;

                    (7) with respect to the initial Closing Date, an Escrow
          Account Letter Agreement or an Escrow Account Certification, as
          applicable, as required under the Interim Servicing Agreement;

                    (8) with respect to the initial Closing Date, an Officer's
          Certificate, in the form of Exhibit C hereto with respect to each of the Seller and the Interim Servicer, including all attachments hereto;
          with respect to subsequent Closing Dates, an Officer's Certificate upon request of the Purchaser;

                    (9) with respect to the initial Closing Date, an Opinion of
          Counsel of each of the Seller and the Interim Servicer (who may be an employee of the Seller or the Interim Servicer, as applicable), in the form of Exhibit D hereto ("Opinion of Counsel of the Seller"); with respect to subsequent Closing Dates, an Opinion of Counsel of the
          Seller upon request of the Purchaser;

                    (10) with respect to the initial Closing Date, an Opinion of
          Counsel of the Custodian (who may be an employee of the Custodian), in the form of an exhibit to the Custodial Agreement;

                    (11) a Security Release Certification, in the form of
          Exhibit E or F, as applicable, hereto executed by any person, as requested by the Purchaser, if any of the Mortgage Loans have at any time been subject to any security interest, pledge or hypothecation for the benefit of such person;

                    (12) a certificate or other evidence of merger or change of name, signed or stamped by the applicable regulatory authority, if any of the Mortgage Loans were acquired by the Seller by merger or acquired or originated by the Seller while conducting business under a name other than its present name, if applicable;

                    (13) with respect to the initial Closing Date, the
          Underwriting Guidelines to be attached to the related Assignment and
          Conveyance as Exhibit C;

                                      -44-

                    (14) Assignment and Conveyance Agreement in the form of
          Exhibit H hereto;

                    (15) Exhibit B to the related Assignment and Conveyance
          Agreement; and

                    (16) a MERS Report reflecting the Purchaser as Investor and no Person as Interim Funder for each MERS Designated Mortgage Loan.

          The Seller shall bear the risk of loss of the closing documents until such time as they are received by the Purchaser or its attorneys.

          SECTION 12. Costs. The Purchaser shall pay any commissions due its salesmen and the legal fees and expenses of its attorneys and custodial fees.
All other costs and expenses incurred in connection with the transfer and delivery of the Mortgage Loans and the Servicing Rights including recording fees, fees for title policy endorsements and continuations, fees for recording
Assignments of Mortgage, and the Seller's attorney's fees, shall be paid by the
Seller.

          SECTION 13. Cooperation of Seller with a Reconstitution. The Seller and the Purchaser agree that with respect to some or all of the Mortgage Loans, after each Closing Date, on one or more dates (each, a "Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a sale (each, a
"Reconstitution") of some or all of the Mortgage Loans then subject to this
Agreement, without recourse, to:

          (a) Fannie Mae under its Cash Purchase Program or MBS Program (Special
Servicing Option) (each, a "Fannie Mae Transfer"); or

          (b) Freddie Mac (the "Freddie Mac Transfer"); or

          (c) one or more third party purchasers in one or more Whole Loan
Transfers; or

          (d) one or more trusts or other entities to be formed as part of one or more Securitization Transactions.

          The Seller agrees to execute in connection with any Agency Transfer, any and all reasonably acceptable pool purchase contracts, and/or agreements among the Purchaser, the Seller, Fannie Mae or Freddie Mac (as the case may be)
and any servicer in connection with a Whole Loan Transfer, a seller's warranties and servicing agreement or a participation and servicing agreement in form and substance reasonably acceptable to the parties, and in connection with a
Securitization Transaction, a pooling and servicing agreement in form and substance reasonably acceptable to the parties or an Assignment and Recognition
Agreement substantially in the form attached hereto as Exhibit J (collectively, the agreements referred to herein are designated, the "Reconstitution
Agreements"), together with an opinion of counsel with respect to such
Reconstitution Agreements.

                                      -45-

          With respect to each Whole Loan Transfer and each Securitization
Transaction entered into by the Purchaser, the Seller agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser; (3) to restate the representations and warranties set forth in this Agreement and the Interim
Servicing Agreement as of the related Reconstitution Date or make the representations and warranties set forth in the related selling/servicing guide of the servicer or issuer, as the case may be, or such representations or warranties as may be required by any Rating Agency or prospective purchaser of the related securities or such Mortgage Loans, in connection with such
Reconstitution. The Seller shall provide to such servicer or issuer, as the case may be, and any other participants or purchasers in such Reconstitution: (i) any and all information and appropriate verification of information which may be reasonably available to the Seller or its affiliates, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request; and (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Seller or the Interim Servicer as are reasonably believed necessary by the Purchaser or any such other participant;
and (iii) to execute, deliver and satisfy all conditions set forth in any indemnity agreement required by the Purchaser or any such participant, including, without limitation, an Indemnification and Contribution Agreement in substantially the form attached hereto as Exhibit K. Moreover, the Seller agrees to cooperate with all reasonable requests made by the Purchaser to effect such
Reconstitution Agreements. The Seller shall indemnify the Purchaser, each affiliate of the Purchaser participating in the Reconstitution and each Person who controls the Purchaser or such affiliate and their respective present and former directors, officers, employees and agents, and hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that each of them may sustain in any way related to any information provided by or on behalf of the Seller regarding the Seller, the Seller's servicing practices or performance, the Mortgage Loans or the Underwriting
Guidelines set forth in any offering document prepared in connection with any
Reconstitution. For purposes of the previous sentence, "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all
Persons who previously were "Purchasers" under this Agreement.

          In the event the Purchaser has elected to have the Interim Servicer or the Seller hold record title to the Mortgages, prior to the Reconstitution Date, the Interim Servicer or the Seller shall prepare an assignment of mortgage in blank or to the prospective purchaser or trustee, as applicable, from the
Interim Servicer or the Seller, as applicable, acceptable to the prospective purchaser or trustee, as applicable, for each Mortgage Loan that is part of the
Reconstitution and shall pay all preparation and recording costs associated therewith. In connection with the Reconstitution, the Interim Servicer shall execute or shall cause the Seller to execute each Assignment of Mortgage (except with respect to each MERS Designated Mortgage Loan), track such Assignments of
Mortgage to ensure they have been recorded and deliver them as required by the prospective purchaser or trustee, as applicable, upon the Interim Servicer's receipt thereof. Additionally, the Interim Servicer shall prepare and execute or shall cause the Seller to execute, at the direction of the Purchaser, any note endorsement in connection with any and all seller/servicer agreements.

                                      -46-

          All Mortgage Loans not sold or transferred pursuant to a
Reconstitution shall remain subject to this Agreement and, if the Interim
Servicing Agreement shall remain in effect with respect to the related Mortgage
Loan Package, shall continue to be serviced in accordance with the terms of this
Agreement and the Interim Servicing Agreement and with respect thereto this
Agreement shall remain in full force and effect.

          SECTION 14. The Seller.

          Subsection 14.01 Additional Indemnification by the Seller; Third Party
Claims.

          (a) The Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents, and hold such parties harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees (including legal fees incurred in connection with the enforcement of the Seller's indemnification obligation under this Section 14.01)
and related costs, judgments, and any other costs, fees and expenses that such parties may sustain in any way related to the failure of the Seller to perform its duties and the Interim Servicer to service the Mortgage Loans in strict compliance with the terms of this Agreement or any Reconstitution Agreement entered into pursuant to Section 13 or any breach of any of Seller's representations, warranties and covenants set forth in this Agreement (provided that such costs shall not include any lost profits). For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the
Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

          (b) Promptly after receipt by an indemnified party under this Section
14.01 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 14.01, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party under this Section 14.01, except to the extent that it has been prejudiced in any material respect, or from any liability which it may have, otherwise than under this Section 14.01. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party or parties shall have reasonably concluded that there may be legal defenses available to it or them and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the

                                      -47-

indemnifying party will not be liable to such indemnified party for expenses incurred by the indemnified party in connection with the defense thereof unless
(i) the indemnified party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with one local counsel, if applicable)), (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party; and except that, if clause (i) or (iii) is applicable, such liability shall be only in respect of the counsel referred to in such clause (i) or (iii).

          Subsection 14.02 Merger or Consolidation of the Seller. The Seller
will keep in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

          Any Person into which the Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the
Seller shall be a party, or any Person succeeding to the business of the Seller, shall be the successor of the Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall have a net worth of at least $30,000,000.

          SECTION 15. Financial Statements. The Seller understands that in connection with the Purchaser's marketing of the Mortgage Loans, the Purchaser shall make available to prospective purchasers audited financial statements of the Seller for the most recently completed three (3) fiscal years respecting which such statements are available, as well as a Consolidated Statement of
Condition of the Seller at the end of the last two (2) fiscal years covered by such Consolidated Statement of Operations. The Seller shall also make available any comparable interim statements to the extent any such statements have been prepared by the Seller (and are available upon request to members or stockholders of the Seller or the public at large). The Seller, if it has not already done so, agrees to furnish promptly to the Purchaser copies of the statements specified above. The Seller shall also make available information on its servicing performance with respect to loans serviced for others, including delinquency ratios.

          The Seller also agrees to allow reasonable access to a knowledgeable financial or accounting officer for the purpose of answering questions asked by any prospective purchaser regarding recent developments affecting the Seller or the financial statements of the Seller.

          SECTION 16. Mandatory Delivery; Grant of Security Interest. The sale and delivery on the related Closing Date of the Mortgage Loans described on the related Mortgage Loan Schedule is mandatory from and after the date of the execution of the related Purchase Price and Terms Agreement, it being specifically understood and agreed that each Mortgage

                                      -48-

Loan is unique and identifiable on the date hereof and that an award of money damages would be insufficient to compensate the Purchaser for the losses and damages incurred by the Purchaser (including damages to prospective purchasers of the Mortgage Loans) in the event of the Seller's failure to deliver (i) each of the related Mortgage Loans or (ii) one or more Qualified Substitute Mortgage
Loans or (iii) one or more Mortgage Loans otherwise acceptable to the Purchaser on or before the related Closing Date. The Seller hereby grants to the Purchaser a lien on and a continuing security interest in each Mortgage Loan and each document and instrument evidencing each such Mortgage Loan to secure the performance by the Seller of its obligations under the related Purchase Price and Terms Agreement, and the Seller agrees that it shall hold such Mortgage
Loans in custody for the Purchaser subject to the Purchaser's (i) right to reject any Mortgage Loan (or Qualified Substitute Mortgage Loan) under the terms of this Agreement and to require another Mortgage Loan (or Qualified Substitute
Mortgage Loan) to be substituted therefor, and (ii) obligation to pay the
Purchase Price for the Mortgage Loans. All rights and remedies of the Purchaser under this Agreement are distinct from, and cumulative with, any other rights or remedies under this Agreement or afforded by law or equity and all such rights and remedies may be exercised concurrently, independently or successively.

          SECTION 17. Notices. All demands, notices and communications hereunder shall be in writing and shall be given via email, facsimile transmission or registered or certified mail to the person at the address set forth below:

          (i)  if to the Seller:

               FlexPoint Funding Corporation
               30 Executive Park, Suite 200
               Irvine, CA 92614
               Attention: Dennis Regan
               Fax: (949) 955-8353
               Email: dregan@flexfunding.net

          (ii) if to the Purchaser:

               IXIS Real Estate Capital Inc.
               9 West 57th Street
               New York, New York 10019
               Attention: Christopher Connelly
               Fax: (212) 891-6288
               Email: c.connelly@ixiscm.com

          with a copy to:

               IXIS Real Estate Capital Inc.
               9 West 57th Street
               New York, New York 10019
               Attention: General Counsel
               Fax: (212) 891-1922
               Email: albert.zakes@ixiscm.com

                                      -49-

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

          SECTION 18. Severability Clause. Any part, provision representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this
Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

          SECTION 19. Counterparts. This Agreement may be executed
simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

          SECTION 20. Governing Law Jurisdiction; Consent to Service of Process.
THIS AGREEMENT SHALL BE DEEMED IN EFFECT WHEN A FULLY EXECUTED COUNTERPART
THEREOF IS RECEIVED BY THE PURCHASER IN THE STATE OF NEW YORK AND SHALL BE
DEEMED TO HAVE BEEN MADE IN THE STATE OF NEW YORK. THIS AGREEMENT SHALL BE
GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO
ITS CHOICE OF LAW RULES AND PRINCIPLES. EACH OF THE PURCHASER AND THE SELLER
IRREVOCABLY (I) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE
STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE
SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING
RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW,
THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH
COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY
SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY
SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS
TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL
ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER.

          SECTION 21. Intention of the Parties. It is the intention of the parties that the Purchaser is purchasing, and the Seller is selling the Mortgage
Loans and not a debt instrument of the Seller or another security. Accordingly, the parties hereto each intend to treat the transaction for Federal income tax purposes as a sale by the Seller, and a purchase by the

                                      -50-

Purchaser, of the Mortgage Loans. Moreover, the arrangement under which the
Mortgage Loans are held shall be consistent with classification of such arrangement as a grantor trust in the event it is not found to represent direct ownership of the Mortgage Loans. The Purchaser shall have the right to review the Mortgage Loans and the related Mortgage Loan Files to determine the characteristics of the Mortgage Loans which shall affect the Federal income tax consequences of owning the Mortgage Loans and the Seller shall cooperate with all reasonable requests made by the Purchaser in the course of such review.

          SECTION 22. Successors and Assigns; Assignment of Purchase Agreement.
This Agreement shall bind and inure to the benefit of and be enforceable by the
Seller and the Purchaser and the respective permitted successors and assigns of the Seller and the successors and assigns of the Purchaser. This Agreement shall not be assigned, pledged or hypothecated by the Seller to a third party without the prior written consent of the Purchaser, which consent may be withheld by the
Purchaser in its sole discretion. This Agreement may be assigned, pledged or hypothecated by the Purchaser in whole or in part, and with respect to one or more of the Mortgage Loans, without the consent of the Seller. There shall be no limitation on the number of assignments or transfers allowable by the Purchaser with respect to the Mortgage Loans and this Agreement. In the event the
Purchaser assigns this Agreement, and the assignee assumes any of the
Purchaser's obligations hereunder, the Seller acknowledges and agrees to look solely to such assignee, and not to the Purchaser, for performance of the obligations so assumed and the Purchaser shall be relieved from any liability to the Seller with respect thereto.

          SECTION 23. Waivers. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

          SECTION 24. Exhibits. The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

          SECTION 25. General Interpretive Principles. For purposes of this
Agreement, except as otherwise expressly provided or unless the context otherwise requires:

          (a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

          (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

          (c) references herein to "Articles," "Sections," "Subsections,"
"Paragraphs," and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

          (d) reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

                                      -51-

          (e) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

          (f) the term "include" or "including" shall mean without limitation by reason of enumeration.

          SECTION 26. Reproduction of Documents. This Agreement and all
documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

          SECTION 27. Further Agreements. The Seller and the Purchaser each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

          SECTION 28. Recordation of Assignments of Mortgage. To the extent permitted by applicable law, each of the Assignments of Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or their comparable jurisdictions in which any or all of the
Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected at the Seller's expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option (other than with respect to the MERS Designated
Mortgage Loans).

          SECTION 29. No Solicitation. From and after the Closing Date, the
Seller agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors on the Seller's behalf, to personally, by telephone or mail (via electronic means or otherwise), solicit the borrower or obligor under any Mortgage Loan for any purpose whatsoever, including to refinance a Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. It is understood and agreed that all rights and benefits relating to the solicitation of any
Mortgagors and the attendant rights, title and interest in and to the list of such Mortgagors and data relating to their Mortgages (including insurance renewal dates) shall be transferred to the Purchaser pursuant hereto on the
Closing Date and the Seller shall take no action to undermine these rights and benefits. Notwithstanding the foregoing, it is understood and agreed that promotions undertaken by the Seller or any affiliate of the Seller which are directed to the general public at large, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements shall not constitute solicitation under this Section
29.

                                      -52-

          SECTION 30. Waiver of Trial by Jury. THE SELLER AND THE PURCHASER EACH
KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED
BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE
ARISING UNDER OR RELATING TO THIS AGREEMENT.

          SECTION 31. Compliance with Regulation AB

          Subsection 31.01 Intent of the Parties; Reasonableness.

          The Purchaser and the Seller acknowledge and agree that the purpose of
Section 31 of this Agreement is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. Although Regulation AB is applicable by its terms only to offerings of asset-backed securities that are registered under the
Securities Act, the Seller acknowledges that investors in privately offered securities may require that the Purchaser or any Depositor provide comparable disclosure in unregistered offerings. References in this Agreement to compliance with Regulation AB include provision of comparable disclosure in private offerings.

          Neither the Purchaser nor any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the
Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder (or the provision in a private offering of disclosure comparable to that required under the Securities Act). The Seller acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Purchaser or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Securitization Transaction, the Seller shall cooperate fully with the Purchaser to deliver to the Purchaser (including any of its assignees or designees) and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Purchaser or any Depositor to permit the Purchaser or such
Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Seller, any Third-Party Originator and the Mortgage
Loans, or the servicing of the Mortgage Loans, reasonably believed by the
Purchaser or any Depositor to be necessary in order to effect such compliance.

          The Purchaser (including any of its assignees or designees) shall cooperate with the Seller by providing timely notice of requests for information under these provisions and by reasonably limiting such requests to information required, in the Purchaser's reasonable judgment, to comply with Regulation AB.

          Subsection 31.02 Additional Representations and Warranties of the
Seller.

          (a) The Seller shall be deemed to represent to the Purchaser and to any Depositor, as of the date on which information is first provided to the
Purchaser or any Depositor

                                      -53-

under Subsection 31.03 that, except as disclosed in writing to the Purchaser or such Depositor prior to such date: (i) the Seller is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Seller; (ii) the Interim Servicer has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger;
(iii) no material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the
Interim Servicer as servicer has been disclosed or reported by the Seller; (iv)
no material changes to the Interim Servicer's policies or procedures with respect to the servicing function it will perform under the Interim Servicing
Agreement and any Reconstitution Agreement for mortgage loans of a type similar to the Mortgage Loans have occurred during the three-year period immediately preceding the related Securitization Transaction; (v) there are no aspects of the Interim Servicer's financial condition that could have a material adverse effect on the performance by the Interim Servicer of its servicing obligations under the Interim Servicing Agreement or any Reconstitution Agreement; (vi)
there are no material legal or governmental proceedings pending (or known to be contemplated) against the Seller, Interim Servicer, any Subservicer or any
Third-Party Originator; and (vii) there are no affiliations, relationships or transactions relating to the Seller, Interim Servicer, any Subservicer or any
Third-Party Originator with respect to any Securitization Transaction and any party thereto identified by the related Depositor of a type described in Item
1119 of Regulation AB.

          (b) If so requested by the Purchaser or any Depositor on any date following the date on which information is first provided to the Purchaser or any Depositor under Subsection 31.03, the Seller shall, within five (5) Business
Days following such request, confirm in writing the accuracy of the representations and warranties set forth in paragraph (a) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

          Subsection 31.03 Information to Be Provided by the Seller.

          In connection with any Securitization Transaction the Seller shall (i)
within five (5) Business Days following request by the Purchaser or any
Depositor, provide to the Purchaser and such Depositor (or, as applicable, cause each Third-Party Originator to provide), in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, the information and materials specified in paragraphs (a) and (b) of this Section, and (ii) as promptly as practicable following notice to or discovery by the Seller, provide to the Purchaser and any Depositor (in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor) the information specified in paragraph (d) of this Section.

          (a) If so requested by the Purchaser or any Depositor, the Seller shall provide such information regarding (i) the Seller, as originator of the
Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified
Correspondent), or (ii) each Third-Party Originator, as is requested for the purpose of compliance with Items 1103(a)(1), 1105, 1110, 1117 and 1119 of
Regulation AB. Such information shall include, at a minimum:

               (A) the originator's form of organization;

                                      -54-

               (B) a description of the originator's origination program and how long the originator has been engaged in originating residential mortgage loans, which description shall include a discussion of the originator's experience in originating mortgage loans of a similar type as the Mortgage Loans; information regarding the size and composition of the originator's origination portfolio; and information that may be material, in the good faith judgment of the Purchaser or any Depositor, to an analysis of the performance of the Mortgage
          Loans, including the originators' credit-granting or underwriting criteria for mortgage loans of similar type(s) as the Mortgage Loans and such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with Item 1110(b)(2)
          of Regulation AB;

               (C) a description of any material legal or governmental
          proceedings pending (or known to be contemplated) against the Seller and each Third-Party Originator; and

               (D) a description of any affiliation or relationship between the
          Seller, each Third-Party Originator and any of the following parties to a Securitization Transaction, as such parties are identified to the
          Seller by the Purchaser or any Depositor in writing in advance of such
          Securitization Transaction:

               (1) the sponsor;

               (2) the depositor;

               (3) the issuing entity;

               (4) any servicer;

               (5) any trustee;

               (6) any originator;

               (7) any significant obligor;

               (8) any enhancement or support provider; and

               (9) any other material transaction party.

          (b) If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide)
Static Pool Information with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below)
originated by (i) the Seller, if the Seller is an originator of Mortgage Loans
(including as an acquirer of Mortgage Loans from a Qualified Correspondent), and/or (ii) each Third-Party Originator. Such Static Pool Information shall be prepared by the Seller (or Third-Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(1)-(3)
of Regulation AB. To the extent that there is reasonably

                                      -55-

available to the Seller (or Third-Party Originator) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. The content of such Static Pool Information may be in the form customarily provided by the Seller, and need not be customized for the Purchaser or any Depositor. Such Static Pool Information for
each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than one hundred thirty-five (135) days prior to the date of the prospectus or other offering document in which the Static Pool Information is to be included or incorporated by reference. The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format reasonably required by the Purchaser or the Depositor, as applicable.

          Promptly following notice or discovery of a material error in Static
Pool Information provided pursuant to the immediately preceding paragraph
(including an omission to include therein information required to be provided pursuant to such paragraph), the Seller shall provide corrected Static Pool
Information to the Purchaser or any Depositor, as applicable, in the same format in which Static Pool Information was previously provided to such party by the
Seller.

          If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), such agreed-upon procedures letters of certified public accountants reasonably acceptable to the
Purchaser or Depositor, as applicable, pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after
January 1, 2006 or, in the case of Static Pool Information with respect to the
Seller's or Third-Party Originator's originations or purchases, to calendar months commencing January 1, 2006, as the Purchaser or such Depositor shall reasonably request. Such letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which may include, by way of example, any Sponsor, any Depositor and any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a
Securitization Transaction. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such
Depositor.

          (c) [Reserved].

          (d) If so requested by the Purchaser or any Depositor for the purpose of satisfying its reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Seller shall (or shall cause each
Third-Party Originator to) (i) notify the Purchaser and any Depositor in writing of (A) any material litigation or governmental proceedings pending against the
Seller or any Third-Party Originator and (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between the Seller or any Third-Party Originator and any of the parties specified in clause (D) of paragraph (a) of this Section (and any other parties identified in writing by the requesting party) with

                                      -56-

respect to such Securitization Transaction, and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships.

          Subsection 31.04 Indemnification; Remedies.

          (a) The Seller shall indemnify the Purchaser, each affiliate of the
Purchaser, the Depositor and each of the following parties participating in a
Securitization Transaction: each sponsor and issuing entity; each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d)
under the Exchange Act with respect to such Securitization Transaction; each broker dealer acting as underwriter, placement agent or initial purchaser, each
Person who controls any of such parties or the Depositor (within the meaning of
Section 15 of the Securities Act and Section 20 of the Exchange Act); and the
respective present and former directors, officers, employees and agents of each of the foregoing and of the Depositor, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

               (i) (A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, accountants' letter or other material provided in written or electronic form under this Section 31 by or on behalf of the Seller, or provided under this Section 31 by or on behalf of any Third-Party Originator
     (collectively, the "Seller Information"), or (B) the omission or alleged omission to state in the Seller Information a material fact required to be stated in the Seller Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Seller
     Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Seller
     Information or any portion thereof is presented together with or separately from such other information;

               (ii) any failure by the Seller or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 31; or

               (iii) any breach by the Seller of a representation or warranty set forth in Subsection 31.02(a) or in a writing furnished pursuant to
     Subsection 31.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection 31.02(b) to the extent made as of a date subsequent to such closing date.

          In the case of any failure of performance described in clause (a)(ii)
of this Section, the Seller shall promptly reimburse the Purchaser, any
Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a

                                      -57-

certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange
Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants' letter or other material not delivered as required by the Seller or any Third-Party Originator.

          (b) (i) Any failure by the Seller or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 31, or any breach by the Seller of a representation or warranty set forth in Subsection 31.02(a) or in a writing furnished pursuant to Subsection 31.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection
31.02(b) to the extent made as of a date subsequent to such closing date, shall immediately and automatically, without notice or grace period, constitute an
Event of Default with respect to the Seller under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Purchaser or
Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Interim Servicer as servicer under the Interim Servicing
Agreement and/or any applicable Reconstitution Agreement without payment
(notwithstanding anything in this Agreement or any applicable Reconstitution
Agreement to the contrary) of any compensation to the Interim Servicer; provided that to the extent that any provision of this Agreement and/or any applicable
Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Interim Servicer as servicer, such provision shall be given effect.

                     [SIGNATURES COMMENCE ON FOLLOWING PAGE]

                                      -58-

          IN WITNESS WHEREOF, the Seller and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

                                     IXIS REAL ESTATE CAPITAL INC.
                                         (Purchaser)

                                     By: /s/ F. Rene Mendez
                                         ---------------------------------------
                                         Name: F. Rene Mendez
                                         Title: Managing Director

                                     By: /s/ Kathy Lynch
                                         ---------------------------------------
                                         Name: Kathy Lynch
                                         Title: Director

                                     FLEXPOINT FUNDING CORPORATION
                                         (Seller)

                                     By: /s/ Dennis Regan
                                         ---------------------------------------
                                         Name: Dennis Regan
                                         Title: EVP of Capital Markets

                                                                       Exhibit A

                                    EXHIBIT A

                         CONTENTS OF EACH MORTGAGE FILE

          With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the
Purchaser and any prospective Purchaser, and which shall be delivered to the
Custodian, or to such other Person as the Purchaser shall designate in writing, pursuant to Section 6 of the Second Amended and Restated Mortgage Loan Purchase
and Warranties Agreement to which this Exhibit is attached (the "Agreement"):

          (a) the original Mortgage Note bearing all intervening endorsements evidencing a complete chain of assignment from the originator to the
     Seller, endorsed "Pay to the order of IXIS Real Estate Capital Inc., without recourse" and signed in the name of the Seller by an authorized officer. To the extent that there is no room on the face of the Mortgage
     Notes for endorsements, the endorsement may be contained on an allonge, if state law so allows and the Custodian is so advised by the Seller that state law so allows. If the Mortgage Loan was acquired by the Seller in a merger, the endorsement must be by "[Seller], successor by merger to [name of predecessor]." If the Mortgage Loan was acquired or originated by the
     Seller while doing business under another name, the endorsement must be by
     "[Seller], formerly known as [previous name]";

          (b) the original of any guarantee executed in connection with the
     Mortgage Note;

          (c) the original Mortgage with evidence of recording thereon. If in connection with any Mortgage Loan, the Seller cannot deliver or cause to be delivered the original Mortgage with evidence of recording thereon on or prior to the Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such Mortgage, together with (i)
     in the case of a delay caused by the public recording office, an Officer's
     Certificate of the Seller stating that such Mortgage has been dispatched to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or (ii) in the case of a Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage;

          (d) the originals of all assumption, modification, consolidation or extension agreements, if any, with evidence of recording thereon;

                                      A-1

          (e) except with respect to each MERS Designated Mortgage Loan, the original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording. The Assignment of Mortgage must be duly recorded only if recordation is either necessary under applicable law or commonly required by private institutional mortgage investors in the area where the Mortgaged Property is located or on direction of the Purchaser as provided in this Agreement. If the Assignment of Mortgage is to be recorded, the Mortgage shall be assigned to the Purchaser. If the
     Assignment of Mortgage is not to be recorded, the Assignment of Mortgage shall be delivered in blank. If the Mortgage Loan was acquired by the
     Seller in a merger, the Assignment of Mortgage must be made by "[Seller], successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the Assignment of Mortgage must be by "[Seller], formerly known as
     [previous name]";

          (f) the originals of all intervening assignments of mortgage, evidencing a complete chain of assignment from the originator to the Seller
     (or MERS with respect to each MERS Designated Mortgage Loan), with evidence of recording thereon, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of mortgage, the Seller shall deliver or cause to be delivered to the
     Custodian, a photocopy of such intervening assignment, together with (i) in the case of a delay caused by the public recording office, an Officer's
     Certificate of the Seller stating that such intervening assignment of mortgage has been dispatched to the appropriate public recording office for recordation and that such original recorded intervening assignment of mortgage or a copy of such intervening assignment of mortgage certified by the appropriate public recording office to be a true and complete copy of the original recorded intervening assignment of mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or (ii) in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment;

          (g) The original mortgagee policy of title insurance or, in the event such original title policy is unavailable, a certified true copy of the related policy binder or commitment for title certified to be true and complete by the title insurance company; and

          (h) security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage.

          In the event an Officer's Certificate of the Seller is delivered to the Purchaser because of a delay caused by the public recording office in returning any recorded document, the Seller shall deliver to the Purchaser, within ninety (90) days of the Closing Date, an Officer's Certificate which shall (i) identify the recorded document, (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay caused by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable

                                      A-2

recorded document will be delivered to the Custodian; provided, however, that any recorded document shall in any event be delivered no later than one (1) year from the applicable Closing Date. An extension of the date specified in (iv)
above may be requested from the Purchaser, which consent shall not be unreasonably withheld.

                                      A-3

                                                                       Exhibit B

                                    EXHIBIT B

                       FORM OF INTERIM SERVICING AGREEMENT

                                      B-1

                                                                       Exhibit C

                                    EXHIBIT C

                     FORM OF SELLER'S OFFICER'S CERTIFICATE

          I, ____________________, hereby certify that I am the duly elected
[Vice] President of ________________[COMPANY], a [state] [federally] chartered institution organized under the laws of the [state of ____________] [United
States] (the "Company"), and further as follows:

          1. Attached hereto as Exhibit 1 is a true, correct and complete copy of the charter of the Company which is in full force and effect on the date hereof and which has been in effect without amendment, waiver, rescission or modification since ___________.

          2. Attached hereto as Exhibit 2 is a true, correct and complete copy of the bylaws of the Company which are in effect on the date hereof and which have been in effect without amendment, waiver, rescission or modification since
___________.

          3. Attached hereto as Exhibit 3 is an original certificate of good standing of the Company issued within ten days of the date hereof, and no event has occurred since the date thereof which would impair such standing.

          4. Attached hereto as Exhibit 4 is a true, correct and complete copy of the corporate resolutions of the Board of Directors of the Company authorizing the Company to execute and deliver each of the Second Amended and
Restated Mortgage Loan Purchase and Warranties Agreement, dated as of February
1, 2006, by and between IXIS Real Estate Capital Inc. (the "Purchaser") and the
Company (the "Purchase Agreement") and the Amended and Restated Interim
Servicing Agreement, dated as of October 1, 2005, by and between the Company and the Purchaser (the "Interim Servicing Agreement") and to endorse the Mortgage
Notes and execute the Assignments of Mortgages by original or facsimile signature, and such resolutions are in effect on the date hereof and have been in effect without amendment, waiver, rescission or modification since
____________.

          5. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the Purchase
Agreement and the Interim Servicing Agreement, the sale of the mortgage loans or the consummation of the transactions contemplated by the agreements; or (ii) any required consent, approval, authorization or order has been obtained by the
Company.

          6. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of the Purchase Agreement or the Interim Servicing
Agreement conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter or by-laws of the Company, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

                                      C-1

          7. To the best of my knowledge, there is no action, suit, proceeding or investigation pending or threatened against the Company which, in my judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the Purchase Agreement or the Interim
Servicing Agreement, or the mortgage loans or of any action taken or to be taken in connection with the transactions contemplated hereby, or which would be likely to impair materially the ability of the Company to perform under the terms of the Purchase Agreement or the Interim Servicing Agreement.

          8. Each person listed on Exhibit 5 attached hereto who, as an officer or representative of the Company, signed (a) the Purchase Agreement, (b) the
Interim Servicing Agreement and (c) any other document delivered or on the date hereof in connection with any purchase described in the agreements set forth above was, at the respective times of such signing and delivery, and is now, a duly elected or appointed, qualified and acting officer or representative of the
Company, who holds the office set forth opposite his or her name on Exhibit 5, and the signatures of such persons appearing on such documents are their genuine signatures.

          9. The Company is duly authorized to engage in the transactions described and contemplated in the Purchase Agreement and the Interim Servicing
Agreement.

                                      C-2

          IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Company.

Dated:                                  By:
       ----------------                     ------------------------------------
                                        Name:
                                              ----------------------------------
[Seal]                                  Title: [Vice] President

          I, ________________________, an [Assistant] Secretary of
______________[COMPANY], hereby certify that ____________ is the duly elected, qualified and acting [Vice] President of the Company and that the signature appearing above is [her] [his] genuine signature.

                  IN WITNESS WHEREOF, I have hereunto signed my name.

Dated:                                  By:
       ----------------                     ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title: [Assistant] Secretary

                                      C-3

                                  EXHIBIT 5 to
                         Company's Officer's Certificate

NAME                           TITLE                    SIGNATURE
----                           -----                    ---------

____________________________   ______________________   ________________________

____________________________   ______________________   ________________________

____________________________   ______________________   ________________________

____________________________   ______________________   ________________________

____________________________   ______________________   ________________________

____________________________   ______________________   ________________________

____________________________   ______________________   ________________________

                                      C-4

                                                                       Exhibit D

                                    EXHIBIT D

                    FORM OF OPINION OF COUNSEL TO THE SELLER
                           AND INTERIM SERVICER (DATE)

IXIS Real Estate Capital Inc.
9 West 57th Street, 36th Floor
New York, New York 10019

Dear Sirs:

          You have requested [our] [my] opinion, as [Assistant] General Counsel to FlexPoint Funding Corporation (the "Company"), with respect to certain matters in connection with the sale by the Company of the Mortgage Loans pursuant to that certain Second Amended and Restated Mortgage Loan Purchase and
Warranties Agreement by and between the Company and IXIS Real Estate Capital
Inc. (the "Purchaser"), dated as of February 1, 2006 (the "Purchase Agreement")
which sale is in the form of whole loans, delivered pursuant to a Custodial
Agreement dated as of June 1, 2005 between the Purchaser and Deutsche Bank
National Trust Company (the "Custodial Agreement") and serviced pursuant to an
Amended and Restated Interim Servicing Agreement, dated as of October 1, 2005, by and between the FlexPoint Funding Corporation (in such capacity the "Interim
Servicer") and the Purchaser (the "Interim Servicing Agreement" and,
collectively with the Purchase Agreement, the "Agreements"). Capitalized terms not otherwise defined herein have the meanings set forth in the Purchase
Agreement and the Interim Servicing Agreement.

          [We] [I] have examined the following documents:

          1. the Purchase Agreement;

          2. the Interim Servicing Agreement;

          3. the form of Assignment of Mortgage;

          4. the form of endorsement of the Mortgage Notes; and

          5. such other documents, records and papers as we have deemed necessary and relevant as a basis for this opinion.

          To the extent [we] [I] have deemed necessary and proper, [we] [I] have relied upon the representations and warranties of the Company and the Interim
Servicer contained in the Purchase Agreement and in the Interim Servicing
Agreement, as applicable. [We] [I] have assumed the authenticity of all documents submitted to [us] [me] as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents.

          Based upon the foregoing, it is [our] [my] opinion that:

                                      D-1

          1. The Company and the Interim Servicer is [type of entity] duly organized, validly existing and in good standing under the laws of the [United
States] and are qualified to transact business in, and is in good standing under, the laws of [the state of incorporation].

          2. Each of the Company and the Interim Servicer has the power to engage in the transactions contemplated by the Agreements to which it is a party and all requisite power, authority and legal right to execute and deliver such
Agreements and to perform and observe the terms and conditions of such
Agreements.

          3. Each of the Agreements to which it is a party has been duly authorized, executed and delivered by the Company and the Interim Servicer, as applicable, and is a legal, valid and binding agreement enforceable in accordance with its respective terms against the Company and the Interim
Servicer, as applicable, subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance, none of which will materially interfere with the realization of the benefits provided thereunder or with the Purchaser's ownership of the Mortgage
Loans.

          4. Each of the Company and the Interim Servicer has been duly authorized to allow any of its officers to execute any and all documents by original signature in order to complete the transactions contemplated by the
Agreements to which it is a party by original [or facsimile] signature in order to execute the endorsements to the Mortgage Notes and the Assignments of
Mortgages, and the original [or facsimile] signature of the officer at the
Company executing the endorsements to the Mortgage Notes and the Assignments of
Mortgages represents the legal and valid signature of said officer of the
Company.

          5. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company or the Interim Servicer of or compliance by the
Company or the Interim Servicer with the Agreements to which it is a party and the sale of the Mortgage Loans by the Company or the consummation of the transactions contemplated by the Agreements to which each is a party or (ii) any required consent, approval, authorization or order has been obtained by the
Company or the Interim Servicer.

          6. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of, the Agreements to which it is a party conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter, by-laws or other organizational documents of the Company or the Interim Servicer, as applicable, the terms of any indenture or other agreement or instrument to which the Company or the
Interim Servicer is a party or by which it is bound or to which it is subject, or violates any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company or the Interim Servicer is subject or by which it is bound.

          7. There is no action, suit, proceeding or investigation pending or threatened against the Company or the Interim Servicer which, in [our] [my]
judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or the Interim Servicer or in

                                      D-2

any material impairment of the right or ability of the Company or the Interim
Servicer to carry on its business substantially as now conducted or in any material liability on the part of the Company or the Interim Servicer or which would draw into question the validity of the Agreements to which it is a party or the Mortgage Loans or of any action taken or to be taken in connection with the transactions contemplated thereby, or which would be likely to impair the ability of the Company or the Interim Servicer to perform under the terms of the
Agreements to which it is a party.

          8. The sale of each Mortgage Note and Mortgage as and in the manner contemplated by the Agreements is sufficient to fully transfer to the Purchaser all right, title and interest of the Company thereto as noteholder and mortgagee.

          9. The Mortgages have been duly assigned and the Mortgage Notes have been duly endorsed as provided in the Purchase Agreement. The Assignments of
Mortgage are in recordable form, except for the insertion of the name of the assignee, and upon the name of the assignee being inserted, are acceptable for recording under the laws of the state where each related Mortgaged Property is located. The endorsement of the Mortgage Notes, the delivery to the Purchaser, or its designee, of the Assignments of Mortgage, and the delivery of the original endorsed Mortgage Notes to the Purchaser, or its designee, are sufficient to permit the Purchaser to avail itself of all protection available under applicable law against the claims of any present or future creditors of the Company, and are sufficient to prevent any other sale, transfer, assignment, pledge or hypothecation of the Mortgages and the Mortgage Notes by the Company
from being enforceable.

          This opinion is given to you for your sole benefit, and no other person or entity is entitled to rely hereon except that the purchaser or purchasers to which you initially and directly resell the Mortgage Loans may rely on this opinion as if it were addressed to them as of its date.

                                        Very truly yours,

                                                       [Name]
                                            [Assistant] General Counsel

                                      D-3

                                                                       Exhibit E

                                    EXHIBIT E

                     FORM OF SECURITY RELEASE CERTIFICATION

                                                          _________________, ___

_______________________
_______________________
_______________________

Attention: _____________________________
           _____________________________

     Re:  Notice of Sale and Release of Collateral

Dear Sirs:

          This letter serves as notice that FlexPoint Funding Corporation a corporation, organized pursuant to the laws of California (the "Company") has committed to sell to IXIS Real Estate Capital Inc. under a Second Amended and
Restated Mortgage Loan Purchase and Warranties Agreement, dated as of February
1, 2006, certain mortgage loans originated by the Company. The Company warrants that the mortgage loans to be sold to IXIS Real Estate Capital Inc. are in addition to and beyond any collateral required to secure advances made by you to the Company.

          The Company acknowledges that the mortgage loans to be sold to IXIS
Real Estate Capital Inc. shall not be used as additional or substitute collateral for advances made by [____________]. IXIS Real Estate Capital Inc.
understands that the balance of the Company's mortgage loan portfolio may be used as collateral or additional collateral for advances made by [___________], and confirms that it has no interest therein.

                                      E-1

          Execution of this letter by [___________] shall constitute a full and complete release of any security interest, claim, or lien which [___________]
may have against the mortgage loans to be sold to IXIS Real Estate Capital Inc.

                                        Very truly yours,

                                        ----------------------------------------

                                        By:
                                            ------------------------------------
                                        Name:
                                        Title:
                                        Date:

Acknowledged and approved:

------------------------------

By:
    ------------------------------------
Name:
Title:
Date:

                                                                       Exhibit F

                                    EXHIBIT F

                     FORM OF SECURITY RELEASE CERTIFICATION

                         I. Release of Security Interest

          The financial institution named below hereby relinquishes any and all right, title and interest it may have in all Mortgage Loans to be purchased by
IXIS Real Estate Capital Inc. from the Company named below pursuant to that certain Second Amended and Restated Mortgage Loan Purchase and Warranties
Agreement, dated as of February 1, 2006, and certifies that all notes, mortgages, assignments and other documents in its possession relating to such
Mortgage Loans have been delivered and released to the Company named below or its designees, as of the date and time of the sale of such Mortgage Loans to
IXIS Real Estate Capital Inc.

Name and Address of Financial Institution

----------------------------------------
      (Name)

----------------------------------------
      (Address)

By:
    ------------------------------------

                                      F-1

                          II. Certification of Release

          The Company named below hereby certifies to IXIS Real Estate Capital
Inc. that, as of the date and time of the sale of the above-mentioned Mortgage
Loans to IXIS Real Estate Capital Inc. the security interests in the Mortgage
Loans released by the above-named financial institution comprise all security interests relating to or affecting any and all such Mortgage Loans. The Company warrants that, as of such time, there are and will be no other security interests affecting any or all of such Mortgage Loans.

                                        ----------------------------------------

                                        By:
                                            ------------------------------------
                                        Name:
                                        Title:
                                        Date:

                                      F-2

                                                                       Exhibit G

                                    EXHIBIT G

                                   [RESERVED]

                                      G-1

                                                                       Exhibit H

                                    EXHIBIT H

                            ASSIGNMENT AND CONVEYANCE

          On this ___ day of __________, ____, ___________________ ("Seller"),
as (i) the Seller under that certain Purchase Price and Terms Agreement, dated as of ___________, _____ (the "PPTA"), (ii) the Seller under that certain Second
Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of February 1, 2006 (the "Purchase Agreement") and (iii) the Seller/Interim
Servicer under that certain Amended and Restated Interim Servicing Agreement, dated as of October 1, 2005 (the "Interim Servicing Agreement" and, together with the PPTA and the Purchase Agreement, the "Agreements") does hereby sell, transfer, assign, set over and convey to IXIS Real Estate Capital Inc.
("Purchaser") as the Purchaser under the Agreements, without recourse, but subject to the terms of the Agreements, all right, title and interest of, in and to the Mortgage Loans listed on the Mortgage Loan Schedule attached hereto as
Exhibit A (the "Mortgage Loans"), together with the Mortgage Files and all rights and obligations arising under the documents contained therein. Each
Mortgage Loan subject to the Agreements was underwritten in accordance with, and conforms to, the Underwriting Guidelines attached hereto as Exhibit C. Pursuant to Section 6 of the Purchase Agreement, the Seller has delivered to the
Custodian the documents for each Mortgage Loan to be purchased as set forth in the Custodial Agreement. The contents of each Servicing File required to be retained by FlexPoint Funding Corporation ("Interim Servicer") to service the
Mortgage Loans pursuant to the Interim Servicing Agreement and thus not delivered to the Purchaser are and shall be held in trust by the Seller in its capacity as Interim Servicer for the benefit of the Purchaser as the owner thereof. The Interim Servicer's possession of any portion of the Servicing File is at the will of the Purchaser for the sole purpose of facilitating servicing of the related Mortgage Loan pursuant to the Interim Servicing Agreement, and such retention and possession by the Interim Servicer shall be in a custodial capacity only. The ownership of each Mortgage Note, Mortgage, the Servicing
Rights and the contents of the Mortgage File and Servicing File is vested in the
Purchaser and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the
Seller or the Interim Servicer shall immediately vest in the Purchaser and shall be retained and maintained, in trust, by the Seller at the will of the Purchaser in such custodial capacity only.

          The Mortgage Loan Package characteristics of the Mortgage Loans subject hereto are set forth on Exhibit B hereto.

          In accordance with Section 6 of the Purchase Agreement, the Purchaser accepts the Mortgage Loans listed on Exhibit A attached hereto. Notwithstanding the foregoing the Purchaser does not waive any rights or remedies it may have under the Agreements.

          Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.

                            [SIGNATURE PAGE FOLLOWS]

                                      H-1

                                        [SELLER]

                                        By:
                                            ------------------------------------
                                        Name:
                                        Title:

Accepted and Agreed:

IXIS REAL ESTATE CAPITAL INC.

By:
    ------------------------------------
Name:
Title:

By:
    ------------------------------------
Name:
Title:

                                      H-2

                                    EXHIBIT A
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                               THE MORTGAGE LOANS

                                      H-3

                                    EXHIBIT B
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

             REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE POOL
                 CHARACTERISTICS OF EACH MORTGAGE LOAN PACKAGE

          Pool Characteristics of the Mortgage Loan Package as delivered on the related Closing Date:

          No Mortgage Loan has: (1) an outstanding principal balance less than
$_________; (2) an origination date earlier than _ months prior to the related
Cut-off Date; (3) a CLTV of greater than _____%; (4) a FICO Score of less than
___; or (5) a debt-to-income ratio of more than __%. Each First Lien Loan has a
Mortgage Interest Rate of at least ___% per annum and an outstanding principal balance less than $_________. Each Second Lien Loan has a Mortgage Interest Rate
of at least ______% per annum and an outstanding principal balance less than
$________. Each Adjustable Rate Mortgage Loan has an Index of [_______].

                                      H-4

                                    EXHIBIT C
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                             UNDERWRITING GUIDELINES

                                      H-5

                                                                       Exhibit I

                                    EXHIBIT I

                        SELLER'S UNDERWRITING GUIDELINES

                                      I-1

                                                                       Exhibit J

                                    EXHIBIT J

                  FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

          THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated [____________ __,
20__] ("Agreement"), among IXIS Real Estate Capital Inc. ("Assignor"),
[____________________] ("Assignee") and FlexPoint Funding Corporation (the
"Company"):

          For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance

          1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the
"Mortgage Loans") and (b) except as described below, that certain Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement (the "Purchase
Agreement"), dated as of February 1, 2006, between the Assignor, as purchaser
(the "Purchaser"), and the Company, as seller, solely insofar as the Purchase
Agreement relates to the Mortgage Loans.

          The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the
Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage
Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser under Section 13, Subsection 9.04 and 14.01 of the Purchase
Agreement.

Recognition of the Company

          2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the
Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to [__________________] (the
"Trust") created pursuant to a Pooling and Servicing Agreement, dated as of
[______], 2002 (the "Pooling Agreement"), among the Assignee, the Assignor,
[___________________], as trustee (including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"),
[____________________], as servicer (including its successors in interest and any successor servicer under the Pooling Agreement, the "Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust (including the Trustee and the
Servicer acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase

                                      J-1

Agreement, and shall be entitled to enforce all of the obligations of the
Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser, the Custodian or the Bailee under the Purchase
Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the
Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company

          3. The Company warrants and represents to the Assignor, the Assignee and the Trust as of the date hereof that:

          (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

          (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the
Company of this Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this
Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the
Assignee, will constitute the valid and legally binding obligation of the
Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

          (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

          (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this Agreement or the
Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the
Company is solvent.

                                      J-2

          4. Pursuant to Section 13 of the Purchase Agreement, the Company
hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that the representations and warranties set forth in Section 9.02 of the Purchase Agreement are true and correct as of the date hereof as if such representations and warranties were made on the date hereof unless otherwise specifically stated in such representations and warranties.

Remedies for Breach of Representations and Warranties

          5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee and the Servicer acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Miscellaneous

          6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

          7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

          8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee and the
Servicer acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

          9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement
(to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the
Purchase Agreement.

          10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

          11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

          12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

                                      J-3

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                        FLEXPOINT FUNDING CORPORATION

                                        By:
                                            ------------------------------------
                                            Name:
                                            Its:

                                        IXIS REAL ESTATE Capital Inc.

                                        By:
                                            ------------------------------------
                                            Name:
                                            Its:

                                        By:
                                            ------------------------------------
                                            Name:
                                            Its:

                                        [                          ]
                                         --------------------------

                                        By:
                                            ------------------------------------
                                            Name:
                                            Its:

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT

                             MORTGAGE LOAN SCHEDULE

                                      J-2

                                                                       Exhibit K

                                    EXHIBIT K

                        FORM OF INDEMNIFICATION AGREEMENT

          This INDEMNIFICATION AND CONTRIBUTION AGREEMENT ("Agreement"), dated as of [_______], 200_, among IXIS Real Estate Capital Inc., a New York corporation ("IXIS"), [_____________], a [_______________] (the "Seller") and
[_____________], a [_______________] [(the "Initial Servicer")].

          WHEREAS, [________________] (the "Depositor"), is acting as depositor and registrant with respect to the Prospectus, dated [________________], and the
Prospectus Supplement to the Prospectus, [________________] (the "Prospectus
Supplement"), relating to [________________] Certificates (the "Certificates")
to be issued pursuant to a Pooling and Servicing Agreement, dated as of
[________________] (the "P&S"), among the Depositor, as depositor,
[________________], as servicer (the "Servicer"), and [________________], as trustee (the "Trustee");

          WHEREAS, as an inducement to the Depositor to enter into the P&S, and
[____________________] (the "Underwriter[s]") to enter into the Underwriting
Agreement, dated [____________________] (the "Underwriting Agreement") between the Depositor and the Underwriter[s], Seller has agreed to provide for indemnification and contribution on the terms and conditions hereinafter set forth;

          WHEREAS, IXIS purchased from Seller certain of the Mortgage Loans underlying the Certificates (the "Mortgage Loans") from Seller pursuant to a
Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement,
dated as of February 1, 2006 (the "Purchase Agreement"), by and between IXIS and
Seller; and

          WHEREAS, pursuant to Section 13 of the Purchase Agreement, Seller has agreed to indemnify IXIS, the Depositor, the Underwriter[s] and their respective affiliates, present and former directors, officers, employees and agents.

          NOW THEREFORE, in consideration of the agreements contained herein, and other valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and IXIS agree as follows:

          1. Indemnification and Contribution.

          (a) Seller [and Initial Servicer] agrees to indemnify and hold harmless IXIS, the Depositor, the Underwriter[s] and their respective affiliates, present and former directors, officers, employees and agents and each person, if any, who controls IXIS, the Depositor, the Underwriter[s] or such affiliate within the meaning of either Section 15 of the Securities Act of
1933, as amended (the "1933 Act"), or Section 20 of the Securities Exchange Act
of 1934, as amended (the "1934 Act"), against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the 1933 Act, the 1934 Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based in

                                      K-1

whole or in part upon (i) any breach of the representation set forth in Section
2(vii) below and (ii) any untrue statement or alleged untrue statement of a material fact contained in the Prospectus Supplement, ABS Informational and
Computational Material or in the Free Writing Prospectus or any omission or alleged omission to state in the Prospectus Supplement, ABS Informational and
Computational Material or in the Free Writing Prospectus a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any such untrue statement or omission or alleged untrue statement or alleged omission made in any amendment of or supplement to the Prospectus Supplement, ABS
Informational and Computational Material or the Free Writing Prospectus and
agrees to reimburse IXIS, the Depositor, the Underwriter[s] or such affiliates and each such officer, director, employee, agent and controlling person promptly upon demand for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred;
provided, however, that Seller [and Initial Servicer] shall be liable in any such case only to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with the Seller Information [and Servicer Information]. The foregoing indemnity agreement is in addition to any liability which Seller [and the
Initial Servicer] may otherwise have to IXIS, the Depositor, the Underwriter[s]
its affiliates or any such director, officer, employee, agent or controlling person of IXIS, the Depositor, the Underwriter[s] or their respective affiliates.

          As used herein:

          "ABS Informational and Computational Material" means any written communication as defined in Item 1101(a) of Regulation AB under the 1933 Act and the 1934 Act, as amended from time to time.

          "Free Writing Prospectus" means any written communication that constitutes a "free writing prospectus," as defined in Rule 405 under the 1933
Act.

          "Regulation AB" means Subpart 229.1100 - Asset Backed Securities
(Regulation AB), 17 C.F.R. Sections 229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed
Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan.
7, 2005)) or by the staff of the Commission, or as may be provided by the
Commission or its staff from time to time.

          "Seller Information" means any information relating to Seller, the
Mortgage Loans and/or the underwriting guidelines [and/or servicing guidelines]
relating to the Mortgage Loans set forth in the Prospectus Supplement, ABS
Informational and Computational Material or the Free Writing Prospectus [and
static pool information regarding mortgage loans originated or acquired by the
Seller [and included in the Prospectus Supplement, ABS Informational and
Computational Material, the Offering Circular or the Free Writing Prospectus]
[incorporated by reference from the website located at [______________]].

                                      K-2

          ["Servicer Information" means any information relating to Initial
Servicer, the Mortgage Loans and/or the servicing guidelines relating to the
Mortgage Loans set forth in the Prospectus Supplement, ABS Informational and
Computational Material or the Free Writing Prospectus [and static pool information regarding mortgage loans originated or acquired by the Initial
Servicer [and included in the Prospectus Supplement, the Offering Circular, ABS
Informational and Computational Material or the Free Writing Prospectus]
[incorporated by reference from the website located at [______________].]

          (b) Promptly after receipt by any indemnified party under this Section
1 of notice of any claim or the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 1, notify the indemnifying party in writing of the claim or the commencement of that action; provided, however, that the failure to notify an indemnifying party shall not relieve it from any liability which it may have under this Section 1 except to the extent it has been materially prejudiced by such failure; and provided, further, however, that the failure to notify any indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under this
Section 1.

          If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, except as provided in the following paragraph, the indemnifying party shall not be liable to the indemnified party under this Section 1 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation.

          Any indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless: (i) the employment thereof has been specifically authorized by the indemnifying party in writing; (ii) such indemnified party shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party and in the reasonable judgment of such counsel it is necessary or appropriate for such indemnified party to employ separate counsel;
or (iii) the indemnifying party has failed to assume the defense of such action and employ counsel reasonably satisfactory to the indemnified party, in which case, if such indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party, it being understood, however, the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to local counsel) at any time for all such indemnified parties.

                                      K-3

          Each indemnified party, as a condition of the indemnity agreements contained in this Section 1, shall cooperate with the indemnifying party in the defense of any such action or claim. No indemnifying party shall be liable for any settlement of any such action effected without its written consent (which consent shall not be unreasonably withheld), but if settled with its written consent or if there be a final judgment for the plaintiff in any such action, the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment.

          Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for reasonable fees and expenses of counsel, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement.

          (c) If the indemnification provided for in this Section 1 is unavailable to an indemnified party, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities, in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, respectively, in connection with the statements or omissions that result in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the indemnified party and indemnifying party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission and any other equitable considerations.

          (d) The indemnity and contribution agreements contained in this
Section 1 and the representations and warranties set forth in Section 2 shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by IXIS, the Depositor, the
Underwriter[s] their respective affiliates, directors, officers, employees or agents or any person controlling IXIS, the Depositor, the Underwriter[s] or any such affiliate and (iii) acceptance of and payment for any of the Offered
Certificates.

          2. Representations and Warranties. Seller [and Initial Servicer]
represents and warrants that:

               (i) Seller [and Initial Servicer] is validly existing and in good standing under the laws of its jurisdiction of formation or incorporation, as applicable, and has full power and authority to own its assets and to transact the business in which it is currently engaged. Seller [and Initial
     Servicer] is duly qualified to do business and is in good standing in each jurisdiction in which the character of the business transacted by it or any properties owned or leased by it requires such qualification and in which the failure so to qualify would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of
     Seller [and Initial Servicer];

                                      K-4

               (ii) Seller [and Initial Servicer] is not required to obtain the consent of any other person or any consent, license, approval or authorization from, or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Agreement;

               (iii) the execution, delivery and performance of this Agreement by Seller [and Initial Servicer] will not violate any provision of any existing law or regulation or any order decree of any court applicable to
     Seller [and Initial Servicer] or any provision of the charter or bylaws of
     Seller [and Initial Servicer], or constitute a material breach of any mortgage, indenture, contract or other agreement to which Seller is a party or by which it may be bound;

               (iv) (a) no proceeding of or before any court, tribunal or governmental body is currently pending or, (b) to the knowledge of Seller
     [and Initial Servicer], threatened against Seller [and Initial Servicer] or any of its properties or with respect to this Agreement or the Offered
     Certificates, in either case, which would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of
     Seller [and Initial Servicer];

               (v) Seller [and Initial Servicer] has full power and authority to make, execute, deliver and perform this Agreement and all of the transactions contemplated hereunder, and has taken all necessary corporate action to authorize the execution, delivery and performance of this
     Agreement. When executed and delivered, this Agreement will constitute the legal, valid and binding obligation of each of Seller [and Initial
     Servicer] enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors'
     rights generally, by the availability of equitable remedies, and by limitations of public policy under applicable securities law as to rights of indemnity and contribution thereunder;

               (vi) this Agreement has been duly executed and delivered by
     Seller [and Initial Servicer]; and

               (vii) Seller Information satisfies the requirements of the applicable provisions of Regulation AB.

          3. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to Seller [and Initial Servicer], will be mailed, delivered or telegraphed and confirmed [______________________]; or, if sent to IXIS, will be mailed, delivered or telegraphed and confirmed to IXIS
Real Estate Capital Inc., 9 West 57th Street, New York, New York 10019,
Attention: General Counsel.

          4. Miscellaneous. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws provisions thereof. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns and the controlling persons referred to herein, and no other person shall have any right or obligation hereunder. Neither this Agreement nor any term

                                      K-5

hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be considered an original, and all such counterparts shall constitute one and the same instrument. Capitalized terms used but not defined herein shall have the meanings provided in the P&S.

                  [Remainder of Page Intentionally Left Blank]

                                      K-6

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers hereunto duly authorized, this
__th day of [_____________].

                                        IXIS REAL ESTATE CAPITAL INC.

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                        [SELLER]

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                        [INITIAL SERVICER]

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                   EXHIBIT EE

                           FUNDING AMERICA AGREEMENTS

                                      EE-1

                                                                  EXECUTION COPY

                      ASSIGNMENT AND RECOGNITION AGREEMENT

          THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated January 30, 2007
("Agreement"), between IXIS Real Estate Capital Inc. ("Assignor"), Morgan
Stanley ABS Capital I Inc. ("Assignee"), Funding America Mortgage Warehouse
Trust ("FAMWT") and Funding America Mortgage Warehouse Trust I ("FAMWTI" and
together with FAMWT, the "Companies"):

          For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance

          1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the
"Mortgage Loans") and (b) except as described below, that certain (i) Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of
October 1, 2006 (the "Trust Purchase Agreement"), among the Assignor, as purchaser (the "Purchaser"), FAMWT and Ocwen Loan Servicing, LLC ("Ocwen"), and
(ii) the Mortgage Loan Purchase and Warranties Agreement, dated as of October 1,
2006 (the "Trust I Purchase Agreement," and together with the Trust Purchase
Agreement, the "Purchase Agreements"), among the Purchaser, FAMWTI, as seller, and Ocwen, solely insofar as the Purchase Agreements relate to the Mortgage
Loans.

          The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the applicable Purchase Agreement which are not the Mortgage Loans set forth on the
Mortgage Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser (a) under Subsection 8.04 of the applicable Purchase
Agreement or (b) to any premium recapture (i.e., the excess, if any, of the purchase price percentage over par) in connection with any repurchase pursuant to Subsections 8.03 and 8.05 of the applicable Purchase Agreement.

Recognition of the Company

          2. From and after the date hereof (the "Securitization Closing Date"), each Company shall and does hereby recognize that the Assignee will transfer the
Mortgage Loans and assign its rights under the applicable Purchase Agreement
(solely to the extent set forth herein) and this Agreement to IXIS Real Estate
Capital Trust 2007-HE1 (the "Trust") created pursuant to a Pooling and Servicing
Agreement, dated as of January 1, 2007 (the "Pooling Agreement"), among the
Assignee, the Assignor, Deutsche Bank National Trust Company, as trustee (in such capacity, including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"), Wells Fargo Bank, National
Association, as securities administrator (in such capacity, including its successors in interest and any successor securities administrators under the
Pooling Agreement, the "Securities Administrator"), master servicer (in

                                       1

such capacity, including its successors in interest and any successor master servicers under the Pooling Agreement, the "Master Servicer") and Saxon Mortgage
Services Inc., as servicer (including their successors in interest and any successor servicer under the Pooling Agreement, the "Servicer"). Each Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) such Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust (including the Trustee, the
Securities Administrator, the Master Servicer and the Servicer acting on the
Trust's behalf) shall have all the rights and remedies available to the
Assignor, insofar as they relate to the Mortgage Loans, under the applicable
Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of such Purchase
Agreement, and shall be entitled to enforce all of the obligations of such
Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser, the Custodian or the Bailee under the applicable
Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee, the Securities Administrator, the
Master Servicer and the Servicer acting on the Trust's behalf). No Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the applicable Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the
Mortgage Loans or the applicable Company's performance under the applicable
Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company

          3. Each Company warrants and represents to the Assignor, the Assignee and the Trust as of the date hereof that:

               (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation;

               (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the applicable Purchase
     Agreement. The execution by the Company of this Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the
     Company's organizational documents or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject.
     The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary trust action on the part of the
     Company. This Agreement has been duly executed and delivered by the
     Company, and, upon the due authorization, execution and delivery by the
     Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

                                       2

               (c) No consent, approval, order or authorization of, or
     declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

               (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this
     Agreement or the applicable Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this
     Agreement or the applicable Purchase Agreement, and the Company is solvent.

          4. Pursuant to Section 12 of the applicable Purchase Agreement, each
Company hereby represents and warrants, for the benefit of the Assignor, the
Assignee and the Trust, that the representations and warranties set forth in
Subsection 8.01 of the applicable Purchase Agreement are true and correct as of the date hereof as if such representations and warranties were made on the date hereof, and that the representations and warranties set forth on Exhibit B attached hereto are true and correct as of the date or dates set forth thereon.

Remedies for Breach of Representations and Warranties

          5. Each Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee, the Securities Administrator, the Master Servicer and the Servicer acting on the
Trust's behalf) in connection with any breach of the representations and warranties made by such Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the applicable Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein); provided, however, that the Assignor specifically reserves and does not assign to the Assignee hereunder any and all right, title and interest in the Premium Percentage, if any, due in connection with the repurchase of a Mortgage Loan pursuant to Subsections 8.03, 8.04 and
8.05 of the applicable Purchase Agreement.

Miscellaneous

          6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

          7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

          8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee, the
Securities Administrator, the Master Servicer and the Servicer acting on the
Trust's behalf). Any entity into which Assignor, Assignee or any Company may be merged or consolidated shall, without the requirement for any

                                       3

further writing, be deemed Assignor, Assignee or the applicable Company, respectively, hereunder.

          9. Each of this Agreement and each Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase
Agreements (to the extent assigned hereunder) by Assignor to Assignee and by
Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Purchase Agreements.

          10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

          11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreements with respect to the Mortgage Loans, the terms of this Agreement shall control.

          12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the applicable Purchase Agreement.

                                       4

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                        FUNDING AMERICA MORTGAGE
                                           WAREHOUSE TRUST
                                           (Seller)

                                        By: Funding America, LLC, as
                                            administrator

                                        By: /s/ Ronald M. Faris
                                            ------------------------------------
                                            Name: Ronald M. Faris
                                            Title: Manager

                                        FUNDING AMERICA MORTGAGE
                                           WAREHOUSE TRUST I
                                           (Seller)

                                        By: Funding America, LLC, as
                                            administrator

                                        By: /s/ Ronald M. Faris
                                            ------------------------------------
                                            Name: Ronald M. Faris
                                            Title: Manager

                                        IXIS REAL ESTATE CAPITAL INC.

                                        By: /s/ F. Rene Mendez
                                            ------------------------------------
                                            Name: F. Rene Mendez
                                            Its: Managing Director

                                        By: /s/ Christopher Hayden
                                            ------------------------------------
                                            Name: Christopher Hayden
                                            Its: Managing Director

                                        MORGAN STANLEY ABS CAPITAL I INC.

                                        By: /s/ Valerie Kay
                                            ------------------------------------
                                            Name: Valerie Kay
                                            Its: Vice President

                                       5

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT

                             MORTGAGE LOAN SCHEDULE

                EXHIBIT B TO ASSIGNMENT AND RECOGNITION AGREEMENT

            REPRESENTATIONS AND WARRANTIES AS TO THE MORTGAGE LOANS.

          Each Company hereby represents and warrants to the Purchaser that, as to each Mortgage Loan such Company sold to the Purchaser, as of the date on which such transferred servicing of the Mortgage Loan to the Purchaser, or its designee (the "Transfer Date"), unless otherwise set forth herein:

          (a) Mortgage Loans as Described. The information set forth in the
Mortgage Loan Schedule delivered to the Purchaser, or its designee, in connection with the servicing transfer, is complete, true and correct;

          (b) Payments Current. Except as set forth on the mortgage loan schedule delivered to the Purchaser by the Company on the Transfer Date, no
payment required under the Mortgage Loan is thirty (30) days or more delinquent nor has any payment under the Mortgage Loan been thirty (30) days or more delinquent at any time since the origination of the Mortgage Loan.

          (c) No Outstanding Charges. Except as set forth on the mortgage loan schedule delivered to the Purchaser by the Company on the Transfer Date, there are no defaults in complying with the terms of the Mortgage securing the
Mortgage Loan, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. As of the closing date for the Securitization Transaction (the "Securitization Closing
Date"), except for (A) payments in the nature of escrow payments and (B)
interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier to the day which precedes by one (1) month the Due Date of the first installment of principal and interest, including, without limitation, taxes and insurance payments, the Company has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan;

          (d) Original Terms Unmodified. The terms of the Mortgage Note and
Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the Mortgage Loan
Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the Mortgage Loan Schedule, if applicable. No
Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the related
Mortgage Loan Schedule;

          (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage
Note or the Mortgage, or the exercise of any right thereunder, render either the
Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at, or subsequent to, the time the Mortgage Loan was originated;

          (f) Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae Guides or by
Freddie Mac, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement. If required by the National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance
Administration in effect, which policy conforms to Fannie Mae and Freddie Mac, as well as all additional requirements set forth in Section 2.10 of the Interim
Servicing Agreement. All individual insurance policies contain a standard mortgagee clause naming the Company (or the Originator) and its successors and assigns as mortgagee, and all premiums thereon have been paid and such policies may not be reduced, terminated or cancelled without thirty (30) days' prior written notice to the mortgagee. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or
"blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development.
The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement. As of the Securitization Closing Date, the
Company has not engaged in, and has no knowledge of the Mortgagor's or any servicer's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of such policy, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Company;

          (g) Compliance with Applicable Laws. As of the Securitization Closing
Date, any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, predatory, abusive and fair lending, equal credit opportunity and disclosure laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to prepayment penalties, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Company or the
Interim Servicer shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the

Purchaser upon demand, evidence of compliance with all such requirements. This representation is a Deemed Material Breach Representation;

          (h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged
Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Company has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the
Company waived any default resulting from any action or inaction by the
Mortgagor;

          (i) Location and Type of Mortgaged Property. The Mortgaged Property is
a fee simple property located in the state identified in the Mortgage Loan
Schedule except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the Mortgaged Property may be a leasehold estate and consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a condominium project, or an individual unit in a planned unit development and that no residence or dwelling is a mobile home, provided, however, that any condominium unit or planned unit development shall not fall within any of the "Ineligible Projects" of part XII, Section 102 of the
Fannie Mae Selling Guide and shall conform with the Underwriting Guidelines. In the case of any Mortgaged Properties that are manufactured homes (a
"Manufactured Home Mortgage Loans"), (A) (i) such Manufactured Home Mortgage
Loan conforms with the applicable Fannie Mae or Freddie Mac requirements regarding mortgage loans related to manufactured dwellings, (ii) the related manufactured dwelling is permanently affixed to the land, (iii) the related manufactured dwelling and the related land are subject to a Mortgage properly filed in the appropriate public recording office and naming Company as mortgagee, (iv) the applicable laws of the jurisdiction in which the related
Mortgaged Property is located will deem the manufactured dwelling located on such Mortgaged Property to be a part of the real property on which such dwelling is located, (v) such Manufactured Home Mortgage Loan is (x) a qualified mortgage under Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended and
(y) secured by manufactured housing treated as a single family residence under
Section 25(e)(10) of the Code (i.e., such manufactured home has a minimum of 400 square feet of living space, a minimum width in excess of 102 inches and which is of a kind customarily used at a fixed location) and (vi) as of the origination date of the related Mortgage Loan, the related manufactured housing unit that secures such Mortgage Loan either: (x) was the principal residence of the Mortgagor or (y) was classified as real property under applicable state law.
As of the date of origination, no portion of the Mortgaged Property was used for commercial purposes, and to the best of the Company's knowledge since the
Closing Date, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged
Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes. This representation is a Deemed Material
Breach Representation;

          (j) Valid First and Second Lien. Each Mortgage is a valid and subsisting first lien, with respect to First Lien Loans, or second lien, with respect to Second Lien Loans, of record on a single parcel of real estate constituting the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time, subject in all cases to the exceptions to title set forth in the title insurance policy with respect to the related Mortgage Loan, which exceptions are generally acceptable to prudent mortgage lending companies, and such other exceptions to which similar properties are commonly subject and which do not individually, or in the aggregate, materially and adversely affect the benefits of the security intended to be provided by such Mortgage. In no event shall any Mortgage Loan be in a lien position more junior than a second lien. The lien of the Mortgage is subject only to:

                    (1) with respect to Second Lien Loans, the lien of the first mortgage on the Mortgaged Property;

                    (2) the lien of current real property taxes and assessments not yet due and payable;

                    (3) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (a) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b)
               which do not adversely affect the Appraised Value of the
               Mortgaged Property set forth in such appraisal; and

                    (4) other matters to which like properties are commonly
               subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged
               Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected (A) first lien and first priority security interest with respect to each First Lien Loan, or (B) second lien and second priority security interest with respect to each Second Lien Loan, in either case, on the property described therein and Company has full right to sell and assign the same to Purchaser. The Mortgaged Property was not, unless indicated
on the related Mortgage Loan Schedule in the case of a First Lien Loan, as of the date of origination of the Mortgage Loan, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the Mortgage;

          (k) Validity of Mortgage Documents. As of the Securitization Closing
Date, (i) the Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with a
Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its

terms (including, without limitation, any provisions therein relating to prepayment penalties); (ii) all parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage
Loan and to execute and deliver the Mortgage Note, the Mortgage and any other related agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties; (iii) the documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading; and (iv) no fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination or servicing (with respect to servicing, as of the Transfer Date) of the Mortgage Loan. As of the Transfer
Date, the Company has reviewed all of the documents constituting the Servicing
File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

          (l) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. As of the Securitization Closing
Date, all costs, fees and expenses incurred in making or closing the Mortgage
Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or
Mortgage;

          (m) Ownership. As of the Closing Date, the Company was the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each
Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the
Company will retain the Mortgage Files or any part thereof with respect thereto not delivered to the Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each
Mortgage Loan. The Mortgage Loan was not assigned or pledged, and the Company had good, indefeasible and marketable title thereto, and had full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each
Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage
Loan, the Purchaser owned such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest.. As of the Closing Date, the Company relinquished all rights to possess, control and monitor the Mortgage Loan. As of the Closing Date, the
Company has had and will have no right to modify or alter the terms of the sale of the Mortgage Loan and the Company will have no obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement;

          (n) Doing Business. All parties which have had any interest in the
Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state,

or (iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

          (o) CLTV, LTV; FICO Score. As of the Securitization Closing Date, no
Mortgage Loan that is a Second Lien Loan has an original CLTV in excess of 100%.
No Mortgage Loan has an original LTV greater than 100%. At origination of the
Mortgage Loan, the Mortgagor did not have a FICO score of less than 500;

          (p) Title Insurance. The Mortgage Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Company, its successors and assigns, as to the first priority lien
(with respect to First Lien Loans) or second priority lien (with respect to
Second Lien Loans) of the Mortgage in the original principal amount of the
Mortgage Loan, subject only to the exceptions contained in clauses (1) and (2)
of paragraph (j) of this Exhibit B, and in the case of Adjustable Rate Mortgage
Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. The Company, its successor and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Company, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the
Company;

          (q) No Defaults. Except as set forth in the Mortgage Loan Schedule, there is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Company nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration. With respect to each Second Lien Loan, (i) the prior mortgage is in full force and effect, (ii) there is no default, breach, violation or event of acceleration existing under such prior mortgage or the related mortgage note, (iii) there is no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder, and either (A)
the prior mortgage contains a provision which allows or (B) applicable law requires, the mortgagee under the Second Lien

Loan to receive notice of, and affords such mortgagee an opportunity to cure any default by payment in full or otherwise under the prior mortgage;

          (r) No Mechanics' Liens. There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage which are not covered by the title insurance specified in clause (p);

          (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay
wholly within the boundaries and building restriction lines of the Mortgaged
Property, and no improvements on adjoining properties encroach upon the
Mortgaged Property. The Mortgaged Property and all improvements located on or being part of the Mortgaged Property are in compliance with all applicable zoning and building laws, ordinances and regulations;

          (t) Origination; Payment Terms. As of the Securitization Closing Date,
the Mortgage Loan was originated by a mortgagee approved by the Secretary of
Housing and Urban Development pursuant to Sections 203 and 211 of the Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No Mortgage Loan contains terms or provisions which would result in negative amortization. Other than with respect to Mortgage Loans that require only payments of interest for a specified period of time after origination, principal payments on the Mortgage Loan commenced no more than sixty (60) days after funds were disbursed in connection with the Mortgage Loan. The Mortgage
Interest Rate as well as, with respect to Adjustable Rate Mortgage Loans, the
Lifetime Rate Cap, the Periodic Rate Floor and the Periodic Rate Cap are as set
forth on the related Mortgage Loan Schedule. The Mortgage Interest Rate is
adjusted, with respect to Adjustable Rate Mortgage Loans, on each Interest Rate
Adjustment Date to equal the Index plus the Gross Margin (rounded up or down to the nearest 0.125%), subject to the Periodic Rate Cap. Other than with respect to Mortgage Loans that require only payments of interest for a specified period of time after origination, the Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the
Mortgage Loan fully by the stated maturity date (unless the Mortgage Loan is identified on the related Mortgage Loan Schedule as a Balloon Mortgage Loan), over an original term of not more than thirty (30) years from commencement of amortization (except in the case of Mortgage Loans which have a stated maturity of 30 years but amortized based on a 40 year schedule). Unless otherwise specified on the related Mortgage Loan Schedule, the Mortgage Loan is payable on the first day of each month. There are no Convertible Mortgage Loans which contain a provision allowing the Mortgagor to convert the Mortgage Note from an adjustable interest rate Mortgage Note to a fixed interest rate Mortgage Note.
The Due Date of the first payment under the Mortgage Note is no more than sixty
(60) days from the date of the Mortgage Note;

          (u) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a
Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the
Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

          (v) Conformance with Agency and Underwriting Guidelines. As of the
Securitization Closing Date, the Mortgage Loan was underwritten in accordance with the Underwriting Guidelines (a copy of which is attached to the related
Assignment and Conveyance Agreement as Exhibit C). The Mortgage Note and
Mortgage are on forms acceptable to Freddie Mac or Fannie Mae and no representations have been made to a Mortgagor that are inconsistent with the mortgage instruments used;

          (w) Occupancy of the Mortgaged Property. As of the Closing Date and to
the Company's knowledge as of the Securitization Closing Date, the Mortgaged
Property is lawfully occupied under applicable law. As of the Closing Date, all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. The Company has not received notification from any
Governmental Authority that the Mortgaged Property is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be. The Company has not received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate. Except as set forth on the Mortgage Loan Schedule, the Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor's primary residence;

          (x) No Additional Collateral. The Mortgage Note is not and has not
been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (j) above;

          (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the
Mortgage (or in the case of a substitution of trustee, is named in a properly recorded substitution of trustee), and no fees or expenses are or will become payable by the Purchaser, the Custodian or the Interim Servicer to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

          (z) Acceptable Investment. As of the Closing Date, there are no circumstances or conditions with respect to the Mortgage, the Mortgaged
Property, the

Mortgagor, the Mortgage File or the Mortgagor's credit standing that can reasonably be expected to cause private institutional investors to regard the
Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan, or cause the Mortgage Loan to prepay during any period materially faster or slower than the mortgage loans originated by the loan Originator generally;

          (aa) Delivery of Mortgage Documents. The Mortgage Note, the Mortgage,
the Assignment of Mortgage and any other documents required to be delivered under this Agreement for each Mortgage Loan have been delivered to the
Custodian. The Company or the Interim Servicer is in possession of a complete, true and accurate Mortgage File in compliance with Exhibit A hereto, except for such documents the originals of which have been delivered to the Custodian, and the Company has retained copies thereof;

          (bb) Condominiums/Planned Unit Developments. As of the Securitization
Closing Date, if the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project is (i) acceptable to Fannie Mae or Freddie
Mac or (ii) located in a condominium or planned unit development project which has received project approval from Fannie Mae or Freddie Mac. The representations and warranties required by Fannie Mae with respect to such condominium or planned unit development have been satisfied and remain true and correct;

          (cc) Transfer of Mortgage Loans. Except with respect to MERS
Designated Mortgage Loans, the Assignment of Mortgage with respect to each
Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Company are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

          (dd) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the
Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the
Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder;

          (ee) No Balloon Mortgage Loans. The Mortgage Loan is not a Balloon
Mortgage Loan unless specifically listed on the related Mortgage Loan Schedule;

          (ff) No Buydown Provisions; No Graduated Payments or Contingent
Interests. The Mortgage Loan does not contain provisions pursuant to which
Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Company, the Mortgagor, or anyone on behalf of the
Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The
Mortgage Loan is not a graduated payment mortgage loan, and the Mortgage Loan does not have a shared appreciation or other contingent interest feature. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and the Company has not
financed nor does it own directly or indirectly, any equity of any form in the
Mortgaged Property or the Mortgagor;

          (gg) Consolidation of Future Advances. Any future advances made to the
Mortgagor prior to the applicable Cut-off Date were consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term.
The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first or second, as applicable, lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence acceptable to Fannie Mae and
Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

          (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. To the
Company's knowledge, no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. To the Company's knowledge, the
Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair;

          (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments.
The origination, servicing and collection practices with respect to the Mortgage
Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper.
With respect to escrow deposits and Escrow Payments (other than with respect to
Second Lien Loans for which the mortgagee under the prior mortgage lien is collecting Escrow Payments), all such payments are in the possession of Company and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. Each Mortgage Loan is covered by a paid in full, life of loan, tax service contract that will be assigned without penalty, premium or cost to the Purchaser or its designee. All
Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Company have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related
Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the Mortgage Interest Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. Any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments have been delivered. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

          (jj) Other Insurance Policies; No Defense to Coverage. As of the
Transfer Date, and to the best of the Company's knowledge, as of the
Securitization Closing Date, no action, inaction or event has occurred and no state of facts exists or has existed on or prior to the Closing Date that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable primary mortgage insurance policy, hazard insurance policy or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured), irrespective of the cause of such failure of coverage. The Company has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Company or by any officer, director, or employee of the Company or any designee of the Company or any corporation in which the Company or any officer, director, or employee had a financial interest at the time of placement of such insurance;

          (kk) No Violation of Environmental Laws. The Mortgaged Property is
free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation.
There is no pending action or proceeding directly involving the Mortgaged
Property in which compliance with any environmental law, rule or regulation is an issue; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

          (ll) Servicemembers' Civil Relief Act. The Mortgagor has not notified the Company, and as of the Securitization Closing Date, the Company has no
knowledge of any relief requested or allowed to the Mortgagor under the
Servicemembers' Civil Relief Act of 2003, as amended, or any similar state statute;

          (mm) Appraisal. As of the Securitization Closing Date, the Company has
delivered to the Purchaser an appraisal of the Mortgaged Property signed prior to the approval of the Mortgage application by an appraiser qualified under
Fannie Mae and Freddie Mac guidelines who (i) is licensed in the state where the
Mortgaged Property is located, (ii) has no interest, direct or indirect, in the
Mortgaged Property or in any loan or the security therefor, and (iii) does not receive compensation that is affected by the approval or disapproval of the
Mortgage Loan. The appraisal shall have been made within one hundred eighty
(180) days of the origination of the Mortgage Loan and shall be completed in compliance with the Uniform Standards of Professional Appraisal Practice, and
all applicable Federal and state laws and regulations. If the appraisal was made more than one hundred twenty (120) days before the origination of the Mortgage
Loan, the Company shall have received and delivered to the Purchaser a recertification of the appraisal;

          (nn) Disclosure Materials. As of the Securitization Closing Date, the
Mortgagor has, to the extent required by applicable law, executed a statement to the effect that the Mortgagor has, received all disclosure materials required by applicable law and the Originator has complied with all applicable law with respect to the making of the Mortgage Loans. The Company shall cause the Interim
Servicer to maintain such statement in the Mortgage File;

          (oo) Construction or Rehabilitation of Mortgaged Property. As of the
Securitization Closing Date, the Mortgage Loan was not made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property;

          (pp) No Defense to Insurance Coverage. To the best of the Company's knowledge, no action has been taken or failed to be taken, no event has occurred and no state of facts exists or has existed on or prior to the Closing Date
(whether or not known to the Company on or prior to such date) which has resulted or will result in an exclusion from, denial of, or defense to coverage under any primary mortgage insurance (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Originator or Company, the related Mortgagor or any party involved in the application for such coverage, including the appraisal, plans and specifications and other exhibits or documents submitted therewith to the insurer under such insurance policy, or for any other reason under such coverage, but not including the failure of such insurer to pay by reason of such insurer's breach of such insurance policy or such insurer's financial inability to pay. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Originator or
Company or any designee of the Originator or Company or any corporation in which the Originator or Company or any officer, director, or employee had a financial interest at the time of placement of such insurance;

          (qq) Qualified Mortgage. The Mortgage Loan is a qualified mortgage under Section 860G(a)(3) of the Code;

          (rr) Credit Information. As to each consumer report (as defined in the
Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Company to the Purchaser, that Company has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded by the terms of the Mortgage Loan Documents from furnishing the same to any subsequent or prospective purchaser of such Mortgage. The Interim Servicer has, for each
Mortgage Loan, fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and
Trans Union Credit Information Company (three of the credit repositories), on a monthly basis. This representation is a Deemed Material Breach Representation;

          (ss) Leaseholds. If the Mortgage Loan is secured by a long-term residential lease, (1) the lessor under the lease holds a fee simple interest in the land; (2) the terms of such lease expressly permit the mortgaging of the leasehold estate, the assignment of the lease without the lessor's consent and the acquisition by the holder of the Mortgage of the rights of the lessee upon foreclosure or assignment in lieu of foreclosure or provide the holder of the
Mortgage with substantially similar protections; (3) the terms of such lease do not (a) allow the termination thereof upon the lessee's default without the holder of the Mortgage being entitled to receive written notice of, and opportunity to cure, such default, (b) allow the termination of the lease in the event of damage or destruction as long as the Mortgage is in existence, (c)
prohibit the holder

of the Mortgage from being insured (or receiving proceeds of insurance) under the hazard insurance policy or policies relating to the Mortgaged Property or
(d) permit any increase in rent other than pre-established increases set forth in the lease; (4) the original term of such lease is not less than fifteen (15)
years; (5) the term of such lease does not terminate earlier than five (5) years after the maturity date of the Mortgage Note; and (6) the Mortgaged Property is located in a jurisdiction in which the use of leasehold estates in transferring ownership in residential properties is a widely accepted practice;

          (tt) Prepayment Penalty. The Mortgage Loan is subject to a prepayment penalty as provided in the related Mortgage Note except as set forth on the related Mortgage Loan Schedule. With respect to each Mortgage Loan that has a prepayment penalty feature, each such Prepayment Penalty is enforceable and each prepayment penalty is permitted pursuant to federal, state and local law. Each such prepayment penalty is in an amount equal to the maximum amount permitted under applicable law and no such prepayment penalty may provide for a term in excess of five (5) years with respect to Mortgage Loans originated prior to
October, 1, 2002. With respect to Mortgage Loans originated on or after October
1, 2002, the duration of the prepayment penalty period shall not exceed three
(3) years from the date of the Mortgage Loan unless the Mortgage Loan was modified to reduce the prepayment penalty period to no more than three (3) years from the date of such Mortgage Note and the Mortgagor was notified in writing of such reduction in the prepayment penalty period. With respect to any Mortgage
Loan that contains a provision permitting imposition of a penalty upon a prepayment prior to maturity: (i) the Mortgage Loan provides some benefit to the
Mortgagor (e.g., a rate or fee reduction) in exchange for accepting such prepayment penalty, (ii) the Mortgage Loan's originator had a written policy of offering the Mortgagor or requiring third-party brokers to offer the Mortgagor, the option of obtaining a mortgage loan that did not require payment of such a penalty and (iii) the prepayment penalty was adequately disclosed to the
Mortgagor in the mortgage loan documents pursuant to applicable state, local and federal law. This representation is a Deemed Material Breach Representation;

          (uu) Assumability. With respect to each Adjustable Rate Mortgage Loan, the Mortgage Loan Documents provide that after the related first Interest Rate
Adjustment Date, a related Mortgage Loan may only be assumed if the party assuming such Mortgage Loan meets certain credit requirements stated in the
Mortgage Loan Documents;

          (vv) Conversion to Fixed Interest Rate. With respect to Adjustable
Rate Mortgage Loans, the Mortgage Loan is not a Convertible Mortgage Loan;

          (ww) Escrow Analysis. With respect to each Mortgage, the Interim
Servicer has within the last twelve (12) months (unless such Mortgage was originated within such twelve-month period) analyzed the required Escrow
Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

          (xx) Predatory Lending Regulations. As of the Securitization Closing
Date, no Mortgage Loan is a High Cost Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair

Lending Act. No Mortgage Loan is covered by the Home Ownership and Equity
Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law. The Mortgaged Property is not located in a jurisdiction where a breach of this representation with respect to the related Mortgage Loan may result in additional assignee liability to the Purchaser This representation is a Deemed Material Breach Representation;

          (yy) Single-Premium Credit Life Insurance Policy. As of the
Securitization Closing Date, no Mortgagor was required to purchase any single-premium credit insurance policy (e.g., life, disability, accident, unemployment or property insurance policy) or debt cancellation agreement as a condition of obtaining the extension of credit. As of the Securitization Closing
Date, no Mortgagor obtained a prepaid single-premium credit insurance policy
(e.g., life, disability, accident, unemployment or property insurance policy) in connection with the origination of the Mortgage Loan. As of the Securitization
Closing Date, no proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies or debt cancellation agreements as part of the origination of, or as a condition to closing, such Mortgage Loan. This representation is a Deemed Material Breach Representation;

          (zz) Regarding the Mortgagor. As of the Securitization Closing Date,
the Mortgagor is one or more natural persons and/or trustees for an Illinois land trust or a trustee under a "living trust" and such "living trust" is in compliance with Fannie Mae guidelines for such trusts;

          (aaa) Insurance. The Company has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser;

          (bbb) Simple Interest Mortgage Loans. The Mortgage Loan is not a
simple interest Mortgage Loan;

          (ccc) Flood Certification Contract. The Mortgage Loan is covered by a paid in full, life of loan, transferable flood certification contract that has been assigned without penalty, cost or premium to the Purchaser;

          (ddd) Consent. Either (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File;

          (eee) Origination Date. Except as otherwise indicated on the related
Mortgage Loan Schedule, the date of origination of the Mortgage Loan shall be no earlier than three (3) months prior to the date such Mortgage Loan is first purchased by the Purchaser;

          (fff) Mortgage Submitted for Recordation. The Mortgage either has been or will promptly be submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located;

          (ggg) Endorsements. The Mortgage Note has been endorsed by the last endorsee for its own account and not as a fiduciary, trustee, trustor or beneficiary under a trust agreement;

          (hhh) Accuracy of Information. As of the Securitization Closing Date,
all information provided to the Purchaser by the Company with respect to the
Mortgage Loan is accurate in all material respects;

          (iii) Mortgagor Bankruptcy. On or prior to the related Closing Date, the Mortgagor has not filed or will not file a bankruptcy petition or has not become the subject or will not become the subject of involuntary bankruptcy proceedings or has not consented to or will not consent to the filing of a bankruptcy proceeding against it or to a receiver being appointed in respect of the related Mortgaged Property;

          (jjj) No Construction Loans. As of the Securitization Closing Date, no
Mortgage Loan was made in connection with (a) facilitating the trade-in or exchange of a Mortgaged Property or (b) the construction or rehabilitation of a
Mortgaged Property, unless the Mortgage Loan is a construction-to-permanent mortgage loan listed on the Mortgage Loan Schedule which has been fully disbursed, all construction work is complete and a completion certificate has been issued;

          (kkk) No Equity Participation. No document relating to the Mortgage
Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the
Mortgaged Property or the Mortgagor and Company has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the
Mortgagor;

          (lll) Proceeds of Mortgage Loan. The proceeds of the Mortgage Loan have not been and shall not be used to satisfy, in whole or in part, any debt owed or owing by the Mortgagor to Company or any Affiliate or correspondent thereof unless such debt was originated more than twenty-four (24) months prior to the origination of such Mortgage Loan unless there is a tangible net benefit to the related Mortgagor;

          (mmm) No Arbitration. As of the Securitization Closing Date, no
Mortgagor with respect to any Mortgage Loan originated on or after August 1,
2004 agreed to submit to arbitration to resolve any dispute arising out of or relating in any way to the mortgage loan transaction. This representation is a
Deemed Material Breach Representation;

          (nnn) Origination Practices/No Steering. As of the Securitization
Closing Date, no Mortgagor was encouraged or required to select a Mortgage Loan product offered by the Mortgage Loan's originator which is a higher cost product designed for less creditworthy borrowers, unless at the time of the Mortgage
Loan's origination, such Mortgagor did not qualify taking into account such facts as, without limitation, the Mortgage Loan's requirements and the
Mortgagor's credit history, income, assets and liabilities and debt-to-income ratios for a lower-cost credit product then offered by the Mortgage Loan's originator or any affiliate of the Mortgage Loan's originator. For a Mortgagor who seeks financing through a Mortgage Loan

originator's higher-priced subprime lending channel, the Mortgagor was directed towards or offered the Mortgage Loan originator's standard mortgage line if the
Mortgagor was able to qualify for one of the standard products. This representation and warranty is a Deemed Material Breach Representation;

          (ooo) Underwriting Methodology. As of the Securitization Closing Date,
the methodology used in underwriting the extension of credit for each Mortgage
Loan does not rely on the extent of the Mortgagor's equity in the collateral as the principal determining factor in approving such extension of credit. The methodology employed objective criteria that related such facts as, without limitation, the Mortgagor's credit history, income, assets or liabilities, to the proposed mortgage payment and, based on such methodology, the Mortgage
Loan's originator made a reasonable determination that at the time of origination the Mortgagor had the ability to make timely payments on the
Mortgage Loan.. Such underwriting methodology confirmed that at the time of origination (application/approval) the Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan. This representation and warranty is a
Deemed Material Breach Representation;

          (ppp) Points and Fees. As of the Securitization Closing Date, no
Mortgagor was charged "points and fees" (whether or not financed) in an amount greater than (i) $1,000 or (ii) 5% of the principal amount of such Mortgage
Loan, whichever is greater. For purposes of this representation, "points and fees" (x) include origination, underwriting, broker and finder fees and charges paid to the mortgagee or a third party, and (y) exclude bona fide discount points, fees paid for actual services rendered in connection with the origination of the Mortgage Loan (such attorneys' fees, notaries fees and fees paid for property appraisals, credit reports, surveys, title examinations and extracts, flood and tax certifications and home inspections), the costs of mortgage insurance or credit-risk price adjustments, the costs of title, hazard and flood insurance policies, state and local transfer taxes or fees, escrow deposits for the future payment of taxes and insurance premiums, and other miscellaneous fees and charges that, in total, do not exceed 0.25% of the principal amount of such Mortgage Loan. This representation is a Deemed Material
Breach Representation;

          (qqq) Fees Charges. As of the Securitization Closing Date, all fees and charges (including finance charges) and whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan has been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. This representation is a
Deemed Material Breach Representation; and

          (rrr) Second Lien Mortgage Loans. With respect to each Second Lien
Loan: (1) the related First Lien Loan does not permit negative amortization; (2)
where required or customary in the jurisdiction in which the Mortgaged Property is located, the original lender has filed for record a request for notice of any action by the related senior lienholder, and the Company has notified such second lienholder in writing of the existence of the Second Lien Loan and requested notification of any action to be taken against the Mortgagor by such senior lienholder; either (a) no consent for the Second Lien Loan is required by the holder of the related First Lien Loan or (b) such consent has been obtained and is contained in the related Mortgage File; (3) to the best of Company's knowledge, the related First Lien Loan is in full force and effect, and there is no default, lien, breach, violation or event which would permit acceleration existing under such First Lien Loan or Mortgage Note, and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration under such First Lien Loan; (4) the related first lien
Mortgage contains a provision which provides for giving notice of default or breach to the mortgagee under the Mortgage Loan and allows such mortgagee to cure any default under the related First Lien Mortgage; and (5) the related
Mortgaged Property was the Mortgagor's principal residence at the time of the origination of such Second Lien Loan. This representation is a Deemed Material
Breach Representation.

          (sss) With respect to second lien loans,

                    (1) No Negative Amortization of Related First Lien Loan. The
               related first lien loan does not permit negative amortization;

                    (2) Request for Notice; No Consent Required. Where required or customary in the jurisdiction in which the Mortgaged Property is located, the original lender has filed for record a request for notice of any action by the related senior lienholder, and the Company has notified such senior lienholder in writing of the existence of the Second Lien Loan and requested notification of any action to be taken against the Mortgagor by such senior lienholder. Either (a) no consent for the Second Lien loan is required by the holder of the related first lien loan or (b) such consent has been obtained and is contained in the related
               Mortgage File;

                    (3) Not Default Under First Lien. To the best of Company's knowledge, the related first lien loan is in full force and effect, and there is no default lien, breach, violation or event which would permit acceleration existing under such first lien mortgage or mortgage note, and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration under such first lien loan;

                    (4) Right to Cure First Lien. The related first lien
               mortgage contains a provision which provides for giving notice of default or breach to the mortgagee under the Mortgage Loan and allows such mortgagee to cure any default under the related first lien mortgage; and

                    (5) Principal Residence. The related Mortgaged Property is the Mortgagor's principal residence.

          This representation and warranty is a Deemed Material and Adverse
Representation.

                                                                  EXECUTION COPY

================================================================================

                 AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND
                              WARRANTIES AGREEMENT

                                   ----------

                         IXIS REAL ESTATE CAPITAL INC.,

                                    Purchaser

                    FUNDING AMERICA MORTGAGE WAREHOUSE TRUST,

                                     Seller

                           OCWEN LOAN SERVICING, LLC,

                         Originator and Interim Servicer

                                   ----------

                           Dated as of October 1, 2006

         Adjustable-Rate and Fixed-Rate, B/C Residential Mortgage Loans

================================================================================

                                                                       Page
                                                                       ----

   Subsection 6.01.   Conveyance of Mortgage Loans; Possession

SECTION 8.   REPRESENTATIONS, WARRANTIES AND COVENANTS OF
                THE SELLER; REMEDIES FOR BREACH.....................    18

   Subsection 8.01.   Representations and Warranties
                         Regarding the Seller.......................    18

   Subsection 8.02.   Representations and Warranties
                         Regarding Individual Mortgage Loans........    22

   Subsection 8.03.   Remedies for Breach of Representations
                         and Warranties.............................    38

   Subsection 8.04.   Repurchase of Mortgage Loans That Prepay
                         in Full....................................    40

   Subsection 8.05.   Repurchase of Mortgage Loans with First
                         Payment Defaults...........................    40

   Subsection 8.06.   Purchaser's Right to Review...................    41

                                       -i-

   Subsection 13.01.   Additional Indemnification by the Originator;

SECTION 18.   GOVERNING LAW JURISDICTION; CONSENT TO SERVICE OF
                 PROCESS............................................    49

SECTION 19.   INTENTION OF THE PARTIES..............................    49

SECTION 20.   SUCCESSORS AND ASSIGNS; ASSIGNMENT OF PURCHASE

                                      -ii-

   Subsection 29.02.   Additional Representations and Warranties of

                                      -iii-

                                    EXHIBITS

EXHIBIT A   CONTENTS OF EACH MORTGAGE FILE

EXHIBIT B   FORM OF INTERIM SERVICING AGREEMENT

EXHIBIT C   FORM OF OFFICER'S CERTIFICATE

EXHIBIT D   FORM OF OPINION OF COUNSEL TO THE GUARANTOR, THE SELLER AND THE
            INTERIM SERVICER

EXHIBIT E   FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT F   FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT G   [RESERVED]

EXHIBIT H   FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT

EXHIBIT I   FUNDING AMERICA'S UNDERWRITING GUIDELINES

EXHIBIT J   FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

EXHIBIT K   FORM OF INDEMNIFICATION AND CONTRIBUTION AGREEMENT

                                      -iv-

                 AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND
                              WARRANTIES AGREEMENT

          This AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND WARRANTIES
AGREEMENT (the "Agreement"), dated as of October 1, 2006, by and among IXIS Real
Estate Capital Inc., a New York corporation, having an office at 9 West 57th
Street, 36th Floor, New York, New York 10019 (the "Purchaser"), Funding America
Mortgage Warehouse Trust, a Delaware statutory trust, having an office at 300
Delaware Avenue, Suite 900, Wilmington, Delaware 19801 (the "Seller") and Ocwen
Loan Servicing, LLC, a Delaware limited liability company, having an office at
1661 Worthington Road, Centrepark West, Suite 100, West Palm Beach, Florida
33409 (the "Interim Servicer").

                                   WITNESSETH:

          WHEREAS, the Seller desires to sell, from time to time, to the
Purchaser, and the Purchaser desires to purchase, from time to time, from the
Seller, certain first and second lien, adjustable-rate and fixed-rate B/C residential mortgage loans (the "Mortgage Loans") on a servicing released basis as described herein, and which shall be delivered in pools of whole loans (each, a "Mortgage Loan Package") on various dates as provided herein (each, a "Closing
Date");

          WHEREAS, the Purchaser and Seller are parties to that certain Mortgage
Loan Purchase and Warranties Agreement, dated as of May 1, 2006 (the "Original
Purchase Agreement"); and

          WHEREAS, as the present time, the Purchase and the Seller desire to amend the Original Purchase Agreement to make certain modifications as set forth herein.

          NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Seller agree as follows:

          SECTION 1. Definitions.

          For purposes of this Agreement the following capitalized terms shall have the respective meanings set forth below.

          Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located.

          Act: The National Housing Act, as amended from time to time.

          Adjustable Rate Mortgage Loan: An adjustable rate Mortgage Loan purchased pursuant to this Agreement.

          Affiliate: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person.
For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such
Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and
"controlled" have meanings correlative to the foregoing.

          Agency Transfer: A Fannie Mae Transfer or a Freddie Mac Transfer.

          Agreement: This Amended and Restated Mortgage Loan Purchase and
Warranties Agreement and all amendments hereof and supplements hereto.

          ALTA: The American Land Title Association and its successors in interest.

          Appraised Value: (i) With respect to any First Lien Loan, the value of the related Mortgaged Property based upon the appraisal made, if any, for the originator at the time of origination of the Mortgage Loan or the sales price of the Mortgaged Property at such time of origination, whichever is less; provided, however, that in the case of a refinanced Mortgage Loan, such value is based solely upon the appraisal made, if any, at the time of origination of such refinanced Mortgage Loan, and (ii) with respect to any Second Lien Loan, the value, determined pursuant to Funding America's Underwriting Guidelines, of the
related Mortgaged Property as of the origination of the Second Lien Loan.

          Assignment and Conveyance Agreement: As defined in Subsection 6.01.

          Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser.

          Balloon Mortgage Loan: Any Mortgage Loan that requires only payments of interest until the stated maturity date of the Mortgage Loan or the Monthly
Payments of principal which (not including the payment due on its stated
maturity date) are based on an amortization schedule that would be insufficient to fully amortize the principal thereof by stated maturity date of the Mortgage
Loan.

          Business Day: Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions, in the State of New
York, or the State of Florida, or the state in which the Interim Servicer's servicing operations are located, are authorized or obligated by law or executive order to be closed.

          Closing Date: The date or dates on which the Purchaser from time to time shall purchase and the Seller from time to time shall sell the Mortgage
Loans listed on the related Mortgage Loan Schedule with respect to the related
Mortgage Loan Package.

          CLTV: As of any date and as to (1) any Second Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the Second Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are senior or equal in priority to the Second Lien Loan and which are secured by the same

                                       -2-

Mortgaged Property to (b) the Appraised Value and (2) any First Lien Loan, the
ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the First Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are junior or equal in priority to the First Lien Loan and which are secured by the same
Mortgaged Property to (b) the Appraised Value.

          Code: Internal Revenue Code of 1986, as amended.

          Commission: The United States Securities and Exchange Commission.

          Condemnation Proceeds: All awards or settlements in respect of a
Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

          Convertible Mortgage Loan: Any individual Adjustable Rate Mortgage
Loan purchased pursuant to this Agreement which contains a provision whereby the
Mortgagor is permitted to convert the Adjustable Rate Mortgage Loan to a Fixed
Rate Mortgage Loan in accordance with the terms of the related Mortgage Note.

          Covered Loan: A Mortgage Loan categorized as Covered pursuant to
Appendix E of Standard & Poor's Glossary.

          Credit Files: As defined in Section 5 herein.

          Custodial Account: The separate account or accounts created and maintained pursuant to Section 2.04 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

          Custodial Agreement: The agreement governing the retention of the originals of each Mortgage Note, Mortgage, Assignment of Mortgage and other
Mortgage Loan Documents, to be executed between the Purchaser and the Custodian and to be dated as of the related Cut-Off Date.

          Custodian: The custodian under the Custodial Agreement, or its successor in interest or assigns, or any successor to the Custodian under the
Custodial Agreement, as therein provided. If at any time there is no Custodial
Agreement in effect with respect to a Mortgage Loan, all references to the
Custodian herein and in the Interim Servicing Agreement shall be deemed to refer to the Purchaser (or its designee) with respect to such Mortgage Loan.

          Cut-off Date: The date or dates designated as such on the related
Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

          Deemed Material Breach Representation: Each representation identified as such in Subsection 8.02.

                                       -3-

          Deleted Mortgage Loan: A Mortgage Loan that is repurchased or replaced or to be replaced with a Qualified Substitute Mortgage Loan by the Seller in accordance with the terms of this Agreement.

          Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

          Determination Date: The date specified in the Interim Servicing
Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

          Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

          Eligible Account: Any of (i) an account maintained with a federal or state chartered depository institution or trust company the short-term unsecured debt obligations of which (or, in the case of a depository institution or trust company that is a subsidiary of a holding company, the short-term unsecured debt obligations of such holding company) are rated A-1 by Standard & Poor's or
Prime-1 by Moody's (or a comparable rating if another Rating Agency is specified by the Purchaser by written notice to the Seller) at the time any amounts are held on deposit therein, (ii) an account or accounts the deposits in which are fully insured by the FDIC, or (iii) a trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity.

          Escrow Account: The separate account or accounts created and maintained pursuant to Section 2.06 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

          Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

          Exchange Act. The Securities Exchange Act of 1934, as amended.

          Fannie Mae: The Federal National Mortgage Association and its
successors in interest.

          Fannie Mae Guides: The Fannie Mae Sellers' Guide and the Fannie Mae
Servicers' Guide and all amendments or additions thereto.

          Fannie Mae Transfer: As defined in Section 12 hereof.

          FDIC: The Federal Deposit Insurance Corporation and its successors in interest.

          FHA: The Federal Housing Administration, an agency within the United
States Department of Housing and Urban Development and its successors in interest and including the

                                       -4-

Federal Housing Commissioner and the Secretary of Housing and Urban Development
where appropriate under the FHA Regulations.

          First Lien Loan: Any Mortgage Loan secured by a first lien Mortgage on the related Mortgaged Property.

          Fitch: Fitch, Inc. and its successors in interest.

          Fixed Rate Mortgage Loan: A fixed rate mortgage loan purchased pursuant to this Agreement.

          Freddie Mac: The Federal Home Loan Mortgage Corporation and its
successors in interest.

          Freddie Mac Transfer: As defined in Section 12 hereof.

          Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note which amount is added to the Index in accordance with the terms of the related Mortgage Note to determine on each Interest Rate Adjustment Date the Mortgage Interest Rate for
such Mortgage Loan.

          Guarantee: The guarantee, to be dated as of the initial Closing Date, pursuant to which the obligations of the Seller under the related Purchase Price and Terms Agreement and the Purchase Agreement will be guaranteed by the
Guarantor in favor of the Purchaser.

          Guarantor: Ocwen Financial Corporation, a Florida corporation, and its successors in interest.

          High Cost Loan: A Mortgage Loan (a) covered by the Home Ownership and
Equity Protection Act of 1994 ("HOEPA"), (b) with an "annual percentage rate" or total "points and fees" payable by the related Mortgagor (as each such term is calculated under HOEPA) that exceed the thresholds set forth by HOEPA and its implementing regulations, including 12 C.F.R. Section 226.32(a)(1)(i) and (ii),
(c) classified as a "high cost home," "threshold," "covered," "high risk home,"
"predatory" or similar loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or
(d) categorized as High Cost pursuant to Appendix E of Standard & Poor's
Glossary. For avoidance of doubt, the parties agree that this definition shall apply to any law regardless of whether such law is presently, or in the future becomes, the subject of judicial review or litigation.

          Home Loan: A Mortgage Loan categorized as Home Loan pursuant to
Appendix E of Standard & Poor's Glossary.

          HUD: The Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with regard to FHA Mortgage Insurance. The term "HUD," for purposes of this Agreement, is also

                                       -5-

deemed to include subdivisions thereof such as the FHA and Government
National Mortgage Association.

          Index: With respect to each Adjustable Rate Mortgage Loan, a rate per annum set forth on the related Mortgage Loan Schedule attached as Exhibit B to each related Assignment and Conveyance Agreement.

          Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

          Interest Rate Adjustment Date: With respect to each Adjustable Rate
Mortgage Loan, the date, specified in the related Mortgage Note and the related
Mortgage Loan Schedule, on which the Mortgage Interest Rate is adjusted.

          Interim Funder: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS(R) System as the interim funder pursuant to the
MERS Procedures Manual.

          Interim Servicer: Ocwen Loan Servicing, LLC, a Delaware limited liability company, and its successors in interest, and any successor interim servicer under the Interim Servicing Agreement.

          Interim Servicing Agreement: The agreement, attached as Exhibit B hereto, to be entered into by the Purchaser and the Interim Servicer, providing for the Interim Servicer to service the Mortgage Loans for an interim period as specified by the Interim Servicing Agreement.

          Investor: With respect to each MERS Designated Mortgage Loan, the
Person named on the MERS(R) System as the investor pursuant to the MERS
Procedures Manual.

          Lifetime Rate Cap: The provision of each Mortgage Note related to an
Adjustable Rate Mortgage Loan which provides for an absolute maximum Mortgage
Interest Rate thereunder. The Mortgage Interest Rate during the terms of each
Adjustable Rate Mortgage Loan shall not at any time exceed the Mortgage Interest
Rate at the time of origination of such Adjustable Rate Mortgage Loan by more than the amount per annum set forth on the related Mortgage Loan Schedule.

          Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such
Mortgage Loan, trustee's sale, foreclosure sale or otherwise, or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan.

          Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio (expressed as a percentage) of the outstanding principal amount of the
Mortgage Loan as of the Cut-off Date (unless otherwise indicated), to the
Appraised Value of the Mortgaged Property.

          MERS: Mortgage Electronic Registration Systems, Inc., a Delaware
corporation, and its successors and assigns.

                                       -6-

          MERS Designated Mortgage Loan: Mortgage Loans for which (a) the Seller has designated or will designate MERS as, and has taken or will take such action as is necessary to cause MERS to be, the mortgagee of record, as nominee for the
Seller, in accordance with MERS Procedure Manual and (b) the Seller has designated or will designate the Purchaser as the Investor on the MERS(R)
System.

          MERS Procedure Manual: The MERS Procedures Manual, as it may be
amended, supplemented or otherwise modified from time to time.

          MERS Report: The report from the MERS System listing MERS Designated
Mortgage Loans and other information.

          MERS(R) System: MERS mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.

          Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan.

          Moody's: Moody's Investors Service, Inc. and its successors in interest.

          Mortgage: The mortgage, deed of trust or other instrument securing a
Mortgage Note, which creates a first lien, in the case of a First Lien Loan, or a second lien, in the case of a Second Lien Loan, on the Mortgaged Property.

          Mortgage File: The items pertaining to a particular Mortgage Loan referred to in Exhibit A annexed hereto, and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

          Mortgage Interest Rate: The annual rate of interest borne on a
Mortgage Note with respect to each Mortgage Loan.

          Mortgage Loan: An individual Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the applicable Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal
Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds,
Servicing Rights, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

          Mortgage Loan Documents: The documents required to be delivered to the
Custodian pursuant to Subsection 6.03 hereof with respect to any Mortgage Loan.

          Mortgage Loan Package: Each pool of Mortgage Loans, which shall be purchased by the Purchaser from the Seller from time to time on the related
Closing Date.

          Mortgage Loan Schedule: The schedule of Mortgage Loans setting forth the following information with respect to each Mortgage Loan in the related
Mortgage Loan Package: (1) the Seller's Mortgage Loan identifying number; (2)
the Mortgagor's name; (3) the

                                       -7-

street address of the Mortgaged Property including the city, state and zip code;
(4) a code indicating whether the Mortgaged Property is owner-occupied, a second home or investment property; (5) the number and type of residential units constituting the Mortgaged Property (i.e., a single family residence, a 2-4 family residence, a unit in a condominium project or a unit in a planned unit development, manufactured housing); (6) the Mortgage Loan origination date; (7)
the original months to maturity or the remaining months to maturity from the related Cut-off Date, in any case based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule; (8) the Loan-to-Value Ratio at origination; (9)
with respect to First Lien Loans, the LTV and with respect to Second Lien Loans, the CLTV; (10) the Mortgage Interest Rate as of the related Cut-off Date; (11)
the date on which the Monthly Payment was due on the Mortgage Loan and, if such date is not consistent with the Due Date currently in effect, such Due Date;
(12) the stated maturity date; (13) the amount of the Monthly Payment as of the related Cut-off Date; (14) the last payment date as of which a payment was actually applied to the outstanding principal balance; (15) the original principal amount of the Mortgage Loan; (16) the principal balance of the
Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due and collected on or before the Cut-off
Date; (17) the Interest Rate Adjustment Date; (18) the Gross Margin; (19) the
Lifetime Rate Cap under the terms of the Mortgage Note; (20) a code indicating the type of Index; (21) the Mortgage Interest Rate as of origination; (22) the type of Mortgage Loan (i.e., fixed-rate, adjustable-rate, First Lien, Second
Lien); (23) a code indicating the purpose of the loan (i.e., purchase, rate and term refinance, equity take-out refinance); (24) a code indicating the documentation style (i.e., full or stated income); (25) the loan credit classification (as described in the Underwriting Guidelines); (26) the applicable Cut-off Date; (27) the applicable Closing Date; (28) a code indicating whether the Mortgage Loan is a Home Loan; (29) the credit risk score
(FICO score); (30) with respect to the related Mortgagor, the debt-to-income ratio; (31) with respect to Second Lien Loans, the outstanding principal balance of the superior lien; (32) the Appraised Value of the Mortgaged Property; (33)
the sale price of the Mortgaged Property if the Mortgage Loan was originated in connection with the purchase of the Mortgaged Property; (34) the Periodic Rate
Cap under the terms of the Mortgage Note; (35) the Periodic Rate Floor under the terms of the Mortgage Note; (36) whether such Mortgage Loan provides for a prepayment penalty; (37) the prepayment penalty period of such Mortgage Loan, if applicable; (38) a description of the type of prepayment penalty, if applicable;
(39) the MERS Identification Number; (40) whether the Mortgagor represented that the Mortgagor would occupy the Mortgaged Property as its primary residence, (41)
in connection with a condominium unit, a code indicating whether the condominium project where such unit is located is low-rise or high-rise and (42) a code indicating if the Mortgage Loan is a Balloon Mortgage Loan. With respect to the
Mortgage Loans in the aggregate, the Mortgage Loan Schedule shall set forth the following information, as of the related Cut-off Date: (1) the number of
Mortgage Loans; (2) the current aggregate outstanding principal balance of the
Mortgage Loans; (3) the weighted average Mortgage Interest Rate of the Mortgage
Loans; and (4) the weighted average maturity of the Mortgage Loans.

          Mortgage Note: The note or other evidence of the indebtedness of a
Mortgagor secured by a Mortgage.

          Mortgaged Property: With respect to each Mortgage Loan, the
Mortgagor's real property securing repayment of a related Mortgage Note, consisting of an unsubordinated estate

                                       -8-

in fee simple or, with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, a leasehold estate, in a single parcel or multiple parcels of real property improved by a residential dwelling as further described in this Agreement.

          Mortgagor: The obligor on a Mortgage Note.

          OCC: Office of the Comptroller of the Currency and its successors in interest.

          Officer's Certificate: A certificate signed by the Chairman of the
Board or the Vice Chairman of the Board or a President or a Vice President and
by the Treasurer or the Secretary or one of the Assistant Treasurers or
Assistant Secretaries of the Seller, and delivered to the Purchaser as required by this Agreement.

          Opinion of Counsel: A written opinion of counsel, who may be counsel for the Seller, reasonably acceptable to the Purchaser, provided that any
Opinion of Counsel relating to (a) the qualification of any account required to be maintained pursuant to this Agreement as an Eligible Account, (b)
qualification of the Mortgage Loans in a REMIC or (c) compliance with the REMIC
Provisions, must be (unless otherwise stated in such Opinion of Counsel) an opinion of counsel who (i) is in fact independent of the Seller and any servicer of the Mortgage Loans, (ii) does not have any material direct or indirect financial interest in the Seller or any servicer of the Mortgage Loans or in an
Affiliate of either and (iii) is not connected with the Seller or any servicer of the Mortgage Loans as an officer, employee, director or person performing similar functions.

          Originator: Ocwen Loan Servicing, LLC, a Delaware limited liability company, and its successors in interest.

          OTS: Office of Thrift Supervision and its successors in interest.

          Periodic Rate Cap: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may increase on an Interest
Rate Adjustment Date above the Mortgage Interest Rate previously in effect.

          Periodic Rate Floor: With respect to each Adjustable Rate Mortgage
Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may decrease on an Interest
Rate Adjustment Date below the Mortgage Interest Rate previously in effect.

          Person: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

          Preliminary Mortgage Schedule: As defined in Section 3.

          Premium Percentage: With respect to any Mortgage Loan, a percentage equal to the excess of the Purchase Price Percentage over 100%.

                                       -9-

          Principal Prepayment: Any payment or other recovery of principal on a
Mortgage Loan which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

          Purchase Price: The price paid on the related Closing Date by the
Purchaser to the Seller in exchange for the Mortgage Loans purchased on such
Closing Date as calculated in Section 4 of this Agreement.

          Purchase Price and Terms Agreement: Those certain agreements setting forth the general terms and conditions of the transaction consummated herein and identifying the Mortgage Loans to be purchased from time to time hereunder, by and among the Seller, the Purchaser and the Interim Servicer (if applicable).
All of the individual Purchase Price and Terms Agreements shall collectively be referred to as the "Purchase Price and Terms Agreement."

          Purchase Price Percentage: With respect to any Mortgage Loan, an amount equal to the percentage of par as stated in the Purchase Price and Terms
Agreement (subject to adjustment as provided therein) related to such Mortgage
Loan.

          Purchaser: IXIS Real Estate Capital Inc., a New York corporation, and its successors in interest and assigns, or any successor to the Purchaser under this Agreement as herein provided.

          Qualified Correspondent: Any Person from which the Seller purchased
Mortgage Loans, provided that the following conditions are satisfied: (i) such
Mortgage Loans were originated pursuant to an agreement between the Seller and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to the Seller, in accordance with underwriting guidelines designated by the Seller ("Designated Guidelines") or guidelines that do not vary materially from such Designated Guidelines; (ii) such Mortgage Loans were in fact underwritten as described in clause (i) above and were acquired by the Seller within one hundred eighty (180) days after origination; (iii) either
(x) the Designated Guidelines were, at the time such Mortgage Loans were originated, used by the Seller in origination of mortgage loans of the same type as the Mortgage Loans for the Seller's own account or (y) the Designated
Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Seller on a consistent basis for use by lenders in originating mortgage loans to be purchased by the Seller; and (iv) the Seller employed, at the time such Mortgage Loans were acquired by the Seller, pre-purchase or post-purchase quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time period or through particular channels) designed to ensure that Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the
Seller.

          Qualified Substitute Mortgage Loan: A mortgage loan eligible to be substituted by the Seller for a Deleted Mortgage Loan which must, on the date of such substitution, (i) have an outstanding principal balance, after deduction of all scheduled payments due in the month of substitution (or in the case of a substitution of more than one mortgage loan for a Deleted

                                      -10-

Mortgage Loan, an aggregate principal balance), not in excess of the outstanding principal balance of the Deleted Mortgage Loan (the amount of any shortfall will be deposited in the Custodial Account by the Seller in the month of substitution); (ii) have a Mortgage Interest Rate not less than and not more than 1% greater than the Mortgage Interest Rate of the Deleted Mortgage Loan;
(iii) have a remaining term to maturity not greater than and not more than one
(1) year less than that of the Deleted Mortgage Loan; (iv) be of the same type as the Deleted Mortgage Loan (i.e., fixed-rate, adjustable-rate with same
Periodic Rate Cap, Index and lien priority); and (v) comply with each representation and warranty (respecting individual Mortgage Loans) set forth in
Section 8 hereof.

          Rating Agency: Any of Fitch, Moody's or Standard & Poor's, or their respective successors designated by the Purchaser.

          Reconstitution: Any Securitization Transaction or Whole Loan Transfer.

          Reconstitution Agreements: The agreement or agreements entered into by the Seller and/or the Interim Servicer and the Purchaser and/or certain third parties on the Reconstitution Date or Dates with respect to any or all of the
Mortgage Loans sold hereunder, in connection with a Whole Loan Transfer, Agency
Transfer or a Securitization Transaction pursuant to Section 12, including, but not limited to, a seller's warranties and servicing agreement with respect to a
Whole Loan Transfer, and a trust and servicing agreement, pooling and servicing agreement and/or seller/servicer agreements and related custodial/trust agreement and documents with respect to a Securitization Transaction.

          Reconstitution Date: As defined in Section 12.

          Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation
AB), 17 C.F.R. Sections 229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities
Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the
staff of the Commission, or as may be provided by the Commission or its staff from time to time.

          REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

          REMIC Provisions: Provisions of the federal income tax law relating to a REMIC, which appear at Section 860A through 860G of Subchapter M of Chapter 1,
Subtitle A of the Code, and related provisions and regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

          Remittance Date: The date specified in the Interim Servicing Agreement
(with respect to each Mortgage Loan, for an interim period, as specified therein).

          Repurchase Price: With respect to any Mortgage Loan for which a breach of a representation or warranty from the Agreement or the Interim Servicing
Agreement is found, a price equal to the then outstanding principal balance of the Mortgage Loan to be repurchased, plus accrued interest thereon at the
Mortgage Interest Rate from the date to which interest had

                                      -11-

last been paid through the date of such repurchase, plus the amount of any outstanding advances owed to any servicer, and plus all costs and expenses incurred by the Purchaser or any servicer arising out of or based upon such breach, including without limitation costs and expenses incurred in the enforcement of the Seller's repurchase obligation hereunder.

          RESPA: Real Estate Settlement Procedures Act, as amended from time to time.

          Second Lien Loan: A Mortgage Loan secured by a second lien Mortgage on the related Mortgaged Property.

          Securities Act: The Securities Act of 1933, as amended.

          Securitization Transaction. Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (2)
an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

          Seller: Funding America Mortgage Warehouse Trust, a Delaware statutory trust and its successors in interest.

          Seller Information: As defined in Subsection 29.04(a).

          Servicing Fee: With respect to each Mortgage Loan subject to the
Interim Servicing Agreement, an amount equal to 0.50% per annum computed on the basis of the outstanding principal balance of the related Mortgage Loan. Such fee shall be payable monthly and shall be pro rated for any portion of a month during which the Mortgage Loan is serviced by the Interim Servicer under the
Interim Servicing Agreement. The obligation of the Purchaser to pay the
Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion (including recoveries with respect to interest from Liquidation
Proceeds, to the extent permitted by this Agreement) of such Monthly Payment collected by the Interim Servicer, or as otherwise provided under this
Agreement.

          Servicing File: With respect to each Mortgage Loan, the file retained by the Interim Servicer consisting of originals of all documents in the Mortgage
File which are not delivered to the Purchaser or the Custodian and copies of the
Mortgage Loan Documents.

          Servicing Rights: Any and all of the following: (a) any and all rights to service the Mortgage Loans; (b) any payments to or monies received by the
Interim Servicer for servicing the Mortgage Loans; (c) any late fees, penalties or similar payments with respect to the Mortgage Loans; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of the Interim
Servicer thereunder; (e) Escrow Payments or other similar payments with respect to the Mortgage Loans and any amounts actually collected by the Interim Servicer with respect thereto; (f) all accounts and other rights to payment related to any of the property described in this paragraph; and (g) any and all documents, files, records, servicing files, servicing documents,

                                      -12-

servicing records, data tapes, computer records, or other information pertaining to the Mortgage Loans or pertaining to the past, present or prospective servicing of the Mortgage Loans.

          Sponsor: The sponsor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

          Standard & Poor's: Standard & Poor's Ratings Services, a division of
The McGraw-Hill Companies Inc., and its successors in interest.

          Standard & Poor's Glossary: The Standard & Poor's LEVELS(R) Glossary,
as may be in effect from time to time.

          Stated Principal Balance: As to each Mortgage Loan on any date of determination, (i) the principal balance of such Mortgage Loan at the related
Cut-off Date after giving effect to payments of principal due on or before such date, to the extent actually received, minus (ii) all amounts previously distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal on such Mortgage Loan.

          Static Pool Information: Static pool information as described in Item
1105(a)(1)-(3) and 1105(c) of Regulation AB.

          Successor Servicer: Any servicer of one or more Mortgage Loans designated by the Purchaser as being entitled to the benefits of the indemnifications set forth in Subsections 8.03 and 13.01.

          Third-Party Originator: Each Person, other than a Qualified
Correspondent, that originated Mortgage Loans acquired by the Seller.

          Transfer Date: The date on which the Purchaser, or its designee, shall receive the transfer of servicing responsibilities and begin to perform the servicing of the Mortgage Loans with respect to the related Mortgage Loan
Package, and the Interim Servicer shall cease all servicing responsibilities.
Such date shall occur on the day indicated by the Purchaser to the Interim
Servicer in accordance with the Interim Servicing Agreement.

          Underwriting Guidelines: The underwriting guidelines of Funding
America, a copy of which is attached hereto as Exhibit I and a then-current copy of which shall be attached as an Exhibit to the related Assignment and
Conveyance.

          VA: The Department of Veterans Affairs, an agency of the United States of America, or any successor thereto including the Administrator of Veterans
Affairs.

          Whole Loan Transfer: Any sale or transfer of some or all of the
Mortgage Loans, other than a Securitization Transaction.

          SECTION 2. Agreement to Purchase.

          The Seller agrees to sell from time to time, and the Purchaser agrees to purchase from time to time, Mortgage Loans having an aggregate principal balance on the related Cut-off

                                      -13-

Date in an amount as set forth in the related Purchase Price and Terms
Agreement, or in such other amount as agreed by the Purchaser and the Seller as evidenced by the actual aggregate principal balance of the Mortgage Loans accepted by the Purchaser on each Closing Date. SECTION 3. Mortgage Schedules.

          The Seller from time to time shall provide the Purchaser with certain information constituting a preliminary listing of the Mortgage Loans to be purchased on each Closing Date in accordance with the related Purchase Price and
Terms Agreement and this Agreement (each, a "Preliminary Mortgage Schedule").

          The Seller shall deliver the Mortgage Loan Schedule for the Mortgage
Loans to be purchased on a particular Closing Date to the Purchaser at least seven (7) Business Days prior to the related Closing Date. The Mortgage Loan
Schedule shall be the related Preliminary Mortgage Schedule with those Mortgage
Loans which the Seller has not funded prior to the related Closing Date deleted.

          SECTION 4. Purchase Price.

          The Purchase Price for the Mortgage Loans shall be equal to (a) the
Purchase Price Percentage multiplied by the Cut-off Date Balance, plus (b)
accrued and unpaid interest on such principal balance at the weighted average
Mortgage Interest Rate (net of the Servicing Fee) of those Mortgage Loans from the related Cut-off Date through the day prior to the related Closing Date, inclusive. For purposes hereof, "Cut-off Date Balance" means the aggregate principal balance, as of the related Cut-off Date, of the Mortgage Loans listed on the related Mortgage Loan Schedule, after application of scheduled payments of principal due on or before the related Cut-off Date, to the extent such payments were actually received, together with any unscheduled principal payments collected prior to the Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to the Cut-off Date, but to be applied on a due date beyond the related Cut-off Date, shall not be applied to the principal balance as of the related Cut-off Date. If so provided in the related Purchase Price and Terms Agreement, portions of the Mortgage Loans shall be priced separately. The Purchase Price as so determined shall be paid to the
Seller on the related Closing Date by wire transfer of immediately available funds to an account designated by the Seller in writing.

          The Purchaser shall be entitled to (l) all principal paid after the related Cut-off Date, (2) all other recoveries of principal collected on or after the related Cut-off Date, and (3) all payments of interest on the Mortgage
Loans net of applicable Servicing Fees (minus that portion of any such payment which is allocable to the period prior to the related Cut-off Date). The outstanding principal balance of each Mortgage Loan as of the related Cut-off
Date is determined after application of payments of principal due on or before the related Cut-off Date, to the extent actually collected, together with any unscheduled principal prepayments collected prior to the Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to the
Cut-off Date, but to be applied on a due date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date.
Such prepaid amounts shall be the property of the Purchaser. The Interim
Servicer shall deposit any such prepaid

                                      -14-

amounts into the Custodial Account, which account is established for the benefit of the Purchaser for subsequent remittance by the Interim Servicer to the
Purchaser.

          SECTION 5. Examination of Mortgage Files.

          At least ten (10) days prior to the related Closing Date (or such other date acceptable to the Purchaser and the Seller), the Seller shall (i)
either (a) deliver to the Purchaser or its designee in escrow, for examination with respect to each Mortgage Loan to be purchased, the related Mortgage File, including a copy of the Assignment of Mortgage (except with respect to each MERS
Designated Mortgage Loan), pertaining to each Mortgage Loan, or (b) make the related Mortgage File available to the Purchaser for examination at such other location as shall otherwise be acceptable to the Purchaser and (ii) deliver to the Purchaser copies of the credit and servicing files (collectively, the
"Credit Files"). Such examination of the Mortgage Files may be made by the
Purchaser or its designee at any reasonable time before or after the related
Closing Date. If the Purchaser makes such examination prior to the related
Closing Date and determines, in its sole discretion, that any Mortgage Loans are unacceptable to the Purchaser for any reason, such Mortgage Loans shall be deleted from the related Mortgage Loan Schedule, and may be replaced by a
Qualified Substitute Mortgage Loan (or Loans) acceptable to the Purchaser. The
Purchaser may, at its option and without notice to the Seller, purchase some or all of the Mortgage Loans without conducting any partial or complete examination. The fact that the Purchaser or its designee has conducted or has failed to conduct any partial or complete examination of the Mortgage Files or the Credit Files shall not impair in any way the Purchaser's (or any of its successor's) rights to demand repurchase, substitution or other remedy as provided in this Agreement. In the event that the Seller fails to deliver the
Credit Files with respect to any Mortgage Loan, the Originator shall, upon the request of the Purchaser, repurchase such Mortgage Loan at the price and in the manner specified in Subsection 8.03.

          SECTION 6. Conveyance from Seller to Purchaser.

          Subsection 6.01. Conveyance of Mortgage Loans; Possession of Servicing
Files.

          On each Closing Date, the Seller shall execute and deliver to the
Purchaser an Assignment and Conveyance Agreement in the form attached hereto as
Exhibit H (the "Assignment and Conveyance Agreement"). The Interim Servicer
shall cause the Servicing File retained by the Interim Servicer to be appropriately identified and its computer system and/or books and records to clearly reflect the sale of the related Mortgage Loan to the Purchaser. The
Interim Servicer shall release from its custody the contents of any Servicing
File retained by it only in accordance with this Agreement or the Interim
Servicing Agreement, except when such release is required in connection with a repurchase of any such Mortgage Loan pursuant to Subsection 8.03.

          Subsection 6.02. Books and Records.

          Record title to each Mortgage as of the related Closing Date shall be in the name of the Originator, the Purchaser or one or more designees of the
Purchaser, as the Purchaser shall select. Notwithstanding the foregoing, each
Mortgage and related Mortgage Note shall be possessed solely by the Purchaser or the appropriate designee of the Purchaser, as the case may

                                      -15-

be. All rights arising out of the Mortgage Loans including, but not limited to, all funds received by the Seller or the Interim Servicer after the related
Cut-off Date on or in connection with a Mortgage Loan shall be vested in the
Purchaser or one or more designees of the Purchaser; provided, however, that all funds received on or in connection with a Mortgage Loan shall be received and held by the Seller or the Interim Servicer in trust for the benefit of the
Purchaser or the appropriate designee of the Purchaser, as the case may be, as the owner of the Mortgage Loans pursuant to the terms of this Agreement.

          The sale of each Mortgage Loan shall be reflected on the Seller's balance sheet and other financial statements as a sale of assets by the Seller.

          The Interim Servicer shall be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be marked clearly to reflect the ownership of each Mortgage Loan by the
Purchaser. In particular, the Interim Servicer shall maintain in its possession, available for inspection by the Purchaser, and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or Freddie Mac, including but not limited to documentation as to the method used in determining the applicability of the provisions of the National Flood Insurance Act of 1968, as amended, to the Mortgaged Property, documentation evidencing insurance coverage and periodic inspection reports, as required by the Fannie Mae Guides. To the extent that original documents are not required for purposes of realization of
Liquidation Proceeds or Insurance Proceeds, documents maintained by the Seller or the Interim Servicer may be in the form of microfilm or microfiche so long as the Seller or the Interim Servicer complies with the requirements of the Fannie
Mae Guides.

          Subsection 6.03. Delivery of Mortgage Loan Documents.

          The Seller shall deliver and release to the Custodian no later than five (5) days prior to the related Closing Date (or such other date acceptable to the Purchaser and the Seller) those Mortgage Loan Documents set forth on
Exhibit A hereto with respect to each Mortgage Loan set forth on the related
Mortgage Loan Schedule.

          The Custodian shall certify its receipt of all such Mortgage Loan
Documents required to be delivered pursuant to the Custodial Agreement for the related Closing Date, as evidenced by the Certification and Trust Receipt of the
Custodian in the form annexed to the Custodial Agreement. The Purchaser shall pay all fees and expenses of the Custodian from and after the Closing Date.

          The Interim Servicer shall forward to the Custodian, or to such other
Person as the Purchaser shall designate in writing, original documents evidencing an assumption, modification, consolidation or extension of any
Mortgage Loan entered into in accordance with this Agreement within two (2)
weeks of their execution, provided, however, that the Interim Servicer shall provide the Custodian, or to such other Person as the Purchaser shall designate in writing, with a certified true copy of any such document submitted for recordation within two (2) weeks of its execution, and shall promptly provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and

                                      -16-

complete copy of the original within one hundred and eighty (180) days of its submission for recordation.

          In the event any document required to be delivered to the Custodian pursuant to the previous paragraph, including an original or copy of any document submitted for recordation to the appropriate public recording office, is not so delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, within one hundred and eighty (180) days following the related Closing Date (other than with respect to the Assignments of Mortgage which shall be delivered to the Custodian in blank and recorded subsequently by the Purchaser or its designee), and in the event that the Seller does not cure such failure within thirty (30) days of discovery or receipt of written notification of such failure from the Purchaser, the related Mortgage Loan shall, upon the request of the Purchaser, be repurchased by the Originator at the price and in the manner specified in Subsection 8.03. The foregoing repurchase obligation shall not apply in the event that the Seller cannot deliver such original or copy of any document submitted for recordation to the appropriate public recording office within the specified period due to a delay caused by the recording office in the applicable jurisdiction, provided that (i)
the Seller shall deliver a recording receipt of such recording office or, if such recording receipt is not available, an officer's certificate of a servicing officer of the Seller, confirming that such documents have been accepted for recording (upon request of the Purchaser and delivery by the Purchaser to the
Seller of a schedule of the related Mortgage Loans, the Seller shall reissue and deliver to the Purchaser or its designee said officer's certificate relating to the related Mortgage Loans), and (ii) such document is delivered within twelve
(12) months of the related Closing Date.

          The Originator shall pay all initial recording fees, if any, for the assignments of mortgage and any other fees or costs in transferring all original documents to the Custodian or, upon written request of the Purchaser, to the
Purchaser or the Purchaser's designee.

          Subsection 6.04. Quality Control Procedures.

          The Interim Servicer shall have an internal quality control program that verifies in a manner consistent with accepted industry procedures, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program shall include evaluating and monitoring the overall quality of the Seller's loan production and the servicing activities of the Interim Servicer. The program is to ensure that the Mortgage Loans are originated and serviced in accordance with
Accepted Servicing Practices and the Underwriting Guidelines; guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.

          Subsection 6.05. MERS Designated Mortgage Loans.

          With respect to each MERS Designated Mortgage Loan, the Seller shall, on or prior to the related Closing Date, designate the Purchaser as the Investor and the Custodian as custodian, and no Person shall be listed as Interim Funder on the MERS System. In addition, within five (5) Business Days following the related Closing Date, the Interim Servicer shall provide the Custodian and the
Purchaser with a MERS Report listing the Purchaser as the

                                      -17-

Investor, the Custodian as custodian and no Person as Interim Funder with respect to each MERS Designated Mortgage Loan.

          SECTION 7. Servicing of the Mortgage Loans.

          The Mortgage Loans have been sold by the Seller to the Purchaser on a servicing released basis. Subject to, and upon the terms and conditions of this
Agreement and the Interim Servicing Agreement (with respect to each Mortgage
Loan, for an interim period, as specified therein), the Seller hereby sells, transfers, assigns, conveys and delivers to the Purchaser the Servicing Rights.

          The Purchaser shall retain the Interim Servicer as contract servicer of the Mortgage Loans for an interim period pursuant to and in accordance with the terms and conditions contained in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).
Except as set forth in the Interim Servicing Agreement, the Interim Servicer
shall service the Mortgage Loans on an "actual/actual" basis and otherwise in compliance with the servicing provisions related to the Fannie Mae MBS Program
(Special Servicing Option) of the Fannie Mae Guides (except as otherwise set forth in the Interim Servicing Agreement).

          Pursuant to the Interim Servicing Agreement (with respect to each
Mortgage Loan, for an interim period, as specified therein), the Interim
Servicer shall begin servicing the Mortgage Loans on behalf of the Purchaser and shall be entitled to a Servicing Fee with respect to such Mortgage Loans until the applicable Transfer Date. The Interim Servicer shall conduct such servicing in accordance with the Interim Servicing Agreement.

          SECTION 8. Representations, Warranties and Covenants of the Seller;
Remedies for Breach.

          Subsection 8.01. Representations and Warranties Regarding the Seller.

          The Seller and the Originator represent, warrant and covenant to the
Purchaser that as of the date hereof and as of each Closing Date:

          (a) Due Organization and Authority. The Seller is a statutory trust duly organized, validly existing and in good standing under the laws of the state of Delaware, and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state wherein it owns or leases any material properties or where a Mortgaged
Property is located, if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Seller, and in any event the Seller is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of the related Mortgage Loan and the servicing of such Mortgage Loan in accordance with the terms of this
Agreement; the Seller has the full trust power, authority and legal right to hold, transfer and convey the Mortgage Loans and to execute and deliver this
Agreement and to perform its obligations hereunder; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized; this
Agreement and all agreements contemplated to be executed by the Seller or

                                      -18-

Interim Servicer hereby have been duly executed and delivered and constitute the valid, legal, binding and enforceable obligations of the Seller, regardless of whether such enforcement is sought in a proceeding in equity or at law; and all requisite trust or other action has been taken by the Seller to make this
Agreement and all agreements contemplated hereby valid and binding upon the
Seller in accordance with their terms. The Originator is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware, and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state wherein it owns or leases any material properties or where a Mortgaged
Property is located, if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the
Originator, and in any event the Originator is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of the related Mortgage Loan and the servicing of such Mortgage Loan in accordance with the terms of this Agreement; the Originator has the full power, authority and legal right to hold, transfer and convey the Mortgage Loans and to execute and deliver this Agreement and to perform its obligations hereunder; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Originator and the consummation of the transactions contemplated hereby have been duly and validly authorized; this Agreement and all agreements contemplated to be executed by the
Originator hereby have been duly executed and delivered and constitute the valid, legal, binding and enforceable obligations of the Originator, regardless of whether such enforcement is sought in a proceeding in equity or at law; and
all requisite action has been taken by the Originator to make this Agreement and all agreements contemplated hereby valid and binding upon the Originator in accordance with their terms;

          (b) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the
Seller and the Originator, and the transfer, assignment and conveyance of the
Mortgage Notes and the Mortgages by the Seller or the Originator pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

          (c) No Conflicts. Neither the execution and delivery of this
Agreement, the acquisition of the Mortgage Loans by the Seller or the
Originator, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Seller's or the
Originator's organizational documents or any legal restriction or any agreement or instrument to which the Seller or the Originator is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or the Originator or their property is subject, or result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon any of their properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or impair the ability of the Purchaser to realize on the Mortgage
Loans, impair the value of the Mortgage Loans, or impair the ability of the
Purchaser to realize the full amount of any insurance benefits accruing pursuant to this Agreement;

          (d) Ability to Service. The Interim Servicer has the facilities, procedures, and experienced personnel necessary for the sound servicing of mortgage loans of the same type as

                                      -19-

the Mortgage Loans. The Interim Servicer is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws, and regulations, if applicable, and is in good standing to enforce, originate, sell mortgage loans to, and service mortgage loans in each jurisdiction wherein the
Mortgaged Properties are located;

          (e) Reasonable Servicing Fee. The Seller, on behalf of the Interim
Servicer, acknowledges and agrees that the Servicing Fee represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Interim Servicer, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement and the Interim Servicing Agreement;

          (f) Ability to Perform; Solvency. The Seller and the Originator do not
believe, nor do they have any reason or cause to believe, that they cannot perform each and every covenant contained in this Agreement. The Seller and the
Originator are solvent and the sale of the Mortgage Loans will not cause the
Seller or the Originator to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of the Seller's or the Originator's creditors;

          (g) No Litigation Pending. There is no action, suit, proceeding or investigation pending or, to the best of the Seller's and the Originator's knowledge, threatened against the Seller or the Originator, before any court, administrative agency or other tribunal asserting the invalidity of this
Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Seller or the
Originator, or in any material impairment of the right or ability of the Seller or the Originator to carry on their business substantially as now conducted, or in any material liability on the part of the Seller or the Originator, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the
Seller or the Originator contemplated herein, or which would be likely to impair the ability of the Seller or the Originator to perform under the terms of this
Agreement;

          (h) No Consent Required. No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body including HUD, the FHA or the Department of Veterans Affairs is
required for the execution, delivery and performance by the Seller or the
Originator of or compliance by the Seller or the Originator with this Agreement or the Mortgage Loans, the delivery of a portion of the Mortgage Files to the
Custodian or the sale of the Mortgage Loans or the consummation of the transactions contemplated by this Agreement, or if required, such approval has been obtained prior to the related Closing Date;

          (i) Selection Process. The Mortgage Loans were selected from among the outstanding one- to four-family mortgage loans in the Seller's portfolio at the related Closing Date as to which the representations and warranties set forth in
Subsection 8.02 could be made and such selection was not made in a manner so as to affect adversely the interests of the Purchaser;

                                      -20-

          (j) No Untrue Information. Neither this Agreement nor any information, statement, tape, diskette, report, form, or other document furnished or to be furnished pursuant to this Agreement or any Reconstitution Agreement or in connection with the transactions contemplated hereby (including any
Securitization Transaction or Whole Loan Transfer) contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading;

          (k) Financial Statements. The Seller has delivered to the Purchaser financial statements of the Guarantor (on a consolidated basis) as to its last three (3) complete fiscal years and any later quarter ended more than sixty (60)
days prior to the execution of this Agreement. All such financial statements fairly present the pertinent results of operations and changes in financial position for each of such periods and the financial position at the end of each such period of the Seller and its subsidiaries and have been prepared in accordance with generally accepted accounting principles of the United States consistently applied throughout the periods involved, except as set forth in the notes thereto. There has been no change in the business, operations, financial condition, properties or assets of the Seller since the date of the Seller's financial statements that would have an adverse effect on its ability to perform its obligations under this Agreement. The Seller has completed any forms requested by the Purchaser in a timely manner and in accordance with the provided instructions;

          (l) No Brokers. The Seller and the Originator have not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

          (m) Sale Treatment. The Seller has been advised by its independent certified public accountants that under generally accepted accounting principles the transfer of the Mortgage Loans may be treated as a sale on the books and records of the Seller and the Seller has determined that the disposition of the
Mortgage Loans pursuant to this Agreement will be afforded sale treatment for tax and accounting purposes;

          (n) Reasonable Purchase Price. The consideration received by the
Seller upon the sale of the Mortgage Loans under this Agreement constitutes fair consideration and reasonably equivalent value for the Mortgage Loans;

          (o) Owner of Record. The Seller or Originator is the owner of record of each Mortgage and the indebtedness evidenced by each Mortgage Note, and upon the sale of the Mortgage Loans to the Purchaser, the Seller or Originator will retain the Mortgage Files with respect thereto in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan;

          (p) Seller or Originator's Origination. The Seller's or Originator's
decision to originate any mortgage loan or to deny any mortgage loan application is an independent decision based upon the Underwriting Guidelines, and is in no way made as a result of Purchaser's decision to purchase, or not to purchase, or the price Purchaser may offer to pay for, any such mortgage loan, if originated;
and

                                      -21-

          (q) Compliance with Anti-Money Laundering Laws. Each of the Seller and
Originator have complied with all applicable anti-money laundering laws, regulations and executive orders, including without limitation the USA PATRIOT
Act of 2001 (collectively, the "Anti-Money Laundering Laws"); each of the Seller and Originator have established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, have conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the
Anti-Money Laundering Laws;

          (r) Delivery to the Custodian. The Mortgage Note, the Mortgage, the
Assignment of Mortgage and any other documents required to be delivered with respect to each Mortgage Loan pursuant to the Custodial Agreement shall be delivered to the Custodian all in compliance with the specific requirements of the Custodial Agreement. With respect to each Mortgage Loan, the Seller or the
Interim Servicer will be in possession of a complete Mortgage File in compliance with Exhibit A hereto, except for such documents as will be delivered to the
Custodian; and

          (s) Credit Reporting. The Interim Servicer, for so long as it is the
Interim Servicer for each Mortgage Loan, will fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis.

          Subsection 8.02. Representations and Warranties Regarding Individual
Mortgage Loans.

          Each of the Seller and the Originator hereby represents and warrants to the Purchaser that, as to each Mortgage Loan, as of the related Closing Date for such Mortgage Loan:

          (a) Mortgage Loans as Described. The information set forth in the
Mortgage Loan Schedule is complete, true and correct;

          (b) Payments Current. All payments required to be made up to the
Closing Date under the terms of the Mortgage Note have been made and credited, or will be made and credited in the month in which such payment is due. As of the Closing Date, no payment required under the Mortgage Loan is thirty (30)
days or more delinquent nor has any payment under the Mortgage Loan been thirty
(30) days or more delinquent at any time since the origination of the Mortgage
Loan;

          (c) No Outstanding Charges. Other than any payment required under any
Mortgage Loan that is less than thirty (30) days delinquent, there are no defaults in complying with the terms of the Mortgage securing the Mortgage Loan, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has

                                      -22-

been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable.
Except for (A) payments in the nature of escrow payments and (B) interest accruing from the date of the Mortgage Note or date of disbursement of the
Mortgage Loan proceeds, whichever is earlier to the day which precedes by one
(1) month the Due Date of the first installment of principal and interest, including, without limitation, taxes and insurance payments, the Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan;

          (d) Original Terms Unmodified. The terms of the Mortgage Note and
Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the Mortgage Loan
Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the Mortgage Loan Schedule, if applicable. No
Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the related
Mortgage Loan Schedule;

          (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage
Note or the Mortgage, or the exercise of any right thereunder, render either the
Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at, or subsequent to, the time the Mortgage Loan was originated;

          (f) Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae Guides or by
Freddie Mac, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement attached hereto as Exhibit B. If required by the
National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in effect, which policy conforms to
Fannie Mae and Freddie Mac, as well as all additional requirements set forth in
Section 2.10 of the Interim Servicing Agreement attached hereto as Exhibit B.
All individual insurance policies contain a standard mortgagee clause naming the
Seller (or the Originator) and its successors and assigns as mortgagee, and all premiums thereon have been paid and such policies may not be reduced, terminated or cancelled without thirty (30) days' prior written notice to the mortgagee.
The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement

                                      -23-

therefor from the Mortgagor. Where required by state law or regulation, the
Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement. The
Seller has not engaged in, and has no knowledge of the Mortgagor's or any servicer's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of such policy, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

          (g) Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, predatory, abusive and fair lending, equal credit opportunity and disclosure laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to prepayment penalties, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller or the Interim
Servicer shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements. This representation is a Deemed Material
Breach Representation; (h) No Satisfaction of Mortgage. The Mortgage has not
been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor;

          (i) Location and Type of Mortgaged Property. The Mortgaged Property is
a fee simple property located in the state identified in the Mortgage Loan
Schedule except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the Mortgaged Property may be a leasehold estate and consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a condominium project, or an individual unit in a planned unit development and that no residence or dwelling is a mobile home, provided, however, that any condominium unit or planned unit development shall not fall within any of the "Ineligible Projects" of part XII, Section 102 of the
Fannie Mae Selling Guide and shall conform with the Underwriting Guidelines. In the case of any Mortgaged Properties that are manufactured homes (a
"Manufactured Home Mortgage Loans"), (A) (i) such Manufactured Home Mortgage
Loan conforms with the applicable Fannie Mae or Freddie Mac requirements regarding mortgage loans related to manufactured dwellings, (ii) the related manufactured dwelling is permanently affixed

                                      -24-

to the land, (iii) the related manufactured dwelling and the related land are subject to a Mortgage properly filed in the appropriate public recording office and naming Seller as mortgagee, (iv) the applicable laws of the jurisdiction in which the related Mortgaged Property is located will deem the manufactured dwelling located on such Mortgaged Property to be a part of the real property on which such dwelling is located, (v) such Manufactured Home Mortgage Loan is (x)
a qualified mortgage under Section 860G(a)(3) of the Internal Revenue Code of
1986, as amended and (y) secured by manufactured housing treated as a single family residence under Section 25(e)(10) of the Code (i.e., such manufactured home has a minimum of 400 square feet of living space, a minimum width in excess of 102 inches and which is of a kind customarily used at a fixed location) and
(vi) as of the origination date of the related Mortgage Loan, the related manufactured housing unit that secures such Mortgage Loan either: (x) was the principal residence of the Mortgagor or (y) was classified as real property under applicable state law. As of the date of origination, no portion of the
Mortgaged Property was used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged
Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes. This representation is a Deemed Material
Breach Representation;

          (j) Valid First and Second Lien. Each Mortgage is a valid and subsisting first lien, with respect to First Lien Loans, or second lien, with respect to Second Lien Loans, of record on a single parcel of real estate constituting the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time, subject in all cases to the exceptions to title set forth in the title insurance policy with respect to the related Mortgage Loan, which exceptions are generally acceptable to prudent mortgage lending companies, and such other exceptions to which similar properties are commonly subject and which do not individually, or in the aggregate, materially and adversely affect the benefits of the security intended to be provided by such Mortgage. In no event shall any Mortgage Loan be in a lien position more junior than a second lien. The lien of the Mortgage is subject only to:

                    (1) with respect to Second Lien Loans, the lien of the first mortgage on the Mortgaged Property;

                    (2) the lien of current real property taxes and assessments not yet due and payable;

                    (3) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (a) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b)
               which do not adversely affect the Appraised Value of the
               Mortgaged Property set forth in such appraisal; and

                                      -25-

                    (4) other matters to which like properties are commonly
               subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged
               Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected (A) first lien and first priority security interest with respect to each First Lien Loan, or (B) second lien and second priority security interest with respect to each Second Lien Loan, in either case, on the property described therein and Seller has full right to sell and assign the same to Purchaser. The Mortgaged Property was not, unless indicated
on the related Mortgage Loan Schedule in the case of a First Lien Loan, as of the date of origination of the Mortgage Loan, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the Mortgage;

          (k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage
and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions therein relating to prepayment penalties). All parties to the Mortgage Note, the
Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any other related agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a
Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination or servicing of the Mortgage Loan. The Seller has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

          (l) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the
Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

          (m) Ownership. The Seller is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the
Mortgage Files or any part thereof with respect thereto not delivered to the
Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. The
Mortgage Loan is not assigned or pledged, and Seller has good, indefeasible and marketable title

                                      -26-

thereto, and has full right to transfer and sell the Mortgage Loan to the
Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, the Purchaser will own such
Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Seller intends to relinquish all rights to possess, control and monitor the Mortgage Loan. After the Closing Date, the Seller will have no right to modify or alter the terms of the sale of the Mortgage Loan and the Seller will have no obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement;

          (n) Doing Business. All parties which have had any interest in the
Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state, or
(iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

          (o) CLTV, LTV; FICO Score. No Mortgage Loan that is a Second Lien Loan has a CLTV in excess of 100%. No Mortgage Loan has an LTV greater than 100%. At origination of the Mortgage Loan, the Mortgagor did not have a FICO score of less than 500;

          (p) Title Insurance. The Mortgage Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Originator, its successors and assigns, as to the first priority lien (with respect to First Lien Loans) or second priority lien (with respect to
Second Lien Loans) of the Mortgage in the original principal amount of the
Mortgage Loan, subject only to the exceptions contained in clauses (1) and (2)
of paragraph (j) of this Subsection 8.02, and in the case of Adjustable Rate
Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein.
The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. The Seller (or the Originator), its successors and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of

                                      -27-

any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

          (q) No Defaults. There is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration. With respect to each
Second Lien Loan, (i) the prior mortgage is in full force and effect, (ii) there is no default, breach, violation or event of acceleration existing under such prior mortgage or the related mortgage note, (iii) there is no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder, and either (A) the prior mortgage contains a provision which allows or (B) applicable law requires, the mortgagee under the Second Lien Loan to receive notice of, and affords such mortgagee an opportunity to cure any default by payment in full or otherwise under the prior mortgage;

          (r) No Mechanics' Liens. There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage which are not covered by the title insurance specified in clause (p);

          (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay
wholly within the boundaries and building restriction lines of the Mortgaged
Property, and no improvements on adjoining properties encroach upon the
Mortgaged Property. The Mortgaged Property and all improvements located on or being part of the Mortgaged Property are in compliance with all applicable zoning and building laws, ordinances and regulations;

          (t) Origination; Payment Terms. The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to
Sections 203 and 211 of the Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No Mortgage Loan contains terms or provisions which would result in negative amortization. Other than with respect to Mortgage
Loans that require only payments of interest for a specified period of time after origination, principal payments on the Mortgage Loan commenced no more than sixty (60) days after funds were disbursed in connection with the Mortgage
Loan. The Mortgage Interest Rate as well as, with respect to Adjustable Rate
Mortgage Loans, the Lifetime Rate Cap, the Periodic Rate Floor and the Periodic
Rate Cap are as set forth on the related Mortgage Loan Schedule. The Mortgage
Interest Rate is adjusted, with respect to Adjustable Rate Mortgage Loans, on each Interest Rate Adjustment Date to equal the Index plus the Gross Margin
(rounded up or down to the nearest 0.125%), subject to the Periodic Rate Cap.
Other than with respect to Mortgage Loans that

                                      -28-

require only payments of interest for a specified period of time after origination, the Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to
Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date (unless the Mortgage Loan is identified on the related Mortgage Loan Schedule as a Balloon Mortgage Loan), over an original term of not more than thirty (30) years from commencement of amortization
(except in the case of Mortgage Loans which have a stated maturity of 30 years but amortize based on a 40 year schedule). Unless otherwise specified on the related Mortgage Loan Schedule, the Mortgage Loan is payable on the first day of each month. There are no Convertible Mortgage Loans which contain a provision allowing the Mortgagor to convert the Mortgage Note from an adjustable interest rate Mortgage Note to a fixed interest rate Mortgage Note. The Due Date of the first payment under the Mortgage Note is no more than sixty (60) days from the date of the Mortgage Note;

          (u) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a
Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the
Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

          (v) Conformance with Agency and Underwriting Guidelines. The Mortgage
Loan was underwritten in accordance with the Underwriting Guidelines (a copy of which is attached to the related Assignment and Conveyance Agreement as Exhibit
C). The Mortgage Note and Mortgage are on forms acceptable to Freddie Mac or
Fannie Mae and no representations have been made to a Mortgagor that are inconsistent with the mortgage instruments used;

          (w) Occupancy of the Mortgaged Property. As of the Closing Date the
Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. The Seller has not received notification from any
Governmental Authority that the Mortgaged Property is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be. The Seller has not received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate;

                                      -29-

          (x) No Additional Collateral. The Mortgage Note is not and has not
been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (j) above;

          (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the
Mortgage (or in the case of a substitution of trustee, is named in a properly recorded substitution of trustee), and no fees or expenses are or will become payable by the Purchaser, the Custodian or the Interim Servicer to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

          (z) Acceptable Investment. There are no circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor, the
Mortgage File or the Mortgagor's credit standing that can reasonably be expected to cause private institutional investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan, or cause the
Mortgage Loan to prepay during any period materially faster or slower than the mortgage loans originated by the Originator generally;

          (aa) Delivery of Mortgage Documents. The Mortgage Note, the Mortgage,
the Assignment of Mortgage and any other documents required to be delivered under this Agreement for each Mortgage Loan have been delivered to the
Custodian. The Seller or the Interim Servicer is in possession of a complete, true and accurate Mortgage File in compliance with Exhibit A hereto, except for such documents the originals of which have been delivered to the Custodian, and the Seller or the Interim Servicer has retained copies thereof;

          (bb) Condominiums/Planned Unit Developments. If the Mortgaged Property
is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project is (i) acceptable to Fannie Mae or Freddie Mac or (ii) located in a condominium or planned unit development project which has received project approval from
Fannie Mae or Freddie Mac. The representations and warranties required by Fannie
Mae with respect to such condominium or planned unit development have been satisfied and remain true and correct;

          (cc) Transfer of Mortgage Loans. Except with respect to MERS
Designated Mortgage Loans, the Assignment of Mortgage with respect to each
Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

          (dd) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the
Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the
Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder;

                                      -30-

          (ee) No Balloon Mortgage Loans. The Mortgage Loan is not a Balloon
Mortgage Loan unless specifically listed on the related Mortgage Loan Schedule;

          (ff) No Buydown Provisions; No Graduated Payments or Contingent
Interests. The Mortgage Loan does not contain provisions pursuant to which
Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the
Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The
Mortgage Loan is not a graduated payment mortgage loan, and the Mortgage Loan does not have a shared appreciation or other contingent interest feature. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and the Seller has not
financed nor does it own directly or indirectly, any equity of any form in the
Mortgaged Property or the Mortgagor;

          (gg) Consolidation of Future Advances. Any future advances made to the
Mortgagor prior to the applicable Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term.
The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first or second, as applicable, lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence acceptable to Fannie Mae and
Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

          (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. There
has been since origination, and is, no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property
is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged
Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair;

          (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments.
The origination, servicing and collection practices with respect to the Mortgage
Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper.
With respect to escrow deposits and Escrow Payments (other than with respect to
Second Lien Loans for which the mortgagee under the prior mortgage lien is collecting Escrow Payments), all such payments are in the possession of Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. Each Mortgage Loan is covered by a paid in full, life of loan, tax service contract that will be assigned without penalty, premium or cost to the Purchaser or its designee. All
Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related
Mortgage and

                                      -31-

Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the
Mortgage Interest Rate, the same index was used with respect to each Mortgage
Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. Any and all notices required under applicable law and the terms of the related Mortgage Note and
Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments have been delivered. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

          (jj) Other Insurance Policies; No Defense to Coverage. No action, inaction or event has occurred and no state of facts exists or has existed on or prior to the Closing Date that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable primary mortgage insurance policy, hazard insurance policy or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured), irrespective of the cause of such failure of coverage. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or by any officer, director, or employee of the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

          (kk) No Violation of Environmental Laws. The Mortgaged Property is
free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation.
There is no pending action or proceeding directly involving the Mortgaged
Property in which compliance with any environmental law, rule or regulation is an issue; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

          (ll) Servicemembers' Civil Relief Act. The Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers' Civil Relief Act of 2003, as amended, or any similar state statute;

          (mm) Appraisal. The Seller has delivered to the Purchaser an appraisal of the Mortgaged Property signed prior to the approval of the Mortgage application by an appraiser qualified under Fannie Mae and Freddie Mac guidelines who (i) is licensed in the state where the Mortgaged Property is located, (ii) has no interest, direct or indirect, in the Mortgaged Property or in any loan or the security therefor, and (iii) does not receive compensation that is affected by the approval or disapproval of the Mortgage Loan. The appraisal shall have been made within one hundred eighty (180) days of the origination of the Mortgage Loan and shall be completed in compliance with the
Uniform Standards of Professional Appraisal Practice, and all applicable Federal and state laws and regulations. If the appraisal was made more than one hundred twenty

                                      -32-

(120) days before the origination of the Mortgage Loan, the Seller shall have received and delivered to the Purchaser a recertification of the appraisal;

          (nn) Disclosure Materials. The Mortgagor has, to the extent required by applicable law, executed a statement to the effect that the Mortgagor has, received all disclosure materials required by applicable law and the Originator has complied with all applicable law with respect to the making of the Mortgage
Loans. The Seller shall cause the Interim Servicer to maintain such statement in the Mortgage File;

          (oo) Construction or Rehabilitation of Mortgaged Property. The
Mortgage Loan was not made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged
Property;

          (pp) No Defense to Insurance Coverage. No action has been taken or failed to be taken, no event has occurred and no state of facts exists or has existed on or prior to the Closing Date (whether or not known to the Seller on or prior to such date) which has resulted or will result in an exclusion from, denial of, or defense to coverage under any primary mortgage insurance
(including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Originator or
Seller, the related Mortgagor or any party involved in the application for such coverage, including the appraisal, plans and specifications and other exhibits or documents submitted therewith to the insurer under such insurance policy, or for any other reason under such coverage, but not including the failure of such insurer to pay by reason of such insurer's breach of such insurance policy or such insurer's financial inability to pay. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Originator or Seller or any designee of the Originator or
Seller or any corporation in which the Originator or Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

          (qq) Qualified Mortgage. The Mortgage Loan is a qualified mortgage under Section 860G(a)(3) of the Code;

          (rr) Credit Information. As to each consumer report (as defined in the
Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Seller to the Purchaser, that Seller has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded by the terms of the Mortgage Loan Documents from furnishing the same to any subsequent or prospective purchaser of such Mortgage. The Interim Servicer has, for each
Mortgage Loan, fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and
Trans Union Credit Information Company (three of the credit repositories), on a monthly basis. This representation is a Deemed Material Breach Representation;

          (ss) Leaseholds. If the Mortgage Loan is secured by a long-term residential lease, (1) the lessor under the lease holds a fee simple interest in the land; (2) the terms of such lease expressly permit the mortgaging of the leasehold estate, the assignment of the lease without

                                      -33-

the lessor's consent and the acquisition by the holder of the Mortgage of the rights of the lessee upon foreclosure or assignment in lieu of foreclosure or provide the holder of the Mortgage with substantially similar protections; (3)
the terms of such lease do not (a) allow the termination thereof upon the lessee's default without the holder of the Mortgage being entitled to receive written notice of, and opportunity to cure, such default, (b) allow the termination of the lease in the event of damage or destruction as long as the
Mortgage is in existence, (c) prohibit the holder of the Mortgage from being insured (or receiving proceeds of insurance) under the hazard insurance policy or policies relating to the Mortgaged Property or (d) permit any increase in rent other than pre-established increases set forth in the lease; (4) the original term of such lease is not less than fifteen (15) years; (5) the term of such lease does not terminate earlier than five (5) years after the maturity date of the Mortgage Note; and (6) the Mortgaged Property is located in a jurisdiction in which the use of leasehold estates in transferring ownership in residential properties is a widely accepted practice;

          (tt) Prepayment Penalty. The Mortgage Loan is subject to a prepayment penalty as provided in the related Mortgage Note except as set forth on the related Mortgage Loan Schedule. With respect to each Mortgage Loan that has a prepayment penalty feature, each such Prepayment Penalty is enforceable and each prepayment penalty is permitted pursuant to federal, state and local law. Each such prepayment penalty is in an amount equal to the maximum amount permitted under applicable law and no such prepayment penalty may provide for a term in excess of five (5) years with respect to Mortgage Loans originated prior to
October, 1, 2002. With respect to Mortgage Loans originated on or after October
1, 2002, the duration of the prepayment period shall not exceed three (3) years from the date of the Mortgage Note unless the Mortgage Loan was modified to reduce the prepayment period to no more than three (3) years from the date of such Mortgage Note and the Mortgagor was notified in writing of such reduction in prepayment period. With respect to any Mortgage Loan that contains a provision permitting imposition of a prepayment penalty upon a prepayment prior to maturity: (i) the Mortgage Loan provides some benefit to the Mortgagor (e.g., a rate or fee reduction) in exchange for accepting such prepayment penalty, (ii)
prior to the Mortgage Loan origination, the Mortgagor was offered the option of obtaining a mortgage loan that did not require payment of such a penalty and
(iii) the prepayment penalty was adequately disclosed to the Mortgagor in the loan documents pursuant to applicable state, local and federal law. This representation is a Deemed Material Breach Representation;

          (uu) Assumability. With respect to each Adjustable Rate Mortgage Loan, the Mortgage Loan Documents provide that after the related first Interest Rate
Adjustment Date, a related Mortgage Loan may only be assumed if the party assuming such Mortgage Loan meets certain credit requirements stated in the
Mortgage Loan Documents;

          (vv) Conversion to Fixed Interest Rate. With respect to Adjustable
Rate Mortgage Loans, the Mortgage Loan is not a Convertible Mortgage Loan;

          (ww) Escrow Analysis. With respect to each Mortgage, the Interim
Servicer has within the last twelve (12) months (unless such Mortgage was originated within such twelve-month period) analyzed the required Escrow
Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

                                      -34-

          (xx) Predatory Lending Regulations. No Mortgage Loan is a High Cost
Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after
October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending
Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law. The Mortgaged Property is not located in a jurisdiction where a breach of this representation with respect to the related Mortgage Loan may result in additional assignee liability to the Purchaser. This representation is a Deemed
Material Breach Representation;

          (yy) Single-Premium Credit Life Insurance Policy. No Mortgagor was
required to purchase any single-premium credit insurance policy (e.g., life, disability, accident, unemployment or property insurance policy) or debt cancellation agreement as a condition of obtaining the extension of credit. No
Mortgagor obtained a prepaid single-premium credit insurance policy (e.g., life, disability, accident, unemployment or property insurance policy) in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies or debt cancellation agreements as part of the origination of, or as a condition to closing, such Mortgage Loan. This representation is a Deemed Material Breach
Representation;

          (zz) Regarding the Mortgagor. The Mortgagor is one or more natural persons and/or trustees for an Illinois land trust or a trustee under a "living trust" and such "living trust" is in compliance with Fannie Mae guidelines for such trusts;

          (aaa) [Insurance. The Interim Servicer will perform any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser];

          (bbb) Simple Interest Mortgage Loans. The Mortgage Loan is not a
simple interest Mortgage Loan;

          (ccc) Flood Certification Contract. The Mortgage Loan is covered by a paid in full, life of loan, transferable flood certification contract that will be assigned without penalty, cost or premium to the Purchaser;

          (ddd) Consent. Either (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File;

          (eee) Origination Date. Except as otherwise indicated on the related
Mortgage Loan Schedule, the date of origination of the Mortgage Loan shall be no earlier than three (3) months prior to the date such Mortgage Loan is first purchased by the Purchaser;

          (fff) Mortgage Submitted for Recordation. The Mortgage either has been or will promptly be submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located;

                                      -35-

          (ggg) Endorsements. The Mortgage Note has been endorsed by the last endorsee for its own account and not as a fiduciary, trustee, trustor or beneficiary under a trust agreement;

          (hhh) Accuracy of Information. All information provided to the
Purchaser by the Seller with respect to the Mortgage Loan is accurate in all material respects;

          (iii) Mortgagor Bankruptcy. On or prior to the related Closing Date, the Mortgagor has not filed a bankruptcy petition or has not become the subject of involuntary bankruptcy proceedings or has not consented to a bankruptcy proceeding against it or to a receiver being appointed in respect of the related
Mortgaged Property;

          (jjj) No Construction Loans. No Mortgage Loan was made in connection with (a) facilitating the trade-in or exchange of a Mortgaged Property or (b)
the construction or rehabilitation of a Mortgaged Property, unless the Mortgage
Loan is a construction-to-permanent mortgage loan listed on the Mortgage Loan
Schedule which has been fully disbursed, all construction work is complete and a completion certificate has been issued;

          (kkk) No Equity Participation. No document relating to the Mortgage
Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the
Mortgaged Property or the Mortgagor and Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the
Mortgagor;

          (lll) Proceeds of Mortgage Loan. The proceeds of the Mortgage Loan have not been and shall not be used to satisfy, in whole or in part, any debt owed or owing by the Mortgagor to Seller or any Affiliate or correspondent thereof unless such debt was originated more than twenty-four (24) months prior to the origination of such Mortgage Loan unless there is a tangible net benefit to the related Mortgagor;

          (mmm) No Arbitration. No Mortgagor with respect to any Mortgage Loan originated on or after August 1, 2004 agreed to submit to arbitration to resolve any dispute arising out of or relating in any way to the mortgage loan transaction. This representation is a Deemed Material Breach Representation;

          (nnn) Origination Practices/No Steering. The Mortgagor was not
encouraged or required to select a Mortgage Loan product offered by the Mortgage
Loan's originator which is a higher cost product designed for less creditworthy borrowers, unless at the time of the Mortgage Loan's origination, such Mortgagor did not qualify taking into account such facts as, without limitation, the
Mortgage Loan's requirements and the Mortgagor's credit history, income, assets and liabilities and debt-to-income ratios for a lower-cost credit product then offered by the Mortgage Loan's originator or any affiliate of the Mortgage
Loan's originator. If, at the time of loan application, the Mortgagor may have qualified for a lower-cost credit product then offered by any mortgage lending affiliate of the Mortgage Loan's originator, the Mortgage Loan's originator referred the Mortgagor's application to such affiliate for underwriting consideration. For a Mortgagor who seeks financing through a Mortgage Loan originator's higher-priced

                                      -36-

subprime lending channel, the Mortgagor was directed towards or offered the
Mortgage Loan originator's standard mortgage line if the Mortgagor was able to qualify for one of the standard products. This representation is a Deemed
Material Breach Representation;

          (ooo) Underwriting Methodology. The methodology used in underwriting the extension of credit for each Mortgage Loan does not rely solely on the extent of the Mortgagor's equity in the collateral as the principal determining factor in approving such extension of credit. The methodology employed objective criteria such as the Mortgagor's income, assets and liabilities, to the proposed mortgage payment and, based on such methodology, the Mortgage Loan's originator made a reasonable determination that at the time of origination the Mortgagor had the ability to make timely payments on the Mortgage Loan. Such underwriting methodology confirmed that at the time of origination (application/approval) the
Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan.
This representation is a Deemed Material Breach Representation;

          (ppp) Points and Fees. No Mortgagor was charged "points and fees"
(whether or not financed) in an amount greater than (i) $1,000, or (ii) 5% of the principal amount of such Mortgage Loan, whichever is greater. For purposes of this representation, such 5% limitation is calculated in accordance with
Fannie Mae's anti-predatory lending requirements as set forth in the Fannie Mae
Guides and "points and fees" (x) include origination, underwriting, broker and finder fees and charges that the mortgagee imposed as a condition of making the
Mortgage Loan, whether they are paid to the mortgagee or a third party, and (y)
exclude bona fide discount points, fees paid for actual services rendered in connection with the origination of the Mortgage Loan (such as attorneys' fees, notaries fees and fees paid for property appraisals, credit reports, surveys, title examinations and extracts, flood and tax certifications and home inspections), the cost of mortgage insurance or credit-risk price adjustments, the costs of title, hazard and flood insurance policies, state and local transfer taxes or fees, escrow deposits for the future payment of taxes and insurance premiums, and other miscellaneous fees and charges which miscellaneous fees and charges, in total, do not exceed 0.25% of the principal amount of such
Mortgage Loan. This representation is a Deemed Material Breach Representation;

          (qqq) Fees Charges. All fees and charges (including finance charges)
and whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan has been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. This representation is a Deemed Material Breach
Representation; and

          (rrr) Second Lien Mortgage Loans. With respect to each Second Lien
Loan: (1) the related First Lien Loan does not permit negative amortization; (2)
where required or customary in the jurisdiction in which the Mortgaged Property is located, the original lender has filed for record a request for notice of any action by the related senior lienholder, and the Seller has notified such second lienholder in writing of the existence of the Second Lien Loan and requested notification of any action to be taken against the Mortgagor by such senior lienholder; either (a) no consent for the Second Lien Loan is required by the holder of the related First Lien Loan or (b) such consent has been obtained and is contained in the related Mortgage File; (3) to the best of Seller's knowledge, the related First Lien Loan is in full force and effect, and there is no default, lien, breach, violation or event which would permit acceleration existing under such

                                      -37-

First Lien Loan or Mortgage Note, and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration under such
First Lien Loan; (4) the related first lien Mortgage contains a provision which provides for giving notice of default or breach to the mortgagee under the
Mortgage Loan and allows such mortgagee to cure any default under the related
First Lien Mortgage; and (5) the related Mortgaged Property is the Mortgagor's principal residence. This representation is a Deemed Material Breach
Representation.

          Subsection 8.03. Remedies for Breach of Representations and
Warranties.

          It is understood and agreed that the representations and warranties set forth in Subsections 8.01 and 8.02 shall survive the sale of the Mortgage
Loans to the Purchaser and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or
Assignment of Mortgage or the examination or failure to examine any Mortgage
File. Upon discovery by either the Seller, the Originator or the Purchaser of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other.

          Within sixty (60) days of the earlier of either discovery by or notice to the Seller and the Originator of any breach of a representation or warranty which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser therein (or which materially and adversely affects the value of the applicable Mortgage Loan or the interest of the Purchaser therein in the case of a representation and warranty relating to a particular Mortgage
Loan), the Seller or the Originator shall use its best efforts promptly to cure such breach in all material respects and, if such breach cannot be cured, the
Originator shall, at the Purchaser's option, repurchase such Mortgage Loan at the Repurchase Price, together with all out-of-pocket expenses incurred by the
Purchaser as a result of such repurchase. Notwithstanding the above sentence,
(i) within sixty (60) days of the earlier of either discovery by, or notice to, the Seller and the Originator of any breach of the representation and warranty set forth in clause (qq) of Subsection 8.02, the Originator shall repurchase such Mortgage Loan at the Repurchase Price, together with all out-of-pocket expenses incurred by the Purchaser as a result of such repurchase and (ii) any breach of a Deemed Material Breach Representation shall automatically be deemed to materially and adversely affect the value of the Mortgage Loan and the interest of the Purchaser therein. In the event that a breach shall involve any representation or warranty set forth in Subsection 8.01, and (except as provided in the preceding sentence with respect to certain breaches for which no cure is permitted) such breach cannot be cured within sixty (60) days of the earlier of either discovery by or notice to the Seller and the Originator of such breach, all of the affected Mortgage Loans shall, at the Purchaser's option, be repurchased by the Originator at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase. However, if the breach shall involve a representation or warranty set forth in Subsection
8.02 (other than the representations and warranties set forth in clause (qq) of such Subsection) and the Seller or the Originator discovers or receives notice of any such breach within one hundred twenty (120) days of the related Closing
Date, the Originator shall, at the Purchaser's option and provided that the
Seller has a Qualified Substitute Mortgage Loan, rather than repurchase the
Mortgage Loan as provided above, remove such Mortgage Loan (a "Deleted Mortgage
Loan") and substitute in its place a Qualified Substitute Mortgage Loan or
Loans, provided that any such substitution shall be effected not later than one hundred twenty

                                      -38-

(120) days after the related Closing Date. If the Originator has no Qualified
Substitute Mortgage Loan, it shall repurchase the deficient Mortgage Loan. Any repurchase of a Mortgage Loan or Loans pursuant to the foregoing provisions of this Subsection 8.03 shall be accomplished by either (a) if the Interim
Servicing Agreement has been entered into and is in effect, deposit in the
Custodial Account of the amount of the Repurchase Price for distribution to the
Purchaser on the next scheduled Remittance Date, after deducting therefrom any amount received in respect of such repurchased Mortgage Loan or Loans and being held in the Custodial Account for future distribution or (b) if the Interim
Servicing Agreement has not been entered into or is no longer in effect, by direct remittance of the Repurchase Price to the Purchaser or its designee in accordance with the Purchaser's instructions.

          At the time of repurchase or substitution, the Purchaser, the
Originator and the Originator shall arrange for the reassignment of the Deleted
Mortgage Loan to the Seller and the delivery to the Originator of any documents held by the Custodian relating to the Deleted Mortgage Loan. In the event of a repurchase or substitution, the Originator shall, simultaneously with such reassignment, give written notice to the Purchaser that such repurchase or substitution has taken place, amend the Mortgage Loan Schedule to reflect the withdrawal of the Deleted Mortgage Loan from this Agreement, and, in the case of substitution, identify a Qualified Substitute Mortgage Loan and amend the
Mortgage Loan Schedule to reflect the addition of such Qualified Substitute
Mortgage Loan to this Agreement. In connection with any such substitution, the
Seller and the Originator shall be deemed to have made as to such Qualified
Substitute Mortgage Loan the representations and warranties set forth in this
Agreement except that all such representations and warranties set forth in this
Agreement shall be deemed made as of the date of such substitution. The
Originator shall effect such substitution by delivering to the Custodian or to such other party as the Purchaser may designate in writing for such Qualified
Substitute Mortgage Loan the documents required by Subsection 6.03, with the
Mortgage Note endorsed as required by Subsection 6.03. No substitution will be made in any calendar month after the Determination Date for such month. The
Interim Servicer shall remit directly to the Purchaser, or its designee in accordance with the Purchaser's instructions the Monthly Payment less the
Servicing Fee due, if any, on such Qualified Substitute Mortgage Loan or Loans in the month following the date of such substitution. Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution shall be retained by the Originator. For the month of substitution, distributions to the Purchaser shall include the Monthly Payment due on any
Deleted Mortgage Loan in the month of substitution, and the Originator shall thereafter be entitled to retain all amounts subsequently received by the Seller in respect of such Deleted Mortgage Loan.

          For any month in which the Originator substitutes a Qualified
Substitute Mortgage Loan for a Deleted Mortgage Loan, the Originator shall determine the amount (if any) by which the aggregate principal balance of all
Qualified Substitute Mortgage Loans as of the date of substitution is less than the aggregate Stated Principal Balance of all Deleted Mortgage Loans (after application of scheduled principal payments due in the month of substitution).
The amount of such shortfall shall be distributed by the Originator directly to the Purchaser or its designee in accordance with the Purchaser's instructions within two (2) Business Days of such substitution.

                                      -39-

          In addition to such repurchase or substitution obligation, consistent with Section 13.01, the Originator shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents and hold such parties harmless against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of any representation or warranty contained in this Agreement or any Reconstitution Agreement other than lost profits.

          It is understood and agreed that the obligations of the Seller and the
Originator set forth in this Subsection 8.03 to cure, substitute for or repurchase a defective Mortgage Loan and to indemnify the Purchaser and
Successor Servicer as provided in this Subsection 8.03 and Subsection 13.01 constitute the sole remedies of the Purchaser and Successor Servicer respecting a breach of the foregoing representations and warranties. For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the
Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

          Any cause of action against the Seller or the Originator relating to or arising out of the breach of any representations and warranties made in
Subsections 8.01 and 8.02 shall accrue as to any Mortgage Loan upon (i)
discovery of such breach by the Purchaser or notice thereof by the Seller or the
Originator to the Purchaser, (ii) failure by the Originator to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the
Seller or the Originator by the Purchaser for compliance with this Agreement.

          Subsection 8.04. Repurchase of Mortgage Loans That Prepay in Full.

          If any Mortgage Loan is prepaid within sixty (60) days from and after the related Closing Date, the Originator shall pay to the Purchaser, within fifteen (15) business days of such prepayment in full, an amount equal to the
Premium Percentage multiplied by the outstanding principal balance of such
Mortgage Loan as of the date of such prepayment in full.

          Subsection 8.05. Repurchase of Mortgage Loans with First Payment
Defaults.

          (a) If the related Mortgagor is delinquent more than thirty (30) days with respect to the Mortgage Loan's first Monthly Payment after origination of such Mortgage Loan, the Originator, at the Purchaser's option exercised in its sole discretion, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the percentage of par as stated in the related Purchase Price and
Terms Agreement (subject to adjustment as provided therein) multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such
Mortgage Loan.

                                      -40-

          (b) Except as set forth in the related Purchase Price and Terms
Agreement, if the related Mortgagor is delinquent more than thirty (30) days with respect to the Mortgage Loan's Monthly Payment due in the month in which the related Closing Date occurs or the Monthly Payment due in the first calendar month following the month in which the related Closing Date occurs, in each case on its due date or within the grace period, all in accordance with the terms of the related Mortgage Note, the Originator, at the Purchaser's option exercised in its sole discretion, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the percentage of par as stated in the related Purchase
Price and Terms Agreement (subject to adjustment as provided therein) multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest
Rate, plus any outstanding advances owed to any servicer in connection with such
Mortgage Loan.

          Subsection 8.06. Purchaser's Right to Review.

          From the related Closing Date until thirty (30) days after such
Closing Date, the Purchaser shall have the right to review each Mortgage File and Credit File, to conduct property inspections, obtain appraisal recertifications, drive-by appraisals, brokers price opinions and otherwise to underwrite the Mortgage Loans and to reject any Mortgage Loan which in the
Purchaser's sole opinion is an unacceptable investment. In the event that the
Purchaser so rejects any Mortgage Loan, the Originator shall, no later than ten
(10) Business Days following receipt of notice of such rejection, repurchase the rejected Mortgage Loan in the manner prescribed in Subsection 8.03 hereof at the
Purchase Price, together with accrued and unpaid interest at the Mortgage
Interest Rate through the date of repurchase. Any rejected Mortgage Loan shall be removed from the terms of this Agreement.

          All rights of the Purchaser under this Subsection 8.06 shall terminate upon the transfer of any Mortgage Loan to any other Purchaser.

          Notwithstanding the foregoing, the fact that the Purchaser or its designee has conducted or failed to conduct the review/due diligence procedures specified above or any other partial or complete examination of the Mortgage
Files or Credit Files shall not impair in any way the Purchaser's or any of its successors' rights to demand repurchase, substitution or any other remedy provided under this Agreement.

          SECTION 9. Closing.

          The closing for the purchase and sale of each Mortgage Loan Package shall take place on the related Closing Date. At the Purchaser's option, the
Closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

          The closing for the Mortgage Loans to be purchased on each Closing
Date shall be subject to each of the following conditions:

          (a)  at least two (2) Business Days prior to the related Closing Date, the Seller shall deliver to the Purchaser, in electronic format acceptable to the Purchaser in its sole discretion, a listing on a loan-level basis of the

                                      -41-

               necessary information to compute the Purchase Price of the
               Mortgage Loans delivered on the Closing Date (including accrued interest), and prepare a Mortgage Loan Schedule;

          (b)  all of the representations and warranties of the Seller under this Agreement and of the Interim Servicer under the Interim
               Servicing Agreement (with respect to each Mortgage Loan for an interim period, as specified therein) shall be true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement or an Event of Default under the
               Interim Servicing Agreement;

          (c)  the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all closing documents as specified in Section 10 of this Agreement, in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

          (d)  the Seller shall have delivered and released to the Custodian all documents required pursuant to this Agreement; and

          (e)  all other terms and conditions of this Agreement and the related
               Purchase Price and Terms Agreement shall have been complied with.

          Subject to the foregoing conditions, the Purchaser shall pay to the
Seller on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 4 of this Agreement, by wire transfer of immediately available funds to the account designated by the Seller.

          SECTION 10. Closing Documents.

          The Closing Documents for the Mortgage Loans to be purchased on each
Closing Date shall consist of fully executed originals of the following documents:

          1.   this Agreement (to be executed and delivered only for the initial
               Closing Date);

          2.   the Interim Servicing Agreement, dated as of the initial Cut-off
               Date, in the form of Exhibit B hereto (to be executed and
               delivered only for the initial Closing Date);

          3.   with respect to the initial Closing Date, the Custodial
               Agreement, dated as of the initial Cut-off Date;

          4.   with respect to the initial Closing Date, the Guarantee, dated as of the initial Closing Date;

                                      -42-

          5.   the related Mortgage Loan Schedule, segregated by Mortgage Loan
               Package, one copy to be attached to the Custodian's counterpart of the Custodial Agreement and one copy to be attached to the related Assignment and Conveyance as the Mortgage Loan Schedule
               thereto;

          6.   a Custodian's Certification, as required under the Custodial
               Agreement, in the form of Exhibit G-1 to the Custodial Agreement;

          7.   with respect to the initial Closing Date, a Custodial Account
               Letter Agreement or a Custodial Account Certification, as
               applicable, as required under the Interim Servicing Agreement;

          8.   with respect to the initial Closing Date, an Escrow Account
               Letter Agreement or an Escrow Account Certification, as
               applicable, as required under the Interim Servicing Agreement;

          9.   with respect to the initial Closing Date, an Officer's
               Certificate, in the form of Exhibit C hereto or as otherwise may be acceptable to the Purchaser with respect to each of the
               Guarantor, the Seller and the Interim Servicer, including all attachments hereto; with respect to subsequent Closing Dates, an
               Officer's Certificate upon request of the Purchaser;

          10.  with respect to the initial Closing Date, an Opinion of Counsel of each of the Guarantor, the Seller and the Interim Servicer
               (who may be an employee of the Guarantor, the Seller or the
               Interim Servicer, as applicable), in the form of Exhibit D hereto or as otherwise may be acceptable to the Purchaser ("Opinion of
               Counsel of the Seller"); with respect to subsequent Closing
               Dates, an Opinion of Counsel of the Seller upon request of the
               Purchaser;

          11.  with respect to the initial Closing Date, an Opinion of Counsel of the Custodian (who may be an employee of the Custodian), in the form of an Exhibit to the Custodial Agreement;

          12.  a Security Release Certification, in the form of Exhibit E or F, as applicable or as otherwise may be acceptable to the Purchaser, hereto executed by any person, as requested by the Purchaser, if any of the Mortgage Loans have at any time been subject to any security interest, pledge or hypothecation for the benefit of such person;

          13.  a certificate or other evidence of merger or change of name, signed or stamped by the applicable regulatory authority, if any of the Mortgage Loans were acquired by the Seller by merger or acquired or originated by the Seller while conducting business under a name other than its present name, if applicable;

          14.  with respect to the initial Closing Date, the Underwriting
               Guidelines to be attached to the related Assignment and
               Conveyance as Exhibit C;

                                      -43-

          15.  Assignment and Conveyance Agreement in the form of Exhibit H hereto; and

          16.  a MERS Report reflecting the Purchaser as Investor and no Person as Interim Funder for each MERS Designated Mortgage Loan within five (5) Business Days of the Closing Date.

          The Originator shall bear the risk of loss of the closing documents until such time as they are received by the Purchaser or its attorneys.

          SECTION 11. Costs.

          The Purchaser shall pay any commissions due its salesmen and the legal fees and expenses of its attorneys and custodial fees. All other costs and expenses incurred in connection with the transfer and delivery of the Mortgage
Loans and the Servicing Rights including recording fees, fees for title policy endorsements and continuations, fees for recording Assignments of Mortgage, and the Seller's attorney's fees, shall be paid by the Originator.

          SECTION 12. Cooperation of Seller with a Reconstitution.

          The Seller and the Purchaser agree that with respect to some or all of the Mortgage Loans, after each Closing Date, on one or more dates (each, a
"Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a Reconstitution of some or all of the Mortgage Loans then subject to this
Agreement, without recourse, to:

               a)   Fannie Mae under its Cash Purchase Program or MBS Program
                    (Special Servicing Option) (each, a "Fannie Mae Transfer");
                    or

               b)   Freddie Mac (the "Freddie Mac Transfer"); or

               c)   one or more third party purchasers in one or more Whole Loan
                    Transfers; or

               d)   one or more trusts or other entities to be formed as part of one or more Securitization Transactions.

          The Seller agrees to execute in connection with any Agency Transfer, any and all reasonably acceptable pool purchase contracts, and/or agreements among the Purchaser, the Seller, Fannie Mae or Freddie Mac (as the case may be)
and any servicer in connection with a Whole Loan Transfer, a seller's warranties and servicing agreement or a participation and servicing agreement in form and substance reasonably acceptable to the parties, and in connection with a
Securitization Transaction, a pooling and servicing agreement in form and substance reasonably acceptable to the parties or an Assignment and Recognition
Agreement substantially in the form attached hereto as Exhibit J (collectively, the agreements referred to herein are designated, the "Reconstitution
Agreements"), together with an opinion of counsel with respect to such
Reconstitution Agreements.

                                      -44-

          With respect to each Whole Loan Transfer and each Securitization
Transaction entered into by the Purchaser, the Seller agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser; (3) to restate the representations and warranties as set forth in the Assignment and
Recognition Agreement, a form which is attached as Exhibit J. The Seller shall provide to such servicer or issuer, as the case may be, and any other participants or purchasers in such Reconstitution: (i) any and all information and appropriate verification of information which may be reasonably available to the Seller or its affiliates, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request; and (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Seller or the Interim Servicer as are reasonably believed necessary by the Purchaser or any such other participant; and (iii) to execute, deliver and satisfy all conditions set forth in an Indemnification and
Contribution Agreement in substantially the form attached hereto as Exhibit K.
Moreover, the Seller agrees to cooperate with all reasonable requests made by the Purchaser to effect such Reconstitution Agreements. The Originator shall indemnify the Purchaser, each affiliate of the Purchaser participating in the
Reconstitution and each Person who controls the Purchaser or such affiliate and their respective present and former directors, officers, employees and agents, and hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that each of them may sustain in any way related to any information provided by or on behalf of the Seller regarding the
Seller, the Interim Servicer servicing practices or performance, the Mortgage
Loans or the Underwriting Guidelines set forth in any offering document prepared in connection with any Reconstitution. For purposes of the previous sentence,
"Purchaser" shall mean the Person then acting as the Purchaser under this
Agreement and any and all Persons who previously were "Purchasers" under this
Agreement.

          In the event the Purchaser has elected to have the Interim Servicer or the Seller hold record title to the Mortgages, prior to the Reconstitution Date, the Interim Servicer shall prepare an assignment of mortgage in blank or to the prospective purchaser or trustee, as applicable, from the Interim Servicer or the Seller, as applicable, acceptable to the prospective purchaser or trustee, as applicable, for each Mortgage Loan that is part of the Reconstitution and shall pay all preparation and recording costs associated therewith. In connection with the Reconstitution, the Interim Servicer shall execute or shall cause the Seller to execute each Assignment of Mortgage (except with respect to each MERS Designated Mortgage Loan), track such Assignments of Mortgage to ensure they have been recorded and deliver them as required by the prospective purchaser or trustee, as applicable, upon the Interim Servicer's receipt thereof. Additionally, the Interim Servicer shall prepare and execute or shall cause the Seller to execute, at the direction of the Purchaser, any note endorsement required hereunder.

          All Mortgage Loans not sold or transferred pursuant to a
Reconstitution shall remain subject to this Agreement and, if the Interim
Servicing Agreement shall remain in effect with respect to the related Mortgage
Loan Package, shall continue to be serviced in accordance with the terms of this
Agreement and the Interim Servicing Agreement and with respect thereto this
Agreement shall remain in full force and effect.

                                      -45-

          SECTION 13. The Originator and the Seller.

          Subsection 13.01. Additional Indemnification by the Originator; Third
Party Claims.

          (a) The Originator shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents, and hold such parties harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees (including legal fees incurred in connection with the enforcement of the Originator's indemnification obligation under this Subsection
13.01) and related costs, judgments, and any other costs, fees and expenses that such parties may sustain in any way related to the failure of the Seller or the
Originator to perform its duties in compliance with the terms of this Agreement or any Reconstitution Agreement entered into pursuant to Section 12 or any breach of any of Seller's or the Originator's representations, warranties and covenants set forth in this Agreement (provided that such costs shall not include any lost profits). For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all
Persons who previously were "Purchasers" under this Agreement and "Successor
Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers"
pursuant to this Agreement.

          (b) Promptly after receipt by an indemnified party under this
Subsection 13.01 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Subsection 13.01, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party under this Subsection 13.01, except to the extent that it has been prejudiced in any material respect, or from any liability which it may have, otherwise than under this Subsection 13.01. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party or parties shall have reasonably concluded that there may be legal defenses available to it or them and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party for expenses incurred by the indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with one local counsel, if applicable)), (ii) the indemnifying party shall not have

                                      -46-

employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party; and except that, if clause (i) or (iii) is applicable, such liability shall be only in respect of the counsel referred to in such clause (i)
or (iii).

          Subsection 13.02. Merger or Consolidation of the Seller.

          The Seller will keep in full effect its existence, rights and franchises as a statutory trust under the laws of the state of its organization except as permitted herein, and will obtain and preserve its qualification to do business in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

          Any Person into which the Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the
Seller shall be a party, or any Person succeeding to the business of the Seller, shall be the successor of the Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

          SECTION 14. Mandatory Delivery; Grant of Security Interest.

          The sale and delivery on the related Closing Date of the Mortgage
Loans described on the related Mortgage Loan Schedule is mandatory from and after the date of the execution of the related Purchase Price and Terms
Agreement, it being specifically understood and agreed that each Mortgage Loan is unique and identifiable on the date hereof and that an award of money damages would be insufficient to compensate the Purchaser for the losses and damages incurred by the Purchaser (including damages to prospective purchasers of the
Mortgage Loans) in the event of the Seller's failure to deliver (i) each of the related Mortgage Loans or (ii) one or more Qualified Substitute Mortgage Loans or (iii) one or more Mortgage Loans otherwise acceptable to the Purchaser on or before the related Closing Date. The Seller hereby grants to the Purchaser a lien on and a continuing security interest in each Mortgage Loan and each document and instrument evidencing each such Mortgage Loan to secure the performance by the Seller of its obligations under the related Purchase Price and Terms Agreement, and the Seller agrees that it shall hold such Mortgage
Loans in custody for the Purchaser subject to the Purchaser's (i) right to reject any Mortgage Loan (or Qualified Substitute Mortgage Loan) under the terms of this Agreement and to require another Mortgage Loan (or Qualified Substitute
Mortgage Loan) to be substituted therefor, and (ii) obligation to pay the
Purchase Price for the Mortgage Loans. All rights and remedies of the Purchaser under this Agreement are distinct from, and cumulative with, any other rights or remedies under this Agreement or afforded by law or equity and all such rights and remedies may be exercised concurrently, independently or successively.

                                      -47-

          SECTION 15. Notices.

          All demands, notices and communications hereunder shall be in writing and shall be given via email, facsimile transmission or registered or certified mail to the person at the address set forth below:

               (i)  if to the Seller:

                    Funding America Mortgage Warehouse Trust
                    c/o Funding America, LLC
                    2000 Bering Drive, Suite 300
                    Houston, Texas 77057
                    Attention: President
                    Fax: 266-217-3231
                    Email: neil@famtg.com

               (ii) if the Originator or the Interim Servicer

                    Ocwen Loan Servicing, LLC
                    1661 Worthington Road
                    Centrepark West, Suite 100
                    West Palm Beach, Florida 33409
                    Attention: Secretary
                    Fax: (561) 682-8177

               (ii) if to the Purchaser:

                    IXIS Real Estate Capital Inc.
                    9 West 57th Street
                    New York, New York 10019
                    Attention: Christopher Connelly
                    Fax: 212-891-6288
                    Email: c.connelly@ixiscm.com

                    with a copy to:

                    IXIS Real Estate Capital Inc.
                    9 West 57th Street
                    New York, New York 10019
                    Attention: General Counsel
                    Fax: 212-891-1922
                    Email: albert.zakes@ixiscm.com

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

                                      -48-

          SECTION 16. Severability Clause.

          Any part, provision representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this
Agreement without regard to such invalidity.

          SECTION 17. Counterparts.

          This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

          SECTION 18. Governing Law Jurisdiction; Consent to Service of Process.

          THIS AGREEMENT SHALL BE DEEMED IN EFFECT WHEN A FULLY EXECUTED
COUNTERPART THEREOF IS RECEIVED BY THE PURCHASER IN THE STATE OF NEW YORK AND
SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF NEW YORK. THIS AGREEMENT SHALL
BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT
TO ITS CHOICE OF LAW RULES AND PRINCIPLES. EACH OF THE PURCHASER AND THE SELLER
IRREVOCABLY (I) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE
STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE
SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING
RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW,
THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH
COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY
SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY
SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS
TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL
ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER.

          SECTION 19. Intention of the Parties.

          It is the intention of the parties that the Purchaser is purchasing, and the Seller is selling the Mortgage Loans and not a debt instrument of the
Seller or another security. Accordingly, the parties hereto each intend to treat the transaction for Federal income tax purposes as a sale by the Seller, and a purchase by the Purchaser, of the Mortgage Loans.

                                      -49-

Moreover, the arrangement under which the Mortgage Loans are held shall be consistent with classification of such arrangement as a grantor trust in the event it is not found to represent direct ownership of the Mortgage Loans. The
Purchaser shall have the right to review the Mortgage Loans and the related
Mortgage Loan Files to determine the characteristics of the Mortgage Loans which shall affect the Federal income tax consequences of owning the Mortgage Loans and the Seller shall cooperate with all reasonable requests made by the
Purchaser in the course of such review.

          SECTION 20. Successors and Assigns; Assignment of Purchase Agreement.

          This Agreement shall bind and inure to the benefit of and be enforceable by the Seller and the Purchaser and the respective permitted successors and assigns of the Seller and the successors and assigns of the
Purchaser. This Agreement shall not be assigned, pledged or hypothecated by the
Seller to a third party without the prior written consent of the Purchaser, which consent may be withheld by the Purchaser in its sole discretion. This
Agreement may be assigned, pledged or hypothecated by the Purchaser in whole or in part, and with respect to one or more of the Mortgage Loans, without the consent of the Seller. There shall be no limitation on the number of assignments or transfers allowable by the Purchaser with respect to the Mortgage Loans and this Agreement. In the event the Purchaser assigns this Agreement, and the assignee assumes any of the Purchaser's obligations hereunder, the Seller acknowledges and agrees to look solely to such assignee, and not to the
Purchaser, for performance of the obligations so assumed and the Purchaser shall be relieved from any liability to the Seller with respect thereto.

          SECTION 21. Waivers.

          No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

          SECTION 22. Exhibits.

          The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

          SECTION 23. General Interpretive Principles.

          For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

          (a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

          (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

                                      -50-

          (c) references herein to "Articles," "Sections," "Subsections,"
"Paragraphs," and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

          (d) reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

          (e) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

          (f) the term "include" or "including" shall mean without limitation by reason of enumeration.

          SECTION 24. Reproduction of Documents.

          This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

          SECTION 25. Further Agreements.

          The Seller, the Originator, the Interim Servicer and the Purchaser
each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

          SECTION 26. Recordation of Assignments of Mortgage.

          To the extent permitted by applicable law, each of the Assignments of
Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or their comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected at the Originator's expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option
(other than with respect to the MERS Designated Mortgage Loans).

          SECTION 27. No Solicitation.

          From and after the Closing Date, neither the Seller nor the Originator agrees that it will not take any action or permit or cause any action to be taken by any of its agents or

                                      -51-

affiliates, or by any independent contractors on the Seller's or Originator's behalf, to personally, by telephone or mail (via electronic means or otherwise), solicit the borrower or obligor under any Mortgage Loan for any purpose whatsoever, including to refinance a Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. It is understood and agreed that all rights and benefits relating to the solicitation of any Mortgagors and the attendant rights, title and interest in and to the list of such Mortgagors and data relating to their Mortgages (including insurance renewal dates) shall be transferred to the Purchaser pursuant hereto on the Closing Date and the Seller shall take no action to undermine these rights and benefits. Notwithstanding the foregoing, it is understood and agreed that promotions undertaken by the Seller or any affiliate of the Seller which are directed to the general public at large, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements shall not constitute solicitation under this Section 27, nor is the Seller or Originator prohibited from responding to unsolicited requests or inquiries by a Mortgagor or an agent of the Mortgagor.

          SECTION 28. Waiver of Trial by Jury.

          THE SELLER, THE ORIGINATOR AND THE PURCHASER EACH KNOWINGLY,
VOLUNTARILY AND INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY
APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING
UNDER OR RELATING TO THIS AGREEMENT.

          SECTION 29. Compliance with Regulation AB

          Subsection 29.01. Intent of the Parties; Reasonableness.

          The Purchaser and the Seller acknowledge and agree that the purpose of
Section 29 of this Agreement is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. Although Regulation AB is applicable by its terms only to offerings of asset-backed securities that are registered under the
Securities Act, the Seller acknowledges that investors in privately offered securities may require that the Purchaser or any Depositor provide comparable disclosure in unregistered offerings. References in this Agreement to compliance with Regulation AB include provision of comparable disclosure in private offerings.

          Neither the Purchaser nor any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the
Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder (or the provision in a private offering of disclosure comparable to that required under the Securities Act). The Seller acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Purchaser or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Securitization Transaction, the Seller shall cooperate fully with the Purchaser to deliver to the Purchaser (including any of its assignees or designees) and any Depositor, any and all

                                      -52-

statements, reports, certifications, records and any other information necessary in the good faith determination of the Purchaser or any Depositor to permit the
Purchaser or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Seller, any Third-Party
Originator and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Purchaser or any Depositor to be necessary in order to effect such compliance.

          The Purchaser (including any of its assignees or designees) shall cooperate with the Seller by providing timely written (including electronic)
notice of requests for information under these provisions and by reasonably limiting such requests to information required, in the Purchaser's reasonable judgment, to comply with Regulation AB.

          Subsection 29.02. Additional Representations and Warranties of the
Seller.

          (a) The Seller shall be deemed to represent to the Purchaser and to any Depositor, as of the date on which information is first provided to the
Purchaser or any Depositor under Subsection 29.03 that, except as disclosed in writing to the Purchaser or such Depositor prior to such date: (i) there are no material legal or governmental proceedings pending (or known to be contemplated)
against the Seller or any Third-Party Originator; and (ii) there are no affiliations, relationships or transactions relating to the Seller or any
Third-Party Originator with respect to any Securitization Transaction and any party thereto identified by the related Depositor of a type described in Item
1119 of Regulation AB.

          (b) If so requested by the Purchaser or any Depositor on any date following the date on which information is first provided to the Purchaser or any Depositor under Subsection 29.03, the Seller shall, within five (5) Business
Days following such request, confirm in writing the accuracy of the representations and warranties set forth in paragraph (a) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

          Subsection 29.03. Information to Be Provided by the Seller.

          In connection with any Securitization Transaction the Seller shall (i)
within five (5) Business Days following request by the Purchaser or any
Depositor, provide to the Purchaser and such Depositor (or, as applicable, cause each Third-Party Originator to provide), in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, the information and materials specified in paragraphs (a) and (b) of this Section, and (ii) as promptly as practicable following notice to or discovery by the Seller, provide to the Purchaser and any Depositor (in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor) the information specified in paragraph (d) of this Section.

          (a) If so requested by the Purchaser or any Depositor, the Seller shall provide such information regarding (i) the Seller, as originator of the
Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified
Correspondent), or (ii) each Third-Party Originator, as is requested for the purpose of compliance with Items 1103(a)(1), 1105, 1110, 1117 and 1119 of
Regulation AB. Such information shall include, at a minimum:

               (A) the originator's form of organization;

                                      -53-

               (B) a description of the originator's origination program and how long the originator has been engaged in originating residential mortgage loans, which description shall include a discussion of the originator's experience in originating mortgage loans of a similar type as the Mortgage
     Loans; information regarding the size and composition of the originator's origination portfolio; and information that may be material, in the good faith judgment of the Purchaser or any Depositor, to an analysis of the performance of the Mortgage Loans, including the originators'
     credit-granting or underwriting criteria for mortgage loans of similar type(s) as the Mortgage Loans and such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with
     Item 1110(b)(2) of Regulation AB;

               (C) a description of any material legal or governmental
     proceedings pending (or known to be contemplated) against the Seller and each Third-Party Originator; and

               (D) a description of any affiliation or relationship between the
     Seller, each Third-Party Originator and any of the following parties to a
     Securitization Transaction, as such parties are identified to the Seller by the Purchaser or any Depositor in writing in advance of such Securitization
     Transaction:

                    (1)  the sponsor;

                    (2)  the depositor;

                    (3)  the issuing entity;

                    (4)  any servicer;

                    (5)  any trustee;

                    (6)  any originator;

                    (7)  any significant obligor;

                    (8)  any enhancement or support provider; and

                    (9)  any other material transaction party.

          (b) If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide)
Static Pool Information, subject to Item 1105(f) of Regulation AB, with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below) originated by (i) the Seller, if the Seller is an originator of Mortgage Loans (including as an acquirer of
Mortgage Loans from a Qualified Correspondent), and/or (ii) each Third-Party
Originator. Such Static Pool Information shall be prepared by the Seller (or
Third-Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(1)-(3) of Regulation AB. To the extent that there is reasonably available to the Seller (or Third-Party
Originator) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any

                                      -54-

Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. The content of such Static Pool
Information may be in the form customarily provided by the Seller, and need not be customized for the Purchaser or any Depositor. Such Static Pool Information
for each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than one hundred thirty-five (135) days prior to the date of the prospectus or other offering document in which the Static Pool Information is to be included or incorporated by reference. The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format reasonably required by the Purchaser or the Depositor, as applicable.

          Promptly following notice or discovery of a material error in Static
Pool Information provided pursuant to the immediately preceding paragraph
(including an omission to include therein information required to be provided pursuant to such paragraph), the Seller shall provide corrected Static Pool
Information to the Purchaser or any Depositor, as applicable, in the same format in which Static Pool Information was previously provided to such party by the
Seller.

          If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), such agreed-upon procedures letters of certified public accountants reasonably acceptable to the
Purchaser or Depositor, as applicable, pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after
January 1, 2006 or, in the case of Static Pool Information with respect to the
Seller's or Third-Party Originator's originations or purchases, to calendar months commencing January 1, 2006, as the Purchaser or such Depositor shall reasonably request. Such letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which may include, by way of example, any Sponsor, any Depositor and any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a
Securitization Transaction. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such
Depositor.

          (c) [Reserved].

          (d) If so requested by the Purchaser or any Depositor for the purpose of satisfying its reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Seller shall (or shall cause each
Third-Party Originator to) (i) notify the Purchaser and any Depositor in writing of (A) any material litigation or governmental proceedings pending against the
Seller or any Third-Party Originator and (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between the Seller or any Third-Party Originator and any of the parties specified in clause (D) of paragraph (a) of this Section (and any other parties identified in writing by the requesting party) with respect to such Securitization
Transaction, and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships.

                                      -55-

          Subsection 29.04. Indemnification; Remedies.

          The Originator shall indemnify the Purchaser, each affiliate of the
Purchaser, the Depositor, and each of the following parties participating in a
Securitization Transaction: each sponsor and issuing entity; each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d)
under the Exchange Act with respect to such Securitization Transaction; each broker dealer acting as underwriter, placement agent or initial purchaser, each
Person who controls any of such parties or the Depositor (within the meaning of
Section 15 of the Securities Act and Section 20 of the Exchange Act); and the
respective present and former directors, officers, employees and agents of each of the foregoing and of the Depositor, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

          (i) (A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, accountants'
     letter or other material provided in written or electronic form under this
     Section 29 by or on behalf of the Seller, or provided under this Section 29 by or on behalf of any Third-Party Originator (collectively, the "Seller
     Information"), or (B) the omission or alleged omission to state in the
     Seller Information a material fact required to be stated in the Seller
     Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;
     provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Seller Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Seller Information or any portion thereof is presented together with or separately from such other information;

          (ii) any failure by the Seller or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 29; or

          (iii) any breach by the Seller of a representation or warranty set forth in Subsection 29.02(a) or in a writing furnished pursuant to
     Subsection 29.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection 29.02(b) to the extent made as of a date subsequent to such closing date.

          In the case of any failure of performance described in clause (a)(ii)
of this Section, the Originator shall promptly reimburse the Purchaser, any
Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order

                                      -56-

to obtain the information, report, certification, accountants' letter or other material not delivered as required by the Seller or any Third-Party Originator.

          SECTION 30. No Recourse to the Seller.

          Notwithstanding any provision in this Agreement to the contrary, the
Purchaser and the Originator acknowledge that the Purchaser shall not have any recourse against the Seller under this Agreement, and that any obligations of the Seller hereunder shall be deemed to be obligations of the Originator to the extent not otherwise covered by the Guarantee.

                     [SIGNATURES COMMENCE ON FOLLOWING PAGE]

                                      -57-

          IN WITNESS WHEREOF, the Seller, the Originator and Interim Servicer,
and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

                                      IXIS REAL ESTATE CAPITAL INC.
                                         (Purchaser)

                                      By: /s/ Anthony Malanga
                                          --------------------------------------
                                          Name: Anthony Malanga
                                          Title: Managing Director

                                      By: /s/ Christopher Hayden
                                          --------------------------------------
                                          Name: Christopher Hayden
                                          Title: Managing Director

                                      FUNDING AMERICA MORTGAGE WAREHOUSE TRUST
                                         (Seller)

                                      By: Funding America, LLC, as Administrator

                                      By: /s/ Neil Notkin
                                          --------------------------------------
                                          Name: Neil Notkin
                                          Title: Chief Executive Officer

                                      OCWEN LOAN SERVICING, LLC
                                         (Originator and Interim Servicer)

                                      By: /s/ Richard Delgado
                                          --------------------------------------
                                          Name: Richard Delgado
                                          Title: Authorized Representative

                                                                       Exhibit A

                                    EXHIBIT A

                         CONTENTS OF EACH MORTGAGE FILE

          With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the
Purchaser and any prospective Purchaser, and which shall be delivered to the
Custodian, or to such other Person as the Purchaser shall designate in writing, pursuant to Section 6 of the Amended and Restated Mortgage Loan Purchase and
Warranties Agreement to which this Exhibit is attached (the "Agreement"):

          (a) the original Mortgage Note bearing all intervening endorsements evidencing a complete chain of assignment from the Originator, endorsed "Pay to the order of _________, without recourse" and signed in the name of the Seller by an authorized officer. To the extent that there is no room on the face of the
Mortgage Notes for endorsements, the endorsement may be contained on an allonge, if state law so allows and the Custodian is so advised by the Seller that state law so allows. If the Mortgage Loan was acquired by the Originator in a merger, the endorsement must be by "[Originator], successor by merger to [name of predecessor]." If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the endorsement must be by
"[Originator], formerly known as [previous name]";

          (b) the original of any guarantee executed in connection with the
Mortgage Note;

          (c) the original Mortgage with evidence of recording thereon. If in connection with any Mortgage Loan, the Seller cannot deliver or cause to be delivered the original Mortgage with evidence of recording thereon on or prior to the Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, the Seller shall deliver or cause to be delivered to the
Custodian, a photocopy of such Mortgage, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the
Seller stating that such Mortgage has been dispatched to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or (ii) in the case of a
Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage;

          (d) the originals of all assumption, modification, consolidation or extension agreements, if any, with evidence of recording thereon;

          (e) except with respect to each MERS Designated Mortgage Loan, the original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for

                                      A-1

recording. The Assignment of Mortgage must be duly recorded only if recordation is either necessary under applicable law or commonly required by private institutional mortgage investors in the area where the Mortgaged Property is located or on direction of the Purchaser as provided in this Agreement. If the
Assignment of Mortgage is to be recorded, the Mortgage shall be assigned to the
Purchaser. If the Assignment of Mortgage is not to be recorded, the Assignment of Mortgage shall be delivered in blank. If the Mortgage Loan was acquired by the Seller in a merger, the Assignment of Mortgage must be made by
"[Originator], successor by merger to [name of predecessor]". If the Mortgage
Loan was acquired or originated by the Originator while doing business under another name, the Assignment of Mortgage must be by "[Originator], formerly known as [previous name]";

          (f) the originals of all intervening assignments of mortgage, evidencing a complete chain of assignment from the originator to the Seller (if
Seller is the record mortgagee) (or MERS with respect to each MERS Designated
Mortgage Loan), with evidence of recording thereon, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such intervening assignment, together with (i) in the case of a delay caused by the public recording office, an Officer's
Certificate of the Seller stating that such intervening assignment of mortgage has been dispatched to the appropriate public recording office for recordation and that such original recorded intervening assignment of mortgage or a copy of such intervening assignment of mortgage certified by the appropriate public recording office to be a true and complete copy of the original recorded intervening assignment of mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or (ii) in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment;

          (g) The original mortgagee policy of title insurance or, in the event such original title policy is unavailable, a certified true copy of the related policy binder or commitment for title certified to be true and complete by the title insurance company; and

          (h) security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage.

          In the event an Officer's Certificate of the Seller is delivered to the Purchaser because of a delay caused by the public recording office in returning any recorded document, the Seller shall deliver to the Purchaser, within one-hundred and eighty (180) days of the Closing Date, an Officer's
Certificate which shall (i) identify the recorded document, (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay caused by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document will be delivered to the Custodian; provided, however, that any recorded document shall in any event be delivered no later than one (1) year from the applicable Closing Date. An extension of the date specified in (iv)
above may be requested from the Purchaser, which consent shall not be unreasonably withheld.

                                      A-2

                                                                       Exhibit B

                                    EXHIBIT B

                       FORM OF INTERIM SERVICING AGREEMENT

                                       B-1

                                                                       Exhibit C

                                    EXHIBIT C

                          FORM OF OFFICER'S CERTIFICATE

          I, ____________________, hereby certify that I am the duly elected
[Vice] President of [Funding America Mortgage Warehouse Trust] [Ocwen Financial
Corporation], a [Florida] [federally]/[federally] chartered institution organized under the laws of the [state of ____________] [United States] (the
"Company"), [Ocwen Loan Servicing, LLC], a [__________] limited liability company (the "Originator") and further as follows:

               1. Attached hereto as Exhibit 1 is a true, correct and complete copy of the [charter] of the Company which is in full force and effect on the date hereof and which has been in effect without amendment, waiver, rescission or modification since ___________.

               2. Attached hereto as Exhibit 2 is a true, correct and complete copy of the [bylaws] of the Company which are in effect on the date hereof and which have been in effect without amendment, waiver, rescission or modification since ___________.

               3. Attached hereto as Exhibit 3 is an original certificate of good standing of the Company issued within ten (10) days of the date hereof, and no event has occurred since the date thereof which would impair such standing.

               4. Attached hereto as Exhibit 4 is a true, correct and complete copy of the corporate resolutions of the Board of Directors of the Company authorizing the Company to execute and deliver [each of [the Amended and
     Restated Mortgage Loan Purchase and Warranties Agreement, dated as of
     October 1, 2006, by and between IXIS Real Estate Capital Inc. (the
     "Purchaser") and the Company (the "Purchase Agreement"),] [the Interim
     Servicing Agreement, dated as of May 1, 2006, by and between the Company and the Purchaser (the "Interim Servicing Agreement")], [the Guarantee,
     dated as of May 4, 2006 by Ocwen Financial Corporation (the "Guarantee")]
     [and to endorse the Mortgage Notes and execute the Assignments of Mortgages by original [or facsimile] signature,]] and such resolutions are in effect on the date hereof and have been in effect without amendment, waiver, rescission or modification since _____________.

               5. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with [the Purchase Agreement and the Interim Servicing Agreement] [the
     Guarantee] [the sale of the mortgage loans] or the consummation of the transactions contemplated by the agreement[s]; or (ii) any required consent, approval, authorization or order has been obtained by the Company.

               6. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of [the Purchase Agreement and the Interim
     Servicing Agreement] [the Guarantee] conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter or by-laws of the

                                       C-1

     Company, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the
     Company is subject or by which it is bound.

               7. To the best of my knowledge, there is no action, suit,
     proceeding or investigation pending or threatened against the Company which, in my judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of [the Purchase
     Agreement and the Interim Servicing Agreement] [the Guarantee], [or the
     mortgage loans] or of any action taken or to be taken in connection with the transactions contemplated thereby], or which would be likely to impair materially the ability of the Company to perform under the terms of [the
     Purchase Agreement and the Interim Servicing Agreement] [the Guarantee].

               8. Each person listed on Exhibit 5 attached hereto who, as an officer or representative of the Company, signed [(a) the Purchase
     Agreement, (b) the Interim Servicing Agreement, (c) [the Guarantee] and (d)
     any other document delivered or on the date hereof in connection with any purchase described in the agreements set forth above] was, at the respective times of such signing and delivery, and is now, a duly elected or appointed, qualified and acting officer or representative of the
     Company, who holds the office set forth opposite his or her name on Exhibit
     5, and the signatures of such persons appearing on such documents are their genuine signatures.

               9. The Company is duly authorized to engage in the transactions described and contemplated in [the Purchase Agreement and the Interim
     Servicing Agreement] [the Guarantee].

                                       C-2

               IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Company.

Dated:                                  By:
       --------------------                 ------------------------------------
                                               Name:
                                                     ---------------------------
[Seal]                                              Title: [Vice] President

          I, ________________________, an [Assistant] Secretary of [Funding
America LLC] [Funding America Mortgage Warehouse Trust][Ocwen Financial
Corporation], hereby certify that ____________ is the duly elected, qualified and acting [Vice] President of the Company and that the signature appearing above is [her] [his] genuine signature.

          IN WITNESS WHEREOF, I have hereunto signed my name.

Dated:                                  By:
       ---------------------                ------------------------------------
                                               Name:
                                                      --------------------------
                                                  Title: [Assistant] Secretary

                                      C-3

                                  EXHIBIT 5 to
                              Officer's Certificate

NAME                                    TITLE                              SIGNATURE
------------------------   --------------------------------   ----------------------------------

________________________   ________________________________   __________________________________

________________________   ________________________________   __________________________________

________________________   ________________________________   __________________________________

________________________   ________________________________   __________________________________

________________________   ________________________________   __________________________________

________________________   ________________________________   __________________________________

                                       C-4

                                                                       Exhibit D

                                    Exhibit D

                  FORM OF OPINION OF COUNSEL TO THE GUARANTOR,
                       SELLER AND INTERIM SERVICER (DATE)

IXIS Real Estate Capital Inc.
9 West 57th Street, 36th Floor
New York, New York 10019

Dear Sirs:

          You have requested [our] [my] opinion, as [Assistant] General Counsel to Funding America Mortgage Warehouse Trust (the "Company"), with respect to certain matters in connection with the sale by the Seller of the Mortgage Loans pursuant to that certain Amended and Restated Mortgage Loan Purchase and
Warranties Agreement by and between the Company and IXIS Real Estate Capital
Inc. (the "Purchaser"), dated as of October 1, 2006 (the "Purchase Agreement")
which sale is in the form of whole loans, serviced pursuant to an Interim
Servicing Agreement, dated as of May 1, 2006 by and between the Interim Servicer and the Purchaser (the "Interim Servicing Agreement" and, collectively with the
Purchase Agreement, the "Agreements"). Capitalized terms not otherwise defined herein have the meanings set forth in the Purchase Agreement and the Interim
Servicing Agreement.

          [We] [I] have examined the following documents:

          1.   the Purchase Agreement;

          2.   the Interim Servicing Agreement;

          3.   the form of Assignment of Mortgage;

          4.   the form of endorsement of the Mortgage Notes;

          5    the Guarantee, and

          6    such other documents, records and papers as we have deemed necessary and relevant as a basis for this opinion.

          To the extent [we] [I] have deemed necessary and proper, [we] [I] have relied upon the representations and warranties of each of the Guarantor, the
Company and the Interim Servicer contained in the Guarantee, in the Purchase
Agreement and in the Interim Servicing Agreement, as applicable. [We] [I] have assumed the authenticity of all documents submitted to [us] [me] as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents.

          Based upon the foregoing, it is [our] [my] opinion that:

                                       D-1

     1.   The Company and the Interim Servicer is [type of entity] duly organized, validly existing and in good standing under the laws of the
          [United States] and are qualified to transact business in, and is in good standing under, the laws of [the state of incorporation].

     2.   The Guarantor is [type of entity] duly organized, validly existing and in good standing under the laws of the [United States] and are qualified to transact business in, and is in good standing under, the laws of the [state of incorporation].

     3.   Each of the Company, the Guarantor and the Interim Servicer has the
          power to engage in the transactions contemplated by the Agreements to which it is a party and all requisite power, authority and legal right to execute and deliver such Agreements and to perform and observe the terms and conditions of such Agreements.

     4.   Each of the Agreements to which it is a party has been duly authorized, executed and delivered by the Company, the Guarantor and/or the Interim Servicer, as applicable, and is a legal, valid and binding agreement enforceable in accordance with its respective terms against the Company, the Guarantor and/or the Interim Servicer, as
          applicable, subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance, none of which will materially interfere with the realization of the benefits provided thereunder or with the Purchaser's ownership of the Mortgage Loans.

     5.   Each of the Company, the Guarantor and the Interim Servicer has been duly authorized to allow any of its officers to execute any and all documents by original signature in order to complete the transactions contemplated by the Agreements to which it is a party by original [or facsimile] signature in order to execute the endorsements to the
          Mortgage Notes and the Assignments of Mortgages, and the original [or facsimile] signature of the officer at the Company executing the endorsements to the Mortgage Notes and the Assignments of Mortgages
          represents the legal and valid signature of said officer of the
          Company.

     6.   Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company, the Guarantor or the Interim Servicer
          of or compliance by the Company, the Guarantor or the Interim Servicer
          with the Agreements to which it is a party and the sale of the
          Mortgage Loans by the Company or the consummation of the transactions contemplated by the Agreements to which each is a party or (ii) any required consent, approval, authorization or order has been obtained by the Company, the Guarantor or the Interim Servicer.

     7.   Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of, the Agreements to which it is a party conflicts or will conflict

                                       D-2

          with or results or will result in a breach of or constitutes or will constitute a default under the charter, by-laws or other
          organizational documents of the Company, the Guarantor or the Interim
          Servicer, as applicable, the terms of any indenture or other agreement or instrument to which the Company, the Guarantor or the Interim
          Servicer is a party or by which it is bound or to which it is subject, or violates any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company, the Guarantor or the Interim Servicer is subject or by which it is bound.

     8.   There is no action, suit, proceeding or investigation pending or threatened against any of the Company, the Guarantor or the Interim
          Servicer which, in [our] [my] judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the
          Company, the Guarantor or the Interim Servicer or in any material impairment of the right or ability of the Company, the Guarantor or the Interim Servicer to carry on its business substantially as now conducted or in any material liability on the part of the Company, the
          Guarantor or the Interim Servicer or which would draw into question the validity of the Agreements to which it is a party or the Mortgage
          Loans or of any action taken or to be taken in connection with the transactions contemplated thereby, or which would be likely to impair the ability of the Company, the Guarantor or the Interim Servicer to
          perform under the terms of the Agreements to which it is a party.

          This opinion is given to you for your sole benefit, and no other person or entity is entitled to rely hereon except that the purchaser or purchasers to which you initially and directly resell the Mortgage Loans may rely on this opinion as if it were addressed to them as of its date.

                                        Very truly yours,

                                        ----------------------------------------
                                                         [Name]
                                               [Assistant] General Counsel

                                       D-3

                                                                       EXHIBIT E

                                    EXHIBIT E

                     FORM OF SECURITY RELEASE CERTIFICATION

                                                      ___________________, _____

________________________
________________________
________________________

Attention: _____________________________
           _____________________________

          Re: Notice of Sale and Release of Collateral

Dear Sirs:

          This letter serves as notice that ________________________ [COMPANY] a
[type of entity], organized pursuant to the laws of [state of incorporation]
(the "Company") has committed to sell to IXIS Real Estate Capital Inc. under an
Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of October 1, 2006, certain mortgage loans originated by the Company. The
Company warrants that the mortgage loans to be sold to IXIS Real Estate Capital
Inc. are in addition to and beyond any collateral required to secure advances made by you to the Company.

          The Company acknowledges that the mortgage loans to be sold to IXIS
Real Estate Capital Inc. shall not be used as additional or substitute collateral for advances made by [____________]. IXIS Real Estate Capital Inc.
understands that the balance of the Company's mortgage loan portfolio may be used as collateral or additional collateral for advances made by [___________], and confirms that it has no interest therein.

                                      E-1

          Execution of this letter by [___________] shall constitute a full and complete release of any security interest, claim, or lien which [___________]
may have against the mortgage loans to be sold to IXIS Real Estate Capital Inc.

                                   Very truly yours,

                                        ----------------------------------------

                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------
                                        Date:
                                              ----------------------------------

Acknowledged and approved:

--------------------------

By:
    -------------------------------
Name:
      -----------------------------
Title:
       ----------------------------
Date:
      -----------------------------

                                      E-1

                                                                       Exhibit F

                                    EXHIBIT F

                     FORM OF SECURITY RELEASE CERTIFICATION

                         I. Release of Security Interest

          The financial institution named below hereby relinquishes any and all right, title and interest it may have in all Mortgage Loans to be purchased by
IXIS Real Estate Capital Inc. from the Company named below pursuant to that certain Amended and Restated Mortgage Loan Purchase and Warranties Agreement,
dated as of October 1, 2006, and certifies that all notes, mortgages, assignments and other documents in its possession relating to such Mortgage
Loans have been delivered and released to the Company named below or its designees, as of the date and time of the sale of such Mortgage Loans to IXIS
Real Estate Capital Inc.

Name and Address of Financial Institution

-------------------------------------
(Name)

-------------------------------------
(Address)

By:
    ---------------------------------

                                      F-1

                          II. Certification of Release

          The Company named below hereby certifies to IXIS Real Estate Capital
Inc. that, as of the date and time of the sale of the above-mentioned Mortgage
Loans to IXIS Real Estate Capital Inc. the security interests in the Mortgage
Loans released by the above-named financial institution comprise all security interests relating to or affecting any and all such Mortgage Loans. The Company warrants that, as of such time, there are and will be no other security interests affecting any or all of such Mortgage Loans.

                                        ----------------------------------------

                                        By:
                                            ------------------------------------

                                        Title:
                                               ---------------------------------
                                        Date:
                                              ----------------------------------

                                      F-2

                                                                       Exhibit G

                                    EXHIBIT G

                                   [RESERVED]

                                       G-1

                                                                       Exhibit H

                                    EXHIBIT H

                            ASSIGNMENT AND CONVEYANCE

          On this ___ day of __________, ____, Funding America Mortgage
Warehouse Trust (the "Seller"), as (i) Seller under that certain Purchase Price and Terms Agreement, dated as of ___________, _____ (the "PPTA") and (ii) Seller under that certain Amended and Restated Mortgage Loan Purchase and Warranties
Agreement, dated as of October 1, 2006 (the "Purchase Agreement") does hereby sell, transfer, assign, set over and convey to IXIS Real Estate Capital Inc.
("Purchaser") as the Purchaser under the Agreements, without recourse, but subject to the terms of the Agreements, all right, title and interest of, in and to the Mortgage Loans listed on the Mortgage Loan Schedule attached hereto as
Exhibit A (the "Mortgage Loans"), with a Cut-off Date of ______, ____, together with the Mortgage Files and all rights and obligations arising under the documents contained therein. Each Mortgage Loan subject to the Agreements was underwritten in accordance with, and conforms to, the Underwriting Guidelines attached hereto as Exhibit C. Pursuant to Section 6 of the Purchase Agreement,
the Seller has delivered to the Custodian the documents for each Mortgage Loan to be purchased as set forth in the Custodial Agreement. The contents of each
Servicing File required to be retained by Ocwen Loan Servicing, LLC, as Interim
Servicer ("Interim Servicer") under that certain Interim Servicing Agreement, dated as of May 1, 2006 (the "Interim Servicing Agreement") to service the
Mortgage Loans pursuant to the Interim Servicing Agreement and thus not delivered to the Purchaser are and shall be held in trust by the Interim
Servicer for the benefit of the Purchaser as the owner thereof. The Interim
Servicer's possession of any portion of the Servicing File is at the will of the
Purchaser for the sole purpose of facilitating servicing of the related Mortgage
Loan pursuant to the Interim Servicing Agreement, and such retention and possession by the Interim Servicer shall be in a custodial capacity only. The ownership of each Mortgage Note, Mortgage, the Servicing Rights and the contents of the Mortgage File and Servicing File is vested in the Purchaser and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the Seller, to be held by the
Interim Servicer, shall immediately vest in the Purchaser and shall be retained and maintained, in trust, by the Interim Servicer at the will of the Purchaser in such custodial capacity only. The PPTA, Purchase Agreement and Interim
Servicing Agreement may be collectively referred to herein as the "Agreements."

          The Mortgage Loan Package characteristics of the Mortgage Loans subject hereto are set forth on Exhibit B hereto.

          In accordance with Section 6 of the Purchase Agreement, the Purchaser accepts the Mortgage Loans listed on Exhibit A attached hereto. Notwithstanding the foregoing the Purchaser does not waive any rights or remedies it may have under the Agreements.

          Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.

                            [SIGNATURE PAGE FOLLOWS]

                                      H-1

                                        FUNDING AMERICA MORTGAGE
                                           WAREHOUSE TRUST
                                           (Seller)

                                        By: Funding America, LLC, as
                                            Administrator

                                        By:
                                            ------------------------------------
                                            Name:
                                                  ------------------------------
                                            Title:
                                                   -----------------------------

                                        OCWEN LOAN SERVICING, LLC
                                            (Originator and Interim Servicer)

                                        By:
                                            ------------------------------------
                                            Name:
                                                  ------------------------------
                                            Title:
                                                   -----------------------------

Accepted and Agreed:

IXIS REAL ESTATE CAPITAL INC.

By:
    ------------------------------------
Name:
      ----------------------------------
Title:
      ----------------------------------

By:
    ------------------------------------
Name:
      ----------------------------------
Title:
      ----------------------------------

                                      H-2

                                    EXHIBIT A
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                               THE MORTGAGE LOANS

                                      H-3

                                    EXHIBIT B
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

             REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE POOL
                  CHARACTERISTICS OF EACH MORTGAGE LOAN PACKAGE

          Pool Characteristics of the Mortgage Loan Package as delivered on the related Closing Date:

          No Mortgage Loan has: (1) an outstanding principal balance less than
$_________; (2) an origination date earlier than _ months prior to the related
Cut-off Date; (3) a CLTV of greater than _____%; (4) a FICO Score of less than
___; or (5) a debt-to-income ratio of more than __%. Each First Lien Loan has a
Mortgage Interest Rate of at least ___% per annum and an outstanding principal balance less than $_________. Each Second Lien Loan has a Mortgage Interest Rate
of at least ______% per annum and an outstanding principal balance less than
$________. Each Adjustable Rate Mortgage Loan has an Index of [_______].

                                      H-4

                                    EXHIBIT C
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                             UNDERWRITING GUIDELINES

                                      H-5

                                    EXHIBIT I

                    FUNDING AMERICA'S UNDERWRITING GUIDELINES

                                      I-1

                                    EXHIBIT J

                  FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

          THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated [____________ __,
20__] ("Agreement"), between IXIS Real Estate Capital Inc. ("Assignor"),
[____________________] ("Assignee"), Funding America Mortgage Warehouse Trust
(the "Company"):

          For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance

          1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the
"Mortgage Loans") and (b) except as described below, that certain Amended and
Restated Mortgage Loan Purchase and Warranties Agreement (the "Purchase
Agreement"), dated as of October 1, 2006, between the Assignor, as purchaser
(the "Purchaser"), and the Company, as seller, solely insofar as the Purchase
Agreement relates to the Mortgage Loans.

          The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the
Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage
Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser under Subsection 8.04 of the Purchase Agreement.

Recognition of the Company

          2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the
Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to [__________________] (the
"Trust") created pursuant to a Pooling and Servicing Agreement, dated as of
[______], [____] (the "Pooling Agreement"), among the Assignee, the Assignor,
[___________________], as trustee (including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"),
[____________________], as servicer (including its successors in interest and any successor servicer under the Pooling Agreement, the "Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust (including the Trustee and the
Servicer acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder

                                      J-1

insofar as they relate to the Mortgage Loans, and (iv) all references to the
Purchaser, the Custodian or the Bailee under the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust
(including the Trustee and the Servicer acting on the Trust's behalf). Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the
Mortgage Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company

          3. The Company warrants and represents to the Assignor, the Assignee and the Trust as of the date hereof that:

               (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

               (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the
     Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

               (c) No consent, approval, order or authorization of, or
     declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

               (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this
     Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

                                      J-2

          4. Pursuant to Section 12 of the Purchase Agreement, the Company
hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that the representations and warranties set forth in Subsection
8.01 of the Purchase Agreement are true and correct as of the date hereof as if such representations and warranties were made on the date hereof, and that the representations and warranties set forth on Exhibit B attached hereto are true and correct as of the date or dates set forth thereon.

Remedies for Breach of Representations and Warranties

          5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee and the Servicer acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Miscellaneous

          6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

          7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

          8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee and the
Servicer acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

          9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement
(to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the
Purchase Agreement.

          10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

          11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

          12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

                                      J-3

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                        FUNDING AMERICA MORTGAGE WAREHOUSE TRUST
                                        (Seller)

                                        By: Funding America, LLC,
                                            as Administrator

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                        IXIS REAL ESTATE CAPITAL INC.

                                        By:
                                            ------------------------------------
                                            Name:
                                                  ------------------------------
                                            Its:
                                                 -------------------------------

                                        By:
                                            ------------------------------------
                                            Name:
                                                  ------------------------------
                                            Its:
                                                 -------------------------------

                                        [__________________________]

                                        By:
                                            ------------------------------------
                                            Name:
                                                  ------------------------------
                                            Its:
                                                 -------------------------------

                                      J-4

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT

                             MORTGAGE LOAN SCHEDULE

                                      J-5

                EXHIBIT B TO ASSIGNMENT AND RECOGNITION AGREEMENT

                         REPRESENTATIONS AND WARRANTIES

                                      J-6

                                    EXHIBIT K

                        FORM OF INDEMNIFICATION AGREEMENT

          This INDEMNIFICATION AND CONTRIBUTION AGREEMENT ("Agreement"), dated as of [_______], 200_, [among/between] IXIS Real Estate Capital Inc., a New York corporation ("IXIS"), Funding America Mortgage Warehouse Trust, a [entity] (the
"Seller") and Ocwen Loan Servicing, LLC, a Delaware limited liability company
[(the "Originator")].

          WHEREAS, [________________] (the "Depositor"), is acting as depositor and registrant with respect to the Prospectus, dated [________________], and the
Prospectus Supplement to the Prospectus, [________________] (the "Prospectus
Supplement"), relating to [________________] Certificates (the "Certificates")
to be issued pursuant to a Pooling and Servicing Agreement, dated as of
[________________] (the "P&S"), among the Depositor, as depositor,
[________________], as servicer (the "Servicer"), and [________________], as trustee (the "Trustee");

          WHEREAS, as an inducement to the Depositor to enter into the P&S, and
[____________________] (the "Underwriter[s]") to enter into the Underwriting
Agreement, dated [____________________] (the "Underwriting Agreement") between the Depositor and the Underwriter[s], Originator has agreed to provide for indemnification and contribution on the terms and conditions hereinafter set forth;

          WHEREAS, IXIS purchased from Seller certain of the Mortgage Loans underlying the Certificates (the "Mortgage Loans") from Seller pursuant to an
Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of October 1, 2006 (the "Purchase Agreement"), by and between IXIS and Seller;
and

          WHEREAS, pursuant to Section 12 of the Purchase Agreement, Originator have agreed to indemnify IXIS, the Depositor, the Underwriter[s] and their respective affiliates, present and former directors, officers, employees and agents.

          NOW THEREFORE, in consideration of the agreements contained herein, and other valuable consideration the receipt and sufficiency of which are hereby acknowledged, Originator, Seller and IXIS agree as follows:

          1. Indemnification and Contribution.

          (a) Originator [and Initial Servicer] agrees to indemnify and hold harmless IXIS, the Depositor, the Underwriter[s] and their respective affiliates, present and former directors, officers, employees and agents and each person, if any, who controls IXIS, the Depositor, the Underwriter[s] or such affiliate within the meaning of either Section 15 of the Securities Act of
1933, as amended (the "1933 Act"), or Section 20 of the Securities Exchange

                                      K-1

Act of 1934, as amended (the "1934 Act"), against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the 1933 Act, the 1934 Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based in whole or in part upon (i) any violation of the representation and warranty set forth in Section 2(vii) below or (ii) any untrue statement or alleged untrue statement of a material fact contained in the Prospectus
Supplement, ABS Informational and Computational Material or in the Free Writing
Prospectus or any omission or alleged omission to state in the Prospectus
Supplement, ABS Informational and Computational Material or in the Free Writing
Prospectus a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any such untrue statement or omission or alleged untrue statement or alleged omission made in any amendment of or supplement to the
Prospectus Supplement, ABS Informational and Computational Material or the Free
Writing Prospectus and agrees to reimburse IXIS, the Depositor, the
Underwriter[s] or such affiliates and each such officer, director, employee, agent and controlling person promptly upon demand for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that Originator [and
Initial Servicer] shall be liable in any such case only to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with the Originator Information [and
Servicer Information]. The foregoing indemnity agreement is in addition to any liability which Originator [and the Initial Servicer] may otherwise have to
IXIS, the Depositor, the Underwriter[s] its affiliates or any such director, officer, employee, agent or controlling person of IXIS, the Depositor, the
Underwriter[s] or their respective affiliates.

          (b) IXIS agrees to indemnify and hold harmless the Originator and its affiliates, present and former directors, officers, employees and agents and each person, if any, who controls the Originator or such affiliate within the meaning of either Section 15 of the 1933 Act or Section 20 of the 1934 Act
against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the 1933 Act, the 1934 Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based in whole or in part upon any untrue statement or alleged untrue statement of a material fact contained in the Prospectus
Supplement, ABS Informational and Computational Material or in the Free Writing
Prospectus or any omission or alleged omission to state in the Prospectus
Supplement, ABS Informational and Computational Material or in the Free Writing
Prospectus a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any such untrue statement or omission or alleged untrue statement or alleged omission made in any amendment of or supplement to the
Prospectus Supplement, ABS Informational and Computational Material or the Free
Writing Prospectus, provided only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission relates to the information set forth in the IXIS Information, and agrees to reimburse the
Originator or such affiliate and each such officer, director, employee, agent and controlling person promptly upon demand for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending
or

                                      K-2

preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred.

          As used herein:

          "ABS Informational and Computational Material" means any written communication as defined in Item 1101(a) of Regulation AB under the 1933 Act and the 1934 Act, as amended from time to time.

          "Free Writing Prospectus" means any written communication that constitutes a "free writing prospectus," as defined in Rule 405 under the 1933
Act.

          "IXIS Information" means all information in the Prospectus Supplement other than the Seller Information [or the Servicer Information].

          "Regulation AB" means Subpart 229.1100 - Asset Backed Securities
(Regulation AB), 17 C.F.R. Sections 229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed
Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan.
7, 2005)) or by the staff of the Commission, or as may be provided by the
Commission or its staff from time to time.

          "Seller Information" means any information provided by, or on behalf of, the Seller to IXIS relating to Seller, the Mortgage Loans and/or the underwriting guidelines[ and/or servicing guidelines] relating to the Mortgage
Loans set forth in the Prospectus Supplement, ABS Informational and
Computational Material or the Free Writing Prospectus [and static pool information regarding mortgage loans originated or acquired by the Seller [and included in the Prospectus Supplement, ABS Informational and Computational
Material, the Offering Circular or the Free Writing Prospectus] [incorporated by reference from the website located at [______________]].

          ["Servicer Information" means any information provided by, or on behalf of, the Initial Servicer to IXIS relating to Initial Servicer, the
Mortgage Loans and/or the servicing guidelines relating to the Mortgage Loans set forth in the Prospectus Supplement, ABS Informational and Computational
Material or the Free Writing Prospectus [and static pool information regarding mortgage loans originated or acquired by the Initial Servicer [and included in the Prospectus Supplement, the Offering Circular, ABS Informational and
Computational Material or the Free Writing Prospectus] [incorporated by reference from the website located at [______________]].]

          (c) Promptly after receipt by any indemnified party under this Section
1 of notice of any claim or the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 1, notify the indemnifying party in writing of the claim or the commencement of that action; provided, however, that the failure to notify an indemnifying party shall not relieve it from any liability which it may have under this Section 1 except to the extent it has been materially prejudiced by such failure; and provided, further, however, that the failure to notify any indemnifying party

                                      K-3

shall not relieve it from any liability which it may have to any indemnified party otherwise than under this Section 1.

          If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, except as provided in the following paragraph, the indemnifying party shall not be liable to the indemnified party under this Section 1 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation.

          Any indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless: (i) the employment thereof has been specifically authorized by the indemnifying party in writing; (ii) such indemnified party shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party and in the reasonable judgment of such counsel it is necessary or appropriate for such indemnified party to employ separate counsel;
or (iii) the indemnifying party has failed to assume the defense of such action and employ counsel reasonably satisfactory to the indemnified party, in which case, if such indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party, it being understood, however, the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to local counsel) at any time for all such indemnified parties.

          Each indemnified party, as a condition of the indemnity agreements contained in this Section 1, shall cooperate with the indemnifying party in the defense of any such action or claim. No indemnifying party shall be liable for any settlement of any such action effected without its written consent (which consent shall not be unreasonably withheld), but if settled with its written consent or if there be a final judgment for the plaintiff in any such action, the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment.

          Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for reasonable fees and expenses of counsel, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than thirty (30)
days after receipt by such indemnifying party of the aforesaid request and (ii)
such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement.

                                      K-4

          (d) If the indemnification provided for in this Section 1 is unavailable to an indemnified party, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities, in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, respectively, in connection with the statements or omissions that result in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the indemnified party and indemnifying party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission and any other equitable considerations.

          (e) The indemnity and contribution agreements contained in this
Section 1 and the representations and warranties set forth in Section 2 shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by IXIS, the Depositor, the
Underwriter[s] their respective affiliates, directors, officers, employees or agents or any person controlling IXIS, the Depositor, the Underwriter[s] or any such affiliate and (iii) acceptance of and payment for any of the Offered
Certificates.

          2. Representations and Warranties. Originator and Seller [and Initial
Servicer] represent and warrant that:

          (i) Originator and Seller [and Initial Servicer] are validly existing and in good standing under the laws of its jurisdiction of formation or incorporation, as applicable, and have full power and authority to own their assets and to transact the business in which they are currently engaged. Originator and Seller [and Initial Servicer] are duly qualified to do business and are in good standing in each jurisdiction in which the character of the business transacted by them or any properties owned or leased by them requires such qualification and in which the failure so to qualify would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of Originator and Seller [and
     Initial Servicer];

          (ii) Originator and Seller [and Initial Servicer] are not required to obtain the consent of any other person or any consent, license, approval or authorization from, or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Agreement;

          (iii) the execution, delivery and performance of this Agreement by
     Originator and Seller [and Initial Servicer] will not violate any provision of any existing law or regulation or any order decree of any court applicable to Originator or Seller [and Initial Servicer] or any provision of the charter or bylaws of Originator or Seller [and Initial Servicer], or constitute a material breach of any mortgage, indenture, contract or other agreement to which Originator or Seller [and Initial Servicer] is a party or by which they may be bound;

                                      K-5

          (iv) (a) no proceeding of or before any court, tribunal or governmental body is currently pending or, (b) to the knowledge of
     Originator or Seller [and Initial Servicer], threatened against Originator or Seller [and Initial Servicer] or any of their properties or with respect to this Agreement or the Offered Certificates, in either case, which would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of Originator or Seller [and Initial
     Servicer];

          (v) Originator or Seller [and Initial Servicer] have full power and authority to make, execute, deliver and perform this Agreement and all of the transactions contemplated hereunder, and have taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. When executed and delivered, this Agreement will constitute the legal, valid and binding obligation of each of the Originator and the
     Seller [and Initial Servicer] enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, by the availability of equitable remedies, and by limitations of public policy under applicable securities law as to rights of indemnity and contribution thereunder;

          (vi) this Agreement has been duly executed and delivered by Originator and Seller [and Initial Servicer]; and

          (vii) the [Seller Information][Servicer Information] satisfies the requirements of the applicable provisions [to be identified at securitization] of Regulation AB.

          3. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to Originator and Seller [and Initial
Servicer], will be mailed, delivered or telegraphed and confirmed to Originator at 1661 Worthington Road, Centrepark West, Suite 100, West Palm Beach, Florida
33409, or to Seller c/o Funding America, LLC at 2000 Bering Drive, Suite 300,
Houston, Texas 77057; or, if sent to IXIS, will be mailed, delivered or telegraphed and confirmed to IXIS Real Estate Capital Inc., 9 West 57th Street,
New York, New York 10019, Attention: General Counsel.

          4. Miscellaneous. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws provisions thereof. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns and the controlling persons referred to herein, and no other person shall have any right or obligation hereunder. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be considered an original, and all such counterparts shall constitute one and the same instrument. Capitalized terms used but not defined herein shall have the meanings provided in the P&S.

                  [Remainder of Page Intentionally Left Blank]

                                      K-6

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers hereunto duly authorized, this
__th day of [_____________].

                                        IXIS REAL ESTATE CAPITAL INC.

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                        OCWEN FINANCIAL CORPORATION

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                        FUNDING AMERICA MORTGAGE WAREHOUSE TRUST
                                        (Seller)

                                        By: Funding America, LLC,
                                            as Administrator

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                          [IXIS Funding America MLPWA]

                                                                  EXECUTION COPY

================================================================================

                      MORTGAGE LOAN PURCHASE AND WARRANTIES
                                    AGREEMENT

                                   ----------

                         IXIS REAL ESTATE CAPITAL INC.,

                                    Purchaser

                   FUNDING AMERICA MORTGAGE WAREHOUSE TRUST I,

                                     Seller

                           OCWEN LOAN SERVICING, LLC,

                         Originator and Interim Servicer

                                   ----------

                           Dated as of October 1, 2006

         Adjustable-Rate and Fixed-Rate, B/C Residential Mortgage Loans

================================================================================

                                                                        Page
                                                                        ----

   Subsection 6.01.   Conveyance of Mortgage Loans; Possession

SECTION 8.   REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER;
             REMEDIES FOR BREACH.....................................    18

   Subsection 8.01.   Representations and Warranties Regarding the
                      Seller.........................................    18

   Subsection 8.02.   Representations and Warranties Regarding
                      Individual Mortgage Loans......................    22

   Subsection 8.03.   Remedies for Breach of Representations and
                      Warranties.....................................    38

   Subsection 8.04.   Repurchase of Mortgage Loans That Prepay in
                      Full...........................................    40

   Subsection 8.05.   Repurchase of Mortgage Loans with First Payment
                      Defaults.......................................    40

   Subsection 8.06.   Purchaser's Right to Review....................    41

                                      -i-

   Subsection 13.01.   Additional Indemnification by the Originator;

SECTION 18.   GOVERNING LAW JURISDICTION; CONSENT TO SERVICE OF
              PROCESS................................................    49

SECTION 19.   INTENTION OF THE PARTIES...............................    49

SECTION 20.   SUCCESSORS AND ASSIGNS; ASSIGNMENT OF PURCHASE

                                       -ii

   Subsection 29.02.   Additional Representations and Warranties of

                                      -iii-

                                    EXHIBITS

EXHIBIT A   CONTENTS OF EACH MORTGAGE FILE

EXHIBIT B   FORM OF INTERIM SERVICING AGREEMENT

EXHIBIT C   FORM OF OFFICER'S CERTIFICATE

EXHIBIT D   FORM OF OPINION OF COUNSEL TO THE GUARANTOR, THE
            SELLER AND THE INTERIM SERVICER

EXHIBIT E   FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT F   FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT G   [RESERVED]

EXHIBIT H   FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT

EXHIBIT I   FUNDING AMERICA'S UNDERWRITING GUIDELINES

EXHIBIT J   FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

EXHIBIT K   FORM OF INDEMNIFICATION AND CONTRIBUTION AGREEMENT

                                      -iv-

                 MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT

          This MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT (the
"Agreement"), dated as of October 1, 2006, by and among IXIS Real Estate Capital
Inc., a New York corporation, having an office at 9 West 57th Street, 36th
Floor, New York, New York 10019 (the "Purchaser"), Funding America Mortgage
Warehouse Trust I, a Delaware statutory trust, having an office at 300 Delaware
Avenue, Suite 900, Wilmington, Delaware 19801 (the "Seller") and Ocwen Loan
Servicing, LLC, a Delaware limited liability company, having an office at 1661
Worthington Road, Centrepark West, Suite 100, West Palm Beach, Florida 33409
(the "Interim Servicer").

                                   WITNESSETH:

          WHEREAS, the Seller desires to sell, from time to time, to the
Purchaser, and the Purchaser desires to purchase, from time to time, from the
Seller, certain first and second lien, adjustable-rate and fixed-rate B/C residential mortgage loans (the "Mortgage Loans") on a servicing released basis as described herein, and which shall be delivered in pools of whole loans (each, a "Mortgage Loan Package") on various dates as provided herein (each, a "Closing
Date").

          NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Seller agree as follows:

          SECTION 1. Definitions.

          For purposes of this Agreement the following capitalized terms shall have the respective meanings set forth below.

          Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located.

          Act: The National Housing Act, as amended from time to time.

          Adjustable Rate Mortgage Loan: An adjustable rate Mortgage Loan purchased pursuant to this Agreement.

          Affiliate: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person.
For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such
Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and
"controlled" have meanings correlative to the foregoing.

          Agency Transfer: A Fannie Mae Transfer or a Freddie Mac Transfer.

          Agreement: This Mortgage Loan Purchase and Warranties Agreement and
all amendments hereof and supplements hereto.

          ALTA: The American Land Title Association and its successors in interest.

          Appraised Value: (i) With respect to any First Lien Loan, the value of the related Mortgaged Property based upon the appraisal made, if any, for the originator at the time of origination of the Mortgage Loan or the sales price of the Mortgaged Property at such time of origination, whichever is less; provided, however, that in the case of a refinanced Mortgage Loan, such value is based solely upon the appraisal made, if any, at the time of origination of such refinanced Mortgage Loan, and (ii) with respect to any Second Lien Loan, the value, determined pursuant to Funding America's Underwriting Guidelines, of the
related Mortgaged Property as of the origination of the Second Lien Loan.

          Assignment and Conveyance Agreement: As defined in Subsection 6.01.

          Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser.

          Balloon Mortgage Loan: Any Mortgage Loan that requires only payments of interest until the stated maturity date of the Mortgage Loan or the Monthly
Payments of principal which (not including the payment due on its stated
maturity date) are based on an amortization schedule that would be insufficient to fully amortize the principal thereof by stated maturity date of the Mortgage
Loan.

          Business Day: Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions, in the State of New
York, or the State of Florida, or the state in which the Interim Servicer's servicing operations are located, are authorized or obligated by law or executive order to be closed.

          Closing Date: The date or dates on which the Purchaser from time to time shall purchase and the Seller from time to time shall sell the Mortgage Loans listed on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

          CLTV: As of any date and as to (1) any Second Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the Second Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are senior or equal in priority to the Second Lien Loan and which are secured by the same Mortgaged
Property to (b) the Appraised Value and (2) any First Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the First Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are junior or equal in priority to the First Lien Loan and which are secured by the same Mortgaged
Property to (b) the Appraised Value.

          Code: Internal Revenue Code of 1986, as amended.

          Commission: The United States Securities and Exchange Commission.

                                       -2-

          Condemnation Proceeds: All awards or settlements in respect of a
Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

          Convertible Mortgage Loan: Any individual Adjustable Rate Mortgage
Loan purchased pursuant to this Agreement which contains a provision whereby the
Mortgagor is permitted to convert the Adjustable Rate Mortgage Loan to a Fixed
Rate Mortgage Loan in accordance with the terms of the related Mortgage Note.

          Covered Loan: A Mortgage Loan categorized as Covered pursuant to
Appendix E of Standard & Poor's Glossary.

          Credit Files: As defined in Section 5 herein.

          Custodial Account: The separate account or accounts created and maintained pursuant to Section 2.04 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

          Custodial Agreement: The agreement governing the retention of the originals of each Mortgage Note, Mortgage, Assignment of Mortgage and other
Mortgage Loan Documents, to be executed between the Purchaser and the Custodian and to be dated as of the related Cut-Off Date.

          Custodian: The custodian under the Custodial Agreement, or its successor in interest or assigns, or any successor to the Custodian under the
Custodial Agreement, as therein provided. If at any time there is no Custodial
Agreement in effect with respect to a Mortgage Loan, all references to the
Custodian herein and in the Interim Servicing Agreement shall be deemed to refer to the Purchaser (or its designee) with respect to such Mortgage Loan.

          Cut-off Date: The date or dates designated as such on the related
Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

          Deemed Material Breach Representation: Each representation identified as such in Subsection 8.02.

          Deleted Mortgage Loan: A Mortgage Loan that is repurchased or replaced or to be replaced with a Qualified Substitute Mortgage Loan by the Seller in accordance with the terms of this Agreement.

          Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

          Determination Date: The date specified in the Interim Servicing
Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

          Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

                                       -3-

          Eligible Account: Any of (i) an account maintained with a federal or state chartered depository institution or trust company the short-term unsecured debt obligations of which (or, in the case of a depository institution or trust company that is a subsidiary of a holding company, the short-term unsecured debt obligations of such holding company) are rated A-1 by Standard & Poor's or
Prime-1 by Moody's (or a comparable rating if another Rating Agency is specified by the Purchaser by written notice to the Seller) at the time any amounts are held on deposit therein, (ii) an account or accounts the deposits in which are fully insured by the FDIC, or (iii) a trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity.

          Escrow Account: The separate account or accounts created and maintained pursuant to Section 2.06 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

          Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

          Exchange Act. The Securities Exchange Act of 1934, as amended.

          Fannie Mae: The Federal National Mortgage Association and its
successors in interest.

          Fannie Mae Guides: The Fannie Mae Sellers' Guide and the Fannie Mae
Servicers' Guide and all amendments or additions thereto.

          Fannie Mae Transfer: As defined in Section 12 hereof.

          FDIC: The Federal Deposit Insurance Corporation and its successors in interest.

          FHA: The Federal Housing Administration, an agency within the United
States Department of Housing and Urban Development and its successors in interest and including the Federal Housing Commissioner and the Secretary of
Housing and Urban Development where appropriate under the FHA Regulations.

          First Lien Loan: Any Mortgage Loan secured by a first lien Mortgage on the related Mortgaged Property.

          Fitch: Fitch, Inc. and its successors in interest.

          Fixed Rate Mortgage Loan: A fixed rate mortgage loan purchased pursuant to this Agreement.

          Freddie Mac: The Federal Home Loan Mortgage Corporation and its
successors in interest.

                                       -4-

          Freddie Mac Transfer: As defined in Section 12 hereof.

          Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note which amount is added to the Index in accordance with the terms of the related Mortgage Note to determine on each Interest Rate Adjustment Date the Mortgage Interest Rate for
such Mortgage Loan.

          Guarantee: The guarantee, to be dated as of the initial Closing Date, pursuant to which the obligations of the Seller under the related Purchase Price and Terms Agreement and the Purchase Agreement will be guaranteed by the
Guarantor in favor of the Purchaser.

          Guarantor: Ocwen Financial Corporation, a Florida corporation, and its successors in interest.

          High Cost Loan: A Mortgage Loan (a) covered by the Home Ownership and
Equity Protection Act of 1994 ("HOEPA"), (b) with an "annual percentage rate" or total "points and fees" payable by the related Mortgagor (as each such term is calculated under HOEPA) that exceed the thresholds set forth by HOEPA and its implementing regulations, including 12 C.F.R. Section 226.32(a)(1)(i) and (ii),
(c) classified as a "high cost home," "threshold," "covered," "high risk home,"
"predatory" or similar loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or
(d) categorized as High Cost pursuant to Appendix E of Standard & Poor's
Glossary. For avoidance of doubt, the parties agree that this definition shall apply to any law regardless of whether such law is presently, or in the future becomes, the subject of judicial review or litigation.

          Home Loan: A Mortgage Loan categorized as Home Loan pursuant to
Appendix E of Standard & Poor's Glossary.

          HUD: The Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with regard to FHA Mortgage Insurance. The term "HUD," for purposes of this Agreement, is also deemed to include subdivisions thereof such as the FHA and Government National Mortgage Association.

          Index: With respect to each Adjustable Rate Mortgage Loan, a rate per annum set forth on the related Mortgage Loan Schedule attached as Exhibit B to each related Assignment and Conveyance Agreement.

          Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

          Interest Rate Adjustment Date: With respect to each Adjustable Rate
Mortgage Loan, the date, specified in the related Mortgage Note and the related
Mortgage Loan Schedule, on which the Mortgage Interest Rate is adjusted.

                                       -5-

          Interim Funder: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS(R) System as the interim funder pursuant to the
MERS Procedures Manual.

          Interim Servicer: Ocwen Loan Servicing, LLC, a Delaware limited liability company, and its successors in interest, and any successor interim servicer under the Interim Servicing Agreement.

          Interim Servicing Agreement: The agreement, attached as Exhibit B hereto, to be entered into by the Purchaser and the Interim Servicer, providing for the Interim Servicer to service the Mortgage Loans for an interim period as specified by the Interim Servicing Agreement.

          Investor: With respect to each MERS Designated Mortgage Loan, the
Person named on the MERS(R) System as the investor pursuant to the MERS
Procedures Manual.

          Lifetime Rate Cap: The provision of each Mortgage Note related to an
Adjustable Rate Mortgage Loan which provides for an absolute maximum Mortgage
Interest Rate thereunder. The Mortgage Interest Rate during the terms of each
Adjustable Rate Mortgage Loan shall not at any time exceed the Mortgage Interest
Rate at the time of origination of such Adjustable Rate Mortgage Loan by more than the amount per annum set forth on the related Mortgage Loan Schedule.

          Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such
Mortgage Loan, trustee's sale, foreclosure sale or otherwise, or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan.

          Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio (expressed as a percentage) of the outstanding principal amount of the
Mortgage Loan as of the Cut-off Date (unless otherwise indicated), to the
Appraised Value of the Mortgaged Property.

          MERS: Mortgage Electronic Registration Systems, Inc., a Delaware
corporation, and its successors and assigns.

          MERS Designated Mortgage Loan: Mortgage Loans for which (a) the Seller has designated or will designate MERS as, and has taken or will take such action as is necessary to cause MERS to be, the mortgagee of record, as nominee for the
Seller, in accordance with MERS Procedure Manual and (b) the Seller has designated or will designate the Purchaser as the Investor on the MERS(R)
System.

          MERS Procedure Manual: The MERS Procedures Manual, as it may be
amended, supplemented or otherwise modified from time to time.

          MERS Report: The report from the MERS System listing MERS Designated
Mortgage Loans and other information.

                                       -6-

          MERS(R) System: MERS mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.

          Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan.

          Moody's: Moody's Investors Service, Inc. and its successors in interest.

          Mortgage: The mortgage, deed of trust or other instrument securing a
Mortgage Note, which creates a first lien, in the case of a First Lien Loan, or a second lien, in the case of a Second Lien Loan, on the Mortgaged Property.

          Mortgage File: The items pertaining to a particular Mortgage Loan referred to in Exhibit A annexed hereto, and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

          Mortgage Interest Rate: The annual rate of interest borne on a
Mortgage Note with respect to each Mortgage Loan.

          Mortgage Loan: An individual Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the applicable Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal
Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds,
Servicing Rights, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

          Mortgage Loan Documents: The documents required to be delivered to the
Custodian pursuant to Subsection 6.03 hereof with respect to any Mortgage Loan.

          Mortgage Loan Package: Each pool of Mortgage Loans, which shall be purchased by the Purchaser from the Seller from time to time on the related
Closing Date.

          Mortgage Loan Schedule: The schedule of Mortgage Loans setting forth the following information with respect to each Mortgage Loan in the related
Mortgage Loan Package: (1) the Seller's Mortgage Loan identifying number; (2)
the Mortgagor's name; (3) the street address of the Mortgaged Property including the city, state and zip code; (4) a code indicating whether the Mortgaged
Property is owner-occupied, a second home or investment property; (5) the number and type of residential units constituting the Mortgaged Property (i.e., a single family residence, a 2-4 family residence, a unit in a condominium project or a unit in a planned unit development, manufactured housing); (6) the Mortgage
Loan origination date; (7) the original months to maturity or the remaining months to maturity from the related Cut-off Date, in any case based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule; (8) the Loan-to-Value
Ratio at origination; (9) with respect to First Lien Loans, the LTV and with respect to Second Lien Loans, the CLTV; (10) the Mortgage Interest Rate as of
the related Cut-off Date; (11) the date on which the Monthly Payment was due on the Mortgage Loan and, if such date is not consistent with the Due Date currently in effect, such Due Date; (12) the stated

                                       -7-

maturity date; (13) the amount of the Monthly Payment as of the related Cut-off
Date; (14) the last payment date as of which a payment was actually applied to the outstanding principal balance; (15) the original principal amount of the
Mortgage Loan; (16) the principal balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due and collected on or before the Cut-off Date; (17) the Interest
Rate Adjustment Date; (18) the Gross Margin; (19) the Lifetime Rate Cap under the terms of the Mortgage Note; (20) a code indicating the type of Index; (21)
the Mortgage Interest Rate as of origination; (22) the type of Mortgage Loan
(i.e., fixed-rate, adjustable-rate, First Lien, Second Lien); (23) a code indicating the purpose of the loan (i.e., purchase, rate and term refinance, equity take-out refinance); (24) a code indicating the documentation style
(i.e., full or stated income); (25) the loan credit classification (as described in the Underwriting Guidelines); (26) the applicable Cut-off Date; (27) the applicable Closing Date; (28) a code indicating whether the Mortgage Loan is a
Home Loan; (29) the credit risk score (FICO score); (30) with respect to the related Mortgagor, the debt-to-income ratio; (31) with respect to Second Lien
Loans, the outstanding principal balance of the superior lien; (32) the
Appraised Value of the Mortgaged Property; (33) the sale price of the Mortgaged
Property if the Mortgage Loan was originated in connection with the purchase of the Mortgaged Property; (34) the Periodic Rate Cap under the terms of the
Mortgage Note; (35) the Periodic Rate Floor under the terms of the Mortgage
Note; (36) whether such Mortgage Loan provides for a prepayment penalty; (37)
the prepayment penalty period of such Mortgage Loan, if applicable; (38) a description of the type of prepayment penalty, if applicable; (39) the MERS
Identification Number; (40) whether the Mortgagor represented that the Mortgagor would occupy the Mortgaged Property as its primary residence, (41) in connection with a condominium unit, a code indicating whether the condominium project where such unit is located is low-rise or high-rise and (42) a code indicating if the
Mortgage Loan is a Balloon Mortgage Loan. With respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule shall set forth the following information, as of the related Cut-off Date: (1) the number of Mortgage Loans;
(2) the current aggregate outstanding principal balance of the Mortgage Loans;
(3) the weighted average Mortgage Interest Rate of the Mortgage Loans; and (4)
the weighted average maturity of the Mortgage Loans.

          Mortgage Note: The note or other evidence of the indebtedness of a
Mortgagor secured by a Mortgage.

          Mortgaged Property: With respect to each Mortgage Loan, the
Mortgagor's real property securing repayment of a related Mortgage Note, consisting of an unsubordinated estate in fee simple or, with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, a leasehold estate, in a single parcel or multiple parcels of real property improved by a residential dwelling as further described in this Agreement.

          Mortgagor: The obligor on a Mortgage Note.

          OCC: Office of the Comptroller of the Currency and its successors in interest.

          Officer's Certificate: A certificate signed by the Chairman of the
Board or the Vice Chairman of the Board or a President or a Vice President and
by the Treasurer or the

                                       -8-

Secretary or one of the Assistant Treasurers or Assistant Secretaries of the
Seller, and delivered to the Purchaser as required by this Agreement.

          Opinion of Counsel: A written opinion of counsel, who may be counsel for the Seller, reasonably acceptable to the Purchaser, provided that any
Opinion of Counsel relating to (a) the qualification of any account required to be maintained pursuant to this Agreement as an Eligible Account, (b)
qualification of the Mortgage Loans in a REMIC or (c) compliance with the REMIC
Provisions, must be (unless otherwise stated in such Opinion of Counsel) an opinion of counsel who (i) is in fact independent of the Seller and any servicer of the Mortgage Loans, (ii) does not have any material direct or indirect financial interest in the Seller or any servicer of the Mortgage Loans or in an
Affiliate of either and (iii) is not connected with the Seller or any servicer of the Mortgage Loans as an officer, employee, director or person performing similar functions.

          Originator: Ocwen Loan Servicing, LLC, a Delaware limited liability company, and its successors in interest.

          OTS: Office of Thrift Supervision and its successors in interest.

          Periodic Rate Cap: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may increase on an Interest
Rate Adjustment Date above the Mortgage Interest Rate previously in effect.

          Periodic Rate Floor: With respect to each Adjustable Rate Mortgage
Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may decrease on an Interest
Rate Adjustment Date below the Mortgage Interest Rate previously in effect.

          Person: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

          Preliminary Mortgage Schedule: As defined in Section 3.

          Premium Percentage: With respect to any Mortgage Loan, a percentage equal to the excess of the Purchase Price Percentage over 100%.

          Principal Prepayment: Any payment or other recovery of principal on a
Mortgage Loan which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

          Purchase Price: The price paid on the related Closing Date by the
Purchaser to the Seller in exchange for the Mortgage Loans purchased on such
Closing Date as calculated in Section 4 of this Agreement.

                                       -9-

          Purchase Price and Terms Agreement: Those certain agreements setting forth the general terms and conditions of the transaction consummated herein and identifying the Mortgage Loans to be purchased from time to time hereunder, by and among the Seller, the Purchaser and the Interim Servicer (if applicable).
All of the individual Purchase Price and Terms Agreements shall collectively be referred to as the "Purchase Price and Terms Agreement."

          Purchase Price Percentage: With respect to any Mortgage Loan, an amount equal to the percentage of par as stated in the Purchase Price and Terms
Agreement (subject to adjustment as provided therein) related to such Mortgage
Loan.

          Purchaser: IXIS Real Estate Capital Inc., a New York corporation, and its successors in interest and assigns, or any successor to the Purchaser under this Agreement as herein provided.

          Qualified Correspondent: Any Person from which the Seller purchased
Mortgage Loans, provided that the following conditions are satisfied: (i) such
Mortgage Loans were originated pursuant to an agreement between the Seller and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to the Seller, in accordance with underwriting guidelines designated by the Seller ("Designated Guidelines") or guidelines that do not vary materially from such Designated Guidelines; (ii) such Mortgage Loans were in fact underwritten as described in clause (i) above and were acquired by the Seller within one hundred eighty (180) days after origination; (iii) either
(x) the Designated Guidelines were, at the time such Mortgage Loans were originated, used by the Seller in origination of mortgage loans of the same type as the Mortgage Loans for the Seller's own account or (y) the Designated
Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Seller on a consistent basis for use by lenders in originating mortgage loans to be purchased by the Seller; and (iv) the Seller employed, at the time such Mortgage Loans were acquired by the Seller, pre-purchase or post-purchase quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time period or through particular channels) designed to ensure that Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the
Seller.

          Qualified Substitute Mortgage Loan: A mortgage loan eligible to be substituted by the Seller for a Deleted Mortgage Loan which must, on the date of such substitution, (i) have an outstanding principal balance, after deduction of all scheduled payments due in the month of substitution (or in the case of a substitution of more than one mortgage loan for a Deleted Mortgage Loan, an aggregate principal balance), not in excess of the outstanding principal balance of the Deleted Mortgage Loan (the amount of any shortfall will be deposited in the Custodial Account by the Seller in the month of substitution); (ii) have a
Mortgage Interest Rate not less than and not more than 1% greater than the
Mortgage Interest Rate of the Deleted Mortgage Loan; (iii) have a remaining term to maturity not greater than and not more than one (1) year less than that of the Deleted Mortgage Loan; (iv) be of the same type as the Deleted Mortgage Loan
(i.e., fixed-rate, adjustable-rate with same Periodic Rate Cap, Index and lien priority); and (v) comply with each representation and warranty (respecting individual Mortgage Loans) set forth in Section 8 hereof.

                                      -10-

          Rating Agency: Any of Fitch, Moody's or Standard & Poor's, or their respective successors designated by the Purchaser.

          Reconstitution: Any Securitization Transaction or Whole Loan Transfer.

          Reconstitution Agreements: The agreement or agreements entered into by the Seller and/or the Interim Servicer and the Purchaser and/or certain third parties on the Reconstitution Date or Dates with respect to any or all of the
Mortgage Loans sold hereunder, in connection with a Whole Loan Transfer, Agency
Transfer or a Securitization Transaction pursuant to Section 12, including, but not limited to, a seller's warranties and servicing agreement with respect to a
Whole Loan Transfer, and a trust and servicing agreement, pooling and servicing agreement and/or seller/servicer agreements and related custodial/trust agreement and documents with respect to a Securitization Transaction.

          Reconstitution Date: As defined in Section 12.

          Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation
AB), 17 C.F.R. Sections 229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities
Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the
staff of the Commission, or as may be provided by the Commission or its staff from time to time.

          REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

          REMIC Provisions: Provisions of the federal income tax law relating to a REMIC, which appear at Section 860A through 860G of Subchapter M of Chapter 1,
Subtitle A of the Code, and related provisions and regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

          Remittance Date: The date specified in the Interim Servicing Agreement
(with respect to each Mortgage Loan, for an interim period, as specified therein).

          Repurchase Price: With respect to any Mortgage Loan for which a breach of a representation or warranty from the Agreement or the Interim Servicing
Agreement is found, a price equal to the then outstanding principal balance of the Mortgage Loan to be repurchased, plus accrued interest thereon at the
Mortgage Interest Rate from the date to which interest had last been paid through the date of such repurchase, plus the amount of any outstanding advances owed to any servicer, and plus all costs and expenses incurred by the Purchaser or any servicer arising out of or based upon such breach, including without limitation costs and expenses incurred in the enforcement of the Seller's repurchase obligation hereunder.

          RESPA: Real Estate Settlement Procedures Act, as amended from time to time.

          Second Lien Loan: A Mortgage Loan secured by a second lien Mortgage on the related Mortgaged Property.

                                      -11-

          Securities Act: The Securities Act of 1933, as amended.

          Securitization Transaction. Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (2)
an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

          Seller: Funding America Mortgage Warehouse Trust I, a Delaware
statutory trust and its successors in interest.

          Seller Information: As defined in Subsection 29.04(a).

          Servicing Fee: With respect to each Mortgage Loan subject to the
Interim Servicing Agreement, an amount equal to 0.50% per annum computed on the basis of the outstanding principal balance of the related Mortgage Loan. Such fee shall be payable monthly and shall be pro rated for any portion of a month during which the Mortgage Loan is serviced by the Interim Servicer under the
Interim Servicing Agreement. The obligation of the Purchaser to pay the
Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion (including recoveries with respect to interest from Liquidation
Proceeds, to the extent permitted by this Agreement) of such Monthly Payment collected by the Interim Servicer, or as otherwise provided under this
Agreement.

          Servicing File: With respect to each Mortgage Loan, the file retained by the Interim Servicer consisting of originals of all documents in the Mortgage
File which are not delivered to the Purchaser or the Custodian and copies of the
Mortgage Loan Documents.

          Servicing Rights: Any and all of the following: (a) any and all rights to service the Mortgage Loans; (b) any payments to or monies received by the
Interim Servicer for servicing the Mortgage Loans; (c) any late fees, penalties or similar payments with respect to the Mortgage Loans; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of the Interim
Servicer thereunder; (e) Escrow Payments or other similar payments with respect to the Mortgage Loans and any amounts actually collected by the Interim Servicer with respect thereto; (f) all accounts and other rights to payment related to any of the property described in this paragraph; and (g) any and all documents, files, records, servicing files, servicing documents, servicing records, data tapes, computer records, or other information pertaining to the Mortgage Loans or pertaining to the past, present or prospective servicing of the Mortgage
Loans.

          Sponsor: The sponsor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

          Standard & Poor's: Standard & Poor's Ratings Services, a division of
The McGraw-Hill Companies Inc., and its successors in interest.

                                      -12-

          Standard & Poor's Glossary: The Standard & Poor's LEVELS(R) Glossary,
as may be in effect from time to time.

          Stated Principal Balance: As to each Mortgage Loan on any date of determination, (i) the principal balance of such Mortgage Loan at the related
Cut-off Date after giving effect to payments of principal due on or before such date, to the extent actually received, minus (ii) all amounts previously distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal on such Mortgage Loan.

          Static Pool Information: Static pool information as described in Item
1105(a)(1)-(3) and 1105(c) of Regulation AB.

          Successor Servicer: Any servicer of one or more Mortgage Loans designated by the Purchaser as being entitled to the benefits of the indemnifications set forth in Subsections 8.03 and 13.01.

          Third-Party Originator: Each Person, other than a Qualified
Correspondent, that originated Mortgage Loans acquired by the Seller.

          Transfer Date: The date on which the Purchaser, or its designee, shall receive the transfer of servicing responsibilities and begin to perform the servicing of the Mortgage Loans with respect to the related Mortgage Loan
Package, and the Interim Servicer shall cease all servicing responsibilities.
Such date shall occur on the day indicated by the Purchaser to the Interim
Servicer in accordance with the Interim Servicing Agreement.

          Underwriting Guidelines: The underwriting guidelines of Funding
America, a copy of which is attached hereto as Exhibit I and a then-current copy of which shall be attached as an Exhibit to the related Assignment and
Conveyance.

          VA: The Department of Veterans Affairs, an agency of the United States of America, or any successor thereto including the Administrator of Veterans
Affairs.

          Whole Loan Transfer: Any sale or transfer of some or all of the
Mortgage Loans, other than a Securitization Transaction.

          SECTION 2. Agreement to Purchase.

          The Seller agrees to sell from time to time, and the Purchaser agrees to purchase from time to time, Mortgage Loans having an aggregate principal balance on the related Cut-off Date in an amount as set forth in the related
Purchase Price and Terms Agreement, or in such other amount as agreed by the
Purchaser and the Seller as evidenced by the actual aggregate principal balance of the Mortgage Loans accepted by the Purchaser on each Closing Date.

          SECTION 3. Mortgage Schedules.

          The Seller from time to time shall provide the Purchaser with certain information constituting a preliminary listing of the Mortgage Loans to be purchased on each Closing Date in

                                      -13-

accordance with the related Purchase Price and Terms Agreement and this
Agreement (each, a "Preliminary Mortgage Schedule").

          The Seller shall deliver the Mortgage Loan Schedule for the Mortgage
Loans to be purchased on a particular Closing Date to the Purchaser at least seven (7) Business Days prior to the related Closing Date. The Mortgage Loan
Schedule shall be the related Preliminary Mortgage Schedule with those Mortgage
Loans which the Seller has not funded prior to the related Closing Date deleted.

          SECTION 4. Purchase Price.

          The Purchase Price for the Mortgage Loans shall be equal to (a) the
Purchase Price Percentage multiplied by the Cut-off Date Balance, plus (b)
accrued and unpaid interest on such principal balance at the weighted average
Mortgage Interest Rate (net of the Servicing Fee) of those Mortgage Loans from the related Cut-off Date through the day prior to the related Closing Date, inclusive. For purposes hereof, "Cut-off Date Balance" means the aggregate principal balance, as of the related Cut-off Date, of the Mortgage Loans listed on the related Mortgage Loan Schedule, after application of scheduled payments of principal due on or before the related Cut-off Date, to the extent such payments were actually received, together with any unscheduled principal payments collected prior to the Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to the Cut-off Date, but to be applied on a due date beyond the related Cut-off Date, shall not be applied to the principal balance as of the related Cut-off Date. If so provided in the related Purchase Price and Terms Agreement, portions of the Mortgage Loans shall be priced separately. The Purchase Price as so determined shall be paid to the
Seller on the related Closing Date by wire transfer of immediately available funds to an account designated by the Seller in writing.

          The Purchaser shall be entitled to (l) all principal paid after the related Cut-off Date, (2) all other recoveries of principal collected on or after the related Cut-off Date, and (3) all payments of interest on the Mortgage
Loans net of applicable Servicing Fees (minus that portion of any such payment which is allocable to the period prior to the related Cut-off Date). The outstanding principal balance of each Mortgage Loan as of the related Cut-off
Date is determined after application of payments of principal due on or before the related Cut-off Date, to the extent actually collected, together with any unscheduled principal prepayments collected prior to the Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to the
Cut-off Date, but to be applied on a due date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date.
Such prepaid amounts shall be the property of the Purchaser. The Interim
Servicer shall deposit any such prepaid amounts into the Custodial Account, which account is established for the benefit of the Purchaser for subsequent remittance by the Interim Servicer to the Purchaser.

          SECTION 5. Examination of Mortgage Files.

          At least ten (10) days prior to the related Closing Date (or such other date acceptable to the Purchaser and the Seller), the Seller shall (i)
either (a) deliver to the Purchaser or its designee in escrow, for examination with respect to each Mortgage Loan to be purchased, the related Mortgage File, including a copy of the Assignment of Mortgage (except with respect

                                      -14-

to each MERS Designated Mortgage Loan), pertaining to each Mortgage Loan, or (b)
make the related Mortgage File available to the Purchaser for examination at such other location as shall otherwise be acceptable to the Purchaser and (ii)
deliver to the Purchaser copies of the credit and servicing files (collectively, the "Credit Files"). Such examination of the Mortgage Files may be made by the
Purchaser or its designee at any reasonable time before or after the related
Closing Date. If the Purchaser makes such examination prior to the related
Closing Date and determines, in its sole discretion, that any Mortgage Loans are unacceptable to the Purchaser for any reason, such Mortgage Loans shall be deleted from the related Mortgage Loan Schedule, and may be replaced by a
Qualified Substitute Mortgage Loan (or Loans) acceptable to the Purchaser. The
Purchaser may, at its option and without notice to the Seller, purchase some or all of the Mortgage Loans without conducting any partial or complete examination. The fact that the Purchaser or its designee has conducted or has failed to conduct any partial or complete examination of the Mortgage Files or the Credit Files shall not impair in any way the Purchaser's (or any of its successor's) rights to demand repurchase, substitution or other remedy as provided in this Agreement. In the event that the Seller fails to deliver the
Credit Files with respect to any Mortgage Loan, the Originator shall, upon the request of the Purchaser, repurchase such Mortgage Loan at the price and in the manner specified in Subsection 8.03.

          SECTION 6. Conveyance from Seller to Purchaser.

          Subsection 6.01. Conveyance of Mortgage Loans; Possession of Servicing
Files.

          On each Closing Date, the Seller shall execute and deliver to the
Purchaser an Assignment and Conveyance Agreement in the form attached hereto as
Exhibit H (the "Assignment and Conveyance Agreement"). The Interim Servicer
shall cause the Servicing File retained by the Interim Servicer to be appropriately identified and its computer system and/or books and records to clearly reflect the sale of the related Mortgage Loan to the Purchaser. The
Interim Servicer shall release from its custody the contents of any Servicing
File retained by it only in accordance with this Agreement or the Interim
Servicing Agreement, except when such release is required in connection with a repurchase of any such Mortgage Loan pursuant to Subsection 8.03.

          Subsection 6.02. Books and Records.

          Record title to each Mortgage as of the related Closing Date shall be in the name of the Originator, the Purchaser or one or more designees of the
Purchaser, as the Purchaser shall select. Notwithstanding the foregoing, each
Mortgage and related Mortgage Note shall be possessed solely by the Purchaser or the appropriate designee of the Purchaser, as the case may be. All rights arising out of the Mortgage Loans including, but not limited to, all funds received by the Seller or the Interim Servicer after the related Cut-off Date on or in connection with a Mortgage Loan shall be vested in the Purchaser or one or more designees of the Purchaser; provided, however, that all funds received on or in connection with a Mortgage Loan shall be received and held by the Seller or the Interim Servicer in trust for the benefit of the Purchaser or the appropriate designee of the Purchaser, as the case may be, as the owner of the
Mortgage Loans pursuant to the terms of this Agreement.

                                      -15-

          The sale of each Mortgage Loan shall be reflected on the Seller's balance sheet and other financial statements as a sale of assets by the Seller.

          The Interim Servicer shall be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be marked clearly to reflect the ownership of each Mortgage Loan by the
Purchaser. In particular, the Interim Servicer shall maintain in its possession, available for inspection by the Purchaser, and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or Freddie Mac, including but not limited to documentation as to the method used in determining the applicability of the provisions of the National Flood Insurance Act of 1968, as amended, to the Mortgaged Property, documentation evidencing insurance coverage and periodic inspection reports, as required by the Fannie Mae Guides. To the extent that original documents are not required for purposes of realization of
Liquidation Proceeds or Insurance Proceeds, documents maintained by the Seller or the Interim Servicer may be in the form of microfilm or microfiche so long as the Seller or the Interim Servicer complies with the requirements of the Fannie
Mae Guides.

          Subsection 6.03. Delivery of Mortgage Loan Documents.

          The Seller shall deliver and release to the Custodian no later than five (5) days prior to the related Closing Date (or such other date acceptable to the Purchaser and the Seller) those Mortgage Loan Documents set forth on
Exhibit A hereto with respect to each Mortgage Loan set forth on the related
Mortgage Loan Schedule.

          The Custodian shall certify its receipt of all such Mortgage Loan
Documents required to be delivered pursuant to the Custodial Agreement for the related Closing Date, as evidenced by the Certification and Trust Receipt of the
Custodian in the form annexed to the Custodial Agreement. The Purchaser shall pay all fees and expenses of the Custodian from and after the Closing Date.

          The Interim Servicer shall forward to the Custodian, or to such other
Person as the Purchaser shall designate in writing, original documents evidencing an assumption, modification, consolidation or extension of any
Mortgage Loan entered into in accordance with this Agreement within two (2)
weeks of their execution, provided, however, that the Interim Servicer shall provide the Custodian, or to such other Person as the Purchaser shall designate in writing, with a certified true copy of any such document submitted for recordation within two (2) weeks of its execution, and shall promptly provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within one hundred and eighty (180) days of its submission for recordation.

          In the event any document required to be delivered to the Custodian pursuant to the previous paragraph, including an original or copy of any document submitted for recordation to the appropriate public recording office, is not so delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, within one hundred and eighty (180) days following the related Closing Date (other than with respect to the Assignments of Mortgage which shall be delivered to the Custodian in blank and recorded subsequently by the Purchaser or

                                      -16-

its designee), and in the event that the Seller does not cure such failure within thirty (30) days of discovery or receipt of written notification of such failure from the Purchaser, the related Mortgage Loan shall, upon the request of the Purchaser, be repurchased by the Originator at the price and in the manner specified in Subsection 8.03. The foregoing repurchase obligation shall not apply in the event that the Seller cannot deliver such original or copy of any document submitted for recordation to the appropriate public recording office within the specified period due to a delay caused by the recording office in the applicable jurisdiction, provided that (i) the Seller shall deliver a recording receipt of such recording office or, if such recording receipt is not available, an officer's certificate of a servicing officer of the Seller, confirming that such documents have been accepted for recording (upon request of the Purchaser and delivery by the Purchaser to the Seller of a schedule of the related
Mortgage Loans, the Seller shall reissue and deliver to the Purchaser or its designee said officer's certificate relating to the related Mortgage Loans), and
(ii) such document is delivered within twelve (12) months of the related Closing
Date.

          The Originator shall pay all initial recording fees, if any, for the assignments of mortgage and any other fees or costs in transferring all original documents to the Custodian or, upon written request of the Purchaser, to the
Purchaser or the Purchaser's designee.

          Subsection 6.04. Quality Control Procedures.

          The Interim Servicer shall have an internal quality control program that verifies in a manner consistent with accepted industry procedures, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program shall include evaluating and monitoring the overall quality of the Seller's loan production and the servicing activities of the Interim Servicer. The program is to ensure that the Mortgage Loans are originated and serviced in accordance with
Accepted Servicing Practices and the Underwriting Guidelines; guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.

          Subsection 6.05. MERS Designated Mortgage Loans.

          With respect to each MERS Designated Mortgage Loan, the Seller shall, on or prior to the related Closing Date, designate the Purchaser as the Investor and the Custodian as custodian, and no Person shall be listed as Interim Funder on the MERS System. In addition, within five (5) Business Days following the related Closing Date, the Interim Servicer shall provide the Custodian and the
Purchaser with a MERS Report listing the Purchaser as the Investor, the
Custodian as custodian and no Person as Interim Funder with respect to each MERS
Designated Mortgage Loan.

          SECTION 7. Servicing of the Mortgage Loans.

          The Mortgage Loans have been sold by the Seller to the Purchaser on a servicing released basis. Subject to, and upon the terms and conditions of this
Agreement and the Interim Servicing Agreement (with respect to each Mortgage
Loan, for an interim period, as specified

                                       -17-

therein), the Seller hereby sells, transfers, assigns, conveys and delivers to the Purchaser the Servicing Rights.

          The Purchaser shall retain the Interim Servicer as contract servicer of the Mortgage Loans for an interim period pursuant to and in accordance with the terms and conditions contained in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).
Except as set forth in the Interim Servicing Agreement, the Interim Servicer
shall service the Mortgage Loans on an "actual/actual" basis and otherwise in compliance with the servicing provisions related to the Fannie Mae MBS Program
(Special Servicing Option) of the Fannie Mae Guides (except as otherwise set forth in the Interim Servicing Agreement).

          Pursuant to the Interim Servicing Agreement (with respect to each
Mortgage Loan, for an interim period, as specified therein), the Interim
Servicer shall begin servicing the Mortgage Loans on behalf of the Purchaser and shall be entitled to a Servicing Fee with respect to such Mortgage Loans until the applicable Transfer Date. The Interim Servicer shall conduct such servicing in accordance with the Interim Servicing Agreement.

          SECTION 8. Representations, Warranties and Covenants of the Seller;
Remedies for Breach.

          Subsection 8.01. Representations and Warranties Regarding the Seller.

          The Seller and the Originator represent, warrant and covenant to the
Purchaser that as of the date hereof and as of each Closing Date:

          (a) Due Organization and Authority. The Seller is a statutory trust duly organized, validly existing and in good standing under the laws of the state of Delaware, and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state wherein it owns or leases any material properties or where a Mortgaged
Property is located, if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Seller, and in any event the Seller is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of the related Mortgage Loan and the servicing of such Mortgage Loan in accordance with the terms of this
Agreement; the Seller has the full trust power, authority and legal right to hold, transfer and convey the Mortgage Loans and to execute and deliver this
Agreement and to perform its obligations hereunder; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized; this
Agreement and all agreements contemplated to be executed by the Seller or
Interim Servicer hereby have been duly executed and delivered and constitute the valid, legal, binding and enforceable obligations of the Seller, regardless of whether such enforcement is sought in a proceeding in equity or at law; and all requisite trust or other action has been taken by the Seller to make this
Agreement and all agreements contemplated hereby valid and binding upon the
Seller in accordance with their terms. The Originator is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware, and has all licenses necessary to carry on its business as now being conducted and is licensed,

                                       -18-

qualified and in good standing in each state wherein it owns or leases any material properties or where a Mortgaged Property is located, if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Originator, and in any event the Originator is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of the related Mortgage Loan and the servicing of such Mortgage
Loan in accordance with the terms of this Agreement; the Originator has the full power, authority and legal right to hold, transfer and convey the Mortgage Loans and to execute and deliver this Agreement and to perform its obligations hereunder; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the
Originator and the consummation of the transactions contemplated hereby have been duly and validly authorized; this Agreement and all agreements contemplated to be executed by the Originator hereby have been duly executed and delivered and constitute the valid, legal, binding and enforceable obligations of the
Originator, regardless of whether such enforcement is sought in a proceeding in equity or at law; and all requisite action has been taken by the Originator to make this Agreement and all agreements contemplated hereby valid and binding upon the Originator in accordance with their terms;

          (b) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the
Seller and the Originator, and the transfer, assignment and conveyance of the
Mortgage Notes and the Mortgages by the Seller or the Originator pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

          (c) No Conflicts. Neither the execution and delivery of this
Agreement, the acquisition of the Mortgage Loans by the Seller or the
Originator, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Seller's or the
Originator's organizational documents or any legal restriction or any agreement or instrument to which the Seller or the Originator is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or the Originator or their property is subject, or result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon any of their properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or impair the ability of the Purchaser to realize on the Mortgage
Loans, impair the value of the Mortgage Loans, or impair the ability of the
Purchaser to realize the full amount of any insurance benefits accruing pursuant to this Agreement;

          (d) Ability to Service. The Interim Servicer has the facilities, procedures, and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Mortgage Loans. The Interim Servicer is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws, and regulations, if applicable, and is in good standing to enforce, originate, sell mortgage loans to, and service mortgage loans in each jurisdiction wherein the Mortgaged Properties are located;

          (e) Reasonable Servicing Fee. The Seller, on behalf of the Interim
Servicer, acknowledges and agrees that the Servicing Fee represents reasonable compensation for

                                       -19-

performing such services and that the entire Servicing Fee shall be treated by the Interim Servicer, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement and the Interim Servicing Agreement;

          (f) Ability to Perform; Solvency. The Seller and the Originator do not
believe, nor do they have any reason or cause to believe, that they cannot perform each and every covenant contained in this Agreement. The Seller and the
Originator are solvent and the sale of the Mortgage Loans will not cause the
Seller or the Originator to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of the Seller's or the Originator's creditors;

          (g) No Litigation Pending. There is no action, suit, proceeding or investigation pending or, to the best of the Seller's and the Originator's knowledge, threatened against the Seller or the Originator, before any court, administrative agency or other tribunal asserting the invalidity of this
Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Seller or the
Originator, or in any material impairment of the right or ability of the Seller or the Originator to carry on their business substantially as now conducted, or in any material liability on the part of the Seller or the Originator, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the
Seller or the Originator contemplated herein, or which would be likely to impair the ability of the Seller or the Originator to perform under the terms of this
Agreement;

          (h) No Consent Required. No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body including HUD, the FHA or the Department of Veterans Affairs is
required for the execution, delivery and performance by the Seller or the
Originator of or compliance by the Seller or the Originator with this Agreement or the Mortgage Loans, the delivery of a portion of the Mortgage Files to the
Custodian or the sale of the Mortgage Loans or the consummation of the transactions contemplated by this Agreement, or if required, such approval has been obtained prior to the related Closing Date;

          (i) Selection Process. The Mortgage Loans were selected from among the outstanding one- to four-family mortgage loans in the Seller's portfolio at the related Closing Date as to which the representations and warranties set forth in
Subsection 8.02 could be made and such selection was not made in a manner so as to affect adversely the interests of the Purchaser;

          (j) No Untrue Information. Neither this Agreement nor any information, statement, tape, diskette, report, form, or other document furnished or to be furnished pursuant to this Agreement or any Reconstitution Agreement or in connection with the transactions contemplated hereby (including any
Securitization Transaction or Whole Loan Transfer) contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading;

                                      -20-

          (k) Financial Statements. The Seller has delivered to the Purchaser financial statements of the Guarantor (on a consolidated basis) as to its last three (3) complete fiscal years and any later quarter ended more than sixty (60)
days prior to the execution of this Agreement. All such financial statements fairly present the pertinent results of operations and changes in financial position for each of such periods and the financial position at the end of each such period of the Seller and its subsidiaries and have been prepared in accordance with generally accepted accounting principles of the United States consistently applied throughout the periods involved, except as set forth in the notes thereto. There has been no change in the business, operations, financial condition, properties or assets of the Seller since the date of the Seller's financial statements that would have an adverse effect on its ability to perform its obligations under this Agreement. The Seller has completed any forms requested by the Purchaser in a timely manner and in accordance with the provided instructions;

          (l) No Brokers. The Seller and the Originator have not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

          (m) Sale Treatment. The Seller has been advised by its independent certified public accountants that under generally accepted accounting principles the transfer of the Mortgage Loans may be treated as a sale on the books and records of the Seller and the Seller has determined that the disposition of the
Mortgage Loans pursuant to this Agreement will be afforded sale treatment for tax and accounting purposes;

          (n) Reasonable Purchase Price. The consideration received by the
Seller upon the sale of the Mortgage Loans under this Agreement constitutes fair consideration and reasonably equivalent value for the Mortgage Loans;

          (o) Owner of Record. The Seller or Originator is the owner of record of each Mortgage and the indebtedness evidenced by each Mortgage Note, and upon the sale of the Mortgage Loans to the Purchaser, the Seller or Originator will retain the Mortgage Files with respect thereto in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan;

          (p) Seller or Originator's Origination. The Seller's or Originator's
decision to originate any mortgage loan or to deny any mortgage loan application is an independent decision based upon the Underwriting Guidelines, and is in no way made as a result of Purchaser's decision to purchase, or not to purchase, or the price Purchaser may offer to pay for, any such mortgage loan, if originated;
and

          (q) Compliance with Anti-Money Laundering Laws. Each of the Seller and
Originator have complied with all applicable anti-money laundering laws, regulations and executive orders, including without limitation the USA PATRIOT
Act of 2001 (collectively, the "Anti-Money Laundering Laws"); each of the Seller and Originator have established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, have conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase

                                      -21-

the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money
Laundering Laws;

          (r) Delivery to the Custodian. The Mortgage Note, the Mortgage, the
Assignment of Mortgage and any other documents required to be delivered with respect to each Mortgage Loan pursuant to the Custodial Agreement shall be delivered to the Custodian all in compliance with the specific requirements of the Custodial Agreement. With respect to each Mortgage Loan, the Seller or the
Interim Servicer will be in possession of a complete Mortgage File in compliance with Exhibit A hereto, except for such documents as will be delivered to the
Custodian; and

          (s) Credit Reporting. The Interim Servicer, for so long as it is the
Interim Servicer for each Mortgage Loan, will fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis.

          Subsection 8.02. Representations and Warranties Regarding Individual
Mortgage Loans.

          Each of the Seller and the Originator hereby represents and warrants to the Purchaser that, as to each Mortgage Loan, as of the related Closing Date for such Mortgage Loan:

          (a) Mortgage Loans as Described. The information set forth in the
Mortgage Loan Schedule is complete, true and correct;

          (b) Payments Current. All payments required to be made up to the
Closing Date under the terms of the Mortgage Note have been made and credited, or will be made and credited in the month in which such payment is due. As of the Closing Date, no payment required under the Mortgage Loan is thirty (30)
days or more delinquent nor has any payment under the Mortgage Loan been thirty
(30) days or more delinquent at any time since the origination of the Mortgage
Loan;

          (c) No Outstanding Charges. Other than any payment required under any
Mortgage Loan that is less than thirty (30) days delinquent, there are no defaults in complying with the terms of the Mortgage securing the Mortgage Loan, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. Except for (A) payments in the nature of escrow payments and (B) interest accruing from the date of the
Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier to the day which precedes by one (1) month the Due Date of the first installment of principal and interest, including, without limitation, taxes and insurance payments, the Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the
Mortgage Loan;

                                      -22-

          (d) Original Terms Unmodified. The terms of the Mortgage Note and
Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the Mortgage Loan
Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the Mortgage Loan Schedule, if applicable. No
Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the related
Mortgage Loan Schedule;

          (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage
Note or the Mortgage, or the exercise of any right thereunder, render either the
Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at, or subsequent to, the time the Mortgage Loan was originated;

          (f) Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae Guides or by
Freddie Mac, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement attached hereto as Exhibit B. If required by the
National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in effect, which policy conforms to
Fannie Mae and Freddie Mac, as well as all additional requirements set forth in
Section 2.10 of the Interim Servicing Agreement attached hereto as Exhibit B.
All individual insurance policies contain a standard mortgagee clause naming the
Seller (or the Originator) and its successors and assigns as mortgagee, and all premiums thereon have been paid and such policies may not be reduced, terminated or cancelled without thirty (30) days' prior written notice to the mortgagee.
The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement. The Seller has not engaged in, and has no knowledge of the Mortgagor's or any servicer's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for

                                      -23-

herein, or the validity and binding effect of such policy, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

          (g) Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, predatory, abusive and fair lending, equal credit opportunity and disclosure laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to prepayment penalties, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller or the Interim
Servicer shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements. This representation is a Deemed Material
Breach Representation;

          (h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged
Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the
Seller waived any default resulting from any action or inaction by the
Mortgagor;

          (i) Location and Type of Mortgaged Property. The Mortgaged Property is
a fee simple property located in the state identified in the Mortgage Loan
Schedule except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the Mortgaged Property may be a leasehold estate and consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a condominium project, or an individual unit in a planned unit development and that no residence or dwelling is a mobile home, provided, however, that any condominium unit or planned unit development shall not fall within any of the "Ineligible Projects" of part XII, Section 102 of the
Fannie Mae Selling Guide and shall conform with the Underwriting Guidelines. In the case of any Mortgaged Properties that are manufactured homes (a
"Manufactured Home Mortgage Loans"), (A) (i) such Manufactured Home Mortgage
Loan conforms with the applicable Fannie Mae or Freddie Mac requirements regarding mortgage loans related to manufactured dwellings, (ii) the related manufactured dwelling is permanently affixed to the land, (iii) the related manufactured dwelling and the related land are subject to a Mortgage properly filed in the appropriate public recording office and naming Seller as mortgagee,
(iv) the applicable laws of the jurisdiction in which the related Mortgaged
Property is located will deem the manufactured dwelling located on such
Mortgaged Property to be a part of the real property on which such dwelling is located, (v) such Manufactured Home Mortgage Loan is (x) a qualified mortgage under Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended and
(y) secured by manufactured housing treated as a single family residence under
Section 25(e)(10) of the Code (i.e., such manufactured home has a minimum of 400 square feet of living space, a minimum width in excess of 102 inches and which is of a kind customarily

                                      -24-

used at a fixed location) and (vi) as of the origination date of the related
Mortgage Loan, the related manufactured housing unit that secures such Mortgage
Loan either: (x) was the principal residence of the Mortgagor or (y) was classified as real property under applicable state law. As of the date of origination, no portion of the Mortgaged Property was used for commercial purposes, and since the date of origination, no portion of the Mortgaged
Property has been used for commercial purposes; provided, that Mortgaged
Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes.
This representation is a Deemed Material Breach Representation;

          (j) Valid First and Second Lien. Each Mortgage is a valid and subsisting first lien, with respect to First Lien Loans, or second lien, with respect to Second Lien Loans, of record on a single parcel of real estate constituting the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time, subject in all cases to the exceptions to title set forth in the title insurance policy with respect to the related Mortgage Loan, which exceptions are generally acceptable to prudent mortgage lending companies, and such other exceptions to which similar properties are commonly subject and which do not individually, or in the aggregate, materially and adversely affect the benefits of the security intended to be provided by such Mortgage. In no event shall any Mortgage Loan be in a lien position more junior than a second lien. The lien of the Mortgage is subject only to:

                    (1) with respect to Second Lien Loans, the lien of the first mortgage on the Mortgaged Property;

                    (2) the lien of current real property taxes and assessments not yet due and payable;

                    (3) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (a) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b)
               which do not adversely affect the Appraised Value of the
               Mortgaged Property set forth in such appraisal; and

                    (4) other matters to which like properties are commonly
               subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged
               Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected (A) first lien and first priority security interest with respect to each First Lien Loan, or

                                      -25-

(B) second lien and second priority security interest with respect to each
Second Lien Loan, in either case, on the property described therein and Seller has full right to sell and assign the same to Purchaser. The Mortgaged Property was not, unless indicated on the related Mortgage Loan Schedule in the case of a
First Lien Loan, as of the date of origination of the Mortgage Loan, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the Mortgage;

          (k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage
and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions therein relating to prepayment penalties). All parties to the Mortgage Note, the
Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any other related agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a
Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination or servicing of the Mortgage Loan. The Seller has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

          (l) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the
Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

          (m) Ownership. The Seller is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the
Mortgage Files or any part thereof with respect thereto not delivered to the
Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. The
Mortgage Loan is not assigned or pledged, and Seller has good, indefeasible and marketable title thereto, and has full right to transfer and sell the Mortgage
Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, the Purchaser will own such
Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Seller intends to relinquish all rights to possess, control and monitor the Mortgage Loan. After the Closing Date, the Seller will have no right to modify or alter the terms of the sale of the

                                      -26-

Mortgage Loan and the Seller will have no obligation or right to repurchase the
Mortgage Loan or substitute another Mortgage Loan, except as provided in this
Agreement;

          (n) Doing Business. All parties which have had any interest in the
Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state, or
(iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

          (o) CLTV, LTV; FICO Score. No Mortgage Loan that is a Second Lien Loan has a CLTV in excess of 100%. No Mortgage Loan has an LTV greater than 100%. At origination of the Mortgage Loan, the Mortgagor did not have a FICO score of less than 500;

          (p) Title Insurance. The Mortgage Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Originator, its successors and assigns, as to the first priority lien (with respect to First Lien Loans) or second priority lien (with respect to
Second Lien Loans) of the Mortgage in the original principal amount of the
Mortgage Loan, subject only to the exceptions contained in clauses (1) and (2)
of paragraph (j) of this Subsection 8.02, and in the case of Adjustable Rate
Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein.
The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. The Seller (or the Originator), its successors and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

          (q) No Defaults. There is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default,

                                      -27-

breach, violation or event which would permit acceleration, and neither the
Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration.
With respect to each Second Lien Loan, (i) the prior mortgage is in full force and effect, (ii) there is no default, breach, violation or event of acceleration existing under such prior mortgage or the related mortgage note, (iii) there is no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder, and either (A) the prior mortgage contains a provision which allows or (B) applicable law requires, the mortgagee under the
Second Lien Loan to receive notice of, and affords such mortgagee an opportunity to cure any default by payment in full or otherwise under the prior mortgage;

          (r) No Mechanics' Liens. There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage which are not covered by the title insurance specified in clause (p);

          (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay
wholly within the boundaries and building restriction lines of the Mortgaged
Property, and no improvements on adjoining properties encroach upon the
Mortgaged Property. The Mortgaged Property and all improvements located on or being part of the Mortgaged Property are in compliance with all applicable zoning and building laws, ordinances and regulations;

          (t) Origination; Payment Terms. The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to
Sections 203 and 211 of the Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No Mortgage Loan contains terms or provisions which would result in negative amortization. Other than with respect to Mortgage
Loans that require only payments of interest for a specified period of time after origination, principal payments on the Mortgage Loan commenced no more than sixty (60) days after funds were disbursed in connection with the Mortgage
Loan. The Mortgage Interest Rate as well as, with respect to Adjustable Rate
Mortgage Loans, the Lifetime Rate Cap, the Periodic Rate Floor and the Periodic
Rate Cap are as set forth on the related Mortgage Loan Schedule. The Mortgage
Interest Rate is adjusted, with respect to Adjustable Rate Mortgage Loans, on each Interest Rate Adjustment Date to equal the Index plus the Gross Margin
(rounded up or down to the nearest 0.125%), subject to the Periodic Rate Cap.
Other than with respect to Mortgage Loans that require only payments of interest for a specified period of time after origination, the Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate
Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date (unless the
Mortgage Loan is identified on the related Mortgage Loan Schedule as a Balloon
Mortgage Loan), over an original term of not more than thirty (30) years from commencement of amortization (except in the case of Mortgage Loans which have a stated

                                      -28-

maturity of 30 years but amortize based on a 40 year schedule). Unless otherwise specified on the related Mortgage Loan Schedule, the Mortgage Loan is payable on the first day of each month. There are no Convertible Mortgage Loans which contain a provision allowing the Mortgagor to convert the Mortgage Note from an adjustable interest rate Mortgage Note to a fixed interest rate Mortgage Note.
The Due Date of the first payment under the Mortgage Note is no more than sixty
(60) days from the date of the Mortgage Note;

          (u) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a
Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the
Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

          (v) Conformance with Agency and Underwriting Guidelines. The Mortgage
Loan was underwritten in accordance with the Underwriting Guidelines (a copy of which is attached to the related Assignment and Conveyance Agreement as Exhibit
C). The Mortgage Note and Mortgage are on forms acceptable to Freddie Mac or
Fannie Mae and no representations have been made to a Mortgagor that are inconsistent with the mortgage instruments used;

          (w) Occupancy of the Mortgaged Property. As of the Closing Date the
Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. The Seller has not received notification from any
Governmental Authority that the Mortgaged Property is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be. The Seller has not received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate;

          (x) No Additional Collateral. The Mortgage Note is not and has not
been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (j) above;

          (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the
Mortgage (or in the case of a substitution of trustee, is named in a properly recorded substitution of trustee), and no fees or expenses are or

                                      -29-

will become payable by the Purchaser, the Custodian or the Interim Servicer to
the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

          (z) Acceptable Investment. There are no circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor, the
Mortgage File or the Mortgagor's credit standing that can reasonably be expected to cause private institutional investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan, or cause the
Mortgage Loan to prepay during any period materially faster or slower than the mortgage loans originated by the Originator generally;

          (aa) Delivery of Mortgage Documents. The Mortgage Note, the Mortgage,
the Assignment of Mortgage and any other documents required to be delivered under this Agreement for each Mortgage Loan have been delivered to the
Custodian. The Seller or the Interim Servicer is in possession of a complete, true and accurate Mortgage File in compliance with Exhibit A hereto, except for such documents the originals of which have been delivered to the Custodian, and the Seller or the Interim Servicer has retained copies thereof;

          (bb) Condominiums/Planned Unit Developments. If the Mortgaged Property
is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project is (i) acceptable to Fannie Mae or Freddie Mac or (ii) located in a condominium or planned unit development project which has received project approval from
Fannie Mae or Freddie Mac. The representations and warranties required by Fannie
Mae with respect to such condominium or planned unit development have been satisfied and remain true and correct;

          (cc) Transfer of Mortgage Loans. Except with respect to MERS
Designated Mortgage Loans, the Assignment of Mortgage with respect to each
Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

          (dd) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the
Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the
Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder;

          (ee) No Balloon Mortgage Loans. The Mortgage Loan is not a Balloon
Mortgage Loan unless specifically listed on the related Mortgage Loan Schedule;

          (ff) No Buydown Provisions; No Graduated Payments or Contingent
Interests. The Mortgage Loan does not contain provisions pursuant to which
Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the
Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The
Mortgage Loan is not a graduated payment mortgage loan, and the Mortgage

                                      -30-

Loan does not have a shared appreciation or other contingent interest feature.
The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and the Seller has
not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor;

          (gg) Consolidation of Future Advances. Any future advances made to the
Mortgagor prior to the applicable Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term.
The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first or second, as applicable, lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence acceptable to Fannie Mae and
Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

          (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. There
has been since origination, and is, no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property
is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged
Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair;

          (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments.
The origination, servicing and collection practices with respect to the Mortgage
Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper.
With respect to escrow deposits and Escrow Payments (other than with respect to
Second Lien Loans for which the mortgagee under the prior mortgage lien is collecting Escrow Payments), all such payments are in the possession of Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. Each Mortgage Loan is covered by a paid in full, life of loan, tax service contract that will be assigned without penalty, premium or cost to the Purchaser or its designee. All
Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related
Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the Mortgage Interest Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. Any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments have been delivered. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

                                      -31-

          (jj) Other Insurance Policies; No Defense to Coverage. No action, inaction or event has occurred and no state of facts exists or has existed on or prior to the Closing Date that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable primary mortgage insurance policy, hazard insurance policy or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured), irrespective of the cause of such failure of coverage. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or by any officer, director, or employee of the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

          (kk) No Violation of Environmental Laws. The Mortgaged Property is
free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation.
There is no pending action or proceeding directly involving the Mortgaged
Property in which compliance with any environmental law, rule or regulation is an issue; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

          (ll) Servicemembers' Civil Relief Act. The Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers' Civil Relief Act of 2003, as amended, or any similar state statute;

          (mm) Appraisal. The Seller has delivered to the Purchaser an appraisal of the Mortgaged Property signed prior to the approval of the Mortgage application by an appraiser qualified under Fannie Mae and Freddie Mac guidelines who (i) is licensed in the state where the Mortgaged Property is located, (ii) has no interest, direct or indirect, in the Mortgaged Property or in any loan or the security therefor, and (iii) does not receive compensation that is affected by the approval or disapproval of the Mortgage Loan. The appraisal shall have been made within one hundred eighty (180) days of the origination of the Mortgage Loan and shall be completed in compliance with the
Uniform Standards of Professional Appraisal Practice, and all applicable Federal and state laws and regulations. If the appraisal was made more than one hundred twenty (120) days before the origination of the Mortgage Loan, the Seller shall have received and delivered to the Purchaser a recertification of the appraisal;

          (nn) Disclosure Materials. The Mortgagor has, to the extent required by applicable law, executed a statement to the effect that the Mortgagor has, received all disclosure materials required by applicable law and the Originator has complied with all applicable law with respect to the making of the Mortgage
Loans. The Seller shall cause the Interim Servicer to maintain such statement in the Mortgage File;

                                      -32-

          (oo) Construction or Rehabilitation of Mortgaged Property. The
Mortgage Loan was not made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged
Property;

          (pp) No Defense to Insurance Coverage. No action has been taken or failed to be taken, no event has occurred and no state of facts exists or has existed on or prior to the Closing Date (whether or not known to the Seller on or prior to such date) which has resulted or will result in an exclusion from, denial of, or defense to coverage under any primary mortgage insurance
(including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Originator or
Seller, the related Mortgagor or any party involved in the application for such coverage, including the appraisal, plans and specifications and other exhibits or documents submitted therewith to the insurer under such insurance policy, or for any other reason under such coverage, but not including the failure of such insurer to pay by reason of such insurer's breach of such insurance policy or such insurer's financial inability to pay. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Originator or Seller or any designee of the Originator or
Seller or any corporation in which the Originator or Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

          (qq) Qualified Mortgage. The Mortgage Loan is a qualified mortgage under Section 860G(a)(3) of the Code;

          (rr) Credit Information. As to each consumer report (as defined in the
Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Seller to the Purchaser, that Seller has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded by the terms of the Mortgage Loan Documents from furnishing the same to any subsequent or prospective purchaser of such Mortgage. The Interim Servicer has, for each
Mortgage Loan, fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and
Trans Union Credit Information Company (three of the credit repositories), on a monthly basis. This representation is a Deemed Material Breach Representation;

          (ss) Leaseholds. If the Mortgage Loan is secured by a long-term residential lease, (1) the lessor under the lease holds a fee simple interest in the land; (2) the terms of such lease expressly permit the mortgaging of the leasehold estate, the assignment of the lease without the lessor's consent and the acquisition by the holder of the Mortgage of the rights of the lessee upon foreclosure or assignment in lieu of foreclosure or provide the holder of the
Mortgage with substantially similar protections; (3) the terms of such lease do not (a) allow the termination thereof upon the lessee's default without the holder of the Mortgage being entitled to receive written notice of, and opportunity to cure, such default, (b) allow the termination of the lease in the event of damage or destruction as long as the Mortgage is in existence, (c)
prohibit the holder of the Mortgage from being insured (or receiving proceeds of insurance) under the hazard insurance policy or policies relating to the
Mortgaged Property or (d) permit any increase in rent other than pre-established increases set forth in the lease; (4) the original term of such lease is

                                      -33-

not less than fifteen (15) years; (5) the term of such lease does not terminate earlier than five (5) years after the maturity date of the Mortgage Note; and
(6) the Mortgaged Property is located in a jurisdiction in which the use of leasehold estates in transferring ownership in residential properties is a widely accepted practice;

          (tt) Prepayment Penalty. The Mortgage Loan is subject to a prepayment penalty as provided in the related Mortgage Note except as set forth on the related Mortgage Loan Schedule. With respect to each Mortgage Loan that has a prepayment penalty feature, each such Prepayment Penalty is enforceable and each prepayment penalty is permitted pursuant to federal, state and local law. Each such prepayment penalty is in an amount equal to the maximum amount permitted under applicable law and no such prepayment penalty may provide for a term in excess of five (5) years with respect to Mortgage Loans originated prior to
October, 1, 2002. With respect to Mortgage Loans originated on or after October
1, 2002, the duration of the prepayment period shall not exceed three (3) years from the date of the Mortgage Note unless the Mortgage Loan was modified to reduce the prepayment period to no more than three (3) years from the date of such Mortgage Note and the Mortgagor was notified in writing of such reduction in prepayment period. With respect to any Mortgage Loan that contains a provision permitting imposition of a prepayment penalty upon a prepayment prior to maturity: (i) the Mortgage Loan provides some benefit to the Mortgagor (e.g., a rate or fee reduction) in exchange for accepting such prepayment penalty, (ii)
prior to the Mortgage Loan origination, the Mortgagor was offered the option of obtaining a mortgage loan that did not require payment of such a penalty and
(iii) the prepayment penalty was adequately disclosed to the Mortgagor in the loan documents pursuant to applicable state, local and federal law. This representation is a Deemed Material Breach Representation;

          (uu) Assumability. With respect to each Adjustable Rate Mortgage Loan, the Mortgage Loan Documents provide that after the related first Interest Rate
Adjustment Date, a related Mortgage Loan may only be assumed if the party assuming such Mortgage Loan meets certain credit requirements stated in the
Mortgage Loan Documents;

          (vv) Conversion to Fixed Interest Rate. With respect to Adjustable
Rate Mortgage Loans, the Mortgage Loan is not a Convertible Mortgage Loan;

          (ww) Escrow Analysis. With respect to each Mortgage, the Interim
Servicer has within the last twelve (12) months (unless such Mortgage was originated within such twelve-month period) analyzed the required Escrow
Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

          (xx) Predatory Lending Regulations. No Mortgage Loan is a High Cost
Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after
October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending
Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law. The Mortgaged Property is not located in a jurisdiction where a breach of this representation with respect to the related Mortgage Loan may result in additional assignee liability to the Purchaser. This representation is a Deemed
Material Breach Representation;

                                      -34-

          (yy) Single-Premium Credit Life Insurance Policy. No Mortgagor was
required to purchase any single-premium credit insurance policy (e.g., life, disability, accident, unemployment or property insurance policy) or debt cancellation agreement as a condition of obtaining the extension of credit. No
Mortgagor obtained a prepaid single-premium credit insurance policy (e.g., life, disability, accident, unemployment or property insurance policy) in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies or debt cancellation agreements as part of the origination of, or as a condition to closing, such Mortgage Loan. This representation is a Deemed Material Breach
Representation;

          (zz) Regarding the Mortgagor. The Mortgagor is one or more natural persons and/or trustees for an Illinois land trust or a trustee under a "living trust" and such "living trust" is in compliance with Fannie Mae guidelines for such trusts;

          (aaa) [Insurance. The Interim Servicer will perform any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser];

          (bbb) Simple Interest Mortgage Loans. The Mortgage Loan is not a
simple interest Mortgage Loan;

          (ccc) Flood Certification Contract. The Mortgage Loan is covered by a paid in full, life of loan, transferable flood certification contract that will be assigned without penalty, cost or premium to the Purchaser;

          (ddd) Consent. Either (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File;

          (eee) Origination Date. Except as otherwise indicated on the related
Mortgage Loan Schedule, the date of origination of the Mortgage Loan shall be no earlier than three (3) months prior to the date such Mortgage Loan is first purchased by the Purchaser;

          (fff) Mortgage Submitted for Recordation. The Mortgage either has been or will promptly be submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located;

          (ggg) Endorsements. The Mortgage Note has been endorsed by the last endorsee for its own account and not as a fiduciary, trustee, trustor or beneficiary under a trust agreement;

          (hhh) Accuracy of Information. All information provided to the
Purchaser by the Seller with respect to the Mortgage Loan is accurate in all material respects;

          (iii) Mortgagor Bankruptcy. On or prior to the related Closing Date, the Mortgagor has not filed a bankruptcy petition or has not become the subject of involuntary

                                      -35-

bankruptcy proceedings or has not consented to a bankruptcy proceeding against it or to a receiver being appointed in respect of the related Mortgaged
Property;

          (jjj) No Construction Loans. No Mortgage Loan was made in connection with (a) facilitating the trade-in or exchange of a Mortgaged Property or (b)
the construction or rehabilitation of a Mortgaged Property, unless the Mortgage
Loan is a construction-to-permanent mortgage loan listed on the Mortgage Loan
Schedule which has been fully disbursed, all construction work is complete and a completion certificate has been issued;

          (kkk) No Equity Participation. No document relating to the Mortgage
Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the
Mortgaged Property or the Mortgagor and Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the
Mortgagor;

          (lll) Proceeds of Mortgage Loan. The proceeds of the Mortgage Loan have not been and shall not be used to satisfy, in whole or in part, any debt owed or owing by the Mortgagor to Seller or any Affiliate or correspondent thereof unless such debt was originated more than twenty-four (24) months prior to the origination of such Mortgage Loan unless there is a tangible net benefit to the related Mortgagor;

          (mmm) No Arbitration. No Mortgagor with respect to any Mortgage Loan originated on or after August 1, 2004 agreed to submit to arbitration to resolve any dispute arising out of or relating in any way to the mortgage loan transaction. This representation is a Deemed Material Breach Representation;

          (nnn) Origination Practices/No Steering. The Mortgagor was not
encouraged or required to select a Mortgage Loan product offered by the Mortgage
Loan's originator which is a higher cost product designed for less creditworthy borrowers, unless at the time of the Mortgage Loan's origination, such Mortgagor did not qualify taking into account such facts as, without limitation, the
Mortgage Loan's requirements and the Mortgagor's credit history, income, assets and liabilities and debt-to-income ratios for a lower-cost credit product then offered by the Mortgage Loan's originator or any affiliate of the Mortgage
Loan's originator. If, at the time of loan application, the Mortgagor may have qualified for a lower-cost credit product then offered by any mortgage lending affiliate of the Mortgage Loan's originator, the Mortgage Loan's originator referred the Mortgagor's application to such affiliate for underwriting consideration. For a Mortgagor who seeks financing through a Mortgage Loan originator's higher-priced subprime lending channel, the Mortgagor was directed towards or offered the Mortgage Loan originator's standard mortgage line if the
Mortgagor was able to qualify for one of the standard products. This representation is a Deemed Material Breach Representation;

          (ooo) Underwriting Methodology. The methodology used in underwriting the extension of credit for each Mortgage Loan does not rely solely on the extent of the Mortgagor's equity in the collateral as the principal determining factor in approving such extension of credit. The methodology employed objective criteria such as the Mortgagor's income, assets and liabilities, to the proposed mortgage payment and, based on such methodology, the Mortgage

                                      -36-

Loan's originator made a reasonable determination that at the time of origination the Mortgagor had the ability to make timely payments on the
Mortgage Loan. Such underwriting methodology confirmed that at the time of origination (application/approval) the Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan. This representation is a Deemed
Material Breach Representation;

          (ppp) Points and Fees. No Mortgagor was charged "points and fees"
(whether or not financed) in an amount greater than (i) $1,000, or (ii) 5% of the principal amount of such Mortgage Loan, whichever is greater. For purposes of this representation, such 5% limitation is calculated in accordance with
Fannie Mae's anti-predatory lending requirements as set forth in the Fannie Mae
Guides and "points and fees" (x) include origination, underwriting, broker and finder fees and charges that the mortgagee imposed as a condition of making the
Mortgage Loan, whether they are paid to the mortgagee or a third party, and (y)
exclude bona fide discount points, fees paid for actual services rendered in connection with the origination of the Mortgage Loan (such as attorneys' fees, notaries fees and fees paid for property appraisals, credit reports, surveys, title examinations and extracts, flood and tax certifications and home inspections), the cost of mortgage insurance or credit-risk price adjustments, the costs of title, hazard and flood insurance policies, state and local transfer taxes or fees, escrow deposits for the future payment of taxes and insurance premiums, and other miscellaneous fees and charges which miscellaneous fees and charges, in total, do not exceed 0.25% of the principal amount of such
Mortgage Loan. This representation is a Deemed Material Breach Representation;

          (qqq) Fees Charges. All fees and charges (including finance charges)
and whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan has been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. This representation is a Deemed Material Breach
Representation; and

          (rrr) Second Lien Mortgage Loans. With respect to each Second Lien
Loan: (1) the related First Lien Loan does not permit negative amortization; (2)
where required or customary in the jurisdiction in which the Mortgaged Property is located, the original lender has filed for record a request for notice of any action by the related senior lienholder, and the Seller has notified such second lienholder in writing of the existence of the Second Lien Loan and requested notification of any action to be taken against the Mortgagor by such senior lienholder; either (a) no consent for the Second Lien Loan is required by the holder of the related First Lien Loan or (b) such consent has been obtained and is contained in the related Mortgage File; (3) to the best of Seller's knowledge, the related First Lien Loan is in full force and effect, and there is no default, lien, breach, violation or event which would permit acceleration existing under such First Lien Loan or Mortgage Note, and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration under such First Lien Loan; (4) the related first lien
Mortgage contains a provision which provides for giving notice of default or breach to the mortgagee under the Mortgage Loan and allows such mortgagee to cure any default under the related First Lien Mortgage; and (5) the related
Mortgaged Property is the Mortgagor's principal residence. This representation is a Deemed Material Breach Representation.

                                      -37-

          Subsection 8.03. Remedies for Breach of Representations and
Warranties.

          It is understood and agreed that the representations and warranties set forth in Subsections 8.01 and 8.02 shall survive the sale of the Mortgage
Loans to the Purchaser and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or
Assignment of Mortgage or the examination or failure to examine any Mortgage
File. Upon discovery by either the Seller, the Originator or the Purchaser of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other.

          Within sixty (60) days of the earlier of either discovery by or notice to the Seller and the Originator of any breach of a representation or warranty which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser therein (or which materially and adversely affects the value of the applicable Mortgage Loan or the interest of the Purchaser therein in the case of a representation and warranty relating to a particular Mortgage
Loan), the Seller or the Originator shall use its best efforts promptly to cure such breach in all material respects and, if such breach cannot be cured, the
Originator shall, at the Purchaser's option, repurchase such Mortgage Loan at the Repurchase Price, together with all out-of-pocket expenses incurred by the
Purchaser as a result of such repurchase. Notwithstanding the above sentence,
(i) within sixty (60) days of the earlier of either discovery by, or notice to, the Seller and the Originator of any breach of the representation and warranty set forth in clause (qq) of Subsection 8.02, the Originator shall repurchase such Mortgage Loan at the Repurchase Price, together with all out-of-pocket expenses incurred by the Purchaser as a result of such repurchase and (ii) any breach of a Deemed Material Breach Representation shall automatically be deemed to materially and adversely affect the value of the Mortgage Loan and the interest of the Purchaser therein. In the event that a breach shall involve any representation or warranty set forth in Subsection 8.01, and (except as provided in the preceding sentence with respect to certain breaches for which no cure is permitted) such breach cannot be cured within sixty (60) days of the earlier of either discovery by or notice to the Seller and the Originator of such breach, all of the affected Mortgage Loans shall, at the Purchaser's option, be repurchased by the Originator at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase. However, if the breach shall involve a representation or warranty set forth in Subsection
8.02 (other than the representations and warranties set forth in clause (qq) of such Subsection) and the Seller or the Originator discovers or receives notice of any such breach within one hundred twenty (120) days of the related Closing
Date, the Originator shall, at the Purchaser's option and provided that the
Seller has a Qualified Substitute Mortgage Loan, rather than repurchase the
Mortgage Loan as provided above, remove such Mortgage Loan (a "Deleted Mortgage
Loan") and substitute in its place a Qualified Substitute Mortgage Loan or
Loans, provided that any such substitution shall be effected not later than one hundred twenty (120) days after the related Closing Date. If the Originator has no Qualified Substitute Mortgage Loan, it shall repurchase the deficient
Mortgage Loan. Any repurchase of a Mortgage Loan or Loans pursuant to the foregoing provisions of this Subsection 8.03 shall be accomplished by either (a)
if the Interim Servicing Agreement has been entered into and is in effect, deposit in the Custodial Account of the amount of the Repurchase Price for distribution to the Purchaser on the next scheduled Remittance Date, after deducting therefrom any amount received in respect of such repurchased Mortgage
Loan or Loans and being held in the Custodial Account for future distribution or
(b) if the Interim Servicing Agreement has not been entered into or is no longer in

                                      -38-

effect, by direct remittance of the Repurchase Price to the Purchaser or its designee in accordance with the Purchaser's instructions.

          At the time of repurchase or substitution, the Purchaser, the
Originator and the Originator shall arrange for the reassignment of the Deleted
Mortgage Loan to the Seller and the delivery to the Originator of any documents held by the Custodian relating to the Deleted Mortgage Loan. In the event of a repurchase or substitution, the Originator shall, simultaneously with such reassignment, give written notice to the Purchaser that such repurchase or substitution has taken place, amend the Mortgage Loan Schedule to reflect the withdrawal of the Deleted Mortgage Loan from this Agreement, and, in the case of substitution, identify a Qualified Substitute Mortgage Loan and amend the
Mortgage Loan Schedule to reflect the addition of such Qualified Substitute
Mortgage Loan to this Agreement. In connection with any such substitution, the
Seller and the Originator shall be deemed to have made as to such Qualified
Substitute Mortgage Loan the representations and warranties set forth in this
Agreement except that all such representations and warranties set forth in this
Agreement shall be deemed made as of the date of such substitution. The
Originator shall effect such substitution by delivering to the Custodian or to such other party as the Purchaser may designate in writing for such Qualified
Substitute Mortgage Loan the documents required by Subsection 6.03, with the
Mortgage Note endorsed as required by Subsection 6.03. No substitution will be made in any calendar month after the Determination Date for such month. The
Interim Servicer shall remit directly to the Purchaser, or its designee in accordance with the Purchaser's instructions the Monthly Payment less the
Servicing Fee due, if any, on such Qualified Substitute Mortgage Loan or Loans in the month following the date of such substitution. Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution shall be retained by the Originator. For the month of substitution, distributions to the Purchaser shall include the Monthly Payment due on any
Deleted Mortgage Loan in the month of substitution, and the Originator shall thereafter be entitled to retain all amounts subsequently received by the Seller in respect of such Deleted Mortgage Loan.

          For any month in which the Originator substitutes a Qualified
Substitute Mortgage Loan for a Deleted Mortgage Loan, the Originator shall determine the amount (if any) by which the aggregate principal balance of all
Qualified Substitute Mortgage Loans as of the date of substitution is less than the aggregate Stated Principal Balance of all Deleted Mortgage Loans (after application of scheduled principal payments due in the month of substitution).
The amount of such shortfall shall be distributed by the Originator directly to the Purchaser or its designee in accordance with the Purchaser's instructions within two (2) Business Days of such substitution.

          In addition to such repurchase or substitution obligation, consistent with Section 13.01, the Originator shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents and hold such parties harmless against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of any representation or warranty contained in this Agreement or any Reconstitution Agreement other than lost profits.

                                      -39-

          It is understood and agreed that the obligations of the Seller and the
Originator set forth in this Subsection 8.03 to cure, substitute for or repurchase a defective Mortgage Loan and to indemnify the Purchaser and
Successor Servicer as provided in this Subsection 8.03 and Subsection 13.01 constitute the sole remedies of the Purchaser and Successor Servicer respecting a breach of the foregoing representations and warranties. For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the
Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

          Any cause of action against the Seller or the Originator relating to or arising out of the breach of any representations and warranties made in
Subsections 8.01 and 8.02 shall accrue as to any Mortgage Loan upon (i)
discovery of such breach by the Purchaser or notice thereof by the Seller or the
Originator to the Purchaser, (ii) failure by the Originator to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the
Seller or the Originator by the Purchaser for compliance with this Agreement.

          Subsection 8.04. Repurchase of Mortgage Loans That Prepay in Full.

          If any Mortgage Loan is prepaid within sixty (60) days from and after the related Closing Date, the Originator shall pay to the Purchaser, within fifteen (15) business days of such prepayment in full, an amount equal to the
Premium Percentage multiplied by the outstanding principal balance of such
Mortgage Loan as of the date of such prepayment in full.

          Subsection 8.05. Repurchase of Mortgage Loans with First Payment
Defaults.

          (a) If the related Mortgagor is delinquent more than thirty (30) days with respect to the Mortgage Loan's first Monthly Payment after origination of such Mortgage Loan, the Originator, at the Purchaser's option exercised in its sole discretion, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the percentage of par as stated in the related Purchase Price and
Terms Agreement (subject to adjustment as provided therein) multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such
Mortgage Loan.

          (b) Except as set forth in the related Purchase Price and Terms
Agreement, if the related Mortgagor is delinquent more than thirty (30) days with respect to the Mortgage Loan's Monthly Payment due in the month in which the related Closing Date occurs or the Monthly Payment due in the first calendar month following the month in which the related Closing Date occurs, in each case on its due date or within the grace period, all in accordance with the terms of the related Mortgage Note, the Originator, at the Purchaser's option exercised in its sole discretion, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the percentage of par as stated in the related Purchase
Price and Terms Agreement (subject to adjustment as provided therein) multiplied by the then outstanding principal balance of such

                                      -40-

Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such Mortgage Loan.

          Subsection 8.06. Purchaser's Right to Review.

          From the related Closing Date until thirty (30) days after such
Closing Date, the Purchaser shall have the right to review each Mortgage File and Credit File, to conduct property inspections, obtain appraisal recertifications, drive-by appraisals, brokers price opinions and otherwise to underwrite the Mortgage Loans and to reject any Mortgage Loan which in the
Purchaser's sole opinion is an unacceptable investment. In the event that the
Purchaser so rejects any Mortgage Loan, the Originator shall, no later than ten
(10) Business Days following receipt of notice of such rejection, repurchase the rejected Mortgage Loan in the manner prescribed in Subsection 8.03 hereof at the
Purchase Price, together with accrued and unpaid interest at the Mortgage
Interest Rate through the date of repurchase. Any rejected Mortgage Loan shall be removed from the terms of this Agreement.

          All rights of the Purchaser under this Subsection 8.06 shall terminate upon the transfer of any Mortgage Loan to any other Purchaser.

          Notwithstanding the foregoing, the fact that the Purchaser or its designee has conducted or failed to conduct the review/due diligence procedures specified above or any other partial or complete examination of the Mortgage
Files or Credit Files shall not impair in any way the Purchaser's or any of its successors' rights to demand repurchase, substitution or any other remedy provided under this Agreement.

          SECTION 9. Closing.

          The closing for the purchase and sale of each Mortgage Loan Package shall take place on the related Closing Date. At the Purchaser's option, the
Closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

          The closing for the Mortgage Loans to be purchased on each Closing
Date shall be subject to each of the following conditions:

          (a)  at least two (2) Business Days prior to the related Closing Date, the Seller shall deliver to the Purchaser, in electronic format acceptable to the Purchaser in its sole discretion, a listing on a loan-level basis of the necessary information to compute the
               Purchase Price of the Mortgage Loans delivered on the Closing
               Date (including accrued interest), and prepare a Mortgage Loan
               Schedule;

          (b)  all of the representations and warranties of the Seller under this Agreement and of the Interim Servicer under the Interim
               Servicing Agreement (with respect to each Mortgage Loan for an interim period, as specified therein) shall be true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of

                                      -41-

               time, would constitute a default under this Agreement or an Event of Default under the Interim Servicing Agreement;

          (c)  the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all closing documents as specified in Section 10 of this Agreement, in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

          (d)  the Seller shall have delivered and released to the Custodian all documents required pursuant to this Agreement; and

          (e)  all other terms and conditions of this Agreement and the related
               Purchase Price and Terms Agreement shall have been complied with.

          Subject to the foregoing conditions, the Purchaser shall pay to the
Seller on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 4 of this Agreement, by wire transfer of immediately available funds to the account designated by the Seller.

          SECTION 10. Closing Documents.

          The Closing Documents for the Mortgage Loans to be purchased on each
Closing Date shall consist of fully executed originals of the following documents:

          1.   this Agreement (to be executed and delivered only for the initial
               Closing Date);

          2.   the Interim Servicing Agreement, dated as of the initial Cut-off
               Date, in the form of Exhibit B hereto (to be executed and
               delivered only for the initial Closing Date);

          3.   with respect to the initial Closing Date, the Custodial
               Agreement, dated as of the initial Cut-off Date;

          4.   with respect to the initial Closing Date, the Guarantee, dated as of the initial Closing Date;

          5.   the related Mortgage Loan Schedule, segregated by Mortgage Loan
               Package, one copy to be attached to the Custodian's counterpart of the Custodial Agreement and one copy to be attached to the related Assignment and Conveyance as the Mortgage Loan Schedule
               thereto;

          6.   a Custodian's Certification, as required under the Custodial
               Agreement, in the form of Exhibit G-1 to the Custodial Agreement;

                                      -42-

          7.   with respect to the initial Closing Date, a Custodial Account
               Letter Agreement or a Custodial Account Certification, as
               applicable, as required under the Interim Servicing Agreement;

          8.   with respect to the initial Closing Date, an Escrow Account
               Letter Agreement or an Escrow Account Certification, as
               applicable, as required under the Interim Servicing Agreement;

          9.   with respect to the initial Closing Date, an Officer's
               Certificate, in the form of Exhibit C hereto or as otherwise may be acceptable to the Purchaser with respect to each of the
               Guarantor, the Seller and the Interim Servicer, including all attachments hereto; with respect to subsequent Closing Dates, an
               Officer's Certificate upon request of the Purchaser;

          10.  with respect to the initial Closing Date, an Opinion of Counsel of each of the Guarantor, the Seller and the Interim Servicer
               (who may be an employee of the Guarantor, the Seller or the
               Interim Servicer, as applicable), in the form of Exhibit D hereto or as otherwise may be acceptable to the Purchaser ("Opinion of
               Counsel of the Seller"); with respect to subsequent Closing
               Dates, an Opinion of Counsel of the Seller upon request of the
               Purchaser;

          11.  with respect to the initial Closing Date, an Opinion of Counsel of the Custodian (who may be an employee of the Custodian), in the form of an Exhibit to the Custodial Agreement;

          12.  a Security Release Certification, in the form of Exhibit E or F, as applicable or as otherwise may be acceptable to the Purchaser, hereto executed by any person, as requested by the Purchaser, if any of the Mortgage Loans have at any time been subject to any security interest, pledge or hypothecation for the benefit of such person;

          13.  a certificate or other evidence of merger or change of name, signed or stamped by the applicable regulatory authority, if any of the Mortgage Loans were acquired by the Seller by merger or acquired or originated by the Seller while conducting business under a name other than its present name, if applicable;

          14.  with respect to the initial Closing Date, the Underwriting
               Guidelines to be attached to the related Assignment and
               Conveyance as Exhibit C;

          15.  Assignment and Conveyance Agreement in the form of Exhibit H hereto; and

          16.  a MERS Report reflecting the Purchaser as Investor and no Person as Interim Funder for each MERS Designated Mortgage Loan within five (5) Business Days of the Closing Date.

                                      -43-

          The Originator shall bear the risk of loss of the closing documents until such time as they are received by the Purchaser or its attorneys.

          SECTION 11. Costs.

          The Purchaser shall pay any commissions due its salesmen and the legal fees and expenses of its attorneys and custodial fees. All other costs and expenses incurred in connection with the transfer and delivery of the Mortgage
Loans and the Servicing Rights including recording fees, fees for title policy endorsements and continuations, fees for recording Assignments of Mortgage, and the Seller's attorney's fees, shall be paid by the Originator.

          SECTION 12. Cooperation of Seller with a Reconstitution.

          The Seller and the Purchaser agree that with respect to some or all of the Mortgage Loans, after each Closing Date, on one or more dates (each, a
"Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a Reconstitution of some or all of the Mortgage Loans then subject to this
Agreement, without recourse, to:

               a)   Fannie Mae under its Cash Purchase Program or MBS Program
                    (Special Servicing Option) (each, a "Fannie Mae Transfer");
                    or

               b)   Freddie Mac (the "Freddie Mac Transfer"); or

               c)   one or more third party purchasers in one or more Whole Loan
                    Transfers; or

               d)   one or more trusts or other entities to be formed as part of one or more Securitization Transactions.

          The Seller agrees to execute in connection with any Agency Transfer, any and all reasonably acceptable pool purchase contracts, and/or agreements among the Purchaser, the Seller, Fannie Mae or Freddie Mac (as the case may be)
and any servicer in connection with a Whole Loan Transfer, a seller's warranties and servicing agreement or a participation and servicing agreement in form and substance reasonably acceptable to the parties, and in connection with a
Securitization Transaction, a pooling and servicing agreement in form and substance reasonably acceptable to the parties or an Assignment and Recognition
Agreement substantially in the form attached hereto as Exhibit J (collectively, the agreements referred to herein are designated, the "Reconstitution
Agreements"), together with an opinion of counsel with respect to such
Reconstitution Agreements.

          With respect to each Whole Loan Transfer and each Securitization
Transaction entered into by the Purchaser, the Seller agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser; (3) to restate the representations and warranties as set forth in the Assignment and
Recognition Agreement, a form which is attached as Exhibit J. The Seller shall provide to such servicer or issuer, as the case may be, and any other participants or purchasers in such Reconstitution: (i) any and all information and appropriate verification of information which may be reasonably

                                      -44-

available to the Seller or its affiliates, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request; and (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Seller or the Interim Servicer as are reasonably believed necessary by the Purchaser or any such other participant;
and (iii) to execute, deliver and satisfy all conditions set forth in an
Indemnification and Contribution Agreement in substantially the form attached hereto as Exhibit K. Moreover, the Seller agrees to cooperate with all reasonable requests made by the Purchaser to effect such Reconstitution
Agreements. The Originator shall indemnify the Purchaser, each affiliate of the
Purchaser participating in the Reconstitution and each Person who controls the
Purchaser or such affiliate and their respective present and former directors, officers, employees and agents, and hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that each of them may sustain in any way related to any information provided by or on behalf of the Seller regarding the Seller, the Interim Servicer servicing practices or performance, the Mortgage Loans or the Underwriting Guidelines set forth in any offering document prepared in connection with any Reconstitution. For purposes of the previous sentence, "Purchaser" shall mean the Person then acting as the
Purchaser under this Agreement and any and all Persons who previously were
"Purchasers" under this Agreement.

          In the event the Purchaser has elected to have the Interim Servicer or the Seller hold record title to the Mortgages, prior to the Reconstitution Date, the Interim Servicer shall prepare an assignment of mortgage in blank or to the prospective purchaser or trustee, as applicable, from the Interim Servicer or the Seller, as applicable, acceptable to the prospective purchaser or trustee, as applicable, for each Mortgage Loan that is part of the Reconstitution and shall pay all preparation and recording costs associated therewith. In connection with the Reconstitution, the Interim Servicer shall execute or shall cause the Seller to execute each Assignment of Mortgage (except with respect to each MERS Designated Mortgage Loan), track such Assignments of Mortgage to ensure they have been recorded and deliver them as required by the prospective purchaser or trustee, as applicable, upon the Interim Servicer's receipt thereof. Additionally, the Interim Servicer shall prepare and execute or shall cause the Seller to execute, at the direction of the Purchaser, any note endorsement required hereunder.

          All Mortgage Loans not sold or transferred pursuant to a
Reconstitution shall remain subject to this Agreement and, if the Interim
Servicing Agreement shall remain in effect with respect to the related Mortgage
Loan Package, shall continue to be serviced in accordance with the terms of this
Agreement and the Interim Servicing Agreement and with respect thereto this
Agreement shall remain in full force and effect.

          SECTION 13. The Originator and the Seller.

          Subsection 13.01. Additional Indemnification by the Originator; Third
Party Claims.

          (a) The Originator shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents, and hold such parties harmless against any and all

                                      -45-

claims, losses, damages, penalties, fines, forfeitures, legal fees (including legal fees incurred in connection with the enforcement of the Originator's indemnification obligation under this Subsection 13.01) and related costs, judgments, and any other costs, fees and expenses that such parties may sustain in any way related to the failure of the Seller or the Originator to perform its duties in compliance with the terms of this Agreement or any Reconstitution
Agreement entered into pursuant to Section 12 or any breach of any of Seller's or the Originator's representations, warranties and covenants set forth in this
Agreement (provided that such costs shall not include any lost profits). For purposes of this paragraph "Purchaser" shall mean the Person then acting as the
Purchaser under this Agreement and any and all Persons who previously were
"Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all
Persons who previously were "Successor Servicers" pursuant to this Agreement.

          (b) Promptly after receipt by an indemnified party under this
Subsection 13.01 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Subsection 13.01, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party under this Subsection 13.01, except to the extent that it has been prejudiced in any material respect, or from any liability which it may have, otherwise than under this Subsection 13.01. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party or parties shall have reasonably concluded that there may be legal defenses available to it or them and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party for expenses incurred by the indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with one local counsel, if applicable)), (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party; and except that, if clause (i) or (iii)
is applicable, such liability shall be only in respect of the counsel referred to in such clause (i) or (iii).

                                      -46-

          Subsection 13.02. Merger or Consolidation of the Seller.

          The Seller will keep in full effect its existence, rights and franchises as a statutory trust under the laws of the state of its organization except as permitted herein, and will obtain and preserve its qualification to do business in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

          Any Person into which the Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the
Seller shall be a party, or any Person succeeding to the business of the Seller, shall be the successor of the Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

          SECTION 14. Mandatory Delivery; Grant of Security Interest.

          The sale and delivery on the related Closing Date of the Mortgage
Loans described on the related Mortgage Loan Schedule is mandatory from and after the date of the execution of the related Purchase Price and Terms
Agreement, it being specifically understood and agreed that each Mortgage Loan is unique and identifiable on the date hereof and that an award of money damages would be insufficient to compensate the Purchaser for the losses and damages incurred by the Purchaser (including damages to prospective purchasers of the
Mortgage Loans) in the event of the Seller's failure to deliver (i) each of the related Mortgage Loans or (ii) one or more Qualified Substitute Mortgage Loans or (iii) one or more Mortgage Loans otherwise acceptable to the Purchaser on or before the related Closing Date. The Seller hereby grants to the Purchaser a lien on and a continuing security interest in each Mortgage Loan and each document and instrument evidencing each such Mortgage Loan to secure the performance by the Seller of its obligations under the related Purchase Price and Terms Agreement, and the Seller agrees that it shall hold such Mortgage
Loans in custody for the Purchaser subject to the Purchaser's (i) right to reject any Mortgage Loan (or Qualified Substitute Mortgage Loan) under the terms of this Agreement and to require another Mortgage Loan (or Qualified Substitute
Mortgage Loan) to be substituted therefor, and (ii) obligation to pay the
Purchase Price for the Mortgage Loans. All rights and remedies of the Purchaser under this Agreement are distinct from, and cumulative with, any other rights or remedies under this Agreement or afforded by law or equity and all such rights and remedies may be exercised concurrently, independently or successively.

                                      -47-

          SECTION 15. Notices.

          All demands, notices and communications hereunder shall be in writing and shall be given via email, facsimile transmission or registered or certified mail to the person at the address set forth below:

               (i)  if to the Seller:

                    Funding America Mortgage Warehouse Trust I
                    c/o Funding America, LLC
                    2000 Bering Drive, Suite 300
                    Houston, Texas 77057
                    Attention: President
                    Fax: 266-217-3231
                    Email: neil@famtg.com

               (ii) if the Originator or the Interim Servicer

                    Ocwen Loan Servicing, LLC
                    1661 Worthington Road
                    Centrepark West, Suite 100
                    West Palm Beach, Florida 33409
                    Attention: Secretary
                    Fax: (561) 682-8177

               (ii) if to the Purchaser:

                    IXIS Real Estate Capital Inc.
                    9 West 57th Street
                    New York, New York 10019
                    Attention: Christopher Connelly
                    Fax: 212-891-6288
                    Email: c.connelly@ixiscm.com

                    with a copy to:

                    IXIS Real Estate Capital Inc.
                    9 West 57th Street
                    New York, New York 10019
                    Attention: General Counsel
                    Fax: 212-891-1922
                    Email: albert.zakes@ixiscm.com

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

                                      -48-

          SECTION 16. Severability Clause.

          Any part, provision representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this
Agreement without regard to such invalidity.

          SECTION 17. Counterparts.

          This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

          SECTION 18. Governing Law Jurisdiction; Consent to Service of Process.

          THIS AGREEMENT SHALL BE DEEMED IN EFFECT WHEN A FULLY EXECUTED
COUNTERPART THEREOF IS RECEIVED BY THE PURCHASER IN THE STATE OF NEW YORK AND
SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF NEW YORK. THIS AGREEMENT SHALL
BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT
TO ITS CHOICE OF LAW RULES AND PRINCIPLES. EACH OF THE PURCHASER AND THE SELLER
IRREVOCABLY (I) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE
STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE
SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING
RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW,
THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH
COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY
SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY
SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS
TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL
ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER.

          SECTION 19. Intention of the Parties.

          It is the intention of the parties that the Purchaser is purchasing, and the Seller is selling the Mortgage Loans and not a debt instrument of the
Seller or another security. Accordingly, the parties hereto each intend to treat the transaction for Federal income tax purposes as a sale by the Seller, and a purchase by the Purchaser, of the Mortgage Loans.

                                      -49-

Moreover, the arrangement under which the Mortgage Loans are held shall be consistent with classification of such arrangement as a grantor trust in the event it is not found to represent direct ownership of the Mortgage Loans. The
Purchaser shall have the right to review the Mortgage Loans and the related
Mortgage Loan Files to determine the characteristics of the Mortgage Loans which shall affect the Federal income tax consequences of owning the Mortgage Loans and the Seller shall cooperate with all reasonable requests made by the
Purchaser in the course of such review.

          SECTION 20. Successors and Assigns; Assignment of Purchase Agreement.

          This Agreement shall bind and inure to the benefit of and be enforceable by the Seller and the Purchaser and the respective permitted successors and assigns of the Seller and the successors and assigns of the
Purchaser. This Agreement shall not be assigned, pledged or hypothecated by the
Seller to a third party without the prior written consent of the Purchaser, which consent may be withheld by the Purchaser in its sole discretion. This
Agreement may be assigned, pledged or hypothecated by the Purchaser in whole or in part, and with respect to one or more of the Mortgage Loans, without the consent of the Seller. There shall be no limitation on the number of assignments or transfers allowable by the Purchaser with respect to the Mortgage Loans and this Agreement. In the event the Purchaser assigns this Agreement, and the assignee assumes any of the Purchaser's obligations hereunder, the Seller acknowledges and agrees to look solely to such assignee, and not to the
Purchaser, for performance of the obligations so assumed and the Purchaser shall be relieved from any liability to the Seller with respect thereto.

          SECTION 21. Waivers.

          No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

          SECTION 22. Exhibits.

          The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

          SECTION 23. General Interpretive Principles.

          For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

          (a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

          (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

                                      -50-

          (c) references herein to "Articles," "Sections," "Subsections,"
"Paragraphs," and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

          (d) reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

          (e) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

          (f) the term "include" or "including" shall mean without limitation by reason of enumeration.

          SECTION 24. Reproduction of Documents.

          This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

          SECTION 25. Further Agreements.

          The Seller, the Originator, the Interim Servicer and the Purchaser
each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

          SECTION 26. Recordation of Assignments of Mortgage.

          To the extent permitted by applicable law, each of the Assignments of
Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or their comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected at the Originator's expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option
(other than with respect to the MERS Designated Mortgage Loans).

          SECTION 27. No Solicitation.

          From and after the Closing Date, neither the Seller nor the Originator agrees that it will not take any action or permit or cause any action to be taken by any of its agents or

                                      -51-

affiliates, or by any independent contractors on the Seller's or Originator's behalf, to personally, by telephone or mail (via electronic means or otherwise), solicit the borrower or obligor under any Mortgage Loan for any purpose whatsoever, including to refinance a Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. It is understood and agreed that all rights and benefits relating to the solicitation of any Mortgagors and the attendant rights, title and interest in and to the list of such Mortgagors and data relating to their Mortgages (including insurance renewal dates) shall be transferred to the Purchaser pursuant hereto on the Closing Date and the Seller shall take no action to undermine these rights and benefits. Notwithstanding the foregoing, it is understood and agreed that promotions undertaken by the Seller or any affiliate of the Seller which are directed to the general public at large, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements shall not constitute solicitation under this Section 27, nor is the Seller or Originator prohibited from responding to unsolicited requests or inquiries by a Mortgagor or an agent of the Mortgagor.

          SECTION 28. Waiver of Trial by Jury.

          THE SELLER, THE ORIGINATOR AND THE PURCHASER EACH KNOWINGLY,
VOLUNTARILY AND INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY
APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING
UNDER OR RELATING TO THIS AGREEMENT.

          SECTION 29. Compliance with Regulation AB

          Subsection 29.01. Intent of the Parties; Reasonableness.

          The Purchaser and the Seller acknowledge and agree that the purpose of
Section 29 of this Agreement is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. Although Regulation AB is applicable by its terms only to offerings of asset-backed securities that are registered under the
Securities Act, the Seller acknowledges that investors in privately offered securities may require that the Purchaser or any Depositor provide comparable disclosure in unregistered offerings. References in this Agreement to compliance with Regulation AB include provision of comparable disclosure in private offerings.

          Neither the Purchaser nor any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the
Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder (or the provision in a private offering of disclosure comparable to that required under the Securities Act). The Seller acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Purchaser or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Securitization Transaction, the Seller shall cooperate fully with the Purchaser to deliver to the Purchaser (including any of its assignees or designees) and any Depositor, any and all

                                      -52-

statements, reports, certifications, records and any other information necessary in the good faith determination of the Purchaser or any Depositor to permit the
Purchaser or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Seller, any Third-Party
Originator and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Purchaser or any Depositor to be necessary in order to effect such compliance.

          The Purchaser (including any of its assignees or designees) shall cooperate with the Seller by providing timely written (including electronic)
notice of requests for information under these provisions and by reasonably limiting such requests to information required, in the Purchaser's reasonable judgment, to comply with Regulation AB.

          Subsection 29.02. Additional Representations and Warranties of the
Seller.

          (a) The Seller shall be deemed to represent to the Purchaser and to any Depositor, as of the date on which information is first provided to the
Purchaser or any Depositor under Subsection 29.03 that, except as disclosed in writing to the Purchaser or such Depositor prior to such date: (i) there are no material legal or governmental proceedings pending (or known to be contemplated)
against the Seller or any Third-Party Originator; and (ii) there are no affiliations, relationships or transactions relating to the Seller or any
Third-Party Originator with respect to any Securitization Transaction and any party thereto identified by the related Depositor of a type described in Item
1119 of Regulation AB.

          (b) If so requested by the Purchaser or any Depositor on any date following the date on which information is first provided to the Purchaser or any Depositor under Subsection 29.03, the Seller shall, within five (5) Business
Days following such request, confirm in writing the accuracy of the representations and warranties set forth in paragraph (a) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

          Subsection 29.03. Information to Be Provided by the Seller.

          In connection with any Securitization Transaction the Seller shall (i)
within five (5) Business Days following request by the Purchaser or any
Depositor, provide to the Purchaser and such Depositor (or, as applicable, cause each Third-Party Originator to provide), in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, the information and materials specified in paragraphs (a) and (b) of this Section, and (ii) as promptly as practicable following notice to or discovery by the Seller, provide to the Purchaser and any Depositor (in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor) the information specified in paragraph (d) of this Section.

          (a) If so requested by the Purchaser or any Depositor, the Seller shall provide such information regarding (i) the Seller, as originator of the
Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified
Correspondent), or (ii) each Third-Party Originator, as is requested for the purpose of compliance with Items 1103(a)(1), 1105, 1110, 1117 and 1119 of
Regulation AB. Such information shall include, at a minimum:

               (A) the originator's form of organization;

                                      -53-

               (B) a description of the originator's origination program and how long the originator has been engaged in originating residential mortgage loans, which description shall include a discussion of the originator's experience in originating mortgage loans of a similar type as the Mortgage
     Loans; information regarding the size and composition of the originator's origination portfolio; and information that may be material, in the good faith judgment of the Purchaser or any Depositor, to an analysis of the performance of the Mortgage Loans, including the originators'
     credit-granting or underwriting criteria for mortgage loans of similar type(s) as the Mortgage Loans and such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with
     Item 1110(b)(2) of Regulation AB;

               (C) a description of any material legal or governmental
     proceedings pending (or known to be contemplated) against the Seller and each Third-Party Originator; and

               (D) a description of any affiliation or relationship between the
     Seller, each Third-Party Originator and any of the following parties to a
     Securitization Transaction, as such parties are identified to the Seller by the Purchaser or any Depositor in writing in advance of such Securitization
     Transaction:

                    (1)  the sponsor;

                    (2)  the depositor;

                    (3)  the issuing entity;

                    (4)  any servicer;

                    (5)  any trustee;

                    (6)  any originator;

                    (7)  any significant obligor;

                    (8)  any enhancement or support provider; and

                    (9)  any other material transaction party.

          (b) If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide)
Static Pool Information, subject to Item 1105(f) of Regulation AB, with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below) originated by (i) the Seller, if the Seller is an originator of Mortgage Loans (including as an acquirer of
Mortgage Loans from a Qualified Correspondent), and/or (ii) each Third-Party
Originator. Such Static Pool Information shall be prepared by the Seller (or
Third-Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(1)-(3) of Regulation AB. To the extent that there is reasonably available to the Seller (or Third-Party
Originator) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any

                                      -54-

Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. The content of such Static Pool
Information may be in the form customarily provided by the Seller, and need not be customized for the Purchaser or any Depositor. Such Static Pool Information
for each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than one hundred thirty-five (135) days prior to the date of the prospectus or other offering document in which the Static Pool Information is to be included or incorporated by reference. The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format reasonably required by the Purchaser or the Depositor, as applicable.

          Promptly following notice or discovery of a material error in Static
Pool Information provided pursuant to the immediately preceding paragraph
(including an omission to include therein information required to be provided pursuant to such paragraph), the Seller shall provide corrected Static Pool
Information to the Purchaser or any Depositor, as applicable, in the same format in which Static Pool Information was previously provided to such party by the
Seller.

          If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), such agreed-upon procedures letters of certified public accountants reasonably acceptable to the
Purchaser or Depositor, as applicable, pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after
January 1, 2006 or, in the case of Static Pool Information with respect to the
Seller's or Third-Party Originator's originations or purchases, to calendar months commencing January 1, 2006, as the Purchaser or such Depositor shall reasonably request. Such letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which may include, by way of example, any Sponsor, any Depositor and any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a
Securitization Transaction. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such
Depositor.

          (c) [Reserved].

          (d) If so requested by the Purchaser or any Depositor for the purpose of satisfying its reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Seller shall (or shall cause each
Third-Party Originator to) (i) notify the Purchaser and any Depositor in writing of (A) any material litigation or governmental proceedings pending against the
Seller or any Third-Party Originator and (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between the Seller or any Third-Party Originator and any of the parties specified in clause (D) of paragraph (a) of this Section (and any other parties identified in writing by the requesting party) with respect to such Securitization
Transaction, and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships.

                                      -55-

          Subsection 29.04. Indemnification; Remedies.

          The Originator shall indemnify the Purchaser, each affiliate of the
Purchaser, the Depositor, and each of the following parties participating in a
Securitization Transaction: each sponsor and issuing entity; each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d)
under the Exchange Act with respect to such Securitization Transaction; each broker dealer acting as underwriter, placement agent or initial purchaser, each
Person who controls any of such parties or the Depositor (within the meaning of
Section 15 of the Securities Act and Section 20 of the Exchange Act); and the
respective present and former directors, officers, employees and agents of each of the foregoing and of the Depositor, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

          (i) (A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, accountants'
     letter or other material provided in written or electronic form under this
     Section 29 by or on behalf of the Seller, or provided under this Section 29 by or on behalf of any Third-Party Originator (collectively, the "Seller
     Information"), or (B) the omission or alleged omission to state in the
     Seller Information a material fact required to be stated in the Seller
     Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;
     provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Seller Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Seller Information or any portion thereof is presented together with or separately from such other information;

          (ii) any failure by the Seller or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 29; or

          (iii) any breach by the Seller of a representation or warranty set forth in Subsection 29.02(a) or in a writing furnished pursuant to
     Subsection 29.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection 29.02(b) to the extent made as of a date subsequent to such closing date.

          In the case of any failure of performance described in clause (a)(ii)
of this Section, the Originator shall promptly reimburse the Purchaser, any
Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order

                                      -56-

to obtain the information, report, certification, accountants' letter or other material not delivered as required by the Seller or any Third-Party Originator.

          SECTION 30. No Recourse to the Seller.

          Notwithstanding any provision in this Agreement to the contrary, the
Purchaser and the Originator acknowledge that the Purchaser shall not have any recourse against the Seller under this Agreement, and that any obligations of the Seller hereunder shall be deemed to be obligations of the Originator to the extent not otherwise covered by the Guarantee.

                     [SIGNATURES COMMENCE ON FOLLOWING PAGE]

                                      -57-

          IN WITNESS WHEREOF, the Seller, the Originator and Interim Servicer,
and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

                                      IXIS REAL ESTATE CAPITAL INC.
                                         (Purchaser)

                                      By: /s/ Anthony Malanga
                                          -------------------------------------
                                          Name: Anthony Malanga
                                          Title: Managing Director

                                      By: /s/ Christopher Hayden
                                          -------------------------------------
                                          Name: Christopher Hayden
                                          Title: Managing Director

                                      FUNDING AMERICA MORTGAGE WAREHOUSE TRUST I
                                         (Seller)

                                      By: Funding America, LLC, as Administrator

                                      By: /s/ Neil Notkin
                                          --------------------------------------
                                          Name: Neil Notkin
                                          Title: Chief Executive Officer

                                      OCWEN LOAN SERVICING, LLC
                                        (Originator and Interim Servicer)

                                      By: /s/ Richard Delgado
                                          --------------------------------------
                                          Name: Richard Delgado
                                          Title: Authorized Representative

                                                                       Exhibit A

                                    EXHIBIT A

                         CONTENTS OF EACH MORTGAGE FILE

          With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the
Purchaser and any prospective Purchaser, and which shall be delivered to the
Custodian, or to such other Person as the Purchaser shall designate in writing, pursuant to Section 6 of the Mortgage Loan Purchase and Warranties Agreement to
which this Exhibit is attached (the "Agreement"):

          (a) the original Mortgage Note bearing all intervening endorsements evidencing a complete chain of assignment from the Originator, endorsed "Pay to the order of _________, without recourse" and signed in the name of the Seller by an authorized officer. To the extent that there is no room on the face of the
Mortgage Notes for endorsements, the endorsement may be contained on an allonge, if state law so allows and the Custodian is so advised by the Seller that state law so allows. If the Mortgage Loan was acquired by the Originator in a merger, the endorsement must be by "[Originator], successor by merger to [name of predecessor]." If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the endorsement must be by
"[Originator], formerly known as [previous name]";

          (b) the original of any guarantee executed in connection with the
Mortgage Note;

          (c) the original Mortgage with evidence of recording thereon. If in connection with any Mortgage Loan, the Seller cannot deliver or cause to be delivered the original Mortgage with evidence of recording thereon on or prior to the Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, the Seller shall deliver or cause to be delivered to the
Custodian, a photocopy of such Mortgage, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the
Seller stating that such Mortgage has been dispatched to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or (ii) in the case of a
Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage;

          (d) the originals of all assumption, modification, consolidation or extension agreements, if any, with evidence of recording thereon;

          (e) except with respect to each MERS Designated Mortgage Loan, the original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording. The Assignment of Mortgage must be duly recorded only if recordation is either

                                      A-1

necessary under applicable law or commonly required by private institutional mortgage investors in the area where the Mortgaged Property is located or on direction of the Purchaser as provided in this Agreement. If the Assignment of
Mortgage is to be recorded, the Mortgage shall be assigned to the Purchaser. If the Assignment of Mortgage is not to be recorded, the Assignment of Mortgage shall be delivered in blank. If the Mortgage Loan was acquired by the Seller in a merger, the Assignment of Mortgage must be made by "[Originator], successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by the Originator while doing business under another name, the
Assignment of Mortgage must be by "[Originator], formerly known as [previous name]";

          (f) the originals of all intervening assignments of mortgage, evidencing a complete chain of assignment from the originator to the Seller (if
Seller is the record mortgagee) (or MERS with respect to each MERS Designated
Mortgage Loan), with evidence of recording thereon, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such intervening assignment, together with (i) in the case of a delay caused by the public recording office, an Officer's
Certificate of the Seller stating that such intervening assignment of mortgage has been dispatched to the appropriate public recording office for recordation and that such original recorded intervening assignment of mortgage or a copy of such intervening assignment of mortgage certified by the appropriate public recording office to be a true and complete copy of the original recorded intervening assignment of mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or (ii) in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment;

          (g) The original mortgagee policy of title insurance or, in the event such original title policy is unavailable, a certified true copy of the related policy binder or commitment for title certified to be true and complete by the title insurance company; and

          (h) security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage.

          In the event an Officer's Certificate of the Seller is delivered to the Purchaser because of a delay caused by the public recording office in returning any recorded document, the Seller shall deliver to the Purchaser, within one-hundred and eighty (180) days of the Closing Date, an Officer's
Certificate which shall (i) identify the recorded document, (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay caused by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document will be delivered to the Custodian; provided, however, that any recorded document shall in any event be delivered no later than one (1) year from the applicable Closing Date. An extension of the date specified in (iv)
above may be requested from the Purchaser, which consent shall not be unreasonably withheld.

                                      A-2

                                                                       Exhibit B

                                    EXHIBIT B

                       FORM OF INTERIM SERVICING AGREEMENT

                                      B-1

                                                                       Exhibit C

                                    EXHIBIT C

                          FORM OF OFFICER'S CERTIFICATE

          I, ____________________, hereby certify that I am the duly elected
[Vice] President of [Funding America Mortgage Warehouse Trust I] [Ocwen
Financial Corporation], a [Florida] [federally]/[federally] chartered institution organized under the laws of the [state of ____________] [United
States] (the "Company"), [Ocwen Loan Servicing, LLC], a [__________] limited liability company (the "Originator") and further as follows:

               1. Attached hereto as Exhibit 1 is a true, correct and complete copy of the [charter] of the Company which is in full force and effect on the date hereof and which has been in effect without amendment, waiver, rescission or modification since ___________.

               2. Attached hereto as Exhibit 2 is a true, correct and complete copy of the [bylaws] of the Company which are in effect on the date hereof and which have been in effect without amendment, waiver, rescission or modification since ___________.

               3. Attached hereto as Exhibit 3 is an original certificate of good standing of the Company issued within ten (10) days of the date hereof, and no event has occurred since the date thereof which would impair such standing.

               4. Attached hereto as Exhibit 4 is a true, correct and complete copy of the corporate resolutions of the Board of Directors of the Company authorizing the Company to execute and deliver [each of [the Mortgage Loan
     Purchase and Warranties Agreement, dated as of October 1, 2006, by and between IXIS Real Estate Capital Inc. (the "Purchaser") and the Company
     (the "Purchase Agreement"),] [the Interim Servicing Agreement, dated as of
     May 1, 2006, by and between the Company and the Purchaser (the "Interim
     Servicing Agreement")], [the Guarantee, dated as of May 4, 2006 by Ocwen
     Financial Corporation (the "Guarantee")] [and to endorse the Mortgage Notes and execute the Assignments of Mortgages by original [or facsimile]
     signature,]] and such resolutions are in effect on the date hereof and have been in effect without amendment, waiver, rescission or modification since
     ____________.

               5. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with [the Purchase Agreement and the Interim Servicing Agreement] [the
     Guarantee] [the sale of the mortgage loans] or the consummation of the transactions contemplated by the agreement[s]; or (ii) any required consent, approval, authorization or order has been obtained by the Company.

               6. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of [the Purchase Agreement and the Interim
     Servicing Agreement] [the Guarantee] conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter or by-laws of the Company, the terms of any indenture or other agreement or instrument to which the

                                      C-1

     Company is a party or by which it is bound or to which it is subject, or any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

               7. To the best of my knowledge, there is no action, suit,
     proceeding or investigation pending or threatened against the Company which, in my judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of [the Purchase
     Agreement and the Interim Servicing Agreement] [the Guarantee], [or the
     mortgage loans] or of any action taken or to be taken in connection with the transactions contemplated thereby], or which would be likely to impair materially the ability of the Company to perform under the terms of [the
     Purchase Agreement and the Interim Servicing Agreement] [the Guarantee].

               8. Each person listed on Exhibit 5 attached hereto who, as an officer or representative of the Company, signed [(a) the Purchase
     Agreement, (b) the Interim Servicing Agreement, (c) [the Guarantee] and (d)
     any other document delivered or on the date hereof in connection with any purchase described in the agreements set forth above] was, at the respective times of such signing and delivery, and is now, a duly elected or appointed, qualified and acting officer or representative of the
     Company, who holds the office set forth opposite his or her name on Exhibit
     5, and the signatures of such persons appearing on such documents are their genuine signatures.

               9. The Company is duly authorized to engage in the transactions described and contemplated in [the Purchase Agreement and the Interim
     Servicing Agreement] [the Guarantee].

                                      C-2

          IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Company.

Dated: ____________________             By:
                                            ------------------------------------
                                               Name:
                                                     ---------------------------
[Seal]                                      Title:  [Vice] President

          I, ________________________, an [Assistant] Secretary of [Funding
America LLC] [Funding America Mortgage Warehouse Trust I][Ocwen Financial
Corporation], hereby certify that ____________ is the duly elected, qualified and acting [Vice] President of the Company and that the signature appearing above is [her] [his] genuine signature.

          IN WITNESS WHEREOF, I have hereunto signed my name.

                                        By:
                                            ------------------------------------
                                               Name:
                                                     ---------------------------
Dated: ____________________                 Title:  [Assistant] Secretary

                                      C-3

                                  EXHIBIT 5 to
                              Officer's Certificate

NAME                                TITLE                    SIGNATURE
------------------------   ------------------------   ------------------------

________________________   ________________________   ________________________

________________________   ________________________   ________________________

________________________   ________________________   ________________________

________________________   ________________________   ________________________

________________________   ________________________   ________________________

________________________   ________________________   ________________________

                                      C-4

                                                                       Exhibit D

                                    EXHIBIT D

                  FORM OF OPINION OF COUNSEL TO THE GUARANTOR,
                       SELLER AND INTERIM SERVICER (DATE)

IXIS Real Estate Capital Inc.
9 West 57th Street, 36th Floor
New York, New York 10019

Dear Sirs:

          You have requested [our] [my] opinion, as [Assistant] General Counsel to Funding America Mortgage Warehouse Trust I (the "Company"), with respect to certain matters in connection with the sale by the Seller of the Mortgage Loans pursuant to that certain Mortgage Loan Purchase and Warranties Agreement by and
between the Company and IXIS Real Estate Capital Inc. (the "Purchaser"), dated as of October 1, 2006 (the "Purchase Agreement") which sale is in the form of whole loans, serviced pursuant to an Interim Servicing Agreement, dated as of
May 1, 2006 by and between the Interim Servicer and the Purchaser (the "Interim
Servicing Agreement" and, collectively with the Purchase Agreement, the
"Agreements"). Capitalized terms not otherwise defined herein have the meanings set forth in the Purchase Agreement and the Interim Servicing Agreement.

          [We] [I] have examined the following documents:

          1.   the Purchase Agreement;

          2.   the Interim Servicing Agreement;

          3.   the form of Assignment of Mortgage;

          4.   the form of endorsement of the Mortgage Notes;

          5    the Guarantee, and

          6    such other documents, records and papers as we have deemed necessary and relevant as a basis for this opinion.

          To the extent [we] [I] have deemed necessary and proper, [we] [I] have relied upon the representations and warranties of each of the Guarantor, the
Company and the Interim Servicer contained in the Guarantee, in the Purchase
Agreement and in the Interim Servicing Agreement, as applicable. [We] [I] have assumed the authenticity of all documents submitted to [us] [me] as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents.

          Based upon the foregoing, it is [our] [my] opinion that:

                                      D-1

     1.   The Company and the Interim Servicer is [type of entity] duly organized, validly existing and in good standing under the laws of the
          [United States] and are qualified to transact business in, and is in good standing under, the laws of [the state of incorporation].

     2.   The Guarantor is [type of entity] duly organized, validly existing and in good standing under the laws of the [United States] and are qualified to transact business in, and is in good standing under, the laws of the [state of incorporation].

     3.   Each of the Company, the Guarantor and the Interim Servicer has the
          power to engage in the transactions contemplated by the Agreements to which it is a party and all requisite power, authority and legal right to execute and deliver such Agreements and to perform and observe the terms and conditions of such Agreements.

     4.   Each of the Agreements to which it is a party has been duly authorized, executed and delivered by the Company, the Guarantor and/or the Interim Servicer, as applicable, and is a legal, valid and binding agreement enforceable in accordance with its respective terms against the Company, the Guarantor and/or the Interim Servicer, as
          applicable, subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance, none of which will materially interfere with the realization of the benefits provided thereunder or with the Purchaser's ownership of the Mortgage Loans.

     5.   Each of the Company, the Guarantor and the Interim Servicer has been duly authorized to allow any of its officers to execute any and all documents by original signature in order to complete the transactions contemplated by the Agreements to which it is a party by original [or facsimile] signature in order to execute the endorsements to the
          Mortgage Notes and the Assignments of Mortgages, and the original [or facsimile] signature of the officer at the Company executing the endorsements to the Mortgage Notes and the Assignments of Mortgages
          represents the legal and valid signature of said officer of the
          Company.

     6.   Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company, the Guarantor or the Interim Servicer
          of or compliance by the Company, the Guarantor or the Interim Servicer
          with the Agreements to which it is a party and the sale of the
          Mortgage Loans by the Company or the consummation of the transactions contemplated by the Agreements to which each is a party or (ii) any required consent, approval, authorization or order has been obtained by the Company, the Guarantor or the Interim Servicer.

     7.   Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of, the Agreements to which it is a party conflicts or will conflict

                                      D-2

          with or results or will result in a breach of or constitutes or will constitute a default under the charter, by-laws or other
          organizational documents of the Company, the Guarantor or the Interim
          Servicer, as applicable, the terms of any indenture or other agreement or instrument to which the Company, the Guarantor or the Interim
          Servicer is a party or by which it is bound or to which it is subject, or violates any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company, the Guarantor or the Interim Servicer is subject or by which it is bound.

     8.   There is no action, suit, proceeding or investigation pending or threatened against any of the Company, the Guarantor or the Interim
          Servicer which, in [our] [my] judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the
          Company, the Guarantor or the Interim Servicer or in any material impairment of the right or ability of the Company, the Guarantor or the Interim Servicer to carry on its business substantially as now conducted or in any material liability on the part of the Company, the
          Guarantor or the Interim Servicer or which would draw into question the validity of the Agreements to which it is a party or the Mortgage
          Loans or of any action taken or to be taken in connection with the transactions contemplated thereby, or which would be likely to impair the ability of the Company, the Guarantor or the Interim Servicer to
          perform under the terms of the Agreements to which it is a party.

          This opinion is given to you for your sole benefit, and no other person or entity is entitled to rely hereon except that the purchaser or purchasers to which you initially and directly resell the Mortgage Loans may rely on this opinion as if it were addressed to them as of its date.

                                        Very truly yours,

                                        ----------------------------------------
                                                         [Name]
                                               [Assistant] General Counsel

                                      D-3

                                                                       Exhibit E

                                    EXHIBIT E

                     FORM OF SECURITY RELEASE CERTIFICATION

                                                      ___________________, _____

_________________________
_________________________
_________________________

Attention: __________________________
      _______________________________

          Re: Notice of Sale and Release of Collateral

Dear Sirs:

          This letter serves as notice that ________________________ [COMPANY] a
[type of entity], organized pursuant to the laws of [state of incorporation]
(the "Company") has committed to sell to IXIS Real Estate Capital Inc. under a
Mortgage Loan Purchase and Warranties Agreement, dated as of October 1, 2006, certain mortgage loans originated by the Company. The Company warrants that the mortgage loans to be sold to IXIS Real Estate Capital Inc. are in addition to and beyond any collateral required to secure advances made by you to the
Company.

          The Company acknowledges that the mortgage loans to be sold to IXIS
Real Estate Capital Inc. shall not be used as additional or substitute collateral for advances made by [____________]. IXIS Real Estate Capital Inc.
understands that the balance of the Company's mortgage loan portfolio may be used as collateral or additional collateral for advances made by [___________], and confirms that it has no interest therein.

                                      E-1

          Execution of this letter by [___________] shall constitute a full and complete release of any security interest, claim, or lien which [___________]
may have against the mortgage loans to be sold to IXIS Real Estate Capital Inc.

                                        Very truly yours,

                                        ----------------------------------------

                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------
                                        Date:
                                               ---------------------------------

Acknowledged and approved:

-------------------------------------

By:
    ---------------------------------
Name:
      -------------------------------
Title:
       ------------------------------
Date:
      -------------------------------

                                      E-1

                                                                       Exhibit F

                                    EXHIBIT F

                     FORM OF SECURITY RELEASE CERTIFICATION

                         I. Release of Security Interest

          The financial institution named below hereby relinquishes any and all right, title and interest it may have in all Mortgage Loans to be purchased by
IXIS Real Estate Capital Inc. from the Company named below pursuant to that certain Mortgage Loan Purchase and Warranties Agreement, dated as of October 1,
2006, and certifies that all notes, mortgages, assignments and other documents in its possession relating to such Mortgage Loans have been delivered and released to the Company named below or its designees, as of the date and time of the sale of such Mortgage Loans to IXIS Real Estate Capital Inc.

Name and Address of Financial Institution

----------------------------------------
(Name)

----------------------------------------
(Address)

By:
    ------------------------------------

                                      F-1

                          II. Certification of Release

          The Company named below hereby certifies to IXIS Real Estate Capital
Inc. that, as of the date and time of the sale of the above-mentioned Mortgage
Loans to IXIS Real Estate Capital Inc. the security interests in the Mortgage
Loans released by the above-named financial institution comprise all security interests relating to or affecting any and all such Mortgage Loans. The Company warrants that, as of such time, there are and will be no other security interests affecting any or all of such Mortgage Loans.

                                        ----------------------------------------

                                        By:
                                            ------------------------------------
                                        Title:
                                               ---------------------------------
                                        Date:
                                              ----------------------------------

                                      F-2

                                                                       Exhibit G

                                    EXHIBIT G

                                   [RESERVED]

                                      G-1

                                                                       Exhibit H

                                    EXHIBIT H

                            ASSIGNMENT AND CONVEYANCE

          On this ___ day of __________, ____, Funding America Mortgage
Warehouse Trust I (the "Seller"), as (i) Seller under that certain Purchase
Price and Terms Agreement, dated as of ___________, _____ (the "PPTA") and (ii)
Seller under that certain Mortgage Loan Purchase and Warranties Agreement, dated as of October 1, 2006 (the "Purchase Agreement") does hereby sell, transfer, assign, set over and convey to IXIS Real Estate Capital Inc. ("Purchaser") as the Purchaser under the Agreements, without recourse, but subject to the terms of the Agreements, all right, title and interest of, in and to the Mortgage
Loans listed on the Mortgage Loan Schedule attached hereto as Exhibit A (the
"Mortgage Loans"), with a Cut-off Date of ______, ____, together with the
Mortgage Files and all rights and obligations arising under the documents contained therein. Each Mortgage Loan subject to the Agreements was underwritten in accordance with, and conforms to, the Underwriting Guidelines attached hereto as Exhibit C. Pursuant to Section 6 of the Purchase Agreement, the Seller has
delivered to the Custodian the documents for each Mortgage Loan to be purchased as set forth in the Custodial Agreement. The contents of each Servicing File required to be retained by Ocwen Loan Servicing, LLC, as Interim Servicer
("Interim Servicer") under that certain Interim Servicing Agreement, dated as of
May 1, 2006 (the "Interim Servicing Agreement") to service the Mortgage Loans pursuant to the Interim Servicing Agreement and thus not delivered to the
Purchaser are and shall be held in trust by the Interim Servicer for the benefit of the Purchaser as the owner thereof. The Interim Servicer's possession of any portion of the Servicing File is at the will of the Purchaser for the sole purpose of facilitating servicing of the related Mortgage Loan pursuant to the
Interim Servicing Agreement, and such retention and possession by the Interim
Servicer shall be in a custodial capacity only. The ownership of each Mortgage
Note, Mortgage, the Servicing Rights and the contents of the Mortgage File and
Servicing File is vested in the Purchaser and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the Seller, to be held by the Interim Servicer, shall immediately vest in the Purchaser and shall be retained and maintained, in trust, by the Interim Servicer at the will of the Purchaser in such custodial capacity only. The PPTA, Purchase Agreement and Interim Servicing Agreement may
be collectively referred to herein as the "Agreements."

          The Mortgage Loan Package characteristics of the Mortgage Loans subject hereto are set forth on Exhibit B hereto.

          In accordance with Section 6 of the Purchase Agreement, the Purchaser accepts the Mortgage Loans listed on Exhibit A attached hereto. Notwithstanding the foregoing the Purchaser does not waive any rights or remedies it may have under the Agreements.

          Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.

                            [SIGNATURE PAGE FOLLOWS]

                                      H-1

                                        FUNDING AMERICA MORTGAGE
                                            WAREHOUSE TRUST I
                                            (Seller)

                                        By: Funding America, LLC,
                                            as Administrator

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                        OCWEN LOAN SERVICING, LLC
                                            (Originator and Interim Servicer)

                                        By:
                                             -----------------------------------
                                            Name:
                                                  ------------------------------
                                            Title:
                                                   -----------------------------

Accepted and Agreed:

IXIS REAL ESTATE CAPITAL INC.

By:
    ------------------------------------
    Name:
          ------------------------------
    Title:
           -----------------------------

By:
    ------------------------------------
    Name:
          ------------------------------
    Title:
          ------------------------------

                                      H-2

                                    EXHIBIT A
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                               THE MORTGAGE LOANS

                                      H-3

                                    EXHIBIT B
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

             REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE POOL
                 CHARACTERISTICS OF EACH MORTGAGE LOAN PACKAGE

          Pool Characteristics of the Mortgage Loan Package as delivered on the related Closing Date:

          No Mortgage Loan has: (1) an outstanding principal balance less than
$_________; (2) an origination date earlier than _ months prior to the related
Cut-off Date; (3) a CLTV of greater than _____%; (4) a FICO Score of less than
___; or (5) a debt-to-income ratio of more than __%. Each First Lien Loan has a
Mortgage Interest Rate of at least ___% per annum and an outstanding principal balance less than $_________. Each Second Lien Loan has a Mortgage Interest Rate
of at least ______% per annum and an outstanding principal balance less than
$________. Each Adjustable Rate Mortgage Loan has an Index of [_______].

                                      H-4

                                    EXHIBIT C
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                             UNDERWRITING GUIDELINES

                                      H-5

                                    EXHIBIT I

                    FUNDING AMERICA'S UNDERWRITING GUIDELINES

                                      I-1

                                    EXHIBIT J

                  FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

          THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated [____________ __,
20__] ("Agreement"), between IXIS Real Estate Capital Inc. ("Assignor"),
[____________________] ("Assignee"), Funding America Mortgage Warehouse Trust I
(the "Company"):

          For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance

          1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the
"Mortgage Loans") and (b) except as described below, that certain Mortgage Loan
Purchase and Warranties Agreement (the "Purchase Agreement"), dated as of
October 1, 2006, between the Assignor, as purchaser (the "Purchaser"), and the
Company, as seller, solely insofar as the Purchase Agreement relates to the
Mortgage Loans.

          The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the
Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage
Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser under Subsection 8.04 of the Purchase Agreement.

Recognition of the Company

          2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the
Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to [__________________] (the
"Trust") created pursuant to a Pooling and Servicing Agreement, dated as of
[______], [____] (the "Pooling Agreement"), among the Assignee, the Assignor,
[___________________], as trustee (including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"),
[____________________], as servicer (including its successors in interest and any successor servicer under the Pooling Agreement, the "Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust (including the Trustee and the
Servicer acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder

                                      J-1

insofar as they relate to the Mortgage Loans, and (iv) all references to the
Purchaser, the Custodian or the Bailee under the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust
(including the Trustee and the Servicer acting on the Trust's behalf). Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the
Mortgage Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company

          3. The Company warrants and represents to the Assignor, the Assignee and the Trust as of the date hereof that:

               (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

               (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the
     Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

               (c) No consent, approval, order or authorization of, or
     declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

               (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this
     Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

                                      J-2

          4. Pursuant to Section 12 of the Purchase Agreement, the Company
hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that the representations and warranties set forth in Subsection
8.01 of the Purchase Agreement are true and correct as of the date hereof as if such representations and warranties were made on the date hereof, and that the representations and warranties set forth on Exhibit B attached hereto are true and correct as of the date or dates set forth thereon.

Remedies for Breach of Representations and Warranties

          5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee and the Servicer acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Miscellaneous

          6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

          7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

          8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee and the
Servicer acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

          9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement
(to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the
Purchase Agreement.

          10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

          11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

          12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

                                      J-3

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                        FUNDING AMERICA MORTGAGE
                                            WAREHOUSE TRUST I
                                            (Seller)

                                        By: Funding America, LLC, as
                                            Administrator

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                        IXIS REAL ESTATE CAPITAL INC.

                                        By:
                                            ------------------------------------
                                            Name:
                                                  ------------------------------
                                            Its:
                                                 -------------------------------

                                        By:
                                            ------------------------------------
                                            Name:
                                                  ------------------------------
                                            Its:
                                                 -------------------------------

                                        [___________________________]

                                        By:
                                            ------------------------------------
                                            Name:
                                                  ------------------------------
                                            Its:
                                                 -------------------------------

                                      J-4

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT

                             MORTGAGE LOAN SCHEDULE

                                       J-5

                EXHIBIT B TO ASSIGNMENT AND RECOGNITION AGREEMENT

                         REPRESENTATIONS AND WARRANTIES

                                      J-6

                                    EXHIBIT K

                        FORM OF INDEMNIFICATION AGREEMENT

          This INDEMNIFICATION AND CONTRIBUTION AGREEMENT ("Agreement"), dated as of [_______], 200_, [among/between] IXIS Real Estate Capital Inc., a New York corporation ("IXIS"), Funding America Mortgage Warehouse Trust I, a [entity]
(the "Seller") and Ocwen Loan Servicing, LLC, a Delaware limited liability company [(the "Originator")].

          WHEREAS, [________________] (the "Depositor"), is acting as depositor and registrant with respect to the Prospectus, dated [________________], and the
Prospectus Supplement to the Prospectus, [________________] (the "Prospectus
Supplement"), relating to [________________] Certificates (the "Certificates")
to be issued pursuant to a Pooling and Servicing Agreement, dated as of
[________________] (the "P&S"), among the Depositor, as depositor,
[________________], as servicer (the "Servicer"), and [________________], as trustee (the "Trustee");

          WHEREAS, as an inducement to the Depositor to enter into the P&S, and
[____________________] (the "Underwriter[s]") to enter into the Underwriting
Agreement, dated [____________________] (the "Underwriting Agreement") between the Depositor and the Underwriter[s], Originator has agreed to provide for indemnification and contribution on the terms and conditions hereinafter set forth;

          WHEREAS, IXIS purchased from Seller certain of the Mortgage Loans underlying the Certificates (the "Mortgage Loans") from Seller pursuant to a
Mortgage Loan Purchase and Warranties Agreement, dated as of October 1, 2006
(the "Purchase Agreement"), by and between IXIS and Seller; and

          WHEREAS, pursuant to Section 12 of the Purchase Agreement, Originator have agreed to indemnify IXIS, the Depositor, the Underwriter[s] and their respective affiliates, present and former directors, officers, employees and agents.

          NOW THEREFORE, in consideration of the agreements contained herein, and other valuable consideration the receipt and sufficiency of which are hereby acknowledged, Originator, Seller and IXIS agree as follows:

          1.   Indemnification and Contribution.

          (a) Originator [and Initial Servicer] agrees to indemnify and hold harmless IXIS, the Depositor, the Underwriter[s] and their respective affiliates, present and former directors, officers, employees and agents and each person, if any, who controls IXIS, the Depositor, the Underwriter[s] or such affiliate within the meaning of either Section 15 of the Securities Act of
1933, as amended (the "1933 Act"), or Section 20 of the Securities Exchange

                                      K-1

Act of 1934, as amended (the "1934 Act"), against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the 1933 Act, the 1934 Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based in whole or in part upon (i) any violation of the representation and warranty set forth in Section 2(vii) below or (ii) any untrue statement or alleged untrue statement of a material fact contained in the Prospectus
Supplement, ABS Informational and Computational Material or in the Free Writing
Prospectus or any omission or alleged omission to state in the Prospectus
Supplement, ABS Informational and Computational Material or in the Free Writing
Prospectus a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any such untrue statement or omission or alleged untrue statement or alleged omission made in any amendment of or supplement to the
Prospectus Supplement, ABS Informational and Computational Material or the Free
Writing Prospectus and agrees to reimburse IXIS, the Depositor, the
Underwriter[s] or such affiliates and each such officer, director, employee, agent and controlling person promptly upon demand for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that Originator [and
Initial Servicer] shall be liable in any such case only to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with the Originator Information [and
Servicer Information]. The foregoing indemnity agreement is in addition to any liability which Originator [and the Initial Servicer] may otherwise have to
IXIS, the Depositor, the Underwriter[s] its affiliates or any such director, officer, employee, agent or controlling person of IXIS, the Depositor, the
Underwriter[s] or their respective affiliates.

          (b) IXIS agrees to indemnify and hold harmless the Originator and its affiliates, present and former directors, officers, employees and agents and each person, if any, who controls the Originator or such affiliate within the meaning of either Section 15 of the 1933 Act or Section 20 of the 1934 Act
against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the 1933 Act, the 1934 Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based in whole or in part upon any untrue statement or alleged untrue statement of a material fact contained in the Prospectus
Supplement, ABS Informational and Computational Material or in the Free Writing
Prospectus or any omission or alleged omission to state in the Prospectus
Supplement, ABS Informational and Computational Material or in the Free Writing
Prospectus a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any such untrue statement or omission or alleged untrue statement or alleged omission made in any amendment of or supplement to the
Prospectus Supplement, ABS Informational and Computational Material or the Free
Writing Prospectus, provided only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission relates to the information set forth in the IXIS Information, and agrees to reimburse the
Originator or such affiliate and each such officer, director, employee, agent and controlling person promptly upon demand for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending
or

                                      K-2

preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred.

          As used herein:

          "ABS Informational and Computational Material" means any written communication as defined in Item 1101(a) of Regulation AB under the 1933 Act and the 1934 Act, as amended from time to time.

          "Free Writing Prospectus" means any written communication that constitutes a "free writing prospectus," as defined in Rule 405 under the 1933
Act.

          "IXIS Information" means all information in the Prospectus Supplement other than the Seller Information [or the Servicer Information].

          "Regulation AB" means Subpart 229.1100 - Asset Backed Securities
(Regulation AB), 17 C.F.R. Sections 229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed
Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan.
7, 2005)) or by the staff of the Commission, or as may be provided by the
Commission or its staff from time to time.

          "Seller Information" means any information provided by, or on behalf of, the Seller to IXIS relating to Seller, the Mortgage Loans and/or the underwriting guidelines[ and/or servicing guidelines] relating to the Mortgage
Loans set forth in the Prospectus Supplement, ABS Informational and
Computational Material or the Free Writing Prospectus [and static pool information regarding mortgage loans originated or acquired by the Seller [and included in the Prospectus Supplement, ABS Informational and Computational
Material, the Offering Circular or the Free Writing Prospectus] [incorporated by reference from the website located at [______________]].

          ["Servicer Information" means any information provided by, or on behalf of, the Initial Servicer to IXIS relating to Initial Servicer, the
Mortgage Loans and/or the servicing guidelines relating to the Mortgage Loans set forth in the Prospectus Supplement, ABS Informational and Computational
Material or the Free Writing Prospectus [and static pool information regarding mortgage loans originated or acquired by the Initial Servicer [and included in the Prospectus Supplement, the Offering Circular, ABS Informational and
Computational Material or the Free Writing Prospectus] [incorporated by reference from the website located at [__________________]].]

          (c) Promptly after receipt by any indemnified party under this Section
1 of notice of any claim or the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 1, notify the indemnifying party in writing of the claim or the commencement of that action; provided, however, that the failure to notify an indemnifying party

                                       K-3

shall not relieve it from any liability which it may have under this Section 1 except to the extent it has been materially prejudiced by such failure; and
provided, further, however, that the failure to notify any indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under this Section 1.

          If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, except as provided in the following paragraph, the indemnifying party shall not be liable to the indemnified party under this Section 1 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation.

          Any indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless: (i) the employment thereof has been specifically authorized by the indemnifying party in writing; (ii) such indemnified party shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party and in the reasonable judgment of such counsel it is necessary or appropriate for such indemnified party to employ separate counsel;
or (iii) the indemnifying party has failed to assume the defense of such action and employ counsel reasonably satisfactory to the indemnified party, in which case, if such indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party, it being understood, however, the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to local counsel) at any time for all such indemnified parties.

          Each indemnified party, as a condition of the indemnity agreements contained in this Section 1, shall cooperate with the indemnifying party in the defense of any such action or claim. No indemnifying party shall be liable for any settlement of any such action effected without its written consent (which consent shall not be unreasonably withheld), but if settled with its written consent or if there be a final judgment for the plaintiff in any such action, the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment.

          Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for reasonable fees and expenses of counsel, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than thirty (30)
days after receipt by such indemnifying party of the aforesaid request and (ii)
such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement.

                                      K-4

          (d) If the indemnification provided for in this Section 1 is unavailable to an indemnified party, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities, in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, respectively, in connection with the statements or omissions that result in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the indemnified party and indemnifying party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission and any other equitable considerations.

          (e) The indemnity and contribution agreements contained in this
Section 1 and the representations and warranties set forth in Section 2 shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by IXIS, the Depositor, the
Underwriter[s] their respective affiliates, directors, officers, employees or agents or any person controlling IXIS, the Depositor, the Underwriter[s] or any such affiliate and (iii) acceptance of and payment for any of the Offered
Certificates.

          2. Representations and Warranties. Originator and Seller [and Initial
Servicer] represent and warrant that:

          (i) Originator and Seller [and Initial Servicer] are validly existing and in good standing under the laws of its jurisdiction of formation or incorporation, as applicable, and have full power and authority to own their assets and to transact the business in which they are currently engaged. Originator and Seller [and Initial Servicer] are duly qualified to do business and are in good standing in each jurisdiction in which the character of the business transacted by them or any properties owned or leased by them requires such qualification and in which the failure so to qualify would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of Originator and Seller [and
     Initial Servicer];

          (ii) Originator and Seller [and Initial Servicer] are not required to obtain the consent of any other person or any consent, license, approval or authorization from, or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Agreement;

          (iii) the execution, delivery and performance of this Agreement by
     Originator and Seller [and Initial Servicer] will not violate any provision of any existing law or regulation or any order decree of any court applicable to Originator or Seller [and Initial Servicer] or any provision of the charter or bylaws of Originator or Seller [and Initial Servicer], or constitute a material breach of any mortgage, indenture, contract or other agreement to which Originator or Seller [and Initial Servicer] is a party or by which they may be bound;

                                      K-5

          (iv) (a) no proceeding of or before any court, tribunal or governmental body is currently pending or, (b) to the knowledge of
     Originator or Seller [and Initial Servicer], threatened against Originator or Seller [and Initial Servicer] or any of their properties or with respect to this Agreement or the Offered Certificates, in either case, which would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of Originator or Seller [and Initial
     Servicer];

          (v) Originator or Seller [and Initial Servicer] have full power and authority to make, execute, deliver and perform this Agreement and all of the transactions contemplated hereunder, and have taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. When executed and delivered, this Agreement will constitute the legal, valid and binding obligation of each of the Originator and the
     Seller [and Initial Servicer] enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, by the availability of equitable remedies, and by limitations of public policy under applicable securities law as to rights of indemnity and contribution thereunder;

          (vi) this Agreement has been duly executed and delivered by Originator and Seller [and Initial Servicer]; and

          (vii) the [Seller Information][Servicer Information] satisfies the requirements of the applicable provisions [to be identified at securitization] of Regulation AB.

          3. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to Originator and Seller [and Initial
Servicer], will be mailed, delivered or telegraphed and confirmed to Originator at 1661 Worthington Road, Centrepark West, Suite 100, West Palm Beach, Florida
33409, or to Seller c/o Funding America, LLC, 2000 Bering Drive, Suite 300,
Houston, Texas 77057; or, if sent to IXIS, will be mailed, delivered or telegraphed and confirmed to IXIS Real Estate Capital Inc., 9 West 57th Street,
New York, New York 10019, Attention: General Counsel.

          4. Miscellaneous. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws provisions thereof. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns and the controlling persons referred to herein, and no other person shall have any right or obligation hereunder. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be considered an original, and all such counterparts shall constitute one and the same instrument. Capitalized terms used but not defined herein shall have the meanings provided in the P&S.

                  [Remainder of Page Intentionally Left Blank]

                                      K-6

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers hereunto duly authorized, this
__th day of [_____________].

                                    IXIS REAL ESTATE CAPITAL INC.

                                    By:
                                        ----------------------------------------
                                       Name:
                                       Title:

                                    By:
                                        ----------------------------------------
                                       Name:
                                       Title:

                                    OCWEN FINANCIAL CORPORATION

                                    By:
                                        ----------------------------------------
                                       Name:
                                       Title:

                                    FUNDING AMERICA MORTGAGE WAREHOUSE TRUST I
                                        (Seller)

                                    By:   Funding America, LLC, as Administrator

                                    By:
                                        ----------------------------------------
                                       Name:
                                       Title:

                          [IXIS Funding America MLPWA]

                                                                  EXECUTION COPY

                      ASSIGNMENT AND RECOGNITION AGREEMENT

          THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated January 30, 2007
("Agreement"), between IXIS Real Estate Capital Inc. ("Assignor"), Morgan
Stanley ABS Capital I Inc. ("Assignee"), Funding America Mortgage Warehouse
Trust ("FAMWT") and Funding America Mortgage Warehouse Trust I ("FAMWTI" and
together with FAMWT, the "Companies"):

          For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance

          1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the
"Mortgage Loans") and (b) except as described below, that certain (i) Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of
October 1, 2006 (the "Trust Purchase Agreement"), among the Assignor, as purchaser (the "Purchaser"), FAMWT and Ocwen Loan Servicing, LLC ("Ocwen"), and
(ii) the Mortgage Loan Purchase and Warranties Agreement, dated as of October 1,
2006 (the "Trust I Purchase Agreement," and together with the Trust Purchase
Agreement, the "Purchase Agreements"), among the Purchaser, FAMWTI, as seller, and Ocwen, solely insofar as the Purchase Agreements relate to the Mortgage
Loans.

          The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the applicable Purchase Agreement which are not the Mortgage Loans set forth on the
Mortgage Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser (a) under Subsection 8.04 of the applicable Purchase
Agreement or (b) to any premium recapture (i.e., the excess, if any, of the purchase price percentage over par) in connection with any repurchase pursuant to Subsections 8.03 and 8.05 of the applicable Purchase Agreement.

Recognition of the Company

          2. From and after the date hereof (the "Securitization Closing Date"), each Company shall and does hereby recognize that the Assignee will transfer the
Mortgage Loans and assign its rights under the applicable Purchase Agreement
(solely to the extent set forth herein) and this Agreement to IXIS Real Estate
Capital Trust 2007-HE1 (the "Trust") created pursuant to a Pooling and Servicing
Agreement, dated as of January 1, 2007 (the "Pooling Agreement"), among the
Assignee, the Assignor, Deutsche Bank National Trust Company, as trustee (in such capacity, including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"), Wells Fargo Bank, National
Association, as securities administrator (in such capacity, including its successors in interest and any successor securities administrators under the
Pooling Agreement, the "Securities Administrator"), master servicer (in

                                       1

such capacity, including its successors in interest and any successor master servicers under the Pooling Agreement, the "Master Servicer") and Saxon Mortgage
Services Inc., as servicer (including their successors in interest and any successor servicer under the Pooling Agreement, the "Servicer"). Each Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) such Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust (including the Trustee, the
Securities Administrator, the Master Servicer and the Servicer acting on the
Trust's behalf) shall have all the rights and remedies available to the
Assignor, insofar as they relate to the Mortgage Loans, under the applicable
Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of such Purchase
Agreement, and shall be entitled to enforce all of the obligations of such
Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser, the Custodian or the Bailee under the applicable
Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee, the Securities Administrator, the
Master Servicer and the Servicer acting on the Trust's behalf). No Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the applicable Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the
Mortgage Loans or the applicable Company's performance under the applicable
Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company

          3. Each Company warrants and represents to the Assignor, the Assignee and the Trust as of the date hereof that:

               (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation;

               (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the applicable Purchase
     Agreement. The execution by the Company of this Agreement is in the ordinary course of the Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the
     Company's organizational documents or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject.
     The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary trust action on the part of the
     Company. This Agreement has been duly executed and delivered by the
     Company, and, upon the due authorization, execution and delivery by the
     Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

                                       2

               (c) No consent, approval, order or authorization of, or
     declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

               (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this
     Agreement or the applicable Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this
     Agreement or the applicable Purchase Agreement, and the Company is solvent.

          4. Pursuant to Section 12 of the applicable Purchase Agreement, each
Company hereby represents and warrants, for the benefit of the Assignor, the
Assignee and the Trust, that the representations and warranties set forth in
Subsection 8.01 of the applicable Purchase Agreement are true and correct as of the date hereof as if such representations and warranties were made on the date hereof, and that the representations and warranties set forth on Exhibit B attached hereto are true and correct as of the date or dates set forth thereon.

Remedies for Breach of Representations and Warranties

          5. Each Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee, the Securities Administrator, the Master Servicer and the Servicer acting on the
Trust's behalf) in connection with any breach of the representations and warranties made by such Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the applicable Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein); provided, however, that the Assignor specifically reserves and does not assign to the Assignee hereunder any and all right, title and interest in the Premium Percentage, if any, due in connection with the repurchase of a Mortgage Loan pursuant to Subsections 8.03, 8.04 and
8.05 of the applicable Purchase Agreement.

Miscellaneous

          6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

          7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

          8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee, the
Securities Administrator, the Master Servicer and the Servicer acting on the
Trust's behalf). Any entity into which Assignor, Assignee or any Company may be merged or consolidated shall, without the requirement for any

                                       3

further writing, be deemed Assignor, Assignee or the applicable Company, respectively, hereunder.

          9. Each of this Agreement and each Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase
Agreements (to the extent assigned hereunder) by Assignor to Assignee and by
Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the Purchase Agreements.

          10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

          11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreements with respect to the Mortgage Loans, the terms of this Agreement shall control.

          12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the applicable Purchase Agreement.

                                       4

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                        FUNDING AMERICA MORTGAGE
                                           WAREHOUSE TRUST
                                           (Seller)

                                        By: Funding America, LLC, as
                                            administrator

                                        By: /s/ Ronald M. Faris
                                            ------------------------------------
                                            Name: Ronald M. Faris
                                            Title: Manager

                                        FUNDING AMERICA MORTGAGE
                                           WAREHOUSE TRUST I
                                           (Seller)

                                        By: Funding America, LLC, as
                                            administrator

                                        By: /s/ Ronald M. Faris
                                            ------------------------------------
                                            Name: Ronald M. Faris
                                            Title: Manager

                                        IXIS REAL ESTATE CAPITAL INC.

                                        By: /s/ F. Rene Mendez
                                            ------------------------------------
                                            Name: F. Rene Mendez
                                            Its: Managing Director

                                        By: /s/ Christopher Hayden
                                            ------------------------------------
                                            Name: Christopher Hayden
                                            Its: Managing Director

                                        MORGAN STANLEY ABS CAPITAL I INC.

                                        By: /s/ Valerie Kay
                                            ------------------------------------
                                            Name: Valerie Kay
                                            Its: Vice President

                                       5

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT

                             MORTGAGE LOAN SCHEDULE

                EXHIBIT B TO ASSIGNMENT AND RECOGNITION AGREEMENT

            REPRESENTATIONS AND WARRANTIES AS TO THE MORTGAGE LOANS.

          Each Company hereby represents and warrants to the Purchaser that, as to each Mortgage Loan such Company sold to the Purchaser, as of the date on which such transferred servicing of the Mortgage Loan to the Purchaser, or its designee (the "Transfer Date"), unless otherwise set forth herein:

          (a) Mortgage Loans as Described. The information set forth in the
Mortgage Loan Schedule delivered to the Purchaser, or its designee, in connection with the servicing transfer, is complete, true and correct;

          (b) Payments Current. Except as set forth on the mortgage loan schedule delivered to the Purchaser by the Company on the Transfer Date, no
payment required under the Mortgage Loan is thirty (30) days or more delinquent nor has any payment under the Mortgage Loan been thirty (30) days or more delinquent at any time since the origination of the Mortgage Loan.

          (c) No Outstanding Charges. Except as set forth on the mortgage loan schedule delivered to the Purchaser by the Company on the Transfer Date, there are no defaults in complying with the terms of the Mortgage securing the
Mortgage Loan, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. As of the closing date for the Securitization Transaction (the "Securitization Closing
Date"), except for (A) payments in the nature of escrow payments and (B)
interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier to the day which precedes by one (1) month the Due Date of the first installment of principal and interest, including, without limitation, taxes and insurance payments, the Company has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan;

          (d) Original Terms Unmodified. The terms of the Mortgage Note and
Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the Mortgage Loan
Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the Mortgage Loan Schedule, if applicable. No
Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the related
Mortgage Loan Schedule;

          (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage
Note or the Mortgage, or the exercise of any right thereunder, render either the
Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at, or subsequent to, the time the Mortgage Loan was originated;

          (f) Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae Guides or by
Freddie Mac, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement. If required by the National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance
Administration in effect, which policy conforms to Fannie Mae and Freddie Mac, as well as all additional requirements set forth in Section 2.10 of the Interim
Servicing Agreement. All individual insurance policies contain a standard mortgagee clause naming the Company (or the Originator) and its successors and assigns as mortgagee, and all premiums thereon have been paid and such policies may not be reduced, terminated or cancelled without thirty (30) days' prior written notice to the mortgagee. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or
"blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development.
The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement. As of the Securitization Closing Date, the
Company has not engaged in, and has no knowledge of the Mortgagor's or any servicer's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of such policy, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Company;

          (g) Compliance with Applicable Laws. As of the Securitization Closing
Date, any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, predatory, abusive and fair lending, equal credit opportunity and disclosure laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to prepayment penalties, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Company or the
Interim Servicer shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the

Purchaser upon demand, evidence of compliance with all such requirements. This representation is a Deemed Material Breach Representation;

          (h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged
Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Company has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the
Company waived any default resulting from any action or inaction by the
Mortgagor;

          (i) Location and Type of Mortgaged Property. The Mortgaged Property is
a fee simple property located in the state identified in the Mortgage Loan
Schedule except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the Mortgaged Property may be a leasehold estate and consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a condominium project, or an individual unit in a planned unit development and that no residence or dwelling is a mobile home, provided, however, that any condominium unit or planned unit development shall not fall within any of the "Ineligible Projects" of part XII, Section 102 of the
Fannie Mae Selling Guide and shall conform with the Underwriting Guidelines. In the case of any Mortgaged Properties that are manufactured homes (a
"Manufactured Home Mortgage Loans"), (A) (i) such Manufactured Home Mortgage
Loan conforms with the applicable Fannie Mae or Freddie Mac requirements regarding mortgage loans related to manufactured dwellings, (ii) the related manufactured dwelling is permanently affixed to the land, (iii) the related manufactured dwelling and the related land are subject to a Mortgage properly filed in the appropriate public recording office and naming Company as mortgagee, (iv) the applicable laws of the jurisdiction in which the related
Mortgaged Property is located will deem the manufactured dwelling located on such Mortgaged Property to be a part of the real property on which such dwelling is located, (v) such Manufactured Home Mortgage Loan is (x) a qualified mortgage under Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended and
(y) secured by manufactured housing treated as a single family residence under
Section 25(e)(10) of the Code (i.e., such manufactured home has a minimum of 400 square feet of living space, a minimum width in excess of 102 inches and which is of a kind customarily used at a fixed location) and (vi) as of the origination date of the related Mortgage Loan, the related manufactured housing unit that secures such Mortgage Loan either: (x) was the principal residence of the Mortgagor or (y) was classified as real property under applicable state law.
As of the date of origination, no portion of the Mortgaged Property was used for commercial purposes, and to the best of the Company's knowledge since the
Closing Date, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged
Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes. This representation is a Deemed Material
Breach Representation;

          (j) Valid First and Second Lien. Each Mortgage is a valid and subsisting first lien, with respect to First Lien Loans, or second lien, with respect to Second Lien Loans, of record on a single parcel of real estate constituting the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time, subject in all cases to the exceptions to title set forth in the title insurance policy with respect to the related Mortgage Loan, which exceptions are generally acceptable to prudent mortgage lending companies, and such other exceptions to which similar properties are commonly subject and which do not individually, or in the aggregate, materially and adversely affect the benefits of the security intended to be provided by such Mortgage. In no event shall any Mortgage Loan be in a lien position more junior than a second lien. The lien of the Mortgage is subject only to:

                    (1) with respect to Second Lien Loans, the lien of the first mortgage on the Mortgaged Property;

                    (2) the lien of current real property taxes and assessments not yet due and payable;

                    (3) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (a) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b)
               which do not adversely affect the Appraised Value of the
               Mortgaged Property set forth in such appraisal; and

                    (4) other matters to which like properties are commonly
               subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged
               Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected (A) first lien and first priority security interest with respect to each First Lien Loan, or (B) second lien and second priority security interest with respect to each Second Lien Loan, in either case, on the property described therein and Company has full right to sell and assign the same to Purchaser. The Mortgaged Property was not, unless indicated
on the related Mortgage Loan Schedule in the case of a First Lien Loan, as of the date of origination of the Mortgage Loan, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the Mortgage;

          (k) Validity of Mortgage Documents. As of the Securitization Closing
Date, (i) the Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with a
Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its

terms (including, without limitation, any provisions therein relating to prepayment penalties); (ii) all parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage
Loan and to execute and deliver the Mortgage Note, the Mortgage and any other related agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties; (iii) the documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading; and (iv) no fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination or servicing (with respect to servicing, as of the Transfer Date) of the Mortgage Loan. As of the Transfer
Date, the Company has reviewed all of the documents constituting the Servicing
File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

          (l) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. As of the Securitization Closing
Date, all costs, fees and expenses incurred in making or closing the Mortgage
Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or
Mortgage;

          (m) Ownership. As of the Closing Date, the Company was the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each
Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the
Company will retain the Mortgage Files or any part thereof with respect thereto not delivered to the Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each
Mortgage Loan. The Mortgage Loan was not assigned or pledged, and the Company had good, indefeasible and marketable title thereto, and had full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each
Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage
Loan, the Purchaser owned such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest.. As of the Closing Date, the Company relinquished all rights to possess, control and monitor the Mortgage Loan. As of the Closing Date, the
Company has had and will have no right to modify or alter the terms of the sale of the Mortgage Loan and the Company will have no obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement;

          (n) Doing Business. All parties which have had any interest in the
Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state,

or (iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

          (o) CLTV, LTV; FICO Score. As of the Securitization Closing Date, no
Mortgage Loan that is a Second Lien Loan has an original CLTV in excess of 100%.
No Mortgage Loan has an original LTV greater than 100%. At origination of the
Mortgage Loan, the Mortgagor did not have a FICO score of less than 500;

          (p) Title Insurance. The Mortgage Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Company, its successors and assigns, as to the first priority lien
(with respect to First Lien Loans) or second priority lien (with respect to
Second Lien Loans) of the Mortgage in the original principal amount of the
Mortgage Loan, subject only to the exceptions contained in clauses (1) and (2)
of paragraph (j) of this Exhibit B, and in the case of Adjustable Rate Mortgage
Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. The Company, its successor and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Company, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the
Company;

          (q) No Defaults. Except as set forth in the Mortgage Loan Schedule, there is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Company nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration. With respect to each Second Lien Loan, (i) the prior mortgage is in full force and effect, (ii) there is no default, breach, violation or event of acceleration existing under such prior mortgage or the related mortgage note, (iii) there is no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder, and either (A)
the prior mortgage contains a provision which allows or (B) applicable law requires, the mortgagee under the Second Lien

Loan to receive notice of, and affords such mortgagee an opportunity to cure any default by payment in full or otherwise under the prior mortgage;

          (r) No Mechanics' Liens. There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage which are not covered by the title insurance specified in clause (p);

          (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay
wholly within the boundaries and building restriction lines of the Mortgaged
Property, and no improvements on adjoining properties encroach upon the
Mortgaged Property. The Mortgaged Property and all improvements located on or being part of the Mortgaged Property are in compliance with all applicable zoning and building laws, ordinances and regulations;

          (t) Origination; Payment Terms. As of the Securitization Closing Date,
the Mortgage Loan was originated by a mortgagee approved by the Secretary of
Housing and Urban Development pursuant to Sections 203 and 211 of the Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No Mortgage Loan contains terms or provisions which would result in negative amortization. Other than with respect to Mortgage Loans that require only payments of interest for a specified period of time after origination, principal payments on the Mortgage Loan commenced no more than sixty (60) days after funds were disbursed in connection with the Mortgage Loan. The Mortgage
Interest Rate as well as, with respect to Adjustable Rate Mortgage Loans, the
Lifetime Rate Cap, the Periodic Rate Floor and the Periodic Rate Cap are as set
forth on the related Mortgage Loan Schedule. The Mortgage Interest Rate is
adjusted, with respect to Adjustable Rate Mortgage Loans, on each Interest Rate
Adjustment Date to equal the Index plus the Gross Margin (rounded up or down to the nearest 0.125%), subject to the Periodic Rate Cap. Other than with respect to Mortgage Loans that require only payments of interest for a specified period of time after origination, the Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the
Mortgage Loan fully by the stated maturity date (unless the Mortgage Loan is identified on the related Mortgage Loan Schedule as a Balloon Mortgage Loan), over an original term of not more than thirty (30) years from commencement of amortization (except in the case of Mortgage Loans which have a stated maturity of 30 years but amortized based on a 40 year schedule). Unless otherwise specified on the related Mortgage Loan Schedule, the Mortgage Loan is payable on the first day of each month. There are no Convertible Mortgage Loans which contain a provision allowing the Mortgagor to convert the Mortgage Note from an adjustable interest rate Mortgage Note to a fixed interest rate Mortgage Note.
The Due Date of the first payment under the Mortgage Note is no more than sixty
(60) days from the date of the Mortgage Note;

          (u) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a
Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the
Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

          (v) Conformance with Agency and Underwriting Guidelines. As of the
Securitization Closing Date, the Mortgage Loan was underwritten in accordance with the Underwriting Guidelines (a copy of which is attached to the related
Assignment and Conveyance Agreement as Exhibit C). The Mortgage Note and
Mortgage are on forms acceptable to Freddie Mac or Fannie Mae and no representations have been made to a Mortgagor that are inconsistent with the mortgage instruments used;

          (w) Occupancy of the Mortgaged Property. As of the Closing Date and to
the Company's knowledge as of the Securitization Closing Date, the Mortgaged
Property is lawfully occupied under applicable law. As of the Closing Date, all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. The Company has not received notification from any
Governmental Authority that the Mortgaged Property is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be. The Company has not received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate. Except as set forth on the Mortgage Loan Schedule, the Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor's primary residence;

          (x) No Additional Collateral. The Mortgage Note is not and has not
been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (j) above;

          (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the
Mortgage (or in the case of a substitution of trustee, is named in a properly recorded substitution of trustee), and no fees or expenses are or will become payable by the Purchaser, the Custodian or the Interim Servicer to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

          (z) Acceptable Investment. As of the Closing Date, there are no circumstances or conditions with respect to the Mortgage, the Mortgaged
Property, the

Mortgagor, the Mortgage File or the Mortgagor's credit standing that can reasonably be expected to cause private institutional investors to regard the
Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan, or cause the Mortgage Loan to prepay during any period materially faster or slower than the mortgage loans originated by the loan Originator generally;

          (aa) Delivery of Mortgage Documents. The Mortgage Note, the Mortgage,
the Assignment of Mortgage and any other documents required to be delivered under this Agreement for each Mortgage Loan have been delivered to the
Custodian. The Company or the Interim Servicer is in possession of a complete, true and accurate Mortgage File in compliance with Exhibit A hereto, except for such documents the originals of which have been delivered to the Custodian, and the Company has retained copies thereof;

          (bb) Condominiums/Planned Unit Developments. As of the Securitization
Closing Date, if the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project is (i) acceptable to Fannie Mae or Freddie
Mac or (ii) located in a condominium or planned unit development project which has received project approval from Fannie Mae or Freddie Mac. The representations and warranties required by Fannie Mae with respect to such condominium or planned unit development have been satisfied and remain true and correct;

          (cc) Transfer of Mortgage Loans. Except with respect to MERS
Designated Mortgage Loans, the Assignment of Mortgage with respect to each
Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Company are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

          (dd) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the
Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the
Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder;

          (ee) No Balloon Mortgage Loans. The Mortgage Loan is not a Balloon
Mortgage Loan unless specifically listed on the related Mortgage Loan Schedule;

          (ff) No Buydown Provisions; No Graduated Payments or Contingent
Interests. The Mortgage Loan does not contain provisions pursuant to which
Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Company, the Mortgagor, or anyone on behalf of the
Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The
Mortgage Loan is not a graduated payment mortgage loan, and the Mortgage Loan does not have a shared appreciation or other contingent interest feature. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and the Company has not
financed nor does it own directly or indirectly, any equity of any form in the
Mortgaged Property or the Mortgagor;

          (gg) Consolidation of Future Advances. Any future advances made to the
Mortgagor prior to the applicable Cut-off Date were consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term.
The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first or second, as applicable, lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence acceptable to Fannie Mae and
Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

          (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. To the
Company's knowledge, no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. To the Company's knowledge, the
Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair;

          (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments.
The origination, servicing and collection practices with respect to the Mortgage
Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper.
With respect to escrow deposits and Escrow Payments (other than with respect to
Second Lien Loans for which the mortgagee under the prior mortgage lien is collecting Escrow Payments), all such payments are in the possession of Company and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. Each Mortgage Loan is covered by a paid in full, life of loan, tax service contract that will be assigned without penalty, premium or cost to the Purchaser or its designee. All
Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Company have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related
Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the Mortgage Interest Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. Any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments have been delivered. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

          (jj) Other Insurance Policies; No Defense to Coverage. As of the
Transfer Date, and to the best of the Company's knowledge, as of the
Securitization Closing Date, no action, inaction or event has occurred and no state of facts exists or has existed on or prior to the Closing Date that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable primary mortgage insurance policy, hazard insurance policy or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured), irrespective of the cause of such failure of coverage. The Company has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Company or by any officer, director, or employee of the Company or any designee of the Company or any corporation in which the Company or any officer, director, or employee had a financial interest at the time of placement of such insurance;

          (kk) No Violation of Environmental Laws. The Mortgaged Property is
free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation.
There is no pending action or proceeding directly involving the Mortgaged
Property in which compliance with any environmental law, rule or regulation is an issue; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

          (ll) Servicemembers' Civil Relief Act. The Mortgagor has not notified the Company, and as of the Securitization Closing Date, the Company has no
knowledge of any relief requested or allowed to the Mortgagor under the
Servicemembers' Civil Relief Act of 2003, as amended, or any similar state statute;

          (mm) Appraisal. As of the Securitization Closing Date, the Company has
delivered to the Purchaser an appraisal of the Mortgaged Property signed prior to the approval of the Mortgage application by an appraiser qualified under
Fannie Mae and Freddie Mac guidelines who (i) is licensed in the state where the
Mortgaged Property is located, (ii) has no interest, direct or indirect, in the
Mortgaged Property or in any loan or the security therefor, and (iii) does not receive compensation that is affected by the approval or disapproval of the
Mortgage Loan. The appraisal shall have been made within one hundred eighty
(180) days of the origination of the Mortgage Loan and shall be completed in compliance with the Uniform Standards of Professional Appraisal Practice, and
all applicable Federal and state laws and regulations. If the appraisal was made more than one hundred twenty (120) days before the origination of the Mortgage
Loan, the Company shall have received and delivered to the Purchaser a recertification of the appraisal;

          (nn) Disclosure Materials. As of the Securitization Closing Date, the
Mortgagor has, to the extent required by applicable law, executed a statement to the effect that the Mortgagor has, received all disclosure materials required by applicable law and the Originator has complied with all applicable law with respect to the making of the Mortgage Loans. The Company shall cause the Interim
Servicer to maintain such statement in the Mortgage File;

          (oo) Construction or Rehabilitation of Mortgaged Property. As of the
Securitization Closing Date, the Mortgage Loan was not made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property;

          (pp) No Defense to Insurance Coverage. To the best of the Company's knowledge, no action has been taken or failed to be taken, no event has occurred and no state of facts exists or has existed on or prior to the Closing Date
(whether or not known to the Company on or prior to such date) which has resulted or will result in an exclusion from, denial of, or defense to coverage under any primary mortgage insurance (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Originator or Company, the related Mortgagor or any party involved in the application for such coverage, including the appraisal, plans and specifications and other exhibits or documents submitted therewith to the insurer under such insurance policy, or for any other reason under such coverage, but not including the failure of such insurer to pay by reason of such insurer's breach of such insurance policy or such insurer's financial inability to pay. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Originator or
Company or any designee of the Originator or Company or any corporation in which the Originator or Company or any officer, director, or employee had a financial interest at the time of placement of such insurance;

          (qq) Qualified Mortgage. The Mortgage Loan is a qualified mortgage under Section 860G(a)(3) of the Code;

          (rr) Credit Information. As to each consumer report (as defined in the
Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Company to the Purchaser, that Company has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded by the terms of the Mortgage Loan Documents from furnishing the same to any subsequent or prospective purchaser of such Mortgage. The Interim Servicer has, for each
Mortgage Loan, fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and
Trans Union Credit Information Company (three of the credit repositories), on a monthly basis. This representation is a Deemed Material Breach Representation;

          (ss) Leaseholds. If the Mortgage Loan is secured by a long-term residential lease, (1) the lessor under the lease holds a fee simple interest in the land; (2) the terms of such lease expressly permit the mortgaging of the leasehold estate, the assignment of the lease without the lessor's consent and the acquisition by the holder of the Mortgage of the rights of the lessee upon foreclosure or assignment in lieu of foreclosure or provide the holder of the
Mortgage with substantially similar protections; (3) the terms of such lease do not (a) allow the termination thereof upon the lessee's default without the holder of the Mortgage being entitled to receive written notice of, and opportunity to cure, such default, (b) allow the termination of the lease in the event of damage or destruction as long as the Mortgage is in existence, (c)
prohibit the holder

of the Mortgage from being insured (or receiving proceeds of insurance) under the hazard insurance policy or policies relating to the Mortgaged Property or
(d) permit any increase in rent other than pre-established increases set forth in the lease; (4) the original term of such lease is not less than fifteen (15)
years; (5) the term of such lease does not terminate earlier than five (5) years after the maturity date of the Mortgage Note; and (6) the Mortgaged Property is located in a jurisdiction in which the use of leasehold estates in transferring ownership in residential properties is a widely accepted practice;

          (tt) Prepayment Penalty. The Mortgage Loan is subject to a prepayment penalty as provided in the related Mortgage Note except as set forth on the related Mortgage Loan Schedule. With respect to each Mortgage Loan that has a prepayment penalty feature, each such Prepayment Penalty is enforceable and each prepayment penalty is permitted pursuant to federal, state and local law. Each such prepayment penalty is in an amount equal to the maximum amount permitted under applicable law and no such prepayment penalty may provide for a term in excess of five (5) years with respect to Mortgage Loans originated prior to
October, 1, 2002. With respect to Mortgage Loans originated on or after October
1, 2002, the duration of the prepayment penalty period shall not exceed three
(3) years from the date of the Mortgage Loan unless the Mortgage Loan was modified to reduce the prepayment penalty period to no more than three (3) years from the date of such Mortgage Note and the Mortgagor was notified in writing of such reduction in the prepayment penalty period. With respect to any Mortgage
Loan that contains a provision permitting imposition of a penalty upon a prepayment prior to maturity: (i) the Mortgage Loan provides some benefit to the
Mortgagor (e.g., a rate or fee reduction) in exchange for accepting such prepayment penalty, (ii) the Mortgage Loan's originator had a written policy of offering the Mortgagor or requiring third-party brokers to offer the Mortgagor, the option of obtaining a mortgage loan that did not require payment of such a penalty and (iii) the prepayment penalty was adequately disclosed to the
Mortgagor in the mortgage loan documents pursuant to applicable state, local and federal law. This representation is a Deemed Material Breach Representation;

          (uu) Assumability. With respect to each Adjustable Rate Mortgage Loan, the Mortgage Loan Documents provide that after the related first Interest Rate
Adjustment Date, a related Mortgage Loan may only be assumed if the party assuming such Mortgage Loan meets certain credit requirements stated in the
Mortgage Loan Documents;

          (vv) Conversion to Fixed Interest Rate. With respect to Adjustable
Rate Mortgage Loans, the Mortgage Loan is not a Convertible Mortgage Loan;

          (ww) Escrow Analysis. With respect to each Mortgage, the Interim
Servicer has within the last twelve (12) months (unless such Mortgage was originated within such twelve-month period) analyzed the required Escrow
Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

          (xx) Predatory Lending Regulations. As of the Securitization Closing
Date, no Mortgage Loan is a High Cost Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair

Lending Act. No Mortgage Loan is covered by the Home Ownership and Equity
Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law. The Mortgaged Property is not located in a jurisdiction where a breach of this representation with respect to the related Mortgage Loan may result in additional assignee liability to the Purchaser This representation is a Deemed Material Breach Representation;

          (yy) Single-Premium Credit Life Insurance Policy. As of the
Securitization Closing Date, no Mortgagor was required to purchase any single-premium credit insurance policy (e.g., life, disability, accident, unemployment or property insurance policy) or debt cancellation agreement as a condition of obtaining the extension of credit. As of the Securitization Closing
Date, no Mortgagor obtained a prepaid single-premium credit insurance policy
(e.g., life, disability, accident, unemployment or property insurance policy) in connection with the origination of the Mortgage Loan. As of the Securitization
Closing Date, no proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies or debt cancellation agreements as part of the origination of, or as a condition to closing, such Mortgage Loan. This representation is a Deemed Material Breach Representation;

          (zz) Regarding the Mortgagor. As of the Securitization Closing Date,
the Mortgagor is one or more natural persons and/or trustees for an Illinois land trust or a trustee under a "living trust" and such "living trust" is in compliance with Fannie Mae guidelines for such trusts;

          (aaa) Insurance. The Company has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser;

          (bbb) Simple Interest Mortgage Loans. The Mortgage Loan is not a
simple interest Mortgage Loan;

          (ccc) Flood Certification Contract. The Mortgage Loan is covered by a paid in full, life of loan, transferable flood certification contract that has been assigned without penalty, cost or premium to the Purchaser;

          (ddd) Consent. Either (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File;

          (eee) Origination Date. Except as otherwise indicated on the related
Mortgage Loan Schedule, the date of origination of the Mortgage Loan shall be no earlier than three (3) months prior to the date such Mortgage Loan is first purchased by the Purchaser;

          (fff) Mortgage Submitted for Recordation. The Mortgage either has been or will promptly be submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located;

          (ggg) Endorsements. The Mortgage Note has been endorsed by the last endorsee for its own account and not as a fiduciary, trustee, trustor or beneficiary under a trust agreement;

          (hhh) Accuracy of Information. As of the Securitization Closing Date,
all information provided to the Purchaser by the Company with respect to the
Mortgage Loan is accurate in all material respects;

          (iii) Mortgagor Bankruptcy. On or prior to the related Closing Date, the Mortgagor has not filed or will not file a bankruptcy petition or has not become the subject or will not become the subject of involuntary bankruptcy proceedings or has not consented to or will not consent to the filing of a bankruptcy proceeding against it or to a receiver being appointed in respect of the related Mortgaged Property;

          (jjj) No Construction Loans. As of the Securitization Closing Date, no
Mortgage Loan was made in connection with (a) facilitating the trade-in or exchange of a Mortgaged Property or (b) the construction or rehabilitation of a
Mortgaged Property, unless the Mortgage Loan is a construction-to-permanent mortgage loan listed on the Mortgage Loan Schedule which has been fully disbursed, all construction work is complete and a completion certificate has been issued;

          (kkk) No Equity Participation. No document relating to the Mortgage
Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the
Mortgaged Property or the Mortgagor and Company has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the
Mortgagor;

          (lll) Proceeds of Mortgage Loan. The proceeds of the Mortgage Loan have not been and shall not be used to satisfy, in whole or in part, any debt owed or owing by the Mortgagor to Company or any Affiliate or correspondent thereof unless such debt was originated more than twenty-four (24) months prior to the origination of such Mortgage Loan unless there is a tangible net benefit to the related Mortgagor;

          (mmm) No Arbitration. As of the Securitization Closing Date, no
Mortgagor with respect to any Mortgage Loan originated on or after August 1,
2004 agreed to submit to arbitration to resolve any dispute arising out of or relating in any way to the mortgage loan transaction. This representation is a
Deemed Material Breach Representation;

          (nnn) Origination Practices/No Steering. As of the Securitization
Closing Date, no Mortgagor was encouraged or required to select a Mortgage Loan product offered by the Mortgage Loan's originator which is a higher cost product designed for less creditworthy borrowers, unless at the time of the Mortgage
Loan's origination, such Mortgagor did not qualify taking into account such facts as, without limitation, the Mortgage Loan's requirements and the
Mortgagor's credit history, income, assets and liabilities and debt-to-income ratios for a lower-cost credit product then offered by the Mortgage Loan's originator or any affiliate of the Mortgage Loan's originator. For a Mortgagor who seeks financing through a Mortgage Loan

originator's higher-priced subprime lending channel, the Mortgagor was directed towards or offered the Mortgage Loan originator's standard mortgage line if the
Mortgagor was able to qualify for one of the standard products. This representation and warranty is a Deemed Material Breach Representation;

          (ooo) Underwriting Methodology. As of the Securitization Closing Date,
the methodology used in underwriting the extension of credit for each Mortgage
Loan does not rely on the extent of the Mortgagor's equity in the collateral as the principal determining factor in approving such extension of credit. The methodology employed objective criteria that related such facts as, without limitation, the Mortgagor's credit history, income, assets or liabilities, to the proposed mortgage payment and, based on such methodology, the Mortgage
Loan's originator made a reasonable determination that at the time of origination the Mortgagor had the ability to make timely payments on the
Mortgage Loan.. Such underwriting methodology confirmed that at the time of origination (application/approval) the Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan. This representation and warranty is a
Deemed Material Breach Representation;

          (ppp) Points and Fees. As of the Securitization Closing Date, no
Mortgagor was charged "points and fees" (whether or not financed) in an amount greater than (i) $1,000 or (ii) 5% of the principal amount of such Mortgage
Loan, whichever is greater. For purposes of this representation, "points and fees" (x) include origination, underwriting, broker and finder fees and charges paid to the mortgagee or a third party, and (y) exclude bona fide discount points, fees paid for actual services rendered in connection with the origination of the Mortgage Loan (such attorneys' fees, notaries fees and fees paid for property appraisals, credit reports, surveys, title examinations and extracts, flood and tax certifications and home inspections), the costs of mortgage insurance or credit-risk price adjustments, the costs of title, hazard and flood insurance policies, state and local transfer taxes or fees, escrow deposits for the future payment of taxes and insurance premiums, and other miscellaneous fees and charges that, in total, do not exceed 0.25% of the principal amount of such Mortgage Loan. This representation is a Deemed Material
Breach Representation;

          (qqq) Fees Charges. As of the Securitization Closing Date, all fees and charges (including finance charges) and whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan has been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. This representation is a
Deemed Material Breach Representation; and

          (rrr) Second Lien Mortgage Loans. With respect to each Second Lien
Loan: (1) the related First Lien Loan does not permit negative amortization; (2)
where required or customary in the jurisdiction in which the Mortgaged Property is located, the original lender has filed for record a request for notice of any action by the related senior lienholder, and the Company has notified such second lienholder in writing of the existence of the Second Lien Loan and requested notification of any action to be taken against the Mortgagor by such senior lienholder; either (a) no consent for the Second Lien Loan is required by the holder of the related First Lien Loan or (b) such consent has been obtained and is contained in the related Mortgage File; (3) to the best of Company's knowledge, the related First Lien Loan is in full force and effect, and there is no default, lien, breach, violation or event which would permit acceleration existing under such First Lien Loan or Mortgage Note, and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration under such First Lien Loan; (4) the related first lien
Mortgage contains a provision which provides for giving notice of default or breach to the mortgagee under the Mortgage Loan and allows such mortgagee to cure any default under the related First Lien Mortgage; and (5) the related
Mortgaged Property was the Mortgagor's principal residence at the time of the origination of such Second Lien Loan. This representation is a Deemed Material
Breach Representation.

          (sss) With respect to second lien loans,

                    (1) No Negative Amortization of Related First Lien Loan. The
               related first lien loan does not permit negative amortization;

                    (2) Request for Notice; No Consent Required. Where required or customary in the jurisdiction in which the Mortgaged Property is located, the original lender has filed for record a request for notice of any action by the related senior lienholder, and the Company has notified such senior lienholder in writing of the existence of the Second Lien Loan and requested notification of any action to be taken against the Mortgagor by such senior lienholder. Either (a) no consent for the Second Lien loan is required by the holder of the related first lien loan or (b) such consent has been obtained and is contained in the related
               Mortgage File;

                    (3) Not Default Under First Lien. To the best of Company's knowledge, the related first lien loan is in full force and effect, and there is no default lien, breach, violation or event which would permit acceleration existing under such first lien mortgage or mortgage note, and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration under such first lien loan;

                    (4) Right to Cure First Lien. The related first lien
               mortgage contains a provision which provides for giving notice of default or breach to the mortgagee under the Mortgage Loan and allows such mortgagee to cure any default under the related first lien mortgage; and

                    (5) Principal Residence. The related Mortgaged Property is the Mortgagor's principal residence.

          This representation and warranty is a Deemed Material and Adverse
Representation.

                                                                  EXECUTION COPY

================================================================================

                 AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND
                              WARRANTIES AGREEMENT

                                   ----------

                         IXIS REAL ESTATE CAPITAL INC.,

                                    Purchaser

                    FUNDING AMERICA MORTGAGE WAREHOUSE TRUST,

                                     Seller

                           OCWEN LOAN SERVICING, LLC,

                         Originator and Interim Servicer

                                   ----------

                           Dated as of October 1, 2006

         Adjustable-Rate and Fixed-Rate, B/C Residential Mortgage Loans

================================================================================

                                                                       Page
                                                                       ----

   Subsection 6.01.   Conveyance of Mortgage Loans; Possession

SECTION 8.   REPRESENTATIONS, WARRANTIES AND COVENANTS OF
                THE SELLER; REMEDIES FOR BREACH.....................    18

   Subsection 8.01.   Representations and Warranties
                         Regarding the Seller.......................    18

   Subsection 8.02.   Representations and Warranties
                         Regarding Individual Mortgage Loans........    22

   Subsection 8.03.   Remedies for Breach of Representations
                         and Warranties.............................    38

   Subsection 8.04.   Repurchase of Mortgage Loans That Prepay
                         in Full....................................    40

   Subsection 8.05.   Repurchase of Mortgage Loans with First
                         Payment Defaults...........................    40

   Subsection 8.06.   Purchaser's Right to Review...................    41

                                       -i-

   Subsection 13.01.   Additional Indemnification by the Originator;

SECTION 18.   GOVERNING LAW JURISDICTION; CONSENT TO SERVICE OF
                 PROCESS............................................    49

SECTION 19.   INTENTION OF THE PARTIES..............................    49

SECTION 20.   SUCCESSORS AND ASSIGNS; ASSIGNMENT OF PURCHASE

                                      -ii-

   Subsection 29.02.   Additional Representations and Warranties of

                                      -iii-

                                    EXHIBITS

EXHIBIT A   CONTENTS OF EACH MORTGAGE FILE

EXHIBIT B   FORM OF INTERIM SERVICING AGREEMENT

EXHIBIT C   FORM OF OFFICER'S CERTIFICATE

EXHIBIT D   FORM OF OPINION OF COUNSEL TO THE GUARANTOR, THE SELLER AND THE
            INTERIM SERVICER

EXHIBIT E   FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT F   FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT G   [RESERVED]

EXHIBIT H   FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT

EXHIBIT I   FUNDING AMERICA'S UNDERWRITING GUIDELINES

EXHIBIT J   FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

EXHIBIT K   FORM OF INDEMNIFICATION AND CONTRIBUTION AGREEMENT

                                      -iv-

                 AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND
                              WARRANTIES AGREEMENT

          This AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND WARRANTIES
AGREEMENT (the "Agreement"), dated as of October 1, 2006, by and among IXIS Real
Estate Capital Inc., a New York corporation, having an office at 9 West 57th
Street, 36th Floor, New York, New York 10019 (the "Purchaser"), Funding America
Mortgage Warehouse Trust, a Delaware statutory trust, having an office at 300
Delaware Avenue, Suite 900, Wilmington, Delaware 19801 (the "Seller") and Ocwen
Loan Servicing, LLC, a Delaware limited liability company, having an office at
1661 Worthington Road, Centrepark West, Suite 100, West Palm Beach, Florida
33409 (the "Interim Servicer").

                                   WITNESSETH:

          WHEREAS, the Seller desires to sell, from time to time, to the
Purchaser, and the Purchaser desires to purchase, from time to time, from the
Seller, certain first and second lien, adjustable-rate and fixed-rate B/C residential mortgage loans (the "Mortgage Loans") on a servicing released basis as described herein, and which shall be delivered in pools of whole loans (each, a "Mortgage Loan Package") on various dates as provided herein (each, a "Closing
Date");

          WHEREAS, the Purchaser and Seller are parties to that certain Mortgage
Loan Purchase and Warranties Agreement, dated as of May 1, 2006 (the "Original
Purchase Agreement"); and

          WHEREAS, as the present time, the Purchase and the Seller desire to amend the Original Purchase Agreement to make certain modifications as set forth herein.

          NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Seller agree as follows:

          SECTION 1. Definitions.

          For purposes of this Agreement the following capitalized terms shall have the respective meanings set forth below.

          Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located.

          Act: The National Housing Act, as amended from time to time.

          Adjustable Rate Mortgage Loan: An adjustable rate Mortgage Loan purchased pursuant to this Agreement.

          Affiliate: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person.
For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such
Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and
"controlled" have meanings correlative to the foregoing.

          Agency Transfer: A Fannie Mae Transfer or a Freddie Mac Transfer.

          Agreement: This Amended and Restated Mortgage Loan Purchase and
Warranties Agreement and all amendments hereof and supplements hereto.

          ALTA: The American Land Title Association and its successors in interest.

          Appraised Value: (i) With respect to any First Lien Loan, the value of the related Mortgaged Property based upon the appraisal made, if any, for the originator at the time of origination of the Mortgage Loan or the sales price of the Mortgaged Property at such time of origination, whichever is less; provided, however, that in the case of a refinanced Mortgage Loan, such value is based solely upon the appraisal made, if any, at the time of origination of such refinanced Mortgage Loan, and (ii) with respect to any Second Lien Loan, the value, determined pursuant to Funding America's Underwriting Guidelines, of the
related Mortgaged Property as of the origination of the Second Lien Loan.

          Assignment and Conveyance Agreement: As defined in Subsection 6.01.

          Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser.

          Balloon Mortgage Loan: Any Mortgage Loan that requires only payments of interest until the stated maturity date of the Mortgage Loan or the Monthly
Payments of principal which (not including the payment due on its stated
maturity date) are based on an amortization schedule that would be insufficient to fully amortize the principal thereof by stated maturity date of the Mortgage
Loan.

          Business Day: Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions, in the State of New
York, or the State of Florida, or the state in which the Interim Servicer's servicing operations are located, are authorized or obligated by law or executive order to be closed.

          Closing Date: The date or dates on which the Purchaser from time to time shall purchase and the Seller from time to time shall sell the Mortgage
Loans listed on the related Mortgage Loan Schedule with respect to the related
Mortgage Loan Package.

          CLTV: As of any date and as to (1) any Second Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the Second Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are senior or equal in priority to the Second Lien Loan and which are secured by the same

                                       -2-

Mortgaged Property to (b) the Appraised Value and (2) any First Lien Loan, the
ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the First Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are junior or equal in priority to the First Lien Loan and which are secured by the same
Mortgaged Property to (b) the Appraised Value.

          Code: Internal Revenue Code of 1986, as amended.

          Commission: The United States Securities and Exchange Commission.

          Condemnation Proceeds: All awards or settlements in respect of a
Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

          Convertible Mortgage Loan: Any individual Adjustable Rate Mortgage
Loan purchased pursuant to this Agreement which contains a provision whereby the
Mortgagor is permitted to convert the Adjustable Rate Mortgage Loan to a Fixed
Rate Mortgage Loan in accordance with the terms of the related Mortgage Note.

          Covered Loan: A Mortgage Loan categorized as Covered pursuant to
Appendix E of Standard & Poor's Glossary.

          Credit Files: As defined in Section 5 herein.

          Custodial Account: The separate account or accounts created and maintained pursuant to Section 2.04 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

          Custodial Agreement: The agreement governing the retention of the originals of each Mortgage Note, Mortgage, Assignment of Mortgage and other
Mortgage Loan Documents, to be executed between the Purchaser and the Custodian and to be dated as of the related Cut-Off Date.

          Custodian: The custodian under the Custodial Agreement, or its successor in interest or assigns, or any successor to the Custodian under the
Custodial Agreement, as therein provided. If at any time there is no Custodial
Agreement in effect with respect to a Mortgage Loan, all references to the
Custodian herein and in the Interim Servicing Agreement shall be deemed to refer to the Purchaser (or its designee) with respect to such Mortgage Loan.

          Cut-off Date: The date or dates designated as such on the related
Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

          Deemed Material Breach Representation: Each representation identified as such in Subsection 8.02.

                                       -3-

          Deleted Mortgage Loan: A Mortgage Loan that is repurchased or replaced or to be replaced with a Qualified Substitute Mortgage Loan by the Seller in accordance with the terms of this Agreement.

          Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

          Determination Date: The date specified in the Interim Servicing
Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

          Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

          Eligible Account: Any of (i) an account maintained with a federal or state chartered depository institution or trust company the short-term unsecured debt obligations of which (or, in the case of a depository institution or trust company that is a subsidiary of a holding company, the short-term unsecured debt obligations of such holding company) are rated A-1 by Standard & Poor's or
Prime-1 by Moody's (or a comparable rating if another Rating Agency is specified by the Purchaser by written notice to the Seller) at the time any amounts are held on deposit therein, (ii) an account or accounts the deposits in which are fully insured by the FDIC, or (iii) a trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity.

          Escrow Account: The separate account or accounts created and maintained pursuant to Section 2.06 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

          Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

          Exchange Act. The Securities Exchange Act of 1934, as amended.

          Fannie Mae: The Federal National Mortgage Association and its
successors in interest.

          Fannie Mae Guides: The Fannie Mae Sellers' Guide and the Fannie Mae
Servicers' Guide and all amendments or additions thereto.

          Fannie Mae Transfer: As defined in Section 12 hereof.

          FDIC: The Federal Deposit Insurance Corporation and its successors in interest.

          FHA: The Federal Housing Administration, an agency within the United
States Department of Housing and Urban Development and its successors in interest and including the

                                       -4-

Federal Housing Commissioner and the Secretary of Housing and Urban Development
where appropriate under the FHA Regulations.

          First Lien Loan: Any Mortgage Loan secured by a first lien Mortgage on the related Mortgaged Property.

          Fitch: Fitch, Inc. and its successors in interest.

          Fixed Rate Mortgage Loan: A fixed rate mortgage loan purchased pursuant to this Agreement.

          Freddie Mac: The Federal Home Loan Mortgage Corporation and its
successors in interest.

          Freddie Mac Transfer: As defined in Section 12 hereof.

          Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note which amount is added to the Index in accordance with the terms of the related Mortgage Note to determine on each Interest Rate Adjustment Date the Mortgage Interest Rate for
such Mortgage Loan.

          Guarantee: The guarantee, to be dated as of the initial Closing Date, pursuant to which the obligations of the Seller under the related Purchase Price and Terms Agreement and the Purchase Agreement will be guaranteed by the
Guarantor in favor of the Purchaser.

          Guarantor: Ocwen Financial Corporation, a Florida corporation, and its successors in interest.

          High Cost Loan: A Mortgage Loan (a) covered by the Home Ownership and
Equity Protection Act of 1994 ("HOEPA"), (b) with an "annual percentage rate" or total "points and fees" payable by the related Mortgagor (as each such term is calculated under HOEPA) that exceed the thresholds set forth by HOEPA and its implementing regulations, including 12 C.F.R. Section 226.32(a)(1)(i) and (ii),
(c) classified as a "high cost home," "threshold," "covered," "high risk home,"
"predatory" or similar loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or
(d) categorized as High Cost pursuant to Appendix E of Standard & Poor's
Glossary. For avoidance of doubt, the parties agree that this definition shall apply to any law regardless of whether such law is presently, or in the future becomes, the subject of judicial review or litigation.

          Home Loan: A Mortgage Loan categorized as Home Loan pursuant to
Appendix E of Standard & Poor's Glossary.

          HUD: The Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with regard to FHA Mortgage Insurance. The term "HUD," for purposes of this Agreement, is also

                                       -5-

deemed to include subdivisions thereof such as the FHA and Government
National Mortgage Association.

          Index: With respect to each Adjustable Rate Mortgage Loan, a rate per annum set forth on the related Mortgage Loan Schedule attached as Exhibit B to each related Assignment and Conveyance Agreement.

          Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

          Interest Rate Adjustment Date: With respect to each Adjustable Rate
Mortgage Loan, the date, specified in the related Mortgage Note and the related
Mortgage Loan Schedule, on which the Mortgage Interest Rate is adjusted.

          Interim Funder: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS(R) System as the interim funder pursuant to the
MERS Procedures Manual.

          Interim Servicer: Ocwen Loan Servicing, LLC, a Delaware limited liability company, and its successors in interest, and any successor interim servicer under the Interim Servicing Agreement.

          Interim Servicing Agreement: The agreement, attached as Exhibit B hereto, to be entered into by the Purchaser and the Interim Servicer, providing for the Interim Servicer to service the Mortgage Loans for an interim period as specified by the Interim Servicing Agreement.

          Investor: With respect to each MERS Designated Mortgage Loan, the
Person named on the MERS(R) System as the investor pursuant to the MERS
Procedures Manual.

          Lifetime Rate Cap: The provision of each Mortgage Note related to an
Adjustable Rate Mortgage Loan which provides for an absolute maximum Mortgage
Interest Rate thereunder. The Mortgage Interest Rate during the terms of each
Adjustable Rate Mortgage Loan shall not at any time exceed the Mortgage Interest
Rate at the time of origination of such Adjustable Rate Mortgage Loan by more than the amount per annum set forth on the related Mortgage Loan Schedule.

          Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such
Mortgage Loan, trustee's sale, foreclosure sale or otherwise, or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan.

          Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio (expressed as a percentage) of the outstanding principal amount of the
Mortgage Loan as of the Cut-off Date (unless otherwise indicated), to the
Appraised Value of the Mortgaged Property.

          MERS: Mortgage Electronic Registration Systems, Inc., a Delaware
corporation, and its successors and assigns.

                                       -6-

          MERS Designated Mortgage Loan: Mortgage Loans for which (a) the Seller has designated or will designate MERS as, and has taken or will take such action as is necessary to cause MERS to be, the mortgagee of record, as nominee for the
Seller, in accordance with MERS Procedure Manual and (b) the Seller has designated or will designate the Purchaser as the Investor on the MERS(R)
System.

          MERS Procedure Manual: The MERS Procedures Manual, as it may be
amended, supplemented or otherwise modified from time to time.

          MERS Report: The report from the MERS System listing MERS Designated
Mortgage Loans and other information.

          MERS(R) System: MERS mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.

          Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan.

          Moody's: Moody's Investors Service, Inc. and its successors in interest.

          Mortgage: The mortgage, deed of trust or other instrument securing a
Mortgage Note, which creates a first lien, in the case of a First Lien Loan, or a second lien, in the case of a Second Lien Loan, on the Mortgaged Property.

          Mortgage File: The items pertaining to a particular Mortgage Loan referred to in Exhibit A annexed hereto, and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

          Mortgage Interest Rate: The annual rate of interest borne on a
Mortgage Note with respect to each Mortgage Loan.

          Mortgage Loan: An individual Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the applicable Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal
Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds,
Servicing Rights, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

          Mortgage Loan Documents: The documents required to be delivered to the
Custodian pursuant to Subsection 6.03 hereof with respect to any Mortgage Loan.

          Mortgage Loan Package: Each pool of Mortgage Loans, which shall be purchased by the Purchaser from the Seller from time to time on the related
Closing Date.

          Mortgage Loan Schedule: The schedule of Mortgage Loans setting forth the following information with respect to each Mortgage Loan in the related
Mortgage Loan Package: (1) the Seller's Mortgage Loan identifying number; (2)
the Mortgagor's name; (3) the

                                       -7-

street address of the Mortgaged Property including the city, state and zip code;
(4) a code indicating whether the Mortgaged Property is owner-occupied, a second home or investment property; (5) the number and type of residential units constituting the Mortgaged Property (i.e., a single family residence, a 2-4 family residence, a unit in a condominium project or a unit in a planned unit development, manufactured housing); (6) the Mortgage Loan origination date; (7)
the original months to maturity or the remaining months to maturity from the related Cut-off Date, in any case based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule; (8) the Loan-to-Value Ratio at origination; (9)
with respect to First Lien Loans, the LTV and with respect to Second Lien Loans, the CLTV; (10) the Mortgage Interest Rate as of the related Cut-off Date; (11)
the date on which the Monthly Payment was due on the Mortgage Loan and, if such date is not consistent with the Due Date currently in effect, such Due Date;
(12) the stated maturity date; (13) the amount of the Monthly Payment as of the related Cut-off Date; (14) the last payment date as of which a payment was actually applied to the outstanding principal balance; (15) the original principal amount of the Mortgage Loan; (16) the principal balance of the
Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due and collected on or before the Cut-off
Date; (17) the Interest Rate Adjustment Date; (18) the Gross Margin; (19) the
Lifetime Rate Cap under the terms of the Mortgage Note; (20) a code indicating the type of Index; (21) the Mortgage Interest Rate as of origination; (22) the type of Mortgage Loan (i.e., fixed-rate, adjustable-rate, First Lien, Second
Lien); (23) a code indicating the purpose of the loan (i.e., purchase, rate and term refinance, equity take-out refinance); (24) a code indicating the documentation style (i.e., full or stated income); (25) the loan credit classification (as described in the Underwriting Guidelines); (26) the applicable Cut-off Date; (27) the applicable Closing Date; (28) a code indicating whether the Mortgage Loan is a Home Loan; (29) the credit risk score
(FICO score); (30) with respect to the related Mortgagor, the debt-to-income ratio; (31) with respect to Second Lien Loans, the outstanding principal balance of the superior lien; (32) the Appraised Value of the Mortgaged Property; (33)
the sale price of the Mortgaged Property if the Mortgage Loan was originated in connection with the purchase of the Mortgaged Property; (34) the Periodic Rate
Cap under the terms of the Mortgage Note; (35) the Periodic Rate Floor under the terms of the Mortgage Note; (36) whether such Mortgage Loan provides for a prepayment penalty; (37) the prepayment penalty period of such Mortgage Loan, if applicable; (38) a description of the type of prepayment penalty, if applicable;
(39) the MERS Identification Number; (40) whether the Mortgagor represented that the Mortgagor would occupy the Mortgaged Property as its primary residence, (41)
in connection with a condominium unit, a code indicating whether the condominium project where such unit is located is low-rise or high-rise and (42) a code indicating if the Mortgage Loan is a Balloon Mortgage Loan. With respect to the
Mortgage Loans in the aggregate, the Mortgage Loan Schedule shall set forth the following information, as of the related Cut-off Date: (1) the number of
Mortgage Loans; (2) the current aggregate outstanding principal balance of the
Mortgage Loans; (3) the weighted average Mortgage Interest Rate of the Mortgage
Loans; and (4) the weighted average maturity of the Mortgage Loans.

          Mortgage Note: The note or other evidence of the indebtedness of a
Mortgagor secured by a Mortgage.

          Mortgaged Property: With respect to each Mortgage Loan, the
Mortgagor's real property securing repayment of a related Mortgage Note, consisting of an unsubordinated estate

                                       -8-

in fee simple or, with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, a leasehold estate, in a single parcel or multiple parcels of real property improved by a residential dwelling as further described in this Agreement.

          Mortgagor: The obligor on a Mortgage Note.

          OCC: Office of the Comptroller of the Currency and its successors in interest.

          Officer's Certificate: A certificate signed by the Chairman of the
Board or the Vice Chairman of the Board or a President or a Vice President and
by the Treasurer or the Secretary or one of the Assistant Treasurers or
Assistant Secretaries of the Seller, and delivered to the Purchaser as required by this Agreement.

          Opinion of Counsel: A written opinion of counsel, who may be counsel for the Seller, reasonably acceptable to the Purchaser, provided that any
Opinion of Counsel relating to (a) the qualification of any account required to be maintained pursuant to this Agreement as an Eligible Account, (b)
qualification of the Mortgage Loans in a REMIC or (c) compliance with the REMIC
Provisions, must be (unless otherwise stated in such Opinion of Counsel) an opinion of counsel who (i) is in fact independent of the Seller and any servicer of the Mortgage Loans, (ii) does not have any material direct or indirect financial interest in the Seller or any servicer of the Mortgage Loans or in an
Affiliate of either and (iii) is not connected with the Seller or any servicer of the Mortgage Loans as an officer, employee, director or person performing similar functions.

          Originator: Ocwen Loan Servicing, LLC, a Delaware limited liability company, and its successors in interest.

          OTS: Office of Thrift Supervision and its successors in interest.

          Periodic Rate Cap: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may increase on an Interest
Rate Adjustment Date above the Mortgage Interest Rate previously in effect.

          Periodic Rate Floor: With respect to each Adjustable Rate Mortgage
Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may decrease on an Interest
Rate Adjustment Date below the Mortgage Interest Rate previously in effect.

          Person: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

          Preliminary Mortgage Schedule: As defined in Section 3.

          Premium Percentage: With respect to any Mortgage Loan, a percentage equal to the excess of the Purchase Price Percentage over 100%.

                                       -9-

          Principal Prepayment: Any payment or other recovery of principal on a
Mortgage Loan which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

          Purchase Price: The price paid on the related Closing Date by the
Purchaser to the Seller in exchange for the Mortgage Loans purchased on such
Closing Date as calculated in Section 4 of this Agreement.

          Purchase Price and Terms Agreement: Those certain agreements setting forth the general terms and conditions of the transaction consummated herein and identifying the Mortgage Loans to be purchased from time to time hereunder, by and among the Seller, the Purchaser and the Interim Servicer (if applicable).
All of the individual Purchase Price and Terms Agreements shall collectively be referred to as the "Purchase Price and Terms Agreement."

          Purchase Price Percentage: With respect to any Mortgage Loan, an amount equal to the percentage of par as stated in the Purchase Price and Terms
Agreement (subject to adjustment as provided therein) related to such Mortgage
Loan.

          Purchaser: IXIS Real Estate Capital Inc., a New York corporation, and its successors in interest and assigns, or any successor to the Purchaser under this Agreement as herein provided.

          Qualified Correspondent: Any Person from which the Seller purchased
Mortgage Loans, provided that the following conditions are satisfied: (i) such
Mortgage Loans were originated pursuant to an agreement between the Seller and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to the Seller, in accordance with underwriting guidelines designated by the Seller ("Designated Guidelines") or guidelines that do not vary materially from such Designated Guidelines; (ii) such Mortgage Loans were in fact underwritten as described in clause (i) above and were acquired by the Seller within one hundred eighty (180) days after origination; (iii) either
(x) the Designated Guidelines were, at the time such Mortgage Loans were originated, used by the Seller in origination of mortgage loans of the same type as the Mortgage Loans for the Seller's own account or (y) the Designated
Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Seller on a consistent basis for use by lenders in originating mortgage loans to be purchased by the Seller; and (iv) the Seller employed, at the time such Mortgage Loans were acquired by the Seller, pre-purchase or post-purchase quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time period or through particular channels) designed to ensure that Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the
Seller.

          Qualified Substitute Mortgage Loan: A mortgage loan eligible to be substituted by the Seller for a Deleted Mortgage Loan which must, on the date of such substitution, (i) have an outstanding principal balance, after deduction of all scheduled payments due in the month of substitution (or in the case of a substitution of more than one mortgage loan for a Deleted

                                      -10-

Mortgage Loan, an aggregate principal balance), not in excess of the outstanding principal balance of the Deleted Mortgage Loan (the amount of any shortfall will be deposited in the Custodial Account by the Seller in the month of substitution); (ii) have a Mortgage Interest Rate not less than and not more than 1% greater than the Mortgage Interest Rate of the Deleted Mortgage Loan;
(iii) have a remaining term to maturity not greater than and not more than one
(1) year less than that of the Deleted Mortgage Loan; (iv) be of the same type as the Deleted Mortgage Loan (i.e., fixed-rate, adjustable-rate with same
Periodic Rate Cap, Index and lien priority); and (v) comply with each representation and warranty (respecting individual Mortgage Loans) set forth in
Section 8 hereof.

          Rating Agency: Any of Fitch, Moody's or Standard & Poor's, or their respective successors designated by the Purchaser.

          Reconstitution: Any Securitization Transaction or Whole Loan Transfer.

          Reconstitution Agreements: The agreement or agreements entered into by the Seller and/or the Interim Servicer and the Purchaser and/or certain third parties on the Reconstitution Date or Dates with respect to any or all of the
Mortgage Loans sold hereunder, in connection with a Whole Loan Transfer, Agency
Transfer or a Securitization Transaction pursuant to Section 12, including, but not limited to, a seller's warranties and servicing agreement with respect to a
Whole Loan Transfer, and a trust and servicing agreement, pooling and servicing agreement and/or seller/servicer agreements and related custodial/trust agreement and documents with respect to a Securitization Transaction.

          Reconstitution Date: As defined in Section 12.

          Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation
AB), 17 C.F.R. Sections 229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities
Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the
staff of the Commission, or as may be provided by the Commission or its staff from time to time.

          REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

          REMIC Provisions: Provisions of the federal income tax law relating to a REMIC, which appear at Section 860A through 860G of Subchapter M of Chapter 1,
Subtitle A of the Code, and related provisions and regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

          Remittance Date: The date specified in the Interim Servicing Agreement
(with respect to each Mortgage Loan, for an interim period, as specified therein).

          Repurchase Price: With respect to any Mortgage Loan for which a breach of a representation or warranty from the Agreement or the Interim Servicing
Agreement is found, a price equal to the then outstanding principal balance of the Mortgage Loan to be repurchased, plus accrued interest thereon at the
Mortgage Interest Rate from the date to which interest had

                                      -11-

last been paid through the date of such repurchase, plus the amount of any outstanding advances owed to any servicer, and plus all costs and expenses incurred by the Purchaser or any servicer arising out of or based upon such breach, including without limitation costs and expenses incurred in the enforcement of the Seller's repurchase obligation hereunder.

          RESPA: Real Estate Settlement Procedures Act, as amended from time to time.

          Second Lien Loan: A Mortgage Loan secured by a second lien Mortgage on the related Mortgaged Property.

          Securities Act: The Securities Act of 1933, as amended.

          Securitization Transaction. Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (2)
an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

          Seller: Funding America Mortgage Warehouse Trust, a Delaware statutory trust and its successors in interest.

          Seller Information: As defined in Subsection 29.04(a).

          Servicing Fee: With respect to each Mortgage Loan subject to the
Interim Servicing Agreement, an amount equal to 0.50% per annum computed on the basis of the outstanding principal balance of the related Mortgage Loan. Such fee shall be payable monthly and shall be pro rated for any portion of a month during which the Mortgage Loan is serviced by the Interim Servicer under the
Interim Servicing Agreement. The obligation of the Purchaser to pay the
Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion (including recoveries with respect to interest from Liquidation
Proceeds, to the extent permitted by this Agreement) of such Monthly Payment collected by the Interim Servicer, or as otherwise provided under this
Agreement.

          Servicing File: With respect to each Mortgage Loan, the file retained by the Interim Servicer consisting of originals of all documents in the Mortgage
File which are not delivered to the Purchaser or the Custodian and copies of the
Mortgage Loan Documents.

          Servicing Rights: Any and all of the following: (a) any and all rights to service the Mortgage Loans; (b) any payments to or monies received by the
Interim Servicer for servicing the Mortgage Loans; (c) any late fees, penalties or similar payments with respect to the Mortgage Loans; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of the Interim
Servicer thereunder; (e) Escrow Payments or other similar payments with respect to the Mortgage Loans and any amounts actually collected by the Interim Servicer with respect thereto; (f) all accounts and other rights to payment related to any of the property described in this paragraph; and (g) any and all documents, files, records, servicing files, servicing documents,

                                      -12-

servicing records, data tapes, computer records, or other information pertaining to the Mortgage Loans or pertaining to the past, present or prospective servicing of the Mortgage Loans.

          Sponsor: The sponsor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

          Standard & Poor's: Standard & Poor's Ratings Services, a division of
The McGraw-Hill Companies Inc., and its successors in interest.

          Standard & Poor's Glossary: The Standard & Poor's LEVELS(R) Glossary,
as may be in effect from time to time.

          Stated Principal Balance: As to each Mortgage Loan on any date of determination, (i) the principal balance of such Mortgage Loan at the related
Cut-off Date after giving effect to payments of principal due on or before such date, to the extent actually received, minus (ii) all amounts previously distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal on such Mortgage Loan.

          Static Pool Information: Static pool information as described in Item
1105(a)(1)-(3) and 1105(c) of Regulation AB.

          Successor Servicer: Any servicer of one or more Mortgage Loans designated by the Purchaser as being entitled to the benefits of the indemnifications set forth in Subsections 8.03 and 13.01.

          Third-Party Originator: Each Person, other than a Qualified
Correspondent, that originated Mortgage Loans acquired by the Seller.

          Transfer Date: The date on which the Purchaser, or its designee, shall receive the transfer of servicing responsibilities and begin to perform the servicing of the Mortgage Loans with respect to the related Mortgage Loan
Package, and the Interim Servicer shall cease all servicing responsibilities.
Such date shall occur on the day indicated by the Purchaser to the Interim
Servicer in accordance with the Interim Servicing Agreement.

          Underwriting Guidelines: The underwriting guidelines of Funding
America, a copy of which is attached hereto as Exhibit I and a then-current copy of which shall be attached as an Exhibit to the related Assignment and
Conveyance.

          VA: The Department of Veterans Affairs, an agency of the United States of America, or any successor thereto including the Administrator of Veterans
Affairs.

          Whole Loan Transfer: Any sale or transfer of some or all of the
Mortgage Loans, other than a Securitization Transaction.

          SECTION 2. Agreement to Purchase.

          The Seller agrees to sell from time to time, and the Purchaser agrees to purchase from time to time, Mortgage Loans having an aggregate principal balance on the related Cut-off

                                      -13-

Date in an amount as set forth in the related Purchase Price and Terms
Agreement, or in such other amount as agreed by the Purchaser and the Seller as evidenced by the actual aggregate principal balance of the Mortgage Loans accepted by the Purchaser on each Closing Date. SECTION 3. Mortgage Schedules.

          The Seller from time to time shall provide the Purchaser with certain information constituting a preliminary listing of the Mortgage Loans to be purchased on each Closing Date in accordance with the related Purchase Price and
Terms Agreement and this Agreement (each, a "Preliminary Mortgage Schedule").

          The Seller shall deliver the Mortgage Loan Schedule for the Mortgage
Loans to be purchased on a particular Closing Date to the Purchaser at least seven (7) Business Days prior to the related Closing Date. The Mortgage Loan
Schedule shall be the related Preliminary Mortgage Schedule with those Mortgage
Loans which the Seller has not funded prior to the related Closing Date deleted.

          SECTION 4. Purchase Price.

          The Purchase Price for the Mortgage Loans shall be equal to (a) the
Purchase Price Percentage multiplied by the Cut-off Date Balance, plus (b)
accrued and unpaid interest on such principal balance at the weighted average
Mortgage Interest Rate (net of the Servicing Fee) of those Mortgage Loans from the related Cut-off Date through the day prior to the related Closing Date, inclusive. For purposes hereof, "Cut-off Date Balance" means the aggregate principal balance, as of the related Cut-off Date, of the Mortgage Loans listed on the related Mortgage Loan Schedule, after application of scheduled payments of principal due on or before the related Cut-off Date, to the extent such payments were actually received, together with any unscheduled principal payments collected prior to the Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to the Cut-off Date, but to be applied on a due date beyond the related Cut-off Date, shall not be applied to the principal balance as of the related Cut-off Date. If so provided in the related Purchase Price and Terms Agreement, portions of the Mortgage Loans shall be priced separately. The Purchase Price as so determined shall be paid to the
Seller on the related Closing Date by wire transfer of immediately available funds to an account designated by the Seller in writing.

          The Purchaser shall be entitled to (l) all principal paid after the related Cut-off Date, (2) all other recoveries of principal collected on or after the related Cut-off Date, and (3) all payments of interest on the Mortgage
Loans net of applicable Servicing Fees (minus that portion of any such payment which is allocable to the period prior to the related Cut-off Date). The outstanding principal balance of each Mortgage Loan as of the related Cut-off
Date is determined after application of payments of principal due on or before the related Cut-off Date, to the extent actually collected, together with any unscheduled principal prepayments collected prior to the Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to the
Cut-off Date, but to be applied on a due date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date.
Such prepaid amounts shall be the property of the Purchaser. The Interim
Servicer shall deposit any such prepaid

                                      -14-

amounts into the Custodial Account, which account is established for the benefit of the Purchaser for subsequent remittance by the Interim Servicer to the
Purchaser.

          SECTION 5. Examination of Mortgage Files.

          At least ten (10) days prior to the related Closing Date (or such other date acceptable to the Purchaser and the Seller), the Seller shall (i)
either (a) deliver to the Purchaser or its designee in escrow, for examination with respect to each Mortgage Loan to be purchased, the related Mortgage File, including a copy of the Assignment of Mortgage (except with respect to each MERS
Designated Mortgage Loan), pertaining to each Mortgage Loan, or (b) make the related Mortgage File available to the Purchaser for examination at such other location as shall otherwise be acceptable to the Purchaser and (ii) deliver to the Purchaser copies of the credit and servicing files (collectively, the
"Credit Files"). Such examination of the Mortgage Files may be made by the
Purchaser or its designee at any reasonable time before or after the related
Closing Date. If the Purchaser makes such examination prior to the related
Closing Date and determines, in its sole discretion, that any Mortgage Loans are unacceptable to the Purchaser for any reason, such Mortgage Loans shall be deleted from the related Mortgage Loan Schedule, and may be replaced by a
Qualified Substitute Mortgage Loan (or Loans) acceptable to the Purchaser. The
Purchaser may, at its option and without notice to the Seller, purchase some or all of the Mortgage Loans without conducting any partial or complete examination. The fact that the Purchaser or its designee has conducted or has failed to conduct any partial or complete examination of the Mortgage Files or the Credit Files shall not impair in any way the Purchaser's (or any of its successor's) rights to demand repurchase, substitution or other remedy as provided in this Agreement. In the event that the Seller fails to deliver the
Credit Files with respect to any Mortgage Loan, the Originator shall, upon the request of the Purchaser, repurchase such Mortgage Loan at the price and in the manner specified in Subsection 8.03.

          SECTION 6. Conveyance from Seller to Purchaser.

          Subsection 6.01. Conveyance of Mortgage Loans; Possession of Servicing
Files.

          On each Closing Date, the Seller shall execute and deliver to the
Purchaser an Assignment and Conveyance Agreement in the form attached hereto as
Exhibit H (the "Assignment and Conveyance Agreement"). The Interim Servicer
shall cause the Servicing File retained by the Interim Servicer to be appropriately identified and its computer system and/or books and records to clearly reflect the sale of the related Mortgage Loan to the Purchaser. The
Interim Servicer shall release from its custody the contents of any Servicing
File retained by it only in accordance with this Agreement or the Interim
Servicing Agreement, except when such release is required in connection with a repurchase of any such Mortgage Loan pursuant to Subsection 8.03.

          Subsection 6.02. Books and Records.

          Record title to each Mortgage as of the related Closing Date shall be in the name of the Originator, the Purchaser or one or more designees of the
Purchaser, as the Purchaser shall select. Notwithstanding the foregoing, each
Mortgage and related Mortgage Note shall be possessed solely by the Purchaser or the appropriate designee of the Purchaser, as the case may

                                      -15-

be. All rights arising out of the Mortgage Loans including, but not limited to, all funds received by the Seller or the Interim Servicer after the related
Cut-off Date on or in connection with a Mortgage Loan shall be vested in the
Purchaser or one or more designees of the Purchaser; provided, however, that all funds received on or in connection with a Mortgage Loan shall be received and held by the Seller or the Interim Servicer in trust for the benefit of the
Purchaser or the appropriate designee of the Purchaser, as the case may be, as the owner of the Mortgage Loans pursuant to the terms of this Agreement.

          The sale of each Mortgage Loan shall be reflected on the Seller's balance sheet and other financial statements as a sale of assets by the Seller.

          The Interim Servicer shall be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be marked clearly to reflect the ownership of each Mortgage Loan by the
Purchaser. In particular, the Interim Servicer shall maintain in its possession, available for inspection by the Purchaser, and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or Freddie Mac, including but not limited to documentation as to the method used in determining the applicability of the provisions of the National Flood Insurance Act of 1968, as amended, to the Mortgaged Property, documentation evidencing insurance coverage and periodic inspection reports, as required by the Fannie Mae Guides. To the extent that original documents are not required for purposes of realization of
Liquidation Proceeds or Insurance Proceeds, documents maintained by the Seller or the Interim Servicer may be in the form of microfilm or microfiche so long as the Seller or the Interim Servicer complies with the requirements of the Fannie
Mae Guides.

          Subsection 6.03. Delivery of Mortgage Loan Documents.

          The Seller shall deliver and release to the Custodian no later than five (5) days prior to the related Closing Date (or such other date acceptable to the Purchaser and the Seller) those Mortgage Loan Documents set forth on
Exhibit A hereto with respect to each Mortgage Loan set forth on the related
Mortgage Loan Schedule.

          The Custodian shall certify its receipt of all such Mortgage Loan
Documents required to be delivered pursuant to the Custodial Agreement for the related Closing Date, as evidenced by the Certification and Trust Receipt of the
Custodian in the form annexed to the Custodial Agreement. The Purchaser shall pay all fees and expenses of the Custodian from and after the Closing Date.

          The Interim Servicer shall forward to the Custodian, or to such other
Person as the Purchaser shall designate in writing, original documents evidencing an assumption, modification, consolidation or extension of any
Mortgage Loan entered into in accordance with this Agreement within two (2)
weeks of their execution, provided, however, that the Interim Servicer shall provide the Custodian, or to such other Person as the Purchaser shall designate in writing, with a certified true copy of any such document submitted for recordation within two (2) weeks of its execution, and shall promptly provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and

                                      -16-

complete copy of the original within one hundred and eighty (180) days of its submission for recordation.

          In the event any document required to be delivered to the Custodian pursuant to the previous paragraph, including an original or copy of any document submitted for recordation to the appropriate public recording office, is not so delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, within one hundred and eighty (180) days following the related Closing Date (other than with respect to the Assignments of Mortgage which shall be delivered to the Custodian in blank and recorded subsequently by the Purchaser or its designee), and in the event that the Seller does not cure such failure within thirty (30) days of discovery or receipt of written notification of such failure from the Purchaser, the related Mortgage Loan shall, upon the request of the Purchaser, be repurchased by the Originator at the price and in the manner specified in Subsection 8.03. The foregoing repurchase obligation shall not apply in the event that the Seller cannot deliver such original or copy of any document submitted for recordation to the appropriate public recording office within the specified period due to a delay caused by the recording office in the applicable jurisdiction, provided that (i)
the Seller shall deliver a recording receipt of such recording office or, if such recording receipt is not available, an officer's certificate of a servicing officer of the Seller, confirming that such documents have been accepted for recording (upon request of the Purchaser and delivery by the Purchaser to the
Seller of a schedule of the related Mortgage Loans, the Seller shall reissue and deliver to the Purchaser or its designee said officer's certificate relating to the related Mortgage Loans), and (ii) such document is delivered within twelve
(12) months of the related Closing Date.

          The Originator shall pay all initial recording fees, if any, for the assignments of mortgage and any other fees or costs in transferring all original documents to the Custodian or, upon written request of the Purchaser, to the
Purchaser or the Purchaser's designee.

          Subsection 6.04. Quality Control Procedures.

          The Interim Servicer shall have an internal quality control program that verifies in a manner consistent with accepted industry procedures, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program shall include evaluating and monitoring the overall quality of the Seller's loan production and the servicing activities of the Interim Servicer. The program is to ensure that the Mortgage Loans are originated and serviced in accordance with
Accepted Servicing Practices and the Underwriting Guidelines; guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.

          Subsection 6.05. MERS Designated Mortgage Loans.

          With respect to each MERS Designated Mortgage Loan, the Seller shall, on or prior to the related Closing Date, designate the Purchaser as the Investor and the Custodian as custodian, and no Person shall be listed as Interim Funder on the MERS System. In addition, within five (5) Business Days following the related Closing Date, the Interim Servicer shall provide the Custodian and the
Purchaser with a MERS Report listing the Purchaser as the

                                      -17-

Investor, the Custodian as custodian and no Person as Interim Funder with respect to each MERS Designated Mortgage Loan.

          SECTION 7. Servicing of the Mortgage Loans.

          The Mortgage Loans have been sold by the Seller to the Purchaser on a servicing released basis. Subject to, and upon the terms and conditions of this
Agreement and the Interim Servicing Agreement (with respect to each Mortgage
Loan, for an interim period, as specified therein), the Seller hereby sells, transfers, assigns, conveys and delivers to the Purchaser the Servicing Rights.

          The Purchaser shall retain the Interim Servicer as contract servicer of the Mortgage Loans for an interim period pursuant to and in accordance with the terms and conditions contained in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).
Except as set forth in the Interim Servicing Agreement, the Interim Servicer
shall service the Mortgage Loans on an "actual/actual" basis and otherwise in compliance with the servicing provisions related to the Fannie Mae MBS Program
(Special Servicing Option) of the Fannie Mae Guides (except as otherwise set forth in the Interim Servicing Agreement).

          Pursuant to the Interim Servicing Agreement (with respect to each
Mortgage Loan, for an interim period, as specified therein), the Interim
Servicer shall begin servicing the Mortgage Loans on behalf of the Purchaser and shall be entitled to a Servicing Fee with respect to such Mortgage Loans until the applicable Transfer Date. The Interim Servicer shall conduct such servicing in accordance with the Interim Servicing Agreement.

          SECTION 8. Representations, Warranties and Covenants of the Seller;
Remedies for Breach.

          Subsection 8.01. Representations and Warranties Regarding the Seller.

          The Seller and the Originator represent, warrant and covenant to the
Purchaser that as of the date hereof and as of each Closing Date:

          (a) Due Organization and Authority. The Seller is a statutory trust duly organized, validly existing and in good standing under the laws of the state of Delaware, and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state wherein it owns or leases any material properties or where a Mortgaged
Property is located, if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Seller, and in any event the Seller is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of the related Mortgage Loan and the servicing of such Mortgage Loan in accordance with the terms of this
Agreement; the Seller has the full trust power, authority and legal right to hold, transfer and convey the Mortgage Loans and to execute and deliver this
Agreement and to perform its obligations hereunder; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized; this
Agreement and all agreements contemplated to be executed by the Seller or

                                      -18-

Interim Servicer hereby have been duly executed and delivered and constitute the valid, legal, binding and enforceable obligations of the Seller, regardless of whether such enforcement is sought in a proceeding in equity or at law; and all requisite trust or other action has been taken by the Seller to make this
Agreement and all agreements contemplated hereby valid and binding upon the
Seller in accordance with their terms. The Originator is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware, and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state wherein it owns or leases any material properties or where a Mortgaged
Property is located, if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the
Originator, and in any event the Originator is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of the related Mortgage Loan and the servicing of such Mortgage Loan in accordance with the terms of this Agreement; the Originator has the full power, authority and legal right to hold, transfer and convey the Mortgage Loans and to execute and deliver this Agreement and to perform its obligations hereunder; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Originator and the consummation of the transactions contemplated hereby have been duly and validly authorized; this Agreement and all agreements contemplated to be executed by the
Originator hereby have been duly executed and delivered and constitute the valid, legal, binding and enforceable obligations of the Originator, regardless of whether such enforcement is sought in a proceeding in equity or at law; and
all requisite action has been taken by the Originator to make this Agreement and all agreements contemplated hereby valid and binding upon the Originator in accordance with their terms;

          (b) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the
Seller and the Originator, and the transfer, assignment and conveyance of the
Mortgage Notes and the Mortgages by the Seller or the Originator pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

          (c) No Conflicts. Neither the execution and delivery of this
Agreement, the acquisition of the Mortgage Loans by the Seller or the
Originator, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Seller's or the
Originator's organizational documents or any legal restriction or any agreement or instrument to which the Seller or the Originator is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or the Originator or their property is subject, or result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon any of their properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or impair the ability of the Purchaser to realize on the Mortgage
Loans, impair the value of the Mortgage Loans, or impair the ability of the
Purchaser to realize the full amount of any insurance benefits accruing pursuant to this Agreement;

          (d) Ability to Service. The Interim Servicer has the facilities, procedures, and experienced personnel necessary for the sound servicing of mortgage loans of the same type as

                                      -19-

the Mortgage Loans. The Interim Servicer is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws, and regulations, if applicable, and is in good standing to enforce, originate, sell mortgage loans to, and service mortgage loans in each jurisdiction wherein the
Mortgaged Properties are located;

          (e) Reasonable Servicing Fee. The Seller, on behalf of the Interim
Servicer, acknowledges and agrees that the Servicing Fee represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Interim Servicer, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement and the Interim Servicing Agreement;

          (f) Ability to Perform; Solvency. The Seller and the Originator do not
believe, nor do they have any reason or cause to believe, that they cannot perform each and every covenant contained in this Agreement. The Seller and the
Originator are solvent and the sale of the Mortgage Loans will not cause the
Seller or the Originator to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of the Seller's or the Originator's creditors;

          (g) No Litigation Pending. There is no action, suit, proceeding or investigation pending or, to the best of the Seller's and the Originator's knowledge, threatened against the Seller or the Originator, before any court, administrative agency or other tribunal asserting the invalidity of this
Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Seller or the
Originator, or in any material impairment of the right or ability of the Seller or the Originator to carry on their business substantially as now conducted, or in any material liability on the part of the Seller or the Originator, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the
Seller or the Originator contemplated herein, or which would be likely to impair the ability of the Seller or the Originator to perform under the terms of this
Agreement;

          (h) No Consent Required. No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body including HUD, the FHA or the Department of Veterans Affairs is
required for the execution, delivery and performance by the Seller or the
Originator of or compliance by the Seller or the Originator with this Agreement or the Mortgage Loans, the delivery of a portion of the Mortgage Files to the
Custodian or the sale of the Mortgage Loans or the consummation of the transactions contemplated by this Agreement, or if required, such approval has been obtained prior to the related Closing Date;

          (i) Selection Process. The Mortgage Loans were selected from among the outstanding one- to four-family mortgage loans in the Seller's portfolio at the related Closing Date as to which the representations and warranties set forth in
Subsection 8.02 could be made and such selection was not made in a manner so as to affect adversely the interests of the Purchaser;

                                      -20-

          (j) No Untrue Information. Neither this Agreement nor any information, statement, tape, diskette, report, form, or other document furnished or to be furnished pursuant to this Agreement or any Reconstitution Agreement or in connection with the transactions contemplated hereby (including any
Securitization Transaction or Whole Loan Transfer) contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading;

          (k) Financial Statements. The Seller has delivered to the Purchaser financial statements of the Guarantor (on a consolidated basis) as to its last three (3) complete fiscal years and any later quarter ended more than sixty (60)
days prior to the execution of this Agreement. All such financial statements fairly present the pertinent results of operations and changes in financial position for each of such periods and the financial position at the end of each such period of the Seller and its subsidiaries and have been prepared in accordance with generally accepted accounting principles of the United States consistently applied throughout the periods involved, except as set forth in the notes thereto. There has been no change in the business, operations, financial condition, properties or assets of the Seller since the date of the Seller's financial statements that would have an adverse effect on its ability to perform its obligations under this Agreement. The Seller has completed any forms requested by the Purchaser in a timely manner and in accordance with the provided instructions;

          (l) No Brokers. The Seller and the Originator have not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

          (m) Sale Treatment. The Seller has been advised by its independent certified public accountants that under generally accepted accounting principles the transfer of the Mortgage Loans may be treated as a sale on the books and records of the Seller and the Seller has determined that the disposition of the
Mortgage Loans pursuant to this Agreement will be afforded sale treatment for tax and accounting purposes;

          (n) Reasonable Purchase Price. The consideration received by the
Seller upon the sale of the Mortgage Loans under this Agreement constitutes fair consideration and reasonably equivalent value for the Mortgage Loans;

          (o) Owner of Record. The Seller or Originator is the owner of record of each Mortgage and the indebtedness evidenced by each Mortgage Note, and upon the sale of the Mortgage Loans to the Purchaser, the Seller or Originator will retain the Mortgage Files with respect thereto in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan;

          (p) Seller or Originator's Origination. The Seller's or Originator's
decision to originate any mortgage loan or to deny any mortgage loan application is an independent decision based upon the Underwriting Guidelines, and is in no way made as a result of Purchaser's decision to purchase, or not to purchase, or the price Purchaser may offer to pay for, any such mortgage loan, if originated;
and

                                      -21-

          (q) Compliance with Anti-Money Laundering Laws. Each of the Seller and
Originator have complied with all applicable anti-money laundering laws, regulations and executive orders, including without limitation the USA PATRIOT
Act of 2001 (collectively, the "Anti-Money Laundering Laws"); each of the Seller and Originator have established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, have conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the
Anti-Money Laundering Laws;

          (r) Delivery to the Custodian. The Mortgage Note, the Mortgage, the
Assignment of Mortgage and any other documents required to be delivered with respect to each Mortgage Loan pursuant to the Custodial Agreement shall be delivered to the Custodian all in compliance with the specific requirements of the Custodial Agreement. With respect to each Mortgage Loan, the Seller or the
Interim Servicer will be in possession of a complete Mortgage File in compliance with Exhibit A hereto, except for such documents as will be delivered to the
Custodian; and

          (s) Credit Reporting. The Interim Servicer, for so long as it is the
Interim Servicer for each Mortgage Loan, will fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis.

          Subsection 8.02. Representations and Warranties Regarding Individual
Mortgage Loans.

          Each of the Seller and the Originator hereby represents and warrants to the Purchaser that, as to each Mortgage Loan, as of the related Closing Date for such Mortgage Loan:

          (a) Mortgage Loans as Described. The information set forth in the
Mortgage Loan Schedule is complete, true and correct;

          (b) Payments Current. All payments required to be made up to the
Closing Date under the terms of the Mortgage Note have been made and credited, or will be made and credited in the month in which such payment is due. As of the Closing Date, no payment required under the Mortgage Loan is thirty (30)
days or more delinquent nor has any payment under the Mortgage Loan been thirty
(30) days or more delinquent at any time since the origination of the Mortgage
Loan;

          (c) No Outstanding Charges. Other than any payment required under any
Mortgage Loan that is less than thirty (30) days delinquent, there are no defaults in complying with the terms of the Mortgage securing the Mortgage Loan, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has

                                      -22-

been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable.
Except for (A) payments in the nature of escrow payments and (B) interest accruing from the date of the Mortgage Note or date of disbursement of the
Mortgage Loan proceeds, whichever is earlier to the day which precedes by one
(1) month the Due Date of the first installment of principal and interest, including, without limitation, taxes and insurance payments, the Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan;

          (d) Original Terms Unmodified. The terms of the Mortgage Note and
Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the Mortgage Loan
Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the Mortgage Loan Schedule, if applicable. No
Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the related
Mortgage Loan Schedule;

          (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage
Note or the Mortgage, or the exercise of any right thereunder, render either the
Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at, or subsequent to, the time the Mortgage Loan was originated;

          (f) Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae Guides or by
Freddie Mac, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement attached hereto as Exhibit B. If required by the
National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in effect, which policy conforms to
Fannie Mae and Freddie Mac, as well as all additional requirements set forth in
Section 2.10 of the Interim Servicing Agreement attached hereto as Exhibit B.
All individual insurance policies contain a standard mortgagee clause naming the
Seller (or the Originator) and its successors and assigns as mortgagee, and all premiums thereon have been paid and such policies may not be reduced, terminated or cancelled without thirty (30) days' prior written notice to the mortgagee.
The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement

                                      -23-

therefor from the Mortgagor. Where required by state law or regulation, the
Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement. The
Seller has not engaged in, and has no knowledge of the Mortgagor's or any servicer's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of such policy, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

          (g) Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, predatory, abusive and fair lending, equal credit opportunity and disclosure laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to prepayment penalties, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller or the Interim
Servicer shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements. This representation is a Deemed Material
Breach Representation; (h) No Satisfaction of Mortgage. The Mortgage has not
been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor;

          (i) Location and Type of Mortgaged Property. The Mortgaged Property is
a fee simple property located in the state identified in the Mortgage Loan
Schedule except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the Mortgaged Property may be a leasehold estate and consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a condominium project, or an individual unit in a planned unit development and that no residence or dwelling is a mobile home, provided, however, that any condominium unit or planned unit development shall not fall within any of the "Ineligible Projects" of part XII, Section 102 of the
Fannie Mae Selling Guide and shall conform with the Underwriting Guidelines. In the case of any Mortgaged Properties that are manufactured homes (a
"Manufactured Home Mortgage Loans"), (A) (i) such Manufactured Home Mortgage
Loan conforms with the applicable Fannie Mae or Freddie Mac requirements regarding mortgage loans related to manufactured dwellings, (ii) the related manufactured dwelling is permanently affixed

                                      -24-

to the land, (iii) the related manufactured dwelling and the related land are subject to a Mortgage properly filed in the appropriate public recording office and naming Seller as mortgagee, (iv) the applicable laws of the jurisdiction in which the related Mortgaged Property is located will deem the manufactured dwelling located on such Mortgaged Property to be a part of the real property on which such dwelling is located, (v) such Manufactured Home Mortgage Loan is (x)
a qualified mortgage under Section 860G(a)(3) of the Internal Revenue Code of
1986, as amended and (y) secured by manufactured housing treated as a single family residence under Section 25(e)(10) of the Code (i.e., such manufactured home has a minimum of 400 square feet of living space, a minimum width in excess of 102 inches and which is of a kind customarily used at a fixed location) and
(vi) as of the origination date of the related Mortgage Loan, the related manufactured housing unit that secures such Mortgage Loan either: (x) was the principal residence of the Mortgagor or (y) was classified as real property under applicable state law. As of the date of origination, no portion of the
Mortgaged Property was used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged
Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes. This representation is a Deemed Material
Breach Representation;

          (j) Valid First and Second Lien. Each Mortgage is a valid and subsisting first lien, with respect to First Lien Loans, or second lien, with respect to Second Lien Loans, of record on a single parcel of real estate constituting the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time, subject in all cases to the exceptions to title set forth in the title insurance policy with respect to the related Mortgage Loan, which exceptions are generally acceptable to prudent mortgage lending companies, and such other exceptions to which similar properties are commonly subject and which do not individually, or in the aggregate, materially and adversely affect the benefits of the security intended to be provided by such Mortgage. In no event shall any Mortgage Loan be in a lien position more junior than a second lien. The lien of the Mortgage is subject only to:

                    (1) with respect to Second Lien Loans, the lien of the first mortgage on the Mortgaged Property;

                    (2) the lien of current real property taxes and assessments not yet due and payable;

                    (3) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (a) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b)
               which do not adversely affect the Appraised Value of the
               Mortgaged Property set forth in such appraisal; and

                                      -25-

                    (4) other matters to which like properties are commonly
               subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged
               Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected (A) first lien and first priority security interest with respect to each First Lien Loan, or (B) second lien and second priority security interest with respect to each Second Lien Loan, in either case, on the property described therein and Seller has full right to sell and assign the same to Purchaser. The Mortgaged Property was not, unless indicated
on the related Mortgage Loan Schedule in the case of a First Lien Loan, as of the date of origination of the Mortgage Loan, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the Mortgage;

          (k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage
and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions therein relating to prepayment penalties). All parties to the Mortgage Note, the
Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any other related agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a
Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination or servicing of the Mortgage Loan. The Seller has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

          (l) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the
Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

          (m) Ownership. The Seller is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the
Mortgage Files or any part thereof with respect thereto not delivered to the
Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. The
Mortgage Loan is not assigned or pledged, and Seller has good, indefeasible and marketable title

                                      -26-

thereto, and has full right to transfer and sell the Mortgage Loan to the
Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, the Purchaser will own such
Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Seller intends to relinquish all rights to possess, control and monitor the Mortgage Loan. After the Closing Date, the Seller will have no right to modify or alter the terms of the sale of the Mortgage Loan and the Seller will have no obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement;

          (n) Doing Business. All parties which have had any interest in the
Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state, or
(iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

          (o) CLTV, LTV; FICO Score. No Mortgage Loan that is a Second Lien Loan has a CLTV in excess of 100%. No Mortgage Loan has an LTV greater than 100%. At origination of the Mortgage Loan, the Mortgagor did not have a FICO score of less than 500;

          (p) Title Insurance. The Mortgage Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Originator, its successors and assigns, as to the first priority lien (with respect to First Lien Loans) or second priority lien (with respect to
Second Lien Loans) of the Mortgage in the original principal amount of the
Mortgage Loan, subject only to the exceptions contained in clauses (1) and (2)
of paragraph (j) of this Subsection 8.02, and in the case of Adjustable Rate
Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein.
The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. The Seller (or the Originator), its successors and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of

                                      -27-

any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

          (q) No Defaults. There is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration. With respect to each
Second Lien Loan, (i) the prior mortgage is in full force and effect, (ii) there is no default, breach, violation or event of acceleration existing under such prior mortgage or the related mortgage note, (iii) there is no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder, and either (A) the prior mortgage contains a provision which allows or (B) applicable law requires, the mortgagee under the Second Lien Loan to receive notice of, and affords such mortgagee an opportunity to cure any default by payment in full or otherwise under the prior mortgage;

          (r) No Mechanics' Liens. There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage which are not covered by the title insurance specified in clause (p);

          (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay
wholly within the boundaries and building restriction lines of the Mortgaged
Property, and no improvements on adjoining properties encroach upon the
Mortgaged Property. The Mortgaged Property and all improvements located on or being part of the Mortgaged Property are in compliance with all applicable zoning and building laws, ordinances and regulations;

          (t) Origination; Payment Terms. The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to
Sections 203 and 211 of the Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No Mortgage Loan contains terms or provisions which would result in negative amortization. Other than with respect to Mortgage
Loans that require only payments of interest for a specified period of time after origination, principal payments on the Mortgage Loan commenced no more than sixty (60) days after funds were disbursed in connection with the Mortgage
Loan. The Mortgage Interest Rate as well as, with respect to Adjustable Rate
Mortgage Loans, the Lifetime Rate Cap, the Periodic Rate Floor and the Periodic
Rate Cap are as set forth on the related Mortgage Loan Schedule. The Mortgage
Interest Rate is adjusted, with respect to Adjustable Rate Mortgage Loans, on each Interest Rate Adjustment Date to equal the Index plus the Gross Margin
(rounded up or down to the nearest 0.125%), subject to the Periodic Rate Cap.
Other than with respect to Mortgage Loans that

                                      -28-

require only payments of interest for a specified period of time after origination, the Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to
Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date (unless the Mortgage Loan is identified on the related Mortgage Loan Schedule as a Balloon Mortgage Loan), over an original term of not more than thirty (30) years from commencement of amortization
(except in the case of Mortgage Loans which have a stated maturity of 30 years but amortize based on a 40 year schedule). Unless otherwise specified on the related Mortgage Loan Schedule, the Mortgage Loan is payable on the first day of each month. There are no Convertible Mortgage Loans which contain a provision allowing the Mortgagor to convert the Mortgage Note from an adjustable interest rate Mortgage Note to a fixed interest rate Mortgage Note. The Due Date of the first payment under the Mortgage Note is no more than sixty (60) days from the date of the Mortgage Note;

          (u) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a
Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the
Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

          (v) Conformance with Agency and Underwriting Guidelines. The Mortgage
Loan was underwritten in accordance with the Underwriting Guidelines (a copy of which is attached to the related Assignment and Conveyance Agreement as Exhibit
C). The Mortgage Note and Mortgage are on forms acceptable to Freddie Mac or
Fannie Mae and no representations have been made to a Mortgagor that are inconsistent with the mortgage instruments used;

          (w) Occupancy of the Mortgaged Property. As of the Closing Date the
Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. The Seller has not received notification from any
Governmental Authority that the Mortgaged Property is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be. The Seller has not received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate;

                                      -29-

          (x) No Additional Collateral. The Mortgage Note is not and has not
been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (j) above;

          (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the
Mortgage (or in the case of a substitution of trustee, is named in a properly recorded substitution of trustee), and no fees or expenses are or will become payable by the Purchaser, the Custodian or the Interim Servicer to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

          (z) Acceptable Investment. There are no circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor, the
Mortgage File or the Mortgagor's credit standing that can reasonably be expected to cause private institutional investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan, or cause the
Mortgage Loan to prepay during any period materially faster or slower than the mortgage loans originated by the Originator generally;

          (aa) Delivery of Mortgage Documents. The Mortgage Note, the Mortgage,
the Assignment of Mortgage and any other documents required to be delivered under this Agreement for each Mortgage Loan have been delivered to the
Custodian. The Seller or the Interim Servicer is in possession of a complete, true and accurate Mortgage File in compliance with Exhibit A hereto, except for such documents the originals of which have been delivered to the Custodian, and the Seller or the Interim Servicer has retained copies thereof;

          (bb) Condominiums/Planned Unit Developments. If the Mortgaged Property
is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project is (i) acceptable to Fannie Mae or Freddie Mac or (ii) located in a condominium or planned unit development project which has received project approval from
Fannie Mae or Freddie Mac. The representations and warranties required by Fannie
Mae with respect to such condominium or planned unit development have been satisfied and remain true and correct;

          (cc) Transfer of Mortgage Loans. Except with respect to MERS
Designated Mortgage Loans, the Assignment of Mortgage with respect to each
Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

          (dd) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the
Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the
Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder;

                                      -30-

          (ee) No Balloon Mortgage Loans. The Mortgage Loan is not a Balloon
Mortgage Loan unless specifically listed on the related Mortgage Loan Schedule;

          (ff) No Buydown Provisions; No Graduated Payments or Contingent
Interests. The Mortgage Loan does not contain provisions pursuant to which
Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the
Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The
Mortgage Loan is not a graduated payment mortgage loan, and the Mortgage Loan does not have a shared appreciation or other contingent interest feature. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and the Seller has not
financed nor does it own directly or indirectly, any equity of any form in the
Mortgaged Property or the Mortgagor;

          (gg) Consolidation of Future Advances. Any future advances made to the
Mortgagor prior to the applicable Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term.
The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first or second, as applicable, lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence acceptable to Fannie Mae and
Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

          (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. There
has been since origination, and is, no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property
is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged
Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair;

          (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments.
The origination, servicing and collection practices with respect to the Mortgage
Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper.
With respect to escrow deposits and Escrow Payments (other than with respect to
Second Lien Loans for which the mortgagee under the prior mortgage lien is collecting Escrow Payments), all such payments are in the possession of Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. Each Mortgage Loan is covered by a paid in full, life of loan, tax service contract that will be assigned without penalty, premium or cost to the Purchaser or its designee. All
Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related
Mortgage and

                                      -31-

Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the
Mortgage Interest Rate, the same index was used with respect to each Mortgage
Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. Any and all notices required under applicable law and the terms of the related Mortgage Note and
Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments have been delivered. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

          (jj) Other Insurance Policies; No Defense to Coverage. No action, inaction or event has occurred and no state of facts exists or has existed on or prior to the Closing Date that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable primary mortgage insurance policy, hazard insurance policy or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured), irrespective of the cause of such failure of coverage. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or by any officer, director, or employee of the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

          (kk) No Violation of Environmental Laws. The Mortgaged Property is
free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation.
There is no pending action or proceeding directly involving the Mortgaged
Property in which compliance with any environmental law, rule or regulation is an issue; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

          (ll) Servicemembers' Civil Relief Act. The Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers' Civil Relief Act of 2003, as amended, or any similar state statute;

          (mm) Appraisal. The Seller has delivered to the Purchaser an appraisal of the Mortgaged Property signed prior to the approval of the Mortgage application by an appraiser qualified under Fannie Mae and Freddie Mac guidelines who (i) is licensed in the state where the Mortgaged Property is located, (ii) has no interest, direct or indirect, in the Mortgaged Property or in any loan or the security therefor, and (iii) does not receive compensation that is affected by the approval or disapproval of the Mortgage Loan. The appraisal shall have been made within one hundred eighty (180) days of the origination of the Mortgage Loan and shall be completed in compliance with the
Uniform Standards of Professional Appraisal Practice, and all applicable Federal and state laws and regulations. If the appraisal was made more than one hundred twenty

                                      -32-

(120) days before the origination of the Mortgage Loan, the Seller shall have received and delivered to the Purchaser a recertification of the appraisal;

          (nn) Disclosure Materials. The Mortgagor has, to the extent required by applicable law, executed a statement to the effect that the Mortgagor has, received all disclosure materials required by applicable law and the Originator has complied with all applicable law with respect to the making of the Mortgage
Loans. The Seller shall cause the Interim Servicer to maintain such statement in the Mortgage File;

          (oo) Construction or Rehabilitation of Mortgaged Property. The
Mortgage Loan was not made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged
Property;

          (pp) No Defense to Insurance Coverage. No action has been taken or failed to be taken, no event has occurred and no state of facts exists or has existed on or prior to the Closing Date (whether or not known to the Seller on or prior to such date) which has resulted or will result in an exclusion from, denial of, or defense to coverage under any primary mortgage insurance
(including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Originator or
Seller, the related Mortgagor or any party involved in the application for such coverage, including the appraisal, plans and specifications and other exhibits or documents submitted therewith to the insurer under such insurance policy, or for any other reason under such coverage, but not including the failure of such insurer to pay by reason of such insurer's breach of such insurance policy or such insurer's financial inability to pay. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Originator or Seller or any designee of the Originator or
Seller or any corporation in which the Originator or Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

          (qq) Qualified Mortgage. The Mortgage Loan is a qualified mortgage under Section 860G(a)(3) of the Code;

          (rr) Credit Information. As to each consumer report (as defined in the
Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Seller to the Purchaser, that Seller has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded by the terms of the Mortgage Loan Documents from furnishing the same to any subsequent or prospective purchaser of such Mortgage. The Interim Servicer has, for each
Mortgage Loan, fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and
Trans Union Credit Information Company (three of the credit repositories), on a monthly basis. This representation is a Deemed Material Breach Representation;

          (ss) Leaseholds. If the Mortgage Loan is secured by a long-term residential lease, (1) the lessor under the lease holds a fee simple interest in the land; (2) the terms of such lease expressly permit the mortgaging of the leasehold estate, the assignment of the lease without

                                      -33-

the lessor's consent and the acquisition by the holder of the Mortgage of the rights of the lessee upon foreclosure or assignment in lieu of foreclosure or provide the holder of the Mortgage with substantially similar protections; (3)
the terms of such lease do not (a) allow the termination thereof upon the lessee's default without the holder of the Mortgage being entitled to receive written notice of, and opportunity to cure, such default, (b) allow the termination of the lease in the event of damage or destruction as long as the
Mortgage is in existence, (c) prohibit the holder of the Mortgage from being insured (or receiving proceeds of insurance) under the hazard insurance policy or policies relating to the Mortgaged Property or (d) permit any increase in rent other than pre-established increases set forth in the lease; (4) the original term of such lease is not less than fifteen (15) years; (5) the term of such lease does not terminate earlier than five (5) years after the maturity date of the Mortgage Note; and (6) the Mortgaged Property is located in a jurisdiction in which the use of leasehold estates in transferring ownership in residential properties is a widely accepted practice;

          (tt) Prepayment Penalty. The Mortgage Loan is subject to a prepayment penalty as provided in the related Mortgage Note except as set forth on the related Mortgage Loan Schedule. With respect to each Mortgage Loan that has a prepayment penalty feature, each such Prepayment Penalty is enforceable and each prepayment penalty is permitted pursuant to federal, state and local law. Each such prepayment penalty is in an amount equal to the maximum amount permitted under applicable law and no such prepayment penalty may provide for a term in excess of five (5) years with respect to Mortgage Loans originated prior to
October, 1, 2002. With respect to Mortgage Loans originated on or after October
1, 2002, the duration of the prepayment period shall not exceed three (3) years from the date of the Mortgage Note unless the Mortgage Loan was modified to reduce the prepayment period to no more than three (3) years from the date of such Mortgage Note and the Mortgagor was notified in writing of such reduction in prepayment period. With respect to any Mortgage Loan that contains a provision permitting imposition of a prepayment penalty upon a prepayment prior to maturity: (i) the Mortgage Loan provides some benefit to the Mortgagor (e.g., a rate or fee reduction) in exchange for accepting such prepayment penalty, (ii)
prior to the Mortgage Loan origination, the Mortgagor was offered the option of obtaining a mortgage loan that did not require payment of such a penalty and
(iii) the prepayment penalty was adequately disclosed to the Mortgagor in the loan documents pursuant to applicable state, local and federal law. This representation is a Deemed Material Breach Representation;

          (uu) Assumability. With respect to each Adjustable Rate Mortgage Loan, the Mortgage Loan Documents provide that after the related first Interest Rate
Adjustment Date, a related Mortgage Loan may only be assumed if the party assuming such Mortgage Loan meets certain credit requirements stated in the
Mortgage Loan Documents;

          (vv) Conversion to Fixed Interest Rate. With respect to Adjustable
Rate Mortgage Loans, the Mortgage Loan is not a Convertible Mortgage Loan;

          (ww) Escrow Analysis. With respect to each Mortgage, the Interim
Servicer has within the last twelve (12) months (unless such Mortgage was originated within such twelve-month period) analyzed the required Escrow
Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

                                      -34-

          (xx) Predatory Lending Regulations. No Mortgage Loan is a High Cost
Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after
October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending
Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law. The Mortgaged Property is not located in a jurisdiction where a breach of this representation with respect to the related Mortgage Loan may result in additional assignee liability to the Purchaser. This representation is a Deemed
Material Breach Representation;

          (yy) Single-Premium Credit Life Insurance Policy. No Mortgagor was
required to purchase any single-premium credit insurance policy (e.g., life, disability, accident, unemployment or property insurance policy) or debt cancellation agreement as a condition of obtaining the extension of credit. No
Mortgagor obtained a prepaid single-premium credit insurance policy (e.g., life, disability, accident, unemployment or property insurance policy) in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies or debt cancellation agreements as part of the origination of, or as a condition to closing, such Mortgage Loan. This representation is a Deemed Material Breach
Representation;

          (zz) Regarding the Mortgagor. The Mortgagor is one or more natural persons and/or trustees for an Illinois land trust or a trustee under a "living trust" and such "living trust" is in compliance with Fannie Mae guidelines for such trusts;

          (aaa) [Insurance. The Interim Servicer will perform any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser];

          (bbb) Simple Interest Mortgage Loans. The Mortgage Loan is not a
simple interest Mortgage Loan;

          (ccc) Flood Certification Contract. The Mortgage Loan is covered by a paid in full, life of loan, transferable flood certification contract that will be assigned without penalty, cost or premium to the Purchaser;

          (ddd) Consent. Either (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File;

          (eee) Origination Date. Except as otherwise indicated on the related
Mortgage Loan Schedule, the date of origination of the Mortgage Loan shall be no earlier than three (3) months prior to the date such Mortgage Loan is first purchased by the Purchaser;

          (fff) Mortgage Submitted for Recordation. The Mortgage either has been or will promptly be submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located;

                                      -35-

          (ggg) Endorsements. The Mortgage Note has been endorsed by the last endorsee for its own account and not as a fiduciary, trustee, trustor or beneficiary under a trust agreement;

          (hhh) Accuracy of Information. All information provided to the
Purchaser by the Seller with respect to the Mortgage Loan is accurate in all material respects;

          (iii) Mortgagor Bankruptcy. On or prior to the related Closing Date, the Mortgagor has not filed a bankruptcy petition or has not become the subject of involuntary bankruptcy proceedings or has not consented to a bankruptcy proceeding against it or to a receiver being appointed in respect of the related
Mortgaged Property;

          (jjj) No Construction Loans. No Mortgage Loan was made in connection with (a) facilitating the trade-in or exchange of a Mortgaged Property or (b)
the construction or rehabilitation of a Mortgaged Property, unless the Mortgage
Loan is a construction-to-permanent mortgage loan listed on the Mortgage Loan
Schedule which has been fully disbursed, all construction work is complete and a completion certificate has been issued;

          (kkk) No Equity Participation. No document relating to the Mortgage
Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the
Mortgaged Property or the Mortgagor and Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the
Mortgagor;

          (lll) Proceeds of Mortgage Loan. The proceeds of the Mortgage Loan have not been and shall not be used to satisfy, in whole or in part, any debt owed or owing by the Mortgagor to Seller or any Affiliate or correspondent thereof unless such debt was originated more than twenty-four (24) months prior to the origination of such Mortgage Loan unless there is a tangible net benefit to the related Mortgagor;

          (mmm) No Arbitration. No Mortgagor with respect to any Mortgage Loan originated on or after August 1, 2004 agreed to submit to arbitration to resolve any dispute arising out of or relating in any way to the mortgage loan transaction. This representation is a Deemed Material Breach Representation;

          (nnn) Origination Practices/No Steering. The Mortgagor was not
encouraged or required to select a Mortgage Loan product offered by the Mortgage
Loan's originator which is a higher cost product designed for less creditworthy borrowers, unless at the time of the Mortgage Loan's origination, such Mortgagor did not qualify taking into account such facts as, without limitation, the
Mortgage Loan's requirements and the Mortgagor's credit history, income, assets and liabilities and debt-to-income ratios for a lower-cost credit product then offered by the Mortgage Loan's originator or any affiliate of the Mortgage
Loan's originator. If, at the time of loan application, the Mortgagor may have qualified for a lower-cost credit product then offered by any mortgage lending affiliate of the Mortgage Loan's originator, the Mortgage Loan's originator referred the Mortgagor's application to such affiliate for underwriting consideration. For a Mortgagor who seeks financing through a Mortgage Loan originator's higher-priced

                                      -36-

subprime lending channel, the Mortgagor was directed towards or offered the
Mortgage Loan originator's standard mortgage line if the Mortgagor was able to qualify for one of the standard products. This representation is a Deemed
Material Breach Representation;

          (ooo) Underwriting Methodology. The methodology used in underwriting the extension of credit for each Mortgage Loan does not rely solely on the extent of the Mortgagor's equity in the collateral as the principal determining factor in approving such extension of credit. The methodology employed objective criteria such as the Mortgagor's income, assets and liabilities, to the proposed mortgage payment and, based on such methodology, the Mortgage Loan's originator made a reasonable determination that at the time of origination the Mortgagor had the ability to make timely payments on the Mortgage Loan. Such underwriting methodology confirmed that at the time of origination (application/approval) the
Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan.
This representation is a Deemed Material Breach Representation;

          (ppp) Points and Fees. No Mortgagor was charged "points and fees"
(whether or not financed) in an amount greater than (i) $1,000, or (ii) 5% of the principal amount of such Mortgage Loan, whichever is greater. For purposes of this representation, such 5% limitation is calculated in accordance with
Fannie Mae's anti-predatory lending requirements as set forth in the Fannie Mae
Guides and "points and fees" (x) include origination, underwriting, broker and finder fees and charges that the mortgagee imposed as a condition of making the
Mortgage Loan, whether they are paid to the mortgagee or a third party, and (y)
exclude bona fide discount points, fees paid for actual services rendered in connection with the origination of the Mortgage Loan (such as attorneys' fees, notaries fees and fees paid for property appraisals, credit reports, surveys, title examinations and extracts, flood and tax certifications and home inspections), the cost of mortgage insurance or credit-risk price adjustments, the costs of title, hazard and flood insurance policies, state and local transfer taxes or fees, escrow deposits for the future payment of taxes and insurance premiums, and other miscellaneous fees and charges which miscellaneous fees and charges, in total, do not exceed 0.25% of the principal amount of such
Mortgage Loan. This representation is a Deemed Material Breach Representation;

          (qqq) Fees Charges. All fees and charges (including finance charges)
and whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan has been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. This representation is a Deemed Material Breach
Representation; and

          (rrr) Second Lien Mortgage Loans. With respect to each Second Lien
Loan: (1) the related First Lien Loan does not permit negative amortization; (2)
where required or customary in the jurisdiction in which the Mortgaged Property is located, the original lender has filed for record a request for notice of any action by the related senior lienholder, and the Seller has notified such second lienholder in writing of the existence of the Second Lien Loan and requested notification of any action to be taken against the Mortgagor by such senior lienholder; either (a) no consent for the Second Lien Loan is required by the holder of the related First Lien Loan or (b) such consent has been obtained and is contained in the related Mortgage File; (3) to the best of Seller's knowledge, the related First Lien Loan is in full force and effect, and there is no default, lien, breach, violation or event which would permit acceleration existing under such

                                      -37-

First Lien Loan or Mortgage Note, and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration under such
First Lien Loan; (4) the related first lien Mortgage contains a provision which provides for giving notice of default or breach to the mortgagee under the
Mortgage Loan and allows such mortgagee to cure any default under the related
First Lien Mortgage; and (5) the related Mortgaged Property is the Mortgagor's principal residence. This representation is a Deemed Material Breach
Representation.

          Subsection 8.03. Remedies for Breach of Representations and
Warranties.

          It is understood and agreed that the representations and warranties set forth in Subsections 8.01 and 8.02 shall survive the sale of the Mortgage
Loans to the Purchaser and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or
Assignment of Mortgage or the examination or failure to examine any Mortgage
File. Upon discovery by either the Seller, the Originator or the Purchaser of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other.

          Within sixty (60) days of the earlier of either discovery by or notice to the Seller and the Originator of any breach of a representation or warranty which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser therein (or which materially and adversely affects the value of the applicable Mortgage Loan or the interest of the Purchaser therein in the case of a representation and warranty relating to a particular Mortgage
Loan), the Seller or the Originator shall use its best efforts promptly to cure such breach in all material respects and, if such breach cannot be cured, the
Originator shall, at the Purchaser's option, repurchase such Mortgage Loan at the Repurchase Price, together with all out-of-pocket expenses incurred by the
Purchaser as a result of such repurchase. Notwithstanding the above sentence,
(i) within sixty (60) days of the earlier of either discovery by, or notice to, the Seller and the Originator of any breach of the representation and warranty set forth in clause (qq) of Subsection 8.02, the Originator shall repurchase such Mortgage Loan at the Repurchase Price, together with all out-of-pocket expenses incurred by the Purchaser as a result of such repurchase and (ii) any breach of a Deemed Material Breach Representation shall automatically be deemed to materially and adversely affect the value of the Mortgage Loan and the interest of the Purchaser therein. In the event that a breach shall involve any representation or warranty set forth in Subsection 8.01, and (except as provided in the preceding sentence with respect to certain breaches for which no cure is permitted) such breach cannot be cured within sixty (60) days of the earlier of either discovery by or notice to the Seller and the Originator of such breach, all of the affected Mortgage Loans shall, at the Purchaser's option, be repurchased by the Originator at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase. However, if the breach shall involve a representation or warranty set forth in Subsection
8.02 (other than the representations and warranties set forth in clause (qq) of such Subsection) and the Seller or the Originator discovers or receives notice of any such breach within one hundred twenty (120) days of the related Closing
Date, the Originator shall, at the Purchaser's option and provided that the
Seller has a Qualified Substitute Mortgage Loan, rather than repurchase the
Mortgage Loan as provided above, remove such Mortgage Loan (a "Deleted Mortgage
Loan") and substitute in its place a Qualified Substitute Mortgage Loan or
Loans, provided that any such substitution shall be effected not later than one hundred twenty

                                      -38-

(120) days after the related Closing Date. If the Originator has no Qualified
Substitute Mortgage Loan, it shall repurchase the deficient Mortgage Loan. Any repurchase of a Mortgage Loan or Loans pursuant to the foregoing provisions of this Subsection 8.03 shall be accomplished by either (a) if the Interim
Servicing Agreement has been entered into and is in effect, deposit in the
Custodial Account of the amount of the Repurchase Price for distribution to the
Purchaser on the next scheduled Remittance Date, after deducting therefrom any amount received in respect of such repurchased Mortgage Loan or Loans and being held in the Custodial Account for future distribution or (b) if the Interim
Servicing Agreement has not been entered into or is no longer in effect, by direct remittance of the Repurchase Price to the Purchaser or its designee in accordance with the Purchaser's instructions.

          At the time of repurchase or substitution, the Purchaser, the
Originator and the Originator shall arrange for the reassignment of the Deleted
Mortgage Loan to the Seller and the delivery to the Originator of any documents held by the Custodian relating to the Deleted Mortgage Loan. In the event of a repurchase or substitution, the Originator shall, simultaneously with such reassignment, give written notice to the Purchaser that such repurchase or substitution has taken place, amend the Mortgage Loan Schedule to reflect the withdrawal of the Deleted Mortgage Loan from this Agreement, and, in the case of substitution, identify a Qualified Substitute Mortgage Loan and amend the
Mortgage Loan Schedule to reflect the addition of such Qualified Substitute
Mortgage Loan to this Agreement. In connection with any such substitution, the
Seller and the Originator shall be deemed to have made as to such Qualified
Substitute Mortgage Loan the representations and warranties set forth in this
Agreement except that all such representations and warranties set forth in this
Agreement shall be deemed made as of the date of such substitution. The
Originator shall effect such substitution by delivering to the Custodian or to such other party as the Purchaser may designate in writing for such Qualified
Substitute Mortgage Loan the documents required by Subsection 6.03, with the
Mortgage Note endorsed as required by Subsection 6.03. No substitution will be made in any calendar month after the Determination Date for such month. The
Interim Servicer shall remit directly to the Purchaser, or its designee in accordance with the Purchaser's instructions the Monthly Payment less the
Servicing Fee due, if any, on such Qualified Substitute Mortgage Loan or Loans in the month following the date of such substitution. Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution shall be retained by the Originator. For the month of substitution, distributions to the Purchaser shall include the Monthly Payment due on any
Deleted Mortgage Loan in the month of substitution, and the Originator shall thereafter be entitled to retain all amounts subsequently received by the Seller in respect of such Deleted Mortgage Loan.

          For any month in which the Originator substitutes a Qualified
Substitute Mortgage Loan for a Deleted Mortgage Loan, the Originator shall determine the amount (if any) by which the aggregate principal balance of all
Qualified Substitute Mortgage Loans as of the date of substitution is less than the aggregate Stated Principal Balance of all Deleted Mortgage Loans (after application of scheduled principal payments due in the month of substitution).
The amount of such shortfall shall be distributed by the Originator directly to the Purchaser or its designee in accordance with the Purchaser's instructions within two (2) Business Days of such substitution.

                                      -39-

          In addition to such repurchase or substitution obligation, consistent with Section 13.01, the Originator shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents and hold such parties harmless against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of any representation or warranty contained in this Agreement or any Reconstitution Agreement other than lost profits.

          It is understood and agreed that the obligations of the Seller and the
Originator set forth in this Subsection 8.03 to cure, substitute for or repurchase a defective Mortgage Loan and to indemnify the Purchaser and
Successor Servicer as provided in this Subsection 8.03 and Subsection 13.01 constitute the sole remedies of the Purchaser and Successor Servicer respecting a breach of the foregoing representations and warranties. For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the
Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

          Any cause of action against the Seller or the Originator relating to or arising out of the breach of any representations and warranties made in
Subsections 8.01 and 8.02 shall accrue as to any Mortgage Loan upon (i)
discovery of such breach by the Purchaser or notice thereof by the Seller or the
Originator to the Purchaser, (ii) failure by the Originator to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the
Seller or the Originator by the Purchaser for compliance with this Agreement.

          Subsection 8.04. Repurchase of Mortgage Loans That Prepay in Full.

          If any Mortgage Loan is prepaid within sixty (60) days from and after the related Closing Date, the Originator shall pay to the Purchaser, within fifteen (15) business days of such prepayment in full, an amount equal to the
Premium Percentage multiplied by the outstanding principal balance of such
Mortgage Loan as of the date of such prepayment in full.

          Subsection 8.05. Repurchase of Mortgage Loans with First Payment
Defaults.

          (a) If the related Mortgagor is delinquent more than thirty (30) days with respect to the Mortgage Loan's first Monthly Payment after origination of such Mortgage Loan, the Originator, at the Purchaser's option exercised in its sole discretion, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the percentage of par as stated in the related Purchase Price and
Terms Agreement (subject to adjustment as provided therein) multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such
Mortgage Loan.

                                      -40-

          (b) Except as set forth in the related Purchase Price and Terms
Agreement, if the related Mortgagor is delinquent more than thirty (30) days with respect to the Mortgage Loan's Monthly Payment due in the month in which the related Closing Date occurs or the Monthly Payment due in the first calendar month following the month in which the related Closing Date occurs, in each case on its due date or within the grace period, all in accordance with the terms of the related Mortgage Note, the Originator, at the Purchaser's option exercised in its sole discretion, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the percentage of par as stated in the related Purchase
Price and Terms Agreement (subject to adjustment as provided therein) multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest
Rate, plus any outstanding advances owed to any servicer in connection with such
Mortgage Loan.

          Subsection 8.06. Purchaser's Right to Review.

          From the related Closing Date until thirty (30) days after such
Closing Date, the Purchaser shall have the right to review each Mortgage File and Credit File, to conduct property inspections, obtain appraisal recertifications, drive-by appraisals, brokers price opinions and otherwise to underwrite the Mortgage Loans and to reject any Mortgage Loan which in the
Purchaser's sole opinion is an unacceptable investment. In the event that the
Purchaser so rejects any Mortgage Loan, the Originator shall, no later than ten
(10) Business Days following receipt of notice of such rejection, repurchase the rejected Mortgage Loan in the manner prescribed in Subsection 8.03 hereof at the
Purchase Price, together with accrued and unpaid interest at the Mortgage
Interest Rate through the date of repurchase. Any rejected Mortgage Loan shall be removed from the terms of this Agreement.

          All rights of the Purchaser under this Subsection 8.06 shall terminate upon the transfer of any Mortgage Loan to any other Purchaser.

          Notwithstanding the foregoing, the fact that the Purchaser or its designee has conducted or failed to conduct the review/due diligence procedures specified above or any other partial or complete examination of the Mortgage
Files or Credit Files shall not impair in any way the Purchaser's or any of its successors' rights to demand repurchase, substitution or any other remedy provided under this Agreement.

          SECTION 9. Closing.

          The closing for the purchase and sale of each Mortgage Loan Package shall take place on the related Closing Date. At the Purchaser's option, the
Closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

          The closing for the Mortgage Loans to be purchased on each Closing
Date shall be subject to each of the following conditions:

          (a)  at least two (2) Business Days prior to the related Closing Date, the Seller shall deliver to the Purchaser, in electronic format acceptable to the Purchaser in its sole discretion, a listing on a loan-level basis of the

                                      -41-

               necessary information to compute the Purchase Price of the
               Mortgage Loans delivered on the Closing Date (including accrued interest), and prepare a Mortgage Loan Schedule;

          (b)  all of the representations and warranties of the Seller under this Agreement and of the Interim Servicer under the Interim
               Servicing Agreement (with respect to each Mortgage Loan for an interim period, as specified therein) shall be true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement or an Event of Default under the
               Interim Servicing Agreement;

          (c)  the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all closing documents as specified in Section 10 of this Agreement, in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

          (d)  the Seller shall have delivered and released to the Custodian all documents required pursuant to this Agreement; and

          (e)  all other terms and conditions of this Agreement and the related
               Purchase Price and Terms Agreement shall have been complied with.

          Subject to the foregoing conditions, the Purchaser shall pay to the
Seller on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 4 of this Agreement, by wire transfer of immediately available funds to the account designated by the Seller.

          SECTION 10. Closing Documents.

          The Closing Documents for the Mortgage Loans to be purchased on each
Closing Date shall consist of fully executed originals of the following documents:

          1.   this Agreement (to be executed and delivered only for the initial
               Closing Date);

          2.   the Interim Servicing Agreement, dated as of the initial Cut-off
               Date, in the form of Exhibit B hereto (to be executed and
               delivered only for the initial Closing Date);

          3.   with respect to the initial Closing Date, the Custodial
               Agreement, dated as of the initial Cut-off Date;

          4.   with respect to the initial Closing Date, the Guarantee, dated as of the initial Closing Date;

                                      -42-

          5.   the related Mortgage Loan Schedule, segregated by Mortgage Loan
               Package, one copy to be attached to the Custodian's counterpart of the Custodial Agreement and one copy to be attached to the related Assignment and Conveyance as the Mortgage Loan Schedule
               thereto;

          6.   a Custodian's Certification, as required under the Custodial
               Agreement, in the form of Exhibit G-1 to the Custodial Agreement;

          7.   with respect to the initial Closing Date, a Custodial Account
               Letter Agreement or a Custodial Account Certification, as
               applicable, as required under the Interim Servicing Agreement;

          8.   with respect to the initial Closing Date, an Escrow Account
               Letter Agreement or an Escrow Account Certification, as
               applicable, as required under the Interim Servicing Agreement;

          9.   with respect to the initial Closing Date, an Officer's
               Certificate, in the form of Exhibit C hereto or as otherwise may be acceptable to the Purchaser with respect to each of the
               Guarantor, the Seller and the Interim Servicer, including all attachments hereto; with respect to subsequent Closing Dates, an
               Officer's Certificate upon request of the Purchaser;

          10.  with respect to the initial Closing Date, an Opinion of Counsel of each of the Guarantor, the Seller and the Interim Servicer
               (who may be an employee of the Guarantor, the Seller or the
               Interim Servicer, as applicable), in the form of Exhibit D hereto or as otherwise may be acceptable to the Purchaser ("Opinion of
               Counsel of the Seller"); with respect to subsequent Closing
               Dates, an Opinion of Counsel of the Seller upon request of the
               Purchaser;

          11.  with respect to the initial Closing Date, an Opinion of Counsel of the Custodian (who may be an employee of the Custodian), in the form of an Exhibit to the Custodial Agreement;

          12.  a Security Release Certification, in the form of Exhibit E or F, as applicable or as otherwise may be acceptable to the Purchaser, hereto executed by any person, as requested by the Purchaser, if any of the Mortgage Loans have at any time been subject to any security interest, pledge or hypothecation for the benefit of such person;

          13.  a certificate or other evidence of merger or change of name, signed or stamped by the applicable regulatory authority, if any of the Mortgage Loans were acquired by the Seller by merger or acquired or originated by the Seller while conducting business under a name other than its present name, if applicable;

          14.  with respect to the initial Closing Date, the Underwriting
               Guidelines to be attached to the related Assignment and
               Conveyance as Exhibit C;

                                      -43-

          15.  Assignment and Conveyance Agreement in the form of Exhibit H hereto; and

          16.  a MERS Report reflecting the Purchaser as Investor and no Person as Interim Funder for each MERS Designated Mortgage Loan within five (5) Business Days of the Closing Date.

          The Originator shall bear the risk of loss of the closing documents until such time as they are received by the Purchaser or its attorneys.

          SECTION 11. Costs.

          The Purchaser shall pay any commissions due its salesmen and the legal fees and expenses of its attorneys and custodial fees. All other costs and expenses incurred in connection with the transfer and delivery of the Mortgage
Loans and the Servicing Rights including recording fees, fees for title policy endorsements and continuations, fees for recording Assignments of Mortgage, and the Seller's attorney's fees, shall be paid by the Originator.

          SECTION 12. Cooperation of Seller with a Reconstitution.

          The Seller and the Purchaser agree that with respect to some or all of the Mortgage Loans, after each Closing Date, on one or more dates (each, a
"Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a Reconstitution of some or all of the Mortgage Loans then subject to this
Agreement, without recourse, to:

               a)   Fannie Mae under its Cash Purchase Program or MBS Program
                    (Special Servicing Option) (each, a "Fannie Mae Transfer");
                    or

               b)   Freddie Mac (the "Freddie Mac Transfer"); or

               c)   one or more third party purchasers in one or more Whole Loan
                    Transfers; or

               d)   one or more trusts or other entities to be formed as part of one or more Securitization Transactions.

          The Seller agrees to execute in connection with any Agency Transfer, any and all reasonably acceptable pool purchase contracts, and/or agreements among the Purchaser, the Seller, Fannie Mae or Freddie Mac (as the case may be)
and any servicer in connection with a Whole Loan Transfer, a seller's warranties and servicing agreement or a participation and servicing agreement in form and substance reasonably acceptable to the parties, and in connection with a
Securitization Transaction, a pooling and servicing agreement in form and substance reasonably acceptable to the parties or an Assignment and Recognition
Agreement substantially in the form attached hereto as Exhibit J (collectively, the agreements referred to herein are designated, the "Reconstitution
Agreements"), together with an opinion of counsel with respect to such
Reconstitution Agreements.

                                      -44-

          With respect to each Whole Loan Transfer and each Securitization
Transaction entered into by the Purchaser, the Seller agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser; (3) to restate the representations and warranties as set forth in the Assignment and
Recognition Agreement, a form which is attached as Exhibit J. The Seller shall provide to such servicer or issuer, as the case may be, and any other participants or purchasers in such Reconstitution: (i) any and all information and appropriate verification of information which may be reasonably available to the Seller or its affiliates, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request; and (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Seller or the Interim Servicer as are reasonably believed necessary by the Purchaser or any such other participant; and (iii) to execute, deliver and satisfy all conditions set forth in an Indemnification and
Contribution Agreement in substantially the form attached hereto as Exhibit K.
Moreover, the Seller agrees to cooperate with all reasonable requests made by the Purchaser to effect such Reconstitution Agreements. The Originator shall indemnify the Purchaser, each affiliate of the Purchaser participating in the
Reconstitution and each Person who controls the Purchaser or such affiliate and their respective present and former directors, officers, employees and agents, and hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that each of them may sustain in any way related to any information provided by or on behalf of the Seller regarding the
Seller, the Interim Servicer servicing practices or performance, the Mortgage
Loans or the Underwriting Guidelines set forth in any offering document prepared in connection with any Reconstitution. For purposes of the previous sentence,
"Purchaser" shall mean the Person then acting as the Purchaser under this
Agreement and any and all Persons who previously were "Purchasers" under this
Agreement.

          In the event the Purchaser has elected to have the Interim Servicer or the Seller hold record title to the Mortgages, prior to the Reconstitution Date, the Interim Servicer shall prepare an assignment of mortgage in blank or to the prospective purchaser or trustee, as applicable, from the Interim Servicer or the Seller, as applicable, acceptable to the prospective purchaser or trustee, as applicable, for each Mortgage Loan that is part of the Reconstitution and shall pay all preparation and recording costs associated therewith. In connection with the Reconstitution, the Interim Servicer shall execute or shall cause the Seller to execute each Assignment of Mortgage (except with respect to each MERS Designated Mortgage Loan), track such Assignments of Mortgage to ensure they have been recorded and deliver them as required by the prospective purchaser or trustee, as applicable, upon the Interim Servicer's receipt thereof. Additionally, the Interim Servicer shall prepare and execute or shall cause the Seller to execute, at the direction of the Purchaser, any note endorsement required hereunder.

          All Mortgage Loans not sold or transferred pursuant to a
Reconstitution shall remain subject to this Agreement and, if the Interim
Servicing Agreement shall remain in effect with respect to the related Mortgage
Loan Package, shall continue to be serviced in accordance with the terms of this
Agreement and the Interim Servicing Agreement and with respect thereto this
Agreement shall remain in full force and effect.

                                      -45-

          SECTION 13. The Originator and the Seller.

          Subsection 13.01. Additional Indemnification by the Originator; Third
Party Claims.

          (a) The Originator shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents, and hold such parties harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees (including legal fees incurred in connection with the enforcement of the Originator's indemnification obligation under this Subsection
13.01) and related costs, judgments, and any other costs, fees and expenses that such parties may sustain in any way related to the failure of the Seller or the
Originator to perform its duties in compliance with the terms of this Agreement or any Reconstitution Agreement entered into pursuant to Section 12 or any breach of any of Seller's or the Originator's representations, warranties and covenants set forth in this Agreement (provided that such costs shall not include any lost profits). For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all
Persons who previously were "Purchasers" under this Agreement and "Successor
Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers"
pursuant to this Agreement.

          (b) Promptly after receipt by an indemnified party under this
Subsection 13.01 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Subsection 13.01, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party under this Subsection 13.01, except to the extent that it has been prejudiced in any material respect, or from any liability which it may have, otherwise than under this Subsection 13.01. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party or parties shall have reasonably concluded that there may be legal defenses available to it or them and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party for expenses incurred by the indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with one local counsel, if applicable)), (ii) the indemnifying party shall not have

                                      -46-

employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party; and except that, if clause (i) or (iii) is applicable, such liability shall be only in respect of the counsel referred to in such clause (i)
or (iii).

          Subsection 13.02. Merger or Consolidation of the Seller.

          The Seller will keep in full effect its existence, rights and franchises as a statutory trust under the laws of the state of its organization except as permitted herein, and will obtain and preserve its qualification to do business in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

          Any Person into which the Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the
Seller shall be a party, or any Person succeeding to the business of the Seller, shall be the successor of the Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

          SECTION 14. Mandatory Delivery; Grant of Security Interest.

          The sale and delivery on the related Closing Date of the Mortgage
Loans described on the related Mortgage Loan Schedule is mandatory from and after the date of the execution of the related Purchase Price and Terms
Agreement, it being specifically understood and agreed that each Mortgage Loan is unique and identifiable on the date hereof and that an award of money damages would be insufficient to compensate the Purchaser for the losses and damages incurred by the Purchaser (including damages to prospective purchasers of the
Mortgage Loans) in the event of the Seller's failure to deliver (i) each of the related Mortgage Loans or (ii) one or more Qualified Substitute Mortgage Loans or (iii) one or more Mortgage Loans otherwise acceptable to the Purchaser on or before the related Closing Date. The Seller hereby grants to the Purchaser a lien on and a continuing security interest in each Mortgage Loan and each document and instrument evidencing each such Mortgage Loan to secure the performance by the Seller of its obligations under the related Purchase Price and Terms Agreement, and the Seller agrees that it shall hold such Mortgage
Loans in custody for the Purchaser subject to the Purchaser's (i) right to reject any Mortgage Loan (or Qualified Substitute Mortgage Loan) under the terms of this Agreement and to require another Mortgage Loan (or Qualified Substitute
Mortgage Loan) to be substituted therefor, and (ii) obligation to pay the
Purchase Price for the Mortgage Loans. All rights and remedies of the Purchaser under this Agreement are distinct from, and cumulative with, any other rights or remedies under this Agreement or afforded by law or equity and all such rights and remedies may be exercised concurrently, independently or successively.

                                      -47-

          SECTION 15. Notices.

          All demands, notices and communications hereunder shall be in writing and shall be given via email, facsimile transmission or registered or certified mail to the person at the address set forth below:

               (i)  if to the Seller:

                    Funding America Mortgage Warehouse Trust
                    c/o Funding America, LLC
                    2000 Bering Drive, Suite 300
                    Houston, Texas 77057
                    Attention: President
                    Fax: 266-217-3231
                    Email: neil@famtg.com

               (ii) if the Originator or the Interim Servicer

                    Ocwen Loan Servicing, LLC
                    1661 Worthington Road
                    Centrepark West, Suite 100
                    West Palm Beach, Florida 33409
                    Attention: Secretary
                    Fax: (561) 682-8177

               (ii) if to the Purchaser:

                    IXIS Real Estate Capital Inc.
                    9 West 57th Street
                    New York, New York 10019
                    Attention: Christopher Connelly
                    Fax: 212-891-6288
                    Email: c.connelly@ixiscm.com

                    with a copy to:

                    IXIS Real Estate Capital Inc.
                    9 West 57th Street
                    New York, New York 10019
                    Attention: General Counsel
                    Fax: 212-891-1922
                    Email: albert.zakes@ixiscm.com

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

                                      -48-

          SECTION 16. Severability Clause.

          Any part, provision representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this
Agreement without regard to such invalidity.

          SECTION 17. Counterparts.

          This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

          SECTION 18. Governing Law Jurisdiction; Consent to Service of Process.

          THIS AGREEMENT SHALL BE DEEMED IN EFFECT WHEN A FULLY EXECUTED
COUNTERPART THEREOF IS RECEIVED BY THE PURCHASER IN THE STATE OF NEW YORK AND
SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF NEW YORK. THIS AGREEMENT SHALL
BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT
TO ITS CHOICE OF LAW RULES AND PRINCIPLES. EACH OF THE PURCHASER AND THE SELLER
IRREVOCABLY (I) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE
STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE
SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING
RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW,
THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH
COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY
SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY
SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS
TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL
ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER.

          SECTION 19. Intention of the Parties.

          It is the intention of the parties that the Purchaser is purchasing, and the Seller is selling the Mortgage Loans and not a debt instrument of the
Seller or another security. Accordingly, the parties hereto each intend to treat the transaction for Federal income tax purposes as a sale by the Seller, and a purchase by the Purchaser, of the Mortgage Loans.

                                      -49-

Moreover, the arrangement under which the Mortgage Loans are held shall be consistent with classification of such arrangement as a grantor trust in the event it is not found to represent direct ownership of the Mortgage Loans. The
Purchaser shall have the right to review the Mortgage Loans and the related
Mortgage Loan Files to determine the characteristics of the Mortgage Loans which shall affect the Federal income tax consequences of owning the Mortgage Loans and the Seller shall cooperate with all reasonable requests made by the
Purchaser in the course of such review.

          SECTION 20. Successors and Assigns; Assignment of Purchase Agreement.

          This Agreement shall bind and inure to the benefit of and be enforceable by the Seller and the Purchaser and the respective permitted successors and assigns of the Seller and the successors and assigns of the
Purchaser. This Agreement shall not be assigned, pledged or hypothecated by the
Seller to a third party without the prior written consent of the Purchaser, which consent may be withheld by the Purchaser in its sole discretion. This
Agreement may be assigned, pledged or hypothecated by the Purchaser in whole or in part, and with respect to one or more of the Mortgage Loans, without the consent of the Seller. There shall be no limitation on the number of assignments or transfers allowable by the Purchaser with respect to the Mortgage Loans and this Agreement. In the event the Purchaser assigns this Agreement, and the assignee assumes any of the Purchaser's obligations hereunder, the Seller acknowledges and agrees to look solely to such assignee, and not to the
Purchaser, for performance of the obligations so assumed and the Purchaser shall be relieved from any liability to the Seller with respect thereto.

          SECTION 21. Waivers.

          No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

          SECTION 22. Exhibits.

          The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

          SECTION 23. General Interpretive Principles.

          For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

          (a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

          (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

                                      -50-

          (c) references herein to "Articles," "Sections," "Subsections,"
"Paragraphs," and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

          (d) reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

          (e) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

          (f) the term "include" or "including" shall mean without limitation by reason of enumeration.

          SECTION 24. Reproduction of Documents.

          This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

          SECTION 25. Further Agreements.

          The Seller, the Originator, the Interim Servicer and the Purchaser
each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

          SECTION 26. Recordation of Assignments of Mortgage.

          To the extent permitted by applicable law, each of the Assignments of
Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or their comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected at the Originator's expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option
(other than with respect to the MERS Designated Mortgage Loans).

          SECTION 27. No Solicitation.

          From and after the Closing Date, neither the Seller nor the Originator agrees that it will not take any action or permit or cause any action to be taken by any of its agents or

                                      -51-

affiliates, or by any independent contractors on the Seller's or Originator's behalf, to personally, by telephone or mail (via electronic means or otherwise), solicit the borrower or obligor under any Mortgage Loan for any purpose whatsoever, including to refinance a Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. It is understood and agreed that all rights and benefits relating to the solicitation of any Mortgagors and the attendant rights, title and interest in and to the list of such Mortgagors and data relating to their Mortgages (including insurance renewal dates) shall be transferred to the Purchaser pursuant hereto on the Closing Date and the Seller shall take no action to undermine these rights and benefits. Notwithstanding the foregoing, it is understood and agreed that promotions undertaken by the Seller or any affiliate of the Seller which are directed to the general public at large, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements shall not constitute solicitation under this Section 27, nor is the Seller or Originator prohibited from responding to unsolicited requests or inquiries by a Mortgagor or an agent of the Mortgagor.

          SECTION 28. Waiver of Trial by Jury.

          THE SELLER, THE ORIGINATOR AND THE PURCHASER EACH KNOWINGLY,
VOLUNTARILY AND INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY
APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING
UNDER OR RELATING TO THIS AGREEMENT.

          SECTION 29. Compliance with Regulation AB

          Subsection 29.01. Intent of the Parties; Reasonableness.

          The Purchaser and the Seller acknowledge and agree that the purpose of
Section 29 of this Agreement is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. Although Regulation AB is applicable by its terms only to offerings of asset-backed securities that are registered under the
Securities Act, the Seller acknowledges that investors in privately offered securities may require that the Purchaser or any Depositor provide comparable disclosure in unregistered offerings. References in this Agreement to compliance with Regulation AB include provision of comparable disclosure in private offerings.

          Neither the Purchaser nor any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the
Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder (or the provision in a private offering of disclosure comparable to that required under the Securities Act). The Seller acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Purchaser or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Securitization Transaction, the Seller shall cooperate fully with the Purchaser to deliver to the Purchaser (including any of its assignees or designees) and any Depositor, any and all

                                      -52-

statements, reports, certifications, records and any other information necessary in the good faith determination of the Purchaser or any Depositor to permit the
Purchaser or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Seller, any Third-Party
Originator and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Purchaser or any Depositor to be necessary in order to effect such compliance.

          The Purchaser (including any of its assignees or designees) shall cooperate with the Seller by providing timely written (including electronic)
notice of requests for information under these provisions and by reasonably limiting such requests to information required, in the Purchaser's reasonable judgment, to comply with Regulation AB.

          Subsection 29.02. Additional Representations and Warranties of the
Seller.

          (a) The Seller shall be deemed to represent to the Purchaser and to any Depositor, as of the date on which information is first provided to the
Purchaser or any Depositor under Subsection 29.03 that, except as disclosed in writing to the Purchaser or such Depositor prior to such date: (i) there are no material legal or governmental proceedings pending (or known to be contemplated)
against the Seller or any Third-Party Originator; and (ii) there are no affiliations, relationships or transactions relating to the Seller or any
Third-Party Originator with respect to any Securitization Transaction and any party thereto identified by the related Depositor of a type described in Item
1119 of Regulation AB.

          (b) If so requested by the Purchaser or any Depositor on any date following the date on which information is first provided to the Purchaser or any Depositor under Subsection 29.03, the Seller shall, within five (5) Business
Days following such request, confirm in writing the accuracy of the representations and warranties set forth in paragraph (a) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

          Subsection 29.03. Information to Be Provided by the Seller.

          In connection with any Securitization Transaction the Seller shall (i)
within five (5) Business Days following request by the Purchaser or any
Depositor, provide to the Purchaser and such Depositor (or, as applicable, cause each Third-Party Originator to provide), in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, the information and materials specified in paragraphs (a) and (b) of this Section, and (ii) as promptly as practicable following notice to or discovery by the Seller, provide to the Purchaser and any Depositor (in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor) the information specified in paragraph (d) of this Section.

          (a) If so requested by the Purchaser or any Depositor, the Seller shall provide such information regarding (i) the Seller, as originator of the
Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified
Correspondent), or (ii) each Third-Party Originator, as is requested for the purpose of compliance with Items 1103(a)(1), 1105, 1110, 1117 and 1119 of
Regulation AB. Such information shall include, at a minimum:

               (A) the originator's form of organization;

                                      -53-

               (B) a description of the originator's origination program and how long the originator has been engaged in originating residential mortgage loans, which description shall include a discussion of the originator's experience in originating mortgage loans of a similar type as the Mortgage
     Loans; information regarding the size and composition of the originator's origination portfolio; and information that may be material, in the good faith judgment of the Purchaser or any Depositor, to an analysis of the performance of the Mortgage Loans, including the originators'
     credit-granting or underwriting criteria for mortgage loans of similar type(s) as the Mortgage Loans and such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with
     Item 1110(b)(2) of Regulation AB;

               (C) a description of any material legal or governmental
     proceedings pending (or known to be contemplated) against the Seller and each Third-Party Originator; and

               (D) a description of any affiliation or relationship between the
     Seller, each Third-Party Originator and any of the following parties to a
     Securitization Transaction, as such parties are identified to the Seller by the Purchaser or any Depositor in writing in advance of such Securitization
     Transaction:

                    (1)  the sponsor;

                    (2)  the depositor;

                    (3)  the issuing entity;

                    (4)  any servicer;

                    (5)  any trustee;

                    (6)  any originator;

                    (7)  any significant obligor;

                    (8)  any enhancement or support provider; and

                    (9)  any other material transaction party.

          (b) If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide)
Static Pool Information, subject to Item 1105(f) of Regulation AB, with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below) originated by (i) the Seller, if the Seller is an originator of Mortgage Loans (including as an acquirer of
Mortgage Loans from a Qualified Correspondent), and/or (ii) each Third-Party
Originator. Such Static Pool Information shall be prepared by the Seller (or
Third-Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(1)-(3) of Regulation AB. To the extent that there is reasonably available to the Seller (or Third-Party
Originator) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any

                                      -54-

Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. The content of such Static Pool
Information may be in the form customarily provided by the Seller, and need not be customized for the Purchaser or any Depositor. Such Static Pool Information
for each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than one hundred thirty-five (135) days prior to the date of the prospectus or other offering document in which the Static Pool Information is to be included or incorporated by reference. The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format reasonably required by the Purchaser or the Depositor, as applicable.

          Promptly following notice or discovery of a material error in Static
Pool Information provided pursuant to the immediately preceding paragraph
(including an omission to include therein information required to be provided pursuant to such paragraph), the Seller shall provide corrected Static Pool
Information to the Purchaser or any Depositor, as applicable, in the same format in which Static Pool Information was previously provided to such party by the
Seller.

          If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), such agreed-upon procedures letters of certified public accountants reasonably acceptable to the
Purchaser or Depositor, as applicable, pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after
January 1, 2006 or, in the case of Static Pool Information with respect to the
Seller's or Third-Party Originator's originations or purchases, to calendar months commencing January 1, 2006, as the Purchaser or such Depositor shall reasonably request. Such letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which may include, by way of example, any Sponsor, any Depositor and any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a
Securitization Transaction. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such
Depositor.

          (c) [Reserved].

          (d) If so requested by the Purchaser or any Depositor for the purpose of satisfying its reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Seller shall (or shall cause each
Third-Party Originator to) (i) notify the Purchaser and any Depositor in writing of (A) any material litigation or governmental proceedings pending against the
Seller or any Third-Party Originator and (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between the Seller or any Third-Party Originator and any of the parties specified in clause (D) of paragraph (a) of this Section (and any other parties identified in writing by the requesting party) with respect to such Securitization
Transaction, and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships.

                                      -55-

          Subsection 29.04. Indemnification; Remedies.

          The Originator shall indemnify the Purchaser, each affiliate of the
Purchaser, the Depositor, and each of the following parties participating in a
Securitization Transaction: each sponsor and issuing entity; each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d)
under the Exchange Act with respect to such Securitization Transaction; each broker dealer acting as underwriter, placement agent or initial purchaser, each
Person who controls any of such parties or the Depositor (within the meaning of
Section 15 of the Securities Act and Section 20 of the Exchange Act); and the
respective present and former directors, officers, employees and agents of each of the foregoing and of the Depositor, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

          (i) (A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, accountants'
     letter or other material provided in written or electronic form under this
     Section 29 by or on behalf of the Seller, or provided under this Section 29 by or on behalf of any Third-Party Originator (collectively, the "Seller
     Information"), or (B) the omission or alleged omission to state in the
     Seller Information a material fact required to be stated in the Seller
     Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;
     provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Seller Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Seller Information or any portion thereof is presented together with or separately from such other information;

          (ii) any failure by the Seller or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 29; or

          (iii) any breach by the Seller of a representation or warranty set forth in Subsection 29.02(a) or in a writing furnished pursuant to
     Subsection 29.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection 29.02(b) to the extent made as of a date subsequent to such closing date.

          In the case of any failure of performance described in clause (a)(ii)
of this Section, the Originator shall promptly reimburse the Purchaser, any
Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order

                                      -56-

to obtain the information, report, certification, accountants' letter or other material not delivered as required by the Seller or any Third-Party Originator.

          SECTION 30. No Recourse to the Seller.

          Notwithstanding any provision in this Agreement to the contrary, the
Purchaser and the Originator acknowledge that the Purchaser shall not have any recourse against the Seller under this Agreement, and that any obligations of the Seller hereunder shall be deemed to be obligations of the Originator to the extent not otherwise covered by the Guarantee.

                     [SIGNATURES COMMENCE ON FOLLOWING PAGE]

                                      -57-

          IN WITNESS WHEREOF, the Seller, the Originator and Interim Servicer,
and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

                                      IXIS REAL ESTATE CAPITAL INC.
                                         (Purchaser)

                                      By: /s/ Anthony Malanga
                                          --------------------------------------
                                          Name: Anthony Malanga
                                          Title: Managing Director

                                      By: /s/ Christopher Hayden
                                          --------------------------------------
                                          Name: Christopher Hayden
                                          Title: Managing Director

                                      FUNDING AMERICA MORTGAGE WAREHOUSE TRUST
                                         (Seller)

                                      By: Funding America, LLC, as Administrator

                                      By: /s/ Neil Notkin
                                          --------------------------------------
                                          Name: Neil Notkin
                                          Title: Chief Executive Officer

                                      OCWEN LOAN SERVICING, LLC
                                         (Originator and Interim Servicer)

                                      By: /s/ Richard Delgado
                                          --------------------------------------
                                          Name: Richard Delgado
                                          Title: Authorized Representative

                                                                       Exhibit A

                                    EXHIBIT A

                         CONTENTS OF EACH MORTGAGE FILE

          With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the
Purchaser and any prospective Purchaser, and which shall be delivered to the
Custodian, or to such other Person as the Purchaser shall designate in writing, pursuant to Section 6 of the Amended and Restated Mortgage Loan Purchase and
Warranties Agreement to which this Exhibit is attached (the "Agreement"):

          (a) the original Mortgage Note bearing all intervening endorsements evidencing a complete chain of assignment from the Originator, endorsed "Pay to the order of _________, without recourse" and signed in the name of the Seller by an authorized officer. To the extent that there is no room on the face of the
Mortgage Notes for endorsements, the endorsement may be contained on an allonge, if state law so allows and the Custodian is so advised by the Seller that state law so allows. If the Mortgage Loan was acquired by the Originator in a merger, the endorsement must be by "[Originator], successor by merger to [name of predecessor]." If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the endorsement must be by
"[Originator], formerly known as [previous name]";

          (b) the original of any guarantee executed in connection with the
Mortgage Note;

          (c) the original Mortgage with evidence of recording thereon. If in connection with any Mortgage Loan, the Seller cannot deliver or cause to be delivered the original Mortgage with evidence of recording thereon on or prior to the Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, the Seller shall deliver or cause to be delivered to the
Custodian, a photocopy of such Mortgage, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the
Seller stating that such Mortgage has been dispatched to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or (ii) in the case of a
Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage;

          (d) the originals of all assumption, modification, consolidation or extension agreements, if any, with evidence of recording thereon;

          (e) except with respect to each MERS Designated Mortgage Loan, the original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for

                                      A-1

recording. The Assignment of Mortgage must be duly recorded only if recordation is either necessary under applicable law or commonly required by private institutional mortgage investors in the area where the Mortgaged Property is located or on direction of the Purchaser as provided in this Agreement. If the
Assignment of Mortgage is to be recorded, the Mortgage shall be assigned to the
Purchaser. If the Assignment of Mortgage is not to be recorded, the Assignment of Mortgage shall be delivered in blank. If the Mortgage Loan was acquired by the Seller in a merger, the Assignment of Mortgage must be made by
"[Originator], successor by merger to [name of predecessor]". If the Mortgage
Loan was acquired or originated by the Originator while doing business under another name, the Assignment of Mortgage must be by "[Originator], formerly known as [previous name]";

          (f) the originals of all intervening assignments of mortgage, evidencing a complete chain of assignment from the originator to the Seller (if
Seller is the record mortgagee) (or MERS with respect to each MERS Designated
Mortgage Loan), with evidence of recording thereon, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such intervening assignment, together with (i) in the case of a delay caused by the public recording office, an Officer's
Certificate of the Seller stating that such intervening assignment of mortgage has been dispatched to the appropriate public recording office for recordation and that such original recorded intervening assignment of mortgage or a copy of such intervening assignment of mortgage certified by the appropriate public recording office to be a true and complete copy of the original recorded intervening assignment of mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or (ii) in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment;

          (g) The original mortgagee policy of title insurance or, in the event such original title policy is unavailable, a certified true copy of the related policy binder or commitment for title certified to be true and complete by the title insurance company; and

          (h) security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage.

          In the event an Officer's Certificate of the Seller is delivered to the Purchaser because of a delay caused by the public recording office in returning any recorded document, the Seller shall deliver to the Purchaser, within one-hundred and eighty (180) days of the Closing Date, an Officer's
Certificate which shall (i) identify the recorded document, (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay caused by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document will be delivered to the Custodian; provided, however, that any recorded document shall in any event be delivered no later than one (1) year from the applicable Closing Date. An extension of the date specified in (iv)
above may be requested from the Purchaser, which consent shall not be unreasonably withheld.

                                      A-2

                                                                       Exhibit B

                                    EXHIBIT B

                       FORM OF INTERIM SERVICING AGREEMENT

                                       B-1

                                                                       Exhibit C

                                    EXHIBIT C

                          FORM OF OFFICER'S CERTIFICATE

          I, ____________________, hereby certify that I am the duly elected
[Vice] President of [Funding America Mortgage Warehouse Trust] [Ocwen Financial
Corporation], a [Florida] [federally]/[federally] chartered institution organized under the laws of the [state of ____________] [United States] (the
"Company"), [Ocwen Loan Servicing, LLC], a [__________] limited liability company (the "Originator") and further as follows:

               1. Attached hereto as Exhibit 1 is a true, correct and complete copy of the [charter] of the Company which is in full force and effect on the date hereof and which has been in effect without amendment, waiver, rescission or modification since ___________.

               2. Attached hereto as Exhibit 2 is a true, correct and complete copy of the [bylaws] of the Company which are in effect on the date hereof and which have been in effect without amendment, waiver, rescission or modification since ___________.

               3. Attached hereto as Exhibit 3 is an original certificate of good standing of the Company issued within ten (10) days of the date hereof, and no event has occurred since the date thereof which would impair such standing.

               4. Attached hereto as Exhibit 4 is a true, correct and complete copy of the corporate resolutions of the Board of Directors of the Company authorizing the Company to execute and deliver [each of [the Amended and
     Restated Mortgage Loan Purchase and Warranties Agreement, dated as of
     October 1, 2006, by and between IXIS Real Estate Capital Inc. (the
     "Purchaser") and the Company (the "Purchase Agreement"),] [the Interim
     Servicing Agreement, dated as of May 1, 2006, by and between the Company and the Purchaser (the "Interim Servicing Agreement")], [the Guarantee,
     dated as of May 4, 2006 by Ocwen Financial Corporation (the "Guarantee")]
     [and to endorse the Mortgage Notes and execute the Assignments of Mortgages by original [or facsimile] signature,]] and such resolutions are in effect on the date hereof and have been in effect without amendment, waiver, rescission or modification since _____________.

               5. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with [the Purchase Agreement and the Interim Servicing Agreement] [the
     Guarantee] [the sale of the mortgage loans] or the consummation of the transactions contemplated by the agreement[s]; or (ii) any required consent, approval, authorization or order has been obtained by the Company.

               6. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of [the Purchase Agreement and the Interim
     Servicing Agreement] [the Guarantee] conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter or by-laws of the

                                       C-1

     Company, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the
     Company is subject or by which it is bound.

               7. To the best of my knowledge, there is no action, suit,
     proceeding or investigation pending or threatened against the Company which, in my judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of [the Purchase
     Agreement and the Interim Servicing Agreement] [the Guarantee], [or the
     mortgage loans] or of any action taken or to be taken in connection with the transactions contemplated thereby], or which would be likely to impair materially the ability of the Company to perform under the terms of [the
     Purchase Agreement and the Interim Servicing Agreement] [the Guarantee].

               8. Each person listed on Exhibit 5 attached hereto who, as an officer or representative of the Company, signed [(a) the Purchase
     Agreement, (b) the Interim Servicing Agreement, (c) [the Guarantee] and (d)
     any other document delivered or on the date hereof in connection with any purchase described in the agreements set forth above] was, at the respective times of such signing and delivery, and is now, a duly elected or appointed, qualified and acting officer or representative of the
     Company, who holds the office set forth opposite his or her name on Exhibit
     5, and the signatures of such persons appearing on such documents are their genuine signatures.

               9. The Company is duly authorized to engage in the transactions described and contemplated in [the Purchase Agreement and the Interim
     Servicing Agreement] [the Guarantee].

                                       C-2

               IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Company.

Dated:                                  By:
       --------------------                 ------------------------------------
                                               Name:
                                                     ---------------------------
[Seal]                                              Title: [Vice] President

          I, ________________________, an [Assistant] Secretary of [Funding
America LLC] [Funding America Mortgage Warehouse Trust][Ocwen Financial
Corporation], hereby certify that ____________ is the duly elected, qualified and acting [Vice] President of the Company and that the signature appearing above is [her] [his] genuine signature.

          IN WITNESS WHEREOF, I have hereunto signed my name.

Dated:                                  By:
       ---------------------                ------------------------------------
                                               Name:
                                                      --------------------------
                                                  Title: [Assistant] Secretary

                                      C-3

                                  EXHIBIT 5 to
                              Officer's Certificate

NAME                                    TITLE                              SIGNATURE
------------------------   --------------------------------   ----------------------------------

________________________   ________________________________   __________________________________

________________________   ________________________________   __________________________________

________________________   ________________________________   __________________________________

________________________   ________________________________   __________________________________

________________________   ________________________________   __________________________________

________________________   ________________________________   __________________________________

                                       C-4

                                                                       Exhibit D

                                    Exhibit D

                  FORM OF OPINION OF COUNSEL TO THE GUARANTOR,
                       SELLER AND INTERIM SERVICER (DATE)

IXIS Real Estate Capital Inc.
9 West 57th Street, 36th Floor
New York, New York 10019

Dear Sirs:

          You have requested [our] [my] opinion, as [Assistant] General Counsel to Funding America Mortgage Warehouse Trust (the "Company"), with respect to certain matters in connection with the sale by the Seller of the Mortgage Loans pursuant to that certain Amended and Restated Mortgage Loan Purchase and
Warranties Agreement by and between the Company and IXIS Real Estate Capital
Inc. (the "Purchaser"), dated as of October 1, 2006 (the "Purchase Agreement")
which sale is in the form of whole loans, serviced pursuant to an Interim
Servicing Agreement, dated as of May 1, 2006 by and between the Interim Servicer and the Purchaser (the "Interim Servicing Agreement" and, collectively with the
Purchase Agreement, the "Agreements"). Capitalized terms not otherwise defined herein have the meanings set forth in the Purchase Agreement and the Interim
Servicing Agreement.

          [We] [I] have examined the following documents:

          1.   the Purchase Agreement;

          2.   the Interim Servicing Agreement;

          3.   the form of Assignment of Mortgage;

          4.   the form of endorsement of the Mortgage Notes;

          5    the Guarantee, and

          6    such other documents, records and papers as we have deemed necessary and relevant as a basis for this opinion.

          To the extent [we] [I] have deemed necessary and proper, [we] [I] have relied upon the representations and warranties of each of the Guarantor, the
Company and the Interim Servicer contained in the Guarantee, in the Purchase
Agreement and in the Interim Servicing Agreement, as applicable. [We] [I] have assumed the authenticity of all documents submitted to [us] [me] as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents.

          Based upon the foregoing, it is [our] [my] opinion that:

                                       D-1

     1.   The Company and the Interim Servicer is [type of entity] duly organized, validly existing and in good standing under the laws of the
          [United States] and are qualified to transact business in, and is in good standing under, the laws of [the state of incorporation].

     2.   The Guarantor is [type of entity] duly organized, validly existing and in good standing under the laws of the [United States] and are qualified to transact business in, and is in good standing under, the laws of the [state of incorporation].

     3.   Each of the Company, the Guarantor and the Interim Servicer has the
          power to engage in the transactions contemplated by the Agreements to which it is a party and all requisite power, authority and legal right to execute and deliver such Agreements and to perform and observe the terms and conditions of such Agreements.

     4.   Each of the Agreements to which it is a party has been duly authorized, executed and delivered by the Company, the Guarantor and/or the Interim Servicer, as applicable, and is a legal, valid and binding agreement enforceable in accordance with its respective terms against the Company, the Guarantor and/or the Interim Servicer, as
          applicable, subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance, none of which will materially interfere with the realization of the benefits provided thereunder or with the Purchaser's ownership of the Mortgage Loans.

     5.   Each of the Company, the Guarantor and the Interim Servicer has been duly authorized to allow any of its officers to execute any and all documents by original signature in order to complete the transactions contemplated by the Agreements to which it is a party by original [or facsimile] signature in order to execute the endorsements to the
          Mortgage Notes and the Assignments of Mortgages, and the original [or facsimile] signature of the officer at the Company executing the endorsements to the Mortgage Notes and the Assignments of Mortgages
          represents the legal and valid signature of said officer of the
          Company.

     6.   Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company, the Guarantor or the Interim Servicer
          of or compliance by the Company, the Guarantor or the Interim Servicer
          with the Agreements to which it is a party and the sale of the
          Mortgage Loans by the Company or the consummation of the transactions contemplated by the Agreements to which each is a party or (ii) any required consent, approval, authorization or order has been obtained by the Company, the Guarantor or the Interim Servicer.

     7.   Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of, the Agreements to which it is a party conflicts or will conflict

                                       D-2

          with or results or will result in a breach of or constitutes or will constitute a default under the charter, by-laws or other
          organizational documents of the Company, the Guarantor or the Interim
          Servicer, as applicable, the terms of any indenture or other agreement or instrument to which the Company, the Guarantor or the Interim
          Servicer is a party or by which it is bound or to which it is subject, or violates any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company, the Guarantor or the Interim Servicer is subject or by which it is bound.

     8.   There is no action, suit, proceeding or investigation pending or threatened against any of the Company, the Guarantor or the Interim
          Servicer which, in [our] [my] judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the
          Company, the Guarantor or the Interim Servicer or in any material impairment of the right or ability of the Company, the Guarantor or the Interim Servicer to carry on its business substantially as now conducted or in any material liability on the part of the Company, the
          Guarantor or the Interim Servicer or which would draw into question the validity of the Agreements to which it is a party or the Mortgage
          Loans or of any action taken or to be taken in connection with the transactions contemplated thereby, or which would be likely to impair the ability of the Company, the Guarantor or the Interim Servicer to
          perform under the terms of the Agreements to which it is a party.

          This opinion is given to you for your sole benefit, and no other person or entity is entitled to rely hereon except that the purchaser or purchasers to which you initially and directly resell the Mortgage Loans may rely on this opinion as if it were addressed to them as of its date.

                                        Very truly yours,

                                        ----------------------------------------
                                                         [Name]
                                               [Assistant] General Counsel

                                       D-3

                                                                       EXHIBIT E

                                    EXHIBIT E

                     FORM OF SECURITY RELEASE CERTIFICATION

                                                      ___________________, _____

________________________
________________________
________________________

Attention: _____________________________
           _____________________________

          Re: Notice of Sale and Release of Collateral

Dear Sirs:

          This letter serves as notice that ________________________ [COMPANY] a
[type of entity], organized pursuant to the laws of [state of incorporation]
(the "Company") has committed to sell to IXIS Real Estate Capital Inc. under an
Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of October 1, 2006, certain mortgage loans originated by the Company. The
Company warrants that the mortgage loans to be sold to IXIS Real Estate Capital
Inc. are in addition to and beyond any collateral required to secure advances made by you to the Company.

          The Company acknowledges that the mortgage loans to be sold to IXIS
Real Estate Capital Inc. shall not be used as additional or substitute collateral for advances made by [____________]. IXIS Real Estate Capital Inc.
understands that the balance of the Company's mortgage loan portfolio may be used as collateral or additional collateral for advances made by [___________], and confirms that it has no interest therein.

                                      E-1

          Execution of this letter by [___________] shall constitute a full and complete release of any security interest, claim, or lien which [___________]
may have against the mortgage loans to be sold to IXIS Real Estate Capital Inc.

                                   Very truly yours,

                                        ----------------------------------------

                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------
                                        Date:
                                              ----------------------------------

Acknowledged and approved:

--------------------------

By:
    -------------------------------
Name:
      -----------------------------
Title:
       ----------------------------
Date:
      -----------------------------

                                      E-1

                                                                       Exhibit F

                                    EXHIBIT F

                     FORM OF SECURITY RELEASE CERTIFICATION

                         I. Release of Security Interest

          The financial institution named below hereby relinquishes any and all right, title and interest it may have in all Mortgage Loans to be purchased by
IXIS Real Estate Capital Inc. from the Company named below pursuant to that certain Amended and Restated Mortgage Loan Purchase and Warranties Agreement,
dated as of October 1, 2006, and certifies that all notes, mortgages, assignments and other documents in its possession relating to such Mortgage
Loans have been delivered and released to the Company named below or its designees, as of the date and time of the sale of such Mortgage Loans to IXIS
Real Estate Capital Inc.

Name and Address of Financial Institution

-------------------------------------
(Name)

-------------------------------------
(Address)

By:
    ---------------------------------

                                      F-1

                          II. Certification of Release

          The Company named below hereby certifies to IXIS Real Estate Capital
Inc. that, as of the date and time of the sale of the above-mentioned Mortgage
Loans to IXIS Real Estate Capital Inc. the security interests in the Mortgage
Loans released by the above-named financial institution comprise all security interests relating to or affecting any and all such Mortgage Loans. The Company warrants that, as of such time, there are and will be no other security interests affecting any or all of such Mortgage Loans.

                                        ----------------------------------------

                                        By:
                                            ------------------------------------

                                        Title:
                                               ---------------------------------
                                        Date:
                                              ----------------------------------

                                      F-2

                                                                       Exhibit G

                                    EXHIBIT G

                                   [RESERVED]

                                       G-1

                                                                       Exhibit H

                                    EXHIBIT H

                            ASSIGNMENT AND CONVEYANCE

          On this ___ day of __________, ____, Funding America Mortgage
Warehouse Trust (the "Seller"), as (i) Seller under that certain Purchase Price and Terms Agreement, dated as of ___________, _____ (the "PPTA") and (ii) Seller under that certain Amended and Restated Mortgage Loan Purchase and Warranties
Agreement, dated as of October 1, 2006 (the "Purchase Agreement") does hereby sell, transfer, assign, set over and convey to IXIS Real Estate Capital Inc.
("Purchaser") as the Purchaser under the Agreements, without recourse, but subject to the terms of the Agreements, all right, title and interest of, in and to the Mortgage Loans listed on the Mortgage Loan Schedule attached hereto as
Exhibit A (the "Mortgage Loans"), with a Cut-off Date of ______, ____, together with the Mortgage Files and all rights and obligations arising under the documents contained therein. Each Mortgage Loan subject to the Agreements was underwritten in accordance with, and conforms to, the Underwriting Guidelines attached hereto as Exhibit C. Pursuant to Section 6 of the Purchase Agreement,
the Seller has delivered to the Custodian the documents for each Mortgage Loan to be purchased as set forth in the Custodial Agreement. The contents of each
Servicing File required to be retained by Ocwen Loan Servicing, LLC, as Interim
Servicer ("Interim Servicer") under that certain Interim Servicing Agreement, dated as of May 1, 2006 (the "Interim Servicing Agreement") to service the
Mortgage Loans pursuant to the Interim Servicing Agreement and thus not delivered to the Purchaser are and shall be held in trust by the Interim
Servicer for the benefit of the Purchaser as the owner thereof. The Interim
Servicer's possession of any portion of the Servicing File is at the will of the
Purchaser for the sole purpose of facilitating servicing of the related Mortgage
Loan pursuant to the Interim Servicing Agreement, and such retention and possession by the Interim Servicer shall be in a custodial capacity only. The ownership of each Mortgage Note, Mortgage, the Servicing Rights and the contents of the Mortgage File and Servicing File is vested in the Purchaser and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the Seller, to be held by the
Interim Servicer, shall immediately vest in the Purchaser and shall be retained and maintained, in trust, by the Interim Servicer at the will of the Purchaser in such custodial capacity only. The PPTA, Purchase Agreement and Interim
Servicing Agreement may be collectively referred to herein as the "Agreements."

          The Mortgage Loan Package characteristics of the Mortgage Loans subject hereto are set forth on Exhibit B hereto.

          In accordance with Section 6 of the Purchase Agreement, the Purchaser accepts the Mortgage Loans listed on Exhibit A attached hereto. Notwithstanding the foregoing the Purchaser does not waive any rights or remedies it may have under the Agreements.

          Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.

                            [SIGNATURE PAGE FOLLOWS]

                                      H-1

                                        FUNDING AMERICA MORTGAGE
                                           WAREHOUSE TRUST
                                           (Seller)

                                        By: Funding America, LLC, as
                                            Administrator

                                        By:
                                            ------------------------------------
                                            Name:
                                                  ------------------------------
                                            Title:
                                                   -----------------------------

                                        OCWEN LOAN SERVICING, LLC
                                            (Originator and Interim Servicer)

                                        By:
                                            ------------------------------------
                                            Name:
                                                  ------------------------------
                                            Title:
                                                   -----------------------------

Accepted and Agreed:

IXIS REAL ESTATE CAPITAL INC.

By:
    ------------------------------------
Name:
      ----------------------------------
Title:
      ----------------------------------

By:
    ------------------------------------
Name:
      ----------------------------------
Title:
      ----------------------------------

                                      H-2

                                    EXHIBIT A
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                               THE MORTGAGE LOANS

                                      H-3

                                    EXHIBIT B
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

             REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE POOL
                  CHARACTERISTICS OF EACH MORTGAGE LOAN PACKAGE

          Pool Characteristics of the Mortgage Loan Package as delivered on the related Closing Date:

          No Mortgage Loan has: (1) an outstanding principal balance less than
$_________; (2) an origination date earlier than _ months prior to the related
Cut-off Date; (3) a CLTV of greater than _____%; (4) a FICO Score of less than
___; or (5) a debt-to-income ratio of more than __%. Each First Lien Loan has a
Mortgage Interest Rate of at least ___% per annum and an outstanding principal balance less than $_________. Each Second Lien Loan has a Mortgage Interest Rate
of at least ______% per annum and an outstanding principal balance less than
$________. Each Adjustable Rate Mortgage Loan has an Index of [_______].

                                      H-4

                                    EXHIBIT C
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                             UNDERWRITING GUIDELINES

                                      H-5

                                    EXHIBIT I

                    FUNDING AMERICA'S UNDERWRITING GUIDELINES

                                      I-1

                                    EXHIBIT J

                  FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

          THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated [____________ __,
20__] ("Agreement"), between IXIS Real Estate Capital Inc. ("Assignor"),
[____________________] ("Assignee"), Funding America Mortgage Warehouse Trust
(the "Company"):

          For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance

          1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the
"Mortgage Loans") and (b) except as described below, that certain Amended and
Restated Mortgage Loan Purchase and Warranties Agreement (the "Purchase
Agreement"), dated as of October 1, 2006, between the Assignor, as purchaser
(the "Purchaser"), and the Company, as seller, solely insofar as the Purchase
Agreement relates to the Mortgage Loans.

          The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the
Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage
Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser under Subsection 8.04 of the Purchase Agreement.

Recognition of the Company

          2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the
Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to [__________________] (the
"Trust") created pursuant to a Pooling and Servicing Agreement, dated as of
[______], [____] (the "Pooling Agreement"), among the Assignee, the Assignor,
[___________________], as trustee (including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"),
[____________________], as servicer (including its successors in interest and any successor servicer under the Pooling Agreement, the "Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust (including the Trustee and the
Servicer acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder

                                      J-1

insofar as they relate to the Mortgage Loans, and (iv) all references to the
Purchaser, the Custodian or the Bailee under the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust
(including the Trustee and the Servicer acting on the Trust's behalf). Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the
Mortgage Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company

          3. The Company warrants and represents to the Assignor, the Assignee and the Trust as of the date hereof that:

               (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

               (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the
     Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

               (c) No consent, approval, order or authorization of, or
     declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

               (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this
     Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

                                      J-2

          4. Pursuant to Section 12 of the Purchase Agreement, the Company
hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that the representations and warranties set forth in Subsection
8.01 of the Purchase Agreement are true and correct as of the date hereof as if such representations and warranties were made on the date hereof, and that the representations and warranties set forth on Exhibit B attached hereto are true and correct as of the date or dates set forth thereon.

Remedies for Breach of Representations and Warranties

          5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee and the Servicer acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Miscellaneous

          6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

          7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

          8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee and the
Servicer acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

          9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement
(to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the
Purchase Agreement.

          10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

          11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

          12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

                                      J-3

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                        FUNDING AMERICA MORTGAGE WAREHOUSE TRUST
                                        (Seller)

                                        By: Funding America, LLC,
                                            as Administrator

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                        IXIS REAL ESTATE CAPITAL INC.

                                        By:
                                            ------------------------------------
                                            Name:
                                                  ------------------------------
                                            Its:
                                                 -------------------------------

                                        By:
                                            ------------------------------------
                                            Name:
                                                  ------------------------------
                                            Its:
                                                 -------------------------------

                                        [__________________________]

                                        By:
                                            ------------------------------------
                                            Name:
                                                  ------------------------------
                                            Its:
                                                 -------------------------------

                                      J-4

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT

                             MORTGAGE LOAN SCHEDULE

                                      J-5

                EXHIBIT B TO ASSIGNMENT AND RECOGNITION AGREEMENT

                         REPRESENTATIONS AND WARRANTIES

                                      J-6

                                    EXHIBIT K

                        FORM OF INDEMNIFICATION AGREEMENT

          This INDEMNIFICATION AND CONTRIBUTION AGREEMENT ("Agreement"), dated as of [_______], 200_, [among/between] IXIS Real Estate Capital Inc., a New York corporation ("IXIS"), Funding America Mortgage Warehouse Trust, a [entity] (the
"Seller") and Ocwen Loan Servicing, LLC, a Delaware limited liability company
[(the "Originator")].

          WHEREAS, [________________] (the "Depositor"), is acting as depositor and registrant with respect to the Prospectus, dated [________________], and the
Prospectus Supplement to the Prospectus, [________________] (the "Prospectus
Supplement"), relating to [________________] Certificates (the "Certificates")
to be issued pursuant to a Pooling and Servicing Agreement, dated as of
[________________] (the "P&S"), among the Depositor, as depositor,
[________________], as servicer (the "Servicer"), and [________________], as trustee (the "Trustee");

          WHEREAS, as an inducement to the Depositor to enter into the P&S, and
[____________________] (the "Underwriter[s]") to enter into the Underwriting
Agreement, dated [____________________] (the "Underwriting Agreement") between the Depositor and the Underwriter[s], Originator has agreed to provide for indemnification and contribution on the terms and conditions hereinafter set forth;

          WHEREAS, IXIS purchased from Seller certain of the Mortgage Loans underlying the Certificates (the "Mortgage Loans") from Seller pursuant to an
Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of October 1, 2006 (the "Purchase Agreement"), by and between IXIS and Seller;
and

          WHEREAS, pursuant to Section 12 of the Purchase Agreement, Originator have agreed to indemnify IXIS, the Depositor, the Underwriter[s] and their respective affiliates, present and former directors, officers, employees and agents.

          NOW THEREFORE, in consideration of the agreements contained herein, and other valuable consideration the receipt and sufficiency of which are hereby acknowledged, Originator, Seller and IXIS agree as follows:

          1. Indemnification and Contribution.

          (a) Originator [and Initial Servicer] agrees to indemnify and hold harmless IXIS, the Depositor, the Underwriter[s] and their respective affiliates, present and former directors, officers, employees and agents and each person, if any, who controls IXIS, the Depositor, the Underwriter[s] or such affiliate within the meaning of either Section 15 of the Securities Act of
1933, as amended (the "1933 Act"), or Section 20 of the Securities Exchange

                                      K-1

Act of 1934, as amended (the "1934 Act"), against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the 1933 Act, the 1934 Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based in whole or in part upon (i) any violation of the representation and warranty set forth in Section 2(vii) below or (ii) any untrue statement or alleged untrue statement of a material fact contained in the Prospectus
Supplement, ABS Informational and Computational Material or in the Free Writing
Prospectus or any omission or alleged omission to state in the Prospectus
Supplement, ABS Informational and Computational Material or in the Free Writing
Prospectus a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any such untrue statement or omission or alleged untrue statement or alleged omission made in any amendment of or supplement to the
Prospectus Supplement, ABS Informational and Computational Material or the Free
Writing Prospectus and agrees to reimburse IXIS, the Depositor, the
Underwriter[s] or such affiliates and each such officer, director, employee, agent and controlling person promptly upon demand for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that Originator [and
Initial Servicer] shall be liable in any such case only to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with the Originator Information [and
Servicer Information]. The foregoing indemnity agreement is in addition to any liability which Originator [and the Initial Servicer] may otherwise have to
IXIS, the Depositor, the Underwriter[s] its affiliates or any such director, officer, employee, agent or controlling person of IXIS, the Depositor, the
Underwriter[s] or their respective affiliates.

          (b) IXIS agrees to indemnify and hold harmless the Originator and its affiliates, present and former directors, officers, employees and agents and each person, if any, who controls the Originator or such affiliate within the meaning of either Section 15 of the 1933 Act or Section 20 of the 1934 Act
against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the 1933 Act, the 1934 Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based in whole or in part upon any untrue statement or alleged untrue statement of a material fact contained in the Prospectus
Supplement, ABS Informational and Computational Material or in the Free Writing
Prospectus or any omission or alleged omission to state in the Prospectus
Supplement, ABS Informational and Computational Material or in the Free Writing
Prospectus a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any such untrue statement or omission or alleged untrue statement or alleged omission made in any amendment of or supplement to the
Prospectus Supplement, ABS Informational and Computational Material or the Free
Writing Prospectus, provided only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission relates to the information set forth in the IXIS Information, and agrees to reimburse the
Originator or such affiliate and each such officer, director, employee, agent and controlling person promptly upon demand for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending
or

                                      K-2

preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred.

          As used herein:

          "ABS Informational and Computational Material" means any written communication as defined in Item 1101(a) of Regulation AB under the 1933 Act and the 1934 Act, as amended from time to time.

          "Free Writing Prospectus" means any written communication that constitutes a "free writing prospectus," as defined in Rule 405 under the 1933
Act.

          "IXIS Information" means all information in the Prospectus Supplement other than the Seller Information [or the Servicer Information].

          "Regulation AB" means Subpart 229.1100 - Asset Backed Securities
(Regulation AB), 17 C.F.R. Sections 229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed
Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan.
7, 2005)) or by the staff of the Commission, or as may be provided by the
Commission or its staff from time to time.

          "Seller Information" means any information provided by, or on behalf of, the Seller to IXIS relating to Seller, the Mortgage Loans and/or the underwriting guidelines[ and/or servicing guidelines] relating to the Mortgage
Loans set forth in the Prospectus Supplement, ABS Informational and
Computational Material or the Free Writing Prospectus [and static pool information regarding mortgage loans originated or acquired by the Seller [and included in the Prospectus Supplement, ABS Informational and Computational
Material, the Offering Circular or the Free Writing Prospectus] [incorporated by reference from the website located at [______________]].

          ["Servicer Information" means any information provided by, or on behalf of, the Initial Servicer to IXIS relating to Initial Servicer, the
Mortgage Loans and/or the servicing guidelines relating to the Mortgage Loans set forth in the Prospectus Supplement, ABS Informational and Computational
Material or the Free Writing Prospectus [and static pool information regarding mortgage loans originated or acquired by the Initial Servicer [and included in the Prospectus Supplement, the Offering Circular, ABS Informational and
Computational Material or the Free Writing Prospectus] [incorporated by reference from the website located at [______________]].]

          (c) Promptly after receipt by any indemnified party under this Section
1 of notice of any claim or the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 1, notify the indemnifying party in writing of the claim or the commencement of that action; provided, however, that the failure to notify an indemnifying party shall not relieve it from any liability which it may have under this Section 1 except to the extent it has been materially prejudiced by such failure; and provided, further, however, that the failure to notify any indemnifying party

                                      K-3

shall not relieve it from any liability which it may have to any indemnified party otherwise than under this Section 1.

          If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, except as provided in the following paragraph, the indemnifying party shall not be liable to the indemnified party under this Section 1 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation.

          Any indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless: (i) the employment thereof has been specifically authorized by the indemnifying party in writing; (ii) such indemnified party shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party and in the reasonable judgment of such counsel it is necessary or appropriate for such indemnified party to employ separate counsel;
or (iii) the indemnifying party has failed to assume the defense of such action and employ counsel reasonably satisfactory to the indemnified party, in which case, if such indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party, it being understood, however, the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to local counsel) at any time for all such indemnified parties.

          Each indemnified party, as a condition of the indemnity agreements contained in this Section 1, shall cooperate with the indemnifying party in the defense of any such action or claim. No indemnifying party shall be liable for any settlement of any such action effected without its written consent (which consent shall not be unreasonably withheld), but if settled with its written consent or if there be a final judgment for the plaintiff in any such action, the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment.

          Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for reasonable fees and expenses of counsel, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than thirty (30)
days after receipt by such indemnifying party of the aforesaid request and (ii)
such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement.

                                      K-4

          (d) If the indemnification provided for in this Section 1 is unavailable to an indemnified party, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities, in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, respectively, in connection with the statements or omissions that result in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the indemnified party and indemnifying party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission and any other equitable considerations.

          (e) The indemnity and contribution agreements contained in this
Section 1 and the representations and warranties set forth in Section 2 shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by IXIS, the Depositor, the
Underwriter[s] their respective affiliates, directors, officers, employees or agents or any person controlling IXIS, the Depositor, the Underwriter[s] or any such affiliate and (iii) acceptance of and payment for any of the Offered
Certificates.

          2. Representations and Warranties. Originator and Seller [and Initial
Servicer] represent and warrant that:

          (i) Originator and Seller [and Initial Servicer] are validly existing and in good standing under the laws of its jurisdiction of formation or incorporation, as applicable, and have full power and authority to own their assets and to transact the business in which they are currently engaged. Originator and Seller [and Initial Servicer] are duly qualified to do business and are in good standing in each jurisdiction in which the character of the business transacted by them or any properties owned or leased by them requires such qualification and in which the failure so to qualify would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of Originator and Seller [and
     Initial Servicer];

          (ii) Originator and Seller [and Initial Servicer] are not required to obtain the consent of any other person or any consent, license, approval or authorization from, or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Agreement;

          (iii) the execution, delivery and performance of this Agreement by
     Originator and Seller [and Initial Servicer] will not violate any provision of any existing law or regulation or any order decree of any court applicable to Originator or Seller [and Initial Servicer] or any provision of the charter or bylaws of Originator or Seller [and Initial Servicer], or constitute a material breach of any mortgage, indenture, contract or other agreement to which Originator or Seller [and Initial Servicer] is a party or by which they may be bound;

                                      K-5

          (iv) (a) no proceeding of or before any court, tribunal or governmental body is currently pending or, (b) to the knowledge of
     Originator or Seller [and Initial Servicer], threatened against Originator or Seller [and Initial Servicer] or any of their properties or with respect to this Agreement or the Offered Certificates, in either case, which would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of Originator or Seller [and Initial
     Servicer];

          (v) Originator or Seller [and Initial Servicer] have full power and authority to make, execute, deliver and perform this Agreement and all of the transactions contemplated hereunder, and have taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. When executed and delivered, this Agreement will constitute the legal, valid and binding obligation of each of the Originator and the
     Seller [and Initial Servicer] enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, by the availability of equitable remedies, and by limitations of public policy under applicable securities law as to rights of indemnity and contribution thereunder;

          (vi) this Agreement has been duly executed and delivered by Originator and Seller [and Initial Servicer]; and

          (vii) the [Seller Information][Servicer Information] satisfies the requirements of the applicable provisions [to be identified at securitization] of Regulation AB.

          3. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to Originator and Seller [and Initial
Servicer], will be mailed, delivered or telegraphed and confirmed to Originator at 1661 Worthington Road, Centrepark West, Suite 100, West Palm Beach, Florida
33409, or to Seller c/o Funding America, LLC at 2000 Bering Drive, Suite 300,
Houston, Texas 77057; or, if sent to IXIS, will be mailed, delivered or telegraphed and confirmed to IXIS Real Estate Capital Inc., 9 West 57th Street,
New York, New York 10019, Attention: General Counsel.

          4. Miscellaneous. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws provisions thereof. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns and the controlling persons referred to herein, and no other person shall have any right or obligation hereunder. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be considered an original, and all such counterparts shall constitute one and the same instrument. Capitalized terms used but not defined herein shall have the meanings provided in the P&S.

                  [Remainder of Page Intentionally Left Blank]

                                      K-6

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers hereunto duly authorized, this
__th day of [_____________].

                                        IXIS REAL ESTATE CAPITAL INC.

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                        OCWEN FINANCIAL CORPORATION

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                        FUNDING AMERICA MORTGAGE WAREHOUSE TRUST
                                        (Seller)

                                        By: Funding America, LLC,
                                            as Administrator

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                          [IXIS Funding America MLPWA]

                                                                  EXECUTION COPY

================================================================================

                      MORTGAGE LOAN PURCHASE AND WARRANTIES
                                    AGREEMENT

                                   ----------

                         IXIS REAL ESTATE CAPITAL INC.,

                                    Purchaser

                   FUNDING AMERICA MORTGAGE WAREHOUSE TRUST I,

                                     Seller

                           OCWEN LOAN SERVICING, LLC,

                         Originator and Interim Servicer

                                   ----------

                           Dated as of October 1, 2006

         Adjustable-Rate and Fixed-Rate, B/C Residential Mortgage Loans

================================================================================

                                                                        Page
                                                                        ----

   Subsection 6.01.   Conveyance of Mortgage Loans; Possession

SECTION 8.   REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER;
             REMEDIES FOR BREACH.....................................    18

   Subsection 8.01.   Representations and Warranties Regarding the
                      Seller.........................................    18

   Subsection 8.02.   Representations and Warranties Regarding
                      Individual Mortgage Loans......................    22

   Subsection 8.03.   Remedies for Breach of Representations and
                      Warranties.....................................    38

   Subsection 8.04.   Repurchase of Mortgage Loans That Prepay in
                      Full...........................................    40

   Subsection 8.05.   Repurchase of Mortgage Loans with First Payment
                      Defaults.......................................    40

   Subsection 8.06.   Purchaser's Right to Review....................    41

                                      -i-

   Subsection 13.01.   Additional Indemnification by the Originator;

SECTION 18.   GOVERNING LAW JURISDICTION; CONSENT TO SERVICE OF
              PROCESS................................................    49

SECTION 19.   INTENTION OF THE PARTIES...............................    49

SECTION 20.   SUCCESSORS AND ASSIGNS; ASSIGNMENT OF PURCHASE

                                       -ii

   Subsection 29.02.   Additional Representations and Warranties of

                                      -iii-

                                    EXHIBITS

EXHIBIT A   CONTENTS OF EACH MORTGAGE FILE

EXHIBIT B   FORM OF INTERIM SERVICING AGREEMENT

EXHIBIT C   FORM OF OFFICER'S CERTIFICATE

EXHIBIT D   FORM OF OPINION OF COUNSEL TO THE GUARANTOR, THE
            SELLER AND THE INTERIM SERVICER

EXHIBIT E   FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT F   FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT G   [RESERVED]

EXHIBIT H   FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT

EXHIBIT I   FUNDING AMERICA'S UNDERWRITING GUIDELINES

EXHIBIT J   FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

EXHIBIT K   FORM OF INDEMNIFICATION AND CONTRIBUTION AGREEMENT

                                      -iv-

                 MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT

          This MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT (the
"Agreement"), dated as of October 1, 2006, by and among IXIS Real Estate Capital
Inc., a New York corporation, having an office at 9 West 57th Street, 36th
Floor, New York, New York 10019 (the "Purchaser"), Funding America Mortgage
Warehouse Trust I, a Delaware statutory trust, having an office at 300 Delaware
Avenue, Suite 900, Wilmington, Delaware 19801 (the "Seller") and Ocwen Loan
Servicing, LLC, a Delaware limited liability company, having an office at 1661
Worthington Road, Centrepark West, Suite 100, West Palm Beach, Florida 33409
(the "Interim Servicer").

                                   WITNESSETH:

          WHEREAS, the Seller desires to sell, from time to time, to the
Purchaser, and the Purchaser desires to purchase, from time to time, from the
Seller, certain first and second lien, adjustable-rate and fixed-rate B/C residential mortgage loans (the "Mortgage Loans") on a servicing released basis as described herein, and which shall be delivered in pools of whole loans (each, a "Mortgage Loan Package") on various dates as provided herein (each, a "Closing
Date").

          NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Seller agree as follows:

          SECTION 1. Definitions.

          For purposes of this Agreement the following capitalized terms shall have the respective meanings set forth below.

          Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located.

          Act: The National Housing Act, as amended from time to time.

          Adjustable Rate Mortgage Loan: An adjustable rate Mortgage Loan purchased pursuant to this Agreement.

          Affiliate: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person.
For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such
Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and
"controlled" have meanings correlative to the foregoing.

          Agency Transfer: A Fannie Mae Transfer or a Freddie Mac Transfer.

          Agreement: This Mortgage Loan Purchase and Warranties Agreement and
all amendments hereof and supplements hereto.

          ALTA: The American Land Title Association and its successors in interest.

          Appraised Value: (i) With respect to any First Lien Loan, the value of the related Mortgaged Property based upon the appraisal made, if any, for the originator at the time of origination of the Mortgage Loan or the sales price of the Mortgaged Property at such time of origination, whichever is less; provided, however, that in the case of a refinanced Mortgage Loan, such value is based solely upon the appraisal made, if any, at the time of origination of such refinanced Mortgage Loan, and (ii) with respect to any Second Lien Loan, the value, determined pursuant to Funding America's Underwriting Guidelines, of the
related Mortgaged Property as of the origination of the Second Lien Loan.

          Assignment and Conveyance Agreement: As defined in Subsection 6.01.

          Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser.

          Balloon Mortgage Loan: Any Mortgage Loan that requires only payments of interest until the stated maturity date of the Mortgage Loan or the Monthly
Payments of principal which (not including the payment due on its stated
maturity date) are based on an amortization schedule that would be insufficient to fully amortize the principal thereof by stated maturity date of the Mortgage
Loan.

          Business Day: Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions, in the State of New
York, or the State of Florida, or the state in which the Interim Servicer's servicing operations are located, are authorized or obligated by law or executive order to be closed.

          Closing Date: The date or dates on which the Purchaser from time to time shall purchase and the Seller from time to time shall sell the Mortgage Loans listed on the related Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

          CLTV: As of any date and as to (1) any Second Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the Second Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are senior or equal in priority to the Second Lien Loan and which are secured by the same Mortgaged
Property to (b) the Appraised Value and (2) any First Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the First Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are junior or equal in priority to the First Lien Loan and which are secured by the same Mortgaged
Property to (b) the Appraised Value.

          Code: Internal Revenue Code of 1986, as amended.

          Commission: The United States Securities and Exchange Commission.

                                       -2-

          Condemnation Proceeds: All awards or settlements in respect of a
Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

          Convertible Mortgage Loan: Any individual Adjustable Rate Mortgage
Loan purchased pursuant to this Agreement which contains a provision whereby the
Mortgagor is permitted to convert the Adjustable Rate Mortgage Loan to a Fixed
Rate Mortgage Loan in accordance with the terms of the related Mortgage Note.

          Covered Loan: A Mortgage Loan categorized as Covered pursuant to
Appendix E of Standard & Poor's Glossary.

          Credit Files: As defined in Section 5 herein.

          Custodial Account: The separate account or accounts created and maintained pursuant to Section 2.04 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

          Custodial Agreement: The agreement governing the retention of the originals of each Mortgage Note, Mortgage, Assignment of Mortgage and other
Mortgage Loan Documents, to be executed between the Purchaser and the Custodian and to be dated as of the related Cut-Off Date.

          Custodian: The custodian under the Custodial Agreement, or its successor in interest or assigns, or any successor to the Custodian under the
Custodial Agreement, as therein provided. If at any time there is no Custodial
Agreement in effect with respect to a Mortgage Loan, all references to the
Custodian herein and in the Interim Servicing Agreement shall be deemed to refer to the Purchaser (or its designee) with respect to such Mortgage Loan.

          Cut-off Date: The date or dates designated as such on the related
Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

          Deemed Material Breach Representation: Each representation identified as such in Subsection 8.02.

          Deleted Mortgage Loan: A Mortgage Loan that is repurchased or replaced or to be replaced with a Qualified Substitute Mortgage Loan by the Seller in accordance with the terms of this Agreement.

          Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

          Determination Date: The date specified in the Interim Servicing
Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

          Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

                                       -3-

          Eligible Account: Any of (i) an account maintained with a federal or state chartered depository institution or trust company the short-term unsecured debt obligations of which (or, in the case of a depository institution or trust company that is a subsidiary of a holding company, the short-term unsecured debt obligations of such holding company) are rated A-1 by Standard & Poor's or
Prime-1 by Moody's (or a comparable rating if another Rating Agency is specified by the Purchaser by written notice to the Seller) at the time any amounts are held on deposit therein, (ii) an account or accounts the deposits in which are fully insured by the FDIC, or (iii) a trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity.

          Escrow Account: The separate account or accounts created and maintained pursuant to Section 2.06 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

          Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

          Exchange Act. The Securities Exchange Act of 1934, as amended.

          Fannie Mae: The Federal National Mortgage Association and its
successors in interest.

          Fannie Mae Guides: The Fannie Mae Sellers' Guide and the Fannie Mae
Servicers' Guide and all amendments or additions thereto.

          Fannie Mae Transfer: As defined in Section 12 hereof.

          FDIC: The Federal Deposit Insurance Corporation and its successors in interest.

          FHA: The Federal Housing Administration, an agency within the United
States Department of Housing and Urban Development and its successors in interest and including the Federal Housing Commissioner and the Secretary of
Housing and Urban Development where appropriate under the FHA Regulations.

          First Lien Loan: Any Mortgage Loan secured by a first lien Mortgage on the related Mortgaged Property.

          Fitch: Fitch, Inc. and its successors in interest.

          Fixed Rate Mortgage Loan: A fixed rate mortgage loan purchased pursuant to this Agreement.

          Freddie Mac: The Federal Home Loan Mortgage Corporation and its
successors in interest.

                                       -4-

          Freddie Mac Transfer: As defined in Section 12 hereof.

          Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note which amount is added to the Index in accordance with the terms of the related Mortgage Note to determine on each Interest Rate Adjustment Date the Mortgage Interest Rate for
such Mortgage Loan.

          Guarantee: The guarantee, to be dated as of the initial Closing Date, pursuant to which the obligations of the Seller under the related Purchase Price and Terms Agreement and the Purchase Agreement will be guaranteed by the
Guarantor in favor of the Purchaser.

          Guarantor: Ocwen Financial Corporation, a Florida corporation, and its successors in interest.

          High Cost Loan: A Mortgage Loan (a) covered by the Home Ownership and
Equity Protection Act of 1994 ("HOEPA"), (b) with an "annual percentage rate" or total "points and fees" payable by the related Mortgagor (as each such term is calculated under HOEPA) that exceed the thresholds set forth by HOEPA and its implementing regulations, including 12 C.F.R. Section 226.32(a)(1)(i) and (ii),
(c) classified as a "high cost home," "threshold," "covered," "high risk home,"
"predatory" or similar loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or
(d) categorized as High Cost pursuant to Appendix E of Standard & Poor's
Glossary. For avoidance of doubt, the parties agree that this definition shall apply to any law regardless of whether such law is presently, or in the future becomes, the subject of judicial review or litigation.

          Home Loan: A Mortgage Loan categorized as Home Loan pursuant to
Appendix E of Standard & Poor's Glossary.

          HUD: The Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with regard to FHA Mortgage Insurance. The term "HUD," for purposes of this Agreement, is also deemed to include subdivisions thereof such as the FHA and Government National Mortgage Association.

          Index: With respect to each Adjustable Rate Mortgage Loan, a rate per annum set forth on the related Mortgage Loan Schedule attached as Exhibit B to each related Assignment and Conveyance Agreement.

          Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

          Interest Rate Adjustment Date: With respect to each Adjustable Rate
Mortgage Loan, the date, specified in the related Mortgage Note and the related
Mortgage Loan Schedule, on which the Mortgage Interest Rate is adjusted.

                                       -5-

          Interim Funder: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS(R) System as the interim funder pursuant to the
MERS Procedures Manual.

          Interim Servicer: Ocwen Loan Servicing, LLC, a Delaware limited liability company, and its successors in interest, and any successor interim servicer under the Interim Servicing Agreement.

          Interim Servicing Agreement: The agreement, attached as Exhibit B hereto, to be entered into by the Purchaser and the Interim Servicer, providing for the Interim Servicer to service the Mortgage Loans for an interim period as specified by the Interim Servicing Agreement.

          Investor: With respect to each MERS Designated Mortgage Loan, the
Person named on the MERS(R) System as the investor pursuant to the MERS
Procedures Manual.

          Lifetime Rate Cap: The provision of each Mortgage Note related to an
Adjustable Rate Mortgage Loan which provides for an absolute maximum Mortgage
Interest Rate thereunder. The Mortgage Interest Rate during the terms of each
Adjustable Rate Mortgage Loan shall not at any time exceed the Mortgage Interest
Rate at the time of origination of such Adjustable Rate Mortgage Loan by more than the amount per annum set forth on the related Mortgage Loan Schedule.

          Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such
Mortgage Loan, trustee's sale, foreclosure sale or otherwise, or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan.

          Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio (expressed as a percentage) of the outstanding principal amount of the
Mortgage Loan as of the Cut-off Date (unless otherwise indicated), to the
Appraised Value of the Mortgaged Property.

          MERS: Mortgage Electronic Registration Systems, Inc., a Delaware
corporation, and its successors and assigns.

          MERS Designated Mortgage Loan: Mortgage Loans for which (a) the Seller has designated or will designate MERS as, and has taken or will take such action as is necessary to cause MERS to be, the mortgagee of record, as nominee for the
Seller, in accordance with MERS Procedure Manual and (b) the Seller has designated or will designate the Purchaser as the Investor on the MERS(R)
System.

          MERS Procedure Manual: The MERS Procedures Manual, as it may be
amended, supplemented or otherwise modified from time to time.

          MERS Report: The report from the MERS System listing MERS Designated
Mortgage Loans and other information.

                                       -6-

          MERS(R) System: MERS mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.

          Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan.

          Moody's: Moody's Investors Service, Inc. and its successors in interest.

          Mortgage: The mortgage, deed of trust or other instrument securing a
Mortgage Note, which creates a first lien, in the case of a First Lien Loan, or a second lien, in the case of a Second Lien Loan, on the Mortgaged Property.

          Mortgage File: The items pertaining to a particular Mortgage Loan referred to in Exhibit A annexed hereto, and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

          Mortgage Interest Rate: The annual rate of interest borne on a
Mortgage Note with respect to each Mortgage Loan.

          Mortgage Loan: An individual Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the applicable Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal
Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds,
Servicing Rights, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

          Mortgage Loan Documents: The documents required to be delivered to the
Custodian pursuant to Subsection 6.03 hereof with respect to any Mortgage Loan.

          Mortgage Loan Package: Each pool of Mortgage Loans, which shall be purchased by the Purchaser from the Seller from time to time on the related
Closing Date.

          Mortgage Loan Schedule: The schedule of Mortgage Loans setting forth the following information with respect to each Mortgage Loan in the related
Mortgage Loan Package: (1) the Seller's Mortgage Loan identifying number; (2)
the Mortgagor's name; (3) the street address of the Mortgaged Property including the city, state and zip code; (4) a code indicating whether the Mortgaged
Property is owner-occupied, a second home or investment property; (5) the number and type of residential units constituting the Mortgaged Property (i.e., a single family residence, a 2-4 family residence, a unit in a condominium project or a unit in a planned unit development, manufactured housing); (6) the Mortgage
Loan origination date; (7) the original months to maturity or the remaining months to maturity from the related Cut-off Date, in any case based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule; (8) the Loan-to-Value
Ratio at origination; (9) with respect to First Lien Loans, the LTV and with respect to Second Lien Loans, the CLTV; (10) the Mortgage Interest Rate as of
the related Cut-off Date; (11) the date on which the Monthly Payment was due on the Mortgage Loan and, if such date is not consistent with the Due Date currently in effect, such Due Date; (12) the stated

                                       -7-

maturity date; (13) the amount of the Monthly Payment as of the related Cut-off
Date; (14) the last payment date as of which a payment was actually applied to the outstanding principal balance; (15) the original principal amount of the
Mortgage Loan; (16) the principal balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due and collected on or before the Cut-off Date; (17) the Interest
Rate Adjustment Date; (18) the Gross Margin; (19) the Lifetime Rate Cap under the terms of the Mortgage Note; (20) a code indicating the type of Index; (21)
the Mortgage Interest Rate as of origination; (22) the type of Mortgage Loan
(i.e., fixed-rate, adjustable-rate, First Lien, Second Lien); (23) a code indicating the purpose of the loan (i.e., purchase, rate and term refinance, equity take-out refinance); (24) a code indicating the documentation style
(i.e., full or stated income); (25) the loan credit classification (as described in the Underwriting Guidelines); (26) the applicable Cut-off Date; (27) the applicable Closing Date; (28) a code indicating whether the Mortgage Loan is a
Home Loan; (29) the credit risk score (FICO score); (30) with respect to the related Mortgagor, the debt-to-income ratio; (31) with respect to Second Lien
Loans, the outstanding principal balance of the superior lien; (32) the
Appraised Value of the Mortgaged Property; (33) the sale price of the Mortgaged
Property if the Mortgage Loan was originated in connection with the purchase of the Mortgaged Property; (34) the Periodic Rate Cap under the terms of the
Mortgage Note; (35) the Periodic Rate Floor under the terms of the Mortgage
Note; (36) whether such Mortgage Loan provides for a prepayment penalty; (37)
the prepayment penalty period of such Mortgage Loan, if applicable; (38) a description of the type of prepayment penalty, if applicable; (39) the MERS
Identification Number; (40) whether the Mortgagor represented that the Mortgagor would occupy the Mortgaged Property as its primary residence, (41) in connection with a condominium unit, a code indicating whether the condominium project where such unit is located is low-rise or high-rise and (42) a code indicating if the
Mortgage Loan is a Balloon Mortgage Loan. With respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule shall set forth the following information, as of the related Cut-off Date: (1) the number of Mortgage Loans;
(2) the current aggregate outstanding principal balance of the Mortgage Loans;
(3) the weighted average Mortgage Interest Rate of the Mortgage Loans; and (4)
the weighted average maturity of the Mortgage Loans.

          Mortgage Note: The note or other evidence of the indebtedness of a
Mortgagor secured by a Mortgage.

          Mortgaged Property: With respect to each Mortgage Loan, the
Mortgagor's real property securing repayment of a related Mortgage Note, consisting of an unsubordinated estate in fee simple or, with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, a leasehold estate, in a single parcel or multiple parcels of real property improved by a residential dwelling as further described in this Agreement.

          Mortgagor: The obligor on a Mortgage Note.

          OCC: Office of the Comptroller of the Currency and its successors in interest.

          Officer's Certificate: A certificate signed by the Chairman of the
Board or the Vice Chairman of the Board or a President or a Vice President and
by the Treasurer or the

                                       -8-

Secretary or one of the Assistant Treasurers or Assistant Secretaries of the
Seller, and delivered to the Purchaser as required by this Agreement.

          Opinion of Counsel: A written opinion of counsel, who may be counsel for the Seller, reasonably acceptable to the Purchaser, provided that any
Opinion of Counsel relating to (a) the qualification of any account required to be maintained pursuant to this Agreement as an Eligible Account, (b)
qualification of the Mortgage Loans in a REMIC or (c) compliance with the REMIC
Provisions, must be (unless otherwise stated in such Opinion of Counsel) an opinion of counsel who (i) is in fact independent of the Seller and any servicer of the Mortgage Loans, (ii) does not have any material direct or indirect financial interest in the Seller or any servicer of the Mortgage Loans or in an
Affiliate of either and (iii) is not connected with the Seller or any servicer of the Mortgage Loans as an officer, employee, director or person performing similar functions.

          Originator: Ocwen Loan Servicing, LLC, a Delaware limited liability company, and its successors in interest.

          OTS: Office of Thrift Supervision and its successors in interest.

          Periodic Rate Cap: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may increase on an Interest
Rate Adjustment Date above the Mortgage Interest Rate previously in effect.

          Periodic Rate Floor: With respect to each Adjustable Rate Mortgage
Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may decrease on an Interest
Rate Adjustment Date below the Mortgage Interest Rate previously in effect.

          Person: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

          Preliminary Mortgage Schedule: As defined in Section 3.

          Premium Percentage: With respect to any Mortgage Loan, a percentage equal to the excess of the Purchase Price Percentage over 100%.

          Principal Prepayment: Any payment or other recovery of principal on a
Mortgage Loan which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

          Purchase Price: The price paid on the related Closing Date by the
Purchaser to the Seller in exchange for the Mortgage Loans purchased on such
Closing Date as calculated in Section 4 of this Agreement.

                                       -9-

          Purchase Price and Terms Agreement: Those certain agreements setting forth the general terms and conditions of the transaction consummated herein and identifying the Mortgage Loans to be purchased from time to time hereunder, by and among the Seller, the Purchaser and the Interim Servicer (if applicable).
All of the individual Purchase Price and Terms Agreements shall collectively be referred to as the "Purchase Price and Terms Agreement."

          Purchase Price Percentage: With respect to any Mortgage Loan, an amount equal to the percentage of par as stated in the Purchase Price and Terms
Agreement (subject to adjustment as provided therein) related to such Mortgage
Loan.

          Purchaser: IXIS Real Estate Capital Inc., a New York corporation, and its successors in interest and assigns, or any successor to the Purchaser under this Agreement as herein provided.

          Qualified Correspondent: Any Person from which the Seller purchased
Mortgage Loans, provided that the following conditions are satisfied: (i) such
Mortgage Loans were originated pursuant to an agreement between the Seller and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to the Seller, in accordance with underwriting guidelines designated by the Seller ("Designated Guidelines") or guidelines that do not vary materially from such Designated Guidelines; (ii) such Mortgage Loans were in fact underwritten as described in clause (i) above and were acquired by the Seller within one hundred eighty (180) days after origination; (iii) either
(x) the Designated Guidelines were, at the time such Mortgage Loans were originated, used by the Seller in origination of mortgage loans of the same type as the Mortgage Loans for the Seller's own account or (y) the Designated
Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Seller on a consistent basis for use by lenders in originating mortgage loans to be purchased by the Seller; and (iv) the Seller employed, at the time such Mortgage Loans were acquired by the Seller, pre-purchase or post-purchase quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time period or through particular channels) designed to ensure that Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the
Seller.

          Qualified Substitute Mortgage Loan: A mortgage loan eligible to be substituted by the Seller for a Deleted Mortgage Loan which must, on the date of such substitution, (i) have an outstanding principal balance, after deduction of all scheduled payments due in the month of substitution (or in the case of a substitution of more than one mortgage loan for a Deleted Mortgage Loan, an aggregate principal balance), not in excess of the outstanding principal balance of the Deleted Mortgage Loan (the amount of any shortfall will be deposited in the Custodial Account by the Seller in the month of substitution); (ii) have a
Mortgage Interest Rate not less than and not more than 1% greater than the
Mortgage Interest Rate of the Deleted Mortgage Loan; (iii) have a remaining term to maturity not greater than and not more than one (1) year less than that of the Deleted Mortgage Loan; (iv) be of the same type as the Deleted Mortgage Loan
(i.e., fixed-rate, adjustable-rate with same Periodic Rate Cap, Index and lien priority); and (v) comply with each representation and warranty (respecting individual Mortgage Loans) set forth in Section 8 hereof.

                                      -10-

          Rating Agency: Any of Fitch, Moody's or Standard & Poor's, or their respective successors designated by the Purchaser.

          Reconstitution: Any Securitization Transaction or Whole Loan Transfer.

          Reconstitution Agreements: The agreement or agreements entered into by the Seller and/or the Interim Servicer and the Purchaser and/or certain third parties on the Reconstitution Date or Dates with respect to any or all of the
Mortgage Loans sold hereunder, in connection with a Whole Loan Transfer, Agency
Transfer or a Securitization Transaction pursuant to Section 12, including, but not limited to, a seller's warranties and servicing agreement with respect to a
Whole Loan Transfer, and a trust and servicing agreement, pooling and servicing agreement and/or seller/servicer agreements and related custodial/trust agreement and documents with respect to a Securitization Transaction.

          Reconstitution Date: As defined in Section 12.

          Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation
AB), 17 C.F.R. Sections 229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities
Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the
staff of the Commission, or as may be provided by the Commission or its staff from time to time.

          REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

          REMIC Provisions: Provisions of the federal income tax law relating to a REMIC, which appear at Section 860A through 860G of Subchapter M of Chapter 1,
Subtitle A of the Code, and related provisions and regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

          Remittance Date: The date specified in the Interim Servicing Agreement
(with respect to each Mortgage Loan, for an interim period, as specified therein).

          Repurchase Price: With respect to any Mortgage Loan for which a breach of a representation or warranty from the Agreement or the Interim Servicing
Agreement is found, a price equal to the then outstanding principal balance of the Mortgage Loan to be repurchased, plus accrued interest thereon at the
Mortgage Interest Rate from the date to which interest had last been paid through the date of such repurchase, plus the amount of any outstanding advances owed to any servicer, and plus all costs and expenses incurred by the Purchaser or any servicer arising out of or based upon such breach, including without limitation costs and expenses incurred in the enforcement of the Seller's repurchase obligation hereunder.

          RESPA: Real Estate Settlement Procedures Act, as amended from time to time.

          Second Lien Loan: A Mortgage Loan secured by a second lien Mortgage on the related Mortgaged Property.

                                      -11-

          Securities Act: The Securities Act of 1933, as amended.

          Securitization Transaction. Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (2)
an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

          Seller: Funding America Mortgage Warehouse Trust I, a Delaware
statutory trust and its successors in interest.

          Seller Information: As defined in Subsection 29.04(a).

          Servicing Fee: With respect to each Mortgage Loan subject to the
Interim Servicing Agreement, an amount equal to 0.50% per annum computed on the basis of the outstanding principal balance of the related Mortgage Loan. Such fee shall be payable monthly and shall be pro rated for any portion of a month during which the Mortgage Loan is serviced by the Interim Servicer under the
Interim Servicing Agreement. The obligation of the Purchaser to pay the
Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion (including recoveries with respect to interest from Liquidation
Proceeds, to the extent permitted by this Agreement) of such Monthly Payment collected by the Interim Servicer, or as otherwise provided under this
Agreement.

          Servicing File: With respect to each Mortgage Loan, the file retained by the Interim Servicer consisting of originals of all documents in the Mortgage
File which are not delivered to the Purchaser or the Custodian and copies of the
Mortgage Loan Documents.

          Servicing Rights: Any and all of the following: (a) any and all rights to service the Mortgage Loans; (b) any payments to or monies received by the
Interim Servicer for servicing the Mortgage Loans; (c) any late fees, penalties or similar payments with respect to the Mortgage Loans; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of the Interim
Servicer thereunder; (e) Escrow Payments or other similar payments with respect to the Mortgage Loans and any amounts actually collected by the Interim Servicer with respect thereto; (f) all accounts and other rights to payment related to any of the property described in this paragraph; and (g) any and all documents, files, records, servicing files, servicing documents, servicing records, data tapes, computer records, or other information pertaining to the Mortgage Loans or pertaining to the past, present or prospective servicing of the Mortgage
Loans.

          Sponsor: The sponsor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

          Standard & Poor's: Standard & Poor's Ratings Services, a division of
The McGraw-Hill Companies Inc., and its successors in interest.

                                      -12-

          Standard & Poor's Glossary: The Standard & Poor's LEVELS(R) Glossary,
as may be in effect from time to time.

          Stated Principal Balance: As to each Mortgage Loan on any date of determination, (i) the principal balance of such Mortgage Loan at the related
Cut-off Date after giving effect to payments of principal due on or before such date, to the extent actually received, minus (ii) all amounts previously distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal on such Mortgage Loan.

          Static Pool Information: Static pool information as described in Item
1105(a)(1)-(3) and 1105(c) of Regulation AB.

          Successor Servicer: Any servicer of one or more Mortgage Loans designated by the Purchaser as being entitled to the benefits of the indemnifications set forth in Subsections 8.03 and 13.01.

          Third-Party Originator: Each Person, other than a Qualified
Correspondent, that originated Mortgage Loans acquired by the Seller.

          Transfer Date: The date on which the Purchaser, or its designee, shall receive the transfer of servicing responsibilities and begin to perform the servicing of the Mortgage Loans with respect to the related Mortgage Loan
Package, and the Interim Servicer shall cease all servicing responsibilities.
Such date shall occur on the day indicated by the Purchaser to the Interim
Servicer in accordance with the Interim Servicing Agreement.

          Underwriting Guidelines: The underwriting guidelines of Funding
America, a copy of which is attached hereto as Exhibit I and a then-current copy of which shall be attached as an Exhibit to the related Assignment and
Conveyance.

          VA: The Department of Veterans Affairs, an agency of the United States of America, or any successor thereto including the Administrator of Veterans
Affairs.

          Whole Loan Transfer: Any sale or transfer of some or all of the
Mortgage Loans, other than a Securitization Transaction.

          SECTION 2. Agreement to Purchase.

          The Seller agrees to sell from time to time, and the Purchaser agrees to purchase from time to time, Mortgage Loans having an aggregate principal balance on the related Cut-off Date in an amount as set forth in the related
Purchase Price and Terms Agreement, or in such other amount as agreed by the
Purchaser and the Seller as evidenced by the actual aggregate principal balance of the Mortgage Loans accepted by the Purchaser on each Closing Date.

          SECTION 3. Mortgage Schedules.

          The Seller from time to time shall provide the Purchaser with certain information constituting a preliminary listing of the Mortgage Loans to be purchased on each Closing Date in

                                      -13-

accordance with the related Purchase Price and Terms Agreement and this
Agreement (each, a "Preliminary Mortgage Schedule").

          The Seller shall deliver the Mortgage Loan Schedule for the Mortgage
Loans to be purchased on a particular Closing Date to the Purchaser at least seven (7) Business Days prior to the related Closing Date. The Mortgage Loan
Schedule shall be the related Preliminary Mortgage Schedule with those Mortgage
Loans which the Seller has not funded prior to the related Closing Date deleted.

          SECTION 4. Purchase Price.

          The Purchase Price for the Mortgage Loans shall be equal to (a) the
Purchase Price Percentage multiplied by the Cut-off Date Balance, plus (b)
accrued and unpaid interest on such principal balance at the weighted average
Mortgage Interest Rate (net of the Servicing Fee) of those Mortgage Loans from the related Cut-off Date through the day prior to the related Closing Date, inclusive. For purposes hereof, "Cut-off Date Balance" means the aggregate principal balance, as of the related Cut-off Date, of the Mortgage Loans listed on the related Mortgage Loan Schedule, after application of scheduled payments of principal due on or before the related Cut-off Date, to the extent such payments were actually received, together with any unscheduled principal payments collected prior to the Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to the Cut-off Date, but to be applied on a due date beyond the related Cut-off Date, shall not be applied to the principal balance as of the related Cut-off Date. If so provided in the related Purchase Price and Terms Agreement, portions of the Mortgage Loans shall be priced separately. The Purchase Price as so determined shall be paid to the
Seller on the related Closing Date by wire transfer of immediately available funds to an account designated by the Seller in writing.

          The Purchaser shall be entitled to (l) all principal paid after the related Cut-off Date, (2) all other recoveries of principal collected on or after the related Cut-off Date, and (3) all payments of interest on the Mortgage
Loans net of applicable Servicing Fees (minus that portion of any such payment which is allocable to the period prior to the related Cut-off Date). The outstanding principal balance of each Mortgage Loan as of the related Cut-off
Date is determined after application of payments of principal due on or before the related Cut-off Date, to the extent actually collected, together with any unscheduled principal prepayments collected prior to the Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to the
Cut-off Date, but to be applied on a due date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date.
Such prepaid amounts shall be the property of the Purchaser. The Interim
Servicer shall deposit any such prepaid amounts into the Custodial Account, which account is established for the benefit of the Purchaser for subsequent remittance by the Interim Servicer to the Purchaser.

          SECTION 5. Examination of Mortgage Files.

          At least ten (10) days prior to the related Closing Date (or such other date acceptable to the Purchaser and the Seller), the Seller shall (i)
either (a) deliver to the Purchaser or its designee in escrow, for examination with respect to each Mortgage Loan to be purchased, the related Mortgage File, including a copy of the Assignment of Mortgage (except with respect

                                      -14-

to each MERS Designated Mortgage Loan), pertaining to each Mortgage Loan, or (b)
make the related Mortgage File available to the Purchaser for examination at such other location as shall otherwise be acceptable to the Purchaser and (ii)
deliver to the Purchaser copies of the credit and servicing files (collectively, the "Credit Files"). Such examination of the Mortgage Files may be made by the
Purchaser or its designee at any reasonable time before or after the related
Closing Date. If the Purchaser makes such examination prior to the related
Closing Date and determines, in its sole discretion, that any Mortgage Loans are unacceptable to the Purchaser for any reason, such Mortgage Loans shall be deleted from the related Mortgage Loan Schedule, and may be replaced by a
Qualified Substitute Mortgage Loan (or Loans) acceptable to the Purchaser. The
Purchaser may, at its option and without notice to the Seller, purchase some or all of the Mortgage Loans without conducting any partial or complete examination. The fact that the Purchaser or its designee has conducted or has failed to conduct any partial or complete examination of the Mortgage Files or the Credit Files shall not impair in any way the Purchaser's (or any of its successor's) rights to demand repurchase, substitution or other remedy as provided in this Agreement. In the event that the Seller fails to deliver the
Credit Files with respect to any Mortgage Loan, the Originator shall, upon the request of the Purchaser, repurchase such Mortgage Loan at the price and in the manner specified in Subsection 8.03.

          SECTION 6. Conveyance from Seller to Purchaser.

          Subsection 6.01. Conveyance of Mortgage Loans; Possession of Servicing
Files.

          On each Closing Date, the Seller shall execute and deliver to the
Purchaser an Assignment and Conveyance Agreement in the form attached hereto as
Exhibit H (the "Assignment and Conveyance Agreement"). The Interim Servicer
shall cause the Servicing File retained by the Interim Servicer to be appropriately identified and its computer system and/or books and records to clearly reflect the sale of the related Mortgage Loan to the Purchaser. The
Interim Servicer shall release from its custody the contents of any Servicing
File retained by it only in accordance with this Agreement or the Interim
Servicing Agreement, except when such release is required in connection with a repurchase of any such Mortgage Loan pursuant to Subsection 8.03.

          Subsection 6.02. Books and Records.

          Record title to each Mortgage as of the related Closing Date shall be in the name of the Originator, the Purchaser or one or more designees of the
Purchaser, as the Purchaser shall select. Notwithstanding the foregoing, each
Mortgage and related Mortgage Note shall be possessed solely by the Purchaser or the appropriate designee of the Purchaser, as the case may be. All rights arising out of the Mortgage Loans including, but not limited to, all funds received by the Seller or the Interim Servicer after the related Cut-off Date on or in connection with a Mortgage Loan shall be vested in the Purchaser or one or more designees of the Purchaser; provided, however, that all funds received on or in connection with a Mortgage Loan shall be received and held by the Seller or the Interim Servicer in trust for the benefit of the Purchaser or the appropriate designee of the Purchaser, as the case may be, as the owner of the
Mortgage Loans pursuant to the terms of this Agreement.

                                      -15-

          The sale of each Mortgage Loan shall be reflected on the Seller's balance sheet and other financial statements as a sale of assets by the Seller.

          The Interim Servicer shall be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be marked clearly to reflect the ownership of each Mortgage Loan by the
Purchaser. In particular, the Interim Servicer shall maintain in its possession, available for inspection by the Purchaser, and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or Freddie Mac, including but not limited to documentation as to the method used in determining the applicability of the provisions of the National Flood Insurance Act of 1968, as amended, to the Mortgaged Property, documentation evidencing insurance coverage and periodic inspection reports, as required by the Fannie Mae Guides. To the extent that original documents are not required for purposes of realization of
Liquidation Proceeds or Insurance Proceeds, documents maintained by the Seller or the Interim Servicer may be in the form of microfilm or microfiche so long as the Seller or the Interim Servicer complies with the requirements of the Fannie
Mae Guides.

          Subsection 6.03. Delivery of Mortgage Loan Documents.

          The Seller shall deliver and release to the Custodian no later than five (5) days prior to the related Closing Date (or such other date acceptable to the Purchaser and the Seller) those Mortgage Loan Documents set forth on
Exhibit A hereto with respect to each Mortgage Loan set forth on the related
Mortgage Loan Schedule.

          The Custodian shall certify its receipt of all such Mortgage Loan
Documents required to be delivered pursuant to the Custodial Agreement for the related Closing Date, as evidenced by the Certification and Trust Receipt of the
Custodian in the form annexed to the Custodial Agreement. The Purchaser shall pay all fees and expenses of the Custodian from and after the Closing Date.

          The Interim Servicer shall forward to the Custodian, or to such other
Person as the Purchaser shall designate in writing, original documents evidencing an assumption, modification, consolidation or extension of any
Mortgage Loan entered into in accordance with this Agreement within two (2)
weeks of their execution, provided, however, that the Interim Servicer shall provide the Custodian, or to such other Person as the Purchaser shall designate in writing, with a certified true copy of any such document submitted for recordation within two (2) weeks of its execution, and shall promptly provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within one hundred and eighty (180) days of its submission for recordation.

          In the event any document required to be delivered to the Custodian pursuant to the previous paragraph, including an original or copy of any document submitted for recordation to the appropriate public recording office, is not so delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, within one hundred and eighty (180) days following the related Closing Date (other than with respect to the Assignments of Mortgage which shall be delivered to the Custodian in blank and recorded subsequently by the Purchaser or

                                      -16-

its designee), and in the event that the Seller does not cure such failure within thirty (30) days of discovery or receipt of written notification of such failure from the Purchaser, the related Mortgage Loan shall, upon the request of the Purchaser, be repurchased by the Originator at the price and in the manner specified in Subsection 8.03. The foregoing repurchase obligation shall not apply in the event that the Seller cannot deliver such original or copy of any document submitted for recordation to the appropriate public recording office within the specified period due to a delay caused by the recording office in the applicable jurisdiction, provided that (i) the Seller shall deliver a recording receipt of such recording office or, if such recording receipt is not available, an officer's certificate of a servicing officer of the Seller, confirming that such documents have been accepted for recording (upon request of the Purchaser and delivery by the Purchaser to the Seller of a schedule of the related
Mortgage Loans, the Seller shall reissue and deliver to the Purchaser or its designee said officer's certificate relating to the related Mortgage Loans), and
(ii) such document is delivered within twelve (12) months of the related Closing
Date.

          The Originator shall pay all initial recording fees, if any, for the assignments of mortgage and any other fees or costs in transferring all original documents to the Custodian or, upon written request of the Purchaser, to the
Purchaser or the Purchaser's designee.

          Subsection 6.04. Quality Control Procedures.

          The Interim Servicer shall have an internal quality control program that verifies in a manner consistent with accepted industry procedures, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program shall include evaluating and monitoring the overall quality of the Seller's loan production and the servicing activities of the Interim Servicer. The program is to ensure that the Mortgage Loans are originated and serviced in accordance with
Accepted Servicing Practices and the Underwriting Guidelines; guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.

          Subsection 6.05. MERS Designated Mortgage Loans.

          With respect to each MERS Designated Mortgage Loan, the Seller shall, on or prior to the related Closing Date, designate the Purchaser as the Investor and the Custodian as custodian, and no Person shall be listed as Interim Funder on the MERS System. In addition, within five (5) Business Days following the related Closing Date, the Interim Servicer shall provide the Custodian and the
Purchaser with a MERS Report listing the Purchaser as the Investor, the
Custodian as custodian and no Person as Interim Funder with respect to each MERS
Designated Mortgage Loan.

          SECTION 7. Servicing of the Mortgage Loans.

          The Mortgage Loans have been sold by the Seller to the Purchaser on a servicing released basis. Subject to, and upon the terms and conditions of this
Agreement and the Interim Servicing Agreement (with respect to each Mortgage
Loan, for an interim period, as specified

                                       -17-

therein), the Seller hereby sells, transfers, assigns, conveys and delivers to the Purchaser the Servicing Rights.

          The Purchaser shall retain the Interim Servicer as contract servicer of the Mortgage Loans for an interim period pursuant to and in accordance with the terms and conditions contained in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).
Except as set forth in the Interim Servicing Agreement, the Interim Servicer
shall service the Mortgage Loans on an "actual/actual" basis and otherwise in compliance with the servicing provisions related to the Fannie Mae MBS Program
(Special Servicing Option) of the Fannie Mae Guides (except as otherwise set forth in the Interim Servicing Agreement).

          Pursuant to the Interim Servicing Agreement (with respect to each
Mortgage Loan, for an interim period, as specified therein), the Interim
Servicer shall begin servicing the Mortgage Loans on behalf of the Purchaser and shall be entitled to a Servicing Fee with respect to such Mortgage Loans until the applicable Transfer Date. The Interim Servicer shall conduct such servicing in accordance with the Interim Servicing Agreement.

          SECTION 8. Representations, Warranties and Covenants of the Seller;
Remedies for Breach.

          Subsection 8.01. Representations and Warranties Regarding the Seller.

          The Seller and the Originator represent, warrant and covenant to the
Purchaser that as of the date hereof and as of each Closing Date:

          (a) Due Organization and Authority. The Seller is a statutory trust duly organized, validly existing and in good standing under the laws of the state of Delaware, and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state wherein it owns or leases any material properties or where a Mortgaged
Property is located, if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Seller, and in any event the Seller is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of the related Mortgage Loan and the servicing of such Mortgage Loan in accordance with the terms of this
Agreement; the Seller has the full trust power, authority and legal right to hold, transfer and convey the Mortgage Loans and to execute and deliver this
Agreement and to perform its obligations hereunder; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized; this
Agreement and all agreements contemplated to be executed by the Seller or
Interim Servicer hereby have been duly executed and delivered and constitute the valid, legal, binding and enforceable obligations of the Seller, regardless of whether such enforcement is sought in a proceeding in equity or at law; and all requisite trust or other action has been taken by the Seller to make this
Agreement and all agreements contemplated hereby valid and binding upon the
Seller in accordance with their terms. The Originator is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware, and has all licenses necessary to carry on its business as now being conducted and is licensed,

                                       -18-

qualified and in good standing in each state wherein it owns or leases any material properties or where a Mortgaged Property is located, if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Originator, and in any event the Originator is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of the related Mortgage Loan and the servicing of such Mortgage
Loan in accordance with the terms of this Agreement; the Originator has the full power, authority and legal right to hold, transfer and convey the Mortgage Loans and to execute and deliver this Agreement and to perform its obligations hereunder; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the
Originator and the consummation of the transactions contemplated hereby have been duly and validly authorized; this Agreement and all agreements contemplated to be executed by the Originator hereby have been duly executed and delivered and constitute the valid, legal, binding and enforceable obligations of the
Originator, regardless of whether such enforcement is sought in a proceeding in equity or at law; and all requisite action has been taken by the Originator to make this Agreement and all agreements contemplated hereby valid and binding upon the Originator in accordance with their terms;

          (b) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the
Seller and the Originator, and the transfer, assignment and conveyance of the
Mortgage Notes and the Mortgages by the Seller or the Originator pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

          (c) No Conflicts. Neither the execution and delivery of this
Agreement, the acquisition of the Mortgage Loans by the Seller or the
Originator, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Seller's or the
Originator's organizational documents or any legal restriction or any agreement or instrument to which the Seller or the Originator is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or the Originator or their property is subject, or result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon any of their properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or impair the ability of the Purchaser to realize on the Mortgage
Loans, impair the value of the Mortgage Loans, or impair the ability of the
Purchaser to realize the full amount of any insurance benefits accruing pursuant to this Agreement;

          (d) Ability to Service. The Interim Servicer has the facilities, procedures, and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Mortgage Loans. The Interim Servicer is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws, and regulations, if applicable, and is in good standing to enforce, originate, sell mortgage loans to, and service mortgage loans in each jurisdiction wherein the Mortgaged Properties are located;

          (e) Reasonable Servicing Fee. The Seller, on behalf of the Interim
Servicer, acknowledges and agrees that the Servicing Fee represents reasonable compensation for

                                       -19-

performing such services and that the entire Servicing Fee shall be treated by the Interim Servicer, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement and the Interim Servicing Agreement;

          (f) Ability to Perform; Solvency. The Seller and the Originator do not
believe, nor do they have any reason or cause to believe, that they cannot perform each and every covenant contained in this Agreement. The Seller and the
Originator are solvent and the sale of the Mortgage Loans will not cause the
Seller or the Originator to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of the Seller's or the Originator's creditors;

          (g) No Litigation Pending. There is no action, suit, proceeding or investigation pending or, to the best of the Seller's and the Originator's knowledge, threatened against the Seller or the Originator, before any court, administrative agency or other tribunal asserting the invalidity of this
Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Seller or the
Originator, or in any material impairment of the right or ability of the Seller or the Originator to carry on their business substantially as now conducted, or in any material liability on the part of the Seller or the Originator, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the
Seller or the Originator contemplated herein, or which would be likely to impair the ability of the Seller or the Originator to perform under the terms of this
Agreement;

          (h) No Consent Required. No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body including HUD, the FHA or the Department of Veterans Affairs is
required for the execution, delivery and performance by the Seller or the
Originator of or compliance by the Seller or the Originator with this Agreement or the Mortgage Loans, the delivery of a portion of the Mortgage Files to the
Custodian or the sale of the Mortgage Loans or the consummation of the transactions contemplated by this Agreement, or if required, such approval has been obtained prior to the related Closing Date;

          (i) Selection Process. The Mortgage Loans were selected from among the outstanding one- to four-family mortgage loans in the Seller's portfolio at the related Closing Date as to which the representations and warranties set forth in
Subsection 8.02 could be made and such selection was not made in a manner so as to affect adversely the interests of the Purchaser;

          (j) No Untrue Information. Neither this Agreement nor any information, statement, tape, diskette, report, form, or other document furnished or to be furnished pursuant to this Agreement or any Reconstitution Agreement or in connection with the transactions contemplated hereby (including any
Securitization Transaction or Whole Loan Transfer) contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading;

                                      -20-

          (k) Financial Statements. The Seller has delivered to the Purchaser financial statements of the Guarantor (on a consolidated basis) as to its last three (3) complete fiscal years and any later quarter ended more than sixty (60)
days prior to the execution of this Agreement. All such financial statements fairly present the pertinent results of operations and changes in financial position for each of such periods and the financial position at the end of each such period of the Seller and its subsidiaries and have been prepared in accordance with generally accepted accounting principles of the United States consistently applied throughout the periods involved, except as set forth in the notes thereto. There has been no change in the business, operations, financial condition, properties or assets of the Seller since the date of the Seller's financial statements that would have an adverse effect on its ability to perform its obligations under this Agreement. The Seller has completed any forms requested by the Purchaser in a timely manner and in accordance with the provided instructions;

          (l) No Brokers. The Seller and the Originator have not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

          (m) Sale Treatment. The Seller has been advised by its independent certified public accountants that under generally accepted accounting principles the transfer of the Mortgage Loans may be treated as a sale on the books and records of the Seller and the Seller has determined that the disposition of the
Mortgage Loans pursuant to this Agreement will be afforded sale treatment for tax and accounting purposes;

          (n) Reasonable Purchase Price. The consideration received by the
Seller upon the sale of the Mortgage Loans under this Agreement constitutes fair consideration and reasonably equivalent value for the Mortgage Loans;

          (o) Owner of Record. The Seller or Originator is the owner of record of each Mortgage and the indebtedness evidenced by each Mortgage Note, and upon the sale of the Mortgage Loans to the Purchaser, the Seller or Originator will retain the Mortgage Files with respect thereto in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan;

          (p) Seller or Originator's Origination. The Seller's or Originator's
decision to originate any mortgage loan or to deny any mortgage loan application is an independent decision based upon the Underwriting Guidelines, and is in no way made as a result of Purchaser's decision to purchase, or not to purchase, or the price Purchaser may offer to pay for, any such mortgage loan, if originated;
and

          (q) Compliance with Anti-Money Laundering Laws. Each of the Seller and
Originator have complied with all applicable anti-money laundering laws, regulations and executive orders, including without limitation the USA PATRIOT
Act of 2001 (collectively, the "Anti-Money Laundering Laws"); each of the Seller and Originator have established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, have conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase

                                      -21-

the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money
Laundering Laws;

          (r) Delivery to the Custodian. The Mortgage Note, the Mortgage, the
Assignment of Mortgage and any other documents required to be delivered with respect to each Mortgage Loan pursuant to the Custodial Agreement shall be delivered to the Custodian all in compliance with the specific requirements of the Custodial Agreement. With respect to each Mortgage Loan, the Seller or the
Interim Servicer will be in possession of a complete Mortgage File in compliance with Exhibit A hereto, except for such documents as will be delivered to the
Custodian; and

          (s) Credit Reporting. The Interim Servicer, for so long as it is the
Interim Servicer for each Mortgage Loan, will fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis.

          Subsection 8.02. Representations and Warranties Regarding Individual
Mortgage Loans.

          Each of the Seller and the Originator hereby represents and warrants to the Purchaser that, as to each Mortgage Loan, as of the related Closing Date for such Mortgage Loan:

          (a) Mortgage Loans as Described. The information set forth in the
Mortgage Loan Schedule is complete, true and correct;

          (b) Payments Current. All payments required to be made up to the
Closing Date under the terms of the Mortgage Note have been made and credited, or will be made and credited in the month in which such payment is due. As of the Closing Date, no payment required under the Mortgage Loan is thirty (30)
days or more delinquent nor has any payment under the Mortgage Loan been thirty
(30) days or more delinquent at any time since the origination of the Mortgage
Loan;

          (c) No Outstanding Charges. Other than any payment required under any
Mortgage Loan that is less than thirty (30) days delinquent, there are no defaults in complying with the terms of the Mortgage securing the Mortgage Loan, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. Except for (A) payments in the nature of escrow payments and (B) interest accruing from the date of the
Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier to the day which precedes by one (1) month the Due Date of the first installment of principal and interest, including, without limitation, taxes and insurance payments, the Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the
Mortgage Loan;

                                      -22-

          (d) Original Terms Unmodified. The terms of the Mortgage Note and
Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the Mortgage Loan
Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the Mortgage Loan Schedule, if applicable. No
Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the related
Mortgage Loan Schedule;

          (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage
Note or the Mortgage, or the exercise of any right thereunder, render either the
Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at, or subsequent to, the time the Mortgage Loan was originated;

          (f) Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae Guides or by
Freddie Mac, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement attached hereto as Exhibit B. If required by the
National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in effect, which policy conforms to
Fannie Mae and Freddie Mac, as well as all additional requirements set forth in
Section 2.10 of the Interim Servicing Agreement attached hereto as Exhibit B.
All individual insurance policies contain a standard mortgagee clause naming the
Seller (or the Originator) and its successors and assigns as mortgagee, and all premiums thereon have been paid and such policies may not be reduced, terminated or cancelled without thirty (30) days' prior written notice to the mortgagee.
The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement. The Seller has not engaged in, and has no knowledge of the Mortgagor's or any servicer's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for

                                      -23-

herein, or the validity and binding effect of such policy, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

          (g) Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, predatory, abusive and fair lending, equal credit opportunity and disclosure laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to prepayment penalties, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller or the Interim
Servicer shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements. This representation is a Deemed Material
Breach Representation;

          (h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged
Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the
Seller waived any default resulting from any action or inaction by the
Mortgagor;

          (i) Location and Type of Mortgaged Property. The Mortgaged Property is
a fee simple property located in the state identified in the Mortgage Loan
Schedule except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the Mortgaged Property may be a leasehold estate and consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a condominium project, or an individual unit in a planned unit development and that no residence or dwelling is a mobile home, provided, however, that any condominium unit or planned unit development shall not fall within any of the "Ineligible Projects" of part XII, Section 102 of the
Fannie Mae Selling Guide and shall conform with the Underwriting Guidelines. In the case of any Mortgaged Properties that are manufactured homes (a
"Manufactured Home Mortgage Loans"), (A) (i) such Manufactured Home Mortgage
Loan conforms with the applicable Fannie Mae or Freddie Mac requirements regarding mortgage loans related to manufactured dwellings, (ii) the related manufactured dwelling is permanently affixed to the land, (iii) the related manufactured dwelling and the related land are subject to a Mortgage properly filed in the appropriate public recording office and naming Seller as mortgagee,
(iv) the applicable laws of the jurisdiction in which the related Mortgaged
Property is located will deem the manufactured dwelling located on such
Mortgaged Property to be a part of the real property on which such dwelling is located, (v) such Manufactured Home Mortgage Loan is (x) a qualified mortgage under Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended and
(y) secured by manufactured housing treated as a single family residence under
Section 25(e)(10) of the Code (i.e., such manufactured home has a minimum of 400 square feet of living space, a minimum width in excess of 102 inches and which is of a kind customarily

                                      -24-

used at a fixed location) and (vi) as of the origination date of the related
Mortgage Loan, the related manufactured housing unit that secures such Mortgage
Loan either: (x) was the principal residence of the Mortgagor or (y) was classified as real property under applicable state law. As of the date of origination, no portion of the Mortgaged Property was used for commercial purposes, and since the date of origination, no portion of the Mortgaged
Property has been used for commercial purposes; provided, that Mortgaged
Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes.
This representation is a Deemed Material Breach Representation;

          (j) Valid First and Second Lien. Each Mortgage is a valid and subsisting first lien, with respect to First Lien Loans, or second lien, with respect to Second Lien Loans, of record on a single parcel of real estate constituting the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time, subject in all cases to the exceptions to title set forth in the title insurance policy with respect to the related Mortgage Loan, which exceptions are generally acceptable to prudent mortgage lending companies, and such other exceptions to which similar properties are commonly subject and which do not individually, or in the aggregate, materially and adversely affect the benefits of the security intended to be provided by such Mortgage. In no event shall any Mortgage Loan be in a lien position more junior than a second lien. The lien of the Mortgage is subject only to:

                    (1) with respect to Second Lien Loans, the lien of the first mortgage on the Mortgaged Property;

                    (2) the lien of current real property taxes and assessments not yet due and payable;

                    (3) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (a) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b)
               which do not adversely affect the Appraised Value of the
               Mortgaged Property set forth in such appraisal; and

                    (4) other matters to which like properties are commonly
               subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged
               Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected (A) first lien and first priority security interest with respect to each First Lien Loan, or

                                      -25-

(B) second lien and second priority security interest with respect to each
Second Lien Loan, in either case, on the property described therein and Seller has full right to sell and assign the same to Purchaser. The Mortgaged Property was not, unless indicated on the related Mortgage Loan Schedule in the case of a
First Lien Loan, as of the date of origination of the Mortgage Loan, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the Mortgage;

          (k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage
and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions therein relating to prepayment penalties). All parties to the Mortgage Note, the
Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any other related agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a
Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination or servicing of the Mortgage Loan. The Seller has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

          (l) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the
Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

          (m) Ownership. The Seller is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the
Mortgage Files or any part thereof with respect thereto not delivered to the
Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. The
Mortgage Loan is not assigned or pledged, and Seller has good, indefeasible and marketable title thereto, and has full right to transfer and sell the Mortgage
Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, the Purchaser will own such
Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Seller intends to relinquish all rights to possess, control and monitor the Mortgage Loan. After the Closing Date, the Seller will have no right to modify or alter the terms of the sale of the

                                      -26-

Mortgage Loan and the Seller will have no obligation or right to repurchase the
Mortgage Loan or substitute another Mortgage Loan, except as provided in this
Agreement;

          (n) Doing Business. All parties which have had any interest in the
Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state, or
(iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

          (o) CLTV, LTV; FICO Score. No Mortgage Loan that is a Second Lien Loan has a CLTV in excess of 100%. No Mortgage Loan has an LTV greater than 100%. At origination of the Mortgage Loan, the Mortgagor did not have a FICO score of less than 500;

          (p) Title Insurance. The Mortgage Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Originator, its successors and assigns, as to the first priority lien (with respect to First Lien Loans) or second priority lien (with respect to
Second Lien Loans) of the Mortgage in the original principal amount of the
Mortgage Loan, subject only to the exceptions contained in clauses (1) and (2)
of paragraph (j) of this Subsection 8.02, and in the case of Adjustable Rate
Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein.
The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. The Seller (or the Originator), its successors and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

          (q) No Defaults. There is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default,

                                      -27-

breach, violation or event which would permit acceleration, and neither the
Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration.
With respect to each Second Lien Loan, (i) the prior mortgage is in full force and effect, (ii) there is no default, breach, violation or event of acceleration existing under such prior mortgage or the related mortgage note, (iii) there is no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder, and either (A) the prior mortgage contains a provision which allows or (B) applicable law requires, the mortgagee under the
Second Lien Loan to receive notice of, and affords such mortgagee an opportunity to cure any default by payment in full or otherwise under the prior mortgage;

          (r) No Mechanics' Liens. There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage which are not covered by the title insurance specified in clause (p);

          (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay
wholly within the boundaries and building restriction lines of the Mortgaged
Property, and no improvements on adjoining properties encroach upon the
Mortgaged Property. The Mortgaged Property and all improvements located on or being part of the Mortgaged Property are in compliance with all applicable zoning and building laws, ordinances and regulations;

          (t) Origination; Payment Terms. The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to
Sections 203 and 211 of the Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No Mortgage Loan contains terms or provisions which would result in negative amortization. Other than with respect to Mortgage
Loans that require only payments of interest for a specified period of time after origination, principal payments on the Mortgage Loan commenced no more than sixty (60) days after funds were disbursed in connection with the Mortgage
Loan. The Mortgage Interest Rate as well as, with respect to Adjustable Rate
Mortgage Loans, the Lifetime Rate Cap, the Periodic Rate Floor and the Periodic
Rate Cap are as set forth on the related Mortgage Loan Schedule. The Mortgage
Interest Rate is adjusted, with respect to Adjustable Rate Mortgage Loans, on each Interest Rate Adjustment Date to equal the Index plus the Gross Margin
(rounded up or down to the nearest 0.125%), subject to the Periodic Rate Cap.
Other than with respect to Mortgage Loans that require only payments of interest for a specified period of time after origination, the Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate
Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date (unless the
Mortgage Loan is identified on the related Mortgage Loan Schedule as a Balloon
Mortgage Loan), over an original term of not more than thirty (30) years from commencement of amortization (except in the case of Mortgage Loans which have a stated

                                      -28-

maturity of 30 years but amortize based on a 40 year schedule). Unless otherwise specified on the related Mortgage Loan Schedule, the Mortgage Loan is payable on the first day of each month. There are no Convertible Mortgage Loans which contain a provision allowing the Mortgagor to convert the Mortgage Note from an adjustable interest rate Mortgage Note to a fixed interest rate Mortgage Note.
The Due Date of the first payment under the Mortgage Note is no more than sixty
(60) days from the date of the Mortgage Note;

          (u) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a
Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the
Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

          (v) Conformance with Agency and Underwriting Guidelines. The Mortgage
Loan was underwritten in accordance with the Underwriting Guidelines (a copy of which is attached to the related Assignment and Conveyance Agreement as Exhibit
C). The Mortgage Note and Mortgage are on forms acceptable to Freddie Mac or
Fannie Mae and no representations have been made to a Mortgagor that are inconsistent with the mortgage instruments used;

          (w) Occupancy of the Mortgaged Property. As of the Closing Date the
Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. The Seller has not received notification from any
Governmental Authority that the Mortgaged Property is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be. The Seller has not received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate;

          (x) No Additional Collateral. The Mortgage Note is not and has not
been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (j) above;

          (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the
Mortgage (or in the case of a substitution of trustee, is named in a properly recorded substitution of trustee), and no fees or expenses are or

                                      -29-

will become payable by the Purchaser, the Custodian or the Interim Servicer to
the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

          (z) Acceptable Investment. There are no circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor, the
Mortgage File or the Mortgagor's credit standing that can reasonably be expected to cause private institutional investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan, or cause the
Mortgage Loan to prepay during any period materially faster or slower than the mortgage loans originated by the Originator generally;

          (aa) Delivery of Mortgage Documents. The Mortgage Note, the Mortgage,
the Assignment of Mortgage and any other documents required to be delivered under this Agreement for each Mortgage Loan have been delivered to the
Custodian. The Seller or the Interim Servicer is in possession of a complete, true and accurate Mortgage File in compliance with Exhibit A hereto, except for such documents the originals of which have been delivered to the Custodian, and the Seller or the Interim Servicer has retained copies thereof;

          (bb) Condominiums/Planned Unit Developments. If the Mortgaged Property
is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project is (i) acceptable to Fannie Mae or Freddie Mac or (ii) located in a condominium or planned unit development project which has received project approval from
Fannie Mae or Freddie Mac. The representations and warranties required by Fannie
Mae with respect to such condominium or planned unit development have been satisfied and remain true and correct;

          (cc) Transfer of Mortgage Loans. Except with respect to MERS
Designated Mortgage Loans, the Assignment of Mortgage with respect to each
Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

          (dd) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the
Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the
Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder;

          (ee) No Balloon Mortgage Loans. The Mortgage Loan is not a Balloon
Mortgage Loan unless specifically listed on the related Mortgage Loan Schedule;

          (ff) No Buydown Provisions; No Graduated Payments or Contingent
Interests. The Mortgage Loan does not contain provisions pursuant to which
Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the
Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The
Mortgage Loan is not a graduated payment mortgage loan, and the Mortgage

                                      -30-

Loan does not have a shared appreciation or other contingent interest feature.
The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and the Seller has
not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor;

          (gg) Consolidation of Future Advances. Any future advances made to the
Mortgagor prior to the applicable Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term.
The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first or second, as applicable, lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence acceptable to Fannie Mae and
Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

          (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. There
has been since origination, and is, no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property
is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged
Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair;

          (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments.
The origination, servicing and collection practices with respect to the Mortgage
Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper.
With respect to escrow deposits and Escrow Payments (other than with respect to
Second Lien Loans for which the mortgagee under the prior mortgage lien is collecting Escrow Payments), all such payments are in the possession of Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. Each Mortgage Loan is covered by a paid in full, life of loan, tax service contract that will be assigned without penalty, premium or cost to the Purchaser or its designee. All
Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related
Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the Mortgage Interest Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. Any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments have been delivered. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

                                      -31-

          (jj) Other Insurance Policies; No Defense to Coverage. No action, inaction or event has occurred and no state of facts exists or has existed on or prior to the Closing Date that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable primary mortgage insurance policy, hazard insurance policy or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured), irrespective of the cause of such failure of coverage. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or by any officer, director, or employee of the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

          (kk) No Violation of Environmental Laws. The Mortgaged Property is
free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation.
There is no pending action or proceeding directly involving the Mortgaged
Property in which compliance with any environmental law, rule or regulation is an issue; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

          (ll) Servicemembers' Civil Relief Act. The Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers' Civil Relief Act of 2003, as amended, or any similar state statute;

          (mm) Appraisal. The Seller has delivered to the Purchaser an appraisal of the Mortgaged Property signed prior to the approval of the Mortgage application by an appraiser qualified under Fannie Mae and Freddie Mac guidelines who (i) is licensed in the state where the Mortgaged Property is located, (ii) has no interest, direct or indirect, in the Mortgaged Property or in any loan or the security therefor, and (iii) does not receive compensation that is affected by the approval or disapproval of the Mortgage Loan. The appraisal shall have been made within one hundred eighty (180) days of the origination of the Mortgage Loan and shall be completed in compliance with the
Uniform Standards of Professional Appraisal Practice, and all applicable Federal and state laws and regulations. If the appraisal was made more than one hundred twenty (120) days before the origination of the Mortgage Loan, the Seller shall have received and delivered to the Purchaser a recertification of the appraisal;

          (nn) Disclosure Materials. The Mortgagor has, to the extent required by applicable law, executed a statement to the effect that the Mortgagor has, received all disclosure materials required by applicable law and the Originator has complied with all applicable law with respect to the making of the Mortgage
Loans. The Seller shall cause the Interim Servicer to maintain such statement in the Mortgage File;

                                      -32-

          (oo) Construction or Rehabilitation of Mortgaged Property. The
Mortgage Loan was not made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged
Property;

          (pp) No Defense to Insurance Coverage. No action has been taken or failed to be taken, no event has occurred and no state of facts exists or has existed on or prior to the Closing Date (whether or not known to the Seller on or prior to such date) which has resulted or will result in an exclusion from, denial of, or defense to coverage under any primary mortgage insurance
(including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Originator or
Seller, the related Mortgagor or any party involved in the application for such coverage, including the appraisal, plans and specifications and other exhibits or documents submitted therewith to the insurer under such insurance policy, or for any other reason under such coverage, but not including the failure of such insurer to pay by reason of such insurer's breach of such insurance policy or such insurer's financial inability to pay. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Originator or Seller or any designee of the Originator or
Seller or any corporation in which the Originator or Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

          (qq) Qualified Mortgage. The Mortgage Loan is a qualified mortgage under Section 860G(a)(3) of the Code;

          (rr) Credit Information. As to each consumer report (as defined in the
Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Seller to the Purchaser, that Seller has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded by the terms of the Mortgage Loan Documents from furnishing the same to any subsequent or prospective purchaser of such Mortgage. The Interim Servicer has, for each
Mortgage Loan, fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and
Trans Union Credit Information Company (three of the credit repositories), on a monthly basis. This representation is a Deemed Material Breach Representation;

          (ss) Leaseholds. If the Mortgage Loan is secured by a long-term residential lease, (1) the lessor under the lease holds a fee simple interest in the land; (2) the terms of such lease expressly permit the mortgaging of the leasehold estate, the assignment of the lease without the lessor's consent and the acquisition by the holder of the Mortgage of the rights of the lessee upon foreclosure or assignment in lieu of foreclosure or provide the holder of the
Mortgage with substantially similar protections; (3) the terms of such lease do not (a) allow the termination thereof upon the lessee's default without the holder of the Mortgage being entitled to receive written notice of, and opportunity to cure, such default, (b) allow the termination of the lease in the event of damage or destruction as long as the Mortgage is in existence, (c)
prohibit the holder of the Mortgage from being insured (or receiving proceeds of insurance) under the hazard insurance policy or policies relating to the
Mortgaged Property or (d) permit any increase in rent other than pre-established increases set forth in the lease; (4) the original term of such lease is

                                      -33-

not less than fifteen (15) years; (5) the term of such lease does not terminate earlier than five (5) years after the maturity date of the Mortgage Note; and
(6) the Mortgaged Property is located in a jurisdiction in which the use of leasehold estates in transferring ownership in residential properties is a widely accepted practice;

          (tt) Prepayment Penalty. The Mortgage Loan is subject to a prepayment penalty as provided in the related Mortgage Note except as set forth on the related Mortgage Loan Schedule. With respect to each Mortgage Loan that has a prepayment penalty feature, each such Prepayment Penalty is enforceable and each prepayment penalty is permitted pursuant to federal, state and local law. Each such prepayment penalty is in an amount equal to the maximum amount permitted under applicable law and no such prepayment penalty may provide for a term in excess of five (5) years with respect to Mortgage Loans originated prior to
October, 1, 2002. With respect to Mortgage Loans originated on or after October
1, 2002, the duration of the prepayment period shall not exceed three (3) years from the date of the Mortgage Note unless the Mortgage Loan was modified to reduce the prepayment period to no more than three (3) years from the date of such Mortgage Note and the Mortgagor was notified in writing of such reduction in prepayment period. With respect to any Mortgage Loan that contains a provision permitting imposition of a prepayment penalty upon a prepayment prior to maturity: (i) the Mortgage Loan provides some benefit to the Mortgagor (e.g., a rate or fee reduction) in exchange for accepting such prepayment penalty, (ii)
prior to the Mortgage Loan origination, the Mortgagor was offered the option of obtaining a mortgage loan that did not require payment of such a penalty and
(iii) the prepayment penalty was adequately disclosed to the Mortgagor in the loan documents pursuant to applicable state, local and federal law. This representation is a Deemed Material Breach Representation;

          (uu) Assumability. With respect to each Adjustable Rate Mortgage Loan, the Mortgage Loan Documents provide that after the related first Interest Rate
Adjustment Date, a related Mortgage Loan may only be assumed if the party assuming such Mortgage Loan meets certain credit requirements stated in the
Mortgage Loan Documents;

          (vv) Conversion to Fixed Interest Rate. With respect to Adjustable
Rate Mortgage Loans, the Mortgage Loan is not a Convertible Mortgage Loan;

          (ww) Escrow Analysis. With respect to each Mortgage, the Interim
Servicer has within the last twelve (12) months (unless such Mortgage was originated within such twelve-month period) analyzed the required Escrow
Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

          (xx) Predatory Lending Regulations. No Mortgage Loan is a High Cost
Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after
October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending
Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law. The Mortgaged Property is not located in a jurisdiction where a breach of this representation with respect to the related Mortgage Loan may result in additional assignee liability to the Purchaser. This representation is a Deemed
Material Breach Representation;

                                      -34-

          (yy) Single-Premium Credit Life Insurance Policy. No Mortgagor was
required to purchase any single-premium credit insurance policy (e.g., life, disability, accident, unemployment or property insurance policy) or debt cancellation agreement as a condition of obtaining the extension of credit. No
Mortgagor obtained a prepaid single-premium credit insurance policy (e.g., life, disability, accident, unemployment or property insurance policy) in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies or debt cancellation agreements as part of the origination of, or as a condition to closing, such Mortgage Loan. This representation is a Deemed Material Breach
Representation;

          (zz) Regarding the Mortgagor. The Mortgagor is one or more natural persons and/or trustees for an Illinois land trust or a trustee under a "living trust" and such "living trust" is in compliance with Fannie Mae guidelines for such trusts;

          (aaa) [Insurance. The Interim Servicer will perform any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser];

          (bbb) Simple Interest Mortgage Loans. The Mortgage Loan is not a
simple interest Mortgage Loan;

          (ccc) Flood Certification Contract. The Mortgage Loan is covered by a paid in full, life of loan, transferable flood certification contract that will be assigned without penalty, cost or premium to the Purchaser;

          (ddd) Consent. Either (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File;

          (eee) Origination Date. Except as otherwise indicated on the related
Mortgage Loan Schedule, the date of origination of the Mortgage Loan shall be no earlier than three (3) months prior to the date such Mortgage Loan is first purchased by the Purchaser;

          (fff) Mortgage Submitted for Recordation. The Mortgage either has been or will promptly be submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located;

          (ggg) Endorsements. The Mortgage Note has been endorsed by the last endorsee for its own account and not as a fiduciary, trustee, trustor or beneficiary under a trust agreement;

          (hhh) Accuracy of Information. All information provided to the
Purchaser by the Seller with respect to the Mortgage Loan is accurate in all material respects;

          (iii) Mortgagor Bankruptcy. On or prior to the related Closing Date, the Mortgagor has not filed a bankruptcy petition or has not become the subject of involuntary

                                      -35-

bankruptcy proceedings or has not consented to a bankruptcy proceeding against it or to a receiver being appointed in respect of the related Mortgaged
Property;

          (jjj) No Construction Loans. No Mortgage Loan was made in connection with (a) facilitating the trade-in or exchange of a Mortgaged Property or (b)
the construction or rehabilitation of a Mortgaged Property, unless the Mortgage
Loan is a construction-to-permanent mortgage loan listed on the Mortgage Loan
Schedule which has been fully disbursed, all construction work is complete and a completion certificate has been issued;

          (kkk) No Equity Participation. No document relating to the Mortgage
Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the
Mortgaged Property or the Mortgagor and Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the
Mortgagor;

          (lll) Proceeds of Mortgage Loan. The proceeds of the Mortgage Loan have not been and shall not be used to satisfy, in whole or in part, any debt owed or owing by the Mortgagor to Seller or any Affiliate or correspondent thereof unless such debt was originated more than twenty-four (24) months prior to the origination of such Mortgage Loan unless there is a tangible net benefit to the related Mortgagor;

          (mmm) No Arbitration. No Mortgagor with respect to any Mortgage Loan originated on or after August 1, 2004 agreed to submit to arbitration to resolve any dispute arising out of or relating in any way to the mortgage loan transaction. This representation is a Deemed Material Breach Representation;

          (nnn) Origination Practices/No Steering. The Mortgagor was not
encouraged or required to select a Mortgage Loan product offered by the Mortgage
Loan's originator which is a higher cost product designed for less creditworthy borrowers, unless at the time of the Mortgage Loan's origination, such Mortgagor did not qualify taking into account such facts as, without limitation, the
Mortgage Loan's requirements and the Mortgagor's credit history, income, assets and liabilities and debt-to-income ratios for a lower-cost credit product then offered by the Mortgage Loan's originator or any affiliate of the Mortgage
Loan's originator. If, at the time of loan application, the Mortgagor may have qualified for a lower-cost credit product then offered by any mortgage lending affiliate of the Mortgage Loan's originator, the Mortgage Loan's originator referred the Mortgagor's application to such affiliate for underwriting consideration. For a Mortgagor who seeks financing through a Mortgage Loan originator's higher-priced subprime lending channel, the Mortgagor was directed towards or offered the Mortgage Loan originator's standard mortgage line if the
Mortgagor was able to qualify for one of the standard products. This representation is a Deemed Material Breach Representation;

          (ooo) Underwriting Methodology. The methodology used in underwriting the extension of credit for each Mortgage Loan does not rely solely on the extent of the Mortgagor's equity in the collateral as the principal determining factor in approving such extension of credit. The methodology employed objective criteria such as the Mortgagor's income, assets and liabilities, to the proposed mortgage payment and, based on such methodology, the Mortgage

                                      -36-

Loan's originator made a reasonable determination that at the time of origination the Mortgagor had the ability to make timely payments on the
Mortgage Loan. Such underwriting methodology confirmed that at the time of origination (application/approval) the Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan. This representation is a Deemed
Material Breach Representation;

          (ppp) Points and Fees. No Mortgagor was charged "points and fees"
(whether or not financed) in an amount greater than (i) $1,000, or (ii) 5% of the principal amount of such Mortgage Loan, whichever is greater. For purposes of this representation, such 5% limitation is calculated in accordance with
Fannie Mae's anti-predatory lending requirements as set forth in the Fannie Mae
Guides and "points and fees" (x) include origination, underwriting, broker and finder fees and charges that the mortgagee imposed as a condition of making the
Mortgage Loan, whether they are paid to the mortgagee or a third party, and (y)
exclude bona fide discount points, fees paid for actual services rendered in connection with the origination of the Mortgage Loan (such as attorneys' fees, notaries fees and fees paid for property appraisals, credit reports, surveys, title examinations and extracts, flood and tax certifications and home inspections), the cost of mortgage insurance or credit-risk price adjustments, the costs of title, hazard and flood insurance policies, state and local transfer taxes or fees, escrow deposits for the future payment of taxes and insurance premiums, and other miscellaneous fees and charges which miscellaneous fees and charges, in total, do not exceed 0.25% of the principal amount of such
Mortgage Loan. This representation is a Deemed Material Breach Representation;

          (qqq) Fees Charges. All fees and charges (including finance charges)
and whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan has been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. This representation is a Deemed Material Breach
Representation; and

          (rrr) Second Lien Mortgage Loans. With respect to each Second Lien
Loan: (1) the related First Lien Loan does not permit negative amortization; (2)
where required or customary in the jurisdiction in which the Mortgaged Property is located, the original lender has filed for record a request for notice of any action by the related senior lienholder, and the Seller has notified such second lienholder in writing of the existence of the Second Lien Loan and requested notification of any action to be taken against the Mortgagor by such senior lienholder; either (a) no consent for the Second Lien Loan is required by the holder of the related First Lien Loan or (b) such consent has been obtained and is contained in the related Mortgage File; (3) to the best of Seller's knowledge, the related First Lien Loan is in full force and effect, and there is no default, lien, breach, violation or event which would permit acceleration existing under such First Lien Loan or Mortgage Note, and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration under such First Lien Loan; (4) the related first lien
Mortgage contains a provision which provides for giving notice of default or breach to the mortgagee under the Mortgage Loan and allows such mortgagee to cure any default under the related First Lien Mortgage; and (5) the related
Mortgaged Property is the Mortgagor's principal residence. This representation is a Deemed Material Breach Representation.

                                      -37-

          Subsection 8.03. Remedies for Breach of Representations and
Warranties.

          It is understood and agreed that the representations and warranties set forth in Subsections 8.01 and 8.02 shall survive the sale of the Mortgage
Loans to the Purchaser and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or
Assignment of Mortgage or the examination or failure to examine any Mortgage
File. Upon discovery by either the Seller, the Originator or the Purchaser of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other.

          Within sixty (60) days of the earlier of either discovery by or notice to the Seller and the Originator of any breach of a representation or warranty which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser therein (or which materially and adversely affects the value of the applicable Mortgage Loan or the interest of the Purchaser therein in the case of a representation and warranty relating to a particular Mortgage
Loan), the Seller or the Originator shall use its best efforts promptly to cure such breach in all material respects and, if such breach cannot be cured, the
Originator shall, at the Purchaser's option, repurchase such Mortgage Loan at the Repurchase Price, together with all out-of-pocket expenses incurred by the
Purchaser as a result of such repurchase. Notwithstanding the above sentence,
(i) within sixty (60) days of the earlier of either discovery by, or notice to, the Seller and the Originator of any breach of the representation and warranty set forth in clause (qq) of Subsection 8.02, the Originator shall repurchase such Mortgage Loan at the Repurchase Price, together with all out-of-pocket expenses incurred by the Purchaser as a result of such repurchase and (ii) any breach of a Deemed Material Breach Representation shall automatically be deemed to materially and adversely affect the value of the Mortgage Loan and the interest of the Purchaser therein. In the event that a breach shall involve any representation or warranty set forth in Subsection 8.01, and (except as provided in the preceding sentence with respect to certain breaches for which no cure is permitted) such breach cannot be cured within sixty (60) days of the earlier of either discovery by or notice to the Seller and the Originator of such breach, all of the affected Mortgage Loans shall, at the Purchaser's option, be repurchased by the Originator at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase. However, if the breach shall involve a representation or warranty set forth in Subsection
8.02 (other than the representations and warranties set forth in clause (qq) of such Subsection) and the Seller or the Originator discovers or receives notice of any such breach within one hundred twenty (120) days of the related Closing
Date, the Originator shall, at the Purchaser's option and provided that the
Seller has a Qualified Substitute Mortgage Loan, rather than repurchase the
Mortgage Loan as provided above, remove such Mortgage Loan (a "Deleted Mortgage
Loan") and substitute in its place a Qualified Substitute Mortgage Loan or
Loans, provided that any such substitution shall be effected not later than one hundred twenty (120) days after the related Closing Date. If the Originator has no Qualified Substitute Mortgage Loan, it shall repurchase the deficient
Mortgage Loan. Any repurchase of a Mortgage Loan or Loans pursuant to the foregoing provisions of this Subsection 8.03 shall be accomplished by either (a)
if the Interim Servicing Agreement has been entered into and is in effect, deposit in the Custodial Account of the amount of the Repurchase Price for distribution to the Purchaser on the next scheduled Remittance Date, after deducting therefrom any amount received in respect of such repurchased Mortgage
Loan or Loans and being held in the Custodial Account for future distribution or
(b) if the Interim Servicing Agreement has not been entered into or is no longer in

                                      -38-

effect, by direct remittance of the Repurchase Price to the Purchaser or its designee in accordance with the Purchaser's instructions.

          At the time of repurchase or substitution, the Purchaser, the
Originator and the Originator shall arrange for the reassignment of the Deleted
Mortgage Loan to the Seller and the delivery to the Originator of any documents held by the Custodian relating to the Deleted Mortgage Loan. In the event of a repurchase or substitution, the Originator shall, simultaneously with such reassignment, give written notice to the Purchaser that such repurchase or substitution has taken place, amend the Mortgage Loan Schedule to reflect the withdrawal of the Deleted Mortgage Loan from this Agreement, and, in the case of substitution, identify a Qualified Substitute Mortgage Loan and amend the
Mortgage Loan Schedule to reflect the addition of such Qualified Substitute
Mortgage Loan to this Agreement. In connection with any such substitution, the
Seller and the Originator shall be deemed to have made as to such Qualified
Substitute Mortgage Loan the representations and warranties set forth in this
Agreement except that all such representations and warranties set forth in this
Agreement shall be deemed made as of the date of such substitution. The
Originator shall effect such substitution by delivering to the Custodian or to such other party as the Purchaser may designate in writing for such Qualified
Substitute Mortgage Loan the documents required by Subsection 6.03, with the
Mortgage Note endorsed as required by Subsection 6.03. No substitution will be made in any calendar month after the Determination Date for such month. The
Interim Servicer shall remit directly to the Purchaser, or its designee in accordance with the Purchaser's instructions the Monthly Payment less the
Servicing Fee due, if any, on such Qualified Substitute Mortgage Loan or Loans in the month following the date of such substitution. Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution shall be retained by the Originator. For the month of substitution, distributions to the Purchaser shall include the Monthly Payment due on any
Deleted Mortgage Loan in the month of substitution, and the Originator shall thereafter be entitled to retain all amounts subsequently received by the Seller in respect of such Deleted Mortgage Loan.

          For any month in which the Originator substitutes a Qualified
Substitute Mortgage Loan for a Deleted Mortgage Loan, the Originator shall determine the amount (if any) by which the aggregate principal balance of all
Qualified Substitute Mortgage Loans as of the date of substitution is less than the aggregate Stated Principal Balance of all Deleted Mortgage Loans (after application of scheduled principal payments due in the month of substitution).
The amount of such shortfall shall be distributed by the Originator directly to the Purchaser or its designee in accordance with the Purchaser's instructions within two (2) Business Days of such substitution.

          In addition to such repurchase or substitution obligation, consistent with Section 13.01, the Originator shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents and hold such parties harmless against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of any representation or warranty contained in this Agreement or any Reconstitution Agreement other than lost profits.

                                      -39-

          It is understood and agreed that the obligations of the Seller and the
Originator set forth in this Subsection 8.03 to cure, substitute for or repurchase a defective Mortgage Loan and to indemnify the Purchaser and
Successor Servicer as provided in this Subsection 8.03 and Subsection 13.01 constitute the sole remedies of the Purchaser and Successor Servicer respecting a breach of the foregoing representations and warranties. For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the
Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

          Any cause of action against the Seller or the Originator relating to or arising out of the breach of any representations and warranties made in
Subsections 8.01 and 8.02 shall accrue as to any Mortgage Loan upon (i)
discovery of such breach by the Purchaser or notice thereof by the Seller or the
Originator to the Purchaser, (ii) failure by the Originator to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the
Seller or the Originator by the Purchaser for compliance with this Agreement.

          Subsection 8.04. Repurchase of Mortgage Loans That Prepay in Full.

          If any Mortgage Loan is prepaid within sixty (60) days from and after the related Closing Date, the Originator shall pay to the Purchaser, within fifteen (15) business days of such prepayment in full, an amount equal to the
Premium Percentage multiplied by the outstanding principal balance of such
Mortgage Loan as of the date of such prepayment in full.

          Subsection 8.05. Repurchase of Mortgage Loans with First Payment
Defaults.

          (a) If the related Mortgagor is delinquent more than thirty (30) days with respect to the Mortgage Loan's first Monthly Payment after origination of such Mortgage Loan, the Originator, at the Purchaser's option exercised in its sole discretion, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the percentage of par as stated in the related Purchase Price and
Terms Agreement (subject to adjustment as provided therein) multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such
Mortgage Loan.

          (b) Except as set forth in the related Purchase Price and Terms
Agreement, if the related Mortgagor is delinquent more than thirty (30) days with respect to the Mortgage Loan's Monthly Payment due in the month in which the related Closing Date occurs or the Monthly Payment due in the first calendar month following the month in which the related Closing Date occurs, in each case on its due date or within the grace period, all in accordance with the terms of the related Mortgage Note, the Originator, at the Purchaser's option exercised in its sole discretion, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the percentage of par as stated in the related Purchase
Price and Terms Agreement (subject to adjustment as provided therein) multiplied by the then outstanding principal balance of such

                                      -40-

Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such Mortgage Loan.

          Subsection 8.06. Purchaser's Right to Review.

          From the related Closing Date until thirty (30) days after such
Closing Date, the Purchaser shall have the right to review each Mortgage File and Credit File, to conduct property inspections, obtain appraisal recertifications, drive-by appraisals, brokers price opinions and otherwise to underwrite the Mortgage Loans and to reject any Mortgage Loan which in the
Purchaser's sole opinion is an unacceptable investment. In the event that the
Purchaser so rejects any Mortgage Loan, the Originator shall, no later than ten
(10) Business Days following receipt of notice of such rejection, repurchase the rejected Mortgage Loan in the manner prescribed in Subsection 8.03 hereof at the
Purchase Price, together with accrued and unpaid interest at the Mortgage
Interest Rate through the date of repurchase. Any rejected Mortgage Loan shall be removed from the terms of this Agreement.

          All rights of the Purchaser under this Subsection 8.06 shall terminate upon the transfer of any Mortgage Loan to any other Purchaser.

          Notwithstanding the foregoing, the fact that the Purchaser or its designee has conducted or failed to conduct the review/due diligence procedures specified above or any other partial or complete examination of the Mortgage
Files or Credit Files shall not impair in any way the Purchaser's or any of its successors' rights to demand repurchase, substitution or any other remedy provided under this Agreement.

          SECTION 9. Closing.

          The closing for the purchase and sale of each Mortgage Loan Package shall take place on the related Closing Date. At the Purchaser's option, the
Closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

          The closing for the Mortgage Loans to be purchased on each Closing
Date shall be subject to each of the following conditions:

          (a)  at least two (2) Business Days prior to the related Closing Date, the Seller shall deliver to the Purchaser, in electronic format acceptable to the Purchaser in its sole discretion, a listing on a loan-level basis of the necessary information to compute the
               Purchase Price of the Mortgage Loans delivered on the Closing
               Date (including accrued interest), and prepare a Mortgage Loan
               Schedule;

          (b)  all of the representations and warranties of the Seller under this Agreement and of the Interim Servicer under the Interim
               Servicing Agreement (with respect to each Mortgage Loan for an interim period, as specified therein) shall be true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of

                                      -41-

               time, would constitute a default under this Agreement or an Event of Default under the Interim Servicing Agreement;

          (c)  the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all closing documents as specified in Section 10 of this Agreement, in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

          (d)  the Seller shall have delivered and released to the Custodian all documents required pursuant to this Agreement; and

          (e)  all other terms and conditions of this Agreement and the related
               Purchase Price and Terms Agreement shall have been complied with.

          Subject to the foregoing conditions, the Purchaser shall pay to the
Seller on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 4 of this Agreement, by wire transfer of immediately available funds to the account designated by the Seller.

          SECTION 10. Closing Documents.

          The Closing Documents for the Mortgage Loans to be purchased on each
Closing Date shall consist of fully executed originals of the following documents:

          1.   this Agreement (to be executed and delivered only for the initial
               Closing Date);

          2.   the Interim Servicing Agreement, dated as of the initial Cut-off
               Date, in the form of Exhibit B hereto (to be executed and
               delivered only for the initial Closing Date);

          3.   with respect to the initial Closing Date, the Custodial
               Agreement, dated as of the initial Cut-off Date;

          4.   with respect to the initial Closing Date, the Guarantee, dated as of the initial Closing Date;

          5.   the related Mortgage Loan Schedule, segregated by Mortgage Loan
               Package, one copy to be attached to the Custodian's counterpart of the Custodial Agreement and one copy to be attached to the related Assignment and Conveyance as the Mortgage Loan Schedule
               thereto;

          6.   a Custodian's Certification, as required under the Custodial
               Agreement, in the form of Exhibit G-1 to the Custodial Agreement;

                                      -42-

          7.   with respect to the initial Closing Date, a Custodial Account
               Letter Agreement or a Custodial Account Certification, as
               applicable, as required under the Interim Servicing Agreement;

          8.   with respect to the initial Closing Date, an Escrow Account
               Letter Agreement or an Escrow Account Certification, as
               applicable, as required under the Interim Servicing Agreement;

          9.   with respect to the initial Closing Date, an Officer's
               Certificate, in the form of Exhibit C hereto or as otherwise may be acceptable to the Purchaser with respect to each of the
               Guarantor, the Seller and the Interim Servicer, including all attachments hereto; with respect to subsequent Closing Dates, an
               Officer's Certificate upon request of the Purchaser;

          10.  with respect to the initial Closing Date, an Opinion of Counsel of each of the Guarantor, the Seller and the Interim Servicer
               (who may be an employee of the Guarantor, the Seller or the
               Interim Servicer, as applicable), in the form of Exhibit D hereto or as otherwise may be acceptable to the Purchaser ("Opinion of
               Counsel of the Seller"); with respect to subsequent Closing
               Dates, an Opinion of Counsel of the Seller upon request of the
               Purchaser;

          11.  with respect to the initial Closing Date, an Opinion of Counsel of the Custodian (who may be an employee of the Custodian), in the form of an Exhibit to the Custodial Agreement;

          12.  a Security Release Certification, in the form of Exhibit E or F, as applicable or as otherwise may be acceptable to the Purchaser, hereto executed by any person, as requested by the Purchaser, if any of the Mortgage Loans have at any time been subject to any security interest, pledge or hypothecation for the benefit of such person;

          13.  a certificate or other evidence of merger or change of name, signed or stamped by the applicable regulatory authority, if any of the Mortgage Loans were acquired by the Seller by merger or acquired or originated by the Seller while conducting business under a name other than its present name, if applicable;

          14.  with respect to the initial Closing Date, the Underwriting
               Guidelines to be attached to the related Assignment and
               Conveyance as Exhibit C;

          15.  Assignment and Conveyance Agreement in the form of Exhibit H hereto; and

          16.  a MERS Report reflecting the Purchaser as Investor and no Person as Interim Funder for each MERS Designated Mortgage Loan within five (5) Business Days of the Closing Date.

                                      -43-

          The Originator shall bear the risk of loss of the closing documents until such time as they are received by the Purchaser or its attorneys.

          SECTION 11. Costs.

          The Purchaser shall pay any commissions due its salesmen and the legal fees and expenses of its attorneys and custodial fees. All other costs and expenses incurred in connection with the transfer and delivery of the Mortgage
Loans and the Servicing Rights including recording fees, fees for title policy endorsements and continuations, fees for recording Assignments of Mortgage, and the Seller's attorney's fees, shall be paid by the Originator.

          SECTION 12. Cooperation of Seller with a Reconstitution.

          The Seller and the Purchaser agree that with respect to some or all of the Mortgage Loans, after each Closing Date, on one or more dates (each, a
"Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a Reconstitution of some or all of the Mortgage Loans then subject to this
Agreement, without recourse, to:

               a)   Fannie Mae under its Cash Purchase Program or MBS Program
                    (Special Servicing Option) (each, a "Fannie Mae Transfer");
                    or

               b)   Freddie Mac (the "Freddie Mac Transfer"); or

               c)   one or more third party purchasers in one or more Whole Loan
                    Transfers; or

               d)   one or more trusts or other entities to be formed as part of one or more Securitization Transactions.

          The Seller agrees to execute in connection with any Agency Transfer, any and all reasonably acceptable pool purchase contracts, and/or agreements among the Purchaser, the Seller, Fannie Mae or Freddie Mac (as the case may be)
and any servicer in connection with a Whole Loan Transfer, a seller's warranties and servicing agreement or a participation and servicing agreement in form and substance reasonably acceptable to the parties, and in connection with a
Securitization Transaction, a pooling and servicing agreement in form and substance reasonably acceptable to the parties or an Assignment and Recognition
Agreement substantially in the form attached hereto as Exhibit J (collectively, the agreements referred to herein are designated, the "Reconstitution
Agreements"), together with an opinion of counsel with respect to such
Reconstitution Agreements.

          With respect to each Whole Loan Transfer and each Securitization
Transaction entered into by the Purchaser, the Seller agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser; (3) to restate the representations and warranties as set forth in the Assignment and
Recognition Agreement, a form which is attached as Exhibit J. The Seller shall provide to such servicer or issuer, as the case may be, and any other participants or purchasers in such Reconstitution: (i) any and all information and appropriate verification of information which may be reasonably

                                      -44-

available to the Seller or its affiliates, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request; and (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Seller or the Interim Servicer as are reasonably believed necessary by the Purchaser or any such other participant;
and (iii) to execute, deliver and satisfy all conditions set forth in an
Indemnification and Contribution Agreement in substantially the form attached hereto as Exhibit K. Moreover, the Seller agrees to cooperate with all reasonable requests made by the Purchaser to effect such Reconstitution
Agreements. The Originator shall indemnify the Purchaser, each affiliate of the
Purchaser participating in the Reconstitution and each Person who controls the
Purchaser or such affiliate and their respective present and former directors, officers, employees and agents, and hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that each of them may sustain in any way related to any information provided by or on behalf of the Seller regarding the Seller, the Interim Servicer servicing practices or performance, the Mortgage Loans or the Underwriting Guidelines set forth in any offering document prepared in connection with any Reconstitution. For purposes of the previous sentence, "Purchaser" shall mean the Person then acting as the
Purchaser under this Agreement and any and all Persons who previously were
"Purchasers" under this Agreement.

          In the event the Purchaser has elected to have the Interim Servicer or the Seller hold record title to the Mortgages, prior to the Reconstitution Date, the Interim Servicer shall prepare an assignment of mortgage in blank or to the prospective purchaser or trustee, as applicable, from the Interim Servicer or the Seller, as applicable, acceptable to the prospective purchaser or trustee, as applicable, for each Mortgage Loan that is part of the Reconstitution and shall pay all preparation and recording costs associated therewith. In connection with the Reconstitution, the Interim Servicer shall execute or shall cause the Seller to execute each Assignment of Mortgage (except with respect to each MERS Designated Mortgage Loan), track such Assignments of Mortgage to ensure they have been recorded and deliver them as required by the prospective purchaser or trustee, as applicable, upon the Interim Servicer's receipt thereof. Additionally, the Interim Servicer shall prepare and execute or shall cause the Seller to execute, at the direction of the Purchaser, any note endorsement required hereunder.

          All Mortgage Loans not sold or transferred pursuant to a
Reconstitution shall remain subject to this Agreement and, if the Interim
Servicing Agreement shall remain in effect with respect to the related Mortgage
Loan Package, shall continue to be serviced in accordance with the terms of this
Agreement and the Interim Servicing Agreement and with respect thereto this
Agreement shall remain in full force and effect.

          SECTION 13. The Originator and the Seller.

          Subsection 13.01. Additional Indemnification by the Originator; Third
Party Claims.

          (a) The Originator shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents, and hold such parties harmless against any and all

                                      -45-

claims, losses, damages, penalties, fines, forfeitures, legal fees (including legal fees incurred in connection with the enforcement of the Originator's indemnification obligation under this Subsection 13.01) and related costs, judgments, and any other costs, fees and expenses that such parties may sustain in any way related to the failure of the Seller or the Originator to perform its duties in compliance with the terms of this Agreement or any Reconstitution
Agreement entered into pursuant to Section 12 or any breach of any of Seller's or the Originator's representations, warranties and covenants set forth in this
Agreement (provided that such costs shall not include any lost profits). For purposes of this paragraph "Purchaser" shall mean the Person then acting as the
Purchaser under this Agreement and any and all Persons who previously were
"Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all
Persons who previously were "Successor Servicers" pursuant to this Agreement.

          (b) Promptly after receipt by an indemnified party under this
Subsection 13.01 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Subsection 13.01, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party under this Subsection 13.01, except to the extent that it has been prejudiced in any material respect, or from any liability which it may have, otherwise than under this Subsection 13.01. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party or parties shall have reasonably concluded that there may be legal defenses available to it or them and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party for expenses incurred by the indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with one local counsel, if applicable)), (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party; and except that, if clause (i) or (iii)
is applicable, such liability shall be only in respect of the counsel referred to in such clause (i) or (iii).

                                      -46-

          Subsection 13.02. Merger or Consolidation of the Seller.

          The Seller will keep in full effect its existence, rights and franchises as a statutory trust under the laws of the state of its organization except as permitted herein, and will obtain and preserve its qualification to do business in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

          Any Person into which the Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the
Seller shall be a party, or any Person succeeding to the business of the Seller, shall be the successor of the Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

          SECTION 14. Mandatory Delivery; Grant of Security Interest.

          The sale and delivery on the related Closing Date of the Mortgage
Loans described on the related Mortgage Loan Schedule is mandatory from and after the date of the execution of the related Purchase Price and Terms
Agreement, it being specifically understood and agreed that each Mortgage Loan is unique and identifiable on the date hereof and that an award of money damages would be insufficient to compensate the Purchaser for the losses and damages incurred by the Purchaser (including damages to prospective purchasers of the
Mortgage Loans) in the event of the Seller's failure to deliver (i) each of the related Mortgage Loans or (ii) one or more Qualified Substitute Mortgage Loans or (iii) one or more Mortgage Loans otherwise acceptable to the Purchaser on or before the related Closing Date. The Seller hereby grants to the Purchaser a lien on and a continuing security interest in each Mortgage Loan and each document and instrument evidencing each such Mortgage Loan to secure the performance by the Seller of its obligations under the related Purchase Price and Terms Agreement, and the Seller agrees that it shall hold such Mortgage
Loans in custody for the Purchaser subject to the Purchaser's (i) right to reject any Mortgage Loan (or Qualified Substitute Mortgage Loan) under the terms of this Agreement and to require another Mortgage Loan (or Qualified Substitute
Mortgage Loan) to be substituted therefor, and (ii) obligation to pay the
Purchase Price for the Mortgage Loans. All rights and remedies of the Purchaser under this Agreement are distinct from, and cumulative with, any other rights or remedies under this Agreement or afforded by law or equity and all such rights and remedies may be exercised concurrently, independently or successively.

                                      -47-

          SECTION 15. Notices.

          All demands, notices and communications hereunder shall be in writing and shall be given via email, facsimile transmission or registered or certified mail to the person at the address set forth below:

               (i)  if to the Seller:

                    Funding America Mortgage Warehouse Trust I
                    c/o Funding America, LLC
                    2000 Bering Drive, Suite 300
                    Houston, Texas 77057
                    Attention: President
                    Fax: 266-217-3231
                    Email: neil@famtg.com

               (ii) if the Originator or the Interim Servicer

                    Ocwen Loan Servicing, LLC
                    1661 Worthington Road
                    Centrepark West, Suite 100
                    West Palm Beach, Florida 33409
                    Attention: Secretary
                    Fax: (561) 682-8177

               (ii) if to the Purchaser:

                    IXIS Real Estate Capital Inc.
                    9 West 57th Street
                    New York, New York 10019
                    Attention: Christopher Connelly
                    Fax: 212-891-6288
                    Email: c.connelly@ixiscm.com

                    with a copy to:

                    IXIS Real Estate Capital Inc.
                    9 West 57th Street
                    New York, New York 10019
                    Attention: General Counsel
                    Fax: 212-891-1922
                    Email: albert.zakes@ixiscm.com

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

                                      -48-

          SECTION 16. Severability Clause.

          Any part, provision representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this
Agreement without regard to such invalidity.

          SECTION 17. Counterparts.

          This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

          SECTION 18. Governing Law Jurisdiction; Consent to Service of Process.

          THIS AGREEMENT SHALL BE DEEMED IN EFFECT WHEN A FULLY EXECUTED
COUNTERPART THEREOF IS RECEIVED BY THE PURCHASER IN THE STATE OF NEW YORK AND
SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF NEW YORK. THIS AGREEMENT SHALL
BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT
TO ITS CHOICE OF LAW RULES AND PRINCIPLES. EACH OF THE PURCHASER AND THE SELLER
IRREVOCABLY (I) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE
STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE
SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING
RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW,
THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH
COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY
SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY
SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS
TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL
ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER.

          SECTION 19. Intention of the Parties.

          It is the intention of the parties that the Purchaser is purchasing, and the Seller is selling the Mortgage Loans and not a debt instrument of the
Seller or another security. Accordingly, the parties hereto each intend to treat the transaction for Federal income tax purposes as a sale by the Seller, and a purchase by the Purchaser, of the Mortgage Loans.

                                      -49-

Moreover, the arrangement under which the Mortgage Loans are held shall be consistent with classification of such arrangement as a grantor trust in the event it is not found to represent direct ownership of the Mortgage Loans. The
Purchaser shall have the right to review the Mortgage Loans and the related
Mortgage Loan Files to determine the characteristics of the Mortgage Loans which shall affect the Federal income tax consequences of owning the Mortgage Loans and the Seller shall cooperate with all reasonable requests made by the
Purchaser in the course of such review.

          SECTION 20. Successors and Assigns; Assignment of Purchase Agreement.

          This Agreement shall bind and inure to the benefit of and be enforceable by the Seller and the Purchaser and the respective permitted successors and assigns of the Seller and the successors and assigns of the
Purchaser. This Agreement shall not be assigned, pledged or hypothecated by the
Seller to a third party without the prior written consent of the Purchaser, which consent may be withheld by the Purchaser in its sole discretion. This
Agreement may be assigned, pledged or hypothecated by the Purchaser in whole or in part, and with respect to one or more of the Mortgage Loans, without the consent of the Seller. There shall be no limitation on the number of assignments or transfers allowable by the Purchaser with respect to the Mortgage Loans and this Agreement. In the event the Purchaser assigns this Agreement, and the assignee assumes any of the Purchaser's obligations hereunder, the Seller acknowledges and agrees to look solely to such assignee, and not to the
Purchaser, for performance of the obligations so assumed and the Purchaser shall be relieved from any liability to the Seller with respect thereto.

          SECTION 21. Waivers.

          No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

          SECTION 22. Exhibits.

          The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

          SECTION 23. General Interpretive Principles.

          For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

          (a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

          (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

                                      -50-

          (c) references herein to "Articles," "Sections," "Subsections,"
"Paragraphs," and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

          (d) reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

          (e) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

          (f) the term "include" or "including" shall mean without limitation by reason of enumeration.

          SECTION 24. Reproduction of Documents.

          This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

          SECTION 25. Further Agreements.

          The Seller, the Originator, the Interim Servicer and the Purchaser
each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

          SECTION 26. Recordation of Assignments of Mortgage.

          To the extent permitted by applicable law, each of the Assignments of
Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or their comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected at the Originator's expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option
(other than with respect to the MERS Designated Mortgage Loans).

          SECTION 27. No Solicitation.

          From and after the Closing Date, neither the Seller nor the Originator agrees that it will not take any action or permit or cause any action to be taken by any of its agents or

                                      -51-

affiliates, or by any independent contractors on the Seller's or Originator's behalf, to personally, by telephone or mail (via electronic means or otherwise), solicit the borrower or obligor under any Mortgage Loan for any purpose whatsoever, including to refinance a Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. It is understood and agreed that all rights and benefits relating to the solicitation of any Mortgagors and the attendant rights, title and interest in and to the list of such Mortgagors and data relating to their Mortgages (including insurance renewal dates) shall be transferred to the Purchaser pursuant hereto on the Closing Date and the Seller shall take no action to undermine these rights and benefits. Notwithstanding the foregoing, it is understood and agreed that promotions undertaken by the Seller or any affiliate of the Seller which are directed to the general public at large, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements shall not constitute solicitation under this Section 27, nor is the Seller or Originator prohibited from responding to unsolicited requests or inquiries by a Mortgagor or an agent of the Mortgagor.

          SECTION 28. Waiver of Trial by Jury.

          THE SELLER, THE ORIGINATOR AND THE PURCHASER EACH KNOWINGLY,
VOLUNTARILY AND INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY
APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING
UNDER OR RELATING TO THIS AGREEMENT.

          SECTION 29. Compliance with Regulation AB

          Subsection 29.01. Intent of the Parties; Reasonableness.

          The Purchaser and the Seller acknowledge and agree that the purpose of
Section 29 of this Agreement is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. Although Regulation AB is applicable by its terms only to offerings of asset-backed securities that are registered under the
Securities Act, the Seller acknowledges that investors in privately offered securities may require that the Purchaser or any Depositor provide comparable disclosure in unregistered offerings. References in this Agreement to compliance with Regulation AB include provision of comparable disclosure in private offerings.

          Neither the Purchaser nor any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the
Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder (or the provision in a private offering of disclosure comparable to that required under the Securities Act). The Seller acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Purchaser or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Securitization Transaction, the Seller shall cooperate fully with the Purchaser to deliver to the Purchaser (including any of its assignees or designees) and any Depositor, any and all

                                      -52-

statements, reports, certifications, records and any other information necessary in the good faith determination of the Purchaser or any Depositor to permit the
Purchaser or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Seller, any Third-Party
Originator and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Purchaser or any Depositor to be necessary in order to effect such compliance.

          The Purchaser (including any of its assignees or designees) shall cooperate with the Seller by providing timely written (including electronic)
notice of requests for information under these provisions and by reasonably limiting such requests to information required, in the Purchaser's reasonable judgment, to comply with Regulation AB.

          Subsection 29.02. Additional Representations and Warranties of the
Seller.

          (a) The Seller shall be deemed to represent to the Purchaser and to any Depositor, as of the date on which information is first provided to the
Purchaser or any Depositor under Subsection 29.03 that, except as disclosed in writing to the Purchaser or such Depositor prior to such date: (i) there are no material legal or governmental proceedings pending (or known to be contemplated)
against the Seller or any Third-Party Originator; and (ii) there are no affiliations, relationships or transactions relating to the Seller or any
Third-Party Originator with respect to any Securitization Transaction and any party thereto identified by the related Depositor of a type described in Item
1119 of Regulation AB.

          (b) If so requested by the Purchaser or any Depositor on any date following the date on which information is first provided to the Purchaser or any Depositor under Subsection 29.03, the Seller shall, within five (5) Business
Days following such request, confirm in writing the accuracy of the representations and warranties set forth in paragraph (a) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

          Subsection 29.03. Information to Be Provided by the Seller.

          In connection with any Securitization Transaction the Seller shall (i)
within five (5) Business Days following request by the Purchaser or any
Depositor, provide to the Purchaser and such Depositor (or, as applicable, cause each Third-Party Originator to provide), in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, the information and materials specified in paragraphs (a) and (b) of this Section, and (ii) as promptly as practicable following notice to or discovery by the Seller, provide to the Purchaser and any Depositor (in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor) the information specified in paragraph (d) of this Section.

          (a) If so requested by the Purchaser or any Depositor, the Seller shall provide such information regarding (i) the Seller, as originator of the
Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified
Correspondent), or (ii) each Third-Party Originator, as is requested for the purpose of compliance with Items 1103(a)(1), 1105, 1110, 1117 and 1119 of
Regulation AB. Such information shall include, at a minimum:

               (A) the originator's form of organization;

                                      -53-

               (B) a description of the originator's origination program and how long the originator has been engaged in originating residential mortgage loans, which description shall include a discussion of the originator's experience in originating mortgage loans of a similar type as the Mortgage
     Loans; information regarding the size and composition of the originator's origination portfolio; and information that may be material, in the good faith judgment of the Purchaser or any Depositor, to an analysis of the performance of the Mortgage Loans, including the originators'
     credit-granting or underwriting criteria for mortgage loans of similar type(s) as the Mortgage Loans and such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with
     Item 1110(b)(2) of Regulation AB;

               (C) a description of any material legal or governmental
     proceedings pending (or known to be contemplated) against the Seller and each Third-Party Originator; and

               (D) a description of any affiliation or relationship between the
     Seller, each Third-Party Originator and any of the following parties to a
     Securitization Transaction, as such parties are identified to the Seller by the Purchaser or any Depositor in writing in advance of such Securitization
     Transaction:

                    (1)  the sponsor;

                    (2)  the depositor;

                    (3)  the issuing entity;

                    (4)  any servicer;

                    (5)  any trustee;

                    (6)  any originator;

                    (7)  any significant obligor;

                    (8)  any enhancement or support provider; and

                    (9)  any other material transaction party.

          (b) If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide)
Static Pool Information, subject to Item 1105(f) of Regulation AB, with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below) originated by (i) the Seller, if the Seller is an originator of Mortgage Loans (including as an acquirer of
Mortgage Loans from a Qualified Correspondent), and/or (ii) each Third-Party
Originator. Such Static Pool Information shall be prepared by the Seller (or
Third-Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(1)-(3) of Regulation AB. To the extent that there is reasonably available to the Seller (or Third-Party
Originator) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any

                                      -54-

Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. The content of such Static Pool
Information may be in the form customarily provided by the Seller, and need not be customized for the Purchaser or any Depositor. Such Static Pool Information
for each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than one hundred thirty-five (135) days prior to the date of the prospectus or other offering document in which the Static Pool Information is to be included or incorporated by reference. The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format reasonably required by the Purchaser or the Depositor, as applicable.

          Promptly following notice or discovery of a material error in Static
Pool Information provided pursuant to the immediately preceding paragraph
(including an omission to include therein information required to be provided pursuant to such paragraph), the Seller shall provide corrected Static Pool
Information to the Purchaser or any Depositor, as applicable, in the same format in which Static Pool Information was previously provided to such party by the
Seller.

          If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), such agreed-upon procedures letters of certified public accountants reasonably acceptable to the
Purchaser or Depositor, as applicable, pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after
January 1, 2006 or, in the case of Static Pool Information with respect to the
Seller's or Third-Party Originator's originations or purchases, to calendar months commencing January 1, 2006, as the Purchaser or such Depositor shall reasonably request. Such letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which may include, by way of example, any Sponsor, any Depositor and any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a
Securitization Transaction. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such
Depositor.

          (c) [Reserved].

          (d) If so requested by the Purchaser or any Depositor for the purpose of satisfying its reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Seller shall (or shall cause each
Third-Party Originator to) (i) notify the Purchaser and any Depositor in writing of (A) any material litigation or governmental proceedings pending against the
Seller or any Third-Party Originator and (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between the Seller or any Third-Party Originator and any of the parties specified in clause (D) of paragraph (a) of this Section (and any other parties identified in writing by the requesting party) with respect to such Securitization
Transaction, and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships.

                                      -55-

          Subsection 29.04. Indemnification; Remedies.

          The Originator shall indemnify the Purchaser, each affiliate of the
Purchaser, the Depositor, and each of the following parties participating in a
Securitization Transaction: each sponsor and issuing entity; each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d)
under the Exchange Act with respect to such Securitization Transaction; each broker dealer acting as underwriter, placement agent or initial purchaser, each
Person who controls any of such parties or the Depositor (within the meaning of
Section 15 of the Securities Act and Section 20 of the Exchange Act); and the
respective present and former directors, officers, employees and agents of each of the foregoing and of the Depositor, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

          (i) (A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, accountants'
     letter or other material provided in written or electronic form under this
     Section 29 by or on behalf of the Seller, or provided under this Section 29 by or on behalf of any Third-Party Originator (collectively, the "Seller
     Information"), or (B) the omission or alleged omission to state in the
     Seller Information a material fact required to be stated in the Seller
     Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;
     provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Seller Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Seller Information or any portion thereof is presented together with or separately from such other information;

          (ii) any failure by the Seller or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 29; or

          (iii) any breach by the Seller of a representation or warranty set forth in Subsection 29.02(a) or in a writing furnished pursuant to
     Subsection 29.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection 29.02(b) to the extent made as of a date subsequent to such closing date.

          In the case of any failure of performance described in clause (a)(ii)
of this Section, the Originator shall promptly reimburse the Purchaser, any
Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order

                                      -56-

to obtain the information, report, certification, accountants' letter or other material not delivered as required by the Seller or any Third-Party Originator.

          SECTION 30. No Recourse to the Seller.

          Notwithstanding any provision in this Agreement to the contrary, the
Purchaser and the Originator acknowledge that the Purchaser shall not have any recourse against the Seller under this Agreement, and that any obligations of the Seller hereunder shall be deemed to be obligations of the Originator to the extent not otherwise covered by the Guarantee.

                     [SIGNATURES COMMENCE ON FOLLOWING PAGE]

                                      -57-

          IN WITNESS WHEREOF, the Seller, the Originator and Interim Servicer,
and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

                                      IXIS REAL ESTATE CAPITAL INC.
                                         (Purchaser)

                                      By: /s/ Anthony Malanga
                                          -------------------------------------
                                          Name: Anthony Malanga
                                          Title: Managing Director

                                      By: /s/ Christopher Hayden
                                          -------------------------------------
                                          Name: Christopher Hayden
                                          Title: Managing Director

                                      FUNDING AMERICA MORTGAGE WAREHOUSE TRUST I
                                         (Seller)

                                      By: Funding America, LLC, as Administrator

                                      By: /s/ Neil Notkin
                                          --------------------------------------
                                          Name: Neil Notkin
                                          Title: Chief Executive Officer

                                      OCWEN LOAN SERVICING, LLC
                                        (Originator and Interim Servicer)

                                      By: /s/ Richard Delgado
                                          --------------------------------------
                                          Name: Richard Delgado
                                          Title: Authorized Representative

                                                                       Exhibit A

                                    EXHIBIT A

                         CONTENTS OF EACH MORTGAGE FILE

          With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the
Purchaser and any prospective Purchaser, and which shall be delivered to the
Custodian, or to such other Person as the Purchaser shall designate in writing, pursuant to Section 6 of the Mortgage Loan Purchase and Warranties Agreement to
which this Exhibit is attached (the "Agreement"):

          (a) the original Mortgage Note bearing all intervening endorsements evidencing a complete chain of assignment from the Originator, endorsed "Pay to the order of _________, without recourse" and signed in the name of the Seller by an authorized officer. To the extent that there is no room on the face of the
Mortgage Notes for endorsements, the endorsement may be contained on an allonge, if state law so allows and the Custodian is so advised by the Seller that state law so allows. If the Mortgage Loan was acquired by the Originator in a merger, the endorsement must be by "[Originator], successor by merger to [name of predecessor]." If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the endorsement must be by
"[Originator], formerly known as [previous name]";

          (b) the original of any guarantee executed in connection with the
Mortgage Note;

          (c) the original Mortgage with evidence of recording thereon. If in connection with any Mortgage Loan, the Seller cannot deliver or cause to be delivered the original Mortgage with evidence of recording thereon on or prior to the Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, the Seller shall deliver or cause to be delivered to the
Custodian, a photocopy of such Mortgage, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the
Seller stating that such Mortgage has been dispatched to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or (ii) in the case of a
Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage;

          (d) the originals of all assumption, modification, consolidation or extension agreements, if any, with evidence of recording thereon;

          (e) except with respect to each MERS Designated Mortgage Loan, the original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording. The Assignment of Mortgage must be duly recorded only if recordation is either

                                      A-1

necessary under applicable law or commonly required by private institutional mortgage investors in the area where the Mortgaged Property is located or on direction of the Purchaser as provided in this Agreement. If the Assignment of
Mortgage is to be recorded, the Mortgage shall be assigned to the Purchaser. If the Assignment of Mortgage is not to be recorded, the Assignment of Mortgage shall be delivered in blank. If the Mortgage Loan was acquired by the Seller in a merger, the Assignment of Mortgage must be made by "[Originator], successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by the Originator while doing business under another name, the
Assignment of Mortgage must be by "[Originator], formerly known as [previous name]";

          (f) the originals of all intervening assignments of mortgage, evidencing a complete chain of assignment from the originator to the Seller (if
Seller is the record mortgagee) (or MERS with respect to each MERS Designated
Mortgage Loan), with evidence of recording thereon, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of mortgage, the Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such intervening assignment, together with (i) in the case of a delay caused by the public recording office, an Officer's
Certificate of the Seller stating that such intervening assignment of mortgage has been dispatched to the appropriate public recording office for recordation and that such original recorded intervening assignment of mortgage or a copy of such intervening assignment of mortgage certified by the appropriate public recording office to be a true and complete copy of the original recorded intervening assignment of mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or (ii) in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment;

          (g) The original mortgagee policy of title insurance or, in the event such original title policy is unavailable, a certified true copy of the related policy binder or commitment for title certified to be true and complete by the title insurance company; and

          (h) security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage.

          In the event an Officer's Certificate of the Seller is delivered to the Purchaser because of a delay caused by the public recording office in returning any recorded document, the Seller shall deliver to the Purchaser, within one-hundred and eighty (180) days of the Closing Date, an Officer's
Certificate which shall (i) identify the recorded document, (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay caused by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document will be delivered to the Custodian; provided, however, that any recorded document shall in any event be delivered no later than one (1) year from the applicable Closing Date. An extension of the date specified in (iv)
above may be requested from the Purchaser, which consent shall not be unreasonably withheld.

                                      A-2

                                                                       Exhibit B

                                    EXHIBIT B

                       FORM OF INTERIM SERVICING AGREEMENT

                                      B-1

                                                                       Exhibit C

                                    EXHIBIT C

                          FORM OF OFFICER'S CERTIFICATE

          I, ____________________, hereby certify that I am the duly elected
[Vice] President of [Funding America Mortgage Warehouse Trust I] [Ocwen
Financial Corporation], a [Florida] [federally]/[federally] chartered institution organized under the laws of the [state of ____________] [United
States] (the "Company"), [Ocwen Loan Servicing, LLC], a [__________] limited liability company (the "Originator") and further as follows:

               1. Attached hereto as Exhibit 1 is a true, correct and complete copy of the [charter] of the Company which is in full force and effect on the date hereof and which has been in effect without amendment, waiver, rescission or modification since ___________.

               2. Attached hereto as Exhibit 2 is a true, correct and complete copy of the [bylaws] of the Company which are in effect on the date hereof and which have been in effect without amendment, waiver, rescission or modification since ___________.

               3. Attached hereto as Exhibit 3 is an original certificate of good standing of the Company issued within ten (10) days of the date hereof, and no event has occurred since the date thereof which would impair such standing.

               4. Attached hereto as Exhibit 4 is a true, correct and complete copy of the corporate resolutions of the Board of Directors of the Company authorizing the Company to execute and deliver [each of [the Mortgage Loan
     Purchase and Warranties Agreement, dated as of October 1, 2006, by and between IXIS Real Estate Capital Inc. (the "Purchaser") and the Company
     (the "Purchase Agreement"),] [the Interim Servicing Agreement, dated as of
     May 1, 2006, by and between the Company and the Purchaser (the "Interim
     Servicing Agreement")], [the Guarantee, dated as of May 4, 2006 by Ocwen
     Financial Corporation (the "Guarantee")] [and to endorse the Mortgage Notes and execute the Assignments of Mortgages by original [or facsimile]
     signature,]] and such resolutions are in effect on the date hereof and have been in effect without amendment, waiver, rescission or modification since
     ____________.

               5. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with [the Purchase Agreement and the Interim Servicing Agreement] [the
     Guarantee] [the sale of the mortgage loans] or the consummation of the transactions contemplated by the agreement[s]; or (ii) any required consent, approval, authorization or order has been obtained by the Company.

               6. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of [the Purchase Agreement and the Interim
     Servicing Agreement] [the Guarantee] conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter or by-laws of the Company, the terms of any indenture or other agreement or instrument to which the

                                      C-1

     Company is a party or by which it is bound or to which it is subject, or any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

               7. To the best of my knowledge, there is no action, suit,
     proceeding or investigation pending or threatened against the Company which, in my judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of [the Purchase
     Agreement and the Interim Servicing Agreement] [the Guarantee], [or the
     mortgage loans] or of any action taken or to be taken in connection with the transactions contemplated thereby], or which would be likely to impair materially the ability of the Company to perform under the terms of [the
     Purchase Agreement and the Interim Servicing Agreement] [the Guarantee].

               8. Each person listed on Exhibit 5 attached hereto who, as an officer or representative of the Company, signed [(a) the Purchase
     Agreement, (b) the Interim Servicing Agreement, (c) [the Guarantee] and (d)
     any other document delivered or on the date hereof in connection with any purchase described in the agreements set forth above] was, at the respective times of such signing and delivery, and is now, a duly elected or appointed, qualified and acting officer or representative of the
     Company, who holds the office set forth opposite his or her name on Exhibit
     5, and the signatures of such persons appearing on such documents are their genuine signatures.

               9. The Company is duly authorized to engage in the transactions described and contemplated in [the Purchase Agreement and the Interim
     Servicing Agreement] [the Guarantee].

                                      C-2

          IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Company.

Dated: ____________________             By:
                                            ------------------------------------
                                               Name:
                                                     ---------------------------
[Seal]                                      Title:  [Vice] President

          I, ________________________, an [Assistant] Secretary of [Funding
America LLC] [Funding America Mortgage Warehouse Trust I][Ocwen Financial
Corporation], hereby certify that ____________ is the duly elected, qualified and acting [Vice] President of the Company and that the signature appearing above is [her] [his] genuine signature.

          IN WITNESS WHEREOF, I have hereunto signed my name.

                                        By:
                                            ------------------------------------
                                               Name:
                                                     ---------------------------
Dated: ____________________                 Title:  [Assistant] Secretary

                                      C-3

                                  EXHIBIT 5 to
                              Officer's Certificate

NAME                                TITLE                    SIGNATURE
------------------------   ------------------------   ------------------------

________________________   ________________________   ________________________

________________________   ________________________   ________________________

________________________   ________________________   ________________________

________________________   ________________________   ________________________

________________________   ________________________   ________________________

________________________   ________________________   ________________________

                                      C-4

                                                                       Exhibit D

                                    EXHIBIT D

                  FORM OF OPINION OF COUNSEL TO THE GUARANTOR,
                       SELLER AND INTERIM SERVICER (DATE)

IXIS Real Estate Capital Inc.
9 West 57th Street, 36th Floor
New York, New York 10019

Dear Sirs:

          You have requested [our] [my] opinion, as [Assistant] General Counsel to Funding America Mortgage Warehouse Trust I (the "Company"), with respect to certain matters in connection with the sale by the Seller of the Mortgage Loans pursuant to that certain Mortgage Loan Purchase and Warranties Agreement by and
between the Company and IXIS Real Estate Capital Inc. (the "Purchaser"), dated as of October 1, 2006 (the "Purchase Agreement") which sale is in the form of whole loans, serviced pursuant to an Interim Servicing Agreement, dated as of
May 1, 2006 by and between the Interim Servicer and the Purchaser (the "Interim
Servicing Agreement" and, collectively with the Purchase Agreement, the
"Agreements"). Capitalized terms not otherwise defined herein have the meanings set forth in the Purchase Agreement and the Interim Servicing Agreement.

          [We] [I] have examined the following documents:

          1.   the Purchase Agreement;

          2.   the Interim Servicing Agreement;

          3.   the form of Assignment of Mortgage;

          4.   the form of endorsement of the Mortgage Notes;

          5    the Guarantee, and

          6    such other documents, records and papers as we have deemed necessary and relevant as a basis for this opinion.

          To the extent [we] [I] have deemed necessary and proper, [we] [I] have relied upon the representations and warranties of each of the Guarantor, the
Company and the Interim Servicer contained in the Guarantee, in the Purchase
Agreement and in the Interim Servicing Agreement, as applicable. [We] [I] have assumed the authenticity of all documents submitted to [us] [me] as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents.

          Based upon the foregoing, it is [our] [my] opinion that:

                                      D-1

     1.   The Company and the Interim Servicer is [type of entity] duly organized, validly existing and in good standing under the laws of the
          [United States] and are qualified to transact business in, and is in good standing under, the laws of [the state of incorporation].

     2.   The Guarantor is [type of entity] duly organized, validly existing and in good standing under the laws of the [United States] and are qualified to transact business in, and is in good standing under, the laws of the [state of incorporation].

     3.   Each of the Company, the Guarantor and the Interim Servicer has the
          power to engage in the transactions contemplated by the Agreements to which it is a party and all requisite power, authority and legal right to execute and deliver such Agreements and to perform and observe the terms and conditions of such Agreements.

     4.   Each of the Agreements to which it is a party has been duly authorized, executed and delivered by the Company, the Guarantor and/or the Interim Servicer, as applicable, and is a legal, valid and binding agreement enforceable in accordance with its respective terms against the Company, the Guarantor and/or the Interim Servicer, as
          applicable, subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance, none of which will materially interfere with the realization of the benefits provided thereunder or with the Purchaser's ownership of the Mortgage Loans.

     5.   Each of the Company, the Guarantor and the Interim Servicer has been duly authorized to allow any of its officers to execute any and all documents by original signature in order to complete the transactions contemplated by the Agreements to which it is a party by original [or facsimile] signature in order to execute the endorsements to the
          Mortgage Notes and the Assignments of Mortgages, and the original [or facsimile] signature of the officer at the Company executing the endorsements to the Mortgage Notes and the Assignments of Mortgages
          represents the legal and valid signature of said officer of the
          Company.

     6.   Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company, the Guarantor or the Interim Servicer
          of or compliance by the Company, the Guarantor or the Interim Servicer
          with the Agreements to which it is a party and the sale of the
          Mortgage Loans by the Company or the consummation of the transactions contemplated by the Agreements to which each is a party or (ii) any required consent, approval, authorization or order has been obtained by the Company, the Guarantor or the Interim Servicer.

     7.   Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of, the Agreements to which it is a party conflicts or will conflict

                                      D-2

          with or results or will result in a breach of or constitutes or will constitute a default under the charter, by-laws or other
          organizational documents of the Company, the Guarantor or the Interim
          Servicer, as applicable, the terms of any indenture or other agreement or instrument to which the Company, the Guarantor or the Interim
          Servicer is a party or by which it is bound or to which it is subject, or violates any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company, the Guarantor or the Interim Servicer is subject or by which it is bound.

     8.   There is no action, suit, proceeding or investigation pending or threatened against any of the Company, the Guarantor or the Interim
          Servicer which, in [our] [my] judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the
          Company, the Guarantor or the Interim Servicer or in any material impairment of the right or ability of the Company, the Guarantor or the Interim Servicer to carry on its business substantially as now conducted or in any material liability on the part of the Company, the
          Guarantor or the Interim Servicer or which would draw into question the validity of the Agreements to which it is a party or the Mortgage
          Loans or of any action taken or to be taken in connection with the transactions contemplated thereby, or which would be likely to impair the ability of the Company, the Guarantor or the Interim Servicer to
          perform under the terms of the Agreements to which it is a party.

          This opinion is given to you for your sole benefit, and no other person or entity is entitled to rely hereon except that the purchaser or purchasers to which you initially and directly resell the Mortgage Loans may rely on this opinion as if it were addressed to them as of its date.

                                        Very truly yours,

                                        ----------------------------------------
                                                         [Name]
                                               [Assistant] General Counsel

                                      D-3

                                                                       Exhibit E

                                    EXHIBIT E

                     FORM OF SECURITY RELEASE CERTIFICATION

                                                      ___________________, _____

_________________________
_________________________
_________________________

Attention: __________________________
      _______________________________

          Re: Notice of Sale and Release of Collateral

Dear Sirs:

          This letter serves as notice that ________________________ [COMPANY] a
[type of entity], organized pursuant to the laws of [state of incorporation]
(the "Company") has committed to sell to IXIS Real Estate Capital Inc. under a
Mortgage Loan Purchase and Warranties Agreement, dated as of October 1, 2006, certain mortgage loans originated by the Company. The Company warrants that the mortgage loans to be sold to IXIS Real Estate Capital Inc. are in addition to and beyond any collateral required to secure advances made by you to the
Company.

          The Company acknowledges that the mortgage loans to be sold to IXIS
Real Estate Capital Inc. shall not be used as additional or substitute collateral for advances made by [____________]. IXIS Real Estate Capital Inc.
understands that the balance of the Company's mortgage loan portfolio may be used as collateral or additional collateral for advances made by [___________], and confirms that it has no interest therein.

                                      E-1

          Execution of this letter by [___________] shall constitute a full and complete release of any security interest, claim, or lien which [___________]
may have against the mortgage loans to be sold to IXIS Real Estate Capital Inc.

                                        Very truly yours,

                                        ----------------------------------------

                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------
                                        Date:
                                               ---------------------------------

Acknowledged and approved:

-------------------------------------

By:
    ---------------------------------
Name:
      -------------------------------
Title:
       ------------------------------
Date:
      -------------------------------

                                      E-1

                                                                       Exhibit F

                                    EXHIBIT F

                     FORM OF SECURITY RELEASE CERTIFICATION

                         I. Release of Security Interest

          The financial institution named below hereby relinquishes any and all right, title and interest it may have in all Mortgage Loans to be purchased by
IXIS Real Estate Capital Inc. from the Company named below pursuant to that certain Mortgage Loan Purchase and Warranties Agreement, dated as of October 1,
2006, and certifies that all notes, mortgages, assignments and other documents in its possession relating to such Mortgage Loans have been delivered and released to the Company named below or its designees, as of the date and time of the sale of such Mortgage Loans to IXIS Real Estate Capital Inc.

Name and Address of Financial Institution

----------------------------------------
(Name)

----------------------------------------
(Address)

By:
    ------------------------------------

                                      F-1

                          II. Certification of Release

          The Company named below hereby certifies to IXIS Real Estate Capital
Inc. that, as of the date and time of the sale of the above-mentioned Mortgage
Loans to IXIS Real Estate Capital Inc. the security interests in the Mortgage
Loans released by the above-named financial institution comprise all security interests relating to or affecting any and all such Mortgage Loans. The Company warrants that, as of such time, there are and will be no other security interests affecting any or all of such Mortgage Loans.

                                        ----------------------------------------

                                        By:
                                            ------------------------------------
                                        Title:
                                               ---------------------------------
                                        Date:
                                              ----------------------------------

                                      F-2

                                                                       Exhibit G

                                    EXHIBIT G

                                   [RESERVED]

                                      G-1

                                                                       Exhibit H

                                    EXHIBIT H

                            ASSIGNMENT AND CONVEYANCE

          On this ___ day of __________, ____, Funding America Mortgage
Warehouse Trust I (the "Seller"), as (i) Seller under that certain Purchase
Price and Terms Agreement, dated as of ___________, _____ (the "PPTA") and (ii)
Seller under that certain Mortgage Loan Purchase and Warranties Agreement, dated as of October 1, 2006 (the "Purchase Agreement") does hereby sell, transfer, assign, set over and convey to IXIS Real Estate Capital Inc. ("Purchaser") as the Purchaser under the Agreements, without recourse, but subject to the terms of the Agreements, all right, title and interest of, in and to the Mortgage
Loans listed on the Mortgage Loan Schedule attached hereto as Exhibit A (the
"Mortgage Loans"), with a Cut-off Date of ______, ____, together with the
Mortgage Files and all rights and obligations arising under the documents contained therein. Each Mortgage Loan subject to the Agreements was underwritten in accordance with, and conforms to, the Underwriting Guidelines attached hereto as Exhibit C. Pursuant to Section 6 of the Purchase Agreement, the Seller has
delivered to the Custodian the documents for each Mortgage Loan to be purchased as set forth in the Custodial Agreement. The contents of each Servicing File required to be retained by Ocwen Loan Servicing, LLC, as Interim Servicer
("Interim Servicer") under that certain Interim Servicing Agreement, dated as of
May 1, 2006 (the "Interim Servicing Agreement") to service the Mortgage Loans pursuant to the Interim Servicing Agreement and thus not delivered to the
Purchaser are and shall be held in trust by the Interim Servicer for the benefit of the Purchaser as the owner thereof. The Interim Servicer's possession of any portion of the Servicing File is at the will of the Purchaser for the sole purpose of facilitating servicing of the related Mortgage Loan pursuant to the
Interim Servicing Agreement, and such retention and possession by the Interim
Servicer shall be in a custodial capacity only. The ownership of each Mortgage
Note, Mortgage, the Servicing Rights and the contents of the Mortgage File and
Servicing File is vested in the Purchaser and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the Seller, to be held by the Interim Servicer, shall immediately vest in the Purchaser and shall be retained and maintained, in trust, by the Interim Servicer at the will of the Purchaser in such custodial capacity only. The PPTA, Purchase Agreement and Interim Servicing Agreement may
be collectively referred to herein as the "Agreements."

          The Mortgage Loan Package characteristics of the Mortgage Loans subject hereto are set forth on Exhibit B hereto.

          In accordance with Section 6 of the Purchase Agreement, the Purchaser accepts the Mortgage Loans listed on Exhibit A attached hereto. Notwithstanding the foregoing the Purchaser does not waive any rights or remedies it may have under the Agreements.

          Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.

                            [SIGNATURE PAGE FOLLOWS]

                                      H-1

                                        FUNDING AMERICA MORTGAGE
                                            WAREHOUSE TRUST I
                                            (Seller)

                                        By: Funding America, LLC,
                                            as Administrator

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                        OCWEN LOAN SERVICING, LLC
                                            (Originator and Interim Servicer)

                                        By:
                                             -----------------------------------
                                            Name:
                                                  ------------------------------
                                            Title:
                                                   -----------------------------

Accepted and Agreed:

IXIS REAL ESTATE CAPITAL INC.

By:
    ------------------------------------
    Name:
          ------------------------------
    Title:
           -----------------------------

By:
    ------------------------------------
    Name:
          ------------------------------
    Title:
          ------------------------------

                                      H-2

                                    EXHIBIT A
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                               THE MORTGAGE LOANS

                                      H-3

                                    EXHIBIT B
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

             REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE POOL
                 CHARACTERISTICS OF EACH MORTGAGE LOAN PACKAGE

          Pool Characteristics of the Mortgage Loan Package as delivered on the related Closing Date:

          No Mortgage Loan has: (1) an outstanding principal balance less than
$_________; (2) an origination date earlier than _ months prior to the related
Cut-off Date; (3) a CLTV of greater than _____%; (4) a FICO Score of less than
___; or (5) a debt-to-income ratio of more than __%. Each First Lien Loan has a
Mortgage Interest Rate of at least ___% per annum and an outstanding principal balance less than $_________. Each Second Lien Loan has a Mortgage Interest Rate
of at least ______% per annum and an outstanding principal balance less than
$________. Each Adjustable Rate Mortgage Loan has an Index of [_______].

                                      H-4

                                    EXHIBIT C
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                             UNDERWRITING GUIDELINES

                                      H-5

                                    EXHIBIT I

                    FUNDING AMERICA'S UNDERWRITING GUIDELINES

                                      I-1

                                    EXHIBIT J

                  FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

          THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated [____________ __,
20__] ("Agreement"), between IXIS Real Estate Capital Inc. ("Assignor"),
[____________________] ("Assignee"), Funding America Mortgage Warehouse Trust I
(the "Company"):

          For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance

          1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the
"Mortgage Loans") and (b) except as described below, that certain Mortgage Loan
Purchase and Warranties Agreement (the "Purchase Agreement"), dated as of
October 1, 2006, between the Assignor, as purchaser (the "Purchaser"), and the
Company, as seller, solely insofar as the Purchase Agreement relates to the
Mortgage Loans.

          The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the
Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage
Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser under Subsection 8.04 of the Purchase Agreement.

Recognition of the Company

          2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the
Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to [__________________] (the
"Trust") created pursuant to a Pooling and Servicing Agreement, dated as of
[______], [____] (the "Pooling Agreement"), among the Assignee, the Assignor,
[___________________], as trustee (including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"),
[____________________], as servicer (including its successors in interest and any successor servicer under the Pooling Agreement, the "Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust (including the Trustee and the
Servicer acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder

                                      J-1

insofar as they relate to the Mortgage Loans, and (iv) all references to the
Purchaser, the Custodian or the Bailee under the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust
(including the Trustee and the Servicer acting on the Trust's behalf). Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the
Mortgage Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company

          3. The Company warrants and represents to the Assignor, the Assignee and the Trust as of the date hereof that:

               (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

               (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the
     Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

               (c) No consent, approval, order or authorization of, or
     declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

               (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this
     Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

                                      J-2

          4. Pursuant to Section 12 of the Purchase Agreement, the Company
hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that the representations and warranties set forth in Subsection
8.01 of the Purchase Agreement are true and correct as of the date hereof as if such representations and warranties were made on the date hereof, and that the representations and warranties set forth on Exhibit B attached hereto are true and correct as of the date or dates set forth thereon.

Remedies for Breach of Representations and Warranties

          5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee and the Servicer acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Miscellaneous

          6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

          7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

          8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee and the
Servicer acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

          9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement
(to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the
Purchase Agreement.

          10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

          11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

          12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

                                      J-3

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                        FUNDING AMERICA MORTGAGE
                                            WAREHOUSE TRUST I
                                            (Seller)

                                        By: Funding America, LLC, as
                                            Administrator

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                        IXIS REAL ESTATE CAPITAL INC.

                                        By:
                                            ------------------------------------
                                            Name:
                                                  ------------------------------
                                            Its:
                                                 -------------------------------

                                        By:
                                            ------------------------------------
                                            Name:
                                                  ------------------------------
                                            Its:
                                                 -------------------------------

                                        [___________________________]

                                        By:
                                            ------------------------------------
                                            Name:
                                                  ------------------------------
                                            Its:
                                                 -------------------------------

                                      J-4

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT

                             MORTGAGE LOAN SCHEDULE

                                       J-5

                EXHIBIT B TO ASSIGNMENT AND RECOGNITION AGREEMENT

                         REPRESENTATIONS AND WARRANTIES

                                      J-6

                                    EXHIBIT K

                        FORM OF INDEMNIFICATION AGREEMENT

          This INDEMNIFICATION AND CONTRIBUTION AGREEMENT ("Agreement"), dated as of [_______], 200_, [among/between] IXIS Real Estate Capital Inc., a New York corporation ("IXIS"), Funding America Mortgage Warehouse Trust I, a [entity]
(the "Seller") and Ocwen Loan Servicing, LLC, a Delaware limited liability company [(the "Originator")].

          WHEREAS, [________________] (the "Depositor"), is acting as depositor and registrant with respect to the Prospectus, dated [________________], and the
Prospectus Supplement to the Prospectus, [________________] (the "Prospectus
Supplement"), relating to [________________] Certificates (the "Certificates")
to be issued pursuant to a Pooling and Servicing Agreement, dated as of
[________________] (the "P&S"), among the Depositor, as depositor,
[________________], as servicer (the "Servicer"), and [________________], as trustee (the "Trustee");

          WHEREAS, as an inducement to the Depositor to enter into the P&S, and
[____________________] (the "Underwriter[s]") to enter into the Underwriting
Agreement, dated [____________________] (the "Underwriting Agreement") between the Depositor and the Underwriter[s], Originator has agreed to provide for indemnification and contribution on the terms and conditions hereinafter set forth;

          WHEREAS, IXIS purchased from Seller certain of the Mortgage Loans underlying the Certificates (the "Mortgage Loans") from Seller pursuant to a
Mortgage Loan Purchase and Warranties Agreement, dated as of October 1, 2006
(the "Purchase Agreement"), by and between IXIS and Seller; and

          WHEREAS, pursuant to Section 12 of the Purchase Agreement, Originator have agreed to indemnify IXIS, the Depositor, the Underwriter[s] and their respective affiliates, present and former directors, officers, employees and agents.

          NOW THEREFORE, in consideration of the agreements contained herein, and other valuable consideration the receipt and sufficiency of which are hereby acknowledged, Originator, Seller and IXIS agree as follows:

          1.   Indemnification and Contribution.

          (a) Originator [and Initial Servicer] agrees to indemnify and hold harmless IXIS, the Depositor, the Underwriter[s] and their respective affiliates, present and former directors, officers, employees and agents and each person, if any, who controls IXIS, the Depositor, the Underwriter[s] or such affiliate within the meaning of either Section 15 of the Securities Act of
1933, as amended (the "1933 Act"), or Section 20 of the Securities Exchange

                                      K-1

Act of 1934, as amended (the "1934 Act"), against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the 1933 Act, the 1934 Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based in whole or in part upon (i) any violation of the representation and warranty set forth in Section 2(vii) below or (ii) any untrue statement or alleged untrue statement of a material fact contained in the Prospectus
Supplement, ABS Informational and Computational Material or in the Free Writing
Prospectus or any omission or alleged omission to state in the Prospectus
Supplement, ABS Informational and Computational Material or in the Free Writing
Prospectus a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any such untrue statement or omission or alleged untrue statement or alleged omission made in any amendment of or supplement to the
Prospectus Supplement, ABS Informational and Computational Material or the Free
Writing Prospectus and agrees to reimburse IXIS, the Depositor, the
Underwriter[s] or such affiliates and each such officer, director, employee, agent and controlling person promptly upon demand for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that Originator [and
Initial Servicer] shall be liable in any such case only to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with the Originator Information [and
Servicer Information]. The foregoing indemnity agreement is in addition to any liability which Originator [and the Initial Servicer] may otherwise have to
IXIS, the Depositor, the Underwriter[s] its affiliates or any such director, officer, employee, agent or controlling person of IXIS, the Depositor, the
Underwriter[s] or their respective affiliates.

          (b) IXIS agrees to indemnify and hold harmless the Originator and its affiliates, present and former directors, officers, employees and agents and each person, if any, who controls the Originator or such affiliate within the meaning of either Section 15 of the 1933 Act or Section 20 of the 1934 Act
against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the 1933 Act, the 1934 Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based in whole or in part upon any untrue statement or alleged untrue statement of a material fact contained in the Prospectus
Supplement, ABS Informational and Computational Material or in the Free Writing
Prospectus or any omission or alleged omission to state in the Prospectus
Supplement, ABS Informational and Computational Material or in the Free Writing
Prospectus a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any such untrue statement or omission or alleged untrue statement or alleged omission made in any amendment of or supplement to the
Prospectus Supplement, ABS Informational and Computational Material or the Free
Writing Prospectus, provided only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission relates to the information set forth in the IXIS Information, and agrees to reimburse the
Originator or such affiliate and each such officer, director, employee, agent and controlling person promptly upon demand for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending
or

                                      K-2

preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred.

          As used herein:

          "ABS Informational and Computational Material" means any written communication as defined in Item 1101(a) of Regulation AB under the 1933 Act and the 1934 Act, as amended from time to time.

          "Free Writing Prospectus" means any written communication that constitutes a "free writing prospectus," as defined in Rule 405 under the 1933
Act.

          "IXIS Information" means all information in the Prospectus Supplement other than the Seller Information [or the Servicer Information].

          "Regulation AB" means Subpart 229.1100 - Asset Backed Securities
(Regulation AB), 17 C.F.R. Sections 229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed
Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan.
7, 2005)) or by the staff of the Commission, or as may be provided by the
Commission or its staff from time to time.

          "Seller Information" means any information provided by, or on behalf of, the Seller to IXIS relating to Seller, the Mortgage Loans and/or the underwriting guidelines[ and/or servicing guidelines] relating to the Mortgage
Loans set forth in the Prospectus Supplement, ABS Informational and
Computational Material or the Free Writing Prospectus [and static pool information regarding mortgage loans originated or acquired by the Seller [and included in the Prospectus Supplement, ABS Informational and Computational
Material, the Offering Circular or the Free Writing Prospectus] [incorporated by reference from the website located at [______________]].

          ["Servicer Information" means any information provided by, or on behalf of, the Initial Servicer to IXIS relating to Initial Servicer, the
Mortgage Loans and/or the servicing guidelines relating to the Mortgage Loans set forth in the Prospectus Supplement, ABS Informational and Computational
Material or the Free Writing Prospectus [and static pool information regarding mortgage loans originated or acquired by the Initial Servicer [and included in the Prospectus Supplement, the Offering Circular, ABS Informational and
Computational Material or the Free Writing Prospectus] [incorporated by reference from the website located at [__________________]].]

          (c) Promptly after receipt by any indemnified party under this Section
1 of notice of any claim or the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 1, notify the indemnifying party in writing of the claim or the commencement of that action; provided, however, that the failure to notify an indemnifying party

                                       K-3

shall not relieve it from any liability which it may have under this Section 1 except to the extent it has been materially prejudiced by such failure; and
provided, further, however, that the failure to notify any indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under this Section 1.

          If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, except as provided in the following paragraph, the indemnifying party shall not be liable to the indemnified party under this Section 1 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation.

          Any indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless: (i) the employment thereof has been specifically authorized by the indemnifying party in writing; (ii) such indemnified party shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party and in the reasonable judgment of such counsel it is necessary or appropriate for such indemnified party to employ separate counsel;
or (iii) the indemnifying party has failed to assume the defense of such action and employ counsel reasonably satisfactory to the indemnified party, in which case, if such indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party, it being understood, however, the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to local counsel) at any time for all such indemnified parties.

          Each indemnified party, as a condition of the indemnity agreements contained in this Section 1, shall cooperate with the indemnifying party in the defense of any such action or claim. No indemnifying party shall be liable for any settlement of any such action effected without its written consent (which consent shall not be unreasonably withheld), but if settled with its written consent or if there be a final judgment for the plaintiff in any such action, the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment.

          Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for reasonable fees and expenses of counsel, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than thirty (30)
days after receipt by such indemnifying party of the aforesaid request and (ii)
such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement.

                                      K-4

          (d) If the indemnification provided for in this Section 1 is unavailable to an indemnified party, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities, in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, respectively, in connection with the statements or omissions that result in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the indemnified party and indemnifying party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission and any other equitable considerations.

          (e) The indemnity and contribution agreements contained in this
Section 1 and the representations and warranties set forth in Section 2 shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by IXIS, the Depositor, the
Underwriter[s] their respective affiliates, directors, officers, employees or agents or any person controlling IXIS, the Depositor, the Underwriter[s] or any such affiliate and (iii) acceptance of and payment for any of the Offered
Certificates.

          2. Representations and Warranties. Originator and Seller [and Initial
Servicer] represent and warrant that:

          (i) Originator and Seller [and Initial Servicer] are validly existing and in good standing under the laws of its jurisdiction of formation or incorporation, as applicable, and have full power and authority to own their assets and to transact the business in which they are currently engaged. Originator and Seller [and Initial Servicer] are duly qualified to do business and are in good standing in each jurisdiction in which the character of the business transacted by them or any properties owned or leased by them requires such qualification and in which the failure so to qualify would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of Originator and Seller [and
     Initial Servicer];

          (ii) Originator and Seller [and Initial Servicer] are not required to obtain the consent of any other person or any consent, license, approval or authorization from, or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Agreement;

          (iii) the execution, delivery and performance of this Agreement by
     Originator and Seller [and Initial Servicer] will not violate any provision of any existing law or regulation or any order decree of any court applicable to Originator or Seller [and Initial Servicer] or any provision of the charter or bylaws of Originator or Seller [and Initial Servicer], or constitute a material breach of any mortgage, indenture, contract or other agreement to which Originator or Seller [and Initial Servicer] is a party or by which they may be bound;

                                      K-5

          (iv) (a) no proceeding of or before any court, tribunal or governmental body is currently pending or, (b) to the knowledge of
     Originator or Seller [and Initial Servicer], threatened against Originator or Seller [and Initial Servicer] or any of their properties or with respect to this Agreement or the Offered Certificates, in either case, which would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of Originator or Seller [and Initial
     Servicer];

          (v) Originator or Seller [and Initial Servicer] have full power and authority to make, execute, deliver and perform this Agreement and all of the transactions contemplated hereunder, and have taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. When executed and delivered, this Agreement will constitute the legal, valid and binding obligation of each of the Originator and the
     Seller [and Initial Servicer] enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, by the availability of equitable remedies, and by limitations of public policy under applicable securities law as to rights of indemnity and contribution thereunder;

          (vi) this Agreement has been duly executed and delivered by Originator and Seller [and Initial Servicer]; and

          (vii) the [Seller Information][Servicer Information] satisfies the requirements of the applicable provisions [to be identified at securitization] of Regulation AB.

          3. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to Originator and Seller [and Initial
Servicer], will be mailed, delivered or telegraphed and confirmed to Originator at 1661 Worthington Road, Centrepark West, Suite 100, West Palm Beach, Florida
33409, or to Seller c/o Funding America, LLC, 2000 Bering Drive, Suite 300,
Houston, Texas 77057; or, if sent to IXIS, will be mailed, delivered or telegraphed and confirmed to IXIS Real Estate Capital Inc., 9 West 57th Street,
New York, New York 10019, Attention: General Counsel.

          4. Miscellaneous. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws provisions thereof. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns and the controlling persons referred to herein, and no other person shall have any right or obligation hereunder. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be considered an original, and all such counterparts shall constitute one and the same instrument. Capitalized terms used but not defined herein shall have the meanings provided in the P&S.

                  [Remainder of Page Intentionally Left Blank]

                                      K-6

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers hereunto duly authorized, this
__th day of [_____________].

                                    IXIS REAL ESTATE CAPITAL INC.

                                    By:
                                        ----------------------------------------
                                       Name:
                                       Title:

                                    By:
                                        ----------------------------------------
                                       Name:
                                       Title:

                                    OCWEN FINANCIAL CORPORATION

                                    By:
                                        ----------------------------------------
                                       Name:
                                       Title:

                                    FUNDING AMERICA MORTGAGE WAREHOUSE TRUST I
                                        (Seller)

                                    By:   Funding America, LLC, as Administrator

                                    By:
                                        ----------------------------------------
                                       Name:
                                       Title:

                          [IXIS Funding America MLPWA]

                                   EXHIBIT FF

                            LENDERS DIRECT AGREEMENTS

                                      FF-1

                                                                  EXECUTION COPY

                      ASSIGNMENT AND RECOGNITION AGREEMENT

          THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated January 30, 2007
("Agreement"), among IXIS Real Estate Capital Inc. (f/k/a CDC Mortgage Capital
Inc.) ("Assignor"), Morgan Stanley ABS Capital I Inc. ("Assignee") and Lenders
Direct Capital Corp. (the "Company"):

          For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance

          1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the
"Mortgage Loans") and (b) except as described below, that certain Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of
December 1, 2005 (the "Purchase Agreement"), between the Assignor, as purchaser
(the "Purchaser"), and the Company, as seller, as amended by Amendment No. 1, dated as of October 1, 2006, solely insofar as the Purchase Agreement relates to the Mortgage Loans and (c) other than as provided below with respect to the enforcement of representations and warranties, none of the obligations of the
Assignor under the Purchase Agreement.

          The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the
Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage
Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser (a) under Subsection 9.04 of the Purchase Agreement or (b) to any
premium recapture (i.e., the excess, if any, of the purchase price percentage over par) in connection with any repurchase pursuant to Subsections 9.03 and
9.05 of the Purchase Agreement.

Recognition of the Company

          2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the
Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to IXIS Real Estate Capital Trust
2007-HE1 (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of January 1, 2007 (the "Pooling Agreement"), among the Assignee, the
Assignor, Deutsche Bank National Trust Company, as trustee (in such capacity, including its successors in interest and any successor trustees under the
Pooling Agreement, the "Trustee"), Wells Fargo Bank, National Association, as
securities administrator (in such capacity, including its successors in interest and any successor securities administrators under the Pooling Agreement, the
"Securities Administrator"), master servicer (in such capacity, including its successors in interest and any successor master servicers under the Pooling
Agreement, the "Master Servicer") and Saxon Mortgage Services, Inc., as servicer
(including its

successors in interest and any successor servicer under the Pooling Agreement, the "Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the
Company shall look solely to the Trust for performance of any obligations of the
Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust
(including the Trustee, Securities Administrator, Master Servicer and the
Servicer acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser (insofar as they relate to the rights, title and interest and, with respect to obligations of the Purchaser, only insofar as they relate to the enforcement of the representations, warranties and covenants of the Company), the Custodian or the Bailee under the Purchase Agreement insofar as they relate to the enforcement of the representations, warranties and covenants with respect to the Mortgage Loans, shall be deemed to refer to the Trust (including the
Trustee, Securities Administrator, Master Servicer and the Servicer acting on the Trust's behalf). Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company

          3. The Company warrants and represents to the Assignor, the Assignee and the Trust (including the Trustee, Securities Administrator, Master Servicer
and the Servicer acting on the Trust's behalf) as of the date hereof that:

               (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

               (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the
     Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

               (c) No consent, approval, order or authorization of, or
     declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

               (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this
     Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

          4. Pursuant to Section 13 of the Purchase Agreement, the Company
hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust (including the Trustee, Securities Administrator, Master Servicer
and the Servicer acting on the Trust's behalf), that the representations and warranties set forth in Section 9.02 of the Purchase Agreement are true and correct as of the date hereof as if such representations and warranties were made on the date hereof unless otherwise specifically stated in such representations and warranties and the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that the following representation and warranty is true and correct as of the date here of as if such representation and warranty was made of the date hereof: No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the
Georgia Fair Lending Act. No Mortgage Loan is covered by the Home Ownership and
Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law.

Remedies for Breach of Representations and Warranties

          5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee,
Securities Administrator, Master Servicer and the Servicer acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in
Subsection 9.03 of the Purchase Agreement as if they were set forth herein
(including without limitation the repurchase and indemnity obligations set forth therein); provided, however, that the Assignor specifically reserves and does not assign to the Assignee hereunder any and all right, title and interest in the Premium Percentage, if any, due in connection with the repurchase of a
Mortgage Loan pursuant to Subsections 9.03, 9.04 and 9.05.

Miscellaneous

          6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

          7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

          8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee,
Securities Administrator, Master Servicer and the Servicer acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed
Assignor, Assignee or Company, respectively, hereunder.

          9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement
(to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the
Purchase Agreement.

          10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

          11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

          12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

                            [SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                        MORGAN STANLEY ABS CAPITAL I INC.

                                        By: /s/ Valerie Kay
                                            ------------------------------------
                                            Name: Valerie Kay
                                            Its: Vice President

                                        IXIS REAL ESTATE CAPITAL INC.

                                        By: /s/ F. Rene Mendez
                                            ------------------------------------
                                            Name: F. Rene Mendez
                                            Its: Managing Director

                                        By: /s/ Christopher Hayden
                                            ------------------------------------
                                            Name: Christopher Hayden
                                            Its: Managing Director

                                        LENDERS DIRECT CAPITAL CORP.

                                        By: /s/ Yolanda Talbot
                                            ------------------------------------
                                            Name: Yolanda Talbot
                                            Its: Managers, Secondary Marketing

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT

                             MORTGAGE LOAN SCHEDULE

                                                                  EXECUTION COPY

================================================================================

               SECOND AMENDED AND RESTATED MORTGAGE LOAN PURCHASE
                            AND WARRANTIES AGREEMENT

                                   ----------

                         IXIS REAL ESTATE CAPITAL INC.,

                                    Purchaser

                          LENDERS DIRECT CAPITAL CORP.,

                                     Seller

                                   ----------

                          Dated as of December 1, 2005

         Adjustable-Rate and Fixed-Rate, B/C Residential Mortgage Loans

================================================================================

                                                                            Page
                                                                            ----

SECTION 9.    REPRESENTATIONS, WARRANTIES AND COVENANTS

SECTION 20.   GOVERNING LAW JURISDICTION; CONSENT
                 TO SERVICE OF PROCESS...................................    50

SECTION 21.   INTENTION OF THE PARTIES...................................    50

SECTION 22.   SUCCESSORS AND ASSIGNS; ASSIGNMENT OF

                                      -ii-

                                    EXHIBITS

EXHIBIT A   CONTENTS OF EACH MORTGAGE FILE

EXHIBIT B   FORM OF INTERIM SERVICING AGREEMENT

EXHIBIT C   FORM OF SELLER'S OFFICER'S CERTIFICATE

EXHIBIT D   FORM OF OPINION OF COUNSEL TO THE SELLER AND THE INTERIM SERVICER

EXHIBIT E   FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT F   FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT G   [RESERVED]

EXHIBIT H   FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT

EXHIBIT I   SELLER'S UNDERWRITING GUIDELINES

EXHIBIT J   FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

EXHIBIT K   FORM OF INDEMNIFICATION AND CONTRIBUTION AGREEMENT

                                      -iii-

             SECOND AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND
                              WARRANTIES AGREEMENT

          This SECOND AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND WARRANTIES
AGREEMENT (the "Agreement"), dated as of December 1, 2005, by and between IXIS
Real Estate Capital Inc., a New York corporation, having an office at 9 West
57th Street, 36th Floor, New York, New York 10019 (the "Purchaser"), and Lenders
Direct Capital Corp., a California corporation, having an office at 26140
Enterprise Way, 2nd Floor, Lake Forest, CA 92630 (the "Seller").

                                   WITNESSETH:

          WHEREAS, the Purchaser and the Seller are parties to that certain
Mortgage Loan Purchase and Warranties Agreement, dated as of October 1, 2003, as amended by that certain Amended and Restated Mortgage Loan Purchase Agreement,
dated as of October 1, 2005 (the "Original Purchase Agreement") and the
Purchaser desires to purchase, from time to time, from the Seller, certain first and second lien, adjustable-rate and fixed-rate B/C residential mortgage loans
(the "Mortgage Loans") on a servicing released basis as described herein, and which shall be delivered in pools of whole loans (each, a "Mortgage Loan
Package") on various dates as provided herein (each, a "Closing Date");

          WHEREAS, each Mortgage Loan is secured by a mortgage, deed of trust or other security instrument creating a first or second lien on a residential dwelling located in the jurisdiction indicated on the Mortgage Loan Schedule for the related Mortgage Loan Package;

          WHEREAS, the Purchaser and the Seller wish to prescribe the manner of the conveyance, servicing by the Interim Servicer and control of the Mortgage
Loans; and

          WHEREAS, following its purchase of the Mortgage Loans from the Seller, the Purchaser desires to sell some or all of the Mortgage Loans to one or more purchasers as a whole loan transfer or a public or private, rated or unrated mortgage pass-through transaction;

          WHEREAS, the Purchaser and the Seller desire to enter into this
Agreement to amend and restate the Original Purchase Agreement to make certain modifications as set forth herein.

          NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Seller agree as follows:

          SECTION 1. Definitions.

          For purposes of this Agreement the following capitalized terms shall have the respective meanings set forth below.

          Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located and incorporating the Delinquency Collection Policies and Procedures.

          Act: The National Housing Act, as amended from time to time.

          Adjustable Rate Mortgage Loan: An adjustable rate Mortgage Loan purchased pursuant to this Agreement.

          Affiliate: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person.
For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such
Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and
"controlled" have meanings correlative to the foregoing.

          Agency Transfer: A Fannie Mae Transfer or a Freddie Mac Transfer.

          Agreement: This Second Amended and Restated Mortgage Loan Purchase and
Warranties Agreement and all amendments hereof and supplements hereto.

          ALTA: The American Land Title Association and its successors in interest.

          Appraised Value: (i) With respect to any First Lien Loan, the value of the related Mortgaged Property based upon the appraisal made, if any, for the originator at the time of origination of the Mortgage Loan or the sales price of the Mortgaged Property at such time of origination, whichever is less; provided, however, that in the case of a refinanced Mortgage Loan, such value is based solely upon the appraisal made, if any, at the time of origination of such refinanced Mortgage Loan, and (ii) with respect to any Second Lien Loan, the value, determined pursuant to the Seller's Underwriting Guidelines, of the related Mortgaged Property as of the origination of the Second Lien Loan.

          Assignment and Conveyance Agreement: As defined in Subsection 6.01.

          Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser.

          Balloon Mortgage Loan: Any Mortgage Loan which by its original terms or any modifications thereof provides for amortization beyond its scheduled maturity date.

          Business Day: Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions, in the State of New York or the state in which the Interim Servicer's servicing operations are located, are authorized or obligated by law or executive order to be closed.

                                       -2-

          Closing Date: The date or dates on which the Purchaser from time to time shall purchase and the Seller from time to time shall sell the Mortgage
Loans listed on the related Mortgage Loan Schedule with respect to the related
Mortgage Loan Package.

          CLTV: As of any date and as to (1) any Second Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the Second Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are senior or equal in priority to the Second Lien Loan and which are secured by the same Mortgaged
Property to (b) the Appraised Value and (2) any First Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the First Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are junior or equal in priority to the First Lien Loan and which are secured by the same Mortgaged
Property to (b) the Appraised Value.

          Code: Internal Revenue Code of 1986, as amended.

          Commission: The United States Securities and Exchange Commission.

          Condemnation Proceeds: All awards or settlements in respect of a
Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

          Convertible Mortgage Loan: Any individual Adjustable Rate Mortgage
Loan purchased pursuant to this Agreement which contains a provision whereby the
Mortgagor is permitted to convert the Adjustable Rate Mortgage Loan to a Fixed
Rate Mortgage Loan in accordance with the terms of the related Mortgage Note.

          Covered Loan: A Mortgage Loan categorized as Covered pursuant to
Appendix E of Standard & Poor's Glossary.

          Credit Files: As defined in Section 5 herein.

          Custodial Account: The separate account or accounts created and maintained pursuant to Section 2.04 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

          Custodial Agreement: The agreement governing the retention of the originals of each Mortgage Note, Mortgage, Assignment of Mortgage and other
Mortgage Loan Documents, to be executed between the Purchaser and the Custodian and to be dated as of the related Cut-Off Date.

          Custodian: The custodian under the Custodial Agreement, or its successor in interest or assigns, or any successor to the Custodian under the
Custodial Agreement, as therein provided. If at any time there is no Custodial
Agreement in effect with respect to a Mortgage Loan, all references to the
Custodian herein and in the Interim Servicing Agreement shall be deemed to refer to the Purchaser (or its designee) with respect to such Mortgage Loan.

                                       -3-

          Cut-off Date: The date or dates designated as such on the related
Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

          Deleted Mortgage Loan: A Mortgage Loan that is repurchased or replaced or to be replaced with a Qualified Substitute Mortgage Loan by the Seller in accordance with the terms of this Agreement.

          Delinquency Collection Policies and Procedures: The delinquency collection policies and procedures of the Seller, a copy of which is attached to the Interim Servicing Agreement.

          Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

          Determination Date: The date specified in the Interim Servicing
Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

          Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

          Eligible Account: Any of (i) an account maintained with a federal or state chartered depository institution or trust company the short-term unsecured debt obligations of which (or, in the case of a depository institution or trust company that is a subsidiary of a holding company, the short-term unsecured debt obligations of such holding company) are rated A-1 by Standard & Poor's or
Prime-1 by Moody's (or a comparable rating if another Rating Agency is specified by the Purchaser by written notice to the Seller) at the time any amounts are held on deposit therein, (ii) an account or accounts the deposits in which are fully insured by the FDIC, or (iii) a trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity.

          Escrow Account: The separate account or accounts created and maintained pursuant to Section 2.06 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

          Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

          Exchange Act: The Securities Exchange Act of 1934, as amended.

          Fannie Mae: The Federal National Mortgage Association and its
successors in interest.

          Fannie Mae Guides: The Fannie Mae Sellers' Guide and the Fannie Mae
Servicers' Guide and all amendments or additions thereto.

                                      -4-

          Fannie Mae Transfer: As defined in Section 13 hereof.

          FDIC: The Federal Deposit Insurance Corporation and its successors in interest.

          FHA: The Federal Housing Administration, an agency within the United
States Department of Housing and Urban Development and its successors in interest and including the Federal Housing Commissioner and the Secretary of
Housing and Urban Development where appropriate under the FHA Regulations.

          First Lien Loan: Any Mortgage Loan secured by a first lien Mortgage on the related Mortgaged Property.

          Fitch: Fitch, Inc. and its successors in interest.

          Fixed Rate Mortgage Loan: A fixed rate mortgage loan purchased pursuant to this Agreement.

          Freddie Mac: The Federal Home Loan Mortgage Corporation and its
successors in interest.

          Freddie Mac Transfer: As defined in Section 13 hereof.

          GEMICO: General Electric Mortgage Insurance Corporation, a North
Carolina corporation and its successors in interest.

          Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note which amount is added to the Index in accordance with the terms of the related Mortgage Note to determine on each Interest Rate Adjustment Date the Mortgage Interest Rate for
such Mortgage Loan.

          High Cost Loan: A Mortgage Loan (a) covered by the Home Ownership and
Equity Protection Act of 1994, (b) classified as a "high cost home,"
"threshold," "covered," "high risk home," "predatory" or similar loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or (c) categorized as High Cost pursuant to
Appendix E of Standard & Poor's Glossary. For avoidance of doubt, the parties agree that this definition shall apply to any law regardless of whether such law is presently, or in the future becomes, the subject of judicial review or litigation.

          Home Loan: A Mortgage Loan categorized as Home Loan pursuant to
Appendix E of Standard & Poor's Glossary.

          HUD: The Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with regard to FHA Mortgage Insurance. The term "HUD," for purposes of this Agreement, is also deemed to include subdivisions thereof such as the FHA and Government National Mortgage Association.

                                      -5-

          Index: With respect to each Adjustable Rate Mortgage Loan, a rate per annum set forth on Exhibit B to each related Assignment and Conveyance
Agreement.

          Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

          Interest Rate Adjustment Date: With respect to each Adjustable Rate
Mortgage Loan, the date, specified in the related Mortgage Note and the Mortgage
Loan Schedule, on which the Mortgage Interest Rate is adjusted.

          Interim Funder: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS(R) System as the interim funder pursuant to the
MERS Procedures Manual.

          Interim Servicer: Lenders Direct Capital Corp., a California
corporation, and its successors in interest, and any successor interim servicer under the Interim Servicing Agreement.

          Interim Servicing Agreement: The agreement, attached as Exhibit B hereto, to be entered into by the Purchaser and the Interim Servicer, providing for the Interim Servicer to service the Mortgage Loans for an interim period as specified by the Interim Servicing Agreement.

          Investor: With respect to each MERS Designated Mortgage Loan, the
Person named on the MERS(R) System as the investor pursuant to the MERS
Procedures Manual.

          Lifetime Rate Cap: The provision of each Mortgage Note related to an
Adjustable Rate Mortgage Loan which provides for an absolute maximum Mortgage
Interest Rate thereunder. The Mortgage Interest Rate during the terms of each
Adjustable Rate Mortgage Loan shall not at any time exceed the Mortgage Interest
Rate at the time of origination of such Adjustable Rate Mortgage Loan by more than the amount per annum set forth on the related Mortgage Loan Schedule.

          Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such
Mortgage Loan, trustee's sale, foreclosure sale or otherwise, or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan.

          Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio (expressed as a percentage) of the outstanding principal amount of the
Mortgage Loan as of the Cut-off Date (unless otherwise indicated), to the
Appraised Value of the Mortgaged Property.

          MERS: Mortgage Electronic Registration Systems, Inc., a Delaware
corporation, and its successors and assigns.

          MERS Designated Mortgage Loan: Mortgage Loans for which (a) the Seller has designated or will designate MERS as, and has taken or will take such action as is necessary to cause MERS to be, the mortgagee of record, as nominee for the
Seller, in accordance with

                                      -6-

MERS Procedure Manual and (b) the Seller has designated or will designate the
Purchaser as the Investor on the MERS(R) System.

          MERS Procedure Manual: The MERS Procedures Manual, as it may be
amended, supplemented or otherwise modified from time to time.

          MERS Report: The report from the MERS System listing MERS Designated
Mortgage Loans and other information.

          MERS(R) System: MERS mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.

          Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan.

          Moody's: Moody's Investors Service, Inc. and its successors in interest.

          Mortgage: The mortgage, deed of trust or other instrument securing a
Mortgage Note, which creates a first lien, in the case of a First Lien Loan, or a second lien, in the case of a Second Lien Loan, on the Mortgaged Property.

          Mortgage File: The items pertaining to a particular Mortgage Loan referred to in Exhibit A annexed hereto, and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

          Mortgage Interest Rate: The annual rate of interest borne on a
Mortgage Note with respect to each Mortgage Loan.

          Mortgage Loan: An individual Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the applicable Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal
Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds,
Servicing Rights, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

          Mortgage Loan Documents: The documents required to be delivered to the
Custodian pursuant to Section 6.03 hereof with respect to any Mortgage Loan.

          Mortgage Loan Package: Each pool of Mortgage Loans, which shall be purchased by the Purchaser from the Seller from time to time on each Closing
Date.

          Mortgage Loan Schedule: The schedule of Mortgage Loans setting forth the following information with respect to each Mortgage Loan in the related
Mortgage Loan Package: (1) the Seller's Mortgage Loan identifying number; (2)
the Mortgagor's name; (3) the street address of the Mortgaged Property including the city, state and zip code; (4) a code indicating whether the Mortgaged
Property is owner-occupied, a second home or investment property; (5) the number and type of residential units constituting the Mortgaged Property (i.e., a

                                      -7-

single family residence, a 2-4 family residence, a unit in a condominium project or a unit in a planned unit development, manufactured housing); (6) the Mortgage
Loan origination date; (7) the original months to maturity or the remaining months to maturity from the related Cut-off Date, in any case based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule; (8) the Loan-to-Value
Ratio at origination; (9) with respect to First Lien Loans, the LTV and with respect to Second Lien Loans, the CLTV; (10) the Mortgage Interest Rate as of
the related Cut-off Date; (11) the date on which the Monthly Payment was due on the Mortgage Loan and, if such date is not consistent with the Due Date currently in effect, such Due Date; (12) the stated maturity date; (13) the amount of the Monthly Payment as of the related Cut-off Date; (14) the last payment date as of which a payment was actually applied to the outstanding principal balance; (15) the original principal amount of the Mortgage Loan; (16)
the principal balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due and collected on or before the Cut-off Date; (17) the Interest Rate Adjustment Date; (18) the
Gross Margin; (19) the Lifetime Rate Cap under the terms of the Mortgage Note;
(20) a code indicating the type of Index; (21) the Mortgage Interest Rate as of origination; (22) the type of Mortgage Loan (i.e., fixed-rate, adjustable-rate,
First Lien, Second Lien); (23) a code indicating the purpose of the loan (i.e., purchase, rate and term refinance, equity take-out refinance); (24) a code indicating the documentation style (i.e., full or stated income); (25) the loan credit classification (as described in the Underwriting Guidelines); (26) the applicable Cut-off Date; (27) the applicable Closing Date; (28) a code indicating whether the Mortgage Loan is a Home Loan; (29) the credit risk score
(FICO score); (30 with respect to the related Mortgagor, the debt-to-income ratio; (31) with respect to Second Lien Loans, the outstanding principal balance of the superior lien; (32) the Appraised Value of the Mortgaged Property; (33)
the sale price of the Mortgaged Property if the Mortgage Loan was originated in connection with the purchase of the Mortgaged Property; (34) the Periodic Rate
Cap under the terms of the Mortgage Note; (35) the Periodic Rate Floor under the terms of the Mortgage Note; (36) whether such Mortgage Loan provides for a prepayment penalty; (37) the prepayment penalty period of such Mortgage Loan, if applicable; (38) a description of the type of prepayment penalty, if applicable;
(39) the MERS Identification Number; (40) whether the Mortgagor represented that the Mortgagor would occupy the Mortgaged Property as its primary residence and
(41) a code indicating if the Mortgage Loan is a Balloon Mortgage Loan. With
respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule shall set forth the following information, as of the related Cut-off Date: (1) the number of Mortgage Loans; (2) the current aggregate outstanding principal balance of the Mortgage Loans; (3) the weighted average Mortgage Interest Rate of the Mortgage Loans; and (4) the weighted average maturity of the Mortgage
Loans.

          Mortgage Note: The note or other evidence of the indebtedness of a
Mortgagor secured by a Mortgage.

          Mortgaged Property: With respect to each Mortgage Loan, the
Mortgagor's real property securing repayment of a related Mortgage Note, consisting of an unsubordinated estate in fee simple or, with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, a leasehold estate, in a single parcel or multiple parcels of real property improved by a residential dwelling as further described in this Agreement.

                                      -8-

          Mortgagor: The obligor on a Mortgage Note.

          OCC: Office of the Comptroller of the Currency and its successors in interest.

          Officer's Certificate: A certificate signed by the Chairman of the
Board or the Vice Chairman of the Board or a President or a Vice President or by
the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant
Secretaries of the Seller, and delivered to the Purchaser as required by this
Agreement.

          Opinion of Counsel: A written opinion of counsel, who may be counsel for the Seller, reasonably acceptable to the Purchaser, provided that any
Opinion of Counsel relating to (a) the qualification of any account required to be maintained pursuant to this Agreement as an Eligible Account, (b)
qualification of the Mortgage Loans in a REMIC or (c) compliance with the REMIC
Provisions, must be (unless otherwise stated in such Opinion of Counsel) an opinion of counsel who (i) is in fact independent of the Seller and any servicer of the Mortgage Loans, (ii) does not have any material direct or indirect financial interest in the Seller or any servicer of the Mortgage Loans or in an
Affiliate of either and (iii) is not connected with the Seller or any servicer of the Mortgage Loans as an officer, employee, director or person performing similar functions.

          OTS: Office of Thrift Supervision and its successors in interest.

          Periodic Rate Cap: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may increase on an Interest
Rate Adjustment Date above the Mortgage Interest Rate previously in effect.

          Periodic Rate Floor: With respect to each Adjustable Rate Mortgage
Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may decrease on an Interest
Rate Adjustment Date below the Mortgage Interest Rate previously in effect.

          Person: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

          Preliminary Mortgage Schedule: As defined in Section 3.

          Premium Percentage: With respect to any Mortgage Loan, a percentage equal to the excess of the Purchase Price Percentage over 100%.

          Prepayment Charges: With respect to any Mortgage Loan, the charge if the Mortgagor prepays such Mortgage Loan as provided in the related Mortgage
Note or Mortgage.

          Principal Prepayment: Any payment or other recovery of principal on a
Mortgage Loan which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing

                                      -9-

scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

          Purchase Price: The price paid on the related Closing Date by the
Purchaser to the Seller in exchange for the Mortgage Loans purchased on such
Closing Date as calculated in Section 4 of this Agreement.

          Purchase Price and Terms Agreement: Those certain agreements setting forth the general terms and conditions of the transaction consummated herein and identifying the Mortgage Loans to be purchased from time to time hereunder, by and among the Seller, the Purchaser and the Interim Servicer (if applicable).
All of the individual Purchase Price and Terms Agreements shall collectively be referred to as the "Purchase Price and Terms Agreement."

          Purchase Price Percentage: With respect to any Mortgage Loan, an amount equal to the percentage of par as stated in the Purchase Price and Terms
Agreement (subject to adjustment as provided therein) related to such Mortgage
Loan.

          Purchaser: IXIS Real Estate Capital Inc., a New York corporation, and its successors in interest and assigns, or any successor to the Purchaser under this Agreement as herein provided.

          Qualified Correspondent: Any Person from which the Seller purchased
Mortgage Loans, provided that the following conditions are satisfied: (i) such
Mortgage Loans were originated pursuant to an agreement between the Seller and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to the Seller, in accordance with underwriting guidelines designated by the Seller ("Designated Guidelines") or guidelines that do not vary materially from such Designated Guidelines; (ii) such Mortgage Loans were in fact underwritten as described in clause (i) above and were acquired by the Seller within 180 days after origination; (iii) either (x) the Designated
Guidelines were, at the time such Mortgage Loans were originated, used by the
Seller in origination of mortgage loans of the same type as the Mortgage Loans for the Seller's own account or (y) the Designated Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Seller on a consistent basis for use by lenders in originating mortgage loans to be purchased by the
Seller; and (iv) the Seller employed, at the time such Mortgage Loans were acquired by the Seller, pre-purchase or post-purchase quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time period or through particular channels) designed to ensure that Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the Seller.

          Qualified Substitute Mortgage Loan: A mortgage loan eligible to be substituted by the Seller for a Deleted Mortgage Loan which must, on the date of such substitution, (i) have an outstanding principal balance, after deduction of all scheduled payments due in the month of substitution (or in the case of a substitution of more than one mortgage loan for a Deleted Mortgage Loan, an aggregate principal balance), not in excess of the outstanding principal balance of the Deleted Mortgage Loan (the amount of any shortfall will be deposited in the Custodial Account by the Seller in the month of substitution); (ii) have a
Mortgage Interest Rate

                                      -10-

not less than and not more than 1% greater than the Mortgage Interest Rate of the Deleted Mortgage Loan; (iii) have a remaining term to maturity not greater than and not more than one year less than that of the Deleted Mortgage Loan;
(iv) be of the same type as the Deleted Mortgage Loan (i.e., fixed-rate, adjustable-rate with same Periodic Rate Cap, Index and lien priority); and (v)
comply with each representation and warranty (respecting individual Mortgage
Loans) set forth in Section 9 hereof.

          Rating Agency: Any of Fitch, Moody's or Standard & Poor's, or their respective successors designated by the Purchaser.

          Reconstitution: Any Securitization Transaction or Whole Loan Transfer.

          Reconstitution Agreements: The agreement or agreements entered into by the Seller and/or the Interim Servicer and the Purchaser and/or certain third parties on the Reconstitution Date or Dates with respect to any or all of the
Mortgage Loans sold hereunder, in connection with a Whole Loan Transfer, Agency
Transfer or a Securitization Transaction pursuant to Section 13, including, but not limited to, a seller's warranties and servicing agreement with respect to a
Whole Loan Transfer, and a trust and servicing agreement, pooling and servicing agreement and/or seller/servicer agreements and related custodial/trust agreement and documents with respect to a Securitization Transaction.

          Reconstitution Date: As defined in Section 13.

          Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation
AB), 17 C.F.R. Sections 229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities
Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the
staff of the Commission, or as may be provided by the Commission or its staff from time to time.

          REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

          REMIC Provisions: Provisions of the federal income tax law relating to a REMIC, which appear at Section 860A through 860G of Subchapter M of Chapter 1,
Subtitle A of the Code, and related provisions and regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

          Remittance Date: The date specified in the Interim Servicing Agreement
(with respect to each Mortgage Loan, for an interim period, as specified therein).

          Repurchase Price: With respect to any Mortgage Loan for which a breach of a representation or warranty from the Agreement or the Interim Servicing
Agreement is found, a price equal to the then outstanding principal balance of the Mortgage Loan to be repurchased, plus accrued interest thereon at the
Mortgage Interest Rate from the date to which interest had last been paid through the date of such repurchase, plus the amount of any outstanding advances owed to any servicer, and plus all reasonable costs and expenses incurred by the
Purchaser or any servicer arising out of or based upon such breach, including without limitation costs and

                                      -11-

expenses incurred in the enforcement of the Seller's repurchase obligation hereunder, and plus, in the event a Mortgage Loan is repurchased during the first twelve months following the related Closing Date, an amount equal to the
Premium Percentage multiplied by the outstanding principal balance of such
Mortgage Loan as of the date of such repurchase.

          RESPA: Real Estate Settlement Procedures Act, as amended from time to time.

          Second Lien Loan: A Mortgage Loan secured by a second lien Mortgage on the related Mortgaged Property.

          Securities Act: The Securities Act of 1933, as amended.

          Securitization Transaction. Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (2)
an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

          Seller: Lenders Direct Capital Corp., a California corporation, and its successors in interest.

          Seller Information: As defined in Subsection 31.04(a).

          Servicing Fee: With respect to each Mortgage Loan subject to the
Interim Servicing Agreement, an amount equal to 0.50% per annum computed on the basis of the outstanding principal balance of the related Mortgage Loan. Such fee shall be payable monthly and shall be pro rated for any portion of a month during which the Mortgage Loan is serviced by the Interim Servicer under the
Interim Servicing Agreement. The obligation of the Purchaser to pay the
Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion (including recoveries with respect to interest from Liquidation
Proceeds, to the extent permitted by this Agreement) of such Monthly Payment collected by the Interim Servicer, or as otherwise provided under this
Agreement.

          Servicing File: With respect to each Mortgage Loan, the file retained by the Interim Servicer consisting of originals of all documents in the Mortgage
File which are not delivered to the Purchaser or the Custodian and copies of the
Mortgage Loan Documents.

          Servicing Rights: Any and all of the following: (a) any and all rights to service the Mortgage Loans; (b) any payments to or monies received by the
Interim Servicer for servicing the Mortgage Loans; (c) any late fees, penalties or similar payments with respect to the Mortgage Loans; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of the Interim
Servicer thereunder; (e) Escrow Payments or other similar payments with respect to the Mortgage Loans and any amounts actually collected by the Interim Servicer with respect thereto; (f) all accounts and other rights to payment related to any of the property described in this paragraph; and (g) any and all documents, files, records, servicing files, servicing documents,

                                      -12-

servicing records, data tapes, computer records, or other information pertaining to the Mortgage Loans or pertaining to the past, present or prospective servicing of the Mortgage Loans.

          Sponsor: The sponsor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

          Standard & Poor's: Standard & Poor's Ratings Services, a division of
The McGraw-Hill Companies Inc., and its successors in interest.

          Standard & Poor's Glossary: The Standard & Poor's LEVELS(R) Glossary,
as may be in effect from time to time.

          Stated Principal Balance: As to each Mortgage Loan on any date of determination, (i) the principal balance of such Mortgage Loan at the related
Cut-off Date after giving effect to payments of principal due on or before such date, to the extent actually received, minus (ii) all amounts previously distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal on such Mortgage Loan.

          Static Pool Information: Static pool information as described in Item
1105(a)(1)-(3) and 1105(c) of Regulation AB.

          Successor Servicer: Any servicer of one or more Mortgage Loans designated by the Purchaser as being entitled to the benefits of the indemnifications set forth in Sections 9.03 and 14.01.

          Third-Party Originator: Each Person, other than a Qualified
Correspondent, that originated Mortgage Loans acquired by the Seller.

          Transfer Date: The date on which the Purchaser, or its designee, shall receive the transfer of servicing responsibilities and begin to perform the servicing of the Mortgage Loans with respect to the related Mortgage Loan
Package, and the Interim Servicer shall cease all servicing responsibilities.
Such date shall occur on the day indicated by the Purchaser to the Interim
Servicer in accordance with the Interim Servicing Agreement.

          Underwriting Guidelines: The underwriting guidelines of the Seller, a copy of which is attached hereto as Exhibit I and a then-current copy of which shall be attached as an exhibit to the related Assignment and Conveyance.

          VA: The Department of Veterans Affairs, an agency of the United States of America, or any successor thereto including the Administrator of Veterans
Affairs.

          Whole Loan Transfer: Any sale or transfer of some or all of the
Mortgage Loans, other than a Securitization Transaction.

          SECTION 2. Agreement to Purchase.

          The Seller agrees to sell from time to time, and the Purchaser agrees to purchase from time to time, Mortgage Loans having an aggregate principal balance on the related Cut-off

                                      -13-

Date in an amount as set forth in the related Purchase Price and Terms
Agreement, or in such other amount as agreed by the Purchaser and the Seller as evidenced by the actual aggregate principal balance of the Mortgage Loans accepted by the Purchaser on each Closing Date.

          SECTION 3. Mortgage Schedules.

          The Seller from time to time shall provide the Purchaser with certain information constituting a preliminary listing of the Mortgage Loans to be purchased on each Closing Date in accordance with the related Purchase Price and
Terms Agreement and this Agreement (each, a "Preliminary Mortgage Schedule").

          The Seller shall deliver the Mortgage Loan Schedule for the Mortgage
Loans to be purchased on a particular Closing Date to the Purchaser at least two
(2) Business Days prior to the related Closing Date. The Mortgage Loan Schedule shall be the related Preliminary Mortgage Schedule with those Mortgage Loans which the Seller has not funded prior to the related Closing Date deleted.

          SECTION 4. Purchase Price.

          The Purchase Price for the Mortgage Loans shall be equal to (a) the
Purchase Price Percentage multiplied by the Cut-off Date Balance, plus (b)
accrued and unpaid interest on such principal balance at the weighted average
Mortgage Interest Rate (net the Servicing Fee) of those Mortgage Loans from the related Cut-off Date through the day prior to the related Closing Date, inclusive. For purposes hereof, "Cut-off Date Balance" means the aggregate principal balance, as of the related Cut-off Date, of the Mortgage Loans listed on the related Mortgage Loan Schedule, after application of scheduled payments of principal due on or before the related Cut-off Date, to the extent such payments were actually received, together with any unscheduled principal payments collected prior to the Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to the Cut-off Date, but to be applied on a due date beyond the related Cut-off Date, shall not be applied to the principal balance as of the related Cut-off Date. If so provided in the related Purchase Price and Terms Agreement, portions of the Mortgage Loans shall be priced separately. The Purchase Price as so determined shall be paid to the
Seller on the related Closing Date by wire transfer of immediately available funds to an account designated by the Seller in writing.

          In addition to the Purchase Price as described above, the Purchaser shall pay to the Seller, at closing, accrued interest on the current principal amount of the related Mortgage Loans as of the Cut-off Date at the weighted average Mortgage Interest Rate of those Mortgage Loans, minus any amounts attributable to Servicing Fees as provided in the Interim Servicing Agreement from the related Cut-off Date through the day prior to the related Closing Date, inclusive. The Purchase Price plus accrued interest as set forth in the preceding paragraph shall be paid to the Seller by wire transfer of immediately available funds to an account designated by the Seller in writing.

          The Purchaser shall be entitled to (l) all principal paid after the related Cut-off Date, (2) all other recoveries of principal collected on or after the related Cut-off Date, and (3) all payments of interest on the Mortgage
Loans net of applicable Servicing Fees (minus that

                                      -14-

portion of any such payment which is allocable to the period prior to the related Cut-off Date). The outstanding principal balance of each Mortgage Loan as of the related Cut-off Date is determined after application of payments of principal due on or before the related Cut-off Date, to the extent actually collected, together with any unscheduled principal prepayments collected prior to the Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to the Cut-off Date, but to be applied on a due date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date. Such prepaid amounts shall be the property of the
Purchaser. The Seller shall deposit any such prepaid amounts into the Custodial
Account, which account is established for the benefit of the Purchaser for subsequent remittance by the Seller to the Purchaser.

          SECTION 5. Examination of Mortgage Files.

          At least seven (7) Business Days prior to the related Closing Date, the Seller shall (i) either (a) deliver to the Purchaser or its designee in escrow, for examination with respect to each Mortgage Loan to be purchased, the related Mortgage File, including a copy of the Assignment of Mortgage (except with respect to each MERS Designated Mortgage Loan), pertaining to each Mortgage
Loan, or (b) make the related Mortgage File available to the Purchaser for examination at such other location as shall otherwise be acceptable to the
Purchaser and (ii) deliver to the Purchaser copies of the credit and servicing files (collectively, the "Credit Files"). Such examination of the Mortgage Files may be made by the Purchaser or its designee at any reasonable time before or after the related Closing Date. If the Purchaser makes such examination prior to the related Closing Date and determines, in its sole discretion, that any
Mortgage Loans are unacceptable to the Purchaser for any reason, such Mortgage
Loans shall be deleted from the related Mortgage Loan Schedule, and may be replaced by a Qualified Substitute Mortgage Loan (or Loans) acceptable to the
Purchaser. The Purchaser may, at its option and without notice to the Seller, purchase some or all of the Mortgage Loans without conducting any partial or complete examination. The fact that the Purchaser or its designee has conducted or has failed to conduct any partial or complete examination of the Mortgage
Files or the Credit Files shall not impair in any way the Purchaser's (or any of its successor's) rights to demand repurchase, substitution or other remedy as provided in this Agreement. In the event that the Seller fails to deliver the
Credit Files with respect to any Mortgage Loan, the Seller shall, upon the request of the Purchaser, repurchase such Mortgage Loan at the price and in the manner specified in Subsection 9.03.

          SECTION 6. Conveyance from Seller to Purchaser.

          Subsection 6.01. Conveyance of Mortgage Loans; Possession of Servicing
Files.

          The Seller, simultaneously with the delivery of the Mortgage Loan
Schedule with respect to the related Mortgage Loan Package to be purchased on each Closing Date, shall execute and deliver an Assignment and Conveyance
Agreement in the form attached hereto as Exhibit H (the "Assignment and
Conveyance Agreement"). The Seller shall cause the Servicing File retained by the Interim Servicer pursuant to this Agreement to be appropriately identified in the Seller's computer system and/or books and records, as appropriate, to clearly reflect the sale of the related Mortgage Loan to the Purchaser. The
Seller shall cause the Interim Servicer to release from its custody the contents of any Servicing File retained by it only in accordance with

                                      -15-

this Agreement or the Interim Servicing Agreement, except when such release is required in connection with a repurchase of any such Mortgage Loan pursuant to
Subsection 9.03.

          Subsection 6.02. Books and Records.

          Record title to each Mortgage as of the related Closing Date shall be in the name of the Seller, the Purchaser or one or more designees of the
Purchaser, as the Purchaser shall select. Notwithstanding the foregoing, each
Mortgage and related Mortgage Note shall be possessed solely by the Purchaser or the appropriate designee of the Purchaser, as the case may be. All rights arising out of the Mortgage Loans including, but not limited to, all funds received by the Seller or the Interim Servicer after the related Cut-off Date on or in connection with a Mortgage Loan shall be vested in the Purchaser or one or more designees of the Purchaser; provided, however, that all funds received on or in connection with a Mortgage Loan shall be received and held by the Seller or the Interim Servicer in trust for the benefit of the Purchaser or the appropriate designee of the Purchaser, as the case may be, as the owner of the
Mortgage Loans pursuant to the terms of this Agreement.

          The sale of each Mortgage Loan shall be reflected on the Seller's balance sheet and other financial statements as a sale of assets by the Seller.

          The Seller shall or shall cause the Interim Servicer to be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be marked clearly to reflect the ownership of each Mortgage Loan by the Purchaser. In particular, the Seller shall or shall cause the Interim Servicer to maintain in its possession, available for inspection by the Purchaser, and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or Freddie Mac, including but not limited to documentation as to the method used in determining the applicability of the provisions of the National Flood Insurance Act of 1968, as amended, to the Mortgaged Property, documentation evidencing insurance coverage and periodic inspection reports, as required by the Fannie Mae Guides. To the extent that original documents are not required for purposes of realization of Liquidation
Proceeds or Insurance Proceeds, documents maintained by the Seller or the
Interim Servicer may be in the form of microfilm or microfiche so long as the
Seller or the Interim Servicer complies with the requirements of the Fannie Mae
Guides.

          Subsection 6.03. Delivery of Mortgage Loan Documents.

          The Seller shall deliver and release to the Custodian no later than seven (7) Business Days prior to the related Closing Date those Mortgage Loan
Documents set forth on Exhibit A hereto with respect to each Mortgage Loan set forth on the related Mortgage Loan Schedule.

          The Custodian shall certify its receipt of all such Mortgage Loan
Documents required to be delivered pursuant to the Custodial Agreement for the related Closing Date, as evidenced by the Certification and Trust Receipt of the
Custodian in the form annexed to the Custodial Agreement. The Purchaser shall pay all fees and expenses of the Custodian from and after the Closing Date.

                                      -16-

          The Seller shall or shall cause the Interim Servicer to forward to the
Custodian, or to such other Person as the Purchaser shall designate in writing, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with this Agreement within two weeks of their execution, provided, however, that the Seller shall provide the Custodian, or to such other Person as the Purchaser shall designate in writing, with a certified true copy of any such document submitted for recordation within two weeks of its execution, and shall promptly provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within ninety days of its submission for recordation.

          In the event any document required to be delivered to the Custodian pursuant to the previous paragraph, including an original or copy of any document submitted for recordation to the appropriate public recording office, is not so delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, within 90 days following the Closing Date (other than with respect to the Assignments of Mortgage which shall be delivered to the
Custodian in blank and recorded subsequently by the Purchaser or its designee), and in the event that the Seller does not cure such failure within 30 days of discovery or receipt of written notification of such failure from the Purchaser, the related Mortgage Loan shall, upon the request of the Purchaser, be repurchased by the Seller at the price and in the manner specified in Subsection
9.03. The foregoing repurchase obligation shall not apply in the event that the
Seller cannot deliver such original or copy of any document submitted for recordation to the appropriate public recording office within the specified period due to a delay caused by the recording office in the applicable jurisdiction, provided that (i) the Seller shall deliver a recording receipt of such recording office or, if such recording receipt is not available, an officer's certificate of a servicing officer of the Seller, confirming that such documents have been accepted for recording (upon request of the Purchaser and delivery by the Purchaser to the Seller of a schedule of the related Mortgage
Loans, the Seller shall reissue and deliver to the Purchaser or its designee said officer's certificate relating to the related Mortgage Loans), and (ii)
such document is delivered within twelve (12) months of the related Closing
Date.

          The Seller shall pay all initial recording fees, if any, for the assignments of mortgage and any other fees or costs in transferring all original documents to the Custodian or, upon written request of the Purchaser, to the
Purchaser or the Purchaser's designee. The Purchaser or the Purchaser's designee shall be responsible for recording the Assignments of Mortgage and shall be reimbursed by the Seller for the costs associated therewith pursuant to the preceding sentence.

          Subsection 6.04. Quality Control Procedures.

          The Seller shall, or shall cause the Interim Servicer to, have an internal quality control program that verifies in a manner consistent with accepted industry procedures, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program shall include evaluating and monitoring the overall quality of the Seller's loan production and the servicing activities of the
Interim Servicer. The program is to ensure that the Mortgage Loans are originated and serviced in accordance with Accepted Servicing Practices and the
Underwriting Guidelines; guard against dishonest,

                                      -17-

fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.

          Subsection 6.05. MERS Designated Mortgage Loans.

          With respect to each MERS Designated Mortgage Loan, the Seller shall, on or prior to the related Closing Date, designate the Purchaser as the Investor and the Custodian as custodian, and no Person shall be listed as Interim Funder on the MERS System. In addition, on or prior to the related Closing Date, Seller shall provide the Custodian and the Purchaser with a MERS Report listing the
Purchaser as the Investor, the Custodian as custodian and no Person as Interim
Funder with respect to each MERS Designated Mortgage Loan.

          SECTION 7. Servicing of the Mortgage Loans.

          The Mortgage Loans have been sold by the Seller to the Purchaser on a servicing released basis. Subject to, and upon the terms and conditions of this
Agreement and the Interim Servicing Agreement (with respect to each Mortgage
Loan, for an interim period, as specified therein), the Seller hereby sells, transfers, assigns, conveys and delivers to the Purchaser the Servicing Rights.

          The Purchaser shall retain the Interim Servicer as contract servicer of the Mortgage Loans for an interim period pursuant to and in accordance with the terms and conditions contained in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).
Except as set forth in the Interim Servicing Agreement, the Interim Servicer
shall service the Mortgage Loans on an "actual/actual" basis and otherwise in strict compliance with the servicing provisions related to the Fannie Mae MBS
Program (Special Servicing Option) of the Fannie Mae Guides (except as otherwise set forth in the Interim Servicing Agreement). The Purchaser and Seller shall cause the Interim Servicer to execute the Interim Servicing Agreement on the initial Closing Date.

          Pursuant to the Interim Servicing Agreement (with respect to each
Mortgage Loan, for an interim period, as specified therein), the Interim
Servicer shall begin servicing the Mortgage Loans on behalf of the Purchaser and shall be entitled to a Servicing Fee with respect to such Mortgage Loans until the applicable Transfer Date. The Interim Servicer shall conduct such servicing in accordance with the Interim Servicing Agreement.

          SECTION 8. Transfer of Servicing.

          On the applicable Transfer Date, the Purchaser, or its designee, shall assume all servicing responsibilities related to, and the Seller shall cause the
Interim Servicer to cease all servicing responsibilities related to, the related
Mortgage Loans subject to such Transfer Date. The Transfer Date shall be the date determined in accordance with Section 6.02 of the Interim Servicing
Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

          On or prior to the applicable Transfer Date, the Seller shall, at its sole cost and expense, take such steps as may be necessary or appropriate to effectuate and evidence the

                                      -18-

transfer of the servicing of the related Mortgage Loans to the Purchaser, or its designee, including but not limited to the following:

          (a) Notice to Mortgagors. The Seller shall cause the Interim Servicer to mail to the Mortgagor of each related Mortgage Loan a letter advising such
Mortgagor of the transfer of the servicing of the related Mortgage Loan to the
Purchaser, or its designee, in accordance with the Cranston Gonzales National
Affordable Housing Act of 1990; provided, however, the content and format of the letter shall have the prior approval of the Purchaser. The Seller shall cause the Interim Servicer to provide the Purchaser with copies of all such related notices no later than the Transfer Date.

          (b) Notice to Taxing Authorities and Insurance Companies. The Seller
shall cause the Interim Servicer to transmit to the applicable taxing authorities and insurance companies (including primary mortgage insurance policy insurers, if applicable) and/or agents, notification of the transfer of the servicing to the Purchaser, or its designee, and instructions to deliver all notices, tax bills and insurance statements, as the case may be, to the
Purchaser from and after the Transfer Date. The Seller shall cause the Interim
Servicer to provide the Purchaser with copies of all such notices no later than the Transfer Date.

          (c) Delivery of Servicing Records. The Seller shall cause the Interim
Servicer to forward to the Purchaser, or its designee, all servicing records and the Servicing File in the Interim Servicer's possession relating to each related
Mortgage Loan including the information enumerated in the Interim Servicing
Agreement (with respect to each such Mortgage Loan, for an interim period, as specified therein).

          (d) Escrow Payments. The Seller shall cause the Interim Servicer to provide the Purchaser, or its designee, with immediately available funds by wire transfer in the amount of the net Escrow Payments and suspense balances and all loss draft balances associated with the related Mortgage Loans. The Seller shall cause the Interim Servicer to provide the Purchaser with an accounting statement, in electronic format acceptable to the Purchaser in its sole discretion, of Escrow Payments and suspense balances and loss draft balances sufficient to enable the Purchaser to reconcile the amount of such payment with the accounts of the Mortgage Loans. Additionally, the Seller shall cause the
Interim Servicer to wire transfer to the Purchaser the amount of any agency, trustee or prepaid Mortgage Loan payments and all other similar amounts held by the Interim Servicer.

          (e) Payoffs and Assumptions. The Seller shall cause the Interim
Servicer to provide to the Purchaser, or its designee, copies of all assumption and payoff statements generated by the Interim Servicer on the related Mortgage
Loans from the related Cut-off Date to the Transfer Date.

          (f) Mortgage Payments Received Prior to Transfer Date. Prior to the
Transfer Date all payments received by the Interim Servicer or the Seller on each related Mortgage Loan shall be properly applied by the Seller to the account of the particular Mortgagor.

          (g) Mortgage Payments Received after Transfer Date. The amount of any related Monthly Payments received by the Seller after the Transfer Date shall be forwarded to

                                      -19-

the Purchaser by overnight mail on the date of receipt. The Seller shall notify the Purchaser of the particulars of the payment, which notification requirement shall be satisfied if the Seller forwards with its payment sufficient information to permit appropriate processing of the payment by the Purchaser.
The Seller shall assume full responsibility for the necessary and appropriate legal application of such Monthly Payments received by the Seller after the
Transfer Date with respect to related Mortgage Loans then in foreclosure or bankruptcy; provided, for purposes of this Agreement, necessary and appropriate legal application of such Monthly Payments shall include, but not be limited to, endorsement of a Monthly Payment to the Purchaser with the particulars of the payment such as the account number, dollar amount, date received and any special
Mortgagor application instructions and the Seller shall cause the Interim
Servicer to comply with the foregoing requirements with respect to all Monthly
Payments received by the Interim Servicer after the Transfer Date.

          (h) Misapplied Payments. Misapplied payments shall be processed as follows:

          (i) All parties shall cooperate in correcting misapplication errors;

          (ii) The party receiving notice of a misapplied payment occurring prior to the applicable Transfer Date and discovered after the Transfer
     Date shall immediately notify the other party;

          (iii) If a misapplied payment which occurred prior to the Transfer
     Date cannot be identified and said misapplied payment has resulted in a shortage in a Custodial Account or Escrow Account, the Seller shall be liable for the amount of such shortage. The Seller shall reimburse the
     Purchaser for the amount of such shortage within thirty (30) days after receipt of written demand therefor from the Purchaser;

          (iv) If a misapplied payment which occurred prior to the Transfer Date has created an improper Purchase Price as the result of an inaccurate outstanding principal balance, a check shall be issued to the party shorted by the improper payment application within five (5) Business Days after notice thereof by the other party; and

          (v) Any check issued under the provisions of this Section 8(h) shall be accompanied by a statement indicating the corresponding Seller and/or the Purchaser Mortgage Loan identification number and an explanation of the allocation of any such payments.

          (i) Books and Records. On the Transfer Date, the books, records and accounts of the Seller with respect to the related Mortgage Loans shall be in accordance with all applicable Purchaser requirements.

          (j) Reconciliation. The Seller shall, on or before the Transfer Date, reconcile principal balances and make any monetary adjustments required by the Purchaser. Any such monetary adjustments will be transferred between the Seller and the Purchaser as appropriate.

          (k) IRS Forms. The Seller shall or shall cause the Interim Servicer to file all IRS forms 1099, 1099A, 1098 or 1041 and K-1 which are required to be filed on or before the

                                      -20-

Transfer Date in relation to the servicing and ownership of the related Mortgage
Loans. The Seller shall provide copies of such forms to the Purchaser upon request and shall reimburse the Purchaser for any costs or penalties incurred by the Purchaser due to the Seller's failure to comply with this paragraph.

          SECTION 9. Representations, Warranties and Covenants of the Seller;
Remedies for Breach.

          Subsection 9.01. Representations and Warranties Regarding the Seller.

          The Seller represents, warrants and covenants to the Purchaser that as of the date hereof and as of each Closing Date:

          (a) Due Organization and Authority. The Seller is a California duly organized, validly existing and in good standing under the laws of the state of
California and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state wherein it owns or leases any material properties or where a Mortgaged Property is located, if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Seller, and in any event the
Seller is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of the related Mortgage Loan and the servicing of such Mortgage Loan in accordance with the terms of this Agreement and the
Interim Servicing Agreement; the Seller has the full corporate power, authority and legal right to hold, transfer and convey the Mortgage Loans and to execute and deliver this Agreement and to perform its obligations hereunder and thereunder; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the
Seller and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized; this Agreement and all agreements contemplated hereby have been duly executed and delivered and constitute the valid, legal, binding and enforceable obligations of the Seller, regardless of whether such enforcement is sought in a proceeding in equity or at law; and all requisite corporate or other action has been taken by the Seller to make this
Agreement and all agreements contemplated hereby valid and binding upon the
Seller in accordance with their terms;

          (b) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the
Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

          (c) No Conflicts. Neither the execution and delivery of this
Agreement, the acquisition or origination of the Mortgage Loans by the Seller, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby and thereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the
Seller's charter, by-laws or other organizational documents or any legal restriction or any agreement or instrument to which the Seller is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation,

                                      -21-

order, judgment or decree to which the Seller or its property is subject, or result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or impair the ability of the Purchaser to realize on the Mortgage Loans, impair the value of the
Mortgage Loans, or impair the ability of the Purchaser to realize the full amount of any insurance benefits accruing pursuant to this Agreement;

          (d) Ability to Service. The Interim Servicer has the facilities, procedures, and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Mortgage Loans. The Interim Servicer is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws, and regulations, if applicable, meets the minimum capital requirements set forth by the OTS, the OCC or the FDIC, and is in good standing to enforce, originate, sell mortgage loans to, and service mortgage loans in each jurisdiction wherein the Mortgaged Properties are located;

          (e) Reasonable Servicing Fee. The Seller acknowledges and agrees that the Servicing Fee, represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Interim
Servicer, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement and the Interim
Servicing Agreement;

          (f) Ability to Perform; Solvency. The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. The Seller is solvent and the sale of the Mortgage Loans will not cause the Seller to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of Seller's creditors;

          (g) No Litigation Pending. There is no action, suit, proceeding or investigation pending or threatened against the Seller, before any court, administrative agency or other tribunal asserting the invalidity of this
Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Seller, or in any material impairment of the right or ability of the Seller to carry on its business substantially as now conducted, or in any material liability on the part of the Seller, or which would draw into question the validity of this
Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Seller contemplated herein, or which would be likely to impair the ability of the Seller to perform under the terms of this Agreement;

          (h) No Consent Required. No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body including HUD, the FHA or the Department of Veterans Affairs is
required for the execution, delivery and performance by the Seller of or compliance by the Seller with this Agreement or the Mortgage Loans, the delivery of a portion of the Mortgage Files to the Custodian or the sale of the Mortgage
Loans or the consummation of the transactions contemplated by this Agreement, or if required, such approval has been obtained prior to the related Closing Date;

                                      -22-

          (i) Selection Process. The Mortgage Loans were selected from among the outstanding one- to four-family mortgage loans in the Seller's portfolio at the related Closing Date as to which the representations and warranties set forth in
Subsection 9.02 could be made and such selection was not made in a manner so as to affect adversely the interests of the Purchaser;

          (j) Mortgage Loan Package Characteristics. The characteristics of the related Mortgage Loan Package are as set forth on the description of the pool characteristics for the applicable Mortgage Loan Package delivered pursuant to
Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement;

          (k) No Untrue Information. Neither this Agreement nor any information, statement, tape, diskette, report, form, or other document furnished or to be furnished pursuant to this Agreement or any Reconstitution Agreement or in connection with the transactions contemplated hereby (including any
Securitization Transaction or Whole Loan Transfer) contains or will contain any material untrue statement of fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading;

          (l) Financial Statements. The Seller has delivered to the Purchaser financial statements as to its last three complete fiscal years and any later quarter ended more than 60 days prior to the execution of this Agreement. All such financial statements fairly present the pertinent results of operations and changes in financial position for each of such periods and the financial position at the end of each such period of the Seller and its subsidiaries and have been prepared in accordance with generally accepted accounting principles of the United States consistently applied throughout the periods involved, except as set forth in the notes thereto. In addition, the Seller has delivered information as to its loan gain and loss experience in respect of foreclosures and its loan delinquency experience for the immediately preceding three-year period, in each case with respect to mortgage loans owned by it and mortgage loans serviced for others during such period, and all such information so delivered shall be true and correct in all material respects. There has been no change in the business, operations, financial condition, properties or assets of the Seller since the date of the Seller's financial statements that would have a adverse effect on its ability to perform its obligations under this Agreement.
The Seller has completed any forms requested by the Purchaser in a timely manner and in accordance with the provided instructions;

          (m) No Brokers. The Seller has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

          (n) Sale Treatment. The Seller has been advised by its independent certified public accountants that under generally accepted accounting principles the transfer of the Mortgage Loans may be treated as a sale on the books and records of the Seller and the Seller has determined that the disposition of the
Mortgage Loans pursuant to this Agreement will be afforded sale treatment for tax and accounting purposes;

                                      -23-

          (o) Reasonable Purchase Price. The consideration received by the
Seller upon the sale of the Mortgage Loans under this Agreement constitutes fair consideration and reasonably equivalent value for the Mortgage Loans;

          (p) Owner of Record. The Seller is the owner of record of each
Mortgage and the indebtedness evidenced by each Mortgage Note, and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage
Files with respect thereto in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan;

          (q) Seller's Origination. The Seller's decision to originate any mortgage loan or to deny any mortgage loan application is an independent decision based upon Seller's underwriting guidelines, and is in no way made as a result of Purchaser's decision to purchase, or not to purchase, or the price
Purchaser may offer to pay for, any such mortgage loan, if originated; and

          (r) Compliance with Anti-Money Laundering Laws. The Seller has complied with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 (collectively, the
"Anti-Money Laundering Laws"); the Seller has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each
Mortgage Loan for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable
Mortgagor for purposes of the Anti-Money Laundering Laws; and

          (s) Delivery to the Custodian. The Mortgage Note, the Mortgage, the
Assignment of Mortgage and any other documents required to be delivered with respect to each Mortgage Loan pursuant to the Custodial Agreement shall be delivered to the Custodian all in compliance with the specific requirements of the Custodial Agreement. With respect to each Mortgage Loan, the Seller will be in possession of a complete Mortgage File in compliance with Exhibit A hereto, except for such documents as will be delivered to the Custodian.

          Subsection 9.02. Representations and Warranties of Seller Regarding
Individual Mortgage Loans.

          The Seller hereby represents and warrants to the Purchaser that, as to each Mortgage Loan, as of the related Closing Date for such Mortgage Loan:

          (a) Mortgage Loans as Described. The information set forth in the
Mortgage Loan Schedule is complete, true and correct;

          (b) Payments Current. All payments required to be made up to the
Closing Date under the terms of the Mortgage Note have been made and credited.
As of the Closing Date, no payment required under the Mortgage Loan is 30 days or more delinquent nor has any payment under the Mortgage Loan been 30 days or more delinquent at any time since the origination of the Mortgage Loan. The first Monthly Payment due after the Closing Date shall

                                      -24-

be made with respect to the Mortgage Loan on its Due Date or during the calendar month in which such Due Date occurs, all in accordance with the terms of the related Mortgage Note;

          (c) No Outstanding Charges. There are no defaults in complying with the terms of the Mortgage securing the Mortgage Loan, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. Except for (A) payments in the nature of escrow payments and (B) interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier to the day which precedes by one month the Due Date of the first installment of principal and interest, including, without limitation, taxes and insurance payments, the Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan;

          (d) Original Terms Unmodified. The terms of the Mortgage Note and
Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the Mortgage Loan
Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the Mortgage Loan Schedule, if applicable. No
Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the Mortgage Loan
Schedule;

          (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage
Note or the Mortgage, or the exercise of any right thereunder, render either the
Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at, or subsequent to, the time the Mortgage Loan was originated;

          (f) Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae Guides or by
Freddie Mac, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement attached hereto as Exhibit B. If required by the
National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in effect, which policy conforms to
Fannie Mae and Freddie Mac, as well as all additional requirements set forth in
Section 2.10 of the Interim Servicing Agreement attached

                                      -25-

hereto as Exhibit B. All individual insurance policies contain a standard mortgagee clause naming the Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid and such policies may not be reduced, terminated or cancelled without 30 days' prior written notice to the mortgagee.
The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement. The Seller has not engaged in, and has no knowledge of the Mortgagor's or any servicer's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of such policy, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

          (g) Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, predatory and abusive lending laws, equal credit opportunity and disclosure laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to Prepayment Charges, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements;

          (h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged
Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the
Seller waived any default resulting from any action or inaction by the
Mortgagor;

          (i) Location and Type of Mortgaged Property. The Mortgaged Property is
a fee simple property located in the state identified in the Mortgage Loan
Schedule except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the Mortgaged Property may be a leasehold estate and consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a low-rise or a high-rise condominium project, or an individual unit in a planned unit development and that no residence or dwelling is (i) a mobile home or (ii) a manufactured home,

                                      -26-

provided, however, that any condominium unit or planned unit development shall not fall within any of the "Ineligible Projects" of part XII, Section 102 of the
Fannie Mae Selling Guide and shall conform with the Underwriting Guidelines. As of the date of origination, no portion of the Mortgaged Property was used for commercial purposes, and since the date of origination, no portion of the
Mortgaged Property has been used for commercial purposes; provided, that
Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes;

          (j) Valid First and Second Lien. Each Mortgage is a valid and subsisting first lien, with respect to First Lien Loans, or second lien, with respect to Second Lien Loans, of record on a single parcel of real estate constituting the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time, subject in all cases to the exceptions to title set forth in the title insurance policy with respect to the related Mortgage Loan, which exceptions are generally acceptable to prudent mortgage lending companies, and such other exceptions to which similar properties are commonly subject and which do not individually, or in the aggregate, materially and adversely affect the benefits of the security intended to be provided by such Mortgage. In no event shall any Mortgage Loan be in a lien position more junior than a second lien. The lien of the Mortgage is subject only to:

                    (1) with respect to Second Lien Loans, the lien of the first mortgage on the Mortgaged Property;

                    (2) the lien of current real property taxes and assessments not yet due and payable;

                    (3) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (a) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b)
               which do not adversely affect the Appraised Value of the
               Mortgaged Property set forth in such appraisal; and

                    (4) other matters to which like properties are commonly
               subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged
               Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected (A) first lien and first priority security interest with respect to each First Lien Loan, or (B) second lien and second priority security interest with respect to each Second Lien Loan, in

                                      -27-

either case, on the property described therein and Seller has full right to sell and assign the same to Purchaser;

          (k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage
and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions therein relating to Prepayment Charges). All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the
Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any other related agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a
Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination or servicing of the Mortgage Loan. The Seller has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

          (l) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the
Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

          (m) Ownership. The Seller is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the
Mortgage Files or any part thereof with respect thereto not delivered to the
Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. The
Mortgage Loan is not assigned or pledged, and the Seller has good, indefeasible and marketable title thereto, and has full right to transfer and sell the
Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The
Seller intends to relinquish all rights to possess, control and monitor the
Mortgage Loan. After the Closing Date, the Seller will have no right to modify or alter the terms of the sale of the Mortgage Loan and the Seller will have no obligation or right to repurchase the Mortgage Loan or substitute another
Mortgage Loan, except as provided in this Agreement;

                                      -28-

          (n) Doing Business. All parties which have had any interest in the
Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state, or
(iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

          (o) CLTV, LTV; FICO Score. No Mortgage Loan that is a Second Lien Loan has a CLTV in excess of 100%. No Mortgage Loan has an LTV greater than 100%. At origination of the Mortgage Loan, the Mortgagor did not have a FICO score of less than 500;

          (p) Title Insurance. Each (i) First Lien Mortgage Loan and (ii) Second
Lien Mortgage Loan with a principal balance in excess of $100,000 is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or
Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged
Property is located, insuring the Seller, its successors and assigns, as to the first priority lien (with respect to First Lien Loans) or second priority lien
(with respect to Second Lien Loans) of the Mortgage in the original principal amount of the Mortgage Loan, subject only to the exceptions contained in clauses
(1) and (2) of paragraph (j) of this Subsection 9.02, and in the case of
Adjustable Rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Each
Second Lien Mortgage Loan is insured under a title insurance policy or a title search consistent with Seller's business practices. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. The Seller, its successor and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the
Seller;

          (q) No Defaults. There is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Seller nor any of its affiliates nor any of their respective predecessors, have waived any default,

                                      -29-

breach, violation or event which would permit acceleration. With respect to each
Second Lien Loan, (i) the prior mortgage is in full force and effect, (ii) there is no default, breach, violation or event of acceleration existing under such prior mortgage or the related mortgage note, (iii) no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder, and either (A) the prior mortgage contains a provision which allows or (B) applicable law requires, the mortgagee under the Second Lien Loan to receive notice of, and affords such mortgagee an opportunity to cure any default by payment in full or otherwise under the prior mortgage;

          (r) No Mechanics' Liens. There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

          (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay
wholly within the boundaries and building restriction lines of the Mortgaged
Property, and no improvements on adjoining properties encroach upon the
Mortgaged Property. The Mortgaged Property and all improvements located on or being part of the Mortgaged Property are in compliance with all applicable zoning and building laws, ordinances and regulations;

          (t) Origination; Payment Terms. Either (a) the Mortgage Loan was
originated by a mortgagee approved by the Secretary of Housing and Urban
Development pursuant to Sections 203 and 211 of the National Housing Act, a
savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority, or (b) the following requirements have been met with respect to the Mortgage Loan: the Seller meets the requirements set forth in clause (a), and (i) such Mortgage Loan was underwritten in accordance with standards established by the Seller, using application forms and related credit documents approved by the Seller, (ii) the Seller approved each application and the related credit documents before a commitment by the correspondent was issued, and no such commitment was issued until the Seller agreed to fund such
Mortgage Loan, (iii) the closing documents for such Mortgage Loan were prepared on forms approved by the Seller, and (iv) such Mortgage Loan was actually funded by the Seller and was purchased by the Seller at closing or soon thereafter. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No Mortgage Loan contains terms or provisions which would result in negative amortization. Principal payments on the Mortgage Loan commenced no more than sixty days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate as well as, with respect to Adjustable Rate Mortgage Loans, the Lifetime Rate Cap, the
Periodic Rate Floor and the Periodic Rate Cap are as set forth on Exhibit B to each related Assignment and Conveyance Agreement. The Mortgage Interest Rate is
adjusted, with respect to Adjustable Rate Mortgage Loans, on each Interest Rate
Adjustment Date to equal the Index plus the Gross Margin (rounded up or down to the nearest 0.125%), subject to the Periodic Rate Cap. The Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to

                                      -30-

the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date (unless the Mortgage Loan is identified on the
Mortgage Loan Schedule as a Balloon Mortgage Loan), over an original term of not more than thirty years from commencement of amortization. Unless otherwise specified on the description of pool characteristics for the applicable Mortgage
Loan Package delivered pursuant to Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement, the Mortgage Loan is payable on the first day of each month. There are no
Convertible Mortgage Loans which contain a provision allowing the Mortgagor to convert the Mortgage Note from an adjustable interest rate Mortgage Note to a fixed interest rate Mortgage Note. The Due Date of the first payment under the
Mortgage Note is no more than 60 days from the date of the Mortgage Note;

          (u) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a
Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the
Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

          (v) Conformance with Agency and Underwriting Guidelines. The Mortgage
Loan was underwritten in accordance with the Underwriting Guidelines (a copy of which is attached to the related Assignment and Conveyance Agreement as Exhibit
C). The Mortgage Note and Mortgage are on forms acceptable to Freddie Mac or
Fannie Mae and no representations have been made to a Mortgagor that are inconsistent with the mortgage instruments used;

          (w) Occupancy of the Mortgaged Property. As of the Closing Date the
Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. The Seller has not received notification from any
Governmental Authority that the Mortgaged Property is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be. The Seller has not received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate. The Mortgagor represented at the time of origination of the
Mortgage Loan that the Mortgaged Property was occupied;

          (x) No Additional Collateral. The Mortgage Note is not and has not
been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (j) above;

                                      -31-

          (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the
Mortgage (or in the case of a substitution of trustee, is named in a properly recorded substitution of trustee), and no fees or expenses are or will become payable by the Purchaser, the Custodian or the Interim Servicer to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

          (z) Acceptable Investment. There are no circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor, the
Mortgage File or the Mortgagor's credit standing that can reasonably be expected to cause private institutional investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan, or cause the
Mortgage Loan to prepay during any period materially faster or slower than the mortgage loans originated by the Seller generally. No Mortgaged Property is located in a state, city, county or other local jurisdiction which the Purchaser has determined in its sole good faith discretion would cause the related
Mortgage Loan to be ineligible for whole loan sale or securitization in a transaction consistent with the prevailing sale and securitization industry
(including, without limitation, the practice of the rating agencies) with respect to substantially similar mortgage loans;

          (aa) Delivery of Mortgage Documents. The Mortgage Note, the Mortgage,
the Assignment of Mortgage and any other documents required to be delivered under this Agreement for each Mortgage Loan have been delivered to the
Custodian. The Seller is in possession of a complete, true and accurate Mortgage
File in compliance with Exhibit A hereto, except for such documents the originals of which have been delivered to the Custodian, and the Seller has retained copies thereof;

          (bb) Condominiums/Planned Unit Developments. If the Mortgaged Property
is a condominium unit or a planned unit development, such unit was originated in accordance with the Underwriting Standards;

          (cc) Transfer of Mortgage Loans. Except with respect to MERS
Designated Mortgage Loans, the Assignment of Mortgage with respect to each
Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

          (dd) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the
Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the
Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder, and to the best of the Seller's knowledge, such provision is enforceable;

          (ee) No Balloon Mortgage Loans. The Mortgage Loan is not a Balloon
Mortgage Loan unless specifically listed on the Mortgage Loan Schedule;

                                      -32-

          (ff) No Buydown Provisions; No Graduated Payments or Contingent
Interests. The Mortgage Loan does not contain provisions pursuant to which
Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the
Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The
Mortgage Loan is not a graduated payment mortgage loan, and the Mortgage Loan does not have a shared appreciation or other contingent interest feature. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and the Seller has not
financed nor does it own directly or indirectly, any equity of any form in the
Mortgaged Property or the Mortgagor;

          (gg) Consolidation of Future Advances. Any future advances made to the
Mortgagor prior to the applicable Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term.
The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first or second, as applicable, lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence acceptable to Fannie Mae and
Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

          (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. There
is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the
Mortgage Loan or the use for which the premises were intended and each Mortgaged
Property is in good repair. There have not been any condemnation proceedings with respect to the Mortgaged Property and the Seller has no knowledge of any such proceedings in the future;

          (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments.
The origination, servicing and collection practices with respect to the Mortgage
Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper.
With respect to escrow deposits and Escrow Payments (other than with respect to
Second Lien Loans for which the mortgagee under the prior mortgage lien is collecting Escrow Payments), all such payments are in the possession of Seller, if impounded, and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. Either each
Mortgage Loan is covered by a paid in full, life of loan, tax service contract or Seller shall pay the cost and expense of Purchaser to purchase such tax service contract, to be netted from the Purchase Price of the related Mortgage
Loan. All Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the
Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related

                                      -33-

Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the Mortgage Interest Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. Any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments have been delivered. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

          (jj) Mortgage Loan Attributes: The Mortgage Loan has the
characteristics set forth on Exhibit B to the related Assignment and Conveyance
Agreement;

          (kk) Other Insurance Policies; No Defense to Coverage. No action, inaction or event has occurred and no state of facts exists or has existed on or prior to the Closing Date that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable primary mortgage insurance policy, hazard insurance policy or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured), irrespective of the cause of such failure of coverage. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or by any officer, director, or employee of the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

          (ll) No Violation of Environmental Laws. The Mortgaged Property is
free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation.
There is no pending action or proceeding directly involving the Mortgaged
Property in which compliance with any environmental law, rule or regulation is an issue; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

          (mm) Servicemembers' Civil Relief Act. The Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers' Civil Relief Act of 1940, as amended, or any similar state statute;

          (nn) Appraisal. The Seller has delivered to the Purchaser an appraisal of the Mortgaged Property signed prior to the approval of the Mortgage application by an appraiser qualified under Fannie Mae and Freddie Mac guidelines who (i) is licensed in the state where the Mortgaged Property is located, (ii) has no interest, direct or indirect, in the Mortgaged Property or in any Loan or the security therefor, and (iii) does not receive compensation that is affected by the approval or disapproval of the Mortgage Loan. The appraisal shall have been made within one hundred and eighty (180) days of the origination of the Mortgage Loan and shall be

                                      -34-

completed in compliance with the Uniform Standards of Professional Appraisal
Practice, and all applicable Federal and state laws and regulations. If the appraisal was made more than one hundred and twenty (120) days before the origination of the Mortgage Loan, the Seller shall have received and delivered to the Purchaser a recertification of the appraisal;

          (oo) Disclosure Materials. The Mortgagor has, and has executed a statement to the effect that the Mortgagor has, received all disclosure materials required by applicable law and the Seller has complied with all applicable law with respect to the making of the Mortgage Loans. The Seller shall cause the Interim Servicer to maintain such statement in the Mortgage
File;

          (pp) Construction or Rehabilitation of Mortgaged Property. The
Mortgage Loan was not made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged
Property;

          (qq) [Reserved].

          (rr) Qualified Mortgage. The Mortgage Loan is a qualified mortgage under Section 860G(a)(3) of the Code;

          (ss) Fair Credit Reporting Act. If required under applicable law, the
Seller has in its capacity as servicer, for each Mortgage Loan, fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable)
on its borrower credit files to Equifax, Experian and Trans Union Credit
Information Company (three of the credit repositories), on a monthly basis;

          (tt) Leaseholds. If the Mortgage Loan is secured by a long-term residential lease, (1) the lessor under the lease holds a fee simple interest in the land; (2) the terms of such lease expressly permit the mortgaging of the leasehold estate, the assignment of the lease without the lessor's consent and the acquisition by the holder of the Mortgage of the rights of the lessee upon foreclosure or assignment in lieu of foreclosure or provide the holder of the
Mortgage with substantially similar protections; (3) the terms of such lease do not (a) allow the termination thereof upon the lessee's default without the holder of the Mortgage being entitled to receive written notice of, and opportunity to cure, such default, (b) allow the termination of the lease in the event of damage or destruction as long as the Mortgage is in existence, (c)
prohibit the holder of the Mortgage from being insured (or receiving proceeds of insurance) under the hazard insurance policy or policies relating to the
Mortgaged Property or (d) permit any increase in rent other than pre-established increases set forth in the lease; (4) the original term of such lease is not less than 15 years; (5) the term of such lease does not terminate earlier than five years after the maturity date of the Mortgage Note; and (6) the Mortgaged
Property is located in a jurisdiction in which the use of leasehold estates in transferring ownership in residential properties is a widely accepted practice;

          (uu) Prepayment Charge. The Mortgage Loan is subject to a Prepayment
Charge as provided in the related Mortgage Note except as set forth on Exhibit B to each related Assignment and Conveyance Agreement. With respect to each
Mortgage Loan that has a Prepayment Charge feature, each such Prepayment Charge is enforceable and will be enforced

                                      -35-

by the Seller for the benefit of the Purchaser, and each Prepayment Charge is permitted pursuant to federal, state and local law. Each such Prepayment Charge is in an amount equal to the maximum amount permitted under applicable law and no such Prepayment Charge may be imposed for a term in excess of five (5) years with respect to Mortgage Loans originated prior to October, 1, 2002. With respect to Mortgage Loans originated on or after October 1, 2002, no such
Prepayment Charge may be imposed for a term in excess of three (3) years

          (vv) Assumability. With respect to each Adjustable Rate Mortgage Loan, the Mortgage Loan Documents provide that after the related first Interest Rate
Adjustment Date, a related Mortgage Loan may only be assumed if the party assuming such Mortgage Loan meets certain credit requirements stated in the
Mortgage Loan Documents;

          (ww) Conversion to Fixed Interest Rate. With respect to Adjustable
Rate Mortgage Loans, the Mortgage Loan is not a Convertible Mortgage Loan;

          (xx) Escrow Analysis. With respect to each Mortgage, the Seller has within the last twelve months (unless such Mortgage was originated within such twelve month period) analyzed the required Escrow Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

          (yy) Predatory Lending Regulations. No Mortgage Loan is a High Cost
Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after
October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending
Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law. The Mortgaged Property is not located in a jurisdiction where a breach of this representation with respect to the related Mortgage Loan may result in additional assignee liability to the Purchaser, as determined by Purchaser in its reasonable discretion;

          (zz) Single-premium credit life insurance policy. No Mortgagor was required to purchase any single premium credit insurance policy (e.g., life, disability, property, accident, unemployment or health insurance product) or debt cancellation agreement as a condition of obtaining the extension of credit.
No Mortgagor obtained a prepaid single-premium credit insurance policy (e.g., life, disability, property, accident, unemployment, mortgage or health insurance) in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies as part of the origination of, or as a condition to closing, such
Mortgage Loan;

          (aaa) Regarding the Mortgagor. The Mortgagor is one or more natural persons and/or trustees for an Illinois land trust or a trustee under a "living trust" and such "living trust" is in compliance with Fannie Mae guidelines for such trusts;

          (bbb) Insurance. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of

                                      -36-

insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser;

          (ccc) Simple Interest Mortgage Loans. The Mortgage Loan is not a
simple interest Mortgage Loan;

          (ddd) Flood Certification Contract. The Mortgage Loan is covered by a paid in full, life of loan, transferable flood certification contract that has been assigned to the Purchaser;

          (eee) Consent. Either (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File;

          (fff) Origination Date. The date of origination of the Mortgage Loan shall be no earlier than six (6) months prior to the date such Mortgage Loan is first purchased by the Purchaser;

          (ggg) No Exception. The Custodian has not noted any material exceptions on an Exception Report (as defined in the Custodial Agreement) with respect to the Mortgage Loan which would materially adversely affect the
Mortgage Loan or the Purchaser's ownership of the Mortgage Loan, unless consented to by the Purchaser;

          (hhh) Mortgage Submitted for Recordation. The Mortgage either has been or will promptly be submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located;

          (iii) Endorsements. The Mortgage Note has been endorsed by Seller for its own account and not as a fiduciary, trustee, trustor or beneficiary under a trust agreement;

          (jjj) Accuracy of Information. All information provided to the
Purchaser by the Seller with respect to the Mortgage Loan is accurate in all material respects;

          (kkk) Mortgagor Bankruptcy. As of the Closing Date, the Mortgagor has
not (a) filed a bankruptcy petition, (b) become the subject of involuntary bankruptcy proceedings and (c) consented to the filing of a bankruptcy proceeding against it or to a receiver being appointed in respect of the related
Mortgaged Property;

          (lll) No Construction Loans. No Mortgage Loan was made in connection with (a) facilitating the trade-in or exchange of a Mortgaged Property or (b)
the construction or rehabilitation of a Mortgaged Property, unless the Mortgage
Loan is a construction-to-permanent mortgage loan listed on the Mortgage Loan
Schedule which has been fully disbursed, all construction work is complete and a completion certificate has been issued;

          (mmm) No Equity Participation. No document relating to the Mortgage
Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in

                                      -37-

the Mortgaged Property or the Mortgagor and Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor;

          (nnn) Proceeds of Mortgage Loan. The proceeds of the Mortgage Loan have not been and shall not be used to satisfy, in whole or in part, any debt owed or owing by the Mortgagor to Seller or any Affiliate or correspondent thereof unless such debt was originated more than 24 months prior to the origination of such Mortgage Loan; and

          (ooo) No Arbitration. No Mortgagor with respect to any Mortgage Loan originated on or after August 1, 2004 agreed to submit to arbitration to resolve any dispute arising out of or relating in any way to the mortgage loan transaction.

          Subsection 9.03. Remedies for Breach of Representations and
Warranties.

          It is understood and agreed that the representations and warranties set forth in Subsections 9.01 and 9.02 shall survive the sale of the Mortgage
Loans to the Purchaser and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or
Assignment of Mortgage or the examination or failure to examine any Mortgage
File. Upon discovery by either the Seller or the Purchaser of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other.

          Within 60 days of the earlier of either discovery by or notice to the
Seller of any breach of a representation or warranty which materially and adversely affects the value of the Mortgage Loans or the interest of the
Purchaser therein (or which materially and adversely affects the value of the applicable Mortgage Loan or the interest of the Purchaser therein in the case of a representation and warranty relating to a particular Mortgage Loan), the
Seller shall use its best efforts promptly to cure such breach in all material respects and, if such breach cannot be cured, the Seller shall, at the
Purchaser's option, repurchase such Mortgage Loan at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase. Notwithstanding the above sentence, within 60 days of the earlier of either discovery by, or notice to, the Seller of any breach of the representations and warranties set forth in clauses (rr), (ss), (uu), (yy),
(zz), or (ooo) of Subsection 9.02, the Seller shall repurchase such Mortgage
Loan at the Repurchase Price, together with all expenses incurred by the
Purchaser as a result of such repurchase. In the event that a breach shall involve any representation or warranty set forth in Subsection 9.01, and (except as provided in the preceding sentence with respect to certain breaches for which no cure is permitted) such breach cannot be cured within 60 days of the earlier of either discovery by or notice to the Seller of such breach, all of the
Mortgage Loans shall, at the Purchaser's option, be repurchased by the Seller at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase. However, if the breach shall involve a representation or warranty set forth in Subsection 9.02 (other than the representations and warranties set forth in clauses (rr), (ss) (uu), (yy), (zz) or (ooo) of such
Subsection) and the Seller discovers or receives notice of any such breach within 120 days of the related Closing Date, the Seller shall, at the
Purchaser's option and provided that the Seller has a Qualified Substitute
Mortgage Loan, rather than repurchase the Mortgage Loan as provided above, remove such Mortgage Loan (a "Deleted Mortgage Loan") and substitute in its place a Qualified Substitute Mortgage Loan or Loans, provided that any such substitution

                                      -38-

shall be effected not later than 120 days after the related Closing Date. If the
Seller has no Qualified Substitute Mortgage Loan, it shall repurchase the deficient Mortgage Loan. Any repurchase of a Mortgage Loan or Loans pursuant to the foregoing provisions of this Subsection 9.03 shall be accomplished by either
(a) if the Interim Servicing Agreement has been entered into and is in effect, deposit in the Custodial Account of the amount of the Repurchase Price for distribution to the Purchaser on the next scheduled Remittance Date, after deducting therefrom any amount received in respect of such repurchased Mortgage
Loan or Loans and being held in the Custodial Account for future distribution or
(b) if the Interim Servicing Agreement has not been entered into or is no longer in effect, by direct remittance of the Repurchase Price to the Purchaser or its designee in accordance with the Purchaser's instructions.

          At the time of repurchase or substitution, the Purchaser and the
Seller shall arrange for the reassignment of the Deleted Mortgage Loan to the
Seller and the delivery to the Seller of any documents held by the Custodian relating to the Deleted Mortgage Loan. In the event of a repurchase or substitution, the Seller shall, simultaneously with such reassignment, give written notice to the Purchaser that such repurchase or substitution has taken place, amend the Mortgage Loan Schedule to reflect the withdrawal of the Deleted
Mortgage Loan from this Agreement, and, in the case of substitution, identify a
Qualified Substitute Mortgage Loan and amend the Mortgage Loan Schedule to reflect the addition of such Qualified Substitute Mortgage Loan to this
Agreement. In connection with any such substitution, the Seller shall be deemed to have made as to such Qualified Substitute Mortgage Loan the representations and warranties set forth in this Agreement except that all such representations and warranties set forth in this Agreement shall be deemed made as of the date of such substitution. The Seller shall effect such substitution by delivering to the Custodian or to such other party as the Purchaser may designate in writing for such Qualified Substitute Mortgage Loan the documents required by Subsection
6.03, with the Mortgage Note endorsed as required by Subsection 6.03. No substitution will be made in any calendar month after the Determination Date for such month. The Seller shall cause the Interim Servicer to remit directly to the
Purchaser, or its designee in accordance with the Purchaser's instructions the
Monthly Payment less the Servicing Fee due, if any, on such Qualified Substitute
Mortgage Loan or Loans in the month following the date of such substitution.
Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution shall be retained by the Seller. For the month of substitution, distributions to the Purchaser shall include the Monthly Payment due on any Deleted Mortgage Loan in the month of substitution, and the Seller shall thereafter be entitled to retain all amounts subsequently received by the
Seller in respect of such Deleted Mortgage Loan.

          For any month in which the Seller substitutes a Qualified Substitute
Mortgage Loan for a Deleted Mortgage Loan, the Seller shall determine the amount
(if any) by which the aggregate principal balance of all Qualified Substitute
Mortgage Loans as of the date of substitution is less than the aggregate Stated
Principal Balance of all Deleted Mortgage Loans (after application of scheduled principal payments due in the month of substitution). The amount of such shortfall shall be distributed by the Seller directly to the Purchaser or its designee in accordance with the Purchaser's instructions within two (2) Business
Days of such substitution.

          In addition to such repurchase or substitution obligation, the Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and

                                      -39-

any Successor Servicer and its present and former directors, officers, employees and agents and hold such parties harmless against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of the Seller representations and warranties contained in this Agreement or any
Reconstitution Agreement. It is understood and agreed that the obligations of the Seller set forth in this Subsection 9.03 to cure, substitute for or repurchase a defective Mortgage Loan and to indemnify the Purchaser and
Successor Servicer as provided in this Subsection 9.03 and Subsection 14.01 constitute the sole remedies of the Purchaser and Successor Servicer respecting a breach of the foregoing representations and warranties. For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the
Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

          Any cause of action against the Seller relating to or arising out of the breach of any representations and warranties made in Subsections 9.01 and
9.02 shall accrue as to any Mortgage Loan upon (i) discovery of such breach by the Purchaser or notice thereof by the Seller to the Purchaser, (ii) failure by the Seller to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Seller by the Purchaser for compliance with this Agreement.

          Subsection 9.04. Repurchase of Mortgage Loans That Prepay in Full.

          If any Mortgage Loan is prepaid within ninety (90) days from and after the related Closing Date, the Seller shall pay to the Purchaser, within three
(3) business days of such prepayment in full, an amount equal to the Premium
Percentage multiplied by the outstanding principal balance of such Mortgage Loan as of the date of such prepayment in full less any prepayment fee actually received by the Purchaser.

          Subsection 9.05. Repurchase of Mortgage Loans with First Payment
Defaults.

          (a) If the related Mortgagor is delinquent with respect to the
Mortgage Loan's first Monthly Payment after origination of such Mortgage Loan, the Seller, at the Purchaser's option exercised in its sole discretion, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the percentage of par as stated in the related Purchase Price and Terms Agreement
(subject to adjustment as provided therein) multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such Mortgage Loan.

          (b) If the related Mortgagor is delinquent with respect to the
Mortgage Loan's Monthly Payment due in the month in which the related Closing
Date occurs or the Monthly Payment due in the first calendar month following the month in which the related Closing Date occurs, in each case on its due date or during such calendar month, all in accordance with

                                      -40-

terms of the related Mortgage Note, the Seller, at the Purchaser's option exercised in its sole discretion, shall repurchase such Mortgage Loan from the
Purchaser at a price equal to the percentage of par as stated in the related
Purchase Price and Terms Agreement (subject to adjustment as provided therein)
multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage
Interest Rate, plus any outstanding advances owed to any servicer in connection with such Mortgage Loan.

          Subsection 9.06. Representations and Warranties Regarding the
Purchaser.

          The Purchaser represents, warrants and covenants to the Seller that as of the date hereof and as of each Closing Date:

          (a) Due Organization and Authority. The Purchaser is a New York
corporation duly organized, validly existing and in good standing under the laws of the state of New York. The Purchaser has the full corporate power, authority and legal right to execute and deliver this Agreement and to perform its obligations hereunder; the execution, delivery and performance of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby have been duly and validly authorized; this Agreement and all agreements contemplated hereby have been duly executed and delivered and constitute the valid, legal, binding and enforceable obligations of the Purchaser, regardless of whether such enforcement is sought in a proceeding in equity or at law; and
all requisite corporate or other action has been taken by the Purchaser to make this Agreement and all agreements contemplated hereby valid and binding upon the
Purchaser in accordance with their terms;

          (b) No Conflicts. Neither the execution and delivery of this
Agreement, the acquisition of the Mortgage Loans by the Purchaser, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the
Purchaser's charter, by-laws or other organizational documents or any legal restriction or any agreement or instrument to which the Purchaser is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Purchaser or its property is subject;

          (c) Ability to Perform; Solvency. The Purchaser does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. The Purchaser is solvent and the acquisition of the Mortgage Loans will not cause the Purchaser to become insolvent.

          (d) No Litigation Pending. There is no action, suit, proceeding or investigation pending or, to Purchaser's knowledge threatened against the
Purchaser, before any court, administrative agency or other tribunal asserting the invalidity of this Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which would draw into question the validity of this Agreement or of any action taken or to be taken in connection with the obligations of the Purchaser contemplated herein, or which would be likely to impair the ability of the Purchaser to perform under the terms of this Agreement;

                                      -41-

          (e) No Consent Required. No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body is required for the execution, delivery and performance by the
Purchaser of or compliance by the Purchaser with this Agreement or the acquisition of the Mortgage Loans or the consummation of the transactions contemplated by this Agreement, or if required, such approval has been obtained prior to the related Closing Date.

          SECTION 10. Closing.

          The closing for the purchase and sale of each Mortgage Loan Package shall take place on the related Closing Date. At the Purchaser's option, the
Closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

          The closing for the Mortgage Loans to be purchased on each Closing
Date shall be subject to each of the following conditions:

          (a)  at least two Business Days prior to the related Closing Date, the
               Seller shall deliver to the Purchaser, in electronic format acceptable to the Purchaser in its sole discretion, a listing on a loan-level basis of the necessary information to compute the
               Purchase Price of the Mortgage Loans delivered on the Closing
               Date (including accrued interest), and prepare a Mortgage Loan
               Schedule;

          (b)  all of the representations and warranties of the Seller under this Agreement and of the Interim Servicer under the Interim
               Servicing Agreement (with respect to each Mortgage Loan for an interim period, as specified therein) shall be true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement or an Event of Default under the
               Interim Servicing Agreement;

          (c)  the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all closing documents as specified in Section 11 of this Agreement, in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

          (d)  the Seller shall have delivered and released to the Custodian all documents required pursuant to this Agreement; and

          (e)  all other terms and conditions of this Agreement and the related
               Purchase Price and Terms Agreement shall have been complied with.

          Subject to the foregoing conditions, the Purchaser shall pay to the
Seller on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 4 of this Agreement, by wire transfer of immediately available funds to the account designated by the Seller.

                                      -42-

          SECTION 11. Closing Documents.

          The Closing Documents for the Mortgage Loans to be purchased on each
Closing Date shall consist of fully executed originals of the following documents:

          1.   this Agreement (to be executed and delivered only for the initial
               Closing Date);

          2.   the Interim Servicing Agreement,  dated as of the initial Cut-off
               Date,  in the  form of  Exhibit  B  hereto  (to be  executed  and delivered only for the initial Closing Date);

          3.   with respect to the initial Closing Date, the Custodial
               Agreement, dated as of the initial Cut-off Date;

          4.   the related Mortgage Loan Schedule, segregated by Mortgage Loan
               Package, one copy to be attached hereto, one copy to be attached to the Custodian's counterpart of the Custodial Agreement, and one copy to be attached to the related Assignment and Conveyance as the Mortgage Loan Schedule thereto;

          5.   a Custodian's Certification, as required under the Custodial
               Agreement, in the form of Exhibit G-1 to the Custodial Agreement;

          6.   with respect to the initial Closing Date, a Custodial Account
               Letter Agreement or a Custodial Account Certification, as
               applicable, as required under the Interim Servicing Agreement;

          7.   with respect to the initial Closing Date, an Escrow Account
               Letter Agreement or an Escrow Account Certification, as
               applicable, as required under the Interim Servicing Agreement;

          8.   with respect to the initial Closing Date, an Officer's
               Certificate, in the form of Exhibit C hereto with respect to each of the Seller and the Interim Servicer, including all attachments hereto; with respect to subsequent Closing Dates, an Officer's
               Certificate upon request of the Purchaser;

          9.   with respect to the initial Closing Date, an Opinion of Counsel of each of the Seller and the Interim Servicer (who may be an employee of the Seller or the Interim Servicer, as applicable), in the form of Exhibit D hereto ("Opinion of Counsel of the
               Seller"); with respect to subsequent Closing Dates, an Opinion of
               Counsel of the Seller upon request of the Purchaser;

          10.  with respect to the initial Closing Date, an Opinion of Counsel of the Custodian (who may be an employee of the Custodian), in the form of an exhibit to the Custodial Agreement;

                                      -43-

          11.  a Security Release Certification, in the form of Exhibit E or F, as applicable, hereto executed by any person, as requested by the
               Purchaser, if any of the Mortgage Loans have at any time been subject to any security interest, pledge or hypothecation for the benefit of such person;

          12.  a certificate or other evidence of merger or change of name, signed or stamped by the applicable regulatory authority, if any of the Mortgage Loans were acquired by the Seller by merger or acquired or originated by the Seller while conducting business under a name other than its present name, if applicable;

          13.  with respect to the initial Closing Date, the Underwriting
               Guidelines to be attached to the related Assignment and
               Conveyance as Exhibit C;

          14.  Assignment and Conveyance Agreement in the form of Exhibit H hereto;

          15.  Exhibit B to the related Assignment and Conveyance Agreement; and

          16.  a MERS Report reflecting the Purchaser as Investor and no Person as Interim Funder for each MERS Designated Mortgage Loan.

          The Seller shall bear the risk of loss of the closing documents until such time as they are received by the Purchaser or its attorneys.

          SECTION 12. Costs.

          The Purchaser shall pay any commissions due its salesmen and the legal fees and expenses of its attorneys and custodial fees. All other costs and expenses incurred in connection with the transfer and delivery of the Mortgage
Loans and the Servicing Rights including recording fees, fees for title policy endorsements and continuations, fees for recording Assignments of Mortgage, and the Seller's attorney's fees, shall be paid by the Seller.

          SECTION 13. Cooperation of Seller with a Reconstitution.

          The Seller and the Purchaser agree that with respect to some or all of the Mortgage Loans, after each Closing Date, on one or more dates (each, a
"Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a sale (each, a "Reconstitution") of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

               a)   Fannie Mae under its Cash Purchase Program or MBS Program
                    (Special Servicing Option) (each, a "Fannie Mae Transfer");
                    or

               b)   Freddie Mac (the "Freddie Mac Transfer"); or

               c)   one or more third party purchasers in one or more Whole Loan
                    Transfers; or

                                      -44-

               d)   one or more trusts or other entities to be formed as part of one or more Securitization Transactions.

          The Seller agrees to execute in connection with any Agency Transfer, any and all reasonably acceptable pool purchase contracts, and/or agreements among the Purchaser, the Seller, Fannie Mae or Freddie Mac (as the case may be)
and any servicer in connection with a Whole Loan Transfer, a seller's warranties and servicing agreement or a participation and servicing agreement in form and substance reasonably acceptable to the parties, and in connection with a
Securitization Transaction, a pooling and servicing agreement in form and substance reasonably acceptable to the parties or an Assignment and Recognition
Agreement substantially in the form attached hereto as Exhibit J (collectively, the agreements referred to herein are designated, the "Reconstitution
Agreements"), together with an opinion of counsel with respect to such
Reconstitution Agreements.

          With respect to each Whole Loan Transfer and each Securitization
Transaction entered into by the Purchaser, the Seller agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser; and (3) to restate the representations and warranties set forth in this Agreement and the
Interim Servicing Agreement as of the settlement or closing date in connection with such Reconstitution (each, a "Reconstitution Date") or make the representations and warranties set forth in the related selling/servicing guide of the servicer or issuer, as the case may be, or such representations or warranties as may be required by any Rating Agency or prospective purchaser of the related securities or such Mortgage Loans, in connection with such
Reconstitution. The Seller shall provide to such servicer or issuer, as the case may be, and any other participants or purchasers in such Reconstitution: (i) any and all information and appropriate verification of information which may be reasonably available to the Seller or its affiliates, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request; and (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Seller or the Interim Servicer as are reasonably believed necessary by the Purchaser or any such other participant;
and (iii) to execute, deliver and satisfy all conditions set forth in any indemnity agreement required by the Purchaser or any such participant, including, without limitation, an Indemnification and Contribution Agreement in substantially the form attached hereto as Exhibit K. Moreover, the Seller agrees to cooperate with all reasonable requests made by the Purchaser to effect such
Reconstitution Agreements. The Seller shall indemnify the Purchaser, each affiliate of the Purchaser participating in the Reconstitution and each Person who controls the Purchaser or such affiliate and their respective present and former directors, officers, employees and agents, and hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that each of them may sustain in any way related to any information provided by or on behalf of the Seller regarding the Seller, the Seller's servicing practices or performance, the Mortgage Loans or the Underwriting
Guidelines set forth in any offering document prepared in connection with any
Reconstitution. For purposes of the previous sentence, "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all
Persons who previously were "Purchasers" under this Agreement.

                                      -45-

          In the event the Purchaser has elected to have the Interim Servicer or the Seller hold record title to the Mortgages, prior to the Reconstitution Date, the Interim Servicer or the Seller shall prepare an assignment of mortgage in blank or to the prospective purchaser or trustee, as applicable, from the
Interim Servicer or the Seller, as applicable, acceptable to the prospective purchaser or trustee, as applicable, for each Mortgage Loan that is part of the
Reconstitution and shall pay all preparation and recording costs associated therewith. In connection with the Reconstitution, the Interim Servicer shall execute or shall cause the Seller to execute each Assignment of Mortgage (except with respect to each MERS Designated Mortgage Loan), track such Assignments of
Mortgage to ensure they have been recorded and deliver them as required by the prospective purchaser or trustee, as applicable, upon the Interim Servicer's receipt thereof. Additionally, the Interim Servicer shall prepare and execute or shall cause the Seller to execute, at the direction of the Purchaser, any note endorsement in connection with any and all seller/servicer agreements.

          All Mortgage Loans not sold or transferred pursuant to a
Reconstitution shall remain subject to this Agreement and, if the Interim
Servicing Agreement shall remain in effect with respect to the related Mortgage
Loan Package, shall continue to be serviced in accordance with the terms of this
Agreement and the Interim Servicing Agreement and with respect thereto this
Agreement shall remain in full force and effect.

          SECTION 14. The Seller.

          Subsection 14.01. Additional Indemnification by the Seller; Third
Party Claims.

          (a) The Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents, and hold such parties harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees (including legal fees incurred in connection with the enforcement of the Seller's indemnification obligation under this Section 14.01)
and related costs, judgments, and any other costs, fees and expenses that such parties may sustain in any way related to the failure of the Seller to perform its duties and the Interim Servicer to service the Mortgage Loans in strict compliance with the terms of this Agreement or any Reconstitution Agreement entered into pursuant to Section 13 or any breach of any of Seller's representations, warranties and covenants set forth in this Agreement (provided that such costs shall not include any lost profits). For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the
Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

          (b) Promptly after receipt by an indemnified party under this Section
14.01 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 14.01, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party under this Section 14.01, except to the extent that it has been prejudiced

                                      -46-

in any material respect, or from any liability which it may have, otherwise than under this Section 14.01. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party or parties shall have reasonably concluded that there may be legal defenses available to it or them and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party for expenses incurred by the indemnified party in connection with the defense thereof unless
(i) the indemnified party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with one local counsel, if applicable)), (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party; and except that, if clause (i) or (iii) is applicable, such liability shall be only in respect of the counsel referred to in such clause (i) or (iii).

          Subsection 14.02. Merger or Consolidation of the Seller.

          The Seller will keep in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

          Any Person into which the Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the
Seller shall be a party, or any Person succeeding to the business of the Seller, shall be the successor of the Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall have a net worth of at least $30,000,000.

          SECTION 15. Financial Statements.

          The Seller understands that in connection with the Purchaser's marketing of the Mortgage Loans, the Purchaser shall make available to prospective purchasers audited financial statements of the Seller for the most recently completed three fiscal years respecting which such statements are available, as well as a Consolidated Statement of Condition of the Seller at the

                                      -47-

end of the last two fiscal years covered by such Consolidated Statement of
Operations. The Seller shall also make available any comparable interim statements to the extent any such statements have been prepared by the Seller
(and are available upon request to members or stockholders of the Seller or the public at large). The Seller, if it has not already done so, agrees to furnish promptly to the Purchaser copies of the statements specified above. The Seller shall also make available information on its servicing performance with respect to loans serviced for others, including delinquency ratios.

          The Seller also agrees to allow reasonable access to a knowledgeable financial or accounting officer for the purpose of answering questions asked by any prospective purchaser regarding recent developments affecting the Seller or the financial statements of the Seller.

          SECTION 16. Mandatory Delivery; Grant of Security Interest.

          The sale and delivery on the related Closing Date of the Mortgage
Loans described on the related Mortgage Loan Schedule is mandatory from and after the date of the execution of the related Purchase Price and Terms
Agreement, it being specifically understood and agreed that each Mortgage Loan is unique and identifiable on the date hereof and that an award of money damages would be insufficient to compensate the Purchaser for the losses and damages incurred by the Purchaser (including damages to prospective purchasers of the
Mortgage Loans) in the event of the Seller's failure to deliver (i) each of the related Mortgage Loans or (ii) one or more Qualified Substitute Mortgage Loans or (iii) one or more Mortgage Loans otherwise acceptable to the Purchaser on or before the related Closing Date. The Seller agrees that it shall hold such
Mortgage Loans in custody for the Purchaser subject to the Purchaser's (i) right to reject any Mortgage Loan (or Qualified Substitute Mortgage Loan) under the terms of this Agreement and to require another Mortgage Loan (or Qualified
Substitute Mortgage Loan) to be substituted therefor, and (ii) obligation to pay the Purchase Price for the Mortgage Loans. All rights and remedies of the
Purchaser under this Agreement are distinct from, and cumulative with, any other rights or remedies under this Agreement or afforded by law or equity and all such rights and remedies may be exercised concurrently, independently or successively.

          SECTION 17. Notices.

          All demands, notices and communications hereunder shall be in writing and shall be given via email, facsimile transmission or registered or certified mail to the person at the address set forth below:

                                      -48-

               (i)      if to the Seller:

                        Lenders Direct Capital Corp.
                        26140 Enterprise Way
                        2nd Floor
                        Lake Forest, Ca 92630
                        Attention: Yolanda Talbot
                        Secondary Marketing Manager
                        Fax:  949.340.2250 Fax
                        Email:  yolanda.talbot@lendersdirectcapital.com

               (ii)     if to the Purchaser:

                        IXIS Real Estate Capital Inc.
                        9 West 57th Street
                        New York, New York 10019
                        Attention:  Christopher Connelly
                        Fax:  212-891-6288
                        Email:  c.connelly@ixiscm.com

                        with a copy to:

                        IXIS Real Estate Capital Inc.
                        9 West 57th Street
                        New York, New York 10019
                        Attention:  General Counsel
                        Fax:  212-891-1922
                        Email:  albert.zakes@ixiscm.com

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

          SECTION 18. Severability Clause.

          Any part, provision representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this
Agreement without regard to such invalidity.

                                      -49-

          SECTION 19. Counterparts.

          This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

          SECTION 20. Governing Law Jurisdiction; Consent to Service of Process.

          THIS AGREEMENT SHALL BE DEEMED IN EFFECT WHEN A FULLY EXECUTED
COUNTERPART THEREOF IS RECEIVED BY THE PURCHASER IN THE STATE OF NEW YORK AND
SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF NEW YORK. THIS AGREEMENT SHALL
BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT
TO ITS CHOICE OF LAW RULES AND PRINCIPLES. EACH OF THE PURCHASER AND THE SELLER
IRREVOCABLY (I) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE
STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE
SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING
RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW,
THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH
COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY
SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY
SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS
TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL
ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER.

          SECTION 21. Intention of the Parties.

          It is the intention of the parties that the Purchaser is purchasing, and the Seller is selling the Mortgage Loans and not a debt instrument of the
Seller or another security. Accordingly, the parties hereto each intend to treat the transaction for Federal income tax purposes as a sale by the Seller, and a purchase by the Purchaser, of the Mortgage Loans. Moreover, the arrangement under which the Mortgage Loans are held shall be consistent with classification of such arrangement as a grantor trust in the event it is not found to represent direct ownership of the Mortgage Loans. The Purchaser shall have the right to review the Mortgage Loans and the related Mortgage Loan Files to determine the characteristics of the Mortgage Loans which shall affect the Federal income tax consequences of owning the Mortgage Loans and the Seller shall cooperate with all reasonable requests made by the Purchaser in the course of such review.

          SECTION 22. Successors and Assigns; Assignment of Purchase Agreement.

          This Agreement shall bind and inure to the benefit of and be enforceable by the Seller and the Purchaser and the respective permitted successors and assigns of the Seller and the successors and assigns of the
Purchaser. This Agreement shall not be assigned, pledged or hypothecated by the
Seller to a third party without the prior written consent of the Purchaser,

                                      -50-

which consent may be withheld by the Purchaser in its sole discretion. This
Agreement may be assigned, pledged or hypothecated by the Purchaser in whole or in part, and with respect to one or more of the Mortgage Loans, without the consent of the Seller. There shall be no limitation on the number of assignments or transfers allowable by the Purchaser with respect to the Mortgage Loans and this Agreement. In the event the Purchaser assigns this Agreement, and the assignee assumes any of the Purchaser's obligations hereunder, the Seller acknowledges and agrees to look solely to such assignee, and not to the
Purchaser, for performance of the obligations so assumed and the Purchaser shall be relieved from any liability to the Seller with respect thereto.

          SECTION 23. Waivers.

          No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

          SECTION 24. Exhibits.

          The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

          SECTION 25. General Interpretive Principles.

          For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

          (a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

          (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

          (c) references herein to "Articles," "Sections," "Subsections,"
"Paragraphs," and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

          (d) reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

          (e) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

          (f) the term "include" or "including" shall mean without limitation by reason of enumeration.

                                      -51-

          SECTION 26. Reproduction of Documents.

          This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

          SECTION 27. Further Agreements.

          The Seller and the Purchaser each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this
Agreement.

          SECTION 28. Recordation of Assignments of Mortgage.

          To the extent permitted by applicable law, each of the Assignments of
Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or their comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected at the Seller's expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option.

          SECTION 29. No Solicitation.

          From and after the Closing Date, the Seller agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors on the Seller's behalf, to personally, by telephone or mail (via electronic means or otherwise), solicit the borrower or obligor under any Mortgage Loan for any purpose whatsoever, including to refinance a Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. It is understood and agreed that all rights and benefits relating to the solicitation of any Mortgagors and the attendant rights, title and interest in and to the list of such Mortgagors and data relating to their Mortgages (including insurance renewal dates) shall be transferred to the Purchaser pursuant hereto on the Closing Date and the Seller shall take no action to undermine these rights and benefits. Notwithstanding the foregoing, it is understood and agreed that promotions undertaken by the Seller or any affiliate of the Seller which are directed to the general public at large, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements shall not constitute solicitation under this Section 29.

                                      -52-

          SECTION 30. Waiver of Trial by Jury.

          THE SELLER AND THE PURCHASER EACH KNOWINGLY, VOLUNTARILY AND
INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT
IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS
AGREEMENT.

          SECTION 31. Compliance with Regulation AB

          Subsection 31.01. Intent of the Parties; Reasonableness.

          The Purchaser and the Seller acknowledge and agree that the purpose of
Section 31 of this Agreement is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. Although Regulation AB is applicable by its terms only to offerings of asset-backed securities that are registered under the
Securities Act, the Company acknowledges that investors in privately offered securities may require that the Purchaser or any Depositor provide comparable disclosure in unregistered offerings. References in this Agreement to compliance with Regulation AB include provision of comparable disclosure in private offerings.

          Neither the Purchaser nor any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the
Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder (or the provision in a private offering of disclosure comparable to that required under the Securities Act). The Seller acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Purchaser or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Securitization Transaction, the Seller shall cooperate fully with the Purchaser to deliver to the Purchaser (including any of its assignees or designees) and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Purchaser or any Depositor to permit the Purchaser or such
Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Seller, any Third-Party Originator and the Mortgage
Loans, or the servicing of the Mortgage Loans, reasonably believed by the
Purchaser or any Depositor to be necessary in order to effect such compliance.

          Subsection 31.02. Additional Representations and Warranties of the
Seller.

          (a) The Seller shall be deemed to represent to the Purchaser and to any Depositor, as of the date on which information is first provided to the
Purchaser or any Depositor under Subsection 31.03 that, except as disclosed in writing to the Purchaser or such Depositor prior to such date: (i) the Seller is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Seller; (ii) the Interim Servicer has not been terminated as

                                      -53-

servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger;
(iii) no material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the
Interim Servicer as servicer has been disclosed or reported by the Seller; (iv)
no material changes to the Interim Servicer's policies or procedures with respect to the servicing function it will perform under the Interim Servicing
Agreement and any Reconstitution Agreement for mortgage loans of a type similar to the Mortgage Loans have occurred during the three-year period immediately preceding the related Securitization Transaction; (v) there are no aspects of the Interim Servicer's financial condition that could have a material adverse effect on the performance by the Interim Servicer of its servicing obligations under the Interim Servicing Agreement or any Reconstitution Agreement; (vi)
there are no material legal or governmental proceedings pending (or known to be contemplated) against the Seller, Interim Servicer, any Subservicer or any
Third-Party Originator; and (vii) there are no affiliations, relationships or transactions relating to the Seller, Interim Servicer, any Subservicer or any
Third-Party Originator with respect to any Securitization Transaction and any party thereto identified by the related Depositor of a type described in Item
1119 of Regulation AB.

          (b) If so requested by the Purchaser or any Depositor on any date following the date on which information is first provided to the Purchaser or any Depositor under Subsection 31.03, the Seller shall, within five Business
Days following such request, confirm in writing the accuracy of the representations and warranties set forth in paragraph (a) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

          Subsection 31.03. Information to Be Provided by the Seller.

          In connection with any Securitization Transaction the Seller shall (i)
within five Business Days following request by the Purchaser or any Depositor, provide to the Purchaser and such Depositor (or, as applicable, cause each
Third-Party Originator to provide), in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, the information and materials specified in paragraphs (a) and (b) of this Section, and (ii) as promptly as practicable following notice to or discovery by the Seller, provide to the Purchaser and any Depositor (in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor) the information specified in paragraph (d) of this Section.

          (a) If so requested by the Purchaser or any Depositor, the Seller shall provide such information regarding (i) the Seller, as originator of the
Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified
Correspondent), or (ii) each Third-Party Originator, as is requested for the purpose of compliance with Items 1103(a)(1), 1105, 1110, 1117 and 1119 of
Regulation AB. Such information shall include, at a minimum:

                                      -54-

          (A) the originator's form of organization;

          (B) a description of the originator's origination program and how long the originator has been engaged in originating residential mortgage loans, which description shall include a discussion of the originator's experience in originating mortgage loans of a similar type as the Mortgage Loans; information regarding the size and composition of the originator's origination portfolio;
and information that may be material, in the good faith judgment of the
Purchaser or any Depositor, to an analysis of the performance of the Mortgage
Loans, including the originators' credit-granting or underwriting criteria for mortgage loans of similar type(s) as the Mortgage Loans and such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with Item 1110(b)(2) of Regulation AB;

          (C) a description of any material legal or governmental proceedings pending (or known to be contemplated) against the Seller and each Third-Party
Originator; and

          (D) a description of any affiliation or relationship between the
Seller, each Third-Party Originator and any of the following parties to a
Securitization Transaction, as such parties are identified to the Seller by the
Purchaser or any Depositor in writing in advance of such Securitization
Transaction:

               (1)  the sponsor;

               (2)  the depositor;

               (3)  the issuing entity;

               (4)  any servicer;

               (5)  any trustee;

               (6)  any originator;

               (7)  any significant obligor;

               (8)  any enhancement or support provider; and

               (9)  any other material transaction party.

          (b) If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide)
Static Pool Information with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below)
originated by (i) the Seller, if the Seller is an originator of Mortgage Loans
(including as an acquirer of Mortgage Loans from a Qualified Correspondent), and/or (ii) each Third-Party Originator. Such Static Pool Information shall be prepared by the Seller (or Third-Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(1)-(3)
of Regulation AB. To the extent that there is reasonably

                                      -55-

available to the Seller (or Third-Party Originator) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. The content of such Static Pool Information may be in the form customarily provided by the Seller, and need not be customized for the Purchaser or any Depositor. Such Static Pool Information for
each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than 135 days prior to the date of the prospectus or other offering document in which the
Static Pool Information is to be included or incorporated by reference. The
Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format reasonably required by the
Purchaser or the Depositor, as applicable.

          Promptly following notice or discovery of a material error in Static
Pool Information provided pursuant to the immediately preceding paragraph
(including an omission to include therein information required to be provided pursuant to such paragraph), the Seller shall provide corrected Static Pool
Information to the Purchaser or any Depositor, as applicable, in the same format in which Static Pool Information was previously provided to such party by the
Seller.

          If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), such agreed-upon procedures letters of certified public accountants reasonably acceptable to the
Purchaser or Depositor, as applicable, pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after
January 1, 2006 or, in the case of Static Pool Information with respect to the
Seller's or Third-Party Originator's originations or purchases, to calendar months commencing January 1, 2006, as the Purchaser or such Depositor shall reasonably request. Such letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which may include, by way of example, any Sponsor, any Depositor and any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a
Securitization Transaction. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such
Depositor.

          (c) [Reserved].

          (d) If so requested by the Purchaser or any Depositor for the purpose of satisfying its reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Seller shall (or shall cause each
Third-Party Originator to) (i) notify the Purchaser and any Depositor in writing of (A) any material litigation or governmental proceedings pending against the
Seller or any Third-Party Originator and (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between the Seller or any Third-Party Originator and any of the parties specified in clause (D) of paragraph (a) of this Section (and any other parties identified in writing by the requesting party) with

                                      -56-

respect to such Securitization Transaction, and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships.

          Subsection 31.04. Indemnification; Remedies.

          (a) The Seller shall indemnify the Purchaser, each affiliate of the
Purchaser, and each of the following parties participating in a Securitization
Transaction: each sponsor and issuing entity; each Person responsible for the preparation, execution or filing of any report required to be filed with the
Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange
Act with respect to such Securitization Transaction; each broker dealer acting as underwriter, placement agent or initial purchaser, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the
Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees and agents of each of the foregoing and of the Depositor, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

          (i) (A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, accountants'
     letter or other material provided under this Section 31 by or on behalf of the Seller, or provided under this Section 31 by or on behalf of any
     Third-Party Originator (collectively, the "Seller Information"), or (B) the omission or alleged omission to state in the Seller Information a material fact required to be stated in the Seller Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Seller Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Seller Information or any portion thereof is presented together with or separately from such other information;

          (ii) any failure by the Seller or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 31; or

          (iii) any breach by the Seller of a representation or warranty set forth in Subsection 31.02(a) or in a writing furnished pursuant to
     Subsection 31.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection 31.02(b) to the extent made as of a date subsequent to such closing date.

          In the case of any failure of performance described in clause (a)(ii)
of this Section, the Seller shall promptly reimburse the Purchaser, any
Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a

                                      -57-

certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange
Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants' letter or other material not delivered as required by the Seller or any Third-Party Originator.

          (b) (i) Any failure by the Seller or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 31, or any breach by the Seller of a representation or warranty set forth in Subsection 31.02(a) or in a writing furnished pursuant to Subsection 31.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection
31.02(b) to the extent made as of a date subsequent to such closing date, shall immediately and automatically, without notice or grace period, constitute an
Event of Default with respect to the Seller under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Purchaser or
Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Interim Servicer as servicer under the Interim Servicing
Agreement and/or any applicable Reconstitution Agreement without payment
(notwithstanding anything in this Agreement or any applicable Reconstitution
Agreement to the contrary) of any compensation to the Interim Servicer; provided that to the extent that any provision of this Agreement and/or any applicable
Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Interim Servicer as servicer, such provision shall be given effect.

                     [SIGNATURES COMMENCE ON FOLLOWING PAGE]

                                      -58-

          IN WITNESS WHEREOF, the Seller and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

                                        IXIS REAL ESTATE CAPITAL INC.
                                               (Purchaser)

                                        By: /s/ Kathy Lynch
                                            ------------------------------------
                                            Name: Kathy Lynch
                                            Title: Director

                                        By: /s/ F. Rene Mendez
                                            ------------------------------------
                                            Name: F. Rene Mendez
                                            Its: Managing Director

                                        LENDERS DIRECT CAPITAL CORPORATION
                                                  (Seller)

                                        By: /s/
                                            ------------------------------------
                                            Name:
                                            Title:

                                      -59-

                                                                       Exhibit A

                                    EXHIBIT A

                         CONTENTS OF EACH MORTGAGE FILE

          With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the
Purchaser and any prospective Purchaser, and which shall be delivered to the
Custodian, or to such other Person as the Purchaser shall designate in writing, pursuant to Section 6 of the Second Amended and Restated Mortgage Loan Purchase
and Warranties Agreement to which this Exhibit is attached (the "Agreement"):

          (a) the original Mortgage Note bearing all intervening endorsements evidencing a complete chain of assignment from the originator to the Seller, endorsed "Pay to the order of _________, without recourse" and signed in the name of the Seller by an authorized officer. To the extent that there is no room on the face of the Mortgage Notes for endorsements, the endorsement may be contained on an allonge, if state law so allows and the Custodian is so advised by the Seller that state law so allows. If the Mortgage Loan was acquired by the
Seller in a merger, the endorsement must be by "Lenders Direct Capital Corp., successor by merger to [name of predecessor]." If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the endorsement must be by "Lenders Direct Capital Corp., formerly known as
[previous name]";

          (b) the original of any guarantee executed in connection with the
Mortgage Note;

          (c) the original Mortgage with evidence of recording thereon. If in connection with any Mortgage Loan, the Seller cannot deliver or cause to be delivered the original Mortgage with evidence of recording thereon on or prior to the Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, the Seller shall deliver or cause to be delivered to the
Custodian, a photocopy of such Mortgage, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the
Seller stating that such Mortgage has been dispatched to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or (ii) in the case of a
Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage;

          (d) the originals of all assumption, modification, consolidation or extension agreements, if any, with evidence of recording thereon;

          (e) except with respect to each MERS Designated Mortgage Loan, the original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for

                                       A-1

recording. The Assignment of Mortgage must be duly recorded only if recordation is either necessary under applicable law or commonly required by private institutional mortgage investors in the area where the Mortgaged Property is located or on direction of the Purchaser as provided in this Agreement. If the
Assignment of Mortgage is to be recorded, the Mortgage shall be assigned to the
Purchaser. If the Assignment of Mortgage is not to be recorded, the Assignment of Mortgage shall be delivered in blank. If the Mortgage Loan was acquired by the Seller in a merger, the Assignment of Mortgage must be made by "Lenders
Direct Capital Corp., successor by merger to [name of predecessor]". If the
Mortgage Loan was acquired or originated by the Seller while doing business under another name, the Assignment of Mortgage must be by "Lenders Direct
Capital Corp., formerly known as [previous name]";

          (f) the originals of all intervening assignments of mortgage, evidencing a complete chain of assignment from the originator to the Seller (or
MERS with respect to each MERS Designated Mortgage Loan), with evidence of recording thereon, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of mortgage, the
Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such intervening assignment, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller stating that such intervening assignment of mortgage has been dispatched to the appropriate public recording office for recordation and that such original recorded intervening assignment of mortgage or a copy of such intervening assignment of mortgage certified by the appropriate public recording office to be a true and complete copy of the original recorded intervening assignment of mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or
(ii) in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment;

          (g) The original mortgagee policy of title insurance or, in the event such original title policy is unavailable, a certified true copy of the related policy binder or commitment for title certified to be true and complete by the title insurance company; and

          (h) security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage.

          In the event an Officer's Certificate of the Seller is delivered to the Purchaser because of a delay caused by the public recording office in returning any recorded document, the Seller shall deliver to the Purchaser, within 90 days of the Closing Date, an Officer's Certificate which shall (i)
identify the recorded document, (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay caused by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document will be delivered to the Custodian; provided, however, that any recorded document shall in any event be delivered no later than one year from the applicable Closing
Date. An extension of the date specified in (iv) above may be requested from the
Purchaser, which consent shall not be unreasonably withheld.

                                       A-2

                                                                       Exhibit B

                                    EXHIBIT B

                       FORM OF INTERIM SERVICING AGREEMENT

                                       B-1

                                                                       Exhibit C

                                    EXHIBIT C

                     FORM OF SELLER'S OFFICER'S CERTIFICATE

          I, ____________________, hereby certify that I am the duly elected
[Vice] President of ________________[COMPANY], a [state] [federally] chartered institution organized under the laws of the [state of ____________] [United
States] (the "Company"), and further as follows:

          1. Attached hereto as Exhibit 1 is a true, correct and complete copy of the charter of the Company which is in full force and effect on the date hereof and which has been in effect without amendment, waiver, rescission or modification since ___________.

          2. Attached hereto as Exhibit 2 is a true, correct and complete copy of the bylaws of the Company which are in effect on the date hereof and which have been in effect without amendment, waiver, rescission or modification since ___________.

          3. Attached hereto as Exhibit 3 is an original certificate of good standing of the Company issued within ten days of the date hereof, and no event has occurred since the date thereof which would impair such standing.

          4. Attached hereto as Exhibit 4 is a true, correct and complete copy of the corporate resolutions of the Board of Directors of the Company authorizing the Company to execute and deliver [each of [the Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of
     _______ __, ____, by and between IXIS Real Estate Capital Inc. (the
     "Purchaser") and the Company (the "Purchase Agreement"),] [the Second
     Amended and Restated Interim Servicing Agreement, dated as of _______ __,
     ____, by and between the Company and the Purchaser (the "Interim Servicing
     Agreement")] [and to endorse the Mortgage Notes and execute the Assignments of Mortgages by original [or facsimile] signature,]] and such resolutions are in effect on the date hereof and have been in effect without amendment, waiver, rescission or modification since ____________.

          5. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the [Purchase Agreement, the Interim Servicing Agreement] the sale of the mortgage loans or the consummation of the transactions contemplated by the agreements; or (ii) any required consent, approval, authorization or order has been obtained by the Company.

          6. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of the [Purchase Agreement and the Interim
     Servicing Agreement] conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter or by-laws of the Company, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or any statute or order, rule, regulations,

                                       C-1

     writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

          7. To the best of my knowledge, there is no action, suit, proceeding or investigation pending or threatened against the Company which, in my judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the [Purchase Agreement and the Interim Servicing Agreement,] or the mortgage loans or of any action taken or to be taken in connection with the transactions contemplated hereby, or which would be likely to impair materially the ability of the
     Company to perform under the terms of the [Purchase Agreement and the
     Interim Servicing Agreement].

          8. Each person listed on Exhibit 5 attached hereto who, as an officer or representative of the Company, signed (a) the Purchase Agreement, (b)
     the Interim Servicing Agreement and (c) any other document delivered or on the date hereof in connection with any purchase described in the agreements set forth above was, at the respective times of such signing and delivery, and is now, a duly elected or appointed, qualified and acting officer or representative of the Company, who holds the office set forth opposite his or her name on Exhibit 5, and the signatures of such persons appearing on such documents are their genuine signatures.

          9. The Company is duly authorized to engage in the transactions described and contemplated in the [Purchase Agreement, the Interim
     Servicing Agreement and the Custodial Agreement].

                                       C-2

          IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Company.

Dated:                                  By:
       --------------------                 ------------------------------------
                                            Name:
                                                  ------------------------------
[Seal]                                            Title: [Vice] President

          I, ________________________, an [Assistant] Secretary of
______________[COMPANY], hereby certify that ____________ is the duly elected, qualified and acting [Vice] President of the Company and that the signature appearing above is [her] [his] genuine signature.

          IN WITNESS WHEREOF, I have hereunto signed my name.

Dated: ____________________             By:
                                            ------------------------------------
                                            Name:
                                                  ------------------------------
                                                  Title: [Assistant] Secretary

                                      C-3

                                  EXHIBIT 5 to
                         Company's Officer's Certificate

NAME                                 TITLE                    SIGNATURE
------------------------   ------------------------   ------------------------

________________________   ________________________   ________________________

________________________   ________________________   ________________________

________________________   ________________________   ________________________

________________________   ________________________   ________________________

________________________   ________________________   ________________________

________________________   ________________________   ________________________

                                       C-4

                                                                       Exhibit D

                                    EXHIBIT D

                    FORM OF OPINION OF COUNSEL TO THE SELLER
                           AND INTERIM SERVICER (DATE)

IXIS Real Estate Capital Inc.
9 West 57th Street, 36th Floor
New York, New York 10019

Dear Sirs:

          You have requested [our] [my] opinion, as [Assistant] General Counsel to ___________________ (the "Company"), with respect to certain matters in connection with the sale by the Company of the Mortgage Loans pursuant to that certain Second Amended and Restated Mortgage Loan Purchase and Warranties
Agreement by and between the Company and IXIS Real Estate Capital Inc. (the
"Purchaser"), dated as of _________ __, ____ (the "Purchase Agreement") which sale is in the form of whole loans, delivered pursuant to a Custodial Agreement dated as of _____ __, ____ among the Purchaser, the Company,
________________________ (the "Interim Servicer") and ______________________
[CUSTODIAN] (the "Custodial Agreement") and serviced pursuant to an Interim
Servicing Agreement, dated as of ______ __, ____ by and between the Interim
Servicer and the Purchaser (the "Interim Servicing Agreement" and, collectively with the Purchase Agreement and the Custodial Agreement, the "Agreements").
Capitalized terms not otherwise defined herein have the meanings set forth in the Purchase Agreement and the Interim Servicing Agreement.

          [We] [I] have examined the following documents:

          1.   the Purchase Agreement;

          2.   the Interim Servicing Agreement;

          3.   the Custodial Agreement;

          4.   the form of Assignment of Mortgage;

          5.   the form of endorsement of the Mortgage Notes; and

          6.   such other documents, records and papers as we have deemed necessary and relevant as a basis for this opinion.

          To the extent [we] [I] have deemed necessary and proper, [we] [I] have relied upon the representations and warranties of the Company and the Interim
Servicer contained in the Purchase Agreement and in the Interim Servicing
Agreement, as applicable. [We] [I] have assumed the authenticity of all documents submitted to [us] [me] as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents.

                                       D-1

          Based upon the foregoing, it is [our] [my] opinion that:

     1.   The Company and the Interim Servicer is [type of entity] duly organized, validly existing and in good standing under the laws of the
          [United States] and are qualified to transact business in, and is in good standing under, the laws of [the state of incorporation].

     2.   Each of the Company and the Interim Servicer has the power to engage in the transactions contemplated by the Agreements to which it is a party and all requisite power, authority and legal right to execute and deliver such Agreements and to perform and observe the terms and conditions of such Agreements.

     3.   Each of the Agreements to which it is a party has been duly authorized, executed and delivered by the Company and the Interim
          Servicer, as applicable, and is a legal, valid and binding agreement enforceable in accordance with its respective terms against the
          Company and the Interim Servicer, as applicable, subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance, none of which will materially interfere with the realization of the benefits provided thereunder or with the Purchaser's ownership of the
          Mortgage Loans.

     4.   Each of the Company and the Interim Servicer has been duly authorized to allow any of its officers to execute any and all documents by original signature in order to complete the transactions contemplated by the Agreements to which it is a party by original [or facsimile]
          signature in order to execute the endorsements to the Mortgage Notes and the Assignments of Mortgages, and the original [or facsimile]
          signature of the officer at the Company executing the endorsements to the Mortgage Notes and the Assignments of Mortgages represents the legal and valid signature of said officer of the Company.

     5.   Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company or the Interim Servicer of or compliance by the Company or the Interim Servicer with the Agreements to which it is a party and the sale of the Mortgage Loans by the
          Company or the consummation of the transactions contemplated by the
          Agreements to which each is a party or (ii) any required consent, approval, authorization or order has been obtained by the Company or the Interim Servicer.

     6.   Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of, the Agreements to which it is a party conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter, by-laws or other organizational documents of the Company or the
          Interim Servicer, as applicable, the terms of any indenture or other agreement or instrument to which the Company or the Interim Servicer is a party or by which it is bound or to which it is subject, or violates any statute or

                                       D-2

          order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company or the
          Interim Servicer is subject or by which it is bound.

     7.   There is no action, suit, proceeding or investigation pending or threatened against the Company or the Interim Servicer which, in [our]
          [my] judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or the
          Interim Servicer or in any material impairment of the right or ability of the Company or the Interim Servicer to carry on its business substantially as now conducted or in any material liability on the part of the Company or the Interim Servicer or which would draw into question the validity of the Agreements to which it is a party or the
          Mortgage Loans or of any action taken or to be taken in connection with the transactions contemplated thereby, or which would be likely to impair the ability of the Company or the Interim Servicer to perform under the terms of the Agreements to which it is a party.

     8.   The sale of each Mortgage Note and Mortgage as and in the manner contemplated by the Agreements is sufficient to fully transfer to the
          Purchaser all right, title and interest of the Company thereto as noteholder and mortgagee.

     9.   The Mortgages have been duly assigned and the Mortgage Notes have been duly endorsed as provided in the Custodial Agreement. The Assignments of Mortgage are in recordable form, except for the insertion of the name of the assignee, and upon the name of the assignee being inserted, are acceptable for recording under the laws of the state where each related Mortgaged Property is located. The endorsement of the Mortgage Notes, the delivery to the Purchaser, or its designee, of the Assignments of Mortgage, and the delivery of the original endorsed
          Mortgage Notes to the Purchaser, or its designee, are sufficient to permit the Purchaser to avail itself of all protection available under applicable law against the claims of any present or future creditors of the Company, and are sufficient to prevent any other sale, transfer, assignment, pledge or hypothecation of the Mortgages and the
          Mortgage Notes by the Company from being enforceable.

          This opinion is given to you for your sole benefit, and no other person or entity is entitled to rely hereon except that the purchaser or purchasers to which you initially and directly resell the Mortgage Loans may rely on this opinion as if it were addressed to them as of its date.

                                        Very truly yours,

                                        ----------------------------------------
                                                         [Name]
                                               [Assistant] General Counsel

                                       D-3

                                                                       Exhibit E

                                    EXHIBIT E

                     FORM OF SECURITY RELEASE CERTIFICATION

                                                      ___________________, _____

_________________________
_________________________
_________________________

Attention:
           _________________________
           _________________________

          Notice of Sale and Release of Collateral

Dear Sirs:

          This letter serves as notice that ________________________ [COMPANY] a
[type of entity], organized pursuant to the laws of [the state of incorporation]
(the "Company") has committed to sell to IXIS Real Estate Capital Inc. under the
Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement,
dated as of ______ __, ____, certain mortgage loans originated by the Company.
The Company warrants that the mortgage loans to be sold to IXIS Real Estate
Capital Inc. are in addition to and beyond any collateral required to secure advances made by you to the Company.

          The Company acknowledges that the mortgage loans to be sold to IXIS
Real Estate Capital Inc. shall not be used as additional or substitute collateral for advances made by [____________]. IXIS Real Estate Capital Inc.
understands that the balance of the Company's mortgage loan portfolio may be used as collateral or additional collateral for advances made by [___________], and confirms that it has no interest therein.

                                      E-1

          Execution of this letter by [___________] shall constitute a full and complete release of any security interest, claim, or lien which [___________]
may have against the mortgage loans to be sold to IXIS Real Estate Capital Inc.

                                        Very truly yours,

                                        ----------------------------------------

                                        By:
                                           -------------------------------------
                                        Name:
                                             -----------------------------------
                                        Title:
                                              ----------------------------------
                                        Date:
                                             -----------------------------------

Acknowledged and approved:

__________________________

By:
   -------------------------------------
Name:
     -----------------------------------
Title:
      ----------------------------------
Date:
     -----------------------------------

                                      E-1

                                                                       Exhibit F

                                    EXHIBIT F

                     FORM OF SECURITY RELEASE CERTIFICATION

                         I. Release of Security Interest

          The financial institution named below hereby relinquishes any and all right, title and interest it may have in all Mortgage Loans to be purchased by
IXIS Real Estate Capital Inc. from the Company named below pursuant to that certain Second Amended and Restated Mortgage Loan Purchase and Warranties
Agreement, dated as of ______ __, ____, and certifies that all notes, mortgages, assignments and other documents in its possession relating to such Mortgage
Loans have been delivered and released to the Company named below or its designees, as of the date and time of the sale of such Mortgage Loans to IXIS
Real Estate Capital Inc.

Name and Address of Financial Institution

     -----------------------------------
             (Name)

     -----------------------------------
             (Address)

     By:
        --------------------------------

                                      F-1

                          II. Certification of Release

          The Company named below hereby certifies to IXIS Real Estate Capital
Inc. that, as of the date and time of the sale of the above-mentioned Mortgage
Loans to IXIS Real Estate Capital Inc. the security interests in the Mortgage
Loans released by the above-named financial institution comprise all security interests relating to or affecting any and all such Mortgage Loans. The Company warrants that, as of such time, there are and will be no other security interests affecting any or all of such Mortgage Loans.

                                        ----------------------------------------

                                        By:
                                           -------------------------------------
                                        Title:
                                              ----------------------------------
                                        Date:
                                             -----------------------------------

                                      F-2

                                                                       Exhibit G

                                    EXHIBIT G

                                   [RESERVED]

                                      G-1

                                                                       Exhibit H

                                    EXHIBIT H

                            ASSIGNMENT AND CONVEYANCE

          On this ___ day of __________, ____, ___________________ ("Seller"),
as (i) the Seller under that certain Purchase Price and Terms Agreement, dated as of ___________, _____ (the "PPTA"), (ii) the Seller under that certain Second
Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of ________, ____ (the "Purchase Agreement") and (iii) the Seller/Interim
Servicer under that certain Interim Servicing Agreement, dated as of
___________, ____ (the "Interim Servicing Agreement" and, together with the PPTA and the Purchase Agreement, the "Agreements") does hereby sell, transfer, assign, set over and convey to IXIS Real Estate Capital Inc. ("Purchaser") as the Purchaser under the Agreements, without recourse, but subject to the terms of the Agreements, all right, title and interest of, in and to the Mortgage
Loans listed on the Mortgage Loan Schedule attached hereto as Exhibit A (the
"Mortgage Loans"), together with the Mortgage Files and all rights and obligations arising under the documents contained therein. Each Mortgage Loan subject to the Agreements was underwritten in accordance with, and conforms to, the Underwriting Guidelines attached hereto as Exhibit C. Pursuant to Section 6 of the Purchase Agreement, the Seller has delivered to the Custodian the documents for each Mortgage Loan to be purchased as set forth in the Custodial
Agreement. The contents of each Servicing File required to be retained by
__________________________ ("Interim Servicer") to service the Mortgage Loans pursuant to the Interim Servicing Agreement and thus not delivered to the
Purchaser are and shall be held in trust by the Seller in its capacity as
Interim Servicer for the benefit of the Purchaser as the owner thereof. The
Interim Servicer's possession of any portion of the Servicing File is at the will of the Purchaser for the sole purpose of facilitating servicing of the related Mortgage Loan pursuant to the Interim Servicing Agreement, and such retention and possession by the Interim Servicer shall be in a custodial capacity only. The ownership of each Mortgage Note, Mortgage, the Servicing
Rights and the contents of the Mortgage File and Servicing File is vested in the
Purchaser and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the
Seller or the Interim Servicer shall immediately vest in the Purchaser and shall be retained and maintained, in trust, by the Seller at the will of the Purchaser in such custodial capacity only.

          The Mortgage Loan Package characteristics of the Mortgage Loans subject hereto are set forth on Exhibit B hereto.

          In accordance with Section 6 of the Purchase Agreement, the Purchaser accepts the Mortgage Loans listed on Exhibit A attached hereto. Notwithstanding the foregoing the Purchaser does not waive any rights or remedies it may have under the Agreements.

          Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.

                            [SIGNATURE PAGE FOLLOWS]

                                      H-1

                                           [SELLER]

                                        By:
                                           -------------------------------------
                                           Name:
                                                --------------------------------
                                           Title:
                                                 -------------------------------

Accepted and Agreed:

     IXIS REAL ESTATE CAPITAL INC.

     By:
        --------------------------------
        Name:
             ---------------------------
        Title:
              --------------------------

     By:
        --------------------------------
        Name:
             ---------------------------
        Title:
              --------------------------

                                      H-2

                                    EXHIBIT A
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                               THE MORTGAGE LOANS

                                      H-3

                                    EXHIBIT B
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

             REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE POOL
                 CHARACTERISTICS OF EACH MORTGAGE LOAN PACKAGE

          Pool Characteristics of the Mortgage Loan Package as delivered on the related Closing Date:

          No Mortgage Loan has: (1) an outstanding principal balance less than
$_________; (2) an origination date earlier than _ months prior to the related
Cut-off Date; (3) a CLTV of greater than _____%; (4) a FICO Score of less than
___; or (5) a debt-to-income ratio of more than __%. Each First Lien Loan has a
Mortgage Interest Rate of at least ___% per annum and an outstanding principal balance less than $_________. Each Second Lien Loan has a Mortgage Interest Rate
of at least ______% per annum and an outstanding principal balance less than
$________. Each Adjustable Rate Mortgage Loan has an Index of [_______].

                                      H-4

                                    EXHIBIT C
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                             UNDERWRITING GUIDELINES

                                      H-5

                                    EXHIBIT I

                        SELLER'S UNDERWRITING GUIDELINES

                                      I-1

                                    EXHIBIT J

                  FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

          THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated [____________ __,
20__] ("Agreement"), among IXIS Real Estate Capital Inc. ("Assignor"),
[____________________] ("Assignee") and [SELLER] (the "Company"):

          For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance

          1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the
"Mortgage Loans") and (b) except as described below, that certain Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement (the "Purchase
Agreement"), dated as of December 1, 2005, between the Assignor, as purchaser
(the "Purchaser"), and the Company, as seller, solely insofar as the Purchase
Agreement relates to the Mortgage Loans.

          The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the
Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage
Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser under Section 9.04 of the Purchase Agreement.

Recognition of the Company

          2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the
Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to [__________________] (the
"Trust") created pursuant to a Pooling and Servicing Agreement, dated as of
[______], 2002 (the "Pooling Agreement"), among the Assignee, the Assignor,
[___________________], as trustee (including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"),
[____________________], as servicer (including its successors in interest and any successor servicer under the Pooling Agreement, the "Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust (including the Trustee and the
Servicer acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder

                                      J-1

insofar as they relate to the Mortgage Loans, and (iv) all references to the
Purchaser, the Custodian or the Bailee under the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust
(including the Trustee and the Servicer acting on the Trust's behalf). Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the
Mortgage Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company

          3. The Company warrants and represents to the Assignor, the Assignee and the Trust as of the date hereof that:

     (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

     (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the
     Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

     (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

     (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this
     Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

                                      J-2

          4. Pursuant to Section 13 of the Purchase Agreement, the Company
hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that the representations and warranties set forth in Section 9.02 of the Purchase Agreement are true and correct as of the date hereof as if such representations and warranties were made on the date hereof unless otherwise specifically stated in such representations and warranties.

Remedies for Breach of Representations and Warranties

          5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee and the Servicer acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Miscellaneous

          6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

          7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

          8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee and the
Servicer acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

          9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement
(to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the
Purchase Agreement.

          10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

          11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

          12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

                                      J-3

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                        [SELLER]

                                        By:
                                            Name:
                                                 -------------------------------
                                            Its:
                                                --------------------------------

                                            IXIS REAL ESTATE CAPITAL INC.

                                        By:
                                            Name:
                                                 -------------------------------
                                            Its:
                                                --------------------------------

                                        By:
                                            Name:
                                                 -------------------------------
                                            Its:
                                                --------------------------------

                                            [____________________________]

                                        By:
                                            Name:
                                                 -------------------------------
                                            Its:
                                                --------------------------------

                                      J-4

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT

                             MORTGAGE LOAN SCHEDULE

                                       J-5

                                                                       Exhibit K

                                    EXHIBIT K

                        FORM OF INDEMNIFICATION AGREEMENT

          This INDEMNIFICATION AND CONTRIBUTION AGREEMENT ("Agreement"), dated as of [_______], 200_, between IXIS Real Estate Capital Inc., a New York corporation ("IXIS"), [_____________], a [_______________] (the "Seller") and
[_____________], a [_______________] [(the "Initial Servicer")].

          WHEREAS, [________________] (the "Depositor"), is acting as depositor and registrant with respect to the Prospectus, dated [________________], and the
Prospectus Supplement to the Prospectus, [________________] (the "Prospectus
Supplement"), relating to [________________] Certificates (the "Certificates")
to be issued pursuant to a Pooling and Servicing Agreement, dated as of
[________________] (the "P&S"), among the Depositor, as depositor,
[________________], as servicer (the "Servicer"), and [________________], as trustee (the "Trustee");

          WHEREAS, as an inducement to the Depositor to enter into the P&S, and
[____________________] (the "Underwriter[s]") to enter into the Underwriting
Agreement, dated [____________________] (the "Underwriting Agreement") between the Depositor and the Underwriter[s], Seller has agreed to provide for indemnification and contribution on the terms and conditions hereinafter set forth;

          WHEREAS, IXIS purchased from Seller certain of the Mortgage Loans underlying the Certificates (the "Mortgage Loans") from Seller pursuant to a
Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement,
dated as of December 1, 2005 (the "Purchase Agreement"), by and between IXIS and
Seller; and

          WHEREAS, pursuant to Section 13 of the Purchase Agreement, Seller has agreed to indemnify IXIS, the Depositor, the Underwriter[s] and their respective affiliates, present and former directors, officers, employees and agents.

          NOW THEREFORE, in consideration of the agreements contained herein, and other valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and IXIS agree as follows:

          1. Indemnification and Contribution.

          (a) Seller [and Initial Servicer] agrees to indemnify and hold harmless IXIS, the Depositor, the Underwriter[s] and their respective affiliates, present and former directors, officers, employees and agents and each person, if any, who controls IXIS, the Depositor, the Underwriter[s] or such affiliate within the meaning of either Section 15 of the Securities Act of
1933, as amended (the "1933 Act"), or Section 20 of the Securities Exchange Act
of 1934, as amended (the "1934 Act"), against any and all losses, claims, damages or liabilities, joint or

                                      K-1

several, to which they or any of them may become subject under the 1933 Act, the
1934 Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based in whole or in part upon any untrue statement or alleged untrue statement of a material fact contained in the
Prospectus Supplement or in the Free Writing Prospectus or any omission or alleged omission to state in the Prospectus Supplement or in the Free Writing
Prospectus a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any such untrue statement or omission or alleged untrue statement or alleged omission made in any amendment of or supplement to the
Prospectus Supplement or the Free Writing Prospectus and agrees to reimburse
IXIS, the Depositor, the Underwriter[s] or such affiliates and each such officer, director, employee, agent and controlling person promptly upon demand for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that Seller [and Initial Servicer] shall be liable in any such case only to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with the
Seller Information [and Servicer Information]. The foregoing indemnity agreement is in addition to any liability which Seller [and the Initial Servicer] may otherwise have to IXIS, the Depositor, the Underwriter[s] its affiliates or any such director, officer, employee, agent or controlling person of IXIS, the
Depositor, the Underwriter[s] or their respective affiliates.

          As used herein:

          "Seller Information" means any information relating to Seller, the
Mortgage Loans and/or the underwriting guidelines [and/or servicing guidelines]
relating to the Mortgage Loans set forth in the Prospectus Supplement or the
Free Writing Prospectus [and static pool information regarding mortgage loans originated or acquired by the Seller [and included in the Prospectus Supplement, the Offering Circular or the Free Writing Prospectus] [incorporated by reference from the website located at [______________]].

          "Free Writing Prospectus" means any written communication that constitutes a "free writing prospectus," as defined in Rule 405 under the 1933
Act.

          ["Servicer Information" means any information relating to Initial
Servicer, the Mortgage Loans and/or the servicing guidelines relating to the
Mortgage Loans set forth in the Prospectus Supplement or the Free Writing
Prospectus [and static pool information regarding mortgage loans originated or acquired by the Initial Servicer [and included in the Prospectus Supplement, the
Offering Circular or the Free Writing Prospectus] [incorporated by reference from the website located at [______________]].]

          (b) Promptly after receipt by any indemnified party under this Section
1 of notice of any claim or the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 1, notify the indemnifying party in writing of the claim or the commencement of that action; provided, however, that the failure to notify an indemnifying party shall not relieve it from any liability

                                      K-2

which it may have under this Section 1 except to the extent it has been materially prejudiced by such failure; and provided, further, however, that the failure to notify any indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under this Section 1.

          If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, except as provided in the following paragraph, the indemnifying party shall not be liable to the indemnified party under this Section 1 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation.

          Any indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless: (i) the employment thereof has been specifically authorized by the indemnifying party in writing; (ii) such indemnified party shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party and in the reasonable judgment of such counsel it is necessary or appropriate for such indemnified party to employ separate counsel;
or (iii) the indemnifying party has failed to assume the defense of such action and employ counsel reasonably satisfactory to the indemnified party, in which case, if such indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party, it being understood, however, the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to local counsel) at any time for all such indemnified parties.

          Each indemnified party, as a condition of the indemnity agreements contained in this Section 1, shall cooperate with the indemnifying party in the defense of any such action or claim. No indemnifying party shall be liable for any settlement of any such action effected without its written consent (which consent shall not be unreasonably withheld), but if settled with its written consent or if there be a final judgment for the plaintiff in any such action, the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment.

          Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for reasonable fees and expenses of counsel, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such

                                      K-3

indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement.

          (c) If the indemnification provided for in this Section 1 is unavailable to an indemnified party, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities, in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, respectively, in connection with the statements or omissions that result in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the indemnified party and indemnifying party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission and any other equitable considerations.

          (d) The indemnity and contribution agreements contained in this
Section 1 and the representations and warranties set forth in Section 2 shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by IXIS, the Depositor, the
Underwriter[s] their respective affiliates, directors, officers, employees or agents or any person controlling IXIS, the Depositor, the Underwriter[s] or any such affiliate and (iii) acceptance of and payment for any of the Offered
Certificates.

          2. Representations and Warranties. Seller [and Initial Servicer]
represents and warrants that:

          (i) Seller [and Initial Servicer] is validly existing and in good standing under the laws of its jurisdiction of formation or incorporation, as applicable, and has full power and authority to own its assets and to transact the business in which it is currently engaged. Seller [and Initial
     Servicer] is duly qualified to do business and is in good standing in each jurisdiction in which the character of the business transacted by it or any properties owned or leased by it requires such qualification and in which the failure so to qualify would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of
     Seller [and Initial Servicer];

          (ii) Seller [and Initial Servicer] is not required to obtain the consent of any other person or any consent, license, approval or authorization from, or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Agreement;

          (iii) the execution, delivery and performance of this Agreement by
     Seller [and Initial Servicer] will not violate any provision of any existing law or regulation or any order decree of any court applicable to
     Seller [and Initial Servicer] or any provision of the charter or bylaws of
     Seller [and Initial Servicer], or constitute a material breach of any mortgage, indenture, contract or other agreement to which Seller [and
     Initial Servicer] is a party or by which it may be bound;

                                      K-4

          (iv) (a) no proceeding of or before any court, tribunal or governmental body is currently pending or, (b) to the knowledge of Seller
     [and Initial Servicer], threatened against Seller [and Initial Servicer] or any of its properties or with respect to this Agreement or the Offered
     Certificates, in either case, which would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of
     Seller [and Initial Servicer];

          (v) Seller [and Initial Servicer] has full power and authority to make, execute, deliver and perform this Agreement and all of the transactions contemplated hereunder, and has taken all necessary corporate action to authorize the execution, delivery and performance of this
     Agreement. When executed and delivered, this Agreement will constitute the legal, valid and binding obligation of each of Seller [and Initial
     Servicer] enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors'
     rights generally, by the availability of equitable remedies, and by limitations of public policy under applicable securities law as to rights of indemnity and contribution thereunder; and

          (vi) this Agreement has been duly executed and delivered by Seller
     [and Initial Servicer].

          3. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to Seller [and Initial Servicer], will be mailed, delivered or telegraphed and confirmed [______________________]; or, if sent to IXIS, will be mailed, delivered or telegraphed and confirmed to IXIS
Real Estate Capital Inc., 9 West 57th Street, New York, New York 10019,
Attention: General Counsel.

          4. Miscellaneous. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws provisions thereof. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns and the controlling persons referred to herein, and no other person shall have any right or obligation hereunder. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be considered an original, and all such counterparts shall constitute one and the same instrument. Capitalized terms used but not defined herein shall have the meanings provided in the P&S.

                  [Remainder of Page Intentionally Left Blank]

                                      K-5

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers hereunto duly authorized, this
__th day of [_____________].

                                        IXIS REAL ESTATE CAPITAL INC.

                                        By:
                                            Name:
                                            Title:

                                        By:
                                            Name:
                                            Title:

                                            [SELLER]

                                        By:
                                            Name:
                                            Title:

                                            [INITIAL SERVICER]

                                        By:
                                            Name:
                                            Title:

                                      K-6

                                   EXHIBIT GG

                            LIME FINANCIAL AGREEMENTS

                                      HH-1

                                                                  EXECUTION COPY

                      ASSIGNMENT AND RECOGNITION AGREEMENT

          THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated January 30, 2007
("Agreement"), among IXIS Real Estate Capital Inc. ("Assignor"), Morgan Stanley
ABS Capital I Inc. ("Assignee") and Lime Financial Services. Ltd. (the
"Company"):

          For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance

          1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the
"Mortgage Loans") and (b) except as described below, that certain Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement (the "Purchase
Agreement"), dated as of April 27, 2006, between the Assignor, as purchaser (the
"Purchaser"), and the Company, as seller, solely insofar as the Purchase
Agreement relates to the Mortgage Loans.

          The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the
Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage
Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser (a) under Subsection 9.04 of the Purchase Agreement or (b) to any
premium recapture (i.e., the excess, if any, of the purchase price percentage over par) in connection with any repurchase pursuant to Subsections 9.03 and
9.05 of the Purchase Agreement.

Recognition of the Company

          2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the
Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to IXIS Real Estate Capital Trust
2007-HE1 (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of January 1, 2007 (the "Pooling Agreement"), among the Assignee, the
Assignor, Deutsche Bank National Trust Company, as trustee (in such capacity, including its successors in interest and any successor trustees under the
Pooling Agreement, the "Trustee"), Wells Fargo Bank, National Association, as
securities administrator (in such capacity, including its successors in interest and any successor securities administrators under the Pooling Agreement, the
"Securities Administrator"), master servicer (in such capacity, including its successors in interest and any successor master servicers under the Pooling
Agreement, the "Master Servicer") and Saxon Mortgage Services, Inc., as servicer
(including its successors in interest and any successor servicer under the
Pooling Agreement, the "Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the
Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the
Mortgage Loans, (iii) the Trust (including the Trustee, Securities
Administrator, Master Servicer and the Servicer acting on the Trust's behalf)
shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the
Mortgage Loans, and (iv) all references to the Purchaser, the Custodian or the
Bailee under the Purchase Agreement insofar as they relate to the Mortgage
Loans, shall be deemed to refer to the Trust (including the Trustee, Securities
Administrator, Master Servicer and the Servicer acting on the Trust's behalf).
Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase
Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Purchase
Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company

          3. The Company warrants and represents to the Assignor, the Assignee and the Trust (including the Trustee, Securities Administrator, Master Servicer
and the Servicer acting on the Trust's behalf) as of the date hereof that:

     (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

     (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the
     Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

     (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

     (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this
     Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

          4. Pursuant to Section 13 of the Purchase Agreement, the Company
hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust (including the Trustee, Securities Administrator, Master Servicer
and the Servicer acting on the Trust's behalf), that the representations and warranties set forth in Section 9.02 of the Purchase Agreement are true and correct as of the date hereof as if such representations and warranties were made on the date hereof unless otherwise specifically stated in such representations and warranties.

Remedies for Breach of Representations and Warranties

          5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee,
Securities Administrator, Master Servicer and the Servicer acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in
Subsection 9.03 of the Purchase Agreement as if they were set forth herein
(including without limitation the repurchase and indemnity obligations set forth therein); provided, however, that the Assignor specifically reserves and does not assign to the Assignee hereunder any and all right, title and interest in the Premium Percentage, if any, due in connection with the repurchase of a
Mortgage Loan pursuant to Subsections 9.03, 9.04 and 9.05.

Miscellaneous

          6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

          7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

          8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee,
Securities Administrator, Master Servicer and the Servicer acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed
Assignor, Assignee or Company, respectively, hereunder.

          9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement
(to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the
Purchase Agreement.

          10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

          11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

          12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                        LIME FINANCIAL SERVICES, LTD.

                                        By: /s/ Mike Parthasarathy
                                            -----------------------------------
                                            Name: Mike Parthasarathy
                                            Its: EVP Capital Markets

                                        IXIS REAL ESTATE CAPITAL INC.

                                        By: /s/ F. Rene Mendez
                                            -----------------------------------
                                            Name: F. Rene Mendez
                                            Its: Managing Director

                                        By: /s/ Christopher Hayden
                                            -----------------------------------
                                            Name: Christopher Hayden
                                            Its: Managing Director

                                        MORGAN STANLEY ABS CAPITAL I
                                        INC.

                                        By: /s/ Valerie Kay
                                            -----------------------------------
                                            Name: Valerie Kay
                                            Its: Vice President

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT

                             MORTGAGE LOAN SCHEDULE

                                      A-1

                                                                  EXECUTION COPY

================================================================================

             SECOND AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND
                              WARRANTIES AGREEMENT

                                   ----------

                         IXIS REAL ESTATE CAPITAL INC.,

                                    Purchaser

                         LIME FINANCIAL SERVICES, LTD.,

                                     Seller

                                   ----------

                           Dated as of April 27, 2006

         Adjustable-Rate and Fixed-Rate, B/C Residential Mortgage Loans

================================================================================

                                                                          Page
                                                                          ----

   Subsection 6.01.    Conveyance of Mortgage Loans; Possession

SECTION 9.    REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE
              SELLER; REMEDIES FOR BREACH..............................    21

   Subsection 9.01.    Representations and Warranties Regarding
                       the Seller......................................    21

   Subsection 9.02.    Representations and Warranties Regarding
                       Individual Mortgage Loans.......................    24

   Subsection 9.03.    Remedies for Breach of Representations
                       and Warranties..................................    40

   Subsection 9.04.    Repurchase of Mortgage Loans That Prepay
                       in Full.........................................    42

   Subsection 9.05.    Repurchase of Mortgage Loans with First
                       Payment Defaults................................    42

                                       -i-

   Subsection 14.01.   Additional Indemnification by the Seller;

SECTION 20.   GOVERNING LAW JURISDICTION; CONSENT TO SERVICE OF
              PROCESS..................................................    51

SECTION 21.   INTENTION OF THE PARTIES.................................    51

SECTION 22.   SUCCESSORS AND ASSIGNS; ASSIGNMENT OF PURCHASE

                                      -ii-

   Subsection 31.02.   Additional Representations and Warranties of

                                      -iii-

                                    EXHIBITS

EXHIBIT A   CONTENTS OF EACH MORTGAGE FILE

EXHIBIT B   FORM OF INTERIM SERVICING AGREEMENT

EXHIBIT C   FORM OF SELLER'S OFFICER'S CERTIFICATE

EXHIBIT D   FORM OF OPINION OF COUNSEL TO THE SELLER AND THE INTERIM SERVICER

EXHIBIT E   FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT F   FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT G   [RESERVED]

EXHIBIT H   FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT

EXHIBIT I   SELLER'S UNDERWRITING GUIDELINES

EXHIBIT J   FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

EXHIBIT K   FORM OF INDEMNIFICATION AND CONTRIBUTION AGREEMENT

                                      -iv-

             SECOND AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND
                              WARRANTIES AGREEMENT

          This SECOND AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND WARRANTIES
AGREEMENT (the "Agreement"), dated as of April 27, 2006, by and between IXIS
Real Estate Capital Inc., a New York corporation, having an office at 9 West
57th Street, 36th Floor, New York, New York 10019 (the "Purchaser"), and Lime
Financial Services, Ltd., an Oregon corporation, having an office at 5885 SW
Meadows Road, Suite 600, Lake Oswego, Oregon 97035 (the "Seller").

                                   WITNESSETH:

          WHEREAS, the Purchase and the Seller are parties to that certain
Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of December 1, 2005 (the "Original Purchase Agreement") and the Seller desires to sell, from time to time, to the Purchaser, and the Purchaser desires to purchase, from time to time, from the Seller, certain first and second lien, adjustable-rate and fixed-rate B/C residential mortgage loans (the "Mortgage
Loans") on a servicing released basis as described herein, and which shall be delivered in pools of whole loans (each, a "Mortgage Loan Package") on various dates as provided herein (each, a "Closing Date");

          WHEREAS, at the present time, the Purchaser and the Seller desire to amend the Original Purchase Agreement to make certain modifications as set forth herein with respect to all Mortgage Loans acquired pursuant to this Agreement or the Original Purchase Agreement.

          WHEREAS, each Mortgage Loan is secured by a mortgage, deed of trust or other security instrument creating a first or second lien on a residential dwelling located in the jurisdiction indicated on the Mortgage Loan Schedule for the related Mortgage Loan Package;

          WHEREAS, the Purchaser and the Seller wish to prescribe the manner of the conveyance, servicing by the Interim Servicer and control of the Mortgage
Loans; and

          WHEREAS, following its purchase of the Mortgage Loans from the Seller, the Purchaser desires to sell some or all of the Mortgage Loans to one or more purchasers as a whole loan transfer or a public or private, rated or unrated mortgage pass-through transaction;

          NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Seller agree as follows:

          SECTION 1. Definitions.

          For purposes of this Agreement the following capitalized terms shall have the respective meanings set forth below.

          Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located and incorporating the Delinquency Collection Policies and Procedures.

          Act: The National Housing Act, as amended from time to time.

          Adjustable Rate Mortgage Loan: An adjustable rate Mortgage Loan purchased pursuant to this Agreement.

          Affiliate: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person.
For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such
Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and
"controlled" have meanings correlative to the foregoing.

          Agency Transfer: A Fannie Mae Transfer or a Freddie Mac Transfer.

          Agreement: This Second Amended and Restated Mortgage Loan Purchase and
Warranties Agreement and all amendments hereof and supplements hereto.

          ALTA: The American Land Title Association and its successors in interest.

          Appraised Value: (i) With respect to any First Lien Loan, the value of the related Mortgaged Property based upon the appraisal made, if any, for the originator at the time of origination of the Mortgage Loan or the sales price of the Mortgaged Property at such time of origination, whichever is less; provided, however, that in the case of a refinanced Mortgage Loan, such value is based solely upon the appraisal made, if any, at the time of origination of such refinanced Mortgage Loan, and (ii) with respect to any Second Lien Loan, the value, determined pursuant to the Seller's Underwriting Guidelines, of the related Mortgaged Property as of the origination of the Second Lien Loan.

          Assignment and Conveyance Agreement: As defined in Subsection 6.01.

          Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser.

          Balloon Mortgage Loan: Any Mortgage Loan that requires only payments of interest until the stated maturity date of the Mortgage Loan or the Monthly
Payments of principal which (not including the payment due on its stated
maturity date) are based on an amortization schedule that would be insufficient to fully amortize the principal thereof by stated maturity date of the Mortgage
Loan.

          Business Day: Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions, in the State of New York or the state in which

                                       -2-

the Interim Servicer's servicing operations are located, are authorized or obligated by law or executive order to be closed.

          Closing Date: The date or dates on which the Purchaser from time to time shall purchase and the Seller from time to time shall sell the Mortgage
Loans listed on the related Mortgage Loan Schedule with respect to the related
Mortgage Loan Package.

          CLTV: As of any date and as to (1) any Second Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the Second Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are senior or equal in priority to the Second Lien Loan and which are secured by the same Mortgaged
Property to (b) the Appraised Value and (2) any First Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the First Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are junior or equal in priority to the First Lien Loan and which are secured by the same Mortgaged
Property to (b) the Appraised Value.

          Code: Internal Revenue Code of 1986, as amended.

          Commission: The United States Securities and Exchange Commission.

          Condemnation Proceeds: All awards or settlements in respect of a
Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

          Convertible Mortgage Loan: Any individual Adjustable Rate Mortgage
Loan purchased pursuant to this Agreement which contains a provision whereby the
Mortgagor is permitted to convert the Adjustable Rate Mortgage Loan to a Fixed
Rate Mortgage Loan in accordance with the terms of the related Mortgage Note.

          Covered Loan: A Mortgage Loan categorized as Covered pursuant to
Appendix E of Standard & Poor's Glossary.

          Credit Files: As defined in Section 5 herein.

          Custodial Account: The separate account or accounts created and maintained pursuant to Section 2.04 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

          Custodial Agreement: The agreement governing the retention of the originals of each Mortgage Note, Mortgage, Assignment of Mortgage and other
Mortgage Loan Documents, to be executed between the Purchaser and the Custodian and to be dated as of the related Cut-Off Date.

          Custodian: The custodian under the Custodial Agreement, or its successor in interest or assigns, or any successor to the Custodian under the
Custodial Agreement, as therein provided. If at any time there is no Custodial
Agreement in effect with respect to a Mortgage

                                       -3-

Loan, all references to the Custodian herein and in the Interim Servicing
Agreement shall be deemed to refer to the Purchaser (or its designee) with respect to such Mortgage Loan.

          Cut-off Date: The date or dates designated as such on the related
Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

          Deemed Material Breach Representation: Each representation identified as such in Subsection 9.02.

          Deleted Mortgage Loan: A Mortgage Loan that is repurchased or replaced or to be replaced with a Qualified Substitute Mortgage Loan by the Seller in accordance with the terms of this Agreement.

          Delinquency Collection Policies and Procedures: The delinquency collection policies and procedures of the Seller, a copy of which is attached to the Interim Servicing Agreement.

          Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

          Determination Date: The date specified in the Interim Servicing
Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

          Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

          Eligible Account: Any of (i) an account maintained with a federal or state chartered depository institution or trust company the short-term unsecured debt obligations of which (or, in the case of a depository institution or trust company that is a subsidiary of a holding company, the short-term unsecured debt obligations of such holding company) are rated A-1 by Standard & Poor's or
Prime-1 by Moody's (or a comparable rating if another Rating Agency is specified by the Purchaser by written notice to the Seller) at the time any amounts are held on deposit therein, (ii) an account or accounts the deposits in which are fully insured by the FDIC, or (iii) a trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity.

          Escrow Account: The separate account or accounts created and maintained pursuant to Section 2.06 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

          Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

          Exchange Act: The Securities Exchange Act of 1934, as amended.

                                       -4-

          Fannie Mae: The Federal National Mortgage Association and its
successors in interest.

          Fannie Mae Transfer: As defined in Section 13 hereof.

          FDIC: The Federal Deposit Insurance Corporation and its successors in interest.

          FHA: The Federal Housing Administration, an agency within the United
States Department of Housing and Urban Development and its successors in interest and including the Federal Housing Commissioner and the Secretary of
Housing and Urban Development where appropriate under the FHA Regulations.

          First Lien Loan: Any Mortgage Loan secured by a first lien Mortgage on the related Mortgaged Property.

          Fitch: Fitch, Inc. and its successors in interest.

          Fixed Rate Mortgage Loan: A fixed rate mortgage loan purchased pursuant to this Agreement.

          Freddie Mac: The Federal Home Loan Mortgage Corporation and its
successors in interest.

          Freddie Mac Transfer: As defined in Section 13 hereof.

          GEMICO: General Electric Mortgage Insurance Corporation, a North
Carolina corporation and its successors in interest.

          Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note which amount is added to the Index in accordance with the terms of the related Mortgage Note to determine on each Interest Rate Adjustment Date the Mortgage Interest Rate for
such Mortgage Loan.

          High Cost Loan: A Mortgage Loan (a) covered by the Home Ownership and
Equity Protection Act of 1994 ("HOEPA"), (b) with an "annual percentage rate" or total "points and fees" payable by the related Mortgagor (as each such term is calculated under HOEPA) that exceed the thresholds set forth by HOEPA and its implementing regulations, including 12 C.F.R. Section 226.32(a)(1)(i) and (ii),
(c) classified as a "high cost home," "threshold," "covered," "high risk home,"
"predatory" or similar loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or
(d) a Mortgage Loan categorized as High Cost pursuant to Appendix E of Standard
& Poor's Glossary. For avoidance of doubt, the parties agree that this definition shall apply to any law regardless of whether such law is presently, or in the future becomes, the subject of judicial review or litigation.

          Home Loan: A Mortgage Loan categorized as Home Loan pursuant to
Appendix E of Standard & Poor's Glossary.

                                       -5-

          HUD: The Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with regard to FHA Mortgage Insurance. The term "HUD," for purposes of this Agreement, is also deemed to include subdivisions thereof such as the FHA and Government National Mortgage Association.

          Index: With respect to each Adjustable Rate Mortgage Loan, a rate per annum set forth on Exhibit B to each related Assignment and Conveyance
Agreement.

          Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

          Interest Rate Adjustment Date: With respect to each Adjustable Rate
Mortgage Loan, the date, specified in the related Mortgage Note and the Mortgage
Loan Schedule, on which the Mortgage Interest Rate is adjusted.

          Interim Funder: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS(R) System as the interim funder pursuant to the
MERS Procedures Manual.

          Interim Servicer: Lime Financial Services, Ltd, an Oregon corporation, and its successors in interest, and any successor interim servicer under the
Interim Servicing Agreement.

          Interim Servicing Agreement: The agreement, attached as Exhibit B hereto, to be entered into by the Purchaser and the Interim Servicer, providing for the Interim Servicer to service the Mortgage Loans for an interim period as specified by the Interim Servicing Agreement.

          Investor: With respect to each MERS Designated Mortgage Loan, the
Person named on the MERS(R) System as the investor pursuant to the MERS
Procedures Manual.

          Lifetime Rate Cap: The provision of each Mortgage Note related to an
Adjustable Rate Mortgage Loan which provides for an absolute maximum Mortgage
Interest Rate thereunder. The Mortgage Interest Rate during the terms of each
Adjustable Rate Mortgage Loan shall not at any time exceed the Mortgage Interest
Rate at the time of origination of such Adjustable Rate Mortgage Loan by more than the amount per annum set forth on the related Mortgage Loan Schedule.

          Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such
Mortgage Loan, trustee's sale, foreclosure sale or otherwise, or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan.

          Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio (expressed as a percentage) of the outstanding principal amount of the
Mortgage Loan as of the Cut-off Date (unless otherwise indicated), to the
Appraised Value of the Mortgaged Property.

                                       -6-

          MERS: Mortgage Electronic Registration Systems, Inc., a Delaware
corporation, and its successors and assigns.

          MERS Designated Mortgage Loan: Mortgage Loans for which (a) the Seller has designated or will designate MERS as, and has taken or will take such action as is necessary to cause MERS to be, the mortgagee of record, as nominee for the
Seller, in accordance with MERS Procedure Manual and (b) the Seller has designated or will designate the Purchaser as the Investor on the MERS(R)
System.

          MERS Procedure Manual: The MERS Procedures Manual, as it may be
amended, supplemented or otherwise modified from time to time.

          MERS Report: The report from the MERS System listing MERS Designated
Mortgage Loans and other information.

          MERS(R) System: MERS mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.

          Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan.

          Moody's: Moody's Investors Service, Inc. and its successors in interest.

          Mortgage: The mortgage, deed of trust or other instrument securing a
Mortgage Note, which creates a first lien, in the case of a First Lien Loan, or a second lien, in the case of a Second Lien Loan, on the Mortgaged Property.

          Mortgage File: The items pertaining to a particular Mortgage Loan referred to in Exhibit A annexed hereto, and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

          Mortgage Interest Rate: The annual rate of interest borne on a
Mortgage Note with respect to each Mortgage Loan.

          Mortgage Loan: An individual Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the applicable Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal
Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds,
Servicing Rights, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

          Mortgage Loan Documents: The documents required to be delivered to the
Custodian pursuant to Section 6.03 hereof with respect to any Mortgage Loan.

          Mortgage Loan Package: Each pool of Mortgage Loans, which shall be purchased by the Purchaser from the Seller from time to time on each Closing
Date.

                                       -7-

          Mortgage Loan Schedule: The schedule of Mortgage Loans setting forth the following information with respect to each Mortgage Loan in the related
Mortgage Loan Package: (1) the Seller's Mortgage Loan identifying number; (2)
the Mortgagor's name; (3) the street address of the Mortgaged Property including the city, state and zip code; (4) a code indicating whether the Mortgaged
Property is owner-occupied, a second home or investment property; (5) the number and type of residential units constituting the Mortgaged Property (i.e., a single family residence, a 2-4 family residence, a unit in a condominium project or a unit in a planned unit development, manufactured housing); (6) the Mortgage
Loan origination date; (7) the original months to maturity or the remaining months to maturity from the related Cut-off Date, in any case based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule; (8) the Loan-to-Value
Ratio at origination; (9) with respect to First Lien Loans, the LTV and with respect to Second Lien Loans, the CLTV; (10) the Mortgage Interest Rate as of
the related Cut-off Date; (11) the date on which the Monthly Payment was due on the Mortgage Loan and, if such date is not consistent with the Due Date currently in effect, such Due Date; (12) the stated maturity date; (13) the amount of the Monthly Payment as of the related Cut-off Date; (14) the last payment date as of which a payment was actually applied to the outstanding principal balance; (15) the original principal amount of the Mortgage Loan; (16)
the principal balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due and collected on or before the Cut-off Date; (17) the Interest Rate Adjustment Date; (18) the
Gross Margin; (19) the Lifetime Rate Cap under the terms of the Mortgage Note;
(20) a code indicating the type of Index; (21) the Mortgage Interest Rate as of origination; (22) the type of Mortgage Loan (i.e., fixed-rate, adjustable-rate,
First Lien, Second Lien); (23) a code indicating the purpose of the loan (i.e., purchase, rate and term refinance, equity take-out refinance); (24) a code indicating the documentation style (i.e., full or stated income); (25) the loan credit classification (as described in the Underwriting Guidelines); (26) the applicable Cut-off Date; (27) the applicable Closing Date; (28) a code indicating whether the Mortgage Loan is a Home Loan; (29) the credit risk score
(FICO score); (30) with respect to the related Mortgagor, the debt-to-income ratio; (31) with respect to Second Lien Loans, the outstanding principal balance of the superior lien; (32) the Appraised Value of the Mortgaged Property; (33)
the sale price of the Mortgaged Property if the Mortgage Loan was originated in connection with the purchase of the Mortgaged Property; (34) the Periodic Rate
Cap under the terms of the Mortgage Note; (35) the Periodic Rate Floor under the terms of the Mortgage Note; (36) whether such Mortgage Loan provides for a prepayment penalty; (37) the prepayment penalty period of such Mortgage Loan, if applicable; (38) a description of the type of prepayment penalty, if applicable;
(39) the MERS Identification Number; (40) whether the Mortgagor represented that the Mortgagor would occupy the Mortgaged Property as its primary residence; (41)
a code indicating if the Mortgage Loan is a Balloon Mortgage Loan and (42) a
field indicating the points and fees as set forth in clause (rrr) of Section
9.02. With respect to the Mortgage Loans in the aggregate, the Mortgage Loan
Schedule shall set forth the following information, as of the related Cut-off
Date: (1) the number of Mortgage Loans; (2) the current aggregate outstanding principal balance of the Mortgage Loans; (3) the weighted average Mortgage
Interest Rate of the Mortgage Loans; and (4) the weighted average maturity of the Mortgage Loans.

          Mortgage Note: The note or other evidence of the indebtedness of a
Mortgagor secured by a Mortgage.

                                       -8-

          Mortgaged Property: With respect to each Mortgage Loan, the
Mortgagor's real property securing repayment of a related Mortgage Note, consisting of an unsubordinated estate in fee simple or, with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, a leasehold estate, in a single parcel or multiple parcels of real property improved by a residential dwelling as further described in this Agreement.

          Mortgagor: The obligor on a Mortgage Note.

          OCC: Office of the Comptroller of the Currency and its successors in interest.

          Officer's Certificate: A certificate signed by the Chairman of the
Board or the Vice Chairman of the Board or a President or a Vice President and
by the Treasurer or the Secretary or one of the Assistant Treasurers or
Assistant Secretaries of the Seller, and delivered to the Purchaser as required by this Agreement.

          Opinion of Counsel: A written opinion of counsel, who may be counsel for the Seller, reasonably acceptable to the Purchaser, provided that any
Opinion of Counsel relating to (a) the qualification of any account required to be maintained pursuant to this Agreement as an Eligible Account, (b)
qualification of the Mortgage Loans in a REMIC or (c) compliance with the REMIC
Provisions, must be (unless otherwise stated in such Opinion of Counsel) an opinion of counsel who (i) is in fact independent of the Seller and any servicer of the Mortgage Loans, (ii) does not have any material direct or indirect financial interest in the Seller or any servicer of the Mortgage Loans or in an
Affiliate of either and (iii) is not connected with the Seller or any servicer of the Mortgage Loans as an officer, employee, director or person performing similar functions.

          OTS: Office of Thrift Supervision and its successors in interest.

          Periodic Rate Cap: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may increase on an Interest
Rate Adjustment Date above the Mortgage Interest Rate previously in effect.

          Periodic Rate Floor: With respect to each Adjustable Rate Mortgage
Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may decrease on an Interest
Rate Adjustment Date below the Mortgage Interest Rate previously in effect.

          Person: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

          Preliminary Mortgage Schedule: As defined in Section 3.

          Premium Percentage: With respect to any Mortgage Loan, a percentage equal to the excess of the Purchase Price Percentage over 100%.

                                       -9-

          Principal Prepayment: Any payment or other recovery of principal on a
Mortgage Loan which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

          Purchase Price: The price paid on the related Closing Date by the
Purchaser to the Seller in exchange for the Mortgage Loans purchased on such
Closing Date as calculated in Section 4 of this Agreement.

          Purchase Price and Terms Agreement: Those certain agreements setting forth the general terms and conditions of the transaction consummated herein and identifying the Mortgage Loans to be purchased from time to time hereunder, by and among the Seller, the Purchaser and the Interim Servicer (if applicable).
All of the individual Purchase Price and Terms Agreements shall collectively be referred to as the "Purchase Price and Terms Agreement."

          Purchase Price Percentage: With respect to any Mortgage Loan, an amount equal to the percentage of par as stated in the Purchase Price and Terms
Agreement (subject to adjustment as provided therein) related to such Mortgage
Loan.

          Purchaser: IXIS Real Estate Capital Inc., a New York corporation, and its successors in interest and assigns, or any successor to the Purchaser under this Agreement as herein provided.

          Qualified Correspondent: Any Person from which the Seller purchased
Mortgage Loans, provided that the following conditions are satisfied: (i) such
Mortgage Loans were originated pursuant to an agreement between the Seller and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to the Seller, in accordance with underwriting guidelines designated by the Seller ("Designated Guidelines") or guidelines that do not vary materially from such Designated Guidelines; (ii) such Mortgage Loans were in fact underwritten as described in clause (i) above and were acquired by the Seller within 180 days after origination; (iii) either (x) the Designated
Guidelines were, at the time such Mortgage Loans were originated, used by the
Seller in origination of mortgage loans of the same type as the Mortgage Loans for the Seller's own account or (y) the Designated Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Seller on a consistent basis for use by lenders in originating mortgage loans to be purchased by the
Seller; and (iv) the Seller employed, at the time such Mortgage Loans were acquired by the Seller, pre purchase or post purchase quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time period or through particular channels) designed to ensure that Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the Seller.

          Qualified Substitute Mortgage Loan: A mortgage loan eligible to be substituted by the Seller for a Deleted Mortgage Loan which must, on the date of such substitution, (i) have an outstanding principal balance, after deduction of all scheduled payments due in the month of substitution (or in the case of a substitution of more than one mortgage loan for a Deleted

                                      -10-

Mortgage Loan, an aggregate principal balance), not in excess of the outstanding principal balance of the Deleted Mortgage Loan (the amount of any shortfall will be deposited in the Custodial Account by the Seller in the month of substitution); (ii) have a Mortgage Interest Rate not less than and not more than 1% greater than the Mortgage Interest Rate of the Deleted Mortgage Loan;
(iii) have a remaining term to maturity not greater than and not more than one year less than that of the Deleted Mortgage Loan; (iv) be of the same type as the Deleted Mortgage Loan (i.e., fixed-rate, adjustable-rate with same Periodic
Rate Cap, Index and lien priority); and (v) comply with each representation and warranty (respecting individual Mortgage Loans) set forth in Section 9 hereof.

          Rating Agency: Any of Fitch, Moody's or Standard & Poor's, or their respective successors designated by the Purchaser.

          Reconstitution: Any Whole Loan Transfer or a Securitization
Transaction.

          Reconstitution Agreements: The agreement or agreements entered into by the Seller and/or the Interim Servicer and the Purchaser and/or certain third parties on the Reconstitution Date or Dates with respect to any or all of the
Mortgage Loans sold hereunder, in connection with a Whole Loan Transfer, Agency
Transfer or a Securitization Transaction pursuant to Section 13, including, but not limited to, a seller's warranties and servicing agreement with respect to a
Whole Loan Transfer, and a trust and servicing agreement, pooling and servicing agreement and/or seller/servicer agreements and related custodial/trust agreement and documents with respect to a Securitization Transaction.

          Reconstitution Date: As defined in Section 13.

          Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation
AB), 17 C.F.R.Sections 229.1100 229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset Backed Securities, Securities
Act Release No. 33 8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the
staff of the Commission, or as may be provided by the Commission or its staff from time to time.

          REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

          REMIC Provisions: Provisions of the federal income tax law relating to a REMIC, which appear at Section 860A through 860G of Subchapter M of Chapter 1,
Subtitle A of the Code, and related provisions and regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

          Remittance Date: The date specified in the Interim Servicing Agreement
(with respect to each Mortgage Loan, for an interim period, as specified therein).

          Repurchase Price: With respect to any Mortgage Loan for which a breach of a representation or warranty from the Agreement or the Interim Servicing
Agreement is found, a price equal to the then outstanding principal balance of the Mortgage Loan to be repurchased, plus accrued interest thereon at the
Mortgage Interest Rate from the date to which interest had

                                      -11-

last been paid through the date of such repurchase, plus the amount of any outstanding advances owed to any servicer, and plus all costs and expenses incurred by the Purchaser or any servicer arising out of or based upon such breach, including without limitation costs and expenses incurred in the enforcement of the Seller's repurchase obligation hereunder, and plus, in the event a Mortgage Loan is repurchased during the first twelve months following the related Closing Date, an amount equal to the Premium Percentage multiplied by the outstanding principal balance of such Mortgage Loan as of the date of such repurchase.

          RESPA: Real Estate Settlement Procedures Act, as amended from time to time.

          Second Lien Loan: A Mortgage Loan secured by a second lien Mortgage on the related Mortgaged Property.

          Securities Act: The Securities Act of 1933, as amended.

          Securitization Transaction: Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage backed securities or (2)
an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

          Seller: Lime Financial Services, Ltd., an Oregon corporation, and its successors in interest.

          Seller Information: As defined in Subsection 31.04(a).

          Servicing Fee: With respect to each Mortgage Loan subject to the
Interim Servicing Agreement, an amount equal to 0.50% per annum computed on the basis of the outstanding principal balance of the related Mortgage Loan. Such fee shall be payable monthly and shall be pro rated for any portion of a month during which the Mortgage Loan is serviced by the Interim Servicer under the
Interim Servicing Agreement. The obligation of the Purchaser to pay the
Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion (including recoveries with respect to interest from Liquidation
Proceeds, to the extent permitted by this Agreement) of such Monthly Payment collected by the Interim Servicer, or as otherwise provided under this
Agreement.

          Servicing File: With respect to each Mortgage Loan, the file retained by the Interim Servicer consisting of originals of all documents in the Mortgage
File which are not delivered to the Purchaser or the Custodian and copies of the
Mortgage Loan Documents.

          Servicing Rights: Any and all of the following: (a) any and all rights to service the Mortgage Loans; (b) any payments to or monies received by the
Interim Servicer for servicing the Mortgage Loans; (c) any late fees, penalties or similar payments with respect to the Mortgage Loans; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of the Interim
Servicer thereunder; (e) Escrow Payments or other similar payments with respect to the

                                      -12-

Mortgage Loans and any amounts actually collected by the Interim Servicer with respect thereto; (f) all accounts and other rights to payment related to any of the property described in this paragraph; and (g) any and all documents, files, records, servicing files, servicing documents, servicing records, data tapes, computer records, or other information pertaining to the Mortgage Loans or pertaining to the past, present or prospective servicing of the Mortgage Loans.

          Sponsor: The sponsor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

          Standard & Poor's: Standard & Poor's Ratings Services, a division of
The McGraw-Hill Companies Inc., and its successors in interest.

          Standard & Poor's Glossary: The Standard & Poor's LEVELS(R) Glossary,
as may be in effect from time to time.

          Stated Principal Balance: As to each Mortgage Loan on any date of determination, (i) the principal balance of such Mortgage Loan at the related
Cut-off Date after giving effect to payments of principal due on or before such date, to the extent actually received, minus (ii) all amounts previously distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal on such Mortgage Loan.

          Static Pool Information: Static pool information as described in Item
1105(a)(1)-(3) and 1105(c) of Regulation AB.

          Successor Servicer: Any servicer of one or more Mortgage Loans designated by the Purchaser as being entitled to the benefits of the indemnifications set forth in Sections 9.03 and 14.01.

          Third Party Originator: Each Person, other than a Qualified
Correspondent, that originated Mortgage Loans acquired by the Seller.

          Transfer Date: The date on which the Purchaser, or its designee, shall receive the transfer of servicing responsibilities and begin to perform the servicing of the Mortgage Loans with respect to the related Mortgage Loan
Package, and the Interim Servicer shall cease all servicing responsibilities.
Such date shall occur on the day indicated by the Purchaser to the Interim
Servicer in accordance with the Interim Servicing Agreement.

          Underwriting Guidelines: The underwriting guidelines of the Seller, a copy of which is attached hereto as Exhibit I and a then-current copy of which shall be attached as an exhibit to the related Assignment and Conveyance.

          VA: The Department of Veterans Affairs, an agency of the United States of America, or any successor thereto including the Administrator of Veterans
Affairs.

          Whole Loan Transfer: Any sale or transfer of some or all of the
Mortgage Loans, other than a Securitization Transaction.

                                      -13-

          SECTION 2. Agreement to Purchase.

          The Seller agrees to sell from time to time, and the Purchaser agrees to purchase from time to time, Mortgage Loans having an aggregate principal balance on the related Cut-off Date in an amount as set forth in the related
Purchase Price and Terms Agreement, or in such other amount as agreed by the
Purchaser and the Seller as evidenced by the actual aggregate principal balance of the Mortgage Loans accepted by the Purchaser on each Closing Date.

          SECTION 3. Mortgage Schedules.

          The Seller from time to time shall provide the Purchaser with certain information constituting a preliminary listing of the Mortgage Loans to be purchased on each Closing Date in accordance with the related Purchase Price and
Terms Agreement and this Agreement (each, a "Preliminary Mortgage Schedule").

          The Seller shall deliver the Mortgage Loan Schedule for the Mortgage
Loans to be purchased on a particular Closing Date to the Purchaser at least two
(2) Business Days prior to the related Closing Date. The Mortgage Loan Schedule shall be the related Preliminary Mortgage Schedule with those Mortgage Loans which the Seller has not funded prior to the related Closing Date deleted.

          SECTION 4. Purchase Price.

          The Purchase Price for the Mortgage Loans shall be equal to (a) the
Purchase Price Percentage multiplied by the Cut-off Date Balance, plus (b)
accrued and unpaid interest on such principal balance at the weighted average
Mortgage Interest Rate of those Mortgage Loans from the related Cut-off Date through the day prior to the related Closing Date, inclusive. For purposes hereof, "Cut-off Date Balance" means the aggregate principal balance, as of the related Cut-off Date, of the Mortgage Loans listed on the related Mortgage Loan
Schedule, after application of scheduled payments of principal due on or before the related Cut-off Date, to the extent such payments were actually received;
provided, however, that payments of scheduled principal and interest paid prior to the Cut-off Date, but to be applied on a due date beyond the related Cut-off
Date, shall not be applied to the principal balance as of the related Cut-off
Date. If so provided in the related Purchase Price and Terms Agreement, portions of the Mortgage Loans shall be priced separately. The Purchase Price as so determined shall be paid to the Seller on the related Closing Date by wire transfer of immediately available funds to an account designated by the Seller in writing.

          The Purchaser shall be entitled to (l) all principal paid after the related Cut-off Date, (2) all other recoveries of principal collected on or after the related Cut-off Date, and (3) all payments of interest on the Mortgage
Loans net of applicable Servicing Fees (minus that portion of any such payment which is allocable to the period prior to the related Cut-off Date). The outstanding principal balance of each Mortgage Loan as of the related Cut-off
Date is determined after application of payments of principal due on or before the related Cut-off Date, to the extent actually collected, together with any unscheduled principal prepayments collected prior to the Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to the
Cut-off Date, but to be applied on a due date beyond the related Cut-off Date

                                      -14-

shall not be applied to the principal balance as of the related Cut-off Date.
Such prepaid amounts shall be the property of the Purchaser. The Seller shall deposit any such prepaid amounts into the Custodial Account, which account is established for the benefit of the Purchaser for subsequent remittance by the
Seller to the Purchaser.

          SECTION 5. Examination of Mortgage Files.

          At least seven (7) Business Days prior to the related Closing Date, the Seller shall (i) either (a) deliver to the Purchaser or its designee in escrow, for examination with respect to each Mortgage Loan to be purchased, the related Mortgage File, including a copy of the Assignment of Mortgage (except with respect to each MERS Designated Mortgage Loan), pertaining to each Mortgage
Loan, or (b) make the related Mortgage File available to the Purchaser for examination at such other location as shall otherwise be acceptable to the
Purchaser and (ii) deliver to the Purchaser copies of the credit and servicing files (collectively, the "Credit Files"). Such examination of the Mortgage Files may be made by the Purchaser or its designee at any reasonable time before or after the related Closing Date. If the Purchaser makes such examination prior to the related Closing Date and determines, in its sole discretion, that any
Mortgage Loans are unacceptable to the Purchaser for any reason, such Mortgage
Loans shall be deleted from the related Mortgage Loan Schedule, and may be replaced by a Qualified Substitute Mortgage Loan (or Loans) acceptable to the
Purchaser. The Purchaser may, at its option and without notice to the Seller, purchase some or all of the Mortgage Loans without conducting any partial or complete examination. The fact that the Purchaser or its designee has conducted or has failed to conduct any partial or complete examination of the Mortgage
Files or the Credit Files shall not impair in any way the Purchaser's (or any of its successor's) rights to demand repurchase, substitution or other remedy as provided in this Agreement. In the event that the Seller fails to deliver the
Credit Files with respect to any Mortgage Loan, the Seller shall, upon the request of the Purchaser, repurchase such Mortgage Loan at the price and in the manner specified in Subsection 9.03.

          SECTION 6. Conveyance from Seller to Purchaser.

          Subsection 6.01. Conveyance of Mortgage Loans; Possession of Servicing
Files.

          The Seller, simultaneously with the delivery of the Mortgage Loan
Schedule with respect to the related Mortgage Loan Package to be purchased on each Closing Date, shall execute and deliver an Assignment and Conveyance
Agreement in the form attached hereto as Exhibit H (the "Assignment and
Conveyance Agreement"). The Seller shall cause the Servicing File retained by the Interim Servicer pursuant to this Agreement to be appropriately identified in the Seller's computer system and/or books and records, as appropriate, to clearly reflect the sale of the related Mortgage Loan to the Purchaser. The
Seller shall cause the Interim Servicer to release from its custody the contents of any Servicing File retained by it only in accordance with this Agreement or the Interim Servicing Agreement, except when such release is required in connection with a repurchase of any such Mortgage Loan pursuant to Subsection
9.03.

                                      -15-

          Subsection 6.02. Books and Records.

          Record title to each Mortgage as of the related Closing Date shall be in the name of the Seller, the Purchaser or one or more designees of the
Purchaser, as the Purchaser shall select. Notwithstanding the foregoing, each
Mortgage and related Mortgage Note shall be possessed solely by the Purchaser or the appropriate designee of the Purchaser, as the case may be. All rights arising out of the Mortgage Loans including, but not limited to, all funds received by the Seller or the Interim Servicer after the related Cut-off Date on or in connection with a Mortgage Loan shall be vested in the Purchaser or one or more designees of the Purchaser; provided, however, that all funds received on or in connection with a Mortgage Loan shall be received and held by the Seller or the Interim Servicer in trust for the benefit of the Purchaser or the appropriate designee of the Purchaser, as the case may be, as the owner of the
Mortgage Loans pursuant to the terms of this Agreement.

          The sale of each Mortgage Loan shall be reflected on the Seller's balance sheet and other financial statements as a sale of assets by the Seller.

          The Seller shall or shall cause the Interim Servicer to be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be marked clearly to reflect the ownership of each Mortgage Loan by the Purchaser. In particular, the Seller shall or shall cause the Interim Servicer to maintain in its possession, available for inspection by the Purchaser, and shall deliver to the Purchaser upon reasonable demand, evidence of compliance with all federal, state and local laws, rules and regulations, including but not limited to documentation as to the method used in determining the applicability of the provisions of the National Flood Insurance
Act of 1968, as amended, to the Mortgaged Property. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Seller or the Interim
Servicer may be in the form of microfilm or microfiche or other form in accordance with Accepted Servicing Practices.

          Subsection 6.03. Delivery of Mortgage Loan Documents.

          The Seller shall deliver and release to the Custodian no later than five (5) Business Days prior to the related Closing Date those Mortgage Loan
Documents set forth on Exhibit A hereto with respect to each Mortgage Loan set forth on the related Mortgage Loan Schedule.

          The Custodian shall certify its receipt of all such Mortgage Loan
Documents required to be delivered pursuant to the Custodial Agreement for the related Closing Date, as evidenced by the Certification and Trust Receipt of the
Custodian in the form annexed to the Custodial Agreement. The Purchaser shall pay all fees and expenses of the Custodian from and after the Closing Date.

          The Seller shall or shall cause the Interim Servicer to forward to the
Custodian, or to such other Person as the Purchaser shall designate in writing, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with this Agreement within two weeks of their execution, provided, however, that the

                                      -16-

Seller shall provide the Custodian, or to such other Person as the Purchaser shall designate in writing, with a certified true copy of any such document submitted for recordation within two weeks of its execution, and shall promptly provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within ninety days of its submission for recordation.

          In the event any document required to be delivered to the Custodian pursuant to the previous paragraph, including an original or copy of any document submitted for recordation to the appropriate public recording office, is not so delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, within 90 days following the Closing Date (other than with respect to the Assignments of Mortgage which shall be delivered to the
Custodian in blank and recorded subsequently by the Purchaser or its designee), and in the event that the Seller does not cure such failure within 30 days of discovery or receipt of written notification of such failure from the Purchaser, the related Mortgage Loan shall, upon the request of the Purchaser, be repurchased by the Seller at the price and in the manner specified in Subsection
9.03. The foregoing repurchase obligation shall not apply in the event that the
Seller cannot deliver such original or copy of any document submitted for recordation to the appropriate public recording office within the specified period due to a delay caused by the recording office in the applicable jurisdiction, provided that (i) the Seller shall deliver a recording receipt of such recording office or, if such recording receipt is not available, an officer's certificate of a servicing officer of the Seller, confirming that such documents have been accepted for recording (upon request of the Purchaser and delivery by the Purchaser to the Seller of a schedule of the related Mortgage
Loans, the Seller shall reissue and deliver to the Purchaser or its designee said officer's certificate relating to the related Mortgage Loans), and (ii)
such document is delivered within twelve (12) months of the related Closing
Date.

          The Seller shall pay all initial recording fees, if any, for the assignments of mortgage and any other fees or costs in transferring all original documents to the Custodian or, upon written request of the Purchaser, to the
Purchaser or the Purchaser's designee. The Purchaser or the Purchaser's designee shall be responsible for recording the Assignments of Mortgage and shall be reimbursed by the Seller for the costs associated therewith pursuant to the preceding sentence.

          Subsection 6.04. Quality Control Procedures.

          The Seller shall have an internal quality control program that verifies in a manner consistent with accepted industry procedures, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program shall include evaluating and monitoring the overall quality of the Seller's loan production.
The program is to ensure that the Mortgage Loans are originated in accordance with the Underwriting Guidelines; guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.

          Subsection 6.05. MERS Designated Mortgage Loans.

          With respect to each MERS Designated Mortgage Loan, the Seller shall, within two (2) days of the related Closing Date, designate the Purchaser as the
Investor and the

                                      -17-

Custodian as custodian, and no Person shall be listed as Interim Funder on the
MERS System. In addition, within two (2) days of the related Closing Date,
Seller shall provide the Custodian and the Purchaser with a MERS Report listing the Purchaser as the Investor, the Custodian as custodian and no Person as
Interim Funder with respect to each MERS Designated Mortgage Loan.

          SECTION 7. Servicing of the Mortgage Loans.

          The Mortgage Loans have been sold by the Seller to the Purchaser on a servicing released basis. Subject to, and upon the terms and conditions of this
Agreement and the Interim Servicing Agreement (with respect to each Mortgage
Loan, for an interim period, as specified therein), the Seller hereby sells, transfers, assigns, conveys and delivers to the Purchaser the Servicing Rights.

          The Purchaser shall retain the Interim Servicer as contract servicer of the Mortgage Loans for an interim period pursuant to and in accordance with the terms and conditions contained in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).
Except as set forth in the Interim Servicing Agreement, the Interim Servicer
shall service the Mortgage Loans on an "actual/actual" basis; provided, however, that in the event that the Interim Servicer agrees to service a Mortgage Loan after the time when such Mortgage Loan is sold or transferred pursuant to a
Securitization Transaction, the Interim Servicer shall, at the Purchaser's option, service the Mortgage Loans on a "scheduled/scheduled" basis. The
Purchaser and Seller shall cause the Interim Servicer to execute the Interim
Servicing Agreement on the initial Closing Date.

          Pursuant to the Interim Servicing Agreement (with respect to each
Mortgage Loan, for an interim period, as specified therein), the Interim
Servicer shall begin servicing the Mortgage Loans on behalf of the Purchaser and shall be entitled to a Servicing Fee with respect to such Mortgage Loans until the applicable Transfer Date. The Interim Servicer shall conduct such servicing in accordance with the Interim Servicing Agreement.

          The Purchaser agrees, following each Transfer Date and within 60 days after the end of each quarter, to use its best efforts to provide or cause to be provided to the Seller aggregate loan performance data including loss, delinquency and prepayment information; provided, however, in the event the
Purchaser is unable to obtain and provide such information in a timely manner as described above, the Seller agrees that there shall be no recourse available to it notwithstanding anything to the contrary herein.

          SECTION 8. Transfer of Servicing.

          On the applicable Transfer Date, the Purchaser, or its designee, shall assume all servicing responsibilities related to, and the Seller shall cause the
Interim Servicer to cease all servicing responsibilities related to, the related
Mortgage Loans subject to such Transfer Date. The Transfer Date shall be the date determined in accordance with Section 6.02 of the Interim Servicing
Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

                                      -18-

          On or prior to the applicable Transfer Date, the Seller shall, at its sole cost and expense, take such steps as may be necessary or appropriate to effectuate and evidence the transfer of the servicing of the related Mortgage
Loans to the Purchaser, or its designee, including but not limited to the following:

          (a) Notice to Mortgagors. The Seller shall cause the Interim Servicer to mail to the Mortgagor of each related Mortgage Loan a letter advising such
Mortgagor of the transfer of the servicing of the related Mortgage Loan to the
Purchaser, or its designee, in accordance with the Cranston Gonzales National
Affordable Housing Act of 1990; provided, however, the content and format of the letter shall have the prior approval of the Purchaser. Upon the Purchaser's request, the Seller shall cause the Interim Servicer to provide the Purchaser with copies of all such related notices no later than the Transfer Date.

          (b) [Reserved].

          (c) Delivery of Servicing Records. The Seller shall cause the Interim
Servicer to forward to the Purchaser, or its designee, all servicing records and the Servicing File in the Interim Servicer's possession relating to each related
Mortgage Loan including the information enumerated in the Interim Servicing
Agreement (with respect to each such Mortgage Loan, for an interim period, as specified therein).

          (d) Escrow Payments. The Seller shall cause the Interim Servicer to provide the Purchaser, or its designee, with immediately available funds by wire transfer in the amount of the net Escrow Payments and suspense balances and all loss draft balances associated with the related Mortgage Loans. The Seller shall cause the Interim Servicer to provide the Purchaser with an accounting statement, in electronic format acceptable to the Purchaser in its sole discretion, of Escrow Payments and suspense balances and loss draft balances sufficient to enable the Purchaser to reconcile the amount of such payment with the accounts of the Mortgage Loans. Additionally, the Seller shall cause the
Interim Servicer to wire transfer to the Purchaser the amount of any agency, trustee or prepaid Mortgage Loan payments and all other similar amounts held by the Interim Servicer.

          (e) Payoffs and Assumptions. The Seller shall cause the Interim
Servicer to provide to the Purchaser, or its designee, copies of all assumption and payoff statements generated by the Interim Servicer on the related Mortgage
Loans from the related Cut-off Date to the Transfer Date.

          (f) Mortgage Payments Received Prior to Transfer Date. Prior to the
Transfer Date all payments received by the Interim Servicer or the Seller on each related Mortgage Loan shall be properly applied by the Seller to the account of the particular Mortgagor.

          (g) Mortgage Payments Received after Transfer Date. The amount of any related Monthly Payments received by the Seller after the Transfer Date shall be forwarded to the Purchaser by overnight mail within one day of receipt. The
Seller shall notify the Purchaser of the particulars of the payment, which notification requirement shall be satisfied if the Seller forwards with its payment sufficient information to permit appropriate processing of the payment by the Purchaser. The Seller shall assume full responsibility for the necessary and appropriate

                                      -19-

legal application of such Monthly Payments received by the Seller after the
Transfer Date with respect to related Mortgage Loans then in foreclosure or bankruptcy; provided, for purposes of this Agreement, necessary and appropriate legal application of such Monthly Payments shall include, but not be limited to, endorsement of a Monthly Payment to the Purchaser with the particulars of the payment such as the account number, dollar amount, date received and any special
Mortgagor application instructions and the Seller shall cause the Interim
Servicer to comply with the foregoing requirements with respect to all Monthly
Payments received by the Interim Servicer after the Transfer Date.

          (h) Misapplied Payments. Misapplied payments shall be processed as follows:

          (i) All parties shall cooperate in correcting misapplication errors;

          (ii) The party receiving notice of a misapplied payment occurring prior to the applicable Transfer Date and discovered after the Transfer
     Date shall immediately notify the other party;

          (iii) If a misapplied payment which occurred prior to the Transfer
     Date cannot be identified and said misapplied payment has resulted in a shortage in a Custodial Account or Escrow Account, the Seller shall be liable for the amount of such shortage. The Seller shall reimburse the
     Purchaser for the amount of such shortage within thirty (30) days after receipt of written demand therefor from the Purchaser;

          (iv) If a misapplied payment which occurred prior to the Transfer Date has created an improper Purchase Price as the result of an inaccurate outstanding principal balance, a check shall be issued to the party shorted by the improper payment application within five (5) Business Days after notice thereof by the other party; and

          (v) Any check issued under the provisions of this Section 8(h) shall be accompanied by a statement indicating the corresponding Seller and/or the Purchaser Mortgage Loan identification number and an explanation of the allocation of any such payments.

          i) Books and Records. On the Transfer Date, the books, records and accounts of the Seller with respect to the related Mortgage Loans shall be in accordance with all applicable Purchaser requirements.

          (j) Reconciliation. The Seller shall, on or before the Transfer Date, reconcile principal balances and make any monetary adjustments required by the
Purchaser. Any such monetary adjustments will be transferred between the Seller and the Purchaser as appropriate.

          (k) IRS Forms. The Seller shall or shall cause the Interim Servicer to file all IRS forms 1099, 1099A, 1098 or 1041 and K-1 which are required to be filed on or before the Transfer Date in relation to the servicing and ownership of the related Mortgage Loans. The Seller shall provide copies of such forms to the Purchaser upon request and shall reimburse the Purchaser for any costs or penalties incurred by the Purchaser due to the Seller's failure to comply with this paragraph.

                                      -20-

          SECTION 9. Representations, Warranties and Covenants of the Seller;
Remedies for Breach.

          Subsection 9.01. Representations and Warranties Regarding the Seller.

          The Seller represents, warrants and covenants to the Purchaser that as of the date hereof and as of each Closing Date:

          (a) Due Organization and Authority. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of
Oregon and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state wherein it owns or leases any material properties or where a Mortgaged Property is located, if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Seller, and in any event the
Seller is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of the related Mortgage Loan and the servicing of such Mortgage Loan in accordance with the terms of this Agreement and the
Interim Servicing Agreement; the Seller has the full corporate power, authority and legal right to hold, transfer and convey the Mortgage Loans and to execute and deliver this Agreement and to perform its obligations hereunder and thereunder; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the
Seller and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized; this Agreement and all agreements contemplated hereby have been duly executed and delivered and constitute the valid, legal, binding and enforceable obligations of the Seller, regardless of whether such enforcement is sought in a proceeding in equity or at law; and all requisite corporate or other action has been taken by the Seller to make this
Agreement and all agreements contemplated hereby valid and binding upon the
Seller in accordance with their terms;

          (b) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the
Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

          (c) No Conflicts. Neither the execution and delivery of this
Agreement, the acquisition or origination of the Mortgage Loans by the Seller, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby and thereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the
Seller's charter, by-laws or other organizational documents or any legal restriction or any agreement or instrument to which the Seller is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject, or result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or

                                      -21-

impair the ability of the Purchaser to realize on the Mortgage Loans, impair the value of the Mortgage Loans, or impair the ability of the Purchaser to realize the full amount of any insurance benefits accruing pursuant to this Agreement;

          (d) Ability to Service. The Interim Servicer has the facilities, procedures, and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Mortgage Loans. The Interim Servicer is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws, and regulations, if applicable, and is in good standing to enforce, originate, sell mortgage loans to, and service mortgage loans in each jurisdiction wherein the Mortgaged Properties are located;

          (e) Reasonable Servicing Fee. The Seller acknowledges and agrees that the Servicing Fee, represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Interim
Servicer, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement and the Interim
Servicing Agreement;

          (f) Ability to Perform; Solvency. The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. The Seller is solvent and the sale of the Mortgage Loans will not cause the Seller to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of Seller's creditors;

          (g) No Litigation Pending. There is no action, suit, proceeding or investigation pending or threatened against the Seller, before any court, administrative agency or other tribunal asserting the invalidity of this
Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Seller, or in any material impairment of the right or ability of the Seller to carry on its business substantially as now conducted, or in any material liability on the part of the Seller, or which would draw into question the validity of this
Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Seller contemplated herein, or which would be likely to impair the ability of the Seller to perform under the terms of this Agreement;

          (h) No Consent Required. No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body including HUD, the FHA or the Department of Veterans Affairs is
required for the execution, delivery and performance by the Seller of or compliance by the Seller with this Agreement or the Mortgage Loans, the delivery of a portion of the Mortgage Files to the Custodian or the sale of the Mortgage
Loans or the consummation of the transactions contemplated by this Agreement, or if required, such approval has been obtained prior to the related Closing Date;

          (i) Selection Process. The Mortgage Loans were selected from among the outstanding one- to four-family mortgage loans in the Seller's portfolio at the related Closing Date as to which the representations and warranties set forth in
Subsection 9.02 could be made

                                      -22-

and such selection was not made in a manner so as to affect adversely the interests of the Purchaser;

          (j) Mortgage Loan Package Characteristics. The characteristics of the related Mortgage Loan Package are as set forth on the description of the pool characteristics for the applicable Mortgage Loan Package delivered pursuant to
Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement;

          (k) No Untrue Information. Neither this Agreement nor any information, statement, tape, diskette, report, form, or other document furnished or to be furnished pursuant to this Agreement or any Reconstitution Agreement or in connection with the transactions contemplated hereby (including any
Securitization Transaction or Whole Loan Transfer) contains or will contain any untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained herein or therein not misleading;

          (l) Financial Statements. The Seller has delivered to the Purchaser financial statements as to its last three complete fiscal years and any later quarter ended more than 60 days prior to the execution of this Agreement. All such financial statements fairly present the pertinent results of operations and changes in financial position for each of such periods and the financial position at the end of each such period of the Seller and its subsidiaries and have been prepared in accordance with generally accepted accounting principles of the United States consistently applied throughout the periods involved, except as set forth in the notes thereto. In addition, the Seller has delivered information as to its loan gain and loss experience in respect of foreclosures for the immediately preceding three-year period, in each case with respect to mortgage loans owned by it and mortgage loans serviced for others during such period, and all such information so delivered shall be true and correct in all material respects. There has been no change in the business, operations, financial condition, properties or assets of the Seller since the date of the
Seller's financial statements that would have a adverse effect on its ability to perform its obligations under this Agreement. The Seller has completed any forms requested by the Purchaser in a timely manner and in accordance with the provided instructions;

          (m) No Brokers. The Seller has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

          (n) Sale Treatment. The Seller has been advised by its independent certified public accountants that under generally accepted accounting principles the transfer of the Mortgage Loans may be treated as a sale on the books and records of the Seller and the Seller has determined that the disposition of the
Mortgage Loans pursuant to this Agreement will be afforded sale treatment for tax and accounting purposes;

          (o) Reasonable Purchase Price. The consideration received by the
Seller upon the sale of the Mortgage Loans under this Agreement constitutes fair consideration and reasonably equivalent value for the Mortgage Loans;

          (p) Owner of Record. The Seller is the owner of record of each
Mortgage and the indebtedness evidenced by each Mortgage Note, and upon the sale of the Mortgage Loans to

                                      -23-

the Purchaser, the Seller will retain the Mortgage Files with respect thereto in trust only for the purpose of servicing and supervising the servicing of each
Mortgage Loan;

          (q) Seller's Origination. The Seller's decision to originate any mortgage loan or to deny any mortgage loan application is an independent decision based upon Seller's underwriting guidelines, and is in no way made as a result of Purchaser's decision to purchase, or not to purchase, or the price
Purchaser may offer to pay for, any such mortgage loan, if originated; and

          (r) Compliance with Anti-Money Laundering Laws. The Seller has complied with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 (collectively, the
"Anti-Money Laundering Laws"); the Seller has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each
Mortgage Loan for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable
Mortgagor for purposes of the Anti-Money Laundering Laws; and

          (s) Delivery to the Custodian. The Mortgage Note, the Mortgage, the
Assignment of Mortgage and any other documents required to be delivered with respect to each Mortgage Loan pursuant to the Custodial Agreement shall be delivered to the Custodian all in compliance with the specific requirements of the Custodial Agreement. With respect to each Mortgage Loan, the Seller will be in possession of a complete Mortgage File in compliance with Exhibit A hereto, except for such documents as will be delivered to the Custodian.

          Subsection 9.02. Representations and Warranties Regarding Individual
Mortgage Loans.

          The Seller hereby represents and warrants to the Purchaser that, as to each Mortgage Loan, as of the related Closing Date for such Mortgage Loan:

          (a) Mortgage Loans as Described. The information set forth in the
Mortgage Loan Schedule is complete, true and correct;

          (b) Payments Current. All payments required to be made up to the
Closing Date under the terms of the Mortgage Note have been made and credited.
As of the Closing Date, no payment required under the Mortgage Loan is 30 days or more delinquent nor has any payment under the Mortgage Loan been 30 days or more delinquent at any time since the origination of the Mortgage Loan. The first Monthly Payment after the Cut-off Date shall be made with respect to the
Mortgage Loan on its Due Date or within the calendar month in which such Monthly
Payment was due, all in accordance with the terms of the related Mortgage Note;

          (c) No Outstanding Charges. There are no defaults in complying with the terms of the Mortgage securing the Mortgage Loan, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been

                                      -24-

established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. Except for
(A) payments in the nature of escrow payments and (B) interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier to the day which precedes by one month the Due Date of the first installment of principal and interest, including, without limitation, taxes and insurance payments, the Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the
Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan;

          (d) Original Terms Unmodified. The terms of the Mortgage Note and
Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the Mortgage Loan
Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the Mortgage Loan Schedule, if applicable. No
Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the Mortgage Loan
Schedule;

          (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage
Note or the Mortgage, or the exercise of any right thereunder, render either the
Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at, or subsequent to, the time the Mortgage Loan was originated;

          (f) Hazard Insurance. All buildings or other improvements upon the
Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage, as well as all additional requirements as are customary in the area in which the Mortgaged Property is located. The
Mortgage requires the related Mortgagor to maintain the forgoing insurance. If required by the National Flood Insurance Act of 1968, as amended, each Mortgage
Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in effect. All individual insurance policies contain a standard mortgagee clause naming the
Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid and such policies may not be reduced, terminated or cancelled without 30 days' prior written notice to the mortgagee. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the
Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the
Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a

                                      -25-

condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement. The Seller has not engaged in, and has no knowledge of the Mortgagor's or any servicer's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of such policy, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

          (g) Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, predatory and abusive lending, equal credit opportunity and disclosure laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to prepayment penalties, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements. This representation is a
Deemed Material Breach Representation;

          (h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged
Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the
Seller waived any default resulting from any action or inaction by the
Mortgagor;

          (i) Location and Type of Mortgaged Property. The Mortgaged Property is
a fee simple property located in the state identified in the Mortgage Loan
Schedule except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the Mortgaged Property may be a leasehold estate and consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a low-rise condominium project, or an individual unit in a planned unit development and no residence or dwelling is (i) a mobile home or (ii) a manufactured home, provided, however, that any condominium unit or planned unit development shall conform with the Underwriting Guidelines. In the case of any Mortgaged Properties that are manufactured homes (a
"Manufactured Home Mortgage Loan"), (i) the related manufactured dwelling is permanently affixed to the land, (ii) the related manufactured dwelling and the related land are subject to a Mortgage properly filed in the appropriate public recording office and naming Seller as mortgagee, (iii) the applicable laws of the jurisdiction in which the related Mortgaged Property is located will deem the manufactured dwelling located on such Mortgaged Property to be a part of the real property on which such dwelling is located, and (iv) such Manufactured Home
Mortgage Loan is (x) a qualified mortgage under Section 860G(a)(3) of the
Internal Revenue Code of

                                      -26-

1986, as amended and (y) secured by manufactured housing treated as a single family residence under Section 25(e)(10) of the Code (i.e., such manufactured home has a minimum of 400 square feet of living space, a minimum width in excess of 102 inches and which is of a kind customarily used at a fixed location). As of the date of origination, no portion of the Mortgaged Property was used for commercial purposes, and since the date of origination, no portion of the
Mortgaged Property has been used for commercial purposes; provided, that
Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes;

          (j) Valid First and Second Lien. Each Mortgage is a valid and subsisting first lien, with respect to First Lien Loans, or second lien, with respect to Second Lien Loans, of record on a single parcel of real estate constituting the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time, subject in all cases to the exceptions to title set forth in the title insurance policy with respect to the related Mortgage Loan, which exceptions are generally acceptable to prudent mortgage lending companies, and such other exceptions to which similar properties are commonly subject and which do not individually, or in the aggregate, materially and adversely affect the benefits of the security intended to be provided by such Mortgage. In no event shall any Mortgage Loan be in a lien position more junior than a second lien. The lien of the Mortgage is subject only to:

                    (1) with respect to Second Lien Loans, the lien of the first mortgage on the Mortgaged Property;

                    (2) the lien of current real property taxes and assessments not yet due and payable;

                    (3) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (a)
          specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

                    (4) other matters to which like properties are commonly
          subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected (A) first lien and first priority security interest with respect to each First Lien Loan, or

                                      -27-

(B) second lien and second priority security interest with respect to each
Second Lien Loan, in either case, on the property described therein and Seller has full right to sell and assign the same to Purchaser. With respect to Second
Lien Loans, the Mortgaged Property was not, as of the date of origination of the
Mortgage Loan, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the
Mortgage;

          (k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage
and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions therein relating to prepayment penalties). All parties to the Mortgage Note, the
Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any other related agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a
Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination or servicing of the Mortgage Loan. The Seller has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

          (l) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the
Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

          (m) Ownership. The Seller is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the
Mortgage Files or any part thereof with respect thereto not delivered to the
Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. The
Mortgage Loan is not assigned or pledged, and the Seller has good, indefeasible and marketable title thereto, and has full right to transfer and sell the
Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The
Seller intends to relinquish all rights to possess, control and monitor the
Mortgage Loan. After the Closing Date, the Seller will have no right to modify or alter the terms of the

                                      -28-

sale of the Mortgage Loan and the Seller will have no obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement;

          (n) Doing Business. All parties which have had any interest in the
Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state, or
(iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

          (o) CLTV, LTV; FICO Score. No Mortgage Loan that is a Second Lien Loan has a CLTV in excess of 100%. No Mortgage Loan has an LTV greater than 100%. At origination of the Mortgage Loan, the Mortgagor did not have a FICO score of less than 500;

          (p) Title Insurance. The Mortgage Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy or insurance and each such title insurance policy is issued by a title insurer and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller, its successors and assigns, as to the first priority lien
(with respect to First Lien Loans) or second priority lien (with respect to
Second Lien Loans) of the Mortgage in the original principal amount of the
Mortgage Loan, subject only to the exceptions contained in clauses (1) and (2)
of paragraph (j) of this Subsection 9.02, and in the case of Adjustable Rate
Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein.
The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. The Seller, its successor and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this
Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the
Seller;

          (q) No Defaults. There is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration. With respect to each
Second Lien

                                      -29-

Loan, (i) the prior mortgage is in full force and effect, (ii) there is no default, breach, violation or event of acceleration existing under such prior mortgage or the related mortgage note, (iii) there is no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder, and either (A) the prior mortgage contains a provision which allows or (B) applicable law requires, the mortgagee under the Second Lien Loan to receive notice of, and affords such mortgagee an opportunity to cure any default by payment in full or otherwise under the prior mortgage;

          (r) No Mechanics' Liens. There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

          (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay
wholly within the boundaries and building restriction lines of the Mortgaged
Property, and no improvements on adjoining properties encroach upon the
Mortgaged Property. The Mortgaged Property and all improvements located on or being part of the Mortgaged Property are in compliance with all applicable zoning and building laws, ordinances and regulations;

          (t) Origination; Payment Terms. The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to
Sections 203 and 211 of the Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No Mortgage Loan contains terms or provisions which would result in negative amortization. Payments on the Mortgage Loan commenced no more than sixty days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate as well as, with respect to
Adjustable Rate Mortgage Loans, the Lifetime Rate Cap, the Periodic Rate Floor
and the Periodic Rate Cap are as set forth on Exhibit B to each related
Assignment and Conveyance Agreement. The Mortgage Interest Rate is adjusted, with respect to Adjustable Rate Mortgage Loans, on each Interest Rate Adjustment
Date to equal the Index plus the Gross Margin (rounded up or down to the nearest
0.125%), subject to the Periodic Rate Cap. The Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the
Mortgage Loan fully by the stated maturity date (unless the Mortgage Loan is identified on the Mortgage Loan Schedule as a Balloon Mortgage Loan), over an original term of not more than thirty years from commencement of amortization.
Unless otherwise specified on the description of pool characteristics for the applicable Mortgage Loan Package delivered pursuant to Section 11 on the related
Closing Date in the form attached as Exhibit B to each related Assignment and
Conveyance Agreement, the Mortgage Loan is payable on the first day of each month. There are no Convertible Mortgage Loans which contain a provision allowing the Mortgagor to convert the Mortgage Note from an adjustable interest rate Mortgage Note to a fixed interest rate Mortgage

                                      -30-

Note. The Due Date of the first payment under the Mortgage Note is no more than
60 days from the date of the Mortgage Note;

          (u) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a
Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the
Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

          (v) Conformance with Underwriting Guidelines. The Mortgage Loan was underwritten in accordance with the Underwriting Guidelines (a copy of which is attached to the related Assignment and Conveyance Agreement as Exhibit C). No
representations have been made to a Mortgagor that are inconsistent with the mortgage instruments used;

          (w) Occupancy of the Mortgaged Property. As of the Closing Date the
Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. The Seller has not received notification from any
Governmental Authority that the Mortgaged Property is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be. The Seller has not received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate. Unless otherwise indicated on the related Mortgage Loan Schedule, the Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor's primary residence;

          (x) No Additional Collateral. The Mortgage Note is not and has not
been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (j) above;

          (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the
Mortgage (or in the case of a substitution of trustee, is named in a properly recorded substitution of trustee), and no fees or expenses are or will become payable by the Purchaser, the Custodian or the Interim Servicer to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

          (z) Acceptable Investment. There are no circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor, the
Mortgage File or the

                                      -31-

Mortgagor's credit standing that can reasonably be expected to cause private institutional investors who invest in similar Mortgage Loans to regard the
Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan, or cause the Mortgage Loan to prepay during any period materially faster or slower than the mortgage loans originated by the Seller generally. No Mortgaged
Property is located in a state, city, county or other local jurisdiction which the Purchaser has determined in its sole good faith discretion would cause the related Mortgage Loan to be ineligible for whole loan sale or securitization in a transaction consistent with the prevailing sale and securitization industry
(including, without limitation, the practice of the rating agencies) with respect to substantially similar mortgage loans;

          (aa) Delivery of Mortgage Documents. The Mortgage Note, the Mortgage,
the Assignment of Mortgage and any other documents required to be delivered under this Agreement for each Mortgage Loan have been delivered to the
Custodian. The Seller is in possession of a complete, true and accurate Mortgage
File in compliance with Exhibit A hereto, except for such documents the originals of which have been delivered to the Custodian, and the Seller has retained copies thereof;

          (bb) Condominiums/Planned Unit Developments. If the Mortgaged Property
is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project conforms to the Underwriting Guidelines. The representations and warranties required by prudent mortgage lending institutions which originate mortgage loans of the same type as the Mortgage Loan in the jurisdiction where the related
Mortgaged Property is located with respect to such condominium or a planned unit development have been satisfied and remain true and correct;

          (cc) Transfer of Mortgage Loans. Except with respect to MERS
Designated Mortgage Loans, the Assignment of Mortgage with respect to each
Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

          (dd) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the
Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the
Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder, and to the best of the Seller's knowledge, such provision is enforceable;

          (ee) No Balloon Mortgage Loans. The Mortgage Loan is not a Balloon
Mortgage Loan unless specifically listed on the Mortgage Loan Schedule;

          (ff) No Buydown Provisions; No Graduated Payments or Contingent
Interests. The Mortgage Loan does not contain provisions pursuant to which
Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the
Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown"

                                      -32-

provision. The Mortgage Loan is not a graduated payment mortgage loan, and the
Mortgage Loan does not have a shared appreciation or other contingent interest feature. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and the Seller
has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor;

          (gg) Consolidation of Future Advances. Any future advances made to the
Mortgagor prior to the applicable Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term.
The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first or second, as applicable, lien priority by a title insurance policy or an endorsement to the policy insuring the mortgagee's consolidated interest. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

          (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. There
is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the
Mortgage Loan or the use for which the premises were intended and each Mortgaged
Property is in good repair. There have not been any condemnation proceedings with respect to the Mortgaged Property and the Seller has no knowledge of any such proceedings in the future;

          (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments.
The origination, servicing and collection practices with respect to the Mortgage
Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper.
With respect to escrow deposits and Escrow Payments (other than with respect to
Second Lien Loans for which the mortgagee under the prior mortgage lien is collecting Escrow Payments), all such payments are in the possession of Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. Either (x) each Mortgage
Loan is covered by a paid in full, life of loan, tax service contract, and such contract is transferable, or (y) on the related Closing Date the Purchaser shall net the cost to procure such a tax service contract. All Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage or the Mortgage Note. All
Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the
Mortgage Note, another index was selected for determining the Mortgage Interest
Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. Any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage

                                      -33-

Interest Rate and the Monthly Payment adjustments have been delivered. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

          (jj) Mortgage Loan Attributes: The Mortgage Loan has the
characteristics set forth on Exhibit B to the related Assignment and Conveyance
Agreement;

          (kk) Other Insurance Policies; No Defense to Coverage. No action, inaction or event has occurred and no state of facts exists or has existed on or prior to the Closing Date that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable primary mortgage insurance policy, hazard insurance policy or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured), irrespective of the cause of such failure of coverage. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or by any officer, director, or employee of the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

          (ll) No Violation of Environmental Laws. The Mortgaged Property is
free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation.
There is no pending action or proceeding directly involving the Mortgaged
Property in which compliance with any environmental law, rule or regulation is an issue; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

          (mm) Servicemembers' Civil Relief Act. The Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers' Civil Relief Act of 1940, as amended, or any similar state statute;

          (nn) Appraisal. The Seller has delivered to the Purchaser an appraisal of the Mortgaged Property signed prior to the approval of the Mortgage application by an appraiser qualified under the Underwriting Guidelines who (i)
is licensed in the state where the Mortgaged Property is located, (ii) has no interest, direct or indirect, in the Mortgaged Property or in any Mortgage Loan or the security therefor, and (iii) does not receive compensation that is affected by the approval or disapproval of the Mortgage Loan. The appraisal shall have been made within one hundred and eighty (180) days of the origination of the Mortgage Loan and shall be completed in compliance with the Uniform
Standards of Professional Appraisal Practice, and all applicable Federal and state laws and regulations. If the appraisal was made more than one hundred and twenty (120) days before the origination of the Mortgage Loan, the Seller shall have received and delivered to the Purchaser a recertification of the appraisal;

                                      -34-

          (oo) Disclosure Materials. The Mortgagor has, to the extent required by applicable law, executed a statement to the effect that the Mortgagor has, received all disclosure materials required by applicable law and the Seller has complied with all applicable law with respect to the making of the Mortgage
Loans. The Seller shall cause the Interim Servicer to maintain such statement in the Mortgage File;

          (pp) Construction or Rehabilitation of Mortgaged Property. The
Mortgage Loan was not made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged
Property;

          (qq) No Defense to Insurance Coverage. No action has been taken or failed to be taken, no event has occurred and no state of facts exists or has existed on or prior to the Closing Date (whether or not known to the Seller on or prior to such date) which has resulted or will result in an exclusion from, denial of, or defense to coverage under any primary mortgage insurance
(including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Seller, the related Mortgagor or any party involved in the application for such coverage, including the appraisal, plans and specifications and other exhibits or documents submitted therewith to the insurer under such insurance policy, or for any other reason under such coverage, but not including the failure of such insurer to pay by reason of such insurer's breach of such insurance policy or such insurer's financial inability to pay. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

          (rr) Qualified Mortgage. The Mortgage Loan is a qualified mortgage under Section 860G(a)(3) of the Code;

          (ss) Credit Information. As to each consumer report (as defined in the
Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Seller to the Purchaser, that Seller has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded by the terms of the Mortgage Loan Documents from furnishing the same to any subsequent or prospective purchaser of such Mortgage. The Seller shall hold the Purchaser harmless from any and all damages, losses, costs and expenses (including attorney's fees) arising from disclosure of credit information in connection with the Purchaser's secondary marketing operations and the purchase and sale of mortgages;

          (tt) Leaseholds. If the Mortgage Loan is secured by a long-term residential lease, (1) the lessor under the lease holds a fee simple interest in the land; (2) the terms of such lease expressly permit the mortgaging of the leasehold estate, the assignment of the lease without the lessor's consent and the acquisition by the holder of the Mortgage of the rights of the lessee upon foreclosure or assignment in lieu of foreclosure or provide the holder of the
Mortgage with substantially similar protections; (3) the terms of such lease do not (a) allow the termination thereof upon the lessee's default without the holder of the Mortgage being entitled to receive

                                      -35-

written notice of, and opportunity to cure, such default, (b) allow the termination of the lease in the event of damage or destruction as long as the
Mortgage is in existence, (c) prohibit the holder of the Mortgage from being insured (or receiving proceeds of insurance) under the hazard insurance policy or policies relating to the Mortgaged Property or (d) permit any increase in rent other than pre-established increases set forth in the lease; (4) the original term of such lease is not less than 15 years; (5) the term of such lease does not terminate earlier than five years after the maturity date of the
Mortgage Note; and (6) the Mortgaged Property is located in a jurisdiction in which the use of leasehold estates in transferring ownership in residential properties is a widely accepted practice;

          (uu) Prepayment Penalty. The Mortgage Loan is subject to a prepayment penalty as provided in the related Mortgage Note except as set forth on Exhibit
B to each related Assignment and Conveyance Agreement. With respect to each
Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable and will be enforced by the Seller for the benefit of the
Purchaser, and each prepayment penalty is permitted pursuant to federal, state and local law. Each such prepayment penalty is in an amount equal to the maximum amount permitted under applicable law and no such prepayment penalty may provide for a term in excess of five (5) years with respect to Mortgage Loans originated prior to October, 1, 2002. With respect to Mortgage Loans originated on or after
October 1, 2002, the duration of the prepayment period shall not exceed three
(3) years from the date of the Mortgage Note unless the Mortgage Loan was modified to reduce the prepayment period to no more than three (3) years from the date of such Mortgage Note and the Mortgagor was notified in writing of such reduction in prepayment period. With respect to any Mortgage Loan that contains a provision permitting imposition of a penalty upon a prepayment prior to maturity: (i) the Mortgage Loan provides some benefit to the Mortgagor (e.g., a rate or fee reduction) in exchange for accepting such prepayment penalty, (ii)
the Mortgage Loan's originator had a written policy of offering the Mortgagor or requiring third-party brokers to offer the Mortgagor, the option of obtaining a mortgage loan that did not require payment of such a penalty and (iii) the prepayment penalty was adequately disclosed to the Mortgagor in the loan documents pursuant to applicable state, local and federal law. This representation is a Deemed Material Breach Representation;

          (vv) Assumability. With respect to each Adjustable Rate Mortgage Loan, the Mortgage Loan Documents provide that after the related first Interest Rate
Adjustment Date, a related Mortgage Loan may only be assumed if the party assuming such Mortgage Loan meets certain credit requirements stated in the
Mortgage Loan Documents;

          (ww) Conversion to Fixed Interest Rate. With respect to Adjustable
Rate Mortgage Loans, the Mortgage Loan is not a Convertible Mortgage Loan;

          (xx) Escrow Analysis. With respect to each Mortgage, the Seller has within the last twelve months (unless such Mortgage was originated within such twelve month period) analyzed the required Escrow Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

                                      -36-

          (yy) Predatory Lending Regulations. No Mortgage Loan is a High Cost
Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after
October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending
Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law. The Mortgaged Property is not located in a jurisdiction where a breach of this representation with respect to the related Mortgage Loan may result in additional assignee liability to the Purchaser, as determined by Purchaser in its reasonable discretion. This representation is a Deemed Material Breach
Representation;

          (zz) Single-Premium Credit Life Insurance policy. No Mortgagor was required to purchase any single premium credit insurance policy (e.g., life, disability, property, accident, unemployment or health insurance product) or debt cancellation agreement as a condition of obtaining the extension of credit.
No Mortgagor obtained a prepaid single-premium credit insurance policy (e.g., life, disability, property, accident, unemployment, mortgage or health insurance) in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies as part of the origination of, or as a condition to closing, such
Mortgage Loan. This representation is a Deemed Material Breach Representation;

          (aaa) Regarding the Mortgagor. The Mortgagor is one or more natural persons and/or trustees for an Illinois land trust or a trustee under a "living trust";

          (bbb) Insurance. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser;

          (ccc) Simple Interest Mortgage Loans. The Mortgage Loan is not a
simple interest Mortgage Loan;

          (ddd) Flood Certification Contract. The Mortgage Loan is covered by a paid in full, life of loan, transferable flood certification contract that has been assigned without penalty, cost or premium to the Purchaser;

          (eee) Consent. Either (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File;

          (fff) Origination Date. The date of origination of the Mortgage Loan shall be no earlier than three (3) months prior to the date such Mortgage Loan is first purchased by the Purchaser, unless indicated otherwise on the related
Mortgage Loan Schedule;

          (ggg) No Exception. The Custodian has not noted any material exceptions on an Exception Report (as defined in the Custodial Agreement) with respect to the Mortgage Loan which would materially adversely affect the
Mortgage Loan or the Purchaser's ownership of the Mortgage Loan, unless consented to by the Purchaser;

                                      -37-

          (hhh) Mortgage Submitted for Recordation. The Mortgage either has been or will promptly be submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located;

          (iii) Endorsements. The Mortgage Note has been endorsed by Seller for its own account and not as a fiduciary, trustee, trustor or beneficiary under a trust agreement;

          (jjj) Accuracy of Information. All information provided to the
Purchaser by the Seller with respect to the Mortgage Loan is accurate in all material respects;

          (kkk) Mortgagor Bankruptcy. On or prior to the related Closing Date, the Mortgagor has not filed a bankruptcy petition, has not become the subject of involuntary bankruptcy proceedings or has not consented to the filing of a bankruptcy proceeding against it or to a receiver being appointed in respect of the related Mortgaged Property;

          (lll) No Construction Loans. No Mortgage Loan was made in connection with (a) facilitating the trade-in or exchange of a Mortgaged Property or (b)
the construction or rehabilitation of a Mortgaged Property, unless the Mortgage
Loan is a construction-to-permanent mortgage loan listed on the Mortgage Loan
Schedule which has been fully disbursed, all construction work is complete and a completion certificate has been issued;

          (mmm) No Equity Participation. No document relating to the Mortgage
Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the
Mortgaged Property or the Mortgagor and Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the
Mortgagor;

          (nnn) Proceeds of Mortgage Loan. The proceeds of the Mortgage Loan have not been and shall not be used to satisfy, in whole or in part, any debt owed or owing by the Mortgagor to Seller or any Affiliate or correspondent thereof unless such debt was originated more than 24 months prior to the origination of such Mortgage Loan; and

          (ooo) No Arbitration. No Mortgagor with respect to any Mortgage Loan originated on or after August 1, 2004 agreed to submit to arbitration to resolve any dispute arising out of or relating in any way to the mortgage loan transaction. This representation is a Deemed Material Breach Representation;

          (ppp) Origination Practices/No Steering. No Mortgagor was not
encouraged or required to select a Mortgage Loan product offered by the Mortgage
Loan's originator which is a higher cost product designed for less creditworthy borrowers, unless at the time of the Mortgage Loan's origination, such Mortgagor did not qualify taking into account such facts as, without limitation, the
Mortgage Loan's requirements and the Mortgagor's credit history, income, assets and liabilities and debt-to-income ratios for a lower-cost credit product then offered by the Mortgage Loan's originator or any affiliate of the Mortgage
Loan's originator. If, at the time of loan application, the Mortgagor may have qualified for a lower-cost credit product then offered by any mortgage lending affiliate of the Mortgage Loan's originator, the Mortgage Loan's originator referred the Mortgagor's application to such affiliate for underwriting consideration.

                                      -38-

For a Mortgagor who seeks financing through a Mortgage Loan originator's higher-priced subprime lending channel, the Mortgagor was directed towards or offered the Mortgage Loan originator's standard mortgage line if the Mortgagor was able to qualify for one of the standard products. This representation is a
Deemed Material Breach Representation;

          (qqq) Underwriting Methodology. The methodology used in underwriting the extension of credit for each Mortgage Loan does not rely on the extent of the Mortgagor's equity in the collateral as the principal determining factor in approving such extension of credit. The methodology employed objective criteria that related such facts as, without limitation, the Mortgagor's credit history, income, assets or liabilities, to the proposed mortgage payment and, based on such methodology, the Mortgage Loan's originator made a reasonable determination that at the time of origination the Mortgagor had the ability to make timely payments on the Mortgage Loan. Such underwriting methodology confirmed that at the time of origination (application/approval) the Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan. This representation is a
Deemed Material Breach Representation;

          (rrr) Points and Fees. Except as set forth on the related Mortgage
Loan Schedule, no Mortgagor was charged "points and fees" (whether or not financed) in an amount greater than (i) $1,000 or (ii) 5% of the principal amount of such Mortgage Loan, whichever is greater. For purposes of this representation, "points and fees" (x) include origination, underwriting, broker and finder fees and charges paid to the mortgagee or a third party, and (y)
exclude bona fide discount points, fees paid for actual services rendered in connection with the origination of the Mortgage Loan (such attorneys' fees, notaries fees and fees paid for property appraisals, credit reports, surveys, title examinations and extracts, flood and tax certifications and home inspections), the costs of mortgage insurance or credit-risk price adjustments, the costs of title, hazard and flood insurance policies, state and local transfer taxes or fees, escrow deposits for the future payment of taxes and insurance premiums, and other miscellaneous fees and charges that, in total, do not exceed 0.25% of the principal amount of such Mortgage Loan. This representation is a Deemed Material Breach Representation;

          (sss) Fees Charges. All fees and charges (including finance charges)
and whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan has been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. This representation is a Deemed Material Breach
Representation; and

          (ttt) Second Lien Mortgage Loans. With respect to each Second Lien
Loan: (1) the related First Lien Loan does not permit negative amortization; (2)
to the best of Seller's knowledge, the related First Lien Loan is in full force and effect, and there is no default, lien, breach, violation or event which would permit acceleration existing under such First Lien Loan or Mortgage Note, and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration under such First Lien Loan; and (3) except as set forth on the related Mortgage Loan Schedule, the related Mortgaged
Property was the Mortgagor's principal residence at the time of the origination of such Second Lien Loan. This representation is a Deemed Material Breach
Representation.

                                      -39-

          Subsection 9.03. Remedies for Breach of Representations and
Warranties.

          It is understood and agreed that the representations and warranties set forth in Subsections 9.01 and 9.02 shall survive the sale of the Mortgage
Loans to the Purchaser and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or
Assignment of Mortgage or the examination or failure to examine any Mortgage
File. Upon discovery by either the Seller or the Purchaser of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other.

          Within sixty (60) days of the earlier of either discovery by or notice to the Seller of any breach of a representation or warranty which materially and adversely affects the value of the Mortgage Loans or the interest of the
Purchaser therein (or which materially and adversely affects the value of the applicable Mortgage Loan or the interest of the Purchaser therein in the case of a representation and warranty relating to a particular Mortgage Loan), the
Seller shall use its best efforts promptly to cure such breach in all material respects and, if such breach cannot be cured, the Seller shall, at the
Purchaser's option, repurchase such Mortgage Loan at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase. Notwithstanding the above sentence, (i) within sixty (60) days of the earlier of either discovery by, or notice to, the Seller of any breach of the representation and warranty set forth in clause (rr) of Subsection 9.02, the
Seller shall repurchase such Mortgage Loan at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase and
(ii) any breach of a Deemed Material Breach Representation shall automatically be deemed to materially and adversely affect the value of the Mortgage Loan and the interest of the Purchaser therein. In the event that a breach shall involve any representation or warranty set forth in Subsection 9.01, and (except as provided in the preceding sentence with respect to certain breaches for which no cure is permitted) such breach cannot be cured within sixty (60) days of the earlier of either discovery by or notice to the Seller of such breach, all of the Mortgage Loans shall, at the Purchaser's option, be repurchased by the
Seller at the Repurchase Price, together with all expenses incurred by the
Purchaser as a result of such repurchase. However, if the breach shall involve a representation or warranty set forth in Subsection 9.02 (other than the representations and warranties set forth in clause (rr) of such Subsection or any Deemed Material Breach Representation) and the Seller discovers or receives notice of any such breach within one hundred twenty (120) days of the related
Closing Date, the Seller shall, at the Purchaser's option and provided that the
Seller has a Qualified Substitute Mortgage Loan, rather than repurchase the
Mortgage Loan as provided above, remove such Mortgage Loan (a "Deleted Mortgage
Loan") and substitute in its place a Qualified Substitute Mortgage Loan or
Loans, provided that any such substitution shall be effected not later than one hundred twenty (120) days after the related Closing Date. If the Seller has no
Qualified Substitute Mortgage Loan, it shall repurchase the deficient Mortgage
Loan. Any repurchase of a Mortgage Loan or Loans pursuant to the foregoing provisions of this Subsection 9.03 shall be accomplished by either (a) if the
Interim Servicing Agreement has been entered into and is in effect, deposit in the Custodial Account of the amount of the Repurchase Price for distribution to the Purchaser on the next scheduled Remittance Date, after deducting therefrom any amount received in respect of such repurchased Mortgage Loan or Loans and being held in the Custodial Account for future distribution or (b) if the
Interim Servicing Agreement has not been entered into or is no longer in

                                      -40-

effect, by direct remittance of the Repurchase Price to the Purchaser or its designee in accordance with the Purchaser's instructions.

          At the time of repurchase or substitution, the Purchaser and the
Seller shall arrange for the reassignment of the Deleted Mortgage Loan to the
Seller and the delivery to the Seller of any documents held by the Custodian relating to the Deleted Mortgage Loan. In the event of a repurchase or substitution, the Seller shall, simultaneously with such reassignment, give written notice to the Purchaser that such repurchase or substitution has taken place, amend the Mortgage Loan Schedule to reflect the withdrawal of the Deleted
Mortgage Loan from this Agreement, and, in the case of substitution, identify a
Qualified Substitute Mortgage Loan and amend the Mortgage Loan Schedule to reflect the addition of such Qualified Substitute Mortgage Loan to this
Agreement. In connection with any such substitution, the Seller shall be deemed to have made as to such Qualified Substitute Mortgage Loan the representations and warranties set forth in this Agreement except that all such representations and warranties set forth in this Agreement shall be deemed made as of the date of such substitution. The Seller shall effect such substitution by delivering to the Custodian or to such other party as the Purchaser may designate in writing for such Qualified Substitute Mortgage Loan the documents required by Subsection
6.03, with the Mortgage Note endorsed as required by Subsection 6.03. No substitution will be made in any calendar month after the Determination Date for such month. The Seller shall cause the Interim Servicer to remit directly to the
Purchaser, or its designee in accordance with the Purchaser's instructions the
Monthly Payment less the Servicing Fee due, if any, on such Qualified Substitute
Mortgage Loan or Loans in the month following the date of such substitution.
Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution shall be retained by the Seller. For the month of substitution, distributions to the Purchaser shall include the Monthly Payment due on any Deleted Mortgage Loan in the month of substitution, and the Seller shall thereafter be entitled to retain all amounts subsequently received by the
Seller in respect of such Deleted Mortgage Loan.

          For any month in which the Seller substitutes a Qualified Substitute
Mortgage Loan for a Deleted Mortgage Loan, the Seller shall determine the amount
(if any) by which the aggregate principal balance of all Qualified Substitute
Mortgage Loans as of the date of substitution is less than the aggregate Stated
Principal Balance of all Deleted Mortgage Loans (after application of scheduled principal payments due in the month of substitution). The amount of such shortfall shall be distributed by the Seller directly to the Purchaser or its designee in accordance with the Purchaser's instructions within two (2) Business
Days of such substitution.

          In addition to such repurchase or substitution obligation, the Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents and hold such parties harmless against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of any representation or warranty contained in this Agreement or any
Reconstitution Agreement. It is understood and agreed that the obligations of the Seller set forth in this Subsection 9.03 to cure, substitute for or repurchase a defective Mortgage Loan and to indemnify the Purchaser and
Successor Servicer as provided in this Subsection 9.03 and Subsection 14.01 constitute the sole remedies of the Purchaser and Successor Servicer respecting a breach of the foregoing

                                      -41-

representations and warranties. For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor
Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers"
pursuant to this Agreement.

          Any cause of action against the Seller relating to or arising out of the breach of any representations and warranties made in Subsections 9.01 and
9.02 shall accrue as to any Mortgage Loan upon (i) discovery of such breach by the Purchaser or notice thereof by the Seller to the Purchaser, (ii) failure by the Seller to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Seller by the Purchaser for compliance with this Agreement.

          Subsection 9.04. Repurchase of Mortgage Loans That Prepay in Full.

          If any Mortgage Loan is prepaid within ninety (90) days from and after the related Closing Date, the Seller shall pay to the Purchaser, within seven
(7) Business Days of such prepayment in full, an amount equal to the Premium
Percentage multiplied by the outstanding principal balance of such Mortgage Loan as of the date of such prepayment in full reduced by (i) if Seller is acting as servicer, the amount of any prepayment premium or penalty paid and received by the Purchaser with respect to such Mortgage Loan and (ii) if Seller is no longer acting as servicer, the amount of any legally enforceable prepayment premium or penalty.

          Subsection 9.05. Repurchase of Mortgage Loans with First Payment
Defaults.

          (a) If the related Mortgagor is delinquent with respect to the
Mortgage Loan's first Monthly Payment after origination of such Mortgage Loan
(i.e. such Monthly Payment is not received on its due date or within the calendar month in which such Monthly Payment was due), the Seller, at the
Purchaser's option exercised in its sole discretion, shall repurchase such
Mortgage Loan from the Purchaser at a price equal to the percentage of par as stated in the related Purchase Price and Terms Agreement (subject to adjustment as provided therein) multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such Mortgage Loan. (b) If the related Mortgagor is delinquent with respect to the Mortgage Loan's Monthly Payment due in the month in which the related Closing Date occurs or the Monthly Payment due in the first calendar month following the month in which the related Closing Date occurs, in each case on its due date or within the calendar month in which such Monthly
Payment was due, all in accordance with the terms of the related Mortgage Note, the Seller, at the Purchaser's option exercised in its sole discretion, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the percentage of par as stated in the related Purchase Price and Terms Agreement
(subject to adjustment as provided therein) multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable

                                      -42-

Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such Mortgage Loan.

          Subsection 9.06. Purchaser's Right to Review.

          From the related Closing Date until ninety (90) days after such
Closing Date, the Purchaser shall have the right to review each Mortgage File and Credit File, to conduct property inspections, obtain appraisal recertifications, drive-by appraisals, brokers price opinions and otherwise to underwrite the Mortgage Loans and to reject any Mortgage Loan which in the
Purchaser's sole opinion is an unacceptable investment to investors investing in similar mortgage loans. In the event that the Purchaser so rejects any Mortgage
Loan, the Seller shall, no later than seven (7) Business Days following receipt of notice of such rejection and servicing comments and other applicable and supporting documentation, repurchase the rejected Mortgage Loan in the manner prescribed in Subsection 9.03 hereof at the Purchase Price, together with accrued and unpaid interest at the Mortgage Interest Rate through the date of repurchase. Any rejected Mortgage Loan shall be removed from the terms of this
Agreement.

          All rights of the Purchaser under this Subsection 9.06 shall terminate upon the transfer of any Mortgage Loan to any other Purchaser.

          Notwithstanding the foregoing, the fact that the Purchaser or its designee has conducted or failed to conduct the review/due diligence procedures specified above or any other partial or complete examination of the Mortgage
Files or Credit Files shall not impair in any way the Purchaser's or any of its successors' rights to demand repurchase, substitution or any other remedy provided under this Agreement.

          SECTION 10. Closing.

          The closing for the purchase and sale of each Mortgage Loan Package shall take place on the related Closing Date. At the Purchaser's option, the
Closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

          The closing for the Mortgage Loans to be purchased on each Closing
Date shall be subject to each of the following conditions:

          (a)  at least two Business Days prior to the related Closing Date, the
               Seller shall deliver to the Purchaser, in electronic format acceptable to the Purchaser in its sole discretion, a listing on a loan-level basis of the necessary information to compute the
               Purchase Price of the Mortgage Loans delivered on the Closing
               Date (including accrued interest), and prepare a Mortgage Loan
               Schedule;

          (b)  all of the representations and warranties of the Seller under this Agreement and of the Interim Servicer under the Interim
               Servicing Agreement (with respect to each Mortgage Loan for an interim period, as specified therein) shall be true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of

                                      -43-

               time, would constitute a default under this Agreement or an Event of Default under the Interim Servicing Agreement;

          (c)  the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all closing documents as specified in Section 11 of this Agreement, in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

          (d)  the Seller shall have delivered and released to the Custodian all documents required pursuant to this Agreement; and

          (e)  all other terms and conditions of this Agreement and the related
               Purchase Price and Terms Agreement shall have been complied with.

          Subject to the foregoing conditions, the Purchaser shall pay to the
Seller on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 4 of this Agreement, by wire transfer of immediately available funds to the account designated by the Seller.

          SECTION 11. Closing Documents.

          The Closing Documents for the Mortgage Loans to be purchased on each
Closing Date shall consist of fully executed originals of the following documents:

          1.   this Agreement (to be executed and delivered only for the initial
               Closing Date);

          2.   the Interim Servicing Agreement, dated as of the initial Cut-off
               Date, in the form of Exhibit B hereto (to be executed and
               delivered only for the initial Closing Date);

          3.   with respect to the initial Closing Date, the Custodial
               Agreement, dated as of the initial Cut-off Date;

          4.   the related Mortgage Loan Schedule, segregated by Mortgage Loan
               Package, one copy to be attached hereto, one copy to be attached to the Custodian's counterpart of the Custodial Agreement, and one copy to be attached to the related Assignment and Conveyance as the Mortgage Loan Schedule thereto;

          5.   a Custodian's Certification, as required under the Custodial
               Agreement, in the form of Exhibit G-1 to the Custodial Agreement;

          6.   with respect to the initial Closing Date, a Custodial Account
               Letter Agreement or a Custodial Account Certification, as
               applicable, as required under the Interim Servicing Agreement;

                                      -44-

          7.   with respect to the initial Closing Date, an Escrow Account
               Letter Agreement or an Escrow Account Certification, as
               applicable, as required under the Interim Servicing Agreement;

          8.   with respect to the initial Closing Date, an Officer's
               Certificate, in the form of Exhibit C hereto with respect to each of the Seller and the Interim Servicer, including all attachments hereto; with respect to subsequent Closing Dates, an Officer's
               Certificate upon request of the Purchaser;

          9.   with respect to the initial Closing Date, an Opinion of Counsel of each of the Seller and the Interim Servicer (who may be an employee of the Seller or the Interim Servicer, as applicable), in the form of Exhibit D hereto ("Opinion of Counsel of the
               Seller"); with respect to subsequent Closing Dates, an Opinion of
               Counsel of the Seller upon request of the Purchaser;

          10.  with respect to the initial Closing Date, an Opinion of Counsel of the Custodian (who may be an employee of the Custodian), in the form of an exhibit to the Custodial Agreement;

          11.  a Security Release Certification, in the form of Exhibit E or F, as applicable, hereto executed by any person, as requested by the
               Purchaser, if any of the Mortgage Loans have at any time been subject to any security interest, pledge or hypothecation for the benefit of such person;

          12.  a certificate or other evidence of merger or change of name, signed or stamped by the applicable regulatory authority, if any of the Mortgage Loans were acquired by the Seller by merger or acquired or originated by the Seller while conducting business under a name other than its present name, if applicable;

          13.  with respect to the initial Closing Date, the Underwriting
               Guidelines to be attached to the related Assignment and
               Conveyance as Exhibit C;

          14.  Assignment and Conveyance Agreement in the form of Exhibit H hereto;

          15.  Exhibit B to the related Assignment and Conveyance Agreement; and

          16.  within two (2) Business Days following the Closing Date, a MERS
               Report reflecting the Purchaser as Investor and no Person as
               Interim Funder for each MERS Designated Mortgage Loan.

          The Seller shall bear the risk of loss of the closing documents until such time as they are received by the Purchaser or its attorneys.

          SECTION 12. Costs.

          The Purchaser shall pay any commissions due its salesmen and the legal fees and expenses of its attorneys and custodial fees. All other costs and expenses incurred in connection

                                      -45-

with the transfer and delivery of the Mortgage Loans and the Servicing Rights including recording fees, fees for title policy endorsements and continuations, fees for recording Assignments of Mortgage, and the Seller's attorney's fees, shall be paid by the Seller.

          SECTION 13. Cooperation of Seller with a Reconstitution.

          The Seller and the Purchaser agree that with respect to some or all of the Mortgage Loans, after each Closing Date, on one or more dates (each, a
"Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a sale (each, a "Reconstitution") of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

               a)   Fannie Mae under its Cash Purchase Program or MBS Program
                    (Special Servicing Option) (each, a "Fannie Mae Transfer");
                    or

               b)   Freddie Mac (the "Freddie Mac Transfer"); or

               c)   one or more third party purchasers in one or more Whole Loan
                    Transfers; or

               d)   one or more trusts or other entities to be formed as part of one or more Securitization Transactions.

          The Seller agrees to execute in connection with any Agency Transfer, any and all reasonably acceptable pool purchase contracts, and/or agreements among the Purchaser, the Seller, Fannie Mae or Freddie Mac (as the case may be)
and any servicer in connection with a Whole Loan Transfer, a seller's warranties and servicing agreement or a participation and servicing agreement in form and substance reasonably acceptable to the parties, and in connection with a
Securitization Transaction, a pooling and servicing agreement in form and substance reasonably acceptable to the parties or an Assignment and Recognition
Agreement substantially in the form attached hereto as Exhibit J (collectively, the agreements referred to herein are designated, the "Reconstitution
Agreements"), together with an opinion of counsel with respect to such
Reconstitution Agreements.

          With respect to each Whole Loan Transfer and each Securitization
Transaction entered into by the Purchaser, the Seller agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser; (3) to restate the representations and warranties set forth in this Agreement and the Interim
Servicing Agreement as of the settlement or closing date in connection with such
Reconstitution (each, a "Reconstitution Date") or make the representations and warranties set forth in the related selling/servicing guide of the servicer or issuer, as the case may be, or such representations or warranties as may be required by any Rating Agency or prospective purchaser of the related securities or such Mortgage Loans, in connection with such Reconstitution. The Seller shall provide to such servicer or issuer, as the case may be, and any other participants or purchasers in such Reconstitution: (i) any and all information and appropriate verification of information which may be reasonably available to the Seller or its affiliates, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request; and (ii) such additional representations, warranties, covenants, opinions of counsel, letters from

                                      -46-

auditors, and certificates of public officials or officers of the Seller or the
Interim Servicer as are reasonably believed necessary by the Purchaser or any such other participant; and (iii) to execute, deliver and satisfy all conditions set forth in any indemnity agreement required by the Purchaser or any such participant, including, without limitation, an Indemnification and Contribution
Agreement in substantially the form attached hereto as Exhibit K. Moreover, the
Seller agrees to cooperate with all reasonable requests made by the Purchaser to effect such Reconstitution Agreements. The Seller shall indemnify the Purchaser, each affiliate of the Purchaser participating in the Reconstitution and each
Person who controls the Purchaser or such affiliate and their respective present and former directors, officers, employees and agents, and hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that each of them may sustain in any way related to any information provided by or on behalf of the Seller regarding the Seller, the Seller's servicing practices or performance, the Mortgage Loans or the Underwriting
Guidelines set forth in any offering document prepared in connection with any
Reconstitution. For purposes of the previous sentence, "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all
Persons who previously were "Purchasers" under this Agreement.

          In the event the Purchaser has elected to have the Interim Servicer or the Seller hold record title to the Mortgages, prior to the Reconstitution Date, the Interim Servicer or the Seller shall prepare an assignment of mortgage in blank or to the prospective purchaser or trustee, as applicable, from the
Interim Servicer or the Seller, as applicable, acceptable to the prospective purchaser or trustee, as applicable, for each Mortgage Loan that is part of the
Reconstitution and shall pay all preparation and recording costs associated therewith. In connection with the Reconstitution, the Interim Servicer shall execute or shall cause the Seller to execute each Assignment of Mortgage (except with respect to each MERS Designated Mortgage Loan), track such Assignments of
Mortgage to ensure they have been recorded and deliver them as required by the prospective purchaser or trustee, as applicable, upon the Interim Servicer's receipt thereof. Additionally, the Interim Servicer shall prepare and execute or shall cause the Seller to execute, at the direction of the Purchaser, any note endorsement in connection with any and all seller/servicer agreements.

          All Mortgage Loans not sold or transferred pursuant to a
Reconstitution shall remain subject to this Agreement and, if the Interim
Servicing Agreement shall remain in effect with respect to the related Mortgage
Loan Package, shall continue to be serviced in accordance with the terms of this
Agreement and the Interim Servicing Agreement and with respect thereto this
Agreement shall remain in full force and effect.

          SECTION 14. The Seller.

          Subsection 14.01. Additional Indemnification by the Seller; Third
Party Claims.

          (a) The Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents, and hold such parties harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees (including legal fees incurred in

                                      -47-

connection with the enforcement of the Seller's indemnification obligation under this Section 14.01) and related costs, judgments, and any other costs, fees and expenses that such parties may sustain in any way related to the failure of the
Seller to perform its duties and the Interim Servicer to service the Mortgage
Loans in strict compliance with the terms of this Agreement or any
Reconstitution Agreement entered into pursuant to Section 13 or any breach of any of Seller's representations, warranties and covenants set forth in this
Agreement (provided that such costs shall not include any lost profits). For purposes of this paragraph "Purchaser" shall mean the Person then acting as the
Purchaser under this Agreement and any and all Persons who previously were
"Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all
Persons who previously were "Successor Servicers" pursuant to this Agreement.

          (b) Promptly after receipt by an indemnified party under this Section
14.01 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 14.01, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party under this Section 14.01, except to the extent that it has been prejudiced in any material respect, or from any liability which it may have, otherwise than under this Section 14.01. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party or parties shall have reasonably concluded that there may be legal defenses available to it or them and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party for expenses incurred by the indemnified party in connection with the defense thereof unless
(i) the indemnified party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with one local counsel, if applicable)), (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party; and except that, if clause (i) or (iii) is applicable, such liability shall be only in respect of the counsel referred to in such clause (i) or (iii).

                                      -48-

          Subsection 14.02. Merger or Consolidation of the Seller.

          The Seller will keep in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

          Any Person into which the Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the
Seller shall be a party, or any Person succeeding to the business of the Seller, shall be the successor of the Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall have a net worth of at least $15,000,000.

          SECTION 15. Financial Statements.

          The Seller understands that in connection with the Purchaser's marketing of the Mortgage Loans, the Purchaser shall make available to prospective purchasers audited financial statements of the Seller for the most recently completed three fiscal years respecting which such statements are available, as well as a Consolidated Statement of Condition of the Seller at the
end of the last two fiscal years covered by such Consolidated Statement of
Operations. The Seller shall also make available any comparable interim statements to the extent any such statements have been prepared by the Seller
(and are available upon request to members or stockholders of the Seller or the public at large). The Seller, if it has not already done so, agrees to furnish promptly to the Purchaser copies of the statements specified above. The Seller shall also make available information on its servicing performance with respect to loans serviced for others, including delinquency ratios.

          The Seller also agrees to allow reasonable access to a knowledgeable financial or accounting officer for the purpose of answering questions asked by any prospective purchaser regarding recent developments affecting the Seller or the financial statements of the Seller.

          SECTION 16. Mandatory Delivery; Grant of Security Interest.

          The sale and delivery on the related Closing Date of the Mortgage
Loans described on the related Mortgage Loan Schedule is mandatory from and after the date of the execution of the related Purchase Price and Terms
Agreement, it being specifically understood and agreed that each Mortgage Loan is unique and identifiable on the date hereof and that an award of money damages would be insufficient to compensate the Purchaser for the losses and damages incurred by the Purchaser (including damages to prospective purchasers of the
Mortgage Loans) in the event of the Seller's failure to deliver (i) each of the related Mortgage Loans or (ii) one or more Qualified Substitute Mortgage Loans or (iii) one or more Mortgage Loans otherwise acceptable to the Purchaser on or before the related Closing Date. The Seller hereby grants to the Purchaser a lien on and a continuing security interest in each Mortgage Loan and each document and instrument evidencing each such Mortgage Loan to secure the performance by the Seller of its obligations under the related Purchase Price and Terms

                                      -49-

Agreement, and the Seller agrees that it shall hold such Mortgage Loans in custody for the Purchaser subject to the Purchaser's (i) right to reject any
Mortgage Loan (or Qualified Substitute Mortgage Loan) under the terms of this
Agreement and to require another Mortgage Loan (or Qualified Substitute Mortgage
Loan) to be substituted therefor, and (ii) obligation to pay the Purchase Price for the Mortgage Loans. All rights and remedies of the Purchaser under this
Agreement are distinct from, and cumulative with, any other rights or remedies under this Agreement or afforded by law or equity and all such rights and remedies may be exercised concurrently, independently or successively.

          SECTION 17. Notices.

          All demands, notices and communications hereunder shall be in writing and shall be given via email, facsimile transmission or registered or certified mail to the person at the address set forth below:

               (i)    if to the Seller:

                      Lime Financial Services, Ltd.
                      5885 SW Meadows Road, Suite 600
                      Lake Oswego, Oregon
                      Attention: Mike Parthasrathy
                      Fax: 503-905-5005
                      Email: mikep@limefinancial.com

               (ii)   if to the Purchaser:

                      IXIS Real Estate Capital Inc.
                      9 West 57th Street
                      New York, New York 10019
                      Attention: Christopher Connelly
                      Fax: 212-891-6288
                      Email: c.connelly@ixiscm.com

                      with a copy to:

                      IXIS Real Estate Capital Inc.
                      9 West 57th Street
                      New York, New York 10019
                      Attention: General Counsel
                      Fax: 212-891-1922
                      Email: albert.zakes@ixiscm.com

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

                                      -50-

          SECTION 18. Severability Clause.

          Any part, provision representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this
Agreement without regard to such invalidity.

          SECTION 19. Counterparts.

          This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

          SECTION 20. Governing Law Jurisdiction; Consent to Service of Process.

          THIS AGREEMENT SHALL BE DEEMED IN EFFECT WHEN A FULLY EXECUTED
COUNTERPART THEREOF IS RECEIVED BY THE PURCHASER IN THE STATE OF NEW YORK AND
SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF NEW YORK. THIS AGREEMENT SHALL
BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT
TO ITS CHOICE OF LAW RULES AND PRINCIPLES. EACH OF THE PURCHASER AND THE SELLER
IRREVOCABLY (I) SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE
OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE
SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING
RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW,
THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH
COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY
SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY
SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS
TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL
ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER.

          SECTION 21. Intention of the Parties.

          It is the intention of the parties that the Purchaser is purchasing, and the Seller is selling the Mortgage Loans and not a debt instrument of the
Seller or another security. Accordingly, the parties hereto each intend to treat the transaction for Federal income tax purposes as a sale by the Seller, and a purchase by the Purchaser, of the Mortgage Loans.

                                      -51-

Moreover, the arrangement under which the Mortgage Loans are held shall be consistent with classification of such arrangement as a grantor trust in the event it is not found to represent direct ownership of the Mortgage Loans. The
Purchaser shall have the right to review the Mortgage Loans and the related
Mortgage Loan Files to determine the characteristics of the Mortgage Loans which shall affect the Federal income tax consequences of owning the Mortgage Loans and the Seller shall cooperate with all reasonable requests made by the
Purchaser in the course of such review.

          SECTION 22. Successors and Assigns; Assignment of Purchase Agreement.

          This Agreement shall bind and inure to the benefit of and be enforceable by the Seller and the Purchaser and the respective permitted successors and assigns of the Seller and the successors and assigns of the
Purchaser. This Agreement shall not be assigned, pledged or hypothecated by the
Seller to a third party without the prior written consent of the Purchaser, which consent may be withheld by the Purchaser in its sole discretion. This
Agreement may be assigned, pledged or hypothecated by the Purchaser in whole or in part, and with respect to one or more of the Mortgage Loans, without the consent of the Seller. There shall be no limitation on the number of assignments or transfers allowable by the Purchaser with respect to the Mortgage Loans and this Agreement. In the event the Purchaser assigns this Agreement, and the assignee assumes any of the Purchaser's obligations hereunder, the Seller acknowledges and agrees to look solely to such assignee, and not to the
Purchaser, for performance of the obligations so assumed and the Purchaser shall be relieved from any liability to the Seller with respect thereto.

          SECTION 23. Waivers.

          No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

          SECTION 24. Exhibits.

          The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

          SECTION 25. General Interpretive Principles.

          For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

          (a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

          (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

                                      -52-

          (c) references herein to "Articles," "Sections," "Subsections,"
"Paragraphs," and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

          (d) reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

          (e) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

          (f) the term "include" or "including" shall mean without limitation by reason of enumeration.

          SECTION 26. Reproduction of Documents.

          This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

          SECTION 27. Further Agreements.

          The Seller and the Purchaser each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this
Agreement.

          SECTION 28. Recordation of Assignments of Mortgage.

          To the extent permitted by applicable law, each of the Assignments of
Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or their comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected at the Seller's expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option (other than with respect to the MERS Designated Mortgage Loans).

          SECTION 29. No Solicitation.

          From and after the Closing Date, the Seller agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors on the Seller's behalf, to personally, by telephone or mail (via electronic means or

                                      -53-

otherwise), solicit the borrower or obligor under any Mortgage Loan for any purpose whatsoever, including to refinance a Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. It is understood and agreed that all rights and benefits relating to the solicitation of any Mortgagors and the attendant rights, title and interest in and to the list of such Mortgagors and data relating to their Mortgages (including insurance renewal dates) shall be transferred to the Purchaser pursuant hereto on the Closing Date and the
Seller shall take no action to undermine these rights and benefits.
Notwithstanding the foregoing, it is understood and agreed that promotions undertaken by the Seller or any affiliate of the Seller which are directed to the general public at large, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements shall not constitute solicitation under this Section 29.

          SECTION 30. Waiver of Trial by Jury.

          THE SELLER AND THE PURCHASER EACH KNOWINGLY, VOLUNTARILY AND
INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT
IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS
AGREEMENT.

          SECTION 31. Compliance with Regulation AB

          Subsection 31.01. Intent of the Parties; Reasonableness.

          The Purchaser and the Seller acknowledge and agree that the purpose of
Section 31 of this Agreement is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. Although Regulation AB is applicable by its terms only to offerings of asset-backed securities that are registered under the
Securities Act, the Company acknowledges that investors in privately offered securities may require that the Purchaser or any Depositor provide comparable disclosure in unregistered offerings. References in this Agreement to compliance with Regulation AB include provision of comparable disclosure in private offerings.

          Neither the Purchaser nor any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the
Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder (or the provision in a private offering of disclosure comparable to that required under the Securities Act). The Seller acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Purchaser or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB, provided, however, that if any of the information to be provided with respect to Section
1105(d)(1) and (2) is unknown and not available to the Seller without unreasonable effort or expense, such information shall not be required to be delivered by the Seller. In connection with any Securitization Transaction, the
Seller shall cooperate fully with the Purchaser to deliver to the Purchaser
(including any of its assignees or designees) and any Depositor, any and all

                                      -54-

statements, reports, certifications, records and any other information necessary in the good faith determination of the Purchaser or any Depositor to permit the
Purchaser or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Seller, any Third-Party
Originator and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Purchaser or any Depositor to be necessary in order to effect such compliance, provided, however, that if any of the information to be provided with respect to Section 1105(d)(1) and (2) is unknown and not available to the Seller without unreasonable effort or expense, such information shall not be required to be delivered by the Seller.

          The Purchaser (including any of its assignees or designees) shall cooperate with the Seller by providing timely notice of requests for information under these provisions and by reasonably limiting such requests to information required, in the Purchaser's reasonable judgment, to comply with Regulation AB.

          With respect to those Mortgage Loans that were originated by Seller and sold to the Purchaser pursuant to this Agreement and subsequently securitized by the Purchaser or any of its Affiliates, the Purchaser shall, to the extent consistent with then-current industry practice, cause the servicer
(or another party to such securitization) under the securitization to be obligated to provide, information with respect to the Mortgage Loans from and after Cut-off Date of such securitization necessary for the Seller to comply with its obligations under Regulation AB, including, without limitation, providing to the Seller static pool information, as set forth in Item 1105(a)(2)
and (5) of Regulation AB.

          Subsection 31.02. Additional Representations and Warranties of the
Seller.

          (a) The Seller shall be deemed to represent to the Purchaser and to any Depositor, as of the date on which information is first provided to the
Purchaser or any Depositor under Subsection 31.03 that, except as disclosed in writing to the Purchaser or such Depositor prior to such date: (i) the Seller is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Seller; (ii) the Interim Servicer has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; (iii) no material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Interim Servicer as servicer has been disclosed or reported by the
Seller; (iv) no material changes to the Interim Servicer's policies or procedures with respect to the servicing function it will perform under the
Interim Servicing Agreement and any Reconstitution Agreement for mortgage loans of a type similar to the Mortgage Loans have occurred during the three-year period immediately preceding the related Securitization Transaction; (v) there are no aspects of the Interim Servicer's financial condition that could have a material adverse effect on the performance by the Interim Servicer of its servicing obligations under the Interim Servicing Agreement or any
Reconstitution Agreement; (vi) there are no material legal or governmental proceedings pending (or known to be contemplated) against the Seller, Interim
Servicer, any Subservicer or any Third-Party Originator; and (vii) there are no affiliations, relationships or transactions relating to the Seller, Interim
Servicer, any Subservicer or any Third-Party Originator with respect to any
Securitization Transaction and any party thereto identified by the related
Depositor of a type described in Item 1119 of Regulation AB.

                                      -55-

          (b) If so requested by the Purchaser or any Depositor on any date following the date on which information is first provided to the Purchaser or any Depositor under Subsection 31.03, the Seller shall, within five Business
Days following such request, confirm in writing the accuracy of the representations and warranties set forth in paragraph (a) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

          Subsection 31.03. Information to Be Provided by the Seller.

          In connection with any Securitization Transaction the Seller shall (i)
within five Business Days following request by the Purchaser or any Depositor, provide to the Purchaser and such Depositor (or, as applicable, cause each
Third-Party Originator to provide), in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, the information and materials specified in paragraphs (a) and (b) of this Section, and (ii) as promptly as practicable following notice to or discovery by the Seller, provide to the Purchaser and any Depositor (in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor) the information specified in paragraph (d) of this Section.

          (a) If so requested by the Purchaser or any Depositor, the Seller shall provide such information regarding (i) the Seller, as originator of the
Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified
Correspondent), or (ii) each Third-Party Originator, as is requested for the purpose of compliance with Items 1103(a)(1), 1105, 1110, 1117 and 1119 of
Regulation AB. Such information shall include, at a minimum:

               (A) the originator's form of organization;

               (B) a description of the originator's origination program and how long the originator has been engaged in originating residential mortgage loans, which description shall include a discussion of the originator's experience in originating mortgage loans of a similar type as the Mortgage
     Loans; information regarding the size and composition of the originator's origination portfolio; and information that may be material, in the good faith judgment of the Purchaser or any Depositor, to an analysis of the performance of the Mortgage Loans, including the originators'
     credit-granting or underwriting criteria for mortgage loans of similar type(s) as the Mortgage Loans and such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with
     Item 1110(b)(2) of Regulation AB;

               (C) a description of any material legal or governmental
     proceedings pending (or known to be contemplated) against the Seller and each Third-Party Originator; and

               (D) a description of any affiliation or relationship between the
     Seller, each Third-Party Originator and any of the following parties to a
     Securitization Transaction, as such parties are identified to the Seller by the Purchaser or any Depositor in writing in advance of such Securitization
     Transaction:

                    (1)  the sponsor;

                                      -56-

                    (2)  the depositor;

                    (3)  the issuing entity;

                    (4)  any servicer;

                    (5)  any trustee;

                    (6)  any originator;

                    (7)  any significant obligor;

                    (8)  any enhancement or support provider; and

                    (9)  any other material transaction party.

          (b) If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide)
Static Pool Information with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below)
originated by (i) the Seller, if the Seller is an originator of Mortgage Loans
(including as an acquirer of Mortgage Loans from a Qualified Correspondent), and/or (ii) each Third-Party Originator. Such Static Pool Information shall be prepared by the Seller (or Third-Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(1)-(3)
of Regulation AB. To the extent that there is reasonably available to the Seller
(or Third-Party Originator) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. The content of such Static Pool Information may be in the form customarily provided by the Seller, and need not be customized for the Purchaser or any Depositor. Such Static Pool Information for each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than 135 days prior to the date of the prospectus or other offering document in which the Static Pool Information is to be included or incorporated by reference. The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format reasonably required by the Purchaser or the Depositor, as applicable.

          Promptly following notice or discovery of a material error in Static
Pool Information provided pursuant to the immediately preceding paragraph
(including an omission to include therein information required to be provided pursuant to such paragraph), the Seller shall provide corrected Static Pool
Information to the Purchaser or any Depositor, as applicable, in the same format in which Static Pool Information was previously provided to such party by the
Seller.

          If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this

                                      -57-

Agreement), such agreed-upon procedures letters of certified public accountants reasonably acceptable to the Purchaser or Depositor, as applicable, pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after January 1, 2006 or, in the case of Static
Pool Information with respect to the Seller's or Third-Party Originator's originations or purchases, to calendar months commencing January 1, 2006, as the
Purchaser or such Depositor shall reasonably request. Such letters shall be addressed to and be for the benefit of such parties as the Purchaser or such
Depositor shall designate, which may include, by way of example, any Sponsor, any Depositor and any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a Securitization Transaction. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such Depositor.

          (c) [Reserved].

          (d) If so requested by the Purchaser or any Depositor for the purpose of satisfying its reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Seller shall (or shall cause each
Third-Party Originator to) (i) notify the Purchaser and any Depositor in writing of (A) any material litigation or governmental proceedings pending against the
Seller or any Third-Party Originator and (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between the Seller or any Third-Party Originator and any of the parties specified in clause (D) of paragraph (a) of this Section (and any other parties identified in writing by the requesting party) with respect to such Securitization
Transaction, and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships.

          Subsection 31.04. Indemnification; Remedies.

          (a) The Seller shall indemnify the Purchaser, each affiliate of the
Purchaser, and each of the following parties participating in a Securitization
Transaction: each sponsor and issuing entity; each Person responsible for the preparation, execution or filing of any report required to be filed with the
Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange
Act with respect to such Securitization Transaction; each broker dealer acting as underwriter, placement agent or initial purchaser, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the
Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees and agents of each of the foregoing and of the Depositor, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

          (i) (A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, accountants'
     letter or other material provided in written or electronic form under this
     Section 31 by or on behalf of the Seller, or provided under this Section 31 by or on behalf of any Third-Party Originator (collectively, the "Seller
     Information"), or (B) the omission or alleged omission to state in the
     Seller Information a material fact required to be stated in the Seller
     Information or

                                      -58-

     necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Seller Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Seller Information or any portion thereof is presented together with or separately from such other information;

          (ii) any failure by the Seller or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 31; or

          (iii) any breach by the Seller of a representation or warranty set forth in Subsection 31.02(a) or in a writing furnished pursuant to
     Subsection 31.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection 31.02(b) to the extent made as of a date subsequent to such closing date.

          In the case of any failure of performance described in clause (a)(ii)
of this Section, the Seller shall promptly reimburse the Purchaser, any
Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants' letter or other material not delivered as required by the Seller or any Third-Party Originator.

          (b) (i) Any failure by the Seller or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 31, or any breach by the Seller of a representation or warranty set forth in Subsection 31.02(a) or in a writing furnished pursuant to Subsection 31.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection
31.02(b) to the extent made as of a date subsequent to such closing date, shall immediately and automatically, without notice or grace period, constitute an
Event of Default with respect to the Seller under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Purchaser or
Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Interim Servicer as servicer under the Interim Servicing
Agreement and/or any applicable Reconstitution Agreement without payment
(notwithstanding anything in this Agreement or any applicable Reconstitution
Agreement to the contrary) of any compensation to the Interim Servicer; provided that to the extent that any provision of this Agreement and/or any applicable
Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Interim Servicer as servicer, such provision shall be given effect.

                                      -59-

                     [SIGNATURES COMMENCE ON FOLLOWING PAGE]

                                      -60-

          IN WITNESS WHEREOF, the Seller and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

                                        IXIS REAL ESTATE CAPITAL INC.
                                                 (Purchaser)

                                        By: /s/ Anthony Malanga
                                            ------------------------------------
                                            Name: Anthony Malanga
                                            Title: Managing Director

                                        By: /s/ Kathy Lynch
                                            ------------------------------------
                                            Name: Kathy Lynch
                                            Title: Director

                                        LIME FINANCIAL SERVICES, LTD.
                                                  (Seller)

                                        By: /s/ Mike Parthasarathy
                                            ------------------------------------
                                            Name: Mike Partasarathy
                                            Title: EVP Capital Markets

                                      -61-

                                                                       Exhibit A

                                    EXHIBIT A

                         CONTENTS OF EACH MORTGAGE FILE

          With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the
Purchaser and any prospective Purchaser, and which shall be delivered to the
Custodian, or to such other Person as the Purchaser shall designate in writing, pursuant to Section 6 of the Second Amended and Restated Mortgage Loan Purchase
and Warranties Agreement to which this Exhibit is attached (the "Agreement"):

          (a) the original Mortgage Note bearing all intervening endorsements evidencing a complete chain of assignment from the originator to the Seller, endorsed "Pay to the order of _________, without recourse" and signed in the name of the Seller by an authorized officer. To the extent that there is no room on the face of the Mortgage Notes for endorsements, the endorsement may be contained on an allonge, if state law so allows and the Custodian is so advised by the Seller that state law so allows. If the Mortgage Loan was acquired by the
Seller in a merger, the endorsement must be by "[Seller], successor by merger to
[name of predecessor]." If the Mortgage Loan was acquired or originated by the
Seller while doing business under another name, the endorsement must be by
"[Seller], formerly known as [previous name]";

          (b) the original of any guarantee executed in connection with the
Mortgage Note;

          (c) the original Mortgage with evidence of recording thereon. If in connection with any Mortgage Loan, the Seller cannot deliver or cause to be delivered the original Mortgage with evidence of recording thereon on or prior to the Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, the Seller shall deliver or cause to be delivered to the
Custodian, a photocopy of such Mortgage, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the
Seller stating that such Mortgage has been dispatched to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or (ii) in the case of a
Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage;

          (d) the originals of all assumption, modification, consolidation or extension agreements, if any, with evidence of recording thereon;

          (e) except with respect to each MERS Designated Mortgage Loan, the original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for

                                      A-1

recording. The Assignment of Mortgage must be duly recorded only if recordation is either necessary under applicable law or commonly required by private institutional mortgage investors in the area where the Mortgaged Property is located or on direction of the Purchaser as provided in this Agreement. If the
Assignment of Mortgage is to be recorded, the Mortgage shall be assigned to the
Purchaser. If the Assignment of Mortgage is not to be recorded, the Assignment of Mortgage shall be delivered in blank. If the Mortgage Loan was acquired by the Seller in a merger, the Assignment of Mortgage must be made by "[Seller], successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the
Assignment of Mortgage must be by "[Seller], formerly known as [previous name]";

          (f) the originals of all intervening assignments of mortgage, evidencing a complete chain of assignment from the originator to the Seller (or
MERS with respect to each MERS Designated Mortgage Loan), with evidence of recording thereon, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of mortgage, the
Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such intervening assignment, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller stating that such intervening assignment of mortgage has been dispatched to the appropriate public recording office for recordation and that such original recorded intervening assignment of mortgage or a copy of such intervening assignment of mortgage certified by the appropriate public recording office to be a true and complete copy of the original recorded intervening assignment of mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or
(ii) in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment;

          (g) The original mortgagee policy of title insurance or, in the event such original title policy is unavailable, a certified true copy of the related policy binder or commitment for title certified to be true and complete by the title insurance company; and

          (h) security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage.

          In the event an Officer's Certificate of the Seller is delivered to the Purchaser because of a delay caused by the public recording office in returning any recorded document, the Seller shall deliver to the Purchaser, within 90 days of the Closing Date, an Officer's Certificate which shall (i)
identify the recorded document, (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay caused by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document will be delivered to the Custodian; provided, however, that any recorded document shall in any event be delivered no later than one year from the applicable Closing
Date. An extension of the date specified in (iv) above may be requested from the
Purchaser, which consent shall not be unreasonably withheld.

                                      A-2

                                                                       Exhibit B

                                    EXHIBIT B

                       FORM OF INTERIM SERVICING AGREEMENT

                                      B-1

                                                                       Exhibit C

                                    EXHIBIT C

                     FORM OF SELLER'S OFFICER'S CERTIFICATE

          I, ____________________, hereby certify that I am the duly elected
[Vice] President of Lime Financial Services, Ltd., a state chartered institution organized under the laws of the state of Oregon (the "Company"), and further as follows:

          1. Attached hereto as Exhibit 1 is a true, correct and complete copy of the charter of the Company which is in full force and effect on the date hereof and which has been in effect without amendment, waiver, rescission or modification since ___________.

          2. Attached hereto as Exhibit 2 is a true, correct and complete copy of the bylaws of the Company which are in effect on the date hereof and which have been in effect without amendment, waiver, rescission or modification since ___________.

          3. Attached hereto as Exhibit 3 is an original certificate of good standing of the Company issued within ten days of the date hereof, and no event has occurred since the date thereof which would impair such standing.

          4. Attached hereto as Exhibit 4 is a true, correct and complete copy of the corporate resolutions of the Board of Directors of the Company authorizing the Company to execute and deliver each of the Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of
     April 27, 2006, by and between IXIS Real Estate Capital Inc. (the
     "Purchaser") and the Company (the "Purchase Agreement"), the Interim
     Servicing Agreement, dated as of May 1, 2005, by and between the Company and the Purchaser (the "Interim Servicing Agreement") [and to endorse the
     Mortgage Notes and execute the Assignments of Mortgages by original [or facsimile] signature,]] and such resolutions are in effect on the date hereof and have been in effect without amendment, waiver, rescission or modification since ___________.

          5. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the Purchase Agreement, the Interim Servicing Agreement the sale of the mortgage loans or the consummation of the transactions contemplated by the agreements; or (ii) any required consent, approval, authorization or order has been obtained by the Company.

          6. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of the Purchase Agreement and the Interim
     Servicing Agreement conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter or by-laws of the Company, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

                                       C-1

          7. To the best of my knowledge, there is no action, suit, proceeding or investigation pending or threatened against the Company which, in my judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the Purchase Agreement and the Interim Servicing Agreement, or the mortgage loans or of any action taken or to be taken in connection with the transactions contemplated hereby, or which would be likely to impair materially the ability of the
     Company to perform under the terms of the Purchase Agreement and the
     Interim Servicing Agreement.

          8. Each person listed on Exhibit 5 attached hereto who, as an officer or representative of the Company, signed (a) the Purchase Agreement, (b)
     the Interim Servicing Agreement and (c) any other document delivered or on the date hereof in connection with any purchase described in the agreements set forth above was, at the respective times of such signing and delivery, and is now, a duly elected or appointed, qualified and acting officer or representative of the Company, who holds the office set forth opposite his or her name on Exhibit 5, and the signatures of such persons appearing on such documents are their genuine signatures.

          9. The Company is duly authorized to engage in the transactions described and contemplated in the [Purchase Agreement, the Interim
     Servicing Agreement and the Custodial Agreement].

                                       C-2

          IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Company.

Dated: _____________________            By:
                                            ------------------------------------
                                              Name:
                                                    ----------------------------
[Seal]                                        Title: [Vice] President

          I, ________________________, an [Assistant] Secretary of
______________[COMPANY], hereby certify that ____________ is the duly elected, qualified and acting [Vice] President of the Company and that the signature appearing above is [her] [his] genuine signature.

          IN WITNESS WHEREOF, I have hereunto signed my name.

Dated: _____________________            By:
                                            ------------------------------------
                                              Name:
                                                    ----------------------------
                                              Title: [Assistant] Secretary

                                      C-3

                                  EXHIBIT 5 to
                         Company's Officer's Certificate

          NAME                      TITLE                    SIGNATURE
________________________   ______________________    ___________________________

________________________   ______________________    ___________________________

________________________   ______________________    ___________________________

________________________   ______________________    ___________________________

________________________   ______________________    ___________________________

________________________   ______________________    ___________________________

________________________   ______________________    ___________________________

                                      C-4

                                                                       Exhibit D

                                    EXHIBIT D

                    FORM OF OPINION OF COUNSEL TO THE SELLER
                           AND INTERIM SERVICER (DATE)

IXIS Real Estate Capital Inc.
9 West 57th Street, 36th Floor
New York, New York 10019

Dear Sirs:

          You have requested [our] [my] opinion, as [Assistant] General Counsel to Lime Financial Services, Ltd. (the "Company"), with respect to certain matters in connection with the sale by the Company of the Mortgage Loans pursuant to that certain Second Amended and Restated Mortgage Loan Purchase and
Warranties Agreement by and between the Company and IXIS Real Estate Capital
Inc. (the "Purchaser"), dated as of April 27, 2006 (the "Purchase Agreement")
which sale is in the form of whole loans, serviced pursuant to an Interim
Servicing Agreement, dated as of May 1, 2005 by and between the Interim Servicer and the Purchaser (the "Interim Servicing Agreement" and, collectively with the
Purchase Agreement, the "Agreements"). Capitalized terms not otherwise defined herein have the meanings set forth in the Purchase Agreement and the Interim
Servicing Agreement.

          [We] [I] have examined the following documents:

          1.   the Purchase Agreement;

          2.   the Interim Servicing Agreement;

          3.   the form of Assignment of Mortgage;

          4.   the form of endorsement of the Mortgage Notes; and

          5.   such other documents, records and papers as we have deemed necessary and relevant as a basis for this opinion.

          To the extent [we] [I] have deemed necessary and proper, [we] [I] have relied upon the representations and warranties of the Company and the Interim
Servicer contained in the Purchase Agreement and in the Interim Servicing
Agreement, as applicable. [We] [I] have assumed the authenticity of all documents submitted to [us] [me] as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents.

          Based upon the foregoing, it is [our] [my] opinion that:

     1.   The Company and the Interim Servicer is [type of entity] duly organized, validly existing and in good standing under the laws of the
          [United States] and are

                                      D-1

          qualified to transact business in, and is in good standing under, the laws of [the state of incorporation].

     2.   Each of the Company and the Interim Servicer has the power to engage in the transactions contemplated by the Agreements to which it is a party and all requisite power, authority and legal right to execute and deliver such Agreements and to perform and observe the terms and conditions of such Agreements.

     3.   Each of the Agreements to which it is a party has been duly authorized, executed and delivered by the Company and the Interim
          Servicer, as applicable, and is a legal, valid and binding agreement enforceable in accordance with its respective terms against the
          Company and the Interim Servicer, as applicable, subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance, none of which will materially interfere with the realization of the benefits provided thereunder or with the Purchaser's ownership of the
          Mortgage Loans.

     4.   Each of the Company and the Interim Servicer has been duly authorized to allow any of its officers to execute any and all documents by original signature in order to complete the transactions contemplated by the Agreements to which it is a party by original [or facsimile]
          signature in order to execute the endorsements to the Mortgage Notes and the Assignments of Mortgages, and the original [or facsimile]
          signature of the officer at the Company executing the endorsements to the Mortgage Notes and the Assignments of Mortgages represents the legal and valid signature of said officer of the Company.

     5.   Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company or the Interim Servicer of or compliance by the Company or the Interim Servicer with the Agreements to which it is a party and the sale of the Mortgage Loans by the
          Company or the consummation of the transactions contemplated by the
          Agreements to which each is a party or (ii) any required consent, approval, authorization or order has been obtained by the Company or the Interim Servicer.

     6.   Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of, the Agreements to which it is a party conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter, by-laws or other organizational documents of the Company or the
          Interim Servicer, as applicable, the terms of any indenture or other agreement or instrument to which the Company or the Interim Servicer is a party or by which it is bound or to which it is subject, or violates any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company or the Interim Servicer is subject or by which it is bound.

                                      D-2

     7.   There is no action, suit, proceeding or investigation pending or threatened against the Company or the Interim Servicer which, in [our]
          [my] judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or the
          Interim Servicer or in any material impairment of the right or ability of the Company or the Interim Servicer to carry on its business substantially as now conducted or in any material liability on the part of the Company or the Interim Servicer or which would draw into question the validity of the Agreements to which it is a party or the
          Mortgage Loans or of any action taken or to be taken in connection with the transactions contemplated thereby, or which would be likely to impair the ability of the Company or the Interim Servicer to perform under the terms of the Agreements to which it is a party.

     8.   The sale of each Mortgage Note and Mortgage as and in the manner contemplated by the Agreements is sufficient to fully transfer to the
          Purchaser all right, title and interest of the Company thereto as noteholder and mortgagee.

     9.   The Mortgages have been duly assigned. The Assignments of Mortgage are in recordable form, except for the insertion of the name of the assignee, and upon the name of the assignee being inserted, are acceptable for recording under the laws of the state where each related Mortgaged Property is located. The endorsement of the Mortgage
          Notes, the delivery to the Purchaser, or its designee, of the
          Assignments of Mortgage, and the delivery of the original endorsed
          Mortgage Notes to the Purchaser, or its designee, are sufficient to permit the Purchaser to avail itself of all protection available under applicable law against the claims of any present or future creditors of the Company, and are sufficient to prevent any other sale, transfer, assignment, pledge or hypothecation of the Mortgages and the
          Mortgage Notes by the Company from being enforceable.

          This opinion is given to you for your sole benefit, and no other person or entity is entitled to rely hereon except that the purchaser or purchasers to which you initially and directly resell the Mortgage Loans may rely on this opinion as if it were addressed to them as of its date.

                                        Very truly yours,

                                        ----------------------------------------
                                                          [Name]
                                               [Assistant] General Counsel

                                      D-3

                                                                       Exhibit E

                                    EXHIBIT E

                     FORM OF SECURITY RELEASE CERTIFICATION

                                                      ___________________, _____

________________________

________________________

________________________

Attention: ___________________________

           ___________________________

          Re:   Notice of Sale and Release of Collateral

Dear Sirs:

          This letter serves as notice that Lime Financial Services, Ltd. a corporation, organized pursuant to the laws of Oregon (the "Company") has committed to sell to IXIS Real Estate Capital Inc. under a Second Amended and
Restated Mortgage Loan Purchase and Warranties Agreement, dated as of April 27,
2006, certain mortgage loans originated by the Company. The Company warrants that the mortgage loans to be sold to IXIS Real Estate Capital Inc. are in addition to and beyond any collateral required to secure advances made by you to the Company.

          The Company acknowledges that the mortgage loans to be sold to IXIS
Real Estate Capital Inc. shall not be used as additional or substitute collateral for advances made by [____________]. IXIS Real Estate Capital Inc.
understands that the balance of the Company's mortgage loan portfolio may be used as collateral or additional collateral for advances made by [___________], and confirms that it has no interest therein.

                                       E-1

          Execution of this letter by [___________] shall constitute a full and complete release of any security interest, claim, or lien which [___________]
may have against the mortgage loans to be sold to IXIS Real Estate Capital Inc.

                                        Very truly yours,

                                        ________________________________________

                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------
                                        Date:
                                              ----------------------------------

Acknowledged and approved:

___________________________

By:
    ------------------------------------
Name:
      ----------------------------------
Title:
       ---------------------------------
Date:
      ----------------------------------

                                       E-2

                                                                       Exhibit F

                                    EXHIBIT F

                     FORM OF SECURITY RELEASE CERTIFICATION

                         I. Release of Security Interest

          The financial institution named below hereby relinquishes any and all right, title and interest it may have in all Mortgage Loans to be purchased by
IXIS Real Estate Capital Inc. from the Company named below pursuant to that certain Second Amended and Restated Mortgage Loan Purchase and Warranties
Agreement, dated as of April 27, 2006, and certifies that all notes, mortgages, assignments and other documents in its possession relating to such Mortgage
Loans have been delivered and released to the Company named below or its designees, as of the date and time of the sale of such Mortgage Loans to IXIS
Real Estate Capital Inc.

Name and Address of Financial Institution

___________________________________
               (Name)

___________________________________
               (Address)

By:
    -------------------------------

                                       F-1

                          II. Certification of Release

          The Company named below hereby certifies to IXIS Real Estate Capital
Inc. that, as of the date and time of the sale of the above-mentioned Mortgage
Loans to IXIS Real Estate Capital Inc. the security interests in the Mortgage
Loans released by the above-named financial institution comprise all security interests relating to or affecting any and all such Mortgage Loans. The Company warrants that, as of such time, there are and will be no other security interests affecting any or all of such Mortgage Loans.

                                        ----------------------------------------

                                        By:
                                            ------------------------------------
                                        Title:
                                               ---------------------------------
                                        Date:
                                              ----------------------------------

                                       F-2

                                                                       Exhibit G

                                    EXHIBIT G

                                   [RESERVED]

                                       G-1

                                                                       Exhibit H

                                    EXHIBIT H

                            ASSIGNMENT AND CONVEYANCE

          On this ___ day of [___], 200_, Lime Financial Services, Ltd.
("Seller"), as (i) the Seller under that certain Purchase Price and Terms
Agreement, dated as of ___________, _____ (the "PPTA"), (ii) the Seller under that certain Second Amended and Restated Mortgage Loan Purchase and Warranties
Agreement, dated as of April 27, 2006 (the "Purchase Agreement") and (iii) the
Seller/Interim Servicer under that certain Interim Servicing Agreement, dated as of May 1, 2005 (the "Interim Servicing Agreement" and, together with the PPTA and the Purchase Agreement, the "Agreements") does hereby sell, transfer, assign, set over and convey to IXIS Real Estate Capital Inc. ("Purchaser") as the Purchaser under the Agreements, without recourse, but subject to the terms of the Agreements, all right, title and interest of, in and to the Mortgage
Loans listed on the Mortgage Loan Schedule attached hereto as Exhibit A (the
"Mortgage Loans"), together with the Mortgage Files and all rights and obligations arising under the documents contained therein. Each Mortgage Loan subject to the Agreements was underwritten in accordance with, and conforms to, the Underwriting Guidelines attached hereto as Exhibit C. Pursuant to Section 6 of the Purchase Agreement, the Seller has delivered to the Custodian the documents for each Mortgage Loan to be purchased. The contents of each Servicing
File required to be retained by Lime Financial services, Ltd. ("Interim
Servicer") to service the Mortgage Loans pursuant to the Interim Servicing
Agreement and thus not delivered to the Purchaser are and shall be held in trust by the Seller in its capacity as Interim Servicer for the benefit of the
Purchaser as the owner thereof. The Interim Servicer's possession of any portion of the Servicing File is at the will of the Purchaser for the sole purpose of facilitating servicing of the related Mortgage Loan pursuant to the Interim
Servicing Agreement, and such retention and possession by the Interim Servicer shall be in a custodial capacity only. The ownership of each Mortgage Note,
Mortgage, the Servicing Rights and the contents of the Mortgage File and
Servicing File is vested in the Purchaser and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the Seller or the Interim Servicer shall immediately vest in the Purchaser and shall be retained and maintained, in trust, by the Seller at the will of the Purchaser in such custodial capacity only.

          The Mortgage Loan Package characteristics of the Mortgage Loans subject hereto are set forth on Exhibit B hereto.

          In accordance with Section 6 of the Purchase Agreement, the Purchaser accepts the Mortgage Loans listed on Exhibit A attached hereto. Notwithstanding the foregoing the Purchaser does not waive any rights or remedies it may have under the Agreements.

          Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.

                            [SIGNATURE PAGE FOLLOWS]

                                       H-1

                                        LIME FINANCIAL SERVICES, LTD.

                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

Accepted and Agreed:

IXIS REAL ESTATE CAPITAL INC.

By:
    ------------------------------------------------

    Name:
          ------------------------------------------

    Title:
           -----------------------------------------

By:
    ------------------------------------------------

    Name:
         -------------------------------------------

    Title:
          ------------------------------------------

                                       H-2

                                    EXHIBIT A
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                               THE MORTGAGE LOANS

                                      H-3

                                    EXHIBIT B
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

             REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE POOL
                  CHARACTERISTICS OF EACH MORTGAGE LOAN PACKAGE

          Pool Characteristics of the Mortgage Loan Package as delivered on the related Closing Date:

          No Mortgage Loan has: (1) an outstanding principal balance less than
$_________; (2) an origination date earlier than _ months prior to the related
Cut-off Date; (3) a CLTV of greater than _____%; (4) a FICO Score of less than
___; or (5) a debt-to-income ratio of more than __%. Each First Lien Loan has a
Mortgage Interest Rate of at least ___% per annum and an outstanding principal balance less than $_________. Each Second Lien Loan has a Mortgage Interest Rate
of at least ______% per annum and an outstanding principal balance less than
$________. Each Adjustable Rate Mortgage Loan has an Index of [_______].

                                      H-4

                                    EXHIBIT C
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                             UNDERWRITING GUIDELINES

                                      H-5

                                    EXHIBIT I

                        SELLER'S UNDERWRITING GUIDELINES

                                       I-I

                                    EXHIBIT J

                  FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

          THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated [____________ __,
20__] ("Agreement"), among IXIS Real Estate Capital Inc. ("Assignor"),
[____________________] ("Assignee") and Lime Financial Services. Ltd. (the
"Company"):

          For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance

          1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the
"Mortgage Loans") and (b) except as described below, that certain Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement (the "Purchase
Agreement"), dated as of April 27, 2006, between the Assignor, as purchaser (the
"Purchaser"), and the Company, as seller, solely insofar as the Purchase
Agreement relates to the Mortgage Loans.

          The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the
Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage
Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser under Section 9.04 of the Purchase Agreement.

Recognition of the Company

          2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the
Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to [__________________] (the
"Trust") created pursuant to a Pooling and Servicing Agreement, dated as of
[______], 200[_] (the "Pooling Agreement"), among the Assignee, the Assignor,
[___________________], as trustee (including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"),
[____________________], as servicer (including its successors in interest and any successor servicer under the Pooling Agreement, the "Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust (including the Trustee and the
Servicer acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder

                                      J-1

insofar as they relate to the Mortgage Loans, and (iv) all references to the
Purchaser, the Custodian or the Bailee under the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust
(including the Trustee and the Servicer acting on the Trust's behalf). Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the
Mortgage Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company

          3. The Company warrants and represents to the Assignor, the Assignee and the Trust as of the date hereof that:

     (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

     (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the
     Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

     (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

     (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this
     Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

                                      J-2

          4. Pursuant to Section 13 of the Purchase Agreement, the Company
hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that the representations and warranties set forth in Section 9.02 of the Purchase Agreement are true and correct as of the date hereof as if such representations and warranties were made on the date hereof unless otherwise specifically stated in such representations and warranties.

Remedies for Breach of Representations and Warranties

          5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee and the Servicer acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Miscellaneous

          6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

          7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

          8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee and the
Servicer acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

          9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement
(to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the
Purchase Agreement.

          10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

          11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

          12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

                                      J-3

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                        LIME FINANCIAL SERVICES, LTD.

                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Its:
                                             -----------------------------------

                                        IXIS REAL ESTATE CAPITAL INC.

                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Its:
                                             -----------------------------------

                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Its:
                                             -----------------------------------

                                        [                          ]
                                         --------------------------

                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Its:
                                             -----------------------------------

                                      J-4

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT

                             MORTGAGE LOAN SCHEDULE

                                      J-5

                                    EXHIBIT K

                        FORM OF INDEMNIFICATION AGREEMENT

          This INDEMNIFICATION AND CONTRIBUTION AGREEMENT ("Agreement"), dated as of [_______], 200_, [among/between] IXIS Real Estate Capital Inc., a New York corporation ("IXIS"), [_____________], a [_______________] (the "Seller") and
[_____________], a [_______________] [(the "Initial Servicer")].

          WHEREAS, [________________] (the "Depositor"), is acting as depositor and registrant with respect to the Prospectus, dated [________________], and the
Prospectus Supplement to the Prospectus, [________________] (the "Prospectus
Supplement"), relating to [________________] Certificates (the "Certificates")
to be issued pursuant to a Pooling and Servicing Agreement, dated as of
[________________] (the "P&S"), among the Depositor, as depositor,
[________________], as servicer (the "Servicer"), and [________________], as trustee (the "Trustee");

          WHEREAS, as an inducement to the Depositor to enter into the P&S, and
[____________________] (the "Underwriter[s]") to enter into the Underwriting
Agreement, dated [____________________] (the "Underwriting Agreement") between the Depositor and the Underwriter[s], Seller has agreed to provide for indemnification and contribution on the terms and conditions hereinafter set forth;

          WHEREAS, IXIS purchased from Seller certain of the Mortgage Loans underlying the Certificates (the "Mortgage Loans") from Seller pursuant to a
Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement,
dated as of [DATE] (the "Purchase Agreement"), by and between IXIS and Seller;
and

          WHEREAS, pursuant to Section 13 of the Purchase Agreement, Seller has agreed to indemnify IXIS, the Depositor, the Underwriter[s] and their respective affiliates, present and former directors, officers, employees and agents.

          NOW THEREFORE, in consideration of the agreements contained herein, and other valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and IXIS agree as follows:

          1. Indemnification and Contribution.

          (a) Seller [and Initial Servicer] agrees to indemnify and hold harmless IXIS, the Depositor, the Underwriter[s] and their respective affiliates, present and former directors, officers, employees and agents and each person, if any, who controls IXIS, the Depositor, the Underwriter[s] or such affiliate within the meaning of either Section 15 of the Securities Act of
1933, as amended (the "1933 Act"), or Section 20 of the Securities Exchange Act
of 1934, as amended (the "1934 Act"), against any and all losses, claims, damages or liabilities, joint or

                                      K-1

several, to which they or any of them may become subject under the 1933 Act, the
1934 Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based in whole or in part upon (i) any violation of the representation and warranty set forth in Section 2(vii) below or (ii) any untrue statement or alleged untrue statement of a material fact contained in the Prospectus Supplement, ABS Informational and Computational
Material or in the Free Writing Prospectus or any omission or alleged omission to state in the Prospectus Supplement, ABS Informational and Computational
Material or in the Free Writing Prospectus a material fact required to be stated
therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any such untrue statement or omission or alleged untrue statement or alleged omission made in any amendment of or supplement to the Prospectus Supplement, ABS Informational and Computational Material or the Free Writing Prospectus and agrees to reimburse IXIS, the Depositor, the Underwriter[s] or such affiliates and each such officer, director, employee, agent and controlling person promptly upon demand for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred;
provided, however, that Seller [and Initial Servicer] shall be liable in any such case only to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with the Seller Information[ and Servicer Information]. The foregoing indemnity agreement is in addition to any liability which Seller[ and the
Initial Servicer] may otherwise have to IXIS, the Depositor, the Underwriter[s]
its affiliates or any such director, officer, employee, agent or controlling person of IXIS, the Depositor, the Underwriter[s] or their respective affiliates.

          As used herein:

          "ABS Informational and Computational Material" means any written communication as defined in Item 1101(a) of Regulation AB under the 1933 Act and the 1934 Act, as amended from time to time.

          "Free Writing Prospectus" means any written communication that constitutes a "free writing prospectus," as defined in Rule 405 under the 1933
Act.

          "Regulation AB" means Subpart 229.1100 - Asset Backed Securities
(Regulation AB), 17 C.F.R. Sections 229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed
Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan.
7, 2005)) or by the staff of the Commission, or as may be provided by the
Commission or its staff from time to time.

          "Seller Information" means any information relating to Seller, the
Mortgage Loans and/or the underwriting guidelines[ and/or servicing guidelines]
relating to the Mortgage Loans set forth in the Prospectus Supplement, ABS
Informational and Computational Material or the Free Writing Prospectus [and
static pool information regarding mortgage loans originated or acquired by the
Seller [and included in the Prospectus Supplement, ABS Informational and

                                      K-2

Computational Material, the Offering Circular or the Free Writing Prospectus]
[incorporated by reference from the website located at [______________]].

          ["Servicer Information" means any information relating to Initial
Servicer, the Mortgage Loans and/or the servicing guidelines relating to the
Mortgage Loans set forth in the Prospectus Supplement, ABS Informational and
Computational Material or the Free Writing Prospectus [and static pool information regarding mortgage loans originated or acquired by the Initial
Servicer [and included in the Prospectus Supplement, the Offering Circular, ABS
Informational and Computational Material or the Free Writing Prospectus]
[incorporated by reference from the website located at [______________]].]

          (b) Promptly after receipt by any indemnified party under this Section
1 of notice of any claim or the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 1, notify the indemnifying party in writing of the claim or the commencement of that action; provided, however, that the failure to notify an indemnifying party shall not relieve it from any liability which it may have under this Section 1 except to the extent it has been materially prejudiced by such failure; and provided, further, however, that the failure to notify any indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under this
Section 1.

          If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, except as provided in the following paragraph, the indemnifying party shall not be liable to the indemnified party under this Section 1 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation.

          Any indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless: (i) the employment thereof has been specifically authorized by the indemnifying party in writing; (ii) such indemnified party shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party and in the reasonable judgment of such counsel it is necessary or appropriate for such indemnified party to employ separate counsel;
or (iii) the indemnifying party has failed to assume the defense of such action and employ counsel reasonably satisfactory to the indemnified party, in which case, if such indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party, it being understood, however, the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one

                                      K-3

separate firm of attorneys (in addition to local counsel) at any time for all such indemnified parties.

          Each indemnified party, as a condition of the indemnity agreements contained in this Section 1, shall cooperate with the indemnifying party in the defense of any such action or claim. No indemnifying party shall be liable for any settlement of any such action effected without its written consent (which consent shall not be unreasonably withheld), but if settled with its written consent or if there be a final judgment for the plaintiff in any such action, the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment.

          Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for reasonable fees and expenses of counsel, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement.

          (c) If the indemnification provided for in this Section 1 is unavailable to an indemnified party, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities, in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, respectively, in connection with the statements or omissions that result in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the indemnified party and indemnifying party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission and any other equitable considerations.

          (d) The indemnity and contribution agreements contained in this
Section 1 and the representations and warranties set forth in Section 2 shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by IXIS, the Depositor, the
Underwriter[s] their respective affiliates, directors, officers, employees or agents or any person controlling IXIS, the Depositor, the Underwriter[s] or any such affiliate and (iii) acceptance of and payment for any of the Offered
Certificates.

          2. Representations and Warranties. Seller [and Initial Servicer]
represents and warrants that:

          (i) Seller [and Initial Servicer] is validly existing and in good standing under the laws of its jurisdiction of formation or incorporation, as applicable, and has full power and authority to own its assets and to transact the business in which it is currently engaged. Seller [and Initial Servicer] is duly qualified to do business and is in good standing in each jurisdiction in which the character of the business

                                      K-4

          transacted by it or any properties owned or leased by it requires such qualification and in which the failure so to qualify would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of Seller [and Initial Servicer];

          (ii) Seller [and Initial Servicer] is not required to obtain the consent of any other person or any consent, license, approval or authorization from, or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this
          Agreement;

          (iii) the execution, delivery and performance of this Agreement by
          Seller [and Initial Servicer] will not violate any provision of any existing law or regulation or any order decree of any court applicable to Seller [and Initial Servicer] or any provision of the charter or bylaws of Seller [and Initial Servicer], or constitute a material breach of any mortgage, indenture, contract or other agreement to which Seller [and Initial Servicer] is a party or by which it may be bound;

          (iv) (a) no proceeding of or before any court, tribunal or governmental body is currently pending or, (b) to the knowledge of
          Seller [and Initial Servicer], threatened against Seller [and Initial
          Servicer] or any of its properties or with respect to this Agreement or the Offered Certificates, in either case, which would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of Seller [and Initial Servicer];

          (v) Seller [and Initial Servicer] has full power and authority to make, execute, deliver and perform this Agreement and all of the transactions contemplated hereunder, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. When executed and delivered, this Agreement will constitute the legal, valid and binding obligation of each of Seller
          [and Initial Servicer] enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, by the availability of equitable remedies, and by limitations of public policy under applicable securities law as to rights of indemnity and contribution thereunder;

          (vi) this Agreement has been duly executed and delivered by Seller
          [and Initial Servicer]; and

          (vii) the [Seller Information][Servicer Information] satisfies the requirements of the applicable provisions of Regulation AB (other than the static pool information of the Seller).

          3. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to Seller [and Initial Servicer], will be mailed, delivered or telegraphed and confirmed [______________________]; or, if sent to IXIS, will be mailed,

                                      K-5

delivered or telegraphed and confirmed to IXIS Real Estate Capital Inc., 9 West
57th Street, New York, New York 10019, Attention: General Counsel.

          4. Miscellaneous. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws provisions thereof. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns and the controlling persons referred to herein, and no other person shall have any right or obligation hereunder. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be considered an original, and all such counterparts shall constitute one and the same instrument. Capitalized terms used but not defined herein shall have the meanings provided in the P&S.

                  [Remainder of Page Intentionally Left Blank]

                                      K-6

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers hereunto duly authorized, this
__th day of [_____________].

                                        IXIS REAL ESTATE CAPITAL INC.

                                        By:
                                            ------------------------------------
                                        Name:
                                        Title:

                                        By:
                                            ------------------------------------
                                        Name:
                                        Title:

                                        [SELLER]

                                        By:
                                            ------------------------------------
                                        Name:
                                        Title:

                                   EXHIBIT HH

                               MANDALAY AGREEMENTS

                                      HH-1

                                                                  EXECUTION COPY

                      ASSIGNMENT AND RECOGNITION AGREEMENT

          THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated January 30, 2007
("Agreement"), among IXIS Real Estate Capital Inc. ("Assignor"), Morgan Stanley
ABS Capital I Inc. ("Assignee") and Mandalay Mortgage, LLC (the "Company"):

          For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance

          1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the
"Mortgage Loans") and (b) except as described below, that certain Amended and
Restated Mortgage Loan Purchase and Warranties Agreement (the "Purchase
Agreement"), dated as of June 1, 2006 between the Assignor, as purchaser (the
"Purchaser"), and the Company, as seller, solely insofar as the Purchase
Agreement relates to the Mortgage Loans.

          The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the
Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage
Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser (a) under Subsection 9.04 of the Purchase Agreement or (b) to any
premium recapture (i.e., the excess, if any, of the purchase price percentage over par) in connection with any repurchase pursuant to Subsections 9.03 and
9.05 of the Purchase Agreement.

Recognition of the Company

          2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the
Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to IXIS Real Estate Capital Trust
2007-HE1 (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of January 1, 2007 (the "Pooling Agreement"), among the Assignee, the
Assignor, Deutsche Bank National Trust Company, as trustee (in such capacity, including its successors in interest and any successor trustees under the
Pooling Agreement, the "Trustee"), Wells Fargo Bank, National Association, as
securities administrator (in such capacity, including its successors in interest and any successor securities administrators under the Pooling Agreement, the
"Securities Administrator"), master servicer (in such capacity, including its successors in interest and any successor master servicers under the Pooling
Agreement, the "Master Servicer") and Saxon Mortgage Services, Inc., as servicer
(including its successors in interest and any successor servicer under the
Pooling Agreement, the "Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the
Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans,

                                       1

(iii) the Trust (including the Trustee, Securities Administrator, Master
Servicer and the Servicer acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the
Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the
Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv)
all references to the Purchaser, the Custodian or the Bailee under the Purchase
Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee, Securities Administrator, Master Servicer
and the Servicer acting on the Trust's behalf). Neither the Company nor the
Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage
Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company

          3. The Company warrants and represents to the Assignor, the Assignee and the Trust (including the Trustee, Securities Administrator, Master Servicer
and the Servicer acting on the Trust's behalf) as of the date hereof that:

     (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

     (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the
     Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

     (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

                                       2

     (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this
     Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

          4. Pursuant to Section 13 of the Purchase Agreement, the Company
hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust (including the Trustee, Securities Administrator, Master Servicer
and the Servicer acting on the Trust's behalf), that the representations and warranties set forth in Section 9.02 of the Purchase Agreement are true and correct as of the date hereof (or, with respect to the Servicing Transfer
Representations, the Transfer Date) as if such representations and warranties were made on the date hereof (or, with respect to the Servicing Transfer
Representations, the Transfer Date) unless otherwise specifically stated in such representations and warranties.

Remedies for Breach of Representations and Warranties

          5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee,
Securities Administrator, Master Servicer and the Servicer acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in
Subsection 9.03 of the Purchase Agreement as if they were set forth herein
(including without limitation the repurchase and indemnity obligations set forth therein); provided, however, that the Assignor specifically reserves and does not assign to the Assignee hereunder any and all right, title and interest in the Premium Percentage, if any, due in connection with the repurchase of a
Mortgage Loan pursuant to Subsections 9.03, 9.04 and 9.05.

Miscellaneous

          6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

          7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

          8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee,
Securities Administrator, Master Servicer and the Servicer acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed
Assignor, Assignee or Company, respectively, hereunder.

          9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement
(to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the
Purchase Agreement.

                                       3

          10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

          11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

          12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

                                       4

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                           MANDALAY MORTGAGE, LLC

                                        By: /s/ Steve Kolker
                                            ------------------------------------
                                            Name: Steve Kolker
                                            Its: President

                                           IXIS REAL ESTATE CAPITAL INC.

                                        By: /s/ F. Rene Mendez
                                            ------------------------------------
                                            Name: F. Rene Mendez
                                            Its: Managing Director

                                        By: /s/ Christopher Hayden
                                            ------------------------------------
                                            Name: Christopher Hayden
                                            Its: Managing Director

                                           MORGAN STANLEY ABS CAPITAL I INC.

                                        By: /s/ Valerie Kay
                                            ------------------------------------
                                            Name: Valerie Kay
                                            Its: Vice President

                                       5

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT

                             MORTGAGE LOAN SCHEDULE

                                                                  EXECUTION COPY

================================================================================

      AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT

                                   ----------

                         IXIS REAL ESTATE CAPITAL INC.,

                                    Purchaser

                             MANDALAY MORTGAGE, LLC,

                                     Seller

                                   ----------

                            Dated as of June 1, 2006

       Adjustable-Rate and Fixed-Rate, Subprime Residential Mortgage Loans

================================================================================

                                                                                              Page
                                                                                              ----

                                      -i-

                                      -ii-

                                     -iii-

                                    EXHIBITS

EXHIBIT A   CONTENTS OF EACH MORTGAGE FILE

EXHIBIT B   FORM OF INTERIM SERVICING AGREEMENT

EXHIBIT C   FORM OF OFFICER'S CERTIFICATE

EXHIBIT D   FORM OF OPINION OF COUNSEL TO THE GUARANTOR, THE SELLER AND THE
            INTERIM SERVICER

EXHIBIT E   FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT F   FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT G   [RESERVED]

EXHIBIT H   FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT

EXHIBIT I   SELLER'S UNDERWRITING GUIDELINES

EXHIBIT J   FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

EXHIBIT K   FORM OF INDEMNIFICATION AND CONTRIBUTION AGREEMENT

                                      -iv-

                              AMENDED AND RESTATED
                 MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT

          This AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND WARRANTIES
AGREEMENT (the "Agreement"), dated as of June 1, 2006, by and between IXIS Real
Estate Capital Inc., a New York corporation, having an office at 9 West 57th
Street, 36th Floor, New York, New York 10019 (the "Purchaser"), and Mandalay
Mortgage, LLC, a Delaware limited liability company, having an office at 21600
Oxnard Street, Suite 1800, Woodland Hills, California 91367 (the "Seller").

                                   WITNESSETH:

          WHEREAS, the Purchaser and the Seller are parties to that certain
Mortgage Loan Purchase and Warranties Agreement, dated as of February 1, 2006, as amended (the "Original Purchase Agreement"), pursuant to which, from time to time, the Seller desires to sell to the Purchaser, and, from time to time, the
Purchaser desires to purchase from the Seller, certain conventional adjustable and fixed rate residential first and second lien mortgage loans (the "Mortgage
Loans") on a servicing released basis as described herein, and which shall be delivered as a pool of whole loans on the dates as provided herein (each, a
"Closing Date");

          WHEREAS, at present time, the Purchaser and the Seller desire to amend the Original Purchase Agreement to make certain modifications as set forth herein with respect to all Mortgage Loans acquired to this Agreement or the
Original Purchase Agreement.

          NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Seller agree as follows:

          SECTION 1. Definitions.

          For purposes of this Agreement the following capitalized terms shall have the respective meanings set forth below.

          Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located and incorporating the Delinquency Collection Policies and Procedures.

          Act: The National Housing Act, as amended from time to time.

          Adjustable Rate Mortgage Loan: An adjustable rate Mortgage Loan purchased pursuant to this Agreement.

          Affiliate: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person.
For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct

the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

          Agency Transfer: A Fannie Mae Transfer or a Freddie Mac Transfer.

          Agreement: This Amended and Restated Mortgage Loan Purchase and
Warranties Agreement and all amendments hereof and supplements hereto.

          ALTA: The American Land Title Association and its successors in interest.

          Appraised Value: (i) With respect to any First Lien Loan, the value of the related Mortgaged Property based upon the appraisal made, if any, for the originator at the time of origination of the Mortgage Loan or the sales price of the Mortgaged Property at such time of origination, whichever is less; provided, however, that in the case of a refinanced Mortgage Loan, such value is based solely upon the appraisal made, if any, at the time of origination of such refinanced Mortgage Loan, or, if such Mortgage Loan was refinanced within six
(6) months of the Closing Date, the lesser of (x) the value of the related
Mortgaged Property based upon the appraisal made at the time of origination of the loan being refinanced and (y) the value of the related Mortgaged Property based upon the appraisal made in connection with such refinancing, and (ii) with respect to any Second Lien Loan, the value, determined pursuant to the Seller's
Underwriting Guidelines, of the related Mortgaged Property as of the origination of the Second Lien Loan.

          Assignment and Conveyance Agreement: As defined in Subsection 6.01.

          Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser.

          Balloon Mortgage Loan: Any Mortgage Loan that requires only payments of interest until the stated maturity date of the Mortgage Loan or the Monthly
Payments of principal which (not including the payment due on its stated
maturity date) are based on an amortization schedule that would be insufficient to fully amortize the principal thereof by stated maturity date of the Mortgage
Loan.

          Business Day: Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions, in the State of New York or the state in which the Interim Servicer's servicing operations are located, are authorized or obligated by law or executive order to be closed.

          Closing Date: The date or dates on which the Purchaser from time to time shall purchase and the Seller from time to time shall sell the Mortgage
Loans listed on the related Mortgage Loan Schedule with respect to the related
Mortgage Loan Package.

          CLTV: As of any date and as to (1) any Second Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the original principal balance of the Second Lien Loan and (ii) the original principal balance as of such date of any mortgage loan or mortgage loans that are

                                       -2-

senior or equal in priority to the Second Lien Loan and which are secured by the same Mortgaged Property to (b) the Appraised Value and (2) any First Lien Loan,
the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the First Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are junior or equal in priority to the First Lien Loan and which are secured by the same
Mortgaged Property to (b) the Appraised Value.

          Code: Internal Revenue Code of 1986, as amended.

          Commission: The United States Securities and Exchange Commission.

          Condemnation Proceeds: All awards or settlements in respect of a
Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

          Convertible Mortgage Loan: Any individual Adjustable Rate Mortgage
Loan purchased pursuant to this Agreement which contains a provision whereby the
Mortgagor is permitted to convert the Adjustable Rate Mortgage Loan to a Fixed
Rate Mortgage Loan in accordance with the terms of the related Mortgage Note.

          Covered Loan: A Mortgage Loan categorized as Covered pursuant to
Appendix E of Standard & Poor's Glossary.

          Credit Files: As defined in Section 5 herein.

          Custodial Account: The separate account or accounts created and maintained pursuant to Section 2.04 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as
specified therein).

          Custodial Agreement: The agreement governing the retention of the originals of each Mortgage Note, Mortgage, Assignment of Mortgage and other
Mortgage Loan Documents, to be executed between the Purchaser and the Custodian and to be dated as of the related Cut-Off Date.

          Custodian: The custodian under the Custodial Agreement, or its successor in interest or assigns, or any successor to the Custodian under the
Custodial Agreement, as therein provided. If at any time there is no Custodial
Agreement in effect with respect to a Mortgage Loan, all references to the
Custodian herein and in the Interim Servicing Agreement shall be deemed to refer to the Purchaser (or its designee) with respect to such Mortgage Loan.

          Cut-off Date: The date or dates designated as such on the related
Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

          Deemed Material Breach Representation: Each representation identified as such in Subsection 9.02.

                                       -3-

          Deleted Mortgage Loan: A Mortgage Loan that is repurchased or replaced or to be replaced with a Qualified Substitute Mortgage Loan by the Seller in accordance with the terms of this Agreement.

          Delinquency Collection Policies and Procedures: The delinquency collection policies and procedures of the Seller, a copy of which is attached to the Interim Servicing Agreement.

          Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

          Determination Date: The date specified in the Interim Servicing
Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

          Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

          Eligible Account: Any of (i) an account maintained with a federal or state chartered depository institution or trust company the short-term unsecured debt obligations of which (or, in the case of a depository institution or trust company that is a subsidiary of a holding company, the short-term unsecured debt obligations of such holding company) are rated A-1 by Standard & Poor's or
Prime-1 by Moody's (or a comparable rating if another Rating Agency is specified by the Purchaser by written notice to the Seller) at the time any amounts are held on deposit therein, (ii) an account or accounts the deposits in which are fully insured by the FDIC, or (iii) a trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity.

          Escrow Account: The separate account or accounts created and maintained pursuant to Section 2.06 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

          Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

          Exchange Act. The Securities Exchange Act of 1934, as amended.

          Fannie Mae: The Federal National Mortgage Association and its
successors in interest.

          Fannie Mae Guides: The Fannie Mae Sellers' Guide and the Fannie Mae
Servicers' Guide and all amendments or additions thereto.

          Fannie Mae Transfer: As defined in Section 13 hereof.

          FDIC: The Federal Deposit Insurance Corporation and its successors in interest.

                                       -4-

          FHA: The Federal Housing Administration, an agency within the United
States Department of Housing and Urban Development and its successors in interest and including the Federal Housing Commissioner and the Secretary of
Housing and Urban Development where appropriate under the FHA Regulations.

          First Lien Loan: Any Mortgage Loan secured by a first lien Mortgage on the related Mortgaged Property.

          Fitch: Fitch, Inc. and its successors in interest.

          Fixed Rate Mortgage Loan: A fixed rate mortgage loan purchased pursuant to this Agreement.

          Freddie Mac: The Federal Home Loan Mortgage Corporation and its
successors in interest.

          Freddie Mac Transfer: As defined in Section 13 hereof.

          Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note which amount is added to the Index in accordance with the terms of the related Mortgage Note to determine on each Interest Rate Adjustment Date the Mortgage Interest Rate for
such Mortgage Loan.

          Guarantee: The guarantee, to be dated as of the related Closing Date, pursuant to which the obligations of the Seller under the Purchase Agreement and the Interim Servicing Agreement will be guaranteed by the Guarantor in favor of the Purchaser.

          Guarantor: United Pacific Mortgage, a California general partnership and the parent of the Seller, and its successors in interest.

          High Cost Loan: A Mortgage Loan (a) covered by the Home Ownership and
Equity Protection Act of 1994 ("HOEPA"), (b) with an "annual percentage rate" or total "points and fees" payable by the related Mortgagor (as each such term is calculated under HOEPA) that exceed the thresholds set forth by HOEPA and its implementing regulations, including 12 C.F.R. Section 226.32(a)(1)(i) and (ii),
(c) classified as a "high cost home," "threshold," "covered," "high risk home,"
"predatory" or similar loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or
(d) a Mortgage Loan categorized as High Cost pursuant to Appendix E of Standard
& Poor's Glossary. For avoidance of doubt, the parties agree that this definition shall apply to any law regardless of whether such law is presently, or in the future becomes, the subject of judicial review or litigation.

          Home Loan: A Mortgage Loan categorized as Home Loan pursuant to
Appendix E of Standard & Poor's Glossary.

          HUD: The Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with

                                       -5-

regard to FHA Mortgage Insurance. The term "HUD," for purposes of this
Agreement, is also deemed to include subdivisions thereof such as the FHA and
Government National Mortgage Association.

          Index: With respect to each Adjustable Rate Mortgage Loan, a rate per annum set forth on Exhibit B to each related Assignment and Conveyance
Agreement.

          Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

          Interest-Only Loan: Any Mortgage Loan as to which scheduled payments only include interest for an initial period of not more than ten (10) years, after which such Mortgage Loan will fully amortize to maturity.

          Interest Rate Adjustment Date: With respect to each Adjustable Rate
Mortgage Loan, the date, specified in the related Mortgage Note and the Mortgage
Loan Schedule, on which the Mortgage Interest Rate is adjusted.

          Interim Funder: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS(R) System as the interim funder pursuant to the
MERS Procedures Manual.

          Interim Servicer: Mandalay Mortgage, LLC, a Delaware limited liability company, and its successors in interest, and any successor interim servicer under the Interim Servicing Agreement.

          Interim Servicing Agreement: The interim servicing agreement, dated as of February 1, 2006, between the Purchaser and the Interim Servicer, as may be amended from time to time, providing for the Interim Servicer to service the
Mortgage Loans for an interim period as specified by the Interim Servicing
Agreement.

          Investor: With respect to each MERS Designated Mortgage Loan, the
Person named on the MERS(R) System as the investor pursuant to the MERS
Procedures Manual.

          Lifetime Rate Cap: The provision of each Mortgage Note related to an
Adjustable Rate Mortgage Loan which provides for an absolute maximum Mortgage
Interest Rate thereunder. The Mortgage Interest Rate during the terms of each
Adjustable Rate Mortgage Loan shall not at any time exceed the Mortgage Interest
Rate at the time of origination of such Adjustable Rate Mortgage Loan by more than the amount per annum set forth on the related Mortgage Loan Schedule.

          Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such
Mortgage Loan, trustee's sale, foreclosure sale or otherwise, or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan.

                                       -6-

          Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio (expressed as a percentage) of the outstanding principal amount of the
Mortgage Loan as of the Cut-off Date (unless otherwise indicated), to the
Appraised Value of the Mortgaged Property.

          MERS: Mortgage Electronic Registration Systems, Inc., a Delaware
corporation, and its successors and assigns.

          MERS Designated Mortgage Loan: Mortgage Loans for which (a) the Seller has designated or will designate MERS as, and has taken or will take such action as is necessary to cause MERS to be, the mortgagee of record, as nominee for the
Seller, in accordance with MERS Procedure Manual and (b) the Seller has designated or will designate the Purchaser as the Investor on the MERS(R)
System.

          MERS Procedure Manual: The MERS Procedures Manual, as it may be
amended, supplemented or otherwise modified from time to time.

          MERS Report: The report from the MERS System listing MERS Designated
Mortgage Loans and other information.

          MERS(R) System: MERS mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.

          Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan.

          Moody's: Moody's Investors Service, Inc. and its successors in interest.

          Mortgage: The mortgage, deed of trust or other instrument securing a
Mortgage Note, which creates a first lien, in the case of a First Lien Loan, or a second lien, in the case of a Second Lien Loan, on the Mortgaged Property.

          Mortgage File: The items pertaining to a particular Mortgage Loan referred to in Exhibit A annexed hereto, and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

          Mortgage Interest Rate: The annual rate of interest borne on a
Mortgage Note with respect to each Mortgage Loan.

          Mortgage Loan: An individual Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the applicable Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal
Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds,
Servicing Rights, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

          Mortgage Loan Documents: The documents required to be delivered to the
Custodian pursuant to Section 6.03 hereof with respect to any Mortgage Loan.

                                       -7-

          Mortgage Loan Package: Each pool of Mortgage Loans, which shall be purchased by the Purchaser from the Seller from time to time on each Closing
Date.

          Mortgage Loan Schedule: The schedule of Mortgage Loans setting forth the following information with respect to each Mortgage Loan in the related
Mortgage Loan Package: (1) the Seller's Mortgage Loan identifying number; (2)
the Mortgagor's name; (3) the street address of the Mortgaged Property including the city, state and zip code; (4) a code indicating whether the Mortgaged
Property is owner-occupied, a second home or investment property; (5) the number and type of residential units constituting the Mortgaged Property (i.e., a single family residence, a 2-4 family residence, a unit in a condominium project or a unit in a planned unit development, manufactured housing); (6) the Mortgage
Loan origination date; (7) the original months to maturity or the remaining months to maturity from the related Cut-off Date, in any case based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule; (8) the Loan-to-Value
Ratio at origination; (9) with respect to First Lien Loans, the LTV and with respect to Second Lien Loans, the CLTV; (10) the Mortgage Interest Rate as of
the related Cut-off Date; (11) the date on which the Monthly Payment was due on the Mortgage Loan and, if such date is not consistent with the Due Date currently in effect, such Due Date; (12) the stated maturity date; (13) the amount of the Monthly Payment as of the related Cut-off Date; (14) the last payment date as of which a payment was actually applied to the outstanding principal balance; (15) the original principal amount of the Mortgage Loan; (16)
the principal balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due and collected on or before the Cut-off Date; (17) the Interest Rate Adjustment Date; (18) the
Gross Margin; (19) the Lifetime Rate Cap under the terms of the Mortgage Note;
(20) a code indicating the type of Index; (21) the Mortgage Interest Rate as of origination; (22) the type of Mortgage Loan (i.e., fixed-rate, adjustable-rate,
First Lien, Second Lien); (23) a code indicating the purpose of the loan (i.e., purchase, rate and term refinance, equity take-out refinance); (24) a code indicating the documentation style (i.e., full or stated income); (25) the loan credit classification (as described in the Underwriting Guidelines); (26) the applicable Cut-off Date; (27) the applicable Closing Date; (28) a code indicating whether the Mortgage Loan is a Home Loan; (29) the credit risk score
(FICO score); (30) with respect to the related Mortgagor, the debt-to-income ratio; (31) with respect to Second Lien Loans, the outstanding principal balance of the superior lien; (32) the Appraised Value of the Mortgaged Property; (33)
the sale price of the Mortgaged Property if the Mortgage Loan was originated in connection with the purchase of the Mortgaged Property; (34) the Periodic Rate
Cap under the terms of the Mortgage Note; (35) the Periodic Rate Floor under the terms of the Mortgage Note; (36) whether such Mortgage Loan provides for a prepayment penalty; (37) the prepayment penalty period of such Mortgage Loan, if applicable; (38) a description of the type of prepayment penalty, if applicable;
(39) the MERS Identification Number; (40) whether the Mortgagor represented that the Mortgagor would occupy the Mortgaged Property as its primary residence and
(41) a code indicating if the Mortgage Loan is a Balloon Mortgage Loan. With
respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule shall set forth the following information, as of the related Cut-off Date: (1) the number of Mortgage Loans; (2) the current aggregate outstanding principal balance of the Mortgage Loans; (3) the weighted average Mortgage Interest Rate of the Mortgage Loans; and (4) the weighted average maturity of the Mortgage
Loans.

                                       -8-

          Mortgage Note: The note or other evidence of the indebtedness of a
Mortgagor secured by a Mortgage.

          Mortgaged Property: With respect to each Mortgage Loan, the
Mortgagor's real property securing repayment of a related Mortgage Note, consisting of an unsubordinated estate in fee simple or, with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, a leasehold estate, in a single parcel or multiple parcels of real property improved by a residential dwelling as further described in this Agreement.

          Mortgagor: The obligor on a Mortgage Note.

          OCC: Office of the Comptroller of the Currency and its successors in interest.

          Officer's Certificate: A certificate signed by the Chairman of the
Board or the Vice Chairman of the Board or a President or a Vice President and
by the Treasurer or the Secretary or one of the Assistant Treasurers or
Assistant Secretaries of the Seller, and delivered to the Purchaser as required by this Agreement.

          Opinion of Counsel: A written opinion of counsel, who may be counsel for the Seller, reasonably acceptable to the Purchaser, provided that any
Opinion of Counsel relating to (a) the qualification of any account required to be maintained pursuant to this Agreement as an Eligible Account, (b)
qualification of the Mortgage Loans in a REMIC or (c) compliance with the REMIC
Provisions, must be (unless otherwise stated in such Opinion of Counsel) an opinion of counsel who (i) is in fact independent of the Seller and any servicer of the Mortgage Loans, (ii) does not have any material direct or indirect financial interest in the Seller or any servicer of the Mortgage Loans or in an
Affiliate of either and (iii) is not connected with the Seller or any servicer of the Mortgage Loans as an officer, employee, director or person performing similar functions.

          OTS: Office of Thrift Supervision and its successors in interest.

          Periodic Rate Cap: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may increase on an Interest
Rate Adjustment Date above the Mortgage Interest Rate previously in effect.

          Periodic Rate Floor: With respect to each Adjustable Rate Mortgage
Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may decrease on an Interest
Rate Adjustment Date below the Mortgage Interest Rate previously in effect.

          Person: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

          Preliminary Mortgage Schedule: As defined in Section 3.

                                       -9-

          Premium Percentage: With respect to any Mortgage Loan, a percentage equal to the excess of the Purchase Price Percentage over 100%.

          Principal Prepayment: Any payment or other recovery of principal on a
Mortgage Loan which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

          Purchase Price: The price paid on the related Closing Date by the
Purchaser to the Seller in exchange for the Mortgage Loans purchased on such
Closing Date as calculated in Section 4 of this Agreement.

          Purchase Price and Terms Agreement: Those certain agreements setting forth the general terms and conditions of the transaction consummated herein and identifying the Mortgage Loans to be purchased from time to time hereunder, by and among the Seller, the Purchaser and the Interim Servicer (if applicable).
All of the individual Purchase Price and Terms Agreements shall collectively be referred to as the "Purchase Price and Terms Agreement."

          Purchase Price Percentage: With respect to any Mortgage Loan, an amount equal to the percentage of par as stated in the Purchase Price and Terms
Agreement (subject to adjustment as provided therein) related to such Mortgage
Loan.

          Purchaser: IXIS Real Estate Capital Inc., a New York corporation, and its successors in interest and assigns, or any successor to the Purchaser under this Agreement as herein provided.

          Qualified Correspondent: Any Person from which the Seller purchased
Mortgage Loans, provided that the following conditions are satisfied: (i) such
Mortgage Loans were originated pursuant to an agreement between the Seller and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to the Seller, in accordance with underwriting guidelines designated by the Seller ("Designated Guidelines") or guidelines that do not vary materially from such Designated Guidelines; (ii) such Mortgage Loans were in fact underwritten as described in clause (i) above and were acquired by the Seller within one hundred eighty (180) days after origination; (iii) either
(x) the Designated Guidelines were, at the time such Mortgage Loans were originated, used by the Seller in origination of mortgage loans of the same type as the Mortgage Loans for the Seller's own account or (y) the Designated
Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Seller on a consistent basis for use by lenders in originating mortgage loans to be purchased by the Seller; and (iv) the Seller employed, at the time such Mortgage Loans were acquired by the Seller, pre-purchase or post-purchase quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time period or through particular channels) designed to ensure that Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the
Seller.

                                      -10-

          Qualified Substitute Mortgage Loan: A mortgage loan eligible to be substituted by the Seller for a Deleted Mortgage Loan which must, on the date of such substitution, (i) have an outstanding principal balance, after deduction of all scheduled payments due in the month of substitution (or in the case of a substitution of more than one mortgage loan for a Deleted Mortgage Loan, an aggregate principal balance), not in excess of the outstanding principal balance of the Deleted Mortgage Loan (the amount of any shortfall will be deposited in the Custodial Account by the Seller in the month of substitution); (ii) have a
Mortgage Interest Rate not less than and not more than 1% greater than the
Mortgage Interest Rate of the Deleted Mortgage Loan; (iii) have a remaining term to maturity not greater than and not more than one year less than that of the
Deleted Mortgage Loan; (iv) be of the same type as the Deleted Mortgage Loan
(i.e., fixed-rate, adjustable-rate with same Periodic Rate Cap, Index and lien priority); and (v) comply with each representation and warranty (respecting individual Mortgage Loans) set forth in Section 9 hereof.

          Rating Agency: Any of Fitch, Moody's or Standard & Poor's, or their respective successors designated by the Purchaser.

          Reconstitution: Any Securitization Transaction or Whole Loan Transfer.

          Reconstitution Agreements: The agreement or agreements entered into by the Seller and/or the Interim Servicer and the Purchaser and/or certain third parties on the Reconstitution Date or Dates with respect to any or all of the
Mortgage Loans sold hereunder, in connection with a Whole Loan Transfer, Agency
Transfer or a Securitization Transaction pursuant to Section 13, including, but not limited to, a seller's warranties and servicing agreement with respect to a
Whole Loan Transfer, and a trust and servicing agreement, pooling and servicing agreement and/or seller/servicer agreements and related custodial/trust agreement and documents with respect to a Securitization Transaction.

          Reconstitution Date: As defined in Section 13.

          Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation
AB), 17 C.F.R. Sections 229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities
Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the
staff of the Commission, or as may be provided by the Commission or its staff from time to time.

          REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

          REMIC Provisions: Provisions of the federal income tax law relating to a REMIC, which appear at Section 860A through 860G of Subchapter M of Chapter 1,
Subtitle A of the Code, and related provisions and regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

          Remittance Date: The date specified in the Interim Servicing Agreement
(with respect to each Mortgage Loan, for an interim period, as specified therein).

                                      -11-

          Repurchase Price: With respect to any Mortgage Loan for which a breach of a representation or warranty from the Agreement or the Interim Servicing
Agreement is found, a price equal to the then outstanding principal balance of the Mortgage Loan to be repurchased, plus accrued interest thereon at the
Mortgage Interest Rate from the date to which interest had last been paid through the date of such repurchase, plus the amount of any outstanding advances owed to any servicer, and plus all costs and expenses incurred by the Purchaser or any servicer arising out of or based upon such breach, including without limitation costs and expenses incurred in the enforcement of the Seller's repurchase obligation hereunder.

          RESPA: Real Estate Settlement Procedures Act, as amended from time to time.

          Second Lien Loan: A Mortgage Loan secured by a second lien Mortgage on the related Mortgaged Property.

          Securities Act: The Securities Act of 1933, as amended.

          Securitization Transaction. Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (2)
an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

          Seller: Mandalay Mortgage, LLC, a Delaware limited liability company, and its successors in interest.

          Seller Information: As defined in Subsection 31.04(a).

          Servicing Fee: With respect to each Mortgage Loan subject to the
Interim Servicing Agreement, an amount equal to 0.50% per annum computed on the basis of the outstanding principal balance of the related Mortgage Loan. Such fee shall be payable monthly and shall be pro rated for any portion of a month during which the Mortgage Loan is serviced by the Interim Servicer under the
Interim Servicing Agreement. The obligation of the Purchaser to pay the
Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion (including recoveries with respect to interest from Liquidation
Proceeds, to the extent permitted by this Agreement) of such Monthly Payment collected by the Interim Servicer, or as otherwise provided under this
Agreement.

          Servicing File: With respect to each Mortgage Loan, the file retained by the Interim Servicer consisting of originals of all documents in the Mortgage
File which are not delivered to the Purchaser or the Custodian and copies of the
Mortgage Loan Documents.

          Servicing Rights: Any and all of the following: (a) any and all rights to service the Mortgage Loans; (b) any payments to or monies received by the
Interim Servicer for servicing the Mortgage Loans; (c) any late fees, penalties or similar payments with respect to the Mortgage Loans; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of the Interim

                                      -12-

Servicer thereunder; (e) Escrow Payments or other similar payments with respect to the Mortgage Loans and any amounts actually collected by the Interim Servicer with respect thereto; (f) all accounts and other rights to payment related to any of the property described in this paragraph; and (g) any and all documents, files, records, servicing files, servicing documents, servicing records, data tapes, computer records, or other information pertaining to the Mortgage Loans or pertaining to the past, present or prospective servicing of the Mortgage
Loans.

          Servicing Transfer Representation: Each representation set forth in
Subsections 9.01(t) and 9.02(b), (c), (d), (f), (h), the last sentence of (p),
(q), (r), (z), (hh), (ii), (kk), (ll), (mm), (qq), (xx), (bbb), (kkk), (ttt)(3)
and (ttt)(4).

          Sponsor: The sponsor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

          Standard & Poor's: Standard & Poor's Ratings Services, a division of
The McGraw-Hill Companies Inc., and its successors in interest.

          Standard & Poor's Glossary: The Standard & Poor's LEVELS(R) Glossary,
as may be in effect from time to time.

          Stated Principal Balance: As to each Mortgage Loan on any date of determination, (i) the principal balance of such Mortgage Loan at the related
Cut-off Date after giving effect to payments of principal due on or before such date, to the extent actually received, minus (ii) all amounts previously distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal on such Mortgage Loan.

          Static Pool Information: Static pool information as described in Item
1105(a)(1)-(3) and 1105(c) of Regulation AB.

          Successor Servicer: Any servicer of one or more Mortgage Loans designated by the Purchaser as being entitled to the benefits of the indemnifications set forth in Sections 9.03 and 14.01.

          Third-Party Originator: Each Person, other than a Qualified
Correspondent, that originated Mortgage Loans acquired by the Seller.

          Transfer Date: The date on which the Purchaser, or its designee, shall receive the transfer of servicing responsibilities and begin to perform the servicing of the Mortgage Loans with respect to the related Mortgage Loan
Package, and the Interim Servicer shall cease all servicing responsibilities.
Such date shall occur on the day indicated by the Purchaser to the Interim
Servicer in accordance with the Interim Servicing Agreement.

          Underwriting Guidelines: The underwriting guidelines of the Seller, a copy of which is attached hereto as Exhibit I and a then-current copy of which shall be attached as an Exhibit to the related Assignment and Conveyance.

          VA: The Department of Veterans Affairs, an agency of the United States of America, or any successor thereto including the Administrator of Veterans
Affairs.

                                      -13-

          Whole Loan Transfer: Any sale or transfer of some or all of the
Mortgage Loans, other than a Securitization Transaction.

          SECTION 2. Agreement to Purchase.

          The Seller agrees to sell from time to time, and the Purchaser agrees to purchase from time to time, Mortgage Loans having an aggregate principal balance on the related Cut-off Date in an amount as set forth in the related
Purchase Price and Terms Agreement, or in such other amount as agreed by the
Purchaser and the Seller as evidenced by the actual aggregate principal balance of the Mortgage Loans accepted by the Purchaser on each Closing Date.

          SECTION 3. Mortgage Schedules.

          The Seller from time to time shall provide the Purchaser with certain information constituting a preliminary listing of the Mortgage Loans to be purchased on each Closing Date in accordance with the related Purchase Price and
Terms Agreement and this Agreement (each, a "Preliminary Mortgage Schedule").

          The Seller shall deliver the Mortgage Loan Schedule for the Mortgage
Loans to be purchased on a particular Closing Date to the Purchaser at least two
(2) Business Days prior to the related Closing Date. The Mortgage Loan Schedule shall be the related Preliminary Mortgage Schedule with those Mortgage Loans which the Seller has not funded prior to the related Closing Date deleted.

          SECTION 4. Purchase Price.

          The Purchase Price for the Mortgage Loans shall be equal to (a) the
Purchase Price Percentage multiplied by the Cut-off Date Balance, plus (b)
accrued and unpaid interest on such principal balance at the weighted average
Mortgage Interest Rate (net of the Servicing Fee) of those Mortgage Loans from the related Cut-off Date through the day prior to the related Closing Date, inclusive. For purposes hereof, "Cut-off Date Balance" means the aggregate principal balance, as of the related Cut-off Date, of the Mortgage Loans listed on the related Mortgage Loan Schedule, after application of scheduled payments of principal due on or before the related Cut-off Date, to the extent such payments were actually received, together with any unscheduled principal payments collected prior to the Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to the Cut-off Date, but to be applied on a due date beyond the related Cut-off Date, shall not be applied to the principal balance as of the related Cut-off Date. If so provided in the related Purchase Price and Terms Agreement, portions of the Mortgage Loans shall be priced separately. The Purchase Price as so determined shall be paid to the
Seller on the related Closing Date by wire transfer of immediately available funds to an account designated by the Seller in writing.

          The Purchaser shall be entitled to (l) all principal paid after the related Cut-off Date, (2) all other recoveries of principal collected on or after the related Cut-off Date, and (3) all payments of interest on the Mortgage
Loans net of applicable Servicing Fees (minus that portion of any such payment which is allocable to the period prior to the related Cut-off Date). The outstanding principal balance of each Mortgage Loan as of the related Cut-off
Date is determined after application of payments of principal due on or before the related Cut-off Date,

                                      -14-

to the extent actually collected, together with any unscheduled principal prepayments collected prior to the Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to the Cut-off Date, but to be applied on a due date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date. Such prepaid amounts shall be the property of the Purchaser. The Seller shall deposit any such prepaid amounts into the Custodial Account, which account is established for the benefit of the Purchaser for subsequent remittance by the Seller to the
Purchaser.

          SECTION 5. Examination of Mortgage Files.

          At least fourteen (14) days prior to the related Closing Date, the
Seller shall (i) either (a) deliver to the Purchaser or its designee in escrow, for examination with respect to each Mortgage Loan to be purchased, the related
Mortgage File, including a copy of the Assignment of Mortgage (except with respect to each MERS Designated Mortgage Loan), pertaining to each Mortgage
Loan, or (b) make the related Mortgage File available to the Purchaser for examination at such other location as shall otherwise be acceptable to the
Purchaser and (ii) deliver to the Purchaser copies of the credit and servicing files (collectively, the "Credit Files"). Such examination of the Mortgage Files may be made by the Purchaser or its designee at any reasonable time before or after the related Closing Date. If the Purchaser makes such examination prior to the related Closing Date and determines, in its sole discretion, that any
Mortgage Loans are unacceptable to the Purchaser for any reason, such Mortgage
Loans shall be deleted from the related Mortgage Loan Schedule, and may be replaced by a Qualified Substitute Mortgage Loan (or Loans) acceptable to the
Purchaser. The Purchaser may, at its option and without notice to the Seller, purchase some or all of the Mortgage Loans without conducting any partial or complete examination. The fact that the Purchaser or its designee has conducted or has failed to conduct any partial or complete examination of the Mortgage
Files or the Credit Files shall not impair in any way the Purchaser's (or any of its successor's) rights to demand repurchase, substitution or other remedy as provided in this Agreement. In the event that the Seller fails to deliver the
Credit Files with respect to any Mortgage Loan, the Seller shall, upon the request of the Purchaser, repurchase such Mortgage Loan at the price and in the manner specified in Subsection 9.03.

          SECTION 6. Conveyance from Seller to Purchaser.

          Subsection 6.01. Conveyance of Mortgage Loans; Possession of Servicing
Files.

          The Seller, simultaneously with the delivery of the Mortgage Loan
Schedule with respect to the related Mortgage Loan Package to be purchased on each Closing Date, shall execute and deliver an Assignment and Conveyance
Agreement in the form attached hereto as Exhibit H (the "Assignment and
Conveyance Agreement"). The Seller shall cause the Servicing File retained by the Interim Servicer pursuant to this Agreement to be appropriately identified in the Seller's computer system and/or books and records, as appropriate, to clearly reflect the sale of the related Mortgage Loan to the Purchaser. The
Seller shall cause the Interim Servicer to release from its custody the contents of any Servicing File retained by it only in accordance with this Agreement or the Interim Servicing Agreement, except when such release is required in connection with a repurchase of any such Mortgage Loan pursuant to Subsection
9.03.

                                      -15-

          Subsection 6.02. Books and Records.

          Record title to each Mortgage as of the related Closing Date shall be in the name of the Seller, the Purchaser or one or more designees of the
Purchaser, as the Purchaser shall select. Notwithstanding the foregoing, each
Mortgage and related Mortgage Note shall be possessed solely by the Purchaser or the appropriate designee of the Purchaser, as the case may be. All rights arising out of the Mortgage Loans including, but not limited to, all funds received by the Seller or the Interim Servicer after the related Cut-off Date on or in connection with a Mortgage Loan shall be vested in the Purchaser or one or more designees of the Purchaser; provided, however, that all funds received on or in connection with a Mortgage Loan shall be received and held by the Seller or the Interim Servicer in trust for the benefit of the Purchaser or the appropriate designee of the Purchaser, as the case may be, as the owner of the
Mortgage Loans pursuant to the terms of this Agreement.

          The sale of each Mortgage Loan shall be reflected on the Seller's balance sheet and other financial statements as a sale of assets by the Seller.

          The Seller shall or shall cause the Interim Servicer to be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be marked clearly to reflect the ownership of each Mortgage Loan by the Purchaser. In particular, the Seller shall or shall cause the Interim Servicer to maintain in its possession, available for inspection by the Purchaser, and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations in accordance with Accepted Servicing Practices, including but not limited to documentation as to the method used in determining the applicability of the provisions of the National Flood Insurance Act of 1968, as amended, to the Mortgaged Property, documentation evidencing insurance coverage and periodic inspection reports, as would be customary by a prudent originator of loan similar to the Mortgage Loans. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance
Proceeds, documents maintained by the Seller or the Interim Servicer may be in the form of microfilm or microfiche so long as the Seller or the Interim
Servicer acts in accordance with Accepted Servicing Practices.

          Subsection 6.03. Delivery of Mortgage Loan Documents.

          The Seller shall deliver and release to the Custodian no later than seven (7) Business Days prior to the related Closing Date those Mortgage Loan
Documents set forth on Exhibit A hereto with respect to each Mortgage Loan set forth on the related Mortgage Loan Schedule.

          The Custodian shall certify its receipt of all such Mortgage Loan
Documents required to be delivered pursuant to the Custodial Agreement for the related Closing Date, as evidenced by the Certification and Trust Receipt of the
Custodian in the form annexed to the Custodial Agreement. The Purchaser shall pay all fees and expenses of the Custodian from and after the Closing Date.

          The Seller shall or shall cause the Interim Servicer to forward to the
Custodian, or to such other Person as the Purchaser shall designate in writing, original documents evidencing

                                      -16-

an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with this Agreement within two (2) weeks of their execution, provided, however, that the Seller shall provide the Custodian, or to such other Person as the Purchaser shall designate in writing, with a certified true copy of any such document submitted for recordation within two (2) weeks of its execution, and shall promptly provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within ninety
(90) days of its submission for recordation.

          In the event any document required to be delivered to the Custodian pursuant to the previous paragraph, including an original or copy of any document submitted for recordation to the appropriate public recording office, is not so delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, within ninety (90) days following the Closing Date
(other than with respect to the Assignments of Mortgage which shall be delivered to the Custodian in blank and recorded subsequently by the Purchaser or its designee), and in the event that the Seller does not cure such failure within thirty (30) days of discovery or receipt of written notification of such failure from the Purchaser, the related Mortgage Loan shall, upon the request of the
Purchaser, be repurchased by the Seller at the price and in the manner specified in Subsection 9.03. The foregoing repurchase obligation shall not apply in the event that the Seller cannot deliver such original or copy of any document submitted for recordation to the appropriate public recording office within the specified period due to a delay caused by the recording office in the applicable jurisdiction, provided that (i) the Seller shall deliver a recording receipt of such recording office or, if such recording receipt is not available, an officer's certificate of a servicing officer of the Seller, confirming that such documents have been accepted for recording (upon request of the Purchaser and delivery by the Purchaser to the Seller of a schedule of the related Mortgage
Loans, the Seller shall reissue and deliver to the Purchaser or its designee said officer's certificate relating to the related Mortgage Loans), and (ii)
such document is delivered within twelve (12) months of the related Closing
Date.

          The Seller shall pay all initial recording fees, if any, for the assignments of mortgage and any other fees or costs in transferring all original documents to the Custodian or, upon written request of the Purchaser, to the
Purchaser or the Purchaser's designee. The Purchaser or the Purchaser's designee shall be responsible for recording the Assignments of Mortgage and shall be reimbursed by the Seller for the costs associated therewith pursuant to the preceding sentence.

          Subsection 6.04. Quality Control Procedures.

          The Seller shall, or shall cause the Interim Servicer to, have an internal quality control program that verifies in a manner consistent with accepted industry procedures, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program shall include evaluating and monitoring the overall quality of the Seller's loan production and the servicing activities of the
Interim Servicer. The program is to ensure that the Mortgage Loans are originated and serviced in accordance with Accepted Servicing Practices and the
Underwriting Guidelines; guard against dishonest, fraudulent, or negligent acts;
and guard against errors and omissions by officers, employees, or other authorized persons.

                                      -17-

          Subsection 6.05. MERS Designated Mortgage Loans.

          With respect to each MERS Designated Mortgage Loan, the Seller shall, on or prior to the related Closing Date, designate the Purchaser as the Investor and the Custodian as custodian, and no Person shall be listed as Interim Funder on the MERS System. In addition, on or prior to the related Closing Date, Seller shall provide the Custodian and the Purchaser with a MERS Report listing the
Purchaser as the Investor, the Custodian as custodian and no Person as Interim
Funder with respect to each MERS Designated Mortgage Loan.

          SECTION 7. Servicing of the Mortgage Loans.

          The Mortgage Loans have been sold by the Seller to the Purchaser on a servicing released basis. Subject to, and upon the terms and conditions of this
Agreement and the Interim Servicing Agreement (with respect to each Mortgage
Loan, for an interim period, as specified therein), the Seller hereby sells, transfers, assigns, conveys and delivers to the Purchaser the Servicing Rights.

          The Purchaser shall retain the Interim Servicer as contract servicer of the Mortgage Loans for an interim period pursuant to and in accordance with the terms and conditions contained in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).
Except as set forth in the Interim Servicing Agreement, the Interim Servicer
shall service the Mortgage Loans on an "actual/actual" basis and otherwise in accordance with Accepted Servicing Practices. The Purchaser and Seller shall cause the Interim Servicer to execute the Interim Servicing Agreement on the initial Closing Date.

          Pursuant to the Interim Servicing Agreement (with respect to each
Mortgage Loan, for an interim period, as specified therein), the Interim
Servicer shall begin servicing the Mortgage Loans on behalf of the Purchaser and shall be entitled to a Servicing Fee with respect to such Mortgage Loans until the applicable Transfer Date. The Interim Servicer shall conduct such servicing in accordance with the Interim Servicing Agreement.

          SECTION 8. Transfer of Servicing.

          On the applicable Transfer Date, the Purchaser, or its designee, shall assume all servicing responsibilities related to, and the Seller shall cause the
Interim Servicer to cease all servicing responsibilities related to, the related
Mortgage Loans subject to such Transfer Date. The Transfer Date shall be the date determined in accordance with Section 6.02 of the Interim Servicing
Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

          On or prior to the applicable Transfer Date, the Seller shall, at its sole cost and expense, take such steps as may be necessary or appropriate to effectuate and evidence the transfer of the servicing of the related Mortgage
Loans to the Purchaser, or its designee, including but not limited to the following:

          (a) Notice to Mortgagors. The Seller shall cause the Interim Servicer to mail to the Mortgagor of each related Mortgage Loan a letter advising such
Mortgagor of the transfer

                                      -18-

of the servicing of the related Mortgage Loan to the Purchaser, or its designee, in accordance with the Cranston Gonzales National Affordable Housing Act of
1990; provided, however, the content and format of the letter shall have the prior approval of the Purchaser. The Seller shall cause the Interim Servicer to provide the Purchaser with copies of all such related notices no later than the
Transfer Date.

          (b) Notice to Taxing Authorities and Insurance Companies. The Seller
shall cause the Interim Servicer to transmit to the applicable taxing authorities and insurance companies (including primary mortgage insurance policy insurers, if applicable) and/or agents, notification of the transfer of the servicing to the Purchaser, or its designee, and instructions to deliver all notices, tax bills and insurance statements, as the case may be, to the
Purchaser from and after the Transfer Date. The Seller shall cause the Interim
Servicer to provide the Purchaser with copies of all such notices no later than the Transfer Date.

          (c) Delivery of Servicing Records. The Seller shall cause the Interim
Servicer to forward to the Purchaser, or its designee, all servicing records and the Servicing File in the Interim Servicer's possession relating to each related
Mortgage Loan including the information enumerated in the Interim Servicing
Agreement (with respect to each such Mortgage Loan, for an interim period, as specified therein).

          (d) Escrow Payments. The Seller shall cause the Interim Servicer to provide the Purchaser, or its designee, with immediately available funds by wire transfer in the amount of the net Escrow Payments and suspense balances and all loss draft balances associated with the related Mortgage Loans. The Seller shall cause the Interim Servicer to provide the Purchaser with an accounting statement, in electronic format acceptable to the Purchaser in its sole discretion, of Escrow Payments and suspense balances and loss draft balances sufficient to enable the Purchaser to reconcile the amount of such payment with the accounts of the Mortgage Loans. Additionally, the Seller shall cause the
Interim Servicer to wire transfer to the Purchaser the amount of any agency, trustee or prepaid Mortgage Loan payments and all other similar amounts held by the Interim Servicer.

          (e) Payoffs and Assumptions. The Seller shall cause the Interim
Servicer to provide to the Purchaser, or its designee, copies of all assumption and payoff statements generated by the Interim Servicer on the related Mortgage
Loans from the related Cut-off Date to the Transfer Date.

          (f) Mortgage Payments Received Prior to Transfer Date. Prior to the
Transfer Date all payments received by the Interim Servicer or the Seller on each related Mortgage Loan shall be properly applied by the Seller to the account of the particular Mortgagor.

          (g) Mortgage Payments Received after Transfer Date. The amount of any related Monthly Payments received by the Seller after the Transfer Date shall be forwarded to the Purchaser by overnight mail on the date of receipt. The Seller shall notify the Purchaser of the particulars of the payment, which notification requirement shall be satisfied if the Seller forwards with its payment sufficient information to permit appropriate processing of the payment by the
Purchaser. The Seller shall assume full responsibility for the necessary and appropriate legal application of such Monthly Payments received by the Seller after the Transfer Date with

                                      -19-

respect to related Mortgage Loans then in foreclosure or bankruptcy; provided, for purposes of this Agreement, necessary and appropriate legal application of such Monthly Payments shall include, but not be limited to, endorsement of a
Monthly Payment to the Purchaser with the particulars of the payment such as the account number, dollar amount, date received and any special Mortgagor application instructions and the Seller shall cause the Interim Servicer to comply with the foregoing requirements with respect to all Monthly Payments received by the Interim Servicer after the Transfer Date.

          (h) Misapplied Payments. Misapplied payments shall be processed as follows:

          (i) All parties shall cooperate in correcting misapplication errors;

          (ii) The party receiving notice of a misapplied payment occurring prior to the applicable Transfer Date and discovered after the Transfer
     Date shall immediately notify the other party;

          (iii) If a misapplied payment which occurred prior to the Transfer
     Date cannot be identified and said misapplied payment has resulted in a shortage in a Custodial Account or Escrow Account, the Seller shall be liable for the amount of such shortage. The Seller shall reimburse the
     Purchaser for the amount of such shortage within thirty (30) days after receipt of written demand therefor from the Purchaser;

          (iv) If a misapplied payment which occurred prior to the Transfer Date has created an improper Purchase Price as the result of an inaccurate outstanding principal balance, a check shall be issued to the party shorted by the improper payment application within five (5) Business Days after notice thereof by the other party; and

          (v) Any check issued under the provisions of this Section 8(h) shall be accompanied by a statement indicating the corresponding Seller and/or the Purchaser Mortgage Loan identification number and an explanation of the allocation of any such payments.

          (i) Books and Records. On the Transfer Date, the books, records and accounts of the Seller with respect to the related Mortgage Loans shall be in accordance with all applicable Purchaser requirements.

          (j) Reconciliation. The Seller shall, on or before the Transfer Date, reconcile principal balances and make any monetary adjustments required by the
Purchaser. Any such monetary adjustments will be transferred between the Seller and the Purchaser as appropriate.

          (k) IRS Forms. The Seller shall or shall cause the Interim Servicer to file all IRS forms 1099, 1099A, 1098 or 1041 and K-1 which are required to be filed on or before the Transfer Date in relation to the servicing and ownership of the related Mortgage Loans. The Seller shall provide copies of such forms to the Purchaser upon request and shall reimburse the Purchaser for any costs or penalties incurred by the Purchaser due to the Seller's failure to comply with this paragraph.

                                      -20-

          SECTION 9.  Representations,  Warranties  and Covenants of the Seller;
Remedies for Breach.

          Subsection 9.01.  Representations and Warranties Regarding the Seller.

          The Seller represents, warrants and covenants to the Purchaser that as of the date hereof and as of each Closing Date:

          (a) Due Organization and Authority. The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state wherein it owns or leases any material properties or where a Mortgaged
Property is located, if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Seller, and in any event the Seller is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of the related Mortgage Loan and the servicing of such Mortgage Loan in accordance with the terms of this
Agreement and the Interim Servicing Agreement; the Seller has the full power, authority and legal right to hold, transfer and convey the Mortgage Loans and to execute and deliver this Agreement and to perform its obligations hereunder and thereunder; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the
Seller and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized; this Agreement and all agreements contemplated hereby have been duly executed and delivered and constitute the valid, legal, binding and enforceable obligations of the Seller, regardless of whether such enforcement is sought in a proceeding in equity or at law; and all requisite corporate or other action has been taken by the Seller to make this
Agreement and all agreements contemplated hereby valid and binding upon the
Seller in accordance with their terms;

          (b) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the
Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

          (c) No Conflicts. Neither the execution and delivery of this
Agreement, the acquisition or origination of the Mortgage Loans by the Seller, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby and thereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the
Seller's charter, by-laws or other organizational documents or any legal restriction or any agreement or instrument to which the Seller is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject, or result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or impair the ability of the Purchaser to realize on the Mortgage Loans, impair the value of the

                                      -21-

Mortgage Loans, or impair the ability of the Purchaser to realize the full amount of any insurance benefits accruing pursuant to this Agreement;

          (d) Ability to Service. The Interim Servicer has the facilities, procedures, and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Mortgage Loans. The Interim Servicer is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws, and regulations, if applicable, meets the minimum capital requirements set forth by the OTS, the OCC or the FDIC, and is in good standing to enforce, originate, sell mortgage loans to, and service mortgage loans in each jurisdiction wherein the Mortgaged Properties are located;

          (e) Reasonable Servicing Fee. The Seller, as Interim Servicer,
acknowledges and agrees that the Servicing Fee, represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Interim Servicer, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement and the Interim Servicing Agreement;

          (f) Ability to Perform; Solvency. The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. The Seller is solvent and the sale of the Mortgage Loans will not cause the Seller to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of Seller's creditors;

          (g) No Litigation Pending. There is no action, suit, proceeding or investigation pending or threatened against the Seller, before any court, administrative agency or other tribunal asserting the invalidity of this
Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Seller, or in any material impairment of the right or ability of the Seller to carry on its business substantially as now conducted, or in any material liability on the part of the Seller, or which would draw into question the validity of this
Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Seller contemplated herein, or which would be likely to impair the ability of the Seller to perform under the terms of this Agreement;

          (h) No Consent Required. No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body including HUD, the FHA or the Department of Veterans Affairs is
required for the execution, delivery and performance by the Seller of or compliance by the Seller with this Agreement or the Mortgage Loans, the delivery of a portion of the Mortgage Files to the Custodian or the sale of the Mortgage
Loans or the consummation of the transactions contemplated by this Agreement, or if required, such approval has been obtained prior to the related Closing Date;

          (i) Selection Process. The Mortgage Loans were selected from among the outstanding one- to four-family mortgage loans in the Seller's portfolio at the related Closing Date as to which the representations and warranties set forth in
Subsection 9.02 could be made

                                      -22-

and such selection was not made in a manner so as to affect adversely the interests of the Purchaser;

          (j) Mortgage Loan Package Characteristics. The characteristics of the related Mortgage Loan Package are as set forth on the description of the pool characteristics for the applicable Mortgage Loan Package delivered pursuant to
Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement;

          (k) No Untrue Information. Neither this Agreement nor any information, statement, tape, diskette, report, form, or other document furnished or to be furnished pursuant to this Agreement or any Reconstitution Agreement or in connection with the transactions contemplated hereby (including any
Securitization Transaction or Whole Loan Transfer) contains or will contain any untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained herein or therein not misleading;

          (l) Financial Statements. The Seller has delivered to the Purchaser financial statements of the Guarantor (on a consolidated basis) as to the last two (2) complete fiscal years and any later quarter ended more than sixty (60)
days prior to the execution of this Agreement. All such financial statements fairly present the pertinent results of operations and changes in financial position for each of such periods and the financial position at the end of each such period of the Guarantor, and its subsidiaries and have been prepared in accordance with generally accepted accounting principles of the United States consistently applied throughout the periods involved, except as set forth in the notes thereto. In addition, the Seller has delivered information as to its loan gain and loss experience in respect of foreclosures and its loan delinquency experience for the immediately preceding three-year period, in each case with respect to mortgage loans owned by it and mortgage loans serviced for others during such period, and all such information so delivered shall be true and correct in all material respects. There has been no change in the business, operations, financial condition, properties or assets of the Guarantor, since the date of its financial statements that would have an adverse effect on its ability to perform its obligations under this Agreement. The Seller has completed any forms requested by the Purchaser in a timely manner and in accordance with the provided instructions;

          (m) No Brokers. The Seller has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

          (n) Sale Treatment. The Seller has been advised by its independent certified public accountants that under generally accepted accounting principles the transfer of the Mortgage Loans may be treated as a sale on the books and records of the Seller and the Seller has determined that the disposition of the
Mortgage Loans pursuant to this Agreement will be afforded sale treatment for tax and accounting purposes;

          (o) Reasonable Purchase Price. The consideration received by the
Seller upon the sale of the Mortgage Loans under this Agreement constitutes fair consideration and reasonably equivalent value for the Mortgage Loans;

                                      -23-

          (p) Owner of Record. The Seller is the owner of record of each
Mortgage and the indebtedness evidenced by each Mortgage Note, and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage
Files with respect thereto in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan;

          (q) Seller's Origination. The Seller's decision to originate any mortgage loan or to deny any mortgage loan application is an independent decision based upon Seller's underwriting guidelines, and is in no way made as a result of Purchaser's decision to purchase, or not to purchase, or the price
Purchaser may offer to pay for, any such mortgage loan, if originated; and

          (r) Compliance with Anti-Money Laundering Laws. The Seller has complied with all applicable anti-money laundering laws, regulations and executive orders, including without limitation the USA PATRIOT Act of 2001
(collectively, the "Anti-Money Laundering Laws"); the Seller has established an anti-money laundering compliance program as required by the Anti-Money
Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering
Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws;

          (s) Delivery to the Custodian. The Mortgage Note, the Mortgage, the
Assignment of Mortgage and any other documents required to be delivered with respect to each Mortgage Loan pursuant to the Custodial Agreement shall be delivered to the Custodian all in compliance with the specific requirements of the Custodial Agreement. With respect to each Mortgage Loan, the Seller will be in possession of a complete Mortgage File in compliance with Exhibit A hereto, except for such documents as will be delivered to the Custodian; and

          (t) Credit Reporting. The Seller, for so long as it is the Interim
Servicer for each Mortgage Loan, will fully furnish, in accordance with the Fair
Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to
Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis.

          Subsection 9.02. Representations and Warranties Regarding Individual
Mortgage Loans.

          The Seller hereby represents and warrants to the Purchaser that, as to each Mortgage Loan, as of the related Closing Date for such Mortgage Loan:

          (a) Mortgage Loans as Described. The information set forth in the
Mortgage Loan Schedule is complete, true and correct;

          (b) Payments Current. All payments required to be made up to the
Closing Date under the terms of the Mortgage Note have been made and credited.
As of the Closing Date, no payment required under the Mortgage Loan is thirty
(30) days or more delinquent nor has any payment under the Mortgage Loan been thirty (30) days or more delinquent at any time

                                      -24-

since the origination of the Mortgage Loan. The first Monthly Payment after the
Cut-off Date shall be made with respect to the Mortgage Loan on its Due Date or within the calendar month in which such payment was due, all in accordance with the terms of the related Mortgage Note;

          (c) No Outstanding Charges. There are no defaults in complying with the terms of the Mortgage securing the Mortgage Loan, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. Except for (A) payments in the nature of escrow payments and (B) interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier to the day which precedes by one month the Due Date of the first installment of principal and interest, including, without limitation, taxes and insurance payments, the Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan;

          (d) Original Terms Unmodified. The terms of the Mortgage Note and
Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the Mortgage Loan
Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the Mortgage Loan Schedule, if applicable. No
Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the Mortgage Loan
Schedule;

          (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage
Note or the Mortgage, or the exercise of any right thereunder, render either the
Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at, or subsequent to, the time the Mortgage Loan was originated;

          (f) Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae Guides or by
Freddie Mac, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement attached hereto as Exhibit B. If required by the
National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in effect, which policy conforms to
Fannie Mae and Freddie Mac, as well as all

                                      -25-

additional requirements set forth in Section 2.10 of the Interim Servicing
Agreement attached hereto as Exhibit B. All individual insurance policies contain a standard mortgagee clause naming the Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid and such policies may not be reduced, terminated or cancelled without thirty (30) days' prior written notice to the mortgagee. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or
"blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development.
The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement. The Seller has not engaged in, and has no knowledge of the Mortgagor's or any servicer's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of such policy, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

          (g) Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, predatory, abusive and fair lending, equal credit opportunity and disclosure laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to prepayment penalties, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the
Purchaser upon demand, evidence of compliance with all such requirements. This representation is a Deemed Material Breach Representation;

          (h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged
Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the
Seller waived any default resulting from any action or inaction by the
Mortgagor;

          (i) Location and Type of Mortgaged Property. The Mortgaged Property is
a fee simple property located in the state identified in the Mortgage Loan
Schedule and consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a low-rise condominium project, or an individual unit in a planned unit development and that no residence or dwelling is a mobile home, provided, however, that any condominium unit or planned unit development shall not fall within any of the "Ineligible Projects" of part XII,
Section 102 of the

                                      -26-

Fannie Mae Selling Guide and shall conform with the Underwriting Guidelines. In the case of any Mortgaged Properties that are manufactured homes (a
"Manufactured Home Mortgage Loans"), (i) such Manufactured Home Mortgage Loan conforms with the applicable Fannie Mae or Freddie Mac requirements regarding mortgage loans related to manufactured dwellings, (ii) the related manufactured dwelling is permanently affixed to the land, (iii) the related manufactured dwelling and the related land are subject to a Mortgage properly filed in the appropriate public recording office and naming Seller as mortgagee, (iv) the applicable laws of the jurisdiction in which the related Mortgaged Property is located will deem the manufactured dwelling located on such Mortgaged Property to be a part of the real property on which such dwelling is located, (v) such
Manufactured Home Mortgage Loan is (x) a qualified mortgage under Section
860G(a)(3) of the Internal Revenue Code of 1986, as amended and (y) secured by manufactured housing treated as a single family residence under Section
25(e)(10) of the Code (i.e., such manufactured home has a minimum of 400 square feet of living space, a minimum width in excess of 102 inches and which is of a kind customarily used at a fixed location) and (vi) as of the origination date of the related Mortgage Loan, the related manufactured housing unit that secures such Mortgage Loan either (x) was the principal residence of the Mortgagor or
(y) was classified as real property under applicable state law. As of the date of origination, no portion of the Mortgaged Property was used for commercial purposes, and since the date of origination, no portion of the Mortgaged
Property has been used for commercial purposes; provided, that Mortgaged
Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes.
This representation is a Deemed Material Breach Representation;

          (j) Valid First and Second Lien. Each Mortgage is a valid and subsisting first lien, with respect to First Lien Loans, or second lien, with respect to Second Lien Loans, of record on a single parcel of real estate constituting the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time, subject in all cases to the exceptions to title set forth in the title insurance policy with respect to the related Mortgage Loan, which exceptions are generally acceptable to prudent mortgage lending companies, and such other exceptions to which similar properties are commonly subject and which do not individually, or in the aggregate, materially and adversely affect the benefits of the security intended to be provided by such Mortgage. In no event shall any Mortgage Loan be in a lien position more junior than a second lien. The lien of the Mortgage is subject only to:

               (1) with respect to Second Lien Loans, the lien of the first mortgage on the Mortgaged Property;

               (2) the lien of current real property taxes and assessments not yet due and payable;

               (3) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally

                                      -27-

          and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (a) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

               (4) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected (A) first lien and first priority security interest with respect to each First Lien Loan, or (B) second lien and second priority security interest with respect to each Second Lien Loan, in either case, on the property described therein and Seller has full right to sell and assign the same to Purchaser. The Mortgaged Property was not, as of the date of origination of the Mortgage Loan, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the Mortgage;

          (k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage
and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions therein relating to prepayment penalties). All parties to the Mortgage Note, the
Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any other related agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a
Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination or servicing of the Mortgage Loan. The Seller has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

          (l) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the
Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

                                      -28-

          (m) Ownership. The Seller is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the
Mortgage Files or any part thereof with respect thereto not delivered to the
Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. The
Mortgage Loan is not assigned or pledged, and the Seller has good, indefeasible and marketable title thereto, and has full right to transfer and sell the
Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The
Seller intends to relinquish all rights to possess, control and monitor the
Mortgage Loan. After the Closing Date, the Seller will have no right to modify or alter the terms of the sale of the Mortgage Loan and the Seller will have no obligation or right to repurchase the Mortgage Loan or substitute another
Mortgage Loan, except as provided in this Agreement;

          (n) Doing Business. All parties which have had any interest in the
Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state, or
(iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

          (o) CLTV, LTV; FICO Score. No Mortgage Loan that is a Second Lien Loan has a CLTV in excess of 100%. No Mortgage Loan has an LTV greater than 100%. At origination of the Mortgage Loan, the Mortgagor did not have a FICO score of less than 500;

          (p) Title Insurance. The Mortgage Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller, its successors and assigns, as to the first priority lien
(with respect to First Lien Loans) or second priority lien (with respect to
Second Lien Loans) of the Mortgage in the original principal amount of the
Mortgage Loan, subject only to the exceptions contained in clauses (1) and (2)
of paragraph (j) of this Subsection 9.02, and in the case of Adjustable Rate
Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein.
The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. The Seller, its successor and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title

                                      -29-

insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this
Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the
Seller;

          (q) No Defaults. There is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration. With respect to each
Second Lien Loan, (i) the prior mortgage is in full force and effect, (ii) there is no default, breach, violation or event of acceleration existing under such prior mortgage or the related mortgage note, (iii) there is no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder, and either (A) the prior mortgage contains a provision which allows or (B) applicable law requires, the mortgagee under the Second Lien Loan to receive notice of, and affords such mortgagee an opportunity to cure any default by payment in full or otherwise under the prior mortgage;

          (r) No Mechanics' Liens. There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

          (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay
wholly within the boundaries and building restriction lines of the Mortgaged
Property, and no improvements on adjoining properties encroach upon the
Mortgaged Property. The Mortgaged Property and all improvements located on or being part of the Mortgaged Property are in compliance with all applicable zoning and building laws, ordinances and regulations;

          (t) Origination; Payment Terms. The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to
Sections 203 and 211 of the Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No Mortgage Loan contains terms or provisions which would result in negative amortization. Principal payments on the Mortgage
Loan commenced no more than sixty (60) days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate as well as, with respect to Adjustable Rate Mortgage Loans, the Lifetime Rate Cap, the Periodic
Rate Floor and the Periodic Rate Cap are as set forth on Exhibit B to each

                                      -30-

related Assignment and Conveyance Agreement. The Mortgage Interest Rate is
adjusted, with respect to Adjustable Rate Mortgage Loans, on each Interest Rate
Adjustment Date to equal the Index plus the Gross Margin (rounded up or down to the nearest 0.125%), subject to the Periodic Rate Cap. The Mortgage Note is payable in equal monthly installments of principal and interest (or, with respect to Interest-Only Loans, monthly installments of interest only), which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each
Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date
(unless the Mortgage Loan is identified on the Mortgage Loan Schedule as a
Balloon Mortgage Loan), over an original term of not more than thirty (30) years from commencement of amortization. Unless otherwise specified on the description of pool characteristics for the applicable Mortgage Loan Package delivered pursuant to Section 11 on the related Closing Date in the form attached as
Exhibit B to each related Assignment and Conveyance Agreement, the Mortgage Loan
is payable on the first day of each month. There are no Convertible Mortgage
Loans which contain a provision allowing the Mortgagor to convert the Mortgage
Note from an adjustable interest rate Mortgage Note to a fixed interest rate
Mortgage Note. The Due Date of the first payment under the Mortgage Note is no more than sixty (60) days from the date of the Mortgage Note;

          (u) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a
Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the
Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

          (v) Conformance with Agency and Underwriting Guidelines. The Mortgage
Loan was underwritten in accordance with the Underwriting Guidelines (a copy of which is attached to the related Assignment and Conveyance Agreement as Exhibit
C). The Mortgage Note and Mortgage are on forms acceptable to Freddie Mac or
Fannie Mae and no representations have been made to a Mortgagor that are inconsistent with the mortgage instruments used;

          (w) Occupancy of the Mortgaged Property. As of the Closing Date the
Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. The Seller has not received notification from any
Governmental Authority that the Mortgaged Property is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be. The Seller has not received notice of any

                                      -31-

violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate. Except as set forth on the Mortgage Loan
Schedule, the Mortgagor represented at the time of origination of the Mortgage
Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor's primary residence;

          (x) No Additional Collateral. The Mortgage Note is not and has not
been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (j) above;

          (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the
Mortgage (or in the case of a substitution of trustee, is named in a properly recorded substitution of trustee), and no fees or expenses are or will become payable by the Purchaser, the Custodian or the Interim Servicer to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

          (z) Acceptable Investment. Except as disclosed in the Mortgage Loan
Schedule, the Seller has no knowledge of any circumstances or condition with respect to the Mortgaged Property, the Mortgagor, the Mortgagor's credit standing or the Mortgage, that can reasonably be expected to cause private institutional investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value of the Mortgage Loan;

          (aa) Delivery of Mortgage Documents. The Mortgage Note, the Mortgage,
the Assignment of Mortgage and any other documents required to be delivered under this Agreement for each Mortgage Loan have been delivered to the
Custodian. The Seller is in possession of a complete, true and accurate Mortgage
File in compliance with Exhibit A hereto, except for such documents the originals of which have been delivered to the Custodian, and the Seller has retained copies thereof;

          (bb) Condominiums/Planned Unit Developments. If the Mortgaged Property
is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project is originated in conformity with the Underwriting Guidelines;

          (cc) Transfer of Mortgage Loans. Except with respect to MERS
Designated Mortgage Loans, the Assignment of Mortgage with respect to each
Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

          (dd) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the
Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the
Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder;

                                      -32-

          (ee) No Balloon Mortgage Loans. The Mortgage Loan is not a Balloon
Mortgage Loan unless specifically listed on the Mortgage Loan Schedule;

          (ff) No Buydown Provisions; No Graduated Payments or Contingent
Interests. The Mortgage Loan does not contain provisions pursuant to which
Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the
Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The
Mortgage Loan is not a graduated payment mortgage loan, and the Mortgage Loan does not have a shared appreciation or other contingent interest feature. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and the Seller has not
financed nor does it own directly or indirectly, any equity of any form in the
Mortgaged Property or the Mortgagor;

          (gg) Consolidation of Future Advances. Any future advances made to the
Mortgagor prior to the applicable Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term.
The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first or second, as applicable, lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence acceptable to Fannie Mae and
Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

          (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. There
is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the
Mortgage Loan or the use for which the premises were intended and each Mortgaged
Property is in good repair. There have not been any condemnation proceedings with respect to the Mortgaged Property and the Seller has no knowledge of any such proceedings in the future;

          (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments.
The origination, servicing and collection practices with respect to the Mortgage
Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper.
With respect to escrow deposits and Escrow Payments (other than with respect to
Second Lien Loans for which the mortgagee under the prior mortgage lien is collecting Escrow Payments), all such payments are in the possession of Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. Each Mortgage Loan is covered by, or Seller will reimburse Purchaser for the purchase of, a paid in full, life of loan, tax service contract that has been assigned without penalty, premium or cost to the Purchaser. All Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related
Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other

                                      -33-

charges or payments due the Seller have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related
Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the Mortgage Interest Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. Any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments have been delivered. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

          (jj) Mortgage Loan Attributes: The Mortgage Loan has the
characteristics set forth on Exhibit B to the related Assignment and Conveyance
Agreement;

          (kk) Other Insurance Policies; No Defense to Coverage. No action, inaction or event has occurred and no state of facts exists or has existed on or prior to the Closing Date that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable primary mortgage insurance policy, hazard insurance policy or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured), irrespective of the cause of such failure of coverage. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or by any officer, director, or employee of the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

          (ll) No Violation of Environmental Laws. The Mortgaged Property is
free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation.
There is no pending action or proceeding directly involving the Mortgaged
Property in which compliance with any environmental law, rule or regulation is an issue; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

          (mm) Servicemembers' Civil Relief Act. The Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers' Civil Relief Act of 1940, as amended, or any similar state statute;

          (nn) Appraisal. The Seller has delivered to the Purchaser an appraisal of the Mortgaged Property signed prior to the origination of the Mortgage Loan by an appraiser qualified under Fannie Mae and Freddie Mac guidelines who (i) is licensed in the state where the Mortgaged Property is located, (ii) has no interest, direct or indirect, in the Mortgaged Property or in any Loan or the security therefor, and (iii) does not receive compensation that is affected by

                                      -34-

the approval or disapproval of the Mortgage Loan. The appraisal shall have been made within one hundred eighty (180) days of the origination of the Mortgage
Loan and shall be completed in compliance with the Uniform Standards of
Professional Appraisal Practice, and all applicable Federal and state laws and regulations. If the appraisal was made more than one hundred twenty (120) days before the origination of the Mortgage Loan, the Seller shall have received and delivered to the Purchaser a recertification of the appraisal;

          (oo) Disclosure Materials. The Mortgagor has, to the extent required by applicable law, executed a statement to the effect that the Mortgagor has, received all disclosure materials required by applicable law and the Seller has complied with all applicable law with respect to the making of the Mortgage
Loans. The Seller shall cause the Interim Servicer to maintain such statement in the Mortgage File;

          (pp) Construction or Rehabilitation of Mortgaged Property. The
Mortgage Loan was not made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged
Property;

          (qq) No Defense to Insurance Coverage. No action has been taken or failed to be taken, no event has occurred and no state of facts exists or has existed on or prior to the Closing Date (whether or not known to the Seller on or prior to such date) which has resulted or will result in an exclusion from, denial of, or defense to coverage under any primary mortgage insurance
(including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Seller, the related Mortgagor or any party involved in the application for such coverage, including the appraisal, plans and specifications and other exhibits or documents submitted therewith to the insurer under such insurance policy, or for any other reason under such coverage, but not including the failure of such insurer to pay by reason of such insurer's breach of such insurance policy or such insurer's financial inability to pay. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

          (rr) Qualified Mortgage. The Mortgage Loan is a qualified mortgage under Section 860G(a)(3) of the Code;

          (ss) Credit Information. As to each consumer report (as defined in the
Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Seller to the Purchaser, that Seller has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded by the terms of the Mortgage Loan Documents from furnishing the same to any subsequent or prospective purchaser of such Mortgage. The Seller shall hold the Purchaser harmless from any and all damages, losses, costs and expenses (including attorney's fees) arising from disclosure of credit information in connection with the Purchaser's secondary marketing operations and the purchase and sale of mortgages, except to the extent arising from Purchaser's violation of law. The
Seller has in its capacity as servicer, for each Mortgage Loan, fully furnished, in accordance with the

                                      -35-

Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis. This representation is a Deemed
Material Breach Representation;

          (tt) [RESERVED]

          (uu) Prepayment Penalty. The Mortgage Loan is subject to a prepayment penalty as provided in the related Mortgage Note except as set forth on Exhibit
B to each related Assignment and Conveyance Agreement. With respect to each
Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable and will be enforced by the Seller for the benefit of the
Purchaser, and each prepayment penalty is permitted pursuant to federal, state and local law. Each such prepayment penalty is in an amount equal to or less than the maximum amount permitted under applicable law and no such prepayment penalty may provide for a term in excess of five (5) years with respect to
Mortgage Loans originated prior to October, 1, 2002. With respect to Mortgage
Loans originated on or after October 1, 2002, the duration of the prepayment period shall not exceed three (3) years from the date of the Mortgage Note unless the Mortgage Loan was modified to reduce the prepayment period to no more than three (3) years from the date of such Mortgage Note and the Mortgagor was notified in writing of such reduction in prepayment period. With respect to any
Mortgage Loan that contains a provision permitting imposition of a prepayment penalty upon a prepayment prior to maturity: (i) the Mortgage Loan provides some benefit to the Mortgagor (e.g., a rate or fee reduction) in exchange for accepting such prepayment penalty, (ii) the Mortgage Loan's originator had a written policy of offering the Mortgagor or requiring third-party brokers to offer the Mortgagor, the option of obtaining a mortgage loan that did not require payment of such a penalty and (iii) the prepayment penalty was adequately disclosed to the Mortgagor in the loan documents pursuant to applicable state, local and federal law. This representation is a Deemed
Material Breach Representation;

          (vv) Assumability. With respect to each Adjustable Rate Mortgage Loan, the Mortgage Loan Documents provide that after the related first Interest Rate
Adjustment Date, a related Mortgage Loan may only be assumed if the party assuming such Mortgage Loan meets certain credit requirements stated in the
Mortgage Loan Documents;

          (ww) Conversion to Fixed Interest Rate. With respect to Adjustable
Rate Mortgage Loans, the Mortgage Loan is not a Convertible Mortgage Loan;

          (xx) Escrow Analysis. With respect to each Mortgage, the Seller has within the last twelve (12) months (unless such Mortgage was originated within such twelve-month period) analyzed the required Escrow Payments for each
Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the
Mortgagor, in accordance with RESPA and any other applicable law;

          (yy) Predatory Lending Regulations. No Mortgage Loan is a High Cost
Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after
October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending
Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in

                                      -36-

violation of any comparable state or local law. The Mortgaged Property is not located in a jurisdiction where a breach of this representation with respect to the related Mortgage Loan may result in additional assignee liability to the
Purchaser, as determined by Purchaser in its reasonable discretion. This representation is a Deemed Material Breach Representation;

          (zz) Single-Premium Credit Life Insurance Policy. No Mortgagor was
required to purchase any single-premium credit insurance policy (e.g., life, disability, accident, unemployment or property insurance policy) or debt cancellation agreement as a condition of obtaining the extension of credit. No
Mortgagor obtained a prepaid single-premium credit insurance policy (e.g., life, disability, accident, unemployment or property insurance policy) in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies or debt cancellation agreements as part of the origination of, or as a condition to closing, such Mortgage Loan. This representation is a Deemed Material Breach
Representation;

          (aaa) Regarding the Mortgagor. The Mortgagor is one or more natural persons and/or trustees for an Illinois land trust or a trustee under a "living trust" and such "living trust" is in compliance with Fannie Mae guidelines for such trusts;

          (bbb) Insurance. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser;

          (ccc) Simple Interest Mortgage Loans. The Mortgage Loan is not a
simple interest Mortgage Loan;

          (ddd) Flood Certification Contract. The Mortgage Loan is covered by a paid in full, life of loan, transferable flood certification contract that has been assigned without penalty, cost or premium to the Purchaser;

          (eee) Consent. Either (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File;

          (fff) Origination Date. Except as set forth on the Mortgage Loan
Schedule, the date of origination of the Mortgage Loan shall be no earlier than three (3) months prior to the date such Mortgage Loan is first purchased by the
Purchaser;

          (ggg) No Exception. The Custodian has not noted any material exceptions on an Exception Report (as defined in the Custodial Agreement) with respect to the Mortgage Loan which would materially adversely affect the
Mortgage Loan or the Purchaser's ownership of the Mortgage Loan, unless consented to by the Purchaser;

          (hhh) Mortgage Submitted for Recordation. The Mortgage either has been or will promptly be submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located;

                                      -37-

          (iii) Endorsements. The Mortgage Note has been endorsed by Seller for its own account and not as a fiduciary, trustee, trustor or beneficiary under a trust agreement;

          (jjj) Accuracy of Information. All information provided to the
Purchaser by the Seller with respect to the Mortgage Loan is accurate in all material respects;

          (kkk) Mortgagor Bankruptcy. The Mortgagor has not filed a bankruptcy petition or has not become the subject of involuntary bankruptcy proceedings or has not consented to the filing of a bankruptcy proceeding against it or to a receiver being appointed in respect of the related Mortgaged Property;

          (lll) No Construction Loans. No Mortgage Loan was made in connection with (a) facilitating the trade-in or exchange of a Mortgaged Property or (b)
the construction or rehabilitation of a Mortgaged Property, unless the Mortgage
Loan is a construction-to-permanent mortgage loan listed on the Mortgage Loan
Schedule which has been fully disbursed, all construction work is complete and a completion certificate has been issued;

          (mmm) No Equity Participation. No document relating to the Mortgage
Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the
Mortgaged Property or the Mortgagor and Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the
Mortgagor;

          (nnn) Proceeds of Mortgage Loan. The proceeds of the Mortgage Loan have not been and shall not be used to satisfy, in whole or in part, any debt owed or owing by the Mortgagor to Seller or any Affiliate or correspondent thereof unless such debt was originated more than twenty-four (24) months prior to the origination of such Mortgage Loan;

          (ooo) No Arbitration. No Mortgagor with respect to any Mortgage Loan originated on or after August 1, 2004 agreed to submit to arbitration to resolve any dispute arising out of or relating in any way to the mortgage loan transaction. This representation is a Deemed Material Breach Representation;

          (ppp) Origination Practices/No Steering. The Mortgagor was not
encouraged or required to select a Mortgage Loan product offered by the Mortgage
Loan's originator which is a higher cost product designed for less creditworthy borrowers, unless at the time of the Mortgage Loan's origination, such Mortgagor did not qualify taking into account such facts as, without limitation, the
Mortgage Loan's requirements and the Mortgagor's credit history, income, assets and liabilities and debt-to-income ratios for a lower-cost credit product then offered by the Mortgage Loan's originator or any affiliate of the Mortgage
Loan's originator. For a Mortgagor who seeks financing through a Mortgage Loan originator's higher-priced subprime lending channel, the Mortgagor was directed towards or offered the Mortgage Loan originator's standard mortgage line if the
Mortgagor was able to qualify for one of the standard products. This representation is a Deemed Material Breach Representation;

          (qqq) Underwriting Methodology. The methodology used in underwriting the extension of credit for each Mortgage Loan does not rely on the extent of the Mortgagor's equity

                                      -38-

in the collateral as the principal determining factor in approving such extension of credit. The methodology employed objective criteria that related such facts as, without limitation, the Mortgagor's credit history, income, assets or liabilities, to the proposed mortgage payment and, based on such methodology, the Mortgage Loan's originator made a reasonable determination that at the time of origination the Mortgagor had the ability to make timely payments on the Mortgage Loan. Such underwriting methodology confirmed that at the time of origination (application/approval) the Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan. This representation is a Deemed
Material Breach Representation;

          (rrr) Points and Fees. No Mortgagor was charged "points and fees"
(whether or not financed) in an amount greater than (i) $1,000 or (ii) 5% of the principal amount of such Mortgage Loan, whichever is greater. For purposes of this representation, "points and fees" (x) include origination, underwriting, broker and finder fees and charges paid to the mortgagee or a third party, and
(y) exclude bona fide discount points, fees paid for actual services rendered in connection with the origination of the Mortgage Loan (such attorneys' fees, notaries fees and fees paid for property appraisals, credit reports, surveys, title examinations and extracts, flood and tax certifications and home inspections), the costs of mortgage insurance or credit-risk price adjustments, the costs of title, hazard and flood insurance policies, state and local transfer taxes or fees, escrow deposits for the future payment of taxes and insurance premiums, and other miscellaneous fees and charges that, in total, do not exceed 0.25% of the principal amount of such Mortgage Loan. This representation is a Deemed Material Breach Representation;

          (sss) Fees Charges. All fees and charges (including finance charges)
and whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan has been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. This representation is a Deemed Material Breach
Representation; and

          (ttt) Second Lien Mortgage Loans. With respect to each Second Lien
Loan: (1) the related First Lien Loan does not permit negative amortization; (2)
where required or customary in the jurisdiction in which the Mortgaged Property is located, the original lender has filed for record a request for notice of any action by the related senior lienholder, and the Seller has notified such second lienholder in writing of the existence of the Second Lien Loan and requested notification of any action to be taken against the Mortgagor by such senior lienholder; either (a) no consent for the Second Lien Loan is required by the holder of the related First Lien Loan or (b) such consent has been obtained and is contained in the related Mortgage File; (3) to the best of Seller's knowledge, the related First Lien Loan is in full force and effect, and there is no default, lien, breach, violation or event which would permit acceleration existing under such First Lien Loan or Mortgage Note, and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration under such First Lien Loan; (4) the related first lien
Mortgage contains a provision which provides for giving notice of default or breach to the mortgagee under the Mortgage Loan and allows such mortgagee to cure any default under the related First Lien Mortgage; and (5) the related
Mortgaged Property is the Mortgagor's principal residence. This representation is a Deemed Material Breach Representation.

                                      -39-

          Subsection 9.03. Remedies for Breach of Representations and
Warranties.

          It is understood and agreed that the representations and warranties set forth in Subsections 9.01 and 9.02 shall survive the sale of the Mortgage
Loans to the Purchaser and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or
Assignment of Mortgage or the examination or failure to examine any Mortgage
File. Upon discovery by either the Seller or the Purchaser of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other.

          Within sixty (60) days of the earlier of either discovery by or notice to the Seller of any breach of a representation or warranty which materially and adversely affects the value of the Mortgage Loans or the interest of the
Purchaser therein (or which materially and adversely affects the value of the applicable Mortgage Loan or the interest of the Purchaser therein in the case of a representation and warranty relating to a particular Mortgage Loan), the
Seller shall use its best efforts promptly to cure such breach in all material respects and, if such breach cannot be cured, the Seller shall, at the
Purchaser's option, repurchase such Mortgage Loan at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase. Notwithstanding the above sentence, (i) within sixty (60) days of the earlier of either discovery by, or notice to, the Seller of any breach of the representation and warranty set forth in clause (rr) of Subsection 9.02, the
Seller shall repurchase such Mortgage Loan at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase and
(ii) any breach of a Deemed Material Breach Representation shall automatically be deemed to materially and adversely affect the value of the Mortgage Loan and the interest of the Purchaser therein. In the event that a breach shall involve any representation or warranty set forth in Subsection 9.01, and (except as provided in the preceding sentence with respect to certain breaches for which no cure is permitted) such breach cannot be cured within sixty (60) days of the earlier of either discovery by or notice to the Seller of such breach, all of the Mortgage Loans shall, at the Purchaser's option, be repurchased by the
Seller at the Repurchase Price, together with all expenses incurred by the
Purchaser as a result of such repurchase. However, if the breach shall involve a representation or warranty set forth in Subsection 9.02 (other than the representations and warranties set forth in clause (rr) of such Subsection or any Deemed Material Breach Representation) and the Seller discovers or receives notice of any such breach within one hundred twenty (120) days of the related
Closing Date, the Seller shall, at the Purchaser and Seller's mutual option and provided that the Seller has a Qualified Substitute Mortgage Loan, rather than repurchase the Mortgage Loan as provided above, remove such Mortgage Loan (a
"Deleted Mortgage Loan") and substitute in its place a Qualified Substitute
Mortgage Loan or Loans, provided that any such substitution shall be effected not later than one hundred twenty (120) days after the related Closing Date. If the Seller has no Qualified Substitute Mortgage Loan, it shall repurchase the deficient Mortgage Loan. Any repurchase of a Mortgage Loan or Loans pursuant to the foregoing provisions of this Subsection 9.03 shall be accomplished by either
(a) if the Interim Servicing Agreement has been entered into and is in effect, deposit in the Custodial Account of the amount of the Repurchase Price for distribution to the Purchaser on the next scheduled Remittance Date, after deducting therefrom any amount received in respect of such repurchased Mortgage
Loan or Loans and being held in the Custodial Account for future distribution or
(b) if the Interim Servicing Agreement has not been entered

                                      -40-

into or is no longer in effect, by direct remittance of the Repurchase Price to the Purchaser or its designee in accordance with the Purchaser's instructions.

          At the time of repurchase or substitution, the Purchaser and the
Seller shall arrange for the reassignment of the Deleted Mortgage Loan to the
Seller and the delivery to the Seller of any documents held by the Custodian relating to the Deleted Mortgage Loan. In the event of a repurchase or substitution, the Seller shall, simultaneously with such reassignment, give written notice to the Purchaser that such repurchase or substitution has taken place, amend the Mortgage Loan Schedule to reflect the withdrawal of the Deleted
Mortgage Loan from this Agreement, and, in the case of substitution, identify a
Qualified Substitute Mortgage Loan and amend the Mortgage Loan Schedule to reflect the addition of such Qualified Substitute Mortgage Loan to this
Agreement. In connection with any such substitution, the Seller shall be deemed to have made as to such Qualified Substitute Mortgage Loan the representations and warranties set forth in this Agreement except that all such representations and warranties set forth in this Agreement shall be deemed made as of the date of such substitution. The Seller shall effect such substitution by delivering to the Custodian or to such other party as the Purchaser may designate in writing for such Qualified Substitute Mortgage Loan the documents required by Subsection
6.03, with the Mortgage Note endorsed as required by Subsection 6.03. No substitution will be made in any calendar month after the Determination Date for such month. The Seller shall cause the Interim Servicer to remit directly to the
Purchaser, or its designee in accordance with the Purchaser's instructions the
Monthly Payment less the Servicing Fee due, if any, on such Qualified Substitute
Mortgage Loan or Loans in the month following the date of such substitution.
Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution shall be retained by the Seller. For the month of substitution, distributions to the Purchaser shall include the Monthly Payment due on any Deleted Mortgage Loan in the month of substitution, and the Seller shall thereafter be entitled to retain all amounts subsequently received by the
Seller in respect of such Deleted Mortgage Loan.

          For any month in which the Seller substitutes a Qualified Substitute
Mortgage Loan for a Deleted Mortgage Loan, the Seller shall determine the amount
(if any) by which the aggregate principal balance of all Qualified Substitute
Mortgage Loans as of the date of substitution is less than the aggregate Stated
Principal Balance of all Deleted Mortgage Loans (after application of scheduled principal payments due in the month of substitution). The amount of such shortfall shall be distributed by the Seller directly to the Purchaser or its designee in accordance with the Purchaser's instructions within two (2) Business
Days of such substitution.

          In addition to such repurchase or substitution obligation, the Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents and hold such parties harmless against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of any representation or warranty contained in this Agreement or any
Reconstitution Agreement. It is understood and agreed that the obligations of the Seller set forth in this Subsection 9.03 to cure, substitute for or repurchase a defective Mortgage Loan and to indemnify the Purchaser and
Successor Servicer as provided in this Subsection 9.03 and Subsection 14.01 constitute the sole remedies of the Purchaser and Successor Servicer respecting a breach of the foregoing

                                      -41-

representations and warranties. For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor
Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers"
pursuant to this Agreement.

          Any cause of action against the Seller relating to or arising out of the breach of any representations and warranties made in Subsections 9.01 and
9.02 shall accrue as to any Mortgage Loan upon (i) discovery of such breach by the Purchaser or notice thereof by the Seller to the Purchaser, (ii) failure by the Seller to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Seller by the Purchaser for compliance with this Agreement.

          Subsection 9.04. Repurchase of Mortgage Loans That Prepay in Full.

          If any Mortgage Loan is prepaid within sixty (60) days from and after the related Closing Date, the Seller shall pay to the Purchaser, within three
(3) business days of such prepayment in full, an amount equal to the Premium
Percentage multiplied by the outstanding principal balance of such Mortgage Loan as of the date of such prepayment in full. The Purchaser shall request such payment within ninety (90) days of the Purchaser's receipt of notice of such prepayment.

          Subsection 9.05. Repurchase of Mortgage Loans with First Payment
Defaults.

          (a) If the related Mortgagor is delinquent with respect to the
Mortgage Loan's first Monthly Payment after origination of such Mortgage Loan, the Seller, at the Purchaser's option exercised in its sole discretion within 60 days of receipt by the Purchaser of notice of such delinquency, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the percentage of par as stated in the related Purchase Price and Terms Agreement (subject to adjustment as provided therein) multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such Mortgage Loan.

          (b) If the related Mortgagor is delinquent with respect to the
Mortgage Loan's Monthly Payment due in the month in which the related Closing
Date occurs or the Monthly Payment due in the first calendar month following the month in which the related Closing Date occurs, in each case on its due date or within the grace period, all in accordance with the terms of the related
Mortgage Note, the Seller, at the Purchaser's option exercised in its sole discretion, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the percentage of par as stated in the related Purchase Price and Terms
Agreement (subject to adjustment as provided therein) multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such Mortgage Loan.
Within sixty (60) days

                                      -42-

following the receipt of written notice of such delinquency, the Purchaser shall notify the Seller of any requested repurchase pursuant to this Subsection
9.05(b).

          Subsection 9.06. Purchaser's Right to Review.

          Notwithstanding the foregoing, the fact that the Purchaser or its designee has conducted or failed to conduct the review/due diligence procedures specified above or any other partial or complete examination of the Mortgage
Files or Credit Files shall not impair in any way the Purchaser's or any of its successors' rights to demand repurchase, substitution or any other remedy provided under this Agreement.

          SECTION 10. Closing.

          The closing for the purchase and sale of each Mortgage Loan Package shall take place on the related Closing Date. At the Purchaser's option, the
Closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

          The closing for the Mortgage Loans to be purchased on each Closing
Date shall be subject to each of the following conditions:

          (a)  at least two (2) Business Days prior to the related Closing Date, the Seller shall deliver to the Purchaser, in electronic format acceptable to the Purchaser in its sole discretion, a listing on a loan-level basis of the necessary information to compute the
               Purchase Price of the Mortgage Loans delivered on the Closing
               Date (including accrued interest), and prepare a Mortgage Loan
               Schedule;

          (b)  all of the representations and warranties of the Seller under this Agreement and of the Interim Servicer under the Interim
               Servicing Agreement (with respect to each Mortgage Loan for an interim period, as specified therein) shall be true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement or an Event of Default under the
               Interim Servicing Agreement;

          (c)  the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all closing documents as specified in Section 11 of this Agreement, in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

          (d)  the Seller shall have delivered and released to the Custodian all documents required pursuant to this Agreement; and

          (e)  all other terms and conditions of this Agreement and the related
               Purchase Price and Terms Agreement shall have been complied with.

                                      -43-

          Subject to the foregoing conditions, the Purchaser shall pay to the
Seller on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 4 of this Agreement, by wire transfer of immediately available funds to the account designated by the Seller.

          SECTION 11. Closing Documents.

          The Closing Documents for the Mortgage Loans to be purchased on each
Closing Date shall consist of fully executed originals of the following documents:

          1.   this Agreement (to be executed and delivered only for the initial
               Closing Date);

          2.   [Reserved];

          3.   [Reserved];

          4.   [Reserved];

          5.   the related Mortgage Loan Schedule, segregated by Mortgage Loan
               Package, one copy to be attached hereto, one copy to be attached to the Custodian's counterpart of the Custodial Agreement, and one copy to be attached to the related Assignment and Conveyance as the Mortgage Loan Schedule thereto;

          6.   a Custodian's Certification, as required under the Custodial
               Agreement, in the form of Exhibit G-1 to the Custodial Agreement;

          7.   [Reserved];

          8.   [Reserved];

          9.   with respect to the initial Closing Date, an Officer's
               Certificate, in the form of Exhibit C hereto with respect to each of the Guarantor, the Seller and the Interim Servicer, including all attachments hereto; with respect to subsequent Closing Dates, an Officer's Certificate upon request of the Purchaser;

          10.  with respect to the initial Closing Date, an Opinion of Counsel of each of the Guarantor, the Seller and the Interim Servicer
               (who may be an employee of the Guarantor, the Seller or the
               Interim Servicer, as applicable), in the form of Exhibit D hereto
               ("Opinion of Counsel of the Seller"); with respect to subsequent
               Closing Dates, an Opinion of Counsel of the Seller upon request of the Purchaser;

          11.  [Reserved];

                                      -44-

          12.  a Security Release Certification, in the form of Exhibit E or F, as applicable, hereto executed by any person, as requested by the
               Purchaser, if any of the Mortgage Loans have at any time been subject to any security interest, pledge or hypothecation for the benefit of such person;

          13.  a certificate or other evidence of merger or change of name, signed or stamped by the applicable regulatory authority, if any of the Mortgage Loans were acquired by the Seller by merger or acquired or originated by the Seller while conducting business under a name other than its present name, if applicable;

          14.  with respect to the initial Closing Date, the Underwriting
               Guidelines to be attached to the related Assignment and
               Conveyance as Exhibit C;

          15.  Assignment and Conveyance Agreement in the form of Exhibit H hereto;

          16.  Exhibit B to the related Assignment and Conveyance Agreement; and

          17.  a MERS Report reflecting the Purchaser as Investor and no Person as Interim Funder for each MERS Designated Mortgage Loan.

          The Seller shall bear the risk of loss of the closing documents until such time as they are received by the Purchaser or its attorneys.

          SECTION 12. Costs.

          The Purchaser shall pay any commissions due its salesmen and the legal fees and expenses of its attorneys and custodial fees. All other costs and expenses incurred in connection with the transfer and delivery of the Mortgage
Loans and the Servicing Rights including recording fees, fees for title policy endorsements and continuations, fees for recording Assignments of Mortgage, and the Seller's attorney's fees, shall be paid by the Seller.

          SECTION 13. Cooperation of Seller with a Reconstitution.

          The Seller and the Purchaser agree that with respect to some or all of the Mortgage Loans, after each Closing Date, on one or more dates (each, a
"Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a Reconstitution of some or all of the Mortgage Loans then subject to this
Agreement, without recourse, to:

               a)   Fannie Mae under its Cash Purchase Program or MBS Program
                    (Special Servicing Option) (each, a "Fannie Mae Transfer");
                    or

               b)   Freddie Mac (the "Freddie Mac Transfer"); or

               c)   one or more third party purchasers in one or more Whole Loan
                    Transfers; or

                                      -45-

               d)   one or more trusts or other entities to be formed as part of one or more Securitization Transactions.

          The Seller agrees to execute in connection with any Agency Transfer, any and all reasonably acceptable pool purchase contracts, and/or agreements among the Purchaser, the Seller, Fannie Mae or Freddie Mac (as the case may be)
and any servicer in connection with a Whole Loan Transfer, a seller's warranties and servicing agreement or a participation and servicing agreement in form and substance reasonably acceptable to the parties, and in connection with a
Securitization Transaction, a pooling and servicing agreement in form and substance reasonably acceptable to the parties or an Assignment and Recognition
Agreement substantially in the form attached hereto as Exhibit J (collectively, the agreements referred to herein are designated, the "Reconstitution
Agreements"), together with an opinion of counsel with respect to such
Reconstitution Agreements.

          With respect to each Whole Loan Transfer and each Securitization
Transaction entered into by the Purchaser, the Seller agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser; (3) to restate the representations and warranties set forth in this Agreement and the Interim
Servicing Agreement as of the related Reconstitution Date (or, with respect to the Servicing Transfer Representations, the Transfer Date) or make the representations and warranties set forth in the related selling/servicing guide of the servicer or issuer, as the case may be, or such representations or warranties as may be required by any Rating Agency or prospective purchaser of the related securities or such Mortgage Loans, in connection with such
Reconstitution. The Seller shall provide to such servicer or issuer, as the case may be, and any other participants or purchasers in such Reconstitution: (i) any and all information and appropriate verification of information which may be reasonably available to the Seller or its affiliates, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request; and (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Seller or the Interim Servicer as are reasonably believed necessary by the Purchaser or any such other participant;
and (iii) to execute, deliver and satisfy all conditions set forth in any indemnity agreement required by the Purchaser or any such participant, including, without limitation, an Indemnification and Contribution Agreement in substantially the form attached hereto as Exhibit K. Moreover, the Seller agrees to cooperate with all reasonable requests made by the Purchaser to effect such
Reconstitution Agreements. The Seller shall indemnify the Purchaser, each affiliate of the Purchaser participating in the Reconstitution and each Person who controls the Purchaser or such affiliate and their respective present and former directors, officers, employees and agents, and hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that each of them may sustain in any way related to any information provided by or on behalf of the Seller regarding the Seller, the Seller's servicing practices or performance, the Mortgage Loans or the Underwriting
Guidelines set forth in any offering document prepared in connection with any
Reconstitution. For purposes of the previous sentence, "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all
Persons who previously were "Purchasers" under this Agreement.

                                      -46-

          In the event the Purchaser has elected to have the Interim Servicer or the Seller hold record title to the Mortgages, prior to the Reconstitution Date, the Interim Servicer or the Seller shall prepare an assignment of mortgage in blank or to the prospective purchaser or trustee, as applicable, from the
Interim Servicer or the Seller, as applicable, acceptable to the prospective purchaser or trustee, as applicable, for each Mortgage Loan that is part of the
Reconstitution and shall pay all preparation and recording costs associated therewith. In connection with the Reconstitution, the Interim Servicer shall execute or shall cause the Seller to execute each Assignment of Mortgage (except with respect to each MERS Designated Mortgage Loan), track such Assignments of
Mortgage to ensure they have been recorded and deliver them as required by the prospective purchaser or trustee, as applicable, upon the Interim Servicer's receipt thereof. Additionally, the Interim Servicer shall prepare and execute or shall cause the Seller to execute, at the direction of the Purchaser, any note endorsement in connection with any and all seller/servicer agreements.

          All Mortgage Loans not sold or transferred pursuant to a
Reconstitution shall remain subject to this Agreement and, if the Interim
Servicing Agreement shall remain in effect with respect to the related Mortgage
Loan Package, shall continue to be serviced in accordance with the terms of this
Agreement and the Interim Servicing Agreement and with respect thereto this
Agreement shall remain in full force and effect.

          SECTION 14. The Seller.

          Subsection 14.01. Additional Indemnification by the Seller; Third
Party Claims.

          (a) The Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents, and hold such parties harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees (including legal fees incurred in connection with the enforcement of the Seller's indemnification obligation under this Section 14.01)
and related costs, judgments, and any other costs, fees and expenses that such parties may sustain in any way related to the failure of the Seller to perform its duties and the Interim Servicer to service the Mortgage Loans in strict compliance with the terms of this Agreement or any Reconstitution Agreement entered into pursuant to Section 13 or any breach of any of Seller's representations, warranties and covenants set forth in this Agreement (provided that such costs shall not include any lost profits). For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the
Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

          (b) Promptly after receipt by an indemnified party under this Section
14.01 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 14.01, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party under this Section 14.01, except to the extent that it has been prejudiced

                                      -47-

in any material respect, or from any liability which it may have, otherwise than under this Section 14.01. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party or parties shall have reasonably concluded that there may be legal defenses available to it or them and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party for expenses incurred by the indemnified party in connection with the defense thereof unless
(i) the indemnified party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with one local counsel, if applicable)), (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party; and except that, if clause (i) or (iii) is applicable, such liability shall be only in respect of the counsel referred to in such clause (i) or (iii).

          Subsection 14.02. Merger or Consolidation of the Seller.

          The Seller will keep in full effect its existence, rights and franchises as a limited liability under the laws of the state of its organization except as permitted herein, and will obtain and preserve its qualification to do business as a foreign limited liability company in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

          Any Person into which the Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the
Seller shall be a party, or any Person succeeding to the business of the Seller, shall be the successor of the Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall have a net worth at least equal to the net worth of the Seller on the date hereof.

          SECTION 15. Financial Statements.

          The Seller understands that in connection with the Purchaser's marketing of the Mortgage Loans, the Purchaser shall make available to prospective purchasers audited financial

                                      -48-

statements of the Seller for the most recently completed three (3) fiscal years respecting which such statements are available, as well as a Consolidated
Statement of Condition of the Seller at the end of the last two (2) fiscal years covered by such Consolidated Statement of Operations. The Seller shall also make available any comparable interim statements to the extent any such statements have been prepared by the Seller (and are available upon request to members or stockholders of the Seller or the public at large). The Seller, if it has not already done so, agrees to furnish promptly to the Purchaser copies of the statements specified above. The Seller shall also make available information on its servicing performance with respect to loans serviced for others, including delinquency ratios.

          The Seller also agrees to allow reasonable access to a knowledgeable financial or accounting officer for the purpose of answering questions asked by any prospective purchaser regarding recent developments affecting the Seller or the financial statements of the Seller.

          SECTION 16. Mandatory Delivery; Grant of Security Interest.

          The sale and delivery on the related Closing Date of the Mortgage
Loans described on the related Mortgage Loan Schedule is mandatory from and after the date of the execution of the related Purchase Price and Terms
Agreement, it being specifically understood and agreed that each Mortgage Loan is unique and identifiable on the date hereof and that an award of money damages would be insufficient to compensate the Purchaser for the losses and damages incurred by the Purchaser (including damages to prospective purchasers of the
Mortgage Loans) in the event of the Seller's failure to deliver (i) each of the related Mortgage Loans or (ii) one or more Qualified Substitute Mortgage Loans or (iii) one or more Mortgage Loans otherwise acceptable to the Purchaser on or before the related Closing Date. The Seller hereby grants to the Purchaser a lien on and a continuing security interest in each Mortgage Loan and each document and instrument evidencing each such Mortgage Loan to secure the performance by the Seller of its obligations under the related Purchase Price and Terms Agreement, and the Seller agrees that it shall hold such Mortgage
Loans in custody for the Purchaser subject to the Purchaser's (i) right to reject any Mortgage Loan (or Qualified Substitute Mortgage Loan) under the terms of this Agreement and to require another Mortgage Loan (or Qualified Substitute
Mortgage Loan) to be substituted therefor, and (ii) obligation to pay the
Purchase Price for the Mortgage Loans. All rights and remedies of the Purchaser under this Agreement are distinct from, and cumulative with, any other rights or remedies under this Agreement or afforded by law or equity and all such rights and remedies may be exercised concurrently, independently or successively.

          SECTION 17. Notices.

          All demands, notices and communications hereunder shall be in writing and shall be given via email, facsimile transmission or registered or certified mail to the person at the address set forth below:

                                      -49-

               (i)  if to the Seller:

                    Mandalay Mortgage, LLC
                    21600 Oxnard Street, Suite 1800
                    Woodland Hills, CA 91367
                    Attention: Mike Peterson
                    Fax: (818) 654-2143
                    Email: mpeterson@mandalaymortgage.com

               (ii) if to the Purchaser:

                    IXIS Real Estate Capital Inc.
                    9 West 57th Street
                    New York, New York 10019
                    Attention: Christopher Connelly
                    Fax: 212-891-6288
                    Email: c.connelly@ixiscm.com

                    with a copy to:

                    IXIS Real Estate Capital Inc.
                    9 West 57th Street
                    New York, New York 10019
                    Attention: General Counsel
                    Fax: 212-891-1922
                    Email: albert.zakes@ixiscm.com

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

          SECTION 18. Severability Clause.

          Any part, provision representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this
Agreement without regard to such invalidity.

                                      -50-

          SECTION 19. Counterparts.

          This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

          SECTION 20. Governing Law Jurisdiction; Consent to Service of Process.

          THIS AGREEMENT SHALL BE DEEMED IN EFFECT WHEN A FULLY EXECUTED
COUNTERPART THEREOF IS RECEIVED BY THE PURCHASER IN THE STATE OF NEW YORK AND
SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF NEW YORK. THIS AGREEMENT SHALL
BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT
TO ITS CHOICE OF LAW RULES AND PRINCIPLES. EACH OF THE PURCHASER AND THE SELLER
IRREVOCABLY (I) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE
STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE
SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING
RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW,
THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH
COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY
SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY
SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS
TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL
ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER.

          SECTION 21. Intention of the Parties.

          It is the intention of the parties that the Purchaser is purchasing, and the Seller is selling the Mortgage Loans and not a debt instrument of the
Seller or another security. Accordingly, the parties hereto each intend to treat the transaction for Federal income tax purposes as a sale by the Seller, and a purchase by the Purchaser, of the Mortgage Loans. Moreover, the arrangement under which the Mortgage Loans are held shall be consistent with classification of such arrangement as a grantor trust in the event it is not found to represent direct ownership of the Mortgage Loans. The Purchaser shall have the right to review the Mortgage Loans and the related Mortgage Loan Files to determine the characteristics of the Mortgage Loans which shall affect the Federal income tax consequences of owning the Mortgage Loans and the Seller shall cooperate with all reasonable requests made by the Purchaser in the course of such review.

          SECTION 22. Successors and Assigns; Assignment of Purchase Agreement.

          This Agreement shall bind and inure to the benefit of and be enforceable by the Seller and the Purchaser and the respective permitted successors and assigns of the Seller and the successors and assigns of the
Purchaser. This Agreement shall not be assigned, pledged or hypothecated by the
Seller to a third party without the prior written consent of the Purchaser,

                                      -51-

which consent may be withheld by the Purchaser in its sole discretion exercised in good faith. This Agreement may be assigned, pledged or hypothecated by the
Purchaser in whole or in part, and with respect to one or more of the Mortgage
Loans, without the consent of the Seller. There shall be no limitation on the number of assignments or transfers allowable by the Purchaser with respect to the Mortgage Loans and this Agreement. In the event the Purchaser assigns this
Agreement, and the assignee assumes any of the Purchaser's obligations hereunder, the Seller acknowledges and agrees to look solely to such assignee, and not to the Purchaser, for performance of the obligations so assumed and the
Purchaser shall be relieved from any liability to the Seller with respect thereto.

          SECTION 23. Waivers.

          No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

          SECTION 24. Exhibits.

          The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

          SECTION 25. General Interpretive Principles.

          For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

          (a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

          (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

          (c) references herein to "Articles," "Sections," "Subsections,"
"Paragraphs," and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

          (d) reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

          (e) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

          (f) the term "include" or "including" shall mean without limitation by reason of enumeration.

                                      -52-

          SECTION 26. Reproduction of Documents.

          This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

          SECTION 27. Further Agreements.

          The Seller and the Purchaser each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this
Agreement.

          SECTION 28. Recordation of Assignments of Mortgage.

          To the extent permitted by applicable law, each of the Assignments of
Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or their comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected at the Seller's expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option (other than with respect to the MERS Designated Mortgage Loans).

          SECTION 29. No Solicitation.

          From and after the Closing Date, the Seller agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors on the Seller's behalf, to personally, by telephone or mail (via electronic means or otherwise), solicit the borrower or obligor under any Mortgage Loan for any purpose whatsoever, including to refinance a Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. It is understood and agreed that all rights and benefits relating to the solicitation of any Mortgagors and the attendant rights, title and interest in and to the list of such Mortgagors and data relating to their Mortgages (including insurance renewal dates) shall be transferred to the Purchaser pursuant hereto on the Closing Date and the Seller shall take no action to undermine these rights and benefits. Notwithstanding the foregoing, it is understood and agreed that promotions undertaken by the Seller or any affiliate of the Seller which are directed to the general public at large, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements shall not constitute solicitation under this Section 29.

                                      -53-

          SECTION 30. Waiver of Trial by Jury.

          THE SELLER AND THE PURCHASER EACH KNOWINGLY, VOLUNTARILY AND
INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT
IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS
AGREEMENT.

          SECTION 31. Compliance with Regulation AB

          Subsection 31.01. Intent of the Parties; Reasonableness.

          The Purchaser and the Seller acknowledge and agree that the purpose of
Section 31 of this Agreement is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. Although Regulation AB is applicable by its terms only to offerings of asset-backed securities that are registered under the
Securities Act, the Seller acknowledges that investors in privately offered securities may require that the Purchaser or any Depositor provide comparable disclosure in unregistered offerings. References in this Agreement to compliance with Regulation AB include provision of comparable disclosure in private offerings.

          Neither the Purchaser nor any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the
Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder (or the provision in a private offering of disclosure comparable to that required under the Securities Act). The Seller acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Purchaser or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Securitization Transaction, the Seller shall cooperate fully with the Purchaser to deliver to the Purchaser (including any of its assignees or designees) and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Purchaser or any Depositor to permit the Purchaser or such
Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Seller, any Third-Party Originator and the Mortgage
Loans, or the servicing of the Mortgage Loans, reasonably believed by the
Purchaser or any Depositor to be necessary in order to effect such compliance.

          The Purchaser (including any of its assignees or designees) shall cooperate with the Seller by providing timely notice of requests for information under these provisions and by reasonably limiting such requests to information required, in the Purchaser's reasonable judgment, to comply with Regulation AB.

          Subsection 31.02. Additional Representations and Warranties of the
Seller.

          (a) The Seller shall be deemed to represent to the Purchaser and to any Depositor, as of the date on which information is first provided to the
Purchaser or any Depositor

                                      -54-

under Subsection 31.03 that, except as disclosed in writing to the Purchaser or such Depositor prior to such date: (i) the Seller is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Seller; (ii) the Interim Servicer has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger;
(iii) no material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the
Interim Servicer as servicer has been disclosed or reported by the Seller; (iv)
no material changes to the Interim Servicer's policies or procedures with respect to the servicing function it will perform under the Interim Servicing
Agreement and any Reconstitution Agreement for mortgage loans of a type similar to the Mortgage Loans have occurred during the three-year period immediately preceding the related Securitization Transaction; (v) there are no aspects of the Interim Servicer's financial condition that could have a material adverse effect on the performance by the Interim Servicer of its servicing obligations under the Interim Servicing Agreement or any Reconstitution Agreement; (vi)
there are no material legal or governmental proceedings pending (or known to be contemplated) against the Seller, Interim Servicer, any Subservicer or any
Third-Party Originator; and (vii) there are no affiliations, relationships or transactions relating to the Seller, Interim Servicer, any Subservicer or any
Third-Party Originator with respect to any Securitization Transaction and any party thereto identified by the related Depositor of a type described in Item
1119 of Regulation AB.

          (b) If so requested by the Purchaser or any Depositor on any date following the date on which information is first provided to the Purchaser or any Depositor under Subsection 31.03, the Seller shall, within five (5) Business
Days following such request, confirm in writing the accuracy of the representations and warranties set forth in paragraph (a) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

          Subsection 31.03. Information To Be Provided by the Seller.

          In connection with any Securitization Transaction the Seller shall (i)
within five (5) Business Days following request by the Purchaser or any
Depositor, provide to the Purchaser and such Depositor (or, as applicable, cause each Third-Party Originator to provide), in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, the information and materials specified in paragraphs (a) and (b) of this Section, and (ii) as promptly as practicable following notice to or discovery by the Seller, provide to the Purchaser and any Depositor (in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor) the information specified in paragraph (d) of this Section.

          (a) If so requested by the Purchaser or any Depositor, the Seller shall provide such information regarding (i) the Seller, as originator of the
Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified
Correspondent), or (ii) each Third-Party Originator, as is requested for the purpose of compliance with Items 1103(a)(1), 1105, 1110, 1117 and 1119 of
Regulation AB. Such information shall include, at a minimum:

               (A) the originator's form of organization;

                                      -55-

               (B) a description of the originator's origination program and how long the originator has been engaged in originating residential mortgage loans, which description shall include a discussion of the originator's experience in originating mortgage loans of a similar type as the Mortgage
     Loans; information regarding the size and composition of the originator's origination portfolio; and information that may be material, in the good faith judgment of the Purchaser or any Depositor, to an analysis of the performance of the Mortgage Loans, including the originators'
     credit-granting or underwriting criteria for mortgage loans of similar type(s) as the Mortgage Loans and such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with
     Item 1110(b)(2) of Regulation AB;

               (C) a description of any material legal or governmental
     proceedings pending (or known to be contemplated) against the Seller and each Third-Party Originator; and

               (D) a description of any affiliation or relationship between the
     Seller, each Third-Party Originator and any of the following parties to a
     Securitization Transaction, as such parties are identified to the Seller by the Purchaser or any Depositor in writing in advance of such Securitization
     Transaction:

                    (1)  the sponsor;

                    (2)  the depositor;

                    (3)  the issuing entity;

                    (4)  any servicer;

                    (5)  any trustee;

                    (6)  any originator;

                    (7)  any significant obligor;

                    (8)  any enhancement or support provider; and

                    (9)  any other material transaction party.

          (b) If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide)
Static Pool Information with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below)
originated by (i) the Seller, if the Seller is an originator of Mortgage Loans
(including as an acquirer of Mortgage Loans from a Qualified Correspondent), and/or (ii) each Third-Party Originator. Such Static Pool Information shall be prepared by the Seller (or Third-Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(1)-(3)
of Regulation AB. To the extent that there is reasonably available to the Seller
(or Third-Party Originator) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether

                                      -56-

some or all of such information shall be provided pursuant to this paragraph.
The content of such Static Pool Information may be in the form customarily provided by the Seller, and need not be customized for the Purchaser or any
Depositor. Such Static Pool Information for each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than one hundred thirty-five (135) days prior to the date of the prospectus or other offering document in which the
Static Pool Information is to be included or incorporated by reference. The
Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format reasonably required by the
Purchaser or the Depositor, as applicable.

          Promptly following notice or discovery of a material error in Static
Pool Information provided pursuant to the immediately preceding paragraph
(including an omission to include therein information required to be provided pursuant to such paragraph), the Seller shall provide corrected Static Pool
Information to the Purchaser or any Depositor, as applicable, in the same format in which Static Pool Information was previously provided to such party by the
Seller.

          If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), such agreed-upon procedures letters of certified public accountants reasonably acceptable to the
Purchaser or Depositor, as applicable, pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after
January 1, 2006 or, in the case of Static Pool Information with respect to the
Seller's or Third-Party Originator's originations or purchases, to calendar months commencing January 1, 2006, as the Purchaser or such Depositor shall reasonably request. Such letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which may include, by way of example, any Sponsor, any Depositor and any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a
Securitization Transaction. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such
Depositor.

          (c) [Reserved].

          (d) If so requested by the Purchaser or any Depositor for the purpose of satisfying its reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Seller shall (or shall cause each
Third-Party Originator to) (i) notify the Purchaser and any Depositor in writing of (A) any material litigation or governmental proceedings pending against the
Seller or any Third-Party Originator and (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between the Seller or any Third-Party Originator and any of the parties specified in clause (D) of paragraph (a) of this Section (and any other parties identified in writing by the requesting party) with respect to such Securitization
Transaction, and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships.

                                      -57-

          Subsection 31.04. Indemnification; Remedies.

          (a) The Seller shall indemnify the Purchaser, each affiliate of the
Purchaser, and each of the following parties participating in a Securitization
Transaction: each sponsor and issuing entity; each Person responsible for the preparation, execution or filing of any report required to be filed with the
Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange
Act with respect to such Securitization Transaction; each broker dealer acting as underwriter, placement agent or initial purchaser, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the
Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees and agents of each of the foregoing and of the Depositor, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

          (i) (A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, accountants'
     letter or other material provided in written or electronic form under this
     Section 31 by or on behalf of the Seller, or provided under this Section 31 by or on behalf of any Third-Party Originator (collectively, the "Seller
     Information"), or (B) the omission or alleged omission to state in the
     Seller Information a material fact required to be stated in the Seller
     Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;
     provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Seller Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Seller Information or any portion thereof is presented together with or separately from such other information;

          (ii) any failure by the Seller or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 31; or

          (iii) any breach by the Seller of a representation or warranty set forth in Subsection 31.02(a) or in a writing furnished pursuant to
     Subsection 31.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection 31.02(b) to the extent made as of a date subsequent to such closing date.

          In the case of any failure of performance described in clause (a)(ii)
of this Section, the Seller shall promptly reimburse the Purchaser, any
Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order

                                      -58-

to obtain the information, report, certification, accountants' letter or other material not delivered as required by the Seller or any Third-Party Originator.

          (b) (i) Any failure by the Seller or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 31, or any breach by the Seller of a representation or warranty set forth in Subsection 31.02(a) or in a writing furnished pursuant to Subsection 31.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection
31.02(b) to the extent made as of a date subsequent to such closing date, shall immediately and automatically, without notice or grace period, constitute an
Event of Default with respect to the Seller under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Purchaser or
Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Interim Servicer as servicer under the Interim Servicing
Agreement and/or any applicable Reconstitution Agreement without payment
(notwithstanding anything in this Agreement or any applicable Reconstitution
Agreement to the contrary) of any compensation to the Interim Servicer; provided that to the extent that any provision of this Agreement and/or any applicable
Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Interim Servicer as servicer, such provision shall be given effect.

                     [SIGNATURES COMMENCE ON FOLLOWING PAGE]

                                      -59-

          IN WITNESS WHEREOF, the Seller and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

                                        IXIS REAL ESTATE CAPITAL INC.
                                            (Purchaser)

                                        By: /s/ Kathy Lynch
                                            ------------------------------------
                                            Name: Kathy Lynch
                                            Title: Director

                                        By: /s/ F. Rene Mendez
                                            ------------------------------------
                                            Name: F. Rene Mendez
                                            Title: Managing Director

                                        MANDALAY MORTGAGE, LLC,
                                            (Seller)

                                        By: /s/ Steve Kolker
                                            ------------------------------------
                                            Name: Steve Kolker
                                            Title: President

Acknowledged and Agreed as of the date
first above written by:

UNITED PACIFIC MORTGAGE

By: /s/ Randy Levine
    ------------------------------------
    Name: Randy Levine
    Title: President

                                                                       Exhibit A

                                    EXHIBIT A

                         CONTENTS OF EACH MORTGAGE FILE

          With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the
Purchaser and any prospective Purchaser, and which shall be delivered to the
Custodian, or to such other Person as the Purchaser shall designate in writing, pursuant to Section 6 of the Amended and Restated Mortgage Loan Purchase and
Warranties Agreement to which this Exhibit is attached (the "Agreement"):

          (a) the original Mortgage Note bearing all intervening endorsements evidencing a complete chain of assignment from the originator to the Seller, endorsed "Pay to the order of _________, without recourse" and signed in the name of the Seller by an authorized officer. To the extent that there is no room on the face of the Mortgage Notes for endorsements, the endorsement may be contained on an allonge, if state law so allows and the Custodian is so advised by the Seller that state law so allows. If the Mortgage Loan was acquired by the
Seller in a merger, the endorsement must be by "[Seller], successor by merger to
[name of predecessor]." If the Mortgage Loan was acquired or originated by the
Seller while doing business under another name, the endorsement must be by
"[Seller], formerly known as [previous name]";

          (b) the original of any guarantee executed in connection with the
Mortgage Note;

          (c) the original Mortgage with evidence of recording thereon. If in connection with any Mortgage Loan, the Seller cannot deliver or cause to be delivered the original Mortgage with evidence of recording thereon on or prior to the Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, the Seller shall deliver or cause to be delivered to the
Custodian, a photocopy of such Mortgage, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the
Seller stating that such Mortgage has been dispatched to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or (ii) in the case of a
Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage;

          (d) the originals of all assumption, modification, consolidation or extension agreements, if any, with evidence of recording thereon;

          (e) except with respect to each MERS Designated Mortgage Loan, the original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for

                                      A-1

recording. The Assignment of Mortgage must be duly recorded only if recordation is either necessary under applicable law or commonly required by private institutional mortgage investors in the area where the Mortgaged Property is located or on direction of the Purchaser as provided in this Agreement. If the
Assignment of Mortgage is to be recorded, the Mortgage shall be assigned to the
Purchaser. If the Assignment of Mortgage is not to be recorded, the Assignment of Mortgage shall be delivered in blank. If the Mortgage Loan was acquired by the Seller in a merger, the Assignment of Mortgage must be made by "[Seller], successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the
Assignment of Mortgage must be by "[Seller], formerly known as [previous name]";

          (f) the originals of all intervening assignments of mortgage, evidencing a complete chain of assignment from the originator to the Seller (or
MERS with respect to each MERS Designated Mortgage Loan), with evidence of recording thereon, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of mortgage, the
Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such intervening assignment, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller stating that such intervening assignment of mortgage has been dispatched to the appropriate public recording office for recordation and that such original recorded intervening assignment of mortgage or a copy of such intervening assignment of mortgage certified by the appropriate public recording office to be a true and complete copy of the original recorded intervening assignment of mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or
(ii) in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment;

          (g) The original mortgagee policy of title insurance or, in the event such original title policy is unavailable, a certified true copy of the related policy binder or commitment for title certified to be true and complete by the title insurance company; and

          (h) security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage.

          In the event an Officer's Certificate of the Seller is delivered to the Purchaser because of a delay caused by the public recording office in returning any recorded document, the Seller shall deliver to the Purchaser, within ninety (90) days of the Closing Date, an Officer's Certificate which shall (i) identify the recorded document, (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay caused by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document will be delivered to the Custodian; provided, however, that any recorded document shall in any event be delivered no later than one year from the applicable Closing
Date. An extension of the date specified in (iv) above may be requested from the
Purchaser, which consent shall not be unreasonably withheld.

                                      A-2

                                                                       Exhibit B

                                    EXHIBIT B

                       FORM OF INTERIM SERVICING AGREEMENT

                                      B-1

                                                                       Exhibit C

                                    EXHIBIT C

                          FORM OF OFFICER'S CERTIFICATE

          I, ____________________, hereby certify that I am the duly elected
[Vice] President of [Mandalay Mortgage, LLC][United Pacific Mortgage], a
[limited liability company][general partnership] organized under the laws of the state of ____________ (the "Company"), and further as follows:

               1. Attached hereto as Exhibit 1 is a true, correct and complete copy of the [certificate of limited liability company][charter] of the
     Company which is in full force and effect on the date hereof and which has been in effect without amendment, waiver, rescission or modification since
     ____________.

               2. Attached hereto as Exhibit 2 is a true, correct and complete copy of the [limited liability company agreement][bylaws] of the Company which [is][are] in effect on the date hereof and which have been in effect without amendment, waiver, rescission or modification since ____________.

               3. Attached hereto as Exhibit 3 is an original certificate of good standing of the Company issued within ten (10) days of the date hereof, and no event has occurred since the date thereof which would impair such standing.

               4. Attached hereto as Exhibit 4 is a true, correct and complete copy of the corporate resolutions of the Board of Directors of the Company authorizing the Company to execute and deliver the Amended and Restated
     Mortgage Loan Purchase and Warranties Agreement, dated as of June 1, 2006, by and between IXIS Real Estate Capital Inc. (the "Purchaser") and the
     Company (the "Purchase Agreement"), and such resolutions are in effect on the date hereof and have been in effect without amendment, waiver, rescission or modification since ____________.

               5. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the Purchase Agreement or the consummation of the transactions contemplated by the agreement; or (ii) any required consent, approval, authorization or order has been obtained by the Company.

               6. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of the Purchase Agreement conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter or by-laws of the Company, the terms of any indenture or other agreement or instrument to which the
     Company is a party or by which it is bound or to which it is subject, or any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

                                      C-1

               7. To the best of my knowledge, there is no action, suit,
     proceeding or investigation pending or threatened against the Company which, in my judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the Purchase
     Agreement or of any action taken or to be taken in connection with the transactions contemplated thereby], which would be likely to impair materially the ability of the Company to perform under the terms of the
     Purchase Agreement.

               8. Each person listed on Exhibit 5 attached hereto who, as an officer or representative of the Company, signed the Purchase Agreement and any other document delivered or on the date hereof in connection with any purchase described in the agreements set forth above was, at the respective times of such signing and delivery, and is now, a duly elected or appointed, qualified and acting officer or representative of the Company, who holds the office set forth opposite his or her name on Exhibit 5, and the signatures of such persons appearing on such documents are their genuine signatures.

               9. The Company is duly authorized to engage in the transactions described and contemplated in the Purchase Agreement.

                                      C-2

          IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Company.

Dated:                                  By:
       -------------------                  ------------------------------------
                                            Name:
[Seal]                                      Title: [Vice] President

          I, ________________________, an [Assistant] Secretary of [Mandalay
Mortgage, LLC][United Pacific Mortgage], hereby certify that ____________ is the duly elected, qualified and acting [Vice] President of the Company and that the signature appearing above is [her] [his] genuine signature.

          IN WITNESS WHEREOF, I have hereunto signed my name.

Dated:                                  By:
       -------------------                  ------------------------------------
                                            Name:
                                            Title: [Assistant] Secretary

                                      C-3

                                  EXHIBIT 5 to
                         Company's Officer's Certificate

          NAME                        TITLE                    SIGNATURE
-------------------------   -------------------------   ------------------------

_________________________   _________________________   ________________________

_________________________   _________________________   ________________________

_________________________   _________________________   ________________________

_________________________   _________________________   ________________________

_________________________   _________________________   ________________________

_________________________   _________________________   ________________________

                                      C-4

                                                                       Exhibit D

                                    EXHIBIT D

                  FORM OF OPINION OF COUNSEL TO THE GUARANTOR,
                       SELLER, AND INTERIM SERVICER (DATE)

IXIS Real Estate Capital Inc.
9 West 57th Street, 36th Floor
New York, New York 10019

Dear Sirs:

          You have requested [our] [my] opinion, as [Assistant] General Counsel to (i) Mandalay Mortgage, LLC (the "Company") with respect to certain matters in connection with the sale by the Company of the Mortgage Loans pursuant to that certain Amended and Restated Mortgage Loan Purchase and Warranties Agreement by
and between the Company and IXIS Real Estate Capital Inc. (the "Purchaser"),
dated as of June 1, 2006 (the "Purchase Agreement") which sale is in the form of whole loans, serviced pursuant to an Interim Servicing Agreement, dated as of
February 1, 2006 by and between Mandalay Mortgage, LLC, in its capacity as interim servicer (in such capacity, the "Interim Servicer"), and the Purchaser
(the "Interim Servicing Agreement") and (ii) United Pacific Mortgage (the
"Guarantor"), with respect to certain matters in connection with the guarantee by the Guarantor of the respective obligations of the Company and Interim
Servicer under the Purchase Agreement and the Interim Servicing Agreement, as
applicable, pursuant to a Guarantee dated February 10, 2006 (the "Guarantee"
and, collectively with the Purchase Agreement and the Interim Servicing
Agreement, the "Agreements"). Capitalized terms not otherwise defined herein have the meanings set forth in the Purchase Agreement and the Interim Servicing
Agreement.

          [We] [I] have examined the following documents:

          1. the Purchase Agreement;

          2. the Interim Servicing Agreement;

          3. the form of Assignment of Mortgage;

          4. the form of endorsement of the Mortgage Notes;

          5. the Guarantee; and

          6.   such other documents, records and papers as we have deemed necessary and relevant as a basis for this opinion.

          To the extent [we] [I] have deemed necessary and proper, [we] [I] have relied upon the representations and warranties of each of the Guarantor, the
Company and the Interim Servicer contained in the Guarantee, in the Purchase
Agreement and in the Interim Servicing Agreement, as applicable. [We] [I] have assumed the authenticity of all documents submitted to

                                      D-1

[us] [me] as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents.

          Based upon the foregoing, it is [our] [my] opinion that:

     1.   The Company and the Interim Servicer is [type of entity] duly organized, validly existing and in good standing under the laws of the
          [United States] and are qualified to transact business in, and is in good standing under, the laws of [the state of incorporation].

     2.   The Guarantor is [type of entity] duly organized, validly existing and in good standing under the laws of the [United States] and are qualified to transact business in, and is in good standing under, the laws of [the state of incorporation].

     3.   Each of the Guarantor, the Company and the Interim Servicer has the
          power to engage in the transactions contemplated by the Agreements to which it is a party and all requisite power, authority and legal right to execute and deliver such Agreements and to perform and observe the terms and conditions of such Agreements.

     3.   Each of the Agreements to which it is a party has been duly authorized, executed and delivered by the Guarantor, the Company and/or the Interim Servicer, as applicable, and is a legal, valid and binding agreement enforceable in accordance with its respective terms against the Guarantor, the Company and/or the Interim Servicer, as
          applicable, subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance, none of which will materially interfere with the realization of the benefits provided thereunder or with the Purchaser's ownership of the Mortgage Loans.

     4.   Each of the Guarantor, the Company and the Interim Servicer has been duly authorized to allow any of its officers to execute any and all documents by original signature in order to complete the transactions contemplated by the Agreements to which it is a party by original [or facsimile] signature and, in the case of the Company and the Interim
          Servicer, in order to execute the endorsements to the Mortgage Notes and the Assignments of Mortgages, and the original [or facsimile]
          signature of the officer at the Company executing the endorsements to the Mortgage Notes and the Assignments of Mortgages represents the legal and valid signature of said officer of the Company.

     5.   Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Guarantor, the Company or the Interim Servicer
          of or compliance by the Guarantor, the Company or the Interim Servicer
          with the Agreements to which it is a party and the sale of the
          Mortgage Loans by the Company or the consummation of the transactions contemplated by the

                                      D-2

          Agreements to which each is a party or (ii) any required consent, approval, authorization or order has been obtained by the Guarantor, the Company or the Interim Servicer.

     6.   Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of, the Agreements to which it is a party conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter, by-laws or other organizational documents of the Guarantor, the
          Company or the Interim Servicer, as applicable, the terms of any indenture or other agreement or instrument to which the Guarantor, the
          Company or the Interim Servicer is a party or by which it is bound or to which it is subject, or violates any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Guarantor, the Company or the Interim Servicer is subject or by which it is bound.

     7.   There is no action, suit, proceeding or investigation pending or threatened against any of the Guarantor, the Company or the Interim
          Servicer which, in [our] [my] judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the
          Guarantor, the Company or the Interim Servicer or in any material impairment of the right or ability of the Guarantor, the Company or the Interim Servicer to carry on its business substantially as now conducted or in any material liability on the part of the Guarantor, the Company or the Interim Servicer or which would draw into question the validity of the Agreements to which it is a party or the Mortgage
          Loans or of any action taken or to be taken in connection with the transactions contemplated thereby, or which would be likely to impair the ability of the Guarantor, the Company or the Interim Servicer to
          perform under the terms of the Agreements to which it is a party.

     8.   The sale of each Mortgage Note and Mortgage as and in the manner contemplated by the Agreements is sufficient to fully transfer to the
          Purchaser all right, title and interest of the Company thereto as noteholder and mortgagee.

     9.   The Mortgages have been duly assigned and the Mortgage Notes have been duly endorsed as provided in the Purchase Agreement. The Assignments of Mortgage are in recordable form, except for the insertion of the name of the assignee, and upon the name of the assignee being inserted, are acceptable for recording under the laws of the state where each related Mortgaged Property is located. The endorsement of the Mortgage Notes, the delivery to the Purchaser, or its designee, of the Assignments of Mortgage, and the delivery of the original endorsed
          Mortgage Notes to the Purchaser, or its designee, are sufficient to permit the Purchaser to avail itself of all protection available under applicable law against the claims of any present or future creditors of the Company, and are sufficient to prevent any other sale, transfer, assignment, pledge or hypothecation of the Mortgages and the
          Mortgage Notes by the Company from being enforceable.

                                      D-3

          This opinion is given to you for your sole benefit, and no other person or entity is entitled to rely hereon except that the purchaser or purchasers to which you initially and directly resell the Mortgage Loans may rely on this opinion as if it were addressed to them as of its date.

                                        Very truly yours,

                                        ----------------------------------------
                                                        [Name]
                                              [Assistant] General Counsel

                                      D-4

                                                                       Exhibit E

                                    EXHIBIT E

                     FORM OF SECURITY RELEASE CERTIFICATION

                                                      ___________________, _____

_____________________________________
_____________________________________
_____________________________________

Attention: __________________________
       ______________________________

                  Re: Notice of Sale and Release of Collateral

Dear Sirs:

          This letter serves as notice that Mandalay Mortgage, LLC a limited liability company, organized pursuant to the laws of [the state of organization]
(the "Company") has committed to sell to IXIS Real Estate Capital Inc. under an
Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of June 1, 2006, certain mortgage loans originated by the Company. The Company warrants that the mortgage loans to be sold to IXIS Real Estate Capital Inc. are in addition to and beyond any collateral required to secure advances made by you to the Company.

          The Company acknowledges that the mortgage loans to be sold to IXIS
Real Estate Capital Inc. shall not be used as additional or substitute collateral for advances made by [____________]. IXIS Real Estate Capital Inc.
understands that the balance of the Company's mortgage loan portfolio may be used as collateral or additional collateral for advances made by [___________], and confirms that it has no interest therein.

                                      E-1

          Execution of this letter by [___________] shall constitute a full and complete release of any security interest, claim, or lien which [___________]
may have against the mortgage loans to be sold to IXIS Real Estate Capital Inc.

                                        Very truly yours,

                                        ----------------------------------------

                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                              ----------------------------------
                                        Date:
                                              ----------------------------------

Acknowledged and approved:

-------------------------------------

By:
    ---------------------------------
Name:
      -------------------------------
Title: ______________________________
Date: _______________________________

                                      E-1

                                                                       Exhibit F

                                    EXHIBIT F

                     FORM OF SECURITY RELEASE CERTIFICATION

                         I. Release of Security Interest

          The financial institution named below hereby relinquishes any and all right, title and interest it may have in all Mortgage Loans to be purchased by
IXIS Real Estate Capital Inc. from the Company named below pursuant to that certain Amended and Restated Mortgage Loan Purchase and Warranties Agreement,
dated as of June 1, 2006, and certifies that all notes, mortgages, assignments and other documents in its possession relating to such Mortgage Loans have been delivered and released to the Company named below or its designees, as of the date and time of the sale of such Mortgage Loans to IXIS Real Estate Capital
Inc.

Name and Address of Financial Institution

_____________________________________
(Name)

_____________________________________
(Address)

By:
    ---------------------------------

                                      F-1

                          II. Certification of Release

          The Company named below hereby certifies to IXIS Real Estate Capital
Inc. that, as of the date and time of the sale of the above-mentioned Mortgage
Loans to IXIS Real Estate Capital Inc. the security interests in the Mortgage
Loans released by the above-named financial institution comprise all security interests relating to or affecting any and all such Mortgage Loans. The Company warrants that, as of such time, there are and will be no other security interests affecting any or all of such Mortgage Loans.

                                        ________________________________________

                                        By:
                                            ------------------------------------
                                        Title:
                                              ----------------------------------
                                        Date:
                                              ----------------------------------

                                      F-2

                                                                       Exhibit G

                                    EXHIBIT G

                                   [RESERVED]

                                      G-1

                                                                       Exhibit H

                                    EXHIBIT H

                            ASSIGNMENT AND CONVEYANCE

          On this ___ day of __________, ____, Mandalay Mortgage, LLC
("Seller"), as (i) the Seller under that certain Purchase Price and Terms
Agreement, dated as of ___________, _____ (the "PPTA"), (ii) the Seller under that certain Amended and Restated Mortgage Loan Purchase and Warranties
Agreement, dated as of June 1, 2006 (the "Purchase Agreement") and (iii) the
Interim Servicer under that certain Interim Servicing Agreement, dated as of
February 1, 2006 (the "Interim Servicing Agreement" and, together with the PPTA and the Purchase Agreement, the "Agreements") does hereby sell, transfer, assign, set over and convey to IXIS Real Estate Capital Inc. ("Purchaser") as the Purchaser under the Agreements, without recourse, but subject to the terms of the Agreements, all right, title and interest of, in and to the Mortgage
Loans listed on the Mortgage Loan Schedule attached hereto as Exhibit A (the
"Mortgage Loans"), together with the Mortgage Files and all rights and obligations arising under the documents contained therein. Each Mortgage Loan subject to the Agreements was underwritten in accordance with, and conforms to, the Underwriting Guidelines attached hereto as Exhibit C. Pursuant to Section 6 of the Purchase Agreement, the Seller has delivered to the Custodian the documents for each Mortgage Loan to be purchased as set forth in the Custodial
Agreement. The contents of each Servicing File required to be retained by
Mandalay Mortgage, LLC ("Interim Servicer") to service the Mortgage Loans pursuant to the Interim Servicing Agreement and thus not delivered to the
Purchaser are and shall be held in trust by the Seller in its capacity as
Interim Servicer for the benefit of the Purchaser as the owner thereof. The
Interim Servicer's possession of any portion of the Servicing File is at the will of the Purchaser for the sole purpose of facilitating servicing of the related Mortgage Loan pursuant to the Interim Servicing Agreement, and such retention and possession by the Interim Servicer shall be in a custodial capacity only. The ownership of each Mortgage Note, Mortgage, the Servicing
Rights and the contents of the Mortgage File and Servicing File is vested in the
Purchaser and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the
Seller or the Interim Servicer shall immediately vest in the Purchaser and shall be retained and maintained, in trust, by the Seller at the will of the Purchaser in such custodial capacity only.

          The Mortgage Loan Package characteristics of the Mortgage Loans subject hereto are set forth on Exhibit B hereto.

          In accordance with Section 6 of the Purchase Agreement, the Purchaser accepts the Mortgage Loans listed on Exhibit A attached hereto. Notwithstanding the foregoing the Purchaser does not waive any rights or remedies it may have under the Agreements.

          Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.

                            [SIGNATURE PAGE FOLLOWS]

                                      H-1

                                        MANDALAY MORTGAGE, LLC,

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

Accepted and Agreed:

IXIS REAL ESTATE CAPITAL INC.

By:
    ---------------------------------
    Name:
    Title:

By:
    ---------------------------------
    Name:
    Title:

                                      H-2

                                    EXHIBIT A
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                               THE MORTGAGE LOANS

                                      H-3

                                    EXHIBIT B
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

               REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE
               POOL CHARACTERISTICS OF EACH MORTGAGE LOAN PACKAGE

          Pool Characteristics of the Mortgage Loan Package as delivered on the related Closing Date:

          No Mortgage Loan has: (1) an outstanding principal balance less than
$_________; (2) an origination date earlier than _ months prior to the related
Cut-off Date; (3) a CLTV of greater than _____%; (4) a FICO Score of less than
___; or (5) a debt-to-income ratio of more than __%. Each First Lien Loan has a
Mortgage Interest Rate of at least ___% per annum and an outstanding principal balance less than $_________. Each Second Lien Loan has a Mortgage Interest Rate
of at least ______% per annum and an outstanding principal balance less than
$________. Each Adjustable Rate Mortgage Loan has an Index of [_______].

                                      H-4

                                    EXHIBIT C
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                             UNDERWRITING GUIDELINES

                                      H-5

                                    EXHIBIT I

                        SELLER'S UNDERWRITING GUIDELINES

                                      I-1

                                    EXHIBIT J

                  FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

          THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated [____________ __,
20__] ("Agreement"), among IXIS Real Estate Capital Inc. ("Assignor"),
[____________________] ("Assignee") and Mandalay Mortgage, LLC (the "Company"):

          For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance

          1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the
"Mortgage Loans") and (b) except as described below, that certain Amended and
Restated Mortgage Loan Purchase and Warranties Agreement (the "Purchase
Agreement"), dated as of June 1, 2006 between the Assignor, as purchaser (the
"Purchaser"), and the Company, as seller, solely insofar as the Purchase
Agreement relates to the Mortgage Loans.

          The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the
Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage
Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser under Section 9.04 of the Purchase Agreement.

Recognition of the Company

          2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the
Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to [__________________] (the
"Trust") created pursuant to a Pooling and Servicing Agreement, dated as of
[______], [___] (the "Pooling Agreement"), among the Assignee, the Assignor,
[___________________], as trustee (including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"),
[____________________], as servicer (including its successors in interest and any successor servicer under the Pooling Agreement, the "Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust (including the Trustee and the
Servicer acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser, the

                                      J-1

Custodian or the Bailee under the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Neither the Company nor the
Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage
Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company

          3. The Company warrants and represents to the Assignor, the Assignee and the Trust as of the date hereof or such other date specified herein that:

               (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

               (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the
     Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

               (c) No consent, approval, order or authorization of, or
     declaration, filing or registration with, any governmental entity was required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

               (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this
     Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

                                      J-2

          4. Pursuant to Section 13 of the Purchase Agreement, the Company
hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that the representations and warranties set forth in Section 9.02 of the Purchase Agreement are true and correct as of the date hereof (or, with respect to the Servicing Transfer Representations, the Transfer Date) as if such representations and warranties were made on the date hereof unless otherwise specifically stated in such representations and warranties.

Remedies for Breach of Representations and Warranties

          5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee and the Servicer acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Miscellaneous

          6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

          7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

          8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee and the
Servicer acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

          9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement
(to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the
Purchase Agreement.

          10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

          11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

          12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

                                      J-3

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                        MANDALAY MORTGAGE, LLC,

                                        By:
                                            ------------------------------------
                                            Name:
                                                  ------------------------------
                                            Its:
                                                  ------------------------------

                                        IXIS REAL ESTATE CAPITAL INC.

                                        By:
                                            ------------------------------------
                                            Name:
                                                  ------------------------------
                                            Its:
                                                  ------------------------------

                                        By:
                                            ------------------------------------
                                            Name:
                                                  ------------------------------
                                            Its:
                                                  ------------------------------

                                        [____________________________]

                                        By:
                                            ------------------------------------
                                            Name:
                                                  ------------------------------
                                            Its:
                                                  ------------------------------

                                      J-4

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT

                             MORTGAGE LOAN SCHEDULE

                                      J-5

                                    EXHIBIT K

                        FORM OF INDEMNIFICATION AGREEMENT

          This INDEMNIFICATION AND CONTRIBUTION AGREEMENT ("Agreement"), dated as of [_______], 200_, [among/between] IXIS Real Estate Capital Inc., a New York corporation ("IXIS"), Mandalay Mortgage, LLC, a [_____] limited liability company (the "Seller") and [_____________], a [_______________] [(the "Initial
Servicer")].

          WHEREAS, [________________] (the "Depositor"), is acting as depositor and registrant with respect to the Prospectus, dated [________________], and the
Prospectus Supplement to the Prospectus, [________________] (the "Prospectus
Supplement"), relating to [________________] Certificates (the "Certificates")
to be issued pursuant to a Pooling and Servicing Agreement, dated as of
[________________] (the "P&S"), among the Depositor, as depositor,
[________________], as servicer (the "Servicer"), and [________________], as trustee (the "Trustee");

          WHEREAS, as an inducement to the Depositor to enter into the P&S, and
[____________________] (the "Underwriter[s]") to enter into the Underwriting
Agreement, dated [____________________] (the "Underwriting Agreement") between the Depositor and the Underwriter[s], Seller has agreed to provide for indemnification and contribution on the terms and conditions hereinafter set forth;

          WHEREAS, IXIS purchased from Seller certain of the Mortgage Loans underlying the Certificates (the "Mortgage Loans") from Seller pursuant to a
Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of June 1, 2006 (the "Purchase Agreement"), by and between IXIS and Seller; and

          WHEREAS, pursuant to Section 13 of the Purchase Agreement, Seller has agreed to indemnify IXIS, the Depositor, the Underwriter[s] and their respective affiliates, present and former directors, officers, employees and agents.

          NOW THEREFORE, in consideration of the agreements contained herein, and other valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and IXIS agree as follows:

          1. Indemnification and Contribution.

          (a) Seller [and Initial Servicer] agrees to indemnify and hold harmless IXIS, the Depositor, the Underwriter[s] and their respective affiliates, present and former directors, officers, employees and agents and each person, if any, who controls IXIS, the Depositor, the Underwriter[s] or such affiliate within the meaning of either Section 15 of the Securities Act of
1933, as amended (the "1933 Act"), or Section 20 of the Securities Exchange Act
of 1934, as amended (the "1934 Act"), against any and all losses, claims, damages or liabilities, joint or

                                      K-1

several, to which they or any of them may become subject under the 1933 Act, the
1934 Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based in whole or in part upon any untrue statement or alleged untrue statement of a material fact contained in the
Prospectus Supplement, ABS Informational and Computational Material or in the
Free Writing Prospectus or any omission or alleged omission to state in the
Prospectus Supplement, ABS Informational and Computational Material or in the
Free Writing Prospectus a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any such untrue statement or omission or alleged untrue statement or alleged omission made in any amendment of or supplement to the Prospectus Supplement, ABS Informational and Computational
Material or the Free Writing Prospectus and agrees to reimburse IXIS, the
Depositor, the Underwriter[s] or such affiliates and each such officer, director, employee, agent and controlling person promptly upon demand for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that Seller [and Initial Servicer] shall be liable in any such case only to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with the Seller
Information[ and Servicer Information]. The foregoing indemnity agreement is in addition to any liability which Seller[ and the Initial Servicer] may otherwise have to IXIS, the Depositor, the Underwriter[s] its affiliates or any such director, officer, employee, agent or controlling person of IXIS, the Depositor, the Underwriter[s] or their respective affiliates.

          As used herein:

          "Seller Information" means any information relating to Seller, the
Mortgage Loans and/or the underwriting guidelines[ and/or servicing guidelines]
relating to the Mortgage Loans set forth in the Prospectus Supplement, ABS
Informational and Computational Material or the Free Writing Prospectus [and
static pool information regarding mortgage loans originated or acquired by the
Seller [and included in the Prospectus Supplement, ABS Informational and
Computational Material, the Offering Circular or the Free Writing Prospectus]
[incorporated by reference from the website located at [______________]].

          "Free Writing Prospectus" means any written communication that constitutes a "free writing prospectus," as defined in Rule 405 under the 1933
Act.

          "ABS Informational and Computational Material" means any written communication as defined in Item 1101(a) of Regulation AB under the 1933 Act and the 1934 Act, as amended from time to time.

          ["Servicer Information" means any information relating to Initial
Servicer, the Mortgage Loans and/or the servicing guidelines relating to the
Mortgage Loans set forth in the Prospectus Supplement, ABS Informational and
Computational Material or the Free Writing Prospectus [and static pool information regarding mortgage loans originated or acquired by the Initial
Servicer [and included in the Prospectus Supplement, the Offering Circular, ABS

                                      K-2

Informational and Computational Material or the Free Writing Prospectus]
[incorporated by reference from the website located at [______________]].]

          (b) Promptly after receipt by any indemnified party under this Section
1 of notice of any claim or the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 1, notify the indemnifying party in writing of the claim or the commencement of that action; provided, however, that the failure to notify an indemnifying party shall not relieve it from any liability which it may have under this Section 1 except to the extent it has been materially prejudiced by such failure; and provided, further, however, that the failure to notify any indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under this
Section 1.

          If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, except as provided in the following paragraph, the indemnifying party shall not be liable to the indemnified party under this Section 1 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation.

          Any indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless: (i) the employment thereof has been specifically authorized by the indemnifying party in writing; (ii) such indemnified party shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party and in the reasonable judgment of such counsel it is necessary or appropriate for such indemnified party to employ separate counsel;
or (iii) the indemnifying party has failed to assume the defense of such action and employ counsel reasonably satisfactory to the indemnified party, in which case, if such indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party, it being understood, however, the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to local counsel) at any time for all such indemnified parties.

          Each indemnified party, as a condition of the indemnity agreements contained in this Section 1, shall cooperate with the indemnifying party in the defense of any such action or claim. No indemnifying party shall be liable for any settlement of any such action effected without its written consent (which consent shall not be unreasonably withheld), but if settled with its written consent or if there be a final judgment for the plaintiff in any such action, the

                                      K-3

indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment.

          Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for reasonable fees and expenses of counsel, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than thirty (30)
days after receipt by such indemnifying party of the aforesaid request and (ii)
such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement.

          (c) If the indemnification provided for in this Section 1 is unavailable to an indemnified party, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities, in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, respectively, in connection with the statements or omissions that result in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the indemnified party and indemnifying party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission and any other equitable considerations.

          (d) The indemnity and contribution agreements contained in this
Section 1 and the representations and warranties set forth in Section 2 shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by IXIS, the Depositor, the
Underwriter[s] their respective affiliates, directors, officers, employees or agents or any person controlling IXIS, the Depositor, the Underwriter[s] or any such affiliate and (iii) acceptance of and payment for any of the Offered
Certificates.

          2. Representations and Warranties. Seller [and Initial Servicer]
represents and warrants that:

          (i) Seller [and Initial Servicer] is validly existing and in good standing under the laws of its jurisdiction of formation or incorporation, as applicable, and has full power and authority to own its assets and to transact the business in which it is currently engaged. Seller [and Initial
     Servicer] is duly qualified to do business and is in good standing in each jurisdiction in which the character of the business transacted by it or any properties owned or leased by it requires such qualification and in which the failure so to qualify would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of
     Seller [and Initial Servicer];

          (ii) Seller [and Initial Servicer] is not required to obtain the consent of any other person or any consent, license, approval or authorization from, or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Agreement;

                                      K-4

          (iii) the execution, delivery and performance of this Agreement by
     Seller [and Initial Servicer] will not violate any provision of any existing law or regulation or any order decree of any court applicable to
     Seller [and Initial Servicer] or any provision of the charter or bylaws of
     Seller [and Initial Servicer], or constitute a material breach of any mortgage, indenture, contract or other agreement to which Seller [and
     Initial Servicer] is a party or by which it may be bound;

          (iv) (a) no proceeding of or before any court, tribunal or governmental body is currently pending or, (b) to the knowledge of Seller
     [and Initial Servicer], threatened against Seller [and Initial Servicer] or any of its properties or with respect to this Agreement or the Offered
     Certificates, in either case, which would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of
     Seller [and Initial Servicer];

          (v) Seller [and Initial Servicer] has full power and authority to make, execute, deliver and perform this Agreement and all of the transactions contemplated hereunder, and has taken all necessary
     [corporate] action to authorize the execution, delivery and performance of this Agreement. When executed and delivered, this Agreement will constitute the legal, valid and binding obligation of each of Seller [and Initial
     Servicer] enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors'
     rights generally, by the availability of equitable remedies, and by limitations of public policy under applicable securities law as to rights of indemnity and contribution thereunder; and

          (vi) this Agreement has been duly executed and delivered by Seller
     [and Initial Servicer].

          3. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to Seller [and Initial Servicer], will be mailed, delivered or telegraphed and confirmed [______________________]; or, if sent to IXIS, will be mailed, delivered or telegraphed and confirmed to IXIS
Real Estate Capital Inc., 9 West 57th Street, New York, New York 10019,
Attention: General Counsel.

          4. Miscellaneous. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws provisions thereof. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns and the controlling persons referred to herein, and no other person shall have any right or obligation hereunder. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be considered an original, and all such counterparts shall constitute one and the same instrument. Capitalized terms used but not defined herein shall have the meanings provided in the P&S.

                  [Remainder of Page Intentionally Left Blank]

                                      K-5

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers hereunto duly authorized, this
__th day of [_____________].

                                        IXIS REAL ESTATE CAPITAL INC.

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                        MANDALAY MORTGAGE, LLC,

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                        [INITIAL SERVICER]

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                   EXHIBIT II

                           MASTER FINANCIAL AGREEMENTS

                                      II-1

                                                                  EXECUTION COPY

                      ASSIGNMENT AND RECOGNITION AGREEMENT

          THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated January 30, 2007
("Agreement"), among IXIS Real Estate Capital Inc. (f/k/a CDC Mortgage Capital
Inc.) ("Assignor"), Morgan Stanley ABS Capital I Inc. ("Assignee") and Master
Financial Inc. (the "Company"):

          For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance

          1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee (x) all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed as being originated by the Company on the schedule (the "Mortgage Loan Schedule")
attached hereto as Exhibit A (the "Mortgage Loans") and (b) except as described below, that certain Second Amended and Restated Mortgage Loan Purchase and
Warranties Agreement, dated as of February 1, 2006 (the "Purchase Agreement"), each between the Assignor, as purchaser (the "Purchaser"), and the Company, as seller, solely insofar as the Purchase Agreement relates to the Mortgage Loans and (y) other than as provided below with respect to the enforcement of representations and warranties, none of the obligations of the Assignor under the Purchase Agreement.

          The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the
Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage
Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser (a) under Subsection 9.04 of the Purchase Agreement or (b) to any
premium recapture (i.e., the excess, if any, of the purchase price percentage over par) in connection with any repurchase pursuant to Subsections 9.03 and
9.05 of the Purchase Agreement.

Recognition of the Company

          2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the
Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to IXIS Real Estate Capital Trust
2007-HE1 (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of January 1, 2007 (the "Pooling Agreement"), among the Assignee, the
Assignor, Deutsche Bank National Trust Company, as trustee (in such capacity, including its successors in interest and any successor trustees under the
Pooling Agreement, the "Trustee"), Wells Fargo Bank, National Association, as
securities administrator (in such capacity, including its successors in interest and any successor securities administrators under the Pooling Agreement, the
"Securities Administrator"), master servicer (in such capacity,

including its successors in interest and any successor master servicers under the Pooling Agreement, the "Master Servicer") and Saxon Mortgage Services, Inc.,
as servicer (including its successors in interest and any successor servicer under the Pooling Agreement, the "Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the enforcement of the representations, warranties and covenants with respect to the
Mortgage Loans, (iii) the Trust (including the Trustee, Securities
Administrator, Master Servicer and the Servicer acting on the Trust's behalf)
shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the
Mortgage Loans, and (iv) all references to the Purchaser (insofar as they relate to the rights, title and interest and, with respect to obligations of the
Purchaser, only insofar as they relate to the enforcement of the representations, warranties and covenants of the Company), the Custodian or the
Bailee under the Purchase Agreement insofar as they relate to the Mortgage
Loans, shall be deemed to refer to the Trust (including the Trustee, Securities
Administrator, Master Servicer and the Servicer acting on the Trust's behalf).
Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase
Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Purchase
Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company

          3. The Company warrants and represents to the Assignor, the Assignee and the Trust (including the Trustee, Securities Administrator, Master Servicer
and the Servicer acting on the Trust's behalf) as of the date hereof that:

               (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

               (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the
     Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization,

                                      -2-

     insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

               (c) No consent, approval, order or authorization of, or
     declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

               (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this
     Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

          4. Pursuant to Section 13 of the Purchase Agreement, the Company
hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust (including the Trustee, Securities Administrator, Master Servicer
and the Servicer acting on the Trust's behalf), that the representations and warranties set forth in Section 9.02 of the Purchase Agreement are true and correct as of the date hereof as if such representations and warranties were made on the date hereof unless otherwise specifically stated in such representations and warranties, except that (i) the representation and warranty set forth in Section 9.02(a) shall, for purposes of this Agreement, relate to the Mortgage Loan Schedule attached hereto, and (ii) the Company hereby represents and warrants, for the benefit of the Assignor, the Assignee and the
Trust, that the following representation and warranty is true and correct as of the date here of as if such representation and warranty was made of the date hereof: No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act. No Mortgage Loan is covered by the
Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in
violation of any comparable state or local law.

Remedies for Breach of Representations and Warranties

          5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee,
Securities Administrator, Master Servicer and the Servicer acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in
Subsection 9.03 of the Purchase Agreement as if they were set forth herein
(including without limitation the repurchase and indemnity obligations set forth therein); provided, however, that the Assignor specifically reserves and does not assign to the Assignee hereunder any and all right, title and interest in the Premium Percentage, if any, due in connection with the repurchase of a
Mortgage Loan pursuant to Subsections 9.03, 9.04 and 9.05.

                                      -3-

Miscellaneous

          6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

          7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

          8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee,
Securities Administrator, Master Servicer and the Servicer acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed
Assignor, Assignee or Company, respectively, hereunder.

          9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement
(to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the
Purchase Agreement.

         10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

          11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

          12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

                            [SIGNATURE PAGE FOLLOWS]

                                      -4-

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                        MORGAN STANLEY ABS CAPITAL I INC.

                                        By: /s/ Valerie Kay
                                            ------------------------------------
                                            Name: Valerie Kay
                                            Its: Vice President

                                        IXIS REAL ESTATE CAPITAL INC.

                                        By: /s/ F. Rene Mendez
                                            ------------------------------------
                                            Name: F. Rene Mendez
                                            Its: Managing Director

                                        By: /s/ Christopher Hayden
                                            ------------------------------------
                                            Name: Christopher Hayden
                                            Its: Managing Director

                                        MASTER FINANCIAL INC .

                                        By: /s/ Charles Barefoot
                                            ------------------------------------
                                            Name: Charles Barefoot
                                            Its: Executive Vice President

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT

                             MORTGAGE LOAN SCHEDULE

                                                                  EXECUTION COPY

================================================================================

   SECOND AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT

                                   ----------

                         IXIS REAL ESTATE CAPITAL INC.,

                                    Purchaser

                             MASTER FINANCIAL INC.,

                                     Seller

                                   ----------

                          Dated as of February 1, 2006

         Adjustable-Rate and Fixed-Rate, B/C Residential Mortgage Loans

================================================================================

                                                                            Page
                                                                            ----

SECTION 9.    REPRESENTATIONS, WARRANTIES AND COVENANTS; REMEDIES FOR

SECTION 20.   GOVERNING LAW JURISDICTION; CONSENT TO SERVICE OF PROCESS..     51

                                       ii

                                    EXHIBITS

EXHIBIT A     CONTENTS OF EACH MORTGAGE FILE
EXHIBIT B     FORM OF INTERIM SERVICING AGREEMENT
EXHIBIT C     FORM OF OFFICER'S CERTIFICATE
EXHIBIT D     FORM OF OPINION OF COUNSEL TO THE SELLER AND THE INTERIM SERVICER
EXHIBIT E     FORM OF SECURITY RELEASE CERTIFICATION
EXHIBIT F     FORM OF SECURITY RELEASE CERTIFICATION
EXHIBIT G     [RESERVED]
EXHIBIT H     FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT
EXHIBIT I     SELLER'S UNDERWRITING GUIDELINES
EXHIBIT J     FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT
EXHIBIT K     FORM OF INDEMNIFICATION AND CONTRIBUTION AGREEMENT

                                      iii

             SECOND AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND
                              WARRANTIES AGREEMENT

          This SECOND AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND WARRANTIES
AGREEMENT (the "Agreement"), dated as of February 1, 2006, by and between IXIS
Real Estate Capital Inc., a New York corporation, having an office at 9 West
57th Street, 36th Floor, New York, New York 10019 (the "Purchaser"), and Master
Financial Inc., a California corporation, having an office at 505 City Parkway
#800, Orange, California 92868 (the "Seller").

                                   WITNESSETH:

          WHEREAS, the Purchaser and the Seller are parties to that certain
Mortgage Loan Purchase and Warranties Agreement, dated as of June 1, 2003, as amended by Amendment No. 1, dated as of June 25, 2004 and Amendment No. 2, dated as of August 1, 2004 (the "Original Purchase Agreement") and the Seller desires to sell, from time to time, to the Purchaser, and the Purchaser desires to purchase, from time to time, from the Seller, certain first and second lien, adjustable-rate and fixed-rate B/C residential mortgage loans (the "Mortgage
Loans") on a servicing released basis as described herein, and which shall be delivered in pools of whole loans (each, a "Mortgage Loan Package") on various dates as provided herein (each, a "Closing Date");

          WHEREAS, at the present time, the Purchaser and the Seller desire to amend the Original Purchase Agreement to make certain modifications as set forth herein with respect to all Mortgage Loans acquired pursuant to this Agreement or the Original Purchase Agreement.

          NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Seller agree as follows:

          SECTION 1. Definitions.

          For purposes of this Agreement the following capitalized terms shall have the respective meanings set forth below.

          Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located and incorporating the Delinquency Collection Policies and Procedures.

          Act: The National Housing Act, as amended from time to time.

          Adjustable Rate Mortgage Loan: An adjustable rate Mortgage Loan purchased pursuant to this Agreement.

          Affiliate: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person.
For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such
Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and
"controlled" have meanings correlative to the foregoing.

          Agency Transfer: A Fannie Mae Transfer or a Freddie Mac Transfer.

          Agreement: This Second Amended and Restated Mortgage Loan Purchase and
Warranties Agreement and all amendments hereof and supplements hereto.

          ALTA: The American Land Title Association and its successors in interest.

          Appraised Value: (i) With respect to any First Lien Loan, the value of the related Mortgaged Property based upon the appraisal made, if any, for the originator at the time of origination of the Mortgage Loan or the sales price of the Mortgaged Property at such time of origination, whichever is less; provided, however, that in the case of a refinanced Mortgage Loan, such value is based solely upon the appraisal made, if any, at the time of origination of such refinanced Mortgage Loan, and (ii) with respect to any Second Lien Loan, the value, determined pursuant to the Seller's Underwriting Guidelines, of the related Mortgaged Property as of the origination of the Second Lien Loan.

          Assignment and Conveyance Agreement: As defined in Subsection 6.01.

          Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser.

          Balloon Mortgage Loan: Any Mortgage Loan which by its original terms or any modifications thereof provides for amortization beyond its scheduled maturity date.

          Business Day: Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions, in the State of New York or the state in which the Interim Servicer's servicing operations are located, are authorized or obligated by law or executive order to be closed.

          Closing Date: The date or dates on which the Purchaser from time to time shall purchase and the Seller from time to time shall sell the Mortgage
Loans listed on the related Mortgage Loan Schedule with respect to the related
Mortgage Loan Package.

          CLTV: As of any date and as to (1) any Second Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the Second Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are senior or equal in priority to the Second Lien Loan and which are secured by the same Mortgaged
Property to (b) the Appraised Value and (2) any First Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the First Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that

                                      -2-

are junior or equal in priority to the First Lien Loan and which are secured by the same Mortgaged Property to (b) the Appraised Value.

          Code: Internal Revenue Code of 1986, as amended.

          Commission: The United States Securities and Exchange Commission.

          Condemnation Proceeds: All awards or settlements in respect of a
Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

          Convertible Mortgage Loan: Any individual Adjustable Rate Mortgage
Loan purchased pursuant to this Agreement which contains a provision whereby the
Mortgagor is permitted to convert the Adjustable Rate Mortgage Loan to a Fixed
Rate Mortgage Loan in accordance with the terms of the related Mortgage Note.

          Covered Loan: A Mortgage Loan categorized as Covered pursuant to
Appendix E of Standard & Poor's Glossary.

          Credit Files: As defined in Section 5 herein.

          Custodial Account: The separate account or accounts created and maintained pursuant to Section 2.04 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

          Custodial Agreement: The agreement governing the retention of the originals of each Mortgage Note, Mortgage, Assignment of Mortgage and other
Mortgage Loan Documents, to be executed between the Purchaser and the Custodian and to be dated as of the related Cut-Off Date.

          Custodian: The custodian under the Custodial Agreement, or its successor in interest or assigns, or any successor to the Custodian under the
Custodial Agreement, as therein provided. If at any time there is no Custodial
Agreement in effect with respect to a Mortgage Loan, all references to the
Custodian herein and in the Interim Servicing Agreement shall be deemed to refer to the Purchaser (or its designee) with respect to such Mortgage Loan.

          Cut-off Date: The date or dates designated as such on the related
Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

          Deemed Material Breach Representation: Each representation identified as such in Subsection 9.02

          Deleted Mortgage Loan: A Mortgage Loan that is repurchased or replaced or to be replaced with a Qualified Substitute Mortgage Loan by the Seller in accordance with the terms of this Agreement.

                                      -3-

          Delinquency Collection Policies and Procedures: The delinquency collection policies and procedures of the Seller, a copy of which is attached to the Interim Servicing Agreement.

          Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

          Determination Date: The date specified in the Interim Servicing
Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

          Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

          Eligible Account: Any of (i) an account maintained with a federal or state chartered depository institution or trust company the short-term unsecured debt obligations of which (or, in the case of a depository institution or trust company that is a subsidiary of a holding company, the short-term unsecured debt obligations of such holding company) are rated A-1 by Standard & Poor's or
Prime-1 by Moody's (or a comparable rating if another Rating Agency is specified by the Purchaser by written notice to the Seller) at the time any amounts are held on deposit therein, (ii) an account or accounts the deposits in which are fully insured by the FDIC, or (iii) a trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity.

          Escrow Account: The separate account or accounts created and maintained pursuant to Section 2.06 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

          Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

          Exchange Act: The Securities Exchange Act of 1934, as amended.

          Fannie Mae: The Federal National Mortgage Association and its
successors in interest.

          Fannie Mae Guides: The Fannie Mae Sellers' Guide and the Fannie Mae
Servicers' Guide and all amendments or additions thereto.

          Fannie Mae Transfer: As defined in Section 13 hereof.

          FDIC: The Federal Deposit Insurance Corporation and its successors in interest.

          FHA: The Federal Housing Administration, an agency within the United
States Department of Housing and Urban Development and its successors in interest and including the

                                      -4-

Federal Housing Commissioner and the Secretary of Housing and Urban Development
where appropriate under the FHA Regulations.

          First Lien Loan: Any Mortgage Loan secured by a first lien Mortgage on the related Mortgaged Property.

          Fitch: Fitch, Inc. and its successors in interest.

          Fixed Rate Mortgage Loan: A fixed rate mortgage loan purchased pursuant to this Agreement.

          Freddie Mac: The Federal Home Loan Mortgage Corporation and its
successors in interest.

          Freddie Mac Transfer: As defined in Section 13 hereof.

          GEMICO: General Electric Mortgage Insurance Corporation, a North
Carolina corporation and its successors in interest.

          Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note which amount is added to the Index in accordance with the terms of the related Mortgage Note to determine on each Interest Rate Adjustment Date the Mortgage Interest Rate for
such Mortgage Loan.

          High Cost Loan: A Mortgage Loan classified as (a) a "high cost" loan under the Home Ownership and Equity Protection Act of 1994, (b) a "high cost home," "threshold," "covered," (excluding New Jersey "Covered Home Loans" as that term is defined in clause (1) of the definition of that term in the New
Jersey Home Ownership Security Act of 2002), "high risk home," "predatory" or similar loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or (c) a Mortgage
Loan categorized as High Cost pursuant to Appendix E of Standard & Poor's
Glossary. For avoidance of doubt, the parties agree that this definition shall apply to any law regardless of whether such law is presently, or in the future becomes, the subject of judicial review or litigation.

          Home Loan: A Mortgage Loan categorized as Home Loan pursuant to
Appendix E of Standard & Poor's Glossary.

          HUD: The Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with regard to FHA Mortgage Insurance. The term "HUD," for purposes of this Agreement, is also deemed to include subdivisions thereof such as the FHA and Government National Mortgage Association.

          Index: With respect to each Adjustable Rate Mortgage Loan, a rate per annum set forth on Exhibit B to each related Assignment and Conveyance
Agreement.

                                      -5-

          Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

          Interest Rate Adjustment Date: With respect to each Adjustable Rate
Mortgage Loan, the date, specified in the related Mortgage Note and the Mortgage
Loan Schedule, on which the Mortgage Interest Rate is adjusted.

          Interim Funder: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS(R) System as the interim funder pursuant to the
MERS Procedures Manual.

          Interim Servicer: Master Financial Inc., a California corporation, and its successors in interest, and any successor interim servicer under the Interim
Servicing Agreement.

          Interim Servicing Agreement: The Amended and Restated Interim
Servicing Agreement, dated as of November 1, 2005 by and between IXIS Real
Estate Capital Inc. and Master Financial Inc., as may be amended from time to time.

          Investor: With respect to each MERS Designated Mortgage Loan, the
Person named on the MERS(R) System as the investor pursuant to the MERS
Procedures Manual.

          Lifetime Rate Cap: The provision of each Mortgage Note related to an
Adjustable Rate Mortgage Loan which provides for an absolute maximum Mortgage
Interest Rate thereunder. The Mortgage Interest Rate during the terms of each
Adjustable Rate Mortgage Loan shall not at any time exceed the Mortgage Interest
Rate at the time of origination of such Adjustable Rate Mortgage Loan by more than the amount per annum set forth on the related Mortgage Loan Schedule.

          Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such
Mortgage Loan, trustee's sale, foreclosure sale or otherwise, or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan.

          Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio (expressed as a percentage) of the outstanding principal amount of the
Mortgage Loan as of the Cut-off Date (unless otherwise indicated), to the
Appraised Value of the Mortgaged Property.

          MERS: Mortgage Electronic Registration Systems, Inc., a Delaware
corporation, and its successors and assigns.

          MERS Designated Mortgage Loan: Mortgage Loans for which (a) the Seller has designated or will designate MERS as, and has taken or will take such action as is necessary to cause MERS to be, the mortgagee of record, as nominee for the
Seller, in accordance with MERS Procedure Manual and (b) the Seller has designated or will designate the Purchaser as the Investor on the MERS(R)
System.

          MERS Procedure Manual: The MERS Procedures Manual, as it may be
amended, supplemented or otherwise modified from time to time.

                                      -6-

          MERS Report: The report from the MERS System listing MERS Designated
Mortgage Loans and other information.

          MERS(R) System: MERS mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.

          Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan.

          Moody's: Moody's Investors Service, Inc. and its successors in interest.

          Mortgage: The mortgage, deed of trust or other instrument securing a
Mortgage Note, which creates a first lien, in the case of a First Lien Loan, or a second lien, in the case of a Second Lien Loan, on the Mortgaged Property.

          Mortgage File: The items pertaining to a particular Mortgage Loan referred to in Exhibit A annexed hereto, and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

          Mortgage Interest Rate: The annual rate of interest borne on a
Mortgage Note with respect to each Mortgage Loan.

          Mortgage Loan: An individual Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the applicable Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal
Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds,
Servicing Rights, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

          Mortgage Loan Documents: The documents required to be delivered to the
Custodian pursuant to Section 6.03 hereof with respect to any Mortgage Loan.

          Mortgage Loan Package: Each pool of Mortgage Loans, which shall be purchased by the Purchaser from the Seller from time to time on each Closing
Date.

          Mortgage Loan Schedule: The schedule of Mortgage Loans setting forth the following information with respect to each Mortgage Loan in the related
Mortgage Loan Package: (1) the Seller's Mortgage Loan identifying number; (2)
the Mortgagor's name; (3) the street address of the Mortgaged Property including the city, state and zip code; (4) a code indicating whether the Mortgaged
Property is owner-occupied, a second home or investment property; (5) the number and type of residential units constituting the Mortgaged Property (i.e., a single family residence, a 2-4 family residence, a unit in a condominium project or a unit in a planned unit development, manufactured housing); (6) the Mortgage
Loan origination date; (7) the original months to maturity or the remaining months to maturity from the related Cut-off Date, in any case based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule; (8) the Loan-to-Value
Ratio at origination; (9) with respect to First Lien Loans, the LTV and with respect to

                                      -7-

Second Lien Loans, the CLTV; (10) the Mortgage Interest Rate as of the related
Cut-off Date; (11) the date on which the Monthly Payment was due on the Mortgage
Loan and, if such date is not consistent with the Due Date currently in effect, such Due Date; (12) the stated maturity date; (13) the amount of the Monthly
Payment as of the related Cut-off Date; (14) the last payment date as of which a payment was actually applied to the outstanding principal balance; (15) the original principal amount of the Mortgage Loan; (16) the principal balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due and collected on or before the Cut-off
Date; (17) the Interest Rate Adjustment Date; (18) the Gross Margin; (19) the
Lifetime Rate Cap under the terms of the Mortgage Note; (20) a code indicating the type of Index; (21) the Mortgage Interest Rate as of origination; (22) the type of Mortgage Loan (i.e., fixed-rate, adjustable-rate, First Lien, Second
Lien); (23) a code indicating the purpose of the loan (i.e., purchase, rate and term refinance, equity take-out refinance); (24) a code indicating the documentation style (i.e., full or stated income); (25) the loan credit classification (as described in the Underwriting Guidelines); (26) the applicable Cut-off Date; (27) the applicable Closing Date; (28) a code indicating whether the Mortgage Loan is a High Cost Loan; (29) the credit risk score (FICO score); (30) with respect to the related Mortgagor, the debt-to-income ratio; (31) with respect to Second Lien Loans, the outstanding principal balance of the superior lien; (32) the Appraised Value of the
Mortgaged Property; (33) the sale price of the Mortgaged Property if the
Mortgage Loan was originated in connection with the purchase of the Mortgaged
Property; (34) the Periodic Rate Cap under the terms of the Mortgage Note; (35)
the Periodic Rate Floor under the terms of the Mortgage Note; (36) whether such
Mortgage Loan provides for a prepayment penalty; (37) the prepayment penalty period of such Mortgage Loan, if applicable; (38) a description of the type of prepayment penalty, if applicable; (39) the MERS Identification Number; (40)
whether the Mortgagor represented that the Mortgagor would occupy the Mortgaged
Property as its primary residence; (41) a code indicating if the Mortgage Loan is a Balloon Mortgage Loan and (42) a field indicating whether such Mortgage
Loan is a Home Loan. With respect to the Mortgage Loans in the aggregate, the
Mortgage Loan Schedule shall set forth the following information, as of the related Cut-off Date: (1) the number of Mortgage Loans; (2) the current aggregate outstanding principal balance of the Mortgage Loans; (3) the weighted average Mortgage Interest Rate of the Mortgage Loans; and (4) the weighted average maturity of the Mortgage Loans.

          Mortgage Note: The note or other evidence of the indebtedness of a
Mortgagor secured by a Mortgage.

          Mortgaged Property: With respect to each Mortgage Loan, the
Mortgagor's real property securing repayment of a related Mortgage Note, consisting of an unsubordinated estate in fee simple or, with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, a leasehold estate, in a single parcel or multiple parcels of real property improved by a residential dwelling as further described in this Agreement.

          Mortgagor: The obligor on a Mortgage Note.

          OCC: Office of the Comptroller of the Currency and its successors in interest.

                                      -8-

          Officer's Certificate: A certificate signed by the Chairman of the
Board or the Vice Chairman of the Board or a President or a Vice President or by
the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant
Secretaries of the Seller, and delivered to the Purchaser as required by this
Agreement.

          Opinion of Counsel: A written opinion of counsel, who may be counsel for the Seller, reasonably acceptable to the Purchaser, provided that any
Opinion of Counsel relating to (a) the qualification of any account required to be maintained pursuant to this Agreement as an Eligible Account, (b)
qualification of the Mortgage Loans in a REMIC or (c) compliance with the REMIC
Provisions, must be (unless otherwise stated in such Opinion of Counsel) an opinion of counsel who (i) is in fact independent of the Seller and any servicer of the Mortgage Loans, (ii) does not have any material direct or indirect financial interest in the Seller or any servicer of the Mortgage Loans or in an
Affiliate of either and (iii) is not connected with the Seller or any servicer of the Mortgage Loans as an officer, employee, director or person performing similar functions.

          OTS: Office of Thrift Supervision and its successors in interest.

          Periodic Rate Cap: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may increase on an Interest
Rate Adjustment Date above the Mortgage Interest Rate previously in effect.

          Periodic Rate Floor: With respect to each Adjustable Rate Mortgage
Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may decrease on an Interest
Rate Adjustment Date below the Mortgage Interest Rate previously in effect.

          Person: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

          Preliminary Mortgage Schedule: As defined in Section 3.

          Premium Percentage: With respect to any Mortgage Loan, a percentage equal to the excess of the Purchase Price Percentage over 100%.

          Prepayment Charges: With respect to each Mortgage Loan, the charge if the Mortgagor prepays such Mortgage Loan as provided in the related Mortgage
Note or Mortgage.

          Principal Prepayment: Any payment or other recovery of principal on a
Mortgage Loan which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

                                      -9-

          Purchase Price: The price paid on the related Closing Date by the
Purchaser to the Seller in exchange for the Mortgage Loans purchased on such
Closing Date as calculated in Section 4 of this Agreement.

          Purchase Price and Terms Agreement: Those certain agreements setting forth the general terms and conditions of the transaction consummated herein and identifying the Mortgage Loans to be purchased from time to time hereunder, by and among the Seller, the Purchaser and the Interim Servicer (if applicable).
All of the individual Purchase Price and Terms Agreements shall collectively be referred to as the "Purchase Price and Terms Agreement."

          Purchase Price Percentage: With respect to any Mortgage Loan, an amount equal to the percentage of par as stated in the Purchase Price and Terms
Agreement (subject to adjustment as provided therein) related to such Mortgage
Loan.

          Purchaser: IXIS Real Estate Capital Inc., a New York corporation, and its successors in interest and assigns, or any successor to the Purchaser under this Agreement as herein provided.

          Qualified Correspondent: Any Person from which the Seller purchased
Mortgage Loans, provided that the following conditions are satisfied: (i) such
Mortgage Loans were originated pursuant to an agreement between the Seller and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to the Seller, in accordance with underwriting guidelines designated by the Seller ("Designated Guidelines") or guidelines that do not vary materially from such Designated Guidelines; (ii) such Mortgage Loans were in fact underwritten as described in clause (i) above and were acquired by the Seller within one hundred eighty (180) days after origination; (iii) either
(x) the Designated Guidelines were, at the time such Mortgage Loans were originated, used by the Seller in origination of mortgage loans of the same type as the Mortgage Loans for the Seller's own account or (y) the Designated
Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Seller on a consistent basis for use by lenders in originating mortgage loans to be purchased by the Seller; and (iv) the Seller employed, at the time such Mortgage Loans were acquired by the Seller, pre purchase or post purchase quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time period or through particular channels) designed to ensure that Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the
Seller.

          Qualified Substitute Mortgage Loan: A mortgage loan eligible to be substituted by the Seller for a Deleted Mortgage Loan which must, on the date of such substitution, (i) have an outstanding principal balance, after deduction of all scheduled payments due in the month of substitution (or in the case of a substitution of more than one mortgage loan for a Deleted Mortgage Loan, an aggregate principal balance), not in excess of the outstanding principal balance of the Deleted Mortgage Loan (the amount of any shortfall will be deposited in the Custodial Account by the Seller in the month of substitution); (ii) have a
Mortgage Interest Rate not less than and not more than 1% greater than the
Mortgage Interest Rate of the Deleted Mortgage Loan; (iii) have a remaining term to maturity not greater than and not more than one year less than that of the
Deleted Mortgage Loan; (iv) be of the same type as the Deleted

                                      -10-

Mortgage Loan (i.e., fixed-rate, adjustable-rate with same Periodic Rate Cap,
Index and lien priority); and (v) comply with each representation and warranty
(respecting individual Mortgage Loans) set forth in Section 9 hereof.

          Rating Agency: Any of Fitch, Moody's or Standard & Poor's, or their respective successors designated by the Purchaser.

          Reconstitution: Any Securitization Transaction or Whole Loan Transfer.

          Reconstitution Agreements: The agreement or agreements entered into by the Seller and/or the Interim Servicer and the Purchaser and/or certain third parties on the Reconstitution Date or Dates with respect to any or all of the
Mortgage Loans sold hereunder, in connection with a Whole Loan Transfer, Agency
Transfer or a Securitization Transaction pursuant to Section 13, including, but not limited to, a seller's warranties and servicing agreement with respect to a
Whole Loan Transfer, and a trust and servicing agreement, pooling and servicing agreement and/or seller/servicer agreements and related custodial/trust agreement and documents with respect to a Securitization Transaction.

          Reconstitution Date: As defined in Section 13.

          Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation
AB), 17 C.F.R. Sections 229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities
Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the
staff of the Commission, or as may be provided by the Commission or its staff from time to time.

          REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

          REMIC Provisions: Provisions of the federal income tax law relating to a REMIC, which appear at Section 860A through 860G of Subchapter M of Chapter 1,
Subtitle A of the Code, and related provisions and regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

          Remittance Date: The date specified in the Interim Servicing Agreement
(with respect to each Mortgage Loan, for an interim period, as specified therein).

          Repurchase Price: With respect to any Mortgage Loan for which a breach of a representation or warranty from the Agreement or the Interim Servicing
Agreement is found, a price equal to the then outstanding principal balance of the Mortgage Loan to be repurchased, plus accrued interest thereon at the
Mortgage Interest Rate from the date to which interest had last been paid through the date of such repurchase, plus the amount of any outstanding advances owed to any servicer, and plus all reasonable costs and expenses incurred by the
Purchaser or any servicer arising out of or based upon such breach, including without limitation costs and expenses incurred in the enforcement of the
Seller's repurchase obligation hereunder, and plus, in the event a Mortgage Loan is repurchased during the first twelve months following the related

                                      -11-

Closing Date, an amount equal to the Premium Percentage multiplied by the outstanding principal balance of such Mortgage Loan as of the date of such repurchase.

          RESPA: Real Estate Settlement Procedures Act, as amended from time to time.

          Second Lien Loan: A Mortgage Loan secured by a second lien Mortgage on the related Mortgaged Property.

          Securities Act: The Securities Act of 1933, as amended.

          Securitization Transaction. Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (2)
an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

          Seller: Master Financial Inc., a California corporation, and its successors in interest.

          Seller Information: As defined in Subsection 31.04(a).

          Servicing Fee: With respect to each Mortgage Loan subject to the
Interim Servicing Agreement, an amount equal to 0.50% per annum computed on the basis of the outstanding principal balance of the related Mortgage Loan. Such fee shall be payable monthly and shall be pro rated for any portion of a month during which the Mortgage Loan is serviced by the Interim Servicer under the
Interim Servicing Agreement. The obligation of the Purchaser to pay the
Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion (including recoveries with respect to interest from Liquidation
Proceeds, to the extent permitted by this Agreement) of such Monthly Payment collected by the Interim Servicer, or as otherwise provided under this
Agreement.

          Servicing File: With respect to each Mortgage Loan, the file retained by the Interim Servicer consisting of originals of all documents in the Mortgage
File which are not delivered to the Purchaser or the Custodian and copies of the
Mortgage Loan Documents.

          Servicing Rights: Any and all of the following: (a) any and all rights to service the Mortgage Loans; (b) any payments to or monies received by the
Interim Servicer for servicing the Mortgage Loans; (c) any late fees, penalties or similar payments with respect to the Mortgage Loans; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of the Interim
Servicer thereunder; (e) Escrow Payments or other similar payments with respect to the Mortgage Loans and any amounts actually collected by the Interim Servicer with respect thereto; (f) all accounts and other rights to payment related to any of the property described in this paragraph; and (g) any and all documents, files, records, servicing files, servicing documents, servicing records, data tapes, computer records, or other information pertaining to the Mortgage Loans or pertaining to the past, present or prospective servicing of the Mortgage
Loans.

                                      -12-

          Sponsor: The sponsor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

          Standard & Poor's: Standard & Poor's Ratings Services, a division of
The McGraw-Hill Companies Inc., and its successors in interest.

          Standard & Poor's Glossary: The Standard & Poor's LEVELS(R) Glossary,
as may be in effect from time to time.

          Stated Principal Balance: As to each Mortgage Loan on any date of determination, (i) the principal balance of such Mortgage Loan at the related
Cut-off Date after giving effect to payments of principal due on or before such date, to the extent actually received, minus (ii) all amounts previously distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal on such Mortgage Loan.

          Static Pool Information: Static pool information as described in Item
1105(a)(1)-(3) and 1105(c) of Regulation AB.

          Successor Servicer: Any servicer of one or more Mortgage Loans designated by the Purchaser as being entitled to the benefits of the indemnifications set forth in Sections 9.03 and 14.01.

          Third-Party Originator: Each Person, other than a Qualified
Correspondent, that originated Mortgage Loans acquired by the Seller.

          Transfer Date: The date on which the Purchaser, or its designee, shall receive the transfer of servicing responsibilities and begin to perform the servicing of the Mortgage Loans with respect to the related Mortgage Loan
Package, and the Interim Servicer shall cease all servicing responsibilities.
Such date shall occur on the day indicated by the Purchaser to the Interim
Servicer in accordance with the Interim Servicing Agreement.

          Underwriting Guidelines: The underwriting guidelines of the Seller, a copy of which is attached hereto as Exhibit I and a then-current copy of which shall be attached as an Exhibit to the related Assignment and Conveyance.

          VA: The Department of Veterans Affairs, an agency of the United States of America, or any successor thereto including the Administrator of Veterans
Affairs.

          Whole Loan Transfer: Any sale or transfer of some or all of the
Mortgage Loans, other than a Securitization Transaction.

          SECTION 2. Agreement to Purchase.

          The Seller agrees to sell from time to time, and the Purchaser agrees to purchase from time to time, Mortgage Loans having an aggregate principal balance on the related Cut-off Date in an amount as set forth in the related
Purchase Price and Terms Agreement, or in such other amount as agreed by the
Purchaser and the Seller as evidenced by the actual aggregate principal balance of the Mortgage Loans accepted by the Purchaser on each Closing Date.

                                      -13-

          SECTION 3. Mortgage Schedules.

          The Seller from time to time shall provide the Purchaser with certain information constituting a preliminary listing of the Mortgage Loans to be purchased on each Closing Date in accordance with the related Purchase Price and
Terms Agreement and this Agreement (each, a "Preliminary Mortgage Schedule").

          The Seller shall deliver the Mortgage Loan Schedule for the Mortgage
Loans to be purchased on a particular Closing Date to the Purchaser at least two
(2) Business Days prior to the related Closing Date. The Mortgage Loan Schedule shall be the related Preliminary Mortgage Schedule with those Mortgage Loans which the Seller has not funded prior to the related Closing Date deleted.

          SECTION 4. Purchase Price.

          The Purchase Price for the Mortgage Loans shall be equal to (a) the
Purchase Price Percentage multiplied by the Cut-off Date Balance, plus (b)
accrued and unpaid interest on such principal balance at the weighted average
Mortgage Interest Rate (net the Servicing Fee) of those Mortgage Loans from the related Cut-off Date through the day prior to the related Closing Date, inclusive. For purposes hereof, "Cut-off Date Balance" means the aggregate principal balance, as of the related Cut-off Date, of the Mortgage Loans listed on the related Mortgage Loan Schedule, after application of scheduled payments of principal due on or before the related Cut-off Date, to the extent such payments were actually received, together with any unscheduled principal payments collected prior to the Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to the Cut-off Date, but to be applied on a due date beyond the related Cut-off Date, shall not be applied to the principal balance as of the related Cut-off Date. If so provided in the related Purchase Price and Terms Agreement, portions of the Mortgage Loans shall be priced separately. The Purchase Price as so determined shall be paid to the
Seller on the related Closing Date by wire transfer of immediately available funds to an account designated by the Seller in writing.

          In addition to the Purchase Price as described above, the Purchaser shall pay to the Seller, at closing, accrued interest on the current principal amount of the related Mortgage Loans as of the Cut-off Date at the weighted average Mortgage Interest Rate of those Mortgage Loans, minus any amounts attributable to Servicing Fees as provided in the Interim Servicing Agreement from the related Cut-off Date through the day prior to the related Closing Date, inclusive. The Purchase Price plus accrued interest as set forth in the preceding paragraph shall be paid to the Seller by wire transfer of immediately available funds to an account designated by the Seller in writing.

          The Purchaser shall be entitled to (l) all principal paid after the related Cut-off Date, (2) all other recoveries of principal collected on or after the related Cut-off Date, and (3) all payments of interest on the Mortgage
Loans net of applicable Servicing Fees (minus that portion of any such payment which is allocable to the period prior to the related Cut-off Date). The outstanding principal balance of each Mortgage Loan as of the related Cut-off
Date is determined after application of payments of principal due on or before the related Cut-off Date, to the extent actually collected, together with any unscheduled principal prepayments collected

                                      -14-

prior to the Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to the Cut-off Date, but to be applied on a due date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date. Such prepaid amounts shall be the property of the Purchaser. The Seller shall deposit any such prepaid amounts into the Custodial Account, which account is established for the benefit of the
Purchaser for subsequent remittance by the Seller to the Purchaser.

          SECTION 5. Examination of Mortgage Files.

          At least seven (7) Business Days prior to the related Closing Date, the Seller shall (i) either (a) deliver to the Purchaser or its designee in escrow, for examination with respect to each Mortgage Loan to be purchased, the related Mortgage File, including a copy of the Assignment of Mortgage (except with respect to each MERS Designated Mortgage Loan), pertaining to each Mortgage
Loan, or (b) make the related Mortgage File available to the Purchaser for examination at such other location as shall otherwise be acceptable to the
Purchaser and (ii) deliver to the Purchaser copies of the credit and servicing files (collectively, the "Credit Files"). Such examination of the Mortgage Files may be made by the Purchaser or its designee at any reasonable time before or after the related Closing Date. If the Purchaser makes such examination prior to the related Closing Date and determines, in its sole discretion, that any
Mortgage Loans are unacceptable to the Purchaser for any reason, such Mortgage
Loans shall be deleted from the related Mortgage Loan Schedule, and may be replaced by a Qualified Substitute Mortgage Loan (or Loans) acceptable to the
Purchaser. The Purchaser may, at its option and without notice to the Seller, purchase some or all of the Mortgage Loans without conducting any partial or complete examination. The fact that the Purchaser or its designee has conducted or has failed to conduct any partial or complete examination of the Mortgage
Files or the Credit Files shall not impair in any way the Purchaser's (or any of its successor's) rights to demand repurchase, substitution or other remedy as provided in this Agreement. In the event that the Seller fails to deliver the
Credit Files with respect to any Mortgage Loan, the Seller shall, upon the request of the Purchaser, repurchase such Mortgage Loan at the price and in the manner specified in Subsection 9.03.

          SECTION 6. Conveyance from Seller to Purchaser.

          Subsection 6.01. Conveyance of Mortgage Loans; Possession of Servicing
Files.

          The Seller, simultaneously with the delivery of the Mortgage Loan
Schedule with respect to the related Mortgage Loan Package to be purchased on each Closing Date, shall execute and deliver an Assignment and Conveyance
Agreement in the form attached hereto as Exhibit H (the "Assignment and
Conveyance Agreement"). The Seller shall cause the Servicing File retained by the Interim Servicer pursuant to this Agreement to be appropriately identified in the Seller's computer system and/or books and records, as appropriate, to clearly reflect the sale of the related Mortgage Loan to the Purchaser. The
Seller shall cause the Interim Servicer to release from its custody the contents of any Servicing File retained by it only in accordance with this Agreement or the Interim Servicing Agreement, except when such release is required in connection with a repurchase of any such Mortgage Loan pursuant to Subsection
9.03.

                                      -15-

          Subsection 6.02. Books and Records.

          Record title to each Mortgage as of the related Closing Date shall be in the name of the Seller, the Purchaser or one or more designees of the
Purchaser, as the Purchaser shall select. Notwithstanding the foregoing, each
Mortgage and related Mortgage Note shall be possessed solely by the Purchaser or the appropriate designee of the Purchaser, as the case may be. All rights arising out of the Mortgage Loans including, but not limited to, all funds received by the Seller or the Interim Servicer after the related Cut-off Date on or in connection with a Mortgage Loan shall be vested in the Purchaser or one or more designees of the Purchaser; provided, however, that all funds received on or in connection with a Mortgage Loan shall be received and held by the Seller or the Interim Servicer in trust for the benefit of the Purchaser or the appropriate designee of the Purchaser, as the case may be, as the owner of the
Mortgage Loans pursuant to the terms of this Agreement.

          The sale of each Mortgage Loan shall be reflected on the Seller's balance sheet and other financial statements as a sale of assets by the Seller.

          The Seller shall or shall cause the Interim Servicer to be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be marked clearly to reflect the ownership of each Mortgage Loan by the Purchaser. In particular, the Seller shall or shall cause the Interim Servicer to maintain in its possession, available for inspection by the Purchaser, and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or Freddie Mac, including but not limited to documentation as to the method used in determining the applicability of the provisions of the National Flood Insurance Act of 1968, as amended, to the Mortgaged Property, documentation evidencing insurance coverage and periodic inspection reports, as required by the Fannie Mae Guides. To the extent that original documents are not required for purposes of realization of Liquidation
Proceeds or Insurance Proceeds, documents maintained by the Seller or the
Interim Servicer may be in the form of microfilm or microfiche so long as the
Seller or the Interim Servicer complies with the requirements of the Fannie Mae
Guides.

          Subsection 6.03. Delivery of Mortgage Loan Documents.

          The Seller shall deliver and release to the Custodian no later than seven (7) Business Days prior to the related Closing Date those Mortgage Loan
Documents set forth on Exhibit A hereto with respect to each Mortgage Loan set forth on the related Mortgage Loan Schedule.

          The Custodian shall certify its receipt of all such Mortgage Loan
Documents required to be delivered pursuant to the Custodial Agreement for the related Closing Date, as evidenced by the Certification and Trust Receipt of the
Custodian in the form annexed to the Custodial Agreement. The Purchaser shall pay all fees and expenses of the Custodian from and after the Closing Date.

          The Seller shall or shall cause the Interim Servicer to forward to the
Custodian, or to such other Person as the Purchaser shall designate in writing, original documents evidencing

                                      -16-

an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with this Agreement within two (2) weeks of their execution, provided, however, that the Seller shall provide the Custodian, or to such other Person as the Purchaser shall designate in writing, with a certified true copy of any such document submitted for recordation within two (2) weeks of its execution, and shall promptly provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within ninety
(90) days of its submission for recordation.

          In the event any document required to be delivered to the Custodian pursuant to the previous paragraph, including an original or copy of any document submitted for recordation to the appropriate public recording office, is not so delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, within ninety (90) days following the Closing Date
(other than with respect to the Assignments of Mortgage which shall be delivered to the Custodian in blank and recorded subsequently by the Purchaser or its designee), and in the event that the Seller does not cure such failure within thirty (30) days of discovery or receipt of written notification of such failure from the Purchaser, the related Mortgage Loan shall, upon the request of the
Purchaser, be repurchased by the Seller at the price and in the manner specified in Subsection 9.03. The foregoing repurchase obligation shall not apply in the event that the Seller cannot deliver such original or copy of any document submitted for recordation to the appropriate public recording office within the specified period due to a delay caused by the recording office in the applicable jurisdiction, provided that (i) the Seller shall deliver a recording receipt of such recording office or, if such recording receipt is not available, an officer's certificate of a servicing officer of the Seller, confirming that such documents have been accepted for recording (upon request of the Purchaser and delivery by the Purchaser to the Seller of a schedule of the related Mortgage
Loans, the Seller shall reissue and deliver to the Purchaser or its designee said officer's certificate relating to the related Mortgage Loans), and (ii)
such document is delivered within twelve (12) months of the related Closing
Date.

          The Seller shall pay all initial recording fees, if any, for the assignments of mortgage and any other fees or costs in transferring all original documents to the Custodian or, upon written request of the Purchaser, to the
Purchaser or the Purchaser's designee. The Purchaser or the Purchaser's designee shall be responsible for recording the Assignments of Mortgage and shall be reimbursed by the Seller for the costs associated therewith pursuant to the preceding sentence.

          Subsection 6.04. Quality Control Procedures.

          The Seller shall, or shall cause the Interim Servicer to, have an internal quality control program that verifies in a manner consistent with accepted industry procedures, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program shall include evaluating and monitoring the overall quality of the Seller's loan production and the servicing activities of the
Interim Servicer. The program is to ensure that the Mortgage Loans are originated and serviced in accordance with Accepted Servicing Practices and the
Underwriting Guidelines; guard against dishonest, fraudulent, or negligent acts;
and guard against errors and omissions by officers, employees, or other authorized persons.

                                      -17-

          Subsection 6.05. MERS Designated Mortgage Loans.

          With respect to each MERS Designated Mortgage Loan, the Seller shall, on or prior to the related Closing Date, designate the Purchaser as the Investor and the Custodian as custodian, and no Person shall be listed as Interim Funder on the MERS System. In addition, on or prior to the related Closing Date, Seller shall provide the Custodian and the Purchaser with a MERS Report listing the
Purchaser as the Investor, the Custodian as custodian and no Person as Interim
Funder with respect to each MERS Designated Mortgage Loan.

          SECTION 7. Servicing of the Mortgage Loans.

          The Mortgage Loans have been sold by the Seller to the Purchaser on a servicing released basis. Subject to, and upon the terms and conditions of this
Agreement and the Interim Servicing Agreement (with respect to each Mortgage
Loan, for an interim period, as specified therein), the Seller hereby sells, transfers, assigns, conveys and delivers to the Purchaser the Servicing Rights.

          The Purchaser shall retain the Interim Servicer as contract servicer of the Mortgage Loans for an interim period pursuant to and in accordance with the terms and conditions contained in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).
Except as set forth in the Interim Servicing Agreement, the Interim Servicer
shall service the Mortgage Loans on an "actual/actual" basis and otherwise in strict compliance with the servicing provisions related to the Fannie Mae MBS
Program (Special Servicing Option) of the Fannie Mae Guides (except as otherwise set forth in the Interim Servicing Agreement). The Purchaser and Seller shall cause the Interim Servicer to execute the Interim Servicing Agreement on the initial Closing Date.

          Pursuant to the Interim Servicing Agreement (with respect to each
Mortgage Loan, for an interim period, as specified therein), the Interim
Servicer shall begin servicing the Mortgage Loans on behalf of the Purchaser and shall be entitled to a Servicing Fee with respect to such Mortgage Loans until the applicable Transfer Date. The Interim Servicer shall conduct such servicing in accordance with the Interim Servicing Agreement.

          SECTION 8. Transfer of Servicing.

          On the applicable Transfer Date, the Purchaser, or its designee, shall assume all servicing responsibilities related to, and the Seller shall cause the
Interim Servicer to cease all servicing responsibilities related to, the related
Mortgage Loans subject to such Transfer Date. The Transfer Date shall be the date determined in accordance with Section 6.02 of the Interim Servicing
Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

          On or prior to the applicable Transfer Date, the Seller shall, at its sole cost and expense, take such steps as may be necessary or appropriate to effectuate and evidence the transfer of the servicing of the related Mortgage
Loans to the Purchaser, or its designee, including but not limited to the following:

                                      -18-

          (a) Notice to Mortgagors. The Seller shall cause the Interim Servicer to mail to the Mortgagor of each related Mortgage Loan a letter advising such
Mortgagor of the transfer of the servicing of the related Mortgage Loan to the
Purchaser, or its designee, in accordance with the Cranston Gonzales National
Affordable Housing Act of 1990; provided, however, the content and format of the letter shall have the prior approval of the Purchaser. The Seller shall cause the Interim Servicer to provide the Purchaser with copies of all such related notices no later than the Transfer Date.

          (b) Notice to Taxing Authorities and Insurance Companies. The Seller
shall cause the Interim Servicer to transmit to the applicable taxing authorities and insurance companies (including primary mortgage insurance policy insurers, if applicable) and/or agents, notification of the transfer of the servicing to the Purchaser, or its designee, and instructions to deliver all notices, tax bills and insurance statements, as the case may be, to the
Purchaser from and after the Transfer Date. The Seller shall cause the Interim
Servicer to provide the Purchaser with copies of all such notices no later than the Transfer Date.

          (c) Delivery of Servicing Records. The Seller shall cause the Interim
Servicer to forward to the Purchaser, or its designee, all servicing records and the Servicing File in the Interim Servicer's possession relating to each related
Mortgage Loan including the information enumerated in the Interim Servicing
Agreement (with respect to each such Mortgage Loan, for an interim period, as specified therein).

          (d) Escrow Payments. The Seller shall cause the Interim Servicer to provide the Purchaser, or its designee, with immediately available funds by wire transfer in the amount of the net Escrow Payments and suspense balances and all loss draft balances associated with the related Mortgage Loans. The Seller shall cause the Interim Servicer to provide the Purchaser with an accounting statement, in electronic format acceptable to the Purchaser in its sole discretion, of Escrow Payments and suspense balances and loss draft balances sufficient to enable the Purchaser to reconcile the amount of such payment with the accounts of the Mortgage Loans. Additionally, the Seller shall cause the
Interim Servicer to wire transfer to the Purchaser the amount of any agency, trustee or prepaid Mortgage Loan payments and all other similar amounts held by the Interim Servicer.

          (e) Payoffs and Assumptions. The Seller shall cause the Interim
Servicer to provide to the Purchaser, or its designee, copies of all assumption and payoff statements generated by the Interim Servicer on the related Mortgage
Loans from the related Cut-off Date to the Transfer Date.

          (f) Mortgage Payments Received Prior to Transfer Date. Prior to the
Transfer Date all payments received by the Interim Servicer or the Seller on each related Mortgage Loan shall be properly applied by the Seller to the account of the particular Mortgagor.

          (g) Mortgage Payments Received after Transfer Date. The amount of any related Monthly Payments received by the Seller after the Transfer Date shall be forwarded to the Purchaser by overnight mail on the date of receipt. The Seller shall notify the Purchaser of the particulars of the payment, which notification requirement shall be satisfied if the Seller forwards with its payment sufficient information to permit appropriate processing of the payment

                                      -19-

by the Purchaser. The Seller shall assume full responsibility for the necessary and appropriate legal application of such Monthly Payments received by the
Seller after the Transfer Date with respect to related Mortgage Loans then in foreclosure or bankruptcy; provided, for purposes of this Agreement, necessary and appropriate legal application of such Monthly Payments shall include, but not be limited to, endorsement of a Monthly Payment to the Purchaser with the particulars of the payment such as the account number, dollar amount, date received and any special Mortgagor application instructions and the Seller shall cause the Interim Servicer to comply with the foregoing requirements with respect to all Monthly Payments received by the Interim Servicer after the
Transfer Date.

          (h) Misapplied Payments. Misapplied payments shall be processed as follows:

          (i) All parties shall cooperate in correcting misapplication errors;

          (ii) The party receiving notice of a misapplied payment occurring prior to the applicable Transfer Date and discovered after the Transfer
     Date shall immediately notify the other party;

          (iii) If a misapplied payment which occurred prior to the Transfer
     Date cannot be identified and said misapplied payment has resulted in a shortage in a Custodial Account or Escrow Account, the Seller shall be liable for the amount of such shortage. The Seller shall reimburse the
     Purchaser for the amount of such shortage within thirty (30) days after receipt of written demand therefor from the Purchaser;

          (iv) If a misapplied payment which occurred prior to the Transfer Date has created an improper Purchase Price as the result of an inaccurate outstanding principal balance, a check shall be issued to the party shorted by the improper payment application within five (5) Business Days after notice thereof by the other party; and

          (v) Any check issued under the provisions of this Section 8(h) shall be accompanied by a statement indicating the corresponding Seller and/or the Purchaser Mortgage Loan identification number and an explanation of the allocation of any such payments.

          (i) Books and Records. On the Transfer Date, the books, records and accounts of the Seller with respect to the related Mortgage Loans shall be in accordance with all applicable Purchaser requirements.

          (j) Reconciliation. The Seller shall, on or before the Transfer Date, reconcile principal balances and make any monetary adjustments required by the
Purchaser. Any such monetary adjustments will be transferred between the Seller and the Purchaser as appropriate.

          (k) IRS Forms. The Seller shall or shall cause the Interim Servicer to file all IRS forms 1099, 1099A, 1098 or 1041 and K-1 which are required to be filed on or before the Transfer Date in relation to the servicing and ownership of the related Mortgage Loans. The Seller shall provide copies of such forms to the Purchaser upon request and shall reimburse the

                                      -20-

Purchaser for any costs or penalties incurred by the Purchaser due to the
Seller's failure to comply with this paragraph.

          SECTION 9. Representations, Warranties and Covenants; Remedies for
Breach.

          Subsection 9.01. Representations and Warranties Regarding the Seller.

          The Seller represents, warrants and covenants to the Purchaser that as of the date hereof and as of each Closing Date:

          (a) Due Organization and Authority. The Seller is a California duly organized, validly existing and in good standing under the laws of the state of
California and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state wherein it owns or leases any material properties or where a Mortgaged Property is located, if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Seller, and in any event the
Seller is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of the related Mortgage Loan and the servicing of such Mortgage Loan in accordance with the terms of this Agreement and the
Interim Servicing Agreement; the Seller has the full corporate power, authority and legal right to hold, transfer and convey the Mortgage Loans and to execute and deliver this Agreement and to perform its obligations hereunder and thereunder; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the
Seller and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized; this Agreement and all agreements contemplated hereby have been duly executed and delivered and constitute the valid, legal, binding and enforceable obligations of the Seller, regardless of whether such enforcement is sought in a proceeding in equity or at law; and all requisite corporate or other action has been taken by the Seller to make this
Agreement and all agreements contemplated hereby valid and binding upon the
Seller in accordance with their terms;

          (b) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the
Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

          (c) No Conflicts. Neither the execution and delivery of this
Agreement, the acquisition or origination of the Mortgage Loans by the Seller, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby and thereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the
Seller's charter, by-laws or other organizational documents or any legal restriction or any agreement or instrument to which the Seller is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject, or result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or

                                      -21-

impair the ability of the Purchaser to realize on the Mortgage Loans, impair the value of the Mortgage Loans, or impair the ability of the Purchaser to realize the full amount of any insurance benefits accruing pursuant to this Agreement;

          (d) Ability to Service. The Interim Servicer has the facilities, procedures, and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Mortgage Loans. The Interim Servicer is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws, and regulations, if applicable, meets the minimum capital requirements set forth by the OTS, the OCC or the FDIC, and is in good standing to enforce, originate, sell mortgage loans to, and service mortgage loans in each jurisdiction wherein the Mortgaged Properties are located;

          (e) Reasonable Servicing Fee. The Seller acknowledges and agrees that the Servicing Fee, represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Interim
Servicer, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement and the Interim
Servicing Agreement;

          (f) Ability to Perform; Solvency. The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. The Seller is solvent and the sale of the Mortgage Loans will not cause the Seller to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of Seller's creditors;

          (g) No Litigation Pending. There is no action, suit, proceeding or investigation pending or threatened against the Seller, before any court, administrative agency or other tribunal asserting the invalidity of this
Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Seller, or in any material impairment of the right or ability of the Seller to carry on its business substantially as now conducted, or in any material liability on the part of the Seller, or which would draw into question the validity of this
Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Seller contemplated herein, or which would be likely to impair the ability of the Seller to perform under the terms of this Agreement;

          (h) No Consent Required. No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body including HUD, the FHA or the Department of Veterans Affairs is
required for the execution, delivery and performance by the Seller of or compliance by the Seller with this Agreement or the Mortgage Loans, the delivery of a portion of the Mortgage Files to the Custodian or the sale of the Mortgage
Loans or the consummation of the transactions contemplated by this Agreement, or if required, such approval has been obtained prior to the related Closing Date;

          (i) Selection Process. The Mortgage Loans were selected from among the outstanding one- to four-family mortgage loans in the Seller's portfolio at the related Closing Date as to which the representations and warranties set forth in
Subsection 9.02 could be made

                                      -22-

and such selection was not made in a manner so as to affect adversely the interests of the Purchaser;

          (j) Mortgage Loan Package Characteristics. The characteristics of the related Mortgage Loan Package are as set forth on the description of the pool characteristics for the applicable Mortgage Loan Package delivered pursuant to
Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement;

          (k) No Untrue Information. Neither this Agreement nor any information, statement, tape, diskette, report, form, or other document furnished or to be furnished pursuant to this Agreement or any Reconstitution Agreement or in connection with the transactions contemplated hereby (including any
Securitization Transaction or Whole Loan Transfer) contains or will contain any material untrue statement of fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading;

          (l) Financial Statements. The Seller has delivered to the Purchaser financial statements as to its last three (3) complete fiscal years and any later quarter ended more than sixty (60) days prior to the execution of this
Agreement. All such financial statements fairly present the pertinent results of operations and changes in financial position for each of such periods and the financial position at the end of each such period of the Seller and its subsidiaries and have been prepared in accordance with generally accepted accounting principles of the United States consistently applied throughout the periods involved, except as set forth in the notes thereto. In addition, the
Seller has delivered information as to its loan gain and loss experience in respect of foreclosures and its loan delinquency experience for the immediately preceding three-year period, in each case with respect to mortgage loans owned by it and mortgage loans serviced for others during such period, and all such information so delivered shall be true and correct in all material respects.
There has been no change in the business, operations, financial condition, properties or assets of the Seller since the date of the Seller's financial statements that would have an adverse effect on its ability to perform its obligations under this Agreement. The Seller has completed any forms requested by the Purchaser in a timely manner and in accordance with the provided instructions;

          (m) No Brokers. The Seller has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

          (n) Sale Treatment. The Seller has been advised by its independent certified public accountants that under generally accepted accounting principles the transfer of the Mortgage Loans may be treated as a sale on the books and records of the Seller and the Seller has determined that the disposition of the
Mortgage Loans pursuant to this Agreement will be afforded sale treatment for tax and accounting purposes;

          (o) Reasonable Purchase Price. The consideration received by the
Seller upon the sale of the Mortgage Loans under this Agreement constitutes fair consideration and reasonably equivalent value for the Mortgage Loans;

                                      -23-

          (p) Owner of Record. The Seller is the owner of record of each
Mortgage and the indebtedness evidenced by each Mortgage Note, and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage
Files with respect thereto in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan;

          (q) Seller's Origination. The Seller's decision to originate any mortgage loan or to deny any mortgage loan application is an independent decision based upon Seller's underwriting guidelines, and is in no way made as a result of Purchaser's decision to purchase, or not to purchase, or the price
Purchaser may offer to pay for, any such mortgage loan, if originated; and

          (r) Compliance with Anti-Money Laundering Laws. The Seller has complied with all applicable anti-money laundering laws, regulations and executive orders, including without limitation the USA Patriot Act of 2001
(collectively, the "Anti-Money Laundering Laws"); the Seller has established an anti-money laundering compliance program as required by the Anti-Money
Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering
Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws;

          (s) Delivery to the Custodian. The Mortgage Note, the Mortgage, the
Assignment of Mortgage and any other documents required to be delivered with respect to each Mortgage Loan pursuant to the Custodial Agreement shall be delivered to the Custodian all in compliance with the specific requirements of the Custodial Agreement. With respect to each Mortgage Loan, the Seller will be in possession of a complete Mortgage File in compliance with Exhibit A hereto, except for such documents as will be delivered to the Custodian; and

          (t) Credit Reporting. The Seller, for so long as it is the Interim
Servicer for each Mortgage Loan will fully furnish, in accordance with the Fair
Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to
Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis.

          Subsection 9.02. Representations and Warranties of Seller Regarding
Individual Mortgage Loans.

          The Seller hereby represents and warrants to the Purchaser that, as to each Mortgage Loan, as of the related Closing Date for such Mortgage Loan:

          (a) Mortgage Loans as Described. The information set forth in the
Mortgage Loan Schedule is complete, true and correct;

          (b) Payments Current. All payments required to be made up to the
Closing Date under the terms of the Mortgage Note have been made and credited.
As of the Closing Date, no payment required under the Mortgage Loan is thirty
(30) days or more delinquent nor has any payment under the Mortgage Loan been thirty (30) days or more delinquent at any time

                                      -24-

since the origination of the Mortgage Loan. The first Monthly Payment due after the Closing Date shall be made with respect to the Mortgage Loan on its Due Date or during the calendar month in which such Due Date occurs, all in accordance with the terms of the related Mortgage Note;

          (c) No Outstanding Charges. There are no defaults in complying with the terms of the Mortgage securing the Mortgage Loan, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. Except for (A) payments in the nature of escrow payments and (B) interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier to the day which precedes by one month the Due Date of the first installment of principal and interest, including, without limitation, taxes and insurance payments, the Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan;

          (d) Original Terms Unmodified. The terms of the Mortgage Note and
Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the Mortgage Loan
Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the Mortgage Loan Schedule, if applicable. No
Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the Mortgage Loan
Schedule;

          (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage
Note or the Mortgage, or the exercise of any right thereunder, render either the
Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at, or subsequent to, the time the Mortgage Loan was originated;

          (f) Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae Guides or by
Freddie Mac, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement attached hereto as Exhibit B. If required by the
National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance

                                      -25-

Administration in effect, which policy conforms to Fannie Mae and Freddie Mac, as well as all additional requirements set forth in Section 2.10 of the Interim
Servicing Agreement attached hereto as Exhibit B. All individual insurance policies contain a standard mortgagee clause naming the Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid and such policies may not be reduced, terminated or cancelled without thirty (30)
days' prior written notice to the mortgagee. The Mortgage obligates the
Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement. The Seller has not engaged in, and has no knowledge of the Mortgagor's or any servicer's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of such policy, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

          (g) Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity and disclosure laws applicable to the Mortgage Loan including, without limitation, any provisions relating to Prepayment Charges, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the
Seller shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements. This representation is a Deemed Material
Breach Representation;

          (h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged
Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the
Seller waived any default resulting from any action or inaction by the
Mortgagor;

          (i) Location and Type of Mortgaged Property. The Mortgaged Property is
a fee simple property located in the state identified in the Mortgage Loan
Schedule except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the Mortgaged Property may be a leasehold estate and consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit

                                      -26-

in a low-rise condominium project, or an individual unit in a planned unit development and that no residence or dwelling is (i) a mobile home or (ii) a manufactured home, provided, however, that any condominium unit or planned unit development shall not fall within any of the "Ineligible Projects" of part XII,
Section 102 of the Fannie Mae Selling Guide and shall conform with the
Underwriting Guidelines. As of the date of origination, no portion of the
Mortgaged Property was used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged
Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes;

          (j) Valid First and Second Lien. Each Mortgage is a valid and subsisting first lien, with respect to First Lien Loans, or second lien, with respect to Second Lien Loans, of record on a single parcel of real estate constituting the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time, subject in all cases to the exceptions to title set forth in the title insurance policy with respect to the related Mortgage Loan, which exceptions are generally acceptable to prudent mortgage lending companies, and such other exceptions to which similar properties are commonly subject and which do not individually, or in the aggregate, materially and adversely affect the benefits of the security intended to be provided by such Mortgage. In no event shall any Mortgage Loan be in a lien position more junior than a second lien. The lien of the Mortgage is subject only to:

                    (1) with respect to Second Lien Loans, the lien of the first mortgage on the Mortgaged Property;

                    (2) the lien of current real property taxes and assessments not yet due and payable;

                    (3) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (a) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b)
               which do not adversely affect the Appraised Value of the
               Mortgaged Property set forth in such appraisal; and

                    (4) other matters to which like properties are commonly
               subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged
               Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and

                                      -27-

perfected (A) first lien and first priority security interest with respect to each First Lien Loan, or (B) second lien and second priority security interest with respect to each Second Lien Loan, in either case, on the property described therein and Seller has full right to sell and assign the same to Purchaser;

          (k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage
and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions relating to Prepayment Charges). All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the
Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any other related agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a
Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination or servicing of the Mortgage Loan. The Seller has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

          (l) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the
Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

          (m) Ownership. The Seller is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the
Mortgage Files or any part thereof with respect thereto not delivered to the
Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. The
Mortgage Loan is not assigned or pledged, and the Seller has good, indefeasible and marketable title thereto, and has full right to transfer and sell the
Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The
Seller intends to relinquish all rights to possess, control and monitor the
Mortgage Loan. After the Closing Date, the Seller will have no right to modify or alter the terms of the sale of the Mortgage Loan and the Seller will have no obligation or right to repurchase the Mortgage Loan or substitute another
Mortgage Loan, except as provided in this Agreement;

                                      -28-

          (n) Doing Business. All parties which have had any interest in the
Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state, or
(iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

          (o) CLTV, LTV; FICO Score. No Mortgage Loan that is a Second Lien Loan has a CLTV in excess of 100%. No Mortgage Loan has an LTV greater than 100%. At origination of the Mortgage Loan, the Mortgagor did not have a FICO score of less than 500;

          (p) Title Insurance. Each (i) First Lien Mortgage Loan and (ii) Second
Lien Mortgage Loan with a principal balance in excess of $100,000 is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or
Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged
Property is located, insuring the Seller, its successors and assigns, as to the first priority lien (with respect to First Lien Loans) or second priority lien
(with respect to Second Lien Loans) of the Mortgage in the original principal amount of the Mortgage Loan, subject only to the exceptions contained in clauses
(1) and (2) of paragraph (j) of this Subsection 9.02, and in the case of
Adjustable Rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Each
Second Lien Mortgage Loan is insured under a title insurance policy or a title search consistent with Seller's business practices. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. The Seller, its successor and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the
Seller;

          (q) No Defaults. There is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Seller nor any of its affiliates nor any of their respective predecessors, have waived any default,

                                      -29-

breach, violation or event which would permit acceleration. With respect to each
Second Lien Loan, (i) the prior mortgage is in full force and effect, (ii) there is no default, breach, violation or event of acceleration existing under such prior mortgage or the related mortgage note, (iii) no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder, and either (A) the prior mortgage contains a provision which allows or (B) applicable law requires, the mortgagee under the Second Lien Loan to receive notice of, and affords such mortgagee an opportunity to cure any default by payment in full or otherwise under the prior mortgage;

          (r) No Mechanics' Liens. There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

          (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay
wholly within the boundaries and building restriction lines of the Mortgaged
Property, and no improvements on adjoining properties encroach upon the
Mortgaged Property. The Mortgaged Property and all improvements located on or being part of the Mortgaged Property are in compliance with all applicable zoning and building laws, ordinances and regulations;

          (t) Origination; Payment Terms. Either (a) the Mortgage Loan was
originated by a mortgagee approved by the Secretary of Housing and Urban
Development pursuant to Sections 203 and 211 of the National Housing Act, a
savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority, or (b) the following requirements have been met with respect to the Mortgage Loan: the Seller meets the requirements set forth in clause (a), and (i) such Mortgage Loan was underwritten in accordance with standards established by the Seller, using application forms and related credit documents approved by the Seller, (ii) the Seller approved each application and the related credit documents before a commitment by the correspondent was issued, and no such commitment was issued until the Seller agreed to fund such
Mortgage Loan, (iii) the closing documents for such Mortgage Loan were prepared on forms approved by the Seller, and (iv) such Mortgage Loan was actually funded by the Seller and was purchased by the Seller at closing or soon thereafter. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No Mortgage Loan contains terms or provisions which would result in negative amortization. Principal payments on the Mortgage Loan commenced no more than sixty (60) days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate as well as, with respect to Adjustable Rate Mortgage Loans, the Lifetime Rate Cap,
the Periodic Rate Floor and the Periodic Rate Cap are as set forth on Exhibit B to each related Assignment and Conveyance Agreement. The Mortgage Interest Rate
is adjusted, with respect to Adjustable Rate Mortgage Loans, on each Interest
Rate Adjustment Date to equal the Index plus the Gross Margin (rounded up or down to the nearest 0.125%), subject to the Periodic Rate Cap. The Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change

                                      -30-

due to the adjustments to the Mortgage Interest Rate on each Interest Rate
Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date (unless the
Mortgage Loan is identified on the Mortgage Loan Schedule as a Balloon Mortgage
Loan), over an original term of not more than thirty (30) years from commencement of amortization. Unless otherwise specified on the description of pool characteristics for the applicable Mortgage Loan Package delivered pursuant to Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement, the Mortgage Loan is payable on the first day of each month. There are no Convertible Mortgage Loans which contain a provision allowing the Mortgagor to convert the Mortgage Note from an adjustable interest rate Mortgage Note to a fixed interest rate Mortgage Note.
The Due Date of the first payment under the Mortgage Note is no more than 60
(sixty) days from the date of the Mortgage Note;

          (u) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a
Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the
Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

          (v) Conformance with Agency and Underwriting Guidelines. The Mortgage
Loan was underwritten in accordance with the Underwriting Guidelines (a copy of which is attached to the related Assignment and Conveyance Agreement as Exhibit
C). The Mortgage Note and Mortgage are on forms acceptable to Freddie Mac or
Fannie Mae and no representations have been made to a Mortgagor that are inconsistent with the mortgage instruments used;

          (w) Occupancy of the Mortgaged Property. As of the Closing Date the
Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. The Seller has not received notification from any
Governmental Authority that the Mortgaged Property is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be. The Seller has not received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate. The Mortgagor represented at the time of origination of the
Mortgage Loan that the Mortgaged Property was occupied;

                                      -31-

          (x) No Additional Collateral. The Mortgage Note is not and has not
been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (j) above;

          (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the
Mortgage (or in the case of a substitution of trustee, is named in a properly recorded substitution of trustee), and no fees or expenses are or will become payable by the Purchaser, the Custodian or the Interim Servicer to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

          (z) Acceptable Investment. There are no circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor, the
Mortgage File or the Mortgagor's credit standing that can reasonably be expected to cause private institutional investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan, or cause the
Mortgage Loan to prepay during any period materially faster or slower than the mortgage loans originated by the Seller generally;

          (aa) Delivery of Mortgage Documents. The Mortgage Note, the Mortgage,
the Assignment of Mortgage and any other documents required to be delivered under this Agreement for each Mortgage Loan have been delivered to the
Custodian. The Seller is in possession of a complete, true and accurate Mortgage
File in compliance with Exhibit A hereto, except for such documents the originals of which have been delivered to the Custodian, and the Seller has retained copies thereof;

          (bb) Condominiums/Planned Unit Developments. If the Mortgaged Property
is a condominium unit or a planned unit development, such unit was originated in accordance with the Underwriting Standards;

          (cc) Transfer of Mortgage Loans. Except with respect to MERS
Designated Mortgage Loans, the Assignment of Mortgage with respect to each
Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

          (dd) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the
Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the
Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder, and to the best of the Seller's knowledge, such provision is enforceable;

          (ee) No Balloon Mortgage Loans. The Mortgage Loan is not a Balloon
Mortgage Loan unless specifically listed on the Mortgage Loan Schedule;

          (ff) No Buydown Provisions; No Graduated Payments or Contingent
Interests. The Mortgage Loan does not contain provisions pursuant to which
Monthly Payments are paid or

                                      -32-

partially paid with funds deposited in any separate account established by the
Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The Mortgage Loan is not a graduated payment mortgage loan, and the Mortgage Loan does not have a shared appreciation or other contingent interest feature. The indebtedness evidenced by the Mortgage
Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and the Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor;

          (gg) Consolidation of Future Advances. Any future advances made to the
Mortgagor prior to the applicable Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term.
The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first or second, as applicable, lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence acceptable to Fannie Mae and
Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

          (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. There
is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the
Mortgage Loan or the use for which the premises were intended and each Mortgaged
Property is in good repair. There have not been any condemnation proceedings with respect to the Mortgaged Property and the Seller has no knowledge of any such proceedings in the future;

          (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments.
The origination, servicing and collection practices with respect to the Mortgage
Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper.
With respect to escrow deposits and Escrow Payments (other than with respect to
Second Lien Loans for which the mortgagee under the prior mortgage lien is collecting Escrow Payments), all such payments are in the possession of Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. Either each Mortgage Loan is covered by a paid in full, life of loan, tax service contract or Seller shall pay the cost and expense of Purchaser to purchase such tax service contract, to be netted from the Purchase Price of the related Mortgage Loan. All Escrow
Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related
Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the Mortgage Interest Rate, the same index was

                                      -33-

used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related
Mortgage Note. Any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments have been delivered. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

          (jj) Mortgage Loan Attributes: The Mortgage Loan has the
characteristics set forth on Exhibit B to the related Assignment and Conveyance
Agreement;

          (kk) Other Insurance Policies; No Defense to Coverage. No action, inaction or event has occurred and no state of facts exists or has existed on or prior to the Closing Date that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable primary mortgage insurance policy, hazard insurance policy or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured), irrespective of the cause of such failure of coverage. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or by any officer, director, or employee of the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

          (ll) No Violation of Environmental Laws. The Mortgaged Property is
free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation.
There is no pending action or proceeding directly involving the Mortgaged
Property in which compliance with any environmental law, rule or regulation is an issue; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

          (mm) Servicemembers' Civil Relief Act. The Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers' Civil Relief Act of 1940, as amended, or any similar state statute;

          (nn) Appraisal. The Seller has delivered to the Purchaser an appraisal of the Mortgaged Property signed prior to the approval of the Mortgage application by an appraiser qualified under Fannie Mae and Freddie Mac guidelines who (i) is licensed in the state where the Mortgaged Property is located, (ii) has no interest, direct or indirect, in the Mortgaged Property or in any Loan or the security therefor, and (iii) does not receive compensation that is affected by the approval or disapproval of the Mortgage Loan. The appraisal shall have been made within one hundred and eighty (180) days of the origination of the Mortgage Loan and shall be completed in compliance with the
Uniform Standards of Professional Appraisal Practice, and all applicable Federal and state laws and regulations. If the appraisal was made more than one

                                      -34-

hundred and twenty (120) days before the origination of the Mortgage Loan, the
Seller shall have received and delivered to the Purchaser a recertification of the appraisal;

          (oo) Disclosure Materials. The Mortgagor has, and has executed a statement to the effect that the Mortgagor has, received all disclosure materials required by applicable law and the Seller has complied with all applicable law with respect to the making of the Mortgage Loans. The Seller shall cause the Interim Servicer to maintain such statement in the Mortgage
File;

          (pp) Construction or Rehabilitation of Mortgaged Property. The
Mortgage Loan was not made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged
Property;

          (qq) [Reserved].

          (rr) Qualified Mortgage. The Mortgage Loan is a qualified mortgage under Section 860G(a)(3) of the Code;

          (ss) Fair Credit Reporting Act. The Seller has in its capacity as servicer, for each Mortgage Loan, fully furnished, in accordance with the Fair
Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to
Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis. This representation is a Deemed
Material Breach Representation;

          (tt) Leaseholds. If the Mortgage Loan is secured by a long-term residential lease, (1) the lessor under the lease holds a fee simple interest in the land; (2) the terms of such lease expressly permit the mortgaging of the leasehold estate, the assignment of the lease without the lessor's consent and the acquisition by the holder of the Mortgage of the rights of the lessee upon foreclosure or assignment in lieu of foreclosure or provide the holder of the
Mortgage with substantially similar protections; (3) the terms of such lease do not (a) allow the termination thereof upon the lessee's default without the holder of the Mortgage being entitled to receive written notice of, and opportunity to cure, such default, (b) allow the termination of the lease in the event of damage or destruction as long as the Mortgage is in existence, (c)
prohibit the holder of the Mortgage from being insured (or receiving proceeds of insurance) under the hazard insurance policy or policies relating to the
Mortgaged Property or (d) permit any increase in rent other than pre-established increases set forth in the lease; (4) the original term of such lease is not less than fifteen (15) years; (5) the term of such lease does not terminate earlier than five years after the maturity date of the Mortgage Note; and (6)
the Mortgaged Property is located in a jurisdiction in which the use of leasehold estates in transferring ownership in residential properties is a widely accepted practice;

          (uu) Prepayment Fee. With respect to each Mortgage Loan that has a prepayment fee feature, each such prepayment fee is enforceable and will be enforced by Seller for the benefit of Purchaser, and each prepayment fee is permitted pursuant to federal, state and local law and is only payable with respect to a Mortgage Loan originated prior to October 1, 2002, during the first
5 years of the term of the Mortgage Loan. With respect to Mortgage Loans

                                      -35-

originated on or after October 1, 2002, the duration of the prepayment period shall not exceed three (3) years from the date of the Mortgage Note unless the
Mortgage Loan was modified to reduce the prepayment period to no more than three
(3) years from the date of such Mortgage Note and the Mortgagor was notified in writing of such reduction in prepayment period. With respect to any Mortgage
Loan that contains a provision permitting imposition of a premium upon a prepayment prior to maturity: (i) prior to the Mortgage Loan's origination, the
Mortgagor agreed to such premium in exchange for a monetary benefit, including but not limited to a rate or fee reduction, (ii) prior to the Mortgage Loan's origination, the Mortgagor was offered the option of obtaining a mortgage loan that did not require payment of such a premium and (iii) the prepayment premium is disclosed to the Mortgagor in the loan documents pursuant to applicable state, local and federal law. This representation is a Deemed Material Breach
Representation;

          (vv) Assumability. With respect to each Adjustable Rate Mortgage Loan, the Mortgage Loan Documents provide that after the related first Interest Rate
Adjustment Date, a related Mortgage Loan may only be assumed if the party assuming such Mortgage Loan meets certain credit requirements stated in the
Mortgage Loan Documents;

          (ww) Conversion to Fixed Interest Rate. With respect to Adjustable
Rate Mortgage Loans, the Mortgage Loan is not a Convertible Mortgage Loan;

          (xx) Escrow Analysis. With respect to each Mortgage, the Seller has within the last twelve months (unless such Mortgage was originated within such twelve month period) analyzed the required Escrow Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

          (yy) Predatory Lending Regulations; High Cost Loans. No Mortgage Loan
is a High Cost Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the
Georgia Fair Lending Act. No Mortgage Loan is covered by the Home Ownership and
Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law. This representation is a Deemed Material Breach
Representation;

          (zz) Single Premium Credit Life Insurance Policy. No Mortgagor was
required to purchase any single premium credit insurance policy (e.g., life, mortgage, disability, property, accident, unemployment or health insurance product) or debt cancellation agreement as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single premium credit insurance policy (e.g., life, mortgage, disability, property, accident, unemployment, mortgage or health insurance) in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies or debt cancellation agreements as part of the origination of, or as a condition to closing, such Mortgage Loan. This representation is a Deemed Material Breach Representation;

          (aaa) Regarding the Mortgagor. The Mortgagor is one or more natural persons and/or trustees for an Illinois land trust or a trustee under a "living trust" and such "living trust" is in compliance with Fannie Mae guidelines for such trusts;

                                      -36-

          (bbb) Insurance. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser;

          (ccc) Simple Interest Mortgage Loans. The Mortgage Loan is not a
simple interest Mortgage Loan;

          (ddd) Flood Certification Contract. The Mortgage Loan is covered by a paid in full, life of loan, transferable flood certification contract that has been assigned to the Purchaser;

          (eee) Consent. Either (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File;

          (fff) Origination Date. The date of origination of the Mortgage Loan shall be no earlier than six (6) months prior to the date such Mortgage Loan is first purchased by the Purchaser;

          (ggg) No Exception. The Custodian has not noted any material exceptions on an Exception Report (as defined in the Custodial Agreement) with respect to the Mortgage Loan which would materially adversely affect the
Mortgage Loan or the Purchaser's ownership of the Mortgage Loan, unless consented to by the Purchaser;

          (hhh) Mortgage Submitted for Recordation. The Mortgage either has been or will promptly be submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located;

          (iii) Endorsements. The Mortgage Note has been endorsed by Seller for its own account and not as a fiduciary, trustee, trustor or beneficiary under a trust agreement;

          (jjj) Accuracy of Information. All information provided to the
Purchaser by the Seller with respect to the Mortgage Loan is accurate in all material respects;

          (kkk) Mortgagor Bankruptcy. As of the Closing Date, the Mortgagor has
not (a) filed a bankruptcy petition, (b) become the subject of involuntary bankruptcy proceedings and (c) consented to the filing of a bankruptcy proceeding against it or to a receiver being appointed in respect of the related
Mortgaged Property;

          (lll) No Construction Loans. No Mortgage Loan was made in connection with (a) facilitating the trade-in or exchange of a Mortgaged Property or (b)
the construction or rehabilitation of a Mortgaged Property, unless the Mortgage
Loan is a construction-to-permanent mortgage loan listed on the Mortgage Loan
Schedule which has been fully disbursed, all construction work is complete and a completion certificate has been issued;

          (mmm) No Equity Participation. No document relating to the Mortgage
Loan provides for any contingent or additional interest in the form of participation in the cash flow of

                                      -37-

the Mortgaged Property or a sharing in the appreciation of the value of the
Mortgaged Property. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor;

          (nnn) Proceeds of Mortgage Loan. The proceeds of the Mortgage Loan have not been and shall not be used to satisfy, in whole or in part, any debt owed or owing by the Mortgagor to Seller or any Affiliate or correspondent thereof unless such debt was originated more than twenty-four (24) months prior to the origination of such Mortgage Loan;

          (ooo) No Arbitration. No Mortgage Loan originated on or after July 1,
2004 requires the related Mortgagor to submit to arbitration to resolve any dispute arising out of or relating in any way to the Mortgage Loan transaction.
This representation is a Deemed Material Breach Representation;

          (ppp) Origination Practices/No Steering. No Mortgagor was encouraged or required to select a Mortgage Loan product offered by the Mortgage Loan's originator which is a higher cost product designed for less creditworthy borrowers, unless at the time of the Mortgage Loan's origination, such Mortgagor did not qualify taking into account credit history and debt-to-income ratios for a lower-cost credit product then offered by the Mortgage Loan's originator or any affiliate of the Mortgage Loan's originator. If, at the time of loan application, the Mortgagor may have qualified for a lower-cost credit product then offered by any mortgage lending affiliate of the Mortgage Loan's originator, the Mortgage Loan's originator referred the Mortgagor's application to such affiliate for underwriting consideration. This representation is a
Deemed Material Breach Representation;

          (qqq) Underwriting Methodology. The methodology used in underwriting the extension of credit for each Mortgage Loan employs, in part, objective mathematical principles which relate the Mortgagor's income, assets and liabilities to the proposed payment and such underwriting methodology does not rely on the extent of the Mortgagor's equity in the collateral as the principal determining factor in approving such credit extension. Such underwriting methodology confirmed that at the time of origination (application/approval) the
Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan.
This representation is a Deemed Material Breach Representation;

          (rrr) Points and Fees. No Mortgagor was charged "points and fees"
(whether or not financed) in an amount greater than (i) $1,000 or (ii) 5% of the principal amount of such Mortgage Loan, whichever is greater. For purposes of this representation, "points and fees" (x) include origination, underwriting, broker and finder fees and charges paid to the mortgagee or a third party, and
(y) exclude bona fide discount points, fees paid for actual services rendered in connection with the origination of the Mortgage Loan (such attorneys' fees, notaries fees and fees paid for property appraisals, credit reports, surveys, title examinations and extracts, flood and tax certifications and home inspections), the costs of mortgage insurance or credit-risk price adjustments, the costs of title, hazard and flood insurance policies, state and local transfer taxes or fees, escrow deposits for the future payment of taxes and insurance premiums, and other miscellaneous fees and charges that, in total, do not exceed 0.25% of the principal amount of such Mortgage Loan. This representation is a Deemed Material Breach Representation;

                                      -38-

          (sss) Fees Charges. All fees and charges (including finance charges)
and whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan has been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. This representation is a Deemed Material Breach
Representation; and

          (ttt) Second Lien Mortgage Loans. With respect to each Second Lien
Loan: (1) the related First Lien Loan does not permit negative amortization; (2)
where required or customary in the jurisdiction in which the Mortgaged Property is located, the original lender has filed for record a request for notice of any action by the related senior lienholder, and the Seller has notified such second lienholder in writing of the existence of the Second Lien Loan and requested notification of any action to be taken against the Mortgagor by such senior lienholder; either (a) no consent for the Second Lien Loan is required by the holder of the related First Lien Loan or (b) such consent has been obtained and is contained in the related Mortgage File; (3) to the best of Seller's knowledge, the related First Lien Loan is in full force and effect, and there is no default, lien, breach, violation or event which would permit acceleration existing under such First Lien Loan or Mortgage Note, and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration under such First Lien Loan; (4) the related first lien
Mortgage contains a provision which provides for giving notice of default or breach to the mortgagee under the Mortgage Loan and allows such mortgagee to cure any default under the related first lien Mortgage; and (5) the related
Mortgaged Property was the Mortgagor's principal residence at the time of the origination of such Second Lien Loan. This representation is a Deemed Material
Breach Representation.

          Subsection 9.03. Remedies for Breach of Representations and
Warranties.

          It is understood and agreed that the representations and warranties set forth in Subsections 9.01 and 9.02 shall survive the sale of the Mortgage
Loans to the Purchaser and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or
Assignment of Mortgage or the examination or failure to examine any Mortgage
File. Upon discovery by either the Seller or the Purchaser of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other.

          Within sixty (60) days of the earlier of either discovery by or notice to the Seller of any breach of a representation or warranty which materially and adversely affects the value of the Mortgage Loans or the interest of the
Purchaser therein (or which materially and adversely affects the value of the applicable Mortgage Loan or the interest of the Purchaser therein in the case of a representation and warranty relating to a particular Mortgage Loan), the
Seller shall use its best efforts promptly to cure such breach in all material respects and, if such breach cannot be cured, the Seller shall, at the
Purchaser's option, repurchase such Mortgage Loan at the Repurchase

                                      -39-

Price, together with all expenses incurred by the Purchaser as a result of such repurchase. Notwithstanding the above sentence, (i) within sixty (60) days of the earlier of either discovery by, or notice to, the Seller of any breach of the representation and warranty set forth in clause (rr) of Subsection 9.02, the
Seller shall repurchase such Mortgage Loan at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase and
(ii) any breach of a Deemed Material Breach Representation shall automatically be deemed to materially and adversely affect the value of the Mortgage Loan and the interest of the Purchaser therein. In the event that a breach shall involve any representation or warranty set forth in Subsection 9.01, and (except as provided in the preceding sentence with respect to certain breaches for which no cure is permitted) such breach cannot be cured within sixty (60) days of the earlier of either discovery by or notice to the Seller of such breach, all of the Mortgage Loans shall, at the Purchaser's option, be repurchased by the
Seller at the Repurchase Price, together with all expenses incurred by the
Purchaser as a result of such repurchase. However, if the breach shall involve a representation or warranty set forth in Subsection 9.02 (other than the representations and warranties set forth in clause (rr) of such Subsection or any Deemed Material Brach Representation) and the Seller discovers or receives notice of any such breach within one hundred twenty (120) days of the related
Closing Date, the Seller shall, at the Purchaser's option and provided that the
Seller has a Qualified Substitute Mortgage Loan, rather than repurchase the
Mortgage Loan as provided above, remove such Mortgage Loan (a "Deleted Mortgage
Loan") and substitute in its place a Qualified Substitute Mortgage Loan or
Loans, provided that any such substitution shall be effected not later than one hundred twenty (120) days after the related Closing Date. If the Seller has no
Qualified Substitute Mortgage Loan, it shall repurchase the deficient Mortgage
Loan. Any repurchase of a Mortgage Loan or Loans pursuant to the foregoing provisions of this Subsection 9.03 shall be accomplished by either (a) if the
Interim Servicing Agreement has been entered into and is in effect, deposit in the Custodial Account of the amount of the Repurchase Price for distribution to the Purchaser on the next scheduled Remittance Date, after deducting therefrom any amount received in respect of such repurchased Mortgage Loan or Loans and being held in the Custodial Account for future distribution or (b) if the
Interim Servicing Agreement has not been entered into or is no longer in effect, by direct remittance of the Repurchase Price to the Purchaser or its designee in accordance with the Purchaser's instructions.

          At the time of repurchase or substitution, the Purchaser and the
Seller shall arrange for the reassignment of the Deleted Mortgage Loan to the
Seller and the delivery to the Seller of any documents held by the Custodian relating to the Deleted Mortgage Loan. In the event of a repurchase or substitution, the Seller shall, simultaneously with such reassignment, give written notice to the Purchaser that such repurchase or substitution has taken place, amend the Mortgage Loan Schedule to reflect the withdrawal of the Deleted
Mortgage Loan from this Agreement, and, in the case of substitution, identify a
Qualified Substitute Mortgage Loan and amend the Mortgage Loan Schedule to reflect the addition of such Qualified Substitute Mortgage Loan to this
Agreement. In connection with any such substitution, the Seller shall be deemed to have made as to such Qualified Substitute Mortgage Loan the representations and warranties set forth in this Agreement except that all such representations and warranties set forth in this Agreement shall be deemed made as of the date of such substitution. The Seller shall effect such substitution by delivering to the Custodian or to such other party as the Purchaser may designate in writing for such Qualified Substitute Mortgage Loan the documents required by Subsection
6.03, with the Mortgage Note endorsed as required by Subsection 6.03. No substitution will be made in any calendar month after the Determination Date for such month. The Seller shall cause the Interim Servicer to remit directly to the
Purchaser, or its designee in accordance with the Purchaser's instructions the
Monthly Payment less the Servicing Fee due, if any, on such Qualified Substitute
Mortgage Loan or Loans in the month following the date of

                                      -40-

such substitution. Monthly Payments due with respect to Qualified Substitute
Mortgage Loans in the month of substitution shall be retained by the Seller. For the month of substitution, distributions to the Purchaser shall include the
Monthly Payment due on any Deleted Mortgage Loan in the month of substitution, and the Seller shall thereafter be entitled to retain all amounts subsequently received by the Seller in respect of such Deleted Mortgage Loan.

          For any month in which the Seller substitutes a Qualified Substitute
Mortgage Loan for a Deleted Mortgage Loan, the Seller shall determine the amount
(if any) by which the aggregate principal balance of all Qualified Substitute
Mortgage Loans as of the date of substitution is less than the aggregate Stated
Principal Balance of all Deleted Mortgage Loans (after application of scheduled principal payments due in the month of substitution). The amount of such shortfall shall be distributed by the Seller directly to the Purchaser or its designee in accordance with the Purchaser's instructions within two (2) Business
Days of such substitution.

          In addition to such repurchase or substitution obligation, the Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents and hold such parties harmless against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of the Seller representations and warranties contained in this Agreement or any Reconstitution Agreement. It is understood and agreed that the obligations of the Seller set forth in this Subsection 9.03 to cure, substitute for or repurchase a defective Mortgage Loan and to indemnify the Purchaser and
Successor Servicer as provided in this Subsection 9.03 and Subsection 14.01 constitute the sole remedies of the Purchaser and Successor Servicer respecting a breach of the foregoing representations and warranties. For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the
Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

          Any cause of action against the Seller relating to or arising out of the breach of any representations and warranties made in Subsections 9.01 and
9.02 shall accrue as to any Mortgage Loan upon (i) discovery of such breach by the Purchaser or notice thereof by the Seller to the Purchaser, (ii) failure by the Seller to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Seller by the Purchaser for compliance with this Agreement.

          Subsection 9.04. Repurchase of Mortgage Loans That Prepay in Full.

          If any Mortgage Loan is prepaid within ninety (90) days from and after the related Closing Date, the Seller shall pay to the Purchaser, within three
(3) business days of such prepayment in full, an amount equal to the Premium
Percentage multiplied by the outstanding principal balance of such Mortgage Loan as of the date of such prepayment in full less any prepayment fee actually received by the Purchaser.

                                      -41-

          Subsection 9.05. Repurchase of Mortgage Loans with First Payment
Defaults.

          (a) If the related Mortgagor is delinquent with respect to the
Mortgage Loan's first Monthly Payment after origination of such Mortgage Loan, the Seller, at the Purchaser's option exercised in its sole discretion, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the percentage of par as stated in the related Purchase Price and Terms Agreement
(subject to adjustment as provided therein) multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such Mortgage Loan.

          (b) If the related Mortgagor is delinquent with respect to the
Mortgage Loan's Monthly Payment due in the month in which the related Closing
Date occurs or the Monthly Payment due in the first calendar month following the month in which the related Closing Date occurs, in each case on its due date or during such calendar month, all in accordance with the terms of the related
Mortgage Note, the Seller, at the Purchaser's option exercised in its sole discretion, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the percentage of par as stated in the related Purchase Price and Terms
Agreement (subject to adjustment as provided therein) multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such Mortgage Loan.

          Subsection 9.06. Representations and Warranties Regarding the
Purchaser.

          The Purchaser represents, warrants and covenants to the Seller that as of the date hereof and as of each Closing Date:

          (a) Due Organization and Authority. The Purchaser is a New York
corporation duly organized, validly existing and in good standing under the laws of the state of New York. The Purchaser has the full corporate power, authority and legal right to execute and deliver this Agreement and to perform its obligations hereunder; the execution, delivery and performance of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby have been duly and validly authorized; this Agreement and all agreements contemplated hereby have been duly executed and delivered and constitute the valid, legal, binding and enforceable obligations of the Purchaser, regardless of whether such enforcement is sought in a proceeding in equity or at law; and
all requisite corporate or other action has been taken by the Purchaser to make this Agreement and all agreements contemplated hereby valid and binding upon the
Purchaser in accordance with their terms;

          (b) No Conflicts. Neither the execution and delivery of this
Agreement, the acquisition of the Mortgage Loans by the Purchaser, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the
Purchaser's charter, by-laws or other organizational documents or any legal restriction or

                                      -42-

any agreement or instrument to which the Purchaser is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Purchaser or its property is subject;

          (c) Ability to Perform; Solvency. The Purchaser does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. The Purchaser is solvent and the acquisition of the Mortgage Loans will not cause the Purchaser to become insolvent.

          (d) No Litigation Pending. There is no action, suit, proceeding or investigation pending or, to Purchaser's knowledge threatened against the
Purchaser, before any court, administrative agency or other tribunal asserting the invalidity of this Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which would draw into question the validity of this Agreement or of any action taken or to be taken in connection with the obligations of the Purchaser contemplated herein, or which would be likely to impair the ability of the Purchaser to perform under the terms of this Agreement;

          (e) No Consent Required. No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body is required for the execution, delivery and performance by the
Purchaser of or compliance by the Purchaser with this Agreement or the acquisition of the Mortgage Loans or the consummation of the transactions contemplated by this Agreement, or if required, such approval has been obtained prior to the related Closing Date.

          SECTION 10. Closing.

          The closing for the purchase and sale of each Mortgage Loan Package shall take place on the related Closing Date. At the Purchaser's option, the
Closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

          The closing for the Mortgage Loans to be purchased on each Closing
Date shall be subject to each of the following conditions:

          (a)  at least two Business Days prior to the related Closing Date, the
               Seller shall deliver to the Purchaser, in electronic format acceptable to the Purchaser in its sole discretion, a listing on a loan-level basis of the necessary information to compute the
               Purchase Price of the Mortgage Loans delivered on the Closing
               Date (including accrued interest), and prepare a Mortgage Loan
               Schedule;

          (b)  all of the representations and warranties of the Seller under this Agreement and of the Interim Servicer under the Interim
               Servicing Agreement (with respect to each Mortgage Loan for an interim period, as specified therein) shall be true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of

                                      -43-

               time, would constitute a default under this Agreement or an Event of Default under the Interim Servicing Agreement;

          (c)  the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all closing documents as specified in Section 11 of this Agreement, in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

          (d)  the Seller shall have delivered and released to the Custodian all documents required pursuant to this Agreement; and

          (e)  all other terms and conditions of this Agreement and the related
               Purchase Price and Terms Agreement shall have been complied with.

          Subject to the foregoing conditions, the Purchaser shall pay to the
Seller on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 4 of this Agreement, by wire transfer of immediately available funds to the account designated by the Seller.

          SECTION 11. Closing Documents.

          The Closing Documents for the Mortgage Loans to be purchased on each
Closing Date shall consist of fully executed originals of the following documents:

          1.   this Agreement (to be executed and delivered only for the initial
               Closing Date);

          2.   the Interim Servicing Agreement, dated as of the initial Cut-off
               Date, in the form of Exhibit B hereto (to be executed and
               delivered only for the initial Closing Date);

          3.   with respect to the initial Closing Date, the Custodial
               Agreement, dated as of the initial Cut-off Date;

          4.   the related Mortgage Loan Schedule, segregated by Mortgage Loan
               Package, one copy to be attached hereto, one copy to be attached to the Custodian's counterpart of the Custodial Agreement, and one copy to be attached to the related Assignment and Conveyance as the Mortgage Loan Schedule thereto;

          5.   a Custodian's Certification, as required under the Custodial
               Agreement, in the form of Exhibit G-1 to the Custodial Agreement;

          6.   with respect to the initial Closing Date, a Custodial Account
               Letter Agreement or a Custodial Account Certification, as
               applicable, as required under the Interim Servicing Agreement;

                                      -44-

          7.   with respect to the initial Closing Date, an Escrow Account
               Letter Agreement or an Escrow Account Certification, as
               applicable, as required under the Interim Servicing Agreement;

          8.   with respect to the initial Closing Date, an Officer's
               Certificate, in the form of Exhibit C hereto with respect to each of the Seller and the Interim Servicer, including all attachments hereto; with respect to subsequent Closing Dates, an Officer's
               Certificate upon request of the Purchaser;

          9.   with respect to the initial Closing Date, an Opinion of Counsel of each of the Seller and the Interim Servicer (who may be an employee of the Seller or the Interim Servicer, as applicable), in the form of Exhibit D hereto ("Opinion of Counsel of the
               Seller"); with respect to subsequent Closing Dates, an Opinion of
               Counsel of the Seller upon request of the Purchaser;

          10.  with respect to the initial Closing Date, an Opinion of Counsel of the Custodian (who may be an employee of the Custodian), in the form of an Exhibit to the Custodial Agreement;

          11.  a Security Release Certification, in the form of Exhibit E or F, as applicable, hereto executed by any person, as requested by the
               Purchaser, if any of the Mortgage Loans have at any time been subject to any security interest, pledge or hypothecation for the benefit of such person;

          12.  a certificate or other evidence of merger or change of name, signed or stamped by the applicable regulatory authority, if any of the Mortgage Loans were acquired by the Seller by merger or acquired or originated by the Seller while conducting business under a name other than its present name, if applicable;

          13.  with respect to the initial Closing Date, the Underwriting
               Guidelines to be attached to the related Assignment and
               Conveyance as Exhibit C;

          14.  Assignment and Conveyance Agreement in the form of Exhibit H hereto;

          15.  Exhibit B to the related Assignment and Conveyance Agreement; and

          16.  a MERS Report reflecting the Purchaser as Investor and no Person as Interim Funder for each MERS Designated Mortgage Loan.

          The Seller shall bear the risk of loss of the closing documents until such time as they are received by the Purchaser or its attorneys.

          SECTION 12. Costs.

          The Purchaser shall pay any commissions due its salesmen and the legal fees and expenses of its attorneys and custodial fees. All other costs and expenses incurred in connection with the transfer and delivery of the Mortgage
Loans and the Servicing Rights including

                                      -45-

recording fees, fees for title policy endorsements and continuations, fees for recording Assignments of Mortgage, and the Seller's attorney's fees, shall be paid by the Seller.

          SECTION 13. Cooperation of Seller with a Reconstitution.

          The Seller and the Purchaser agree that with respect to some or all of the Mortgage Loans, after each Closing Date, on one or more dates (each, a
"Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a Reconstitution of some or all of the Mortgage Loans then subject to this
Agreement, without recourse, to:

               a)   Fannie Mae under its Cash Purchase Program or MBS Program
                    (Special Servicing Option) (each, a "Fannie Mae Transfer");
                    or

               b)   Freddie Mac (the "Freddie Mac Transfer"); or

               c)   one or more third party purchasers in one or more Whole Loan
                    Transfers; or

               d)   one or more trusts or other entities to be formed as part of one or more Securitization Transactions.

          The Seller agrees to execute in connection with any Agency Transfer, any and all reasonably acceptable pool purchase contracts, and/or agreements among the Purchaser, the Seller, Fannie Mae or Freddie Mac (as the case may be)
and any servicer in connection with a Whole Loan Transfer, a seller's warranties and servicing agreement or a participation and servicing agreement in form and substance reasonably acceptable to the parties, and in connection with a
Securitization Transaction, a pooling and servicing agreement in form and substance reasonably acceptable to the parties or an Assignment and Recognition
Agreement substantially in the form attached hereto as Exhibit J (collectively, the agreements referred to herein are designated, the "Reconstitution
Agreements"), together with an opinion of counsel with respect to such
Reconstitution Agreements.

          With respect to each Whole Loan Transfer and each Securitization
Transaction entered into by the Purchaser, the Seller agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser; (3) to restate the representations and warranties set forth in this Agreement and the Interim
Servicing Agreement as of the related Reconstitution Date or make the representations and warranties set forth in the related selling/servicing guide of the servicer or issuer, as the case may be, or such representations or warranties as may be required by any Rating Agency or prospective purchaser of the related securities or such Mortgage Loans, in connection with such
Reconstitution. The Seller shall provide to such servicer or issuer, as the case may be, and any other participants or purchasers in such Reconstitution: (i) any and all information and appropriate verification of information which may be reasonably available to the Seller or its affiliates, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request; and (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Seller or the Interim Servicer as are reasonably believed necessary by the Purchaser or any such other participant;
and

                                      -46-

(iii) to execute, deliver and satisfy all conditions set forth in any indemnity agreement required by the Purchaser or any such participant, including, without limitation, an Indemnification and Contribution Agreement in substantially the form attached hereto as Exhibit K. Moreover, the Seller agrees to cooperate with all reasonable requests made by the Purchaser to effect such Reconstitution
Agreements. The Seller shall indemnify the Purchaser, each affiliate of the
Purchaser participating in the Reconstitution and each Person who controls the
Purchaser or such affiliate and their respective present and former directors, officers, employees and agents, and hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that each of them may sustain in any way related to any information provided by or on behalf of the Seller regarding the Seller, the Seller's servicing practices or performance, the Mortgage Loans or the Underwriting Guidelines set forth in any offering document prepared in connection with any Reconstitution. For purposes of the previous sentence, "Purchaser" shall mean the Person then acting as the
Purchaser under this Agreement and any and all Persons who previously were
"Purchasers" under this Agreement.

          In the event the Purchaser has elected to have the Interim Servicer or the Seller hold record title to the Mortgages, prior to the Reconstitution Date, the Interim Servicer or the Seller shall prepare an assignment of mortgage in blank or to the prospective purchaser or trustee, as applicable, from the
Interim Servicer or the Seller, as applicable, acceptable to the prospective purchaser or trustee, as applicable, for each Mortgage Loan that is part of the
Reconstitution and shall pay all preparation and recording costs associated therewith. In connection with the Reconstitution, the Interim Servicer shall execute or shall cause the Seller to execute each Assignment of Mortgage (except with respect to each MERS Designated Mortgage Loan), track such Assignments of
Mortgage to ensure they have been recorded and deliver them as required by the prospective purchaser or trustee, as applicable, upon the Interim Servicer's receipt thereof. Additionally, the Interim Servicer shall prepare and execute or shall cause the Seller to execute, at the direction of the Purchaser, any note endorsement in connection with any and all seller/servicer agreements.

          All Mortgage Loans not sold or transferred pursuant to a
Reconstitution shall remain subject to this Agreement and, if the Interim
Servicing Agreement shall remain in effect with respect to the related Mortgage
Loan Package, shall continue to be serviced in accordance with the terms of this
Agreement and the Interim Servicing Agreement and with respect thereto this
Agreement shall remain in full force and effect.

          SECTION 14. The Seller.

          Subsection 14.01. Additional Indemnification by the Seller; Third
Party Claims.

          (a) The Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents, and hold such parties harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees (including legal fees incurred in connection with the enforcement of the Seller's indemnification obligation under this Section 14.01)
and related costs, judgments, and any other costs, fees and expenses that such

                                      -47-

parties may sustain in any way related to the failure of the Seller to perform its duties and the Interim Servicer to service the Mortgage Loans in strict compliance with the terms of this Agreement or any Reconstitution Agreement entered into pursuant to Section 13 or any breach of any of Seller's representations, warranties and covenants set forth in this Agreement (provided that such costs shall not include any lost profits). For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the
Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

          (b) Promptly after receipt by an indemnified party under this Section
14.01 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 14.01, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party under this Section 14.01, except to the extent that it has been prejudiced in any material respect, or from any liability which it may have, otherwise than under this Section 14.01. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party or parties shall have reasonably concluded that there may be legal defenses available to it or them and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party for expenses incurred by the indemnified party in connection with the defense thereof unless
(i) the indemnified party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with one local counsel, if applicable)), (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party; and except that, if clause (i) or (iii) is applicable, such liability shall be only in respect of the counsel referred to in such clause (i) or (iii).

          Subsection 14.02. Merger or Consolidation of the Seller.

          The Seller will keep in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in

                                      -48-

which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

          Any Person into which the Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the
Seller shall be a party, or any Person succeeding to the business of the Seller, shall be the successor of the Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall have a net worth of at least $30,000,000.

          SECTION 15. Financial Statements.

          The Seller understands that in connection with the Purchaser's marketing of the Mortgage Loans, the Purchaser shall make available to prospective purchasers audited financial statements of the Seller for the most recently completed three (3) fiscal years respecting which such statements are available, as well as a Consolidated Statement of Condition of the Seller at the
end of the last two (2) fiscal years covered by such Consolidated Statement of
Operations. The Seller shall also make available any comparable interim statements to the extent any such statements have been prepared by the Seller
(and are available upon request to members or stockholders of the Seller or the public at large). The Seller, if it has not already done so, agrees to furnish promptly to the Purchaser copies of the statements specified above. The Seller shall also make available information on its servicing performance with respect to loans serviced for others, including delinquency ratios.

          The Seller also agrees to allow reasonable access to a knowledgeable financial or accounting officer for the purpose of answering questions asked by any prospective purchaser regarding recent developments affecting the Seller or the financial statements of the Seller.

          SECTION 16. Mandatory Delivery; Grant of Security Interest.

          The sale and delivery on the related Closing Date of the Mortgage
Loans described on the related Mortgage Loan Schedule is mandatory from and after the date of the execution of the related Purchase Price and Terms
Agreement, it being specifically understood and agreed that each Mortgage Loan is unique and identifiable on the date hereof and that an award of money damages would be insufficient to compensate the Purchaser for the losses and damages incurred by the Purchaser (including damages to prospective purchasers of the
Mortgage Loans) in the event of the Seller's failure to deliver (i) each of the related Mortgage Loans or (ii) one or more Qualified Substitute Mortgage Loans or (iii) one or more Mortgage Loans otherwise acceptable to the Purchaser on or before the related Closing Date. The Seller agrees that it shall hold such
Mortgage Loans in custody for the Purchaser subject to the Purchaser's (i) right to reject any Mortgage Loan (or Qualified Substitute Mortgage Loan) under the terms of this Agreement and to require another Mortgage Loan (or Qualified
Substitute Mortgage Loan) to be substituted therefor, and (ii) obligation to pay the Purchase Price for the Mortgage Loans. All rights and remedies of the
Purchaser under this Agreement are distinct from, and cumulative with, any other rights or remedies under this Agreement or afforded by law or equity and all such rights and remedies may be exercised concurrently, independently or successively.

                                      -49-

          SECTION 17. Notices.

          All demands, notices and communications hereunder shall be in writing and shall be given via email, facsimile transmission or registered or certified mail to the person at the address set forth below:

               (i)  if to the Seller:

                    Master Financial Inc.
                    505 City Parkway #800
                    Orange, California 92868
                    Attention:  Secondary Marketing
                    Fax:  714-456-1198
                    Email:  mjmcquiggan@mfinct.com

               (ii) if to the Purchaser:

                    IXIS Real Estate Capital Inc.
                    9 West 57th Street
                    New York, New York 10019
                    Attention:  Christopher Connelly
                    Fax:  212-891-6288
                    Email:  c.connelly@ixiscm.com

                    with a copy to:

                    IXIS Real Estate Capital Inc.
                    9 West 57th Street
                    New York, New York 10019
                    Attention:  General Counsel
                    Fax:  212-891-1922
                    Email:  albert.zakes@ixiscm.com

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

          SECTION 18. Severability Clause.

          Any part, provision representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the

                                      -50-

invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this
Agreement, the parties shall negotiate, in good-faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

          SECTION 19. Counterparts.

          This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

          SECTION 20. Governing Law Jurisdiction; Consent to Service of Process.

          THIS AGREEMENT SHALL BE DEEMED IN EFFECT WHEN A FULLY EXECUTED
COUNTERPART THEREOF IS RECEIVED BY THE PURCHASER IN THE STATE OF NEW YORK AND
SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF NEW YORK. THIS AGREEMENT SHALL
BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT
TO ITS CHOICE OF LAW RULES AND PRINCIPLES. EACH OF THE PURCHASER AND THE SELLER
IRREVOCABLY (I) SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE
OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE
SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING
RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW,
THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH
COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY
SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY
SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS
TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL
ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER.

          SECTION 21. Intention of the Parties.

          It is the intention of the parties that the Purchaser is purchasing, and the Seller is selling the Mortgage Loans and not a debt instrument of the
Seller or another security. Accordingly, the parties hereto each intend to treat the transaction for Federal income tax purposes as a sale by the Seller, and a purchase by the Purchaser, of the Mortgage Loans. Moreover, the arrangement under which the Mortgage Loans are held shall be consistent with classification of such arrangement as a grantor trust in the event it is not found to represent direct ownership of the Mortgage Loans. The Purchaser shall have the right to review the Mortgage Loans and the related Mortgage Loan Files to determine the characteristics of the Mortgage Loans which shall affect the Federal income tax consequences of owning the Mortgage Loans and the Seller shall cooperate with all reasonable requests made by the Purchaser in the course of such review.

                                      -51-

          SECTION 22. Successors and Assigns; Assignment of Purchase Agreement.

          This Agreement shall bind and inure to the benefit of and be enforceable by the Seller and the Purchaser and the respective permitted successors and assigns of the Seller and the successors and assigns of the
Purchaser. This Agreement shall not be assigned, pledged or hypothecated by the
Seller to a third party without the prior written consent of the Purchaser, which consent may be withheld by the Purchaser in its sole discretion. This
Agreement may be assigned, pledged or hypothecated by the Purchaser in whole or in part, and with respect to one or more of the Mortgage Loans, without the consent of the Seller. There shall be no limitation on the number of assignments or transfers allowable by the Purchaser with respect to the Mortgage Loans and this Agreement. In the event the Purchaser assigns this Agreement, and the assignee assumes any of the Purchaser's obligations hereunder, the Seller acknowledges and agrees to look solely to such assignee, and not to the
Purchaser, for performance of the obligations so assumed and the Purchaser shall be relieved from any liability to the Seller with respect thereto.

          SECTION 23. Waivers.

          No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

          SECTION 24. Exhibits.

          The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

          SECTION 25. General Interpretive Principles.

          For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

          (a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

          (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

          (c) references herein to "Articles," "Sections," "Subsections,"
"Paragraphs," and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

          (d) reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

                                      -52-

          (e) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

          (f) the term "include" or "including" shall mean without limitation by reason of enumeration.

          SECTION 26. Reproduction of Documents.

          This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

          SECTION 27. Further Agreements.

          The Seller and the Purchaser each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this
Agreement.

          SECTION 28. Recordation of Assignments of Mortgage.

          To the extent permitted by applicable law, each of the Assignments of
Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or their comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected at the Seller's expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option.

          SECTION 29. No Solicitation.

          From and after the Closing Date, the Seller agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors on the Seller's behalf, to personally, by telephone or mail (via electronic means or otherwise), solicit the borrower or obligor under any Mortgage Loan for any purpose whatsoever, including to refinance a Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. It is understood and agreed that all rights and benefits relating to the solicitation of any Mortgagors and the attendant rights, title and interest in and to the list of such Mortgagors and data relating to their Mortgages (including insurance renewal dates) shall be transferred to the Purchaser pursuant hereto on the Closing Date and the Seller shall take no action to undermine these rights and benefits. Notwithstanding the foregoing, it is understood and agreed that promotions undertaken by the Seller or any affiliate of the Seller which are directed to the general public at large, including, without limitation, mass mailing based on

                                      -53-

commercially acquired mailing lists, newspaper, radio and television advertisements shall not constitute solicitation under this Section 29.

          SECTION 30. Waiver of Trial by Jury.

          THE SELLER AND THE PURCHASER EACH KNOWINGLY, VOLUNTARILY AND
INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT
IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS
AGREEMENT.

          SECTION 31. Compliance with Regulation AB

          Subsection 31.01. Intent of the Parties; Reasonableness.

          The Purchaser and the Seller acknowledge and agree that the purpose of
Section 31 of this Agreement is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. Although Regulation AB is applicable by its terms only to offerings of asset-backed securities that are registered under the
Securities Act, the Seller acknowledges that investors in privately offered securities may require that the Purchaser or any Depositor provide comparable disclosure in unregistered offerings. References in this Agreement to compliance with Regulation AB include provision of comparable disclosure in private offerings.

          Neither the Purchaser nor any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the
Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder (or the provision in a private offering of disclosure comparable to that required under the Securities Act). The Seller acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Purchaser or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Securitization Transaction, the Seller shall cooperate fully with the Purchaser to deliver to the Purchaser (including any of its assignees or designees) and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Purchaser or any Depositor to permit the Purchaser or such
Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Seller, any Third-Party Originator and the Mortgage
Loans, or the servicing of the Mortgage Loans, reasonably believed by the
Purchaser or any Depositor to be necessary in order to effect such compliance.

          The Purchaser (including any of its assignees or designees) shall cooperate with the Seller by providing timely notice of requests for information under these provisions and by reasonably limiting such requests to information required, in the Purchaser's reasonable judgment, to comply with Regulation AB.

                                      -54-

          Subsection 31.02. Additional Representations and Warranties of the
Seller.

          (a) The Seller shall be deemed to represent to the Purchaser and to any Depositor, as of the date on which information is first provided to the
Purchaser or any Depositor under Subsection 31.03 that, except as disclosed in writing to the Purchaser or such Depositor prior to such date: (i) the Seller is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Seller; (ii) the Interim Servicer has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; (iii) no material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Interim Servicer as servicer has been disclosed or reported by the
Seller; (iv) no material changes to the Interim Servicer's policies or procedures with respect to the servicing function it will perform under the
Interim Servicing Agreement and any Reconstitution Agreement for mortgage loans of a type similar to the Mortgage Loans have occurred during the three-year period immediately preceding the related Securitization Transaction; (v) there are no aspects of the Interim Servicer's financial condition that could have a material adverse effect on the performance by the Interim Servicer of its servicing obligations under the Interim Servicing Agreement or any
Reconstitution Agreement; (vi) there are no material legal or governmental proceedings pending (or known to be contemplated) against the Seller, Interim
Servicer, any Subservicer or any Third-Party Originator; and (vii) there are no affiliations, relationships or transactions relating to the Seller, Interim
Servicer, any Subservicer or any Third-Party Originator with respect to any
Securitization Transaction and any party thereto identified by the related
Depositor of a type described in Item 1119 of Regulation AB.

          (b) If so requested by the Purchaser or any Depositor on any date following the date on which information is first provided to the Purchaser or any Depositor under Subsection 31.03, the Seller shall, within five (5) Business
Days following such request, confirm in writing the accuracy of the representations and warranties set forth in paragraph (a) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

          Subsection 31.03. Information to Be Provided by the Seller.

          In connection with any Securitization Transaction the Seller shall (i)
within five (5) Business Days following request by the Purchaser or any
Depositor, provide to the Purchaser and such Depositor (or, as applicable, cause each Third-Party Originator to provide), in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, the information and materials specified in paragraphs (a) and (b) of this Section, and (ii) as promptly as practicable following notice to or discovery by the Seller, provide to the Purchaser and any Depositor (in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor) the information specified in paragraph (d) of this Section.

          (a) If so requested by the Purchaser or any Depositor, the Seller shall provide such information regarding (i) the Seller, as originator of the
Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified
Correspondent), or (ii) each Third-Party

                                      -55-

Originator, as is requested for the purpose of compliance with Items 1103(a)(1),
1105, 1110, 1117 and 1119 of Regulation AB. Such information shall include, at a minimum:

          (A) the originator's form of organization;

          (B) a description of the originator's origination program and how long the originator has been engaged in originating residential mortgage loans, which description shall include a discussion of the originator's experience in originating mortgage loans of a similar type as the Mortgage Loans;
     information regarding the size and composition of the originator's origination portfolio; and information that may be material, in the good faith judgment of the Purchaser or any Depositor, to an analysis of the performance of the Mortgage Loans, including the originators'
     credit-granting or underwriting criteria for mortgage loans of similar type(s) as the Mortgage Loans and such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with
     Item 1110(b)(2) of Regulation AB;

          (C) a description of any material legal or governmental proceedings pending (or known to be contemplated) against the Seller and each
     Third-Party Originator; and

          (D) a description of any affiliation or relationship between the
     Seller, each Third-Party Originator and any of the following parties to a
     Securitization Transaction, as such parties are identified to the Seller by the Purchaser or any Depositor in writing in advance of such Securitization
     Transaction:

               (1)  the sponsor;

               (2)  the depositor;

               (3)  the issuing entity;

               (4)  any servicer;

               (5)  any trustee;

               (6)  any originator;

               (7)  any significant obligor;

               (8)  any enhancement or support provider; and

               (9)  any other material transaction party.

          (b) If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide)
Static Pool Information with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below)
originated by (i) the Seller, if the Seller is an originator of Mortgage Loans
(including as an acquirer of Mortgage Loans from a Qualified Correspondent), and/or (ii) each Third-Party Originator. Such Static Pool Information shall be prepared by the Seller (or Third-Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(1)-(3)
of Regulation AB. To the extent that there is reasonably available to the Seller
(or Third-Party Originator) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. The content of such Static Pool Information may be in the form customarily provided by the Seller, and need not be customized for the Purchaser or any Depositor. Such Static Pool Information for each

                                      -56-

vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than one hundred thirty-five (135) days prior to the date of the prospectus or other offering document in which the Static Pool Information is to be included or incorporated by reference. The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format reasonably required by the Purchaser or the Depositor, as applicable.

          Promptly following notice or discovery of a material error in Static
Pool Information provided pursuant to the immediately preceding paragraph
(including an omission to include therein information required to be provided pursuant to such paragraph), the Seller shall provide corrected Static Pool
Information to the Purchaser or any Depositor, as applicable, in the same format in which Static Pool Information was previously provided to such party by the
Seller.

          If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), such agreed-upon procedures letters of certified public accountants reasonably acceptable to the
Purchaser or Depositor, as applicable, pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after
January 1, 2006 or, in the case of Static Pool Information with respect to the
Seller's or Third-Party Originator's originations or purchases, to calendar months commencing January 1, 2006, as the Purchaser or such Depositor shall reasonably request. Such letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which may include, by way of example, any Sponsor, any Depositor and any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a
Securitization Transaction. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such
Depositor.

          (c) [Reserved]

          (d) If so requested by the Purchaser or any Depositor for the purpose of satisfying its reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Seller shall (or shall cause each
Third-Party Originator to) (i) notify the Purchaser and any Depositor in writing of (A) any material litigation or governmental proceedings pending against the
Seller or any Third-Party Originator and (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between the Seller or any Third-Party Originator and any of the parties specified in clause (D) of paragraph (a) of this Section (and any other parties identified in writing by the requesting party) with respect to such Securitization
Transaction, and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships.

                                      -57-

          Subsection 31.04. Indemnification; Remedies.

          (a) The Seller shall indemnify the Purchaser, each affiliate of the
Purchaser, the Depositor, and each of the following parties participating in a
Securitization Transaction: each sponsor and issuing entity; each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d)
under the Exchange Act with respect to such Securitization Transaction; each broker dealer acting as underwriter, placement agent or initial purchaser, each
Person who controls any of such parties or the Depositor (within the meaning of
Section 15 of the Securities Act and Section 20 of the Exchange Act); and the
respective present and former directors, officers, employees and agents of each of the foregoing and of the Depositor, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

          (i)(A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, accountants' letter or other material provided in written or electronic form under this Section
     31 by or on behalf of the Seller, or provided under this Section 31 by or on behalf of any Third-Party Originator (collectively, the "Seller
     Information"), or (B) the omission or alleged omission to state in the
     Seller Information a material fact required to be stated in the Seller
     Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;
     provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Seller Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Seller Information or any portion thereof is presented together with or separately from such other information;

          (ii) any failure by the Seller or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 31; or

          (iii) any breach by the Seller of a representation or warranty set forth in Subsection 31.02(a) or in a writing furnished pursuant to
     Subsection 31.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection 31.02(b) to the extent made as of a date subsequent to such closing date.

          In the case of any failure of performance described in clause (a)(ii)
of this Section, the Seller shall promptly reimburse the Purchaser, any
Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order

                                      -58-

to obtain the information, report, certification, accountants' letter or other material not delivered as required by the Seller or any Third-Party Originator.

          (b) (i) Any failure by the Seller or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 31, or any breach by the Seller of a representation or warranty set forth in Subsection 31.02(a) or in a writing furnished pursuant to Subsection 31.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection
31.02(b) to the extent made as of a date subsequent to such closing date, shall immediately and automatically, without notice or grace period, constitute an
Event of Default with respect to the Seller under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Purchaser or
Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Interim Servicer as servicer under the Interim Servicing
Agreement and/or any applicable Reconstitution Agreement without payment
(notwithstanding anything in this Agreement or any applicable Reconstitution
Agreement to the contrary) of any compensation to the Interim Servicer; provided that to the extent that any provision of this Agreement and/or any applicable
Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Interim Servicer as servicer, such provision shall be given effect.

                     [SIGNATURES COMMENCE ON FOLLOWING PAGE]

                                      -59-

          IN WITNESS WHEREOF, the Seller and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

                                        IXIS REAL ESTATE CAPITAL INC.
                                                   (Purchaser)

                                        By: /s/ Anthony Malanga
                                            ------------------------------------
                                        Name: Anthony Malanga
                                        Title: Managing Director

                                        By: /s/ Kathy Lynch
                                            ------------------------------------
                                        Name: Kathy Lynch
                                        Title: Director

                                        MASTER FINANCIAL INC.
                                                  (Seller)

                                        By: /s/ Michael Kim
                                            ------------------------------------
                                        Name: Michael Kim
                                        Title: EVP/CFO

                                      -60-

                                                                       Exhibit A

                                    EXHIBIT A

                         CONTENTS OF EACH MORTGAGE FILE

          With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the
Purchaser and any prospective Purchaser, and which shall be delivered to the
Custodian, or to such other Person as the Purchaser shall designate in writing, pursuant to Section 6 of the Second Amended and Restated Mortgage Loan Purchase
and Warranties Agreement to which this Exhibit is attached (the "Agreement"):

          (a) the original Mortgage Note bearing all intervening endorsements evidencing a complete chain of assignment from the originator to the Seller, endorsed "Pay to the order of _________, without recourse" and signed in the name of the Seller by an authorized officer. To the extent that there is no room on the face of the Mortgage Notes for endorsements, the endorsement may be contained on an allonge, if state law so allows and the Custodian is so advised by the Seller that state law so allows. If the Mortgage Loan was acquired by the
Seller in a merger, the endorsement must be by "Master Financial Inc., successor by merger to [name of predecessor]." If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the endorsement must be by "Master Financial Inc., formerly known as [previous name]";

          (b) the original of any guarantee executed in connection with the
Mortgage Note;

          (c) the original Mortgage with evidence of recording thereon. If in connection with any Mortgage Loan, the Seller cannot deliver or cause to be delivered the original Mortgage with evidence of recording thereon on or prior to the Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, the Seller shall deliver or cause to be delivered to the
Custodian, a photocopy of such Mortgage, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the
Seller stating that such Mortgage has been dispatched to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or (ii) in the case of a
Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage;

          (d) the originals of all assumption, modification, consolidation or extension agreements, if any, with evidence of recording thereon;

          (e) except with respect to each MERS Designated Mortgage Loan, the original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for

                                      A-1

recording. The Assignment of Mortgage must be duly recorded only if recordation is either necessary under applicable law or commonly required by private institutional mortgage investors in the area where the Mortgaged Property is located or on direction of the Purchaser as provided in this Agreement. If the
Assignment of Mortgage is to be recorded, the Mortgage shall be assigned to the
Purchaser. If the Assignment of Mortgage is not to be recorded, the Assignment of Mortgage shall be delivered in blank. If the Mortgage Loan was acquired by the Seller in a merger, the Assignment of Mortgage must be made by "Master
Financial Inc., successor by merger to [name of predecessor]". If the Mortgage
Loan was acquired or originated by the Seller while doing business under another name, the Assignment of Mortgage must be by "Master Financial Inc., formerly known as [previous name]";

          (f) the originals of all intervening assignments of mortgage, evidencing a complete chain of assignment from the originator to the Seller (or
MERS with respect to each MERS Designated Mortgage Loan), with evidence of recording thereon, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of mortgage, the
Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such intervening assignment, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller stating that such intervening assignment of mortgage has been dispatched to the appropriate public recording office for recordation and that such original recorded intervening assignment of mortgage or a copy of such intervening assignment of mortgage certified by the appropriate public recording office to be a true and complete copy of the original recorded intervening assignment of mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or
(ii) in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment;

          (g) The original mortgagee policy of title insurance or, in the event such original title policy is unavailable, a certified true copy of the related policy binder or commitment for title certified to be true and complete by the title insurance company; and

          (h) security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage.

          In the event an Officer's Certificate of the Seller is delivered to the Purchaser because of a delay caused by the public recording office in returning any recorded document, the Seller shall deliver to the Purchaser, within ninety (90) days of the Closing Date, an Officer's Certificate which shall (i) identify the recorded document, (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay caused by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document will be delivered to the Custodian; provided, however, that any recorded document shall in any event be delivered no later than one (1) year from the applicable Closing
Date. An extension of the date specified in (iv) above may be requested from the
Purchaser, which consent shall not be unreasonably withheld.

                                      A-2

                                                                       Exhibit B

                                    EXHIBIT B

                       FORM OF INTERIM SERVICING AGREEMENT

                                      B-1

                                                                       Exhibit C

                                    EXHIBIT C

                          FORM OF OFFICER'S CERTIFICATE

          I, ____________________, hereby certify that I am the duly elected
[Vice] President of ________________[COMPANY], a [state] [federally] chartered institution organized under the laws of the [state of ____________] [United
States] (the "Company"), and further as follows:

          1. Attached hereto as Exhibit 1 is a true, correct and complete copy of the charter of the Company which is in full force and effect on the date hereof and which has been in effect without amendment, waiver, rescission or modification since ___________.

          2. Attached hereto as Exhibit 2 is a true, correct and complete copy of the bylaws of the Company which are in effect on the date hereof and which have been in effect without amendment, waiver, rescission or modification since
___________.

          3. Attached hereto as Exhibit 3 is an original certificate of good standing of the Company issued within ten (10) days of the date hereof, and no event has occurred since the date thereof which would impair such standing.

          4. Attached hereto as Exhibit 4 is a true, correct and complete copy of the corporate resolutions of the Board of Directors of the Company authorizing the Company to execute and deliver [each of [the Second Amended and
Restated Mortgage Loan Purchase and Warranties Agreement, dated as of February
1, 2006, by and between IXIS Real Estate Capital Inc. (the "Purchaser") and the
Company (the "Purchase Agreement"),] [the Amended and Restated Interim Servicing
Agreement, dated as of November 1, 2005, by and between the Company and the
Purchaser (the "Interim Servicing Agreement")] [and to endorse the Mortgage
Notes and execute the Assignments of Mortgages by original [or facsimile]
signature,]] and such resolutions are in effect on the date hereof and have been in effect without amendment, waiver, rescission or modification since
____________.

          5. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the [Purchase
Agreement, the Interim Servicing Agreement] the sale of the mortgage loans or the consummation of the transactions contemplated by the agreements; or (ii) any required consent, approval, authorization or order has been obtained by the
Company.

          6. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of the [Purchase Agreement and the Interim
Servicing Agreement] conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter or by-laws of the Company, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or any statute or order, rule, regulations,

                                      C-1

writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

          7. To the best of my knowledge, there is no action, suit, proceeding or investigation pending or threatened against the Company which, in my judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the [Purchase Agreement and the Interim
Servicing Agreement,] or the mortgage loans or of any action taken or to be taken in connection with the transactions contemplated hereby, or which would be likely to impair materially the ability of the Company to perform under the terms of the [Purchase Agreement and the Interim Servicing Agreement].

          8. Each person listed on Exhibit 5 attached hereto who, as an officer or representative of the Company, signed (a) the Purchase Agreement, (b) the
Interim Servicing Agreement and (c) any other document delivered or on the date hereof in connection with any purchase described in the agreements set forth above was, at the respective times of such signing and delivery, and is now, a duly elected or appointed, qualified and acting officer or representative of the
Company, who holds the office set forth opposite his or her name on Exhibit 5, and the signatures of such persons appearing on such documents are their genuine signatures.

          9. The Company is duly authorized to engage in the transactions described and contemplated in the [Purchase Agreement and the Interim Servicing
Agreement].

                                      C-2

          IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Company.

Dated:                                     By:
      -----------------------                 ----------------------------------
                                                Name:
                                                     ---------------------------
[Seal]                                          Title: [Vice] President

          I, ________________________, an [Assistant] Secretary of
______________[COMPANY], hereby certify that ____________ is the duly elected, qualified and acting [Vice] President of the Company and that the signature appearing above is [her] [his] genuine signature.

          IN WITNESS WHEREOF, I have hereunto signed my name.

Dated:                                     By:
      -----------------------                 ----------------------------------
                                                Name:
                                                     ---------------------------
                                                Title: [Assistant] Secretary

                                      C-3

                                  EXHIBIT 5 to
                         Company's Officer's Certificate

NAME                        TITLE                        SIGNATURE
----                        -----                        ---------

________________________    ________________________     _______________________

________________________    ________________________     _______________________

________________________    ________________________     _______________________

________________________    ________________________     _______________________

________________________    ________________________     _______________________

________________________    ________________________     _______________________

                                      C-4

                                                                       Exhibit D

                                    EXHIBIT D

                    FORM OF OPINION OF COUNSEL TO THE SELLER
                           AND INTERIM SERVICER (DATE)

IXIS Real Estate Capital Inc.
9 West 57th Street, 36th Floor
New York, New York 10019

Dear Sirs:

          You have requested [our] [my] opinion, as [Assistant] General Counsel to Master Financial Inc. (the "Company"), with respect to certain matters in connection with the sale by the Company of the Mortgage Loans pursuant to that certain Second Amended and Restated Mortgage Loan Purchase and Warranties
Agreement by and between the Company and IXIS Real Estate Capital Inc. (the
"Purchaser"), dated as of February 1, 2006 (the "Purchase Agreement") which sale is in the form of whole loans, serviced pursuant to an Amended and Restated
Interim Servicing Agreement, dated as of November 1, 2005 by and between the
Company, as interim servicer (in such capacity, the "Interim Servicer") and the
Purchaser (the "Interim Servicing Agreement" and, collectively with the Purchase
Agreement, the "Agreements"). Capitalized terms not otherwise defined herein have the meanings set forth in the Purchase Agreement and the Interim Servicing
Agreement.

          [We] [I] have examined the following documents:

          1.   the Purchase Agreement;

          2.   the Interim Servicing Agreement;

          3.   the form of Assignment of Mortgage;

          4.   the form of endorsement of the Mortgage Notes; and

          5.   such other documents, records and papers as we have deemed necessary and relevant as a basis for this opinion.

          To the extent [we] [I] have deemed necessary and proper, [we] [I] have relied upon the representations and warranties of the Company and the Interim
Servicer contained in the Purchase Agreement and in the Interim Servicing
Agreement, as applicable. [We] [I] have assumed the authenticity of all documents submitted to [us] [me] as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents.

          Based upon the foregoing, it is [our] [my] opinion that:

     1.   The Company and the Interim Servicer is [type of entity] duly organized, validly existing and in good standing under the laws of the
          [United States] and are

                                      D-1

          qualified to transact business in, and is in good standing under, the laws of [the state of incorporation].

     2.   Each of the Company and the Interim Servicer has the power to engage in the transactions contemplated by the Agreements to which it is a party and all requisite power, authority and legal right to execute and deliver such Agreements and to perform and observe the terms and conditions of such Agreements.

     3.   Each of the Agreements to which it is a party has been duly authorized, executed and delivered by the Company and the Interim
          Servicer, as applicable, and is a legal, valid and binding agreement enforceable in accordance with its respective terms against the
          Company and the Interim Servicer, as applicable, subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance, none of which will materially interfere with the realization of the benefits provided thereunder or with the Purchaser's ownership of the
          Mortgage Loans.

     4.   Each of the Company and the Interim Servicer has been duly authorized to allow any of its officers to execute any and all documents by original signature in order to complete the transactions contemplated by the Agreements to which it is a party by original [or facsimile]
          signature in order to execute the endorsements to the Mortgage Notes and the Assignments of Mortgages, and the original [or facsimile]
          signature of the officer at the Company executing the endorsements to the Mortgage Notes and the Assignments of Mortgages represents the legal and valid signature of said officer of the Company.

     5.   Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company or the Interim Servicer of or compliance by the Company or the Interim Servicer with the Agreements to which it is a party and the sale of the Mortgage Loans by the
          Company or the consummation of the transactions contemplated by the
          Agreements to which each is a party or (ii) any required consent, approval, authorization or order has been obtained by the Company or the Interim Servicer.

     6.   Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of, the Agreements to which it is a party conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter, by-laws or other organizational documents of the Company or the
          Interim Servicer, as applicable, the terms of any indenture or other agreement or instrument to which the Company or the Interim Servicer is a party or by which it is bound or to which it is subject, or violates any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company or the Interim Servicer is subject or by which it is bound.

                                      D-2

     7.   There is no action, suit, proceeding or investigation pending or threatened against the Company or the Interim Servicer which, in [our]
          [my] judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or the
          Interim Servicer or in any material impairment of the right or ability of the Company or the Interim Servicer to carry on its business substantially as now conducted or in any material liability on the part of the Company or the Interim Servicer or which would draw into question the validity of the Agreements to which it is a party or the
          Mortgage Loans or of any action taken or to be taken in connection with the transactions contemplated thereby, or which would be likely to impair the ability of the Company or the Interim Servicer to perform under the terms of the Agreements to which it is a party.

     8.   The sale of each Mortgage Note and Mortgage as and in the manner contemplated by the Agreements is sufficient to fully transfer to the
          Purchaser all right, title and interest of the Company thereto as noteholder and mortgagee.

     9.   The Mortgages have been duly assigned and the Mortgage Notes have been duly endorsed as provided in the Purchase Agreement. The Assignments of Mortgage are in recordable form, except for the insertion of the name of the assignee, and upon the name of the assignee being inserted, are acceptable for recording under the laws of the state where each related Mortgaged Property is located. The endorsement of the Mortgage Notes, the delivery to the Purchaser, or its designee, of the Assignments of Mortgage, and the delivery of the original endorsed
          Mortgage Notes to the Purchaser, or its designee, are sufficient to permit the Purchaser to avail itself of all protection available under applicable law against the claims of any present or future creditors of the Company, and are sufficient to prevent any other sale, transfer, assignment, pledge or hypothecation of the Mortgages and the
          Mortgage Notes by the Company from being enforceable.

          This opinion is given to you for your sole benefit, and no other person or entity is entitled to rely hereon except that the purchaser or purchasers to which you initially and directly resell the Mortgage Loans may rely on this opinion as if it were addressed to them as of its date.

                                        Very truly yours,

                                        ----------------------------------------
                                                        [Name]
                                              [Assistant] General Counsel

                                      D-3

                                                                       Exhibit E

                                    EXHIBIT E

                     FORM OF SECURITY RELEASE CERTIFICATION

                                                      ___________________, _____

________________________
________________________
________________________

Attention: ___________________________
           ___________________________

          Re:  Notice of Sale and Release of Collateral

Dear Sirs:

          This letter serves as notice that ________________________ [COMPANY] a
[type of entity], organized pursuant to the laws of [the state of incorporation]
(the "Company") has committed to sell to IXIS Real Estate Capital Inc. under a
Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement,
dated as of February 1, 2006, certain mortgage loans originated by the Company.
The Company warrants that the mortgage loans to be sold to IXIS Real Estate
Capital Inc. are in addition to and beyond any collateral required to secure advances made by you to the Company.

          The Company acknowledges that the mortgage loans to be sold to IXIS
Real Estate Capital Inc. shall not be used as additional or substitute collateral for advances made by [____________]. IXIS Real Estate Capital Inc.
understands that the balance of the Company's mortgage loan portfolio may be used as collateral or additional collateral for advances made by [___________], and confirms that it has no interest therein.

                                      E-1

          Execution of this letter by [___________] shall constitute a full and complete release of any security interest, claim, or lien which [___________]
may have against the mortgage loans to be sold to IXIS Real Estate Capital Inc.

                                        Very truly yours,

                                        ----------------------------------------

                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------
                                        Date:
                                              ----------------------------------

Acknowledged and approved:

----------------------------------------

By:
    ------------------------------------
Name:
      ----------------------------------
Title:
       ---------------------------------
Date:
      ----------------------------------

                                      E-1

                                                                       Exhibit F

                                    EXHIBIT F

                     FORM OF SECURITY RELEASE CERTIFICATION

                         I. Release of Security Interest

          The financial institution named below hereby relinquishes any and all right, title and interest it may have in all Mortgage Loans to be purchased by
IXIS Real Estate Capital Inc. from the Company named below pursuant to that certain Second Amended and Restated Mortgage Loan Purchase and Warranties
Agreement, dated as of February 1, 2006, and certifies that all notes, mortgages, assignments and other documents in its possession relating to such
Mortgage Loans have been delivered and released to the Company named below or its designees, as of the date and time of the sale of such Mortgage Loans to
IXIS Real Estate Capital Inc.

Name and Address of Financial Institution

        ---------------------------------
                     (Name)

        ---------------------------------
                    (Address)

        By:
           -----------------------------

                                      F-1

                          II. Certification of Release

          The Company named below hereby certifies to IXIS Real Estate Capital
Inc. that, as of the date and time of the sale of the above-mentioned Mortgage
Loans to IXIS Real Estate Capital Inc. the security interests in the Mortgage
Loans released by the above-named financial institution comprise all security interests relating to or affecting any and all such Mortgage Loans. The Company warrants that, as of such time, there are and will be no other security interests affecting any or all of such Mortgage Loans.

                                        ----------------------------------------

                                        By:
                                            ------------------------------------
                                        Title:
                                               ---------------------------------
                                        Date:
                                              ----------------------------------

                                      F-2

                                                                       Exhibit G

                                    EXHIBIT G

                                   [RESERVED]

                                      G-1

                                                                       Exhibit H

                                    EXHIBIT H

                            ASSIGNMENT AND CONVEYANCE

          On this ___ day of __________, ____, ___________________ ("Seller"),
as (i) the Seller under that certain Purchase Price and Terms Agreement, dated as of ___________, _____ (the "PPTA"), (ii) the Seller under that certain Second
Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of February 1, 2006 (the "Purchase Agreement") and (iii) the Seller/Interim
Servicer under that certain Amended and Restated Interim Servicing Agreement, dated as of November 1, 2005 (the "Interim Servicing Agreement" and, together with the PPTA and the Purchase Agreement, the "Agreements") does hereby sell, transfer, assign, set over and convey to IXIS Real Estate Capital Inc.
("Purchaser") as the Purchaser under the Agreements, without recourse, but subject to the terms of the Agreements, all right, title and interest of, in and to the Mortgage Loans listed on the Mortgage Loan Schedule attached hereto as
Exhibit A (the "Mortgage Loans"), together with the Mortgage Files and all rights and obligations arising under the documents contained therein. Each
Mortgage Loan subject to the Agreements was underwritten in accordance with, and conforms to, the Underwriting Guidelines attached hereto as Exhibit C. Pursuant to Section 6 of the Purchase Agreement, the Seller has delivered to the
Custodian the documents for each Mortgage Loan to be purchased as set forth in the Custodial Agreement. The contents of each Servicing File required to be retained by __________________________ ("Interim Servicer") to service the
Mortgage Loans pursuant to the Interim Servicing Agreement and thus not delivered to the Purchaser are and shall be held in trust by the Seller in its capacity as Interim Servicer for the benefit of the Purchaser as the owner thereof. The Interim Servicer's possession of any portion of the Servicing File is at the will of the Purchaser for the sole purpose of facilitating servicing of the related Mortgage Loan pursuant to the Interim Servicing Agreement, and such retention and possession by the Interim Servicer shall be in a custodial capacity only. The ownership of each Mortgage Note, Mortgage, the Servicing
Rights and the contents of the Mortgage File and Servicing File is vested in the
Purchaser and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the
Seller or the Interim Servicer shall immediately vest in the Purchaser and shall be retained and maintained, in trust, by the Seller at the will of the Purchaser in such custodial capacity only.

          The Mortgage Loan Package characteristics of the Mortgage Loans subject hereto are set forth on Exhibit B hereto.

          In accordance with Section 6 of the Purchase Agreement, the Purchaser accepts the Mortgage Loans listed on Exhibit A attached hereto. Notwithstanding the foregoing the Purchaser does not waive any rights or remedies it may have under the Agreements.

          Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.

                            [SIGNATURE PAGE FOLLOWS]

                                      H-1

                                        [SELLER]

                                        By:
                                             -----------------------------------
                                             Name:
                                                  ------------------------------
                                             Title:
                                                   -----------------------------

Accepted and Agreed:

IXIS REAL ESTATE CAPITAL INC.

By:
     -----------------------------------
     Name:
          ------------------------------
     Title:
           -----------------------------

By:
     -----------------------------------
     Name:
          ------------------------------
     Title:
           -----------------------------

                                      H-2

                                    EXHIBIT A
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                               THE MORTGAGE LOANS

                                      H-3

                                    EXHIBIT B
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

             REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE POOL
                 CHARACTERISTICS OF EACH MORTGAGE LOAN PACKAGE

          Pool Characteristics of the Mortgage Loan Package as delivered on the related Closing Date:

          No Mortgage Loan has: (1) an outstanding principal balance less than
$_________; (2) an origination date earlier than _ months prior to the related
Cut-off Date; (3) a CLTV of greater than _____%; (4) a FICO Score of less than
___; or (5) a debt-to-income ratio of more than __%. Each First Lien Loan has a
Mortgage Interest Rate of at least ___% per annum and an outstanding principal balance less than $_________. Each Second Lien Loan has a Mortgage Interest Rate
of at least ______% per annum and an outstanding principal balance less than
$________. Each Adjustable Rate Mortgage Loan has an Index of [_______].

                                      H-4

                                    EXHIBIT C
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                             UNDERWRITING GUIDELINES

                                      H-5

                                    EXHIBIT I

                        SELLER'S UNDERWRITING GUIDELINES

                                      I-1

                                    EXHIBIT J

                  FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

          THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated [____________ __,
20__] ("Agreement"), among IXIS Real Estate Capital Inc. ("Assignor"),
[____________________] ("Assignee") and [SELLER] (the "Company"):

          For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance

          1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the
"Mortgage Loans") and (b) except as described below, that certain Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement (the "Purchase
Agreement"), dated as of February 1, 2006, between the Assignor, as purchaser
(the "Purchaser"), and the Company, as seller, solely insofar as the Purchase
Agreement relates to the Mortgage Loans.

          The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the
Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage
Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser under Section 9.04 of the Purchase Agreement.

Recognition of the Company

          2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the
Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to [__________________] (the
"Trust") created pursuant to a Pooling and Servicing Agreement, dated as of
[______], 200[_] (the "Pooling Agreement"), among the Assignee, the Assignor,
[___________________], as trustee (including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"),
[____________________], as servicer (including its successors in interest and any successor servicer under the Pooling Agreement, the "Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust (including the Trustee and the
Servicer acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder

                                       J-1

insofar as they relate to the Mortgage Loans, and (iv) all references to the
Purchaser, the Custodian or the Bailee under the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust
(including the Trustee and the Servicer acting on the Trust's behalf). Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the
Mortgage Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company

          3. The Company warrants and represents to the Assignor, the
Assignee and the Trust as of the date hereof that:

     (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

     (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the
     Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

     (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

     (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this
     Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

                                       J-2

          4. Pursuant to Section 13 of the Purchase Agreement, the Company
hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that the representations and warranties set forth in Section 9.02 of the Purchase Agreement are true and correct as of the date hereof as if such representations and warranties were made on the date hereof unless otherwise specifically stated in such representations and warranties.

Remedies for Breach of Representations and Warranties

          5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee and the Servicer acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Miscellaneous

          6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

          7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

          8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee and the
Servicer acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

          9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement
(to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the
Purchase Agreement.

          10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

          11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

          12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

                                      J-3

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                        [SELLER]

                                        By:
                                            ------------------------------------
                                        Name:
                                             -----------------------------------
                                        Its:
                                             -----------------------------------

                                        IXIS REAL ESTATE CAPITAL INC.

                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Its:
                                             -----------------------------------

                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Its:
                                             -----------------------------------

                                        [__________________________]

                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Its:
                                             -----------------------------------

                                      J-4

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT

                             MORTGAGE LOAN SCHEDULE

                                       J-5

                                                                       Exhibit K

                                    EXHIBIT K

                        FORM OF INDEMNIFICATION AGREEMENT

          This INDEMNIFICATION AND CONTRIBUTION AGREEMENT ("Agreement"), dated as of [_______], 200_, [among/between] IXIS Real Estate Capital Inc., a New York corporation ("IXIS"), and [_____________], a [_______________] (the "Seller").

          WHEREAS, [________________] (the "Depositor"), is acting as depositor and registrant with respect to the Prospectus, dated [________________], and the
Prospectus Supplement to the Prospectus, [________________] (the "Prospectus
Supplement"), relating to [________________] Certificates (the "Certificates")
to be issued pursuant to a Pooling and Servicing Agreement, dated as of
[________________] (the "P&S"), among the Depositor, as depositor,
[________________], as servicer (the "Servicer"), and [________________], as trustee (the "Trustee");

          WHEREAS, as an inducement to the Depositor to enter into the P&S, and
[____________________] (the "Underwriter[s]") to enter into the Underwriting
Agreement, dated [____________________] (the "Underwriting Agreement") between the Depositor and the Underwriter[s], Seller has agreed to provide for indemnification and contribution on the terms and conditions hereinafter set forth;

          WHEREAS, IXIS purchased from Seller certain of the Mortgage Loans underlying the Certificates (the "Mortgage Loans") from Seller pursuant to a
Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement,
dated as of February 1, 2006 (the "Purchase Agreement"), by and between IXIS and
Seller; and

          WHEREAS, pursuant to Section 13 of the Purchase Agreement, Seller has agreed to indemnify CDC, the Depositor, the Underwriter[s] and their respective affiliates, present and former directors, officers, employees and agents.

          NOW THEREFORE, in consideration of the agreements contained herein, and other valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and IXIS agree as follows:

          1. Indemnification and Contribution.

          (a) Seller [and Initial Servicer] agrees to indemnify and hold harmless IXIS, the Depositor, the Underwriter[s] and their respective affiliates, present and former directors, officers, employees and agents and each person, if any, who controls IXIS, the Depositor, the Underwriter[s] or such affiliate within the meaning of either Section 15 of the Securities Act of
1933, as amended (the "1933 Act"), or Section 20 of the Securities Exchange Act
of 1934, as amended (the "1934 Act"), against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the 1933 Act, the 1934 Act or

                                       K-1

other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based in whole or in part upon (i) any violation of the representation and warranty set forth in Section 2(vii) below or (ii) any untrue statement or alleged untrue statement of a material fact contained in the
Prospectus Supplement, ABS Informational and Computational Material or in the
Free Writing Prospectus or any omission or alleged omission to state in the
Prospectus Supplement, ABS Informational and Computational Material or in the
Free Writing Prospectus a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any such untrue statement or omission or alleged untrue statement or alleged omission made in any amendment of or supplement to the Prospectus Supplement, ABS Informational and Computational
Material or the Free Writing Prospectus and agrees to reimburse IXIS, the
Depositor, the Underwriter[s] or such affiliates and each such officer, director, employee, agent and controlling person promptly upon demand for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that Seller [and Initial Servicer] shall be liable in any such case only to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with the Seller
Information [and Servicer Information]. The foregoing indemnity agreement is in addition to any liability which Seller [and the Initial Servicer] may otherwise have to IXIS, the Depositor, the Underwriter[s] its affiliates or any such director, officer, employee, agent or controlling person of IXIS, the Depositor, the Underwriter[s] or their respective affiliates.

          As used herein:

          "ABS Informational and Computational Material" means any written communication as defined in Item 1101(a) of Regulation AB under the 1933 Act and the 1934 Act, as amended from time to time.

          "Free Writing Prospectus" means any written communication that constitutes a "free writing prospectus," as defined in Rule 405 under the 1933
Act.

          "Regulation AB" means Subpart 229.1100 - Asset Backed Securities
(Regulation AB), 17 C.F.R. Sections 229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed
Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan.
7, 2005)) or by the staff of the Commission, or as may be provided by the
Commission or its staff from time to time.

          "Seller Information" means any information relating to Seller, the
Mortgage Loans and/or the underwriting guidelines[ and/or servicing guidelines]
relating to the Mortgage Loans set forth in the Prospectus Supplement, ABS
Informational and Computational Material or the Free Writing Prospectus [and
static pool information regarding mortgage loans originated or acquired by the
Seller [and included in the Prospectus Supplement, ABS Informational and
Computational Material, the Offering Circular or the Free Writing Prospectus]
[incorporated by reference from the website located at [______________]].

                                       K-2

          ["Servicer Information" means any information relating to Initial
Servicer, the Mortgage Loans and/or the servicing guidelines relating to the
Mortgage Loans set forth in the Prospectus Supplement, ABS Informational and
Computational Material or the Free Writing Prospectus [and static pool information regarding mortgage loans originated or acquired by the Initial
Servicer [and included in the Prospectus Supplement, the Offering Circular, ABS
Informational and Computational Material or the Free Writing Prospectus]
[incorporated by reference from the website located at [______________]].]

          (b) Promptly after receipt by any indemnified party under this Section
1 of notice of any claim or the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 1, notify the indemnifying party in writing of the claim or the commencement of that action; provided, however, that the failure to notify an indemnifying party shall not relieve it from any liability which it may have under this Section 1 except to the extent it has been materially prejudiced by such failure; and provided, further, however, that the failure to notify any indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under this
Section 1.

          If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, except as provided in the following paragraph, the indemnifying party shall not be liable to the indemnified party under this Section 1 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation.

          Any indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless: (i) the employment thereof has been specifically authorized by the indemnifying party in writing; (ii) such indemnified party shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party and in the reasonable judgment of such counsel it is necessary or appropriate for such indemnified party to employ separate counsel;
or (iii) the indemnifying party has failed to assume the defense of such action and employ counsel reasonably satisfactory to the indemnified party, in which case, if such indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party, it being understood, however, the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to local counsel) at any time for all such indemnified parties.

                                       K-3

          Each indemnified party, as a condition of the indemnity agreements contained in this Section 1, shall cooperate with the indemnifying party in the defense of any such action or claim. No indemnifying party shall be liable for any settlement of any such action effected without its written consent (which consent shall not be unreasonably withheld), but if settled with its written consent or if there be a final judgment for the plaintiff in any such action, the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment.

          Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for reasonable fees and expenses of counsel, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than thirty (30)
days after receipt by such indemnifying party of the aforesaid request and (ii)
such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement.

          (c) If the indemnification provided for in this Section 1 is unavailable to an indemnified party, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities, in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, respectively, in connection with the statements or omissions that result in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the indemnified party and indemnifying party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission and any other equitable considerations.

          (d) The indemnity and contribution agreements contained in this
Section 1 and the representations and warranties set forth in Section 2 shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by IXIS, the Depositor, the
Underwriter[s] their respective affiliates, directors, officers, employees or agents or any person controlling IXIS, the Depositor, the Underwriter[s] or any such affiliate and (iii) acceptance of and payment for any of the Offered
Certificates.

          2. Representations and Warranties. Seller [and Initial Servicer]
represents and warrants that:

          (i) Seller [and Initial Servicer] is validly existing and in good standing under the laws of its jurisdiction of formation or incorporation, as applicable, and has full power and authority to own its assets and to transact the business in which it is currently engaged. Seller [and Initial
     Servicer] is duly qualified to do business and is in good standing in each jurisdiction in which the character of the business transacted by it or any properties owned or leased by it requires such qualification and in which the failure so to qualify would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of
     Seller [and Initial Servicer];

                                       K-4

          (ii) Seller [and Initial Servicer] is not required to obtain the consent of any other person or any consent, license, approval or authorization from, or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Agreement;

          (iii) the execution, delivery and performance of this Agreement by
     Seller [and Initial Servicer] will not violate any provision of any existing law or regulation or any order decree of any court applicable to
     Seller [and Initial Servicer] or any provision of the charter or bylaws of
     Seller [and Initial Servicer], or constitute a material breach of any mortgage, indenture, contract or other agreement to which Seller [and
     Initial Servicer] is a party or by which it may be bound;

          (iv) (a) no proceeding of or before any court, tribunal or governmental body is currently pending or, (b) to the knowledge of Seller
     [and Initial Servicer], threatened against Seller [and Initial Servicer] or any of its properties or with respect to this Agreement or the Offered
     Certificates, in either case, which would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of
     Seller [and Initial Servicer];

          (v) Seller [and Initial Servicer] has full power and authority to make, execute, deliver and perform this Agreement and all of the transactions contemplated hereunder, and has taken all necessary corporate action to authorize the execution, delivery and performance of this
     Agreement. When executed and delivered, this Agreement will constitute the legal, valid and binding obligation of each of Seller [and Initial
     Servicer] enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors'
     rights generally, by the availability of equitable remedies, and by limitations of public policy under applicable securities law as to rights of indemnity and contribution thereunder;

          (vi) this Agreement has been duly executed and delivered by Seller
     [and Initial Servicer] ; and

          (vii) the [Seller Information][Servicer Information] satisfies the requirements of the applicable provisions of Regulation AB.

          3. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to Seller [and Initial Servicer], will be mailed, delivered or telegraphed and confirmed [______________________]; or, if sent to IXIS, will be mailed, delivered or telegraphed and confirmed to IXIS
Real Estate Capital Inc., 9 West 57th Street, New York, New York 10019,
Attention: General Counsel.

          4. Miscellaneous. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws provisions thereof. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns and the controlling persons referred to herein, and no other person shall have any right or obligation hereunder. Neither this Agreement nor any term

                                       K-5

hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be considered an original, and all such counterparts shall constitute one and the same instrument. Capitalized terms used but not defined herein shall have the meanings provided in the P&S.

                  [Remainder of Page Intentionally Left Blank]

                                       K-6

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers hereunto duly authorized, this
__th day of [_____________].

                                        IXIS REAL ESTATE CAPITAL INC.

                                        By:
                                            ------------------------------------
                                        Name:
                                        Title:

                                        By:
                                            ------------------------------------
                                        Name:
                                        Title:

                                        [SELLER]

                                        By:
                                            ------------------------------------
                                        Name:
                                        Title:

                                        [INITIAL SERVICER]

                                        By:
                                            ------------------------------------
                                        Name:
                                        Title:

                                       K-7

                                   EXHIBIT JJ

                                MAXIM AGREEMENTS

                                      JJ-1

                                                                  EXECUTION COPY

                      ASSIGNMENT AND RECOGNITION AGREEMENT

          THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated January 30, 2007
("Agreement"), among IXIS Real Estate Capital Inc. ("Assignor"), Morgan Stanley
ABS Capital Inc. ("Assignee") and Maxim Mortgage Corp. (the "Company"):

          For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance

          1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the
"Mortgage Loans") and (b) except as described below, that certain Mortgage Loan
Purchase and Warranties Agreement (the "Purchase Agreement"), dated as of August
1, 2006, between the Assignor, as purchaser (the "Purchaser"), and the Company, as seller, solely insofar as the Purchase Agreement relates to the Mortgage
Loans.

          The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the
Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage
Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser (a) under Subsection 9.04 of the Purchase Agreement or (b) to any
premium recapture (i.e., the excess, if any, of the purchase price percentage over par) in connection with any repurchase pursuant to Subsections 9.03 and
9.05 of the Purchase Agreement.

Recognition of the Company

          2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the
Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to IXIS Real Estate Capital Trust
2007-HE1 (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of January 1, 2007 (the "Pooling Agreement"), among the Assignee, the
Assignor, Deutsche Bank National Trust Company, as trustee (in such capacity, including its successors in interest and any successor trustees under the
Pooling Agreement, the "Trustee"), Wells Fargo Bank, National Association, as
securities administrator (in such capacity, including its successors in interest and any successor securities administrators under the Pooling Agreement, the
"Securities Administrator"), master servicer (in such capacity, including its successors in interest and any successor master servicers under the Pooling
Agreement, the "Master Servicer") and Saxon Mortgage Services, Inc., as servicer
(including its successors in interest and any successor servicer under the
Pooling Agreement, the "Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the
Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans,

                                       1

(iii) the Trust (including the Trustee, Securities Administrator, Master
Servicer and the Servicer acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the
Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the
Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv)
all references to the Purchaser, the Custodian or the Bailee under the Purchase
Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee, Securities Administrator, Master Servicer
and the Servicer acting on the Trust's behalf). Neither the Company nor the
Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage
Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company

          3. The Company warrants and represents to the Assignor, the Assignee and the Trust (including the Trustee, Securities Administrator, Master Servicer
and the Servicer acting on the Trust's behalf) as of the date hereof that:

               (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

               (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the
     Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

               (c) No consent, approval, order or authorization of, or
     declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

                                       2

               (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this
     Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

          4. Pursuant to Section 13 of the Purchase Agreement, the Company
hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust (including the Trustee, Securities Administrator, Master Servicer
and the Servicer acting on the Trust's behalf), that the representations and warranties set forth in Section 9.02 of the Purchase Agreement are true and correct as of the date hereof as if such representations and warranties were made on the date hereof unless otherwise specifically stated in such representations and warranties.

Remedies for Breach of Representations and Warranties

          5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee,
Securities Administrator, Master Servicer and the Servicer acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in
Subsection 9.03 of the Purchase Agreement as if they were set forth herein
(including without limitation the repurchase and indemnity obligations set forth therein); provided, however, that the Assignor specifically reserves and does not assign to the Assignee hereunder any and all right, title and interest in the Premium Percentage, if any, due in connection with the repurchase of a
Mortgage Loan pursuant to Subsections 9.03, 9.04 and 9.05.

Miscellaneous

          6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

          7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

          8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee,
Securities Administrator, Master Servicer and the Servicer acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed
Assignor, Assignee or Company, respectively, hereunder.

          9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement
(to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the
Purchase Agreement.

                                       3

          10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

          11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

          12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

                                       4

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                        MAXIM MORTGAGE CORP.

                                        By: /s/ Andrew Trakszelis
                                            ------------------------------------
                                            Name: Andrew Trakszelis
                                            Its: President

                                        IXIS REAL ESTATE CAPITAL INC.

                                        By: /s/ F. Rene Mendez
                                            ------------------------------------
                                            Name: F. Rene Mendez
                                            Its: Managing Director

                                        By: /s/ Christopher Hayden
                                            ------------------------------------
                                            Name: Christopher Hayden
                                            Its: Managing Director

                                        MORGAN STANLEY ABS CAPITAL I INC.

                                        By: /s/ Valerie Kay
                                            ------------------------------------
                                            Name: Valerie Kay
                                            Its: Vice President

                                       5

               EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT

                             MORTGAGE LOAN SCHEDULE

                                                                  EXECUTION COPY

================================================================================

                 MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT

                                   ----------

                         IXIS REAL ESTATE CAPITAL INC.,

                                    Purchaser

                              MAXIM MORTGAGE CORP.,

                                     Seller

                                   ----------

                           Dated as of August 1, 2006

         Adjustable-Rate and Fixed-Rate, B/C Residential Mortgage Loans

================================================================================

                                                                            Page
                                                                            ----

   Subsection 6.01.    Conveyance of Mortgage Loans; Possession of

SECTION 9.    REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER;
                 REMEDIES FOR BREACH.....................................    20

   Subsection 9.01.    Representations and Warranties Regarding the
                       Seller............................................    20

   Subsection 9.02.    Representations and Warranties Regarding
                       Individual Mortgage Loans.........................    24

   Subsection 9.03.    Remedies for Breach of Representations and
                       Warranties........................................    40

   Subsection 9.04.    Repurchase of Mortgage Loans That Prepay in Full..    42

   Subsection 9.05.    Repurchase of Mortgage Loans with First Payment
                       Defaults..........................................    43

                                       -i-

   Subsection 14.01.   Additional Indemnification by the Seller; Third

SECTION 20.   GOVERNING LAW JURISDICTION; CONSENT TO SERVICE OF PROCESS..    52

                                      -ii-

   Subsection 31.02.   Additional Representations and Warranties of the

                                      -iii-

                                    EXHIBITS

EXHIBIT A   CONTENTS OF EACH MORTGAGE FILE

EXHIBIT B   FORM OF INTERIM SERVICING AGREEMENT

EXHIBIT C   FORM OF OFFICER'S CERTIFICATE

EXHIBIT D   FORM OF OPINION OF COUNSEL TO THE SELLER AND THE INTERIM SERVICER

EXHIBIT E   FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT F   FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT G   [RESERVED]

EXHIBIT H   FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT

EXHIBIT I   SELLER'S UNDERWRITING GUIDELINES

EXHIBIT J   FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

EXHIBIT K   FORM OF INDEMNIFICATION AND CONTRIBUTION AGREEMENT

                                      -iv-

                 MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT

          This MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT (the
"Agreement"), dated as of August 1, 2006, by and between IXIS Real Estate
Capital Inc., a New York corporation, having an office at 9 West 57th Street,
36th Floor, New York, New York 10019 (the "Purchaser"), and Maxim Mortgage
Corp., a Texas corporation, having an office at 1431 Opus Place, Suite 410,
Downers Grove, IL 60515 (the "Seller").

                                   WITNESSETH:

          WHEREAS, the Seller desires to sell, from time to time, to the
Purchaser, and the Purchaser desires to purchase, from time to time, from the
Seller, certain first and second lien, adjustable-rate and fixed-rate B/C residential mortgage loans (the "Mortgage Loans") on a servicing released basis as described herein, and which shall be delivered in pools of whole loans (each, a "Mortgage Loan Package") on various dates as provided herein (each, a "Closing
Date");

          WHEREAS, each Mortgage Loan is secured by a mortgage, deed of trust or other security instrument creating a first or second lien on a residential dwelling located in the jurisdiction indicated on the Mortgage Loan Schedule for the related Mortgage Loan Package;

          WHEREAS, the Purchaser and the Seller wish to prescribe the manner of the conveyance, servicing by the Interim Servicer and control of the Mortgage
Loans; and

          WHEREAS, following its purchase of the Mortgage Loans from the Seller, the Purchaser desires to sell some or all of the Mortgage Loans to one or more purchasers as a whole loan transfer or a public or private, rated or unrated mortgage pass-through transaction;

          NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Seller agree as follows:

          SECTION 1. Definitions.

          For purposes of this Agreement the following capitalized terms shall have the respective meanings set forth below.

          Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located and incorporating the Delinquency Collection Policies and Procedures.

          Act: The National Housing Act, as amended from time to time.

          Adjustable Rate Mortgage Loan: An adjustable rate Mortgage Loan purchased pursuant to this Agreement.

          Affiliate: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person.
For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such
Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and
"controlled" have meanings correlative to the foregoing.

          Agency Transfer: A Fannie Mae Transfer or a Freddie Mac Transfer.

          Agreement: This Mortgage Loan Purchase and Warranties Agreement and
all amendments hereof and supplements hereto.

          ALTA: The American Land Title Association and its successors in interest.

          Appraised Value: (i) With respect to any First Lien Loan, the value of the related Mortgaged Property based upon the appraisal made, if any, for the originator at the time of origination of the Mortgage Loan or the sales price of the Mortgaged Property at such time of origination, whichever is less; provided, however, that in the case of a refinanced Mortgage Loan, such value is based solely upon the appraisal made, if any, at the time of origination of such refinanced Mortgage Loan, and (ii) with respect to any Second Lien Loan, the value, determined pursuant to the Seller's Underwriting Guidelines, of the related Mortgaged Property as of the origination of the Second Lien Loan.

          Assignment and Conveyance Agreement: As defined in Subsection 6.01.

          Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser.

          Balloon Mortgage Loan: Any Mortgage Loan that requires only payments of interest until the stated maturity date of the Mortgage Loan or the Monthly
Payments of principal which (not including the payment due on its stated
maturity date) are based on an amortization schedule that would be insufficient to fully amortize the principal thereof by stated maturity date of the Mortgage
Loan.

          Business Day: Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions, in the State of New York or the state in which the Interim Servicer's servicing operations are located, are authorized or obligated by law or executive order to be closed.

          Closing Date: The date or dates on which the Purchaser from time to time shall purchase and the Seller from time to time shall sell the Mortgage
Loans listed on the related Mortgage Loan Schedule with respect to the related
Mortgage Loan Package.

                                      -2-

          CLTV: As of any date and as to (1) any Second Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the Second Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are senior or equal in priority to the Second Lien Loan and which are secured by the same Mortgaged
Property to (b) the Appraised Value and (2) any First Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the First Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are junior or equal in priority to the First Lien Loan and which are secured by the same Mortgaged
Property to (b) the Appraised Value.

          Code: Internal Revenue Code of 1986, as amended.

          Commission: The United States Securities and Exchange Commission.

          Condemnation Proceeds: All awards or settlements in respect of a
Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

          Convertible Mortgage Loan: Any individual Adjustable Rate Mortgage
Loan purchased pursuant to this Agreement which contains a provision whereby the
Mortgagor is permitted to convert the Adjustable Rate Mortgage Loan to a Fixed
Rate Mortgage Loan in accordance with the terms of the related Mortgage Note.

          Covered Loan: A Mortgage Loan categorized as Covered pursuant to
Appendix E of Standard & Poor's Glossary.

          Credit Files: As defined in Section 5 herein.

          Custodial Account: The separate account or accounts created and maintained pursuant to Section 2.04 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

          Custodial Agreement: The agreement governing the retention of the originals of each Mortgage Note, Mortgage, Assignment of Mortgage and other
Mortgage Loan Documents, to be executed between the Purchaser and the Custodian and to be dated as of the related Cut-Off Date.

          Custodian: The custodian under the Custodial Agreement, or its successor in interest or assigns, or any successor to the Custodian under the
Custodial Agreement, as therein provided. If at any time there is no Custodial
Agreement in effect with respect to a Mortgage Loan, all references to the
Custodian herein and in the Interim Servicing Agreement shall be deemed to refer to the Purchaser (or its designee) with respect to such Mortgage Loan.

          Cut-off Date: The date or dates designated as such on the related
Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

                                      -3-

          Deemed Material Breach Representation: Each representation identified as such in Subsection 9.02.

          Deleted Mortgage Loan: A Mortgage Loan that is repurchased or replaced or to be replaced with a Qualified Substitute Mortgage Loan by the Seller in accordance with the terms of this Agreement.

          Delinquency Collection Policies and Procedures: The delinquency collection policies and procedures of the Seller, a copy of which is attached to the Interim Servicing Agreement.

          Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

          Determination Date: The date specified in the Interim Servicing
Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

          Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

          Eligible Account: Any of (i) an account maintained with a federal or state chartered depository institution or trust company the short-term unsecured debt obligations of which (or, in the case of a depository institution or trust company that is a subsidiary of a holding company, the short-term unsecured debt obligations of such holding company) are rated A-1 by Standard & Poor's or
Prime-1 by Moody's (or a comparable rating if another Rating Agency is specified by the Purchaser by written notice to the Seller) at the time any amounts are held on deposit therein, (ii) an account or accounts the deposits in which are fully insured by the FDIC, or (iii) a trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity.

          Escrow Account: The separate account or accounts created and maintained pursuant to Section 2.06 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

          Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

          Exchange Act. The Securities Exchange Act of 1934, as amended.

          Fannie Mae: The Federal National Mortgage Association and its
successors in interest.

          Fannie Mae Guides: The Fannie Mae Sellers' Guide and the Fannie Mae
Servicers' Guide and all amendments or additions thereto.

                                      -4-

          Fannie Mae Transfer: As defined in Section 13 hereof.

          FDIC: The Federal Deposit Insurance Corporation and its successors in interest.

          FHA: The Federal Housing Administration, an agency within the United
States Department of Housing and Urban Development and its successors in interest and including the Federal Housing Commissioner and the Secretary of
Housing and Urban Development where appropriate under the FHA Regulations.

          First Lien Loan: Any Mortgage Loan secured by a first lien Mortgage on the related Mortgaged Property.

          Fitch: Fitch, Inc. and its successors in interest.

          Fixed Rate Mortgage Loan: A fixed rate mortgage loan purchased pursuant to this Agreement.

          Freddie Mac: The Federal Home Loan Mortgage Corporation and its
successors in interest.

          Freddie Mac Transfer: As defined in Section 13 hereof.

          Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note which amount is added to the Index in accordance with the terms of the related Mortgage Note to determine on each Interest Rate Adjustment Date the Mortgage Interest Rate for
such Mortgage Loan.

          High Cost Loan: A Mortgage Loan (a) covered by the Home Ownership and
Equity Protection Act of 1994 ("HOEPA"), (b) with an "annual percentage rate" or total "points and fees" payable by the related Mortgagor (as each such term is calculated under HOEPA) that exceed the thresholds set forth by HOEPA and its implementing regulations, including 12 C.F.R. Section 226.32(a)(1)(i) and (ii),
(c) classified as a "high cost home," "threshold," "covered," "high risk home,"
"predatory" or similar loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or
(d) a Mortgage Loan categorized as High Cost pursuant to Appendix E of Standard
& Poor's Glossary. For avoidance of doubt, the parties agree that this definition shall apply to any law regardless of whether such law is presently, or in the future becomes, the subject of judicial review or litigation.

          Home Loan: A Mortgage Loan categorized as Home Loan pursuant to
Appendix E of Standard & Poor's Glossary.

          HUD: The Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with regard to FHA Mortgage Insurance. The term "HUD," for purposes of this Agreement, is also deemed to include subdivisions thereof such as the FHA and Government National Mortgage Association.

                                      -5-

          Index: With respect to each Adjustable Rate Mortgage Loan, a rate per annum set forth on Exhibit B to each related Assignment and Conveyance
Agreement.

          Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

          Interest Rate Adjustment Date: With respect to each Adjustable Rate
Mortgage Loan, the date, specified in the related Mortgage Note and the Mortgage
Loan Schedule, on which the Mortgage Interest Rate is adjusted.

          Interim Funder: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS(R) System as the interim funder pursuant to the
MERS Procedures Manual.

          Interim Servicer: Maxim Mortgage Corp., a Texas corporation, and its successors in interest, and any successor interim servicer under the Interim
Servicing Agreement.

          Interim Servicing Agreement: The agreement, attached as Exhibit B hereto, to be entered into by the Purchaser and the Interim Servicer, providing for the Interim Servicer to service the Mortgage Loans for an interim period as specified by the Interim Servicing Agreement.

          Investor: With respect to each MERS Designated Mortgage Loan, the
Person named on the MERS(R) System as the investor pursuant to the MERS
Procedures Manual.

          Lifetime Rate Cap: The provision of each Mortgage Note related to an
Adjustable Rate Mortgage Loan which provides for an absolute maximum Mortgage
Interest Rate thereunder. The Mortgage Interest Rate during the terms of each
Adjustable Rate Mortgage Loan shall not at any time exceed the Mortgage Interest
Rate at the time of origination of such Adjustable Rate Mortgage Loan by more than the amount per annum set forth on the related Mortgage Loan Schedule.

          Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such
Mortgage Loan, trustee's sale, foreclosure sale or otherwise, or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan.

          Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio (expressed as a percentage) of the outstanding principal amount of the
Mortgage Loan as of the Cut-off Date (unless otherwise indicated), to the
Appraised Value of the Mortgaged Property.

          MERS: Mortgage Electronic Registration Systems, Inc., a Delaware
corporation, and its successors and assigns.

          MERS Designated Mortgage Loan: Mortgage Loans for which (a) the Seller has designated or will designate MERS as, and has taken or will take such action as is necessary to cause MERS to be, the mortgagee of record, as nominee for the
Seller, in accordance with

                                      -6-

MERS Procedure Manual and (b) the Seller has designated or will designate the
Purchaser as the Investor on the MERS(R) System.

          MERS Procedure Manual: The MERS Procedures Manual, as it may be
amended, supplemented or otherwise modified from time to time.

          MERS Report: The report from the MERS System listing MERS Designated
Mortgage Loans and other information.

          MERS(R) System: MERS mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.

          Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan.

          Moody's: Moody's Investors Service, Inc. and its successors in interest.

          Mortgage: The mortgage, deed of trust or other instrument securing a
Mortgage Note, which creates a first lien, in the case of a First Lien Loan, or a second lien, in the case of a Second Lien Loan, on the Mortgaged Property.

          Mortgage File: The items pertaining to a particular Mortgage Loan referred to in Exhibit A annexed hereto, and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

          Mortgage Interest Rate: The annual rate of interest borne on a
Mortgage Note with respect to each Mortgage Loan.

          Mortgage Loan: An individual Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the applicable Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal
Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds,
Servicing Rights, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

          Mortgage Loan Documents: The documents required to be delivered to the
Custodian pursuant to Section 6.03 hereof with respect to any Mortgage Loan.

          Mortgage Loan Package: Each pool of Mortgage Loans, which shall be purchased by the Purchaser from the Seller from time to time on each Closing
Date.

          Mortgage Loan Schedule: The schedule of Mortgage Loans setting forth the following information with respect to each Mortgage Loan in the related
Mortgage Loan Package: (1) the Seller's Mortgage Loan identifying number; (2)
the Mortgagor's name; (3) the street address of the Mortgaged Property including the city, state and zip code; (4) a code indicating whether the Mortgaged
Property is owner-occupied, a second home or investment property; (5) the number and type of residential units constituting the Mortgaged Property (i.e., a

                                      -7-

single family residence, a 2-4 family residence, a unit in a condominium project or a unit in a planned unit development, manufactured housing); (6) the Mortgage
Loan origination date; (7) the original months to maturity or the remaining months to maturity from the related Cut-off Date, in any case based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule; (8) the Loan-to-Value
Ratio at origination; (9) with respect to First Lien Loans, the LTV and with respect to Second Lien Loans, the CLTV; (10) the Mortgage Interest Rate as of
the related Cut-off Date; (11) the date on which the Monthly Payment was due on the Mortgage Loan and, if such date is not consistent with the Due Date currently in effect, such Due Date; (12) the stated maturity date; (13) the amount of the Monthly Payment as of the related Cut-off Date; (14) the last payment date as of which a payment was actually applied to the outstanding principal balance; (15) the original principal amount of the Mortgage Loan; (16)
the principal balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due and collected on or before the Cut-off Date; (17) the Interest Rate Adjustment Date; (18) the
Gross Margin; (19) the Lifetime Rate Cap under the terms of the Mortgage Note;
(20) a code indicating the type of Index; (21) the Mortgage Interest Rate as of origination; (22) the type of Mortgage Loan (i.e., fixed-rate, adjustable-rate,
First Lien, Second Lien); (23) a code indicating the purpose of the loan (i.e., purchase, rate and term refinance, equity take-out refinance); (24) a code indicating the documentation style (i.e., full or stated income); (25) the loan credit classification (as described in the Underwriting Guidelines); (26) the applicable Cut-off Date; (27) the applicable Closing Date; (28) a code indicating whether the Mortgage Loan is a Home Loan; (29) the credit risk score
(FICO score); (30) with respect to the related Mortgagor, the debt-to-income ratio; (31) with respect to Second Lien Loans, the outstanding principal balance of the superior lien; (32) the Appraised Value of the Mortgaged Property; (33)
the sale price of the Mortgaged Property if the Mortgage Loan was originated in connection with the purchase of the Mortgaged Property; (34) the Periodic Rate
Cap under the terms of the Mortgage Note; (35) the Periodic Rate Floor under the terms of the Mortgage Note; (36) whether such Mortgage Loan provides for a prepayment penalty; (37) the prepayment penalty period of such Mortgage Loan, if applicable; (38) a description of the type of prepayment penalty, if applicable;
(39) the MERS Identification Number; (40) whether the Mortgagor represented that the Mortgagor would occupy the Mortgaged Property as its primary residence and
(41) a code indicating if the Mortgage Loan is a Balloon Mortgage Loan. With
respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule shall set forth the following information, as of the related Cut-off Date: (1) the number of Mortgage Loans; (2) the current aggregate outstanding principal balance of the Mortgage Loans; (3) the weighted average Mortgage Interest Rate of the Mortgage Loans; and (4) the weighted average maturity of the Mortgage
Loans.

          Mortgage Note: The note or other evidence of the indebtedness of a
Mortgagor secured by a Mortgage.

          Mortgaged Property: With respect to each Mortgage Loan, the
Mortgagor's real property securing repayment of a related Mortgage Note, consisting of an unsubordinated estate in fee simple or, with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, a leasehold estate, in a single parcel or multiple parcels of real property improved by a residential dwelling as further described in this Agreement.

                                       -8-

          Mortgagor: The obligor on a Mortgage Note.

          OCC: Office of the Comptroller of the Currency and its successors in interest.

          Officer's Certificate: A certificate signed by the Chairman of the
Board or the Vice Chairman of the Board or a President or a Vice President and
by the Treasurer or the Secretary or one of the Assistant Treasurers or
Assistant Secretaries of the Seller, and delivered to the Purchaser as required by this Agreement.

          Opinion of Counsel: A written opinion of counsel, who may be counsel for the Seller, reasonably acceptable to the Purchaser, provided that any
Opinion of Counsel relating to (a) the qualification of any account required to be maintained pursuant to this Agreement as an Eligible Account, (b)
qualification of the Mortgage Loans in a REMIC or (c) compliance with the REMIC
Provisions, must be (unless otherwise stated in such Opinion of Counsel) an opinion of counsel who (i) is in fact independent of the Seller and any servicer of the Mortgage Loans, (ii) does not have any material direct or indirect financial interest in the Seller or any servicer of the Mortgage Loans or in an
Affiliate of either and (iii) is not connected with the Seller or any servicer of the Mortgage Loans as an officer, employee, director or person performing similar functions.

          OTS: Office of Thrift Supervision and its successors in interest.

          Periodic Rate Cap: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may increase on an Interest
Rate Adjustment Date above the Mortgage Interest Rate previously in effect.

          Periodic Rate Floor: With respect to each Adjustable Rate Mortgage
Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may decrease on an Interest
Rate Adjustment Date below the Mortgage Interest Rate previously in effect.

          Person: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

          Preliminary Mortgage Schedule: As defined in Section 3.

          Premium Percentage: With respect to any Mortgage Loan, a percentage equal to the excess of the Purchase Price Percentage over 100%.

          Principal Prepayment: Any payment or other recovery of principal on a
Mortgage Loan which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

                                      -9-

          Purchase Price: The price paid on the related Closing Date by the
Purchaser to the Seller in exchange for the Mortgage Loans purchased on such
Closing Date as calculated in Section 4 of this Agreement.

          Purchase Price and Terms Agreement: Those certain agreements setting forth the general terms and conditions of the transaction consummated herein and identifying the Mortgage Loans to be purchased from time to time hereunder, by and among the Seller, the Purchaser and the Interim Servicer (if applicable).
All of the individual Purchase Price and Terms Agreements shall collectively be referred to as the "Purchase Price and Terms Agreement."

          Purchase Price Percentage: With respect to any Mortgage Loan, an amount equal to the percentage of par as stated in the Purchase Price and Terms
Agreement (subject to adjustment as provided therein) related to such Mortgage
Loan.

          Purchaser: IXIS Real Estate Capital Inc., a New York corporation, and its successors in interest and assigns, or any successor to the Purchaser under this Agreement as herein provided.

          Qualified Correspondent: Any Person from which the Seller purchased
Mortgage Loans, provided that the following conditions are satisfied: (i) such
Mortgage Loans were originated pursuant to an agreement between the Seller and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to the Seller, in accordance with underwriting guidelines designated by the Seller ("Designated Guidelines") or guidelines that do not vary materially from such Designated Guidelines; (ii) such Mortgage Loans were in fact underwritten as described in clause (i) above and were acquired by the Seller within one hundred eighty (180) days after origination; (iii) either
(x) the Designated Guidelines were, at the time such Mortgage Loans were originated, used by the Seller in origination of mortgage loans of the same type as the Mortgage Loans for the Seller's own account or (y) the Designated
Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Seller on a consistent basis for use by lenders in originating mortgage loans to be purchased by the Seller; and (iv) the Seller employed, at the time such Mortgage Loans were acquired by the Seller, pre-purchase or post-purchase quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time period or through particular channels) designed to ensure that Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the
Seller.

          Qualified Substitute Mortgage Loan: A mortgage loan eligible to be substituted by the Seller for a Deleted Mortgage Loan which must, on the date of such substitution, (i) have an outstanding principal balance, after deduction of all scheduled payments due in the month of substitution (or in the case of a substitution of more than one mortgage loan for a Deleted Mortgage Loan, an aggregate principal balance), not in excess of the outstanding principal balance of the Deleted Mortgage Loan (the amount of any shortfall will be deposited in the Custodial Account by the Seller in the month of substitution); (ii) have a
Mortgage Interest Rate not less than and not more than 1% greater than the
Mortgage Interest Rate of the Deleted Mortgage Loan; (iii) have a remaining term to maturity not greater than and not more than one (1) year less than that of the Deleted Mortgage Loan; (iv) be of the same type as the Deleted

                                      -10-

Mortgage Loan (i.e., fixed-rate, adjustable-rate with same Periodic Rate Cap,
Index and lien priority); and (v) comply with each representation and warranty
(respecting individual Mortgage Loans) set forth in Section 9 hereof.

          Rating Agency: Any of Fitch, Moody's or Standard & Poor's, or their respective successors designated by the Purchaser.

          Reconstitution: Any Securitization Transaction or Whole Loan Transfer.

          Reconstitution Agreements: The agreement or agreements entered into by the Seller and/or the Interim Servicer and the Purchaser and/or certain third parties on the Reconstitution Date or Dates with respect to any or all of the
Mortgage Loans sold hereunder, in connection with a Whole Loan Transfer, Agency
Transfer or a Securitization Transaction pursuant to Section 13, including, but not limited to, a seller's warranties and servicing agreement with respect to a
Whole Loan Transfer, and a trust and servicing agreement, pooling and servicing agreement and/or seller/servicer agreements and related custodial/trust agreement and documents with respect to a Securitization Transaction.

          Reconstitution Date: As defined in Section 13.

          Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation
AB), 17 C.F.R. Sections 229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities
Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the
staff of the Commission, or as may be provided by the Commission or its staff from time to time.

          REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

          REMIC Provisions: Provisions of the federal income tax law relating to a REMIC, which appear at Section 860A through 860G of Subchapter M of Chapter 1,
Subtitle A of the Code, and related provisions and regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

          Remittance Date: The date specified in the Interim Servicing Agreement
(with respect to each Mortgage Loan, for an interim period, as specified therein).

          Repurchase Price: With respect to any Mortgage Loan for which a breach of a representation or warranty from the Agreement or the Interim Servicing
Agreement is found, a price equal to the then outstanding principal balance of the Mortgage Loan to be repurchased, plus accrued interest thereon at the
Mortgage Interest Rate from the date to which interest had last been paid through the date of such repurchase, plus the amount of any outstanding advances owed to any servicer, and plus all costs and expenses incurred by the Purchaser or any servicer arising out of or based upon such breach, including without limitation costs and expenses incurred in the enforcement of the Seller's repurchase obligation hereunder.

          RESPA: Real Estate Settlement Procedures Act, as amended from time to time.

                                      -11-

          Second Lien Loan: A Mortgage Loan secured by a second lien Mortgage on the related Mortgaged Property.

          Securities Act: The Securities Act of 1933, as amended.

          Securitization Transaction. Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (2)
an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

          Seller: Maxim Mortgage Corp., a Texas corporation, and its successors in interest.

          Seller Information: As defined in Subsection 31.04(a).

          Servicing Fee: With respect to each Mortgage Loan subject to the
Interim Servicing Agreement, an amount equal to 0.50% per annum computed on the basis of the outstanding principal balance of the related Mortgage Loan. Such fee shall be payable monthly and shall be pro rated for any portion of a month during which the Mortgage Loan is serviced by the Interim Servicer under the
Interim Servicing Agreement. The obligation of the Purchaser to pay the
Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion (including recoveries with respect to interest from Liquidation
Proceeds, to the extent permitted by this Agreement) of such Monthly Payment collected by the Interim Servicer, or as otherwise provided under this
Agreement.

          Servicing File: With respect to each Mortgage Loan, the file retained by the Interim Servicer consisting of originals of all documents in the Mortgage
File which are not delivered to the Purchaser or the Custodian and copies of the
Mortgage Loan Documents.

          Servicing Rights: Any and all of the following: (a) any and all rights to service the Mortgage Loans; (b) any payments to or monies received by the
Interim Servicer for servicing the Mortgage Loans; (c) any late fees, penalties or similar payments with respect to the Mortgage Loans; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of the Interim
Servicer thereunder; (e) Escrow Payments or other similar payments with respect to the Mortgage Loans and any amounts actually collected by the Interim Servicer with respect thereto; (f) all accounts and other rights to payment related to any of the property described in this paragraph; and (g) any and all documents, files, records, servicing files, servicing documents, servicing records, data tapes, computer records, or other information pertaining to the Mortgage Loans or pertaining to the past, present or prospective servicing of the Mortgage
Loans.

          Sponsor: The sponsor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

                                      -12-

          Standard & Poor's: Standard & Poor's Ratings Services, a division of
The McGraw-Hill Companies Inc., and its successors in interest.

          Standard & Poor's Glossary: The Standard & Poor's LEVELS(R) Glossary,
as may be in effect from time to time.

          Stated Principal Balance: As to each Mortgage Loan on any date of determination, (i) the principal balance of such Mortgage Loan at the related
Cut-off Date after giving effect to payments of principal due on or before such date, to the extent actually received, minus (ii) all amounts previously distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal on such Mortgage Loan.

          Static Pool Information: Static pool information as described in Item
1105(a)(1)-(3) and 1105(c) of Regulation AB.

          Successor Servicer: Any servicer of one or more Mortgage Loans designated by the Purchaser as being entitled to the benefits of the indemnifications set forth in Sections 9.03 and 14.01.

          Third-Party Originator: Each Person, other than a Qualified
Correspondent, that originated Mortgage Loans acquired by the Seller.

          Transfer Date: The date on which the Purchaser, or its designee, shall receive the transfer of servicing responsibilities and begin to perform the servicing of the Mortgage Loans with respect to the related Mortgage Loan
Package, and the Interim Servicer shall cease all servicing responsibilities.
Such date shall occur on the day indicated by the Purchaser to the Interim
Servicer in accordance with the Interim Servicing Agreement.

          Underwriting Guidelines: The underwriting guidelines of the Seller, a copy of which is attached hereto as Exhibit I and a then-current copy of which shall be attached as an Exhibit to the related Assignment and Conveyance.

          VA: The Department of Veterans Affairs, an agency of the United States of America, or any successor thereto including the Administrator of Veterans
Affairs.

          Whole Loan Transfer: Any sale or transfer of some or all of the
Mortgage Loans, other than a Securitization Transaction.

          SECTION 2. Agreement to Purchase.

          The Seller agrees to sell from time to time, and the Purchaser agrees to purchase from time to time, Mortgage Loans having an aggregate principal balance on the related Cut-off Date in an amount as set forth in the related
Purchase Price and Terms Agreement, or in such other amount as agreed by the
Purchaser and the Seller as evidenced by the actual aggregate principal balance of the Mortgage Loans accepted by the Purchaser on each Closing Date.

                                      -13-

          SECTION 3. Mortgage Schedules.

          The Seller from time to time shall provide the Purchaser with certain information constituting a preliminary listing of the Mortgage Loans to be purchased on each Closing Date in accordance with the related Purchase Price and
Terms Agreement and this Agreement (each, a "Preliminary Mortgage Schedule").

          The Seller shall deliver the Mortgage Loan Schedule for the Mortgage
Loans to be purchased on a particular Closing Date to the Purchaser at least two
(2) Business Days prior to the related Closing Date. The Mortgage Loan Schedule shall be the related Preliminary Mortgage Schedule with those Mortgage Loans which the Seller has not funded prior to the related Closing Date deleted.

          SECTION 4. Purchase Price.

          The Purchase Price for the Mortgage Loans shall be equal to (a) the
Purchase Price Percentage multiplied by the Cut-off Date Balance, plus (b)
accrued and unpaid interest on such principal balance at the weighted average
Mortgage Interest Rate (net of the Servicing Fee) of those Mortgage Loans from the related Cut-off Date through the day prior to the related Closing Date, inclusive. For purposes hereof, "Cut-off Date Balance" means the aggregate principal balance, as of the related Cut-off Date, of the Mortgage Loans listed on the related Mortgage Loan Schedule, after application of payments of principal due on or before the related Cut-off Date, to the extent such payments were actually received, together with any unscheduled principal payments collected prior to the Cut-off Date; provided, however, that payments of principal and interest paid prior to the Cut-off Date, but to be applied on a due date beyond the related Cut-off Date, shall not be applied to the principal balance as of the related Cut-off Date. If so provided in the related Purchase
Price and Terms Agreement, portions of the Mortgage Loans shall be priced separately. The Purchase Price as so determined shall be paid to the Seller on the related Closing Date by wire transfer of immediately available funds to an account designated by the Seller in writing.

          The Purchaser shall be entitled to (l) all principal paid after the related Cut-off Date, (2) all other recoveries of principal collected on or after the related Cut-off Date, and (3) all payments of interest on the Mortgage
Loans net of applicable Servicing Fees (minus that portion of any such payment which is allocable to the period prior to the related Cut-off Date). The outstanding principal balance of each Mortgage Loan as of the related Cut-off
Date is determined after application of payments of principal due on or before the related Cut-off Date, to the extent actually collected, together with any unscheduled principal prepayments collected prior to the Cut-off Date; provided, however, that payments of principal and interest paid prior to the Cut-off Date, but to be applied on a due date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date. Such prepaid amounts shall be the property of the Purchaser. The Seller shall deposit any such prepaid amounts into the Custodial Account, which account is established for the benefit of the Purchaser for subsequent remittance by the Seller to the
Purchaser.

                                      -14-

          SECTION 5. Examination of Mortgage Files.

          At least seven (7) Business Days prior to the related Closing Date, the Seller shall (i) either (a) deliver to the Purchaser or its designee in escrow, for examination with respect to each Mortgage Loan to be purchased, the related Mortgage File, including a copy of the Assignment of Mortgage (except with respect to each MERS Designated Mortgage Loan), pertaining to each Mortgage
Loan, or (b) make the related Mortgage File available to the Purchaser for examination at such other location as shall otherwise be acceptable to the
Purchaser and (ii) deliver to the Purchaser copies of the credit and servicing files (collectively, the "Credit Files"). Such examination of the Mortgage Files may be made by the Purchaser or its designee at any reasonable time before or after the related Closing Date. If the Purchaser makes such examination prior to the related Closing Date and determines, in its sole discretion, that any
Mortgage Loans are unacceptable to the Purchaser for any reason, such Mortgage
Loans shall be deleted from the related Mortgage Loan Schedule, and may be replaced by a Qualified Substitute Mortgage Loan (or Loans) acceptable to the
Purchaser. The Purchaser may, at its option and without notice to the Seller, purchase some or all of the Mortgage Loans without conducting any partial or complete examination. The fact that the Purchaser or its designee has conducted or has failed to conduct any partial or complete examination of the Mortgage
Files or the Credit Files shall not impair in any way the Purchaser's (or any of its successor's) rights to demand repurchase, substitution or other remedy as provided in this Agreement. In the event that the Seller fails to deliver the
Credit Files with respect to any Mortgage Loan, the Seller shall, upon the request of the Purchaser, repurchase such Mortgage Loan at the price and in the manner specified in Subsection 9.03.

          SECTION 6. Conveyance from Seller to Purchaser.

          Subsection 6.01. Conveyance of Mortgage Loans; Possession of Servicing
Files.

          The Seller, simultaneously with the delivery of the Mortgage Loan
Schedule with respect to the related Mortgage Loan Package to be purchased on each Closing Date, shall execute and deliver an Assignment and Conveyance
Agreement in the form attached hereto as Exhibit H (the "Assignment and
Conveyance Agreement"). The Seller shall cause the Servicing File retained by the Interim Servicer pursuant to this Agreement to be appropriately identified in the Seller's computer system and/or books and records, as appropriate, to clearly reflect the sale of the related Mortgage Loan to the Purchaser. The
Seller shall cause the Interim Servicer to release from its custody the contents of any Servicing File retained by it only in accordance with this Agreement or the Interim Servicing Agreement, except when such release is required in connection with a repurchase of any such Mortgage Loan pursuant to Subsection
9.03.

          Subsection 6.02. Books and Records.

          Record title to each Mortgage as of the related Closing Date shall be in the name of the Seller, the Purchaser or one or more designees of the
Purchaser, as the Purchaser shall select. Notwithstanding the foregoing, each
Mortgage and related Mortgage Note shall be possessed solely by the Purchaser or the appropriate designee of the Purchaser, as the case may be. All rights arising out of the Mortgage Loans including, but not limited to, all funds received by the Seller or the Interim Servicer after the related Cut-off Date on or in connection with a

                                      -15-

Mortgage Loan shall be vested in the Purchaser or one or more designees of the
Purchaser; provided, however, that all funds received on or in connection with a
Mortgage Loan shall be received and held by the Seller or the Interim Servicer in trust for the benefit of the Purchaser or the appropriate designee of the
Purchaser, as the case may be, as the owner of the Mortgage Loans pursuant to the terms of this Agreement.

          The sale of each Mortgage Loan shall be reflected on the Seller's balance sheet and other financial statements as a sale of assets by the Seller.

          The Seller shall or shall cause the Interim Servicer to be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be marked clearly to reflect the ownership of each Mortgage Loan by the Purchaser. In particular, the Seller shall or shall cause the Interim Servicer to maintain in its possession, available for inspection by the Purchaser, and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or Freddie Mac, including but not limited to documentation as to the method used in determining the applicability of the provisions of the National Flood Insurance Act of 1968, as amended, to the Mortgaged Property, documentation evidencing insurance coverage and periodic inspection reports, as required by the Fannie Mae Guides. To the extent that original documents are not required for purposes of realization of Liquidation
Proceeds or Insurance Proceeds, documents maintained by the Seller or the
Interim Servicer may be in the form of microfilm or microfiche so long as the
Seller or the Interim Servicer complies with the requirements of the Fannie Mae
Guides.

          Subsection 6.03. Delivery of Mortgage Loan Documents.

          The Seller shall deliver and release to the Custodian no later than seven (7) Business Days prior to the related Closing Date those Mortgage Loan
Documents set forth on Exhibit A hereto with respect to each Mortgage Loan set forth on the related Mortgage Loan Schedule.

          The Custodian shall certify its receipt of all such Mortgage Loan
Documents required to be delivered pursuant to the Custodial Agreement for the related Closing Date, as evidenced by the Certification and Trust Receipt of the
Custodian in the form annexed to the Custodial Agreement. The Purchaser shall pay all fees and expenses of the Custodian from and after the Closing Date.

          The Seller shall or shall cause the Interim Servicer to forward to the
Custodian, or to such other Person as the Purchaser shall designate in writing, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with this Agreement within two (2) weeks of their execution, provided, however, that the Seller shall provide the Custodian, or to such other Person as the Purchaser shall designate in writing, with a certified true copy of any such document submitted for recordation within two (2) weeks of its execution, and shall promptly provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within ninety (90) days of its submission for recordation.

                                      -16-

          In the event any document required to be delivered to the Custodian pursuant to the previous paragraph, including an original or copy of any document submitted for recordation to the appropriate public recording office, is not so delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, within ninety (90) days following the Closing Date
(other than with respect to the Assignments of Mortgage which shall be delivered to the Custodian in blank and recorded subsequently by the Purchaser or its designee), and in the event that the Seller does not cure such failure within thirty (30) days of discovery or receipt of written notification of such failure from the Purchaser, the related Mortgage Loan shall, upon the request of the
Purchaser, be repurchased by the Seller at the price and in the manner specified in Subsection 9.03. The foregoing repurchase obligation shall not apply in the event that the Seller cannot deliver such original or copy of any document submitted for recordation to the appropriate public recording office within the specified period due to a delay caused by the recording office in the applicable jurisdiction, provided that (i) the Seller shall deliver a recording receipt of such recording office or, if such recording receipt is not available, an officer's certificate of a servicing officer of the Seller, confirming that such documents have been accepted for recording (upon request of the Purchaser and delivery by the Purchaser to the Seller of a schedule of the related Mortgage
Loans, the Seller shall reissue and deliver to the Purchaser or its designee said officer's certificate relating to the related Mortgage Loans), and (ii)
such document is delivered within twelve (12) months of the related Closing
Date.

          The Seller shall pay all initial recording fees, if any, for the assignments of mortgage and any other fees or costs in transferring all original documents to the Custodian or, upon written request of the Purchaser, to the
Purchaser or the Purchaser's designee. The Purchaser or the Purchaser's designee shall be responsible for recording the Assignments of Mortgage and shall be reimbursed by the Seller for the costs associated therewith pursuant to the preceding sentence.

          Subsection 6.04. Quality Control Procedures.

          The Seller shall, or shall cause the Interim Servicer to, have an internal quality control program that verifies in a manner consistent with accepted industry procedures, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program shall include evaluating and monitoring the overall quality of the Seller's loan production and the servicing activities of the
Interim Servicer. The program is to ensure that the Mortgage Loans are originated and serviced in accordance with Accepted Servicing Practices and the
Underwriting Guidelines; guard against dishonest, fraudulent, or negligent acts;
and guard against errors and omissions by officers, employees, or other authorized persons.

          Subsection 6.05. MERS Designated Mortgage Loans.

          With respect to each MERS Designated Mortgage Loan, the Seller shall, on or prior to the related Closing Date, designate the Purchaser as the Investor and the Custodian as custodian, and no Person shall be listed as Interim Funder on the MERS System. In addition, on or prior to the related Closing Date, Seller shall provide the Custodian and the Purchaser with a MERS Report listing the
Purchaser as the Investor, the Custodian as custodian and no Person as Interim
Funder with respect to each MERS Designated Mortgage Loan.

                                      -17-

          SECTION 7. Servicing of the Mortgage Loans.

          The Mortgage Loans have been sold by the Seller to the Purchaser on a servicing released basis. Subject to, and upon the terms and conditions of this
Agreement and the Interim Servicing Agreement (with respect to each Mortgage
Loan, for an interim period, as specified therein), the Seller hereby sells, transfers, assigns, conveys and delivers to the Purchaser the Servicing Rights.

          The Purchaser shall retain the Interim Servicer as contract servicer of the Mortgage Loans for an interim period pursuant to and in accordance with the terms and conditions contained in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).
Except as set forth in the Interim Servicing Agreement, the Interim Servicer
shall service the Mortgage Loans on an "actual/actual" basis and otherwise in strict compliance with the servicing provisions related to the Fannie Mae MBS
Program (Special Servicing Option) of the Fannie Mae Guides (except as otherwise set forth in the Interim Servicing Agreement). The Purchaser and Seller shall cause the Interim Servicer to execute the Interim Servicing Agreement on the initial Closing Date.

          Pursuant to the Interim Servicing Agreement (with respect to each
Mortgage Loan, for an interim period, as specified therein), the Interim
Servicer shall begin servicing the Mortgage Loans on behalf of the Purchaser and shall be entitled to a Servicing Fee with respect to such Mortgage Loans until the applicable Transfer Date. The Interim Servicer shall conduct such servicing in accordance with the Interim Servicing Agreement.

          SECTION 8. Transfer of Servicing.

          On the applicable Transfer Date, the Purchaser, or its designee, shall assume all servicing responsibilities related to, and the Seller shall cause the
Interim Servicer to cease all servicing responsibilities related to, the related
Mortgage Loans subject to such Transfer Date. The Transfer Date shall be the date determined in accordance with Section 6.02 of the Interim Servicing
Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

          On or prior to the applicable Transfer Date, the Seller shall, at its sole cost and expense, take such steps as may be necessary or appropriate to effectuate and evidence the transfer of the servicing of the related Mortgage
Loans to the Purchaser, or its designee, including but not limited to the following:

          (a) Notice to Mortgagors. The Seller shall cause the Interim Servicer to mail to the Mortgagor of each related Mortgage Loan a letter advising such
Mortgagor of the transfer of the servicing of the related Mortgage Loan to the
Purchaser, or its designee, in accordance with the Cranston Gonzales National
Affordable Housing Act of 1990; provided, however, the content and format of the letter shall have the prior approval of the Purchaser. The Seller shall cause the Interim Servicer to provide the Purchaser with copies of all such related notices no later than the Transfer Date.

          (b) Notice to Taxing Authorities and Insurance Companies. The Seller
shall cause the Interim Servicer to transmit to the applicable taxing authorities and insurance

                                      -18-

companies (including primary mortgage insurance policy
insurers, if applicable) and/or agents, notification of the transfer of the servicing to the Purchaser, or its designee, and instructions to deliver all notices, tax bills and insurance statements, as the case may be, to the
Purchaser from and after the Transfer Date. The Seller shall cause the Interim
Servicer to provide the Purchaser with copies of all such notices no later than the Transfer Date.

          (c) Delivery of Servicing Records. The Seller shall cause the Interim
Servicer to forward to the Purchaser, or its designee, all servicing records and the Servicing File in the Interim Servicer's possession relating to each related
Mortgage Loan including the information enumerated in the Interim Servicing
Agreement (with respect to each such Mortgage Loan, for an interim period, as specified therein).

          (d) Escrow Payments. The Seller shall cause the Interim Servicer to provide the Purchaser, or its designee, with immediately available funds by wire transfer in the amount of the net Escrow Payments and suspense balances and all loss draft balances associated with the related Mortgage Loans. The Seller shall cause the Interim Servicer to provide the Purchaser with an accounting statement, in electronic format acceptable to the Purchaser in its sole discretion, of Escrow Payments and suspense balances and loss draft balances sufficient to enable the Purchaser to reconcile the amount of such payment with the accounts of the Mortgage Loans. Additionally, the Seller shall cause the
Interim Servicer to wire transfer to the Purchaser the amount of any agency, trustee or prepaid Mortgage Loan payments and all other similar amounts held by the Interim Servicer.

          (e) Payoffs and Assumptions. The Seller shall cause the Interim
Servicer to provide to the Purchaser, or its designee, copies of all assumption and payoff statements generated by the Interim Servicer on the related Mortgage
Loans from the related Cut-off Date to the Transfer Date.

          (f) Mortgage Payments Received Prior to Transfer Date. Prior to the
Transfer Date all payments received by the Interim Servicer or the Seller on each related Mortgage Loan shall be properly applied by the Seller to the account of the particular Mortgagor.

          (g) Mortgage Payments Received after Transfer Date. The amount of any related Monthly Payments received by the Seller after the Transfer Date shall be forwarded to the Purchaser by overnight mail on the date of receipt. The Seller shall notify the Purchaser of the particulars of the payment, which notification requirement shall be satisfied if the Seller forwards with its payment sufficient information to permit appropriate processing of the payment by the
Purchaser. The Seller shall assume full responsibility for the necessary and appropriate legal application of such Monthly Payments received by the Seller after the Transfer Date with respect to related Mortgage Loans then in foreclosure or bankruptcy; provided, for purposes of this Agreement, necessary and appropriate legal application of such Monthly Payments shall include, but not be limited to, endorsement of a Monthly Payment to the Purchaser with the particulars of the payment such as the account number, dollar amount, date received and any special Mortgagor application instructions and the Seller shall cause the Interim Servicer to comply with the foregoing requirements with respect to all Monthly Payments received by the Interim Servicer after the
Transfer Date.

                                      -19-

          (h) Misapplied Payments. Misapplied payments shall be processed as follows:

          (i) All parties shall cooperate in correcting misapplication errors;

          (ii) The party receiving notice of a misapplied payment occurring prior to the applicable Transfer Date and discovered after the Transfer
     Date shall immediately notify the other party;

          (iii) If a misapplied payment which occurred prior to the Transfer
     Date cannot be identified and said misapplied payment has resulted in a shortage in a Custodial Account or Escrow Account, the Seller shall be liable for the amount of such shortage. The Seller shall reimburse the
     Purchaser for the amount of such shortage within thirty (30) days after receipt of written demand therefor from the Purchaser;

          (iv) If a misapplied payment which occurred prior to the Transfer Date has created an improper Purchase Price as the result of an inaccurate outstanding principal balance, a check shall be issued to the party shorted by the improper payment application within five (5) Business Days after notice thereof by the other party; and

          (v) Any check issued under the provisions of this Section 8(h) shall be accompanied by a statement indicating the corresponding Seller and/or the Purchaser Mortgage Loan identification number and an explanation of the allocation of any such payments.

          (i) Books and Records. On the Transfer Date, the books, records and accounts of the Seller with respect to the related Mortgage Loans shall be in accordance with all applicable Purchaser requirements.

          (j) Reconciliation. The Seller shall, on or before the Transfer Date, reconcile principal balances and make any monetary adjustments required by the
Purchaser. Any such monetary adjustments will be transferred between the Seller and the Purchaser as appropriate.

          (k) IRS Forms. The Seller shall or shall cause the Interim Servicer to file all IRS forms 1099, 1099A, 1098 or 1041 and K-1 which are required to be filed on or before the Transfer Date in relation to the servicing and ownership of the related Mortgage Loans. The Seller shall provide copies of such forms to the Purchaser upon request and shall reimburse the Purchaser for any costs or penalties incurred by the Purchaser due to the Seller's failure to comply with this paragraph.

          SECTION 9. Representations, Warranties and Covenants of the Seller;
Remedies for Breach.

          Subsection 9.01. Representations and Warranties Regarding the Seller.

          The Seller represents, warrants and covenants to the Purchaser that as of the date hereof and as of each Closing Date:

                                      -20-

          (a) Due Organization and Authority. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of
Texas and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state wherein it owns or leases any material properties or where a Mortgaged Property is located, if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Seller, and in any event the
Seller is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of the related Mortgage Loan and the servicing of such Mortgage Loan in accordance with the terms of this Agreement and the
Interim Servicing Agreement; the Seller has the full corporate power, authority and legal right to hold, transfer and convey the Mortgage Loans and to execute and deliver this Agreement and to perform its obligations hereunder and thereunder; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the
Seller and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized; this Agreement and all agreements contemplated hereby have been duly executed and delivered and constitute the valid, legal, binding and enforceable obligations of the Seller, regardless of whether such enforcement is sought in a proceeding in equity or at law; and all requisite corporate or other action has been taken by the Seller to make this
Agreement and all agreements contemplated hereby valid and binding upon the
Seller in accordance with their terms;

          (b) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the
Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

          (c) No Conflicts. Neither the execution and delivery of this
Agreement, the acquisition or origination of the Mortgage Loans by the Seller, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby and thereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the
Seller's charter, by-laws or other organizational documents or any legal restriction or any agreement or instrument to which the Seller is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject, or result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or impair the ability of the Purchaser to realize on the Mortgage Loans, impair the value of the
Mortgage Loans, or impair the ability of the Purchaser to realize the full amount of any insurance benefits accruing pursuant to this Agreement;

          (d) Ability to Service. The Interim Servicer has the facilities, procedures, and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Mortgage Loans. The Interim Servicer is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws, and regulations, if applicable, meets the minimum capital requirements set forth by the OTS, the OCC or the FDIC, and is in good

                                      -21-

standing to enforce, originate, sell mortgage loans to, and service mortgage loans in each jurisdiction wherein the Mortgaged Properties are located;

          (e) Reasonable Servicing Fee. The Seller acknowledges and agrees that the Servicing Fee, represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Interim
Servicer, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement and the Interim
Servicing Agreement;

          (f) Ability to Perform; Solvency. The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. The Seller is solvent and the sale of the Mortgage Loans will not cause the Seller to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of Seller's creditors;

          (g) No Litigation Pending. There is no action, suit, proceeding or investigation pending or threatened against the Seller, before any court, administrative agency or other tribunal asserting the invalidity of this
Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Seller, or in any material impairment of the right or ability of the Seller to carry on its business substantially as now conducted, or in any material liability on the part of the Seller, or which would draw into question the validity of this
Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Seller contemplated herein, or which would be likely to impair the ability of the Seller to perform under the terms of this Agreement;

          (h) No Consent Required. No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body including HUD, the FHA or the Department of Veterans Affairs is
required for the execution, delivery and performance by the Seller of or compliance by the Seller with this Agreement or the Mortgage Loans, the delivery of a portion of the Mortgage Files to the Custodian or the sale of the Mortgage
Loans or the consummation of the transactions contemplated by this Agreement, or if required, such approval has been obtained prior to the related Closing Date;

          (i) Selection Process. The Mortgage Loans were selected from among the outstanding one- to four-family mortgage loans in the Seller's portfolio at the related Closing Date as to which the representations and warranties set forth in
Subsection 9.02 could be made and such selection was not made in a manner so as to affect adversely the interests of the Purchaser;

          (j) Mortgage Loan Package Characteristics. The characteristics of the related Mortgage Loan Package are as set forth on the description of the pool characteristics for the applicable Mortgage Loan Package delivered pursuant to
Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement;

                                      -22-

          (k) No Untrue Information. Neither this Agreement nor any information, statement, tape, diskette, report, form, or other document furnished or to be furnished pursuant to this Agreement or any Reconstitution Agreement or in connection with the transactions contemplated hereby (including any
Securitization Transaction or Whole Loan Transfer) contains or will contain any untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained herein or therein not misleading;

          (l) Financial Statements. The Seller has delivered to the Purchaser financial statements as to its last three (3) complete fiscal years and any later quarter ended more than sixty (60) days prior to the execution of this
Agreement. All such financial statements fairly present the pertinent results of operations and changes in financial position for each of such periods and the financial position at the end of each such period of the Seller and its subsidiaries and have been prepared in accordance with generally accepted accounting principles of the United States consistently applied throughout the periods involved, except as set forth in the notes thereto. In addition, the
Seller has delivered information as to its loan gain and loss experience in respect of foreclosures and its loan delinquency experience for the immediately preceding three-year period, in each case with respect to mortgage loans owned by it and mortgage loans serviced for others during such period, and all such information so delivered shall be true and correct in all material respects.
There has been no change in the business, operations, financial condition, properties or assets of the Seller since the date of the Seller's financial statements that would have an adverse effect on its ability to perform its obligations under this Agreement. The Seller has completed any forms requested by the Purchaser in a timely manner and in accordance with the provided instructions;

          (m) No Brokers. The Seller has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

          (n) Sale Treatment. The Seller has been advised by its independent certified public accountants that under generally accepted accounting principles the transfer of the Mortgage Loans may be treated as a sale on the books and records of the Seller and the Seller has determined that the disposition of the
Mortgage Loans pursuant to this Agreement will be afforded sale treatment for tax and accounting purposes;

          (o) Reasonable Purchase Price. The consideration received by the
Seller upon the sale of the Mortgage Loans under this Agreement constitutes fair consideration and reasonably equivalent value for the Mortgage Loans;

          (p) Owner of Record. The Seller is the owner of record of each
Mortgage and the indebtedness evidenced by each Mortgage Note, and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage
Files with respect thereto in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan;

          (q) Seller's Origination. The Seller's decision to originate any mortgage loan or to deny any mortgage loan application is an independent decision based upon Seller's underwriting guidelines, and is in no way made as a result of Purchaser's decision to purchase, or

                                      -23-

not to purchase, or the price Purchaser may offer to pay for, any such mortgage loan, if originated; and

          (r) Compliance with Anti-Money Laundering Laws. The Seller has complied with all applicable anti-money laundering laws, regulations and executive orders, including without limitation the USA Patriot Act of 2001
(collectively, the "Anti-Money Laundering Laws"); the Seller has established an anti-money laundering compliance program as required by the Anti-Money
Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering
Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws; and

          (s) Delivery to the Custodian. The Mortgage Note, the Mortgage, the
Assignment of Mortgage and any other documents required to be delivered with respect to each Mortgage Loan pursuant to the Custodial Agreement shall be delivered to the Custodian all in compliance with the specific requirements of the Custodial Agreement. With respect to each Mortgage Loan, the Seller will be in possession of a complete Mortgage File in compliance with Exhibit A hereto, except for such documents as will be delivered to the Custodian.

          Subsection 9.02. Representations and Warranties Regarding Individual
Mortgage Loans.

          The Seller hereby represents and warrants to the Purchaser that, as to each Mortgage Loan, as of the related Closing Date for such Mortgage Loan:

          (a) Mortgage Loans as Described. The information set forth in the
Mortgage Loan Schedule is complete, true and correct;

          (b) Payments Current. All payments required to be made up to the
Closing Date under the terms of the Mortgage Note have been made and credited.
As of the Closing Date, no payment required under the Mortgage Loan is thirty
(30) days or more delinquent nor has any payment under the Mortgage Loan been thirty (30) days or more delinquent at any time since the origination of the
Mortgage Loan. The first Monthly Payment after the Cut-off Date shall be made with respect to the Mortgage Loan on its Due Date or within the grace period, all in accordance with the terms of the related Mortgage Note;

          (c) No Outstanding Charges. There are no defaults in complying with the terms of the Mortgage securing the Mortgage Loan, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. Except for (A) payments in the nature of escrow payments and (B) interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier to the day which precedes by one (1) month the Due Date of the first installment of principal and interest, including, without

                                      -24-

limitation, taxes and insurance payments, the Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan;

          (d) Original Terms Unmodified. The terms of the Mortgage Note and
Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the Mortgage Loan
Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the Mortgage Loan Schedule, if applicable. No
Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the Mortgage Loan
Schedule;

          (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage
Note or the Mortgage, or the exercise of any right thereunder, render either the
Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at, or subsequent to, the time the Mortgage Loan was originated;

          (f) Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae Guides or by
Freddie Mac, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement attached hereto as Exhibit B. If required by the
National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in effect, which policy conforms to
Fannie Mae and Freddie Mac, as well as all additional requirements set forth in
Section 2.10 of the Interim Servicing Agreement attached hereto as Exhibit B.
All individual insurance policies contain a standard mortgagee clause naming the
Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid and such policies may not be reduced, terminated or cancelled without thirty (30) days' prior written notice to the mortgagee. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the
Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in

                                      -25-

full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement. The Seller has not engaged in, and has no knowledge of the Mortgagor's or any servicer's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of such policy, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

          (g) Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, predatory, abusive and fair lending, equal credit opportunity and disclosure laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to prepayment penalties, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the
Purchaser upon demand, evidence of compliance with all such requirements. This representation is a Deemed Material Breach Representation;

          (h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged
Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the
Seller waived any default resulting from any action or inaction by the
Mortgagor;

          (i) Location and Type of Mortgaged Property. The Mortgaged Property is
a fee simple property located in the state identified in the Mortgage Loan
Schedule except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the Mortgaged Property may be a leasehold estate and consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a low-rise condominium project, or an individual unit in a planned unit development and that no residence or dwelling is a mobile home, provided, however, that any condominium unit or planned unit development shall not fall within any of the "Ineligible Projects" of part XII, Section 102 of the Fannie Mae Selling Guide and shall conform with the Underwriting
Guidelines. In the case of any Mortgaged Properties that are manufactured homes
(a "Manufactured Home Mortgage Loans"), (i) such Manufactured Home Mortgage Loan conforms with the applicable Fannie Mae or Freddie Mac requirements regarding mortgage loans related to manufactured dwellings, (ii) the related manufactured dwelling is permanently affixed to the land, (iii) the related manufactured dwelling and the related land are subject to a Mortgage properly filed in the appropriate public recording office and naming Seller as mortgagee, (iv) the applicable laws of the jurisdiction in which the related Mortgaged Property is located will deem the manufactured dwelling located on such Mortgaged Property to be a part of the real property on which such dwelling is located, (v) such
Manufactured Home Mortgage Loan is (x) a qualified mortgage under Section
860G(a)(3) of the Internal Revenue Code of 1986, as amended

                                      -26-

and (y) secured by manufactured housing treated as a single family residence under Section 25(e)(10) of the Code (i.e., such manufactured home has a minimum of 400 square feet of living space, a minimum width in excess of 102 inches and which is of a kind customarily used at a fixed location) and (vi) as of the origination date of the related Mortgage Loan, the related manufactured housing unit that secures such Mortgage Loan either (x) was the principal residence of the Mortgagor or (y) was classified as real property under applicable state law.
As of the date of origination, no portion of the Mortgaged Property was used for commercial purposes, and since the date of origination, no portion of the
Mortgaged Property has been used for commercial purposes; provided, that
Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes. This representation is a Deemed Material Breach
Representation;

          (j) Valid First and Second Lien. Each Mortgage is a valid and subsisting first lien, with respect to First Lien Loans, or second lien, with respect to Second Lien Loans, of record on a single parcel of real estate constituting the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time, subject in all cases to the exceptions to title set forth in the title insurance policy with respect to the related Mortgage Loan, which exceptions are generally acceptable to prudent mortgage lending companies, and such other exceptions to which similar properties are commonly subject and which do not individually, or in the aggregate, materially and adversely affect the benefits of the security intended to be provided by such Mortgage. In no event shall any Mortgage Loan be in a lien position more junior than a second lien. The lien of the Mortgage is subject only to:

                    (1) with respect to Second Lien Loans, the lien of the first mortgage on the Mortgaged Property;

                    (2) the lien of current real property taxes and assessments not yet due and payable;

                    (3) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (a) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b)
               which do not adversely affect the Appraised Value of the
               Mortgaged Property set forth in such appraisal; and

                    (4) other matters to which like properties are commonly
               subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged
               Property.

                                      -27-

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected (A) first lien and first priority security interest with respect to each First Lien Loan, or (B) second lien and second priority security interest with respect to each Second Lien Loan, in either case, on the property described therein and Seller has full right to sell and assign the same to Purchaser;

          (k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage
and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions therein relating to prepayment penalties). All parties to the Mortgage Note, the
Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any other related agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a
Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination or servicing of the Mortgage Loan. The Seller has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

          (l) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the
Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

          (m) Ownership. The Seller is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the
Mortgage Files or any part thereof with respect thereto not delivered to the
Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. The
Mortgage Loan is not assigned or pledged, and the Seller has good, indefeasible and marketable title thereto, and has full right to transfer and sell the
Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The
Seller intends to relinquish all rights to possess, control and monitor the
Mortgage Loan. After the Closing Date, the Seller will have no right to modify or alter the terms of the

                                      -28-

sale of the Mortgage Loan and the Seller will have no obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement;

          (n) Doing Business. All parties which have had any interest in the
Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state, or
(iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

          (o) CLTV, LTV; FICO Score. No Mortgage Loan that is a Second Lien Loan has a CLTV in excess of 100%. No Mortgage Loan has an LTV greater than 100%. At origination of the Mortgage Loan, the Mortgagor did not have a FICO score of less than 500;

          (p) Title Insurance. The Mortgage Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller, its successors and assigns, as to the first priority lien
(with respect to First Lien Loans) or second priority lien (with respect to
Second Lien Loans) of the Mortgage in the original principal amount of the
Mortgage Loan, subject only to the exceptions contained in clauses (1) and (2)
of paragraph (j) of this Subsection 9.02, and in the case of Adjustable Rate
Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein.
The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. The Seller, its successor and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this
Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the
Seller;

          (q) No Defaults. There is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Seller nor any of its affiliates nor any of their respective predecessors, have waived any default,

                                      -29-

breach, violation or event which would permit acceleration. With respect to each
Second Lien Loan, (i) the prior mortgage is in full force and effect, (ii) there is no default, breach, violation or event of acceleration existing under such prior mortgage or the related mortgage note, (iii) there is no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder, and either (A) the prior mortgage contains a provision which allows or (B) applicable law requires, the mortgagee under the Second Lien Loan to receive notice of, and affords such mortgagee an opportunity to cure any default by payment in full or otherwise under the prior mortgage;

          (r) No Mechanics' Liens. There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

          (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay
wholly within the boundaries and building restriction lines of the Mortgaged
Property, and no improvements on adjoining properties encroach upon the
Mortgaged Property. The Mortgaged Property and all improvements located on or being part of the Mortgaged Property are in compliance with all applicable zoning and building laws, ordinances and regulations;

          (t) Origination; Payment Terms. The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to
Sections 203 and 211 of the Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No Mortgage Loan contains terms or provisions which would result in negative amortization. Unless otherwise noted on the
Mortgage Loan Schedule, principal payments on the Mortgage Loan commenced no more than sixty (60) days after funds were disbursed in connection with the
Mortgage Loan. The Mortgage Interest Rate as well as, with respect to Adjustable
Rate Mortgage Loans, the Lifetime Rate Cap, the Periodic Rate Floor and the
Periodic Rate Cap are as set forth on Exhibit B to each related Assignment and
Conveyance Agreement. The Mortgage Interest Rate is adjusted, with respect to
Adjustable Rate Mortgage Loans, on each Interest Rate Adjustment Date to equal the Index plus the Gross Margin (rounded up or down to the nearest 0.125%), subject to the Periodic Rate Cap. Unless specified on the related Mortgage Loan
Schedule as an interest-only loan, the Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the
Mortgage Loan fully by the stated maturity date (unless the Mortgage Loan is identified on the Mortgage Loan Schedule as a Balloon Mortgage Loan), over an original term of not more than thirty (30) years from commencement of amortization. Unless otherwise specified on the description of pool characteristics for the applicable Mortgage Loan Package delivered pursuant to
Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement, the

                                      -30-

Mortgage Loan is payable on the first day of each month. There are no
Convertible Mortgage Loans which contain a provision allowing the Mortgagor to convert the Mortgage Note from an adjustable interest rate Mortgage Note to a fixed interest rate Mortgage Note. Unless otherwise noted on the Mortgage Loan
Schedule, the Due Date of the first payment under the Mortgage Note is no more than sixty (60) days from the date of the Mortgage Note;

          (u) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a
Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the
Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

          (v) Conformance with Agency and Underwriting Guidelines. The Mortgage
Loan was underwritten in accordance with the Underwriting Guidelines (a copy of which is attached to the related Assignment and Conveyance Agreement as Exhibit
C). The Mortgage Note and Mortgage are on forms acceptable to Freddie Mac or
Fannie Mae and no representations have been made to a Mortgagor that are inconsistent with the mortgage instruments used;

          (w) Occupancy of the Mortgaged Property. As of the Closing Date the
Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. The Seller has not received notification from any
Governmental Authority that the Mortgaged Property is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be. The Seller has not received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate. Unless otherwise noted on the Mortgage Loan Schedule, the Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor's primary residence;

          (x) No Additional Collateral. The Mortgage Note is not and has not
been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (j) above;

          (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the
Mortgage (or in the case of a substitution of trustee, is named in a properly recorded substitution of trustee), and no fees or expenses are or

                                      -31-

will become payable by the Purchaser, the Custodian or the Interim Servicer to
the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

          (z) Acceptable Investment. There are no circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor, the
Mortgage File or the Mortgagor's credit standing that can reasonably be expected to cause private institutional investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan, or cause the
Mortgage Loan to prepay during any period materially faster or slower than the mortgage loans originated by the Seller generally. No Mortgaged Property is located in a state, city, county or other local jurisdiction which the Purchaser has determined in its sole good faith discretion would cause the related
Mortgage Loan to be ineligible for whole loan sale or securitization in a transaction consistent with the prevailing sale and securitization industry
(including, without limitation, the practice of the rating agencies) with respect to substantially similar mortgage loans;

          (aa) Delivery of Mortgage Documents. The Mortgage Note, the Mortgage,
the Assignment of Mortgage and any other documents required to be delivered under this Agreement for each Mortgage Loan have been delivered to the
Custodian. The Seller is in possession of a complete, true and accurate Mortgage
File in compliance with Exhibit A hereto, except for such documents the originals of which have been delivered to the Custodian, and the Seller has retained copies thereof;

          (bb) Condominiums/Planned Unit Developments. If the Mortgaged Property
is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project is (i) acceptable to Fannie Mae or Freddie Mac or (ii) located in a condominium or planned unit development project which has received project approval from
Fannie Mae or Freddie Mac. The representations and warranties required by Fannie
Mae with respect to such condominium or planned unit development have been satisfied and remain true and correct;

          (cc) Transfer of Mortgage Loans. Except with respect to MERS
Designated Mortgage Loans, the Assignment of Mortgage with respect to each
Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

          (dd) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the
Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the
Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder;

          (ee) No Balloon Mortgage Loans. The Mortgage Loan is not a Balloon
Mortgage Loan unless specifically listed on the Mortgage Loan Schedule;

                                      -32-

          (ff) No Buydown Provisions; No Graduated Payments or Contingent
Interests. The Mortgage Loan does not contain provisions pursuant to which
Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the
Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The
Mortgage Loan is not a graduated payment mortgage loan, and the Mortgage Loan does not have a shared appreciation or other contingent interest feature. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and the Seller has not
financed nor does it own directly or indirectly, any equity of any form in the
Mortgaged Property or the Mortgagor;

          (gg) Consolidation of Future Advances. Any future advances made to the
Mortgagor prior to the applicable Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term.
The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first or second, as applicable, lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence acceptable to Fannie Mae and
Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

          (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. There
is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the
Mortgage Loan or the use for which the premises were intended and each Mortgaged
Property is in good repair. There have not been any condemnation proceedings with respect to the Mortgaged Property and the Seller has no knowledge of any such proceedings in the future;

          (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments.
The origination, servicing and collection practices with respect to the Mortgage
Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper.
With respect to escrow deposits and Escrow Payments (other than with respect to
Second Lien Loans for which the mortgagee under the prior mortgage lien is collecting Escrow Payments), all such payments are in the possession of Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. Each Mortgage Loan is covered by a paid in full, life of loan, tax service contract that has been assigned without penalty, premium or cost to the Purchaser. All Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage or the Mortgage Note.
All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the

                                      -33-

Mortgage Note, another index was selected for determining the Mortgage Interest
Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. Any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage
Interest Rate and the Monthly Payment adjustments have been delivered. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

          (jj) Mortgage Loan Attributes: The Mortgage Loan has the
characteristics set forth on Exhibit B to the related Assignment and Conveyance
Agreement;

          (kk) Other Insurance Policies; No Defense to Coverage. No action, inaction or event has occurred and no state of facts exists or has existed on or prior to the Closing Date that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable primary mortgage insurance policy, hazard insurance policy or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured), irrespective of the cause of such failure of coverage. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or by any officer, director, or employee of the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

          (ll) No Violation of Environmental Laws. The Mortgaged Property is
free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation.
There is no pending action or proceeding directly involving the Mortgaged
Property in which compliance with any environmental law, rule or regulation is an issue; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

          (mm) Servicemembers' Civil Relief Act. The Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers' Civil Relief Act of 1940, as amended, or any similar state statute;

          (nn) Appraisal. The Seller has delivered to the Purchaser an appraisal of the Mortgaged Property signed prior to the approval of the Mortgage application by an appraiser qualified under Fannie Mae and Freddie Mac guidelines who (i) is licensed in the state where the Mortgaged Property is located, (ii) has no interest, direct or indirect, in the Mortgaged Property or in any Loan or the security therefor, and (iii) does not receive compensation that is affected by the approval or disapproval of the Mortgage Loan. The appraisal shall have been made within one hundred eighty (180) days of the origination of the Mortgage Loan and shall be completed in compliance with the
Uniform Standards of Professional Appraisal Practice, and all applicable

                                      -34-

Federal and state laws and regulations. If the appraisal was made more than one hundred twenty (120) days before the origination of the Mortgage Loan, the
Seller shall have received and delivered to the Purchaser a recertification of the appraisal;

          (oo) Disclosure Materials. The Mortgagor has, to the extent required by applicable law, executed a statement to the effect that the Mortgagor has, received all disclosure materials required by applicable law and the Seller has complied with all applicable law with respect to the making of the Mortgage
Loans. The Seller shall cause the Interim Servicer to maintain such statement in the Mortgage File;

          (pp) Construction or Rehabilitation of Mortgaged Property. The
Mortgage Loan was not made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged
Property;

          (qq) No Defense to Insurance Coverage. No action has been taken or failed to be taken, no event has occurred and no state of facts exists or has existed on or prior to the Closing Date (whether or not known to the Seller on or prior to such date) which has resulted or will result in an exclusion from, denial of, or defense to coverage under any primary mortgage insurance
(including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Seller, the related Mortgagor or any party involved in the application for such coverage, including the appraisal, plans and specifications and other exhibits or documents submitted therewith to the insurer under such insurance policy, or for any other reason under such coverage, but not including the failure of such insurer to pay by reason of such insurer's breach of such insurance policy or such insurer's financial inability to pay. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

          (rr) Qualified Mortgage. The Mortgage Loan is a qualified mortgage under Section 860G(a)(3) of the Code;

          (ss) Credit Information. As to each consumer report (as defined in the
Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Seller to the Purchaser, that Seller has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded by the terms of the Mortgage Loan Documents from furnishing the same to any subsequent or prospective purchaser of such Mortgage. The Seller shall hold the Purchaser harmless from any and all damages, losses, costs and expenses (including attorney's fees) arising from disclosure of credit information in connection with the Purchaser's secondary marketing operations and the purchase and sale of mortgages. The Seller has in its capacity as servicer, for each Mortgage Loan, fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union
Credit Information Company (three of the credit

                                      -35-

repositories), on a monthly basis. This representation is a Deemed Material
Breach Representation;

          (tt) Leaseholds. If the Mortgage Loan is secured by a long-term residential lease, (1) the lessor under the lease holds a fee simple interest in the land; (2) the terms of such lease expressly permit the mortgaging of the leasehold estate, the assignment of the lease without the lessor's consent and the acquisition by the holder of the Mortgage of the rights of the lessee upon foreclosure or assignment in lieu of foreclosure or provide the holder of the
Mortgage with substantially similar protections; (3) the terms of such lease do not (a) allow the termination thereof upon the lessee's default without the holder of the Mortgage being entitled to receive written notice of, and opportunity to cure, such default, (b) allow the termination of the lease in the event of damage or destruction as long as the Mortgage is in existence, (c)
prohibit the holder of the Mortgage from being insured (or receiving proceeds of insurance) under the hazard insurance policy or policies relating to the
Mortgaged Property or (d) permit any increase in rent other than pre-established increases set forth in the lease; (4) the original term of such lease is not less than fifteen (15) years; (5) the term of such lease does not terminate earlier than five (5) years after the maturity date of the Mortgage Note; and
(6) the Mortgaged Property is located in a jurisdiction in which the use of leasehold estates in transferring ownership in residential properties is a widely accepted practice;

          (uu) Prepayment Penalty. The Mortgage Loan is subject to a prepayment penalty as provided in the related Mortgage Note except as set forth on Exhibit
B to each related Assignment and Conveyance Agreement. With respect to each
Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable and will be enforced by the Seller for the benefit of the
Purchaser, and each prepayment penalty is permitted pursuant to federal, state and local law. Each such prepayment penalty is in an amount equal to the maximum amount permitted under applicable law and no such prepayment penalty may provide for a term in excess of five (5) years with respect to Mortgage Loans originated prior to October, 1, 2002. With respect to Mortgage Loans originated on or after
October 1, 2002, the duration of the prepayment period shall not exceed three
(3) years from the date of the Mortgage Note unless the Mortgage Loan was modified to reduce the prepayment period to no more than three (3) years from the date of such Mortgage Note and the Mortgagor was notified in writing of such reduction in prepayment period. With respect to any Mortgage Loan that contains a provision permitting imposition of a prepayment penalty upon a prepayment prior to maturity: (i) the Mortgage Loan provides some benefit to the Mortgagor
(e.g., a rate or fee reduction) in exchange for accepting such prepayment penalty, (ii) prior to the Mortgage Loan origination, the Mortgagor was offered the option of obtaining a mortgage loan that did not require payment of such a penalty and (iii) the prepayment penalty was adequately disclosed to the
Mortgagor in the loan documents pursuant to applicable state, local and federal law. This representation is a Deemed Material Breach Representation;

          (vv) Assumability. With respect to each Adjustable Rate Mortgage Loan, the Mortgage Loan Documents provide that after the related first Interest Rate
Adjustment Date, a related Mortgage Loan may only be assumed if the party assuming such Mortgage Loan meets certain credit requirements stated in the
Mortgage Loan Documents;

                                      -36-

          (ww) Conversion to Fixed Interest Rate. With respect to Adjustable
Rate Mortgage Loans, the Mortgage Loan is not a Convertible Mortgage Loan;

          (xx) Escrow Analysis. With respect to each Mortgage, the Seller has within the last twelve (12) months (unless such Mortgage was originated within such twelve-month period) analyzed the required Escrow Payments for each
Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the
Mortgagor, in accordance with RESPA and any other applicable law;

          (yy) Predatory Lending Regulations. No Mortgage Loan is a High Cost
Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after
October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending
Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law. The Mortgaged Property is not located in a jurisdiction where a breach of this representation with respect to the related Mortgage Loan may result in additional assignee liability to the Purchaser, as determined by Purchaser in its reasonable discretion. This representation is a Deemed Material Breach
Representation;

          (zz) Single-Premium Credit Life Insurance Policy. No Mortgagor was
required to purchase any single-premium credit insurance policy (e.g., life, disability, accident, unemployment or property insurance policy) or debt cancellation agreement as a condition of obtaining the extension of credit. No
Mortgagor obtained a prepaid single-premium credit insurance policy (e.g., life, disability, accident, unemployment or property insurance policy) in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies or debt cancellation agreements as part of the origination of, or as a condition to closing, such Mortgage Loan. This representation is a Deemed Material Breach
Representation;

          (aaa) Regarding the Mortgagor. The Mortgagor is one or more natural persons and/or trustees for an Illinois land trust or a trustee under a "living trust" and such "living trust" is in compliance with Fannie Mae guidelines for such trusts;

          (bbb) Insurance. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser;

          (ccc) Simple Interest Mortgage Loans. The Mortgage Loan is not a
simple interest Mortgage Loan;

          (ddd) Flood Certification Contract. The Mortgage Loan is covered by a paid in full, life of loan, transferable flood certification contract that has been assigned without penalty, cost or premium to the Purchaser;

                                      -37-

          (eee) Consent. Either (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File;

          (fff) Origination Date. Unless otherwise noted on the related Mortgage
Loan Schedule, the date of origination of the Mortgage Loan shall be no earlier than three (3) months prior to the date such Mortgage Loan is first purchased by the Purchaser;

          (ggg) No Exception. The Custodian has not noted any material exceptions on an Exception Report (as defined in the Custodial Agreement) with respect to the Mortgage Loan which would materially adversely affect the
Mortgage Loan or the Purchaser's ownership of the Mortgage Loan, unless consented to by the Purchaser;

          (hhh) Mortgage Submitted for Recordation. The Mortgage either has been or will promptly be submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located;

          (iii) Endorsements. The Mortgage Note has been endorsed by Seller for its own account and not as a fiduciary, trustee, trustor or beneficiary under a trust agreement;

          (jjj) Accuracy of Information. All information provided to the
Purchaser by the Seller with respect to the Mortgage Loan is accurate in all material respects;

          (kkk) Mortgagor Bankruptcy. On or prior to the date thirty (30) days after the related Closing Date, the Mortgagor has not filed or will not file a bankruptcy petition or has not become the subject or will not become the subject of involuntary bankruptcy proceedings or has not consented to or will not consent to the filing of a bankruptcy proceeding against it or to a receiver being appointed in respect of the related Mortgaged Property;

          (lll) No Construction Loans. No Mortgage Loan was made in connection with (a) facilitating the trade-in or exchange of a Mortgaged Property or (b)
the construction or rehabilitation of a Mortgaged Property, unless the Mortgage
Loan is a construction-to-permanent mortgage loan listed on the Mortgage Loan
Schedule which has been fully disbursed, all construction work is complete and a completion certificate has been issued;

          (mmm) No Equity Participation. No document relating to the Mortgage
Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the
Mortgaged Property or the Mortgagor and Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the
Mortgagor;

          (nnn) Proceeds of Mortgage Loan. The proceeds of the Mortgage Loan have not been and shall not be used to satisfy, in whole or in part, any debt owed or owing by the Mortgagor to Seller or any Affiliate or correspondent thereof unless such debt was originated more than twenty-four (24) months prior to the origination of such Mortgage Loan;

                                      -38-

          (ooo) No Arbitration. No Mortgagor with respect to any Mortgage Loan originated on or after August 1, 2004 agreed to submit to arbitration to resolve any dispute arising out of or relating in any way to the mortgage loan transaction. This representation is a Deemed Material Breach Representation;

          (ppp) Origination Practices/No Steering. The Mortgagor was not
encouraged or required to select a Mortgage Loan product offered by the Mortgage
Loan's originator which is a higher cost product designed for less creditworthy borrowers, unless at the time of the Mortgage Loan's origination, such Mortgagor did not qualify taking into account such facts as, without limitation, the
Mortgage Loan's requirements and the Mortgagor's credit history, income, assets and liabilities and debt-to-income ratios for a lower-cost credit product then offered by the Mortgage Loan's originator or any affiliate of the Mortgage
Loan's originator. If, at the time of loan application, the Mortgagor may have qualified for a lower-cost credit product then offered by any mortgage lending affiliate of the Mortgage Loan's originator, the Mortgage Loan's originator referred the Mortgagor's application to such affiliate for underwriting consideration. For a Mortgagor who seeks financing through a Mortgage Loan originator's higher-priced subprime lending channel, the Mortgagor was directed towards or offered the Mortgage Loan originator's standard mortgage line if the
Mortgagor was able to qualify for one of the standard products. This representation is a Deemed Material Breach Representation;

          (qqq) Underwriting Methodology. The methodology used in underwriting the extension of credit for each Mortgage Loan does not rely solely on the extent of the Mortgagor's equity in the collateral as the principal determining factor in approving such extension of credit. The methodology employed objective criteria such as the Mortgagor's income, assets and liabilities, to the proposed mortgage payment and, based on such methodology, the Mortgage Loan's originator made a reasonable determination that at the time of origination the Mortgagor had the ability to make timely payments on the Mortgage Loan. Such underwriting methodology confirmed that at the time of origination (application/approval) the
Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan.
This representation is a Deemed Material Breach Representation;

          (rrr) Points and Fees. No Mortgagor was charged "points and fees"
(whether or not financed) in an amount greater than (i) $1,000, or (ii) 5% of the principal amount of such Mortgage Loan, whichever is greater. For purposes of this representation, such 5% limitation is calculated in accordance with
Fannie Mae's anti-predatory lending requirements as set forth in the Fannie Mae
Guides and "points and fees" (x) include origination, underwriting, broker and finder fees and charges that the mortgagee imposed as a condition of making the
Mortgage Loan, whether they are paid to the mortgagee or a third party; and (y)
exclude bona fide discount points, fees paid for actual services rendered in connection with the origination of the Mortgage Loan (such as attorneys' fees, notaries fees and fees paid for property appraisals, credit reports, surveys, title examinations and extracts, flood and tax certifications, and home inspections), the cost of mortgage insurance or credit-risk price adjustments, the costs of title, hazard, and flood insurance policies, state and local transfer taxes or fees, escrow deposits for the future payment of taxes and insurance premiums, and other miscellaneous fees and charges which miscellaneous fees and charges, in total, do not exceed 0.25% of the principal amount of such
Mortgage Loan. This representation and warranty is a Deemed Breach
Representation;

                                      -39-

          (sss) Fees Charges. All fees and charges (including finance charges)
and whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan has been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. This representation is a Deemed Material Breach
Representation; and

          (ttt) Second Lien Mortgage Loans. With respect to each Second Lien
Loan: (1) the related First Lien Loan does not permit negative amortization; (2)
where required or customary in the jurisdiction in which the Mortgaged Property is located, the original lender has filed for record a request for notice of any action by the related senior lienholder, and the Seller has notified such second lienholder in writing of the existence of the Second Lien Loan and requested notification of any action to be taken against the Mortgagor by such senior lienholder; either (a) no consent for the Second Lien Loan is required by the holder of the related First Lien Loan or (b) such consent has been obtained and is contained in the related Mortgage File; (3) to the best of Seller's knowledge, the related First Lien Loan is in full force and effect, and there is no default, lien, breach, violation or event which would permit acceleration existing under such First Lien Loan or Mortgage Note, and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration under such First Lien Loan; (4) the related first lien
Mortgage contains a provision which provides for giving notice of default or breach to the mortgagee under the Mortgage Loan and allows such mortgagee to cure any default under the related First Lien Mortgage; and (5) the related
Mortgaged Property is the Mortgagor's principal residence. This representation is a Deemed Material Breach Representation.

          Subsection 9.03. Remedies for Breach of Representations and
Warranties.

          It is understood and agreed that the representations and warranties set forth in Subsections 9.01 and 9.02 shall survive the sale of the Mortgage
Loans to the Purchaser and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or
Assignment of Mortgage or the examination or failure to examine any Mortgage
File. Upon discovery by either the Seller or the Purchaser of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other.

          Within sixty (60) days of the earlier of either discovery by or notice to the Seller of any breach of a representation or warranty which materially and adversely affects the value of the Mortgage Loans or the interest of the
Purchaser therein (or which materially and adversely affects the value of the applicable Mortgage Loan or the interest of the Purchaser therein in the case of a representation and warranty relating to a particular Mortgage Loan), the
Seller shall use its best efforts promptly to cure such breach in all material respects and, if such breach cannot be cured, the Seller shall, at the
Purchaser's option, repurchase such Mortgage Loan at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase. Notwithstanding the above sentence, (i) within sixty (60) days of the earlier of either discovery by, or notice to, the Seller of any breach of the representation and warranty set forth in clause (rr) of Subsection 9.02, the
Seller shall repurchase such Mortgage Loan at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase and
(ii) any breach of a Deemed Material Breach Representation shall automatically be deemed to

                                      -40-

materially and adversely affect the value of the Mortgage Loan and the interest of the Purchaser therein. In the event that a breach shall involve any representation or warranty set forth in Subsection 9.01, and (except as provided in the preceding sentence with respect to certain breaches for which no cure is permitted) such breach cannot be cured within sixty (60) days of the earlier of either discovery by or notice to the Seller of such breach, all of the Mortgage
Loans shall, at the Purchaser's option, be repurchased by the Seller at the
Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase. However, if the breach shall involve a representation or warranty set forth in Subsection 9.02 (other than the representations and warranties set forth in clause (rr) of such Subsection or any Deemed Material
Breach Representation) and the Seller discovers or receives notice of any such breach within one hundred twenty (120) days of the related Closing Date, the
Seller shall, at the Purchaser's option and provided that the Seller has a
Qualified Substitute Mortgage Loan, rather than repurchase the Mortgage Loan as provided above, remove such Mortgage Loan (a "Deleted Mortgage Loan") and substitute in its place a Qualified Substitute Mortgage Loan or Loans, provided that any such substitution shall be effected not later than one hundred twenty
(120) days after the related Closing Date. If the Seller has no Qualified
Substitute Mortgage Loan, it shall repurchase the deficient Mortgage Loan. Any repurchase of a Mortgage Loan or Loans pursuant to the foregoing provisions of this Subsection 9.03 shall be accomplished by either (a) if the Interim
Servicing Agreement has been entered into and is in effect, deposit in the
Custodial Account of the amount of the Repurchase Price for distribution to the
Purchaser on the next scheduled Remittance Date, after deducting therefrom any amount received in respect of such repurchased Mortgage Loan or Loans and being held in the Custodial Account for future distribution or (b) if the Interim
Servicing Agreement has not been entered into or is no longer in effect, by direct remittance of the Repurchase Price to the Purchaser or its designee in accordance with the Purchaser's instructions.

          At the time of repurchase or substitution, the Purchaser and the
Seller shall arrange for the reassignment of the Deleted Mortgage Loan to the
Seller and the delivery to the Seller of any documents held by the Custodian relating to the Deleted Mortgage Loan. In the event of a repurchase or substitution, the Seller shall, simultaneously with such reassignment, give written notice to the Purchaser that such repurchase or substitution has taken place, amend the Mortgage Loan Schedule to reflect the withdrawal of the Deleted
Mortgage Loan from this Agreement, and, in the case of substitution, identify a
Qualified Substitute Mortgage Loan and amend the Mortgage Loan Schedule to reflect the addition of such Qualified Substitute Mortgage Loan to this
Agreement. In connection with any such substitution, the Seller shall be deemed to have made as to such Qualified Substitute Mortgage Loan the representations and warranties set forth in this Agreement except that all such representations and warranties set forth in this Agreement shall be deemed made as of the date of such substitution. The Seller shall effect such substitution by delivering to the Custodian or to such other party as the Purchaser may designate in writing for such Qualified Substitute Mortgage Loan the documents required by Subsection
6.03, with the Mortgage Note endorsed as required by Subsection 6.03. No substitution will be made in any calendar month after the Determination Date for such month. The Seller shall cause the Interim Servicer to remit directly to the
Purchaser, or its designee in accordance with the Purchaser's instructions the
Monthly Payment less the Servicing Fee due, if any, on such Qualified Substitute
Mortgage Loan or Loans in the month following the date of such substitution.
Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution shall be retained by the Seller. For the month of substitution,

                                      -41-

distributions to the Purchaser shall include the Monthly Payment due on any
Deleted Mortgage Loan in the month of substitution, and the Seller shall thereafter be entitled to retain all amounts subsequently received by the Seller in respect of such Deleted Mortgage Loan.

          For any month in which the Seller substitutes a Qualified Substitute
Mortgage Loan for a Deleted Mortgage Loan, the Seller shall determine the amount
(if any) by which the aggregate principal balance of all Qualified Substitute
Mortgage Loans as of the date of substitution is less than the aggregate Stated
Principal Balance of all Deleted Mortgage Loans (after application of scheduled principal payments due in the month of substitution). The amount of such shortfall shall be distributed by the Seller directly to the Purchaser or its designee in accordance with the Purchaser's instructions within two (2) Business
Days of such substitution.

          In addition to such repurchase or substitution obligation, the Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents and hold such parties harmless against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of any representation or warranty contained in this Agreement or any
Reconstitution Agreement. It is understood and agreed that the obligations of the Seller set forth in this Subsection 9.03 to cure, substitute for or repurchase a defective Mortgage Loan and to indemnify the Purchaser and
Successor Servicer as provided in this Subsection 9.03 and Subsection 14.01 constitute the sole remedies of the Purchaser and Successor Servicer respecting a breach of the foregoing representations and warranties. For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the
Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

          Any cause of action against the Seller relating to or arising out of the breach of any representations and warranties made in Subsections 9.01 and
9.02 shall accrue as to any Mortgage Loan upon (i) discovery of such breach by the Purchaser or notice thereof by the Seller to the Purchaser, (ii) failure by the Seller to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Seller by the Purchaser for compliance with this Agreement.

          Subsection 9.04. Repurchase of Mortgage Loans That Prepay in Full.

          If any Mortgage Loan is prepaid within ninety (90) days from and after the related Closing Date, the Seller shall pay to the Purchaser, within three
(3) business days of such prepayment in full, an amount equal to the Premium
Percentage multiplied by the outstanding principal balance of such Mortgage Loan as of the date of such prepayment in full.

                                      -42-

          Subsection 9.05. Repurchase of Mortgage Loans with Early Payment
Defaults.

          (a) If the related Mortgagor is delinquent with respect to the
Mortgage Loan's first Monthly Payment after origination of such Mortgage Loan, the Seller, at the Purchaser's option exercised in its sole discretion, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the percentage of par as stated in the related Purchase Price and Terms Agreement
(subject to adjustment as provided therein) multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such Mortgage Loan.

          (b) If the related Mortgagor is delinquent with respect to the
Mortgage Loan's Monthly Payment due in the month in which the related Closing
Date occurs or the Monthly Payment due in either the first or second calendar month following the month in which the related Closing Date occurs, in each case on its due date or within the grace period, all in accordance with the terms of the related Mortgage Note, the Seller, at the Purchaser's option exercised in its sole discretion, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the percentage of par as stated in the related Purchase Price and
Terms Agreement (subject to adjustment as provided therein) multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such
Mortgage Loan.

          Subsection 9.06. Purchaser's Right to Review.

          From the related Closing Date until ninety (90) days after such
Closing Date, the Purchaser shall have the right to review each Mortgage File and Credit File, to conduct property inspections, obtain appraisal recertifications, drive-by appraisals, brokers price opinions and otherwise to underwrite the Mortgage Loans and to reject any Mortgage Loan which in the
Purchaser's sole opinion is an unacceptable investment. In the event that the
Purchaser so rejects any Mortgage Loan, the Seller shall, no later than five (5)
Business Days following receipt of notice of such rejection, repurchase the rejected Mortgage Loan in the manner prescribed in Subsection 9.03 hereof at the
Purchase Price, together with accrued and unpaid interest at the Mortgage
Interest Rate through the date of repurchase. Any rejected Mortgage Loan shall be removed from the terms of this Agreement.

          All rights of the Purchaser under this Subsection 9.06 shall terminate upon the transfer of any Mortgage Loan to any other Purchaser.

          Notwithstanding the foregoing, the fact that the Purchaser or its designee has conducted or failed to conduct the review/due diligence procedures specified above or any other partial or complete examination of the Mortgage
Files or Credit Files shall not impair in any way the Purchaser's or any of its successors' rights to demand repurchase, substitution or any other remedy provided under this Agreement; provided, however, the Purchaser may not request

                                      -43-

repurchase or substitution of any Mortgage Loan upon the grounds that such
Mortgage Loan was not underwritten pursuant to the Underwriting Guidelines if such exception was set forth on the Mortgage Loan Schedule or otherwise disclosed to the Purchaser and acknowledged by the Seller prior to the related
Closing Date.

          SECTION 10. Closing.

          The closing for the purchase and sale of each Mortgage Loan Package shall take place on the related Closing Date. At the Purchaser's option, the
Closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

          The closing for the Mortgage Loans to be purchased on each Closing
Date shall be subject to each of the following conditions:

          (a)  at least two (2) Business Days prior to the related Closing Date, the Seller shall deliver to the Purchaser, in electronic format acceptable to the Purchaser in its sole discretion, a listing on a loan-level basis of the necessary information to compute the
               Purchase Price of the Mortgage Loans delivered on the Closing
               Date (including accrued interest), and prepare a Mortgage Loan
               Schedule;

          (b)  all of the representations and warranties of the Seller under this Agreement and of the Interim Servicer under the Interim
               Servicing Agreement (with respect to each Mortgage Loan for an interim period, as specified therein) shall be true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement or an Event of Default under the
               Interim Servicing Agreement;

          (c)  the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all closing documents as specified in Section 11 of this Agreement, in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

          (d)  the Seller shall have delivered and released to the Custodian all documents required pursuant to this Agreement; and

          (e)  all other terms and conditions of this Agreement and the related
               Purchase Price and Terms Agreement shall have been complied with.

          Subject to the foregoing conditions, the Purchaser shall pay to the
Seller on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 4 of this Agreement, by wire transfer of immediately available funds to the account designated by the Seller.

                                      -44-

          SECTION 11. Closing Documents.

          The Closing Documents for the Mortgage Loans to be purchased on each
Closing Date shall consist of fully executed originals of the following documents:

          1.   this Agreement (to be executed and delivered only for the initial
               Closing Date);

          2.   the Interim Servicing Agreement, dated as of the initial Cut-off
               Date, in the form of Exhibit B hereto (to be executed and
               delivered only for the initial Closing Date);

          3.   with respect to the initial Closing Date, the Custodial
               Agreement, dated as of the initial Cut-off Date;

          4.   the related Mortgage Loan Schedule, segregated by Mortgage Loan
               Package, one copy to be attached hereto, one copy to be attached to the Custodian's counterpart of the Custodial Agreement, and one copy to be attached to the related Assignment and Conveyance as the Mortgage Loan Schedule thereto;

          5.   a Custodian's Certification, as required under the Custodial
               Agreement, in the form of Exhibit G-1 to the Custodial Agreement;

          6.   with respect to the initial Closing Date, a Custodial Account
               Letter Agreement or a Custodial Account Certification, as
               applicable, as required under the Interim Servicing Agreement;

          7.   with respect to the initial Closing Date, an Escrow Account
               Letter Agreement or an Escrow Account Certification, as
               applicable, as required under the Interim Servicing Agreement;

          8.   with respect to the initial Closing Date, an Officer's
               Certificate, in the form of Exhibit C hereto with respect to each of the Seller and the Interim Servicer, including all attachments hereto; with respect to subsequent Closing Dates, an Officer's
               Certificate upon request of the Purchaser;

          9.   with respect to the initial Closing Date, an Opinion of Counsel of each of the Seller and the Interim Servicer (who may be an employee of the Seller or the Interim Servicer, as applicable), in the form of Exhibit D hereto ("Opinion of Counsel of the
               Seller"); with respect to subsequent Closing Dates, an Opinion of
               Counsel of the Seller upon request of the Purchaser;

          10.  with respect to the initial Closing Date, an Opinion of Counsel of the Custodian (who may be an employee of the Custodian), in the form of an Exhibit to the Custodial Agreement;

                                      -45-

          11.  a Security Release Certification, in the form of Exhibit E or F, as applicable, hereto executed by any person, as requested by the
               Purchaser, if any of the Mortgage Loans have at any time been subject to any security interest, pledge or hypothecation for the benefit of such person;

          12.  a certificate or other evidence of merger or change of name, signed or stamped by the applicable regulatory authority, if any of the Mortgage Loans were acquired by the Seller by merger or acquired or originated by the Seller while conducting business under a name other than its present name, if applicable;

          13.  with respect to the initial Closing Date, the Underwriting
               Guidelines to be attached to the related Assignment and
               Conveyance as Exhibit C;

          14.  Assignment and Conveyance Agreement in the form of Exhibit H hereto;

          15.  Exhibit B to the related Assignment and Conveyance Agreement; and

          16.  a MERS Report reflecting the Purchaser as Investor and no Person as Interim Funder for each MERS Designated Mortgage Loan.

          The Seller shall bear the risk of loss of the closing documents until such time as they are received by the Purchaser or its attorneys.

          SECTION 12. Costs.

          The Purchaser shall pay any commissions due its salesmen and the legal fees and expenses of its attorneys and custodial fees. All other costs and expenses incurred in connection with the transfer and delivery of the Mortgage
Loans and the Servicing Rights including recording fees, fees for title policy endorsements and continuations, fees for recording Assignments of Mortgage, and the Seller's attorney's fees, shall be paid by the Seller.

          SECTION 13. Cooperation of Seller with a Reconstitution.

          The Seller and the Purchaser agree that with respect to some or all of the Mortgage Loans, after each Closing Date, on one or more dates (each, a
"Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a Reconstitution of some or all of the Mortgage Loans then subject to this
Agreement, without recourse, to:

               a)   Fannie Mae under its Cash Purchase Program or MBS Program
                    (Special Servicing Option) (each, a "Fannie Mae Transfer");
                    or

               b)   Freddie Mac (the "Freddie Mac Transfer"); or

               c)   one or more third party purchasers in one or more Whole Loan
                    Transfers; or

                                      -46-

               d)   one or more trusts or other entities to be formed as part of one or more Securitization Transactions.

          The Seller agrees to execute in connection with any Agency Transfer, any and all reasonably acceptable pool purchase contracts, and/or agreements among the Purchaser, the Seller, Fannie Mae or Freddie Mac (as the case may be)
and any servicer in connection with a Whole Loan Transfer, a seller's warranties and servicing agreement or a participation and servicing agreement in form and substance reasonably acceptable to the parties, and in connection with a
Securitization Transaction, a pooling and servicing agreement in form and substance reasonably acceptable to the parties or an Assignment and Recognition
Agreement substantially in the form attached hereto as Exhibit J (collectively, the agreements referred to herein are designated, the "Reconstitution
Agreements"), together with an opinion of counsel with respect to such
Reconstitution Agreements.

          With respect to each Whole Loan Transfer and each Securitization
Transaction entered into by the Purchaser, the Seller agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser; (3) to restate the representations and warranties set forth in this Agreement and the Interim
Servicing Agreement as of the related Reconstitution Date or make the representations and warranties set forth in the related selling/servicing guide of the servicer or issuer, as the case may be, or such representations or warranties as may be required by any Rating Agency or prospective purchaser of the related securities or such Mortgage Loans, in connection with such
Reconstitution. The Seller shall provide to such servicer or issuer, as the case may be, and any other participants or purchasers in such Reconstitution: (i) any and all information and appropriate verification of information which may be reasonably available to the Seller or its affiliates, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request; and (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Seller or the Interim Servicer as are reasonably believed necessary by the Purchaser or any such other participant;
and (iii) to execute, deliver and satisfy all conditions set forth in any indemnity agreement required by the Purchaser or any such participant, including, without limitation, an Indemnification and Contribution Agreement in substantially the form attached hereto as Exhibit K. Moreover, the Seller agrees to cooperate with all reasonable requests made by the Purchaser to effect such
Reconstitution Agreements. The Seller shall indemnify the Purchaser, each affiliate of the Purchaser participating in the Reconstitution and each Person who controls the Purchaser or such affiliate and their respective present and former directors, officers, employees and agents, and hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that each of them may sustain in any way related to any information provided by or on behalf of the Seller regarding the Seller, the Seller's servicing practices or performance, the Mortgage Loans or the Underwriting
Guidelines set forth in any offering document prepared in connection with any
Reconstitution. For purposes of the previous sentence, "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all
Persons who previously were "Purchasers" under this Agreement.

                                      -47-

          In the event the Purchaser has elected to have the Interim Servicer or the Seller hold record title to the Mortgages, prior to the Reconstitution Date, the Interim Servicer or the Seller shall prepare an assignment of mortgage in blank or to the prospective purchaser or trustee, as applicable, from the
Interim Servicer or the Seller, as applicable, acceptable to the prospective purchaser or trustee, as applicable, for each Mortgage Loan that is part of the
Reconstitution and shall pay all preparation and recording costs associated therewith. In connection with the Reconstitution, the Interim Servicer shall execute or shall cause the Seller to execute each Assignment of Mortgage (except with respect to each MERS Designated Mortgage Loan), track such Assignments of
Mortgage to ensure they have been recorded and deliver them as required by the prospective purchaser or trustee, as applicable, upon the Interim Servicer's receipt thereof. Additionally, the Interim Servicer shall prepare and execute or shall cause the Seller to execute, at the direction of the Purchaser, any note endorsement in connection with any and all seller/servicer agreements.

          All Mortgage Loans not sold or transferred pursuant to a
Reconstitution shall remain subject to this Agreement and, if the Interim
Servicing Agreement shall remain in effect with respect to the related Mortgage
Loan Package, shall continue to be serviced in accordance with the terms of this
Agreement and the Interim Servicing Agreement and with respect thereto this
Agreement shall remain in full force and effect. SECTION 14. The Seller.

          Subsection 14.01. Additional Indemnification by the Seller; Third
Party Claims.

          (a) The Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents, and hold such parties harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees (including legal fees incurred in connection with the enforcement of the Seller's indemnification obligation under this Section 14.01)
and related costs, judgments, and any other costs, fees and expenses that such parties may sustain in any way related to the failure of the Seller to perform its duties and the Interim Servicer to service the Mortgage Loans in strict compliance with the terms of this Agreement or any Reconstitution Agreement entered into pursuant to Section 13 or any breach of any of Seller's representations, warranties and covenants set forth in this Agreement (provided that such costs shall not include any lost profits). For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the
Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

          (b) Promptly after receipt by an indemnified party under this Section
14.01 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 14.01, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party under this Section 14.01, except to the extent that it has been prejudiced

                                      -48-

in any material respect, or from any liability which it may have, otherwise than under this Section 14.01. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party or parties shall have reasonably concluded that there may be legal defenses available to it or them and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party for expenses incurred by the indemnified party in connection with the defense thereof unless
(i) the indemnified party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with one local counsel, if applicable)), (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party; and except that, if clause (i) or (iii) is applicable, such liability shall be only in respect of the counsel referred to in such clause (i) or (iii).

          Subsection 14.02. Merger or Consolidation of the Seller.

          The Seller will keep in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

          Any Person into which the Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the
Seller shall be a party, or any Person succeeding to the business of the Seller, shall be the successor of the Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall have a net worth of at least $30,000,000.

          SECTION 15. Financial Statements.

          The Seller understands that in connection with the Purchaser's marketing of the Mortgage Loans, the Purchaser shall make available to prospective purchasers audited financial statements of the Seller for the most recently completed three (3) fiscal years respecting which such statements are available, as well as a Consolidated Statement of Condition of the Seller at

                                      -49-

the end of the last two (2) fiscal years covered by such Consolidated Statement of Operations. The Seller shall also make available any comparable interim statements to the extent any such statements have been prepared by the Seller
(and are available upon request to members or stockholders of the Seller or the public at large). The Seller, if it has not already done so, agrees to furnish promptly to the Purchaser copies of the statements specified above. The Seller shall also make available information on its servicing performance with respect to loans serviced for others, including delinquency ratios.

          The Seller also agrees to allow reasonable access to a knowledgeable financial or accounting officer for the purpose of answering questions asked by any prospective purchaser regarding recent developments affecting the Seller or the financial statements of the Seller.

          SECTION 16. Mandatory Delivery; Grant of Security Interest.

          The sale and delivery on the related Closing Date of the Mortgage
Loans described on the related Mortgage Loan Schedule is mandatory from and after the date of the execution of the related Purchase Price and Terms
Agreement, it being specifically understood and agreed that each Mortgage Loan is unique and identifiable on the date hereof and that an award of money damages would be insufficient to compensate the Purchaser for the losses and damages incurred by the Purchaser (including damages to prospective purchasers of the
Mortgage Loans) in the event of the Seller's failure to deliver (i) each of the related Mortgage Loans or (ii) one or more Qualified Substitute Mortgage Loans or (iii) one or more Mortgage Loans otherwise acceptable to the Purchaser on or before the related Closing Date. The Seller hereby grants to the Purchaser a lien on and a continuing security interest in each Mortgage Loan and each document and instrument evidencing each such Mortgage Loan to secure the performance by the Seller of its obligations under the related Purchase Price and Terms Agreement, and the Seller agrees that it shall hold such Mortgage
Loans in custody for the Purchaser subject to the Purchaser's (i) right to reject any Mortgage Loan (or Qualified Substitute Mortgage Loan) under the terms of this Agreement and to require another Mortgage Loan (or Qualified Substitute
Mortgage Loan) to be substituted therefor, and (ii) obligation to pay the
Purchase Price for the Mortgage Loans. All rights and remedies of the Purchaser under this Agreement are distinct from, and cumulative with, any other rights or remedies under this Agreement or afforded by law or equity and all such rights and remedies may be exercised concurrently, independently or successively.

                                      -50-

          SECTION 17. Notices.

          All demands, notices and communications hereunder shall be in writing and shall be given via email, facsimile transmission or registered or certified mail to the person at the address set forth below:

               (i)  if to the Seller:

                    Maxim Mortgage Corp.
                    1431 Opus Place, Suite 410
                    Downers Grove, IL 60515
                    Attention: Andrew Trakszelis
                    Fax: 630-719-2120
                    Email: atrakszelis@m2loans.com

               (ii) if to the Purchaser:

                    IXIS Real Estate Capital Inc.
                    9 West 57th Street
                    New York, New York 10019
                    Attention: Christopher Connelly
                    Fax: 212-891-6288
                    Email: c.connelly@ixiscm.com

                    with a copy to:

                    IXIS Real Estate Capital Inc.
                    9 West 57th Street
                    New York, New York 10019
                    Attention: General Counsel
                    Fax: 212-891-1922
                    Email: albert.zakes@ixiscm.com

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

          SECTION 18. Severability Clause.

          Any part, provision representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the

                                      -51-

invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this
Agreement, the parties shall negotiate, in good-faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

          SECTION 19. Counterparts.

          This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

          SECTION 20. Governing Law Jurisdiction; Consent to Service of Process.

          THIS AGREEMENT SHALL BE DEEMED IN EFFECT WHEN A FULLY EXECUTED
COUNTERPART THEREOF IS RECEIVED BY THE PURCHASER IN THE STATE OF NEW YORK AND
SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF NEW YORK. THIS AGREEMENT SHALL
BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT
TO ITS CHOICE OF LAW RULES AND PRINCIPLES. EACH OF THE PURCHASER AND THE SELLER
IRREVOCABLY (I) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE
STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE
SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING
RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW,
THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH
COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY
SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY
SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS
TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL
ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER.

          SECTION 21. Intention of the Parties.

          It is the intention of the parties that the Purchaser is purchasing, and the Seller is selling the Mortgage Loans and not a debt instrument of the
Seller or another security. Accordingly, the parties hereto each intend to treat the transaction for Federal income tax purposes as a sale by the Seller, and a purchase by the Purchaser, of the Mortgage Loans. Moreover, the arrangement under which the Mortgage Loans are held shall be consistent with classification of such arrangement as a grantor trust in the event it is not found to represent direct ownership of the Mortgage Loans. The Purchaser shall have the right to review the Mortgage Loans and the related Mortgage Loan Files to determine the characteristics of the Mortgage Loans which shall affect the Federal income tax consequences of owning the Mortgage Loans and the Seller shall cooperate with all reasonable requests made by the Purchaser in the course of such review.

                                      -52-

          SECTION 22. Successors and Assigns; Assignment of Purchase Agreement.

          This Agreement shall bind and inure to the benefit of and be enforceable by the Seller and the Purchaser and the respective permitted successors and assigns of the Seller and the successors and assigns of the
Purchaser. This Agreement shall not be assigned, pledged or hypothecated by the
Seller to a third party without the prior written consent of the Purchaser, which consent may be withheld by the Purchaser in its sole discretion. This
Agreement may be assigned, pledged or hypothecated by the Purchaser in whole or in part, and with respect to one or more of the Mortgage Loans, without the consent of the Seller. There shall be no limitation on the number of assignments or transfers allowable by the Purchaser with respect to the Mortgage Loans and this Agreement. In the event the Purchaser assigns this Agreement, and the assignee assumes any of the Purchaser's obligations hereunder, the Seller acknowledges and agrees to look solely to such assignee, and not to the
Purchaser, for performance of the obligations so assumed and the Purchaser shall be relieved from any liability to the Seller with respect thereto.

          SECTION 23. Waivers.

          No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

          SECTION 24. Exhibits.

          The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

          SECTION 25. General Interpretive Principles.

          For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

          (a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

          (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

          (c) references herein to "Articles," "Sections," "Subsections,"
"Paragraphs," and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

          (d) reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

                                      -53-

          (e) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

          (f) the term "include" or "including" shall mean without limitation by reason of enumeration.

          SECTION 26. Reproduction of Documents.

          This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

          SECTION 27. Further Agreements.

          The Seller and the Purchaser each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this
Agreement.

          SECTION 28. Recordation of Assignments of Mortgage.

          To the extent permitted by applicable law, each of the Assignments of
Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or their comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected at the Seller's expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option (other than with respect to the MERS Designated Mortgage Loans).

          SECTION 29. No Solicitation.

          From and after the Closing Date, the Seller agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors on the Seller's behalf, to personally, by telephone or mail (via electronic means or otherwise), solicit the borrower or obligor under any Mortgage Loan for any purpose whatsoever, including to refinance a Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. It is understood and agreed that all rights and benefits relating to the solicitation of any Mortgagors and the attendant rights, title and interest in and to the list of such Mortgagors and data relating to their Mortgages (including insurance renewal dates) shall be transferred to the Purchaser pursuant hereto on the Closing Date and the Seller shall take no action to undermine these rights and benefits. Notwithstanding the foregoing, it is understood and agreed that promotions undertaken by the Seller or any affiliate of the Seller which are

                                      -54-

directed to the general public at large, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements shall not constitute solicitation under this Section

          29. SECTION 30. Waiver of Trial by Jury.

          THE SELLER AND THE PURCHASER EACH KNOWINGLY, VOLUNTARILY AND
INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT
IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS
AGREEMENT.

          SECTION 31. Compliance with Regulation AB

          Subsection 31.01. Intent of the Parties; Reasonableness.

          The Purchaser and the Seller acknowledge and agree that the purpose of
Section 31 of this Agreement is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. Although Regulation AB is applicable by its terms only to offerings of asset-backed securities that are registered under the
Securities Act, the Seller acknowledges that investors in privately offered securities may require that the Purchaser or any Depositor provide comparable disclosure in unregistered offerings. References in this Agreement to compliance with Regulation AB include provision of comparable disclosure in private offerings.

          Neither the Purchaser nor any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the
Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder (or the provision in a private offering of disclosure comparable to that required under the Securities Act). The Seller acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Purchaser or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Securitization Transaction, the Seller shall cooperate fully with the Purchaser to deliver to the Purchaser (including any of its assignees or designees) and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Purchaser or any Depositor to permit the Purchaser or such
Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Seller, any Third-Party Originator and the Mortgage
Loans, or the servicing of the Mortgage Loans, reasonably believed by the
Purchaser or any Depositor to be necessary in order to effect such compliance.

          The Purchaser (including any of its assignees or designees) shall cooperate with the Seller by providing timely notice of requests for information under these provisions and by reasonably limiting such requests to information required, in the Purchaser's reasonable judgment, to comply with Regulation AB.

                                      -55-

          Subsection 31.02. Additional Representations and Warranties of the
Seller.

          (a) The Seller shall be deemed to represent to the Purchaser and to any Depositor, as of the date on which information is first provided to the
Purchaser or any Depositor under Subsection 31.03 that, except as disclosed in writing to the Purchaser or such Depositor prior to such date: (i) the Seller is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Seller; (ii) the Interim Servicer has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; (iii) no material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Interim Servicer as servicer has been disclosed or reported by the
Seller; (iv) no material changes to the Interim Servicer's policies or procedures with respect to the servicing function it will perform under the
Interim Servicing Agreement and any Reconstitution Agreement for mortgage loans of a type similar to the Mortgage Loans have occurred during the three-year period immediately preceding the related Securitization Transaction; (v) there are no aspects of the Interim Servicer's financial condition that could have a material adverse effect on the performance by the Interim Servicer of its servicing obligations under the Interim Servicing Agreement or any
Reconstitution Agreement; (vi) there are no material legal or governmental proceedings pending (or known to be contemplated) against the Seller, Interim
Servicer, any Subservicer or any Third-Party Originator; and (vii) there are no affiliations, relationships or transactions relating to the Seller, Interim
Servicer, any Subservicer or any Third-Party Originator with respect to any
Securitization Transaction and any party thereto identified by the related
Depositor of a type described in Item 1119 of Regulation AB.

          (b) If so requested by the Purchaser or any Depositor on any date following the date on which information is first provided to the Purchaser or any Depositor under Subsection 31.03, the Seller shall, within five (5) Business
Days following such request, confirm in writing the accuracy of the representations and warranties set forth in paragraph (a) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

          Subsection 31.03. Information to Be Provided by the Seller.

          In connection with any Securitization Transaction the Seller shall (i)
within five (5) Business Days following request by the Purchaser or any
Depositor, provide to the Purchaser and such Depositor (or, as applicable, cause each Third-Party Originator to provide), in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, the information and materials specified in paragraphs (a) and (b) of this Section, and (ii) as promptly as practicable following notice to or discovery by the Seller, provide to the Purchaser and any Depositor (in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor) the information specified in paragraph (d) of this Section.

          (a) If so requested by the Purchaser or any Depositor, the Seller shall provide such information regarding (i) the Seller, as originator of the
Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified
Correspondent), or (ii) each Third-Party

                                      -56-

Originator, as is requested for the purpose of compliance with Items 1103(a)(1),
1105, 1110, 1117 and 1119 of Regulation AB. Such information shall include, at a minimum:

               (A) the originator's form of organization;

               (B) a description of the originator's origination program and how long the originator has been engaged in originating residential mortgage loans, which description shall include a discussion of the originator's experience in originating mortgage loans of a similar type as the Mortgage
     Loans; information regarding the size and composition of the originator's origination portfolio; and information that may be material, in the good faith judgment of the Purchaser or any Depositor, to an analysis of the performance of the Mortgage Loans, including the originators'
     credit-granting or underwriting criteria for mortgage loans of similar type(s) as the Mortgage Loans and such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with
     Item 1110(b)(2) of Regulation AB;

               (C) a description of any material legal or governmental
     proceedings pending (or known to be contemplated) against the Seller and each Third-Party Originator; and

               (D) a description of any affiliation or relationship between the
     Seller, each Third-Party Originator and any of the following parties to a
     Securitization Transaction, as such parties are identified to the Seller by the Purchaser or any Depositor in writing in advance of such Securitization
     Transaction:

                    (1)  the sponsor;

                    (2)  the depositor;

                    (3)  the issuing entity;

                    (4)  any servicer;

                    (5)  any trustee;

                    (6)  any originator;

                    (7)  any significant obligor;

                    (8)  any enhancement or support provider; and

                    (9)  any other material transaction party.

          (b) If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide)
Static Pool Information with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below)
originated by (i) the Seller, if the Seller is an originator of Mortgage Loans
(including as an acquirer of Mortgage Loans from a Qualified Correspondent),

                                      -57-

and/or (ii) each Third-Party Originator. Such Static Pool Information shall be prepared by the Seller (or Third-Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(1)-(3)
of Regulation AB. To the extent that there is reasonably available to the Seller
(or Third-Party Originator) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. The content of such Static Pool Information may be in the form customarily provided by the Seller, and need not be customized for the Purchaser or any Depositor. Such Static Pool Information for each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than one hundred thirty-five (135) days prior to the date of the prospectus or other offering document in which the
Static Pool Information is to be included or incorporated by reference. The
Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format reasonably required by the
Purchaser or the Depositor, as applicable.

          Promptly following notice or discovery of a material error in Static
Pool Information provided pursuant to the immediately preceding paragraph
(including an omission to include therein information required to be provided pursuant to such paragraph), the Seller shall provide corrected Static Pool
Information to the Purchaser or any Depositor, as applicable, in the same format in which Static Pool Information was previously provided to such party by the
Seller.

          If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), such agreed-upon procedures letters of certified public accountants reasonably acceptable to the
Purchaser or Depositor, as applicable, pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after
January 1, 2006 or, in the case of Static Pool Information with respect to the
Seller's or Third-Party Originator's originations or purchases, to calendar months commencing January 1, 2006, as the Purchaser or such Depositor shall reasonably request. Such letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which may include, by way of example, any Sponsor, any Depositor and any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a
Securitization Transaction. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such
Depositor.

          (c) [Reserved].

          (d) If so requested by the Purchaser or any Depositor for the purpose of satisfying its reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Seller shall (or shall cause each
Third-Party Originator to) (i) notify the Purchaser and any Depositor in writing of (A) any material litigation or governmental proceedings pending against the
Seller or any Third-Party Originator and (B) any affiliations or

                                      -58-

relationships that develop following the closing date of a Securitization
Transaction between the Seller or any Third-Party Originator and any of the
parties specified in clause (D) of paragraph (a) of this Section (and any other parties identified in writing by the requesting party) with respect to such
Securitization Transaction, and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships.

          Subsection 31.04. Indemnification; Remedies.

          (a) The Seller shall indemnify the Purchaser, each affiliate of the
Purchaser, the Depositor, and each of the following parties participating in a
Securitization Transaction: each sponsor and issuing entity; each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d)
under the Exchange Act with respect to such Securitization Transaction; each broker dealer acting as underwriter, placement agent or initial purchaser, each
Person who controls any of such parties or the Depositor (within the meaning of
Section 15 of the Securities Act and Section 20 of the Exchange Act); and the
respective present and former directors, officers, employees and agents of each of the foregoing and of the Depositor, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

          (i) (A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, accountants'
     letter or other material provided in written or electronic form under this
     Section 31 by or on behalf of the Seller, or provided under this Section 31 by or on behalf of any Third-Party Originator (collectively, the "Seller
     Information"), or (B) the omission or alleged omission to state in the
     Seller Information a material fact required to be stated in the Seller
     Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;
     provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Seller Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Seller Information or any portion thereof is presented together with or separately from such other information;

          (ii) any failure by the Seller or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 31; or

          (iii) any breach by the Seller of a representation or warranty set forth in Subsection 31.02(a) or in a writing furnished pursuant to
     Subsection 31.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection 31.02(b) to the extent made as of a date subsequent to such closing date.

                                      -59-

          In the case of any failure of performance described in clause (a)(ii)
of this Section, the Seller shall promptly reimburse the Purchaser, any
Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants' letter or other material not delivered as required by the Seller or any Third-Party Originator.

          (b) (i) Any failure by the Seller or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 31, or any breach by the Seller of a representation or warranty set forth in Subsection 31.02(a) or in a writing furnished pursuant to Subsection 31.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection
31.02(b) to the extent made as of a date subsequent to such closing date, shall immediately and automatically, without notice or grace period, constitute an
Event of Default with respect to the Seller under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Purchaser or
Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Interim Servicer as servicer under the Interim Servicing
Agreement and/or any applicable Reconstitution Agreement without payment
(notwithstanding anything in this Agreement or any applicable Reconstitution
Agreement to the contrary) of any compensation to the Interim Servicer; provided that to the extent that any provision of this Agreement and/or any applicable
Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Interim Servicer as servicer, such provision shall be given effect.

                     [SIGNATURES COMMENCE ON FOLLOWING PAGE]

                                      -60-

          IN WITNESS WHEREOF, the Seller and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

                                        IXIS REAL ESTATE CAPITAL INC.
                                           (Purchaser)

                                        By: /s/ Kathy Lynch
                                            ------------------------------------
                                            Name: Kathy Lynch
                                            Title: Director

                                        By: /s/ F. Rene Mendez
                                            ------------------------------------
                                            Name: F. Rene Mendez
                                            Title: Managing Director

                                        MAXIM MORTGAGE CORP.
                                           (Seller)

                                        By: /s/ Andrew Trakszeks
                                            ------------------------------------
                                            Name: Andrew Trakseks
                                            Title: President

                                                                       Exhibit A
                                    EXHIBIT A

                         CONTENTS OF EACH MORTGAGE FILE

          With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the
Purchaser and any prospective Purchaser, and which shall be delivered to the
Custodian, or to such other Person as the Purchaser shall designate in writing, pursuant to Section 6 of the Mortgage Loan Purchase and Warranties Agreement to
which this Exhibit is attached (the "Agreement"):

          (a) the original Mortgage Note bearing all intervening endorsements evidencing a complete chain of assignment from the originator to the Seller, endorsed "Pay to the order of _________, without recourse" and signed in the name of the Seller by an authorized officer. To the extent that there is no room on the face of the Mortgage Notes for endorsements, the endorsement may be contained on an allonge, if state law so allows and the Custodian is so advised by the Seller that state law so allows. If the Mortgage Loan was acquired by the
Seller in a merger, the endorsement must be by "[Seller], successor by merger to
[name of predecessor]." If the Mortgage Loan was acquired or originated by the
Seller while doing business under another name, the endorsement must be by
"[Seller], formerly known as [previous name]";

          (b) the original of any guarantee executed in connection with the
Mortgage Note;

          (c) the original Mortgage with evidence of recording thereon. If in connection with any Mortgage Loan, the Seller cannot deliver or cause to be delivered the original Mortgage with evidence of recording thereon on or prior to the Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, the Seller shall deliver or cause to be delivered to the
Custodian, a photocopy of such Mortgage, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the
Seller stating that such Mortgage has been dispatched to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or (ii) in the case of a
Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage;

          (d) the originals of all assumption, modification, consolidation or extension agreements, if any, with evidence of recording thereon;

          (e) except with respect to each MERS Designated Mortgage Loan, the original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording. The Assignment of Mortgage must be duly recorded only if recordation is either

                                      A-1

necessary under applicable law or commonly required by private institutional mortgage investors in the area where the Mortgaged Property is located or on direction of the Purchaser as provided in this Agreement. If the Assignment of
Mortgage is to be recorded, the Mortgage shall be assigned to the Purchaser. If the Assignment of Mortgage is not to be recorded, the Assignment of Mortgage shall be delivered in blank. If the Mortgage Loan was acquired by the Seller in a merger, the Assignment of Mortgage must be made by "[Seller], successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the Assignment of Mortgage must be by "[Seller], formerly known as [previous name]";

          (f) the originals of all intervening assignments of mortgage, evidencing a complete chain of assignment from the originator to the Seller (or
MERS with respect to each MERS Designated Mortgage Loan), with evidence of recording thereon, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of mortgage, the
Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such intervening assignment, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller stating that such intervening assignment of mortgage has been dispatched to the appropriate public recording office for recordation and that such original recorded intervening assignment of mortgage or a copy of such intervening assignment of mortgage certified by the appropriate public recording office to be a true and complete copy of the original recorded intervening assignment of mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or
(ii) in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment;

          (g) The original mortgagee policy of title insurance or, in the event such original title policy is unavailable, a certified true copy of the related policy binder or commitment for title certified to be true and complete by the title insurance company; and

          (h) security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage.

          In the event an Officer's Certificate of the Seller is delivered to the Purchaser because of a delay caused by the public recording office in returning any recorded document, the Seller shall deliver to the Purchaser, within ninety (90) days of the Closing Date, an Officer's Certificate which shall (i) identify the recorded document, (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay caused by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document will be delivered to the Custodian; provided, however, that any recorded document shall in any event be delivered no later than one (1) year from the applicable Closing
Date. An extension of the date specified in (iv) above may be requested from the
Purchaser, which consent shall not be unreasonably withheld.

                                      A-2

                                                                       Exhibit B

                                    EXHIBIT B

                       FORM OF INTERIM SERVICING AGREEMENT

                                      B-1

                                                                       Exhibit C

                                    EXHIBIT C

                          FORM OF OFFICER'S CERTIFICATE

          I, ____________________, hereby certify that I am the duly elected
[Vice] President of Maxim Mortgage Corp., a [state] [federally] chartered institution organized under the laws of the state of Texas (the "Company"), and further as follows:

               1. Attached hereto as Exhibit 1 is a true, correct and complete copy of the charter of the Company which is in full force and effect on the date hereof and which has been in effect without amendment, waiver, rescission or modification since ___________.

               2. Attached hereto as Exhibit 2 is a true, correct and complete copy of the bylaws of the Company which are in effect on the date hereof and which have been in effect without amendment, waiver, rescission or modification since ___________.

               3. Attached hereto as Exhibit 3 is an original certificate of good standing of the Company issued within ten (10) days of the date hereof, and no event has occurred since the date thereof which would impair such standing.

               4. Attached hereto as Exhibit 4 is a true, correct and complete copy of the corporate resolutions of the Board of Directors of the Company authorizing the Company to execute and deliver each of the Mortgage Loan
     Purchase and Warranties Agreement, dated as of August 1, 2006, by and between IXIS Real Estate Capital Inc. (the "Purchaser") and the Company
     (the "Purchase Agreement"), the Interim Servicing Agreement, dated as of
     August 1, 2006, by and between the Company and the Purchaser (the "Interim
     Servicing Agreement")] [and to endorse the Mortgage Notes and execute the
     Assignments of Mortgages by original [or facsimile] signature,]] and such resolutions are in effect on the date hereof and have been in effect without amendment, waiver, rescission or modification since ____________.

               5. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the [Purchase Agreement, the Interim Servicing Agreement] the sale of the mortgage loans or the consummation of the transactions contemplated by the agreements; or (ii) any required consent, approval, authorization or order has been obtained by the Company.

               6. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of the [Purchase Agreement and the Interim
     Servicing Agreement] conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter or by-laws of the Company, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

                                      C-1

               7. To the best of my knowledge, there is no action, suit,
     proceeding or investigation pending or threatened against the Company which, in my judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the [Purchase
     Agreement and the Interim Servicing Agreement,] or the mortgage loans or of any action taken or to be taken in connection with the transactions contemplated hereby, or which would be likely to impair materially the ability of the Company to perform under the terms of the [Purchase
     Agreement and the Interim Servicing Agreement].

               8. Each person listed on Exhibit 5 attached hereto who, as an officer or representative of the Company, signed (a) the Purchase
     Agreement, (b) the Interim Servicing Agreement and (c) any other document delivered or on the date hereof in connection with any purchase described in the agreements set forth above was, at the respective times of such signing and delivery, and is now, a duly elected or appointed, qualified and acting officer or representative of the Company, who holds the office set forth opposite his or her name on Exhibit 5, and the signatures of such persons appearing on such documents are their genuine signatures.

               9. The Company is duly authorized to engage in the transactions described and contemplated in the [Purchase Agreement and the Interim
     Servicing Agreement].

                                      C-2

          IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Company.

Dated:                                      By:
      ----------------------                    --------------------------------
                                                     Name:
                                                          ----------------------
[Seal]                                          Title: [Vice] President

          I, ________________________, an [Assistant] Secretary of Maxim
Mortgage Corp., hereby certify that ____________ is the duly elected, qualified and acting [Vice] President of the Company and that the signature appearing above is [her] [his] genuine signature.

          IN WITNESS WHEREOF, I have hereunto signed my name.

Dated:                                      By:
      ----------------------                    --------------------------------
                                                     Name:
                                                          ----------------------
                                                Title: [Assistant] Secretary

                                      C-3

                                  EXHIBIT 5 to
                         Company's Officer's Certificate

NAME                               TITLE                   SIGNATURE
----------------------    ----------------------    ----------------------

______________________    ______________________    ______________________

______________________    ______________________    ______________________

______________________    ______________________    ______________________

______________________    ______________________    ______________________

______________________    ______________________    ______________________

______________________    ______________________    ______________________

                                      C-4

                                                                       Exhibit D
                                    EXHIBIT D

                    FORM OF OPINION OF COUNSEL TO THE SELLER
                           AND INTERIM SERVICER (DATE)

IXIS Real Estate Capital Inc.
9 West 57th Street, 36th Floor
New York, New York 10019

Dear Sirs:

          You have requested [our] [my] opinion, as [Assistant] General Counsel to Maxim Mortgage Corp. (the "Company"), with respect to certain matters in connection with the sale by the Company of the Mortgage Loans pursuant to that certain Mortgage Loan Purchase and Warranties Agreement by and between the
Company and IXIS Real Estate Capital Inc. (the "Purchaser"), dated as of August
1, 2006 (the "Purchase Agreement") which sale is in the form of whole loans, serviced pursuant to an Interim Servicing Agreement, dated as of August 1, 2006 by and between the Interim Servicer and the Purchaser (the "Interim Servicing
Agreement" and, collectively with the Purchase Agreement, the "Agreements").
Capitalized terms not otherwise defined herein have the meanings set forth in the Purchase Agreement and the Interim Servicing Agreement.

          [We] [I] have examined the following documents:

          1.   the Purchase Agreement;

          2.   the Interim Servicing Agreement;

          3.   the form of Assignment of Mortgage;

          4.   the form of endorsement of the Mortgage Notes; and

          5    such other documents, records and papers as we have deemed necessary and relevant as a basis for this opinion.

          To the extent [we] [I] have deemed necessary and proper, [we] [I] have relied upon the representations and warranties of the Company and the Interim
Servicer contained in the Purchase Agreement and in the Interim Servicing
Agreement, as applicable. [We] [I] have assumed the authenticity of all documents submitted to [us] [me] as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents.

          Based upon the foregoing, it is [our] [my] opinion that:

     1.   The Company and the Interim Servicer is [type of entity] duly organized, validly existing and in good standing under the laws of the
          [United States] and are

                                      D-1

          qualified to transact business in, and is in good standing under, the laws of [the state of incorporation].

     2.   Each of the Company and the Interim Servicer has the power to engage in the transactions contemplated by the Agreements to which it is a party and all requisite power, authority and legal right to execute and deliver such Agreements and to perform and observe the terms and conditions of such Agreements.

     3.   Each of the Agreements to which it is a party has been duly authorized, executed and delivered by the Company and the Interim
          Servicer, as applicable, and is a legal, valid and binding agreement enforceable in accordance with its respective terms against the
          Company and the Interim Servicer, as applicable, subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance, none of which will materially interfere with the realization of the benefits provided thereunder or with the Purchaser's ownership of the
          Mortgage Loans.

     4.   Each of the Company and the Interim Servicer has been duly authorized to allow any of its officers to execute any and all documents by original signature in order to complete the transactions contemplated by the Agreements to which it is a party by original [or facsimile]
          signature in order to execute the endorsements to the Mortgage Notes and the Assignments of Mortgages, and the original [or facsimile]
          signature of the officer at the Company executing the endorsements to the Mortgage Notes and the Assignments of Mortgages represents the legal and valid signature of said officer of the Company.

     5.   Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company or the Interim Servicer of or compliance by the Company or the Interim Servicer with the Agreements to which it is a party and the sale of the Mortgage Loans by the
          Company or the consummation of the transactions contemplated by the
          Agreements to which each is a party or (ii) any required consent, approval, authorization or order has been obtained by the Company or the Interim Servicer.

     6.   Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of, the Agreements to which it is a party conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter, by-laws or other organizational documents of the Company or the
          Interim Servicer, as applicable, the terms of any indenture or other agreement or instrument to which the Company or the Interim Servicer is a party or by which it is bound or to which it is subject, or violates any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company or the Interim Servicer is subject or by which it is bound.

                                      D-2

     7.   There is no action, suit, proceeding or investigation pending or threatened against the Company or the Interim Servicer which, in [our]
          [my] judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or the
          Interim Servicer or in any material impairment of the right or ability of the Company or the Interim Servicer to carry on its business substantially as now conducted or in any material liability on the part of the Company or the Interim Servicer or which would draw into question the validity of the Agreements to which it is a party or the
          Mortgage Loans or of any action taken or to be taken in connection with the transactions contemplated thereby, or which would be likely to impair the ability of the Company or the Interim Servicer to perform under the terms of the Agreements to which it is a party.

     8.   The sale of each Mortgage Note and Mortgage as and in the manner contemplated by the Agreements is sufficient to fully transfer to the
          Purchaser all right, title and interest of the Company thereto as noteholder and mortgagee.

     9.   The Mortgages have been duly assigned and the Mortgage Notes have been duly endorsed as provided in the Purchase Agreement. The Assignments of Mortgage are in recordable form, except for the insertion of the name of the assignee, and upon the name of the assignee being inserted, are acceptable for recording under the laws of the state where each related Mortgaged Property is located. The endorsement of the Mortgage Notes, the delivery to the Purchaser, or its designee, of the Assignments of Mortgage, and the delivery of the original endorsed
          Mortgage Notes to the Purchaser, or its designee, are sufficient to permit the Purchaser to avail itself of all protection available under applicable law against the claims of any present or future creditors of the Company, and are sufficient to prevent any other sale, transfer, assignment, pledge or hypothecation of the Mortgages and the
          Mortgage Notes by the Company from being enforceable.

          This opinion is given to you for your sole benefit, and no other person or entity is entitled to rely hereon except that the purchaser or purchasers to which you initially and directly resell the Mortgage Loans may rely on this opinion as if it were addressed to them as of its date.

                                             Very truly yours,

                                             -----------------------------------
                                                           [Name]
                                                [Assistant] General Counsel

                                      D-3

                                                                       Exhibit E

                                    EXHIBIT E

                     FORM OF SECURITY RELEASE CERTIFICATION

                                                      ___________________, _____

________________________
________________________
________________________

Attention: _________________________
           _________________________

          Re: Notice of Sale and Release of Collateral

Dear Sirs:

          This letter serves as notice that Maxim Mortgage Corp. a [type of entity], organized pursuant to the laws of the state of Texas (the "Company")
has committed to sell to IXIS Real Estate Capital Inc. under a Mortgage Loan
Purchase and Warranties Agreement, dated as of August 1, 2006, certain mortgage loans originated by the Company. The Company warrants that the mortgage loans to be sold to IXIS Real Estate Capital Inc. are in addition to and beyond any collateral required to secure advances made by you to the Company.

          The Company acknowledges that the mortgage loans to be sold to IXIS
Real Estate Capital Inc. shall not be used as additional or substitute collateral for advances made by [____________]. IXIS Real Estate Capital Inc.
understands that the balance of the Company's mortgage loan portfolio may be used as collateral or additional collateral for advances made by [___________], and confirms that it has no interest therein.

                                      E-1

                                                                       Exhibit E

          Execution of this letter by [___________] shall constitute a full and complete release of any security interest, claim, or lien which [___________]
may have against the mortgage loans to be sold to IXIS Real Estate Capital Inc.

                                             Very truly yours,

                                             -----------------------------------

                                             By:
                                                --------------------------------
                                             Name:
                                                  ------------------------------
                                             Title:
                                                   -----------------------------
                                             Date:
                                                  ------------------------------

Acknowledged and approved:

--------------------------

By:
   ------------------------------------------
Name:
     ----------------------------------------
Title:
      ---------------------------------------
Date:
     ----------------------------------------

                                      E-1

                                                                       Exhibit F

                                    EXHIBIT F

                     FORM OF SECURITY RELEASE CERTIFICATION

                         I. Release of Security Interest

          The financial institution named below hereby relinquishes any and all right, title and interest it may have in all Mortgage Loans to be purchased by
IXIS Real Estate Capital Inc. from the Company named below pursuant to that certain Mortgage Loan Purchase and Warranties Agreement, dated as of August 1,
2006, and certifies that all notes, mortgages, assignments and other documents in its possession relating to such Mortgage Loans have been delivered and released to the Company named below or its designees, as of the date and time of the sale of such Mortgage Loans to IXIS Real Estate Capital Inc.

Name and Address of Financial Institution

----------------------------------------------
(Name)

----------------------------------------------
(Address)

By:
    ------------------------------------------

                                      F-1

                                                                       Exhibit F

                          II. Certification of Release

          The Company named below hereby certifies to IXIS Real Estate Capital
Inc. that, as of the date and time of the sale of the above-mentioned Mortgage
Loans to IXIS Real Estate Capital Inc. the security interests in the Mortgage
Loans released by the above-named financial institution comprise all security interests relating to or affecting any and all such Mortgage Loans. The Company warrants that, as of such time, there are and will be no other security interests affecting any or all of such Mortgage Loans.

                                         ---------------------------------------

                                         By:
                                            ------------------------------------
                                         Title:
                                               ---------------------------------
                                         Date:
                                              ----------------------------------

                                      F-2

                                                                       Exhibit G

                                    EXHIBIT G

                                   [RESERVED]

                                      G-1

                                                                       Exhibit H

                                    EXHIBIT H

                            ASSIGNMENT AND CONVEYANCE

          On this ___ day of __________, ____, Maxim Mortgage Corp. ("Seller"),
as (i) the Seller under that certain Purchase Price and Terms Agreement, dated as of ___________, _____ (the "PPTA"), (ii) the Seller under that certain
Mortgage Loan Purchase and Warranties Agreement, dated as of August 1, 2006 (the
"Purchase Agreement") and (iii) the Seller/Interim Servicer under that certain
Interim Servicing Agreement, dated as of August 1, 2006 (the "Interim Servicing
Agreement" and, together with the PPTA and the Purchase Agreement, the
"Agreements") does hereby sell, transfer, assign, set over and convey to IXIS
Real Estate Capital Inc. ("Purchaser") as the Purchaser under the Agreements, without recourse, but subject to the terms of the Agreements, all right, title and interest of, in and to the Mortgage Loans listed on the Mortgage Loan
Schedule attached hereto as Exhibit A (the "Mortgage Loans"), together with the
Mortgage Files and all rights and obligations arising under the documents contained therein. Each Mortgage Loan subject to the Agreements was underwritten in accordance with, and conforms to, the Underwriting Guidelines attached hereto as Exhibit C. Pursuant to Section 6 of the Purchase Agreement, the Seller has
delivered to the Custodian the documents for each Mortgage Loan to be purchased as set forth in the Custodial Agreement. The contents of each Servicing File required to be retained by Maxim Mortgage Corp. ("Interim Servicer") to service the Mortgage Loans pursuant to the Interim Servicing Agreement and thus not delivered to the Purchaser are and shall be held in trust by the Seller in its capacity as Interim Servicer for the benefit of the Purchaser as the owner thereof. The Interim Servicer's possession of any portion of the Servicing File is at the will of the Purchaser for the sole purpose of facilitating servicing of the related Mortgage Loan pursuant to the Interim Servicing Agreement, and such retention and possession by the Interim Servicer shall be in a custodial capacity only. The ownership of each Mortgage Note, Mortgage, the Servicing
Rights and the contents of the Mortgage File and Servicing File is vested in the
Purchaser and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the
Seller or the Interim Servicer shall immediately vest in the Purchaser and shall be retained and maintained, in trust, by the Seller at the will of the Purchaser in such custodial capacity only.

          The Mortgage Loan Package characteristics of the Mortgage Loans subject hereto are set forth on Exhibit B hereto.

          In accordance with Section 6 of the Purchase Agreement, the Purchaser accepts the Mortgage Loans listed on Exhibit A attached hereto. Notwithstanding the foregoing the Purchaser does not waive any rights or remedies it may have under the Agreements.

          Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.

                            [SIGNATURE PAGE FOLLOWS]

                                      H-1

                                          MAXIM MORTGAGE CORP.

                                          By:
                                             -----------------------------------
                                             Name:
                                                   -----------------------------
                                             Title:
                                                    ----------------------------

Accepted and Agreed:

IXIS REAL ESTATE CAPITAL INC.

By:
   -----------------------------------
   Name:
        ------------------------------
   Title:
         -----------------------------

By:
   -----------------------------------
   Name:
        ------------------------------
   Title:
         -----------------------------

                                      H-2

                                    EXHIBIT A
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                               THE MORTGAGE LOANS

                                      H-3

                                    EXHIBIT B
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

             REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE POOL
                 CHARACTERISTICS OF EACH MORTGAGE LOAN PACKAGE

          Pool Characteristics of the Mortgage Loan Package as delivered on the related Closing Date:

          No Mortgage Loan has: (1) an outstanding principal balance less than
$_________; (2) an origination date earlier than _ months prior to the related
Cut-off Date; (3) a CLTV of greater than _____%; (4) a FICO Score of less than
___; or (5) a debt-to-income ratio of more than __%. Each First Lien Loan has a
Mortgage Interest Rate of at least ___% per annum and an outstanding principal balance less than $_________. Each Second Lien Loan has a Mortgage Interest Rate
of at least ______% per annum and an outstanding principal balance less than
$________. Each Adjustable Rate Mortgage Loan has an Index of [_______].

                                      H-4

                                    EXHIBIT C
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                             UNDERWRITING GUIDELINES

                                      H-5

                                    EXHIBIT I

                        SELLER'S UNDERWRITING GUIDELINES

                                       I-1

                                    EXHIBIT J

                  FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

          THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated [____________ __,
20__] ("Agreement"), among IXIS Real Estate Capital Inc. ("Assignor"),
[____________________] ("Assignee") and Maxim Mortgage Corp. (the "Company"):

          For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance

          1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the
"Mortgage Loans") and (b) except as described below, that certain Mortgage Loan
Purchase and Warranties Agreement (the "Purchase Agreement"), dated as of August
1, 2006, between the Assignor, as purchaser (the "Purchaser"), and the Company, as seller, solely insofar as the Purchase Agreement relates to the Mortgage
Loans.

          The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the
Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage
Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser under Section 9.04 of the Purchase Agreement.

Recognition of the Company

          2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the
Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to [__________________] (the
"Trust") created pursuant to a Pooling and Servicing Agreement, dated as of
[______], 200[_] (the "Pooling Agreement"), among the Assignee, the Assignor,
[___________________], as trustee (including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"),
[____________________], as servicer (including its successors in interest and any successor servicer under the Pooling Agreement, the "Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust (including the Trustee and the
Servicer acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser, the

                                      J-1

Custodian or the Bailee under the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Neither the Company nor the
Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage
Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company

          3. The Company warrants and represents to the Assignor, the Assignee and the Trust as of the date hereof that:

               (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

               (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the
     Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

               (c) No consent, approval, order or authorization of, or
     declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

               (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this
     Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

                                      J-2

          4. Pursuant to Section 13 of the Purchase Agreement, the Company
hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that the representations and warranties set forth in Section 9.02 of the Purchase Agreement are true and correct as of the date hereof as if such representations and warranties were made on the date hereof unless otherwise specifically stated in such representations and warranties.

Remedies for Breach of Representations and Warranties

          5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee and the Servicer acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Miscellaneous

          6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

          7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

          8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee and the
Servicer acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

          9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement
(to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the
Purchase Agreement.

          10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

          11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

          12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

                                      J-3

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                        MAXIM MORTGAGE CORP.

                                        By:
                                            ------------------------------------
                                            Name:
                                                  ------------------------------
                                            Its:
                                                 -------------------------------

                                        IXIS REAL ESTATE CAPITAL INC.

                                        By:
                                            ------------------------------------
                                            Name:
                                                  ------------------------------
                                            Its:
                                                 -------------------------------

                                        By:
                                            ------------------------------------
                                            Name:
                                                  ------------------------------
                                            Its:
                                                 -------------------------------

                                        [__________________________]

                                        By:
                                            ------------------------------------
                                            Name:
                                                  ------------------------------
                                            Its:
                                                 -------------------------------

                                      J-4

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT

                             MORTGAGE LOAN SCHEDULE

                                      J-5

                                    EXHIBIT K

                        FORM OF INDEMNIFICATION AGREEMENT

          This INDEMNIFICATION AND CONTRIBUTION AGREEMENT ("Agreement"), dated as of [_______], 200_, [among/between] IXIS Real Estate Capital Inc., a New York corporation ("IXIS"), [_____________], a [_______________] (the "Seller") and
Maxim Mortgage Corp., a Texas corporation [(the "Initial Servicer")].

          WHEREAS, [________________] (the "Depositor"), is acting as depositor and registrant with respect to the Prospectus, dated [________________], and the
Prospectus Supplement to the Prospectus, [________________] (the "Prospectus
Supplement"), relating to [________________] Certificates (the "Certificates")
to be issued pursuant to a Pooling and Servicing Agreement, dated as of
[________________] (the "P&S"), among the Depositor, as depositor,
[________________], as servicer (the "Servicer"), and [________________], as trustee (the "Trustee");

          WHEREAS, as an inducement to the Depositor to enter into the P&S, and
[____________________] (the "Underwriter[s]") to enter into the Underwriting
Agreement, dated [____________________] (the "Underwriting Agreement") between the Depositor and the Underwriter[s], Seller has agreed to provide for indemnification and contribution on the terms and conditions hereinafter set forth;

          WHEREAS, IXIS purchased from Seller certain of the Mortgage Loans underlying the Certificates (the "Mortgage Loans") from Seller pursuant to a
Mortgage Loan Purchase and Warranties Agreement, dated as of August 1, 2006 (the
"Purchase Agreement"), by and between IXIS and Seller; and

          WHEREAS, pursuant to Section 13 of the Purchase Agreement, Seller has agreed to indemnify IXIS, the Depositor, the Underwriter[s] and their respective affiliates, present and former directors, officers, employees and agents.

          NOW THEREFORE, in consideration of the agreements contained herein, and other valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and IXIS agree as follows:

          1. Indemnification and Contribution.

          (a) Seller [and Initial Servicer] agrees to indemnify and hold harmless IXIS, the Depositor, the Underwriter[s] and their respective affiliates, present and former directors, officers, employees and agents and each person, if any, who controls IXIS, the Depositor, the Underwriter[s] or such affiliate within the meaning of either Section 15 of the Securities Act of
1933, as amended (the "1933 Act"), or Section 20 of the Securities Exchange Act
of 1934, as amended (the "1934 Act"), against any and all losses, claims, damages or liabilities, joint or

                                      K-1

several, to which they or any of them may become subject under the 1933 Act, the
1934 Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based in whole or in part upon (i) any violation of the representation and warranty set forth in Section 2(vii) below or (ii) any untrue statement or alleged untrue statement of a material fact contained in the Prospectus Supplement, ABS Informational and Computational
Material or in the Free Writing Prospectus or any omission or alleged omission to state in the Prospectus Supplement, ABS Informational and Computational
Material or in the Free Writing Prospectus a material fact required to be stated
therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any such untrue statement or omission or alleged untrue statement or alleged omission made in any amendment of or supplement to the Prospectus Supplement, ABS Informational and Computational Material or the Free Writing Prospectus and agrees to reimburse IXIS, the Depositor, the Underwriter[s] or such affiliates and each such officer, director, employee, agent and controlling person promptly upon demand for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred;
provided, however, that Seller [and Initial Servicer] shall be liable in any such case only to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with the Seller Information[ and Servicer Information]. The foregoing indemnity agreement is in addition to any liability which Seller[ and the
Initial Servicer] may otherwise have to IXIS, the Depositor, the Underwriter[s]
its affiliates or any such director, officer, employee, agent or controlling person of IXIS, the Depositor, the Underwriter[s] or their respective affiliates.

          As used herein:

          "ABS Informational and Computational Material" means any written communication as defined in Item 1101(a) of Regulation AB under the 1933 Act and the 1934 Act, as amended from time to time.

          "Free Writing Prospectus" means any written communication that constitutes a "free writing prospectus," as defined in Rule 405 under the 1933
Act.

          "Regulation AB" means Subpart 229.1100 - Asset Backed Securities
(Regulation AB), 17 C.F.R. Sections 229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed
Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan.
7, 2005)) or by the staff of the Commission, or as may be provided by the
Commission or its staff from time to time.

          "Seller Information" means any information relating to Seller, the
Mortgage Loans and/or the underwriting guidelines[ and/or servicing guidelines]
relating to the Mortgage Loans set forth in the Prospectus Supplement, ABS
Informational and

                                      K-2

Computational Material or the Free Writing Prospectus [and static pool information regarding mortgage loans originated or acquired by the Seller [and included in the Prospectus Supplement, ABS Informational and Computational
Material, the Offering Circular or the Free Writing Prospectus] [incorporated by reference from the website located at [______________]].

          ["Servicer Information" means any information relating to Initial
Servicer, the Mortgage Loans and/or the servicing guidelines relating to the
Mortgage Loans set forth in the Prospectus Supplement, ABS Informational and
Computational Material or the Free Writing Prospectus [and static pool information regarding mortgage loans originated or acquired by the Initial
Servicer [and included in the Prospectus Supplement, the Offering Circular, ABS
Informational and Computational Material or the Free Writing Prospectus]
[incorporated by reference from the website located at [______________]].]

          (b) Promptly after receipt by any indemnified party under this Section
1 of notice of any claim or the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 1, notify the indemnifying party in writing of the claim or the commencement of that action; provided, however, that the failure to notify an indemnifying party shall not relieve it from any liability which it may have under this Section 1 except to the extent it has been materially prejudiced by such failure; and provided, further, however, that the failure to notify any indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under this
Section 1.

          If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, except as provided in the following paragraph, the indemnifying party shall not be liable to the indemnified party under this Section 1 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation.

          Any indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless: (i) the employment thereof has been specifically authorized by the indemnifying party in writing; (ii) such indemnified party shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party and in the reasonable judgment of such counsel it is necessary or appropriate for such indemnified party to employ separate counsel;
or (iii) the indemnifying party has failed to assume the defense of such action and employ counsel reasonably satisfactory to the indemnified party, in which case, if such indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party, it being understood, however, the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one

                                      K-3

separate firm of attorneys (in addition to local counsel) at any time for all such indemnified parties.

          Each indemnified party, as a condition of the indemnity agreements contained in this Section 1, shall cooperate with the indemnifying party in the defense of any such action or claim. No indemnifying party shall be liable for any settlement of any such action effected without its written consent (which consent shall not be unreasonably withheld), but if settled with its written consent or if there be a final judgment for the plaintiff in any such action, the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment.

          Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for reasonable fees and expenses of counsel, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than thirty (30)
days after receipt by such indemnifying party of the aforesaid request and (ii)
such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement.

          (c) If the indemnification provided for in this Section 1 is unavailable to an indemnified party, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities, in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, respectively, in connection with the statements or omissions that result in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the indemnified party and indemnifying party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission and any other equitable considerations.

          (d) The indemnity and contribution agreements contained in this
Section 1 and the representations and warranties set forth in Section 2 shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by IXIS, the Depositor, the
Underwriter[s] their respective affiliates, directors, officers, employees or agents or any person controlling IXIS, the Depositor, the Underwriter[s] or any such affiliate and (iii) acceptance of and payment for any of the Offered
Certificates.

          2. Representations and Warranties. Seller [and Initial Servicer]
represents and warrants that:

          (i) Seller [and Initial Servicer] is validly existing and in good standing under the laws of its jurisdiction of formation or incorporation, as applicable, and has full power and authority to own its assets and to transact the business in which it is currently engaged. Seller [and Initial
     Servicer] is duly qualified to do business and is in good standing in each jurisdiction in which the character of the business transacted by it or any

                                      K-4

     properties owned or leased by it requires such qualification and in which the failure so to qualify would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of
     Seller [and Initial Servicer];

          (ii) Seller [and Initial Servicer] is not required to obtain the consent of any other person or any consent, license, approval or authorization from, or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Agreement;

          (iii) the execution, delivery and performance of this Agreement by
     Seller [and Initial Servicer] will not violate any provision of any existing law or regulation or any order decree of any court applicable to
     Seller [and Initial Servicer] or any provision of the charter or bylaws of
     Seller [and Initial Servicer], or constitute a material breach of any mortgage, indenture, contract or other agreement to which Seller [and
     Initial Servicer] is a party or by which it may be bound;

          (iv) (a) no proceeding of or before any court, tribunal or governmental body is currently pending or, (b) to the knowledge of Seller
     [and Initial Servicer], threatened against Seller [and Initial Servicer] or any of its properties or with respect to this Agreement or the Offered
     Certificates, in either case, which would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of
     Seller [and Initial Servicer];

          (v) Seller [and Initial Servicer] has full power and authority to make, execute, deliver and perform this Agreement and all of the transactions contemplated hereunder, and has taken all necessary corporate action to authorize the execution, delivery and performance of this
     Agreement. When executed and delivered, this Agreement will constitute the legal, valid and binding obligation of each of Seller [and Initial
     Servicer] enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors'
     rights generally, by the availability of equitable remedies, and by limitations of public policy under applicable securities law as to rights of indemnity and contribution thereunder;

          (vi) this Agreement has been duly executed and delivered by Seller
     [and Initial Servicer]; and

          (vii) the [Seller Information][Servicer Information] satisfies the requirements of the applicable provisions of Regulation AB.

          3. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to Seller [and Initial Servicer], will be mailed, delivered or telegraphed and confirmed [______________________]; or, if sent to IXIS, will be mailed, delivered or telegraphed and confirmed to IXIS
Real Estate Capital Inc., 9 West 57th Street, New York, New York 10019,
Attention: General Counsel.

          4. Miscellaneous. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws

                                      K-5

provisions thereof. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns and the controlling persons referred to herein, and no other person shall have any right or obligation hereunder. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be considered an original, and all such counterparts shall constitute one and the same instrument. Capitalized terms used but not defined herein shall have the meanings provided in the P&S.

                  [Remainder of Page Intentionally Left Blank]

                                      K-6

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers hereunto duly authorized, this
__th day of [_____________].

                                        IXIS REAL ESTATE CAPITAL INC.

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                        MAXIM MORTGAGE CORP.

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                        [INITIAL SERVICER]

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                   EXHIBIT KK

                              NC CAPITAL AGREEMENTS

                                      KK-1

                                                                  EXECUTION COPY

                      ASSIGNMENT AND RECOGNITION AGREEMENT

          THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated January 30, 2007
("Agreement"), among IXIS Real Estate Capital Inc. ("Assignor"), Morgan Stanley
ABS Capital I Inc. ("Assignee") and NC Capital Corporation (the "Company"):

          For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance

          1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the
"Mortgage Loans") and (b) except as described below, that certain Third Amended and Restated Mortgage Loan Purchase and Warranties Agreement (the "Purchase
Agreement"), dated as of April 1, 2006, between the Assignor, as purchaser (the
"Purchaser"), and the Company, as seller, solely insofar as the Purchase
Agreement relates to the Mortgage Loans.

          The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the
Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage
Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser (a) under Subsection 9.04 of the Purchase Agreement or (b) to any
premium recapture (i.e., the excess, if any, of the purchase price percentage over par) in connection with any repurchase pursuant to Subsections 9.03 and
9.05 of the Purchase Agreement.

Recognition of the Company

          2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the
Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to IXIS Real Estate Capital Trust
2007-HE1 (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of January 1, 2007 (the "Pooling Agreement"), among the Assignee, the
Assignor, Deutsche Bank National Trust Company, as trustee (in such capacity, including its successors in interest and any successor trustees under the
Pooling Agreement, the "Trustee"), Wells Fargo Bank, National Association, as
securities administrator (in such capacity, including its successors in interest and any successor securities administrators under the Pooling Agreement, the
"Securities Administrator"), master servicer (in such capacity, including its successors in interest and any successor master servicers under the Pooling
Agreement, the "Master Servicer") and Saxon Mortgage Services, Inc., as servicer
(including its successors in interest and any successor servicer under the
Pooling Agreement, the "Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the
Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the enforcement of the representations, warranties and covenants with respect to the
Mortgage Loans, (iii) the Trust (including the Trustee, Securities
Administrator, Master Servicer and the Servicer acting on the Trust's behalf)
shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the
Mortgage Loans, and (iv) all references to the Purchaser (insofar as they relate to the rights, title and interest and, with respect to obligations of the
Purchaser, only insofar as they relate to the enforcement of the representations, warranties and covenants of the Company), the Custodian or the
Bailee under the Purchase Agreement insofar as they relate to the Mortgage
Loans, shall be deemed to refer to the Trust (including the Trustee, Securities
Administrator, Master Servicer and the Servicer acting on the Trust's behalf).
Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase
Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Purchase
Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company

          3. The Company warrants and represents to the Assignor, the Assignee and the Trust (including the Trustee, Securities Administrator, Master Servicer
and the Servicer acting on the Trust's behalf) as of the date hereof that:

               (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

               (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the
     Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

                                       2

               (c) No consent, approval, order or authorization of, or
     declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

               (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this
     Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

          4. Pursuant to Section 13 of the Purchase Agreement, the Company
hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust (including the Trustee, Securities Administrator, Master Servicer
and the Servicer acting on the Trust's behalf), that the representations and warranties set forth in Section 9.02 of the Purchase Agreement are true and correct as of the date hereof as if such representations and warranties were made on the date hereof unless (a) otherwise specifically stated in such representations and warranties or (b) otherwise specifically set forth on
Exhibit B attached hereto, in connection with the representation and warranty in
Section 9.02(b), regarding payment delinquencies set forth in Section 9.02(b) of the Purchase Agreement,

Remedies for Breach of Representations and Warranties

          5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee,
Securities Administrator, Master Servicer and the Servicer acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in
Subsection 9.03 of the Purchase Agreement as if they were set forth herein
(including without limitation the repurchase and indemnity obligations set forth therein); provided, however, that the Assignor specifically reserves and does not assign to the Assignee hereunder any and all right, title and interest in the Premium Percentage, if any, due in connection with the repurchase of a
Mortgage Loan pursuant to Subsections 9.03, 9.04 and 9.05.

Miscellaneous

          6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

          7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

          8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee,
Securities Administrator, Master Servicer and the Servicer acting on the Trust's behalf). Any entity into which Assignor,

                                       3

Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

          9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement
(to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the
Purchase Agreement.

          10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

          11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

          12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

                                       4

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                        NC CAPITAL CORPORATION

                                        By: /s/ Warren Licata
                                            ------------------------------------
                                        Name: Warren Licata
                                        Its: SVP

                                        IXIS REAL ESTATE CAPITAL INC.

                                        By: /s/ F. Rene Mendez
                                            ------------------------------------
                                        Name: F. Rene Mendez
                                        Its: Managing Director

                                        By: /s/ Christopher Hayden
                                            ------------------------------------
                                        Name: Christopher Hayden
                                        Its: Managing Director

                                        MORGAN STANLEY ABS CAPITAL I INC.

                                        By: /s/ Valerie Kay
                                            ------------------------------------
                                        Name: Valerie Kay
                                        Its: Vice President

                                       5

                                   EXHIBIT A
                    TO ASSIGNMENT AND RECOGNITION AGREEMENT

                             MORTGAGE LOAN SCHEDULE

                                      A-1

                                   EXHIBIT B
                    TO ASSIGNMENT AND RECOGNITION AGREEMENT

                             PAYMENT DELINQUENCIES

                                      B-1

                                                                  EXECUTION COPY

================================================================================

                    THIRD AMENDED AND RESTATED MORTGAGE LOAN
                        PURCHASE AND WARRANTIES AGREEMENT

                                   ----------

                         IXIS REAL ESTATE CAPITAL INC.,

                                    Purchaser

                             NC CAPITAL CORPORATION,

                                     Seller

                                   ----------

                            Dated as of April 1, 2006

         Adjustable-Rate and Fixed-Rate, B/C Residential Mortgage Loans

================================================================================

                                                                                                     Page
                                                                                                     ----

                                       -i-

                                      -ii-

   Subsection 31.04. Indemnification; Remedies....................................................    56

                                      -iii-

                                    EXHIBITS

EXHIBIT A   CONTENTS OF EACH MORTGAGE FILE

EXHIBIT B   FORM OF INTERIM SERVICING AGREEMENT

EXHIBIT C   FORM OF OFFICER'S CERTIFICATE

EXHIBIT D   FORM OF OPINION OF COUNSEL TO THE SELLER AND THE INTERIM SERVICER

EXHIBIT E   FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT F   FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT G   [RESERVED]

EXHIBIT H   FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT

EXHIBIT I   SELLER'S UNDERWRITING GUIDELINES

EXHIBIT J   FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

EXHIBIT K   FORM OF INDEMNIFICATION AND CONTRIBUTION AGREEMENT

                                      -iv-

                MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT

          This THIRD AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND WARRANTIES
AGREEMENT (the "Agreement"), dated as of April 1, 2006, by and between IXIS Real
Estate Capital Inc. f/k/a CDC Mortgage Capital Inc., a New York corporation, having an office at 9 West 57th Street, 36th Floor, New York, New York 10019
(the "Purchaser") and NC Capital Corporation, a California corporation, having an office at 18400 Von Karman, Suite 1000, Irvine, California 92612 (the
"Seller").

                                   WITNESSETH:

          The Purchaser and NC Capital Corporation are parties to that certain
Second Amended Mortgage Loan Purchase and Warranties Agreement, dated as of
February 1, 2005, as amended (the "Original Purchase Agreement"), pursuant to which, from time to time, the Purchaser has agreed to purchase from NC Capital
Corporation, and, from time to time, NC Capital Corporation has agreed to sell to the Purchaser certain first and second lien, adjustable-rate and fixed-rate
B/C residential mortgage loans (the "Mortgage Loans") on a servicing released basis as described herein, and which shall be delivered in pools of whole loans
(each, a "Mortgage Loan Package") on various dates as provided herein (each, a
"Closing Date").

          At the present time, the Purchaser and NC Capital Corporation desire to amend the Original Purchase Agreement to make certain modifications as set forth herein with respect to all Mortgage Loans acquired pursuant to this
Agreement or the Original Purchase Agreement.

          In consideration of the promises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, NC Capital Corporation and the
Purchaser agree as follows:

          SECTION 1. Definitions.

          For purposes of this Agreement the following capitalized terms shall have the respective meanings set forth below.

          Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located and incorporating the Delinquency Collection Policies and Procedures.

          Act: The National Housing Act, as amended from time to time.

          Adjustable Rate Mortgage Loan: An adjustable rate Mortgage Loan purchased pursuant to this Agreement.

          Affiliate: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person.
For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct

the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

          Agency Transfer: A Fannie Mae Transfer or a Freddie Mac Transfer.

          Agreement: This Third Amended and Restated Mortgage Loan Purchase and
Warranties Agreement and all amendments hereof and supplements hereto.

          ALTA: The American Land Title Association and its successors in interest.

          Appraised Value: (i) With respect to any First Lien Loan, the value of the related Mortgaged Property based upon the appraisal made, if any, for the originator at the time of origination of the Mortgage Loan or the sales price of the Mortgaged Property at such time of origination, whichever is less; provided, however, that in the case of a refinanced Mortgage Loan, such value is based solely upon the appraisal made, if any, at the time of origination of such refinanced Mortgage Loan, and (ii) with respect to any Second Lien Loan, the value, determined pursuant to the Seller's Underwriting Guidelines, of the related Mortgaged Property as of the origination of the Second Lien Loan.

          Assignment and Conveyance Agreement: As defined in Subsection 6.01.

          Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser.

          Balloon Mortgage Loan: Any Mortgage Loan that requires only payments of interest until the stated maturity date of the Mortgage Loan or the Monthly
Payments of principal which (not including the payment due on its stated
maturity date) are based on an amortization schedule that would be insufficient to fully amortize the principal thereof by stated maturity date of the Mortgage
Loan.

          Business Day: Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions in the State of New York or the state in which the Interim Servicer's servicing operations are located, are authorized or obligated by law or executive order to be closed.

          Closing Date: The date or dates on which the Purchaser from time to time shall purchase and the Seller from time to time shall sell the Mortgage
Loans listed on the related Mortgage Loan Schedule with respect to the related
Mortgage Loan Package.

          CLTV: As of any date and as to (1) any Second Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the original principal balance of the Second Lien Loan and (ii) the original principal balance as of such date of any mortgage loan or mortgage loans that are senior or equal in priority to the Second Lien Loan and which are secured by the same Mortgaged Property to (b)
the lower of the Appraised Value or the desktop review value determined in connection with the sale hereunder (the "Review Value") and (2) any First Lien
Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the original principal balance of

                                      -2-

the First Lien Loan and (ii) the original principal balance as of such date of any mortgage loan or mortgage loans that are junior or equal in priority to the
First Lien Loan and which are secured by the same Mortgaged Property to (b) the lower of the Appraised Value or Review Value.

          Code: Internal Revenue Code of 1986, as amended.

          Commission: The United States Securities and Exchange Commission.

          Condemnation Proceeds: All awards or settlements in respect of a
Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

          Convertible Mortgage Loan: Any individual Adjustable Rate Mortgage
Loan purchased pursuant to this Agreement which contains a provision whereby the
Mortgagor is permitted to convert the Adjustable Rate Mortgage Loan to a Fixed
Rate Mortgage Loan in accordance with the terms of the related Mortgage Note.

          Covered Loan: A Mortgage Loan categorized as Covered pursuant to
Appendix E of Standard & Poor's Glossary.

          Credit Files: As defined in Section 5 herein.

          Custodial Account: The separate account or accounts created and maintained pursuant to Section 2.04 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

          Custodial Agreement: The agreement governing the retention of the originals of each Mortgage Note, Mortgage, Assignment of Mortgage and other
Mortgage Loan Documents, to be executed between the Purchaser and the Custodian and to be dated as of the initial Cut-Off Date.

          Custodian: The custodian under the Custodial Agreement, or its successor in interest or assigns, or any successor to the Custodian under the
Custodial Agreement, as therein provided. If at any time there is no Custodial
Agreement in effect with respect to a Mortgage Loan, all references to the
Custodian herein and in the Interim Servicing Agreement shall be deemed to refer to the Purchaser (or its designee) with respect to such Mortgage Loan.

          Cut-off Date: The date or dates designated as such on the related
Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

          Deemed Material Breach Representation: Each representation identified as such in Subsection 9.02.

          Deleted Mortgage Loan: A Mortgage Loan that is repurchased or replaced or to be replaced with a Qualified Substitute Mortgage Loan by the Seller in accordance with the terms of this Agreement.

                                      -3-

          Delinquency Collection Policies and Procedures: The delinquency collection policies and procedures of the Seller, a copy of which is attached to the Interim Servicing Agreement.

          Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

          Determination Date: The date specified in the Interim Servicing
Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

          Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

          Eligible Account: Any of (i) an account maintained with a federal or state chartered depository institution or trust company the short-term unsecured debt obligations of which (or, in the case of a depository institution or trust company that is a subsidiary of a holding company, the short-term unsecured debt obligations of such holding company) are rated A-1 by Standard & Poor's or
Prime-1 by Moody's (or a comparable rating if another Rating Agency is specified by the Purchaser by written notice to the Seller) at the time any amounts are held on deposit therein, (ii) an account or accounts the deposits in which are fully insured by the FDIC, or (iii) a trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity.

          Escrow Account: The separate account or accounts created and maintained pursuant to Section 2.06 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

          Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

          Exchange Act. The Securities Exchange Act of 1934, as amended.

          Fannie Mae: The Federal National Mortgage Association and its
successors in interest.

          Fannie Mae Guides: The Fannie Mae Sellers' Guide and the Fannie Mae
Servicers' Guide and all amendments or additions thereto.

          Fannie Mae Transfer: As defined in Section 13 hereof.

          FDIC: The Federal Deposit Insurance Corporation and its successors in interest.

          FHA: The Federal Housing Administration, an agency within the United
States Department of Housing and Urban Development and its successors in interest and including the

                                      -4-

Federal Housing Commissioner and the Secretary of Housing and Urban Development
where appropriate under the FHA Regulations.

          First Lien Loan: Any Mortgage Loan secured by a first lien Mortgage on the related Mortgaged Property.

          Fitch: Fitch, Inc. and its successors in interest.

          Fixed Rate Mortgage Loan: A fixed rate mortgage loan purchased pursuant to this Agreement.

          Freddie Mac: The Federal Home Loan Mortgage Corporation and its
successors in interest.

          Freddie Mac Transfer: As defined in Section 13 hereof.

          Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note which amount is added to the Index in accordance with the terms of the related Mortgage Note to determine on each Interest Rate Adjustment Date the Mortgage Interest Rate for
such Mortgage Loan.

          High Cost Loan: A Mortgage Loan (a) covered by the Home Ownership and
Equity Protection Act of 1994 ("HOEPA"), (b) with an "annual percentage rate" or total "points and fees" payable by the related Mortgagor (as each such term is calculated under HOEPA) that exceed the thresholds set forth by HOEPA and its implementing regulations, including 12 C.F.R. Section 226.32(a)(1)(i) and (ii)
or (c) categorized as High Cost pursuant to Appendix E of Standard & Poor's
Glossary. For avoidance of doubt, the parties agree that this definition shall apply to any law regardless of whether such law is presently, or in the future becomes, the subject of judicial review or litigation.

          Home Loan: A Mortgage Loan categorized as Home Loan pursuant to
Appendix E of Standard & Poor's Glossary.

          HUD: The Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with regard to FHA Mortgage Insurance. The term "HUD," for purposes of this Agreement, is also deemed to include subdivisions thereof such as the FHA and Government National Mortgage Association.

          Index: With respect to each Adjustable Rate Mortgage Loan, a rate per annum set forth on Exhibit B to each related Assignment and Conveyance
Agreement.

          Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

          Interest Rate Adjustment Date: With respect to each Adjustable Rate
Mortgage Loan, the date, specified in the related Mortgage Note and the Mortgage
Loan Schedule, on which the Mortgage Interest Rate is adjusted.

                                      -5-

          Interim Funder: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS(R) System as the interim funder pursuant to the
MERS Procedures Manual.

          Interim Servicer: New Century Mortgage Corporation, a California
corporation, and its successors in interest, and any successor interim servicer under the Interim Servicing Agreement.

          Interim Servicing Agreement: The agreement, attached as Exhibit B hereto, to be entered into by the Purchaser and the Interim Servicer, providing for the Interim Servicer to service the Mortgage Loans for an interim period as specified by the Interim Servicing Agreement.

          Investor: With respect to each MERS Designated Mortgage Loan, the
Person named on the MERS(R) System as the investor pursuant to the MERS
Procedures Manual.

          Lifetime Rate Cap: The provision of each Mortgage Note related to an
Adjustable Rate Mortgage Loan which provides for an absolute maximum Mortgage
Interest Rate thereunder. The Mortgage Interest Rate during the terms of each
Adjustable Rate Mortgage Loan shall not at any time exceed the Mortgage Interest
Rate at the time of origination of such Adjustable Rate Mortgage Loan by more than the amount per annum set forth on the related Mortgage Loan Schedule.

          Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such
Mortgage Loan, trustee's sale, foreclosure sale or otherwise, or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan.

          Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio (expressed as a percentage) of the outstanding principal amount of the
Mortgage Loan as of the Cut-off Date (unless otherwise indicated), to the
Appraised Value of the Mortgaged Property.

          MERS: Mortgage Electronic Registration Systems, Inc., a Delaware
corporation, and its successors and assigns.

          MERS Designated Mortgage Loan: Mortgage Loans for which (a) the Seller has designated or will designate MERS as, and has taken or will take such action as is necessary to cause MERS to be, the mortgagee of record, as nominee for the
Seller, in accordance with the MERS Procedures Manual and (b) the Seller has designated or will designate the Purchaser as the Investor on the MERS(R)
System.

          MERS Identification Number: The eighteen digit number permanently assigned to each MERS Designated Mortgage Loan.

          MERS Procedures Manual: The MERS Procedures Manual, as it may be
amended, supplemented or otherwise modified from time to time.

                                      -6-

          MERS Report: The report from the MERS(R) System listing MERS
Designated Mortgage Loans and other information.

          MERS(R) System: MERS mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.

          Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan.

          Moody's: Moody's Investors Service, Inc. and its successors in interest.

          Mortgage: The mortgage, deed of trust or other instrument securing a
Mortgage Note, which creates a first lien, in the case of a First Lien Loan, or a second lien, in the case of a Second Lien Loan, on the Mortgaged Property.

          Mortgage File: The items pertaining to a particular Mortgage Loan referred to in Exhibit A annexed hereto, and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

          Mortgage Interest Rate: The annual rate of interest borne on a
Mortgage Note with respect to each Mortgage Loan.

          Mortgage Loan: An individual Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the applicable Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal
Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds,
Servicing Rights, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

          Mortgage Loan Documents: The documents required to be delivered to the
Custodian pursuant to Section 6.03 hereof with respect to any Mortgage Loan.

          Mortgage Loan Package: Each pool of Mortgage Loans, which shall be purchased by the Purchaser from the Seller from time to time on each Closing
Date.

          Mortgage Loan Schedule: The schedule of Mortgage Loans setting forth the following information with respect to each Mortgage Loan in the related
Mortgage Loan Package: (1) the Seller's Mortgage Loan identifying number; (2)
the Mortgagor's name; (3) the street address of the Mortgaged Property including the city, state and zip code; (4) a code indicating whether the Mortgaged
Property is owner-occupied, a second home or investment property; (5) the number and type of residential units constituting the Mortgaged Property (i.e., a single family residence, a 2-4 family residence, a unit in a condominium project or a unit in a planned unit development, manufactured housing); (6) the Mortgage
Loan origination date; (7) the original months to maturity or the remaining months to maturity from the related Cut-off Date, in any case based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule; (8) the Loan-to-Value
Ratio at origination; (9) with respect to First Lien Loans, the LTV and with

                                      -7-

respect to Second Lien Loans, the CLTV; (10) the Mortgage Interest Rate as of
the related Cut-off Date; (11) the date on which the Monthly Payment was due on the Mortgage Loan and, if such date is not consistent with the Due Date currently in effect, such Due Date; (12) the stated maturity date; (13) the amount of the Monthly Payment as of the related Cut-off Date; (14) the last payment date as of which a payment was actually applied to the outstanding principal balance; (15) the original principal amount of the Mortgage Loan; (16)
the principal balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due and collected on or before the Cut-off Date; (17) the Interest Rate Adjustment Date; (18) the
Gross Margin; (19) the Lifetime Rate Cap under the terms of the Mortgage Note;
(20) a code indicating the type of Index; (21) the Mortgage Interest Rate as of origination; (22) the type of Mortgage Loan (i.e., fixed-rate, adjustable-rate,
First Lien, Second Lien); (23) a code indicating the purpose of the loan (i.e., purchase, rate and term refinance, equity take-out refinance); (24) a code indicating the documentation style (i.e., full or stated income); (25) the loan credit classification (as described in the Underwriting Guidelines); (26) the applicable Cut-off Date; (27) the applicable Closing Date; (28) a code indicating whether the Mortgage Loan is a Home Loan; (29) the credit risk score
(FICO score); (30) with respect to the related Mortgagor, the debt-to-income ratio; (31) with respect to Second Lien Loans, the outstanding principal balance of the superior lien; (32) the Appraised Value of the Mortgaged Property; (33)
the sale price of the Mortgaged Property if the Mortgage Loan was originated in connection with the purchase of the Mortgaged Property; (34) the Periodic Rate
Cap under the terms of the Mortgage Note; (35) the Periodic Rate Floor under the terms of the Mortgage Note; (36) whether such Mortgage Loan provides for a prepayment penalty; (37) the prepayment penalty period of such Mortgage Loan, if applicable; (38) [reserved]; (39) the MERS Identification Number; (40) whether the Mortgagor represented that the Mortgagor would occupy the Mortgaged Property as its primary residence; and (41) a code indicating if the Mortgage Loan is a
Balloon Mortgage Loan, if applicable. With respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule shall set forth the following information, as of the related Cut-off Date: (1) the number of Mortgage Loans; (2) the current aggregate outstanding principal balance of the Mortgage Loans; (3) the weighted average Mortgage Interest Rate of the Mortgage Loans; and (4) the
weighted average maturity of the Mortgage Loans.

          Mortgage Note: The note or other evidence of the indebtedness of a
Mortgagor secured by a Mortgage.

          Mortgaged Property: With respect to each Mortgage Loan, the
Mortgagor's real property securing repayment of a related Mortgage Note, consisting of an unsubordinated estate in fee simple or, with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, a leasehold estate, in a single parcel or multiple parcels of real property improved by a residential dwelling as further described in this Agreement.

          Mortgagor: The obligor on a Mortgage Note.

          OCC: Office of the Comptroller of the Currency and its successors in interest.

          Officer's Certificate: A certificate signed by the Chairman of the
Board or the Vice Chairman of the Board or a President or a Vice President and
by the Treasurer or the

                                      -8-

Secretary or one of the Assistant Treasurers or Assistant Secretaries of the
Seller, and delivered to the Purchaser as required by this Agreement.

          Opinion of Counsel: A written opinion of counsel, who may be counsel for the Seller, reasonably acceptable to the Purchaser, provided that any
Opinion of Counsel relating to (a) the qualification of any account required to be maintained pursuant to this Agreement as an Eligible Account, (b)
qualification of the Mortgage Loans in a REMIC or (c) compliance with the REMIC
Provisions, must be (unless otherwise stated in such Opinion of Counsel) an opinion of counsel who (i) is in fact independent of the Seller and any servicer of the Mortgage Loans, (ii) does not have any material direct or indirect financial interest in the Seller or any servicer of the Mortgage Loans or in an
Affiliate of either and (iii) is not connected with the Seller or any servicer of the Mortgage Loans as an officer, employee, director or person performing similar functions.

          OTS: Office of Thrift Supervision and its successors in interest.

          Periodic Rate Cap: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may increase on an Interest
Rate Adjustment Date above the Mortgage Interest Rate previously in effect.

          Periodic Rate Floor: With respect to each Adjustable Rate Mortgage
Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may decrease on an Interest
Rate Adjustment Date below the Mortgage Interest Rate previously in effect.

          Person: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

          Preliminary Mortgage Schedule: As defined in Section 3.

          Premium Percentage: With respect to any Mortgage Loan, a percentage equal to the excess of the Purchase Price Percentage over 100%.

          Principal Prepayment: Any payment or other recovery of principal on a
Mortgage Loan which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

          Purchase Price: The price paid on the related Closing Date by the
Purchaser to the Seller in exchange for the Mortgage Loans purchased on such
Closing Date as calculated in Section 4 of this Agreement.

          Purchase Price and Terms Agreement: Those certain agreements setting forth the general terms and conditions of the transaction consummated herein and identifying the Mortgage Loans to be purchased from time to time hereunder, by and among the Seller and the

                                      -9-

Purchaser and the Interim Servicer (if applicable). All of the individual
Purchase Price and Terms Agreements shall collectively be referred to as the
"Purchase Price and Terms Agreement".

          Purchase Price Percentage: With respect to any Mortgage Loan, an amount equal to the percentage of par as stated in the Purchase Price and Terms
Agreement (subject to adjustment as provided therein) related to such Mortgage
Loan.

          Purchaser: IXIS Real Estate Capital Inc., a New York corporation, and its successors in interest and assigns, or any successor to the Purchaser under this Agreement as herein provided.

          Qualified Correspondent: Any Person from which the Seller purchased
Mortgage Loans, provided that the following conditions are satisfied: (i) such
Mortgage Loans were originated pursuant to an agreement between the Seller and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to the Seller, in accordance with underwriting guidelines designated by the Seller ("Designated Guidelines") or guidelines that do not vary materially from such Designated Guidelines; (ii) such Mortgage Loans were in fact underwritten as described in clause (i) above and were acquired by the Seller within one hundred eighty (180) days after origination; (iii) either
(x) the Designated Guidelines were, at the time such Mortgage Loans were originated, used by the Seller in origination of mortgage loans of the same type as the Mortgage Loans for the Seller's own account or (y) the Designated
Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Seller on a consistent basis for use by lenders in originating mortgage loans to be purchased by the Seller; and (iv) the Seller employed, at the time such Mortgage Loans were acquired by the Seller, pre-purchase or post-purchase quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time period or through particular channels) designed to ensure that Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the
Seller.

          Qualified Substitute Mortgage Loan: A mortgage loan eligible to be substituted by the Seller for a Deleted Mortgage Loan which must, on the date of such substitution, (i) have an outstanding principal balance, after deduction of all scheduled payments due in the month of substitution (or in the case of a substitution of more than one mortgage loan for a Deleted Mortgage Loan, an aggregate principal balance), not in excess of the outstanding principal balance of the Deleted Mortgage Loan (the amount of any shortfall will be deposited in the Custodial Account by the Seller in the month of substitution); (ii) have a
Mortgage Interest Rate not less than and not more than 1% greater than the
Mortgage Interest Rate of the Deleted Mortgage Loan; (iii) have a remaining term to maturity not greater than and not more than one year less than that of the
Deleted Mortgage Loan; (iv) be of the same type as the Deleted Mortgage Loan
(i.e., fixed-rate, adjustable-rate with the same Periodic Rate Cap, Index and lien priority); and (v) comply with each representation and warranty (respecting individual Mortgage Loans) set forth in Section 9 hereof.

          Rating Agency: Any of Fitch, Moody's or Standard & Poor's, or their respective successors designated by the Purchaser.

                                      -10-

          Reconstitution: Any Securitization Transaction or Whole Loan Transfer.

          Reconstitution Agreements: The agreement or agreements entered into by the Seller and/or the Interim Servicer and the Purchaser and/or certain third parties on the Reconstitution Date or Dates with respect to any or all of the
Mortgage Loans sold hereunder, in connection with a Whole Loan Transfer, Agency
Transfer or a Securitization Transaction pursuant to Section 13, including, but not limited to, a seller's warranties and servicing agreement with respect to a
Whole Loan Transfer, and a trust and servicing agreement, pooling and servicing agreement and/or seller/servicer agreements and related custodial/trust agreement and documents with respect to a Securitization Transaction.

          Reconstitution Date: As defined in Section 13.

          Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation
AB), 17 C.F.R.Sections 229.1100 229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities
Act Release No. 33 8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the
staff of the Commission, or as may be provided by the Commission or its staff from time to time.

          REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

          REMIC Provisions: Provisions of the federal income tax law relating to a REMIC, which appear at Section 860A through 860G of Subchapter M of Chapter 1,
Subtitle A of the Code, and related provisions and regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

          Remittance Date: The date specified in the Interim Servicing Agreement
(with respect to each Mortgage Loan, for an interim period, as specified therein).

          Repurchase Price: With respect to any Mortgage Loan for which a breach of a representation or warranty from the Agreement or the Interim Servicing
Agreement is found, a price equal to the then outstanding principal balance of the Mortgage Loan to be repurchased, plus accrued interest thereon at the
Mortgage Interest Rate from the date to which interest had last been paid through the date of such repurchase, plus the amount of any outstanding advances owed to any servicer, plus all costs and expenses incurred by the Purchaser or any servicer arising out of or based upon such breach, including without limitation costs and expenses incurred in the enforcement of the Seller's repurchase obligation hereunder, and plus, in the event a Mortgage Loan is repurchased during the first twelve months following the related Closing Date, an amount equal to the Premium Percentage multiplied by the outstanding principal balance of such Mortgage Loan as of the date of such repurchase.

          RESPA: Real Estate Settlement Procedures Act, as amended from time to time.

          Second Lien Loan: A Mortgage Loan secured by a second lien Mortgage on the related Mortgaged Property.

                                      -11-

          Securities Act: The Securities Act of 1933, as amended.

          Securitization Transaction: Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly-offered or privately-placed, rated or unrated mortgage-backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

          Seller: NC Capital Corporation, a California corporation, and its successors in interest.

          Seller Information: As defined in Subsection 31.04(a).

          Servicing Fee: With respect to each Mortgage Loan subject to the
Interim Servicing Agreement, an amount equal to 0.50% per annum computed on the basis of the outstanding principal balance of the related Mortgage Loan. Such fee shall be payable monthly. The obligation of the Purchaser to pay the
Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion (including recoveries with respect to interest from Liquidation
Proceeds, to the extent permitted by this Agreement) of such Monthly Payment collected by the Interim Servicer, or as otherwise provided under this
Agreement.

          Servicing File: With respect to each Mortgage Loan, the file retained by the Interim Servicer consisting of originals of all documents in the Mortgage
File which are not delivered to the Purchaser or the Custodian and copies of the
Mortgage Loan Documents.

          Servicing Rights: Any and all of the following: (a) any and all rights to service the Mortgage Loans; (b) any payments to or monies received by the
Interim Servicer for servicing the Mortgage Loans; (c) any late fees, penalties or similar payments with respect to the Mortgage Loans; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of the Interim
Servicer thereunder; (e) Escrow Payments or other similar payments with respect to the Mortgage Loans and any amounts actually collected by the Interim Servicer with respect thereto; (f) all accounts and other rights to payment related to any of the property described in this paragraph; and (g) any and all documents, files, records, servicing files, servicing documents, servicing records, data tapes, computer records, or other information pertaining to the Mortgage Loans or pertaining to the past, present or prospective servicing of the Mortgage
Loans.

          Sponsor: The sponsor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

          Standard & Poor's: Standard & Poor's Ratings Services, a division of
The McGraw-Hill Companies Inc., and its successors in interest.

          Standard & Poor's Glossary: The Standard & Poor's LEVELS(R) Glossary,
as may be in effect from time to time.

                                      -12-

          Stated Principal Balance: As to each Mortgage Loan on any date of determination, (i) the principal balance of such Mortgage Loan at the related
Cut-off Date after giving effect to payments of principal due on or before such date, to the extent actually received, minus (ii) all amounts previously distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal on such Mortgage Loan.

          Static Pool Information: Static pool information as described in Item
1105(a)(1)-(3) and 1105(c) of Regulation AB.

          Successor Servicer: Any servicer of one or more Mortgage Loans designated by the Purchaser as being entitled to the benefits of the indemnifications set forth in Sections 9.03 and 14.01.

          Third-Party Originator: Each Person, other than a Qualified
Correspondent, that originated Mortgage Loans acquired by the Seller.

          Transfer Date: The date on which the Purchaser, or its designee, shall receive the transfer of servicing responsibilities and begin to perform the servicing of the Mortgage Loans with respect to the related Mortgage Loan
Package, and the Interim Servicer shall cease all servicing responsibilities.
Such date shall occur on the day indicated by the Purchaser to the Interim
Servicer in accordance with the Interim Servicing Agreement.

          Underwriting Guidelines: The underwriting guidelines of the Seller, a copy of which is attached hereto as Exhibit I and a then-current copy of which shall be attached as an Exhibit to the related Assignment and Conveyance.

          VA: The Department of Veterans Affairs, an agency of the United States of America, or any successor thereto including the Administrator of Veterans
Affairs.

          Whole Loan Transfer: Any sale or transfer by Purchaser of some or all of the Mortgage Loans other than a Securitization Transaction.

          SECTION 2. Agreement to Purchase.

          The Seller agrees to sell from time to time, and the Purchaser agrees to purchase from time to time, Mortgage Loans having an aggregate principal balance on the related Cut-off Date in an amount as set forth in the related
Purchase Price and Terms Agreement, or in such other amount as agreed by the
Purchaser and the Seller as evidenced by the actual aggregate principal balance of the Mortgage Loans accepted by the Purchaser on each Closing Date.

          SECTION 3. Mortgage Schedules.

          The Seller from time to time shall provide the Purchaser with certain information constituting a preliminary listing of the Mortgage Loans to be purchased on each Closing Date in accordance with the related Purchase Price and
Terms Agreement and this Agreement (each, a "Preliminary Mortgage Schedule").

                                      -13-

          The Seller is obligated to deliver those Mortgage Loans funded by the
Seller pursuant to the original terms of the Seller's commitment to the mortgagor. The Seller shall deliver the Mortgage Loan Schedule for the Mortgage
Loans to be purchased on a particular Closing Date to the Purchaser at least two
(2) Business Days prior to the related Closing Date. The Mortgage Loan Schedule shall be the related Preliminary Mortgage Schedule with those Mortgage Loans which the Seller has not funded prior to the related Closing Date deleted.

          SECTION 4. Purchase Price.

          The Purchase Price for the Mortgage Loans shall be equal to (a) the
Purchase Price Percentage multiplied by the Cut-off Date Balance, plus (b)
accrued and unpaid interest on such principal balance at the weighted average
Mortgage Interest Rate (net the Servicing Fee) of those Mortgage Loans from the related Cut-off Date through the day prior to the related Closing Date, inclusive. For purposes hereof, "Cut-off Date Balance" means the aggregate principal balance, as of the related Cut-off Date, of the Mortgage Loans listed on the related Mortgage Loan Schedule, after application of scheduled payments of principal due on or before the related Cut-off Date, to the extent such payments were actually received, together with any unscheduled principal payments collected prior to the Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to the Cut-off Date, but to be applied on a due date beyond the related Cut-off Date, shall not be applied to the principal balance as of the related Cut-off Date. If so provided in the related Purchase Price and Terms Agreement, portions of the Mortgage Loans shall be priced separately. The Purchase Price as so determined shall be paid to the
Seller on the related Closing Date by wire transfer of immediately available funds to an account designated by the Seller in writing.

          The Purchaser shall be entitled to (l) all principal paid after the related Cut-off Date, (2) all other recoveries of principal collected on or after the related Cut-off Date, and (3) all payments of interest on the Mortgage
Loans net of applicable Servicing Fees (minus that portion of any such payment which is allocable to the period prior to the related Cut-off Date). The outstanding principal balance of each Mortgage Loan as of the related Cut-off
Date is determined after application of payments of principal due on or before the related Cut-off Date, to the extent actually collected, together with any unscheduled principal prepayments collected prior to the Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to the
Cut-off Date, but to be applied on a due date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date.
Such prepaid amounts shall be the property of the Purchaser. The Seller shall deposit any such prepaid amounts into the Custodial Account, which account is established for the benefit of the Purchaser for subsequent remittance by the
Seller to the Purchaser.

          SECTION 5. Examination of Mortgage Files.

          At least seven (7) Business Days prior to the related Closing Date, the Seller shall (i) either (a) deliver to the Purchaser or its designee in escrow, for examination with respect to each Mortgage Loan to be purchased, the related Mortgage File, including a copy of the Assignment of Mortgage (except with respect to each MERS Designated Mortgage Loan), pertaining to each Mortgage
Loan, or (b) make the related Mortgage File available to the Purchaser for examination at such other location as shall otherwise be acceptable to the

                                      -14-

Purchaser and (ii) deliver to the Purchaser copies of the credit and servicing files (collectively, the "Credit Files"). Such examination of the Mortgage Files may be made by the Purchaser or its designee at any reasonable time before or after the related Closing Date. If the Purchaser makes such examination prior to the related Closing Date and determines, in its sole discretion, that any
Mortgage Loans are unacceptable to the Purchaser for any reason, such Mortgage
Loans shall be deleted from the related Mortgage Loan Schedule, and may be replaced by a Qualified Substitute Mortgage Loan (or Loans) acceptable to the
Purchaser. The Purchaser may, at its option and without notice to the Seller, purchase some or all of the Mortgage Loans without conducting any partial or complete examination. The fact that the Purchaser or its designee has conducted or has failed to conduct any partial or complete examination of the Mortgage
Files or the Credit Files shall not impair in any way the Purchaser's (or any of its successor's) rights to demand repurchase, substitution or other remedy as provided in this Agreement. In the event that the Seller fails to deliver the
Credit Files with respect to any Mortgage Loan, the Seller shall, upon the request of the Purchaser, repurchase such Mortgage Loan at the price and in the manner specified in Subsection 9.03.

          SECTION 6. Conveyance from Seller to Purchaser.

          Subsection 6.01. Conveyance of Mortgage Loans; Possession of Servicing
Files.

          The Seller, simultaneously with the delivery of the Mortgage Loan
Schedule with respect to the related Mortgage Loan Package to be purchased on each Closing Date, shall execute and deliver an Assignment and Conveyance
Agreement in the form attached hereto as Exhibit H (the "Assignment and
Conveyance Agreement"). The Seller shall cause the Servicing File retained by the Interim Servicer pursuant to this Agreement to be appropriately identified in the Seller's computer system and/or books and records, as appropriate, to clearly reflect the sale of the related Mortgage Loan to the Purchaser. The
Seller shall cause the Interim Servicer to release from its custody the contents of any Servicing File retained by it only in accordance with this Agreement or the Interim Servicing Agreement, except when such release is required in connection with a repurchase of any such Mortgage Loan pursuant to Subsection
9.03.

          Subsection 6.02. Books and Records.

          Record title to each Mortgage as of the related Closing Date shall be in the name of the Seller, the Purchaser or one or more designees of the
Purchaser, as the Purchaser shall select. Notwithstanding the foregoing, each
Mortgage and related Mortgage Note shall be possessed solely by the Purchaser or the appropriate designee of the Purchaser, as the case may be. All rights arising out of the Mortgage Loans including, but not limited to, all funds received by the Seller or the Interim Servicer after the related Cut-off Date on or in connection with a Mortgage Loan shall be vested in the Purchaser or one or more designees of the Purchaser; provided, however, that all funds received on or in connection with a Mortgage Loan shall be received and held by the Seller or the Interim Servicer in trust for the benefit of the Purchaser or the appropriate designee of the Purchaser, as the case may be, as the owner of the
Mortgage Loans pursuant to the terms of this Agreement.

          The sale of each Mortgage Loan shall be reflected on the Seller's balance sheet and other financial statements as a sale of assets by the Seller.

                                      -15-

          The Seller shall or shall cause the Interim Servicer to be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be marked clearly to reflect the ownership of each Mortgage Loan by the Purchaser. In particular, the Seller shall or shall cause the Interim Servicer to maintain in its possession, available for inspection by the Purchaser, and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or Freddie Mac, including but not limited to documentation as to the method used in determining the applicability of the provisions of the National Flood Insurance Act of 1968, as amended, to the Mortgaged Property, documentation evidencing insurance coverage and periodic inspection reports, as required by the Fannie Mae Guides. To the extent that original documents are not required for purposes of realization of Liquidation
Proceeds or Insurance Proceeds, documents maintained by the Seller or the
Interim Servicer may be in the form of microfilm or microfiche so long as the
Seller or the Interim Servicer complies with the requirements of the Fannie Mae
Guides.

          Subsection 6.03. Delivery of Mortgage Loan Documents.

          The Seller shall deliver and release to the Custodian no later than seven (7) Business Days prior to the related Closing Date those Mortgage Loan
Documents set forth on Exhibit A hereto with respect to each Mortgage Loan set forth on the related Mortgage Loan Schedule.

          The Custodian shall certify its receipt of all such Mortgage Loan
Documents required to be delivered pursuant to the Custodial Agreement for the related Closing Date, as evidenced by the Certification and Trust Receipt of the
Custodian in the form annexed to the Custodial Agreement. The Purchaser shall pay all fees and expenses of the Custodian from and after the Closing Date.

          The Seller shall or shall cause the Interim Servicer to forward to the
Custodian, or to such other Person as the Purchaser shall designate in writing, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with this Agreement within two (2) weeks of their execution, provided, however, that the Seller shall provide the Custodian, or to such other Person as the Purchaser shall designate in writing, with a certified true copy of any such document submitted for recordation within two (2) weeks of its execution, and shall promptly provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within ninety (90) days of its submission for recordation.

          In the event any document required to be delivered to the Custodian pursuant to the previous paragraph, including an original or copy of any document submitted for recordation to the appropriate public recording office, is not so delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, within one hundred twenty (120) days following the
Closing Date (other than with respect to the Assignments of Mortgage which shall be delivered to the Custodian in blank and recorded subsequently by the
Purchaser or its designee), and in the event that the Seller does not cure such failure within thirty (30) days of discovery or receipt of written notification of such failure from the Purchaser, the related

                                      -16-

Mortgage Loan shall, upon the request of the Purchaser, be repurchased by the
Seller at the price and in the manner specified in Subsection 9.03. The foregoing repurchase obligation shall not apply in the event that the Seller cannot deliver such original or copy of any document submitted for recordation to the appropriate public recording office within the specified period due to a delay caused by the recording office in the applicable jurisdiction, provided that (i) the Seller shall deliver a recording receipt of such recording office or, if such recording receipt is not available, an officer's certificate of a servicing officer of the Seller, confirming that such documents have been accepted for recording (upon request of the Purchaser and delivery by the
Purchaser to the Seller of a schedule of the related Mortgage Loans, the Seller shall reissue and deliver to the Purchaser or its designee said officer's certificate relating to the related Mortgage Loans), and (ii) such document is delivered within twelve (12) months of the related Closing Date.

          The Seller shall pay all initial recording fees, if any, for the assignments of mortgage and any other fees or costs in transferring all original documents to the Custodian or, upon written request of the Purchaser, to the
Purchaser or the Purchaser's designee. The Purchaser or the Purchaser's designee shall be responsible for recording the Assignments of Mortgage and shall be reimbursed by the Seller for the costs associated therewith pursuant to the preceding sentence.

          Subsection 6.04. Quality Control Procedures.

          The Seller shall, or shall cause the Interim Servicer to, have an internal quality control program that verifies in a manner consistent with
Accepted Servicing Practices, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program shall include evaluating and monitoring the overall quality of the Seller's loan production and the servicing activities of the
Interim Servicer. The program is to ensure that the Mortgage Loans are originated and serviced in accordance with Accepted Servicing Practices and the
Underwriting Guidelines; guard against dishonest, fraudulent, or negligent acts;
and guard against errors and omissions by officers, employees, or other authorized persons.

          Subsection 6.05. MERS Designated Mortgage Loans.

          With respect to each MERS Designated Mortgage Loan, the Seller shall, on or prior to the related Closing Date, designate the Purchaser as the Investor and the Custodian as custodian, and no Person shall be listed as Interim Funder on the MERS System. In addition, on or prior to the related Closing Date, the
Seller shall provide the Custodian and the Purchaser with a MERS Report listing the Purchaser as the Investor, the Custodian as custodian and no Person as
Interim Funder with respect to each MERS Designated Mortgage Loan.

          SECTION 7. Servicing of the Mortgage Loans.

          The Mortgage Loans have been sold by the Seller to the Purchaser on a servicing released basis. Subject to, and upon the terms and conditions of this
Agreement and the Interim Servicing Agreement (with respect to each Mortgage
Loan, for an interim period, as specified

                                      -17-

therein), the Seller hereby sells, transfers, assigns, conveys and delivers to the Purchaser the Servicing Rights.

          SECTION 8. Transfer of Servicing.

          On the applicable Transfer Date, the Purchaser, or its designee, shall assume all servicing responsibilities related to, and the Seller shall cause the
Interim Servicer to cease all servicing responsibilities related to, the related
Mortgage Loans subject to such Transfer Date. The Transfer Date shall be the date determined in accordance with Section 6.02 of the Interim Servicing
Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

          On or prior to the applicable Transfer Date, the Seller shall, at its sole cost and expense, take such steps as may be necessary or appropriate to effectuate and evidence the transfer of the servicing of the related Mortgage
Loans to the Purchaser, or its designee, including but not limited to the following:

          (a) Notice to Mortgagors. The Seller shall cause the Interim Servicer to mail to the Mortgagor of each related Mortgage Loan a letter advising such
Mortgagor of the transfer of the servicing of the related Mortgage Loan to the
Purchaser, or its designee, in accordance with the Cranston Gonzales National
Affordable Housing Act of 1990; provided, however, the content and format of the letter shall have the prior approval of the Purchaser. The Seller shall cause the Interim Servicer to provide the Purchaser with copies of all such related notices no later than the Transfer Date.

          (b) Notice to Taxing Authorities and Insurance Companies. The Seller
shall cause the Interim Servicer to transmit to the applicable taxing authorities and insurance companies (including primary mortgage insurance policy insurers, if applicable) and/or agents, notification of the transfer of the servicing to the Purchaser, or its designee, and instructions to deliver all notices, tax bills and insurance statements, as the case may be, to the
Purchaser from and after the Transfer Date. The Seller shall cause the Interim
Servicer to provide the Purchaser with copies of all such notices no later than the Transfer Date.

          (c) Delivery of Servicing Records. The Seller shall cause the Interim
Servicer to forward to the Purchaser, or its designee, all servicing records and the Servicing File in electronic format in the Interim Servicer's possession relating to each related Mortgage Loan including the information enumerated in the Interim Servicing Agreement (with respect to each such Mortgage Loan, for an interim period, as specified therein). In the event that the subsequent servicer is not image enabled and/or the subsequent servicer desire the delivery of paper files in addition to images, the shipment costs of the physical files will be borne by the Purchaser of subsequent servicer.

          (d) Escrow Payments. The Seller shall cause the Interim Servicer to provide the Purchaser, or its designee, with immediately available funds by wire transfer in the amount of the net Escrow Payments and suspense balances and all loss draft balances associated with the related Mortgage Loans. The Seller shall cause the Interim Servicer to provide the Purchaser with an accounting statement, in electronic format acceptable to the Purchaser in its sole

                                      -18-

discretion, of Escrow Payments and suspense balances and loss draft balances sufficient to enable the Purchaser to reconcile the amount of such payment with the accounts of the Mortgage Loans. Additionally, the Seller shall cause the
Interim Servicer to wire transfer to the Purchaser the amount of any agency, trustee or prepaid Mortgage Loan payments and all other similar amounts held by the Interim Servicer.

          (e) Payoffs and Assumptions. The Seller shall cause the Interim
Servicer to provide to the Purchaser, or its designee, copies of all assumption and payoff statements generated by the Interim Servicer on the related Mortgage
Loans from the related Cut-off Date to the Transfer Date.

          (f) Mortgage Payments Received Prior to Transfer Date. Prior to the
Transfer Date all payments received by the Interim Servicer or the Seller on each related Mortgage Loan shall be properly applied by the Seller to the account of the particular Mortgagor.

          (g) Mortgage Payments Received after Transfer Date. The amount of any related Monthly Payments received by the Seller after the Transfer Date shall be forwarded to the Purchaser by overnight mail on the date of receipt. The Seller shall notify the Purchaser of the particulars of the payment, which notification requirement shall be satisfied if the Seller forwards with its payment sufficient information to permit appropriate processing of the payment by the
Purchaser. The Seller shall assume full responsibility for the necessary and appropriate legal application of such Monthly Payments received by the Seller after the Transfer Date with respect to related Mortgage Loans then in foreclosure or bankruptcy; provided, for purposes of this Agreement, necessary and appropriate legal application of such Monthly Payments shall include, but not be limited to, endorsement of a Monthly Payment to the Purchaser with the particulars of the payment such as the account number, dollar amount, date received and any special Mortgagor application instructions and the Seller shall cause the Interim Servicer to comply with the foregoing requirements with respect to all Monthly Payments received by the Interim Servicer after the
Transfer Date.

          (h) Misapplied Payments. Misapplied payments shall be processed as follows:

               (i) All parties shall cooperate in correcting misapplication errors;

               (ii) The party receiving notice of a misapplied payment occurring prior to the applicable Transfer Date and discovered after the Transfer
     Date shall immediately notify the other party;

               (iii) If a misapplied payment which occurred prior to the
     Transfer Date cannot be identified and said misapplied payment has resulted in a shortage in a Custodial Account or Escrow Account, the Seller shall be liable for the amount of such shortage. The Seller shall reimburse the
     Purchaser for the amount of such shortage within thirty (30) days after receipt of written demand therefor from the Purchaser;

               (iv) If a misapplied payment which occurred prior to the Transfer
     Date has created an improper Purchase Price as the result of an inaccurate outstanding

                                      -19-

     principal balance, a check shall be issued to the party shorted by the improper payment application within five (5) Business Days after notice thereof by the other party; and

               (v) Any check issued under the provisions of this Section 8(h)
     shall be accompanied by a statement indicating the corresponding Seller and/or the Purchaser Mortgage Loan identification number and an explanation of the allocation of any such payments.

          (i) Books and Records. On the Transfer Date, the books, records and accounts of the Seller with respect to the related Mortgage Loans shall be in accordance with all applicable Purchaser requirements.

          (j) Reconciliation. The Seller shall, on or before the Transfer Date, reconcile principal balances and make any monetary adjustments required by the
Purchaser. Any such monetary adjustments will be transferred between the Seller and the Purchaser as appropriate.

          (k) IRS Forms. The Seller shall or shall cause the Interim Servicer to file all IRS forms 1099, 1099A, 1098 or 1041 and K-1 which are required to be filed on or before the Transfer Date in relation to the servicing and ownership of the related Mortgage Loans. The Seller shall provide copies of such forms to the Purchaser upon request and shall reimburse the Purchaser for any costs or penalties incurred by the Purchaser due to the Seller's failure to comply with this paragraph.

          SECTION 9. Representations Warranties and Covenants of the Seller;
Remedies for Breach.

          Representations and Warranties Regarding the Seller.

          The Seller represents, warrants and covenants to the Purchaser that as of the date hereof and as of each Closing Date:

          (a) Due Organization and Authority. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of
California and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state wherein it owns or leases any material properties or where a Mortgaged Property is located, if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Seller, and in any event the
Seller is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of the related Mortgage Loan in accordance with the terms of this Agreement and the servicing of the related Mortgage Loan in accordance with the terms of the Interim Servicing Agreement; the Seller has the full corporate power, authority and legal right to hold, transfer and convey the
Mortgage Loans and to execute and deliver this Agreement and to perform its obligations hereunder; the execution, delivery and performance of this Agreement
(including all instruments of transfer to be delivered pursuant to this
Agreement) by the Seller and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized; this Agreement and all agreements contemplated hereby have been duly executed and delivered and constitute the valid, legal, binding and enforceable obligations of the Seller, regardless of whether such enforcement is sought in a proceeding in equity or at law; and all requisite

                                      -20-

corporate or other action has been taken by the Seller to make this Agreement and all agreements contemplated hereby valid and binding upon the Seller in accordance with their terms;

          (b) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the
Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

          (c) No Conflicts. Neither the execution and delivery of this
Agreement, the acquisition or origination of the Mortgage Loans by the Seller, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Seller's charter, by-laws or other organizational documents or any legal restriction or any agreement or instrument to which the Seller is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject, or result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or impair the ability of the Purchaser to realize on the Mortgage Loans, impair the value of the Mortgage Loans, or impair the ability of the Purchaser to realize the full amount of any insurance benefits accruing pursuant to this Agreement;

          (d) [Reserved];

          (e) [Reserved];

          (f) Ability to Perform; Solvency. The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. The Seller is solvent and the sale of the Mortgage Loans will not cause the Seller to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of Seller's creditors;

          (g) No Litigation Pending. There is no action, suit, proceeding or investigation pending or threatened against the Seller, before any court, administrative agency or other tribunal asserting the invalidity of this
Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Seller, or in any material impairment of the right or ability of the Seller to carry on its business substantially as now conducted, or in any material liability on the part of the Seller, or which would draw into question the validity of this
Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Seller contemplated herein, or which would be likely to impair the ability of the Seller to perform under the terms of this Agreement;

                                      -21-

          (h) No Consent Required. No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body including HUD, the FHA or the Department of Veterans Affairs is
required for the execution, delivery and performance by the Seller of or compliance by the Seller with this Agreement or the Mortgage Loans, the delivery of a portion of the Mortgage Files to the Custodian or the sale of the Mortgage
Loans or the consummation of the transactions contemplated by this Agreement, or if required, such approval has been obtained prior to the related Closing Date;

          (i) Selection Process. The Mortgage Loans were selected from among the outstanding one- to four-family mortgage loans in the Seller's portfolio at the related Closing Date as to which the representations and warranties set forth in
Subsection 9.02 could be made and such selection was not made in a manner so as to affect adversely the interests of the Purchaser;

          (j) Mortgage Loan Package Characteristics. The characteristics of the related Mortgage Loan Package are as set forth on the description of the pool characteristics for the applicable Mortgage Loan Package delivered pursuant to
Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement;

          (k) No Untrue Information. Neither this Agreement nor any information, statement, tape, diskette, report, form, or other document furnished or to be furnished pursuant to this Agreement or any Reconstitution Agreement or in connection with the transactions contemplated hereby (including any
Securitization Transaction or Whole Loan Transfer) contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading;

          (l) Financial Statements. The Seller has delivered to the Purchaser financial statements as to its last three (3) complete fiscal years and any later quarter ended more than sixty (60) days prior to the execution of this
Agreement. All such financial statements fairly present the pertinent results of operations and changes in financial position for each of such periods and the financial position at the end of each such period of the Seller and its subsidiaries and have been prepared in accordance with generally accepted accounting principles of the United States consistently applied throughout the periods involved, except as set forth in the notes thereto. In addition, the
Seller has delivered information as to its loan gain and loss experience in respect of foreclosures and its loan delinquency experience for the immediately preceding three-year period, in each case with respect to mortgage loans owned by it and mortgage loans serviced for others during such period, and all such information so delivered shall be true and correct in all material respects.
There has been no change in the business, operations, financial condition, properties or assets of the Seller since the date of the Seller's financial statements that would have an adverse effect on its ability to perform its obligations under this Agreement. The Seller has completed any forms requested by the Purchaser in a timely manner and in accordance with the provided instructions;

          (m) No Brokers. The Seller has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

                                      -22-

          (n) Sale Treatment. The Seller has been advised by its independent certified public accountants that under generally accepted accounting principles the transfer of the Mortgage Loans may be treated as a sale on the books and records of the Seller and the Seller has determined that the disposition of the
Mortgage Loans pursuant to this Agreement will be afforded sale treatment for tax and accounting purposes;

          (o) Reasonable Purchase Price. The consideration received by the
Seller upon the sale of the Mortgage Loans under this Agreement constitutes fair consideration and reasonably equivalent value for the Mortgage Loans;

          (p) Owner of Record. The Seller is the owner of record of each
Mortgage and the indebtedness evidenced by each Mortgage Note, and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage
Files with respect thereto in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan;

          (q) [Reserved];

          (r) Compliance with Anti-Money Laundering Laws. The Seller has complied with all applicable anti-money laundering laws, regulations and executive orders, including without limitation the USA Patriot Act of 2001
(collectively, the "Anti-Money Laundering Laws"); the Seller has established an anti-money laundering compliance program as required by the Anti-Money
Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering
Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws;

          (s) Delivery to the Custodian. The Mortgage Note, the Mortgage, the
Assignment of Mortgage and any other documents required to be delivered with respect to each Mortgage Loan pursuant to the Custodial Agreement shall be delivered to the Custodian all in compliance with the specific requirements of the Custodial Agreement. With respect to each Mortgage Loan, the Seller will be in possession of a complete Mortgage File in compliance with Exhibit A hereto, except for such documents as will be delivered to the Custodian; and

          (t) Credit Reporting. The Seller shall cause the Interim Servicer, as servicer, to fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans
Union Credit Information Company (three of the credit repositories), on a monthly basis.

          Subsection 9.02. Representations and Warranties Regarding Individual
Mortgage Loans.

          The Seller hereby represents and warrants to the Purchaser that, as to each Mortgage Loan, as of the related Closing Date for such Mortgage Loan:

                                      -23-

          (a) Mortgage Loans as Described. The information set forth in the
Mortgage Loan Schedule is complete, true and correct;

          (b) Payments Current. All payments required to be made up to the
Closing Date under the terms of the Mortgage Note have been made and credited.
As of the Closing Date, no payment required under the Mortgage Loan has been thirty (30) days or more delinquent at any time since the origination of the
Mortgage Loan. The first Monthly Payment after the Cut-off Date shall be made with respect to the Mortgage Loan on its Due Date or within thirty (30) days thereof, all in accordance with the terms of the related Mortgage Note;

          (c) No Outstanding Charges. There are no defaults in complying with the terms of the Mortgage securing the Mortgage Loan, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. Except for (A) payments in the nature of escrow payments and (B) interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier to the day which precedes by one month the Due Date of the first installment of principal and interest, including, without limitation, taxes and insurance payments, the Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan;

          (d) Original Terms Unmodified. The terms of the Mortgage Note and
Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the Mortgage Loan
Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the Mortgage Loan Schedule, if applicable. No
Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the Mortgage Loan
Schedule;

          (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage
Note or the Mortgage, or the exercise of any right thereunder, render either the
Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at, or subsequent to, the time the Mortgage Loan was originated;

          (f) Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer

                                      -24-

against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae Guides or by Freddie Mac. If required by the
National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in effect, which policy conforms to
Fannie Mae and Freddie Mac. All individual insurance policies contain a standard mortgagee clause naming the Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid and such policies may not be reduced, terminated or cancelled without thirty (30) days' prior written notice to the mortgagee. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the
Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or
"blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development.
The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement. The Seller has not engaged in, and has no knowledge of the Mortgagor's or any servicer's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of such policy, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

          (g) Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, predatory, abusive and fair lending, equal credit opportunity and disclosure laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to prepayment penalties, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the
Purchaser upon demand, evidence of compliance with all such requirements. This representation is a Deemed Material Breach Representation;

          (h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged
Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the
Seller waived any default resulting from any action or inaction by the
Mortgagor;

          (i) Location and Type of Mortgaged Property. The Mortgaged Property is
a fee simple property located in the state identified in the Mortgage Loan
Schedule and consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a low-rise

                                      -25-

condominium project, or an individual unit in a planned unit development and that no residence or dwelling is (i) a mobile home or (ii) a manufactured home, provided, however, that any condominium unit or planned unit development shall not fall within any of the "Ineligible Projects" of part XII, Section 102 of the
Fannie Mae Selling Guide and shall conform with the Underwriting Guidelines. As of the date of origination, no portion of the Mortgaged Property was used for commercial purposes, and since the date of origination, no portion of the
Mortgaged Property has been used for commercial purposes; provided, that
Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes;

          (j) Valid First and Second Lien. Each Mortgage is a valid and subsisting first lien, with respect to First Lien Loans, or second lien, with respect to Second Lien Loans, of record on a single parcel of real estate constituting the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time, subject in all cases to the exceptions to title set forth in the title insurance policy with respect to the related Mortgage Loan, which exceptions are generally acceptable to prudent mortgage lending companies, and such other exceptions to which similar properties are commonly subject and which do not individually, or in the aggregate, materially and adversely affect the benefits of the security intended to be provided by such Mortgage. In no event shall any Mortgage Loan be in a lien position more junior than a second lien. The lien of the Mortgage is subject only to:

                    (1)  with respect to Second Lien Loans, the lien of the
                         first mortgage on the Mortgaged Property;

                    (2)  the lien of current real property taxes and assessments not yet due and payable;

                    (3)  covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of
                         the date of recording acceptable to prudent mortgage
                         lending institutions generally and specifically
                         referred to in the lender's title insurance policy
                         delivered to the originator of the Mortgage Loan and
                         (a) specifically referred to or otherwise considered in
                         the appraisal made for the originator of the Mortgage
                         Loan or (b) which do not adversely affect the Appraised
                         Value of the Mortgaged Property set forth in such
                         appraisal; and

                    (4)  other matters to which like properties are commonly
                         subject which do not materially interfere with the
                         benefits of the security intended to be provided by the
                         Mortgage or the use, enjoyment, value or marketability
                         of the related Mortgaged Property.

                                      -26-

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected (A) first lien and first priority security interest with respect to each First Lien Loan, or (B) second lien and second priority security interest with respect to each Second Lien Loan, in either case, on the property described therein and Seller has full right to sell and assign the same to Purchaser. The Mortgaged Property was not, as of the date of origination of the Mortgage Loan, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the Mortgage;

          (k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage
and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions therein relating to prepayment penalties). All parties to the Mortgage Note, the
Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any other related agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a
Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination or servicing of the Mortgage Loan. The Seller has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

          (l) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the
Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

          (m) Ownership. The Seller is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the
Mortgage Files or any part thereof with respect thereto not delivered to the
Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. The
Mortgage Loan is not assigned or pledged, and the Seller has good, indefeasible and marketable title thereto, and has full right to transfer and sell the
Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security

                                      -27-

interest. The Seller intends to relinquish all rights to possess, control and monitor the Mortgage Loan. After the Closing Date, the Seller will have no right to modify or alter the terms of the sale of the Mortgage Loan and the Seller will have no obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement;

          (n) Doing Business. All parties which have had any interest in the
Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state, or
(iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

          (o) CLTV, LTV; FICO Score. No Mortgage Loan that is a Second Lien Loan has a CLTV in excess of 100%. No Mortgage Loan has an LTV greater than 95%. At origination of the Mortgage Loan, the Mortgagor did not have a FICO score of less than 500;

          (p) Title Insurance. The Mortgage Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller, its successors and assigns, as to the first priority lien
(with respect to First Lien Loans) or second priority lien (with respect to
Second Lien Loans) of the Mortgage in the original principal amount of the
Mortgage Loan, subject only to the exceptions contained in clauses (1) and (2)
of paragraph (j) of this Subsection 9.02, and in the case of Adjustable Rate
Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein.
The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. The Seller, its successor and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this
Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the
Seller;

          (q) No Defaults. There is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would

                                      -28-

constitute a default, breach, violation or event which would permit acceleration, and neither the Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration. With respect to each Second Lien Loan, (i) the prior mortgage is in full force and effect, (ii) there is no default, breach, violation or event of acceleration existing under such prior mortgage or the related mortgage note, and (iii) there is no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder, and either (A) the prior mortgage contains a provision which allows or (B)
applicable law requires, the mortgagee under the Second Lien Loan to receive notice of, and affords such mortgagee an opportunity to cure any default by payment in full or otherwise under the prior mortgage;

          (r) No Mechanics' Liens. There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

          (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay
wholly within the boundaries and building restriction lines of the Mortgaged
Property, and no improvements on adjoining properties encroach upon the
Mortgaged Property. The Mortgaged Property and all improvements located on or being part of the Mortgaged Property are in compliance with all applicable zoning and building laws, ordinances and regulations;

          (t) Origination; Payment Terms. The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to
Sections 203 and 211 of the Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No Mortgage Loan contains terms or provisions which would result in negative amortization. Principal payments on the Mortgage
Loan commenced no more than sixty (60) days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest Rate as well as, with respect to Adjustable Rate Mortgage Loans, the Lifetime Rate Cap, the Periodic
Rate Floor and the Periodic Rate Cap are as set forth on Exhibit B to each related Assignment and Conveyance Agreement. The Mortgage Interest Rate is
adjusted, with respect to Adjustable Rate Mortgage Loans, on each Interest Rate
Adjustment Date to equal the Index plus the Gross Margin (rounded up or down to the nearest 0.125%), subject to the Periodic Rate Cap. The Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each
Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date
(unless the Mortgage Loan is identified on the Mortgage Loan Schedule as a
Balloon Mortgage Loan), over an original term of not more than thirty (30) years from commencement of amortization. Unless otherwise specified on the description of pool characteristics for the applicable Mortgage Loan Package delivered pursuant to Section 11 on the

                                      -29-

related Closing Date in the form attached as Exhibit B to each related
Assignment and Conveyance Agreement, the Mortgage Loan is payable on the first day of each month. There are no Convertible Mortgage Loans which contain a provision allowing the Mortgagor to convert the Mortgage Note from an adjustable interest rate Mortgage Note to a fixed interest rate Mortgage Note. The Due Date of the first payment under the Mortgage Note is no more than sixty (60) days from the date of the Mortgage Note;

          (u) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a
Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the
Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

          (v) Conformance with Agency and Underwriting Guidelines. The Mortgage
Loan was underwritten in accordance with the Underwriting Guidelines (a copy of which is attached to the related Assignment and Conveyance Agreement as Exhibit
C). The Mortgage Note and Mortgage are on forms acceptable to Freddie Mac or
Fannie Mae and neither the Seller nor the Interim Servicer has made any representations to a Mortgagor that are inconsistent with the mortgage instruments used;

          (w) Occupancy of the Mortgaged Property. As of the Closing Date the
Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. The Seller has not received notification from any
Governmental Authority that the Mortgaged Property is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be. The Seller has not received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate. The Mortgagor represented at the time of origination of the
Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the
Mortgagor's primary residence;

          (x) No Additional Collateral. The Mortgage Note is not and has not
been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (j) above;

          (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the
Mortgage (or in the case of a substitution of trustee, is named in a properly recorded substitution of trustee), and no fees or expenses are or

                                      -30-

will become payable by the Purchaser, the Custodian or the Interim Servicer to
the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

          (z) Acceptable Investment. There are no circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor, the
Mortgage File or the Mortgagor's credit standing that can reasonably be expected to cause private institutional investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan, or cause the
Mortgage Loan to prepay during any period materially faster or slower than the mortgage loans originated by the Seller generally. No Mortgaged Property is located in a state, city, county or other local jurisdiction which the Purchaser has determined in its sole good faith discretion would cause the related
Mortgaged Loan to be ineligible for whole loan sale or securitization in a transaction consistent with the prevailing sale and securitization industry
(including, without limitation, the practice of the rating agencies) with respect to substantially similar mortgage loans;

          (aa) Delivery of Mortgage Documents. The Mortgage Note, the Mortgage,
the Assignment of Mortgage and any other documents required to be delivered under this Agreement for each Mortgage Loan have been delivered to the
Custodian. The Seller is in possession of a complete, true and accurate Mortgage
File in compliance with Exhibit A hereto, except for such documents the originals of which have been delivered to the Custodian, and the Seller has retained copies thereof;

          (bb) Condominiums/Planned Unit Developments. If the Mortgaged Property
is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project is (i) acceptable to Fannie Mae or Freddie Mac or (ii) located in a condominium or planned unit development project which has received project approval from
Fannie Mae or Freddie Mac. The representations and warranties required by Fannie
Mae with respect to such condominium or planned unit development have been satisfied and remain true and correct;

          (cc) Transfer of Mortgage Loans. Except with respect to MERS
Designated Mortgage Loans, the Assignment of Mortgage with respect to each
Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

          (dd) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the
Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the
Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder;

          (ee) No Balloon Mortgage Loans. The Mortgage Loan is not a Balloon
Mortgage Loan, except as set forth on the related Mortgage Loan Schedule;

                                      -31-

          (ff) No Buydown Provisions; No Graduated Payments or Contingent
Interests. The Mortgage Loan does not contain provisions pursuant to which
Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the
Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The
Mortgage Loan is not a graduated payment mortgage loan, and the Mortgage Loan does not have a shared appreciation or other contingent interest feature. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and the Seller has not
financed nor does it own directly or indirectly, any equity of any form in the
Mortgaged Property or the Mortgagor;

          (gg) Consolidation of Future Advances. Any future advances made to the
Mortgagor prior to the applicable Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term.
The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first or second, as applicable, lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence acceptable to Fannie Mae and
Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

          (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. There
is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the
Mortgage Loan or the use for which the premises were intended and each Mortgaged
Property is in good repair. There have not been any condemnation proceedings with respect to the Mortgaged Property and the Seller has no knowledge of any such proceedings in the future;

          (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments.
The origination, servicing and collection practices with respect to the Mortgage
Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper.
With respect to escrow deposits and Escrow Payments (other than with respect to
Second Lien Loans for which the mortgagee under the prior mortgage lien is collecting Escrow Payments), all such payments are in the possession of Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. Each Mortgage Loan is covered by a paid in full, life of loan, tax service contract that has been assigned without penalty, premium or cost to the Purchaser. All Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage or the Mortgage Note.
All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the

                                      -32-

Mortgage Note, another index was selected for determining the Mortgage Interest
Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. Any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage
Interest Rate and the Monthly Payment adjustments have been delivered. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

          (jj) Mortgage Loan Attributes: The Mortgage Loan has the
characteristics set forth on Exhibit B to the related Assignment and Conveyance
Agreement;

          (kk) Other Insurance Policies; No Defense to Coverage. No action, inaction or event has occurred and no state of facts exists or has existed on or prior to the related Closing Date that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable primary mortgage insurance policy, hazard insurance policy or bankruptcy bond
(including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured), irrespective of the cause of such failure of coverage. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or by any officer, director, or employee of the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

          (ll) No Violation of Environmental Laws. The Mortgaged Property is
free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation.
There is no pending action or proceeding directly involving the Mortgaged
Property in which compliance with any environmental law, rule or regulation is an issue; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

          (mm) Servicemembers' Civil Relief Act. The Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers' Civil Relief Act of 1940, as amended, or any similar state statute;

          (nn) Appraisal. The Seller has delivered to the Purchaser an appraisal of the Mortgaged Property signed prior to the approval of the Mortgage application by an appraiser qualified under Fannie Mae and Freddie Mac guidelines who (i) is licensed in the state where the Mortgaged Property is located, (ii) has no interest, direct or indirect, in the Mortgaged Property or in any Loan or the security therefor, and (iii) does not receive compensation that is affected by the approval or disapproval of the Mortgage Loan. The appraisal shall have been made within one hundred and eighty (180) days of the origination of the Mortgage Loan and shall be completed in compliance with the
Uniform Standards of Professional Appraisal Practice, and all

                                      -33-

applicable Federal and state laws and regulations. If the appraisal was made more than one hundred and twenty (120) days before the origination of the
Mortgage Loan, the Seller shall have received and delivered to the Purchaser a recertification of the appraisal;

          (oo) Disclosure Materials. The Mortgagor has, to the extent required by applicable law, executed a statement to the effect that the Mortgagor has, received all disclosure materials required by applicable law and the Seller has complied with all applicable law with respect to the making of the Mortgage
Loans. The Seller shall cause the Interim Servicer to maintain such statement in the Mortgage File;

          (pp) Construction or Rehabilitation of Mortgaged Property. The
Mortgage Loan was not made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged
Property;

          (qq) No Defense to Insurance Coverage. No action has been taken or failed to be taken, no event has occurred and no state of facts exists or has existed on or prior to the Closing Date (whether or not known to the Seller on or prior to such date) which has resulted or will result in an exclusion from, denial of, or defense to coverage under any primary mortgage insurance
(including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Seller, the related Mortgagor or any party involved in the application for such coverage, including the appraisal, plans and specifications and other exhibits or documents submitted therewith to the insurer under such insurance policy, or for any other reason under such coverage, but not including the failure of such insurer to pay by reason of such insurer's breach of such insurance policy or such insurer's financial inability to pay. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

          (rr) Qualified Mortgage. The Mortgage Loan is a qualified mortgage under Section 860G(a)(3) of the Code;

          (ss) Credit Information. As to each consumer report (as defined in the
Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Seller to the Purchaser, that Seller has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded by the terms of the Mortgage Loan Documents from furnishing the same to any subsequent or prospective purchaser of such Mortgage. The Seller shall hold the Purchaser harmless from any and all damages, losses, costs and expenses (including attorney's fees) arising from disclosure of credit information in connection with the Purchaser's secondary marketing operations and the purchase and sale of mortgages. The Seller shall cause the Interim Servicer, as servicer, to fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable)
on its borrower credit files to Equifax, Experian and Trans Union Credit
Information Company (three of the credit repositories), on a monthly basis. This representation is a Deemed Material Breach Representation;

                                      -34-

          (tt) Leaseholds. If the Mortgage Loan is secured by a long-term residential lease, (1) the lessor under the lease holds a fee simple interest in the land; (2) the terms of such lease expressly permit the mortgaging of the leasehold estate, the assignment of the lease without the lessor's consent and the acquisition by the holder of the Mortgage of the rights of the lessee upon foreclosure or assignment in lieu of foreclosure or provide the holder of the
Mortgage with substantially similar protections; (3) the terms of such lease do not (a) allow the termination thereof upon the lessee's default without the holder of the Mortgage being entitled to receive written notice of, and opportunity to cure, such default, (b) allow the termination of the lease in the event of damage or destruction as long as the Mortgage is in existence, (c)
prohibit the holder of the Mortgage from being insured (or receiving proceeds of insurance) under the hazard insurance policy or policies relating to the
Mortgaged Property or (d) permit any increase in rent other than pre-established increases set forth in the lease; (4) the original term of such lease is not less than fifteen (15) years; (5) the term of such lease does not terminate earlier than five years after the maturity date of the Mortgage Note; and (6)
the Mortgaged Property is located in a jurisdiction in which the use of leasehold estates in transferring ownership in residential properties is a widely accepted practice;

          (uu) Prepayment Penalty. The Mortgage Loan is subject to a prepayment penalty as provided in the related Mortgage Note except as set forth on Exhibit
B to each related Assignment and Conveyance Agreement. With respect to each
Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable and will be enforced by the Seller for the benefit of the
Purchaser, and each prepayment penalty is permitted pursuant to federal, state and local law. Each such prepayment penalty is in an amount equal to the maximum amount permitted under applicable law and no such prepayment penalty may provide for a term in excess of five (5) years with respect to Mortgage Loans originated prior to October 1, 2002. With respect to Mortgage Loans originated on or after
October 1, 2002, except as set forth in the related Mortgage Loan Schedule as set forth on Exhibit A to each related Assignment and Conveyance the duration of the Prepayment Penalty period shall not exceed three (3) years from the date of the Mortgage Note unless the Mortgage Loan was modified to reduce the Prepayment
Penalty period to no more than three (3) years from the date of such Mortgage
Note and the Mortgagor was notified in writing of such reduction in Prepayment
Penalty period. With respect to any Mortgage Loan that contains a provision permitting imposition of a penalty upon a prepayment prior to maturity: (i) the
Mortgage Loan provides some benefit to the Mortgagor (e.g., a rate or fee reduction) in exchange for accepting such prepayment penalty, (ii) the Mortgage
Loan's originator had a written policy of offering the Mortgagor, or requiring third-party brokers to offer the Mortgagor, the option of obtaining a mortgage loan that did not require payment of such a penalty and (iii) the prepayment penalty was adequately disclosed to the Mortgagor in the mortgage loan documents pursuant to applicable state, local and federal law. This representation is a
Deemed Material Breach Representation;

          (vv) Assumability. With respect to each Adjustable Rate Mortgage Loan, the Mortgage Loan Documents provide that after the related first Interest Rate
Adjustment Date, a related Mortgage Loan may only be assumed if the party assuming such Mortgage Loan meets certain credit requirements stated in the
Mortgage Loan Documents;

          (ww) Conversion to Fixed Interest Rate. With respect to Adjustable
Rate Mortgage Loans, the Mortgage Loan is not a Convertible Mortgage Loan;

                                      -35-

          (xx) Escrow Analysis. With respect to each Mortgage, the Seller has within the last twelve (12) months (unless such Mortgage was originated within such twelve month period) analyzed the required Escrow Payments for each
Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the
Mortgagor, in accordance with RESPA and any other applicable law;

          (yy) Predatory Lending Regulations. No Mortgage Loan is a High Cost
Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after
October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending
Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law. The Mortgaged Property is not located in a jurisdiction where a breach of this representation with respect to the related Mortgage Loan may result in additional assignee liability to the Purchaser, as determined by the Purchaser in its reasonable discretion. This representation is a Deemed Material Breach
Representation;

          (zz) Single-Premium Credit Life Insurance Policy. No Mortgagor was
required to purchase any single-premium credit insurance policy (e.g., life, disability, accident, unemployment or property insurance policy) or debt cancellation agreement as a condition of obtaining the extension of credit. No
Mortgagor obtained a prepaid single-premium credit insurance policy (e.g., life, disability, accident, unemployment or property insurance policy) in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single-premium credit insurance policies or debt cancellation agreements as part of the origination of, or as a condition to closing, such Mortgage Loan. This representation is a Deemed Material Breach
Representation;

          (aaa) Regarding the Mortgagor. The Mortgagor is one or more natural persons and/or trustees for an Illinois land trust or a trustee under a "living trust" and such "living trust" is in compliance with Fannie Mae guidelines for such trusts;

          (bbb) Insurance. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser;

          (ccc) Simple Interest Mortgage Loans. The Mortgage Loan is not a
simple interest Mortgage Loan;

          (ddd) Flood Certification Contract. The Mortgage Loan is covered by a paid in full, life of loan, transferable flood certification contract that has been assigned without penalty, cost or premium to the Purchaser;

          (eee) Consent. Either (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File;

                                      -36-

          (fff) Origination Date. The date of origination of the Mortgage Loan shall be no earlier than three (3) months prior to the date such Mortgage Loan is first purchased by the Purchaser;

          (ggg) No Exception. The Custodian has not noted any material exceptions on an Exception Report (as defined in the Custodial Agreement) with respect to the Mortgage Loan which would materially adversely affect the
Mortgage Loan or the Purchaser's ownership of the Mortgage Loan, unless consented to by the Purchaser;

          (hhh) Mortgage Submitted for Recordation. The Mortgage either has been or will promptly be submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located;

          (iii) Endorsements. The Mortgage Note has been endorsed by Seller for its own account and not as a fiduciary, trustee, trustor or beneficiary under a trust agreement;

          (jjj) Accuracy of Information. All information provided to the
Purchaser by the Seller with respect to the Mortgage Loan is accurate in all material respects;

          (kkk) Mortgagor Bankruptcy. On or prior to the related Closing Date, the Mortgagor has not filed or will not file a bankruptcy petition or has not become the subject or will not become the subject of involuntary bankruptcy proceedings or has not consented to or will not consent to the filing of a bankruptcy proceeding against it or to a receiver being appointed in respect of the related Mortgaged Property;

          (lll) No Construction Loans. No Mortgage Loan was made in connection with (a) facilitating the trade-in or exchange of a Mortgaged Property or (b)
the construction or rehabilitation of a Mortgaged Property, unless the Mortgage
Loan is a construction-to-permanent mortgage loan listed on the Mortgage Loan
Schedule which has been fully disbursed, all construction work is complete and a completion certificate has been issued;

          (mmm) No Equity Participation. No document relating to the Mortgage
Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the
Mortgaged Property or the Mortgagor and Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the
Mortgagor;

          (nnn) Proceeds of Mortgage Loan. The proceeds of the Mortgage Loan have not been and shall not be used to satisfy, in whole or in part, any debt owed or owing by the Mortgagor to Seller or any Affiliate or correspondent thereof unless such debt was originated more than twenty-four (24) months prior to the origination of such Mortgage Loan;

          (ooo) No Arbitration. No Mortgagor with respect to any Mortgage Loan originated on or after August 1, 2004, agreed to submit to arbitration to resolve any dispute arising out of or relating in any way to the mortgage loan transaction. This representation is a Deemed Material Breach Representation;

                                      -37-

          (ppp) Origination Practices/No Steering. The Mortgagor was not
encouraged or required to select a Mortgage Loan product offered by the Mortgage
Loan's originator which is a higher cost product designed for less creditworthy borrowers, unless at the time of the Mortgage Loan's origination, such Mortgagor did not qualify taking into account such facts as, without limitation, the
Mortgage Loan's requirements and the Mortgagor's credit history, income, assets and liabilities and debt-to-income ratios for a lower-cost credit product then offered by the Mortgage Loan's originator or any affiliate of the Mortgage
Loan's originator. For a Mortgagor who seeks financing through a Mortgage Loan originator's higher-priced subprime lending channel, the Mortgagor was directed towards or offered the Mortgage Loan originator's standard mortgage line if the
Mortgagor was able to qualify for one of the standard products. This representation is a Deemed Material Breach Representation;

          (qqq) Underwriting Methodology. The methodology used in underwriting the extension of credit for each Mortgage Loan does not rely on the extent of the Mortgagor's equity in the collateral as the principal determining factor in approving such extension of credit. The methodology employed objective criteria that related such facts as, without limitation, the Mortgagor's credit history, income, assets or liabilities, to the proposed mortgage payment and, based on such methodology, the Mortgage Loan's originator made a reasonable determination that at the time of origination the Mortgagor had the ability to make timely payments on the Mortgage Loan. Such underwriting methodology confirmed that at the time of origination (application/approval) the Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan. This representation is a
Deemed Material Breach Representation;

          (rrr) Points and Fees. All points and fees related to each Mortgage
Loan were disclosed in writing to the borrower in accordance with applicable state and federal law and regulation. All points and fees related to each
Mortgage Loan are accurately described on the Mortgage Loan Schedule.

          (sss) Fees and Charges. All fees and charges (including finance charges) and whether or not financed, assessed, collected or to be collected in connection with the origination of each Mortgage Loan has been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. This representation is a Deemed Material Breach Representation; and

          (ttt) Second Lien Mortgage Loans. With respect to each Second Lien
Loan: (1) the related First Lien Loan does not permit negative amortization; (2)
where required or customary in the jurisdiction in which the Mortgaged Property is located, the original lender has filed for record a request for notice of any action by the related senior lienholder, and the Seller has notified such senior lienholder in writing of the existence of the Second Lien Loan and requested notification of any action to be taken against the Mortgagor by such senior lienholder; either (a) no consent for the Second Lien Loan is required by the holder of the related First Lien Loan or (b) such consent has been obtained and is contained in the related Mortgage File; (3) to the best of Seller's knowledge, the related First Lien Loan is in full force and effect, and there is no default, lien, breach, violation or event which would permit acceleration existing under such First Lien Loan or Mortgage Note, and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration under such First Lien Loan; (4) the related first lien

                                      -38-

Mortgage contains a provision which provides for giving notice of default or breach to the mortgagee under the Mortgage Loan and allows such mortgagee to cure any default under the related First Lien Mortgage; and (5) except as set forth on the Mortgage Loan Schedule, the related Mortgaged Property is the
Mortgagor's principal residence. This representation is a Deemed Material Breach
Representation.

          Subsection 9.03. Remedies for Breach of Representations and
Warranties.

          It is understood and agreed that the representations and warranties set forth in Subsections 9.01 and 9.02 shall survive the sale of the Mortgage
Loans to the Purchaser and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or
Assignment of Mortgage or the examination or failure to examine any Mortgage
File. Upon discovery by either the Seller or the Purchaser of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other.

          Within sixty (60) days of the earlier of either discovery by or notice to the Seller of any breach of a representation or warranty which materially and adversely affects the value of the Mortgage Loans or the interest of the
Purchaser therein (or which materially and adversely affects the value of the applicable Mortgage Loan or the interest of the Purchaser therein in the case of a representation and warranty relating to a particular Mortgage Loan), the
Seller shall use its best efforts promptly to cure such breach in all material respects and, if such breach cannot be cured, the Seller shall, at the
Purchaser's option, repurchase such Mortgage Loan at the Repurchase Price.
Notwithstanding the above sentence, (i) within sixty (60) days of the earlier of either discovery by, or notice to, the Seller of any breach of the representation and warranty set forth in clause (rr) of Subsection 9.02, the
Seller shall repurchase such Mortgage Loan at the Repurchase Price and (ii) any breach of a Deemed Material Breach Representation shall automatically be deemed to materially and adversely affect the value of the Mortgage Loan and the interest of the Purchaser therein. In the event that a breach shall involve any representation or warranty set forth in Subsection 9.01, and (except as provided in the preceding sentence with respect to the representations and warranties in clauses (rr)) such breach cannot be cured within sixty (60) days of the earlier of either discovery by or notice to the Seller of such breach, all of the applicable Mortgage Loans shall, at the Purchaser's option, be repurchased by the Seller at the Repurchase Price. However, if the breach shall involve a representation or warranty set forth in Subsection 9.02 (other than the representations and warranties set forth in clause (rr) of such Subsection) and the Seller discovers or receives notice of any such breach within one hundred twenty (120) days of the related Closing Date, the Seller shall, at the
Purchaser's option and provided that the Seller has a Qualified Substitute
Mortgage Loan, rather than repurchase the Mortgage Loan as provided above, remove such Mortgage Loan (a "Deleted Mortgage Loan") and substitute in its place a Qualified Substitute Mortgage Loan or Loans, provided that any such substitution shall be effected not later than one hundred twenty (120) days after the related Closing Date. If the Seller has no Qualified Substitute
Mortgage Loan, it shall repurchase the deficient Mortgage Loan. Any repurchase of a Mortgage Loan or Loans pursuant to the foregoing provisions of this
Subsection 9.03 shall be accomplished by either (a) if the Interim Servicing
Agreement has been entered into and is in effect, deposit in the Custodial
Account of the amount of the Repurchase Price for distribution to the Purchaser on the next scheduled

                                      -39-

Remittance Date, after deducting therefrom any amount received in respect of such repurchased Mortgage Loan or Loans and being held in the Custodial Account for future distribution or (b) if the Interim Servicing Agreement has not been entered into or is no longer in effect, by direct remittance of the Repurchase
Price to the Purchaser or its designee in accordance with the Purchaser's instructions.

          At the time of repurchase or substitution, the Purchaser and the
Seller shall arrange for the reassignment of the Deleted Mortgage Loan to the
Seller and the delivery to the Seller of any documents held by the Custodian relating to the Deleted Mortgage Loan. In the event of a repurchase or substitution, the Seller shall, simultaneously with such reassignment, give written notice to the Purchaser that such repurchase or substitution has taken place, amend the Mortgage Loan Schedule to reflect the withdrawal of the Deleted
Mortgage Loan from this Agreement, and, in the case of substitution, identify a
Qualified Substitute Mortgage Loan and amend the Mortgage Loan Schedule to reflect the addition of such Qualified Substitute Mortgage Loan to this
Agreement. In connection with any such substitution, the Seller shall be deemed to have made as to such Qualified Substitute Mortgage Loan the representations and warranties set forth in this Agreement except that all such representations and warranties set forth in this Agreement shall be deemed made as of the date of such substitution. The Seller shall effect such substitution by delivering to the Custodian or to such other party as the Purchaser may designate in writing for such Qualified Substitute Mortgage Loan the documents required by Subsection
6.03 with the Mortgage Note endorsed as required by Subsection 6.03. No substitution will be made in any calendar month after the Determination Date for such month. The Seller shall cause the Interim Servicer to remit directly to the
Purchaser, or its designee in accordance with the Purchaser's instructions the
Monthly Payment less the Servicing Fee due, if any, on such Qualified Substitute
Mortgage Loan or Loans in the month following the date of such substitution.
Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution shall be retained by the Seller. For the month of substitution, distributions to the Purchaser shall include the Monthly Payment due on any Deleted Mortgage Loan in the month of substitution, and the Seller shall thereafter be entitled to retain all amounts subsequently received by the
Seller in respect of such Deleted Mortgage Loan.

          For any month in which the Seller substitutes a Qualified Substitute
Mortgage Loan for a Deleted Mortgage Loan, the Seller shall determine the amount
(if any) by which the aggregate principal balance of all Qualified Substitute
Mortgage Loans as of the date of substitution is less than the aggregate Stated
Principal Balance of all Deleted Mortgage Loans (after application of scheduled principal payments due in the month of substitution). The amount of such shortfall shall be distributed by the Seller directly to the Purchaser or its designee in accordance with the Purchaser's instructions within two (2) Business
Days of such substitution.

          In addition to such repurchase or substitution obligation, the Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents and hold such parties harmless against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of any representation or warranty contained in this Agreement or any
Reconstitution Agreement. It is understood and agreed that the obligations of the Seller set forth in this Subsection 9.03 to

                                      -40-

cure, substitute for or repurchase a defective Mortgage Loan and to indemnify the Purchaser and Successor Servicer as provided in this Subsection 9.03 and
Subsection 14.01 constitute the sole remedies of the Purchaser and Successor
Servicer respecting a breach of the foregoing representations and warranties.
For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were
"Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the Successor Servicer pursuant to this Agreement and any and all
Persons who previously were "Successor Servicers" pursuant to this Agreement.

          Any cause of action against the Seller relating to or arising out of the breach of any representations and warranties made in Subsections 9.01 and
9.02 shall accrue as to any Mortgage Loan upon (i) discovery of such breach by the Purchaser or notice thereof by the Seller to the Purchaser, (ii) failure by the Seller to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Seller by the Purchaser for compliance with this Agreement.

          Subsection 9.04. Repurchase of Mortgage Loans That Prepay in Full.

          If any Mortgage Loan is prepaid within thirty (30) days from and after the related Closing Date, the Seller shall pay to the Purchaser, within three
(3) business days of such prepayment in full, an amount equal to the Premium
Percentage multiplied by the outstanding principal balance of such Mortgage Loan as of the date of such prepayment in full.

          Subsection 9.05. Repurchase of Mortgage Loans with First Payment
Defaults.

          (a)  If the related Mortgagor is delinquent with respect to the
               Mortgage Loan's first Monthly Payment after origination of such
               Mortgage Loan, the Seller, at the Purchaser's option exercised in its sole discretion within ninety (90) days of receipt by the
               Purchaser of notice of the delinquency, shall repurchase such
               Mortgage Loan from the Purchaser at the Repurchase Price.

          (b)  If the related Mortgagor is delinquent with respect to the
               Mortgage Loan's Monthly Payment due in the month in which the related Closing Date occurs or the Monthly Payment due in the calendar month following the month in which the related Closing
               Date occurs, in each case on its due date or within the grace period, all in accordance with the terms of the related Mortgage
               Note, the Seller, at the Purchaser's option exercised in its sole discretion within ninety (90) days of receipt by the Purchaser of notice of the delinquency, shall repurchase such Mortgage Loan from the Purchaser at the Repurchase Price.

          SECTION 10. Closing.

          The closing for the purchase and sale of each Mortgage Loan Package shall take place on the related Closing Date. At the Purchaser's option, the
Closing shall be either: by

                                      -41-

telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

          The closing for the Mortgage Loans to be purchased on each Closing
Date shall be subject to each of the following conditions:

          (a)  at least two (2) Business Days prior to the related Closing Date, the Seller shall deliver to the Purchaser, in electronic format acceptable to the Purchaser in its sole discretion, a listing on a loan-level basis of the necessary information to compute the
               Purchase Price of the Mortgage Loans delivered on the Closing
               Date (including accrued interest), and prepare a Mortgage Loan
               Schedule;

          (b)  all of the representations and warranties of the Seller under this Agreement and of the Interim Servicer under the Interim
               Servicing Agreement (with respect to each Mortgage Loan for an interim period, as specified therein) shall be true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement or an Event of Default under the
               Interim Servicing Agreement;

          (c)  the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all closing documents as specified in Section 11 of this Agreement, in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

          (d)  the Seller shall have delivered and released to the Custodian all documents required pursuant to this Agreement; and

          (e)  all other terms and conditions of this Agreement and the related
               Purchase Price and Terms Agreement shall have been complied with.

          Subject to the foregoing conditions, the Purchaser shall pay to the
Seller on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 4 of this Agreement, by wire transfer of immediately available funds to the account designated by the Seller.

          SECTION 11. Closing Documents.

          The Closing Documents for the Mortgage Loans to be purchased on each
Closing Date shall consist of fully executed originals of the following documents:

          1.   this Agreement (to be executed and delivered only for the initial
               Closing Date);

          2.   a copy of the Amended and Restated Interim Servicing Agreement,
               dated as of April 1, 2006;

                                      -42-

          3.   [Reserved];

          4.   the related Mortgage Loan Schedule, segregated by Mortgage Loan
               Package, one copy to be attached hereto, one copy to be attached to the Custodian's counterpart of the Custodial Agreement, and one copy to be attached to the related Assignment and Conveyance as the Mortgage Loan Schedule thereto;

          5.   a Custodian's Certification, as required under the Custodial
               Agreement, in the form of Exhibit G-1 to the Custodial Agreement;

          6.   with respect to the initial Closing Date, an Officer's
               Certificate, in the form of Exhibit C hereto with respect to each of the Seller and the Interim Servicer, including all attachments hereto; with respect to subsequent Closing Dates, an Officer's
               Certificate upon request of the Purchaser;

          7.   with respect to the initial Closing Date, an Opinion of Counsel of each of the Seller (who may be an employee of the Seller), and the Interim Servicer in the form of Exhibit D hereto ("Opinion of
               Counsel of the Seller and the Interim Servicer"); with respect to subsequent Closing Dates, an Opinion of Counsel of the Seller and
               the Interim Servicer upon request of the Purchaser;

          8.   a Security Release Certification, in the form of Exhibit E or F, as applicable, hereto executed by any person, as requested by the
               Purchaser, if any of the Mortgage Loans have at any time been subject to any security interest, pledge or hypothecation for the benefit of such person;

          9.   a certificate or other evidence of merger or change of name, signed or stamped by the applicable regulatory authority, if any of the Mortgage Loans were acquired by the Seller by merger or acquired or originated by the Seller while conducting business under a name other than its present name, if applicable;

          10.  with respect to the initial Closing Date, the Underwriting
               Guidelines to be attached to the related Assignment and
               Conveyance Agreement as Exhibit C;

          11.  Assignment and Conveyance Agreement in the form of Exhibit H hereto;

          12.  Exhibit B to the related Assignment and Conveyance Agreement; and

          13.  a MERS Report reflecting the Purchaser as Investor and no Person as Interim Funder for each MERS Designated Mortgage Loan.

          The Seller shall bear the risk of loss of the closing documents until such time as they are received by the Purchaser or its attorneys.

                                      -43-

          SECTION 12. Costs.

          The Purchaser shall pay any commissions due its salesmen and the legal fees and expenses of its attorneys and custodial fees. All other costs and expenses incurred in connection with the transfer and delivery of the Mortgage
Loans as provided herein and the Servicing Rights including recording fees, fees for title policy endorsements and continuations, costs and fees for preparing and recording Assignments of Mortgage, and the Seller's attorney's fees, shall be paid by the Seller.

          SECTION 13. Cooperation of Seller with a Reconstitution.

          The Seller and the Purchaser agree that with respect to some or all of the Mortgage Loans, after each Closing Date, in not more than five separate transactions occurring within one year of the related Closing Date (each, a
"Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a Reconstitution) of some or all of the Mortgage Loans then subject to this
Agreement, without recourse, to:

               a)   Fannie Mae under its Cash Purchase Program or MBS Program
                    (Special Servicing Option) (each, a "Fannie Mae Transfer");
                    or

               b)   Freddie Mac (the "Freddie Mac Transfer"); or

               c)   one or more third party purchasers in one or more Whole Loan
                    Transfers; or

               d)   one or more trusts or other entities to be formed as part of one or more Securitization Transactions.

          The Seller agrees to execute in connection with any Agency Transfer, any and all reasonably acceptable pool purchase contracts, and/or agreements among the Purchaser, the Seller, Fannie Mae or Freddie Mac (as the case may be)
and any servicer in connection with a Whole Loan Transfer, a seller's warranties and servicing agreement or a participation and servicing agreement in form and substance reasonably acceptable to the parties, and in connection with a
Securitization Transaction, a pooling and servicing agreement in form and substance reasonably acceptable to the parties or an Assignment and Recognition
Agreement substantially in the form attached hereto as Exhibit J (collectively, the agreements referred to herein are designated, the "Reconstitution
Agreements"), together with an opinion of counsel with respect to such
Reconstitution Agreements.

          With respect to each Whole Loan Transfer and each Securitization
Transaction entered into by the Purchaser, the Seller agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser; (3) to restate the representations and warranties set forth in this Agreement and the Interim
Servicing Agreement as of the related Reconstitution Date or make the representations and warranties set forth in the related selling/servicing guide of the servicer or issuer, as the case may be, or such

                                      -44-

representations or warranties as may be required by any Rating Agency or prospective purchaser of the related securities or such Mortgage Loans, in connection with such Reconstitution. The Seller shall provide to such servicer or issuer, as the case may be, and any other participants or purchasers in such
Reconstitution: (i) any and all information and appropriate verification of information which may be reasonably available to the Seller or its affiliates, whether through letters of its auditors and counsel or otherwise, as the
Purchaser or any such other participant shall request; and (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Seller or the
Interim Servicer as are reasonably believed necessary by the Purchaser or any such other participant; and (iii) to execute, deliver and satisfy all conditions set forth in any indemnity agreement required by the Purchaser or any such participant, including, without limitation, an Indemnification and Contribution
Agreement in substantially the form attached hereto as Exhibit K. Moreover, the
Seller agrees to cooperate with all reasonable requests made by the Purchaser to effect such Reconstitution Agreements. The Seller shall indemnify the Purchaser, each affiliate of the Purchaser participating in the Reconstitution and each
Person who controls the Purchaser or such affiliate and their respective present and former directors, officers, employees and agents, and hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that each of them may sustain in any way related to any information provided by or on behalf of the Seller regarding the Seller, the Seller's servicing practices or performance, the Mortgage Loans or the Underwriting
Guidelines set forth in any offering document prepared in connection with any
Reconstitution. For purposes of the previous sentence, "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all
Persons who previously were "Purchasers" under this Agreement.

          In the event the Purchaser has elected to have the Seller hold record title to the Mortgages, prior to the Reconstitution Date, the Seller shall prepare an assignment of mortgage in blank or to the prospective purchaser or trustee, as applicable, from the Seller, acceptable to the prospective purchaser or trustee, as applicable, for each Mortgage Loan that is part of the
Reconstitution and shall pay all preparation and recording costs associated therewith. In connection with the Reconstitution, the Seller shall execute each
Assignment of Mortgage, track such Assignments of Mortgage to ensure they have been recorded and deliver them as required by the prospective purchaser or trustee, as applicable, upon the Seller's receipt thereof. Additionally, Seller shall prepare and execute, at the direction of the Purchaser, any note endorsement in connection with any and all seller/servicer agreements.

          All Mortgage Loans not sold or transferred pursuant to a
Reconstitution shall remain subject to this Agreement and, if the Interim
Servicing Agreement shall remain in effect with respect to the related Mortgage
Loan Package, shall continue to be serviced in accordance with the terms of this
Agreement and the Interim Servicing Agreement and with respect thereto this
Agreement shall remain in full force and effect.

                                      -45-

          SECTION 14. The Seller.

          Subsection 14.01. Additional Indemnification by the Seller; Third
Party Claims.

          (a) The Seller shall indemnify the Purchaser and its present and former directors, officers, employees, agents and any Successor Servicer and its present and former directors, officers, employees and agents, and hold such parties harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees (including legal fees incurred in connection with the enforcement of the Seller's indemnification obligation under this Section 14.01)
and related costs, judgments, and any other costs, fees and expenses that such parties may sustain in any way related to (a) the failure of (x) the Seller to perform its duties in compliance with the terms of this Agreement or any
Reconstitution Agreement entered into pursuant to Section 13, or (y) the Interim
Servicer to service the Mortgage Loans in compliance with the terms of the
Interim Servicing Agreement or (b) any breach of any of Seller's representations, warranties and covenants set forth in this Agreement (provided that such costs shall not include any lost profits). For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the
Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

          (b) Promptly after receipt by an indemnified party under this Section
14.01 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 14.01, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party under this Section 14.01, except to the extent that it has been prejudiced in any material respect, or from any liability which it may have, otherwise than under this Section 14.01. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party or parties shall have reasonably concluded that there may be legal defenses available to it or them and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party for expenses incurred by the indemnified party in connection with the defense thereof unless
(i) the indemnified party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with one local counsel, if applicable)), (ii) the indemnifying party shall not have

                                      -46-

employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party; and except that, if clause (i) or (iii) is applicable, such liability shall be only in respect of the counsel referred to in such clause (i)
or (iii).

          Subsection 14.02. Merger or Consolidation of the Seller.

          The Seller will keep in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

          Any Person into which the Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the
Seller shall be a party, or any Person succeeding to the business of the Seller, shall be the successor of the Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall have a net worth of at least $30,000,000.

          SECTION 15. Financial Statements.

          The Seller understands that in connection with the Purchaser's marketing of the Mortgage Loans, the Purchaser shall make available to prospective purchasers audited financial statements of the Seller for the most recently completed three fiscal years respecting which such statements are available, as well as a Consolidated Statement of Condition of the Seller at the
end of the last two fiscal years covered by such Consolidated Statement of
Operations. The Seller shall also make available any comparable interim statements to the extent any such statements have been prepared by the Seller
(and are available upon request to members or stockholders of the Seller or the public at large). The Seller, if it has not already done so, agrees to furnish promptly to the Purchaser copies of the statements specified above. The Seller shall also make available information on its servicing performance with respect to loans serviced for others, including delinquency ratios.

          The Seller also agrees to allow reasonable access to a knowledgeable financial or accounting officer for the purpose of answering questions asked by any prospective purchaser regarding recent developments affecting the Seller or the financial statements of the Seller.

          SECTION 16. Mandatory Delivery; Grant of Security Interest.

          The sale and delivery on the related Closing Date of the Mortgage
Loans described on the related Mortgage Loan Schedule is mandatory from and after the date of the execution of the related Purchase Price and Terms
Agreement, it being specifically understood and agreed that each Mortgage Loan is unique and identifiable on the date hereof and that an award of money damages would be insufficient to compensate the Purchaser for the losses and damages incurred by the Purchaser (including damages to prospective purchasers of the
Mortgage Loans) in the event of the Seller's failure to deliver (i) each of the related Mortgage

                                      -47-

Loans or (ii) one or more Qualified Substitute Mortgage Loans or (iii) one or more Mortgage Loans otherwise acceptable to the Purchaser on or before the related Closing Date. The Seller hereby grants to the Purchaser a lien on and a continuing security interest in each Mortgage Loan and each document and instrument evidencing each such Mortgage Loan to secure the performance by the
Seller of its obligations under the related Purchase Price and Terms Agreement, and the Seller agrees that it shall hold such Mortgage Loans in custody for the
Purchaser subject to the Purchaser's (i) right to reject any Mortgage Loan (or
Qualified Substitute Mortgage Loan) under the terms of this Agreement and to require another Mortgage Loan (or Qualified Substitute Mortgage Loan) to be
substituted therefor, and (ii) obligation to pay the Purchase Price for the
Mortgage Loans. All rights and remedies of the Purchaser under this Agreement are distinct from, and cumulative with, any other rights or remedies under this
Agreement or afforded by law or equity and all such rights and remedies may be exercised concurrently, independently or successively.

          SECTION 17. Notices.

          All demands, notices and communications hereunder shall be in writing and shall be given via email, facsimile transmission or registered or certified mail to the person at the address set forth below:

               (i)  if to the Seller:

                    NC Capital Corporation
                    18400 Von Karman, Suite 1000
                    Irvine, California 92612
                    Attention: General Counsel
                    Fax: (949) 440-7033

               (ii) if to the Purchaser:

                    IXIS Real Estate Capital Inc.
                    9 West 57th Street
                    New York, New York 10019
                    Attention: Christopher Connelly
                    Fax: 212-891-6288
                    Email: c.connelly@ixiscm.com

                    with a copy to:

                    IXIS Real Estate Capital Inc.
                    9 West 57th Street
                    New York, New York 10019
                    Attention: General Counsel
                    Fax: 212-891-1922
                    Email: albert.zakes@ixiscm.com

                                      -48-

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

          SECTION 18. Severability Clause.

          Any part, provision representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this
Agreement without regard to such invalidity.

          SECTION 19. Counterparts.

          This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

          SECTION 20. Governing Law Jurisdiction; Consent to Service of Process.

          THIS AGREEMENT SHALL BE DEEMED IN EFFECT WHEN A FULLY EXECUTED
COUNTERPART THEREOF IS RECEIVED BY THE PURCHASER IN THE STATE OF NEW YORK AND
SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF NEW YORK. THIS AGREEMENT SHALL
BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT
TO ITS CHOICE OF LAW RULES AND PRINCIPLES. EACH OF THE PURCHASER AND THE SELLER
IRREVOCABLY (I) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE
STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE
SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING
RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW,
THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH
COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY
SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY
SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS
TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL
ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER.

                                      -49-

          SECTION 21. Intention of the Parties.

          It is the intention of the parties that the Purchaser is purchasing, and the Seller is selling the Mortgage Loans and not a debt instrument of the
Seller or another security. Accordingly, the parties hereto each intend to treat the transaction for Federal income tax purposes as a sale by the Seller, and a purchase by the Purchaser, of the Mortgage Loans. Moreover, the arrangement under which the Mortgage Loans are held shall be consistent with classification of such arrangement as a grantor trust in the event it is not found to represent direct ownership of the Mortgage Loans. The Purchaser shall have the right to review the Mortgage Loans and the related Mortgage Loan Files to determine the characteristics of the Mortgage Loans which shall affect the Federal income tax consequences of owning the Mortgage Loans and the Seller shall cooperate with all reasonable requests made by the Purchaser in the course of such review.

          SECTION 22. Successors and Assigns; Assignment of Purchase Agreement.

          This Agreement shall bind and inure to the benefit of and be enforceable by the Seller and the Purchaser and the respective permitted successors and assigns of the Seller and the successors and assigns of the
Purchaser. This Agreement shall not be assigned, pledged or hypothecated by the
Seller to a third party without the prior written consent of the Purchaser, which consent may be withheld by the Purchaser in its sole discretion. This
Agreement may be assigned, pledged or hypothecated by the Purchaser in whole or in part, and with respect to one or more of the Mortgage Loans, without the consent of the Seller. There shall be no limitation on the number of assignments or transfers allowable by the Purchaser with respect to the Mortgage Loans and this Agreement. In the event the Purchaser assigns this Agreement, and the assignee assumes any of the Purchaser's obligations hereunder, the Seller acknowledges and agrees to look solely to such assignee, and not to the
Purchaser, for performance of the obligations so assumed and the Purchaser shall be relieved from any liability to the Seller with respect thereto.

          SECTION 23. Waivers.

          No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

          SECTION 24. Exhibits.

          The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

          SECTION 25. General Interpretive Principles.

          For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

                                      -50-

          (a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

          (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

          (c) references herein to "Articles," "Sections," "Subsections,"
"Paragraphs," and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

          (d) reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

          (e) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

          (f) the term "include" or "including" shall mean without limitation by reason of enumeration.

          SECTION 26. Reproduction of Documents.

          This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

          SECTION 27. Further Agreements.

          The Seller and the Purchaser each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this
Agreement.

          SECTION 28. Recordation of Assignments of Mortgage.

          To the extent permitted by applicable law, each of the Assignments of
Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or their comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected at the Seller's expense in the event recordation is either necessary under applicable law

                                      -51-

or requested by the Purchaser at its sole option (other than with respect to the
MERS Designated Mortgage Loans).

          SECTION 29. No Solicitation.

          From and after the Closing Date until the date occurring two years after the related Closing Date, the Seller agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors on the Seller's behalf, to personally, by telephone or mail (via electronic means or otherwise), solicit the borrower or obligor under any Mortgage Loan for any purpose whatsoever, including to refinance a Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. It is understood and agreed that all rights and benefits relating to the solicitation of any Mortgagors and the attendant rights, title and interest in and to the list of such Mortgagors and data relating to their Mortgages (including insurance renewal dates) shall be transferred to the Purchaser pursuant hereto on the Closing Date and the Seller shall take no action to undermine these rights and benefits until the date occurring two years after the related Closing Date. Notwithstanding the foregoing, it is understood and agreed that promotions undertaken by the Seller or any affiliate of the Seller which are directed to the general public at large, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements shall not constitute solicitation under this Section 29.

          SECTION 30. Waiver of Trial by Jury.

          THE SELLER AND THE PURCHASER EACH KNOWINGLY, VOLUNTARILY AND
INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT
IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS
AGREEMENT.

          SECTION 31. Compliance with Regulation AB.

          Subsection 31.01. Intent of the Parties; Reasonableness.

          The Purchaser and the Seller acknowledge and agree that the purpose of
Section 31 of this Agreement is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. Although Regulation AB is applicable by its terms only to offerings of asset-backed securities that are registered under the
Securities Act, the Seller acknowledges that investors in privately offered securities may require that the Purchaser or any Depositor provide comparable disclosure in unregistered offerings. References in this Agreement to compliance with Regulation AB include provision of comparable disclosure in private offerings.

          Neither the Purchaser nor any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the
Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder (or the provision in a private offering of disclosure comparable to that required under the Securities Act). The Seller acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in

                                      -52-

the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Purchaser or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Securitization
Transaction, the Seller shall cooperate fully with the Purchaser to deliver to the Purchaser (including any of its assignees or designees) and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Purchaser or any
Depositor to permit the Purchaser or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the
Seller, any Third-Party Originator and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Purchaser or any Depositor to be necessary in order to effect such compliance.

          The Purchaser (including any of its assignees or designees) shall cooperate with the Seller by providing timely notice of requests for information under these provisions and by reasonably limiting such requests to information required, in the Purchaser's reasonable judgment, to comply with Regulation AB.

          Subsection 31.02. Additional Representations and Warranties of the
Seller.

          (a) The Seller shall be deemed to represent to the Purchaser and to any Depositor, as of the date on which information is first provided to the
Purchaser or any Depositor under Subsection 31.03 that, except as disclosed in writing to the Purchaser or such Depositor prior to such date: (i) the Seller is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Seller; (ii) the Interim Servicer has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; (iii) no material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Interim Servicer as servicer has been disclosed or reported by the
Seller; (iv) no material changes to the Interim Servicer's policies or procedures with respect to the servicing function it will perform under the
Interim Servicing Agreement and any Reconstitution Agreement for mortgage loans of a type similar to the Mortgage Loans have occurred during the three-year period immediately preceding the related Securitization Transaction; (v) there are no aspects of the Interim Servicer's financial condition that could have a material adverse effect on the performance by the Interim Servicer of its servicing obligations under the Interim Servicing Agreement or any
Reconstitution Agreement; (vi) there are no material legal or governmental proceedings pending (or known to be contemplated) against the Seller, Interim
Servicer, any Subservicer or any Third-Party Originator; and (vii) there are no affiliations, relationships or transactions relating to the Seller, Interim
Servicer, any Subservicer or any Third-Party Originator with respect to any
Securitization Transaction and any party thereto identified by the related
Depositor of a type described in Item 1119 of Regulation AB.

          (b) If so requested by the Purchaser or any Depositor on any date following the date on which information is first provided to the Purchaser or any Depositor under Subsection 31.03, the Seller shall, within five (5) Business
Days following such request, confirm in writing the accuracy of the representations and warranties set forth in paragraph (a) of this

                                      -53-

Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

          Subsection 31.03. Information to Be Provided by the Seller.

          In connection with any Securitization Transaction the Seller shall (i)
within five (5) Business Days following request by the Purchaser or any
Depositor, provide to the Purchaser and such Depositor (or, as applicable, cause each Third-Party Originator to provide), in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, the information and materials specified in paragraphs (a) and (b) of this Section, and (ii) as promptly as practicable following notice to or discovery by the Seller, provide to the Purchaser and any Depositor (in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor) the information specified in paragraph (d) of this Section.

          (a) If so requested by the Purchaser or any Depositor, the Seller shall provide such information regarding (i) the Seller, as originator of the
Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified
Correspondent), or (ii) each Third-Party Originator, as is requested for the purpose of compliance with Items 1103(a)(1), 1105, 1110, 1117 and 1119 of
Regulation AB. Such information shall include, at a minimum:

               (A) the originator's form of organization;

               (B) a description of the originator's origination program and how long the originator has been engaged in originating residential mortgage loans, which description shall include a discussion of the originator's experience in originating mortgage loans of a similar type as the Mortgage Loans; information regarding the size and composition of the originator's origination portfolio;
and information that may be material, in the good faith judgment of the
Purchaser or any Depositor, to an analysis of the performance of the Mortgage
Loans, including the originators' credit-granting or underwriting criteria for mortgage loans of similar type(s) as the Mortgage Loans and such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with Item 1110(b)(2) of Regulation AB;

               (C) a description of any material legal or governmental
proceedings pending (or known to be contemplated) against the Seller and each
Third-Party Originator; and

               (D) a description of any affiliation or relationship between the
Seller, each Third-Party Originator and any of the following parties to a
Securitization Transaction, as such parties are identified to the Seller by the
Purchaser or any Depositor in writing in advance of such Securitization
Transaction:

                    (1)  the sponsor;

                    (2)  the depositor;

                    (3)  the issuing entity;

                    (4)  any servicer;

                                      -54-

                    (5)  any trustee;

                    (6)  any originator;

                    (7)  any significant obligor;

                    (8)  any enhancement or support provider; and

                    (9)  any other material transaction party.

          (b) If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide)
Static Pool Information with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below)
originated by (i) the Seller, if the Seller is an originator of Mortgage Loans
(including as an acquirer of Mortgage Loans from a Qualified Correspondent), and/or (ii) each Third-Party Originator. Such Static Pool Information shall be prepared by the Seller (or Third Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(1)-(3)
of Regulation AB. To the extent that there is reasonably available to the Seller
(or Third-Party Originator) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. The content of such Static Pool Information may be in the form customarily provided by the Seller, and need not be customized for the Purchaser or any Depositor. Such Static Pool Information for each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than one hundred thirty-five (135) days prior to the date of the prospectus or other offering document in which the
Static Pool Information is to be included or incorporated by reference. The
Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format reasonably required by the
Purchaser or the Depositor, as applicable.

          Promptly following notice or discovery of a material error in Static
Pool Information provided pursuant to the immediately preceding paragraph
(including an omission to include therein information required to be provided pursuant to such paragraph), the Seller shall provide corrected Static Pool
Information to the Purchaser or any Depositor, as applicable, in the same format in which Static Pool Information was previously provided to such party by the
Seller.

          If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), such agreed upon procedures letters of certified public accountants reasonably acceptable to the
Purchaser or Depositor, as applicable, pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after
January 1, 2006 or, in the case of Static Pool Information with respect to the
Seller's or Third-Party Originator's

                                      -55-

originations or purchases, to calendar months commencing January 1, 2006, as the
Purchaser or such Depositor shall reasonably request. Such letters shall be addressed to and be for the benefit of such parties as the Purchaser or such
Depositor shall designate, which may include, by way of example, any Sponsor, any Depositor and any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a Securitization Transaction. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such Depositor.

          (c) [Reserved].

          (d) If so requested by the Purchaser or any Depositor for the purpose of satisfying its reporting obligation under the Exchange Act with respect to any class of asset backed securities, the Seller shall (or shall cause each
Third-Party Originator to) (i) notify the Purchaser and any Depositor in writing of (A) any material litigation or governmental proceedings pending against the
Seller or any Third-Party Originator and (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between the Seller or any Third-Party Originator and any of the parties specified in clause (D) of paragraph (a) of this Section (and any other parties identified in writing by the requesting party) with respect to such Securitization
Transaction, and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships.

          Subsection 31.04. Indemnification; Remedies.

          (a) The Seller shall indemnify the Purchaser, each affiliate of the
Purchaser, the Depositor, and each of the following parties participating in a
Securitization Transaction: each sponsor and issuing entity; each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d)
under the Exchange Act with respect to such Securitization Transaction; each broker dealer acting as underwriter, placement agent or initial purchaser, each
Person who controls any of such parties or the Depositor (within the meaning of
Section 15 of the Securities Act and Section 20 of the Exchange Act); and the
respective present and former directors, officers, employees and agents of each of the foregoing and of the Depositor, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

               (i) (A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, accountants' letter or other material provided in written or electronic form under this Section 31 by or on behalf of the Seller, or provided under this Section 31 by or on behalf of any Third-Party Originator
     (collectively, the "Seller Information"), or (B) the omission or alleged omission to state in the Seller Information a material fact required to be stated in the Seller Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Seller
     Information and not to any other information communicated in connection with

                                      -56-

     a sale or purchase of securities, without regard to whether the Seller
     Information or any portion thereof is presented together with or separately from such other information;

               (ii) any failure by the Seller or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 31; or

               (iii) any breach by the Seller of a representation or warranty set forth in Subsection 31.02(a) or in a writing furnished pursuant to
     Subsection 31.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection 31.02(b) to the extent made as of a date subsequent to such closing date.

          In the case of any failure of performance described in clause (a)(ii)
of this Section, the Seller shall promptly reimburse the Purchaser, any
Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a 14(d) or Rule 15d 14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants' letter or other material not delivered as required by the Seller or any Third-Party Originator.

          (b) Any failure by the Seller or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 31, or any breach by the Seller of a representation or warranty set forth in Subsection 31.02(a) or in a writing furnished pursuant to Subsection 31.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection
31.02(b) to the extent made as of a date subsequent to such closing date, shall immediately and automatically, without notice or grace period, constitute an
Event of Default with respect to the Seller under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Purchaser or
Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Interim Servicer as servicer under the Interim Servicing
Agreement and/or any applicable Reconstitution Agreement without payment
(notwithstanding anything in this Agreement or any applicable Reconstitution
Agreement to the contrary) of any compensation to the Interim Servicer; provided that to the extent that any provision of this Agreement and/or any applicable
Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Interim Servicer as servicer, such provision shall be given effect.

                     [SIGNATURES COMMENCE ON FOLLOWING PAGE]

                                      -57-

          IN WITNESS WHEREOF, the Seller and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

                                        IXIS REAL ESTATE CAPITAL INC.
                                           (Purchaser)

                                        By: /s/ Anthony Malanga
                                            ------------------------------------
                                        Name: Anthony Malanga
                                        Title: Managing Director

                                        By: /s/ Kathy Lynch
                                            ------------------------------------
                                        Name: Kathy Lynch
                                        Title: Director

                                        NC CAPITAL CORPORATION
                                           (Seller)

                                        By: /s/ Kevin Cloyd
                                            ------------------------------------
                                        Name: Kevin Cloyd
                                        Title: President

                                      -58-

                                                                       Exhibit A

                                    EXHIBIT A

                         CONTENTS OF EACH MORTGAGE FILE

          With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the
Purchaser and any prospective Purchaser, and which shall be delivered to the
Custodian, or to such other Person as the Purchaser shall designate in writing, pursuant to Section 6 of the Third Amended and Restated Mortgage Loan Purchase
and Warranties Agreement to which this Exhibit is attached (the "Agreement"):

          (a) the original Mortgage Note bearing all intervening
endorsements evidencing a complete chain of assignment from the originator to the Seller, endorsed "Pay to the order of _________, without recourse" and signed in the name of the Seller by an authorized officer. To the extent that there is no room on the face of the Mortgage Notes for endorsements, the endorsement may be contained on an allonge, if state law so allows and the
Custodian is so advised by the Seller that state law so allows. If the Mortgage
Loan was acquired by the Seller in a merger, the endorsement must be by
"[Seller], successor by merger to [name of predecessor]." If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the endorsement must be by "[Seller], formerly known as [previous name]";

          (b) the original of any guarantee executed in connection with the
Mortgage Note;

          (c) the original Mortgage with evidence of recording thereon. If in connection with any Mortgage Loan, the Seller cannot deliver or cause to be delivered the original Mortgage with evidence of recording thereon on or prior to the Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, the Seller shall deliver or cause to be delivered to the
Custodian, a photocopy of such Mortgage, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the
Seller stating that such Mortgage has been dispatched to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or (ii) in the case of a
Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage;

          (d) the originals of all assumption, modification, consolidation or extension agreements, if any, with evidence of recording thereon;

          (e) except with respect to each MERS Designated Mortgage Loan, the original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for

                                      A-1

recording. The Assignment of Mortgage must be duly recorded only if recordation is either necessary under applicable law or commonly required by private institutional mortgage investors in the area where the Mortgaged Property is located or on direction of the Purchaser as provided in this Agreement. If the
Assignment of Mortgage is to be recorded, the Mortgage shall be assigned to the
Purchaser. If the Assignment of Mortgage is not to be recorded, the Assignment of Mortgage shall be delivered in blank. If the Mortgage Loan was acquired by the Seller in a merger, the Assignment of Mortgage must be made by "[Seller], successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the
Assignment of Mortgage must be by "[Seller], formerly known as [previous name]";

          (f) the originals of all intervening assignments of mortgage, evidencing a complete chain of assignment from the originator to the Seller (or
MERS with respect to each MERS Designated Mortgage Loan), with evidence of recording thereon, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of mortgage, the
Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such intervening assignment, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller stating that such intervening assignment of mortgage has been dispatched to the appropriate public recording office for recordation and that such original recorded intervening assignment of mortgage or a copy of such intervening assignment of mortgage certified by the appropriate public recording office to be a true and complete copy of the original recorded intervening assignment of mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or
(ii) in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment;

          (g) The original mortgagee policy of title insurance or, in the event such original title policy is unavailable, a certified true copy of the related policy binder or commitment for title certified to be true and complete by the title insurance company; and

          (h) security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage.

          In the event an Officer's Certificate of the Seller is delivered to the Purchaser because of a delay caused by the public recording office in returning any recorded document, the Seller shall deliver to the Purchaser, within ninety (90) days of the Closing Date, an Officer's Certificate which shall (i) identify the recorded document, (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay caused by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document will be delivered to the Custodian; provided, however, that any recorded document shall in any event be delivered no later than one (1) year from the applicable Closing
Date. An extension of the date specified in (iv) above may be requested from the
Purchaser, which consent shall not be unreasonably withheld.

                                      A-2

                                                                       Exhibit B

                                    EXHIBIT B

                       FORM OF INTERIM SERVICING AGREEMENT

                            [DISTRIBUTED SEPARATELY]

                                      B-1

                                                                       Exhibit C

                                    EXHIBIT C

          FORM OF SELLER'S AND INTERIM SERVICER'S OFFICER'S CERTIFICATE

          I, ____________________, hereby certify that I am the duly elected
[Vice] President of ________________[COMPANY], a [state] [federally] chartered institution organized under the laws of the [state of ____________] [United
States] (the "Company"), and further as follows:

          1. Attached hereto as Exhibit 1 is a true, correct and complete copy of the charter of the Company which is in full force and effect on the date hereof and which has been in effect without amendment, waiver, rescission or modification since ___________.

          2. Attached hereto as Exhibit 2 is a true, correct and complete copy of the bylaws of the Company which are in effect on the date hereof and which have been in effect without amendment, waiver, rescission or modification since ___________.

          3. Attached hereto as Exhibit 3 is an original certificate of good standing of the Company issued within ten (10) days of the date hereof, and no event has occurred since the date thereof which would impair such standing.

          4. Attached hereto as Exhibit 4 is a true, correct and complete copy of the corporate resolutions of the Board of Directors of the Company authorizing the Company to execute and deliver the Third Amended and
     Restated Mortgage Loan Purchase and Warranties Agreement, dated as of April
     1, 2006, by and between IXIS Real Estate Capital Inc. (the "Purchaser") and the Company (the "Purchase Agreement"), the Amended and Restated Interim
     Servicing Agreement dated as of April 1, 2006, by and between the Company and the Purchaser (the "Interim Servicing Agreement") and to endorse the
     Mortgage Notes and execute the Assignments of Mortgages by original [or facsimile] signature, and such resolutions are in effect on the date hereof and have been in effect without amendment, waiver, rescission or modification since ____________.

          5. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the [Purchase Agreement, or the sale of the mortgage loans] [Interim
     Servicing Agreement] or the consummation of the transactions contemplated by the agreements; or (ii) any required consent, approval, authorization or order has been obtained by the Company.

          6. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of the [Purchase Agreement] [Interim Servicing
     Agreement] conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter or by-laws of the Company , the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or any statute or order, rule, regulations, writ,

                                      C-1

     injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

          7. To the best of my knowledge, there is no action, suit, proceeding or investigation pending or threatened against the Company which, in my judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the [Purchase Agreement or the mortgage loans] [Interim Servicing Agreement] or of any action taken or to be taken in connection with the transactions contemplated hereby, or which would be likely to impair materially the ability of the Company to perform under the terms of the [Purchase Agreement] [Interim Servicing
     Agreement].

          8. Each person listed on Exhibit 5 attached hereto who, as an officer or representative of the Company, signed (a) the [Purchase Agreement]
     [Interim Servicing Agreement] and (b) any other document delivered or on the date hereof in connection with any purchase described in the agreements set forth above was, at the respective times of such signing and delivery, and is now, a duly elected or appointed, qualified and acting officer or representative of the Company, who holds the office set forth opposite his or her name on Exhibit 5, and the signatures of such persons appearing on such documents are their genuine signatures.

          9. The Company is duly authorized to engage in the transactions described and contemplated in the [Purchase Agreement and Interim Servicing
     Agreement].

                                      C-2

          IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Company.

Dated:__________________                By:
                                            ------------------------------------
                                               Name:
                                                     ---------------------------
[Seal]                                       Title: [Vice] President

          I, ________________________________________, an [Assistant] Secretary
of ______________[COMPANY] , hereby certify that ____________ is the duly elected, qualified and acting [Vice] President of the Company and that the signature appearing above is [her] [his] genuine signature.

                  IN WITNESS WHEREOF, I have hereunto signed my name.

Dated:__________________                By:
                                            ------------------------------------
                                               Name:
                                                     ---------------------------
                                               Title: [Assistant] Secretary

                                      C-3

                                  EXHIBIT 5 to
                         Company's Officer's Certificate

NAME                         TITLE                      SIGNATURE

__________________________   ________________________   ________________________

__________________________   ________________________   ________________________

__________________________   ________________________   ________________________

__________________________   ________________________   ________________________

__________________________   ________________________   ________________________

__________________________   ________________________   ________________________

                                      C-4

                                                                       Exhibit D

                                    EXHIBIT D

        FORM OF OPINION OF COUNSEL TO THE SELLER AND THE INTERIM
                                    SERVICER
                                     (DATE)

IXIS Real Estate Capital Inc.
9 West 57th Street, 36th Floor
New York, New York 10019

Dear Sirs:

          You have requested [our] [my] opinion, as [Assistant] General Counsel to [NC Capital Corporation] (the "Company"), and New Century Mortgage
Corporation (the "Interim Servicer") with respect to certain matters in connection with the sale by the Company of the Mortgage Loans pursuant to that certain Third Amended and Restated Mortgage Loan Purchase and Warranties
Agreement by and between the Company and IXIS Real Estate Capital Inc. (the
"Purchaser"), dated as of April 1, 2006 (the "Purchase Agreement") and the
Amended and Restated Interim Servicing Agreement, dated as of April 1, 2006, each by and between the Purchaser and the Interim Servicer,

          [We] [I] have examined the following documents:

          1.   the Purchase Agreement;

          2.   the form of Assignment of Mortgage;

          3.   the form of endorsement of the Mortgage Notes;

          4.   the Interim Servicing Agreement; and

          5.   such other documents, records and papers as we have deemed necessary and relevant as a basis for this opinion.

          To the extent [we] [I] have deemed necessary and proper, [we] [I] have relied upon the representations and warranties of the Company contained in the
Purchase Agreement and the representations and warranties of the Interim
Servicer contained in the Interim Servicing Agreement. [We] [I] have assumed the authenticity of all documents submitted to [us] [me] as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents.

          Based upon the foregoing, it is [our] [my] opinion that:

     1.   The Company is [type of entity] duly organized, validly existing and in good standing under the laws of the [United States] and is qualified to transact business in, and is in good standing under, the laws of [the state of incorporation].

                                      D-1

     2.   The Interim Servicer is a corporation duly organized, validly existing and in good standing under the laws of the State of [___________].

     3.   Each of the Company and the Interim Servicer have the power to engage in the transactions contemplated by the Purchase Agreement and the
          Interim Servicing Agreement, respectively, and all requisite power, authority and legal right to execute and deliver the Purchase
          Agreement and the Interim Servicing Agreement, respectively, and to perform and observe the terms and conditions of the Purchase Agreement and the Interim Servicing Agreement, respectively.

     4.   Each of the Purchase Agreement and the Interim Servicing Agreement
          have been duly authorized, executed and delivered by the Company and the Interim Servicer, respectively, and each is a legal, valid and binding agreement enforceable in accordance with its terms against each of the Company and the Interim Servicer, respectively, subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance, none of which will materially interfere with the realization of the benefits provided thereunder or with the
          Purchaser's ownership of the Mortgage Loans.

     5.   The Company has been duly authorized to allow any of its officers to execute any and all documents by original signature in order to complete the transactions contemplated by the Purchase Agreement by original [or facsimile] signature in order to execute the endorsements to the Mortgage Notes and the Assignments of Mortgages, and the
          original [or facsimile] signature of the officer at the Company executing the endorsements to the Mortgage Notes and the Assignments of Mortgages represents the legal and valid signature of said officer of the Company.

     6.   The Interim Servicer has been duly authorized to allow any of its officers to execute any and all documents by original signature in order to complete the transactions contemplated by the Purchase
          Agreement by original [or facsimile] signature in order to execute the endorsements to the Mortgage Notes and the Assignments of Mortgages,
          and the original [or facsimile] signature of the officer at the
          Interim Servicer executing the Interim Servicing Agreement represents the legal and valid signature of said officer of the Interim Servicer.

     7.   Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company or the Interim Servicer of or compliance by the Company or the Interim Servicer with the Purchase
          Agreement and the Interim Servicing Agreement, respectively, and the sale of the Mortgage Loans by the Company or the consummation of the transactions contemplated by the Purchase Agreement and the Interim
          Servicing Agreement, respectively, or (ii) any required consent, approval, authorization or order has been obtained by the Company.

                                      D-2

     8.   Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of, the Purchase Agreement or the Interim
          Servicing Agreement conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter, by-laws or other organizational documents of the
          Company or the Interim Servicer, respectively, the terms of any indenture or other agreement or instrument to which the Company or the
          Interim Servicer, respectively, is a party or by which it is bound or to which it is subject, or violates any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company or the Interim
          Servicer, respectively, is subject or by which it is bound.

     9.   There is no action, suit, proceeding or investigation pending or threatened against either the Company or the Interim Servicer which, in [our] [my] judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or the Interim Servicer or in any material impairment of the right or ability of the Company or the Interim Servicer to carry on its business substantially as now conducted or in any material liability on the part of the Company or the Interim Servicer or which would draw into question the validity of the Purchase Agreement, the Interim
          Servicing Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the transactions contemplated thereby, or which would be likely to impair the ability of the Company or the
          Interim Servicer to perform under the terms of the Purchase Agreement or the Interim Servicing Agreement, respectively.

     10.  The sale of each Mortgage Note and Mortgage as and in the manner contemplated by the Purchase Agreement is sufficient to fully transfer to the Purchaser all right, title and interest of the Company thereto as noteholder and mortgagee.

     11.  The Mortgages have been duly assigned and the Mortgage Notes have been duly endorsed as provided in the Purchase Agreement. The Assignments of Mortgage are in recordable form, except for the insertion of the name of the assignee, and upon the name of the assignee being inserted, are acceptable for recording under the laws of the state where each related Mortgaged Property is located. The endorsement of the Mortgage Notes, the delivery to the Purchaser, or its designee, of the Assignments of Mortgage, and the delivery of the original endorsed
          Mortgage Notes to the Purchaser, or its designee, are sufficient to permit the Purchaser to avail itself of all protection available under applicable law against the claims of any present or future creditors of the Company, and are sufficient to prevent any other sale, transfer, assignment, pledge or hypothecation of the Mortgages and the
          Mortgage Notes by the Company from being enforceable.

                                      D-3

          This opinion is given to you for your sole benefit, and no other person or entity is entitled to rely hereon except that the purchaser or purchasers to which you initially and directly resell the Mortgage Loans may rely on this opinion as if it were addressed to them as of its date.

                                        Very truly yours,

                                        ----------------------------------------
                                                         [Name]
                                              [Assistant] General Counsel

                                      D-4

                                                                       Exhibit E

                                    EXHIBIT E

                     FORM OF SECURITY RELEASE CERTIFICATION

                                                          _________________, ___

_________________________
_________________________
_________________________

Attention: ___________________________
           ___________________________

          Re:  Notice of Sale and Release of Collateral

Dear Sirs:

          This letter serves as notice that ________________________ [COMPANY] a
[type of entity], organized pursuant to the laws of [the state of incorporation]
(the "Company") has committed to sell to IXIS Real Estate Capital Inc. under a
Third Amended and Restated Mortgage Loan Purchase and Warranties Agreement,
dated as of April 1, 2006, certain mortgage loans originated by the Company. The
Company warrants that the mortgage loans to be sold to IXIS Real Estate Capital
Inc. are in addition to and beyond any collateral required to secure advances made by you to the Company.

          The Company acknowledges that the mortgage loans to be sold to IXIS
Real Estate Capital Inc. shall not be used as additional or substitute collateral for advances made by [____________]. IXIS Real Estate Capital Inc.
understands that the balance of the Company's mortgage loan portfolio may be used as collateral or additional collateral for advances made by [___________], and confirms that it has no interest therein.

                                      E-1

          Execution of this letter by [___________] shall constitute a full and complete release of any security interest, claim, or lien which [___________]
may have against the mortgage loans to be sold to IXIS Real Estate Capital Inc.

                                        Very truly yours,

                                        ----------------------------------------

                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------
                                        Date:
                                              ----------------------------------

Acknowledged and approved:

-----------------------------

By:
    ------------------------------------
Name:
      ----------------------------------
Title:
       ---------------------------------
Date:
      ----------------------------------

                                      E-2

                                                                       Exhibit F

                                   EXHIBIT F

                     FORM OF SECURITY RELEASE CERTIFICATION

                        I. Release of Security Interest

          The financial institution named below hereby relinquishes any and all right, title and interest it may have in all Mortgage Loans to be purchased by
IXIS Real Estate Capital Inc. from the Company named below pursuant to that certain Third Amended and Restated Mortgage Loan Purchase and Warranties
Agreement, dated as of April 1, 2006, and certifies that all notes, mortgages, assignments and other documents in its possession relating to such Mortgage
Loans have been delivered and released to the Company named below or its designees, as of the date and time of the sale of such Mortgage Loans to IXIS
Real Estate Capital Inc.

Name and Address of Financial Institution

     -----------------------------------
          (Name)

     -----------------------------------
          (Address)

     By:
        --------------------------------

                                      F-1

                          II. Certification of Release

          The Company named below hereby certifies to IXIS Real Estate Capital
Inc. that, as of the date and time of the sale of the above-mentioned Mortgage
Loans to IXIS Real Estate Capital Inc. the security interests in the Mortgage
Loans released by the above-named financial institution comprise all security interests relating to or affecting any and all such Mortgage Loans. The Company warrants that, as of such time, there are and will be no other security interests affecting any or all of such Mortgage Loans.

                                        ----------------------------------------

                                        By:
                                           -------------------------------------
                                        Title:
                                              ----------------------------------
                                        Date:
                                             -----------------------------------

                                      F-2

                                                                       Exhibit G

                                   EXHIBIT G

                                   [RESERVED]

                                      G-1

                                                                       Exhibit H

                                   EXHIBIT H

                       FORM OF ASSIGNMENT AND CONVEYANCE

          On this _____day of __________, ____, NC Capital Corporation (the
"Seller"), as (i) the Seller under that certain Purchase Price and Terms
Agreement, dated as of __________, (the "PPTA") and (ii) the Seller under that certain Third Amended and Restated Mortgage Loan Purchase and Warranties
Agreement, dated as of April 1, 2006 (the "Purchase Agreement" and together with the PPTA, the "Agreements") does hereby sell, transfer, assign, set over and convey to IXIS Real Estate Capital Inc. ("Purchaser") as the Purchaser under the
Agreements, without recourse, but subject to the terms of the Agreements, all right, title and interest of, in and to the Mortgage Loans listed on the
Mortgage Loan Schedule attached hereto as Exhibit A (the "Mortgage Loans"), together with the Mortgage Files and all rights and obligations arising under the documents contained therein. Each Mortgage Loan subject to the Agreements was underwritten in accordance with, and conforms to, the Underwriting
Guidelines attached hereto as Exhibit C. Pursuant to Section 6 of the Purchase
Agreement, the Seller has delivered to the Custodian the documents for each
Mortgage Loan to be purchased as set forth in the Custodial Agreement. The contents of each Servicing File required to be retained by New Century Mortgage
Corporation ("Interim Servicer") to service the Mortgage Loans pursuant to that certain Amended and Restated Interim Servicing Agreement, dated as of April 1,
2006 (the "Interim Servicing Agreement") and thus not delivered to the Purchaser are and shall be held in trust by the Seller in its capacity as Interim Servicer for the benefit of the Purchaser as the owner thereof. The Interim Servicer's possession of any portion of the Servicing File is at the will of the Purchaser for the sole purpose of facilitating servicing of the related Mortgage Loan pursuant to the Interim Servicing Agreement, and such retention and possession by the Interim Servicer shall be in a custodial capacity only. The ownership of each Mortgage Note, Mortgage, the Servicing Rights and the contents of the
Mortgage File and Servicing File is vested in the Purchaser and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the Seller or the Interim Servicer shall immediately vest in the Purchaser and shall be retained and maintained, in trust, by the Seller at the will of the Purchaser in such custodial capacity only.

          The Mortgage Loan Package characteristics of the Mortgage Loans subject hereto are set forth on Exhibit B hereto.

          In accordance with Section 6 of the Purchase Agreement, the Purchaser accepts the Mortgage Loans listed on Exhibit A attached hereto. Notwithstanding the foregoing the Purchaser does not waive any rights or remedies it may have under the Agreements.

          Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.

                            [SIGNATURE PAGE FOLLOWS]

                                      H-1

                                        NC CAPITAL CORPORATION

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:

Accepted and Agreed:

     IXIS REAL ESTATE CAPITAL INC.

By:
     -----------------------------------
     Name:
     Title:

By:
     -----------------------------------
     Name:
     Title:

                                      H-2

                                   EXHIBIT A
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                               THE MORTGAGE LOANS

                                      H-3

                                   EXHIBIT B
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

            REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE POOL
                 CHARACTERISTICS OF EACH MORTGAGE LOAN PACKAGE

          Pool Characteristics of the Mortgage Loan Package as delivered on the related Closing Date:

          No Mortgage Loan has: (1) an outstanding principal balance less than
$_________; (2) an origination date earlier than _ months prior to the related
Cut-off Date; (3) a CLTV of greater than _____%; (4) a FICO Score of less than
___; or (5) a debt-to-income ratio of more than __%. Each First Lien Loan has a
Mortgage Interest Rate of at least ___% per annum and an outstanding principal balance less than $_________. Each Second Lien Loan has a Mortgage Interest Rate
of at least ______% per annum and an outstanding principal balance less than
$________. Each Adjustable Rate Mortgage Loan has an Index of [_______].

                                       H-4

                                   EXHIBIT C
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                            UNDERWRITING GUIDELINES

                                      H-5

                                                                       Exhibit I

                                   EXHIBIT I

                        SELLER'S UNDERWRITING GUIDELINES

                                       I-1

                                                                       Exhibit J

                                   EXHIBIT J

                  FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

          THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated [____________ __,
20__] ("Agreement"), among IXIS Real Estate Capital Inc. ("Assignor"),
[____________________] ("Assignee") and NC Capital Corporation (the "Company"):

          For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance

          1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the
"Mortgage Loans") and (b) except as described below, that certain Third Amended and Restated Mortgage Loan Purchase and Warranties Agreement (the "Purchase
Agreement"), dated as of April 1, 2006, between the Assignor, as purchaser (the
"Purchaser"), and the Company, as seller, solely insofar as the Purchase
Agreement relates to the Mortgage Loans.

          The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the
Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage
Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser under Section 9.04 of the Purchase Agreement.

Recognition of the Company

          2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the
Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to [__________________] (the
"Trust") created pursuant to a Pooling and Servicing Agreement, dated as of
[______], 200_ (the "Pooling Agreement"), among the Assignee, the Assignor,
[___________________], as trustee (including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"),
[____________________], as servicer (including its successors in interest and any successor servicer under the Pooling Agreement, the "Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust (including the Trustee and the
Servicer acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6.03 of the Purchase
Agreement, and shall be entitled to enforce all of the obligations of the
Company thereunder

                                      J-1

insofar as they relate to the Mortgage Loans, and (iv) all references to the
Purchaser, the Custodian under the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Neither the Company nor the
Assignor shall amend or agree to amend, modify, waive, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the
Company's performance under the Purchase Agreement with respect to the Mortgage
Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company

          3. The Company warrants and represents to the Assignor, the Assignee and the Trust as of the date hereof that:

          (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

          (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the
     Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

          (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

          (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this
     Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

                                      J-2

          4. Pursuant to Section 13 of the Purchase Agreement, the Company
hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that the representations and warranties set forth in Section 9.02 of the Purchase Agreement are true and correct as of the date hereof as if such representations and warranties were made on the date hereof unless (a) otherwise specifically stated in such representations and warranties or (b) in connection with the representation and warranty in Section 9.02(b), regarding payment delinquencies, of the Purchase Agreement, otherwise specifically set forth on
Schedule 9.02(b) attached hereto.

Remedies for Breach of Representations and Warranties

          5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee and the Servicer acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Miscellaneous

          6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

          7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

          8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee and the
Servicer acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

          9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement
(to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the
Purchase Agreement.

          10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

          11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

                                      J-3

          12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

                                      J-4

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                        NC CAPITAL CORPORATION

                                        By:
                                           -------------------------------------
                                        Name:
                                        Its:

                                        IXIS REAL ESTATE CAPITAL INC.

                                        By:
                                           -------------------------------------
                                        Name:
                                        Its:

                                        By:
                                           -------------------------------------
                                        Name:
                                        Its:

                                        [__________________________]

                                        By:
                                           -------------------------------------
                                        Name:
                                        Its:

                                      J-5

                                   EXHIBIT A
                    TO ASSIGNMENT AND RECOGNITION AGREEMENT

                             MORTGAGE LOAN SCHEDULE

                                      J-6

                                SCHEDULE 9.02(B)
                    TO ASSIGNMENT AND RECOGNITION AGREEMENT

                             PAYMENT DELINQUENCIES

                                      J-7

                                                                       Exhibit K

                                   EXHIBIT K

                       FORM OF INDEMNIFICATION AGREEMENT

          This INDEMNIFICATION AND CONTRIBUTION AGREEMENT ("Agreement"), dated as of [_______], 200_, --------- [among/between] IXIS Real Estate Capital Inc., a New York corporation ("IXIS"), and [_____________], a ---- [_______________]
(the "Seller").

          WHEREAS, [________________] (the "Depositor"), is acting as depositor and registrant with --------- respect to the Prospectus, dated
[________________], and the Prospectus Supplement to the Prospectus,
[________________] (the "Prospectus Supplement"), relating to [________________]
Certificates (the ----------------------- "Certificates") to be issued pursuant to a Pooling and Servicing Agreement, dated as of [________________] (the
"P&S"), among the Depositor, as depositor, [________________], as servicer (the
"Servicer"), and ---- -------- [________________], as trustee (the "Trustee");
-------

          WHEREAS, as an inducement to the Depositor to enter into the P&S, and
[____________________] (the "Underwriter[s]") to enter into the Underwriting
Agreement, dated [____________________] (the "Underwriting Agreement") between the Depositor and the Underwriter[s], Seller has agreed to provide for indemnification and contribution on the terms and conditions hereinafter set forth;

          WHEREAS, IXIS purchased from Seller certain of the Mortgage Loans underlying the Certificates (the "Mortgage Loans") from Seller pursuant to a
Third Restated and Amended Mortgage Loan Purchase and Warranties Agreement,
dated as of April 1, 2006 (the "Purchase Agreement"), by and between IXIS and
Seller; and

          WHEREAS, pursuant to Section 13 of the Purchase Agreement, Seller has agreed to indemnify IXIS, the Depositor, the Underwriter[s] and their respective affiliates, present and former directors, officers, employees and agents.

          NOW THEREFORE, in consideration of the agreements contained herein, and other valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and IXIS agree as follows:

          1. Indemnification and Contribution.

          (a) Seller agrees to indemnify and hold harmless IXIS, the Depositor, the Underwriter[s] and their respective affiliates, present and former directors, officers, employees and agents and each person, if any, who controls
IXIS, the Depositor, the Underwriter[s] or such affiliate within the meaning of either Section 15 of the Securities Act of 1933, as amended (the "1933 Act"), or
Section 20 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), against any and all losses, claims, damages or liabilities, joint or several, to which they or

                                      K-1

any of them may become subject under the 1933 Act, the 1934 Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof)
arise out of or are based in whole or in part upon (i) any violation of the representation and warranty set forth in Section 2(vii) below or (ii) any untrue statement or alleged untrue statement of a material fact contained in the
Prospectus Supplement, ABS Informational and Computational Material or in the
Free Writing Prospectus or any omission or alleged omission to state in the
Prospectus Supplement, ABS Informational and Computational Material or in the
Free Writing Prospectus a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any such untrue statement or omission or alleged untrue statement or alleged omission made in any amendment of or supplement to the Prospectus Supplement, ABS Informational and Computational
Material or the Free Writing Prospectus and agrees to reimburse IXIS, the
Depositor, the Underwriter[s] or such affiliates and each such officer, director, employee, agent and controlling person promptly upon demand for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that Seller shall be liable in any such case only to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with the Seller Information. The foregoing indemnity agreement is in addition to any liability which Seller may otherwise have to IXIS, the Depositor, the Underwriter[s] its affiliates or any such director, officer, employee, agent or controlling person of IXIS, the
Depositor, the Underwriter[s] or their respective affiliates.

          As used herein:

          "ABS Informational and Computational Material" means any written communication as defined in Item 1101(a) of Regulation AB under the 1933 Act and the 1934 Act, as amended from time to time.

          "Free Writing Prospectus" means any written communication that constitutes a "free writing prospectus," as defined in Rule 405 under the 1933
Act.

          "Regulation AB" means Subpart 229.1100 - Asset Backed Securities
(Regulation AB), 17 C.F.R. Sections 229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed
Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan.
7, 2005)) or by the staff of the Commission, or as may be provided by the
Commission or its staff from time to time.

          "Seller Information" means any information relating to Seller, the
Mortgage Loans and/or the underwriting guidelines [and/or servicing guidelines]
relating to the Mortgage Loans set forth in the Prospectus Supplement, ABS
Informational and Computational Material or the Free Writing Prospectus [and
static pool information regarding mortgage loans originated or acquired by the
Seller [and included in the Prospectus Supplement, ABS Informational and
Computational Material, the Offering Circular or the Free Writing Prospectus]
[incorporated by reference from the website located at [______________]].

                                      K-2

          (b) Promptly after receipt by any indemnified party under this Section
1 of notice of any claim or the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 1, notify the indemnifying party in writing of the claim or the commencement of that action; provided, however, that the failure to notify an indemnifying party shall not relieve it from any liability which it may have under this Section 1 except to the extent it has been materially prejudiced by such failure; and provided, further, however, that the failure to notify any indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under this
Section 1.

          If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, except as provided in the following paragraph, the indemnifying party shall not be liable to the indemnified party under this Section 1 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation.

          Any indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless: (i) the employment thereof has been specifically authorized by the indemnifying party in writing; (ii) such indemnified party shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party and in the reasonable judgment of such counsel it is necessary or appropriate for such indemnified party to employ separate counsel;
or (iii) the indemnifying party has failed to assume the defense of such action and employ counsel reasonably satisfactory to the indemnified party, in which case, if such indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party, it being understood, however, the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to local counsel) at any time for all such indemnified parties.

          Each indemnified party, as a condition of the indemnity agreements contained in this Section 1, shall cooperate with the indemnifying party in the defense of any such action or claim. No indemnifying party shall be liable for any settlement of any such action effected without its written consent (which consent shall not be unreasonably withheld), but if settled with its written consent or if there be a final judgment for the plaintiff in any such action, the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment.

                                      K-3

          Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for reasonable fees and expenses of counsel, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than thirty (30)
days after receipt by such indemnifying party of the aforesaid request and (ii)
such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement.

          (c) If the indemnification provided for in this Section 1 is unavailable to an indemnified party, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities, in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, respectively, in connection with the statements or omissions that result in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the indemnified party and indemnifying party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission and any other equitable considerations.

          (d) The indemnity and contribution agreements contained in this
Section 1 and the representations and warranties set forth in Section 2 shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by IXIS, the Depositor, the
Underwriter[s] their respective affiliates, directors, officers, employees or agents or any person controlling IXIS, the Depositor, the Underwriter[s] or any such affiliate and (iii) acceptance of and payment for any of the Offered
Certificates.

          2. Representations and Warranties. Seller represents and warrants that:

          (i) Seller is validly existing and in good standing under the laws of its jurisdiction of formation or incorporation, as applicable, and has full power and authority to own its assets and to transact the business in which it is currently engaged. Seller is duly qualified to do business and is in good standing in each jurisdiction in which the character of the business transacted by it or any properties owned or leased by it requires such qualification and in which the failure so to qualify would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of Seller;

          (ii) Seller is not required to obtain the consent of any other person or any consent, license, approval or authorization from, or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Agreement;

          (iii) the execution, delivery and performance of this Agreement by
     Seller will not violate any provision of any existing law or regulation or any order decree of any court applicable to Seller or any provision of the charter or bylaws of Seller, or constitute

                                      K-4

     a material breach of any mortgage, indenture, contract or other agreement to which Seller is a party or by which it may be bound;

          (iv) (a) no proceeding of or before any court, tribunal or governmental body is currently pending or, (b) to the knowledge of Seller, threatened against Seller or any of its properties or with respect to this
     Agreement or the Offered Certificates, in either case, which would have a material adverse effect on the business, properties, assets or condition
     (financial or otherwise) of Seller;

          (v) Seller has full power and authority to make, execute, deliver and perform this Agreement and all of the transactions contemplated hereunder, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. When executed and delivered, this Agreement will constitute the legal, valid and binding obligation of each of Seller enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors'
     rights generally, by the availability of equitable remedies, and by limitations of public policy under applicable securities law as to rights of indemnity and contribution thereunder;

          (vi) this Agreement has been duly executed and delivered by Seller;
     and

          (vii) the [Seller Information] satisfies the requirements of the applicable provisions of Regulation AB.

          3. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to Seller, will be mailed, delivered or telegraphed and confirmed [______________________]; or, if sent to IXIS, will be mailed, delivered or telegraphed and confirmed to IXIS Real Estate Capital Inc.,
9 West 57th Street, New York, New York 10019, Attention: General Counsel.

          4. Miscellaneous. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws provisions thereof. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns and the controlling persons referred to herein, and no other person shall have any right or obligation hereunder. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be considered an original, and all such counterparts shall constitute one and the same instrument. Capitalized terms used but not defined herein shall have the meanings provided in the P&S.

                  [Remainder of Page Intentionally Left Blank]

                                      K-5

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers hereunto duly authorized, this
__th day of [_____________].

                                        IXIS REAL ESTATE CAPITAL INC.

                                        By:
                                           -------------------------------------
                                        Name:
                                        Title:

                                        By:
                                           -------------------------------------
                                        Name:
                                        Title:

                                        [SELLER]

                                        By:
                                           -------------------------------------
                                        Name:
                                        Title:

                                      K-6

                                   EXHIBIT ll

                               PLATINUM AGREEMENTS

                                      LL-1

                                                                  EXECUTION COPY

                      ASSIGNMENT AND RECOGNITION AGREEMENT

          THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated January 30, 2007
("Agreement"), among IXIS Real Estate Capital Inc. ("Assignor"), Morgan Stanley
ABS Capital I Inc. ("Assignee") and Platinum Capital Group (the "Company"):

          For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance

          1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the
"Mortgage Loans") and (b) except as described below, that certain Amended and
Restated Mortgage Loan Purchase and Warranties Agreement (the "Purchase
Agreement"), dated as of December 1, 2006, between the Assignor, as purchaser
(the "Purchaser"), and the Company, as seller, solely insofar as the Purchase
Agreement relates to the Mortgage Loans.

          The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the
Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage
Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser (a) under Subsection 9.04 of the Purchase Agreement or (b) to any
premium recapture (i.e., the excess, if any, of the purchase price percentage over par) in connection with any repurchase pursuant to Subsections 9.03 and
9.05 of the Purchase Agreement.

Recognition of the Company

          2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the
Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to IXIS Real Estate Capital Trust
2007-HE1 (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of January 1, 2007 (the "Pooling Agreement"), among the Assignee, the
Assignor, Deutsche Bank National Trust Company, as trustee (in such capacity, including its successors in interest and any successor trustees under the
Pooling Agreement, the "Trustee"), Wells Fargo Bank, National Association, as
securities administrator (in such capacity, including its successors in interest and any successor securities administrators under the Pooling Agreement, the
"Securities Administrator"), master servicer (in such capacity, including its successors in interest and any successor master servicers under the Pooling
Agreement, the "Master Servicer") and Saxon Mortgage Services, Inc., as servicer
(including its successors in interest and any successor servicer under the
Pooling Agreement, the "Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the
Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the enforcement of the

                                       1

representations, warranties and covenants with respect to the Mortgage Loans,
(iii) the Trust (including the Trustee, Securities Administrator, Master
Servicer and the Servicer acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the
Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the
Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv)
all references to the Purchaser (insofar as they relate to the rights, title and interest and, with respect to obligations of the Purchaser, only insofar as they relate to the enforcement of the representations, warranties and covenants of the Company), the Custodian or the Bailee under the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust
(including the Trustee, Securities Administrator, Master Servicer and the
Servicer acting on the Trust's behalf). Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the
Company's performance under the Purchase Agreement with respect to the Mortgage
Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company

          3. The Company warrants and represents to the Assignor, the Assignee and the Trust (including the Trustee, Securities Administrator, Master Servicer
and the Servicer acting on the Trust's behalf) as of the date hereof that:

               (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

               (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the
     Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

               (c) No consent, approval, order or authorization of, or
     declaration, filing or registration with, any governmental entity is required to be obtained or made by

                                       2

     the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

               (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this
     Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

          4. Pursuant to Section 13 of the Purchase Agreement, the Company
hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust (including the Trustee, Securities Administrator, Master Servicer
and the Servicer acting on the Trust's behalf), that the representations and warranties set forth in Section 9.02 of the Purchase Agreement are true and correct as of the date hereof as if such representations and warranties were made on the date hereof unless otherwise specifically stated in such representations and warranties.

Remedies for Breach of Representations and Warranties

          5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee,
Securities Administrator, Master Servicer and the Servicer acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in
Subsection 9.03 of the Purchase Agreement as if they were set forth herein
(including without limitation the repurchase and indemnity obligations set forth therein); provided, however, that the Assignor specifically reserves and does not assign to the Assignee hereunder any and all right, title and interest in the Premium Percentage, if any, due in connection with the repurchase of a
Mortgage Loan pursuant to Subsections 9.03, 9.04 and 9.05.

Miscellaneous

          6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

          7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

          8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee,
Securities Administrator, Master Servicer and the Servicer acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed
Assignor, Assignee or Company, respectively, hereunder.

          9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement
(to the extent

                                       3

assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and
nothing contained herein shall supersede or amend the terms of the Purchase
Agreement.

          10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

          11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

          12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

                                       4

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                            MORGAN STANLEY ABS CAPITAL I INC.

                                        By: /s/ Valerie Kay
                                            ------------------------------------
                                            Name: Valerie Kay
                                            Its: Vice President

                                            IXIS REAL ESTATE CAPITAL INC.

                                        By: /s/ F. Rene Mendez
                                            ------------------------------------
                                            Name: F. Rene Mendez
                                            Its: Managing Director

                                        By: /s/ Christopher Hayden
                                            ------------------------------------
                                            Name: Christopher Hayden
                                            Its: Managing Director

                                            PLATINUM CAPITAL GROUP

                                        By: /s/ Scott D. McGinley
                                            ------------------------------------
                                            Name: Scott D. McGinley
                                            Its: Sr. V.P.

                                       5

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT

                             Mortgage Loan Schedule

                                                                  EXECUTION COPY

================================================================================

      AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT

                                   ----------

                         IXIS REAL ESTATE CAPITAL INC.,

                                    Purchaser

                             PLATINUM CAPITAL GROUP,

                                     Seller

                                   ----------

                          Dated as of December 1, 2006

         Adjustable-Rate and Fixed-Rate, B/C Residential Mortgage Loans

================================================================================

                                                                                                       Page
                                                                                                       ----

                                      -ii-

                                      -iii-

                                    EXHIBITS

EXHIBIT A   CONTENTS OF EACH MORTGAGE FILE
EXHIBIT B   FORM OF INTERIM SERVICING AGREEMENT
EXHIBIT C   FORM OF SELLER'S OFFICER'S CERTIFICATE
EXHIBIT D   FORM OF OPINION OF COUNSEL TO THE SELLER AND THE INTERIM SERVICER
EXHIBIT E   FORM OF SECURITY RELEASE CERTIFICATION
EXHIBIT F   FORM OF SECURITY RELEASE CERTIFICATION
EXHIBIT G   [RESERVED]
EXHIBIT H   FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT
EXHIBIT I   SELLER'S UNDERWRITING GUIDELINES
EXHIBIT J   FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT
EXHIBIT K   FORM OF INDEMNIFICATION AND CONTRIBUTION AGREEMENT

                                      -iv-

      AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT

          This AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND WARRANTIES
AGREEMENT (the "Agreement"), dated as of December 1, 2006, by and between IXIS
Real Estate Capital Inc., a New York corporation, having an office at 9 West
57th Street, 36th Floor, New York, New York 10019 (the "Purchaser"), and
Platinum Capital Group, a California corporation, having an office at 17101
Armstrong Avenue, Suite #200, Irvine, California 92614 (the "Seller").

                                  WITNESSETH:

          WHEREAS, the Purchaser and Seller are parties to that certain Mortgage
Loan Purchase and Warranties Agreement, dated as of December 14, 2004 (the
"Original Purchase Agreement") and the Seller desires to sell, from time to time, to the Purchaser, and the Purchaser desires to purchase, from time to time, from the Seller, certain first and second lien, adjustable-rate and fixed-rate B/C residential mortgage loans (the "Mortgage Loans") on a servicing released basis as described herein, and which shall be delivered in pools of whole loans (each, a "Mortgage Loan Package") on various dates as provided herein (each, a "Closing Date");

          WHEREAS, at the present time, the Purchaser and the Seller desire to amend the Original Purchase Agreement to make certain modifications as set forth herein with respect to all Mortgage Loans acquired pursuant to this Agreement or the Original Purchase Agreement.

          WHEREAS, each Mortgage Loan is secured by a mortgage, deed of trust or other security instrument creating a first or second lien on a residential dwelling located in the jurisdiction indicated on the Mortgage Loan Schedule for the related Mortgage Loan Package;

          WHEREAS, the Purchaser and the Seller wish to prescribe the manner of the conveyance, servicing by the Interim Servicer and control of the Mortgage
Loans; and

          WHEREAS, following its purchase of the Mortgage Loans from the Seller, the Purchaser desires to sell some or all of the Mortgage Loans to one or more purchasers as a whole loan transfer or a public or private, rated or unrated mortgage pass-through transaction;

          NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Seller agree as follows:

          SECTION 1. Definitions.

          For purposes of this Agreement the following capitalized terms shall have the respective meanings set forth below.

          Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located and incorporating the Delinquency Collection Policies and Procedures.

          Act: The National Housing Act, as amended from time to time.

          Adjustable Rate Mortgage Loan: An adjustable rate Mortgage Loan purchased pursuant to this Agreement.

          Affiliate: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person.
For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such
Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and
"controlled" have meanings correlative to the foregoing.

          Agency Transfer: A Fannie Mae Transfer or a Freddie Mac Transfer.

          Agreement: This Amended and Restated Mortgage Loan Purchase and
Warranties Agreement and all amendments hereof and supplements hereto.

          ALTA: The American Land Title Association and its successors in interest.

          Appraised Value: (i) With respect to any First Lien Loan, the value of the related Mortgaged Property based upon the appraisal made, if any, for the originator at the time of origination of the Mortgage Loan or the sales price of the Mortgaged Property at such time of origination, whichever is less; provided, however, that in the case of a refinanced Mortgage Loan, such value is based solely upon the appraisal made, if any, at the time of origination of such refinanced Mortgage Loan, and (ii) with respect to any Second Lien Loan, the value, determined pursuant to the Seller's Underwriting Guidelines, of the related Mortgaged Property as of the origination of the Second Lien Loan.

          Assignment and Conveyance Agreement: As defined in Subsection 6.01.

          Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser.

          Balloon Mortgage Loan: Any Mortgage Loan that requires only payments of interest until the stated maturity date of the Mortgage Loan or the Monthly
Payments of principal which (not including the payment due on its stated
maturity date) are based on an amortization schedule that would be insufficient to fully amortize the principal thereof by stated maturity date of the Mortgage
Loan.

          Business Day: Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions, in the State of New York or the state in which

                                       -2-

the Interim Servicer's servicing operations are located, are authorized or obligated by law or executive order to be closed.

          Closing Date: The date or dates on which the Purchaser from time to time shall purchase and the Seller from time to time shall sell the Mortgage
Loans listed on the related Mortgage Loan Schedule with respect to the related
Mortgage Loan Package.

          CLTV: As of any date and as to (1) any Second Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the Second Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are senior or equal in priority to the Second Lien Loan and which are secured by the same Mortgaged
Property to (b) the Appraised Value and (2) any First Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the First Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are junior or equal in priority to the First Lien Loan and which are secured by the same Mortgaged
Property to (b) the Appraised Value.

          Code: Internal Revenue Code of 1986, as amended.

          Commission: The United States Securities and Exchange Commission.

          Condemnation Proceeds: All awards or settlements in respect of a
Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

          Convertible Mortgage Loan: Any individual Adjustable Rate Mortgage
Loan purchased pursuant to this Agreement which contains a provision whereby the
Mortgagor is permitted to convert the Adjustable Rate Mortgage Loan to a Fixed
Rate Mortgage Loan in accordance with the terms of the related Mortgage Note.

          Covered Loan: A Mortgage Loan categorized as Covered pursuant to
Appendix E of Standard & Poor's Glossary.

          Credit Files: As defined in Section 5 herein.

          Custodial Account: The separate account or accounts created and maintained pursuant to Section 2.04 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

          Custodial Agreement: The agreement governing the retention of the originals of each Mortgage Note, Mortgage, Assignment of Mortgage and other
Mortgage Loan Documents, to be executed between the Purchaser and the Custodian and to be dated as of the related Cut-Off Date.

          Custodian: The custodian under the Custodial Agreement, or its successor in interest or assigns, or any successor to the Custodian under the
Custodial Agreement, as therein provided. If at any time there is no Custodial
Agreement in effect with respect to a Mortgage

                                       -3-

Loan, all references to the Custodian herein and in the Interim Servicing
Agreement shall be deemed to refer to the Purchaser (or its designee) with respect to such Mortgage Loan.

          Cut-off Date: The date or dates designated as such on the related
Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

          Deemed Material Breach Representation: Each representation identified as such in Subsection 9.02.

          Deleted Mortgage Loan: A Mortgage Loan that is repurchased or replaced or to be replaced with a Qualified Substitute Mortgage Loan by the Seller in accordance with the terms of this Agreement.

          Delinquency Collection Policies and Procedures: The delinquency collection policies and procedures of the Seller, a copy of which is attached to the Interim Servicing Agreement.

          Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

          Determination Date: The date specified in the Interim Servicing
Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

          Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

          Eligible Account: Any of (i) an account maintained with a federal or state chartered depository institution or trust company the short-term unsecured debt obligations of which (or, in the case of a depository institution or trust company that is a subsidiary of a holding company, the short-term unsecured debt obligations of such holding company) are rated A-1 by Standard & Poor's or
Prime-1 by Moody's (or a comparable rating if another Rating Agency is specified by the Purchaser by written notice to the Seller) at the time any amounts are held on deposit therein, (ii) an account or accounts the deposits in which are fully insured by the FDIC, or (iii) a trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity.

          Escrow Account: The separate account or accounts created and maintained pursuant to Section 2.06 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

          Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

          Exchange Act. The Securities Exchange Act of 1934, as amended.

                                      -4-

          Fannie Mae: The Federal National Mortgage Association and its
successors in interest.

          Fannie Mae Guides: The Fannie Mae Sellers' Guide and the Fannie Mae
Servicers' Guide and all amendments or additions thereto.

          Fannie Mae Transfer: As defined in Section 13 hereof.

          FDIC: The Federal Deposit Insurance Corporation and its successors in interest.

          FHA: The Federal Housing Administration, an agency within the United
States Department of Housing and Urban Development and its successors in interest and including the Federal Housing Commissioner and the Secretary of
Housing and Urban Development where appropriate under the FHA Regulations.

          First Lien Loan: Any Mortgage Loan secured by a first lien Mortgage on the related Mortgaged Property.

          Fitch: Fitch, Inc. and its successors in interest.

          Fixed Rate Mortgage Loan: A fixed rate mortgage loan purchased pursuant to this Agreement.

          Freddie Mac: The Federal Home Loan Mortgage Corporation and its
successors in interest.

          Freddie Mac Transfer: As defined in Section 13 hereof.

          Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note which amount is added to the Index in accordance with the terms of the related Mortgage Note to determine on each Interest Rate Adjustment Date the Mortgage Interest Rate for
such Mortgage Loan.

          High Cost Loan: A Mortgage Loan (a) covered by the Home Ownership and
Equity Protection Act of 1994 ("HOEPA"), (b) with an "annual percentage rate" or total "points and fees" payable by the related Mortgagor (as each such term is calculated under HOEPA) that exceed the thresholds set forth by HOEPA and its implementing regulations, including 12 C.F.R. Section 226.32(a)(1)(i) and (ii),
(c) classified as a "high cost home," "threshold," "covered," "high risk home,"
"predatory" or similar loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or
(d) a Mortgage Loan categorized as High Cost pursuant to Appendix E of Standard
& Poor's Glossary. For avoidance of doubt, the parties agree that this definition shall apply to any law regardless of whether such law is presently, or in the future becomes, the subject of judicial review or litigation.

          Home Loan: A Mortgage Loan categorized as Home Loan pursuant to
Appendix E of Standard & Poor's Glossary.

                                       -5-

          HUD: The Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with regard to FHA Mortgage Insurance. The term "HUD," for purposes of this Agreement, is also deemed to include subdivisions thereof such as the FHA and Government National Mortgage Association.

          Index: With respect to each Adjustable Rate Mortgage Loan, a rate per annum set forth on Exhibit B to each related Assignment and Conveyance
Agreement.

          Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

          Interest Rate Adjustment Date: With respect to each Adjustable Rate
Mortgage Loan, the date, specified in the related Mortgage Note and the Mortgage
Loan Schedule, on which the Mortgage Interest Rate is adjusted.

          Interim Funder: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS(R) System as the interim funder pursuant to the
MERS Procedures Manual.

          Interim Servicer: Platinum Capital Group, a California corporation, and its successors in interest, and any successor interim servicer under the
Interim Servicing Agreement.

          Interim Servicing Agreement: The agreement, attached as Exhibit B hereto, dated as of December 14, 2004, between the Purchaser and the Interim
Servicer, providing for the Interim Servicer to service the Mortgage Loans for an interim period as specified by the Interim Servicing Agreement.

          Investor: With respect to each MERS Designated Mortgage Loan, the
Person named on the MERS(R) System as the investor pursuant to the MERS
Procedures Manual.

          Lifetime Rate Cap: The provision of each Mortgage Note related to an
Adjustable Rate Mortgage Loan which provides for an absolute maximum Mortgage
Interest Rate thereunder. The Mortgage Interest Rate during the terms of each
Adjustable Rate Mortgage Loan shall not at any time exceed the Mortgage Interest
Rate at the time of origination of such Adjustable Rate Mortgage Loan by more than the amount per annum set forth on the related Mortgage Loan Schedule.

          Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such
Mortgage Loan, trustee's sale, foreclosure sale or otherwise, or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan.

          Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio (expressed as a percentage) of the outstanding principal amount of the
Mortgage Loan as of the Cut-off Date (unless otherwise indicated), to the
Appraised Value of the Mortgaged Property.

                                       -6-

          MERS: Mortgage Electronic Registration Systems, Inc., a Delaware
corporation, and its successors and assigns.

          MERS Designated Mortgage Loan: Mortgage Loans for which (a) the Seller has designated or will designate MERS as, and has taken or will take such action as is necessary to cause MERS to be, the mortgagee of record, as nominee for the
Seller, in accordance with MERS Procedure Manual and (b) the Seller has designated or will designate the Purchaser as the Investor on the MERS(R)
System.

          MERS Procedure Manual: The MERS Procedures Manual, as it may be
amended, supplemented or otherwise modified from time to time.

          MERS Report: The report from the MERS System listing MERS Designated
Mortgage Loans and other information.

          MERS(R) System: MERS mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.

          Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan.

          Moody's: Moody's Investors Service, Inc. and its successors in interest.

          Mortgage: The mortgage, deed of trust or other instrument securing a
Mortgage Note, which creates a first lien, in the case of a First Lien Loan, or a second lien, in the case of a Second Lien Loan, on the Mortgaged Property.

          Mortgage File: The items pertaining to a particular Mortgage Loan referred to in Exhibit A annexed hereto, and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

          Mortgage Interest Rate: The annual rate of interest borne on a
Mortgage Note with respect to each Mortgage Loan.

          Mortgage Loan: An individual Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the applicable Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal
Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds,
Servicing Rights, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

          Mortgage Loan Documents: The documents required to be delivered to the
Custodian pursuant to Section 6.03 hereof with respect to any Mortgage Loan.

          Mortgage Loan Package: Each pool of Mortgage Loans, which shall be purchased by the Purchaser from the Seller from time to time on each Closing
Date.

                                       -7-

          Mortgage Loan Schedule: The schedule of Mortgage Loans setting forth the following information with respect to each Mortgage Loan in the related
Mortgage Loan Package: (1) the Seller's Mortgage Loan identifying number; (2)
the Mortgagor's name; (3) the street address of the Mortgaged Property including the city, state and zip code; (4) a code indicating whether the Mortgaged
Property is owner-occupied, a second home or investment property; (5) the number and type of residential units constituting the Mortgaged Property (i.e., a single family residence, a 2-4 family residence, a unit in a condominium project or a unit in a planned unit development, manufactured housing); (6) the Mortgage
Loan origination date; (7) the original months to maturity or the remaining months to maturity from the related Cut-off Date, in any case based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule; (8) the Loan-to-Value
Ratio at origination; (9) with respect to First Lien Loans, the LTV and with respect to Second Lien Loans, the CLTV; (10) the Mortgage Interest Rate as of
the related Cut-off Date; (11) the date on which the Monthly Payment was due on the Mortgage Loan and, if such date is not consistent with the Due Date currently in effect, such Due Date; (12) the stated maturity date; (13) the amount of the Monthly Payment as of the related Cut-off Date; (14) the last payment date as of which a payment was actually applied to the outstanding principal balance; (15) the original principal amount of the Mortgage Loan; (16)
the principal balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due and collected on or before the Cut-off Date; (17) the Interest Rate Adjustment Date; (18) the
Gross Margin; (19) the Lifetime Rate Cap under the terms of the Mortgage Note;
(20) a code indicating the type of Index; (21) the Mortgage Interest Rate as of origination; (22) the type of Mortgage Loan (i.e., fixed-rate, adjustable-rate,
First Lien, Second Lien); (23) a code indicating the purpose of the loan (i.e., purchase, rate and term refinance, equity take-out refinance); (24) a code indicating the documentation style (i.e., full or stated income); (25) the loan credit classification (as described in the Underwriting Guidelines); (26) the applicable Cut-off Date; (27) the applicable Closing Date; (28) a code indicating whether the Mortgage Loan is a Home Loan; (29) the credit risk score
(FICO score); (30) with respect to the related Mortgagor, the debt-to-income ratio; (31) with respect to Second Lien Loans, the outstanding principal balance of the superior lien; (32) the Appraised Value of the Mortgaged Property; (33)
the sale price of the Mortgaged Property if the Mortgage Loan was originated in connection with the purchase of the Mortgaged Property; (34) the Periodic Rate
Cap under the terms of the Mortgage Note; (35) the Periodic Rate Floor under the terms of the Mortgage Note; (36) whether such Mortgage Loan provides for a prepayment penalty; (37) the prepayment penalty period of such Mortgage Loan, if applicable; (38) a description of the type of prepayment penalty, if applicable;
(39) the MERS Identification Number; (40) whether the Mortgagor represented that the Mortgagor would occupy the Mortgaged Property as its primary residence and
(41) a code indicating if the Mortgage Loan is a Balloon Mortgage Loan. With
respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule shall set forth the following information, as of the related Cut-off Date: (1) the number of Mortgage Loans; (2) the current aggregate outstanding principal balance of the Mortgage Loans; (3) the weighted average Mortgage Interest Rate of the Mortgage Loans; and (4) the weighted average maturity of the Mortgage
Loans.

          Mortgage Note: The note or other evidence of the indebtedness of a
Mortgagor secured by a Mortgage.

                                       -8-

          Mortgaged Property: With respect to each Mortgage Loan, the
Mortgagor's real property securing repayment of a related Mortgage Note, consisting of an unsubordinated estate in fee simple or, with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, a leasehold estate, in a single parcel or multiple parcels of real property improved by a residential dwelling as further described in this Agreement.

          Mortgagor: The obligor on a Mortgage Note.

          OCC: Office of the Comptroller of the Currency and its successors in interest.

          Officer's Certificate: A certificate signed by the Chairman of the
Board or the Vice Chairman of the Board or a President or a Vice President and
by the Treasurer or the Secretary or one of the Assistant Treasurers or
Assistant Secretaries of the Seller, and delivered to the Purchaser as required by this Agreement.

          Opinion of Counsel: A written opinion of counsel, who may be counsel for the Seller, reasonably acceptable to the Purchaser, provided that any
Opinion of Counsel relating to (a) the qualification of any account required to be maintained pursuant to this Agreement as an Eligible Account, (b)
qualification of the Mortgage Loans in a REMIC or (c) compliance with the REMIC
Provisions, must be (unless otherwise stated in such Opinion of Counsel) an opinion of counsel who (i) is in fact independent of the Seller and any servicer of the Mortgage Loans, (ii) does not have any material direct or indirect financial interest in the Seller or any servicer of the Mortgage Loans or in an
Affiliate of either and (iii) is not connected with the Seller or any servicer of the Mortgage Loans as an officer, employee, director or person performing similar functions.

          OTS: Office of Thrift Supervision and its successors in interest.

          Periodic Rate Cap: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may increase on an Interest
Rate Adjustment Date above the Mortgage Interest Rate previously in effect.

          Periodic Rate Floor: With respect to each Adjustable Rate Mortgage
Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may decrease on an Interest
Rate Adjustment Date below the Mortgage Interest Rate previously in effect.

          Person: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

          Preliminary Mortgage Schedule: As defined in Section 3.

          Premium Percentage: With respect to any Mortgage Loan, a percentage equal to the excess of the Purchase Price Percentage over 100%.

                                       -9-

          Principal Prepayment: Any payment or other recovery of principal on a
Mortgage Loan which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

          Purchase Price: The price paid on the related Closing Date by the
Purchaser to the Seller in exchange for the Mortgage Loans purchased on such
Closing Date as calculated in Section 4 of this Agreement.

          Purchase Price and Terms Agreement: Those certain agreements setting forth the general terms and conditions of the transaction consummated herein and identifying the Mortgage Loans to be purchased from time to time hereunder, by and among the Seller, the Purchaser and the Interim Servicer (if applicable).
All of the individual Purchase Price and Terms Agreements shall collectively be referred to as the "Purchase Price and Terms Agreement."

          Purchase Price Percentage: With respect to any Mortgage Loan, an amount equal to the percentage of par as stated in the Purchase Price and Terms
Agreement (subject to adjustment as provided therein) related to such Mortgage
Loan.

          Purchaser: IXIS Real Estate Capital Inc., a New York corporation, and its successors in interest and assigns, or any successor to the Purchaser under this Agreement as herein provided.

          Qualified Correspondent: Any Person from which the Seller purchased
Mortgage Loans, provided that the following conditions are satisfied: (i) such
Mortgage Loans were originated pursuant to an agreement between the Seller and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to the Seller, in accordance with underwriting guidelines designated by the Seller ("Designated Guidelines") or guidelines that do not vary materially from such Designated Guidelines; (ii) such Mortgage Loans were in fact underwritten as described in clause (i) above and were acquired by the Seller within one hundred eighty (180) days after origination; (iii) either
(x) the Designated Guidelines were, at the time such Mortgage Loans were originated, used by the Seller in origination of mortgage loans of the same type as the Mortgage Loans for the Seller's own account or (y) the Designated
Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Seller on a consistent basis for use by lenders in originating mortgage loans to be purchased by the Seller; and (iv) the Seller employed, at the time such Mortgage Loans were acquired by the Seller, pre-purchase or post-purchase quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time period or through particular channels) designed to ensure that Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the
Seller.

          Qualified Substitute Mortgage Loan: A mortgage loan eligible to be substituted by the Seller for a Deleted Mortgage Loan which must, on the date of such substitution, (i) have an outstanding principal balance, after deduction of all scheduled payments due in the month of substitution (or in the case of a substitution of more than one mortgage loan for a Deleted

                                      -10-

Mortgage Loan, an aggregate principal balance), not in excess of the outstanding principal balance of the Deleted Mortgage Loan (the amount of any shortfall will be deposited in the Custodial Account by the Seller in the month of substitution); (ii) have a Mortgage Interest Rate not less than and not more than 1% greater than the Mortgage Interest Rate of the Deleted Mortgage Loan;
(iii) have a remaining term to maturity not greater than and not more than one year less than that of the Deleted Mortgage Loan; (iv) be of the same type as the Deleted Mortgage Loan (i.e., fixed-rate, adjustable-rate with same Periodic
Rate Cap, Index and lien priority); and (v) comply with each representation and warranty (respecting individual Mortgage Loans) set forth in Section 9 hereof.

          Rating Agency: Any of Fitch, Moody's or Standard & Poor's, or their respective successors designated by the Purchaser.

          Reconstitution: Any Securitization Transaction or Whole Loan Transfer.

          Reconstitution Agreements: The agreement or agreements entered into by the Seller and/or the Interim Servicer and the Purchaser and/or certain third parties on the Reconstitution Date or Dates with respect to any or all of the
Mortgage Loans sold hereunder, in connection with a Whole Loan Transfer, Agency
Transfer or a Securitization Transaction pursuant to Section 13, including, but not limited to, a seller's warranties and servicing agreement with respect to a
Whole Loan Transfer, and a trust and servicing agreement, pooling and servicing agreement and/or seller/servicer agreements and related custodial/trust agreement and documents with respect to a Securitization Transaction.

          Reconstitution Date: As defined in Section 13.

          Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation
AB), 17 C.F.R. Sections 229.1100 229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset Backed Securities, Securities
Act Release No. 33 8518, 70 Fed. Reg. 1506-1631 (Jan. 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

          REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

          REMIC Provisions: Provisions of the federal income tax law relating to a REMIC, which appear at Section 860A through 860G of Subchapter M of Chapter 1,
Subtitle A of the Code, and related provisions and regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

          Remittance Date: The date specified in the Interim Servicing Agreement
(with respect to each Mortgage Loan, for an interim period, as specified therein).

          Repurchase Price: With respect to any Mortgage Loan for which a breach of a representation or warranty from the Agreement or the Interim Servicing
Agreement is found, a price equal to the then outstanding principal balance of the Mortgage Loan to be repurchased, plus accrued interest thereon at the
Mortgage Interest Rate from the date to which interest had

                                      -11-

last been paid through the date of such repurchase, plus the amount of any outstanding advances owed to any servicer, and plus all costs and expenses incurred by the Purchaser or any servicer arising out of or based upon such breach, including without limitation costs and expenses incurred in the enforcement of the Seller's repurchase obligation hereunder, and plus, in the event a Mortgage Loan is repurchased during the first three months following the related Closing Date, an amount equal to the Premium Percentage multiplied by the outstanding principal balance of such Mortgage Loan as of the date of such repurchase.

          RESPA: Real Estate Settlement Procedures Act, as amended from time to time.

          Second Lien Loan: A Mortgage Loan secured by a second lien Mortgage on the related Mortgaged Property.

          Securities Act: The Securities Act of 1933, as amended.

          Securitization Transaction: Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage backed securities or (2)
an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

          Seller: Platinum Capital Group, a California corporation, and its successors in interest.

          Seller Information: As defined in Subsection 31.04(a).

          Servicing Fee: With respect to each Mortgage Loan subject to the
Interim Servicing Agreement, an amount equal to 0.50% per annum computed on the basis of the outstanding principal balance of the related Mortgage Loan. Such fee shall be payable monthly and shall be pro rated for any portion of a month during which the Mortgage Loan is serviced by the Interim Servicer under the
Interim Servicing Agreement. The obligation of the Purchaser to pay the
Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion (including recoveries with respect to interest from Liquidation
Proceeds, to the extent permitted by this Agreement) of such Monthly Payment collected by the Interim Servicer, or as otherwise provided under this
Agreement.

          Servicing File: With respect to each Mortgage Loan, the file retained by the Interim Servicer consisting of originals of all documents in the Mortgage
File which are not delivered to the Purchaser or the Custodian and copies of the
Mortgage Loan Documents.

          Servicing Rights: Any and all of the following: (a) any and all rights to service the Mortgage Loans; (b) any payments to or monies received by the
Interim Servicer for servicing the Mortgage Loans; (c) any late fees, penalties or similar payments with respect to the Mortgage Loans; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of the Interim
Servicer thereunder; (e) Escrow Payments or other similar payments with respect to the

                                      -12-

 Mortgage Loans and any amounts actually collected by the Interim Servicer with respect thereto; (f) all accounts and other rights to payment related to any of the property described in this paragraph; and (g) any and all documents, files, records, servicing files, servicing documents, servicing records, data tapes, computer records, or other information pertaining to the Mortgage Loans or pertaining to the past, present or prospective servicing of the Mortgage
Loans.

          Sponsor: The sponsor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

          Standard & Poor's: Standard & Poor's Ratings Services, a division of
The McGraw-Hill Companies Inc., and its successors in interest.

          Standard & Poor's Glossary: The Standard & Poor's LEVELS(R) Glossary,
as may be in effect from time to time.

          Stated Principal Balance: As to each Mortgage Loan on any date of determination, (i) the principal balance of such Mortgage Loan at the related
Cut-off Date after giving effect to payments of principal due on or before such date, to the extent actually received, minus (ii) all amounts previously distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal on such Mortgage Loan.

          Static Pool Information: Static pool information as described in Item
1105(a)(1)-(3) and 1105(c) of Regulation AB.

          Successor Servicer: Any servicer of one or more Mortgage Loans designated by the Purchaser as being entitled to the benefits of the indemnifications set forth in Sections 9.03 and 14.01.

          Third Party Originator: Each Person, other than a Qualified
Correspondent, that originated Mortgage Loans acquired by the Seller.

          Transfer Date: The date on which the Purchaser, or its designee, shall receive the transfer of servicing responsibilities and begin to perform the servicing of the Mortgage Loans with respect to the related Mortgage Loan
Package, and the Interim Servicer shall cease all servicing responsibilities.
Such date shall occur on the day indicated by the Purchaser to the Interim
Servicer in accordance with the Interim Servicing Agreement.

          Underwriting Guidelines: The underwriting guidelines of the Seller, a copy of which is attached hereto as Exhibit I and a then-current copy of which shall be attached as an exhibit to the related Assignment and Conveyance.

          Whole Loan Transfer: Any sale or transfer of some or all of the
Mortgage Loans, other than a Securitization Transaction.

          SECTION 2. Agreement to Purchase.

          The Seller agrees to sell from time to time, and the Purchaser agrees to purchase from time to time, Mortgage Loans having an aggregate principal balance on the related Cut-off

                                      -13-

Date in an amount as set forth in the related Purchase Price and Terms
Agreement, or in such other amount as agreed by the Purchaser and the Seller as evidenced by the actual aggregate principal balance of the Mortgage Loans accepted by the Purchaser on each Closing Date.

          SECTION 3. Mortgage Schedules.

          The Seller from time to time shall provide the Purchaser with certain information constituting a preliminary listing of the Mortgage Loans to be purchased on each Closing Date in accordance with the related Purchase Price and
Terms Agreement and this Agreement (each, a "Preliminary Mortgage Schedule").

          The Seller shall deliver the Mortgage Loan Schedule for the Mortgage
Loans to be purchased on a particular Closing Date to the Purchaser at least two
(2) Business Days prior to the related Closing Date. The Mortgage Loan Schedule shall be the related Preliminary Mortgage Schedule with those Mortgage Loans which the Seller has not funded prior to the related Closing Date deleted.

          SECTION 4. Purchase Price.

          The Purchase Price for the Mortgage Loans shall be equal to (a) the
Purchase Price Percentage multiplied by the Cut-off Date Balance, plus (b)
accrued and unpaid interest on such principal balance at the weighted average
Mortgage Interest Rate (net of the Servicing Fee) of those Mortgage Loans from the related Cut-off Date through the day prior to the related Closing Date, inclusive. For purposes hereof, "Cut-off Date Balance" means the aggregate principal balance, as of the related Cut-off Date, of the Mortgage Loans listed on the related Mortgage Loan Schedule, after application of payments of principal due on or before the related Cut-off Date, to the extent such payments were actually received, together with any unscheduled principal payments collected prior to the Cut-off Date; provided, however, that payments of principal and interest paid prior to the Cut-off Date, but to be applied on a due date beyond the related Cut-off Date, shall not be applied to the principal balance as of the related Cut-off Date. If so provided in the related Purchase
Price and Terms Agreement, portions of the Mortgage Loans shall be priced separately. The Purchase Price as so determined shall be paid to the Seller on the related Closing Date by wire transfer of immediately available funds to an account designated by the Seller in writing.

          The Purchaser shall be entitled to (l) all principal paid after the related Cut-off Date, (2) all other recoveries of principal collected on or after the related Cut-off Date, and (3) all payments of interest on the Mortgage
Loans net of applicable Servicing Fees (minus that portion of any such payment which is allocable to the period prior to the related Cut-off Date). The outstanding principal balance of each Mortgage Loan as of the related Cut-off
Date is determined after application of payments of principal due on or before the related Cut-off Date, to the extent actually collected, together with any unscheduled principal prepayments collected prior to the Cut-off Date; provided, however, that payments of principal and interest paid prior to the Cut-off Date, but to be applied on a due date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date. Such prepaid amounts shall be the property of the Purchaser. The Seller shall deposit any such prepaid amounts into the Custodial

                                      -14-

Account, which account is established for the benefit of the Purchaser for subsequent remittance by the Seller to the Purchaser. SECTION 5. Examination of
Mortgage Files.

          At least five (5) Business Days prior to the related Closing Date, the
Seller shall (i) either (a) deliver to the Purchaser or its designee in escrow, for examination with respect to each Mortgage Loan to be purchased, the related
Mortgage File, including a copy of the Assignment of Mortgage (except with respect to each MERS Designated Mortgage Loan), pertaining to each Mortgage
Loan, or (b) make the related Mortgage File available to the Purchaser for examination at such other location as shall otherwise be acceptable to the
Purchaser and (ii) deliver to the Purchaser copies of the credit and servicing files (collectively, the "Credit Files"). Such examination of the Mortgage Files may be made by the Purchaser or its designee at any reasonable time before or after the related Closing Date. If the Purchaser makes such examination prior to the related Closing Date and determines, in its sole discretion, that any
Mortgage Loans are unacceptable to the Purchaser for any reason, such Mortgage
Loans shall be deleted from the related Mortgage Loan Schedule, and may be replaced by a Qualified Substitute Mortgage Loan (or Loans) acceptable to the
Purchaser. The Purchaser may, at its option and without notice to the Seller, purchase some or all of the Mortgage Loans without conducting any partial or complete examination. The fact that the Purchaser or its designee has conducted or has failed to conduct any partial or complete examination of the Mortgage
Files or the Credit Files shall not impair in any way the Purchaser's (or any of its successor's) rights to demand repurchase, substitution or other remedy as provided in this Agreement. In the event that the Seller fails to deliver the
Credit Files with respect to any Mortgage Loan, the Seller shall, upon the request of the Purchaser, repurchase such Mortgage Loan at the price and in the manner specified in Subsection 9.03.

          SECTION 6. Conveyance from Seller to Purchaser.

          Subsection 6.01. Conveyance of Mortgage Loans; Possession of Servicing
Files.

          The Seller, simultaneously with the delivery of the Mortgage Loan
Schedule with respect to the related Mortgage Loan Package to be purchased on each Closing Date, shall execute and deliver an Assignment and Conveyance
Agreement in the form attached hereto as Exhibit H (the "Assignment and
Conveyance Agreement"). The Seller shall cause the Servicing File retained by the Interim Servicer pursuant to this Agreement to be appropriately identified in the Seller's computer system and/or books and records, as appropriate, to clearly reflect the sale of the related Mortgage Loan to the Purchaser. The
Seller shall cause the Interim Servicer to release from its custody the contents of any Servicing File retained by it only in accordance with this Agreement or the Interim Servicing Agreement, except when such release is required in connection with a repurchase of any such Mortgage Loan pursuant to Subsection
9.03.

          Subsection 6.02. Books and Records.

          Record title to each Mortgage as of the related Closing Date shall be in the name of the Seller, the Purchaser or one or more designees of the
Purchaser, as the Purchaser shall select. Notwithstanding the foregoing, each
Mortgage and related Mortgage Note shall be

                                      -15-

possessed solely by the Purchaser or the appropriate designee of the Purchaser, as the case may be. All rights arising out of the Mortgage Loans including, but not limited to, all funds received by the Seller or the Interim Servicer after the related Cut-off Date on or in connection with a Mortgage Loan shall be vested in the Purchaser or one or more designees of the Purchaser; provided, however, that all funds received on or in connection with a Mortgage Loan shall be received and held by the Seller or the Interim Servicer in trust for the benefit of the Purchaser or the appropriate designee of the Purchaser, as the case may be, as the owner of the Mortgage Loans pursuant to the terms of this
Agreement.

          The sale of each Mortgage Loan shall be reflected on the Seller's balance sheet and other financial statements as a sale of assets by the Seller.

          The Seller shall or shall cause the Interim Servicer to be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be marked clearly to reflect the ownership of each Mortgage Loan by the Purchaser. In particular, the Seller shall or shall cause the Interim Servicer to maintain in its possession, available for inspection by the Purchaser, and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or Freddie Mac, including but not limited to documentation as to the method used in determining the applicability of the provisions of the National Flood Insurance Act of 1968, as amended, to the Mortgaged Property, documentation evidencing insurance coverage and periodic inspection reports, as required by the Fannie Mae Guides. To the extent that original documents are not required for purposes of realization of Liquidation
Proceeds or Insurance Proceeds, documents maintained by the Seller or the
Interim Servicer may be in the form of microfilm or microfiche so long as the
Seller or the Interim Servicer complies with the requirements of the Fannie Mae
Guides.

          Subsection 6.03. Delivery of Mortgage Loan Documents.

          The Seller shall deliver and release to the Custodian no later than five (5) Business Days prior to the related Closing Date those Mortgage Loan
Documents set forth on Exhibit A hereto with respect to each Mortgage Loan set forth on the related Mortgage Loan Schedule.

          The Custodian shall certify its receipt of all such Mortgage Loan
Documents required to be delivered pursuant to the Custodial Agreement for the related Closing Date, as evidenced by the Certification and Trust Receipt of the
Custodian in the form annexed to the Custodial Agreement. The Purchaser shall pay all fees and expenses of the Custodian from and after the Closing Date.

          The Seller shall or shall cause the Interim Servicer to forward to the
Custodian, or to such other Person as the Purchaser shall designate in writing, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with this Agreement within two weeks of their execution, provided, however, that the Seller shall provide the Custodian, or to such other Person as the Purchaser shall designate in writing, with a certified true copy of any such document submitted for recordation within two weeks of its execution, and shall promptly provide the original of any document submitted for

                                      -16-

recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within ninety days of its submission for recordation.

          In the event any document required to be delivered to the Custodian pursuant to the previous paragraph, including an original or copy of any document submitted for recordation to the appropriate public recording office, is not so delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, within 90 days following the Closing Date (other than with respect to the Assignments of Mortgage which shall be delivered to the
Custodian in blank and recorded subsequently by the Purchaser or its designee), and in the event that the Seller does not cure such failure within 30 days of discovery or receipt of written notification of such failure from the Purchaser, the related Mortgage Loan shall, upon the request of the Purchaser, be repurchased by the Seller at the price and in the manner specified in Subsection
9.03. The foregoing repurchase obligation shall not apply in the event that the
Seller cannot deliver such original or copy of any document submitted for recordation to the appropriate public recording office within the specified period due to a delay caused by the recording office in the applicable jurisdiction, provided that (i) the Seller shall deliver a recording receipt of such recording office or, if such recording receipt is not available, an officer's certificate of a servicing officer of the Seller, confirming that such documents have been accepted for recording (upon request of the Purchaser and delivery by the Purchaser to the Seller of a schedule of the related Mortgage
Loans, the Seller shall reissue and deliver to the Purchaser or its designee said officer's certificate relating to the related Mortgage Loans), and (ii)
such document is delivered within twelve (12) months of the related Closing
Date.

          The Seller shall pay all initial recording fees, if any, for the assignments of mortgage and any other fees or costs in transferring all original documents to the Custodian or, upon written request of the Purchaser, to the
Purchaser or the Purchaser's designee. The Purchaser or the Purchaser's designee shall be responsible for recording the Assignments of Mortgage and shall be reimbursed by the Seller for the costs associated therewith pursuant to the preceding sentence.

          Subsection 6.04. Quality Control Procedures.

          The Seller shall, or shall cause the Interim Servicer to, have an internal quality control program that verifies in a manner consistent with accepted industry procedures, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program shall include evaluating and monitoring the overall quality of the Seller's loan production and the servicing activities of the
Interim Servicer. The program is to ensure that the Mortgage Loans are originated and serviced in accordance with Accepted Servicing Practices and the
Underwriting Guidelines; guard against dishonest, fraudulent, or negligent acts;
and guard against errors and omissions by officers, employees, or other authorized persons.

          Subsection 6.05. MERS Designated Mortgage Loans.

          With respect to each MERS Designated Mortgage Loan, the Seller shall, on or prior to the related Closing Date, designate the Purchaser as the Investor and the Custodian as custodian, and no Person shall be listed as Interim Funder on the MERS System. In addition, on

                                      -17-

or prior to the related Closing Date, Seller shall provide the Custodian and the
Purchaser with a MERS Report listing the Purchaser as the Investor, the
Custodian as custodian and no Person as Interim Funder with respect to each MERS
Designated Mortgage Loan. SECTION 7. Servicing of the Mortgage Loans.

          The Mortgage Loans have been sold by the Seller to the Purchaser on a servicing released basis. Subject to, and upon the terms and conditions of this
Agreement and the Interim Servicing Agreement (with respect to each Mortgage
Loan, for an interim period, as specified therein), the Seller hereby sells, transfers, assigns, conveys and delivers to the Purchaser the Servicing Rights.

          The Purchaser shall retain the Interim Servicer as contract servicer of the Mortgage Loans for an interim period pursuant to and in accordance with the terms and conditions contained in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).
Except as set forth in the Interim Servicing Agreement, the Interim Servicer
shall service the Mortgage Loans on an "actual/actual" basis and otherwise in strict compliance with the servicing provisions related to the Fannie Mae MBS
Program (Special Servicing Option) of the Fannie Mae Guides (except as otherwise set forth in the Interim Servicing Agreement); provided, however, that in the event that the Interim Servicer continues to service a Mortgage Loan after the time when such Mortgage Loan is sold or transferred pursuant to a Securitization
Transaction, the Interim Servicer shall, at the Purchaser's option, service the
Mortgage Loans on a "scheduled/scheduled" basis. The Purchaser and Seller shall cause the Interim Servicer to execute the Interim Servicing Agreement on the initial Closing Date.

          Pursuant to the Interim Servicing Agreement (with respect to each
Mortgage Loan, for an interim period, as specified therein), the Interim
Servicer shall begin servicing the Mortgage Loans on behalf of the Purchaser and shall be entitled to a Servicing Fee with respect to such Mortgage Loans until the applicable Transfer Date. The Interim Servicer shall conduct such servicing in accordance with the Interim Servicing Agreement.

          SECTION 8. Transfer of Servicing.

          On the applicable Transfer Date, the Purchaser, or its designee, shall assume all servicing responsibilities related to, and the Seller shall cause the
Interim Servicer to cease all servicing responsibilities related to, the related
Mortgage Loans subject to such Transfer Date. The Transfer Date shall be the date determined in accordance with Section 6.02 of the Interim Servicing
Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

          On or prior to the applicable Transfer Date, the Seller shall, at its sole cost and expense, take such steps as may be necessary or appropriate to effectuate and evidence the transfer of the servicing of the related Mortgage
Loans to the Purchaser, or its designee, including but not limited to the following:

          (a) Notice to Mortgagors. The Seller shall cause the Interim Servicer to mail to the Mortgagor of each related Mortgage Loan a letter advising such
Mortgagor of the transfer

                                      -18-

of the servicing of the related Mortgage Loan to the Purchaser, or its designee, in accordance with the Cranston Gonzales National Affordable Housing Act of
1990; provided, however, the content and format of the letter shall have the prior approval of the Purchaser. The Seller shall cause the Interim Servicer to provide the Purchaser with copies of all such related notices no later than the
Transfer Date.

          (b) Notice to Taxing Authorities and Insurance Companies. The Seller
shall cause the Interim Servicer to transmit to the applicable taxing authorities and insurance companies (including primary mortgage insurance policy insurers, if applicable) and/or agents, notification of the transfer of the servicing to the Purchaser, or its designee, and instructions to deliver all notices, tax bills and insurance statements, as the case may be, to the
Purchaser from and after the Transfer Date. The Seller shall cause the Interim
Servicer to provide the Purchaser with copies of all such notices no later than the Transfer Date.

          (c) Delivery of Servicing Records. The Seller shall cause the Interim
Servicer to forward to the Purchaser, or its designee, all servicing records and the Servicing File in the Interim Servicer's possession relating to each related
Mortgage Loan including the information enumerated in the Interim Servicing
Agreement (with respect to each such Mortgage Loan, for an interim period, as specified therein).

          (d) Escrow Payments. The Seller shall cause the Interim Servicer to provide the Purchaser, or its designee, with immediately available funds by wire transfer in the amount of the net Escrow Payments and suspense balances and all loss draft balances associated with the related Mortgage Loans. The Seller shall cause the Interim Servicer to provide the Purchaser with an accounting statement, in electronic format acceptable to the Purchaser in its sole discretion, of Escrow Payments and suspense balances and loss draft balances sufficient to enable the Purchaser to reconcile the amount of such payment with the accounts of the Mortgage Loans. Additionally, the Seller shall cause the
Interim Servicer to wire transfer to the Purchaser the amount of any agency, trustee or prepaid Mortgage Loan payments and all other similar amounts held by the Interim Servicer.

          (e) Payoffs and Assumptions. The Seller shall cause the Interim
Servicer to provide to the Purchaser, or its designee, copies of all assumption and payoff statements generated by the Interim Servicer on the related Mortgage
Loans from the related Cut-off Date to the Transfer Date.

          (f) Mortgage Payments Received Prior to Transfer Date. Prior to the
Transfer Date all payments received by the Interim Servicer or the Seller on each related Mortgage Loan shall be properly applied by the Seller to the account of the particular Mortgagor.

          (g) Mortgage Payments Received after Transfer Date. The amount of any related Monthly Payments received by the Seller after the Transfer Date shall be forwarded to the Purchaser by overnight mail on the date of receipt. The Seller shall notify the Purchaser of the particulars of the payment, which notification requirement shall be satisfied if the Seller forwards with its payment sufficient information to permit appropriate processing of the payment by the
Purchaser. The Seller shall assume full responsibility for the necessary and appropriate legal application of such Monthly Payments received by the Seller after the Transfer Date with

                                      -19-

respect to related Mortgage Loans then in foreclosure or bankruptcy; provided, for purposes of this Agreement, necessary and appropriate legal application of such Monthly Payments shall include, but not be limited to, endorsement of a
Monthly Payment to the Purchaser with the particulars of the payment such as the account number, dollar amount, date received and any special Mortgagor application instructions and the Seller shall cause the Interim Servicer to comply with the foregoing requirements with respect to all Monthly Payments received by the Interim Servicer after the Transfer Date.

          (h) Misapplied Payments. Misapplied payments shall be processed as follows:

          (i) All parties shall cooperate in correcting misapplication errors;

          (ii) The party receiving notice of a misapplied payment occurring prior to the applicable Transfer Date and discovered after the Transfer
     Date shall immediately notify the other party;

          (iii) If a misapplied payment which occurred prior to the Transfer
     Date cannot be identified and said misapplied payment has resulted in a shortage in a Custodial Account or Escrow Account, the Seller shall be liable for the amount of such shortage. The Seller shall reimburse the
     Purchaser for the amount of such shortage within thirty (30) days after receipt of written demand therefor from the Purchaser;

          (iv) If a misapplied payment which occurred prior to the Transfer Date has created an improper Purchase Price as the result of an inaccurate outstanding principal balance, a check shall be issued to the party shorted by the improper payment application within five (5) Business Days after notice thereof by the other party; and

          (v) Any check issued under the provisions of this Section 8(h) shall be accompanied by a statement indicating the corresponding Seller and/or the Purchaser Mortgage Loan identification number and an explanation of the allocation of any such payments.

          (i) Books and Records. On the Transfer Date, the books, records and accounts of the Seller with respect to the related Mortgage Loans shall be in accordance with all applicable Purchaser requirements.

          (j) Reconciliation. The Seller shall, on or before the Transfer Date, reconcile principal balances and make any monetary adjustments required by the
Purchaser. Any such monetary adjustments will be transferred between the Seller and the Purchaser as appropriate.

          (k) IRS Forms. The Seller shall or shall cause the Interim Servicer to file all IRS forms 1099, 1099A, 1098 or 1041 and K-1 which are required to be filed on or before the Transfer Date in relation to the servicing and ownership of the related Mortgage Loans. The Seller shall provide copies of such forms to the Purchaser upon request and shall reimburse the Purchaser for any costs or penalties incurred by the Purchaser due to the Seller's failure to comply with this paragraph.

                                      -20-

          SECTION 9. Representations, Warranties and Covenants of the Seller;
Remedies for Breach.

          Subsection 9.01. Representations and Warranties Regarding the Seller.

          The Seller represents, warrants and covenants to the Purchaser that as of the date hereof and as of each Closing Date:

          (a) Due Organization and Authority. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of
California and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state wherein it owns or leases any material properties or where a Mortgaged Property is located, if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Seller, and in any event the
Seller is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of the related Mortgage Loan and the servicing of such Mortgage Loan in accordance with the terms of this Agreement and the
Interim Servicing Agreement; the Seller has the full corporate power, authority and legal right to hold, transfer and convey the Mortgage Loans and to execute and deliver this Agreement and to perform its obligations hereunder and thereunder; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the
Seller and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized; this Agreement and all agreements contemplated hereby have been duly executed and delivered and constitute the valid, legal, binding and enforceable obligations of the Seller, regardless of whether such enforcement is sought in a proceeding in equity or at law; and all requisite corporate or other action has been taken by the Seller to make this
Agreement and all agreements contemplated hereby valid and binding upon the
Seller in accordance with their terms;

          (b) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the
Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

          (c) No Conflicts. Neither the execution and delivery of this
Agreement, the acquisition or origination of the Mortgage Loans by the Seller, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby and thereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the
Seller's charter, by-laws or other organizational documents or any legal restriction or any agreement or instrument to which the Seller is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject, or result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or impair the ability of the Purchaser to realize on the Mortgage Loans, impair the value of the

                                      -21-

Mortgage Loans, or impair the ability of the Purchaser to realize the full amount of any insurance benefits accruing pursuant to this Agreement;

          (d) Ability to Service. The Interim Servicer has the facilities, procedures, and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Mortgage Loans. The Interim Servicer is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws, and regulations, if applicable, meets the minimum capital requirements set forth by the OTS, the OCC or the FDIC, and is in good standing to enforce, originate, sell mortgage loans to, and service mortgage loans in each jurisdiction wherein the Mortgaged Properties are located;

          (e) Reasonable Servicing Fee. The Seller acknowledges and agrees that the Servicing Fee, represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Interim
Servicer, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement and the Interim
Servicing Agreement;

          (f) Ability to Perform; Solvency. The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. The Seller is solvent and the sale of the Mortgage Loans will not cause the Seller to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of Seller's creditors;

          (g) No Litigation Pending. There is no action, suit, proceeding or investigation pending or threatened against the Seller, before any court, administrative agency or other tribunal asserting the invalidity of this
Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Seller, or in any material impairment of the right or ability of the Seller to carry on its business substantially as now conducted, or in any material liability on the part of the Seller, or which would draw into question the validity of this
Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Seller contemplated herein, or which would be likely to impair the ability of the Seller to perform under the terms of this Agreement;

          (h) No Consent Required. No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body including HUD, the FHA or the Department of Veterans Affairs is
required for the execution, delivery and performance by the Seller of or compliance by the Seller with this Agreement or the Mortgage Loans, the delivery of a portion of the Mortgage Files to the Custodian or the sale of the Mortgage
Loans or the consummation of the transactions contemplated by this Agreement, or if required, such approval has been obtained prior to the related Closing Date;

          (i) Selection Process. The Mortgage Loans were selected from among the outstanding one- to four-family mortgage loans in the Seller's portfolio at the related Closing Date as to which the representations and warranties set forth in
Subsection 9.02 could be made

                                      -22-

and such selection was not made in a manner so as to affect adversely the interests of the Purchaser;

          (j) Mortgage Loan Package Characteristics. The characteristics of the related Mortgage Loan Package are as set forth on the description of the pool characteristics for the applicable Mortgage Loan Package delivered pursuant to
Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement;

          (k) No Untrue Information. Neither this Agreement nor any information, statement, tape, diskette, report, form, or other document furnished or to be furnished pursuant to this Agreement or any Reconstitution Agreement or in connection with the transactions contemplated hereby (including any
Securitization Transaction or Whole Loan Transfer) contains or will contain any untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained herein or therein not misleading;

          (l) Financial Statements. The Seller has delivered to the Purchaser financial statements as to its last three complete fiscal years and any later quarter ended more than 60 days prior to the execution of this Agreement. All such financial statements fairly present the pertinent results of operations and changes in financial position for each of such periods and the financial position at the end of each such period of the Seller and its subsidiaries and have been prepared in accordance with generally accepted accounting principles of the United States consistently applied throughout the periods involved, except as set forth in the notes thereto. In addition, the Seller has delivered information as to its loan gain and loss experience in respect of foreclosures and its loan delinquency experience for the immediately preceding three-year period, in each case with respect to mortgage loans owned by it and mortgage loans serviced for others during such period, and all such information so delivered shall be true and correct in all material respects. There has been no change in the business, operations, financial condition, properties or assets of the Seller since the date of the Seller's financial statements that would have an adverse effect on its ability to perform its obligations under this
Agreement. The Seller has completed any forms requested by the Purchaser in a timely manner and in accordance with the provided instructions;

          (m) No Brokers. The Seller has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

          (n) Sale Treatment. The Seller has been advised by its independent certified public accountants that under generally accepted accounting principles the transfer of the Mortgage Loans may be treated as a sale on the books and records of the Seller and the Seller has determined that the disposition of the
Mortgage Loans pursuant to this Agreement will be afforded sale treatment for tax and accounting purposes;

          (o) Reasonable Purchase Price. The consideration received by the
Seller upon the sale of the Mortgage Loans under this Agreement constitutes fair consideration and reasonably equivalent value for the Mortgage Loans;

                                      -23-

          (p) Owner of Record. The Seller is the owner of record of each
Mortgage and the indebtedness evidenced by each Mortgage Note, and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage
Files with respect thereto in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan;

          (q) Seller's Origination. The Seller's decision to originate any mortgage loan or to deny any mortgage loan application is an independent decision based upon Seller's underwriting guidelines, and is in no way made as a result of Purchaser's decision to purchase, or not to purchase, or the price
Purchaser may offer to pay for, any such mortgage loan, if originated; and

          (r) Compliance with Anti-Money Laundering Laws. The Seller has complied with all applicable anti-money laundering laws, regulations and executive orders, including without limitation the USA Patriot Act of 2001
(collectively, the "Anti-Money Laundering Laws"); the Seller has established an anti money laundering compliance program as required by the Anti-Money
Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering
Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti Money Laundering Laws;

          (s) Delivery to the Custodian. The Mortgage Note, the Mortgage, the
Assignment of Mortgage and any other documents required to be delivered with respect to each Mortgage Loan pursuant to the Custodial Agreement shall be delivered to the Custodian all in compliance with the specific requirements of the Custodial Agreement. With respect to each Mortgage Loan, the Seller will be in possession of a complete Mortgage File in compliance with Exhibit A hereto, except for such documents as will be delivered to the Custodian; and

          (t) Credit Reporting. The Seller, for so long as it is the Interim
Servicer for each Mortgage Loan will fully furnish, in accordance with the Fair
Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to
Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis.

          Subsection 9.02. Representations and Warranties Regarding Individual
Mortgage Loans.

          The Seller hereby represents and warrants to the Purchaser that, as to each Mortgage Loan, as of the related Closing Date for such Mortgage Loan:

          (a) Mortgage Loans as Described. The information set forth in the
Mortgage Loan Schedule is complete, true and correct;

          (b) Payments Current. All payments required to be made up to the
Closing Date under the terms of the Mortgage Note have been made and credited.
As of the Closing Date, no payment required under the Mortgage Loan is 30 days or more delinquent nor has any

                                      -24-

payment under the Mortgage Loan been 30 days or more delinquent at any time since the origination of the Mortgage Loan. The first Monthly Payment after the
Cut-off Date shall be made with respect to the Mortgage Loan on its Due Date or within the grace period, all in accordance with the terms of the related
Mortgage Note;

          (c) No Outstanding Charges. There are no defaults in complying with the terms of the Mortgage securing the Mortgage Loan, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. Except for (A) payments in the nature of escrow payments and (B) interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier to the day which precedes by one month the Due Date of the first installment of principal and interest, including, without limitation, taxes and insurance payments, the Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan;

          (d) Original Terms Unmodified. The terms of the Mortgage Note and
Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the Mortgage Loan
Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the Mortgage Loan Schedule, if applicable. No
Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the Mortgage Loan
Schedule;

          (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage
Note or the Mortgage, or the exercise of any right thereunder, render either the
Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at, or subsequent to, the time the Mortgage Loan was originated;

          (f) Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae Guides or by
Freddie Mac, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement attached hereto as Exhibit B. If required by the
National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance

                                      -25-

Administration in effect, which policy conforms to Fannie Mae and Freddie Mac, as well as all additional requirements set forth in Section 2.10 of the Interim
Servicing Agreement attached hereto as Exhibit B. All individual insurance policies contain a standard mortgagee clause naming the Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid and such policies may not be reduced, terminated or cancelled without 30 days' prior written notice to the mortgagee. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or
"blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development.
The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement. The Seller has not engaged in, and has no knowledge of the Mortgagor's or any servicer's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of such policy, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

          (g) Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, predatory, abusive and fair lending, equal credit opportunity and disclosure laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to prepayment penalties, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the
Purchaser upon demand, evidence of compliance with all such requirements. This representation is a Deemed Material Breach Representation;

          (h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged
Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the
Seller waived any default resulting from any action or inaction by the
Mortgagor;

          (i) Location and Type of Mortgaged Property. The Mortgaged Property is
a fee simple property located in the state identified in the Mortgage Loan
Schedule except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the Mortgaged Property may be a leasehold estate and consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit

                                      -26-

in a low-rise condominium project, or an individual unit in a planned unit development and that no residence or dwelling is a mobile home, provided, however, that any condominium unit or planned unit development shall not fall within any of the "Ineligible Projects" of part XII, Section 102 of the Fannie
Mae Selling Guide and shall conform with the Underwriting Guidelines. In the case of any Mortgaged Properties that are manufactured homes (a "Manufactured
Home Mortgage Loans"), (A) (i) such Manufactured Home Mortgage Loan conforms with the applicable Fannie Mae or Freddie Mac requirements regarding mortgage loans related to manufactured dwellings, (ii) the related manufactured dwelling is permanently affixed to the land, (iii) the related manufactured dwelling and the related land are subject to a Mortgage properly filed in the appropriate public recording office and naming Seller as mortgagee, (iv) the applicable laws of the jurisdiction in which the related Mortgaged Property is located will deem the manufactured dwelling located on such Mortgaged Property to be a part of the real property on which such dwelling is located, (v) such Manufactured Home
Mortgage Loan is (x) a qualified mortgage under Section 860G(a)(3) of the
Internal Revenue Code of 1986, as amended and (y) secured by manufactured housing treated as a single family residence under Section 25(e)(10) of the Code
(i.e., such manufactured home has a minimum of 400 square feet of living space, a minimum width in excess of 102 inches and which is of a kind customarily used at a fixed location) and (vi) as of the origination date of the related Mortgage
Loan, the related manufactured housing unit that secures such Mortgage Loan either (x) was the principal residence of the Mortgagor or (y) was classified as real property under applicable state law. As of the date of origination, no portion of the Mortgaged Property was used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes. This representation is a Deemed Material Breach Representation;

          (j) Valid First and Second Lien. Each Mortgage is a valid and subsisting first lien, with respect to First Lien Loans, or second lien, with respect to Second Lien Loans, of record on a single parcel of real estate constituting the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time, subject in all cases to the exceptions to title set forth in the title insurance policy with respect to the related Mortgage Loan, which exceptions are generally acceptable to prudent mortgage lending companies, and such other exceptions to which similar properties are commonly subject and which do not individually, or in the aggregate, materially and adversely affect the benefits of the security intended to be provided by such Mortgage. In no event shall any Mortgage Loan be in a lien position more junior than a second lien. The lien of the Mortgage is subject only to:

                    (1) with respect to Second Lien Loans, the lien of the first mortgage on the Mortgaged Property;

                    (2) the lien of current real property taxes and assessments not yet due and payable;

                                      -27-

                    (3) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (a) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b)
               which do not adversely affect the Appraised Value of the
               Mortgaged Property set forth in such appraisal; and

                    (4) other matters to which like properties are commonly
               subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged
               Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected (A) first lien and first priority security interest with respect to each First Lien Loan, or (B) second lien and second priority security interest with respect to each Second Lien Loan, in either case, on the property described therein and Seller has full right to sell and assign the same to Purchaser. The Mortgaged Property was not, as of the date of origination of the Mortgage Loan, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the Mortgage;

          (k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage
and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions therein relating to prepayment penalties). All parties to the Mortgage Note, the
Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any other related agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a
Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination or servicing of the Mortgage Loan. The Seller has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

          (l) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the

                                      -28-

recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

          (m) Ownership. The Seller is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the
Mortgage Files or any part thereof with respect thereto not delivered to the
Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. The
Mortgage Loan is not assigned or pledged, and the Seller has good, indefeasible and marketable title thereto, and has full right to transfer and sell the
Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The
Seller intends to relinquish all rights to possess, control and monitor the
Mortgage Loan. After the Closing Date, the Seller will have no right to modify or alter the terms of the sale of the Mortgage Loan and the Seller will have no obligation or right to repurchase the Mortgage Loan or substitute another
Mortgage Loan, except as provided in this Agreement;

          (n) Doing Business. All parties which have had any interest in the
Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state, or
(iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

          (o) CLTV, LTV; FICO Score. No Mortgage Loan that is a Second Lien Loan has a CLTV in excess of 100%. No Mortgage Loan has an LTV greater than 100%. At origination of the Mortgage Loan, the Mortgagor did not have a FICO score of less than 500;

          (p) Title Insurance. The Mortgage Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller, its successors and assigns, as to the first priority lien
(with respect to First Lien Loans) or second priority lien (with respect to
Second Lien Loans) of the Mortgage in the original principal amount of the
Mortgage Loan, subject only to the exceptions contained in clauses (1) and (2)
of paragraph (j) of this Subsection 9.02, and in the case of Adjustable Rate
Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein.
The title policy does not contain any special exceptions (other than the standard

                                      -29-

exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. The Seller, its successor and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the
Seller;

          (q) No Defaults. There is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration. With respect to each
Second Lien Loan, (i) the prior mortgage is in full force and effect, (ii) there is no default, breach, violation or event of acceleration existing under such prior mortgage or the related mortgage note, (iii) there is no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder, and either (A) the prior mortgage contains a provision which allows or (B) applicable law requires, the mortgagee under the Second Lien Loan to receive notice of, and affords such mortgagee an opportunity to cure any default by payment in full or otherwise under the prior mortgage;

          (r) No Mechanics' Liens. There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

          (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay
wholly within the boundaries and building restriction lines of the Mortgaged
Property, and no improvements on adjoining properties encroach upon the
Mortgaged Property. The Mortgaged Property and all improvements located on or being part of the Mortgaged Property are in compliance with all applicable zoning and building laws, ordinances and regulations;

          (t) Origination; Payment Terms. The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to
Sections 203 and 211 of the Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No Mortgage Loan contains terms or provisions which would result in negative amortization. Unless otherwise noted on the
Mortgage Loan Schedule,

                                      -30-

principal payments on the Mortgage Loan commenced no more than sixty days after funds were disbursed in connection with the Mortgage Loan. The Mortgage Interest
Rate as well as, with respect to Adjustable Rate Mortgage Loans, the Lifetime
Rate Cap, the Periodic Rate Floor and the Periodic Rate Cap are as set forth on
Exhibit B to each related Assignment and Conveyance Agreement. The Mortgage
Interest Rate is adjusted, with respect to Adjustable Rate Mortgage Loans, on each Interest Rate Adjustment Date to equal the Index plus the Gross Margin
(rounded up or down to the nearest 0.125%), subject to the Periodic Rate Cap.
Unless specified on the related Mortgage Loan Schedule as an interest-only loan, the Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to Adjustable Rate
Mortgage Loans, are subject to change due to the adjustments to the Mortgage
Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date (unless the Mortgage Loan is identified on the Mortgage
Loan Schedule as a Balloon Mortgage Loan), over an original term of not more than thirty years from commencement of amortization. Unless otherwise specified on the description of pool characteristics for the applicable Mortgage Loan
Package delivered pursuant to Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement, the
Mortgage Loan is payable on the first day of each month. There are no
Convertible Mortgage Loans which contain a provision allowing the Mortgagor to convert the Mortgage Note from an adjustable interest rate Mortgage Note to a fixed interest rate Mortgage Note. Unless otherwise noted on the Mortgage Loan
Schedule, the Due Date of the first payment under the Mortgage Note is no more than 60 days from the date of the Mortgage Note;

          (u) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a
Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the
Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

          (v) Conformance with Agency and Underwriting Guidelines. The Mortgage
Loan was underwritten in accordance with the Underwriting Guidelines (a copy of which is attached to the related Assignment and Conveyance Agreement as Exhibit
C). The Mortgage Note and Mortgage are on forms acceptable to Freddie Mac or
Fannie Mae and no representations have been made to a Mortgagor that are inconsistent with the mortgage instruments used;

          (w) Occupancy of the Mortgaged Property. As of the Closing Date the
Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the

                                      -31-

appropriate authorities. The Seller has not received notification from any
Governmental Authority that the Mortgaged Property is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be. The Seller has not received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate. Unless otherwise noted on the Mortgage Loan Schedule, the
Mortgagor represented at the time of origination of the Mortgage Loan that the
Mortgagor would occupy the Mortgaged Property as the Mortgagor's primary residence;

          (x) No Additional Collateral. The Mortgage Note is not and has not
been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (j) above;

          (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the
Mortgage (or in the case of a substitution of trustee, is named in a properly recorded substitution of trustee), and no fees or expenses are or will become payable by the Purchaser, the Custodian or the Interim Servicer to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

          (z) Acceptable Investment. There are no circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor, the
Mortgage File or the Mortgagor's credit standing that can reasonably be expected to cause private institutional investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan, or cause the
Mortgage Loan to prepay during any period materially faster or slower than the mortgage loans originated by the Seller generally. No Mortgaged Property is located in a state, city, county or other local jurisdiction which the Purchaser has determined in its sole good faith discretion would cause the related
Mortgage Loan to be ineligible for whole loan sale or securitization in a transaction consistent with the prevailing sale and securitization industry
(including, without limitation, the practice of the rating agencies) with respect to substantially similar mortgage loans;

          (aa) Delivery of Mortgage Documents. The Mortgage Note, the Mortgage,
the Assignment of Mortgage and any other documents required to be delivered under this Agreement for each Mortgage Loan have been delivered to the
Custodian. The Seller is in possession of a complete, true and accurate Mortgage
File in compliance with Exhibit A hereto, except for such documents the originals of which have been delivered to the Custodian, and the Seller has retained copies thereof;

          (bb) Condominiums/Planned Unit Developments. If the Mortgaged Property
is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project is (i) acceptable to Fannie Mae or Freddie Mac or (ii) located in a condominium or planned unit development project which has received project approval from
Fannie Mae or Freddie Mac. The representations and warranties required by Fannie
Mae with respect to such condominium or planned unit development have been satisfied and remain true and correct;

                                      -32-

          (cc) Transfer of Mortgage Loans. Except with respect to MERS
Designated Mortgage Loans, the Assignment of Mortgage with respect to each
Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

          (dd) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the
Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the
Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder;

          (ee) No Balloon Mortgage Loans. The Mortgage Loan is not a Balloon
Mortgage Loan unless specifically listed on the Mortgage Loan Schedule;

          (ff) No Buydown Provisions; No Graduated Payments or Contingent
Interests. The Mortgage Loan does not contain provisions pursuant to which
Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the
Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The
Mortgage Loan is not a graduated payment mortgage loan, and the Mortgage Loan does not have a shared appreciation or other contingent interest feature. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and the Seller has not
financed nor does it own directly or indirectly, any equity of any form in the
Mortgaged Property or the Mortgagor;

          (gg) Consolidation of Future Advances. Any future advances made to the
Mortgagor prior to the applicable Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term.
The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first or second, as applicable, lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence acceptable to Fannie Mae and
Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

          (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. There
is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado, hurricane or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair. There have not been any condemnation proceedings with respect to the Mortgaged Property and the Seller has no knowledge of any such proceedings in the future;

          (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments.
The origination, servicing and collection practices with respect to the Mortgage
Loan have been in all

                                      -33-

respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments (other than with respect to Second Lien
Loans for which the mortgagee under the prior mortgage lien is collecting Escrow
Payments), all such payments are in the possession of Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. Each Mortgage Loan is covered by a paid in full, life of loan, tax service contract that has been assigned without penalty, premium or cost to the Purchaser. All Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related
Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest
Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest
Rate Adjustment Date. If, pursuant to the terms of the Mortgage Note, another index was selected for determining the Mortgage Interest Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related
Mortgage Note. Any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments have been delivered. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

          (jj) Mortgage Loan Attributes: The Mortgage Loan has the
characteristics set forth on Exhibit B to the related Assignment and Conveyance
Agreement;

          (kk) Other Insurance Policies; No Defense to Coverage. No action, inaction or event has occurred and no state of facts exists or has existed on or prior to the Closing Date that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable primary mortgage insurance policy, hazard insurance policy or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured), irrespective of the cause of such failure of coverage. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or by any officer, director, or employee of the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

          (ll) No Violation of Environmental Laws. The Mortgaged Property is
free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation.
There is no pending action or proceeding directly involving the Mortgaged
Property in which compliance with any environmental law, rule or regulation is an issue; and nothing further remains to be done to satisfy in full all requirements of

                                      -34-

each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

          (mm) Servicemembers' Civil Relief Act. The Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers' Civil Relief Act of 2003, as amended, or any similar state statute;

          (nn) Appraisal. The Seller has delivered to the Purchaser an appraisal of the Mortgaged Property signed prior to the approval of the Mortgage application by an appraiser qualified under Fannie Mae and Freddie Mac guidelines who (i) is licensed in the state where the Mortgaged Property is located, (ii) has no interest, direct or indirect, in the Mortgaged Property or in any Loan or the security therefor, and (iii) does not receive compensation that is affected by the approval or disapproval of the Mortgage Loan. The appraisal shall have been made within one hundred eighty (180) days of the origination of the Mortgage Loan and shall be completed in compliance with the
Uniform Standards of Professional Appraisal Practice, and all applicable Federal and state laws and regulations. If the appraisal was made more than one hundred twenty (120) days before the origination of the Mortgage Loan, the Seller shall have received and delivered to the Purchaser a recertification of the appraisal;

          (oo) Disclosure Materials. The Mortgagor has, to the extent required by applicable law, executed a statement to the effect that the Mortgagor has, received all disclosure materials required by applicable law and the Seller has complied with all applicable law with respect to the making of the Mortgage
Loans. The Seller shall cause the Interim Servicer to maintain such statement in the Mortgage File;

          (pp) Construction or Rehabilitation of Mortgaged Property. The
Mortgage Loan was not made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged
Property;

          (qq) No Defense to Insurance Coverage. No action has been taken or failed to be taken, no event has occurred and no state of facts exists or has existed on or prior to the Closing Date (whether or not known to the Seller on or prior to such date) which has resulted or will result in an exclusion from, denial of, or defense to coverage under any primary mortgage insurance
(including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Seller, the related Mortgagor or any party involved in the application for such coverage, including the appraisal, plans and specifications and other exhibits or documents submitted therewith to the insurer under such insurance policy, or for any other reason under such coverage, but not including the failure of such insurer to pay by reason of such insurer's breach of such insurance policy or such insurer's financial inability to pay. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

                                      -35-

          (rr) Qualified Mortgage. The Mortgage Loan is a qualified mortgage under Section 860G(a)(3) of the Code;

          (ss) Credit Information. As to each consumer report (as defined in the
Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Seller to the Purchaser, that Seller has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded by the terms of the Mortgage Loan Documents from furnishing the same to any subsequent or prospective purchaser of such Mortgage. The Seller shall hold the Purchaser harmless from any and all damages, losses, costs and expenses (including attorney's fees) arising from disclosure of credit information in connection with the Purchaser's secondary marketing operations and the purchase and sale of mortgages. The Seller has in its capacity as servicer, for each Mortgage Loan, fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union
Credit Information Company (three of the credit repositories), on a monthly basis. This representation is a Deemed Material Breach Representation;

          (tt) Leaseholds. If the Mortgage Loan is secured by a long-term residential lease, (1) the lessor under the lease holds a fee simple interest in the land; (2) the terms of such lease expressly permit the mortgaging of the leasehold estate, the assignment of the lease without the lessor's consent and the acquisition by the holder of the Mortgage of the rights of the lessee upon foreclosure or assignment in lieu of foreclosure or provide the holder of the
Mortgage with substantially similar protections; (3) the terms of such lease do not (a) allow the termination thereof upon the lessee's default without the holder of the Mortgage being entitled to receive written notice of, and opportunity to cure, such default, (b) allow the termination of the lease in the event of damage or destruction as long as the Mortgage is in existence, (c)
prohibit the holder of the Mortgage from being insured (or receiving proceeds of insurance) under the hazard insurance policy or policies relating to the
Mortgaged Property or (d) permit any increase in rent other than pre-established increases set forth in the lease; (4) the original term of such lease is not less than 15 years; (5) the term of such lease does not terminate earlier than five years after the maturity date of the Mortgage Note; and (6) the Mortgaged
Property is located in a jurisdiction in which the use of leasehold estates in transferring ownership in residential properties is a widely accepted practice;

          (uu) Prepayment Penalty. The Mortgage Loan is subject to a prepayment penalty as provided in the related Mortgage Note except as set forth on Exhibit
B to each related Assignment and Conveyance Agreement. With respect to each
Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable and will be enforced by the Seller for the benefit of the
Purchaser, and each prepayment penalty is permitted pursuant to federal, state and local law. Each such prepayment penalty is in an amount equal to the maximum amount permitted under applicable law and no such prepayment penalty may provide for a term in excess of five (5) years with respect to Mortgage Loans originated prior to October, 1, 2002. With respect to Mortgage Loans originated on or after
October 1, 2002, the duration of the prepayment period shall not exceed three
(3) years from the date of the Mortgage Note unless the Mortgage Loan was modified to reduce the prepayment period to no more than three (3) years from the date of such Mortgage Note and the Mortgagor was notified in writing of such reduction

                                      -36-

in prepayment period. With respect to any Mortgage Loan that contains a provision permitting imposition of a prepayment penalty upon a prepayment prior to maturity: (i) the Mortgage Loan provides some benefit to the Mortgagor (e.g., a rate or fee reduction) in exchange for accepting such prepayment penalty, (ii)
prior to the Mortgage Loan origination, the Mortgagor was offered the option of obtaining a mortgage loan that did not require payment of such a penalty and
(iii) the prepayment penalty was adequately disclosed to the Mortgagor in the loan documents pursuant to applicable state, local and federal law. This representation is a Deemed Material Breach Representation;

          (vv) Assumability. With respect to each Adjustable Rate Mortgage Loan, the Mortgage Loan Documents provide that after the related first Interest Rate
Adjustment Date, a related Mortgage Loan may only be assumed if the party assuming such Mortgage Loan meets certain credit requirements stated in the
Mortgage Loan Documents;

          (ww) Conversion to Fixed Interest Rate. With respect to Adjustable
Rate Mortgage Loans, the Mortgage Loan is not a Convertible Mortgage Loan;

          (xx) Escrow Analysis. With respect to each Mortgage, the Seller has within the last twelve months (unless such Mortgage was originated within such twelve month period) analyzed the required Escrow Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

          (yy) Predatory Lending Regulations. No Mortgage Loan is a High Cost
Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after
October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending
Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law. The Mortgaged Property is not located in a jurisdiction where a breach of this representation with respect to the related Mortgage Loan may result in additional assignee liability to the Purchaser, as determined by Purchaser in its reasonable discretion. This representation is a Deemed Material Breach
Representation;

          (zz) Single-premium credit life insurance policy. No Mortgagor was required to purchase any single-premium credit insurance policy (e.g., life, disability, accident, unemployment or property insurance policy) or debt cancellation agreement as a condition of obtaining the extension of credit. No
Mortgagor obtained a prepaid single premium credit insurance policy (e.g., life, disability, accident, unemployment or property insurance policy) in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies or debt cancellation agreements as part of the origination of, or as a condition to closing, such Mortgage Loan. This representation is a Deemed Material Breach
Representation;

          (aaa) Regarding the Mortgagor. The Mortgagor is one or more natural persons and/or trustees for an Illinois land trust or a trustee under a "living trust" and such "living trust" is in compliance with Fannie Mae guidelines for such trusts;

                                      -37-

          (bbb) Insurance. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser;

          (ccc) Simple Interest Mortgage Loans. The Mortgage Loan is not a
simple interest Mortgage Loan;

          (ddd) Flood Certification Contract. The Mortgage Loan is covered by a paid in full, life of loan, transferable flood certification contract that has been assigned without penalty, cost or premium to the Purchaser;

          (eee) Consent. Either (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File;

          (fff) Origination Date. Unless otherwise noted on the related Mortgage
Loan Schedule, the date of origination of the Mortgage Loan shall be no earlier than three (3) months prior to the date such Mortgage Loan is first purchased by the Purchaser;

          (ggg) No Exception. The Custodian has not noted any material exceptions on an Exception Report (as defined in the Custodial Agreement) with respect to the Mortgage Loan which would materially adversely affect the
Mortgage Loan or the Purchaser's ownership of the Mortgage Loan, unless consented to by the Purchaser;

          (hhh) Mortgage Submitted for Recordation. The Mortgage either has been or will promptly be submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located;

          (iii) Endorsements. The Mortgage Note has been endorsed by Seller for its own account and not as a fiduciary, trustee, trustor or beneficiary under a trust agreement;

          (jjj) Accuracy of Information. All information provided to the
Purchaser by the Seller with respect to the Mortgage Loan is accurate in all material respects;

          (kkk) Mortgagor Bankruptcy. On or prior to the date 60 days after the related Closing Date, the Mortgagor has not filed or will not file a bankruptcy petition or has not become the subject or will not become the subject of involuntary bankruptcy proceedings or has not consented to or will not consent to the filing of a bankruptcy proceeding against it or to a receiver being appointed in respect of the related Mortgaged Property;

          (lll) No Construction Loans. No Mortgage Loan was made in connection with (a) facilitating the trade-in or exchange of a Mortgaged Property or (b)
the construction or rehabilitation of a Mortgaged Property, unless the Mortgage
Loan is a construction-to-permanent mortgage loan listed on the Mortgage Loan
Schedule which has been fully disbursed, all construction work is complete and a completion certificate has been issued;

                                      -38-

          (mmm) No Equity Participation. No document relating to the Mortgage
Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the
Mortgaged Property or the Mortgagor and Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the
Mortgagor;

          (nnn) Proceeds of Mortgage Loan. The proceeds of the Mortgage Loan have not been and shall not be used to satisfy, in whole or in part, any debt owed or owing by the Mortgagor to Seller or any Affiliate or correspondent thereof unless such debt was originated more than 24 months prior to the origination of such Mortgage Loan;

          (ooo) No Arbitration. No Mortgagor with respect to any Mortgage Loan originated on or after August 1, 2004 agreed to submit to arbitration to resolve any dispute arising out of or relating in any way to the mortgage loan transaction This representation is a Deemed Material Breach Representation;

          (ppp) Origination Practices/No Steering. The Mortgagor was not
encouraged or required to select a Mortgage Loan product offered by the Mortgage
Loan's originator which is a higher cost product designed for less creditworthy borrowers, unless at the time of the Mortgage Loan's origination, such Mortgagor did not qualify taking into account such facts as, without limitation, the
Mortgage Loan's requirements and the Mortgagor's credit history, income, assets and liabilities and debt-to-income ratios for a lower-cost credit product then offered by the Mortgage Loan's originator or any affiliate of the Mortgage
Loan's originator. If, at the time of loan application, the Mortgagor may have qualified for a lower-cost credit product then offered by any mortgage lending affiliate of the Mortgage Loan's originator, the Mortgage Loan's originator referred the Mortgagor's application to such affiliate for underwriting consideration. For a Mortgagor who seeks financing through a Mortgage Loan originator's higher-priced subprime lending channel, the Mortgagor was directed towards or offered the Mortgage Loan originator's standard mortgage line if the
Mortgagor was able to qualify for one of the standard products. This representation is a Deemed Material Breach Representation;

          (qqq) Underwriting Methodology. The methodology used in underwriting the extension of credit for each Mortgage Loan does not rely solely on the extent of the Mortgagor's equity in the collateral as the principal determining factor in approving such extension of credit. The methodology employed objective criteria such as the Mortgagor's income, assets and liabilities, to the proposed mortgage payment and, based on such methodology, the Mortgage Loan's originator made a reasonable determination that at the time of origination the Mortgagor had the ability to make timely payments on the Mortgage Loan. Such underwriting methodology confirmed that at the time of origination (application/approval) the
Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan.
This representation is a Deemed Material Breach Representation;

          (rrr) Points and Fees. No Mortgagor was charged "points and fees"
(whether or not financed) in an amount greater than (i) $1,000, or (ii) 5% of the principal amount of such Mortgage Loan, whichever is greater. For purposes of this representation, such 5% limitation is calculated in accordance with
Fannie Mae's anti-predatory lending requirements as set forth in

                                      -39-

the Fannie Mae Guides and "points and fees" (x) include origination, underwriting, broker and finder fees and charges that the mortgagee imposed as a condition of making the Mortgage Loan, whether they are paid to the mortgagee or a third party; and (y) exclude bona fide discount points, fees paid for actual services rendered in connection with the origination of the Mortgage Loan (such as attorneys' fees, notaries fees and fees paid for property appraisals, credit reports, surveys, title examinations and extracts, flood and tax certifications, and home inspections), the cost of mortgage insurance or credit-risk price adjustments, the costs of title, hazard, and flood insurance policies, state and local transfer taxes or fees, escrow deposits for the future payment of taxes and insurance premiums, and other miscellaneous fees and charges which miscellaneous fees and charges, in total, do not exceed 0.25% of the principal amount of such Mortgage Loan. This representation is a Deemed Material Breach
Representation;

          (sss) Fees Charges. All fees and charges (including finance charges)
and whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan has been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. This representation is a Deemed Material Breach
Representation; and

          (ttt) Second Lien Mortgage Loans. With respect to each Second Lien
Loan: (1) the related First Lien Loan does not permit negative amortization; (2)
where required or customary in the jurisdiction in which the Mortgaged Property is located, the original lender has filed for record a request for notice of any action by the related senior lienholder, and the Seller has notified such second lienholder in writing of the existence of the Second Lien Loan and requested notification of any action to be taken against the Mortgagor by such senior lienholder; either (a) no consent for the Second Lien Loan is required by the holder of the related First Lien Loan or (b) such consent has been obtained and is contained in the related Mortgage File; (3) to the best of Seller's knowledge, the related First Lien Loan is in full force and effect, and there is no default, lien, breach, violation or event which would permit acceleration existing under such First Lien Loan or Mortgage Note, and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration under such First Lien Loan; (4) the related first lien
Mortgage contains a provision which provides for giving notice of default or breach to the mortgagee under the Mortgage Loan and allows such mortgagee to cure any default under the related First Lien Mortgage; and (5) the related
Mortgaged Property is the Mortgagor's principal residence. This representation is a Deemed Material Breach Representation.

          Subsection 9.03. Remedies for Breach of Representations and
Warranties.

          It is understood and agreed that the representations and warranties set forth in Subsections 9.01 and 9.02 shall survive the sale of the Mortgage
Loans to the Purchaser and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or
Assignment of Mortgage or the examination or failure to examine any Mortgage
File. Upon discovery by either the Seller or the Purchaser of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other.

                                      -40-

          Within 60 days of the earlier of either discovery by or notice to the
Seller of any breach of a representation or warranty which materially and adversely affects the value of the Mortgage Loans or the interest of the
Purchaser therein (or which materially and adversely affects the value of the applicable Mortgage Loan or the interest of the Purchaser therein in the case of a representation and warranty relating to a particular Mortgage Loan), the
Seller shall use its best efforts promptly to cure such breach in all material respects and, if such breach cannot be cured, the Seller shall, at the
Purchaser's option, repurchase such Mortgage Loan at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase. Notwithstanding the above sentence, (i) within 60 days of the earlier of either discovery by, or notice to, the Seller of any breach of the representation and warranty set forth in clause (rr) of Subsection 9.02, the
Seller shall repurchase such Mortgage Loan at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase and
(ii) any breach of a Deemed Material Breach Representation shall automatically be deemed to materially and adversely affect the value of the Mortgage Loan and the interest of the Purchaser therein. In the event that a breach shall involve any representation or warranty set forth in Subsection 9.01, and (except as provided in the preceding sentence with respect to certain breaches for which no cure is permitted) such breach cannot be cured within 60 days of the earlier of either discovery by or notice to the Seller of such breach, all of the Mortgage
Loans shall, at the Purchaser's option, be repurchased by the Seller at the
Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase. However, if the breach shall involve a representation or warranty set forth in Subsection 9.02 (other than the representation and warranty set forth in clause (rr) of such Subsection) or any Deemed Material
Breach Representation) and the Seller discovers or receives notice of any such breach within 120 days of the related Closing Date, the Seller shall, at the
Purchaser's option and provided that the Seller has a Qualified Substitute
Mortgage Loan, rather than repurchase the Mortgage Loan as provided above, remove such Mortgage Loan (a "Deleted Mortgage Loan") and substitute in its place a Qualified Substitute Mortgage Loan or Loans, provided that any such substitution shall be effected not later than 120 days after the related Closing
Date. If the Seller has no Qualified Substitute Mortgage Loan, it shall repurchase the deficient Mortgage Loan. Any repurchase of a Mortgage Loan or
Loans pursuant to the foregoing provisions of this Subsection 9.03 shall be accomplished by either (a) if the Interim Servicing Agreement has been entered into and is in effect, deposit in the Custodial Account of the amount of the
Repurchase Price for distribution to the Purchaser on the next scheduled
Remittance Date, after deducting therefrom any amount received in respect of such repurchased Mortgage Loan or Loans and being held in the Custodial Account for future distribution or (b) if the Interim Servicing Agreement has not been entered into or is no longer in effect, by direct remittance of the Repurchase
Price to the Purchaser or its designee in accordance with the Purchaser's instructions.

          At the time of repurchase or substitution, the Purchaser and the
Seller shall arrange for the reassignment of the Deleted Mortgage Loan to the
Seller and the delivery to the Seller of any documents held by the Custodian relating to the Deleted Mortgage Loan. In the event of a repurchase or substitution, the Seller shall, simultaneously with such reassignment, give written notice to the Purchaser that such repurchase or substitution has taken place, amend the Mortgage Loan Schedule to reflect the withdrawal of the Deleted
Mortgage Loan from this Agreement, and, in the case of substitution, identify a
Qualified Substitute Mortgage Loan and amend the Mortgage Loan Schedule to reflect the addition of such Qualified Substitute Mortgage

                                      -41-

Loan to this Agreement. In connection with any such substitution, the Seller shall be deemed to have made as to such Qualified Substitute Mortgage Loan the representations and warranties set forth in this Agreement except that all such representations and warranties set forth in this Agreement shall be deemed made as of the date of such substitution. The Seller shall effect such substitution by delivering to the Custodian or to such other party as the Purchaser may designate in writing for such Qualified Substitute Mortgage Loan the documents required by Subsection 6.03, with the Mortgage Note endorsed as required by
Subsection 6.03. No substitution will be made in any calendar month after the
Determination Date for such month. The Seller shall cause the Interim Servicer to remit directly to the Purchaser, or its designee in accordance with the
Purchaser's instructions the Monthly Payment less the Servicing Fee due, if any, on such Qualified Substitute Mortgage Loan or Loans in the month following the date of such substitution. Monthly Payments due with respect to Qualified
Substitute Mortgage Loans in the month of substitution shall be retained by the
Seller. For the month of substitution, distributions to the Purchaser shall include the Monthly Payment due on any Deleted Mortgage Loan in the month of substitution, and the Seller shall thereafter be entitled to retain all amounts subsequently received by the Seller in respect of such Deleted Mortgage Loan.

          For any month in which the Seller substitutes a Qualified Substitute
Mortgage Loan for a Deleted Mortgage Loan, the Seller shall determine the amount
(if any) by which the aggregate principal balance of all Qualified Substitute
Mortgage Loans as of the date of substitution is less than the aggregate Stated
Principal Balance of all Deleted Mortgage Loans (after application of scheduled principal payments due in the month of substitution). The amount of such shortfall shall be distributed by the Seller directly to the Purchaser or its designee in accordance with the Purchaser's instructions within two (2) Business
Days of such substitution.

          In addition to such repurchase or substitution obligation, the Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents and hold such parties harmless against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of any representation or warranty contained in this Agreement or any
Reconstitution Agreement. It is understood and agreed that the obligations of the Seller set forth in this Subsection 9.03 to cure, substitute for or repurchase a defective Mortgage Loan and to indemnify the Purchaser and
Successor Servicer as provided in this Subsection 9.03 and Subsection 14.01 constitute the sole remedies of the Purchaser and Successor Servicer respecting a breach of the foregoing representations and warranties. For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the
Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

          Any cause of action against the Seller relating to or arising out of the breach of any representations and warranties made in Subsections 9.01 and
9.02 shall accrue as to any Mortgage Loan upon (i) discovery of such breach by the Purchaser or notice thereof by the Seller to the Purchaser, (ii) failure by the Seller to cure such breach or repurchase such Mortgage Loan

                                      -42-

as specified above, and (iii) demand upon the Seller by the Purchaser for compliance with this Agreement.

          Subsection 9.04. Repurchase of Mortgage Loans That Prepay in Full.

          If any Mortgage Loan is prepaid within ninety (90) days from and after the related Closing Date, the Seller shall pay to the Purchaser, within three
(3) business days of such prepayment in full, an amount equal to the Premium
Percentage multiplied by the outstanding principal balance of such Mortgage Loan as of the date of such prepayment in full.

          Subsection 9.05. Repurchase of Mortgage Loans with First Payment
Defaults.

          (a) If the related Mortgagor is delinquent with respect to the
Mortgage Loan's first Monthly Payment after origination of such Mortgage Loan, the Seller, at the Purchaser's option exercised in its sole discretion, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the percentage of par as stated in the related Purchase Price and Terms Agreement
(subject to adjustment as provided therein) multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such Mortgage Loan.

          (b) If the related Mortgagor is delinquent with respect to the
Mortgage Loan's Monthly Payment due in the month in which the related Closing
Date occurs or the Monthly Payment due in the first calendar month following the month in which the related Closing Date occurs, in each case on its due date or within the grace period, all in accordance with the terms of the related
Mortgage Note, the Seller, at the Purchaser's option exercised in its sole discretion, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the percentage of par as stated in the related Purchase Price and Terms
Agreement (subject to adjustment as provided therein) multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such Mortgage Loan.

          Subsection 9.06. Purchaser's Right to Review.

          From the related Closing Date until ninety (90) days after such
Closing Date, the Purchaser shall have the right to review each Mortgage File and Credit File, to conduct property inspections, obtain appraisal recertifications, drive-by appraisals, brokers price opinions and otherwise to underwrite the Mortgage Loans and to reject any Mortgage Loan which in the
Purchaser's sole opinion is an unacceptable investment. In the event that the
Purchaser so rejects any Mortgage Loan, the Seller shall, no later than five (5)
Business Days following receipt of notice of such rejection, repurchase the rejected Mortgage Loan in the manner prescribed in Subsection 9.03 hereof at the
Purchase Price, together with accrued and unpaid interest at the Mortgage
Interest Rate through the date of repurchase. Any rejected Mortgage Loan shall be removed from the terms of this Agreement.

                                      -43-

          All rights of the Purchaser under this Subsection 9.06 shall terminate upon the transfer of any Mortgage Loan to any other Purchaser.

          Notwithstanding the foregoing, the fact that the Purchaser or its designee has conducted or failed to conduct the review/due diligence procedures specified above or any other partial or complete examination of the Mortgage
Files or Credit Files shall not impair in any way the Purchaser's or any of its successors' rights to demand repurchase, substitution or any other remedy provided under this Agreement.

          SECTION 10. Closing.

          The closing for the purchase and sale of each Mortgage Loan Package shall take place on the related Closing Date. At the Purchaser's option, the
Closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

          The closing for the Mortgage Loans to be purchased on each Closing
Date shall be subject to each of the following conditions:

          (a)  at least two Business Days prior to the related Closing Date, the
               Seller shall deliver to the Purchaser, in electronic format acceptable to the Purchaser in its sole discretion, a listing on a loan-level basis of the necessary information to compute the
               Purchase Price of the Mortgage Loans delivered on the Closing
               Date (including accrued interest), and prepare a Mortgage Loan
               Schedule;

          (b)  all of the representations and warranties of the Seller under this Agreement and of the Interim Servicer under the Interim
               Servicing Agreement (with respect to each Mortgage Loan for an interim period, as specified therein) shall be true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement or an Event of Default under the
               Interim Servicing Agreement;

          (c)  the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all closing documents as specified in Section 11 of this Agreement, in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

          (d)  the Seller shall have delivered and released to the Custodian all documents required pursuant to this Agreement; and

          (e)  all other terms and conditions of this Agreement and the related
               Purchase Price and Terms Agreement shall have been complied with.

          Subject to the foregoing conditions, the Purchaser shall pay to the
Seller on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 4 of this

                                      -44-

Agreement, by wire transfer of immediately available funds to the account designated by the Seller.

          SECTION 11. Closing Documents.

          The Closing Documents for the Mortgage Loans to be purchased on each
Closing Date shall consist of fully executed originals of the following documents:

          1.   this Agreement (to be executed and delivered only for the initial
               Closing Date);

          2.   the Interim Servicing Agreement, dated as of the initial Cut-off
               Date, in the form of Exhibit B hereto (to be executed and
               delivered only for the initial Closing Date);

          3.   with respect to the initial Closing Date, the Custodial
               Agreement, dated as of the initial Cut-off Date;

          4.   the related Mortgage Loan Schedule, segregated by Mortgage Loan
               Package, one copy to be attached hereto, one copy to be attached to the Custodian's counterpart of the Custodial Agreement, and one copy to be attached to the related Assignment and Conveyance as the Mortgage Loan Schedule thereto;

          5.   a Custodian's Certification, as required under the Custodial
               Agreement, in the form of Exhibit G-1 to the Custodial Agreement;

          6.   with respect to the initial Closing Date, a Custodial Account
               Letter Agreement or a Custodial Account Certification, as
               applicable, as required under the Interim Servicing Agreement;

          7.   with respect to the initial Closing Date, an Escrow Account
               Letter Agreement or an Escrow Account Certification, as
               applicable, as required under the Interim Servicing Agreement;

          8.   with respect to the initial Closing Date, an Officer's
               Certificate, in the form of Exhibit C hereto with respect to each of the Seller and the Interim Servicer, including all attachments hereto; with respect to subsequent Closing Dates, an Officer's
               Certificate upon request of the Purchaser;

          9.   with respect to the initial Closing Date, an Opinion of Counsel of each of the Seller and the Interim Servicer (who may be an employee of the Seller or the Interim Servicer, as applicable), in the form of Exhibit D hereto ("Opinion of Counsel of the
               Seller"); with respect to subsequent Closing Dates, an Opinion of
               Counsel of the Seller upon request of the Purchaser;

                                      -45-

          10.  with respect to the initial Closing Date, an Opinion of Counsel of the Custodian (who may be an employee of the Custodian), in the form of an exhibit to the Custodial Agreement;

          11.  a Security Release Certification, in the form of Exhibit E or F, as applicable, hereto executed by any person, as requested by the
               Purchaser, if any of the Mortgage Loans have at any time been subject to any security interest, pledge or hypothecation for the benefit of such person;

          12.  a certificate or other evidence of merger or change of name, signed or stamped by the applicable regulatory authority, if any of the Mortgage Loans were acquired by the Seller by merger or acquired or originated by the Seller while conducting business under a name other than its present name, if applicable;

          13.  with respect to the initial Closing Date, the Underwriting
               Guidelines to be attached to the related Assignment and
               Conveyance as Exhibit C;

          14.  Assignment and Conveyance Agreement in the form of Exhibit H hereto;

          15.  Exhibit B to the related Assignment and Conveyance Agreement; and

          16.  a MERS Report reflecting the Purchaser as Investor and no Person as Interim Funder for each MERS Designated Mortgage Loan.

          The Seller shall bear the risk of loss of the closing documents until such time as they are received by the Purchaser or its attorneys.

          SECTION 12. Costs.

          The Purchaser shall pay any commissions due its salesmen and the legal fees and expenses of its attorneys and custodial fees. All other costs and expenses incurred in connection with the transfer and delivery of the Mortgage
Loans and the Servicing Rights including recording fees, fees for title policy endorsements and continuations, fees for recording Assignments of Mortgage, and the Seller's attorney's fees, shall be paid by the Seller.

          SECTION 13. Cooperation of Seller with a Reconstitution.

          The Seller and the Purchaser agree that with respect to some or all of the Mortgage Loans, after each Closing Date, on one or more dates (each, a
"Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a Reconstitution of some or all of the Mortgage Loans then subject to this
Agreement, without recourse, to:

               a)   Fannie Mae under its Cash Purchase Program or MBS Program
                    (Special Servicing Option) (each, a "Fannie Mae Transfer");
                    or

               b)   Freddie Mac (the "Freddie Mac Transfer"); or

                                      -46-

               c)   one or more third party purchasers in one or more Whole Loan
                    Transfers; or

               d)   one or more trusts or other entities to be formed as part of one or more Securitization Transactions.

          The Seller agrees to execute in connection with any Agency Transfer, any and all reasonably acceptable pool purchase contracts, and/or agreements among the Purchaser, the Seller, Fannie Mae or Freddie Mac (as the case may be)
and any servicer in connection with a Whole Loan Transfer, a seller's warranties and servicing agreement or a participation and servicing agreement in form and substance reasonably acceptable to the parties, and in connection with a
Securitization Transaction, a pooling and servicing agreement in form and substance reasonably acceptable to the parties or an Assignment and Recognition
Agreement substantially in the form attached hereto as Exhibit J (collectively, the agreements referred to herein are designated, the "Reconstitution
Agreements"), together with an opinion of counsel with respect to such
Reconstitution Agreements.

          With respect to each Whole Loan Transfer and each Securitization
Transaction entered into by the Purchaser, the Seller agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser; (3) to restate the representations and warranties set forth in this Agreement and the Interim
Servicing Agreement as of the related Reconstitution Date or make the representations and warranties set forth in the related selling/servicing guide of the servicer or issuer, as the case may be, or such representations or warranties as may be required by any Rating Agency or prospective purchaser of the related securities or such Mortgage Loans, in connection with such
Reconstitution. The Seller shall provide to such servicer or issuer, as the case may be, and any other participants or purchasers in such Reconstitution: (i) any and all information and appropriate verification of information which may be reasonably available to the Seller or its affiliates, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request; and (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Seller or the Interim Servicer as are reasonably believed necessary by the Purchaser or any such other participant;
and (iii) to execute, deliver and satisfy all conditions set forth in any indemnity agreement required by the Purchaser or any such participant, including, without limitation, an Indemnification and Contribution Agreement in substantially the form attached hereto as Exhibit K. Moreover, the Seller agrees to cooperate with all reasonable requests made by the Purchaser to effect such
Reconstitution Agreements. The Seller shall indemnify the Purchaser, each affiliate of the Purchaser participating in the Reconstitution and each Person who controls the Purchaser or such affiliate and their respective present and former directors, officers, employees and agents, and hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that each of them may sustain in any way related to any information provided by or on behalf of the Seller regarding the Seller, the Seller's servicing practices or performance, the Mortgage Loans or the Underwriting
Guidelines set forth in any offering document prepared in connection with any
Reconstitution. For purposes of the previous sentence, "Purchaser" shall mean the Person

                                      -47-

then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement.

          In the event the Purchaser has elected to have the Interim Servicer or the Seller hold record title to the Mortgages, prior to the Reconstitution Date, the Interim Servicer or the Seller shall prepare an assignment of mortgage in blank or to the prospective purchaser or trustee, as applicable, from the
Interim Servicer or the Seller, as applicable, acceptable to the prospective purchaser or trustee, as applicable, for each Mortgage Loan that is part of the
Reconstitution and shall pay all preparation and recording costs associated therewith. In connection with the Reconstitution, the Interim Servicer shall execute or shall cause the Seller to execute each Assignment of Mortgage (except with respect to each MERS Designated Mortgage Loan), track such Assignments of
Mortgage to ensure they have been recorded and deliver them as required by the prospective purchaser or trustee, as applicable, upon the Interim Servicer's receipt thereof. Additionally, the Interim Servicer shall prepare and execute or shall cause the Seller to execute, at the direction of the Purchaser, any note endorsement in connection with any and all seller/servicer agreements.

          All Mortgage Loans not sold or transferred pursuant to a
Reconstitution shall remain subject to this Agreement and, if the Interim
Servicing Agreement shall remain in effect with respect to the related Mortgage
Loan Package, shall continue to be serviced in accordance with the terms of this
Agreement and the Interim Servicing Agreement and with respect thereto this
Agreement shall remain in full force and effect.

          SECTION 14. The Seller.

          Subsection 14.01. Additional Indemnification by the Seller; Third
Party Claims.

          (a) The Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents, and hold such parties harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees (including legal fees incurred in connection with the enforcement of the Seller's indemnification obligation under this Section 14.01)
and related costs, judgments, and any other costs, fees and expenses that such parties may sustain in any way related to the failure of the Seller to perform its duties and the Interim Servicer to service the Mortgage Loans in strict compliance with the terms of this Agreement or any Reconstitution Agreement entered into pursuant to Section 13 or any breach of any of Seller's representations, warranties and covenants set forth in this Agreement (provided that such costs shall not include any lost profits). For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the
Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

          (b) Promptly after receipt by an indemnified party under this Section
14.01 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 14.01, notify the

                                      -48-

indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party under this Section
14.01, except to the extent that it has been prejudiced in any material respect, or from any liability which it may have, otherwise than under this Section
14.01. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party;
provided that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party or parties shall have reasonably concluded that there may be legal defenses available to it or them and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party for expenses incurred by the indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with one local counsel, if applicable)), (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party; and except that, if clause (i) or (iii) is applicable, such liability shall be only in respect of the counsel referred to in such clause (i)
or (iii).

          Subsection 14.02. Merger or Consolidation of the Seller.

          The Seller will keep in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

          Any Person into which the Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the
Seller shall be a party, or any Person succeeding to the business of the Seller, shall be the successor of the Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall have a net worth of at least $30,000,000.

                                      -49-

          SECTION 15. Financial Statements.

          The Seller understands that in connection with the Purchaser's marketing of the Mortgage Loans, the Purchaser shall make available to prospective purchasers audited financial statements of the Seller for the most recently completed three fiscal years respecting which such statements are available, as well as a Consolidated Statement of Condition of the Seller at the
end of the last two fiscal years covered by such Consolidated Statement of
Operations. The Seller shall also make available any comparable interim statements to the extent any such statements have been prepared by the Seller
(and are available upon request to members or stockholders of the Seller or the public at large). The Seller, if it has not already done so, agrees to furnish promptly to the Purchaser copies of the statements specified above. The Seller shall also make available information on its servicing performance with respect to loans serviced for others, including delinquency ratios.

          The Seller also agrees to allow reasonable access to a knowledgeable financial or accounting officer for the purpose of answering questions asked by any prospective purchaser regarding recent developments affecting the Seller or the financial statements of the Seller.

          SECTION 16. Mandatory Delivery; Grant of Security Interest.

          The sale and delivery on the related Closing Date of the Mortgage
Loans described on the related Mortgage Loan Schedule is mandatory from and after the date of the execution of the related Purchase Price and Terms
Agreement, it being specifically understood and agreed that each Mortgage Loan is unique and identifiable on the date hereof and that an award of money damages would be insufficient to compensate the Purchaser for the losses and damages incurred by the Purchaser (including damages to prospective purchasers of the
Mortgage Loans) in the event of the Seller's failure to deliver (i) each of the related Mortgage Loans or (ii) one or more Qualified Substitute Mortgage Loans or (iii) one or more Mortgage Loans otherwise acceptable to the Purchaser on or before the related Closing Date. The Seller hereby grants to the Purchaser a lien on and a continuing security interest in each Mortgage Loan and each document and instrument evidencing each such Mortgage Loan to secure the performance by the Seller of its obligations under the related Purchase Price and Terms Agreement, and the Seller agrees that it shall hold such Mortgage
Loans in custody for the Purchaser subject to the Purchaser's (i) right to reject any Mortgage Loan (or Qualified Substitute Mortgage Loan) under the terms of this Agreement and to require another Mortgage Loan (or Qualified Substitute
Mortgage Loan) to be substituted therefor, and (ii) obligation to pay the
Purchase Price for the Mortgage Loans. All rights and remedies of the Purchaser under this Agreement are distinct from, and cumulative with, any other rights or remedies under this Agreement or afforded by law or equity and all such rights and remedies may be exercised concurrently, independently or successively.

          SECTION 17. Notices.

          All demands, notices and communications hereunder shall be in writing and shall be given via email, facsimile transmission or registered or certified mail to the person at the address set forth below:

                                      -50-

               (i)  if to the Seller:

                    Platinum Capital Group
                    17101 Armstrong Avenue
                    Suite #200
                    Irvine, California 92614
                    Attention: Scott McGinley
                    Fax: 949-955-9001
                    Email: scott.mcginley@platinum.com

               (ii) if to the Purchaser:

                    IXIS Real Estate Capital Inc.
                    9 West 57th Street
                    New York, New York 10019
                    Attention: Christopher Connelly
                    Fax: 212-891-6288
                    Email: c.connelly@ixiscm.com

                    with a copy to:

                    IXIS Real Estate Capital Inc.
                    9 West 57th Street
                    New York, New York 10019
                    Attention: General Counsel
                    Fax: 212-891-1922
                    Email: albert.zakes@ixiscm.com

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

          SECTION 18. Severability Clause.

          Any part, provision representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this
Agreement without regard to such invalidity.

                                      -51-

          SECTION 19. Counterparts.

          This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

          SECTION 20. Governing Law Jurisdiction; Consent to Service of Process.

          THIS AGREEMENT SHALL BE DEEMED IN EFFECT WHEN A FULLY EXECUTED
COUNTERPART THEREOF IS RECEIVED BY THE PURCHASER IN THE STATE OF NEW YORK AND
SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF NEW YORK. THIS AGREEMENT SHALL
BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT
TO ITS CHOICE OF LAW RULES AND PRINCIPLES. EACH OF THE PURCHASER AND THE SELLER
IRREVOCABLY (I) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE
STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE
SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING
RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW,
THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH
COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY
SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY
SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS
TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL
ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER.

          SECTION 21. Intention of the Parties.

          It is the intention of the parties that the Purchaser is purchasing, and the Seller is selling the Mortgage Loans and not a debt instrument of the
Seller or another security. Accordingly, the parties hereto each intend to treat the transaction for Federal income tax purposes as a sale by the Seller, and a purchase by the Purchaser, of the Mortgage Loans. Moreover, the arrangement under which the Mortgage Loans are held shall be consistent with classification of such arrangement as a grantor trust in the event it is not found to represent direct ownership of the Mortgage Loans. The Purchaser shall have the right to review the Mortgage Loans and the related Mortgage Loan Files to determine the characteristics of the Mortgage Loans which shall affect the Federal income tax consequences of owning the Mortgage Loans and the Seller shall cooperate with all reasonable requests made by the Purchaser in the course of such review.

          SECTION 22. Successors and Assigns; Assignment of Purchase Agreement.

          This Agreement shall bind and inure to the benefit of and be enforceable by the Seller and the Purchaser and the respective permitted successors and assigns of the Seller and the successors and assigns of the
Purchaser. This Agreement shall not be assigned, pledged or hypothecated by the
Seller to a third party without the prior written consent of the Purchaser,

                                      -52-

which consent may be withheld by the Purchaser in its sole discretion. This
Agreement may be assigned, pledged or hypothecated by the Purchaser in whole or in part, and with respect to one or more of the Mortgage Loans, without the consent of the Seller. There shall be no limitation on the number of assignments or transfers allowable by the Purchaser with respect to the Mortgage Loans and this Agreement. In the event the Purchaser assigns this Agreement, and the assignee assumes any of the Purchaser's obligations hereunder, the Seller acknowledges and agrees to look solely to such assignee, and not to the
Purchaser, for performance of the obligations so assumed and the Purchaser shall be relieved from any liability to the Seller with respect thereto.

          SECTION 23. Waivers.

          No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

          SECTION 24. Exhibits.

          The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

          SECTION 25. General Interpretive Principles.

          For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

          (a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

          (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

          (c) references herein to "Articles," "Sections," "Subsections,"
"Paragraphs," and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

          (d) reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

          (e) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

          (f) the term "include" or "including" shall mean without limitation by reason of enumeration.

                                      -53-

          SECTION 26. Reproduction of Documents.

          This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

          SECTION 27. Further Agreements.

          The Seller and the Purchaser each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this
Agreement.

          SECTION 28. Recordation of Assignments of Mortgage.

          To the extent permitted by applicable law, each of the Assignments of
Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or their comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected at the Seller's expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option (other than with respect to the MERS Designated Mortgage Loans).

          SECTION 29. No Solicitation.

          From and after the Closing Date, the Seller agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors on the Seller's behalf, to personally, by telephone or mail (via electronic means or otherwise), solicit the borrower or obligor under any Mortgage Loan for any purpose whatsoever, including to refinance a Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. It is understood and agreed that all rights and benefits relating to the solicitation of any Mortgagors and the attendant rights, title and interest in and to the list of such Mortgagors and data relating to their Mortgages (including insurance renewal dates) shall be transferred to the Purchaser pursuant hereto on the Closing Date and the Seller shall take no action to undermine these rights and benefits. Notwithstanding the foregoing, it is understood and agreed that promotions undertaken by the Seller or any affiliate of the Seller which are directed to the general public at large, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements shall not constitute solicitation under this Section 29.

                                      -54-

          SECTION 30. Waiver of Trial by Jury.

          THE SELLER AND THE PURCHASER EACH KNOWINGLY, VOLUNTARILY AND
INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT
IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS
AGREEMENT.

          SECTION 31. Compliance with Regulation AB

          Subsection 31.01. Intent of the Parties; Reasonableness.

          The Purchaser and the Seller acknowledge and agree that the purpose of
Section 31 of this Agreement is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. Although Regulation AB is applicable by its terms only to offerings of asset-backed securities that are registered under the
Securities Act, the Seller acknowledges that investors in privately offered securities may require that the Purchaser or any Depositor provide comparable disclosure in unregistered offerings. References in this Agreement to compliance with Regulation AB include provision of comparable disclosure in private offerings.

          Neither the Purchaser nor any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the
Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder (or the provision in a private offering of disclosure comparable to that required under the Securities Act). The Seller acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Purchaser or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Securitization Transaction, the Seller shall cooperate fully with the Purchaser to deliver to the Purchaser (including any of its assignees or designees) and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Purchaser or any Depositor to permit the Purchaser or such
Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Seller, any Third-Party Originator and the Mortgage
Loans, or the servicing of the Mortgage Loans, reasonably believed by the
Purchaser or any Depositor to be necessary in order to effect such compliance.

          The Purchaser (including any of its assignees or designees) shall cooperate with the Seller by providing timely notice of requests for information under these provisions and by reasonably limiting such requests to information required, in the Purchaser's reasonable judgment, to comply with Regulation AB.

          Subsection 31.02. Additional Representations and Warranties of the
Seller.

          (a) The Seller shall be deemed to represent to the Purchaser and to any Depositor, as of the date on which information is first provided to the
Purchaser or any Depositor

                                      -55-

under Subsection 31.03 that, except as disclosed in writing to the Purchaser or such Depositor prior to such date: (i) the Seller is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Seller; (ii) the Interim Servicer has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger;
(iii) no material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the
Interim Servicer as servicer has been disclosed or reported by the Seller; (iv)
no material changes to the Interim Servicer's policies or procedures with respect to the servicing function it will perform under the Interim Servicing
Agreement and any Reconstitution Agreement for mortgage loans of a type similar to the Mortgage Loans have occurred during the three-year period immediately preceding the related Securitization Transaction; (v) there are no aspects of the Interim Servicer's financial condition that could have a material adverse effect on the performance by the Interim Servicer of its servicing obligations under the Interim Servicing Agreement or any Reconstitution Agreement; (vi)
there are no material legal or governmental proceedings pending (or known to be contemplated) against the Seller, Interim Servicer, any Subservicer or any
Third-Party Originator; and (vii) there are no affiliations, relationships or transactions relating to the Seller, Interim Servicer, any Subservicer or any
Third-Party Originator with respect to any Securitization Transaction and any party thereto identified by the related Depositor of a type described in Item
1119 of Regulation AB.

          (b) If so requested by the Purchaser or any Depositor on any date following the date on which information is first provided to the Purchaser or any Depositor under Subsection 31.03, the Seller shall, within five (5) Business
Days following such request, confirm in writing the accuracy of the representations and warranties set forth in paragraph (a) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

          Subsection 31.03. Information to Be Provided by the Seller.

          In connection with any Securitization Transaction the Seller shall (i)
within five (5) Business Days following request by the Purchaser or any
Depositor, provide to the Purchaser and such Depositor (or, as applicable, cause each Third-Party Originator to provide), in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, the information and materials specified in paragraphs (a) and (b) of this Section, and (ii) as promptly as practicable following notice to or discovery by the Seller, provide to the Purchaser and any Depositor (in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor) the information specified in paragraph (d) of this Section.

          (a) If so requested by the Purchaser or any Depositor, the Seller shall provide such information regarding (i) the Seller, as originator of the
Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified
Correspondent), or (ii) each Third-Party Originator, as is requested for the purpose of compliance with Items 1103(a)(1), 1105, 1110, 1117 and 1119 of
Regulation AB. Such information shall include, at a minimum:

               (A)  the originator's form of organization;

                                      -56-

               (B) a description of the originator's origination program and how long the originator has been engaged in originating residential mortgage loans, which description shall include a discussion of the originator's experience in originating mortgage loans of a similar type as the Mortgage
     Loans; information regarding the size and composition of the originator's origination portfolio; and information that may be material, in the good faith judgment of the Purchaser or any Depositor, to an analysis of the performance of the Mortgage Loans, including the originators'
     credit-granting or underwriting criteria for mortgage loans of similar type(s) as the Mortgage Loans and such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with
     Item 1110(b)(2) of Regulation AB;

               (C) a description of any material legal or governmental
     proceedings pending (or known to be contemplated) against the Seller and each Third-Party Originator; and

               (D) a description of any affiliation or relationship between the
     Seller, each Third-Party Originator and any of the following parties to a
     Securitization Transaction, as such parties are identified to the Seller by the Purchaser or any Depositor in writing in advance of such Securitization
     Transaction:

                         (1)  the sponsor;

                         (2)  the depositor;

                         (3)  the issuing entity;

                         (4)  any servicer;

                         (5)  any trustee;

                         (6)  any originator;

                         (7)  any significant obligor;

                         (8)  any enhancement or support provider; and

                         (9)  any other material transaction party.

          (b) If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide)
Static Pool Information with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below)
originated by (i) the Seller, if the Seller is an originator of Mortgage Loans
(including as an acquirer of Mortgage Loans from a Qualified Correspondent), and/or (ii) each Third-Party Originator. Such Static Pool Information shall be prepared by the Seller (or Third-Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(1)-(3)
of Regulation AB. To the extent that there is reasonably available to the Seller
(or Third-Party Originator) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether

                                      -57-

some or all of such information shall be provided pursuant to this paragraph.
The content of such Static Pool Information may be in the form customarily provided by the Seller, and need not be customized for the Purchaser or any
Depositor. Such Static Pool Information for each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than one hundred thirty-five (135) days prior to the date of the prospectus or other offering document in which the
Static Pool Information is to be included or incorporated by reference. The
Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format reasonably required by the
Purchaser or the Depositor, as applicable.

          Promptly following notice or discovery of a material error in Static
Pool Information provided pursuant to the immediately preceding paragraph
(including an omission to include therein information required to be provided pursuant to such paragraph), the Seller shall provide corrected Static Pool
Information to the Purchaser or any Depositor, as applicable, in the same format in which Static Pool Information was previously provided to such party by the
Seller.

          If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), such agreed-upon procedures letters of certified public accountants reasonably acceptable to the
Purchaser or Depositor, as applicable, pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after
January 1, 2006 or, in the case of Static Pool Information with respect to the
Seller's or Third-Party Originator's originations or purchases, to calendar months commencing January 1, 2006, as the Purchaser or such Depositor shall reasonably request. Such letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which may include, by way of example, any Sponsor, any Depositor and any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a
Securitization Transaction. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such
Depositor.

          (c) [Reserved].

          (d) If so requested by the Purchaser or any Depositor for the purpose of satisfying its reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Seller shall (or shall cause each
Third-Party Originator to) (i) notify the Purchaser and any Depositor in writing of (A) any material litigation or governmental proceedings pending against the
Seller or any Third-Party Originator and (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between the Seller or any Third-Party Originator and any of the parties specified in clause (D) of paragraph (a) of this Section (and any other parties identified in writing by the requesting party) with respect to such Securitization
Transaction, and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships.

                                      -58-

          Subsection 31.04. Indemnification; Remedies.

          (a) The Seller shall indemnify the Purchaser, each affiliate of the
Purchaser, the Depositor, and each of the following parties participating in a
Securitization Transaction: each sponsor and issuing entity; each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d)
under the Exchange Act with respect to such Securitization Transaction; each broker dealer acting as underwriter, placement agent or initial purchaser, each
Person who controls any of such parties or the Depositor (within the meaning of
Section 15 of the Securities Act and Section 20 of the Exchange Act); and the
respective present and former directors, officers, employees and agents of each of the foregoing and of the Depositor, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

          (i) (A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, accountants'
     letter or other material provided in written or electronic form under this
     Section 31 by or on behalf of the Seller, or provided under this Section 31 by or on behalf of any Third-Party Originator (collectively, the "Seller
     Information"), or (B) the omission or alleged omission to state in the
     Seller Information a material fact required to be stated in the Seller
     Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;
     provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Seller Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Seller Information or any portion thereof is presented together with or separately from such other information;

          (ii) any failure by the Seller or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 31; or

          (iii) any breach by the Seller of a representation or warranty set forth in Subsection 31.02(a) or in a writing furnished pursuant to
     Subsection 31.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection 31.02(b) to the extent made as of a date subsequent to such closing date.

          In the case of any failure of performance described in clause (a)(ii)
of this Section, the Seller shall promptly reimburse the Purchaser, any
Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order

                                      -59-

to obtain the information, report, certification, accountants' letter or other material not delivered as required by the Seller or any Third-Party Originator.

          (b) (i) Any failure by the Seller or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 31, or any breach by the Seller of a representation or warranty set forth in Subsection 31.02(a) or in a writing furnished pursuant to Subsection 31.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection
31.02(b) to the extent made as of a date subsequent to such closing date, shall immediately and automatically, without notice or grace period, constitute an
Event of Default with respect to the Seller under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Purchaser or
Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Interim Servicer as servicer under the Interim Servicing
Agreement and/or any applicable Reconstitution Agreement without payment
(notwithstanding anything in this Agreement or any applicable Reconstitution
Agreement to the contrary) of any compensation to the Interim Servicer; provided that to the extent that any provision of this Agreement and/or any applicable
Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Interim Servicer as servicer, such provision shall be given effect.

                     [SIGNATURES COMMENCE ON FOLLOWING PAGE]

                                      -60-

          IN WITNESS WHEREOF, the Seller and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

                                        IXIS REAL ESTATE CAPITAL INC.
                                                (Purchaser)

                                        By: /s/ Kathy Lynch
                                            ------------------------------------
                                            Name: Kathy Lynch
                                            Title: Director

                                        By: /s/ F. Rene Mendez
                                            ------------------------------------
                                            Name: F. Rene Mendez
                                            Title: Managing Director

                                        PLATINUM CAPITAL GROUP
                                              (Seller)

                                        By: /s/ Scott D. McGinley
                                            ------------------------------------
                                            Name: Scott D. McGinley
                                            Title: Sr. Vice President

                                      -61-

                                                                       Exhibit A

                                    EXHIBIT A

                         CONTENTS OF EACH MORTGAGE FILE

          With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the
Purchaser and any prospective Purchaser, and which shall be delivered to the
Custodian, or to such other Person as the Purchaser shall designate in writing, pursuant to Section 6 of the Mortgage Loan Purchase and Warranties Agreement to
which this Exhibit is attached (the "Agreement"):

          (a) the original Mortgage Note bearing all intervening endorsements evidencing a complete chain of assignment from the originator to the Seller, endorsed "Pay to the order of _________, without recourse" and signed in the name of the Seller by an authorized officer. To the extent that there is no room on the face of the Mortgage Notes for endorsements, the endorsement may be contained on an allonge, if state law so allows and the Custodian is so advised by the Seller that state law so allows. If the Mortgage Loan was acquired by the
Seller in a merger, the endorsement must be by "[Seller], successor by merger to
[name of predecessor]." If the Mortgage Loan was acquired or originated by the
Seller while doing business under another name, the endorsement must be by
"[Seller], formerly known as [previous name]";

          (b) the original of any guarantee executed in connection with the
Mortgage Note;

          (c) the original Mortgage with evidence of recording thereon. If in connection with any Mortgage Loan, the Seller cannot deliver or cause to be delivered the original Mortgage with evidence of recording thereon on or prior to the Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, the Seller shall deliver or cause to be delivered to the
Custodian, a photocopy of such Mortgage, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the
Seller stating that such Mortgage has been dispatched to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or (ii) in the case of a
Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage;

          (d) the originals of all assumption, modification, consolidation or extension agreements, if any, with evidence of recording thereon;

          (e) except with respect to each MERS Designated Mortgage Loan, the original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording. The Assignment of Mortgage must be duly recorded only if recordation is either

                                       A-1

necessary under applicable law or commonly required by private institutional mortgage investors in the area where the Mortgaged Property is located or on direction of the Purchaser as provided in this Agreement. If the Assignment of
Mortgage is to be recorded, the Mortgage shall be assigned to the Purchaser. If the Assignment of Mortgage is not to be recorded, the Assignment of Mortgage shall be delivered in blank. If the Mortgage Loan was acquired by the Seller in a merger, the Assignment of Mortgage must be made by "[Seller], successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the Assignment of Mortgage must be by "[Seller], formerly known as [previous name]";

          (f) the originals of all intervening assignments of mortgage, evidencing a complete chain of assignment from the originator to the Seller (or
MERS with respect to each MERS Designated Mortgage Loan), with evidence of recording thereon, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of mortgage, the
Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such intervening assignment, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller stating that such intervening assignment of mortgage has been dispatched to the appropriate public recording office for recordation and that such original recorded intervening assignment of mortgage or a copy of such intervening assignment of mortgage certified by the appropriate public recording office to be a true and complete copy of the original recorded intervening assignment of mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or
(ii) in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment;

          (g) The original mortgagee policy of title insurance or, in the event such original title policy is unavailable, a certified true copy of the related policy binder or commitment for title certified to be true and complete by the title insurance company; and

          (h) security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage.

          In the event an Officer's Certificate of the Seller is delivered to the Purchaser because of a delay caused by the public recording office in returning any recorded document, the Seller shall deliver to the Purchaser, within 90 days of the Closing Date, an Officer's Certificate which shall (i)
identify the recorded document, (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay caused by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document will be delivered to the Custodian; provided, however, that any recorded document shall in any event be delivered no later than one year from the applicable Closing
Date. An extension of the date specified in (iv) above may be requested from the
Purchaser, which consent shall not be unreasonably withheld.

                                       A-2

                                                                       Exhibit B

                                    EXHIBIT B

                       FORM OF INTERIM SERVICING AGREEMENT

                                       B-1

                                                                       Exhibit C

                                    EXHIBIT C

                     FORM OF SELLER'S OFFICER'S CERTIFICATE

          I, ____________________, hereby certify that I am the duly elected
[Vice] President of Platinum Capital Group, a state chartered institution organized under the laws of the state of California (the "Company"), and further as follows:

          1. Attached hereto as Exhibit 1 is a true, correct and complete copy of the charter of the Company which is in full force and effect on the date hereof and which has been in effect without amendment, waiver, rescission or modification since [___________].

          2. Attached hereto as Exhibit 2 is a true, correct and complete copy of the bylaws of the Company which are in effect on the date hereof and which have been in effect without amendment, waiver, rescission or modification since [___________].

          3. Attached hereto as Exhibit 3 is an original certificate of good standing of the Company issued within ten days of the date hereof, and no event has occurred since the date thereof which would impair such standing.

          4. Attached hereto as Exhibit 4 is a true, correct and complete copy of the corporate resolutions of the Board of Directors of the Company authorizing the Company to execute and deliver each of the Amended and
     Restated Mortgage Loan Purchase and Warranties Agreement, dated as of
     December 1, 2006, by and between IXIS Real Estate Capital Inc. (the
     "Purchaser") and the Company (the "Purchase Agreement"), the Interim
     Servicing Agreement, dated as of December 14, 2004, by and between the
     Company and the Purchaser (the "Interim Servicing Agreement") and to
     endorse the Mortgage Notes and execute the Assignments of Mortgages by original signature, and such resolutions are in effect on the date hereof and have been in effect without amendment, waiver, rescission or modification since [____________].

          5. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the Purchase Agreement, the Interim Servicing Agreement, the sale of the mortgage loans or the consummation of the transactions contemplated by the agreements; or (ii) any required consent, approval, authorization or order has been obtained by the Company.

          6. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of the Purchase Agreement and the Interim
     Servicing Agreement conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter or by-laws of the Company, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

                                       C-1

          7. To the best of my knowledge, there is no action, suit, proceeding or investigation pending or threatened against the Company which, in my judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the Purchase Agreement and the Interim Servicing Agreement, or the mortgage loans or of any action taken or to be taken in connection with the transactions contemplated hereby, or which would be likely to impair materially the ability of the
     Company to perform under the terms of the Purchase Agreement and the
     Interim Servicing Agreement.

          8. Each person listed on Exhibit 5 attached hereto who, as an officer or representative of the Company, signed (a) the Purchase Agreement, (b)
     the Interim Servicing Agreement and (c) any other document delivered or on the date hereof in connection with any purchase described in the agreements set forth above was, at the respective times of such signing and delivery, and is now, a duly elected or appointed, qualified and acting officer or representative of the Company, who holds the office set forth opposite his or her name on Exhibit 5, and the signatures of such persons appearing on such documents are their genuine signatures.

          9. The Company is duly authorized to engage in the transactions described and contemplated in the Purchase Agreement and the Interim
     Servicing Agreement.

                                       C-2

          IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Company.

Dated:                                  By:
       ------------------------------       ------------------------------------
                                            Name:
[Seal]                                      Title: [Vice] President

          I, ________________________, an [Assistant] Secretary of Platinum
Capital Group, hereby certify that ____________ is the duly elected, qualified and acting [Vice] President of the Company and that the signature appearing above is [her] [his] genuine signature.

          IN WITNESS WHEREOF, I have hereunto signed my name.

Dated:                                  By:
       ------------------------------       ------------------------------------
                                            Name:
[Seal]                                      Title: [Assistant] Secretary

                                       C-3

                                  EXHIBIT 5 to
                         Company's Officer's Certificate

NAME                             TITLE                      SIGNATURE
----------------------   ---------------------    ------------------------------

______________________   _____________________    ______________________________

______________________   _____________________    ______________________________

______________________   _____________________    ______________________________

______________________   _____________________    ______________________________

______________________   _____________________    ______________________________

______________________   _____________________    ______________________________

                                       C-4

                                                                       Exhibit D

                                    EXHIBIT D

                    FORM OF OPINION OF COUNSEL TO THE SELLER
                           AND INTERIM SERVICER (DATE)

IXIS Real Estate Capital Inc.
9 West 57th Street, 36th Floor
New York, New York 10019

Dear Sirs:

          You have requested [our] [my] opinion, as [Assistant] General Counsel to Platinum Capital Group (the "Company"), with respect to certain matters in connection with the sale by the Company of the Mortgage Loans pursuant to that certain Amended and Restated Mortgage Loan Purchase and Warranties Agreement by
and between the Company and IXIS Real Estate Capital Inc. (the "Purchaser"),
dated as of December 1, 2006 (the "Purchase Agreement") which sale is in the form of whole loans and serviced pursuant to an Interim Servicing Agreement, dated as of December 14, 2004 by and between the Company (in such capacity, the
"Interim Servicer") and the Purchaser (the "Interim Servicing Agreement" and,
together with the Purchase Agreement, the "Agreements"). Capitalized terms not otherwise defined herein have the meanings set forth in the Purchase Agreement and the Interim Servicing Agreement.

          [We] [I] have examined the following documents:

          1.   the Purchase Agreement;

          2.   the Interim Servicing Agreement;

          3.   the form of Assignment of Mortgage;

          4.   the form of endorsement of the Mortgage Notes; and

          5.   such other documents, records and papers as we have deemed necessary and relevant as a basis for this opinion.

          To the extent [we] [I] have deemed necessary and proper, [we] [I] have relied upon the representations and warranties of the Company and the Interim
Servicer contained in the Purchase Agreement and in the Interim Servicing
Agreement, as applicable. [We] [I] have assumed the authenticity of all documents submitted to [us] [me] as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents.

          Based upon the foregoing, it is [our] [my] opinion that:

                                       D-1

     1.   The Company is [type of entity] duly organized, validly existing and in good standing under the laws of the [United States] and are qualified to transact business in, and is in good standing under, the laws of [the state of incorporation].

     2.   The Company has the power to engage in the transactions contemplated by the Agreements to which it is a party and all requisite power, authority and legal right to execute and deliver such Agreements and to perform and observe the terms and conditions of such Agreements.

     3.   Each of the Agreements to which it is a party has been duly authorized, executed and delivered by the Company and is a legal, valid and binding agreement enforceable in accordance with its respective terms against the Company subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance, none of which will materially interfere with the realization of the benefits provided thereunder or with the Purchaser's ownership of the
          Mortgage Loans.

     4.   The Company has been duly authorized to allow any of its officers to execute any and all documents by original signature in order to complete the transactions contemplated by the Agreements to which it is a party by original signature in order to execute the endorsements to the Mortgage Notes and the Assignments of Mortgages, and the
          original signature of the officer at the Company executing the endorsements to the Mortgage Notes and the Assignments of Mortgages
          represents the legal and valid signature of said officer of the
          Company.

     5.   Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the Agreements to which it is a party and the sale of the Mortgage
          Loans by the Company or the consummation of the transactions contemplated by the Agreements to which each is a party or (ii) any required consent, approval, authorization or order has been obtained by the Company.

     6.   Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of, the Agreements to which it is a party conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter, by-laws or other organizational documents of the Company the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or violates any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the
          Company is subject or by which it is bound.

     7.   There is no action, suit, proceeding or investigation pending or threatened against the Company which, in [our] [my] judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations,

                                       D-2

          financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the Agreements to which it is a party or the Mortgage
          Loans or of any action taken or to be taken in connection with the transactions contemplated thereby, or which would be likely to impair the ability of the Company to perform under the terms of the
          Agreements to which it is a party.

     8.   The sale of each Mortgage Note and Mortgage as and in the manner contemplated by the Agreements is sufficient to fully transfer to the
          Purchaser all right, title and interest of the Company thereto as noteholder and mortgagee.

     9.   The Mortgages have been duly assigned and the Mortgage Notes have been duly endorsed as provided in the Purchase Agreement. The Assignments of Mortgage are in recordable form, except for the insertion of the name of the assignee, and upon the name of the assignee being inserted, are acceptable for recording under the laws of the state where each related Mortgaged Property is located. The endorsement of the Mortgage Notes, the delivery to the Purchaser, or its designee, of the Assignments of Mortgage, and the delivery of the original endorsed
          Mortgage Notes to the Purchaser, or its designee, are sufficient to permit the Purchaser to avail itself of all protection available under applicable law against the claims of any present or future creditors of the Company, and are sufficient to prevent any other sale, transfer, assignment, pledge or hypothecation of the Mortgages and the
          Mortgage Notes by the Company from being enforceable.

          This opinion is given to you for your sole benefit, and no other person or entity is entitled to rely hereon except that the purchaser or purchasers to which you initially and directly resell the Mortgage Loans may rely on this opinion as if it were addressed to them as of its date.

                                        Very truly yours,

                                        ----------------------------------------
                                                         [Name]
                                              [Assistant] General Counsel

                                       D-3

                                                                       Exhibit E

                                    EXHIBIT E

                     FORM OF SECURITY RELEASE CERTIFICATION

                                                      ___________________, _____

___________________________
___________________________
___________________________

Attention: ___________________________
           ___________________________

          Re:  Notice of Sale and Release of Collateral

Dear Sirs:

          This letter serves as notice that Platinum Capital Group a corporation, organized pursuant to the laws of California (the "Company") has committed to sell to IXIS Real Estate Capital Inc. under an Amended and Restated
Mortgage Loan Purchase and Warranties Agreement, dated as of December 1, 2006, certain mortgage loans originated by the Company. The Company warrants that the mortgage loans to be sold to IXIS Real Estate Capital Inc. are in addition to and beyond any collateral required to secure advances made by you to the
Company.

          The Company acknowledges that the mortgage loans to be sold to IXIS
Real Estate Capital Inc. shall not be used as additional or substitute collateral for advances made by [____________]. IXIS Real Estate Capital Inc.
understands that the balance of the Company's mortgage loan portfolio may be used as collateral or additional collateral for advances made by [___________], and confirms that it has no interest therein.

                                       E-1

          Execution of this letter by [___________] shall constitute a full and complete release of any security interest, claim, or lien which [___________]
may have against the mortgage loans to be sold to IXIS Real Estate Capital Inc.

                                        Very truly yours,

                                        ----------------------------------------

                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------
                                        Date:
                                              ----------------------------------

Acknowledged and approved:

-------------------------------------

By:
    ---------------------------------
Name:
      -------------------------------
Title:
       ------------------------------
Date:
      -------------------------------

                                       E-1

                                                                       Exhibit F

                                    EXHIBIT F

                     FORM OF SECURITY RELEASE CERTIFICATION

                         I. Release of Security Interest

          The financial institution named below hereby relinquishes any and all right, title and interest it may have in all Mortgage Loans to be purchased by
IXIS Real Estate Capital Inc. from the Company named below pursuant to that certain Amended and Restated Mortgage Loan Purchase and Warranties Agreement,
dated as of December 1, 2006, and certifies that all notes, mortgages, assignments and other documents in its possession relating to such Mortgage
Loans have been delivered and released to the Company named below or its designees, as of the date and time of the sale of such Mortgage Loans to IXIS
Real Estate Capital Inc.

Name and Address of Financial Institution

     -----------------------------------
                   (Name)

     -----------------------------------
                  (Address)

     By:
         -------------------------------

                                       F-1

                          II. Certification of Release

          The Company named below hereby certifies to IXIS Real Estate Capital
Inc. that, as of the date and time of the sale of the above-mentioned Mortgage
Loans to IXIS Real Estate Capital Inc. the security interests in the Mortgage
Loans released by the above-named financial institution comprise all security interests relating to or affecting any and all such Mortgage Loans. The Company warrants that, as of such time, there are and will be no other security interests affecting any or all of such Mortgage Loans.

                                        ---------------------------

                                        By:
                                            ------------------------------------
                                        Title:
                                               ---------------------------------
                                        Date:
                                              ----------------------------------

                                       F-2

                                                                       Exhibit G

                                    EXHIBIT G

                                   [RESERVED]

                                       G-1

                                                                       Exhibit H

                                    EXHIBIT H

                            ASSIGNMENT AND CONVEYANCE

          On this [___] day of [__________, ____], Platinum Capital Group
("Seller"), as (i) the Seller under that certain Purchase Price and Terms
Agreement, dated as of November 22 2004 (the "PPTA"), (ii) the Seller under that certain Amended and Restated Mortgage Loan Purchase and Warranties Agreement,
dated as of December 1, 2006 (the "Purchase Agreement") and (iii) the
Seller/Interim Servicer under that certain Interim Servicing Agreement, dated as of December 14, 2004 (the "Interim Servicing Agreement" and, together with the
PPTA and the Purchase Agreement, the "Agreements") does hereby sell, transfer, assign, set over and convey to IXIS Real Estate Capital Inc. ("Purchaser") as the Purchaser under the Agreements, without recourse, but subject to the terms of the Agreements, all right, title and interest of, in and to the Mortgage
Loans listed on the Mortgage Loan Schedule attached hereto as Exhibit A (the
"Mortgage Loans"), together with the Mortgage Files and all rights and obligations arising under the documents contained therein. Each Mortgage Loan subject to the Agreements was underwritten in accordance with, and conforms to, the Underwriting Guidelines attached hereto as Exhibit C. Pursuant to Section 6 of the Purchase Agreement, the Seller has delivered to the Custodian the documents for each Mortgage Loan to be purchased as set forth in the Custodial
Agreement. The contents of each Servicing File required to be retained by
Platinum Capital Group (in such capacity, the "Interim Servicer") to service the
Mortgage Loans pursuant to the Interim Servicing Agreement and thus not delivered to the Purchaser are and shall be held in trust by the Seller in its capacity as Interim Servicer for the benefit of the Purchaser as the owner thereof. The Interim Servicer's possession of any portion of the Servicing File is at the will of the Purchaser for the sole purpose of facilitating servicing of the related Mortgage Loan pursuant to the Interim Servicing Agreement, and such retention and possession by the Interim Servicer shall be in a custodial capacity only. The ownership of each Mortgage Note, Mortgage, the Servicing
Rights and the contents of the Mortgage File and Servicing File is vested in the
Purchaser and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the
Seller or the Interim Servicer shall immediately vest in the Purchaser and shall be retained and maintained, in trust, by the Seller at the will of the Purchaser in such custodial capacity only.

          The Mortgage Loan Package characteristics of the Mortgage Loans subject hereto are set forth on Exhibit B hereto.

          In accordance with Section 6 of the Purchase Agreement, the Purchaser accepts the Mortgage Loans listed on Exhibit A attached hereto. Notwithstanding the foregoing the Purchaser does not waive any rights or remedies it may have under the Agreements.

          Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.

                            [SIGNATURE PAGE FOLLOWS]

                                       H-1

                                          PLATINUM CAPITAL GROUP

                                          By:
                                              ----------------------------------
                                              Name:
                                                    ----------------------------
                                              Title:
                                                    ----------------------------

                                          Accepted and Agreed:

IXIS REAL ESTATE CAPITAL INC.

By:
     ----------------------------------
     Name:
          -----------------------------
     Title:
           ----------------------------

By:
     ----------------------------------
     Name:
          -----------------------------
     Title:
           ----------------------------

                                      H-2

                                    EXHIBIT A
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                               THE MORTGAGE LOANS

                                       H-3

                                    EXHIBIT B
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

             REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE POOL
                  CHARACTERISTICS OF EACH MORTGAGE LOAN PACKAGE

          Pool Characteristics of the Mortgage Loan Package as delivered on the related Closing Date:

          No Mortgage Loan has: (1) an outstanding principal balance less than
$[_________]; (2) an origination date earlier than _ months prior to the related
Cut-off Date; (3) a CLTV of greater than [_____]%; (4) a FICO Score of less than
[___]; or (5) a debt-to-income ratio of more than [__]%. Each First Lien Loan has a Mortgage Interest Rate of at least [___]% per annum and an outstanding principal balance less than $[_________]. Each Second Lien Loan has a Mortgage
Interest Rate of at least [______]% per annum and an outstanding principal balance less than $[________]. Each Adjustable Rate Mortgage Loan has an Index
of [_______].

                                       H-4

                                    EXHIBIT C
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                             UNDERWRITING GUIDELINES

                                       H-5

                                    EXHIBIT I

                        SELLER'S UNDERWRITING GUIDELINES

                                       I-1

                                    EXHIBIT J

          FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

          THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated [____________ __,
20__] ("Agreement"), among IXIS Real Estate Capital Inc. ("Assignor"),
[____________________] ("Assignee") and Platinum Capital Group (the "Company"):

          For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance

          1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the
"Mortgage Loans") and (b) except as described below, that certain Amended and
Restated Mortgage Loan Purchase and Warranties Agreement (the "Purchase
Agreement"), dated as of December 1, 2006, between the Assignor, as purchaser
(the "Purchaser"), and the Company, as seller, solely insofar as the Purchase
Agreement relates to the Mortgage Loans.

          The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the
Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage
Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser under Section 9.04 of the Purchase Agreement.

Recognition of the Company

          2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the
Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to [__________________] (the
"Trust") created pursuant to a Pooling and Servicing Agreement, dated as of
[______], 2002 (the "Pooling Agreement"), among the Assignee, the Assignor,
[___________________], as trustee (including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"),
[____________________], as servicer (including its successors in interest and any successor servicer under the Pooling Agreement, the "Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust (including the Trustee and the
Servicer acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser, the

                                       J-1

Custodian or the Bailee under the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Neither the Company nor the
Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage
Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company

          3. The Company warrants and represents to the Assignor, the Assignee and the Trust as of the date hereof that:

          (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

          (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the
     Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

          (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

          (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this
     Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

                                       J-2

          4. Pursuant to Section 13 of the Purchase Agreement, the Company
hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that the representations and warranties set forth in Section 9.02 of the Purchase Agreement are true and correct as of the date hereof as if such representations and warranties were made on the date hereof unless otherwise specifically stated in such representations and warranties.

Remedies for Breach of Representations and Warranties

          5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee and the Servicer acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Miscellaneous

          6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

          7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

          8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee and the
Servicer acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

          9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement
(to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the
Purchase Agreement.

          10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

          11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

          12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

                                       J-3

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                        PLATINUM CAPITAL GROUP

                                        By:
                                            ------------------------------------
                                            Name:
                                                  ------------------------------
                                            Its:
                                                 -------------------------------

                                        IXIS REAL ESTATE CAPITAL INC.

                                        By:
                                            ------------------------------------
                                            Name:
                                                  ------------------------------
                                            Its:
                                                 -------------------------------

                                        By:
                                            ------------------------------------
                                            Name:
                                                  ------------------------------
                                            Its:
                                                 -------------------------------

                                        [____________________________]

                                        By:
                                            ------------------------------------
                                            Name:
                                                  ------------------------------
                                            Its:
                                                 -------------------------------

                                       J-4

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT

                             MORTGAGE LOAN SCHEDULE

                                       J-5

                                    EXHIBIT K

                        FORM OF INDEMNIFICATION AGREEMENT

          This INDEMNIFICATION AND CONTRIBUTION AGREEMENT ("Agreement"), dated as of [_______], 200_, between IXIS Real Estate Capital Inc., a New York corporation ("IXIS"), and Platinum Capital Group, a California corporation (the
"Initial Servicer").

          WHEREAS, [________________] (the "Depositor"), is acting as depositor and registrant with respect to the Prospectus, dated [________________], and the
Prospectus Supplement to the Prospectus, [________________] (the "Prospectus
Supplement"), relating to [________________] Certificates (the "Certificates")
to be issued pursuant to a Pooling and Servicing Agreement, dated as of
[________________] (the "P&S"), among the Depositor, as depositor,
[________________], as servicer (the "Servicer"), and [________________], as trustee (the "Trustee");

          WHEREAS, as an inducement to the Depositor to enter into the P&S, and
[____________________] (the "Underwriter[s]") to enter into the Underwriting
Agreement, dated [____________________] (the "Underwriting Agreement") between the Depositor and the Underwriter[s], Seller has agreed to provide for indemnification and contribution on the terms and conditions hereinafter set forth;

          WHEREAS, IXIS purchased from Seller certain of the Mortgage Loans underlying the Certificates (the "Mortgage Loans") from Seller pursuant to an
Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of December 1, 2006 (the "Purchase Agreement"), by and between IXIS and Seller;
and

          WHEREAS, pursuant to Section 13 of the Purchase Agreement, Seller has agreed to indemnify IXIS, the Depositor, the Underwriter[s] and their respective affiliates, present and former directors, officers, employees and agents.

          NOW THEREFORE, in consideration of the agreements contained herein, and other valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and IXIS agree as follows:

          1. Indemnification and Contribution.

          (a) Seller [and Initial Servicer] agrees to indemnify and hold harmless IXIS, the Depositor, the Underwriter[s] and their respective affiliates, present and former directors, officers, employees and agents and each person, if any, who controls IXIS, the Depositor, the Underwriter[s] or such affiliate within the meaning of either Section 15 of the Securities Act of
1933, as amended (the "1933 Act"), or Section 20 of the Securities Exchange Act
of 1934, as amended (the "1934 Act"), against any and all losses, claims, damages or liabilities, joint or

several, to which they or any of them may become subject under the 1933 Act, the
1934 Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based in whole or in part upon (i) any violation of the representation and warranty set forth in Section 2(vii) below or (ii) any untrue statement or alleged untrue statement of a material fact contained in the Prospectus Supplement, ABS Informational and Computational
Material, or in the Free Writing Prospectus or any omission or alleged omission to state in the Prospectus Supplement, ABS Informational and Computational
Material or in the Free Writing Prospectus a material fact required to be stated
therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any such untrue statement or omission or alleged untrue statement or alleged omission made in any amendment of or supplement to the Prospectus Supplement, ABS Informational and Computational Material or the Free Writing Prospectus and agrees to reimburse IXIS, the Depositor, the Underwriter[s] or such affiliates and each such officer, director, employee, agent and controlling person promptly upon demand for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred;
provided, however, that Seller [and Initial Servicer] shall be liable in any such case only to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with the Seller Information [ and Servicer Information]. The foregoing indemnity agreement is in addition to any liability which Seller [ and the Initial Servicer] may otherwise have to IXIS, the Depositor, the
Underwriter[s] its affiliates or any such director, officer, employee, agent or controlling person of IXIS, the Depositor, the Underwriter[s] or their respective affiliates.

          As used herein:

          "ABS Informational and Computational Material" means any written communication as defined in Item 1101(a) of Regulation AB under the 1933 Act and the 1934 Act, as amended from time to time.

          "Free Writing Prospectus" means any written communication that constitutes a "free writing prospectus," as defined in Rule 405 under the 1933
Act.

          "Regulation AB" means Subpart 229.1100 - Asset Backed Securities
(Regulation AB), 17 C.F.R. Sections 229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed
Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1506-1631 (Jan. 7,
2005)) or by the staff of the Commission, or as may be provided by the
Commission or its staff from time to time.

          "Seller Information" means any information relating to Seller, the
Mortgage Loans and/or the underwriting guidelines [ and/or servicing guidelines]
relating to the Mortgage Loans set forth in the Prospectus Supplement, ABS
Informational and Computational Material or the Free Writing Prospectus [and
static pool information regarding mortgage loans originated or acquired by the
Seller [and included in the Prospectus Supplement, ABS Informational and

                                       K-7

Computational Material, the Offering Circular or the Free Writing Prospectus]
[incorporated by reference from the website located at [______________]]..

          ["Servicer Information" means any information relating to Initial
Servicer, the Mortgage Loans and/or the servicing guidelines relating to the
Mortgage Loans set forth in the Prospectus Supplement, ABS Informational and
Computational Material or the Free Writing Prospectus [and static pool information regarding mortgage loans originated or acquired by the Initial
Servicer [and included in the Prospectus Supplement, the Offering Circular, ABS
Informational and Computational Material or the Free Writing Prospectus]
[incorporated by reference from the website located at [______________]].]

          (b) Promptly after receipt by any indemnified party under this Section
1 of notice of any claim or the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 1, notify the indemnifying party in writing of the claim or the commencement of that action; provided, however, that the failure to notify an indemnifying party shall not relieve it from any liability which it may have under this Section 1 except to the extent it has been materially prejudiced by such failure; and provided, further, however, that the failure to notify any indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under this
Section 1.

          If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, except as provided in the following paragraph, the indemnifying party shall not be liable to the indemnified party under this Section 1 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation.

          Any indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless: (i) the employment thereof has been specifically authorized by the indemnifying party in writing; (ii) such indemnified party shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party and in the reasonable judgment of such counsel it is necessary or appropriate for such indemnified party to employ separate counsel;
or (iii) the indemnifying party has failed to assume the defense of such action and employ counsel reasonably satisfactory to the indemnified party, in which case, if such indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party, it being understood, however, the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one

                                       K-8

separate firm of attorneys (in addition to local counsel) at any time for all such indemnified parties.

          Each indemnified party, as a condition of the indemnity agreements contained in this Section 1, shall cooperate with the indemnifying party in the defense of any such action or claim. No indemnifying party shall be liable for any settlement of any such action effected without its written consent (which consent shall not be unreasonably withheld), but if settled with its written consent or if there be a final judgment for the plaintiff in any such action, the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment.

          Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for reasonable fees and expenses of counsel, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement.

          (c) If the indemnification provided for in this Section 1 is unavailable to an indemnified party, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities, in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, respectively, in connection with the statements or omissions that result in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the indemnified party and indemnifying party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission and any other equitable considerations.

          (d) The indemnity and contribution agreements contained in this
Section 1 and the representations and warranties set forth in Section 2 shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by IXIS, the Depositor, the
Underwriter[s] their respective affiliates, directors, officers, employees or agents or any person controlling IXIS, the Depositor, the Underwriter[s] or any such affiliate and (iii) acceptance of and payment for any of the Offered
Certificates.

          2. Representations and Warranties. Seller [and Initial Servicer]
represents and warrants that:

          (i) Seller [and Initial Servicer] is validly existing and in good standing under the laws of its jurisdiction of formation or incorporation, as applicable, and has full power and authority to own its assets and to transact the business in which it is currently engaged. Seller [and Initial
     Servicer] is duly qualified to do business and is in good standing in each jurisdiction in which the character of the business transacted by it or any

                                       K-9

     properties owned or leased by it requires such qualification and in which the failure so to qualify would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of
     Seller [and Initial Servicer];

          (ii) Seller [and Initial Servicer] is not required to obtain the consent of any other person or any consent, license, approval or authorization from, or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Agreement;

          (iii) the execution, delivery and performance of this Agreement by
     Seller [and Initial Servicer] will not violate any provision of any existing law or regulation or any order decree of any court applicable to
     Seller [and Initial Servicer] or any provision of the charter or bylaws of
     Seller [and Initial Servicer], or constitute a material breach of any mortgage, indenture, contract or other agreement to which Seller [and
     Initial Servicer] is a party or by which it may be bound;

          (iv) (a) no proceeding of or before any court, tribunal or governmental body is currently pending or, (b) to the knowledge of Seller
     [and Initial Servicer], threatened against Seller [and Initial Servicer] or any of its properties or with respect to this Agreement or the Offered
     Certificates, in either case, which would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of
     Seller [and Initial Servicer];

          (v) Seller [and Initial Servicer] has full power and authority to make, execute, deliver and perform this Agreement and all of the transactions contemplated hereunder, and has taken all necessary corporate action to authorize the execution, delivery and performance of this
     Agreement. When executed and delivered, this Agreement will constitute the legal, valid and binding obligation of each of Seller [and Initial
     Servicer] enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors'
     rights generally, by the availability of equitable remedies, and by limitations of public policy under applicable securities law as to rights of indemnity and contribution thereunder;

          (vi) this Agreement has been duly executed and delivered by Seller
     [and Initial Servicer]; and

          (vii) the [Seller Information][Servicer Information] satisfies the requirements of the applicable provisions of Regulation AB.

          3. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to Seller [and Initial Servicer], will be mailed, delivered or telegraphed and confirmed Platinum Capital Group, 17101
Armstrong Avenue, Suite #200, Irvine, California 92614; or, if sent to IXIS, will be mailed, delivered or telegraphed and confirmed to IXIS Real Estate
Capital Inc., 9 West 57th Street, New York, New York 10019, Attention: General
Counsel.

                                      K-10

          4. Miscellaneous. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws provisions thereof. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns and the controlling persons referred to herein, and no other person shall have any right or obligation hereunder. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be considered an original, and all such counterparts shall constitute one and the same instrument. Capitalized terms used but not defined herein shall have the meanings provided in the P&S.

                  [Remainder of Page Intentionally Left Blank]

                                      K-11

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers hereunto duly authorized, this
__th day of [_____________].

                                        IXIS REAL ESTATE CAPITAL INC.

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                        PLATINUM CAPITAL GROUP

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                        [INITIAL SERVICER]

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                      K-12

                                   EXHIBIT MM

                              QUICK LOAN AGREEMENTS

                                      MM-1

                                                                  EXECUTION COPY

                      ASSIGNMENT AND RECOGNITION AGREEMENT

          THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated January 30, 2007
("Agreement"), among IXIS Real Estate Capital Inc. ("Assignor"), Morgan Stanley
ABS Capital I Inc. ("Assignee") and Quick Loan Funding, Inc. (the "Company"):

     For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance

          1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the
"Mortgage Loans") and (b) except as described below, that certain Mortgage Loan
Purchase and Warranties Agreement (the "Purchase Agreement"), dated as of May 1,
2006, between the Assignor, as purchaser (the "Purchaser"), and the Company, as seller, solely insofar as the Purchase Agreement relates to the Mortgage Loans.

     The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the
Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage
Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser (a) under Subsection 9.04 of the Purchase Agreement or (b) to any
premium recapture (i.e., the excess, if any, of the purchase price percentage over par) in connection with any repurchase pursuant to Subsections 9.03 and
9.05 of the Purchase Agreement.

Recognition of the Company

          2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the
Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to IXIS Real Estate Capital Trust
2007-HE1 (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of January 1, 2007 (the "Pooling Agreement"), among the Assignee, the
Assignor, Deutsche Bank National Trust Company, as trustee (in such capacity, including its successors in interest and any successor trustees under the
Pooling Agreement, the "Trustee"), Wells Fargo Bank, National Association, as
securities administrator (in such capacity, including its successors in interest and any successor securities administrators under the Pooling Agreement, the
"Securities Administrator"), master servicer (in such capacity, including its successors in interest and any successor master servicers under the Pooling
Agreement, the "Master Servicer") and Saxon Mortgage Services, Inc., as servicer
(including its successors in interest and any successor servicer under the
Pooling Agreement, the "Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the
Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans,
(iii) the Trust (including the Trustee, Securities Administrator, Master
Servicer and the Servicer

                                       -1-

acting on the Trustee's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the
Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser, the Custodian or the Bailee under the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the
Trust (including the Trustee, Securities Administrator, Master Servicer and the
Servicer acting on the Trustee's behalf). Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the
Company's performance under the Purchase Agreement with respect to the Mortgage
Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company

          3. The Company warrants and represents to the Assignor, the Assignee and the Trust as of the date hereof that:

               (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

               (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the
     Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

               (c) No consent, approval, order or authorization of, or
     declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

                                       -2-

               (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this
     Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

          4. Pursuant to Section 13 of the Purchase Agreement, the Company
hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust (including the Trustee, Securities Administrator, Master Servicer
and the Servicer acting on the Trustee's behalf), that the representations and warranties set forth on Exhibit B attached hereto are true and correct as of the date or dates set forth thereon.

Remedies for Breach of Representations and Warranties

          5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee,
Securities Administrator, Master Servicer and the Servicer acting on the
Trustee's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein); provided, however, that the Assignor specifically reserves and does not assign to the Assignee hereunder any and all right, title and interest in the Premium Percentage, if any, due in connection with the repurchase of a Mortgage Loan pursuant to Subsections 9.03, 9.04 and 9.05.

Miscellaneous

          6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

          7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

          8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee,
Securities Administrator, Master Servicer and the Servicer acting on the
Trustee's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

          9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement
(to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the
Purchase Agreement.

                                       -3-

          10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

          11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

          12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

                            [SIGNATURE PAGE FOLLOWS]

                                       -4-

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                        MORGAN STANLEY ABS CAPITAL I INC.

                                        By: /s/ Valerie Kay
                                            ------------------------------------
                                            Name: Valerie Kay
                                            Its: Vice President

                                        IXIS REAL ESTATE CAPITAL INC.

                                        By: /s/ F. Rene Mendez
                                            ------------------------------------
                                            Name: F. Rene Mendez
                                            Its: Managing Director

                                        By: /s/ Christopher Hayden
                                            ------------------------------------
                                            Name: Christopher Hayden
                                            Its: Managing Director

                                        QUICK LOAN FUNDING, INC.

                                        By: /s/ Jacob Cluver
                                            ------------------------------------
                                            Name: Jacob Cluver
                                            Its: Secondary Marketing Director

                                       -5-

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT

                             MORTGAGE LOAN SCHEDULE

                EXHIBIT B TO ASSIGNMENT AND RECOGNITION AGREEMENT

             REPRESENTATIONS AND WARRANTIES AS TO THE MORTGAGE LOANS

          The Seller hereby represents and warrants to the Purchaser that, as to each Mortgage Loan, as of the date on which the Seller transferred servicing of the Mortgage Loan to the Purchaser, or its designee (the "Transfer Date"), unless otherwise set forth herein (provided, however, in no event does the
Seller make any representation or warranty in connection with any Mortgage Loan
Document that have been changed, modified or amended subsequent to the Servicing
Transfer Date):

          (a) Mortgage Loans as Described. The information set forth in the
Mortgage Loan Schedule delivered by the Seller to the Purchaser, or its designee, in connection with the servicing transfer, is complete, true and correct;

          (b) Payments Current. Except as set forth on the mortgage loan schedule delivered to the Purchaser by the Seller on the Transfer Date, no
payment required under the Mortgage Loan is thirty (30) days or more delinquent nor has any payment under the Mortgage Loan been thirty (30) days or more delinquent at any time since the origination of the Mortgage Loan.

          (c) No Outstanding Charges. Except as set forth on the mortgage loan schedule delivered to the Purchaser by the Seller on the Transfer Date, there are no defaults in complying with the terms of the Mortgage securing the
Mortgage Loan, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. As of the closing date for the Securitization Transaction (the "Securitization Closing
Date"), except for (A) payments in the nature of escrow payments and (B)
interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier to the day which precedes by one (1) month the Due Date of the first installment of principal and interest, including, without limitation, taxes and insurance payments, the Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan;

          (d) Original Terms Unmodified. The terms of the Mortgage Note and
Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the Mortgage Loan
Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the Mortgage Loan Schedule, if applicable. No
Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the Mortgage Loan
Schedule;

          (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage
Note or the Mortgage, or the exercise of any right thereunder, render either the
Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at, or subsequent to, the time the Mortgage Loan was originated;

          (f) Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae Guides or by
Freddie Mac, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement. If required by the National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance
Administration in effect, which policy conforms to Fannie Mae and Freddie Mac, as well as all additional requirements set forth in Section 2.10 of the Interim
Servicing Agreement. All individual insurance policies contain a standard mortgagee clause naming the Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid and such policies may not be reduced, terminated or cancelled without thirty (30) days' prior written notice to the mortgagee. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the
Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or
"blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development.
The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement. As of the Securitization Closing Date, the
Seller has not engaged in, and has no knowledge of the Mortgagor's or any servicer's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of such policy, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

          (g) Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, predatory and abusive lending, equal credit opportunity and disclosure laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to prepayment penalties, have been complied with, the consummation of

                                       -8-

the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements. This representation is a
Deemed Material Breach Representation;

          (h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged
Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the
Seller waived any default resulting from any action or inaction by the
Mortgagor;

          (i) Location and Type of Mortgaged Property. The Mortgaged Property is
a fee simple property located in the state identified in the Mortgage Loan
Schedule, except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is an accepted practice, the Mortgaged Property may be a leasehold estate, and consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a low-rise condominium project, or an individual unit in a planned unit development [and that no residence or dwelling is a mobile home], provided, however, that any condominium unit or planned unit development shall not fall within any of the "Ineligible Projects" of part XII, Section 102 of the
Fannie Mae Selling Guide and shall conform with the Underwriting Guidelines. In the case of any Mortgaged Properties that are manufactured homes (a
"Manufactured Home Mortgage Loans"), (A) (i) such Manufactured Home Mortgage
Loan conforms with the applicable Fannie Mae or Freddie Mac requirements regarding mortgage loans related to manufactured dwellings, (ii) the related manufactured dwelling is permanently affixed to the land, (iii) the related manufactured dwelling and the related land are subject to a Mortgage properly filed in the appropriate public recording office and naming Seller as mortgagee,
(iv) the applicable laws of the jurisdiction in which the related Mortgaged
Property is located will deem the manufactured dwelling located on such
Mortgaged Property to be a part of the real property on which such dwelling is located, (v) such Manufactured Home Mortgage Loan is (x) a qualified mortgage under Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended and
(y) secured by manufactured housing treated as a single family residence under
Section 25(e)(10) of the Code (i.e., such manufactured home has a minimum of 400 square feet of living space, a minimum width in excess of 102 inches and which is of a kind customarily used at a fixed location) and (vi) as of the origination date of the related Mortgage Loan, the related Mortgagor occupied the related manufactured home as its primary residence. As of the date of origination, no portion of the Mortgaged Property was used for commercial purposes, and to the best of the Seller's knowledge since the Transfer Date, no portion of the Mortgaged Property has been used for commercial purposes;
provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged
Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes. This representation is a Deemed Material
Breach Representation;

                                       9

          (j) Valid First and Second Lien. Each Mortgage is a valid and subsisting first lien, with respect to First Lien Loans, or second lien, with respect to Second Lien Loans, of record on a single parcel of real estate constituting the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time, subject in all cases to the exceptions to title set forth in the title insurance policy with respect to the related Mortgage Loan, which exceptions are generally acceptable to prudent mortgage lending companies, and such other exceptions to which similar properties are commonly subject and which do not individually, or in the aggregate, materially and adversely affect the benefits of the security intended to be provided by such Mortgage. In no event shall any Mortgage Loan be in a lien position more junior than a second lien. The lien of the Mortgage is subject only to:

               (i) with respect to Second Lien Loans, the lien of the first mortgage on the Mortgaged Property;

               (ii) the lien of current real property taxes and assessments not yet due and payable;

               (iii) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (a)
          specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

               (iv) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected (A) first lien and first priority security interest with respect to each First Lien Loan, or (B) second lien and second priority security interest with respect to each Second Lien Loan, in either case, on the property described therein and Seller has full right to sell and assign the same to Purchaser. The Mortgaged Property was not, as of the date of origination of the Mortgage Loan, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the Mortgage;

          (k) Validity of Mortgage Documents. As of the Securitization Closing
Date, (i) the Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with a
Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions therein relating to prepayment penalties);
(ii) all parties to the Mortgage Note, the Mortgage and any other such related agreement had legal

                                      -10-

capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage
Note, the Mortgage and any other related agreement, and the Mortgage Note, the
Mortgage and any other such related agreement have been duly and properly executed by other such related parties; (iii) the documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading; and (iv) no fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination or servicing of the Mortgage Loan. As of the Servicing Transfer
Date, the Seller has reviewed all of the documents constituting the Servicing
File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

          (l) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. As of the Securitization Closing
Date, all costs, fees and expenses incurred in making or closing the Mortgage
Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or
Mortgage;

          (m) Ownership. As of the Closing Date, the Seller was the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each
Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the
Seller will retain the Mortgage Files or any part thereof with respect thereto not delivered to the Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each
Mortgage Loan. As of the Closing Date, upon payment of the related purchase price, the Mortgage Loan was not assigned or pledged, and the Seller had good, indefeasible and marketable title thereto, and had full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each
Mortgage Loan pursuant to this Agreement and immediately following the sale of each Mortgage Loan, the Purchaser owned such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest related to the Seller. As of the Closing Date, the Seller relinquished all rights to possess, control and monitor the Mortgage Loan. As of the Closing Date, the Seller has had and will have no right to modify or alter the terms of the sale of the Mortgage Loan and the Seller will have no obligation or right to repurchase the Mortgage Loan or substitute another
Mortgage Loan, except as provided in the Purchase Agreement;

          (n) Doing Business. All parties which have had any interest in the
Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state, or
(iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

                                      -11-

          (o) CLTV, LTV; FICO Score. No Mortgage Loan that is a Second Lien Loan has a CLTV in excess of 100%. No Mortgage Loan has an LTV greater than 100%. At origination of the Mortgage Loan, the Mortgagor did not have a FICO score of less than 500;

          (p) Title Insurance. The Mortgage Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller, its successors and assigns, as to the first priority lien
(with respect to First Lien Loans) or second priority lien (with respect to
Second Lien Loans) of the Mortgage in the original principal amount of the
Mortgage Loan, subject only to the exceptions contained in clauses (1) and (2)
of paragraph (j) of this Exhibit B, and in the case of Adjustable Rate Mortgage
Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. The Seller, its successor and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the
Seller;

          (q) No Defaults. There is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration. With respect to each
Second Lien Loan, (i) the prior mortgage is in full force and effect, (ii) there is no default, breach, violation or event of acceleration existing under such prior mortgage or the related mortgage note, (iii) there is no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder, and either (A) the prior mortgage contains a provision which allows or (B) applicable law requires, the mortgagee under the Second Lien Loan to receive notice of, and affords such mortgagee an opportunity to cure any default by payment in full or otherwise under the prior mortgage;

          (r) No Mechanics' Liens. There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the

                                      -12-

law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

          (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay
wholly within the boundaries and building restriction lines of the Mortgaged
Property, and no improvements on adjoining properties encroach upon the
Mortgaged Property. The Mortgaged Property and all improvements located on or being part of the Mortgaged Property are in compliance with all applicable zoning and building laws, ordinances and regulations;

          (t) Origination; Payment Terms. As of the Securitization Closing Date,
the Mortgage Loan was originated by a mortgagee approved by the Secretary of
Housing and Urban Development pursuant to Sections 203 and 211 of the Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No Mortgage Loan contains terms or provisions which would result in negative amortization. Principal payments on the Mortgage Loan commenced no more than sixty (60) days after funds were disbursed in connection with the Mortgage
Loan. The Mortgage Interest Rate as well as, with respect to Adjustable Rate
Mortgage Loans, the Lifetime Rate Cap, the Periodic Rate Floor and the Periodic
Rate Cap are as set forth on Exhibit B to each related Assignment and Conveyance
Agreement. The Mortgage Interest Rate is adjusted, with respect to Adjustable
Rate Mortgage Loans, on each Interest Rate Adjustment Date to equal the Index plus the Gross Margin (rounded up or down to the nearest 0.125%), subject to the
Periodic Rate Cap. The Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to
Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date (unless the Mortgage Loan is identified on the
Mortgage Loan Schedule as a Balloon Mortgage Loan), over an original term of not more than thirty (30) years from commencement of amortization. Unless otherwise specified on the description of pool characteristics for the applicable Mortgage
Loan Package delivered pursuant to Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement, the Mortgage Loan is payable on the first day of each month. There are no
Convertible Mortgage Loans which contain a provision allowing the Mortgagor to convert the Mortgage Note from an adjustable interest rate Mortgage Note to a fixed interest rate Mortgage Note. The Due Date of the first payment under the
Mortgage Note is no more than sixty (60) days from the date of the Mortgage
Note;

          (u) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a
Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures,

                                      -13-

the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the
Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

          (v) Conformance with Agency and Underwriting Guidelines. As of the
Securitization Closing Date, the Mortgage Loan was underwritten in accordance with the Underwriting Guidelines (a copy of which is attached to the related
Assignment and Conveyance Agreement as Exhibit C). The Mortgage Note and
Mortgage are on forms acceptable to Freddie Mac or Fannie Mae and no representations have been made to a Mortgagor that are inconsistent with the mortgage instruments used;

          (w) Occupancy of the Mortgaged Property. As of the Transfer Date and
to the Seller's knowledge as of the Securitization Closing Date, the Mortgaged
Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. The Seller has not received notification from any Governmental
Authority that the Mortgaged Property is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be. The Seller has not received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate. Except as set forth on the Mortgage Loan Schedule, the Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor's primary residence;

          (x) No Additional Collateral. The Mortgage Note is not and has not
been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (j) above;

          (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the
Mortgage (or in the case of a substitution of trustee, is named in a properly recorded substitution of trustee), and no fees or expenses are or will become payable by the Purchaser, the Custodian or the Interim Servicer to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

          (z) Acceptable Investment. There are no circumstances or conditions, other than the credit and underwriting characteristics disclosed to the
Purchaser prior to the Closing Date, with respect to the Mortgage, the Mortgaged
Property, the Mortgagor, the Mortgage File or the Mortgagor's credit standing that can reasonably be expected to cause private institutional investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the
Mortgage Loan, or cause the Mortgage Loan to prepay during any period materially faster or slower than the mortgage loans originated by the Seller generally. No
Mortgaged Property is located in a state,

                                      -14-

city, county or other local jurisdiction which the Purchaser has determined in its sole good faith discretion would cause the related Mortgage Loan to be ineligible for whole loan sale or securitization in a transaction consistent with the prevailing sale and securitization industry (including, without limitation, the practice of the rating agencies) with respect to substantially similar mortgage loans;

          (aa) Delivery of Mortgage Documents. The Mortgage Note, the Mortgage,
the Assignment of Mortgage and any other documents required to be delivered under this Agreement for each Mortgage Loan have been delivered to the
Custodian. The Seller is in possession of a complete, true and accurate Mortgage
File in compliance with Exhibit A hereto, except for such documents the originals of which have been delivered to the Custodian, and the Seller has retained copies thereof;

          (bb) Condominiums/Planned Unit Developments. As of the Securitization
Closing Date, if the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project is in conformance with the related
Underwriting Guidelines;

          (cc) Transfer of Mortgage Loans. Except with respect to MERS
Designated Mortgage Loans, the Assignment of Mortgage with respect to each
Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

          (dd) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the
Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the
Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder;

          (ee) No Balloon Mortgage Loans. The Mortgage Loan is not a Balloon
Mortgage Loan unless specifically listed on the Mortgage Loan Schedule;

          (ff) No Buydown Provisions; No Graduated Payments or Contingent
Interests. The Mortgage Loan does not contain provisions pursuant to which
Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the
Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The
Mortgage Loan is not a graduated payment mortgage loan, and the Mortgage Loan does not have a shared appreciation or other contingent interest feature. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and the Seller has not
financed nor does it own directly or indirectly, any equity of any form in the
Mortgaged Property or the Mortgagor;

          (gg) Consolidation of Future Advances. Any future advances made to the
Mortgagor prior to the applicable Cut-off Date were consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a

                                      -15-

single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first or second, as applicable, lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence acceptable to Fannie Mae and Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage
Loan;

          (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. To the
Seller's knowledge as of the Securitization Closing Date, there is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged
Property. To the Seller's knowledge as of the Securitization Closing Date, the
Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair. There have not been any condemnation proceedings with respect to the Mortgaged
Property and the Seller has no knowledge of any such proceedings in the future;

          (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments.
The origination, servicing and collection practices with respect to the Mortgage
Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper.
With respect to escrow deposits and Escrow Payments (other than with respect to
Second Lien Loans for which the mortgagee under the prior mortgage lien is collecting Escrow Payments), all such payments are in the possession of Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. Each Mortgage Loan is covered by a paid in full, life of loan, tax service contract that has been assigned without penalty, premium or cost to the Purchaser. All Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage or the Mortgage Note.
All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the
Mortgage Note, another index was selected for determining the Mortgage Interest
Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. Any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage
Interest Rate and the Monthly Payment adjustments have been delivered. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

          (jj) Mortgage Loan Attributes: The Mortgage Loan had the
characteristics set forth on Exhibit B to the related Assignment and Conveyance
Agreement;

          (kk) Other Insurance Policies; No Defense to Coverage. As of the
Transfer Date, and to the best of the Seller's knowledge, as of the
Securitization Closing Date, no action,

                                      -16-

inaction or event has occurred and no state of facts exists or has existed on or prior to the Closing Date that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable primary mortgage insurance policy, hazard insurance policy or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured), irrespective of the cause of such failure of coverage. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or by any officer, director, or employee of the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

          (ll) No Violation of Environmental Laws. The Mortgaged Property is
free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation.
There is no pending action or proceeding directly involving the Mortgaged
Property in which compliance with any environmental law, rule or regulation is an issue; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

          (mm) Servicemembers' Civil Relief Act. The Mortgagor has not notified the Seller, and as of the Securitization Closing Date, the Seller has no
knowledge of any relief requested or allowed to the Mortgagor under the
Servicemembers' Civil Relief Act of 1940, as amended, or any similar state statute;

          (nn) Appraisal. As of the Securitization Closing Date, the Seller has
delivered to the Purchaser an appraisal of the Mortgaged Property signed prior to the approval of the Mortgage application by an appraiser qualified under
Fannie Mae and Freddie Mac guidelines who (i) is licensed in the state where the
Mortgaged Property is located, (ii) has no interest, direct or indirect, in the
Mortgaged Property or in any Loan or the security therefor, and (iii) does not receive compensation that is affected by the approval or disapproval of the
Mortgage Loan. The appraisal shall have been made within one hundred eighty
(180) days of the origination of the Mortgage Loan and shall be completed in compliance with the Uniform Standards of Professional Appraisal Practice, and
all applicable Federal and state laws and regulations. If the appraisal was made more than one hundred twenty (120) days before the origination of the Mortgage
Loan, the Seller shall have received and delivered to the Purchaser a recertification of the appraisal;

          (oo) Disclosure Materials. As of the Securitization Closing Date, the
Mortgagor has, to the extent required by applicable law, executed a statement to the effect that the Mortgagor has, received all disclosure materials required by applicable law and the Seller has complied with all applicable law with respect to the making of the Mortgage Loans. The Seller shall cause the Interim Servicer to maintain such statement in the Mortgage File;

                                      -17-

          (pp) Construction or Rehabilitation of Mortgaged Property. As of the
Securitization Closing Date, the Mortgage Loan was not made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property;

          (qq) No Defense to Insurance Coverage. To the best of the Seller's knowledge, as of the Securitization Closing Date, no action has been taken or failed to be taken, no event has occurred and no state of facts exists or has existed on or prior to the Closing Date (whether or not known to the Seller on or prior to such date) which has resulted or will result in an exclusion from, denial of, or defense to coverage under any primary mortgage insurance
(including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Seller, the related Mortgagor or any party involved in the application for such coverage, including the appraisal, plans and specifications and other exhibits or documents submitted therewith to the insurer under such insurance policy, or for any other reason under such coverage, but not including the failure of such insurer to pay by reason of such insurer's breach of such insurance policy or such insurer's financial inability to pay. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

          (rr) Qualified Mortgage. As of the Securitization Closing Date, the
Mortgage Loan is a qualified mortgage under Section 860G(a)(3) of the Code;

          (ss) Credit Information. As to each consumer report (as defined in the
Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Seller to the Purchaser, that Seller has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded by the terms of the Mortgage Loan Documents from furnishing the same to any subsequent or prospective purchaser of such Mortgage. The Seller shall hold the Purchaser harmless from any and all damages, losses, costs and expenses (including attorney's fees) arising from disclosure of credit information in connection with the Purchaser's secondary marketing operations and the purchase and sale of mortgages. The Seller has in its capacity as servicer, for each Mortgage Loan, fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union
Credit Information Company (three of the credit repositories), on a monthly basis. This representation is a Deemed Material Breach Representation;

          (tt) Leaseholds. If the Mortgage Loan is secured by a long-term residential lease, (1) the lessor under the lease holds a fee simple interest in the land; (2) the terms of such lease expressly permit the mortgaging of the leasehold estate, the assignment of the lease without the lessor's consent and the acquisition by the holder of the Mortgage of the rights of the lessee upon foreclosure or assignment in lieu of foreclosure or provide the holder of the
Mortgage with substantially similar protections; (3) the terms of such lease do not (a) allow the termination thereof upon the lessee's default without the holder of the Mortgage being entitled to receive

                                      -18-

written notice of, and opportunity to cure, such default, (b) allow the termination of the lease in the event of damage or destruction as long as the
Mortgage is in existence, (c) prohibit the holder of the Mortgage from being insured (or receiving proceeds of insurance) under the hazard insurance policy or policies relating to the Mortgaged Property or (d) permit any increase in rent other than pre-established increases set forth in the lease; (4) the original term of such lease is not less than fifteen (15) years; (5) the term of such lease does not terminate earlier than five (5) years after the maturity date of the Mortgage Note; and (6) the Mortgaged Property is located in a jurisdiction in which the use of leasehold estates in transferring ownership in residential properties is an accepted practice;

          (uu) Prepayment Penalty. The Mortgage Loan is subject to a prepayment penalty as provided in the related Mortgage Note except as set forth on Exhibit
B to each related Assignment and Conveyance Agreement. As of the Securitization
Closing Date, with respect to each Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable and each prepayment penalty is permitted pursuant to federal, state and local law. Each such prepayment penalty is in an amount equal to the maximum amount permitted under applicable law and no such prepayment penalty may be imposed for a term in excess of five
(5) years with respect to Mortgage Loans originated prior to October, 1, 2002.
With respect to Mortgage Loans originated on or after October 1, 2002, the duration of the prepayment period shall not exceed three (3) years from the date of the Mortgage Note unless the Mortgage Loan was modified to reduce the prepayment period to no more than three (3) years from the date of such Mortgage
Note and the Mortgagor was notified in writing of such reduction in prepayment period. With respect to any Mortgage Loan that contains a provision permitting imposition of a prepayment penalty upon a prepayment prior to maturity: (i) the
Mortgage Loan provides some benefit to the Mortgagor (e.g., a rate or fee reduction) in exchange for accepting such prepayment penalty, (ii) the Mortgage
Loan's originator had a written policy (i.e underwriting guidelines) of offering the Mortgagor, the option of obtaining a mortgage loan that did not require payment of such a penalty and (iii) the prepayment penalty was adequately disclosed to the Mortgagor in the loan documents pursuant to applicable state, local and federal law. This representation is a Deemed Material Breach
Representation;

          (vv) Assumability. With respect to each Adjustable Rate Mortgage Loan, the Mortgage Loan Documents provide that after the related first Interest Rate
Adjustment Date, a related Mortgage Loan may only be assumed if the party assuming such Mortgage Loan meets certain credit requirements stated in the
Mortgage Loan Documents;

          (ww) Conversion to Fixed Interest Rate. With respect to Adjustable
Rate Mortgage Loans, the Mortgage Loan is not a Convertible Mortgage Loan;

          (xx) Escrow Analysis. With respect to each Mortgage, the Seller has within the last twelve (12) months preceding the Closing Date (unless such
Mortgage was originated within such twelve-month period) analyzed the required
Escrow Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

                                      -19-

          (yy) Predatory Lending Regulations. As of the Securitization Closing
Date, no Mortgage Loan is a High Cost Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act. No Mortgage Loan is covered by the
Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in
violation of any comparable state or local law. The Mortgaged Property is not located in a jurisdiction where a breach of this representation with respect to the related Mortgage Loan may result in additional assignee liability to the
Purchaser, as determined by Purchaser in its reasonable discretion. This representation is a Deemed Material Breach Representation;

          (zz) Single-Premium Credit Life Insurance Policy. As of the
Securitization Closing Date, no Mortgagor was required to purchase any single-premium credit insurance policy (e.g., life, disability, accident, unemployment or property insurance policy) or debt cancellation agreement as a condition of obtaining the extension of credit. As of the Securitization Closing
Date, no Mortgagor obtained a prepaid single-premium credit insurance policy
(e.g., life, disability, accident, unemployment or property insurance policy) in connection with the origination of the Mortgage Loan. As of the Securitization
Closing Date, no proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies or debt cancellation agreements as part of the origination of, or as a condition to closing, such Mortgage Loan. This representation is a Deemed Material Breach Representation;

          (aaa) Regarding the Mortgagor. As of the Securitization Closing Date,
the Mortgagor is one or more natural persons and/or trustees for an Illinois land trust or a trustee under a "living trust" and such "living trust" is in compliance with Fannie Mae guidelines for such trusts;

          (bbb) Insurance. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser;

          (ccc) Simple Interest Mortgage Loans. The Mortgage Loan is not a
simple interest Mortgage Loan;

          (ddd) Flood Certification Contract. The Mortgage Loan is covered by a paid in full, life of loan, transferable flood certification contract that has been assigned without penalty, cost or premium to the Purchaser;

          (eee) Consent. Either (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File;

          (fff) Origination Date. Except as set forth on the Mortgage Loan
Schedule, the date of origination of the Mortgage Loan shall be no earlier than three (3) months prior to the date such Mortgage Loan is first purchased by the
Purchaser;

                                      -20-

          (ggg) No Exception. The Custodian has not noted any material exceptions on an Exception Report (as defined in the Custodial Agreement) with respect to the Mortgage Loan which would materially adversely affect the
Mortgage Loan or the Purchaser's ownership of the Mortgage Loan, unless consented to by the Purchaser;

          (hhh) Mortgage Submitted for Recordation. The Mortgage either has been or will promptly be submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located;

          (iii) Endorsements. The Mortgage Note has been endorsed by Seller for its own account and not as a fiduciary, trustee, trustor or beneficiary under a trust agreement;

          (jjj) Accuracy of Information. As of the Securitization Closing Date,
all information provided to the Purchaser by the Seller with respect to the
Mortgage Loan is accurate in all material respects;

          (kkk) Mortgagor Bankruptcy. Except as set forth on the Mortgage Loan
Schedule, the Mortgagor has not filed or will not file a bankruptcy petition or has not become the subject or will not become the subject of involuntary bankruptcy proceedings or has not consented to or will not consent to the filing of a bankruptcy proceeding against it or to a receiver being appointed in respect of the related Mortgaged Property;

          (lll) No Construction Loans. As of the Securitization Closing Date, no
Mortgage Loan was made in connection with (a) facilitating the trade-in or exchange of a Mortgaged Property or (b) the construction or rehabilitation of a
Mortgaged Property, unless the Mortgage Loan is a construction-to-permanent mortgage loan listed on the Mortgage Loan Schedule which has been fully disbursed, all construction work is complete and a completion certificate has been issued;

          (mmm) No Equity Participation. No document relating to the Mortgage
Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the
Mortgaged Property or the Mortgagor and Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the
Mortgagor;

          (nnn) Proceeds of Mortgage Loan. The proceeds of the Mortgage Loan have not been and shall not be used to satisfy, in whole or in part, any debt owed or owing by the Mortgagor to Seller or any Affiliate or correspondent thereof unless such debt was originated more than twenty-four (24) months prior to the origination of such Mortgage Loan;

          (ooo) No Arbitration. No Mortgagor with respect to any Mortgage Loan originated on or after August 1, 2004 agreed to submit to arbitration to resolve any dispute arising out of or relating in any way to the mortgage loan transaction. This representation is a Deemed Material Breach Representation;

          (ppp) Origination Practices/No Steering. As of the Securitization
Closing Date, no Mortgagor was encouraged or required to select a Mortgage Loan product offered by the

                                      -21-

Mortgage Loan's originator which is a higher cost product designed for less creditworthy borrowers, unless at the time of the Mortgage Loan's origination, such Mortgagor did not qualify taking into account such facts as, without limitation, the Mortgage Loan's requirements and the Mortgagor's credit history, income, assets and liabilities and debt-to-income ratios for a lower-cost credit product then offered by the Mortgage Loan's originator or any affiliate of the
Mortgage Loan's originator. If, at the time of loan application, the Mortgagor may have qualified for a lower-cost credit product then offered by any mortgage lending affiliate of the Mortgage Loan's originator, the Mortgage Loan's originator referred the Mortgagor's application to such affiliate for underwriting consideration. For a Mortgagor who seeks financing through a
Mortgage Loan originator's higher-priced subprime lending channel, the Mortgagor was directed towards or offered the Mortgage Loan originator's standard mortgage line if the Mortgagor was able to qualify for one of the standard products. This representation is a Deemed Material Breach Representation;

          (qqq) Underwriting Methodology. As of the Securitization Closing Date,
the methodology used in underwriting the extension of credit for each Mortgage
Loan does not rely on the extent of the Mortgagor's equity in the collateral as the principal determining factor in approving such extension of credit. The methodology employed objective criteria that related such facts as, without limitation, the Mortgagor's credit history, income, assets or liabilities, to the proposed mortgage payment and, based on such methodology, the Mortgage
Loan's originator made a reasonable determination that at the time of origination the Mortgagor had the ability to make timely payments on the
Mortgage Loan. Such underwriting methodology confirmed that at the time of origination (application/approval) the Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan. This representation is a Deemed
Material Breach Representation;

          (rrr) Points and Fees. As of the Securitization Closing Date, except as otherwise set forth on the Mortgage Loan Schedule, no Mortgagor was charged
"points and fees" (whether or not financed) in an amount greater than (i) $1,000 or (ii) 5% of the principal amount of such Mortgage Loan, whichever is greater.
For purposes of this representation, "points and fees" (x) include origination, underwriting, broker and finder fees and charges paid to the mortgagee or a third party, and (y) exclude bona fide discount points, fees paid for actual services rendered in connection with the origination of the Mortgage Loan (such attorneys' fees, notaries fees and fees paid for property appraisals, credit reports, surveys, title examinations and extracts, flood and tax certifications and home inspections), the costs of mortgage insurance or credit-risk price adjustments, the costs of title, hazard and flood insurance policies, state and local transfer taxes or fees, escrow deposits for the future payment of taxes and insurance premiums, and other miscellaneous fees and charges that, in total, do not exceed 0.25% of the principal amount of such Mortgage Loan. This representation is a Deemed Material Breach Representation;

          (sss) Fees Charges. As of the Securitization Closing Date, all fees and charges (including finance charges) and whether or not financed, assessed, collected or to be collected in connection with the origination and servicing
(prior to the Servicing Transfer Date) of each Mortgage Loan has been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. This representation is a Deemed Material Breach Representation;
and

                                      -22-

          (ttt) Second Lien Mortgage Loans. With respect to each Second Lien
Loan: (1) the related First Lien Loan does not permit negative amortization; (2)
where required or customary in the jurisdiction in which the Mortgaged Property is located, the original lender has filed for record a request for notice of any action by the related senior lienholder, and the Seller has notified such second lienholder in writing of the existence of the Second Lien Loan and requested notification of any action to be taken against the Mortgagor by such senior lienholder; either (a) no consent for the Second Lien Loan is required by the holder of the related First Lien Loan or (b) such consent has been obtained and is contained in the related Mortgage File; (3) to the best of Seller's knowledge, the related First Lien Loan is in full force and effect, and there is no default, lien, breach, violation or event which would permit acceleration existing under such First Lien Loan or Mortgage Note, and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration under such First Lien Loan; (4) the related first lien
Mortgage contains a provision which provides for giving notice of default or breach to the mortgagee under the Mortgage Loan and allows such mortgagee to cure any default under the related First Lien Mortgage; and (5) the related
Mortgaged Property was the Mortgagor's principal residence at the time of the origination of such Second Lien Loan. This representation is a Deemed Material
Breach Representation.

                                       -23-

                                                                  EXECUTION COPY

================================================================================

                 MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT

                                   ----------

                         IXIS REAL ESTATE CAPITAL INC.,

                                    Purchaser

                            QUICK LOAN FUNDING INC.,

                                     Seller

                             Dated as of May 1, 2006

         Adjustable-Rate and Fixed-Rate, B/C Residential Mortgage Loans

================================================================================

                                                                            Page
                                                                            ----

   Subsection 6.01.   Conveyance of Mortgage Loans; Possession of

SECTION 9.   REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER;
             REMEDIES FOR BREACH.........................................     20

   Subsection 9.01.   Representations and Warranties Regarding the Seller     20

   Subsection 9.02.   Representations and Warranties Regarding Individual
                      Mortgage Loans.....................................     24

   Subsection 9.03.   Remedies for Breach of Representations and
                      Warranties.........................................     40

   Subsection 9.04.   Repurchase of Mortgage Loans That Prepay in Full...     42

   Subsection 9.05.   Repurchase of Mortgage Loans with First Payment
                      Defaults...........................................     43

                                      -i-

   Subsection 14.01.  Additional Indemnification by the Seller; Third

                                      -ii-

   Subsection 31.02.  Additional Representations and Warranties of the

                                     -iii-

                                    EXHIBITS

EXHIBIT A   CONTENTS OF EACH MORTGAGE FILE

EXHIBIT B   FORM OF INTERIM SERVICING AGREEMENT

EXHIBIT C   FORM OF OFFICER'S CERTIFICATE

EXHIBIT D   FORM OF OPINION OF COUNSEL TO THE SELLER AND THE INTERIM SERVICER

EXHIBIT E   FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT F   FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT G   [RESERVED]

EXHIBIT H   FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT

EXHIBIT I   SELLER'S UNDERWRITING GUIDELINES

EXHIBIT J   FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

EXHIBIT K   FORM OF INDEMNIFICATION AND CONTRIBUTION AGREEMENT

                                      -iv-

                 MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT

          This MORTGAGE LOAN PURCHASE AND WARRANTIES AGREEMENT (the
"Agreement"), dated as of May 1, 2006, by and between IXIS Real Estate Capital
Inc., a New York corporation, having an office at 9 West 57th Street, 36th
Floor, New York, New York 10019 (the "Purchaser"), and Quick Loan Funding Inc.,
a California corporation, having an office at 535 Anton Blvd., Costa Mesa, CA
92626 (the "Seller").

                                   WITNESSETH:

          WHEREAS, the Seller desires to sell, from time to time, to the
Purchaser, and the Purchaser desires to purchase, from time to time, from the
Seller, certain first and second lien, adjustable-rate and fixed-rate B/C residential mortgage loans (the "Mortgage Loans") on a servicing released basis as described herein, and which shall be delivered in pools of whole loans (each, a "Mortgage Loan Package") on various dates as provided herein (each, a "Closing
Date");

          WHEREAS, each Mortgage Loan is secured by a mortgage, deed of trust or other security instrument creating a first or second lien on a residential dwelling located in the jurisdiction indicated on the Mortgage Loan Schedule for the related Mortgage Loan Package;

          WHEREAS, the Purchaser and the Seller wish to prescribe the manner of the conveyance, servicing by the Interim Servicer and control of the Mortgage
Loans; and

          WHEREAS, following its purchase of the Mortgage Loans from the Seller, the Purchaser desires to sell some or all of the Mortgage Loans to one or more purchasers as a whole loan transfer or a public or private, rated or unrated mortgage pass-through transaction;

          NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Seller agree as follows:

          SECTION 1. Definitions.

          For purposes of this Agreement the following capitalized terms shall have the respective meanings set forth below.

          Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located and incorporating the Delinquency Collection Policies and Procedures.

          Act: The National Housing Act, as amended from time to time.

          Adjustable Rate Mortgage Loan: An adjustable rate Mortgage Loan purchased pursuant to this Agreement.

          Affiliate: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person.
For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such
Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and
"controlled" have meanings correlative to the foregoing.

          Agency Transfer: A Fannie Mae Transfer or a Freddie Mac Transfer.

          Agreement: This Mortgage Loan Purchase and Warranties Agreement and
all amendments hereof and supplements hereto.

          ALTA: The American Land Title Association and its successors in interest.

          Appraised Value: (i) With respect to any First Lien Loan, the value of the related Mortgaged Property based upon the appraisal made, if any, for the originator at the time of origination of the Mortgage Loan or the sales price of the Mortgaged Property at such time of origination, whichever is less; provided, however, that in the case of a refinanced Mortgage Loan, such value is based solely upon the appraisal made, if any, at the time of origination of such refinanced Mortgage Loan, and (ii) with respect to any Second Lien Loan, the value, determined pursuant to the Seller's Underwriting Guidelines, of the related Mortgaged Property as of the origination of the Second Lien Loan.

          Assignment and Conveyance Agreement: As defined in Subsection 6.01.

          Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser.

          Balloon Mortgage Loan: Any Mortgage Loan that requires only payments of interest until the stated maturity date of the Mortgage Loan or the Monthly
Payments of principal which (not including the payment due on its stated
maturity date) are based on an amortization schedule that would be insufficient to fully amortize the principal thereof by stated maturity date of the Mortgage
Loan.

          Business Day: Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions, in the State of New York or the state in which the Interim Servicer's servicing operations are located, are authorized or obligated by law or executive order to be closed.

          Closing Date: The date or dates on which the Purchaser from time to time shall purchase and the Seller from time to time shall sell the Mortgage
Loans listed on the related Mortgage Loan Schedule with respect to the related
Mortgage Loan Package.

                                      -2-

          CLTV: As of any date and as to (1) any Second Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the Second Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are senior or equal in priority to the Second Lien Loan and which are secured by the same Mortgaged
Property to (b) the Appraised Value and (2) any First Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the First Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are junior or equal in priority to the First Lien Loan and which are secured by the same Mortgaged
Property to (b) the Appraised Value.

          Code: Internal Revenue Code of 1986, as amended.

          Commission: The United States Securities and Exchange Commission.

          Condemnation Proceeds: All awards or settlements in respect of a
Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

          Convertible Mortgage Loan: Any individual Adjustable Rate Mortgage
Loan purchased pursuant to this Agreement which contains a provision whereby the
Mortgagor is permitted to convert the Adjustable Rate Mortgage Loan to a Fixed
Rate Mortgage Loan in accordance with the terms of the related Mortgage Note.

          Covered Loan: A Mortgage Loan categorized as Covered pursuant to
Appendix E of Standard & Poor's Glossary.

          Credit Files: As defined in Section 5 herein.

          Custodial Account: The separate account or accounts created and maintained pursuant to Section 2.04 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

          Custodial Agreement: The agreement governing the retention of the originals of each Mortgage Note, Mortgage, Assignment of Mortgage and other
Mortgage Loan Documents, to be executed between the Purchaser and the Custodian and to be dated as of the related Cut-Off Date.

          Custodian: The custodian under the Custodial Agreement, or its successor in interest or assigns, or any successor to the Custodian under the
Custodial Agreement, as therein provided. If at any time there is no Custodial
Agreement in effect with respect to a Mortgage Loan, all references to the
Custodian herein and in the Interim Servicing Agreement shall be deemed to refer to the Purchaser (or its designee) with respect to such Mortgage Loan.

          Cut-off Date: The date or dates designated as such on the related
Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

                                      -3-

          Deemed Material Breach Representation: Each representation identified as such in Subsection 9.02.

          Deleted Mortgage Loan: A Mortgage Loan that is repurchased or replaced or to be replaced with a Qualified Substitute Mortgage Loan by the Seller in accordance with the terms of this Agreement.

          Delinquency Collection Policies and Procedures: The delinquency collection policies and procedures of the Seller, a copy of which is attached to the Interim Servicing Agreement.

          Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

          Determination Date: The date specified in the Interim Servicing
Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

          Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

          Eligible Account: Any of (i) an account maintained with a federal or state chartered depository institution or trust company the short-term unsecured debt obligations of which (or, in the case of a depository institution or trust company that is a subsidiary of a holding company, the short-term unsecured debt obligations of such holding company) are rated A-1 by Standard & Poor's or
Prime-1 by Moody's (or a comparable rating if another Rating Agency is specified by the Purchaser by written notice to the Seller) at the time any amounts are held on deposit therein, (ii) an account or accounts the deposits in which are fully insured by the FDIC, or (iii) a trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity.

          Escrow Account: The separate account or accounts created and maintained pursuant to Section 2.06 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

          Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

          Exchange Act. The Securities Exchange Act of 1934, as amended.

          Fannie Mae: The Federal National Mortgage Association and its
successors in interest.

          Fannie Mae Guides: The Fannie Mae Sellers' Guide and the Fannie Mae
Servicers' Guide and all amendments or additions thereto.

                                      -4-

          Fannie Mae Transfer: As defined in Section 13 hereof.

          FDIC: The Federal Deposit Insurance Corporation and its successors in interest.

          FHA: The Federal Housing Administration, an agency within the United
States Department of Housing and Urban Development and its successors in interest and including the Federal Housing Commissioner and the Secretary of
Housing and Urban Development where appropriate under the FHA Regulations.

          First Lien Loan: Any Mortgage Loan secured by a first lien Mortgage on the related Mortgaged Property.

          Fitch: Fitch, Inc. and its successors in interest.

          Fixed Rate Mortgage Loan: A fixed rate mortgage loan purchased pursuant to this Agreement.

          Freddie Mac: The Federal Home Loan Mortgage Corporation and its
successors in interest.

          Freddie Mac Transfer: As defined in Section 13 hereof.

          Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note which amount is added to the Index in accordance with the terms of the related Mortgage Note to determine on each Interest Rate Adjustment Date the Mortgage Interest Rate for
such Mortgage Loan.

          High Cost Loan: A Mortgage Loan (a) covered by the Home Ownership and
Equity Protection Act of 1994 ("HOEPA"), (b) with an "annual percentage rate" or total "points and fees" payable by the related Mortgagor (as each such term is calculated under HOEPA) that exceed the thresholds set forth by HOEPA and its implementing regulations, including 12 C.F.R. Section 226.32(a)(1)(i) and (ii),
(c) classified as a "high cost home," "threshold," "covered," "high risk home,"
"predatory" or similar loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or
(d) a Mortgage Loan categorized as High Cost pursuant to Appendix E of Standard
& Poor's Glossary. For avoidance of doubt, the parties agree that this definition shall apply to any law regardless of whether such law is presently, or in the future becomes, the subject of judicial review or litigation.

          Home Loan: A Mortgage Loan categorized as Home Loan pursuant to
Appendix E of Standard & Poor's Glossary.

          HUD: The Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with regard to FHA Mortgage Insurance. The term "HUD," for purposes of this Agreement, is also deemed to include subdivisions thereof such as the FHA and Government National Mortgage Association.

                                      -5-

          Index: With respect to each Adjustable Rate Mortgage Loan, a rate per annum set forth on Exhibit B to each related Assignment and Conveyance
Agreement.

          Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

          Interest Rate Adjustment Date: With respect to each Adjustable Rate
Mortgage Loan, the date, specified in the related Mortgage Note and the Mortgage
Loan Schedule, on which the Mortgage Interest Rate is adjusted.

          Interim Funder: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS(R) System as the interim funder pursuant to the
MERS Procedures Manual.

          Interim Servicer: Quick Loan Funding Inc., a California corporation, and its successors in interest, and any successor interim servicer under the
Interim Servicing Agreement.

          Interim Servicing Agreement: The agreement, attached as Exhibit B hereto, to be entered into by the Purchaser and the Interim Servicer, providing for the Interim Servicer to service the Mortgage Loans for an interim period as specified by the Interim Servicing Agreement.

          Investor: With respect to each MERS Designated Mortgage Loan, the
Person named on the MERS(R) System as the investor pursuant to the MERS
Procedures Manual.

          Lifetime Rate Cap: The provision of each Mortgage Note related to an
Adjustable Rate Mortgage Loan which provides for an absolute maximum Mortgage
Interest Rate thereunder. The Mortgage Interest Rate during the terms of each
Adjustable Rate Mortgage Loan shall not at any time exceed the Mortgage Interest
Rate at the time of origination of such Adjustable Rate Mortgage Loan by more than the amount per annum set forth on the related Mortgage Loan Schedule.

          Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such
Mortgage Loan, trustee's sale, foreclosure sale or otherwise, or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan.

          Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio (expressed as a percentage) of the outstanding principal amount of the
Mortgage Loan as of the Cut-off Date (unless otherwise indicated), to the
Appraised Value of the Mortgaged Property.

          MERS: Mortgage Electronic Registration Systems, Inc., a Delaware
corporation, and its successors and assigns.

          MERS Designated Mortgage Loan: Mortgage Loans for which (a) the Seller has designated or will designate MERS as, and has taken or will take such action as is necessary to cause MERS to be, the mortgagee of record, as nominee for the
Seller, in accordance with

                                      -6-

MERS Procedure Manual and (b) the Seller has designated or will designate the
Purchaser as the Investor on the MERS(R) System.

          MERS Procedure Manual: The MERS Procedures Manual, as it may be
amended, supplemented or otherwise modified from time to time.

          MERS Report: The report from the MERS System listing MERS Designated
Mortgage Loans and other information.

          MERS(R) System: MERS mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.

          Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan.

          Moody's: Moody's Investors Service, Inc. and its successors in interest.

          Mortgage: The mortgage, deed of trust or other instrument securing a
Mortgage Note, which creates a first lien, in the case of a First Lien Loan, or a second lien, in the case of a Second Lien Loan, on the Mortgaged Property.

          Mortgage File: The items pertaining to a particular Mortgage Loan referred to in Exhibit A annexed hereto, and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

          Mortgage Interest Rate: The annual rate of interest borne on a
Mortgage Note with respect to each Mortgage Loan.

          Mortgage Loan: An individual Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the applicable Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal
Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds,
Servicing Rights, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

          Mortgage Loan Documents: The documents required to be delivered to the
Custodian pursuant to Section 6.03 hereof with respect to any Mortgage Loan.

          Mortgage Loan Package: Each pool of Mortgage Loans, which shall be purchased by the Purchaser from the Seller from time to time on each Closing
Date.

          Mortgage Loan Schedule: The schedule of Mortgage Loans setting forth the following information with respect to each Mortgage Loan in the related
Mortgage Loan Package: (1) the Seller's Mortgage Loan identifying number; (2)
the Mortgagor's name; (3) the street address of the Mortgaged Property including the city, state and zip code; (4) a code indicating whether the Mortgaged
Property is owner-occupied, a second home or investment property; (5) the number and type of residential units constituting the Mortgaged Property (i.e., a

                                      -7-

single family residence, a 2-4 family residence, a unit in a condominium project or a unit in a planned unit development, manufactured housing); (6) the Mortgage
Loan origination date; (7) the original months to maturity or the remaining months to maturity from the related Cut-off Date, in any case based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule; (8) the Loan-to-Value
Ratio at origination; (9) with respect to First Lien Loans, the LTV and with respect to Second Lien Loans, the CLTV; (10) the Mortgage Interest Rate as of
the related Cut-off Date; (11) the date on which the Monthly Payment was due on the Mortgage Loan and, if such date is not consistent with the Due Date currently in effect, such Due Date; (12) the stated maturity date; (13) the amount of the Monthly Payment as of the related Cut-off Date; (14) the last payment date as of which a payment was actually applied to the outstanding principal balance; (15) the original principal amount of the Mortgage Loan; (16)
the principal balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due and collected on or before the Cut-off Date; (17) the Interest Rate Adjustment Date; (18) the
Gross Margin; (19) the Lifetime Rate Cap under the terms of the Mortgage Note;
(20) a code indicating the type of Index; (21) the Mortgage Interest Rate as of origination; (22) the type of Mortgage Loan (i.e., fixed-rate, adjustable-rate,
First Lien, Second Lien); (23) a code indicating the purpose of the loan (i.e., purchase, rate and term refinance, equity take-out refinance); (24) a code indicating the documentation style (i.e., full or stated income); (25) the loan credit classification (as described in the Underwriting Guidelines); (26) the applicable Cut-off Date; (27) the applicable Closing Date; (28) a code indicating whether the Mortgage Loan is a Home Loan; (29) the credit risk score
(FICO score); (30) with respect to the related Mortgagor, the debt-to-income ratio; (31) with respect to Second Lien Loans, the outstanding principal balance of the superior lien; (32) the Appraised Value of the Mortgaged Property; (33)
the sale price of the Mortgaged Property if the Mortgage Loan was originated in connection with the purchase of the Mortgaged Property; (34) the Periodic Rate
Cap under the terms of the Mortgage Note; (35) the Periodic Rate Floor under the terms of the Mortgage Note; (36) whether such Mortgage Loan provides for a prepayment penalty; (37) the prepayment penalty period of such Mortgage Loan, if applicable; (38) a description of the type of prepayment penalty, if applicable;
(39) the MERS Identification Number; (40) whether the Mortgagor represented that the Mortgagor would occupy the Mortgaged Property as its primary residence and
(41) a code indicating if the Mortgage Loan is a Balloon Mortgage Loan. With
respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule shall set forth the following information, as of the related Cut-off Date: (1) the number of Mortgage Loans; (2) the current aggregate outstanding principal balance of the Mortgage Loans; (3) the weighted average Mortgage Interest Rate of the Mortgage Loans; and (4) the weighted average maturity of the Mortgage
Loans.

          Mortgage Note: The note or other evidence of the indebtedness of a
Mortgagor secured by a Mortgage.

          Mortgaged Property: With respect to each Mortgage Loan, the
Mortgagor's real property securing repayment of a related Mortgage Note, consisting of an unsubordinated estate in fee simple or, with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, a leasehold estate, in a single parcel or multiple parcels of real property improved by a residential dwelling as further described in this Agreement.

                                      -8-

          Mortgagor: The obligor on a Mortgage Note.

          OCC: Office of the Comptroller of the Currency and its successors in interest.

          Officer's Certificate: A certificate signed by the Chairman of the
Board or the Vice Chairman of the Board or a President or a Vice President and
by the Treasurer or the Secretary or one of the Assistant Treasurers or
Assistant Secretaries of the Seller, and delivered to the Purchaser as required by this Agreement.

          Opinion of Counsel: A written opinion of counsel, who may be counsel for the Seller, reasonably acceptable to the Purchaser, provided that any
Opinion of Counsel relating to (a) the qualification of any account required to be maintained pursuant to this Agreement as an Eligible Account, (b)
qualification of the Mortgage Loans in a REMIC or (c) compliance with the REMIC
Provisions, must be (unless otherwise stated in such Opinion of Counsel) an opinion of counsel who (i) is in fact independent of the Seller and any servicer of the Mortgage Loans, (ii) does not have any material direct or indirect financial interest in the Seller or any servicer of the Mortgage Loans or in an
Affiliate of either and (iii) is not connected with the Seller or any servicer of the Mortgage Loans as an officer, employee, director or person performing similar functions.

          OTS: Office of Thrift Supervision and its successors in interest.

          Periodic Rate Cap: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may increase on an Interest
Rate Adjustment Date above the Mortgage Interest Rate previously in effect.

          Periodic Rate Floor: With respect to each Adjustable Rate Mortgage
Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may decrease on an Interest
Rate Adjustment Date below the Mortgage Interest Rate previously in effect.

          Person: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

          Preliminary Mortgage Schedule: As defined in Section 3.

          Premium Percentage: With respect to any Mortgage Loan, a percentage equal to the excess of the Purchase Price Percentage over 100%.

          Principal Prepayment: Any payment or other recovery of principal on a
Mortgage Loan which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

                                      -9-

          Purchase Price: The price paid on the related Closing Date by the
Purchaser to the Seller in exchange for the Mortgage Loans purchased on such
Closing Date as calculated in Section 4 of this Agreement.

          Purchase Price and Terms Agreement: Those certain agreements setting forth the general terms and conditions of the transaction consummated herein and identifying the Mortgage Loans to be purchased from time to time hereunder, by and among the Seller, the Purchaser and the Interim Servicer (if applicable).
All of the individual Purchase Price and Terms Agreements shall collectively be referred to as the "Purchase Price and Terms Agreement."

          Purchase Price Percentage: With respect to any Mortgage Loan, an amount equal to the percentage of par as stated in the Purchase Price and Terms
Agreement (subject to adjustment as provided therein) related to such Mortgage
Loan.

          Purchaser: IXIS Real Estate Capital Inc., a New York corporation, and its successors in interest and assigns, or any successor to the Purchaser under this Agreement as herein provided.

          Qualified Correspondent: Any Person from which the Seller purchased
Mortgage Loans, provided that the following conditions are satisfied: (i) such
Mortgage Loans were originated pursuant to an agreement between the Seller and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to the Seller, in accordance with underwriting guidelines designated by the Seller ("Designated Guidelines") or guidelines that do not vary materially from such Designated Guidelines; (ii) such Mortgage Loans were in fact underwritten as described in clause (i) above and were acquired by the Seller within one hundred eighty (180) days after origination; (iii) either
(x) the Designated Guidelines were, at the time such Mortgage Loans were originated, used by the Seller in origination of mortgage loans of the same type as the Mortgage Loans for the Seller's own account or (y) the Designated
Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Seller on a consistent basis for use by lenders in originating mortgage loans to be purchased by the Seller; and (iv) the Seller employed, at the time such Mortgage Loans were acquired by the Seller, pre-purchase or post-purchase quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time period or through particular channels) designed to ensure that Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the
Seller.

          Qualified Substitute Mortgage Loan: A mortgage loan eligible to be substituted by the Seller for a Deleted Mortgage Loan which must, on the date of such substitution, (i) have an outstanding principal balance, after deduction of all scheduled payments due in the month of substitution (or in the case of a substitution of more than one mortgage loan for a Deleted Mortgage Loan, an aggregate principal balance), not in excess of the outstanding principal balance of the Deleted Mortgage Loan (the amount of any shortfall will be deposited in the Custodial Account by the Seller in the month of substitution); (ii) have a
Mortgage Interest Rate not less than and not more than 1% greater than the
Mortgage Interest Rate of the Deleted Mortgage Loan; (iii) have a remaining term to maturity not greater than and not more than one (1) year less than that of the Deleted Mortgage Loan; (iv) be of the same type as the Deleted

                                      -10-

Mortgage Loan (i.e., fixed-rate, adjustable-rate with same Periodic Rate Cap,
Index and lien priority); and (v) comply with each representation and warranty
(respecting individual Mortgage Loans) set forth in Section 9 hereof.

          Rating Agency: Any of Fitch, Moody's or Standard & Poor's, or their respective successors designated by the Purchaser.

          Reconstitution: Any Securitization Transaction or Whole Loan Transfer.

          Reconstitution Agreements: The agreement or agreements entered into by the Seller and/or the Interim Servicer and the Purchaser and/or certain third parties on the Reconstitution Date or Dates with respect to any or all of the
Mortgage Loans sold hereunder, in connection with a Whole Loan Transfer, Agency
Transfer or a Securitization Transaction pursuant to Section 13, including, but not limited to, a seller's warranties and servicing agreement with respect to a
Whole Loan Transfer, and a trust and servicing agreement, pooling and servicing agreement and/or seller/servicer agreements and related custodial/trust agreement and documents with respect to a Securitization Transaction.

          Reconstitution Date: As defined in Section 13.

          Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation
AB), 17 C.F.R. Sections 229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities
Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the
staff of the Commission, or as may be provided by the Commission or its staff from time to time.

          REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

          REMIC Provisions: Provisions of the federal income tax law relating to a REMIC, which appear at Section 860A through 860G of Subchapter M of Chapter 1,
Subtitle A of the Code, and related provisions and regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

          Remittance Date: The date specified in the Interim Servicing Agreement
(with respect to each Mortgage Loan, for an interim period, as specified therein).

          Repurchase Price: With respect to any Mortgage Loan for which a breach of a representation or warranty from the Agreement or the Interim Servicing
Agreement is found, a price equal to the then outstanding principal balance of the Mortgage Loan to be repurchased, plus accrued interest thereon at the
Mortgage Interest Rate from the date to which interest had last been paid through the date of such repurchase, plus the amount of any outstanding advances owed to any servicer, and plus all costs and expenses incurred by the Purchaser or any servicer arising out of or based upon such breach, including without limitation costs and expenses incurred in the enforcement of the Seller's repurchase obligation hereunder, and plus, in the event a Mortgage Loan is repurchased during the first twelve (12) months following the related

                                      -11-

Closing Date, an amount equal to the Premium Percentage multiplied by the outstanding principal balance of such Mortgage Loan as of the date of such repurchase.

          RESPA: Real Estate Settlement Procedures Act, as amended from time to time.

          Second Lien Loan: A Mortgage Loan secured by a second lien Mortgage on the related Mortgaged Property.

          Securities Act: The Securities Act of 1933, as amended.

          Securitization Transaction. Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (2)
an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

          Seller: Quick Loan Funding Inc., a California corporation, and its successors in interest.

          Seller Information: As defined in Subsection 31.04(a).

          Servicing Fee: With respect to each Mortgage Loan subject to the
Interim Servicing Agreement, an amount equal to 0.50% per annum computed on the basis of the outstanding principal balance of the related Mortgage Loan. Such fee shall be payable monthly and shall be pro rated for any portion of a month during which the Mortgage Loan is serviced by the Interim Servicer under the
Interim Servicing Agreement. The obligation of the Purchaser to pay the
Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion (including recoveries with respect to interest from Liquidation
Proceeds, to the extent permitted by this Agreement) of such Monthly Payment collected by the Interim Servicer, or as otherwise provided under this
Agreement.

          Servicing File: With respect to each Mortgage Loan, the file retained by the Interim Servicer consisting of originals of all documents in the Mortgage
File which are not delivered to the Purchaser or the Custodian and copies of the
Mortgage Loan Documents.

          Servicing Rights: Any and all of the following: (a) any and all rights to service the Mortgage Loans; (b) any payments to or monies received by the
Interim Servicer for servicing the Mortgage Loans; (c) any late fees, penalties or similar payments with respect to the Mortgage Loans; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of the Interim
Servicer thereunder; (e) Escrow Payments or other similar payments with respect to the Mortgage Loans and any amounts actually collected by the Interim Servicer with respect thereto; (f) all accounts and other rights to payment related to any of the property described in this paragraph; and (g) any and all documents, files, records, servicing files, servicing documents, servicing records, data tapes, computer records, or other information pertaining to the Mortgage Loans or pertaining to the past, present or prospective servicing of the Mortgage
Loans.

                                      -12-

          Sponsor: The sponsor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

          Standard & Poor's: Standard & Poor's Ratings Services, a division of
The McGraw-Hill Companies Inc., and its successors in interest.

          Standard & Poor's Glossary: The Standard & Poor's LEVELS(R) Glossary,
as may be in effect from time to time.

          Stated Principal Balance: As to each Mortgage Loan on any date of determination, (i) the principal balance of such Mortgage Loan at the related
Cut-off Date after giving effect to payments of principal due on or before such date, to the extent actually received, minus (ii) all amounts previously distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal on such Mortgage Loan.

          Static Pool Information: Static pool information as described in Item
1105(a)(1)-(3) and 1105(c) of Regulation AB.

          Successor Servicer: Any servicer of one or more Mortgage Loans designated by the Purchaser as being entitled to the benefits of the indemnifications set forth in Sections 9.03 and 14.01.

          Third-Party Originator: Each Person, other than a Qualified
Correspondent, that originated Mortgage Loans acquired by the Seller.

          Transfer Date: The date on which the Purchaser, or its designee, shall receive the transfer of servicing responsibilities and begin to perform the servicing of the Mortgage Loans with respect to the related Mortgage Loan
Package, and the Interim Servicer shall cease all servicing responsibilities.
Such date shall occur on the day indicated by the Purchaser to the Interim
Servicer in accordance with the Interim Servicing Agreement.

          Underwriting Guidelines: The underwriting guidelines of the Seller, a copy of which is attached hereto as Exhibit I and a then-current copy of which shall be attached as an Exhibit to the related Assignment and Conveyance.

          VA: The Department of Veterans Affairs, an agency of the United States of America, or any successor thereto including the Administrator of Veterans
Affairs.

          Whole Loan Transfer: Any sale or transfer of some or all of the
Mortgage Loans, other than a Securitization Transaction.

          SECTION 2. Agreement to Purchase.

          The Seller agrees to sell from time to time, and the Purchaser agrees to purchase from time to time, Mortgage Loans having an aggregate principal balance on the related Cut-off Date in an amount as set forth in the related
Purchase Price and Terms Agreement, or in such other amount as agreed by the
Purchaser and the Seller as evidenced by the actual aggregate principal balance of the Mortgage Loans accepted by the Purchaser on each Closing Date.

                                      -13-

          SECTION 3. Mortgage Schedules.

          The Seller from time to time shall provide the Purchaser with certain information constituting a preliminary listing of the Mortgage Loans to be purchased on each Closing Date in accordance with the related Purchase Price and
Terms Agreement and this Agreement (each, a "Preliminary Mortgage Schedule").

          The Seller shall deliver the Mortgage Loan Schedule for the Mortgage
Loans to be purchased on a particular Closing Date to the Purchaser at least two
(2) Business Days prior to the related Closing Date. The Mortgage Loan Schedule shall be the related Preliminary Mortgage Schedule with those Mortgage Loans which the Seller has not funded prior to the related Closing Date deleted.

          SECTION 4. Purchase Price.

          The Purchase Price for the Mortgage Loans shall be equal to (a) the
Purchase Price Percentage multiplied by the Cut-off Date Balance, plus (b)
accrued and unpaid interest on such principal balance at the weighted average
Mortgage Interest Rate (net of the Servicing Fee) of those Mortgage Loans from the related Cut-off Date through the day prior to the related Closing Date, inclusive. For purposes hereof, "Cut-off Date Balance" means the aggregate principal balance, as of the related Cut-off Date, of the Mortgage Loans listed on the related Mortgage Loan Schedule, after application of scheduled payments of principal due on or before the related Cut-off Date, to the extent such payments were actually received, together with any unscheduled principal payments collected prior to the Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to the Cut-off Date, but to be applied on a due date beyond the related Cut-off Date, shall not be applied to the principal balance as of the related Cut-off Date. If so provided in the related Purchase Price and Terms Agreement, portions of the Mortgage Loans shall be priced separately. The Purchase Price as so determined shall be paid to the
Seller on the related Closing Date by wire transfer of immediately available funds to an account designated by the Seller in writing.

          The Purchaser shall be entitled to (l) all principal paid after the related Cut-off Date, (2) all other recoveries of principal collected on or after the related Cut-off Date, and (3) all payments of interest on the Mortgage
Loans net of applicable Servicing Fees (minus that portion of any such payment which is allocable to the period prior to the related Cut-off Date). The outstanding principal balance of each Mortgage Loan as of the related Cut-off
Date is determined after application of payments of principal due on or before the related Cut-off Date, to the extent actually collected, together with any unscheduled principal prepayments collected prior to the Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to the
Cut-off Date, but to be applied on a due date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date.
Such prepaid amounts shall be the property of the Purchaser. The Seller shall deposit any such prepaid amounts into the Custodial Account, which account is established for the benefit of the Purchaser for subsequent remittance by the
Seller to the Purchaser.

                                      -14-

          SECTION 5. Examination of Mortgage Files.

          At least seven (7) Business Days prior to the related Closing Date, the Seller shall (i) either (a) deliver to the Purchaser or its designee in escrow, for examination with respect to each Mortgage Loan to be purchased, the related Mortgage File, including a copy of the Assignment of Mortgage (except with respect to each MERS Designated Mortgage Loan), pertaining to each Mortgage
Loan, or (b) make the related Mortgage File available to the Purchaser for examination at such other location as shall otherwise be acceptable to the
Purchaser and (ii) deliver to the Purchaser copies of the credit and servicing files (collectively, the "Credit Files"). Such examination of the Mortgage Files may be made by the Purchaser or its designee at any reasonable time before or after the related Closing Date. If the Purchaser makes such examination prior to the related Closing Date and determines, in its sole discretion, that any
Mortgage Loans are unacceptable to the Purchaser for any reason, such Mortgage
Loans shall be deleted from the related Mortgage Loan Schedule, and may be replaced by a Qualified Substitute Mortgage Loan (or Loans) acceptable to the
Purchaser. The Purchaser may, at its option and without notice to the Seller, purchase some or all of the Mortgage Loans without conducting any partial or complete examination. The fact that the Purchaser or its designee has conducted or has failed to conduct any partial or complete examination of the Mortgage
Files or the Credit Files shall not impair in any way the Purchaser's (or any of its successor's) rights to demand repurchase, substitution or other remedy as provided in this Agreement. In the event that the Seller fails to deliver the
Credit Files with respect to any Mortgage Loan, the Seller shall, upon the request of the Purchaser, repurchase such Mortgage Loan at the price and in the manner specified in Subsection 9.03.

          SECTION 6. Conveyance from Seller to Purchaser.

          Subsection 6.01. Conveyance of Mortgage Loans; Possession of Servicing
Files.

          The Seller, simultaneously with the delivery of the Mortgage Loan
Schedule with respect to the related Mortgage Loan Package to be purchased on each Closing Date, shall execute and deliver an Assignment and Conveyance
Agreement in the form attached hereto as Exhibit H (the "Assignment and
Conveyance Agreement"). The Seller shall cause the Servicing File retained by the Interim Servicer pursuant to this Agreement to be appropriately identified in the Seller's computer system and/or books and records, as appropriate, to clearly reflect the sale of the related Mortgage Loan to the Purchaser. The
Seller shall cause the Interim Servicer to release from its custody the contents of any Servicing File retained by it only in accordance with this Agreement or the Interim Servicing Agreement, except when such release is required in connection with a repurchase of any such Mortgage Loan pursuant to Subsection
9.03.

          Subsection 6.02. Books and Records.

          Record title to each Mortgage as of the related Closing Date shall be in the name of the Seller, the Purchaser or one or more designees of the
Purchaser, as the Purchaser shall select. Notwithstanding the foregoing, each
Mortgage and related Mortgage Note shall be possessed solely by the Purchaser or the appropriate designee of the Purchaser, as the case may be. All rights arising out of the Mortgage Loans including, but not limited to, all funds received by the Seller or the Interim Servicer after the related Cut-off Date on or in connection with a

                                      -16-

Mortgage Loan shall be vested in the Purchaser or one or more designees of the
Purchaser; provided, however, that all funds received on or in connection with a
Mortgage Loan shall be received and held by the Seller or the Interim Servicer in trust for the benefit of the Purchaser or the appropriate designee of the
Purchaser, as the case may be, as the owner of the Mortgage Loans pursuant to the terms of this Agreement.

          The sale of each Mortgage Loan shall be reflected on the Seller's balance sheet and other financial statements as a sale of assets by the Seller.

          The Seller shall or shall cause the Interim Servicer to be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be marked clearly to reflect the ownership of each Mortgage Loan by the Purchaser. In particular, the Seller shall or shall cause the Interim Servicer to maintain in its possession, available for inspection by the Purchaser, and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or Freddie Mac, including but not limited to documentation as to the method used in determining the applicability of the provisions of the National Flood Insurance Act of 1968, as amended, to the Mortgaged Property, documentation evidencing insurance coverage and periodic inspection reports, as required by the Fannie Mae Guides. To the extent that original documents are not required for purposes of realization of Liquidation
Proceeds or Insurance Proceeds, documents maintained by the Seller or the
Interim Servicer may be in the form of microfilm or microfiche so long as the
Seller or the Interim Servicer complies with the requirements of the Fannie Mae
Guides.

          Subsection 6.03. Delivery of Mortgage Loan Documents.

          The Seller shall deliver and release to the Custodian no later than five (5) Business Days prior to the related Closing Date those Mortgage Loan
Documents set forth on Exhibit A hereto with respect to each Mortgage Loan set forth on the related Mortgage Loan Schedule.

          The Custodian shall certify its receipt of all such Mortgage Loan
Documents required to be delivered pursuant to the Custodial Agreement for the related Closing Date, as evidenced by the Certification and Trust Receipt of the
Custodian in the form annexed to the Custodial Agreement. The Purchaser shall pay all fees and expenses of the Custodian from and after the Closing Date.

          The Seller shall or shall cause the Interim Servicer to forward to the
Custodian, or to such other Person as the Purchaser shall designate in writing, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with this Agreement within two (2) weeks of their execution, provided, however, that the Seller shall provide the Custodian, or to such other Person as the Purchaser shall designate in writing, with a certified true copy of any such document submitted for recordation within two (2) weeks of its execution, and shall promptly provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within ninety (90) days of its submission for recordation.

                                      -16-

          In the event any document required to be delivered to the Custodian pursuant to the previous paragraph, including an original or copy of any document submitted for recordation to the appropriate public recording office, is not so delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, within ninety (90) days following the Closing Date
(other than with respect to the Assignments of Mortgage which shall be delivered to the Custodian in blank and recorded subsequently by the Purchaser or its designee), and in the event that the Seller does not cure such failure within thirty (30) days of discovery or receipt of written notification of such failure from the Purchaser, the related Mortgage Loan shall, upon the request of the
Purchaser, be repurchased by the Seller at the price and in the manner specified in Subsection 9.03. The foregoing repurchase obligation shall not apply in the event that the Seller cannot deliver such original or copy of any document submitted for recordation to the appropriate public recording office within the specified period due to a delay caused by the recording office in the applicable jurisdiction, provided that (i) the Seller shall deliver a recording receipt of such recording office or, if such recording receipt is not available, an officer's certificate of a servicing officer of the Seller, confirming that such documents have been accepted for recording (upon request of the Purchaser and delivery by the Purchaser to the Seller of a schedule of the related Mortgage
Loans, the Seller shall reissue and deliver to the Purchaser or its designee said officer's certificate relating to the related Mortgage Loans), and (ii)
such document is delivered within twelve (12) months of the related Closing
Date.

          The Seller shall pay all initial recording fees, if any, for the assignments of mortgage and any other fees or costs in transferring all original documents to the Custodian or, upon written request of the Purchaser, to the
Purchaser or the Purchaser's designee. The Purchaser or the Purchaser's designee shall be responsible for recording the Assignments of Mortgage and shall be reimbursed by the Seller for the costs associated therewith pursuant to the preceding sentence.

          Subsection 6.04. Quality Control Procedures.

          The Seller shall, or shall cause the Interim Servicer to, have an internal quality control program that verifies in a manner consistent with accepted industry procedures, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program shall include evaluating and monitoring the overall quality of the Seller's loan production and the servicing activities of the
Interim Servicer. The program is to ensure that the Mortgage Loans are originated and serviced in accordance with Accepted Servicing Practices and the
Underwriting Guidelines; guard against dishonest, fraudulent, or negligent acts;
and guard against errors and omissions by officers, employees, or other authorized persons.

          Subsection 6.05. MERS Designated Mortgage Loans.

          With respect to each MERS Designated Mortgage Loan, the Seller shall, on or prior to the related Closing Date, designate the Purchaser as the Investor and the Custodian as custodian, and no Person shall be listed as Interim Funder on the MERS System. In addition, on or prior to the related Closing Date, Seller shall provide the Custodian and the Purchaser with a MERS Report listing the
Purchaser as the Investor, the Custodian as custodian and no Person as Interim
Funder with respect to each MERS Designated Mortgage Loan.

                                      -17-

          SECTION 7. Servicing of the Mortgage Loans.

          The Mortgage Loans have been sold by the Seller to the Purchaser on a servicing released basis. Subject to, and upon the terms and conditions of this
Agreement and the Interim Servicing Agreement (with respect to each Mortgage
Loan, for an interim period, as specified therein), the Seller hereby sells, transfers, assigns, conveys and delivers to the Purchaser the Servicing Rights.

          The Purchaser shall retain the Interim Servicer as contract servicer of the Mortgage Loans for an interim period pursuant to and in accordance with the terms and conditions contained in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).
Except as set forth in the Interim Servicing Agreement, the Interim Servicer
shall service the Mortgage Loans on an "actual/actual" basis and otherwise in strict compliance with the servicing provisions related to the Fannie Mae MBS
Program (Special Servicing Option) of the Fannie Mae Guides (except as otherwise set forth in the Interim Servicing Agreement). The Purchaser and Seller shall cause the Interim Servicer to execute the Interim Servicing Agreement on the initial Closing Date.

          Pursuant to the Interim Servicing Agreement (with respect to each
Mortgage Loan, for an interim period, as specified therein), the Interim
Servicer shall begin servicing the Mortgage Loans on behalf of the Purchaser and shall be entitled to a Servicing Fee with respect to such Mortgage Loans until the applicable Transfer Date. The Interim Servicer shall conduct such servicing in accordance with the Interim Servicing Agreement.

          SECTION 8. Transfer of Servicing.

          On the applicable Transfer Date, the Purchaser, or its designee, shall assume all servicing responsibilities related to, and the Seller shall cause the
Interim Servicer to cease all servicing responsibilities related to, the related
Mortgage Loans subject to such Transfer Date. The Transfer Date shall be the date determined in accordance with Section 6.02 of the Interim Servicing
Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

          On or prior to the applicable Transfer Date, the Seller shall, at its sole cost and expense, take such steps as may be necessary or appropriate to effectuate and evidence the transfer of the servicing of the related Mortgage
Loans to the Purchaser, or its designee, including but not limited to the following:

          (a) Notice to Mortgagors. The Seller shall cause the Interim Servicer to mail to the Mortgagor of each related Mortgage Loan a letter advising such
Mortgagor of the transfer of the servicing of the related Mortgage Loan to the
Purchaser, or its designee, in accordance with the Cranston Gonzales National
Affordable Housing Act of 1990; provided, however, the content and format of the letter shall have the prior approval of the Purchaser. The Seller shall cause the Interim Servicer to provide the Purchaser with copies of all such related notices no later than the Transfer Date.

          (b) Notice to Taxing Authorities and Insurance Companies. The Seller
shall cause the Interim Servicer to transmit to the applicable taxing authorities and insurance

                                      -18-

companies (including primary mortgage insurance policy insurers, if applicable)
and/or agents, notification of the transfer of the servicing to the Purchaser, or its designee, and instructions to deliver all notices, tax bills and insurance statements, as the case may be, to the Purchaser from and after the
Transfer Date. The Seller shall cause the Interim Servicer to provide the
Purchaser with copies of all such notices no later than the Transfer Date.

          (c) Delivery of Servicing Records. The Seller shall cause the Interim
Servicer to forward to the Purchaser, or its designee, all servicing records and the Servicing File in the Interim Servicer's possession relating to each related
Mortgage Loan including the information enumerated in the Interim Servicing
Agreement (with respect to each such Mortgage Loan, for an interim period, as specified therein).

          (d) Escrow Payments. The Seller shall cause the Interim Servicer to provide the Purchaser, or its designee, with immediately available funds by wire transfer in the amount of the net Escrow Payments and suspense balances and all loss draft balances associated with the related Mortgage Loans. The Seller shall cause the Interim Servicer to provide the Purchaser with an accounting statement, in electronic format acceptable to the Purchaser in its sole discretion, of Escrow Payments and suspense balances and loss draft balances sufficient to enable the Purchaser to reconcile the amount of such payment with the accounts of the Mortgage Loans. Additionally, the Seller shall cause the
Interim Servicer to wire transfer to the Purchaser the amount of any agency, trustee or prepaid Mortgage Loan payments and all other similar amounts held by the Interim Servicer.

          (e) Payoffs and Assumptions. The Seller shall cause the Interim
Servicer to provide to the Purchaser, or its designee, copies of all assumption and payoff statements generated by the Interim Servicer on the related Mortgage
Loans from the related Cut-off Date to the Transfer Date.

          (f) Mortgage Payments Received Prior to Transfer Date. Prior to the
Transfer Date all payments received by the Interim Servicer or the Seller on each related Mortgage Loan shall be properly applied by the Seller to the account of the particular Mortgagor.

          (g) Mortgage Payments Received after Transfer Date. The amount of any related Monthly Payments received by the Seller after the Transfer Date shall be forwarded to the Purchaser by overnight mail on the date of receipt. The Seller shall notify the Purchaser of the particulars of the payment, which notification requirement shall be satisfied if the Seller forwards with its payment sufficient information to permit appropriate processing of the payment by the
Purchaser. The Seller shall assume full responsibility for the necessary and appropriate legal application of such Monthly Payments received by the Seller after the Transfer Date with respect to related Mortgage Loans then in foreclosure or bankruptcy; provided, for purposes of this Agreement, necessary and appropriate legal application of such Monthly Payments shall include, but not be limited to, endorsement of a Monthly Payment to the Purchaser with the particulars of the payment such as the account number, dollar amount, date received and any special Mortgagor application instructions and the Seller shall cause the Interim Servicer to comply with the foregoing requirements with respect to all Monthly Payments received by the Interim Servicer after the
Transfer Date.

                                      -19-

          (h) Misapplied Payments. Misapplied payments shall be processed as follows:

          (i) All parties shall cooperate in correcting misapplication errors;

          (ii) The party receiving notice of a misapplied payment occurring prior to the applicable Transfer Date and discovered after the Transfer
     Date shall immediately notify the other party;

          (iii) If a misapplied payment which occurred prior to the Transfer
     Date cannot be identified and said misapplied payment has resulted in a shortage in a Custodial Account or Escrow Account, the Seller shall be liable for the amount of such shortage. The Seller shall reimburse the
     Purchaser for the amount of such shortage within thirty (30) days after receipt of written demand therefor from the Purchaser;

          (iv) If a misapplied payment which occurred prior to the Transfer Date has created an improper Purchase Price as the result of an inaccurate outstanding principal balance, a check shall be issued to the party shorted by the improper payment application within five (5) Business Days after notice thereof by the other party; and

          (v) Any check issued under the provisions of this Section 8(h) shall be accompanied by a statement indicating the corresponding Seller and/or the Purchaser Mortgage Loan identification number and an explanation of the allocation of any such payments.

          (i) Books and Records. On the Transfer Date, the books, records and accounts of the Seller with respect to the related Mortgage Loans shall be in accordance with all applicable Purchaser requirements.

          (j) Reconciliation. The Seller shall, on or before the Transfer Date, reconcile principal balances and make any monetary adjustments required by the
Purchaser. Any such monetary adjustments will be transferred between the Seller and the Purchaser as appropriate.

          (k) IRS Forms. The Seller shall or shall cause the Interim Servicer to file all IRS forms 1099, 1099A, 1098 or 1041 and K-1 which are required to be filed on or before the Transfer Date in relation to the servicing and ownership of the related Mortgage Loans. The Seller shall provide copies of such forms to the Purchaser upon request and shall reimburse the Purchaser for any costs or penalties incurred by the Purchaser due to the Seller's failure to comply with this paragraph.

          SECTION 9. Representations, Warranties and Covenants of the Seller;
Remedies for Breach.

          Subsection 9.01. Representations and Warranties Regarding the Seller.

          The Seller represents, warrants and covenants to the Purchaser that as of the date hereof and as of each Closing Date:

                                      -20-

          (a) Due Organization and Authority. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of
California and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state wherein it owns or leases any material properties or where a Mortgaged Property is located, if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Seller, and in any event the
Seller is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of the related Mortgage Loan and the servicing of such Mortgage Loan in accordance with the terms of this Agreement and the
Interim Servicing Agreement; the Seller has the full corporate power, authority and legal right to hold, transfer and convey the Mortgage Loans and to execute and deliver this Agreement and to perform its obligations hereunder and thereunder; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the
Seller and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized; this Agreement and all agreements contemplated hereby have been duly executed and delivered and constitute the valid, legal, binding and enforceable obligations of the Seller, regardless of whether such enforcement is sought in a proceeding in equity or at law; and all requisite corporate or other action has been taken by the Seller to make this
Agreement and all agreements contemplated hereby valid and binding upon the
Seller in accordance with their terms;

          (b) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the
Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

          (c) No Conflicts. Neither the execution and delivery of this
Agreement, the acquisition or origination of the Mortgage Loans by the Seller, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby and thereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the
Seller's charter, by-laws or other organizational documents or any legal restriction or any agreement or instrument to which the Seller is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject, or result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or impair the ability of the Purchaser to realize on the Mortgage Loans, impair the value of the
Mortgage Loans, or impair the ability of the Purchaser to realize the full amount of any insurance benefits accruing pursuant to this Agreement;

          (d) Ability to Service. The Interim Servicer has the facilities, procedures, and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Mortgage Loans. The Interim Servicer is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws, and regulations, if applicable, meets the minimum capital requirements set forth by the OTS, the OCC or the FDIC, and is in good

                                      -21-

standing to enforce, originate, sell mortgage loans to, and service mortgage loans in each jurisdiction wherein the Mortgaged Properties are located;

          (e) Reasonable Servicing Fee. The Seller, on behalf of the Interim
Servicer, acknowledges and agrees that the Servicing Fee, represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Interim Servicer, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement and the Interim Servicing Agreement;

          (f) Ability to Perform; Solvency. The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. The Seller is solvent and the sale of the Mortgage Loans will not cause the Seller to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of Seller's creditors;

          (g) No Litigation Pending. There is no action, suit, proceeding or investigation pending or threatened against the Seller, before any court, administrative agency or other tribunal asserting the invalidity of this
Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Seller, or in any material impairment of the right or ability of the Seller to carry on its business substantially as now conducted, or in any material liability on the part of the Seller, or which would draw into question the validity of this
Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Seller contemplated herein, or which would be likely to impair the ability of the Seller to perform under the terms of this Agreement;

          (h) No Consent Required. No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body including HUD, the FHA or the Department of Veterans Affairs is
required for the execution, delivery and performance by the Seller of or compliance by the Seller with this Agreement or the Mortgage Loans, the delivery of a portion of the Mortgage Files to the Custodian or the sale of the Mortgage
Loans or the consummation of the transactions contemplated by this Agreement, or if required, such approval has been obtained prior to the related Closing Date;

          (i) Selection Process. The Mortgage Loans were selected from among the outstanding one- to four-family mortgage loans in the Seller's portfolio at the related Closing Date as to which the representations and warranties set forth in
Subsection 9.02 could be made and such selection was not made in a manner so as to affect adversely the interests of the Purchaser;

          (j) Mortgage Loan Package Characteristics. The characteristics of the related Mortgage Loan Package are as set forth on the description of the pool characteristics for the applicable Mortgage Loan Package delivered pursuant to
Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement;

                                      -22-

          (k) No Untrue Information. Neither this Agreement nor any information, statement, tape, diskette, report, form, or other document furnished or to be furnished pursuant to this Agreement or any Reconstitution Agreement or in connection with the transactions contemplated hereby (including any
Securitization Transaction or Whole Loan Transfer) contains or will contain any untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained herein or therein not misleading;

          (l) Financial Statements. The Seller has delivered to the Purchaser financial statements as to its last three (3) complete fiscal years, if applicable, and any later quarter ended more than sixty (60) days prior to the execution of this Agreement. All such financial statements fairly present the pertinent results of operations and changes in financial position for each of such periods and the financial position at the end of each such period of the
Seller and its subsidiaries and have been prepared in accordance with generally accepted accounting principles of the United States consistently applied throughout the periods involved, except as set forth in the notes thereto. In addition, the Seller has delivered information as to its loan gain and loss experience in respect of foreclosures and its loan delinquency experience for the immediately preceding three-year period, in each case with respect to mortgage loans owned by it and mortgage loans serviced for others during such period, and all such information so delivered shall be true and correct in all material respects. There has been no change in the business, operations, financial condition, properties or assets of the Seller since the date of the
Seller's financial statements that would have an adverse effect on its ability to perform its obligations under this Agreement. The Seller has completed any forms requested by the Purchaser in a timely manner and in accordance with the provided instructions;

          (m) No Brokers. The Seller has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

          (n) Sale Treatment. The Seller has been advised by its independent certified public accountants that under generally accepted accounting principles the transfer of the Mortgage Loans may be treated as a sale on the books and records of the Seller and the Seller has determined that the disposition of the
Mortgage Loans pursuant to this Agreement will be afforded sale treatment for tax and accounting purposes;

          (o) Reasonable Purchase Price. The consideration received by the
Seller upon the sale of the Mortgage Loans under this Agreement constitutes fair consideration and reasonably equivalent value for the Mortgage Loans;

          (p) Owner of Record. The Seller is the owner of record of each
Mortgage and the indebtedness evidenced by each Mortgage Note, and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage
Files with respect thereto in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan;

          (q) Seller's Origination. The Seller's decision to originate any mortgage loan or to deny any mortgage loan application is an independent decision based upon Seller's underwriting guidelines, and is in no way made as a result of Purchaser's decision to purchase, or

                                      -23-

not to purchase, or the price Purchaser may offer to pay for, any such mortgage loan, if originated; and

          (r) Compliance with Anti-Money Laundering Laws. The Seller has complied with all applicable anti-money laundering laws, regulations and executive orders, including without limitation the USA Patriot Act of 2001
(collectively, the "Anti-Money Laundering Laws"); the Seller has established an anti-money laundering compliance program as required by the Anti-Money
Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for purposes of the Anti-Money Laundering
Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws;

          (s) Delivery to the Custodian. The Mortgage Note, the Mortgage, the
Assignment of Mortgage and any other documents required to be delivered with respect to each Mortgage Loan pursuant to the Custodial Agreement shall be delivered to the Custodian all in compliance with the specific requirements of the Custodial Agreement. With respect to each Mortgage Loan, the Seller will be in possession of a complete Mortgage File in compliance with Exhibit A hereto, except for such documents as will be delivered to the Custodian; and

          (t) Credit Reporting. The Seller, for so long as it is the Interim
Servicer for each Mortgage Loan, will fully furnish, in accordance with the Fair
Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to
Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis.

          Subsection 9.02. Representations and Warranties Regarding Individual
Mortgage Loans.

          The Seller hereby represents and warrants to the Purchaser that, as to each Mortgage Loan, as of the related Closing Date for such Mortgage Loan:

          (a) Mortgage Loans as Described. The information set forth in the
Mortgage Loan Schedule is complete, true and correct;

          (b) Payments Current. All payments required to be made up to the
Closing Date under the terms of the Mortgage Note have been made and credited.
As of the Closing Date, no payment required under the Mortgage Loan is thirty
(30) days or more delinquent nor has any payment under the Mortgage Loan been thirty (30) days or more delinquent at any time since the origination of the
Mortgage Loan. The first Monthly Payment after the Cut-off Date shall be made with respect to the Mortgage Loan on its Due Date or within the grace period, all in accordance with the terms of the related Mortgage Note;

          (c) No Outstanding Charges. There are no defaults in complying with the terms of the Mortgage securing the Mortgage Loan, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been

                                      -24-

established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. Except for
(A) payments in the nature of escrow payments and (B) interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier to the day which precedes by one (1) month the Due Date of the first installment of principal and interest, including, without limitation, taxes and insurance payments, the Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the
Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan;

          (d) Original Terms Unmodified. The terms of the Mortgage Note and
Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the Mortgage Loan
Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the Mortgage Loan Schedule, if applicable. No
Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the Mortgage Loan
Schedule;

          (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage
Note or the Mortgage, or the exercise of any right thereunder, render either the
Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at, or subsequent to, the time the Mortgage Loan was originated;

          (f) Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae Guides or by
Freddie Mac, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement attached hereto as Exhibit B. If required by the
National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in effect, which policy conforms to
Fannie Mae and Freddie Mac, as well as all additional requirements set forth in
Section 2.10 of the Interim Servicing Agreement attached hereto as Exhibit B.
All individual insurance policies contain a standard mortgagee clause naming the
Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid and such policies may not be reduced, terminated or cancelled without thirty (30) days' prior written notice to the mortgagee. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the

                                      -25-

Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement. The Seller has not engaged in, and has no knowledge of the Mortgagor's or any servicer's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of such policy, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

          (g) Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, predatory, abusive and fair lending, equal credit opportunity and disclosure laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to prepayment penalties, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the
Purchaser upon demand, evidence of compliance with all such requirements. This representation is a Deemed Material Breach Representation;

          (h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged
Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the
Seller waived any default resulting from any action or inaction by the
Mortgagor;

          (i) Location and Type of Mortgaged Property. The Mortgaged Property is
a fee simple property located in the state identified in the Mortgage Loan
Schedule except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is an accepted practice, the Mortgaged Property may be a leasehold estate and consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a low-rise condominium project, or an individual unit in a planned unit development and, except as set forth in the Mortgage Loan Schedule, that no residence or dwelling is a manufactured home, provided, however, that any condominium unit or planned unit development shall not fall within any of the "Ineligible Projects" of part XII, Section 102 of the Fannie Mae Selling
Guide and shall conform with the Underwriting Guidelines. In the case of any
Mortgaged Properties that are manufactured homes (a "Manufactured Home Mortgage
Loans"), (A) (i) such Manufactured Home Mortgage Loan conforms with the applicable Fannie Mae or Freddie Mac requirements regarding mortgage loans related to manufactured dwellings, (ii) the related manufactured dwelling is permanently affixed to the land, (iii) the related manufactured dwelling and the

                                      -26-

related land are subject to a Mortgage properly filed in the appropriate public recording office and naming Seller as mortgagee, (iv) the applicable laws of the jurisdiction in which the related Mortgaged Property is located will deem the manufactured dwelling located on such Mortgaged Property to be a part of the real property on which such dwelling is located, (v) such Manufactured Home
Mortgage Loan is (x) a qualified mortgage under Section 860G(a)(3) of the
Internal Revenue Code of 1986, as amended and (y) secured by manufactured housing treated as a single family residence under Section 25(e)(10) of the Code
(i.e., such manufactured home has a minimum of 400 square feet of living space, a minimum width in excess of 102 inches and which is of a kind customarily used at a fixed location) and (vi) as of the origination date of the related Mortgage
Loan, the related Mortgagor occupied the related manufactured home as its primary residence. As of the date of origination, no portion of the Mortgaged
Property was used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes;
provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged
Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes. This representation is a Deemed Material
Breach Representation;

          (j) Valid First and Second Lien. Each Mortgage is a valid and subsisting first lien, with respect to First Lien Loans, or second lien, with respect to Second Lien Loans, of record on a single parcel of real estate constituting the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time, subject in all cases to the exceptions to title set forth in the title insurance policy with respect to the related Mortgage Loan, which exceptions are generally acceptable to prudent mortgage lending companies, and such other exceptions to which similar properties are commonly subject and which do not individually, or in the aggregate, materially and adversely affect the benefits of the security intended to be provided by such Mortgage. In no event shall any Mortgage Loan be in a lien position more junior than a second lien. The lien of the Mortgage is subject only to:

                    (1) with respect to Second Lien Loans, the lien of the first mortgage on the Mortgaged Property;

                    (2) the lien of current real property taxes and assessments not yet due and payable;

                    (3) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (a) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b)
               which do not adversely affect the Appraised Value of the
               Mortgaged Property set forth in such appraisal; and

                                      -27-

                    (4) other matters to which like properties are commonly
               subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged
               Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected (A) first lien and first priority security interest with respect to each First Lien Loan, or (B) second lien and second priority security interest with respect to each Second Lien Loan, in either case, on the property described therein and Seller has full right to sell and assign the same to Purchaser. Except as set forth on the Mortgage Loan Schedule, the Mortgaged Property was not, as of the date of origination of the Mortgage
Loan, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the Mortgage;

          (k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage
and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions therein relating to prepayment penalties). All parties to the Mortgage Note, the
Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any other related agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a
Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination or servicing of the Mortgage Loan. The Seller has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

          (l) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the
Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

          (m) Ownership. The Seller is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the
Mortgage Files or any part thereof with respect thereto not delivered to the
Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. The
Mortgage Loan is not assigned or pledged, and the Seller has good, indefeasible and marketable title thereto, and has full right to transfer and sell the
Mortgage Loan to the Purchaser free and

                                      -28-

clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Seller intends to relinquish all rights to possess, control and monitor the Mortgage Loan. After the Closing Date, the Seller will have no right to modify or alter the terms of the sale of the Mortgage Loan and the Seller will have no obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement;

          (n) Doing Business. All parties which have had any interest in the
Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state, or
(iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

          (o) CLTV, LTV; FICO Score. No Mortgage Loan that is a Second Lien Loan has a CLTV in excess of 100%. No Mortgage Loan has an LTV greater than 100%. At origination of the Mortgage Loan, the Mortgagor did not have a FICO score of less than 500;

          (p) Title Insurance. The Mortgage Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller, its successors and assigns, as to the first priority lien
(with respect to First Lien Loans) or second priority lien (with respect to
Second Lien Loans) of the Mortgage in the original principal amount of the
Mortgage Loan, subject only to the exceptions contained in clauses (1) and (2)
of paragraph (j) of this Subsection 9.02, and in the case of Adjustable Rate
Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein.
The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. The Seller, its successor and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this
Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received,

                                      -29-

retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

          (q) No Defaults. There is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration. With respect to each
Second Lien Loan, (i) the prior mortgage is in full force and effect, (ii) there is no default, breach, violation or event of acceleration existing under such prior mortgage or the related mortgage note, (iii) there is no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder, and either (A) the prior mortgage contains a provision which allows or (B) applicable law requires, the mortgagee under the Second Lien Loan to receive notice of, and affords such mortgagee an opportunity to cure any default by payment in full or otherwise under the prior mortgage;

          (r) No Mechanics' Liens. There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

          (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay
wholly within the boundaries and building restriction lines of the Mortgaged
Property, and no improvements on adjoining properties encroach upon the
Mortgaged Property. The Mortgaged Property and all improvements located on or being part of the Mortgaged Property are in compliance with all applicable zoning and building laws, ordinances and regulations;

          (t) Origination; Payment Terms. The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to
Sections 203 and 211 of the Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No Mortgage Loan contains terms or provisions which would result in negative amortization. Unless otherwise noted on the
Mortgage Loan Schedule, principal payments on the Mortgage Loan commenced no more than sixty (60) days after funds were disbursed in connection with the
Mortgage Loan. The Mortgage Interest Rate as well as, with respect to Adjustable
Rate Mortgage Loans, the Lifetime Rate Cap, the Periodic Rate Floor and the
Periodic Rate Cap are as set forth on Exhibit B to each related Assignment and
Conveyance Agreement. The Mortgage Interest Rate is adjusted, with respect to
Adjustable Rate Mortgage Loans, on each Interest Rate Adjustment Date to equal the Index plus the Gross Margin (rounded up or down to the nearest 0.125%), subject to the Periodic Rate Cap. Unless specified on the related Mortgage Loan
Schedule as an interest-only loan, the Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest,

                                      -30-

with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the
Mortgage Loan fully by the stated maturity date (unless the Mortgage Loan is identified on the Mortgage Loan Schedule as a Balloon Mortgage Loan), over an original term of not more than thirty (30) years from commencement of amortization. Unless otherwise specified on the description of pool characteristics for the applicable Mortgage Loan Package delivered pursuant to
Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement, the Mortgage Loan is payable on the first day of each month. There are no Convertible Mortgage Loans which contain a provision allowing the Mortgagor to convert the Mortgage Note from an adjustable interest rate Mortgage Note to a fixed interest rate Mortgage Note. Unless otherwise noted on the Mortgage Loan Schedule, the Due Date of the first payment under the Mortgage Note is no more than sixty (60) days from the date of the
Mortgage Note;

          (u) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a
Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the
Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

          (v) Conformance with Agency and Underwriting Guidelines. The Mortgage
Loan was underwritten in accordance with the Underwriting Guidelines (a copy of which is attached to the related Assignment and Conveyance Agreement as Exhibit
C). The Mortgage Note and Mortgage are on forms acceptable to Freddie Mac or
Fannie Mae and no representations have been made to a Mortgagor that are inconsistent with the mortgage instruments used;

          (w) Occupancy of the Mortgaged Property. As of the Closing Date the
Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. The Seller has not received notification from any
Governmental Authority that the Mortgaged Property is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be. The Seller has not received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate. Except as set forth on the related Mortgage Loan Schedule the
Mortgagor represented at the time of origination of the Mortgage Loan that the
Mortgagor would occupy the Mortgaged Property as the Mortgagor's primary residence;

                                      -31-

          (x) No Additional Collateral. The Mortgage Note is not and has not
been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (j) above;

          (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the
Mortgage (or in the case of a substitution of trustee, is named in a properly recorded substitution of trustee), and no fees or expenses are or will become payable by the Purchaser, the Custodian or the Interim Servicer to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

          (z) Acceptable Investment. There are no circumstances or conditions, other than the credit and underwriting characteristics disclosed to the
Purchaser prior to the Closing Date, with respect to the Mortgage, the Mortgaged
Property, the Mortgagor, the Mortgage File or the Mortgagor's credit standing that can reasonably be expected to cause private institutional investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the
Mortgage Loan, or cause the Mortgage Loan to prepay during any period materially faster or slower than the mortgage loans originated by the Seller generally. No
Mortgaged Property is located in a state, city, county or other local jurisdiction which the Purchaser has determined in its sole good faith discretion would cause the related Mortgage Loan to be ineligible for whole loan sale or securitization in a transaction consistent with the prevailing sale and securitization industry (including, without limitation, the practice of the rating agencies) with respect to substantially similar mortgage loans;

          (aa) Delivery of Mortgage Documents. The Mortgage Note, the Mortgage,
the Assignment of Mortgage and any other documents required to be delivered under this Agreement for each Mortgage Loan have been delivered to the
Custodian. The Seller is in possession of a complete, true and accurate Mortgage
File in compliance with Exhibit A hereto, except for such documents the originals of which have been delivered to the Custodian, and the Seller has retained copies thereof;

          (bb) Condominiums/Planned Unit Developments. If the Mortgaged Property
is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project is in conformance with the related Underwriting Guidelines;

          (cc) Transfer of Mortgage Loans. Except with respect to MERS
Designated Mortgage Loans, the Assignment of Mortgage with respect to each
Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

          (dd) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the
Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid

                                      -32-

principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder;

          (ee) No Balloon Mortgage Loans. The Mortgage Loan is not a Balloon
Mortgage Loan unless specifically listed on the Mortgage Loan Schedule;

          (ff) No Buydown Provisions; No Graduated Payments or Contingent
Interests. The Mortgage Loan does not contain provisions pursuant to which
Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the
Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The
Mortgage Loan is not a graduated payment mortgage loan, and the Mortgage Loan does not have a shared appreciation or other contingent interest feature. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and the Seller has not
financed nor does it own directly or indirectly, any equity of any form in the
Mortgaged Property or the Mortgagor;

          (gg) Consolidation of Future Advances. Any future advances made to the
Mortgagor prior to the applicable Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term.
The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first or second, as applicable, lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence acceptable to Fannie Mae and
Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

          (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. There
is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the
Mortgage Loan or the use for which the premises were intended and each Mortgaged
Property is in good repair. There have not been any condemnation proceedings with respect to the Mortgaged Property and the Seller has no knowledge of any such proceedings in the future;

          (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments.
The origination, servicing and collection practices with respect to the Mortgage
Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper.
With respect to escrow deposits and Escrow Payments (other than with respect to
Second Lien Loans for which the mortgagee under the prior mortgage lien is collecting Escrow Payments), all such payments are in the possession of Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. Each Mortgage Loan is covered by a paid in full, life of loan, tax service contract that has been assigned without penalty, premium or cost to the Purchaser. All Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not

                                      -33-

prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage or the Mortgage Note.
All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the
Mortgage Note, another index was selected for determining the Mortgage Interest
Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. Any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage
Interest Rate and the Monthly Payment adjustments have been delivered. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

          (jj) Mortgage Loan Attributes: The Mortgage Loan has the
characteristics set forth on Exhibit B to the related Assignment and Conveyance
Agreement;

          (kk) Other Insurance Policies; No Defense to Coverage. No action, inaction or event has occurred and no state of facts exists or has existed on or prior to the Closing Date that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable primary mortgage insurance policy, hazard insurance policy or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured), irrespective of the cause of such failure of coverage. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or by any officer, director, or employee of the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

          (ll) No Violation of Environmental Laws. The Mortgaged Property is
free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation.
There is no pending action or proceeding directly involving the Mortgaged
Property in which compliance with any environmental law, rule or regulation is an issue; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

          (mm) Servicemembers' Civil Relief Act. The Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers' Civil Relief Act of 1940, as amended, or any similar state statute;

          (nn) Appraisal. The Seller has delivered to the Purchaser an appraisal of the Mortgaged Property signed prior to the approval of the Mortgage application by an appraiser

                                      -34-

qualified under Fannie Mae and Freddie Mac guidelines who (i) is licensed in the state where the Mortgaged Property is located, (ii) has no interest, direct or indirect, in the Mortgaged Property or in any Loan or the security therefor, and
(iii) does not receive compensation that is affected by the approval or disapproval of the Mortgage Loan. The appraisal shall have been made within one hundred eighty (180) days of the origination of the Mortgage Loan and shall be completed in compliance with the Uniform Standards of Professional Appraisal
Practice, and all applicable Federal and state laws and regulations. If the appraisal was made more than one hundred twenty (120) days before the origination of the Mortgage Loan, the Seller shall have received and delivered to the Purchaser a recertification of the appraisal;

          (oo) Disclosure Materials. The Mortgagor has, to the extent required by applicable law, executed a statement to the effect that the Mortgagor has, received all disclosure materials required by applicable law and the Seller has complied with all applicable law with respect to the making of the Mortgage
Loans. The Seller shall cause the Interim Servicer to maintain such statement in the Mortgage File;

          (pp) Construction or Rehabilitation of Mortgaged Property. The
Mortgage Loan was not made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged
Property;

          (qq) No Defense to Insurance Coverage. No action has been taken or failed to be taken, no event has occurred and no state of facts exists or has existed on or prior to the Closing Date (whether or not known to the Seller on or prior to such date) which has resulted or will result in an exclusion from, denial of, or defense to coverage under any primary mortgage insurance
(including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Seller, the related Mortgagor or any party involved in the application for such coverage, including the appraisal, plans and specifications and other exhibits or documents submitted therewith to the insurer under such insurance policy, or for any other reason under such coverage, but not including the failure of such insurer to pay by reason of such insurer's breach of such insurance policy or such insurer's financial inability to pay. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

          (rr) Qualified Mortgage. The Mortgage Loan is a qualified mortgage under Section 860G(a)(3) of the Code;

          (ss) Credit Information. As to each consumer report (as defined in the
Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Seller to the Purchaser, that Seller has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded by the terms of the Mortgage Loan Documents from furnishing the same to any subsequent or prospective purchaser of such Mortgage. The Seller shall hold the Purchaser harmless from any and all damages, losses, costs and expenses (including attorney's fees) arising from disclosure of credit

                                      -35-

information in connection with the Purchaser's secondary marketing operations and the purchase and sale of mortgages. The Seller has in its capacity as servicer, for each Mortgage Loan, fully furnished, in accordance with the Fair
Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to
Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis. This representation is a Deemed
Material Breach Representation;

          (tt) Leaseholds. If the Mortgage Loan is secured by a long-term residential lease, (1) the lessor under the lease holds a fee simple interest in the land; (2) the terms of such lease expressly permit the mortgaging of the leasehold estate, the assignment of the lease without the lessor's consent and the acquisition by the holder of the Mortgage of the rights of the lessee upon foreclosure or assignment in lieu of foreclosure or provide the holder of the
Mortgage with substantially similar protections; (3) the terms of such lease do not (a) allow the termination thereof upon the lessee's default without the holder of the Mortgage being entitled to receive written notice of, and opportunity to cure, such default, (b) allow the termination of the lease in the event of damage or destruction as long as the Mortgage is in existence, (c)
prohibit the holder of the Mortgage from being insured (or receiving proceeds of insurance) under the hazard insurance policy or policies relating to the
Mortgaged Property or (d) permit any increase in rent other than pre-established increases set forth in the lease; (4) the original term of such lease is not less than fifteen (15) years; (5) the term of such lease does not terminate earlier than five (5) years after the maturity date of the Mortgage Note; and
(6) the Mortgaged Property is located in a jurisdiction in which the use of leasehold estates in transferring ownership in residential properties is an accepted practice;

          (uu) Prepayment Penalty. The Mortgage Loan is subject to a prepayment penalty as provided in the related Mortgage Note except as set forth on Exhibit
B to each related Assignment and Conveyance Agreement. With respect to each
Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable and will be enforced by the Seller for the benefit of the
Purchaser, and each prepayment penalty is permitted pursuant to federal, state and local law. Each such prepayment penalty is in an amount equal to the maximum amount permitted under applicable law and no such prepayment penalty may provide for a term in excess of five (5) years with respect to Mortgage Loans originated prior to October, 1, 2002. With respect to Mortgage Loans originated on or after
October 1, 2002, the duration of the prepayment period shall not exceed three
(3) years from the date of the Mortgage Note unless the Mortgage Loan was modified to reduce the prepayment period to no more than three (3) years from the date of such Mortgage Note and the Mortgagor was notified in writing of such reduction in prepayment period. With respect to any Mortgage Loan that contains a provision permitting imposition of a prepayment penalty upon a prepayment prior to maturity: (i) the Mortgage Loan provides some benefit to the Mortgagor
(e.g., a rate or fee reduction) in exchange for accepting such prepayment penalty, (ii) the Mortgage Loan's originator had a written policy (i.e.
underwriting guidelines) of offering the Mortgagor, the option of obtaining a mortgage loan that did not require payment of such a penalty and (iii) the prepayment penalty was adequately disclosed to the Mortgagor in the loan documents pursuant to applicable state, local and federal law. This representation is a Deemed Material Breach Representation;

                                      -36-

          (vv) Assumability. With respect to each Adjustable Rate Mortgage Loan, the Mortgage Loan Documents provide that after the related first Interest Rate
Adjustment Date, a related Mortgage Loan may only be assumed if the party assuming such Mortgage Loan meets certain credit requirements stated in the
Mortgage Loan Documents;

          (ww) Conversion to Fixed Interest Rate. With respect to Adjustable
Rate Mortgage Loans, the Mortgage Loan is not a Convertible Mortgage Loan;

          (xx) Escrow Analysis. With respect to each Mortgage, the Seller has within the last twelve (12) months preceding the Closing Date (unless such
Mortgage was originated within such twelve-month period) analyzed the required
Escrow Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

          (yy) Predatory Lending Regulations. No Mortgage Loan is a High Cost
Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after
October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending
Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law. The Mortgaged Property is not located in a jurisdiction where a breach of this representation with respect to the related Mortgage Loan may result in additional assignee liability to the Purchaser, as determined by Purchaser in its reasonable discretion. This representation is a Deemed Material Breach
Representation;

          (zz) Single-Premium Credit Life Insurance Policy. No Mortgagor was
required to purchase any single-premium credit insurance policy (e.g., life, disability, accident, unemployment or property insurance policy) or debt cancellation agreement as a condition of obtaining the extension of credit. No
Mortgagor obtained a prepaid single-premium credit insurance policy (e.g., life, disability, accident, unemployment or property insurance policy) in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies or debt cancellation agreements as part of the origination of, or as a condition to closing, such Mortgage Loan. This representation is a Deemed Material Breach
Representation;

          (aaa) Regarding the Mortgagor. The Mortgagor is one or more natural persons and/or trustees for an Illinois land trust or a trustee under a "living trust" and such "living trust" is in compliance with Fannie Mae guidelines for such trusts;

          (bbb) Insurance. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser;

          (ccc) Simple Interest Mortgage Loans. The Mortgage Loan is not a
simple interest Mortgage Loan;

                                      -37-

          (ddd) Flood Certification Contract. The Mortgage Loan is covered by a paid in full, life of loan, transferable flood certification contract that has been assigned without penalty, cost or premium to the Purchaser;

          (eee) Consent. Either (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File;

          (fff) Origination Date. Except as set forth on the related Mortgage
Loan Schedule, the date of origination of the Mortgage Loan shall be no earlier than three (3) months prior to the date such Mortgage Loan is first purchased by the Purchaser;

          (ggg) No Exception. The Custodian has not noted any material exceptions on an Exception Report (as defined in the Custodial Agreement) with respect to the Mortgage Loan which would materially adversely affect the
Mortgage Loan or the Purchaser's ownership of the Mortgage Loan, unless consented to by the Purchaser;

          (hhh) Mortgage Submitted for Recordation. The Mortgage either has been or will promptly be submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located;

          (iii) Endorsements. The Mortgage Note has been endorsed by Seller for its own account and not as a fiduciary, trustee, trustor or beneficiary under a trust agreement;

          (jjj) Accuracy of Information. All information provided to the
Purchaser by the Seller with respect to the Mortgage Loan is accurate in all material respects;

          (kkk) Mortgagor Bankruptcy. On or prior to the date sixty (60) days after the related Closing Date, the Mortgagor has not filed or will not file a bankruptcy petition or has not become the subject or will not become the subject of involuntary bankruptcy proceedings or has not consented to or will not consent to the filing of a bankruptcy proceeding against it or to a receiver being appointed in respect of the related Mortgaged Property;

          (lll) No Construction Loans. No Mortgage Loan was made in connection with (a) facilitating the trade-in or exchange of a Mortgaged Property or (b)
the construction or rehabilitation of a Mortgaged Property, unless the Mortgage
Loan is a construction-to-permanent mortgage loan listed on the Mortgage Loan
Schedule which has been fully disbursed, all construction work is complete and a completion certificate has been issued;

          (mmm) No Equity Participation. No document relating to the Mortgage
Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the
Mortgaged Property or the Mortgagor and Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the
Mortgagor;

          (nnn) Proceeds of Mortgage Loan. The proceeds of the Mortgage Loan have not been and shall not be used to satisfy, in whole or in part, any debt owed or owing by the

                                      -38-

Mortgagor to Seller or any Affiliate or correspondent thereof unless such debt was originated more than twenty-four (24) months prior to the origination of such Mortgage Loan;

          (ooo) No Arbitration. No Mortgagor with respect to any Mortgage Loan originated on or after August 1, 2004 agreed to submit to arbitration to resolve any dispute arising out of or relating in any way to the mortgage loan transaction. This representation is a Deemed Material Breach Representation;

          (ppp) Origination Practices/No Steering. The Mortgagor was not
encouraged or required to select a Mortgage Loan product offered by the Mortgage
Loan's originator which is a higher cost product designed for less creditworthy borrowers, unless at the time of the Mortgage Loan's origination, such Mortgagor did not qualify taking into account such facts as, without limitation, the
Mortgage Loan's requirements and the Mortgagor's credit history, income, assets and liabilities and debt-to-income ratios for a lower-cost credit product then offered by the Mortgage Loan's originator or any affiliate of the Mortgage
Loan's originator. If, at the time of loan application, the Mortgagor may have qualified for a lower-cost credit product then offered by any mortgage lending affiliate of the Mortgage Loan's originator, the Mortgage Loan's originator referred the Mortgagor's application to such affiliate for underwriting consideration. For a Mortgagor who seeks financing through a Mortgage Loan originator's higher-priced subprime lending channel, the Mortgagor was directed towards or offered the Mortgage Loan originator's standard mortgage line if the
Mortgagor was able to qualify for one of the standard products. This representation is a Deemed Material Breach Representation;

          (qqq) Underwriting Methodology. The methodology used in underwriting the extension of credit for each Mortgage Loan does not rely on the extent of the Mortgagor's equity in the collateral as the principal determining factor in approving such extension of credit. The methodology employed objective criteria that related such facts as, without limitation, the Mortgagor's credit history, income, assets or liabilities, to the proposed mortgage payment and, based on such methodology, the Mortgage Loan's originator made a reasonable determination that at the time of origination the Mortgagor had the ability to make timely payments on the Mortgage Loan. Such underwriting methodology confirmed that at the time of origination (application/approval) the Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan. This representation is a
Deemed Material Breach Representation;

          (rrr) Points and Fees. Except as set forth on the Mortgage Loan
Schedule, no Mortgagor was charged "points and fees" (whether or not financed)
in an amount greater than (i) $1,000 or (ii) 5% of the principal amount of such
Mortgage Loan, whichever is greater. For purposes of this representation,
"points and fees" (x) include origination, underwriting, broker and finder fees and charges paid to the mortgagee or a third party, and (y) exclude bona fide discount points, fees paid for actual services rendered in connection with the origination of the Mortgage Loan (such attorneys' fees, notaries fees and fees paid for property appraisals, credit reports, surveys, title examinations and extracts, flood and tax certifications and home inspections), the costs of mortgage insurance or credit-risk price adjustments, the costs of title, hazard and flood insurance policies, state and local transfer taxes or fees, escrow deposits for the future payment of taxes and insurance premiums, and other miscellaneous fees and charges that, in total, do not exceed 0.25% of the principal amount of such Mortgage Loan. This representation is a Deemed Material
Breach Representation;

                                      -39-

          (sss) Fees Charges. All fees and charges (including finance charges)
and whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan has been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. This representation is a Deemed Material Breach
Representation; and

          (ttt) Second Lien Mortgage Loans. With respect to each Second Lien
Loan: (1) the related First Lien Loan does not permit negative amortization; (2)
where required or customary in the jurisdiction in which the Mortgaged Property is located, the original lender has filed for record a request for notice of any action by the related senior lienholder, and the Seller has notified such second lienholder in writing of the existence of the Second Lien Loan and requested notification of any action to be taken against the Mortgagor by such senior lienholder; either (a) no consent for the Second Lien Loan is required by the holder of the related First Lien Loan or (b) such consent has been obtained and is contained in the related Mortgage File; (3) to the best of Seller's knowledge, the related First Lien Loan is in full force and effect, and there is no default, lien, breach, violation or event which would permit acceleration existing under such First Lien Loan or Mortgage Note, and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration under such First Lien Loan; (4) the related first lien
Mortgage contains a provision which provides for giving notice of default or breach to the mortgagee under the Mortgage Loan and allows such mortgagee to cure any default under the related First Lien Mortgage; and (5) except as set forth on the related Mortgage Loan Schedule the related Mortgaged Property was the Mortgagor's principal residence at the time of the origination of such
Second Lien Loan. This representation is a Deemed Material Breach
Representation.

          Subsection 9.03. Remedies for Breach of Representations and
Warranties.

          It is understood and agreed that the representations and warranties set forth in Subsections 9.01 and 9.02 shall survive the sale of the Mortgage
Loans to the Purchaser and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or
Assignment of Mortgage or the examination or failure to examine any Mortgage
File. Upon discovery by either the Seller or the Purchaser of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other.

          Within sixty (60) days of the earlier of either discovery by or notice to the Seller of any breach of a representation or warranty which materially and adversely affects the value of the Mortgage Loans or the interest of the
Purchaser therein (or which materially and adversely affects the value of the applicable Mortgage Loan or the interest of the Purchaser therein in the case of a representation and warranty relating to a particular Mortgage Loan), the
Seller shall use its best efforts promptly to cure such breach in all material respects and, if such breach cannot be cured, the Seller shall, at the
Purchaser's option, repurchase such Mortgage Loan at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase. Notwithstanding the above sentence, (i) within sixty (60) days of the earlier of either discovery by, or notice to, the Seller of any breach of the representation and warranty set forth in clause (rr) of Subsection 9.02, the
Seller shall repurchase such Mortgage Loan at the Repurchase

                                      -40-

Price, together with all expenses incurred by the Purchaser as a result of such repurchase and (ii) any breach of a Deemed Material Breach Representation shall automatically be deemed to materially and adversely affect the value of the
Mortgage Loan and the interest of the Purchaser therein. In the event that a breach shall involve any representation or warranty set forth in Subsection
9.01, and (except as provided in the preceding sentence with respect to certain breaches for which no cure is permitted) such breach cannot be cured within sixty (60) days of the earlier of either discovery by or notice to the Seller of such breach, all of the Mortgage Loans shall, at the Purchaser's option, be repurchased by the Seller at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase. However, if the breach shall involve a representation or warranty set forth in Subsection 9.02 (other than the representations and warranties set forth in clause (rr) of such
Subsection or any Deemed Material Breach Representation) and the Seller
discovers or receives notice of any such breach within one hundred twenty (120)
days of the related Closing Date, the Seller shall, at the Purchaser's option and provided that the Seller has a Qualified Substitute Mortgage Loan, rather than repurchase the Mortgage Loan as provided above, remove such Mortgage Loan
(a "Deleted Mortgage Loan") and substitute in its place a Qualified Substitute
Mortgage Loan or Loans, provided that any such substitution shall be effected not later than one hundred twenty (120) days after the related Closing Date. If the Seller has no Qualified Substitute Mortgage Loan, it shall repurchase the deficient Mortgage Loan. Any repurchase of a Mortgage Loan or Loans pursuant to the foregoing provisions of this Subsection 9.03 shall be accomplished by either
(a) if the Interim Servicing Agreement has been entered into and is in effect, deposit in the Custodial Account of the amount of the Repurchase Price for distribution to the Purchaser on the next scheduled Remittance Date, after deducting therefrom any amount received in respect of such repurchased Mortgage
Loan or Loans and being held in the Custodial Account for future distribution or
(b) if the Interim Servicing Agreement has not been entered into or is no longer in effect, by direct remittance of the Repurchase Price to the Purchaser or its designee in accordance with the Purchaser's instructions.

          The Purchaser shall engage Deutsche Bank National Trust Company
("DBNT") as bailee in connection with the repurchase or substitution of a
Mortgage Loan. At the time of repurchase or substitution, the Purchaser shall reassign the Deleted Mortgage Loan to the Seller and deliver to the Seller documents constituting a complete set of Mortgage Loan Documents held by DBNT relating to the Deleted Mortgage Loan and release any right, interest, lien or claim on the Deleted Mortgage Loan upon receipt of the Repurchase Price. In the event DBNT does not serve as Custodian for the Purchaser, prior to such repurchase, the Purchaser shall engage a mutually agreeable bailee and the
Seller and the Purchaser shall work in good faith to effect the repurchase or substitution, as the case may be, of the Deleted Mortgage Loan.

          In the event of a repurchase or substitution, the Seller shall, simultaneously with such reassignment, give written notice to the Purchaser that such repurchase or substitution has taken place, amend the Mortgage Loan
Schedule to reflect the withdrawal of the Deleted Mortgage Loan from this
Agreement, and, in the case of substitution, identify a Qualified Substitute
Mortgage Loan and amend the Mortgage Loan Schedule to reflect the addition of such Qualified Substitute Mortgage Loan to this Agreement. In connection with any such substitution, the Seller shall be deemed to have made as to such
Qualified Substitute Mortgage Loan the representations and warranties set forth in this Agreement except that all such representations and warranties set forth in this Agreement shall be deemed made as of the date of

                                      -41-

such substitution. The Seller shall effect such substitution by delivering to the Custodian or to such other party as the Purchaser may designate in writing for such Qualified Substitute Mortgage Loan the documents required by Subsection
6.03, with the Mortgage Note endorsed as required by Subsection 6.03. No substitution will be made in any calendar month after the Determination Date for such month. The Seller shall cause the Interim Servicer to remit directly to the
Purchaser, or its designee in accordance with the Purchaser's instructions the
Monthly Payment less the Servicing Fee due, if any, on such Qualified Substitute
Mortgage Loan or Loans in the month following the date of such substitution.
Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution shall be retained by the Seller. For the month of substitution, distributions to the Purchaser shall include the Monthly Payment due on any Deleted Mortgage Loan in the month of substitution, and the Seller shall thereafter be entitled to retain all amounts subsequently received by the
Seller in respect of such Deleted Mortgage Loan.

          For any month in which the Seller substitutes a Qualified Substitute
Mortgage Loan for a Deleted Mortgage Loan, the Seller shall determine the amount
(if any) by which the aggregate principal balance of all Qualified Substitute
Mortgage Loans as of the date of substitution is less than the aggregate Stated
Principal Balance of all Deleted Mortgage Loans (after application of scheduled principal payments due in the month of substitution). The amount of such shortfall shall be distributed by the Seller directly to the Purchaser or its designee in accordance with the Purchaser's instructions within two (2) Business
Days of such substitution.

          In addition to such repurchase or substitution obligation, the Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents and hold such parties harmless against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of any representation or warranty contained in this Agreement or any
Reconstitution Agreement. It is understood and agreed that the obligations of the Seller set forth in this Subsection 9.03 to cure, substitute for or repurchase a defective Mortgage Loan and to indemnify the Purchaser and
Successor Servicer as provided in this Subsection 9.03 and Subsection 14.01 constitute the sole remedies of the Purchaser and Successor Servicer respecting a breach of the foregoing representations and warranties. For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the
Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

          Any cause of action against the Seller relating to or arising out of the breach of any representations and warranties made in Subsections 9.01 and
9.02 shall accrue as to any Mortgage Loan upon (i) discovery of such breach by the Purchaser or notice thereof by the Seller to the Purchaser, (ii) failure by the Seller to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Seller by the Purchaser for compliance with this Agreement.

          Subsection 9.04. Repurchase of Mortgage Loans That Prepay in Full.

                                      -42-

          If any Mortgage Loan is prepaid within ninety (90) days from and after the related Closing Date, the Seller shall pay to the Purchaser, within three
(3) business days of such prepayment in full, an amount equal to the Premium
Percentage multiplied by the outstanding principal balance of such Mortgage
Loan, less any prepayment penalty received by the Purchaser, as of the date of such prepayment in full.

          Subsection 9.05. Repurchase of Mortgage Loans with First Payment
Defaults.

          (a) If the related Mortgagor is delinquent with respect to the
Mortgage Loan's first Monthly Payment after origination of such Mortgage Loan, the Seller, at the Purchaser's option exercised in its sole discretion, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the percentage of par as stated in the related Purchase Price and Terms Agreement
(subject to adjustment as provided therein) multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such Mortgage Loan.

          (b) If the related Mortgagor is delinquent with respect to the
Mortgage Loan's Monthly Payment due in the month in which the related Closing
Date occurs or the Monthly Payment due in the first calendar month following the month in which the related Closing Date occurs, in each case on its due date or within the grace period, all in accordance with the terms of the related
Mortgage Note, the Seller, at the Purchaser's option exercised in its sole discretion, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the percentage of par as stated in the related Purchase Price and Terms
Agreement (subject to adjustment as provided therein) multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such Mortgage Loan.

          (c) Notwithstanding the foregoing, Seller will only be required to repurchase a Mortgage Loan subject to this Section 9.05 if Purchaser notifies
Seller of a Mortgage Loan delinquency and after obtaining actual knowledge thereof promptly demands Seller repurchase the Mortgage Loan, but in no event later than one hundred twenty (120) days following the related Closing Date.

          Subsection 9.06. Purchaser's Right to Review.

          From the related Closing Date until ninety (90) days after such
Closing Date, the Purchaser shall have the right to review each Mortgage File and Credit File, to conduct property inspections, obtain appraisal recertifications, drive-by appraisals, brokers price opinions and otherwise to underwrite the Mortgage Loans and to reject any Mortgage Loan which in the
Purchaser's sole opinion is an unacceptable investment. In the event that the
Purchaser so rejects any Mortgage Loan, the Seller shall, no later than five (5)
Business Days following receipt of notice of such rejection, repurchase the rejected Mortgage Loan in the manner prescribed in

                                      -43-

Subsection 9.03 hereof at the Purchase Price, together with accrued and unpaid interest at the Mortgage Interest Rate through the date of repurchase. Any rejected Mortgage Loan shall be removed from the terms of this Agreement.

          All rights of the Purchaser under this Subsection 9.06 shall terminate upon the transfer of any Mortgage Loan to any other Purchaser.

          Notwithstanding the foregoing, the fact that the Purchaser or its designee has conducted or failed to conduct the review/due diligence procedures specified above or any other partial or complete examination of the Mortgage
Files or Credit Files shall not impair in any way the Purchaser's or any of its successors' rights to demand repurchase, substitution or any other remedy provided under this Agreement.

          SECTION 10. Closing.

          The closing for the purchase and sale of each Mortgage Loan Package shall take place on the related Closing Date. At the Purchaser's option, the
Closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

          The closing for the Mortgage Loans to be purchased on each Closing
Date shall be subject to each of the following conditions:

          (a)  at least two (2) Business Days prior to the related Closing Date, the Seller shall deliver to the Purchaser, in electronic format acceptable to the Purchaser in its sole discretion, a listing on a loan-level basis of the necessary information to compute the
               Purchase Price of the Mortgage Loans delivered on the Closing
               Date (including accrued interest), and prepare a Mortgage Loan
               Schedule;

          (b)  all of the representations and warranties of the Seller under this Agreement and of the Interim Servicer under the Interim
               Servicing Agreement (with respect to each Mortgage Loan for an interim period, as specified therein) shall be true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement or an Event of Default under the
               Interim Servicing Agreement;

          (c)  the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all closing documents as specified in Section 11 of this Agreement, in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

          (d)  the Seller shall have delivered and released to the Custodian all documents required pursuant to this Agreement; and

                                      -44-

          (e)  all other terms and conditions of this Agreement and the related
               Purchase Price and Terms Agreement shall have been complied with.

          Subject to the foregoing conditions, the Purchaser shall pay to the
Seller on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 4 of this Agreement, by wire transfer of immediately available funds to the account designated by the Seller.

          SECTION 11. Closing Documents.

          The Closing Documents for the Mortgage Loans to be purchased on each
Closing Date shall consist of fully executed originals of the following documents:

          1.   this Agreement (to be executed and delivered only for the initial
               Closing Date);

          2.   the Interim Servicing Agreement, dated as of the initial Cut-off
               Date, in the form of Exhibit B hereto (to be executed and
               delivered only for the initial Closing Date);

          3.   with respect to the initial Closing Date, the Custodial
               Agreement, dated as of the initial Cut-off Date;

          4.   the related Mortgage Loan Schedule, segregated by Mortgage Loan
               Package, one copy to be attached hereto, one copy to be attached to the Custodian's counterpart of the Custodial Agreement, and one copy to be attached to the related Assignment and Conveyance as the Mortgage Loan Schedule thereto;

          5.   a Custodian's Certification, as required under the Custodial
               Agreement, in the form of Exhibit G-1 to the Custodial Agreement;

          6.   with respect to the initial Closing Date, a Custodial Account
               Letter Agreement or a Custodial Account Certification, as
               applicable, as required under the Interim Servicing Agreement;

          7.   with respect to the initial Closing Date, an Escrow Account
               Letter Agreement or an Escrow Account Certification, as
               applicable, as required under the Interim Servicing Agreement;

          8.   with respect to the initial Closing Date, an Officer's
               Certificate, in the form of Exhibit C hereto with respect to each of the Seller and the Interim Servicer, including all attachments hereto; with respect to subsequent Closing Dates, an Officer's
               Certificate upon request of the Purchaser;

          9.   with respect to the initial Closing Date, an Opinion of Counsel of each of the Seller and the Interim Servicer (who may be an employee of the Seller or the Interim Servicer, as applicable), in the form of Exhibit D hereto

                                      -45-

               ("Opinion of Counsel of the Seller"); with respect to subsequent
               Closing Dates, an Opinion of Counsel of the Seller upon request of the Purchaser;

          10.  with respect to the initial Closing Date, an Opinion of Counsel of the Custodian (who may be an employee of the Custodian), in the form of an Exhibit to the Custodial Agreement;

          11.  a Security Release Certification, in the form of Exhibit E or F, as applicable, hereto executed by any person, as requested by the
               Purchaser, if any of the Mortgage Loans have at any time been subject to any security interest, pledge or hypothecation for the benefit of such person;

          12.  a certificate or other evidence of merger or change of name, signed or stamped by the applicable regulatory authority, if any of the Mortgage Loans were acquired by the Seller by merger or acquired or originated by the Seller while conducting business under a name other than its present name, if applicable;

          13.  with respect to the initial Closing Date, the Underwriting
               Guidelines to be attached to the related Assignment and
               Conveyance as Exhibit C;

          14.  Assignment and Conveyance Agreement in the form of Exhibit H hereto;

          15.  Exhibit B to the related Assignment and Conveyance Agreement; and

          16.  a MERS Report reflecting the Purchaser as Investor and no Person as Interim Funder for each MERS Designated Mortgage Loan.

          The Seller shall bear the risk of loss of the closing documents until such time as they are received by the Purchaser or its attorneys.

          SECTION 12. Costs.

          The Purchaser shall pay any commissions due its salesmen and the legal fees and expenses of its attorneys and custodial fees. All other costs and expenses incurred in connection with the transfer and delivery of the Mortgage
Loans and the Servicing Rights including recording fees, fees for title policy endorsements and continuations, fees for recording Assignments of Mortgage, and the Seller's attorney's fees, shall be paid by the Seller.

          SECTION 13. Cooperation of Seller with a Reconstitution.

          The Seller and the Purchaser agree that with respect to some or all of the Mortgage Loans, after each Closing Date, on one or more dates (each, a
"Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a Reconstitution of some or all of the Mortgage Loans then subject to this
Agreement, without recourse, to:

               a)   Fannie Mae under its Cash Purchase Program or MBS Program
                    (Special Servicing Option) (each, a "Fannie Mae Transfer");
                    or

                                      -46-

               b)   Freddie Mac (the "Freddie Mac Transfer"); or

               c)   one or more third party purchasers in one or more Whole Loan
                    Transfers; or

               d)   one or more trusts or other entities to be formed as part of one or more Securitization Transactions.

          The Seller agrees to execute in connection with any Agency Transfer, any and all reasonably acceptable pool purchase contracts, and/or agreements among the Purchaser, the Seller, Fannie Mae or Freddie Mac (as the case may be)
and any servicer in connection with a Whole Loan Transfer, a seller's warranties and servicing agreement or a participation and servicing agreement in form and substance reasonably acceptable to the parties, and in connection with a
Securitization Transaction, a pooling and servicing agreement in form and substance reasonably acceptable to the parties or an Assignment and Recognition
Agreement substantially in the form attached hereto as Exhibit J (collectively, the agreements referred to herein are designated, the "Reconstitution
Agreements"), together with an opinion of counsel with respect to such
Reconstitution Agreements.

          With respect to each Whole Loan Transfer and each Securitization
Transaction entered into by the Purchaser, the Seller agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser; (3) to restate the representations and warranties set forth in this Agreement and the Interim
Servicing Agreement as of the date set forth in the related Reconstitution
Agreement make the representations and warranties set forth in the related selling/servicing guide of the servicer or issuer, as the case may be, or such representations or warranties as may be required by any Rating Agency or prospective purchaser of the related securities or such Mortgage Loans, in connection with such Reconstitution, as of the date set forth in the related
Reconstitution Agreement. The Seller shall provide to such servicer or issuer, as the case may be, and any other participants or purchasers in such
Reconstitution: (i) any and all information and appropriate verification of information which may be reasonably available to the Seller or its affiliates, whether through letters of its auditors and counsel or otherwise, as the
Purchaser or any such other participant shall request; and (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Seller or the
Interim Servicer as are reasonably believed necessary by the Purchaser or any such other participant; and (iii) to execute, deliver and satisfy all conditions set forth in any indemnity agreement required by the Purchaser or any such participant, including, without limitation, an Indemnification and Contribution
Agreement in substantially the form attached hereto as Exhibit K. Moreover, the
Seller agrees to cooperate with all reasonable requests made by the Purchaser to effect such Reconstitution Agreements. The Seller shall indemnify the Purchaser, each affiliate of the Purchaser participating in the Reconstitution and each
Person who controls the Purchaser or such affiliate and their respective present and former directors, officers, employees and agents, and hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that each of them may sustain in any way related to any information provided by or on behalf of the Seller regarding the Seller, the Seller's servicing practices or

                                      -47-

performance, the Mortgage Loans or the Underwriting Guidelines set forth in any offering document prepared in connection with any Reconstitution. For purposes of the previous sentence, "Purchaser" shall mean the Person then acting as the
Purchaser under this Agreement and any and all Persons who previously were
"Purchasers" under this Agreement.

          In the event the Purchaser has elected to have the Interim Servicer or the Seller hold record title to the Mortgages, prior to the Reconstitution Date, the Interim Servicer or the Seller shall prepare an assignment of mortgage in blank or to the prospective purchaser or trustee, as applicable, from the
Interim Servicer or the Seller, as applicable, acceptable to the prospective purchaser or trustee, as applicable, for each Mortgage Loan that is part of the
Reconstitution and shall pay all preparation and recording costs associated therewith. In connection with the Reconstitution, the Interim Servicer shall execute or shall cause the Seller to execute each Assignment of Mortgage (except with respect to each MERS Designated Mortgage Loan), track such Assignments of
Mortgage to ensure they have been recorded and deliver them as required by the prospective purchaser or trustee, as applicable, upon the Interim Servicer's receipt thereof. Additionally, the Interim Servicer shall prepare and execute or shall cause the Seller to execute, at the direction of the Purchaser, any note endorsement in connection with any and all seller/servicer agreements.

          All Mortgage Loans not sold or transferred pursuant to a
Reconstitution shall remain subject to this Agreement and, if the Interim
Servicing Agreement shall remain in effect with respect to the related Mortgage
Loan Package, shall continue to be serviced in accordance with the terms of this
Agreement and the Interim Servicing Agreement and with respect thereto this
Agreement shall remain in full force and effect.

          SECTION 14. The Seller.

          Subsection 14.01. Additional Indemnification by the Seller; Third
Party Claims.

          (a) The Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents, and hold such parties harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees (including legal fees incurred in connection with the enforcement of the Seller's indemnification obligation under this Section 14.01)
and related costs, judgments, and any other costs, fees and expenses that such parties may sustain in any way related to the failure of the Seller to perform its duties and the Interim Servicer to service the Mortgage Loans in strict compliance with the terms of this Agreement or any Reconstitution Agreement entered into pursuant to Section 13 or any breach of any of Seller's representations, warranties and covenants set forth in this Agreement (provided that such costs shall not include any lost profits). For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the
Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

                                      -48-

          (b) Promptly after receipt by an indemnified party under this Section
14.01 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 14.01, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party under this Section 14.01, except to the extent that it has been prejudiced in any material respect, or from any liability which it may have, otherwise than under this Section 14.01. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party or parties shall have reasonably concluded that there may be legal defenses available to it or them and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party for expenses incurred by the indemnified party in connection with the defense thereof unless
(i) the indemnified party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with one local counsel, if applicable)), (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party; and except that, if clause (i) or (iii) is applicable, such liability shall be only in respect of the counsel referred to in such clause (i) or (iii).

          Subsection 14.02. Merger or Consolidation of the Seller.

          The Seller will keep in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

          Any Person into which the Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the
Seller shall be a party, or any Person succeeding to the business of the Seller, shall be the successor of the Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall have a net worth of at least $30,000,000.

                                      -49-

          SECTION 15. Financial Statements.

          The Seller understands that in connection with the Purchaser's marketing of the Mortgage Loans, the Purchaser shall make available to prospective purchasers audited financial statements of the Seller for the most recently completed three (3) fiscal years respecting which such statements are available, as well as a Consolidated Statement of Condition of the Seller at the
end of the last two (2) fiscal years covered by such Consolidated Statement of
Operations. The Seller shall also make available any comparable interim statements to the extent any such statements have been prepared by the Seller
(and are available upon request to members or stockholders of the Seller or the public at large). The Seller, if it has not already done so, agrees to furnish promptly to the Purchaser copies of the statements specified above. The Seller shall also make available information on its servicing performance with respect to loans serviced for others, including delinquency ratios.

          The Seller also agrees to allow reasonable access to a knowledgeable financial or accounting officer for the purpose of answering questions asked by any prospective purchaser regarding recent developments affecting the Seller or the financial statements of the Seller.

          SECTION 16. Mandatory Delivery; Grant of Security Interest.

          The sale and delivery on the related Closing Date of the Mortgage
Loans described on the related Mortgage Loan Schedule is mandatory from and after the date of the execution of the related Purchase Price and Terms
Agreement, it being specifically understood and agreed that each Mortgage Loan is unique and identifiable on the date hereof and that an award of money damages would be insufficient to compensate the Purchaser for the losses and damages incurred by the Purchaser (including damages to prospective purchasers of the
Mortgage Loans) in the event of the Seller's failure to deliver (i) each of the related Mortgage Loans or (ii) one or more Qualified Substitute Mortgage Loans or (iii) one or more Mortgage Loans otherwise acceptable to the Purchaser on or before the related Closing Date. The Seller hereby grants to the Purchaser a lien on and a continuing security interest in each Mortgage Loan and each document and instrument evidencing each such Mortgage Loan to secure the performance by the Seller of its obligations under the related Purchase Price and Terms Agreement, and the Seller agrees that it shall hold such Mortgage
Loans in custody for the Purchaser subject to the Purchaser's (i) right to reject any Mortgage Loan (or Qualified Substitute Mortgage Loan) under the terms of this Agreement and to require another Mortgage Loan (or Qualified Substitute
Mortgage Loan) to be substituted therefor, and (ii) obligation to pay the
Purchase Price for the Mortgage Loans. All rights and remedies of the Purchaser under this Agreement are distinct from, and cumulative with, any other rights or remedies under this Agreement or afforded by law or equity and all such rights and remedies may be exercised concurrently, independently or successively.

                                      -50-

          SECTION 17. Notices.

          All demands, notices and communications hereunder shall be in writing and shall be given via email, facsimile transmission or registered or certified mail to the person at the address set forth below:

               (i)  if to the Seller:

                    Quick Loan Funding Inc.
                    535 Anton Blvd., Suite 600
                    Costa Mesa, CA 92626
                    Attention:  Chief Operating Officer
                    Fax:  714-885-6481

                    with a copy to:

                    Quick Loan Funding Inc.
                    535 Anton Blvd., Suite 600
                    Costa Mesa, CA 92626
                    Attention:  General Counsel
                    Fax:  714-885-6463

               (ii) if to the Purchaser:

                    IXIS Real Estate Capital Inc.
                    9 West 57th Street
                    New York, New York 10019
                    Attention:  Christopher Connelly
                    Fax:  212-891-6288
                    Email:  c.connelly@ixiscm.com

                    with a copy to:

                    IXIS Real Estate Capital Inc.
                    9 West 57th Street
                    New York, New York 10019
                    Attention:  General Counsel
                    Fax:  212-891-1922
                    Email:  albert.zakes@ixiscm.com

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

                                      -51-

          SECTION 18. Severability Clause.

          Any part, provision representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this
Agreement without regard to such invalidity.

          SECTION 19. Counterparts.

          This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

          SECTION 20. Governing Law Jurisdiction; Consent to Service of Process.

          THIS AGREEMENT SHALL BE DEEMED IN EFFECT WHEN A FULLY EXECUTED
COUNTERPART THEREOF IS RECEIVED BY THE PURCHASER IN THE STATE OF NEW YORK AND
SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF NEW YORK. THIS AGREEMENT SHALL
BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT
TO ITS CHOICE OF LAW RULES AND PRINCIPLES. EACH OF THE PURCHASER AND THE SELLER
IRREVOCABLY (I) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE
STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE
SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING
RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW,
THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH
COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY
SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY
SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS
TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL
ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER.

          SECTION 21. Intention of the Parties.

          It is the intention of the parties that the Purchaser is purchasing, and the Seller is selling the Mortgage Loans and not a debt instrument of the
Seller or another security. Accordingly, the parties hereto each intend to treat the transaction for Federal income tax purposes as a sale by the Seller, and a purchase by the Purchaser, of the Mortgage Loans.

                                      -52-

Moreover, the arrangement under which the Mortgage Loans are held shall be consistent with classification of such arrangement as a grantor trust in the event it is not found to represent direct ownership of the Mortgage Loans. The
Purchaser shall have the right to review the Mortgage Loans and the related
Mortgage Loan Files to determine the characteristics of the Mortgage Loans which shall affect the Federal income tax consequences of owning the Mortgage Loans and the Seller shall cooperate with all reasonable requests made by the
Purchaser in the course of such review.

          SECTION 22. Successors and Assigns; Assignment of Purchase Agreement.

          This Agreement shall bind and inure to the benefit of and be enforceable by the Seller and the Purchaser and the respective permitted successors and assigns of the Seller and the successors and assigns of the
Purchaser. This Agreement shall not be assigned, pledged or hypothecated by the
Seller to a third party without the prior written consent of the Purchaser, which consent may be withheld by the Purchaser in its sole discretion. This
Agreement may be assigned, pledged or hypothecated by the Purchaser in whole or in part, and with respect to one or more of the Mortgage Loans, without the consent of the Seller. There shall be no limitation on the number of assignments or transfers allowable by the Purchaser with respect to the Mortgage Loans and this Agreement. In the event the Purchaser assigns this Agreement, and the assignee assumes any of the Purchaser's obligations hereunder, the Seller acknowledges and agrees to look solely to such assignee, and not to the
Purchaser, for performance of the obligations so assumed and the Purchaser shall be relieved from any liability to the Seller with respect thereto.

          SECTION 23. Waivers.

          No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

          SECTION 24. Exhibits.

          The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

          SECTION 25. General Interpretive Principles.

          For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

          (a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

          (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

                                      -53-

          (c) references herein to "Articles," "Sections," "Subsections,"
"Paragraphs," and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

          (d) reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

          (e) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

          (f) the term "include" or "including" shall mean without limitation by reason of enumeration.

          SECTION 26. Reproduction of Documents.

          This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

          SECTION 27. Further Agreements.

          The Seller and the Purchaser each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this
Agreement.

          SECTION 28. Recordation of Assignments of Mortgage.

          To the extent permitted by applicable law, each of the Assignments of
Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or their comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected at the Seller's expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option (other than with respect to the MERS Designated Mortgage Loans).

          SECTION 29. No Solicitation.

          From and after the Closing Date, the Seller agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors on the Seller's behalf, to personally, by telephone or mail (via electronic means or

                                      -54-

otherwise), solicit the borrower or obligor under any Mortgage Loan for any purpose whatsoever, including to refinance a Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. It is understood and agreed that all rights and benefits relating to the solicitation of any Mortgagors and the attendant rights, title and interest in and to the list of such Mortgagors and data relating to their Mortgages (including insurance renewal dates) shall be transferred to the Purchaser pursuant hereto on the Closing Date and the
Seller shall take no action to undermine these rights and benefits.
Notwithstanding the foregoing, it is understood and agreed that promotions undertaken by the Seller or any affiliate of the Seller which are directed to the general public at large, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements shall not constitute solicitation under this Section 29.

          SECTION 30. Waiver of Trial by Jury.

          THE SELLER AND THE PURCHASER EACH KNOWINGLY, VOLUNTARILY AND
INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT
IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS
AGREEMENT.

          SECTION 31. Compliance with Regulation AB

          Subsection 31.01. Intent of the Parties; Reasonableness.

          The Purchaser and the Seller acknowledge and agree that the purpose of
Section 31 of this Agreement is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. Although Regulation AB is applicable by its terms only to offerings of asset-backed securities that are registered under the
Securities Act, the Seller acknowledges that investors in privately offered securities may require that the Purchaser or any Depositor provide comparable disclosure in unregistered offerings. References in this Agreement to compliance with Regulation AB include provision of comparable disclosure in private offerings.

          Neither the Purchaser nor any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the
Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder (or the provision in a private offering of disclosure comparable to that required under the Securities Act). The Seller acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Purchaser or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Securitization Transaction, the Seller shall cooperate fully with the Purchaser to deliver to the Purchaser (including any of its assignees or designees) and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Purchaser or any Depositor to permit the Purchaser or such
Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the

                                      -55-

Seller, any Third-Party Originator and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Purchaser or any Depositor to be necessary in order to effect such compliance.

          The Purchaser (including any of its assignees or designees) shall cooperate with the Seller by providing timely notice of requests for information under these provisions and by reasonably limiting such requests to information required, in the Purchaser's reasonable judgment, to comply with Regulation AB.

          Subsection 31.02. Additional Representations and Warranties of the
Seller.

          (a)The Seller shall be deemed to represent to the Purchaser and to any
Depositor, as of the date on which information is first provided to the
Purchaser or any Depositor under Subsection 31.03 that, except as disclosed in writing to the Purchaser or such Depositor prior to such date: (i) the Seller is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Seller; (ii) the Interim Servicer has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; (iii) no material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Interim Servicer as servicer has been disclosed or reported by the
Seller; (iv) no material changes to the Interim Servicer's policies or procedures with respect to the servicing function it will perform under the
Interim Servicing Agreement and any Reconstitution Agreement for mortgage loans of a type similar to the Mortgage Loans have occurred during the three-year period immediately preceding the related Securitization Transaction; (v) there are no aspects of the Interim Servicer's financial condition that could have a material adverse effect on the performance by the Interim Servicer of its servicing obligations under the Interim Servicing Agreement or any
Reconstitution Agreement; (vi) there are no material legal or governmental proceedings pending (or known to be contemplated) against the Seller, Interim
Servicer, any Subservicer or any Third-Party Originator; and (vii) there are no affiliations, relationships or transactions relating to the Seller, Interim
Servicer, any Subservicer or any Third-Party Originator with respect to any
Securitization Transaction and any party thereto identified by the related
Depositor of a type described in Item 1119 of Regulation AB.

          (b) If so requested by the Purchaser or any Depositor on any date following the date on which information is first provided to the Purchaser or any Depositor under Subsection 31.03, the Seller shall, within five (5) Business
Days following such request, confirm in writing the accuracy of the representations and warranties set forth in paragraph (a) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

          Subsection 31.03. Information to Be Provided by the Purchaser and
Seller.

          In connection with any Securitization Transaction the Seller shall (i)
within five (5) Business Days following request by the Purchaser or any
Depositor, provide to the Purchaser and such Depositor (or, as applicable, cause each Third-Party Originator to provide), in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, the

                                      -56-

information and materials specified in paragraphs (a) and (b) of this Section, and (ii) as promptly as practicable following notice to or discovery by the
Seller, provide to the Purchaser and any Depositor (in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor) the information specified in paragraph (d) of this Section.

          (a) If so requested by the Purchaser or any Depositor, the Seller shall provide such information regarding (i) the Seller, as originator of the
Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified
Correspondent), or (ii) each Third-Party Originator, as is requested for the purpose of compliance with Items 1103(a)(1), 1105, 1110, 1117 and 1119 of
Regulation AB. Such information shall include, at a minimum:

                                      -57-

               (A) the originator's form of organization;

               (B) a description of the originator's origination program and how long the originator has been engaged in originating residential mortgage loans, which description shall include a discussion of the originator's experience in originating mortgage loans of a similar type as the Mortgage
     Loans; information regarding the size and composition of the originator's origination portfolio; and information that may be material, in the good faith judgment of the Purchaser or any Depositor, to an analysis of the performance of the Mortgage Loans, including the originators'
     credit-granting or underwriting criteria for mortgage loans of similar type(s) as the Mortgage Loans and such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with
     Item 1110(b)(2) of Regulation AB;

               (C) a description of any material legal or governmental
     proceedings pending (or known to be contemplated) against the Seller and each Third-Party Originator; and

               (D) a description of any affiliation or relationship between the
     Seller, each Third-Party Originator and any of the following parties to a
     Securitization Transaction, as such parties are identified to the Seller by the Purchaser or any Depositor in writing in advance of such Securitization
     Transaction:

                    (1)  the sponsor;

                    (2)  the depositor;

                    (3)  the issuing entity;

                    (4)  any servicer;

                    (5)  any trustee;

                    (6)  any originator;

                    (7)  any significant obligor;

                    (8)  any enhancement or support provider; and

                    (9)  any other material transaction party.

          (b) If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide)
Static Pool Information with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below)
originated by (i) the Seller, if the Seller is an originator of Mortgage Loans
(including as an acquirer of Mortgage Loans from a Qualified Correspondent), and/or (ii) each Third-Party Originator. Such Static Pool Information shall be prepared by the Seller (or Third-Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(1)-(3)
of Regulation AB. To the extent that there is reasonably

                                      -58-

available to the Seller (or Third-Party Originator) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. The content of such Static Pool Information may be in the form customarily provided by the Seller, and need not be customized for the Purchaser or any Depositor. Such Static Pool Information for
each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than one hundred thirty-five (135) days prior to the date of the prospectus or other offering document in which the Static Pool Information is to be included or incorporated by reference. The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format reasonably required by the Purchaser or the Depositor, as applicable.

          Promptly following notice or discovery of a material error in Static
Pool Information provided pursuant to the immediately preceding paragraph
(including an omission to include therein information required to be provided pursuant to such paragraph), the Seller shall provide corrected Static Pool
Information to the Purchaser or any Depositor, as applicable, in the same format in which Static Pool Information was previously provided to such party by the
Seller.

          If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), such agreed-upon procedures letters of certified public accountants reasonably acceptable to the
Purchaser or Depositor, as applicable, pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after
January 1, 2006 or, in the case of Static Pool Information with respect to the
Seller's or Third-Party Originator's originations or purchases, to calendar months commencing January 1, 2006, as the Purchaser or such Depositor shall reasonably request. Such letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which may include, by way of example, any Sponsor, any Depositor and any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a
Securitization Transaction. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such
Depositor.

          (c) With respect to those Mortgage Loans that were sold to the
Purchaser pursuant to this Agreement, the Purchaser shall, to the extent consistent with then-current industry practice, cause the servicer (or another party) to be obligated to provide information, upon request by Seller, in the form customarily provided by such servicer or other party (which need not be customized for the Seller) with respect to the Mortgage Loans reasonably necessary for the Seller to comply with its obligations under Regulation AB, including, without limitation, providing to the Seller Static Pool Information, as set forth in Item 1105(a)(2) and (3) of Regulation AB (such information provided by the servicer or such other party, the "Loan Performance
Information"). The Static Pool Information shall be provided in an electronic

                                      -59-

format that provides a permanent record of the information provided, such as a portable document format ("pdf") file, or such other format as reasonably requested by the Seller.

          Promptly following notice or discovery of a material error in the Loan
Performance Information provided pursuant to the immediately preceding paragraph
(including an omission to include therein information required to be provided pursuant to such paragraph), the Purchaser shall provide updated Loan
Performance Information to the Seller, in the same electronic format in which such information was previously provided.

          (d) If so requested by the Purchaser or any Depositor for the purpose of satisfying its reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Seller shall (or shall cause each
Third-Party Originator to) (i) notify the Purchaser and any Depositor in writing of (A) any material litigation or governmental proceedings pending against the
Seller or any Third-Party Originator and (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between the Seller or any Third-Party Originator and any of the parties specified in clause (D) of paragraph (a) of this Section (and any other parties identified in writing by the requesting party) with respect to such Securitization
Transaction, and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships.

          Subsection 31.04. Indemnification; Remedies.

          (a) The Seller shall indemnify the Purchaser, each affiliate of the
Purchaser, the Depositor, and each of the following parties participating in a
Securitization Transaction: each sponsor and issuing entity; each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d)
under the Exchange Act with respect to such Securitization Transaction; each broker dealer acting as underwriter, placement agent or initial purchaser, each
Person who controls any of such parties or the Depositor (within the meaning of
Section 15 of the Securities Act and Section 20 of the Exchange Act); and the
respective present and former directors, officers, employees and agents of each of the foregoing and of the Depositor, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

          (i) (A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, accountants'
     letter or other material provided in written or electronic form under this
     Section 31 by or on behalf of the Seller, or provided under this Section 31 by or on behalf of any Third-Party Originator (collectively, the "Seller
     Information"), or (B) the omission or alleged omission to state in the
     Seller Information a material fact required to be stated in the Seller
     Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;
     provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Seller Information and not to any other information communicated in connection with a sale or purchase of

                                      -60-

     securities, without regard to whether the Seller Information or any portion thereof is presented together with or separately from such other information;

          (ii) any failure by the Seller or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 31; or

          (iii) any breach by the Seller of a representation or warranty set forth in Subsection 31.02(a) or in a writing furnished pursuant to
     Subsection 31.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection 31.02(b) to the extent made as of a date subsequent to such closing date.

          In the case of any failure of performance described in clause (a)(ii)
of this Section, the Seller shall promptly reimburse the Purchaser, any
Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants' letter or other material not delivered as required by the Seller or any Third-Party Originator.

          (b) (i) Any failure by the Seller or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 31, or any breach by the Seller of a representation or warranty set forth in Subsection 31.02(a) or in a writing furnished pursuant to Subsection 31.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection
31.02(b) to the extent made as of a date subsequent to such closing date, shall immediately and automatically, without notice or grace period, constitute an
Event of Default with respect to the Seller under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Purchaser or
Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Interim Servicer as servicer under the Interim Servicing
Agreement and/or any applicable Reconstitution Agreement without payment
(notwithstanding anything in this Agreement or any applicable Reconstitution
Agreement to the contrary) of any compensation to the Interim Servicer; provided that to the extent that any provision of this Agreement and/or any applicable
Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Interim Servicer as servicer, such provision shall be given effect.

          (c) The Purchaser shall indemnify the Seller and the respective present and former directors, officers, employees, agents and affiliates of the
Seller (each, an "Indemnified Party"), and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

                                      -61-

          (i) (A) any untrue statement of a material fact contained in the Loan
     Performance Information, or (B) the omission to state in the Loan
     Performance Information a material fact required to be stated in the Loan
     Performance Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Loan Performance
     Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Loan
     Performance Information or any portion thereof is presented together with or separately from such other information;

          (ii) any failure by the Purchaser to deliver any information, report, certification, accountants' letter or other material when and as required under Subsection 31.03(c), or

          (d) The indemnification provided in this Subsection 31.04 shall survive the termination of this Agreement or the termination of any party to this Agreement.

                     [SIGNATURES COMMENCE ON FOLLOWING PAGE]

                                      -62-

          IN WITNESS WHEREOF, the Seller and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

                                        IXIS REAL ESTATE CAPITAL INC.
                                            (Purchaser)

                                        By: /s/ F. Rene Mendez
                                            ------------------------------------
                                            Name: F. Rene Mendez
                                            Title: Managing Director

                                        By: /s/ Kathy Lynch
                                            ------------------------------------
                                            Name: Kathy Lynch
                                            Title: Director

                                        QUICK LOAN FUNDING INC.
                                            (Seller)

                                        By: /s/ Joseph R. Parise
                                            ------------------------------------
                                            Name: Joseph R. Parise
                                            Title: Chief Operations Officer

                                                                       Exhibit A

                                    EXHIBIT A

                         CONTENTS OF EACH MORTGAGE FILE

          With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the
Purchaser and any prospective Purchaser, and which shall be delivered to the
Custodian, or to such other Person as the Purchaser shall designate in writing, pursuant to Section 6 of the Mortgage Loan Purchase and Warranties Agreement to
which this Exhibit is attached (the "Agreement"):

          (a) the original Mortgage Note bearing all intervening endorsements evidencing a complete chain of assignment from the originator to the Seller, endorsed "Pay to the order of _________, without recourse" and signed in the name of the Seller by an authorized officer. To the extent that there is no room on the face of the Mortgage Notes for endorsements, the endorsement may be contained on an allonge, if state law so allows and the Custodian is so advised by the Seller that state law so allows. If the Mortgage Loan was acquired by the
Seller in a merger, the endorsement must be by "[Seller], successor by merger to
[name of predecessor]." If the Mortgage Loan was acquired or originated by the
Seller while doing business under another name, the endorsement must be by
"[Seller], formerly known as [previous name]";

          (b) the original of any guarantee executed in connection with the
Mortgage Note;

          (c) the original Mortgage with evidence of recording thereon. If in connection with any Mortgage Loan, the Seller cannot deliver or cause to be delivered the original Mortgage with evidence of recording thereon on or prior to the Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, the Seller shall deliver or cause to be delivered to the
Custodian, a photocopy of such Mortgage, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the
Seller stating that such Mortgage has been dispatched to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or (ii) in the case of a
Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage;

          (d) the originals of all assumption, modification, consolidation or extension agreements, if any, with evidence of recording thereon;

          (e) except with respect to each MERS Designated Mortgage Loan, the original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording. The Assignment of Mortgage must be duly recorded only if recordation is either

                                      A-1

necessary under applicable law or commonly required by private institutional mortgage investors in the area where the Mortgaged Property is located or on direction of the Purchaser as provided in this Agreement. If the Assignment of
Mortgage is to be recorded, the Mortgage shall be assigned to the Purchaser. If the Assignment of Mortgage is not to be recorded, the Assignment of Mortgage shall be delivered in blank. If the Mortgage Loan was acquired by the Seller in a merger, the Assignment of Mortgage must be made by "[Seller], successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the Assignment of Mortgage must be by "[Seller], formerly known as [previous name]";

          (f) the originals of all intervening assignments of mortgage, evidencing a complete chain of assignment from the originator to the Seller (or
MERS with respect to each MERS Designated Mortgage Loan), with evidence of recording thereon, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of mortgage, the
Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such intervening assignment, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller stating that such intervening assignment of mortgage has been dispatched to the appropriate public recording office for recordation and that such original recorded intervening assignment of mortgage or a copy of such intervening assignment of mortgage certified by the appropriate public recording office to be a true and complete copy of the original recorded intervening assignment of mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or
(ii) in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment;

          (g) The original mortgagee policy of title insurance or, in the event such original title policy is unavailable, a certified true copy of the related policy binder or commitment for title certified to be true and complete by the title insurance company; and

          (h) security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage.

          In the event an Officer's Certificate of the Seller is delivered to the Purchaser because of a delay caused by the public recording office in returning any recorded document, the Seller shall deliver to the Purchaser, within ninety (90) days of the Closing Date, an Officer's Certificate which shall (i) identify the recorded document, (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay caused by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document will be delivered to the Custodian; provided, however, that any recorded document shall in any event be delivered no later than one (1) year from the applicable Closing
Date. An extension of the date specified in (iv) above may be requested from the
Purchaser, which consent shall not be unreasonably withheld.

                                      A-2

                                                                       Exhibit B

                                    EXHIBIT B

                       FORM OF INTERIM SERVICING AGREEMENT

                                      B-1

                                                                       Exhibit C

                                    EXHIBIT C

                          FORM OF OFFICER'S CERTIFICATE

          I, ____________________, hereby certify that I am the duly elected
[Vice] President of ________________[COMPANY], a [state] [federally] chartered institution organized under the laws of the [state of ____________] [United
States] (the "Company"), and further as follows:

               1. Attached hereto as Exhibit 1 is a true, correct and complete copy of the charter of the Company which is in full force and effect on the date hereof and which has been in effect without amendment, waiver, rescission or modification since ___________.

               2. Attached hereto as Exhibit 2 is a true, correct and complete copy of the bylaws of the Company which are in effect on the date hereof and which have been in effect without amendment, waiver, rescission or modification since ___________.

               3. Attached hereto as Exhibit 3 is an original certificate of good standing of the Company issued within ten (10) days of the date hereof, and no event has occurred since the date thereof which would impair such standing.

               4. Attached hereto as Exhibit 4 is a true, correct and complete copy of the corporate resolutions of the Board of Directors of the Company authorizing the Company to execute and deliver [each of [the Mortgage Loan
     Purchase and Warranties Agreement, dated as of May 1, 2006, by and between
     IXIS Real Estate Capital Inc. (the "Purchaser") and the Company (the
     "Purchase Agreement"),] [the Interim Servicing Agreement, dated as of May
     1, 2006, by and between the Company and the Purchaser (the "Interim
     Servicing Agreement")] [and to endorse the Mortgage Notes and execute the
     Assignments of Mortgages by original [or facsimile] signature,]] and such resolutions are in effect on the date hereof and have been in effect without amendment, waiver, rescission or modification since ____________.

               5. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the [Purchase Agreement, the Interim Servicing Agreement] the sale of the mortgage loans or the consummation of the transactions contemplated by the agreements; or (ii) any required consent, approval, authorization or order has been obtained by the Company.

               6. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of the [Purchase Agreement and the Interim
     Servicing Agreement] conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter or by-laws of the Company, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or any statute or order, rule, regulations,

                                      C-1

     writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

               7. To the best of my knowledge, there is no action, suit,
     proceeding or investigation pending or threatened against the Company which, in my judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the [Purchase
     Agreement and the Interim Servicing Agreement,] or the mortgage loans or of any action taken or to be taken in connection with the transactions contemplated hereby, or which would be likely to impair materially the ability of the Company to perform under the terms of the [Purchase
     Agreement and the Interim Servicing Agreement].

               8. Each person listed on Exhibit 5 attached hereto who, as an officer or representative of the Company, signed (a) the Purchase
     Agreement, (b) the Interim Servicing Agreement and (c) any other document delivered or on the date hereof in connection with any purchase described in the agreements set forth above was, at the respective times of such signing and delivery, and is now, a duly elected or appointed, qualified and acting officer or representative of the Company, who holds the office set forth opposite his or her name on Exhibit 5, and the signatures of such persons appearing on such documents are their genuine signatures.

               9. The Company is duly authorized to engage in the transactions described and contemplated in the [Purchase Agreement and the Interim
     Servicing Agreement].

                                      C-2

          IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Company.

Dated:____________________              By:
                                            ------------------------------------
                                            Name:
                                                  ------------------------------
[Seal]                                      Title: [Vice] President

          I, ________________________, an [Assistant] Secretary of
______________[COMPANY], hereby certify that ____________ is the duly elected, qualified and acting [Vice] President of the Company and that the signature appearing above is [her] [his] genuine signature.

          IN WITNESS WHEREOF, I have hereunto signed my name.

Dated:____________________              By:
                                            ------------------------------------
                                            Name:
                                                  ------------------------------
                                            Title: [Assistant] Secretary

                                      C-3

                                  EXHIBIT 5 to
                         Company's Officer's Certificate

         NAME                        TITLE                    SIGNATURE
         ----                        -----                    ---------

________________________   ________________________   __________________________

________________________   ________________________   __________________________

________________________   ________________________   __________________________

________________________   ________________________   __________________________

________________________   ________________________   __________________________

________________________   ________________________   __________________________

                                      C-4

                                                                       Exhibit D

                                    EXHIBIT D

                    FORM OF OPINION OF COUNSEL TO THE SELLER
                           AND INTERIM SERVICER (DATE)

IXIS Real Estate Capital Inc.
9 West 57th Street, 36th Floor
New York, New York 10019

Dear Sirs:

          You have requested [our] [my] opinion, as [Assistant] General Counsel to ___________________ (the "Company"), with respect to certain matters in connection with the sale by the Company of the Mortgage Loans pursuant to that certain Mortgage Loan Purchase and Warranties Agreement by and between the
Company and IXIS Real Estate Capital Inc. (the "Purchaser"), dated as of May 1,
2006 (the "Purchase Agreement") which sale is in the form of whole loans, serviced pursuant to an Interim Servicing Agreement, dated as of ______ __, ____
by and between the Interim Servicer and the Purchaser (the "Interim Servicing
Agreement" and, collectively with the Purchase Agreement, the "Agreements").
Capitalized terms not otherwise defined herein have the meanings set forth in the Purchase Agreement and the Interim Servicing Agreement.

          [We] [I] have examined the following documents:

          1.   the Purchase Agreement;

          2.   the Interim Servicing Agreement;

          3.   the form of Assignment of Mortgage;

          4.   the form of endorsement of the Mortgage Notes; and

          5    such other documents, records and papers as we have deemed necessary and relevant as a basis for this opinion.

          To the extent [we] [I] have deemed necessary and proper, [we] [I] have relied upon the representations and warranties of the Company and the Interim
Servicer contained in the Purchase Agreement and in the Interim Servicing
Agreement, as applicable. [We] [I] have assumed the authenticity of all documents submitted to [us] [me] as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents.

          Based upon the foregoing, it is [our] [my] opinion that:

     1.   The Company and the Interim Servicer is [type of entity] duly organized, validly existing and in good standing under the laws of the
          [United States] and are

                                      D-1

          qualified to transact business in, and is in good standing under, the laws of [the state of incorporation].

     2.   Each of the Company and the Interim Servicer has the power to engage in the transactions contemplated by the Agreements to which it is a party and all requisite power, authority and legal right to execute and deliver such Agreements and to perform and observe the terms and conditions of such Agreements.

     3.   Each of the Agreements to which it is a party has been duly authorized, executed and delivered by the Company and the Interim
          Servicer, as applicable, and is a legal, valid and binding agreement enforceable in accordance with its respective terms against the
          Company and the Interim Servicer, as applicable, subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance, none of which will materially interfere with the realization of the benefits provided thereunder or with the Purchaser's ownership of the
          Mortgage Loans.

     4.   Each of the Company and the Interim Servicer has been duly authorized to allow any of its officers to execute any and all documents by original signature in order to complete the transactions contemplated by the Agreements to which it is a party by original [or facsimile]
          signature in order to execute the endorsements to the Mortgage Notes and the Assignments of Mortgages, and the original [or facsimile]
          signature of the officer at the Company executing the endorsements to the Mortgage Notes and the Assignments of Mortgages represents the legal and valid signature of said officer of the Company.

     5.   Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company or the Interim Servicer of or compliance by the Company or the Interim Servicer with the Agreements to which it is a party and the sale of the Mortgage Loans by the
          Company or the consummation of the transactions contemplated by the
          Agreements to which each is a party or (ii) any required consent, approval, authorization or order has been obtained by the Company or the Interim Servicer.

     6.   Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of, the Agreements to which it is a party conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter, by-laws or other organizational documents of the Company or the
          Interim Servicer, as applicable, the terms of any indenture or other agreement or instrument to which the Company or the Interim Servicer is a party or by which it is bound or to which it is subject, or violates any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company or the Interim Servicer is subject or by which it is bound.

                                      D-2

     7.   There is no action, suit, proceeding or investigation pending or threatened against the Company or the Interim Servicer which, in [our]
          [my] judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or the
          Interim Servicer or in any material impairment of the right or ability of the Company or the Interim Servicer to carry on its business substantially as now conducted or in any material liability on the part of the Company or the Interim Servicer or which would draw into question the validity of the Agreements to which it is a party or the
          Mortgage Loans or of any action taken or to be taken in connection with the transactions contemplated thereby, or which would be likely to impair the ability of the Company or the Interim Servicer to perform under the terms of the Agreements to which it is a party.

     8.   The sale of each Mortgage Note and Mortgage as and in the manner contemplated by the Agreements is sufficient to fully transfer to the
          Purchaser all right, title and interest of the Company thereto as noteholder and mortgagee.

     9.   The Mortgages have been duly assigned and the Mortgage Notes have been duly endorsed as provided in the Purchase Agreement. The Assignments of Mortgage are in recordable form, except for the insertion of the name of the assignee, and upon the name of the assignee being inserted, are acceptable for recording under the laws of the state where each related Mortgaged Property is located. The endorsement of the Mortgage Notes, the delivery to the Purchaser, or its designee, of the Assignments of Mortgage, and the delivery of the original endorsed
          Mortgage Notes to the Purchaser, or its designee, are sufficient to permit the Purchaser to avail itself of all protection available under applicable law against the claims of any present or future creditors of the Company, and are sufficient to prevent any other sale, transfer, assignment, pledge or hypothecation of the Mortgages and the
          Mortgage Notes by the Company from being enforceable.

          This opinion is given to you for your sole benefit, and no other person or entity is entitled to rely hereon except that the purchaser or purchasers to which you initially and directly resell the Mortgage Loans may rely on this opinion as if it were addressed to them as of its date.

                                        Very truly yours,

                                        ----------------------------------------
                                                         [Name]
                                               [Assistant] General Counsel

                                      D-3

                                                                       Exhibit E

                                    EXHIBIT E

                     FORM OF SECURITY RELEASE CERTIFICATION

                                                      ___________________, _____
_______________________________
_______________________________
_______________________________

Attention:
           _____________________________
       _________________________________

                  Re: Notice of Sale and Release of Collateral

Dear Sirs:

          This letter serves as notice that ________________________ [COMPANY] a
[type of entity], organized pursuant to the laws of [the state of incorporation]
(the "Company") has committed to sell to IXIS Real Estate Capital Inc. under a
Mortgage Loan Purchase and Warranties Agreement, dated as of May 1, 2006, certain mortgage loans originated by the Company. The Company warrants that the mortgage loans to be sold to IXIS Real Estate Capital Inc. are in addition to and beyond any collateral required to secure advances made by you to the
Company.

          The Company acknowledges that the mortgage loans to be sold to IXIS
Real Estate Capital Inc. shall not be used as additional or substitute collateral for advances made by [____________]. IXIS Real Estate Capital Inc.
understands that the balance of the Company's mortgage loan portfolio may be used as collateral or additional collateral for advances made by [___________], and confirms that it has no interest therein.

                                      E-1

          Execution of this letter by [___________] shall constitute a full and complete release of any security interest, claim, or lien which [___________]
may have against the mortgage loans to be sold to IXIS Real Estate Capital Inc.

                                        Very truly yours,

                                        ----------------------------------------

                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------
                                        Date:
                                              ----------------------------------

Acknowledged and approved:

------------------------------------

By:
    --------------------------------
Name:
      ------------------------------
Title:
       -----------------------------
Date:
      ------------------------------

                                      E-1

                                                                       Exhibit F

                                    EXHIBIT F

                     FORM OF SECURITY RELEASE CERTIFICATION

                         I. Release of Security Interest

          The financial institution named below hereby relinquishes any and all right, title and interest it may have in all Mortgage Loans to be purchased by
IXIS Real Estate Capital Inc. from the Company named below pursuant to that certain Mortgage Loan Purchase and Warranties Agreement, dated as of May 1,
2006, and certifies that all notes, mortgages, assignments and other documents in its possession relating to such Mortgage Loans have been delivered and released to the Company named below or its designees, as of the date and time of the sale of such Mortgage Loans to IXIS Real Estate Capital Inc.

Name and Address of Financial Institution

-------------------------------------
(Name)

-------------------------------------
(Address)

By:
    ---------------------------------

                                      F-1

                          II. Certification of Release

          The Company named below hereby certifies to IXIS Real Estate Capital
Inc. that, as of the date and time of the sale of the above-mentioned Mortgage
Loans to IXIS Real Estate Capital Inc. the security interests in the Mortgage
Loans released by the above-named financial institution comprise all security interests relating to or affecting any and all such Mortgage Loans. The Company warrants that, as of such time, there are and will be no other security interests affecting any or all of such Mortgage Loans.

                                        ----------------------------------------

                                        By:
                                            ------------------------------------

                                        Title:
                                               ---------------------------------
                                        Date:
                                              ----------------------------------

                                      F-2

                                                                       Exhibit G

                                    EXHIBIT G

                                   [RESERVED]

                                      G-1

                                                                       Exhibit H

                                    EXHIBIT H

                            ASSIGNMENT AND CONVEYANCE

          On this ___ day of __________, ____, ___________________ ("Seller"),
as (i) the Seller under that certain Purchase Price and Terms Agreement, dated as of ___________, _____ (the "PPTA"), (ii) the Seller under that certain
Mortgage Loan Purchase and Warranties Agreement, dated as of May 1, 2006 (the
"Purchase Agreement") and (iii) the Seller/Interim Servicer under that certain
Interim Servicing Agreement, dated as of ___________, ____ (the "Interim
Servicing Agreement" and, together with the PPTA and the Purchase Agreement, the
"Agreements") does hereby sell, transfer, assign, set over and convey to IXIS
Real Estate Capital Inc. ("Purchaser") as the Purchaser under the Agreements, without recourse, but subject to the terms of the Agreements, all right, title and interest of, in and to the Mortgage Loans listed on the Mortgage Loan
Schedule attached hereto as Exhibit A (the "Mortgage Loans"), together with the
Mortgage Files and all rights and obligations arising under the documents contained therein. Each Mortgage Loan subject to the Agreements was underwritten in accordance with, and conforms to, the Underwriting Guidelines attached hereto as Exhibit C. Pursuant to Section 6 of the Purchase Agreement, the Seller has
delivered to the Custodian the documents for each Mortgage Loan to be purchased as set forth in the Custodial Agreement. The contents of each Servicing File required to be retained by __________________________ ("Interim Servicer") to
service the Mortgage Loans pursuant to the Interim Servicing Agreement and thus not delivered to the Purchaser are and shall be held in trust by the Seller in its capacity as Interim Servicer for the benefit of the Purchaser as the owner thereof. The Interim Servicer's possession of any portion of the Servicing File is at the will of the Purchaser for the sole purpose of facilitating servicing of the related Mortgage Loan pursuant to the Interim Servicing Agreement, and such retention and possession by the Interim Servicer shall be in a custodial capacity only. The ownership of each Mortgage Note, Mortgage, the Servicing
Rights and the contents of the Mortgage File and Servicing File is vested in the
Purchaser and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the
Seller or the Interim Servicer shall immediately vest in the Purchaser and shall be retained and maintained, in trust, by the Seller at the will of the Purchaser in such custodial capacity only.

          The Mortgage Loan Package characteristics of the Mortgage Loans subject hereto are set forth on Exhibit B hereto.

          In accordance with Section 6 of the Purchase Agreement, the Purchaser accepts the Mortgage Loans listed on Exhibit A attached hereto. Notwithstanding the foregoing the Purchaser does not waive any rights or remedies it may have under the Agreements.

          Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.

                            [SIGNATURE PAGE FOLLOWS]

                                      H-1

                                        [SELLER]

                                        By:
                                            ------------------------------------
                                            Name:
                                                  ------------------------------
                                            Title:
                                                   -----------------------------

Accepted and Agreed:

IXIS REAL ESTATE CAPITAL INC.

By:
    ---------------------------------
    Name:
          ---------------------------
    Title:
           --------------------------

By:
    ---------------------------------
    Name:
          ---------------------------
    Title:
           --------------------------

                                      H-2

                                                                       Exhibit H

                                    EXHIBIT A
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                               THE MORTGAGE LOANS

                                      H-3

                                    EXHIBIT B
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

             REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE POOL
                  CHARACTERISTICS OF EACH MORTGAGE LOAN PACKAGE

          Pool Characteristics of the Mortgage Loan Package as delivered on the related Closing Date:

          No Mortgage Loan has: (1) an outstanding principal balance less than
$_________; (2) an origination date earlier than _ months prior to the related
Cut-off Date; (3) a CLTV of greater than _____%; (4) a FICO Score of less than
___; or (5) a debt-to-income ratio of more than __%. Each First Lien Loan has a
Mortgage Interest Rate of at least ___% per annum and an outstanding principal balance less than $_________. Each Second Lien Loan has a Mortgage Interest Rate
of at least ______% per annum and an outstanding principal balance less than
$________. Each Adjustable Rate Mortgage Loan has an Index of [_______].

                                      H-4

                                    EXHIBIT C
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                             UNDERWRITING GUIDELINES

                                       H-5

                                    EXHIBIT I

                        SELLER'S UNDERWRITING GUIDELINES

                                       I-1

                                    EXHIBIT J

                  FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

          THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated [____________ __,
20__] ("Agreement"), among IXIS Real Estate Capital Inc. ("Assignor"),
[____________________] ("Assignee") and [SELLER] (the "Company"):

          For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance

          1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the
"Mortgage Loans") and (b) except as described below, that certain Mortgage Loan
Purchase and Warranties Agreement (the "Purchase Agreement"), dated as of
[DATE], between the Assignor, as purchaser (the "Purchaser"), and the Company, as seller, solely insofar as the Purchase Agreement relates to the Mortgage
Loans.

          The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the
Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage
Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser under Section 9.04 of the Purchase Agreement.

Recognition of the Company

          2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the
Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to [_______________] (the "Trust")
created pursuant to a Pooling and Servicing Agreement, dated as of [______],
2002 (the "Pooling Agreement"), among the Assignee, the Assignor,
[____________________], as trustee (including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"),
[__________________], as servicer (including its successors in interest and any successor servicer under the Pooling Agreement, the "Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust (including the Trustee and the
Servicer acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser, the

                                      J-1

Custodian or the Bailee under the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the Trust (including the Trustee and the Servicer acting on the Trust's behalf). Neither the Company nor the
Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage
Loans or the Company's performance under the Purchase Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company

          3. The Company warrants and represents to the Assignor, the Assignee and the Trust as of the date hereof that:

               (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

               (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the
     Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

               (c) No consent, approval, order or authorization of, or
     declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

               (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this
     Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

                                       J-2

          4. Pursuant to Section 13 of the Purchase Agreement, the Company
hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that the representations and warranties set forth on Exhibit B attached hereto are true and correct as of the date or dates set forth thereon.

Remedies for Breach of Representations and Warranties

          5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee and the Servicer acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Miscellaneous

          6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

          7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

          8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee and the
Servicer acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

          9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement
(to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the
Purchase Agreement.

          10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

          11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

          12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

                                       J-3

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                        [SELLER]

                                        By:
                                            ------------------------------------
                                           Name:
                                                 -------------------------------
                                           Its:
                                                --------------------------------

                                        IXIS REAL ESTATE CAPITAL INC.

                                        By:
                                            ------------------------------------
                                           Name:
                                                 -------------------------------
                                           Its:
                                                --------------------------------

                                        By:
                                            ------------------------------------
                                           Name:
                                                 -------------------------------
                                           Its:
                                                --------------------------------

                                        [---------------------------]

                                        By:
                                            ------------------------------------
                                           Name:
                                                 -------------------------------
                                           Its:
                                                --------------------------------

                                       J-4

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT

                             MORTGAGE LOAN SCHEDULE

                                       J-5

                EXHIBIT B TO ASSIGNMENT AND RECOGNITION AGREEMENT

             REPRESENTATIONS AND WARRANTIES AS TO THE MORTGAGE LOANS

          The Seller hereby represents and warrants to the Purchaser that, as to each Mortgage Loan, as of the date on which the Seller transferred servicing of the Mortgage Loan to the Purchaser, or its designee (the "Transfer Date"), unless otherwise set forth herein (provided, however, in no event does the
Seller make any representation or warranty in connection with any Mortgage Loan
Document that have been changed, modified or amended subsequent to the Servicing
Transfer Date):

          (a) Mortgage Loans as Described. The information set forth in the
Mortgage Loan Schedule delivered by the Seller to the Purchaser, or its designee, in connection with the servicing transfer, is complete, true and correct;

          (b) Payments Current. Except as set forth on the mortgage loan schedule delivered to the Purchaser by the Seller on the Transfer Date, no
payment required under the Mortgage Loan is thirty (30) days or more delinquent nor has any payment under the Mortgage Loan been thirty (30) days or more delinquent at any time since the origination of the Mortgage Loan.

          (c) No Outstanding Charges. Except as set forth on the mortgage loan schedule delivered to the Purchaser by the Seller on the Transfer Date, there are no defaults in complying with the terms of the Mortgage securing the
Mortgage Loan, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. As of the closing date for the Securitization Transaction (the "Securitization Closing
Date"), except for (A) payments in the nature of escrow payments and (B)
interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier to the day which precedes by one (1) month the Due Date of the first installment of principal and interest, including, without limitation, taxes and insurance payments, the Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan;

          (d) Original Terms Unmodified. The terms of the Mortgage Note and
Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the Mortgage Loan
Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the Mortgage Loan Schedule, if applicable. No
Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File

                                       J-6

delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the Mortgage Loan
Schedule;

          (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage
Note or the Mortgage, or the exercise of any right thereunder, render either the
Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at, or subsequent to, the time the Mortgage Loan was originated;

          (f) Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae Guides or by
Freddie Mac, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement. If required by the National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance
Administration in effect, which policy conforms to Fannie Mae and Freddie Mac, as well as all additional requirements set forth in Section 2.10 of the Interim
Servicing Agreement. All individual insurance policies contain a standard mortgagee clause naming the Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid and such policies may not be reduced, terminated or cancelled without thirty (30) days' prior written notice to the mortgagee. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the
Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or
"blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development.
The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement. As of the Securitization Closing Date, the
Seller has not engaged in, and has no knowledge of the Mortgagor's or any servicer's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of such policy, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

          (g) Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, predatory and abusive lending, equal credit opportunity and disclosure laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to prepayment penalties, have been complied with, the consummation of

                                       J-7

the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements. This representation is a
Deemed Material Breach Representation;

          (h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged
Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the
Seller waived any default resulting from any action or inaction by the
Mortgagor;

          (i) Location and Type of Mortgaged Property. The Mortgaged Property is
a fee simple property located in the state identified in the Mortgage Loan
Schedule, except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is an accepted practice, the Mortgaged Property may be a leasehold estate, and consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a low-rise condominium project, or an individual unit in a planned unit development [and that no residence or dwelling is a mobile home], provided, however, that any condominium unit or planned unit development shall not fall within any of the "Ineligible Projects" of part XII, Section 102 of the
Fannie Mae Selling Guide and shall conform with the Underwriting Guidelines. In the case of any Mortgaged Properties that are manufactured homes (a
"Manufactured Home Mortgage Loans"), (A) (i) such Manufactured Home Mortgage
Loan conforms with the applicable Fannie Mae or Freddie Mac requirements regarding mortgage loans related to manufactured dwellings, (ii) the related manufactured dwelling is permanently affixed to the land, (iii) the related manufactured dwelling and the related land are subject to a Mortgage properly filed in the appropriate public recording office and naming Seller as mortgagee,
(iv) the applicable laws of the jurisdiction in which the related Mortgaged
Property is located will deem the manufactured dwelling located on such
Mortgaged Property to be a part of the real property on which such dwelling is located, (v) such Manufactured Home Mortgage Loan is (x) a qualified mortgage under Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended and
(y) secured by manufactured housing treated as a single family residence under
Section 25(e)(10) of the Code (i.e., such manufactured home has a minimum of 400 square feet of living space, a minimum width in excess of 102 inches and which is of a kind customarily used at a fixed location) and (vi) as of the origination date of the related Mortgage Loan, the related Mortgagor occupied the related manufactured home as its primary residence. As of the date of origination, no portion of the Mortgaged Property was used for commercial purposes, and to the best of the Seller's knowledge since the Transfer Date, no portion of the Mortgaged Property has been used for commercial purposes;
provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged
Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes. This representation is a Deemed Material
Breach Representation;

                                       J-8

          (j) Valid First and Second Lien. Each Mortgage is a valid and subsisting first lien, with respect to First Lien Loans, or second lien, with respect to Second Lien Loans, of record on a single parcel of real estate constituting the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time, subject in all cases to the exceptions to title set forth in the title insurance policy with respect to the related Mortgage Loan, which exceptions are generally acceptable to prudent mortgage lending companies, and such other exceptions to which similar properties are commonly subject and which do not individually, or in the aggregate, materially and adversely affect the benefits of the security intended to be provided by such Mortgage. In no event shall any Mortgage Loan be in a lien position more junior than a second lien. The lien of the Mortgage is subject only to:

                    (1) with respect to Second Lien Loans, the lien of the first mortgage on the Mortgaged Property;

                    (2) the lien of current real property taxes and assessments not yet due and payable;

                    (3) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (a) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b)
               which do not adversely affect the Appraised Value of the
               Mortgaged Property set forth in such appraisal; and

                    (4) other matters to which like properties are commonly
               subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged
               Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected (A) first lien and first priority security interest with respect to each First Lien Loan, or (B) second lien and second priority security interest with respect to each Second Lien Loan, in either case, on the property described therein and Seller has full right to sell and assign the same to Purchaser. The Mortgaged Property was not, as of the date of origination of the Mortgage Loan, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the Mortgage;

          (k) Validity of Mortgage Documents. As of the Securitization Closing
Date, (i) the Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with a
Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions therein relating to prepayment penalties);
(ii)

                                       J-9

all parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any other related agreement, and the
Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties; (iii) the documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading; and (iv) no fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage
Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination or servicing of the Mortgage Loan. As of the
Servicing Transfer Date, the Seller has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

          (l) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. As of the Securitization Closing
Date, all costs, fees and expenses incurred in making or closing the Mortgage
Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or
Mortgage;

          (m) Ownership. As of the Closing Date, the Seller was the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each
Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the
Seller will retain the Mortgage Files or any part thereof with respect thereto not delivered to the Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each
Mortgage Loan. As of the Closing Date, upon payment of the related purchase price, the Mortgage Loan was not assigned or pledged, and the Seller had good, indefeasible and marketable title thereto, and had full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each
Mortgage Loan pursuant to this Agreement and immediately following the sale of each Mortgage Loan, the Purchaser owned such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest related to the Seller. As of the Closing Date, the Seller relinquished all rights to possess, control and monitor the Mortgage Loan. As of the Closing Date, the Seller has had and will have no right to modify or alter the terms of the sale of the Mortgage Loan and the Seller will have no obligation or right to repurchase the Mortgage Loan or substitute another
Mortgage Loan, except as provided in the Purchase Agreement;

          (n) Doing Business. All parties which have had any interest in the
Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state,

                                      J-10

or (iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

          (o) CLTV, LTV; FICO Score. No Mortgage Loan that is a Second Lien Loan has a CLTV in excess of 100%. No Mortgage Loan has an LTV greater than 100%. At origination of the Mortgage Loan, the Mortgagor did not have a FICO score of less than 500;

          (p) Title Insurance. The Mortgage Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller, its successors and assigns, as to the first priority lien
(with respect to First Lien Loans) or second priority lien (with respect to
Second Lien Loans) of the Mortgage in the original principal amount of the
Mortgage Loan, subject only to the exceptions contained in clauses (1) and (2)
of paragraph (j) of this Exhibit B, and in the case of Adjustable Rate Mortgage
Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. The Seller, its successor and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the
Seller;

          (q) No Defaults. There is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration. With respect to each
Second Lien Loan, (i) the prior mortgage is in full force and effect, (ii) there is no default, breach, violation or event of acceleration existing under such prior mortgage or the related mortgage note, (iii) there is no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration thereunder, and either (A) the prior mortgage contains a provision which allows or (B) applicable law requires, the mortgagee under the Second Lien Loan to receive notice of, and affords such mortgagee an opportunity to cure any default by payment in full or otherwise under the prior mortgage;

                                      J-11

          (r) No Mechanics' Liens. There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

          (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay
wholly within the boundaries and building restriction lines of the Mortgaged
Property, and no improvements on adjoining properties encroach upon the
Mortgaged Property. The Mortgaged Property and all improvements located on or being part of the Mortgaged Property are in compliance with all applicable zoning and building laws, ordinances and regulations;

          (t) Origination; Payment Terms. As of the Securitization Closing Date,
the Mortgage Loan was originated by a mortgagee approved by the Secretary of
Housing and Urban Development pursuant to Sections 203 and 211 of the Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No Mortgage Loan contains terms or provisions which would result in negative amortization. Principal payments on the Mortgage Loan commenced no more than sixty (60) days after funds were disbursed in connection with the Mortgage
Loan. The Mortgage Interest Rate as well as, with respect to Adjustable Rate
Mortgage Loans, the Lifetime Rate Cap, the Periodic Rate Floor and the Periodic
Rate Cap are as set forth on Exhibit B to each related Assignment and Conveyance
Agreement. The Mortgage Interest Rate is adjusted, with respect to Adjustable
Rate Mortgage Loans, on each Interest Rate Adjustment Date to equal the Index plus the Gross Margin (rounded up or down to the nearest 0.125%), subject to the
Periodic Rate Cap. The Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to
Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date (unless the Mortgage Loan is identified on the
Mortgage Loan Schedule as a Balloon Mortgage Loan), over an original term of not more than thirty (30) years from commencement of amortization. Unless otherwise specified on the description of pool characteristics for the applicable Mortgage
Loan Package delivered pursuant to Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement, the Mortgage Loan is payable on the first day of each month. There are no
Convertible Mortgage Loans which contain a provision allowing the Mortgagor to convert the Mortgage Note from an adjustable interest rate Mortgage Note to a fixed interest rate Mortgage Note. The Due Date of the first payment under the
Mortgage Note is no more than sixty (60) days from the date of the Mortgage
Note;

          (u) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a
Mortgage designated as a deed of trust, by trustee's sale, and

                                      J-12

(ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a
Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

          (v) Conformance with Agency and Underwriting Guidelines. As of the
Securitization Closing Date, the Mortgage Loan was underwritten in accordance with the Underwriting Guidelines (a copy of which is attached to the related
Assignment and Conveyance Agreement as Exhibit C). The Mortgage Note and
Mortgage are on forms acceptable to Freddie Mac or Fannie Mae and no representations have been made to a Mortgagor that are inconsistent with the mortgage instruments used;

          (w) Occupancy of the Mortgaged Property. As of the Transfer Date and
to the Seller's knowledge as of the Securitization Closing Date, the Mortgaged
Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. The Seller has not received notification from any Governmental
Authority that the Mortgaged Property is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be. The Seller has not received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate. Except as set forth on the Mortgage Loan Schedule, the Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor's primary residence;

          (x) No Additional Collateral. The Mortgage Note is not and has not
been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (j) above;

          (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the
Mortgage (or in the case of a substitution of trustee, is named in a properly recorded substitution of trustee), and no fees or expenses are or will become payable by the Purchaser, the Custodian or the Interim Servicer to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

          (z) Acceptable Investment. There are no circumstances or conditions, other than the credit and underwriting characteristics disclosed to the
Purchaser prior to the Closing Date, with respect to the Mortgage, the Mortgaged
Property, the Mortgagor, the Mortgage File or the Mortgagor's credit standing that can reasonably be expected to cause private institutional investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the
Mortgage Loan, or

                                      J-13

cause the Mortgage Loan to prepay during any period materially faster or slower than the mortgage loans originated by the Seller generally. No Mortgaged
Property is located in a state, city, county or other local jurisdiction which the Purchaser has determined in its sole good faith discretion would cause the related Mortgage Loan to be ineligible for whole loan sale or securitization in a transaction consistent with the prevailing sale and securitization industry
(including, without limitation, the practice of the rating agencies) with respect to substantially similar mortgage loans;

          (aa) Delivery of Mortgage Documents. The Mortgage Note, the Mortgage,
the Assignment of Mortgage and any other documents required to be delivered under this Agreement for each Mortgage Loan have been delivered to the
Custodian. The Seller is in possession of a complete, true and accurate Mortgage
File in compliance with Exhibit A hereto, except for such documents the originals of which have been delivered to the Custodian, and the Seller has retained copies thereof;

          (bb) Condominiums/Planned Unit Developments. As of the Securitization
Closing Date, if the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project is in conformance with the related
Underwriting Guidelines;

          (cc) Transfer of Mortgage Loans. Except with respect to MERS
Designated Mortgage Loans, the Assignment of Mortgage with respect to each
Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

          (dd) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the
Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the
Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder;

          (ee) No Balloon Mortgage Loans. The Mortgage Loan is not a Balloon
Mortgage Loan unless specifically listed on the Mortgage Loan Schedule;

          (ff) No Buydown Provisions; No Graduated Payments or Contingent
Interests. The Mortgage Loan does not contain provisions pursuant to which
Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the
Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The
Mortgage Loan is not a graduated payment mortgage loan, and the Mortgage Loan does not have a shared appreciation or other contingent interest feature. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and the Seller has not
financed nor does it own directly or indirectly, any equity of any form in the
Mortgaged Property or the Mortgagor;

                                      J-14

          (gg) Consolidation of Future Advances. Any future advances made to the
Mortgagor prior to the applicable Cut-off Date were consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term.
The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first or second, as applicable, lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence acceptable to Fannie Mae and
Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

          (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. To the
Seller's knowledge as of the Securitization Closing Date, there is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged
Property. To the Seller's knowledge as of the Securitization Closing Date, the
Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair. There have not been any condemnation proceedings with respect to the Mortgaged
Property and the Seller has no knowledge of any such proceedings in the future;

          (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments.
The origination, servicing and collection practices with respect to the Mortgage
Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper.
With respect to escrow deposits and Escrow Payments (other than with respect to
Second Lien Loans for which the mortgagee under the prior mortgage lien is collecting Escrow Payments), all such payments are in the possession of Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. Each Mortgage Loan is covered by a paid in full, life of loan, tax service contract that has been assigned without penalty, premium or cost to the Purchaser. All Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage or the Mortgage Note.
All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the
Mortgage Note, another index was selected for determining the Mortgage Interest
Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. Any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage
Interest Rate and the Monthly Payment adjustments have been delivered. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

          (jj) Mortgage Loan Attributes: The Mortgage Loan had the
characteristics set forth on Exhibit B to the related Assignment and Conveyance
Agreement;

                                      J-15

          (kk) Other Insurance Policies; No Defense to Coverage. As of the
Transfer Date, and to the best of the Seller's knowledge, as of the
Securitization Closing Date, no action, inaction or event has occurred and no state of facts exists or has existed on or prior to the Closing Date that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable primary mortgage insurance policy, hazard insurance policy or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured), irrespective of the cause of such failure of coverage. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage
Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or by any officer, director, or employee of the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

          (ll) No Violation of Environmental Laws. The Mortgaged Property is
free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation.
There is no pending action or proceeding directly involving the Mortgaged
Property in which compliance with any environmental law, rule or regulation is an issue; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

          (mm) Servicemembers' Civil Relief Act. The Mortgagor has not notified the Seller, and as of the Securitization Closing Date, the Seller has no
knowledge of any relief requested or allowed to the Mortgagor under the
Servicemembers' Civil Relief Act of 1940, as amended, or any similar state statute;

          (nn) Appraisal. As of the Securitization Closing Date, the Seller has
delivered to the Purchaser an appraisal of the Mortgaged Property signed prior to the approval of the Mortgage application by an appraiser qualified under
Fannie Mae and Freddie Mac guidelines who (i) is licensed in the state where the
Mortgaged Property is located, (ii) has no interest, direct or indirect, in the
Mortgaged Property or in any Loan or the security therefor, and (iii) does not receive compensation that is affected by the approval or disapproval of the
Mortgage Loan. The appraisal shall have been made within one hundred eighty
(180) days of the origination of the Mortgage Loan and shall be completed in compliance with the Uniform Standards of Professional Appraisal Practice, and
all applicable Federal and state laws and regulations. If the appraisal was made more than one hundred twenty (120) days before the origination of the Mortgage
Loan, the Seller shall have received and delivered to the Purchaser a recertification of the appraisal;

                                      J-16

          (oo) Disclosure Materials. As of the Securitization Closing Date, the
Mortgagor has, to the extent required by applicable law, executed a statement to the effect that the Mortgagor has, received all disclosure materials required by applicable law and the Seller has complied with all applicable law with respect to the making of the Mortgage Loans. The Seller shall cause the Interim Servicer to maintain such statement in the Mortgage File;

          (pp) Construction or Rehabilitation of Mortgaged Property. As of the
Securitization Closing Date, the Mortgage Loan was not made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property;

          (qq) No Defense to Insurance Coverage. To the best of the Seller's knowledge, as of the Securitization Closing Date, no action has been taken or failed to be taken, no event has occurred and no state of facts exists or has existed on or prior to the Closing Date (whether or not known to the Seller on or prior to such date) which has resulted or will result in an exclusion from, denial of, or defense to coverage under any primary mortgage insurance
(including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Seller, the related Mortgagor or any party involved in the application for such coverage, including the appraisal, plans and specifications and other exhibits or documents submitted therewith to the insurer under such insurance policy, or for any other reason under such coverage, but not including the failure of such insurer to pay by reason of such insurer's breach of such insurance policy or such insurer's financial inability to pay. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

          (rr) Qualified Mortgage. As of the Securitization Closing Date, the
Mortgage Loan is a qualified mortgage under Section 860G(a)(3) of the Code;

          (ss) Credit Information. As to each consumer report (as defined in the
Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Seller to the Purchaser, that Seller has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded by the terms of the Mortgage Loan Documents from furnishing the same to any subsequent or prospective purchaser of such Mortgage. The Seller shall hold the Purchaser harmless from any and all damages, losses, costs and expenses (including attorney's fees) arising from disclosure of credit information in connection with the Purchaser's secondary marketing operations and the purchase and sale of mortgages. The Seller has in its capacity as servicer, for each Mortgage Loan, fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union
Credit Information Company (three of the credit repositories), on a monthly basis. This representation is a Deemed Material Breach Representation;

                                      J-17

          (tt) Leaseholds. If the Mortgage Loan is secured by a long-term residential lease, (1) the lessor under the lease holds a fee simple interest in the land; (2) the terms of such lease expressly permit the mortgaging of the leasehold estate, the assignment of the lease without the lessor's consent and the acquisition by the holder of the Mortgage of the rights of the lessee upon foreclosure or assignment in lieu of foreclosure or provide the holder of the
Mortgage with substantially similar protections; (3) the terms of such lease do not (a) allow the termination thereof upon the lessee's default without the holder of the Mortgage being entitled to receive written notice of, and opportunity to cure, such default, (b) allow the termination of the lease in the event of damage or destruction as long as the Mortgage is in existence, (c)
prohibit the holder of the Mortgage from being insured (or receiving proceeds of insurance) under the hazard insurance policy or policies relating to the
Mortgaged Property or (d) permit any increase in rent other than pre-established increases set forth in the lease; (4) the original term of such lease is not less than fifteen (15) years; (5) the term of such lease does not terminate earlier than five (5) years after the maturity date of the Mortgage Note; and
(6) the Mortgaged Property is located in a jurisdiction in which the use of leasehold estates in transferring ownership in residential properties is an accepted practice;

          (uu) Prepayment Penalty. The Mortgage Loan is subject to a prepayment penalty as provided in the related Mortgage Note except as set forth on Exhibit
B to each related Assignment and Conveyance Agreement. As of the Securitization
Closing Date, with respect to each Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable and each prepayment penalty is permitted pursuant to federal, state and local law. Each such prepayment penalty is in an amount equal to the maximum amount permitted under applicable law and no such prepayment penalty may be imposed for a term in excess of five
(5) years with respect to Mortgage Loans originated prior to October, 1, 2002.
With respect to Mortgage Loans originated on or after October 1, 2002, the duration of the prepayment period shall not exceed three (3) years from the date of the Mortgage Note unless the Mortgage Loan was modified to reduce the prepayment period to no more than three (3) years from the date of such Mortgage
Note and the Mortgagor was notified in writing of such reduction in prepayment period. With respect to any Mortgage Loan that contains a provision permitting imposition of a prepayment penalty upon a prepayment prior to maturity: (i) the
Mortgage Loan provides some benefit to the Mortgagor (e.g., a rate or fee reduction) in exchange for accepting such prepayment penalty, (ii) the Mortgage
Loan's originator had a written policy (i.e underwriting guidelines) of offering the Mortgagor, the option of obtaining a mortgage loan that did not require payment of such a penalty and (iii) the prepayment penalty was adequately disclosed to the Mortgagor in the loan documents pursuant to applicable state, local and federal law. This representation is a Deemed Material Breach
Representation;

          (vv) Assumability. With respect to each Adjustable Rate Mortgage Loan, the Mortgage Loan Documents provide that after the related first Interest Rate
Adjustment Date, a related Mortgage Loan may only be assumed if the party assuming such Mortgage Loan meets certain credit requirements stated in the
Mortgage Loan Documents;

          (ww) Conversion to Fixed Interest Rate. With respect to Adjustable
Rate Mortgage Loans, the Mortgage Loan is not a Convertible Mortgage Loan;

                                      J-18

          (xx) Escrow Analysis. With respect to each Mortgage, the Seller has within the last twelve (12) months preceding the Closing Date (unless such
Mortgage was originated within such twelve-month period) analyzed the required
Escrow Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

          (yy) Predatory Lending Regulations. As of the Securitization Closing
Date, no Mortgage Loan is a High Cost Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending Act. No Mortgage Loan is covered by the
Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in
violation of any comparable state or local law. The Mortgaged Property is not located in a jurisdiction where a breach of this representation with respect to the related Mortgage Loan may result in additional assignee liability to the
Purchaser, as determined by Purchaser in its reasonable discretion. This representation is a Deemed Material Breach Representation;

          (zz) Single-Premium Credit Life Insurance Policy. As of the
Securitization Closing Date, no Mortgagor was required to purchase any single-premium credit insurance policy (e.g., life, disability, accident, unemployment or property insurance policy) or debt cancellation agreement as a condition of obtaining the extension of credit. As of the Securitization Closing
Date, no Mortgagor obtained a prepaid single-premium credit insurance policy
(e.g., life, disability, accident, unemployment or property insurance policy) in connection with the origination of the Mortgage Loan. As of the Securitization
Closing Date, no proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies or debt cancellation agreements as part of the origination of, or as a condition to closing, such Mortgage Loan. This representation is a Deemed Material Breach Representation;

          (aaa) Regarding the Mortgagor. As of the Securitization Closing Date,
the Mortgagor is one or more natural persons and/or trustees for an Illinois land trust or a trustee under a "living trust" and such "living trust" is in compliance with Fannie Mae guidelines for such trusts;

          (bbb) Insurance. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser;

          (ccc) Simple Interest Mortgage Loans. The Mortgage Loan is not a
simple interest Mortgage Loan;

          (ddd) Flood Certification Contract. The Mortgage Loan is covered by a paid in full, life of loan, transferable flood certification contract that has been assigned without penalty, cost or premium to the Purchaser;

                                      J-19

          (eee) Consent. Either (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File;

          (fff) Origination Date. Except as set forth on the Mortgage Loan
Schedule, the date of origination of the Mortgage Loan shall be no earlier than three (3) months prior to the date such Mortgage Loan is first purchased by the
Purchaser;

          (ggg) No Exception. The Custodian has not noted any material exceptions on an Exception Report (as defined in the Custodial Agreement) with respect to the Mortgage Loan which would materially adversely affect the
Mortgage Loan or the Purchaser's ownership of the Mortgage Loan, unless consented to by the Purchaser;

          (hhh) Mortgage Submitted for Recordation. The Mortgage either has been or will promptly be submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located;

          (iii) Endorsements. The Mortgage Note has been endorsed by Seller for its own account and not as a fiduciary, trustee, trustor or beneficiary under a trust agreement;

          (jjj) Accuracy of Information. As of the Securitization Closing Date,
all information provided to the Purchaser by the Seller with respect to the
Mortgage Loan is accurate in all material respects;

          (kkk) Mortgagor Bankruptcy. Except as set forth on the Mortgage Loan
Schedule, the Mortgagor has not filed or will not file a bankruptcy petition or has not become the subject or will not become the subject of involuntary bankruptcy proceedings or has not consented to or will not consent to the filing of a bankruptcy proceeding against it or to a receiver being appointed in respect of the related Mortgaged Property;

          (lll) No Construction Loans. As of the Securitization Closing Date, no
Mortgage Loan was made in connection with (a) facilitating the trade-in or exchange of a Mortgaged Property or (b) the construction or rehabilitation of a
Mortgaged Property, unless the Mortgage Loan is a construction-to-permanent mortgage loan listed on the Mortgage Loan Schedule which has been fully disbursed, all construction work is complete and a completion certificate has been issued;

          (mmm) No Equity Participation. No document relating to the Mortgage
Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the
Mortgaged Property or the Mortgagor and Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the
Mortgagor;

          (nnn) Proceeds of Mortgage Loan. The proceeds of the Mortgage Loan have not been and shall not be used to satisfy, in whole or in part, any debt owed or owing by the Mortgagor to Seller or any Affiliate or correspondent thereof unless such debt was originated more than twenty-four (24) months prior to the origination of such Mortgage Loan;

                                      J-20

          (ooo) No Arbitration. No Mortgagor with respect to any Mortgage Loan originated on or after August 1, 2004 agreed to submit to arbitration to resolve any dispute arising out of or relating in any way to the mortgage loan transaction. This representation is a Deemed Material Breach Representation;

          (ppp) Origination Practices/No Steering. As of the Securitization
Closing Date, no Mortgagor was encouraged or required to select a Mortgage Loan product offered by the Mortgage Loan's originator which is a higher cost product designed for less creditworthy borrowers, unless at the time of the Mortgage
Loan's origination, such Mortgagor did not qualify taking into account such facts as, without limitation, the Mortgage Loan's requirements and the
Mortgagor's credit history, income, assets and liabilities and debt-to-income ratios for a lower-cost credit product then offered by the Mortgage Loan's originator or any affiliate of the Mortgage Loan's originator. If, at the time of loan application, the Mortgagor may have qualified for a lower-cost credit product then offered by any mortgage lending affiliate of the Mortgage Loan's originator, the Mortgage Loan's originator referred the Mortgagor's application to such affiliate for underwriting consideration. For a Mortgagor who seeks financing through a Mortgage Loan originator's higher-priced subprime lending channel, the Mortgagor was directed towards or offered the Mortgage Loan originator's standard mortgage line if the Mortgagor was able to qualify for one of the standard products. This representation is a Deemed Material Breach
Representation;

          (qqq) Underwriting Methodology. As of the Securitization Closing Date,
the methodology used in underwriting the extension of credit for each Mortgage
Loan does not rely on the extent of the Mortgagor's equity in the collateral as the principal determining factor in approving such extension of credit. The methodology employed objective criteria that related such facts as, without limitation, the Mortgagor's credit history, income, assets or liabilities, to the proposed mortgage payment and, based on such methodology, the Mortgage
Loan's originator made a reasonable determination that at the time of origination the Mortgagor had the ability to make timely payments on the
Mortgage Loan. Such underwriting methodology confirmed that at the time of origination (application/approval) the Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan. This representation is a Deemed
Material Breach Representation;

          (rrr) Points and Fees. As of the Securitization Closing Date, except as otherwise set forth on the Mortgage Loan Schedule, no Mortgagor was charged
"points and fees" (whether or not financed) in an amount greater than (i) $1,000 or (ii) 5% of the principal amount of such Mortgage Loan, whichever is greater.
For purposes of this representation, "points and fees" (x) include origination, underwriting, broker and finder fees and charges paid to the mortgagee or a third party, and (y) exclude bona fide discount points, fees paid for actual services rendered in connection with the origination of the Mortgage Loan (such attorneys' fees, notaries fees and fees paid for property appraisals, credit reports, surveys, title examinations and extracts, flood and tax certifications and home inspections), the costs of mortgage insurance or credit-risk price adjustments, the costs of title, hazard and flood insurance policies, state and local transfer taxes or fees, escrow deposits for the future payment of taxes and insurance premiums, and other miscellaneous fees and charges that, in total, do not exceed 0.25% of the principal amount of such Mortgage Loan. This representation is a Deemed Material Breach Representation;

                                      J-21

          (sss) Fees Charges. As of the Securitization Closing Date, all fees and charges (including finance charges) and whether or not financed, assessed, collected or to be collected in connection with the origination and servicing
(prior to the Servicing Transfer Date) of each Mortgage Loan has been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. This representation is a Deemed Material Breach Representation;
and

          (ttt) Second Lien Mortgage Loans. With respect to each Second Lien
Loan: (1) the related First Lien Loan does not permit negative amortization; (2)
where required or customary in the jurisdiction in which the Mortgaged Property is located, the original lender has filed for record a request for notice of any action by the related senior lienholder, and the Seller has notified such second lienholder in writing of the existence of the Second Lien Loan and requested notification of any action to be taken against the Mortgagor by such senior lienholder; either (a) no consent for the Second Lien Loan is required by the holder of the related First Lien Loan or (b) such consent has been obtained and is contained in the related Mortgage File; (3) to the best of Seller's knowledge, the related First Lien Loan is in full force and effect, and there is no default, lien, breach, violation or event which would permit acceleration existing under such First Lien Loan or Mortgage Note, and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration under such First Lien Loan; (4) the related first lien
Mortgage contains a provision which provides for giving notice of default or breach to the mortgagee under the Mortgage Loan and allows such mortgagee to cure any default under the related First Lien Mortgage; and (5) the related
Mortgaged Property was the Mortgagor's principal residence at the time of the origination of such Second Lien Loan. This representation is a Deemed Material
Breach Representation.

                                      J-22

                                    EXHIBIT K

                        FORM OF INDEMNIFICATION AGREEMENT

          This INDEMNIFICATION AND CONTRIBUTION AGREEMENT ("Agreement"), dated as of [_______], 200_, [among/between] IXIS Real Estate Capital Inc., a New York corporation ("IXIS"), [_____________], a [_______________] (the "Seller") and
[_____________], a [_______________] [(the "Initial Servicer")].

          WHEREAS, [________________] (the "Depositor"), is acting as depositor and registrant with respect to the Prospectus, dated [________________], and the
Prospectus Supplement to the Prospectus, [________________] (the "Prospectus
Supplement"), relating to [________________] Certificates (the "Certificates")
to be issued pursuant to a Pooling and Servicing Agreement, dated as of
[________________] (the "P&S"), among the Depositor, as depositor,
[________________], as servicer (the "Servicer"), and [________________], as trustee (the "Trustee");

          WHEREAS, as an inducement to the Depositor to enter into the P&S, and
[____________________] (the "Underwriter[s]") to enter into the Underwriting
Agreement, dated [____________________] (the "Underwriting Agreement") between the Depositor and the Underwriter[s], Seller has agreed to provide for indemnification and contribution on the terms and conditions hereinafter set forth;

          WHEREAS, IXIS purchased from Seller certain of the Mortgage Loans underlying the Certificates (the "Mortgage Loans") from Seller pursuant to a
Mortgage Loan Purchase and Warranties Agreement, dated as of [DATE] (the
"Purchase Agreement"), by and between IXIS and Seller; and

          WHEREAS, pursuant to Section 13 of the Purchase Agreement, Seller has agreed to indemnify IXIS, the Depositor, the Underwriter[s] and their respective affiliates, present and former directors, officers, employees and agents.

          NOW THEREFORE, in consideration of the agreements contained herein, and other valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and IXIS agree as follows:

          1. Indemnification and Contribution.

          (a) Seller [and Initial Servicer] agrees to indemnify and hold harmless IXIS, the Depositor, the Underwriter[s] and their respective affiliates, present and former directors, officers, employees and agents and each person, if any, who controls IXIS, the Depositor, the Underwriter[s] or such affiliate within the meaning of either Section 15 of the Securities Act of
1933, as amended (the "1933 Act"), or Section 20 of the Securities Exchange Act
of 1934, as amended (the "1934 Act"), against any and all losses, claims, damages or liabilities, joint or

                                      K-1

several, to which they or any of them may become subject under the 1933 Act, the
1934 Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based in whole or in part upon (i) any violation of the representation and warranty set forth in Section 2(vii) below or (ii) any untrue statement or alleged untrue statement of a material fact contained in the Prospectus Supplement, ABS Informational and Computational
Material or in the Free Writing Prospectus or any omission or alleged omission to state in the Prospectus Supplement, ABS Informational and Computational
Material or in the Free Writing Prospectus a material fact required to be stated
therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any such untrue statement or omission or alleged untrue statement or alleged omission made in any amendment of or supplement to the Prospectus Supplement, ABS Informational and Computational Material or the Free Writing Prospectus and agrees to reimburse IXIS, the Depositor, the Underwriter[s] or such affiliates and each such officer, director, employee, agent and controlling person promptly upon demand for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred;
provided, however, that Seller [and Initial Servicer] shall be liable in any such case only to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with the Seller Information[ and Servicer Information]. The foregoing indemnity agreement is in addition to any liability which Seller[ and the
Initial Servicer] may otherwise have to IXIS, the Depositor, the Underwriter[s]
its affiliates or any such director, officer, employee, agent or controlling person of IXIS, the Depositor, the Underwriter[s] or their respective affiliates.

          As used herein:

          "ABS Informational and Computational Material" means any written communication as defined in Item 1101(a) of Regulation AB under the 1933 Act and the 1934 Act, as amended from time to time.

          "Free Writing Prospectus" means any written communication that constitutes a "free writing prospectus," as defined in Rule 405 under the 1933
Act.

          "Regulation AB" means Subpart 229.1100 - Asset Backed Securities
(Regulation AB), 17 C.F.R. Sections 229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed
Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan.
7, 2005)) or by the staff of the Commission, or as may be provided by the
Commission or its staff from time to time.

          "Seller Information" means any information relating to Seller, the
Mortgage Loans and/or the underwriting guidelines[ and/or servicing guidelines]
relating to the Mortgage Loans set forth in the Prospectus Supplement, ABS
Informational and Computational Material or the Free Writing Prospectus [and
static pool information regarding mortgage loans originated or acquired by the
Seller [and included in the Prospectus Supplement, ABS Informational and

                                      K-2

Computational Material, the Offering Circular or the Free Writing Prospectus]
[incorporated by reference from the website located at [______________]].

          ["Servicer Information" means any information relating to Initial
Servicer, the Mortgage Loans and/or the servicing guidelines relating to the
Mortgage Loans set forth in the Prospectus Supplement, ABS Informational and
Computational Material or the Free Writing Prospectus [and static pool information regarding mortgage loans originated or acquired by the Initial
Servicer [and included in the Prospectus Supplement, the Offering Circular, ABS
Informational and Computational Material or the Free Writing Prospectus]
[incorporated by reference from the website located at [______________]].]

          (b) Promptly after receipt by any indemnified party under this Section
1 of notice of any claim or the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 1, notify the indemnifying party in writing of the claim or the commencement of that action; provided, however, that the failure to notify an indemnifying party shall not relieve it from any liability which it may have under this Section 1 except to the extent it has been materially prejudiced by such failure; and provided, further, however, that the failure to notify any indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under this
Section 1.

          If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, except as provided in the following paragraph, the indemnifying party shall not be liable to the indemnified party under this Section 1 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation.

          Any indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless: (i) the employment thereof has been specifically authorized by the indemnifying party in writing; (ii) such indemnified party shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party and in the reasonable judgment of such counsel it is necessary or appropriate for such indemnified party to employ separate counsel;
or (iii) the indemnifying party has failed to assume the defense of such action and employ counsel reasonably satisfactory to the indemnified party, in which case, if such indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party, it being understood, however, the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one

                                      K-3

separate firm of attorneys (in addition to local counsel) at any time for all such indemnified parties.

          Each indemnified party, as a condition of the indemnity agreements contained in this Section 1, shall cooperate with the indemnifying party in the defense of any such action or claim. No indemnifying party shall be liable for any settlement of any such action effected without its written consent (which consent shall not be unreasonably withheld), but if settled with its written consent or if there be a final judgment for the plaintiff in any such action, the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment.

          Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for reasonable fees and expenses of counsel, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than thirty (30)
days after receipt by such indemnifying party of the aforesaid request and (ii)
such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement.

          (c) If the indemnification provided for in this Section 1 is unavailable to an indemnified party, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities, in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, respectively, in connection with the statements or omissions that result in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the indemnified party and indemnifying party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission and any other equitable considerations.

          (d) The indemnity and contribution agreements contained in this
Section 1 and the representations and warranties set forth in Section 2 shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by IXIS, the Depositor, the
Underwriter[s] their respective affiliates, directors, officers, employees or agents or any person controlling IXIS, the Depositor, the Underwriter[s] or any such affiliate and (iii) acceptance of and payment for any of the Offered
Certificates.

          2. Representations and Warranties. Seller [and Initial Servicer]
represents and warrants that:

          (i) Seller [and Initial Servicer] is validly existing and in good standing under the laws of its jurisdiction of formation or incorporation, as applicable, and has full power and authority to own its assets and to transact the business in which it is currently engaged. Seller [and Initial
     Servicer] is duly qualified to do business and is in good standing in each jurisdiction in which the character of the business transacted by it or any

                                      K-4

     properties owned or leased by it requires such qualification and in which the failure so to qualify would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of
     Seller [and Initial Servicer];

          (ii) Seller [and Initial Servicer] is not required to obtain the consent of any other person or any consent, license, approval or authorization from, or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Agreement;

          (iii) the execution, delivery and performance of this Agreement by
     Seller [and Initial Servicer] will not violate any provision of any existing law or regulation or any order decree of any court applicable to
     Seller [and Initial Servicer] or any provision of the charter or bylaws of
     Seller [and Initial Servicer], or constitute a material breach of any mortgage, indenture, contract or other agreement to which Seller [and
     Initial Servicer] is a party or by which it may be bound;

          (iv) (a) no proceeding of or before any court, tribunal or governmental body is currently pending or, (b) to the knowledge of Seller
     [and Initial Servicer], threatened against Seller [and Initial Servicer] or any of its properties or with respect to this Agreement or the Offered
     Certificates, in either case, which would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of
     Seller [and Initial Servicer];

          (v) Seller [and Initial Servicer] has full power and authority to make, execute, deliver and perform this Agreement and all of the transactions contemplated hereunder, and has taken all necessary corporate action to authorize the execution, delivery and performance of this
     Agreement. When executed and delivered, this Agreement will constitute the legal, valid and binding obligation of each of Seller [and Initial
     Servicer] enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors'
     rights generally, by the availability of equitable remedies, and by limitations of public policy under applicable securities law as to rights of indemnity and contribution thereunder;

          (vi) this Agreement has been duly executed and delivered by Seller
     [and Initial Servicer]; and

          (vii) the [Seller Information][Servicer Information] satisfies the requirements of the applicable provisions of Regulation AB.

          3. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to Seller [and Initial Servicer], will be mailed, delivered or telegraphed and confirmed [______________________]; or, if sent to IXIS, will be mailed, delivered or telegraphed and confirmed to IXIS
Real Estate Capital Inc., 9 West 57th Street, New York, New York 10019,
Attention: General Counsel.

          4. Miscellaneous. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws

                                      K-5

provisions thereof. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns and the controlling persons referred to herein, and no other person shall have any right or obligation hereunder. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be considered an original, and all such counterparts shall constitute one and the same instrument. Capitalized terms used but not defined herein shall have the meanings provided in the P&S.

                  [Remainder of Page Intentionally Left Blank]

                                      K-6

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers hereunto duly authorized, this
__th day of [_____________].

                                        IXIS REAL ESTATE CAPITAL INC.

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                        [SELLER]

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                        [INITIAL SERVICER]

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                   EXHIBIT NN

                                 ROSE AGREEMENTS

                                      NN-1

                                                                  EXECUTION COPY

                      ASSIGNMENT AND RECOGNITION AGREEMENT

          THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated January 30, 2007
("Agreement"), among IXIS Real Estate Capital Inc. ("Assignor"), Morgan Stanley
ABS Capital I Inc. ("Assignee") and Rose Mortgage, Inc. (the "Company"):

          For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance

          1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the
"Mortgage Loans") and (b) except as described below, that certain Third Amended and Restated Mortgage Loan Purchase and Warranties Agreement (the "Purchase
Agreement"), dated as of August 1, 2006, between the Assignor, as purchaser (the
"Purchaser"), and the Company, as seller, solely insofar as the Purchase
Agreement relates to the Mortgage Loans.

          The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the
Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage
Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser (a) under Subsection 9.04 of the Purchase Agreement or (b) to any
premium recapture (i.e., the excess, if any, of the purchase price percentage over par) in connection with any repurchase pursuant to Subsections 9.03 and
9.05 of the Purchase Agreement.

Recognition of the Company

          2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the
Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to IXIS Real Estate Capital Trust
2007-HE1 (the "Trust") created pursuant to a Pooling and Servicing Agreement, dated as of January 1, 2007 (the "Pooling Agreement"), among the Assignee, the
Assignor, Deutsche Bank National Trust Company, as trustee (in such capacity, including its successors in interest and any successor trustees under the
Pooling Agreement, the "Trustee"), Wells Fargo Bank, National Association, as
securities administrator (in such capacity, including its successors in interest and any successor securities administrators under the Pooling Agreement, the
"Securities Administrator"), master servicer (in such capacity, including its successors in interest and any successor master servicers under the Pooling
Agreement, the "Master Servicer") and Saxon Mortgage Services, Inc., as servicer
(including its successors in interest and any successor servicer under the
Pooling Agreement, the "Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the
Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the
Mortgage Loans, (iii) the Trust (including the Trustee, Securities
Administrator, Master Servicer and the Servicer acting on the Trust's behalf)
shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder insofar as they relate to the
Mortgage Loans, and (iv) all references to the Purchaser, the Custodian or the
Bailee under the Purchase Agreement insofar as they relate to the Mortgage
Loans, shall be deemed to refer to the Trust (including the Trustee, Securities
Administrator, Master Servicer and the Servicer acting on the Trust's behalf).
Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase
Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Purchase
Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company

          3. The Company warrants and represents to the Assignor, the Assignee and the Trust (including the Trustee, Securities Administrator, Master Servicer
and the Servicer acting on the Trust's behalf) as of the date hereof that:

               (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

               (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the
     Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

               (c) No consent, approval, order or authorization of, or
     declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

               (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this
     Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

          4. Pursuant to Section 13 of the Purchase Agreement, the Company
hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust (including the Trustee, Securities Administrator, Master Servicer
and the Servicer acting on the Trust's behalf), that the representations and warranties set forth in Section 9.02 of the Purchase Agreement are true and correct as of the date hereof as if such representations and warranties were made on the date hereof unless otherwise specifically stated in such representations and warranties.

Remedies for Breach of Representations and Warranties

          5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee,
Securities Administrator, Master Servicer and the Servicer acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in
Subsection 9.03 of the Purchase Agreement as if they were set forth herein
(including without limitation the repurchase and indemnity obligations set forth therein); provided, however, that the Assignor specifically reserves and does not assign to the Assignee hereunder any and all right, title and interest in the Premium Percentage, if any, due in connection with the repurchase of a
Mortgage Loan pursuant to Subsections 9.03, 9.04 and 9.05.

Miscellaneous

          6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

          7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

          8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee,
Securities Administrator, Master Servicer and the Servicer acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed
Assignor, Assignee or Company, respectively, hereunder.

          9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement
(to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the
Purchase Agreement.

          10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

          11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

          12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                        ROSE MORTGAGE, INC.

                                        By: /s/ Ralph Vitiello
                                            ------------------------------------
                                            Name: Ralph Vitiello
                                            Its: Chief Executive Officer

                                        IXIS REAL ESTATE CAPITAL INC.

                                        By: /s/ F. Rene Mendez
                                            ------------------------------------
                                            Name: F. Rene Mendez
                                            Its: Managing Director

                                        By: /s/ Christopher Hayden
                                            ------------------------------------
                                            Name: Christopher Hayden
                                            Its: Managing Director

                                        MORGAN STANLEY ABS CAPITAL I INC.

                                        By: /s/ Valerie Kay
                                            ------------------------------------
                                            Name: Valerie Kay
                                            Its: Vice President

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT

                             MORTGAGE LOAN SCHEDULE

                                                                  EXECUTION COPY

================================================================================

              THIRD AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND
                              WARRANTIES AGREEMENT

                                   ----------

                         IXIS REAL ESTATE CAPITAL INC.,

                                    Purchaser

                              ROSE MORTGAGE, INC.,

                                     Seller

                                   ----------

                           Dated as of August 1, 2006

         Adjustable-Rate and Fixed-Rate, B/C Residential Mortgage Loans

================================================================================

                                                                           Page
                                                                           ----

   Subsection 6.01.   Conveyance of Mortgage Loans; Possession

SECTION 9.    REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER;
                 REMEDIES FOR BREACH....................................    20

   Subsection 9.01.   Representations and Warranties
                         Regarding the Seller...........................    20

   Subsection 9.02.   Representations and Warranties
                         Regarding Individual Mortgage Loans............    24

   Subsection 9.03.   Remedies for Breach of Representations
                         and Warranties.................................    40

   Subsection 9.04.   Repurchase of Mortgage Loans That Prepay in Full..    42

   Subsection 9.05.   Repurchase of Mortgage Loans with

   Subsection 14.01.  Additional Indemnification by the Seller;

SECTION 20.   GOVERNING LAW JURISDICTION; CONSENT TO SERVICE OF
                 PROCESS................................................    52

SECTION 21.   INTENTION OF THE PARTIES..................................    52

SECTION 22.   SUCCESSORS AND ASSIGNS; ASSIGNMENT OF PURCHASE AGREEMENT..    52

                                       ii

   Subsection 31.02.  Additional Representations and Warranties

                                       iii

                                    EXHIBITS

EXHIBIT A   CONTENTS OF EACH MORTGAGE FILE

EXHIBIT B   [RESERVED]

EXHIBIT C   FORM OF SELLER'S OFFICER'S CERTIFICATE

EXHIBIT D   FORM OF OPINION OF COUNSEL TO THE SELLER AND THE INTERIM SERVICER

EXHIBIT E   FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT F   FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT G   [RESERVED]

EXHIBIT H   FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT

EXHIBIT I   SELLER'S UNDERWRITING GUIDELINES

EXHIBIT J   FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

EXHIBIT K   FORM OF INDEMNIFICATION AND CONTRIBUTION AGREEMENT

                                       iv

              THIRD AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND
                              WARRANTIES AGREEMENT

          This THIRD AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND WARRANTIES
AGREEMENT (the "Agreement"), dated as of August 1, 2006, by and between IXIS
Real Estate Capital Inc., a New York corporation, having an office at 9 West
57th Street, 36th Floor, New York, New York 10019 (the "Purchaser"), and Rose
Mortgage, Inc., a New Jersey corporation, having an office at 1160 Parsippany
Boulevard, 2nd Floor, Parsippany, New Jersey 07054 (the "Seller").

                                   WITNESSETH:

          WHEREAS, the Seller desires to sell, from time to time, to the
Purchaser, and the Purchaser desires to purchase, from time to time, from the
Seller, certain first and second lien, adjustable-rate and fixed-rate B/C residential mortgage loans (the "Mortgage Loans") on a servicing released basis as described herein, and which shall be delivered in pools of whole loans (each, a "Mortgage Loan Package") on various dates as provided herein (each, a "Closing
Date");

          WHEREAS, the Purchaser and the Seller are parties to that certain
Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of November 1, 2005, as amended by Amendment No. 1, dated as of January 12, 2006
(the "Original Purchase Agreement");

          WHEREAS, the Purchaser and the Seller are parties to that certain
Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement,
dated as of May 1, 2006, (the "Second Amended Purchase Agreement");and

          WHEREAS, at the present time, the Purchaser and the Seller desire to amend the Original Purchase Agreement and the Second Amended Purchase Agreement
to make certain modifications as set forth herein.

          NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Seller agree as follows:

          SECTION 1. Definitions.

          For purposes of this Agreement the following capitalized terms shall have the respective meanings set forth below.

          Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located.

          Act: The National Housing Act, as amended from time to time.

          Adjustable Rate Mortgage Loan: An adjustable rate Mortgage Loan purchased pursuant to this Agreement.

          Affiliate: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person.
For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such
Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and
"controlled" have meanings correlative to the foregoing.

          Agency Transfer: A Fannie Mae Transfer or a Freddie Mac Transfer.

          Agreement: This Third Amended and Restated Mortgage Loan Purchase and
Warranties Agreement and all amendments hereof and supplements hereto.

          ALTA: The American Land Title Association and its successors in interest.

          Appraised Value: (i) With respect to any First Lien Loan, the value of the related Mortgaged Property based upon the appraisal made, if any, for the originator at the time of origination of the Mortgage Loan or the sales price of the Mortgaged Property at such time of origination, whichever is less; provided, however, that in the case of a refinanced Mortgage Loan, such value is based solely upon the appraisal made, if any, at the time of origination of such refinanced Mortgage Loan, and (ii) with respect to any Second Lien Loan, the value, determined pursuant to the Seller's Underwriting Guidelines, of the related Mortgaged Property as of the origination of the Second Lien Loan.

          Assignment and Conveyance Agreement: As defined in Subsection 6.01.

          Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser.

          Balloon Mortgage Loan: Any Mortgage Loan that requires only payments of interest until the stated maturity date of the Mortgage Loan or the Monthly
Payments of principal which (not including the payment due on its stated
maturity date) are based on an amortization schedule that would be insufficient to fully amortize the principal thereof by stated maturity date of the Mortgage
Loan.

          Business Day: Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions, in the State of New York or the state in which the Interim Servicer's servicing operations are located, are authorized or obligated by law or executive order to be closed.

          Closing Date: The date or dates on which the Purchaser from time to time shall purchase and the Seller from time to time shall sell the Mortgage
Loans listed on the related Mortgage Loan Schedule with respect to the related
Mortgage Loan Package.

                                       -2-

          CLTV: As of any date and as to (1) any Second Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the Second Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are senior or equal in priority to the Second Lien Loan and which are secured by the same Mortgaged
Property to (b) the Appraised Value and (2) any First Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the First Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are junior or equal in priority to the First Lien Loan and which are secured by the same Mortgaged
Property to (b) the Appraised Value.

          Code: Internal Revenue Code of 1986, as amended.

          Commission: The United States Securities and Exchange Commission.

          Condemnation Proceeds: All awards or settlements in respect of a
Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

          Convertible Mortgage Loan: Any individual Adjustable Rate Mortgage
Loan purchased pursuant to this Agreement which contains a provision whereby the
Mortgagor is permitted to convert the Adjustable Rate Mortgage Loan to a Fixed
Rate Mortgage Loan in accordance with the terms of the related Mortgage Note.

          Covered Loan: A Mortgage Loan categorized as Covered pursuant to
Appendix E of Standard & Poor's Glossary.

          Credit Files: As defined in Section 5 herein.

          Custodial Account: The separate account or accounts created and maintained pursuant to Section 2.04 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

          Custodial Agreement: The Custodial Agreement, dated as of June 1,
2005, by and between the Purchaser and the Custodian, as may be amended from time to time.

          Custodian: The custodian under the Custodial Agreement, or its successor in interest or assigns, or any successor to the Custodian under the
Custodial Agreement, as therein provided. If at any time there is no Custodial
Agreement in effect with respect to a Mortgage Loan, all references to the
Custodian herein and in the Interim Servicing Agreement shall be deemed to refer to the Purchaser (or its designee) with respect to such Mortgage Loan.

          Cut-off Date: The date or dates designated as such on the related
Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

          Deemed Material Breach Representation: Each representation identified as such in Subsection 9.02.

                                       -3-

          Deleted Mortgage Loan: A Mortgage Loan that is repurchased or replaced or to be replaced with a Qualified Substitute Mortgage Loan by the Seller in accordance with the terms of this Agreement.

          Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

          Determination Date: The date specified in the Interim Servicing
Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

          Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

          Eligible Account: Any of (i) an account maintained with a federal or state chartered depository institution or trust company the short-term unsecured debt obligations of which (or, in the case of a depository institution or trust company that is a subsidiary of a holding company, the short-term unsecured debt obligations of such holding company) are rated A-1 by Standard & Poor's or
Prime-1 by Moody's (or a comparable rating if another Rating Agency is specified by the Purchaser by written notice to the Seller) at the time any amounts are held on deposit therein, (ii) an account or accounts the deposits in which are fully insured by the FDIC, or (iii) a trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity.

          Escrow Account: The separate account or accounts created and maintained pursuant to Section 2.06 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

          Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

          Exchange Act. The Securities Exchange Act of 1934, as amended.

          Fannie Mae: The Federal National Mortgage Association and its
successors in interest.

          Fannie Mae Guides: The Fannie Mae Sellers' Guide and the Fannie Mae
Servicers' Guide and all amendments or additions thereto.

          Fannie Mae Transfer: As defined in Section 13 hereof.

          FDIC: The Federal Deposit Insurance Corporation and its successors in interest.

          FHA: The Federal Housing Administration, an agency within the United
States Department of Housing and Urban Development and its successors in interest and including the

                                       -4-

Federal Housing Commissioner and the Secretary of
Housing and Urban Development where appropriate under the FHA Regulations.

          First Lien Loan: Any Mortgage Loan secured by a first lien Mortgage on the related Mortgaged Property.

          Fitch: Fitch, Inc. and its successors in interest.

          Fixed Rate Mortgage Loan: A fixed rate mortgage loan purchased pursuant to this Agreement.

          Freddie Mac: The Federal Home Loan Mortgage Corporation and its
successors in interest.

          Freddie Mac Transfer: As defined in Section 13 hereof.

          GEMICO: General Electric Mortgage Insurance Corporation, a North
Carolina corporation and its successors in interest.

          Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note which amount is added to the Index in accordance with the terms of the related Mortgage Note to determine on each Interest Rate Adjustment Date the Mortgage Interest Rate for
such Mortgage Loan.

          High Cost Loan: A Mortgage Loan (a) covered by the Home Ownership and
Equity Protection Act of 1994 ("HOEPA"), (b) with an "annual percentage rate" or total "points and fees" payable by the related Mortgagor (as each such term is calculated under HOEPA) that exceed the thresholds set forth by HOEPA and its implementing regulations, including 12 C.F.R. Section 226.32(a)(1)(i) and (ii),
(c) classified as a "high cost home," "threshold," "covered," "high risk home,"
"predatory" or similar loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or
(d) categorized as High Cost pursuant to Appendix E of Standard & Poor's
Glossary. For avoidance of doubt, the parties agree that this definition shall apply to any law regardless of whether such law is presently, or in the future becomes, the subject of judicial review or litigation.

          Home Loan: A Mortgage Loan categorized as Home Loan pursuant to
Appendix E of Standard & Poor's Glossary.

          HUD: The Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with regard to FHA Mortgage Insurance. The term "HUD," for purposes of this Agreement, is also deemed to include subdivisions thereof such as the FHA and Government National Mortgage Association.

          Index: With respect to each Adjustable Rate Mortgage Loan, a rate per annum set forth on Exhibit B to each related Assignment and Conveyance
Agreement.

                                       -5-

          Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

          Interest Rate Adjustment Date: With respect to each Adjustable Rate
Mortgage Loan, the date, specified in the related Mortgage Note and the Mortgage
Loan Schedule, on which the Mortgage Interest Rate is adjusted.

          Interim Funder: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS(R) System as the interim funder pursuant to the
MERS Procedures Manual.

          Interim Servicer: Rose Mortgage, Inc., a New Jersey corporation, and its successors in interest, and any successor interim servicer under the Interim
Servicing Agreement.

          Interim Servicing Agreement: The Amended and Restated Interim
Servicing Agreement, dated as of November 1, 2005, by and between the Purchaser and the Interim Servicer, as may be amended from time to time.

          Investor: With respect to each MERS Designated Mortgage Loan, the
Person named on the MERS(R) System as the investor pursuant to the MERS
Procedures Manual.

          Lifetime Rate Cap: The provision of each Mortgage Note related to an
Adjustable Rate Mortgage Loan which provides for an absolute maximum Mortgage
Interest Rate thereunder. The Mortgage Interest Rate during the terms of each
Adjustable Rate Mortgage Loan shall not at any time exceed the Mortgage Interest
Rate at the time of origination of such Adjustable Rate Mortgage Loan by more than the amount per annum set forth on the related Mortgage Loan Schedule.

          Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such
Mortgage Loan, trustee's sale, foreclosure sale or otherwise, or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan.

          Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio (expressed as a percentage) of the outstanding principal amount of the
Mortgage Loan as of the Cut-off Date (unless otherwise indicated), to the
Appraised Value of the Mortgaged Property.

          MERS: Mortgage Electronic Registration Systems, Inc., a Delaware
corporation, and its successors and assigns.

          MERS Designated Mortgage Loan: Mortgage Loans for which (a) the Seller has designated or will designate MERS as, and has taken or will take such action as is necessary to cause MERS to be, the mortgagee of record, as nominee for the
Seller, in accordance with MERS Procedure Manual and (b) the Seller has designated or will designate the Purchaser as the Investor on the MERS(R)
System.

          MERS Procedure Manual: The MERS Procedures Manual, as it may be
amended, supplemented or otherwise modified from time to time.

                                       -6-

          MERS Report: The report from the MERS System listing MERS Designated
Mortgage Loans and other information.

          MERS(R) System: MERS mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.

          Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan.

          Moody's: Moody's Investors Service, Inc. and its successors in interest.

          Mortgage: The mortgage, deed of trust or other instrument securing a
Mortgage Note, which creates a first lien, in the case of a First Lien Loan, or a second lien, in the case of a Second Lien Loan, on the Mortgaged Property.

          Mortgage File: The items pertaining to a particular Mortgage Loan referred to in Exhibit A annexed hereto, and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

          Mortgage Interest Rate: The annual rate of interest borne on a
Mortgage Note with respect to each Mortgage Loan.

          Mortgage Loan: An individual Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the applicable Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal
Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds,
Servicing Rights, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

          Mortgage Loan Documents: The documents required to be delivered to the
Custodian pursuant to Section 6.03 hereof with respect to any Mortgage Loan.

          Mortgage Loan Package: Each pool of Mortgage Loans, which shall be purchased by the Purchaser from the Seller from time to time on each Closing
Date.

          Mortgage Loan Schedule: The schedule of Mortgage Loans setting forth the following information with respect to each Mortgage Loan in the related
Mortgage Loan Package: (1) the Seller's Mortgage Loan identifying number; (2)
the Mortgagor's name; (3) the street address of the Mortgaged Property including the city, state and zip code; (4) a code indicating whether the Mortgaged
Property is owner-occupied, a second home or investment property; (5) the number and type of residential units constituting the Mortgaged Property (i.e., a single family residence, a 2-4 family residence, a unit in a condominium project or a unit in a planned unit development, manufactured housing); (6) the Mortgage
Loan origination date; (7) the original months to maturity or the remaining months to maturity from the related Cut-off Date, in any case based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule; (8) the Loan-to-Value
Ratio at origination; (9) with respect to First Lien Loans, the LTV and with respect to

                                       -7-

Second Lien Loans, the CLTV; (10) the Mortgage Interest Rate as of the related
Cut-off Date; (11) the date on which the Monthly Payment was due on the Mortgage
Loan and, if such date is not consistent with the Due Date currently in effect, such Due Date; (12) the stated maturity date; (13) the amount of the Monthly
Payment as of the related Cut-off Date; (14) the last payment date as of which a payment was actually applied to the outstanding principal balance; (15) the original principal amount of the Mortgage Loan; (16) the principal balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due and collected on or before the Cut-off
Date; (17) the Interest Rate Adjustment Date; (18) the Gross Margin; (19) the
Lifetime Rate Cap under the terms of the Mortgage Note; (20) a code indicating the type of Index; (21) the Mortgage Interest Rate as of origination; (22) the type of Mortgage Loan (i.e., fixed-rate, adjustable-rate, First Lien, Second
Lien); (23) a code indicating the purpose of the loan (i.e., purchase, rate and term refinance, equity take-out refinance); (24) a code indicating the documentation style (i.e., full or stated income); (25) the loan credit classification (as described in the Underwriting Guidelines); (26) the applicable Cut-off Date; (27) the applicable Closing Date; (28) a code indicating whether the Mortgage Loan is a Home Loan; (29) the credit risk score
(FICO score); (30) with respect to the related Mortgagor, the debt-to-income ratio; (31) with respect to Second Lien Loans, the outstanding principal balance of the superior lien; (32) the Appraised Value of the Mortgaged Property; (33)
the sale price of the Mortgaged Property if the Mortgage Loan was originated in connection with the purchase of the Mortgaged Property; (34) the Periodic Rate
Cap under the terms of the Mortgage Note; (35) the Periodic Rate Floor under the terms of the Mortgage Note; (36) whether such Mortgage Loan provides for a prepayment penalty; (37) the prepayment penalty period of such Mortgage Loan, if applicable; (38) a description of the type of prepayment penalty, if applicable;
(39) the MERS Identification Number; (40) whether the Mortgagor represented that the Mortgagor would occupy the Mortgaged Property as its primary residence and
(41) a code indicating if the Mortgage Loan is a Balloon Mortgage Loan. With
respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule shall set forth the following information, as of the related Cut-off Date: (1) the number of Mortgage Loans; (2) the current aggregate outstanding principal balance of the Mortgage Loans; (3) the weighted average Mortgage Interest Rate of the Mortgage Loans; and (4) the weighted average maturity of the Mortgage
Loans.

          Mortgage Note: The note or other evidence of the indebtedness of a
Mortgagor secured by a Mortgage.

          Mortgaged Property: With respect to each Mortgage Loan, the
Mortgagor's real property securing repayment of a related Mortgage Note, consisting of an unsubordinated estate in fee simple or, with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, a leasehold estate, in a single parcel or multiple parcels of real property improved by a residential dwelling as further described in this Agreement.

          Mortgagor: The obligor on a Mortgage Note.

          OCC: Office of the Comptroller of the Currency and its successors in interest.

          Officer's Certificate: A certificate signed by the Chairman of the
Board or the Vice Chairman of the Board or a President or a Vice President and
by the Treasurer or the

                                       -8-

Secretary or one of the Assistant Treasurers or Assistant Secretaries of the
Seller, and delivered to the Purchaser as required by this Agreement.

          Opinion of Counsel: A written opinion of counsel, who may be counsel for the Seller, reasonably acceptable to the Purchaser, provided that any
Opinion of Counsel relating to (a) the qualification of any account required to be maintained pursuant to this Agreement as an Eligible Account, (b)
qualification of the Mortgage Loans in a REMIC or (c) compliance with the REMIC
Provisions, must be (unless otherwise stated in such Opinion of Counsel) an opinion of counsel who (i) is in fact independent of the Seller and any servicer of the Mortgage Loans, (ii) does not have any material direct or indirect financial interest in the Seller or any servicer of the Mortgage Loans or in an
Affiliate of either and (iii) is not connected with the Seller or any servicer of the Mortgage Loans as an officer, employee, director or person performing similar functions.

          OTS: Office of Thrift Supervision and its successors in interest.

          Periodic Rate Cap: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may increase on an Interest
Rate Adjustment Date above the Mortgage Interest Rate previously in effect.

          Periodic Rate Floor: With respect to each Adjustable Rate Mortgage
Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may decrease on an Interest
Rate Adjustment Date below the Mortgage Interest Rate previously in effect.

          Person: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

          Preliminary Mortgage Schedule: As defined in Section 3.

          Premium Percentage: With respect to any Mortgage Loan, a percentage equal to the excess of the Purchase Price Percentage over 100%.

          Principal Prepayment: Any payment or other recovery of principal on a
Mortgage Loan which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

          Purchase Price: The price paid on the related Closing Date by the
Purchaser to the Seller in exchange for the Mortgage Loans purchased on such
Closing Date as calculated in Section 4 of this Agreement.

          Purchase Price and Terms Agreement: Those certain agreements setting forth the general terms and conditions of the transaction consummated herein and identifying the Mortgage Loans to be purchased from time to time hereunder, by and among the Seller, the

                                       -9-

Purchaser and the Interim Servicer (if applicable). All of the individual
Purchase Price and Terms Agreements shall collectively be referred to as the
"Purchase Price and Terms Agreement."

          Purchase Price Percentage: With respect to any Mortgage Loan, an amount equal to the percentage of par as stated in the Purchase Price and Terms
Agreement (subject to adjustment as provided therein) related to such Mortgage
Loan.

          Purchaser: IXIS Real Estate Capital Inc., a New York corporation, and its successors in interest and assigns, or any successor to the Purchaser under this Agreement as herein provided.

          Qualified Correspondent: Any Person from which the Seller purchased
Mortgage Loans, provided that the following conditions are satisfied: (i) such
Mortgage Loans were originated pursuant to an agreement between the Seller and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to the Seller, in accordance with underwriting guidelines designated by the Seller ("Designated Guidelines") or guidelines that do not vary materially from such Designated Guidelines; (ii) such Mortgage Loans were in fact underwritten as described in clause (i) above and were acquired by the Seller within one hundred eighty (180) days after origination; (iii) either
(x) the Designated Guidelines were, at the time such Mortgage Loans were originated, used by the Seller in origination of mortgage loans of the same type as the Mortgage Loans for the Seller's own account or (y) the Designated
Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Seller on a consistent basis for use by lenders in originating mortgage loans to be purchased by the Seller; and (iv) the Seller employed, at the time such Mortgage Loans were acquired by the Seller, pre-purchase or post-purchase quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time period or through particular channels) designed to ensure that Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the
Seller.

          Qualified Substitute Mortgage Loan: A mortgage loan eligible to be substituted by the Seller for a Deleted Mortgage Loan which must, on the date of such substitution, (i) have an outstanding principal balance, after deduction of all scheduled payments due in the month of substitution (or in the case of a substitution of more than one mortgage loan for a Deleted Mortgage Loan, an aggregate principal balance), not in excess of the outstanding principal balance of the Deleted Mortgage Loan (the amount of any shortfall will be deposited in the Custodial Account by the Seller in the month of substitution); (ii) have a
Mortgage Interest Rate not less than and not more than 1% greater than the
Mortgage Interest Rate of the Deleted Mortgage Loan; (iii) have a remaining term to maturity not greater than and not more than one year less than that of the
Deleted Mortgage Loan; (iv) be of the same type as the Deleted Mortgage Loan
(i.e., fixed-rate, adjustable-rate with same Periodic Rate Cap, Index and lien priority); and (v) comply with each representation and warranty (respecting individual Mortgage Loans) set forth in Section 9 hereof.

          Rating Agency: Any of Fitch, Moody's or Standard & Poor's, or their respective successors designated by the Purchaser.

                                      -10-

          Reconstitution: A Whole Loan Transfer or a Securitization Transaction.

          Reconstitution Agreements: The agreement or agreements entered into by the Seller and/or the Interim Servicer and the Purchaser and/or certain third parties on the Reconstitution Date or Dates with respect to any or all of the
Mortgage Loans sold hereunder, in connection with a Whole Loan Transfer, Agency
Transfer or a Securitization Transaction pursuant to Section 13, including, but not limited to, a seller's warranties and servicing agreement with respect to a
Whole Loan Transfer, and a trust and servicing agreement, pooling and servicing agreement and/or seller/servicer agreements and related custodial/trust agreement and documents with respect to a Securitization Transaction.

          Reconstitution Date: As defined in Section 13.

          Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation
AB), 17 C.F.R. Sections 229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities
Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the
staff of the Commission, or as may be provided by the Commission or its staff from time to time.

          REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

          REMIC Provisions: Provisions of the federal income tax law relating to a REMIC, which appear at Section 860A through 860G of Subchapter M of Chapter 1,
Subtitle A of the Code, and related provisions and regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

          Remittance Date: The date specified in the Interim Servicing Agreement
(with respect to each Mortgage Loan, for an interim period, as specified therein).

          Repurchase Price: With respect to any Mortgage Loan for which a breach of a representation or warranty from the Agreement or the Interim Servicing
Agreement is found, a price equal to the then outstanding principal balance of the Mortgage Loan to be repurchased, plus accrued interest thereon at the
Mortgage Interest Rate from the date to which interest had last been paid through the date of such repurchase, plus the amount of any outstanding advances owed to any servicer, and plus all costs and expenses incurred by the Purchaser or any servicer arising out of or based upon such breach, including without limitation costs and expenses incurred in the enforcement of the Seller's repurchase obligation hereunder, and plus, in the event a Mortgage Loan is repurchased during the first twelve (12) months following the related Closing
Date, an amount equal to the Premium Percentage multiplied by the outstanding principal balance of such Mortgage Loan as of the date of such repurchase.

          RESPA: Real Estate Settlement Procedures Act, as amended from time to time.

          Second Lien Loan: A Mortgage Loan secured by a second lien Mortgage on the related Mortgaged Property.

                                      -11-

          Securities Act: The Securities Act of 1933, as amended.

          Securitization Transaction. Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (2)
an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

          Seller: Rose Mortgage, Inc., a New Jersey corporation, and its successors in interest.

          Seller Information: As defined in Subsection 31.04(a).

          Servicing Fee: With respect to each Mortgage Loan subject to the
Interim Servicing Agreement, an amount equal to 0.50% per annum computed on the basis of the outstanding principal balance of the related Mortgage Loan. Such fee shall be payable monthly and shall be pro rated for any portion of a month during which the Mortgage Loan is serviced by the Interim Servicer under the
Interim Servicing Agreement. The obligation of the Purchaser to pay the
Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion (including recoveries with respect to interest from Liquidation
Proceeds, to the extent permitted by this Agreement) of such Monthly Payment collected by the Interim Servicer, or as otherwise provided under this
Agreement.

          Servicing File: With respect to each Mortgage Loan, the file retained by the Interim Servicer consisting of originals of all documents in the Mortgage
File which are not delivered to the Purchaser or the Custodian and copies of the
Mortgage Loan Documents.

          Servicing Rights: Any and all of the following: (a) any and all rights to service the Mortgage Loans; (b) any payments to or monies received by the
Interim Servicer for servicing the Mortgage Loans; (c) any late fees, penalties or similar payments with respect to the Mortgage Loans; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of the Interim
Servicer thereunder; (e) Escrow Payments or other similar payments with respect to the Mortgage Loans and any amounts actually collected by the Interim Servicer with respect thereto; (f) all accounts and other rights to payment related to any of the property described in this paragraph; and (g) any and all documents, files, records, servicing files, servicing documents, servicing records, data tapes, computer records, or other information pertaining to the Mortgage Loans or pertaining to the past, present or prospective servicing of the Mortgage
Loans.

          Sponsor: The sponsor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

          Standard & Poor's: Standard & Poor's Ratings Services, a division of
The McGraw-Hill Companies Inc., and its successors in interest.

                                      -12-

          Standard & Poor's Glossary: The Standard & Poor's LEVELS(R) Glossary,
as may be in effect from time to time.

          Stated Principal Balance: As to each Mortgage Loan on any date of determination, (i) the principal balance of such Mortgage Loan at the related
Cut-off Date after giving effect to payments of principal due on or before such date, to the extent actually received, minus (ii) all amounts previously distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal on such Mortgage Loan.

          Static Pool Information: Static pool information as described in Item
1105(a)(1)-(3) and 1105(c) of Regulation AB.

          Successor Servicer: Any servicer of one or more Mortgage Loans designated by the Purchaser as being entitled to the benefits of the indemnifications set forth in Sections 9.03 and 14.01.

          Third-Party Originator: Each Person, other than a Qualified
Correspondent, that originated Mortgage Loans acquired by the Seller.

          Transfer Date: The date on which the Purchaser, or its designee, shall receive the transfer of servicing responsibilities and begin to perform the servicing of the Mortgage Loans with respect to the related Mortgage Loan
Package, and the Interim Servicer shall cease all servicing responsibilities.
Such date shall occur on the day indicated by the Purchaser to the Interim
Servicer in accordance with the Interim Servicing Agreement.

          Underwriting Guidelines: The underwriting guidelines of the Seller, a copy of which is attached hereto as Exhibit I and a then-current copy of which shall be attached as an Exhibit to the related Assignment and Conveyance.

          VA: The Department of Veterans Affairs, an agency of the United States of America, or any successor thereto including the Administrator of Veterans
Affairs.

          Whole Loan Transfer: Any sale or transfer of some or all of the
Mortgage Loans other than a Securitization Transaction.

          SECTION 2. Agreement to Purchase.

          The Seller agrees to sell from time to time, and the Purchaser agrees to purchase from time to time, Mortgage Loans having an aggregate principal balance on the related Cut-off Date in an amount as set forth in the related
Purchase Price and Terms Agreement, or in such other amount as agreed by the
Purchaser and the Seller as evidenced by the actual aggregate principal balance of the Mortgage Loans accepted by the Purchaser on each Closing Date.

          SECTION 3. Mortgage Schedules.

          The Seller from time to time shall provide the Purchaser with certain information constituting a preliminary listing of the Mortgage Loans to be purchased on each Closing Date in

                                      -13-

accordance with the related Purchase Price and Terms Agreement and this
Agreement (each, a "Preliminary Mortgage Schedule").

          The Seller shall deliver the Mortgage Loan Schedule for the Mortgage
Loans to be purchased on a particular Closing Date to the Purchaser at least two
(2) Business Days prior to the related Closing Date. The Mortgage Loan Schedule shall be the related Preliminary Mortgage Schedule with those Mortgage Loans which the Seller has not funded prior to the related Closing Date deleted.

          SECTION 4. Purchase Price.

          The Purchase Price for the Mortgage Loans shall be equal to (a) the
Purchase Price Percentage multiplied by the Cut-off Date Balance, plus (b)
accrued and unpaid interest on such principal balance at the weighted average
Mortgage Interest Rate (net of the Servicing Fee) of those Mortgage Loans from the related Cut-off Date through the day prior to the related Closing Date, inclusive. For purposes hereof, "Cut-off Date Balance" means the aggregate principal balance, as of the related Cut-off Date, of the Mortgage Loans listed on the related Mortgage Loan Schedule, after application of scheduled payments of principal due on or before the related Cut-off Date, to the extent such payments were actually received, together with any unscheduled principal payments collected prior to the Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to the Cut-off Date, but to be applied on a due date beyond the related Cut-off Date, shall not be applied to the principal balance as of the related Cut-off Date. If so provided in the related Purchase Price and Terms Agreement, portions of the Mortgage Loans shall be priced separately. The Purchase Price as so determined shall be paid to the
Seller on the related Closing Date by wire transfer of immediately available funds to an account designated by the Seller in writing.

          The Purchaser shall be entitled to (l) all principal paid after the related Cut-off Date, (2) all other recoveries of principal collected on or after the related Cut-off Date, and (3) all payments of interest on the Mortgage
Loans net of applicable Servicing Fees (minus that portion of any such payment which is allocable to the period prior to the related Cut-off Date). The outstanding principal balance of each Mortgage Loan as of the related Cut-off
Date is determined after application of payments of principal due on or before the related Cut-off Date, to the extent actually collected, together with any unscheduled principal prepayments collected prior to the Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to the
Cut-off Date, but to be applied on a due date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date.
Such prepaid amounts shall be the property of the Purchaser. The Seller shall deposit any such prepaid amounts into the Custodial Account, which account is established for the benefit of the Purchaser for subsequent remittance by the
Seller to the Purchaser.

          SECTION 5. Examination of Mortgage Files.

          At least seven (7) Business Days prior to the related Closing Date, the Seller shall (i) either (a) deliver to the Purchaser or its designee in escrow, for examination with respect to each Mortgage Loan to be purchased, the related Mortgage File, including a copy of the Assignment of Mortgage (except with respect to each MERS Designated Mortgage Loan),

                                      -14-

pertaining to each Mortgage Loan, or (b) make the related Mortgage File available to the Purchaser for examination at such other location as shall otherwise be acceptable to the Purchaser and (ii) deliver to the Purchaser copies of the credit and servicing files (collectively, the "Credit Files").
Such examination of the Mortgage Files may be made by the Purchaser or its designee at any reasonable time before or after the related Closing Date. If the
Purchaser makes such examination prior to the related Closing Date and determines, in its sole discretion, that any Mortgage Loans are unacceptable to the Purchaser for any reason, such Mortgage Loans shall be deleted from the related Mortgage Loan Schedule, and may be replaced by a Qualified Substitute
Mortgage Loan (or Loans) acceptable to the Purchaser. The Purchaser may, at its option and without notice to the Seller, purchase some or all of the Mortgage
Loans without conducting any partial or complete examination. The fact that the
Purchaser or its designee has conducted or has failed to conduct any partial or complete examination of the Mortgage Files or the Credit Files shall not impair in any way the Purchaser's (or any of its successor's) rights to demand repurchase, substitution or other remedy as provided in this Agreement. In the event that the Seller fails to deliver the Credit Files with respect to any
Mortgage Loan, the Seller shall, upon the request of the Purchaser, repurchase such Mortgage Loan at the price and in the manner specified in Subsection 9.03.

          SECTION 6. Conveyance from Seller to Purchaser.

          Subsection 6.01. Conveyance of Mortgage Loans; Possession of Servicing
Files.

          The Seller, simultaneously with the delivery of the Mortgage Loan
Schedule with respect to the related Mortgage Loan Package to be purchased on each Closing Date, shall execute and deliver an Assignment and Conveyance
Agreement in the form attached hereto as Exhibit H (the "Assignment and
Conveyance Agreement"). The Seller shall cause the Servicing File retained by the Interim Servicer pursuant to this Agreement to be appropriately identified in the Seller's computer system and/or books and records, as appropriate, to clearly reflect the sale of the related Mortgage Loan to the Purchaser. The
Seller shall cause the Interim Servicer to release from its custody the contents of any Servicing File retained by it only in accordance with this Agreement or the Interim Servicing Agreement, except when such release is required in connection with a repurchase of any such Mortgage Loan pursuant to Subsection
9.03.

          Subsection 6.02. Books and Records.

          Record title to each Mortgage as of the related Closing Date shall be in the name of the Seller, the Purchaser or one or more designees of the
Purchaser, as the Purchaser shall select. Notwithstanding the foregoing, each
Mortgage and related Mortgage Note shall be possessed solely by the Purchaser or the appropriate designee of the Purchaser, as the case may be. All rights arising out of the Mortgage Loans including, but not limited to, all funds received by the Seller or the Interim Servicer after the related Cut-off Date on or in connection with a Mortgage Loan shall be vested in the Purchaser or one or more designees of the Purchaser; provided, however, that all funds received on or in connection with a Mortgage Loan shall be received and held by the Seller or the Interim Servicer in trust for the benefit of the Purchaser or the appropriate designee of the Purchaser, as the case may be, as the owner of the
Mortgage Loans pursuant to the terms of this Agreement.

                                      -15-

          The sale of each Mortgage Loan shall be reflected on the Seller's balance sheet and other financial statements as a sale of assets by the Seller.

          The Seller shall or shall cause the Interim Servicer to be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be marked clearly to reflect the ownership of each Mortgage Loan by the Purchaser. In particular, the Seller shall or shall cause the Interim Servicer to maintain in its possession, available for inspection by the Purchaser, and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or Freddie Mac, including but not limited to documentation as to the method used in determining the applicability of the provisions of the National Flood Insurance Act of 1968, as amended, to the Mortgaged Property, documentation evidencing insurance coverage and periodic inspection reports, as required by the Fannie Mae Guides. To the extent that original documents are not required for purposes of realization of Liquidation
Proceeds or Insurance Proceeds, documents maintained by the Seller or the
Interim Servicer may be in the form of microfilm or microfiche so long as the
Seller or the Interim Servicer complies with the requirements of the Fannie Mae
Guides.

          Subsection 6.03. Delivery of Mortgage Loan Documents.

          The Seller shall deliver and release to the Custodian no later than seven (7) Business Days prior to the related Closing Date those Mortgage Loan
Documents set forth on Exhibit A hereto with respect to each Mortgage Loan set forth on the related Mortgage Loan Schedule.

          The Custodian shall certify its receipt of all such Mortgage Loan
Documents required to be delivered pursuant to the Custodial Agreement for the related Closing Date, as evidenced by the Certification and Trust Receipt of the
Custodian in the form annexed to the Custodial Agreement. The Purchaser shall pay all fees and expenses of the Custodian from and after the Closing Date.

          The Seller shall or shall cause the Interim Servicer to forward to the
Custodian, or to such other Person as the Purchaser shall designate in writing, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with this Agreement within two (2) weeks of their execution, provided, however, that the Seller shall provide the Custodian, or to such other Person as the Purchaser shall designate in writing, with a certified true copy of any such document submitted for recordation within two (2) weeks of its execution, and shall promptly provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within ninety (90) days of its submission for recordation.

          In the event any document required to be delivered to the Custodian pursuant to the previous paragraph, including an original or copy of any document submitted for recordation to the appropriate public recording office, is not so delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, within ninety (90) days following the Closing Date
(other than with respect to the Assignments of Mortgage which shall be delivered to the

                                      -16-

Custodian in blank and recorded subsequently by the Purchaser or its designee), and in the event that the Seller does not cure such failure within thirty (30)
days of discovery or receipt of written notification of such failure from the
Purchaser, the related Mortgage Loan shall, upon the request of the Purchaser, be repurchased by the Seller at the price and in the manner specified in
Subsection 9.03. The foregoing repurchase obligation shall not apply in the event that the Seller cannot deliver such original or copy of any document submitted for recordation to the appropriate public recording office within the specified period due to a delay caused by the recording office in the applicable jurisdiction, provided that (i) the Seller shall deliver a recording receipt of such recording office or, if such recording receipt is not available, an officer's certificate of a servicing officer of the Seller, confirming that such documents have been accepted for recording (upon request of the Purchaser and delivery by the Purchaser to the Seller of a schedule of the related Mortgage
Loans, the Seller shall reissue and deliver to the Purchaser or its designee said officer's certificate relating to the related Mortgage Loans), and (ii)
such document is delivered within twelve (12) months of the related Closing
Date.

          The Seller shall pay all initial recording fees, if any, for the assignments of mortgage and any other fees or costs in transferring all original documents to the Custodian or, upon written request of the Purchaser, to the
Purchaser or the Purchaser's designee. The Purchaser or the Purchaser's designee shall be responsible for recording the Assignments of Mortgage and shall be reimbursed by the Seller for the costs associated therewith pursuant to the preceding sentence.

          Subsection 6.04. Quality Control Procedures.

          The Seller shall, or shall cause the Interim Servicer to, have an internal quality control program that verifies in a manner consistent with accepted industry procedures, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program shall include evaluating and monitoring the overall quality of the Seller's loan production and the servicing activities of the
Interim Servicer. The program is to ensure that the Mortgage Loans are originated and serviced in accordance with Accepted Servicing Practices and the
Underwriting Guidelines; guard against dishonest, fraudulent, or negligent acts;
and guard against errors and omissions by officers, employees, or other authorized persons.

          Subsection 6.05. MERS Designated Mortgage Loans.

          With respect to each MERS Designated Mortgage Loan, the Seller shall, on or prior to the related Closing Date, designate the Purchaser as the Investor and the Custodian as custodian, and no Person shall be listed as Interim Funder on the MERS System. In addition, on or prior to the related Closing Date, Seller shall provide the Custodian and the Purchaser with a MERS Report listing the
Purchaser as the Investor, the Custodian as custodian and no Person as Interim
Funder with respect to each MERS Designated Mortgage Loan.

          SECTION 7. Servicing of the Mortgage Loans.

          The Mortgage Loans have been sold by the Seller to the Purchaser on a servicing released basis. Subject to, and upon the terms and conditions of this
Agreement and the Interim

                                      -17-

Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein), the Seller hereby sells, transfers, assigns, conveys and delivers to the Purchaser the Servicing Rights.

          The Purchaser shall retain the Interim Servicer as contract servicer of the Mortgage Loans for an interim period pursuant to and in accordance with the terms and conditions contained in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).
Except as set forth in the Interim Servicing Agreement, the Interim Servicer
shall service the Mortgage Loans on an "actual/actual" basis and otherwise in strict compliance with the servicing provisions related to the Fannie Mae MBS
Program (Special Servicing Option) of the Fannie Mae Guides (except as otherwise set forth in the Interim Servicing Agreement). The Purchaser and Seller shall cause the Interim Servicer to execute the Interim Servicing Agreement on the initial Closing Date.

          Pursuant to the Interim Servicing Agreement (with respect to each
Mortgage Loan, for an interim period, as specified therein), the Interim
Servicer shall begin servicing the Mortgage Loans on behalf of the Purchaser and shall be entitled to a Servicing Fee with respect to such Mortgage Loans until the applicable Transfer Date. The Interim Servicer shall conduct such servicing in accordance with the Interim Servicing Agreement.

          SECTION 8. Transfer of Servicing.

          On the applicable Transfer Date, the Purchaser, or its designee, shall assume all servicing responsibilities related to, and the Seller shall cause the
Interim Servicer to cease all servicing responsibilities related to, the related
Mortgage Loans subject to such Transfer Date. The Transfer Date shall be the date determined in accordance with Section 6.02 of the Interim Servicing
Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

          On or prior to the applicable Transfer Date, the Seller shall, at its sole cost and expense, take such steps as may be necessary or appropriate to effectuate and evidence the transfer of the servicing of the related Mortgage
Loans to the Purchaser, or its designee, including but not limited to the following:

          (a) Notice to Mortgagors. The Seller shall cause the Interim Servicer to mail to the Mortgagor of each related Mortgage Loan a letter advising such
Mortgagor of the transfer of the servicing of the related Mortgage Loan to the
Purchaser, or its designee, in accordance with the Cranston Gonzales National
Affordable Housing Act of 1990; provided, however, the content and format of the letter shall have the prior approval of the Purchaser. The Seller shall cause the Interim Servicer to provide the Purchaser with copies of all such related notices no later than the Transfer Date.

          (b) Notice to Taxing Authorities and Insurance Companies. The Seller
shall cause the Interim Servicer to transmit to the applicable taxing authorities and insurance companies (including primary mortgage insurance policy insurers, if applicable) and/or agents, notification of the transfer of the servicing to the Purchaser, or its designee, and instructions to deliver all notices, tax bills and insurance statements, as the case may be, to the
Purchaser from

                                      -18-

and after the Transfer Date. The Seller shall cause the Interim Servicer to provide the Purchaser with copies of all such notices no later than the Transfer
Date.

          (c) Delivery of Servicing Records. The Seller shall cause the Interim
Servicer to forward to the Purchaser, or its designee, all servicing records and the Servicing File in the Interim Servicer's possession relating to each related
Mortgage Loan including the information enumerated in the Interim Servicing
Agreement (with respect to each such Mortgage Loan, for an interim period, as specified therein).

          (d) Escrow Payments. The Seller shall cause the Interim Servicer to provide the Purchaser, or its designee, with immediately available funds by wire transfer in the amount of the net Escrow Payments and suspense balances and all loss draft balances associated with the related Mortgage Loans. The Seller shall cause the Interim Servicer to provide the Purchaser with an accounting statement, in electronic format acceptable to the Purchaser in its sole discretion, of Escrow Payments and suspense balances and loss draft balances sufficient to enable the Purchaser to reconcile the amount of such payment with the accounts of the Mortgage Loans. Additionally, the Seller shall cause the
Interim Servicer to wire transfer to the Purchaser the amount of any agency, trustee or prepaid Mortgage Loan payments and all other similar amounts held by the Interim Servicer.

          (e) Payoffs and Assumptions. The Seller shall cause the Interim
Servicer to provide to the Purchaser, or its designee, copies of all assumption and payoff statements generated by the Interim Servicer on the related Mortgage
Loans from the related Cut-off Date to the Transfer Date.

          (f) Mortgage Payments Received Prior to Transfer Date. Prior to the
Transfer Date all payments received by the Interim Servicer or the Seller on each related Mortgage Loan shall be properly applied by the Seller to the account of the particular Mortgagor.

          (g) Mortgage Payments Received after Transfer Date. The amount of any related Monthly Payments received by the Seller after the Transfer Date shall be forwarded to the Purchaser by overnight mail on the date of receipt. The Seller shall notify the Purchaser of the particulars of the payment, which notification requirement shall be satisfied if the Seller forwards with its payment sufficient information to permit appropriate processing of the payment by the
Purchaser. The Seller shall assume full responsibility for the necessary and appropriate legal application of such Monthly Payments received by the Seller after the Transfer Date with respect to related Mortgage Loans then in foreclosure or bankruptcy; provided, for purposes of this Agreement, necessary and appropriate legal application of such Monthly Payments shall include, but not be limited to, endorsement of a Monthly Payment to the Purchaser with the particulars of the payment such as the account number, dollar amount, date received and any special Mortgagor application instructions and the Seller shall cause the Interim Servicer to comply with the foregoing requirements with respect to all Monthly Payments received by the Interim Servicer after the
Transfer Date.

          (h) Misapplied Payments. Misapplied payments shall be processed as follows:

                                      -19-

          (i) All parties shall cooperate in correcting misapplication errors;

          (ii) The party receiving notice of a misapplied payment occurring prior to the applicable Transfer Date and discovered after the Transfer
     Date shall immediately notify the other party;

          (iii) If a misapplied payment which occurred prior to the Transfer
     Date cannot be identified and said misapplied payment has resulted in a shortage in a Custodial Account or Escrow Account, the Seller shall be liable for the amount of such shortage. The Seller shall reimburse the
     Purchaser for the amount of such shortage within thirty (30) days after receipt of written demand therefor from the Purchaser;

          (iv) If a misapplied payment which occurred prior to the Transfer Date has created an improper Purchase Price as the result of an inaccurate outstanding principal balance, a check shall be issued to the party shorted by the improper payment application within five (5) Business Days after notice thereof by the other party; and

          (v) Any check issued under the provisions of this Section 8(h) shall be accompanied by a statement indicating the corresponding Seller and/or the Purchaser Mortgage Loan identification number and an explanation of the allocation of any such payments.

          (i) Books and Records. On the Transfer Date, the books, records and accounts of the Seller with respect to the related Mortgage Loans shall be in accordance with all applicable Purchaser requirements.

          (j) Reconciliation. The Seller shall, on or before the Transfer Date, reconcile principal balances and make any monetary adjustments required by the
Purchaser. Any such monetary adjustments will be transferred between the Seller and the Purchaser as appropriate.

          (k) IRS Forms. The Seller shall or shall cause the Interim Servicer to file all IRS forms 1099, 1099A, 1098 or 1041 and K-1 which are required to be filed on or before the Transfer Date in relation to the servicing and ownership of the related Mortgage Loans. The Seller shall provide copies of such forms to the Purchaser upon request and shall reimburse the Purchaser for any costs or penalties incurred by the Purchaser due to the Seller's failure to comply with this paragraph.

          SECTION 9. Representations, Warranties and Covenants of the Seller;
Remedies for Breach.

          Subsection 9.01. Representations and Warranties Regarding the Seller.

          The Seller represents, warrants and covenants to the Purchaser that as of the date hereof and as of each Closing Date:

          (a) Due Organization and Authority. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of
New Jersey and has all licenses necessary to carry on its business as now being conducted and is licensed,

                                      -20-

qualified and in good standing in each state wherein it owns or leases any material properties or where a Mortgaged Property is located, if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Seller, and in any event the Seller is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of the related Mortgage Loan and the servicing of such Mortgage
Loan in accordance with the terms of this Agreement and the Interim Servicing
Agreement; the Seller has the full corporate power, authority and legal right to hold, transfer and convey the Mortgage Loans and to execute and deliver this
Agreement and to perform its obligations hereunder and thereunder; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Seller and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized; this Agreement and all agreements contemplated hereby have been duly executed and delivered and constitute the valid, legal, binding and enforceable obligations of the Seller, regardless of whether such enforcement is sought in a proceeding in equity or at law; and all requisite corporate or other action has been taken by the Seller to make this Agreement and all agreements contemplated hereby valid and binding upon the Seller in accordance with their terms;

          (b) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the
Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

          (c) No Conflicts. Neither the execution and delivery of this
Agreement, the acquisition or origination of the Mortgage Loans by the Seller, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby and thereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the
Seller's charter, by-laws or other organizational documents or any legal restriction or any agreement or instrument to which the Seller is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject, or result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or impair the ability of the Purchaser to realize on the Mortgage Loans, impair the value of the
Mortgage Loans, or impair the ability of the Purchaser to realize the full amount of any insurance benefits accruing pursuant to this Agreement;

          (d) Ability to Service. The Interim Servicer has the facilities, procedures, and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Mortgage Loans. The Interim Servicer is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws, and regulations, if applicable, meets the minimum capital requirements set forth by the OTS, the OCC or the FDIC, and is in good standing to enforce, originate, sell mortgage loans to, and service mortgage loans in each jurisdiction wherein the Mortgaged Properties are located;

                                      -21-

          (e) Reasonable Servicing Fee. The Seller, in its capacity as Interim
Servicer, acknowledges and agrees that the Servicing Fee, represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Interim Servicer, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement and the Interim Servicing Agreement;

          (f) Ability to Perform; Solvency. The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. The Seller is solvent and the sale of the Mortgage Loans will not cause the Seller to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of Seller's creditors;

          (g) No Litigation Pending. There is no action, suit, proceeding or investigation pending or threatened against the Seller, before any court, administrative agency or other tribunal asserting the invalidity of this
Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Seller, or in any material impairment of the right or ability of the Seller to carry on its business substantially as now conducted, or in any material liability on the part of the Seller, or which would draw into question the validity of this
Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Seller contemplated herein, or which would be likely to impair the ability of the Seller to perform under the terms of this Agreement;

          (h) No Consent Required. No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body including HUD, the FHA or the Department of Veterans Affairs is
required for the execution, delivery and performance by the Seller of or compliance by the Seller with this Agreement or the Mortgage Loans, the delivery of a portion of the Mortgage Files to the Custodian or the sale of the Mortgage
Loans or the consummation of the transactions contemplated by this Agreement, or if required, such approval has been obtained prior to the related Closing Date;

          (i) Selection Process. The Mortgage Loans were selected from among the outstanding one- to four-family mortgage loans in the Seller's portfolio at the related Closing Date as to which the representations and warranties set forth in
Subsection 9.02 could be made and such selection was not made in a manner so as to affect adversely the interests of the Purchaser;

          (j) Mortgage Loan Package Characteristics. The characteristics of the related Mortgage Loan Package are as set forth on the description of the pool characteristics for the applicable Mortgage Loan Package delivered pursuant to
Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement;

          (k) No Untrue Information. Neither this Agreement nor any information, statement, tape, diskette, report, form, or other document furnished or to be furnished pursuant to this Agreement or any Reconstitution Agreement or in connection with the transactions contemplated hereby (including any
Securitization Transaction or Whole Loan Transfer)

                                      -22-

contains or will contain any untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained herein or therein not misleading;

          (l) Financial Statements. The Seller has delivered to the Purchaser financial statements as to its last three (3) complete fiscal years and any later quarter ended more than sixty (60) days prior to the execution of this
Agreement. All such financial statements fairly present the pertinent results of operations and changes in financial position for each of such periods and the financial position at the end of each such period of the Seller and its subsidiaries and have been prepared in accordance with generally accepted accounting principles of the United States consistently applied throughout the periods involved, except as set forth in the notes thereto. In addition, the
Seller has delivered information as to its loan gain and loss experience in respect of foreclosures and its loan delinquency experience for the immediately preceding three-year period, in each case with respect to mortgage loans owned by it and mortgage loans serviced for others during such period, and all such information so delivered shall be true and correct in all material respects.
There has been no change in the business, operations, financial condition, properties or assets of the Seller since the date of the Seller's financial statements that would have a adverse effect on its ability to perform its obligations under this Agreement. The Seller has completed any forms requested by the Purchaser in a timely manner and in accordance with the provided instructions;

          (m) No Brokers. The Seller has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

          (n) Sale Treatment. The Seller has been advised by its independent certified public accountants that under generally accepted accounting principles the transfer of the Mortgage Loans may be treated as a sale on the books and records of the Seller and the Seller has determined that the disposition of the
Mortgage Loans pursuant to this Agreement will be afforded sale treatment for tax and accounting purposes;

          (o) Reasonable Purchase Price. The consideration received by the
Seller upon the sale of the Mortgage Loans under this Agreement constitutes fair consideration and reasonably equivalent value for the Mortgage Loans;

          (p) Owner of Record. The Seller is the owner of record of each
Mortgage and the indebtedness evidenced by each Mortgage Note, and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage
Files with respect thereto in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan;

          (q) Seller's Origination. The Seller's decision to originate any mortgage loan or to deny any mortgage loan application is an independent decision based upon Seller's underwriting guidelines, and is in no way made as a result of Purchaser's decision to purchase, or not to purchase, or the price
Purchaser may offer to pay for, any such mortgage loan, if originated; and

          (r) Compliance with Anti-Money Laundering Laws. The Seller has complied with all applicable anti-money laundering laws, regulations and executive orders, including

                                      -23-

without limitation the USA Patriot Act of 2001 (collectively, the "Anti-Money
Laundering Laws"); the Seller has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage
Loan for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws;

          (s) Delivery to the Custodian. The Mortgage Note, the Mortgage, the
Assignment of Mortgage and any other documents required to be delivered with respect to each Mortgage Loan pursuant to the Custodial Agreement shall be delivered to the Custodian all in compliance with the specific requirements of the Custodial Agreement. With respect to each Mortgage Loan, the Seller will be in possession of a complete Mortgage File in compliance with Exhibit A hereto, except for such documents as will be delivered to the Custodian; and

          (t) Credit Reporting. The Seller, for so long as it is the Interim
Servicer for each Mortgage Loan, will fully furnish, in accordance with the Fair
Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to
Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis.

          Subsection 9.02. Representations and Warranties Regarding Individual
Mortgage Loans.

          The Seller hereby represents and warrants to the Purchaser that, as to each Mortgage Loan, as of the related Closing Date for such Mortgage Loan:

          (a) Mortgage Loans as Described. The information set forth in the
Mortgage Loan Schedule is complete, true and correct;

          (b) Payments Current. All payments required to be made up to the
Closing Date under the terms of the Mortgage Note have been made and credited.
As of the Closing Date, no payment required under the Mortgage Loan is 30 days or more delinquent nor has any payment under the Mortgage Loan been 30 days or more delinquent at any time since the origination of the Mortgage Loan. The first Monthly Payment after the Cut-off Date shall be made with respect to the
Mortgage Loan on its Due Date or within the grace period, all in accordance with the terms of the related Mortgage Note;

          (c) No Outstanding Charges. There are no defaults in complying with the terms of the Mortgage securing the Mortgage Loan, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. Except for (A) payments in the nature of escrow payments and (B) interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier to the day which precedes by

                                      -24-

one month the Due Date of the first installment of principal and interest, including, without limitation, taxes and insurance payments, the Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan;

          (d) Original Terms Unmodified. The terms of the Mortgage Note and
Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the Mortgage Loan
Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the Mortgage Loan Schedule, if applicable. No
Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the Mortgage Loan
Schedule;

          (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage
Note or the Mortgage, or the exercise of any right thereunder, render either the
Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at, or subsequent to, the time the Mortgage Loan was originated;

          (f) Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae Guides or by
Freddie Mac, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement attached hereto as Exhibit B. If required by the
National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in effect, which policy conforms to
Fannie Mae and Freddie Mac, as well as all additional requirements set forth in
Section 2.10 of the Interim Servicing Agreement attached hereto as Exhibit B.
All individual insurance policies contain a standard mortgagee clause naming the
Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid and such policies may not be reduced, terminated or cancelled without thirty (30) days' prior written notice to the mortgagee. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the
Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance

                                      -25-

policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the
Purchaser upon the consummation of the transactions contemplated by this
Agreement. The Seller has not engaged in, and has no knowledge of the
Mortgagor's or any servicer's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of such policy, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

          (g) Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, predatory, abusive and fair lending, equal credit opportunity and disclosure laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to prepayment penalties, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the
Purchaser upon demand, evidence of compliance with all such requirements. This representation is a Deemed Material Breach Representation;

          (h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged
Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the
Seller waived any default resulting from any action or inaction by the
Mortgagor;

          (i) Location and Type of Mortgaged Property. The Mortgaged Property is
a fee simple property located in the state identified in the Mortgage Loan
Schedule [except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the Mortgaged Property may be a leasehold estate] and consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a low-rise condominium project, or an individual unit in a planned unit development [and that no residence or dwelling is a mobile home], provided, however, that any condominium unit or planned unit development shall not fall within any of the "Ineligible Projects" of part XII,
Section 102 of the Fannie Mae Selling Guide and shall conform with the
Underwriting Guidelines. In the case of any Mortgaged Properties that are manufactured homes (a "Manufactured Home Mortgage Loans"), (i) such Manufactured
Home Mortgage Loan conforms with the applicable Fannie Mae or Freddie Mac requirements regarding mortgage loans related to manufactured dwellings, (ii)
the related manufactured dwelling is permanently affixed to the land, (iii) the related manufactured dwelling and the related land are subject to a Mortgage properly filed in the appropriate public recording office and naming Seller as mortgagee, (iv) the applicable laws of the jurisdiction in which the related
Mortgaged Property is located will deem the manufactured dwelling located on such Mortgaged Property to be a part of the real property on which such dwelling is located, (v) such Manufactured Home Mortgage Loan is (x) a

                                      -26-

qualified mortgage under Section 860G(a)(3) of the Internal Revenue Code of
1986, as amended and (y) secured by manufactured housing treated as a single family residence under Section 25(e)(10) of the Code (i.e., such manufactured home has a minimum of 400 square feet of living space, a minimum width in excess of 102 inches and which is of a kind customarily used at a fixed location) and
(vi) as of the origination date of the related Mortgage Loan, the related manufactured housing unit that secures such Mortgage Loan either: (x) was the principal residence of the Mortgagor or (y) was classified as real property under applicable state law. As of the date of origination, no portion of the
Mortgaged Property was used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged
Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes. This representation is a Deemed Material
Breach Representation;

          (j) Valid First and Second Lien. Each Mortgage is a valid and subsisting first lien, with respect to First Lien Loans, or second lien, with respect to Second Lien Loans, of record on a single parcel of real estate constituting the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time, subject in all cases to the exceptions to title set forth in the title insurance policy with respect to the related Mortgage Loan, which exceptions are generally acceptable to prudent mortgage lending companies, and such other exceptions to which similar properties are commonly subject and which do not individually, or in the aggregate, materially and adversely affect the benefits of the security intended to be provided by such Mortgage. In no event shall any Mortgage Loan be in a lien position more junior than a second lien. The lien of the Mortgage is subject only to:

                    (1) with respect to Second Lien Loans, the lien of the first mortgage on the Mortgaged Property;

                    (2) the lien of current real property taxes and assessments not yet due and payable;

                    (3) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (a) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b)
               which do not adversely affect the Appraised Value of the
               Mortgaged Property set forth in such appraisal; and

                    (4) other matters to which like properties are commonly
               subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged
               Property.

                                      -27-

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected (A) first lien and first priority security interest with respect to each First Lien Loan, or (B) second lien and second priority security interest with respect to each Second Lien Loan, in either case, on the property described therein and Seller has full right to sell and assign the same to Purchaser.;

          (k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage
and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions therein relating to prepayment penalties). All parties to the Mortgage Note, the
Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any other related agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a
Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination or servicing of the Mortgage Loan. The Seller has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

          (l) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the
Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

          (m) Ownership. The Seller is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the
Mortgage Files or any part thereof with respect thereto not delivered to the
Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. The
Mortgage Loan is not assigned or pledged, and the Seller has good, indefeasible and marketable title thereto, and has full right to transfer and sell the
Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The
Seller intends to relinquish all rights to possess, control and monitor the
Mortgage Loan. After the Closing Date, the Seller will have no right to modify or alter the terms of the

                                      -28-

sale of the Mortgage Loan and the Seller will have no obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement;

          (n) Doing Business. All parties which have had any interest in the
Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state, or
(iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

          (o) CLTV, LTV; FICO Score. No Mortgage Loan that is a Second Lien Loan has a CLTV in excess of 100%. No Mortgage Loan has an LTV greater than 100%. At origination of the Mortgage Loan, the Mortgagor did not have a FICO score of less than 500;

          (p) Title Insurance. The Mortgage Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller, its successors and assigns, as to the first priority lien
(with respect to First Lien Loans) or second priority lien (with respect to
Second Lien Loans) of the Mortgage in the original principal amount of the
Mortgage Loan, subject only to the exceptions contained in clauses (1) and (2)
of paragraph (j) of this Subsection 9.02, and in the case of Adjustable Rate
Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein.
The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. The Seller, its successor and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this
Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the
Seller;

          (q) No Defaults. There is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration. With respect to each
Second Lien Loan, (i) the prior mortgage is in full force and effect, (ii) there is no default, breach, violation or event of acceleration existing under such prior mortgage or the related mortgage note, (iii) there is no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default,

                                      -29-

breach, violation or event of acceleration thereunder, and either (A) the prior mortgage contains a provision which allows or (B) applicable law requires, the mortgagee under the Second Lien Loan to receive notice of, and affords such mortgagee an opportunity to cure any default by payment in full or otherwise under the prior mortgage;

          (r) No Mechanics' Liens. There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

          (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay
wholly within the boundaries and building restriction lines of the Mortgaged
Property, and no improvements on adjoining properties encroach upon the
Mortgaged Property. The Mortgaged Property and all improvements located on or being part of the Mortgaged Property are in compliance with all applicable zoning and building laws, ordinances and regulations;

          (t) Origination; Payment Terms. The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to
Sections 203 and 211 of the Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No Mortgage Loan contains terms or provisions which would result in negative amortization. Unless otherwise noted on the
Mortgage Loan Schedule, principal payments on the Mortgage Loan commenced no more than sixty (60) days after funds were disbursed in connection with the
Mortgage Loan. The Mortgage Interest Rate as well as, with respect to Adjustable
Rate Mortgage Loans, the Lifetime Rate Cap, the Periodic Rate Floor and the
Periodic Rate Cap are as set forth on Exhibit B to each related Assignment and
Conveyance Agreement. The Mortgage Interest Rate is adjusted, with respect to
Adjustable Rate Mortgage Loans, on each Interest Rate Adjustment Date to equal the Index plus the Gross Margin (rounded up or down to the nearest 0.125%), subject to the Periodic Rate Cap. Unless specified on the related Mortgage Loan
Schedule as an interest-only loan, the Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the
Mortgage Loan fully by the stated maturity date (unless the Mortgage Loan is identified on the Mortgage Loan Schedule as a Balloon Mortgage Loan), over an original term of not more than thirty (30) years from commencement of amortization. Unless otherwise specified on the description of pool characteristics for the applicable Mortgage Loan Package delivered pursuant to
Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement, the

                                      -30-

Mortgage Loan is payable on the first day of each month. There are no
Convertible Mortgage Loans which contain a provision allowing the Mortgagor to convert the Mortgage Note from an adjustable interest rate Mortgage Note to a fixed interest rate Mortgage Note. Unless otherwise noted on the Mortgage Loan
Schedule, the Due Date of the first payment under the Mortgage Note is no more than 60 days from the date of the Mortgage Note;

          (u) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a
Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the
Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

          (v) Conformance with Agency and Underwriting Guidelines. The Mortgage
Loan was underwritten in accordance with the Underwriting Guidelines (a copy of which is attached to the related Assignment and Conveyance Agreement as Exhibit
C). The Mortgage Note and Mortgage are on forms acceptable to Freddie Mac or
Fannie Mae and no representations have been made to a Mortgagor that are inconsistent with the mortgage instruments used;

          (w) Occupancy of the Mortgaged Property. As of the Closing Date the
Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. The Seller has not received notification from any
Governmental Authority that the Mortgaged Property is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be. The Seller has not received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate. Unless otherwise noted on the Mortgage Loan Schedule, the Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor's primary residence;

          (x) No Additional Collateral. The Mortgage Note is not and has not
been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (j) above;

          (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the
Mortgage (or in the case of a substitution of trustee, is named in a properly recorded substitution of trustee), and no fees or expenses are or

                                      -31-

will become payable by the Purchaser, the Custodian or the Interim Servicer to
the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

          (z) Acceptable Investment. There are no circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor, the
Mortgage File or the Mortgagor's credit standing that can reasonably be expected to cause private institutional investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan, or cause the
Mortgage Loan to prepay during any period materially faster or slower than the mortgage loans originated by the Seller generally. No Mortgaged Property is located in a state, city, county or other local jurisdiction which the Purchaser has determined in its sole good faith discretion would cause the related
Mortgage Loan to be ineligible for whole loan sale or securitization in a transaction consistent with the prevailing sale and securitization industry
(including, without limitation, the practice of the rating agencies) with respect to substantially similar mortgage loans;

          (aa) Delivery of Mortgage Documents. The Mortgage Note, the Mortgage,
the Assignment of Mortgage and any other documents required to be delivered under this Agreement for each Mortgage Loan have been delivered to the
Custodian. The Seller is in possession of a complete, true and accurate Mortgage
File in compliance with Exhibit A hereto, except for such documents the originals of which have been delivered to the Custodian, and the Seller has retained copies thereof;

          (bb) Condominiums/Planned Unit Developments. If the Mortgaged Property
is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project is (i) acceptable to Fannie Mae or Freddie Mac or (ii) located in a condominium or planned unit development project which has received project approval from
Fannie Mae or Freddie Mac. The representations and warranties required by Fannie
Mae with respect to such condominium or planned unit development have been satisfied and remain true and correct;

          (cc) Transfer of Mortgage Loans. Except with respect to MERS
Designated Mortgage Loans, the Assignment of Mortgage with respect to each
Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

          (dd) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the
Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the
Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder;

          (ee) No Balloon Mortgage Loans. The Mortgage Loan is not a Balloon
Mortgage Loan unless specifically listed on the Mortgage Loan Schedule;

                                      -32-

          (ff) No Buydown Provisions; No Graduated Payments or Contingent
Interests. The Mortgage Loan does not contain provisions pursuant to which
Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the
Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The
Mortgage Loan is not a graduated payment mortgage loan, and the Mortgage Loan does not have a shared appreciation or other contingent interest feature. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and the Seller has not
financed nor does it own directly or indirectly, any equity of any form in the
Mortgaged Property or the Mortgagor;

          (gg) Consolidation of Future Advances. Any future advances made to the
Mortgagor prior to the applicable Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term.
The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first or second, as applicable, lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence acceptable to Fannie Mae and
Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

          (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. There
is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the
Mortgage Loan or the use for which the premises were intended and each Mortgaged
Property is in good repair. There have not been any condemnation proceedings with respect to the Mortgaged Property and the Seller has no knowledge of any such proceedings in the future;

          (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments.
The origination, servicing and collection practices with respect to the Mortgage
Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper.
With respect to escrow deposits and Escrow Payments (other than with respect to
Second Lien Loans for which the mortgagee under the prior mortgage lien is collecting Escrow Payments), all such payments are in the possession of Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. Each Mortgage Loan is covered by a paid in full, life of loan, tax service contract that has been assigned without penalty, premium or cost to the Purchaser. All Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage or the Mortgage Note.
All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the

                                      -33-

Mortgage Note, another index was selected for determining the Mortgage Interest
Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. Any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage
Interest Rate and the Monthly Payment adjustments have been delivered. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

          (jj) Mortgage Loan Attributes: The Mortgage Loan has the
characteristics set forth on Exhibit B to the related Assignment and Conveyance
Agreement;

          (kk) Other Insurance Policies; No Defense to Coverage. No action, inaction or event has occurred and no state of facts exists or has existed on or prior to the Closing Date that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable primary mortgage insurance policy, hazard insurance policy or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured), irrespective of the cause of such failure of coverage. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or by any officer, director, or employee of the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

          (ll) No Violation of Environmental Laws. The Mortgaged Property is
free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation.
There is no pending action or proceeding directly involving the Mortgaged
Property in which compliance with any environmental law, rule or regulation is an issue; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

          (mm) Servicemembers' Civil Relief Act. The Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers' Civil Relief Act of 1940, as amended, or any similar state statute;

          (nn) Appraisal. The Seller has delivered to the Purchaser an appraisal of the Mortgaged Property signed prior to the approval of the Mortgage application by an appraiser qualified under Fannie Mae and Freddie Mac guidelines who (i) is licensed in the state where the Mortgaged Property is located, (ii) has no interest, direct or indirect, in the Mortgaged Property or in any Loan or the security therefor, and (iii) does not receive compensation that is affected by the approval or disapproval of the Mortgage Loan. The appraisal shall have been made within one hundred eighty (180) days of the origination of the Mortgage Loan and shall be completed in compliance with the
Uniform Standards of Professional Appraisal Practice, and all applicable

                                      -34-

Federal and state laws and regulations. If the appraisal was made more than one hundred twenty (120) days before the origination of the Mortgage Loan, the
Seller shall have received and delivered to the Purchaser a recertification of the appraisal;

          (oo) Disclosure Materials. The Mortgagor has, to the extent required by applicable law, executed a statement to the effect that the Mortgagor has, received all disclosure materials required by applicable law and the Seller has complied with all applicable law with respect to the making of the Mortgage
Loans. The Seller shall cause the Interim Servicer to maintain such statement in the Mortgage File;

          (pp) Construction or Rehabilitation of Mortgaged Property. The
Mortgage Loan was not made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged
Property;

          (qq) No Defense to Insurance Coverage. No action has been taken or failed to be taken, no event has occurred and no state of facts exists or has existed on or prior to the Closing Date (whether or not known to the Seller on or prior to such date) which has resulted or will result in an exclusion from, denial of, or defense to coverage under any primary mortgage insurance
(including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Seller, the related Mortgagor or any party involved in the application for such coverage, including the appraisal, plans and specifications and other exhibits or documents submitted therewith to the insurer under such insurance policy, or for any other reason under such coverage, but not including the failure of such insurer to pay by reason of such insurer's breach of such insurance policy or such insurer's financial inability to pay. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

          (rr) Qualified Mortgage. The Mortgage Loan is a qualified mortgage under Section 860G(a)(3) of the Code;

          (ss) Credit Information. As to each consumer report (as defined in the
Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Seller to the Purchaser, that Seller has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded by the terms of the Mortgage Loan Documents from furnishing the same to any subsequent or prospective purchaser of such Mortgage. The Seller shall hold the Purchaser harmless from any and all damages, losses, costs and expenses (including attorney's fees) arising from disclosure of credit information in connection with the Purchaser's secondary marketing operations and the purchase and sale of mortgages. The Seller has in its capacity as servicer, for each Mortgage Loan, fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union
Credit Information Company (three of the credit

                                      -35-

repositories), on a monthly basis. This representation is a Deemed Material
Breach Representation;

          (tt) Leaseholds. If the Mortgage Loan is secured by a long-term residential lease, (1) the lessor under the lease holds a fee simple interest in the land; (2) the terms of such lease expressly permit the mortgaging of the leasehold estate, the assignment of the lease without the lessor's consent and the acquisition by the holder of the Mortgage of the rights of the lessee upon foreclosure or assignment in lieu of foreclosure or provide the holder of the
Mortgage with substantially similar protections; (3) the terms of such lease do not (a) allow the termination thereof upon the lessee's default without the holder of the Mortgage being entitled to receive written notice of, and opportunity to cure, such default, (b) allow the termination of the lease in the event of damage or destruction as long as the Mortgage is in existence, (c)
prohibit the holder of the Mortgage from being insured (or receiving proceeds of insurance) under the hazard insurance policy or policies relating to the
Mortgaged Property or (d) permit any increase in rent other than pre-established increases set forth in the lease; (4) the original term of such lease is not less than fifteen (15) years; (5) the term of such lease does not terminate earlier than five years after the maturity date of the Mortgage Note; and (6)
the Mortgaged Property is located in a jurisdiction in which the use of leasehold estates in transferring ownership in residential properties is a widely accepted practice;

          (uu) Prepayment Penalty. The Mortgage Loan is subject to a prepayment penalty as provided in the related Mortgage Note except as set forth on Exhibit
B to each related Assignment and Conveyance Agreement. With respect to each
Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable and will be enforced by the Seller for the benefit of the
Purchaser, and each prepayment penalty is permitted pursuant to federal, state and local law. Each such prepayment penalty is in an amount equal to the maximum amount permitted under applicable law and no such prepayment penalty may provide for a term in excess of five (5) years with respect to Mortgage Loans originated prior to October, 1, 2002. With respect to Mortgage Loans originated on or after
October 1, 2002, the duration of the prepayment period shall not exceed three
(3) years from the date of the Mortgage Note unless the Mortgage Loan was modified to reduce the prepayment period to no more than three (3) years from the date of such Mortgage Note and the Mortgagor was notified in writing of such reduction in the prepayment period. With respect to any Mortgage Loan that contains a provision permitting imposition of a prepayment penalty upon a prepayment prior to maturity: (i) the Mortgage Loan provides some benefit to the
Mortgagor (e.g., a rate or fee reduction) in exchange for accepting such prepayment penalty, (ii) prior to the Mortgage Loan origination, the Mortgagor was offered the option of obtaining a mortgage loan that did not require payment of such a penalty and (iii) the prepayment penalty was adequately disclosed to the Mortgagor in the loan documents pursuant to applicable state, local and federal law. This representation is a Deemed Material Breach Representation;

          (vv) Assumability. With respect to each Adjustable Rate Mortgage Loan, the Mortgage Loan Documents provide that after the related first Interest Rate
Adjustment Date, a related Mortgage Loan may only be assumed if the party assuming such Mortgage Loan meets certain credit requirements stated in the
Mortgage Loan Documents;

                                      -36-

          (ww) Conversion to Fixed Interest Rate. With respect to Adjustable
Rate Mortgage Loans, the Mortgage Loan is not a Convertible Mortgage Loan;

          (xx) Escrow Analysis. With respect to each Mortgage, the Seller has within the last twelve months (unless such Mortgage was originated within such twelve month period) analyzed the required Escrow Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

          (yy) Predatory Lending Regulations. No Mortgage Loan is a High Cost
Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after
October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending
Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law. The Mortgaged Property is not located in a jurisdiction where a breach of this representation with respect to the related Mortgage Loan may result in additional assignee liability to the Purchaser, as determined by Purchaser in its reasonable discretion. This representation is a Deemed Material Breach
Representation;

          (zz) Single-Premium Credit Life Insurance Policy. No Mortgagor was
required to purchase any single premium credit insurance policy (e.g., life, disability, accident, unemployment or property insurance policy) or debt cancellation agreement as a condition of obtaining the extension of credit. No
Mortgagor obtained a prepaid single-premium credit insurance policy (e.g., life, disability, accident, unemployment or property insurance policy) in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies or debt cancellation agreements as part of the origination of, or as a condition to closing, such Mortgage Loan. This representation is a Deemed Material Breach
Representation;

          (aaa) Regarding the Mortgagor. The Mortgagor is one or more natural persons and/or trustees for an Illinois land trust or a trustee under a "living trust" and such "living trust" is in compliance with Fannie Mae guidelines for such trusts;

          (bbb) Insurance. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser;

          (ccc) Simple Interest Mortgage Loans. The Mortgage Loan is not a
simple interest Mortgage Loan;

          (ddd) Flood Certification Contract. The Mortgage Loan is covered by a paid in full, life of loan, transferable flood certification contract that has been assigned without penalty, cost or premium to the Purchaser;

                                      -37-

          (eee) Consent. Either (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File;

          (fff) Origination Date. Unless otherwise noted on the related Mortgage
Loan Schedule, the date of origination of the Mortgage Loan shall be no earlier than three (3) months prior to the date such Mortgage Loan is first purchased by the Purchaser;

          (ggg) No Exception. The Custodian has not noted any material exceptions on an Exception Report (as defined in the Custodial Agreement) with respect to the Mortgage Loan which would materially adversely affect the
Mortgage Loan or the Purchaser's ownership of the Mortgage Loan, unless consented to by the Purchaser;

          (hhh) Mortgage Submitted for Recordation. The Mortgage either has been or will promptly be submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located;

          (iii) Endorsements. The Mortgage Note has been endorsed by Seller for its own account and not as a fiduciary, trustee, trustor or beneficiary under a trust agreement;

          (jjj) Accuracy of Information. All information provided to the
Purchaser by the Seller with respect to the Mortgage Loan is accurate in all material respects;

          (kkk) Mortgagor Bankruptcy. On or prior to the date sixty (60) days after the related Closing Date, the Mortgagor has not filed or will not file a bankruptcy petition or has not become the subject or will not become the subject of involuntary bankruptcy proceedings or has not consented to or will not consent to the filing of a bankruptcy proceeding against it or to a receiver being appointed in respect of the related Mortgaged Property;

          (lll) No Construction Loans. No Mortgage Loan was made in connection with (a) facilitating the trade-in or exchange of a Mortgaged Property or (b)
the construction or rehabilitation of a Mortgaged Property, unless the Mortgage
Loan is a construction-to-permanent mortgage loan listed on the Mortgage Loan
Schedule which has been fully disbursed, all construction work is complete and a completion certificate has been issued;

          (mmm) No Equity Participation. No document relating to the Mortgage
Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the
Mortgaged Property or the Mortgagor and Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the
Mortgagor;

          (nnn) Proceeds of Mortgage Loan. The proceeds of the Mortgage Loan have not been and shall not be used to satisfy, in whole or in part, any debt owed or owing by the Mortgagor to Seller or any Affiliate or correspondent thereof unless such debt was originated more than twenty-four (24) months prior to the origination of such Mortgage Loan;

                                      -38-

          (ooo) No Arbitration. No Mortgagor with respect to any Mortgage Loan originated on or after August 1, 2004 agreed to submit to arbitration to resolve any dispute arising out of or relating in any way to the mortgage loan transaction. This representation is a Deemed Material Breach Representation;

          (ppp) Origination Practices/No Steering. The Mortgagor was not
encouraged or required to select a Mortgage Loan product offered by the Mortgage
Loan's originator which is a higher cost product designed for less creditworthy borrowers, unless at the time of the Mortgage Loan's origination, such Mortgagor did not qualify taking into account such facts as, without limitation, the
Mortgage Loan's requirements and the Mortgagor's credit history, income, assets and liabilities and debt-to-income ratios for a lower-cost credit product then offered by the Mortgage Loan's originator or any affiliate of the Mortgage
Loan's originator. IF, AT THE TIME OF LOAN APPLICATION, THE MORTGAGOR MAY HAVE
QUALIFIED FOR A LOWER-COST CREDIT PRODUCT THEN OFFERED BY ANY MORTGAGE LENDING
AFFILIATE OF THE MORTGAGE LOAN'S ORIGINATOR, THE MORTGAGE LOAN'S ORIGINATOR
REFERRED THE MORTGAGOR'S APPLICATION TO SUCH AFFILIATE FOR UNDERWRITING
CONSIDERATION. For a Mortgagor who seeks financing through a Mortgage Loan originator's higher-priced subprime lending channel, the Mortgagor was directed towards or offered the Mortgage Loan originator's standard mortgage line if the
Mortgagor was able to qualify for one of the standard products. This representation is a Deemed Material Breach Representation;

          (qqq) Underwriting Methodology. The methodology used in underwriting the extension of credit for each Mortgage Loan does not rely solely on the extent of the Mortgagor's equity in the collateral as the principal determining factor in approving such extension of credit. The methodology employed objective criteria such as the Mortgagor's income, assets and liabilities, to the proposed mortgage payment and, based on such methodology, the Mortgage Loan's originator made a reasonable determination that at the time of origination the Mortgagor had the ability to make timely payments on the Mortgage Loan. Such underwriting methodology confirmed that at the time of origination (application/approval) the
Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan.
This representation is a Deemed Material Breach Representation;

          (rrr) Points and Fees. No Mortgagor was charged "points and fees"
(whether or not financed) in an amount greater than (i) $1,000, or (ii) 5% of the principal amount of such Mortgage Loan, whichever is greater. For purposes of this representation, such 5% limitation is calculated in accordance with
Fannie Mae's anti-predatory lending requirements as set forth in the Fannie Mae
Guides and "points and fees" (x) include origination, underwriting, broker and finder fees and charges that the mortgagee imposed as a condition of making the
Mortgage Loan, whether they are paid to the mortgagee or a third party; and (y)
exclude bona fide discount points, fees paid for actual services rendered in connection with the origination of the Mortgage Loan (such as attorneys' fees, notaries fees and fees paid for property appraisals, credit reports, surveys, title examinations and extracts, flood and tax certifications and home inspections), the cost of mortgage insurance or credit-risk price adjustments, the costs of title, hazard and flood insurance policies, state and local transfer taxes or fees, escrow deposits for the future payment of taxes and insurance premiums, and other miscellaneous fees and charges which miscellaneous fees and charges, in total, do not exceed 0.25% of the principal amount of such
Mortgage Loan. This representation is a Deemed Material Breach Representation;

                                      -39-

          (sss) Fees Charges. All fees and charges (including finance charges)
and whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan has been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. This representation is a Deemed Material Breach
Representation; and

          (ttt) Second Lien Mortgage Loans. With respect to each Second Lien
Loan: (1) the related First Lien Loan does not permit negative amortization; (2)
where required or customary in the jurisdiction in which the Mortgaged Property is located, the original lender has filed for record a request for notice of any action by the related senior lienholder, and the Seller has notified such second lienholder in writing of the existence of the Second Lien Loan and requested notification of any action to be taken against the Mortgagor by such senior lienholder; either (a) no consent for the Second Lien Loan is required by the holder of the related First Lien Loan or (b) such consent has been obtained and is contained in the related Mortgage File; (3) to the best of Seller's knowledge, the related First Lien Loan is in full force and effect, and there is no default lien, breach, violation or event which would permit acceleration existing under such First Lien Loan or Mortgage Note, and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration under such First Lien Loan; (4) the related First Lien
Mortgage contains a provision which provides for giving notice of default or breach to the mortgagee under the Mortgage Loan and allows such mortgagee to cure any default under the related First Lien Mortgage; and (5) the related
Mortgaged Property is the Mortgagor's principal residence. This representation is a Deemed Material Breach Representation.

          Subsection 9.03. Remedies for Breach of Representations and
Warranties.

          It is understood and agreed that the representations and warranties set forth in Subsections 9.01 and 9.02 shall survive the sale of the Mortgage
Loans to the Purchaser and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or
Assignment of Mortgage or the examination or failure to examine any Mortgage
File. Upon discovery by either the Seller or the Purchaser of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other.

          Within sixty (60) days of the earlier of either discovery by or notice to the Seller of any breach of a representation or warranty which materially and adversely affects the value of the Mortgage Loans or the interest of the
Purchaser therein (or which materially and adversely affects the value of the applicable Mortgage Loan or the interest of the Purchaser therein in the case of a representation and warranty relating to a particular Mortgage Loan), the
Seller shall use its best efforts promptly to cure such breach in all material respects and, if such breach cannot be cured, the Seller shall, at the
Purchaser's option, repurchase such Mortgage Loan at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase. Notwithstanding the above sentence, (i) within sixty (60) days of the earlier of either discovery by, or notice to, the Seller of any breach of the representation and warranty set forth in clause (rr) of Subsection 9.02, the
Seller shall repurchase such Mortgage Loan at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase and
(ii) any breach of a Deemed Material Breach Representation shall automatically be deemed to

                                      -40-

materially and adversely affect the value of the Mortgage Loan and the interest of the Purchaser therein. In the event that a breach shall involve any representation or warranty set forth in Subsection 9.01, and (except as provided in the preceding sentence with respect to certain breaches for which no cure is permitted) such breach cannot be cured within sixty (60) days of the earlier of either discovery by or notice to the Seller of such breach, all of the Mortgage
Loans shall, at the Purchaser's option, be repurchased by the Seller at the
Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase. However, if the breach shall involve a representation or warranty set forth in Subsection 9.02 (other than the representations and warranties set forth in clause (rr) of such Subsection or any Deemed Material
Breach Representation) and the Seller discovers or receives notice of any such breach within one hundred twenty (120) days of the related Closing Date, the
Seller shall, at the Purchaser's option and provided that the Seller has a
Qualified Substitute Mortgage Loan, rather than repurchase the Mortgage Loan as provided above, remove such Mortgage Loan (a "Deleted Mortgage Loan") and substitute in its place a Qualified Substitute Mortgage Loan or Loans, provided that any such substitution shall be effected not later than one hundred twenty
(120) days after the related Closing Date. If the Seller has no Qualified
Substitute Mortgage Loan, it shall repurchase the deficient Mortgage Loan. Any repurchase of a Mortgage Loan or Loans pursuant to the foregoing provisions of this Subsection 9.03 shall be accomplished by either (a) if the Interim
Servicing Agreement has been entered into and is in effect, deposit in the
Custodial Account of the amount of the Repurchase Price for distribution to the
Purchaser on the next scheduled Remittance Date, after deducting therefrom any amount received in respect of such repurchased Mortgage Loan or Loans and being held in the Custodial Account for future distribution or (b) if the Interim
Servicing Agreement has not been entered into or is no longer in effect, by direct remittance of the Repurchase Price to the Purchaser or its designee in accordance with the Purchaser's instructions.

          At the time of repurchase or substitution, the Purchaser and the
Seller shall arrange for the reassignment of the Deleted Mortgage Loan to the
Seller and the delivery to the Seller of any documents held by the Custodian relating to the Deleted Mortgage Loan. In the event of a repurchase or substitution, the Seller shall, simultaneously with such reassignment, give written notice to the Purchaser that such repurchase or substitution has taken place, amend the Mortgage Loan Schedule to reflect the withdrawal of the Deleted
Mortgage Loan from this Agreement, and, in the case of substitution, identify a
Qualified Substitute Mortgage Loan and amend the Mortgage Loan Schedule to reflect the addition of such Qualified Substitute Mortgage Loan to this
Agreement. In connection with any such substitution, the Seller shall be deemed to have made as to such Qualified Substitute Mortgage Loan the representations and warranties set forth in this Agreement except that all such representations and warranties set forth in this Agreement shall be deemed made as of the date of such substitution. The Seller shall effect such substitution by delivering to the Custodian or to such other party as the Purchaser may designate in writing for such Qualified Substitute Mortgage Loan the documents required by Subsection
6.03, with the Mortgage Note endorsed as required by Subsection 6.03. No substitution will be made in any calendar month after the Determination Date for such month. The Seller shall cause the Interim Servicer to remit directly to the
Purchaser, or its designee in accordance with the Purchaser's instructions the
Monthly Payment less the Servicing Fee due, if any, on such Qualified Substitute
Mortgage Loan or Loans in the month following the date of such substitution.
Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution shall be retained by the Seller. For the month of substitution,

                                      -41-

distributions to the Purchaser shall include the Monthly Payment due on any
Deleted Mortgage Loan in the month of substitution, and the Seller shall thereafter be entitled to retain all amounts subsequently received by the Seller in respect of such Deleted Mortgage Loan.

          For any month in which the Seller substitutes a Qualified Substitute
Mortgage Loan for a Deleted Mortgage Loan, the Seller shall determine the amount
(if any) by which the aggregate principal balance of all Qualified Substitute
Mortgage Loans as of the date of substitution is less than the aggregate Stated
Principal Balance of all Deleted Mortgage Loans (after application of scheduled principal payments due in the month of substitution). The amount of such shortfall shall be distributed by the Seller directly to the Purchaser or its designee in accordance with the Purchaser's instructions within two (2) Business
Days of such substitution.

          In addition to such repurchase or substitution obligation, the Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents and hold such parties harmless against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of any representation or warranty contained in this Agreement or any
Reconstitution Agreement. It is understood and agreed that the obligations of the Seller set forth in this Subsection 9.03 to cure, substitute for or repurchase a defective Mortgage Loan and to indemnify the Purchaser and
Successor Servicer as provided in this Subsection 9.03 and Subsection 14.01 constitute the sole remedies of the Purchaser and Successor Servicer respecting a breach of the foregoing representations and warranties. For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the
Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

          Any cause of action against the Seller relating to or arising out of the breach of any representations and warranties made in Subsections 9.01 and
9.02 shall accrue as to any Mortgage Loan upon (i) discovery of such breach by the Purchaser or notice thereof by the Seller to the Purchaser, (ii) failure by the Seller to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Seller by the Purchaser for compliance with this Agreement.

          Subsection 9.04. Repurchase of Mortgage Loans That Prepay in Full.

          If any Mortgage Loan is prepaid within ninety (90) days from and after the related Closing Date, the Seller shall pay to the Purchaser, within three
(3) business days of such prepayment in full, an amount equal to the Premium
Percentage multiplied by the outstanding principal balance of such Mortgage Loan as of the date of such prepayment in full.

                                      -42-

          Subsection 9.05. Repurchase of Mortgage Loans with First Payment
Defaults.

          (a) If the related Mortgagor is delinquent with respect to the
Mortgage Loan's first Monthly Payment after origination of such Mortgage Loan, the Seller, at the Purchaser's option exercised in its sole discretion, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the percentage of par as stated in the related Purchase Price and Terms Agreement
(subject to adjustment as provided therein) multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such Mortgage Loan.

          (b) If the related Mortgagor is delinquent with respect to the
Mortgage Loan's Monthly Payment due in the month in which the related Closing
Date occurs or the Monthly Payment due in the first calendar month following the month in which the related Closing Date occurs, in each case on its due date or within the grace period, all in accordance with the terms of the related
Mortgage Note, the Seller, at the Purchaser's option exercised in its sole discretion, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the percentage of par as stated in the related Purchase Price and Terms
Agreement (subject to adjustment as provided therein) multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such Mortgage Loan.

          Subsection 9.06. Purchaser's Right to Review.

          From the related Closing Date until ninety (90) days after such
Closing Date, the Purchaser shall have the right to review each Mortgage File and Credit File, to conduct property inspections, obtain appraisal recertifications, drive-by appraisals, brokers price opinions and otherwise to underwrite the Mortgage Loans and to reject any Mortgage Loan which in the
Purchaser's sole opinion is an unacceptable investment. In the event that the
Purchaser so rejects any Mortgage Loan, the Seller shall, no later than five (5)
Business Days following receipt of notice of such rejection, repurchase the rejected Mortgage Loan in the manner prescribed in Subsection 9.03 hereof at the
Purchase Price, together with accrued and unpaid interest at the Mortgage
Interest Rate through the date of repurchase. Any rejected Mortgage Loan shall be removed from the terms of this Agreement.

          All rights of the Purchaser under this Subsection 9.06 shall terminate upon the transfer of any Mortgage Loan to any other Purchaser.

          Notwithstanding the foregoing, the fact that the Purchaser or its designee has conducted or failed to conduct the review/due diligence procedures specified above or any other partial or complete examination of the Mortgage
Files or Credit Files shall not impair in any way the Purchaser's or any of its successors' rights to demand repurchase, substitution or any other remedy provided under this Agreement.

                                      -43-

          SECTION 10. Closing.

          The closing for the purchase and sale of each Mortgage Loan Package shall take place on the related Closing Date. At the Purchaser's option, the
Closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

          The closing for the Mortgage Loans to be purchased on each Closing
Date shall be subject to each of the following conditions:

          (a)  at least two Business Days prior to the related Closing Date, the
               Seller shall deliver to the Purchaser, in electronic format acceptable to the Purchaser in its sole discretion, a listing on a loan-level basis of the necessary information to compute the
               Purchase Price of the Mortgage Loans delivered on the Closing
               Date (including accrued interest), and prepare a Mortgage Loan
               Schedule;

          (b)  all of the representations and warranties of the Seller under this Agreement and of the Interim Servicer under the Interim
               Servicing Agreement (with respect to each Mortgage Loan for an interim period, as specified therein) shall be true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement or an Event of Default under the
               Interim Servicing Agreement;

          (c)  the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all closing documents as specified in Section 11 of this Agreement, in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

          (d)  the Seller shall have delivered and released to the Custodian all documents required pursuant to this Agreement; and

          (e)  all other terms and conditions of this Agreement and the related
               Purchase Price and Terms Agreement shall have been complied with.

          Subject to the foregoing conditions, the Purchaser shall pay to the
Seller on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 4 of this Agreement, by wire transfer of immediately available funds to the account designated by the Seller.

                                      -44-

          SECTION 11. Closing Documents.

          The Closing Documents for the Mortgage Loans to be purchased on each
Closing Date shall consist of fully executed originals of the following documents:

          1.   this Agreement (to be executed and delivered only for the initial
               Closing Date);

          2.   the Interim Servicing Agreement, dated as of the initial Cut-off
               Date, in the form of Exhibit B hereto (to be executed and
               delivered only for the initial Closing Date);

          3.   with respect to the initial Closing Date, the Custodial
               Agreement, dated as of the initial Cut-off Date;

          4.   the related Mortgage Loan Schedule, segregated by Mortgage Loan
               Package, one copy to be attached hereto, one copy to be attached to the Custodian's counterpart of the Custodial Agreement, and one copy to be attached to the related Assignment and Conveyance as the Mortgage Loan Schedule thereto;

          5.   a Custodian's Certification, as required under the Custodial
               Agreement, in the form of Exhibit G-1 to the Custodial Agreement;

          6.   with respect to the initial Closing Date, a Custodial Account
               Letter Agreement or a Custodial Account Certification, as
               applicable, as required under the Interim Servicing Agreement;

          7.   with respect to the initial Closing Date, an Escrow Account
               Letter Agreement or an Escrow Account Certification, as
               applicable, as required under the Interim Servicing Agreement;

          8.   with respect to the initial Closing Date, an Officer's
               Certificate, in the form of Exhibit C hereto with respect to each of the Seller and the Interim Servicer, including all attachments hereto; with respect to subsequent Closing Dates, an Officer's
               Certificate upon request of the Purchaser;

          9.   with respect to the initial Closing Date, an Opinion of Counsel of each of the Seller and the Interim Servicer (who may be an employee of the Seller or the Interim Servicer, as applicable), in the form of Exhibit D hereto ("Opinion of Counsel of the
               Seller"); with respect to subsequent Closing Dates, an Opinion of
               Counsel of the Seller upon request of the Purchaser;

          10.  with respect to the initial Closing Date, an Opinion of Counsel of the Custodian (who may be an employee of the Custodian), in the form of an Exhibit to the Custodial Agreement;

                                      -45-

          11.  a Security Release Certification, in the form of Exhibit E or F, as applicable, hereto executed by any person, as requested by the
               Purchaser, if any of the Mortgage Loans have at any time been subject to any security interest, pledge or hypothecation for the benefit of such person;

          12.  a certificate or other evidence of merger or change of name, signed or stamped by the applicable regulatory authority, if any of the Mortgage Loans were acquired by the Seller by merger or acquired or originated by the Seller while conducting business under a name other than its present name, if applicable;

          13.  with respect to the initial Closing Date, the Underwriting
               Guidelines to be attached to the related Assignment and
               Conveyance as Exhibit C;

          14.  Assignment and Conveyance Agreement in the form of Exhibit H hereto;

          15.  Exhibit B to the related Assignment and Conveyance Agreement; and

          16.  a MERS Report reflecting the Purchaser as Investor and no Person as Interim Funder for each MERS Designated Mortgage Loan.

          The Seller shall bear the risk of loss of the closing documents until such time as they are received by the Purchaser or its attorneys.

          SECTION 12. Costs.

          The Purchaser shall pay any commissions due its salesmen and the legal fees and expenses of its attorneys and custodial fees. All other costs and expenses incurred in connection with the transfer and delivery of the Mortgage
Loans and the Servicing Rights including recording fees, fees for title policy endorsements and continuations, fees for recording Assignments of Mortgage, and the Seller's attorney's fees, shall be paid by the Seller.

          SECTION 13. Cooperation of Seller with a Reconstitution.

          The Seller and the Purchaser agree that with respect to some or all of the Mortgage Loans, after each Closing Date, on one or more dates (each, a
"Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a Reconstitution of some or all of the Mortgage Loans then subject to this
Agreement, without recourse, to:

               a)   Fannie Mae under its Cash Purchase Program or MBS Program
                    (Special Servicing Option) (each, a "Fannie Mae Transfer");
                    or

               b)   Freddie Mac (the "Freddie Mac Transfer"); or

               c)   one or more third party purchasers in one or more Whole Loan
                    Transfers; or

                                      -46-

               d)   one or more trusts or other entities to be formed as part of one or more Securitization Transactions.

          The Seller agrees to execute in connection with any Agency Transfer, any and all reasonably acceptable pool purchase contracts, and/or agreements among the Purchaser, the Seller, Fannie Mae or Freddie Mac (as the case may be)
and any servicer in connection with a Whole Loan Transfer, a seller's warranties and servicing agreement or a participation and servicing agreement in form and substance reasonably acceptable to the parties, and in connection with a
Securitization Transaction, a pooling and servicing agreement in form and substance reasonably acceptable to the parties or an Assignment and Recognition
Agreement substantially in the form attached hereto as Exhibit J (collectively, the agreements referred to herein are designated, the "Reconstitution
Agreements"), together with an opinion of counsel with respect to such
Reconstitution Agreements.

          With respect to each Whole Loan Transfer and each Securitization
Transaction entered into by the Purchaser, the Seller agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser; (3) to restate the representations and warranties set forth in this Agreement and the Interim
Servicing Agreement as of the related Reconstitution Date or make the representations and warranties set forth in the related selling/servicing guide of the servicer or issuer, as the case may be, or such representations or warranties as may be required by any Rating Agency or prospective purchaser of the related securities or such Mortgage Loans, in connection with such
Reconstitution. The Seller shall provide to such servicer or issuer, as the case may be, and any other participants or purchasers in such Reconstitution: (i) any and all information and appropriate verification of information which may be reasonably available to the Seller or its affiliates, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request; and (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Seller or the Interim Servicer as are reasonably believed necessary by the Purchaser or any such other participant;
and (iii) to execute, deliver and satisfy all conditions set forth in any indemnity agreement required by the Purchaser or any such participant, including, without limitation, an Indemnification and Contribution Agreement in substantially the form attached hereto as Exhibit K. Moreover, the Seller agrees to cooperate with all reasonable requests made by the Purchaser to effect such
Reconstitution Agreements. The Seller shall indemnify the Purchaser, each affiliate of the Purchaser participating in the Reconstitution and each Person who controls the Purchaser or such affiliate and their respective present and former directors, officers, employees and agents, and hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that each of them may sustain in any way related to any information provided by or on behalf of the Seller regarding the Seller, the Seller's servicing practices or performance, the Mortgage Loans or the Underwriting
Guidelines set forth in any offering document prepared in connection with any
Reconstitution. For purposes of the previous sentence, "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all
Persons who previously were "Purchasers" under this Agreement.

                                      -47-

          In the event the Purchaser has elected to have the Interim Servicer or the Seller hold record title to the Mortgages, prior to the Reconstitution Date, the Interim Servicer or the Seller shall prepare an assignment of mortgage in blank or to the prospective purchaser or trustee, as applicable, from the
Interim Servicer or the Seller, as applicable, acceptable to the prospective purchaser or trustee, as applicable, for each Mortgage Loan that is part of the
Reconstitution and shall pay all preparation and recording costs associated therewith. In connection with the Reconstitution, the Interim Servicer shall execute or shall cause the Seller to execute each Assignment of Mortgage (except with respect to each MERS Designated Mortgage Loan), track such Assignments of
Mortgage to ensure they have been recorded and deliver them as required by the prospective purchaser or trustee, as applicable, upon the Interim Servicer's receipt thereof. Additionally, the Interim Servicer shall prepare and execute or shall cause the Seller to execute, at the direction of the Purchaser, any note endorsement in connection with any and all seller/servicer agreements.

          All Mortgage Loans not sold or transferred pursuant to a
Reconstitution shall remain subject to this Agreement and, if the Interim
Servicing Agreement shall remain in effect with respect to the related Mortgage
Loan Package, shall continue to be serviced in accordance with the terms of this
Agreement and the Interim Servicing Agreement and with respect thereto this
Agreement shall remain in full force and effect.

          SECTION 14. The Seller.

          Subsection 14.01. Additional Indemnification by the Seller; Third
Party Claims.

          (a) The Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents, and hold such parties harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees (including legal fees incurred in connection with the enforcement of the Seller's indemnification obligation under this Section 14.01)
and related costs, judgments, and any other costs, fees and expenses that such parties may sustain in any way related to the failure of the Seller to perform its duties and the Interim Servicer to service the Mortgage Loans in strict compliance with the terms of this Agreement or any Reconstitution Agreement entered into pursuant to Section 13 or any breach of any of Seller's representations, warranties and covenants set forth in this Agreement (provided that such costs shall not include any lost profits). For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the
Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

          (b) Promptly after receipt by an indemnified party under this Section
14.01 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 14.01, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party under this Section 14.01, except to the extent that it has been prejudiced

                                      -48-

in any material respect, or from any liability which it may have, otherwise than under this Section 14.01. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party or parties shall have reasonably concluded that there may be legal defenses available to it or them and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party for expenses incurred by the indemnified party in connection with the defense thereof unless
(i) the indemnified party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with one local counsel, if applicable)), (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party; and except that, if clause (i) or (iii) is applicable, such liability shall be only in respect of the counsel referred to in such clause (i) or (iii).

          Subsection 14.02. Merger or Consolidation of the Seller.

          The Seller will keep in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

          Any Person into which the Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the
Seller shall be a party, or any Person succeeding to the business of the Seller, shall be the successor of the Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall have a net worth of at least $30,000,000.

          SECTION 15. Financial Statements.

          The Seller understands that in connection with the Purchaser's marketing of the Mortgage Loans, the Purchaser shall make available to prospective purchasers audited financial statements of the Seller for the most recently completed three (3) fiscal years respecting which such statements are available, as well as a Consolidated Statement of Condition of the Seller at

                                      -49-

the end of the last two (2) fiscal years covered by such Consolidated Statement of Operations. The Seller shall also make available any comparable interim statements to the extent any such statements have been prepared by the Seller
(and are available upon request to members or stockholders of the Seller or the public at large). The Seller, if it has not already done so, agrees to furnish promptly to the Purchaser copies of the statements specified above. The Seller shall also make available information on its servicing performance with respect to loans serviced for others, including delinquency ratios.

          The Seller also agrees to allow reasonable access to a knowledgeable financial or accounting officer for the purpose of answering questions asked by any prospective purchaser regarding recent developments affecting the Seller or the financial statements of the Seller.

          SECTION 16. Mandatory Delivery; Grant of Security Interest.

          The sale and delivery on the related Closing Date of the Mortgage
Loans described on the related Mortgage Loan Schedule is mandatory from and after the date of the execution of the related Purchase Price and Terms
Agreement, it being specifically understood and agreed that each Mortgage Loan is unique and identifiable on the date hereof and that an award of money damages would be insufficient to compensate the Purchaser for the losses and damages incurred by the Purchaser (including damages to prospective purchasers of the
Mortgage Loans) in the event of the Seller's failure to deliver (i) each of the related Mortgage Loans or (ii) one or more Qualified Substitute Mortgage Loans or (iii) one or more Mortgage Loans otherwise acceptable to the Purchaser on or before the related Closing Date. The Seller hereby grants to the Purchaser a lien on and a continuing security interest in each Mortgage Loan and each document and instrument evidencing each such Mortgage Loan to secure the performance by the Seller of its obligations under the related Purchase Price and Terms Agreement, and the Seller agrees that it shall hold such Mortgage
Loans in custody for the Purchaser subject to the Purchaser's (i) right to reject any Mortgage Loan (or Qualified Substitute Mortgage Loan) under the terms of this Agreement and to require another Mortgage Loan (or Qualified Substitute
Mortgage Loan) to be substituted therefor, and (ii) obligation to pay the
Purchase Price for the Mortgage Loans. All rights and remedies of the Purchaser under this Agreement are distinct from, and cumulative with, any other rights or remedies under this Agreement or afforded by law or equity and all such rights and remedies may be exercised concurrently, independently or successively.

          SECTION 17. Notices.

          All demands, notices and communications hereunder shall be in writing and shall be given via email, facsimile transmission or registered or certified mail to the person at the address set forth below:

                                      -50-

               (i)  if to the Seller:

                    Rose Mortgage, Inc.
                    1160 Parsippany Boulevard
                    2nd Floor
                    Parsippany, New Jersey 07054
                    Attention: Jeffrey Pennington, Director
                    Secondary Marketing
                    Fax: 973-334-1590
                    Email: jpennington@rosemtg.com

               (ii) if to the Purchaser:

                    IXIS Real Estate Capital Inc.
                    9 West 57th Street
                    New York, New York 10019
                    Attention: Christopher Connelly
                    Fax: 212-891-6288
                    Email: c.connelly@ixiscm.com

                    with a copy to:

                    IXIS Real Estate Capital Inc.
                    9 West 57th Street
                    New York, New York 10019
                    Attention: General Counsel
                    Fax: 212-891-1922
                    Email: albert.zakes@ixiscm.com

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

          SECTION 18. Severability Clause.

          Any part, provision representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this
Agreement without regard to such invalidity.

                                      -51-

          SECTION 19. Counterparts.

          This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

          SECTION 20. Governing Law Jurisdiction; Consent to Service of Process.

          THIS AGREEMENT SHALL BE DEEMED IN EFFECT WHEN A FULLY EXECUTED
COUNTERPART THEREOF IS RECEIVED BY THE PURCHASER IN THE STATE OF NEW YORK AND
SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF NEW YORK. THIS AGREEMENT SHALL
BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT
TO ITS CHOICE OF LAW RULES AND PRINCIPLES. EACH OF THE PURCHASER AND THE SELLER
IRREVOCABLY (I) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE
STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE
SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING
RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW,
THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH
COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY
SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY
SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS
TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL
ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER.

          SECTION 21. Intention of the Parties.

          It is the intention of the parties that the Purchaser is purchasing, and the Seller is selling the Mortgage Loans and not a debt instrument of the
Seller or another security. Accordingly, the parties hereto each intend to treat the transaction for Federal income tax purposes as a sale by the Seller, and a purchase by the Purchaser, of the Mortgage Loans. Moreover, the arrangement under which the Mortgage Loans are held shall be consistent with classification of such arrangement as a grantor trust in the event it is not found to represent direct ownership of the Mortgage Loans. The Purchaser shall have the right to review the Mortgage Loans and the related Mortgage Loan Files to determine the characteristics of the Mortgage Loans which shall affect the Federal income tax consequences of owning the Mortgage Loans and the Seller shall cooperate with all reasonable requests made by the Purchaser in the course of such review.

          SECTION 22. Successors and Assigns; Assignment of Purchase Agreement.

          This Agreement shall bind and inure to the benefit of and be enforceable by the Seller and the Purchaser and the respective permitted successors and assigns of the Seller and the successors and assigns of the
Purchaser. This Agreement shall not be assigned, pledged or hypothecated by the
Seller to a third party without the prior written consent of the Purchaser,

                                      -52-

which consent may be withheld by the Purchaser in its sole discretion. This
Agreement may be assigned, pledged or hypothecated by the Purchaser in whole or in part, and with respect to one or more of the Mortgage Loans, without the consent of the Seller. There shall be no limitation on the number of assignments or transfers allowable by the Purchaser with respect to the Mortgage Loans and this Agreement. In the event the Purchaser assigns this Agreement, and the assignee assumes any of the Purchaser's obligations hereunder, the Seller acknowledges and agrees to look solely to such assignee, and not to the
Purchaser, for performance of the obligations so assumed and the Purchaser shall be relieved from any liability to the Seller with respect thereto.

          SECTION 23. Waivers.

          No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

          SECTION 24. Exhibits.

          The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

          SECTION 25. General Interpretive Principles.

          For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

          (a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

          (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

          (c) references herein to "Articles," "Sections," "Subsections,"
"Paragraphs," and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

          (d) reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

          (e) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

          (f) the term "include" or "including" shall mean without limitation by reason of enumeration.

                                      -53-

          SECTION 26. Reproduction of Documents.

          This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

          SECTION 27. Further Agreements.

          The Seller and the Purchaser each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this
Agreement.

          SECTION 28. Recordation of Assignments of Mortgage.

          To the extent permitted by applicable law, each of the Assignments of
Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or their comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected at the Seller's expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option (other than with respect to the MERS Designated Mortgage Loans).

          SECTION 29. No Solicitation.

          From and after the Closing Date, the Seller agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors on the Seller's behalf, to personally, by telephone or mail (via electronic means or otherwise), solicit the borrower or obligor under any Mortgage Loan for any purpose whatsoever, including to refinance a Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. It is understood and agreed that all rights and benefits relating to the solicitation of any Mortgagors and the attendant rights, title and interest in and to the list of such Mortgagors and data relating to their Mortgages (including insurance renewal dates) shall be transferred to the Purchaser pursuant hereto on the Closing Date and the Seller shall take no action to undermine these rights and benefits. Notwithstanding the foregoing, it is understood and agreed that promotions undertaken by the Seller or any affiliate of the Seller which are directed to the general public at large, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements shall not constitute solicitation under this Section 29.

                                      -54-

          SECTION 30. Waiver of Trial by Jury.

          THE SELLER AND THE PURCHASER EACH KNOWINGLY, VOLUNTARILY AND
INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT
IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS
AGREEMENT.

          SECTION 31. Compliance with Regulation AB

          Subsection 31.01. Intent of the Parties; Reasonableness.

          The Purchaser and the Seller acknowledge and agree that the purpose of
Section 31 of this Agreement is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. Although Regulation AB is applicable by its terms only to offerings of asset-backed securities that are registered under the
Securities Act, the Seller acknowledges that investors in privately offered securities may require that the Purchaser or any Depositor provide comparable disclosure in unregistered offerings. References in this Agreement to compliance with Regulation AB include provision of comparable disclosure in private offerings.

          Neither the Purchaser nor any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the
Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder (or the provision in a private offering of disclosure comparable to that required under the Securities Act). The Seller acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Purchaser or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Securitization Transaction, the Seller shall cooperate fully with the Purchaser to deliver to the Purchaser (including any of its assignees or designees) and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Purchaser or any Depositor to permit the Purchaser or such
Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Seller, any Third-Party Originator and the Mortgage
Loans, or the servicing of the Mortgage Loans, reasonably believed by the
Purchaser or any Depositor to be necessary in order to effect such compliance.

          The Purchaser (including any of its assignees or designees) shall cooperate with the Seller by providing timely notice of requests for information under these provisions and by reasonably limiting such requests to information required, in the Purchaser's reasonable judgment, to comply with Regulation AB.

          Subsection 31.02. Additional Representations and Warranties of the
Seller.

          (a) The Seller shall be deemed to represent to the Purchaser and to any Depositor, as of the date on which information is first provided to the
Purchaser or any Depositor

                                      -55-

under Subsection 31.03 that, except as disclosed in writing to the Purchaser or such Depositor prior to such date: (i) the Seller is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Seller; (ii) the Interim Servicer has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger;
(iii) no material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the
Interim Servicer as servicer has been disclosed or reported by the Seller; (iv)
no material changes to the Interim Servicer's policies or procedures with respect to the servicing function it will perform under the Interim Servicing
Agreement and any Reconstitution Agreement for mortgage loans of a type similar to the Mortgage Loans have occurred during the three-year period immediately preceding the related Securitization Transaction; (v) there are no aspects of the Interim Servicer's financial condition that could have a material adverse effect on the performance by the Interim Servicer of its servicing obligations under the Interim Servicing Agreement or any Reconstitution Agreement; (vi)
there are no material legal or governmental proceedings pending (or known to be contemplated) against the Seller, Interim Servicer, any Subservicer or any
Third-Party Originator; and (vii) there are no affiliations, relationships or transactions relating to the Seller, Interim Servicer, any Subservicer or any
Third-Party Originator with respect to any Securitization Transaction and any party thereto identified by the related Depositor of a type described in Item
1119 of Regulation AB.

          (b) If so requested by the Purchaser or any Depositor on any date following the date on which information is first provided to the Purchaser or any Depositor under Subsection 31.03, the Seller shall, within five (5) Business
Days following such request, confirm in writing the accuracy of the representations and warranties set forth in paragraph (a) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

          Subsection 31.03. Information to Be Provided by the Seller.

          In connection with any Securitization Transaction the Seller shall (i)
within five (5) Business Days following request by the Purchaser or any
Depositor, provide to the Purchaser and such Depositor (or, as applicable, cause each Third-Party Originator to provide), in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, the information and materials specified in paragraphs (a) and (b) of this Section, and (ii) as promptly as practicable following notice to or discovery by the Seller, provide to the Purchaser and any Depositor (in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor) the information specified in paragraph (d) of this Section.

          (a) If so requested by the Purchaser or any Depositor, the Seller shall provide such information regarding (i) the Seller, as originator of the
Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified
Correspondent), or (ii) each Third-Party Originator, as is requested for the purpose of compliance with Items 1103(a)(1), 1105, 1110, 1117 and 1119 of
Regulation AB. Such information shall include, at a minimum:

                                      -56-

               (A) the originator's form of organization;

               (B) a description of the originator's origination program and how long the originator has been engaged in originating residential mortgage loans, which description shall include a discussion of the originator's experience in originating mortgage loans of a similar type as the Mortgage
     Loans; information regarding the size and composition of the originator's origination portfolio; and information that may be material, in the good faith judgment of the Purchaser or any Depositor, to an analysis of the performance of the Mortgage Loans, including the originators'
     credit-granting or underwriting criteria for mortgage loans of similar type(s) as the Mortgage Loans and such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with
     Item 1110(b)(2) of Regulation AB;

               (C) a description of any material legal or governmental
     proceedings pending (or known to be contemplated) against the Seller and each Third-Party Originator; and

               (D) a description of any affiliation or relationship between the
     Seller, each Third-Party Originator and any of the following parties to a
     Securitization Transaction, as such parties are identified to the Seller by the Purchaser or any Depositor in writing in advance of such Securitization
     Transaction:

                    (1)  the sponsor;

                    (2)  the depositor;

                    (3)  the issuing entity;

                    (4)  any servicer;

                    (5)  any trustee;

                    (6)  any originator;

                    (7)  any significant obligor;

                    (8)  any enhancement or support provider; and

                    (9)  any other material transaction party.

          (b) If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide)
Static Pool Information with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below)
originated by (i) the Seller, if the Seller is an originator of Mortgage Loans
(including as an acquirer of Mortgage Loans from a Qualified Correspondent), and/or (ii) each Third-Party Originator. Such Static Pool Information shall be prepared by the Seller (or Third-Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(1)-(3)
of Regulation AB. To the extent that there is reasonably

                                      -57-

available to the Seller (or Third-Party Originator) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. The content of such Static Pool Information may be in the form customarily provided by the Seller, and need not be customized for the Purchaser or any Depositor. Such Static Pool Information for
each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than one hundred thirty-five (135) days prior to the date of the prospectus or other offering document in which the Static Pool Information is to be included or incorporated by reference. The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format reasonably required by the Purchaser or the Depositor, as applicable.

          Promptly following notice of discovery of a material error in Static
Pool Information provided pursuant to the immediately preceding paragraph
(including an omission to include therein information required to be provided pursuant to such paragraph), the Seller shall provide corrected Static Pool
Information to the Purchaser or any Depositor, as applicable, in the same format in which Static Pool Information was previously provided to such party by the
Seller.

          If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), such agreed-upon procedures letters of certified public accountants reasonably acceptable to the
Purchaser or Depositor, as applicable, pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after
January 1, 2006 or, in the case of Static Pool Information with respect to the
Seller's or Third-Party Originator's originations or purchases, to calendar months commencing January 1, 2006, as the Purchaser or such Depositor shall reasonably request. Such letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which may include, by way of example, any Sponsor, any Depositor and any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a
Securitization Transaction. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such
Depositor.

          (c) [Reserved].

          (d) If so requested by the Purchaser or any Depositor for the purpose of satisfying its reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Seller shall (or shall cause each
Third-Party Originator to) (i) notify the Purchaser and any Depositor in writing of (A) any material litigation or governmental proceedings pending against the
Seller or any Third-Party Originator and (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between the Seller or any Third-Party Originator and any of the parties specified in clause (D) of paragraph (a) of this Section (and any other parties identified in writing by the requesting party) with

                                      -58-

respect to such Securitization Transaction, and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships.

          Subsection 31.04. Indemnification; Remedies.

          (a) The Seller shall indemnify the Purchaser, each affiliate of the
Purchaser, the Depositor, and each of the following parties participating in a
Securitization Transaction: each sponsor and issuing entity; each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d)
under the Exchange Act with respect to such Securitization Transaction; each broker dealer acting as underwriter, placement agent or initial purchaser, each
Person who controls any of such parties or the Depositor (within the meaning of
Section 15 of the Securities Act and Section 20 of the Exchange Act); and the
respective present and former directors, officers, employees and agents of each of the foregoing and of the Depositor, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

          (i) (A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, accountants'
     letter or other material provided in written or electronic form under this
     Section 31 by or on behalf of the Seller, or provided under this Section 31 by or on behalf of any Third-Party Originator (collectively, the "Seller
     Information"), or (B) the omission or alleged omission to state in the
     Seller Information a material fact required to be stated in the Seller
     Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;
     provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Seller Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Seller Information or any portion thereof is presented together with or separately from such other information;

          (ii) any failure by the Seller or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 31; or

          (iii) any breach by the Seller of a representation or warranty set forth in Subsection 31.02(a) or in a writing furnished pursuant to
     Subsection 31.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection 31.02(b) to the extent made as of a date subsequent to such closing date.

          In the case of any failure of performance described in clause (a)(ii)
of this Section, the Seller shall promptly reimburse the Purchaser, any
Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a

                                      -59-

certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange
Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants' letter or other material not delivered as required by the Seller or any Third-Party Originator.

          (b) (i) Any failure by the Seller or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 31, or any breach by the Seller of a representation or warranty set forth in Subsection 31.02(a) or in a writing furnished pursuant to Subsection 31.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection
31.02(b) to the extent made as of a date subsequent to such closing date, shall immediately and automatically, without notice or grace period, constitute an
Event of Default with respect to the Seller under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Purchaser or
Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Interim Servicer as servicer under the Interim Servicing
Agreement and/or any applicable Reconstitution Agreement without payment
(notwithstanding anything in this Agreement or any applicable Reconstitution
Agreement to the contrary) of any compensation to the Interim Servicer; provided that to the extent that any provision of this Agreement and/or any applicable
Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Interim Servicer as servicer, such provision shall be given effect.

                     [SIGNATURES COMMENCE ON FOLLOWING PAGE]

                                      -60-

          IN WITNESS WHEREOF, the Seller and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

                                        IXIS REAL ESTATE CAPITAL INC.
                                                 (Purchaser)

                                        By: /s/ Kathy Lynch
                                            ------------------------------------
                                            Name: Kathy Lynch
                                            Title: Director

                                        By: /s/ F. Rene Mendez
                                            ------------------------------------
                                            Name: F. Rene Mendez
                                            Title: Managing Director

                                        ROSE MORTGAGE, INC.
                                              (Seller)

                                        By: /s/ Ralph Vitiello
                                            ------------------------------------
                                            Name: Ralph Vitiello
                                            Title: Chief Executive Officer

                                      -61-

                                                                       Exhibit A

                                    EXHIBIT A

                         CONTENTS OF EACH MORTGAGE FILE

          With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the
Purchaser and any prospective Purchaser, and which shall be delivered to the
Custodian, or to such other Person as the Purchaser shall designate in writing, pursuant to Section 6 of the Third Amended and Restated Mortgage Loan Purchase
and Warranties Agreement to which this Exhibit is attached (the "Agreement"):

          (a) the original Mortgage Note bearing all intervening endorsements evidencing a complete chain of assignment from the originator to the Seller, endorsed "Pay to the order of _________, without recourse" and signed in the name of the Seller by an authorized officer. To the extent that there is no room on the face of the Mortgage Notes for endorsements, the endorsement may be contained on an allonge, if state law so allows and the Custodian is so advised by the Seller that state law so allows. If the Mortgage Loan was acquired by the
Seller in a merger, the endorsement must be by "[Seller], successor by merger to
[name of predecessor]." If the Mortgage Loan was acquired or originated by the
Seller while doing business under another name, the endorsement must be by
"[Seller], formerly known as [previous name]";

          (b) the original of any guarantee executed in connection with the
Mortgage Note;

          (c) the original Mortgage with evidence of recording thereon. If in connection with any Mortgage Loan, the Seller cannot deliver or cause to be delivered the original Mortgage with evidence of recording thereon on or prior to the Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, the Seller shall deliver or cause to be delivered to the
Custodian, a photocopy of such Mortgage, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the
Seller stating that such Mortgage has been dispatched to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or (ii) in the case of a
Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage;

          (d) the originals of all assumption, modification, consolidation or extension agreements, if any, with evidence of recording thereon;

          (e) except with respect to each MERS Designated Mortgage Loan, the original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for

                                       A-1

recording. The Assignment of Mortgage must be duly recorded only if recordation is either necessary under applicable law or commonly required by private institutional mortgage investors in the area where the Mortgaged Property is located or on direction of the Purchaser as provided in this Agreement. If the
Assignment of Mortgage is to be recorded, the Mortgage shall be assigned to the
Purchaser. If the Assignment of Mortgage is not to be recorded, the Assignment of Mortgage shall be delivered in blank. If the Mortgage Loan was acquired by the Seller in a merger, the Assignment of Mortgage must be made by "[Seller], successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the
Assignment of Mortgage must be by "[Seller], formerly known as [previous name]";

          (f) the originals of all intervening assignments of mortgage, evidencing a complete chain of assignment from the originator to the Seller (or
MERS with respect to each MERS Designated Mortgage Loan), with evidence of recording thereon, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of mortgage, the
Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such intervening assignment, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller stating that such intervening assignment of mortgage has been dispatched to the appropriate public recording office for recordation and that such original recorded intervening assignment of mortgage or a copy of such intervening assignment of mortgage certified by the appropriate public recording office to be a true and complete copy of the original recorded intervening assignment of mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or
(ii) in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment;

          (g) The original mortgagee policy of title insurance or, in the event such original title policy is unavailable, a certified true copy of the related policy binder or commitment for title certified to be true and complete by the title insurance company; and

          (h) security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage.

          In the event an Officer's Certificate of the Seller is delivered to the Purchaser because of a delay caused by the public recording office in returning any recorded document, the Seller shall deliver to the Purchaser, within ninety (90) days of the Closing Date, an Officer's Certificate which shall (i) identify the recorded document, (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay caused by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document will be delivered to the Custodian; provided, however, that any recorded document shall in any event be delivered no later than one (1) year from the applicable Closing
Date. An extension of the date specified in (iv) above may be requested from the
Purchaser, which consent shall not be unreasonably withheld.

                                       A-2

                                                                       Exhibit B

                                    EXHIBIT B

                                   [RESERVED]

                                       B-1

                                                                       Exhibit C

                                    EXHIBIT C

                     FORM OF SELLER'S OFFICER'S CERTIFICATE

          I, ____________________, hereby certify that I am the duly elected
[Vice] President of Rose Mortgage, Inc., a New Jersey corporation (the
"Company"), and further as follows:

          1. Attached hereto as Exhibit 1 is a true, correct and complete copy of the charter of the Company which is in full force and effect on the date hereof and which has been in effect without amendment, waiver, rescission or modification since ___________.

          2. Attached hereto as Exhibit 2 is a true, correct and complete copy of the bylaws of the Company which are in effect on the date hereof and which have been in effect without amendment, waiver, rescission or modification since ___________.

          3. Attached hereto as Exhibit 3 is an original certificate of good standing of the Company issued within ten (10) days of the date hereof, and no event has occurred since the date thereof which would impair such standing.

          4. Attached hereto as Exhibit 4 is a true, correct and complete copy of the corporate resolutions of the Board of Directors of the Company authorizing the Company to execute and deliver each of the Third Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of
     August 1, 2006, by and between IXIS Real Estate Capital Inc. (the
     "Purchaser") and the Company (the "Purchase Agreement") and the Amended and
     Restated Interim Servicing Agreement, dated as of November 1, 2005, by and between the Company and the Purchaser (the "Interim Servicing Agreement"),
     [and to endorse the Mortgage Notes and execute the Assignments of Mortgages by original [or facsimile] signature,]] and such resolutions are in effect on the date hereof and have been in effect without amendment, waiver, rescission or modification since ____________.

          5. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the Purchase Agreement, the Interim Servicing Agreement, the sale of the mortgage loans or the consummation of the transactions contemplated by the agreements; or (ii) any required consent, approval, authorization or order has been obtained by the Company.

          6. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of the Purchase Agreement and the Interim
     Servicing Agreement conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter or by-laws of the Company, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

                                       C-1

          7. To the best of my knowledge, there is no action, suit, proceeding or investigation pending or threatened against the Company which, in my judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the Purchase Agreement and the Interim Servicing Agreement, or the mortgage loans or of any action taken or to be taken in connection with the transactions contemplated hereby, or which would be likely to impair materially the ability of the
     Company to perform under the terms of the Purchase Agreement and the
     Interim Servicing Agreement.

          8. Each person listed on Exhibit 5 attached hereto who, as an officer or representative of the Company, signed (a) the Purchase Agreement, (b)
     the Interim Servicing Agreement and (c) any other document delivered or on the date hereof in connection with any purchase described in the agreements set forth above was, at the respective times of such signing and delivery, and is now, a duly elected or appointed, qualified and acting officer or representative of the Company, who holds the office set forth opposite his or her name on Exhibit 5, and the signatures of such persons appearing on such documents are their genuine signatures.

          9. The Company is duly authorized to engage in the transactions described and contemplated in the Purchase Agreement and the Interim
     Servicing Agreement.

                                       C-2

          IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Company.

Dated:                                  By:
      ---------------                       ------------------------------------
                                            Name:
                                                  ------------------------------
[Seal]                                      Title: [Vice] President

          I, ________________________, an [Assistant] Secretary of Rose
Mortgage, Inc., hereby certify that ____________ is the duly elected, qualified and acting [Vice] President of the Company and that the signature appearing above is [her] [his] genuine signature.

          IN WITNESS WHEREOF, I have hereunto signed my name.

Dated:                                  By:
      ---------------                       ------------------------------------
                                            Name:
                                                  ------------------------------
                                            Title: [Assistant] Secretary

                                       C-3

                                  EXHIBIT 5 to
                         Company's Officer's Certificate

NAME                         TITLE                      SIGNATURE
----                         -----                      ---------

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

                                       C-4

                                                                       Exhibit D

                                    EXHIBIT D

                    FORM OF OPINION OF COUNSEL TO THE SELLER
                              AND INTERIM SERVICER

                                     (date)

IXIS Real Estate Capital Inc.
9 West 57th Street, 36th Floor
New York, New York 10019

Dear Sirs:

          You have requested [our] [my] opinion, as [Assistant] General Counsel to Rose Mortgage, Inc. (the "Company"), with respect to certain matters in connection with the sale by the Company of the Mortgage Loans pursuant to that certain Third Amended and Restated Mortgage Loan Purchase and Warranties
Agreement by and between the Company and IXIS Real Estate Capital Inc. (the
"Purchaser"), dated as of August 1, 2006 (the "Purchase Agreement") which sale is in the form of whole loans, and serviced pursuant to an Amended and Restated
Interim Servicing Agreement, dated as of November 1, 2005 by and between Rose
Mortgage, Inc. (in such capacity, the "Interim Servicer") and the Purchaser (the
"Interim Servicing Agreement" and, collectively with the Purchase Agreement, the
"Agreements"). Capitalized terms not otherwise defined herein have the meanings set forth in the Purchase Agreement and the Interim Servicing Agreement.

          [We] [I] have examined the following documents:

          1.   the Purchase Agreement;

          2.   the Interim Servicing Agreement;

          3.   the form of Assignment of Mortgage;

          4.   the form of endorsement of the Mortgage Notes; and

          5.   such other documents, records and papers as we have deemed necessary and relevant as a basis for this opinion.

          To the extent [we] [I] have deemed necessary and proper, [we] [I] have relied upon the representations and warranties of the Company and the Interim
Servicer contained in the Purchase Agreement and in the Interim Servicing
Agreement, as applicable. [We] [I] have assumed the authenticity of all documents submitted to [us] [me] as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents.

                                       D-1

          Based upon the foregoing, it is [our] [my] opinion that:

     1.   The Company is a corporation duly organized, validly existing and in good standing under the laws of the [United States] and are qualified to transact business in, and is in good standing under, the laws of the State of New Jersey.

     2.   The Company has the power to engage in the transactions contemplated by the Agreements and all requisite power, authority and legal right to execute and deliver such Agreements and to perform and observe the terms and conditions of such Agreements.

     3.   Each of the Agreements has been duly authorized, executed and delivered by the Company and is a legal, valid and binding agreement enforceable in accordance with its respective terms against the
          Company subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance, none of which will materially interfere with the realization of the benefits provided thereunder or with the Purchaser's ownership of the Mortgage Loans.

     4.   The Company has been duly authorized to allow any of its officers to execute any and all documents by original signature in order to complete the transactions contemplated by the Agreements to which it is a party by original [or facsimile] signature in order to execute the endorsements to the Mortgage Notes and the Assignments of
          Mortgages, and the original [or facsimile] signature of the officer at the Company executing the endorsements to the Mortgage Notes and the
          Assignments of Mortgages represents the legal and valid signature of said officer of the Company.

     5.   Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of, or compliance by the Company with, the Agreements to which it is a party and the sale of the Mortgage
          Loans by the Company or the consummation of the transactions contemplated by the Agreements or (ii) any required consent, approval, authorization or order has been obtained by the Company.

     6.   Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of, the Agreements conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter, by-laws or other
          organizational documents of the Company, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or violates any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

                                       D-2

     7.   There is no action, suit, proceeding or investigation pending or threatened against the Company which, in [our] [my] judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the Agreements to which it is a party or the Mortgage Loans or of any action taken or to be taken in connection with the transactions contemplated thereby, or which would be likely to impair the ability of the Company to perform under the terms of the Agreements to which it is a party.

     8.   The sale of each Mortgage Note and Mortgage as and in the manner contemplated by the Agreements is sufficient to fully transfer to the
          Purchaser all right, title and interest of the Company thereto as noteholder and mortgagee.

     9.   The Mortgages have been duly assigned and the Mortgage Notes have been duly endorsed as provided in the Agreements. The Assignments of
          Mortgage are in recordable form, except for the insertion of the name of the assignee, and upon the name of the assignee being inserted, are acceptable for recording under the laws of the state where each related Mortgaged Property is located. The endorsement of the Mortgage
          Notes, the delivery to the Purchaser, or its designee, of the
          Assignments of Mortgage, and the delivery of the original endorsed
          Mortgage Notes to the Purchaser, or its designee, are sufficient to permit the Purchaser to avail itself of all protection available under applicable law against the claims of any present or future creditors of the Company, and are sufficient to prevent any other sale, transfer, assignment, pledge or hypothecation of the Mortgages and the
          Mortgage Notes by the Company from being enforceable.

          This opinion is given to you for your sole benefit, and no other person or entity is entitled to rely hereon except that the purchaser or purchasers to which you initially and directly resell the Mortgage Loans may rely on this opinion as if it were addressed to them as of its date.

                                        Very truly yours,

                                        ----------------------------------------
                                                         [Name]
                                               [Assistant] General Counsel

                                       D-3

                                                                       Exhibit E

                                    EXHIBIT E

                     FORM OF SECURITY RELEASE CERTIFICATION

                                                      ___________________, _____

________________________
________________________
________________________

Attention:   ___________________________
             ___________________________

             Re: Notice of Sale and Release of Collateral

Dear Sirs:

          This letter serves as notice that Rose Mortgage, Inc. a corporation, organized pursuant to the laws of the State of New Jersey (the "Company") has committed to sell to IXIS Real Estate Capital Inc. under a Third Amended and
Restated Mortgage Loan Purchase and Warranties Agreement, dated as of August 1,
2006, certain mortgage loans originated by the Company. The Company warrants that the mortgage loans to be sold to IXIS Real Estate Capital Inc. are in addition to and beyond any collateral required to secure advances made by you to the Company.

          The Company acknowledges that the mortgage loans to be sold to IXIS
Real Estate Capital Inc. shall not be used as additional or substitute collateral for advances made by [____________]. IXIS Real Estate Capital Inc.
understands that the balance of the Company's mortgage loan portfolio may be used as collateral or additional collateral for advances made by [___________], and confirms that it has no interest therein.

                                      E-1

          Execution of this letter by [___________] shall constitute a full and complete release of any security interest, claim, or lien which [___________]
may have against the mortgage loans to be sold to IXIS Real Estate Capital Inc.

                                       Very truly yours,

                                       By:
                                           -------------------------------------
                                       Name:
                                             -----------------------------------
                                       Title:
                                              ----------------------------------
                                       Date:
                                            ------------------------------------

Acknowledged and approved:

--------------------------

By:
    -----------------------------------
Name:
      ---------------------------------
Title:
       --------------------------------
Date:
      ---------------------------------

                                      E-2

                                                                       Exhibit F

                                    EXHIBIT F

                     FORM OF SECURITY RELEASE CERTIFICATION

                         I. Release of Security Interest

          The financial institution named below hereby relinquishes any and all right, title and interest it may have in all Mortgage Loans to be purchased by
IXIS Real Estate Capital Inc. from the Company named below pursuant to that certain Third Amended and Restated Mortgage Loan Purchase and Warranties
Agreement, dated as of August 1, 2006, and certifies that all notes, mortgages, assignments and other documents in its possession relating to such Mortgage
Loans have been delivered and released to the Company named below or its designees, as of the date and time of the sale of such Mortgage Loans to IXIS
Real Estate Capital Inc.

Name and Address of Financial Institution

---------------------------------------
          (Name)

---------------------------------------
          (Address)

By:
    -----------------------------------

                                      F-1

                          II. Certification of Release

          The Company named below hereby certifies to IXIS Real Estate Capital
Inc. that, as of the date and time of the sale of the above-mentioned Mortgage
Loans to IXIS Real Estate Capital Inc. the security interests in the Mortgage
Loans released by the above-named financial institution comprise all security interests relating to or affecting any and all such Mortgage Loans. The Company warrants that, as of such time, there are and will be no other security interests affecting any or all of such Mortgage Loans.

                                       ___________________________

                                       By:
                                           -------------------------------------
                                       Title:
                                              ----------------------------------
                                       Date:
                                             -----------------------------------

                                      F-2

                                                                       Exhibit G

                                    EXHIBIT G

                                   [RESERVED]

                                      G-1

                                                                       Exhibit H

                                    EXHIBIT H

                   FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT

          On this ___ day of __________, ____, Rose Mortgage, Inc. ("Seller"),
as (i) the Seller under that certain Purchase Price and Terms Agreement, dated as of May [__], 2005 (the "PPTA"), (ii) the Seller under that certain Third
Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of August 1, 2006 (the "Purchase Agreement") and (iii) the Seller/Interim
Servicer under that certain Amended and Restated Interim Servicing Agreement, dated as of November 1, 2005 (the "Interim Servicing Agreement" and, together with the PPTA and the Purchase Agreement, the "Agreements") does hereby sell, transfer, assign, set over and convey to IXIS Real Estate Capital Inc.
("Purchaser") as the Purchaser under the Agreements, without recourse, but subject to the terms of the Agreements, all right, title and interest of, in and to the Mortgage Loans listed on the Mortgage Loan Schedule attached hereto as
Exhibit A (the "Mortgage Loans"), together with the Mortgage Files and all rights and obligations arising under the documents contained therein. Each
Mortgage Loan subject to the Agreements was underwritten in accordance with, and conforms to, the Underwriting Guidelines attached hereto as Exhibit C. Pursuant to Section 6 of the Purchase Agreement, the Seller has delivered to the
Custodian the documents for each Mortgage Loan to be purchased as set forth in the Purchase Agreement. The contents of each Servicing File required to be retained by Rose Mortgage, Inc. ("Interim Servicer") to service the Mortgage
Loans pursuant to the Interim Servicing Agreement and thus not delivered to the
Purchaser are and shall be held in trust by the Seller in its capacity as
Interim Servicer for the benefit of the Purchaser as the owner thereof. The
Interim Servicer's possession of any portion of the Servicing File is at the will of the Purchaser for the sole purpose of facilitating servicing of the related Mortgage Loan pursuant to the Interim Servicing Agreement, and such retention and possession by the Interim Servicer shall be in a custodial capacity only. The ownership of each Mortgage Note, Mortgage, the Servicing
Rights and the contents of the Mortgage File and Servicing File is vested in the
Purchaser and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the
Seller or the Interim Servicer shall immediately vest in the Purchaser and shall be retained and maintained, in trust, by the Seller at the will of the Purchaser in such custodial capacity only.

          The Mortgage Loan Package characteristics of the Mortgage Loans subject hereto are set forth on Exhibit B hereto.

          In accordance with Section 6 of the Purchase Agreement, the Purchaser accepts the Mortgage Loans listed on Exhibit A attached hereto. Notwithstanding the foregoing the Purchaser does not waive any rights or remedies it may have under the Agreements.

          Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.

                            [SIGNATURE PAGE FOLLOWS]

                                      H-1

                                        ROSE MORTGAGE, INC.

                                        By:
                                            ------------------------------------

                                        Name:
                                              ----------------------------------

                                        Title:
                                               ---------------------------------

Accepted and Agreed:

IXIS REAL ESTATE CAPITAL INC.

By:
     --------------------------------

Name:
      -------------------------------

Title:
       ------------------------------

By:
     --------------------------------

Name:
     --------------------------------

Title:
      -------------------------------

                                      H-2

                                    EXHIBIT A
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                               THE MORTGAGE LOANS

                                      H-3

                                    EXHIBIT B
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE POOL CHARACTERISTICS OF EACH
                             MORTGAGE LOAN PACKAGE

          Pool Characteristics of the Mortgage Loan Package as delivered on the related Closing Date:

          No Mortgage Loan has: (1) an outstanding principal balance less than
$_________; (2) an origination date earlier than _ months prior to the related
Cut-off Date; (3) a CLTV of greater than _____%; (4) a FICO Score of less than
___; or (5) a debt-to-income ratio of more than __%. Each First Lien Loan has a
Mortgage Interest Rate of at least ___% per annum and an outstanding principal balance less than $_________. Each Second Lien Loan has a Mortgage Interest Rate
of at least ______% per annum and an outstanding principal balance less than
$________. Each Adjustable Rate Mortgage Loan has an Index of [_______].

                                      H-4

                                    EXHIBIT C
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                             UNDERWRITING GUIDELINES

                                      H-5

                                    EXHIBIT I

                        SELLER'S UNDERWRITING GUIDELINES

                                       I-1

                                    EXHIBIT J

                  FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

          THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated [____________ __,
20__] ("Agreement"), among IXIS Real Estate Capital Inc. ("Assignor"),
[____________________] ("Assignee") and Rose Mortgage, Inc. (the "Company"):

          For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance

          1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the
"Mortgage Loans") and (b) except as described below, that certain Third Amended and Restated Mortgage Loan Purchase and Warranties Agreement (the "Purchase
Agreement"), dated as of August 1, 2006, between the Assignor, as purchaser (the
"Purchaser"), and the Company, as seller, solely insofar as the Purchase
Agreement relates to the Mortgage Loans.

          The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the
Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage
Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser under Section 9.04 of the Purchase Agreement.

Recognition of the Company

          2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the
Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to [__________________] (the
"Trust") created pursuant to a Pooling and Servicing Agreement, dated as of
[______], 200__ (the "Pooling Agreement"), among the Assignee, the Assignor,
[___________________], as trustee (including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"),
[____________________], as servicer (including its successors in interest and any successor servicer under the Pooling Agreement, the "Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust (including the Trustee and the
Servicer acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder

                                      J-1

insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser, the Custodian or the Bailee under the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the
Trust (including the Trustee and the Servicer acting on the Trust's behalf).
Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase
Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Purchase
Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company

          3. The Company warrants and represents to the Assignor, the Assignee and the Trust as of the date hereof that:

     (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

     (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the
     Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

     (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

     (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this
     Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

                                       J-2

          4. Pursuant to Section 13 of the Purchase Agreement, the Company
hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that the representations and warranties set forth in Section 9.02 of the Purchase Agreement are true and correct as of the date hereof as if such representations and warranties were made on the date hereof unless otherwise specifically stated in such representations and warranties.

Remedies for Breach of Representations and Warranties

          5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee and the Servicer acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Miscellaneous

          6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

          7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

          8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee and the
Servicer acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

          9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement
(to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the
Purchase Agreement.

          10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

          11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

          12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

                                       J-3

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                        ROSE MORTGAGE, INC.

                                        By:
                                            ------------------------------------
                                            Name:
                                                  ------------------------------
                                            Its:
                                                 -------------------------------

                                        IXIS REAL ESTATE CAPITAL INC.

                                        By:
                                            ------------------------------------
                                            Name:
                                                  ------------------------------
                                            Its:
                                                 -------------------------------

                                        By:
                                            ------------------------------------
                                            Name:
                                                  ------------------------------
                                            Its:
                                                 -------------------------------

                                        [___________________________]

                                        By:
                                            ------------------------------------
                                            Name:
                                                  ------------------------------
                                            Its:
                                                 -------------------------------

                                       J-4

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT

                             MORTGAGE LOAN SCHEDULE

                                       J-5

                                    EXHIBIT K

               FORM OF INDEMNIFICATION AND CONTRIBUTION AGREEMENT

          This INDEMNIFICATION AND CONTRIBUTION AGREEMENT ("Agreement"), dated as of [_______], 200_, between IXIS Real Estate Capital Inc., a New York corporation ("IXIS"), and Rose Mortgage, Inc., a [_______________] (the
"Seller").

          WHEREAS, [________________] (the "Depositor"), is acting as depositor and registrant with respect to the Prospectus, dated [________________], and the
Prospectus Supplement to the Prospectus, [________________] (the "Prospectus
Supplement"), relating to [________________] Certificates (the "Certificates")
to be issued pursuant to a Pooling and Servicing Agreement, dated as of
[________________] (the "P&S"), among the Depositor, as depositor,
[________________], as servicer (the "Servicer"), and [________________], as trustee (the "Trustee");

          WHEREAS, as an inducement to the Depositor to enter into the P&S, and
[____________________] (the "Underwriter[s]") to enter into the Underwriting
Agreement, dated [____________________] (the "Underwriting Agreement") between the Depositor and the Underwriter[s], Seller has agreed to provide for indemnification and contribution on the terms and conditions hereinafter set forth;

          WHEREAS, IXIS purchased from Seller certain of the Mortgage Loans underlying the Certificates (the "Mortgage Loans") from Seller pursuant to a
Third Amended and Restated Mortgage Loan Purchase and Warranties Agreement,
dated as of August 1, 2006 (the "Purchase Agreement"), by and between IXIS and
Seller; and

          WHEREAS, pursuant to Section 13 of the Purchase Agreement, Seller has agreed to indemnify IXIS, the Depositor, the Underwriter[s] and their respective affiliates, present and former directors, officers, employees and agents.

          NOW THEREFORE, in consideration of the agreements contained herein, and other valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and IXIS agree as follows:

          1. Indemnification and Contribution.

          (a) Seller [and Initial Servicer] agrees to indemnify and hold harmless IXIS, the Depositor, the Underwriter[s] and their respective affiliates, present and former directors, officers, employees and agents and each person, if any, who controls IXIS, the Depositor, the Underwriter[s] or such affiliate within the meaning of either Section 15 of the Securities Act of
1933, as amended (the "1933 Act"), or Section 20 of the Securities Exchange Act
of 1934, as amended (the "1934 Act"), against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the 1933 Act, the 1934 Act or

                                       K-1

other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based in whole or in part upon any untrue statement or alleged untrue statement of a material fact contained in the Prospectus
Supplement or in the Comp Materials or any omission or alleged omission to state in the Prospectus Supplement or in the Comp Materials a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any such untrue statement or omission or alleged untrue statement or alleged omission made in any amendment of or supplement to the Prospectus Supplement or the Comp
Materials and agrees to reimburse IXIS, the Depositor, the Underwriter[s] or such affiliates and each such officer, director, employee, agent and controlling person promptly upon demand for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that Seller [and Initial Servicer]
shall be liable in any such case only to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with the Seller Information [and Initial
Servicer]. The foregoing indemnity agreement is in addition to any liability which Seller [and Initial Servicer] may otherwise have to IXIS, the Depositor, the Underwriter[s] its affiliates or any such director, officer, employee, agent or controlling person of IXIS, the Depositor, the Underwriter[s] or their respective affiliates.

          As used herein:

          "Seller Information" means any information relating to Seller, the
Mortgage Loans and/or the underwriting guidelines [and/or servicing guidelines]
relating to the Mortgage Loans set forth in the Prospectus Supplement or the
Comp Materials [and static pool information regarding mortgage loans originated or acquired by the Seller [and included in the Prospectus Supplement, the
Offering Circular or the Comp Materials] [incorporated by reference from the website located at [_______]].

          The terms "Collateral Term Sheet" and "Structural Term Sheet" shall have the respective meanings assigned to them in the February 13, 1995 letter
(the "PSA Letter") of Cleary, Gottlieb, Steen & Hamilton on behalf of the Public
Securities Association (which letter, and the SEC staff's response thereto, were publicly available February 17, 1995). The term "Collateral Term Sheet" as used herein includes any subsequent Collateral Term Sheet that reflects a substantive change in the information presented. The term "Computational Materials" has the meaning assigned to it in the May 17, 1994 letter (the "Kidder letter" and, together with the PSA Letter, the "No-Action Letters") of Brown & Wood on behalf of Kidder, Peabody & Co., Inc. (which letter, and the SEC staff's response thereto, were publicly available May 20, 1994). The term "Comp Materials" as used herein means collectively Collateral Term Sheets, Structural Term Sheet and
Computational Materials relating to the Certificates or the transaction contemplated by the Prospectus Supplement.

          ["Servicer Information" means any information relating to Initial
Servicer, the Mortgage Loans and/or the servicing guidelines relating to the
Mortgage Loans set forth in the Prospectus Supplement or the Comp Materials [and
static pool information regarding mortgage loans originated or acquired by the
Initial Servicer [and included in the Prospectus Supplement,

                                       K-2

the Offering Circular or the Comp Materials] [incorporated by reference from the website located at [______________]].]

          (b) Promptly after receipt by any indemnified party under this
Section 1 of notice of any claim or the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 1, notify the indemnifying party in writing of the claim or the commencement of that action; provided, however, that the failure to notify an indemnifying party shall not relieve it from any liability which it may have under this Section 1 except to the extent it has been materially prejudiced by such failure; and provided, further, however, that the failure to notify any indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under this
Section 1.

          If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, except as provided in the following paragraph, the indemnifying party shall not be liable to the indemnified party under this Section 1 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation.

          Any indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless: (i) the employment thereof has been specifically authorized by the indemnifying party in writing; (ii) such indemnified party shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party and in the reasonable judgment of such counsel it is necessary or appropriate for such indemnified party to employ separate counsel;
or (iii) the indemnifying party has failed to assume the defense of such action and employ counsel reasonably satisfactory to the indemnified party, in which case, if such indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party, it being understood, however, the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to local counsel) at any time for all such indemnified parties.

          Each indemnified party, as a condition of the indemnity agreements contained in this Section 1, shall cooperate with the indemnifying party in the defense of any such action or claim. No indemnifying party shall be liable for any settlement of any such action effected without its written consent (which consent shall not be unreasonably withheld), but if settled with its written consent or if there be a final judgment for the plaintiff in any such action, the

                                       K-3

indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment.

          Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for reasonable fees and expenses of counsel, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement.

          (c) If the indemnification provided for in this Section 1 is unavailable to an indemnified party, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities, in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, respectively, in connection with the statements or omissions that result in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the indemnified party and indemnifying party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission and any other equitable considerations.

          (d) The indemnity and contribution agreements contained in this
Section 1 and the representations and warranties set forth in Section 2 shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by IXIS, the Depositor, the
Underwriter[s] their respective affiliates, directors, officers, employees or agents or any person controlling IXIS, the Depositor, the Underwriter[s] or any such affiliate and (iii) acceptance of and payment for any of the Offered
Certificates.

          2. Representations and Warranties. Seller [and Initial Servicer]
represents and warrants that:

          (i) Seller [and Initial Servicer] is validly existing and in good standing under the laws of its jurisdiction of formation or incorporation, as applicable, and has full power and authority to own its assets and to transact the business in which it is currently engaged. Seller [and Initial
     Servicer] is duly qualified to do business and is in good standing in each jurisdiction in which the character of the business transacted by it or any properties owned or leased by it requires such qualification and in which the failure so to qualify would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of
     Seller [and Initial Servicer];

          (ii) Seller [and Initial Servicer] is not required to obtain the consent of any other person or any consent, license, approval or authorization from, or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Agreement;

                                       K-4

          (iii) the execution, delivery and performance of this Agreement by
     Seller [and Initial Servicer] will not violate any provision of any existing law or regulation or any order decree of any court applicable to
     Seller [and Initial Servicer] or any provision of the charter or bylaws of
     Seller [and Initial Servicer], or constitute a material breach of any mortgage, indenture, contract or other agreement to which Seller [and
     Initial Servicer] is a party or by which it may be bound;

          (iv) (a) no proceeding of or before any court, tribunal or governmental body is currently pending or, (b) to the knowledge of Seller
     [and Initial Servicer], threatened against Seller [and Initial Servicer] or any of its properties or with respect to this Agreement or the Offered
     Certificates, in either case, which would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of
     Seller [and Initial Servicer];

          (v) Seller [and Initial Servicer] has full power and authority to make, execute, deliver and perform this Agreement and all of the transactions contemplated hereunder, and has taken all necessary corporate action to authorize the execution, delivery and performance of this
     Agreement. When executed and delivered, this Agreement will constitute the legal, valid and binding obligation of each of Seller [and Initial
     Servicer] enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors'
     rights generally, by the availability of equitable remedies, and by limitations of public policy under applicable securities law as to rights of indemnity and contribution thereunder; and

          (vi) this Agreement has been duly executed and delivered by Seller
     [and Initial Servicer].

          3. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to Seller [and Initial Servicer], will be mailed, delivered or telegraphed and confirmed to Rose Mortgage, Inc., 1160
Parsippany Boulevard, 2nd Floor, Parsippany, New Jersey 07054, Attention:
Director, Secondary Mortgage; or, if sent to IXIS, will be mailed, delivered or telegraphed and confirmed to IXIS Real Estate Capital Inc., 9 West 57th Street,
New York, New York 10019, Attention: General Counsel.

          4. Miscellaneous. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws provisions thereof. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns and the controlling persons referred to herein, and no other person shall have any right or obligation hereunder. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be considered an original, and all such counterparts shall constitute one and the same instrument. Capitalized terms used but not defined herein shall have the meanings provided in the P&S.

                                       K-5

                  [Remainder of Page Intentionally Left Blank]

                                       K-6

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers hereunto duly authorized, this
__th day of [_____________].

                                        IXIS REAL ESTATE CAPITAL INC.

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                        ROSE MORTGAGE, INC.

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                       K-7

                                                                  EXECUTION COPY

================================================================================

              THIRD AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND
                              WARRANTIES AGREEMENT

                                   ----------

                         IXIS REAL ESTATE CAPITAL INC.,

                                    Purchaser

                              ROSE MORTGAGE, INC.,

                                     Seller

                                   ----------

                           Dated as of August 1, 2006

         Adjustable-Rate and Fixed-Rate, B/C Residential Mortgage Loans

================================================================================

                                                                           Page
                                                                           ----

   Subsection 6.01.   Conveyance of Mortgage Loans; Possession

SECTION 9.    REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER;
                 REMEDIES FOR BREACH....................................    20

   Subsection 9.01.   Representations and Warranties
                         Regarding the Seller...........................    20

   Subsection 9.02.   Representations and Warranties
                         Regarding Individual Mortgage Loans............    24

   Subsection 9.03.   Remedies for Breach of Representations
                         and Warranties.................................    40

   Subsection 9.04.   Repurchase of Mortgage Loans That Prepay in Full..    42

   Subsection 9.05.   Repurchase of Mortgage Loans with

   Subsection 14.01.  Additional Indemnification by the Seller;

SECTION 20.   GOVERNING LAW JURISDICTION; CONSENT TO SERVICE OF
                 PROCESS................................................    52

SECTION 21.   INTENTION OF THE PARTIES..................................    52

SECTION 22.   SUCCESSORS AND ASSIGNS; ASSIGNMENT OF PURCHASE AGREEMENT..    52

                                       ii

   Subsection 31.02.  Additional Representations and Warranties

                                       iii

                                    EXHIBITS

EXHIBIT A   CONTENTS OF EACH MORTGAGE FILE

EXHIBIT B   [RESERVED]

EXHIBIT C   FORM OF SELLER'S OFFICER'S CERTIFICATE

EXHIBIT D   FORM OF OPINION OF COUNSEL TO THE SELLER AND THE INTERIM SERVICER

EXHIBIT E   FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT F   FORM OF SECURITY RELEASE CERTIFICATION

EXHIBIT G   [RESERVED]

EXHIBIT H   FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT

EXHIBIT I   SELLER'S UNDERWRITING GUIDELINES

EXHIBIT J   FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

EXHIBIT K   FORM OF INDEMNIFICATION AND CONTRIBUTION AGREEMENT

                                       iv

              THIRD AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND
                              WARRANTIES AGREEMENT

          This THIRD AMENDED AND RESTATED MORTGAGE LOAN PURCHASE AND WARRANTIES
AGREEMENT (the "Agreement"), dated as of August 1, 2006, by and between IXIS
Real Estate Capital Inc., a New York corporation, having an office at 9 West
57th Street, 36th Floor, New York, New York 10019 (the "Purchaser"), and Rose
Mortgage, Inc., a New Jersey corporation, having an office at 1160 Parsippany
Boulevard, 2nd Floor, Parsippany, New Jersey 07054 (the "Seller").

                                   WITNESSETH:

          WHEREAS, the Seller desires to sell, from time to time, to the
Purchaser, and the Purchaser desires to purchase, from time to time, from the
Seller, certain first and second lien, adjustable-rate and fixed-rate B/C residential mortgage loans (the "Mortgage Loans") on a servicing released basis as described herein, and which shall be delivered in pools of whole loans (each, a "Mortgage Loan Package") on various dates as provided herein (each, a "Closing
Date");

          WHEREAS, the Purchaser and the Seller are parties to that certain
Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of November 1, 2005, as amended by Amendment No. 1, dated as of January 12, 2006
(the "Original Purchase Agreement");

          WHEREAS, the Purchaser and the Seller are parties to that certain
Second Amended and Restated Mortgage Loan Purchase and Warranties Agreement,
dated as of May 1, 2006, (the "Second Amended Purchase Agreement");and

          WHEREAS, at the present time, the Purchaser and the Seller desire to amend the Original Purchase Agreement and the Second Amended Purchase Agreement
to make certain modifications as set forth herein.

          NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Seller agree as follows:

          SECTION 1. Definitions.

          For purposes of this Agreement the following capitalized terms shall have the respective meanings set forth below.

          Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located.

          Act: The National Housing Act, as amended from time to time.

          Adjustable Rate Mortgage Loan: An adjustable rate Mortgage Loan purchased pursuant to this Agreement.

          Affiliate: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person.
For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such
Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "controlling" and
"controlled" have meanings correlative to the foregoing.

          Agency Transfer: A Fannie Mae Transfer or a Freddie Mac Transfer.

          Agreement: This Third Amended and Restated Mortgage Loan Purchase and
Warranties Agreement and all amendments hereof and supplements hereto.

          ALTA: The American Land Title Association and its successors in interest.

          Appraised Value: (i) With respect to any First Lien Loan, the value of the related Mortgaged Property based upon the appraisal made, if any, for the originator at the time of origination of the Mortgage Loan or the sales price of the Mortgaged Property at such time of origination, whichever is less; provided, however, that in the case of a refinanced Mortgage Loan, such value is based solely upon the appraisal made, if any, at the time of origination of such refinanced Mortgage Loan, and (ii) with respect to any Second Lien Loan, the value, determined pursuant to the Seller's Underwriting Guidelines, of the related Mortgaged Property as of the origination of the Second Lien Loan.

          Assignment and Conveyance Agreement: As defined in Subsection 6.01.

          Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser.

          Balloon Mortgage Loan: Any Mortgage Loan that requires only payments of interest until the stated maturity date of the Mortgage Loan or the Monthly
Payments of principal which (not including the payment due on its stated
maturity date) are based on an amortization schedule that would be insufficient to fully amortize the principal thereof by stated maturity date of the Mortgage
Loan.

          Business Day: Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions, in the State of New York or the state in which the Interim Servicer's servicing operations are located, are authorized or obligated by law or executive order to be closed.

          Closing Date: The date or dates on which the Purchaser from time to time shall purchase and the Seller from time to time shall sell the Mortgage
Loans listed on the related Mortgage Loan Schedule with respect to the related
Mortgage Loan Package.

                                       -2-

          CLTV: As of any date and as to (1) any Second Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the Second Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are senior or equal in priority to the Second Lien Loan and which are secured by the same Mortgaged
Property to (b) the Appraised Value and (2) any First Lien Loan, the ratio, expressed as a percentage, of the (a) sum of (i) the outstanding principal balance of the First Lien Loan and (ii) the outstanding principal balance as of such date of any mortgage loan or mortgage loans that are junior or equal in priority to the First Lien Loan and which are secured by the same Mortgaged
Property to (b) the Appraised Value.

          Code: Internal Revenue Code of 1986, as amended.

          Commission: The United States Securities and Exchange Commission.

          Condemnation Proceeds: All awards or settlements in respect of a
Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

          Convertible Mortgage Loan: Any individual Adjustable Rate Mortgage
Loan purchased pursuant to this Agreement which contains a provision whereby the
Mortgagor is permitted to convert the Adjustable Rate Mortgage Loan to a Fixed
Rate Mortgage Loan in accordance with the terms of the related Mortgage Note.

          Covered Loan: A Mortgage Loan categorized as Covered pursuant to
Appendix E of Standard & Poor's Glossary.

          Credit Files: As defined in Section 5 herein.

          Custodial Account: The separate account or accounts created and maintained pursuant to Section 2.04 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

          Custodial Agreement: The Custodial Agreement, dated as of June 1,
2005, by and between the Purchaser and the Custodian, as may be amended from time to time.

          Custodian: The custodian under the Custodial Agreement, or its successor in interest or assigns, or any successor to the Custodian under the
Custodial Agreement, as therein provided. If at any time there is no Custodial
Agreement in effect with respect to a Mortgage Loan, all references to the
Custodian herein and in the Interim Servicing Agreement shall be deemed to refer to the Purchaser (or its designee) with respect to such Mortgage Loan.

          Cut-off Date: The date or dates designated as such on the related
Mortgage Loan Schedule with respect to the related Mortgage Loan Package.

          Deemed Material Breach Representation: Each representation identified as such in Subsection 9.02.

                                       -3-

          Deleted Mortgage Loan: A Mortgage Loan that is repurchased or replaced or to be replaced with a Qualified Substitute Mortgage Loan by the Seller in accordance with the terms of this Agreement.

          Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

          Determination Date: The date specified in the Interim Servicing
Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

          Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

          Eligible Account: Any of (i) an account maintained with a federal or state chartered depository institution or trust company the short-term unsecured debt obligations of which (or, in the case of a depository institution or trust company that is a subsidiary of a holding company, the short-term unsecured debt obligations of such holding company) are rated A-1 by Standard & Poor's or
Prime-1 by Moody's (or a comparable rating if another Rating Agency is specified by the Purchaser by written notice to the Seller) at the time any amounts are held on deposit therein, (ii) an account or accounts the deposits in which are fully insured by the FDIC, or (iii) a trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity.

          Escrow Account: The separate account or accounts created and maintained pursuant to Section 2.06 of the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

          Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

          Exchange Act. The Securities Exchange Act of 1934, as amended.

          Fannie Mae: The Federal National Mortgage Association and its
successors in interest.

          Fannie Mae Guides: The Fannie Mae Sellers' Guide and the Fannie Mae
Servicers' Guide and all amendments or additions thereto.

          Fannie Mae Transfer: As defined in Section 13 hereof.

          FDIC: The Federal Deposit Insurance Corporation and its successors in interest.

          FHA: The Federal Housing Administration, an agency within the United
States Department of Housing and Urban Development and its successors in interest and including the

                                       -4-

Federal Housing Commissioner and the Secretary of
Housing and Urban Development where appropriate under the FHA Regulations.

          First Lien Loan: Any Mortgage Loan secured by a first lien Mortgage on the related Mortgaged Property.

          Fitch: Fitch, Inc. and its successors in interest.

          Fixed Rate Mortgage Loan: A fixed rate mortgage loan purchased pursuant to this Agreement.

          Freddie Mac: The Federal Home Loan Mortgage Corporation and its
successors in interest.

          Freddie Mac Transfer: As defined in Section 13 hereof.

          GEMICO: General Electric Mortgage Insurance Corporation, a North
Carolina corporation and its successors in interest.

          Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note which amount is added to the Index in accordance with the terms of the related Mortgage Note to determine on each Interest Rate Adjustment Date the Mortgage Interest Rate for
such Mortgage Loan.

          High Cost Loan: A Mortgage Loan (a) covered by the Home Ownership and
Equity Protection Act of 1994 ("HOEPA"), (b) with an "annual percentage rate" or total "points and fees" payable by the related Mortgagor (as each such term is calculated under HOEPA) that exceed the thresholds set forth by HOEPA and its implementing regulations, including 12 C.F.R. Section 226.32(a)(1)(i) and (ii),
(c) classified as a "high cost home," "threshold," "covered," "high risk home,"
"predatory" or similar loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or
(d) categorized as High Cost pursuant to Appendix E of Standard & Poor's
Glossary. For avoidance of doubt, the parties agree that this definition shall apply to any law regardless of whether such law is presently, or in the future becomes, the subject of judicial review or litigation.

          Home Loan: A Mortgage Loan categorized as Home Loan pursuant to
Appendix E of Standard & Poor's Glossary.

          HUD: The Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with regard to FHA Mortgage Insurance. The term "HUD," for purposes of this Agreement, is also deemed to include subdivisions thereof such as the FHA and Government National Mortgage Association.

          Index: With respect to each Adjustable Rate Mortgage Loan, a rate per annum set forth on Exhibit B to each related Assignment and Conveyance
Agreement.

                                       -5-

          Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

          Interest Rate Adjustment Date: With respect to each Adjustable Rate
Mortgage Loan, the date, specified in the related Mortgage Note and the Mortgage
Loan Schedule, on which the Mortgage Interest Rate is adjusted.

          Interim Funder: With respect to each MERS Designated Mortgage Loan, the Person named on the MERS(R) System as the interim funder pursuant to the
MERS Procedures Manual.

          Interim Servicer: Rose Mortgage, Inc., a New Jersey corporation, and its successors in interest, and any successor interim servicer under the Interim
Servicing Agreement.

          Interim Servicing Agreement: The Amended and Restated Interim
Servicing Agreement, dated as of November 1, 2005, by and between the Purchaser and the Interim Servicer, as may be amended from time to time.

          Investor: With respect to each MERS Designated Mortgage Loan, the
Person named on the MERS(R) System as the investor pursuant to the MERS
Procedures Manual.

          Lifetime Rate Cap: The provision of each Mortgage Note related to an
Adjustable Rate Mortgage Loan which provides for an absolute maximum Mortgage
Interest Rate thereunder. The Mortgage Interest Rate during the terms of each
Adjustable Rate Mortgage Loan shall not at any time exceed the Mortgage Interest
Rate at the time of origination of such Adjustable Rate Mortgage Loan by more than the amount per annum set forth on the related Mortgage Loan Schedule.

          Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such
Mortgage Loan, trustee's sale, foreclosure sale or otherwise, or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan.

          Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio (expressed as a percentage) of the outstanding principal amount of the
Mortgage Loan as of the Cut-off Date (unless otherwise indicated), to the
Appraised Value of the Mortgaged Property.

          MERS: Mortgage Electronic Registration Systems, Inc., a Delaware
corporation, and its successors and assigns.

          MERS Designated Mortgage Loan: Mortgage Loans for which (a) the Seller has designated or will designate MERS as, and has taken or will take such action as is necessary to cause MERS to be, the mortgagee of record, as nominee for the
Seller, in accordance with MERS Procedure Manual and (b) the Seller has designated or will designate the Purchaser as the Investor on the MERS(R)
System.

          MERS Procedure Manual: The MERS Procedures Manual, as it may be
amended, supplemented or otherwise modified from time to time.

                                       -6-

          MERS Report: The report from the MERS System listing MERS Designated
Mortgage Loans and other information.

          MERS(R) System: MERS mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.

          Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan.

          Moody's: Moody's Investors Service, Inc. and its successors in interest.

          Mortgage: The mortgage, deed of trust or other instrument securing a
Mortgage Note, which creates a first lien, in the case of a First Lien Loan, or a second lien, in the case of a Second Lien Loan, on the Mortgaged Property.

          Mortgage File: The items pertaining to a particular Mortgage Loan referred to in Exhibit A annexed hereto, and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

          Mortgage Interest Rate: The annual rate of interest borne on a
Mortgage Note with respect to each Mortgage Loan.

          Mortgage Loan: An individual Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the applicable Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal
Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds,
Servicing Rights, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

          Mortgage Loan Documents: The documents required to be delivered to the
Custodian pursuant to Section 6.03 hereof with respect to any Mortgage Loan.

          Mortgage Loan Package: Each pool of Mortgage Loans, which shall be purchased by the Purchaser from the Seller from time to time on each Closing
Date.

          Mortgage Loan Schedule: The schedule of Mortgage Loans setting forth the following information with respect to each Mortgage Loan in the related
Mortgage Loan Package: (1) the Seller's Mortgage Loan identifying number; (2)
the Mortgagor's name; (3) the street address of the Mortgaged Property including the city, state and zip code; (4) a code indicating whether the Mortgaged
Property is owner-occupied, a second home or investment property; (5) the number and type of residential units constituting the Mortgaged Property (i.e., a single family residence, a 2-4 family residence, a unit in a condominium project or a unit in a planned unit development, manufactured housing); (6) the Mortgage
Loan origination date; (7) the original months to maturity or the remaining months to maturity from the related Cut-off Date, in any case based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule; (8) the Loan-to-Value
Ratio at origination; (9) with respect to First Lien Loans, the LTV and with respect to

                                       -7-

Second Lien Loans, the CLTV; (10) the Mortgage Interest Rate as of the related
Cut-off Date; (11) the date on which the Monthly Payment was due on the Mortgage
Loan and, if such date is not consistent with the Due Date currently in effect, such Due Date; (12) the stated maturity date; (13) the amount of the Monthly
Payment as of the related Cut-off Date; (14) the last payment date as of which a payment was actually applied to the outstanding principal balance; (15) the original principal amount of the Mortgage Loan; (16) the principal balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due and collected on or before the Cut-off
Date; (17) the Interest Rate Adjustment Date; (18) the Gross Margin; (19) the
Lifetime Rate Cap under the terms of the Mortgage Note; (20) a code indicating the type of Index; (21) the Mortgage Interest Rate as of origination; (22) the type of Mortgage Loan (i.e., fixed-rate, adjustable-rate, First Lien, Second
Lien); (23) a code indicating the purpose of the loan (i.e., purchase, rate and term refinance, equity take-out refinance); (24) a code indicating the documentation style (i.e., full or stated income); (25) the loan credit classification (as described in the Underwriting Guidelines); (26) the applicable Cut-off Date; (27) the applicable Closing Date; (28) a code indicating whether the Mortgage Loan is a Home Loan; (29) the credit risk score
(FICO score); (30) with respect to the related Mortgagor, the debt-to-income ratio; (31) with respect to Second Lien Loans, the outstanding principal balance of the superior lien; (32) the Appraised Value of the Mortgaged Property; (33)
the sale price of the Mortgaged Property if the Mortgage Loan was originated in connection with the purchase of the Mortgaged Property; (34) the Periodic Rate
Cap under the terms of the Mortgage Note; (35) the Periodic Rate Floor under the terms of the Mortgage Note; (36) whether such Mortgage Loan provides for a prepayment penalty; (37) the prepayment penalty period of such Mortgage Loan, if applicable; (38) a description of the type of prepayment penalty, if applicable;
(39) the MERS Identification Number; (40) whether the Mortgagor represented that the Mortgagor would occupy the Mortgaged Property as its primary residence and
(41) a code indicating if the Mortgage Loan is a Balloon Mortgage Loan. With
respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule shall set forth the following information, as of the related Cut-off Date: (1) the number of Mortgage Loans; (2) the current aggregate outstanding principal balance of the Mortgage Loans; (3) the weighted average Mortgage Interest Rate of the Mortgage Loans; and (4) the weighted average maturity of the Mortgage
Loans.

          Mortgage Note: The note or other evidence of the indebtedness of a
Mortgagor secured by a Mortgage.

          Mortgaged Property: With respect to each Mortgage Loan, the
Mortgagor's real property securing repayment of a related Mortgage Note, consisting of an unsubordinated estate in fee simple or, with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, a leasehold estate, in a single parcel or multiple parcels of real property improved by a residential dwelling as further described in this Agreement.

          Mortgagor: The obligor on a Mortgage Note.

          OCC: Office of the Comptroller of the Currency and its successors in interest.

          Officer's Certificate: A certificate signed by the Chairman of the
Board or the Vice Chairman of the Board or a President or a Vice President and
by the Treasurer or the

                                       -8-

Secretary or one of the Assistant Treasurers or Assistant Secretaries of the
Seller, and delivered to the Purchaser as required by this Agreement.

          Opinion of Counsel: A written opinion of counsel, who may be counsel for the Seller, reasonably acceptable to the Purchaser, provided that any
Opinion of Counsel relating to (a) the qualification of any account required to be maintained pursuant to this Agreement as an Eligible Account, (b)
qualification of the Mortgage Loans in a REMIC or (c) compliance with the REMIC
Provisions, must be (unless otherwise stated in such Opinion of Counsel) an opinion of counsel who (i) is in fact independent of the Seller and any servicer of the Mortgage Loans, (ii) does not have any material direct or indirect financial interest in the Seller or any servicer of the Mortgage Loans or in an
Affiliate of either and (iii) is not connected with the Seller or any servicer of the Mortgage Loans as an officer, employee, director or person performing similar functions.

          OTS: Office of Thrift Supervision and its successors in interest.

          Periodic Rate Cap: With respect to each Adjustable Rate Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may increase on an Interest
Rate Adjustment Date above the Mortgage Interest Rate previously in effect.

          Periodic Rate Floor: With respect to each Adjustable Rate Mortgage
Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may decrease on an Interest
Rate Adjustment Date below the Mortgage Interest Rate previously in effect.

          Person: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

          Preliminary Mortgage Schedule: As defined in Section 3.

          Premium Percentage: With respect to any Mortgage Loan, a percentage equal to the excess of the Purchase Price Percentage over 100%.

          Principal Prepayment: Any payment or other recovery of principal on a
Mortgage Loan which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

          Purchase Price: The price paid on the related Closing Date by the
Purchaser to the Seller in exchange for the Mortgage Loans purchased on such
Closing Date as calculated in Section 4 of this Agreement.

          Purchase Price and Terms Agreement: Those certain agreements setting forth the general terms and conditions of the transaction consummated herein and identifying the Mortgage Loans to be purchased from time to time hereunder, by and among the Seller, the

                                       -9-

Purchaser and the Interim Servicer (if applicable). All of the individual
Purchase Price and Terms Agreements shall collectively be referred to as the
"Purchase Price and Terms Agreement."

          Purchase Price Percentage: With respect to any Mortgage Loan, an amount equal to the percentage of par as stated in the Purchase Price and Terms
Agreement (subject to adjustment as provided therein) related to such Mortgage
Loan.

          Purchaser: IXIS Real Estate Capital Inc., a New York corporation, and its successors in interest and assigns, or any successor to the Purchaser under this Agreement as herein provided.

          Qualified Correspondent: Any Person from which the Seller purchased
Mortgage Loans, provided that the following conditions are satisfied: (i) such
Mortgage Loans were originated pursuant to an agreement between the Seller and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to the Seller, in accordance with underwriting guidelines designated by the Seller ("Designated Guidelines") or guidelines that do not vary materially from such Designated Guidelines; (ii) such Mortgage Loans were in fact underwritten as described in clause (i) above and were acquired by the Seller within one hundred eighty (180) days after origination; (iii) either
(x) the Designated Guidelines were, at the time such Mortgage Loans were originated, used by the Seller in origination of mortgage loans of the same type as the Mortgage Loans for the Seller's own account or (y) the Designated
Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Seller on a consistent basis for use by lenders in originating mortgage loans to be purchased by the Seller; and (iv) the Seller employed, at the time such Mortgage Loans were acquired by the Seller, pre-purchase or post-purchase quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time period or through particular channels) designed to ensure that Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the
Seller.

          Qualified Substitute Mortgage Loan: A mortgage loan eligible to be substituted by the Seller for a Deleted Mortgage Loan which must, on the date of such substitution, (i) have an outstanding principal balance, after deduction of all scheduled payments due in the month of substitution (or in the case of a substitution of more than one mortgage loan for a Deleted Mortgage Loan, an aggregate principal balance), not in excess of the outstanding principal balance of the Deleted Mortgage Loan (the amount of any shortfall will be deposited in the Custodial Account by the Seller in the month of substitution); (ii) have a
Mortgage Interest Rate not less than and not more than 1% greater than the
Mortgage Interest Rate of the Deleted Mortgage Loan; (iii) have a remaining term to maturity not greater than and not more than one year less than that of the
Deleted Mortgage Loan; (iv) be of the same type as the Deleted Mortgage Loan
(i.e., fixed-rate, adjustable-rate with same Periodic Rate Cap, Index and lien priority); and (v) comply with each representation and warranty (respecting individual Mortgage Loans) set forth in Section 9 hereof.

          Rating Agency: Any of Fitch, Moody's or Standard & Poor's, or their respective successors designated by the Purchaser.

                                      -10-

          Reconstitution: A Whole Loan Transfer or a Securitization Transaction.

          Reconstitution Agreements: The agreement or agreements entered into by the Seller and/or the Interim Servicer and the Purchaser and/or certain third parties on the Reconstitution Date or Dates with respect to any or all of the
Mortgage Loans sold hereunder, in connection with a Whole Loan Transfer, Agency
Transfer or a Securitization Transaction pursuant to Section 13, including, but not limited to, a seller's warranties and servicing agreement with respect to a
Whole Loan Transfer, and a trust and servicing agreement, pooling and servicing agreement and/or seller/servicer agreements and related custodial/trust agreement and documents with respect to a Securitization Transaction.

          Reconstitution Date: As defined in Section 13.

          Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation
AB), 17 C.F.R. Sections 229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities
Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the
staff of the Commission, or as may be provided by the Commission or its staff from time to time.

          REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

          REMIC Provisions: Provisions of the federal income tax law relating to a REMIC, which appear at Section 860A through 860G of Subchapter M of Chapter 1,
Subtitle A of the Code, and related provisions and regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

          Remittance Date: The date specified in the Interim Servicing Agreement
(with respect to each Mortgage Loan, for an interim period, as specified therein).

          Repurchase Price: With respect to any Mortgage Loan for which a breach of a representation or warranty from the Agreement or the Interim Servicing
Agreement is found, a price equal to the then outstanding principal balance of the Mortgage Loan to be repurchased, plus accrued interest thereon at the
Mortgage Interest Rate from the date to which interest had last been paid through the date of such repurchase, plus the amount of any outstanding advances owed to any servicer, and plus all costs and expenses incurred by the Purchaser or any servicer arising out of or based upon such breach, including without limitation costs and expenses incurred in the enforcement of the Seller's repurchase obligation hereunder, and plus, in the event a Mortgage Loan is repurchased during the first twelve (12) months following the related Closing
Date, an amount equal to the Premium Percentage multiplied by the outstanding principal balance of such Mortgage Loan as of the date of such repurchase.

          RESPA: Real Estate Settlement Procedures Act, as amended from time to time.

          Second Lien Loan: A Mortgage Loan secured by a second lien Mortgage on the related Mortgaged Property.

                                      -11-

          Securities Act: The Securities Act of 1933, as amended.

          Securitization Transaction. Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (2)
an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

          Seller: Rose Mortgage, Inc., a New Jersey corporation, and its successors in interest.

          Seller Information: As defined in Subsection 31.04(a).

          Servicing Fee: With respect to each Mortgage Loan subject to the
Interim Servicing Agreement, an amount equal to 0.50% per annum computed on the basis of the outstanding principal balance of the related Mortgage Loan. Such fee shall be payable monthly and shall be pro rated for any portion of a month during which the Mortgage Loan is serviced by the Interim Servicer under the
Interim Servicing Agreement. The obligation of the Purchaser to pay the
Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion (including recoveries with respect to interest from Liquidation
Proceeds, to the extent permitted by this Agreement) of such Monthly Payment collected by the Interim Servicer, or as otherwise provided under this
Agreement.

          Servicing File: With respect to each Mortgage Loan, the file retained by the Interim Servicer consisting of originals of all documents in the Mortgage
File which are not delivered to the Purchaser or the Custodian and copies of the
Mortgage Loan Documents.

          Servicing Rights: Any and all of the following: (a) any and all rights to service the Mortgage Loans; (b) any payments to or monies received by the
Interim Servicer for servicing the Mortgage Loans; (c) any late fees, penalties or similar payments with respect to the Mortgage Loans; (d) all agreements or documents creating, defining or evidencing any such servicing rights to the extent they relate to such servicing rights and all rights of the Interim
Servicer thereunder; (e) Escrow Payments or other similar payments with respect to the Mortgage Loans and any amounts actually collected by the Interim Servicer with respect thereto; (f) all accounts and other rights to payment related to any of the property described in this paragraph; and (g) any and all documents, files, records, servicing files, servicing documents, servicing records, data tapes, computer records, or other information pertaining to the Mortgage Loans or pertaining to the past, present or prospective servicing of the Mortgage
Loans.

          Sponsor: The sponsor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

          Standard & Poor's: Standard & Poor's Ratings Services, a division of
The McGraw-Hill Companies Inc., and its successors in interest.

                                      -12-

          Standard & Poor's Glossary: The Standard & Poor's LEVELS(R) Glossary,
as may be in effect from time to time.

          Stated Principal Balance: As to each Mortgage Loan on any date of determination, (i) the principal balance of such Mortgage Loan at the related
Cut-off Date after giving effect to payments of principal due on or before such date, to the extent actually received, minus (ii) all amounts previously distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal on such Mortgage Loan.

          Static Pool Information: Static pool information as described in Item
1105(a)(1)-(3) and 1105(c) of Regulation AB.

          Successor Servicer: Any servicer of one or more Mortgage Loans designated by the Purchaser as being entitled to the benefits of the indemnifications set forth in Sections 9.03 and 14.01.

          Third-Party Originator: Each Person, other than a Qualified
Correspondent, that originated Mortgage Loans acquired by the Seller.

          Transfer Date: The date on which the Purchaser, or its designee, shall receive the transfer of servicing responsibilities and begin to perform the servicing of the Mortgage Loans with respect to the related Mortgage Loan
Package, and the Interim Servicer shall cease all servicing responsibilities.
Such date shall occur on the day indicated by the Purchaser to the Interim
Servicer in accordance with the Interim Servicing Agreement.

          Underwriting Guidelines: The underwriting guidelines of the Seller, a copy of which is attached hereto as Exhibit I and a then-current copy of which shall be attached as an Exhibit to the related Assignment and Conveyance.

          VA: The Department of Veterans Affairs, an agency of the United States of America, or any successor thereto including the Administrator of Veterans
Affairs.

          Whole Loan Transfer: Any sale or transfer of some or all of the
Mortgage Loans other than a Securitization Transaction.

          SECTION 2. Agreement to Purchase.

          The Seller agrees to sell from time to time, and the Purchaser agrees to purchase from time to time, Mortgage Loans having an aggregate principal balance on the related Cut-off Date in an amount as set forth in the related
Purchase Price and Terms Agreement, or in such other amount as agreed by the
Purchaser and the Seller as evidenced by the actual aggregate principal balance of the Mortgage Loans accepted by the Purchaser on each Closing Date.

          SECTION 3. Mortgage Schedules.

          The Seller from time to time shall provide the Purchaser with certain information constituting a preliminary listing of the Mortgage Loans to be purchased on each Closing Date in

                                      -13-

accordance with the related Purchase Price and Terms Agreement and this
Agreement (each, a "Preliminary Mortgage Schedule").

          The Seller shall deliver the Mortgage Loan Schedule for the Mortgage
Loans to be purchased on a particular Closing Date to the Purchaser at least two
(2) Business Days prior to the related Closing Date. The Mortgage Loan Schedule shall be the related Preliminary Mortgage Schedule with those Mortgage Loans which the Seller has not funded prior to the related Closing Date deleted.

          SECTION 4. Purchase Price.

          The Purchase Price for the Mortgage Loans shall be equal to (a) the
Purchase Price Percentage multiplied by the Cut-off Date Balance, plus (b)
accrued and unpaid interest on such principal balance at the weighted average
Mortgage Interest Rate (net of the Servicing Fee) of those Mortgage Loans from the related Cut-off Date through the day prior to the related Closing Date, inclusive. For purposes hereof, "Cut-off Date Balance" means the aggregate principal balance, as of the related Cut-off Date, of the Mortgage Loans listed on the related Mortgage Loan Schedule, after application of scheduled payments of principal due on or before the related Cut-off Date, to the extent such payments were actually received, together with any unscheduled principal payments collected prior to the Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to the Cut-off Date, but to be applied on a due date beyond the related Cut-off Date, shall not be applied to the principal balance as of the related Cut-off Date. If so provided in the related Purchase Price and Terms Agreement, portions of the Mortgage Loans shall be priced separately. The Purchase Price as so determined shall be paid to the
Seller on the related Closing Date by wire transfer of immediately available funds to an account designated by the Seller in writing.

          The Purchaser shall be entitled to (l) all principal paid after the related Cut-off Date, (2) all other recoveries of principal collected on or after the related Cut-off Date, and (3) all payments of interest on the Mortgage
Loans net of applicable Servicing Fees (minus that portion of any such payment which is allocable to the period prior to the related Cut-off Date). The outstanding principal balance of each Mortgage Loan as of the related Cut-off
Date is determined after application of payments of principal due on or before the related Cut-off Date, to the extent actually collected, together with any unscheduled principal prepayments collected prior to the Cut-off Date; provided, however, that payments of scheduled principal and interest paid prior to the
Cut-off Date, but to be applied on a due date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date.
Such prepaid amounts shall be the property of the Purchaser. The Seller shall deposit any such prepaid amounts into the Custodial Account, which account is established for the benefit of the Purchaser for subsequent remittance by the
Seller to the Purchaser.

          SECTION 5. Examination of Mortgage Files.

          At least seven (7) Business Days prior to the related Closing Date, the Seller shall (i) either (a) deliver to the Purchaser or its designee in escrow, for examination with respect to each Mortgage Loan to be purchased, the related Mortgage File, including a copy of the Assignment of Mortgage (except with respect to each MERS Designated Mortgage Loan),

                                      -14-

pertaining to each Mortgage Loan, or (b) make the related Mortgage File available to the Purchaser for examination at such other location as shall otherwise be acceptable to the Purchaser and (ii) deliver to the Purchaser copies of the credit and servicing files (collectively, the "Credit Files").
Such examination of the Mortgage Files may be made by the Purchaser or its designee at any reasonable time before or after the related Closing Date. If the
Purchaser makes such examination prior to the related Closing Date and determines, in its sole discretion, that any Mortgage Loans are unacceptable to the Purchaser for any reason, such Mortgage Loans shall be deleted from the related Mortgage Loan Schedule, and may be replaced by a Qualified Substitute
Mortgage Loan (or Loans) acceptable to the Purchaser. The Purchaser may, at its option and without notice to the Seller, purchase some or all of the Mortgage
Loans without conducting any partial or complete examination. The fact that the
Purchaser or its designee has conducted or has failed to conduct any partial or complete examination of the Mortgage Files or the Credit Files shall not impair in any way the Purchaser's (or any of its successor's) rights to demand repurchase, substitution or other remedy as provided in this Agreement. In the event that the Seller fails to deliver the Credit Files with respect to any
Mortgage Loan, the Seller shall, upon the request of the Purchaser, repurchase such Mortgage Loan at the price and in the manner specified in Subsection 9.03.

          SECTION 6. Conveyance from Seller to Purchaser.

          Subsection 6.01. Conveyance of Mortgage Loans; Possession of Servicing
Files.

          The Seller, simultaneously with the delivery of the Mortgage Loan
Schedule with respect to the related Mortgage Loan Package to be purchased on each Closing Date, shall execute and deliver an Assignment and Conveyance
Agreement in the form attached hereto as Exhibit H (the "Assignment and
Conveyance Agreement"). The Seller shall cause the Servicing File retained by the Interim Servicer pursuant to this Agreement to be appropriately identified in the Seller's computer system and/or books and records, as appropriate, to clearly reflect the sale of the related Mortgage Loan to the Purchaser. The
Seller shall cause the Interim Servicer to release from its custody the contents of any Servicing File retained by it only in accordance with this Agreement or the Interim Servicing Agreement, except when such release is required in connection with a repurchase of any such Mortgage Loan pursuant to Subsection
9.03.

          Subsection 6.02. Books and Records.

          Record title to each Mortgage as of the related Closing Date shall be in the name of the Seller, the Purchaser or one or more designees of the
Purchaser, as the Purchaser shall select. Notwithstanding the foregoing, each
Mortgage and related Mortgage Note shall be possessed solely by the Purchaser or the appropriate designee of the Purchaser, as the case may be. All rights arising out of the Mortgage Loans including, but not limited to, all funds received by the Seller or the Interim Servicer after the related Cut-off Date on or in connection with a Mortgage Loan shall be vested in the Purchaser or one or more designees of the Purchaser; provided, however, that all funds received on or in connection with a Mortgage Loan shall be received and held by the Seller or the Interim Servicer in trust for the benefit of the Purchaser or the appropriate designee of the Purchaser, as the case may be, as the owner of the
Mortgage Loans pursuant to the terms of this Agreement.

                                      -15-

          The sale of each Mortgage Loan shall be reflected on the Seller's balance sheet and other financial statements as a sale of assets by the Seller.

          The Seller shall or shall cause the Interim Servicer to be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be marked clearly to reflect the ownership of each Mortgage Loan by the Purchaser. In particular, the Seller shall or shall cause the Interim Servicer to maintain in its possession, available for inspection by the Purchaser, and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or Freddie Mac, including but not limited to documentation as to the method used in determining the applicability of the provisions of the National Flood Insurance Act of 1968, as amended, to the Mortgaged Property, documentation evidencing insurance coverage and periodic inspection reports, as required by the Fannie Mae Guides. To the extent that original documents are not required for purposes of realization of Liquidation
Proceeds or Insurance Proceeds, documents maintained by the Seller or the
Interim Servicer may be in the form of microfilm or microfiche so long as the
Seller or the Interim Servicer complies with the requirements of the Fannie Mae
Guides.

          Subsection 6.03. Delivery of Mortgage Loan Documents.

          The Seller shall deliver and release to the Custodian no later than seven (7) Business Days prior to the related Closing Date those Mortgage Loan
Documents set forth on Exhibit A hereto with respect to each Mortgage Loan set forth on the related Mortgage Loan Schedule.

          The Custodian shall certify its receipt of all such Mortgage Loan
Documents required to be delivered pursuant to the Custodial Agreement for the related Closing Date, as evidenced by the Certification and Trust Receipt of the
Custodian in the form annexed to the Custodial Agreement. The Purchaser shall pay all fees and expenses of the Custodian from and after the Closing Date.

          The Seller shall or shall cause the Interim Servicer to forward to the
Custodian, or to such other Person as the Purchaser shall designate in writing, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with this Agreement within two (2) weeks of their execution, provided, however, that the Seller shall provide the Custodian, or to such other Person as the Purchaser shall designate in writing, with a certified true copy of any such document submitted for recordation within two (2) weeks of its execution, and shall promptly provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within ninety (90) days of its submission for recordation.

          In the event any document required to be delivered to the Custodian pursuant to the previous paragraph, including an original or copy of any document submitted for recordation to the appropriate public recording office, is not so delivered to the Custodian, or to such other Person as the Purchaser shall designate in writing, within ninety (90) days following the Closing Date
(other than with respect to the Assignments of Mortgage which shall be delivered to the

                                      -16-

Custodian in blank and recorded subsequently by the Purchaser or its designee), and in the event that the Seller does not cure such failure within thirty (30)
days of discovery or receipt of written notification of such failure from the
Purchaser, the related Mortgage Loan shall, upon the request of the Purchaser, be repurchased by the Seller at the price and in the manner specified in
Subsection 9.03. The foregoing repurchase obligation shall not apply in the event that the Seller cannot deliver such original or copy of any document submitted for recordation to the appropriate public recording office within the specified period due to a delay caused by the recording office in the applicable jurisdiction, provided that (i) the Seller shall deliver a recording receipt of such recording office or, if such recording receipt is not available, an officer's certificate of a servicing officer of the Seller, confirming that such documents have been accepted for recording (upon request of the Purchaser and delivery by the Purchaser to the Seller of a schedule of the related Mortgage
Loans, the Seller shall reissue and deliver to the Purchaser or its designee said officer's certificate relating to the related Mortgage Loans), and (ii)
such document is delivered within twelve (12) months of the related Closing
Date.

          The Seller shall pay all initial recording fees, if any, for the assignments of mortgage and any other fees or costs in transferring all original documents to the Custodian or, upon written request of the Purchaser, to the
Purchaser or the Purchaser's designee. The Purchaser or the Purchaser's designee shall be responsible for recording the Assignments of Mortgage and shall be reimbursed by the Seller for the costs associated therewith pursuant to the preceding sentence.

          Subsection 6.04. Quality Control Procedures.

          The Seller shall, or shall cause the Interim Servicer to, have an internal quality control program that verifies in a manner consistent with accepted industry procedures, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program shall include evaluating and monitoring the overall quality of the Seller's loan production and the servicing activities of the
Interim Servicer. The program is to ensure that the Mortgage Loans are originated and serviced in accordance with Accepted Servicing Practices and the
Underwriting Guidelines; guard against dishonest, fraudulent, or negligent acts;
and guard against errors and omissions by officers, employees, or other authorized persons.

          Subsection 6.05. MERS Designated Mortgage Loans.

          With respect to each MERS Designated Mortgage Loan, the Seller shall, on or prior to the related Closing Date, designate the Purchaser as the Investor and the Custodian as custodian, and no Person shall be listed as Interim Funder on the MERS System. In addition, on or prior to the related Closing Date, Seller shall provide the Custodian and the Purchaser with a MERS Report listing the
Purchaser as the Investor, the Custodian as custodian and no Person as Interim
Funder with respect to each MERS Designated Mortgage Loan.

          SECTION 7. Servicing of the Mortgage Loans.

          The Mortgage Loans have been sold by the Seller to the Purchaser on a servicing released basis. Subject to, and upon the terms and conditions of this
Agreement and the Interim

                                      -17-

Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein), the Seller hereby sells, transfers, assigns, conveys and delivers to the Purchaser the Servicing Rights.

          The Purchaser shall retain the Interim Servicer as contract servicer of the Mortgage Loans for an interim period pursuant to and in accordance with the terms and conditions contained in the Interim Servicing Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).
Except as set forth in the Interim Servicing Agreement, the Interim Servicer
shall service the Mortgage Loans on an "actual/actual" basis and otherwise in strict compliance with the servicing provisions related to the Fannie Mae MBS
Program (Special Servicing Option) of the Fannie Mae Guides (except as otherwise set forth in the Interim Servicing Agreement). The Purchaser and Seller shall cause the Interim Servicer to execute the Interim Servicing Agreement on the initial Closing Date.

          Pursuant to the Interim Servicing Agreement (with respect to each
Mortgage Loan, for an interim period, as specified therein), the Interim
Servicer shall begin servicing the Mortgage Loans on behalf of the Purchaser and shall be entitled to a Servicing Fee with respect to such Mortgage Loans until the applicable Transfer Date. The Interim Servicer shall conduct such servicing in accordance with the Interim Servicing Agreement.

          SECTION 8. Transfer of Servicing.

          On the applicable Transfer Date, the Purchaser, or its designee, shall assume all servicing responsibilities related to, and the Seller shall cause the
Interim Servicer to cease all servicing responsibilities related to, the related
Mortgage Loans subject to such Transfer Date. The Transfer Date shall be the date determined in accordance with Section 6.02 of the Interim Servicing
Agreement (with respect to each Mortgage Loan, for an interim period, as specified therein).

          On or prior to the applicable Transfer Date, the Seller shall, at its sole cost and expense, take such steps as may be necessary or appropriate to effectuate and evidence the transfer of the servicing of the related Mortgage
Loans to the Purchaser, or its designee, including but not limited to the following:

          (a) Notice to Mortgagors. The Seller shall cause the Interim Servicer to mail to the Mortgagor of each related Mortgage Loan a letter advising such
Mortgagor of the transfer of the servicing of the related Mortgage Loan to the
Purchaser, or its designee, in accordance with the Cranston Gonzales National
Affordable Housing Act of 1990; provided, however, the content and format of the letter shall have the prior approval of the Purchaser. The Seller shall cause the Interim Servicer to provide the Purchaser with copies of all such related notices no later than the Transfer Date.

          (b) Notice to Taxing Authorities and Insurance Companies. The Seller
shall cause the Interim Servicer to transmit to the applicable taxing authorities and insurance companies (including primary mortgage insurance policy insurers, if applicable) and/or agents, notification of the transfer of the servicing to the Purchaser, or its designee, and instructions to deliver all notices, tax bills and insurance statements, as the case may be, to the
Purchaser from

                                      -18-

and after the Transfer Date. The Seller shall cause the Interim Servicer to provide the Purchaser with copies of all such notices no later than the Transfer
Date.

          (c) Delivery of Servicing Records. The Seller shall cause the Interim
Servicer to forward to the Purchaser, or its designee, all servicing records and the Servicing File in the Interim Servicer's possession relating to each related
Mortgage Loan including the information enumerated in the Interim Servicing
Agreement (with respect to each such Mortgage Loan, for an interim period, as specified therein).

          (d) Escrow Payments. The Seller shall cause the Interim Servicer to provide the Purchaser, or its designee, with immediately available funds by wire transfer in the amount of the net Escrow Payments and suspense balances and all loss draft balances associated with the related Mortgage Loans. The Seller shall cause the Interim Servicer to provide the Purchaser with an accounting statement, in electronic format acceptable to the Purchaser in its sole discretion, of Escrow Payments and suspense balances and loss draft balances sufficient to enable the Purchaser to reconcile the amount of such payment with the accounts of the Mortgage Loans. Additionally, the Seller shall cause the
Interim Servicer to wire transfer to the Purchaser the amount of any agency, trustee or prepaid Mortgage Loan payments and all other similar amounts held by the Interim Servicer.

          (e) Payoffs and Assumptions. The Seller shall cause the Interim
Servicer to provide to the Purchaser, or its designee, copies of all assumption and payoff statements generated by the Interim Servicer on the related Mortgage
Loans from the related Cut-off Date to the Transfer Date.

          (f) Mortgage Payments Received Prior to Transfer Date. Prior to the
Transfer Date all payments received by the Interim Servicer or the Seller on each related Mortgage Loan shall be properly applied by the Seller to the account of the particular Mortgagor.

          (g) Mortgage Payments Received after Transfer Date. The amount of any related Monthly Payments received by the Seller after the Transfer Date shall be forwarded to the Purchaser by overnight mail on the date of receipt. The Seller shall notify the Purchaser of the particulars of the payment, which notification requirement shall be satisfied if the Seller forwards with its payment sufficient information to permit appropriate processing of the payment by the
Purchaser. The Seller shall assume full responsibility for the necessary and appropriate legal application of such Monthly Payments received by the Seller after the Transfer Date with respect to related Mortgage Loans then in foreclosure or bankruptcy; provided, for purposes of this Agreement, necessary and appropriate legal application of such Monthly Payments shall include, but not be limited to, endorsement of a Monthly Payment to the Purchaser with the particulars of the payment such as the account number, dollar amount, date received and any special Mortgagor application instructions and the Seller shall cause the Interim Servicer to comply with the foregoing requirements with respect to all Monthly Payments received by the Interim Servicer after the
Transfer Date.

          (h) Misapplied Payments. Misapplied payments shall be processed as follows:

                                      -19-

          (i) All parties shall cooperate in correcting misapplication errors;

          (ii) The party receiving notice of a misapplied payment occurring prior to the applicable Transfer Date and discovered after the Transfer
     Date shall immediately notify the other party;

          (iii) If a misapplied payment which occurred prior to the Transfer
     Date cannot be identified and said misapplied payment has resulted in a shortage in a Custodial Account or Escrow Account, the Seller shall be liable for the amount of such shortage. The Seller shall reimburse the
     Purchaser for the amount of such shortage within thirty (30) days after receipt of written demand therefor from the Purchaser;

          (iv) If a misapplied payment which occurred prior to the Transfer Date has created an improper Purchase Price as the result of an inaccurate outstanding principal balance, a check shall be issued to the party shorted by the improper payment application within five (5) Business Days after notice thereof by the other party; and

          (v) Any check issued under the provisions of this Section 8(h) shall be accompanied by a statement indicating the corresponding Seller and/or the Purchaser Mortgage Loan identification number and an explanation of the allocation of any such payments.

          (i) Books and Records. On the Transfer Date, the books, records and accounts of the Seller with respect to the related Mortgage Loans shall be in accordance with all applicable Purchaser requirements.

          (j) Reconciliation. The Seller shall, on or before the Transfer Date, reconcile principal balances and make any monetary adjustments required by the
Purchaser. Any such monetary adjustments will be transferred between the Seller and the Purchaser as appropriate.

          (k) IRS Forms. The Seller shall or shall cause the Interim Servicer to file all IRS forms 1099, 1099A, 1098 or 1041 and K-1 which are required to be filed on or before the Transfer Date in relation to the servicing and ownership of the related Mortgage Loans. The Seller shall provide copies of such forms to the Purchaser upon request and shall reimburse the Purchaser for any costs or penalties incurred by the Purchaser due to the Seller's failure to comply with this paragraph.

          SECTION 9. Representations, Warranties and Covenants of the Seller;
Remedies for Breach.

          Subsection 9.01. Representations and Warranties Regarding the Seller.

          The Seller represents, warrants and covenants to the Purchaser that as of the date hereof and as of each Closing Date:

          (a) Due Organization and Authority. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of
New Jersey and has all licenses necessary to carry on its business as now being conducted and is licensed,

                                      -20-

qualified and in good standing in each state wherein it owns or leases any material properties or where a Mortgaged Property is located, if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Seller, and in any event the Seller is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of the related Mortgage Loan and the servicing of such Mortgage
Loan in accordance with the terms of this Agreement and the Interim Servicing
Agreement; the Seller has the full corporate power, authority and legal right to hold, transfer and convey the Mortgage Loans and to execute and deliver this
Agreement and to perform its obligations hereunder and thereunder; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Seller and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized; this Agreement and all agreements contemplated hereby have been duly executed and delivered and constitute the valid, legal, binding and enforceable obligations of the Seller, regardless of whether such enforcement is sought in a proceeding in equity or at law; and all requisite corporate or other action has been taken by the Seller to make this Agreement and all agreements contemplated hereby valid and binding upon the Seller in accordance with their terms;

          (b) Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the
Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

          (c) No Conflicts. Neither the execution and delivery of this
Agreement, the acquisition or origination of the Mortgage Loans by the Seller, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby and thereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the
Seller's charter, by-laws or other organizational documents or any legal restriction or any agreement or instrument to which the Seller is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Seller or its property is subject, or result in the creation or imposition of any lien, charge or encumbrance that would have an adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or impair the ability of the Purchaser to realize on the Mortgage Loans, impair the value of the
Mortgage Loans, or impair the ability of the Purchaser to realize the full amount of any insurance benefits accruing pursuant to this Agreement;

          (d) Ability to Service. The Interim Servicer has the facilities, procedures, and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Mortgage Loans. The Interim Servicer is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws, and regulations, if applicable, meets the minimum capital requirements set forth by the OTS, the OCC or the FDIC, and is in good standing to enforce, originate, sell mortgage loans to, and service mortgage loans in each jurisdiction wherein the Mortgaged Properties are located;

                                      -21-

          (e) Reasonable Servicing Fee. The Seller, in its capacity as Interim
Servicer, acknowledges and agrees that the Servicing Fee, represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Interim Servicer, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement and the Interim Servicing Agreement;

          (f) Ability to Perform; Solvency. The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. The Seller is solvent and the sale of the Mortgage Loans will not cause the Seller to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of Seller's creditors;

          (g) No Litigation Pending. There is no action, suit, proceeding or investigation pending or threatened against the Seller, before any court, administrative agency or other tribunal asserting the invalidity of this
Agreement, seeking to prevent the consummation of any of the transactions contemplated by this Agreement or which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Seller, or in any material impairment of the right or ability of the Seller to carry on its business substantially as now conducted, or in any material liability on the part of the Seller, or which would draw into question the validity of this
Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Seller contemplated herein, or which would be likely to impair the ability of the Seller to perform under the terms of this Agreement;

          (h) No Consent Required. No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body including HUD, the FHA or the Department of Veterans Affairs is
required for the execution, delivery and performance by the Seller of or compliance by the Seller with this Agreement or the Mortgage Loans, the delivery of a portion of the Mortgage Files to the Custodian or the sale of the Mortgage
Loans or the consummation of the transactions contemplated by this Agreement, or if required, such approval has been obtained prior to the related Closing Date;

          (i) Selection Process. The Mortgage Loans were selected from among the outstanding one- to four-family mortgage loans in the Seller's portfolio at the related Closing Date as to which the representations and warranties set forth in
Subsection 9.02 could be made and such selection was not made in a manner so as to affect adversely the interests of the Purchaser;

          (j) Mortgage Loan Package Characteristics. The characteristics of the related Mortgage Loan Package are as set forth on the description of the pool characteristics for the applicable Mortgage Loan Package delivered pursuant to
Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement;

          (k) No Untrue Information. Neither this Agreement nor any information, statement, tape, diskette, report, form, or other document furnished or to be furnished pursuant to this Agreement or any Reconstitution Agreement or in connection with the transactions contemplated hereby (including any
Securitization Transaction or Whole Loan Transfer)

                                      -22-

contains or will contain any untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained herein or therein not misleading;

          (l) Financial Statements. The Seller has delivered to the Purchaser financial statements as to its last three (3) complete fiscal years and any later quarter ended more than sixty (60) days prior to the execution of this
Agreement. All such financial statements fairly present the pertinent results of operations and changes in financial position for each of such periods and the financial position at the end of each such period of the Seller and its subsidiaries and have been prepared in accordance with generally accepted accounting principles of the United States consistently applied throughout the periods involved, except as set forth in the notes thereto. In addition, the
Seller has delivered information as to its loan gain and loss experience in respect of foreclosures and its loan delinquency experience for the immediately preceding three-year period, in each case with respect to mortgage loans owned by it and mortgage loans serviced for others during such period, and all such information so delivered shall be true and correct in all material respects.
There has been no change in the business, operations, financial condition, properties or assets of the Seller since the date of the Seller's financial statements that would have a adverse effect on its ability to perform its obligations under this Agreement. The Seller has completed any forms requested by the Purchaser in a timely manner and in accordance with the provided instructions;

          (m) No Brokers. The Seller has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

          (n) Sale Treatment. The Seller has been advised by its independent certified public accountants that under generally accepted accounting principles the transfer of the Mortgage Loans may be treated as a sale on the books and records of the Seller and the Seller has determined that the disposition of the
Mortgage Loans pursuant to this Agreement will be afforded sale treatment for tax and accounting purposes;

          (o) Reasonable Purchase Price. The consideration received by the
Seller upon the sale of the Mortgage Loans under this Agreement constitutes fair consideration and reasonably equivalent value for the Mortgage Loans;

          (p) Owner of Record. The Seller is the owner of record of each
Mortgage and the indebtedness evidenced by each Mortgage Note, and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the Mortgage
Files with respect thereto in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan;

          (q) Seller's Origination. The Seller's decision to originate any mortgage loan or to deny any mortgage loan application is an independent decision based upon Seller's underwriting guidelines, and is in no way made as a result of Purchaser's decision to purchase, or not to purchase, or the price
Purchaser may offer to pay for, any such mortgage loan, if originated; and

          (r) Compliance with Anti-Money Laundering Laws. The Seller has complied with all applicable anti-money laundering laws, regulations and executive orders, including

                                      -23-

without limitation the USA Patriot Act of 2001 (collectively, the "Anti-Money
Laundering Laws"); the Seller has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the origination of each Mortgage
Loan for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the applicable Mortgagor and the origin of the assets used by the said Mortgagor to purchase the property in question, and maintains, and will maintain, sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws;

          (s) Delivery to the Custodian. The Mortgage Note, the Mortgage, the
Assignment of Mortgage and any other documents required to be delivered with respect to each Mortgage Loan pursuant to the Custodial Agreement shall be delivered to the Custodian all in compliance with the specific requirements of the Custodial Agreement. With respect to each Mortgage Loan, the Seller will be in possession of a complete Mortgage File in compliance with Exhibit A hereto, except for such documents as will be delivered to the Custodian; and

          (t) Credit Reporting. The Seller, for so long as it is the Interim
Servicer for each Mortgage Loan, will fully furnish, in accordance with the Fair
Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to
Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis.

          Subsection 9.02. Representations and Warranties Regarding Individual
Mortgage Loans.

          The Seller hereby represents and warrants to the Purchaser that, as to each Mortgage Loan, as of the related Closing Date for such Mortgage Loan:

          (a) Mortgage Loans as Described. The information set forth in the
Mortgage Loan Schedule is complete, true and correct;

          (b) Payments Current. All payments required to be made up to the
Closing Date under the terms of the Mortgage Note have been made and credited.
As of the Closing Date, no payment required under the Mortgage Loan is 30 days or more delinquent nor has any payment under the Mortgage Loan been 30 days or more delinquent at any time since the origination of the Mortgage Loan. The first Monthly Payment after the Cut-off Date shall be made with respect to the
Mortgage Loan on its Due Date or within the grace period, all in accordance with the terms of the related Mortgage Note;

          (c) No Outstanding Charges. There are no defaults in complying with the terms of the Mortgage securing the Mortgage Loan, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. Except for (A) payments in the nature of escrow payments and (B) interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier to the day which precedes by

                                      -24-

one month the Due Date of the first installment of principal and interest, including, without limitation, taxes and insurance payments, the Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan;

          (d) Original Terms Unmodified. The terms of the Mortgage Note and
Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser, and which has been delivered to the Custodian or to such other Person as the Purchaser shall designate in writing, and the terms of which are reflected in the Mortgage Loan
Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, if any, to the extent required by the policy, and its terms are reflected on the Mortgage Loan Schedule, if applicable. No
Mortgagor has been released, in whole or in part, except in connection with an assumption agreement, approved by the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian or to such other Person as the Purchaser shall designate in writing and the terms of which are reflected in the Mortgage Loan
Schedule;

          (e) No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage
Note or the Mortgage, or the exercise of any right thereunder, render either the
Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at, or subsequent to, the time the Mortgage Loan was originated;

          (f) Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae Guides or by
Freddie Mac, as well as all additional requirements set forth in Section 2.10 of the Interim Servicing Agreement attached hereto as Exhibit B. If required by the
National Flood Insurance Act of 1968, as amended, each Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in effect, which policy conforms to
Fannie Mae and Freddie Mac, as well as all additional requirements set forth in
Section 2.10 of the Interim Servicing Agreement attached hereto as Exhibit B.
All individual insurance policies contain a standard mortgagee clause naming the
Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid and such policies may not be reduced, terminated or cancelled without thirty (30) days' prior written notice to the mortgagee. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the
Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance

                                      -25-

policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the
Purchaser upon the consummation of the transactions contemplated by this
Agreement. The Seller has not engaged in, and has no knowledge of the
Mortgagor's or any servicer's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of such policy, including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Seller;

          (g) Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, predatory, abusive and fair lending, equal credit opportunity and disclosure laws applicable to the Mortgage Loan, including, without limitation, any provisions relating to prepayment penalties, have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and the Seller shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the
Purchaser upon demand, evidence of compliance with all such requirements. This representation is a Deemed Material Breach Representation;

          (h) No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged
Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has the
Seller waived any default resulting from any action or inaction by the
Mortgagor;

          (i) Location and Type of Mortgaged Property. The Mortgaged Property is
a fee simple property located in the state identified in the Mortgage Loan
Schedule [except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, the Mortgaged Property may be a leasehold estate] and consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual residential condominium unit in a low-rise condominium project, or an individual unit in a planned unit development [and that no residence or dwelling is a mobile home], provided, however, that any condominium unit or planned unit development shall not fall within any of the "Ineligible Projects" of part XII,
Section 102 of the Fannie Mae Selling Guide and shall conform with the
Underwriting Guidelines. In the case of any Mortgaged Properties that are manufactured homes (a "Manufactured Home Mortgage Loans"), (i) such Manufactured
Home Mortgage Loan conforms with the applicable Fannie Mae or Freddie Mac requirements regarding mortgage loans related to manufactured dwellings, (ii)
the related manufactured dwelling is permanently affixed to the land, (iii) the related manufactured dwelling and the related land are subject to a Mortgage properly filed in the appropriate public recording office and naming Seller as mortgagee, (iv) the applicable laws of the jurisdiction in which the related
Mortgaged Property is located will deem the manufactured dwelling located on such Mortgaged Property to be a part of the real property on which such dwelling is located, (v) such Manufactured Home Mortgage Loan is (x) a

                                      -26-

qualified mortgage under Section 860G(a)(3) of the Internal Revenue Code of
1986, as amended and (y) secured by manufactured housing treated as a single family residence under Section 25(e)(10) of the Code (i.e., such manufactured home has a minimum of 400 square feet of living space, a minimum width in excess of 102 inches and which is of a kind customarily used at a fixed location) and
(vi) as of the origination date of the related Mortgage Loan, the related manufactured housing unit that secures such Mortgage Loan either: (x) was the principal residence of the Mortgagor or (y) was classified as real property under applicable state law. As of the date of origination, no portion of the
Mortgaged Property was used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the Mortgaged
Property has not been altered for commercial purposes and is not storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes. This representation is a Deemed Material
Breach Representation;

          (j) Valid First and Second Lien. Each Mortgage is a valid and subsisting first lien, with respect to First Lien Loans, or second lien, with respect to Second Lien Loans, of record on a single parcel of real estate constituting the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time, subject in all cases to the exceptions to title set forth in the title insurance policy with respect to the related Mortgage Loan, which exceptions are generally acceptable to prudent mortgage lending companies, and such other exceptions to which similar properties are commonly subject and which do not individually, or in the aggregate, materially and adversely affect the benefits of the security intended to be provided by such Mortgage. In no event shall any Mortgage Loan be in a lien position more junior than a second lien. The lien of the Mortgage is subject only to:

                    (1) with respect to Second Lien Loans, the lien of the first mortgage on the Mortgaged Property;

                    (2) the lien of current real property taxes and assessments not yet due and payable;

                    (3) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (a) specifically referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b)
               which do not adversely affect the Appraised Value of the
               Mortgaged Property set forth in such appraisal; and

                    (4) other matters to which like properties are commonly
               subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged
               Property.

                                      -27-

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected (A) first lien and first priority security interest with respect to each First Lien Loan, or (B) second lien and second priority security interest with respect to each Second Lien Loan, in either case, on the property described therein and Seller has full right to sell and assign the same to Purchaser.;

          (k) Validity of Mortgage Documents. The Mortgage Note and the Mortgage
and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms (including, without limitation, any provisions therein relating to prepayment penalties). All parties to the Mortgage Note, the
Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any other related agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by other such related parties. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a
Mortgage Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination or servicing of the Mortgage Loan. The Seller has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

          (l) Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the
Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

          (m) Ownership. The Seller is the sole owner of record and holder of the Mortgage Loan and the indebtedness evidenced by each Mortgage Note and upon the sale of the Mortgage Loans to the Purchaser, the Seller will retain the
Mortgage Files or any part thereof with respect thereto not delivered to the
Custodian, the Purchaser or the Purchaser's designee, in trust only for the purpose of servicing and supervising the servicing of each Mortgage Loan. The
Mortgage Loan is not assigned or pledged, and the Seller has good, indefeasible and marketable title thereto, and has full right to transfer and sell the
Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The
Seller intends to relinquish all rights to possess, control and monitor the
Mortgage Loan. After the Closing Date, the Seller will have no right to modify or alter the terms of the

                                      -28-

sale of the Mortgage Loan and the Seller will have no obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement;

          (n) Doing Business. All parties which have had any interest in the
Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) either (i) organized under the laws of such state, or (ii) qualified to do business in such state, or
(iii) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (3) not doing business in such state;

          (o) CLTV, LTV; FICO Score. No Mortgage Loan that is a Second Lien Loan has a CLTV in excess of 100%. No Mortgage Loan has an LTV greater than 100%. At origination of the Mortgage Loan, the Mortgagor did not have a FICO score of less than 500;

          (p) Title Insurance. The Mortgage Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or Freddie Mac and each such title insurance policy is issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller, its successors and assigns, as to the first priority lien
(with respect to First Lien Loans) or second priority lien (with respect to
Second Lien Loans) of the Mortgage in the original principal amount of the
Mortgage Loan, subject only to the exceptions contained in clauses (1) and (2)
of paragraph (j) of this Subsection 9.02, and in the case of Adjustable Rate
Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender's title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein.
The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. The Seller, its successor and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this
Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the
Seller;

          (q) No Defaults. There is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration, and neither the Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration. With respect to each
Second Lien Loan, (i) the prior mortgage is in full force and effect, (ii) there is no default, breach, violation or event of acceleration existing under such prior mortgage or the related mortgage note, (iii) there is no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default,

                                      -29-

breach, violation or event of acceleration thereunder, and either (A) the prior mortgage contains a provision which allows or (B) applicable law requires, the mortgagee under the Second Lien Loan to receive notice of, and affords such mortgagee an opportunity to cure any default by payment in full or otherwise under the prior mortgage;

          (r) No Mechanics' Liens. There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

          (s) Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay
wholly within the boundaries and building restriction lines of the Mortgaged
Property, and no improvements on adjoining properties encroach upon the
Mortgaged Property. The Mortgaged Property and all improvements located on or being part of the Mortgaged Property are in compliance with all applicable zoning and building laws, ordinances and regulations;

          (t) Origination; Payment Terms. The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to
Sections 203 and 211 of the Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or other similar institution which is supervised and examined by a federal or state authority. The documents, instruments and agreements submitted for loan underwriting were not falsified and contain no untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the information and statements therein not misleading. No Mortgage Loan contains terms or provisions which would result in negative amortization. Unless otherwise noted on the
Mortgage Loan Schedule, principal payments on the Mortgage Loan commenced no more than sixty (60) days after funds were disbursed in connection with the
Mortgage Loan. The Mortgage Interest Rate as well as, with respect to Adjustable
Rate Mortgage Loans, the Lifetime Rate Cap, the Periodic Rate Floor and the
Periodic Rate Cap are as set forth on Exhibit B to each related Assignment and
Conveyance Agreement. The Mortgage Interest Rate is adjusted, with respect to
Adjustable Rate Mortgage Loans, on each Interest Rate Adjustment Date to equal the Index plus the Gross Margin (rounded up or down to the nearest 0.125%), subject to the Periodic Rate Cap. Unless specified on the related Mortgage Loan
Schedule as an interest-only loan, the Mortgage Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to Adjustable Rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the
Mortgage Loan fully by the stated maturity date (unless the Mortgage Loan is identified on the Mortgage Loan Schedule as a Balloon Mortgage Loan), over an original term of not more than thirty (30) years from commencement of amortization. Unless otherwise specified on the description of pool characteristics for the applicable Mortgage Loan Package delivered pursuant to
Section 11 on the related Closing Date in the form attached as Exhibit B to each related Assignment and Conveyance Agreement, the

                                      -30-

Mortgage Loan is payable on the first day of each month. There are no
Convertible Mortgage Loans which contain a provision allowing the Mortgagor to convert the Mortgage Note from an adjustable interest rate Mortgage Note to a fixed interest rate Mortgage Note. Unless otherwise noted on the Mortgage Loan
Schedule, the Due Date of the first payment under the Mortgage Note is no more than 60 days from the date of the Mortgage Note;

          (u) Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a
Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the
Mortgage, subject to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption or similar law;

          (v) Conformance with Agency and Underwriting Guidelines. The Mortgage
Loan was underwritten in accordance with the Underwriting Guidelines (a copy of which is attached to the related Assignment and Conveyance Agreement as Exhibit
C). The Mortgage Note and Mortgage are on forms acceptable to Freddie Mac or
Fannie Mae and no representations have been made to a Mortgagor that are inconsistent with the mortgage instruments used;

          (w) Occupancy of the Mortgaged Property. As of the Closing Date the
Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. The Seller has not received notification from any
Governmental Authority that the Mortgaged Property is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be. The Seller has not received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate. Unless otherwise noted on the Mortgage Loan Schedule, the Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor's primary residence;

          (x) No Additional Collateral. The Mortgage Note is not and has not
been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in paragraph (j) above;

          (y) Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the
Mortgage (or in the case of a substitution of trustee, is named in a properly recorded substitution of trustee), and no fees or expenses are or

                                      -31-

will become payable by the Purchaser, the Custodian or the Interim Servicer to
the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

          (z) Acceptable Investment. There are no circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor, the
Mortgage File or the Mortgagor's credit standing that can reasonably be expected to cause private institutional investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan, or cause the
Mortgage Loan to prepay during any period materially faster or slower than the mortgage loans originated by the Seller generally. No Mortgaged Property is located in a state, city, county or other local jurisdiction which the Purchaser has determined in its sole good faith discretion would cause the related
Mortgage Loan to be ineligible for whole loan sale or securitization in a transaction consistent with the prevailing sale and securitization industry
(including, without limitation, the practice of the rating agencies) with respect to substantially similar mortgage loans;

          (aa) Delivery of Mortgage Documents. The Mortgage Note, the Mortgage,
the Assignment of Mortgage and any other documents required to be delivered under this Agreement for each Mortgage Loan have been delivered to the
Custodian. The Seller is in possession of a complete, true and accurate Mortgage
File in compliance with Exhibit A hereto, except for such documents the originals of which have been delivered to the Custodian, and the Seller has retained copies thereof;

          (bb) Condominiums/Planned Unit Developments. If the Mortgaged Property
is a condominium unit or a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project is (i) acceptable to Fannie Mae or Freddie Mac or (ii) located in a condominium or planned unit development project which has received project approval from
Fannie Mae or Freddie Mac. The representations and warranties required by Fannie
Mae with respect to such condominium or planned unit development have been satisfied and remain true and correct;

          (cc) Transfer of Mortgage Loans. Except with respect to MERS
Designated Mortgage Loans, the Assignment of Mortgage with respect to each
Mortgage Loan is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction;

          (dd) Due-On-Sale. With respect to each Fixed Rate Mortgage Loan, the
Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the
Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder;

          (ee) No Balloon Mortgage Loans. The Mortgage Loan is not a Balloon
Mortgage Loan unless specifically listed on the Mortgage Loan Schedule;

                                      -32-

          (ff) No Buydown Provisions; No Graduated Payments or Contingent
Interests. The Mortgage Loan does not contain provisions pursuant to which
Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the
Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "buydown" provision. The
Mortgage Loan is not a graduated payment mortgage loan, and the Mortgage Loan does not have a shared appreciation or other contingent interest feature. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and the Seller has not
financed nor does it own directly or indirectly, any equity of any form in the
Mortgaged Property or the Mortgagor;

          (gg) Consolidation of Future Advances. Any future advances made to the
Mortgagor prior to the applicable Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term.
The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first or second, as applicable, lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence acceptable to Fannie Mae and
Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

          (hh) Mortgaged Property Undamaged; No Condemnation Proceedings. There
is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the
Mortgage Loan or the use for which the premises were intended and each Mortgaged
Property is in good repair. There have not been any condemnation proceedings with respect to the Mortgaged Property and the Seller has no knowledge of any such proceedings in the future;

          (ii) Collection Practices; Escrow Deposits; Interest Rate Adjustments.
The origination, servicing and collection practices with respect to the Mortgage
Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper.
With respect to escrow deposits and Escrow Payments (other than with respect to
Second Lien Loans for which the mortgagee under the prior mortgage lien is collecting Escrow Payments), all such payments are in the possession of Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. Each Mortgage Loan is covered by a paid in full, life of loan, tax service contract that has been assigned without penalty, premium or cost to the Purchaser. All Escrow Payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Seller have been capitalized under the Mortgage or the Mortgage Note.
All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage and Mortgage Note on the related Interest Rate Adjustment Date. If, pursuant to the terms of the

                                      -33-

Mortgage Note, another index was selected for determining the Mortgage Interest
Rate, the same index was used with respect to each Mortgage Note which required a new index to be selected, and such selection did not conflict with the terms of the related Mortgage Note. Any and all notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage
Interest Rate and the Monthly Payment adjustments have been delivered. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited;

          (jj) Mortgage Loan Attributes: The Mortgage Loan has the
characteristics set forth on Exhibit B to the related Assignment and Conveyance
Agreement;

          (kk) Other Insurance Policies; No Defense to Coverage. No action, inaction or event has occurred and no state of facts exists or has existed on or prior to the Closing Date that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable primary mortgage insurance policy, hazard insurance policy or bankruptcy bond (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured), irrespective of the cause of such failure of coverage. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or by any officer, director, or employee of the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

          (ll) No Violation of Environmental Laws. The Mortgaged Property is
free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation.
There is no pending action or proceeding directly involving the Mortgaged
Property in which compliance with any environmental law, rule or regulation is an issue; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

          (mm) Servicemembers' Civil Relief Act. The Mortgagor has not notified the Seller, and the Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers' Civil Relief Act of 1940, as amended, or any similar state statute;

          (nn) Appraisal. The Seller has delivered to the Purchaser an appraisal of the Mortgaged Property signed prior to the approval of the Mortgage application by an appraiser qualified under Fannie Mae and Freddie Mac guidelines who (i) is licensed in the state where the Mortgaged Property is located, (ii) has no interest, direct or indirect, in the Mortgaged Property or in any Loan or the security therefor, and (iii) does not receive compensation that is affected by the approval or disapproval of the Mortgage Loan. The appraisal shall have been made within one hundred eighty (180) days of the origination of the Mortgage Loan and shall be completed in compliance with the
Uniform Standards of Professional Appraisal Practice, and all applicable

                                      -34-

Federal and state laws and regulations. If the appraisal was made more than one hundred twenty (120) days before the origination of the Mortgage Loan, the
Seller shall have received and delivered to the Purchaser a recertification of the appraisal;

          (oo) Disclosure Materials. The Mortgagor has, to the extent required by applicable law, executed a statement to the effect that the Mortgagor has, received all disclosure materials required by applicable law and the Seller has complied with all applicable law with respect to the making of the Mortgage
Loans. The Seller shall cause the Interim Servicer to maintain such statement in the Mortgage File;

          (pp) Construction or Rehabilitation of Mortgaged Property. The
Mortgage Loan was not made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged
Property;

          (qq) No Defense to Insurance Coverage. No action has been taken or failed to be taken, no event has occurred and no state of facts exists or has existed on or prior to the Closing Date (whether or not known to the Seller on or prior to such date) which has resulted or will result in an exclusion from, denial of, or defense to coverage under any primary mortgage insurance
(including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Seller, the related Mortgagor or any party involved in the application for such coverage, including the appraisal, plans and specifications and other exhibits or documents submitted therewith to the insurer under such insurance policy, or for any other reason under such coverage, but not including the failure of such insurer to pay by reason of such insurer's breach of such insurance policy or such insurer's financial inability to pay. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Seller or any designee of the Seller or any corporation in which the Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance;

          (rr) Qualified Mortgage. The Mortgage Loan is a qualified mortgage under Section 860G(a)(3) of the Code;

          (ss) Credit Information. As to each consumer report (as defined in the
Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by the Seller to the Purchaser, that Seller has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser and the Purchaser is not precluded by the terms of the Mortgage Loan Documents from furnishing the same to any subsequent or prospective purchaser of such Mortgage. The Seller shall hold the Purchaser harmless from any and all damages, losses, costs and expenses (including attorney's fees) arising from disclosure of credit information in connection with the Purchaser's secondary marketing operations and the purchase and sale of mortgages. The Seller has in its capacity as servicer, for each Mortgage Loan, fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union
Credit Information Company (three of the credit

                                      -35-

repositories), on a monthly basis. This representation is a Deemed Material
Breach Representation;

          (tt) Leaseholds. If the Mortgage Loan is secured by a long-term residential lease, (1) the lessor under the lease holds a fee simple interest in the land; (2) the terms of such lease expressly permit the mortgaging of the leasehold estate, the assignment of the lease without the lessor's consent and the acquisition by the holder of the Mortgage of the rights of the lessee upon foreclosure or assignment in lieu of foreclosure or provide the holder of the
Mortgage with substantially similar protections; (3) the terms of such lease do not (a) allow the termination thereof upon the lessee's default without the holder of the Mortgage being entitled to receive written notice of, and opportunity to cure, such default, (b) allow the termination of the lease in the event of damage or destruction as long as the Mortgage is in existence, (c)
prohibit the holder of the Mortgage from being insured (or receiving proceeds of insurance) under the hazard insurance policy or policies relating to the
Mortgaged Property or (d) permit any increase in rent other than pre-established increases set forth in the lease; (4) the original term of such lease is not less than fifteen (15) years; (5) the term of such lease does not terminate earlier than five years after the maturity date of the Mortgage Note; and (6)
the Mortgaged Property is located in a jurisdiction in which the use of leasehold estates in transferring ownership in residential properties is a widely accepted practice;

          (uu) Prepayment Penalty. The Mortgage Loan is subject to a prepayment penalty as provided in the related Mortgage Note except as set forth on Exhibit
B to each related Assignment and Conveyance Agreement. With respect to each
Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable and will be enforced by the Seller for the benefit of the
Purchaser, and each prepayment penalty is permitted pursuant to federal, state and local law. Each such prepayment penalty is in an amount equal to the maximum amount permitted under applicable law and no such prepayment penalty may provide for a term in excess of five (5) years with respect to Mortgage Loans originated prior to October, 1, 2002. With respect to Mortgage Loans originated on or after
October 1, 2002, the duration of the prepayment period shall not exceed three
(3) years from the date of the Mortgage Note unless the Mortgage Loan was modified to reduce the prepayment period to no more than three (3) years from the date of such Mortgage Note and the Mortgagor was notified in writing of such reduction in the prepayment period. With respect to any Mortgage Loan that contains a provision permitting imposition of a prepayment penalty upon a prepayment prior to maturity: (i) the Mortgage Loan provides some benefit to the
Mortgagor (e.g., a rate or fee reduction) in exchange for accepting such prepayment penalty, (ii) prior to the Mortgage Loan origination, the Mortgagor was offered the option of obtaining a mortgage loan that did not require payment of such a penalty and (iii) the prepayment penalty was adequately disclosed to the Mortgagor in the loan documents pursuant to applicable state, local and federal law. This representation is a Deemed Material Breach Representation;

          (vv) Assumability. With respect to each Adjustable Rate Mortgage Loan, the Mortgage Loan Documents provide that after the related first Interest Rate
Adjustment Date, a related Mortgage Loan may only be assumed if the party assuming such Mortgage Loan meets certain credit requirements stated in the
Mortgage Loan Documents;

                                      -36-

          (ww) Conversion to Fixed Interest Rate. With respect to Adjustable
Rate Mortgage Loans, the Mortgage Loan is not a Convertible Mortgage Loan;

          (xx) Escrow Analysis. With respect to each Mortgage, the Seller has within the last twelve months (unless such Mortgage was originated within such twelve month period) analyzed the required Escrow Payments for each Mortgage and adjusted the amount of such payments so that, assuming all required payments are timely made, any deficiency will be eliminated on or before the first anniversary of such analysis, or any overage will be refunded to the Mortgagor, in accordance with RESPA and any other applicable law;

          (yy) Predatory Lending Regulations. No Mortgage Loan is a High Cost
Loan or Covered Loan, as applicable, and no Mortgage Loan originated on or after
October 1, 2002 through March 6, 2003 is governed by the Georgia Fair Lending
Act. No Mortgage Loan is covered by the Home Ownership and Equity Protection Act of 1994 and no Mortgage Loan is in violation of any comparable state or local law. The Mortgaged Property is not located in a jurisdiction where a breach of this representation with respect to the related Mortgage Loan may result in additional assignee liability to the Purchaser, as determined by Purchaser in its reasonable discretion. This representation is a Deemed Material Breach
Representation;

          (zz) Single-Premium Credit Life Insurance Policy. No Mortgagor was
required to purchase any single premium credit insurance policy (e.g., life, disability, accident, unemployment or property insurance policy) or debt cancellation agreement as a condition of obtaining the extension of credit. No
Mortgagor obtained a prepaid single-premium credit insurance policy (e.g., life, disability, accident, unemployment or property insurance policy) in connection with the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies or debt cancellation agreements as part of the origination of, or as a condition to closing, such Mortgage Loan. This representation is a Deemed Material Breach
Representation;

          (aaa) Regarding the Mortgagor. The Mortgagor is one or more natural persons and/or trustees for an Illinois land trust or a trustee under a "living trust" and such "living trust" is in compliance with Fannie Mae guidelines for such trusts;

          (bbb) Insurance. The Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser;

          (ccc) Simple Interest Mortgage Loans. The Mortgage Loan is not a
simple interest Mortgage Loan;

          (ddd) Flood Certification Contract. The Mortgage Loan is covered by a paid in full, life of loan, transferable flood certification contract that has been assigned without penalty, cost or premium to the Purchaser;

                                      -37-

          (eee) Consent. Either (a) no consent for the Second Lien Loan is required by the holder of the related first lien or (b) such consent has been obtained and is contained in the Mortgage File;

          (fff) Origination Date. Unless otherwise noted on the related Mortgage
Loan Schedule, the date of origination of the Mortgage Loan shall be no earlier than three (3) months prior to the date such Mortgage Loan is first purchased by the Purchaser;

          (ggg) No Exception. The Custodian has not noted any material exceptions on an Exception Report (as defined in the Custodial Agreement) with respect to the Mortgage Loan which would materially adversely affect the
Mortgage Loan or the Purchaser's ownership of the Mortgage Loan, unless consented to by the Purchaser;

          (hhh) Mortgage Submitted for Recordation. The Mortgage either has been or will promptly be submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located;

          (iii) Endorsements. The Mortgage Note has been endorsed by Seller for its own account and not as a fiduciary, trustee, trustor or beneficiary under a trust agreement;

          (jjj) Accuracy of Information. All information provided to the
Purchaser by the Seller with respect to the Mortgage Loan is accurate in all material respects;

          (kkk) Mortgagor Bankruptcy. On or prior to the date sixty (60) days after the related Closing Date, the Mortgagor has not filed or will not file a bankruptcy petition or has not become the subject or will not become the subject of involuntary bankruptcy proceedings or has not consented to or will not consent to the filing of a bankruptcy proceeding against it or to a receiver being appointed in respect of the related Mortgaged Property;

          (lll) No Construction Loans. No Mortgage Loan was made in connection with (a) facilitating the trade-in or exchange of a Mortgaged Property or (b)
the construction or rehabilitation of a Mortgaged Property, unless the Mortgage
Loan is a construction-to-permanent mortgage loan listed on the Mortgage Loan
Schedule which has been fully disbursed, all construction work is complete and a completion certificate has been issued;

          (mmm) No Equity Participation. No document relating to the Mortgage
Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the
Mortgaged Property or the Mortgagor and Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the
Mortgagor;

          (nnn) Proceeds of Mortgage Loan. The proceeds of the Mortgage Loan have not been and shall not be used to satisfy, in whole or in part, any debt owed or owing by the Mortgagor to Seller or any Affiliate or correspondent thereof unless such debt was originated more than twenty-four (24) months prior to the origination of such Mortgage Loan;

                                      -38-

          (ooo) No Arbitration. No Mortgagor with respect to any Mortgage Loan originated on or after August 1, 2004 agreed to submit to arbitration to resolve any dispute arising out of or relating in any way to the mortgage loan transaction. This representation is a Deemed Material Breach Representation;

          (ppp) Origination Practices/No Steering. The Mortgagor was not
encouraged or required to select a Mortgage Loan product offered by the Mortgage
Loan's originator which is a higher cost product designed for less creditworthy borrowers, unless at the time of the Mortgage Loan's origination, such Mortgagor did not qualify taking into account such facts as, without limitation, the
Mortgage Loan's requirements and the Mortgagor's credit history, income, assets and liabilities and debt-to-income ratios for a lower-cost credit product then offered by the Mortgage Loan's originator or any affiliate of the Mortgage
Loan's originator. IF, AT THE TIME OF LOAN APPLICATION, THE MORTGAGOR MAY HAVE
QUALIFIED FOR A LOWER-COST CREDIT PRODUCT THEN OFFERED BY ANY MORTGAGE LENDING
AFFILIATE OF THE MORTGAGE LOAN'S ORIGINATOR, THE MORTGAGE LOAN'S ORIGINATOR
REFERRED THE MORTGAGOR'S APPLICATION TO SUCH AFFILIATE FOR UNDERWRITING
CONSIDERATION. For a Mortgagor who seeks financing through a Mortgage Loan originator's higher-priced subprime lending channel, the Mortgagor was directed towards or offered the Mortgage Loan originator's standard mortgage line if the
Mortgagor was able to qualify for one of the standard products. This representation is a Deemed Material Breach Representation;

          (qqq) Underwriting Methodology. The methodology used in underwriting the extension of credit for each Mortgage Loan does not rely solely on the extent of the Mortgagor's equity in the collateral as the principal determining factor in approving such extension of credit. The methodology employed objective criteria such as the Mortgagor's income, assets and liabilities, to the proposed mortgage payment and, based on such methodology, the Mortgage Loan's originator made a reasonable determination that at the time of origination the Mortgagor had the ability to make timely payments on the Mortgage Loan. Such underwriting methodology confirmed that at the time of origination (application/approval) the
Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan.
This representation is a Deemed Material Breach Representation;

          (rrr) Points and Fees. No Mortgagor was charged "points and fees"
(whether or not financed) in an amount greater than (i) $1,000, or (ii) 5% of the principal amount of such Mortgage Loan, whichever is greater. For purposes of this representation, such 5% limitation is calculated in accordance with
Fannie Mae's anti-predatory lending requirements as set forth in the Fannie Mae
Guides and "points and fees" (x) include origination, underwriting, broker and finder fees and charges that the mortgagee imposed as a condition of making the
Mortgage Loan, whether they are paid to the mortgagee or a third party; and (y)
exclude bona fide discount points, fees paid for actual services rendered in connection with the origination of the Mortgage Loan (such as attorneys' fees, notaries fees and fees paid for property appraisals, credit reports, surveys, title examinations and extracts, flood and tax certifications and home inspections), the cost of mortgage insurance or credit-risk price adjustments, the costs of title, hazard and flood insurance policies, state and local transfer taxes or fees, escrow deposits for the future payment of taxes and insurance premiums, and other miscellaneous fees and charges which miscellaneous fees and charges, in total, do not exceed 0.25% of the principal amount of such
Mortgage Loan. This representation is a Deemed Material Breach Representation;

                                      -39-

          (sss) Fees Charges. All fees and charges (including finance charges)
and whether or not financed, assessed, collected or to be collected in connection with the origination and servicing of each Mortgage Loan has been disclosed in writing to the Mortgagor in accordance with applicable state and federal law and regulation. This representation is a Deemed Material Breach
Representation; and

          (ttt) Second Lien Mortgage Loans. With respect to each Second Lien
Loan: (1) the related First Lien Loan does not permit negative amortization; (2)
where required or customary in the jurisdiction in which the Mortgaged Property is located, the original lender has filed for record a request for notice of any action by the related senior lienholder, and the Seller has notified such second lienholder in writing of the existence of the Second Lien Loan and requested notification of any action to be taken against the Mortgagor by such senior lienholder; either (a) no consent for the Second Lien Loan is required by the holder of the related First Lien Loan or (b) such consent has been obtained and is contained in the related Mortgage File; (3) to the best of Seller's knowledge, the related First Lien Loan is in full force and effect, and there is no default lien, breach, violation or event which would permit acceleration existing under such First Lien Loan or Mortgage Note, and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event which would permit acceleration under such First Lien Loan; (4) the related First Lien
Mortgage contains a provision which provides for giving notice of default or breach to the mortgagee under the Mortgage Loan and allows such mortgagee to cure any default under the related First Lien Mortgage; and (5) the related
Mortgaged Property is the Mortgagor's principal residence. This representation is a Deemed Material Breach Representation.

          Subsection 9.03. Remedies for Breach of Representations and
Warranties.

          It is understood and agreed that the representations and warranties set forth in Subsections 9.01 and 9.02 shall survive the sale of the Mortgage
Loans to the Purchaser and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or
Assignment of Mortgage or the examination or failure to examine any Mortgage
File. Upon discovery by either the Seller or the Purchaser of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the other.

          Within sixty (60) days of the earlier of either discovery by or notice to the Seller of any breach of a representation or warranty which materially and adversely affects the value of the Mortgage Loans or the interest of the
Purchaser therein (or which materially and adversely affects the value of the applicable Mortgage Loan or the interest of the Purchaser therein in the case of a representation and warranty relating to a particular Mortgage Loan), the
Seller shall use its best efforts promptly to cure such breach in all material respects and, if such breach cannot be cured, the Seller shall, at the
Purchaser's option, repurchase such Mortgage Loan at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase. Notwithstanding the above sentence, (i) within sixty (60) days of the earlier of either discovery by, or notice to, the Seller of any breach of the representation and warranty set forth in clause (rr) of Subsection 9.02, the
Seller shall repurchase such Mortgage Loan at the Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase and
(ii) any breach of a Deemed Material Breach Representation shall automatically be deemed to

                                      -40-

materially and adversely affect the value of the Mortgage Loan and the interest of the Purchaser therein. In the event that a breach shall involve any representation or warranty set forth in Subsection 9.01, and (except as provided in the preceding sentence with respect to certain breaches for which no cure is permitted) such breach cannot be cured within sixty (60) days of the earlier of either discovery by or notice to the Seller of such breach, all of the Mortgage
Loans shall, at the Purchaser's option, be repurchased by the Seller at the
Repurchase Price, together with all expenses incurred by the Purchaser as a result of such repurchase. However, if the breach shall involve a representation or warranty set forth in Subsection 9.02 (other than the representations and warranties set forth in clause (rr) of such Subsection or any Deemed Material
Breach Representation) and the Seller discovers or receives notice of any such breach within one hundred twenty (120) days of the related Closing Date, the
Seller shall, at the Purchaser's option and provided that the Seller has a
Qualified Substitute Mortgage Loan, rather than repurchase the Mortgage Loan as provided above, remove such Mortgage Loan (a "Deleted Mortgage Loan") and substitute in its place a Qualified Substitute Mortgage Loan or Loans, provided that any such substitution shall be effected not later than one hundred twenty
(120) days after the related Closing Date. If the Seller has no Qualified
Substitute Mortgage Loan, it shall repurchase the deficient Mortgage Loan. Any repurchase of a Mortgage Loan or Loans pursuant to the foregoing provisions of this Subsection 9.03 shall be accomplished by either (a) if the Interim
Servicing Agreement has been entered into and is in effect, deposit in the
Custodial Account of the amount of the Repurchase Price for distribution to the
Purchaser on the next scheduled Remittance Date, after deducting therefrom any amount received in respect of such repurchased Mortgage Loan or Loans and being held in the Custodial Account for future distribution or (b) if the Interim
Servicing Agreement has not been entered into or is no longer in effect, by direct remittance of the Repurchase Price to the Purchaser or its designee in accordance with the Purchaser's instructions.

          At the time of repurchase or substitution, the Purchaser and the
Seller shall arrange for the reassignment of the Deleted Mortgage Loan to the
Seller and the delivery to the Seller of any documents held by the Custodian relating to the Deleted Mortgage Loan. In the event of a repurchase or substitution, the Seller shall, simultaneously with such reassignment, give written notice to the Purchaser that such repurchase or substitution has taken place, amend the Mortgage Loan Schedule to reflect the withdrawal of the Deleted
Mortgage Loan from this Agreement, and, in the case of substitution, identify a
Qualified Substitute Mortgage Loan and amend the Mortgage Loan Schedule to reflect the addition of such Qualified Substitute Mortgage Loan to this
Agreement. In connection with any such substitution, the Seller shall be deemed to have made as to such Qualified Substitute Mortgage Loan the representations and warranties set forth in this Agreement except that all such representations and warranties set forth in this Agreement shall be deemed made as of the date of such substitution. The Seller shall effect such substitution by delivering to the Custodian or to such other party as the Purchaser may designate in writing for such Qualified Substitute Mortgage Loan the documents required by Subsection
6.03, with the Mortgage Note endorsed as required by Subsection 6.03. No substitution will be made in any calendar month after the Determination Date for such month. The Seller shall cause the Interim Servicer to remit directly to the
Purchaser, or its designee in accordance with the Purchaser's instructions the
Monthly Payment less the Servicing Fee due, if any, on such Qualified Substitute
Mortgage Loan or Loans in the month following the date of such substitution.
Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution shall be retained by the Seller. For the month of substitution,

                                      -41-

distributions to the Purchaser shall include the Monthly Payment due on any
Deleted Mortgage Loan in the month of substitution, and the Seller shall thereafter be entitled to retain all amounts subsequently received by the Seller in respect of such Deleted Mortgage Loan.

          For any month in which the Seller substitutes a Qualified Substitute
Mortgage Loan for a Deleted Mortgage Loan, the Seller shall determine the amount
(if any) by which the aggregate principal balance of all Qualified Substitute
Mortgage Loans as of the date of substitution is less than the aggregate Stated
Principal Balance of all Deleted Mortgage Loans (after application of scheduled principal payments due in the month of substitution). The amount of such shortfall shall be distributed by the Seller directly to the Purchaser or its designee in accordance with the Purchaser's instructions within two (2) Business
Days of such substitution.

          In addition to such repurchase or substitution obligation, the Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents and hold such parties harmless against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of any representation or warranty contained in this Agreement or any
Reconstitution Agreement. It is understood and agreed that the obligations of the Seller set forth in this Subsection 9.03 to cure, substitute for or repurchase a defective Mortgage Loan and to indemnify the Purchaser and
Successor Servicer as provided in this Subsection 9.03 and Subsection 14.01 constitute the sole remedies of the Purchaser and Successor Servicer respecting a breach of the foregoing representations and warranties. For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the
Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

          Any cause of action against the Seller relating to or arising out of the breach of any representations and warranties made in Subsections 9.01 and
9.02 shall accrue as to any Mortgage Loan upon (i) discovery of such breach by the Purchaser or notice thereof by the Seller to the Purchaser, (ii) failure by the Seller to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Seller by the Purchaser for compliance with this Agreement.

          Subsection 9.04. Repurchase of Mortgage Loans That Prepay in Full.

          If any Mortgage Loan is prepaid within ninety (90) days from and after the related Closing Date, the Seller shall pay to the Purchaser, within three
(3) business days of such prepayment in full, an amount equal to the Premium
Percentage multiplied by the outstanding principal balance of such Mortgage Loan as of the date of such prepayment in full.

                                      -42-

          Subsection 9.05. Repurchase of Mortgage Loans with First Payment
Defaults.

          (a) If the related Mortgagor is delinquent with respect to the
Mortgage Loan's first Monthly Payment after origination of such Mortgage Loan, the Seller, at the Purchaser's option exercised in its sole discretion, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the percentage of par as stated in the related Purchase Price and Terms Agreement
(subject to adjustment as provided therein) multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such Mortgage Loan.

          (b) If the related Mortgagor is delinquent with respect to the
Mortgage Loan's Monthly Payment due in the month in which the related Closing
Date occurs or the Monthly Payment due in the first calendar month following the month in which the related Closing Date occurs, in each case on its due date or within the grace period, all in accordance with the terms of the related
Mortgage Note, the Seller, at the Purchaser's option exercised in its sole discretion, shall repurchase such Mortgage Loan from the Purchaser at a price equal to the percentage of par as stated in the related Purchase Price and Terms
Agreement (subject to adjustment as provided therein) multiplied by the then outstanding principal balance of such Mortgage Loan, plus accrued and unpaid interest thereon from the date to which interest was last paid through the day prior to the repurchase date at the applicable Mortgage Interest Rate, plus any outstanding advances owed to any servicer in connection with such Mortgage Loan.

          Subsection 9.06. Purchaser's Right to Review.

          From the related Closing Date until ninety (90) days after such
Closing Date, the Purchaser shall have the right to review each Mortgage File and Credit File, to conduct property inspections, obtain appraisal recertifications, drive-by appraisals, brokers price opinions and otherwise to underwrite the Mortgage Loans and to reject any Mortgage Loan which in the
Purchaser's sole opinion is an unacceptable investment. In the event that the
Purchaser so rejects any Mortgage Loan, the Seller shall, no later than five (5)
Business Days following receipt of notice of such rejection, repurchase the rejected Mortgage Loan in the manner prescribed in Subsection 9.03 hereof at the
Purchase Price, together with accrued and unpaid interest at the Mortgage
Interest Rate through the date of repurchase. Any rejected Mortgage Loan shall be removed from the terms of this Agreement.

          All rights of the Purchaser under this Subsection 9.06 shall terminate upon the transfer of any Mortgage Loan to any other Purchaser.

          Notwithstanding the foregoing, the fact that the Purchaser or its designee has conducted or failed to conduct the review/due diligence procedures specified above or any other partial or complete examination of the Mortgage
Files or Credit Files shall not impair in any way the Purchaser's or any of its successors' rights to demand repurchase, substitution or any other remedy provided under this Agreement.

                                      -43-

          SECTION 10. Closing.

          The closing for the purchase and sale of each Mortgage Loan Package shall take place on the related Closing Date. At the Purchaser's option, the
Closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

          The closing for the Mortgage Loans to be purchased on each Closing
Date shall be subject to each of the following conditions:

          (a)  at least two Business Days prior to the related Closing Date, the
               Seller shall deliver to the Purchaser, in electronic format acceptable to the Purchaser in its sole discretion, a listing on a loan-level basis of the necessary information to compute the
               Purchase Price of the Mortgage Loans delivered on the Closing
               Date (including accrued interest), and prepare a Mortgage Loan
               Schedule;

          (b)  all of the representations and warranties of the Seller under this Agreement and of the Interim Servicer under the Interim
               Servicing Agreement (with respect to each Mortgage Loan for an interim period, as specified therein) shall be true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement or an Event of Default under the
               Interim Servicing Agreement;

          (c)  the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all closing documents as specified in Section 11 of this Agreement, in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

          (d)  the Seller shall have delivered and released to the Custodian all documents required pursuant to this Agreement; and

          (e)  all other terms and conditions of this Agreement and the related
               Purchase Price and Terms Agreement shall have been complied with.

          Subject to the foregoing conditions, the Purchaser shall pay to the
Seller on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 4 of this Agreement, by wire transfer of immediately available funds to the account designated by the Seller.

                                      -44-

          SECTION 11. Closing Documents.

          The Closing Documents for the Mortgage Loans to be purchased on each
Closing Date shall consist of fully executed originals of the following documents:

          1.   this Agreement (to be executed and delivered only for the initial
               Closing Date);

          2.   the Interim Servicing Agreement, dated as of the initial Cut-off
               Date, in the form of Exhibit B hereto (to be executed and
               delivered only for the initial Closing Date);

          3.   with respect to the initial Closing Date, the Custodial
               Agreement, dated as of the initial Cut-off Date;

          4.   the related Mortgage Loan Schedule, segregated by Mortgage Loan
               Package, one copy to be attached hereto, one copy to be attached to the Custodian's counterpart of the Custodial Agreement, and one copy to be attached to the related Assignment and Conveyance as the Mortgage Loan Schedule thereto;

          5.   a Custodian's Certification, as required under the Custodial
               Agreement, in the form of Exhibit G-1 to the Custodial Agreement;

          6.   with respect to the initial Closing Date, a Custodial Account
               Letter Agreement or a Custodial Account Certification, as
               applicable, as required under the Interim Servicing Agreement;

          7.   with respect to the initial Closing Date, an Escrow Account
               Letter Agreement or an Escrow Account Certification, as
               applicable, as required under the Interim Servicing Agreement;

          8.   with respect to the initial Closing Date, an Officer's
               Certificate, in the form of Exhibit C hereto with respect to each of the Seller and the Interim Servicer, including all attachments hereto; with respect to subsequent Closing Dates, an Officer's
               Certificate upon request of the Purchaser;

          9.   with respect to the initial Closing Date, an Opinion of Counsel of each of the Seller and the Interim Servicer (who may be an employee of the Seller or the Interim Servicer, as applicable), in the form of Exhibit D hereto ("Opinion of Counsel of the
               Seller"); with respect to subsequent Closing Dates, an Opinion of
               Counsel of the Seller upon request of the Purchaser;

          10.  with respect to the initial Closing Date, an Opinion of Counsel of the Custodian (who may be an employee of the Custodian), in the form of an Exhibit to the Custodial Agreement;

                                      -45-

          11.  a Security Release Certification, in the form of Exhibit E or F, as applicable, hereto executed by any person, as requested by the
               Purchaser, if any of the Mortgage Loans have at any time been subject to any security interest, pledge or hypothecation for the benefit of such person;

          12.  a certificate or other evidence of merger or change of name, signed or stamped by the applicable regulatory authority, if any of the Mortgage Loans were acquired by the Seller by merger or acquired or originated by the Seller while conducting business under a name other than its present name, if applicable;

          13.  with respect to the initial Closing Date, the Underwriting
               Guidelines to be attached to the related Assignment and
               Conveyance as Exhibit C;

          14.  Assignment and Conveyance Agreement in the form of Exhibit H hereto;

          15.  Exhibit B to the related Assignment and Conveyance Agreement; and

          16.  a MERS Report reflecting the Purchaser as Investor and no Person as Interim Funder for each MERS Designated Mortgage Loan.

          The Seller shall bear the risk of loss of the closing documents until such time as they are received by the Purchaser or its attorneys.

          SECTION 12. Costs.

          The Purchaser shall pay any commissions due its salesmen and the legal fees and expenses of its attorneys and custodial fees. All other costs and expenses incurred in connection with the transfer and delivery of the Mortgage
Loans and the Servicing Rights including recording fees, fees for title policy endorsements and continuations, fees for recording Assignments of Mortgage, and the Seller's attorney's fees, shall be paid by the Seller.

          SECTION 13. Cooperation of Seller with a Reconstitution.

          The Seller and the Purchaser agree that with respect to some or all of the Mortgage Loans, after each Closing Date, on one or more dates (each, a
"Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a Reconstitution of some or all of the Mortgage Loans then subject to this
Agreement, without recourse, to:

               a)   Fannie Mae under its Cash Purchase Program or MBS Program
                    (Special Servicing Option) (each, a "Fannie Mae Transfer");
                    or

               b)   Freddie Mac (the "Freddie Mac Transfer"); or

               c)   one or more third party purchasers in one or more Whole Loan
                    Transfers; or

                                      -46-

               d)   one or more trusts or other entities to be formed as part of one or more Securitization Transactions.

          The Seller agrees to execute in connection with any Agency Transfer, any and all reasonably acceptable pool purchase contracts, and/or agreements among the Purchaser, the Seller, Fannie Mae or Freddie Mac (as the case may be)
and any servicer in connection with a Whole Loan Transfer, a seller's warranties and servicing agreement or a participation and servicing agreement in form and substance reasonably acceptable to the parties, and in connection with a
Securitization Transaction, a pooling and servicing agreement in form and substance reasonably acceptable to the parties or an Assignment and Recognition
Agreement substantially in the form attached hereto as Exhibit J (collectively, the agreements referred to herein are designated, the "Reconstitution
Agreements"), together with an opinion of counsel with respect to such
Reconstitution Agreements.

          With respect to each Whole Loan Transfer and each Securitization
Transaction entered into by the Purchaser, the Seller agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser; (3) to restate the representations and warranties set forth in this Agreement and the Interim
Servicing Agreement as of the related Reconstitution Date or make the representations and warranties set forth in the related selling/servicing guide of the servicer or issuer, as the case may be, or such representations or warranties as may be required by any Rating Agency or prospective purchaser of the related securities or such Mortgage Loans, in connection with such
Reconstitution. The Seller shall provide to such servicer or issuer, as the case may be, and any other participants or purchasers in such Reconstitution: (i) any and all information and appropriate verification of information which may be reasonably available to the Seller or its affiliates, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request; and (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Seller or the Interim Servicer as are reasonably believed necessary by the Purchaser or any such other participant;
and (iii) to execute, deliver and satisfy all conditions set forth in any indemnity agreement required by the Purchaser or any such participant, including, without limitation, an Indemnification and Contribution Agreement in substantially the form attached hereto as Exhibit K. Moreover, the Seller agrees to cooperate with all reasonable requests made by the Purchaser to effect such
Reconstitution Agreements. The Seller shall indemnify the Purchaser, each affiliate of the Purchaser participating in the Reconstitution and each Person who controls the Purchaser or such affiliate and their respective present and former directors, officers, employees and agents, and hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that each of them may sustain in any way related to any information provided by or on behalf of the Seller regarding the Seller, the Seller's servicing practices or performance, the Mortgage Loans or the Underwriting
Guidelines set forth in any offering document prepared in connection with any
Reconstitution. For purposes of the previous sentence, "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all
Persons who previously were "Purchasers" under this Agreement.

                                      -47-

          In the event the Purchaser has elected to have the Interim Servicer or the Seller hold record title to the Mortgages, prior to the Reconstitution Date, the Interim Servicer or the Seller shall prepare an assignment of mortgage in blank or to the prospective purchaser or trustee, as applicable, from the
Interim Servicer or the Seller, as applicable, acceptable to the prospective purchaser or trustee, as applicable, for each Mortgage Loan that is part of the
Reconstitution and shall pay all preparation and recording costs associated therewith. In connection with the Reconstitution, the Interim Servicer shall execute or shall cause the Seller to execute each Assignment of Mortgage (except with respect to each MERS Designated Mortgage Loan), track such Assignments of
Mortgage to ensure they have been recorded and deliver them as required by the prospective purchaser or trustee, as applicable, upon the Interim Servicer's receipt thereof. Additionally, the Interim Servicer shall prepare and execute or shall cause the Seller to execute, at the direction of the Purchaser, any note endorsement in connection with any and all seller/servicer agreements.

          All Mortgage Loans not sold or transferred pursuant to a
Reconstitution shall remain subject to this Agreement and, if the Interim
Servicing Agreement shall remain in effect with respect to the related Mortgage
Loan Package, shall continue to be serviced in accordance with the terms of this
Agreement and the Interim Servicing Agreement and with respect thereto this
Agreement shall remain in full force and effect.

          SECTION 14. The Seller.

          Subsection 14.01. Additional Indemnification by the Seller; Third
Party Claims.

          (a) The Seller shall indemnify the Purchaser and its present and former directors, officers, employees and agents and any Successor Servicer and its present and former directors, officers, employees and agents, and hold such parties harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees (including legal fees incurred in connection with the enforcement of the Seller's indemnification obligation under this Section 14.01)
and related costs, judgments, and any other costs, fees and expenses that such parties may sustain in any way related to the failure of the Seller to perform its duties and the Interim Servicer to service the Mortgage Loans in strict compliance with the terms of this Agreement or any Reconstitution Agreement entered into pursuant to Section 13 or any breach of any of Seller's representations, warranties and covenants set forth in this Agreement (provided that such costs shall not include any lost profits). For purposes of this paragraph "Purchaser" shall mean the Person then acting as the Purchaser under this Agreement and any and all Persons who previously were "Purchasers" under this Agreement and "Successor Servicer" shall mean any Person designated as the
Successor Servicer pursuant to this Agreement and any and all Persons who previously were "Successor Servicers" pursuant to this Agreement.

          (b) Promptly after receipt by an indemnified party under this Section
14.01 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 14.01, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party under this Section 14.01, except to the extent that it has been prejudiced

                                      -48-

in any material respect, or from any liability which it may have, otherwise than under this Section 14.01. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party or parties shall have reasonably concluded that there may be legal defenses available to it or them and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party for expenses incurred by the indemnified party in connection with the defense thereof unless
(i) the indemnified party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with one local counsel, if applicable)), (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party; and except that, if clause (i) or (iii) is applicable, such liability shall be only in respect of the counsel referred to in such clause (i) or (iii).

          Subsection 14.02. Merger or Consolidation of the Seller.

          The Seller will keep in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

          Any Person into which the Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the
Seller shall be a party, or any Person succeeding to the business of the Seller, shall be the successor of the Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall have a net worth of at least $30,000,000.

          SECTION 15. Financial Statements.

          The Seller understands that in connection with the Purchaser's marketing of the Mortgage Loans, the Purchaser shall make available to prospective purchasers audited financial statements of the Seller for the most recently completed three (3) fiscal years respecting which such statements are available, as well as a Consolidated Statement of Condition of the Seller at

                                      -49-

the end of the last two (2) fiscal years covered by such Consolidated Statement of Operations. The Seller shall also make available any comparable interim statements to the extent any such statements have been prepared by the Seller
(and are available upon request to members or stockholders of the Seller or the public at large). The Seller, if it has not already done so, agrees to furnish promptly to the Purchaser copies of the statements specified above. The Seller shall also make available information on its servicing performance with respect to loans serviced for others, including delinquency ratios.

          The Seller also agrees to allow reasonable access to a knowledgeable financial or accounting officer for the purpose of answering questions asked by any prospective purchaser regarding recent developments affecting the Seller or the financial statements of the Seller.

          SECTION 16. Mandatory Delivery; Grant of Security Interest.

          The sale and delivery on the related Closing Date of the Mortgage
Loans described on the related Mortgage Loan Schedule is mandatory from and after the date of the execution of the related Purchase Price and Terms
Agreement, it being specifically understood and agreed that each Mortgage Loan is unique and identifiable on the date hereof and that an award of money damages would be insufficient to compensate the Purchaser for the losses and damages incurred by the Purchaser (including damages to prospective purchasers of the
Mortgage Loans) in the event of the Seller's failure to deliver (i) each of the related Mortgage Loans or (ii) one or more Qualified Substitute Mortgage Loans or (iii) one or more Mortgage Loans otherwise acceptable to the Purchaser on or before the related Closing Date. The Seller hereby grants to the Purchaser a lien on and a continuing security interest in each Mortgage Loan and each document and instrument evidencing each such Mortgage Loan to secure the performance by the Seller of its obligations under the related Purchase Price and Terms Agreement, and the Seller agrees that it shall hold such Mortgage
Loans in custody for the Purchaser subject to the Purchaser's (i) right to reject any Mortgage Loan (or Qualified Substitute Mortgage Loan) under the terms of this Agreement and to require another Mortgage Loan (or Qualified Substitute
Mortgage Loan) to be substituted therefor, and (ii) obligation to pay the
Purchase Price for the Mortgage Loans. All rights and remedies of the Purchaser under this Agreement are distinct from, and cumulative with, any other rights or remedies under this Agreement or afforded by law or equity and all such rights and remedies may be exercised concurrently, independently or successively.

          SECTION 17. Notices.

          All demands, notices and communications hereunder shall be in writing and shall be given via email, facsimile transmission or registered or certified mail to the person at the address set forth below:

                                      -50-

               (i)  if to the Seller:

                    Rose Mortgage, Inc.
                    1160 Parsippany Boulevard
                    2nd Floor
                    Parsippany, New Jersey 07054
                    Attention: Jeffrey Pennington, Director
                    Secondary Marketing
                    Fax: 973-334-1590
                    Email: jpennington@rosemtg.com

               (ii) if to the Purchaser:

                    IXIS Real Estate Capital Inc.
                    9 West 57th Street
                    New York, New York 10019
                    Attention: Christopher Connelly
                    Fax: 212-891-6288
                    Email: c.connelly@ixiscm.com

                    with a copy to:

                    IXIS Real Estate Capital Inc.
                    9 West 57th Street
                    New York, New York 10019
                    Attention: General Counsel
                    Fax: 212-891-1922
                    Email: albert.zakes@ixiscm.com

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

          SECTION 18. Severability Clause.

          Any part, provision representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this
Agreement without regard to such invalidity.

                                      -51-

          SECTION 19. Counterparts.

          This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

          SECTION 20. Governing Law Jurisdiction; Consent to Service of Process.

          THIS AGREEMENT SHALL BE DEEMED IN EFFECT WHEN A FULLY EXECUTED
COUNTERPART THEREOF IS RECEIVED BY THE PURCHASER IN THE STATE OF NEW YORK AND
SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF NEW YORK. THIS AGREEMENT SHALL
BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT
TO ITS CHOICE OF LAW RULES AND PRINCIPLES. EACH OF THE PURCHASER AND THE SELLER
IRREVOCABLY (I) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE
STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE
SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING
RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW,
THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH
COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY
SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY
SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS
TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL
ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER.

          SECTION 21. Intention of the Parties.

          It is the intention of the parties that the Purchaser is purchasing, and the Seller is selling the Mortgage Loans and not a debt instrument of the
Seller or another security. Accordingly, the parties hereto each intend to treat the transaction for Federal income tax purposes as a sale by the Seller, and a purchase by the Purchaser, of the Mortgage Loans. Moreover, the arrangement under which the Mortgage Loans are held shall be consistent with classification of such arrangement as a grantor trust in the event it is not found to represent direct ownership of the Mortgage Loans. The Purchaser shall have the right to review the Mortgage Loans and the related Mortgage Loan Files to determine the characteristics of the Mortgage Loans which shall affect the Federal income tax consequences of owning the Mortgage Loans and the Seller shall cooperate with all reasonable requests made by the Purchaser in the course of such review.

          SECTION 22. Successors and Assigns; Assignment of Purchase Agreement.

          This Agreement shall bind and inure to the benefit of and be enforceable by the Seller and the Purchaser and the respective permitted successors and assigns of the Seller and the successors and assigns of the
Purchaser. This Agreement shall not be assigned, pledged or hypothecated by the
Seller to a third party without the prior written consent of the Purchaser,

                                      -52-

which consent may be withheld by the Purchaser in its sole discretion. This
Agreement may be assigned, pledged or hypothecated by the Purchaser in whole or in part, and with respect to one or more of the Mortgage Loans, without the consent of the Seller. There shall be no limitation on the number of assignments or transfers allowable by the Purchaser with respect to the Mortgage Loans and this Agreement. In the event the Purchaser assigns this Agreement, and the assignee assumes any of the Purchaser's obligations hereunder, the Seller acknowledges and agrees to look solely to such assignee, and not to the
Purchaser, for performance of the obligations so assumed and the Purchaser shall be relieved from any liability to the Seller with respect thereto.

          SECTION 23. Waivers.

          No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

          SECTION 24. Exhibits.

          The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

          SECTION 25. General Interpretive Principles.

          For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

          (a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

          (b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

          (c) references herein to "Articles," "Sections," "Subsections,"
"Paragraphs," and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

          (d) reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

          (e) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

          (f) the term "include" or "including" shall mean without limitation by reason of enumeration.

                                      -53-

          SECTION 26. Reproduction of Documents.

          This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

          SECTION 27. Further Agreements.

          The Seller and the Purchaser each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this
Agreement.

          SECTION 28. Recordation of Assignments of Mortgage.

          To the extent permitted by applicable law, each of the Assignments of
Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or their comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected at the Seller's expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option (other than with respect to the MERS Designated Mortgage Loans).

          SECTION 29. No Solicitation.

          From and after the Closing Date, the Seller agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors on the Seller's behalf, to personally, by telephone or mail (via electronic means or otherwise), solicit the borrower or obligor under any Mortgage Loan for any purpose whatsoever, including to refinance a Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. It is understood and agreed that all rights and benefits relating to the solicitation of any Mortgagors and the attendant rights, title and interest in and to the list of such Mortgagors and data relating to their Mortgages (including insurance renewal dates) shall be transferred to the Purchaser pursuant hereto on the Closing Date and the Seller shall take no action to undermine these rights and benefits. Notwithstanding the foregoing, it is understood and agreed that promotions undertaken by the Seller or any affiliate of the Seller which are directed to the general public at large, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements shall not constitute solicitation under this Section 29.

                                      -54-

          SECTION 30. Waiver of Trial by Jury.

          THE SELLER AND THE PURCHASER EACH KNOWINGLY, VOLUNTARILY AND
INTENTIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT
IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS
AGREEMENT.

          SECTION 31. Compliance with Regulation AB

          Subsection 31.01. Intent of the Parties; Reasonableness.

          The Purchaser and the Seller acknowledge and agree that the purpose of
Section 31 of this Agreement is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. Although Regulation AB is applicable by its terms only to offerings of asset-backed securities that are registered under the
Securities Act, the Seller acknowledges that investors in privately offered securities may require that the Purchaser or any Depositor provide comparable disclosure in unregistered offerings. References in this Agreement to compliance with Regulation AB include provision of comparable disclosure in private offerings.

          Neither the Purchaser nor any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the
Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder (or the provision in a private offering of disclosure comparable to that required under the Securities Act). The Seller acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Purchaser or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Securitization Transaction, the Seller shall cooperate fully with the Purchaser to deliver to the Purchaser (including any of its assignees or designees) and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Purchaser or any Depositor to permit the Purchaser or such
Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Seller, any Third-Party Originator and the Mortgage
Loans, or the servicing of the Mortgage Loans, reasonably believed by the
Purchaser or any Depositor to be necessary in order to effect such compliance.

          The Purchaser (including any of its assignees or designees) shall cooperate with the Seller by providing timely notice of requests for information under these provisions and by reasonably limiting such requests to information required, in the Purchaser's reasonable judgment, to comply with Regulation AB.

          Subsection 31.02. Additional Representations and Warranties of the
Seller.

          (a) The Seller shall be deemed to represent to the Purchaser and to any Depositor, as of the date on which information is first provided to the
Purchaser or any Depositor

                                      -55-

under Subsection 31.03 that, except as disclosed in writing to the Purchaser or such Depositor prior to such date: (i) the Seller is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Seller; (ii) the Interim Servicer has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger;
(iii) no material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the
Interim Servicer as servicer has been disclosed or reported by the Seller; (iv)
no material changes to the Interim Servicer's policies or procedures with respect to the servicing function it will perform under the Interim Servicing
Agreement and any Reconstitution Agreement for mortgage loans of a type similar to the Mortgage Loans have occurred during the three-year period immediately preceding the related Securitization Transaction; (v) there are no aspects of the Interim Servicer's financial condition that could have a material adverse effect on the performance by the Interim Servicer of its servicing obligations under the Interim Servicing Agreement or any Reconstitution Agreement; (vi)
there are no material legal or governmental proceedings pending (or known to be contemplated) against the Seller, Interim Servicer, any Subservicer or any
Third-Party Originator; and (vii) there are no affiliations, relationships or transactions relating to the Seller, Interim Servicer, any Subservicer or any
Third-Party Originator with respect to any Securitization Transaction and any party thereto identified by the related Depositor of a type described in Item
1119 of Regulation AB.

          (b) If so requested by the Purchaser or any Depositor on any date following the date on which information is first provided to the Purchaser or any Depositor under Subsection 31.03, the Seller shall, within five (5) Business
Days following such request, confirm in writing the accuracy of the representations and warranties set forth in paragraph (a) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

          Subsection 31.03. Information to Be Provided by the Seller.

          In connection with any Securitization Transaction the Seller shall (i)
within five (5) Business Days following request by the Purchaser or any
Depositor, provide to the Purchaser and such Depositor (or, as applicable, cause each Third-Party Originator to provide), in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, the information and materials specified in paragraphs (a) and (b) of this Section, and (ii) as promptly as practicable following notice to or discovery by the Seller, provide to the Purchaser and any Depositor (in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor) the information specified in paragraph (d) of this Section.

          (a) If so requested by the Purchaser or any Depositor, the Seller shall provide such information regarding (i) the Seller, as originator of the
Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified
Correspondent), or (ii) each Third-Party Originator, as is requested for the purpose of compliance with Items 1103(a)(1), 1105, 1110, 1117 and 1119 of
Regulation AB. Such information shall include, at a minimum:

                                      -56-

               (A) the originator's form of organization;

               (B) a description of the originator's origination program and how long the originator has been engaged in originating residential mortgage loans, which description shall include a discussion of the originator's experience in originating mortgage loans of a similar type as the Mortgage
     Loans; information regarding the size and composition of the originator's origination portfolio; and information that may be material, in the good faith judgment of the Purchaser or any Depositor, to an analysis of the performance of the Mortgage Loans, including the originators'
     credit-granting or underwriting criteria for mortgage loans of similar type(s) as the Mortgage Loans and such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with
     Item 1110(b)(2) of Regulation AB;

               (C) a description of any material legal or governmental
     proceedings pending (or known to be contemplated) against the Seller and each Third-Party Originator; and

               (D) a description of any affiliation or relationship between the
     Seller, each Third-Party Originator and any of the following parties to a
     Securitization Transaction, as such parties are identified to the Seller by the Purchaser or any Depositor in writing in advance of such Securitization
     Transaction:

                    (1)  the sponsor;

                    (2)  the depositor;

                    (3)  the issuing entity;

                    (4)  any servicer;

                    (5)  any trustee;

                    (6)  any originator;

                    (7)  any significant obligor;

                    (8)  any enhancement or support provider; and

                    (9)  any other material transaction party.

          (b) If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide)
Static Pool Information with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below)
originated by (i) the Seller, if the Seller is an originator of Mortgage Loans
(including as an acquirer of Mortgage Loans from a Qualified Correspondent), and/or (ii) each Third-Party Originator. Such Static Pool Information shall be prepared by the Seller (or Third-Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(1)-(3)
of Regulation AB. To the extent that there is reasonably

                                      -57-

available to the Seller (or Third-Party Originator) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. The content of such Static Pool Information may be in the form customarily provided by the Seller, and need not be customized for the Purchaser or any Depositor. Such Static Pool Information for
each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than one hundred thirty-five (135) days prior to the date of the prospectus or other offering document in which the Static Pool Information is to be included or incorporated by reference. The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format reasonably required by the Purchaser or the Depositor, as applicable.

          Promptly following notice of discovery of a material error in Static
Pool Information provided pursuant to the immediately preceding paragraph
(including an omission to include therein information required to be provided pursuant to such paragraph), the Seller shall provide corrected Static Pool
Information to the Purchaser or any Depositor, as applicable, in the same format in which Static Pool Information was previously provided to such party by the
Seller.

          If so requested by the Purchaser or any Depositor, the Seller shall provide (or, as applicable, cause each Third-Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), such agreed-upon procedures letters of certified public accountants reasonably acceptable to the
Purchaser or Depositor, as applicable, pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after
January 1, 2006 or, in the case of Static Pool Information with respect to the
Seller's or Third-Party Originator's originations or purchases, to calendar months commencing January 1, 2006, as the Purchaser or such Depositor shall reasonably request. Such letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which may include, by way of example, any Sponsor, any Depositor and any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a
Securitization Transaction. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such
Depositor.

          (c) [Reserved].

          (d) If so requested by the Purchaser or any Depositor for the purpose of satisfying its reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Seller shall (or shall cause each
Third-Party Originator to) (i) notify the Purchaser and any Depositor in writing of (A) any material litigation or governmental proceedings pending against the
Seller or any Third-Party Originator and (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between the Seller or any Third-Party Originator and any of the parties specified in clause (D) of paragraph (a) of this Section (and any other parties identified in writing by the requesting party) with

                                      -58-

respect to such Securitization Transaction, and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships.

          Subsection 31.04. Indemnification; Remedies.

          (a) The Seller shall indemnify the Purchaser, each affiliate of the
Purchaser, the Depositor, and each of the following parties participating in a
Securitization Transaction: each sponsor and issuing entity; each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d)
under the Exchange Act with respect to such Securitization Transaction; each broker dealer acting as underwriter, placement agent or initial purchaser, each
Person who controls any of such parties or the Depositor (within the meaning of
Section 15 of the Securities Act and Section 20 of the Exchange Act); and the
respective present and former directors, officers, employees and agents of each of the foregoing and of the Depositor, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

          (i) (A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, accountants'
     letter or other material provided in written or electronic form under this
     Section 31 by or on behalf of the Seller, or provided under this Section 31 by or on behalf of any Third-Party Originator (collectively, the "Seller
     Information"), or (B) the omission or alleged omission to state in the
     Seller Information a material fact required to be stated in the Seller
     Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;
     provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Seller Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Seller Information or any portion thereof is presented together with or separately from such other information;

          (ii) any failure by the Seller or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 31; or

          (iii) any breach by the Seller of a representation or warranty set forth in Subsection 31.02(a) or in a writing furnished pursuant to
     Subsection 31.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection 31.02(b) to the extent made as of a date subsequent to such closing date.

          In the case of any failure of performance described in clause (a)(ii)
of this Section, the Seller shall promptly reimburse the Purchaser, any
Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a

                                      -59-

certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange
Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants' letter or other material not delivered as required by the Seller or any Third-Party Originator.

          (b) (i) Any failure by the Seller or any Third-Party Originator to deliver any information, report, certification, accountants' letter or other material when and as required under this Section 31, or any breach by the Seller of a representation or warranty set forth in Subsection 31.02(a) or in a writing furnished pursuant to Subsection 31.02(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Seller of a representation or warranty in a writing furnished pursuant to Subsection
31.02(b) to the extent made as of a date subsequent to such closing date, shall immediately and automatically, without notice or grace period, constitute an
Event of Default with respect to the Seller under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Purchaser or
Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Interim Servicer as servicer under the Interim Servicing
Agreement and/or any applicable Reconstitution Agreement without payment
(notwithstanding anything in this Agreement or any applicable Reconstitution
Agreement to the contrary) of any compensation to the Interim Servicer; provided that to the extent that any provision of this Agreement and/or any applicable
Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Interim Servicer as servicer, such provision shall be given effect.

                     [SIGNATURES COMMENCE ON FOLLOWING PAGE]

                                      -60-

          IN WITNESS WHEREOF, the Seller and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

                                        IXIS REAL ESTATE CAPITAL INC.
                                                 (Purchaser)

                                        By: /s/ Kathy Lynch
                                            ------------------------------------
                                            Name: Kathy Lynch
                                            Title: Director

                                        By: /s/ F. Rene Mendez
                                            ------------------------------------
                                            Name: F. Rene Mendez
                                            Title: Managing Director

                                        ROSE MORTGAGE, INC.
                                              (Seller)

                                        By: /s/ Ralph Vitiello
                                            ------------------------------------
                                            Name: Ralph Vitiello
                                            Title: Chief Executive Officer

                                      -61-

                                                                       Exhibit A

                                    EXHIBIT A

                         CONTENTS OF EACH MORTGAGE FILE

          With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the
Purchaser and any prospective Purchaser, and which shall be delivered to the
Custodian, or to such other Person as the Purchaser shall designate in writing, pursuant to Section 6 of the Third Amended and Restated Mortgage Loan Purchase
and Warranties Agreement to which this Exhibit is attached (the "Agreement"):

          (a) the original Mortgage Note bearing all intervening endorsements evidencing a complete chain of assignment from the originator to the Seller, endorsed "Pay to the order of _________, without recourse" and signed in the name of the Seller by an authorized officer. To the extent that there is no room on the face of the Mortgage Notes for endorsements, the endorsement may be contained on an allonge, if state law so allows and the Custodian is so advised by the Seller that state law so allows. If the Mortgage Loan was acquired by the
Seller in a merger, the endorsement must be by "[Seller], successor by merger to
[name of predecessor]." If the Mortgage Loan was acquired or originated by the
Seller while doing business under another name, the endorsement must be by
"[Seller], formerly known as [previous name]";

          (b) the original of any guarantee executed in connection with the
Mortgage Note;

          (c) the original Mortgage with evidence of recording thereon. If in connection with any Mortgage Loan, the Seller cannot deliver or cause to be delivered the original Mortgage with evidence of recording thereon on or prior to the Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, the Seller shall deliver or cause to be delivered to the
Custodian, a photocopy of such Mortgage, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the
Seller stating that such Mortgage has been dispatched to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or (ii) in the case of a
Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage;

          (d) the originals of all assumption, modification, consolidation or extension agreements, if any, with evidence of recording thereon;

          (e) except with respect to each MERS Designated Mortgage Loan, the original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for

                                       A-1

recording. The Assignment of Mortgage must be duly recorded only if recordation is either necessary under applicable law or commonly required by private institutional mortgage investors in the area where the Mortgaged Property is located or on direction of the Purchaser as provided in this Agreement. If the
Assignment of Mortgage is to be recorded, the Mortgage shall be assigned to the
Purchaser. If the Assignment of Mortgage is not to be recorded, the Assignment of Mortgage shall be delivered in blank. If the Mortgage Loan was acquired by the Seller in a merger, the Assignment of Mortgage must be made by "[Seller], successor by merger to [name of predecessor]". If the Mortgage Loan was acquired or originated by the Seller while doing business under another name, the
Assignment of Mortgage must be by "[Seller], formerly known as [previous name]";

          (f) the originals of all intervening assignments of mortgage, evidencing a complete chain of assignment from the originator to the Seller (or
MERS with respect to each MERS Designated Mortgage Loan), with evidence of recording thereon, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of mortgage, the
Seller shall deliver or cause to be delivered to the Custodian, a photocopy of such intervening assignment, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Seller stating that such intervening assignment of mortgage has been dispatched to the appropriate public recording office for recordation and that such original recorded intervening assignment of mortgage or a copy of such intervening assignment of mortgage certified by the appropriate public recording office to be a true and complete copy of the original recorded intervening assignment of mortgage will be promptly delivered to the Custodian upon receipt thereof by the Seller; or
(ii) in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment;

          (g) The original mortgagee policy of title insurance or, in the event such original title policy is unavailable, a certified true copy of the related policy binder or commitment for title certified to be true and complete by the title insurance company; and

          (h) security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage.

          In the event an Officer's Certificate of the Seller is delivered to the Purchaser because of a delay caused by the public recording office in returning any recorded document, the Seller shall deliver to the Purchaser, within ninety (90) days of the Closing Date, an Officer's Certificate which shall (i) identify the recorded document, (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay caused by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document will be delivered to the Custodian; provided, however, that any recorded document shall in any event be delivered no later than one (1) year from the applicable Closing
Date. An extension of the date specified in (iv) above may be requested from the
Purchaser, which consent shall not be unreasonably withheld.

                                       A-2

                                                                       Exhibit B

                                    EXHIBIT B

                                   [RESERVED]

                                       B-1

                                                                       Exhibit C

                                    EXHIBIT C

                     FORM OF SELLER'S OFFICER'S CERTIFICATE

          I, ____________________, hereby certify that I am the duly elected
[Vice] President of Rose Mortgage, Inc., a New Jersey corporation (the
"Company"), and further as follows:

          1. Attached hereto as Exhibit 1 is a true, correct and complete copy of the charter of the Company which is in full force and effect on the date hereof and which has been in effect without amendment, waiver, rescission or modification since ___________.

          2. Attached hereto as Exhibit 2 is a true, correct and complete copy of the bylaws of the Company which are in effect on the date hereof and which have been in effect without amendment, waiver, rescission or modification since ___________.

          3. Attached hereto as Exhibit 3 is an original certificate of good standing of the Company issued within ten (10) days of the date hereof, and no event has occurred since the date thereof which would impair such standing.

          4. Attached hereto as Exhibit 4 is a true, correct and complete copy of the corporate resolutions of the Board of Directors of the Company authorizing the Company to execute and deliver each of the Third Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of
     August 1, 2006, by and between IXIS Real Estate Capital Inc. (the
     "Purchaser") and the Company (the "Purchase Agreement") and the Amended and
     Restated Interim Servicing Agreement, dated as of November 1, 2005, by and between the Company and the Purchaser (the "Interim Servicing Agreement"),
     [and to endorse the Mortgage Notes and execute the Assignments of Mortgages by original [or facsimile] signature,]] and such resolutions are in effect on the date hereof and have been in effect without amendment, waiver, rescission or modification since ____________.

          5. Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the Purchase Agreement, the Interim Servicing Agreement, the sale of the mortgage loans or the consummation of the transactions contemplated by the agreements; or (ii) any required consent, approval, authorization or order has been obtained by the Company.

          6. Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of the Purchase Agreement and the Interim
     Servicing Agreement conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter or by-laws of the Company, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

                                       C-1

          7. To the best of my knowledge, there is no action, suit, proceeding or investigation pending or threatened against the Company which, in my judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the Purchase Agreement and the Interim Servicing Agreement, or the mortgage loans or of any action taken or to be taken in connection with the transactions contemplated hereby, or which would be likely to impair materially the ability of the
     Company to perform under the terms of the Purchase Agreement and the
     Interim Servicing Agreement.

          8. Each person listed on Exhibit 5 attached hereto who, as an officer or representative of the Company, signed (a) the Purchase Agreement, (b)
     the Interim Servicing Agreement and (c) any other document delivered or on the date hereof in connection with any purchase described in the agreements set forth above was, at the respective times of such signing and delivery, and is now, a duly elected or appointed, qualified and acting officer or representative of the Company, who holds the office set forth opposite his or her name on Exhibit 5, and the signatures of such persons appearing on such documents are their genuine signatures.

          9. The Company is duly authorized to engage in the transactions described and contemplated in the Purchase Agreement and the Interim
     Servicing Agreement.

                                       C-2

          IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Company.

Dated:                                  By:
      ---------------                       ------------------------------------
                                            Name:
                                                  ------------------------------
[Seal]                                      Title: [Vice] President

          I, ________________________, an [Assistant] Secretary of Rose
Mortgage, Inc., hereby certify that ____________ is the duly elected, qualified and acting [Vice] President of the Company and that the signature appearing above is [her] [his] genuine signature.

          IN WITNESS WHEREOF, I have hereunto signed my name.

Dated:                                  By:
      ---------------                       ------------------------------------
                                            Name:
                                                  ------------------------------
                                            Title: [Assistant] Secretary

                                       C-3

                                  EXHIBIT 5 to
                         Company's Officer's Certificate

NAME                         TITLE                      SIGNATURE
----                         -----                      ---------

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

                                       C-4

                                                                       Exhibit D

                                    EXHIBIT D

                    FORM OF OPINION OF COUNSEL TO THE SELLER
                              AND INTERIM SERVICER

                                     (date)

IXIS Real Estate Capital Inc.
9 West 57th Street, 36th Floor
New York, New York 10019

Dear Sirs:

          You have requested [our] [my] opinion, as [Assistant] General Counsel to Rose Mortgage, Inc. (the "Company"), with respect to certain matters in connection with the sale by the Company of the Mortgage Loans pursuant to that certain Third Amended and Restated Mortgage Loan Purchase and Warranties
Agreement by and between the Company and IXIS Real Estate Capital Inc. (the
"Purchaser"), dated as of August 1, 2006 (the "Purchase Agreement") which sale is in the form of whole loans, and serviced pursuant to an Amended and Restated
Interim Servicing Agreement, dated as of November 1, 2005 by and between Rose
Mortgage, Inc. (in such capacity, the "Interim Servicer") and the Purchaser (the
"Interim Servicing Agreement" and, collectively with the Purchase Agreement, the
"Agreements"). Capitalized terms not otherwise defined herein have the meanings set forth in the Purchase Agreement and the Interim Servicing Agreement.

          [We] [I] have examined the following documents:

          1.   the Purchase Agreement;

          2.   the Interim Servicing Agreement;

          3.   the form of Assignment of Mortgage;

          4.   the form of endorsement of the Mortgage Notes; and

          5.   such other documents, records and papers as we have deemed necessary and relevant as a basis for this opinion.

          To the extent [we] [I] have deemed necessary and proper, [we] [I] have relied upon the representations and warranties of the Company and the Interim
Servicer contained in the Purchase Agreement and in the Interim Servicing
Agreement, as applicable. [We] [I] have assumed the authenticity of all documents submitted to [us] [me] as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents.

                                       D-1

          Based upon the foregoing, it is [our] [my] opinion that:

     1.   The Company is a corporation duly organized, validly existing and in good standing under the laws of the [United States] and are qualified to transact business in, and is in good standing under, the laws of the State of New Jersey.

     2.   The Company has the power to engage in the transactions contemplated by the Agreements and all requisite power, authority and legal right to execute and deliver such Agreements and to perform and observe the terms and conditions of such Agreements.

     3.   Each of the Agreements has been duly authorized, executed and delivered by the Company and is a legal, valid and binding agreement enforceable in accordance with its respective terms against the
          Company subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance, none of which will materially interfere with the realization of the benefits provided thereunder or with the Purchaser's ownership of the Mortgage Loans.

     4.   The Company has been duly authorized to allow any of its officers to execute any and all documents by original signature in order to complete the transactions contemplated by the Agreements to which it is a party by original [or facsimile] signature in order to execute the endorsements to the Mortgage Notes and the Assignments of
          Mortgages, and the original [or facsimile] signature of the officer at the Company executing the endorsements to the Mortgage Notes and the
          Assignments of Mortgages represents the legal and valid signature of said officer of the Company.

     5.   Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of, or compliance by the Company with, the Agreements to which it is a party and the sale of the Mortgage
          Loans by the Company or the consummation of the transactions contemplated by the Agreements or (ii) any required consent, approval, authorization or order has been obtained by the Company.

     6.   Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of, the Agreements conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under the charter, by-laws or other
          organizational documents of the Company, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or violates any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

                                       D-2

     7.   There is no action, suit, proceeding or investigation pending or threatened against the Company which, in [our] [my] judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the Agreements to which it is a party or the Mortgage Loans or of any action taken or to be taken in connection with the transactions contemplated thereby, or which would be likely to impair the ability of the Company to perform under the terms of the Agreements to which it is a party.

     8.   The sale of each Mortgage Note and Mortgage as and in the manner contemplated by the Agreements is sufficient to fully transfer to the
          Purchaser all right, title and interest of the Company thereto as noteholder and mortgagee.

     9.   The Mortgages have been duly assigned and the Mortgage Notes have been duly endorsed as provided in the Agreements. The Assignments of
          Mortgage are in recordable form, except for the insertion of the name of the assignee, and upon the name of the assignee being inserted, are acceptable for recording under the laws of the state where each related Mortgaged Property is located. The endorsement of the Mortgage
          Notes, the delivery to the Purchaser, or its designee, of the
          Assignments of Mortgage, and the delivery of the original endorsed
          Mortgage Notes to the Purchaser, or its designee, are sufficient to permit the Purchaser to avail itself of all protection available under applicable law against the claims of any present or future creditors of the Company, and are sufficient to prevent any other sale, transfer, assignment, pledge or hypothecation of the Mortgages and the
          Mortgage Notes by the Company from being enforceable.

          This opinion is given to you for your sole benefit, and no other person or entity is entitled to rely hereon except that the purchaser or purchasers to which you initially and directly resell the Mortgage Loans may rely on this opinion as if it were addressed to them as of its date.

                                        Very truly yours,

                                        ----------------------------------------
                                                         [Name]
                                               [Assistant] General Counsel

                                       D-3

                                                                       Exhibit E

                                    EXHIBIT E

                     FORM OF SECURITY RELEASE CERTIFICATION

                                                      ___________________, _____

________________________
________________________
________________________

Attention:   ___________________________
             ___________________________

             Re: Notice of Sale and Release of Collateral

Dear Sirs:

          This letter serves as notice that Rose Mortgage, Inc. a corporation, organized pursuant to the laws of the State of New Jersey (the "Company") has committed to sell to IXIS Real Estate Capital Inc. under a Third Amended and
Restated Mortgage Loan Purchase and Warranties Agreement, dated as of August 1,
2006, certain mortgage loans originated by the Company. The Company warrants that the mortgage loans to be sold to IXIS Real Estate Capital Inc. are in addition to and beyond any collateral required to secure advances made by you to the Company.

          The Company acknowledges that the mortgage loans to be sold to IXIS
Real Estate Capital Inc. shall not be used as additional or substitute collateral for advances made by [____________]. IXIS Real Estate Capital Inc.
understands that the balance of the Company's mortgage loan portfolio may be used as collateral or additional collateral for advances made by [___________], and confirms that it has no interest therein.

                                      E-1

          Execution of this letter by [___________] shall constitute a full and complete release of any security interest, claim, or lien which [___________]
may have against the mortgage loans to be sold to IXIS Real Estate Capital Inc.

                                       Very truly yours,

                                       By:
                                           -------------------------------------
                                       Name:
                                             -----------------------------------
                                       Title:
                                              ----------------------------------
                                       Date:
                                            ------------------------------------

Acknowledged and approved:

--------------------------

By:
    -----------------------------------
Name:
      ---------------------------------
Title:
       --------------------------------
Date:
      ---------------------------------

                                      E-2

                                                                       Exhibit F

                                    EXHIBIT F

                     FORM OF SECURITY RELEASE CERTIFICATION

                         I. Release of Security Interest

          The financial institution named below hereby relinquishes any and all right, title and interest it may have in all Mortgage Loans to be purchased by
IXIS Real Estate Capital Inc. from the Company named below pursuant to that certain Third Amended and Restated Mortgage Loan Purchase and Warranties
Agreement, dated as of August 1, 2006, and certifies that all notes, mortgages, assignments and other documents in its possession relating to such Mortgage
Loans have been delivered and released to the Company named below or its designees, as of the date and time of the sale of such Mortgage Loans to IXIS
Real Estate Capital Inc.

Name and Address of Financial Institution

---------------------------------------
          (Name)

---------------------------------------
          (Address)

By:
    -----------------------------------

                                      F-1

                          II. Certification of Release

          The Company named below hereby certifies to IXIS Real Estate Capital
Inc. that, as of the date and time of the sale of the above-mentioned Mortgage
Loans to IXIS Real Estate Capital Inc. the security interests in the Mortgage
Loans released by the above-named financial institution comprise all security interests relating to or affecting any and all such Mortgage Loans. The Company warrants that, as of such time, there are and will be no other security interests affecting any or all of such Mortgage Loans.

                                       ___________________________

                                       By:
                                           -------------------------------------
                                       Title:
                                              ----------------------------------
                                       Date:
                                             -----------------------------------

                                      F-2

                                                                       Exhibit G

                                    EXHIBIT G

                                   [RESERVED]

                                      G-1

                                                                       Exhibit H

                                    EXHIBIT H

                   FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT

          On this ___ day of __________, ____, Rose Mortgage, Inc. ("Seller"),
as (i) the Seller under that certain Purchase Price and Terms Agreement, dated as of May [__], 2005 (the "PPTA"), (ii) the Seller under that certain Third
Amended and Restated Mortgage Loan Purchase and Warranties Agreement, dated as of August 1, 2006 (the "Purchase Agreement") and (iii) the Seller/Interim
Servicer under that certain Amended and Restated Interim Servicing Agreement, dated as of November 1, 2005 (the "Interim Servicing Agreement" and, together with the PPTA and the Purchase Agreement, the "Agreements") does hereby sell, transfer, assign, set over and convey to IXIS Real Estate Capital Inc.
("Purchaser") as the Purchaser under the Agreements, without recourse, but subject to the terms of the Agreements, all right, title and interest of, in and to the Mortgage Loans listed on the Mortgage Loan Schedule attached hereto as
Exhibit A (the "Mortgage Loans"), together with the Mortgage Files and all rights and obligations arising under the documents contained therein. Each
Mortgage Loan subject to the Agreements was underwritten in accordance with, and conforms to, the Underwriting Guidelines attached hereto as Exhibit C. Pursuant to Section 6 of the Purchase Agreement, the Seller has delivered to the
Custodian the documents for each Mortgage Loan to be purchased as set forth in the Purchase Agreement. The contents of each Servicing File required to be retained by Rose Mortgage, Inc. ("Interim Servicer") to service the Mortgage
Loans pursuant to the Interim Servicing Agreement and thus not delivered to the
Purchaser are and shall be held in trust by the Seller in its capacity as
Interim Servicer for the benefit of the Purchaser as the owner thereof. The
Interim Servicer's possession of any portion of the Servicing File is at the will of the Purchaser for the sole purpose of facilitating servicing of the related Mortgage Loan pursuant to the Interim Servicing Agreement, and such retention and possession by the Interim Servicer shall be in a custodial capacity only. The ownership of each Mortgage Note, Mortgage, the Servicing
Rights and the contents of the Mortgage File and Servicing File is vested in the
Purchaser and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the
Seller or the Interim Servicer shall immediately vest in the Purchaser and shall be retained and maintained, in trust, by the Seller at the will of the Purchaser in such custodial capacity only.

          The Mortgage Loan Package characteristics of the Mortgage Loans subject hereto are set forth on Exhibit B hereto.

          In accordance with Section 6 of the Purchase Agreement, the Purchaser accepts the Mortgage Loans listed on Exhibit A attached hereto. Notwithstanding the foregoing the Purchaser does not waive any rights or remedies it may have under the Agreements.

          Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.

                            [SIGNATURE PAGE FOLLOWS]

                                      H-1

                                        ROSE MORTGAGE, INC.

                                        By:
                                            ------------------------------------

                                        Name:
                                              ----------------------------------

                                        Title:
                                               ---------------------------------

Accepted and Agreed:

IXIS REAL ESTATE CAPITAL INC.

By:
     --------------------------------

Name:
      -------------------------------

Title:
       ------------------------------

By:
     --------------------------------

Name:
     --------------------------------

Title:
      -------------------------------

                                      H-2

                                    EXHIBIT A
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                               THE MORTGAGE LOANS

                                      H-3

                                    EXHIBIT B
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE POOL CHARACTERISTICS OF EACH
                             MORTGAGE LOAN PACKAGE

          Pool Characteristics of the Mortgage Loan Package as delivered on the related Closing Date:

          No Mortgage Loan has: (1) an outstanding principal balance less than
$_________; (2) an origination date earlier than _ months prior to the related
Cut-off Date; (3) a CLTV of greater than _____%; (4) a FICO Score of less than
___; or (5) a debt-to-income ratio of more than __%. Each First Lien Loan has a
Mortgage Interest Rate of at least ___% per annum and an outstanding principal balance less than $_________. Each Second Lien Loan has a Mortgage Interest Rate
of at least ______% per annum and an outstanding principal balance less than
$________. Each Adjustable Rate Mortgage Loan has an Index of [_______].

                                      H-4

                                    EXHIBIT C
                     TO ASSIGNMENT AND CONVEYANCE AGREEMENT

                             UNDERWRITING GUIDELINES

                                      H-5

                                    EXHIBIT I

                        SELLER'S UNDERWRITING GUIDELINES

                                       I-1

                                    EXHIBIT J

                  FORM OF ASSIGNMENT AND RECOGNITION AGREEMENT

          THIS ASSIGNMENT AND RECOGNITION AGREEMENT, dated [____________ __,
20__] ("Agreement"), among IXIS Real Estate Capital Inc. ("Assignor"),
[____________________] ("Assignee") and Rose Mortgage, Inc. (the "Company"):

          For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Assignment and Conveyance

          1. The Assignor hereby conveys, sells, grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on the schedule (the "Mortgage Loan Schedule") attached hereto as Exhibit A (the
"Mortgage Loans") and (b) except as described below, that certain Third Amended and Restated Mortgage Loan Purchase and Warranties Agreement (the "Purchase
Agreement"), dated as of August 1, 2006, between the Assignor, as purchaser (the
"Purchaser"), and the Company, as seller, solely insofar as the Purchase
Agreement relates to the Mortgage Loans.

          The Assignor specifically reserves and does not assign to the Assignee hereunder (i) any and all right, title and interest in, to and under and any obligations of the Assignor with respect to any mortgage loans subject to the
Purchase Agreement which are not the Mortgage Loans set forth on the Mortgage
Loan Schedule and are not the subject of this Agreement or (ii) the rights of the Purchaser under Section 9.04 of the Purchase Agreement.

Recognition of the Company

          2. From and after the date hereof (the "Securitization Closing Date"), the Company shall and does hereby recognize that the Assignee will transfer the
Mortgage Loans and assign its rights under the Purchase Agreement (solely to the extent set forth herein) and this Agreement to [__________________] (the
"Trust") created pursuant to a Pooling and Servicing Agreement, dated as of
[______], 200__ (the "Pooling Agreement"), among the Assignee, the Assignor,
[___________________], as trustee (including its successors in interest and any successor trustees under the Pooling Agreement, the "Trustee"),
[____________________], as servicer (including its successors in interest and any successor servicer under the Pooling Agreement, the "Servicer"). The Company hereby acknowledges and agrees that from and after the date hereof (i) the Trust will be the owner of the Mortgage Loans, (ii) the Company shall look solely to the Trust for performance of any obligations of the Assignor insofar as they relate to the Mortgage Loans, (iii) the Trust (including the Trustee and the
Servicer acting on the Trust's behalf) shall have all the rights and remedies available to the Assignor, insofar as they relate to the Mortgage Loans, under the Purchase Agreement, including, without limitation, the enforcement of the document delivery requirements set forth in Section 6 of the Purchase Agreement, and shall be entitled to enforce all of the obligations of the Company thereunder

                                      J-1

insofar as they relate to the Mortgage Loans, and (iv) all references to the Purchaser, the Custodian or the Bailee under the Purchase Agreement insofar as they relate to the Mortgage Loans, shall be deemed to refer to the
Trust (including the Trustee and the Servicer acting on the Trust's behalf).
Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase
Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans or the Company's performance under the Purchase
Agreement with respect to the Mortgage Loans without the prior written consent of the Trustee.

Representations and Warranties of the Company

          3. The Company warrants and represents to the Assignor, the Assignee and the Trust as of the date hereof that:

     (a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

     (b) The Company has full power and authority to execute, deliver and perform its obligations under this Agreement and has full power and authority to perform its obligations under the Purchase Agreement. The execution by the Company of this Agreement is in the ordinary course of the
     Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company's charter or bylaws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action on part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

     (c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement; and

     (d) There is no action, suit, proceeding or investigation pending or threatened against the Company, before any court, administrative agency or other tribunal, which would draw into question the validity of this
     Agreement or the Purchase Agreement, or which, either in any one instance or in the aggregate, would result in any material adverse change in the ability of the Company to perform its obligations under this Agreement or the Purchase Agreement, and the Company is solvent.

                                       J-2

          4. Pursuant to Section 13 of the Purchase Agreement, the Company
hereby represents and warrants, for the benefit of the Assignor, the Assignee and the Trust, that the representations and warranties set forth in Section 9.02 of the Purchase Agreement are true and correct as of the date hereof as if such representations and warranties were made on the date hereof unless otherwise specifically stated in such representations and warranties.

Remedies for Breach of Representations and Warranties

          5. The Company hereby acknowledges and agrees that the remedies available to the Assignor, the Assignee and the Trust (including the Trustee and the Servicer acting on the Trust's behalf) in connection with any breach of the representations and warranties made by the Company set forth in Sections 3 and 4 hereof shall be as set forth in Subsection 9.03 of the Purchase Agreement as if they were set forth herein (including without limitation the repurchase and indemnity obligations set forth therein).

Miscellaneous

          6. This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

          7. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced, with the prior written consent of the Trustee.

          8. This Agreement shall inure to the benefit of (i) the successors and assigns of the parties hereto and (ii) the Trust (including the Trustee and the
Servicer acting on the Trust's behalf). Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

          9. Each of this Agreement and the Purchase Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Purchase Agreement
(to the extent assigned hereunder) by Assignor to Assignee and by Assignee to the Trust and nothing contained herein shall supersede or amend the terms of the
Purchase Agreement.

          10. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

          11. In the event that any provision of this Agreement conflicts with any provision of the Purchase Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

          12. Capitalized terms used in this Agreement (including the exhibits hereto) but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement.

                                       J-3

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                        ROSE MORTGAGE, INC.

                                        By:
                                            ------------------------------------
                                            Name:
                                                  ------------------------------
                                            Its:
                                                 -------------------------------

                                        IXIS REAL ESTATE CAPITAL INC.

                                        By:
                                            ------------------------------------
                                            Name:
                                                  ------------------------------
                                            Its:
                                                 -------------------------------

                                        By:
                                            ------------------------------------
                                            Name:
                                                  ------------------------------
                                            Its:
                                                 -------------------------------

                                        [___________________________]

                                        By:
                                            ------------------------------------
                                            Name:
                                                  ------------------------------
                                            Its:
                                                 -------------------------------

                                       J-4

                EXHIBIT A TO ASSIGNMENT AND RECOGNITION AGREEMENT

                             MORTGAGE LOAN SCHEDULE

                                       J-5

                                    EXHIBIT K

               FORM OF INDEMNIFICATION AND CONTRIBUTION AGREEMENT

          This INDEMNIFICATION AND CONTRIBUTION AGREEMENT ("Agreement"), dated as of [_______], 200_, between IXIS Real Estate Capital Inc., a New York corporation ("IXIS"), and Rose Mortgage, Inc., a [_______________] (the
"Seller").

          WHEREAS, [________________] (the "Depositor"), is acting as depositor and registrant with respect to the Prospectus, dated [________________], and the
Prospectus Supplement to the Prospectus, [________________] (the "Prospectus
Supplement"), relating to [________________] Certificates (the "Certificates")
to be issued pursuant to a Pooling and Servicing Agreement, dated as of
[________________] (the "P&S"), among the Depositor, as depositor,
[________________], as servicer (the "Servicer"), and [________________], as trustee (the "Trustee");

          WHEREAS, as an inducement to the Depositor to enter into the P&S, and
[____________________] (the "Underwriter[s]") to enter into the Underwriting
Agreement, dated [____________________] (the "Underwriting Agreement") between the Depositor and the Underwriter[s], Seller has agreed to provide for indemnification and contribution on the terms and conditions hereinafter set forth;

          WHEREAS, IXIS purchased from Seller certain of the Mortgage Loans underlying the Certificates (the "Mortgage Loans") from Seller pursuant to a
Third Amended and Restated Mortgage Loan Purchase and Warranties Agreement,
dated as of August 1, 2006 (the "Purchase Agreement"), by and between IXIS and
Seller; and

          WHEREAS, pursuant to Section 13 of the Purchase Agreement, Seller has agreed to indemnify IXIS, the Depositor, the Underwriter[s] and their respective affiliates, present and former directors, officers, employees and agents.

          NOW THEREFORE, in consideration of the agreements contained herein, and other valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and IXIS agree as follows:

          1. Indemnification and Contribution.

          (a) Seller [and Initial Servicer] agrees to indemnify and hold harmless IXIS, the Depositor, the Underwriter[s] and their respective affiliates, present and former directors, officers, employees and agents and each person, if any, who controls IXIS, the Depositor, the Underwriter[s] or such affiliate within the meaning of either Section 15 of the Securities Act of
1933, as amended (the "1933 Act"), or Section 20 of the Securities Exchange Act
of 1934, as amended (the "1934 Act"), against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the 1933 Act, the 1934 Act or

                                       K-1

other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based in whole or in part upon any untrue statement or alleged untrue statement of a material fact contained in the Prospectus
Supplement or in the Comp Materials or any omission or alleged omission to state in the Prospectus Supplement or in the Comp Materials a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any such untrue statement or omission or alleged untrue statement or alleged omission made in any amendment of or supplement to the Prospectus Supplement or the Comp
Materials and agrees to reimburse IXIS, the Depositor, the Underwriter[s] or such affiliates and each such officer, director, employee, agent and controlling person promptly upon demand for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that Seller [and Initial Servicer]
shall be liable in any such case only to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with the Seller Information [and Initial
Servicer]. The foregoing indemnity agreement is in addition to any liability which Seller [and Initial Servicer] may otherwise have to IXIS, the Depositor, the Underwriter[s] its affiliates or any such director, officer, employee, agent or controlling person of IXIS, the Depositor, the Underwriter[s] or their respective affiliates.

          As used herein:

          "Seller Information" means any information relating to Seller, the
Mortgage Loans and/or the underwriting guidelines [and/or servicing guidelines]
relating to the Mortgage Loans set forth in the Prospectus Supplement or the
Comp Materials [and static pool information regarding mortgage loans originated or acquired by the Seller [and included in the Prospectus Supplement, the
Offering Circular or the Comp Materials] [incorporated by reference from the website located at [_______]].

          The terms "Collateral Term Sheet" and "Structural Term Sheet" shall have the respective meanings assigned to them in the February 13, 1995 letter
(the "PSA Letter") of Cleary, Gottlieb, Steen & Hamilton on behalf of the Public
Securities Association (which letter, and the SEC staff's response thereto, were publicly available February 17, 1995). The term "Collateral Term Sheet" as used herein includes any subsequent Collateral Term Sheet that reflects a substantive change in the information presented. The term "Computational Materials" has the meaning assigned to it in the May 17, 1994 letter (the "Kidder letter" and, together with the PSA Letter, the "No-Action Letters") of Brown & Wood on behalf of Kidder, Peabody & Co., Inc. (which letter, and the SEC staff's response thereto, were publicly available May 20, 1994). The term "Comp Materials" as used herein means collectively Collateral Term Sheets, Structural Term Sheet and
Computational Materials relating to the Certificates or the transaction contemplated by the Prospectus Supplement.

          ["Servicer Information" means any information relating to Initial
Servicer, the Mortgage Loans and/or the servicing guidelines relating to the
Mortgage Loans set forth in the Prospectus Supplement or the Comp Materials [and
static pool information regarding mortgage loans originated or acquired by the
Initial Servicer [and included in the Prospectus Supplement,

                                       K-2

the Offering Circular or the Comp Materials] [incorporated by reference from the website located at [______________]].]

          (b) Promptly after receipt by any indemnified party under this
Section 1 of notice of any claim or the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 1, notify the indemnifying party in writing of the claim or the commencement of that action; provided, however, that the failure to notify an indemnifying party shall not relieve it from any liability which it may have under this Section 1 except to the extent it has been materially prejudiced by such failure; and provided, further, however, that the failure to notify any indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under this
Section 1.

          If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, except as provided in the following paragraph, the indemnifying party shall not be liable to the indemnified party under this Section 1 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation.

          Any indemnified party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless: (i) the employment thereof has been specifically authorized by the indemnifying party in writing; (ii) such indemnified party shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party and in the reasonable judgment of such counsel it is necessary or appropriate for such indemnified party to employ separate counsel;
or (iii) the indemnifying party has failed to assume the defense of such action and employ counsel reasonably satisfactory to the indemnified party, in which case, if such indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party, it being understood, however, the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to local counsel) at any time for all such indemnified parties.

          Each indemnified party, as a condition of the indemnity agreements contained in this Section 1, shall cooperate with the indemnifying party in the defense of any such action or claim. No indemnifying party shall be liable for any settlement of any such action effected without its written consent (which consent shall not be unreasonably withheld), but if settled with its written consent or if there be a final judgment for the plaintiff in any such action, the

                                       K-3

indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment.

          Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for reasonable fees and expenses of counsel, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement.

          (c) If the indemnification provided for in this Section 1 is unavailable to an indemnified party, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities, in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, respectively, in connection with the statements or omissions that result in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of the indemnified party and indemnifying party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission and any other equitable considerations.

          (d) The indemnity and contribution agreements contained in this
Section 1 and the representations and warranties set forth in Section 2 shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by IXIS, the Depositor, the
Underwriter[s] their respective affiliates, directors, officers, employees or agents or any person controlling IXIS, the Depositor, the Underwriter[s] or any such affiliate and (iii) acceptance of and payment for any of the Offered
Certificates.

          2. Representations and Warranties. Seller [and Initial Servicer]
represents and warrants that:

          (i) Seller [and Initial Servicer] is validly existing and in good standing under the laws of its jurisdiction of formation or incorporation, as applicable, and has full power and authority to own its assets and to transact the business in which it is currently engaged. Seller [and Initial
     Servicer] is duly qualified to do business and is in good standing in each jurisdiction in which the character of the business transacted by it or any properties owned or leased by it requires such qualification and in which the failure so to qualify would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of
     Seller [and Initial Servicer];

          (ii) Seller [and Initial Servicer] is not required to obtain the consent of any other person or any consent, license, approval or authorization from, or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Agreement;

                                       K-4

          (iii) the execution, delivery and performance of this Agreement by
     Seller [and Initial Servicer] will not violate any provision of any existing law or regulation or any order decree of any court applicable to
     Seller [and Initial Servicer] or any provision of the charter or bylaws of
     Seller [and Initial Servicer], or constitute a material breach of any mortgage, indenture, contract or other agreement to which Seller [and
     Initial Servicer] is a party or by which it may be bound;

          (iv) (a) no proceeding of or before any court, tribunal or governmental body is currently pending or, (b) to the knowledge of Seller
     [and Initial Servicer], threatened against Seller [and Initial Servicer] or any of its properties or with respect to this Agreement or the Offered
     Certificates, in either case, which would have a material adverse effect on the business, properties, assets or condition (financial or otherwise) of
     Seller [and Initial Servicer];

          (v) Seller [and Initial Servicer] has full power and authority to make, execute, deliver and perform this Agreement and all of the transactions contemplated hereunder, and has taken all necessary corporate action to authorize the execution, delivery and performance of this
     Agreement. When executed and delivered, this Agreement will constitute the legal, valid and binding obligation of each of Seller [and Initial
     Servicer] enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors'
     rights generally, by the availability of equitable remedies, and by limitations of public policy under applicable securities law as to rights of indemnity and contribution thereunder; and

          (vi) this Agreement has been duly executed and delivered by Seller
     [and Initial Servicer].

          3. Notices. All communications hereunder will be in writing and effective only on receipt, and, if sent to Seller [and Initial Servicer], will be mailed, delivered or telegraphed and confirmed to Rose Mortgage, Inc., 1160
Parsippany Boulevard, 2nd Floor, Parsippany, New Jersey 07054, Attention:
Director, Secondary Mortgage; or, if sent to IXIS, will be mailed, delivered or telegraphed and confirmed to IXIS Real Estate Capital Inc., 9 West 57th Street,
New York, New York 10019, Attention: General Counsel.

          4. Miscellaneous. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws provisions thereof. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns and the controlling persons referred to herein, and no other person shall have any right or obligation hereunder. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be considered an original, and all such counterparts shall constitute one and the same instrument. Capitalized terms used but not defined herein shall have the meanings provided in the P&S.

                                       K-5

                  [Remainder of Page Intentionally Left Blank]

                                       K-6

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers hereunto duly authorized, this
__th day of [_____________].

                                        IXIS REAL ESTATE CAPITAL INC.

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                        ROSE MORTGAGE, INC.

                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                       K-7

                                   EXHIBIT 00

                           SEBRING PURCHASE AGREEMENT

                                      OO-1